Form 10-K405, Exhibit 13
period 1998-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 1999-03-31
CIK 1051512

--------------------------------------------------------------------------------
Selected Consolidated Financial Data                                           1
--------------------------------------------------------------------------------


YEAR ENDED OR AT DECEMBER 31,                                 1998          1997          1996          1995          1994
---------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues                                      $1,805,725    $1,370,541    $1,075,127    $  835,157    $  633,971
Operating (Loss) Income from Ongoing Operations             (9,498)       33,135       190,015       140,995       108,991
Gain on Sale of Cellular and Other Investments             262,698        41,438       138,735        86,625         7,457
Net Income (Loss) Available to Common                       62,757       (11,441)      126,182       101,469        57,362
   From Operations                                         (71,805)      (27,355)       61,710        60,819        51,598
   From Gains                                           $  134,562    $   15,914    $   64,472    $   40,650    $    5,764
Weighted Average Shares Outstanding (000s)                  60,982        60,211        60,464        57,456        53,295
Basic Earnings per Share                                $     1.03    $     (.19)   $     2.09    $     1.77    $     1.08
Diluted Earnings per Share                              $     1.03    $     (.19)   $     2.07    $     1.74    $     1.06
Pretax Profit on Revenues                                      7.4%          1.4%         23.4%         22.2%         16.0%
Effective Income Tax Rate                                     51.8%         N/M           49.1%         43.8%         40.2%
Dividends per Common
   and Series A Common Share                            $      .44    $      .42    $      .40    $      .38    $      .36

Cash and Cash Equivalents
   and Temporary Investments                            $   60,424    $   75,567    $  119,297    $   80,851    $   44,566
Working Capital                                           (217,940)     (496,302)     (161,619)     (153,681)     (148,474)
Property, Plant and Equipment (Net)                      2,672,589     2,543,959     1,873,208     1,315,114     1,077,613
Total Assets                                             5,527,545     4,971,601     4,200,969     3,469,082     2,790,127
Notes Payable                                              170,889       527,587       160,537       184,320        98,608
Long-term Debt (including current portion)               1,569,042     1,279,034     1,018,851       894,584       562,165
Common Stockholders' Equity                              2,237,908     1,968,119     2,032,941     1,684,365     1,473,038
Capital Expenditures                                    $  558,332    $  786,317    $  550,204    $  359,996    $  319,701
Current Ratio                                                   .7            .5            .7            .6            .5
Common Equity per Share                                 $    36.12    $    32.06    $    33.23    $    29.01    $    26.85
Return on Equity                                               3.0%          (.6%)         6.8%          6.4%          4.3%
---------------------------------------------------------------------------------------------------------------------------

N/M - NOT MEANINGFUL

--------------------------------------------------------------------------------
2                  Management's Discussion and Analysis of Results of Operations
                                                         and Financial Condition
--------------------------------------------------------------------------------


TELEPHONE AND DATA SYSTEMS, INC. ("TDS" or the "Company") is a diversified telecommunications company which provided high-quality telecommunications services to approximately 3.0 million cellular telephone, telephone and personal communications services ("PCS") customers in 35 states at December 31, 1998. The Company conducts substantially all of its cellular telephone operations through its 81.0%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular"), its telephone operations through its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom") and its PCS operations through its 82.3%-owned subsidiary, Aerial Communications, Inc.("Aerial"). In December 1998, TDS announced the withdrawal of its offers to exchange tracking stocks for the outstanding Common Shares of U.S. Cellular and Aerial which it did not own. TDS also announced that it was pursuing a tax-free spin-off of its 82.3% interest in Aerial, as well as reviewing other alternatives. See Liquidity and
Note 1--Corporate Restructuring of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

The TDS results of operations in 1998 and 1997 reflect the rapid growth of U.S. Cellular's operations, the steady growth of TDS Telecom operations, and Aerial's developing operations. Revenues increased 32% in 1998 and 27% in 1997 as customer units grew by 29% and 51%, respectively. Operating expenses increased 36% in 1998 and 51% in 1997 reflecting the growth in operations as well as the start-up of Aerial's operations in 1997. Aerial's operating losses have offset improvements in U.S. Cellular's operations and was the primary factor that caused operating income to decrease by $18.7 million in 1998 and $155.6 million in 1997. The Company has sold various majority and minority cellular interests and certain other investments during the last few years resulting in significant gains, particularly in 1998 and 1996. Investment and other income increased $192.0 million in 1998 primarily as a result of a $221.3 million increase in such gains. Interest expense and trust preferred securities distributions increased $36.6 million and $22.0 million, respectively, in 1998 reflecting the sale of debt and trust preferred securities in 1998, 1997 and 1996.

     Net income available to common and diluted earnings per share totaled $62.8 million, or $1.03 per share, in 1998 compared to a net loss of $11.4 million, or $.19 per share, in 1997 and net income of $126.2 million, or $2.07 per share, in 1996. Net income available to common was significantly affected by gains from the sale of cellular interests and other investments and losses from the start-up and launch of service in Aerial's markets. Gains increased net income available to common by $134.6 million, or $2.21 per share, in 1998, $15.9 million, or $.26 per share, in 1997 and $64.5 million, or $1.05 per share, in 1996. Aerial losses decreased net income available to common by $181.1 million, or $2.97 per share, in 1998, $129.4 million, or $2.15 per share, in 1997 and $15.3 million, or $.25 per share, in 1996. Net income available to common and diluted earnings per share, excluding gains and Aerial losses, totaled $109.3 million, or $1.79 per share, in 1998 compared to $102.1 million, or $1.70 per share, in 1997 and $77.0 million, or $1.27 per share, in 1996.

     The table below summarizes the effects of the business segments operations and gains (along with the related impact of income taxes and minority interest) on net income (loss) available to common and diluted earnings per share.

YEAR ENDED DECEMBER 31,                      1998        1997        1996
---------------------------------------------------------------------------
(DOLLARS IN MILLIONS,
EXCEPT PER SHARE AMOUNTS)
Net Income (Loss) Available to Common
  U.S. Cellular                            $ 72.0      $ 77.1     $  43.2
  TDS Telecom                                41.7        54.5        62.5
  Aerial                                   (181.1)     (129.4)      (15.3)
  Parent and Other                           (4.4)      (29.5)      (28.7)
  Gains                                     134.6        15.9        64.5
                                           --------------------------------
                                           $ 62.8      $(11.4)    $ 126.2
                                           --------------------------------

Diluted Earnings Per Share
  U.S. Cellular                            $ 1.18      $ 1.28     $   .71
  TDS Telecom                                 .68         .91        1.03
  Aerial                                    (2.97)      (2.15)       (.25)
  Parent and Other                           (.07)       (.49)       (.47)
  Gains                                      2.21         .26        1.05
                                           --------------------------------
                                           $ 1.03      $ (.19)    $  2.07
---------------------------------------------------------------------------

   U.S. Cellular's net income to common, excluding gains, decreased in 1998 primarily as a result of decreased investment income and increased interest and income tax expense offset somewhat by increased operating income due to rapid customer growth. The decline in net income to common at TDS Telecom was a result of slower growth in telephone operations and increased losses from new business ventures. The increase in net loss at Aerial in 1998 was primarily a result of efforts to expand the customer base. The increase in net income to common from Parent and Other in 1998 related primarily to income tax benefits. Management expects a significant reduction in gains in 1999 which may cause net income to be lower. However, management expects U.S. Cellular's and TDS Telecom's net income to grow as U.S. Cellular adds more customers and as TDS Telecom's competitive local exchange carrier ("CLEC") operations add more customers. TDS Telecom's net income was reduced in 1998 as a result of the costs to exit the LAN wiring business.

   OPERATING REVENUES increased 32% ($435.2 million) during 1998 and 27% ($295.4 million) during 1997 reflecting primarily growth in customer units offset somewhat by reductions in average service revenue per customer at U.S. Cellular and Aerial. Customer units increased 29% in 1998 and 51% in 1997.

YEAR ENDED DECEMBER 31,                  1998         1997          1996
-----------------------------------------------------------------------------
Customer Units
  U.S. Cellular                       2,183,000     1,710,000     1,073,000
  TDS Telecom                           547,500       515,500       484,500
  Aerial                                311,900       125,000           --
                                      ---------------------------------------
                                      3,042,400     2,350,500     1,557,500
-----------------------------------------------------------------------------


   U.S. Cellular revenues increased $285.5 million in 1998 and $196.9 million in 1997 on 28% and 59% increases in customer units and 12% and 13% increases in inbound roaming revenues, respectively. Aerial revenues increased $99.2 million in 1998 and totaled $56.0 million in 1997 reflecting the growth in customer units. TDS Telecom revenues increased $50.5 million in 1998 and $42.6 million in 1997 as a result of recovery of increased costs of providing long-distance services, internal access line growth, increased network usage and growth in new business ventures.

   U.S. Cellular contributed 64% of consolidated revenue in 1998 compared to 64% in 1997 and 63% in 1996. TDS Telecom contributed 27%, 32% and 37%, respectively, of consolidated revenue in 1998, 1997 and 1996. Aerial contributed 9% and 4% of consolidated revenue in 1998 and 1997, respectively.

     OPERATING EXPENSES rose 36% ($477.8 million) in 1998 and 51% ($452.3 million) in 1997. U.S. Cellular operating expenses increased $239.0 million during 1998 and $154.7 million during 1997 due to the expansion of the customer base as well as the provision of service to the larger customer base. Aerial's operating expenses increased $182.6 million in 1998 and totaled $252.5 million in 1997 reflecting expenses to develop its markets and add customers. TDS Telecom operating expenses increased $56.2 million during 1998 and $45.1 million during 1997 due to growth in telephone operations and the development and start-up of new business ventures.

     OPERATING INCOME (LOSS) totaled a loss of $20.9 million in 1998, a loss of $2.2 million in 1997 and income of $153.4 million in 1996 reflecting significant increases in losses at Aerial offset somewhat by strong growth at U.S. Cellular.

YEAR ENDED DECEMBER 31,                  1998         1997         1996
-------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Operating Income (Loss)
  U.S. Cellular                     $ 176,075    $ 129,543    $  87,366
  TDS Telecom                          94,412      100,143      102,649
  Aerial                             (279,985)    (196,551)          --
                                    -------------------------------------
                                       (9,498)      33,135      190,015
  American Paging
   Operating (Loss)                   (11,406)     (35,307)     (36,626)
                                    -------------------------------------
                                    $ (20,904)   $  (2,172)   $ 153,389
-------------------------------------------------------------------------

     U.S. Cellular's operating income increased 36% ($46.5 million) in 1998 and 48% ($42.2 million) in 1997 reflecting the increase in customers and revenues. U.S. Cellular's operating margin, as a percent of service revenues, has increased steadily to 15.7% in 1998 from 15.2% in 1997 and 13.2% in 1996. TDS Telecom's operating income decreased $5.7 million in 1998 and $2.5 million in 1997. The decrease in TDS Telecom's operating income primarily reflects CLEC start-up losses. TDS Telecom's operating margin continued its decline to 19.3% in 1998 from 22.9% in 1997 and 26.0% in 1996 due primarily to the impact of CLEC start-up losses. Continued pressure on revenue streams, slightly higher operating costs, improvements to the telephone network, expenditures to develop programs which are aimed at improving customer satisfaction and resale of lower-margin services also contributed to the decline in operating margin. Aerial's operating loss totaled $280.0 million in 1998 and $196.6 million in 1997, reflecting the costs associated with launching service and developing a customer base in its markets.

     TDS contributed substantially all of the assets and certain limited liabilities of American Paging Inc. ("American Paging") to TSR Wireless Holdings, LLC ("TSR Wireless") effective March 31, 1998. American Paging's revenues were netted against its expenses for the periods presented with the resulting operating loss reported as American Paging Operating (Loss). American Paging's operating revenues totaled $17.8 million and operating expenses totaled $29.2 million for the three month period ended March 31, 1998. American Paging's operating revenues totaled $94.4 million and $104.2 million in 1997 and 1996, respectively, and operating expenses totaled $129.7 million and $140.8 million, respectively. TDS incurred $8.7 million in expenses related to severance pay, legal expenses, investment banker fees, etc. to exit the paging business in 1998. Beginning April 1, 1998, TDS followed the equity method of accounting for its 30%

interest in TSR Wireless and reported these results as a component of Investment income. TDS's portion of TSR Wireless' results of operations and the amortization of costs in excess of the underlying book value decreased income $11.8 million.

     INVESTMENT AND OTHER INCOME (EXPENSE) totaled $304.5 million in 1998, $112.4 million in 1997 and $141.2 million in 1996. Investment and other income (expense) includes interest and dividend income, investment income, gain on sale of cellular and other investments, PCS development costs, other (expense) income, net and minority share of (loss) income.

     INVESTMENT INCOME, the Company's share of income from investments in which the Company has a minority interest and follows the equity method of accounting, primarily cellular investments, decreased 50% ($40.5 million) in 1998 and increased 39% ($22.7 million) in 1997. Investment income decreased in 1998 as a result of the sale of certain cellular minority interests to AirTouch Communications, Inc. ("AirTouch") in 1998 and the transfer of certain cellular minority interests to BellSouth Corporation ("BellSouth") in the fourth quarter of 1997. See Financial Resources--Acquisitions, Exchanges and Sales.

     GAIN ON SALE OF CELLULAR AND OTHER INVESTMENTS totaled $262.7 million in 1998, $41.4 million in 1997 and $138.7 million in 1996. TDS sold various majority and minority cellular interests and other investments in the past few years resulting in the recognition of gains.

     PCS DEVELOPMENT COSTS totaled $21.6 million in 1997 and $43.9 million in 1996. Expenses incurred by Aerial prior to the launch of operations in March 1997, primarily to recruit an experienced management team, develop and execute a business plan, raise capital and design and construct its PCS networks, were reported in Investment and Other Income (Expense). Revenues and expenses incurred subsequent to the launch of service are included as a component of operating income.

     OTHER (EXPENSE) INCOME, NET for the year 1998 includes additional expenses relating to the corporate restructuring ($10.6 million), a LAN wiring business and the cost to exit this business ($11.9 million), and costs to exit the paging business ($8.7 million).

     MINORITY SHARE OF (LOSS) INCOME includes U.S. Cellular's, Aerial's and American Paging's minority public shareholders' share of net income or loss and the minority shareholders' or partners' share of subsidiaries' net income or loss. The change in 1998 and 1997 is primarily related to increased Aerial losses allocated to its minority shareholders. A minority investor paid $200 million in 1998 for approximately a 19% interest in a subsidiary of Aerial. Minority public shareholders of American Paging were not allocated losses since 1996 because American Paging's shareholders' equity was negative.

YEAR ENDED DECEMBER 31,                         1998        1997       1996
------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Minority Share of (Income) Loss
  U.S. Cellular
   Minority Public
     Shareholders' Share                     $(41,083)  $(21,264)  $(25,179)
   Subsidiaries' Minority
     Shareholders' or
     Partners' Share                           (6,039)   (12,298)   (13,743)
                                             ---------------------------------
                                              (47,122)   (33,562)   (38,922)
                                             ---------------------------------
  Aerial
   Minority Public
     Shareholders' Share                       52,354     43,038      4,944
   Subsidiary's Minority
     Shareholders' Share                       23,620         --         --
                                             ---------------------------------
                                               75,974     43,038      4,944
  American Paging                                  --        --       6,368
  Telephone Subsidiaries
   and Other                                     (339)   (1,160)      1,294
                                             ---------------------------------
                                             $ 28,513   $ 8,316    $(26,316)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

     INTEREST EXPENSE increased 41% ($36.6 million) in 1998 and 113% ($48.4 million) in 1997. Interest expense increased in 1998 due primarily to larger long-term debt balances from U.S. Cellular's sale of debt in 1997, Aerial's vendor financing and issuance of zero coupon notes in 1998, TDS's sale of notes in 1998 ($27.6 million), and smaller amounts of capitalized interest ($10.9 million) offset somewhat by decreased short-term debt balances ($2.2 million). Interest expense increased in 1997 due primarily to additional interest expense from larger short-term debt balances ($19.6 million), a smaller amount of capitalized interest ($16.6 million) and additional interest expense from U.S. Cellular's sale of debt in 1997 and Aerial's zero coupon notes issued in late 1996 ($11.7 million).

     TDS and Aerial capitalized interest totaling $132,000 in 1998, $11.0 million in 1997 and $27.6 million in 1996 on expenditures for PCS licenses and construction costs. The Company stops capitalizing interest on qualifying assets when those assets are placed in service.

     MINORITY INTEREST IN INCOME OF SUBSIDIARY TRUST (Trust Preferred Securities Distributions) totaled $23.5 million in 1998 and $1.5 million in 1997. The increase in 1998 reflects a full year of dividends on the securities issued in 1997 as well as dividends on additional securities issued in 1998. In November 1997, a wholly-owned subsidiary trust issued $150,000,000 of 8.5% Trust Originated Preferred Securities. In February 1998, another wholly-owned subsidiary trust issued $150,000,000 of 8.04% Trust Originated Preferred Securities.

     INCOME TAX EXPENSE was $69.3 million in 1998, $28.6 million in 1997, and $123.6 million in 1996. The period to period change reflects primarily the changes in pretax income.

     NET INCOME (LOSS) AVAILABLE TO COMMON was $62.8 million in 1998, ($11.4 million) in 1997 and $126.2 million in 1996. DILUTED EARNINGS PER COMMON SHARE was $1.03 in 1998, ($.19) in 1997 and $2.07 in 1996.

CELLULAR TELEPHONE OPERATIONS

The Company provides cellular telephone service through United States Cellular Corporation ("U.S. Cellular"), an 81.0%-owned subsidiary. U.S. Cellular owns, manages and invests in cellular markets throughout the United States. In December 1998, TDS announced the withdrawal of its offer to exchange tracking stocks for the outstanding Common Shares of U.S. Cellular which it did not own. See Note 1--Corporate Restructuring of Notes to Consolidated Financial Statements.

     Rapid growth in the customer base is the primary reason for the growth in U.S. Cellular's results of operations in 1998 and 1997. The number of customers increased 28% to 2,183,000 at December 31, 1998, and increased 59% to 1,710,000 at December 31, 1997. U.S. Cellular added 454,000 net new customers from its marketing efforts and 19,000 customers from acquisitions in 1998 compared to 442,000 net new customers from its marketing efforts and 195,000 customers from acquisitions, primarily the exchange with BellSouth which occurred at the end of October 1997.

YEAR ENDED OR AT DECEMBER 31,                 1998          1997          1996
-------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS,
 EXCEPT PER CUSTOMER AMOUNTS)
Operating Revenues
  Local retail                          $  772,803      $568,578      $414,815
  Inbound roaming                          242,605       217,499       193,278
  Long-distance and Other                  108,046        66,914        54,588
                                        ---------------------------------------
   Service Revenues                      1,123,454       852,991       662,681
  Equipment sales                           39,013        23,974        17,387
                                        ---------------------------------------
                                         1,162,467       876,965       680,068
                                        ---------------------------------------

Operating Expenses

  System operations                        193,625       153,137       117,368
  Marketing and selling                    228,844       178,984       130,310
  Cost of equipment sold                    94,378        82,302        74,023
  General and administrative               262,766       200,620       162,162
  Depreciation and
   amortization                            206,779       132,379       108,839
                                        ---------------------------------------
                                           986,392       747,422       592,702
                                        ---------------------------------------
Operating Income                        $  176,075      $129,543      $ 87,366
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Consolidated Markets:
  Markets                                      138           134           131
  Market penetration                          8.84%         7.11%         4.94%
  Cell sites in service                      2,065         1,748         1,328
  Average monthly service
   revenue per customer                 $    48.61      $  54.18      $  63.69
  Churn rate per month                         1.9%          1.9%          1.9%
  Marketing cost per gross
   customer addition                    $      317      $    318      $    332
         Employees                           4,800         4,600         3,800
-------------------------------------------------------------------------------

     OPERATING REVENUES increased 33% ($285.5 million) in 1998 and 29% ($196.9 million) in 1997. The revenue increases in 1998 and 1997 were driven by growth in customer units and the 12% and 13% growth in inbound roaming revenues in 1998 and 1997, respectively. Increased promotional activity and improved consumer awareness of wireless communications were key factors contributing to customer growth. Lower negotiated roaming rates among carriers and lower revenue per customer due to competitive pricing pressures, incentive plans and consumer market penetration have partially offset the revenue growth resulting from the increase in the customer base. Average monthly service revenue per customer was $48.61 in 1998, $54.18 in 1997 and $63.69 in 1996. The addition of the markets from the exchange with BellSouth in the fourth quarter of 1997 also contributed to the decline in both local retail revenue per customer and inbound roaming revenue per customer. These markets produced a lower amount of local retail revenue per customer, and the addition of these markets caused the elimination of certain inbound roaming revenues between U.S. Cellular's existing markets and these markets. Management anticipates that average monthly service revenue per customer will continue to decrease as local retail and inbound roaming revenue per minute of use decline.

     LOCAL RETAIL REVENUES (charges to U.S. Cellular's customers for local system usage) increased 36% ($204.2 million) in 1998 and 37% ($153.8 million) in 1997 due primarily to the growth in customers. Average monthly local retail revenue per customer was $33.44 in 1998, $36.11 in 1997 and $39.87 in 1996.
Local minutes of use averaged 105 per month in 1998, 103 per month in 1997 and 107 per month in 1996. Average revenue per minute was $.32 in 1998, $.35 in 1997 and $.37 in 1996. Competitive pressures and use of incentive programs that encourage lower-priced weekend and off-peak usage, in order to stimulate overall usage, resulted in the decrease in average monthly local retail revenue per minute of use. The decrease in average monthly retail revenue per customer primarily reflects the increasing level of competition for wireless services and the continued penetration of the consumer market.

     INBOUND ROAMING REVENUES (charges to other cellular service providers whose customers use U.S. Cellular's cellular systems when roaming) increased 12% ($25.1 million) in 1998 and 13% ($24.2 million) in 1997. Minutes of use increased 48% in 1998 and 27% in 1997. Average revenue per minute of use was $.65 in 1998, $.83 in 1997 and $.92 in 1996, reflecting negotiated reductions in roaming rates.

     LONG-DISTANCE AND OTHER SERVICE REVENUES increased 61% ($41.1 million) in 1998 and 23% ($12.3 million) in 1997 primarily due to increased long-distance revenue from the growth in the volume of long-distance calls billed by U.S. Cellular.

     OPERATING EXPENSES increased 32% ($239.0 million) in 1998 and 26% ($154.7 million) in 1997. Operating expenses as a percent of service revenue were 87.8% in 1998, 87.6% in 1997 and 89.4% in 1996. The overall increase in operating expenses is primarily due to increased general and administrative expenses ($62.1 million in 1998 and $39.7 million in 1997); the costs to expand the customer base ($61.9 million in 1998 and $57.0 million in 1997); the cost of providing service to the expanding customer base ($40.5 million in 1998 and $35.8 million in 1997); and additional depreciation and amortization on the increased investment in cell sites and equipment ($74.4 million in 1998 and $23.5 million in 1997).

     General and administrative expenses (costs of local business offices and corporate expenses) as a percent of service revenues were 23.4% in 1998, 23.5% in 1997 and 24.5% in 1996. The overall increases in administrative expenses include the effects of an increase in expenses required to serve the growing customer base and an expansion of both local administrative office and corporate staff, resulting from growth in U.S. Cellular's business.

     Costs to expand the customer base represent marketing and selling expenses and the cost of equipment sold. These expenses less equipment sales revenue represent the cost to acquire a new customer. The cost to acquire a new cellular customer was $317 in 1998, $318 in 1997 and $332 in 1996. The decrease in cost per gross customer activation has been slowed somewhat by additional advertising expenses incurred to promote U.S. Cellular and to distinguish U.S. Cellular's service offerings from those of competitors. Gross customer activations (excluding acquisitions) rose 20% in 1998 to 896,000 and 33% in 1997 to 746,000 from 563,000 in 1996.

     Costs of providing service (system operations expenses) as a percent of service revenues were 17.2% in 1998, 18.0% in 1997 and 17.7% in 1996. Systems operations expenses include customer usage expenses (charges from other service providers for landline connection, toll and roaming costs incurred by customers' use of systems other than their local systems), and maintenance, utility and cell site expenses.

     Customer usage expenses were 11.6% of service revenues in 1998, 11.7% in 1997 and 11.4% in 1996. The overall increase in customer service expenses was due primarily to roaming usage and increased minutes of use. Net outbound roaming usage expense is a result of offering U.S. Cellular's customers increasingly larger service footprints in which their calls are billed at local rates. In certain cases these service footprints include other operators' service areas. U.S. Cellular pays roaming rates to the other carriers for calls its customers make in these areas, while charging these customers a local rate which is usually lower than the roaming rate.

     Maintenance, utility and cell site expenses were 5.7% of service revenues in 1998, 6.3% in 1997 and 6.3% in 1996. The number of cell sites operated increased to 2,065 in 1998 from 1,748 in 1997 and 1,328 in 1996.

     Depreciation expense as a percent of service revenues was 14.9% in 1998, 11.4% in 1997 and 11.3% in 1996. Depreciation expense increased 71% ($69.6 million) in 1998 and 31% ($23.0 million) in 1997, reflecting increases in average fixed asset balances of 27% and 35%, respectively. Increased fixed asset balances in both years resulted from the addition of new cell sites built to improve coverage and capacity, from upgrades to provide digital service and from the acquisition of markets from BellSouth in late 1997. The increase in 1998 also reflects a reduction in useful lives of certain assets beginning in 1998 which increased depreciation expense by $23.2 million. Depreciation expense is expected to increase by approximately the same percentage as the increase in average fixed assets in 1999.

     OPERATING INCOME increased 36% ($46.5 million) to $176.1 million in 1998 from $129.5 million in 1997 and $87.4 million in 1996. The improvement was primarily driven by the substantial growth in customers and revenue. Operating margin, as a percent of service revenue, improved to 15.7% in 1998 from 15.2% in 1997 and 13.2% in 1996.

     Management believes U.S. Cellular's operating results reflect seasonality in both service revenues, which tend to increase more slowly in the first and fourth quarters, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth. This seasonality may cause operating income to vary from quarter to quarter.

     Competitors licensed to provide PCS services have initiated service in certain U.S. Cellular markets in the past two and one-half years. U.S. Cellular expects PCS operators to continue deployment of PCS in portions of all its market clusters through 1999. U.S. Cellular has increased its advertising, particularly brand advertising, to promote the United States Cellular brand and distinguish its service from other wireless communications providers. U.S. Cellular's management continues to monitor other wireless communications providers' strategies to determine how this additional competition is affecting U.S. Cellular's results. While the effects of additional wireless competition have slowed customer growth in certain of U.S. Cellular's markets, the overall effect on total customer growth to date has not been material. However, management anticipates that customer growth may be lower in the future, primarily as a result of the increase in the number of competitors in its markets.

TELEPHONE OPERATIONS

The Company operates its landline telephone business through TDS
Telecommunications Corporation ("TDS Telecom"), a wholly-owned subsidiary. TDS Telecom's incumbent local exchange carrier ("ILEC") subsidiaries served 547,500 access lines at the end of 1998 compared to 515,500 at the end of 1997 and 484,500 at the end of 1996 ("ILEC operations").

     In late 1997, TDS Telecom began preparations to enter into competition with incumbent local exchange carriers in certain markets in Wisconsin, not served by TDS Telecom, by setting up TDS Metrocom, a competitive local exchange company ("CLEC"). TDS Metrocom began operations in early 1998. TDS Telecom also entered into certain markets in Minnesota as a CLEC through USLink. USLink was primarily a long-distance provider prior to beginning CLEC operations in 1998. TDS Metrocom and USLink are reported as CLEC operations.

YEAR ENDED OR AT DECEMBER 31,                 1998        1997        1996
----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT
 PER ACCESS LINE AMOUNTS)
Operating Revenues
  ILEC Revenues
   Local service                         $ 136,656   $ 122,826   $ 110,501
   Network access and
     Long-distance                         256,272     235,725     213,113
   Miscellaneous                            68,432      57,759      49,400
                                         -----------------------------------
     Total ILEC Revenues                   461,360     416,310     373,014
  CLEC Revenues                             29,743      23,007      23,103
  Intercompany Revenues                     (2,999)     (1,693)     (1,058)
                                         -----------------------------------
     Total Operating Revenues              488,104     437,624     395,059
                                         -----------------------------------
Operating Expenses
  ILEC Expenses
   Network operations                       94,684      81,798      67,930
   Depreciation and
      amortization                         108,173      96,488      86,025
   Customer operations                      72,949      67,877      55,682
   Corporate operations                     81,679      69,776      62,878
                                         -----------------------------------
     Total ILEC Expense                    357,485     315,939     272,515
  CLEC Expenses                             39,206      23,235      20,953
  Intercompany Expenses                     (2,999)     (1,693)     (1,058)
                                         -----------------------------------
     Total Operating Expenses              393,692     337,481     292,410
                                         -----------------------------------
Operating Income                         $  94,412   $ 100,143   $ 102,649
----------------------------------------------------------------------------
----------------------------------------------------------------------------

Access lines (ILEC)                        547,500     515,500     484,500
Access lines (CLEC)                         38,800          --          --
Growth in ILEC access lines
  from prior year-end:
   Acquisitions                              6,500       3,200      33,100
   Internal growth                          25,500      27,800      25,500
Average monthly revenue
  per ILEC access line                   $   71.85   $   69.43   $   67.30
Employees                                    2,500       2,400       2,200
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     OPERATING REVENUES totaled $488.1 million in 1998, up 12% ($50.5 million) from 1997 which totaled $437.6 million and was up 11% ($42.6 million) from 1996. The increase was due to the growth in ILEC operations ($45.0 million in 1998 and $43.3 million in 1997) and the start-up of CLEC activities ($6.8 million in 1998). Average monthly revenue per ILEC access line was $71.85 in 1998, $69.43 in 1997 and $67.30 in 1996 reflecting primarily growth in miscellaneous and local service revenues.

     LOCAL SERVICE REVENUES (provision of local telephone exchange service within the franchise serving area of TDS Telecom's ILECs) increased 11% ($13.8 million) in 1998 and 11% ($12.3 million) in 1997. Average monthly local service revenue per customer was $21.28 in 1998, $20.49 in 1997 and $19.94 in 1996. Access line growth, excluding acquisitions, of 4.9% in 1998 and 5.7% in 1997 resulted in increases in revenues of $6.0 million and $5.7 million, respectively. The sale of custom-calling and advanced features increased revenues by $4.4 million in 1998 and $3.1 million in 1997. Acquisitions increased revenues by $1.9 million in 1998 and $2.7 million in 1997.

     NETWORK ACCESS AND LONG-DISTANCE REVENUES (compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom's ILEC networks) increased 9% ($20.5 million) in 1998 and 11% ($22.6 million) in 1997. Average monthly network access and long-distance revenue per customer was $39.91 in 1998, $39.31 in 1997 and $38.45 in 1996. Revenue generated from access minute growth due to increased network usage increased $8.2 million in 1998 and $5.7 million in 1997. Recovery of increased costs of providing long-distance services resulted in increases in revenue of $5.9 million in 1998 and $12.1 million in 1997. An additional $2.2 million of additional cost recovery was recorded in late 1998 as a result of the ice storm damage in the Northeast earlier in the year. Acquisitions increased revenues by $5.5 million in 1998 and $4.5 million in 1997.

     MISCELLANEOUS REVENUES (charges for (i) leasing, selling, installing and maintaining customer premise equipment, (ii) providing billing and collection services, (iii) providing Internet services and (iv) selling of digital broadcast satellites) increased 18% ($10.7 million) in 1998 and 17% ($8.4 million) in 1997. Average monthly miscellaneous revenue per customer was $10.66 in 1998, $9.63 in 1997 and $8.91 in 1996. Increased sales of customer premise equipment, including digital broadcast satellites, increased revenues by $5.8 million in 1998 and $6.1 million in 1997. Revenues from providing Internet service increased by $3.6 million in 1998 and $2.8 million in 1997. Acquisitions increased revenues by $1.6 million in 1998 and $1.0 million in 1997.

     CLEC operating revenues increased 29% ($6.7 million) to $29.7 million in 1998 and declined $100,000 to $23.0 million in 1997. TDS Metrocom generated $3.6 million of revenue in 1998 as it began operations while USLink increased revenues by $3.1 million as it also began CLEC operations. Revenues in 1997 and 1996 were primarily from USLink long-distance services.

     OPERATING EXPENSES totaled $393.7 million in 1998, up 17% ($56.2 million) from 1997 and totaled $337.5 million in 1997, up 15% ($45.1 million) from 1996. The increase in operating expenses is primarily due to increased costs to provide advanced telecommunications services to customers ($12.9 million in 1998 and $13.9 million in 1997), corporate expenses ($11.9 million in 1998 and $6.9 million in 1997), costs to serve customers ($5.1 million in 1998 and $12.2 million in 1997), and additional depreciation and amortization on the increased investment in equipment ($11.7 million in 1998 and $10.5 million in 1997).

     Network operations expenses include network maintenance, costs of providing advanced services, costs of customer premise equipment and costs of digital satellites sold. Network operations expenses as a percent of revenue were 20.5% in 1998, 19.6% in 1997 and 18.2% in 1996. Cost of goods sold for customer premise equipment, including digital broadcast satellites, increased expenses by $4.2 million in 1998 and $5.2 million in 1997. The costs to develop and maintain the Network Management Center to provide more effective network monitoring and maintenance increased expenses by $2.6 million in 1998 and $1.8 million in 1997. Support payments made to the Federal high cost pool in 1998 increased expense by $3.0 million. Emergency work related to the ice storm damage in the Northeast increased expenses by $2.4 million in 1998. Acquisitions increased network operations expenses by $3.0 million in 1998 and $1.5 million in 1997.

     Corporate expenses as a percent of revenue were 17.7% in 1998, 16.8% in 1997 and 16.9% in 1996. Information systems expenses increased by $5.8 million in 1998 and $3.8 million in 1997. Acquisitions increased corporate expenses by $2.0 million in 1998 and $1.3 million in 1997.

     Costs to serve customers, including costs for marketing, sales and product management, as a percent of revenues were 15.8% in 1998, 16.3% in 1997 and 14.9% in 1996. Information systems support increased expenses by $1.1 million in 1998 and $3.8 million in 1997. Additional product management increased expenses by $1.1 million in 1998 and product advertising for digital broadcast satellites and advanced calling features increased expenses by $4.7 million in 1997. Acquisitions increased customer expenses by $1.3 million in 1998 and $1.4 million in 1997.

     Depreciation and amortization expenses as a percent of revenues were 23.4% in 1998, 23.2% in 1997 and 23.1% in 1996.

     CLEC operating expenses increased 69% ($16.0 million) in 1998 and 11% ($2.3 million) in 1997. TDS Metrocom increased expenses by $10.9 million in 1998 and $2.3 million in 1997 as it started operations in 1998. USLink expenses increased by $5.1 million in 1998 reflecting costs of providing CLEC services.

     OPERATING INCOME decreased 6% ($5.7 million) in 1998 and 2% ($2.5 million) in 1997 reflecting the CLEC start-up losses. Operating loss from CLEC operations was $9.5 million in 1998, an increase of $9.3 million from $200,000 in 1997. The 1997 CLEC operations loss of $200,000 represented a decline of $2.4 million from an operating income of $2.2 million in 1996. The decline in CLEC operating income reflects the expenses associated with the development of the CLEC businesses in 1997 and the start-up of operations in early 1998.

     Operating income from ILEC operations increased $3.5 million to $103.9 million in 1998 from $100.4 million in 1997 and decreased $100,000 in 1997 from $100.5 million in 1996. The effects of acquisitions increased operating income 1% ($1.2 million) in 1998 and 2% ($1.9 million) in 1997. The ILEC operating margin was 22.5% in 1998, 24.1% in 1997 and 26.9% in 1996. The reduction in operating margin was caused by continued pressure on revenue streams, slightly higher operating costs, improvements to the telephone network, expenditures to develop programs which are aimed at improving customer satisfaction and resale of lower-margin services.

     TDS Telecom is subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." The Company periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. The Company believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

     In analyzing the effects of discontinuing the application of SFAS No. 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with generally accepted accounting principles and therefore, any adjustments to telecommunications plant would be immaterial, as would be the write-off of regulatory assets and liabilities.

PCS OPERATIONS

The Company provides PCS telephone services through Aerial Communications, Inc. ("Aerial"), an 82.3%-owned subsidiary. Aerial provides service in the Major Trading Areas ("MTAs") of Minneapolis, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City and Columbus. Aerial served 311,900 customers at the end of 1998 and 125,000 customers at the end of 1997. In December 1998, TDS announced the withdrawal of its offer to exchange tracking stocks for the outstanding Common Shares of Aerial which it did not own. TDS also announced that it was pursuing a tax-free spin-off of its 82.3% interest in Aerial, as well as reviewing other alternatives. See Liquidity and Note 1 -- Corporate Restructuring of Notes to Consolidated Financial Statements.

     Operating results reflect the revenues and expenses of Aerial since the initiation of service on March 27, 1997, when Aerial ceased to be a development stage enterprise. Expenses for the periods prior to March 27, 1997, are reported as PCS development costs included in the "Investment and Other Income (Expense)" section of the Consolidated Statements of Operations.

YEAR ENDED OR AT DECEMBER 31,              1998        1997      1996
-----------------------------------------------------------------------
(DOLLARS IN THOUSANDS,
 EXCEPT PER CUSTOMER AMOUNTS)
Operating Revenues
  Service                             $ 123,640   $  32,307      $ --
  Equipment sales                        31,514      23,645        --
                                      ---------------------------------
                                        155,154      55,952        --
                                      ---------------------------------
Operating Expenses
  System operations                      69,066      30,655        --
  Marketing and selling                  79,704      45,974        --
  Cost of equipment sold                 87,715      71,454        --
  General and administrative             61,737      44,467        --
  Customer service                       53,516      20,882        --
  Depreciation and
   amortization                          83,401      39,071        --
                                      ---------------------------------
                                        435,139     252,503        --
                                      ---------------------------------
Operating (Loss)                      $(279,985)  $(196,551)     $ --
-----------------------------------------------------------------------
-----------------------------------------------------------------------

Market penetration                         1.13%        .45%       --
Cell sites in service                     1,180       1,044        --
Average monthly service
  revenue per customer                $   50.96   $     N/M      $ --
Churn rate per month                        5.5%        4.5%       --
Employees                                 1,900       1,400       400
-----------------------------------------------------------------------

N/M - NOT MEANINGFUL

     OPERATING REVENUES totaled $155.2 million in 1998 and $56.0 million in 1997. SERVICE REVENUES (charges for access, airtime and value-added services provided to Aerial's customers who use its network, charges to customers of other wireless carriers who use Aerial's PCS network when roaming, and charges for long-distance calls made on its systems) totaled $123.6 million in 1998 and $32.3 million in 1997. The increase in 1998 is due to the increase in customers served to 311,900 at the end of 1998 from 125,000 customers at the end of 1997 as well as the markets being in service for a full year in 1998 versus a partial year in 1997. The average monthly service revenue per customer was $50.96 in 1998. The average monthly service revenue per customer in 1997 does not provide a meaningful comparison as the initial users and usage patterns are not comparable to the current users and usage patterns. EQUIPMENT SALES REVENUES consisting of units sold to retailers, independent agents and customers totaled $31.5 million in 1998 and $23.6 million in 1997. The average revenue per unit sold was $95 in 1998 and $124 in 1997.

     OPERATING EXPENSES totaled $435.1 million in 1998 and $252.5 million in 1997 reflecting the costs to build the customer base ($167.4 million in 1998 and $117.3 million in 1997), costs to provide service to the customer base ($69.1 million in 1998 and $30.7 million in 1997), general and administrative expenses ($61.7 million in 1998 and $44.5 million in 1997), customer service expenses ($53.5 million in 1998 and $20.9 million in 1997) and depreciation and amortization expenses ($83.4 million in 1998 and $39.1 million in 1997). Expenses in 1997 reflect the initiation of service in Aerial's markets by mid-1997.

     The cost to build the customer base represents marketing and selling expenses and the cost of equipment sold. These expenses less equipment sales revenue represent the cost to acquire a new customer. The cost to acquire a new customer was $431 in 1998 and $661 in 1997. The decrease in the cost to acquire a new customer reflects the increase in gross customer activations as well as declining handset prices. Gross customer activations rose 122% in 1998 to 315,100 from 141,900 in 1997. The average cost per handset sold was $265 in 1998 and $374 in 1997. Aerial's costs to build its customer base reflect expenses for salaries and benefits of sales and marketing personnel, sales commissions, the cost of promotions, the cost of print, radio and television advertising and retail store rental costs.

     The costs to provide service to the customer base consist primarily of cell site expenses, landline interconnection and toll charges, and employee costs. System operations expenses increased due to the increasing size of Aerial's network and its fully operational status during all of 1998 as compared to only a portion of 1997.

     General and administrative expenses reflect the expenses associated with the management and operating teams as well as overhead expenses. Aerial has experienced increases in these areas in 1998 due to increased staffing to support its growing PCS business.

     Customer service expenses consist of salaries and benefits of customer service employees, bad debt expense and costs of operating call centers. Customer service expenses increased and have been higher than anticipated due to the effects of higher than planned customer churn and related bad debt costs as well as additional consulting and temporary service expenses directed at reducing churn and bad debt. The churn rate increased to 5.5% in 1998 from 4.5% in 1997 primarily as a result of the initiation of a prepaid program and an increased emphasis on collections. Prepaid programs typically have a higher churn rate.

     Depreciation expense increased due to rising fixed asset balances as a result of Aerial's network buildout and the amount of time that network assets have been in service in 1998 as compared to 1997. Amortization expense increased reflecting the operational status of the markets in all of 1998 as compared to only a portion of 1997.

     OPERATING LOSS totaled $280.0 million in 1998 and $196.6 million in 1997. Management expects Aerial to generate significant losses at least through 1999 as it continues to build its customer base.

INFLATION

Management believes that inflation affects TDS's business to no greater extent than the general economy.

ACCOUNTING FOR COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL USE

The American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1 "Accounting for Computer Software Developed for or Obtained for Internal Use" which became effective January 1999. To eliminate the diversity in practice in accounting and improve financial reporting, SOP 98-1 provides guidance for accounting for software developed for internal use. Management is currently analyzing the impact of this statement, but does not anticipate that the effect on results of operations and financial position will be material.

REPORTING ON COSTS OF START-UP ACTIVITIES

The AICPA issued SOP 98-5 "Reporting on the Costs of Start-up Activities" which became effective January 1999. SOP 98-5 requires that costs of start-up activities, including organizational costs, be charged to operations as incurred. Management believes SOP 98-5 will have an immaterial effect on results of operations and financial position.

FINANCIAL RESOURCES

TDS and its subsidiaries operate relatively capital-intensive businesses. Rapid growth has caused expenditures for construction, expansion and acquisition programs to exceed internally generated cash flow. Accordingly, in recent years, TDS and its subsidiaries have obtained substantial funds from external sources to finance Aerial's operations and construction activities, to fund acquisitions and for general corporate purposes. Although U.S. Cellular's increasing internal cash flow and TDS Telecom's steady internal cash flow have reduced the overall need for external financing, Aerial's working capital, operating expenses and construction activities have nevertheless required substantial additional funds from external sources.

     CASH FLOWS FROM OPERATING ACTIVITIES. TDS is generating substantial internal funds from the rapid growth in U.S. Cellular's customer units and revenues and TDS Telecom's steady growth. The launch of Aerial's operations, however, required substantial funds, thereby reducing the effect of increases in cash flows from U.S. Cellular and TDS Telecom on operating activities in 1998 and 1997. Cash flows from operating activities totaled $356.2 million in 1998, $208.8 million in 1997 and $295.0 million in 1996. Operating cash flow (operating income plus depreciation and amortization) increased 30% to $388.6 million in 1998 from $299.3 million in 1997 and $384.4 million in 1996. U.S. Cellular's operating cash flow increased 46% ($120.9 million) to $382.9 million in 1998, and 33% ($65.7 million) to $261.9 million in 1997 while TDS Telecom's operating cash flow increased 4% ($7.7 million) to $205.8 million in 1998, and 4% ($7.2 million) to $198.2 million in 1997. Aerial's operations reduced operating cash flow by $196.6 million in 1998 and $157.5 million in 1997. Cash flows for other operating activities (investment and other income, interest and income tax expense, and changes in working capital and other assets and liabilities) required $32.4 million in 1998, $90.6 million in 1997, and $89.4 million in 1996.

YEAR ENDED DECEMBER 31,                   1998        1997        1996
------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Operating cash flow
  U.S. Cellular                       $382,854    $261,922    $196,205
  TDS Telecom                          205,814     198,164     190,995
  Aerial                              (196,584)   (157,480)         --
  American Paging                       (3,511)     (3,267)     (2,849)
                                      ----------------------------------
                                       388,573     299,339     384,351
Other operating activities             (32,410)    (90,587)    (89,357)
                                      ----------------------------------
                                      $356,163    $208,752    $294,994
------------------------------------------------------------------------
------------------------------------------------------------------------

     CASH FLOWS FROM FINANCING ACTIVITIES. TDS's long-term strategy is to maintain a strong, yet flexible, financial foundation. Consolidated equity capital (common equity, preferred stock, trust originated preferred securities and minority interest) was 63% of total capitalization at December 31, 1998, compared to 59% and 68% at December 31, 1997 and 1996, respectively.

     Cash flows from financing activities totaled $137.2 million in 1998, $547.6 million in 1997 and $124.9 million in 1996. TDS used short-term debt to finance Aerial's construction, start-up and development activities and operations, for acquisitions and for general corporate purposes in recent years. TDS has taken advantage of attractive opportunities to reduce short-term debt with proceeds from the sale of long-term debt and equity securities, including sales of debt and equity securities by subsidiaries. Proceeds from the sale of these debt and equity securities totaled $543.1 million, $391.8 million and $195.3 million in 1998, 1997 and 1996, respectively. Proceeds from the sales of non-strategic cellular and other investments from time to time in 1998, 1997 and 1996 have also been used to reduce short-term debt. TDS has cash management arrangements with its subsidiaries under which the subsidiaries may from time to time deposit excess cash with TDS for investment under TDS's cash management program.

     In 1998, the Company received net proceeds of $144.9 million on the sale of 8.04% Trust Originated Preferred Securities, $198.2 million on the sale of eight-year 7% notes, and $200.0 million from the sale of a 19% interest in a subsidiary of Aerial. In 1997, TDS received net proceeds of $144.8 million on the sale of 8.5% Trust Originated Preferred Securities, and U.S. Cellular received $247.0 million on the sale of 10-year 7.25% notes. U.S. Cellular used the proceeds to repay existing balances on its vendor financing arrangements, to finance the cash requirements for the BellSouth exchange and for general corporate purposes. In 1996, Aerial received $195.3 million from an initial public offering of Common Shares.

     Aerial and TDS Telecom have also used long-term debt to finance their construction and development activities. Aerial has financed $200 million of digital radio channel and switching equipment purchases through the issuance of 10-year 8.05% zero coupon notes in 1998 and 10-year 8.34% zero coupon notes in 1996. Aerial has also financed $45.5 million of network infrastructure equipment and services with a vendor in 1998. TDS Telecom's telephone subsidiaries borrowed $4.1 million in 1998, $15.0 million in 1997 and $12.2 million in 1996 under the Rural Utility Service and the Rural Telephone Bank long-term federal government loan programs to finance their telephone construction programs.

     In December 1996, TDS authorized the repurchase of up to 3.0 million TDS Common Shares over a period of three years. In 1997, TDS purchased 1.8 million TDS Common Shares for $69.9 million. A total of 1.0 million shares have been subsequently reissued, primarily for acquisitions in 1997. TDS has paid dividends of $.44, $.42 and $.40 per Common and Series A Common Share in 1998, 1997 and 1996, respectively. Aggregate dividends paid on Common and Preferred Shares, excluding dividends reinvested, totaled $28.5 million in 1998, $27.2 million in 1997 and $26.2 million in 1996.

     CASH FLOWS FROM INVESTING ACTIVITIES. TDS makes substantial investments each year to acquire, construct, operate and maintain modern high-quality communications networks and facilities as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue enhancing and cost reducing upgrades of the Company's networks. In addition, the Company has made substantial investments to enter the PCS business.

     Cash flows used for investing activities totaled $494.3 million in 1998, $763.0 million in 1997 and $417.4 million in 1996 primarily for capital expenditures and acquisitions. Cash expenditures for capital additions totaled $558.3 million in 1998, $786.3 million in 1997 and $550.2 million in 1996. Cash used for acquisitions, excluding cash acquired, totaled $117.8 million in 1998, $129.0 million in 1997 and $31.0 million in 1996. The sale of non-strategic cellular assets and other investments provided $131.0 million in 1998, $84.2 million in 1997 and $221.5 million in 1996. Distributions from partnerships provided $28.9 million in 1998, $56.4 million in 1997 and $25.5 million in 1996 and changes in temporary investments and marketable securities provided $35.7 million in 1998 and $36.4 million in 1997 and required $30.8 million in 1996.

CAPITAL EXPENDITURES

The primary purpose of TDS's construction and expansion program is to provide for significant customer growth, to upgrade service, to expand into new communication areas, and to take advantage of service-enhancing and cost-reducing technological developments. The following table summarizes the Company's investments in its communications networks and related facilities during the past three years.

YEAR ENDED DECEMBER 31,                    1998           1997        1996
----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
U.S. Cellular
  Cell sites and equipment             $184,032       $238,797    $133,832
  Switching equipment                    21,220          5,457       5,713
  Systems development                    46,042         40,949      28,753
  Other                                  69,123         33,545      79,825
                                       -------------------------------------
                                        320,417        318,748     248,123
                                       -------------------------------------

TDS Telecom
  Central office                         58,332         52,479      47,208
  Outside plant                          51,409         60,974      53,130
  Systems development                    20,497          9,127      20,497
  Other                                  12,887         28,880      23,605
                                       -------------------------------------
                                        143,125        151,460     144,440
                                       -------------------------------------

Aerial
  Cell sites and equipment               43,790        291,922     150,386
  Switching equipment                    23,010         38,428      53,170
  Systems development                    27,533         55,553      26,277
  Other                                   2,617          1,815      12,436
  Prepaid network
   infrastructure                            --        (70,300)     70,300
                                       -------------------------------------
                                         96,950        317,418     312,569
  Less noncash items                    (22,370)       (42,709)   (199,630)
                                       -------------------------------------
                                         74,580        274,709     112,939
                                       -------------------------------------
Other                                    20,210         41,400      44,702
                                       -------------------------------------
                                       $558,332       $786,317    $550,204
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     U.S. Cellular's capital additions include expenditures to build additional cell sites and add radio channels to expand coverage and add capacity. U.S. Cellular constructed 281 cell sites in 1998, 331 in 1997 and 242 in 1996. The increase in other capital additions for U.S. Cellular in 1998 was a result of the change over to centralized communications centers. TDS Telecom's capital additions include expenditures for switch modernization and outside plant facilities to maintain and enhance the quality of service and offer new revenue opportunities. Aerial completed the initial build out of its systems in 1997. The 1997 and 1996 expenditures included the construction of five switching centers, the central Network Operations Center and over 1,000 cell sites. Aerial continued to expand coverage and add capacity in its markets in 1998 by adding cell sites in its markets.

ACQUISITIONS, EXCHANGES AND SALES

TDS continually reviews attractive opportunities for the acquisition of additional telecommunications companies which add value to the organization. TDS and U.S. Cellular continue to assess the makeup of cellular holdings in order to maximize the benefits derived from clustering U.S. Cellular's markets. As the number of opportunities for outright acquisitions of cellular interests has decreased and as U.S. Cellular's clusters have grown to realize greater economies of scale, U.S. Cellular's focus has shifted toward exchanges and sales of non-strategic interests.

     Cash expenditures (excluding cash acquired) for acquisitions totaled $117.8 million in 1998, $129.0 million in 1997 and $31.0 million in 1996. TDS completed the acquisition of controlling interests in five cellular markets and two telephone companies in 1998, completed an exchange with BellSouth in 1997, completed the acquisition of controlling interests in two cellular markets and one telephone company in 1997 and two cellular markets and five telephone companies in 1996, and increased its ownership of certain cellular interests during the last three years for an aggregate consideration (consisting of cash, TDS Common Shares, TDS Preferred Shares, and U.S. Cellular Common Shares) totaling $131.3 million, $174.7 million and $144.1 million, respectively.

     In October 1997, U.S. Cellular completed an exchange with BellSouth. Pursuant to the exchange, U.S. Cellular received majority interests representing 4.0 million population equivalents ("pops") in exchange for majority interests representing 2.0 million pops, minority interests representing 1.2 million pops and a net amount of $86.7 million in cash.

The majority interests U.S. Cellular received are in 12 markets adjacent to its Iowa/Missouri/Illinois/Indiana and Wisconsin/Illinois clusters.

     In 1998, U.S. Cellular and TDS Telecom sold a majority interest in one market and minority interests in certain markets for 5.2 million AirTouch common shares and cash. In 1997, U.S. Cellular sold its majority interests in one market and one market partition, minority interests in two other markets and received cash from the settlement of a legal matter. In 1996, U.S. Cellular sold its majority interests in eight markets and minority interests in two other markets, received cash from the settlement of two separate legal matters and received cash in an exchange of markets with another cellular operator. Aerial sold two markets in 1996.

LIQUIDITY

The Company anticipates that the aggregate resources required in 1999 will include approximately $300 million for cellular capital additions and $120 million for telephone capital additions. The Company intends to spin-off its PCS operations in 1999. The aggregate resources required in 1999 for Aerial include approximately $130 million for PCS capital additions, $125 million for working capital and operating expenses and $80 million for interest expense.

     TDS and its subsidiaries had cash and temporary investments totaling $60.4 million and longer-term investments totaling $9.5 million at December 31, 1998. These investments are primarily the result of telephone operations' internally generated cash. While certain regulated telephone subsidiaries' debt agreements place limits on intercompany dividend payments, these restrictions are not expected to affect the Company's ability to meet its cash obligations.

     TDS had $598 million of bank lines of credit for general corporate purposes at December 31, 1998, of which $427 million was unused. These line of credit agreements provide for borrowings at negotiated rates up to the prime rate.

     U.S. Cellular's capital additions budget totals approximately $300 million to expand and enhance coverage, including adding digital service capabilities to its systems and to enhance office systems. U.S. Cellular plans to finance its construction program primarily with internally generated cash supplemented by short-term financing. U.S. Cellular's operating cash flow totaled $382.9 million in 1998 up 46% ($120.9 million) from 1997. U.S. Cellular also received $27.7 million in distributions from minority partnership interests and $148.3 million from the proceeds of investment sales to supplement operating cash flow. At December 31, 1998, U.S. Cellular had $500 million of bank lines of credit for general corporate purposes, all of which was available.

     TDS Telecom's capital additions budget totals approximately $120 million, including approximately $45 million for outside plant facilities and $35 million for switching facilities in the ILEC markets and $12 million for current CLEC markets. TDS Telecom plans to finance its construction program using internally generated cash supplemented by long-term financing from federal government programs. Operating cash flow totaled $205.8 million in 1998 up 4% ($7.7 million) from 1997. At December 31, 1998, TDS Telecom's telephone subsidiaries had $116.4 million in unadvanced loan funds from federal government programs to finance the telephone construction program. These loan commitments have a weighted average annual interest rate of 5.1%.

     Management believes that internal cash flows and funds available from cash and cash equivalents, lines of credit, and longer-term financing commitments provide sufficient financial flexibility. However, the timing and amounts of capital expenditures and acquisitions as well as working capital requirements and amounts needed for general corporate purposes may vary throughout the year. There can be no assurance that sufficient funds will be available to the Company on terms or at prices acceptable to the Company. If sufficient funding is not made available to the Company on terms and prices acceptable to the Company, the Company would have to reduce its construction, development and acquisition programs. TDS and its subsidiaries anticipate accessing public and private capital markets to issue debt and equity securities only when and if capital requirements, financial market conditions and other factors warrant.

CORPORATE RESTRUCTURING

In December 1997, the Board of Directors of TDS adopted a proposal, which was approved by the shareholders in April 1998, to authorize three new classes of common stock and to change the state of incorporation of TDS from Iowa to Delaware. The three new classes of stock were intended to separately reflect the performance of the Company's cellular telephone, telephone and personal communications services businesses ("Tracking Stocks"). The reincorporation was completed in May 1998.

     In December 1998, TDS announced the withdrawal of its offers to exchange tracking stocks for the outstanding Common Shares of U.S. Cellular and Aerial which it did not own. An integral part of the tracking stock plan was the offering of shares in the TDS Telecom Group, which TDS was not able to complete at a reasonable offering price. In addition, TDS was unable to reach mutually acceptable agreements with the special committees representing the minority shareholders of U.S. Cellular and Aerial.

     At the same time, TDS announced that it was pursuing a tax-free spin-off of its 82.3% interest in Aerial, as well as reviewing other alternatives. There are a number of conditions that must be met for a spin-off to occur, including the receipt of a favorable Internal Revenue Service ruling on the tax-free status of such a spin-off, final approval by the TDS Board of Directors, certain government and third party approvals and review by the Securities and Exchange Commission ("SEC") of appropriate SEC filings.

     Prior to any spin-off, it is expected that Aerial will seek additional financing so that Aerial would have the appropriate capitalization to operate as a stand-alone entity. In connection with such financing, it is anticipated that a substantial amount of Aerial's debt to TDS may be converted into equity. TDS intends to seek shareholder approval of a proposal to distribute Aerial Series A Common Shares, on a pro-rata basis, to holders of TDS Series A Common Shares and to distribute Aerial Common Shares, on a pro-rata basis, to holders of TDS Common Shares. There can be no assurance that a spin-off will be consummated or that other alternatives will not be pursued. See Note 1--Corporate Restructuring of Notes to Consolidated Financial Statements.

     In September 1998, pursuant to a purchase agreement between TDS, Aerial, Aerial Operating Company, Inc. ("AOC"), and Sonera Ltd., a limited liability company organized under the laws of Finland ("Sonera"), Sonera purchased 2.4 million shares of common stock of AOC representing a 19.423% equity interest in AOC, subject to adjustment under certain circumstances, for an aggregate purchase price of $200 million. Sonera has the right, subject to adjustment under certain circumstances, to exchange each share of AOC common stock which it owns for 6.72919 Common Shares of Aerial. Upon the exchange of all of the AOC shares, Sonera would own an 18.452% equity interest in Aerial, reflecting a purchase price equivalent to $12.33 per Common Share of Aerial (the "Equivalent Purchase Price").

     Following the announcement by TDS in December 1998, that it intended to distribute to its shareholders all of the capital stock of Aerial that it owns, and that Aerial would seek additional financing from sources other than TDS in connection therewith, Sonera contacted TDS to express certain concerns about the announcement. Sonera has asserted that the TDS announcement reflects a change in circumstances that warrant the renegotiation of certain matters related to its investment in AOC, including an adjustment in the Equivalent Purchase Price, and has raised the possibility of litigation in connection therewith. TDS and Aerial intend to attempt to reach a mutually acceptable resolution of the concerns raised by Sonera. There can be no assurance that this matter will not lead to litigation, or that it will not have a material adverse effect on TDS or Aerial or on the plans relating to the refinancing and spin-off of Aerial.

     Aerial's capital additions budget totals approximately $130 million, including approximately $100 million for cell sites and switching equipment and $27 million for systems development. In addition, Aerial will require an estimated $125 million for working capital and operating expenses and $80 million for interest expense. Aerial plans to finance its construction expenditures and working capital requirements through external financing and vendor financing. As part of the potential tax-free spin-off of Aerial, TDS and Aerial are seeking short- and long-term financing so that Aerial would have the appropriate capitalization to operate as a stand-alone entity.

     In 1998, a vendor agreed to provide up to $150 million in financing to Aerial for the purchase of network infrastructure equipment and services. Aerial may borrow up to $75 million prior to June 30, 1999 and an additional $75 million between June 30, 1999 and June 30, 2000. At December 31, 1998, Aerial had $104.5 million available under the agreement.

16


     In March 1999, TDS agreed to pay Aerial $114.5 million as a settlement for tax losses incurred by Aerial and utilized by the TDS consolidated tax group. Aerial used the funds to repay a portion of the existing indebtedness to TDS thereby increasing the amount available under the revolving credit agreement. Accordingly, available funding under Aerial's revolving credit agreement with TDS is expected to last through June 1999. TDS has not committed to any further financing of Aerial's operations. It is management's intent for Aerial to obtain the necessary level of financial support from sources other than TDS to enable Aerial to pay its debts as they become due. Management believes Aerial has the ability to obtain that financial support. Sources of additional capital may include vendor financing and public and private equity and debt financings by Aerial or its subsidiaries. If sufficient future funding is not available on terms and prices acceptable to Aerial, Aerial would have to reduce its construction and operating activities, which could have a material adverse impact on Aerial's financial condition and results of operations.

MARKET RISK

The Company is subject to market rate risks due to fluctuations in interest rates and equity markets. The majority of the Company's debt is in the form of long-term fixed-rate notes, debentures and trust securities with original maturities ranging from 1 to 40 years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such instruments. TDS does not enter into financial derivatives to reduce its exposure to interest rate risks. The table below provides the fair value and average interest, or average dividend rate, of TDS's outstanding debt and trust securities instruments at December 31, 1998. The fair value was estimated using discounted cash flow analysis.

                                                        EXPECTED MATURITY DATE
                                                        (DOLLARS IN THOUSANDS)
                                                                                                                     FAIR VALUE AS
TDS AND SUBSIDIARIES            1999        2000       2001        2002       2003     THEREAFTER          TOTAL      OF 12-31-98
-----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt               $15,058     $60,432    $15,508     $15,253    $47,380     $2,087,525     $2,241,155      $1,606,333
  Average Interest Rate         7.32%       5.81%      7.33%       7.30%      8.45%          7.15%          7.14%
Trust Securities                  --          --         --          --         --     $  300,000     $  300,000      $  297,750
  Average Dividend Rate           --          --         --          --         --           8.27%          8.27%
-----------------------------------------------------------------------------------------------------------------------------------

     TDS maintains a portfolio of available for sale marketable equity securities which resulted from strategic acquisitions. The market value of these investments, principally AirTouch common shares, amounted to $378.8 million at December 31, 1998. A hypothetical 10% decrease in the share prices of these investments would result in a $37.9 million decline in the market value of the investments.

YEAR 2000 ISSUE

The Year 2000 Issue exists because many computer systems and applications abbreviate dates using only two digits rather than four digits, e.g., "98" rather than "1998." Unless corrected, this shortcut may cause problems when the century date "2000" occurs. On that date, some computer operating systems and applications and embedded technology may recognize the date as January 1, 1900 instead of January 1, 2000. If the Company fails to correct any critical Year 2000 processing problems prior to January 1, 2000, the affected systems may either cease to function or produce erroneous data, which could have material adverse operational and financial consequences.

     The Company's management has established a project team to address Year 2000 issues. The Company's plan to address the Year 2000 Issue consists of five general phases: (i) Awareness, (ii) Assessment, (iii) Renovation, (iv) Validation and (v) Implementation.

     The awareness phase consisted of establishing Year 2000 project teams at each business unit and developing an overall strategy. A Year 2000 Program Office has been established at the TDS corporate level to coordinate activities of the Year 2000 project teams, to monitor the current status of individual projects, to report periodically to the TDS Audit Committee, and to promote the exchange of information between all business units to share knowledge and solution techniques. Management of each business unit has made the Year 2000 Issue a top priority. The Year 2000 effort covers the network and supporting infrastructure for the provision of cellular, local switched and data telecommunications and PCS services; the operational and financial information technology ("IT") systems and applications, such as computer systems that support key business functions such as billing, finance, customer service, procurement and supply; and a review of the Year 2000 compliance efforts of the Company's critical vendors.

     The assessment phase includes the identification of core business areas and processes, analysis of systems and hardware supporting the core business areas and the prioritization of renovation or replacement of systems and hardware that are not Year 2000 compliant. Included in the assessment phase is an analysis of risk management factors such as contingency plans and legal matters. The assessment phase was largely complete early in the first quarter of 1999.

     Certain critical systems and hardware components have been identified and are in the renovation phase. The renovation phase consists of the conversion or replacement of selected platforms, applications, databases and utilities. The renovation of critical hardware, systems and applications is scheduled to be substantially completed by the third quarter of 1999.

     The validation phase includes testing, verifying and validating the renovated or replaced platforms, applications, databases and utilities. The validation phase consists of independent verification testing of key hardware, systems and applications as well as network and system component upgrades received from suppliers. In addition, selected Year 2000 upgrades are slated to undergo testing in a controlled environment that replicates the current environment and is equipped to simulate the turn of the century and leap year dates. The Cellular Telecommunications Industry Association ("CTIA") has formed a working group to coordinate efforts of various carriers and manufacturers to facilitate inter-network Year 2000 testing. Validation of critical hardware, systems and applications is scheduled to be completed in the third quarter of 1999.

     The implementation phase involves switching over to the converted and renovated systems and applications. This phase is expected to be completed during the fourth quarter of 1999.

     Management cannot provide assurance that its plan to achieve Year 2000 compliance will be successful as it is subject to various risks and uncertainties. The Company's current schedule is subject to change depending on developments that may arise through unforeseen circumstances in the renovation, validation and implementation phases of the Company's compliance efforts. The Company, like most other telecommunications operators, is highly dependent on the telecommunications network vendors to provide compliant hardware, systems and applications and on other third parties, including vendors, other telecommunications service providers, government agencies and financial institutions, to deliver reliable services. The Company is dependent on the development of compliant hardware, systems and applications and upgrades by experts, both internal and external, and the availability of critical resources with the requisite skill sets. The Company's ability to meet its target dates is dependent upon the timely provision of necessary upgrades and modifications by its suppliers and internal resources. In addition, the Company cannot guarantee that third parties on whom it depends for essential services (such as electric utilities, financial institutions, interconnected telecommunications operators, etc.) will convert their critical systems and processes in a timely manner. Failure or delay by any of these parties could significantly disrupt the Company's business, including the provision of cellular, local switched and PCS services, billing and collection processes and other areas of the business, and cause a material adverse effect on the Company's results of operations, financial positions and cash flow.

     The Company's Year 2000 worst case scenario may involve interruption of telecommunications services and data processing services and/or interruption of customer billing, operating and other information systems. As part of its Year 2000 initiative, the Company is evaluating a variety of adverse scenarios and is in the process of developing contingency and business continuity plans tailored for adverse Year 2000-related occurrences. The contingency and business continuity plans are expected to assess the potential for business disruption in various scenarios, and to provide key operational back-up, recovery and restorational alternatives.

     The Company's contingency plan initiatives will include the following: reviewing, assessing and updating existing

18


business recovery plans; identifying teams who will be on call during the millennium change to monitor the network, critical systems, operations centers and business processes to react immediately to facilitate repairs; re-prioritization of mission critical work processes and associated resources; developing alternate processes to support critical customer functions in the event information systems or mechanized processes experience Year 2000 disruptions; establishing replacement/repair parallel paths to provide for repair and readiness of existing systems and components that are scheduled for replacement by the year 2000, in the event the replacement schedules are not met; developing alternate plans for critical suppliers of products/services that fail to meet Year 2000 compliance commitment schedules; developing data retention and recovery procedures to be in place for customer and critical business data to provide pre-millennium backups with on-site as well as off-site data copies. The Company anticipates having these contingency plans in place before December 31, 1999.

     The Company estimates that the total costs related to the Year 2000 project will be approximately $30 million. Through December 31, 1998, the total costs associated with the Year 2000 Issue were $8 million. In recent years, the Company has made capital expenditures, primarily related to upgrades of the cellular network to provide digital capabilities as well as certain financial systems, which are by design Year 2000 compliant but will be tested. These costs are not considered to be directly related to the Year 2000 project because they were incurred as part of the Company's overall operating strategies to add digital capabilities for competitive purposes, and to improve financial systems and customer service. The timing of expenditures may vary and is not necessarily indicative of readiness efforts or progress to date. Though Year 2000 project costs will directly impact the reported level of future net income, the Company intends to manage its total cost structure, including deferral of non-critical projects, in an effort to mitigate the impact of Year 2000 project costs.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
STATEMENT

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND OTHER SECTIONS OF THIS ANNUAL REPORT CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT THE COMPANY'S BELIEFS AND EXPECTATIONS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

     IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN MARKETS IN WHICH TDS OPERATES; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; UNANTICIPATED CHANGES IN GROWTH IN CELLULAR AND PCS CUSTOMERS, PENETRATION RATES, CHURN RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN OUR MARKETS; AND UNANTICIPATED PROBLEMS WITH THE YEAR 2000 ISSUE. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

--------------------------------------------------------------------------------
Consolidated Statements of Operations                                         19
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                                 1998           1997          1996
-------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
   U.S. Cellular                                                                 $ 1,162,467    $   876,965   $   680,068
   TDS Telecom                                                                       488,104        437,624       395,059
   Aerial                                                                            155,154         55,952            --
                                                                                -----------------------------------------
                                                                                   1,805,725      1,370,541     1,075,127
                                                                                -----------------------------------------

OPERATING EXPENSES
   U.S. Cellular                                                                     986,392        747,422       592,702
   TDS Telecom                                                                       393,692        337,481       292,410
   Aerial                                                                            435,139        252,503            --
                                                                                -----------------------------------------
                                                                                   1,815,223      1,337,406       885,112

                                                                                -----------------------------------------

OPERATING INCOME (LOSS) FROM ONGOING OPERATIONS                                       (9,498)        33,135       190,015
American Paging Operating (Loss)                                                     (11,406)       (35,307)      (36,626)
                                                                                ------------------------------------------

OPERATING INCOME (LOSS)                                                              (20,904)        (2,172)      153,389
                                                                                ------------------------------------------

INVESTMENT AND OTHER INCOME (EXPENSE)
   Interest and dividend income                                                       10,952         13,660        15,569
   Investment income                                                                  40,646         81,150        58,455
   Amortization of costs related to minority investments                             (11,395)        (6,450)       (4,431)
   Gain on sale of cellular and other investments                                    262,698         41,438       138,735
   PCS development costs                                                                  --        (21,614)      (43,950)
   Other (expense) income, net                                                       (26,941)        (4,051)        3,187
   Minority share of loss (income)                                                    28,513          8,316       (26,316)
                                                                               -------------------------------------------
                                                                                     304,473        112,449       141,249
                                                                               -------------------------------------------

INCOME BEFORE INTEREST AND INCOME TAXES                                              283,569        110,277       294,638
Interest expense                                                                     126,360         89,744        42,853
Minority interest in income of subsidiary trust                                       23,504          1,523            --
                                                                                ------------------------------------------

INCOME BEFORE INCOME TAXES                                                           133,705         19,010       251,785
Income tax expense                                                                    69,297         28,559       123,646
                                                                                -----------------------------------------

NET INCOME (LOSS)                                                                     64,408         (9,549)      128,139
Preferred Dividend Requirement                                                        (1,651)        (1,892)       (1,957)
                                                                                ------------------------------------------

NET INCOME (LOSS) AVAILABLE TO COMMON                                            $    62,757    $   (11,441)  $   126,182
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES OUTSTANDING (000S)                                            60,982         60,211        60,464

BASIC EARNINGS PER SHARE                                                         $      1.03    $      (.19)  $      2.09
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE                                                       $      1.03    $      (.19)  $      2.07
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

DIVIDENDS PER SHARE                                                              $       .44    $       .42   $       .40
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ARE AN INTEGRAL PART OF THESE STATEMENTS.

--------------------------------------------------------------------------------
20                                         Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------



YEAR ENDED DECEMBER 31,                                                                 1998           1997          1996
---------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                              $   64,408     $   (9,549)   $  128,139
   Add (Deduct) adjustments to reconcile net income (loss)
     to net cash provided by operating activities
       Depreciation and amortization                                                 409,477        301,511       230,962
       Deferred income taxes and investment tax credit, net                           49,349         17,236        75,015
       Investment income                                                             (40,646)       (81,150)      (58,455)
       Minority share of income (loss)                                               (28,513)        (8,316)       26,316
       Gain on sale of cellular and other investments                               (262,698)       (41,438)     (138,735)
       Noncash interest expense                                                       36,399         24,289        17,042
       Other noncash expense                                                          33,781         18,109        25,017
       Change in accounts receivable                                                 (41,383)       (41,900)      (28,687)
       Change in materials and supplies                                               10,674        (25,827)       (2,395)
       Change in accounts payable                                                     82,619         32,498        23,531
       Change in accrued taxes                                                        24,030          7,612        (8,249)
       Change in other assets and liabilities                                         18,666         15,677         5,493
                                                                                ------------------------------------------
                                                                                     356,163        208,752       294,994
                                                                                ------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of long-term debt                                                        202,277        260,099        15,846
   Repayments of long-term debt                                                      (16,454)      (121,958)      (34,200)
   Change in notes payable                                                          (356,698)       368,858       (27,133)
   Trust preferred securities                                                        144,880        144,788            --
   Dividends paid                                                                    (28,490)       (27,193)      (26,232)
   Proceeds from issuance of subsidiaries' stock                                     200,000             --       195,265
   Repurchase of Common Shares                                                            --        (69,942)           --
   Other financing activities                                                         (8,283)        (7,064)        1,350
                                                                                -----------------------------------------
                                                                                     137,232        547,588       124,896
                                                                                ------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                                             (558,332)      (786,317)     (550,204)
   Investments in and advances to investment entities and license costs               (2,823)       (20,084)      (23,134)
   Distributions from investments                                                     28,912         56,413        25,453
   Investments in PCS licenses                                                            --         (5,034)      (26,548)
   Proceeds from investment sales                                                    130,957         84,230       221,542
   Acquisitions, net of cash acquired                                               (117,817)      (128,979)      (31,019)
   Change in temporary investments and marketable securities                          35,690         36,422       (30,797)
   Other investing activities                                                        (10,907)           384        (2,666)
                                                                                ------------------------------------------
                                                                                    (494,320)      (762,965)     (417,373)
                                                                                ------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                    (925)        (6,625)        2,517

CASH AND CASH EQUIVALENTS
   BEGINNING OF PERIOD                                                                51,008         57,633        55,116
                                                                                ------------------------------------------
   END OF PERIOD                                                                  $   50,083     $   51,008    $   57,633
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

--------------------------------------------------------------------------------
Consolidated Balance Sheets -- Assets                                         21
--------------------------------------------------------------------------------



DECEMBER 31,                                                                                           1998          1997
--------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

CURRENT ASSETS
   Cash and cash equivalents                                                                    $    50,083   $    51,008
   Temporary investments                                                                             10,341        24,559
   Accounts receivable
     Due from customers, less allowance of $12,608 and $15,102, respectively                        163,910       148,811
     Other, principally connecting companies                                                        120,700        98,487
   Materials and supplies, at average cost                                                           36,621        55,127
   Other current assets                                                                              23,784        30,292
                                                                                                -------------------------
                                                                                                    405,439       408,284
                                                                                                -------------------------

INVESTMENTS
   Intangible Assets
     Cellular license costs, net of amortization                                                  1,200,653     1,079,080
     Broadband PCS license costs, net of amortization                                               311,915       319,918
     Franchise and other costs in excess of the underlying
       book value of subsidiaries, net of amortization                                              181,517       180,669
   Investments in unconsolidated entities                                                           307,258       275,462
   Marketable equity securities                                                                     378,812         1,621
   Other investments                                                                                 33,870       115,834
                                                                                                -------------------------
                                                                                                  2,414,025     1,972,584
                                                                                                -------------------------

PROPERTY, PLANT AND EQUIPMENT, NET
   U.S. Cellular                                                                                  1,138,585     1,018,559
   TDS Telecom                                                                                      881,507       830,767
   Aerial                                                                                           621,281       604,104
   Other                                                                                             31,216        90,529
                                                                                                -------------------------
                                                                                                  2,672,589     2,543,959
                                                                                                -------------------------

OTHER ASSETS AND DEFERRED CHARGES                                                                    35,492        46,774
                                                                                                -------------------------
                                                                                                $ 5,527,545   $ 4,971,601
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

--------------------------------------------------------------------------------
22          Consolidated Balance Sheets -- Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------


DECEMBER 31,                                                                                           1998          1997
-------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
CURRENT LIABILITIES
   Current portion of long-term debt                                                            $    15,946   $    14,816
   Notes payable                                                                                    170,889       527,587
   Accounts payable                                                                                 288,417       239,783
   Advance billings and customer deposits                                                            37,473        33,640
   Accrued interest                                                                                  24,290        18,284
   Accrued taxes                                                                                     30,449         6,961
   Accrued compensation                                                                              29,584        23,386
   Other current liabilities                                                                         26,331        40,129
                                                                                                -------------------------
                                                                                                    623,379       904,586
                                                                                                -------------------------

DEFERRED LIABILITIES AND CREDITS
   Net deferred income tax liability                                                                314,858       202,680
   Postretirement benefits obligation other than pensions                                             9,463        11,364
   Other                                                                                             22,668        21,602
                                                                                                -------------------------
                                                                                                    346,989       235,646
                                                                                                -------------------------
LONG-TERM DEBT, excluding current portion                                                         1,553,096     1,264,218
                                                                                                -------------------------
MINORITY INTEREST in subsidiaries                                                                   440,188       416,566
                                                                                                -------------------------

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
   SUBSIDIARY TRUST HOLDING SOLELY COMPANY SUBORDINATED DEBENTURES (a)                              300,000       150,000
                                                                                                -------------------------
PREFERRED SHARES                                                                                     25,985        32,466
                                                                                                -------------------------
COMMON STOCKHOLDERS' EQUITY
   Common Shares, par value $.01 and $1 per share, respectively; authorized
     100,000,000 shares; issued and outstanding
     54,988,498 and 54,443,260 shares, respectively                                                     550        54,443
   Series A Common Shares, par value $.01 and $1 per share, respectively;
     authorized 25,000,000 shares; issued and outstanding
     6,949,904 and 6,936,277 shares, respectively                                                        69         6,936
   Capital in excess of par value                                                                 1,882,710     1,664,248
   Treasury Shares, at cost, 761,220 and 794,576 shares, respectively                               (29,439)      (30,682)
   Accumulated other comprehensive income                                                            75,609           683
   Retained earnings                                                                                308,409       272,491
                                                                                                -------------------------
                                                                                                  2,237,908     1,968,119
                                                                                                -------------------------
                                                                                                $ 5,527,545   $ 4,971,601
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

(a) AS DESCRIBED IN NOTE 14, THE SOLE ASSET OF TDS CAPITAL
I IS $154.6 MILLION PRINCIPAL AMOUNT OF 8.5% SUBORDINATED DEBENTURES DUE 2037 FROM TDS, AND THE SOLE ASSET OF TDS CAPITAL II IS $154.6 MILLION PRINCIPAL AMOUNT OF 8.04% SUBORDINATED DEBENTURES DUE 2038 FROM TDS.

--------------------------------------------------------------------------------
Consolidated Statements of Common Stockholders' Equity                        23
--------------------------------------------------------------------------------

                                                                                                     Accumulated
                                                      Series A  Capital in                 Compre-   Other Com-
                                         Common       Common    Excess of    Treasury      hensive   prehensive     Retained
                                         Shares       Shares    Par Value      Shares      Income      Income       Earnings
-----------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
BALANCE, DECEMBER 31, 1995               $ 51,137     $  6,893  $ 1,419,002   $      --                 $       7   $ 207,326
Comprehensive Income
  Net Income                                   --           --           --          --   $  128,139           --     128,139
  Net unrealized gains on securities           --           --           --          --          506          506          --
                                                                                          ----------
  Comprehensive Income                                                                    $  128,645
                                                                                          ----------
                                                                                          ----------
Dividends
  Common and Series A
    Common Shares                              --           --           --          --                        --     (24,274)
  Preferred Shares                             --           --           --          --                        --      (1,958)
Acquisitions                                2,645           --      111,103          --                        --          --
Dividend reinvestment, incentive
  and compensation plans                      100           27        4,487          --                        --          --
Conversion of Preferred Shares                352           --        4,422          --                        --          --
Conversion of Series A
  Common Shares                                 3           (3)          --          --                        --          --
Gain on sale of subsidiary stock               --           --      114,056          --                        --          --
Other                                          --           --        8,971          --                        --          --
                                         ------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                 54,237        6,917    1,662,041          --                       513     309,233
Comprehensive Income
  Net (Loss)                                   --           --           --          --   $   (9,549)          --      (9,549)
  Net unrealized gains on securities           --           --           --          --          170          170          --
                                                                                          ----------
  Comprehensive (Loss)                                                                    $   (9,379)
                                                                                          ----------
                                                                                          ----------
Dividends
  Common and Series A
    Common Shares                              --           --           --          --                        --     (25,300)
  Preferred Shares                             --           --           --          --                        --      (1,893)
Acquisitions                                   16           --        3,585      39,084                        --          --
Repurchase Common Shares                       --           --           --     (69,942)                       --          --
Dividend reinvestment, incentive
  and compensation plans                      122           19        4,707         176                        --          --
Conversion of Preferred Shares                 68           --        1,419          --                        --          --
Other                                          --           --       (7,504)         --                        --          --
                                         ------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                 54,443        6,936    1,664,248     (30,682)                      683     272,491
Comprehensive Income
  Net Income                                   --           --           --          --   $   64,408           --      64,408
  Net unrealized gains on securities           --           --           --          --       74,926       74,926          --
                                                                                          ----------
  Comprehensive Income                                                                    $  139,334
                                                                                          ----------
                                                                                          ----------
Dividends
  Common and Series A
    Common Shares                              --           --           --          --                        --     (26,850)
  Preferred Shares                             --           --           --          --                        --      (1,640)
Recapitalization                          (53,899)      (6,867)      60,766          --                        --          --
Acquisitions                                    2           --       10,025          --                        --          --
Dividend reinvestment, incentive
  and compensation plans                        1           --        2,029       1,243                        --          --
Conversion of Preferred Shares                  3           --        6,284          --                        --          --
Gain on sale of subsidiary stock               --           --      148,357          --                        --          --
Other                                          --           --       (8,999)         --                        --          --
                                         ------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998               $    550     $     69  $ 1,882,710   $ (29,439)                $  75,609   $ 308,409
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

-------------------------------------------------------------------------------
24                                   Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

NOTE 1
CORPORATE RESTRUCTURING

In December 1997, the Board of Directors of Telephone and Data Systems, Inc. adopted a proposal, which was approved by the shareholders in April 1998, to authorize three new classes of common stock and to change the state of incorporation of Telephone and Data Systems, Inc. ("TDS" or "the Company") from Iowa to Delaware. The three new classes of stock were intended to separately reflect the performance of the Company's cellular telephone, telephone and personal communications services businesses ("Tracking Stocks"). The reincorporation was completed in May 1998.

     The Company intended to: a) offer and sell Telecom Group Shares in a public offering for cash, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation ("U.S. Cellular") not owned by the Company, c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. ("Aerial") not owned by the Company, and
d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of the Company.

   In December 1998, TDS announced the withdrawal of its offers to exchange tracking stocks for the outstanding Common Shares of U.S. Cellular and Aerial which it did not own. An integral part of the tracking stock plan was the offering of shares in the TDS Telecom Group, which TDS was not able to complete at a reasonable offering price. In addition, TDS was unable to reach mutually acceptable agreements with the special committees representing the minority shareholders of U.S. Cellular and Aerial.

   At the same time, TDS announced that it was pursuing a tax-free spin-off of its 82.3% interest in Aerial, as well as reviewing other alternatives. There are a number of conditions that must be met for a spin-off to occur, including the receipt of a favorable Internal Revenue Service ruling on the tax-free status of such a spin-off, final approval by the TDS Board of Directors, certain government and third party approvals and review by the Securities and Exchange Commission ("SEC") of appropriate SEC filings.

     Prior to any spin-off, it is expected that Aerial will seek additional financing so that Aerial would have the appropriate capitalization to operate as a stand-alone entity. In connection with such financing, it is anticipated that a substantial amount of Aerial's debt to TDS may be converted into equity. TDS intends to seek shareholder approval of a proposal to distribute Aerial Series A Common Shares, on a pro-rata basis, to holders of TDS Series A Common Shares and Aerial Common Shares, on a pro-rata basis, to holders of TDS Common Shares. There can be no assurance that a spin-off will be consummated or that other alternatives will not be pursued.

NOTE 2
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

TDS is a diversified telecommunications company which provided high-quality telecommunications services to approximately 3.0 million cellular telephone, telephone and personal communications services ("PCS") customers in 35 states at December 31, 1998. The Company conducts substantially all of its cellular telephone operations through its 81.0%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular"), its telephone operations through its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"), and its PCS operations through its 82.3%-owned subsidiary, Aerial Communications, Inc. ("Aerial"). In December 1998, TDS announced that it was pursuing a tax-free spin-off of its 82.3% interest in Aerial, as well as reviewing other alternatives. See Note 1 --Corporate Restructuring.

   TDS contributed substantially all of the assets and certain, limited liabilities of American Paging, Inc. ("American Paging") to TSR Wireless Holdings, LLC ("TSR Wireless") for a 30% interest in TSR Wireless effective March 31, 1998. American Paging's revenues are netted against its expenses in the Consolidated Statements of Operations with the resulting operating loss reported as American Paging Operating (Loss). American Paging's revenues totaled $17.8 million and operating expenses totaled $29.2 million for the three month period ended March 31, 1998. American Paging's revenues totaled $94.4 million and $104.2 million in 1997 and 1996, respectively, and operating expenses totaled $129.7 million and $140.8 million, respectively. Beginning April 1, 1998, TDS followed the equity method of accounting for its 30% interest in TSR Wireless and reported these results as a component of Investment income.

  The following table summarizes the assets and liabilities which American Paging contributed to TSR Wireless.

MARCH 31,                                                         1998
-------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Current assets
  Cash                                                        $  3,969
  Accounts receivable                                            8,259
  Materials and supplies                                         5,898
  Other                                                          1,494
Property, plant and equipment, net                              37,899
Other investments - Narrowband PCS license                      60,901
Deferred assets                                                 10,108
Current liabilities

  Advance billings and customer deposits                        (9,958)
  Accrued taxes                                                   (541)
  Other                                                         (1,128)
                                                              ---------
                                                              $116,901
-----------------------------------------------------------------------
-----------------------------------------------------------------------

     See Note 20 -- Business Segment Information for summary financial information on each business segment.

PRINCIPLES OF CONSOLIDATION

The accounting policies of TDS conform to generally accepted accounting principles. The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries since acquisition and the cellular partnerships in which TDS has a majority general partnership interest. All material intercompany items have been eliminated.

     TDS includes as investments in subsidiaries the value of the consideration given and all direct and incremental costs relating to acquisitions accounted for as purchases. All costs relating to unsuccessful negotiations for acquisitions are expensed.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Certain amounts reported in prior years have been reclassified to conform to current period presentation.

CASH AND CASH EQUIVALENTS
AND TEMPORARY INVESTMENTS

Cash and cash equivalents include cash and those short-term, highly-liquid investments with original maturities of three months or less. Those investments with original maturities of more than three months to 12 months are classified as temporary investments. Temporary investments are stated at cost. Those investments with original maturities of more than 12 months are classified as marketable non-equity securities (included in Other investments in the Consolidated Balance Sheets) and are stated at amortized cost.

     As part of its cash management program, the Company utilizes controlled disbursement banking arrangements. Outstanding checks in excess of cash balances totaled $28.7 million at December 31, 1998 and are classified as Accounts payable in the Consolidated Balance Sheets. Sufficient funds were available to fund these outstanding checks when presented for payment.

   TDS has cash management arrangements with its subsidiaries under which the subsidiaries may from time to time deposit excess cash with TDS for investment under TDS's cash management program.

   The carrying amounts of Cash and cash equivalents and Temporary investments approximate fair value due to the short-term nature of these investments.

REVENUE RECOGNITION

Revenues from cellular and PCS operations primarily consist of charges to customers for monthly access, airtime, data usage, vertical services, roaming charges, long-distance charges and equipment sales. Revenues are recognized as services are rendered. Unbilled revenues, resulting from service provided from the billing cycle date to the end of each month and from other cellular and PCS carriers' customers using the Company's cellular and PCS systems for the last half of each month, are estimated and recorded. Equipment sales are recognized upon delivery to the customer or upon the shipment of goods to retailers and independent agents.

   TDS's telephone subsidiaries participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by toll revenue and/or access charges within state jurisdiction and by access charges in the interstate market. Revenues earned through the various pooling processes are initially recorded based on the Company's estimates.

ADVERTISING COSTS

The Company expenses advertising costs as incurred.Advertising expense totaled $83.7 million, $66.9 million and $29.9 million in 1998, 1997 and 1996, respectively.

ACCOUNTING FOR COMPUTER SOFTWARE
DEVELOPED FOR OR OBTAINED FOR INTERNAL USE

The American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1 "Accounting for Computer Software Developed for or Obtained for Internal Use" which became effective January 1999. To eliminate the diversity in practice in accounting and improve financial reporting, SOP 98-1 provides guidance for accounting for software developed for internal use. Management is currently analyzing the impact of this statement, but does not anticipate that the effect on results of operations and financial position will be material.

26


REPORTING ON THE COSTS OF START-UP ACTIVITIES

The AICPA issued SOP 98-5 "Reporting on the Costs of Start-up Activities" which became effective January 1999. SOP 98-5 requires that costs of start-up activities, including organizational costs, be charged to operations as incurred. Management believes SOP 98-5 will have an immaterial effect on results of operations and financial position.

NOTE 3
INCOME TAXES

TDS files a consolidated federal income tax return. Income tax provisions charged to net income are summarized as follows:

YEAR ENDED DECEMBER 31,                    1998        1997        1996
-------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Current:
  Federal                              $  9,873    $  4,533    $ 31,356
  State                                  10,075       6,790      17,275
Deferred:
  Federal                                36,827      13,302      67,040
  State                                  13,372       4,453      10,072
Amortization of deferred
  investment tax credits                   (850)       (519)     (2,097)
                                      -----------------------------------
Total income tax expense               $ 69,297    $ 28,559    $123,646
-------------------------------------------------------------------------
-------------------------------------------------------------------------

   Investment tax credits resulting from investments in telephone plant and equipment have been deferred and are being amortized over the service lives of the related property.

   A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate (35%) to income before income taxes is as follows:

YEAR ENDED DECEMBER 31,                        1998        1997        1996
----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Statutory federal
  income tax rate                           $46,797     $ 6,653    $ 88,125
State income taxes,
  net of federal benefit                     14,582       6,958      17,358
Amortization of license
  acquisition costs and costs
in excess of book value                       3,925       5,276       4,280
Dividend exclusion and
  other permanent items                         130         752         377
Amortization of deferred
  investment tax credits                       (850)       (519)     (2,097)
Effects of corporations
  not included in consolidated
federal tax return                            1,855       1,409       2,351
Sale of cellular interests                    2,580       5,549      12,337
Rate difference of federal
  net operating loss                             --       1,246          --
Resolution of prior
  period tax issues                             167          --          --
Other differences, net                          111       1,235         915

                                            --------------------------------
Income tax expense                          $69,297     $28,559    $123,646
----------------------------------------------------------------------------
----------------------------------------------------------------------------

   Deferred income taxes are provided for the temporary differences between the amount of the Company's assets and liabilities for financial reporting purposes and their tax bases.

     The Company's current net deferred tax assets totaled $1.2 million and $3.7 million as of December 31, 1998 and 1997, respectively. The net current deferred tax asset primarily represents the deferred tax effects of unearned revenues.
   The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities are as follows:

DECEMBER 31,                                             1998           1997
------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Deferred Tax Asset:
  Net operating loss carryforwards                   $156,633       $ 55,363
  Alternative minimum tax credit carryforward          28,830         21,205
  Taxes on acquisitions                                27,066         54,134
  Partnership investments                               7,300             --
  Postretirement benefits                               3,673          4,819
  Amortization of deferred charges                         --          1,614
  Other                                                    78          3,511
                                                     -------------------------
                                                      223,580        140,646
Less valuation allowance                              (54,685)       (29,001)
                                                     -------------------------
  Net Deferred Tax Asset                              168,895        111,645
Deferred Tax Liability:                              -------------------------
  Property, plant and equipment                       174,292        134,672
  Marketable equity securities                        133,333            462
  Equity investments                                   78,179         64,141
  Licenses                                             62,673         55,756
  Minority share of income                             18,416          1,549
  Partnership investments                                  --         25,687
  Capitalized interest                                 15,678         18,721
  Other                                                 1,182         13,337
                                                     ------------------------
Total Deferred Tax Liability                          483,753        314,325
                                                     ------------------------
  Net Deferred Income Tax Liability                  $314,858       $202,680
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

     TDS had $274.7 million of federal net operating loss carryforward (generating a $90.7 million deferred tax asset) at December 31, 1998, expiring between 2012 and 2013 which is available to offset future consolidated taxable income. In addition, TDS had $965.3 million of state net operating loss carryforward (generating a $65.9 million deferred tax asset) at December 31, 1998, expiring between 1999 and 2013 which is available to offset future taxable income primarily of the individual subsidiaries which generated the loss. A valuation allowance was established for the state operating loss carryforwards since it is more likely than not that a portion will expire before such carryforwards can be utilized. At December 31, 1998, TDS had $28.8 million of federal alternative minimum tax credit carryforward available to offset regular income tax payable in future years.

   The financial reporting basis of the marketable equity securities was greater than the tax basis at the date of acquisition, generating $73.6 million of deferred taxes. Additionally, the value of the marketable equity securities has appreciated since acquisition, generating $59.7 million of deferred taxes.

NOTE 4
EARNINGS PER SHARE

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," effective December 31, 1997. Earnings per Share amounts for 1996 have been restated to conform to current period presentation.

   The amounts used in computing Earnings per Share and the effect on income and the weighted average number of Common and Series A Common Shares of dilutive potential common stock are as follows:

YEAR ENDED DECEMBER 31,                         1998        1997        1996
------------------------------------------------------------------------------
(DOLLARS AND SHARES IN THOUSANDS)
Net Income (Loss)                            $64,408    $ (9,549)   $128,139
Preferred Dividend Requirement                (1,651)     (1,892)     (1,957)
                                             ---------------------------------
Net Income (Loss) Available
  to Common used in Basic
Earnings per Share                            62,757     (11,441)    126,182
Reduction in preferred dividends
  if Preferred Shares converted
  into Common Shares                             125          --         671
Minority income adjustment                       (92)       (100)       (152)
                                             ---------------------------------
Net Income (Loss) Available
  to Common used in
Diluted Earnings per Share                   $62,790    $(11,541)   $126,701
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Weighted Average Number of
  Common Shares used in
  Basic Earnings per Share                    60,982      60,211      60,464
Effect of Dilutive Securities:
  Common Shares outstanding
   if Preferred Shares converted                 117          --         543
  Stock options and stock
   appreciation rights                           122          --         165
  Common Shares issuable                          13          --          28
                                             ---------------------------------
Weighted Average Number of
  Common Shares used in Diluted
  Earnings per Share                          61,234      60,211      61,200
------------------------------------------------------------------------------
------------------------------------------------------------------------------

   The following future issuances of Common Shares were not included in computing Diluted Earnings per Share because their effects were antidilutive.

YEAR ENDED DECEMBER 31,                     1998         1997        1996
------------------------------------------------------------------------------
(SHARES IN THOUSANDS)
Common Shares issuable upon
  conversion of Preferred Shares             702          917         428
Stock options and stock
  appreciation rights                         --          130          --
Common Shares issuable in future              --           15          --
------------------------------------------------------------------------------

   The minority income adjustment reflects the additional minority share of U.S. Cellular's income computed as if all of U.S. Cellular's issuable securities were outstanding.

NOTE 5
INTANGIBLE ASSETS

Cellular license costs consist of costs incurred in acquiring Federal Communications Commission ("FCC") licenses to provide cellular service. These costs include amounts paid to license applicants and owners of interests in cellular entities awarded licenses and all direct and incremental costs relating to acquiring the licenses. These costs are capitalized and amortized through charges to expense over 40 years upon commencement of operations. Amortization amounted to $32.7 million, $27.2 million and $25.9 million in 1998, 1997 and 1996, respectively. Accumulated amortization of cellular license costs was $153.9 million and $121.2 million at December 31, 1998 and 1997, respectively. Included in cellular license costs is approximately $242 million and $281 million at December 31, 1998 and 1997, respectively, of goodwill related to various acquisitions structured to be tax-free. No deferred taxes have been provided on this goodwill.

   Broadband PCS license costs consist of costs incurred in acquiring PCS licenses ($284.9 million) and capitalized interest ($39.7 million). These costs are amortized over 40 years upon commencement of operations. Amortization amounted to $8.0 million and $4.7 million in 1998 and 1997, respectively. Accumulated amortization of Broadband PCS license costs was $12.7 million and $4.7 million at December 31, 1998 and 1997, respectively. Interest capitalized totaled $5.0 million and $22.7 million in 1997 and 1996, respectively.

   Franchise and other costs include the costs in excess of the underlying book value of acquired telephone companies. Costs aggregating $215.3 million and $209.1 million at December 31, 1998 and 1997, respectively, relating to acquisitions since November 1, 1970, are being amortized on a straight-line basis over a 40-year period. Amortization amounted to $5.3 million, $5.2 million and $4.9 million in 1998, 1997 and 1996, respectively. Accumulated amortization of excess cost was $40.2 million and $34.9 million at December 31, 1998 and 1997, respectively. Costs in excess of the underlying book value relating to acquisitions initiated before November 1, 1970, aggregating $6.5 million, are not being amortized. Included in franchise and other costs is approximately $141 million and $135 million at December 31, 1998 and 1997, respectively, of goodwill related to various acquisitions structured to be tax-free. No deferred taxes have been provided on this goodwill.

28


NOTE 6
INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consists of investments in which the Company holds a minority interest. The Company follows the equity method of accounting, which recognizes TDS's proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, where the Company's ownership interest equals or exceeds 20% for corporations and 3% for partnerships ($291.5 million and $266.0 million at December 31, 1998 and 1997, respectively). Income and losses from these entities are reflected in the Consolidated Statements of Operations on a pretax basis as Investment income. Investment income totaled $40.6 million, $81.2 million and $58.5 million in 1998, 1997 and 1996, respectively. At December 31, 1998, the cumulative share of income from minority investments accounted for under the equity method was $185.7 million, of which $52.2 million was undistributed. The cost method of accounting is followed for certain minority interests where the Company's ownership interest is less than 20% for corporations and 3% for partnerships ($15.8 million and $9.5 million at December 31, 1998 and 1997, respectively).

   Investments in unconsolidated entities includes cellular license costs and costs in excess of the underlying book value of certain non-cellular minority investments. These costs are being amortized from 10 to 40 years. Amortization amounted to $9.7 million, $3.0 million and $3.0 million in 1998, 1997 and 1996, respectively.

   The Company's more significant investments in unconsolidated entities consist of the following:

                                                     PERCENTAGE OWNERSHIP
DECEMBER 31,                                           1998        1997
-------------------------------------------------------------------------
Cellular
  Los Angeles SMSA Limited Partnership                  5.5%        5.5%
  Oklahoma City SMSA Limited Partnership               14.6%       14.6%
  Raleigh-Durham MSA Limited Partnership                8.0%        8.0%
  Midwest Wireless Communication, LLC                  14.7%       14.7%
  Northeast Cellular Telephone Co., L.P.               49.0%       49.0%
  Saco River Cellular Telephone Co.                    40.0%       40.0%
  Allentown SMSA Limited Partnership                    8.1%        8.1%
  Eau Claire Cellular Telephone Limited Partnership    44.5%       44.5%
  Ohio RSA #9                                          49.0%       49.0%
Other
  TSR Wireless Holdings, LLC                           30.0%         --
-------------------------------------------------------------------------

     The following summarizes the unaudited combined assets, liabilities and equity, and the unaudited combined results of operations of the entities for which TDS's investments are accounted for by the equity method.

DECEMBER 31,                                            1998        1997
--------------------------------------------------------------------------
(UNAUDITED, DOLLARS IN MILLIONS)
Assets
  Current assets                                      $  620      $  425
  Due from affiliates                                      7           3
  Property and other                                   1,156       1,159
                                                      --------------------
                                                      $1,783      $1,587
--------------------------------------------------------------------------
--------------------------------------------------------------------------

Liabilities and Equity
  Current liabilities                                 $  397      $  287
  Due to affiliates                                       26          38
  Deferred credits                                         3           9
  Long-term debt                                         359          70
  Partners' capital and stockholders' equity             998       1,183
                                                      --------------------
                                                      $1,783      $1,587
--------------------------------------------------------------------------
--------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                         1998        1997        1996
------------------------------------------------------------------------------
(UNAUDITED, DOLLARS IN MILLIONS)
Results of Operations
  Revenues                                    $1,581      $1,740      $1,395
  Costs and expenses                           1,091       1,256         958
                                              --------------------------------
   Operating Income                              490         484         437
                                              --------------------------------
  Other income (expense)                         (13)          5           7
  Interest expense                                (5)        (10)         (6)
  Income taxes                                    (4)         (6)         (3)
  Extraordinary item                              --          --          (2)
                                              --------------------------------
  Net income                                  $  468      $  473      $  433
------------------------------------------------------------------------------
------------------------------------------------------------------------------

NOTE 7
MARKETABLE EQUITY SECURITIES

Marketable equity securities include the Company's investments in equity securities, primarily AirTouch Communications, Inc. ("AirTouch") common shares. These securities are classified as available-for-sale and stated at fair market value.

   Information regarding the Company's marketable equity securities is summarized below.

DECEMBER 31,                                             1998         1997
----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Available-for-sale Equity Securities
  Aggregate Fair Value                                $378,812      $1,621
  Original Cost                                        230,344         473
                                                      ----------------------
  Gross Unrealized Holding Gains                       148,468       1,148
  Tax Effect                                            59,661         465
                                                      ----------------------
  Unrealized Holding Gains, net of tax                  88,807      $  683
  Minority Share of Unrealized Holding Gains            13,198          --
                                                      ----------------------
  Net Unrealized Holding Gains                        $ 75,609      $  683
----------------------------------------------------------------------------
----------------------------------------------------------------------------

   The Company's net unrealized holding gains are included as an increase to Common Stockholders' Equity. Realized gains and losses are determined on the basis of specific identification. During 1998, proceeds from the sale of available- for-sale securities totaled $613,000 and gross realized gains totaled $300,000. During 1997, proceeds from the sale of available-for-sale securities totaled $1.5 million and gross realized gains totaled $154,000.

NOTE 8
PROPERTY, PLANT AND EQUIPMENT

U.S. CELLULAR

U.S. Cellular property, plant and equipment is stated at cost and consists of:

DECEMBER 31,                                          1998            1997
----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Cell site-related equipment                      $ 790,292       $ 725,544
Switching-related equipment                        116,198         105,955
Office furniture and equipment                     127,397          89,987
Land, buildings and leasehold improvements         237,361         199,108
System development                                 134,225          96,423
Work in process                                     70,197          44,000
Other operating equipment                           59,152          47,981
                                                ----------------------------
                                                 1,534,822       1,308,998
Accumulated depreciation                           396,237         290,439
                                                ----------------------------
                                                $1,138,585      $1,018,559
----------------------------------------------------------------------------
----------------------------------------------------------------------------

     Renewals and betterments of units of property are recorded as additions to plant in service. The original cost of depreciable property retired is removed from plant in service and, together with removal cost less any salvage realized, is charged to depreciation expense. Repairs and renewals of minor units of property are charged to system operations expense.

TDS TELECOM

TDS Telecom property, plant and equipment is stated at the original cost of construction including the capitalized costs of certain taxes, payroll-related expenses, and an allowance for funds used during construction ("AFUDC") and consists of:

DECEMBER 31,                                             1998        1997
---------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Cable and wire                                     $  772,749  $  719,945
Central office equipment                              460,323     399,016
Office furniture and equipment                        145,851     112,921
Land and buildings                                     68,274      67,203
Other equipment                                        67,338      69,128
Work in process                                        28,696      52,677
                                                   ------------------------
                                                    1,543,231   1,420,890
Accumulated depreciation                              661,724     590,123
                                                   ------------------------
                                                   $  881,507  $  830,767
---------------------------------------------------------------------------
---------------------------------------------------------------------------

   Renewals and betterments of units of property are added to telephone plant in service. The original cost of depreciable property retired is removed from plant in service and, together with removal cost less any salvage realized, is charged to accumulated depreciation. Repairs and renewals of minor items of property are included in plant operations expense. No gain or loss is recognized on ordinary retirements of depreciable telephone property.

   AFUDC, a noncash item of non-operating income, totaled $403,000, $686,000 and $825,000 in 1998, 1997 and 1996, respectively. The composite weighted average rates were 5.9%, 5.5% and 7.3% in 1998, 1997 and 1996, respectively. The amount of such allowance has varied principally as a result of changes in the level of construction work in process and in the cost of capital.

   The Company's telephone operations follow accounting for regulated enterprises prescribed by SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." Management periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. Management believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

   In analyzing the effects of discontinuing the application of SFAS No. 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with generally accepted accounting principles and therefore, any adjustments to telecommunications plant would be immaterial, as would be the write-off of regulatory assets and liabilities.

AERIAL

Aerial property, plant and equipment is stated at original cost and consists of:

DECEMBER 31,                                           1998           1997
----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Cell site-related equipment                        $467,654       $422,927
Switching-related equipment                         113,169         91,598
Information systems                                  89,422         83,950
Office equipment, leasehold
  improvements and other                             26,269         24,266
Work in process                                      37,444         19,381
                                                   -------------------------
                                                    733,958        642,122
Accumulated depreciation                            112,677         38,018
                                                   -------------------------
                                                   $621,281       $604,104
----------------------------------------------------------------------------
----------------------------------------------------------------------------

   Renewals and betterments of units of property are recorded as additions to plant in service. The original cost of depreciable property retired is removed from plant in service and, together with removal cost less any salvage realized, is charged to operating expense. Repairs and renewals of minor units of property are charged to system operations expense.

   PCS work in process includes expenditures for the design, construction and testing of Aerial's PCS networks, costs of developing information systems and costs to relocate dedicated private microwave links currently operating in Aerial's spectrum in its markets. Aerial capitalized interest on certain of its work in process expenditures totaling $132,000, $6.0 million and $1.2 million in 1998, 1997 and 1996, respectively.

30


OTHER

Other property, plant and equipment is stated at original cost and consists of:

DECEMBER 31,                                             1998       1997
---------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Computer equipment                                    $33,016    $ 34,602
System development                                     22,992      30,713
Other equipment                                        12,919      11,806
Land and buildings                                      7,840      12,947
Furniture and fixtures                                  6,649       6,741
Radio paging property and equipment                        --     118,275
                                                      ---------------------
                                                       83,416     215,084
Accumulated depreciation                               52,200     124,555
                                                      ---------------------
                                                      $31,216    $ 90,529
---------------------------------------------------------------------------
---------------------------------------------------------------------------

   The investment in radio paging property and equipment was contributed to TSR Wireless along with certain other assets of American Paging. See Note 2 -- Summary of Significant Accounting Policies -- Nature of Operations.

DEPRECIATION

Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The provision for depreciation as a percentage of depreciable property was as follows:

YEAR ENDED DECEMBER 31,                       1998        1997        1996
-----------------------------------------------------------------------------
U.S. Cellular                                 13.0%       10.3%       10.8%
TDS Telecom                                    7.5         7.4         7.2
Aerial                                        11.5        10.9        20.2
Other                                         17.6%       19.5%       22.9%
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

   Cellular depreciation as a percentage of depreciable property increased in 1998 due to the reduction in useful lives of certain assets in 1998, increasing the provision for depreciation.

NOTE 9
SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures for interest and income taxes paid, acquisitions and certain noncash transactions.

YEAR ENDED DECEMBER 31,                         1998        1997        1996
------------------------------------------------------------------------------
(Dollars in thousands)
Interest paid                                $83,567     $70,741    $ 52,835
Income taxes paid                              7,404      10,743      67,967
Common Shares issued for
  conversion of Preferred Shares               6,114       1,031       4,602
Increase in PCS network equipment
  and prepaid infrastructure costs
through the issuance of long-term
debt and interim financing                    65,423      84,355     100,000
Additions to property, plant
  and equipment financed
through accounts payable
and accrued expenses                         $33,874     $69,916    $108,167
------------------------------------------------------------------------------

  TDS has acquired certain cellular licenses and operating companies, operating telephone companies and certain other assets since January 1, 1996. In conjunction with these acquisitions, the following assets were acquired and liabilities assumed, and Common Shares and Preferred Shares issued:

YEAR ENDED DECEMBER 31,                      1998         1997       1996
---------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Property, plant and equipment            $ 26,560    $120,365   $  55,692
Cellular licenses                          94,590     137,409      95,447
Decrease in investment in
  cellular minority-owned entities         (2,317)    (89,205)     (3,641)
Franchise and other costs                   5,983       2,452      17,679
Long-term debt                             (4,450)     (4,857)    (22,979)
Deferred credits                           (3,905)      1,104      (6,205)
Other assets and
  liabilities, excluding
cash and cash equivalents                  10,835       7,396       8,154
Common Shares issued
  and issuable                             (9,479)    (42,685)   (113,128)
Preferred Shares issued                        --      (3,000)         --
                                         ----------------------------------
Decrease in cash due
  to acquisitions                        $117,817    $128,979   $  31,019
---------------------------------------------------------------------------
---------------------------------------------------------------------------

NOTE 10
ACQUISITIONS, EXCHANGES AND SALES

During 1998, 1997 and 1996, TDS and its subsidiaries completed the following business combinations:

                                                     Consideration
                                            --------------------------------
                                                       TDS and U.S. Cellular
                                                       Common Stock, and TDS
                                             Cash         Preferred Shares
----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Acquisitions During 1998
  Cellular interests
   (1,264,000 population equivalents)       $117,319          $ 4,750
  Telephone interests
   (6,500 access lines)                          498            8,725
Acquisitions During 1997
  Cellular interests
   (534,000 population equivalents)         $128,828          $32,486
  Telephone interests
   (3,200 access lines)                          151           13,200
Acquisitions During 1996
  Cellular interests
   (446,000 population equivalents)         $ 13,596          $42,499
  Telephone interests
   (33,100 access lines)                      17,423           70,663
----------------------------------------------------------------------------

   Assuming that these acquisitions, accounted for as purchases, had taken place on January 1, 1997, unaudited pro forma results of operations from continuing operations would have been as follows:

YEAR ENDED DECEMBER 31,                             1998             1997
----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS)
Operating Revenues                            $1,828,240        $1,408,352
Net Income (Loss)                                 65,402           (10,704)
Basic Earnings per Share                            1.04              (.21)
Diluted Earnings per Share                         $1.04        $     (.21)
----------------------------------------------------------------------------

EXCHANGE OF MARKETS WITH BELLSOUTH

In October 1997, U.S. Cellular completed an exchange with BellSouth Corporation. Pursuant to the exchange, U.S. Cellular received majority interests representing
4.0 million population equivalents in exchange for majority interests representing 2.0 million population equivalents, minority interests representing
1.2 million population equivalents and a net amount of $86.7 million in cash. The majority interests U.S. Cellular received are in 12 markets adjacent to its Iowa/Missouri/Illinois/Indiana and Wisconsin/Illinois clusters.

SALES OF CELLULAR AND OTHER INVESTMENTS

The gains recorded in 1998, 1997 and 1996 reflect the sales of non-strategic cellular and certain other investments. In 1998, U.S. Cellular and TDS Telecom sold their minority interests in certain cellular markets to AirTouch for 5.2 million AirTouch common shares and cash. U.S. Cellular also sold its majority interest in one market for cash. In 1997, U.S. Cellular sold its majority interests in one market and one market partition, minority interests in two other markets and received cash from the settlement of a legal matter. In 1996, U.S. Cellular sold its majority interests in eight markets and minority interests in two other markets, received cash from the settlement of two separate legal matters and received cash in an exchange of markets with another cellular operator. Aerial sold its majority interests in two markets. These transactions, along with the sales of certain other investments by TDS, generated net cash proceeds of $131.0 million, $84.2 million and $221.5 million in 1998, 1997 and 1996, respectively.

AMERICAN PAGING MERGER

TDS contributed substantially all of the assets and certain, limited liabilities of American Paging to TSR Wireless for a 30% interest in TSR Wireless effective March 31, 1998. See Note 2--Summary of Significant Accounting Policies--Nature of Operations.

NOTE 11
NOTES PAYABLE

TDS has used short-term debt to acquire PCS licenses, to finance Aerial's construction, start-up and development activities and operations, for acquisitions and for general corporate purposes. Proceeds from the sale of long-term debt and equity securities from time to time, including the sale of debt and equity securities by subsidiaries, have been used to reduce such short-term debt. Proceeds from the sale of non-strategic cellular and other investments from time to time have also been used to reduce short-term debt.

   TDS had $598 million of committed bank lines of credit for general corporate purposes at December 31, 1998. Unused amounts of such lines totaled $427 million. These lines of credit consist of a $500 million TDS revolving credit facility and $98 million in direct bank lines of credit.

   TDS has a six-year $500 million revolving credit facility with a group of banks ("TDS Revolving Credit Facility"). As of December 31, 1998, $384 million was unused. The terms of the credit facility provide for borrowings with interest, at the London InterBank Offered Rate ("LIBOR") plus 22.5 basis points. Interest and principal are due the last day of the borrowing period, as selected by the borrower, of either seven days or one, two, three or six months. The credit facility expires in June 2002.

   TDS also has $98 million in direct bank lines of credit. As of December 31, 1998, $43 million was unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate.

   U.S. Cellular has a seven-year $500 million revolving credit facility with a group of banks ("U.S. Cellular Revolving Credit Facility"). As of December 31, 1998, $500 million was unused. The terms of the credit facility provide for borrowings with interest, at the LIBOR plus 26.5 basis points. Interest and principal are due the last day of the borrowing period, as selected by the borrower, of either seven days or one, two, three or six months. The credit facility expires in August 2004.

   The carrying amount of short-term debt approximates fair value due to the short-term nature of these instruments.

   Information concerning notes payable is shown in the table below:


DECEMBER 31,                                   1998         1997        1996
-----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Balance at end of year                     $170,889     $527,587    $160,537
Weighted average interest
  rate at end of year                           6.0%         6.3%        6.0%
Maximum amount outstanding
  during the year                          $572,405     $587,683    $204,140
Average amount outstanding
  during the year (1)                      $360,375     $407,965    $112,341
Weighted average interest
  rate during the year (1)                      5.7%         6.1%        5.8%
-----------------------------------------------------------------------------
(1)THE AVERAGE WAS COMPUTED BASED ON MONTH-END BALANCES.

32


NOTE 12
LONG-TERM DEBT

Long-term debt is as follows:

DECEMBER 31,                                              1998           1997
------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Telephone and Data Systems, Inc. (Parent)
  Medium-term notes, 8% to 10%,
   (averaging 9%) due through 2025                   $ 239,200      $ 239,200
  7% Notes, maturing in 2006                           200,000             --
  Purchase contracts and other
  long-term notes, 9% to 14%,
(averaging 10%) due through 2003                         2,201          2,440
                                                     -------------------------
      Total Parent                                     441,401        241,640
                                                     -------------------------
Subsidiaries
  U.S. Cellular
   6% zero coupon convertible redeemable
     debentures, maturing in 2015                       744,975       744,975
   Unamortized discount                                (463,488)     (479,645)
                                                     -------------------------
                                                        281,487       265,330
                                                     -------------------------
   7.25% notes, maturing in 2007                        250,000       250,000
  TDS Telecom
   RUS, RTB and FFB Mortgage
     Notes, due through 2031, various
     rates averaging 5.5% in 1998,
     5.5% in 1997 and 5.4% in 1996                      308,494       313,012
   Other long-term notes, 0% to 12.6%
     (averaging 7.2%), due through 2009                   5,676         8,723
  Aerial
   8.34% zero coupon notes,
     maturing in 2006                                   226,245        226,245
   8.05% zero coupon notes,
    maturing in 2008                                   219,975             --
   Unamortized discount                                (213,682)     (114,161)
                                                     -------------------------
                                                        232,538       112,084
                                                     -------------------------
   Vendor credit agreement,
     5.31% due in 2000                                   45,472        84,355
  Other
   Long-term notes, 7.92% to 8.23%,
     due through 2002                                     3,974         3,890
                                                     -------------------------
      Total Subsidiaries                              1,127,641     1,037,394
                                                     -------------------------
Total long-term debt                                  1,569,042     1,279,034
  Less current portion                                   15,946        14,816
                                                     -------------------------
Total long-term debt,
  excluding current portion                          $1,553,096    $1,264,218
------------------------------------------------------------------------------
------------------------------------------------------------------------------

   The Medium-Term Notes ("MTNs") carry original maturities of 12 to 30 years, maturing at various times from 2003 to 2025. Interest is payable semi-annually. The MTNs may be redeemed by the Company at par value beginning at various times in 1999 to 2006.

   The Company sold $200 million principal amount of 7% unsecured notes in 1998 with proceeds to the Company of $198.4 million. The notes are due August 2006 and interest is payable semi-annually. The notes are redeemable at any time at the option of the Company, at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or
(b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus .25%.

    The 6% yield to maturity zero coupon convertible redeemable unsecured notes are due in 2015 and there is no periodic payment of interest. The notes are convertible at any time into 9.475 U.S. Cellular Common Shares per $1,000 of notes. Beginning in 2000, U.S. Cellular may redeem, or the holder may call, the notes at the issue price plus accreted interest.

     U.S. Cellular sold $250 million principal amount of 7.25% unsecured senior notes in 1997 with proceeds of $247.0 million. The notes are due 2007 and interest is payable semi-annually. U.S. Cellular may redeem the notes beginning 2004 at principal amount plus accrued interest.

   The RUS, RTB and FFB Mortgage Notes issued under certain loan agreements with the Rural Utilities Service ("RUS"), Rural Telephone Bank ("RTB") and Federal Financing Bank ("FFB"), agencies of the United States of America, are to be repaid in equal monthly or quarterly installments covering principal and interest beginning six months to three years after dates of issue and expiring through 2031. Substantially all telephone plant is pledged under RUS and RTB mortgage notes and various other obligations of the telephone subsidiaries.

     Aerial sold $220 million principal amount at maturity, 10-year zero coupon 8.05% yield to maturity debt in 1998 and $226 million principal amount at maturity, 10-year zero coupon 8.34% yield to maturity debt in 1996. The unsecured notes are due in 2008 and 2006, respectively, and there is no periodic payment of interest. The proceeds were paid to Aerial's equipment vendor in satisfaction of $200 million of obligations. The notes are fully and unconditionally guaranteed by TDS. The notes are subject to optional redemption beginning in 2003 and 2001, respectively, at redemption prices which reflect original issue discount accreted since issuance.

   In 1998, Nokia Telecommunications Inc. ("Nokia") agreed to provide up to an aggregate of $150 million in financing to Aerial for the purchase of network infrastructure equipment and services from Nokia. Aerial may borrow up to $75 million until June 30, 1999. These loans mature on June 30, 1999, however, the maturity date may be extended to June 30, 2000, upon written notice and payment of an extension fee by Aerial to Nokia. A second $75 million becomes available commencing on June 30, 1999. All loans mature on June 30, 2000. Interest under the agreement is payable monthly at a per annum rate equal to the 30-day LIBOR plus .25%. The obligations of Aerial under the agreement are fully and unconditionally guaranteed by TDS.

     The annual requirements for principal payments on long-term debt are approximately $15.9 million, $61.2 million, $15.6 million, $15.4 million and $47.4 million for the years 1999 through 2003, respectively.

     The carrying value and estimated fair value of the Company's Long-term Debt were $1,569 million and $1,606 million at December 31, 1998 and $1,279 million and $1,270 million at December 31, 1997, respectively. The fair value of the Company's long-term debt was estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

NOTE 13
MINORIITY INTEREST IN SUBSIDIARIES

The following table summarizes the minority shareholders' and partners' interests in the equity of consolidated subsidiaries.

DECEMBER 31,                                         1998              1997
-----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
U.S. Cellular
  Public shareholders                            $362,224          $305,478
  Subsidiaries' partners and shareholders          43,609            53,908
                                                 ----------------------------
                                                  405,833           359,386
Aerial
  Public shareholders                               3,527            33,692
  Subsidiary's shareholders                         5,835                --
                                                 ----------------------------
                                                    9,362            33,692

TDS Telecom telephone subsidiaries                 24,701            23,293
Other                                                 292               195
                                                 ----------------------------
                                                 $440,188          $416,566
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

SALE OF STOCK BY SUBSIDIARIES

In 1998, Sonera, Ltd. ("Sonera"), formerly Telecom Finland Ltd., purchased approximately 2.4 million shares of common stock, representing a 19.423% interest, of Aerial Operating Co., Inc. ("AOC") for $200 million. Prior to this investment, AOC was a wholly-owned subsidiary of Aerial Communications, Inc. ("Aerial"). (AOC owns a 100% interest in each of Aerial's six operating markets.) The Sonera investment was recorded at a fair market value which was more than TDS's book value investment in Aerial. TDS adjusted its book value investment as a result of this investment and increased capital in excess of par value $148.4 million in 1998.

   Sonera's equity ownership amount in AOC is subject to adjustment based on Aerial's 20-day average stock price during the three years commencing September 8, 1998. Depending on the stock price, Sonera's ownership amount in AOC could decline to approximately 15%.

     Aerial issued 12.3 million Common Shares in 1996 in an initial public offering (at a price of $17 per share). The initial public offering reduced TDS's ownership percentage from 100% to 82.8%. The Aerial Common Share offering was recorded at a fair market value which was more than TDS's book value investment in Aerial. TDS adjusted its book value investment as a result of this issue and increased capital in excess of par value $114.1 million in 1996.

NOTE 14
COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED
SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY
COMPANY SUBORDINATED DEBENTURES

In 1998, TDS Capital II, a subsidiary trust ("Capital II") of TDS, issued 6,000,000 of its 8.04% Company-Obligated Mandatorily Redeemable Preferred Securities (the "1998 Preferred Securities") at $25 per Preferred Security. Net proceeds totaled $144.9 million and were used to reduce short-term debt. The sole asset of TDS Capital II is $154.6 million principal amount of TDS's 8.04% Subordinated Debentures due March 31, 2038.

   In 1997, TDS Capital I, a subsidiary trust ("Capital I") of TDS, issued 6,000,000 of its 8.5% Company-Obligated Mandatorily Redeemable Preferred Securities (the "1997 Preferred Securities") at $25 per Preferred Security. Net proceeds totaled $144.8 million and were used to reduce short-term debt. The sole asset of TDS Capital I is $154.6 million principal amount of TDS's 8.5% Subordinated Debentures due December 31, 2037.

   The obligations of TDS Capital I and II under 1998 Preferred Securities and 1997 Preferred Securities (the "Preferred Securities") issued by TDS Capital I and II are fully and unconditionally guaranteed by TDS. However, TDS's obligations are subordinate and junior in right of payment to certain other indebtedness of TDS. TDS has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the Subordinated Debentures are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, TDS may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its common stock.

   The 8.04% and 8.5% Subordinated Debentures are redeemable by TDS, in whole or in part, from time to time, on or after March 31, 2003, and November 18, 2002, respectively, or, in whole but not in part, at any time in the event of certain income tax circumstances. If the Subordinated Debentures are redeemed, TDS Capital I and II must redeem Preferred Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed. In the event of

34


the dissolution, winding up or termination of TDS Capital I and II, the holders of Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment, unless, in connection with the dissolution, winding up or termination, Subordinated Debentures are distributed to the holders of the Preferred Securities.

   The carrying value and estimated fair value of the Company's Preferred Securities were $300.0 million and $297.8 million at December 31, 1998 and $150.0 million and $153.4 million at December 31, 1997, respectively. The fair value of the Company's Preferred Securities was estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of arrangements.

NOTE 15
PREFERRED SHARES

At December 31, 1998, 259,847 Preferred Shares were authorized, issued and outstanding. Certain series of Preferred Shares are redeemable at the option of TDS at $100 per share, plus accrued and unpaid dividends. The average dividend rate is $5.76 per share. At December 31, 1998, certain series of Preferred Shares are convertible into TDS Common Shares. See Note 16 -- Common Stockholders' Equity -- Convertible Preferred Shares.

   In connection with the reincorporation of TDS into Delaware, each issued Iowa Preferred Share, no par value, stated value of $100 per share, was converted into a Delaware Preferred Share, $.01 par value. All Preferred Shares have a liquidation value of $100 per share plus accrued and unpaid dividends. Accordingly, Preferred Shares are stated on the balance sheet at $100 per share.

   The following is a schedule of Preferred Shares activity.

YEAR ENDED DECEMBER 31,                      1998         1997         1996
-----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Balance, beginning of year                $32,466      $30,858      $44,803
Add:
  Acquisition                                  --        3,000           --
  Stock Dividends                              --           --          113
Less:
  Conversion of preferred                  (6,114)      (1,031)      (4,602)
  Redemption of preferred                    (367)        (361)      (9,456)
                                          -----------------------------------
Balance, end of year                      $25,985      $32,466      $30,858
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

   The carrying value and estimated fair value of the Company's Preferred Shares were $26.0 million and $17.8 million at December 31, 1998 and $32.5 million and $23.6 million at December 31, 1997, respectively. The fair value of the Company's Preferred Shares was estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of arrangements.

NOTE 16
COMMON STOCKHOLDER'S EQUITY

COMMON STOCK

The following table summarizes the number of Common and Series A Common Shares outstanding:

                                                        Series A
                                              Common     Common       Treasury
                                              Shares     Shares        Shares
 -----------------------------------------------------------------------------
(SHARES IN THOUSANDS)
Balance December 31, 1995                     51,137      6,893           --
  Acquisitions of cellular and
   telephone interests                         2,645         --           --
  Dividend reinvestment, incentive
   and compensation plans                        100         27           --
  Conversion of Preferred Shares                 352         --           --
  Conversion of Series A
   Common Shares                                   3         (3)          --
                                              --------------------------------
Balance December 31, 1996                     54,237      6,917           --
  Repurchase Common Shares                        --         --       (1,798)
  Acquisitions of cellular and
   telephone interests                            16         --          999
  Dividend reinvestment, incentive
   and compensation plans                        122         19            4
  Conversion of Preferred Shares                  68         --           --
                                              --------------------------------
Balance December 31, 1997                     54,443      6,936         (795)
  Acquisitions of cellular and
   telephone interests                           228         --           --
  Dividend reinvestment, incentive
   and compensation plans                         39         14           34
  Conversion of Preferred Shares                 278         --           --
                                              --------------------------------
Balance December 31, 1998                     54,988      6,950         (761)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

   In connection with the reincorporation of TDS into Delaware, each issued, Iowa Common and Series A Common Share, $1 par value, was converted into a Delaware Common and Series A Common Share, $.01 par value. The December 31, 1998 amounts for Common Shares, Series A Common Shares and Capital in Excess of Par Value have been adjusted to reflect the change in par value.

CONVERTIBLE PREFERRED SHARES

TDS convertible Preferred Shares are convertible into 688,977 Common Shares. See
Note 15 -- Preferred Shares. TDS issued 274,634 Common Shares in 1998, 56,365 in 1997 and 347,707 in 1996 for TDS Preferred Shares converted. TDS also issued 3,780 Common Shares in 1998, 11,345 in 1997 and 3,781 in 1996 for subsidiary preferred stock converted.

SERIES A COMMON SHARES

The holders of Common Shares and outstanding Preferred Shares are entitled to one vote per share. The holders of Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share-for-share basis, into Common Shares. TDS has reserved 6,949,904 Common Shares for possible issuance upon such conversion.

COMMON SHARE REPURCHASE PROGRAM

In December 1996, the Company authorized the repurchase of up to 3.0 million TDS Common Shares over a period of three years. The Company may use repurchased shares to fund acquisitions and for other corporate purposes. Subject to prevailing market conditions, purchases may be made from time to time through open market purchases or at negotiated prices in private transactions. The actual number of Common Shares which may be repurchased will be subject to the trading price of the Common Shares, the Company's financial position and other factors.

   Through December 31, 1997, the Company purchased 1,798,100 Common Shares for $69.9 million. No Common Shares were repurchased in 1998. The Company reissued 33,400 and 4,700 Common Shares in 1998 and 1997, respectively, for incentive and compensation plans and 998,800 Common Shares in 1997 for acquisitions.

ACCUMULATED OTHER COMPREHENSIVE INCOME

Effective January 1, 1998, the Company implemented the provisions of SFAS No. 130, "Reporting Comprehensive Income." Under SFAS No. 130, the Company is required to report all changes in equity during a period, except those resulting from investments and distributions by owners, in a financial statement for the period in which they are recognized. The Company has chosen to disclose Comprehensive Income, which encompasses Net Income and Net Unrealized Gains on Securities, in the Consolidated Statements of Common Stockholders' Equity. Prior years have been restated to conform to the requirements of SFAS No. 130. The income tax effects allocated to and the cumulative balance of unrealized gains on securities are as follows:

YEAR ENDED DECEMBER 31,                          1998        1997        1996
------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

Balance, beginning of year                   $    683        $513        $  7
Add:
  Unrealized gains on securities              147,620         473         819
  Income tax effect                            59,316         210         313
                                             ---------------------------------
                                               88,304         263         506
  Minority share of
   unrealized gains                            13,198          --          --
                                             ---------------------------------
   Net unrealized gains                        75,106         263         506
                                             ---------------------------------
Deduct:
  Gain on sales of securities                     300         154          --
  Income tax expense                              120          61          --
                                             ---------------------------------
   Net realized gains included
     in Net Income                                180          93          --
                                             ---------------------------------
Net Unrealized gains included
  in Comprehensive Income                      74,926         170         506
                                             ---------------------------------
Balance, end of year                         $ 75,609        $683        $513
------------------------------------------------------------------------------
------------------------------------------------------------------------------

NOTE 17
DIVIDEND REINVESTMENT, INCENTIVE AND COMPENSATION PLANS

The following table summarizes Common and Series A Common Shares issued, including reissued Treasury Shares, for the employee stock ownership plans and dividend reinvestment plans described below.

YEAR ENDED DECEMBER 31,                        1998        1997        1996
------------------------------------------------------------------------------
Common Shares
  Tax-deferred savings plan                  13,270       32,354      36,269
  Dividend reinvestment plan                 14,883       25,273      28,827
  Stock-based
   compensation plans                        44,662       69,109      35,273
                                             ---------------------------------
                                             72,815      126,736     100,369
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Series A Common Shares
  Dividend reinvestment plan                 13,627       19,731      26,445
------------------------------------------------------------------------------
------------------------------------------------------------------------------

TAX-DEFERRED SAVINGS PLAN

TDS had reserved 158,695 Common Shares for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions in TDS Common Shares, U.S. Cellular Common Shares, Aerial Common Shares or five nonaffiliated funds.

DIVIDEND REINVESTMENT PLANS

TDS had reserved 445,859 Common Shares for issuance under the Automatic Dividend Reinvestment and Stock Purchase Plan and 158,896 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS's Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS's Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made.

STOCK-BASED COMPENSATION PLANS

TDS had reserved 3,013,795 Common Shares for options granted and to be granted to key employees. TDS has established certain plans that provide for the grant of stock options to officers and employees. The options are exercisable over a

36


specified period not in excess of ten years. The options expire from 1999 to 2008 or the date of the employee's termination of employment, if earlier.

     TDS accounts for stock options, stock appreciation rights ("SARs") and employee stock purchase plans under Accounting Principles Board ("APB") Opinion No. 25. No compensation costs have been recognized for the stock option and employee stock purchase plans. Compensation expense for SARs, measured on the difference between the year-end market price of the Common Shares and SAR prices, was $91,000 and $263,000 in 1997 and 1996, respectively. Had compensation cost for all plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's net income (loss) and earnings per share would have been reduced to the following pro forma amounts:

YEAR ENDED DECEMBER 31,                          1998        1997        1996
------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT
PER SHARE AMOUNTS)
Net Income (Loss)
     As Reported                             $ 64,408    $ (9,549)   $128,139
     Pro Forma                                 58,918     (13,506)    126,495
Basic Earnings per Share
     As Reported                                 1.03        (.19)       2.09
     Pro Forma                                    .94        (.26)       2.06
Diluted Earnings per Share
     As Reported                                 1.03        (.19)       2.07
     Pro Forma                               $    .94    $   (.26)   $   2.05
------------------------------------------------------------------------------

     A summary of the status of the Company's stock option plans at December 31, 1998, 1997 and 1996 and changes during the years then ended is presented in the table and narrative below:

                                                  Weighted        Weighted
                                     Number        Average         Average
                                   of Shares    Option Prices    Fair Values
-----------------------------------------------------------------------------
Stock Options:
Outstanding December 31, 1995
(240,160 exercisable)                516,445       $32.47
  Granted                             89,228       $41.00          $13.30
  Exercised                          (11,025)      $13.10
  Canceled                            (3,210)      $39.89
                                     --------
Outstanding December 31, 1996
(405,996 exercisable)                591,438       $34.08
  Granted                             68,137       $43.90          $10.61
  Exercised                          (43,824)      $19.51
  Canceled                           (41,243)      $40.78
                                     --------
Outstanding December 31, 1997
(492,917 exercisable)                574,508       $35.87
  Granted                            463,433       $42.09          $11.73
  Exercised                          (21,227)      $30.36
  Canceled                           (14,089)      $47.45
                                     --------
Outstanding December 31, 1998
(776,653 exercisable)              1,002,625       $38.70
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

   Of the options outstanding at December 31, 1998, 776,653 options are exercisable, have exercise prices between $4.15 and $47.60 with a weighted average exercise price of $37.90, and a weighted average remaining contractual life of 6.3 years. The remaining 225,972 options are not exercisable, have exercise prices between $4.15 and $46.87 with a weighted average exercise price of $41.47, and a weighted average remaining contractual life of 8.3 years.

   STOCK OPTIONS. The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: risk-free interest rates of 5.2%, 6.1% and 5.6%; expected dividend yields of 1.0%, 1.0% and 1.0%; expected lives of 7.0 years, 5.0 years and 5.1 years and expected volatility of 20.4%, 19.2% and 20.5%.

   STOCK APPRECIATION RIGHTS allow the grantee to receive an amount in cash or Common Shares, or a combination thereof, equivalent to the difference between the exercise price and the fair market value of Common Shares on the exercise date. The following table summarizes outstanding rights which expired in March 1997. The fair value of each stock appreciation right grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively: risk-free interest rates of 4.9% and 5.2%; expected dividend yields of 1.0% and 1.0%; expected lives of 0.1 year and 0.2 year; and expected volatility of 20.5% and 18.4%.

YEAR ENDED DECEMBER 31,                                    1997        1996
-----------------------------------------------------------------------------
Outstanding beginning of period                          10,070      16,034
  Granted                                                   630       5,923
  Exercised                                             (10,700)    (11,887)
                                                        ---------------------
Outstanding end of period                                    --      10,070
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

   EMPLOYEE STOCK PURCHASE PLAN. TDS had reserved 138,765 Common Shares for sale to the employees of TDS and its subsidiaries. The fair value of the employees' purchase rights was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants of rights in 1998, 1997 and 1996, respectively: risk-free interest rate of 5.4%, 5.6% and 5.6%; expected dividend yield of 1.0%, 1.0% and 1.0%; expected lives of 2.0 years, 1.2 years and 0.5 year; and expected volatility of 17.4%, 16.9% and 15.3%.

NOTE 18
EMPLOYEE BENEFIT PLANS

PENSION PLAN

The Company sponsors two qualified noncontributory defined contribution pension plans. One plan (the "TDS Plan") provides benefits for the employees of TDS, TDS Telecom and substantially all of the telephone company subsidiaries. (Employees of certain telephone subsidiaries are covered under other pension plans or receive direct pension payments.) The other plan provides pension benefits for U.S. Cellular and Aerial employees. Under these plans, pension costs are calculated separately for each participant and are funded currently. TDS also sponsors an unfunded non-qualified deferred compensation plan to supplement the benefits under these plans to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws.

   Total pension costs were $7.7 million, $5.3 million and $4.6 million in 1998, 1997 and 1996, respectively.

OTHER POSTRETIREMENT BENEFITS

The Company sponsors two defined benefit postretirement plans that cover most of the employees of TDS, TDS Telecom and its telephone subsidiaries. One plan provides medical benefits and the other plan provides life insurance benefits. Both plans are contributory, with retiree contributions adjusted annually. The medical plan anticipates future cost sharing changes that are consistent with the Company's intent to increase retiree contributions by the health care cost trend rate. An amount not to exceed 25% of the total contribution to the TDS Plan will be contributed to fund the cost of the medical benefits annually. An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25% limitation described above. The Company's postretirement medical and life insurance plans are currently underfunded.

   The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other postretirement benefit plans:

DECEMBER 31,                                                1998        1997
------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Change in Benefit Obligation
  Benefit obligation at beginning of year                $21,339    $ 17,781
  Service cost                                               933         875
  Interest cost                                            1,486       1,346
  Amendments                                                 198       1,534
  Actuarial gain                                          (1,968)        276
  Benefits paid                                             (652)       (473)
                                                         ---------------------
  Benefit obligation at end of year                       21,336      21,339
                                                         ---------------------

Change in Plan Assets
  Fair value of plan assets at
   beginning of year                                      14,604      10,259
  Actual return on plan assets                               723       2,469
  Employer contribution                                    2,171       2,349
  Acquisition                                              2,130          --
  Benefits paid                                             (652)       (473)
                                                         ---------------------
  Fair value of plan assets at end of year                18,976      14,604
                                                         ---------------------

Funded Status                                             (2,360)     (6,735)
Unrecognized net actuarial gain                           (8,517)     (6,720)
Unrecognized prior service cost                            1,414       2,091
                                                         ---------------------
Prepaid (accrued) benefit cost                           $(9,463)   $(11,364)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

   The following table sets forth the weighted average assumptions used in accounting for the plans:

DECEMBER 31,                                                1998        1997
------------------------------------------------------------------------------
Discount rate                                                7.0%        7.0%
Expected return on plan assets                               8.0%        8.0%
------------------------------------------------------------------------------

   For measurement purposes, a 9.9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998; the rate was assumed to decrease over six years to 6.1% and to remain at 6.1% thereafter.

   Net periodic benefit cost for the years ended December 31, 1998, 1997 and 1996 include the following components:

YEAR ENDED DECEMBER 31,                         1998        1997        1996
------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Service cost                                 $   933      $  875      $  796
Interest cost on
  accumulated postretirement
  benefit obligation                           1,486       1,346       1,125
Expected return on plan assets                (1,271)       (632)       (753)
Net amortization and deferral                   (160)       (344)         99
                                             ---------------------------------
Net postretirement cost                      $   988      $1,245      $1,267
------------------------------------------------------------------------------
------------------------------------------------------------------------------

38


   The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point increase or decrease in assumed health care cost trend rates would result in a $506,000 increase or decrease in the total of service and interest cost components and a $3.5 million increase or decrease in the postretirement benefit obligation, respectively.

NOTE 19
COMMITMENTS

CONSTRUCTION AND EXPANSION

The primary purpose of TDS's construction and expansion program is to provide for normal growth, to upgrade communications service, to expand into new communication areas, and to take advantage of service-enhancing and cost-reducing technological developments. The U.S. Cellular capital additions budget totals approximately $300 million for 1999, to expand and enhance coverage, including adding digital service capabilities to its systems and to enhance office systems. The TDS Telecom capital additions budget totals approximately $120 million for 1999, including approximately $45 million for outside plant facilities and $35 million for switching facilities in the Incumbent Local Exchange Carrier ("ILEC") markets and $12 million for current Competitive Local Exchange Carrier ("CLEC") operations. The Aerial capital additions budget totals approximately $130 million for 1999, including approximately $100 million for cell sites and switching equipment and $27 million for systems development. In addition, Aerial will require an estimated $125 million for working capital and operating expenses and $80 million for interest expense.

LEASE COMMITMENTS

TDS and its subsidiaries have leases for certain cellular plant facilities, office space and data processing equipment, most of which are classified as operating leases. For the years 1998, 1997 and 1996, rent expense for noncancelable, long-term leases was $52.1 million, $36.9 million and $20.9 million, respectively, and rent expense under cancelable, short-term leases was $9.1 million, $8.7 million and $7.6 million, respectively. At December 31, 1998, the aggregate minimum rental commitments under noncancelable, long-term operating leases were as follows:

                                                             MINIMUM FUTURE
                                                             RENTAL PAYMENTS
------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
1999                                                            $45,875
2000                                                             41,915
2001                                                             36,590
2002                                                             25,493
2003                                                             16,865
Thereafter                                                      $87,983
------------------------------------------------------------------------------

NOTE 20
BUSINESS SEGMENT INFORMATION

TDS is a diversified telecommunications service company with established cellular telephone and local telephone operations and developing personal communications services ("PCS") operations. The Company manages these operations through separate subsidiaries as described below. For the year ended December 31, 1998, cellular operations provided 64% of the Company's consolidated revenues, telephone operations provided 27% and PCS operations provided 9%. The Company's long-term business development strategy is to expand its existing operations through internal growth and acquisitions and to explore and develop other telecommunications businesses that management believes will utilize the Company's expertise in customer-based telecommunications.

   The Company conducts substantially all of its cellular operations through its 81.0%-owned subsidiary United States Cellular Corporation ("U.S. Cellular"). At December 31, 1998, U.S. Cellular provided cellular telephone service to 2,183,000 customers through 138 majority-owned and managed ("consolidated") cellular systems in 24 states. Cellular revenues primarily consist of: (i) charges for access, airtime and value-added services provided to U.S. Cellular's local retail customers who use the local systems operated by U.S. Cellular; (ii) charges to customers of other systems who use U.S. Cellular's cellular systems when roaming; (iii) charges for long-distance calls made on U.S. Cellular's systems; and (iv) equipment sales.

   The Company conducts its telephone operations through its wholly-owned subsidiary TDS Telecommunications Corporation ("TDS Telecom"). At December 31, 1998, TDS Telecom operated 105 telephone companies serving 547,500 access lines in 28 states. TDS Telecom is expanding by offering additional lines of telecommunications products and services to existing customers and through the selective acquisition of local exchange telephone companies serving rural and suburban areas. Telephone revenues consist of: (i) local telephone exchange service provided within the franchise serving area of TDS Telecom's telephone subsidiaries; (ii) compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom's operating telephone subsidiaries' networks; (iii) miscellaneous revenues related to (a) leasing, selling, installing, maintaining and repairing customer premise telecommunications equipment, such as telephone answering equipment or business systems and associated peripheral equipment, and wiring, (b) providing billing and collection services for interexchange carriers, (c) leasing network facilities, (d) sale of satellite dishes (Digital Broadcast Satellite or "DBS") and (e) providing Internet services; and (iv) revenues from CLEC operations.

   The Company conducts its broadband PCS operations through its 82.3%-owned subsidiary Aerial Communications, Inc. ("Aerial"). Aerial provides PCS service in the Minneapolis, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City and Columbus Major Trading Areas ("MTAs"). Aerial has commenced service in all its markets and provided service to 311,900 PCS telephones as of December 31, 1998. PCS revenues primarily consist of: (i) charges for access, airtime and value-added services provided to Aerial's retail customers who use the network operated by Aerial; (ii) charges for long-distance calls made on Aerial's systems; and (iii) equipment sales revenue representing the sale of handsets and related accessories to retailers, independent agents, and end user customers.

   In December 1998, TDS announced that it was pursuing a tax-free spin-off of its 82.3% interest in Aerial, as well as reviewing other alternatives. See Note 1 -- Corporate Restructuring.

   TDS contributed substantially all of the assets and certain, limited liabilities of American Paging, Inc. to TSR Wireless Holdings, LLC ("TSR Wireless") for a 30% interest in TSR Wireless effective March 31, 1998. American Paging's revenues are netted against its expenses in the Consolidated Statements of Operations with the resulting operating loss reported as American Paging Operating (Loss). American Paging revenues primarily consist of dispatch services, subscriber device rental and equipment sales representing sales of pagers to customers. Beginning April 1, 1998, TDS followed the equity method of accounting for its 30% interest in TSR Wireless and reported these results as a component of Investment income.

   U.S. Cellular, TDS Telecom and Aerial are billed for all services they receive from TDS, consisting primarily of information processing and general management services. Such billings are based on expenses specifically identified to U.S. Cellular, TDS Telecom and Aerial and on allocations of common expenses. Such allocations are based on the relationship of U.S. Cellular's, TDS Telecom's and Aerial's assets, employees, investment in plant and expenses to the total assets, employees, investment in plant and expenses of TDS. Management believes the method used to allocate common expenses is reasonable and that all expenses and costs applicable to U.S. Cellular, TDS Telecom and Aerial are reflected in the accompanying business segment information on a basis which is representative of what they would have been if U.S. Cellular, TDS Telecom and Aerial operated on a stand-alone basis.

   Financial data for the Company's business segments for each of the years ended December 31, 1998, 1997 and 1996 are as follows:

YEAR ENDED OR AT DECEMBER 31, 1998                         U.S. Cellular   TDS Telecom       Aerial     All Other(1)        Total
-----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Operating revenues                                            $1,162,467    $  488,104    $ 155,154     $   17,783     $1,823,508
Operating cash flow                                              382,854       205,814     (196,584)        (3,511)       388,573
Depreciation and amortization expense                            206,779       111,402       83,401          7,895        409,477
Operating income (loss)                                          176,075        94,412     (279,985)       (11,406)       (20,904)
Significant noncash items:
  Deferred taxes (2)                                             107,201        17,471        2,578        (77,901)        49,349
  Investment income                                               42,451         1,121         (128)        (2,798)        40,646
  Minority share of (income) loss                                 (6,039)         (339)      23,620         11,271         28,513
  Gain on sale of cellular and other investments                 215,154        38,803           --          8,741        262,698
  Noncash interest expense                                        20,189            --       16,210             --         36,399
Total Assets                                                   3,047,636     1,572,339      961,347      3,429,433      9,010,755
Investment in equity method investees                            136,027        28,987        1,443        125,024        291,481
Capital expenditures                                          $  330,411    $  143,125    $  74,580     $   10,216     $  558,332
-----------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED OR AT DECEMBER 31, 1997                         U.S. Cellular   TDS Telecom       Aerial     All Other(1)        Total
-----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Operating revenues                                            $  876,965    $  437,624    $  55,952     $   94,413     $1,464,954
Operating cash flow                                              261,922       198,164     (157,480)        (3,267)       299,339
Depreciation and amortization expense                            132,379        98,021       39,071         32,040        301,511
Operating income (loss)                                          129,543       100,143     (196,551)       (35,307)        (2,172)
Significant noncash items:
  Deferred taxes (2)                                              24,077         2,691        1,806        (11,338)        17,236
  Investment income                                               77,121         3,285       (2,518)         3,262         81,150
  Minority share of (income) loss                                (12,298)       (1,155)          --         21,769          8,316
  Gain on sale of cellular and other investments                  30,318           722           --         10,398         41,438
  Noncash interest expense                                        15,948            --        8,341             --         24,289
Total Assets                                                   2,508,916     1,406,060      960,648      3,560,782      8,436,406
Investment in equity method investees                            197,786        42,167          510         25,501        265,964
Capital expenditures                                          $  318,748    $  151,460    $ 274,709     $   41,400     $  786,317
-----------------------------------------------------------------------------------------------------------------------------------

40


YEAR ENDED OR AT DECEMBER 31, 1996                         U.S. Cellular   TDS Telecom       Aerial     All Other(1)        Total
-----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Operating revenues                                            $  680,068    $  395,059    $      --     $ 104,187      $1,179,314
Operating cash flow                                              196,205       190,995           --        (2,849)        384,351
Depreciation and amortization expense                            108,839        88,346           --        33,777         230,962
Operating income (loss)                                           87,366       102,649           --       (36,626)        153,389
Significant noncash items:
  Deferred taxes (2)                                              63,137        (2,659)       2,231        12,306          75,015
  Investment income                                               51,518         6,906         (304)          335          58,455
  Minority share of (income) loss                                (13,743)       (1,300)          --       (11,273)        (26,316)
  Gain on sale of cellular and other investments                 132,718            --        2,582         3,435         138,735
  Noncash interest expense                                        15,674            --        1,368            --          17,042
Total Assets                                                   2,085,899     1,363,900      672,827     2,837,543       6,960,169
Investment in equity method investees                            254,281        50,639        6,149        24,076         335,145
Capital expenditures                                          $  248,123    $  144,440    $ 112,939    $   44,702      $  550,204
-----------------------------------------------------------------------------------------------------------------------------------

(1) CONSISTS OF THE TDS CORPORATE OPERATIONS, AMERICAN PAGING OPERATIONS AND ALL OTHER BUSINESSES NOT INCLUDED IN THE U.S. CELLULAR, TDS TELECOM OR AERIAL SEGMENTS.

(2) TAX BENEFITS ASSOCIATED WITH NET OPERATING LOSS CARRYFORWARDS REMAIN AT THE TDS CORPORATE LEVEL.

YEAR ENDED OR AT DECEMBER 31,                                                                 1998           1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Reconciliation of Segment Revenues to Consolidated Revenues:
  Total Revenues for reportable segments                                               $ 1,823,508    $ 1,464,954     $ 1,179,314
  American Paging revenues included in "American Paging Operating (Loss)"                  (17,783)       (94,413)       (104,187)
                                                                                       -------------------------------------------
  Consolidated Revenues                                                                $ 1,805,725    $ 1,370,541     $ 1,075,127
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

Reconciliation of Segment Total Assets to Consolidated Total Assets:
  Total Assets for reportable segments                                                 $ 9,010,755    $ 8,436,406     $ 6,960,169
  Intercompany eliminations (3)                                                         (3,483,210)    (3,464,805)     (2,759,200)
                                                                                       -------------------------------------------
  Consolidated Total Assets                                                            $ 5,527,545    $ 4,971,601     $ 4,200,969
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(3) INTERCOMPANY ELIMINATIONS CONSIST PRIMARILY OF THE ELIMINATION OF TDS'S BOOK VALUE INVESTMENT IN ITS SUBSIDIARIES AND THE ELIMINATION OF INTERCOMPANY RECEIVABLES.

NOTE 21
CONTINGENCIES

The Company is involved in legal proceedings before the FCC and various state and federal courts from time to time. Management does not believe that any of such proceedings should have a material adverse impact on the financial position, results of operations or cash flows of the Company.

   In September 1998, pursuant to a purchase agreement between TDS, Aerial, Aerial Operating Company, Inc. ("AOC"), and Sonera Ltd., a limited liability company organized under the laws of Finland ("Sonera"), Sonera purchased 2.4 million shares of common stock of AOC representing a 19.423% equity interest in AOC, subject to adjustment under certain circumstances, for an aggregate purchase price of $200 million. Sonera has the right, subject to adjustment under certain circumstances, to exchange each share of AOC common stock which it owns for 6.72919 Common Shares of Aerial. Upon the exchange of all of the AOC shares, Sonera would own an 18.452% equity interest in Aerial, reflecting a purchase price equivalent to $12.33 per Common Share of Aerial (the "Equivalent Purchase Price").

   Following the announcement by TDS in December 1998, that it intended to distribute to its shareholders all of the capital stock of Aerial that it owns, and that Aerial would seek additional financing from sources other than TDS in connection therewith, Sonera contacted TDS to express certain concerns about the announcement. Sonera has asserted that the TDS announcement reflects a change in circumstances that warrant the renegotiation of certain matters related to its investment in AOC, including an adjustment in the Equivalent Purchase Price, and has raised the possibility of litigation in connection therewith. TDS and Aerial intend to attempt to reach a mutually acceptable resolution of the concerns raised by Sonera. There can be no assurance that this matter will not lead to litigation, or that it will not have a material adverse effect on TDS or Aerial or on the plans relating to the refinancing and spin-off of Aerial.

-------------------------------------------------------------------------------
Report of Independent Public Accountants
-------------------------------------------------------------------------------

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS
OF TELEPHONE AND DATA SYSTEMS, INC.:

We have audited the accompanying consolidated balance sheets of Telephone and Data Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP

Arthur Andersen LLP
Chicago, Illinois
January 27, 1999

-------------------------------------------------------------------------------
42                        Consolidated Quarterly Income Information (Unaudited)
-------------------------------------------------------------------------------


QUARTER ENDED                                            March 31        June 30       Sept. 30        Dec. 31
----------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1998
Operating Revenues                                       $390,069       $446,951       $473,808       $494,897
Operating Income (Loss) from Ongoing Operations           (14,126)         5,493         25,083        (25,948)
Gain on Sale of Cellular and Other Investments            221,442         10,516          3,399         27,341
Net Income (Loss) Available to Common                      73,730        (14,095)         5,910         (2,788)
   From Operations                                        (38,754)       (19,218)         4,009        (17,610)
   From Gains                                            $112,484       $  5,123       $  1,901       $ 14,822
Weighted Average Shares Outstanding (000s)                 60,750         60,984         61,036         61,157
Basic Earnings per Share                                 $   1.21       $   (.23)      $    .10       $   (.05)
Diluted Earnings per Share                                   1.20           (.23)           .10           (.05)
   From Operations                                           (.64)          (.32)           .07           (.29)
   From Gains                                            $   1.84       $    .09       $    .03       $    .24

1997
Operating Revenues                                       $289,487       $331,513       $362,899       $386,642
Operating Income (Loss) from Ongoing Operations            50,466         14,769          5,310        (37,410)
Gain on Sale of Cellular and Other Investments                 --         10,598         13,767         17,073
Net Income (Loss) Available to Common                       9,136          6,351          8,549        (35,476)
   From Operations                                          9,136          2,344            106        (38,940)
   From Gains                                            $     --       $  4,007       $  8,443       $  3,464
Weighted Average Shares Outstanding (000s)                 61,184         60,051         59,511         60,099
Basic Earnings per Share                                 $    .15       $    .11       $    .14       $   (.59)
Diluted Earnings per Share                                    .15            .11            .14           (.59)
   From Operations                                            .15            .04             --           (.65)
   From Gains                                            $     --       $    .07       $    .14       $    .06
----------------------------------------------------------------------------------------------------------------

NOTE: CERTAIN 1997 AMOUNTS WERE RECLASSIFIED FOR CURRENT PERIOD PRESENTATION.

NET INCOME AVAILABLE TO COMMON FOR 1998 INCLUDED SIGNIFICANT GAINS FROM THE SALES OF CELLULAR AND OTHER INVESTMENTS. THE TABLE ABOVE SUMMARIZES THE EFFECT OF THE GAINS ON NET INCOME (LOSS) AVAILABLE TO COMMON AND DILUTED EARNINGS PER SHARE.

MANAGEMENT BELIEVES U.S. CELLULAR'S OPERATING RESULTS REFLECT SEASONALITY
IN BOTH SERVICE REVENUES, WHICH TEND TO INCREASE MORE SLOWLY IN THE FIRST AND FOURTH QUARTERS, AND OPERATING EXPENSES, WHICH TEND TO BE HIGHER IN THE FOURTH QUARTER DUE TO INCREASED MARKETING ACTIVITIES AND CUSTOMER GROWTH. THIS SEASONALITY MAY CAUSE OPERATING INCOME TO VARY FROM QUARTER TO QUARTER.

AERIAL BEGAN COMMERCIAL SERVICE IN THE SECOND QUARTER OF 1997. THE SIGNIFICANT DECREASE IN OPERATING INCOME (LOSS) FROM ONGOING OPERATIONS AND NET INCOME (LOSS) AVAILABLE TO COMMON BEGINNING IN THE SECOND QUARTER OF 1997 IS PRIMARILY A RESULT OF THE COMMENCEMENT OF PCS OPERATIONS.

-------------------------------------------------------------------------------
Shareowners' Information                                                     43
-------------------------------------------------------------------------------

TDS STOCK AND DIVIDEND INFORMATION

TDS's Common Shares are listed on the American Stock Exchange ("AMEX") under the symbol "TDS" and in the newspapers as "TeleData." As of February 26, 1999, TDS Common Shares were held by 3,556 record owners and the Series A Common Shares were held by 97 record owners. TDS has paid cash dividends on Common Shares since 1974, and paid dividends of $.44 and $.42 per Common and Series A Common Share during 1998 and 1997, respectively.

   The Common Shares of United States Cellular Corporation, an 81.0%-owned subsidiary of TDS, are listed on the AMEX under the symbol "USM" and in the newspapers as "US Cellu." The Common Shares of Aerial Communications, Inc., an 82.3%-owned subsidiary of TDS are listed on the NASDAQ National Market under the symbol "AERL" and in the newspapers as "AerialComm."

MARKET PRICE PER COMMON SHARE BY QUARTER

TDS's Series A Common Shares and Preferred Shares are not actively traded and therefore, quotations are not reported for such securities. Dividends on TDS's Preferred Shares have been paid quarterly since the dates of issue. The high and low sales prices of the Common Shares on the AMEX as reported by the Dow Jones News Service are as follows:

1998                  1st        2nd       3rd       4th
----------------------------------------------------------------
High                $50.13      49.75     44.25     47.88
Low                 $43.19      38.25     30.94     30.63
Dividends Paid      $  .11        .11       .11       .11
----------------------------------------------------------------

1997                  1st        2nd       3rd       4th
----------------------------------------------------------------
High                $42.00      40.50     45.31     49.94
Low                 $34.50      36.25     36.56     39.50
Dividends Paid      $  .105       .105      .105      .105
----------------------------------------------------------------