Form 10-K405, Exhibit 13
period 1999-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2000-03-30
CIK 1051512

                                                                      Exhibit 13


Selected Consolidated Financial Data


YEAR ENDED OR AT DECEMBER 31,                              1999           1998          1997           1996          1995
------------------------------------------------------------------------------------------------------------------------------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Operating Revenues                                 $  1,963,098   $  1,650,571   $ 1,314,589    $ 1,075,127   $   835,157
Operating Income from Ongoing Operations                370,393        270,487       229,686        190,015       140,995
Gain on Sale of Cellular and Other Investments          345,938        262,698        41,438        136,152        86,625
Net Income Available to Common from
 Continuing Operations                                  313,004        199,748        97,853        136,647        95,974
   From Operations                                      121,515         65,186        81,939         73,330        55,324
   From Gains                                      $    191,489   $    134,562   $    15,914    $    63,317   $    40,650
Weighted Average Shares Outstanding                      61,436         60,982        60,211         60,464        57,456
Basic Earnings per Share
   from Continuing Operations                      $       5.09   $       3.28   $      1.63    $      2.26   $     1.67
Diluted Earnings per Share
   from Continuing Operations                      $       5.02   $       3.22   $      1.59    $      2.22   $      1.63
Pretax Profit on Revenues                                  27.6%          21.0%         14.2%          24.4%         21.4%
Effective Income Tax Rate                                  42.1%          41.9%         46.7%          47.1%         44.9%
Dividends per Common and Series A
   Common Share                                    $        .46   $        .44   $       .42    $       .40   $       .38

Cash and Cash Equivalents
   and Temporary Investments                       $    115,993   $     55,445   $    70,357    $   118,113   $    80,586
Working Capital                                         138,336       (192,179)     (448,958)       (46,939)     (159,594)
Property, Plant and Equipment, net                    2,095,889      2,020,092     1,892,556      1,515,906     1,268,198
Total Assets                                          5,375,828      5,042,604     4,561,957      3,874,267     3,471,436
Notes Payable                                                --        170,889       527,587        160,537       184,320
Long-term Debt (including current portion)            1,294,844      1,291,032     1,082,594        915,108       894,584
Common Stockholders' Equity                           2,483,101      2,237,908     1,968,119      2,032,941     1,684,365
Capital Expenditures                               $    399,631   $    463,543   $   488,833    $   425,081   $   341,777
Current Ratio                                               1.4             .7            .4             .9            .6
Common Equity per Share                            $      39.80   $      36.12   $     32.06    $     33.23   $     29.01
Return on Equity                                           13.3%           9.5%          4.9%           7.4%          6.1%
------------------------------------------------------------------------------------------------------------------------------------

                                                              Telephone and
                                                              Data Systems, Inc.

Management's Discussion and Analysis of Results of
Operations and Financial Condition

TELEPHONE AND DATA SYSTEMS, INC. ("TDS" OR THE "COMPANY") IS A DIVERSIFIED TELECOMMUNICATIONS COMPANY WHICH PROVIDED HIGH-QUALITY TELECOMMUNICATIONS SERVICES TO APPROXIMATELY 3.2 MILLION CELLULAR TELEPHONE AND TELEPHONE CUSTOMERS IN 35 STATES AT DECEMBER 31, 1999. THE COMPANY CONDUCTS SUBSTANTIALLY ALL OF ITS CELLULAR TELEPHONE OPERATIONS THROUGH ITS 80.7%-OWNED SUBSIDIARY, UNITED STATES CELLULAR CORPORATION ("U.S. CELLULAR") AND ITS TELEPHONE OPERATIONS THROUGH ITS WHOLLY-OWNED SUBSIDIARY, TDS TELECOMMUNICATIONS CORPORATION ("TDS TELECOM").

Merger of Aerial Communications, Inc.
On September 17, 1999, the Board of Directors of TDS decided not to pursue a spin-off of Aerial Communications, Inc. ("Aerial"), its 82.1%-owned personal communications services company, and approved a plan of merger between Aerial and VoiceStream Wireless Corporation ("VoiceStream"). As a result of the board's approval of the plan, the consolidated financial statements and supplemental data of TDS have been adjusted to reflect the results of operations and net assets of Aerial as discontinued operations in accordance with generally accepted accounting principles. Financial statements for prior periods have been reclassified to conform to current year presentation. See "Discontinued Operations."

Results of Operations
OPERATING REVENUES increased 19% ($312.5 million) during 1999 and 26% ($336.0 million) during 1998 reflecting primarily the 17% and 24% growth in customer units, respectively. U.S. Cellular revenues increased $254.7 million in 1999 and $285.5 million in 1998 on 19% and 28% increases in customer units and 31% and 12% increases in inbound roaming revenues, respectively. The 1998 revenue increase also reflects the effects of the October 1997 transaction where U.S. Cellular added 195,000 customers as a result of exchanging certain markets with another provider. TDS Telecom revenues increased $57.8 million in 1999 and $50.5 million in 1998 as a result of recovery of increased costs of providing long-distance services, internal access line growth, increased network usage and growth in the competitive local exchange operations.

   OPERATING EXPENSES rose 15% ($212.6 million) in 1999 and 27% ($295.2 million) in 1998. U.S. Cellular operating expenses increased $174.9 million during 1999 and $239.0 million during 1998 due to the expansion of the customer base as well as the cost of providing service to the growing customer base. TDS Telecom operating expenses increased $37.7 million during 1999 and $56.2 million during 1998 due to growth in telephone operations and the expansion into the competitive local exchange business in 1998.

   OPERATING INCOME increased 43% ($111.3 million) in 1999 and 33% ($64.7 million) in 1998, reflecting strong cellular telephone operations growth. U.S. Cellular's operating income increased 45% ($79.8 million) in 1999 and 36% ($46.5 million) in 1998, reflecting the increase in customers and revenues, as well as margin expansion. U.S. Cellular's operating margin, as a percent of service revenues, improved to 18.7% in 1999 from 15.7% in 1998 and 15.2% in 1997. TDS Telecom's operating income increased 21% ($20.1 million) in 1999 and decreased 6% ($5.7 million) in 1998. The increase in TDS Telecom's 1999 operating income primarily reflects improved operations of the local telephone business. The decrease in TDS Telecom's 1998 operating income primarily reflects a $9.2 million operating loss resulting from the expansion into the competitive local exchange business in the beginning of 1998. TDS Telecom's operating margin was 21.0% in 1999 compared to 19.3% in 1998 and 22.9% in 1997.


YEAR ENDED DECEMBER 31,       1999        1998        1997
------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)
Operating Income
  U.S. Cellular            $255,842   $176,075   $ 129,543
  TDS Telecom               114,551     94,412     100,143
                           ---------------------------------------------------
   Operating Income from
     Ongoing Operations     370,393    270,487     229,686
  American Paging
   Operating (Loss)              --    (11,406)    (35,307)
                           ---------------------------------------------------
                           $370,393   $259,081   $ 194,379
                           ===================================================



   TDS contributed substantially all of the assets and certain, limited liabilities of American Paging, Inc. ("American Paging") to a previously unrelated limited liability corporation for a 30% interest in that corporation effective March 31, 1998. American Paging's revenues were netted against its expenses for the periods presented with the resulting operating loss reported as American Paging Operating (Loss). American Paging's operating revenues totaled $17.8 million and $94.4 million and operating expenses totaled $29.2 million and $129.7 million for the three month period ended March 31, 1998 and the year ended December 31, 1997, respectively. Beginning April 1, 1998, TDS followed the equity method of accounting for this investment and reported these results as a component of Investment income.

   INVESTMENT AND OTHER INCOME (EXPENSE) totaled $296.7 million in 1999, $219.3 million in 1998 and $86.3 million in 1997. Investment and other income (expense) includes interest and dividend income, gain on sale of cellular and other investments, investment income, other income and (expense), and minority share of income.

   GAIN ON SALE OF CELLULAR AND OTHER INVESTMENTS totaled $345.9 million in 1999, $262.7 million in 1998 and $41.4 million in 1997. The Company recognized a $327.1 million gain in 1999 as a result of the AirTouch Communications, Inc. ("AirTouch") merger with Vodafone Group plc. TDS recognized a gain on the difference between the historical basis in its investment in AirTouch common shares and the value of Vodafone AirTouch plc American Depository Receipts and cash received from the merger. The Company recognized a $198.6 million gain in 1998 as a result of the sale of certain minority cellular interests to AirTouch. The sale of other non-strategic minority cellular interests and other investments generated gains totaling $18.8 million in 1999, $64.1 million in 1998 and $41.4 million in 1997.

   INVESTMENT INCOME, the Company's share of income in unconsolidated entities in which the Company has a minority interest, totaled $31.3 million in 1999, $40.8 million in 1998 and $83.7 million in 1997. The Company follows the equity method of accounting, which recognizes TDS's proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, where the Company's ownership interest equals or exceeds 20% for corporations and 3% for partnerships. Investment income decreased in 1999 and 1998 as a result of paging equity losses subsequent to April 1, 1998, decreased operating results of certain minority cellular interests, fewer unconsolidated cellular entities as a result of the sale of certain cellular minority interests in 1998 and the transfer of certain cellular minority interests in October of 1997. In 1999, TDS also recorded $7.8 million as its share of a one-time gain reported by an equity-method investment.

   As of December 31, 1999, the carrying value of the paging investment was approximately $85 million. During 1999, the public market capitalization of companies in the paging industry generally declined as the market price of the companies' stock declined. The Company has evaluated the carrying value of the paging investment and will continue to review the value considering the operations of the investment and the general paging industry.

   OTHER EXPENSE, NET totaled $11.2 million in 1999, $35.4 million in 1998 and $8.7 million in 1997. Other expense, net in 1998 primarily includes additional expenses relating to corporate restructuring ($10.6 million), a LAN wiring business and the cost to exit that business ($11.9 million), and costs to exit the paging business ($8.7 million).

   MINORITY SHARE OF INCOME includes primarily the minority public shareholders' share of U.S. Cellular's net income and the minority shareholders' or partners' share of certain U.S. Cellular subsidiaries' net income or loss. Minority share of income increased as U.S. Cellular's net income increased in 1999, 1998, and 1997.

YEAR ENDED DECEMBER 31,       1999        1998        1997
------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)
Minority Share of Income
  U.S. Cellular
   Minority Public
     Shareholders'          $(57,411)   $(41,083)   $(21,264)
   Subsidiaries' Minority
     Interests                (7,148)     (6,039)    (12,298)
                            --------------------------------------------------
                             (64,559)    (47,122)    (33,562)
   Other Subsidiaries           (558)       (339)     (1,160)
                            --------------------------------------------------
                            $(65,117)   $(47,461)   $(34,722)
                            ==================================================



   INTEREST EXPENSE decreased 8% ($8.4 million) in 1999 and increased 18% ($16.4 million) in 1998. Interest expense decreased in 1999 due primarily to reduced average short-term debt balances. Interest expense increased in 1998 due primarily to larger, higher-cost long-term debt balances as long-term debt was sold to replace short-term debt balances.

   MINORITY INTEREST IN INCOME OF SUBSIDIARY TRUST (Trust Preferred Securities Distributions) totaled $24.8 million in 1999, $23.5 million in 1998 and $1.5 million in 1997. In February 1998, a subsidiary trust issued $150,000,000 of 8.04% Trust Originated Preferred Securities, and in November 1997, another subsidiary trust issued $150,000,000 of 8.5% Trust Originated Preferred Securities. The proceeds were used to reduce short-term debt balances.

   INCOME TAX EXPENSE was $228.2 million in 1999, $145.1 million in 1998, and $87.4 million in 1997. The period to period change reflects primarily the changes in pretax income.

   NET INCOME FROM CONTINUING OPERATIONS totaled $314.2 million in 1999, $201.4 million in 1998 and $99.7 million in 1997. DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS totaled $5.02 in 1999, $3.22 in 1998 and $1.59 in 1997. Net income from continuing operations was significantly affected by gains from the sale of cellular interests and other investments in 1999 and 1998. Net income and diluted earnings per share from continuing operations and gains are shown in the following table.


YEAR ENDED DECEMBER 31,       1999        1998        1997
--------------------------------------------------------------------------------
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net Income From Continuing Operations
  Operations               $122,662   $ 66,837    $ 83,831
  Gains                     191,489    134,562      15,914
                           -----------------------------------------------------
                           $314,151   $201,399    $ 99,745
                           =====================================================

Diluted Earnings Per Share From Continuing Operations
  Operations               $  1.96    $  1.05       $1.33
  Gains                       3.06       2.17         .26
                           -----------------------------------------------------
                           $  5.02    $  3.22       $1.59
================================================================================


   DISCONTINUED OPERATIONS, NET OF TAX totaled losses of $84.2 million in 1999, $137.0 million in 1998 and $109.3 million in 1997. Discontinued operations, net of tax reflects the 1999 results of operations of Aerial prior to September 17, 1999, and for the years 1998 and 1997. On September 17, 1999, the Board of Directors approved a plan of merger between Aerial and VoiceStream. Since TDS expects to recognize a net gain on the ultimate disposition of Aerial, TDS has deferred recognition of Aerial's net operating losses of $44.2 million from September 18, 1999 through December 31, 1999.

Cellular Telephone Operations
The Company provides cellular telephone service through United States Cellular Corporation ("U.S. Cellular"), an 80.7%-owned subsidiary. U.S. Cellular owns, manages and invests in cellular markets throughout the United States. Rapid growth in the customer base and increased inbound roaming activity are the primary reasons for the growth in U.S. Cellular's results of operations in 1999 and 1998. The number of customer units increased 19% to 2,602,000 at December 31, 1999, and increased 28% to 2,183,000 at December 31, 1998. U.S. Cellular added 404,000 net new customer units from its marketing efforts and 15,000 customer units from acquisitions in 1999 compared to 454,000 net new customer units from its marketing efforts and 19,000 customer units from acquisitions in 1998.


YEAR ENDED OR AT DECEMBER 31,     1999       1998       1997
--------------------------------------------------------------------------------
                 (DOLLARS IN THOUSANDS, EXCEPT PER CUSTOMER AMOUNTS)
Operating Revenues
  Local retail             $  930,001  $  772,803  $ 568,578
  Inbound roaming             318,659     242,605    217,499
  Long-distance and Other     117,752     108,046     66,914
                            ----------------------------------------------------
   Service Revenues         1,366,412   1,123,454    852,991
  Equipment sales              50,769      39,013     23,974
                            ----------------------------------------------------
                            1,417,181   1,162,467    876,965
                            ----------------------------------------------------
Operating Expenses

  System operations           208,822     193,625    153,137
  Marketing and selling       272,729     228,844    178,984
  Cost of equipment sold      124,058      94,378     82,302
  General and administrative  325,758     262,766    200,620
  Depreciation and
   amortization               229,972     206,779    132,379
                            ----------------------------------------------------
                            1,161,339     986,392    747,422
                            ----------------------------------------------------
Operating Income           $  255,842  $  176,075  $ 129,543
================================================================================

Consolidated Markets:
  Markets                         139         138        134
  Market penetration            10.39%       8.84%      7.11%
  Cell sites in service         2,300       2,065      1,748
  Average monthly
   service revenue
   per customer unit       $    48.11  $    48.61  $   54.18
  Churn rate per month            2.1%        1.9%       1.9%
  Marketing cost per gross
   customer addition       $      346  $      317  $     318
  Employees                     4,810       4,790      4,620
================================================================================

   OPERATING REVENUES increased 22% ($254.7 million) in 1999 and 33% ($285.5 million) in 1998. The revenue increases were driven by the 19% and 28% growth in customer units, and the 31% and 12% growth in inbound roaming revenues in 1999 and 1998, respectively. Increased promotional activity and improved consumer awareness of wireless communications were key factors contributing to customer growth. Lower revenue per customer, due to competitive pricing pressures, incentive plans and consumer market penetration, has partially offset the revenue growth resulting from the increase in the customer base. The 1998 revenue increase and growth rate and average monthly service revenue per customer unit reflect the effects of the October 1997 transaction where U.S. Cellular added 195,000 customers as a result of exchanging certain markets with another provider. Average monthly service revenue per customer was $48.11 in 1999, $48.61 in 1998 and $54.18 in 1997. Management anticipates that average monthly service revenue per customer will continue to decrease as local retail and inbound roaming revenue per minute of use decline.

   LOCAL RETAIL REVENUES (charges to U.S. Cellular's customers for local system usage) increased 20% ($157.2 million) in 1999 and 36% ($204.2 million) in 1998 due primarily to the growth in customers. Average monthly local retail revenue per customer was $32.74 in 1999, $33.44 in 1998 and $36.11 in 1997. Local
minutes of use averaged 115 per month in 1999, 105 per month in 1998 and 103 per month in 1997. Average revenue per minute was $.29 in 1999, $.32 in 1998 and $.35 in 1997. Competitive pressures and use of pricing and other incentive programs to stimulate overall usage resulted in the decrease in average monthly local retail revenue per minute of use. The decrease in average monthly retail revenue per customer primarily reflects the increasing level of competition for wireless services and the continued penetration of the consumer market.

   INBOUND ROAMING REVENUES (charges to other cellular service providers whose customers use U.S. Cellular's cellular systems when roaming) increased 31% ($76.1 million) in 1999 and 12% ($25.1 million) in 1998. Increases in minutes of use have more than offset lower negotiated roaming rates, resulting in increased roaming revenues in 1999. The increase in minutes of use and the decrease in revenue per minute of use were significantly affected by certain pricing programs introduced by other wireless companies beginning in the second half of 1998. Wireless customers who sign up for these programs are given price incentives to roam in other markets, including U.S. Cellular's markets, thus driving an increase in U.S. Cellular's inbound roaming minutes. The increase in inbound roaming minutes of use is expected to be slower in 2000 as the effect of these pricing programs becomes present in all periods of comparison. Average monthly inbound roaming revenue per U.S. Cellular customer was $11.22 in 1999, $10.50 in 1998 and $13.81 in 1997. The increase in average monthly inbound roaming revenue per U.S. Cellular customer in 1999 was attributable to a larger increase in roaming revenue compared to the U.S. Cellular customer base; the reverse was true in 1998, resulting in a decline in average monthly inbound roaming revenue per U.S. Cellular customer.

   LONG-DISTANCE AND OTHER SERVICE REVENUES increased 9% ($9.7 million) in 1999 and 61% ($41.1 million) in 1998 primarily due to increased long-distance revenue from the growth in the volume of long-distance calls billed by U.S. Cellular. Growth in long-distance revenue was slowed by price reductions primarily related to long-distance charges on roaming minutes of use. These reductions, similar to the price reductions on roaming airtime charges, are a continuation of the industry trend toward reduced per-minute prices. The price reductions also reduced the growth in the outbound roaming expense component of system operations expense by approximately the same amount, resulting in no material effect on U.S. Cellular's operating cash flow or operating income. Average monthly long-distance and other revenue per customer was $4.15 in 1999, $4.68 in 1998 and $4.25 in 1997.


   OPERATING EXPENSES increased 18% ($174.9 million) in 1999 and 32% ($239.0 million) in 1998. Operating expenses as a percent of service revenue were 85.0% in 1999, 87.8% in 1998 and 87.6% in 1997. The overall increase in operating expenses is primarily due to the increased costs of expanding the customer base ($73.6 million in 1999 and $61.9 million in 1998), general and administrative expenses ($63.0 million in 1999 and $62.1 million in 1998), costs of providing service to the expanding customer base ($15.2 million in 1999 and $40.5 million in 1998), and additional depreciation and amortization on the increased investment in cell sites and equipment ($23.2 million in 1999 and $74.4 million in 1998). The increase in expenses in 1998 also reflects the October 1997 exchange where U.S. Cellular added 195,000 customers.

   Costs to expand the customer base consists of marketing and selling expenses and the cost of equipment sold. These expenses less equipment sales revenue represent the cost to add a new customer. The cost to add a new cellular customer was $346 in 1999, $317 in 1998 and $318 in 1997. Gross customer activations (excluding acquisitions) rose 12% in 1999 to 1,000,000 and 20% in 1998 to 896,000 from 746,000 in 1997. The increase in cost per gross customer activation in 1999 was primarily driven by increased commissions and additional advertising expenses incurred to promote U.S. Cellular and to distinguish U.S. Cellular's service offerings from those of competitors. Another contributing factor was the increase in equipment sales losses primarily driven by the sale of more dual-mode phones, which on average generate greater equipment losses than the sale of analog phones. The increase in sales of dual-mode phones is related to U.S. Cellular's ongoing conversion of its systems to digital coverage, enabling U.S. Cellular to offer its customers more features, better clarity, and increased roaming capabilities.

   General and administrative expenses (costs of local business offices and corporate expenses) as a percent of service revenues were 23.8% in 1999, 23.4% in 1998 and 23.5% in 1997. The overall increases in administrative expenses include the effects of an increase in expenses required to serve the growing customer base and other expenses incurred related to the growth in U.S. Cellular's business. Employee related expenses increased primarily due to an increase in deferred compensation expense related to stock options in 1999 and an increase in the number of customer service and administrative employees in 1998.

   Costs of providing service (system operations expenses) as a percent of service revenues were 15.3% in 1999, 17.2% in 1998 and 18.0% in 1997. System operations expenses include customer usage expenses (charges from other service providers for landline connection, toll and roaming costs incurred by customers' use of systems other than their local systems), and maintenance, utility and cell site expenses.

   Customer usage expenses were 9.8% of service revenues in 1999, 11.6% in 1998 and 11.7% in 1997. In 1999, customer usage expense increased primarily due to the $13.6 million increase in costs related to both increased local and inbound minutes of use and increased roaming usage. This increase was offset by a $10.7 million decrease in net outbound roaming expense reflecting growth in roaming minutes used by U.S. Cellular's customers, which was more than offset by lower costs per roaming minute of use. These lower costs are related to lower roaming prices in the industry. In 1998, customer usage expense increased primarily due to a $28.8 million increase in net roaming expense. This increase was driven by the substantial increase in outbound roaming charges incurred when U.S. Cellular's customers use other operators' service areas which were included in the customer's "home" territory. These calls were billed at the customer's local rate, but U.S. Cellular was charged a roaming rate by the other operators which was usually higher than that local rate.

   Maintenance, utility and cell site expenses were 5.5% of service revenues in 1999, 5.7% in 1998 and 6.3% in 1997. The number of cell sites operated increased to 2,300 in 1999 from 2,065 in 1998 and 1,748 in 1997.

   Depreciation and amortization expense as a percent of service revenues was 16.8% in 1999, 18.4% in 1998 and 15.5% in 1997. Depreciation expense increased 11% ($17.7 million) in 1999 and 71% ($69.6 million) in 1998, reflecting increases in average fixed asset balances of 14% and 27%, respectively. Increased fixed asset balances in both years resulted from the addition of new cell sites built to improve coverage and capacity, from upgrades to provide digital service, and from the acquisition of markets in late 1997. The increase in 1998 also reflects reduction in useful lives of certain assets beginning in 1998 which increased depreciation expense by $23.2 million. Annual amortization expense is expected to increase by approximately $17 million as the development costs related to U.S. Cellular's new billing and information system, totaling $118 million, are amortized over a seven-year period beginning in the fourth quarter of 1999.

   OPERATING INCOME increased 45% ($79.8 million) to $255.8 million in 1999 from $176.1 million in 1998 and $129.5 million in 1997. The improvement was primarily driven by the substantial growth in customers and revenue. Operating margin, as a percent of service revenue, improved to 18.7% in 1999 from 15.7% in 1998 and 15.2% in 1997.

   Management expects service revenues to continue to grow during 2000. However, management anticipates that service revenues will grow at a slower rate than the customer base. In addition, management expects average monthly revenue per customer will decrease in 2000 as local retail and inbound roaming revenue per minute of use decline and as U.S. Cellular further penetrates the consumer market.

   Management believes U.S. Cellular's operating results reflect seasonality in both service revenues, which tend to increase more slowly in the first and fourth quarters, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth. This seasonality may cause operating income to vary from quarter to quarter.

   Competitors licensed to provide PCS services have initiated service in certain U.S. Cellular markets in the past three and one half years. U.S. Cellular expects PCS operators to continue deployment of PCS in portions of all its market clusters through 2000. U.S. Cellular has increased its advertising to promote the U.S. Cellular brand and distinguish its service from other wireless communications providers. U.S. Cellular's management continues to monitor other wireless communications providers' strategies to determine how this additional competition is affecting U.S. Cellular's results. Management anticipates that customer growth will be lower in the future, primarily as a result of the increase in the number of competitors in its markets.

Telephone Operations
The Company operates its landline telephone business through TDS Telecommunications Corporation ("TDS Telecom"), a wholly-owned subsidiary. Prior to the Telecommunications Act of 1996, local telephone companies, referred to as incumbent local exchange companies ("ILEC"), had the exclusive right and responsibility for providing local telephone service in their designated service territories. TDS Telecom's local telephone companies served 571,700 access lines at the end of 1999 compared to 547,500 at the end of 1998 and 515,500 at the end of 1997.

   As a result of the Telecommunications Act of 1996, companies referred to as competitive local exchange carriers ("CLEC") have been allowed to compete with the local telephone companies in providing local exchange service. In early 1998, TDS Telecom began to compete with local telephone companies in certain markets in Wisconsin not previously served by TDS Telecom. TDS Telecom also entered into certain markets in Minnesota through a subsidiary that was primarily a long-distance provider prior to competing with local telephone companies in 1998. TDS Telecom's competitive local exchange companies served 74,100 access lines at the end of 1999 compared to 34,100 access lines at the end of 1998. TDS Telecom plans to slowly expand its competitive local exchange operations into certain midsized cities which are geographically proximate to existing TDS Telecom markets.


YEAR ENDED OR AT DECEMBER 31,        1999        1998         1997
--------------------------------------------------------------------------------
               (DOLLARS IN THOUSANDS, EXCEPT PER ACCESS LINE AMOUNTS)

Local Telephone Operations
  Operating Revenues
   Local service                    $152,290    $136,656    $ 122,826
   Network access
     and long-distance               269,188     256,272      235,725
   Miscellaneous                      71,052      68,432       57,759
                           ----------------------------------------------------
                                     492,530     461,360      416,310
                           ----------------------------------------------------
  Operating Expenses
   Operating expenses                250,994     249,312      219,451
   Depreciation and
     amortization                    117,443     108,173       96,488
                           ----------------------------------------------------
                                     368,437     357,485      315,939
                           ----------------------------------------------------
     Local Telephone
      Operating Income              $124,093    $103,875    $ 100,371
                           ----------------------------------------------------
Competitive Local Exchange Operations
   Operating Revenues
   Local service                     $22,279     $ 6,484    $   --
   Network access and
     long-distance                    25,850      17,308       17,021
   Miscellaneous                       7,044       5,951        5,986
                           ----------------------------------------------------
                                      55,173      29,743       23,007
                           ----------------------------------------------------
  Operating Expenses
   Operating expenses                 58,808      35,977       21,702
   Depreciation and
     amortization                      5,907       3,229        1,533
                           ----------------------------------------------------
                                      64,715      39,206       23,235
                           ----------------------------------------------------
     Competitive
      Local Exchange
      Operating (Loss)               $(9,542)    $(9,463)    $   (228)
                           ----------------------------------------------------
  Intercompany revenues               (1,786)     (2,999)      (1,693)
  Intercompany expenses               (1,786)     (2,999)      (1,693)
                           ----------------------------------------------------
Operating Income                    $114,551     $94,412     $100,143
================================================================================


Access lines (ILEC)                  571,700     547,500      515,500
Access lines (CLEC)                   74,100      34,100           --
Growth in ILEC access lines:
   Internal growth                    23,700      25,500       27,800
   Acquisitions                          500       6,500        3,200
Average monthly revenue
  per ILEC access line               $ 73.00     $ 71.85       $69.43
Employees                              2,590       2,480        2,390
================================================================================

   OPERATING REVENUES totaled $545.9 million in 1999, up 12% ($57.8 million) from 1998 which totaled $488.1 million and was up 12% ($50.5 million) from 1997. The increase was due to the growth in local telephone operations and the expansion into competitive local exchange activities.

   LOCAL TELEPHONE OPERATING REVENUES increased 7% ($31.2 million) to $492.5 million in 1999 and 11% ($45.0 million) to $461.4 million in 1998. Acquisitions increased local telephone operating revenues by $9.0 million in 1998. Average monthly revenue per local telephone access line was $73.00 in 1999, $71.85 in 1998 and $69.43 in 1997, reflecting primarily growth in local service revenues. Local telephone operating revenues are expected to continue their pattern of moderate growth.

   LOCAL SERVICE REVENUES (provision of local telephone exchange service within the franchise serving area of TDS Telecom's local telephone companies) increased 11% ($15.6 million) in 1999 and 11% ($13.8 million) in 1998. Average monthly local service revenue per customer was $22.57 in 1999, $21.28 in 1998 and $20.49 in 1997. Access line growth, excluding acquisitions, of 4.3% in 1999 and 4.9% in 1998 resulted in increases in revenues of $7.4 million and $6.0 million, respectively. The sale of custom-calling and advanced features increased revenues by $5.6 million in 1999 and $4.4 million in 1998.

   NETWORK ACCESS AND LONG-DISTANCE REVENUES (compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom's local telephone networks) increased 5% ($12.9 million) in 1999 and 9% ($20.5 million) in 1998. Average monthly network access and long-distance revenue per customer was $39.90 in 1999, $39.91 in 1998 and $39.31 in 1997. Revenue generated from access minute growth due to increased network usage increased $9.1 million in 1999 and $8.2 million in 1998. Recovery of increased costs of providing long-distance services resulted in increases in revenue of $7.0 million in 1999 and $5.9 million in 1998. Acquisitions and additional cost recovery as a result of ice storm damage in the Northeast increased revenues in 1998 by $4.2 million and $2.2 million, respectively.

   MISCELLANEOUS REVENUES (charges for (i) leasing, selling, installing and maintaining customer premise equipment, (ii) providing billing and collection services, (iii) providing Internet services and (iv) selling of digital broadcast satellite receivers) increased 4% ($2.6 million) in 1999 and 18% ($10.7 million) in 1998. Average monthly miscellaneous revenue per customer was $10.53 in 1999, $10.66 in 1998 and $9.63 in 1997. Revenues from providing
Internet service increased by $3.9 million in 1999 and $3.6 million in 1998. Increased sales of customer premise equipment, including digital broadcast satellites, increased revenues by $5.8 million in 1998.

   COMPETITIVE LOCAL EXCHANGE OPERATING REVENUES (revenue from the provision of local and long-distance telephone service and revenue from a long-distance provider) increased 85% ($25.4 million) to $55.2 million in 1999 and 29% ($6.7 million) to $29.7 million in 1998. The increase in local service revenues in 1999 was primarily due to the 117% increase in access lines. The increase in 1998 was significantly less as TDS Telecom began providing competitive local exchange services early in the year. Long-distance revenues increased primarily as a result of the increase in access lines. Long-distance revenues include the revenues from an existing long-distance business prior to becoming a competitive local exchange company in 1998.

   OPERATING EXPENSES totaled $431.4 million in 1999, up 10% ($37.7 million) from 1998 and totaled $393.7 million in 1998, up 17% ($56.2 million) from 1997.

   Local telephone operating expenses increased 3% ($11.0 million) in 1999 and 13% ($41.5 million) in 1998. Local telephone operating expenses as a percent of local telephone revenues were 74.8% in 1999, 77.5% in 1998 and 75.9% in 1997. Local telephone operating expenses are expected to increase due to inflation and new revenue-producing programs, and to continue to decline slightly as a percent of operating revenues.

   The 1999 increase in local telephone operating expenses primarily related to the cost of providing Internet service and wage and benefit increases as TDS Telecom emphasized cost controls during the year. The 1998 increase in local telephone operating expenses primarily resulted from increases in information systems and support, acquisitions, cost of goods sold for customer premise equipment, support payments to the Federal high cost pool, and emergency storm damage in the Northeast. Depreciation and amortization expenses increased 9% ($9.3 million) in 1999 and 12% ($11.7 million) in 1998 as a result of increased investment in plant and equipment.

   Competitive local exchange operating expenses increased 65% ($25.5 million) in 1999 and 69% ($16.0 million) in 1998 due primarily to the costs incurred to grow the customer base and provide competitive local exchange services. Depreciation and amortization expense increased 83% ($2.7 million) in 1999 and 111% ($1.7 million) in 1998 as TDS Telecom added plant and equipment to expand competitive local exchange operations.

   OPERATING INCOME increased 21% ($20.1 million) in 1999 and decreased 6% ($5.7 million) in 1998.

   Operating income from local telephone operations increased 19% ($20.2 million) to $124.1 million in 1999 and 3% ($3.5 million) to $103.9 million in 1998 from $100.4 million in 1997. The local telephone operating margin was 25.2% in 1999, 22.5% in 1998 and 24.1% in 1997. The increase in operating margin in 1999 was caused by the growth in revenue along with the emphasis on controlling costs. The reduction in operating margin in 1998 was caused by slightly higher operating costs, improvements to the telephone network, expenditures to develop programs aimed at improving customer satisfaction, and resale of lower-margin services. TDS Telecom's overall operating margin was 21.0% in 1999 compared to 19.3% in 1998 and 22.9% in 1997.

   Operating loss from competitive local exchange operations was $9.5 million in 1999 and 1998, and $200,000 in 1997. The competitive local exchange operating losses in 1999 and 1998 reflect the expenses associated with the expansion into the competitive local exchange business. TDS Telecom expects to continue to grow the competitive local exchange business with a controlled entry strategy.

   TDS Telecom is subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." TDS Telecom periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. TDS Telecom believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

   In analyzing the effects of discontinuing the application of SFAS No. 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with generally accepted accounting principles, and therefore, any adjustments to telecommunications plant would be immaterial, as would be any write-off of regulatory assets and liabilities.

Inflation
Management believes that inflation affects TDS's business to no greater extent than the general economy.

Accounting for Derivative Instruments
and Hedging Activities
Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Management believes that this statement will not have a material effect on results of operations and financial position of the Company.

Revenue Recognition
Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition" is effective beginning in the first quarter of 2000. SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. Management believes that this bulletin will not have a material effect on results of operations and financial position of the Company.

FINANCIAL RESOURCES
TDS and its subsidiaries operate relatively capital- and marketing-intensive businesses. Increasing internal cash flow and cash received from the sale of cellular interests and other investments have reduced the overall need for external financing. However, in recent years, TDS has obtained substantial funds from external sources to finance Aerial's operations and construction activities and for general corporate purposes. On September 17, 1999, the Board of Directors of TDS approved a plan of merger between Aerial and VoiceStream. See "Discontinued Operations."

   CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES. TDS is generating substantial internal funds from the operations of U.S. Cellular and TDS Telecom. Cash flows from operating activities totaled $479.8 million in 1999, $466.3 million in 1998 and $309.2 million in 1997.

   Net income from continuing operations excluding all noncash items increased 40% ($157.2 million) to $554.9 million in 1999 and 31% ($93.8 million) to $397.7 million in 1998. The increase primarily reflects the 24% ($138.6 million) and 28% ($128.3 million) growth in aggregate operating cash flow (operating income plus depreciation and amortization). Changes in assets and liabilities from operations required $75.0 million in 1999 and provided $68.6 million in 1998 and $5.3 million in 1997. The primary reason for the change in assets and liabilities is due to the reduction of accounts payable in 1999.

Year Ended December 31,       1999        1998            1997
--------------------------------------------------------------------------------
                                  (DOLLARS IN THOUSANDS)
Net Income from
  continuing operations    $314,151    $201,399      $  99,745
Noncash items included
  in Net Income from
  continuing operations     240,707     196,273        204,169
                           -----------------------------------------------------
Net Income from
  continuing operations
  excluding all noncash
  items                     554,858      397,672       303,914
Changes in assets and
  liabilities from
  operations                (75,026)      68,596         5,271
                           -----------------------------------------------------
                           $479,832     $466,268     $ 309,185
================================================================================

   CASH FLOWS FROM CONTINUING INVESTING ACTIVITIES. TDS makes substantial investments each year to acquire, construct, operate and maintain modern high-quality communications networks and facilities as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue enhancing and cost reducing upgrades of the Company's networks.

   Cash flows used for investing activities totaled $285.4 million in 1999, $414.3 million in 1998 and $482.3 million in 1997 primarily for capital expenditures and acquisitions offset somewhat by proceeds from the sales of non-strategic assets. Cash expenditures for capital additions totaled $399.6 million in 1999, $463.5 million in 1998 and $488.8 million in 1997. Cash used for acquisitions, excluding cash acquired, totaled $31.3 million in 1999, $120.5 million in 1998 and $138.5 million in 1997. The sale of non-strategic cellular assets and other investments and cash received from the merger of AirTouch and Vodafone provided $120.0 million in 1999, $131.0 million in 1998 and $84.2 million in 1997. Other cash flows from investing activities include distributions from unconsolidated investments which provided $26.1 million in 1999, $28.9 million in 1998 and $56.4 million in 1997, and changes in temporary investments and marketable non-equity securities which provided $9.5 million in 1999, $34.7 million in 1998 and $36.5 million in 1997.

Capital Expenditures
The primary purpose of TDS's construction and expansion strategy is to provide for significant customer growth, to upgrade service, and to take advantage of service-enhancing and cost-reducing technological developments. The following table summarizes the Company's investments in its communications networks and related facilities during the past three years.


YEAR ENDED DECEMBER 31,       1999        1998        1997
--------------------------------------------------------------------------------
                                  (DOLLARS IN THOUSANDS)

U.S. Cellular
  Cell sites and equipment $167,651    $184,032    $238,797
  Switching equipment
   and other                 81,071      90,343      39,002
  Systems development        28,728      46,042      40,949
                            ----------------------------------------------------
                            277,450     320,417     318,748
                            ----------------------------------------------------
TDS Telecom
  Local telephone
      operations
   Central office            31,049      38,117      49,049
   Outside plant             41,043      43,353      53,184
   Other                     27,062      38,229      36,163
  Competitive local
      exchange               23,027      23,427      13,064
                            ----------------------------------------------------
                            122,181     143,126     151,460
                            ----------------------------------------------------
American Paging                  --          --      18,625
                            ----------------------------------------------------
                           $399,631    $463,543    $488,833
================================================================================

   U.S. Cellular's capital additions include expenditures to build 225 cell sites in 1999, 281 in 1998 and 331 in 1997 and to improve business systems, primarily its customer information system. In 1999 and 1998, significant amounts were expended to change out analog radio equipment for digital radio equipment. TDS Telecom's capital additions include expenditures for switch modernization and outside plant facilities to maintain and enhance the quality of service and offer new revenue opportunities. TDS Telecom has also invested in switching and other network facilities for its competitive local exchange business in the past three years.

Acquisitions and Exchanges
TDS reviews attractive opportunities to acquire additional telecommunications companies which add value to the organization. TDS and U.S. Cellular continue to assess the makeup of cellular holdings in order to maximize the benefits derived from clustering U.S. Cellular's markets.

   Cash expenditures (excluding cash acquired) for acquisitions totaled $31.3 million in 1999, $120.5 million in 1998 and $138.5 million in 1997. Aggregate consideration for acquisitions (consisting of cash, TDS Common Shares, TDS Preferred Shares, and U.S. Cellular Common Shares) totaled $31.4 million, $133.9 million and $184.2 million, respectively. The Company's acquisitions include primarily the purchase of controlling interests in cellular telephone and telephone entities, and minority interests which increased the ownership of majority-owned markets. These acquisitions and exchanges added 245,000 population equivalents, 15,000 customer units and 500 access lines in 1999, 1,308,000 population equivalents, 19,000 customer units and 6,500 access lines in 1998, and 1,348,000 population equivalents, 195,000 customer units and 3,200 access lines in 1997.

   CASH FLOWS FROM CONTINUING FINANCING ACTIVITIES. Cash flows from continuing financing activities required $272.5 million in 1999 and $63.8 million in 1998, and provided $545.9 million in 1997. Cash flows from financing activities primarily reflect changes in short-term debt balances during the last three years, proceeds from sales of long-term debt and equity securities in 1998 and 1997, and stock repurchases in 1999 and 1997.

   Changes in short-term debt balances required $170.9 million in 1999 and $356.7 million in 1998, and provided $368.9 million in 1997. TDS has used short-term debt for acquisitions and for general corporate purposes and to finance Aerial's construction, development and operations. TDS has taken advantage of attractive opportunities to reduce short-term debt with proceeds from the sale of long-term debt and equity securities, including sales of debt and equity securities by subsidiaries. In addition, increasing internally generated funds as well as proceeds from the sale of non-strategic cellular and other investments from time to time have also been used to reduce short-term debt. During 1999, TDS reduced notes payable balances by $170.9 million, primarily through internally generated cash and improved cash management. In addition, in November 1999, Aerial and one of its subsidiaries received capital contributions of $230 million from Sonera Corporation ("Sonera"). Aerial used the proceeds to repay indebtedness to TDS and placed any remaining cash in the TDS cash management program. TDS has cash management arrangements with its subsidiaries under which the subsidiaries may from time to time deposit excess cash with TDS for investment under TDS's cash management program.

   TDS reduced notes payable balances by $356.7 million in 1998, primarily through refinancing short-term debt by the sale of long-term debt and equity securities. In 1998, the Company received net proceeds of $144.9 million on the sale of 8.04% Trust Originated Preferred Securities and $198.2 million on the sale of eight-year, 7% notes. In September 1998, Aerial received an equity investment of $200 million from Sonera, which was used to repay amounts owed to TDS. Notes payable balances increased by $368.9 million in 1997, reflecting primarily financing for Aerial's construction and operating needs. In 1997, TDS received net proceeds of $144.8 million on the sale of 8.5% Trust Originated Preferred Securities, and U.S. Cellular received $247.0 million on the sale of 10-year, 7.25% notes. U.S. Cellular used the proceeds to repay existing balances on its vendor financing arrangements, to finance the cash requirements for acquisitions, and for general corporate purposes.

   TDS Telecom has also used long-term debt to finance its construction activities. TDS Telecom's telephone subsidiaries borrowed $5.0 million in 1999, $4.1 million in 1998 and $15.0 million in 1997 under the Rural Utility Service and the Rural Telephone Bank long-term federal government loan programs to finance their telephone construction programs.

   Other cash flows for financing activities include the repurchase of common shares and dividend payments. TDS paid $69.0 million in 1999 and $69.9 million in 1997 to repurchase TDS Common Shares. An additional $11.5 million was paid in January 2000 to settle purchases of TDS Common Shares that occurred at the end of December 1999. Aggregate dividends paid on Common and Preferred Shares, excluding dividends reinvested, totaled $29.4 million in 1999, $28.5 million in 1998 and $27.2 million in 1997.

   CASH FLOWS FROM DISCONTINUED OPERATIONS. Cash flows from discontinued operations provided $143.9 million in 1999 and $10.9 million in 1998, and required $349.1 million in 1997. The cash provided in 1999 and 1998 primarily reflects the $230 million and $200 million investments, respectively, in Aerial and one of its subsidiaries by Sonera. The cash provided by these investments was used to reduce intercompany debt incurred to fund the construction and operating activities of Aerial. The cash required in 1997 primarily reflects the costs of construction and the costs to begin operations.

Liquidity

The Company anticipates that the aggregate resources required in 2000 will include approximately $455 million for capital additions and, under certain circumstances, up to $280 million to finance Aerial's operations and to provide Aerial with liquidity at the time of the merger with VoiceStream.

   TDS and its subsidiaries had cash and temporary investments totaling $116.0 million at December 31, 1999. TDS also had $587 million of bank lines of credit for general corporate purposes at December 31, 1999, all of which was unused. These line of credit agreements provide for borrowings at negotiated rates up to the prime rate.

   U.S. Cellular's capital additions budget totals approximately $330 million, primarily to add additional cell sites to expand and enhance coverage, including adding digital service capabilities to its systems. U.S. Cellular plans to finance its construction expenditures primarily with internally generated cash. U.S. Cellular's operating cash flow (operating income plus depreciation and amortization) totaled $485.8 million in 1999, up 27% ($103.0 million) from 1998. In addition, at December 31, 1999, U.S. Cellular had $500 million of bank lines of credit for general corporate purposes, all of which was unused.

   U.S. Cellular's LYONs are convertible, at the option of the holders, at any time prior to maturity, redemption or purchase, into U.S. Cellular Common Shares at a conversion rate of 9.475 U.S. Cellular Common Shares per LYON. Upon conversion, U.S. Cellular has the option to deliver to holders either U.S. Cellular Common Shares or cash equal to the market value of the U.S. Cellular Common Shares into which the LYONs are convertible.

   Under the terms of the LYONs, on June 15, 2000, each holder of LYONs has the option to require U.S. Cellular to purchase the LYONs for a purchase price of $411.99 for each LYON (the "Put Value"). Each LYON has a face value of $1,000 at maturity. U.S. Cellular may elect to pay this purchase price either in (a) cash,
(b) U.S. Cellular Common Shares, (c) shares of publicly traded common equity securities of TDS or (d) any combination thereof. Based on current market prices for U.S. Cellular Common Shares, the conversion value of the LYONs is greater than the Put Value. Accordingly, U.S. Cellular's management believes it is unlikely that holders of LYONs will exercise their put rights on June 15, 2000. However, there can be no assurance that the conversion value of the LYONs will exceed the Put Value on or shortly prior to that date. If the conversion value declines so that it is near or below the Put Value, it is possible that some or all holders of LYONs may exercise their option to require U.S. Cellular to purchase the LYONs. In such event, U.S. Cellular will determine, based upon market conditions and other factors, which option it will exercise to satisfy such requirement.

   In addition, U.S. Cellular may, at any time on or after June 15, 2000, redeem LYONs for cash at a price equal to the issue price plus accrued original issue discount through the date of redemption. However, holders of the LYONs may exercise their conversion rights prior to the date of redemption.

   TDS Telecom's capital additions budget totals approximately $125 million.
TDS Telecom expects the local telephone companies to spend approximately $95 million to provide for normal growth, and to upgrade plant and equipment to provide enhanced services, and the competitive local exchange companies to spend approximately $30 million to build switching and other network facilities to expand current markets and enter new markets. TDS Telecom plans to finance its construction expenditures using internally generated cash supplemented by long-term financing from federal government programs. Operating cash flow totaled $237.9 million in 1999, up 16% ($32.1 million) from 1998. At December 31, 1999, TDS Telecom's telephone subsidiaries had $124.3 million in unadvanced loan funds from federal government programs to finance the telephone construction program. These loan commitments have a weighted average annual interest rate of 6.01%.

   TDS has agreed to advance approximately $280 million to Aerial under the revolving credit agreement between TDS and a subsidiary of Aerial. At December 31, 1999, TDS had loaned a total of $37.8 million to Aerial. At the time of the merger, under certain circumstances, TDS is required to advance funds to a subsidiary of Aerial to bring the amount outstanding under the revolving credit agreement to $315 million. The $315 million outstanding will be repaid by VoiceStream one year from the date of the merger, or earlier at VoiceStream's option.

   Management believes that internal cash flows and funds available from cash and cash equivalents, lines of credit, and longer-term financing commitments provide sufficient financial flexibility. TDS and its subsidiaries have access to public and private capital markets to help meet its long-term financing needs. TDS and its subsidiaries anticipate accessing public and private capital markets to issue debt and equity securities only when and if capital requirements, financial market conditions and other factors warrant.

Discontinued Operations
On September 17, 1999, the Board of Directors of TDS decided not to pursue a spin-off of Aerial Communications, Inc. ("Aerial"), an 82.1%-owned subsidiary of TDS, and approved a plan of merger between Aerial and VoiceStream Wireless Corporation. As a result of the merger, Aerial shareholders will receive 0.455 VoiceStream common shares for each share of Aerial stock they own, subject to adjustment in certain circumstances. Aerial public shareholders will have a right to elect to receive $18 in cash in lieu of shares of VoiceStream. The parties anticipate that the merger will be tax-free to Aerial shareholders that elect to receive VoiceStream stock. This merger is subject to the approval of the Federal Communications Commission. The merger is expected to close in the second quarter of 2000.

   On November 1, 1999, TDS converted $420 million of intercompany debt due from a subsidiary of Aerial into 19.1 million Aerial Common Shares at $22 per share. On September 17, 1999, the date of the TDS Debt Replacement Agreement, the closing price of Aerial Common Shares was $20 per share. Any remaining intercompany debt due from Aerial, at the closing of the merger, will be due one year after the closing of the merger, or earlier under certain circumstances. The merger agreement also provides for TDS to be released from its guarantees of Aerial's long-term debt and vendor financing at the closing of the merger.

   Also on November 1, 1999, Sonera invested an additional $230 million into the equity of Aerial and one of its subsidiaries, also at an equivalent price of $22 per Aerial share. Immediately prior to the merger, Sonera will exchange its interest in the subsidiary of Aerial for Aerial common stock. Sonera, TDS and Aerial also reached an agreement to settle all of their disputes relating to Sonera's earlier investment in the Aerial subsidiary, effective at the closing of the merger.

   TDS expects to recognize a net gain on the ultimate disposition of Aerial and, accordingly, has deferred recognition of Aerial's net operating losses of $44.2 million from September 18, 1999 through December 31, 1999.

Market Risk
The Company is subject to market rate risks due to fluctuations in interest rates and equity markets. The majority of the Company's debt is in the form of long-term, fixed-rate notes, convertible debt, debentures and trust securities with original maturities ranging up to 40 years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such instruments. TDS has not entered into financial derivatives to reduce its exposure to interest rate risks. The annual requirements for principal payments on long-term debt are approximately $15.0 million, $15.6 million, $16.0 million, $48.1 million and $23.9 million for the years 2000 through 2004 and $1.623 billion in years after 2004. The average interest rates of this debt are 7.32%, 7.32%, 7.32%, 8.44% and 7.81% for the years 2000 through 2004 and 6.86%
thereafter. The total aggregate principal payments, including the fully accreted value of the U.S. Cellular LYONs at maturity, at December 31, 1999 and 1998 was $1.742 billion and $1.749 billion, respectively, the estimated fair value was $1.647 billion and $1.333 billion, respectively, and the average interest rate on the debt was 6.93% and 7.27%, respectively. The fair value was estimated using market price for the U.S. Cellular LYONs and discounted cash flow analysis for the remaining debt. The trust securities instruments totaling $300 million, with an average interest rate of 8.27%, are due in 2037 and 2038. The fair value of the trust securities was $246.8 million and $297.8 million based upon the market price at December 31, 1999 and 1998, respectively.

TDS maintains a portfolio of available for sale marketable equity securities. The market value of these investments amounted to $843.3 million at December 31, 1999 and $382.7 million at December 31, 1998. A hypothetical 10% decrease in the share prices of these investments would result in an $84.3 million and $38.3 million decline in the market value of the investments in 1999 and 1998, respectively.

Year 2000 Issue
The Year 2000 Issue existed because certain computer systems and applications abbreviate dates using only two digits rather than four digits, e.g., "98" rather than "1998". Unless corrected, this shortcut could have caused problems when the century date "2000" occurred. On that date, some computer operating systems and applications and embedded technology may have recognized the date as January 1, 1900 instead of January 1, 2000.

   The Company's management established Year 2000 project teams in 1998 to address Year 2000 issues. The project teams identified those mission critical hardware, systems and applications that were not Year 2000 ready. These mission critical hardware, systems and applications were then renovated, validated and implemented prior to December 31, 1999. No significant problems were encountered in January, 2000. The total costs associated with the Year 2000 Issue were $31.1 million.

   The Company expects to incur minimal expenditures for final project wrap-up activities. While the Company believes its mission critical hardware, systems and applications are Year 2000 ready, it will continue to monitor information systems, facilities, equipment and relationships with third parties. Contingency plans have been developed to address any interruptions in essential services.

Private Securities Litigation Reform Act of 1995
Safe Harbor Cautionary Statement
THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND OTHER SECTIONS OF THIS ANNUAL REPORT CONTAIN STATEMENTS THAT ARE NOT BASED ON HISTORICAL FACT, INCLUDING THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS," AND SIMILAR WORDS. THESE STATEMENTS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, EVENTS OR DEVELOPMENTS TO BE SIGNIFICANTLY DIFFERENT FROM ANY FUTURE RESULTS, EVENTS OR DEVELOPMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE:
- GENERAL ECONOMIC AND BUSINESS CONDITIONS, BOTH NATIONALLY AND IN THE REGIONS IN WHICH TDS OPERATES,
- TECHNOLOGY CHANGES,
- COMPETITION,
- CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS,
- CHANGES IN GOVERNMENTAL REGULATION,
- TDS'S ABILITY AND THE ABILITY OF THIRD-PARTY SUPPLIERS TO TAKE CORRECTIVE ACTION IN A TIMELY MANNER WITH RESPECT TO THE YEAR 2000 ISSUE,
- AVAILABILITY OF FUTURE FINANCING,
- CHANGES IN GROWTH IN CELLULAR CUSTOMERS, PENETRATION RATES AND CHURN RATES,
  AND
- COMPLETION AND TIMING OF THE MERGER BETWEEN AERIAL AND VOICESTREAM.
   TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

Consolidated Statements of Operations


YEAR ENDED DECEMBER 31,                                                                 1999           1998          1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (DOLLARS IN THOUSANDS, EXCEPT
                                                                                               PER SHARE AMOUNTS)
Operating Revenues
   U.S. Cellular                                                                 $ 1,417,181    $ 1,162,467   $   876,965
   TDS Telecom                                                                       545,917        488,104       437,624
                                                                                ---------------------------------------------------
                                                                                   1,963,098      1,650,571     1,314,589
                                                                                ---------------------------------------------------
Operating Expenses
   U.S. Cellular                                                                   1,161,339        986,392       747,422
   TDS Telecom                                                                       431,366        393,692       337,481
                                                                                ---------------------------------------------------
                                                                                   1,592,705      1,380,084     1,084,903
                                                                                ---------------------------------------------------
Operating Income from Ongoing Operations                                             370,393        270,487       229,686
American Paging Operating (Loss)                                                          --        (11,406)      (35,307)
                                                                                ---------------------------------------------------
Operating Income                                                                     370,393        259,081       194,379
                                                                                ---------------------------------------------------
Investment and Other Income (Expense)
   Interest and dividend income                                                        8,708         10,070        11,526
   Investment income                                                                  31,324         40,774        83,668
   Amortization of costs related to minority investments                             (12,927)       (11,395)       (6,857)
   Gain on sale of cellular and other investments                                    345,938        262,698        41,438
   Other (expense), net                                                              (11,198)       (35,435)       (8,749)
   Minority share of income                                                          (65,117)       (47,461)      (34,722)
                                                                                ---------------------------------------------------
                                                                                     296,728        219,251        86,304
                                                                                ---------------------------------------------------
Income Before Interest and Income Taxes                                              667,121        478,332       280,683
Interest expense                                                                      99,984        108,371        92,010
Minority interest in income of subsidiary trust                                       24,810         23,504         1,523
                                                                                ---------------------------------------------------
Income From Continuing Operations Before Income Taxes                                542,327        346,457       187,150
Income tax expense                                                                   228,176        145,058        87,405
                                                                                ---------------------------------------------------
Net Income From Continuing Operations                                                314,151        201,399        99,745
                                                                                ---------------------------------------------------
Discontinued Operations, net of tax
   Discontinued operations                                                          (142,250)      (212,752)     (168,140)
   Tax effect of discontinued operations                                             (58,060)       (75,761)      (58,846)
                                                                                ---------------------------------------------------
                                                                                     (84,190)      (136,991)     (109,294)
                                                                                ---------------------------------------------------
Net Income (Loss)                                                                    229,961         64,408        (9,549)
Preferred Dividend Requirement                                                        (1,147)        (1,651)       (1,892)
                                                                                ---------------------------------------------------
Net Income (Loss) Available to Common                                            $   228,814    $    62,757   $   (11,441)
====================================================================================================================================
Weighted Average Shares Outstanding (000s)                                            61,436         60,982        60,211
Basic Earnings per Share
   Continuing Operations                                                         $      5.09    $      3.28   $      1.63
   Discontinued Operations                                                             (1.37)         (2.25)        (1.82)
                                                                                ---------------------------------------------------
                                                                                 $      3.72    $      1.03   $     (0.19)
====================================================================================================================================
Diluted Earnings per Share
   Continuing Operations                                                         $      5.02    $      3.22   $      1.59
   Discontinued Operations                                                             (1.35)         (2.21)        (1.80)
                                                                                ---------------------------------------------------
                                                                                 $      3.67    $      1.01   $      (.21)
                                                                                ---------------------------------------------------
Dividends per Share                                                              $       .46    $       .44   $       .42
====================================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Consolidated Statements of Cash Flows

YEAR ENDED DECEMBER 31,                                                                 1999           1998          1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (DOLLARS IN THOUSANDS)
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES
   Net income from continuing operations                                          $  314,151     $  201,399    $   99,745
   Add (Deduct) adjustments to reconcile net income from continuing operations to net cash provided by operating activities
       Depreciation and amortization                                                 353,322        326,077       262,440
       Deferred income taxes and investment tax credit, net                          152,222         75,928         1,972
       Investment income                                                             (31,324)       (40,774)      (83,668)
       Minority share of income                                                       65,117         47,461        34,722
       Gain on sale of cellular and other investments                               (345,938)      (262,698)      (41,438)
       Noncash interest expense                                                       18,297         20,189        15,948
       Other noncash expense                                                          29,011         30,090        14,193
     Changes in assets and liabilities from operations
       Change in accounts receivable                                                 (50,417)       (37,840)      (18,236)
       Change in materials and supplies                                              (13,436)        (3,897)          122
       Change in accounts payable                                                    (22,421)        75,940         1,892
       Change in accrued taxes                                                       (17,051)        19,017         6,096
       Change in other assets and liabilities                                         28,299         15,376        15,397
                                                                                ----------------------------------------------------
                                                                                     479,832        466,268       309,185
                                                                                ----------------------------------------------------
CASH FLOWS FROM CONTINUING INVESTING ACTIVITIES
   Capital expenditures                                                             (399,631)      (463,543)     (488,833)
   Acquisitions, net of cash acquired                                                (31,323)      (120,455)     (138,527)
   Proceeds from investment sales                                                    120,000        130,957        84,230
   Distributions from unconsolidated entities                                         26,061         28,912        56,413
   Change in temporary investments and marketable non-equity securities                9,484         34,740        36,470
   Investments in and advances to investment entities and license costs                5,497           (185)      (10,535)
   Other investing activities                                                        (15,438)       (24,692)      (21,560)
                                                                                ----------------------------------------------------
                                                                                    (285,350)      (414,266)     (482,342)
                                                                                ----------------------------------------------------
CASH FLOWS FROM CONTINUING FINANCING ACTIVITIES
   Issuance of long-term debt                                                          9,902        202,277       260,099
   Repayments of long-term debt                                                      (22,131)       (16,454)     (121,958)
   Change in notes payable                                                          (170,889)      (356,698)      368,858
   Trust preferred securities                                                             --        144,880       144,788
   Dividends paid                                                                    (29,391)       (28,490)      (27,193)
   Repurchase of Common Shares                                                       (69,014)            --       (69,942)
   Other financing activities                                                          9,001         (9,284)       (8,762)
                                                                                ----------------------------------------------------
                                                                                    (272,522)       (63,769)      545,890
                                                                                ----------------------------------------------------
Cash Flows from Discontinued Operations                                              143,911         10,910      (349,086)
                                                                                ----------------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                                  65,871           (857)       23,647

Cash and Cash Equivalents
   Beginning of period                                                                45,139         45,996        22,349
                                                                                ----------------------------------------------------
   End of period                                                                  $  111,010     $   45,139    $   45,996
====================================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Consolidated Balance Sheets -- Assets

DECEMBER 31,                                                                                           1999          1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (Dollars in thousands)
Current Assets
   Cash and cash equivalents                                                                     $  111,010   $    45,139
   Temporary investments                                                                              4,983        10,306
   Accounts receivable
     Due from customers, less allowance of $10,525 and $6,732, respectively                         175,623       139,706
     Other, principally connecting companies                                                        141,402       117,127
   Materials and supplies, at average cost                                                           39,880        25,243
   Other current assets                                                                              35,110        19,222
                                                                                ---------------------------------------------------
                                                                                                    508,008       356,743
                                                                                ---------------------------------------------------

Investments
   Intangible Assets
     Cellular license costs, net of amortization                                                  1,156,175     1,200,653
     Franchise and other costs in excess of the underlying
       book value of subsidiaries, net of amortization                                              177,677       181,517
   Marketable equity securities                                                                     843,280       382,706
   Investments in unconsolidated entities                                                           272,601       301,921
   Other investments                                                                                 28,837        33,870
                                                                                ---------------------------------------------------
                                                                                                  2,478,570     2,100,667
                                                                                ---------------------------------------------------

Property, Plant and Equipment, net
   U.S. Cellular                                                                                  1,206,467     1,138,585
   TDS Telecom                                                                                      889,422       881,507
                                                                                ---------------------------------------------------
                                                                                                  2,095,889     2,020,092
                                                                                ---------------------------------------------------

Other Assets and Deferred Charges                                                                    56,216        66,297
                                                                                ---------------------------------------------------

Net Assets of Discontinued Operations                                                               237,145       498,805
                                                                                ---------------------------------------------------
                                                                                                 $5,375,828   $ 5,042,604
===================================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Consolidated Balance Sheets --
Liabilities and Stockholders'
Equity

DECEMBER 31,                                                                                           1999          1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (DOLLARS IN THOUSANDS)
Current Liabilities
   Current portion of long-term debt                                                             $   14,967   $    15,946
   Notes payable                                                                                         --       170,889
   Accounts payable                                                                                 206,937       232,320
   Advance billings and customer deposits                                                            43,965        33,283
   Accrued interest                                                                                  23,492        24,133
   Accrued taxes                                                                                     19,773        23,434
   Accrued compensation                                                                              35,939        24,415
   Other current liabilities                                                                         24,599        24,502
                                                                                ---------------------------------------------------
                                                                                                    369,672       548,922
                                                                                ---------------------------------------------------
Deferred Liabilities and Credits
   Net deferred income tax liability                                                                382,468       191,748
   Postretirement benefits obligation other than pensions                                             8,611         9,463
   Other                                                                                             33,436        22,666
                                                                                ---------------------------------------------------
                                                                                                    424,515       223,877
                                                                                ---------------------------------------------------
Long-term Debt, excluding current portion                                                         1,279,877     1,275,086
                                                                                ---------------------------------------------------

Minority Interest in subsidiaries                                                                   509,658       430,826
                                                                                ---------------------------------------------------

Company-Obligated Mandatorily Redeemable Preferred Securities of
   Subsidiary Trust Holding Solely Company Subordinated Debentures (a)                              300,000       300,000
                                                                                ---------------------------------------------------

Preferred Shares                                                                                      9,005        25,985
                                                                                ---------------------------------------------------

Common Stockholders' Equity
   Common Shares, par value $.01 per share;
     authorized 100,000,000 shares; issued and outstanding
     55,411,746 and 54,988,498 shares, respectively                                                     554           550
Series A Common Shares, par value $.01 per share;
     authorized 25,000,000 shares; issued and outstanding
     6,958,691 and 6,949,904 shares, respectively                                                        70            69
Capital in excess of par value                                                                    1,897,402     1,882,710
Treasury Shares, at cost, 1,237,207 and 761,220 shares, respectively                               (102,975)      (29,439)
Accumulated other comprehensive income                                                              179,071        75,609
Retained earnings                                                                                   508,979       308,409
                                                                                ---------------------------------------------------
                                                                                                  2,483,101     2,237,908
                                                                                ---------------------------------------------------
                                                                                                 $5,375,828   $ 5,042,604
====================================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

(a) AS DESCRIBED IN NOTE 14, THE SOLE ASSET OF TDS CAPITAL I IS $154.6 MILLION PRINCIPAL AMOUNT OF 8.5% SUBORDINATED DEBENTURES DUE 2037 FROM TDS, AND THE SOLE ASSET OF TDS CAPITAL II IS $154.6 MILLION PRINCIPAL AMOUNT OF 8.04% SUBORDINATED DEBENTURES DUE 2038 FROM TDS.

Consolidated Statements of Common Stockholders' Equity


                                                                                                  Accumulated
                                                  Series A   Capital in                   Compre-  Other Com-
                                       Common       Common    Excess of     Treasury      hensive  prehensive     Retained
                                        Shares      Shares    Par Value       Shares       Income      Income     Earnings

------------------------------------------------------------------------------------------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS)

BALANCE, DECEMBER 31, 1996            $ 54,237   $  6,917    $1,662,041   $       --                $      513     $ 309,233
Comprehensive Income
   Net (Loss)                               --         --            --           --   $   (9,549)          --        (9,549)
   Net unrealized gains on securities       --         --            --           --          170          170            --
                                                                                       -----------
   Comprehensive (Loss)                                                                $   (9,379)
                                                                                       ===========
Dividends
   Common and Series A
     Common Shares                          --         --            --           --                        --       (25,300)
   Preferred Shares                         --         --            --           --                        --        (1,893)
Acquisitions                                16         --         3,585       39,084                        --            --
Repurchase Common Shares                    --         --            --      (69,942)                       --            --
Dividend reinvestment, incentive
   and compensation plans                  122         19         4,707          176                        --            --
Conversion of Preferred Shares              68         --         1,419           --                        --            --
Other                                       --         --        (7,504)          --                        --            --
                                        -------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997              54,443      6,936     1,664,248      (30,682)                      683       272,491
Comprehensive Income
   Net Income                               --         --            --           --   $   64,408           --        64,408
   Net unrealized gains on securities       --         --            --           --       74,926       74,926            --
                                                                                       ----------
   Comprehensive Income                                                                $  139,334
                                                                                       ==========
Dividends
   Common and Series A
     Common Shares                          --         --            --           --                        --       (26,850)
   Preferred Shares                         --         --            --           --                        --        (1,640)
Recapitalization                       (53,899)    (6,867)       60,766           --                        --            --
Acquisitions                                 2         --        10,025           --                        --            --
Dividend reinvestment, incentive
   and compensation plans                    1         --         2,029        1,243                        --            --
Conversion of Preferred Shares               3         --         6,284           --                        --            --
Gain on sale of subsidiary stock            --         --       148,357           --                        --            --
Other                                       --         --        (8,999)          --                        --            --
                                        -------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                 550         69     1,882,710      (29,439)                   75,609       308,409
Comprehensive Income
   Net Income                               --         --            --           --   $  229,961           --       229,961
   Net unrealized gains on securities       --         --            --           --      103,462      103,462            --
                                                                                       -----------
   Comprehensive Income                                                                $  333,423
                                                                                       ===========
Dividends
   Common and Series A
     Common Shares                          --         --            --           --                        --       (28,290)
   Preferred Shares                         --         --            --           --                        --        (1,101)
Repurchase Common Shares                    --         --            --      (80,457)                       --            --
Dividend reinvestment, incentive
   and compensation plans                    1          1           177        6,921                        --            --
Conversion of Preferred Shares               3         --        17,273           --                        --            --
Other                                       --         --        (2,758)          --                        --            --
                                        --------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999            $    554   $     70    $1,897,402   $ (102,975)               $  179,071     $ 508,979
====================================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Notes to Consolidated Financial Statements

Note 1

Discontinued Operations

On September 17, 1999, the Board of Directors of Telephone and Data Systems, Inc. ("TDS") decided not to pursue a spin-off of Aerial Communications, Inc. ("Aerial"), an 82.1%-owned subsidiary of TDS, and approved a plan of merger between Aerial and VoiceStream Wireless Corporation ("VoiceStream"). As a result of the merger, Aerial shareholders will receive 0.455 VoiceStream common shares for each share of Aerial stock they own, subject to adjustment in certain circumstances. Aerial public shareholders will have a right to elect to receive $18 in cash in lieu of shares of VoiceStream. The parties anticipate that the merger will be tax-free to Aerial shareholders that elect to receive VoiceStream stock. This merger is subject to the approval of the Federal Communications Commission. The merger is expected to close in the second quarter of 2000.

   On November 1, 1999, TDS converted $420 million of intercompany debt due from a subsidiary of Aerial into 19.1 million Aerial Common Shares at $22 per share. On September 17, 1999, the date of the TDS Debt Replacement Agreement, the closing price of Aerial Common Shares was $20 per share. TDS has agreed to advance approximately $280 million to Aerial under the revolving credit agreement between TDS and a subsidiary of Aerial. At December 31, 1999, TDS had loaned a total of $37.8 million to Aerial. At the time of the merger, under certain circumstances, TDS is required to advance funds to a subsidiary of Aerial to bring the amount outstanding under the revolving credit agreement to $315 million. The $315 million outstanding will be repaid by VoiceStream one year from the date of the merger, or earlier at VoiceStream's option. The merger agreement also provides for TDS to be released from its guarantees of Aerial's long-term debt and vendor financing at the closing of the merger.

   Also on November 1, 1999, Sonera Corporation ("Sonera"), a Finnish telecommunications company, invested an additional $230 million into the equity of Aerial and one of its subsidiaries, also at an equivalent price of $22 per Aerial share. Immediately prior to the merger, Sonera will exchange its interest in the subsidiary of Aerial for Aerial common stock. Sonera, TDS and Aerial also reached an agreement to settle all of their disputes relating to Sonera's earlier investment in the Aerial subsidiary, effective at the closing of the merger.

   As a result of the board's approval of the plan, the consolidated financial statements and supplemental data of TDS have been adjusted to reflect the results of operations and net assets of Aerial as discontinued operations in accordance with generally accepted accounting principles. Financial statements for prior periods have been reclassified to conform to current year presentation.

   TDS expects to recognize a net gain on the ultimate disposition of Aerial and, accordingly, has deferred recognition of Aerial's net operating losses of $44.2 million from September 18, 1999 through December 31, 1999.

   Net assets of discontinued operations are as follows:

December 31,                              1999        1998
--------------------------------------------------------------------------------
                                       (DOLLARS IN THOUSANDS)
Current Assets
  Cash and temporary investments      $  5,261     $ 4,978
  Accounts receivable                   32,223      27,776
  Inventory                              8,336      11,378
  Other current assets                   5,565       4,564
Investments
  Broadband PCS license costs, net     303,913     311,915
  Other investments                      3,263       1,443
Property, plant and equipment          619,913     621,281
Other assets and deferred charges          204         411
Current Liabilities
  Current portion vendor credit
     agreement                        (103,765)          --
  Accounts payable                     (35,230)    (56,097)
  Accrued taxes                         (7,419)     (7,015)
  Accrued compensation                  (9,732)     (5,169)
  Other accrued expenses                (4,676)     (6,177)
Deferred income tax liability         (147,696)   (123,110)
Long-term debt                        (250,846)   (278,010)
Minority interest in subsidiaries     (226,348)     (9,363)
Losses deferred after measurement date  44,179           --
--------------------------------------------------------------------------------
                                      $237,145     $498,805
================================================================================

Notes to Consolidated Financial Statements


   Summarized income statement information relating to discontinued operations, excluding any corporate charges and intercompany interest expense, is as follows:

YEAR ENDED DECEMBER 31,       1999        1998         1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)

Revenues                  $225,501    $155,154    $  55,952
Expenses                   435,509     435,139      252,503
                          ------------------------------------------------------
Operating (Loss)          (210,008)   (279,985)    (196,551)
Minority share of loss      21,369      75,974       43,038
Other income (expense)      (6,504)      9,248      (16,799)
Interest expense           (22,119)    (17,989)       2,172
                          ------------------------------------------------------
(Loss) Before Income
  Taxes                   (217,262)   (212,752)    (168,140)
Income tax (benefit)       (88,893)    (75,761)     (58,846)
                          ------------------------------------------------------
Net (Loss)                (128,369)   (136,991)    (109,294)
Losses deferred after
  measurement date          44,179          --          --
                          ------------------------------------------------------
Net (Loss) from
  Discontinued Operations $(84,190)  $(136,991)   $(109,294)
================================================================================

   Summarized cash flow statement information relating to discontinued operations is as follows:

YEAR ENDED DECEMBER 31,              1999         1998           1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)
Cash flows from
  operating activities          $ (62,633)   $(110,106)     $(102,678)
Cash flows from
  investing activities            (32,351)     (80,054)      (278,378)
Cash flows from
  financing activities            239,213      201,001          1,698
--------------------------------------------------------------------------------
Cash provided (used) by
  discontinued operations         144,229       10,841       (379,358)
(Increase) decrease in cash
  included in Net Assets of
  Discontinued Operations            (318)          69         30,272
--------------------------------------------------------------------------------
Cash flows from
  discontinued operations       $ 143,911    $  10,910      $(349,086)
================================================================================


Note 2

Summary of Significant Accounting Policies

Nature of Operations
TDS is a diversified telecommunications company which provided high-quality telecommunications services to approximately 3.2 million cellular telephone and telephone customers in 35 states at December 31, 1999. The Company conducts substantially all of its cellular telephone operations through its 80.7%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular") and its telephone operations through its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom").

   In September 1999, TDS approved a plan of merger between Aerial and VoiceStream. See Note 1 -- Discontinued Operations.

   Effective March 31, 1998, TDS contributed substantially all of the assets and certain, limited liabilities of American Paging, Inc. to a previously unrelated limited liability corporation for a 30% interest in that corporation. American Paging's revenues are netted against its expenses in the Consolidated Statements of Operations with the resulting operating loss reported as American Paging Operating (Loss). American Paging's revenues totaled $17.8 million and operating expenses totaled $29.2 million for the three month period ended March 31, 1998, and revenues totaled $94.4 million and operating expenses totaled $129.7 million for the year ended December 31, 1997. Beginning April 1, 1998, TDS followed the equity method of accounting for this investment and reported these results as a component of Investment income.

   See Note 20 -- Business Segment Information for summary financial information on each business segment.

Notes to Consolidated Financial Statements

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

   Outstanding checks in excess of cash balances totaled $37.6 million and $28.7 million at December 31, 1999 and 1998, respectively, and are classified as Accounts payable in the Consolidated Balance Sheets. Sufficient funds were available to fund these outstanding checks when presented for payment.

   TDS has cash management arrangements with its subsidiaries under which the subsidiaries may from time to time deposit excess cash with TDS for investment under TDS's cash management program.

Revenue Recognition
Revenues from cellular operations primarily consist of charges to customers for monthly access, airtime, data usage, vertical services, roaming charges, long-distance charges and equipment sales. Revenues are recognized as services are rendered. Unbilled revenues, resulting from service provided from the billing cycle date to the end of each month and from other cellular carriers' customers using U.S. Cellular's cellular systems for the last half of each month, are estimated and recorded. Equipment sales are recognized upon delivery to the customer.

   TDS's telephone subsidiaries participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by toll revenue and/or access charges within state jurisdiction and by access charges in the interstate market. Revenues earned through the various pooling processes are initially recorded based on TDS Telecom's estimates.

Advertising Costs
The Company expenses advertising costs as incurred. Advertising expense totaled $69.0 million, $58.0 million and $44.3 million in 1999, 1998 and 1997, respectively.

Recent Accounting Pronouncements
Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that entities recognize all derivatives as either assets or liabilities at fair market value on the balance sheet. Management believes that this statement will not have a material effect on results of operations and financial position of the Company.

   Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition" is effective beginning in the first quarter of 2000. SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. Management believes that this bulletin will not have a material effect on results of operations and financial position of the Company.

Notes to Consolidated Financial Statements

Note 3

Income Taxes

TDS files a consolidated federal income tax return. Income tax provisions charged to net income from continuing operations are summarized as follows:

YEAR ENDED DECEMBER 31,            1999        1998         1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)
Current:
  Federal                     $  61,261   $  57,717    $  72,039
  State                          14,693      14,413       13,394
Deferred:

  Federal                       130,692      64,282        1,595
  State                          21,530      12,496          896
Amortization of deferred
  investment tax credits           --          (850)        (519)
                              --------------------------------------------------
Total income tax expense
  for continuing operations   $ 228,176   $ 145,058    $  87,405
================================================================================

   Investment tax credits resulting from investments in telephone plant and equipment were deferred and were amortized over the service lives of the related property.

   A reconciliation of TDS's effective income tax rate for continuing operations and the statutory federal income tax rate is as follows:

YEAR ENDED DECEMBER 31,            1999     1998    1997
--------------------------------------------------------------------------------
Statutory federal
  income tax rate                  35.0%   35.0%    35.0%

State income taxes,
  net of federal benefit            4.3     4.9      4.8

Amortization of license
  acquisition costs and costs
  in excess of book value            .8     1.1      2.8

Amortization of deferred
  investment tax credits             --     (.2)     (.3)

Effects of corporations
  not included in consolidated
  federal tax return                 .4      .5       .8

Sale of cellular interests           --      .7      3.0

Resolution of prior
  period tax issues                 1.6      --       --

Other differences, net              --      (.1)      .6

                              --------------------------------------------------
Effective income tax rate
  for continuing operations        42.1%   41.9%    46.7%
================================================================================



Income tax provisions charged to net income are summarized as follows:

YEAR ENDED DECEMBER 31,       1999        1998        1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)

Current:
  Federal                 $  3,312       $9,872      $4,532
  State                      6,060       10,076       6,790

Deferred:
  Federal                  137,528       36,827      13,302
  State                     23,216       13,372       4,454

Amortization of deferred
  investment tax credits        --         (850)       (519)
                          ------------------------------------------------------
Total income tax expense  $170,116      $69,297     $28,559
================================================================================

   Deferred income taxes are provided for the temporary differences between the amount of the Company's assets and liabilities for financial reporting purposes and their tax bases.

   The Company's current net deferred tax assets totaled $2.8 million and $1.2 million as of December 31, 1999 and 1998, respectively. The net current deferred tax asset primarily represents the deferred tax effects of the allowance for customer receivables.

   The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities are as follows:


DECEMBER 31,                              1999        1998
--------------------------------------------------------------------------------
                                       (DOLLARS IN THOUSANDS)
Deferred Tax Asset:

  Net operating loss carryforwards    $ 132,131    $ 116,608
  Minority share of income               56,488       30,532
  Partnership investments                36,335       19,557
  Alternative minimum tax
   credit carryforward                   33,745       27,230
  Taxes on acquisitions                  32,782       27,066
  Postretirement benefits                 3,400        3,673
  Other                                   7,232           78
                                      ----------------------
                                        302,113      224,744

Less valuation allowance                (25,079)     (27,779)
                                      ----------------------
Total Deferred Tax Asset                277,034      196,965

Deferred Tax Liability:

  Marketable equity securities          313,772      133,333
  Property, plant and equipment         190,294      136,611
  Licenses                               79,821       39,408
  Equity investments                     75,615       78,179
  Other                                    --          1,182
                                      ----------------------
Total Deferred Tax Liability            659,502      388,713
  Net Deferred Income Tax Liability   $ 382,468    $ 191,748
============================================================

Notes to Consolidated Financial Statements

   TDS had $302.1 million of federal net operating loss carryforward (generating a $99.7 million deferred tax asset) at December 31, 1999, expiring between 2012 and 2014 which is available to offset future consolidated taxable income. In addition, TDS had $517.6 million of state net operating loss carryforward (generating a $32.4 million deferred tax asset) at December 31, 1999, expiring between 2000 and 2014 which is available to offset future taxable income primarily of the individual subsidiaries which generated the loss. A valuation allowance was established for the state operating loss carryforwards since it is more likely than not that a portion will expire before such carryforwards can be utilized. At December 31, 1999, TDS had $33.7 million of federal alternative minimum tax credit carryforward available to offset regular income tax payable in future years.

   The financial reporting basis of the marketable equity securities was greater than the tax basis at the date of acquisition, generating $183.2 million of deferred taxes. Additionally, the value of the marketable equity securities has appreciated since acquisition, generating $130.6 million of deferred taxes.

   Included in Cellular license cost, Franchise and other cost and Investment in unconsolidated entities is goodwill related to various acquisitions structured to be tax-free of $232 million, $123 million, and $20 million, respectively, at December 31, 1999 and $240 million, $124 million, and $23 million, respectively, at December 31, 1998. No deferred taxes have been provided on this goodwill.

Note 4

Earnings Per Share

The amounts used in computing Earnings per Share from Continuing Operations and the effect on income and the weighted average number of Common and Series A Common Shares of dilutive potential common stock are as follows:

YEAR ENDED DECEMBER 31,             1999              1998           1997
--------------------------------------------------------------------------------
                                    (DOLLARS AND SHARES IN THOUSANDS)
Net Income from
  Continuing Operations         $314,151          $201,399       $ 99,745
Preferred Dividend
  Requirement                     (1,147)           (1,651)        (1,892)
                           -----------------------------------------------------
Net Income from
  Continuing Operations
  Available to Common
  used in Basic Earnings
  per Share                      313,004           199,748         97,853
Reduction in preferred
  dividends if Preferred
  Shares converted
  into Common Shares               1,031             1,513            585
Minority income adjustment          (938)           (1,806)        (1,765)
                           -----------------------------------------------------
Net Income from
  Continuing Operations
  Available to Common
  used in Diluted
  Earnings per Share            $313,097          $199,455       $ 96,673
================================================================================


Weighted Average Number
  of Common Shares used in
  Basic Earnings per Share        61,436            60,982         60,211
Effect of Dilutive Securities:
  Common Shares
   outstanding if Preferred
   Shares converted                  550               820            481
  Stock options and stock
   appreciation rights               377               122            130
  Common Shares issuable              13                13             15
--------------------------------------------------------------------------------
Weighted Average Number
  of Common Shares
  used in Diluted
  Earnings per Share              62,376            61,937         60,837
================================================================================


   Preferred Shares convertible into 436,000 Common Shares in 1997 were not included in computing Diluted Earnings per Share because their effects were antidilutive.

   The minority income adjustment reflects the additional minority share of U.S. Cellular's income computed as if all of U.S. Cellular's issuable securities were outstanding.

Notes to Consolidated Financial Statements

Note 5

Intangible Assets

Cellular license costs consist of costs incurred in acquiring Federal Communications Commission licenses to provide cellular service. These costs include amounts paid to license applicants and owners of interests in cellular entities awarded licenses and all direct and incremental costs relating to acquiring the licenses. These costs are capitalized and amortized through charges to expense over 40 years upon commencement of operations. Amortization amounted to $33.8 million, $32.7 million and $27.2 million in 1999, 1998 and 1997, respectively. Accumulated amortization of cellular license costs was $188.1 million and $153.9 million at December 31, 1999 and 1998, respectively.

   Franchise and other costs include the costs in excess of the underlying book value of acquired telephone companies. Costs aggregating $216.8 million and $215.3 million at December 31, 1999 and 1998, respectively, relating to acquisitions since November 1, 1970, are being amortized on a straight-line basis over a 40-year period. Amortization amounted to $5.3 million, $5.3 million and $5.2 million in 1999, 1998 and 1997, respectively. Accumulated amortization of excess cost was $45.6 million and $40.2 million at December 31, 1999 and 1998, respectively. Costs in excess of the underlying book value relating to acquisitions initiated before November 1, 1970, aggregating $6.5 million, are not being amortized.

Note 6

Marketable Equity Securities

Marketable equity securities are classified as available-for-sale, are stated at fair market value and consist of the following:

DECEMBER 31,                           1999            1998
--------------------------------------------------------------------------------
                                      (DOLLARS IN THOUSANDS)
Vodafone AirTouch plc
  Value                         $   640,824      $       --
  ADRs                           12,945,920              --

AirTouch Communications, Inc.
  Value                         $        --      $  375,108
  Common Shares                          --       5,178,368

Illuminet Holdings, Inc.
  Value                         $   136,742              --
  Common Shares                   2,486,224              --

Rural Cellular Corporation
  Value                         $    65,105      $    7,598
  Common Shares                     719,396         719,396

Other                           $       609      $       --
================================================================================

   In 1999, the Company received 12.9 million (adjusted for a five-for-one stock split) Vodafone AirTouch plc American Depository Receipts ("ADRs") and $46.6 million in cash in exchange for its 5.2 million AirTouch common shares as a result of the AirTouch Communications, Inc. merger with Vodafone Group plc. The Company received the AirTouch common shares in 1998 as a result of the sale of certain minority cellular interests to AirTouch.

   In October 1999, Illuminet Holdings, Inc. ("Illuminet") completed its initial public offering. At December 31, 1999, TDS's investment in Illuminet is included in Marketable Equity Securities and stated at fair market value.

   Information regarding the Company's marketable equity securities is summarized below.

DECEMBER 31,                              1999        1998
--------------------------------------------------------------------------------
                                      (DOLLARS IN THOUSANDS)

Available-for-sale Equity Securities
  Aggregate Fair Value                   $843,280   $382,706
  Original Cost                           517,870    234,238
                                         -------------------
  Gross Unrealized Holding Gains          325,410    148,468
  Tax Effect                              130,616     59,661
                                         -------------------
  Unrealized Holding Gains, net of tax    194,794     88,807
  Minority Share of Unrealized
   Holding Gains                           15,723     13,198
                                         -------------------
  Net Unrealized Holding Gains           $179,071   $ 75,609
  ==========================================================


   The Company's net unrealized holding gains are included as an increase to Accumulated other comprehensive income. Realized gains and losses are determined on the basis of specific identification. During 1999, cash proceeds from the exchange of available-for-sale securities totaled $46.6 million and gross realized gains totaled $327.1 million. During 1998, proceeds from the sale of available-for-sale securities totaled $613,000 and gross realized gains totaled $300,000. During 1997, proceeds from the sale of available-for-sale securities totaled $1.5 million and gross realized gains totaled $154,000.

Notes to Consolidated Financial Statements

Note 7

Investment in Unconsolidated Entities

Investments in unconsolidated entities consists of investments in which the Company holds a minority interest. The Company follows the equity method of accounting, which recognizes TDS's proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, where the Company's ownership interest equals or exceeds 20% for corporations and 3% for partnerships ($262.4 million and $286.1 million at December 31, 1999 and 1998, respectively). Income and losses from these entities are reflected in the Consolidated Statements of Operations on a pretax basis as Investment income. Investment income totaled $31.3 million, $40.8 million and $83.7 million in 1999, 1998 and 1997, respectively. At December 31, 1999, the cumulative share of income from minority investments accounted for under the equity method was $217.5 million, of which $64.6 million was undistributed. The cost method of accounting is followed for certain minority interests where the Company's ownership interest is less than 20% for corporations and 3% for partnerships ($10.2 million and $15.8 million at December 31, 1999 and 1998, respectively).

   Investments in unconsolidated entities include cellular license costs and costs in excess of the underlying book value of certain non-cellular minority investments. These costs are being amortized from 10 to 40 years. Amortization amounted to $12.6 million, $9.7 million and $3.0 million in 1999, 1998 and 1997, respectively.

   The Company's more significant investments in unconsolidated entities consist of the following:

                                            PERCENTAGE OWNERSHIP
DECEMBER 31,                                   1999       1998
--------------------------------------------------------------------------------
Cellular investments
  Los Angeles SMSA Limited Partnership         5.5%       5.5%
  Raleigh-Durham MSA Limited Partnership       8.0%       8.0%
  Midwest Wireless Communication, LLC         14.7%      14.7%
  North Carolina RSA 1 Partnership            50.0%      50.0%
  Oklahoma City SMSA Limited Partnership      14.6%      14.6%

Other investments
  TSR Wireless Holdings, LLC                  30.0%      30.0%
  Volcano Communications Company              45.0%      45.0%
================================================================================


   As of December 31, 1999, the carrying value of the investment in TSR Wireless Holdings, LLC was approximately $85 million. During 1999, the public market capitalization of companies in the paging industry generally declined as the market price of the companies' stock declined. The Company has evaluated the carrying value of the investment in TSR Wireless and will continue to review the value considering the operations of TSR Wireless and the general paging industry.

   The following summarizes the unaudited combined assets, liabilities and equity, and the unaudited combined results of operations of the entities for which TDS's investments are accounted for by the equity method.

DECEMBER 31,                              1999        1998
--------------------------------------------------------------------------------
                                 (UNAUDITED, DOLLARS IN MILLIONS)

Assets
  Current assets                        $  338        $  299
  Due from affiliates                        3             7
  Property and other                     1,106         1,140
                                        ----------------------------------------
                                        $1,447        $1,446
================================================================================


Liabilities and Equity
  Current liabilities                   $  278      $  268
  Due to affiliates                         16          26
  Deferred credits                           7           3
  Long-term debt                           210         143
  Partners' capital and
     stockholders' equity                  936       1,006
                                        ----------------------------------------
                                        $1,447      $1,446
================================================================================


YEAR ENDED DECEMBER 31,       1999        1998        1997
--------------------------------------------------------------------------------
                            (UNAUDITED, DOLLARS IN MILLIONS)

Results of Operations
  Revenues                 $ 1,794     $ 1,624    $ 1,732
  Costs and expenses         1,492       1,141      1,242
                           -----------------------------------------------------
   Operating Income            302         483        490
                           -----------------------------------------------------
  Other income (expense)        29           7          5
  Interest expense             (15)        (10)        (9)
  Income taxes                 (19)         (4)        (6)
                           -----------------------------------------------------
  Net income               $   297     $   476    $   480
================================================================================

Notes to Consolidated Financial Statements


Note 8

Property, Plant and Equipment

U.S. Cellular
U.S. Cellular property, plant and equipment is stated at the original cost of construction including capitalized costs of certain taxes and payroll-related expenses and consists of:

DECEMBER 31,                                              1999        1998
--------------------------------------------------------------------------------
                                                     (DOLLARS IN THOUSANDS)

Cell site-related equipment                         $  939,797   $  790,292
Land, buildings and leasehold improvements             280,306      237,361
Switching-related equipment                            153,984      116,198
Office furniture and equipment                         104,901      127,397
System development                                     153,041      134,225
Other operating equipment                               67,021       59,152
Work in process                                         33,269       70,197
                                                     ----------------------
                                                     1,732,319    1,534,822
Accumulated depreciation                               525,852      396,237
                                                     ----------------------
                                                    $1,206,467   $1,138,585
===========================================================================


   Renewals and betterments of units of property are recorded as additions to cellular plant in service. The original cost of depreciable property (and related accumulated depreciation) retired is removed from plant in service and, together with removal cost less any salvage realized, is charged to depreciation expense. Repairs and renewals of minor units of property are charged to system operations expense.

TDS Telecom
TDS Telecom property, plant and equipment is stated at the original cost of construction including the capitalized costs of certain taxes, payroll-related expenses, and an allowance for funds used during construction and consists of:

DECEMBER 31,                              1999        1998
--------------------------------------------------------------------------------
                                      (DOLLARS IN THOUSANDS)

Cable and wire                      $  812,752   $  772,749
Central office equipment               498,730      460,323
Office furniture and equipment         166,013      145,851
Land and buildings                      68,193       68,274
Other equipment                         65,282       67,338
Work in process                         29,920       28,696
                                    --------------------------------------------
                                     1,640,890    1,543,231

Accumulated depreciation               751,468      661,724
                                    --------------------------------------------
                                    $  889,422   $  881,507
================================================================================


   Renewals and betterments of units of property are recorded as additions to telephone plant in service. The original cost of depreciable property (and related accumulated depreciation) retired is removed from plant in service and, together with removal cost less any salvage realized, is charged to accumulated depreciation. No gain or loss is recognized on ordinary retirements of depreciable telephone property. Repairs and renewals of minor units of property are charged to plant operations expense.

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

   In analyzing the effects of discontinuing the application of SFAS No. 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with generally accepted accounting principles and therefore, any adjustments to telecommunications plant would be immaterial, as would be any write-off of regulatory assets and liabilities.

Depreciation
Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The provision for depreciation as a percentage of depreciable property was as follows:

YEAR ENDED DECEMBER 31,       1999        1998       1997
--------------------------------------------------------------------------------
U.S. Cellular                 12.4%       13.0%      10.3%
TDS Telecom                    7.8%        7.5%       7.4%
--------------------------------------------------------------------------------

   Cellular depreciation as a percentage of depreciable property increased in 1998 due to the reduction in useful lives of certain assets in 1998, increasing the provision for depreciation.

Notes to Consolidated Financial Statements


Note 9

Supplemental Cash Flow Disclosures

Following are supplemental cash flow disclosures for interest and income taxes paid and certain noncash transactions.

YEAR ENDED DECEMBER 31,                     1999      1998      1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)

Interest paid                            $81,629   $81,612   $69,568
Income taxes paid                         19,976     9,936    17,362
Common Shares issued for
  conversion of Preferred Shares          16,465     6,114     1,031
Additions to property, plant
  and equipment financed
through accounts payable
and accrued expenses                     $22,984   $28,895   $11,280
--------------------------------------------------------------------------------


   TDS has acquired certain cellular licenses and operating companies, operating telephone companies and certain other assets since January 1, 1997. In conjunction with these acquisitions, the following assets were acquired and liabilities assumed, and Common Shares and Preferred Shares issued:

YEAR ENDED DECEMBER 31,             1999         1998         1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)
Property, plant
  and equipment                $   4,248    $  26,560    $ 120,365
Cellular licenses                 22,568       97,228      146,957
Decrease in investment
  in unconsolidated entities        (546)      (2,317)     (89,205)
Franchise and other costs          1,006        5,983        2,452
Long-term debt                      (987)      (4,450)      (4,857)
Deferred credits                    (226)      (3,905)       1,104
Other assets and
  liabilities, excluding
  cash and cash equivalents        5,260       10,835        7,396
Common Shares issued
  and issuable                        --       (9,479)     (42,685)
Preferred Shares issued               --           --       (3,000)
                               -------------------------------------------------
Decrease in cash due
  to acquisitions              $  31,323    $ 120,455    $ 138,527
================================================================================

Note 10

Acquisitions and Sales

During 1999 and 1998, TDS and its subsidiaries completed the following business combinations:


                                             Consideration
                                      -------------------------
                                         TDS and U.S. Cellular
                                           Cash       Common Stock
--------------------------------------------------------------------------------
                                        (DOLLARS IN THOUSANDS)
Acquisitions During 1999
  Cellular interests
   (245,000 population equivalents)       $ 29,841   $     --
  Telephone interests
   (500 access lines)                        1,482         --
Acquisitions During 1998
  Cellular interests
   (1,308,000 population equivalents)     $119,957   $  4,750
  Telephone interests
   (6,500 access lines)                        498      8,725
--------------------------------------------------------------------------------


Sales of Cellular and Other Investments
During 1999, the Company recognized a $327.1 million gain as a result of the AirTouch Communications Inc. merger with Vodafone Group plc. The Company recognized a gain on the difference between the historical basis of its investment in AirTouch common shares and the value of the Vodafone AirTouch plc ADRs and cash received from the merger. During 1998, the Company recognized a $198.6 million gain on the sale of certain minority cellular interests to AirTouch for 5.2 million AirTouch shares and cash.

   The sale of other non-strategic minority cellular interests and other investments generated gains in 1999, 1998 and 1997 totaling $18.8 million, $64.1 million and $41.4 million, respectively.

   These transactions generated net cash proceeds of $120.0 million, $131.0 million and $84.2 million in 1999, 1998 and 1997, respectively.

Note 11

Notes Payable

TDS has used short-term debt for acquisitions and for general corporate purposes and to finance Aerial's construction, development and operations. Proceeds from the sale of long-term debt and equity securities from time to time, including the sale of debt and equity securities by subsidiaries, have been used to

Notes to Consolidated Financial Statements


reduce such short-term debt. Proceeds from the sale of non-strategic cellular and other investments from time to time have also been used to reduce short-term debt.

   TDS had $587 million of committed bank lines of credit for general corporate purposes at December 31, 1999, all of which was unused. These lines of credit consist of a $500 million TDS revolving credit facility and $87 million in direct bank lines of credit.

   TDS has a six-year $500 million revolving credit facility with a group of banks. The terms of the credit facility provide for borrowings with interest at the London InterBank Offered Rate ("LIBOR") plus 22.5 basis points. Interest and principal are due the last day of the borrowing period, as selected by the borrower, of either seven days or one, two, three or six months. The credit facility expires in June 2002.

   TDS also had $87 million in direct bank lines of credit at December 31, 1999. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate.

   U.S. Cellular has a seven-year $500 million revolving credit facility with a group of banks at December 31, 1999, all of which was unused. The terms of the credit facility provide for borrowings with interest at the LIBOR plus
26.5 basis points. Interest and principal are due the last day of the borrowing period, as selected by the borrower, of either seven days or one, two, three or six months. The credit facility expires in August 2004.

   The carrying amount of short-term debt approximates fair value due to the short-term nature of these instruments.

   Information concerning notes payable is shown in the table below:

DECEMBER 31,                     1999        1998        1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)

Balance at end of year       $     --    $170,889    $527,587
Weighted average interest
  rate at end of year              --         6.0%        6.3%
Maximum amount outstanding
  during the year            $214,968    $572,405    $587,683
Average amount outstanding
  during the year (1)        $148,818    $360,375    $407,965
Weighted average interest
  rate during the year (1)        5.8%        5.7%        6.1%
--------------------------------------------------------------------------------

(1)THE AVERAGE WAS COMPUTED BASED ON MONTH-END BALANCES.

Note 12

Long-term Debt

Long-term debt is as follows:

DECEMBER 31,                                         1999           1998
--------------------------------------------------------------------------------
                                                 (DOLLARS IN THOUSANDS)

Telephone and Data Systems, Inc. (Parent)
  Medium-term notes, averaging 9.0%

   8.0% to 9.6% due 2003-2007                 $    87,500    $    87,500
   8.0% to 10.0% due 2021-2025                    151,700        151,700
                                              ----------------------------------
                                                  239,200        239,200
  7.0% notes, maturing in 2006                    200,000        200,000
  Purchase contracts, 9.0% and 14.0%,
   due through 2003                                 1,953          2,201
                                              ----------------------------------
     Total Parent                                 441,153        441,401
                                              ----------------------------------

Subsidiaries
  U.S. Cellular
   6.0% zero coupon convertible
     redeemable debentures,
     maturing in 2015                             739,215        744,975
   Unamortized discount                          (442,893)      (463,488)
                                              ----------------------------------
                                                  296,322        281,487

   7.25% notes, maturing in 2007                  250,000        250,000
  TDS Telecom
   RUS, RTB and FFB Mortgage
     Notes, various rates averaging
     5.5% in 1999 and 1998,
     due through 2031                             301,251        308,494
   Other long-term notes, various rates
     averaging 7.1% in 1999 and
     7.2% in 1998, due through 2006                 1,939          5,676

  Other
   Long-term notes, 7.3% to 8.0%,
     due through 2009                               4,179          3,974
                                              ----------------------------------
      Total Subsidiaries                          853,691        849,631
                                              ----------------------------------
Total long-term debt                            1,294,844      1,291,032
  Less: Current portion of long-term debt          14,967         15,946
                                              ----------------------------------
Total long-term debt,
  excluding current portion                   $ 1,279,877    $ 1,275,086
================================================================================

Notes to Consolidated Financial Statements

   The Medium-Term Notes ("MTNs") carry original maturities of 12 to 30 years, maturing at various times from 2003 to 2025. Interest is payable semi-annually. The MTNs may be redeemed by the Company at par value with initial redemption dates from 1999 to 2006.

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

   The 6% yield to maturity zero coupon convertible redeemable unsecured notes are due in 2015 and there is no periodic payment of interest. Each note is convertible at the option of the holder at any time at a conversion rate of
9.475 U.S. Cellular Common Shares per $1,000 of notes. Upon conversion, U.S. Cellular may elect to deliver its Common Shares or cash equal to the market value of the Common Shares. Beginning June 15, 2000, U.S. Cellular may redeem the notes for cash at the issue price plus accrued original issue discount through the date of redemption. Holders have the right to exercise their conversion option prior to the redemption date. On June 15, 2000, the holders may require U.S. Cellular to purchase the notes at the issue price plus accrued original issue discount through that date. U.S. Cellular will have the option of purchasing such notes with cash, U.S. Cellular Common Shares, TDS common equity securities, or any combination thereof.

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

   The annual requirements for principal payments on long-term debt are approximately $15.0 million, $15.6 million, $16.0 million, $48.1 million and $23.9 million for the years 2000 through 2004, respectively.

   The carrying value and estimated fair value of the Company's Long-term Debt were $1,294.8 million and $1,647.0 million at December 31, 1999 and $1,291.0 million and $1,333.0 million at December 31, 1998, respectively. The fair value of the Company's long-term debt was estimated using market price for the 6% zero coupon convertible debentures and discounted cash flow analysis for the remaining debt.


Note 13

Minority Interest in Subsidiaries

The following table summarizes the minority shareholders' and partners' interests in the equity of consolidated subsidiaries.

DECEMBER 31,                                           1999       1998
--------------------------------------------------------------------------------
                                                   (DOLLARS IN THOUSANDS)
U.S. Cellular
  Public shareholders                              $439,483   $362,224
  Subsidiaries' partners and shareholders            40,971     43,609
                                                   -----------------------------
                                                    480,454    405,833

TDS Telecom telephone subsidiaries                   28,773     24,701
Other                                                   431        292
                                                   -----------------------------
                                                   $509,658   $430,826
================================================================================

Notes to Consolidated Financial Statements

Note 14

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

   Payments due on the obligations of TDS Capital I and II under 1998 Preferred Securities and 1997 Preferred Securities (the "Preferred Securities") issued by TDS Capital I and II are fully and unconditionally guaranteed by TDS to the extent each trust has funds available therefor. However, TDS's obligations are subordinate and junior in right of payment to certain other indebtedness of TDS. TDS has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the Subordinated Debentures are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, TDS may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its common stock.

   The 8.04% and 8.5% Subordinated Debentures are redeemable by TDS, in whole or in part, from time to time, on or after March 31, 2003, and November 18, 2002, respectively, or, in whole but not in part, at any time in the event of certain income tax circumstances. If the Subordinated Debentures are redeemed, TDS Capital I and II must redeem Preferred Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed. In the event of the dissolution, winding up or termination of TDS Capital I and II, the holders of Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment, unless, in connection with the dissolution, winding up or termination, Subordinated Debentures are distributed to the holders of the Preferred Securities.

   The carrying value and estimated fair value of the Company's Preferred Securities were $300.0 million and $246.8 million at December 31, 1999 and $300.0 million and $297.8 million at December 31, 1998, respectively. The fair value of the Company's Preferred Securities was estimated based upon the market prices at December 31, 1999 and 1998, respectively.

Notes to Consolidated Financial Statements


Note 15

Preferred Shares

At December 31, 1999, 90,045 Preferred Shares were authorized, issued and outstanding. The holders of outstanding Preferred Shares are entitled to one vote per share. The average dividend rate is $6.12 per share. At December 31, 1999, 9,218 Preferred Shares are redeemable at the option of TDS and 80,056 Preferred Shares are redeemable at the option of the holder at $100 per share, plus accrued and unpaid dividends. At December 31, 1999, 76,060 Preferred Shares are convertible into 277,817 TDS Common Shares.

   In connection with the reincorporation of TDS into Delaware in 1998, each issued Iowa Preferred Share, no par value, stated value of $100 per share, was converted into a Delaware Preferred Share, $.01 par value. All Preferred Shares have a liquidation value of $100 per share plus accrued and unpaid dividends. Preferred Shares are stated on the balance sheet at $100 per share.

   The following is a schedule of Preferred Shares activity.

YEAR ENDED DECEMBER 31,                             1999        1998        1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)

Balance, beginning of year                      $ 25,985    $ 32,466    $ 30,858
Add:
  Acquisition                                         --          --       3,000
  Stock Dividends                                     --          --          --

Less:
  Conversion of preferred                        (16,465)     (6,114)     (1,031)
  Redemption of preferred                           (515)       (367)       (361)
                                                --------------------------------
Balance, end of year                            $  9,005    $ 25,985    $ 32,466
================================================================================


   The carrying value and estimated fair value of the Company's Preferred Shares were $9.0 million and $5.3 million at December 31, 1999 and $26.0 million and $17.8 million at December 31, 1998, respectively. The fair value of the Company's Preferred Shares was estimated using discounted cash flow analysis.




Note 16

Common Stockholders' Equity

Common Stock

The holders of Common Shares are entitled to one vote per share. The following table summarizes the number of Common and Series A Common Shares outstanding:

                                                    Series A
                                           Common    Common   Treasury
                                           Shares    Shares   Shares
--------------------------------------------------------------------------------
                                             (SHARES IN THOUSANDS)

Balance December 31, 1996                  54,237    6,917     --
  Repurchase Common Shares                   --       --     (1,798)
  Acquisitions of cellular and
   telephone interests                         16     --        999
  Dividend reinvestment,
   incentive and
   compensation plans                         122       19        4
  Conversion of
   Preferred Shares                            68     --       --
                                           -------------------------------------
Balance December 31, 1997                  54,443    6,936     (795)
  Acquisitions of cellular
   and telephone interests                    228     --       --
  Dividend reinvestment,
   incentive and
   compensation plans                          39       14       34
  Conversion of
   Preferred Shares                           278     --       --
                                           -------------------------------------
Balance December 31, 1998                  54,988    6,950     (761)
  Repurchase Common Shares                   --       --       (664)
  Dividend reinvestment,
   incentive and
   compensation plans                           8        9      188
  Conversion of
   Preferred Shares                           416     --
                                           -------------------------------------
Balance December 31, 1999                  55,412    6,959   (1,237)
================================================================================

Notes to Consolidated Financial Statements


   In connection with the reincorporation of TDS into Delaware in 1998, each issued Iowa Common and Series A Common Share, $1 par value, was converted into a Delaware Common and Series A Common Share, $.01 par value. The December 31, 1998 amounts for Common Shares, Series A Common Shares and Capital in Excess of Par Value have been adjusted to reflect the change in par value.

Convertible Preferred Shares
TDS issued 408,573 Common Shares in 1999, 274,634 in 1998 and 56,365 in 1997 for TDS Preferred Shares converted. TDS also issued 6,514 Common Shares in 1999, 3,780 in 1998 and 11,345 in 1997 for subsidiary preferred stock converted.

Series A Common Shares
The holders of Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share-for-share basis, into Common Shares. TDS has reserved 6,958,691 Common Shares for possible issuance upon such conversion.

Common Share Repurchase Program
In December 1996, the Company authorized the repurchase of up to 3.0 million TDS Common Shares over a period of three years. The Company may use repurchased shares to fund acquisitions and for other corporate purposes.

   The Company repurchased 664,410 Common Shares in 1999 for $80.5 million and 1,798,100 Common Shares in 1997 for $69.9 million. No Common Shares were repurchased in 1998. The Company reissued 187,900 Common Shares in 1999, 33,400 in 1998 and 4,700 in 1997 for incentive and compensation plans and 998,800 Common Shares in 1997 for acquisitions.

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

YEAR ENDED DECEMBER 31,             1999        1998        1997
--------------------------------------------------------------------------------------
                                       (DOLLARS IN THOUSANDS)

Balance, beginning of year       $75,609     $   683        $513
                                ------------------------------------------------------
Add:
  Unrealized gains
   on securities                 504,055     147,620         473
  Income tax effect              201,801      59,316         210
                                ------------------------------------------------------
                                 302,254      88,304         263

  Minority share of
   unrealized gains               32,179      13,198          --
                                ------------------------------------------------------
Net unrealized gains             270,075      75,106         263
                                ------------------------------------------------------
Deduct:

  Recognized gains on sales
   of securities                 327,113         300         154
  Income tax expense             130,845         120          61
                                ------------------------------------------------------
                                 196,268         180          93

  Minority share of
   recognized gains               29,655          --          --
                                ------------------------------------------------------

Net recognized gains
   included in Net Income        166,613         180          93
                                ------------------------------------------------------
Net change in unrealized
  gains included in
  Comprehensive Income           103,462      74,926         170
                                ------------------------------------------------------

Balance, end of year            $179,071     $75,609        $683
======================================================================================


Note 17

Dividend Reinvestment,
Incentive and Compensation Plans

The following table summarizes Common and Series A Common Shares issued, including reissued Treasury Shares, for the employee stock ownership plans and dividend reinvestment plans described below.

YEAR ENDED DECEMBER 31,                 1999      1998      1997
--------------------------------------------------------------------------------
Common Shares
  Tax-deferred savings plan           25,287    13,270    32,354
  Dividend reinvestment plan           8,161    14,883    25,273
  Stock-based
   compensation plans                162,651    44,662    69,109
                                     -------------------------------------------
                                     196,099    72,815   126,736
================================================================================
Series A Common Shares
  Dividend reinvestment plan           8,787    13,627    19,731
================================================================================

Notes to Consolidated Financial Statements

Tax-Deferred Savings Plan
TDS had reserved 133,408 Common Shares for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions in TDS Common Shares, U.S. Cellular Common Shares or five nonaffiliated funds.

Dividend Reinvestment Plans
TDS had reserved 437,698 Common Shares for issuance under the Automatic Dividend Reinvestment and Stock Purchase Plan and 150,109 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS's Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS's Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made.

Stock-based Compensation Plans
TDS had reserved 2,852,716 Common Shares for options granted and to be granted to key employees. TDS has established certain plans that provide for the grant of stock options to officers and employees. The options are exercisable over a specified period not in excess of ten years. The options expire from 2000 to 2009 or 30 days after the date of the employee's termination of employment, if earlier.

   TDS accounts for stock options, stock appreciation rights ("SARs") and employee stock purchase plans under Accounting Principles Board ("APB") Opinion No. 25. No compensation costs have been recognized for the stock option and employee stock purchase plans. Compensation expense for SARs, measured on the difference between the year-end market price of the Common Shares and SAR prices, was $91,000 in 1997. Had compensation cost for all plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's net income and earnings per share from continuing operations would have been reduced to the following pro forma amounts:

YEAR ENDED DECEMBER 31,                     1999          1998         1997
--------------------------------------------------------------------------------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net Income from Continuing
  Operations
     As Reported                     $   314,151   $   201,399   $   99,745
     Pro Forma                           311,062       197,226       97,791
Basic Earnings per Share
  from Continuing Operations
     As Reported                            5.09          3.28         1.63
     Pro Forma                              5.04          3.21         1.59
Diluted Earnings per Share
  from Continuing Operations
     As Reported                            5.02          3.22         1.59
     Pro Forma                       $      4.97   $      3.15   $     1.56
--------------------------------------------------------------------------------


   A summary of the status of TDS stock option plans at December 31, 1999, 1998 and 1997 and changes during the years then ended is presented in the table and narrative below:


                                                   Weighted         Weighted
                                         Number     Average         Average
                                       of Shares  Option Prices   Fair Values
--------------------------------------------------------------------------------
Stock Options:
Outstanding December 31, 1996
(405,996 exercisable)                    591,438          $34.08
  Granted                                 68,137          $43.90         $10.61
  Exercised                              (43,824)         $19.51
  Canceled                               (41,243)         $40.78
                                         --------
Outstanding December 31, 1997
(492,917 exercisable)                    574,508          $35.87

  Granted                                463,433          $42.09          $11.73
  Exercised                              (21,227)         $30.36
  Canceled                               (14,089)         $47.45
                                         --------
Outstanding December 31, 1998
(776,653 exercisable)                  1,002,625          $38.70

  Granted                                124,470          $63.82          $25.51
  Exercised                             (199,278)         $31.32
  Canceled                                (9,700)         $43.75
                                         --------
Outstanding December 31, 1999
(812,748 exercisable)                    918,117          $43.66
================================================================================

Notes to Consolidated Financial Statements


   Of the options outstanding at December 31, 1999, 812,748 options are exercisable, have exercise prices between $4.15 and $108.34 with a weighted average exercise price of $43.66, and a weighted average remaining contractual life of 6.8 years. The remaining 105,369 options are not exercisable, have exercise prices between $50.44 and $108.34 with a weighted average exercise price of $63.82, and a weighted average remaining contractual life of 9.5 years.

   STOCK OPTIONS. The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: risk-free interest rates of 5.2%, 5.2% and 6.1%; expected dividend yields of 0.6%, 1.0% and 1.0%; expected lives of 7.5 years, 7.0 years and 5.0 years and expected volatility of 27.3%, 20.4% and 19.2%.

   STOCK APPRECIATION RIGHTS allow the grantee to receive an amount in cash or Common Shares, or a combination thereof, equivalent to the difference between the exercise price and the fair market value of Common Shares on the exercise date. At the beginning of 1997, 10,070 rights were outstanding. During 1997, an additional 630 rights were granted and 10,700 rights were exercised. All rights expired March 1997. The fair value of each stock appreciation right grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997: risk-free interest rate of 4.9%; expected dividend yield of 1.0%; expected life of 0.1 year; and expected volatility of 20.5%.

   EMPLOYEE STOCK PURCHASE PLAN. TDS had reserved 204,808 Common Shares for sale to the employees of TDS and its subsidiaries.

Note 18

Employee Benefit Plans

Pension Plan

   The Company sponsors two qualified noncontributory defined contribution pension plans. One plan (the "TDS Plan")provides benefits for the employees of TDS, TDS Telecom and substantially all of the telephone company subsidiaries. (Employees of certain telephone subsidiaries are covered under other pension plans or receive direct pension payments.) The other plan provides pension benefits for U.S. Cellular employees. Under these plans, pension costs are calculated separately for each participant and are funded currently. TDS also sponsors an unfunded non-qualified deferred compensation plan to supplement the benefits under these plans to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws.

   Total pension costs were $8.4 million, $7.3 million and $5.0 million in 1999, 1998 and 1997, respectively.

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

Notes to Consolidated Financial Statements


   The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other postretirement benefit plans:

DECEMBER 31,                                     1999        1998
--------------------------------------------------------------------------------
                                       (DOLLARS IN THOUSANDS)
Change in Benefit Obligation
  Benefit obligation at beginning of year    $ 21,336    $ 21,339
  Service cost                                  1,019         933
  Interest cost                                 1,475       1,486
  Amendments                                      258         198
  Actuarial gain                               (2,309)     (1,968)
  Benefits paid                                  (680)       (652)
                                        ----------------------------------------
  Benefit obligation at end of year            21,099      21,336
                                        ----------------------------------------


Change in Plan Assets
  Fair value of plan assets at
   beginning of year                           18,976      14,604
  Actual return on plan assets                  3,263         723
  Employer contribution                         2,626       2,171
  Acquisition                                    --         2,130
  Benefits paid                                  (680)       (652)
                                        ----------------------------------------
  Fair value of plan assets at end of year     24,185      18,976
                                        ----------------------------------------


Funded Status                                   3,086      (2,360)
Unrecognized net actuarial gain               (13,243)     (8,517)
Unrecognized prior service cost                 1,546       1,414
                                        ----------------------------------------
(Accrued) benefit cost                       $ (8,611)   $ (9,463)
================================================================================


   The following table sets forth the weighted average assumptions used in accounting for the plans:

DECEMBER 31,                              1999       1998
--------------------------------------------------------------------------------
Discount rate                              7.5%       7.0%
Expected return on plan assets             8.0%       8.0%
--------------------------------------------------------------------------------


   For measurement purposes, an 8.6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999; the rate was assumed to decrease over six years to 6.1% and to remain at 6.1% thereafter.

   Net periodic benefit cost for the years ended December 31, 1999, 1998 and 1997 include the following components:

YEAR ENDED DECEMBER 31,                    1999       1998       1997
--------------------------------------------------------------------------------
                                              (DOLLARS IN THOUSANDS)

Service cost                            $ 1,019    $   933     $  875
Interest cost on
  accumulated postretirement
  benefit obligation                      1,475      1,486      1,346
Expected return on plan assets           (1,498)    (1,271)      (632)
Net amortization and deferral              (228)      (160)      (344)
                                        ----------------------------------------
Net postretirement cost                 $   768    $   988     $1,245
================================================================================


   The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point increase or decrease in assumed health care cost trend rates would have the following effects:


                                            1 Percentage Point
                                          Increase     Decrease
--------------------------------------------------------------------------------
                                           (DOLLARS IN THOUSANDS)

Effect on total of service and
  interest cost components                   $686        $390
Effect on postretirement
  benefit obligation                       $3,713      $2,919
--------------------------------------------------------------------------------

Note 19

Commitments and Contingencies

Construction and Expansion
The primary purpose of TDS's construction and expansion strategy is to provide for normal growth, to upgrade communications service, to expand into new communication areas, and to take advantage of service-enhancing and cost-reducing technological developments. The U.S. Cellular capital additions budget totals approximately $330 million for 2000, primarily to add additional cell sites to expand and enhance coverage, including adding digital service capabilities to its systems. The TDS Telecom capital additions budget totals approximately $125 million for 2000, including approximately $95 million for the local telephone markets to provide for normal growth, and to upgrade plant and equipment to provide enhanced services and $30 million for the competitive local exchange business to build switching and other network facilities to expand current markets and enter new markets.

Notes to Consolidated Financial Statements


Lease Commitments
TDS and its subsidiaries have leases for certain cellular plant facilities, office space and data processing equipment, most of which are classified as operating leases. For the years 1999, 1998 and 1997, rent expense for noncancelable, long-term leases was $31.2 million, $30.5 million and $25.7 million, respectively, and rent expense under cancelable, short-term leases was $14.6 million, $8.8 million and $6.3 million, respectively. At December 31, 1999, the aggregate minimum rental commitments under noncancelable, long-term operating leases were as follows:


                                             Minimum Future
                                             Rental Payments
--------------------------------------------------------------------------------
                                         (DOLLARS IN THOUSANDS)
2000                                               $32,956
2001                                                31,091
2002                                                26,524
2003                                                20,520
2004                                                16,659
Thereafter                                          76,475
--------------------------------------------------------------------------------


Advance to Aerial
TDS has agreed to advance approximately $280 million to Aerial under the revolving credit agreement between TDS and a subsidiary of Aerial. At December 31, 1999, TDS had loaned a total of $37.8 million to Aerial. At the time of the merger, under certain circumstances, TDS is required to advance funds to a subsidiary of Aerial to bring the amount outstanding under the revolving credit agreement to $315 million. The $315 million outstanding will be repaid by VoiceStream one year from the date of the merger, or earlier at VoiceStream's option.

Contingencies
The Company is involved in legal proceedings before the Federal Communications Commission and various state and federal courts from time to time. Management does not believe that any of such proceedings should have a material adverse impact on the financial position, results of operations or cash flows of the Company



Note 20

Business Segment Information

TDS has two reportable segments - cellular telephone operations and local telephone operations. The Company conducts substantially all of its cellular operations through its 80.7%-owned subsidiary United States Cellular Corporation ("U.S. Cellular"). At December 31, 1999, U.S. Cellular provided cellular telephone service to 2,602,000 customers through 139 majority-owned and managed cellular systems in 25 states. The Company conducts its telephone operations through its wholly-owned subsidiary TDS Telecommunications Corporation ("TDS Telecom"). At December 31, 1999, TDS Telecom operated 104 telephone companies serving 571,700 access lines and two competitive local exchange carriers serving 74,100 access lines in 28 states.

   In September 1999, TDS approved a plan of merger between Aerial and VoiceStream. The results of operations and net assets of Aerial are reflected as discontinued operations in the consolidated financial statements. See Note 1--Discontinued Operations.

   Effective March 31, 1998, TDS contributed substantially all of the assets and certain, limited liabilities of American Paging, Inc. to a previously unrelated limited liability corporation for a 30% interest in that corporation. American Paging's revenues are netted against its expenses in the Consolidated Statements of Operations with the resulting operating loss reported as American Paging Operating (Loss). American Paging's revenues totaled $17.8 million and operating expenses totaled $29.2 million for the three month period ended March 31, 1998, and revenues totaled $94.4 million and operating expenses totaled $129.7 million for the year ended December 31, 1997. Beginning April 1, 1998, TDS followed the equity method of accounting for this investment.

   U.S. Cellular and TDS Telecom are billed for all services they receive from TDS, consisting primarily of information processing and general management services. Such billings are based on expenses specifically identified to U.S. Cellular and TDS Telecom and on allocations of common expenses. Management believes the method used to allocate common expenses is reasonable and that all expenses and costs applicable to U.S. Cellular and TDS Telecom are reflected in the accompanying business segment information on a basis which is representative of what they would have been if U.S. Cellular and TDS Telecom operated on a stand-alone basis.

Notes to Consolidated Financial Statements


Financial data for the Company's business segments for each of the years ended December 31, 1999, 1998 and 1997 are as follows:


                                                                                                DISCONTINUED
YEAR ENDED OR AT DECEMBER 31, 1999                U.S. CELLULAR    TDS TELECOM   ALL OTHER(1)     OPERATIONS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (DOLLARS IN THOUSANDS)

Operating revenues                                  $ 1,417,181   $    545,917    $       --      $      --   $ 1,963,098
Operating cash flow                                     485,814        237,901            --             --       723,715
Depreciation and amortization expense                   229,972        123,350            --             --       353,322
Operating income                                        255,842        114,551            --             --       370,393
Significant noncash items:
   Deferred taxes(2)                                    134,130         26,652        (8,560)            --       152,222
   Investment income                                     30,374          1,369          (419)            --        31,324
   Minority share of (income) loss                      (64,559)          (568)           10             --       (65,117)
   Gain on sale of cellular and other investments       266,744         79,071           123             --       345,938
   Noncash interest expense                              18,297             --            --             --        18,297
Total Assets                                          3,331,590      1,472,556       334,537        237,145     5,375,828
Investment in equity method investees                   122,522         26,271       113,566             --       262,359
Capital expenditures                                $   277,450   $    122,181    $       --      $      --   $   399,631
====================================================================================================================================


                                                                                                DISCONTINUED
YEAR ENDED OR AT DECEMBER 31, 1998                U.S. CELLULAR    TDS TELECOM   ALL OTHER(1)     OPERATIONS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (DOLLARS IN THOUSANDS)

Operating revenues                                  $ 1,162,467   $    488,104    $       --      $      --   $ 1,650,571
Operating cash flow                                     382,854        205,814        (3,510)            --       585,158
Depreciation and amortization expense                   206,779        111,402         7,896             --       326,077
Operating income (loss)                                 176,075         94,412       (11,406)            --       259,081
Significant noncash items:
   Deferred taxes, net(2)                               107,201         17,471       (48,744)            --        75,928
   Investment income                                     42,451          1,121        (2,798)            --        40,774
   Minority share of income                             (47,122)          (339)           --             --       (47,461)
   Gain on sale of cellular and other investments       215,154         38,803         8,741             --       262,698
   Noncash interest expense                              20,189             --            --             --        20,189
Total Assets                                          3,011,237      1,352,554       180,008        498,805     5,042,604
Investment in equity method investees                   132,133         28,987       125,024             --       286,144
Capital expenditures                                $   320,417   $    143,126    $       --      $      --   $   463,543
====================================================================================================================================


                                                                                                DISCONTINUED
YEAR ENDED OR AT DECEMBER 31, 1997                U.S. CELLULAR    TDS TELECOM   ALL OTHER(1)     OPERATIONS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (DOLLARS IN THOUSANDS)

Operating revenues                                  $   876,965   $    437,624    $       --      $      --   $ 1,314,589
Operating cash flow                                     261,922        198,164        (3,267)            --       456,819
Depreciation and amortization expense                   132,379         98,021        32,040             --       262,440
Operating income (loss)                                 129,543        100,143       (35,307)            --       194,379
Significant noncash items:
   Deferred taxes, net(2)                                24,077          2,691       (24,796)            --         1,972
   Investment income                                     77,121          3,285         3,262             --        83,668
   Minority share of income                             (33,562)        (1,155)           (5)            --       (34,722)
   Gain on sale of cellular and other investments        30,318            722        10,398             --        41,438
   Noncash interest expense                              15,948             --            --             --        15,948
Total Assets                                          2,508,916      1,244,174       235,010        573,857     4,561,957
Investment in equity method investees                   197,786         42,167        25,501             --       265,454
Capital expenditures                                $   318,748   $    151,460    $   18,625      $      --   $   488,833
====================================================================================================================================

(1) CONSISTS OF THE TDS CORPORATE OPERATIONS, AMERICAN PAGING OPERATIONS AND ALL OTHER BUSINESSES NOT INCLUDED IN THE U.S. CELLULAR OR TDS TELECOM SEGMENTS.

(2) TAX BENEFITS ASSOCIATED WITH NET OPERATING LOSS CARRYFORWARDS REMAIN AT THE TDS CORPORATE LEVEL.

Report of Independent Public Accountants

To the Stockholders and Board of Directors of Telephone and Data Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Telephone and Data Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen
-------------------
Arthur Andersen LLP
Chicago, Illinois
January 26, 2000

Consolidated Quarterly Income Information (Unaudited)

QUARTER ENDED                                              MARCH 31           JUNE 30          SEPT. 30           DEC. 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1999
Operating Revenues                                      $   454,950        $  497,259        $  510,639     $     500,250
Operating Income from Ongoing Operations                     79,068           103,668           124,997            62,660
Gain on Sale of Cellular and Other Investments               11,551           328,341             6,046                --
Net Income Available to Common
   from Continuing Operations                                32,684           216,368            52,620            11,331
     From Operations                                         25,663            33,819            50,701            11,331
     From Gains                                               7,021           182,549             1,919                --
Net Income Available to Common                          $    10,050        $  182,206        $   25,227        $   11,331
Weighted Average Shares Outstanding (000s)                   61,279            61,399            61,451            61,614
Basic Earnings per Share
   from Continuing Operations                           $       .53        $     3.52        $      .86        $      .18
Diluted Earnings per Share
   from Continuing Operations                                   .52              3.47               .84               .18
     From Operations                                            .41               .54               .81               .18
     From Gains                                                 .11              2.93               .03                --
Basic Earning per Share                                         .16              2.97               .41               .18
Diluted Earnings per Share                              $       .16        $     2.92        $      .40        $      .18

1998
Operating Revenues                                      $   359,323        $  410,263        $  435,370        $  445,615
Operating Income from Ongoing Operations                     55,187            72,955            85,690            56,655
Gain on Sale of Cellular and Other Investments              221,442            10,516             3,399            27,341
Net Income Available to Common
   from Continuing Operations                               128,725            21,891            25,864            23,268
     From Operations                                         16,241            16,768            23,963             8,214
     From Gains                                             112,484             5,123             1,901            15,054
Net Income Available to Common                          $    73,730        $  (14,095)       $    5,910        $   (2,788)
Weighted Average Shares Outstanding (000s)                   60,750            60,984            61,036            61,157
Basic Earnings per Share
   from Continuing Operations                           $      2.12        $      .36        $      .42        $      .38
Diluted Earnings per Share
   from Continuing Operations                                  2.08               .35               .41               .37
     From Operations                                            .26               .27               .38               .13
     From Gains                                                1.82               .08               .03               .24
Basic Earnings per Share                                       1.21              (.23)              .10              (.05)
Diluted Earnings per Share                              $      1.19        $     (.23)       $      .09        $     (.05)
------------------------------------------------------------------------------------------------------------------------------------

NET INCOME AVAILABLE TO COMMON FROM CONTINUING OPERATIONS FOR 1999 AND 1998 INCLUDED SIGNIFICANT GAINS FROM THE SALES OF CELLULAR AND OTHER INVESTMENTS. THE TABLE ABOVE SUMMARIZES THE EFFECT OF THE GAINS ON NET INCOME AVAILABLE TO COMMON FROM CONTINUING OPERATIONS AND DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS.

MANAGEMENT BELIEVES U.S. CELLULAR'S OPERATING RESULTS REFLECT SEASONALITY IN BOTH SERVICE REVENUES, WHICH TEND TO INCREASE MORE SLOWLY IN THE FIRST AND FOURTH QUARTERS, AND OPERATING EXPENSES, WHICH TEND TO BE HIGHER IN THE FOURTH QUARTER DUE TO INCREASED MARKETING ACTIVITIES AND CUSTOMER GROWTH. THIS SEASONALITY MAY CAUSE OPERATING INCOME TO VARY FROM QUARTER TO QUARTER.

INFORMATION PRESENTED FOR THE QUARTERS ENDED MARCH 31, 1999 AND 1998, JUNE 30, 1999 AND 1998, AND DECEMBER 31, 1998 VARY FROM AMOUNTS PREVIOUSLY REPORTED ON FORM 10-Q OR FORM 10-K AS THESE PERIODS HAVE BEEN RESTATED TO REFLECT THE RESULTS OF OPERATIONS OF AERIAL AS DISCONTINUED OPERATIONS.

Shareowners' Information

TDS Stock and Dividend Information
TDS's Common Shares are listed on the American Stock Exchange ("AMEX") under the symbol "TDS" and in the newspapers as "TeleData." As of February 29, 2000, TDS Common Shares were held by 2,742 record owners and the Series A Common Shares were held by 56 record owners. TDS has paid cash dividends on Common Shares since 1974, and paid dividends of $.46 and $.44 per Common and Series A Common Share during 1999 and 1998, respectively.

   The Common Shares of United States Cellular Corporation, an 80.7%-owned subsidiary of TDS, are listed on the AMEX under the symbol "USM" and in the newspapers as "US Cellu." The Common Shares of Aerial Communications, Inc., an 82.1%-owned subsidiary of TDS are listed on the NASDAQ National Market under the symbol "AERL" and in the newspapers as "AerialComm."

Market Price Per Common Share by Quarter
TDS's Series A Common Shares and Preferred Shares are not actively traded and therefore, quotations are not reported for such securities. Dividends on TDS's Preferred Shares have been paid quarterly since the dates of issue. The high and low sales prices of the Common Shares on the AMEX as reported by the Dow Jones News Service are as follows:

1999                   1st       2nd        3rd       4th
--------------------------------------------------------------------------------
High                  $58.00    73.50      89.25    136.87
Low                   $44.13    55.44      65.81     87.25
Dividends Paid        $  .115     .115       .115      .115
--------------------------------------------------------------------------------

1998                   1st       2nd        3rd       4th
--------------------------------------------------------------------------------
High                  $50.13    49.75      44.25     47.88
Low                   $43.19    38.25      30.94     30.63
Dividends Paid        $  .11      .11        .11       .11
--------------------------------------------------------------------------------

44