Form 10-K405/A, Exhibit 13
period 1999-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2001-02-15
CIK 1051512

                                                                      Exhibit 13



The table below presents a summary of financial information that has been restated for the reconsideration of the appropriate tax accounting treatment of the minority share of income or loss of consolidated companies and for the timing of deferred tax recognition for discontinued operations under FAS 109 (Accounting for Income Taxes). The summary of financial information presents certain balance sheet and income statement amounts as originally reported and as adjusted for the years 1993 - 1999. See Note 2A of the Notes to Consolidated Financial Statements for further discussion of the changes.

                                              1999         1999         1998         1998         1997         1997
                                          As Originally     As      As Originally     As      As Originally     As
                                            Reported     Adjusted     Reported     Adjusted     Reported     Adjusted
                                         ------------------------------------------------------------------------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance Sheet Highlights:
Net Assets of Discontinued Operations       $ 237,145    $ 258,793    $ 498,805    $ 547,755    $ 573,857    $ 592,781
Total Assets                                5,375,828    5,397,476    5,042,604    5,091,554    4,561,957    4,580,881
Net Deferred Income Tax Liability             382,468      438,956      191,748      225,411      128,498      145,984
Retained Earnings                             508,979      474,139      308,409      323,696      272,491      273,929
Total Liabilities and Stockholders' Equity $5,375,828   $5,397,476   $5,042,604   $5,091,554   $4,561,957   $4,580,881

Results of Operations:
Income From Continuing Operations
   Before Income Taxes                      $ 542,327    $ 542,327    $ 346,457    $ 346,457    $ 187,150    $ 187,150
Income Tax Expense                            228,176      251,001      145,058      161,235       87,405       95,819
                                           ----------------------------------------------------------------------------
Income From Continuing Operations             314,151      291,326      201,399      185,222       99,745       91,331
Discontinued Operations                       (84,190)    (111,492)    (136,991)    (106,965)    (109,294)     (92,320)
Cumulative Effect of Accounting Change              -            -            -            -            -            -
                                           ----------------------------------------------------------------------------
Net Income                                    229,961      179,834       64,408       78,257       (9,549)        (989)
Preferred Dividend Requirement                 (1,147)      (1,147)      (1,651)      (1,651)      (1,892)      (1,892)
                                           ----------------------------------------------------------------------------
Net Income Available to Common              $ 228,814    $ 178,687     $ 62,757     $ 76,606    $ (11,441)    $ (2,881)
                                           ============================================================================
Basic Average Common Shares
   Outstanding (000s)                          61,436       61,436       60,982       60,982       60,211       60,211
Basic Earnings Per Share
   Continuing Operations                       $ 5.09       $ 4.72       $ 3.28       $ 3.01       $ 1.63       $ 1.49
   (Loss)Income From Operations of Aerial       (1.37)       (1.81)       (2.25)       (1.75)       (1.82)       (1.54)
   Cumulative Effect of Accounting Change           -            -            -            -            -            -
                                           ----------------------------------------------------------------------------
                                               $ 3.72       $ 2.91       $ 1.03       $ 1.26      $ (0.19)     $ (0.05)
                                           ============================================================================
Diluted Average Common Shares
   Outstanding (000s)                          62,376       62,376       61,937       61,937       60,837       60,837
Diluted Earnings Per Share
   Continuing Operations                       $ 5.02       $ 4.65       $ 3.22       $ 2.99       $ 1.59       $ 1.48
   (Loss)Income From Operations of Aerial       (1.35)       (1.78)       (2.21)       (1.73)       (1.80)       (1.52)
   Cumulative Effect of Accounting Change           -            -            -            -            -            -
                                           ----------------------------------------------------------------------------
                                               $ 3.67       $ 2.87       $ 1.01       $ 1.26      $ (0.21)     $ (0.04)
                                           ============================================================================

                                               1996         1996         1995         1995
                                           As Originally    As       As Originally    As
                                             Reported     Adjusted     Reported     Adjusted
                                         ----------------------------------------------------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance Sheet Highlights:
Net Assets of Discontinued Operations       $ 329,516    $ 331,466    $ 315,996    $ 315,996
Total Assets                                3,874,267    3,876,217    3,471,436    3,471,436
Net Deferred Income Tax Liability             155,567      164,639       98,570      100,070
Retained Earnings                             309,233      302,111      207,326      205,826
Total Liabilities and Stockholders' Equity $3,874,267   $3,876,217   $3,471,436   $3,471,436

Results of Operations:
Income From Continuing Operations
   Before Income Taxes                      $ 262,148    $ 262,148    $ 178,769    $ 178,769
Income Tax Expense                            123,544      131,116       80,286       86,796
                                           --------------------------------------------------
Income From Continuing Operations             138,604      131,032       98,483       91,973
Discontinued Operations                       (10,465)      (8,515)       5,495        5,495
Cumulative Effect of Accounting Change              -            -            -            -
                                           --------------------------------------------------
Net Income                                    128,139      122,517      103,978       97,468
Preferred Dividend Requirement                 (1,957)      (1,957)      (2,509)      (2,509)
                                           --------------------------------------------------
Net Income Available to Common              $ 126,182    $ 120,560    $ 101,469     $ 94,959
                                           ==================================================
Basic Average Common Shares
   Outstanding (000s)                          60,464       60,464       57,456       57,456
Basic Earnings Per Share
   Continuing Operations                       $ 2.26       $ 2.13       $ 1.67       $ 1.56
   (Loss) Income From Operations of Aerial      (0.17)       (0.14)        0.10         0.09
   Cumulative Effect of Accounting Change           -            -            -            -
                                           --------------------------------------------------
                                               $ 2.09       $ 1.99       $ 1.77       $ 1.65
                                           ==================================================
Diluted Average Common Shares
   Outstanding (000s)                          61,287       61,201       58,681       58,681
Diluted Earnings Per Share
   Continuing Operations                       $ 2.22       $ 2.12       $ 1.63       $ 1.54
   (Loss) Income From Operations of Aerial      (0.17)       (0.14)        0.09         0.09
   Cumulative Effect of Accounting Change           -            -                         -
                                           --------------------------------------------------
                                               $ 2.05       $ 1.98       $ 1.72       $ 1.63
                                           ==================================================

                                              1994         1994         1993          1993
                                          As Originally     As       As Originally     As
                                            Reported     Adjusted      Reported     Adjusted
                                         ----------------------------------------------------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance Sheet Highlights:
Net Assets of Discontinued Operations        $ 20,689     $ 20,689          $ -          $ -
Total Assets                                2,790,337    2,790,337    2,259,182    2,259,182
Net Deferred Income Tax Liability              80,274       75,264       59,842       54,019
Retained Earnings                             127,765      132,775       89,689       95,512
Total Liabilities and Stockholders' Equity $2,790,337   $2,790,337   $2,259,182   $2,259,182

Results of Operations:
Income From Continuing Operations
   Before Income Taxes                      $ 102,064    $ 102,064     $ 60,393     $ 60,393
Income Tax Expense                             40,995       41,808       26,497       20,674
                                           --------------------------------------------------
Income From Continuing Operations              61,069       60,256       33,896       39,719
Discontinued Operations                          (525)        (525)           -            -
Cumulative Effect of Accounting Change           (723)        (723)           -            -
                                           --------------------------------------------------
Net Income                                     59,821       59,008       33,896       39,719
Preferred Dividend Requirement                 (2,459)      (2,459)      (2,386)      (2,386)
                                           --------------------------------------------------
Net Income Available to Common               $ 57,362     $ 56,549     $ 31,510     $ 37,333
                                           ==================================================
Basic Average Common Shares
   Outstanding (000s)                          53,295       53,295       46,995       46,995
Basic Earnings Per Share
   Continuing Operations                       $ 1.10       $ 1.08       $ 0.67       $ 0.79
   (Loss) Income From Operations of Aerial      (0.01)       (0.01)           -            -
   Cumulative Effect of Accounting Change       (0.01)       (0.01)           -            -
                                           --------------------------------------------------
                                               $ 1.08       $ 1.06       $ 0.67       $ 0.79
                                           ==================================================
Diluted Average Common Shares
   Outstanding (000s)                          54,468       54,468       47,273       47,315
Diluted Earnings Per Share
   Continuing Operations                       $ 1.09       $ 1.07       $ 0.67       $ 0.79
   (Loss) Income From Operations of Aerial      (0.01)       (0.01)           -            -
   Cumulative Effect of Accounting Change       (0.02)       (0.01)           -            -
                                           --------------------------------------------------
                                               $ 1.06       $ 1.05       $ 0.67       $ 0.79
                                           ==================================================

Selected Consolidated Financial Data



YEAR ENDED OR AT DECEMBER 31,                              1999           1998          1997           1996          1995
------------------------------------------------------------------------------------------------------------------------------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Operating Revenues                                 $  1,963,098   $  1,650,571   $ 1,314,589    $ 1,075,127   $   835,157
Operating Income from Ongoing Operations                370,393        270,487       229,686        190,015       140,995
Gain on Sale of Cellular and Other Investments          345,938        262,698        41,438        136,152        86,625
Net Income Available to Common from
 Continuing Operations                                  290,179        183,571        89,439        129,075        89,464
   From Operations                                      110,765         58,607        74,734         71,086        53,037
   From Gains                                      $    179,414   $    124,964   $    14,705    $    57,989   $    36,427
Weighted Average Shares Outstanding                      61,436         60,982        60,211         60,464        57,456
Basic Earnings per Share
   from Continuing Operations                      $       4.72   $       3.01   $      1.49    $      2.13   $      1.56
Diluted Earnings per Share
   from Continuing Operations                      $       4.65   $       2.99   $      1.48    $      2.12   $      1.54
Pretax Profit on Revenues                                  27.6%          21.0%         14.2%          24.4%         21.4%
Dividends per Common and Series A
   Common Share                                    $        .46   $        .44   $       .42    $       .40   $       .38

Cash and Cash Equivalents
   and Temporary Investments                       $    115,993   $     55,445   $    70,357    $   118,113   $    80,586
Working Capital                                         138,336       (192,179)     (448,958)       (46,939)     (159,594)
Property, Plant and Equipment, net                    2,095,889      2,020,092     1,892,556      1,515,906     1,268,198
Total Assets                                          5,397,476      5,091,554     4,580,881      3,876,217     3,471,436
Notes Payable                                                --        170,889       527,587        160,537       184,320
Long-term Debt (including current portion)            1,294,844      1,291,032     1,082,594        915,108       894,584
Common Stockholders' Equity                           2,448,261      2,253,195     1,969,557      2,025,819     1,682,865
Capital Expenditures                               $    399,631   $    463,543   $   488,833    $   425,081   $   341,777
Current Ratio                                               1.4             .7            .4             .9            .6
Common Equity per Share                            $      39.25   $      36.37   $     32.08    $     33.12   $     28.98
Return on Equity                                           12.3%           8.7%          4.5%           7.0%          5.7%
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


Restatement Matters
The Company's consolidated balance sheets as of December 31, 1999 and 1998, and the related consolidated statements of operations, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 have been restated as a result of the reconsideration of the appropriate accounting treatment of minority share of income or loss of consolidated companies under FAS 109 (Accounting for Income Taxes). At the time FAS 109 was implemented in 1993, TDS concluded that the minority share of income or loss in consolidated subsidiaries should be treated as a temporary difference between tax and financial reporting. TDS has determined that minority interests should not be treated as temporary differences under FAS 109 and restated financial results for the year 1993 through September 30, 2000. Accordingly, TDS adjusted income tax expense and deferred tax assets or liabilities from 1993 through the third quarter of 2000.

The cumulative effect of the restatement for the period from 1993 through September 30, 2000 was to increase income tax expense and reduce net income from continuing operations by $70.6 million. The restatement had no cumulative effect on discontinued operations for the same period. However, the restatement reduced income tax expense and increased the net income from discontinued operations by $51.6 million through the date of Aerial's merger with VoiceStream, and decreased the gain reported in conjunction with that transaction on May 4, 2000 by a corresponding amount.

TDS also restated the deferred taxes and net income from discontinued operations for the third quarter of 1999 and the second quarter of 2000 to be consistent with FAS 109 (Accounting for Income Taxes) and EITF Issue No. 93-17 (Recognition of Deferred Tax Assets for a Parent Company's Excess Tax Basis in the Stock of a Subsidiary That Is Accounted for as a Discontinued Operation). The TDS financial reporting basis in the stock of Aerial exceeded the tax basis on the date TDS decided to merge Aerial. A tax liability for that excess should have been recognized as of the decision date. The restatement created a deferred tax liability of $30 million as of the September 17, 1999 decision date and increased 1999 income tax expense and decreased net income from discontinued operations by the same amount. The gain on the sale of discontinued operations, recognized May 4, 2000, was increased by a corresponding amount in the restatement.

The summarized financial information illustrating the effect of the restatement on the Company's consolidated financial statements is as follows:



                                      1999           1999           1998          1998           1997          1997
                                       As                            As                           As
                                   Originally         As         Originally        As         Originally         As
                                    Reported       Restated       Reported      Restated       Reported       Restated
----------------------------------------------------------------------------------------------------------------------
                                                               (dollars in thousands, except per share amounts)
Financial Position:
Net Assets of
  Discontinued Operations            $237,145       $258,793      $498,805      $547,755
Net Deferred
  Income Tax Liability                382,468        438,956       191,748       225,411
Retained Earnings                     508,979        474,139       308,409       323,696

Results of Operations:
Income Tax Expense                    228,176        251,001       145,058       161,235        $87,405       $95,819
Income From Continuing
  Operations                          314,151        291,326       201,399       185,222         99,745        91,331
Discontinued Operations               (84,190)      (111,492)     (136,991)     (106,965)      (109,294)      (92,320)
Net Income                            229,961        179,834        64,408        78,257         (9,549)         (989)
Net Income (Loss)
  Available Common                    228,814        178,687        62,757        76,606        (11,441)       (2,881)
Basic Earnings Per Share:
   Continuing Operations                 5.09           4.72          3.28          3.01           1.63          1.49
   Discontinued Operations              (1.37)         (1.81)        (2.25)        (1.75)         (1.82)        (1.54)
   Total                                 3.72           2.91          1.03          1.26          (0.19)        (0.05)
Diluted Earnings Per Share:
   Continuing Operations                 5.02           4.65          3.22          2.99           1.59          1.48
   Discontinued Operations              (1.35)         (1.78)        (2.21)        (1.73)         (1.80)        (1.52)
   Total                                $3.67          $2.87         $1.01         $1.26         $(0.21)       $(0.04)

Retained earnings as of January 1, 1997 decreased $7.1 million for the effects of the restatement for the years 1993 to 1996.


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


   INCOME TAX EXPENSE was $251.0 million in 1999, $161.2 million in 1998, and $95.8 million in 1997. The period to period change reflects primarily the changes in pretax income.

   NET INCOME FROM CONTINUING OPERATIONS totaled $291.3 million in 1999, $185.2 million in 1998 and $91.3 million in 1997. DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS totaled $4.65 in 1999, $2.99 in 1998 and $1.48 in 1997. Net income from continuing operations was significantly affected by gains from the sale of cellular interests and other investments in 1999 and 1998. Net income and diluted earnings per share from continuing operations and gains are shown in the following table.




YEAR ENDED DECEMBER 31,       1999        1998        1997
--------------------------------------------------------------------------------
                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net Income From Continuing Operations
  Operations               $111,912   $ 60,258    $ 76,626
  Gains                     179,414    124,964      14,705
                           -----------------------------------------------------
                           $291,326   $185,222    $ 91,331
                           =====================================================

Diluted Earnings Per Share From Continuing Operations
  Operations               $  1.78    $  0.97       $1.24
  Gains                       2.87       2.02        0.24
                           -----------------------------------------------------
                           $  4.65    $  2.99       $1.48
================================================================================

   DISCONTINUED OPERATIONS, NET OF TAX totaled losses of $111.5 million in 1999, $107.0 million in 1998 and $92.3 million in 1997. Discontinued operations, net of tax reflects the 1999 results of operations of Aerial prior to September 17, 1999, and for the years 1998 and 1997. On September 17, 1999, the Board of Directors approved a plan of merger between Aerial and VoiceStream. Since TDS expects to recognize a net gain on the ultimate disposition of Aerial, TDS has deferred recognition of Aerial's net operating losses of $38.1 million from September 18, 1999 through December 31, 1999.


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


Year Ended December 31,       1999        1998            1997
--------------------------------------------------------------------------------
                                  (DOLLARS IN THOUSANDS)
Net Income from
  continuing operations    $291,326    $185,222      $  91,331
Noncash items included
  in Net Income from
  continuing operations     263,532     212,450        212,583
                           -----------------------------------------------------
Net Income from
  continuing operations
  excluding all noncash
  items                     554,858      397,672       303,914
Changes in assets and
  liabilities from
  operations                (75,026)      68,596         5,271
                           -----------------------------------------------------
                           $479,832     $466,268     $ 309,185
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


   TDS expects to recognize a net gain on the ultimate disposition of Aerial and, accordingly, has deferred recognition of Aerial's net operating losses of $38.1 million from September 18, 1999 through December 31, 1999.


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

Consolidated Statements of Operations


YEAR ENDED DECEMBER 31,                                                                 1999           1998          1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (DOLLARS IN THOUSANDS, EXCEPT
                                                                                               PER SHARE AMOUNTS)
Operating Revenues
   U.S. Cellular                                                                 $ 1,417,181    $ 1,162,467   $   876,965
   TDS Telecom                                                                       545,917        488,104       437,624
                                                                                ---------------------------------------------------
                                                                                   1,963,098      1,650,571     1,314,589
                                                                                ---------------------------------------------------
Operating Expenses
   U.S. Cellular                                                                   1,161,339        986,392       747,422
   TDS Telecom                                                                       431,366        393,692       337,481
                                                                                ---------------------------------------------------
                                                                                   1,592,705      1,380,084     1,084,903
                                                                                ---------------------------------------------------
Operating Income from Ongoing Operations                                             370,393        270,487       229,686
American Paging Operating (Loss)                                                          --        (11,406)      (35,307)
                                                                                ---------------------------------------------------
Operating Income                                                                     370,393        259,081       194,379
                                                                                ---------------------------------------------------
Investment and Other Income (Expense)
   Interest and dividend income                                                        8,708         10,070        11,526
   Investment income                                                                  31,324         40,774        83,668
   Amortization of costs related to minority investments                             (12,927)       (11,395)       (6,857)
   Gain on sale of cellular and other investments                                    345,938        262,698        41,438
   Other (expense), net                                                              (11,198)       (35,435)       (8,749)
   Minority share of income                                                          (65,117)       (47,461)      (34,722)
                                                                                ---------------------------------------------------
                                                                                     296,728        219,251        86,304
                                                                                ---------------------------------------------------
Income Before Interest and Income Taxes                                              667,121        478,332       280,683
Interest expense                                                                      99,984        108,371        92,010
Minority interest in income of subsidiary trust                                       24,810         23,504         1,523
                                                                                ---------------------------------------------------
Income From Continuing Operations Before Income Taxes                                542,327        346,457       187,150
Income tax expense                                                                   251,001        161,235        95,819
                                                                                ---------------------------------------------------
Net Income From Continuing Operations                                                291,326        185,222        91,331
                                                                                ---------------------------------------------------
Discontinued Operations, net of tax
   Discontinued operations                                                          (142,250)      (212,752)     (168,140)
   Tax effect of discontinued operations                                             (30,758)      (105,787)      (75,820)
                                                                                ---------------------------------------------------
                                                                                    (111,492)      (106,965)      (92,320)
                                                                                ---------------------------------------------------
Net Income (Loss)                                                                    179,834         78,257          (989)
Preferred Dividend Requirement                                                        (1,147)        (1,651)       (1,892)
                                                                                ---------------------------------------------------
Net Income (Loss) Available to Common                                            $   178,687    $    76,606   $    (2,881)
====================================================================================================================================
Weighted Average Shares Outstanding (000s)                                            61,436         60,982        60,211
Basic Earnings per Share
   Continuing Operations                                                         $      4.72    $      3.01   $      1.49
   Discontinued Operations                                                             (1.81)         (1.75)        (1.54)
                                                                                ---------------------------------------------------
                                                                                 $      2.91    $      1.26   $     (0.05)
====================================================================================================================================
Diluted Earnings per Share
   Continuing Operations                                                         $      4.65    $      2.99   $      1.48
   Discontinued Operations                                                             (1.78)         (1.73)        (1.52)
                                                                                ---------------------------------------------------
                                                                                 $      2.87    $      1.26   $     (0.04)
                                                                                ---------------------------------------------------
Dividends per Share                                                              $       .46    $       .44   $       .42
====================================================================================================================================


THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Consolidated Statements of Cash Flows


YEAR ENDED DECEMBER 31,                                                                 1999           1998          1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (DOLLARS IN THOUSANDS)
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES
   Net income from continuing operations                                          $  291,326     $  185,222    $   91,331
   Add (Deduct) adjustments to reconcile net income from continuing operations to net cash provided by operating activities
       Depreciation and amortization                                                 353,322        326,077       262,440
       Deferred income taxes and investment tax credit, net                          175,047         92,105        10,386
       Investment income                                                             (31,324)       (40,774)      (83,668)
       Minority share of income                                                       65,117         47,461        34,722
       Gain on sale of cellular and other investments                               (345,938)      (262,698)      (41,438)
       Noncash interest expense                                                       18,297         20,189        15,948
       Other noncash expense                                                          29,011         30,090        14,193
     Changes in assets and liabilities from operations
       Change in accounts receivable                                                 (50,417)       (37,840)      (18,236)
       Change in materials and supplies                                              (13,436)        (3,897)          122
       Change in accounts payable                                                    (22,421)        75,940         1,892
       Change in accrued taxes                                                       (17,051)        19,017         6,096
       Change in other assets and liabilities                                         28,299         15,376        15,397
                                                                                ----------------------------------------------------
                                                                                     479,832        466,268       309,185
                                                                                ----------------------------------------------------
CASH FLOWS FROM CONTINUING INVESTING ACTIVITIES
   Capital expenditures                                                             (399,631)      (463,543)     (488,833)
   Acquisitions, net of cash acquired                                                (31,323)      (120,455)     (138,527)
   Proceeds from investment sales                                                    120,000        130,957        84,230
   Distributions from unconsolidated entities                                         26,061         28,912        56,413
   Change in temporary investments and marketable non-equity securities                9,484         34,740        36,470
   Investments in and advances to investment entities and license costs                5,497           (185)      (10,535)
   Other investing activities                                                        (15,438)       (24,692)      (21,560)
                                                                                ----------------------------------------------------
                                                                                    (285,350)      (414,266)     (482,342)
                                                                                ----------------------------------------------------
CASH FLOWS FROM CONTINUING FINANCING ACTIVITIES
   Issuance of long-term debt                                                          9,902        202,277       260,099
   Repayments of long-term debt                                                      (22,131)       (16,454)     (121,958)
   Change in notes payable                                                          (170,889)      (356,698)      368,858
   Trust preferred securities                                                             --        144,880       144,788
   Dividends paid                                                                    (29,391)       (28,490)      (27,193)
   Repurchase of Common Shares                                                       (69,014)            --       (69,942)
   Other financing activities                                                          9,001         (9,284)       (8,762)
                                                                                ----------------------------------------------------
                                                                                    (272,522)       (63,769)      545,890
                                                                                ----------------------------------------------------
Cash Flows from Discontinued Operations                                              143,911         10,910      (349,086)
                                                                                ----------------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                                  65,871           (857)       23,647

Cash and Cash Equivalents
   Beginning of period                                                                45,139         45,996        22,349
                                                                                ----------------------------------------------------
   End of period                                                                  $  111,010     $   45,139    $   45,996
====================================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Consolidated Balance Sheets -- Assets


DECEMBER 31,                                                                                           1999          1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (Dollars in thousands)
Current Assets
   Cash and cash equivalents                                                                     $  111,010   $    45,139
   Temporary investments                                                                              4,983        10,306
   Accounts receivable
     Due from customers, less allowance of $10,525 and $6,732, respectively                         175,623       139,706
     Other, principally connecting companies                                                        141,402       117,127
   Materials and supplies, at average cost                                                           39,880        25,243
   Other current assets                                                                              35,110        19,222
                                                                                ---------------------------------------------------
                                                                                                    508,008       356,743
                                                                                ---------------------------------------------------

Investments
   Intangible Assets
     Cellular license costs, net of amortization                                                  1,156,175     1,200,653
     Franchise and other costs in excess of the underlying
       book value of subsidiaries, net of amortization                                              177,677       181,517
   Marketable equity securities                                                                     843,280       382,706
   Investments in unconsolidated entities                                                           272,601       301,921
   Other investments                                                                                 28,837        33,870
                                                                                ---------------------------------------------------
                                                                                                  2,478,570     2,100,667
                                                                                ---------------------------------------------------

Property, Plant and Equipment, net
   U.S. Cellular                                                                                  1,206,467     1,138,585
   TDS Telecom                                                                                      889,422       881,507
                                                                                ---------------------------------------------------
                                                                                                  2,095,889     2,020,092
                                                                                ---------------------------------------------------

Other Assets and Deferred Charges                                                                    56,216        66,297
                                                                                ---------------------------------------------------

Net Assets of Discontinued Operations                                                               258,793       547,755
                                                                                ---------------------------------------------------
                                                                                                 $5,397,476   $ 5,091,554
===================================================================================================================================


THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Consolidated Balance Sheets --
Liabilities and Stockholders'
Equity


DECEMBER 31,                                                                                           1999          1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (DOLLARS IN THOUSANDS)
Current Liabilities
   Current portion of long-term debt                                                             $   14,967   $    15,946
   Notes payable                                                                                         --       170,889
   Accounts payable                                                                                 206,937       232,320
   Advance billings and customer deposits                                                            43,965        33,283
   Accrued interest                                                                                  23,492        24,133
   Accrued taxes                                                                                     19,773        23,434
   Accrued compensation                                                                              35,939        24,415
   Other current liabilities                                                                         24,599        24,502
                                                                                ---------------------------------------------------
                                                                                                    369,672       548,922
                                                                                ---------------------------------------------------
Deferred Liabilities and Credits
   Net deferred income tax liability                                                                438,956       225,411
   Postretirement benefits obligation other than pensions                                             8,611         9,463
   Other                                                                                             33,436        22,666
                                                                                ---------------------------------------------------
                                                                                                    481,003       257,540
                                                                                ---------------------------------------------------
Long-term Debt, excluding current portion                                                         1,279,877     1,275,086
                                                                                ---------------------------------------------------

Minority Interest in subsidiaries                                                                   509,658       430,826
                                                                                ---------------------------------------------------

Company-Obligated Mandatorily Redeemable Preferred Securities of
   Subsidiary Trust Holding Solely Company Subordinated Debentures (a)                              300,000       300,000
                                                                                ---------------------------------------------------

Preferred Shares                                                                                      9,005        25,985
                                                                                ---------------------------------------------------

Common Stockholders' Equity
   Common Shares, par value $.01 per share;
     authorized 100,000,000 shares; issued and outstanding
     55,411,746 and 54,988,498 shares, respectively                                                     554           550
Series A Common Shares, par value $.01 per share;
     authorized 25,000,000 shares; issued and outstanding
     6,958,691 and 6,949,904 shares, respectively                                                        70            69
Capital in excess of par value                                                                    1,897,402     1,882,710
Treasury Shares, at cost, 1,237,207 and 761,220 shares, respectively                               (102,975)      (29,439)
Accumulated other comprehensive income                                                              179,071        75,609
Retained earnings                                                                                   474,139       323,696
                                                                                ---------------------------------------------------
                                                                                                  2,448,261     2,253,195
                                                                                ---------------------------------------------------
                                                                                                 $5,397,476   $ 5,091,554
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

Consolidated Statements of Common Stockholders' Equity



                                                                                                  Accumulated
                                                  Series A   Capital in                   Compre-  Other Com-
                                       Common       Common    Excess of     Treasury      hensive  prehensive     Retained
                                        Shares      Shares    Par Value       Shares       Income      Income     Earnings

------------------------------------------------------------------------------------------------------------------------------------
                                                                           (DOLLARS IN THOUSANDS)

BALANCE, DECEMBER 31, 1996            $ 54,237   $  6,917    $1,662,041   $       --                $      513     $ 302,111
Comprehensive Income
   Net (Loss)                               --         --            --           --   $     (989)          --          (989)
   Net unrealized gains on securities       --         --            --           --          170          170            --
                                                                                       -----------
   Comprehensive (Loss)                                                                $     (819)
                                                                                       ===========
Dividends
   Common and Series A
     Common Shares                          --         --            --           --                        --       (25,300)
   Preferred Shares                         --         --            --           --                        --        (1,893)
Acquisitions                                16         --         3,585       39,084                        --            --
Repurchase Common Shares                    --         --            --      (69,942)                       --            --
Dividend reinvestment, incentive
   and compensation plans                  122         19         4,707          176                        --            --
Conversion of Preferred Shares              68         --         1,419           --                        --            --
Other                                       --         --        (7,504)          --                        --            --
                                        -------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997              54,443      6,936     1,664,248      (30,682)                      683       273,929
Comprehensive Income
   Net Income                               --         --            --           --   $   78,257           --        78,257
   Net unrealized gains on securities       --         --            --           --       74,926       74,926            --
                                                                                       ----------
   Comprehensive Income                                                                $  153,183
                                                                                       ==========
Dividends
   Common and Series A
     Common Shares                          --         --            --           --                        --       (26,850)
   Preferred Shares                         --         --            --           --                        --        (1,640)
Recapitalization                       (53,899)    (6,867)       60,766           --                        --            --
Acquisitions                                 2         --        10,025           --                        --            --
Dividend reinvestment, incentive
   and compensation plans                    1         --         2,029        1,243                        --            --
Conversion of Preferred Shares               3         --         6,284           --                        --            --
Gain on sale of subsidiary stock            --         --       148,357           --                        --            --
Other                                       --         --        (8,999)          --                        --            --
                                        -------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                 550         69     1,882,710      (29,439)                   75,609       323,696
Comprehensive Income
   Net Income                               --         --            --           --   $  179,834           --       179,834
   Net unrealized gains on securities       --         --            --           --      103,462      103,462            --
                                                                                       -----------
   Comprehensive Income                                                                $  283,296
                                                                                       ===========
Dividends
   Common and Series A
     Common Shares                          --         --            --           --                        --       (28,290)
   Preferred Shares                         --         --            --           --                        --        (1,101)
Repurchase Common Shares                    --         --            --      (80,457)                       --            --
Dividend reinvestment, incentive
   and compensation plans                    1          1           177        6,921                        --            --
Conversion of Preferred Shares               3         --        17,273           --                        --            --
Other                                       --         --        (2,758)          --                        --            --
                                        --------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999            $    554   $     70    $1,897,402   $ (102,975)               $  179,071     $ 474,139
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


   TDS expects to recognize a net gain on the ultimate disposition of Aerial and, accordingly, has deferred recognition of Aerial's net operating losses of $38.1 million from September 18, 1999 through December 31, 1999.


   Net assets of discontinued operations are as follows:


December 31,                              1999        1998
--------------------------------------------------------------------------------
                                       (DOLLARS IN THOUSANDS)
Current Assets
  Cash and temporary investments      $  5,261     $ 4,978
  Accounts receivable                   32,223      27,776
  Inventory                              8,336      11,378
  Other current assets                   5,565       4,564
Investments
  Broadband PCS license costs, net     303,913     311,915
  Other investments                      3,263       1,443
Property, plant and equipment          619,913     621,281
Other assets and deferred charges          204         411
Current Liabilities
  Current portion vendor credit
     agreement                        (103,765)          --
  Accounts payable                     (35,230)    (56,097)
  Accrued taxes                         (7,419)     (7,015)
  Accrued compensation                  (9,732)     (5,169)
  Other accrued expenses                (4,676)     (6,177)
Deferred income tax liability         (119,989)    (74,160)
Long-term debt                        (250,846)   (278,010)
Minority interest in subsidiaries     (226,348)     (9,363)
Losses deferred after measurement date  38,120          --
--------------------------------------------------------------------------------
                                      $258,793     $547,755
================================================================================

Notes to Consolidated Financial Statements


   Summarized income statement information relating to discontinued operations, excluding any corporate charges and intercompany interest expense, is as follows:


YEAR ENDED DECEMBER 31,       1999        1998         1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)
Revenues                   $225,501    $155,154    $  55,952
Expenses                    435,509     435,139      252,503
                          ------------------------------------------------------
Operating (Loss)           (210,008)   (279,985)    (196,551)
Minority share of loss       21,369      75,974       43,038
Other income (expense)       (6,504)      9,248      (16,799)
Interest expense            (22,119)    (17,989)       2,172
                          ------------------------------------------------------
(Loss) Before Income
  Taxes                    (217,262)   (212,752)    (168,140)
Income tax (benefit)        (67,650)   (105,787)     (75,820)
                          ------------------------------------------------------
Net (Loss)                 (149,612)   (106,965)     (92,320)
Losses deferred after
  measurement date           38,120          --          --
                          ------------------------------------------------------
Net (Loss) from
  Discontinued Operations $(111,492)  $(106,965)   $ (92,320)
================================================================================


   Summarized cash flow statement information relating to discontinued operations is as follows:

YEAR ENDED DECEMBER 31,              1999         1998           1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)
Cash flows from
  operating activities          $ (62,633)   $(110,106)     $(102,678)
Cash flows from
  investing activities            (32,351)     (80,054)      (278,378)
Cash flows from
  financing activities            239,213      201,001          1,698
--------------------------------------------------------------------------------
Cash provided (used) by
  discontinued operations         144,229       10,841       (379,358)
(Increase) decrease in cash
  included in Net Assets of
  Discontinued Operations            (318)          69         30,272
--------------------------------------------------------------------------------
Cash flows from
  discontinued operations       $ 143,911    $  10,910      $(349,086)
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


Note 2A

Restatement Matters

The Company's consolidated balance sheets as of December 31, 1999 and 1998, and the related consolidated statements of operations, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 have been restated as a result of the reconsideration of the appropriate accounting treatment of minority share of income or loss of consolidated companies under FAS 109 (Accounting for Income Taxes). At the time FAS 109 was implemented in 1993, TDS concluded that the minority share of income or loss in consolidated subsidiaries should be treated as a temporary difference between tax and financial reporting. TDS has determined that minority interests should not be treated as temporary differences under FAS 109 and restated financial results for the year 1993 through September 30, 2000. Accordingly, TDS adjusted income tax expense and deferred tax assets or liabilities from 1993 through the third quarter of 2000.

The cumulative effect of the restatement for the period from 1993 through September 30, 2000 was to increase income tax expense and reduce net income from continuing operations by $70.6 million. The restatement had no cumulative effect on discontinued operations for the same period. However, the restatement reduced income tax expense and increased the net income from discontinued operations by $51.6 million through the date of Aerial's merger with VoiceStream, and decreased the gain reported in conjunction with that transaction on May 4, 2000 by a corresponding amount.

TDS also restated the deferred taxes and net income from discontinued operations for the third quarter of 1999 and the second quarter of 2000 to be consistent with FAS 109 (Accounting for Income Taxes) and EITF Issue No. 93-17 (Recognition of Deferred Tax Assets for a Parent Company's Excess Tax Basis in the Stock of a Subsidiary That Is Accounted for as a Discontinued Operation). The TDS financial reporting basis in the stock of Aerial exceeded the tax basis on the date TDS decided to merge Aerial. A tax liability for that excess should have been recognized as of the decision date. The restatement created a deferred tax liability of $30 million as of the September 17, 1999 decision date and increased 1999 income tax expense and decreased net income from discontinued operations by the same amount. The gain on the sale of discontinued operations, recognized May 4, 2000, was increased by a corresponding amount in the restatement.

The summarized financial information illustrating the effect of the restatement on the Company's consolidated financial statements is as follows:

                                      1999           1999           1998          1998           1997          1997
                                       As                            As                           As
                                   Originally         As         Originally        As         Originally         As
                                    Reported       Restated       Reported      Restated       Reported       Restated
-----------------------------------------------------------------------------------------------------------------------
                                                               (dollars in thousands, except per share amounts)

Financial Position:
Net Assets of
  Discontinued Operations            $237,145       $258,793      $498,805      $547,755
Net Deferred
  Income Tax Liability                382,468        438,956       191,748       225,411
Retained Earnings                     508,979        474,139       308,409       323,696

Results of Operations:
Income Tax Expense                    228,176        251,001       145,058       161,235        $87,405       $95,819
Income From Continuing
  Operations                          314,151        291,326       201,399       185,222         99,745        91,331
Discontinued Operations               (84,190)      (111,492)     (136,991)     (106,965)      (109,294)      (92,320)
Net Income                            229,961        179,834        64,408        78,257         (9,549)         (989)
Net Income (Loss)
  Available Common                    228,814        178,687        62,757        76,606        (11,441)       (2,881)
Basic Earnings Per Share:
   Continuing Operations                 5.09           4.72          3.28          3.01           1.63          1.49
   Discontinued Operations              (1.37)         (1.81)        (2.25)        (1.75)         (1.82)        (1.54)
   Total                                 3.72           2.91          1.03          1.26          (0.19)        (0.05)
Diluted Earnings Per Share:
   Continuing Operations                 5.02           4.65          3.22          2.99           1.59          1.48
   Discontinued Operations              (1.35)         (1.78)        (2.21)        (1.73)         (1.80)        (1.52)
   Total                                $3.67          $2.87         $1.01         $1.26         $(0.21)       $(0.04)


Retained earnings as of January 1, 1997 decreased $7.1 million for the effects of the restatement for the years 1993 to 1996.

Notes to Consolidated Financial Statements

Note 3

Income Taxes

TDS files a consolidated federal income tax return. Income tax provisions charged to net income from continuing operations are summarized as follows:


YEAR ENDED DECEMBER 31,            1999        1998         1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)
Current:
  Federal                     $  61,261   $  54,717    $  72,039
  State                          14,693      14,413       13,394
Deferred:

  Federal                       149,752      77,766        8,614
  State                          25,295      15,189        2,291
Amortization of deferred
  investment tax credits           --          (850)        (519)
                              --------------------------------------------------
Total income tax expense
  for continuing operations   $ 251,001   $ 161,235    $  95,819
================================================================================


   Investment tax credits resulting from investments in telephone plant and equipment were deferred and were amortized over the service lives of the related property.

   A  reconciliation  of  TDS's   effective  income   tax  rate  for  continuing
operations, adjusted for minority share of income, and the statutory federal income tax rate is as follows:


YEAR ENDED DECEMBER 31,              1999       1998       1997
--------------------------------------------------------------------------------
                                      (DOLLARS IN THOUSANDS)
Net income from continuing
  operations                       $542,327   $346,457   $187,150
Minority share of income             65,117     47,461     34,722
                                   --------   --------   --------
Net income from continuing
  operations, as adjusted          $607,444   $393,918   $221,872
                                   ========   ========   ========

YEAR ENDED DECEMBER 31,            1999     1998    1997
--------------------------------------------------------------------------------
Statutory federal
  income tax rate                  35.0%   35.0%    35.0%

State income taxes,
  net of federal benefit            4.2     4.3      4.4

Amortization of license
  acquisition costs and costs
  in excess of book value            .7     1.0      2.4

Amortization of deferred
  investment tax credits             --     (.2)     (.2)

Effects of companies
  not included in consolidated
  federal tax return                (.1)     --     (1.5)

Sale of cellular interests           --      .7      2.5

Resolution of prior
  period tax issues                 1.5      --       --

Other differences, net              --       .1       .6

                              --------------------------------------------------
Effective income tax rate
  for continuing operations        41.3%   40.9%    43.2%
================================================================================




Income tax provisions charged to net income are summarized as follows:


YEAR ENDED DECEMBER 31,       1999        1998        1997
--------------------------------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)

Current:
  Federal                 $  3,312       $9,872      $4,532
  State                      6,060       10,076       6,790

Deferred:
  Federal                  179,343       25,270       6,159
  State                     31,528       11,080       3,037

Amortization of deferred
  investment tax credits        --         (850)       (519)
                          ------------------------------------------------------
Total income tax expense  $220,243      $55,448     $19,999
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

   The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities are as follows:



DECEMBER 31,                              1999        1998
--------------------------------------------------------------------------------
                                       (DOLLARS IN THOUSANDS)
Deferred Tax Asset:

  Net operating loss carryforwards    $ 132,131    $ 116,608
  Partnership investments                36,335       19,557
  Alternative minimum tax
   credit carryforward                   33,745       27,230
  Taxes on acquisitions                  32,782       27,066
  Postretirement benefits                 3,400        3,673
  Other                                   7,232           78
                                      ----------------------
                                        245,625      194,212

Less valuation allowance                (25,079)     (27,779)
                                      ----------------------
Total Deferred Tax Asset                220,546      166,433

Deferred Tax Liability:

  Marketable equity securities          313,772      133,333
  Property, plant and equipment         190,294      136,611
  Licenses                               79,821       39,408
  Equity investments                     75,615       78,179
  Other                                    --          4,313
                                      ----------------------
Total Deferred Tax Liability            659,502      391,844
  Net Deferred Income Tax Liability   $ 438,956    $ 225,411
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

Note 4

Earnings Per Share

The amounts used in computing Earnings per Share from Continuing Operations and the effect on income and the weighted average number of Common and Series A Common Shares of dilutive potential common stock are as follows:


YEAR ENDED DECEMBER 31,             1999              1998           1997
--------------------------------------------------------------------------------
                                    (DOLLARS AND SHARES IN THOUSANDS)
Net Income from
  Continuing Operations         $291,326          $185,222       $ 91,331
Preferred Dividend
  Requirement                     (1,147)           (1,651)        (1,892)
                           -----------------------------------------------------
Net Income from
  Continuing Operations
  Available to Common
  used in Basic Earnings
  per Share                      290,179           183,571         89,439
Reduction in preferred
  dividends if Preferred
  Shares converted
  into Common Shares               1,031             1,513            585
Minority income adjustment          (937)              (92)          (100)
                           -----------------------------------------------------
Net Income from
  Continuing Operations
  Available to Common
  used in Diluted
  Earnings per Share            $290,273          $184,992       $ 89,924
================================================================================

Weighted Average Number
  of Common Shares used in
  Basic Earnings per Share        61,436            60,982         60,211
Effect of Dilutive Securities:
  Common Shares
   outstanding if Preferred
   Shares converted                  550               820            481
  Stock options and stock
   appreciation rights               377               122            130
  Common Shares issuable              13                13             15
--------------------------------------------------------------------------------
Weighted Average Number
  of Common Shares
  used in Diluted
  Earnings per Share              62,376            61,937         60,837
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


YEAR ENDED DECEMBER 31,                     1999          1998         1997
--------------------------------------------------------------------------------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net Income from Continuing
  Operations
     As Reported                     $   291,326   $   185,222   $   91,331
     Pro Forma                           288,237       181,049       89,377
Basic Earnings per Share
  from Continuing Operations
     As Reported                            4.72          3.01         1.49
     Pro Forma                              4.67          2.94         1.45
Diluted Earnings per Share
  from Continuing Operations
     As Reported                            4.65          2.99         1.48
     Pro Forma                       $      4.60   $      2.92   $     1.45
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

Notes to Consolidated Financial Statements


Financial data for the Company's business segments for each of the years ended December 31, 1999, 1998 and 1997 are as follows:



                                                                                                DISCONTINUED
YEAR ENDED OR AT DECEMBER 31, 1999                U.S. CELLULAR    TDS TELECOM   ALL OTHER(1)     OPERATIONS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (DOLLARS IN THOUSANDS)

Operating revenues                                  $ 1,417,181   $    545,917    $       --      $      --   $ 1,963,098
Operating cash flow                                     485,814        237,901            --             --       723,715
Depreciation and amortization expense                   229,972        123,350            --             --       353,322
Operating income                                        255,842        114,551            --             --       370,393
Significant noncash items:
   Deferred taxes(2)                                    134,130         26,652        14,265             --       175,047
   Investment income                                     30,374          1,369          (419)            --        31,324
   Minority share of (income) loss                      (64,559)          (568)           10             --       (65,117)
   Gain on sale of cellular and other investments       266,744         79,071           123             --       345,938
   Noncash interest expense                              18,297             --            --             --        18,297
Total Assets                                          3,331,590      1,472,556       334,537        258,793     5,397,476
Investment in equity method investees                   122,522         26,271       113,566             --       262,359
Capital expenditures                                $   277,450   $    122,181    $       --      $      --   $   399,631
====================================================================================================================================


                                                                                                DISCONTINUED
YEAR ENDED OR AT DECEMBER 31, 1998                U.S. CELLULAR    TDS TELECOM   ALL OTHER(1)     OPERATIONS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (DOLLARS IN THOUSANDS)

Operating revenues                                  $ 1,162,467   $    488,104    $       --      $      --   $ 1,650,571
Operating cash flow                                     382,854        205,814        (3,510)            --       585,158
Depreciation and amortization expense                   206,779        111,402         7,896             --       326,077
Operating income (loss)                                 176,075         94,412       (11,406)            --       259,081
Significant noncash items:
   Deferred taxes, net(2)                               107,201         17,471       (32,567)            --        92,105
   Investment income                                     42,451          1,121        (2,798)            --        40,774
   Minority share of income                             (47,122)          (339)           --             --       (47,461)
   Gain on sale of cellular and other investments       215,154         38,803         8,741             --       262,698
   Noncash interest expense                              20,189             --            --             --        20,189
Total Assets                                          3,011,237      1,352,554       180,008        547,755     5,091,554
Investment in equity method investees                   132,133         28,987       125,024             --       286,144
Capital expenditures                                $   320,417   $    143,126    $       --      $      --   $   463,543
====================================================================================================================================


                                                                                                DISCONTINUED
YEAR ENDED OR AT DECEMBER 31, 1997                U.S. CELLULAR    TDS TELECOM   ALL OTHER(1)     OPERATIONS        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (DOLLARS IN THOUSANDS)

Operating revenues                                  $   876,965   $    437,624    $       --      $      --   $ 1,314,589
Operating cash flow                                     261,922        198,164        (3,267)            --       456,819
Depreciation and amortization expense                   132,379         98,021        32,040             --       262,440
Operating income (loss)                                 129,543        100,143       (35,307)            --       194,379
Significant noncash items:
   Deferred taxes, net(2)                                24,077          2,691       (16,382)            --        10,386
   Investment income                                     77,121          3,285         3,262             --        83,668
   Minority share of income                             (33,562)        (1,155)           (5)            --       (34,722)
   Gain on sale of cellular and other investments        30,318            722        10,398             --        41,438
   Noncash interest expense                              15,948             --            --             --        15,948
Total Assets                                          2,508,916      1,244,174       235,010        592,781     4,580,881
Investment in equity method investees                   197,786         42,167        25,501             --       265,454
Capital expenditures                                $   318,748   $    151,460    $   18,625      $      --   $   488,833
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

(2) TAX BENEFITS ASSOCIATED WITH NET OPERATING LOSS CARRYFORWARDS REMAIN AT THE TDS CORPORATE LEVEL.

Report of Independent Public Accountants

To the Stockholders and Board of Directors of Telephone and Data Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Telephone and Data Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999, each of which has been restated as further described in
Note 2A of Notes to Consolidated Financial Statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

/s/ Arthur Andersen
-------------------
Arthur Andersen LLP
Chicago, Illinois
January 24, 2001

Consolidated Quarterly Income Information (Unaudited)


QUARTER ENDED                                              MARCH 31           JUNE 30          SEPT. 30           DEC. 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1999
Operating Revenues                                      $   454,950        $  497,259        $  510,639     $     500,250
Operating Income from Ongoing Operations                     79,068           103,668           124,997            62,660
Gain on Sale of Cellular and Other Investments               11,551           328,341             6,046                --
Net Income Available to Common
   from Continuing Operations                                30,586           201,608            48,213             9,771
     From Operations                                         23,565            30,821            46,606             9,771
     From Gains                                               7,021           170,787             1,607                --
Net Income Available to Common                          $     8,366        $  168,588        $   (8,039)        $   9,771
Weighted Average Shares Outstanding (000s)                   61,279            61,399            61,451            61,614
Basic Earnings per Share
   from Continuing Operations                           $       .50        $     3.28        $      .78        $      .16
Diluted Earnings per Share
   from Continuing Operations                                   .50              3.24               .77               .16
     From Operations                                            .39               .50               .74               .16
     From Gains                                                 .11              2.74               .03                --
Basic Earning per Share                                         .14              2.75              (.13)              .16
Diluted Earnings per Share                              $       .14        $     2.71        $     (.13)        $     .16

1998
Operating Revenues                                      $   359,323        $  410,263        $  435,370        $  445,615
Operating Income from Ongoing Operations                     55,187            72,955            85,690            56,655
Gain on Sale of Cellular and Other Investments              221,442            10,516             3,399            27,341
Net Income Available to Common
   from Continuing Operations                               119,081            19,440            23,217            21,833
     From Operations                                         14,822            14,770            21,316             7,699
     From Gains                                             104,259             4,670             1,901            14,134
Net Income Available to Common                          $    70,106        $  (10,316)       $    7,424        $    9,392
Weighted Average Shares Outstanding (000s)                   60,750            60,984            61,036            61,157
Basic Earnings per Share
   from Continuing Operations                           $      1.96        $      .32        $      .38        $      .36
Diluted Earnings per Share
   from Continuing Operations                                  1.93               .32               .38               .36
     From Operations                                            .24               .24               .35               .13
     From Gains                                                1.69               .08               .03               .23
Basic Earnings per Share                                       1.15              (.17)              .12               .15
Diluted Earnings per Share                              $      1.14        $     (.17)       $      .12        $      .15
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


INFORMATION FOR ALL QUARTERS PRESENTED VARY FROM AMOUNTS PREVIOUSLY REPORTED ON FORM 10-Q OR FORM 10-K AS THESE PERIODS HAVE BEEN RESTATED AS A RESULT OF THE RECONSIDERATION OF THE APPROPRIATE ACCOUNTING TREATMENT OF MINORITY SHARE OF INCOME OR LOSS OF CONSOLIDATED COMPANIES UNDER FAS 109 (ACCOUNTING FOR INCOME TAXES).

INFORMATION PRESENTED FOR THE QUARTER ENDED SEPTEMBER 30, 1999 VARY FROM AMOUNTS PREVIOUSLY REPORTED ON FORM 10-Q AS THE PERIOD HAS BEEN RESTATED TO REFLECT A DEFERRED TAX LIABILITY ON THE EXCESS FINANCIAL REPORTING BASIS IN THE STOCK OF AERIAL OVER THE TAX BASIS AS OF SEPTEMBER 17, 1999.