Form 10-K, Exhibit 13
period 2000-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2001-03-28
CIK 1051512

                                                                      Exhibit 13

--------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

YEAR ENDED OR AT DECEMBER 31,                          2000            1999           1998            1997            1996
--------------------------------------------------------------------------------------------------------------------------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues                               $2,326,856      $2,122,346     $1,803,639      $1,430,748      $1,174,735
Operating Income from Ongoing Operations            420,066         370,393        270,487         229,686         190,015
Gain on Sale of Cellular and
     Other Investments                               15,716         345,938        262,698          41,438         136,152
Net Income Available to Common from
     Continuing Operations                          145,023         290,179        183,571          89,439         129,075
          From Operations                           154,249         110,765         58,607          74,734          71,086
          From Gains                             $   (9,226)     $  179,414     $  124,964      $   14,705      $   57,989
Weighted Average Shares Outstanding                  59,922          61,436         60,982          60,211          60,464
Basic Earnings per Share
  from Continuing Operations                     $     2.42      $     4.72     $     3.01      $     1.49      $     2.13
Diluted Earnings per Share
  from Continuing Operations                     $     2.39      $     4.65     $     2.99      $     1.48      $     2.12
Pretax Profit on Revenues                              14.9%           28.6%          21.8%           15.5%           25.0%
Effective Income Tax Rate                              43.1%           41.3%          40.9%           43.2%           44.7%
Dividends per Common and Series A
     Common Share                                $      .50      $      .46     $      .44      $      .42      $      .40
Cash and Cash Equivalents
  and Temporary Investments                      $  102,635      $  115,993     $   55,445      $   70,357      $  118,113
Working Capital                                    (457,311)        138,336       (192,179)       (448,958)        (46,939)
Property, Plant and Equipment, net                2,186,025       2,095,889      2,020,092       1,892,556       1,515,906
Total Assets                                      8,634,609       5,397,476      5,091,554       4,580,881       3,876,217
Notes Payable                                       499,000              --        170,889         527,587         160,537
Long-term Debt (including current portion)        1,188,626       1,294,844      1,291,032       1,082,594         915,108
Common Stockholders' Equity                       3,936,067       2,448,261      2,253,195       1,969,557       2,025,819
Capital Expenditures                             $  456,019      $  399,631     $  463,543      $  488,833      $  425,081
Current Ratio                                            .5             1.4             .7              .4              .9
Common Equity per Share                          $    63.07      $    39.25     $    36.37      $    32.08      $    33.12
Return on Equity                                        4.5%           12.3%           8.7%            4.5%            7.0%
--------------------------------------------------------------------------------------------------------------------------

Management's Discussion and Analysis of Results of Operations and Financial Condition

TELEPHONE AND DATA SYSTEMS, INC. ("TDS") IS A DIVERSIFIED TELECOMMUNICATIONS COMPANY THAT PROVIDED HIGH-QUALITY TELECOMMUNICATIONS SERVICES TO APPROX-IMATELY 3.8 MILLION WIRELESS TELEPHONE AND TELEPHONE CUSTOMER UNITS IN 34 STATES AT DECEMBER 31, 2000. TDS CONDUCTS SUBSTANTIALLY ALL OF ITS WIRELESS TELEPHONE OPERATIONS THROUGH ITS 82.4%-OWNED SUBSIDIARY, UNITED STATES CELLULAR CORPORATION ("U.S. CELLULAR") AND ITS TELEPHONE OPERATIONS THROUGH ITS WHOLLY-OWNED SUBSIDIARY, TDS TELECOMMUNICATIONS CORPORATION ("TDS TELECOM").

Merger of Aerial Communications, Inc.

The merger of Aerial Communications, Inc., TDS's over 80%-owned personal communications services company, with VoiceStream Wireless Corporation ("VoiceStream") was completed on May 4, 2000. As a result of the merger, Aerial shareholders received 0.455 VoiceStream common shares for each share of Aerial stock they owned. TDS received 35,570,493 shares of VoiceStream common stock valued at $3.90 billion at closing. TDS recognized a gain of $2.13 billion, net of tax, on this transaction. TDS was released from its guarantees of Aerial's long-term debt at the closing of the merger.

Results of Operations

OPERATING REVENUES increased 10% ($204.5 million) during 2000 and 18% ($318.7 million) during 1999 reflecting primarily the 17% growth in customer units in both years. U.S. Cellular revenues increased $140.2 million in 2000 and $260.9 million in 1999 on 18% and 19% increases in customer units, respectively. Inbound roaming revenues decreased by 8% ($26.2 million) in 2000 due to the downward trend in negotiated rates after a 31% ($76.1 million) increase in 1999. TDS Telecom revenues increased $64.3 million in 2000 and $57.8 million in 1999 as a result of growth in the competitive local exchange operations, recovery of increased costs of providing long-distance services, internal access line growth and increased network usage.

     OPERATING EXPENSES rose 9% ($154.8 million) in 2000 and 14% ($218.8 million) in 1999. U.S. Cellular operating expenses increased $103.7 million during 2000 and $181.1 million during 1999 due primarily to the expansion of the customer base and additional depreciation and amortization expense. TDS Telecom operating expenses increased $51.1 million during 2000 and $37.7 million during 1999 due to the expansion of the competitive local exchange business and growth in telephone operations.

     OPERATING INCOME increased 13% ($49.7 million) in 2000 and 43% ($111.3 million) in 1999, reflecting steady growth in cellular telephone and local telephone operations. U.S. Cellular's operating income increased 14% ($36.5 million) in 2000 and 45% ($79.8 million) in 1999, reflecting the increase in customers and revenues. U.S. Cellular's operating margin, as a percent of service revenues, improved to 17.7% in 2000 from 16.8% in 1999 and 13.8% in 1998. TDS Telecom's operating income increased 12% ($13.2 million) in 2000 and 21% ($20.1 million) in 1999. The increase in TDS Telecom's operating income in 2000 and 1999 reflects improved operations of the local telephone business offset somewhat by the losses from the competitive local exchange business. The competitive local exchange business experienced increased losses in 2000, due to increased expansion of the business, after reporting comparable results in 1999 and 1998. TDS Telecom's overall operating margin was 20.9% in 2000 and 21.0% in 1999 compared to 19.3% in 1998. The operating margin for the local telephone business was 27.0% in 2000, 25.2% in 1999 and 22.5% in 1998.

YEAR ENDED DECEMBER 31,               2000        1999        1998
------------------------------------------------------------------
                                       (DOLLARS IN THOUSANDS)
Operating Income
     U.S. Cellular                $292,313    $255,842    $176,075
     TDS Telecom                   127,753     114,551      94,412
                                  --------------------------------
     Operating Income from
       Ongoing Operations          420,066     370,393     270,487
     American Paging
       Operations (Loss)                --          --     (11,406)
                                  --------------------------------
                                  $420,066    $370,393    $259,081
==================================================================

     TDS contributed substantially all of the assets and certain, limited liabilities of American Paging, Inc. ("American Paging") to TSR Wireless Holdings, LLC for a 30% interest in that corporation effective March 31, 1998. American Paging's revenues were netted against its expenses with the resulting operating loss reported as American Paging Operating (Loss). American Paging's operating revenues totaled $17.8 million and operating expenses totaled $29.2 million for the three-month period ended March 31, 1998. Beginning April 1, 1998, TDS followed the equity method of accounting for this investment and reported these results as a component of Investment income.

     INVESTMENT AND OTHER INCOME (EXPENSE) totaled $51.7 million in 2000, $361.8 million in 1999 and $266.7 million in 1998. Investment and other income (expense) includes interest and dividend income, gain on cellular and other investments, investment income, and other income (expense).

     GAIN ON CELLULAR AND OTHER INVESTMENTS totaled $15.7 million in 2000, $345.9 million in 1999 and $262.7 million in 1998. TDS recorded an $80.4 million write-down of its investment in TSR Wireless in 2000. TSR Wireless filed for bankruptcy protection in December 2000. The sale of non-strategic cellular interests and the settlement of a legal matter resulted in gains of $96.1 million in 2000.

     TDS recognized a $327.1 million gain in 1999 as a result of the AirTouch Communications, Inc. ("AirTouch") merger with Vodafone Group plc. TDS recognized a gain on the difference between the historical basis in its investment in AirTouch common shares and the value of Vodafone AirTouch plc American Depository Receipts and cash received from the merger. TDS recognized a $198.6 million gain in 1998 as a result of the sale of certain minority cellular interests to AirTouch. The sale of other non-strategic minority cellular interests and other investments generated gains totaling $18.8 million in 1999 and $64.1 million in 1998.

     INVESTMENT INCOME, TDS's share of income in unconsolidated entities in which it has a minority interest, totaled $38.7 million in 2000, $31.3 million in 1999 and $40.8 million in 1998. TDS follows the equity method of accounting, which recognizes TDS's proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, where TDS's ownership interest equals or exceeds 20% for corporations and 3% for partnerships. Investment income increased in 2000 primarily due to improved operating results of certain minority cellular interests. Investment income decreased in 1999 as a result of paging equity losses subsequent to April 1, 1998, lower operating results of certain minority cellular interests and fewer unconsolidated cellular entities as a result of the sale of certain cellular minority interests in 1998. In 1999, TDS recorded $7.8 million as its share of a one-time gain reported by an equity-method investment.

     OTHER EXPENSE, NET totaled $8.1 million in 2000, $11.2 million in 1999 and $35.4 million in 1998. Other expense, net in 1998 primarily includes additional expenses relating to corporate restructuring ($10.6 million), a LAN wiring business and the cost to exit that business ($11.9 million), and the cost to exit the paging business ($8.7 million).

     INTEREST EXPENSE increased 1% ($575,000) in 2000 and decreased 8% ($8.4 million) in 1999. Interest expense decreased in 1999 due primarily to a reduction in average short-term debt balances.

     INCOME TAX EXPENSE was $149.5 million in 2000, $251.0 million in 1999, and $161.2 million in 1998. The period to period change reflects primarily the changes in pretax income. The effective tax rate was 43.1% in 2000, 41.3% in 1999 and 40.9% in 1998. The increase in the effective tax rate in 2000 relates primarily to the sale of certain cellular interests. See Note 2 -- Income Taxes in the Notes to Consolidated Financial Statements, for a detailed breakdown of the effective tax rate for each period.

     MINORITY SHARE OF INCOME includes primarily the minority public shareholders' share of U.S. Cellular's net income, the minority shareholders' or partners' share of certain U.S. Cellular subsidiaries' net income or loss and other minority interests. U.S. Cellular's minority public share of income includes minority share of gains of $9.0 million in 2000, $30.6 million in 1999 and $24.4 million in 1998.

YEAR ENDED DECEMBER 31,               2000         1999          1998
---------------------------------------------------------------------
                                          (DOLLARS IN THOUSANDS)
Minority Share of Income
     U.S. Cellular
          Minority Public
            Shareholders          $(41,929)    $(57,411)    $(41,083)
          Subsidiaries' Minority
       Interests                    (7,629)      (7,148)      (6,039)
                                  -----------------------------------
                                   (49,558)     (64,559)     (47,122)
     Other Subsidiaries             (1,867)        (558)        (339)
                                  -----------------------------------
                                  $(51,425)    $(65,117)    $(47,461)
=====================================================================

     INCOME FROM CONTINUING OPERATIONS totaled $145.5 million in 2000, $291.3 million in 1999 and $185.2 million in 1998. DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS totaled $2.39 in 2000, $4.65 in 1999 and $2.99 in 1998. Income from continuing operations was significantly affected by gains from cellular interests and other investments. Income and diluted earnings per share from continuing operations and gains are shown in the following table.

YEAR ENDED DECEMBER 31,               2000         1999        1998
-------------------------------------------------------------------
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income From
     Continuing Operations
          Operations              $154,753     $111,912    $ 60,258
          Gains                     (9,226)     179,414     124,964
                                  ---------------------------------
                                  $145,527     $291,326    $185,222
                                  =================================
Diluted Earnings
     Per Share From
     Continuing Operations
          Operations              $   2.54     $   1.78    $    .97
          Gains                      (0.15)        2.87        2.02
                                  ---------------------------------
                                  $   2.39     $   4.65    $   2.99
===================================================================

     DISCONTINUED OPERATIONS. The gain on disposal of Aerial, net of tax, totaled $2.13 billion, or $35.06 diluted earnings per share in 2000. Loss on operations of Aerial, net of tax, totaled $111.5 million, or $(1.78) diluted earnings per share, in 1999 and $107.0 million, or $(1.73) diluted earnings per share, in 1998.

     EXTRAORDINARY ITEM -- LOSS ON DEBT EXTINGUISHMENT, NET OF MINORITY INTEREST, is related to U.S. Cellular's repurchase and certain conversions of $63.6 million carrying value of its Liquid Yield Option Notes ("LYONs") for $99.4 million. A loss, net of minority interest, of $30.5 million, or $(0.51) per diluted share, reflects the difference between the purchase price and the carrying value.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX AND MINORITY INTEREST, of $(3.8) million in 2000, or $(0.06) per diluted share, reflects the implementation of Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." U.S. Cellular defers recognition of cellular activation and reconnection fees to the accounting period when cellular service is provided to the customer. Under the prior method of accounting, cellular activation fees were recognized at the time the customer signed a cellular contract for service.

     NET INCOME AVAILABLE TO COMMON totaled $2.24 billion, or $36.88 diluted earnings per share, in 2000 compared to $178.7 million, or $2.87 diluted earnings per share, in 1999 and $76.6 million, or $1.26 diluted earnings per share, in 1998.

Restatement Matters

Management restated the Company's consolidated financial statements for 1993 through 1999 and the three quarters ended September 30, 2000, as a result of the reconsideration of the appropriate accounting treatment of minority share of income or loss of consolidated companies under Statement of Financial Accounting Standard ("SFAS") No. 109 "Accounting for Income Taxes." TDS amended its 1999 Annual Report on Form 10-K and its quarterly reports on Form 10-Q for the first, second, and third quarters of 2000.

     At the time SFAS No. 109 was implemented in 1993, TDS concluded that the minority share of income or loss in consolidated subsidiaries should be treated as a temporary difference between tax and financial reporting. TDS has determined that minority interests should not be treated as temporary differences under SFAS No. 109 and restated financial results for the year 1993 through September 30, 2000. Accordingly, TDS adjusted income tax expense and deferred tax assets or liabilities from 1993 through the third quarter of 2000.

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

     TDS also restated the deferred taxes and net income from discontinued operations for the third quarter of 1999 and the second quarter of 2000 to be consistent with SFAS No. 109 and Emerging Issues Task Force Issue No. 93-17 "Recognition of Deferred Tax Assets for a Parent Company's Excess Tax Basis in the Stock of a Subsidiary that is Accounted for as a Discontinued Operation." The TDS financial reporting basis in the stock of Aerial exceeded the tax basis on the date TDS decided to merge Aerial. A tax liability for that excess should have been recognized as of the decision date. The restatement created a deferred tax liability, reported as a reduction of Net Assets of Discontinued Operations, of $30 million as of the September 17, 1999 decision date and increased 1999 income tax expense and decreased net income from discontinued operations by the same amount. The gain on the sale of discontinued operations, recognized May 4, 2000, was increased by a corresponding amount in the restatement. See Note 22 -- Restatement Matters in the Notes to Consolidated Financial Statements.

U.S. Cellular Operations

TDS provides wireless telephone service through United States Cellular Corporation ("U.S. Cellular"), an 82.4%-owned subsidiary. U.S. Cellular owns, manages and invests in wireless markets throughout the United States. Rapid growth in the customer base is the primary reason for the growth in U.S. Cellular's results of operations in 2000 and 1999 as well as increased inbound roaming activity in 1999. The number of customer units increased 18% to 3,061,000 at December 31, 2000, and increased 19% to 2,602,000 at December 31, 1999. U.S. Cellular added 483,000 net new customer units from its marketing efforts while acquisition/divestiture activity reduced customer units by 24,000 in 2000. In 1999, 404,000 net new customer units were added from marketing efforts and 15,000 customer units were added from acquisitions.

YEAR ENDED DECEMBER 31,                      2000           1999           1998
-------------------------------------------------------------------------------
                                               (DOLLARS IN THOUSANDS)
Operating Revenues
     Retail service                    $1,227,590     $1,089,249     $  925,871
     Inbound roaming                      292,437        318,659        242,605
     Long-distance and other              133,895        117,752        108,046
                                       ----------------------------------------
          Service Revenues              1,653,922      1,525,660      1,276,522
     Equipment sales                       62,718         50,769         39,013
                                       ----------------------------------------
                                        1,716,640      1,576,429      1,315,535
                                       ========================================

Operating Expenses
     System operations                    350,507        368,070        346,693
     Marketing and selling                303,721        272,729        228,844
     Cost of equipment sold               139,654        124,058         94,378
     General and administrative           364,747        325,758        262,766
     Depreciation and
       amortization                       265,698        229,972        206,779
                                       ----------------------------------------
                                        1,424,327      1,320,587      1,139,460
                                       ----------------------------------------
Operating Income                       $  292,313     $  255,842     $  176,075
===============================================================================

Consolidated Markets:
     Markets                                  139            139            138
     Market penetration                     12.21%         10.39%          8.84%
     Cell sites in service                  2,501          2,300          2,065
     Average monthly
       service revenue per
       customer unit                   $    49.21     $    53.71     $    55.23
     Churn rate per month                     2.0%           2.1%           1.9%
     Postpay churn rate
       per month                              1.8%           1.9%           1.9%
     Marketing cost per gross
       customer addition               $      330     $      346     $      317
     Employees                              5,250          4,810          4,790
===============================================================================

     OPERATING REVENUES increased 9% ($140.2 million) in 2000 and 20% ($260.9 million) in 1999. The revenue increases were driven by the 18% and 19% growth in customer units in 2000 and 1999, respectively, and the 31% growth in inbound roaming revenues in 1999. Lower revenue per customer, due to competitive pricing pressures, incentive plans and consumer market penetration, has partially offset the revenue growth resulting from the increase in the customer base. Average monthly service revenue per customer was $49.21 in 2000, $53.71 in 1999 and $55.23 in 1998. Management anticipates that average monthly service revenue per customer will continue to decrease as retail service and inbound roaming revenue per minute of use decline.

     Effective January 1, 2000, pursuant to SAB No. 101, "Revenue Recognition in Financial Statements," retail service revenues include charges to U.S. Cellular's retail customers when they use systems other than their local systems. In prior periods, these charges were included as an offset to system operations expense. Retail service revenues for 1999 and 1998 have been changed to reflect the current period presentation. The effect of this change was to increase retail service revenues by $144.9 million in 2000, $159.2 million in 1999 and $153.1 million in 1998. There was no effect on operating income.

     In addition, U.S. Cellular has changed its accounting for certain activation fees and reconnect fees charged to its customers when initiating service or resuming service after suspension, as a result of SAB No. 101. U.S. Cellular now defers these fees and records the related revenue over the average customer service periods ranging from six to 48 months. In prior periods, U.S. Cellular recorded these fees as operating revenues in the period they were charged to the customer. U.S. Cellular recorded the cumulative effect of this change on prior periods as an adjustment to income in 2000. Operating revenues for 2000 were reduced by $4.3 million as a result of the change.

     RETAIL SERVICE REVENUES (charges to U.S. Cellular's customers for local system usage and usage of systems other than their local systems) increased 13% ($138.3 million) in 2000 and 18% ($163.4 million) in 1999 due primarily to the growth in customers. Average monthly retail service revenue per customer was $36.52 in 2000, $38.35 in 1999 and $40.06 in 1998. Local minutes of use averaged 157 per month in 2000, 115 per month in 1999 and 105 per month in 1998, while average retail service revenue per minute continued to decline. Competitive pressures and use of pricing and other incentive programs to stimulate overall usage resulted in the lower average monthly retail service revenue per minute of use. The decrease in average monthly retail service revenue per customer primarily reflects the increasing level of competition for wireless services and the continued penetration of the consumer market.

     INBOUND ROAMING REVENUES (charges to other cellular service providers whose customers use U.S. Cellular's systems when roaming) decreased 8% ($26.2 million) in 2000 and increased 31% ($76.1 million) in 1999. Lower negotiated roaming rates have offset increased minutes of use, resulting in decreased roaming revenues in 2000. The increase in minutes of use and the decrease in revenue per minute of use were significantly affected by certain pricing programs introduced by other wireless companies beginning in the second half of 1998. Wireless customers who sign up for these programs are given price incentives to roam in other markets, including U.S. Cellular's markets, thus driving an increase in U.S. Cellular's inbound roaming minutes. Management anticipates that the growth rate in inbound roaming minutes of use will be slower as the effect of these pricing programs becomes present in all periods of comparison. Additionally, as new wireless operators begin service in U.S. Cellular markets, roaming partners could switch their business to these new operators, further slowing the growth in inbound roaming minutes of use. It is also anticipated that the average inbound roaming revenue per minute of use will continue to decline. Average monthly inbound roaming revenue per U.S. Cellular customer was $8.70 in 2000, $11.22 in 1999 and $10.50 in 1998. The decrease in average monthly inbound roaming revenue per U.S. Cellular customer in 2000 was attributable to a larger increase in the U.S. Cellular customer base compared to roaming revenue; the reverse was true in 1999, resulting in a increase in average monthly inbound roaming revenue per U.S. Cellular customer.

     LONG-DISTANCE AND OTHER SERVICE REVENUES increased 14% ($16.1 million) in 2000 and increased 9% ($9.7 million) in 1999. Average monthly long-distance and other revenue per customer was $3.99 in 2000, $4.15 in 1999 and $4.68 in 1998.

     OPERATING EXPENSES increased 8% ($103.7 million) in 2000 and 16% ($181.1 million) in 1999. Operating expenses as a percent of service revenue were 86.1% in 2000, 86.6% in 1999 and 89.3% in 1998. The overall increase in operating expenses is primarily due to the increased costs of expanding the customer base ($46.6 million in 2000 and $73.6 million in 1999), general and administrative expenses ($39.0 million in 2000 and $63.0 million in 1999) and additional depreciation and amortization on the increased investment in cell sites and equipment ($35.7 million in 2000 and $23.2 million in 1999). The costs of providing service to the expanding customer base decreased $17.6 million in 2000 and increased $21.4 million in 1999.

     Costs to expand the customer base consist of marketing and selling expenses and the cost of equipment sold. These expenses less equipment sales revenue represent the cost to add a new customer. The cost to add a new cellular customer was $330 in 2000, $346 in 1999 and $317 in 1998. Gross customer activations (excluding acquisitions) rose 15% in 2000 to 1,154,000 and 12% in 1999 to 1,000,000 from 896,000 in 1998. The decrease in cost per gross customer activation in 2000 was primarily due to reductions in equipment subsidies and advertising expenses per gross customer activation. The increase in 1999 over 1998 was primarily driven by increased commissions and additional advertising expenses incurred to promote U.S. Cellular and to distinguish U.S. Cellular's service offerings from those of competitors. Another contributing factor in 1999 was the increase in equipment sales losses primarily driven by the sale of more dual-mode phones, which on average generated greater equipment losses than the sale of analog phones. The increase in sales of dual-mode phones is related to U.S. Cellular's ongoing conversion of its systems to digital coverage, enabling U.S. Cellular to offer its customers more features, better clarity, and increased roaming capabilities. As of December 31, 2000, 50% of U.S. Cellular's customers were on digital rate plans compared to 22% in 1999 and 4% in 1998.

     General and administrative expenses (costs of local business offices and corporate expenses) as a percent of service revenues were 22.1% in 2000, 21.4% in 1999 and 20.6% in 1998. The overall increases in administrative expenses include the effects of an increase in expenses required to serve the growing customer base and other expenses incurred related to the growth in U.S. Cellular's business. U.S. Cellular incurred additional costs in 2000 and 1999 related to its customer care centers, which centralized certain customer service functions, and incurred additional costs to retain customers and to provide digital phone units to customers who migrated from analog to digital rate plans.

     Costs of providing service (system operations expenses) as a percent of service revenues were 21.2% in 2000, 24.1% in 1999 and 27.2% in 1998. Systems operations expenses include customer usage expenses (charges from other service providers for landline connection, toll and roaming costs incurred by customers' use of systems other than their local systems), and maintenance, utility and cell site expenses. Systems operations expense decreased primarily due to the $39.3 million decrease in outbound roaming expenses reflecting a reduction in cost per minute of use related to the lower roaming prices in the industry. The decrease was partially offset by the increased cost of local and roaming minutes used of $15.2 million. In 1999, systems operations expense increased primarily due to the $13.6 million increase in costs related to both increased local and roaming minutes used. This increase was offset by a $5.2 million decrease in outbound roaming expense.

     Depreciation and amortization expense as a percent of service revenues was 16.1% in 2000, 15.1% in 1999 and 16.2% in 1998. Depreciation expense increased 11% ($21.1 million) in 2000 and 11% ($17.7 million) in 1999, reflecting increases in average fixed asset balances of 13% and 14%, respectively. Increased fixed asset balances in both years resulted from the addition of new cell sites built to improve coverage and capacity and from upgrades to provide digital service. Amortization expense increased 32% ($14.6 million) in 2000 and 14% ($5.5 million) in 1999. The development costs related to U.S. Cellular's new billing and information system, totaling $118 million, are being amortized over a seven-year period beginning in the fourth quarter of 1999 resulting in the increase in amortization expense in 2000 and 1999.

     OPERATING INCOME increased 14% ($36.5 million) to $292.3 million in 2000 from $255.8 million in 1999 and $176.1 million in 1998. The improvement was primarily driven by the substantial growth in customer units and revenue. Operating margin, as a percent of service revenue, improved to 17.7% in 2000 from 16.8% in 1999 and 13.8% in 1998.

     Management expects service revenues to continue to grow during 2001; however, management anticipates that average monthly revenue per customer will decrease as retail service and inbound roaming revenue per minute of use decline and as U.S. Cellular further penetrates the consumer market.

     Management believes U.S. Cellular's operating results reflect seasonality in both service revenues, which tend to increase more slowly in the first and fourth quarters, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth. This seasonality may cause operating income to vary from quarter to quarter.

     Competitors licensed to provide PCS services have initiated service in certain U.S. Cellular markets in the past three and one-half years. U.S. Cellular expects PCS operators to continue deployment of PCS in portions of all its market clusters during 2001. U.S. Cellular has increased its advertising to promote the U.S. Cellular brand and distinguish its service from other wireless communications providers. U.S. Cellular's management continues to monitor other wireless communications providers' strategies to determine how this additional competition is affecting U.S. Cellular's results. Management anticipates that customer growth will be slower in the future, primarily as a result of the increase in the number of competitors in its markets.

TDS Telecom Operations

     TDS operates its landline telephone business through TDS Telecommunications Corporation ("TDS Telecom"), a wholly-owned subsidiary. Prior to the Telecommunications Act of 1996, local telephone companies, referred to as incumbent local exchange companies ("ILEC"), had the exclusive right and responsibility for providing local telephone service in their designated service territories. TDS Telecom's local telephone companies served 601,200 access lines at the end of 2000 compared to 571,700 at the end of 1999 and 547,500 at the end of 1998.

     As a result of the Telecommunications Act of 1996, companies referred to as competitive local exchange carriers ("CLEC") have been allowed to compete with the local telephone companies in providing local exchange service. In early 1998, TDS Telecom began to compete with local telephone companies in certain markets not previously served by TDS Telecom. TDS Telecom also entered into certain markets in Minnesota through a subsidiary that was primarily a long-distance provider prior to competing with local telephone companies in 1998. TDS Telecom's competitive local exchange companies served 112,100 access lines at the end of 2000 compared to 65,900 at the end of 1999 and 34,100 at the end of 1998. TDS Telecom plans to expand its competitive local exchange operations into certain midsized cities which are geographically proximate to existing TDS Telecom markets.

YEAR ENDED DECEMBER 31,                         2000         1999         1998
------------------------------------------------------------------------------
                                                 (DOLLARS IN THOUSANDS)
Local Telephone Operations
     Operating Revenues
          Local Service                     $168,775     $152,290     $136,656
          Network access and
            long distance                    285,738      269,188      256,272
     Miscellaneous                            74,468       71,052       68,432
                                            ----------------------------------
                                             528,981      492,530      461,360
                                            ----------------------------------
     Operating Expenses
          Operating expenses                 261,884      250,994      249,312
          Depreciation and
            amortization                     124,389      117,443      108,173
                                            ----------------------------------
                                             386,273      368,437      357,485
                                            ----------------------------------
     Local Telephone
          Operating Income                  $142,708     $124,093     $103,875
                                            ----------------------------------

Competitive Local Exchange Operations
     Operating Revenues                     $ 84,720     $ 55,173     $ 29,743
     Operating Expenses
          Operating expenses                  90,619       58,808       35,977
          Depreciation and
            amortization                       9,056        5,907        3,229
                                            ----------------------------------
                                              99,675       64,715       39,206
                                            ----------------------------------
     Competitive
          Local Exchange
          Operating (Loss)                  $(14,955)    $ (9,542)    $ (9,463)
                                            ----------------------------------
     Intercompany revenues                    (3,485)      (1,786)      (2,999)
     Intercompany expenses                    (3,485)      (1,786)      (2,999)
                                            ----------------------------------
Operating Income                            $127,753     $114,551     $ 94,412
==============================================================================
Access lines (ILEC)                          601,200      571,700      547,500
Access lines (CLEC)                          112,100       65,900       34,100
Growth in ILEC access lines:
     Acquisitions                             10,200          500        6,500
     Internal growth                          19,300       23,700       25,500
Average monthly revenue
  per ILEC access line                      $  74.75     $  73.00     $  71.85
Employees                                      2,820        2,590        2,480
==============================================================================

OPERATING REVENUES increased 12% ($64.3 million) to $610.2 million in 2000, and 12% ($57.8 million) to $545.9 million in 1999. The increase was due to the growth in local telephone operations and the expansion into competitive local exchange activities.

     LOCAL TELEPHONE OPERATING REVENUES increased 7% ($36.5 million) to $529.0 million in 2000 and 7% ($31.2 million) to $492.5 million in 1999. Average monthly revenue per local telephone access line was $74.75 in 2000, $73.00 in 1999 and $71.85 in 1998, reflecting primarily growth in local service revenues. Local telephone operating revenues are expected to continue their pattern of moderate growth.

     LOCAL SERVICE REVENUES (provision of local telephone exchange service within the franchise serving area of TDS Telecom's local telephone companies) increased 11% ($16.5 million) in 2000 and 11% ($15.6 million) in 1999. Average monthly local service revenue per customer was $23.85 in 2000, $22.57 in 1999 and $21.28 in 1998. Access line growth, excluding acquisitions, of 3.4% in 2000 and 4.3% in 1999 resulted in increases in revenues of $6.7 million and $7.4 million, respectively. The sale of custom-calling and advanced features increased revenues by $4.9 million in 2000 and $5.6 million in 1999.

     NETWORK ACCESS AND LONG-DISTANCE REVENUES (compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom's local telephone networks) increased 6% ($16.6 million) in 2000 and 5% ($12.9 million) in 1999. Average monthly network access and long-distance revenue per customer was $40.38 in 2000, $39.90 in 1999 and $39.91 in 1998. Revenue generated from access minute growth due to increased network usage increased $8.3 million in 2000 and $9.1 million in 1999. Compensation from state and national revenue pools due to increased costs of providing network access increased $2.3 million in 2000 and $7.0 million in 1999. Revenues increased by $2.4 million in 2000 as TDS Telecom began selling long-distance service to its customers.

     MISCELLANEOUS REVENUES (charges for (i) leasing, selling, installing and maintaining customer premise equipment, (ii) providing billing and collection services, (iii) providing Internet services and (iv) selling of digital broadcast satellite receivers) increased 5% ($3.4 million) in 2000 and 4% ($2.6 million) in 1999. Average monthly miscellaneous revenue per customer was $10.52 in 2000, $10.53 in 1999 and $10.66 in 1998. Revenues from providing Internet service increased by $2.4 million in 2000 and $3.9 million in 1999.

     COMPETITIVE LOCAL EXCHANGE OPERATING REVENUES (revenue from the provision of local and long-distance telephone service and revenue from a long-distance provider) increased 54% ($29.5 million) to $84.7 million in 2000 and 85% ($25.4 million) to $55.2 million in 1999. The increases were primarily due to the 70% and 93% increases in access lines in 2000 and 1999, respectively.

     OPERATING EXPENSES totaled $482.5 million in 2000, up 12% ($51.1 million) from 1999 and totaled $431.4 million in 1999, up 10% ($37.7 million) from 1998.

     Local telephone expenses increased 5% ($17.8 million) in 2000 and 3% ($11.0 million) in 1999. Local telephone expenses as a percent of local telephone revenues were 73.0% in 2000, 74.8% in 1999 and 77.5% in 1998. Local telephone expenses are expected to increase due to inflation and new revenue-producing programs, and to continue to decline slightly as a percent of operating revenues.

     The increases in local telephone expenses primarily related to the cost of providing Internet service and wage and benefit increases. TDS Telecom has emphasized cost containment measures to offset rising costs. Additional costs were incurred in 2000 to begin selling long-distance service. Depreciation and amortization expenses increased 6% ($6.9 million) in 2000 and 9% ($9.3 million) in 1999 as a result of increased investment in plant and equipment.

     Competitive local exchange expenses increased 54% ($35.0 million) in 2000 and 65% ($25.5 million) in 1999 due primarily to the costs incurred to grow the customer base and expand the service territories, especially new market areas in Wisconsin and Illinois.

     OPERATING INCOME increased 12% ($13.2 million) in 2000 and 21% ($20.1 million) in 1999. Operating income from local telephone operations increased 15% ($18.6 million) to $142.7 million in 2000 and 19% ($20.2 million) to $124.1 million in 1999 from $103.9 million in 1998. TDS Telecom's overall operating margin was 20.9% in 2000, 21.0% in 1999 and 19.3% in 1998. The local telephone operating margin was 27.0% in 2000, 25.2% in 1999 and 22.5% in 1998. The increase in operating margin was caused by the growth in revenue along with the emphasis on controlling costs. Local telephone operating expenses are expected to increase due to inflation while additional revenues and expenses are expected from new or expanded product offering. Operating margin for the local telephone operations should remain flat or increase slightly.

     Operating loss from competitive local exchange operations was $15.0 million in 2000 and $9.5 million in 1999 and 1998. The competitive local exchange operating losses reflect the expenses associated with the expansion into the competitive local exchange business. TDS Telecom expects to continue to grow the competitive local exchange business in certain mid-sized cities. Operating losses from competitive local exchange operations are expected to increase in 2001 due to costs associated with continued expansion into new markets.

     TDS Telecom's local telephone operations are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." TDS Telecom periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. TDS Telecom believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

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

Accounting for Derivative Instruments
and Hedging Activities

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, was effective January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that entities recognize all derivatives as either assets or liabilities at fair market value on the balance sheet. The implementation of SFAS No. 133 will have no material effect on results of operations or financial position of the Company.

Financial Resources

YEAR ENDED DECEMBER 31,                      2000            1999            1998
---------------------------------------------------------------------------------
                                                 (DOLLARS IN THOUSANDS)
Cash flows from (used in)
     Operating activities              $  755,422      $  479,832      $  466,268
          Investing activities           (605,659)       (285,350)       (414,266)
          Financing activities           (155,191)       (272,522)        (63,769)
          Discontinued operations          (6,563)        143,911          10,910
                                       ------------------------------------------
Net increase (decrease) in
  cash and cash equivalents            $  (11,991)     $   65,871      $     (857)
==================================================================================
Capitalization                         $6,362,631      $4,561,767      $4,471,925
Percent equity to
  total capital                              68.6%           64.8%           60.0%
Interest coverage ratio                      3.8x            5.9x            4.0x
Book value per share                   $    63.07      $    39.25      $    36.37
Senior unsecured debt
  rating S&P/Moody's                        A-/A3        BBB/Baa3        BBB/Baa3
Year-end stock price                   $    90.00      $   126.00      $    44.94
==================================================================================

     CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES represents a significant source of funds to the Company. Income from continuing operations excluding all noncash items totaled $592.5 million in 2000, $554.9 million in 1999 and $397.7 million in 1998. Proceeds from the settlement of litigation added $42.5 million in 2000. Changes in assets and liabilities from operations provided $120.5 million in 2000 and $68.6 million in 1998, and required $75.0 million in 1999 reflecting timing differences in the payment of accounts payable and accrued taxes.

YEAR ENDED DECEMBER 31,               2000        1999         1998
-------------------------------------------------------------------
                                       (DOLLARS IN THOUSANDS)
Income from continuing
  operations                      $145,527    $291,326     $185,222
Non cash items included in
  income from continuing
  operations                       446,949     263,532      212,450
                                  ---------------------------------
Income from continuing
  operations excluding
  noncash items                    592,476     554,858      397,672
Proceeds from litigation
  settlement                        42,457          --           --
Changes in assets and
  liabilities from operations      120,489     (75,026)      68,596
                                  ---------------------------------
                                  $755,422    $479,832     $466,268
===================================================================

     CASH FLOWS FROM CONTINUING INVESTING ACTIVITIES primarily represents expenditures to acquire, construct, operate and maintain modern high-quality communications networks and facilities as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue enhancing and cost reducing upgrades of TDS's networks. Cash flows used for investing activities primarily represent cash required for capital expenditures. The acquisitions of cellular and telephone properties have also required significant cash expenditures. Proceeds from the sale of non-strategic properties and distributions from unconsolidated investments have provided substantial funds in recent years.

     The primary purpose of TDS's construction and expansion expenditures is to provide for significant customer growth, to upgrade service, and to take advantage of service-enhancing and cost-reducing technological developments. Cash expenditures for capital additions totaled $456.0 million in 2000, $399.6 million in 1999 and $463.5 million in 1998. U.S. Cellular's capital additions totaled $305.4 million in 2000, $277.4 million in 1999 and $320.4 million in 1998 representing expenditures to build 224 cell sites in 2000, 225 in 1999 and 281 in 1998 and expenditures to improve business systems, primarily its customer information system. Significant amounts were expended to change out analog radio equipment for digital radio equipment. TDS Telecom's capital additions for its local telephone operations totaled $93.4 million in 2000, $99.2 million in 1999 and $119.7 million in 1998 representing expenditures for switch modernization and outside plant facilities to maintain and enhance the quality of service and offer new revenue opportunities. TDS Telecom's capital additions also included expenditures of $57.2 million in 2000, $23.0 million in 1999 and $23.4 million in 1998 for switching and other network facilities for its competitive local exchange business.

     Cash used for acquisitions, excluding cash acquired, totaled $149.6 million in 2000, $31.3 million in 1999 and $120.5 million in 1998. Aggregate consideration for acquisitions (consisting of cash, TDS Common Shares, TDS Preferred Shares, and U.S. Cellular Common Shares) totaled $175.6 million, $31.4 million and $133.9 million, respectively. TDS's acquisitions include primarily the purchase of controlling interests in cellular telephone and telephone properties, and minority interests that increased the ownership of majority-owned markets. These acquisitions added 387,000 population equivalents and 10,200 access lines in 2000; 245,000 population equivalents, 15,000 customer units and 500 access lines in 1999; and 1,308,000 population equivalents, 19,000 customer units and 6,500 access lines in 1998.

     The sale of non-strategic cellular assets and properties, including cash received from the merger of AirTouch and Vodafone in 1999, provided $73.0 million in 2000, $120.0 million in 1999 and $131.0 million in 1998. TDS loans and advances, primarily to Black Crow Wireless L.P. and Airadigm Communications, Inc., totaled $97.4 million in 2000. Distributions from unconsolidated investments provided $34.8 million in 2000, $26.1 million in 1999 and $28.9 million in 1998.

     CASH FLOWS FROM CONTINUING FINANCING ACTIVITIES primarily reflects changes in short-term debt balances, cash used to repurchase common shares, cash used for the repurchase and conversion of LYONs securities, and proceeds from the sale of long-term debt and equity securities to refinance short-term debt.

     The Company has used short-term debt to finance the repurchase of common shares, to finance acquisitions and for general corporate purposes. Internally generated funds as well as proceeds from the sale of non-strategic cellular and other investments, from time to time, have been used to reduce short-term debt. TDS has cash management arrangements with its subsidiaries under which the subsidiaries may from time to time deposit excess cash with TDS for investment. In addition, TDS has from time to time taken advantage of attractive opportunities to reduce short-term debt with proceeds from the sale of long-term debt and equity securities, including sales of debt and equity securities by subsidiaries.

     Short-term debt provided cash totaling $499.0 million in 2000 and required cash totaling $170.9 million in 1999 and $356.7 million in 1998. During 2000, short-term debt balances increased to finance the repurchase of common stock, to finance acquisitions and other strategic investments and for general corporate purposes. During 1999, TDS reduced notes payable balances primarily through Aerial's repayment of intercompany indebtedness as a result of Aerial's receipt of an equity investment from a strategic investor, and as a result of internally generated cash and improved cash management. During 1998, TDS received $200 million from Aerial as a result of Aerial receiving an equity investment from a strategic investor, $198.2 million on the sale of eight-year 7% notes and $144.9 million on the sale of 8.04% Trust Originated Preferred Securities, using the proceeds to reduce short-term debt.

     The boards of directors of TDS and U.S. Cellular have from time to time authorized the repurchase of common shares of TDS and U.S. Cellular. During 2000 and 1999, TDS repurchased 2.7 million shares and 664,000 shares, respectively, for an aggregate purchase price of $287.7 million, or $107.94 per share, and $80.5 million, or $121.18 per share, respectively. Cash required for the repurchase of common shares totaled $290.1 million in 2000 and $69.0 million in 1999. During 2000, U.S. Cellular repurchased 3.5 million common shares for an aggregate purchase price of $234.8 million, or $66.64 per share. Cash required for the repurchase of common shares totaled $223.8 million.

     U.S. Cellular's LYONs securities are convertible, at the option of the holders, at any time prior to maturity, redemption or purchase, into U.S. Cellular Common Shares at a conversion rate of 9.475 U.S. Cellular Common Shares per LYON. Upon notice of conversion, U.S. Cellular has the option to deliver to holders either U.S. Cellular Common Shares or cash equal to the market value of the Common Shares. In addition, U.S. Cellular has opportunistically repurchased LYONs securities in private transactions and in open-market transactions from time to time. During 2000, U.S. Cellular retired LYONs securities with a carrying value of $126.2 million for cash totaling $99.4 million and for 1.4 million U.S. Cellular Common Shares.

     CASH FLOWS FROM DISCONTINUED OPERATIONS represents the net cash used to fund the construction and operating activities of Aerial and cash provided by financing activities of Aerial prior to the merger with VoiceStream. Aerial's financing activities includes investments aggregating $230 million in 1999 and $200 million in 1998 in Aerial and one of its subsidiaries by a strategic investor. The cash provided by these investments was, upon receipt, used to reduce intercompany debt incurred to fund the construction and operating activities of Aerial.

Liquidity

TDS and its subsidiaries had cash and temporary investments totaling $102.6 million at December 31, 2000. TDS also had $587 million of bank lines of credit for general corporate purposes at December 31, 2000, $143 million of which was unused. These line of credit agreements provide for borrowings at negotiated rates up to the prime rate. TDS is currently discussing, with its banks, options for increasing its short-term financing facilities to accommodate various acquisition related expenditures, as outlined below. Management is confident that adequate arrangements will be made to finance any near-term capital requirements.

     U.S. Cellular's capital additions budget for 2001 totals approximately $425-$450 million, primarily to add additional cell sites to expand and enhance coverage, including adding digital service capabilities to its systems. U.S. Cellular plans to finance its construction expenditures primarily with internally generated cash. U.S. Cellular's operating cash flow (operating income plus depreciation and amortization) totaled $558.0 million in 2000, up 15% ($72.2 million) from 1999. In addition, at December 31, 2000, U.S. Cellular had $500 million of bank lines of credit for general corporate purposes, $445 million of which was unused.

     TDS Telecom's capital additions budget for 2001 totals approximately $200 million. TDS Telecom expects the local telephone companies to spend approximately $100 million to provide for normal growth and to upgrade plant and equipment to provide enhanced services. The competitive local exchange companies are expected to spend approximately $100 million to build switching and other network facilities to expand current markets and enter new markets. TDS Telecom plans to finance its construction expenditures using internally generated cash supplemented by long-term financing from federal government programs. Operating cash flow totaled $261.2 million in 2000, up 10% ($23.3 million) from 1999.

In addition, at December 31, 2000, TDS Telecom's telephone subsidiaries had $111.6 million in unadvanced loan funds from federal government programs to finance the telephone construction program. These loan commitments have a weighted average annual interest rate of 5.49%.

     TDS reviews attractive opportunities to acquire additional telecommunications companies and wireless spectrum, which add value to the business. TDS, with U.S. Cellular and TDS Telecom, continues to assess the makeup of cellular and telephone holdings in order to maximize the benefits derived from clustering. At December 31, 2000, the Company had an agreement to acquire Chorus Communications Group, Ltd., for $195 million cash and the assumption of approximately $30 million of debt. Chorus serves 45,000 access lines and 30,000 internet customers primarily in Wisconsin. In addition, U.S. Cellular has an agreement to acquire a majority cellular interest (123,000 pops) for $56 million cash.

     On November 1, 2000 the United States Bankruptcy Court for the Western District of Wisconsin confirmed a plan of financial reorganization for Airadigm Communications, Inc., a Wisconsin-based wireless services provider. Under the terms of the plan of reorganization, TDS and an unrelated entity have committed to provide funding to meet certain obligations of Airadigm. Airadigm continues to operate as an independent company providing wireless services. Pursuant to the plan of reorganization, under certain circumstances and subject to the FCC's rules and regulations, TDS and the unrelated entity, or their respective designees, may each acquire certain personal communications services licenses for areas of Wisconsin and Iowa as well as other Airadigm assets. As of December 31, 2000, TDS had provided funding of $44.1 million to Airadigm. Under the plan of reorganization, TDS's portion of the funding could possibly aggregate up to an additional $140 million.

     U.S. Cellular is a limited partner in Black Crow Wireless L.P., which was a successful bidder for 17 licenses in 13 markets in the most recent FCC spectrum auction. The cost for the 17 licenses amounted to $283.9 million. As a result of its 85% economic interest in Black Crow, U.S. Cellular, as of December 31, 2000, has contributed a total of $8.9 million in capital, loaned $41.7 million to the partnership and loaned $563,000 to the general partner of Black Crow. The exact nature of U.S. Cellular's financial commitment going forward will be developed as the partnership develops its long-term business and financing plans. U.S. Cellular is committed to contributing capital along the lines of its partnership interest, and has committed to loan the general partner up to $20 million. U.S. Cellular has no other loan commitments, but it is possible that U.S. Cellular will provide guarantees or other financial undertakings to support Black Crow's efforts at raising debt financing.

     On July 24, 2000, Deutsche Telekom AG announced a proposed merger of VoiceStream with Deutsche Telekom. The proposed merger calls for the exchange of
3.2 shares of Deutsche Telekom and $30 for each share of VoiceStream owned (subject to certain adjustments and proration). Based on the price of Deutsche Telekom shares and the euro to U.S. dollar exchange rate as of February 7, 2001, among other factors, it is likely that VoiceStream stockholders would receive for each VoiceStream common share approximately 3.4837 Deutsche Telekom shares and $21.36 in cash. The merger is subject to regulatory approvals and other conditions, including shareholder approval. VoiceStream stockholders holding over 50% of the voting power of the VoiceStream common stock, including TDS, have agreed to vote for the merger. Prior to the completion of the merger, VoiceStream anticipates paying a stock dividend of 0.0075 of a VoiceStream common share for each common share outstanding. Based on the forgoing, upon completion of the merger, TDS would receive approximately 125 million Deutsche Telekom shares and $400-$500 million in cash, after taxes. These amounts are subject to change due to changes in the Deutsche Telekom share price and the euro to U.S. dollar exchange rate. The merger is anticipated to close in the second quarter of 2001.

     TDS holds various investments in publicly traded companies valued at $4.1 billion as of December 31, 2000. These assets are held for investment purposes and are classified for financial reporting purposes as available-for-sale securities. TDS may purchase additional shares, sell or transfer shares in public or private transactions and/or may enter into privately negotiated derivative transactions to hedge the market risk of some or all of its positions in the securities.

     Management believes that internal cash flow and funds available from cash and cash equivalents, and line of credit arrangements provide sufficient financial resources to finance its capital and business development and expansion expenditures. TDS and its subsidiaries have access to public and private capital markets to help meet its long-term financing needs. TDS and its subsidiaries anticipate accessing public and private capital markets to issue debt and equity securities only when and if capital requirements, financial market conditions and other factors warrant.

Market Risk

TDS is subject to market rate risks due to fluctuations in interest rates and equity markets. The majority of TDS's debt is in the form of long-term, fixed-rate notes, convertible debt, debentures and trust securities with original maturities ranging up to 40 years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such instruments. TDS has not entered into financial derivatives to reduce its exposure to interest rate risks. The annual requirements for principal payments on long-term debt are approximately $15.6 million, $16.3 million, $47.6 million, $24.4 million and $44.5 million for the years 2001 through 2005, respectively, and $1.29 billion for years after 2005. The average interest rates of this debt are 7.29%, 7.29%, 8.39%, 7.79% and 8.35% for the years 2001 through 2005, respectively, and 7.03% thereafter. The aggregate principal payments on long-term debt were $1.44 billion at December 31, 2000 and $1.74 billion at December 31, 1999, the estimated fair value was $1.37 billion and $1.65 billion, respectively, and the average interest rate on the debt was 7.14% and 6.93%, respectively. The fair value was estimated using market price for the U.S. Cellular LYONs and discounted cash flow analysis for the remaining debt. The trust securities instruments totaling $300 million, with an average interest rate of 8.27%, are due in 2037 and 2038. The fair value of the trust securities was $279.0 million and $246.8 million based upon the market price at December 31, 2000 and 1999, respectively.

     TDS maintains a portfolio of available-for-sale marketable equity securities. The market value of these investments aggregated $4.12 billion at December 31, 2000 and $843.3 million at December 31, 1999. A hypothetical 10% decrease in the share prices of these investments would result in a $412.2 million decline in the market value of the investments in 2000.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
SAFE HARBOR CAUTIONARY STATEMENT

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND OTHER SECTIONS OF THIS ANNUAL REPORT CONTAIN STATEMENTS THAT ARE NOT BASED ON HISTORICAL FACT, INCLUDING THE WORDS "BELIEVES", "ANTICIPATES", "INTENDS", "EXPECTS" AND SIMILAR WORDS. THESE STATEMENTS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, EVENTS OR DEVELOPMENTS TO BE SIGNIFICANTLY DIFFERENT FROM ANY FUTURE RESULTS, EVENTS OR DEVELOPMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE:

- GENERAL ECONOMIC AND BUSINESS CONDITIONS, BOTH NATIONALLY AND IN THE REGIONS IN WHICH TDS OPERATES,

-    TECHNOLOGY CHANGES,

-    COMPETITION,

-    CHANGES IN BUSINESS STRATEGY OR DEVELOPMENT PLANS,

-    CHANGES IN GOVERNMENTAL REGULATION,

-    PENDING AND FUTURE LITIGATION, AND

- CHANGES IN GROWTH IN CELLULAR CUSTOMERS, PENETRATION RATES, CHURN RATES, ROAMING RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN OUR MARKETS.

     TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

     TELEPHONE AND DATA SYSTEMS, INC.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                              2000           1999           1998
-----------------------------------------------------------------------------------------------------------------------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
     U.S. Cellular                                                             $1,716,640     $1,576,429     $1,315,535
     TDS Telecom                                                                  610,216        545,917        488,104
                                                                               ----------------------------------------
                                                                                2,326,856      2,122,346      1,803,639
                                                                               ----------------------------------------
OPERATING EXPENSES
     U.S. Cellular                                                              1,424,327      1,320,587      1,139,460
     TDS Telecom                                                                  482,463        431,366        393,692
                                                                               ----------------------------------------
                                                                                1,906,790      1,751,953      1,533,152
                                                                               ----------------------------------------
OPERATING INCOME FROM ONGOING OPERATIONS                                          420,066        370,393        270,487
American Paging Operating (Loss)                                                       --             --        (11,406)
                                                                               ----------------------------------------
OPERATING INCOME                                                                  420,066        370,393        259,081
                                                                               ----------------------------------------
INVESTMENT AND OTHER INCOME (EXPENSE)
     Interest and dividend income                                                  15,637          8,708         10,070
     Investment income                                                             38,723         31,324         40,774
     Amortization of costs related to minority investments                        (10,258)       (12,927)       (11,395)
     Gain on cellular and other investments                                        15,716        345,938        262,698
     Other (expense), net                                                          (8,082)       (11,198)       (35,435)
                                                                               ----------------------------------------
                                                                                   51,736        361,845        266,712
                                                                               ----------------------------------------
INCOME BEFORE INTEREST AND INCOME TAXES                                           471,802        732,238        525,793
Interest expense                                                                  100,559         99,984        108,371
Minority interest in income of subsidiary trust                                    24,810         24,810         23,504
                                                                               ----------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  AND MINORITY INTEREST                                                           346,433        607,444        393,918
Income tax expense                                                                149,481        251,001        161,235
                                                                               ----------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST                        196,952        356,443        232,683
Minority share of income                                                          (51,425)       (65,117)       (47,461)
                                                                               ----------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                 145,527        291,326        185,222
                                                                               ----------------------------------------
DISCONTINUED OPERATIONS
     Gain on disposal of Aerial, net of tax                                     2,125,787             --             --
     Loss from operations of Aerial, net of tax                                        --       (111,492)      (106,965)
                                                                               ----------------------------------------
                                                                                2,125,787       (111,492)      (106,695)
                                                                               ----------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                                             2,271,314        179,834         78,257
EXTRAORDINARY ITEM-LOSS ON EXTINGUISHMENT OF DEBT, NET OF MINORITY INTEREST       (30,471)            --             --
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX AND MINORITY INTEREST           (3,841)            --             --
                                                                               ----------------------------------------
NET INCOME                                                                      2,237,002        179,834         78,257
Preferred Dividend Requirement                                                       (504)        (1,147)        (1,651)
                                                                               ----------------------------------------
NET INCOME AVAILABLE TO COMMON                                                 $2,236,498     $  178,687     $   76,606
=======================================================================================================================
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (000S)                                   59,922         61,436         60,982
BASIC EARNINGS PER SHARE
     Income from Continuing Operations                                         $     2.42     $     4.72     $     3.01
     Net Income available to Common                                                 37.32           2.91           1.26
=======================================================================================================================
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (000S)                                 60,636         62,376         61,937
DILUTED EARNINGS PER SHARE
     Income from Continuing Operations                                         $     2.39     $     4.65     $     2.99
     Net Income available to Common                                                 36.88           2.87           1.26
=======================================================================================================================
DIVIDENDS PER SHARE                                                            $      .50     $      .46     $      .44
=======================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

     TELEPHONE AND DATA SYSTEMS, INC.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31,                                                             2000          1999          1998
--------------------------------------------------------------------------------------------------------------------
                                                                                       (DOLLARS IN THOUSANDS)
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES
     Income from continuing operations                                         $ 145,527     $ 291,326     $ 185,222
     Add (Deduct) adjustments to reconcile income from continuing operations to net cash provided by operating activities
          Depreciation and amortization                                          399,143       353,322       326,077
          Deferred income taxes, net                                                (370)      175,047        92,105
          Investment income                                                      (38,723)      (31,324)      (40,774)
          Minority share of income                                                51,425        65,117        47,461
          Gain on cellular and other investments                                 (15,716)     (345,938)     (262,698)
          Noncash interest expense                                                16,448        18,297        20,189
          Other noncash expense                                                   34,742        29,011        30,090
          Proceeds from litigation settlement                                     42,457            --            --
     Changes in assets and liabilities from operations
          Change in accounts receivable                                          (14,619)      (50,417)      (37,840)
          Change in materials and supplies                                       (18,786)      (13,436)       (3,897)
          Change in accounts payable                                              59,550       (22,421)       75,940
          Change in accrued taxes                                                 56,303       (17,051)       19,017
          Change in other assets and liabilities                                  38,041        28,299        15,376
                                                                               -------------------------------------
                                                                                 755,422       479,832       466,268
                                                                               -------------------------------------

CASH FLOWS FROM CONTINUING INVESTING ACTIVITIES
     Capital expenditures                                                       (456,019)     (399,631)     (463,543)
     Acquisitions, net of cash acquired                                         (149,618)      (31,323)     (120,455)
     Increase in notes receivable                                                (97,384)           --            --
     Proceeds from investment sales                                               72,973       120,000       130,957
     Distributions from unconsolidated entities                                   34,834        26,061        28,912
     Change in temporary investments and marketable non-equity securities          8,391         9,484        34,740
     Investments in and advances to investment entities and license costs        (13,044)        5,497          (185)
     Other investing activities                                                   (5,792)      (15,438)      (24,692)
                                                                               -------------------------------------
                                                                                (605,659)     (285,350)     (414,266)
                                                                               -------------------------------------

CASH FLOWS FROM CONTINUING FINANCING ACTIVITIES
     Change in notes payable                                                     499,000      (170,889)     (356,698)
     Issuance of long-term debt                                                    2,209         9,902       202,277
     Trust preferred securities                                                       --            --       144,880
     Repayments of long-term debt                                                (17,096)      (22,131)      (16,454)
     Repurchase of TDS Common Shares                                            (290,069)      (69,014)           --
     Repurchase of U.S. Cellular Common Shares                                  (223,847)           --            --
     Repurchase and conversion of LYONs                                          (99,356)           --            --
     Dividends paid                                                              (30,472)      (29,391)      (28,490)
     Other financing activities                                                    4,440         9,001        (9,284)
                                                                               -------------------------------------
                                                                                (155,191)     (272,522)      (63,769)
                                                                               -------------------------------------

CASH FLOWS FROM DISCONTINUED OPERATIONS                                           (6,563)      143,911        10,910
                                                                               -------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             (11,991)       65,871          (857)

CASH AND CASH EQUIVALENTS
     Beginning of period                                                         111,010        45,139        45,996
                                                                               -------------------------------------
     End of period                                                             $  99,019     $ 111,010     $  45,139
====================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

     TELEPHONE AND DATA SYSTEMS, INC.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS -- ASSETS
--------------------------------------------------------------------------------


DECEMBER 31,                                                                                 2000          1999
-----------------------------------------------------------------------------------------------------------------
                                                                                          (DOLLARS IN THOUSANDS)
CURRENT ASSETS
     Cash and cash equivalents                                                           $   99,019    $  111,010
     Temporary investments                                                                    3,616         4,983
     Accounts receivable
          Due from customers, less allowance of $13,664 and $10,525, respectively           189,078       175,623
          Other, principally connecting companies                                           148,407       141,402
     Materials and supplies, at average cost                                                 61,450        39,880
     Other current assets                                                                    25,530        35,110
                                                                                         ------------------------
                                                                                            527,100       508,008
                                                                                         ------------------------


INVESTMENTS
     Marketable equity securities                                                         4,121,904       843,280
     Intangible Assets
          Cellular license costs, net of amortization                                     1,167,776     1,174,964
          Telephone franchise and other costs in excess of the underlying
            book value of subsidiaries, net of amortization                                 203,532       177,677
     Investments in unconsolidated entities                                                 233,710       253,811
     Notes receivable                                                                       128,707        10,736
     Other investments                                                                       13,588        18,102
                                                                                         ------------------------
                                                                                          5,869,217     2,478,570
                                                                                         ------------------------


PROPERTY, PLANT AND EQUIPMENT, NET
     U.S. Cellular                                                                        1,265,347     1,206,467
     TDS Telecom                                                                            920,678       889,422
                                                                                         ------------------------
                                                                                          2,186,025     2,095,889


OTHER ASSETS AND DEFERRED CHARGES                                                            52,267        56,216
                                                                                         ------------------------

NET ASSETS OF DISCONTINUED OPERATIONS                                                            --       258,793
                                                                                         ------------------------
                                                                                         $8,634,609    $5,397,476
=================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

TELEPHONE AND DATA SYSTEMS, INC.
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS -- LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

DECEMBER 31,                                                                         2000           1999
--------------------------------------------------------------------------------------------------------
                                                                                 (DOLLARS IN THOUSANDS)
CURRENT LIABILITIES
     Current portion of long-term debt                                         $   15,639     $   14,967
     Notes payable                                                                499,000             --
     Accounts payable                                                             275,901        206,937
     Advance billings and customer deposits                                        61,958         43,965
     Accrued interest                                                              24,912         23,492
     Accrued taxes                                                                 17,904         19,773
     Accrued compensation                                                          52,314         35,939
     Other current liabilities                                                     36,783         24,599
                                                                               -------------------------
                                                                                  984,411        369,672
                                                                               -------------------------


DEFERRED LIABILITIES AND CREDITS
     Net deferred income tax liability                                          1,756,217        438,956
     Postretirement benefits obligation other than pensions                         8,627          8,611
     Other                                                                         37,363         33,436
                                                                               -------------------------
                                                                                1,802,207        481,003
                                                                               -------------------------


LONG-TERM DEBT, excluding current portion                                       1,172,987      1,279,877
                                                                               -------------------------


MINORITY INTEREST in subsidiaries                                                 431,110        509,658
                                                                               -------------------------


COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
  SUBSIDIARY TRUST HOLDING SOLELY COMPANY SUBORDINATED DEBENTURES (a)             300,000        300,000
                                                                               -------------------------


PREFERRED SHARES                                                                    7,827          9,005
                                                                               -------------------------


COMMON STOCKHOLDERS' EQUITY
     Common Shares, par value $.01 per share;
       authorized 100,000,000 shares; issued and outstanding
       55,524,000 and 55,412,000 shares, respectively                                 555            554
     Series A Common Shares, par value $.01 per share;
       authorized 25,000,000 shares; issued and outstanding
       6,880,000 and 6,959,000 shares, respectively                                    69             70
     Capital in excess of par value                                             1,816,619      1,897,402
     Treasury Shares, at cost, 3,716,000 and 1,237,000 shares, respectively      (383,501)      (102,975)
     Accumulated other comprehensive income (loss)                               (178,344)       179,071
     Retained earnings                                                          2,680,669        474,139
                                                                               -------------------------
                                                                                3,936,067      2,448,261
                                                                               -------------------------
                                                                               $8,634,609     $5,397,476
========================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

(a) AS DESCRIBED IN NOTE 15, THE SOLE ASSET OF TDS CAPITAL I IS $154.6 MILLION PRINCIPAL AMOUNT OF 8.5% SUBORDINATED DEBENTURES DUE 2037 FROM TDS, AND THE SOLE ASSET OF TDS CAPITAL II IS $154.6 MILLION PRINCIPAL AMOUNT OF 8.04% SUBORDINATED DEBENTURES DUE 2038 FROM TDS.

     TELEPHONE AND DATA SYSTEMS, INC.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                                        Accumulated
                                                                                                              Other
                                                                                                            Compre-
                                                   Series A     Capital in                     Compre-      hensive
                                         Common      Common      Excess of     Treasury        hensive       Income       Retained
                                         Shares      Shares      Par Value       Shares         Income       (Loss)       Earnings
----------------------------------------------------------------------------------------------------------------------------------
                                                                      (DOLLARS IN THOUSANDS)
BALANCE, DECEMBER 31, 1997             $ 54,443     $ 6,936     $1,664,248     $(30,682)               $        683     $  273,929
Comprehensive Income
     Net Income                              --          --             --           --     $   78,257           --         78,257
     Net unrealized gains on
       securities                            --          --             --           --         74,926       74,926             --
                                                                                            ----------
     Comprehensive Income                                                                   $  153,183
                                                                                            ==========
Dividends
     Common and Series A Common
       Shares                                --          --             --           --                          --        (26,850)
     Preferred Shares                        --          --             --           --                          --         (1,640)
Recapitalization                        (53,899)     (6,867)        60,766           --                          --             --
Acquisitions                                  2          --         10,025           --                          --             --
Dividend reinvestment, incentive
  and compensation plans                      1          --          2,029        1,243                          --             --
Conversion of Preferred Shares                3          --          6,284           --                          --             --
Gain on sale of subsidiary stock             --          --        148,357           --                          --             --
Other                                        --          --         (8,999)          --                          --             --
                                       -------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                  550          69      1,882,710      (29,439)                     75,609        323,696
Comprehensive Income
     Net Income                              --          --             --           --     $  179,834           --        179,834
     Net unrealized gains on
       securities                            --          --             --           --        103,462      103,462             --
                                                                                            ----------
     Comprehensive Income                                                                   $  283,296
                                                                                            ==========
Dividends
     Common and Series A Common
       Shares                                --          --             --           --                          --        (28,290)
     Preferred Shares                        --          --             --           --                          --         (1,101)
Repurchase Common Shares                     --          --             --      (80,457)                         --             --
Dividend reinvestment, incentive
  and compensation plans                      1           1            177        6,921                          --             --
Conversion of Preferred Shares                3          --         17,273           --                          --             --
Other                                        --          --         (2,758)          --                          --             --
                                       -------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                  554          70      1,897,402     (102,975)                    179,071        474,139
Comprehensive Income
     Net Income                              --          --             --           --     $2,237,002           --      2,237,002
     Net unrealized losses on
       securities                            --          --             --           --       (357,415)    (357,415)            --
                                                                                            ----------
     Comprehensive Income                                                                   $1,879,587
                                                                                            ==========
Dividends
     Common and Series A Common
       Shares                                --          --             --           --                          --        (29,904)
     Preferred Shares                        --          --             --           --                          --           (568)
Repurchase Common Shares                     --          --             --     (287,732)                         --             --
Dividend reinvestment, incentive
  and compensation plans                     --          --          5,787        7,206                          --             --
Conversion of Series A and
  Preferred Shares                            1          (1)           393           --                          --             --
Adjust investment in Subsidiary
  for Common Share Issuances and
  Repurchases                                --          --        (86,549)          --                          --             --
Other                                        --          --           (414)          --                          --             --
                                       -------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000             $    555     $    69     $1,816,619     $(383,501)              $   (178,344)    $2,680,669
==================================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company which provided high-quality telecommunications services to approximately
3.8 million cellular telephone and telephone customers in 34 states at December 31, 2000. The Company conducts substantially all of its wireless telephone operations through its 82.4%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular") and its telephone operations through its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom").

     See Note 21 -- Business Segment Information for summary financial information on each business segment.

Principles of Consolidation

The accounting policies of TDS conform to generally accepted accounting principles. The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries since acquisition and the cellular partnerships in which TDS has a majority general partnership interest. All material intercompany items have been eliminated.

     TDS includes as investments in subsidiaries the value of the consideration given and all direct and incremental costs relating to acquisitions accounted for as purchases. All costs relating to unsuccessful negotiations for acquisitions are charged to expense.

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

     Outstanding checks in excess of cash balances totaled $35.3 million and $37.6 million at December 31, 2000 and 1999, respectively, and are classified as Accounts payable in the Consolidated Balance Sheets. Sufficient funds were available to fund these outstanding checks when presented for payment.

     TDS has cash management arrangements with its subsidiaries under which the subsidiaries may from time to time deposit excess cash with TDS for investment under TDS's cash management program.

Notes Receivable

The Notes receivable reflect primarily loans to Airadigm Communications, Inc. ($44.1 million), Black Crow Wireless, L.P. ($41.7 million), and Kington Management Corporation ($37.3 million). The notes range in length from one to twelve years and bear interest at rates from six to eleven percent. The notes have a weighted average interest rate of 9.1% and average life of 7.5 years at December 31, 2000. The carrying amount reported in the balance sheet for Notes receivable approximates their fair value.

Revenue Recognition

Revenues from cellular operations primarily consist of charges to customers for monthly access, airtime, data usage, vertical services, roaming charges, long-distance charges and equipment sales. Revenues are recognized as services are rendered. Beginning in 2000, certain activation and reconnection fees are recognized over average customer service periods. Unbilled revenues, resulting from service provided from the billing cycle date to the end of each month and from other cellular carriers' customers using U.S. Cellular's cellular systems for the last half of each month, are estimated and recorded. Equipment sales are recognized upon delivery to the customer.

     TDS's telephone subsidiaries participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by toll revenue and/or access charges within state jurisdiction and by access charges in the interstate market. Revenues earned through the various pooling processes are initially recorded based on TDS Telecom's estimates.

     Effective January 1, 2000, U.S. Cellular changed its method of accounting for certain activation and reconnect fees charged to its customers when initiating service through its retail and direct channels or when resuming service after suspension. This accounting change is in compliance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Based upon the new guidance, U.S. Cellular recognizes these fees as revenue ratably over the average customer service periods (ranging from six to 48 months). Prior to implementing SAB No. 101, U.S. Cellular recorded these fees as operating revenues in the period they were charged to the customer. SAB No. 101 had no effect on the operating results of TDS Telecom. The Company recorded a one-time, non-cash earnings reduction of $3.8 million, net of taxes of $3.7 million and minority interest of $820,000, or $.06 per basic or diluted share, to reflect the cumulative effect of the accounting change on periods prior to 2000.

     Results for the first three quarters of 2000 have been restated to reflect the effect of this change resulting in a decrease to operating revenues and operating income of $504,000, $1.0 million and $2.0 million in the quarters ended March 31, June 30 and September 30, 2000, respectively. Net income from continuing operations decreased by $245,000, $487,000 and $939,000 in the quarters ended March 31, June 30 and September 30, 2000, respectively. Basic and diluted earnings per share decreased by $.01 and $.02 in the quarters ended June 30 and September 30, 2000, respectively. There was no effect on earnings per share in the quarter ended March 31, 2000.

     Had results been restated in prior years, the effect of this change would have been to decrease operating revenues and operating income by $4.5 million and $4.1 million in 1999 and 1998, respectively. Net income from continuing operations would have been decreased by $1.5 million and $2.1 million in 1999 and 1998, respectively. Basic and diluted earnings per share would have decreased by $.03 and $.04 in 1999, respectively and $.04 in 1998.

     Pursuant to SAB No. 101, operating revenues include charges to U.S. Cellular's retail customers when they use systems other than their local systems. Prior to implementing SAB No. 101, these charges were included as an offset to operating expenses. Operating revenues for 1999 and 1998 have been changed to reflect the current period presentation. The effect of this change was to increase operating revenues by $144.9 million, $159.2 million and $153.1 million in 2000, 1999 and 1998, respectively. There was no effect on operating income.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense totaled $77.0 million, $69.0 million and $58.0 million in 2000, 1999, and 1998, respectively.

Recent Accounting Pronouncements

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, was effective January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that entities recognize all derivatives as either assets or liabilities at fair market value on the balance sheet. The implementation of SFAS No. 133 will have no material effect on the results of operations or financial position of the Company.

2    INCOME TAXES

TDS files a consolidated federal income tax return. Income tax provisions charged to net income from continuing operations are summarized as follows.

YEAR ENDED DECEMBER 31,               2000         1999        1998
-------------------------------------------------------------------
                                        (DOLLARS IN THOUSANDS)
Current
     Federal                      $126,596     $ 61,261    $ 54,717
     State                          23,255       14,693      14,413
Deferred
     Federal                         6,196      149,752      77,766
     State                          (6,566)      25,295      15,189
Amortization of deferred
  investment tax credits                --           --        (850)
                                  ---------------------------------
Total income tax expense
  for continuing operations       $149,481     $251,001    $161,235
===================================================================

     Investment tax credits resulting from investments in telephone plant and equipment were deferred and were amortized over the service lives of the related property.

     A reconciliation of TDS's effective income tax rate for continuing operations and the statutory federal income tax rate is as follows.

YEAR ENDED DECEMBER 31,                  2000      1999       1998
------------------------------------------------------------------
Statutory federal
  income tax rate                        35.0%     35.0%     35.0%
State income taxes,
  net of federal benefit                  3.1       4.2       4.3
Amortization of license
  acquisition costs and costs
  in excess of book value                 1.3        .7       1.0
Amortization of deferred
  investment tax credits                   --        --       (.2)
Effects of companies
  not included in consolidated
  federal tax return                      (.4)      (.1)       --
Sale of cellular interests                3.3        --        .7
Resolution of prior
  period tax issues                       1.0       1.5        --
Other differences, net                    (.2)       --        .1
                                         ------------------------
Effective income tax rate
  for continuing operations              43.1%     41.3%     40.9%
=================================================================

     Income tax provisions charged to net income are summarized as follows.

YEAR ENDED DECEMBER 31,                 2000        1999        1998
--------------------------------------------------------------------
                                        (DOLLARS IN THOUSANDS)
Current
     Federal                      $   85,149    $  3,312    $  9,872
     State                            16,642       6,060      10,076
Deferred
     Federal                       1,299,481     179,343      25,270
     State                           234,081      31,528      11,080
Amortization of deferred
  investment tax credits                  --          --        (850)
                                  ----------------------------------
Total income tax expense          $1,635,353    $220,243    $ 55,448
====================================================================

     Deferred income taxes are provided for the temporary differences between the amount of the Company's assets and liabilities for financial reporting purposes and their tax basis.

     The Company's current net deferred tax assets totaled $3.4 million and $2.8 million as of December 31, 2000 and 1999, respectively. The net current deferred tax asset primarily represents the deferred tax effects of the allowance for customer receivables.

     The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities are as follows.

DECEMBER 31,                                      2000         1999
-------------------------------------------------------------------
                                          (DOLLARS IN THOUSANDS)
Deferred Tax Asset
     Alternative minimum tax
       credit carry forward                 $   78,849     $ 33,745
     Partnership investments                    69,738       36,335
     Net operating loss carryforwards           35,032      132,131
     Taxes on acquisitions                      32,782       32,782
     Postretirement benefits                     3,411        3,400
     Other                                       7,794        7,232
                                            -----------------------
                                               227,606      245,625
Less valuation allowance                       (26,509)     (25,079)
                                            -----------------------
Total Deferred Tax Asset                       201,097      220,546
                                            -----------------------
Deferred Tax Liability
     Marketable equity securities            1,677,828      389,387
     Property, plant and equipment             184,248      190,294
     Licenses                                   95,238       79,821
                                            -----------------------
Total Deferred Tax Liability                 1,957,314      659,502
                                            -----------------------
     Net Deferred Income Tax Liability      $1,756,217     $438,956
===================================================================

     At December 31, 2000, TDS had $78.8 million of federal alternative minimum tax credit carryforward available to offset regular income tax payable in future years. TDS and certain subsidiaries had $445.2 million of state net operating loss carryforward (generating a $35.0 million deferred tax asset) at December 31, 2000, expiring between 2001 and 2020, which is available to offset future taxable income primarily of the individual subsidiaries which generated the loss. A valuation allowance was established for the state operating loss carryforwards since it is more likely than not that a portion will expire before such carryforwards can be utilized.

     The financial reporting basis of the marketable equity securities was greater than the tax basis at the date of acquisition, generating a $1,792.0 million deferred tax liability. The value of the marketable equity securities has declined since acquisition, resulting in a $114.2 million decrease in the deferred tax liability.

     Included in Cellular license costs, Telephone franchise and other costs, and Investments in unconsolidated entities is goodwill related to various acquisitions structured to be tax-free aggregating $254 million, $142 million, and $59 million, respectively, at December 31, 2000, and $240 million, $123 million, and $12 million, respectively, at December 31, 1999. No deferred taxes have been provided on this goodwill.

3    DISCONTINUED OPERATIONS

In September of 1999, the Board of Directors of TDS approved a plan of merger between Aerial Communications, Inc. ("Aerial"), its then over 80%-owned personal communications services company, and VoiceStream Wireless Corporation ("VoiceStream"). The merger closed on May 4, 2000. As a result of the merger, Aerial shareholders received 0.455 VoiceStream common shares for each share of Aerial stock they owned. TDS received 35,570,493 shares of VoiceStream common stock valued at $3.90 billion at closing. TDS recognized a gain of approximately $2.13 billion, net of $1.48 billion in taxes, on this transaction. TDS had a basis in Aerial of $287.8 million, including deferred losses of $75.9 million from September 17, 1999 to May 4, 2000. TDS was released from its guarantees of Aerial's long-term debt at the closing of the merger. In addition, the net settlement of intercompany amounts due from/to Aerial was repaid to TDS at the closing of the merger.

     Net assets of discontinued operations were as follows.

DECEMBER 31,                                         1999
---------------------------------------------------------
                                   (DOLLARS IN THOUSANDS)
Current Assets
     Cash and temporary investments              $  5,261
     Accounts receivable                           32,223
     Other current assets                          13,901

Broadband PCS license costs, net                  303,913
Property, plant and equipment                     619,913
Other assets and deferred charges                   3,467

Current Liabilities
     Current portion vendor credit agreement     (103,765)
     Accounts payable and other                   (57,057)

Deferred income tax liability                    (119,989)

Long-term debt                                   (250,846)

Minority interest in subsidiaries                (226,348)

Losses deferred after measurement date             38,120
                                                 --------
                                                 $258,793
=========================================================

     Summarized income statement information relating to discontinued operations, excluding any corporate charges and intercompany interest expense, is as follows.

YEAR ENDED DECEMBER 31,                2000          1999          1998
-----------------------------------------------------------------------
                           (DOLLARS IN THOUSANDS)
Revenues                          $  94,463     $ 225,501     $ 155,154

Expenses                            164,148       435,509       435,139
                                  -------------------------------------
Operating (Loss)                    (69,685)     (210,008)     (279,985)

Minority share of loss               33,459        21,369        75,974

Other (expense) income              (29,533)       (6,504)        9,248

Interest expense                     (8,605)      (22,119)      (17,989)
                                  -------------------------------------

(Loss) Before Income Taxes          (74,364)     (217,262)     (212,752)

Income tax (benefit)                (36,624)      (67,650)     (105,787)
                                  -------------------------------------

Net (Loss)                          (37,740)     (149,612)     (106,965)

Losses deferred after
  measurement date                   37,740        38,120            --
                                  -------------------------------------

Net (Loss) from
  Discontinued Operations         $      --     $(111,492)    $(106,965)
================================================================================

     Summarized cash flow statement information relating to discontinued operations is as follows.

YEAR ENDED DECEMBER 31,             2000        1999          1998
--------------------------------------------------------------------------------
                                          (DOLLARS IN THOUSANDS)
Cash flows from
  operating activities            $(55,851)    $(62,633)    $(110,106)

Cash flows from
  investing activities             (17,325)     (32,351)      (80,054)
Cash flows from
  financing activities             108,180      239,213       201,001
                                  -----------------------------------

Cash provided (used) by
  discontinued operations           35,004      144,229        10,841

(Increase) decrease in cash
  included in Net Assets of
  Discontinued Operations          (41,567)        (318)           69
                                  -----------------------------------

Cash flows from
  discontinued operations         $ (6,563)    $143,911     $  10,910
================================================================================

4    EXTRAORDINARY ITEM

During 2000, U.S. Cellular repurchased a total of $63.6 million carrying value of its Liquid Yield Option Notes ("LYONs") for cash totaling $99.4 million. These repurchases resulted in an extraordinary loss of $30.5 million, net of minority interest of $6.4 million, or $.51 per basic and diluted share. There were no income tax benefits due to the conversion feature associated with these LYONs.

5    EARNINGS PER SHARE

The amounts used in computing Earnings per Share from Continuing Operations and the effect on income and the weighted average number of Common and Series A Common Shares of dilutive potential common stock are as follows.

YEAR ENDED DECEMBER 31,                 2000            1999            1998
----------------------------------------------------------------------------
                                            (DOLLARS IN THOUSANDS)
Income from
  Continuing Operations           $  145,527     $   291,326     $   185,222
Preferred Dividend
  Requirement                           (504)         (1,147)         (1,651)
                                  ------------------------------------------
Income from
  Continuing Operations
  Available to Common
  used in Basic Earnings
  per Share                          145,023         290,179         183,571
Discontinued Operations
  Gain on disposal                 2,125,787              --              --
Loss from operations                      --        (111,492)       (106,965)
Extraordinary item-loss
  on extinguishment of debt          (30,471)             --              --
Cumulative effect of
  accounting change                   (3,841)             --              --
                                  ------------------------------------------
Net Income Available to
  Common used in Basic
  Earnings per Share              $2,236,498     $   178,687     $    76,606
                                  ==========================================
Income from
  Continuing Operations
  Available to Common
  used in Basic Earnings
  per Share                       $  145,023     $   290,179     $   183,571
Reduction in preferred
  dividends if Preferred
  Shares converted into
  Common Shares                          446           1,031           1,513
Minority income adjustment(1)           (798)           (937)            (92)
                                  ------------------------------------------
Income Available to
  Common from Continuing
  Operations used in Diluted
  Earnings per Share                 144,671         290,273         184,992
Discontinued Operations
  Gain on disposal                 2,125,787              --              --
  Loss from operations                    --        (111,492)       (106,965)
Extraordinary item-loss
  on extinguishment of debt          (30,471)             --              --
Cumulative effect of
  accounting change                   (3,841)             --              --
                                  ------------------------------------------
Net Income Available to
  Common used in Diluted
  Earnings per Share              $2,236,146     $   178,781     $    78,027
============================================================================

(1) THE MINORITY INCOME ADJUSTMENT REFLECTS THE ADDITIONAL MINORITY SHARE OF U.S. CELLULAR'S INCOME COMPUTED AS IF ALL OF U.S. CELLULAR'S ISSUABLE SECURITIES WERE OUTSTANDING.

YEAR ENDED DECEMBER 31,              2000      1999      1998
-------------------------------------------------------------
                                     (SHARES IN THOUSANDS)
Weighted Average Number
  of Common Shares used in
  Basic Earnings per Share         59,922    61,436    60,982

Effect of Dilutive Securities:
     Common Shares
       outstanding if Preferred
       Shares converted(1)            206       550       820
     Stock options(2)                 498       377       122
     Common Shares issuable            10        13        13
                                   --------------------------
Weighted Average Number
  of Common Shares
  used in Diluted
  Earnings per Share               60,636    62,376    61,937
=============================================================

(1) PREFERRED SHARES CONVERTIBLE INTO 54,540 COMMON SHARES IN 2000 WERE NOT INCLUDED IN COMPUTING DILUTED EARNINGS PER SHARE BECAUSE THEIR EFFECTS WERE ANTIDILUTIVE.

(2) STOCK OPTIONS CONVERTIBLE INTO 568,810 COMMON SHARES IN 2000 WERE NOT INCLUDED IN COMPUTING DILUTED EARNINGS PER SHARE BECAUSE THEIR EFFECTS WERE ANTIDILUTIVE.

YEAR ENDED DECEMBER 31,                        2000         1999         1998
-----------------------------------------------------------------------------
Basic Earnings per Share
     Continuing Operations
          Excluding Gains                   $  2.57      $  1.80      $   .96
          Gains(1)                             (.15)        2.92         2.05
                                            ---------------------------------
                                               2.42         4.72         3.01

     Discontinued Operations
          Gain on Disposal of Aerial          35.47           --           --
          Loss on Operations
            of Aerial                            --        (1.81)       (1.75)

     Extraordinary Item-loss on
       extinguishment of debt                  (.51)          --           --

     Cumulative effect of
       accounting change                       (.06)          --           --
                                            ---------------------------------
                                            $ 37.32      $  2.91      $  1.26
                                            =================================
Diluted Earnings per Share
     Continuing Operations
          Excluding Gains                   $  2.54      $  1.78      $   .96
          Gains(1)                             (.15)        2.87         2.03
                                            ---------------------------------
                                               2.39         4.65         2.99

     Discontinued Operations
          Gain on Disposal of Aerial          35.06           --           --
          Loss on Operations
            of Aerial                            --        (1.78)       (1.73)

     Extraordinary Item-loss on
       extinguishment of debt                  (.51)          --           --

     Cumulative effect of
       accounting change                       (.06)          --           --
                                            ---------------------------------
                                            $ 36.88      $  2.87      $  1.26
================================================================================

(1) INCOME FROM CONTINUING OPERATIONS AND BASIC AND DILUTED EARNINGS PER SHARE WERE SIGNIFICANTLY AFFECTED BY GAINS FROM CELLULAR AND OTHER INVESTMENTS. IN 2000, THE GAIN ON CELLULAR AND OTHER INVESTMENTS WAS OFFSET BY INCOME TAXES ON SUCH GAINS RESULTING IN A NET LOSS.

6    MARKETABLE EQUITY SECURITIES

Marketable equity securities are classified as available-for-sale, and are stated at fair market value. Information regarding the Company's marketable equity securities is summarized as follows.

DECEMBER 31,                                      2000           1999
---------------------------------------------------------------------
                                           (DOLLARS IN THOUSANDS)
VoiceStream Wireless Corp.                  $3,579,281     $       --
  35,570,493 Common Shares

Vodafone AirTouch plc                          463,626        640,824
  12,945,915 ADRs

Illuminet Holdings, Inc.                        57,115        136,742
  2,490,012 Common Shares

Rural Cellular Corporation                      21,312         65,105
  719,396 equivalent Common Shares

Other                                              570            609
                                            -------------------------

Aggregate Fair Value                         4,121,904        843,280
Original Cost                                4,417,328        517,870
                                            -------------------------

Gross Unrealized Holding
  Gains (Losses)                              (295,424)       325,410
Tax Effect                                    (114,213)       130,616
                                            -------------------------

Unrealized Holding
  Gains (Losses), net of tax                  (181,211)       194,794
Minority Share of Unrealized
  Holding Gains (Losses)                        (2,867)        15,723
                                            -------------------------

Net Unrealized Holding Gains (Losses)       $ (178,344)    $  179,071
================================================================================

     On July 24, 2000, Deutsche Telekom AG announced a proposed merger of VoiceStream with Deutsche Telekom. The merger is subject to regulatory approvals and other conditions, including stockholder approval. VoiceStream stockholders holding over 50% of the voting power of the VoiceStream common stock, including TDS, have agreed to vote for the merger.

     Net unrealized holding gains and losses are included in Accumulated other comprehensive income (loss). Realized gains and losses are determined on the basis of specific identification. Cash proceeds from the sale or exchange of available-for-sale securities totaled $46.6 million in 1999 and $613,000 in 1998. Gross realized gains from the sale or exchange of available-for-sale securities totaled $327.1 million in 1999 and $300,000 in 1998.

7    INTANGIBLE ASSETS

Cellular license costs consist of costs incurred in acquiring Federal Communications Commission licenses to provide cellular service. These costs include amounts paid to license applicants and owners of interests in cellular entities awarded licenses and all direct and incremental costs relating to acquiring the licenses. These costs are capitalized and amortized through charges to expense over 40 years upon commencement of operations. Amortization amounted to $34.4 million, $34.3 million and $33.6 million in 2000, 1999 and 1998, respectively. Accumulated amortization of cellular license costs was $221.5 million and $190.7 million at December 31, 2000 and 1999, respectively.

     Telephone franchise and other costs include the costs in excess of the underlying book value of acquired telephone companies. Costs aggregating $248.4 million and $216.8 million at December 31, 2000 and 1999, respectively, relating to acquisitions since November 1, 1970, are being amortized on a straight-line basis over a 40-year period. Amortization amounted to $5.8 million, $5.3 million and $5.3 million in 2000, 1999 and 1998, respectively. Accumulated amortization of excess cost was $51.4 million and $45.6 million at December 31, 2000 and 1999, respectively. Costs in excess of the underlying book value relating to acquisitions initiated before November 1, 1970, aggregating $6.5 million, are not being amortized.

8    INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consists of investments where the Company holds a less than 50% ownership interest and where a quoted share price is not available. The Company follows the equity method of accounting, which recognizes TDS's proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, where the Company's ownership interest equals or exceeds 20% for corporations and 3% for partnerships ($211.2 million and $243.6 million at December 31, 2000 and 1999, respectively). Income and losses from these entities are reflected in the Consolidated Statements of Income on a pretax basis as Investment income. At December 31, 2000, the cumulative share of income from minority investments accounted for under the equity method was $246.0 million, of which $64.5 million was undistributed. The cost method of accounting is followed for certain minority interests where the Company's ownership interest is less than 20% for corporations and 3% for partnerships ($22.5 million and $10.2 million at December 31, 2000 and 1999, respectively).

     Investments in unconsolidated entities include cellular license costs and costs in excess of the underlying book value of certain investments. These costs are being amortized from 10 to 40 years. Amortization amounted to $9.3 million, $12.0 million and $9.5 million in 2000, 1999 and 1998, respectively.

TDS reduced the carrying value of its paging investment in TSR Wireless Holdings, LLC by $80.4 million to zero in 2000. The charge was included in the caption Gain on cellular and other investments in the Consolidated Statements of Income. In December 2000, TSR Wireless filed for Chapter 7 bankruptcy.

     The Company's more significant investments in unconsolidated entities consist of the following.

                                               PERCENTAGE OWNERSHIP
DECEMBER 31,                                       2000     1999
-----------------------------------------------------------------
 Cellular investments
     Los Angeles SMSA Limited Partnership           5.5%     5.5%

     Raleigh-Durham MSA Limited Partnership         8.0%     8.0%

     Midwest Wireless Communication, LLC           14.7%    14.7%

     North Carolina RSA 1 Partnership              50.0%    50.0%

     Oklahoma City SMSA Limited Partnership        14.6%    14.6%
-----------------------------------------------------------------

     The following summarizes the unaudited combined assets, liabilities and equity, and the unaudited combined results of operations of the entities for which TDS's investments are accounted for by the equity method.

DECEMBER 31,                        2000      1999
--------------------------------------------------
                  (UNAUDITED, DOLLARS IN MILLIONS)
Assets
     Current                      $  338    $  338
     Due from affiliates               7         3
     Property and other            1,307     1,106
                                  ----------------
                                  $1,652    $1,447
==================================================

Liabilities and Equity
     Current liabilities          $  479    $  278
     Due to affiliates                10        16
     Deferred credits                  7         7
     Long-term debt                   13       210
     Partners' capital and
       stockholders' equity        1,143       936
                                  ----------------
                                  $1,652    $1,447
==================================================

YEAR ENDED DECEMBER 31,             2000       1999       1998
--------------------------------------------------------------
                              (UNAUDITED, DOLLARS IN MILLIONS)
Results of Operations
     Revenues                     $1,996     $1,794     $1,624
     Costs and expenses            1,472      1,492      1,141
                                  ----------------------------
          Operating Income           524        302        483
                                  ----------------------------
     Other income (expense)          (13)        29          7
     Interest expense                (21)       (15)       (10)
     Income taxes                     (6)       (19)        (4)
                                  ----------------------------
     Net income                   $  484     $  297     $  476
==============================================================

9 PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular

U.S. Cellular property, plant and equipment is stated at the original cost of construction including capitalized costs of certain taxes and payroll-related expenses.

DECEMBER 31,                                 2000          1999
---------------------------------------------------------------
                                       (DOLLARS IN THOUSANDS)
Cell site-related equipment            $1,041,670    $  939,797
Land, buildings and leasehold
  improvements                            305,617       280,306

Switching-related equipment               201,202       153,984

Office furniture and equipment            114,399       104,901

System development                        163,150       153,041

Other operating equipment                  71,160        67,021

Work in process                            67,330        33,269
                                       ------------------------
                                        1,964,528     1,732,319

Accumulated depreciation                  699,181       525,852
                                       ------------------------
                                       $1,265,347    $1,206,467
===============================================================

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

TDS Telecom

TDS Telecom property, plant and equipment is stated at the original cost of construction including the capitalized costs of certain taxes, payroll-related expenses, and an allowance for funds used during construction.

DECEMBER 31,                                 2000          1999
---------------------------------------------------------------
                                     (DOLLARS IN THOUSANDS)

Cable and wire                         $  873,308    $  812,752

Central office equipment                  543,053       498,730

Office furniture and equipment            178,738       166,013

Land and buildings                         70,625        68,193

Other equipment                            66,020        65,282

Work in process                            51,695        29,920
                                       ------------------------
                                        1,783,439     1,640,890

Accumulated depreciation                  862,761       751,468
                                       ------------------------
                                       $  920,678    $  889,422
===============================================================

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

     In analyzing the effects of discontinuing the application of SFAS No. 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with generally accepted accounting principles and, therefore, any adjustments to telecommunications plant would be immaterial, as would be any write-off of regulatory assets and liabilities.

Depreciation

Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The provision for depreciation as a percentage of depreciable property was as follows.

YEAR ENDED DECEMBER 31,        2000     1999     1998
------------------------------------------------------
U.S. Cellular                  13.0%    12.4%    13.0%
TDS Telecom                     7.9%     7.8%     7.5%
------------------------------------------------------

10   SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures for interest and income taxes paid and certain noncash transactions.

YEAR ENDED DECEMBER 31,         2000       1999       1998
----------------------------------------------------------
                                 (DOLLARS IN THOUSANDS)
Interest paid                $82,629    $81,629    $81,612

Income taxes paid             73,675     19,976      9,936

Common Shares issued for
  conversion of
  Preferred Shares               472     16,465      6,114

Conversion of LYONs
  for Common Shares
  of Subsidiary              $62,560    $ 2,096    $    --
==========================================================

11   ACQUISITIONS AND SALES

Acquisitions

Cash expenditures (excluding cash acquired) for acquisitions totaled $149.6 million in 2000, $31.3 million in 1999, and $120.5 million in 1998. Aggregate consideration for acquisitions (consisting of cash, TDS Common Shares, TDS Preferred Shares, and U.S. Cellular Common Shares) totaled $175.6 million, $31.4 million, and $133.9 million, respectively. TDS's acquisitions include primarily the purchase of controlling interests in cellular telephone and telephone entities, and minority interests which increased the ownership of majority-owned markets. These acquisitions and exchanges added 387,000 population equivalents and 10,200 access lines in 2000, 245,000 population equivalents, 15,000 customer units and 500 access lines in 1999, and 1,308,000 population equivalents, 19,000 customer units and 6,500 access lines in 1998.

Gain on Cellular and Other Investments

The sale of non-strategic cellular interests and other investments and the settlement of a legal matter in 2000 generated gains totaling $96.1 million, $18.8 million and $64.1 million in 2000, 1999 and 1998, respectively. The Company also reduced the carrying value of its paging investment in TSR Wireless by $80.4 million to zero in 2000.

     During 1999, the Company recognized a $327.1 million gain on the difference between the historical basis of its investment in AirTouch Communications, Inc. common shares and the value of the Vodafone AirTouch plc ADRs and cash received from the merger of AirTouch with Vodafone

Group plc. During 1998, the Company recognized a $198.6 million gain on the sale of certain minority cellular interests to AirTouch for 5.2 million AirTouch shares and cash.

     These transactions generated net cash proceeds of $115.4 million, $120.0 million and $131.0 million in 2000, 1999 and 1998, respectively.

12   NOTES PAYABLE

The Company has used short-term debt to finance the repurchase of common shares, for acquisitions and for general corporate purposes. Proceeds from the sale of long-term debt and equity securities from time to time have been used to reduce such short-term debt. Proceeds from the sale of non-strategic cellular and other investments from time to time have also been used to reduce short-term debt.

     TDS has a $500 million revolving credit facility with a group of banks at December 31, 2000, $88 million of which was unused. The terms of the credit facility provide for borrowings with interest at the London InterBank Offered Rate ("LIBOR") plus a margin percentage based on the Company's credit rating. At December 31, 2000, the margin percentage was 17.0 basis points. Interest and principal are due the last day of the borrowing period, as selected by the Company, of either seven days or one, two, three or six months. The credit facility expires in June 2002.

     TDS also had $87 million in direct bank lines of credit at December 31, 2000, $55 million of which was unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate.

     U.S. Cellular has a $500 million revolving credit facility with a group of banks at December 31, 2000, $445 million of which was unused. The terms of the credit facility provide for borrowings with interest at the LIBOR plus a margin percentage based on the Company's credit rating. At December 31, 2000, the margin percentage was 19.5 basis points. Interest and principal are due the last day of the borrowing period, as selected by U.S. Cellular, of either seven days or one, two, three or six months. The credit facility expires in August 2004.

     The carrying amount of short-term debt approximates fair value due to the short-term nature of these instruments. Information concerning notes payable is shown in the table that follows.

DECEMBER 31,                          2000         1999         1998
--------------------------------------------------------------------
                                         (DOLLARS IN THOUSANDS)
Balance at end of year            $499,000     $     --     $170,889

Weighted average interest
  rate at end of year                  6.9%          --          6.0%

Maximum amount outstanding
  during the year                 $499,000     $214,968     $572,405

Average amount outstanding
  during the year(1)              $183,533     $148,818     $360,375

Weighted average interest
  rate during the year(1)              6.8%         5.8%         5.7%
====================================================================

(1) THE AVERAGE WAS COMPUTED BASED ON MONTH-END BALANCES

13   LONG-TERM DEBT

Long-term debt is as follows.

DECEMBER 31,                                                2000           1999
-------------------------------------------------------------------------------
                                                        (DOLLARS IN THOUSANDS)
TELEPHONE AND DATA SYSTEMS, INC. (PARENT)
     Medium-term notes, averaging 9.0%
       8.0% to 9.6% due 2003-2007                     $   87,500     $   87,500
       8.0% to 10.0% due 2021-2025                       151,700        151,700
                                                      -------------------------
                                                         239,200        239,200

     7.0% notes, maturing in 2006                        200,000        200,000

     Purchase contracts, 9.0% and 14.0%,
       due through 2003                                      300          1,953
                                                      -------------------------
          Total Parent                                   439,500        441,153
                                                      -------------------------

SUBSIDIARIES
     U.S. Cellular
          6.0% zero coupon convertible
            redeemable debentures (LYONs),
            maturing in 2015                             437,169        739,215
          Unamortized discount                          (251,352)      (442,893)
                                                      -------------------------
                                                         185,817        296,322

          7.25% notes, maturing in 2007                  250,000        250,000
          Other, 9.0% due 2005-2010                       13,000             --
     TDS Telecom
          RUS, RTB and FFB Mortgage
               Notes, various rates averaging
               5.5% in 2000 and 1999,
               due through 2031                          290,195        301,251

          Other long-term notes, various rates
            averaging 7.1% in 2000 and
            7.2% in 1999, due through 2006                 6,945          1,939

     Other

          Long-term notes, 7.3% to 8.0%,
            due through 2009                               3,169          4,179
                                                      -------------------------
               Total Subsidiaries                        749,126        853,691
                                                      -------------------------

Total long-term debt                                   1,188,626      1,294,844

     Less: Current portion of long-term debt              15,639         14,967
                                                      -------------------------

Total long-term debt,
  excluding current portion                           $1,172,987     $1,279,877
===============================================================================

     TDS's Medium-Term Notes ("MTNs") carry original maturities of 12 to 30 years, maturing at various times from 2003 to 2025. Interest is payable semi-annually. The MTNs may be redeemed by the Company at par value with initial redemption dates from 1999 to 2006.

     TDS sold $200 million principal amount of 7% unsecured notes in 1998 with proceeds to the Company of $198.4 million. The notes are due August 2006 and interest is payable semi-annually. The notes are redeemable at any time at the option of the Company, at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus .25%.

     U.S. Cellular's 6% yield to maturity zero coupon convertible redeemable unsecured notes (LYONs) are due in 2015 and there is no periodic payment of interest. Each note is convertible at the option of the holder at any time at a conversion rate of 9.475 U.S. Cellular Common Shares per $1,000 of notes. Upon conversion, U.S. Cellular may elect to deliver its Common Shares or cash equal to the market value of the Common Shares. U.S. Cellular may redeem the notes for cash at the issue price plus accrued original issue discount through the date of redemption. Holders have the right to exercise their conversion option prior to the redemption date. During 2000, holders converted $126.2 million carrying value of LYONs. U.S. Cellular delivered $99.4 million in cash and 1.4 million U.S. Cellular Common Shares for these conversions. During 1999, holders converted $2.3 million carrying value of LYONs. U.S. Cellular delivered $267,000 in cash and 50,000 U.S. Cellular Common Shares for these conversions. The LYONs converted for cash resulted in an extraordinary loss. See Note 4 -- Extraordinary Item for a description of these transactions.

     U.S. Cellular's 7.25% unsecured senior notes are due 2007 and interest is payable semi-annually. U.S. Cellular may redeem the notes beginning 2004 at principal amount plus accrued interest.

     TDS Telecom's RUS, RTB and FFB Mortgage Notes issued under certain loan agreements with the Rural Utilities Service ("RUS"), Rural Telephone Bank ("RTB") and Federal Financing Bank ("FFB"), agencies of the United States of America, are to be repaid in equal monthly or quarterly installments covering principal and interest beginning six months to three years after dates of issue and expiring through 2031. Substantially all telephone plant is pledged under RUS and RTB mortgage notes and various other obligations of the telephone subsidiaries.

     The annual requirements for principal payments on long-term debt are approximately $15.6 million, $16.3 million, $47.6 million, $24.4 million and $44.5 million for the years 2001 through 2005, respectively.

     The carrying value and estimated fair value of the Company's Long-term Debt were $1,188.6 million and $1,367.9 million at December 31, 2000 and $1,294.8 million and $1,647.0 million at December 31, 1999, respectively. The fair value of the Company's long-term debt was estimated using market price for the 6% zero coupon convertible debentures and discounted cash flow analysis for the remaining debt.

14   MINORITY INTEREST IN SUBSIDIARIES

The following table summarizes the minority shareholders' and partners' interests in the equity of consolidated subsidiaries.

DECEMBER 31,                                         2000        1999
---------------------------------------------------------------------
                                               (DOLLARS IN THOUSANDS)
U.S. Cellular

     Public shareholders                         $386,096    $439,483

     Subsidiaries' partners and shareholders       34,933      40,971
                                                 --------------------

                                                  421,029     480,454
Other minority interests                           10,081      29,204
                                                 --------------------
                                                 $431,110    $509,658
=====================================================================

     The Board of Directors of U.S. Cellular from time to time has authorized the repurchase of U.S. Cellular Common Shares not owned by TDS. U.S. Cellular may use repurchased shares to fund acquisitions, for the conversion of LYONs and for other corporate purposes. U.S. Cellular repurchased 3,524,000 Common Shares in 2000 for $234.8 million and reissued 1,311,000 Common Shares in 2000 for the conversion of U.S. Cellular's zero coupon convertible debt.

15 COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY COMPANY SUBORDINATED DEBENTURES

In 1998, TDS Capital II, a subsidiary trust ("Capital II") of TDS, issued 6,000,000 of its 8.04% Company-Obligated Mandatorily Redeemable Preferred Securities at $25 per Preferred Security. Net proceeds totaled $144.9 million and were used to reduce short-term debt. The sole asset of TDS Capital II is $154.6 million principal amount of TDS's 8.04% Subordinated Debentures due March 31, 2038.

     TDS Capital I, a subsidiary trust ("Capital I") of TDS, has issued and outstanding 6,000,000 8.5% Company-Obligated Mandatorily Redeemable Preferred Securities. The sole asset of TDS Capital I is $154.6 million principal amount of TDS's 8.5% Subordinated Debentures due December 31, 2037.

     Payments due on the obligations of TDS Capital I and II under preferred securities issued by TDS Capital I and II are fully and unconditionally guaranteed by TDS to the extent each trust has funds available therefor. However, TDS's obligations are subordinate and junior in right of payment to certain other indebtedness of TDS. TDS has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the Subordinated Debentures are so deferred, distributions on the preferred securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, TDS may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its common stock.

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

     The carrying value and estimated fair value of the preferred securities were $300.0 million and $279.0 million at December 31, 2000 and $300.0 million and $246.8 million at December 31, 1999, respectively. The fair value of the preferred securities was estimated based upon the market prices of the preferred securities at December 31, 2000 and 1999, respectively.

16   PREFERRED SHARES

The Company had 78,275 Preferred Shares authorized, issued and outstanding at December 31, 2000. The holders of outstanding Preferred Shares are entitled to
one vote per share. The average dividend rate is   $6.05 per share. The Company
had 6,935 Preferred Shares which were redeemable at the option of TDS and 71,340
Preferred Shares which were redeemable at the option of the holder at   $100 per
share, plus accrued and unpaid dividends at December 31, 2000. The Company had 71,340 Preferred Shares convertible into 252,000 TDS Common Shares at December 31, 2000.

     The following is a schedule of Preferred Shares activity.

YEAR ENDED DECEMBER 31,               2000         1999         1998
--------------------------------------------------------------------
                                         (DOLLARS IN THOUSANDS)
Balance, beginning of year        $  9,005     $ 25,985     $ 32,466

Less:
     Conversion of preferred          (472)     (16,465)      (6,114)
     Redemption of preferred          (706)        (515)        (367)
                                  ----------------------------------

Balance, end of year              $  7,827     $  9,005     $ 25,985
====================================================================

     The carrying value and estimated fair value of the Company's Preferred Shares were $7.8 million and $5.3 million at December 31, 2000 and $9.0 million and $5.3 million at December 31, 1999, respectively. The fair value of the Company's Preferred Shares was estimated using discounted cash flow analysis.

17   COMMON STOCKHOLDERS EQUITY

Common Stock

The holders of Common Shares are entitled to one vote per share. The holders of Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share-for-share basis, into Common Shares. TDS has reserved 6,880,000 Common Shares for possible issuance upon such conversion. The following table summarizes the number of Common and Series A Common Shares outstanding.

                                               Series A
                                       Common    Common    Treasury
                                       Shares    Shares      Shares
-------------------------------------------------------------------
                                          (SHARES IN THOUSANDS)
Balance December 31, 1997              54,443     6,936       (795)

     Acquisitions of cellular and
       telephone interests                228        --         --

     Dividend reinvestment,
       incentive and
       compensation plans                  39        14         34

     Conversion of
       Preferred Shares                   278        --         --
                                       ---------------------------

Balance December 31, 1998              54,988     6,950       (761)

     Repurchase Common Shares              --        --       (664)

     Dividend reinvestment,
       incentive and
       compensation plans                   8         9        188

     Conversion of
       Preferred Shares                   416        --         --
                                       ---------------------------

Balance December 31, 1999              55,412     6,959     (1,237)

     Repurchase Common Shares              --        --     (2,666)

     Conversion of Series A
          Common Shares                    86       (86)        --

     Dividend reinvestment,
       incentive and
       compensation plans                   6         7        175
Acquisitions                               --        --         12

     Conversion of
       Preferred Shares                    20        --         --
                                       ---------------------------

BALANCE DECEMBER 31, 2000              55,524     6,880     (3,716)

================================================================================

Convertible Preferred Shares

TDS issued 20,000 Common Shares in 2000, 409,000 in 1999 and 274,000 in 1998 for TDS Preferred Shares converted. TDS also issued 7,000 Common Shares in 1999 and 4,000 in 1998 for subsidiary preferred stock converted.

Common Share Repurchase Program

The Board of Directors of TDS from time to time has authorized the repurchase of TDS Common Shares. The Company may use repurchased shares to fund acquisitions and for other corporate purposes.

     The Company repurchased 2,666,000 Common Shares in 2000 for $287.7 million and 664,000 Common Shares in 1999 for $80.5 million. The Company reissued 187,000 Common Shares in 2000, 188,000 in 1999 and 34,000 in 1998 for
acquisitions and incentive and compensation plans.

Accumulated Other Comprehensive Income (Loss)

The cumulative balance of unrealized gains (losses) on securities and related income tax effects included in Accumulated other comprehensive income (loss) are as follows.

YEAR ENDED DECEMBER 31,                     2000         1999        1998
-------------------------------------------------------------------------
                                             (DOLLARS IN THOUSANDS)
Balance, beginning of year             $ 179,071     $ 75,609    $    683
                                       ----------------------------------

Add:

     Unrealized gains (losses)
       on securities                    (620,834)     504,055     147,620

     Income tax effect                  (244,829)     201,801      59,316
                                       ----------------------------------
                                        (376,005)     302,254      88,304

     Minority share of
       unrealized gains (losses)         (18,590)      32,179      13,198
                                       ----------------------------------

Net unrealized gains (losses)           (357,415)     270,075      75,106
Deduct:

     Recognized gains on sales
       of securities                          --      327,113         300

     Income tax expense                       --      130,845         120
                                       ----------------------------------
                                              --      196,268         180

     Minority share of
       recognized gains                       --       29,655          --
                                       ----------------------------------
Net recognized gains
  included in Net Income                      --      166,613         180
                                       ----------------------------------
Net change in unrealized
  gains (losses) included in
  Comprehensive Income                  (357,415)     103,462      74,926
                                       ----------------------------------

Balance, end of year                   $(178,344)    $179,071    $ 75,609
================================================================================

18   DIVIDEND REINVESTMENT, INCENTIVE AND COMPENSATION PLANS

The following table summarizes Common and Series A Common Shares issued, including reissued Treasury Shares, for the employee stock ownership plans and dividend reinvestment plans described below.

YEAR ENDED DECEMBER 31,                   2000       1999       1998
--------------------------------------------------------------------
Common Shares

     Tax-deferred savings plan          14,000     25,000     13,000

     Dividend reinvestment plan          5,000      8,000     15,000

     Employee stock purchase
       plan                             20,000      5,000     21,000

     Stock-based
       compensation plans              142,000    158,000     24,000
                                       -----------------------------
                                       181,000    196,000     73,000
====================================================================

Series A Common Shares
  Dividend reinvestment plan             7,000      9,000     14,000
====================================================================

Tax-Deferred Savings Plan

TDS had reserved 120,000 Common Shares for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions in TDS Common Shares, U.S. Cellular Common Shares or seven nonaffiliated funds.

Dividend Reinvestment Plans

TDS had reserved 433,000 Common Shares for issuance under the Automatic Dividend Reinvestment and Stock Purchase Plan and 143,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS's Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS's Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made.

Employee Stock Purchase Plan

TDS had reserved 185,000 Common Shares for sale to the employees of TDS and its subsidiaries.

Stock-based Compensation Plans

TDS had reserved 1,924,000 Common Shares for options granted and to be granted to key employees. TDS has established certain plans that provide for the grant of stock options to officers and employees. The options are exercisable over a specified period not in excess of ten years. The options expire from 2001 to 2010 or 30 days after the date of the employee's termination of employment, if earlier.

     TDS accounts for stock options, stock appreciation rights ("SARs") and employee stock purchase plans under Accounting Principles Board ("APB") Opinion No. 25. No compensation costs have been recognized for the stock option and employee stock purchase plans. Had compensation cost for all plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's net income and earnings per share from continuing operations would have been reduced to the following pro forma amounts.

YEAR ENDED DECEMBER 31,               2000        1999        1998
------------------------------------------------------------------
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income from Continuing
  Operations

     As Reported                  $145,527    $291,326    $185,222

     Pro Forma                     138,024     287,674     181,049

Basic Earnings per Share
  from Continuing Operations

     As Reported                      2.42        4.72        3.01

     Pro Forma                        2.29        4.66        2.94

Diluted Earnings per Share
  from Continuing Operations

     As Reported                      2.39        4.65        2.99

     Pro Forma                    $   2.26    $   4.60    $   2.89
==================================================================

     A summary of the status of TDS stock option plans at December 31, 2000, 1999 and 1998 and changes during the years then ended is presented in the table and narrative that follows.

                                                      Weighted      Weighted
                                         Number        Average       Average
                                        of Shares   Option Prices  Fair Values
------------------------------------------------------------------------------
Stock Options:

Outstanding December 31, 1997
(493,000 exercisable)                     575,000        $ 35.87

     Granted                              463,000        $ 42.09        $11.73

     Exercised                            (21,000)       $ 30.36

     Canceled                             (14,000)       $ 47.45
                                        ---------

Outstanding December 31, 1998
(777,000 exercisable)                   1,003,000        $ 38.70

     Granted                              124,000        $ 63.82        $25.51

     Exercised                           (199,000)       $ 31.32

     Canceled                             (10,000)       $ 43.75
                                        ---------

Outstanding December 31, 1999
(813,000 exercisable)                     918,000        $ 43.66

     Granted                              584,000        $111.50        $47.07

     Exercised                           (141,000)       $ 41.10

     Canceled                             (28,000)       $ 92.92
                                        ---------
Outstanding December 31, 2000
(933,000 exercisable)                   1,333,000        $ 72.90
==============================================================================

     At December 31, 2000, 933,000 options are exercisable, have exercise prices between $4.15 and $127.00 with a weighted average exercise price of $55.10, and a weighted average remaining contractual life of 7.6 years. The remaining 400,000 options are not exercisable, have exercise prices between $101.60 and $127.00 with a weighted average exercise price of $114.42, and a weighted average remaining contractual life of 9.5 years.

     The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: risk-free interest rates of 5.2%, 5.2% and 5.2%; expected dividend yields of 0.5%, 0.6% and 1.0%; expected lives of 7.6 years, 7.5 years and 7.0 years and expected volatility of 29.4%, 27.3% and 20.4%.

19   EMPLOYEE BENEFIT PLANS

Pension Plan

The Company sponsors two qualified noncontributory defined contribution pension plans. One plan (the "TDS Plan") provides benefits for the employees of TDS, TDS Telecom and substantially all of the telephone company subsidiaries. (Employees of certain telephone subsidiaries are covered under other pension plans or receive direct pension payments.) The other plan (the "Wireless Plan") provides pension benefits for U.S. Cellular employees. Under these plans, pension costs are calculated separately for each participant and are funded currently. TDS also sponsors an unfunded non-qualified deferred supplemental executive retirement plan to supplement the benefits under these plans to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws.

     Effective January 1, 2001, the Company merged the TDS Plan and the Wireless Plan into a new successor pension plan (the "Merged Plan"). The Merged Plan combined the plan assets currently held for the TDS Plan and Wireless Plan in two sub-accounts of the TDS Master Pension Trust into one new successor account to be held on a consolidated basis for the Merged Plan.

     Total pension costs were $8.2 million, $8.4 million and $7.3 million in 2000, 1999 and 1998, respectively.

Other Postretirement Benefits

The Company sponsors two defined benefit postretirement plans that cover most of the employees of TDS, TDS Telecom and the subsidiaries of TDS Telecom. One plan provides medical benefits and the other plan provides life insurance benefits. Both plans are contributory, with retiree contributions adjusted annually. The medical plan anticipates future cost sharing changes that are consistent with the Company's intent to increase retiree contributions by the health care cost trend rate. An amount not to exceed 25% of the total contribution to the TDS Plan will be contributed to fund the cost of the medical benefits annually. An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25% limitation described above.

     The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other postretirement benefit plans.

DECEMBER 31,                                             2000        1999
-------------------------------------------------------------------------
                                                   (DOLLARS IN THOUSANDS)
Change in Benefit Obligation

     Benefit obligation at beginning of year          $21,099     $21,336

     Service cost                                       1,028       1,019

     Interest cost                                      1,592       1,475

     Amendments                                        (2,612)        258

     Actuarial gain                                      (169)     (2,309)

     Benefits paid                                       (829)       (680)
                                                      -------------------

     Benefit obligation at end of year                 20,109      21,099
                                                      -------------------

Change in Plan Assets

     Fair value of plan assets at
       beginning of year                               24,185      18,976

     Actual return on plan assets                      (1,432)      3,263

     Employer contribution                                 24       2,626

     Benefits paid                                       (829)       (680)
                                                      -------------------

     Fair value of plan assets at end of year          21,948      24,185
                                                      -------------------

Funded Status                                           1,839       3,086

Unrecognized net actuarial gain                        (9,250)    (13,243)

Unrecognized prior service cost                        (1,216)      1,546
                                                      -------------------

(Accrued) benefit cost                                $(8,627)    $(8,611)
================================================================================

     The following table sets forth the weighted average assumptions used in accounting for the plans.

DECEMBER 31,                            2000    1999
-----------------------------------------------------
Discount rate                            7.5%    7.5%

Expected return on plan assets           8.5%    8.0%
-----------------------------------------------------

     For measurement purposes, a 7.8% and 8.6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000 and 1999, respectively; the rate was assumed to decrease over two years to 5.5% and to remain at 5.5% thereafter in 2000 and to decrease over two years to 6.1% and to remain at 6.1% thereafter in 1999.

     Net periodic benefit cost for the years ended December 31, 2000, 1999 and 1998 include the following components.

YEAR ENDED DECEMBER 31,                   2000        1999        1998
----------------------------------------------------------------------
                                            (DOLLARS IN THOUSANDS)
Service cost                           $ 1,028     $ 1,019     $   933

Interest cost on
  accumulated postretirement
  benefit obligation                     1,592       1,475       1,486

Expected return on plan assets          (1,909)     (1,498)     (1,271)

Net amortization and deferral             (420)       (228)       (160)
                                       -------------------------------

Net postretirement cost                $   291     $   768     $   988
======================================================================

     The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point increase or decrease in assumed health care cost trend rates would have the following effects:

                                       1 Percentage Point
                                      Increase    Decrease
----------------------------------------------------------
                                    (DOLLARS IN THOUSANDS)
Effect on total of service and
  interest cost components             $   310    $  (176)

Effect on postretirement
  benefit obligation                   $ 2,296    $(1,805)
==========================================================

20   COMMITMENTS AND CONTINGENCIES

Construction and Expansion

The primary purpose of TDS's construction and expansion expenditures is to provide for normal growth, to upgrade communications service, to expand into new communication areas, and to take advantage of service-enhancing and cost-reducing technological developments. The U.S. Cellular capital additions budget totals approximately $425-$450 million for 2001, primarily to add additional cell sites to expand and enhance coverage, including adding digital service capabilities to its systems. The TDS Telecom capital additions budget totals approximately $200 million for 2001, including approximately $100 million for the local telephone markets to provide for normal growth, and to upgrade plant and equipment to provide enhanced services, and approximately $100 million for the competitive local exchange business to build switching and other network facilities to expand current markets and enter new markets.

Pending Acquisitions

At December 31, 2000, the Company had an agreement to acquire Chorus Communications Group, Ltd. for $195 million in cash and the assumption of approximately $30 million of debt. Chorus is a telecommunications company serving approximately 45,000 access lines and 30,000 internet customers. In addition, U.S. Cellular had an agreement to acquire a majority cellular interest (123,000 pops) for approximately $56 million in cash.

Lease Commitments

TDS and its subsidiaries have leases for certain cellular plant facilities, office space and data processing equipment, most of which are classified as operating leases. For the years 2000, 1999 and 1998, rent expense for noncancelable, long-term leases was $48.0 million, $31.2 million and $30.5 million, respectively, and rent expense under cancelable, short-term leases was $5.4 million, $14.6 million and $8.8 million, respectively. At December 31, 2000, the aggregate minimum rental commitments under noncancelable, long-term operating leases were as follows.

                                Minimum Future
                               Rental Payments
----------------------------------------------
                        (DOLLARS IN THOUSANDS)
2001                                   $41,552
2002                                    36,203
2003                                    30,088
2004                                    26,112
2005                                    21,352
Thereafter                              90,170
==============================================

Contingencies

The Company is involved in legal proceedings before the Federal Communications Commission and various state and federal courts from time to time. Management does not believe that any of such proceedings should have a material adverse impact on the financial position, results of operations or cash flows of the Company.

Other Commitments

On November 1, 2000 the United States Bankruptcy Court for the Western District of Wisconsin confirmed a plan of financial reorganization for Airadigm Communications, Inc., a Wisconsin based wireless services provider. Under the terms of the plan of reorganization, TDS and an unrelated entity have committed to provide funding to meet certain obligations of Airadigm. Airadigm continues to operate as an independent company providing wireless services. Pursuant to the plan of reorganization, under certain circumstances and subject to the FCC's rules and regulations, TDS and the unrelated entity, or their respective designees, may each acquire certain personal communications services licenses for areas of Wisconsin and Iowa as well as other Airadigm assets. As of December 31, 2000, TDS had provided funding of $44.1 million to Airadigm. Under the plan of reorganization, TDS's portion of the funding could possibly aggregate up to an additional $140 million.

     U.S. Cellular is a limited partner in Black Crow Wireless L.P. which was a successful bidder for 17 licenses in 13 markets in the most recent FCC spectrum auction. The cost for the 17 licenses amounted to $283.9 million. As a result of its 85% interest in Black Crow, U.S. Cellular, as of December 31, 2000, has contributed a total of $8.9 million in capital, loaned $41.7 million to the partnership and loaned $563,000 to the general partner of Black Crow. The exact nature of U.S. Cellular's financial commitment going forward will be developed as the partnership develops its long term business and financing plans. U.S. Cellular is committed to contributing capital along the lines of its partnership interest, and has committed to loan the general partner up to $20 million. U.S. Cellular has no other loan commitments, but it is possible that U.S. Cellular will provide guarantees or other financial undertakings to support Black Crow's efforts at raising debt financing.

21   BUSINESS SEGMENT INFORMATION

TDS has two reportable segments -- cellular telephone operations and telephone operations. The Company conducts substantially all of its wireless telephone operations through its 82.4%-owned subsidiary United States Cellular Corporation ("U.S. Cellular"). At December 31, 2000, U.S. Cellular provided cellular telephone service to 3,061,000 customers through 139 majority-owned and managed cellular systems in 24 states. The Company conducts its telephone operations through its wholly-owned subsidiary TDS Telecommunications Corporation ("TDS Telecom"). At December 31, 2000, TDS Telecom operated 105 telephone companies serving 601,200 access lines and two competitive local exchange carriers serving 112,100 access lines in 28 states.

     In September 1999, TDS approved a plan of merger between Aerial and VoiceStream. The results of operations and net assets of Aerial are reflected as discontinued operations in the consolidated financial statements. See Note 3 -- Discontinued Operations.

     Effective March 31, 1998, TDS contributed substantially all of the assets and certain, limited liabilities of American Paging, Inc. to TSR Wireless Holdings, LLC for a 30% interest in TSR Wireless. American Paging's revenues are netted against its expenses in the Consolidated Statements of Operations with the resulting operating loss reported as American Paging Operating (Loss). American Paging's revenues totaled $17.8 million and operating expenses totaled $29.2 million for the three month period ended March 31, 1998. Beginning April 1, 1998, TDS followed the equity method of accounting for this investment.

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

Financial data for the Company's business segments for each of the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                                                               DISCONTINUED
YEAR ENDED OR AT DECEMBER 31, 2000                 U.S. CELLULAR   TDS TELECOM  ALL OTHER(1)     OPERATIONS         TOTAL
-------------------------------------------------------------------------------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)
Operating revenues                                    $1,716,640    $  610,216    $       --     $       --    $2,326,856
Operating cash flow                                      558,011       261,198            --             --       819,209
Depreciation and amortization expense                    265,698       133,445            --             --       399,143
Operating income                                         292,313       127,753            --             --       420,066
Significant noncash items:
     Investment income                                    43,727         1,731        (6,735)            --        38,723
     Gain on cellular and other investments               96,075            --       (80,359)            --        15,716
Total Assets                                           3,412,709     1,473,412     3,748,488             --     8,634,609
Investment in unconsolidated entities                    188,859        24,619        20,232             --       233,710
Capital expenditures                                  $  305,417    $  150,602    $       --     $       --    $  456,019
=========================================================================================================================

                                                                                               DISCONTINUED
YEAR ENDED OR AT DECEMBER 31, 1999                 U.S. CELLULAR   TDS TELECOM  ALL OTHER(1)     OPERATIONS         TOTAL
-------------------------------------------------------------------------------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)
Operating revenues                                    $1,576,429    $  545,917    $       --     $       --    $2,122,346
Operating cash flow                                      485,814       237,901            --             --       723,715
Depreciation and amortization expense                    229,972       123,350            --             --       353,322
Operating income                                         255,842       114,551            --             --       370,393
Significant noncash items:
     Investment income                                    30,374         1,369          (419)            --        31,324
     Gain on cellular and other investments              266,744        79,071           123             --       345,938
Total Assets                                           3,331,590     1,472,556       334,537        258,793     5,397,476
Investment in unconsolidated entities                    124,573        14,183       115,055             --       253,811
Capital expenditures                                  $  277,450    $  122,181    $       --     $       --    $  399,631
=========================================================================================================================

                                                                                               DISCONTINUED
YEAR ENDED OR AT DECEMBER 31, 1998                 U.S. CELLULAR   TDS TELECOM  ALL OTHER(1)     OPERATIONS         TOTAL
-------------------------------------------------------------------------------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)
Operating revenues                                    $1,315,535    $  488,104    $       --     $       --    $1,803,639
Operating cash flow                                      382,854       205,814        (3,510)            --       585,158
Depreciation and amortization expense                    206,779       111,402         7,896             --       326,077
Operating income (loss)                                  176,075        94,412       (11,406)            --       259,081
Significant noncash items:
     Investment income                                    42,451         1,121        (2,798)            --        40,774
     Gain on cellular and other investments              215,154        38,803         8,741             --       262,698
Total Assets                                           3,011,237     1,352,554       180,008        547,755     5,091,554
Investment in unconsolidated entities                    136,391        15,428       130,297             --       282,116
Capital expenditures                                  $  320,417    $  143,126    $       --     $       --    $  463,543
-------------------------------------------------------------------------------------------------------------------------


(1) CONSISTS OF THE TDS CORPORATE OPERATIONS INCLUDING $3.6 BILLION OF VOICESTREAM WIRELESS SECURITIES, AMERICAN PAGING OPERATIONS AND ALL OTHER BUSINESSES NOT INCLUDED IN THE U.S. CELLULAR OR TDS TELECOM SEGMENTS.

22   RESTATEMENT MATTERS

Management restated the Company's consolidated financial statements for 1993 through 1999 and the three quarters ended September 30, 2000, as a result of the reconsideration of the appropriate accounting treatment of minority share of income or loss of consolidated companies under SFAS No. 109 "Accounting for Income Taxes". TDS amended its 1999 Annual Report on Form 10-K and its quarterly reports on Form 10-Q for the first, second, and third quarters of 2000.

     At the time SFAS No. 109 was implemented in 1993, TDS concluded that the minority share of income or loss in consolidated subsidiaries should be treated as a temporary difference between tax and financial reporting. TDS has determined that minority interests should not be treated as temporary differences under SFAS No. 109 and restated financial results for the year 1993 through September 30, 2000. Accordingly, TDS adjusted income tax expense and deferred tax assets or liabilities from 1993 through the third quarter of 2000.

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

     TDS also restated the deferred taxes and net income from discontinued operations for the third quarter of 1999 and the second quarter of 2000 to be consistent with SFAS No. 109 and Emerging Issues Task Force Issue No. 93-17 "Recognition of Deferred Tax Assets for a Parent Company's Excess Tax Basis in the Stock of a Subsidiary That Is Accounted for as a Discontinued Operation". The TDS financial reporting basis in the stock of Aerial exceeded the tax basis on the date TDS decided to merge Aerial. A tax liability for that excess should have been recognized as of the decision date. The restatement created a deferred tax liability, reported as a reduction of Net Assets of Discontinued Operations, of $30 million as of the September 17, 1999 decision date and increased 1999 income tax expense and decreased net income from discontinued operations by the same amount. The gain on the sale of discontinued operations, recognized May 4, 2000, was increased by a corresponding amount in the restatement.

     The summarized financial information illustrating the effect of the restatement on the Company's consolidated financial statements is as follows.

                                         1999                       1998
                                          AS         1999            AS           1998
                                      ORIGINALLY      AS         ORIGINALLY        AS
                                       REPORTED     RESTATED      REPORTED       RESTATED
------------------------------------------------------------------------------------------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL POSITION:
Net Assets of
  Discontinued Operations              $ 237,145     $ 258,793     $ 498,805     $ 547,755
Net Deferred
  Income Tax Liability                   382,468       438,956       191,748       225,411
Retained Earnings                        508,979       474,139       308,409       323,696

RESULTS OF OPERATIONS:
Income Tax Expense                       228,176       251,001       145,058       161,235
Income from
  Continuing Operations                  314,151       291,326       201,399       185,222
Discontinued Operations                  (84,190)     (111,492)     (136,991)     (106,965)
Net Income                               229,961       179,834        64,408        78,257
Net Income Available to
  Common                                 228,814       178,687        62,757        76,606
Basic Earnings Per Share:
     Continuing Operations                  5.09          4.72          3.28          3.01
     Discontinued Operations               (1.37)        (1.81)        (2.25)        (1.75)
     Total                                  3.72          2.91          1.03          1.26
Diluted Earnings Per Share:
     Continuing Operations                  5.02          4.65          3.22          2.99
     Discontinued Operations               (1.35)        (1.78)        (2.21)        (1.73)
     Total                             $    3.67     $    2.87     $    1.01     $    1.26
==========================================================================================

     Retained earnings as of January 1, 1998 increased $1.4 million for the effects of the restatement for the years 1993 to 1997.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Telephone and Data Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Telephone and Data Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000 (as restated as of December 31, 1999, and for the two years ended December 31, 1999 and 1998 as further described in the notes to consolidated financial statements). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 1 of Notes to Consolidated Financial Statements, effective January 1, 2000, the Company changed certain of its accounting principles for revenue recognition as a result of the adoption of Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements."

/S/ Arthur Andersen LLP

Arthur Andersen LLP
Chicago, Illinois
January 24, 2001

--------------------------------------------------------------------------------
CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------

QUARTER ENDED                                         MARCH 31       JUNE 30     SEPT. 30      DEC. 31
------------------------------------------------------------------------------------------------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2000
Operating Revenues                                    $538,327    $  585,654     $605,511     $597,364
Operating Income from Ongoing Operations                91,511       126,398      123,971       78,186
Gain (Loss) on Cellular and Other Investments           17,851       (50,000)      57,743       (9,878)
Net Income Available to Common
  from Continuing Operations                            35,391        20,566       67,081       21,985
     From Operations                                    29,030        50,826       46,653       27,740
     From Gains (Losses)                                 6,361       (30,260)      20,428       (5,755)
Net Income Available to Common                        $ 31,550    $2,142,894     $ 46,168     $ 15,886
Weighted Average Shares Outstanding (000s)              61,078        60,306       59,537       58,768
Basic Earnings per Share
  from Continuing Operations                          $    .58    $      .34     $   1.13     $    .37
Diluted Earnings per Share
  from Continuing Operations                               .57           .34         1.11          .37
     From Operations                                       .47           .83          .77          .46
     From Gains (Losses)                                   .10          (.49)         .34         (.09)
Basic Earning per Share                                    .52         35.53          .78          .27
Diluted Earnings per Share                            $    .51    $    35.23     $    .76     $    .27

1999
Operating Revenues                                    $489,365    $  536,025     $562,959     $533,997
Operating Income from Ongoing Operations                79,068       103,668      124,997       62,660
Gain on Cellular and Other Investments                  11,551       328,341        6,046           --
Net Income Available to Common
  from Continuing Operations                            30,586       201,608       48,213        9,771
     From Operations                                    23,565        30,821       46,606        9,771
     From Gains                                          7,021       170,787        1,607           --
Net Income (Loss) Available to Common                 $  8,366    $  168,588     $ (8,039)    $  9,771
Weighted Average Shares Outstanding (000s)              61,279        61,399       61,451       61,614
Basic Earnings per Share
  from Continuing Operations                          $    .50    $     3.28     $    .78     $    .16
Diluted Earnings per Share
  from Continuing Operations                               .50          3.24          .77          .16
     From Operations                                       .39           .50          .74          .16
     From Gains                                            .11          2.74          .03           --
Basic Earnings per Share                                   .14          2.75         (.13)         .16
Diluted Earnings per Share                            $    .14    $     2.71     $   (.13)    $    .16
======================================================================================================

NET INCOME AVAILABLE TO COMMON FROM CONTINUING OPERATIONS FOR 2000 AND 1999 INCLUDED SIGNIFICANT GAINS AND LOSSES FROM THE SALES AND WRITE DOWNS OF CELLULAR AND OTHER INVESTMENTS. THE TABLE ABOVE SUMMARIZES THE EFFECT OF THE GAINS ON NET INCOME AVAILABLE TO COMMON FROM CONTINUING OPERATIONS AND DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS.

MANAGEMENT BELIEVES U.S. CELLULAR'S OPERATING RESULTS REFLECT SEASONALITY IN BOTH SERVICE REVENUES, WHICH TEND TO INCREASE MORE SLOWLY IN THE FIRST AND FOURTH QUARTERS, AND OPERATING EXPENSES, WHICH TEND TO BE HIGHER IN THE FOURTH QUARTER DUE TO INCREASED MARKETING ACTIVITIES AND CUSTOMER GROWTH. THIS SEASONALITY MAY CAUSE OPERATING INCOME TO VARY FROM QUARTER TO QUARTER.

RESULTS FOR PREVIOUS QUARTERS HAVE BEEN RESTATED TO CONFORM TO CURRENT PERIOD PRESENTATION. SEE NOTE 1 (SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- REVENUE RECOGNITION) AND NOTE 22 (RESTATEMENT MATTERS) IN THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR A DESCRIPTION OF THESE RESTATEMENTS.

--------------------------------------------------------------------------------
SHAREOWNERS' INFORMATION
--------------------------------------------------------------------------------

TDS Stock and Dividend Information

TDS's Common Shares are listed on the American Stock Exchange ("AMEX") under the symbol "TDS" and in the newspapers as "TeleData." As of February 28, 2001, TDS Common Shares were held by 2,543 record owners and the Series A Common Shares were held by 96 record owners. TDS has paid cash dividends on Common Shares since 1974, and paid dividends of $.50 and $.46 per Common and Series A Common Share during 2000 and 1999, respectively.

     The Common Shares of United States Cellular Corporation, an 82.4%-owned subsidiary of TDS, are listed on the AMEX under the symbol "USM" and in the newspapers as "US Cellu."

Market Price Per Common Share by Quarter

TDS's Series A Common Shares and Preferred Shares are not actively traded and therefore, quotations are not reported for such securities. Dividends on TDS's Preferred Shares have been paid quarterly since the dates of issue. The high and low sales prices of the Common Shares on the AMEX as reported by the Dow Jones News Service are as follows:

2000                                        1st         2nd         3rd         4th
-----------------------------------------------------------------------------------
High                                   $128.25      114.63      128.50      113.20
Low                                    $ 93.63       89.75      100.75       80.60
Dividends Paid                         $   .125        .125        .125        .125
-----------------------------------------------------------------------------------

1999                                        1st         2nd         3rd         4th
-----------------------------------------------------------------------------------
High                                   $ 58.00       73.50       89.25      136.87
Low                                    $ 44.13       55.44       65.81       87.25
Dividends Paid                         $   .115        .115        .115        .115
-----------------------------------------------------------------------------------