Form 10-K405, Exhibit 13
period 2001-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2002-03-27
CIK 1051512

                                                                      EXHIBIT 13

------------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA
------------------------------------------------------------------------------------------------------------------------------

Year Ended or at December 31,                                2001            2000           1999           1998           1997
------------------------------------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands, except per share amounts)
Operating Revenues                                     $2,588,542     $ 2,326,856     $2,122,346     $1,803,639     $1,430,748
Operating Income                                          436,155         420,066        370,393        270,487        229,686
Gain (Loss) on Marketable Securities and
  Other Investments                                      (548,305)         15,716        345,938        262,698         41,438
Net Income (Loss) Available to Common from
  Continuing Operations
    From Operations                                       167,653         154,249        110,765         58,607         74,734
    From Gains (Losses)                                  (336,359)         (9,226)       179,414        124,964         14,705
                                                      ------------------------------------------------------------------------
                                                       $ (168,706)    $   145,023     $  290,179     $  183,571     $   89,439

Basic Weighted Average Shares Outstanding (000's)          58,661          59,922         61,436         60,982         60,211
Basic Earnings per Share
  from Continuing Operations                           $    (2.87)    $      2.42     $     4.72     $     3.01     $     1.49
Diluted Earnings per Share from
  Continuing Operations
    From Operations                                          2.86            2.54           1.78            .97           1.24
    From Gains (Losses)                                     (5.73)           (.15)          2.87           2.02            .24
                                                      ------------------------------------------------------------------------
                                                       $    (2.87)    $      2.39     $     4.65     $     2.99     $     1.48

Pretax Profit (Loss) on Revenues                             (6.6)%          14.9%          28.6%          21.8%          15.5%
Effective Income Tax (Benefit) Rate                         (26.1)%          43.1%          41.3%          40.9%          43.2%
Dividends per Common and Series A
  Common Share                                         $      .54     $       .50     $      .46     $      .44     $      .42

Cash and Cash Equivalents                              $  140,744     $    99,019     $  111,010     $   45,139     $   45,996
Working Capital                                          (141,860)       (457,311)       138,336       (192,179)      (448,958)
Property, Plant and Equipment, net                      2,558,031       2,186,025      2,095,889      2,020,092      1,892,556
Total Assets                                            8,046,792       8,634,609      5,397,476      5,091,554      4,580,881
Notes Payable                                             265,300         499,000             --        170,889        527,587
Long-term Debt (including current portion)              1,575,225       1,188,626      1,294,844      1,291,032      1,082,594
Common Stockholders' Equity                             3,518,924       3,936,067      2,448,261      2,253,195      1,969,557
Capital Expenditures                                   $  700,150     $   456,019     $  399,631     $  463,543     $  488,833
Current Ratio                                                  .8              .5            1.4             .7             .4
Common Equity per Share                                $    60.08     $     67.07     $    40.04     $    36.83     $    32.50
Return on Average Common Equity                              (4.5)%           4.5%          12.3%           8.7%           4.5%
                                                      ------------------------------------------------------------------------

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATION AND FINANCIAL CONDITION
--------------------------------------------------------------------------------

Telephone and Data Systems, Inc. ("TDS" or the "Company") is a diversified telecommunications company that provided high-quality telecommunications services to approximately 4.3 million wireless telephone and wireline telephone customer units in 34 states at December 31, 2001. TDS conducts substantially all of its wireless telephone operations through its 82.2%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular") and its wireline telephone operations through its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom").

The following discussion and analysis should be read in conjunction with TDS's consolidated financial statements and the accompanying notes.

RESULTS OF OPERATIONS

OPERATING REVENUES increased 11% ($261.7 million) during 2001 and 10% ($204.5 million) during 2000 reflecting primarily the 14% and 17% growth in customer units in 2001 and 2000, respectively. U.S. Cellular revenues increased $178.2 million in 2001 and $140.2 million in 2000 on 13% and 18% increases in customer units, respectively. TDS Telecom revenues increased $83.5 million in 2001 and $64.3 million in 2000 as access lines increased by 19% and 12%, respectively. The increase in access lines is primarily related to the growth in the competitive local exchange operations and acquisitions.

     OPERATING EXPENSES rose 13% ($245.6 million) in 2001 and 9% ($154.8 million) in 2000. U.S. Cellular operating expenses increased $153.3 million during 2001 and $103.7 million during 2000 due primarily to the costs associated with providing service to an expanding customer base and additional depreciation and amortization expense. TDS Telecom operating expenses increased $92.3 million during 2001 and $51.1 million during 2000 due to the expansion of the competitive local exchange business and growth in local telephone operation.

     OPERATING INCOME increased 4% ($16.1 million) in 2001 and 13% ($49.7 million) in 2000. U.S. Cellular's operating income increased 9% ($24.9 million) in 2001 and 14% ($36.5 million) in 2000, reflecting the increase in customers and revenues. TDS Telecom's operating income declined 7% ($8.8 million) in 2001 and increased 12% ($13.2 million) in 2000. The decrease in TDS Telecom's operating income in 2001 reflects increased operating losses from the competitive local exchange business due to continued expansion of the business.

Year Ended December 31,              2001            2000          1999
-----------------------------------------------------------------------
                                           (Dollars in thousands)
Operating Income
  U.S. Cellular                  $317,212        $292,313      $255,842
  TDS Telecom
    ILEC                          161,916         142,708       124,093
    CLEC                          (42,973)        (14,955)       (9,542)
                                ---------------------------------------
                                  118,943         127,753       114,551
                                ---------------------------------------
      Operating Income           $436,155        $420,066      $370,393
                                =======================================

     INVESTMENT AND OTHER INCOME (EXPENSE) primarily includes gains and (losses) on marketable securities and other investments, interest and dividend income and investment income.

     GAIN (LOSS) ON MARKETABLE SECURITIES AND OTHER INVESTMENTS totaled $(548.3) million in 2001, $15.7 million in 2000 and $345.9 million in 1999.
The Company held marketable securities of certain companies that were involved in merger transactions in 2001 and 1999 generating significant gains and losses. TDS recognized a gain or loss on the difference between the historical basis in its investments and the value of the shares and cash received from the mergers. In 2001, TDS realized a loss of $644.9 million as a result of the merger between VoiceStream Wireless Corporation ("VoiceStream") and Deutsche Telekom AG. Partially offsetting the loss in 2001 was a gain of $96.1 million recorded as a result of the merger between

Illuminet Holdings, Inc. and VeriSign Inc. In 1999, TDS recognized a $327.1 million gain as a result of the AirTouch Communications, Inc. merger with Vodafone Group plc.

     TDS received $0.5 million as a final bankruptcy settlement in 2001 after recording an $80.4 million write-off of its investment in a paging entity that filed for bankruptcy protection in 2000. The sale of non-strategic cellular interests and the settlement of a legal matter resulted in gains of $96.1 million in 2000. The sale of other non-strategic minority cellular interests and other investments generated gains totaling $18.8 million in 1999.

     INVESTMENT INCOME, TDS's share of income in unconsolidated entities in which it has a minority interest, totaled $50.6 million in 2001, $38.7 million in 2000 and $31.3 million in 1999. TDS follows the equity method of accounting, which recognizes TDS's proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, where TDS's ownership interest equals or exceeds 20% for corporations and 3% for partnerships. Investment income in 2000 included $8.0 million of equity losses on a paging investment while no such equity losses are included in 2001. Improved operating results of certain minority cellular interests in 2001 and 2000 also increased investment income.

     AMORTIZATION OF COSTS RELATED TO MINORITY INVESTMENTS totaled $1.3 million in 2001, $10.3 million in 2000 and $12.9 million in 1999. The decrease in amortization costs in 2001 is related primarily to the write-off of the paging investment in 2000. Amortization of costs related to the paging investment totaled $7.7 million in 2000 and $10.3 million in 1999.

     INTEREST EXPENSE increased 3% ($3.2 million) in 2001 and 1% ($575,000) in 2000. The increase in interest expense was related primarily to an increase in short-term debt, prior to the sale of $500 million of 7.6% Series A Notes in December 2001, offset somewhat by lower interest rates. Long-term interest expense declined by $6.3 million due to the reduction in U.S. Cellular Liquid Yield Option Notes ("LYONs") debt.

     INCOME TAX EXPENSE (BENEFIT) was a benefit of $44.9 million in 2001 and an expense of $149.5 million in 2000 and $251.0 million in 1999. The period to period change reflects primarily the changes in pretax income. The Company reported a loss from continuing operations before income taxes and minority interest in 2001. The income tax benefit recorded on such loss resulted in an income tax benefit rate of 26.1% in 2001. The effective tax rate was 43.1% in 2000 and 41.3% in 1999. Income from continuing operations before income taxes and minority interest includes gains and losses from marketable securities and other investments. The effective income tax rate excluding such gains and losses was 44.4%, 40.4% and 44.3% for the years ended December 31, 2001, 2000 and 1999, respectively.

     MINORITY SHARE OF INCOME includes primarily the minority public shareholders' share of U.S. Cellular's net income, the minority shareholders' or partners' share of certain U.S. Cellular subsidiaries' net income or loss and other minority interests. U.S. Cellular's minority public share of income includes minority share of gains of $9.0 million in 2000 and $30.6 million in 1999. There was no minority share of gains in 2001.

Year Ended December 31,          2001          2000             1999
--------------------------------------------------------------------
                                    (Dollars in thousands)
Minority Share of Income
  U.S. Cellular
    Minority Public
      Shareholders           $(32,403)     $(41,929)        $(57,411)
    Subsidiaries'
      Minority Interests      (10,146)       (7,629)          (7,148)
                             ---------------------------------------
                              (42,549)      (49,558)         (64,559)
Other Subsidiaries              1,393        (1,867)            (558)
                             ---------------------------------------
                             $(41,156)     $(51,425)        $(65,117)
====================================================================

INCOME (LOSS) FROM CONTINUING OPERATIONS and DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS were significantly affected by gains and losses from marketable securities and other investments. Income and diluted earnings per share from continuing operations and from gains and losses are shown in the following table.

Year Ended December 31,               2001          2000         1999
--------------------------------------------------------------------------------
                             (Dollars in thousands, except per share amounts)
INCOME FROM CONTINUING
  OPERATIONS
  Operations                     $ 168,111      $ 154,753    $ 111,912
  Gains (Losses)                  (336,359)        (9,226)     179,414
                                 --------------------------------------
                                 $(168,248)     $ 145,527    $ 291,326
                                 ======================================

DILUTED EARNINGS PER SHARE
  FROM CONTINUING OPERATIONS
Operations                       $    2.86      $    2.54    $    1.78
Gains (Losses)                       (5.73)         (0.15)        2.87
                                 --------------------------------------
                                 $   (2.87)     $    2.39    $    4.65
                                 ======================================

DISCONTINUED OPERATIONS. The merger of Aerial Communications, Inc. ("Aerial") with VoiceStream was completed on May 4, 2000. TDS recognized a gain of $2,125.8 million, net of tax, or $35.06 diluted earnings per share on this transaction. The gain was reduced by $24.1 million, or $0.41 per share, in 2001 to reflect adjustments to estimates used during the closing in the calculation of income and other tax liabilities. In 1999, the loss on operations of Aerial, net of tax, reduced net income by $111.5 million, or $1.78 per share.

     EXTRAORDINARY ITEM - LOSS ON DEBT EXTINGUISHMENT, NET OF MINORITY INTEREST, is related to U.S. Cellular's retirement of LYONs. U.S. Cellular retired LYONs with an aggregate carrying value of $25.4 million and $63.6 million during 2001 and 2000, respectively, for cash totaling $32.0 million and $99.4 million, respectively. A loss, net of minority interest, of $5.7 million, or $0.10 loss per share, in 2001, and $30.5 million, or $0.51 loss per share, in 2000, reflects the difference between the purchase price and the carrying value.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX AND MINORITY INTEREST reflects the implementation of Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition in Financial Statements" in 2000. U.S. Cellular defers recognition of wireless activation and reconnection fees to the accounting period when wireless service is provided to the customer. Under the prior method of accounting, wireless activation fees were recognized at the time the customer signed a wireless contract for service. The cumulative effect of this accounting change reduced net income in 2000 by $3.8 million, or $0.06 per share.

WIRELESS TELEPHONE OPERATIONS

TDS provides wireless telephone service through United States Cellular Corporation ("U.S. Cellular"), an 82.2%-owned subsidiary. U.S. Cellular owns, manages and invests in wireless markets throughout the United States. Growth in the customer base is the primary reason for the increase in U.S. Cellular's results of operations in 2001 and 2000. The number of customer units increased 13% to 3,461,000 at December 31, 2001 and increased 18% to 3,061,000 at December 31, 2000. U.S. Cellular added 354,000 net new customer units from its marketing efforts and 46,000 customer units from acquisitions in 2001. In 2000, 483,000 net new customer units were added from marketing efforts while acquisition/divestiture activity reduced customer units by 24,000.


Year Ended December 31,                         2001           2000            1999
-----------------------------------------------------------------------------------
                                                    (Dollars in thousands)
Operating Revenues
  Retail service                         $1,408,253     $1,227,590      $1,089,249
  Inbound roaming                            272,361        292,437         318,659
  Long-distance and other                    145,771        133,895         117,752
                                         ------------------------------------------
    Service Revenues                       1,826,385      1,653,922       1,525,660
  Equipment sales                             68,445         62,718          50,769
                                         ------------------------------------------
                                           1,894,830      1,716,640       1,576,429
                                         ------------------------------------------
Operating Expenses
  System operations                          421,114        350,507         368,070
  Marketing and selling                      297,239        303,721         272,729
  Cost of equipment sold                     124,028        139,654         124,058
  General and administrative                 434,579        364,747         325,758
  Depreciation and amortization              300,658        265,698         229,972
                                         ------------------------------------------
                                           1,577,618      1,424,327       1,320,587
                                         ------------------------------------------
Operating Income                         $   317,212     $  292,313      $  255,842
===================================================================================
Consolidated Markets:
  Markets                                        142            139             139
  Market penetration                           13.48%         12.29%          10.47%
  Cell sites in service                        2,925          2,501           2,300
  Average monthly service
    revenue per customer unit            $     46.28     $    49.21      $    53.71
  Churn rate per month                           1.9%           2.0%            2.1%
    Cost per gross customer
      addition                           $       322     $      330      $      346
  Employees                                    5,150          5,250           4,800
===================================================================================

     OPERATING REVENUES increased 10% ($178.2 million) in 2001 and 9% ($140.2 million) in 2000. The revenue increases were driven by the 13% and 18% growth in customer units in 2001 and 2000, respectively. Lower revenue per customer, due to competitive pricing pressures, incentive plans and consumer market penetration, has partially offset the revenue growth from the increase in the customer base. Average monthly service revenue per customer was $46.28 in 2001, $49.21 in 2000 and $53.71 in 1999. Management anticipates that average monthly service revenue per customer will continue to decrease as retail service and inbound roaming revenue per minute of use decline.

     RETAIL SERVICE REVENUES (charges to U.S. Cellular's customers for local system usage and usage of systems other than their local systems) increased 15% ($180.7 million) in 2001 and 13% ($138.3 million) in 2000 due primarily to the growth in customers. Average monthly retail service revenue per customer was $35.68 in 2001, $36.52 in 2000 and $38.35 in 1999. Local minutes of use averaged 216 per month in 2001, 157 per month in 2000 and 115 per month in 1999, while average retail service revenue per minute continued to decline. Competitive pressures and U.S. Cellular's use of incentive programs and rate plans to stimulate overall usage resulted in the lower average monthly retail service revenue per minute of use. The decrease in average monthly retail service revenue per customer primarily reflects the increasing level of competition for wireless services and the continued penetration of the consumer market.

     INBOUND ROAMING REVENUES (charges to other wireless service providers whose customers use U.S. Cellular's systems when roaming) decreased 7% ($20.1 million) in 2001 and 8% ($26.2 million) in 2000. Lower negotiated roaming rates have offset increased minutes of use, resulting in decreased roaming revenues in both years. Average monthly inbound roaming revenue per U.S. Cellular customer was $6.90 in 2001, $8.70 in 2000 and $11.22 in 1999. In 2001, the increase in minutes of use was in proportion to the growth in the number of customers throughout the wireless industry. In 2000, the increase in minutes of use was affected by certain pricing programs offered by other wireless companies that began in the second half of 1999. Wireless customers who sign up for these programs are given price incentives to roam in other markets, including U.S. Cellular's markets, thus driving an increase in U.S. Cellular's inbound roaming minutes of use.

     Management anticipates that the increase in inbound roaming minutes of use will be proportionate to the growth in the number of customers throughout the wireless industry in 2002. However, as other wireless operators begin or expand service in U.S. Cellular markets, roaming partners could switch their business to these operators, further slowing the growth in U.S. Cellular's inbound roaming minutes of use. Average inbound roaming revenue per minute of use is expected to continue to decline in the future, reflecting the general downward trend in negotiated rates.

     LONG-DISTANCE AND OTHER SERVICE REVENUES increased 9% ($11.9 million) in 2001 and 14% ($16.1 million) in 2000. Average monthly long-distance and other revenue per customer was $3.70 in 2001, $3.99 in 2000 and $4.15 in 1999.

     OPERATING EXPENSES increased 11% ($153.3 million) in 2001 and 8% ($103.7 million) in 2000. Operating expenses as a percent of service revenue were 86.4% in 2001, 86.1% in 2000 and 86.6% in 1999. The overall increase in operating expenses was due primarily to the increase in general and administrative expenses ($69.8 million in 2001 and $39.0 million in 2000) and additional depreciation and amortization on the increased investment in cell sites and equipment ($35.0 million in 2001 and $35.7 million in 2000). The costs of providing service to the expanding customer base increased $70.6 million in 2001 and decreased $17.6 million in 2000. The costs of expanding the customer base decreased by $22.1 million in 2001 and increased $46.6 million in 2000.

     General and administrative expenses (costs of local business offices and corporate expenses) as a percent of service revenues were 23.8% in 2001, 22.1% in 2000 and 21.4% in 1999. The overall increases in administrative expenses include the effects of an increase in expenses required to serve the growing customer base and other expenses incurred related to the growth in U.S. Cellular's business. Driven by additional costs incurred related to its customer care centers, which centralized certain customer service functions, administrative employee-related expenses increased $27.8 million in 2001 and $6.3 million in 2000. Costs to retain customers and to provide digital phone units to customers who migrated from analog to digital rate plans increased expenses by $9.8 million in 2001 and $27.1 million in 2000.

     Costs of providing service (system operations expenses) as a percent of service revenues were 23.1% in 2001, 21.2% in 2000 and 24.1% in 1999. Systems operations expenses include customer usage expenses (charges from other service providers for wireline connection, toll and roaming costs incurred by customers' use of systems other than their local systems), and maintenance, utility and cell site expenses. The increase in systems operations expense in 2001 was primarily due to a $38.8 million increase in the costs associated with customers roaming on other companies' systems, a $19.6 million increase in the cost of maintaining the network and a $12.2 million increase related to the increased volume of minutes used on the systems. In 2000, systems operations expense decreased primarily due to the $39.3 million decrease in outbound roaming expenses reflecting a reduction in cost per minute of use related to the lower roaming prices in the industry. The decrease in 2000 was partially offset by the increased cost of local and roaming minutes used of $15.2 million and the increased cost of maintaining the network of $7.6 million.

     Costs to expand the customer base consist of marketing and selling expenses and the cost of equipment sold. These expenses less equipment sales revenue represent the cost to add a new customer. The cost to add a new customer was $322 in 2001, $330 in 2000 and $346 in 1999. Gross customer activations (excluding acquisitions) declined 5% in 2001 to 1,095,000 and rose 15% in 2000 to 1,154,000 from 1,000,000 in 1999. The decrease in cost per gross customer activation in 2001 and 2000 was primarily due to reductions in equipment subsidies provided by U.S. Cellular to its customers. A decrease in advertising expenses in 2000 also contributed to the lower cost per gross customer activation.

     Depreciation and amortization expense as a percent of service revenues was 16.5% in 2001, 16.1% in 2000 and 15.1% in 1999. Depreciation expense increased 15% ($31.4 million) in 2001 and 11% ($21.1 million) in 2000, reflecting increases in average fixed asset balances of 20% and 13%, respectively. Increased fixed asset balances in both years resulted from the addition of new cell sites built to improve coverage and capacity and from upgrades to provide digital service. Amortization expense increased 6% ($3.5 million) in 2001 and 32% ($14.6 million) in 2000. The development costs related to U.S. Cellular's new billing and information system, totaling $118 million, are being amortized over a seven-year period beginning in the fourth quarter of 1999 resulting in the increase in amortization expense in 2000.

     OPERATING INCOME increased 9% ($24.9 million) to $317.2 million in 2001 from $292.3 million in 2000 and increased 14% ($36.5 million) in 2000 from $255.8 million in 1999. The improvement was primarily driven by the substantial growth in customer units and revenue. Operating margin, as a percent of service revenue, was 17.4% in 2001, 17.7% in 2000 and 16.8% in 1999.

     Management expects service revenues to continue to grow during 2002; however, management anticipates that average monthly revenue per customer will continue to decrease as retail service and inbound roaming revenue per minute of use decline.

     Management believes U.S. Cellular's operating results reflect seasonality in both service revenues, which tend to increase more slowly in the first and fourth quarters, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth. This seasonality may cause operating income to vary from quarter to quarter.

     Competitors licensed to provide PCS services have initiated service in certain U.S. Cellular markets over the past several years. U.S. Cellular expects PCS operators to continue deployment of PCS in all its market clusters during 2002. U.S. Cellular's management continues to monitor other wireless communications providers' strategies to determine how this additional competition is affecting U.S. Cellular's results. The effects of additional wireless competition have slowed customer growth in certain of U.S. Cellular's markets. Coupled with the recent downturn in the nation's economy, the effect of increased competition has caused U.S. Cellular customer growth in these markets to be slower than management had targeted for in 2001. Management anticipates that customer growth will be slower in the future, primarily as a result of the increase in the number of competitors in its markets and the maturation of the wireless industry.

WIRELINE TELEPHONE OPERATIONS
TDS operates its wireline telephone business through TDS Telecommunications Corporation ("TDS Telecom"), a wholly-owned subsidiary. TDS Telecom served 847,900 access lines at the end of 2001, an increase of 134,600 lines over 2000. At the end of 2000, TDS Telecom served 713,300 lines, an increase of 75,700 lines over 1999. TDS Telecom provides service through local telephone operations, or Incumbent Local Exchange Carrier ("ILEC") companies, and through Competitive Local Exchange Carrier ("CLEC") companies.

     TDS Telecom's local telephone companies served 650,700 access lines at the end of 2001 compared to 601,200 at the end of 2000 and 571,700 at the end of 1999. Local telephone operations have grown through acquisitions and internal growth. Acquisitions added 43,400 lines in 2001 and 10,200 lines in 2000, and internal growth added 6,100 lines in 2001 and 19,300 lines in 2000. Internal growth in access lines has slowed, reflecting the softening of the economy.

TDS Telecom's competitive local exchange companies served 197,200 access lines at the end of 2001 compared to 112,100 at the end of 2000 and 65,900 at the end of 1999. Internal growth in access lines has increased as CLEC operations have increased their presence in current markets and expanded into new markets.

Year Ended December 31,                       2001          2000          1999
------------------------------------------------------------------------------
                                                 (Dollars in thousands)
LOCAL TELEPHONE OPERATIONS
  Operating Revenues
    Local Service                         $179,529      $168,775      $152,290
    Network access and
      long-distance                        319,410       285,738       269,188
    Miscellaneous                           77,878        74,468        71,052
                                          ------------------------------------
                                           576,817       528,981       492,530
                                          ------------------------------------
Operating Expenses
  Operating expenses                       283,114       261,884       250,994
  Depreciation and
    amortization                           131,787       124,389       117,443
                                          ------------------------------------
                                           414,901       386,273       368,437
                                          ------------------------------------
  Local Telephone
    Operating Income                      $161,916      $142,708      $124,093
                                          ------------------------------------
COMPETITIVE LOCAL
  EXCHANGE OPERATIONS
  Operating Revenues                      $118,812      $ 84,720      $ 55,173
                                          ------------------------------------
  Operating Expenses
    Operating expenses                     144,211        90,619        58,808
    Depreciation and
      amortization                          17,574         9,056         5,907
                                          ------------------------------------
                                           161,785        99,675        64,715
                                          ------------------------------------
  Competitive Local Exchange
    Operating (Loss)                      $(42,973)     $(14,955)     $ (9,542)
                                          ------------------------------------
  Intercompany revenue
    elimination                             (1,917)       (3,485)       (1,786)
  Intercompany expense
    elimination                             (1,917)       (3,485)       (1,786)
                                          ------------------------------------
Operating Income                          $118,943      $127,753      $114,551
==============================================================================

Access lines (ILEC)                        650,700       601,200       571,700
Access lines (CLEC)                        197,200       112,100        65,900
Growth in ILEC access lines:
  Acquisitions                              43,400        10,200           500
  Internal growth                            6,100        19,300        23,700
Average monthly revenue
  per ILEC access line                    $  77.76      $  74.75      $  73.00
Employees                                    3,410         2,820         2,590
==============================================================================

  OPERATING REVENUES increased 14% ($83.5 million) to $693.7 million in 2001, and 12% ($64.3 million) to $610.2 million in 2000. The increase was due to the growth in local telephone operations, including acquisitions, and the expansion of competitive local exchange activities.

     OPERATING EXPENSES totaled $574.8 million in 2001, up 19% ($92.3 million) from 2000, and totaled $482.5 million in 2000, up 12% ($51.1 million) from 1999.

     OPERATING INCOME decreased 7% ($8.8 million) in 2001 and increased 12% ($13.2 million) in 2000. TDS Telecom's overall operating margin was 17.1% in 2001, 20.9% in 2000 and 21.0% in 1999.

     LOCAL TELEPHONE OPERATIONS

     OPERATING REVENUES increased 9% ($47.8 million) to $576.8 million in 2001 and 7% ($36.5 million) to $529.0 million in 2000. Average monthly revenue per local telephone access line was $77.76 in 2001, $74.75 in 2000 and $73.00 in 1999. The majority of the increase in average monthly revenue per local telephone access line in 2001 is related to the increase in long-distance revenues. The increases in all years reflect growth in local service revenues. Local telephone operating revenues are anticipated to continue their pattern of moderate growth.

     LOCAL SERVICE REVENUES (provision of local telephone exchange service within the franchise serving area of TDS Telecom's local telephone companies) increased 6% ($10.8 million) in 2001 and 11% ($16.5 million) in 2000. Average monthly local service revenue per customer was $24.20 in 2001, $23.85 in 2000 and $22.57 in 1999. Acquisitions increased revenues by $4.8 million in 2001. Access line growth, excluding acquisitions, of 1.0% in 2001 and 3.4% in 2000, resulted in increases in revenues of $3.5 million and $6.7 million, respectively. The sale of custom calling and advanced features increased revenues by $2.6 million in 2001 and $4.9 million in 2000.

     NETWORK ACCESS AND LONG-DISTANCE REVENUES (compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom's local telephone networks) increased 12% ($33.7 million) in 2001 and 6% ($16.6 million) in 2000. Average monthly network access and long-distance revenue per customer was $43.06 in 2001, $40.38 in 2000 and $39.90 in 1999. Revenues increased by $16.3 million in 2001 and $2.4 million in 2000 as TDS Telecom began selling long-distance service to its customers in the third quarter of 2000. Revenue generated from access minute growth due to increased network usage increased $7.1 million in 2001 and $8.3 million in 2000. Acquisitions increased revenues by $6.5 million in 2001. Compensation from state and national revenue pools due to increased costs of providing network access increased $4.3 million in 2001 and $2.3 million in 2000.

     MISCELLANEOUS REVENUES (charges for (i) leasing, selling, installing and maintaining customer premise equipment, (ii) providing billing and collection services, (iii) providing Internet services and (iv) selling of digital broadcast satellite receivers) increased 5% ($3.4 million) in 2001 and 5% ($3.4 million) in 2000. Average monthly miscellaneous revenue per customer was $10.50 in 2001, $10.52 in 2000 and $10.53 in 1999.

     OPERATING EXPENSES increased 7% ($28.6 million) in 2001 and 5% ($17.8 million) in 2000. Local telephone expenses as a percent of local telephone revenues were 71.9% in 2001, 73.0% in 2000 and 74.8% in 1999. Local telephone expenses are anticipated to increase due to inflation and new revenue-producing programs and to level off somewhat as a percent of operating revenues.

     The increases in local telephone expenses related primarily to the cost of providing Internet service, the sale of long-distance service, acquisitions and wage and benefit increases. TDS Telecom has emphasized cost containment measures to offset rising costs. The sale of long-distance service by TDS Telecom increased expenses by $10.7 million in 2001 and $1.7 million in 2000. Acquisitions increased cash expenses by $10.0 million in 2001. Depreciation and amortization expenses increased 6% ($7.4 million) in 2001, including $3.1 million from acquisitions, and 6% ($6.9 million) in 2000 as a result of increased investment in plant and equipment.

     OPERATING INCOME increased 14% ($19.2 million) to $161.9 million in 2001 and 15% ($18.6 million) to $142.7 million in 2000 from $124.1 million in 1999. The local telephone operating margin was 28.1% in 2001, 27.0% in 2000 and 25.2% in 1999. The increase in operating margin was caused by the growth in revenue along with the emphasis on controlling costs. Local telephone operating expenses are expected to increase due to inflation while additional revenues and expenses are expected from new or expanded product offerings.

     TDS Telecom's local telephone operations are subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." TDS Telecom periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. TDS Telecom believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

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

     COMPETITIVE LOCAL EXCHANGE OPERATIONS

     TDS Telecom launched competitive local exchange operations in five new markets serving over 25 cities in Illinois and Michigan in 2001 and will continue to explore opportunities for future growth. Access lines increased by 76% in 2001 and 70% in 2000. TDS Telecom has incurred and expects to incur substantial operating losses from expansion of competitive operations.

     OPERATING REVENUES (revenue from the provision of local and long-distance telephone service and revenue from a long-distance provider) increased 40% ($34.1 million) to $118.8 million in 2001 and 54% ($29.5 million) to $84.7 million in 2000. The increases were primarily due to the increases in access lines in both years.

     OPERATING EXPENSES increased 62% ($62.1 million) in 2001 and 54% ($35.0 million) in 2000 due primarily to the costs incurred to grow the customer base and expand the service territories, especially new market areas in Wisconsin, Illinois and Michigan.

     OPERATING LOSS was $43.0 million in 2001, $15.0 million in 2000 and $9.5 million in 1999. The competitive local exchange operating losses reflect the expenses associated with the growth and expansion in the business. TDS Telecom expects to continue to grow the competitive local exchange business in certain mid-sized cities. Operating losses from competitive local exchange operations are expected to increase in 2002 due to costs associated with market expansion.

INFLATION

Management believes that inflation affects TDS's business to no greater extent than the general economy.

ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets" in July 2001. These statements require, among other things, that all future business combinations be accounted for using the purchase method of accounting and prohibit the use of the pooling-of-interest method. For acquisitions completed after July 1, 2001, goodwill will not be amortized. In addition, effective January 1, 2002, previously recorded goodwill and other intangible assets with indefinite lives will no longer be amortized but will be subject to impairment tests.

     SFAS No. 142 defines the accounting for intangible assets. The accounting for a recognized intangible asset is based on the useful life to the entity. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. The useful life of the intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the entity.

     An intangible asset that is not subject to amortization shall be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test shall consist of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

     SFAS No. 142 also defines the accounting for goodwill. Goodwill will be tested for impairment annually. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.

     The Company will adopt SFAS No. 142 on January 1, 2002, and will no longer amortize cellular license costs, telephone franchise and other costs in excess of the underlying book value of subsidiaries or goodwill for equity method investments. Cellular license costs, telephone franchise and other costs, and equity method goodwill totaled $1,334.5 million, $348.7 million and $76.8 million respectively, at December 31, 2001, and amortization for the year ended December 31, 2001 totaled $37.6 million, $6.2 million and $1.3 million, respectively.

     In addition, pursuant to SFAS No. 142, the Company is assessing its recorded balances of Cellular license costs and telephone franchise and other costs for potential impairment. As allowed under the standard, the Company expects to complete its impairment assessment in the first quarter of 2002. Any required impairment charge would be recorded as a cumulative effect of accounting change as of January 1, 2002. The Company does not currently expect to record an impairment charge upon the completion of the initial impairment review. However, there can be no assurance that at the time the review is completed a material impairment charge will not be recorded.

     SFAS No. 143, "Accounting for Asset Retirement Obligations" was issued in June 2001, and will become effective for the Company beginning January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. The Company is currently reviewing the requirements of this new standard and has not yet determined the impact, if any, on the Company's financial position or results of operations.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued in October 2001, and became effective for the Company beginning January 1, 2002. SFAS No. 144 requires entities to measure long-lived assets at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 also revises standards for the reporting of discontinued operations. This statement broadens the presentation of discontinued operations to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. The Company is currently reviewing the requirements of this new standard, but does not expect implementation to have a material impact on its financial position or results of operations.

     The Financial Accounting Standards Board issued an exposure draft on November 15, 2001, "Rescission of FASB Statements No. 4, 44 and 64 and Technical Corrections." This proposed Statement would rescind Statement 4 and Statement 64, an amendment to Statement 4, thereby eliminating the requirements that gains and losses from extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. The provisions of this Statement related to the rescission of Statement 4 shall be applied as of the beginning of the fiscal year in which this Statement is issued. The Board expects to issue the final Statement in the first quarter of 2002. When adopted, the Company would no longer report gains and losses on the retirement of long-term debt as an extraordinary item.

FINANCIAL RESOURCES

The following table shows certain information relating to TDS's financial resources and requirements.

Year Ended December 31,                       2001          2000          1999
------------------------------------------------------------------------------
                                                (Dollars in thousands)
Cash flows from (used in)
  Operating activities                 $   545,805   $   755,422   $   479,832
  Investing activities                    (519,858)     (605,659)     (285,350)
  Financing activities                      15,778      (155,191)     (272,522)
  Discontinued operations                       --        (6,563)      143,911
                                       ---------------------------------------
Net increase (decrease) in
  cash and cash equivalents            $    41,725   $   (11,991)  $    65,871
==============================================================================

Capitalization                         $ 6,134,589   $ 6,362,631   $ 4,561,767

Percent equity to total capital               65.0%         68.6%         64.8%
Interest coverage ratio
  (excluding gains and losses)                3.9X          3.6x          3.1x
Book value per share                   $     56.36   $     63.07   $     39.25
Senior unsecured debt rating
  S&P/Moody's                                A-/A3         A-/A3      BBB/Baa3
Year-end stock price                   $     89.75   $     90.00   $    126.00
==============================================================================

     CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES represents a significant source of funds to the Company. Income from continuing operations excluding all noncash items totaled $583.7 million in 2001, $592.5 million in 2000 and $554.9 million in 1999. Proceeds from the settlement of litigation added $42.5 million in 2000. Changes in assets and liabilities from operations required $37.9 million in 2001, provided $120.5 million in 2000 and required $75.0 million in 1999, reflecting timing differences in the collection of accounts receivable, payment of accounts payable and accrued taxes.

Year Ended December 31,                       2001          2000          1999
------------------------------------------------------------------------------
                                                 (Dollars in thousands)
Income (loss) from
  continuing operations                  $(168,248)  $   145,527   $   291,326
Noncash items included
  in income from continuing
  operations                               751,973       446,949       263,532
                                         -------------------------------------
Income from continuing
  operations excluding
  noncash items                            583,725       592,476       554,858
Proceeds from
  litigation settlement                         --        42,457            --
Changes in assets and
liabilities from operations                (37,920)      120,489       (75,026)
                                         -------------------------------------
                                         $ 545,805   $   755,422   $   479,832
==============================================================================

     CASH FLOWS FROM CONTINUING INVESTING ACTIVITIES primarily represents uses of funds to acquire, construct and upgrade modern high-quality communications networks and facilities as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue enhancing and cost reducing upgrades of TDS's networks. Cash flows used for investing activities primarily represent cash required for capital expenditures, and the acquisition of cellular and telephone properties and wireless spectrum. Proceeds from merger transactions, the sale of non-strategic properties and distributions from unconsolidated entities have provided substantial funds in recent years which have partially offset the cash requirements for investing activities; however, such sources cannot be relied upon to provide continuing or regular sources of financing.

     The primary purpose of TDS's construction and expansion expenditures is to provide for significant customer growth, to upgrade service, and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services. Cash expenditures for capital additions totaled $700.2 million in 2001, $456.0 million in 2000 and $399.6 million in 1999. U.S. Cellular's capital additions totaled $503.3 million in 2001, $305.4 million in 2000 and $277.4 million in 1999 representing expenditures to build 377 cell sites in 2001, 224 in 2000 and 225 in 1999, to change out analog equipment for digital equipment and to improve business systems, primarily its customer information system. TDS Telecom's capital additions for its local telephone operations totaled $99.9 million in 2001, $93.4 million in 2000 and $99.2 million in 1999 representing expenditures for switch modernization and outside plant facilities to maintain and enhance the quality of service and offer new revenue opportunities. TDS Telecom's capital additions also included expenditures of $96.9 million in 2001, $57.2 million in 2000 and $23.0 million in 1999 for switching and other network facilities for its competitive local exchange business.

     Cash used for acquisitions, excluding cash acquired, totaled $392.8 million in 2001, $200.7 million in 2000 and $31.3 million in 1999. TDS's acquisitions include primarily the purchase of controlling interests in cellular telephone and telephone properties, minority interests that increased the ownership of majority-owned markets and wireless spectrum. These expenditures added the majority interest in one cellular market, 26 PCS licenses and two telephone companies representing 6.8 million population equivalents, 1,000 customer units and 43,400 access lines in 2001. In 2000, the Company acquired the majority interest in two cellular markets, one telephone company and a minority interest in one telephone company representing 387,000 population equivalents and 10,200 access lines. In 1999, the Company acquired the majority interest in one cellular market and one telephone company representing 245,000 population equivalents, 15,000 customer units and 500 access lines. The 2000 expenditures also include a deposit on certain PCS licenses. The PCS licenses were acquired on U.S. Cellular's behalf and through joint ventures. The interests acquired through joint ventures are 100% owned by the joint ventures, and the Company is considered to have the controlling financial interest in these joint ventures for financial reporting purposes.

     TDS received $570.0 million in cash from the merger of Deutsche Telekom and VoiceStream in 2001 and $46.6 million in cash from the merger of AirTouch and Vodafone in 1999. The sale of non-strategic cellular assets, and certain other assets and properties provided $0.5 million in 2001, $73.0 million in 2000 and $73.4 million in 1999. TDS loans and advances, primarily to Airadigm Communications, Inc., totaled $9.8 million in 2001 and $55.1 million in 2000. Distributions from unconsolidated investments provided $16.6 million in 2001, $34.8 million in 2000 and $26.1 million in 1999. The 2000 amount included a special nonrecurring distribution of $11.8 million.

     CASH FLOWS FROM CONTINUING FINANCING ACTIVITIES primarily reflects changes in short-term debt balances, cash used to repurchase common shares, cash used for the repurchase and conversion of LYONs securities and proceeds from the sale of long-term debt and equity securities to refinance short-term debt.

     The Company has used short-term debt to finance acquisitions, for general corporate purposes and to repurchase common shares. Internally generated funds as well as proceeds from the sale of non-strategic cellular and other investments, from time to time, have been used to reduce short-term debt. In addition, TDS has taken advantage of attractive opportunities to reduce short-term debt with proceeds from the sale of long-term debt securities, including sales of debt securities by subsidiaries. TDS has cash management arrangements with its subsidiaries under which the subsidiaries may from time to time deposit excess cash with TDS for investment.

     TDS received $484.2 million from the sale of $500 million 40-year 7.6% Series A Notes in 2001. The proceeds were used to reduce short-term debt. A total of $65.5 million was paid to retire medium-term notes called at par in 2001. Short-term debt required cash totaling $249.5 million in 2001 and $170.9 million in 1999, and provided $499.0 million in 2000. During 1999, TDS reduced notes payable balances primarily through Aerial's repayment of intercompany indebtedness as a result of Aerial's receipt of an equity investment from a strategic investor, and as a result of internally generated cash and improved cash management.

     The boards of directors of TDS and U.S. Cellular have authorized the repurchase of common shares of TDS and U.S. Cellular. During 2001, 2000 and 1999, TDS repurchased 325,000 shares, 2,666,000 shares and 664,000 shares, respectively, for an aggregate purchase price of $30.3 million, or an average of $93.47 per share, $287.7 million, or an average of $107.94 per share, and $80.5 million, or an average of $121.18 per share, respectively. Cash required for the repurchase of common shares totaled $39.4 million in 2001, $290.1 million in 2000 and $69.0 million in 1999 reflecting differences in the number of shares acquired and timing differences in the cash disbursements. During 2001 and 2000, U.S. Cellular repurchased 643,000 and 3,524,000 common shares for an aggregate purchase price of $29.9 million, or an average of $46.45 per share and $234.8 million, or an average of $66.64 per share, respectively. Cash required for the repurchase of U.S. Cellular common shares totaled $40.9 million and $223.8 million in 2001 and 2000, respectively.

     U.S. Cellular's LYONs securities are convertible, at the option of the holders, at any time prior to maturity, redemption or purchase, into U.S. Cellular common shares at a conversion rate of 9.475 U.S. Cellular common shares per LYON. Upon notice of conversion, U.S. Cellular has the option to deliver to holders either U.S. Cellular common shares or cash equal to the market value of such common shares. In addition, U.S. Cellular has opportunistically repurchased LYONs securities in private transactions and in open-market transactions. In 2001, U.S. Cellular paid $32.0 million and issued 644,000 U.S. Cellular common shares to retire LYONs securities with a carrying value of $55.1 million. During 2000, U.S. Cellular retired LYONs securities with a carrying value of $126.2 million for cash totaling $99.4 million and for 1,416,000 U.S. Cellular common shares.

     CASH FLOWS FROM DISCONTINUED OPERATIONS represents the net cash used to fund the construction and operating activities of Aerial and cash provided by financing activities of Aerial prior to the merger with VoiceStream. Aerial's financing activities included investments aggregating $230 million in 1999 in Aerial and one of its subsidiaries by a strategic investor. The cash provided by these investments was, upon receipt, used to reduce intercompany debt incurred to fund the construction and operating activities of Aerial.

LIQUIDITY AND CAPITAL RESOURCES

Management believes that internal cash flow, existing cash and cash equivalents, and funds available from line of credit arrangements provide sufficient financial resources to finance its near-term capital, business development and expansion expenditures. TDS and its subsidiaries have access to public and private capital markets to help meet its long-term financing needs. TDS and its subsidiaries anticipate accessing public and private capital markets to issue debt and equity securities only when and if capital requirements, financial market conditions and other factors warrant. However, the availability of financial resources is dependent on economic events, business developments, technological changes, financial conditions or other factors, some of which may not be in TDS's control. If at any time financing is not available on terms acceptable to TDS, TDS might be required to reduce its business development and capital expenditure plans, which could have a materially adverse effect on its business and financial condition. TDS does not believe that any circumstances that could materially adversely affect TDS's liquidity or capital resources are currently reasonably likely to occur, but it cannot provide assurances that such circumstances will not occur or that they will not occur rapidly. Economic downturns, changes in financial markets or other factors could rapidly change the availability of TDS's liquidity and capital resources.

     As of December 31, 2001, the resources required for scheduled repayment of long-term debt (including announced prepayments of medium-term notes), trust originated securities, and aggregate minimum commitments under noncancelable long-term operating leases, and with respect to 2002, announced acquisitions, were as follows.

Contractual                                                      After
Obligations           2002     2003    2004    2005     2006    5 years
------------------------------------------------------------------------
                                     (Dollars in Millions)
Long-term Debt
  Repayments(1)     $ 67.5    $17.2   $18.2   $21.7   $219.2   $ 1,402.2
Average
  Interest Rate
  on Debt             8.53%    7.23%   7.23%   7.47%    7.02%       7.26%
Trust Originated
  Securities        $   --    $  --   $  --   $  --   $   --   $   300.0
Operating
  Leases              62.9     56.9    51.5    47.3     41.7       168.9
Acquisitions          90.4       --      --      --       --          --
                    ----------------------------------------------------
                    $220.8    $74.1   $69.7   $69.0   $260.9   $ 1,871.1
========================================================================

(1) SCHEDULED DEBT REPAYMENTS INCLUDE LONG-TERM DEBT, THE CURRENT PORTION OF LONG-TERM DEBT AND EXCLUDES THE UNAMORTIZED DISCOUNT ON THE ZERO COUPON DEBENTURES (LYONS).

     At December 31, 2001, TDS and its subsidiaries are in compliance with all covenants and other requirements set forth in long-term debt indentures. TDS does not have any rating downgrade triggers that would accelerate the maturity dates of its debt. However, a downgrade in TDS's credit rating could adversely affect the terms on which it is able to renew existing, or obtain access to new, credit facilities in the future.

     TDS and its subsidiaries had cash and cash equivalents totaling $140.7 million at December 31, 2001. In January 2002, TDS replaced its $500 million revolving credit facility, all of which was unused at December 31, 2001, with a new $600 million facility that expires in January 2007. Borrowings will bear interest at the London Interbank Borrowing Rate ("LIBOR") plus a margin based on the Company's credit rating (30 basis points at inception).

     TDS's interest cost would increase if TDS's credit rating goes down which would increase TDS's cost of financing, but such credit facility would not cease to be available solely as a result of a decline in its credit rating. However, the continued availability of this revolving credit facility requires TDS to comply with certain negative and affirmative covenants, maintain certain financial ratios and to represent certain matters at the time of each borrowing. At December 31, 2001, TDS was in compliance with all covenants and other requirements set forth in the credit agreement.

     TDS also had $87 million of bank lines of credit for general corporate purposes at December 31, 2001, all of which was unused. These line of credit agreements provide for borrowings at negotiated rates up to the prime rate.

     U.S. Cellular's capital additions budget for 2002 is approximately $620-$640 million, primarily to add additional cell sites to expand and enhance coverage, to provide additional digital service capabilities including the initial steps toward the migration to CDMA technology and to enhance office systems. The conversion to CDMA is expected to be completed by 2004, at an approximate cost of $400-$450 million, spread over the next three years. The estimated capital additions in 2002 include $80-$95 million related to this conversion. U.S. Cellular plans to finance its construction expenditures primarily with internally generated cash and short-term debt. U.S. Cellular's operating cash flow (operating income plus depreciation and amortization) totaled $617.9 million in 2001, up 11% ($59.9 million) from 2000. In addition, at December 31, 2001, U.S. Cellular had a $500 million of bank revolving line of credit for general corporate purposes, $236 million of which was unused. This line of credit provides for borrowing at LIBOR plus a contractual spread, based on U.S. Cellular's credit rating. The contractual spread was 19.5 basis points as of December 31, 2001.

     U.S. Cellular's interest cost would increase if its credit rating goes down which would increase its cost of financing, but such line of credit would not cease to be available solely as a result of a decline in its credit rating. However, the continued availability of this revolving line of credit requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and to represent certain matters at the time of each borrowing. At December 31, 2001, U.S. Cellular was in compliance with all covenants and other requirements set forth in the credit agreement.

     TDS Telecom's capital additions budget for 2002 is approximately $170-$190 million. TDS Telecom expects the local telephone companies to spend approximately $115-$125 million to provide for normal growth and to upgrade plant and equipment to provide enhanced services. The competitive local exchange companies are expected to spend approximately $55-$65 million to build switching and other network facilities to expand its markets. TDS Telecom plans to finance its construction expenditures using primarily internally generated cash. Operating cash flow totaled $268.3 million in 2001, up 3% ($7.1 million) from 2000.

     As of December 31, 2001, TDS gave notice to the note holders of its intent to retire $51.0 million of Medium-Term Notes in the first quarter of 2002 that were called at par value. This amount was classified as current portion of long-term debt on the December 31, 2001 balance sheet. TDS may consider retiring debt, when it becomes redeemable, when and if financial market conditions and other factors warrant. The table below indicates the long-term debt which could be retired in 2002 and the initial call dates of the remaining TDS long-term debt to show the amounts that TDS could redeem in advance of the maturity date if it chose to do so.

Redemption Amounts          Total         2002        2003       2004        2005      2006
-------------------------------------------------------------------------------------------
                                                     (Dollars in Millions)
TDS Medium Term Notes     $  173.7     $  51.0      $ 65.5     $   --       $17.2    $ 40.0
TDS 7% Notes                 200.0       200.0          --         --          --        --
TDS 7.6% Series A Notes      500.0          --          --         --          --     500.0
U.S. Cellular 7.25% Notes    250.0          --          --      250.0          --        --
U.S. Cellular LYONs          140.2       140.2          --         --          --        --
TDS TELECOM Debt             288.9       288.9          --         --          --        --
Other Debt                    22.5         9.5          --         --         3.0      10.0
Mandatory
  Redeemable
  Preferred
  Securities                 300.0       150.0       150.0         --          --        --
                          -----------------------------------------------------------------
                          $1,875.3     $ 839.6      $215.5     $250.0       $20.2    $550.0
===========================================================================================

     TDS reviews attractive opportunities to acquire additional telecommunications companies and wireless spectrum, which add value to the business. At December 31, 2001, the Company had agreements to acquire two telephone companies serving 25,500 access lines, and certain PCS licenses for aggregate consideration of $90.4 million in cash.

     On November 1, 2000, the United States Bankruptcy Court for the Western District of Wisconsin confirmed a plan of financial reorganization for Airadigm Communications, Inc., a Wisconsin-based wireless service provider. Under the terms of the plan of reorganization, TDS and an unrelated entity have committed to provide funding to meet certain obligations of Airadigm. Airadigm continues to operate as an independent company providing wireless services. Pursuant to the plan of reorganization, under certain circumstances and subject to the FCC's rules and regulations, TDS and the unrelated entity, or their respective designees, may each acquire certain PCS licenses for areas of Wisconsin and Iowa as well as other Airadigm assets. As of December 31, 2001, TDS had provided funding of $52.7 million to Airadigm. Under the plan of reorganization, TDS's portion of the funding and the cost of the assets to be acquired could possibly aggregate up to an additional $145 million.

     U.S. Cellular is a limited partner in a joint venture that was a successful bidder for 17 licenses in 13 markets in the January 2001 FCC spectrum auction. The cost for the 17 licenses totaled $283.9 million. Although legally the general partner controls the joint venture, the Company has included the joint venture in its consolidated financial statements because U.S. Cellular is considered to have controlling financial interest for financial reporting purposes. The joint venture has acquired 5 of such licenses in 4 markets for a total of $4.1 million and has deposits with the FCC totaling $56.1 million for the remaining licenses (classified as a current asset at December 31, 2001). Subject to the final outcome of the proceedings discussed below, the joint venture's portion of the funding could possibly aggregate up to an additional $223.7 million to fund the acquisition of the remaining licenses. In addition, U.S. Cellular has agreed to loan the general partner up to $20 million that could be used by the general partner to fund its investment in the licenses.

     With respect to the remaining 12 licenses in 9 markets, such licenses had been reauctioned by the FCC after defaults by winning bidders in a prior auction and were made subject by the FCC to the final outcome of certain legal proceedings initiated by the prior winning bidders. Following the reauction, one of the prior winning bidders obtained a court ruling that the FCC's actions were illegal. In an effort to resolve this matter, on November 15, 2001, the joint venture and other bidders in the reauction entered into a settlement agreement with the prior winning bidder and the FCC. However, the settlement agreement terminated due to the failure to satisfy a condition to obtain certain Congressional action by December 31, 2001. The U.S. Supreme Court has agreed to review this matter. In the event the prior winning bidder is successful in this litigation, the joint venture would receive a refund of its deposit of $56.1 million made to the FCC for such 12 licenses. The joint venture's financial requirements would then be limited to the 5 licenses in 4 markets that it acquired in 2001. If the FCC is successful in this litigation or the matter is otherwise resolved in a manner that will permit the joint venture to acquire the remaining licenses, the joint venture would likely be required to pay to the FCC the balance of the auction price for such licenses. The joint venture would then have significant financial requirements to build out such markets. The exact nature of U.S. Cellular's financial commitment going forward will be determined as the joint venture develops its long-term business and financing plans.

     TDS paid total dividends on its common and preferred stock of $32.1 million in 2001, $30.5 million in 2000 and $29.4 million in 1999. TDS does not anticipate any change in its policy of paying dividends. TDS paid quarterly dividends of $0.135, $0.125 and $0.115 in 2001, 2000 and 1999, respectively.

     TDS and U.S. Cellular may continue the repurchase of their common shares, as market conditions warrant, on the open market or at negotiated prices in private transactions. The repurchase programs are intended to create value for the shareholders. The repurchases of common shares will be funded by internal cash flow, supplemented by short-term borrowings.

     The U.S. Cellular Board of Directors has authorized management to opportunistically repurchase LYONs in private transactions. U.S. Cellular may also purchase a limited amount of LYONs in open-market transactions from time to time. U.S. Cellular LYONs are convertible, at the option of their holders, at any time prior to maturity, redemption or purchase, into U.S. Cellular common shares at a conversion rate of 9.475 U.S. Cellular common shares per LYON. Upon conversion, U.S. Cellular has the option to deliver to holders either U.S. Cellular common shares or cash equal to the market value of the U.S. Cellular common shares into which the LYONs are convertible. U.S. Cellular may redeem the notes for cash at the issue price plus accrued original issue discount through the date of redemption.

     TDS holds various investments in publicly traded companies valued at $2,700.2 million as of December 31, 2001. These assets are classified for financial reporting purposes as available-for-sale securities. TDS may purchase additional shares, sell or transfer shares in public or private transactions and/or may enter into privately negotiated derivative transactions to hedge the market risk of some or all of its positions in the securities.

MARKET RISK
TDS is subject to market rate risks due to fluctuations in interest rates and equity markets. The majority of TDS's debt is in the form of long-term, fixed-rate notes, convertible debt, debentures and trust securities with original maturities ranging up to 40 years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such instruments. TDS has not entered into any significant financial derivatives to reduce its exposure to interest rate risks. The annual requirements for principal payments on long-term debt and the average interest rates are shown above in the Liquidity section. The aggregate principal amounts of long-term debt were $1,746.0 million at December 31, 2001 and $1,438.5 million at December 31, 2000, the estimated fair value was $1,559.7 million and $1,367.9 million, respectively, and the average interest rate on the debt was 7.28% and 7.14%, respectively. The fair value was estimated using market prices for TDS's 7.6% Series A Notes and U.S. Cellular LYONs and discounted cash flow analysis for the remaining debt. The trust securities instruments totaling $300 million, with an average interest rate of 8.27%, are due in 2037 and 2038. The fair value of the trust securities was $299.2 million and $279.0 million based upon the market price at December 31, 2001 and 2000, respectively.

     TDS maintains a portfolio of available-for-sale marketable equity securities. The market value of these investments aggregated $2,700.2 million at December 31, 2001 and $4,121.9 million at December 31, 2000. A hypothetical 10% decrease in the share prices of these investments at December 31, 2001 would result in a $270.0 million decline in the market value of the investments. As of December 31, 2001, the net unrealized holding loss, net of tax, included in accumulated other comprehensive loss totaled $352.1 million. Management does not consider the unrealized loss to be "other than temporary." Management continues to review the valuation of the investments on a periodic basis. If management determines in the future that the unrealized loss is other than temporary, the loss will be recognized and recorded in the income statement.

     CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities. Actual results may differ from estimates under different assumptions or conditions.

     Management believes the following critical accounting policies reflect its more significant judgements and estimates used in the preparation of its consolidated financial statements.

     The Company holds a substantial amount of marketable securities that are publicly traded and can have volatile share prices. The marketable securities are marked to market each period with the change in value of the securities reported as Other Comprehensive Income, net of income taxes, which is included in the stockholders' equity section of the balance sheet. If management determined that the decline in value of the marketable securities was "other than temporary," the unrealized loss included in other comprehensive income would be recognized and recorded as a loss in the income statement. Factors that management reviews in determining an other than temporary decline include whether there has been a significant change in the financial condition, operational structure or near-term prospects of the issuer; how long the security has been below historical cost; and whether TDS has the ability to retain its investment in the issuer's securities to allow the market value to return to historical cost levels.

     TDS has substantial investments in long-lived assets, including substantial amounts of intangible assets, primarily cellular license costs and telephone franchise costs (goodwill), as a result of acquisitions of wireless markets and licenses, and telephone companies. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company evaluates the asset for possible impairment based on an estimate of related undiscounted cash flows over the remaining asset life. If an impairment is identified, a loss is recognized for the difference between the fair value of the asset (less cost to sell) and the carrying value of the asset.

     TDS will adopt SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, and will no longer amortize cellular license costs, telephone franchise and other costs in excess of the underlying book value of subsidiaries, and goodwill for equity method investments. In connection with SFAS No. 142, TDS is assessing its recorded balances of cellular license costs and telephone franchise and other costs for potential impairment. The Company expects to complete its impairment assessment in the first quarter of 2002. Any required impairment charge would be recorded as a cumulative effect of accounting change as of January 1, 2002. The Company does not currently expect to record an impairment charge upon the completion of the initial impairment review. However, there can be no assurance that at the time the review is completed a material impairment charge will not be recorded.

     Deferred tax assets are reduced by a valuation allowance when, in management's opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. TDS considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. If it were determined that TDS would be able to realize the deferred tax asset in excess of its net recorded amount, an adjustment to deferred tax assets would increase income. Likewise, if it were determined that TDS would not be able to realize the net deferred tax asset amount, an adjustment to deferred tax assets would reduce income.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
STATEMENT

     THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND OTHER SECTIONS OF THIS ANNUAL REPORT CONTAIN STATEMENTS THAT ARE NOT BASED ON HISTORICAL FACT, INCLUDING THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS" AND SIMILAR WORDS. THESE STATEMENTS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, EVENTS OR DEVELOPMENTS TO BE SIGNIFICANTLY DIFFERENT FROM ANY FUTURE RESULTS, EVENTS OR DEVELOPMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE THE FOLLOWING:

- INCREASES IN THE LEVEL OF COMPLETION IN THE MARKETS IN WHICH TDS OPERATES COULD ADVERSELY AFFECT TDS'S REVENUES OR INCREASES ITS COSTS TO COMPETE.

- ADVANCES OR CHANGES IN TELECOMMUNICATIONS TECHNOLOGY COULD RENDER CERTAIN TECHNOLOGIES USED BY TDS OBSOLETE.

- CHANGES IN TELECOMMUNICATIONS REGULATORY ENVIRONMENT COULD ADVERSELY AFFECT TDS'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

- CHANGES IN THE SUPPLY OR DEMAND OF THE MARKET FOR WIRELESS LICENSES OR TELEPHONE COMPANIES, INCREASED COMPETITION, ADVERSE DEVELOPMENTS IN THE TDS'S BUSINESSES OR THE INDUSTRIES IN WHICH TDS IS INVOLVED AND/OR OTHER FACTORS COULD RESULT IN AN IMPAIRMENT OF THE VALUE OF TDS'S LICENSE COSTS AND/OR GOODWILL, WHICH MAY REQUIRE TDS TO RECORD A WRITE DOWN IN THE VALUE OF SUCH ASSETS.

- COMPETITION, CONSTRUCTION DELAYS AND OTHER CHALLENGES IN EXECUTING TDS'S EXPANSION AND DEVELOPMENT OF ITS CLEC BUSINESS COULD RESULT IN HIGHER THAN PLANNED LOSSES, ADDITIONAL FINANCING REQUIREMENTS AND/OR THE WRITE DOWN OF THE CLEC ASSETS IF TDS IS UNABLE TO SUCCESSFULLY IMPLEMENT ITS PLANS IN THIS BUSINESS UNDERTAKING.

- CONTINUED DEPRESSED MARKET VALUES, CONTINUED DECLINES THEREOF OR OTHER EVENTS EVIDENCING AN IMPAIRMENT IN THE VALUE OF TDS'S INVESTMENTS IN AVAILABLE-FOR-SALE MARKETABLE EQUITY SECURITIES THAT ARE OTHER THAN TEMPORARY MAY REQUIRE TDS TO WRITE DOWN THE VALUE OF SUCH SECURITIES.

- SETTLEMENT, JUDGMENTS, RESTRAINTS ON ITS CURRENT MANNER OF DOING BUSINESS AND/OR LEGAL COSTS RESULTING FROM PENDING AND FUTURE LITIGATION COULD HAVE AN ADVERSE EFFECT ON TDS'S FINANCIAL CONDITION, RESULTS OF OPERATIONS OR ABILITY TO DO BUSINESS.

-    COSTS, INTEGRATION PROBLEMS OR OTHER FACTORS ASSOCIATED WITH
     ACQUISITIONS/DIVERSITIES OF PROPERTIES AND/OR LICENSES COULD HAVE AN ADVERSE EFFECT ON TDS'S FINANCIAL CONDITION OR RESULTS OR OPERATIONS.

- CHANGES IN GROWTH IN THE NUMBER OF WIRELESS CUSTOMERS, AVERAGE REVENUE PER UNIT, PENETRATION RATES, CHURN RATES, ROAMING RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN WIRELESS MARKETS COULD HAVE AN ADVERSE EFFECT ON TDS'S WIRELESS BUSINESS OPERATIONS.

- CHANGES IN GROWTH IN THE NUMBER OF ILEC AND CLEC CUSTOMERS, CHURN RATES AND MIX OF PRODUCTS AND SERVICES OFFERED IN ILEC AND CLEC MARKETS COULD HAVE AN ADVERSE EFFECT ON SUCH TDS BUSINESS SEGMENTS.

- CHANGES IN MARKET CONDITIONS OR OTHER FACTORS COULD LIMIT OR RESTRICT THE AVAILABILITY OF FINANCING ON TERMS AND PRICES ACCEPTABLE TO TDS, WHICH COULD REQUIRE TDS TO REDUCE ITS CONSTRUCTION, DEVELOPMENT AND ACQUISITION PROGRAMS.

- CHANGES IN GENERAL ECONOMIC AND BUSINESS CONDITIONS, BOTH NATIONALLY AND IN THE REGIONS IN WHICH TDS OPERATES, COULD HAVE AN ADVERSE EFFECT ON TDS'S BUSINESSES.

     TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.


------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31,                                                                     2001         2000            1999
-----------------------------------------------------------------------------------------------------------------------------
                                                                              (Dollars in thousands, except per share amounts)
OPERATING REVENUES
  U.S. Cellular                                                                       $1,894,830   $1,716,640      $1,576,429
  TDS Telecom                                                                            693,712      610,216         545,917
                                                                                      ---------------------------------------
                                                                                       2,588,542    2,326,856       2,122,346
                                                                                      ---------------------------------------
OPERATING EXPENSES
  U.S. Cellular                                                                        1,577,618    1,424,327       1,320,587
  TDS Telecom                                                                            574,769      482,463         431,366
                                                                                      ---------------------------------------
                                                                                       2,152,387    1,906,790       1,751,953
                                                                                      ---------------------------------------
                                                                                         436,155      420,066         370,393
                                                                                      ---------------------------------------
OPERATING INCOME
INVESTMENT AND OTHER INCOME (EXPENSE)
  Interest and dividend income                                                            14,246       15,637           8,708
  Investment income                                                                       50,639       38,723          31,324
  Amortization of costs related to minority investments                                   (1,263)     (10,258)        (12,927)
  Gain (loss) on marketable securities and other investments                            (548,305)      15,716         345,938
  Other income (expense), net                                                              5,048       (8,082)        (11,198)
                                                                                      ---------------------------------------
                                                                                        (479,635)      51,736         361,845
                                                                                      ---------------------------------------
INCOME (LOSS) BEFORE INTEREST AND INCOME TAXES                                           (43,480)     471,802         732,238
Interest expense                                                                         103,710      100,559          99,984
Minority interest in income of subsidiary trust                                           24,810       24,810          24,810
                                                                                      ---------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
  MINORITY INTEREST                                                                     (172,000)     346,433         607,444
Income tax expense (benefit)                                                             (44,908)     149,481         251,001
                                                                                      ---------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST                       (127,092)     196,952         356,443
Minority share of income                                                                 (41,156)     (51,425)        (65,117)
                                                                                      ---------------------------------------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                                (168,248)     145,527         291,326
                                                                                      ---------------------------------------
DISCONTINUED OPERATIONS
  Gain (loss) on disposal of Aerial, net of tax                                          (24,092)   2,125,787              --
  Loss from operations of Aerial, net of tax                                                  --           --        (111,492)
                                                                                      ---------------------------------------
                                                                                         (24,092)   2,125,787        (111,492)
                                                                                      ---------------------------------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                                                                     (192,340)   2,271,314         179,834
EXTRAORDINARY ITEM-LOSS ON EXTINGUISHMENT OF DEBT, NET OF MINORITY INTEREST               (5,715)     (30,471)             --
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAX AND MINORITY INTEREST                      --       (3,841)             --
                                                                                      ---------------------------------------
NET INCOME                                                                              (198,055)   2,237,002         179,834
Preferred Dividend Requirement                                                              (458)        (504)         (1,147)
                                                                                      ---------------------------------------
NET INCOME (LOSS) AVAILABLE TO COMMON                                                 $ (198,513)  $2,236,498      $  178,687
=============================================================================================================================
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (000S)                                          58,661       59,922          61,436
BASIC EARNINGS PER SHARE
  Income (Loss) from Continuing Operations                                            $    (2.87)  $     2.42      $     4.72
  Net Income (Loss) Available to Common                                                    (3.38)       37.32            2.91
=============================================================================================================================
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (000S)                                        58,661       60,636          62,376
DILUTED EARNINGS PER SHARE
  Income (Loss) from Continuing Operations                                            $    (2.87)  $     2.39      $     4.65
  Net Income (Loss) Available to Common                                                    (3.38)       36.88            2.87
=============================================================================================================================
DIVIDENDS PER SHARE                                                                   $      .54   $      .50      $      .46
=============================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.


------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31,                                                                  2001              2000            1999
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                (Dollars in thousands)
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES
  Income (loss) from continuing operations                                          $(168,248)        $ 145,527       $ 291,326
  Add (deduct) adjustments to reconcile income from continuing operations to net cash provided by operating activities
      Depreciation and amortization                                                   450,019           399,143         353,322
      Deferred income taxes, net                                                     (266,406)             (370)        175,047
      Investment income                                                               (50,639)          (38,723)        (31,324)
      Minority share of income                                                         41,156            51,425          65,117
      (Gain) Loss on cellular and other investments                                   548,305           (15,716)       (345,938)
      Noncash interest expense                                                         10,176            16,448          18,297
      Other noncash expense                                                            19,362            34,742          29,011
      Proceeds from litigation settlement                                                  --            42,457              --
    Changes in assets and liabilities from operations
      Change in accounts receivable                                                   (34,125)          (14,619)        (50,417)
      Change in materials and supplies                                                 (7,100)          (18,786)        (13,436)
      Change in accounts payable                                                       (7,828)           59,550         (22,421)
      Change in accrued taxes                                                          (1,151)           56,303         (17,051)
      Change in other assets and liabilities                                           12,284            38,041          28,299
                                                                                    -------------------------------------------
                                                                                      545,805           755,422         479,832
                                                                                    -------------------------------------------
CASH FLOWS FROM CONTINUING INVESTING ACTIVITIES
  Capital expenditures                                                               (700,150)         (456,019)       (399,631)
  Acquisitions, net of cash acquired                                                 (392,842)         (200,718)        (31,323)
  Increase in notes receivable                                                         (9,763)          (55,141)             --
  Cash received from mergers                                                          570,035                --          46,606
  Proceeds from investment sales                                                          487            72,973          73,394
  Distributions from unconsolidated entities                                           16,644            34,834          26,061
  Investments in and advances to unconsolidated entities                                  (46)           (4,187)          5,497
  Other investing activities                                                           (4,223)            2,599          (5,954)
                                                                                    -------------------------------------------
                                                                                     (519,858)         (605,659)       (285,350)
                                                                                    -------------------------------------------
CASH FLOWS FROM CONTINUING FINANCING ACTIVITIES
  Change in notes payable                                                            (249,522)          499,000        (170,889)
  Issuance of long-term debt                                                          489,656             2,209           9,902
  Repayments of long-term debt                                                        (17,806)          (17,096)        (22,131)
  Prepayment of medium-term notes                                                     (65,500)               --              --
  Repurchase and conversion of LYONs                                                  (31,963)          (99,356)             --
  Repurchase of TDS Common Shares                                                     (39,441)         (290,069)        (69,014)
  Repurchase of U.S. Cellular Common Shares                                           (40,862)         (223,847)             --
  Dividends paid                                                                      (32,141)          (30,472)        (29,391)
  Other financing activities                                                            3,357             4,440           9,001
                                                                                    -------------------------------------------
                                                                                       15,778          (155,191)       (272,522)
                                                                                    -------------------------------------------
CASH FLOWS FROM DISCONTINUED OPERATIONS                                                    --            (6,563)        143,911
                                                                                    -------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   41,725           (11,991)         65,871

CASH AND CASH EQUIVALENTS
  Beginning of period                                                                  99,019           111,010          45,139
                                                                                    -------------------------------------------
  End of period                                                                     $ 140,744         $  99,019       $ 111,010
===============================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.


------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS - ASSETS
------------------------------------------------------------------------------------------------------------------------------

December 31,                                                                             2001               2000
----------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars in thousands)
CURRENT ASSETS
  Cash and cash equivalents                                                        $  140,744         $   99,019
  Accounts receivable
    Due from customers, less allowance of $13,657 and $13,664, respectively           202,714            189,078
    Other, principally connecting companies                                           176,447            148,407
  Deposit receivable from FCC                                                          56,060                 --
  Materials and supplies, at average cost                                              71,370             61,450
  Other current assets                                                                 27,021             29,146
                                                                                   -----------------------------
                                                                                      674,356            527,100
                                                                                   -----------------------------

INVESTMENTS
  Marketable equity securities                                                      2,700,230          4,121,904
  Intangible assets
    Cellular license costs, net of amortization                                     1,334,523          1,261,404
    Telephone franchise and other costs in excess of the underlying
      book value of subsidiaries, net of amortization                                 348,696            203,532
  Investments in unconsolidated entities                                              233,678            182,325
  Notes receivable                                                                    101,887             86,464
  Other investments                                                                    15,078             13,588
                                                                                   -----------------------------
                                                                                    4,734,092          5,869,217
                                                                                   -----------------------------

PROPERTY, PLANT AND EQUIPMENT, NET
  U.S. Cellular                                                                     1,527,805          1,265,347
  TDS Telecom                                                                       1,030,226            920,678
                                                                                   -----------------------------
                                                                                    2,558,031          2,186,025
                                                                                   -----------------------------

OTHER ASSETS AND DEFERRED CHARGES                                                      80,313             52,267
                                                                                   -----------------------------

                                                                                   $8,046,792         $8,634,609
================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.


------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS - LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------

December 31,                                                                             2001               2000
----------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in thousands)

CURRENT LIABILITIES
  Current portion of long-term debt                                                $   67,461         $   15,639
  Notes payable                                                                       265,300            499,000
  Accounts payable                                                                    270,005            275,901
  Advance billings and customer deposits                                               68,044             61,958
  Accrued interest                                                                     24,264             24,912
  Accrued taxes                                                                        14,263             17,904
  Accrued compensation                                                                 56,973             52,314
  Other current liabilities                                                            49,906             36,783
                                                                                   -----------------------------
                                                                                      816,216            984,411
                                                                                   -----------------------------

DEFERRED LIABILITIES AND CREDITS
  Net deferred income tax liability                                                 1,378,280          1,756,217
  Other                                                                                50,468             45,990
                                                                                   -----------------------------
                                                                                    1,428,748          1,802,207
                                                                                   -----------------------------

LONG-TERM DEBT, excluding current portion                                           1,507,764          1,172,987
                                                                                   -----------------------------

MINORITY INTEREST in subsidiaries                                                     467,698            431,110
                                                                                   -----------------------------

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
  SUBSIDIARY TRUST HOLDING SOLELY COMPANY SUBORDINATED DEBENTURES (a)                 300,000            300,000
                                                                                   -----------------------------

PREFERRED SHARES                                                                        7,442              7,827
                                                                                   -----------------------------

COMMON STOCKHOLDERS' EQUITY
  Common Shares, par value $.01 per share;
    authorized 100,000,000 shares; issued and outstanding
    55,659,000 and 55,524,000 shares, respectively                                        557                555
  Series A Common Shares, par value $.01 per share;
    authorized 25,000,000 shares; issued and outstanding
    6,778,000 and 6,880,000 shares, respectively                                           68                 69
  Capital in excess of par value                                                    1,826,840          1,816,619
  Treasury Shares, at cost, 3,868,000 and 3,716,000 shares, respectively             (406,894)          (383,501)
  Accumulated other comprehensive (loss)                                             (352,120)          (178,344)
  Retained earnings                                                                 2,450,473          2,680,669
                                                                                   -----------------------------
                                                                                    3,518,924          3,936,067
                                                                                   -----------------------------
                                                                                   $8,046,792         $8,634,609
================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

(a) AS DESCRIBED IN NOTE 17, THE SOLE ASSET OF TDS CAPITAL I IS $154.6 MILLION PRINCIPAL AMOUNT OF 8.5% SUBORDINATED DEBENTURES DUE 2037 FROM TDS, AND THE SOLE ASSET OF TDS CAPITAL II IS $154.6 MILLION PRINCIPAL AMOUNT OF 8.04% SUBORDINATED DEBENTURES DUE 2038 FROM TDS.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

                                                                                                Compre-    Accumulated
                                                     Series A    Capital in                     hensive     Other Com-
                                              Common   Common     Excess of       Treasury       Income     prehensive     Retained
                                              Shares   Shares     Par Value         Shares       (Loss)  Income (Loss)     Earnings
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)
BALANCE, DECEMBER 31, 1998                     $ 550     $ 69    $1,882,710      $ (29,439)                  $  75,609   $  323,696
Comprehensive Income
  Net income                                      --       --            --             --   $  179,834             --      179,834
  Net unrealized gains on securities              --       --            --             --      103,462        103,462           --
                                                                                             ----------
  Comprehensive income                                                                       $  283,296
                                                                                             ==========
Dividends
  Common and series A common shares               --       --            --             --                          --      (28,290)
  Preferred shares                                --       --            --             --                          --       (1,101)
Repurchase Common Shares                          --       --            --        (80,457)                         --           --
Dividend Reinvestment, Incentive
  and Compensation Plans                           1        1           177          6,921                          --           --
Conversion of Preferred Shares                     3       --        17,273             --                          --           --
Other                                             --       --        (2,758)            --                          --           --
                                               ------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                       554       70     1,897,402       (102,975)                    179,071      474,139
Comprehensive Income
  Net income                                      --       --            --             --   $2,237,002             --    2,237,002
  Net unrealized losses on securities             --       --            --             --     (357,415)      (357,415)          --
                                                                                             ----------
  Comprehensive income                                                                       $1,879,587
                                                                                             ==========
Dividends
  Common and series A common shares               --       --            --             --                          --      (29,904)
  Preferred shares                                --       --            --             --                          --         (568)
Repurchase Common Shares                          --       --            --       (287,732)                         --           --
Dividend Reinvestment, Incentive
  and Compensation Plans                          --       --         5,787          7,206                          --           --
Conversion of Series A and Preferred Shares        1       (1)          393             --                          --           --
Adjust Investment in Subsidiary for
  Common Share Issuances and Repurchases          --       --       (86,549)            --                          --           --
Other                                             --       --          (414)            --                          --           --
                                               ------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                       555       69     1,816,619       (383,501)                   (178,344)   2,680,669
Comprehensive (Loss)
  Net (loss)                                      --       --            --             --   $ (198,055)            --     (198,055)
  Net unrealized losses on securities             --       --            --             --     (173,776)      (173,776)          --
                                                                                             ----------
  Comprehensive (loss)                                                                       $ (371,831)
                                                                                             ==========
Dividends
  Common and series A common shares               --       --            --             --                          --      (31,683)
  Preferred shares                                --       --            --             --                          --         (458)
Repurchase Common Shares                          --       --            --        (30,335)                         --           --
Dividend Reinvestment, Incentive
  and Compensation Plans                          --       --           995          6,942                          --           --
Conversion of Series A and Preferred Shares        2       (1)          746             --                          --           --
Adjust Investment in Subsidiary for
  Common Share Issuances and Repurchases          --       --         8,368             --                          --           --
Other                                             --       --           112             --                          --           --
                                               ------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                     $ 557     $ 68    $1,826,840      $(406,894)                  $(352,120)  $2,450,473
===================================================================================================================================

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Telephone and Data Systems, Inc. ("TDS" or "the Company") is a diversified telecommunications company that provided high-quality telecommunications services to approximately 4.3 million cellular telephone and telephone customers in 34 states at December 31, 2001. The Company conducts substantially all of its wireless telephone operations through its 82.2%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular") and its wireline telephone operations through its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom").

     See Note 23 -- Business Segment Information for summary financial information on each business segment.

PRINCIPLES OF CONSOLIDATION

The accounting policies of TDS conform to generally accepted accounting principles. The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries since acquisition and the cellular partnerships in which TDS has a majority general partnership interest or has a controlling financial interest. All material intercompany items have been eliminated.

BUSINESS COMBINATIONS

TDS uses the purchase method of accounting for business combinations. TDS includes as investments in subsidiaries the value of the consideration given and all direct and incremental costs relating to acquisitions. All costs relating to unsuccessful negotiations for acquisitions are charged to expense.

USE OF ESTIMATES

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

RECLASSIFICATIONS

Certain amounts reported in prior years have been reclassified to conform to current period presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and those short-term, highly-liquid investments with original maturities of three months or less. The carrying amounts of Cash and cash equivalents approximate fair value due to the short-term nature of these investments.

Outstanding checks aggregating $47.8 million and $35.3 million at December 31, 2001 and 2000, respectively, are classified as Accounts payable in the Consolidated Balance Sheets. Sufficient funds were available to fund these outstanding checks when presented for payment.

     TDS has cash management arrangements with its subsidiaries under which the subsidiaries may from time to time deposit excess cash with TDS for investment under TDS's cash management program.

MARKETABLE EQUITY SECURITIES

Marketable equity securities are classified as available-for-sale, and are stated at fair market value. Net unrealized holding gains and losses are included in Accumulated other comprehensive income. Realized gains and losses are determined on the basis of specific identification.

     As of December 31, 2001, the net unrealized holding loss, net of tax, aggregated $352.1 million. Management does not consider the unrealized loss to be "other than temporary." Management continues to review the valuation of the investments on a periodic basis. If management determines an unrealized loss is other than temporary, the loss is recognized and recorded in the income statement.

INTANGIBLE ASSETS

CELLULAR LICENSE COSTS

Cellular license costs consist of costs incurred in acquiring Federal Communications Commission licenses to provide cellular service. These costs include amounts paid to license applicants and owners of interests in cellular entities awarded licenses and all direct and incremental costs relating to acquiring the licenses. These costs are capitalized and were amortized through charges to expense over 40 years upon commencement of operations. See Note 1 -- Recent Accounting Pronouncements.

TELEPHONE FRANCHISE AND OTHER COSTS IN EXCESS
OF THE UNDERLYING BOOK VALUE OF SUBSIDIARIES

Telephone franchise and other costs include the costs in excess of the underlying book value of acquired telephone companies. Costs aggregating $399.8 million and $248.4 million at December 31, 2001 and 2000, respectively, relating to acquisitions since November 1, 1970, were amortized on a straight-line basis over a 40-year period. Costs in excess of the underlying book value relating to acquisitions initiated before November 1, 1970, aggregating $6.5 million, were not amortized. See Note 1 -- Recent Accounting Pronouncements.

INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consists of investments where the Company holds a less than 50% ownership interest and where a quoted share price is not available. The Company follows the equity method of accounting, which recognizes TDS's proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, where the Company's ownership interest equals or exceeds 20% for corporations and 3% for partnerships. Equity method investments aggregated $179.9 million and $149.0 million at December 31, 2001 and 2000, respectively. Income and losses from these entities are reflected in the Consolidated Statements of Operations on a pretax basis as Investment income. At December 31, 2001, the cumulative share of income from minority investments accounted for under the equity method was $310.2 million, of which $119.4 million was undistributed. The cost method of accounting is followed for certain minority interests where the Company's ownership interest is less than 20% for corporations and 3% for partnerships. Cost method investments aggregated $53.8 million and $33.3 million at December 31, 2001 and 2000, respectively.

PROPERTY, PLANT AND EQUIPMENT

U.S. CELLULAR

U.S. Cellular's property, plant and equipment is stated at the original cost of construction including capitalized costs of certain taxes and payroll-related expenses.

     Renewals and betterments of units of property are recorded as additions to cellular plant in service. The original cost of depreciable property retired (along with the related accumulated depreciation) is removed from plant in service and, together with removal cost less any salvage realized, is charged to depreciation expense. Repairs and renewals of minor units of property are charged to system operations expense.

TDS TELECOM

TDS Telecom's property, plant and equipment is stated at the original cost of construction including the capitalized costs of certain taxes, payroll-related expenses, and an allowance for funds used during construction.

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

     The Company's incumbent local telephone operations follow accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." Management periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. Management believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

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

REVENUE RECOGNITION

Revenues from cellular operations primarily consist of charges for access, airtime, roaming and value added services provided for U.S. Cellular's retail customers; charges to customers of other systems who use U.S. Cellular's cellular systems when roaming; charges for long-distance calls made on U.S. Cellular's systems; end user equipment sales; and sales of accessories. Revenues are recognized as services are rendered. Certain activation and reconnection fees are recognized over average customer service periods. U.S. Cellular does not defer any of the related direct incremental customer acquisition costs; these costs are charged to expense as incurred. Unbilled revenues, resulting from cellular service provided from the billing cycle date to the end of each month and from other cellular carriers' customers using U.S. Cellular's cellular systems for the last half of each month, are estimated and recorded. Equipment sales represent a separate earnings process. Equipment and accessory sales are recognized upon delivery to the customer and reflect charges to customers for equipment purchased.

     TDS's telephone subsidiaries participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by toll revenue and/or access charges within state jurisdiction and by access charges in the interstate market. Revenues earned through the various pooling processes are initially recorded based on TDS Telecom's estimates.

     Effective January 1, 2000, U.S. Cellular changed its method of accounting for certain activation and reconnect fees charged to its customers when initiating service through its retail and direct channels or when resuming service after suspension. This accounting change is in compliance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Based upon this guidance, U.S. Cellular recognizes these fees as revenue ratably over the average customer service periods (ranging from six to 48 months). Prior to implementing SAB No. 101, U.S. Cellular recorded these fees as operating revenues in the period they were charged to the customer. SAB No. 101 had no effect on the operating results of TDS Telecom.

     The cumulative effect of the accounting change on periods prior to 2000 was recorded in 2000 reducing net income by $3.8 million, net of taxes of $3.7 million and minority interest of $820,000, or $.06 per basic and diluted share. Had results for the year ended December 31, 1999, been restated, the effect of this change would have been to decrease operating revenues by $4.5 million, net income from continuing operations by $1.5 million and basic and diluted earnings per share by $.03 and $.04, respectively.

ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising expense totaled $77.2 million, $77.0 million and $69.0 million in 2001, 2000, and 1999, respectively.

INCOME TAXES

TDS files a consolidated federal income tax return. Deferred taxes are computed using the liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Both deferred tax assets and liabilities are measured using the current enacted tax rates. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in management's opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

COMPUTATION OF EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Potentially dilutive securities included in diluted earnings per share represent incremental shares issuable upon exercise of outstanding stock options or the potential conversion of preferred stock to common shares. For the year ended December 31, 2001, the diluted loss per share calculation excludes the effect of the potentially dilutive securities because their inclusion would be anti-dilutive.

STOCK-BASED COMPENSATION

The Company accounts for stock options, stock appreciation rights ("SARs") and employee stock purchase plans under Accounting Principles Board ("APB") Opinion No. 25 as allowed by SFAS No. 123 "Accounting for Stock-Based Compensation."

ASSET IMPAIRMENT

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company evaluates the asset for possible impairment based on an estimate of related undiscounted cash flows over the remaining asset life. If an impairment is identified, a loss is recognized for the difference between the fair value of the asset (less cost to sell) and the carrying value of the asset.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets" in July 2001. These statements require, among other things, that all future business combinations be accounted for using the purchase method of accounting and prohibit the use of the pooling-of-interest method. For acquisitions completed after July 1, 2001, goodwill will not be amortized. In addition, effective January 1, 2002, previously recorded goodwill and other intangible assets with indefinite lives will no longer be amortized but will be subject to impairment tests.

     SFAS No. 142 defines the accounting for intangible assets. The accounting for a recognized intangible asset is based on the useful life to the entity. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. The useful life of the intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the entity.

     An intangible asset that is not subject to amortization shall be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test shall consist of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

     SFAS No. 142 also defines the accounting for goodwill. Goodwill will be tested for impairment annually. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.

     The Company will adopt SFAS No. 142 on January 1, 2002, and will no longer amortize cellular license costs, telephone franchise and other costs in excess of the underlying book value of subsidiaries, or goodwill for equity method investments. Cellular license costs, telephone franchise and other costs, and equity method goodwill totaled $1,334.5 million, $348.7 million and $76.8 million, respectively, at December 31, 2001, and amortization for the year ended December 31, 2001, totaled $37.6 million, $6.2 million and $1.3 million, respectively.

     In addition, pursuant to SFAS No. 142, the Company is assessing its recorded balances of Cellular license costs and telephone franchise and other costs for potential impairment. As allowed under the standard, the Company expects to complete its impairment assessment in the first quarter of 2002. Any required impairment charge would be recorded as a cumulative effect of accounting change as of January 1, 2002. The Company does not currently expect to record an impairment charge upon the completion of the initial impairment review. However, there can be no assurance that at the time the review is completed a material impairment charge will not be recorded.

     SFAS No. 143, "Accounting for Asset Retirement Obligations" was issued in June 2001, and will become effective for the Company beginning January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. The Company is currently reviewing the requirements of this new standard and has not yet determined the impact, if any, on the Company's financial position or results of operations.

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued in October 2001, and became effective for the Company beginning January 1, 2002. SFAS No. 144 requires entities to measure long-lived assets at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 also revises standards for the reporting of discontinued operations. This statement broadens the presentation of discontinued operations to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. The Company is currently reviewing the requirements of this new standard, but does not expect implementation to have a material impact on its financial position or results of operations.

     The Financial Accounting Standards Board issued an exposure draft on November 15, 2001, "Rescission of FASB Statements No. 4, 44 and 64 and
Technical Corrections." This proposed Statement would rescind Statement 4 and Statement 64, an amendment of Statement 4, thereby eliminating the requirements that gains and losses from extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. The provisions of this Statement related to the rescission of Statement 4 shall be applied as of the beginning of the fiscal year in which this Statement is issued. The Board expects to issue the final Statement in the first quarter of 2002. When adopted, the Company would no longer report gains and losses on the retirement of long-term debt as an extraordinary item.

2  INCOME TAXES

Income tax provisions charged to net income from continuing operations are summarized as follows.

Year Ended December 31,                2001            2000          1999
-------------------------------------------------------------------------
                                             (Dollars in thousands)
Current
  Federal                         $ 184,562        $126,596      $ 61,261
  State                              36,936          23,255        14,693
Deferred
  Federal                          (210,893)          6,196       149,752
  State                             (55,513)         (6,566)       25,295
                                  ---------------------------------------
Total income tax
  expense (benefit) from
  continuing operations           $ (44,908)       $149,481      $251,001
=========================================================================

     A reconciliation of the Company's expected income tax expense (benefit) from continuing operations computed at the statutory rate to reported income tax expense (benefit) from continuing operations, and the statutory federal income tax rate to the Company's effective income tax rate for continuing operations, is as follows.

                             2001               2000               1999
                        --------------      -------------      --------------
Year Ended December 31,  Amount    Rate      Amount   Rate       Amount   Rate
--------------------------------------------------------------------------------
                                            (Dollars in millions)
Statutory federal
 income tax (benefit)   $(60.2)   (35.0)%    $121.3   35.0%     $212.6    35.0%
State income taxes,
 net of federal benefit   (4.8)    (2.8)       10.7    3.1        25.5     4.2
Amortization of license
 costs and costs in
 excess of book value      6.3      3.7         4.7    1.3         4.4     0.7
Minority share of
 income not included
 in consolidated
 tax return               (2.6)    (1.5)       (1.3)  (0.4)       (0.9)   (0.1)
Sale of investments        3.8      2.2        11.3    3.3          --      --
Resolution of prior
 period tax issues         9.8      5.7         3.6    1.0         5.2     0.9
Other differences, net     2.8      1.6        (0.8)  (0.2)        4.3     0.6
                        --------------------------------------------------------
Total income tax        $(44.9)   (26.1)%    $149.5   43.1%     $251.1    41.3%
================================================================================

     Income from continuing operations for each of the three years ended December 31, 2001, includes gains and losses from marketable securities and other investments. The effective income tax rate excluding such gains and losses was 44.4%, 40.4% and 44.3% for the years ended December 31, 2001, 2000 and 1999, respectively.

     Income tax provisions charged to net income are summarized as follows.

Year Ended December 31,          2001         2000           1999
--------------------------------------------------------------------
                                  (Dollars in thousands)
Current
 Federal                    $ 184,562   $   85,149      $   3,312
 State                         36,936       16,642          6,060
Deferred
 Federal                     (204,469)   1,299,481        179,343
 State                        (55,513)     234,081         31,528
                            ----------------------------------------
Total income tax
  expense (benefit)         $ (38,484)  $1,635,353      $ 220,243
====================================================================

     The Company's current net deferred tax assets totaled $3.6 million and $3.4 million as of December 31, 2001 and 2000, respectively. The net current deferred tax asset primarily represents the deferred tax effects of the allowance for doubtful accounts on customer receivables.

     The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities are as follows.

December 31,                                   2001        2000
--------------------------------------------------------------------
                                          (Dollars in thousands)
Deferred Tax Asset
 Net operating loss carryforwards        $    46,526  $   35,032
 Taxes on acquisitions                        32,782      32,782
 Alternative minimum tax
  credit carryforward                             --      78,849
 Partnership investments                       5,970      69,738
 Other                                         1,962      11,205
                                         -----------  --------------
                                              87,240     227,606
Less valuation allowance                     (35,927)    (26,509)
                                         -----------  --------------
Total Deferred Tax Asset                      51,313     201,097
                                         -----------  --------------

Deferred Tax Liability
 Marketable equity securities              1,137,518   1,677,828
 Property, plant and equipment               178,869     184,248
 Licenses                                    113,206      95,238
                                         -----------  --------------
Total Deferred Tax Liability               1,429,593   1,957,314
                                         -----------  --------------
 Net Deferred Income Tax Liability       $ 1,378,280  $1,756,217
====================================================================

     TDS and certain subsidiaries had $494.6 million of state net operating loss carryforward (generating a $41.1 million deferred tax asset) at December 31, 2001, expiring between 2002 and 2021, which is available to offset future taxable income primarily of the individual subsidiaries which generated the loss. In addition, certain subsidiaries which are not included in the federal consolidated income tax return, but file separate tax returns, had a federal net operating loss carryforward (generating a $5.4 million deferred tax asset) available to offset future taxable income which expires between 2003 and 2021. A valuation allowance was established for the state and federal operating loss carryforwards since it is more likely than not that a portion will expire before such carryforwards can be utilized.

     The financial reporting basis of the marketable equity securities was greater than the tax basis at December 31, 2001, generating a $1,137.5 million deferred tax liability.

3 DISCONTINUED OPERATIONS

     In September 1999, the Board of Directors of TDS approved a plan of merger between Aerial Communications, Inc. ("Aerial"), its then over 80%-owned personal communications services company, and VoiceStream Wireless Corporation ("VoiceStream"). The merger closed on May 4, 2000. As a result of the merger, Aerial shareholders received 0.455 VoiceStream common shares for each share of Aerial stock they owned. TDS received 35,570,493 shares of VoiceStream common stock valued at $3,899.4 million at closing. TDS recognized a gain of approximately $2,125.8 million, net of $1,515.9 million in taxes, on this transaction. TDS had a basis in Aerial of $287.8 million, including deferred losses of $75.9 million from September 17, 1999 to May 4, 2000. In 2001, the gain on disposal of Aerial was reduced by $24.1 million, or $.41 per share, reflecting adjustments to estimates used during the closing in the calculation of income and other tax liabilities.

Summarized income statement information relating to discontinued operations, excluding any corporate charges and intercompany interest expense, is as follows.

Year Ended December 31,                         2000          1999
---------------------------------------------------------------------
                                          (Dollars in thousands)
Revenues                                 $    94,463   $   225,501
Expenses                                     164,148       435,509
                                         ----------------------------
Operating (Loss)                             (69,685)     (210,008)
Minority share of loss                        33,459        21,369
Other (expense) income                       (29,533)       (6,504)
Interest expense                              (8,605)      (22,119)
                                         ----------------------------
(Loss) Before Income Taxes                   (74,364)     (217,262)
Income tax (benefit)                         (36,624)      (67,650)
                                         ----------------------------
Net (Loss)                                   (37,740)     (149,612)
Losses deferred after measurement date        37,740        38,120
                                         ----------------------------
Net (Loss) from Discontinued Operations   $        --   $ (111,492)
=====================================================================

     Summarized cash flow statement information relating to discontinued operations is as follows.

Year Ended December 31,                       2000          1999
--------------------------------------------------------------------
                                           (Dollars in thousands)
Cash flows from operating activities      $(55,851)     $(62,633)
Cash flows from investing activities       (17,325)      (32,351)
Cash flows from financing activities       108,180       239,213
                                          --------------------------
Cash provided (used) by
  discontinued operations                   35,004       144,229
(Increase) in cash included in
Net Assets of Discontinued Operations      (41,567)         (318)
                                          --------------------------
Cash flows from discontinued operations   $ (6,563)     $143,911
====================================================================

4 EXTRAORDINARY ITEM

U.S. Cellular retired Liquid Yield Option Notes ("LYONs") with an aggregate carrying value of $25.4 million and $63.6 million during 2001 and 2000, respectively, for cash totaling $32.0 million and $99.4 million, respectively. These retirements resulted in an extraordinary loss of $5.7 million, net of minority interest of $1.2 million, or $.10 per basic and diluted share, in 2001, and $30.5 million, net of minority interest of $6.4 million, or $.51 per basic and diluted share in 2000. There were no income tax benefits due to the conversion feature associated with these LYONs.

5 EARNINGS PER SHARE

The amounts used in computing Earnings per Share from Continuing Operations and the effect on income and the weighted average number of Common and Series A Common Shares of dilutive potential common stock are as follows.

Year Ended December 31,             2001            2000        1999
----------------------------------------------------------------------
                                       (Dollars in thousands)
BASIC EARNINGS PER SHARE
Income (Loss) from
  Continuing Operations        $(168,248)    $  145,527   $  291,326
Preferred Dividend
  Requirement                       (458)          (504)      (1,147)
                               ---------------------------------------
Income (Loss) from
  Continuing Operations
  Available to Common
  used in Basic Earnings
  per Share                     (168,706)       145,023      290,179
  Discontinued Operations
  Gain (loss) on disposal        (24,092)     2,125,787           --
  Loss from operations                --             --     (111,492)
Extraordinary item-loss
  on extinguishment of debt       (5,715)       (30,471)          --
Cumulative effect of
  accounting change                   --         (3,841)          --
                               ---------------------------------------
Net Income (Loss) Available
  to Common used in Basic
  Earnings per Share           $(198,513)    $2,236,498   $  178,687
=======================================================================

DILUTED EARNINGS PER SHARE
Income (Loss) from
  Continuing Operations
  Available to Common
  used in Basic Earnings
  per Share                    $(168,706)    $  145,023   $  290,179
Reduction in preferred
  dividends if Preferred
  Shares converted into
  Common Shares                       --            446        1,031
Minority income adjustment (1)        --           (798)        (937)
                               ---------------------------------------
Income (Loss) Available to
  Common from Continuing
  Operations used in Diluted
  Earnings per Share            (168,706)       144,671      290,273
Discontinued Operations
  Gain (loss) on disposal        (24,092)     2,125,787          --
  Loss from operations                --             --     (111,492)
Extraordinary item-loss
  on extinguishment of debt       (5,715)       (30,471)          --
Cumulative effect of
  accounting change                   --         (3,841)          --
                               ---------------------------------------
Net Income (Loss) Available
  to Common used in Diluted
  Earnings per Share           $(198,513)    $2,236,146   $  178,781
======================================================================

(1) THE MINORITY INCOME ADJUSTMENT REFLECTS THE ADDITIONAL MINORITY SHARE OF U.S. CELLULAR'S INCOME COMPUTED AS IF ALL OF U.S. CELLULAR'S ISSUABLE SECURITIES WERE OUTSTANDING.

Year Ended December 31,             2001     2000         1999
--------------------------------------------------------------------
                                      (Shares in thousands)
Weighted Average Number
  of Common Shares used in
  Basic Earnings per Share        58,661   59,922       61,436
Effect of Dilutive Securities:
  Common Shares
   outstanding if Preferred
   Shares converted (1)               --      206          550
  Stock options (2)                   --      498          377
  Common Shares issuable              --       10           13
                                 ------------------------------------
Weighted Average Number
  of Common Shares
  used in Diluted
  Earnings per Share              58,661   60,636       62,376
=====================================================================

(1) PREFERRED SHARES CONVERTIBLE INTO 239,514 COMMON SHARES IN 2001 WERE NOT INCLUDED IN COMPUTING DILUTED EARNINGS PER SHARE BECAUSE THEIR EFFECTS WERE ANTIDILUTIVE.
(2) STOCK OPTIONS CONVERTIBLE INTO 1,381,041 COMMON SHARES IN 2001 WERE NOT INCLUDED IN COMPUTING DILUTED EARNINGS PER SHARE BECAUSE THEIR EFFECTS WERE ANTIDILUTIVE.

Year Ended December 31,           2001     2000     1999
------------------------------------------------------------
BASIC EARNINGS PER SHARE
  Continuing Operations
    Excluding Gains             $ 2.86   $ 2.57   $ 1.80
    Gains (loss)(1)              (5.73)    (.15)    2.92
                                ----------------------------
                                 (2.87)    2.42     4.72
  Discontinued Operations
    Gain (loss) on disposal       (.41)   35.47       --
    Loss from operations            --       --    (1.81)
  Extraordinary Item-loss on
    extinguishment of debt        (.10)    (.51)      --
  Cumulative effect of
    accounting change               --     (.06)      --
                                ----------------------------
                                $(3.38)  $37.32   $ 2.91
============================================================

DILUTED EARNINGS PER SHARE
  Continuing Operations
    Excluding Gains             $ 2.86   $ 2.54   $ 1.78
    Gains (loss)(1)              (5.73)    (.15)    2.87
                                ----------------------------
                                 (2.87)    2.39     4.65
  Discontinued Operations
    Gain (loss) on disposal       (.41)   35.06       --
    Loss from operations            --       --    (1.78)
  Extraordinary Item-loss on
    extinguishment of debt        (.10)    (.51)      --
  Cumulative effect of
    accounting change               --     (.06)      --
                                ----------------------------
                                $(3.38)  $36.88   $ 2.87
============================================================

(1) INCOME FROM CONTINUING OPERATIONS AND BASIC AND DILUTED EARNINGS PER SHARE WERE SIGNIFICANTLY AFFECTED BY GAINS AND LOSSES FROM MARKETABLE SECURITIES AND OTHER INVESTMENTS. IN 2000, THE GAIN ON MARKETABLE SECURITIES AND OTHER INVESTMENTS WAS OFFSET BY INCOME TAXES ON SUCH GAINS RESULTING IN A NET LOSS.

6 MARKETABLE EQUITY SECURITIES

Information regarding the Company's marketable equity securities is summarized as follows.

December 31,                                 2001           2000
--------------------------------------------------------------------
                                        (Dollars in thousands)
Deutsche Telekom AG                   $ 2,257,200     $       --
  131,461,861 Ordinary Shares
VoiceStream Wireless Corp.                     --      3,579,281
  35,570,493 Common Shares
Vodafone AirTouch plc                     332,451        463,626
  12,945,915 ADRs
VeriSign, Inc.                             92,998             --
  2,444,735 Common Shares
Illuminet Holdings, Inc.                       --         57,115
  2,490,012 Common Shares
Rural Cellular Corporation                 16,006         21,312
  719,396 equivalent Common Shares
Other                                       1,575            570
                                      ------------------------------
Aggregate Fair Value                    2,700,230      4,121,904
Original Cost                           3,303,106      4,417,328
                                      ------------------------------
Gross Unrealized Holding (Losses)        (602,876)      (295,424)
Tax (benefit)                            (236,331)      (114,213)
                                      ------------------------------
Unrealized Holding (Losses), net of tax  (366,545)      (181,211)
Equity Method unrealized gains                397             --
Minority Share of Unrealized
  Holding Losses                           14,028          2,867
                                      ------------------------------
Net Unrealized Holding (Losses)       $  (352,120)    $ (178,344)
====================================================================

     Cash proceeds from the exchange of available-for-sale securities totaled $570.0 million in 2001 and $46.6 million in 1999. Gross realized losses from the exchange of available-for-sale securities totaled $548.8 million in 2001 and gross realized gains totaled $327.1 million in 1999.

     The merger of Deutsche Telekom AG and VoiceStream Wireless Corporation was completed in 2001. As a result of the merger, the Company's 35,837,271 VoiceStream common shares (including 266,778 shares received as a dividend in 2001) were converted into 131,461,861 Deutsche Telekom AG ordinary shares and $570.0 million in cash, and the Company recognized a $644.9 million loss.

     The merger of VeriSign, Inc. and Illuminet Holdings, Inc. was also completed in 2001. As a result of the merger, the Company's 2,628,748 Illuminet shares (including 138,736 shares acquired through the acquisition of Chorus in 2001) were converted into 2,444,735 VeriSign, Inc. shares, and the Company recognized a $96.1 million gain.

     In 1999, Vodafone merged with AirTouch Communications, Inc. The Company received 12,945,915 Vodafone AirTouch plc ADRs for its AirTouch Communications, Inc. shares, and $46.6 million of cash, and recognized a $327.1 million gain.

7 INTANGIBLE ASSETS

CELLULAR LICENSE COSTS

Following is a schedule of activity of cellular license costs.

December 31,                         2001         2000          1999
----------------------------------------------------------------------
                                      (Dollars in thousands)
Balance, beginning of year    $ 1,261,404  $ 1,188,066  $  1,233,406
  Additions                       165,678      111,487        22,567
  Amortization                    (37,564)     (34,371)      (34,333)
  Sales                                --       (9,234)      (41,274)
  Deposit receivable from FCC     (56,060)          --            --
  Other changes                     1,065        5,456         7,700
                              ----------- -----------------------------
Balance, end of year          $ 1,334,523  $ 1,261,404  $  1,188,066
======================================================================

     Accumulated amortization of cellular license costs was $259.9 million and $221.5 million at December 31, 2001 and 2000, respectively. Beginning January 1, 2002, upon implementation of SFAS No. 142, the Company expects to cease the amortization of license costs.

TELEPHONE FRANCHISE AND OTHER COSTS IN EXCESS OF THE UNDERLYING BOOK VALUE OF SUBSIDIARIES

Following is a schedule of activity of telephone franchise and other costs in excess of the underlying book value.

December 31,                        2001        2000         1999
----------------------------------------------------------------------
                                      (Dollars in thousands)
Balance, beginning of year   $   203,532  $  177,677  $   181,517
  Additions                      151,401      31,656        1,500
  Amortization                    (6,237)     (5,801)      (5,340)
                             -----------------------------------------
Balance, end of year         $   348,696  $  203,532  $   177,677
======================================================================

     Accumulated amortization of excess cost was $57.6 million and $51.4 million at December 31, 2001 and 2000, respectively. Beginning January 1, 2002, upon implementation of SFAS No. 142, the Company will cease the amortization of excess cost.

8 INVESTMENTS IN UNCONSOLIDATED ENTITIES

Following is a schedule of activity of investments in unconsolidated entities.

December 31,                      2001       2000       1999
---------------------------------------------------------------
                                   (Dollars in thousands)
Balance, beginning of year    $182,325   $240,709   $269,168
  Investment Income             50,639     38,723     31,324
  Distributions                (14,729)   (33,787)   (24,385)
  Amortization                  (1,257)    (9,291)   (12,036)
  Acquisitions                  23,000     50,093        203
  Sales                         (2,305)   (33,095)   (12,999)
  TSR Wireless write-down           --    (69,360)        --
  Other                         (3,995)    (1,667)   (10,566)
                              ---------------------------------
Balance, end of year          $233,678   $182,325   $240,709
===============================================================

     Investments in unconsolidated entities include goodwill and costs in excess of the underlying book value of certain investments. These costs were amortized from 10 to 40 years.

     The aggregate carrying value, net of accumulated amortization, of investments in unconsolidated entities was $233.7 million at December 31, 2001, of which $156.9 million represented the investment in underlying equity and $76.8 million in unamortized goodwill. Beginning January 1, 2002, upon implementation of SFAS No. 142, the Company will cease the amortization of equity method goodwill.

     The Company's more significant investments in unconsolidated entities consist of the following.

                                             Percentage Ownership
December 31,                                 2001         2000
--------------------------------------------------------------------
Cellular investments
  Los Angeles SMSA Limited Partnership        5.5%         5.5%
  Volcano Communications Company             45.0%        45.0%
  Raleigh-Durham MSA Limited Partnership      8.0%         8.0%
  Midwest Wireless Communication, LLC        15.7%        14.7%
  North Carolina RSA 1 Partnership           50.0%        50.0%
  Oklahoma City SMSA Limited Partnership     14.6%        14.6%
--------------------------------------------------------------------

     TDS reduced the carrying value of its investment (including $11.0 million of notes receivable) in TSR Wireless Holdings, LLC by $80.4 million to zero in 2000. The charge was included in the caption Gain (loss) on marketable securities and other investments in the Consolidated Statements of Operations. In December 2000, TSR Wireless filed for Chapter 7 bankruptcy.

     Based primarily on data furnished to the Company by third parties, the following summarizes the unaudited combined assets, liabilities and equity, and the unaudited combined results of operations of the entities for which TDS's investments are accounted for by the equity method.

December 31,                                2001        2000
--------------------------------------------------------------------
                                   (Unaudited, dollars in millions)
Assets
  Current                               $    278      $  338
  Due from affiliates                        371           7
  Property and other                       1,431       1,307
                                        ----------------------------
                                        $  2,080      $1,652
====================================================================

Liabilities and Equity
  Current liabilities                   $    215      $  479
  Due to affiliates                           24          10
  Deferred credits                           123           7
  Long-term debt                              43          13
  Partners' capital and
    stockholders' equity                   1,675       1,143
                                        ----------------------------
                                        $  2,080      $1,652
====================================================================

Year Ended December 31,          2001     2000        1999
--------------------------------------------------------------------
                                (Unaudited, dollars in millions)
Results of Operations
  Revenues                     $2,107   $1,996      $1,794
  Costs and expenses            1,504    1,472       1,492
                               -------------------------------------
    Operating Income              603      524         302
  Other income (expense)           (1)     (13)         29
  Interest expense                 (4)     (21)        (15)
  Income taxes                     (5)      (6)        (19)
                               -------------------------------------
Net income                     $  593   $  484       $ 297
====================================================================

9 NOTES RECEIVABLE

Notes receivable at December 31, 2001 and 2000, reflect primarily loans to Airadigm Communications, Inc. ($52.7 million and $44.1 million, respectively) and Kington Management Corporation ($44.2 million and $37.3 million, respectively). The notes range in length from one to twelve years and bear interest at rates from six to eleven percent.

     The notes have a weighted average interest rate of 8.2% and average life of
8.1 years at December 31, 2001. The carrying amount of Notes receivable approximates their fair value.

10 PROPERTY, PLANT AND EQUIPMENT

U.S. CELLULAR

U.S. Cellular's property, plant and equipment consists of the following.

December 31,                                2001             2000
--------------------------------------------------------------------
                                         (Dollars in thousands)
Cell site-related equipment          $ 1,274,315      $ 1,041,670
Land, buildings and leasehold
  improvements                           370,732          305,617
Switching-related equipment              251,706          201,202
Office furniture and equipment           132,305          114,399
Systems development                      168,591          163,150
Other operating equipment                 86,796           71,160
Work in process                          137,162           67,330
                                     -------------------------------
                                       2,421,607        1,964,528
Accumulated depreciation                 893,802          699,181
                                     -------------------------------
                                     $ 1,527,805      $ 1,265,347
====================================================================

     Useful lives range from four to twenty-five years for cell site-related equipment, ten to twenty years for buildings and leasehold improvements, three to eight years for switching-related equipment, three to five years for office furniture and equipment, three to seven years for systems development, and ten years for other operating equipment. The provision for depreciation as a percentage of depreciable property was 12.1% in 2001, 13.0% in 2000, and 12.4% in 1999.

TDS TELECOM

TDS Telecom's property, plant and equipment consists of the following.

December 31,                              2001               2000
--------------------------------------------------------------------
                                          (Dollars in thousands)
Cable and wire                     $   991,354        $   873,308
Central office equipment               656,865            543,053
Office furniture and equipment         222,140            178,738
Land and buildings                      81,332             70,625
Other equipment                         75,017             66,020
Work in process                         33,775             51,695
                                     -------------------------------
                                     2,060,483          1,783,439
Accumulated depreciation             1,030,257            862,761
                                     -------------------------------
                                   $ 1,030,226        $   920,678
====================================================================

     Useful lives range from fifteen to twenty years for cable and wire, eight to twelve years for central office equipment, five to ten years for office furniture and equipment, and ten to fifteen for other equipment. Buildings are depreciated over thirty years. The provision for depreciation as a percentage of depreciable property was 7.9% in 2001, 7.9% in 2000, and 7.8% in 1999.

11 SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures for interest and income taxes paid and certain noncash transactions.

Year Ended December 31,          2001        2000        1999
--------------------------------------------------------------------
                                   (Dollars in thousands)
Interest paid                $ 91,629   $  82,629    $ 81,629
Income taxes paid             220,163      75,029      19,976
Common Shares issued for
  conversion of
  Preferred Shares                250         472      16,465
Conversion of LYONs
  for Common Shares
  of Subsidiary              $ 29,642   $  62,560    $ 2,096
====================================================================

12 ACQUISITIONS

Cash expenditures for acquisitions aggregated $392.8 million in 2001, $200.7 million in 2000, and $31.3 million in 1999.

     On September 4, 2001, the Company acquired 100 percent of the outstanding common shares of Chorus Communications Group, Ltd. The aggregate purchase price was $202.8 million in cash, excluding cash acquired. The results of Chorus' operations are included in the consolidated financial statements since that date. Chorus is a telecommunications company serving approximately 43,000 business and residential access lines and 27,000 Internet customers primarily in Wisconsin. Its other operations include selling, installing, and servicing business telephone and videoconferencing systems, data networks, Internet access and long-distance.

     The following table summarizes the estimated fair values of the Chorus assets acquired and liabilities assumed at the date of acquisition.

September 4,                                        2001
---------------------------------------------------------------
                                      (Dollars in thousands)
Current assets, excluding cash acquired      $     9,089
Property, plant and equipment                     55,170
Investment in unconsolidated entities             23,000
Other assets                                       5,445
Goodwill                                         149,969
                                             -----------
  Total assets acquired                          242,673
                                             -----------
Current liabilities                              (26,546)
Non-current liabilities                           (7,307)
Long-term debt                                    (5,997)
                                             -----------
  Total liabilities assumed                      (39,850)
                                             -----------
  Net assets acquired                        $   202,823
===============================================================

     The $150.0 million of goodwill was assigned to the telephone segment. None of the goodwill is expected to be deductible for tax purposes.

     In addition, during 2001 the Company acquired 100 percent of an operating cellular market for $56.2 million in cash, certain PCS licenses for $124.1 million in cash and a small telephone company and certain other assets for $9.7 million in cash and $1.1 million of deferred cash payments. These expenditures increased cellular license costs by $165.7 million and telephone franchise and other costs by $1.4 million.

     During 2000, the Company acquired 100 percent of the stock of Southeast Telephone Company, an operating telephone company serving approximately 10,000 access lines in southeastern Wisconsin, for $39.5 million in cash (net of cash acquired). The Company also acquired additional interests in majority-owned operations and in certain unconsolidated entities during 2000. The Company purchased the 48.7% interest in a telephone company it did not own for $52.5 million in cash; purchased additional interests in certain majority-owned cellular markets for $18.5 million in cash; made a deposit on certain PCS licenses totaling $51.1 million; and purchased additional interests in certain cellular markets where the Company holds a minority position for $39.1 million in cash and $13.0 million of deferred cash payments. These expenditures increased cellular license costs by $111.5 million, telephone franchise and other costs by $31.6 million and investments in unconsolidated entities by $50.1 million.

     During 1999, the Company acquired additional interests in majority-owned markets, a controlling interest in a cellular market and a small operating telephone company for an aggregate cash consideration of $31.3 million. These expenditures increased cellular license costs by $22.6 million and telephone franchise and other costs by $1.5 million.

13 GAIN (LOSS) ON MARKETABLE SECURITIES AND OTHER INVESTMENTS

During 2001, the Company recognized a $644.9 million loss as a result of the VoiceStream Wireless Corporation merger with Deutsche Telekom AG and a $96.1 million gain as a result of the VeriSign, Inc. acquisition of Illuminet Holdings, Inc. During 1999, the Company recognized a $327.1 million gain as a result of the merger of AirTouch and Vodafone Group plc. The Company recognizes gains and losses on the difference between the accounting basis of the shares given up and the fair value of the shares and cash, if any, received.

     The sale of non-strategic cellular interests and other investments, and the write-down of the carrying value of the investment in TSR Wireless and the settlement of a legal matter in 2000 generated net gains totaling $0.5 million, $15.7 million and $18.8 million in 2001, 2000 and 1999, respectively.

     These transactions generated net cash proceeds of $570.5 million, $115.4 million and $120.0 million in 2001, 2000 and 1999, respectively.

14 NOTES PAYABLE

The Company has used short-term debt to finance acquisitions, for general corporate purposes and to repurchase common shares. Proceeds from the sale of long-term debt and equity securities from time to time have been used to reduce such short-term debt. Proceeds from the sale of non-strategic cellular and other investments from time to time have also been used to reduce short-term debt.

     TDS had a $500 million revolving credit facility with a group of banks at December 31, 2001, all of which was unused. On January 24, 2002, TDS completed a new $600 million credit facility with a group of banks replacing the existing credit facility. The terms of the Revolving Credit Facility provide for borrowings with interest at the London InterBank Offered Rate ("LIBOR") plus a margin percentage based on the Company's credit rating. The margin percentage on the new facility is 30.0 basis points (for a rate of 2.2% based on the LIBOR rate at December 31, 2001). The margin percentage increases by 10.0 basis points if more than 50% of the facility is outstanding. Interest and principal are due the last day of the borrowing period, as selected by TDS, of either seven days or one, two, three, or six months. TDS pays facility and administration fees at an aggregate annual rate of 0.146% of the total $600 million facility. The credit facility expires in January 2007.

     TDS also had $87 million in direct bank lines of credit at December 31, 2001, all of which was unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate.

     U.S. Cellular had a $500 million revolving credit facility with a group of banks at December 31, 2001, $236 million of which was unused. The terms of the credit facility provide for borrowings with interest at the LIBOR rate plus a margin percentage based on the Company's credit rating. At December 31, 2001, the margin percentage was 19.5 basis points (for a rate of 2.1%). Interest and principal are due the last day of the borrowing period, as selected by U.S. Cellular, of either seven days or one, two, three or six months. U.S. Cellular pays facility and administration fees at an aggregate annual rate of 0.142% of the total $500 million facility. The credit facility expires in August 2004.

     The carrying amount of short-term debt approximates fair value due to the short-term nature of these instruments. Information concerning notes payable is shown in the table that follows.

Year Ended December 31,             2001        2000          1999
--------------------------------------------------------------------
                                     (Dollars in thousands)
Balance at end of year          $265,300    $499,000      $     --
Weighted average interest
  rate at end of year                2.4%        6.9%           --
Maximum amount outstanding
  during the year               $584,850    $499,000      $214,968
Average amount outstanding
  during the year(1)            $412,804    $183,533      $148,818
Weighted average interest
  rate during the year(1)            4.3%        6.8%          5.8%
--------------------------------------------------------------------

(1) THE AVERAGE WAS COMPUTED BASED ON MONTH-END BALANCES.

15 LONG-TERM DEBT

Long-term debt is as follows.

December 31,                                     2001         2000
--------------------------------------------------------------------
                                          (Dollars in thousands)
TELEPHONE AND DATA SYSTEMS, INC. (PARENT)
  7.60% Series A Notes, due in 2041        $  500,000   $       --
  Medium-term notes, averaging 9.1%
    9.2% due in 2007                           22,000       87,500
    8.0% to 10.0% due 2021-2025                51,700      151,700
                                            --------------------------
                                              673,700      239,200
  7.0% notes, maturing in 2006                200,000      200,000
  Purchase contracts, averaging 7.2%,
    due through 2003                            1,283          300
                                            --------------------------
      Total Parent                            874,983      439,500
                                            --------------------------
SUBSIDIARIES
  U.S. Cellular
    6.0% zero coupon convertible
      redeemable debentures (LYONs),
      maturing in 2015                        310,941      437,169
    Unamortized discount                     (170,785)    (251,352)
                                            --------------------------
                                              140,156      185,817
    7.25% notes, maturing in 2007             250,000      250,000
    Other, 9.0% due 2005-2010                  13,000       13,000
  TDS Telecom
    RUS, RTB and FFB Mortgage
      Notes, various rates averaging
      5.6% in 2001 and 5.5% in 2000,
      due through 2031                        279,287      290,195
    Other long-term notes, various rates
      averaging 7.2% in 2001 and
      7.1% in 2000, due through 2006            9,631        6,945
  Other
    Long-term notes, 7.3% to 8.0%,
      due through 2009                          8,168        3,169
                                            --------------------------
      Total Subsidiaries                      700,242      749,126
                                            --------------------------
Total long-term debt                        1,575,225    1,188,626
  Less: Current portion of long-term debt      67,461       15,639
                                            --------------------------
Total long-term debt,
  excluding current portion                $1,507,764   $1,172,987
======================================================================

TELEPHONE AND DATA SYSTEMS, INC. (PARENT)

TDS sold $500 million principal amount of 7.6% unsecured Series A Notes in 2001 with proceeds to the Company of $484.2 million. The notes are due in 2041. Interest is payable quarterly. The notes are redeemable beginning December 2006 at 100% of the principal amount plus accrued and unpaid interest.

     The Medium-Term Notes ("MTNs") mature at various times from 2007 to 2025. Interest is payable semi-annually. The MTNs may be redeemed by the Company at par value plus accrued but unpaid interest. TDS redeemed MTNs aggregating $65.5 million in 2001. As of December 31, 2001, MTNs aggregating $29.0 million may be redeemed at anytime, and MTNs aggregating $22.0 million, $65.5 million, $17.2 million and $40.0 million have initial redemption dates in 2002, 2003, 2005, and 2006, respectively. The Company has notified the holders of the MTNs currently redeemable and redeemable in 2002 ($51.0 million in aggregate) of its intent to redeem these notes. These notes are reflected as current portion of long-term debt on the balance sheet.

     The 7.0% unsecured notes are due August 2006. Interest is payable semi-annually. The notes are redeemable at any time at the option of the Company, at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus .25%.

SUBSIDIARIES -- U.S. CELLULAR

U.S. Cellular's 6.0% yield to maturity zero coupon convertible redeemable unsecured notes (LYONs) are due in 2015. There is no periodic payment of interest. Each note is convertible at the option of the holder at any time at a conversion rate of 9.475 U.S. Cellular Common Shares per $1,000 of notes. Upon notice of conversion, U.S. Cellular may elect to deliver its Common Shares or cash equal to the market value of the Common Shares. U.S. Cellular may redeem the notes for cash at the issue price plus accrued original issue discount through the date of redemption. Holders have the right to exercise their conversion option prior to the redemption date. During 2001, holders converted $55.1 million carrying value of LYONs. U.S. Cellular delivered $32.0 million in cash and 644,000 U.S. Cellular Common Shares for these conversions. During 2000, holders converted $126.2 million carrying value of LYONs. U.S. Cellular delivered $99.4 million in cash and 1,416,000 U.S. Cellular Common Shares for these conversions. The LYONs converted for cash resulted in an extraordinary loss. See Note 4 --Extraordinary Item for a description of these transactions.

     U.S. Cellular's 7.25% unsecured senior notes are due 2007 and interest is payable semi-annually. U.S. Cellular may redeem the notes beginning 2004 at principal amount plus accrued interest.

SUBSIDIARIES -- TDS TELECOM

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

CONSOLIDATED

The annual requirements for principal payments on long-term debt are approximately $67.5 million, $17.2 million, $18.2 million, $21.7 million and $219.2 million for the years 2002 through 2006, respectively.

     The carrying value and estimated fair value of the Company's Long-term Debt were $1,575.2 million and $1,559.7 million at December 31, 2001, and $1,188.6 million and $1,367.9 million at December 31, 2000, respectively. The fair value of the Company's Long-term Debt was estimated using market prices for the 7.6% Series A Notes and the 6.0% zero coupon convertible debentures, and discounted cash flow analysis for the remaining debt.

16 MINORITY INTEREST IN SUBSIDIARIES

The following table summarizes the minority shareholders' and partners' interests in the equity of consolidated subsidiaries.

December 31,                                    2001         2000
--------------------------------------------------------------------
                                          (Dollars in thousands)
U.S. Cellular
  Public shareholders                       $409,000     $386,096
  Subsidiaries' partners and shareholders     46,432       34,933
                                            --------     --------
                                             455,432      421,029
Other minority interests                      12,266       10,081
                                            --------     --------
                                            $467,698     $431,110
====================================================================

     The Board of Directors of U.S. Cellular from time to time has authorized the repurchase of U.S. Cellular Common Shares not owned by TDS. U.S. Cellular may use repurchased shares to fund acquisitions, for the conversion of LYONs and for other corporate purposes. U.S. Cellular repurchased 643,000 Common Shares in 2001 for $29.9 million and 3,524,000 Common Shares in 2000 for $234.8 million and reissued 644,000 Common Shares in 2001 and 1,311,000 Common Shares in 2000 for the conversion of U.S. Cellular's zero coupon convertible debt.

17 COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
   SUBSIDIARY TRUST HOLDING SOLELY COMPANY SUBORDINATED DEBENTURES

TDS Capital I, a subsidiary trust of TDS ("Capital I"), has outstanding 6,000,000 8.5% Company-Obligated Mandatorily Redeemable Preferred Securities. The sole asset of TDS Capital I is $154.6 million principal amount of TDS's 8.5% Subordinated Debentures due December 31, 2037.

     TDS Capital II, a subsidiary trust of TDS ("Capital II"), has outstanding 6,000,000 8.04% Company-Obligated Mandatorily Redeemable Preferred Securities. The sole asset of TDS Capital II is $154.6 million principal amount of TDS's 8.04% Subordinated Debentures due March 31, 2038.

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

     The 8.5% and 8.04% Subordinated Debentures are redeemable by TDS, in whole or in part, from time to time, on or after November 18, 2002, and March 31, 2003, respectively, or, in whole but not in part, at any time in the event of certain income tax circumstances. If the Subordinated Debentures are redeemed, TDS Capital I and II must redeem preferred securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed. In the event of the dissolution, winding up or termination of TDS Capital I and II, the holders of preferred securities will be entitled to receive, for each preferred security, a liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment, unless, in connection with the dissolution, winding up or termination, Subordinated Debentures are distributed to the holders of the preferred securities.

     The carrying value and estimated fair value of the preferred securities was $300.0 million and $299.2 million, respectively, at December 31, 2001, and $300.0 million and $279.0 million, respectively, at December 31, 2000. The fair value of the preferred securities was determined using the market prices of the preferred securities at December 31, 2001 and 2000.

18 PREFERRED SHARES

The holders of outstanding Preferred Shares are entitled to one vote per share. The Company had 74,423 Preferred Shares authorized, issued and outstanding at December 31, 2001, of which 69,287 Shares were redeemable at the option of TDS and 5,136 Shares were redeemable at the option of the holder, at $100 per share plus accrued and unpaid dividends. The average dividend rate was $6.01 per share. At December 31, 2001, 68,840 Preferred Shares were convertible into 238,492 TDS Common Shares.

     The following is a schedule of Preferred Shares activity.

Year Ended December 31,           2001      2000      1999
-------------------------------------------------------------
                                 (Dollars in thousands)
Balance, beginning of year     $ 7,827   $ 9,005    $ 25,985
Less:
  Conversion of preferred         (250)     (472)    (16,465)
  Redemption of preferred         (135)     (706)       (515)
                               --------------------------------
Balance, end of year           $ 7,442   $ 7,827    $  9,005
===============================================================

     The carrying value and estimated fair value of the Company's Preferred Shares was $7.4 million and $5.4 million, respectively, at December 31, 2001, and $7.8 million and $5.3 million, respectively, at December 31, 2000. The fair value of the Company's Preferred Shares was estimated using discounted cash flow analysis.

19 COMMON STOCKHOLDERS' EQUITY

COMMON STOCK

The holders of Common Shares are entitled to one vote per share. The holders of Series A Common shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share-for-share basis, into Common Shares. TDS has reserved 6,778,000 Common Shares at December 31,2001, for possible issuance upon such conversion.

     The following table summarizes the number of Common and Series A Common Shares outstanding.

                                                                 SERIES A COMMON
                                        COMMON SHARES              SHARES              TREASURY SHARES
-----------------------------------------------------------------------------------------------------------
                                                               (Shares in thousands)
Balance December 31, 1998                          54,988                  6,950                   (761)
  Repurchase Common Shares                             --                     --                   (664)
  Dividend reinvestment, incentive
     and compensation plans                             8                      9                    188
  Other                                                 7                     --                     --
  Conversion of Preferred shares                      409                     --                     --
                                                   --------------------------------------------------------
Balance December 31, 1999                          55,412                  6,959                 (1,237)
  Repurchase Common Shares                             --                     --                 (2,666)
  Conversion of Series A Common
      Shares                                           86                    (86)                    --
  Dividend reinvestment, incentive
     and compensation plans                             6                      7                    175
  Other                                                --                     --                     12
  Conversion of Preferred Shares                       20                     --                     --
                                                   --------------------------------------------------------
Balance December 31, 2000                          55,524                  6,880                 (3,716)
  Repurchase Common Shares                             --                     --                   (325)
  Conversion of Series A Common
     Shares                                           111                   (111)                    --
  Dividend reinvestment, incentive
     and compensation plans                             6                      9                    172
  Other                                                 5                     --                      1
  Conversion of Preferred Shares                       13                     --                     --
                                                   --------------------------------------------------------
Balance December 31, 2001                          55,659                  6,778                 (3,868)
===========================================================================================================

COMMON SHARE REPURCHASE PROGRAM

The Board of Directors of TDS from time to time has authorized the repurchase of TDS Common Shares. The Company may use repurchased shares to fund acquisitions and for other corporate purposes.

     The Company repurchased 325,000 Common shares in 2001 for $30.3 million, 2,666,000 Common Shares in 2000 for $287.7 million and 664,000 Common shares in 1999 for $80.5 million. The Company reissued 173,000 Common Shares in 2001, 187,000 in 2000 and 188,000 in 1999 for acquisitions and incentive and compensation plans.

ACCUMULATED OTHER COMPREHENSIVE INCOME(LOSS)

The cumulative balance of unrealized gains (losses) on securities and related income tax effects included in Accumulated other comprehensive income(loss) are as follows.

Year Ended December 31,                                      2001           2000            1999
------------------------------------------------------------------------------------------------
                                                             (Dollars in thousands)
Balance, beginning of year                              $(178,344)     $ 179,071       $  75,609
                                                        ----------------------------------------
Add(Deduct):
 Unrealized gains(losses)on securities                   (856,244)      (620,834)        504,055
 Income tax effect                                       (343,869)      (244,829)        201,801
                                                        ----------------------------------------
                                                         (512,375)      (376,005)       (302,254)
 Equity method unrealized gains                               397             --              --
 Minority share of unrealized (gains) losses               11,161         18,590         (32,179)
                                                        ----------------------------------------
Net unrealized gains (losses)                            (500,817)      (357,415)        270,075
                                                        ----------------------------------------
Deduct (Add):
 Recognized gains on sales of securities                 (548,793)            --         327,113
 Income tax expense (benefit)                            (221,752)            --         130,845
                                                        ----------------------------------------
                                                         (327,041)            --         196,268
 Minority share of recognized (gains)                          --             --         (29,655)
                                                        ----------------------------------------
Net recognized gains(losses) included in Net Income      (327,041)            --         166,613
                                                        ----------------------------------------
Net change in unrealized gains(losses) included in
 Comprehensive Income                                    (173,776)      (357,415)        103,462)
                                                        ----------------------------------------
Balance, end of year                                    $(352,120)     $(178,344)      $ 179,071
================================================================================================

20 DIVIDEND REINVESTMENT, INCENTIVE AND COMPENSATION PLANS

The following table summarizes Common and Series A common Shares issued, including reissued Treasury Shares, for the employee stock ownership plans and dividend reinvestment plans described below.

Year Ended December 31,                         2001           2000           1999
----------------------------------------------------------------------------------
Common Shares
 Tax-deferred savings plan                    18,000         14,000         25,000
 Dividend reinvestment plan                    6,000          5,000          8,000
 Employee stock purchase plan                 18,000         20,000          5,000
 Stock-based compensation plans              136,000        142,000        158,000
                                             -------------------------------------
                                             178,000        181,000        196,000
==================================================================================

Series A Common Shares
 Dividend reinvestment plan                    9,000          7,000          9,000
==================================================================================

TAX-DEFERRED SAVINGS PLAN

TDS has reserved 62,000 Common Shares for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions in TDS Common Shares, U.S. Cellular Common Shares or seven nonaffiliated funds.

DIVIDEND REINVESTMENT PLANS

TDS had reserved 427,000 Common Shares for issuance under the Automatic Dividend Reinvestment and Stock Purchase Plan and 134,000 Series A Common Shares for issuance under the Sereis A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS's Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS's Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made.

EMPLOYEE STOCK PURCHASE PLAN

TDS had reserved 167,000 Common Shares for sale to the employees of TDS and its subsidiaries.

STOCK-BASED COMPENSATION PLANS

TDS had reserved 2,512,000 Common Shares for options granted and to be granted to key employees. TDS has established certain plans that provide for the grant of stock options to officers and employees. The options are exercisable over a specified period not in excess of ten years. The options expire from 2002 to 2010 or 30 days after the date of the employee's termination of employment, if earlier.

     No compensation costs have been recognized for the stock option and employee stock purchase plans. Had compensation cost for all plans been determined consistent with SFAS No. 123, " Accounting for Stock-Based Compensation," the Company's net income and earnings per share from continuing operations would have been reduced to the following pro forma amounts.

Year Ended December 31,                                       2001            2000            1999
--------------------------------------------------------------------------------------------------
Income(loss) from Continuing Operations
     As Reported                                         $(168,248)       $145,527        $291,326
     Pro Forma                                            (173,677)        138,024         287,674
Basic Earnings per Share from Continuing Operations
     As Reported                                             (2.87)           2.42            4.72
     Pro Forma                                               (2.97)           2.29            4.66
Diluted Earnings per Share from Continuing Operations
     As Reported                                             (2.87)           2.39            4.65
     Pro Forma                                           $   (2.97)       $   2.26        $   4.60
==================================================================================================

     A summary of the status of TDS stock option plans at December 31,2001, 2000 and 1999 and changes during the years then endeed is presented in the table and narrative that follows.

                                               Weighted           Weighted
                                Number          Average           Average
                               of Shares     Option Prices      Fair Values
---------------------------------------------------------------------------
Stock Options:
Outstanding December 31, 1998
(777,000 exercisable)          1,003,000         $   38.70
  Granted                        124,000         $   63.82           $25.51
  Exercised                     (199,000)        $   31.32
  Cancelled                      (10,000)        $   43.75
                               ---------
Outstanding December 31, 1999
(813,000 exercisable)            918,000         $   43.66
  Granted                        584,000         $  111.50           $47.07
  Exercised                     (141,000)        $   41.10
  Canceled                       (28,000)        $   92.92
                               ---------
Outstanding December 31, 2000
(933,000 exercisable)          1,333,000         $   72.90
  Granted                        216,000         $   99.58           $51.05
  Exercised                     (153,000)        $   36.38
  Cancelled                       (5,000)        $  108.94
                               ---------
Outstanding December 31, 2001
(1,031,000 exercisable)        1,391,000         $   80.37
===========================================================================

     At December 31, 2001, 1,031,000 options are exercisable, have exercise prices between $34.51 and $119.28 with a weighted average exercise price of $69.39, and a weighted average remaining contractual life of 7.3 years. The remaining 360,000 options are not exercisable, have exercise prices between $87.05 and $119.08 with a weighted average exercise price of $111.87 and a weighted average remaining contractual life of 8.6 years.

     The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: risk-free interest rates of 4.9%, 5.2% and 5.2%; expected dividend yields of 0.7%,0.5% and 0.6%; expected lives of 8.1 years, 7.6 years and 7.5 years and expected volatility of 32.3%, 29.4% and 27.3%.

21 EMPLOYEE BENEFIT PLANS

The Company sponsors a qualified noncontributory defined contribution pension plan. Effective January 1, 2001, the Company merged two previous plans into a new successor pension plan and combined the plan assets held for the previous two plans. The plan provides benefits for the employees of TDS, TDS Telecom and U.S. Cellular. (Employees of certain telephone subsidiaries are covered under other pension plans or receive direct pension payments.) Under this plan, pension costs are calculated separately for each participant and are funded currently. TDS also sponsors an unfunded non-qualified deferred supplemental executive retirement plan to supplement the benefits under these plans to offset the reduction of benefits caused by the limitation on annual employee compensation under tax laws.

     Total pension costs were $8.8 million, $8.6 million and $8.8 million in 2001, 2000 and 1999, respectively.

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

     An amount not to exceed 25 percent of the total contribution to the pension plan may be contributed to fund the cost of the medical benefits annually. An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25 percent limitation.

     The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other postretirement benefit plans.

December 31,                                                2001           2000
-----------------------------------------------------------------------------------
                                                          (Dollars in Thousands)
Change in Benefit Obligation
  Benefit obligation at beginning of year                $20,109        $21,099
  Service cost                                               750          1,028
  Interest cost                                            1,482          1,592
  Amendments                                                  --         (2,612)
  Actuarial (gain) loss                                    6,249           (169)
  Benefits paid                                             (984)          (829)
                                                         ----------------------
  Benefit obligation at end of year                       27,606         20,109
                                                         ----------------------
Change in Plan Assets
  Fair value of plan assets at beginning of year          21,948         24,185
  Actual return on plan assets                            (3,036)        (1,432)
  Employer contribution                                       31             24
  Benefits paid                                             (984)          (829)
                                                         ----------------------
  Fair value of plan assets at end of year                17,959         21,948
                                                         ----------------------
Funded Status                                             (9,647)         1,839
Unrecognized net actuarial (gain) loss                     2,062         (9,250)
Unrecognized prior service cost                           (1,087)        (1,216)
                                                         ----------------------
(Accrued) benefit cost                                   $(8,672)       $(8,627)
===================================================================================

     The following table sets forth the weighted average assumptions used in accounting for the plans.

December 31,                                         2001           2000
-------------------------------------------------------------------------------
Discount rate                                        7.25%           7.5%
Expected return on plan assets                        8.5%           8.5%
--------------------------------------------------------------------------------

     For measurement purposes, a 10.0% and 7.8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001 and 2000, respectively. The 2001 annual rate of increase is expected to remain at 10% in 2002 and then decrease to 5.75% by 2010 while the 2000 annual rate of increase was expected to decrease to 5.5% by 2002.

     Net periodic benefit cost for the years ended December 31, 2001, 2000 and 1999 include the following components.

Year Ended December 31,                                     2001           2000          1999
------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
Service cost                                             $   750        $ 1,028        $1,019
Interest cost on accumulated postretirement
  benefit obligation                                       1,482          1,592         1,475
Expected return on plan assets                            (1,836)        (1,909)       (1,498)
Net amortization and deferral                               (543)          (420)         (228)
                                                         ---------------------------------------
Net postretirement (income) cost                         $  (147)       $   291        $  768
================================================================================================

     The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point increase or decrease in assumed health care cost trend rates would have the following effects.

                                                                 One Percentage Point
                                                              Increase         Decrease
------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
Effect on total of service and interest cost components        $   505         $   (432)
Effect on postretirement benefit obligation                    $ 3,456         $ (3,071)
------------------------------------------------------------------------------------------

22 COMMITMENTS AND CONTINGENCIES

CONSTRUCTION AND EXPANSION

The primary purpose of TDS's construction and expansion expenditures is to provide for normal growth, to upgrade communications service, to expand into new communication areas and to take advantage of service-enhancing and cost-reducing technological developments. The U.S. Cellular capital additions budget totals approximately $620-$640 million for 2002, primarily to add additional cell sites to expand and enhance coverage, including adding digital service capabilities to its systems. The TDS Telecom capital additions budget totals approximately $170-$190 million for 2002, including approximately $115-$125 million for the local telephone markets to provide for normal growth, and to upgrade plant and equipment to provide enhanced services, and approximately $55-$65 million for the competitive local exchange business to build switching and other network facilities to expand operations.

PENDING ACQUISITIONS

At December 31, 2001, the Company had agreements to acquire a telephone company and certain PCS licenses for aggregate consideration of $90.4 million in cash.

LEASE COMMITMENTS

TDS and its subsidiaries have leases for certain cellular plant facilities, office space and data processing equipment, most of which are classified as operating leases. For the years 2001, 2000 and 1999, rent expense for noncancelable, long-term leases was $52.9 million, $48.0 million and $31.2 million, respectively, and rent expense under cancelable, short-term leases was $3.0 million, $5.4 million and $14.6 million, respectively, At December 31, 2001, the aggregate minimum rental commitments under noncancelable, long-term operating leases were as follows.

------------------------------------------------------------
                                              Minimum Future
                                             Rental Payments
------------------------------------------------------------
                                       (Dollars in thousands)
2002                                            $ 62,919
2003                                              56,918
2004                                              51,531
2005                                              47,350
2006                                              41,727
Thereafter                                      $168,857
------------------------------------------------------------

CONTINGENCIES

The Company is involved in legal proceedings before the Federal Communications Commission and various state and federal courts from time to time. Management does not believe that any of such proceedings should have a material adverse impact on the financial position, results of operations or cash flows of the Company.

OTHER COMMITMENTS

On November 1, 2000, the United States Bankruptcy Court for the Western District of Wisconsin confirmed a plan of financial reorganization for Airadigm Communications, Inc., a Wisconsin-based wireless services provider. Under the terms of the plan of reorganization, TDS and an unrelated entity have committed to provide funding to meet certain obligations of Airadigm. Airadigm continues to operate as an independent company providing wireless services. Pursuant to the plan of reorganization, under certain circumstances and subject to the FCC's rules and regulations, TDS and the unrelated entity, or their respective designees, may each acquire certain personal communications services licenses for areas of Wisconsin and

Iowa as well as other Airadigm assets. As of December 31, 2001, TDS had provided funding of $52.7 million to Airadigm. Under the plan of reorganization, TDS's portion of the funding and the cost of the assets to be acquired could possibly aggregate up to an additional $145 million.

     U.S. Cellular is a limited partner in a joint venture that was a successful bidder for 17 licenses in 13 markets in the January 2001 FCC spectrum auction. The cost for the 17 licenses totaled $283.9 million. Although legally the general partner controls the joint venture, the Company has included the joint venture in its consolidated financial statements because U.S. Cellular is considered to have controlling financial interest for financial reporting purposes. The joint venture has acquired 5 of such licenses in 4 markets for a total of $4.1 million and has deposits with the FCC totaling $56.1 million for the remaining licenses (classified as a current asset at December 31, 2001). Subject to the final outcome of the proceedings discussed below, the joint venture's portion of the funding could possible aggregate up to an additional $223.7 million to fund the acquisition of the remaining licenses. In addition, U.S. Cellular has agreed to loan the general partner up to $20 million that could be used by the general partner to fun its investment in the licenses.

     With respect to the remaining 12 licenses in 9 markets, such licenses had been reauctioned by the FCC after defaults by winning bidders in a prior auction and were made subject by the FCC to the final outcome of certain legal proceedings initiated by the prior winning bidders. Following the reauction, one of the prior winning bidders obtained a court ruling that the FCC's actions were illegal. In an effort to resolve this matter, on November 15, 2001, the joint venture and other bidders in the reauction entered into a settlement agreement with the prior winning bidder and the FCC. However, the settlement agreement terminated due to the failure to satisfy a condition to obtain certain Congressional action by December 31, 2001. The U.S. Supreme Court has agreed to review this matter. In the event the prior winning bidder is successful in this litigation, the joint venture would receive a refund of its deposit of $56.1 million made to the FCC for such 12 licenses. The joint venture's financial requirements would then be limited to the 5 licenses in 4 markets that it acquired in 2001. If the FCC is successful in this litigation or the matter is otherwise resolved in a manner that will permit the joint venture to acquire the remaining licenses, the joint venture would likely be required to pay the FCC the balance of the auction price for such licenses. The joint venture would then have significant financial requirements to build out such markets. The exact nature of U.S. Cellular's financial commitment going forward will be determined as the joint venture develops its long-term business and financing plans.

23 BUSINESS SEGMENT INFORMATION

The Company conducts substantially all of its wireless telephone operations through its 82.2%-owned subsidiary, United Sates Cellular Corporation ("U.S. Cellular"). At December 31, 2001, U.S. Cellular provided cellular telephone service to 3,461,000 customers through 142 majority-owned cellular systems in 25 states. The Company conducts its wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS Telecom provides service through local telephone operation, or Incumbent Local Exchange Carrier ("ILEC") companies and through Competitive Local Exchange Carrier ("CLEC") companies. At December 31, 2001, TDS Telecom operated 109 incumbent telephone companies serving 650,700 access lines in 28 states and two competitive local exchange carriers serving 197,200 access lines in four states.

     In September 1999, TDS approved a plan of merger between Aerial and VoiceStream. The merger was completed in May 2000. The results of operations and net assets of Aerial are reflected as discontinued operations in the consolidated financial statements. See Note 3 -- Discontinued Operations.

     U.S. Cellular and TDS Telecom are billed for all services they receive from TDS, consisting primarily of information processing and general management services. Such billings are based on expenses specifically identified to U.S. Cellular and TDS Telecom and on allocations of common expenses. Management believes the method used to allocate common expenses is reasonable and that all expenses and costs applicable to U.S. Cellular and TDS Telecom are reflected in the accompanying business segment information on a basis which is representative of what they would have been if U.S Cellular and TDS Telecom operated on a stand-alone basis.

Financial data for the Company's business segments for each of the years ended December 31, 2001, 2000 and 1999 are as follows.

                                                                      TDS Telecom
Year Ended or at December 31, 2001          U.S. Cellular          ILEC          CLEC     All Other(1)        Total
---------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Operating revenues                            $ 1,894,830    $  576,817     $ 118,812        $   (1,917) $2,588,542
Operating cash flow(2)                            617,870       293,703       (25,399)               --     886,174
Depreciation and amortization expense             300,658       131,787        17,574                --     450,019
Operating income (loss)                           317,212       161,916       (42,973)               --     436,155
Significant noncash items:
  Investment income                                41,934         1,739            --             6,966      50,639
  Gain (loss) on marketable securities
    and other investments                              --            --            --          (548,305)   (548,305)
Marketable securities                             272,390            --            --         2,427,840   2,700,230
Total assets                                    3,725,014     1,527,758       213,566         2,580,454   8,046,792
Investment in unconsolidated entities             159,454        48,320            --            25,904     233,678
Capital expenditures                          $   503,334    $   99,866     $  96,950        $       --  $  700,150
---------------------------------------------------------------------------------------------------------------------

                                                                      TDS Telecom
Year Ended or at December 31, 2001          U.S. Cellular          ILEC          CLEC     All Other(1)          Total
-----------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Operating revenues                            $ 1,716,640    $  528,981     $  84,720        $   (3,485) $2,326,856
Operating cash flow(2)                            558,011       267,097        (5,899)               --     819,209
Depreciation and amortization expense             265,698       124,389         9,056                --     399,143
Operating income (loss)                           292,313       142,708       (14,955)               --     420,066
Significant noncash items:
  Investment income                                43,727         1,731            --            (6,735)     38,723
  Gain (loss) on marketable securities
    and other investments                          96,075            --            --           (80,359)     15,716
Marketable securities                             377,900            --            --         3,744,004   4,121,904
Total assets                                    3,412,709     1,245,260       120,543         3,856,097   8,634,609
Investment in unconsolidated entities             137,474        24,619            --            20,232     182,325
Capital expenditures                          $   305,417    $   93,401     $  57,201        $       --  $  456,019
-----------------------------------------------------------------------------------------------------------------------

                                                                      TDS Telecom
Year Ended or at December 31, 2001          U.S. Cellular          ILEC          CLEC     All Other(1)          Total
-----------------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Operating revenues                            $ 1,576,429    $  492,530     $  55,173        $   (1,786) $2,122,346
Operating cash flow(2)                            485,814       241,536        (3,635)               --     723,715
Depreciation and amortization expense             229,972       117,443         5,907                --     353,322
Operating income (loss)                           255,842       124,093        (9,542)               --     370,393
Significant noncash items:
  Investment income                                30,374         1,369            --              (419)     31,324
  Gain (loss) on marketable securities
    and other investments                         266,744            --            --            79,194     345,938
Marketable securities                             540,711            --            --           302,569     843,280
Total assets                                    3,331,590     1,243,068        63,661           759,157   5,397,476
Investment in unconsolidated entities             111,471        14,183            --           115,055     240,709
Capital expenditures                          $   277,450    $   99,154     $  23,027        $       --  $  399,631
-----------------------------------------------------------------------------------------------------------------------

(1) CONSISTS OF THE TDS CORPORATE OPERATIONS, TDS TELECOM INTERCOMPANY ELIMINATIONS, TDS CORPORATE AND TDS TELECOM MARKETABLE EQUITY SECURITIES, $258.8 MILLION OF DISCONTINUED OPERATIONS IN 1999 AND ALL OTHER BUSINESSES NOT INCLUDED IN THE U.S. CELLULAR OR TDS TELECOM SEGMENTS.
(2) OPERATING CASH FLOW IS OPERATING INCOME PLUS DEPRECIATION AND AMORTIZATION.

--------------------------------------------------------------------------------
REPORT OF MANAGEMENT
--------------------------------------------------------------------------------

Management of Telephone and Data Systems, Inc. has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and in management's opinion are fairly presented. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

     Management of TDS has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting.

     The system of internal control provides appropriate division of responsibility and is documented written policies and procedures that communicated to employees with significant roles the financial reporting process and updated necessary. Management monitors the system internal control for compliance, considers recommendations for improvements and updates such policies and procedures as necessary. Monitoring includes an internal auditing program to independently assess the effectiveness of the internal controls recommend possible improvements thereto. Management believes that TDS's system of internal control is adequate to accomplish the objectives discussed herein. The concept of reasonable assurance recognizes that the costs of a system of internal accounting controls should not exceed, in management's judgment, the benefits to be derived.

     The consolidated financial statements of TDS have been audited by Arthur Andersen LLP, Independent Public Accountants.

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF TELEPHONE AND DATA SYSTEMS, INC.:

We have audited the accompanying consolidated balance sheets of Telephone and Data Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 1 of Notes to Consolidated Financial Statements, effective January 1, 2000, the Company changed certain of its accounting principles for revenue recognition as a result of the adoption of Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements."

/s/ Arthur Andersen LLP
Chicago, Illinois
January 25, 2002


-------------------------------------------------------------------------------------------------------------
CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)
-------------------------------------------------------------------------------------------------------------

Quarter Ended                                      March 31        June 30       Sept. 30         Dec. 31
-------------------------------------------------------------------------------------------------------------
                                                      (Dollars in thousands, except per share amounts)
2001
Operating Revenues                                 $600,369    $   642,301      $ 675,009       $ 670,863
Operating Income                                     90,490        122,243        118,419         105,003
Gain (Loss) on Marketable Securities
  and Other Investments                                  --       (644,929)            --          96,624
Net Income (Loss) Available to Common
  from Continuing Operations
    From Operations                                  31,104         46,652         52,832          37,065
    From Gains (losses)                                  --       (385,223)            --          48,864
                                                   ------------------------------------------------------
                                                     31,104       (338,571)        52,832          85,929

Net Income (Loss) Available to Common              $ 28,116    $  (339,832)     $  51,384       $  61,819
Weighted Average Shares Outstanding (000s)           58,718         58,683         58,711          58,561
Basic Earnings per Share
  from Continuing Operations                       $    .53    $     (5.77)     $     .90       $    1.47
Diluted Earnings per Share
  from Continuing Operations
    From Operations                                     .52            .80            .89             .63
    From Gains (losses)                                  --          (6.57)            --             .83
                                                   ------------------------------------------------------
                                                        .52          (5.77)           .89            1.46

Basic Earnings per Share - Net Income (Loss)            .48          (5.79)           .88            1.06
Diluted Earnings per Share - Net Income (Loss)     $    .47    $     (5.79)     $     .87       $    1.05

2000
Operating Revenues                                 $538,327    $   585,654      $ 605,511       $ 597,364
Operating Income                                     91,511        126,398        123,971          78,186
Gain (Loss) on Marketable Securities
  and Other Investments                              17,851        (50,000)        57,743          (9,878)
Net Income Available to Common
  from Continuing Operations
    From Operations                                  29,030         50,826         46,653          27,740
    From Gains (losses)                               6,361        (30,260)        20,428          (5,755)
                                                   ------------------------------------------------------
                                                     35,391         20,566         67,081          21,985
Net Income (Loss) Available to Common              $ 31,550    $ 2,142,894      $  46,168       $  15,886
Weighted Average Shares Outstanding (000s)           61,078         60,306         59,537          58,768
Basic Earnings per Share
  from Continuing Operations                       $    .58    $       .34      $    1.13       $    .37
Diluted Earnings per Share
  from Continuing Operations
    From Operations                                     .47            .83            .77             .46
    From Gains (losses)                                 .10           (.49)           .34            (.09)
                                                   ------------------------------------------------------
                                                        .57            .34           1.11             .37

Basic Earnings per Share - Net Income (Loss)            .52          35.53            .78             .27
Diluted Earnings per Share - Net Income (Loss)     $    .51    $     35.23      $     .76       $     .27
=============================================================================================================

NET INCOME AVAILABLE TO COMMON FROM CONTINUING OPERATIONS FOR 2001 AND 2000 INCLUDED SIGNIFICANT GAINS AND LOSSES FROM MARKETABLE SECURITIES AND OTHER INVESTMENTS. THE TABLE ABOVE SUMMARIZES THE EFFECT OF THE GAINS AND LOSSES ON NET INCOME AVAILABLE TO COMMON FROM CONTINUING OPERATIONS AND DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS.

MANAGEMENT BELIEVES U.S. CELLULAR'S OPERATING RESULTS REFLECT SEASONALITY IN BOTH SERVICE REVENUES, WHICH TEND TO INCREASE MORE SLOWLY IN THE FIRST AND FOURTH QUARTERS, AND OPERATING EXPENSES, WHICH TEND TO BE HIGHER IN THE FOURTH QUARTER DUE TO INCREASED MARKETING ACTIVITIES AND CUSTOMER GROWTH. THIS SEASONALITY MAY CAUSE OPERATING INCOME TO VARY FROM QUARTER TO QUARTER.

--------------------------------------------------------------------------------
TDS STOCK AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------

TDS's Common Shares are listed on the American Stock Exchange ("AMEX") under the symbol "TDS" and in the newspapers as "TeleData." As of February 28, 2002, TDS Common Shares were held by 2,386 record owners and the Series A Common Shares were held by 110 record owners. TDS has paid cash dividends on Common Shares since 1974, and paid dividends of $.54 and $.50 per Common and Series A Common Share during 2001 and 2000, respectively.

     The Common Shares of United States Cellular Corporation, an 82.2%-owned subsidiary of TDS, are listed on the AMEX under the symbol "USM" and in the newspapers as "US Cellular."

--------------------------------------------------------------------------------
MARKET PRICE PER COMMON SHARE BY QUARTER
--------------------------------------------------------------------------------

TDS's Series A Common Shares and Preferred Shares are not actively traded and therefore, quotations are not reported for such securities. Dividends on TDS's Preferred Shares have been paid quarterly since the dates of issue. The high and low sales prices of the Common Shares on the AMEX as reported by the Dow Jones News Service are as follows.

2001                       1st         2nd        3rd        4th
--------------------------------------------------------------------------
High                 $   107.20      $ 110.60    $ 111.25   $ 98.90
Low                       85.16         89.50       86.60     87.50
Dividends Paid       $      .135     $    .135   $    .135  $   .135
--------------------------------------------------------------------------

2000                       1st         2nd        3rd        4th
--------------------------------------------------------------------------
High                 $   128.25      $ 114.63    $ 128.50   $113.20
Low                       93.63         89.75      100.75     80.60
Dividends Paid       $      .125     $    .125   $    .125  $   .125
--------------------------------------------------------------------------