Form 10-K, Exhibit 13
period 2003-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2004-03-12
CIK 1051512

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

Selected Consolidated Financial Data

Year Ended or at December 31,	2003	2002	2001	2000	1999
(Dollars in thousands, except per share amounts)
Operating Data
Operating Revenues	$3,445,216	$2,998,474	$2,588,542	$2,326,856	$2,122,346
Operating Income	315,544	386,355	436,155	420,066	370,393
(Gain) Loss on Marketable Securities and Other Investments	(10,200)	(1,888,391)	(548,305)	15,716	345,938
Income (Loss) from Continuing Operations	74,888	(987,737)	(173,963)	115,056	291,326
Discontinued Operations, net of tax	(1,609)	—	(24,092)	2,125,787	(111,492)
Cumulative Effect of Accounting Change	(11,789)	3,366	—	(3,841)	—
Net Income (Loss) Available to Common	$61,073	$(984,798)	$(198,513)	$2,236,498	$178,687
Basic Weighted Average Shares Outstanding (000's)	57,721	58,644	58,661	59,922	61,436
Basic Earnings per Share from:
Continuing Operations	$1.29	$(16.85)	$(2.97)	$1.91	$4.72
Discontinued Operations	(.03)	—	(.41)	35.47	(1.81)
Cumulative Effect of Accounting Change	(.20)	.06	—	(.06)	—

Income (Loss) Available to Common	1.06	(16.79)	(3.38)	37.32	2.91
Diluted Earnings per Share from:
Continuing Operations	1.28	(16.85)	(2.97)	1.88	4.65
Discontinued Operations	(.03)	—	(.41)	35.06	(1.78)
Cumulative Effect of Accounting Change	(.20)	.06	—	(.06)	—

Income (Loss) Available to Common	1.05	(16.79)	(3.38)	36.88	2.87
Dividends per Common and Series A Common Share	$.62	$.58	$.54	$.50	$.46
Pro Forma(a)
Net Income (Loss)	$73,279	$(986,920)	$(200,025)	$2,235,296	$177,235
Basic Earnings (Loss) per Share	1.26	(16.83)	(3.41)	37.29	2.88
Diluted Earnings (Loss) per Share	$1.25	$(16.83)	$(3.41)	$36.85	$2.84
Balance Sheet Data
Cash and Cash Equivalents	$937,651	$1,298,936	$140,744	$99,019	$111,010
Marketable Equity Securities	2,772,410	1,944,939	2,700,230	4,121,904	843,280
Property, Plant and Equipment, net	3,350,986	3,196,243	2,544,439	2,171,801	2,081,020
Total Assets	10,171,238	9,602,028	8,079,574	8,667,390	5,430,257
Notes Payable	—	461,792	265,300	499,000	—
Long-term Debt (excluding current portion)	1,994,913	1,641,624	1,507,764	1,172,987	1,279,877
Prepaid Forward Contracts	1,672,762	1,656,616	—	—	—
Common Stockholders' Equity	3,104,155	3,052,623	3,518,924	3,936,067	2,448,261
Capital Expenditures	$776,967	$899,050	$700,150	$456,019	$399,631
Current Ratio(b)	2.2	1.7	.8	.5	1.4

(a)
Pro forma amounts reflect the effect of the retroactive application of the change in accounting principle for the adoption of Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" in 2003.

(b)
Current Ratio is calculated by dividing Current Assets by Current Liabilities. These amounts are taken directly from the consolidated balance sheets.

Management's Discussion and Analysis of Results of
Operations and Financial Condition

        Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company providing high-quality telecommunications services to approximately 5.5 million wireless telephone and wireline telephone equivalent access lines in 36 states at December 31, 2003. TDS conducts substantially all of its wireless telephone operations through its 82.1%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular") and its incumbent local exchange carrier and competitive local exchange carrier wireline telephone operations through its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom").

        The following discussion and analysis should be read in conjunction with TDS's audited consolidated financial statements and footnotes included herein and the description of TDS's business included in Item 1 of the TDS Annual Report on Form 10-K for the year ended December 31, 2003.

OVERVIEW

        The following is a summary of certain selected information from the complete management discussion that follows the overview and does not contain all of the information that may be important. You should carefully read this entire management discussion and analysis and not rely solely on the overview.

        U.S. Cellular—U.S. Cellular positions itself as a regional operator, focusing its efforts on providing wireless service to customers in the geographic areas where it has licenses to provide such service. U.S. Cellular differentiates itself from its competitors through a customer satisfaction strategy, reflecting broad product distribution, a customer service focus and a high-quality wireless network.

        U.S. Cellular's business development strategy is to operate controlling interests in wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. U.S. Cellular's operating strategy is to strengthen the geographic areas where it can continue to build long-term operating synergies and to exit those areas where it does not have opportunities to build such synergies. Three of U.S. Cellular's most recent transactions are summarized below.

  •
  On August 1, 2003, U.S. Cellular completed the transfer of properties to AT&T Wireless and the assignments to it by AT&T Wireless of a portion of the wireless licenses covered by the agreement with AT&T Wireless. On the initial closing date, U.S. Cellular also received approximately $34 million in cash and minority interests in six wireless markets in which it currently owns a controlling interest. Also on the initial closing date, U.S. Cellular transferred wireless assets and customers in 10 markets in Florida and Georgia to AT&T Wireless.

  •
  U.S. Cellular has deferred the assignment and development of 21 licenses it has the right to acquire from AT&T Wireless for up to five years from the original closing date of August 1, 2003. When this transaction is fully consummated, U.S. Cellular will have received 36 wireless licenses in 13 states, approximately $34 million in cash and minority interests in six licenses in which it previously owned the controlling interest. The licenses received are contiguous to and overlap existing U.S. Cellular licensed areas in the Midwest and Northeast.

  •
  On November 26, 2003, U.S. Cellular announced that it had entered into a definitive agreement to sell its wireless properties in southern Texas to AT&T Wireless. The closing of the transaction occurred in February 2004. The U.S. Cellular assets sold to AT&T Wireless in this transaction included wireless properties in six markets and 76,000 customers.

  •
  On August 7, 2002, U.S. Cellular completed the acquisition of a 20 megahertz license in the Chicago basic trading area (excluding Kenosha, Wisconsin). U.S. Cellular acquired 320,000 customers in this transaction. This acquistion was important to U.S. Cellular as it filled in U.S. Cellular's coverage area in the Midwest, enabling it to expand its network to cover a contiguous area including most of Illinois, Wisconsin and Iowa.

        U.S. Cellular operating income decreased 41% in 2003 and decreased 11% in 2002 primarily due to expenses related to increased customer usage along with development of the Chicago market. U.S. Cellular's operating income was significantly affected by the loss on assets held for sale in 2003. The operating income margins (as a percent of service revenues) were 6.9% in 2003, 13.4% in 2002 and 17.4% in 2001. TDS expects continued pressure on U.S. Cellular operating income and margins in the next few years due to slower customer growth, customer acquisition and retention, competition, increased customer usage, launching service in new areas and continued enhancements to its wireless networks. In the exchange and divestiture transactions listed above, U.S. Cellular has divested operations that were generating revenues, cash flows from operations and operating income. In exchange, U.S. Cellular received or will receive licenses that will be in a development phase for several years and also received cash. U.S. Cellular anticipates that it may require debt or equity financing over the next few years for capital expenditures, for the development of these new markets and to further its growth in the Chicago market and its other recently launched markets.

        See "Results of Operations—Wireless Telephone Operations."

        TDS Telecom—TDS Telecom provides high-quality telecommunication services, including full-service local exchange service, long-distance telephone service, and Internet access, to rural and suburban communities. TDS Telecom's business plan is designed to leverage TDS Telecom's strength as an incumbent local exchange carrier into a full-service telecommunications company that includes competitive local exchange carrier operations. TDS Telecom is focused on achieving three central strategic objectives: growth, market leadership, and profitability. TDS Telecom's strategy includes gaining additional market share and deepening penetration of vertical services within established markets. The strategy places primary emphasis on small and medium-sized commercial customers and residential customers.

        Both incumbent local exchange carriers and competitive local exchange carriers are faced with significant challenges, including the industry decline in long-distance minutes of use and use of second lines by customers, growing competition from wireless and other wireline providers, changes in regulation, new technologies such as voice over Internet Protocol, and the downturn in the economy. These challenges could have a material adverse effect on the financial condition, results of operations and cash flows of TDS Telecom.

        Despite these challenges, TDS Telecom was able to increase customers and revenues in 2003 primarily through the increase in penetration of existing markets by its competitive local exchange operations. While the incumbent local exchange carrier operations increased revenues by four percent in 2003, the competitive local exchange operations increased revenues by 21%. TDS Telecom continues to look for ways to control costs while increasing the penetration of its competitive local exchange markets.

        See "Results of Operations—Wireline Telephone Operations."

        Financing Initiatives—TDS and its subsidiaries had Cash and cash equivalents totaling $937.7 million, $1,296.6 million of revolving credit facilities and an additional $75.0 million of bank lines of credit as of December 31, 2003. TDS and its subsidiaries are also generating substantial internal funds from operations. Cash flow from continuing operating activities totaled $920.4 million in 2003, $793.6 million in 2002 and $545.8 million in 2001. In addition, TDS currently has access to public and private capital markets to help meet its long-term financing needs. TDS anticipates that it may require funding over the next few years for capital expenditures, for the development of new wireless markets at U.S. Cellular and to further its growth in the Chicago market. Management believes that cash on hand, expected future cash flows from operations and existing sources of external financing provide substantial financial flexibility and are sufficient to permit TDS and its subsidiaries to finance its contractual obligations and anticipated capital expenditures.

        TDS is committed to maintaining a strong balance sheet and its investment grade rating. During 2003 and 2002, TDS entered into several financing transactions that have provided financial flexibility as it continues to grow its wireless and wireline businesses.

        TDS reduced its debt by redeeming $300 million of its Trust Originated Preferred Securities in 2003. Medium-term notes of $70.5 million and $51.0 million were redeemed in 2003 and 2002, respectively. TDS also repurchased 1,961,000 of its Common Shares for $92.4 million, or an average price of $47.10 in 2003.

        U.S. Cellular sold $444 million of 30-year 6.7% Senior Notes in 2003 and $130 million of 30-year 8.75% Senior Notes in 2002 under an existing shelf registration statement. In December 2003, U.S. Cellular increased the capacity of its revolving credit agreement entered into in 2002 from $325 million to $700 million. U.S. Cellular also terminated its $500 million revolving credit agreement it had in place since 1997.

        In 2002, TDS and U.S. Cellular monetized their investments in marketable equity securities through forward contracts which mature in 2007 and 2008, receiving proceeds of $1.6 billion.

        See "Financial Resources" and "Liquidity and Capital Resources."

RESULTS OF OPERATIONS

        Operating Revenues increased 15% ($446.7 million) to $3,445.2 million during 2003 and increased 16% ($410.0 million) to $2,998.5 million during 2002 from $2,588.5 million in 2001 reflecting growth in wireless customers and equivalent access lines in both years. Despite the transfer of 141,000 wireless customers to AT&T Wireless in August, wireless customers and equivalent access lines increased by 390,400 in 2003. There were no acquisitions in 2003. In 2002, internal growth added 415,200 wireless customers and equivalent access lines, while acquisitions contributed 332,000 additional wireless customers and 27,000 additional equivalent access lines. U.S. Cellular revenues increased $385.2 million to $2,582.8 million in 2003 and increased $302.8 million to $2,197.6 million in 2002 from $1,894.8 million in 2001 on 7% and 19% increases in customers, respectively. The acquisition of the Chicago market and two small markets contributed customer growth of 10% in 2002 at U.S. Cellular. TDS Telecom revenues increased $61.5 million to $862.4 million in 2003 and increased $107.2 million to $800.9 million in 2002 from $693.7 million in 2001 as equivalent access lines increased by 8% and 15%, respectively. The increase in equivalent access lines is primarily related to the growth in the competitive local exchange operations. Acquisitions contributed equivalent access line growth of 3% in 2002 at TDS Telecom.

        Operating Expenses rose 20% ($517.6 million) to $3,129.7 million in 2003 and rose 21% ($459.7 million) to $2,612.1 million in 2002 from $2,152.4 million in 2001. U.S. Cellular operating expenses increased $499.7 million to $2,416.1 million during 2003 and increased $338.8 million to $1,916.4 million during 2002 from $1,577.6 million in 2001 due primarily to the costs associated with providing service to an expanding customer base, additional depreciation expense and acquisitions. Also included in U.S. Cellular's operating expenses in 2003 is $47.8 million of losses on assets of operations held for sale. TDS Telecom operating expenses increased $17.8 million to $713.5 million during 2003 and increased $121.0 million to $695.7 million during 2002 from $574.7 million in 2001. The increase in 2003 was primarily caused by increased cost of services and products, offset somewhat by a decline in competitive local exchange carrier costs by not entering new markets. The increase in 2002 was a result of the expansion of the competitive local exchange business, acquisitions and growth in incumbent local exchange carrier products and services. Also included in TDS Telecom's operating expenses in 2003 was $5.0 million of losses recorded on impairment of assets. Of this amount, $4.6 million was recorded by the competitive local exchange carriers and $0.4 million was recorded by the incumbent local exchange carriers. Operating expenses for all operations in 2003 and 2002 do not include amortization of license costs and goodwill as a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142 effective January 1, 2002. Amortization expense of license costs and goodwill in 2001 totaled $36.5 million at U.S. Cellular, $6.6 million at the incumbent local exchange carriers and $0.2 milllion at the competitive local exchange carriers.

        Operating Income decreased 18% ($70.9 million) to $315.5 million in 2003 and decreased 11% ($49.8 million) to $386.4 million in 2002 from $436.2 million in 2001. U.S. Cellular's operating income decreased 41% ($114.6 million) to $166.6 million in 2003 and decreased 11% ($36.0 million) to $281.2 million in 2002 from $317.2 million in 2001. The decline in U.S. Cellular operating income in 2003 and 2002 reflects the costs associated with the acquisition of the Chicago market and increased marketing and depreciation expenses. U.S. Cellular's operating income was significantly affected by the loss on assets held for sale in 2003. TDS Telecom's operating income increased 42% ($43.7 million) to $148.9 million in 2003 primarily from improved results from the competitive local exchange business. TDS Telecom's operating income decreased 12% ($13.8 million) to $105.2 million in 2002 from $119.0 million in 2001 primarily due to increased incumbent local exchange carrier and competitive local exhange carrier bad debts and increased operating losses from expanding the competitive local exchange carrier business.

        Investment and Other Income (Expense) primarily includes dividend and interest income, investment income, gains and (losses) on marketable equity securities and other investments, loss on debt extinguishment and interest expense.

        Dividend and interest income decreased by $37.4 million to $19.9 million in 2003 and increased by $43.1 million to $57.3 million in 2002 from $14.2 million in 2001 due primarily to a $45.3 million Deutsche Telekom common share dividend TDS received in 2002. Deutsche Telekom did not pay a dividend in 2003. The decrease in dividend income in 2003 was offset by an increase in interest income reflecting increased cash balances earning interest. Proceeds from the monetization of marketable equity securities in 2002 earned interest in short-term interest bearing accounts in 2003. See Financial Resources—Cash Flows from Continuing Financing Activities for a discussion of proceeds from the monetization activities.

        Investment income, TDS's share of income in unconsolidated entities in which it has a minority interest, totaled $53.2 million in 2003, $43.7 million in 2002 and $50.6 million in 2001. TDS follows the equity method of accounting when its ownership interest of unconsolidated entities equals or exceeds 20% for corporations and 3% to 5% for partnerships and limited liability companies. Under the equity method, TDS recognizes its proportionate share of the income and losses accruing to it under the terms of partnership or shareholder agreements. The aggregate net income of these investment markets increased significantly in 2003, resulting in a corresponding increase in investment income. A one-time gain was reported by an equity method investment increasing equity income by $5.1 million in 2001.

        Loss on marketable equity securities and other investments totaled $10.2 million in 2003, $1,888.4 million in 2002 and $548.3 million in 2001. In 2003, TDS recorded a $5.0 million impairment loss on a wireless investment held by TDS Telecom. Also in 2003, a $3.5 million wireless license impairment loss was recorded related to the investment in a non-operating market in Florida that remained with U.S. Cellular after the AT&T Wireless exchange. U.S. Cellular also recorded a $1.7 million impairment loss related to a minority investment in a wireless market that is accounted for using the cost method.

        TDS and its subsidiaries hold a substantial amount of marketable equity securities that are publicly traded and can have volatile share prices. TDS and its subsidiaries do not make direct investments in publicly traded companies and all of these interests were acquired as a result of sales, exchanges or reorganizations of other assets. TDS has not disposed of the investments primarily because their low tax cost basis would trigger a substantial taxable gain upon disposition. See Liquidity and Capital Resources—Marketable Equity Securities and Forward Contracts for a discussion on marketable equity securities.

        In 2002, management determined that the decline in value of marketable equity securities relative to their cost basis was other than temporary and charged a $1,757.5 million loss to the statement of operations. TDS has subsequently utilized derivative financial instruments to eliminate the risk of recording any further other than temporary losses. See Market Risk—Marketable Equity Securities and Derivatives for a discussion of other than temporary losses.

        TDS had notes receivable from Airadigm Communications, Inc. ("Airadigm") and Kington Management Corporation ("Kington") aggregating $100.6 million relating to the funding of Airadigm's operations and the purchase by Kington of certain of U.S. Cellular's minority interests in 2000. The values of the notes were directly related to the values of certain assets and contractual rights of Airadigm and the value of the minority wireless market interests. As a result of changes in business strategies and other events, a review of the Airadigm business plan and a review of the fair market value analysis of the wireless markets, including third party fair value analysis, management concluded that the notes receivable were impaired. Accordingly, TDS recorded a loss of $94.0 million in 2002 to establish a valuation allowance for the Airadigm notes receivable, write-down the Kington notes receivable and write-off of certain capitalized costs.

        TDS recorded additional losses in 2002 of $25.4 million related to the withdrawal from a partnership in which it had owned an investment interest, $7.3 million related to the write-down of a wireless investment to fair value and $4.2 million related to the reduction in value of a land purchase option.

        In 2001, TDS realized a loss of $644.9 million as a result of the merger between VoiceStream Wireless Corporation ("VoiceStream") and Deutsche Telekom and a gain of $96.1 million as a result of the merger between Illuminet Holdings, Inc. and VeriSign Inc. TDS recognizes gains and losses on the difference between the accounting basis of the shares given up and the fair value of the shares and cash, if any, received in merger transactions.

        Loss on extinguishment of debt totaled $7.0 million in 2001 as a result of U.S. Cellular's retirement of 6% zero coupon convertible debentures also known as Liquid Yield Option Notes, with a carrying value of $25.4 million.

        Interest Expense increased 30% ($39.2 million) to $171.4 million in 2003 and increased 27% ($28.5 million) to $132.2 million in 2002 from $103.7 million in 2001.

        The increase in interest expense in 2003 was primarily due to amounts related to variable prepaid forward contracts ("forward contracts") ($31.7 million), the issuance of 30-year 8.75% Senior Notes ($9.6 million) by U.S. Cellular in 2002 and an increase in average short-term debt balances and related interest expense ($4.0 million). The increase in interest expense in 2003 was offset by the retirement of 9% Series A Notes in December 2002 ($4.6 million) and the $70.5 million reduction in medium-term notes ($2.5 million) in 2003.

        The increase in interest expense in 2002 was primarily due to the issuance of $500 million of 7.6% Series A Notes in December 2001 ($34.8 million), interest on forward contracts ($7.8 million) entered into in 2002, and the issuance of 30-year, 9% Series A Notes ($4.6 million) and 30-year 8.75% Senior Notes ($1.8 million) by U.S. Cellular in 2002. The increase in 2002 was offset somewhat by a decrease in average short-term debt balances and related interest expense ($12.1 million), a $116.5 million reduction in Medium-term notes ($7.5 million), and a reduction in Liquid Yield Option Notes ($0.9 million). See Note 15—Long-term Debt and Note 16—Financial Instruments and Derivatives, for an explanation of the forward contracts and other long-term debt instruments.

        Minority Interest in Income of Subsidiary Trust decreased 33% ($8.1 million) to $16.7 million in 2003 and was $24.8 million in 2002 and 2001. In September 2003, TDS redeemed all $300 million of Company-Obligated Mandatorily Redeemable Preferred Securities at par plus accrued and unpaid distributions. There was no gain or loss on this transaction.

        Other income (expense), net decreased $14.4 million to $(12.0) million in 2003 and decreased $1.4 million to $2.4 million in 2002 from $3.8 million in 2001. The decrease in 2003 was primarily due to the write-off of $9.0 million of deferred debt expenses related to the $300 million of Company-Obligated Mandatorily Redeemable Preferred Securities and $70.5 million of Medium-term Notes that were redeemed in 2003. TDS also incurred $7.3 million of costs related to the prepaid forward contracts and a $3.5 million loss related to derivative accounting on the VeriSign investment in 2003.

        Income Tax Expense (Benefit) was an expense of $79.9 million in 2003, a benefit of $(577.0) million in 2002 and a benefit of $(45.0) million in 2001. The tax benefit related to losses on marketable securities and other investments was $1.6 million in 2003, $720.5 million in 2002 and $211.9 million in 2001. The effective tax expense (benefit) rate was 44.8% in 2003, (37.1)% in 2002 and (25.1)% in 2001. See Note 2—Income Taxes for further discussion of the effective tax rate.

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

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Minority Share of Income
U.S. Cellular
Minority Public Shareholders' Interest	$(13,402)	$3,277	$(31,163)
Subsidiaries' Minority Interests	(10,070)	(12,281)	(8,591)

	(23,472)	(9,004)	(39,754)
Other Subsidiaries	(140)	(64)	(161)

	$(23,612)	$(9,068)	$(39,915)

        Discontinued Operations.    TDS is party to an indemnity agreement with T-Mobile regarding certain contingent liabilities at Aerial Communications, Inc. ("Aerial") for the period prior to Aerial's merger into VoiceStream. During the third quarter of 2003 it was determined that the indemnity for certain contingent liabilities would be greater than previously provided. TDS took an additional charge of $1.6 million ($2.8 million, less income tax expense of $1.2 million), or $(0.03) per diluted share with respect to the additional liability.

        The merger of Aerial with VoiceStream was completed on May 4, 2000. TDS recognized a gain of $2,125.8 million, net of income tax expense, on this transaction, in 2000. The gain was reduced by $24.1 million, net of income tax expense, or $(0.41) per diluted share, in 2001 to reflect adjustments to estimates used during the closing in the calculation of income and other tax liabilities.

        Cumulative Effect of Accounting Changes.    Effective January 1, 2003, TDS adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" and recorded the initial liability for legal obligations associated with an asset retirement. The cumulative effect of the implementation of this accounting standard on periods prior to 2003 was recorded in the first quarter of 2003, decreasing net income by $11.8 million, net of tax and minority interest, or $0.20 per basic and diluted share.

        Effective January 1, 2002, U.S. Cellular changed its method of accounting for commissions expenses related to customer activations and began deferring expense recognition of a portion of commission expenses in the amount of activation fees revenue deferred. The cumulative effect of this accounting change on periods prior to 2002 was recorded in 2002 increasing net income by $3.4 million, net of tax and minority interest, or $.06 per diluted share.

        Net Income (Loss) Available to Common totaled $61.1 million, or $1.05 per diluted share, in 2003, compared to $(984.8) million, or $(16.79) per diluted share, in 2002, and $(198.5) million, or $(3.38) per diluted share, in 2001. Amounts in 2002 and 2001 were significantly affected by losses from marketable equity securities and other investments.

WIRELESS TELEPHONE OPERATIONS

        TDS provides wireless telephone service through United States Cellular Corporation ("U.S. Cellular"), an 82.1%-owned subsidiary. U.S. Cellular owns, manages and invests in wireless markets throughout the United States. Growth in the customer base is the primary reason for the change in U.S. Cellular's results of operations in 2003 and 2002. The number of customers increased 7% to 4,409,000 at December 31, 2003 and increased 19% to 4,103,000 at December 31, 2002 from 3,461,000 in 2001. In 2003, U.S. Cellular added 447,000 net new customers from its marketing efforts and transferred 141,000 customers in 10 markets in Florida and Georgia to AT&T Wireless in exchange for wireless licenses. U.S. Cellular added 310,000 net new customer units from its marketing efforts and 332,000 customers from acquisitions in 2002.

        Following is a table of summarized operating data for U.S. Cellular's consolidated operations.

Year Ended or At December 31,(1)	2003	2002	2001
Consolidated Markets:
Customers	4,409,000	4,103,000	3,461,000
Total market population(2)	46,267,000	41,048,000	28,632,000
Market penetration(3)	9.53%	10.00%	12.09%
Markets	147	149	142
Cell sites in service	4,184	3,914	2,925
Average monthly service revenue per customer(4)	$47.38	$47.25	$46.28
Post-pay churn rate per month(5)	1.5%	1.8%	1.7%
Sales and marketing cost per gross customer addition(6)	$380	$365	$322
Employees	6,225	6,100	5,150

(1)
Amounts in 2003 include the results of the 10 markets transferred to AT&T Wireless through July 31, and include the results of the 15 markets acquired and transferred from AT&T Wireless from the transfer date through December 31. Amounts in 2002 include the operations of USCOC of Chicago (as defined below) from August 7—December 31.

(2)
Represents 100% of the population of U.S. Cellular's consolidated markets, regardless of whether the market has begun marketing operations. Market penetration is calculated using 2002, 2001, and 2000 Claritas population estimates for 2003, 2002, and 2001, respectively.

(3)
Market penetration is calculated by dividing customers by total market population.

(4)
Average monthly service revenue per customer is calculated as follows:

Year Ended or At December 31,	2003	2002	2001
Service Revenue (000s)	$2,423,789	$2,098,893	$1,826,385
Divided by average customers during period (000s)	4,263	3,702	3,289
Divided by twelve months in each period	12	12	12

Average monthly revenue per customer	$47.38	$47.25	$46.28

(5)
Post-pay churn rate per month represents the percentage of the customer base on post-pay service plans (i.e., service plans where customers are billed in arrears for service) which disconnects service each month. The calculation divides the total number of customers on post-pay service plans who disconnect service during the period by the number of months in such period, then divides that quotient by the average monthly post-pay service customer base for such period.

(6)
For a discussion of the components of this calculation, see "Operating Expenses—Selling, General and Administrative."

        On August 1, 2003, U.S. Cellular completed the transfer of the wireless assets and customers in 10 markets in Florida and Georgia to AT&T Wireless. In exchange, U.S. Cellular received rights to acquire controlling interests in 36 personal communication service licenses and approximately $34 million in cash and minority interests in six markets in which it previously owned a controlling interest. Of the 36 licenses, 15 were transferred to U.S. Cellular in 2003. The assignment and development of the remaining 21 licenses yet to be transferred from AT&T Wireless will be deferred by U.S. Cellular for a period of up to five years from the original closing date of August 1, 2003. U.S. Cellular will take possession of the licenses in staggered closings over that five-year period to comply with the service requirements of the Federal Communications Commission ("FCC"). The Florida and Georgia markets that were transferred to AT&T Wireless are included in consolidated operations for the first seven months of 2003.

        On August 7, 2002, U.S. Cellular completed the acquisition of the assets and certain liabilities of Chicago 20MHz, LLC, now known as United States Cellular Operating Company of Chicago, LLC ("USCOC of Chicago" or the "Chicago market") from PrimeCo Wireless Communications LLC. USCOC of Chicago operates a wireless system in the Chicago major trading area. USCOC of Chicago is the holder of certain FCC licenses, including a 20 megahertz personal communication service license in the Chicago major trading area (excluding Kenosha County, Wisconsin). The Chicago market's operations are included in consolidated operations for the entire year of 2003, but only for the period from August 7—December 31 of 2002. The Chicago market's operations contributed to the increases in U.S. Cellular's operating revenues and expenses in both 2003 and 2002.

        Prior to the fourth quarter of 2003, U.S. Cellular included costs for equipment sold to retain current U.S. Cellular customers in selling, general and administrative expense. Prior to the fourth quarter of 2003 and in part of 2002, these costs were partially offset by equipment sales revenues received from these customers. In part of 2002 and all of 2001 equipment sales revenues related to retaining current customers were included in operating revenues. In the fourth quarter of 2003, TDS changed its policy for classifying retention costs and has reclassified the equipment sales revenues and cost of equipment sold related to the retention of current U.S. Cellular customers out of selling, general and administrative expense into operating revenues and cost of services and products, respectively, for each of the years presented. These reclassifications increased operating revenues by $27.3 million and $13.1 million in 2003 and 2002, respectively, and increased cost of services and products by $106.6 million, $57.2 million and $42.7 million in 2003, 2002 and 2001, respectively. Selling, general and administrative expense was reduced by $79.3 million, $44.1 million and $42.7 million in 2003, 2002 and 2001, respectively, to reflect the amounts reclassified to operating revenues and cost of services and products. These reclassifications did not have any impact on income from operations, net income, earnings per share, financial position or cash flows of TDS for any of the years presented.

Operating Revenues

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Retail service	$1,984,671	$1,682,020	$1,408,253
Inbound roaming	221,737	255,443	272,361
Long-distance and other	217,381	161,430	145,771

Service Revenues	2,423,789	2,098,893	1,826,385
Equipment sales	158,994	98,693	68,445

Total Operating Revenues	$2,582,783	$2,197,586	$1,894,830

        Operating revenues increased $385.2 million, or 18%, to $2,582.8 million in 2003 from $2,197.6 million in 2002 and increased $302.8 million, or 16%, in 2002 from $1,894.8 million in 2001.

        Service revenues increased $324.9 million, or 15%, to $2,423.8 million in 2003 from $2,098.9 million in 2002 and increased $272.5 million, or 15%, in 2002 from $1,826.4 million in 2001. Service revenues primarily consist of: (i) charges for access, airtime, roaming and value-added services provided to U.S. Cellular's retail customers ("retail service"); (ii) charges to other wireless carriers whose customers use U.S. Cellular's wireless systems when roaming ("inbound roaming"); and (iii) charges for long-distance calls made on U.S. Cellular's systems. The increases in both years were primarily due to the growth in the number of retail customers in each year. Monthly service revenue per customer averaged $47.38 in 2003, $47.25 in 2002 and $46.28 in 2001.

        Retail service revenues increased $302.7 million, or 18%, to $1,984.7 million in 2003 from $1,682.0 million in 2002 and increased $273.7 million, or 19%, in 2002 from $1,408.3 million in 2001. Growth in U.S. Cellular's average customer base of 15% and 13% in 2003 and 2002, respectively, and an increase in average monthly retail service revenue per customer were the primary reasons for the increases in retail service revenue in both years. The average number of customers is affected by the timing of acquisitions and divestitures in both years, including the acquisition of the Chicago market in August 2002 and the disposition of markets to AT&T Wireless in August 2003.

        Management anticipates that growth in the customer base in U.S. Cellular's wireless markets will be slower in the future, primarily as a result of the increased competition in its markets and continued penetration of the consumer market. However, as U.S. Cellular expands its operations in Chicago and into its other recently acquired markets in future years, it anticipates adding customers and revenues in those markets, increasing its overall customer and revenue growth rates.

        Average monthly retail service revenue per customer increased 2% to $38.80 in 2003 from $37.86 in 2002 and increased 6% in 2002 from $35.68 in 2001. These increases were driven by an increase in average minutes of use per customer, the effect of which was partially offset by a decline in average revenue per minute of use.

        Monthly local retail minutes of use per customer averaged 422 in 2003, 304 in 2002 and 216 in 2001. The increases in monthly local retail minutes of use in both years were driven by U.S. Cellular's focus on designing sales incentive programs and customer billing rate plans to stimulate overall usage, as well as the acquisition of the Chicago market in 2002, whose customers used more minutes per month than the U.S. Cellular average. The impact on retail service revenue of the increased minutes of use in both years was partially offset by a decrease in average revenue per minute of use. The decrease in average revenue per minute of use reflects the effects of increasing competition, which has led to the inclusion of an increasing number of minutes in package pricing plans. Management anticipates that U.S. Cellular's average revenue per minute of use will continue to decline in the future, reflecting increased competition and continued penetration of the consumer market.

        Inbound roaming revenues decreased $33.7 million, or 13%, to $221.7 million in 2003 from $255.4 million in 2002 and decreased $16.9 million, or 6%, from $272.3 million in 2001. The decreases in revenue related to inbound roaming on U.S. Cellular's systems in both years primarily resulted from a decrease in revenue per roaming minute of use, partially offset by an increase in roaming minutes used. Also contributing to the decrease in 2003 was the transfer of the Florida and Georgia markets to AT&T Wireless in August 2003; these markets had historically provided substantial amounts of inbound roaming revenue. The increases in inbound roaming minutes of use in both years were primarily driven by the overall growth in the number of customers throughout the wireless industry. The declines in revenue per minute of use in both years were primarily due to the general downward trend in negotiated rates.

        Management anticipates that the future rate of growth in inbound roaming minutes of use will be reduced due to three factors:

  •
  newer customers may roam less than existing customers, reflecting further penetration of the consumer market;

  •
  the divestiture of U.S. Cellular's markets in Florida and Georgia in August 2003 and in southern Texas in February 2004, which have historically provided substantial inbound roaming minutes of use; and

  •
  U.S. Cellular's roaming partners may switch their business from U.S. Cellular to other operators or to their own systems.

        Management also anticipates that average inbound roaming revenue per minute of use will continue to decline, reflecting the continued general downward trend in negotiated rates.

        Long-distance and other revenues increased $55.9 million, or 35%, to $217.4 million in 2003 from $161.5 million in 2002 and increased $15.7 million, or 11%, in 2002 from $145.8 million in 2001. The increase in 2003 is primarily related to the $47.2 million increase in amounts billed to U.S. Cellular's customers to offset costs related to certain regulatory mandates, such as universal service funding, wireless number portability and E-911 infrastructure. In particular, the amounts U.S. Cellular charges to its customers to offset universal service funding costs increased significantly due to changes in FCC regulations beginning April 1, 2003.

        The remainder of the increases in long-distance and other revenue in both years were driven by an increase in the volume of long-distance calls billed by U.S. Cellular to other wireless carriers whose customers used U.S. Cellular's systems to make long-distance calls. This effect was partially offset in both years by price reductions primarily related to long-distance charges on roaming minutes of use as well as U.S. Cellular's increasing use of pricing plans for its customers which include long-distance calling at no additional charge.

        Equipment sales revenues increased $60.3 million, or 61%, to $159.0 million in 2003 from $98.7 million in 2002 and increased $30.3 million, or 44%, in 2002 from $68.4 million in 2001. The increases in equipment sales revenues in both years primarily reflect a change in U.S. Cellular's method of distributing handsets to its agent channel. Beginning in the second quarter of 2002, U.S. Cellular began selling handsets to its agents at a price approximately equal to U.S. Cellular's cost before applying any rebates. Previously, U.S. Cellular's agents purchased handsets from third parties. Selling handsets to agents enables U.S. Cellular to provide better control over handset quality, to set roaming preferences and to pass along quantity discounts. Management anticipates that U.S. Cellular will continue to sell handsets to agents in the future, and that it will continue to provide rebates to agents who sell handsets to new and current customers.

        In these transactions with agents, equipment sales revenue is recognized upon delivery of the related products to the agents, net of any anticipated agent rebates. In most cases, the agents receive a rebate from U.S. Cellular at the time the agents provide handsets to sign up new customers or retain current customers.

        Handset sales to agents, net of all rebates, increased equipment sales revenues by $52.7 million in 2003 and $20.8 million in 2002. Equipment sales to customers through U.S. Cellular's non-agent channels increased $7.6 million, or 10%, to $85.5 million in 2003 from $77.9 million in 2002 and increased $9.5 million, or 14%, in 2002 from $68.4 million in 2001. Customers added to U.S. Cellular's customer base through its marketing distribution channels ("gross customer activations"), the primary driver of equipment sales revenues, increased 9% in 2003 and 14% in 2002. Gross customer activations from non-agent channels increased 5% in 2003 and 8% in 2002. The increases in gross customer activations from non-agent channels in both years were driven by an increase in store traffic in U.S. Cellular's markets and the acquisition of the Chicago market in August 2002, which added to U.S. Cellular's distribution network.

        The increases in equipment sales revenues from U.S. Cellular's non-agent channels in both years were primarily attributable to the increase in handsets sold to customers for retention purposes, as U.S. Cellular continued to focus on retaining customers by offering existing customers handset pricing similar to that offered to new customers, particularly as these customers near the expiration date of their service contracts. This impact was partially offset by lower revenue per handset in both years, reflecting the reduction in sales prices to end users as a result of increased competition.

Operating Expenses

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
System operations (excluding depreciation shown below)	$576,159	$492,750	$421,114
Cost of equipment sold	355,150	242,523	166,759
Selling, general and administrative	1,004,655	829,993	689,087
Depreciation	374,769	311,993	237,346
Amortization and accretion	57,564	39,161	63,312
Loss on assets held for sale	47,847	—	—

Total Operating Expenses	$2,416,144	$1,916,420	$1,577,618

        Operating expenses increased $499.7 million, or 26%, to $2,416.1 million in 2003 from $1,916.4 million in 2002 and increased $338.8 million, or 21%, in 2002 from $1,577.6 million in 2001.

        System operations expenses (excluding depreciation) increased $83.4 million, or 17%, to $576.2 million in 2003 from $492.8 million in 2002 and increased $71.7 million, or 17%, in 2002 from $421.1 million in 2001. System operations expenses include charges from landline telecommunications service providers for U.S. Cellular's customers' use of their facilities, costs related to local interconnection to the landline network, charges for maintenance of U.S. Cellular's network, long-distance charges and outbound roaming expenses. The increases in system operations expenses in both years were due to the following factors:

  •
  7% and 34% increases, respectively, in the number of cell sites within U.S. Cellular's systems, to 4,184 in 2003 from 3,914 in 2002 and from 2,925 in 2001, as U.S. Cellular continues to expand and enhance coverage in its service areas both through acquisitions and internal growth; and

  •
  increases in minutes of use both on U.S. Cellular's systems and by U.S. Cellular's customers using other systems while roaming.

        The ongoing reductions both in the per-minute cost of usage on U.S. Cellular's systems and in negotiated roaming rates partially offset the above factors.

        As a result of the above factors, the components of system operations expenses were affected as follows:

  •
  the cost of minutes used on U.S. Cellular's systems increased $46.5 million, or 38%, in 2003 and $33.9 million, or 38%, in 2002;

  •
  maintenance, utility and cell site expenses increased $40.3 million, or 31%, in 2003 and $28.1 million, or 27%, in 2002, as the average number of cell sites in service increased 17% and 30% in 2003 and 2002, respectively; also in markets where U.S. Cellular maintains two digital radio equipment technologies, the related costs increased on a per cell site basis as well; and

  •
  expenses incurred when U.S. Cellular's customers used other systems when roaming decreased $3.4 million, or 1%, in 2003 and increased $9.6 million, or 4%, in 2002.

        System operations expenses increased in both years due to the August 2002 acquisition of the Chicago market, as a full year of activity in the Chicago market is included in 2003 compared to only the period from August 7-December 31 in 2002. The increases in expenses in the Chicago market in both periods were partially offset by reductions in expenses in other markets, primarily in the Midwest, when certain customers in surrounding markets used the Chicago system. Prior to acquiring the Chicago market, U.S. Cellular paid roaming charges to third parties when any of its customers roamed in the Chicago market.

        Monthly systems operations expenses per customer increased 2% to $11.26 in 2003 and increased 4% to $11.09 in 2002 from $10.67 in 2001. This measurement is calculated by dividing total system operations expenses as reported for each of the annual periods by 12, then dividing that quotient by average customers during each respective 12-month period as defined previously in footnote 4 to the table of summarized operating data. Management uses this measurement to assess the cost of customer usage and network usage and maintenance on a per unit basis.

        In total, management expects system operations expenses to increase over the next few years, driven by the following factors:

  •
  increases in the number of cell sites within U.S. Cellular's systems as it continues to add capacity and enhance quality in all markets, and begins development activities in new markets; and

  •
  increases in minutes of use, both on U.S. Cellular's systems and by U.S. Cellular's customers on other systems when roaming.

        These factors are expected to be partially offset by anticipated decreases in the per-minute cost of usage both on U.S. Cellular's systems and on other carriers' networks. The Chicago area has historically been a high-volume roaming destination for U.S. Cellular's customers. Management anticipates that the continued integration of the Chicago market into its operations will result in a further increase in minutes of use by U.S. Cellular's customers on its systems and a corresponding decrease in minutes of use by its customers on other systems, resulting in a lower overall increase in minutes of use by U.S. Cellular's customers on other systems. Such a shift in minutes of use would reduce U.S. Cellular's per-minute cost of usage in the future, to the extent that U.S. Cellular's customers use U.S. Cellular's systems rather than other carriers' networks. Additionally, U.S. Cellular's acquistion and subsequent buildout of licensed areas received in the AT&T Wireless exchange transaction may shift more minutes of use to U.S. Cellular's systems, as many of these licensed areas are major roaming destinations for U.S. Cellular's current customers.

        Cost of equipment sold increased $112.7 million, or 46%, to $355.2 million in 2003 from $242.5 million in 2002 and increased $75.7 million, or 45%, in 2002 from $166.8 million in 2001. The increases in both years are primarily due to the $80.7 million and $56.1 million increases, respectively, in handset costs related to the sale of handsets to agents beginning in the second quarter of 2002. Cost of equipment sold from non-agent channels increased $31.9 million, or 17%, in 2003 and increased $19.7 million, or 12%, in 2002. The increase in cost of equipment sold from non-agent channels in both years primarily reflects the increase in handsets sold to customers for retention purposes, as U.S. Cellular continued to focus on retaining customers by offering existing customers handset pricing similar to that offered to new customers as the expiration date of customers' service contracts approached. Also contributing were the respective 5% and 8% increases in gross customer activations from non-agent channels in 2003 and 2002.

        Selling, general and administrative expenses increased $174.7 million, or 21%, to $1,004.7 million in 2003 from $830.0 million in 2002 and increased $140.9 million, or 20%, in 2002 from $689.1 million in 2001. Selling, general and administrative expenses primarily consist of salaries, commissions and expenses of field sales and retail personnel and offices; agent commissions and related expenses; corporate marketing, merchandise management and telesales department salaries and expenses; advertising; and public relations expenses. Selling, general and administrative expenses also include the costs of operating U.S. Cellular's customer care centers, the costs of serving customers and the majority of U.S. Cellular's corporate expenses.

        The increase in selling, general and administrative expenses in 2003 is primarily due to the following factors:

  •
  a $38.4 million increase in advertising costs, primarily related to the continued marketing of the U.S. Cellular brand in the Chicago market and the marketing of U.S. Cellular's data-related wireless services;

  •
  a $30.1 million increase in expenses related to payments into the federal universal service fund, based on an increase in rates due to changes in the FCC regulations, substantially all of which is offset by increases in long-distance and other revenue for amounts passed through to customers; and

  •
  a $29.3 million increase in billing-related expenses, primarily due to the expenses related to the maintenance of the Chicago market's billing system and the transition to the system used in U.S. Cellular's other operations in July 2003.

        In 2002, the increase in selling, general and administrative expenses was primarily due to the following factors:

  •
  a $40.0 million increase in general and administrative expenses due to the acquisition and operation of the Chicago market;

  •
  a $35.0 million increase in bad debt expense; and

  •
  a $25.7 million increase in advertising costs, primarily related to the launch of the U.S. Cellular brand in the Chicago market.

        In both years, increases were also attributable to the rise in salaries and other employee-related expenses associated with acquiring, serving and retaining customers, primarily as a result of the acquisition of the Chicago market as well as the increase in U.S. Cellular's customer base.

        In 2003, the increase in salaries and other sales-related costs is also attributable to the expenses incurred in preparation for

U.S. Cellular's launch of data-related wireless services in its markets. In 2002, the increase was also related to enhancements made to U.S. Cellular's merchandise management and telesales processes and the development of data services strategies.

        In 2002, U.S. Cellular changed its accounting for commissions expenses, reflecting a change in its application of Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." Effective January 1, 2002, U.S. Cellular began deferring expense recognition of a portion of its commissions expenses, equal to the amount of deferred activation fees revenue. U.S Cellular recognizes the related commissions expense over the average customer service period, currently estimated to be 48 months. This change resulted in a reduction in selling, general and administrative expenses of $2.8 million in 2002. Pursuant to this change, beginning in 2002 equivalent amounts of revenue and expense are deferred and amortized, which results in better matching for purposes of reporting operating income, net income and diluted earnings per share. See "Cumulative Effect of a Change in Accounting Principle" for more information on the impact of SAB No. 101 on TDS's results.

        Sales and marketing cost per gross customer activation totaled $380 in 2003, $365 in 2002 and $322 in 2001. Sales and marketing cost per gross customer activation is not calculable using financial information derived directly from the statements of operations. The definition of sales and marketing cost per gross customer activation that U.S. Cellular uses as a measure of the cost to acquire additional customers through its marketing distribution channels may not be comparable to similarly titled measures that are reported by other companies. Below is a summary of sales and marketing cost per gross customer activation for each period.

Year Ended December 31,	2003	2002	2001
(Dollars in thousands, except per customer amounts)
Components of cost
Selling, general and administrative expenses related to the acquisition of new customers(1)	$428,944	$368,888	$297,239
Cost of equipment sold to new customers(2)	248,539	185,283	124,028
Less equipment sales revenue from new customers(3)	(162,402)	(100,164)	(68,445)

Total costs	$515,081	$454,007	$352,822
Gross customer activations (000s)(4)	1,357	1,244	1,095
Sales and marketing cost per gross customer activation	$380	$365	$322

(1)
Selling, general and administrative expenses related to the acquisition of new customers is reconciled to total selling, general and administrative expenses as follows:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Selling, general and administrative expenses as reported	$1,004,655	$829,993	$689,087
Less expenses related to serving and retaining customers	(575,711)	(461,105)	(391,848)

Selling, general and administrative expenses related to the acquisition of new customers	$428,944	$368,888	$297,239

(2)
Cost of equipment sold, excluding amounts related to the retention of existing customers is reconciled to total cost of equipment sold as follows:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Cost of equipment sold as reported	$355,150	$242,523	$166,759
Less cost of equipment sold related to the retention of existing customers	(106,611)	(57,240)	(42,731)

Cost of equipment sold to new customers	$248,539	$185,283	$124,028

(3)
Equipment sales revenues, excluding amounts related to the retention of existing customers is reconciled to total equipment sales revenues as follows:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Equipment sales revenues as reported	$158,994	$98,693	$68,445
Less equipment sales revenues related to the retention of existing customers, net of agent rebates*	(27,328)	(13,108)	—
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	30,736	14,579	—

Equipment sales revenues from new customers	$162,402	$100,164	$68,445

*
In part of 2002 and all of 2001, equipment sales revenues related to retaining current customers were included in equipment sales revenues. In 2003 and part of 2002, these revenues were recorded in selling, general and administrative expenses as a reduction of the cost of equipment sold to retain current customers. In order to conform the operating results for 2003 and the part of 2002 for which these revenues were recorded in selling, general and administrative expenses to the current period presentation, U.S. Cellular reclassified the revenues related to retaining current customers in these periods as equipment sales revenues.

(4)
Gross customer activations represent customers added to U.S. Cellular's customer base during the respective periods presented, through its marketing distribution channels.

        Monthly general and administrative expenses per customer, including the net costs related to the renewal or upgrade of service contracts of existing customers ("net customer retention costs"), increased 15% to $13.40 in 2003 and increased 6% to $11.70 in 2002 from $11.01 in 2001. Management uses this measurement to assess the cost of serving and retaining its customers on a per unit basis.

        This measurement is reconciled to total selling, general and administrative expenses as follows:

Year ended December 31,	2003	2002	2001
(Dollars in thousands, except per customer amounts)
Components of cost(1)
Selling, general and administrative expenses as reported	$1,004,655	$829,993	$689,087
Less selling, general and administrative expenses related to the acquisition of new customers	(428,944)	(368,888)	(297,239)
Add cost of equipment sold related to the retention of existing customers	106,611	57,240	42,731
Less equipment sales revenues related to the retention of existing customers, net of agent rebates	(27,328)	(13,108)	—
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	30,736	14,579	—

Net cost of serving and retaining customers	$685,730	$519,816	$434,579
Divided by average customers during period (000s)(2)	4,263	3,702	3,289
Divided by twelve months in each period	12	12	12

Average monthly general and administrative expenses per customer	$13.40	$11.70	$11.01

(1)
These components were previously identified in the table which calculates sales and marketing cost per customer activation and related footnotes.

(2)
Average customers for each respective period were previously defined in footnote 4 to the table of summarized operating data.

        Depreciation expense increased $62.8 million, or 20%, to $374.8 million in 2003 from $312.0 million in 2002 and increased $74.7 million, or 31%, in 2002, from $237.3 million in 2001. The increases in both years reflect rising average fixed asset balances, which increased 23% in 2003 and 31% in 2002. Increased fixed asset balances in both 2003 and 2002 resulted from the following factors:

  •
  the addition of 507 and 437 new cell sites in 2003 and 2002, respectively, built to improve coverage and capacity in U.S. Cellular's markets;

  •
  the acquisition of the Chicago market in 2002;

  •
  U.S. Cellular's migration of its network toward a single digital equipment platform, which began during the second half of 2002;

  •
  the addition of digital radio channels to U.S. Cellular's network to accommodate increased usage; and

  •
  investments in U.S. Cellular's billing and office systems.

        See Liquidity and Capital Resources—Capital Expenditures for further discussion of U.S. Cellular's capital expenditures.

        In addition to the above factors, in 2003, U.S. Cellular took certain cell sites, in which its antennae were co-located on third parties' towers, out of service, writing off the remaining net book value of the related assets. This write-off increased depreciation expense by $7.0 million in 2003. These cell sites were acquired from another carrier in a 2001 transaction. U.S. Cellular recorded $11.6 million less depreciation expense in 2003 than in 2002 as depreciation on the properties transferred to AT&T Wireless in the exchange transaction was only recorded through March 2003 in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

        In 2002, depreciation expense increased $15.0 million due to a charge to reflect the write-off of certain analog equipment based on fixed asset inventory reviews performed in 2002.

        Amortization and accretion expense increased $18.4 million, or 47%, to $57.6 million in 2003 from $39.2 million in 2002 and decreased $24.2 million, or 38%, in 2002 from $63.4 million in 2001. The increase in 2003 is primarily driven by the $11.1 million increase in amortization related to the customer list intangible assets and other deferred charges acquired in the Chicago market transaction during 2002. The customer list assets are amortized based on the average customer retention periods related to each customer list.

        In accordance with SFAS No. 143 "Accounting for Asset Retirement Obligations," as of January 1, 2003, U.S. Cellular began accreting liabilities for future remediation obligations associated with leased properties. Such accretion expense totaled $4.4 million in 2003.

        In accordance with SFAS No. 142 "Goodwill and Other Intangible Assets," effective January 1, 2002, U.S. Cellular no longer amortizes previously recorded goodwill and intangible assets with indefinite lives. These assets will be subject to periodic impairment tests, which will be conducted annually or more often if necessary. In 2001, amortization of these intangibles totaled $36.5 million.

        Loss on assets held for sale totaled $47.8 million in 2003. Of this total, $25.8 million represents the difference between the fair value of the licenses U.S. Cellular received and expects to receive in the AT&T Wireless exchange transaction completed on August 1, 2003, as determined by an independent valuation, and the recorded value of the Florida and Georgia market assets it transferred to AT&T Wireless. The loss also includes a $22.0 million write-down related to the wireless assets to be sold to AT&T Wireless in February 2004.

Operating Income

        Operating income decreased $114.6 million, or 41%, to $166.6 million in 2003 from $281.2 million in 2002 and decreased $36.0 million, or 11%, in 2002 from $317.2 million in 2001. The operating income margins (as a percent of service revenues) were 6.9% in 2003, 13.4% in 2002 and 17.4% in 2001.

        The declines in operating income and operating income margin in both years reflect the following:

  •
  increased selling, general and administrative expenses, primarily driven by the acquisition and subsequent transition of the Chicago market's operations and billing system; and additional costs related to advertising and marketing the U.S. Cellular brand, especially in the Chicago market, and related to the launch of U.S. Cellular's data-related wireless services in certain markets;

  •
  increased depreciation expense, driven by an increase in average fixed assets related to ongoing improvements to and the expansion of U.S. Cellular's wireless network;

  •
  increased system operations expenses, primarily driven by increases in the number of cell sites and increases in the number of minutes used by U.S. Cellular's customers and roaming customers on U.S. Cellular's network;

  •
  increased equipment subsidies, primarily due to U.S. Cellular's practice of selling handsets to agents; this practice began in 2002 and increased the volume of handset sales, as well as the increase in customer retention-related equipment transactions; and

  •
  the losses on assets held for sale related to both the exchange transaction and pending sale transaction involving AT&T Wireless.

        These expense increases were partially offset by increased service revenues, which were driven by growth in the number of customers served by U.S. Cellular's systems and increases in average monthly revenue per customer.

        U.S. Cellular expects most of the above factors, except for those related to the transition of the Chicago market and the losses on assets held for sale, to continue to have an effect on operating income and operating margins for the next several quarters. Any changes in the above factors, as well as the effects of other drivers of U.S. Cellular's operating results, may cause operating income and operating margins to fluctuate over the next several quarters.

        Related to U.S. Cellular's acquisition and subsequent transition of the Chicago market's operations, U.S. Cellular plans to incur additional expenses in 2004 as it competes in the Chicago market. Additionally, U.S. Cellular plans to build out its network into other as yet unserved portions of its licensed areas, and will begin sales and marketing operations in those areas in the next few years. U.S. Cellular also incurred additional expenses related to its launch of data-related wireless services in many of its markets in 2003, and expects to incur expenses related to its continued marketing of data-related wireless services in the next few years.

        As a result, depending on the timing and effectiveness of these initiatives, U.S. Cellular's operating income may range from $160 million to $210 million in 2004, compared to operating income of $167 million in 2003. Its corresponding operating margins may range from 6% to 8% in 2004, compared to an operating margin of 6.9% in 2003.

        U.S. Cellular anticipates that service revenues will total approximately $2.5 billion in 2004, compared to service revenues of $2.4 billion in 2003. The anticipated service revenue growth in 2004 reflects the effects of the sale of properties to AT&T Wireless in February 2004, the markets transferred to AT&T Wireless in the exchange transaction completed in August 2003, the continued growth in U.S. Cellular's customer base and the continued marketing of data-related wireless services in its markets.

        Depending on the timing and effectiveness of its marketing efforts in new markets, U.S. Cellular anticipates that its customer base will grow 7% to 8% in 2004, substantially all from net customer additions gained through its marketing channels. However, management anticipates that average monthly service revenue per customer will decrease slightly, as retail service revenue per minute of use and inbound roaming revenue per minute of use decline.

        Depending on the timing and effectiveness of its marketing efforts in new markets, U.S. Cellular anticipates that its operating expenses will increase by a range of 3% to 5% during 2004. U.S. Cellular does not anticipate recording a significant adjustment to the loss on assets held for sale in 2004 related to the sale of properties to AT&T Wireless in February 2004. U.S. Cellular anticipates that its net costs associated with customer growth, service and retention, initiation of new services, launches in new markets and fixed asset additions will continue to grow, causing overall expenses to increase compared to 2003.

        U.S. Cellular anticipates that its net customer retention costs will increase in the future as it migrates to a single digital technology platform and certain customers will require new handsets. In addition, continued competitve pressures and an increase in per unit handset costs will require U.S. Cellular to incur increased net customer retention costs.

        Management believes there exists a seasonality in both service revenues, which tend to increase more slowly in the first and fourth quarters due to variations in customer usage patterns in those periods, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth, which may cause operating income to vary from quarter to quarter. Management anticipates that the impact of such seasonality may decrease in the future, particularly as it relates to operating expenses, as the proportion of full year customer activations derived from fourth quarter holiday sales is expected to decline to reflect ongoing, rather than seasonal, promotions of U.S. Cellular's products.

Effects of Competition on Operating Income

        U.S. Cellular competes directly with several wireless communications services providers, including enhanced specialized mobile radio service providers, in each of its markets. In general, there are between five and seven competitors in each wireless market in which U.S. Cellular provides service. U.S. Cellular generally competes against each of the six near-nationwide wireless companies: Verizon Wireless, Sprint PCS (and affiliates), Cingular Wireless, AT&T Wireless, T-Mobile and Nextel. However, not all six competitors operate in each market where U.S. Cellular does business. U.S. Cellular believes these competitors have substantially greater financial, technical, marketing, sales, purchasing and distribution resources than it does.

        The use of national advertising and promotional programs by such national wireless operators may be a source of additional competitive and pricing pressures in all U.S. Cellular markets, even if those operators may not provide service in a particular market. U.S. Cellular provides wireless services comparable to the national competitors, but the other wireless companies operate in a wider geographic area and are able to offer no- or low-cost roaming and long-distance calling packages over a wider area on their own networks than U.S. Cellular can offer on its network. If U.S. Cellular offers the same calling area as one of these competitors, it will incur roaming charges for calls made in portions of the calling area that are not part of its network.

        In the Midwest, U.S. Cellular's largest contiguous service area, it can offer larger regional service packages without incurring significant roaming charges than it is able to offer in other parts of its network. U.S. Cellular also employs a customer satisfaction strategy throughout its markets which it believes has contributed to a relatively low churn rate and has had a positive impact on its cost to acquire and serve customers.

        Some of U.S. Cellular's competitors bundle other services, such as landline telephone service and internet access, with their wireless communications services, which U.S. Cellular either does not have the ability to offer or has chosen not to offer.

        In addition, U.S. Cellular competes against both larger and smaller regional wireless companies in certain areas, including ALLTEL, Western Wireless, Rural Cellular Corporation, and against resellers of wireless services. Since each of these competitors operates on systems using spectrum licensed by the FCC and has comparable technology and facilities, competition for customers among these systems in each market is principally on the basis of quality of service, price, size of area covered, services offered and responsiveness of customer service.

        Since U.S. Cellular's competitors do not disclose their subscriber counts in specific regional service areas, market share for the competitors in each regional market cannot be accurately determined.

Effects of Wireless Number Portability on Operating Income

        The FCC mandate requiring that all wireless carriers be capable of facilitating wireless number portability became effective on November 24, 2003. At that time, all wireless providers in the largest 100 metropolitan statistical areas in the United States allowed a customer to retain, subject to certain geographical limitations, their existing telephone number when switching from one telecommunications carrier to another. For metropolitan statistical areas outside the largest 100, wireless providers that receive a request to allow an end user to port their number must be capable of doing so within six months of receiving the request or within six months after November 24, 2003, whichever is later.

        U.S. Cellular has been successful in facilitating number portability requests in a timely manner. The implementation of wireless number portability has not had a material effect on U.S. Cellular's results of operations to date. However, U.S. Cellular is unable to predict the impact that the implementation of number portability will have on its overall business. The implementation of wireless number portability will likely increase churn rates for U.S. Cellular and other wireless companies, as the ability of customers to retain their wireless telephone numbers removes a significant barrier for customers who wish to change wireless carriers. U.S. Cellular believes that it may be able to obtain additional new customers that wish to change their service from other wireless carriers as a result of wireless number portability. The future volume of any porting requests, and the processing costs related thereto, may increase U.S. Cellular's operating costs in the future. Any of the above factors could have an adverse affect on U.S. Cellular's competitive position, costs of obtaining new subscribers, liquidity, financial position and results of operations.

WIRELINE TELEPHONE OPERATIONS

        TDS operates its wireline telephone operations through TDS Telecommunications Corporation ("TDS Telecom"), a wholly-owned subsidiary. TDS Telecom served 1,087,000 equivalent access lines at the end of 2003, an increase of 84,400 lines over 2002. At the end of 2002, TDS Telecom served 1,002,600 equivalent access lines, an increase of 132,200 equivalent access lines over 2001. TDS Telecom provides service through incumbent local exchange carriers and through competitive local exchange carriers. Equivalent access lines are derived by converting each high capacity data line to the estimated equivalent number, in terms of capacity, of switched access lines.

        TDS Telecom's incumbent local exchange carriers served 722,200 equivalent access lines at the end of 2003 compared to 711,200 at the end of 2002 and 678,300 at the end of 2001. The incumbent local exchange carrier operations have grown through internal growth and acquisitions. Internal growth added 11,000 lines in 2003, 5,900 lines in 2002 and 13,800 lines in 2001. Acquisitions added 27,000 lines in 2002 and 44,900 in 2001.

        TDS Telecom's competitive local exchange carriers served 364,800 equivalent access lines at the end of 2003 compared to 291,400 lines at the end of 2002 and 192,100 lines at the end of 2001. Internal growth in equivalent access lines has occured as competitive local exchange carrier operations have increased their presence in current markets.

TDS Telecom Operating Income

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Incumbent Local Exchange
Carrier Operations
Operating Revenues	$652,782	$626,787	$576,817
Operating Expenses	477,900	458,873	414,901

Operating Income	174,882	167,914	161,916

Competitive Local Exchange
Carrier Operations
Operating Revenues	213,501	176,602	118,812
Operating Expenses	239,478	239,327	161,785

Operating (Loss)	(25,977)	(62,725)	(42,973)

Intra-company Elimination
Revenues	(3,850)	(2,501)	(1,917)
Expenses	(3,850)	(2,501)	(1,917)

TDS Telecom Operating Income	$148,905	$105,189	$118,943

        TDS Telecom's operating income increased 42% ($43.7 million) to $148.9 million in 2003 primarily from improved results from the competitive local exchange business. TDS Telecom's operating income decreased 12% ($13.8 million) to $105.2 million in 2002 from $119.0 million in 2001 primarily due to increased incumbent local exchange carrier and competitive local exhange carrier bad debts and increased operating expenses from expanding the competitive local exchange carrier business.

        For 2004, TDS Telecom expects modest revenue growth with revenues from the incumbent local exchange carrier operations in the range of $640 million to $650 million and revenues from the competitive local exchange carrier operations in the range of $250 million to $260 million. Operating income from the incumbent local exchange carrier is anticipated to range from $170 million to $180 million while competitive local exchange carrier operating losses are anticipated to range from $(30) million to $(20) million.

        Following is a table of summarized operating data for TDS Telecom's incumbent local exchange carrier "ILEC" and competitive local exchange carrier "CLEC" operations.

Year Ended December 31,	2003	2002	2001
ILEC equivalent access lines	722,200	711,200	678,300
Growth in ILEC equivalent access lines:
Acquisitions	—	27,000	44,900
Internal growth	11,000	5,900	13,800
ILEC average monthly revenue per equivalent access line(1)	$75.81	$74.71	$74.96
CLEC equivalent access lines	364,800	291,400	192,100
CLEC average monthly revenue per equivalent access line(2)	$54.66	$60.13	$67.89
TDS Telecom employees	3,460	3,570	3,410

(1)
ILEC average monthly service per equivalent access line is calculated as follows:

Year Ended or at December 31,	2003	2002	2001
Total ILEC revenue per statement of operations (000's)	$652,782	$626,787	$576,817
Divided by average ILEC equivalent access lines during period (000's)	717.6	699.1	641.2
Divided by twelve months in each year	12	12	12
ILEC average monthly revenue per equivalent access line	$75.81	$74.71	$74.96

(2)
CLEC average monthly revenue per equivalent access line is calculated as follows:

Year Ended or at December 31,	2003	2002	2001
Total CLEC revenue per statement of operations (000's)	$213,501	$176,602	$118,812
Divided by average CLEC equivalent access lines during period (000's)	325.5	244.7	145.8
Divided by twelve months in each year	12	12	12
CLEC average monthly revenue per equivalent access line	$54.66	$60.13	$67.89

Incumbent Local Exchange Carrier Operations

Operating Revenues

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Local Service	$199,552	$192,511	$179,529
Network access and long-distance	362,917	346,597	319,410
Miscellaneous	90,313	87,679	77,878

Total Incumbent Local Exchange Revenues	$652,782	$626,787	$576,817

        Operating revenues increased 4% ($26.0 million) to $652.8 million in 2003 and increased 9% ($50.0 million) to $626.8 million in 2002 from $576.8 million in 2001. Average monthly revenue per incumbent local exchange equivalent access line was $75.81 in 2003, $74.71 in 2002 and $74.96 in 2001.

        Local service revenues (provision of local telephone exchange service within the franchise serving area of TDS Telecom's incumbent local exchange carriers) increased 4% ($7.1 million) to $199.6 million in 2003 and increased 7% ($13.0 million) to $192.5 million in 2002 from $179.5 million in 2001. Average monthly local service revenue per equivalent access line was

$23.17 in 2003, $22.95 in 2002 and, $23.33 in 2001. Equivalent access line growth, excluding acquisitions, resulted in increases in revenues of $3.0 million and $1.4 million in 2003 and 2002, respectively. Acquisitions increased revenues by $2.1 million, and $10.6 million in 2003 and 2002, respectively. The sale of custom calling and advanced features increased revenues by $2.9 million in 2003 and $2.1 million in 2002.

        Network access and long-distance revenues (compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom's local telephone networks and reselling long-distance service) increased 5% ($16.3 million) to $362.9 million in 2003 and increased 9% ($27.2 million) to $346.6 million in 2002 from $319.4 million in 2001. Average monthly network access and long-distance revenue per equivalent access line was $42.15 in 2003, $41.31 in 2002 and $41.51 in 2001. Acquisitions increased revenues by $5.2 million in 2003 and $17.2 million in 2002. Long-distance service revenues increased by $3.6 million in 2003 and $11.4 million in 2002. Revenue generated from increased network usage increased $5.0 million in 2003 and $1.6 million in 2002. Compensation from state and national revenue pools for recovery of the expense of providing network access increased $0.2 million in 2003 and decreased $3.5 million in 2002.

        Miscellaneous revenues (charges for (i) leasing, selling, installing and maintaining customer premise equipment, (ii) providing billing and collection services, (iii) providing Internet services and (iv) selling of digital broadcast satellite receivers) increased 3% ($2.6 million) to $90.3 million in 2003 and increased 13% ($9.8 million) to $87.7 million in 2002 from $77.9 million in 2001. Acquisitions increased revenues by $1.4 million in 2003 and $9.6 million in 2002. Revenue from data transmission services including Internet service and digital subscriber line services increased $3.8 million in 2003 and $7.8 million in 2002. Billing and collection revenues increased by $0.7 million in 2003 and declined $6.3 million in 2002. Revenue from computer networking services declined $5.1 million in 2003 due to the migration of this service into other product lines.

Operating Expenses

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization included below)	$167,342	$142,618	$119,455
Selling, general and administrative expense	180,171	186,023	163,659
Depreciation and amortization	130,036	130,232	131,787
Loss on asset impairments	351	—	—

Total Incumbent Local Exchange Expenses	$477,900	$458,873	$414,901

        Operating expenses increased 4% ($19.0 million) to $477.9 million in 2003 and increased 11% ($44.0 million) to $458.9 million in 2002 from $414.9 million in 2001. Expenses in 2003 included $7.7 million related to an early retirement incentive plan offered to employees eligible for retirement. Incumbent local exchange carrier expenses as a percent of revenues were 73.2% in 2003, 73.2% in 2002 and 71.9% in 2001.

        Cost of services and products increased 17% ($24.7 million) to $167.3 million in 2003 and increased 19% ($23.1 million) to $142.6 million in 2002 from $119.5 million in 2001. The cost of providing Internet service, digital subscriber line service and long-distance service to an increased customer base increased expenses by $7.3 million in 2003 and $13.5 million in 2002. Cost of goods sold related to digital subscriber line service and business systems increased $3.4 million in 2003. Access costs increased by $3.7 million in 2003. Local telephone company payroll increased $5.9 milion in 2003 and $1.3 million in 2002 with the majority of the 2003 increase related to costs associated with an early retirement plan. Acquisitions increased expenses by $2.9 million and $8.3 million in 2003 and 2002, respectively.

        Selling, general and administrative expenses decreased 3% ($5.9 million) to $180.2 million in 2003 and increased 14% ($22.3 million) to $186.0 million in 2002 from $163.7 million in 2001. Acquisitions increased expenses by $2.7 million in 2003 and by $14.6 million in 2002. Bad debt expense recorded in 2002 included $7.8 million related to the write-off of pre-petition accounts receivable due to the bankruptcy of WorldCom and Global Crossing. In 2003, the incumbent local exchange carriers recovered $2.7 million of the bad debt write-offs related to the WorldCom bankruptcy filing. Corporate management expenses increased $10.5 million in 2003 partially reflecting expense related to an employee retirement incentive plan.

        Depreciation and amortization expenses decreased slightly to $130.0 million in 2003 and decreased 1% ($1.6 million) to $130.2 million in 2002 from $131.8 million in 2001. Investment in plant and equipment decreased $4.5 million in 2003 and increased $16.6 million in 2002. In accordance with SFAS No. 142, effective January 1, 2002, TDS Telecom no longer amortizes telephone franchise costs (goodwill). No impairment charge was required upon the completion of the goodwill impairment reviews in 2003 and 2002. Amortization expense of goodwill amounted to $6.6 million in 2001.

        Operating income increased 4% ($7.0 million) to $174.9 million in 2003 and increased 4% ($6.0 million) to $167.9 million in 2002 from $161.9 million in 2001. The local telephone operating margin was 26.8% in 2003, 26.8% in 2002 and 28.1% in 2001. Operating margin was impacted in 2003 by costs associated with an early retirement incentive plan totaling $7.7 million. Operating margin decreased in 2002 due to bad debt expenses related to the bankruptcy filings of WorldCom and Global Crossing. The increase in operating margin in 2001 was caused by the growth in revenue along with the emphasis on controlling costs.

        TDS Telecom's incumbent local exchange carrier operations are subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." TDS Telecom periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. TDS Telecom believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

Competitive Local Exchange Carrier Operations

        TDS Telecom's competitive local exchange operations strategy maintains a geographic focus and is designed to leverage TDS Telecom's existing management and infrastructure to complement TDS Telecom's incumbent local exchange carrier operations clustering strategy. TDS Telecom has followed a strategy of controlled entry into certain targeted mid-size communities, regionally proximate to existing TDS Telecom facilities and service areas, with facilities-based entry as a competitve local exchange operations. TDS Telecom's strategy is to be the leading alternative provider for customers' wired telecommunications needs in its competitive local exchange markets.

        TDS Telecom's first competitive local exchange operations, TDS Metrocom, became operational providing service in Madison, Wisconsin in January 1998. TDS Metrocom is a facilities-based, full-service alternative to the incumbent local exchange carrier, providing both voice and data services to commercial and consumer accounts, as well as wholesale services to inter-exchange carriers and other carriers. TDS Telecom also began offering local service through USLink on a resale basis in 1998 in Minnesota. TDS Metrocom operates in the Madison, greater Fox Valley, suburban Milwaukee, Racine, Kenosha, Janesville and Beloit, Wisconsin markets, in the Rockford and Lake County, northern suburbs of Chicago, Illinois markets, and in the greater Grand Rapids, Kalamazoo, Battle Creek, Holland, Grand Haven, Lansing, Jackson, Ann Arbor and the western suburbs of Detroit, Michigan markets. Equivalent access lines increased by 25% in 2003 (73,400), 52% in 2002 (99,300) and 71% (80,000) in 2001.

Operating Revenues

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Total Competitive Local Exchange Revenues	$213,501	$176,602	$118,812

        Operating revenues (revenue from the provision of local and long-distance telephone service and access revenue from long-distance providers) increased 21% ($36.9 million) to $213.5 million in 2003, and increased 49% ($57.8 million) to $176.6 million in 2002 from $118.8 million in 2001. The increases were primarily due to the increases in equivalent access lines in both years. Average monthly revenue per equivalent access line was $54.66 in 2003, $60.13 in 2002 and $67.89 in 2001. The decline in average monthly revenue per equivalent access line is primarily related to FCC orders that have reduced the amount that can be charged to Internet service providers and long-distance carriers.

Operating Expenses

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization included below)	$86,377	$85,909	$64,827
Selling, general and administrative expense	115,175	124,359	79,384
Depreciation and amortization	33,363	29,059	17,574
Loss on asset impairments	4,563	—	—

Total Competitive Local Exchange Expenses	$239,478	$239,327	$161,785

        Operating expenses increased slightly to $239.5 million in 2003 and increased 48% ($77.5 million) to $239.3 million in 2002 from $161.8 million in 2001. Operating expenses remained flat in 2003 as the competitive local exchange carriers did not expand into any new markets. Expenses have been shifted from expanding into new markets to penetrating current markets. In 2003, the competitive local exchange carriers recovered $1.4 million of bad debt write-offs related to WorldCom and Global Crossing bankruptcies in 2002 and reduced bad debt expenses by $7.4 million as a result of improved credit policies. Expenses in 2002 include a $2.4 million charge relating to the bankruptcies discussed above and an increase in retail bad debt expense of $8.6 million. In 2003, TDS Metrocom recorded a $4.6 million loss on impairment of assets in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." This impairment relates to assets in a market that TDS Metrocom subsequently decided not to enter.

        Operating loss totaled $26.0 million in 2003, $62.7 million in 2002 and $43.0 million in 2001. Operating losses from competitive local exchange operations decreased in 2003 due to increased revenues from customers and a reduction in market expansion costs.

Effects of Wireless Number Portability

        The FCC has mandated that all local exchange carriers throughout the country be capable of facilitating wireless number portability as of November 24, 2003 but has delayed the effective date of that requirement until May 24, 2004 for local exchange carriers serving areas outside the largest 100 metropolitan statistical areas. The wireless number portability requirement is triggered by the local exchange carrier's receipt of a request from a wireless carrier providing service in the local exchange carrier's service area asking that the local exchange carrier implement number portability in a particular switch. Depending on the technical changes in the switch which are required, the local exchange carrier may take up to six months from the date of the request to implement the capability for portability.

        Local exchange carriers in areas outside the top 100 metropolitan statistical areas may implement wireless number portability requirements within up to six months of the relevant request or by May 24, 2004, whichever is later. Local exchange carriers may seek waivers or extensions of these deadlines pursuant to the Communications Act and the FCC's rules. In addition, any of the nation's local exchange carriers that serve less than two percent of the nation's access lines can submit a petition to the appropriate state commission asking for a suspension in implementing local number portability if the petitioning carrier can demonstrate that a request is technically infeasible and/or not in the public interest.

        The implementation of wireless number portability has not had a material effect on TDS Telecom's results of operations to date. However, TDS is unable to predict the impact that the implementation of wireless number portability will have on the business of TDS Telecom in the future.

INFLATION

        Management believes that inflation affects TDS's business to no greater extent than the general economy.

RECENT ACCOUNTING PRONOUNCEMENTS

        Financial Accounting Standards Board ("FASB") Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," was issued in January 2003, and is effective for all variable interests in variable interest entities created after January 31, 2003, and is effective October 1, 2003 for variable interests in variable interest entities created before February 1, 2003. This Interpretation modifies the requirements for consolidation of investments previously contained in Accounting Research Bulletin No. 51, "Consolidated Financial Statements." Under FIN 46 certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties are considered variable interest entities and are potentially subject to consolidation by an investor other than the investor with the majority equity interest. In December 2003, the FASB issued FIN 46R, "Consolidation of Variable Interest Entities," which among other things, deferred the application of FIN 46 by public entities with interest in variable interest entities referred to as special purpose entities until periods ending after December 15, 2003 and by public entities for all other types of variable interest entities until periods ending after March 15, 2004. TDS has reviewed the provisions of FIN 46R and does not anticipate that the adoption of FIN 46R will have a material impact on TDS's future financial position or results of operations.

FINANCIAL RESOURCES

        The following table shows certain information relating to TDS's financial resources and requirements.

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Cash flows from (used in)
Operating activities	$920,413	$793,637	$545,805
Investing activities	(700,490)	(1,366,584)	(519,858)
Financing activities	(581,208)	1,731,139	15,778

Net increase (decrease) in cash and cash equivalents	$(361,285)	$1,158,192	$41,725

        Cash Flows From Continuing Operating Activities represents a significant source of funds to TDS. Income from continuing operations excluding adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities, excluding changes in assets and liabilities from operations ("noncash items") totaled $792.4 million in 2003, $815.5 million in 2002 and $583.7 million in 2001. Changes in assets and liabilities from operations provided $128.0 million in 2003, and required $21.9 million in 2002 and $37.9 million in 2001, reflecting timing differences in the collection of accounts receivable, payment of accounts payable and accrued taxes. The following table is a summary of the components of cash flows from continuing operating activities.

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Income (loss) from Continuing operations	$74,888	$(987,737)	$(173,963)
Noncash items included in Income from continuing operations	717,497	1,803,279	757,688

Income from continuing operations excluding noncash items	792,385	815,542	583,725
Changes in assets and liabilities from operations	128,028	(21,905)	(37,920)

	$920,413	$793,637	$545,805

        Cash Flows From Continuing Investing Activities primarily represents uses of funds to acquire, construct and upgrade modern high-quality communications networks and facilities as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue enhancing and cost reducing upgrades of TDS's networks. Cash flows used for investing activities primarily represent cash required for capital expenditures, and the acquisition of wireless and telephone properties and wireless spectrum. Proceeds from merger and divestiture transactions and distributions from unconsolidated entities have provided funds in recent years which have partially offset the cash requirements for investing activities; however, such sources cannot be relied upon to provide continuing or regular sources of financing.

        The primary purpose of TDS's construction and expansion expenditures is to provide for customer growth, to upgrade service, and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services. Cash expenditures for capital additions required $777.0 million in 2003, $899.0 million in 2002 and $700.2 million in 2001. U.S. Cellular's capital additions totaled $632.5 milion in 2003, $730.6 million in 2002 and $503.3 million in 2001. These additions represent the construction of 507, 437 and 377 cell sites in 2003, 2002 and 2001, respectively, as well as other plant additions and costs related to the development of U.S. Cellular's office systems. In 2003 and 2002, these plant additions included approximately $58 million and $215 million, respectively, for the migration to a single digital wireless equipment platform. Other plant additions in all three years included significant amounts related to the replacement of retired assets and the changeout of analog equipment for digital equipment. TDS Telecom's capital additions for its incumbent local exchange carrier operations totaled $111.9 million in 2003, $116.5 million in 2002 and $99.9 million in 2001 representing expenditures for switch modernization and outside plant facilities to maintain and enhance the quality of service and offer new revenue opportunities. TDS Telecom's capital expenditures for competitive local exchange carrier operations totaled $27.3 million in 2003, $51.9 million in 2002 and $96.9 million in 2001 for switching and other network facilities. Corporate capital expenditures totaled $5.3 million in 2003.

        Cash used for acquisitions, excluding cash acquired, totaled $5.1 million in 2003, $531.2 million in 2002 and $392.8 million in 2001. TDS's acquisitions include primarily the purchase of controlling interests in wireless markets and telephone properties, minority interests that increased the ownership of majority-owned markets and wireless spectrum. U.S. Cellular received $34.0 million from AT&T Wireless in August 2003 in connection with the exchange of properties for wireless licenses. Costs associated with the AT&T Wireless exchange of $2.8 million were capitalized in 2003. U.S. Cellular purchased two additional minority interests in majority owned wireless markets in 2003 for $2.3 million. See Acquisitions and Divestitures in the Liquidity and Capital Resources section.

        On August 7, 2002, U.S. Cellular completed the acquisition of the Chicago market. U.S. Cellular paid $431.9 million in cash, net of cash acquired, and issued $175 million of 9% Notes due in 2032. U.S. Cellular financed the cash portion of the purchase price by using its revolving lines of credit and a $105 million loan from TDS. An additional $10.5 million was paid in January 2003 to adjust the purchase price for the final working capital adjustment. TDS also acquired two telephone companies ($78.2 million), three PCS licenses ($18.0 million) and additional minority interests in majority owned markets ($3.1 million) in 2002.

        In 2001, TDS added the majority interests in wireless licenses in 27 markets and two telephone companies. The wireless licenses were acquired on U.S. Cellular's behalf and through joint ventures. The licenses acquired through joint ventures are 100%-owned by the joint ventures, and U.S. Cellular is considered to have the controlling financial interest in these joint ventures for financial reporting purposes. The joint venture interests are consolidated in TDS's and U.S. Cellular's financial statements.

        Cash totaling $570.0 million was received by TDS from the merger of Deutsche Telekom and VoiceStream along with 131.5 million Deutsche Telekom AG ordinary shares in 2001.

        Distributions from unconsolidated investments provided $45.4 million in 2003, $31.3 million in 2002 and $16.6 million in 2001. In 2002, U.S. Cellular received cash refunds of $56.1 million on its FCC spectrum auction deposits.

        Cash Flows From Continuing Financing Activities primarily reflects changes in short-term debt balances, proceeds from the sale of long-term debt and from entering into forward contracts, cash used to repurchase Common Shares and cash used for the repayment of long-term notes and the repurchase and conversion of debt securities.

        TDS has used short-term debt to finance acquisitions, for general corporate purposes and to repurchase Common Shares. Internally generated funds as well as proceeds from forward contracts and the sale of non-strategic cellular and other investments, from time to time, have been used to reduce short-term debt. In addition, TDS has taken advantage of opportunities to reduce short-term debt with proceeds from the sale of long-term debt securities, including sales of debt securities by subsidiaries.

        In 2003, TDS redeemed and cancelled the $300 million of Trust Originated Preferred Securities. The redemption was financed with cash on hand. U.S. Cellular repaid the remaining principal amount outstanding on its 9% Series A Notes with $40.7 million in cash, which was financed using U.S. Cellular's revolving credit facilities. The 9% Series A Notes are now retired. On December 8, 2003, U.S. Cellular received $432.9 million net proceeds from the issuance of its $444.0 million of 6.7% Notes due December 2033. These proceeds were subsequently used to repay all outstanding borrowings under the revolving credit facility entered into in 1997.

        In 2002, TDS received $1,631.8 million from forward contracts related to its investments in Deutsche Telekom, Vodafone and VeriSign. A portion of the proceeds from the Deutsche Telekom and VeriSign forward contracts were used by TDS to pay down TDS's short-term debt. U.S. Cellular received $159.9 million from forward contracts related to its Vodafone investment and used the proceeds to pay down short-term debt.

        In November 2002, U.S. Cellular issued $130 million face value of 8.75% Senior Notes due in November 2032. The net proceeds of $129.8 million, after the reimbursement of expenses, were used to repurchase a portion of the $175 million 9% Series A Notes that U.S. Cellular issued in connection with the acquisition of the Chicago market. TDS received $484.2 million from the sale of $500 million 40-year 7.6% Series A Notes in 2001. The proceeds were used to reduce short-term debt.

        TDS retired a total of $70.5 million, $51.0 million and $65.5 million of medium-term notes at par value in 2003, 2002 and 2001, respectively. The reduction of short-term debt required cash totaling $461.7 million in 2003. The increase in short-term debt provided $196.5 million in 2002. The reduction of short-term debt required $249.5 million in 2001. Dividends paid on Common and Preferred Shares, excluding dividends reinvested, totaled $36.2 million in 2003, $34.4 million in 2002 and $32.1 million in 2001.

        The Board of Directors of TDS has authorized the repurchase of TDS Common Shares. During 2003, TDS repurchased 1,961,000 of its Common Shares, for an aggregate purchase price of $92.4 million, or an average of $47.10 per share including commissions. No shares were repurchased in 2002. During 2001, TDS repurchased 325,000 of its Common Shares, for an aggregate purchase price of $30.3 million, or an average of $93.47 per share including commissions. Cash required for the repurchase of the Common Shares totaled $86.8 million in 2003 and $39.4 million in 2001 reflecting differences in the number of shares acquired and timing differences in the cash disbursements.

        The Board of Directors of U.S. Cellular from time to time has authorized the repurchase of U.S. Cellular Common Shares not owned by TDS. In 2000, the Board of Directors of U.S. Cellular authorized the repurchase of up to 4.2 million of its Common Shares through three separate 1.4 million share programs. The final 1.4 million share authorization expired in December 2003. The Board of Directors of U.S. Cellular has also authorized the repurchase of a limited amount of U.S. Cellular Common Shares on a quarterly basis, primarily for use in the employee benefit plans. U.S. Cellular did not purchase any of its Common Shares in 2003 and 2002. During 2001, U.S. Cellular repurchased 643,000 of its Common Shares for an aggregate purchase price of $29.9 million, or an average of $46.45 per share. Cash required for the repurchase of U.S. Cellular Common Shares totaled $40.9 million in 2001 including $11.0 million paid in January 2001 related to December 2000 Common Share repurchases.

        In 2001, U.S. Cellular paid $32.0 million in cash and issued 644,000 U.S. Cellular Common Shares to satisfy the retirement of $126.2 million face value ($55.1 million carrying value) of 6% zero coupon convertible debentures by the holders. U.S. Cellular's 6% zero coupon convertible debentures, also known as Liquid Yield Option Notes, are convertible, at the option of the holders, at any time prior to maturity, redemption or purchase, into U.S. Cellular Common Shares at a conversion rate of 9.475 U.S. Cellular Common Shares per $1,000 Note. Upon notice of conversion, U.S. Cellular has the option to deliver to holders either U.S. Cellular Common Shares or cash equal to the market value of such Common Shares. U.S. Cellular has opportunistically repurchased Liquid Yield Option Notes in private transactions and in open-market transactions.

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

        However, the availability of external financial resources is dependent on economic events, business developments, technological changes, financial conditions or other factors. If at any time financing is not available on terms acceptable to TDS, TDS might be required to reduce its business development and capital expenditure plans, which could have a materially adverse effect on its business and financial condition. TDS does not believe that any circumstances that could materially adversely affect TDS's liquidity or its capital resources are currently reasonably likely to occur, but it cannot provide assurances that such circumstances will not occur or that they will not occur rapidly. Economic downturns, changes in financial markets or other factors could rapidly change the availability of TDS's liquidity and capital resources. Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development and acquisition programs.

        U.S. Cellular and TDS Telecom are generating substantial internal funds from operations. Cash flow from continuing operating activities totaled $920.4 million in 2003, $793.6 million in 2002 and $545.8 million in 2001. Cash flow from continuing operating activities in 2001 was reduced by about $147.5 million for income taxes paid (net of credits utilized) on the taxable gain from the merger of Deutsche Telekom and VoiceStream.

        TDS and its subsidiaries had Cash and cash equivalents totaling $937.7 million at December 31, 2003. TDS anticipates using the cash for general corporate purposes.

Revolving Credit Facilities

        As discussed below, TDS and its subsidiaries had $1,296.6 million of revolving credit facilities available for general corporate purposes as well as an additional $75.0 million of bank lines of credit as of December 31, 2003.

        TDS had a $600 million revolving credit facility for general corporate purposes at December 31, 2003. TDS had $3.2 million of letters of credit outstanding against the revolving credit agreement leaving $596.8 million available for use. The credit facility expires in January 2007. Borrowings bear interest at the London InterBank Offered Rate ("LIBOR") plus a contractual spread based on TDS's credit rating. The contractual spread was 30 basis points as of December 31, 2003 (for a rate of 1.42% based on the 30-day LIBOR rate at December 31, 2003).

        TDS also had $75.0 million of additional bank lines of credit for general corporate purposes at December 31, 2003, all of which were unused. These lines of credit expire in less than one year. These line of credit agreements provide for borrowings at negotiated rates up to the prime rate (4.0% at December 31, 2003).

        In December 2003, U.S. Cellular increased its bank revolving line of credit originally entered into in 2002 ("2002 Revolving Credit Facility") to $700 million from $325 million. At December 31,

2003, this line of credit had $699.8 million available net of outstanding letters of credit totaling $0.2 million. The 2002 Revolving Credit Facility is to be used for general corporate purposes and expires in June 2007. This line of credit provides for borrowings with interest at the LIBOR rate plus a margin percentage, based on U.S. Cellular's credit rating, which was 55 basis points as of December 31, 2003 (for a rate of 1.67% based on the 30-day LIBOR rate at December 31, 2003).

        At December 31, 2002 and up until December 23, 2003, U.S. Cellular had a $500 million revolving credit facility. U.S. Cellular terminated its $500 million revolving credit facility on December 23, 2003 in connection with the increase of its 2002 Revolving Credit Facility from $325 million to $700 million.

        TDS's and U.S. Cellular's interest costs would increase if their credit rating goes down which would increase their cost of financing, but their credit facilities would not cease to be available solely as a result of a decline in their credit rating. A downgrade in TDS's or U.S. Cellular's credit rating could adversely affect their ability to renew existing, or obtain access to new, credit facilities in the future. The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and to represent certain matters at the time of each borrowing. At December 31, 2003, TDS and U.S. Cellular were in compliance with all covenants and other requirements set forth in the credit agreements. Certain of TDS's and U.S. Cellular's credit facilities would accelerate in the event of a change in control.

Long-term Financing

        At December 31, 2003, TDS and its subsidiaries are in compliance with all covenants and other requirements set forth in long-term debt indentures. TDS does not have any rating downgrade triggers that would accelerate the maturity dates of its long-term debt. However, a downgrade in TDS's credit rating could adversely affect its ability to refinance existing, or obtain access to new, long-term debt in the future.

        TDS repurchased $5.0 million of 10% Medium-Term Notes in June 2003 at 115.75% of par value. The loss on retirement of debt totaled $787,500 and was reported in the caption Other income (expense), net in the statements of operations. TDS redeemed $65.5 million of Series B Medium-Term Notes with interest rates of 8 - 8.4% in July 2003 at par value. There was no gain or loss on the retirement of these notes at par value. TDS wrote off to Other income (expense), net in the statements of operations, deferred expenses related to the Medium-Term Notes totaling $0.4 million that were previously included in Other Assets and Deferred Charges on the balance sheet.

        In September 2003, TDS's subsidiary trusts, TDS Capital I and TDS Capital II redeemed all of their outstanding Trust Originated Preferred Securities ("TOPrSSM"). The redemption price of both the 8.5% and 8.04% TOPrS was equal to 100% of the principal amount, or $25.00 per security, plus accrued and unpaid distributions. The outstanding amount of the 8.5% TOPrS redeemed was $150 million. The outstanding amount of the 8.04% TOPrS redeemed was $150 million. There was no gain or loss on the redemption of these securities. TDS wrote off deferred expenses related to the TOPrS totaling $8.7 million that was previously included in Other Assets and Deferred Charges on the balance sheet to Other income (expense), net in the statements of operations.

        On December 8, 2003, U.S. Cellular issued $444.0 million in 6.7% Senior Notes due December 2033. Interest on the notes is payable semi-annually on June 15 and December 15 of each year. The $432.9 million in proceeds were used to repay all outstanding short-term debt. U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the treasury rate plus .30%.

        In November 2002, U.S. Cellular sold $130 million of 8.75% Senior Notes due in November 2032. Interest is payable quarterly. The notes are callable by U.S. Cellular after five years at the principal amount plus accrued but unpaid interest. The $129.8 million net proceeds from the sale of the notes (after reimbursement of expenses) were used to purchase a portion of the 9% Series A Notes that were issued to PrimeCo. In January 2003, U.S. Cellular repurchased the remaining $45.2 million of 9% Series A Notes from PrimeCo related to the Chicago market acquisition. The repurchase was financed using short-term debt. Following such repurchases, all of the 9% Series A Notes were cancelled.

Marketable Equity Securities and Forward Contracts

        TDS and its subsidiaries hold a substantial amount of marketable equity securities that are publicly traded and can have volatile share prices. TDS and its subsidiaries do not make direct investments in publicly traded companies and all of these interests were acquired as a result of sales, trades or reorganizations of other assets. The investment in Deutsche Telekom resulted from TDS's sale of its over 80%-owned personal communications services operating subsidiary, Aerial Communications, to VoiceStream Wireless for stock of VoiceStream, which was then acquired by Deutsche Telekom in exchange for Deutsche Telekom stock. The investment in Vodafone resulted from certain sales or trades of non-strategic cellular investments to or settlements with AirTouch Communications in exchange for stock of AirTouch, which was then acquired by Vodafone for American Depositary Receipts representing Vodafone stock. The investment in Rural Cellular Corporation ("Rural Cellular") is the result of a consolidation of several cellular partnerships in which TDS subsidiaries held interests in Rural Cellular, and the distribution of Rural Cellular stock in exchange for these interests. The investment in VeriSign is the result of the acquisition by VeriSign of Illuminet, Inc., a telecommunications entity in which several TDS subsidiaries held interests. TDS has not disposed of the investments primarily because their low tax basis would trigger a substantial taxable gain upon disposal.

        Subsidiaries of TDS and U.S. Cellular have entered into a number of variable prepaid forward contracts ("forward contracts") related to the marketable equity securities that they hold. The forward contracts mature from May 2007 to August 2008 and, at TDS's and U.S. Cellular's option, may be settled in shares of the respective security or cash. TDS and U.S. Cellular have provided guarantees to the lenders which provide assurance to the lenders that all principal and interest amounts will be paid upon settlement of the contracts by its subsidiaries. If shares are delivered in the settlement of the forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. Deferred taxes have been provided for the difference between the book basis and the tax basis of the marketable equity securities and are included in deferred tax liabilities on the balance sheet. As of December 31, 2003, such deferred tax liabilities totaled $1,044.2 million.

Capital Expenditures

        U.S. Cellular's anticipated capital expenditures for 2004 primarily reflect plans for construction, system expansion, the buildout of certain of its personal communication service licensed areas and additional expenditures related to its plans to migrate to a single digital equipment platform. U.S. Cellular plans to finance its construction program using internally generated cash and short-term financing. U.S. Cellular's estimated capital spending for 2004 is $610 million to $630 million. These expenditures primarily address the following needs:

  •
  Expand and enhance U.S. Cellular's coverage in its service areas.

  •
  Provide additional capacity to accommodate increased network usage by current customers.

  •
  Build out certain licensed areas acquired in 2001, 2002 and 2003.

  •
  Addition of digital service capabilities to its systems, including completing the migration toward a single digital equipment platform, Code Division Multiple Access ("CDMA"), from a mixture of CDMA and another digital technology, Time Division Multiple Access.

  •
  Enhance U.S. Cellular's retail store network and office systems.

        U.S. Cellular's overlay of existing technologies with CDMA is largely completed, and when the project is fully completed in 2004 it anticipates total expenditures related to the project to be no more than $300 million. U.S. Cellular will utilize CDMA technology in building out the licenses it has acquired and expects to acquire in the future from AT&T Wireless.

        The cost estimates for the CDMA migration project have been revised from the original estimate of $400 to $450 million to reflect divestitures of markets, more favorable pricing than expected and additional efficiencies in the conversion process. U.S. Cellular has contracted with multiple infrastructure vendors to provide a substantial portion of the equipment related to the conversion.

        U.S. Cellular expects capital expenditures related to the buildout of the licensed areas it acquired in 2001 through 2003, including those in the AT&T Wireless exchange transaction, to be substantial. U.S. Cellular plans to build networks to serve these licensed areas and launch commercial service in these areas over the next several years. Approximately $100 million of the estimated capital spending for 2004 is allocated to the buildout of certain of these licenses, and U.S. Cellular expects a significant portion of its capital spending over the next few years to be related to the buildout of its wireless licensed areas.

        TDS Telecom's estimated capital spending for 2004 approximates $150 million. The incumbent local telephone companies are expected to spend approximately $105 million to provide for normal growth and to upgrade plant and equipment to provide enhanced services. The competitive local exchange companies are expected to spend approximately $45 million primarily to build switching and transmission facilities to meet the needs of a growing customer base. TDS Telecom plans to finance its construction program using primarily internally generated cash.

Acquisitions, Exchanges and Divestitures

        TDS assesses its holdings on an ongoing basis in order to maximize the benefits derived from its operations. TDS also reviews attractive opportunities to acquire additional telecommunications companies and wireless spectrum, which it believes will add value to the business.

Acquisition of the Chicago Market

        On August 7, 2002, U.S. Cellular completed the acquisition of the Chicago market, for approximately $618 million, including working capital and other adjustments. U.S. Cellular financed the purchase using its revolving credit facilities, 9% Series A Notes and the Intercompany Note. Net of cash acquired in the transaction and notes issued to the sellers of of the Chicago market, U.S. Cellular used cash totaling $431.9 million for this acquisition.

Other Acquisitions

        In 2002, U.S. Cellular, through joint ventures, acquired majority interests in licenses in three wireless markets. The interests U.S. Cellular acquired are 100% owned by the joint ventures, and U.S. Cellular is considered to have the controlling financial interest in these joint ventures for financial reporting purposes. U.S. Cellular also acquired the remaining minority interests in three other wireless markets in which it previously owned the controlling financial interest for financial reporting purposes, resulting in 100% ownership in those markets. Also in 2002, TDS acquired two incumbent local telephone companies. The aggregate amount paid by TDS to acquire the interests in these transactions was $99.3 million.

        In 2001, U.S. Cellular, on its own behalf and through joint ventures, acquired majority interests in licenses in 27 wireless markets for $182.3 million in cash, which excluded $4.1 million of deposits on potential future acquisitions. These deposits were returned to U.S. Cellular in 2002 and no additional interests were acquired related to the deposits. The interests U.S. Cellular acquired through joint ventures are 100% owned by the joint ventures, and U.S.

Cellular is considered to have the controlling financial interest in these joint ventures for financial reporting purposes. Also in 2001, TDS acquired 100% of the outstanding common shares of Chorus Communications Group, Ltd. The aggregate purchase price was $202.8 million in cash, excluding cash acquired.

        At December 31, 2003, U.S. Cellular had entered into an agreement to purchase the remaining interests in three licenses in which it currently owns controlling interests for $34.8 million in cash. This transaction was completed in January 2004.

Exchanges

        On August 1, 2003, U.S. Cellular completed the transfer of properties to AT&T Wireless and the assignments to it by AT&T Wireless of a portion of the wireless licenses covered by the agreement with AT&T Wireless. On the initial closing date, U.S. Cellular also received approximately $34 million in cash and minority interests in six wireless markets in which it currently owns a controlling interest. Also on the initial closing date, U.S. Cellular transferred wireless assets and customers in 10 markets in Florida and Georgia to AT&T Wireless. U.S. Cellular has deferred the assignment and development of 21 licenses it has the right to acquire from AT&T Wireless until later periods. The value of these licenses is recorded as Wireless license rights on the balance sheet. When this transaction is fully consummated, U.S. Cellular will have received wireless licenses in 13 states. The licenses are contiguous to and overlap existing U.S. Cellular properties in the Midwest and Northeast.

Divestitures

        On November 26, 2003, U.S. Cellular announced that it had entered into a definitive agreement to sell its southern Texas wireless markets to AT&T Wireless for $95 million in cash plus a working capital adjustment subject to certain closing provisions. The closing of the sale occurred in February 2004. The U.S. Cellular assets sold to AT&T Wireless include 25 megahertz metropolitan statistical area and rural service area licenses representing 1.3 million population equivalents, approximately 150 cell sites and 76,000 customers. Total revenues from the markets sold totaled $60.6 million in the year ended December 31, 2003, while operating income totaled $17.1 million. Operating income does not include shared services costs that have been allocated to the markets from the U.S. Cellular corporate office.

        The sale was accounted for in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." The balance sheet at December 31, 2003 reflects assets and liabilities of the wireless properties to be sold as assets and liabilities of operations held for sale. The revenues and expenses of the markets were included in operations until the completion of the sale in February 2004.

        The following table summarizes the recorded value of the assets and liabilities of the markets that TDS transferred.

December 31,	2003
(Dollars in thousands)
Current assets	$5,363
Property, plant and equipment	45,710
Other assets	316
Licenses, net	63,569
Goodwill	7,565
Loss on assets held for sale	(22,000)

Total assets	100,523

Current liabilities	2,189
Non-current liabilities	238

Total liabilities	2,427

Net assets to be transferred	$98,096

Repurchase of Securities and Dividends

        As market conditions warrant, TDS and U.S. Cellular may repurchase their Common Shares on the open market or at negotiated prices in private transactions. In 2003, the Board of Directors authorized the repurchase of up to 3.0 million TDS Common Shares through February 2006. U.S. Cellular's Common Share repurchase authorization expired in December 2003. However, U.S. Cellular continues to have authorization to repurchase a limited amount of additional shares on a quarterly basis, primarily for use in employee benefit plans. The repurchase programs are intended to create value for the shareholders. Any repurchases of Common Shares will be funded by internal cash flow, supplemented by short-term borrowings and other sources.

        The U.S. Cellular Board of Directors has authorized management to opportunistically repurchase Liquid Yield Option Notes in private transactions. U.S. Cellular may also purchase a limited amount of such Notes in open-market transactions from time to time. U.S. Cellular Liquid Yield Option Notes are convertible, at the option of their holders, at any time prior to maturity, redemption or purchase, into U.S. Cellular Common Shares at a conversion rate of 9.475 U.S. Cellular Common Shares per $1,000 face value Note. Upon conversion, U.S. Cellular has the option to deliver to holders either U.S. Cellular Common Shares or cash equal to the market value of the U.S. Cellular Common Shares into which the Liquid Yield Option Notes are convertible. U.S. Cellular may redeem the Liquid Yield Option Notes for cash at the issue price plus accrued original issue discount through the date of redemption.

        TDS paid total dividends on its Common and Preferred Stock of $36.2 million in 2003, $34.4 million in 2002 and $32.1 million in 2001. TDS has no current plans to change its policy of paying dividends. TDS paid quarterly dividends of $.155, $.145 and $.135 in 2003, 2002 and 2001, respectively.

Contractual Obligations

        As of December 31, 2003, the resources required for scheduled repayment of contractual obligations were as follows:

	Payments due by Period
Contractual Obligations	Total	Less than 1 Year	2 - 3 Years	4 - 5 Years	More than 5 Years
(Dollars in millions)
Long-term Debt Obligations(1)	$2,018.6	$23.7	$246.0	$296.3	$1,452.6
Forward Contracts(2)	1,754.1	—	—	1,754.1	—
Operating Leases(3)	494.1	90.4	148.1	100.2	155.4
Purchase Obligations(4)(5)	272.4	228.4	42.5	1.5	—

	$4,539.2	$342.5	$436.6	$2,152.1	$1,608.0

(1)
Scheduled debt repayments include long-term debt and the current portion of long-term debt but excludes $160.3 million of unamortized discount on certain long-term debt instruments. See Note 15—Long-term Debt.

(2)
Schedule of debt repayments excludes $81.4 million of unamortized discount on zero coupon debt. See Note 15—Long-term Debt.

(3)
Represents the amounts due under noncancellable, long-term operating leases for the periods specified. See Note 23—Commitments and Contingencies. TDS has no material capital leases.

(4)
Includes amounts payable under other agreements to purchase goods or services, including open purchase orders. Also includes obligations due under equipment vendor contracts. The 2004 amounts are also included in estimated capital expenditures for U.S. Cellular. See Note 23—Commitments and Contingencies.

(5)
Includes $6.9 million for other post-retirement benefits to be paid in 2004. No amounts for other post-retirement benefits are included in periods beyond 2004 as these amounts are discretionary and have not yet been determined.

Off-Balance Sheet Arrangements

        TDS has no transactions, agreements or contractual arrangements with unconsolidated entities involving "off-balance sheet arrangements," as defined by SEC rules, that have or are reasonably likely to have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, revenues or expenses.

        TDS enters into agreements in the normal course of business that provide for indemnification of counterparties. These include certain asset sales and financings with other parties. The term of the indemnificaion varies by agreement. The events or circumstances that would require TDS to perform under these indemnities are transaction specific, however these agreements may require TDS to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction. TDS is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time. Historically, TDS has not made any significant indemnification payments under such agreements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        TDS prepares its consolidated financial statement in accordance with accounting principles generally accepted in the United States of America. TDS's significant accounting policies are discussed in detail in Note 1 to the consolidated financial statements.

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

        Management believes the following reflect its more significant accounting policies and estimates used in the preparation of its consolidated financial statements. TDS's senior management has discussed the development of each of the following accounting policies and estimates and the following disclosures with the audit committee of the TDS board of directors.

Investment in Licenses and Goodwill

        TDS reported $1,052.0 million of Wireless license costs and $1,003.1 million of goodwill at December 31, 2003 as a result of the acquisition of wireless licenses and markets, and the acquisition of operating telephone companies. In addition, TDS reported $42.0 million of Wireless license rights related to the licenses that will be received when the AT&T Wireless exchange transaction is fully completed. Included in Assets of Operations Held for Sale was $63.6 million of license costs and $7.6 million of goodwill at December 31, 2003.

        Wireless licenses and goodwill must be reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. TDS performs the annual impairment review on wireless license investments and goodwill during the second quarter. There can be no assurance that upon review at a later date material impairment charges will not be required.

        The intangible asset impairment test consists of comparing the fair value of the intangible asset to the carrying amount of the intangible asset. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference. The goodwill impairment test is a two-step process. The first step compares the fair value of the reporting unit, as identified in accordance with SFAS No. 142, to its carrying value. If the carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. To calculate the implied fair value of goodwill, an enterprise allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities of the reporting unit is the implied fair value of goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized for that difference.

        The fair value of an intangible asset and reporting unit goodwill is the amount at which that asset or reporting unit could be bought or sold in a current transaction between willing parties. Therefore, quoted market prices in active markets are the best evidence of fair value and should be used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. Other valuation techniques include present value analysis, multiples of earnings or revenue or a similar performance measure. The use of these techniques involve assumptions by management about factors that are highly uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs or valuation methodologies could create materially different results.

        U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. U.S. Cellular has identified seven reporting units pursuant to paragraph 30 of SFAS No. 142. The seven reporting units represent seven geographic groupings of FCC licenses, constituting seven markets or service areas. U.S. Cellular combines its FCC licenses into seven units of accounting for purposes of testing the licenses for impairment pursuant to Emerging Issues Task Force Statement 02-7 "Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets" ("EITF 02-7") and SFAS No. 142, using the same geographic groupings as its reporting units.

        U.S. Cellular retained a third-party valuation firm to prepare valuations of the seven reporting units for purposes of goodwill impairment testing. A discounted cash flow approach was used to value each of the reporting units, using value drivers and risks specific to each individual geographic region. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the selection of a discount rate, estimated future cash flow levels, projected capital expenditures, and selection of terminal values.

        U.S. Cellular also retained a third party valuation firm to prepare valuations of the seven groupings of FCC licenses (units of accounting pursuant to EITF 02-7). The valuations were prepared using an excess earnings methodology, through the use of a discounted cash flow approach. This excess earnings methodology estimates the fair value of the intangible assets (FCC license units of accounting) by measuring the future cash flows of the license groups, reduced by charges for contributory assets such as working capital, trademarks, existing subscribers, fixed assets, assembled workforce and goodwill.

        TDS Telecom has recorded goodwill primarily as a result of the acquisition of operating telephone companies. TDS Telecom has assigned goodwill to its incumbent local exchange carrier reporting unit ($397.3 million), its competitive local exchange carrier reporting units ($29.4 million), and a wireless investment reporting unit ($30.9 million). The incumbent local exchange carrier reporting unit was valued using a multiple of cash flow valuation technique. The competitive local exchange carrier and wireless investment reporting units were valued using a discounted cash flow analysis.

        In 2003, U.S. Cellular recorded a $3.5 million license cost impairment loss related to the investment in a non-operating market in Florida remaining after the AT&T Wireless exchange. Also in 2003, U.S. Cellular reduced the carrying value of one of its cost method investments by $1.7 million based on a cash flow analysis of the investment. Both charges were included in Loss on marketable equity securities and other investments in the statements of operations. There was no impairment of goodwill assigned to the incumbent local exchange carrier operations or the competitive local exchange carrier operations. The carrying value of the wireless investment held by TDS Telecom exceeded the estimated fair value by approximately $5.0 million, and TDS Telecom recorded an impairment loss on goodwill in this reporting unit by that amount in 2003. No impairment losses were recorded in 2002.

Asset Retirement Obligations

        SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in June 2001, and became effective for TDS beginning January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligation, any difference between the cost to retire the asset and a liability recorded is recognized in the statement of operations as a gain or loss.

        The calculation of the asset retirement obligation for TDS is a critical accounting estimate because changing the factors used in calculating the obligation could result in larger or smaller estimated obligation that could have a significant impact on TDS's results of operations and financial condition. Such factors may include probabilities or likelihood of remediation, cost estimates, lease renewals and salvage values. Actual results may differ materially from estimates under different assumptions or conditions.

        U.S. Cellular is subject to asset retirement obligations associated primarily with its cell sites, retail sites and office locations. Asset retirement obligations include costs to remediate leased land on which U.S. Cellular's cell sites and switching offices are located. U.S. Cellular is also required to return leased retail store premises and office space to their pre-existing conditions.

        U.S. Cellular determined that it had an obligation to remove long-lived assets in its cell sites, retail sites and office locations as described by SFAS No. 143, and has recorded an initial $54.4 million liability upon the adoption of SFAS No. 143 on January 1, 2003. Current year additions and accretion have increased the December 31, 2003 asset retirement obligation to $64.5 million.

        TDS Telecom's incumbent local exchange carriers have their rates regulated by the respective state public utility commissions and the FCC, and therefore, reflect the effects of the rate-making actions of these regulatory bodies in the financial statements of the TDS incumbent local exchange carriers. On December 20, 2002, the FCC notified carriers by Order that it will not adopt SFAS No. 143 since the FCC concluded that SFAS No. 143 conflicted with the FCC's current accounting rules that require incumbent local telephone companies to accrue for asset retirement obligations through prescribed depreciation rates. Pursuant to the FCC's order, and the provisions of SFAS No. 71, the incumbent local telephone carriers have recorded an asset retirement obligation in accordance with the requirements of SFAS No. 143 and a regulatory liability for the amounts of costs of removal that these regulatory bodies have required to be recorded for regulatory accounting purposes which are in excess of the amounts required to be recorded in accordance with SFAS No. 143. At January 1, 2003, the TDS Telecom incumbent local telephone carriers reclassified $29.9 million from accumulated depreciation to an asset retirement obligation in conjunction with the adoption of SFAS No. 143. Additionally, the incumbent local telephone carriers continue to accrue costs of removal as a component of depreciation expense pursuant to depreciation rates set forth by the respective state public utility commissions. Effective December 31, 2003, the TDS Telecom incumbent local exchange carriers have also reclassified $31.8 million from accumulated depreciation to an asset retirement obligation. This amount consists of the costs of removal in excess of the asset retirement obligation as required by SFAS No. 143 that the respective state regulatory authorities have required the incumbent local exchange carriers to recognize as a regulatory liability.

        The total asset retirement obligation, including the regulatory obligation at TDS Telecom was $60.0 million at December 31, 2003. The regulatory liability included in asset retirement obligation at December 31, 2003 and at January 1, 2003 was $28.2 million and $25.4 million, respectively. The asset retirement obligation calculated in accordance with the provisions of SFAS No. 143 as of December 31, 2003 and January 1, 2003 was $31.8 million and $29.9 million, respectively.

        TDS Telecom's competitive local exchange carriers adopted SFAS No. 143 effective January 1, 2003. TDS Telecom determined that its competitive local exchange carriers do not have a material legal obligation to remove long-lived assets as described by SFAS No. 143, and accordingly, adoption of SFAS No. 143 did not have a material effect on the competitive local exchange carriers' financial position or results of operations.

Income Taxes

        The accounting for income taxes, the amounts of income tax assets and liabilities and the related income tax provision are critical accounting estimates because such amounts are significant to TDS's financial condition, changes in financial condition and results of operations.

        The preparation of the consolidated financial statements requires TDS to calculate a provision for income taxes. This process involves calculating the current income tax liability together with assessing temporary differences resulting from the different treatment of items, such as depreciation expense, for tax and accounting purposes as well as estimating the impact of potential adjustments to filed tax returns. These temporary differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. TDS must then assess the likelihood that deferred tax assets will be recovered from future taxable income and to the extent management believes that recovery is not likely, establish a valuation allowance. Management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. TDS's current net deferred tax asset was $19.4 million as of December 31, 2003, representing primarily the deferred tax effects of the allowance for doubtful accounts on accounts receivable.

        The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities as of December 31, 2003 are as follows:

December 31,	2003
(Dollars in thousands)
Deferred Tax Asset
Net operating loss carryforwards	$82,054
Derivative accounting	286,247

368,301
Less valuation allowance	(67,209)

Total Deferred Tax Asset	301,092

Deferred Tax Liability
Marketable equity securities	1,044,230
Property, plant and equipment	312,232
Partnership investments	24,627
Licenses	151,118
Other	1,038

Total Deferred Tax Liability	1,533,245

Net Deferred Income Tax Liability	$1,232,153

        The valuation allowance relates to state net operating loss carryforwards and the federal operating loss carryforwards for those subsidiaries not included in the consolidated federal income tax return since it is more likely than not that a portion will expire before such carryforwards can be utilized.

        The deferred income tax liability relating to marketable equity securities of $1,044.2 million at December 31, 2003 represents deferred income taxes calculated on the difference between the book basis and the tax basis of the marketable equity securities. Income taxes will be payable when TDS sells the marketable equity securities.

        TDS is routinely subject to examination of its income tax returns by the Internal Revenue Service ("IRS") and other tax authorities. TDS periodically assesses the likelihood of adjustments to its tax liabilities resulting from these examinations to determine the adequacy of its provision for income taxes, including related interest. Management judgment is required in assessing the eventual outcome of these examinations. Changes to such assessments affect the calculation of TDS's income tax expense. The IRS has completed audits of TDS's federal income tax returns for tax years through 1996.

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

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following persons are partners of Sidley Austin Brown & Wood LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the nonexecutive chairman of the board and member of the board of directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY STATEMENT

        This Management's Discussion and Analysis of Results of Operations and Financial Condition and other sections of this Annual Report contain statements that are not based on historical fact, including the words "believes", "anticipates", "intends", "expects", and similar words. These statements constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following risks:

  •
  Increases in the level of competition in the markets in which TDS operates, or wireless for wireline substitution, could adversely affect TDS's revenues or increase its costs to compete.

  •
  Consolidation in the wireless industry may create stronger competitors both operationally and financially which could adversely affect TDS's revenues and increase its costs to compete.

  •
  Advances or changes in telecommunications technology, such as voice over Internet protocol, could render certain technologies used by TDS obsolete, could reduce TDS's revenues or could increase TDS's cost of doing business.

  •
  Changes in the telecommunications regulatory environment, such as wireless number portability, local number portability and E-911 services, could adversely affect TDS's financial condition or results of operations or ability to do business.

  •
  Changes in the supply or demand of the market for wireless licenses or telephone companies, adverse developments in the TDS businesses or the industries in which TDS is involved and/or other factors could result in an impairment of the value of TDS's license costs, goodwill and/or physical assets, which may require TDS to record a write-down in the value of such assets.

  •
  Conversions of debt, early redemptions of debt or repurchases of debt, changes in prepaid forward contracts, operating leases, purchase obligations or other factors or developments could cause the amounts reported under Contractual Obligations to be different from the amounts presented.

  •
  Changes in accounting standards or TDS's accounting policies, estimates and/or in the assumptions underlying the accounting estimates, including those described under Application of Critical Accounting Policies and Estimates, could have a material effect on TDS's financial condition, changes in financial condition and results of operations.

  •
  Settlement, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS's financial condition, results of operations or ability to do business.

  •
  Costs, integration problems or other factors associated with acquisitions/divestitures of properties and/or licenses could have an adverse effect on TDS's financial condition or results of operations.

  •
  Changes in prices, the number of customers, average revenue per unit, penetration rates, churn rates, selling expenses, net customer retention costs associated with wireless number portability and local number portability, roaming rates, access minutes of use, the mix of products and services offered or other business factors could have an adverse effect on TDS's business operations.

  •
  Changes in roaming partners' rates, and the ability to provide voice and data services on other carriers' networks could have an adverse effect on TDS's operations.

  •
  Changes in competitive factors with national and global wireless carriers could result in product and cost disadvantages and could have an adverse effect on TDS's operations.

  •
  Lack of standards and roaming agreements for wireless data products could place U.S. Cellular's data services offerings at a disadvantage to those offered by other wireless carriers with more nationwide service territories.

  •
  Changes in guidance or interpretations of accounting requirements, changes in industry practice or changes in management assumptions could require amendments to or restatements of disclosures or financial information included in this or prior filings with the SEC.

  •
  Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS's credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development and acquisition programs.

  •
  Changes in the income tax rates or tax laws, regulations or rulings could have an adverse effect on TDS's financial condition and results of operations.

  •
  War, conflicts, hostilities and/or terrorist attacks could have an adverse effect on TDS's businesses.

  •
  Changes in general economic and business conditions, both nationally and in the markets in which TDS operates, including difficulties by telecommunications companies, could have an adverse effect on TDS's businesses.

        TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

MARKET RISK

Long-term Debt

        TDS is subject to market risks due to fluctuations in interest rates and equity markets. The majority of TDS's debt, excluding long-term debt related to the forward contracts, is in the form of long-term, fixed-rate notes and convertible debt with original maturities ranging up to 40 years. The long-term debt related to the forward contracts consists of both variable-rate debt and fixed-rate zero coupon debt. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such instruments. As of December 31, 2003, TDS had not entered into any significant financial derivatives to reduce its exposure to interest rate risks.

        The annual requirements for principal payments on long-term debt and the average interest rates are as follows:

	Payments Due by Period
	Total	2004	2005	2006	2007	2008	After 5 Years
(Dollars in Millions)
Long-term Debt Obligations(1)	$2,018.6	$23.7	$22.1	$223.9	$275.1	$21.2	$1,452.6
Average Interest Rate on Debt(2)	7.1%	6.4%	6.1%	6.9%	7.2%	6.0%	7.0%
Forward Contracts(3)	$1,754.1	$—	$—	$—	$738.7	$1,015.4	$—
Average Interest Rate on Forward Contracts(4)	2.4%	—%	—%	—%	1.7%	2.8%	—%

(1)
Scheduled debt repayments include long-term debt and current portion of long-term debt, but exclude $160.3 million of unamortized discount on certain long-term debt instruments.

(2)
Represents the average interest rate on all long-term debt shown for the indicated period.

(3)
Scheduled debt repayments exclude $81.4 million of unamortized discount on zero coupon debt.

(4)
Some of the forward contracts use a fixed rate, while others are variable based on the LIBOR rate plus 50 basis points. The December 31, 2003 three month LIBOR rate of 1.15% was used to determine average rates in 2007 and 2008.

        At December 31, 2003 and 2002, the estimated fair value of long- term debt obligations was $2,114.2 million and $1,684.4 million, respectively, and the average interest rate on the debt was 7.1% and 7.0%, respectively. The estimated fair value of the forward contract loans was $1,665.7 million and $1,648.9 million at December 31, 2003 and 2002, respectively. Contracts aggregating $1,295.3 million require quarterly interest payments at the LIBOR rate plus 50 basis points (for a rate of 1.7% based on the 30-day LIBOR rate at December 31, 2003). Contracts aggregating $458.8 million are structured as zero coupon obligations with a weighted average effective interest rate of 4.4% per year. The fair value was estimated based upon a discounted cash flow analysis. The fair value of long-term debt was estimated using market prices for TDS's 7.6% Series A Notes, U.S. Cellular's 8.75% Senior Notes and U.S. Cellular's Liquid Yield Option Notes and discounted cash flow analysis for the remaining debt. The Trust Originated Preferred Securities were redeemed in 2003—see Long-term Financing. At December 31, 2002, the trust securities totaled $300 million and had an average interest rate of 8.3%. The fair value of the trust securities was $296.7 million based upon the market price at December 31, 2002.

Marketable Equity Securities and Derivatives

        TDS maintains a portfolio of available-for-sale marketable equity securities, the majority of which are the result of sales or trades of non-strategic assets. The market value of these investments aggregated $2,772.4 million at December 31, 2003, and $1,944.9 million at December 31, 2002. As of December 31, 2003, the net unrealized holding gain, net of tax included in accumulated other comprehensive income totaled $748.8 million. This amount was $243.4 million at December 31, 2002. In 2002, TDS recognized, in the statement of operations, pre-tax losses of $1,757.5 million ($1,045.0 million, net of tax and minority interest of $712.5 million), related to investments in marketable equity securities as a result of management's determination that unrealized losses with respect to the investments were other than temporary.

        Subsidiaries of TDS and U.S. Cellular have entered into a number of forward contracts related to the marketable equity securities that they hold. TDS and U.S. Cellular have provided guarantees to the lenders which provide assurance to the lenders that all principal and interest amounts are paid upon settlement of the contracts by such subsidiaries. The risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities ("downside limit") while retaining a share of gains from increases in the market prices of such securities ("upside potential"). The downside limit is hedged at or above the cost basis thereby eliminating the risk of an other than temporary loss being recorded on these contracted securities.

        Under the terms of the forward contracts, TDS and U.S. Cellular will continue to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature from May 2007 to August 2008 and, at TDS's and U.S. Cellular's option, may be settled in shares of the respective security or in cash, pursuant to formulas that "collar" the price of the shares. The collars effectively limit downside risk and upside potential on the contracted shares. The collars are typically adjusted for any changes in dividends on the contracted shares. If TDS and U.S. Cellular elect to settle in shares, they will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. If TDS and U.S. Cellular elect to settle in cash they will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula.

        Deferred taxes have been provided for the difference between the financial reporting basis and the income tax basis of the marketable equity securities and are included in deferred tax liabilities on the balance sheet. Such deferred tax liabilities totaled $1,044.2 million at December 31, 2003, and $739.0 million at December 31, 2002.

        The following table summarizes certain facts surrounding the contracted securities as of December 31, 2003.

		Collar(1)
Security	Shares	Downside Limit (Floor)	Upside Potential (Ceiling)	Loan Amount (000s)
VeriSign	2,361,333	$8.82	$11.46	$20,819
Vodafone(2)	12,945,915	$15.07-$16.07	$20.60-$23.20	201,038
Deutsche Telekom	131,461,861	$10.74-$12.41	$13.71-$16.33	1,532,257

				1,754,114
Unamortized debt discount				81,352

				$1,672,762

(1)
The per share amounts represent the range of floor and ceiling prices of all the securities monetized.

(2)
U.S. Cellular owns 10.2 million and TDS Telecom owns 2.7 million Vodafone American Depositary Receipts.

        The following analysis presents the hypothetical change in the fair value of marketable equity securities and derivative instruments at December 31, 2003 and December 31, 2002, using the Black-Scholes model, assuming hypothetical price fluctuations of plus and minus 10%, 20% and 30%. The table presents hypothetical information as required by SEC rules. Such information should not be inferred to suggest that TDS has any intention of selling any marketable equity securities or canceling any derivative instruments.

(Dollars in millions)

		Valuation of investments assuming indicated increase
	December 31, 2003 Fair Value
		+10%	+20%	+30%
Marketable Equity Securities	$2,722.4	$2,994.6	$3,266.9	$3,539.1
Derivative Instruments(1)	$(712.3)	$(962.7)	$(1,218.5)	$(1,478.1)
		Valuation of investments assuming indicated decrease
	December 31, 2003 Fair Value
		-10%	-20%	-30%
Marketable Equity Securities	$2,722.4	$2,450.2	$2,177.9	$1,905.7
Derivative Instruments(1)	$(712.3)	$(467.0)	$(228.6)	$3.6
		Valuation of investments assuming indicated increase
	December 31, 2002 Fair Value
		+10%	+20%	+30%
Marketable Equity Securities	$1,944.9	$2,139.4	$2,333.9	$2,528.4
Derivative Instruments(1)	$(58.5)	$(241.2)	$(420.6)	$(600.6)
		Valuation of investments assuming indicated decrease
	December 31, 2002 Fair Value
		-10%	-20%	-30%
Marketable Equity Securities	$1,944.9	$1,750.4	$1,556.0	$1,361.5
Derivative Instruments(1)	$(58.5)	$111.6	$287.3	$461.8

(1)
Represents the fair value of the derivative instruments assuming the indicated increase or decrease in the underlying securities.

Consolidated Statements of Operations

Year Ended December 31,	2003	2002	2001
(Dollars in thousands, except per share amounts)
Operating Revenues	$3,445,216	$2,998,474	$2,588,542

Operating Expenses
Cost of services and products (exclusive of depreciation, amortization and accretion shown separately below)	1,182,885	962,760	771,052
Selling, general and administrative expense	1,298,294	1,138,914	931,316
Depreciation, amortization and accretion expense	595,732	510,445	450,019
Loss on assets held for sale and impairment of assets	52,761	—	—

	3,129,672	2,612,119	2,152,387

Operating Income	315,544	386,355	436,155

Investment and Other Income (Expense)
Dividend and interest income	19,918	57,330	14,246
Investment income	53,154	43,675	50,639
Loss on marketable equity securities and other investments	(10,200)	(1,888,391)	(548,305)
Loss on debt extinguishment	—	—	(6,956)
Interest expense	(171,391)	(132,224)	(103,710)
Minority interest in income of subsidiary trust	(16,678)	(24,810)	(24,810)
Other income (expense), net	(11,955)	2,396	3,785

	(137,152)	(1,942,024)	(615,111)

Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest	178,392	(1,555,669)	(178,956)
Income tax expense (benefit)	79,892	(577,000)	(44,908)

Income (Loss) From Continuing Operations Before Minority Interest	98,500	(978,669)	(134,048)
Minority share of income	(23,612)	(9,068)	(39,915)

Income (Loss) From Continuing Operations	74,888	(987,737)	(173,963)
Discontinued Operations, net of tax	(1,609)	—	(24,092)

Income (Loss) Before Cumulative Effect of Accounting Change	73,279	(987,737)	(198,055)
Cumulative effect of accounting change, net of tax and minority interest	(11,789)	3,366	—

Net Income (Loss)	61,490	(984,371)	(198,055)
Preferred dividend requirement	(417)	(427)	(458)

Net Income (Loss) Available to Common	$61,073	$(984,798)	$(198,513)

Basic Weighted Average Shares Outstanding (000's)	57,721	58,644	58,661
Basic Earnings per Share
Income (Loss) from Continuing Operations	$1.29	$(16.85)	$(2.97)
Net Income (Loss) Available to Common	$1.06	$(16.79)	$(3.38)

Diluted Weighted Average Shares Outstanding (000's)	57,875	58,644	58,661
Diluted Earnings per Share
Income (Loss) from Continuing Operations	$1.28	$(16.85)	$(2.97)
Net Income (Loss) Available to Common	1.05	(16.79)	(3.38)

Dividends per Share	$.62	$.58	$.54

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Cash Flows

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Cash Flows From Continuing Operating Activities
Income (loss) from continuing operations	$74,888	$(987,737)	$(173,963)
Add (deduct) adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities
Depreciation, amortization and accretion	595,732	510,445	450,019
Deferred income taxes, net	32,910	(587,706)	(266,406)
Investment income	(53,154)	(43,675)	(50,639)
Minority share of income	23,612	9,068	39,915
Loss on assets held for sale and impairment of assets	52,761	—	—
Loss on marketable equity securities and other investments	10,200	1,888,391	548,305
Noncash interest expense	26,760	11,407	10,176
Loss on debt extinguishment	—	—	6,956
Other noncash expense	28,676	15,349	19,362
Changes in assets and liabilities from operations
Change in accounts receivable	61,338	(27,032)	(34,125)
Change in materials and supplies	(16,548)	2,473	(7,100)
Change in accounts payable	(625)	52,280	(7,828)
Change in advance billing and customer deposits	17,282	20,046	1,628
Change in accrued taxes	57,762	(80,108)	(1,151)
Change in other assets and liabilities	8,819	10,436	10,656

	920,413	793,637	545,805

Cash Flows From Continuing Investing Activities
Capital expenditures	(776,967)	(899,050)	(700,150)
Acquisitions, net of cash acquired	(5,125)	(531,174)	(392,842)
Cash received from mergers and exchanges	33,953	—	570,035
Refund of FCC deposit	—	56,060	—
Distributions from unconsolidated entities	45,427	31,328	16,644
Other investing activities	2,222	(23,748)	(13,545)

	(700,490)	(1,366,584)	(519,858)

Cash Flows From Continuing Financing Activities
Change in notes payable	(461,707)	196,492	(249,522)
Issuance of long-term debt	434,294	138,314	489,656
Proceeds from prepaid forward contracts	—	1,631,821	—
Repayment of Company-Obligated Mandatorily Redeemable Preferred Securities	(300,000)	—	—
Repayments of long-term debt	(60,370)	(148,470)	(17,806)
Prepayment of medium-term notes	(70,500)	(51,000)	(65,500)
Repurchase and conversion of debt	—	—	(31,963)
Repurchase of TDS Common Shares	(86,779)	—	(39,441)
Repurchase of U.S. Cellular Common Shares	—	—	(40,862)
Dividends paid	(36,193)	(34,445)	(32,141)
Other financing activities	47	(1,573)	3,357

	(581,208)	1,731,139	15,778

Net Increase (Decrease) in Cash and Cash Equivalents	(361,285)	1,158,192	41,725
Cash and Cash Equivalents
Beginning of year	1,298,936	140,744	99,019

End of year	$937,651	$1,298,936	$140,744

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets—Assets

December 31,	2003	2002
(Dollars in thousands)
Current Assets
Cash and cash equivalents	$937,651	$1,298,936
Accounts receivable
Due from customers, less allowance of $18,908 and $24,627, respectively	282,313	272,997
Other, principally connecting companies, less allowance of $6,419 and $15,848, respectively	127,358	175,036
Federal income tax receivable	—	40,000
Materials and supplies, at average cost	87,270	72,441
Other current assets	70,354	88,602

	1,504,946	1,948,012

Investments
Marketable equity securities	2,772,410	1,944,939
Wireless license costs	1,052,039	1,038,556
Wireless license rights	42,037	—
Goodwill	1,003,124	1,106,451
Customer lists, net of accumulated amortization of $22,206 and $6,567, respectively	24,448	40,087
Investments in unconsolidated entities	214,885	205,995
Notes receivable, less valuation allowance of $55,144 and $55,144, respectively	6,476	7,287
Other investments	15,439	14,914

	5,130,858	4,358,229

Property, Plant and Equipment, net
U.S. Cellular	2,271,254	2,148,432
TDS Telecom	1,079,732	1,047,811

	3,350,986	3,196,243

Other Assets and Deferred Charges
Derivative asset	—	2,630
Other	83,925	96,914

	83,925	99,544

Assets of Operations Held for Sale	100,523	—

	$10,171,238	$9,602,028

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets—Liabilities and Stockholders' Equity

December 31,	2003	2002
(Dollars in thousands)
Current Liabilities
Current portion of long-term debt	$23,712	$64,482
Notes payable	—	461,792
Accounts payable	361,010	361,758
Advance billings and customer deposits	108,372	95,922
Accrued interest	31,884	31,751
Accrued taxes	44,889	34,413
Accrued compensation	69,290	58,678
Other current liabilities	57,788	62,184

	696,945	1,170,980

Deferred Liabilities and Credits
Net deferred income tax liability	1,232,153	1,097,791
Derivative liability	712,252	61,160
Asset retirement obligation	124,501	—
Other	119,076	124,545

	2,187,982	1,283,496

Long-term Debt
Long-term debt, excluding current portion	1,994,913	1,641,624
Prepaid forward contracts	1,672,762	1,656,616

	3,667,675	3,298,240

Liabilities of Operations Held for Sale	2,427	—

Commitments and Contingencies (Note 23)
Minority Interest in Subsidiaries	508,190	489,735

Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Company Subordinated Debentures(a)	—	300,000

Preferred Shares	3,864	6,954

Common Stockholders' Equity
Common Shares, par value $.01 per share; authorized 100,000,000 shares; issued and outstanding 56,282,000 and 55,875,000 shares, respectively	563	559
Series A Common Shares, par value $.01 per share; authorized 25,000,000 shares; issued and outstanding 6,440,000 and 6,602,000 shares, respectively	64	66
Capital in excess of par value	1,843,468	1,832,806
Treasury Shares, at cost, 5,688,000 and 3,799,000 shares, respectively	(493,714)	(404,169)
Accumulated other comprehensive income	296,820	191,704
Retained earnings	1,456,954	1,431,657

	3,104,155	3,052,623

	$10,171,238	$9,602,028

The accompanying notes to consolidated financial statements are an integral part of these statements.

(a)
As described in Note 18, the sole asset of TDS Capital I was $154.6 million principal amount of 8.5% subordinated debentures due 2037 from TDS, and the sole asset of TDS Capital II was $154.6 million principal amount of 8.04% subordinated debentures due 2038 from TDS.

Consolidated Statements of Common Stockholders' Equity

	Common Shares	Series A Common Shares	Capital in Excess of Par Value	Treasury Shares	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Retained Earnings
(Dollars in thousands)
Balance, December 31, 2000	$555	$69	$1,816,619	$(383,501)		$(178,344)	$2,680,669
Comprehensive (Loss)
Net (loss)	—	—	—	—	$(198,055)	—	(198,055)
Net unrealized losses on securities	—	—	—	—	(173,776)	(173,776)	—

Comprehensive (Loss)					$(371,831)

Dividends
Common and Series A common shares	—	—	—	—		—	(31,683)
Preferred shares	—	—	—	—		—	(458)
Repurchase Common Shares	—	—	—	(30,335)		—	—
Dividend reinvestment, incentive and compensation plans	—	—	995	6,942		—	—
Conversion of Series A and Preferred shares	2	(1)	746	—		—	—
Adjust Investment in U.S. Cellular for Common Share issuances and repurchases	—	—	8,368	—		—	—
Other	—	—	112	—		—	—

Balance, December 31, 2001	557	68	1,826,840	(406,894)		(352,120)	2,450,473
Comprehensive (Loss)
Net (loss)	—	—	—	—	$(984,371)	—	(984,371)
Net unrealized gains on securities	—	—	—	—	593,408	593,408	—
Net unrealized losses on derivative instruments	—	—	—	—	(49,584)	(49,584)	—

Comprehensive (Loss)					$(440,547)

Dividends
Common and Series A common shares	—	—	—	—		—	(34,018)
Preferred shares	—	—	—	—		—	(427)
Dividend reinvestment, incentive and compensation plans	—	—	1,975	2,725		—	—
Conversion of Series A and Preferred shares	2	(2)	1,156	—		—	—
Adjust Investment in U.S. Cellular for Common Share issuances and repurchases	—	—	2,698	—		—	—
Other	—	—	137	—		—	—

Balance, December 31, 2002	559	66	1,832,806	(404,169)		191,704	1,431,657
Comprehensive (Loss)
Net income	—	—	—	—	$61,490	—	61,490
Net unrealized gains on securities	—	—	—	—	496,832	496,832	—
Net unrealized losses on derivative instruments	—	—	—	—	(391,716)	(391,716)	—

Comprehensive income					$166,606

Dividends
Common and Series A common shares	—	—	—	—		—	(35,792)
Preferred shares	—	—	—	—		—	(401)
Repurchase Common Shares	—	—	—	(92,365)		—	—
Dividend reinvestment, incentive and compensation plans	1	—	5,029	2,820		—	—
Conversion of Series A and Preferred shares	3	(2)	2,939	—		—	—
Adjust Investment in U.S. Cellular for Common Share issuances and repurchases	—	—	2,515	—		—	—
Other	—	—	179	—		—	—

Balance, December 31, 2003	$563	$64	$1,843,468	$(493,714)		$296,820	$1,456,954

The accompanying notes to consolidated financial statements are an integral part of these statements.

Notes to Consolidated Financial Statements

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company providing high-quality telecommunications services to approximately 5.5 million wireless telephone and wireline telephone customers in 36 states at December 31, 2003. TDS conducts substantially all of its wireless telephone operations through its 82.1%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular") and its Incumbent Local Exchange Carrier ("ILEC") and Competitive Local Exchange Carrier ("CLEC") wireline telephone operations through its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom").

        See Note 26—Business Segment Information for summary financial information on each business segment.

Principles of Consolidation

        The accounting policies of TDS conform to accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries since acquisition and the wireless partnerships in which it has a majority general partnership interest or has a controlling financial interest. All material intercompany items have been eliminated.

Business Combinations

        TDS uses the purchase method of accounting for business combinations. TDS includes as investments in subsidiaries the value of the consideration given and all direct and incremental costs relating to acquisitions. All costs relating to unsuccessful negotiations for acquisitions are charged to expense.

Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

        Certain amounts reported in prior years have been reclassified to conform to current period presentation. The reclassifications had no impact on previously reported net income and stockholders' equity.

        Prior to the fourth quarter of 2003, TDS included costs for equipment sold to retain current U.S. Cellular customers in selling, general and administrative expense. Prior to the fourth quarter of 2003 and in part of 2002, these costs were partially offset by equipment sales revenues received from these customers. In part of 2002 and all of 2001, equipment sales revenues related to retaining current customers were included in operating revenues. In the fourth quarter of 2003, TDS changed its policy for classifying retention costs and has reclassified the equipment sales revenues and cost of equipment sold related to the retention of current U.S. Cellular customers out of selling, general and administrative expense into operating revenues and cost of services and products, respectively, for each of the years presented. These reclassifications increased operating revenues by $27.3 million and $13.1 million in 2003 and 2002, respectively, and increased cost of services and products by $106.6 million, $57.2 million and $42.7 million in 2003, 2002 and 2001, respectively. Selling, general and administrative expense was reduced by $79.3 million, $44.1 million and $42.7 million in 2003, 2002 and 2001, respectively, to reflect the amounts reclassified to operating revenues and cost of services and products. These reclassifications did not have any impact on income from operations, net income, earnings per share, financial position or cash flows of TDS for any of the years presented.

        Statement of Financial Accounting Standards ("SFAS") No. 145 "Rescission of SFAS No. 4, 44 and 64 and Technical Corrections" was issued in April 2002, and is effective for fiscal years beginning after May 15, 2002, with early application encouraged. The provisions of SFAS No. 145 preclude gains and losses on the extinguishment of debt from being classified as extraordinary. In 2002, TDS elected to adopt SFAS No. 145 early and as a result no longer reports the retirement of debt as extraordinary. Loss on debt retirement of $5.7 million, net of minority interest of $1.2 million, for the year ended December 31, 2001, previously recorded as an extraordinary item, has been reclassified. Loss on debt extinguishment of $7.0 million in 2001 is included in the Investment and Other Income (Expense) section of the statements of operations. The minority interest amount is included in the Minority Share of Income caption. There were no income taxes associated with this loss.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and those short-term, highly-liquid investments with original maturities of three months or less.

        Outstanding checks totaled $22.3 million and $8.3 million at December 31, 2003 and 2002, respectively, and are classified as Accounts payable in the consolidated balance sheets.

Marketable Equity Securities

        Marketable equity securities are classified as available-for-sale, and are stated at fair market value. Net unrealized holding gains and losses are included in Accumulated other comprehensive income. Realized gains and losses are determined on the basis of specific identification.

        The market values of marketable equity securities may fall below the accounting cost basis of such securities. If management determines the decline in value to be other than temporary, the unrealized loss included in Accumulated other comprehensive income is recognized and recorded as a non-operating loss in the statements of operations.

        Factors that management considers in determining whether a decrease in the market value of its securities is an other than temporary decline include if there has been a significant change in the financial condition, operational structure or near-term prospects of the issuer; how long and how much the security has been below carrying value; and whether TDS has the intent and ability to retain its investment in the issuer's securities to allow the market value to return to the accounting cost basis.

        TDS utilizes derivative financial instruments to reduce market risks due to fluctuations in market prices of marketable equity securities. At December 31, 2003 and 2002, TDS had prepaid forward contracts ("forward contracts") maturing in 2007 and 2008 in connection with substantially all TDS's marketable equity security portfolio, hedging the market price risk with respect to the contracted securities. The downside risk is hedged at or above the accounting cost basis thereby eliminating the risk of an other than temporary loss being recorded on these contracted securities.

Derivative Instruments

        TDS utilizes derivative financial instruments to reduce marketable equity security market value risk. TDS does not hold or issue derivative financial instruments for trading purposes. TDS recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. Changes in fair value of those instruments are reported in the statements of operations or Accumulated other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements depends on the derivative's hedge designation and whether the hedge is anticipated to be highly effective in achieving offsetting changes in the fair value of the hedged item or cash flows of the asset hedged.

Wireless License Costs

        Wireless license costs consist of costs incurred in acquiring Federal Communications Commission ("FCC") licenses to provide wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs relating to acquiring the licenses. Wireless license costs are intangible assets with indefinite useful lives and beginning January 1, 2002, with the implementation of SFAS No. 142 "Goodwill and Other Intangible Assets", are not amortized. Prior to 2002, wireless license costs were amortized over 40 years.

        Management has determined that wireless licenses are intangible assets with indefinite useful lives, based on the following factors:

  •
  Radio spectrum is not a depleting asset.

  •
  The ability to use radio spectrum is not limited to any one technology.

  •
  U.S. Cellular and its consolidated subsidiaries are licensed to use radio spectrum through the FCC licensing process, which enables licensees to utilize specified portions of the spectrum for the provision of wireless service.

  •
  U.S. Cellular and its consolidated subsidiaries are required to renew their FCC licenses every ten years. To date, all of U.S. Cellular's license renewal applications, filed for unique cellular licenses in every year from 1994 to the present, have been granted by the FCC. Generally, license renewal applications filed by wireless licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged, either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a "renewal expectancy". Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided "substantial service" during their license term and have "substantially complied" with FCC rules and policies. U.S. Cellular believes that it could demonstrate its entitlement to a renewal expectancy in any of its markets in the unlikely event any of its license renewal applications were challenged and therefore believes that it is probable that its future license renewal applications will be granted.

        An intangible asset that is not subject to amortization is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

Wireless License Rights

        In accordance with the exchange agreement with AT&T Wireless, U.S. Cellular has deferred the assignment and development of certain licenses for a period of up to five years from the closing date, August 1, 2003. The 21 licenses that have not yet been assigned to U.S. Cellular, with fair value totaling $42.0 million, are included in Wireless license rights on the balance sheet. All asset values related to the properties acquired or pending, including license values, were determined using an independent valuation. See Note 12—Acquisitions, Divestitures and Exchanges for a discussion of the AT&T Wireless exchange.

Goodwill

        TDS has goodwill as a result of the acquisition of wireless licenses and markets, and the acquisition of operating telephone companies. Included in U.S. Cellular's goodwill is goodwill related to various acquisitions structured to be tax-free. No deferred taxes have been provided on this goodwill. TDS Telecom's goodwill reflects the costs in excess of the underlying fair value of the net tangible and intangible assets of acquired telephone companies. TDS adopted SFAS No. 142 on January 1, 2002, and no longer amortizes goodwill. Prior to 2002, goodwill was amortized over 40 years. Goodwill is tested for impairment annually. The impairment test consists of a comparison of the implied fair value of the goodwill with its carrying amount. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.

Investments in Unconsolidated Entities

        Investments in unconsolidated entities consists of investments where TDS holds a 50% or less non-controlling ownership interest. TDS follows the equity method of accounting, which recognizes TDS's proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, where TDS's ownership interest equals or exceeds 20% for corporations and 3% to 5% for partnerships and limited liability companies. The cost method of accounting is followed for interests where TDS's ownership interest is less than 20% for corporations and 3% to 5% for partnerships and limited liability companies, or where TDS does not have the ability to exercise significant influence.

Property, Plant and Equipment

U.S. Cellular

        U.S. Cellular's property, plant and equipment is stated at the original cost of construction including capitalized costs of certain taxes, payroll-related expenses, and estimated costs to remove the assets in accordance with SFAS No. 143 "Accounting for Asset Retirement Obligations."

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

        Costs of developing new information systems are capitalized in accordance with Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," ("SOP 98-1") and amortized starting when each new system is placed in service.

TDS Telecom

Incumbent Local Exchange Operations

        TDS Telecom's incumbent local exchange carrier property, plant and equipment is stated at the original cost of construction including the capitalized costs of certain taxes, payroll-related expenses, and an allowance for funds used during construction.

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

        TDS's incumbent local exchange carrier operations follow accounting for regulated enterprises prescribed by SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." Management periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. Management believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

Competitive Local Exchange Operations

        TDS Telecom's competitive local exchange carrier property, plant and equipment is stated at the original cost of construction including capitalized costs of certain taxes and payroll-related expenses.

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

        TDS Telecom's incumbent local exchange carrier operations provide for depreciation on a group basis according to depreciable rates approved by state public utility commissions. TDS Telecom's competitive local exchange carrier operations provide for depreciation using the straight-line method over the estimated useful lives of the assets.

Assets and Liabilities of Operations Held For Sale

        TDS accounts for the disposal of long-lived assets in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". When long-lived assets meet the held for sale criteria set forth in SFAS No. 144, the balance sheet reflects the assets and liabilities of the properties to be disposed of as assets and liabilities of operations held for sale. The assets and liabilities of operations held for sale are presented separately in the asset and liability sections of the balance sheet. The revenues and expenses of the properties to be disposed of are included in operations until the transaction is completed. See Note 10—Operations Held for Sale for the discussion of the sale and exchange of long-lived assets.

Asset Retirement Obligations

        SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued in June 2001, and became effective for TDS beginning January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligations, any differences between the cost to retire an asset and the liability recorded is recognized in the statement of operations as a gain or loss.

        U.S. Cellular is subject to asset retirement obligations associated primarily with its cell sites, retail sites and office locations. Legal obligations include obligations to remediate leased land on which U.S. Cellular's cell sites and switching offices are located. U.S. Cellular is also required to return leased retail store premises and office space to their pre-existing conditions.

        U.S. Cellular determined that it had an obligation to remove long-lived assets in its cell sites, retail sites and office locations as described by SFAS No. 143, and has recorded a liability and related asset retirement obligation accretion expense. The change in asset retirement obligation during 2003 was as follows:

Beginning balance—January 1, 2003	$54,438
Additional liabilities accrued	5,641
Accretion expense	4,422

Ending balance—December 31, 2003	$64,501

        TDS Telecom's incumbent local exchange carriers' rates are regulated by the respective state public utility commissions and the FCC, and therefore, reflect the effects of the rate-making actions of these regulatory bodies in the financial statements of the TDS incumbent local telephone carriers. On December 20, 2002, the FCC notified carriers by Order that it will not adopt SFAS No. 143 since the FCC concluded that SFAS No. 143 conflicted with the FCC's current accounting rules that require incumbent local telephone carriers to accrue for asset retirement obligations through prescribed depreciation rates. Pursuant to the FCC's order, and the provisions of SFAS No. 71, the incumbent local telephone carriers have recorded an asset retirement obligation in accordance with the requirements of SFAS No. 143 and a regulatory liability for the amounts of costs of removal that these regulatory bodies have required to be recorded for regulatory accounting purposes which are in excess of the amounts required to be recorded in accordance with SFAS No. 143. At January 1, 2003, the TDS Telecom incumbent local telephone carriers reclassified $29.9 million from accumulated depreciation to an asset retirement obligation in conjunction with the adoption of SFAS No. 143. Additionally, the incumbent local telephone carriers continue to accrue costs of removal as a component of depreciation expense pursuant to depreciation rates set forth by the respective state public utility commissions. As of December 31, 2003, the TDS Telecom incumbent local telephone companies have also reclassified $31.8 million from accumulated depreciation to an asset retirement obligation which consists of the costs of removal in excess of the asset retirement obligation as required by SFAS No. 143 that the respective state regulatory authorities have required the incumbent local telephone companies to recognize as a regulatory liability.

        The change in asset retirement obligation and regulatory obligation during 2003 was as follows:

Beginning balance—January 1, 2003	$55,300
Additional liabilities incurred	5,600
Costs of removal incurred in 2003	(900)

Ending balance—December 31, 2003	$60,000

        The regulatory liability included in asset retirement obligation at December 31, 2003 and at January 1, 2003 was $28.2 million and $25.4 million, respectively. The asset retirement obligation calculated in accordance with the provisions of SFAS No. 143 at December 31, 2003 and at January 1, 2003 was $31.8 million and $29.9 million, respectively.

        TDS Telecom's competitive local telephone carriers adopted SFAS No. 143 effective January 1, 2003. TDS Telecom determined that its competitive local telephone carriers do not have a material legal obligation to remove long-lived assets as described by SFAS No. 143, and accordingly, adoption of SFAS No. 143 did not have a material effect on the competitive local exchange carrier's financial position or results of operations.

Revenue Recognition

        Revenues from wireless operations primarily consist of charges for access, airtime, roaming and value added services provided for U.S. Cellular's retail customers; charges to carriers whose customers use U.S. Cellular's systems when roaming; charges for long-distance calls made on U.S. Cellular's systems; end user equipment sales; and sales of accessories. Revenues are recognized as services are rendered. Unbilled revenues, resulting from wireless service provided from the billing cycle date to the end of each month and from other wireless carriers' customers using U.S. Cellular's systems for the last half of each month, are estimated and recorded.

        Equipment sales represent a separate earnings process. Revenues from equipment and accessory sales are recognized upon delivery to the customer. In order to provide better control over handset quality, U.S. Cellular began selling handsets to agents beginning in the second quarter of 2002 at a price approximately equal to cost. In most cases, the agents receive rebates from U.S. Cellular at the time the agents sign up new customers or retain current customers. U.S. Cellular accounts for the sale of equipment to agents in accordance with Emerging Issues Task Force ("EITF") Statement 01-09, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." This standard requires that equipment sales revenue be reduced by the anticipated rebates to be paid to the agents at the time the agent purchases the handsets rather than at the time the agent signs up a new customer or retains a current customer.

        Activation fees charged with the sale of service only are deferred and recognized over the average customer service period.

        Effective January 1, 2002, U.S. Cellular adopted EITF Statement 00-21 "Accounting for Multiple Element Arrangements." Under this pronouncement, activation fees charged with the sale of equipment and service are allocated to the equipment and service based upon the relative fair values of each item. Due to the subsidy provided on customer handsets, this generally results in the recognition of the activation fee as additional handset revenue at the time of sale. Upon the initial adoption of Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition", in 2000, had U.S. Cellular deferred activation fees associated with the sales of equipment and service at the time of activation, with subsequent recognition over the expected customer service period, the financial results for all periods presented would not have been materially different from those originally reported. The effect of adopting EITF 00-21 did not have a material impact on any of the periods as originally reported.

        During December 2003, the SEC issued SAB 104, "Revenue Recognition", which revised and rescinded portions of SAB 101.

        The issuance of SAB 104 did not impact TDS's revenue recognition policies.

        Revenue from wireline operations primarily consists of charges for the provision of local telephone exchange service; compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom's local telephone networks; and charges for (i) leasing, selling, installing and maintaining customer premise equipment, (ii) providing billing and collection services, (iii) providing internet services, (iv) reselling long-distance services and (v) selling digital broadcast satellite receivers. Revenues are recognized as services are rendered.

        TDS's incumbent local exchange carriers participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various pooling processes are initially recorded based on TDS Telecom's estimates.

Cumulative Effect of Accounting Changes

        Effective January 1, 2003, TDS adopted SFAS No. 143 "Accounting for Asset Retirement Obligations" and recorded the initial liability for legal obligations associated with an asset retirement. The cumulative effect of the implementation of this accounting standard on periods prior to 2003 was recorded in the first quarter of 2003, decreasing net income by $11.8 million, net of tax of $9.7 million and minority interest of $3.0 million or $0.20 per basic and diluted share.

        The following pro forma amounts show the effect of the retroactive application of the change in accounting principle for the adoption of SFAS No. 143:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands, except per share amounts)
Actual
Net income (Loss)	$61,490	$(984,371)	$(198,055)
Basic earnings (Loss) per share	$1.06	$(16.79)	$(3.38)
Diluted earnings (Loss) per share	$1.05	$(16.79)	$(3.38)
Pro forma
Net income (Loss)	$73,279	$(986,920)	$(200,025)
Basic earnings (Loss) per share	$1.26	$(16.83)	$(3.41)
Diluted earnings (Loss) per share	$1.25	$(16.83)	$(3.41)

	December 31,		January 1,
	2002	2001	2001
(Dollars in thousands)
Pro forma
Asset retirement obligation—Balance Sheet data	$109,738	$92,946	$78,806

        Effective January 1, 2002, U.S. Cellular changed its method of accounting for commissions expenses related to customer activations and began deferring expense recognition of a portion of commissions expenses in the amount of deferred activation fees revenue. TDS believes this change is a preferable method of accounting for such costs primarily due to the fact that the new method of accounting provides for better matching of revenue from customer activations to direct incremental costs associated with these activations within each reporting period. The cumulative effect of this accounting change on periods prior to 2002 was recorded in 2002 increasing net income by $3.4 million, net of tax of $3.0 million and minority interest of $1.2 million, or $.06 per diluted share. Upon the initial adoption of SAB 101, had U.S. Cellular deferred expense recognition for a portion of commission expenses in the amount of deferred activation fees revenue, Net Income (Loss) Available to Common, and Basic and Diluted Earning per Share would have been ($198.1) million, ($3.38) and ($3.38), respectively, for the year ended December 31, 2001.

Advertising Costs

        TDS expenses advertising costs as incurred. Advertising expense totaled $140.9 million, $105.3 million, and $77.2 million in 2003, 2002 and 2001, respectively.

Bad Debt Expense

        Bad debt expense totaled $65.5 million, $84.9 million, and $28.5 million in 2003, 2002 and 2001, respectively.

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

Stock-Based Compensation

        TDS accounts for stock options and employee stock purchase plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" as allowed by SFAS No. 123, "Accounting for Stock-Based Compensation."

        TDS recorded compensation expense of $0.3 million on 53,000 options granted in 2003. No compensation costs have been recognized for the remaining 615,000 options granted in 2003. No compensation costs have been recognized for the stock option and employee stock purchase plans in 2002 and 2001. Had compensation cost for all stock option and employee stock purchase plans been determined consistent with SFAS No. 123, TDS's net income available to common and earnings per share would have been reduced to the following pro forma amounts:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands, except per share amounts)
Net Income (Loss) Available to Common
As Reported	$61,073	$(984,798)	$(198,513)
Pro Forma Expense	(14,886)	(11,503)	(5,429)

Pro Forma	46,187	(996,301)	(203,942)
Basic Earnings per Share from Net Income (Loss) Available to Common
As Reported	1.06	(16.79)	(3.38)
Pro Forma Expense	(.26)	(.20)	(.10)

Pro Forma	.80	(16.99)	(3.48)
Diluted Earnings per Share from Net Income (Loss) Available to Common
As Reported	1.05	(16.79)	(3.38)
Pro Forma Expense	(.26)	(.20)	(.10)

Pro Forma	$.79	$(16.99)	$(3.48)

Asset Impairment

        TDS reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. TDS evaluates the asset for possible impairment based on an estimate of related undiscounted cash flows over the remaining asset life. If an impairment is identified, a loss is recognized for the difference between the fair value of the asset (less cost to sell) and the carrying value of the asset.

Recent Accounting Pronouncements

        Financial Accounting Standards Board ("FASB") Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," was issued in January 2003. It is effective for all variable interests in variable interest entities created after January 31, 2003, and is effective October 1, 2003 for variable interests in variable interest entities created before February 1, 2003. This Interpretation modifies the requirements for consolidation of investments previously contained in Accounting Research Bulletin No. 51, "Consolidated Financial Statements". Under FIN 46 certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties are considered variable interest entities and are potentially subject to consolidation by an investor other than the investor with the majority equity interest. In December 2003, the FASB issued FIN 46R, "Consolidation of Variable Interest Entities," which among other things, deferred the application of FIN 46 by public entities with interest in variable interest entities referred to as special purpose entities until periods ending after December 15, 2003 and by public entities for all other types of variable interest entities until periods ending after March 15, 2004. TDS has reviewed the provisions of FIN 46R and does not anticipate that the adoption of FIN 46R will have a material impact on TDS's future financial position or results of operations.

2 INCOME TAXES

        Income tax provisions charged to Income (loss) from continuing operations before minority interest are summarized as follows:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Current
Federal	$8,881	$1,273	$184,562
State	20,243	2,365	36,936
Foreign	—	7,068	—
Deferred
Federal	54,211	(491,616)	(210,893)
State	(3,443)	(96,090)	(55,513)

Total income tax expense (benefit) from continuing operations	$79,892	$(577,000)	$(44,908)

        A reconciliation of TDS's income tax expense (benefit) from continuing operations computed at the statutory rate to the reported income tax expense (benefit) from continuing operations, and the statutory federal income tax expense (benefit) rate to TDS's effective income tax expense (benefit) rate from continuing operations, is as follows:

	2003		2002		2001
Year Ended December 31,
	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in millions)
Statutory federal income tax expense (benefit)	$62.4	35.0%	$(544.5)	(35.0)%	$(62.6)	(35.0)%
State income taxes, net of federal benefit	5.3	3.0	(57.2)	(3.7)	(4.8)	(2.7)
Amortization of license costs and goodwill	—	—	—	—	6.3	3.5
Minority share of income not included in consolidated tax return	(4.3)	(2.4)	(4.3)	(.3)	(2.6)	(1.5)
Gains (losses) on marketable equity securities, other investments and assets held for sale	13.4	7.5	12.6	.8	3.1	1.7
Resolution of prior period tax issues	1.8	1.0	11.5	.7	9.8	5.5
Foreign tax	—	—	4.6	.3	—	—
Debt extinguishment	—	—	—	—	2.4	1.4
Other differences, net	1.3	.7	.3	.1	3.5	2.0

Total income tax expense (benefit)	$79.9	44.8%	$(577.0)	(37.1)%	$(44.9)	(25.1)%

        Income from continuing operations for each of the three years ended December 31, 2003, includes gains and losses (reported in the captions "Loss on marketable equity securities and other investments" and "Loss on assets held for sale and impairments" in the statements of operations) that significantly affected income (loss) from continuing operations before income taxes and minority interest and income tax expense. The effective income tax rate excluding such gains and losses was 38.6%, 43.1%, and 45.2% for the years ended December 31, 2003, 2002, and 2001, respectively.

        Income tax provisions charged to net income (loss) are summarized as follows:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Current
Federal	$8,861	$1,273	$184,562
State	20,029	2,365	36,936
Foreign	—	7,068	—
Deferred
Federal	45,402	(489,183)	(204,469)
State	(5,261)	(95,573)	(55,513)

Total income tax xpense (benefit)	$69,031	$(574,050)	$(38,484)

        Included in total income tax expense (benefit) are deferred income taxes on cumulative effect of accounting changes of $9.7 million in 2003 and $(3.0) million in 2002. Discontinued operations was reduced by deferred income tax benefits of $1.2 million in 2003 and $6.4 million in 2001.

        TDS's current net deferred tax assets totaled $19.4 million and $20.3 million as of December 31, 2003 and 2002, respectively. The net current deferred tax asset primarily represents the deferred tax effects of the allowance for doubtful accounts on customer receivables.

        The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities are as follows:

December 31,	2003	2002
(Dollars in thousands)
Deferred Tax Asset
Net operating loss carryforwards	$82,054	$80,645
Derivative accounting	286,247	32,473
Partnership investments	—	17,568

	368,301	130,686
Less valuation allowance	(67,209)	(54,816)

Total Deferred Tax Asset	301,092	75,870

Deferred Tax Liability
Marketable equity securities	1,044,230	739,045
Property, plant and equipment	312,232	299,730
Partnership investments	24,627	—
Licenses	151,118	130,073
Other	1,038	4,813

Total Deferred Tax Liability	1,533,245	1,173,661

Net Deferred Income Tax Liability	$1,232,153	$1,097,791

        TDS and certain subsidiaries had $966.5 million of state net operating loss carryforward (generating a $73.7 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries which generated the loss which expires between 2004 and 2023. Certain subsidiaries which are not included in the federal consolidated income tax return, but file separate tax returns, had a federal net operating loss carryforward (generating an $8.4 million deferred tax asset) available to offset future taxable income which expires between 2004 and 2023. A valuation allowance was established for a portion of the state operating loss carryforward and the federal operating loss carryforward since it is more than likely that a portion of such carryforwards will expire before they can be utilized.

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

        The amounts used in computing earnings per share from continuing operations and the effect on income and the weighted average number of Common and Series A Common Shares of dilutive potential common stock are as follows:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Basic Earnings per Share
Income (Loss) from Continuing Operations	$74,888	$(987,737)	$(173,963)
Preferred Dividend Requirement	(417)	(427)	(458)

Income (Loss) from Continuing Operations Available to Common	74,471	(988,164)	(174,421)
Discontinued Operations (Loss) on Disposal	(1,609)	—	(24,092)
Cumulative Effect of Accounting Change	(11,789)	3,366	—

Net Income (Loss) Available to Common used in Basic Earnings per Share	$61,073	$(984,798)	$(198,513)

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Diluted Earnings per Share
Income (Loss) from Continuing Operations Available to Common used in Basic Earnings per Share	$74,471	$(988,164)	$(174,421)
Minority Income Adjustment(1)	(335)	—	—

Income (Loss) from Continuing Operations Available to Common	74,136	(988,164)	(174,421)
Discontinued Operations (Loss) on Disposal	(1,609)	—	(24,092)
Cumulative Effect of Accounting Change	(11,789)	3,366	—

Net Income (Loss) Available to Common used in Diluted Earnings per Share	$60,738	$(984,798)	$(198,513)

(1)
The minority income adjustment reflects the additional minority share of U.S. Cellular's income computed as if all of U.S. Cellular's dilutive issuable securities were outstanding.

Year Ended December 31,	2003	2002	2001
(Shares in thousands)
Weighted Average Number of Common Shares used in Basic Earnings per Share	57,721	58,644	58,661
Effect of Dilutive Securities:
Common Shares outstanding if Preferred Shares converted(1)	—	—	—
Stock options(2)	154	—	—

Weighted Average Number of Common Shares used in Diluted Earnings per Share	57,875	58,644	58,661

(1)
Preferred Shares convertible into 210,269 Common Shares in 2003, 231,013 Common Shares in 2002 and 239,514 Common Shares in 2001 were not included in computing Diluted Earnings per Share because their effects were anti-dilutive.

(2)
Stock options convertible into 1,277,834 Common Shares in 2003, 1,792,639 Common Shares in 2002 and 1,381,041 Common Shares in 2001 were not included in computing Diluted Earnings per Share because their effects were anti-dilutive.

Year Ended December 31,	2003	2002	2001
Basic Earnings per Share
Continuing Operations	$1.29	$(16.85)	$(2.97)
Discontinued Operations	(.03)	—	(.41)
Cumulative Effect of Accounting Change	(.20)	.06	—

	$1.06	$(16.79)	$(3.38)

Year Ended December 31,	2003	2002	2001
Diluted Earnings per Share
Continuing Operations	$1.28	$(16.85)	$(2.97)
Discontinued Operations	(.03)	—	(.41)
Cumulative Effect of Accounting Change	(.20)	.06	—

	$1.05	$(16.79)	$(3.38)

4 MARKETABLE EQUITY SECURITIES

        Information regarding TDS's marketable equity securities is summarized as follows:

(Dollars in thousands)
December 31,	2003	2002
Deutsche Telekom AG 131,461,861 ordinary shares	$2,403,123	$1,689,285
Vodafone Group Plc 12,945,915 American Depositary Receipts	324,166	234,580
VeriSign, Inc. 2,361,333 and 2,525,786 common shares	38,490	20,257
Rural Cellular Corporation 719,396 equivalent common shares	5,719	611
Other	912	206

Aggregate Fair Value	2,772,410	1,944,939
Accounting Cost Basis	1,543,932	1,545,713

Gross Unrealized Holding Gains (Losses)	1,228,478	399,226
Income Tax (Expense) Benefit	(479,683)	(155,794)

Unrealized Holding Gains (Losses), net of tax	748,795	243,432
Derivatives, net of tax	(447,319)	(50,508)
Equity Method Unrealized Gains	126	615
Minority Share of Unrealized Holding (Gains) Losses	(4,782)	(1,835)

Accumulated Other Comprehensive Income	$296,820	$191,704

        TDS holds a substantial amount of marketable equity securities that are publicly traded and can have volatile movements in share prices. TDS and its subsidiaries do not make direct investments in publicly traded companies and all of these interests were acquired as a result of sales, trades or reorganization of other assets. The investment in Deutsche Telekom resulted from TDS's sale of its over 80%-owned personal communication services operating subsidiary, Aerial Communications, to VoiceStream Wireless for stock of VoiceStream, which was then acquired by Deutsche Telekom in exchange for Deutsche Telekom stock. The investment in Vodafone resulted from certain sales or trades of non-strategic cellular investment to or settlements with AirTouch Communications in exchange for stock of AirTouch, which was then acquired by Vodafone for American Depositary Receipts representing Vodafone stock. The investment in Rural Cellular Corporation is the result of a consolidation of several cellular partnerships in which TDS subsidiaries held interests into Rural Cellular, and the distribution of Rural Cellular stock in exchange of these interests. The investment in VeriSign is the result of the acquisition by VeriSign of Illuminet, Inc., a telecommunication entity in which several TDS subsidiaries held interests.

        The market values of the marketable equity securities may fall below the accounting cost basis of such securities. If management determines the decline in value of the marketable equity securities to be other than temporary, the unrealized loss included in Accumulated other comprehensive income is recognized and recorded as a loss in the statements of operations.

5 WIRELESS LICENSE COSTS/GOODWILL

        Changes in wireless license costs and goodwill are primarily the result of the acquisitions or divestiture of wireless markets and telephone companies by TDS. See Note 12—Acquisitions, Divestitures and Exchanges for the details on the changes in wireless license costs and goodwill.

        Following is a schedule of activity of wireless license costs:

December 31,	2003	2002
(Dollars in thousands)
Balance, beginning of year	$1,038,556	$858,792
Acquisitions(1)	178,609	181,510
Divestitures	(55,147)	—
Allocation to assets of operations held for sale	(63,569)	—
Impairment loss	(3,500)	—
Other	(873)	(1,746)

Balance, end of year(1)	$1,094,076	$1,038,556

(1)
Includes $42.0 million of Wireless license rights from the AT&T Wireless transactions.

        Following is a schedule of activity of goodwill:

December 31,	2003	2002
(Dollars in thousands)
Consolidated Beginning Balance	$1,106,451	$870,801

U.S. Cellular
Balance, beginning of year	643,629	473,975
Acquisitions	7,516	172,263
Divestitures	(93,658)	—
Allocation to assets of operations held for sale	(7,565)	—
Other	(4,479)	(2,609)

Balance, end of year	545,443	643,629

TDS Telecom—ILEC
Balance, beginning of year	397,482	332,848
Acquisitions	—	64,231
Other	(141)	403

Balance, end of year	397,341	397,482

TDS Telecom—CLEC
Balance, beginning and end of year	29,440	29,440

Other
Balance, beginning of year	35,900	34,538
Impairment loss	(5,000)	—
Other	—	1,362

Balance, end of year	30,900	35,900

Net Change	(103,327)	235,650

Consolidated Ending Balance	$1,003,124	$1,106,451

        Pursuant to SFAS No. 142, Net income (loss) and Basic and Diluted earnings per share adjusted to exclude license and goodwill amortization expense, net of tax, recorded in the year ended December 31, 2001, is summarized below, together with the actual amounts of such measures in 2003 and 2002, for comparison purposes.

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Net Income (Loss)	$61,490	$(984,371)	$(198,055)
Amortization, net of tax and minority interest effect of
License costs	—	—	14,215
Goodwill	—	—	13,788
Goodwill for equity method investments	—	—	1,504

Adjusted Net Income (Loss)	$61,490	$(984,371)	$(168,548)

Basic Earnings per Share:
Net Income (Loss)	$1.06	$(16.79)	$(3.38)
Amortization, net of tax and minority interest	—	—	.50

Adjusted Earnings per Share	$1.06	$(16.79)	$(2.88)

Diluted Earnings per Share:
Net Income (Loss)	$1.05	$(16.79)	$(3.38)
Amortization, net of tax and minority interest	—	—	.50

Adjusted Earnings per Share	$1.05	$(16.79)	$(2.88)

6 CUSTOMER LISTS

        The customer lists, intangible assets from the acquisition of wireless properties, are being amortized based on average customer retention periods using the declining balance method. Amortization expense was $15.6 million and $6.6 million for the years ended December 31, 2003 and 2002, respectively. Amortization expense for the years 2004 through 2008 is expected to be $9.5 million, $5.8 million, $3.5 million, $2.1 million and $1.3 million, respectively.

7 INVESTMENTS IN UNCONSOLIDATED ENTITIES

        Investments in unconsolidated entities consist of amounts invested in wireless entities in which TDS holds a minority interest. These investments are accounted for using either the equity or cost method, as shown in the following table:

December 31,	2003	2002
(Dollars in thousands)
Equity method investments:
Capital contributions, loans and advances	$38,005	$26,619
Goodwill	23,821	30,829
Cumulative share of income	391,008	343,506
Cumulative share of distributions	(252,492)	(211,570)

	200,342	189,384
Cost method investments:
Capital contributions, net of partnership contributions and impairments	5,565	6,515
Goodwill	8,978	10,096

	14,543	16,611

Total investments in unconsolidated entities	$214,885	$205,995

        As of December 31, 2003, TDS followed the equity method of accounting for minority interests where TDS's ownership interest is 20% or greater for corporations or greater than 3% to 5% for partnerships and limited liability companies. This method recognizes, on a current basis, TDS's proportionate share of the income and losses accruing to it under the terms of the respective partnership and shareholder agreements. Income and losses from the entities are reflected in the consolidated statements of operations on a pretax basis as Investment income. Investment income totaled $53.2 million, $43.7 million and $50.6 million in 2003, 2002 and 2001, respectively. As of December 31, 2003, TDS followed the cost method of accounting for its investments where TDS's ownership interest is less than 20% for corporations or 3% to 5% for partnerships and limited liability companies, or where TDS does not have the ability to exercise significant influence.

        Investments in unconsolidated entities include goodwill and costs in excess of the underlying book value of certain investments. At December 31, 2003, $182.1 million represented the investment in underlying equity and $32.8 million represented goodwill. At December 31, 2002, $165.1 million represented the investment in underlying equity and $40.9 million represented goodwill. In 2001, goodwill related to investments for which TDS follows the equity method of accounting were being amortized over 40 years. TDS adopted SFAS No. 142 on January 1, 2002, and no longer amortizes its goodwill related to equity method investments. Amortization expense amounted to $1.3 million in 2001.

        During 2003, TDS reduced the carrying value of one of its cost method investments by $1.7 million. This charge was included in Loss on marketable equity securities and other investments on the statements of operations.

        During 2002, TDS reduced the carrying value of two wireless minority investments. TDS withdrew from one partnership and reduced the carrying value by $25.4 million to $5.1 million, the amount TDS received from the partnership as a result of the withdrawal. TDS reduced the carrying amount of another minority interest by $7.3 million to estimated fair value based on a cash flow analysis. These charges, aggregating $32.7 million, were included in Loss on marketable equity securities and other investments on the statements of operations.

        TDS's more significant investments in unconsolidated entities consist of the following:

	Percentage Ownership
December 31,
	2003	2002
Cellular investments
Los Angeles SMSA Limited Partnership	5.5%	5.5%
Volcano Communications Company	45.0%	45.0%
Raleigh-Durham MSA Limited Partnership	8.0%	8.0%
Midwest Wireless Communications, LLC	15.7%	15.7%
North Carolina RSA 1 Partnership	50.0%	50.0%
Oklahoma City SMSA Limited Partnership	14.6%	14.6%

        Based primarily on data furnished to TDS by third parties, the following summarizes the combined assets, liabilities and equity, and the combined results of operations of the entities for which TDS's investments are accounted for by the equity method.

December 31,	2003	2002
(Dollars in thousands)
Assets
Current	$252,000	$240,000
Due from affiliates	522,000	249,000
Property and other	1,674,000	1,558,000

	$2,448,000	$2,047,000

Liabilities and Equity
Current liabilities	$185,000	$176,000
Due to affiliates	—	3,000
Deferred credits	86,000	90,000
Long-term debt	33,000	37,000
Partners' capital and stockholders' equity	2,144,000	1,741,000

	$2,448,000	$2,047,000

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Results of Operations
Revenues	$2,509,000	$2,184,000	$2,107,000
Costs and expenses	1,854,000	1,699,000	1,504,000

Operating Income	655,000	485,000	603,000
Other income (expense)	12,000	18,000	(1,000)
Interest expense	(2,000)	(2,000)	(4,000)
Income taxes	(5,000)	(2,000)	(5,000)

Net income	$660,000	$499,000	$593,000

8 NOTES RECEIVABLE

        Included in Notes Receivable is a loan of $55.1 million to Airadigm Communications, Inc., related to the funding of Airadigm's operations. The value of the note was directly related to the values of certain assets and contractual rights of Airadigm. As a result of changes in business strategies and other events, in 2002 management reviewed the Airadigm business plan and reviewed the fair market value of the wireless markets, including a third party fair value analysis, and concluded that the notes receivable were impaired. TDS recorded valuation allowances against the Airadigm notes receivable reducing the carrying value by $55.1 million to zero and charged $1.1 million of capitalized cost to expense.

9 PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular

        U.S. Cellular's property, plant and equipment consists of the following:

December 31,	2003	2002
(Dollars in thousands)
Cell site-related equipment	$1,777,251	$1,664,154
Land, buildings and leasehold improvements	621,070	552,087
Switching-related equipment	460,165	399,086
Office furniture and equipment	203,139	183,285
Systems development	212,043	201,967
Other operating equipment	127,542	113,975
Work in process	252,010	172,996

	3,653,220	3,287,550
Accumulated depreciation	1,381,966	1,139,118

	$2,271,254	$2,148,432

        Useful lives range from four to twenty-five years for cell site-related equipment, ten to twenty years for buildings and leasehold improvements, three to eight years for switching-related equipment, three to five years for office furniture and equipment, three to seven years for systems development, and ten years for other operating equipment. Depreciation expense totaled $374.8 million, $312.0 million and $237.3 million in 2003, 2002 and 2001, respectively.

TDS Telecom

        TDS Telecom's property, plant and equipment consists of the following:

December 31,	2003	2002
(Dollars in thousands)
Incumbent Local Exchange Operations
Cable and wire	$1,052,964	$1,015,701
Central office equipment	606,894	584,137
Office furniture and equipment	109,844	122,092
Systems development	110,359	77,352
Land and buildings	82,799	83,549
Other equipment	64,502	63,318
Work in process	37,344	23,057

	2,064,706	1,969,206
Accumulated depreciation	1,173,429	1,119,016

	891,277	850,190

Competitive Local Exchange Operations
Cable and wire	74,082	67,062
Central office equipment	165,849	144,293
Office furniture and equipment	37,126	36,182
Systems development	11,296	7,572
Land and buildings	475	476
Other equipment	5,107	4,779
Work in process	3,458	10,132

	297,393	270,496
Accumulated depreciation	108,938	72,875

	188,455	197,621

Total	$1,079,732	$1,047,811

        Useful lives of incumbent local exchange property range from fifteen to twenty years for cable and wire, eight to twelve years for central office equipment, five to ten years for office furniture and equipment, five to seven years for systems development and ten to fifteen years for other equipment. Buildings are depreciated over thirty years. The provision for depreciation as a percentage of depreciable property was 6.6% in 2003, 6.2% in 2002 and 7.2% in 2001. Depreciation expense totaled $127.7 million, $128.0 million and $123.7 million in 2003, 2002 and 2001, respectively.

        Useful lives of competitive local exchange property range from fifteen to twenty years for cable and wire, eight to twelve years for central office equipment, five to ten years for office furniture and equipment, five to seven years for systems development and ten to fifteen years for other equipment. Buildings are depreciated over thirty years. The provision for depreciation as a percentage of depreciable property was 9.0% in 2003, 12.7% in 2002 and 12.9% in 2001. Depreciation expense totaled $31.2 million, $28.9 million and $17.3 million in 2003, 2002 and 2001, respectively.

        In accordance with SFAS No. 144 "Accounting for the Impairments or Disposal of Long-Lived Assets", TDS recorded a write-down of plant assets totaling $0.4 million in the incumbent local exchange operation and a write-down of $4.6 million in the competitive local exchange operations in 2003, of which $3.3 million related to plant assets.

10 OPERATIONS HELD FOR SALE

        On November 26, 2003, U.S. Cellular announced that it had entered into a definitive agreement to sell its southern Texas wireless markets to AT&T Wireless Services, Inc. for $95 million in cash plus a working capital adjustment, subject to certain closing provisions. The U.S. Cellular markets to be sold to AT&T Wireless include 25 MHz Metropolitan Statistical Area and Rural Service Area licenses representing 1.3 million population equivalents, approximately 150 cell sites and 76,000 customers. The transaction is subject to regulatory approvals. The closing of the sale is expected to occur in the first quarter of 2004. Total revenues from the markets to be sold totaled $60.6 million for the year ended December 31, 2003, while operating income totaled $17.1 million. Operating income does not include shared services costs that have been allocated to the markets from the U.S. Cellular corporate office.

        The sale is being accounted for in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." The balance sheet as of December 31, 2003 reflects assets and liabilities of the wireless properties to be sold as assets and liabilities of operations held for sale from the date of the sale agreement until the close of the transaction. The revenues and expenses of the markets continue to be included in operations until the completion of the sale.

        The following table summarizes the recorded value of the assets and liabilities of the markets that TDS will be transferring.

December 31, 2003
(Dollars in millions)
Current assets	$5,363
Property, plant and equipment, net	45,710
Other assets	316
Wireless license costs	63,569
Goodwill	7,565
Loss on assets held for sale	(22,000)

Total assets	$100,523

Current liabilities	$2,189
Non-current liabilities	238

Total liabilities	$2,427

Net assets to be transferred	$98,096

        U.S. Cellular has recorded a loss of $22.0 million as a "Loss on assets held for sale" (included in operating expenses) representing the differences between the carrying value of the markets to be sold to AT&T Wireless and the cash to be received in the transaction.

11 SUPPLEMENTAL CASH FLOW DISCLOSURES

        Following are supplemental cash flow disclosures for interest and income taxes paid and certain noncash transactions.

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Interest paid	$143,159	$112,062	$91,629
Income taxes paid (refund received)	(53,112)	61,896	220,163
Noncash interest expense	28,099	12,675	12,721
Common Shares issued for conversion of Preferred Shares	2,940	122	250
Conversion of debt for Common Shares of U.S. Cellular	—	—	29,642
Notes issued for the Chicago acquisition	$—	$175,000	$—

12 ACQUISITIONS, DIVESTITURES AND EXCHANGES

        TDS assesses its holdings on an ongoing basis in order to maximize the benefits derived from it operations. TDS also reviews attractive opportunities to acquire additional telecommunications companies and wireless spectrum that it believes will add value to the business.

        Cash expenditures for acquisitions, net of cash acquired, aggregated $5.1 million in 2003, $531.2 million in 2002 and $392.8 million in 2001.

2003 Activity

        During 2003, U.S. Cellular completed an exchange with AT&T Wireless along with the acquisition of two minority interests.

        On August 1, 2003, U.S. Cellular completed the transfer of properties to AT&T Wireless and the assignments to it by AT&T Wireless of a portion of the wireless licenses covered by the agreement with AT&T Wireless. On the initial closing date, U.S. Cellular also received approximately $34.0 million in cash and minority interests in six wireless markets in which it currently owns a controlling interest. Also on the initial closing date, U.S. Cellular transferred wireless assets and customers in 10 markets in Florida and Georgia to AT&T Wireless. The assignment and development of certain licenses has been deferred by U.S. Cellular for a period of up to five years from the closing date, in accordance with the agreement. U.S. Cellular will take possession of the licenses in staggered closings over that five-year period to comply with service requirements of the Federal Communications Commission. The acquisition of the licenses in the exchange was accounted for as a purchase by U.S. Cellular and the transfer of the properties by U.S. Cellular to AT&T Wireless was accounted for as a sale.

        The 15 licenses that have been transferred to U.S. Cellular as of December 31, 2003, with a fair value totaling $136.6 million, are included in Wireless license costs on the balance sheet. The 21 licenses that have not yet been assigned to U.S. Cellular, with a fair value totaling $42.0 million, are included in Wireless license rights on the balance sheet. All asset values related to the properties acquired or pending, including license values, were determined using an independent valuation. TDS has included the results of operations in the Florida and Georgia markets in the statement of operations until the date of the transfer, August 1, 2003.

        Prior to the close of the AT&T Wireless exchange, U.S. Cellular allocated $93.7 million of goodwill related to the properties transferred to AT&T Wireless to Assets of operations held for sale in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets." A loss of $25.8 million was recorded as a "Loss on assets held for sale" (included in operating expenses) representing the difference between the book value of the markets transferred to AT&T Wireless and the fair value of the assets received or to be received in this transaction. TDS capitalized $2.8 million of costs associated with the AT&T Wireless transaction.

        The following table summarizes the estimated fair values of the AT&T Wireless licenses received and the recorded value of the Florida and Georgia assets and liabilities transferred to AT&T Wireless from U.S. Cellular.

August 1, 2003
(Dollars in thousands)
Current assets	$(12,785)
Property, plant and equipment	(88,314)
Wireless licenses transferred	(55,147)
Wireless licenses received	136,571
Wireless license rights	42,037
Goodwill	(93,658)
Minority interests acquired	3,000
Other assets and liabilities	(717)
Current liabilities	9,213
Loss recorded on transfer	25,847

Cash received	$(33,953)

        In addition, in 2003, U.S. Cellular acquired the minority interest in two entities which held wireless licenses for $2.3 million.

        In aggregate, the 2003 acquisitions, divestitures and exchanges increased wireless license costs by $81.4 million, wireless license rights by $42.0 million and reduced U.S. Cellular goodwill by $93.7 million.

2002 Activity

        On August 7, 2002, U.S. Cellular completed the acquisition of the assets and certain liabilities of Chicago 20 MHz, LLC, now known as United States Cellular Operating Company of Chicago, LLC ("USCOC of Chicago" or the "Chicago market") from PrimeCo Wireless Communications LLC ("PrimeCo"). USCOC of Chicago operates a wireless system in the Chicago major trading area. USCOC of Chicago is the holder of certain FCC licenses, including a 20 megahertz PCS license in the Chicago major trading area (excluding Kenosha County, WI) covering 13.2 million population equivalents.

        The purchase price was $617.8 million including working capital and other adjustments. U.S. Cellular financed the purchase using $327.3 million of revolving lines of credit, $175.0 million in 30 year notes issued to PrimeCo, a $105.0 million loan from TDS and a $10.5 million accrued payable. TDS has included the USCOC of Chicago results of operations in the statement of operations subsequent to the purchase date.

        The tangible fixed assets were valued at net book value. The PCS licenses were valued at $163.5 million. The customer list was assigned a value of $43.4 million and is being amortized based on a 30 month average customer retention period using the declining balance method.

        Total goodwill attributed to the Chicago acquisition aggregated $168.4 million. In January 2003, U.S. Cellular repurchased the $45.2 million 9% Series A Notes that remained outstanding at December 31, 2002, at 90% of face value. The $4.5 million gain on retirement of the 9% Series A Notes was credited to goodwill, reducing the aggregate goodwill attributed to the Chicago acquisition to $163.9 million. Such goodwill is deductible for tax purposes and will be amortized over 15 years for tax purposes.

        The following table summarizes the estimated fair values of the PrimeCo assets acquired and liabilities assumed at the date of acquisition.

August 7, 2002
(Dollars in thousands)
Current assets, excluding $6,984 cash acquired	$34,081
Property, plant and equipment	235,953
Other assets	815
Customer list	43,400
Wireless licenses	163,500
Goodwill	168,436

Total assets acquired	646,185

Current liabilities	(22,518)
Non-current liabilities	(1,300)

Total liabilities acquired	(23,818)

Net assets purchased	622,367
Notes issued to PrimeCo	(175,000)
Accrued but unpaid items	(15,500)

Cash required	$431,867

        In addition, TDS acquired two incumbent local telephone companies, three additional personal communication service licenses and additional minority interests in majority-owned markets during 2002. In conjunction with these acquisitions, the following assets were acquired and liabilities assumed. The goodwill acquired in these acquisitions is not deductible for tax purposes.

2002
(Dollars in thousands)
Current assets, excluding $3,366 cash acquired	$6,454
Property, plant and equipment	24,640
Wireless licenses	18,010
Goodwill—U.S. Cellular	3,827
Goodwill—TDS Telecom	64,231
Other assets	2,068
Current liabilities	(5,450)
Long-term debt	(9,767)
Deferred credits	(3,080)
Other liabilities	(1,627)

Cash required	$99,306

        In aggregate, the 2002 acquisitions increased wireless license costs by $181.5 million, U.S. Cellular goodwill by $172.3 million and TDS Telecom's incumbent local exchange carrier goodwill by $64.2 million.

2001 Activity

        On September 4, 2001, TDS acquired 100 percent of the outstanding common shares of Chorus Communications Group, Ltd. The aggregate purchase price was $202.8 million in cash, excluding cash acquired. The results of Chorus' operations are included in the consolidated financial statements since the date of acquisition. Chorus was a telecommunications company providing wireline telephone service and Internet access to customers primarily in Wisconsin. Other operations acquired from Chorus include selling, installing and servicing business telephone and videoconferencing systems, data networks, Internet access and long-distance.

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

        The goodwill was assigned to the incumbent local exchange carrier segment ($127.8 million) and to the competitive local exchange carrier segment ($22.2 million). None of the goodwill is deductible for tax purposes.

        In addition, during 2001 TDS acquired 100 percent of an operating cellular market for $56.2 million in cash, certain personal communication service licenses for $124.1 million in cash and a small incumbent local telephone carrier and certain other assets for $9.7 million in cash and $1.1 million of deferred cash payments.

        In aggregate, the 2001 acquisitions increased wireless license costs by $112.1 million; U.S. Cellular goodwill by $53.6 million; TDS Telecom's incumbent local exchange carrier and competitive local exchange carrier goodwill by $129.2 million and $22.2 million, respectively; and investments in unconsolidated entities by $23.0 million.

Pro Forma Operations

        Assuming the exchanges and acquisitions accounted for as purchases during the period January 1, 2002 to December 31, 2003, had taken place on January 1, 2002; and the acquisitions during the period January 1, 2001 to December 31, 2001, had taken place on January 1, 2001, unaudited pro forma results of operations would have been as follows:

Year Ended December 31,	2003	2002	2001
(Unaudited, dollars in thousands, except per share amounts)
Operating revenues	$3,348,927	$3,003,365	$2,630,793
Income (loss) from continuing operations	70,975	(1,026,478)	(184,120)
Net income (loss)	57,579	(1,023,111)	(208,212)
Earnings per share—basic	0.99	(16.99)	(3.47)
Earnings per share—diluted	$0.98	$(16.99)	$(3.47)

13 GAIN (LOSS) ON MARKETABLE EQUITY SECURITIES AND OTHER INVESTMENTS

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Impairment of unconsolidated interests	$(10,200)	$(32,716)	$—
Marketable equity securities other than temporary losses	—	(1,757,471)	—
Notes receivable impairment	—	(93,978)	—
Other	—	(4,226)	487
Deutsche Telekom/VoiceStream merger	—	—	(644,929)
VeriSign/Illuminet merger	—	—	96,137

	$(10,200)	$(1,888,391)	$(548,305)

        In 2003, U.S. Cellular recorded a license cost impairment loss of $3.5 million related to the investment in the non-operating market in Florida that remained with U.S. Cellular upon completion of the exchange with AT&T Wireless. See Note 12—Acquisitions, Divestitures and Exchanges for further information regarding the exchange transaction with AT&T Wireless.

        In 2003, U.S. Cellular reduced the carrying value of one of its cost method investments by $1.7 million to its underlying equity value based on a cash flow analysis.

        TDS Telecom recorded an impairment loss of $5.0 million in the second quarter of 2003 on a wireless market investment held by it in conjunction with its annual license cost and goodwill impairment testing.

        In 2002, management determined that a decline in the value of marketable equity securities relative to their respective accounting cost basis was other than temporary and charged an aggregate $1,757.5 million loss to the statement of operations and reduced the accounting cost basis of such marketable equity securities by a corresponding amount.

        TDS had certain notes receivable from Airadigm Communications, Inc. ("Airadigm") and Kington Management Corporation ("Kington"). During 2002, management concluded that the notes receivable were impaired, and accordingly, recorded a $54.8 million valuation allowance and an additional $0.3 million expense included in Other income (expense), net, to reduce the Airadigm note receivable carrying value to zero, charged $1.1 million of capitalized costs to expense and reduced the Kington note receivable carrying value by $38.1 million to net realizable value.

        TDS recorded additional losses in 2002 of $25.4 million related to the withdrawal from a partnership in which it had owned an investment interest, $7.3 million to the write-down of a wireless investment to fair value and $4.2 million to the reduction in value of a land purchase option.

        In 2001, TDS received $570.0 million in cash and recognized a $644.9 million loss as a result of the VoiceStream Wireless Corporation merger with Deutsche Telekom AG and recognized a $96.1 million gain as a result of the VeriSign, Inc. acquisition of Illuminet Holdings, Inc. TDS recognizes gains and losses on the difference between the accounting basis of the shares given up and the fair value of the shares and cash, if any, received. TDS received a final bankruptcy settlement totaling $0.5 million in 2001.

14 NOTES PAYABLE

        TDS has used short-term debt to finance acquisitions, for general corporate purposes and to repurchase common shares. Proceeds from the sale of long-term debt from time to time have been used to reduce such short-term debt. Proceeds from the sale of non-strategic wireless and other investments from time to time have also been used to reduce short-term debt.

        TDS had a $600 million revolving credit facility with a group of banks at December 31, 2003, and had $3.2 million of letters of credit outstanding against the revolving credit facility leaving $596.8 million available for use. The terms of the revolving credit facility provide for borrowings with interest at the London InterBank Offered Rate ("LIBOR") plus a margin percentage based on TDS's credit rating. At December 31, 2003, the margin percentage was 30 basis points (for a rate of 1.42% based on the one month LIBOR rate at December 31, 2003). The margin percentage increases by 10 basis points if more than 50% of the facility is outstanding. Interest and principal are due the last day of the borrowing period, as selected by TDS, of either seven days or one, two, three or six months. TDS pays facility and administration fees at an aggregate annual rate of 0.11% of the total $600 million facility. These fees totaled $658,000, $697,000 and $406,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The credit facility expires in January 2007.

        TDS also had $75 million in direct bank lines of credit at December 31, 2003, all of which were unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate.

        On December 19, 2003, U.S. Cellular amended its $325 million revolving credit facility with a group of banks to increase the size of the facility to $700 million. At December 31, 2003, $0.2 million of letters of credit were outstanding against this facility leaving $699.8 million available for use. The terms of the credit facility provide for borrowings with interest at the LIBOR rate plus a margin percentage based on U.S. Cellular's credit rating. At December 31, 2003, the margin percentage was 55 basis points (for a rate of 1.67% based on the one month LIBOR rate at December 31, 2003). Interest and principal are due the last day of the borrowing period, as selected by U.S. Cellular, of either seven days or one, two, three or six months. U.S. Cellular pays facility and administration fees at an aggregate annual rate of 0.21% of the total facility. These payments totaled $732,000 in 2003 and $484,000 in 2002. The credit facility expires in June 2007.

        At December 31, 2002, and up until December 23, 2003, U.S. Cellular had a $500 million revolving credit facility with a group of banks. This credit facility was terminated on December 23, 2003 in connection with the amendment of U.S. Cellular's $325 million credit facility to $700 million. The terms of the credit facility provided for borrowings with interest at the LIBOR rate plus a margin percentage based on U.S. Cellular's credit rating. Interest and principal were due the last day of the borrowing period, as selected by U.S. Cellular, of either seven days or one, two, three or six months. U.S. Cellular paid facility and administration fees at an aggregated annual rate of 0.10% of the total $500 million facility. These payments totaled $516,000, $515,000 and $698,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        Information concerning notes payable is shown in the table that follows:

Year Ended December 31,	2003	2002
(Dollars in thousands)
Balance at end of year	$—	$461,792
Weighted average interest rate at end of year	—%	1.7%
Maximum amount outstanding during the year	$627,892	$483,442
Average amount outstanding during the year(1)	$491,960	$276,283
Weighted average interest rate during the year(1)	1.5%	2.0%

(1)
The average was computed based on month-end balances.

        The financial covenants associated with TDS's lines of credit require that TDS maintain certain debt to capital and interest coverage ratios. As of December 31, 2003, TDS was in compliance with all of these covenants.

        In addition, the financial covenants associated with lines of credit of certain subsidiaries require that these subsidiaries maintain certain debt to capital and interest coverage ratios. The covenants prescribe certain terms associated with intercompany loans from TDS to certain subsidiaries. As of December 31, 2003, TDS was in compliance with all of these covenants.

15 LONG-TERM DEBT

        Long-term debt is as follows:

December 31,	2003	2002
(Dollars in thousands)
Telephone and Data Systems, Inc. (Parent)
7.6% Series A Notes, due in 2041	$500,000	$500,000
Medium-term notes, averaging 9.8%, 9.25% to 10.0% due 2021-2025	52,200	122,700
7.0% Notes, maturing in 2006	200,000	200,000
Purchase contracts, averaging 6.0%, due through 2021	1,097	1,177

Total Parent	753,297	823,877

Subsidiaries
U.S. Cellular
6.0% zero coupon convertible redeemable debentures (Liquid Yield Options Notes), maturing in 2015	310,749	310,749
Unamortized discount	(153,090)	(162,145)

	157,659	148,604
6.7% Senior Notes maturing 2033	444,000	—
Unamortized discount	(7,171)	—

	436,829	—
7.25% Notes, maturing in 2007	250,000	250,000
8.75% Senior Notes, maturing in 2032	130,000	130,000
9% Series A Notes, repurchased in 2003	—	45,200
Other, 9.0% due 2004-2009	13,000	13,000
TDS Telecom
Rural Utilities Service, Rural Telephone Bank and Federal Financing Bank Mortgage Notes, various rates averaging 5.6% in 2003 and 5.5% in 2002, due through 2035	251,697	266,234
Other long-term notes, various rates averaging 6.8% in 2003 and 7.6% in 2002, due through 2006	12,326	14,692
Other Subsidiaries
Long-term notes and leases, 6.8% to 7.8%, due through 2009	13,817	14,499

Total Subsidiaries	1,265,328	882,229

Total Long-term debt	2,018,625	1,706,106
Less: Current portion of long-term debt	23,712	64,482

Total Long-term debt, excluding current portion	$1,994,913	$1,641,624

Telephone and Data Systems, Inc. (Parent)

        The unsecured 7.6% Series A Notes are due in 2041. Interest is payable quarterly. The notes are redeemable by TDS beginning December 2006 at 100% of the principal amount plus accrued and unpaid interest.

        The unsecured Medium-Term Notes mature at various times from 2021 to 2025. Interest is payable semi-annually. The Medium-Term Notes may be redeemed by TDS at par value plus accrued but unpaid interest. As of December 31, 2003, Medium-Term Notes aggregating $17.2 million and $35.0 million have initial redemption dates in 2005 and 2006, respectively. TDS redeemed Medium-Term Notes aggregating $70.5 million in 2003, $51.0 million in 2002 and $65.5 million in 2001. A loss of $0.8 million was recorded on the repurchase and retirement of $5.0 million of Medium-Term Notes in 2003. The remaining Medium-Term Notes redeemed in 2003, 2002 and 2001 were redeemed at par value.

        The unsecured 7.0% Notes are due August 2006. Interest is payable semi-annually. The notes are redeemable at any time at the option of TDS, at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.25%.

Subsidiaries—U.S. Cellular

        U.S. Cellular's unsecured 6.0% yield to maturity zero coupon convertible redeemable notes, also known as Liquid Yield Options Notes, are due in 2015. There is no periodic payment of interest. Each note is convertible at the option of the holder at any time at a conversion rate of 9.475 U.S. Cellular Common Shares per $1,000 of notes. Upon notice of conversion, U.S. Cellular may elect to deliver its Common Shares or cash equal to the market value of the Common Shares. U.S. Cellular may redeem the notes for cash at the issue price plus accrued original issue discount through the date of redemption. Holders have the right to exercise their conversion option prior to the redemption date. There were no conversions of Liquid Yield Option Notes in 2003 and 2002. During 2001, holders converted $55.1 million carrying value of Liquid Yield Option Notes. U.S. Cellular delivered $32.0 million in cash and 644,000 U.S. Cellular Common Shares for these conversions. The Liquid Yield Option Notes converted for cash resulted in a loss of $7.0 million in 2001, reported as (Loss) on debt extinguishment in the statements of operations.

        In December 2003, U.S. Cellular sold $444 million of unsecured 6.7% Senior Notes due December 15, 2033 priced to yield 6.83% to maturity. Interest is paid semi-annually. U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.30%. The proceeds were used to repay all outstanding short-term debt.

        U.S. Cellular's unsecured 7.25% Senior Notes are due 2007 and interest is payable semi-annually. U.S. Cellular may redeem the notes beginning August 15, 2004 at the principal amount plus accrued interest.

        In November 2002, U.S. Cellular sold $130.0 million of unsecured 8.75% Senior Notes due in November 2032. Interest is paid quarterly. U.S. Cellular may redeem the notes beginning in 2007 at the principal amount plus accrued interest. The $129.8 million net proceeds from the sale of the notes (after reimbursement of costs) were used to purchase a portion of the 9% Series A Notes.

        U.S. Cellular issued $175.0 million of unsecured 9% Series A Notes due 2032 to PrimeCo in connection with the acquisition of the Chicago market on August 7, 2002. Interest was payable quarterly. The notes were callable by U.S. Cellular after five years at the principal amount plus accrued but unpaid interest. U.S. Cellular repurchased $129.8 million of the 9% Series A Notes in 2002. U.S. Cellular repurchased the remaining $45.2 million 9% Series A Notes in January 2003 using funds from the revolving credit facility.

Subsidiaries—TDS Telecom

        TDS Telecom's Rural Utilities Service, Rural Telephone Bank and Federal Financing Bank Mortgage Notes issued under certain loan agreements with the Rural Utilities Service, Rural Telephone Bank and Federal Financing Bank, agencies of the United States of America, are to be repaid in equal monthly or quarterly installments covering principal and interest beginning six months to three years after dates of issue and expiring through 2035. Substantially all telephone plant of the incumbent local exchange companies is pledged under Rural Utilities Service and Rural Telephone Bank mortgage notes and various other obligations of the telephone subsidiaries.

Consolidated

        The annual requirements for principal payments on long-term debt, excluding amounts due on the forward contracts, are approximately $23.7 million, $22.1 million, $223.9 million, $275.1 million and $21.2 million for the years 2004 through 2008, respectively.

        The covenants associated with TDS's long-term debt obligations, among other things, restrict TDS's ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback trans-actions; and sell, consolidate, or merge assets. As of December 31, 2003, TDS was in compliance with all of the covenants of its debt obligations.

        In addition, the covenants associated with long-term debt obligations of certain subsidiaries of TDS, among other things, restrict these subsidiaries' ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; sell, consolidate, or merge assets, and pay dividends. As of December 31, 2003, TDS's subsidiaries were in compliance with all of the covenants of their debt obligations.

Prepaid Forward Contracts

        TDS maintains a portfolio of available-for-sale marketable equity securities, the majority of which are the result of sales or trades of non-strategic assets. During 2002, TDS entered into variable forward contracts in connection with its Deutsche Telekom, Vodafone and VeriSign marketable equity securities with proceeds aggregating $1,631.8 million. The principal amount of the forward contracts was accounted for as a loan. The collar portions of the forward contracts are accounted for as derivative instruments. Option premiums paid were initially recorded as a derivative asset and option premiums received were initially recorded as a derivative liability. The following table summarizes certain facts surrounding the contracted securities, pledged as collateral for the forward contracts.

December 31,
		2003	2002
Security
	Shares	Loan Amount
(Dollars in thousands)
Deutsche Telekom	131,461,861	$1,532,257	$1,532,257
Unamortized debt discount		(78,177)	(93,469)

		1,454,080	1,438,788

Vodafone	12,945,915	201,038	201,038

VeriSign	2,361,333	20,819	20,819
Unamortized debt discount		(3,175)	(4,029)

		17,644	16,790

		$1,672,762	$1,656,616

        The Deutsche Telekom forward contracts mature from May 2007 to August 2008. Contracts aggregating $1,094.3 million require quarterly interest payments at LIBOR plus 50 basis points (for a rate of 1.65% based on the three month LIBOR rate at December 31, 2003). Contracts aggregating $438.0 million are structured as zero coupon obligations with a weighted average effective interest rate of 4.4% per year. No interest payments are required for the zero coupon obligations during the contract period.

        The Vodafone forward contracts mature in May and November 2007. The Vodafone forward contracts require quarterly interest payments at LIBOR plus 50 basis points (for a rate of 1.65% based on the three month LIBOR rate at December 31, 2003).

        The VeriSign forward contract matures in May 2007 and is structured as a zero coupon obligation with an effective interest rate of 5.0% per year. TDS is not required to make interest payments during the contract period.

        Forward contracts aggregating $738.7 million and $1,015.4 million mature in 2007 and 2008, respectively.

        The risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities ("downside limit") while retaining a share of gains from increases in the market prices of such securities ("upside potential"). The downside limit is hedged at or above the accounting cost basis thereby eliminating the risk of an other than temporary loss being recorded on these contracted securities.

        Under the terms of the forward contracts, TDS and U.S. Cellular will continue to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature from May 2007 to August 2008 and, at TDS's and U.S. Cellular's option, may be settled in shares of the respective security or in cash, pursuant to formulas that "collar" the price of the shares. The collars effectively limit downside risk and upside potential on the contracted shares. The collars are typically adjusted for any changes in dividends on the contracted shares. If TDS and U.S. Cellular elect to settle in shares, they will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. If TDS and U.S. Cellular elect to settle in cash they will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula. TDS and U.S. Cellular have provided guarantees to the lenders which provide assurance to the lenders that all principal and interest amounts are paid by its consolidated subsidiaries upon settlement of the contracts.

16 FINANCIAL INSTRUMENTS AND DERIVATIVES

Financial Instruments

        Financial instruments are as follows:

	2003		2002
December 31,
	Book Value	Fair Value	Book Value	Fair Value
(Dollars in thousands)
Cash and Cash Equivalents	$937,651	$937,651	$1,298,936	$1,298,936
Notes Payable	—	—	461,792	461,792
Long-term Debt, including current portion	2,018,625	2,114,158	1,706,106	1,684,407
Prepaid Forward Contracts	1,672,762	1,665,743	1,656,616	1,648,900
Company-obligated
Mandatorily Redeemable Preferred Securities	—	—	300,000	296,700
Preferred Shares	$3,864	$3,151	$6,954	$4,978

        The carrying amounts of cash and cash equivalents and notes payable approximate fair value due to the short-term nature of these financial instruments. The fair value of TDS's long-term debt was estimated using market prices for the 7.6% Series A Notes, the 6.0% zero coupon convertible debentures and the 8.75% Senior Notes, and discounted cash flow analysis for the remaining debt. The fair value of the debt component of TDS's prepaid forward contracts was determined using discounted cash flow analysis. The fair value of the debt component of Company-Obligated Mandatorily Redeemable Preferred Securities was determined using the market prices of the securities. The fair value of TDS's Preferred Shares was estimated using discounted cash flow analysis.

Derivatives

        During 2002, subsidiaries of TDS entered into forward contracts in connection with its Deutsche Telekom, Vodafone, and VeriSign marketable equity securities. The principal amount of the forward contracts is accounted for as a loan. The collar portions of the forward contracts are accounted for as derivative instruments. The following table summarizes the shares contracted and the downside limit and upside potential.

December 31, 2003
Security	Shares	Downside Limit (Floor)	Upside Potential (Ceiling)
VeriSign	2,361,333	$8.82	$11.46
Vodafone	12,945,915	$15.07-$16.07	$20.60-$23.20
Deutsche Telekom	131,461,861	$10.74-$12.41	$13.71-$16.33

        The forward contracts for the forecasted transactions and hedged items are designated as cash flow or fair value hedges and recorded as assets or liabilities on the balance sheet at their fair value. The fair value of the derivative instruments is determined using the Black-Scholes model.

        The Deutsche Telekom and Vodafone forward contracts are designated as cash flow hedges, where changes in the forward contract's fair value are recognized in Accumulated other comprehensive income until they are recognized in earnings when the forward contract is settled. If the delivery of the contracted shares does not occur, or it becomes probable that it will not occur, the gain or loss on the related cash flow hedge is recognized in earnings at that time. No components of the forward contracts are excluded in the measurement of hedge effectiveness for the cash flow hedges. The critical terms of the forward contracts are the same as the underlying forecasted transactions; therefore, changes in the fair value of the forward contracts are anticipated to be effective in offsetting changes in the expected cash flows from the forecasted transactions. No gains or losses related to ineffectiveness of cash flow hedges were recognized in earnings for the years ended December 31, 2003 and 2002.

        With regard to the forward contracts on the Vodafone shares and the Deutsche Telekom shares, transactions being accounted for as cash flow hedges, management has evaluated the expected timing of the hedged forecasted transactions to deliver the underlying shares to settle the forward contracts, and believes that these forecasted transactions are probable of occurring in the periods specified in the related hedge documentation or within an additional two-month period of time thereafter.

        The VeriSign forward contract is designated as a fair value hedge, where effectiveness of the hedge is assessed based upon the intrinsic value of the underlying options. The intrinsic value of the forward contract is defined as the difference between the applicable option strike price and the market value of the contracted shares on the balance sheet date. Changes in the intrinsic value of the options are expected to be perfectly effective at offsetting changes in the fair value of the hedged item. Changes in the intrinsic value of the options are recognized in Accumulated other comprehensive income until they are recognized in earnings when the forward contract is settled. Changes in the time value of the options are excluded from the effectiveness assessment and are recognized in earnings each period. Changes in the time value of the options aggregating $3.5 million loss and $1.3 million gain for the years ended December 31, 2003 and 2002, respectively, were included in the statements of operations caption Other income (expense).

        At December 31, 2003, TDS reported a derivative liability of $712.3 million included in the balance sheet caption Deferred Liabilities and Credits.

        At December 31, 2002, TDS reported a derivative asset of $2.6 million, included in the balance sheet caption Other Assets and Deferred Charges, and a derivative liability of $61.2 million included in the balance sheet caption Deferred Liabilities and Credits.

17 MINORITY INTEREST IN SUBSIDIARIES

        The following table summarizes the minority shareholders' and partners' interests in the equity of consolidated subsidiaries.

December 31,	2003	2002
(Dollars in thousands)
U.S. Cellular
Public shareholders	$445,326	$430,168
Subsidiaries' partners and shareholders	51,430	48,242

	496,756	478,410
Other minority interests	11,434	11,325

	$508,190	$489,735

        The Board of Directors of U.S. Cellular from time to time has authorized the repurchase of U.S. Cellular Common Shares not owned by TDS. In 2000, the Board of Directors of U.S. Cellular authorized the repurchase of up to 4.2 million of its Common Shares through three separate 1.4 million share programs. The final 1.4 million share authorization expired in December 2003. The Board of Directors of U.S. Cellular has also authorized the repurchase of a limited amount of its common shares on a quarterly basis, primarily for use in the employee benefit plans.

        U.S. Cellular may use repurchased shares to fund acquisitions, for the conversion of debt and for other corporate purposes. U.S. Cellular repurchased no shares during 2003 and 2002. U.S. Cellular repurchased 643,000 of its Common Shares in 2001 for $29.9 million and reissued 644,000 Common Shares in 2001 for the conversion of U.S. Cellular's zero coupon convertible debt.

        Under SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," certain minority interests in consolidated entities with finite lives may meet the standard's definition of a mandatorily redeemable financial instrument and thus require reclassification as liabilities and remeasurement at the estimated amount of cash that would be due and payable to settle such minority interests under the applicable entity's organization agreement assuming an orderly liquidation of the finite-lived entity, net of estimated liquidation costs (the "settlement value"). TDS's consolidated financial statements include such minority interests that meet the standard's definition of mandatorily redeemable financial instruments. These mandatorily redeemable minority interests represent interests held by third parties in consolidated partnerships and limited liability companies ("LLCs"), where the terms of the underlying partnership or LLC agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the minority interest holders and TDS in accordance with the respective partnership and LLC agreements. The termination dates of TDS's mandatorily redeemable minority interests range from 2042 to 2100.

        On November 7, 2003, the FASB issued FASB Staff Position ("FSP") No. FAS 150-3, "Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The FSP indefinitely deferred the classification and measurement provisions of SFAS No. 150 related to the mandatorily redeemable minority interests associated with finite-lived subsidiaries, but retained the related disclosure provisions. The settlement value of TDS's mandatorily redeemable minority interests is estimated to be $86.7 million at December 31, 2003. This represents the estimated amount of cash that would be due and payable to settle minority interests assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2003, net of estimated liquidation costs. This amount is being disclosed pursuant to the requirements of FSP FAS150-3; TDS has no current plans or intentions to liquidate any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the minority interests in finite-lived consolidated partnerships and LLCs at December 31, 2003 is $26.8 million, and is included in the balance sheet caption Minority Interest in Subsidiaries. The excess of the aggregate settlement value over the aggregate carrying value of the mandatorily redeemable minority interests of $59.9 million is primarily due to the unrecognized appreciation of the minority interest holders' share of the underlying net assets in the consolidated partnerships and LLCs. Neither the minority interest holders' share, nor TDS's share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements under GAAP. The estimate of settlement value was based on certain factors and assumptions. Change in those factors and assumptions could result in a materially larger or smaller settlement amount.

        The FASB plans to reconsider certain implementation issues and perhaps the classification or measurement guidance for mandatorily redeemable minority interests during the deferral period. The outcome of their deliberations cannot be determined at this point. Accordingly, it is possible that the FASB could require the recognition and measurement of mandatorily redeemable minority interests at their settlement value at a later date.

18 COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY COMPANY SUBORDINATED DEBENTURES

        In September 2003, TDS Capital I and TDS Capital II, subsidiary trusts of TDS, redeemed all of their Company-Obligated Mandatorily Redeemable Preferred Securities ("Preferred Securities") at principal amount, or $25, plus accrued and unpaid distributions. There was no gain or loss on the transaction. Unamortized deferred issuance expenses aggregating $8.7 million were charged to the statements of operations in the caption Other income (expense), net.

        At December 31, 2002, TDS Capital I had outstanding 6,000,000 8.5% Preferred Securities. The sole asset of TDS Capital I was $154.6 million principal amount of TDS's 8.5% Subordinated Debentures due December 31, 2037.

        At December 31, 2002, TDS Capital II had outstanding 6,000,000 8.04% Preferred Securities. The sole asset of TDS Capital II was $154.6 million principal amount of TDS's 8.04% Subordinated Debentures due March 31, 2038.

        Payments due on the obligations of TDS Capital I and II under preferred securities issued by TDS Capital I and II were fully and unconditionally guaranteed by TDS to the extent each trust had funds available therefor. However, TDS's obligations were subordinate and junior in right of payment to certain other indebtedness of TDS. TDS had the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the Subordinated Debentures were so deferred, distributions on the preferred securities were also deferred. During any deferral, distributions would have continued to accrue with interest thereon. In addition, during any such deferral, TDS could not have declared or paid any dividend or other distribution on, or redeemed or purchased, any of its common stock.

        The 8.5% and 8.04% Subordinated Debentures were redeemable by TDS, in whole or in part, from time to time, on or after November 18, 2002, and March 31, 2003, respectively, or, in whole but not in part, at any time in the event of certain income tax circumstances. If the Subordinated Debentures were redeemed, TDS Capital I and II must have redeemed preferred securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed. In the event of the dissolution, winding up or termination of TDS Capital I and II, the holders of preferred securities would have been entitled to receive, for each preferred security, a liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment, unless, in connection with the dissolution, winding up or termination, Subordinated Debentures were distributed to the holders of the preferred securities.

19 PREFERRED SHARES

        The holders of outstanding Preferred Shares are entitled to one vote per share. TDS had 38,645 Preferred Shares ($100 per share stated value) authorized, issued and outstanding at December 31, 2003, of which 38,645 shares were redeemable at the option of TDS and no shares were redeemable to the option of the holder, at $100 per share plus accrued and unpaid dividends. TDS had 69,539 Preferred Shares ($100 per share stated value) authorized, issued and outstanding at December 31, 2002, of which 68,052 shares were redeemable at the option of TDS and 1,487 shares were redeemable at the option of the holders, at $100 per share plus accrued and unpaid dividends. The average dividend rate was $5.23 per share in 2003 and $6.00 per share in 2002. At December 31, 2003, 30,000 Preferred Shares were convertible into 54,540 TDS Common Shares.

        The following is a schedule of Preferred Shares activity.

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Balance, beginning of year	$6,954	$7,442	$7,827
Less:
Conversion of preferred	(2,940)	(122)	(250)
Redemption of preferred	(150)	(366)	(135)

Balance, end of year	$3,864	$6,954	$7,442

20 COMMON STOCKHOLDERS' EQUITY

Common Stock

        The holders of Common Shares are entitled to one vote per share. The holders of Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share for share basis, into Common Shares. TDS has reserved 6,440,000 Common Shares at December 31, 2003, for possible issuance upon such conversion.

        The following table summarizes the number of Common and Series A Common Shares outstanding.

	Common Shares	Treasury Shares	Net Common Shares Outstanding	Series A Common Shares
(Shares in thousands)
Balance
December 31, 2000	55,524	(3,716)	51,808	6,880
Repurchase of Common Shares	—	(325)	(325)	—
Conversion of Series A Common Shares	111	—	111	(111)
Dividend reinvestment, incentive and compensation plans	6	172	178	9
Other	5	1	6	—
Conversion of Preferred Shares	13	—	13	—

Balance
December 31, 2001	55,659	(3,868)	51,791	6,778
Conversion of Series A Common Shares	189	—	189	(189)
Dividend reinvestment, incentive and compensation plans	8	65	73	13
Other	13	4	17	—
Conversion of Preferred Shares	6	—	6	—

Balance
December 31, 2002	55,875	(3,799)	52,076	6,602
Repurchase of Common Shares	—	(1,961)	(1,961)	—
Conversion of Series A Common Shares	187	—	187	(187)
Dividend reinvestment, incentive and compensation plans	66	65	131	25
Other	—	7	7	—
Conversion of Preferred Shares	154	—	154	—

Balance
December 31, 2003	56,282	(5,688)	50,594	6,440

Common Share Repurchase Program

        The Board of Directors of TDS from time to time has authorized the repurchase of TDS Common Shares. In February 2003, the Board of Directors authorized the repurchase of up to 3.0 million TDS Common Shares through February 2006. As of December 31, 2003, TDS has repurchased 1,961,000 Common Shares under this authorization leaving 1,039,000 shares available for repurchase under the authorization. Share repurchases may be made from time to time on the open market or at negotiated prices in private transactions. TDS may use repurchased shares to fund acquisitions and for other corporate purposes.

        TDS repurchased 1,961,000 Common Shares in 2003 for $92.4 million. No shares were repurchased in 2002. TDS repurchased 325,000 Common Shares in 2001 for $30.3 million. TDS reissued 72,000 Common Shares in 2003, 69,000 in 2002 and 173,000 in 2001 primarily for incentive and compensation plans.

Accumulated Other Comprehensive Income

        The cumulative balance of unrealized gains (losses) on securities and derivative instruments and related income tax effects included in Accumulated other comprehensive income are as follows.

Year Ended December 31,	2003	2002
(Dollars in thousands)
Balance, beginning of year	$191,704	$(352,120)

Marketable Equity Securities
Add (Deduct):
Unrealized gains (losses) on marketable equity securities	829,083	(755,369)
Income (tax) benefit	(323,828)	294,467

	505,255	(460,902)
Equity method unrealized gains	(489)	218
Minority share of unrealized (gains) losses	(8,019)	9,112

Net unrealized gains (losses)	496,747	(451,572)

Deduct (Add):
Recognized (losses) on marketable equity securities	(168)	(1,757,471)
Income tax (expense) benefit	62	686,591

	(106)	(1,070,880)
Minority share of recognized losses	21	25,900

Net recognized gains (losses) from Marketable Equity Securities included in Net Income	(85)	(1,044,980)

	496,832	593,408
Derivative Instruments
Unrealized loss on derivative instruments	(650,586)	(82,980)
Income tax benefit	253,774	32,472

	(396,812)	(50,508)
Minority share of unrealized losses	5,096	924

	(391,716)	(49,584)

Net change in unrealized gains (losses) included in Comprehensive Income	105,116	543,824

Balance, end of year	$296,820	$191,704

Accumulated Unrealized Gain on Derivative Instruments
Balance, beginning of year	$(49,584)	$—
Add (Deduct):
Unrealized loss on derivative instruments	(650,586)	(82,980)
Income tax benefit	253,774	32,472
Minority share of unrealized losses	5,096	924

Balance, end of year	$(441,300)	$(49,584)

21 DIVIDEND REINVESTMENT, INCENTIVE AND COMPENSATION PLANS

        The following table summarizes Common and Series A Common Shares issued, including reissued Treasury Shares, for the employee stock ownership plans and dividend reinvestment plans described below.

Year Ended December 31,	2003	2002
Common Shares
Dividend reinvestment plan	66,000	8,000
Employee stock purchase plan	16,000	24,000
Stock-based compensation plans	49,000	41,000

	131,000	73,000

Series A Common Shares
Dividend reinvestment plan	25,000	13,000

Tax-Deferred Savings Plan

        TDS had reserved 45,000 Common Shares at December 31, 2003, for issuance under the TDS Tax Deferred Savings Plan, a qualified profit sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions and TDS's contributions in a TDS Common Share fund, a U.S. Cellular Common Share fund or seven nonaffiliated funds.

Dividend Reinvestment Plans

        TDS had reserved 353,000 Common Shares at December 31, 2003, for issuance under the Automatic Dividend Reinvestment and Stock Purchase Plan and 96,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS's Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS's Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made.

Employee Stock Purchase Plan

        TDS had 240,000 Common Shares reserved under the 2003 Employee Stock Purchase Plan, which will terminate on December 31, 2008. The plan became effective April 1, 2003, and provides for eligible employees of TDS and its subsidiaries to purchase a limited number of TDS Common Shares on a quarterly basis. The per share cost to each participant is at 85% of the market value of the Common Shares as of the issuance date.

Stock Based Compensation Plans

        TDS accounts for stock options, restricted stock awards and employee stock purchase plans under APB Opinion No. 25. TDS recorded compensation expense of $0.3 million on 53,000 options granted in 2003. No compensation costs have been recognized for the remaining 615,000 options granted in 2003. No compensation costs have been recognized for the stock option plans in 2002 and 2001 and employee stock purchase plans in 2003, 2002 and 2001. Compensation costs were recognized for restricted stock awards as expenses in the statement of operations.

        TDS had reserved 4,773,000 Common Shares at December 31, 2003, for options granted and to be granted to key employees. TDS has established certain plans that provide for the grant of stock options to officers and employees. The options are exercisable over a specified period not in excess of ten years. Options vest from three months to four years from the date of grant. The options expire from 2004 to 2013 or 30 days after the date of the employee's termination of employment, if earlier.

        A summary of the status of TDS stock option plans at December 31, 2003, 2002 and 2001 and changes during the years then ended is presented in the table and narrative that follows:

	Number of Shares	Weighted Average Option Prices	Weighted Average Black-Scholes Values of Option Grants
Stock Options:
Outstanding December 31, 2000 (933,000 exercisable)	1,333,000	$72.90
Granted	216,000	$99.58	$51.05
Exercised	(153,000)	$36.38
Canceled	(5,000)	$108.94

Outstanding December 31, 2001 (1,031,000 exercisable)	1,391,000	$80.37
Granted	467,000	$59.32	$22.62
Exercised	(41,000)	$43.03
Canceled	(20,000)	$107.25

Outstanding December 31, 2002 (1,355,000 exercisable)	1,797,000	$75.24
Granted	668,000	$45.80	$17.24
Exercised	(49,000)	$43.51
Canceled	(63,000)	$82.66

Outstanding December 31, 2003 (1,762,000 exercisable)	2,353,000	$67.32

        At December 31, 2003, 1,762,000 options were exercisable, have exercise prices between $33.87 and $127.00 and a weighted average exercise price of $70.68. The weighted average exercise price of options exercisable at December 31, 2002 and 2001 is $72.09 and $69.39, respectively.

        The following table provides certain details concerning TDS stock options outstanding at December 31, 2003:

Range of Exercise Prices	Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)
$ 33.87-$ 49.99	930,000	$43.06	6.4
$ 50.00-$ 74.99	714,000	$58.30	8.4
$ 75.00-$ 99.99	172,000	$98.39	7.4
$100.00-$127.00	537,000	$111.37	6.5

        The following table provides certain details concerning TDS stock options exercisable at December 31, 2003:

Range of Exercise Prices	Stock Options Exercisable	Weighted Average Exercise Price
$ 33.87-$ 49.99	543,000	$43.06
$ 50.00-$ 74.99	609,000	$58.35
$ 75.00-$ 99.99	166,000	$98.65
$100.00-$127.00	444,000	$110.89

        The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2003, 2002 and 2001, respectively: risk free interest rates of 3.7%, 4.2% and 4.9%; expected dividend yields of 1.4%, 1.3% and 0.7%; expected lives of 8.6 years, 8.6 years and 8.1 years and expected volatility of 31.7%, 29.9% and 32.3%.

        U.S. Cellular has established Stock Option plans that provide for the grant of stock options to officers and employees and has reserved 6,511,000 Common Shares at December 31, 2003 for options granted and to be granted to key employees. The options under the plan are exercisable from the date of vesting through 2004 to 2013, or 30 days following the date of the employee's termination of employment, if earlier.

        A summary of the status of U.S. Cellular's stock option plans at December 31, 2003, 2002 and 2001 and changes during the years then ended is presented in the table and narrative as follows.

	Number of Shares	Weighted Average Option Prices	Weighted Average Black-Scholes Values of Option Grants
Stock Options:
Outstanding December 31, 2000 (127,000 exercisable)	525,000	$40.32
Granted	498,000	$54.90	$33.65
Exercised	(81,000)	$24.31
Canceled	(58,000)	$38.38

Outstanding December 31, 2001 (200,000 exercisable)	884,000	$50.42
Granted	869,000	$38.80	$19.74
Exercised	(9,000)	$29.45
Canceled	(201,000)	$47.17

Outstanding December 31, 2002 (336,000 exercisable)	1,543,000	$45.15
Granted	1,435,000	$23.85	$10.99
Exercised	(2,000)	$24.37
Canceled	(448,000)	$40.18

Outstanding December 31, 2003 (496,000 exercisable)	2,528,000	$33.87

        At December 31, 2003, 496,000 stock options were exercisable, have exercise prices between $23.91 and $73.31 and a weighted average exercise price of $46.22. The weighted average exercise price of options exercisable at December 31, 2002 and 2001, was $46.71 and $39.98, respectively.

        The following table provides certain details concerning U.S. Cellular stock options outstanding at December 31, 2003.

Range of Exercise Prices	Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)
$23.20-$36.99	1,478,000	$24.34	9.0
$37.00-$49.99	810,000	$41.83	8.0
$50.00-$73.31	240,000	$65.73	5.8

        The following table provides certain details concerning U.S. Cellular stock options exercisable at December 31, 2003:

Range of Exercise Prices	Stock Options Exercisable	Weighted Average Exercise Price
$23.91-$36.99	76,000	$29.80
$37.00-$49.99	304,000	$42.59
$50.00-$73.31	116,000	$66.45

        The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2003, 2002 and 2001, respectively: risk-free interest rates of 3.7%, 4.6% and 5.0%; expected dividend yield of zero for all years; expected lives of 9.3 years, 9.4 years and 8.2 years and expected volatility of 29.4%, 39.4% and 31.7%.

22 EMPLOYEE BENEFIT PLANS

Pension Plan

        TDS sponsors a qualified noncontributory defined contribution pension plan. The plan provides benefits for the employees of TDS Corporate, TDS Telecom and U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded currently. Total pension costs were $13.0 million, $11.0 million and $8.8 million in 2003, 2002 and 2001, respectively.

        TDS also sponsors an unfunded non qualified deferred supplemental executive retirement plan to supplement the benefits under the plan to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws.

Other Postretirement Benefits

        TDS sponsors two defined benefit postretirement plans that cover most of the employees of TDS Corporate, TDS Telecom and the subsidiaries of TDS Telecom. One plan provides medical benefits and the other plan provides life insurance benefits. Both plans are contributory, with retiree contributions adjusted annually. The medical plan anticipates future cost sharing changes that reflect TDS's intent to increase retiree contributions as a portion of total cost.

        Total accumulated contributions to fund the costs of future retiree medical benefits are restricted to an amount not to exceed 25 percent of the total accumulated contributions to the pension trust. An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25 percent limitation.

        The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other postretirement benefit plans.

December 31,	2003	2002
(Dollars in thousands)
Change in Benefit Obligation
Benefit obligation at beginning of year	$36,007	$27,606
Service cost	1,676	1,249
Interest cost	2,480	1,967
Acquisitions	2,581	—
Amendments	(6,448)	—
Actuarial loss	8,197	6,359
Benefits paid	(1,339)	(1,174)

Benefit obligation at end of year	43,154	36,007

Change in Plan Assets
Fair value of plan assets at beginning of year	14,659	17,959
Actual return on plan assets	3,076	(2,164)
Employer contribution	46	38
Benefits paid	(1,339)	(1,174)

Fair value of plan assets at end of year	16,442	14,659

Funded Status	(26,712)	(21,348)
Unrecognized net actuarial loss	20,444	12,005
Unrecognized prior service cost	(7,278)	(959)

(Accrued) benefit cost	$(13,546)	$(10,302)

        Net periodic benefit cost for the years ended December 31, 2003, 2002 and 2001 include the following components.

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Service cost	$1,676	$1,249	$750
Interest cost on accumulated postretirement benefit obligation	2,480	1,967	1,482
Expected return on plan assets	(1,197)	(1,487)	(1,836)
Amortization of:
Unrecognized prior service cost(1)	(128)	(128)	(128)
Unrecognized net loss (gain)(2)	494	—	(415)

Net postretirement (income) cost	$3,325	$1,601	$(147)

(1)
Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)
Based on straight-line amortization over the average time remaining before active employees retire.

        The following assumptions were used to determine benefit obligations and net periodic benefit cost.

December 31,	2003	2002
Discount rate	6.25%	7.0%
Expected return on plan assets	8.5%	8.5%

        The measurement data for actuarial determination was December 31, 2003. For measurement purposes, a 12.0% and 13.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003 and 2002, respectively. The 2003 annual rate of increase is expected to remain at 12.0% in 2004 and then decrease to 5.25% by 2010 while the 2002 annual rate of increase was expected to remain at 13.0% in 2003 and then decrease to 5.75% by 2010.

        The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point increase or decrease in assumed health care cost trend rates would have the following effects.

	One Percentage Point
	Increase	Decrease
(Dollars in thousands)
Effect on total of service and interest cost components	$1,136	$(921)
Effect on postretirement benefit obligation	$7,696	$(6,531)

        The following table describes how plan assets are invested.

		Allocation of Plan Assets At December 31,
Investment Category	Target Asset Allocation
		2003	2002
U.S. Equities	50%	49.7%	48.4%
International Equities	15%	15.1%	13.5%
Debt Securities	35%	35.2%	38.1%

        The post-retirement benefit fund engages multiple asset managers to ensure proper diversification of the investment portfolio within each asset category. The investment objectives is to exceed the rate of return of a performance index comprised of 50% Wilshire 5000 Stock Index, 15% MSCI World (excluding U.S.) Stock Index, and 35% Lehman Brothers Aggregate Bond Index. Historical average annual rates of return for this index exceed 8.5%, the expected rate of return used for planning.

        The post-retirement benefit fund does not hold any debt or equity securities issued by TDS, U.S. Cellular or any related parties.

        TDS is not required to set aside current funds for its future retiree health and life insurance benefits. The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances. TDS expects to fund $6.9 million in 2004 for the 2003 contribution to the plan.

        On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligibles starting in 2006. The Act provides employers currently sponsoring prescription drug programs for Medicare-eligibles with a range of options for coordinating with the new government-sponsored program to potentially reduce program cost. These options include supplementing the government program on a secondary payor basis or accepting a direct subsidy from the government to support a portion of the cost of the employer's program.

        Pursuant to guidance from the FASB under FASB Staff Position SFAS 106-1, TDS has chosen to defer recognition of the potential effects of the Act. Therefore, the retiree health obligations and costs reported in these financial statements do not yet reflect any potential impact of the Act. Specific authoritative guidance on the accounting for the government subsidy is pending and that guidance, when issued, could require the company to change previously reported information.

        In the months ahead, TDS intends to review its retiree health care strategy in light of the Act. As part of that review, TDS may consider amending its retiree health program to coordinate with the new Medicare prescription drug program or to receive the direct subsidy from the government. As a result, TDS anticipates that its retiree health obligations and costs could be reduced if such amendments are adopted.

23 COMMITMENTS AND CONTINGENCIES

Construction and Expansion

        U.S. Cellular's anticipated capital expenditures for 2004 primarily reflect plans for construction, system expansion, the buildout of certain of its personal communication service licensed areas and additional expenditures related to its plans to migrate to a single digital equipment platform. U.S. Cellular plans to finance its construction program using internally generated cash and short-term financing. U.S. Cellular's estimated capital spending for 2004 is $610 million to $630 million. These expenditures primarily address the following needs:

  •
  Expand and enhance U.S. Cellular's coverage in its service areas.

  •
  Provide additional capacity to accommodate increased network usage by current customers.

  •
  Build out certain licensed areas acquired in 2001, 2002 and 2003.

  •
  Addition of digital service capabilities to its systems, including completing the migration toward a single digital equipment platform, Code Division Multiple Access ("CDMA"), from a mixture of CDMA and another digital technology, Time Division Multiple Access.

  •
  Enhance U.S. Cellular's retail store network and office systems.

        U.S. Cellular's overlay of existing technologies with CDMA is largely completed, and when the project is fully completed in 2004 it anticipates total expenditures related to the project to be no more than $300 million. U.S. Cellular will utilize CDMA technology in building out the licenses it has acquired and expects to acquire in the future from AT&T Wireless.

        The cost estimates for the CDMA migration project have been revised from the original estimate of $400 million to $450 million to reflect divestitures of markets, more favorable pricing than expected and additional efficiencies in the conversion process. U.S. Cellular has contracted with multiple infrastructure vendors to provide a substantial portion of the equipment related to the conversion.

        U.S. Cellular expects capital expenditures related to the buildout of the licensed areas it acquired in 2001 through 2003, including those in the AT&T Wireless exchange transaction, to be substantial. U.S. Cellular plans to build networks to serve these licensed areas and launch commercial service in these areas over the next several years. Approximately $100 million of the estimated capital spending for 2004 is allocated to the buildout of certain of these licenses, and U.S. Cellular expects a significant portion of its capital spending over the next few years to be related to the buildout of its wireless licensed areas.

        TDS Telecom's estimated capital spending for 2004 approximates $150 million. The incumbent local telephone companies are expected to spend approximately $105 million to provide for normal growth and to upgrade plant and equipment to provide enhanced services. The competitive local exchange companies are expected to spend approximately $45 million primarily to build switching and transmission facilities to meet the needs of a growing customer base. TDS Telecom's incumbent local exchange carrier capital expenditures totaled $111.9 million and the competitive local exchange carrier capital expenditures totaled $27.3 million in 2003. TDS Telecom plans to finance its construction program using primarily internally generated cash.

Lease Commitments

        TDS and its subsidiaries have leases for certain plant facilities, office space and data processing equipment, most of which are classified as operating leases. For the years 2003, 2002 and 2001, rent expense for noncancelable, long-term leases was $79.3 million, $68.2 million and $52.9 million, respectively, and rent expense under cancelable, short-term leases was $3.5 million, $14.2 million and $3.0 million, respectively. At December 31, 2003, the aggregate minimum rental commitments under noncancelable, long-term operating leases were as follows:

Minimum Future Rental Payments
(Dollars in thousands)
2004	$90,378
2005	79,932
2006	68,167
2007	55,999
2008	44,196
Thereafter	$155,358

Guarantees

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34." This interpretation expands on the existing accounting guidance and disclosure requirements for most guarantees, including certain indemnifications. It requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligations it assumes under that guarantee if that amount is reasonably estimable, and must disclose that information in its interim and annual financial statements. The provisions for initial recognition and measurement of the liability are to be applied on a prospective basis to guarantees issued or modified on or after January 1, 2003. The initial adoption of this statement on January 1, 2003, did not have a material impact on results of operations, financial position or cash flows. Guarantees issued or modified after January 1, 2003, are recognized at their fair value in the financial statements.

Indemnifications

        TDS enters into agreements in the normal course of business that provide for indemnification of counterparties. These include certain asset sales and financings with other parties. The term of the indemnification varies by agreement. The events or circumstances that would require TDS to perform under these indemnities are transaction specific; however, these agreements may require TDS to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction. TDS is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time. Historically, TDS has not made any significant indemnification payments under such agreements.

Legal Proceedings

        TDS is involved in legal proceedings before the Federal Communications Commission and various state and federal courts from time to time. Management does not believe that any of such proceedings will have a materially adverse impact on the financial position, results of operations or cash flows of TDS.

24 DISCONTINUED OPERATIONS

        TDS is party to an indemnity agreement with T-Mobile (f/k/a VoiceStream Wireless) regarding certain contingent liabilities at Aerial Communications for the period prior to Aerial's merger into VoiceStream Wireless in 2000. During 2003, it was determined that the indemnity for certain contingent liabilities would be greater than previously provided. TDS took an additional charge of $2.8 million ($1.6 million, net of income tax expense of $1.2 million), or $(.03) per diluted share with respect to the additional liability, recorded as Discontinued operations in the statements of operations.

        In 2001, the gain on disposal of Aerial originally recognized in 2000, was reduced by $24.1 million, or $.41 per share, reflecting adjustments to estimates used during the closing in the calculation of income and other tax liabilities.

25 SUBSEQUENT EVENT

        U.S. Cellular completed the sale of its southern Texas wireless markets to AT&T Wireless and received $97.6 million including a preliminary working capital adjustment on February 18, 2004.

26 BUSINESS SEGMENT INFORMATION

        TDS conducts substantially all of its wireless telephone operations through its 82.1%-owned subsidiary, U.S. Cellular. At December 31, 2003, U.S. Cellular provided cellular telephone service to 4.4 million customers in 28 states. TDS conducts its wireline telephone operations through its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS Telecom provides service through local telephone operations, or incumbent local exchange carrier companies and through competitive local exchange carrier companies. At December 31, 2003, TDS Telecom operated 111 incumbent local exchange telephone companies serving 722,200 equivalent access lines in 28 states and two competitive local exchange carriers serving 364,800 equivalent access lines in five states.

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

        Financial data for TDS's business segments for each of the years ended December 31, 2003, 2002 and 2001 are as follows:

		TDS Telecom
Year Ended or at December 31, 2003
	U.S. Cellular	ILEC	CLEC	All Other(1)	Total
(Dollars in thousands)
Operating revenues	$2,582,783	$652,782	$213,501	$(3,850)	$3,445,216
Cost of services and products	931,309	167,342	86,377	(2,143)	1,182,885
Selling, general and administrative expense	1,004,655	180,171	115,175	(1,707)	1,298,294

Operating income before depreciation, amortization and accretion and loss on assets held for sale and impairments(2)	646,819	305,269	11,949	—	964,037
Depreciation, amortization and accretion expense	432,333	130,036	33,363	—	595,732
Loss on assets held for sale and impairments(3)	47,847	351	4,563	—	52,761

Operating income (Loss)	166,639	174,882	(25,977)	—	315,544
Significant noncash items:
Investment income	52,063	875	—	216	53,154
Gain (Loss) on marketable equity securities and other investments	(5,200)	(5,000)	—	—	(10,200)
Marketable equity securities	260,188	70,609	—	2,441,613	2,772,410
Investment in unconsolidated entities	170,569	19,606	—	24,710	214,885
Total assets	4,923,621	1,808,511	235,329	3,203,777	10,171,238
Capital expenditures	$632,526	$111,924	$27,294	$5,223	$776,967

		TDS Telecom
Year Ended or at December 31, 2002
	U.S. Cellular	ILEC	CLEC	All Other(1)	Total
(Dollars in thousands)
Operating revenues	$2,197,586	$626,787	$176,602	$(2,501)	$2,998,474
Cost of services and products	735,273	142,618	85,909	(1,040)	962,760
Selling, general and administrative expense	829,993	186,023	124,359	(1,461)	1,138,914

Operating income before depreciation, amortization and accretion(2)	632,320	298,146	(33,666)	—	896,800
Depreciation, amortization and accretion expense	351,154	130,232	29,059	—	510,445

Operating income (Loss)	281,166	167,914	(62,725)	—	386,355
Significant noncash items:
Investment income	42,068	530	—	1,077	43,675
Gain (Loss) on marketable equity securities and other investments	(295,454)	(95,518)	—	(1,497,419)	(1,888,391)
Marketable equity securities	185,961	—	—	1,758,978	1,944,939
Investment in unconsolidated entities	161,451	18,965	—	25,579	205,995
Total assets	4,699,132	1,858,923	246,185	2,797,788	9,602,028
Capital expenditures	$730,645	$116,486	$51,919	$—	$899,050

	TDS Telecom
Year Ended or at December 31, 2001
	U.S. Cellular	ILEC	CLEC	All Other(1)	Total
(Dollars in thousands)
Operating revenues	$1,894,830	$576,817	$118,812	$(1,917)	$2,588,542
Cost of services and products	587,873	119,455	64,827	(1,103)	771,052
Selling, general and administrative expense	689,087	163,659	79,384	(814)	931,316

Operating income before depreciation, amortization and accretion(2)	617,870	293,703	(25,399)	—	886,174
Depreciation, amortization and accretion expense	300,658	131,787	17,574	—	450,019

Operating income (loss)	317,212	161,916	(42,973)	—	436,155
Significant noncash items:
Investment income	41,934	1,739	—	6,966	50,639
Gain (loss) on marketable equity securities and other investments	—	—	—	(548,305)	(548,305)
Marketable equity securities	272,390	—	—	2,427,840	2,700,230
Investment in unconsolidated entities	159,454	48,320	—	25,904	233,678
Total assets	3,759,157	1,527,758	213,566	2,579,093	8,079,574
Capital expenditures	$503,334	$99,866	$96,950	$—	$700,150

(1)
Consists of the TDS Corporate operations, TDS Telecom intra-company eliminations, TDS Corporate and TDS Telecom marketable equity securities and all other businesses.

(2)
Operating income before depreciation, amortization and accretion and loss on assets held for sale and impairment of assets and Operating income before depreciation, amortization and accretion are measures of profit and loss used by the chief operating decision maker to review the operating performance of each reportable business segment and is reported above in accordance with SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information."

(3)
There was no Loss on assets held for sale or impairment of assets in 2002 and 2001.

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Total operating income from reportable segments	$315,544	$386,355	$436,155
Investment and other income and expense	(137,152)	(1,942,024)	(615,111)

Income from continuing operations before income taxes and minority interest	$178,392	$(1,555,669)	$(178,956)

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

	2003
Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
(Dollars in thousands, except per share amounts)
Operating Revenues(1)	$815,278	$857,414	$882,387	$890,137
Operating Income	33,792	92,122	134,049	55,581
Loss on Marketable Equity Securities and Other Investments	(3,500)	(5,000)	—	(1,700)
Income (Loss) Before Cumulative Effect of Accounting Change	(5,012)	19,496	33,005	25,790
Net Income (Loss)	$(16,801)	$19,496	$33,005	$25,790
Weighted Average Shares Outstanding (000's)	58,594	57,474	57,420	57,397
Basic Earnings per Share	$(.29)	$.34	$.57	$.45
Diluted Earnings per Share	$(.29)	$.34	$.57	$.44

	2002
Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31
(Dollars in thousands, except per share amounts)
Operating Revenues(1)	$665,197	$720,443	$790,587	$822,247
Operating Income	105,367	123,292	94,210	63,486
Loss on Marketable Equity Securities and Other Investments	(37,400)	(1,719,126)	(90,071)	(41,794)
Income (Loss) Before Cumulative Effect of Accounting Change	14,010	(951,790)	(20,488)	(29,469)
Net Income (Loss)	$17,376	$(951,790)	$(20,488)	$(29,469)
Weighted Average Shares Outstanding (000's)	58,600	58,639	58,660	58,676
Basic and Diluted Earnings per Share from Income (Loss) Before Cumulative Effect of Accounting Change	$.23	$(16.23)	$(.35)	$(.50)
Basic and Diluted Earnings per Share—Net Income (Loss)	$.29	$(16.23)	$(.35)	$(.50)

(1)
Prior to the fourth quarter of 2003, costs for equipment sold to retain current customers were included in selling, general and administrative expense. Prior to the fourth quarter of 2003 and in part of 2002, these costs were partially offset by equipment sales revenues received from these customers. In part of 2002 and all of 2001, equipment sales revenues related to retaining current customers were included in equipment sales revenues. In the fourth quarter of 2003, U.S. Cellular changed its policy for classifying retention costs and has reclassified the equipment sales revenue and cost of equipment sold related to the retention of current customers out of selling, general and adminsitrative expense into equipment sales revenues and cost of equipment sold, respectively, for each of the periods presented.

  These reclassifications increased operating revenues for the quarters ended December 31, 2003; September 30, 2003; June 30, 2003; and March 31, 2003 by $5,708,000; $7,633,000; $6,127,000; and $7,860,000, respectively, and for the quarters ended December 31, 2002 and September 30, 2002 by $6,623,000 and $6,485,000, respectively.

Report of Management

        Management of Telephone and Data Systems, Inc. has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with accounting principles generally accepted in the United States of America, and in management's opinion are fairly presented. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

        Management of TDS has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting.

        The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management monitors the system of internal control for compliance, considers recommendations for improvements and updates such policies and procedures as necessary. Monitoring includes an internal auditing program to independently assess the effectiveness of the internal controls and recommend possible improvements thereto. Management believes that TDS's system of internal control is adequate to accomplish the objectives discussed herein. The concept of reasonable assurance recognizes that the costs of a system of internal accounting control should not exceed, in management's judgment, the benefits to be derived.

        The consolidated financial statements of TDS have been audited by PricewaterhouseCoopers LLP.

/s/ LEROY T. CARLSON, JR.	/s/ SANDRA L. HELTON	/s/ D. MICHAEL JACK
LeRoy T. Carlson, Jr. President (Chief Executive Officer)	Sandra L. Helton Executive Vice President (Chief Financial Officer)	D. Michael Jack Senior Vice President and Controller (Principal Accounting Officer)

Report of Independent Auditors

To the Stockholders and Board of Directors of
Telephone and Data Systems, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, common stockholders' equity and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc., and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The consolidated statements of operations, common stockholders' equity, and cash flows of the Company for the year ended December 31, 2001, prior to the revisions discussed in Notes 1 and 5 to the financial statements, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion in their report dated January 25, 2002.

        As disclosed in Note 1, in 2003 and 2002 the Company changed the manner in which it accounts for certain items. On January 1, 2003 the Company changed the manner in which it accounts for asset retirement costs as a result of the adoption of Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." Also, as disclosed in Note 1, in 2003 the Company changed the manner in which it classifies certain revenues and expenses related to customer retention. On January 1, 2002, the Company changed the manner in which it accounts for goodwill and other intangible assets as a result of the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." Also on January 1, 2002, the Company changed the method in which it accounts for the direct incremental deferred costs related to wireless customer activations. Finally, during 2002 the Company changed the manner in which it presents losses on debt retirements as a result of the adoption of SFAS No. 145, "Rescission of SFAS No. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections."

        As discussed above, the consolidated statements of operations, common stockholders' equity, and cash flows of the Company for the year ended December 31, 2001 were audited by other independent accountants who have ceased operations. As described in Note 1, these financial statements include the transitional disclosures required by SFAS No. 143, "Accounting for Asset Retirement Obligations" and have been revised to reclassify losses resulting from debt retirements as a component of income (loss) from continuing operations in accordance with the provisions of SFAS No. 145, "Rescission of SFAS No. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections." Also, as described in Notes 1 and 5, these financial statements have been revised to separately reflect the amounts that represent goodwill, and to include the transitional disclosures required by SFAS No. 142 "Goodwill and Other Intangible Asssets." Finally, as described in Note 1, the 2001 statement of operations has been revised to reclassify certain costs related to customer retention as cost of equipment sold. We audited the adjustments and transitional disclosures described in Notes 1 and 5 that were applied to revise the 2001 financial statements. In our opinion, the revisions and transitional disclosures for 2001 included in Notes 1 and 5 are appropriate and the adjustments described in Notes 1 and 5 are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such adjustments and transitional disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 2, 2004, except as to Note 25, as to which the date is February 18, 2004, and except as to the Reclassifications section of Note 1, as to which the date is March 9, 2004

Copy of previously issued report of independent accountants

        THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP. THESE INDEPENDENT ACCOUNTANTS HAVE CEASED OPERATIONS, AND HAVE NOT REISSUED THEIR REPORT IN CONJUNCTION WITH THIS ANNUAL REPORT. THEIR REPORT IS INCLUDED IN THE ANNUAL REPORT AS PERMITTED BY RULE 2-02(E) OF REGULATION S-X OF THE SECURITIES AND EXCHANGE COMMISSION. AS DESCRIBED IN NOTE 1, THE CONSOLIDATED STATEMENT OF OPERATIONS, COMMON STOCKHOLDERS' EQUITY AND CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2001 INCLUDE THE TRANSITIONAL DISCLOSURES REQUIRED BY STATEMENT OF FINANCIAL ACCOUNTING STANDARDS (SFAS) NO. 143 "ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS." ALSO, AS DESCRIBED IN NOTE 1, THESE FINANCIAL STATEMENTS HAVE BEEN RECLASSIFIED TO CONFORM THE PRESENTATION OF CERTAIN COSTS RELATED TO CUSTOMER RETENTION AS COST OF EQUIPMENT SOLD. ALSO, AS DESCRIBED IN NOTES 1 AND 5, THESE FINANCIAL STATEMENTS HAVE BEEN REVISED TO SEPARATELY REFLECT AMOUNTS THAT REPRESENT GOODWILL AND TO INCLUDE TRANSITIONAL DISCLOSURES REQUIRED BY SFAS 142 "GOODWILL AND OTHER INTANGIBLE ASSETS," WHICH WAS ADOPTED BY TDS AS OF JANUARY 1, 2002. ALSO, AS DESCRIBED IN NOTE 1, THESE FINANCIAL STATEMENTS HAVE BEEN REVISED TO CLASSIFY LOSSES RESULTING FROM DEBT RETIREMENTS AS A COMPONENT OF INCOME (LOSS) FROM CONTINUING OPERATIONS IN ACCORDANCE WITH THE PROVISIONS OF SFAS NO. 145, "RECISSION OF SFAS NO. 4, 44, AND 64, AMENDMENT TO FAS 13, AND TECHNICAL CORRECTIONS," WHICH WAS ADOPTED BY TDS DURING 2002. THE ARTHUR ANDERSEN REPORT DOES NOT EXTEND TO THESE CHANGES TO THE CONSOLIDATED STATEMENT OF OPERATIONS, COMMON STOCKHOLDERS' EQUITY AND CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2001. THE ADJUSTMENTS TO THESE FINANCIAL STATEMENTS WERE REPORTED ON BY PRICEWATERHOUSECOOPERS LLP AS STATED IN THEIR REPORT APPEARING HEREIN.

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF TELEPHONE AND DATA SYSTEMS, INC.:

        We have audited the accompanying consolidated balance sheets of Telephone and Data Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of TDS's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        As explained in Note 1 of Notes to Consolidated Financial Statements, effective January 1, 2000, TDS changed certain of its accounting principles for revenue recognition as a result of the adoption of Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements."

/s/ Arthur Andersen LLP
Chicago, Illinois
January 25, 2002

The consolidated balance sheets at December 31, 2001 and 2000 and the consolidated statements of operations, common stockholders' equity and cash flows for the years ended December 31, 2000 and 1999 are not required to be presented in the 2003 Annual Report.

TDS STOCK AND DIVIDEND INFORMATION

        TDS's Common Shares are listed on the American Stock Exchange ("AMEX") under the symbol "TDS" and in the newspapers as "TeleData." As of January 31, 2004, TDS Common Shares were held by 1,896 record owners and the Series A Common Shares were held by 110 record owners. TDS has paid cash dividends on Common Shares since 1974, and paid dividends of $.62 and $.58 per Common and Series A Common Share during 2003 and 2002, respectively.

        The Common Shares of United States Cellular Corporation, an 82.1%-owned subsidiary of TDS, are listed on the AMEX under the symbol "USM" and in the newspapers as "US Cellu."

MARKET PRICE PER COMMON SHARE BY QUARTER

        TDS's Series A Common Shares and Preferred Shares are not actively traded and therefore, quotations are not reported for such securities. Dividends on TDS's Preferred Shares have been paid quarterly since the dates of issue. The high and low sales prices of the Common Shares on the AMEX as reported by the Dow Jones News Service are as follows:

2003	1st	2nd	3rd	4th
High	$48.98	$51.23	$59.65	$64.02
Low	35.16	40.85	49.85	56.64
Dividends Paid	$.155	$.155	$.155	$.155
2002	1st	2nd	3rd	4th
High	$90.82	$93.15	$66.44	$56.84
Low	79.24	57.90	49.75	44.10
Dividends Paid	$.145	$.145	$.145	$.145

QuickLinks

  Exhibit 13
Selected Consolidated Financial Data
Management's Discussion and Analysis of Results of Operations and Financial Condition
  OVERVIEW
  RESULTS OF OPERATIONS
  WIRELESS TELEPHONE OPERATIONS
  WIRELINE TELEPHONE OPERATIONS
  INFLATION
  RECENT ACCOUNTING PRONOUNCEMENTS
  FINANCIAL RESOURCES
  LIQUIDITY AND CAPITAL RESOURCES
  APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
  PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY STATEMENT
  MARKET RISK
Consolidated Statements of Operations
Consolidated Statements of Cash Flows
Consolidated Balance Sheets—Assets
Consolidated Balance Sheets—Liabilities and Stockholders' Equity
Consolidated Statements of Common Stockholders' Equity
Notes to Consolidated Financial Statements
  1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  2 INCOME TAXES
  3 EARNINGS PER SHARE
  4 MARKETABLE EQUITY SECURITIES
  5 WIRELESS LICENSE COSTS/GOODWILL
  6 CUSTOMER LISTS
  7 INVESTMENTS IN UNCONSOLIDATED ENTITIES
  8 NOTES RECEIVABLE
  9 PROPERTY, PLANT AND EQUIPMENT
  10 OPERATIONS HELD FOR SALE
  11 SUPPLEMENTAL CASH FLOW DISCLOSURES
  12 ACQUISITIONS, DIVESTITURES AND EXCHANGES
  13 GAIN (LOSS) ON MARKETABLE EQUITY SECURITIES AND OTHER INVESTMENTS
  14 NOTES PAYABLE
  15 LONG-TERM DEBT
  16 FINANCIAL INSTRUMENTS AND DERIVATIVES
  17 MINORITY INTEREST IN SUBSIDIARIES
  18 COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY COMPANY SUBORDINATED DEBENTURES
  19 PREFERRED SHARES
  20 COMMON STOCKHOLDERS' EQUITY
  21 DIVIDEND REINVESTMENT, INCENTIVE AND COMPENSATION PLANS
  22 EMPLOYEE BENEFIT PLANS
  23 COMMITMENTS AND CONTINGENCIES
  24 DISCONTINUED OPERATIONS
  25 SUBSEQUENT EVENT
  26 BUSINESS SEGMENT INFORMATION
  CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)
Report of Management
Report of Independent Auditors
Copy of previously issued report of independent accountants
  TDS STOCK AND DIVIDEND INFORMATION
  MARKET PRICE PER COMMON SHARE BY QUARTER