Form 10-K/A, Exhibit 13
period 2003-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2004-05-14
CIK 1051512

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

INCORPORATED PORTIONS OF TELEPHONE AND DATA SYSTEMS, INC.'S
2003 ANNUAL REPORT TO SECURITY HOLDERS

Selected Consolidated Financial Data

Year Ended or at December 31,	2003 (as restated)(a)	2002 (as restated)(a)	2001	2000	1999
(Dollars in thousands, except per share amounts)
Operating Data
Operating Revenues	$3,445,216	$2,998,474	$2,588,542	$2,326,856	$2,122,346
Operating Income	267,888	386,355	436,155	420,066	370,393
(Gain) Loss on Marketable Securities and Other Investments	(10,200)	(1,888,391)	(548,305)	15,716	345,938
Income (Loss) from Continuing Operations	60,006	(987,737)	(173,963)	115,056	291,326
Discontinued Operations, net of tax	(1,609)	—	(24,092)	2,125,787	(111,492)
Cumulative Effect of Accounting Change	(11,789)	(7,035)	—	(3,841)	—
Net Income (Loss) Available to Common	$46,191	$(995,199)	$(198,513)	$2,236,498	$178,687
Basic Weighted Average Shares Outstanding (000)	57,721	58,644	58,661	59,922	61,436
Basic Earnings per Share from:
Continuing Operations	$1.03	$(16.85)	$(2.97)	$1.91	$4.72
Discontinued Operations	(0.03)	—	(0.41)	35.47	(1.81)
Cumulative Effect of Accounting Change	(0.20)	(0.12)	—	(0.06)	—

Income (Loss) Available to Common	0.80	(16.97)	(3.38)	37.32	2.91
Diluted Earnings per Share from:
Continuing Operations	1.02	(16.85)	(2.97)	1.88	4.65
Discontinued Operations	(0.03)	—	(0.41)	35.06	(1.78)
Cumulative Effect of Accounting Change	(0.20)	(0.12)	—	(0.06)	—

Income (Loss) Available to Common	0.79	(16.97)	(3.38)	36.88	2.87
Dividends per Common and Series A Common Share	$0.62	$0.58	$0.54	$0.50	$0.46
Pro Forma(b)
Net Income (Loss)	$58,397	$(997,321)	$(200,025)	$2,235,296	$177,235
Basic Earnings (Loss) per Share	1.00	(17.01)	(3.41)	37.29	2.88
Diluted Earnings (Loss) per Share	$0.99	$(17.01)	$(3.41)	$36.85	$2.84
Balance Sheet Data
Cash and Cash Equivalents	$937,651	$1,298,936	$140,744	$99,019	$111,010
Marketable Equity Securities	2,772,410	1,944,939	2,700,230	4,121,904	843,280
Property, Plant and Equipment, net	3,350,986	3,196,243	2,544,439	2,171,801	2,081,020
Total Assets	10,193,338	9,671,784	8,079,574	8,667,390	5,430,257
Notes Payable	—	461,792	265,300	499,000	—
Long-term Debt (excluding current portion)	1,994,913	1,641,624	1,507,764	1,172,987	1,279,877
Prepaid Forward Contracts	1,672,762	1,656,616	—	—	—
Common Stockholders' Equity	3,078,872	3,042,222	3,518,924	3,936,067	2,448,261
Capital Expenditures	$776,967	$899,050	$700,150	$456,019	$399,631
Current Ratio(c)	2.2	1.7	0.8	0.5	1.4

(a)
Certain amounts have been restated to reflect changes to the implementation of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets," as discussed in the Restatement section of Note 1 to the consolidated financial statements.

(b)
Pro forma amounts reflect the effect of the retroactive application of the change in accounting principle for the adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations" in 2003.

(c)
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

        The following discussion and analysis should be read in conjunction with TDS's audited consolidated financial statements and footnotes included herein and the description of TDS's business included in Item 1 of the TDS Annual Report on Form 10-K for the year ended December 31, 2003, as amended.

        TDS has restated certain portions of its management's discussion and analysis of results of operations and financial condition included in its Annual Report on Form 10-K for the year ended December 31, 2003 that was originally filed on March 12, 2004. The restatement of TDS's 2003 and 2002 financial statements relates to the implementation of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets," which was adopted on January 1, 2002. Prior to January 1, 2002, TDS allocated the excess of purchase price over tangible assets and liabilities acquired to wireless license costs and goodwill. At that time the accounting treatment for TDS's wireless license costs and goodwill was the same for book purposes, with both asset classes amortized over an expected life of 40 years. However, no deferred taxes were provided on the amounts allocated to goodwill.

        Based upon a subsequent review of goodwill, TDS has restated the allocation of $138.9 million of purchase price recorded as goodwill to wireless license costs as of January 1, 2002, the date of the adoption of SFAS No. 142. In connection with this restatement, an additional deferred tax liability of $90.7 million was recorded as of January 1, 2002. The additional deferred tax liability recorded in conjunction with this restatement increased the carrying value of wireless license costs by a corresponding $90.7 million. Following these adjustments, TDS reperformed the impairment tests for its wireless license costs as of January 1, 2002, and recorded an impairment loss of $10.4 million ($20.9 million before income taxes of $8.2 million and minority interest of $2.3 million). This impairment has been recorded as a cumulative effect of an accounting change at January 1, 2002, the date of the adoption of SFAS 142.

        In the first quarter of 2003, TDS had recorded a loss on assets held for sale related to the pending disposition of certain wireless properties. The wireless license costs upon which the impairment was recorded in the first quarter of 2002 included the wireless license costs of these properties. As a result, a portion of the originally recognized loss on assets held for sale in the first quarter of 2003 was recognized in the first quarter of 2002. Consequently, loss on assets held for sale in 2003 has been reduced by $1.9 million, before income taxes of $0.8 million and minority interest of $0.2 million. In the third quarter of 2003, TDS had originally recorded an income tax expense upon the closing of the disposition of such wireless properties. This tax expense has been reduced due to the reversal of additional deferred tax liabilities that were recorded with respect to the wireless properties exchanged in conjunction with the restatement from goodwill to wireless license costs. Consequently, income tax expense in 2003 has been reduced by $10.7 million and minority interest by $1.9 million.

        In addition, as a result of the restatement discussed above, TDS also reperformed the annual impairment test for its wireless license costs for 2003, which was originally performed during the second quarter of 2003. This resulted in the recognition of an additional impairment loss of $49.6 million, before income taxes of $19.6 million and minority interest of $5.4 million. This additional loss has been recorded in the second quarter of 2003. See the Restatement section of Note 1—Summary of Significant Accounting Policies.

        Amounts reported in this discussion and analysis for 2003 and 2002 reflect amounts as restated.

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

  •
  On August 7, 2002, U.S. Cellular completed the acquisition of a 20 megahertz license in the Chicago basic trading area (excluding Kenosha, Wisconsin). U.S. Cellular acquired 320,000 customers in this transaction. This acquisition was important to U.S. Cellular as it filled in U.S. Cellular's coverage area in the Midwest, enabling it to expand its network to cover a contiguous area including most of Illinois, Wisconsin and Iowa.

        U.S. Cellular operating income decreased 58% in 2003 and decreased 11% in 2002 primarily due to expenses related to increased customer usage along with development of the Chicago market. U.S. Cellular's operating income was significantly affected by the loss on assets held for sale and the loss on impairment of intangible assets in 2003. The operating income margins (as a percent of service revenues) were 4.9% in 2003, 13.4% in 2002 and 17.4% in 2001. TDS expects continued pressure on U.S. Cellular operating income and margins in the next few years due to slower customer growth, customer acquisition and retention, competition, increased customer usage, launching service in new areas and continued enhancements to its wireless networks. In the exchange and divestiture transactions listed above, U.S. Cellular has divested operations that were generating revenues, cash flows from operations and operating income. In exchange, U.S. Cellular received or will receive licenses that will be in a development phase for several years and also received cash. U.S. Cellular anticipates that it may require debt or equity financing over the next few years for capital expenditures, for the development of these new markets and to further its growth in the Chicago market and its other recently launched markets.

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

        Operating Expenses rose 22% ($565.2 million) to $3,177.3 million in 2003 and rose 21% ($459.7 million) to $2,612.1 million in 2002 from $2,152.4 million in 2001. U.S. Cellular operating expenses increased $547.4 million to $2,463.8 million during 2003 and increased $338.8 million to $1,916.4 million during 2002 from $1,577.6 million in 2001 due primarily to the costs associated with providing service to an expanding customer base, additional depreciation expense and acquisitions. Also included in U.S. Cellular's operating expenses in 2003 is $45.9 million of losses on assets of operations held for sale and $49.6 million of losses on impairment of intangible assets. TDS Telecom operating expenses increased $17.8 million to $713.5 million during 2003 and increased $121.0 million to $695.7 million during 2002 from $574.7 million in 2001. The increase in 2003 was primarily caused by increased cost of services and products, offset somewhat by a decline in competitive local exchange carrier costs by not entering new markets. The increase in 2002 was a result of the expansion of the competitive local exchange business, acquisitions and growth in incumbent local exchange carrier products and services. Also included in TDS Telecom's operating expenses in 2003 was $5.0 million of losses recorded on impairment of assets. Of this amount, $4.6 million was recorded by the competitive local exchange carriers and $0.4 million was recorded by the incumbent local exchange carriers. Operating expenses for all operations in 2003 and 2002 do not include amortization of license costs and goodwill as a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142 effective January 1, 2002. Amortization expense of license costs and goodwill in 2001 totaled $36.5 million at U.S. Cellular, $6.6 million at the incumbent local exchange carriers and $0.2 million at the competitive local exchange carriers.

        Operating Income decreased 31% ($118.5 million) to $267.9 million in 2003 and decreased 11% ($49.8 million) to $386.4 million in 2002 from $436.2 million in 2001. U.S. Cellular's operating income decreased 58% ($162.2 million) to $119.0 million in 2003 and decreased 11% ($36.0 million) to $281.2 million in 2002 from $317.2 million in 2001. The decline in U.S. Cellular operating income in 2003 and 2002 reflects the costs associated with the acquisition of the Chicago market and increased marketing and depreciation expenses. U.S. Cellular's operating income was significantly affected by the loss on assets held for sale and the loss on impairment of intangible assets in 2003. TDS Telecom's operating income increased 42% ($43.7 million) to $148.9 million in 2003 primarily from improved results from the competitive local exchange business. TDS Telecom's operating income decreased 12% ($13.8 million) to $105.2 million in 2002 from $119.0 million in 2001 primarily due to increased incumbent local exchange carrier and competitive local exchange carrier bad debts and increased operating losses from expanding the competitive local exchange carrier business.

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

        Income Tax Expense (Benefit) was an expense of $50.4 million in 2003, a benefit of $(577.0) million in 2002 and a benefit of $(45.0) million in 2001. The tax benefit related to losses on marketable securities and other investments was $1.6 million in 2003, $720.5 million in 2002 and $211.9 million in 2001. The effective tax expense (benefit) rate was 38.5% in 2003, (37.1)% in 2002 and (25.1)% in 2001. See Note 2—Income Taxes for further discussion of the effective tax rate.

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

Year Ended December 31,	2003 (as restated)	2002	2001
(Dollars in thousands)
Minority Share of Income
U.S. Cellular
Minority Public Shareholders' Interest	$(10,170)	$3,277	$(31,163)
Subsidiaries' Minority Interests	(10,070)	(12,281)	(8,591)

	(20,240)	(9,004)	(39,754)
Other Subsidiaries	(140)	(64)	(161)

	$(20,380)	$(9,068)	$(39,915)

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

        Cumulative Effect of Accounting Changes.    Effective January 1, 2003, TDS adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" and recorded the initial liability for legal obligations associated with an asset retirement. The cumulative effect of the implementation of this accounting standard on periods prior to 2003 was recorded in the first quarter of 2003, decreasing net income by $11.8 million, net of taxes of $9.7 million and minority interest of $3.0 million, or $0.20 per basic and diluted share.

        Effective January 1, 2002, TDS adopted SFAS No. 142 and determined that wireless license costs have indefinite lives. Upon initial adoption, TDS reviewed its wireless license costs and determined there was an impairment loss on certain licenses. The cumulative effect of the initial impairment upon the adoption of SFAS No. 142 reduced net income in 2002 by $10.4 million, net of taxes of $8.2 million and minority interest of $2.3 million, or $(0.18) per diluted share.

        Effective January 1, 2002, U.S. Cellular changed its method of accounting for commissions expenses related to customer activations and began deferring expense recognition of a portion of commission expenses in the amount of activation fees revenue deferred. The cumulative effect of this accounting change on periods prior to 2002 was recorded in 2002 increasing net income by $3.4 million, net of taxes of $3.0 million and minority interest of $1.2 million, or $.06 per diluted share.

        Net Income (Loss) Available to Common totaled $46.2 million, or $0.80 per diluted share, in 2003, compared to $(995.2) million, or $(16.97) per diluted share, in 2002, and $(198.5) million, or $(3.38) per diluted share, in 2001. Amounts in 2002 and 2001 were significantly affected by losses from marketable equity securities and other investments.

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

Operating Expenses

Year Ended December 31,	2003 (as restated)	2002	2001
(Dollars in thousands)
System operations (excluding depreciation shown below)	$576,159	$492,750	$421,114
Cost of equipment sold	355,150	242,523	166,759
Selling, general and administrative	1,004,655	829,993	689,087
Depreciation	374,769	311,993	237,346
Amortization and accretion	57,564	39,161	63,312
Loss on impairment of intangible assets	49,595	—	—
Loss on assets held for sale	45,908	—	—

Total Operating Expenses	$2,463,800	$1,916,420	$1,577,618

        Operating expenses increased $547.4 million, or 29%, to $2,463.8 million in 2003 from $1,916.4 million in 2002 and increased $338.8 million, or 21%, in 2002 from $1,577.6 million in 2001.

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

        Monthly systems operations expenses per customer increased 2% to $11.26 in 2003 and increased 4% to $11.09 in 2002 from $10.67 in 2001. This measurement is calculated by dividing total system operations expenses as reported for each of the annual periods by 12, then dividing that quotient by average customers during each respective 12-month period as defined previously in footnote 4 to the table of summarized operating data shown at the beginning of the wireless telephone operations section. Management uses this measurement to assess the cost of customer usage and network usage and maintenance on a per unit basis.

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

        These factors are expected to be partially offset by anticipated decreases in the per-minute cost of usage both on U.S. Cellular's systems and on other carriers' networks. The Chicago area has historically been a high-volume roaming destination for U.S. Cellular's customers. Management anticipates that the continued integration of the Chicago market into its operations will result in a further increase in minutes of use by U.S. Cellular's customers on its systems and a corresponding decrease in minutes of use by its customers on other systems, resulting in a lower overall increase in minutes of use by U.S. Cellular's customers on other systems. Such a shift in minutes of use would reduce U.S. Cellular's per-minute cost of usage in the future, to the extent that U.S. Cellular's customers use U.S. Cellular's systems rather than other carriers' networks. Additionally, U.S. Cellular's acquisition and subsequent buildout of licensed areas received in the AT&T Wireless exchange transaction may shift more minutes of use to U.S. Cellular's systems, as many of these licensed areas are major roaming destinations for U.S. Cellular's current customers.

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

(1)
Selling, general and administrative expenses related to the acquisition of new customers is reconciled to total selling, general and administrative expenses as follows:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Selling, general and administrative expenses as reported	$1,004,655	$829,993	$689,087
Less expenses related to serving and retaining customers	(575,711)	(461,105)	(391,848)

Selling, general and administrative expenses related to the acquisition of new customers	$428,944	$368,888	$297,239

(2)
Cost of equipment sold, excluding amounts related to the retention of existing customers is reconciled to total cost of equipment sold as follows:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Cost of equipment sold as reported	$355,150	$242,523	$166,759
Less cost of equipment sold related to the retention of existing customers	(106,611)	(57,240)	(42,731)

Cost of equipment sold to new customers	$248,539	$185,283	$124,028

(3)
Equipment sales revenues, excluding amounts related to the retention of existing customers is reconciled to total equipment sales revenues as follows:

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Equipment sales revenues as reported	$158,994	$98,693	$68,445
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates*	(27,328)	(13,108)	—
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	30,736	14,579	—

Equipment sales revenues from new customers	$162,402	$100,164	$68,445

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

        This measurement is reconciled to total selling, general and administrative expenses as follows:

Year ended December 31,	2003	2002	2001
(Dollars in thousands, except per customer amounts)
Components of cost(1)
Selling, general and administrative expenses as reported	$1,004,655	$829,993	$689,087
Less selling, general and administrative expenses related to the acquisition of new customers	(428,944)	(368,888)	(297,239)
Add cost of equipment sold related to the retention of existing customers	106,611	57,240	42,731
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(27,328)	(13,108)	—
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	30,736	14,579	—

Net cost of serving and retaining customers	$685,730	$519,816	$434,579
Divided by average customers during period (000s)(2)	4,263	3,702	3,289
Divided by twelve months in each period	12	12	12

Average monthly general and administrative expenses per customer	$13.40	$11.70	$11.01

(1)
These components were previously identified in the table which calculates sales and marketing cost per customer activation and related footnotes.

(2)
Average customers for each respective period were previously defined in footnote 4 to the table of summarized operating data.

        Depreciation expense increased $62.8 million, or 20%, to $374.8 million in 2003 from $312.0 million in 2002 and increased $74.7 million, or 31%, in 2002, from $237.3 million in 2001. The increases in both years reflect rising average fixed asset balances which increased 23% in 2003 and 31% in 2002. Increased fixed asset balances in both 2003 and 2002 resulted from the following factors:

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

        Loss on impairment of intangible assets totaled $49.6 million in 2003. In conjunction with the restatement related to SFAS No. 142, the annual impairment test was reperformed for wireless license costs for 2003, which was originally performed during the second quarter of 2003. The carrying value of the wireless license costs in each reporting unit was compared to the estimated fair value of the wireless license costs in each reporting unit. The license values in two reporting units were determined to be impaired and a loss of $49.6 million was recorded. See "Application of Critical Accounting Policies and Estimates—Investments in Licenses and Goodwill" for further discussion of TDS's and U.S. Cellular's intangible asset impairment testing.

        Loss on assets held for sale totaled $45.9 million in 2003. Of this total, $23.9 million represents the difference between the fair value of the licenses U.S. Cellular received and expects to receive in the AT&T Wireless exchange transaction completed on August 1, 2003, as determined by an independent valuation, and the recorded value of the Florida and Georgia market assets it transferred to AT&T Wireless. The loss also includes a $22.0 million write-down related to the wireless assets to be sold to AT&T Wireless in February 2004.

Operating Income

        Operating income decreased $162.2 million, or 58%, to $119.0 million in 2003 from $281.2 million in 2002 and decreased $36.0 million, or 11%, in 2002 from $317.2 million in 2001. The operating income margins (as a percent of service revenues) were 4.9% in 2003, 13.4% in 2002 and 17.4% in 2001.

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

  •
  increased system operations expenses, primarily driven by increases in the number of cell sites and increases in the number of minutes used by U.S. Cellular's customers and roaming customers on U.S. Cellular's network; and

  •
  increased equipment subsidies, primarily due to U.S. Cellular's practice of selling handsets to agents; this practice began in 2002 and increased the volume of handset sales, as well as the increase in customer retention-related equipment transactions.

        Operating income and operating income margin in 2003 also reflect:

  •
  the losses on assets held for sale related to both the exchange transaction and pending sale transaction involving AT&T Wireless; and

  •
  the loss on impairment of intangible assets.

        These expense increases were partially offset by increased service revenues, which were driven by growth in the number of customers served by U.S. Cellular's systems and increases in average monthly revenue per customer.

        U.S. Cellular expects most of the above factors, except for those related to the transition of the Chicago market and the losses on assets held for sale and impairments, to continue to have an effect on operating income and operating margins for the next several quarters. Any changes in the above factors, as well as the effects of other drivers of U.S. Cellular's operating results, may cause operating income and operating margins to fluctuate over the next several quarters.

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

        As a result, depending on the timing and effectiveness of these initiatives, U.S. Cellular's operating income may range from $160 million to $210 million in 2004, compared to operating income of $119 million in 2003. Its corresponding operating margins may range from 6% to 8% in 2004, compared to an operating margin of 4.9% in 2003.

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

        U.S. Cellular anticipates that its net customer retention costs will increase in the future as it migrates to a single digital technology platform and certain customers will require new handsets. In addition, continued competitive pressures and an increase in per unit handset costs will require U.S. Cellular to incur increased net customer retention costs.

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

        TDS Telecom's competitive local exchange carriers served 364,800 equivalent access lines at the end of 2003 compared to 291,400 lines at the end of 2002 and 192,100 lines at the end of 2001. Internal growth in equivalent access lines has occurred as competitive local exchange carrier operations have increased their presence in current markets.

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

        TDS Telecom's operating income increased 42% ($43.7 million) to $148.9 million in 2003 primarily from improved results from the competitive local exchange business. TDS Telecom's operating income decreased 12% ($13.8 million) to $105.2 million in 2002 from $119.0 million in 2001 primarily due to increased incumbent local exchange carrier and competitive local exchange carrier bad debts and increased operating expenses from expanding the competitive local exchange carrier business.

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

        Cost of services and products increased 17% ($24.7 million) to $167.3 million in 2003 and increased 19% ($23.1 million) to $142.6 million in 2002 from $119.5 million in 2001. The cost of providing Internet service, digital subscriber line service and long-distance service to an increased customer base increased expenses by $7.3 million in 2003 and $13.5 million in 2002. Cost of goods sold related to digital subscriber line service and business systems increased $3.4 million in 2003. Access costs increased by $3.7 million in 2003. Local telephone company payroll increased $5.9 million in 2003 and $1.3 million in 2002 with the majority of the 2003 increase related to costs associated with an early retirement plan. Acquisitions increased expenses by $2.9 million and $8.3 million in 2003 and 2002, respectively.

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

Competitive Local Exchange Carrier Operations

        TDS Telecom's competitive local exchange operations strategy maintains a geographic focus and is designed to leverage TDS Telecom's existing management and infrastructure to complement TDS Telecom's incumbent local exchange carrier operations clustering strategy. TDS Telecom has followed a strategy of controlled entry into certain targeted mid-size communities, regionally proximate to existing TDS Telecom facilities and service areas, with facilities-based entry as a competitive local exchange operations. TDS Telecom's strategy is to be the leading alternative provider for customers' wired telecommunications needs in its competitive local exchange markets.

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

Year Ended December 31,	2003 (as restated)	2002	2001
(Dollars in thousands)
Income (loss) from Continuing operations	$60,006	$(987,737)	$(173,963)
Noncash items included in Income from continuing operations	732,379	1,803,279	757,688

Income from continuing operations excluding noncash items	792,385	815,542	583,725
Changes in assets and liabilities from operations	128,028	(21,905)	(37,920)

	$920,413	$793,637	$545,805

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

        The primary purpose of TDS's construction and expansion expenditures is to provide for customer growth, to upgrade service, and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services. Cash expenditures for capital additions required $777.0 million in 2003, $899.0 million in 2002 and $700.2 million in 2001. U.S. Cellular's capital additions totaled $632.5 million in 2003, $730.6 million in 2002 and $503.3 million in 2001. These additions represent the construction of 507, 437 and 377 cell sites in 2003, 2002 and 2001, respectively, as well as other plant additions and costs related to the development of U.S. Cellular's office systems. In 2003 and 2002, these plant additions included approximately $58 million and $215 million, respectively, for the migration to a single digital wireless equipment platform. Other plant additions in all three years included significant amounts related to the replacement of retired assets and the changeout of analog equipment for digital equipment. TDS Telecom's capital additions for its incumbent local exchange carrier operations totaled $111.9 million in 2003, $116.5 million in 2002 and $99.9 million in 2001 representing expenditures for switch modernization and outside plant facilities to maintain and enhance the quality of service and offer new revenue opportunities. TDS Telecom's capital expenditures for competitive local exchange carrier operations totaled $27.3 million in 2003, $51.9 million in 2002 and $96.9 million in 2001 for switching and other network facilities. Corporate capital expenditures totaled $5.3 million in 2003.

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

        The restatements of the financial statements for the years end December 31, 2003 and 2002 resulted in defaults under the revolving credit agreements between TDS and certain lenders and under the revolving credit agreement between U.S. Cellular and certain lenders. Neither TDS nor U.S. Cellular has failed to make or expects to fail to make any scheduled payment of principal or interest under such revolving credit agreements. TDS and U.S. Cellular have received waivers from the lenders under which the lenders agreed to waive any defaults that may have occurred as a result of the restatements.

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

        The restatements of the financial statements for the years ended December 31, 2003 and 2002 resulted in defaults under certain forward contracts between subsidiaries of TDS and U.S. Cellular and a counterparty. Neither TDS nor U.S. Cellular has failed to make or expects to fail to make any scheduled payment of principal or interest under such forward contracts. TDS and U.S. Cellular and their respective subsidiaries have received waivers from the counterparty under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatements.

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

Acquisition of the Chicago Market

        On August 7, 2002, U.S. Cellular completed the acquisition of the Chicago market, for approximately $618 million, including working capital and other adjustments. U.S. Cellular financed the purchase using its revolving credit facilities, 9% Series A Notes and the Intercompany Note. Net of cash acquired in the transaction and notes issued to the sellers of the Chicago market, U.S. Cellular used cash totaling $431.9 million for this acquisition.

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

        TDS has certain variable interests in investments in unconsolidated entities where TDS holds a minority interest. The investments in unconsolidated entities total $214.9 million as of December 31, 2003 and are accounted for using either the equity or cost method. TDS's maximum loss exposure for these variable interests is limited to the aggregate carrying amount of the investments.

Indemnity Agreements

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

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        TDS prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. TDS's significant accounting policies are discussed in detail in Note 1 to the consolidated financial statements.

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

Investment in Licenses and Goodwill

        TDS reported $1,189.3 million of Wireless license costs and $887.9 million of goodwill at December 31, 2003 as a result of the acquisition of wireless licenses and markets, and the acquisition of operating telephone companies. In addition, TDS reported $42.0 million of Wireless license rights related to the licenses that will be received when the AT&T Wireless exchange transaction is fully completed. Included in Assets of Operations Held for Sale was $63.6 million of license costs and $7.6 million of goodwill at December 31, 2003.

        See Note 5—Wireless License Costs/Goodwill for a schedule of Wireless license costs and goodwill activity in 2003 and 2002.

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

        TDS recorded an impairment loss on wireless license costs totaling $49.6 million in 2003 related to the impairment of two reporting units. Upon adoption of SFAS No. 142 in 2002, TDS recorded an initial impairment loss on wireless license costs held by U.S. Cellular of $10.4 million ($20.9 million net of income taxes of $8.2 million and minority interest of $2.3 million) as a cumulative effect of an accounting change.

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

        See the Asset Retirement Obligations section in Note 1—Summary of Significant Accounting Policies for a schedule of the changes in asset retirement obligations in 2003.

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

        The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities as of December 31, 2003 are as follows:

December 31,	2003 (as restated)
(Dollars in thousands)
Deferred Tax Asset
Net operating loss carryforwards	$82,054
Derivative accounting	286,247

368,301
Less valuation allowance	(67,209)

Total Deferred Tax Asset	301,092

Deferred Tax Liability
Marketable equity securities	1,044,230
Property, plant and equipment	312,232
Partnership investments	24,627
Licenses	203,989
Other	1,038

Total Deferred Tax Liability	1,586,116

Net Deferred Income Tax Liability	$1,285,024

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

(Dollars in millions)

		Valuation of investments assuming indicated increase
	December 31, 2003 Fair Value
		+10%	+20%	+30%
Marketable Equity Securities	$2,722.4	$2,994.6	$3,266.9	$3,539.1
Derivative Instruments(1)	$(712.3)	$(962.7)	$(1,218.5)	$(1,478.1)
		Valuation of investments assuming indicated decrease
	December 31, 2003 Fair Value
		-10%	-20%	-30%
Marketable Equity Securities	$2,722.4	$2,450.2	$2,177.9	$1,905.7
Derivative Instruments(1)	$(712.3)	$(467.0)	$(228.6)	$3.6
		Valuation of investments assuming indicated increase
	December 31, 2002 Fair Value
		+10%	+20%	+30%
Marketable Equity Securities	$1,944.9	$2,139.4	$2,333.9	$2,528.4
Derivative Instruments(1)	$(58.5)	$(241.2)	$(420.6)	$(600.6)
		Valuation of investments assuming indicated decrease
	December 31, 2002 Fair Value
		-10%	-20%	-30%
Marketable Equity Securities	$1,944.9	$1,750.4	$1,556.0	$1,361.5
Derivative Instruments(1)	$(58.5)	$111.6	$287.3	$461.8

(1)
Represents the fair value of the derivative instruments assuming the indicated increase or decrease in the underlying securities.

Consolidated Statements of Operations

Year Ended December 31,	2003 (as restated)	2002 (as restated)	2001
(Dollars in thousands, except per share amounts)
Operating Revenues	$3,445,216	$2,998,474	$2,588,542

Operating Expenses
Cost of services and products (exclusive of depreciation, amortization and accretion shown separately below)	1,182,885	962,760	771,052
Selling, general and administrative expense	1,298,294	1,138,914	931,316
Depreciation, amortization and accretion expense	595,732	510,445	450,019
Loss on impairment of intangible assets	49,595	—	—
Loss on assets held for sale and impairment of assets	50,822	—	—

	3,177,328	2,612,119	2,152,387

Operating Income	267,888	386,355	436,155

Investment and Other Income (Expense)
Dividend and interest income	19,918	57,330	14,246
Investment income	53,154	43,675	50,639
Loss on marketable equity securities and other investments	(10,200)	(1,888,391)	(548,305)
Loss on debt extinguishment	—	—	(6,956)
Interest expense	(171,391)	(132,224)	(103,710)
Minority interest in income of subsidiary trust	(16,678)	(24,810)	(24,810)
Other income (expense), net	(11,955)	2,396	3,785

	(137,152)	(1,942,024)	(615,111)

Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest	130,736	(1,555,669)	(178,956)
Income tax expense (benefit)	50,350	(577,000)	(44,908)

Income (Loss) From Continuing Operations Before Minority Interest	80,386	(978,669)	(134,048)
Minority share of income	(20,380)	(9,068)	(39,915)

Income (Loss) From Continuing Operations	60,006	(987,737)	(173,963)
Discontinued Operations, net of tax	(1,609)	—	(24,092)

Income (Loss) Before Cumulative Effect of Accounting Change	58,397	(987,737)	(198,055)
Cumulative effect of accounting change, net of tax and minority interest	(11,789)	(7,035)	—

Net Income (Loss)	46,608	(994,772)	(198,055)
Preferred dividend requirement	(417)	(427)	(458)

Net Income (Loss) Available to Common	$46,191	$(995,199)	$(198,513)

Basic Weighted Average Shares Outstanding (000s)	57,721	58,644	58,661
Basic Earnings per Share
Income (Loss) from Continuing Operations	$1.03	$(16.85)	$(2.97)
Net Income (Loss) Available to Common	$0.80	$(16.97)	$(3.38)

Diluted Weighted Average Shares Outstanding (000s)	57,875	58,644	58,661
Diluted Earnings per Share
Income (Loss) from Continuing Operations	$1.02	$(16.85)	$(2.97)
Net Income (Loss) Available to Common	$0.79	$(16.97)	$(3.38)

Dividends per Share	$.62	$.58	$.54

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Cash Flows

Year Ended December 31,	2003 (as restated)	2002	2001
(Dollars in thousands)
Cash Flows From Continuing Operating Activities
Income (loss) from continuing operations	$60,006	$(987,737)	$(173,963)
Add (deduct) adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities
Depreciation, amortization and accretion	595,732	510,445	450,019
Deferred income taxes, net	3,368	(587,706)	(266,406)
Investment income	(53,154)	(43,675)	(50,639)
Minority share of income	20,380	9,068	39,915
Loss on impairment of intangible assets	49,595	—	—
Loss on assets held for sale and impairment of assets	50,822	—	—
Loss on marketable equity securities and other investments	10,200	1,888,391	548,305
Noncash interest expense	26,760	11,407	10,176
Loss on debt extinguishment	—	—	6,956
Other noncash expense	28,676	15,349	19,362
Changes in assets and liabilities from operations
Change in accounts receivable	61,338	(27,032)	(34,125)
Change in materials and supplies	(16,548)	2,473	(7,100)
Change in accounts payable	(625)	52,280	(7,828)
Change in advance billing and customer deposits	17,282	20,046	1,628
Change in accrued taxes	57,762	(80,108)	(1,151)
Change in other assets and liabilities	8,819	10,436	10,656

	920,413	793,637	545,805

Cash Flows From Continuing Investing Activities
Capital expenditures	(776,967)	(899,050)	(700,150)
Acquisitions, net of cash acquired	(5,125)	(531,174)	(392,842)
Cash received from mergers and exchanges	33,953	—	570,035
Refund of FCC deposit	—	56,060	—
Distributions from unconsolidated entities	45,427	31,328	16,644
Other investing activities	2,222	(23,748)	(13,545)

	(700,490)	(1,366,584)	(519,858)

Cash Flows From Continuing Financing Activities
Change in notes payable	(461,707)	196,492	(249,522)
Issuance of long-term debt	434,294	138,314	489,656
Proceeds from prepaid forward contracts	—	1,631,821	—
Repayment of Company-Obligated Mandatorily Redeemable Preferred Securities	(300,000)	—	—
Repayments of long-term debt	(60,370)	(148,470)	(17,806)
Prepayment of medium-term notes	(70,500)	(51,000)	(65,500)
Repurchase and conversion of debt	—	—	(31,963)
Repurchase of TDS Common Shares	(86,779)	—	(39,441)
Repurchase of U.S. Cellular Common Shares	—	—	(40,862)
Dividends paid	(36,193)	(34,445)	(32,141)
Other financing activities	47	(1,573)	3,357

	(581,208)	1,731,139	15,778

Net Increase (Decrease) in Cash and Cash Equivalents	(361,285)	1,158,192	41,725
Cash and Cash Equivalents
Beginning of year	1,298,936	140,744	99,019

End of year	$937,651	$1,298,936	$140,744

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets—Assets

December 31,	2003 (as restated)	2002 (as restated)
(Dollars in thousands)
Current Assets
Cash and cash equivalents	$937,651	$1,298,936
Accounts receivable
Due from customers, less allowance of $18,908 and $24,627, respectively	282,313	272,997
Other, principally connecting companies, less allowance of $6,419 and $15,848, respectively	127,358	175,036
Federal income tax receivable	—	40,000
Materials and supplies, at average cost	87,270	72,441
Other current assets	70,354	88,602

	1,504,946	1,948,012

Investments
Marketable equity securities	2,772,410	1,944,939
Wireless license costs	1,189,326	1,247,197
Wireless license rights	42,037	—
Goodwill	887,937	967,566
Customer lists, net of accumulated amortization of $22,206 and $6,567, respectively	24,448	40,087
Investments in unconsolidated entities	214,885	205,995
Notes receivable, less valuation allowance of $55,144 and $55,144, respectively	6,476	7,287
Other investments	15,439	14,914

	5,152,958	4,427,985

Property, Plant and Equipment, net
U.S. Cellular	2,271,254	2,148,432
TDS Telecom	1,079,732	1,047,811

	3,350,986	3,196,243

Other Assets and Deferred Charges
Derivative asset	—	2,630
Other	83,925	96,914

	83,925	99,544

Assets of Operations Held for Sale	100,523	—

	$10,193,338	$9,671,784

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets—Liabilities and Stockholders' Equity

December 31,	2003 (as restated)	2002 (as restated)
(Dollars in thousands)
Current Liabilities
Current portion of long-term debt	$23,712	$64,482
Notes payable	—	461,792
Accounts payable	361,010	361,758
Advance billings and customer deposits	108,372	95,922
Accrued interest	31,884	31,751
Accrued taxes	44,889	34,413
Accrued compensation	69,290	58,678
Other current liabilities	57,788	62,184

	696,945	1,170,980

Deferred Liabilities and Credits
Net deferred income tax liability	1,285,024	1,180,204
Derivative liability	712,252	61,160
Asset retirement obligation	124,501	—
Other	119,076	124,545

	2,240,853	1,365,909

Long-term Debt
Long-term debt, excluding current portion	1,994,913	1,641,624
Prepaid forward contracts	1,672,762	1,656,616

	3,667,675	3,298,240

Liabilities of Operations Held for Sale	2,427	—

Commitments and Contingencies (Note 23)
Minority Interest in Subsidiaries	502,702	487,479

Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Company Subordinated Debentures(a)	—	300,000

Preferred Shares	3,864	6,954

Common Stockholders' Equity
Common Shares, par value $.01 per share; authorized 100,000,000 shares; issued and outstanding 56,282,000 and 55,875,000 shares, respectively	563	559
Series A Common Shares, par value $.01 per share; authorized 25,000,000 shares; issued and outstanding 6,440,000 and 6,602,000 shares, respectively	64	66
Capital in excess of par value	1,843,468	1,832,806
Treasury Shares, at cost, 5,688,000 and 3,799,000 shares, respectively	(493,714)	(404,169)
Accumulated other comprehensive income	296,820	191,704
Retained earnings	1,431,671	1,421,256

	3,078,872	3,042,222

	$10,193,338	$9,671,784

The accompanying notes to consolidated financial statements are an integral part of these statements.

(a)
As described in Note 18, the sole asset of TDS Capital I was $154.6 million principal amount of 8.5% subordinated debentures due 2037 from TDS, and the sole asset of TDS Capital II was $154.6 million principal amount of 8.04% subordinated debentures due 2038 from TDS.

Consolidated Statements of Common Stockholders' Equity

	Common Shares	Series A Common Shares	Capital in Excess of Par Value	Treasury Shares	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Retained Earnings
(Dollars in thousands)
Balance, December 31, 2000	$555	$69	$1,816,619	$(383,501)		$(178,344)	$2,680,669
Comprehensive (Loss)
Net (loss)	—	—	—	—	$(198,055)	—	(198,055)
Net unrealized losses on securities	—	—	—	—	(173,776)	(173,776)	—

Comprehensive (loss)					$(371,831)

Dividends
Common and Series A Common Shares	—	—	—	—		—	(31,683)
Preferred shares	—	—	—	—		—	(458)
Repurchase of Common Shares	—	—	—	(30,335)		—	—
Dividend reinvestment, incentive and compensation plans	—	—	995	6,942		—	—
Conversion of Series A and Preferred shares	2	(1)	746	—		—	—
Adjust Investment in U.S. Cellular for Common Share issuances and repurchases	—	—	8,368	—		—	—
Other	—	—	112	—		—	—

Balance, December 31, 2001	557	68	1,826,840	(406,894)		(352,120)	2,450,473
Comprehensive (Loss)
Net (loss)	—	—	—	—	$(994,772)	—	(994,772)
Net unrealized gains on securities	—	—	—	—	593,408	593,408	—
Net unrealized losses on derivative instruments	—	—	—	—	(49,584)	(49,584)	—

Comprehensive (loss)					$(450,948)

Dividends
Common and Series A Common Shares	—	—	—	—		—	(34,018)
Preferred shares	—	—	—	—		—	(427)
Dividend reinvestment, incentive and compensation plans	—	—	1,975	2,725		—	—
Conversion of Series A and Preferred shares	2	(2)	1,156	—		—	—
Adjust Investment in U.S. Cellular for Common Share issuances and repurchases	—	—	2,698	—		—	—
Other	—	—	137	—		—	—

Balance, December 31, 2002 (as restated)	559	66	1,832,806	(404,169)		191,704	1,421,256
Comprehensive (Loss)
Net income	—	—	—	—	$46,608	—	46,608
Net unrealized gains on securities	—	—	—	—	496,832	496,832	—
Net unrealized losses on derivative instruments	—	—	—	—	(391,716)	(391,716)	—

Comprehensive income					$151,724

Dividends
Common and Series A Common Shares	—	—	—	—		—	(35,792)
Preferred shares	—	—	—	—		—	(401)
Repurchase of Common Shares	—	—	—	(92,365)		—	—
Dividend reinvestment, incentive and compensation plans	1	—	5,029	2,820		—	—
Conversion of Series A and Preferred shares	3	(2)	2,939	—		—	—
Adjust Investment in U.S. Cellular for Common Share issuances and repurchases	—	—	2,515	—		—	—
Other	—	—	179	—		—	—

Balance, December 31, 2003 (as restated)	$563	$64	$1,843,468	$(493,714)		$296,820	$1,431,671

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

Restatement

        On April 19, 2004, TDS announced that it would restate its 2003 and 2002 financial statements relating to the implementation of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets," which was adopted on January 1, 2002. Prior to January 1, 2002, TDS allocated the excess of purchase price over tangible assets and liabilities acquired to wireless license costs and goodwill. At that time, the accounting treatment for the TDS's wireless license costs and goodwill was the same for book purposes, with both asset classes amortized over an expected life of 40 years. However, no deferred taxes were provided on the amounts allocated to goodwill.

        Based upon a subsequent review of goodwill, TDS has restated the allocation of $138.9 million of purchase price recorded as goodwill to wireless license costs as of January 1, 2002, the date of the adoption of SFAS No. 142. In connection with this restatement, an additional deferred tax liability of $90.7 million was recorded as of January 1, 2002. The additional deferred tax liability recorded in conjunction with this restatement increased the carrying value of wireless license costs by a corresponding $90.7 million. Following these adjustments, TDS reperformed the impairment tests for its wireless license costs as of January 1, 2002, and recorded an impairment loss of $10.4 million ($20.9 million before income taxes of $8.2 million and minority interest of $2.3 million). This impairment has been recorded as a cumulative effect of an accounting change at January 1, 2002, the date of the adoption of SFAS 142.

        In the first quarter of 2003, TDS had recorded a loss on assets held for sale related to the pending disposition of certain wireless properties. The wireless license costs upon which the impairment was recorded in the first quarter of 2002 included the wireless license costs of these properties. As a result, a portion of the originally recognized loss on assets held for sale in the first quarter of 2003 was recognized in the first quarter of 2002. Consequently, loss on assets held for sale in 2003 has been reduced by $1.9 million, before income taxes of $0.8 million and minority interest of $0.2 million. In the third quarter of 2003, TDS has originally recorded an income tax expense upon the closing of the disposition of such wireless properties. This tax expense has been reduced due to the reversal of additional deferred tax liabilities that were recorded with respect to the wireless properties exchanged in conjunction with the restatement from goodwill to wireless license costs. Consequently, income tax expense in 2003 has been reduced by $10.7 million and minority interest by $1.9 million.

        In addition, as a result of the restatement discussed above, TDS also reperformed the annual impairment test for its wireless license costs for 2003, which was originally performed during the second quarter of 2003. This resulted in the recognition of an additional impairment loss of $49.6 million, before income taxes of $19.6 million and minority interest of $5.4 million. This additional loss has been recorded in the second quarter of 2003. A summary of the changes to the affected captions in the 2003 and 2002 statement of operations and balance sheets are included below:

	Year Ended or at December 31, 2003
(Dollars in thousands, except per share amounts)	As Originally Reported	Effects of 2003 Accounting Changes	As Restated
Statement of Operations:
Operating Expenses
(Loss) on assets held for sale	$(52,761)	$1,939	$(50,822)
(Loss) on impairment of intangible assets	—	(49,595)	(49,595)

Operating Income	315,544	(47,656)	267,888
Income (loss) before income taxes and minority interest	178,392	(47,656)	130,736
Income tax expense (benefit)
Tax effect of changes to loss on assets held for sale		(9,952)
Tax effect of impairments		(19,590)

	79,892	(29,542)	50,350
Minority share of income
Minority share of changes to loss on assets held for sale		(2,123)
Minority share of (loss) on impairments		5,355

	(23,612)	3,232	(20,380)
Income (loss) before cumulative effect of accounting change	73,279	(14,882)	58,397
Cumulative effect of accounting change, net of tax and minority interest	(11,789)	—	(11,789)

Net income (loss)	$61,490	$(14,882)	$46,608

Basic earnings (loss) per share
Continuing Operations	$1.29	$(0.26)	$1.03
Discontinued Operations	(0.03)	—	(0.03)
Cumulative effect of accounting change	(0.20)	—	(0.20)

Net income (loss)	$1.06	$(0.26)	$0.80
Diluted earnings (loss) per share
Continuing Operations	$1.28	$(0.26)	$1.02
Discontinued Operations	(0.03)	—	(0.03)
Cumulative effect of accounting change	(0.20)	—	(0.20)

Net income (loss)	$1.05	$(0.26)	$0.79

(Dollars in thousands)	As Originally Reported	Effects of 2003 Accounting Changes	As Restated
Balance Sheet:
Wireless license costs
Restatement from goodwill		$138,885
Increase in deferred tax liability on restatement of wireless license costs		90,677
2002 impairment		(20,921)
2003 impairment		(49,595)
Adjustment to amount transferred to Assets of operations held for sale		(21,759)

	$1,052,039	137,287	$1,189,326
Goodwill
Restatement to Wireless license costs		(138,885)
Adjustment to amount transferred to Assets of operations held for sale		23,698

	1,003,124	(115,187)	887,937
Total Assets	$10,171,238	$22,100	$10,193,338

Net deferred income tax liability
Increase in deferred tax liability on restatement of wireless license costs		$90,677
Tax on 2002 impairment		(8,264)
Tax on 2003 impairment		(19,590)
Tax effect of changes to loss on assets held for sale		(9,952)

	$1,232,153	52,871	$1,285,024
Minority interest in subsidiaries
2002 impact		(2,256)
2003 impact		(3,232)

	508,190	(5,488)	502,702
Retained Earnings
2002 cumulative effect impact		(10,401)
2003 impact		(14,882)

	1,456,954	(25,283)	1,431,671
Total Liabilities and Stockholders' Equity	$10,171,238	$22,100	$10,193,338

	Year Ended or at December 31, 2002
(Dollars in thousands, except per share amounts)	As Originally Reported	Effects of 2002 Accounting Changes	As Restated
Statement of Operations:
Income (loss) before cumulative effect of accounting change	$(987,737)	$—	$(987,737)
Cumulative effect of accounting change	3,366	(10,401)	(7,035)

Net income (loss)	$(984,371)	$(10,401)	$(994,772)

Basic earnings (loss) per share
Continuing Operations	$(16.85)	$—	$(16.85)
Cumulative effect of accounting change	0.06	(0.18)	(0.12)

Net income (loss)	$(16.79)	$(0.18)	$(16.97)

Diluted earnings (loss) per share
Continuing Operations	$(16.85)	$—	$(16.85)
Cumulative effect of accounting change	0.06	(0.18)	(0.12)

Net income (loss)	$(16.79)	$(0.18)	$(16.97)

Balance Sheet:
Wireless license costs
Restatement from goodwill		$138,885
Increase in deferred tax liability on restatement of wireless license costs		90,677
2002 impairment		(20,921)

	$1,038,556	208,641	$1,247,197
Goodwill
Restatement of goodwill	1,106,451	(138,885)	967,566
Total Assets	$9,602,028	$69,756	$9,671,784

Net deferred income tax liability
Increase in deferred tax liability on restatement of wireless license costs		$90,677
Tax on 2002 impairment		(8,264)

	$1,097,791	82,413	$1,180,204
Minority interest in subsidiaries	489,735	(2,256)	487,479
Retained Earnings	1,431,657	(10,401)	1,421,256
Total Liabilities and Stockholders' Equity	$9,602,028	$69,756	$9,671,784

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

Goodwill

        TDS has goodwill as a result of the acquisition of wireless licenses and markets, and the acquisition of operating telephone companies. U.S. Cellular's goodwill reflects the portion of the purchase price of acquisitions of interests in operating wireless markets that was not assigned to the fair values of the other acquired assets, including wireless licenses. TDS Telecom's goodwill reflects the costs in excess of the underlying fair value of the net tangible and intangible assets of acquired telephone companies. TDS adopted SFAS No. 142 on January 1, 2002, and no longer amortizes goodwill. Prior to 2002, goodwill was amortized over 40 years. Goodwill is tested for impairment annually. The impairment test consists of a comparison of the implied fair value of the goodwill with its carrying amount. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.

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

Assets and Liabilities of Operations Held For Sale

        TDS accounts for the disposal of long-lived assets in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." When long-lived assets meet the held for sale criteria set forth in SFAS No. 144, the balance sheet reflects the assets and liabilities of the properties to be disposed of as assets and liabilities of operations held for sale. The assets and liabilities of operations held for sale are presented separately in the asset and liability sections of the balance sheet. The revenues and expenses of the properties to be disposed of are included in operations until the transaction is completed. See Note 10—Operations Held for Sale for the discussion of the sale and exchange of long-lived assets.

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

Cumulative Effect of Accounting Changes

        Effective January 1, 2003, TDS adopted SFAS No. 143 "Accounting for Asset Retirement Obligations" and recorded the initial liability for legal obligations associated with an asset retirement. The cumulative effect of the implementation of this accounting standard on periods prior to 2003 was recorded in the first quarter of 2003, decreasing net income by $11.8 million, net of taxes of $9.7 million and minority interest of $3.0 million or $0.20 per basic and diluted share.

        The following pro forma amounts show the effect of the retroactive application of the change in accounting principle for the adoption of SFAS No. 143:

Year Ended December 31,	2003 (as restated)	2002 (as restated)	2001
(Dollars in thousands, except per share amounts)
Actual
Net income (loss)	$46,608	$(994,772)	$(198,055)
Basic earnings (loss) per share	$0.80	$(16.97)	$(3.38)
Diluted earnings (loss) per share	$0.79	$(16.97)	$(3.38)
Pro forma
Net income (loss)	$58,397	$(997,321)	$(200,025)
Basic earnings (loss) per share	$1.00	$(17.01)	$(3.41)
Diluted earnings (loss) per share	$0.99	$(17.01)	$(3.41)

	December 31,		January 1,
	2002	2001	2001
(Dollars in thousands)
Pro forma—Balance Sheet data
Asset retirement obligation	$109,738	$92,946	$78,806

        Effective January 1, 2002, TDS adopted SFAS No. 142 and determined that wireless license costs have indefinite lives. Upon initial adoption, TDS reviewed its wireless license costs and determined there was an impairment loss on certain wireless license costs. The cumulative effect of the initial impairment upon the adoption of SFAS No. 142 reduced net income in 2002 by $10.4 million, net of income taxes of $8.2 million and minority interest of $2.3 million, or $(0.18) per diluted share.

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

Year Ended December 31,	2003 (as restated)	2002 (as restated)	2001
(Dollars in thousands, except per share amounts)
Net Income (Loss) Available to Common
As Reported	$46,191	$(995,199)	$(198,513)
Pro Forma Expense	(14,886)	(11,503)	(5,429)

Pro Forma	31,305	(1,006,702)	(203,942)
Basic Earnings per Share from Net Income (Loss) Available to Common
As Reported	0.80	(16.97)	(3.38)
Pro Forma Expense	(0.26)	(0.20)	(0.10)

Pro Forma	0.54	(17.17)	(3.48)
Diluted Earnings per Share from Net Income (Loss) Available to Common
As Reported	0.79	(16.97)	(3.38)
Pro Forma Expense	(0.26)	(0.20)	(0.10)

Pro Forma	$0.53	$(17.17)	$(3.48)

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

2 INCOME TAXES

        Income tax provisions charged to Income (loss) from continuing operations before minority interest are summarized as follows:

Year Ended December 31,	2003 (as restated)	2002	2001
(Dollars in thousands)
Current
Federal	$8,881	$1,273	$184,562
State	20,243	2,365	36,936
Foreign	—	7,068	—
Deferred
Federal	29,844	(491,616)	(210,893)
State	(8,618)	(96,090)	(55,513)

Total income tax expense (benefit) from continuing operations	$50,350	$(577,000)	$(44,908)

        A reconciliation of TDS's income tax expense (benefit) from continuing operations computed at the statutory rate to the reported income tax expense (benefit) from continuing operations, and the statutory federal income tax expense (benefit) rate to TDS's effective income tax expense (benefit) rate from continuing operations, is as follows:

	2003 (as restated)				2001 (as restated)
			2002
Year Ended December 31,
	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in millions)
Statutory federal income tax expense (benefit)	$45.8	35.0%	$(544.5)	(35.0)%	$(62.6)	(35.0)%
State income taxes, net of federal benefit	1.9	1.5	(57.2)	(3.7)	(4.8)	(2.7)
Amortization of license costs and goodwill	—	—	—	—	6.3	3.5
Minority share of income not included in consolidated tax return	(4.3)	(3.3)	(4.3)	(0.3)	(2.6)	(1.5)
Gains (losses) on marketable equity securities, other investments and assets held for sale	3.9	3.0	12.6	0.8	3.1	1.7
Resolution of prior period tax issues	1.8	1.4	11.5	0.7	9.8	5.5
Foreign tax	—	—	4.6	0.3	—	—
Debt extinguishment	—	—	—	—	2.4	1.4
Other differences, net	1.3	0.9	0.3	0.1	3.5	2.0

Total income tax expense (benefit)	$50.4	38.5%	$(577.0)	(37.1)%	$(44.9)	(25.1)%

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

        Income tax provisions charged to net income (loss) are summarized as follows:

Year Ended December 31,	2003 (as restated)	2002 (as restated)	2001
(Dollars in thousands)
Current
Federal	$8,861	$1,273	$184,562
State	20,029	2,365	36,936
Foreign	—	7,068	—
Deferred
Federal	21,035	(495,999)	(204,469)
State	(10,436)	(97,021)	(55,513)

Total income tax expense (benefit)	$39,489	$(582,314)	$(38,484)

        Included in total income tax expense (benefit) are deferred income taxes on cumulative effect of accounting changes of $9.7 million in 2003 and $5.3 million in 2002. Discontinued operations was reduced by deferred income tax benefits of $1.2 million in 2003 and $6.4 million in 2001.

        TDS's current net deferred tax assets totaled $19.4 million and $20.3 million as of December 31, 2003 and 2002, respectively. The net current deferred tax asset primarily represents the deferred tax effects of the allowance for doubtful accounts on customer receivables.

        The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities are as follows:

December 31,	2003 (as restated)	2002 (as restated)
(Dollars in thousands)
Deferred Tax Asset
Net operating loss carryforwards	$82,054	$80,645
Derivative accounting	286,247	32,473
Partnership investments	—	17,568

	368,301	130,686
Less valuation allowance	(67,209)	(54,816)

Total Deferred Tax Asset	301,092	75,870

Deferred Tax Liability
Marketable equity securities	1,044,230	739,045
Property, plant and equipment	312,232	299,730
Partnership investments	24,627	—
Licenses	203,989	212,486
Other	1,038	4,813

Total Deferred Tax Liability	1,586,116	1,256,074

Net Deferred Income Tax Liability	$1,285,024	$1,180,204

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

        The amounts used in computing earnings per share from continuing operations and the effect on income and the weighted average number of Common and Series A Common Shares of dilutive potential common stock are as follows:

Year Ended December 31,	2003 (as restated)	2002 (as restated)	2001
(Dollars in thousands)
Basic Earnings per Share
Income (Loss) from Continuing Operations	$60,006	$(987,737)	$(173,963)
Preferred Dividend Requirement	(417)	(427)	(458)

Income (Loss) from Continuing Operations Available to Common	59,589	(988,164)	(174,421)
Discontinued Operations (Loss) on Disposal	(1,609)	—	(24,092)
Cumulative Effect of Accounting Change	(11,789)	(7,035)	—

Net Income (Loss) Available to Common used in Basic Earnings per Share	$46,191	$(995,199)	$(198,513)

Year Ended December 31,	2003 (as restated)	2002 (as restated)	2001
(Dollars in thousands)
Diluted Earnings per Share
Income (Loss) from Continuing Operations Available to Common used in Basic Earnings per Share	$59,589	$(988,164)	$(174,421)
Minority Income Adjustment(1)	(335)	—	—

Income (Loss) from Continuing Operations Available to Common	59,254	(988,164)	(174,421)
Discontinued Operations (Loss) on Disposal	(1,609)	—	(24,092)
Cumulative Effect of Accounting Change	(11,789)	(7,035)	—

Net Income (Loss) Available to Common used in Diluted Earnings per Share	$45,856	$(995,199)	$(198,513)

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

Year Ended December 31,	2003 (as restated)	2002 (as restated)	2001
Basic Earnings per Share
Continuing Operations	$1.03	$(16.85)	$(2.97)
Discontinued Operations	(0.03)	—	(0.41)
Cumulative Effect of Accounting Change	(0.20)	(0.12)	—

	$0.80	$(16.97)	$(3.38)

Year Ended December 31,	2003	2002	2001
Diluted Earnings per Share
Continuing Operations	$1.02	$(16.85)	$(2.97)
Discontinued Operations	(0.03)	—	(0.41)
Cumulative Effect of Accounting Change	(0.20)	(0.12)	—

	$0.79	$(16.97)	$(3.38)

4 MARKETABLE EQUITY SECURITIES

        Information regarding TDS's marketable equity securities is summarized as follows:

(Dollars in thousands)
December 31,	2003	2002
Deutsche Telekom AG 131,461,861 ordinary shares	$2,403,123	$1,689,285
Vodafone Group Plc 12,945,915 American Depositary Receipts	324,166	234,580
VeriSign, Inc. 2,361,333 and 2,525,786 common shares	38,490	20,257
Rural Cellular Corporation 719,396 equivalent common shares	5,719	611
Other	912	206

Aggregate Fair Value	2,772,410	1,944,939
Accounting Cost Basis	1,543,932	1,545,713

Gross Unrealized Holding Gains (Losses)	1,228,478	399,226
Income Tax (Expense) Benefit	(479,683)	(155,794)

Unrealized Holding Gains (Losses), net of tax	748,795	243,432
Derivatives, net of tax	(447,319)	(50,508)
Equity Method Unrealized Gains	126	615
Minority Share of Unrealized Holding (Gains) Losses	(4,782)	(1,835)

Accumulated Other Comprehensive Income	$296,820	$191,704

        TDS holds a substantial amount of marketable equity securities that are publicly traded and can have volatile movements in share prices. TDS and its subsidiaries do not make direct investments in publicly traded companies and all of these interests were acquired as a result of sales, trades or reorganization of other assets. The investment in Deutsche Telekom resulted from TDS's sale of its over 80%-owned personal communication services operating subsidiary, Aerial Communications, to VoiceStream Wireless for stock of VoiceStream, which was then acquired by Deutsche Telekom in exchange for Deutsche Telekom stock. The investment in Vodafone resulted from certain sales or trades of non-strategic cellular investment to or settlements with AirTouch Communications in exchange for stock of AirTouch, which was then acquired by Vodafone for American Depositary Receipts representing Vodafone stock. The investment in Rural Cellular Corporation is the result of a consolidation of several cellular partnerships in which TDS subsidiaries held interests in Rural Cellular, and the distribution of Rural Cellular stock in exchange of these interests. The investment in VeriSign is the result of the acquisition by VeriSign of Illuminet, Inc., a telecommunication entity in which several TDS subsidiaries held interests.

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

        Following is a schedule of activity of wireless license costs:

December 31,	2003 (as restated)	2002 (as restated)
(Dollars in thousands)
Balance, beginning of year	$1,247,197	$858,792
Restatement under SFAS No. 142	—	229,562
Acquisitions(1)	178,609	181,510
Divestitures	(76,905)	—
Allocation to assets of operations held for sale	(63,569)	—
Impairment loss(2)	(53,095)	(20,921)
Other	(874)	(1,746)

Balance, end of year(1)	$1,231,363	$1,247,197

(1)
Includes $42.0 million of Wireless license rights from the AT&T Wireless transactions.

(2)
Upon adoption of SFAS No. 142 on January 1, 2002, TDS recorded a $20.9 million impairment loss on intangible assets related to the wireless license costs. The loss was recorded as a cumulative effect of accounting change. In 2003, TDS recorded an additional impairment loss of $49.6 million on wireless license costs in two reporting units and a $3.5 million loss on impairment of its investment in a non-operating wireless license.

        Following is a schedule of activity of goodwill:

December 31,	2003 (as restated)	2002 (as restated)
(Dollars in thousands)
Consolidated Beginning Balance	$967,566	$870,801

U.S. Cellular
Balance, beginning of year	504,744	473,975
Restatement under SFAS No. 142	—	(138,885)
Acquisitions	7,516	172,263
Divestitures	(69,961)	—
Allocation to assets of operations held for sale	(7,565)	—
Other	(4,478)	(2,609)

Balance, end of year	430,256	504,744

TDS Telecom—ILEC
Balance, beginning of year	397,482	332,848
Acquisitions	—	64,231
Other	(141)	403

Balance, end of year	397,341	397,482

TDS Telecom—CLEC
Balance, beginning and end of year	29,440	29,440

Other
Balance, beginning of year	35,900	34,538
Impairment loss	(5,000)	—
Other	—	1,362

Balance, end of year	30,900	35,900

Net Change	(79,629)	96,765

Consolidated Ending Balance	$887,937	$967,566

        Pursuant to SFAS No. 142, Net income (loss) and Basic and Diluted earnings per share adjusted to exclude license and goodwill amortization expense, net of tax, recorded in the year ended December 31, 2001, is summarized below, together with the actual amounts of such measures in 2003 and 2002, for comparison purposes.

Year Ended December 31,	2003 (as restated)	2002 (as restated)	2001
(Dollars in thousands)
Net Income (Loss)	$46,608	$(994,772)	$(198,055)
Amortization, net of tax and minority interest effect of
License costs	—	—	14,215
Goodwill	—	—	13,788
Goodwill for equity method investments	—	—	1,504

Adjusted Net Income (Loss)	$46,608	$(994,772)	$(168,548)

Basic Earnings per Share:
Net Income (Loss)	$0.80	$(16.97)	$(3.38)
Amortization, net of tax and minority interest	—	—	.50

Adjusted Earnings per Share	$0.80	$(16.97)	$(2.88)

Diluted Earnings per Share:
Net Income (Loss)	$0.79	$(16.97)	$(3.38)
Amortization, net of tax and minority interest	—	—	.50

Adjusted Earnings per Share	$0.79	$(16.97)	$(2.88)

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
(Dollars in thousands)
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

        Prior to the close of the AT&T Wireless exchange, U.S. Cellular allocated $70.0 million of goodwill related to the properties transferred to AT&T Wireless to Assets of operations held for sale in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets." A loss of $23.9 million was recorded as a "Loss on assets held for sale" (included in operating expenses) representing the difference between the book value of the markets transferred to AT&T Wireless and the fair value of the assets received or to be received in this transaction.

        The following table summarizes the estimated fair values of the AT&T Wireless licenses received and the recorded value of the Florida and Georgia assets and liabilities transferred to AT&T Wireless from U.S. Cellular.

August 1, 2003 (as restated)
(Dollars in thousands)
Current assets	$(12,785)
Property, plant and equipment	(88,314)
Wireless licenses transferred	(76,905)
Wireless licenses received	136,571
Wireless license rights	42,037
Goodwill	(69,961)
Minority interests acquired	3,000
Other assets and liabilities	(717)
Current liabilities	9,213
Loss recorded on transfer	23,908

Cash received	$(33,953)

        In addition, in 2003, U.S. Cellular acquired the minority interest in two entities which held wireless licenses for $2.3 million.

        In aggregate, the 2003 acquisitions, divestitures and exchanges increased wireless license costs by $59.7 million, wireless license rights by $42.0 million and reduced U.S. Cellular goodwill by $70.0 million.

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

Pro Forma Operations

        Assuming the exchanges and acquisitions accounted for as purchases during the period January 1, 2002 to December 31, 2003, had taken place on January 1, 2002; and the acquisitions during the period January 1, 2001 to December 31, 2001, had taken place on January 1, 2001, unaudited pro forma results of operations would have been as follows:

Year Ended December 31,	2003 (as restated)	2002 (as restated)	2001
(Unaudited, dollars in thousands, except per share amounts)
Operating revenues	$3,348,927	$3,003,365	$2,630,793
Income (loss) from continuing operations	56,093	(1,026,478)	(184,120)
Net income (loss)	42,697	(1,033,512)	(208,212)
Earnings per share—basic	0.73	(17.17)	(3.47)
Earnings per share—diluted	$0.72	$(17.17)	$(3.47)

13 LOSS ON MARKETABLE EQUITY SECURITIES AND OTHER INVESTMENTS

Year Ended December 31,	2003	2002	2001
(Dollars in thousands)
Impairment of unconsolidated interests	$(10,200)	$(32,716)	$—
Marketable equity securities other than temporary losses	—	(1,757,471)	—
Notes receivable impairment	—	(93,978)	—
Other	—	(4,226)	487
Deutsche Telekom/VoiceStream merger	—	—	(644,929)
VeriSign/Illuminet merger	—	—	96,137

	$(10,200)	$(1,888,391)	$(548,305)

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

        The restatements discussed in Note 1—Summary of Significant Accounting Policies resulted in defaults under the revolving credit agreements between TDS and certain lenders and under the revolving credit agreement between U.S. Cellular and certain lenders. Neither TDS nor U.S. Cellular has failed to make or expects to fail to make any scheduled payment of principal or interest under such revolving credit agreements. TDS and U.S. Cellular have received waivers from the lenders under which the lenders agreed to waive any defaults that may have occurred as a result of the restatements.

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

        The restatements discussed in Note 1—Summary of Significant Accounting Policies resulted in defaults under certain forward contracts between subsidiaries of TDS and U.S. Cellular and a counterparty. Neither TDS nor U.S. Cellular has failed to make or expects to fail to make any scheduled payment of principal or interest under such forward contracts. TDS and U.S. Cellular and their respective subsidiaries have received waivers from the counterparty under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatements.

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

16 FINANCIAL INSTRUMENTS AND DERIVATIVES

Financial Instruments

        Financial instruments are as follows:

December 31,	2003		2002
	Book Value	Fair Value	Book Value	Fair Value
(Dollars in thousands)
Cash and Cash Equivalents	$937,651	$937,651	$1,298,936	$1,298,936
Notes Payable	—	—	461,792	461,792
Long-term Debt, including current portion	2,018,625	2,114,158	1,706,106	1,684,407
Prepaid Forward Contracts	1,672,762	1,665,743	1,656,616	1,648,900
Company-obligated
Mandatorily Redeemable Preferred Securities	—	—	300,000	296,700
Preferred Shares	$3,864	$3,151	$6,954	$4,978

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

17 MINORITY INTEREST IN SUBSIDIARIES

        The following table summarizes the minority shareholders' and partners' interests in the equity of consolidated subsidiaries.

December 31,	2003 (as restated)	2002 (as restated)
(Dollars in thousands)
U.S. Cellular
Public shareholders	$439,838	$427,912
Subsidiaries' partners and shareholders	51,430	48,242

	491,268	476,154
Other minority interests	11,434	11,325

	$502,702	$487,479

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

Accumulated Other Comprehensive Income

        The cumulative balance of unrealized gains (losses) on securities and derivative instruments and related income tax effects included in Accumulated other comprehensive income are as follows:

Year Ended December 31,	2003	2002
(Dollars in thousands)
Balance, beginning of year	$191,704	$(352,120)

Marketable Equity Securities
Add (Deduct):
Unrealized gains (losses) on marketable equity securities	829,083	(755,369)
Income (tax) benefit	(323,828)	294,467

	505,255	(460,902)
Equity method unrealized gains (losses)	(489)	218
Minority share of unrealized (gains) losses	(8,019)	9,112

Net unrealized gains (losses)	496,747	(451,572)

Deduct (Add):
Recognized (losses) on marketable equity securities	(168)	(1,757,471)
Income tax (expense) benefit	62	686,591

	(106)	(1,070,880)
Minority share of recognized losses	21	25,900

Net recognized gains (losses) from Marketable Equity Securities included in Net Income	(85)	(1,044,980)

	496,832	593,408
Derivative Instruments
Unrealized loss on derivative instruments	(650,586)	(82,980)
Income tax benefit	253,774	32,472

	(396,812)	(50,508)
Minority share of unrealized losses	5,096	924

	(391,716)	(49,584)

Net change in unrealized gains (losses) included in Comprehensive Income	105,116	543,824

Balance, end of year	$296,820	$191,704

Accumulated Unrealized Gain on Derivative Instruments
Balance, beginning of year	$(49,584)	$—
Add (Deduct):
Unrealized loss on derivative instruments	(650,586)	(82,980)
Income tax benefit	253,774	32,472
Minority share of unrealized losses	5,096	924

Balance, end of year	$(441,300)	$(49,584)

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

        The measurement date for actuarial determination was December 31, 2003. For measurement purposes, a 12.0% and 13.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003 and 2002, respectively. The 2003 annual rate of increase is expected to remain at 12.0% in 2004 and then decrease to 5.25% by 2010 while the 2002 annual rate of increase was expected to remain at 13.0% in 2003 and then decrease to 5.75% by 2010.

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

        Financial data for TDS's business segments for each of the years ended December 31, 2003, 2002 and 2001 are as follows:

		TDS Telecom
Year Ended or at December 31, 2003 (as restated)
	U.S. Cellular	ILEC	CLEC	All Other(1)	Total
(Dollars in thousands)
Operating revenues	$2,582,783	$652,782	$213,501	$(3,850)	$3,445,216
Cost of services and products	931,309	167,342	86,377	(2,143)	1,182,885
Selling, general and administrative expense	1,004,655	180,171	115,175	(1,707)	1,298,294

Operating income before depreciation, amortization and accretion and loss on assets held for sale and impairments(2)	646,819	305,269	11,949	—	964,037
Depreciation, amortization and accretion expense	432,333	130,036	33,363	—	595,732
Loss on assets held for sale and impairments(3)	95,503	351	4,563	—	100,417

Operating income (loss)	118,983	174,882	(25,977)	—	267,888
Significant noncash items:
Investment income	52,063	875	—	216	53,154
Loss on marketable equity securities and other investments	(5,200)	(5,000)	—	—	(10,200)
Marketable equity securities	260,188	70,609	—	2,441,613	2,772,410
Investment in unconsolidated entities	170,569	19,606	—	24,710	214,885
Total assets	4,945,721	1,808,511	235,329	3,203,777	10,193,338
Capital expenditures	$632,526	$111,924	$27,294	$5,223	$776,967

		TDS Telecom
Year Ended or at December 31, 2002 (as restated)
	U.S. Cellular	ILEC	CLEC	All Other(1)	Total
(Dollars in thousands)
Operating revenues	$2,197,586	$626,787	$176,602	$(2,501)	$2,998,474
Cost of services and products	735,273	142,618	85,909	(1,040)	962,760
Selling, general and administrative expense	829,993	186,023	124,359	(1,461)	1,138,914

Operating income before depreciation, amortization and accretion(2)	632,320	298,146	(33,666)	—	896,800
Depreciation, amortization and accretion expense	351,154	130,232	29,059	—	510,445

Operating income (loss)	281,166	167,914	(62,725)	—	386,355
Significant noncash items:
Investment income	42,068	530	—	1,077	43,675
Loss on marketable equity securities and other investments	(295,454)	(95,518)	—	(1,497,419)	(1,888,391)
Marketable equity securities	185,961	—	—	1,758,978	1,944,939
Investment in unconsolidated entities	161,451	18,965	—	25,579	205,995
Total assets	4,768,888	1,858,923	246,185	2,797,788	9,671,784
Capital expenditures	$730,645	$116,486	$51,919	$—	$899,050

	TDS Telecom
Year Ended or at December 31, 2001
	U.S. Cellular	ILEC	CLEC	All Other(1)	Total
(Dollars in thousands)
Operating revenues	$1,894,830	$576,817	$118,812	$(1,917)	$2,588,542
Cost of services and products	587,873	119,455	64,827	(1,103)	771,052
Selling, general and administrative expense	689,087	163,659	79,384	(814)	931,316

Operating income before depreciation, amortization and accretion(2)	617,870	293,703	(25,399)	—	886,174
Depreciation, amortization and accretion expense	300,658	131,787	17,574	—	450,019

Operating income (loss)	317,212	161,916	(42,973)	—	436,155
Significant noncash items:
Investment income	41,934	1,739	—	6,966	50,639
Loss on marketable equity securities and other investments	—	—	—	(548,305)	(548,305)
Marketable equity securities	272,390	—	—	2,427,840	2,700,230
Investment in unconsolidated entities	159,454	48,320	—	25,904	233,678
Total assets	3,759,157	1,527,758	213,566	2,579,093	8,079,574
Capital expenditures	$503,334	$99,866	$96,950	$—	$700,150

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

(3)
There was no Loss on assets held for sale or impairment of assets in 2002 and 2001.

Year Ended December 31,	2003 (as restated)	2002	2001
(Dollars in thousands)
Total operating income from reportable segments	$267,888	$386,355	$436,155
Investment and other income and expense	(137,152)	(1,942,024)	(615,111)

Income from continuing operations before income taxes and minority interest	$130,736	$(1,555,669)	$(178,956)

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

        As disclosed in Note 1, the Company has restated its financial statements as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003, to reflect the effects of retroactively changing the classification of certain goodwill to wireless license costs effective upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.

        As disclosed in Note 1, in 2003 and 2002 the Company changed the manner in which it accounts for certain items. On January 1, 2003 the Company changed the manner in which it accounts for asset retirement costs as a result of the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations." Also, as disclosed in Note 1, in 2003 the Company changed the manner in which it classifies certain revenues and expenses related to customer retention. On January 1, 2002, the Company changed the manner in which it accounts for goodwill and other intangible assets as a result of the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." Also on January 1, 2002, the Company changed the method in which it accounts for the direct incremental deferred costs related to wireless customer activations. Finally, during 2002 the Company changed the manner in which it presents losses on debt retirements as a result of the adoption of SFAS No. 145, "Rescission of SFAS No. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections."

        As discussed above, the consolidated statements of operations, common stockholders' equity, and cash flows of the Company for the year ended December 31, 2001 were audited by other independent accountants who have ceased operations. As described in Note 1, these financial statements include the transitional disclosures required by SFAS No. 143, "Accounting for Asset Retirement Obligations" and have been revised to reclassify losses resulting from debt retirements as a component of income (loss) from continuing operations in accordance with the provisions of SFAS No. 145, "Rescission of SFAS No. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections." Also, as described in Notes 1 and 5, these financial statements have been revised to separately reflect the amounts that represent goodwill, and to include the transitional disclosures required by SFAS No. 142 "Goodwill and Other Intangible Assets." Finally, as described in Note 1, the 2001 statement of operations has been revised to reclassify certain costs related to customer retention as cost of equipment sold. We audited the adjustments and transitional disclosures described in Notes 1 and 5 that were applied to revise the 2001 financial statements. In our opinion, the revisions and transitional disclosures for 2001 included in Notes 1 and 5 are appropriate and the adjustments described in Notes 1 and 5 are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such adjustments and transitional disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 2, 2004, except as to Note 25, as to which the date is February 18, 2004, except as to the Reclassifications section of Note 1, as to which the date is March 9, 2004, and except as to the Restatement section of Note 1, as to which the date is May 7, 2004

Copy of previously issued report of independent accountants

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

CONSOLIDATED QUARTERLY INCOME INFORMATION AS RESTATED (UNAUDITED)
(Dollars in thousands, except per share amounts)

Statement of Operations	Quarter Ended March 31, 2003
Effects of 2003 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Operating Revenues (2)	$807,418	$—	$7,860	$815,278
Operating Expenses
Cost of services and products (2)	262,398	—	23,878	286,276
Selling, general and administrative expenses (2)	336,501	—	(16,018)	320,483
Depreciation, amortization and accretion expenses	151,227	—	—	151,227
Loss on impairment of intangible assets (3)	—	—	—	—
Loss on assets held for sale and impairment of assets (3)	23,500	(1,939)	—	21,561

Total Operating Expenses	773,626	(1,939)	7,860	779,547

Operating Income	33,792	1,939	—	35,731
Loss on marketable equity securities and other investments	(3,500)	—	—	(3,500)
Income tax expense (benefit) (3)	3,824	761	—	4,585
Minority share of (income) loss (3)	(157)	(211)	—	(368)
Income (loss) before cumulative effect of accounting change	(5,012)	967	—	(4,045)
Net income (loss)	$(16,801)	$967	$—	$(15,834)

Weighted Average Shares Outstanding (000s)	58,594	—	—	58,594
Basic Earnings Per Share:
Income (loss) from continuing operations	$(0.09)	$0.02	$—	$(0.07)
Cumulative effect of accounting changes	(0.20)	—	—	(0.20)
Discontinued operations	—	—	—	—
Net income (loss) available to common	$(0.29)	$0.02	$—	$(0.27)
Diluted Earnings Per Share:
Income (loss) from continuing operations	$(0.09)	$0.02	$—	$(0.07)
Cumulative effect of accounting changes	(0.20)	—	—	(0.20)
Discontinued operations	—	—	—	—
Net income (loss) available to common	$(0.29)	$0.02	$—	$(0.27)

Balance Sheet	March 31, 2003
Effects of 2003 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Wireless license costs	$979,760	$186,882	$—	$1,166,642
Goodwill	1,008,596	(115,187)	—	893,409
Total Assets	$9,570,395	$71,695	$—	$9,642,090

Net deferred income tax liability	$1,163,866	$83,174	$—	$1,247,040
Minority interest in subsidiaries	487,721	(2,045)	—	485,676
Retained earnings	1,405,654	(9,434)	—	1,396,220
Total Liabilities and Stockholders' Equity	$9,570,395	$71,695	$—	$9,642,090

Statement of Operations	Quarter Ended June 30, 2003
Effects of 2003 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Operating Revenues (2)	$851,287	$—	$6,127	$857,414
Operating Expenses
Cost of services and products (2)	263,188	—	22,218	285,406
Selling, general and administrative expenses (2)	347,575	—	(16,091)	331,484
Depreciation, amortization and accretion expenses	144,902	—	—	144,902
Loss on impairment of intangible assets (3)	—	49,595	—	49,595
Loss on assets held for sale and impairment of assets (3)	3,500	—	—	3,500

Total Operating Expenses	759,165	49,595	6,127	814,887

Operating Income	92,122	(49,595)	—	42,527
Loss on marketable equity securities and other investments	(5,000)	—	—	(5,000)
Income tax expense (benefit) (3)	23,623	(19,590)	—	4,033
Minority share of (income) loss (3)	(6,294)	5,354	—	(940)
Income (loss) before cumulative effect of accounting change	19,496	(24,651)	—	(5,155)
Net income (loss)	$19,496	$(24,651)	$—	$(5,155)

Weighted Average Shares outstanding (000s)	57,474	—	—	57,474
Basic Earnings Per Share:
Income (loss) from continuing operations	$0.34	$(0.43)	$—	$(0.09)
Cumulative effect of accounting changes	—	—	—	—
Discontinued operations	—	—	—	—
Net income (loss) available to common	$0.34	$(0.43)	$—	$(0.09)
Diluted Earnings Per Share:	—
Income (loss) from continuing operations	$0.34	$(0.43)	$—	$(0.09)
Cumulative effect of accounting changes	—	—	—	—
Discontinued operations	—	—	—	—
Net income (loss) available to common	$0.34	$(0.43)	$—	$(0.09)

Balance Sheet	June 30, 2003
Effects of 2003 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Wireless license costs	$979,759	$137,287	$—	$1,117,046
Goodwill	1,005,029	(115,187)	—	889,842
Total Assets	$10,019,665	$22,100	$—	$10,041,765

Net deferred income tax liability	$1,227,862	$63,584	$—	$1,291,446
Minority interest in subsidiaries	495,248	(7,399)	—	487,849
Retained earnings	1,416,168	(34,085)	—	1,382,083
Total Liabilities and Stockholders' Equity	$10,019,665	$22,100	$—	$10,041,765

Statement of Operation	Quarter Ended September 30, 2003
Effects of 2003 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Operating Revenues (2)	$874,754	$—	$7,633	$882,387
Operating Expenses
Cost of services and products (2)	270,829	—	23,543	294,372
Selling, general and administrative expenses(2)	327,080	—	(15,910)	311,170
Depreciation, amortization and accretion expenses	144,238	—	—	144,238
Loss on impairment of intangible assets (3)	—	—	—	—
Loss on assets held for sale and impairment of assets (3)	(1,442)	—	—	(1,442)

Total Operating Expenses	740,705	—	7,633	748,338

Operating Income	134,049	—	—	134,049
Loss on marketable equity securities and other investments	—	—	—	—
Income tax expense (benefit) (3)	49,541	(10,713)	—	38,828
Minority share of (income) loss (3)	(11,537)	(1,911)	—	(13,448)
Income (loss) before cumulative effect of accounting change	34,614	8,802	—	43,416
Net income (loss)	$33,005	$8,802	$—	$41,807

Weighted Average Shares Outstanding (000s)	57,420	—	—	57,420
Basic Earnings Per Share:
Income (loss) from continuing operations	$0.60	$0.16	$—	$0.76
Cumulative effect of accounting changes	—	—	—	—
Discontinued operations	(0.03)	—	—	(0.03)
Net income (loss) available to common	$0.57	$0.16	$—	$0.73
Diluted Earnings Per Share:
Income (loss) from continuing operations	$0.60	$0.15	$—	$0.75
Cumulative effect of accounting changes	—	—	—	—
Discontinued operations	(0.03)	—	—	(0.03)
Net income (loss) available to common	$0.57	$0.15	$—	$0.72

Balance Sheet	September 30, 2003
Effects of 2003 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Wireless license costs	$1,111,780	$137,287	$—	$1,249,067
Goodwill	1,007,461	(115,187)	—	892,274
Total Assets	$9,486,025	$22,100	$—	$9,508,125

Net deferred income tax liability	$1,259,149	$52,871	$—	$1,312,020
Minority interest in subsidiaries	508,153	(5,488)	—	502,665
Retained earnings	1,440,172	(25,283)	—	1,414,889
Total Liabilities and Stockholders' Equity	$9,486,025	$22,100	$—	$9,508,125

Statement of Operations	Quarter Ended December 31, 2003
Effects of 2003 Accounting Changes	As Previously Reported	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Operating Revenues (2)	$884,429	$—	$5,708	$890,137
Operating Expenses
Cost of services and products (2)	279,859	—	36,972	316,831
Selling, general and administrative expenses (2)	366,421	—	(31,264)	335,157
Depreciation, amortization and accretion expenses	155,365	—	—	155,365
Loss on impairment of intangible assets (3)	—	—	—	—
Loss on assets held for sale and impairment of assets (3)	27,203	—	—	27,203

Total Operating Expenses	828,848	—	5,708	834,556

Operating Income	55,581	—	—	55,581
Loss on marketable equity securities and other investments	(1,700)	—	—	(1,700)
Income tax expense (benefit) (3)	2,904	—	—	2,904
Minority share of (income) loss (3)	(5,624)	—	—	(5,624)
Income (loss) before cumulative effect of accounting change	25,790	—	—	25,790
Net income (loss)	$25,790	$—	$—	$25,790

Weighted Average Shares Outstanding (000s)	57,397	—	—	57,397
Basic Earnings Per Share:
Income (loss) from continuing operations	$0.45	$—	$—	$0.45
Cumulative effect of accounting changes	—	—	—	—
Discontinued operations	—	—	—	—
Net income (loss) available to common	$0.45	$—	$—	$0.45
Diluted Earnings Per Share:
Income (loss) from continuing operations	$0.44	$—	$—	$0.44
Cumulative effect of accounting changes	—	—	—	—
Discontinued operations	—	—	—	—
Net income (loss) available to common	$0.44	$—	$—	$0.44

Balance Sheet	December 31, 2003
Effects of 2003 Accounting Changes	As Previously Reported	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Wireless license costs	$1,052,039	$137,287	$—	$1,189,326
Goodwill	1,003,124	(115,187)	—	887,937
Total Assets	$10,171,238	$22,100	$—	$10,193,338

Net deferred income tax liability	$1,232,153	$52,871	$—	$1,285,024
Minority interest in subsidiaries	508,190	(5,488)	—	502,702
Retained earnings	1,456,954	(25,283)	—	1,431,671
Total Liabilities and Stockholders' Equity	$10,171,238	$22,100	$—	$10,193,338

Statement of Operations	Quarter Ended March 31, 2002
Effects of 2002 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Operating Revenues (2)	$665,197	$—	$—	$665,197
Operating Expenses
Cost of services and products (2)	189,822	—	8,416	198,238
Selling, general and administrative expenses (2)	258,109	—	(8,416)	249,693
Depreciation, amortization and accretion expenses	111,899	—	—	111,899

Total Operating Expenses	559,830	—	—	559,830

Operating Income	105,367	—	—	105,367
Loss on marketable equity securities and other investments	(37,400)	—	—	(37,400)
Income (loss) before cumulative effect of accounting change	14,010	—	—	14,010
Cumulative effect of accounting changes (3)	3,366	(10,401)	—	(7,035)
Net income (loss)	$17,376	$(10,401)	$—	$6,975

Weighted Average Shares Outstanding (000s)	58,600	—	—	58,600
Basic Earnings Per Share:
Income (loss) from continuing operations	$0.23	$—	$—	$0.23
Cumulative effect of accounting changes	0.06	(0.18)	—	(0.12)
Net income (loss) available to common	$0.29	$(0.18)	$—	$0.11
Diluted Earnings Per Share:
Income (loss) from continuing operations	$0.23	$—	$—	$0.23
Cumulative effect of accounting changes	0.06	(0.18)	—	(0.12)
Net income (loss) available to common	$0.29	$(0.18)	$—	$0.11

Balance Sheet	March 31, 2002
Effects of 2002 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Wireless license costs	$874,764	$208,641	$—	$1,083,405
Goodwill	870,857	(138,885)	—	731,972
Total Assets	$7,618,312	$69,756	$—	$7,688,068

Net deferred income tax liability	$1,259,930	$82,413	$—	$1,342,343
Minority interest in subsidiaries	469,609	(2,256)	—	467,353
Retained earnings	2,459,231	(10,401)	—	2,448,830
Total Liabilities and Stockholders' Equity	$7,618,312	$69,756	$—	$7,688,068

Statement of Operations	Quarter Ended June 30, 2002
Effects of 2002 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Operating Revenues (2)	$720,443	$—	$—	$720,443
Operating Expenses
Cost of services and products (2)	209,608	—	9,464	219,072
Selling, general and administrative expenses (2)	271,907	—	(9,464)	262,443
Depreciation, amortization and accretion expenses	115,636	—	—	115,636

Total Operating Expenses	597,151	—	—	597,151

Operating Income	123,292	—	—	123,292
Loss on marketable equity securities and other investments	(1,719,126)	—	—	(1,719,126)
Income (loss) before cumulative effect of accounting change	(951,790)	—	—	(951,790)
Cumulative effect of accounting changes (3)	—	—	—	—
Net income (loss)	$(951,790)	$—	$—	$(951,790)

Weighted Average Shares Outstanding (000s)	58,639	—	—	58,639
Basic Earnings Per Share:
Income (loss) from continuing operations	$(16.23)	$—	$—	$(16.23)
Cumulative effect of accounting changes	—	—	—
Net income (loss) available to common	$(16.23)	$—	$—	$(16.23)
Diluted Earnings Per Share:
Income (loss) from continuing operations	$(16.23)	$—	$—	$(16.23)
Cumulative effect of accounting changes	—	—	—
Net income (loss) available to common	$(16.23)	$—	$—	$(16.23)

Balance Sheet	June 30, 2002
Effects of 2002 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Wireless license costs	$877,195	$208,641	$—	$1,085,836
Goodwill	912,206	(138,885)	—	773,321
Total Assets	$6,961,206	$69,756	$—	$7,030,962

Net deferred income tax liability	$1,005,940	$82,413	$—	$1,088,353
Minority interest in subsidiaries	478,953	(2,256)	—	476,697
Retained earnings	1,498,832	(10,401)	—	1,488,431
Total Liabilities and Stockholders' Equity	$6,961,206	$69,756	$—	$7,030,962

Statement of Operations	Quarter Ended September 30, 2002
Effects of 2002 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Operating Revenues (2)	$784,102	$—	$6,485	$790,587
Operating Expenses
Cost of services and products (2)	245,504	—	19,775	265,279
Selling, general and administrative expenses (2)	301,179	—	(13,290)	287,889
Depreciation, amortization and accretion expenses	143,209	—	—	143,209

Total Operating Expenses	689,892	$—	6,485	696,377

Operating Income	94,210	—	—	94,210
Loss on marketable equity securities and other investments	(90,071)	—	—	(90,071)
Income (loss) before cumulative effect of accounting change	(20,488)	—	—	(20,488)
Cumulative effect of accounting changes	—	—	—	—
Net income (loss)	$(20,488)	$—	$—	$(20,488)

Weighted Average Shares Outstanding (000s)	58,660	—	—	58,660
Basic Earnings Per Share:
Income (loss) from continuing operations	$(0.35)	$—	$—	$(0.35)
Cumulative effect of accounting changes	—	—	—	—
Net income (loss) available to common	$(0.35)	$—	$—	$(0.35)
Diluted Earnings Per Share:
Income (loss) from continuing operations	$(0.35)	$—	$—	$(0.35)
Cumulative effect of accounting changes	—	—	—	—
Net income (loss) available to common	$(0.35)	$—	$—	$(0.35)

Balance Sheet	September 30, 2002
Effects of 2002 Accounting Changes	As Previously Reported(1)	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Wireless license costs	$1,040,840	$208,641	$—	$1,249,481
Goodwill	1,089,490	(138,885)	—	950,605
Total Assets	$7,994,599	$69,756	$—	$8,064,355

Net deferred income tax liability	$961,739	$82,413	$—	$1,044,152
Minority interest in subsidiaries	486,324	(2,256)	—	484,068
Retained earnings	1,469,733	(10,401)	—	1,459,332
Total Liabilities and Stockholders' Equity	$7,994,599	$69,756	$—	$8,064,355

Statement of Operations	Quarter Ended December 31, 2002
Effects of 2002 Accounting Changes	As Previously Reported	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Operating Revenues (2)	$815,624	$—	$6,623	$822,247
Operating Expenses
Cost of services and products (2)	260,586	—	19,585	280,171
Selling, general and administrative expenses (2)	351,851	—	(12,962)	338,889
Depreciation, amortization and accretion expenses	139,701	—	—	139,701

Total Operating Expenses	752,138	—	6,623	758,761

Operating Income	63,486	—	—	63,486
Loss on marketable equity securities and other investments	(41,794)	—	—	(41,794)
Income (loss) before cumulative effect of accounting change	(29,469)	—	—	(29,469)
Cumulative effect of accounting changes	—	—	—	—
Net income (loss)	$(29,469)	$—	$—	$(29,469)

Weighted Average Shares Outstanding (000s)	58,676	—	—	58,676
Basic Earnings Per Share:
Income (loss) from continuing operations	$(0.50)	$—	$—	$(0.50)
Cumulative effect of accounting changes	—	—	—	—
Net income (loss) available to common	$(0.50)	$—	$—	$(0.50)
Diluted Earnings Per Share:
Income (loss) from continuing operations	$(0.50)	$—	$—	$(0.50)
Cumulative effect of accounting changes	—	—	—	—
Net income (loss) available to common	$(0.50)	$—	$—	$(0.50)

Balance Sheet	December 31, 2002
Effects of 2002 Accounting Changes	As Previously Reported	Wireless License Costs and Goodwill Restatements	Retention Reclassifications	As Restated
Wireless license costs	$1,038,556	$208,641	$—	$1,247,197
Goodwill	1,106,451	(138,885)	—	967,566
Total Assets	$9,602,028	$69,756	$—	$9,671,784

Net deferred income tax liability	$1,097,791	$82,413	$—	$1,180,204
Minority interest in subsidiaries	489,735	(2,256)	—	487,479
Retained earnings	1,431,657	(10,401)	—	1,421,256
Total Liabilities and Stockholders' Equity	$9,602,028	$69,756	$—	$9,671,784

(1)
The amounts as previously reported for the March 31, June 30, and September 30, 2003 and 2002 statements of operations and the 2003 balance sheets are based on amendment No. 2 to the March 31, 2003, and June 30, 2003 and September 30, 2003 Quarterly Reports on Form 10-Q filed on March 10, 2004. The March 31, 2002, June 30, 2002 and September 30, 2002 balance sheet amounts have been adjusted to reflect a change in method of accounting for commission expense related to customer activations as described in the Cumulative Effect of Accounting Changes section of Note 1 "Summary of Significant Accounting Policies."

(2)
Prior to the fourth quarter of 2003, costs for equipment sold to retain current customers were included in selling, general and administrative expense. Prior to the fourth quarter of 2003 and in part of 2002, these costs were partially offset by equipment sales revenues received from these customers. In part of 2002 and all of 2001, equipment sales revenues related to retaining current customers were included in operating revenues. In the fourth quarter of 2003, TDS changed its policy for classifying retention costs and has reclassified the equipment sales revenue and cost of equipment sold related to the retention of current customers out of selling, general and administrative expense into operating revenues and cost of services and products for each of the periods presented.

(3)
Prior to January 1, 2002, TDS allocated the excess of purchase price over tangible assets and liabilities acquired to wireless license costs and goodwill. At that time, the accounting treatment for TDS's wireless license costs and goodwill was the same for book purposes, with both asset classes amortized over an expected life of 40 years. However, no deferred taxes were provided on the amounts allocated to goodwill.

  Based upon a subsequent review of goodwill, TDS has restated the allocation of $138.9 million of purchase price recorded as goodwill to wireless license costs as of January 1, 2002, the date of the adoption of SFAS No. 142. In connection with this restatement, an additional deferred tax liability of $90.7 million was recorded as of January 1, 2002. The additional deferred tax liability recorded in conjunction with this restatement increased the carrying value of wireless license costs by a corresponding $90.7 million. Following these adjustments, TDS reperformed the impairment tests for its wireless license costs as of January 1, 2002, and recorded an impairment loss of $10.4 million ($20.9 million before income taxes of $8.2 million and minority interest of $2.3 million). This impairment has been recorded as a cumulative effect of an accounting change at January 1, 2002, the date of the adoption of SFAS 142.

  In the first quarter of 2003, TDS had recorded a loss on assets held for sale related to the pending disposition of certain wireless properties. The wireless license costs upon which the impairment was recorded in the first quarter of 2002 included wireless license costs of these properties. As a result, a portion of the originally recognized loss on assets held for sale in the first quarter of 2003 was recognized in the first quarter of 2002. Consequently, loss on assets held for sale in 2003 has been reduced by $1.9 million, before income taxes of $0.8 million and minority interest of $0.2 million. In the third quarter of 2003, TDS had originally recorded an income tax expense upon the closing of the disposition of such wireless properties. This tax expense has been reduced due to the reversal of additional deferred tax liabilities that were recorded with respect to the wireless properties exchanged in conjunction with the restatement from goodwill to wireless license costs. Consequently, income tax expense in 2003 has been reduced by $10.7 million and minority interest by $1.9 million.

  In addition, as a result of the restatement discussed above, TDS also reperformed the annual impairment test for its wireless license costs for 2003, which was originally performed during the second quarter of 2003. This resulted in the recognition of an additional impairment loss of $49.6 million, before income taxes of $19.6 million and minority interest of $5.4 million. This additional loss has been recorded in the second quarter of 2003.

TDS STOCK AND DIVIDEND INFORMATION

        TDS's Common Shares are listed on the American Stock Exchange ("AMEX") under the symbol "TDS" and in the newspapers as "TeleData." As of April 30, 2004, TDS Common Shares were held by 2,138 record owners and the Series A Common Shares were held by 87 record owners. TDS has paid cash dividends on Common Shares since 1974, and paid dividends of $.62 and $.58 per Common and Series A Common Share during 2003 and 2002, respectively.

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
  13 LOSS ON MARKETABLE EQUITY SECURITIES AND OTHER INVESTMENTS
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