Form 10-K/A, Exhibit 13
period 2004-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2006-04-26
CIK 1051512

Exhibit 13

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Telephone and Data Systems, Inc. (“TDS”) is a diversified telecommunications company providing high-quality telecommunications services to approximately 6.1 million wireless telephone customers and wireline telephone equivalent access lines in 36 states at December 31, 2004. TDS conducts substantially all of its wireless telephone operations through its 82.0%-owned subsidiary, United States Cellular Corporation (“U.S. Cellular”), and its incumbent local exchange carrier and competitive local exchange carrier wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”).  TDS conducts printing and distribution services through its 80%-owned subsidiary, Suttle Straus, which represents a small portion of TDS’s operations.

The following discussion and analysis should be read in conjunction with TDS’s audited consolidated financial statements and footnotes included herein and the description of TDS’s business included in Item 1 of the TDS Annual Report on Form 10-K/A for the year ended December 31, 2004.

Restatement

TDS and its audit committee concluded on November 9, 2005, that TDS would amend its Annual Report on Form 10-K for the year ended December 31, 2004 to restate its financial statements and financial information for each of the three years in the period ended December 31, 2004 including quarterly information for 2004 and 2003, and certain selected financial data for the years 2001 and 2000. TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005 to restate the financial statements and financial information included therewith.

On November 11, 2005, TDS and U.S. Cellular announced that the staff of the Midwest Regional Office of the Securities and Exchange Commission (“SEC”) had advised both companies that it was conducting an investigation into the restatement of financial statements announced by TDS and U.S. Cellular on November 10, 2005.  TDS and U.S. Cellular intend to cooperate fully with the SEC staff in this investigation.

The restatement adjustments principally correct items that were recorded in the financial statements previously but not in the proper periods and certain income tax, interest income and consolidation errors. Correction of the errors, with the exception of income taxes discussed below, individually did not have a material impact on income before income taxes and minority interest, net income or earnings per share; however, when aggregated, the items were considered to be material. The restatement adjustments to correct income tax accounting had a material impact individually on net income and earnings per share in prior periods. The restated financial statements are adjusted to record certain obligations in the periods such obligations were incurred, correct the timing of the reversal of certain tax liabilities, correct the consolidation of an 80% owned subsidiary, and record revenues in the periods such revenues were earned. The adjustments are described below.

•      Income taxes – In the restatement, TDS corrected its income tax expense, federal and state taxes payable, liabilities accrued for tax contingencies, deferred income tax assets and liabilities and related disclosures for the years ended December 31, 2004, 2003 and 2002 for items identified based on a reconciliation of income tax accounts.  The reconciliation compared amounts used for financial reporting purposes to the amounts used in the preparation of the income tax returns, and took into consideration the results of federal and state income tax audits and the resulting book/tax basis differences which generate deferred tax assets and liabilities.  In addition, a review of the state deferred income tax rates used to establish deferred income tax assets and liabilities identified errors in the state income tax rate used which resulted in adjustments to correct the amount of deferred income tax assets and liabilities recorded for temporary differences between the timing of when certain transactions are recognized for financial and income tax reporting.

•      Federal universal service fund (“USF”) contributions – In 2004 and 2003, Universal Service Administrative Company (“USAC”) billings to U.S. Cellular for USF contributions were based on estimated revenues reported to USAC by U.S. Cellular in accordance with USAC’s established procedures. However, U.S. Cellular’s actual liability for USF is based upon its actual revenues and USAC’s established procedures provide a method to adjust U.S. Cellular’s estimated liability to its actual liability. In the first six months of 2005 and the full years of 2004 and 2003, U.S. Cellular’s actual revenues exceeded estimated revenues reported to USAC on an interim basis. As a result, additional amounts were due to USAC in 2005 and 2004 based on U.S. Cellular’s annual report filings. Such additional amounts were incorrectly expensed when the invoices were received from USAC rather than at the time the obligation was incurred. In the third quarter of 2005, U.S. Cellular corrected its accounting for USF contributions to record expense reflecting the estimated obligation incurred based on actual revenues reported during the period. Accordingly, in the restatement, TDS has adjusted previously reported USF contributions expense by U.S. Cellular to reflect the estimated liability incurred during the period.

•      Customer contract termination fees – In the fourth quarter of 2003, U.S. Cellular revised its business practices related to the billing of contract termination fees charged when a customer disconnected service prior to the end of the customer’s contract. This change resulted in an increase in amounts billed to customers and revenues even though a high percentage of the amounts billed were deemed uncollectible. At the time of the change in business practice, U.S. Cellular incorrectly recorded revenues related to such fees at the time of billing, as generally accepted accounting principles (“GAAP”) would preclude revenue recognition if the receivable is not reasonably assured of collection. In the first quarter of 2005, U.S. Cellular corrected its accounting to record revenues related to such fees only upon collection, in recognition of the fact that the collectibility of the revenues was not reasonably assured at the time of billing. In the restatement, TDS made adjustments to properly reflect U.S. Cellular’s revenues for such fees upon collection beginning on October 1, 2003.

•                  Leases and contracts – TDS and U.S. Cellular had entered into certain operating leases (as both lessee and lessor) that provide for specific scheduled increases in payments over the lease term. In the third quarter of 2004, TDS made adjustments for the cumulative effect which were not considered to be material to either that quarter or to prior periods to correct its accounting and to recognize revenues and expenses under such agreements on a straight-line basis over the term of the lease in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases,” as amended, and related pronouncements. In addition, the accounting for certain other long-term contracts, for which a cumulative effect adjustment was made in the first quarter of 2005, was corrected to recognize expenses in the appropriate periods. The restatement adjustments reverse the cumulative amounts previously recorded in the third quarter of 2004 and the first quarter of 2005, and properly record such revenues and expenses on a straight-line basis in the appropriate periods.

•      Promotion rebates – From time to time, U.S. Cellular’s sales promotions include rebates on sales of handsets to customers. In such cases, U.S. Cellular reduces revenues and records a liability at the time of sale reflecting an estimate of rebates to be paid under the promotion. Previously, the accrued liability was not adjusted on a timely basis upon expiration of the promotion to reflect the actual amount of rebates paid based upon information available at the date the financial statements were issued. In the restatement, TDS has corrected revenues and accrued liabilities to reflect the impacts associated with promotion rebates in the appropriate periods.

•      Operations of consolidated partnerships managed by a third party – Historically, U.S. Cellular recorded the results of operations of certain consolidated partnerships managed by a third party on an estimated basis, and adjusted such estimated results to the actual results upon receipt of financial statements in the following quarter. However, GAAP requires that the actual amounts be used. In the restatement, TDS has corrected its financial statements to recognize results of operations in the appropriate period based on the partnerships’ actual results of operations reported for such periods.

•      Investment income from entities accounted for by the equity method – Historically, U.S. Cellular recorded an estimate each quarter of its proportionate share of net income (loss) from certain entities accounted for by the equity method, and adjusted such estimate to the actual share of net income (loss) upon receipt of financial statements in the following quarter. However, GAAP requires that the actual amounts be used. In the restatement, TDS has corrected its financial statements to recognize investment income in the appropriate period based on the entities’ actual net income (loss) reported for such periods.

•      Historically, TDS had not fully consolidated its 80%-owned subsidiary, Suttle Straus, to present the operating results of such subsidiary in revenues, cost of service, selling, general and administrative expenses and depreciation. Previously, the net operating results of the subsidiary were included in other income (expense).  However, the non-operating portion of the income statement of Suttle Straus was properly presented. The restatement correctly consolidated the results of Suttle Straus. Also, property, plant and equipment was corrected to properly include Suttle Straus’ fixed assets.  Previously, the balances were included in other assets and deferred charges. In addition, certain intercompany elimination entries between TDS, U.S. Cellular, TDS Telecom and Suttle Straus have been recorded.

•      Revenue and cost of service accruals – TDS Telecom reviewed accruals in the first and second quarter of 2004 and determined that an adjustment was required to record unbilled revenue related to its competitive local exchange carrier that were not previously recorded. TDS Telecom also reduced cost of service accruals related to long-distance service as a result of shifting long-distance traffic to a second provider. In the restatement, the adjustments reverse the cumulative amounts previously recorded in the first and second quarters of 2004, and record such revenues and expenses in the appropriate periods.

•      Consolidated statements of cash flows – In the restatement, the classification of cash distributions received from unconsolidated entities has been corrected to properly reflect cash received, which represents a return on investment in the unconsolidated entities, as cash flows from operating activities; previously, the cash received on such investments was classified as cash flows from investing activities. Also, the classification of certain noncash stock-based compensation expense has been corrected to properly reflect such noncash expense as an adjustment to cash flows from operating activities; previously, such expense was classified as cash flows from financing activities.

•      Interest income – In the restatement, TDS corrected its accounting for recording interest income earned by its subsidiaries through a cash management agreement for the years ended December 31, 2004, 2003 and 2002. TDS subsidiaries participating in the cash management agreement had not recorded an accrual to increase cash and interest income for their portion of the interest income earned. The correcting entries increased cash and interest income for each period presented.

•      Other items – In addition to the adjustments described above, TDS recorded a number of other adjustments to correct and record revenues and expenses in the periods in which such revenues and expenses were earned or incurred. These adjustments were not significant, either individually or in aggregate.

The table below summarizes the impact on income from continuing operations before income taxes and minority interest as a result of the restatement.

				Prior to
	2004	2003	2002	2002
	(Increase (decrease) dollars in thousands)
Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest, as previously reported	$149,346	$130,736	$(1,555,669)
Federal universal service fund contributions	2,973	(4,620)	—	$—
Customer contract termination fees	(599)	(2,992)	—	—
Leases and contracts	3,974	(2,878)	(1,223)	(2,553)
Promotion rebates	1,027	—	—	—
Operations of consolidated partnerships managed by a third party	1,183	(245)	(539)	(147)
Investment income from entities accounted for by the equity method	(3,368)	(975)	124	(2,352)
Revenue and cost of service accruals	(5,702)	3,466	564	1,672
Interest income	1,098	274	380	632
Other items	(1,319)	(1,006)	(291)	(1,385)
Total adjustment	(733)	(8,976)	(985)	$(4,133)
Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest, as restated	$148,613	$121,760	$(1,556,654)

The table below summarizes the impact on net income and earnings per share as a result of the restatement.

	2004		2003		2002		Prior to 2002
	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)
	(Increase (decrease) dollars in thousands, except per share amounts)
As previously reported	$49,004	$0.84	$46,608	$0.79	$(994,772)	$(16.97)
Federal universal service fund contributions	1,325	0.02	(2,072)	(0.04)	—	—	$—
Customer contract termination fees	(279)	—	(1,374)	(0.02)	—	—	—
Leases and contracts	2,172	0.04	(1,467)	(0.03)	(635)	(0.01)	(1,390)
Promotion rebates	479	0.01	—	—	—	—	—
Operations of consolidated partnerships managed by a third party	430	—	(90)	—	(192)	—	(57)
Investment income from entities accounted for by the equity method	(1,672)	(0.03)	(485)	(0.01)	62	—	(1,173)
Revenue and cost of service accruals	(3,449)	(0.06)	2,097	0.04	342	—	1,012
Income taxes	18,921	0.33	(10,686)	(0.18)	35,051	0.60	(26,939)
Interest income	664	0.01	165	—	230	—	383
Other items	(743)	(0.01)	(575)	(0.01)	(170)	—	(1,169)
Total adjustment	17,848	0.31	(14,487)	(0.25)	34,688	0.59	$(29,333)
As restated	$66,852	$1.15	$32,121	$0.54	$(960,084)	$(16.38)

The table below summarizes the effects of consolidating Suttle Straus and recording certain intercompany eliminations as previously discussed.

Year Ended December 31,	2004		2003		2002
	Adjustment for Suttle Straus	Intercompany Eliminations	Adjustment for Suttle Straus	Intercompany Eliminations	Adjustment for Suttle Straus	Intercompany Eliminations
	(Increase (decrease) dollars in thousands)
Operating Revenues	$27,269	$(11,695)	$26,745	$(12,313)	$24,136	$(11,994)
Operating Expenses
Cost of services and products	18,044	939	17,870	311	16,111	—
Selling, general and administrative	5,110	(12,634)	4,859	(12,624)	4,877	(11,994)
Depreciation, amortization and accretion	2,515	—	2,438	—	2,045	—
Total Operating Expenses	25,669	(11,695)	25,167	(12,313)	23,033	(11,994)

Operating Income	1,600	—	1,578	—	1,103	—
Other income (expense), net	(1,600)	—	(1,578)	—	(1,103)	—
Investment and Other Income (Expense)	(1,600)	—	(1,578)	—	(1,103)	—
Income (Loss) From Continuing Operation Before Income Taxes and Minority Interest	$—	$—	$—	$—	$—	$—

OVERVIEW

The following is a summary of certain selected information from the complete management discussion that follows the overview and does not contain all of the information that may be important. You should carefully read this entire Management’s Discussion and Analysis of Financial Condition and Results of Operations and not rely solely on the overview.

U.S. Cellular – U.S. Cellular positions itself as a regional operator, focusing its efforts on providing wireless service to customers in the geographic areas where it has licenses to provide such service. U.S. Cellular differentiates itself from its competitors through a customer satisfaction strategy, reflecting a customer service focus and a high-quality wireless network.

U.S. Cellular’s business development strategy is to purchase controlling interests in wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. Its largest contiguous service area is in the Midwest/Southwest, where it serves 3.0 million customers and has licenses covering a total population of more than 31 million. U.S. Cellular’s operating strategy is to strengthen the geographic areas where it can continue to build long-term operating synergies and to exit those areas where it does not have opportunities to build such synergies. U.S. Cellular’s most recently completed transactions are summarized below.

•  Carroll Wireless, L.P. (“Carroll Wireless”), an entity in which U.S. Cellular is a limited partner, was a successful bidder for 17 licensed areas in the auction of wireless spectrum designated by the FCC as Auction 58, which ended on February 15, 2005. These 17 licensed areas cover portions of 11 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

•  On December 20, 2004, U.S. Cellular completed the sale of the Daytona Beach, Florida 20 megahertz C block personal communication service license to MetroPCS California/Florida, Inc. (“MetroPCS”) for $8.5 million.

•  On November 30, 2004, U.S. Cellular completed the sale of certain wireless properties to ALLTEL Communications, Inc. (“ALLTEL”) for $80.2 million in cash, subject to a working capital adjustment. The properties sold included two consolidated operating markets and five minority interests.

•  On February 18, 2004, U.S. Cellular completed the sale of certain wireless properties in southern Texas to AT&T Wireless Services, Inc. (“AT&T Wireless”), now a subsidiary of Cingular Wireless LLC (“Cingular”), for $96.5 million in cash.

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

•  On August 7, 2002, U.S. Cellular completed the acquisition of the “Chicago market,” a 20 megahertz license in the Chicago major trading area (excluding Kenosha, Wisconsin) for $617.8 million.

U.S. Cellular operating income increased 69% in 2004 and decreased 61% in 2003. The increase in 2004 primarily reflected increased revenues and gains on assets held for sale and the absence of losses on impairments and assets held for sale compared to 2003. The increase in 2004 was offset by increased expenses related to the launch of new markets, decreased operating income due to divestitures of markets, increased equipment subsidies and increased depreciation expense. The decrease in 2003 was primarily due to expenses related to increased customer usage along with development of new markets. U.S. Cellular’s operating income was significantly affected by the loss on assets held for sale and loss on impairment of intangible assets in 2003. The operating income margins (as a percent of service revenues) were 7.0% in 2004, 4.5% in 2003 and 13.3% in 2002.

Although operating margins improved in 2004, TDS anticipates that there will be continued pressure on U.S. Cellular operating income and margins in the next few years related to the following factors:

•  costs of customer acquisition and retention;

•  competition;

•  increased customer use of U.S. Cellular’s services;

•  launching service in new areas;

•  reduced inbound roaming revenues; and

•  continued enhancements to U.S. Cellular’s wireless network.

The effects of these factors are expected to be mitigated to some extent by the following factors:

•  reduced customer usage costs per minute and outbound roaming costs per minute; and

•  expansion of revenues from data-related services and newly launched markets.

In the exchange and divestiture transactions listed above, U.S. Cellular has divested operations that were generating revenues, cash flows from operations and operating income. However, a significant portion of such revenues, cash flows from operations and operating income was attributable to inbound roaming traffic and was not primarily generated by U.S. Cellular’s customers in those markets. In exchange, U.S. Cellular received cash and received or will receive licenses that will be in a development phase for several years. U.S. Cellular uses cash proceeds from these transactions to help defray costs related to building out new markets. U.S. Cellular anticipates that it may require debt or equity financing over the next few years for capital expenditures, for the development of these new markets and to further its growth in recently launched markets.

See “Results of Operations – Wireless Telephone Operations.”

TDS Telecom – TDS Telecom provides high-quality telecommunication services, including full-service local exchange service, long distance telephone service, and Internet access, to rural and suburban communities. TDS Telecom’s business plan is designed for a full-service telecommunications company, including competitive local exchange carrier operations, by leveraging TDS Telecom’s strength as an incumbent local exchange carrier. TDS Telecom is focused on achieving three central strategic objectives: growth, market leadership, and profitability. TDS Telecom’s strategy includes gaining additional market share and deepening penetration of vertical services within established markets. The strategy places primary emphasis on small- and medium-sized commercial customers and residential customers.

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

TDS Telecom was able to increase customers and revenues in 2004 and 2003. By penetrating into existing markets, TDS Telecom’s competitive local exchange carrier equivalent access lines increased 17% and 25% in 2004 and 2003, respectively, which led to 6% and 21% increases in revenues. TDS Telecom’s incumbent local exchange carrier increased revenues slightly in both years through sales of vertical services such as long distance and DSL services to existing customers. TDS Telecom has also managed to remain profitable by continually seeking ways to control costs. Operating margins were 4% and 18% in 2004 and 2003, respectively. The significant decline in operating margin was a result of losses on impairment of long-lived assets and intangible assets of the competitive local exchange carrier operations. In 2004, TDS Telecom recorded a loss on impairment of long-lived assets of $87.9 million and a loss on impairment of intangible assets of $29.4 million in the Statement of Operations associated with the competitive local exchange carrier operations.

On November 30, 2004, TDS Telecom completed the sale of certain wireless properties to ALLTEL for $62.7 million in cash, subject to a working capital adjustment. The properties sold included a majority interest in one market and an investment interest in one market.

See “Results of Operations – Wireline Telephone Operations.”

Financing Initiatives – TDS and its subsidiaries had cash and cash equivalents totaling $1,171.1 million, $1,266.4 million of revolving credit facilities and an additional $75.0 million of bank lines of credit as of December 31, 2004. TDS and its subsidiaries are also generating substantial internal funds from operations. Cash flow from continuing operating activities totaled $797.4 million in 2004, $971.0 million in 2003 and $827.6 million in 2002. In addition, TDS currently has access to public and private capital markets to help meet its long-term financing needs. TDS anticipates that it may require funding over the next few years for capital expenditures and for the development of new wireless markets at U.S. Cellular. Management believes that cash on hand, expected future cash flows from operations and existing sources of external financing provide substantial financial flexibility and are sufficient to permit TDS and its subsidiaries to finance its contractual obligations and anticipated capital expenditures.

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

•  U.S. Cellular sold $444 million of 30-year, 6.7% senior notes.

•  U.S. Cellular increased the capacity of its revolving credit facility entered into in 2002 from $325 million to $700 million, and canceled its $500 million revolving credit facility.

•  TDS redeemed medium-term notes of $70.5 million.

•  TDS repurchased 1,961,000 of its Common Shares.

2002

•  TDS and U.S. Cellular monetized their investments in marketable equity securities through variable prepaid forward contracts (“forward contracts”) which mature in 2007 and 2008, receiving $1.6 billion of cash.

•  U.S. Cellular sold $130 million of 30-year, 8.75% senior notes.

•  U.S. Cellular established a five-year, $325 million revolving credit facility with a series of banks.

•  TDS redeemed medium-term notes of $51.0 million.

See “Financial Resources” and “Liquidity and Capital Resources.”

RESULTS OF OPERATIONS

Operating Revenues increased $248.7 million, or 7%, to $3,703.9 million in 2004 from $3,455.2 million in 2003, and increased $442.7 million, or 15%, in 2003 from $3,012.5 million in 2002 reflecting growth in wireless customers. U.S. Cellular operating revenues increased $230.4 million, or 9%, to $2,808.2 million in 2004 from $2,577.8 million in 2003, and increased $378.9 million, or 17%, in 2003 from $2,198.9 million in 2002. Revenue growth primarily reflects wireless customer growth of 12% in 2004 and 7% in 2003 including the divestitures of 91,000 and 141,000 customers in 2004 and 2003, respectively. TDS Telecom operating revenues increased $17.1 million, or 2%, to $880.1 million in 2004 from $863.0 million in 2003, and increased $61.5 million, or 8%, in 2003 from $801.5 million in 2002. Wireline equivalent access lines increased by 6% in 2004 and 8% in 2003. The majority of growth in equivalent access lines in both years occurred at TDS Telecom’s competitive local exchange operations.

Operating Expenses increased $288.3 million, or 9%, to $3,481.9 million in 2004 from $3,193.6 million in 2003, and increased $567.3 million, or 22%, in 2003 from $2,626.3 million in 2002. U.S. Cellular operating expenses increased $155.9 million, or 6%, to $2,624.9 million in 2004 from $2,469.0 million in 2003, and increased $549.9 million, or 29%, in 2003 from $1,919.1 million in 2002 due primarily to the costs associated with providing service to an expanding customer base, additional depreciation expense and launching new markets and acquisitions. Also included in U.S. Cellular’s operating expenses in 2003 is $45.9 million of losses on assets of operations held for sale and $49.6 million of losses on impairment of intangible assets.

TDS Telecom operating expenses increased $131.4 million, or 18%, to $843.1 million in 2004 from $711.7 million in 2003, and increased $15.6 million, or 2%, in 2003 from $696.1 million in 2002. The increase in 2004 was primarily caused by an $87.9 million loss on the impairment of long-lived assets and a $29.4 million loss on the impairment of intangible assets. These impairments resulted from the write-off of property, plant and equipment, and goodwill at the competitive local exchange carrier business. The increase in 2003 was primarily caused by increased cost of services and products at the incumbent local exchange carrier, offset somewhat by a decline in competitive local exchange carrier costs. Also included in TDS Telecom’s operating expenses in 2003 was $5.0 million of losses on impairment of long-lived assets. Of this amount, $4.6 million was at the competitive local exchange carriers and $0.4 million was at the incumbent local exchange carriers.

Operating Income decreased $39.6 million, or 15%, to $222.0 million in 2004 from $261.6 million in 2003, and decreased $124.7 million, or 32%, in 2003 from $386.3 million in 2002. U.S. Cellular’s operating income increased $74.6 million, or 69%, to $183.3 million in 2004 from $108.7 million in 2003, and decreased $171.1 million, or 61%, in 2003 from $279.8 million in 2002. The increase in 2004 primarily reflected increased revenues and gains on assets held for sale and the absence of losses on impairments and assets held for sale compared to 2003. The increase in 2004 was offset by increased expenses related to the launch of new markets, decreased operating income due to divestitures of markets, increased equipment subsidies and increased depreciation expense. The decline in 2003 reflects the costs associated with the acquisition of the Chicago market and increased marketing and depreciation expenses. U.S. Cellular’s 2003 operating income was significantly affected by the $45.9 million loss on assets held for sale and the $49.6 million loss on impairment of intangible assets. TDS Telecom’s operating income decreased $114.2 million, or 75%, to $37.1 million in 2004 from $151.3 million in 2003, and increased $45.9 million, or 44%, in 2003 from $105.4 million in 2002. The decrease in 2004 primarily reflects the competitive local exchange carrier losses on the impairment of long-lived assets of $87.9 million and goodwill of $29.4 million. The increase in 2003 reflects improved operating results from the competitive local exchange carrier business.

Investment and other income (expense) primarily includes interest and dividend income, investment income, gain (loss) on investments and interest expense.

Investment income, TDS’s share of income in unconsolidated entities in which it has a minority interest, totaled $64.9 million in 2004, $52.2 million in 2003 and $43.8 million in 2002. TDS follows the equity method of accounting when its ownership interest of unconsolidated entities equals or exceeds 20% for corporations and 3% to 5% for partnerships and limited liability companies. Under the equity method, TDS recognizes its proportionate share of the income and losses accruing to it under the terms of partnership or shareholder agreements. The aggregate net income of these investment markets increased significantly in 2004 and 2003, resulting in the corresponding increases in investment income.

Los Angeles SMSA Limited Partnership meets certain tests, pursuant to Rule 3-09 of SEC Regulation S-X, contributing $41.8 million, $29.9 million and $21.9 million to investment income in 2004, 2003 and 2002, respectively.

Interest and dividend income increased $8.7 million, or 43%, to $28.8 million in 2004 from $20.1 million in 2003, and decreased $37.6 million, or 65%, in 2003 from $57.7 million in 2002.

Interest income increased $4.1 million in 2004. U.S. Cellular earned $3.8 million of interest income on a tax refund claim. Dividend income increased $4.6 million partially caused by a $2.9 million increase in dividend income on shares owned of Vodafone Group Plc (“Vodafone”).

The 2003 decrease was due primarily to a $45.3 million Deutsche Telekom common share dividend TDS received in 2002. Deutsche Telekom has not paid a dividend since 2002. Deutsche Telekom anticipates paying a dividend in 2005 in the range of EUR 0.56 to EUR 0.62 per share, subject to shareholder approval. Using the exchange rate of $1.27 per EUR, TDS anticipates recording dividend income in the range of $93 million to $104 million, before taxes, upon approval from Deutsche Telekom shareholders. See “Financial Resources – Cash Flows from Continuing Financing Activities” for a discussion of proceeds from the monetization activities.

Gain (loss) on investments. TDS recorded a gain of $38.2 million in 2004, and losses of $10.2 million in 2003 and $1,888.4 million in 2002.

In 2004, TDS recorded a $40.8 million gain on the sale of investment interests to ALLTEL. TDS recorded a $1.8 million loss to reflect an impairment in the carrying value of U.S. Cellular’s investment in the Daytona license sold to MetroPCS and a $0.3 million loss associated with buying out the partner in the Daytona investment. TDS also recorded a $0.5 million loss on an investment in a telephone company accounted for using the cost method.

In 2003, TDS recorded a $5.0 million impairment loss on a wireless investment held by TDS Telecom. Also in 2003, a $3.5 million license impairment loss was recorded related to U.S. Cellular’s investment in the Daytona license. U.S. Cellular also recorded a $1.7 million impairment loss related to a minority investment in a wireless market that is accounted for using the cost method.

TDS and its subsidiaries hold a substantial amount of marketable equity securities that are publicly traded and can have volatile share prices. TDS and its subsidiaries do not make direct investments in publicly traded companies and all of these interests were acquired as a result of sales, exchanges or reorganizations of other assets. TDS continues to hold these investments in part because their associated low tax cost basis would trigger a substantial taxable gain upon disposition. “See Liquidity and Capital Resources – Marketable Equity Securities and Forward Contracts” for a discussion on marketable equity securities.

In 2002, management determined that the decline in value of marketable equity securities relative to their cost basis was other than temporary and charged a $1,757.5 million loss to the Statement of Operations. TDS has subsequently utilized derivative financial instruments to eliminate the risk of recording any further other-than-temporary losses. See “Market Risk – Marketable Equity Securities and Derivatives” for a discussion of other-than-temporary losses.

TDS had notes receivable from Airadigm Communications, Inc. (“Airadigm”) and Kington Management Corporation (“Kington”) aggregating $100.6 million relating to the funding of Airadigm’s operations and the purchase by Kington of certain of U.S. Cellular’s minority interests in 2000. The values of the notes were directly related to the values of certain assets and contractual rights of Airadigm and the value of the minority wireless market interests. As a result of changes in business strategies and other events, a review of the Airadigm business plan and a review of the wireless markets, management concluded that the notes receivable were impaired. Accordingly, TDS recorded a loss of $94.0 million in 2002 to establish a valuation allowance for the Airadigm notes receivable, to write down the Kington notes receivable and to write off of certain capitalized costs.

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

The increase in interest expense in 2004 was primarily due to new debt issuances in 2004 and 2003. U.S. Cellular issued 30-year 6.7% senior notes in June 2004 and December 2003 ($31.7 million) and issued 30-year 7.5% senior notes in June 2004 ($13.5 million). The increase in interest expense in 2004 was offset by the redemption of U.S. Cellular’s 7.25% senior notes in August 2004 ($6.9 million) and the redemption of U.S. Cellular’s Liquid Yield Option Notes in July 2004 ($3.6 million).

The increase in 2003 was primarily due to amounts related to forward contracts ($31.7 million), the issuance of 30-year, 8.75% senior notes ($9.6 million) by U.S. Cellular in 2002 and an increase in average short-term debt balances and related interest expense ($4.0 million). The increase in interest expense in 2003 was offset by the retirement of 9% Series A notes in December 2002 ($4.6 million) and the $70.5 million reduction in medium-term notes ($2.5 million) in 2003.  See Note 15 – Long-Term Debt and Note 16 – Financial Instruments and Derivatives, for an explanation of the forward contracts and other long-term debt instruments.

Minority Interest in Income of Subsidiary Trust In September 2003, TDS redeemed all $300 million of Company-Obligated Mandatorily Redeemable Preferred Securities at par plus accrued and unpaid distributions. There was no gain or loss on this transaction. Interest recorded on these securities totaled $16.7 million in 2003 and $24.8 million in 2002.

Other income (expense), net increased $7.3 million to $(6.6) million in 2004 from $(13.9) million in 2003, and decreased $14.9 million in 2003 from $1.0 million in 2002. The increase in 2004 reflects a $5.8 million increase in the gain on the VeriSign derivative. The decrease in 2003 was primarily due to the write-off of $9.0 million of deferred debt expenses related to the $300 million of Company-Obligated Mandatorily Redeemable Preferred Securities and $70.5 million of medium-term notes that were redeemed in 2003. TDS also incurred $7.3 million of costs related to the prepaid forward contracts and a $3.5 million loss related to derivative accounting on the VeriSign investment in 2003.

Income Tax Expense (Benefit) was an expense of $59.3 million in 2004, an expense of $58.3 million in 2003 and a benefit of $(611.2) million in 2002. The corresponding effective tax rates were 39.9% in 2004, 47.8% in 2003 and (39.3%) in 2002.

Income from continuing operations for each of the three years ended December 31, 2004, includes gains and losses (reported in the captions gain (loss) on investments, loss on impairment of long-lived assets, loss on impairment of intangible assets, and (gain) loss on assets held for sale in the Statement of Operations).

2004

•  Tax expense of $37.0 million was recorded on the gain from the sale of assets to ALLTEL and to AT&T Wireless.

•  Tax benefit of $27.9 million was recorded on the loss on impairment of competitive local exchange carrier assets.

•  Tax benefits of $0.9 million were recorded on impairments of assets.

2003

•  Tax benefits of $19.2 million were recorded on loss on assets of U.S. Cellular operations held for sale.

•  Tax benefit of $19.4 million was recorded on loss on impairment of U.S. Cellular intangible assets.

•  Tax benefit of $1.9 million was recorded on loss on impairment of TDS Telecom assets.

•  Tax benefit of $1.6 million was recorded on loss on U.S. Cellular investments.

2002

•  Tax benefit of $736.0 million was recorded on investments in marketable equity securities as a result of management’s determination that unrealized losses with respect to the investments were other than temporary.

The effective income tax rate excluding the items listed above was 23.6% in 2004, 43.2% in 2003 and 37.6% in 2002. The 2004 effective tax rate on operations excluding losses and gains is lower than 2003 due to favorable settlement of several tax issues in 2004. During 2004, the Internal Revenue Service (“IRS”) substantially completed its audit of TDS’s federal income tax returns for the years 1997 - 2001 and TDS’s claims for research tax credits for the years 1995  — 2001. Primarily based on the results of the audit, TDS reduced its accrual for audit contingencies by $21.4 million in 2004. Also in 2004, TDS recorded a $6.3 million benefit for the research tax credits that were allowed in the federal income tax audit. See Note 2 – Income Taxes in the Notes to Consolidated Financial Statements for further discussion of the effective tax rates.

Minority Share of Income includes the minority public shareholders’ share of U.S. Cellular’s net income, the minority shareholders’ or partners’ share of certain U.S. Cellular subsidiaries’ net income or loss and other TDS minority interests.

In 2004, U.S. Cellular’s minority public shareholders’ share of U.S. Cellular’s net income increased $2.6 million due to U.S. Cellular’s gains on the sale of assets to ALLTEL. In 2003, U.S. Cellular’s minority public shareholders’ share of U.S. Cellular’s net income was reduced by $10.7 million due to U.S. Cellular’s loss on impairment of intangible assets and loss on assets held for sale. In 2002, U.S. Cellular’s minority public shareholders’ share of U.S. Cellular’s net income was reduced by $32.7 million due to U.S. Cellular’s loss on investments.

Year Ended December 31,	2004 (as restated)	2003 (as restated)	2002 (as restated)
(Dollars in thousands)
Minority Share of Income
U.S. Cellular
Minority Public Shareholders’ Interest	$(19,673)	$(8,532)	$4,587
Subsidiaries’ Minority Interests	(9,108)	(9,307)	(12,101)
	(28,781)	(17,839)	(7,514)
Other Subsidiaries	(91)	(140)	(64)
	$(28,872)	$(17,979)	$(7,578)

Discontinued Operations. TDS is party to an indemnity agreement with T-Mobile USA, Inc. regarding certain contingent liabilities for Aerial Communications, Inc. (“Aerial”), a former subsidiary of TDS. TDS has recorded an accrual for expenses, primarily tax related, resulting from Aerial’s merger into VoiceStream Wireless Corporation (“VoiceStream”) in 2000.

In 2004, TDS reduced the accrued indemnity and recorded gains on discontinued operations totaling $10.2 million ($6.4 million, net of an income tax expense of $3.8 million), or $0.11 per diluted share. The accrual was reduced due to favorable outcomes of federal and state tax audits, which reduced TDS’s indemnity requirements.

In 2003, TDS recorded a loss of $2.8 million ($1.6 million, net of an income tax benefit of $1.2 million), or $(0.03) per diluted share for discontinued operations for additional Aerial-related accrued liabilities.

Cumulative Effect of Accounting Changes. Effective January 1, 2003, TDS adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” and recorded the initial liability for legal obligations associated with an asset retirement. The cumulative effect of the implementation of this accounting standard on periods prior to 2003 was recorded in the first quarter of 2003, decreasing net income by $11.8 million, net of income taxes of $9.7 million and minority interest of $3.0 million, or $0.20 per diluted share.

Effective January 1, 2002, TDS adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” and determined that wireless licenses have indefinite lives.  Upon initial adoption, TDS reviewed its investments in licenses and determined there was an impairment loss on certain licenses.  The cumulative effect of the initial impairment upon the adoption of SFAS No. 142 reduced net income in 2002 by $10.4 million, net of income taxes of $8.2 million and minority interest of $2.3 million, or $0.18 per diluted share.

Effective January 1, 2002, U.S. Cellular began deferring expense recognition of a portion of commission expenses in the amount of deferred activation fee revenues. The cumulative effect of this accounting change on periods prior to 2002 was recorded in 2002, increasing net income by $3.4 million, net of income taxes of $3.0 million and minority interest of $1.2 million, or $0.06 per diluted share.

Net Income (Loss) Available to Common totaled $66.6 million, or $1.15 per diluted share, in 2004 compared to $31.7 million, or $0.54 per diluted share, in 2003 and $(960.5) million, or $(16.38) per diluted share, in 2002. Amounts in 2002 were significantly affected by losses from investments.

WIRELESS TELEPHONE OPERATIONS

TDS provides wireless telephone service through United States Cellular Corporation (“U.S. Cellular”), an 82.0%-owned subsidiary. U.S. Cellular owns, manages and invests in wireless markets throughout the United States. Growth in the customer base is the primary reason for the change in U.S. Cellular’s results of operations in 2004 and 2003. The number of customers increased 12% to 4,945,000 at December 31, 2004, and increased 7% to 4,409,000 at December 31, 2003, from 4,103,000 at December 31, 2002. In 2004, U.S. Cellular added 627,000 net new customers from its marketing efforts and transferred a total of 91,000 customers in two transactions. In February 2004, 58,000 customers in southern Texas were transferred to AT&T Wireless and in November 2004, 33,000 customers in Ohio and Florida were transferred to ALLTEL. In 2003, U.S. Cellular added 447,000 net new customers from its marketing efforts and transferred 141,000 customers in 10 markets in Florida and Georgia to AT&T Wireless in exchange for wireless licenses. See “Acquisitions, Exchanges and Divestitures” for a discussion of these transactions.

U.S. Cellular owned, or had the right to acquire pursuant to certain agreements, either majority or minority interests in 151 cellular markets and 69 personal communication service markets at December 31, 2004. A summary of the number of markets U.S. Cellular owns or has rights to acquire as of December 31, 2004, follows:

Number of Markets
Consolidated markets (1)	175
Consolidated markets to be acquired pursuant to existing agreements (2)	21
Minority interests accounted for using equity method (3)	19
Minority interests accounted for using cost method (4)	5
Total markets to be owned after completion of pending transactions	220

(1)   U.S. Cellular owns a controlling interest in each of these markets.

(2)   U.S. Cellular owns rights to acquire controlling interests in 21 additional wireless licenses, 20 of which result from an acquisition agreement with AT&T Wireless, now Cingular, which closed in August 2003. U.S. Cellular has up to five years from the transaction closing date to exercise its rights to acquire the licenses. In a separate agreement, U.S. Cellular agreed to purchase a controlling interest in one license from Cingular.

(3)   Represents licenses in which U.S. Cellular owns an interest that is not a controlling financial interest and which are accounted for using the equity method.

(4)   Represents licenses in which U.S. Cellular owns an interest that is not a controlling financial interest and which are accounted for using the cost method.

Following are tables of summarized operating data for U.S. Cellular’s consolidated operations:

December 31, (1a)	2004	2003	2002
Total market population (2)	44,391,000	46,267,000	41,048,000
Customers (3)	4,945,000	4,409,000	4,103,000
Market penetration (4)	11.14%	9.53%	10.00%
Total full-time equivalent employees	6,725	6,225	6,100
Cell sites in service	4,856	4,184	3,914

For the Year Ended December 31, (1b)	2004	2003	2002
	(as restated)	(as restated)	(as restated)
Average monthly service revenue per customer (5)	$46.61	$47.29	$47.28
Postpay churn rate per month (6)	1.5%	1.5%	1.8%
Sales and marketing cost per gross customer addition (7)	$403	$380	$365

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

(2)   Represents 100% of the population of the markets in which U.S. Cellular has a controlling financial interest for financial reporting purposes. The total market population of 1.5 million in the 10 markets that U.S. Cellular transferred to AT&T Wireless in August 2003 is excluded from this amount for 2003, as the customers of these 10 markets are not included in U.S. Cellular’s consolidated customer base as of December 31, 2003 or 2004. The total market population of the two markets sold to ALLTEL in November 2004 and the six markets sold to AT&T Wireless in February 2004 are not included in this amount for 2004, as the customers sold in these transactions are not included in U.S. Cellular’s consolidated customer base as of December 31, 2004.

(3)   U.S. Cellular’s customer base consists of the following types of customers:

December 31,	2004	2003	2002
Customers on postpay service plans in which the end user is a customer of U.S. Cellular (“postpay customers”)	4,303,000	3,942,000	3,765,000
End user customers acquired through U.S. Cellular’s agreement with a third party (“reseller customers”)*	467,000	316,000	213,000
Total postpay customer base	4,770,000	4,258,000	3,978,000
Customers on prepaid service plans in which the end user is a customer of U.S. Cellular (“prepaid customers”)	175,000	151,000	125,000
Total customers	4,945,000	4,409,000	4,103,000

*    Pursuant to its agreement with the third party, U.S. Cellular is compensated by the third party on a postpay basis; as a result, all customers U.S. Cellular has acquired through this agreement are considered to be postpay customers.

(4)   Calculated using 2003, 2002 and 2001 Claritas population estimates for 2004, 2003 and 2002, respectively. “Total market population” is used only for the purposes of calculating market penetration, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets).

(5)   Management uses this measurement to assess the amount of service revenue U.S. Cellular generates each month on a per-unit basis. Variances in this measurement are monitored and compared to variances in expenses on a per-unit basis. Average monthly service revenue per customer is calculated as follows:

Year Ended or at December 31,	2004	2003	2002
	(as restated)	(as restated)	(as restated)
Service Revenue (000s)	$2,616,946	$2,418,922	$2,100,213
Divided by average customers during period (000s)	4,679	4,263	3,702
Divided by twelve months in each period	12	12	12
Average monthly revenue per customer	$46.61	$47.29	$47.28

(6)   Postpay churn rate per month represents the percentage of the postpay customer base that disconnects service each month, including both postpay customers and reseller customer numbers. Reseller customers can disconnect service without the associated account number being disconnected from U.S. Cellular’s network if the reseller elects to reuse the customer telephone number. Only those reseller customer numbers that are disconnected from U.S. Cellular’s network are counted in the number of postpay disconnects. The calculation divides the total number of postpay and reseller customers who disconnect service during the period by the number of months in such period, and then divides that quotient by the average monthly postpay customer base, which includes both postpay and reseller customers, for such period.

(7)   For a discussion of the components of this calculation, see “Operating Expenses – Selling, General and Administrative.”

Operating Revenues

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Retail service (1)	$2,271,280	$2,027,094	$1,702,402
Inbound roaming	171,600	221,536	250,162
Long-distance and other (1)	174,066	170,292	147,649
Service Revenues	2,616,946	2,418,922	2,100,213
Equipment sales	191,255	158,832	98,662
Total Operating Revenues	$2,808,201	$2,577,754	$2,198,875

(1)   Certain amounts reported in prior years have been reclassified to conform to current period presentation.

Operating revenues increased $230.4 million, or 9%, to $2,808.2 million in 2004 from $2,577.8 million in 2003, and increased $378.9 million, or 17%, in 2003 from $2,198.9 million in 2002.

Service revenues increased $198.0 million, or 8%, to $2,616.9 million in 2004 from $2,418.9 million in 2003, and increased $318.7 million, or 15%, in 2003 from $2,100.2 million in 2002. Service revenues primarily consist of: (i) charges for access, airtime, roaming and value-added services provided to U.S. Cellular’s retail customers (“retail service”); (ii) charges to other wireless carriers whose customers use U.S. Cellular’s wireless systems when roaming (“inbound roaming”); and (iii) charges for long-distance calls made on U.S. Cellular’s systems. The increases in both years were primarily due to the growth in the number of retail customers in each year. Monthly service revenue per customer averaged $46.61 in 2004, $47.29 in 2003 and $47.28 in 2002.

Retail service revenues increased $244.2 million, or 12%, to $2,271.3 million in 2004 from $2,027.1 million in 2003, and increased $324.7 million, or 19%, in 2003 from $1,702.4 million in 2002. Growth in U.S. Cellular’s average customer base of 10% and 15% in 2004 and 2003, respectively, and an increase in average monthly retail service revenues per customer were the primary reasons for the increases in retail service revenues in all three years. The average number of customers is affected by the timing of acquisitions and divestitures in all three years, including the acquisition of the Chicago market in August 2002 and the disposition of markets in August 2003, February 2004 and November 2004.

Also, in the fourth quarter of 2003, U.S. Cellular revised its business practices related to the billing of contract termination fees.  This change resulted in an increase in amounts billed to customers that ultimately were deemed uncollectible.  At the time of the change in business practice, U.S. Cellular recorded revenues related to such fees at the time of billing, and recorded bad debts expense in subsequent periods when the related accounts receivable were determined to be uncollectible.  In the first quarter of 2005, U.S. Cellular changed its accounting to record revenues related to such fees only upon collection, in recognition of the fact that the collectibility of the revenues was not reasonably assured at the time of billing. In connection with the restatement discussed above, U.S. Cellular corrected its accounting effective October 1, 2003 to coincide with the timing of the change in business practice.  As a result of this change, 2004 retail service revenues and bad debts expense were $31.3 million and $30.7 million lower than they would have been under the practice used prior to October 1, 2003, and 2003 retail service revenues and bad debts expense were $6.5 million and $3.6 million lower than they would have been under the accounting method used prior to October 1, 2003.

U.S. Cellular anticipates that growth in the customer base in U.S. Cellular’s wireless markets will be slower in the future, primarily as a result of the increased competition in its markets and continued penetration of the consumer market. However, as U.S. Cellular expands its operations in recently acquired markets in future years, it anticipates adding customers and revenues in those markets, increasing its overall customer and revenue growth rates.

In addition, the increases in retail service revenues in both years reflect increases of $16.4 million in 2004 and $45.9 million in 2003 in amounts billed to U.S. Cellular’s customers to offset costs related to certain regulatory mandates, such as universal service funding, wireless number portability and E-911 infrastructure, which are being passed through to customers. In particular, the amounts U.S. Cellular charges to its customers to offset universal service funding costs increased significantly due to changes in FCC regulations beginning April 1, 2003.

Average monthly retail service revenues per customer increased 2% to $40.45 in 2004 from $39.62 in 2003 and increased 4% in 2003 from $37.97 in 2002. These increases were driven by an increase in average minutes of use per customer, the effect of which was partially offset by a decline in average revenue per minute of use. An increase in revenues from data-related products and services, which totaled $67.0 million in 2004, positively impacted average monthly retail service revenues per customer in 2004.

Monthly local retail minutes of use per customer averaged 539 in 2004, 422 in 2003 and 304 in 2002. The increases in both years were driven by U.S. Cellular’s focus on designing sales incentive programs and customer billing rate plans to stimulate overall usage. In 2003, the increase was also attributable to the acquisition of the Chicago market in August 2002, whose customers used more minutes per month than the U.S. Cellular average. The impact on retail service revenues of the increased minutes of use in both years was partially offset by a decrease in average revenue per minute of use. The decrease in average revenue per minute of use reflects the effects of increasing competition, which has led to the inclusion of an increasing number of minutes in package pricing plans. U.S. Cellular anticipates that its average revenue per minute of use will continue to decline in the future, reflecting increased competition and continued penetration of the consumer market.

Inbound roaming revenues decreased $49.9 million, or 23%, to $171.6 million in 2004 from $221.5 million in 2003, and decreased $28.7 million, or 11%, in 2003 from $250.2 million in 2002. The decreases in revenue related to inbound roaming on U.S. Cellular’s systems in both years primarily resulted from a decrease in revenue per roaming minute of use, partially offset by an increase in roaming minutes used. Also contributing to the decreases in both years were the transfer of the Florida and Georgia markets and the sale of the southern Texas markets to AT&T Wireless in August 2003 and February 2004, respectively; these markets had historically provided substantial amounts of inbound roaming revenues. The increases in inbound roaming minutes of use in both years were primarily driven by the overall growth in the number of customers throughout the wireless industry. The declines in revenue per minute of use in both years were primarily due to the general downward trend in negotiated rates.

U.S. Cellular anticipates that the future rate of growth in inbound roaming minutes of use will be reduced due to three factors:

•  newer customers may roam less than existing customers, reflecting further penetration of the consumer market;

•  the divestiture of U.S. Cellular’s markets in Florida and Georgia in August 2003 and in southern Texas in February 2004, which have historically provided substantial inbound roaming minutes of use; and

•  U.S. Cellular’s roaming partners may switch their business from U.S. Cellular to other operators or to their own systems.

U.S. Cellular also anticipates that average inbound roaming revenue per minute of use will continue to decline, reflecting the continued general downward trend in negotiated rates.

Long-distance and other revenues increased $3.8 million, or 2%, to $174.1 million in 2004 from $170.3 million in 2003, and increased $22.7 million, or 15%, in 2003 from $147.6 million in 2002. The increases in both years primarily reflected $12.7 million and $12.7 million increases, respectively, in competitive eligible telecommunications carrier funds received for the states in which U.S. Cellular is eligible to receive such funds.

Partially offsetting the increase in 2004 were decreases in the remaining long-distance and other revenues. The decrease was driven by price reductions primarily related to long-distance charges on roaming minutes of use as well as U.S. Cellular’s increasing use of pricing plans for its customers which include long-distance calling at no additional charge. This effect was partially offset by an increase in the volume of long-distance calls billed by U.S. Cellular to other wireless carriers whose customers used U.S. Cellular’s systems to make long-distance calls.

In 2003, the increase in the volume of long-distance calls on U.S. Cellular’s systems, by both U.S. Cellular’s customers and customers of other wireless carriers who were using U.S. Cellular’s systems while roaming, further increased long-distance and other revenues. This effect was partially offset by price reductions primarily related to long-distance charges on roaming minutes of use as well as U.S. Cellular’s increasing use of pricing plans for its customers, which include long-distance calling at no additional charge.

Equipment sales revenues increased $32.5 million, or 20%, to $191.3 million in 2004 from $158.8 million in 2003, and increased $60.1 million, or 61%, in 2003 from $98.7 million in 2002.

U.S. Cellular includes in its equipment sales revenues any handsets and related accessories sold to its customers, whether the customers are new to U.S. Cellular or are current customers who are changing handsets. U.S. Cellular also sells handsets to its agents at a price approximately equal to U.S. Cellular’s cost, before applying any rebates. Selling handsets to agents enables U.S. Cellular to provide better control over handset quality, establish roaming preferences and pass along quantity discounts.

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

The increase in equipment sales revenues in both years primarily represents $25.7 million and $52.7 million increases, respectively, in handset sales to agents. Customers added to U.S. Cellular’s customer base through its marketing distribution channels (“gross customer activations”), one of the primary drivers of equipment sales revenues, increased 15% in 2004 and 24% in 2003. In 2003, the number of handsets provided to current customers for retention purposes also increased significantly, further increasing equipment sales revenues. Retention transactions have increased as U.S. Cellular’s customer base has grown and it continued to focus on retaining customers by offering existing customers new handsets similar to those offered to new customers as the expiration dates of customers’ service contracts approached.

Operating Expenses

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

System operations (excluding depreciation shown below)	$562,690	$578,289	$493,624
Cost of equipment sold	486,605	355,139	242,465
Selling, general and administrative	1,088,181	1,007,599	831,421
Depreciation	450,292	374,935	312,434
Amortization and accretion	47,910	57,564	39,161
Loss on impairment of intangible assets	—	49,595	—
(Gain) loss on assets held for sale	(10,806)	45,908	—
Total Operating Expenses	$2,624,872	$2,469,029	$1,919,105

Operating expenses increased $155.9 million, or 6%, to $2,624.9 million in 2004 from $2,469.0 million in 2003, and increased $549.9 million, or 29%, in 2003 from $1,919.1 million in 2002.

System operations expenses (excluding depreciation) decreased $15.6 million, or 3%, to $562.7 million in 2004 from $578.3 million in 2003, and increased $84.7 million, or 17%, in 2003 from $493.6 million in 2002. System operations expenses include charges from landline telecommunications service providers for U.S. Cellular’s customers’ use of their facilities, costs related to local interconnection to the landline network, charges for maintenance of U.S. Cellular’s network, long-distance charges, outbound roaming expenses and payments to third-party data product and platform developers. The changes in system operations expenses in both years were due to the following factors:

•  the number of cell sites within U.S. Cellular’s systems increased 16% to 4,856 in 2004 from 4,184 in 2003, and increased 7% from 3,914 in 2002, as U.S. Cellular continues to expand and enhance coverage in its service areas both through acquisitions and internal growth; and

•  increases in minutes of use both on U.S. Cellular’s systems and by U.S. Cellular’s customers using other systems while roaming.

The ongoing reductions both in the per-minute cost of usage on U.S. Cellular’s systems and in negotiated roaming rates offset the above factors.

As a result of the above factors, the components of system operations expenses were affected as follows:

•  the cost of minutes used on U.S. Cellular’s systems increased $22.3 million, or 13% in 2004 and $47.2 million, or 39% in 2003, while total minutes used on U.S. Cellular’s systems increased 40% in 2004 and 67% in 2003;

•  maintenance, utility and cell site expenses increased $14.0 million, or 8% in 2004 and $40.7 million, or 31%, in 2003, as the average number of cell sites in service increased 11% and 19% in 2004 and 2003, respectively; and

•  expenses incurred when U.S. Cellular’s customers used other systems while roaming decreased $51.9 million, or 22%, in 2004 and decreased $0.5 million, or less than 1%, in 2003, primarily due to the decreases in the per-minute cost of roaming revenues and the divestitures of markets to AT&T Wireless in 2003 and 2004. The per-minute cost of roaming charges is negotiated with other carriers in tandem with per-minute rates for inbound roaming revenues and have experienced a general decline over the past several years. Also in 2004, U.S. Cellular received $8.1 million of refunds of sales taxes on outbound roaming transactions which had been charged to system operations expenses in prior years.

In addition, system operations expenses increased in 2003 due to the August 2002 acquisition of the Chicago market, as a full year of activity in the Chicago market is included in 2003 compared to only the period from August 7 – December 31 in 2002. System operations expenses decreased in 2004 and 2003 due to the August 2003 transfer and February 2004 sale of markets to AT&T Wireless.

In 2004 and 2003, roaming charges paid by U.S. Cellular to third parties when its customers roamed in the Chicago market and other recently launched markets declined.  Continued integration of these markets into U.S. Cellular’s operations resulted in increased use of U.S. Cellular’s system by U.S. Cellular’s customers and a corresponding decrease in roaming by its customers on other systems, primarily in the Midwest. Prior to acquiring the Chicago market and other recently launched markets, U.S. Cellular paid roaming charges to third parties when any of its customers roamed in those markets.

Monthly systems operations expenses per customer decreased 11% to $10.02 in 2004 and increased 2% to $11.30 in 2003 from $11.11 in 2002. This measurement is calculated by dividing total system operations expenses as reported for each of the annual periods by 12, then dividing that quotient by average customers during each respective 12-month period as defined in Footnote 5 to the table of summarized operating data shown at the beginning of the Wireless Telephone Operations section. Management uses this measurement to assess the cost of customer usage and network usage and maintenance on a per-unit basis and to monitor efficiency.

In total, U.S. Cellular expects system operations expenses to increase over the next few years, driven by the following factors:

•  increases in the number of cell sites within U.S. Cellular’s systems as it continues to add capacity and enhance quality in all markets, and continues development activities in new markets; and

•  increases in minutes of use, both on U.S. Cellular’s systems and by U.S. Cellular’s customers on other systems when roaming.

These factors are expected to be partially offset by anticipated decreases in the per-minute cost of usage both on U.S. Cellular’s systems and on other carriers’ networks. As the Chicago area and other recently launched markets have historically been among U.S. Cellular’s customers’ most popular roaming destinations, U.S. Cellular anticipates that the continued integration of these markets into its operations will result in a further increase in minutes of use by U.S. Cellular’s customers on its systems and a corresponding decrease in minutes of use by its customers on other systems, resulting in a lower overall increase in minutes of use by U.S. Cellular’s customers on other systems. Such a shift in minutes of use should reduce U.S. Cellular’s per-minute cost of usage in the future, to the extent that U.S. Cellular’s customers use U.S. Cellular’s systems rather than other carriers’ networks.

Cost of equipment sold increased $131.5 million, or 37%, to $486.6 million in 2004 from $355.1 million in 2003, and increased $112.6 million, or 46%, from $242.5 million in 2002.

The increases in both years were primarily due to $69.7 million and $80.7 million increases, respectively, in handset sales to agents. Also contributing were 15% and 24% increases, respectively, in gross customer activations as well as an increase in handsets sold to customers for retention purposes in both years as the number of retention transactions has increased. U.S. Cellular continued to focus on retaining customers by offering existing customers handset pricing similar to that offered to new customers as the expiration date of customers’ service contracts approached.

In addition, the overall cost per handset increased in 2004 as customers purchased higher-priced data-enabled handsets. These handsets are required for customers to access U.S. Cellular’s easyedgeSM suite of services which was launched in the second half of 2003.

Selling, general and administrative expenses increased $80.6 million, or 8%, to $1,088.2 million in 2004 from $1,007.6 million in 2003, and increased $176.2 million, or 21%, in 2003 from $831.4 million in 2002. Selling, general and administrative expenses primarily consist of salaries, commissions and expenses of field sales and retail personnel and offices; agent commissions and related expenses; corporate marketing, merchandise management and telesales department salaries and expenses; advertising; and public relations expenses. Selling, general and administrative expenses also include the costs of operating U.S. Cellular’s customer care centers, the costs of serving customers and the majority of U.S. Cellular’s corporate expenses.

The increase in selling, general and administrative expenses in 2004 is primarily due to the following:

•  a $31.3 million increase in advertising costs, primarily related to marketing of the U.S. Cellular brand in the Chicago market and in the markets which were launched in 2004, and the marketing of U.S. Cellular’s data-related wireless services, which were launched in the second half of 2003;

•  a $28.4 million increase in employee and agent commissions and other payments made to agents for the activation and retention of customers, primarily driven by the 15% increase in gross customer activations and the increase in customer retention transactions; and

•  a $13.1 million increase in expenses related to amounts due into the federal universal service fund, primarily due to an increase in rates due to changes in the FCC regulations, substantially all of which is offset by increases in retail service revenue for amounts passed through to customers.

These increases were partially offset by the following:

•      a $24.9 million decrease in billing-related expenses, primarily due to the migration in the third quarter of 2003 of the Chicago market’s operations to the same billing system used by U.S. Cellular’s other markets; and

•      a $10.0 million net decrease in bad debts expense, primarily attributable to a change in U.S. Cellular’s accounting for contract termination fees charged when customers disconnect service prior to the end of their contracts. During the fourth quarter of 2003, U.S. Cellular revised its business practices related to the billing of contract termination fees.  This change resulted in an increase in amounts billed to customers that ultimately were deemed uncollectible.  At the time of the change in business practice, U.S. Cellular recorded revenues related to such fees at the time of billing, and recorded bad debts expense in subsequent periods when the related accounts receivable were determined to be uncollectible.  In the first quarter of 2005, U.S. Cellular changed its accounting to record revenues related to such fees only upon collection, in recognition of the fact that collectibility of the revenues was not reasonably assured a the time of billing.  In connection with the restatement discussed above, U.S. Cellular corrected its accounting effective October 1, 2003 to coincide with the timing of the change in business practice.  As a result, bad debts expense in 2004 and 2003 was $30.7 million and $3.6 million, respectively, lower than what it would have been under the practice used prior to October 1, 2003. The effect of this change was partially offset by the effect on bad debts expense of increased write-offs of accounts receivable associated with higher revenues in 2004.

The increase in selling, general and administrative expenses in 2003 is primarily due to the following factors:

•

a $38.4 million increase in advertising costs, primarily related to the continued marketing of the U.S. Cellular brand in the Chicago market and the marketing of U.S. Cellular’s data-related wireless services;

•

a $40.6 million increase in expenses related to federal universal service fund contributions, based on an increase in rates due to changes in the FCC regulations, substantially all of which is offset by increases in retail service revenue for amounts passed through to customers; and

•

a $29.3 million increase in billing-related expenses, primarily due to the expenses related to the maintenance of the Chicago market’s billing system and the transition to the system used in U.S. Cellular’s other operations in July 2003.

In both years, increases were also attributable to the increases in employee-related expenses associated with acquiring, serving and retaining customers, primarily as a result of the increase in U.S. Cellular’s customer base.

In 2003, the increase in salaries and other sales-related costs is also attributable to the expenses incurred in preparation for U.S. Cellular’s launch of data-related wireless services in its markets.

Sales and marketing cost per gross customer activation totaled $403 in 2004, $380 in 2003 and $365 in 2002. Sales and marketing cost per gross customer activation is not calculable using financial information derived directly from the Statements of Operations. The definition of sales and marketing cost per gross customer activation that U.S. Cellular uses as a measure of the cost to acquire additional customers through its marketing distribution channels may not be comparable to similarly titled measures that are reported by other companies.

Below is a summary of sales and marketing cost per gross customer activation for each period.

Year ended December 31,	2004	2003	2002
(Dollars in thousands, except per customer amounts)	(as restated)	(as restated)	(as restated)

Components of cost:
Selling, general and administrative expenses related to the acquisition of new customers (1)	$496,436	$429,149	$368,808
Cost of equipment sold to new customers (2)	346,052	248,528	185,225
Less equipment sales revenues from new customers (3)	(214,696)	(162,240)	(100,133)
Total cost	$627,792	$515,437	$453,900
Gross customer activations (000s) (4)	1,557	1,357	1,244
Sales and marketing cost per gross customer activation	$403	$380	$365

(1)   Selling, general and administrative expenses related to the acquisition of new customers are reconciled to reported selling, general and administrative expenses as follows:

Year ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Selling, general and administrative expenses, as reported	$1,088,181	$1,007,599	$831,421
Less expenses related to serving and retaining customers	(591,745)	(578,450)	(462,613)
Selling, general and administrative expenses related to the acquisition of new customers	$496,436	$429,149	$368,808

(2)   Cost of equipment sold to new customers is reconciled to reported cost of equipment sold as follows:

Year ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Cost of equipment sold as reported	$486,605	$355,139	$242,465
Less cost of equipment sold related to the retention of existing customers	(140,553)	(106,611)	(57,240)
Cost of equipment sold to new customers	$346,052	$248,528	$185,225

(3)   Equipment sales revenue from new customers is reconciled to reported equipment sales revenues as follows:

Year ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Equipment sales revenues, as reported	$191,255	$158,832	$98,662
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(27,267)	(27,328)	(13,108)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	50,708	30,736	14,579
Equipment sales revenues from new customers	$214,696	$162,240	$100,133

(4)   Gross customer activations represent customers added to U.S. Cellular’s customer base, during the respective periods presented, through its marketing distribution channels.

Monthly general and administrative expenses per customer, including the net costs related to the renewal or upgrade of service contracts of existing customers (“net customer retention costs”), remained unchanged at $13.46 in 2004, and increased 15% to $13.46 in 2003 from $11.73 in 2002. U.S. Cellular uses this measurement to assess the cost of serving and retaining its customers on a per-unit basis.

This measurement is reconciled to total selling, general and administrative expenses as follows:

Year ended December 31,	2004	2003	2002
(Dollars in thousands, except per customer amounts)	(as restated)	(as restated)	(as restated)

Components of cost (1):
Selling, general and administrative expenses, as reported	$1,088,181	$1,007,599	$831,421
Less selling, general and administrative expenses related to the acquisition of new customers	(496,436)	(429,149)	(368,808)
Add cost of equipment sold related to the retention of existing customers	140,553	106,611	57,240
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(27,267)	(27,328)	(13,108)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	50,708	30,736	14,579
Net cost of serving and retaining customers	$755,739	$688,469	$521,324
Divided by average customers during period (000s) (2)	4,679	4,263	3,702
Divided by twelve months in each period	12	12	12
Average monthly general and administrative expenses per customer	$13.46	$13.46	$11.73

(1)   These components were previously identified in the table which calculates sales and marketing cost per customer activation and related footnotes.

(2)   Average customers for each respective period as previously listed in footnote 5 to the table of summarized operating data.

Depreciation expense increased $75.4 million, or 20%, to $450.3 million in 2004 from $374.9 million in 2003, and increased $62.5 million, or 20%, from $312.4 million in 2002. The increases in both years reflect rising average fixed asset balances, which increased 13% in 2004 and 23% in 2003. Increased fixed asset balances in both 2004 and 2003 resulted from the following factors:

•  the addition of 840 and 507 new cell sites in 2004 and 2003, respectively, built to launch service and improve coverage and capacity in U.S. Cellular’s markets; and

•  the acquisition in 2002 and continuing development of the Chicago market.

In addition, the following factors also contributed to the increase in 2004:

•  certain Time Division Multiple Access (“TDMA”) digital radio equipment consigned to a third party for future sale was taken out of service and written down by $17.2 million prior to its consignment, increasing depreciation expense by that amount. This write-down was necessary to reduce the book value of the assets to be sold to their estimated proceeds from disposition;

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

Additionally, U.S. Cellular recorded $8.6 million less depreciation expense in 2004 than in 2003 as depreciation on the properties sold to AT&T Wireless and ALLTEL was only recorded through November 2003 and August 2004, respectively, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

In 2003, U.S. Cellular took certain cell sites in which its antennae were co-located on third parties’ towers out of service, writing off the remaining net book value of the related assets. This write-off increased depreciation expense $7.0 million in 2003. These cell sites were acquired from another carrier in a 2001 transaction.

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

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” as of January 1, 2003, U.S. Cellular began accreting liabilities for future remediation obligations associated with leased properties. Such accretion expense totaled $5.0 million in 2004 and $4.4 million in 2003.

Loss on impairment of intangible assets totaled $49.6 million in 2003. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” U.S. Cellular performed the annual impairment test for its investment in licenses for 2003. The carrying value of the licenses in each reporting unit was compared to the estimated fair value of the licenses in each reporting unit.  The license values in two reporting units were determined to be impaired and a loss of $49.6 million was recorded. The 2004 annual testing resulted in no impairments.

See “Application of Critical Accounting Policies and Estimates – Investments in Licenses and Goodwill” for further discussion of TDS’s and U.S. Cellular’s intangible asset impairment testing.

(Gain) loss on assets held for sale totaled a gain of $10.8 million in 2004 and a loss of $45.9 million in 2003.

In 2004, the gain related to two divestitures completed in 2004. The sale of two consolidated markets to ALLTEL in November 2004 resulted in a $10.1 million gain on assets held for sale. The remaining amount of $0.7 million was recorded in 2004 as a reduction of a $22.0 million estimated loss recorded in the fourth quarter 2003 on the sale of U.S. Cellular markets in southern Texas to AT&T Wireless on February 18, 2004. The result was an aggregate loss of $21.3 million, representing the difference between the carrying value of the markets sold and the cash received in the transaction. For further discussion of these transactions, see “Liquidity and Capital Resources – Acquisitions, Exchanges and Divestitures.”

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

Operating Income

Operating income increased $74.6 million, or 69%, to $183.3 million in 2004 from $108.7 million in 2003, and decreased $171.1 million, or 61%, in 2003 from $279.8 million in 2002. The operating income margins (as a percent of service revenues) were 7.0% in 2004, 4.5% in 2003 and 13.3% in 2002.

The increase in operating income and operating income margin in 2004 reflect the following:

•  increased service revenues primarily due to the growth in the number of retail customers; and

•  gains recorded on assets held for sale in 2004 compared to losses recorded on assets held for sale and loss on intangible assets in 2003.

The increase in 2004 was partially offset by the following:

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

•  increased depreciation expense driven by an increase in average fixed assets related to ongoing improvements to and the expansion of U.S. Cellular’s wireless network as well as asset write-offs; and

•  increased selling, general and administrative expenses primarily driven by increased advertising and commissions expenses.

The declines in operating income and operating income margin in 2003 reflect the following:

•  increased selling, general and administrative expenses, primarily driven by the acquisition and subsequent transition of the Chicago market’s operations and billing system; and additional costs related to advertising and marketing the U.S. Cellular brand, especially in the Chicago market, and related to the launch of U.S. Cellular’s data-related wireless services in certain markets;

•  increased depreciation expense, driven by an increase in average fixed assets related to ongoing improvements to and the expansion of U.S. Cellular’s wireless network;

•  increased system operations expenses, primarily driven by increases in the number of cell sites and increases in the number of minutes used by U.S. Cellular’s customers and roaming customers on U.S. Cellular’s network; and

•  increased equipment subsidies, primarily due to U.S. Cellular’s practice of selling handsets to agents; this practice began in 2002 and increased the volume of handset sales, as well as the increase in customer retention-related equipment transactions.

Operating income and operating income margin in 2003 also reflect:

•  the losses on assets held for sale related to both the exchange transaction completed on August 1, 2003, and the sale transaction involving AT&T Wireless that was pending at December 31, 2003; and

•  the loss on impairment of intangible assets.

These expense increases were partially offset by increased service revenues, which were driven by growth in the number of customers served by U.S. Cellular’s systems and increases in average monthly revenue per customer.

U.S. Cellular expects most of the above factors, except for those related to the transition of the Chicago market and the gains and losses on assets held for sale and impairments related to events in 2004 and 2003, to continue to have an effect on operating income and operating margins for the next several quarters. Any changes in the above factors, as well as the effects of other drivers of U.S. Cellular’s operating results, may cause operating income and operating margins to fluctuate over the next several quarters.

U.S. Cellular anticipates that it will continue to invest in and incur expenses related to markets it has acquired and in which it has initiated service over the past few years. In addition, U.S. Cellular anticipates initiating marketing operations in the St. Louis, Missouri market in 2005. The timing of such a market launch is not known, but will require significant continued investment and is expected to have a significant impact on U.S. Cellular’s results when marketing operations begin.

U.S. Cellular also incurred additional expenses related to its launch of data-related wireless services in many of its markets in 2004 and 2003, and expects to incur expenses related to its continued marketing of data-related wireless services in the next few years.

As a result, depending on the timing and effectiveness of these initiatives, U.S. Cellular’s operating income may range from $220 million to $270 million in 2005, including $530 million of anticipated depreciation, amortization and accretion expenses, compared to operating income of $183.3 million in 2004. Its corresponding operating margins may range from 7% to 9% in 2005, compared to an operating margin of 7.0% in 2004.

U.S. Cellular anticipates that service revenues will total approximately $2.9 billion in 2005, compared to service revenues of $2.62 billion in 2004. The anticipated service revenue growth in 2005 reflects the continued growth in U.S. Cellular’s customer base and the continued marketing of data-related wireless services in its markets.

Depending on the timing and effectiveness of its marketing efforts, U.S. Cellular anticipates that its net customer activations from its marketing channels will total 425,000 to 475,000 in 2005.

U.S. Cellular anticipates that its net costs associated with customer growth, service and retention as well as initiation of new services, launches in new markets, and fixed asset additions will continue to grow. U.S. Cellular anticipates that its net customer retention costs will increase in the future as its customer base grows, as competitive pressures continue and as per-unit handset costs increase without compensating increases in the per-unit sales price of handsets to customers and agents.

Effects of Competition on Operating Income

U.S. Cellular competes directly with several wireless communications services providers, including enhanced specialized mobile radio service providers, in each of its markets. In general, there are between four and six competitors in each wireless market in which U.S. Cellular provides service. U.S. Cellular generally competes against each of the five near-nationwide wireless companies: Verizon Wireless, Sprint (and affiliates), Cingular Wireless, LLC (which recently merged with AT&T Wireless), T-Mobile USA, Inc. and Nextel Communications (“Nextel”). However, not all five of these competitors operate in all markets where U.S. Cellular does business. U.S. Cellular believes that these competitors have substantially greater financial, technical, marketing, sales, purchasing and distribution resources than it does. In addition, Sprint recently proposed to acquire Nextel which would likely increase this competitor’s access to such resources.

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

In the Midwest, U.S. Cellular’s largest contiguous service area, it can offer larger regional service packages without incurring significant roaming charges than it is able to offer in other parts of its network. U.S. Cellular also employs a customer satisfaction strategy throughout its markets which it believes has contributed to a relatively low customer churn rate, which in turn has had a positive impact on its cost to add a net new customer.

Some of U.S. Cellular’s competitors bundle other services, such as landline telephone service and Internet access, with their wireless communications services, which U.S. Cellular either does not have the ability to offer or has chosen not to offer.

In addition, U.S. Cellular competes against both larger and smaller regional wireless companies in certain areas, including ALLTEL, Western Wireless Corporation (“Western Wireless”) and Rural Cellular Corporation, and against resellers of wireless services. Since each of these competitors operates on systems using spectrum licensed by the FCC and has comparable technology and facilities, competition for customers among these systems in each market is principally on the basis of quality of service, price, size of area covered, services offered and responsiveness of customer service. ALLTEL has recently agreed to acquire Western Wireless, which may increase this competitor’s financial, technical, marketing, sales, purchasing and distribution resources.

Since U.S. Cellular’s competitors do not disclose their subscriber counts in specific regional service areas, market share for the competitors in each regional market cannot be accurately determined.

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

U.S. Cellular has been successful in facilitating number portability requests in a timely manner. The implementation of wireless number portability has not had a material effect on U.S. Cellular’s results of operations to date. However, U.S. Cellular is unable to predict the impact that the implementation of number portability will have in the future. The implementation of wireless number portability may increase churn rates for U.S. Cellular and other wireless companies, as the ability of customers to retain their wireless telephone numbers removes a significant barrier for customers who wish to change wireless carriers. However, to the extent U.S. Cellular loses customers, the effect may be offset to the extent it is able to obtain additional new customers who wish to change their service from other wireless carriers as a result of wireless number portability. The future volume of any porting requests, and the processing costs related thereto, may increase U.S. Cellular’s operating costs in the future. Any of the above factors could have an adverse effect on U.S. Cellular’s competitive position, costs of obtaining new subscribers, liquidity, financial position and results of operations.

WIRELINE TELEPHONE OPERATIONS

TDS operates its wireline telephone operations through TDS Telecommunications Corporation (“TDS Telecom”), a wholly owned subsidiary. TDS Telecom served 1,157,200 equivalent access lines at the end of 2004, an increase of 70,200 lines over 2003. At the end of 2003, TDS Telecom served 1,087,000 equivalent access lines, an increase of 84,400 lines over 2002. TDS Telecom provides service through incumbent local exchange carriers and through competitive local exchange carriers. Equivalent access lines are derived by converting each high-capacity data line to the estimated equivalent number, in terms of capacity, of switched access lines.

TDS Telecom’s incumbent local exchange carriers served 730,400 equivalent access lines at the end of 2004 compared to 722,200 at the end of 2003 and 711,200 at the end of 2002. The incumbent local exchange carrier operations have grown primarily through internal growth. Internal growth, net of disconnections, added 8,200 equivalent access lines in 2004, 11,000 lines in 2003 and 5,900 lines in 2002. Acquisitions added 27,000 lines in 2002.

TDS Telecom’s competitive local exchange carrier served 426,800 equivalent access lines at the end of 2004 compared to 364,800 at the end of 2003 and 291,400 lines at the end of 2002. Internal growth in equivalent access lines has occurred as competitive local exchange carrier operations have increased their presence in current markets.

TDS Telecom Operating Income

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Incumbent Local Exchange Carrier Operations
Operating revenues	$658,330	$653,038	$626,865
Operating expenses	475,152	475,894	459,214
Operating income	183,178	177,144	167,651
Competitive Local Exchange Carrier Operations
Operating revenues	226,259	213,800	177,166
Operating expenses	372,367	239,657	239,409
Operating (loss)	(146,108)	(25,857)	(62,243)
Intra-company elimination
Revenue	(4,444)	(3,850)	(2,501)
Expense	(4,444)	(3,850)	(2,501)
TDS Telecom Operating Income	$37,070	$151,287	$105,408

TDS Telecom’s operating income decreased $114.2 million, or 75%, to $37.1 million in 2004 from $151.3 million in 2003, and increased $45.9 million, or 44%, in 2003 from $105.4 million in 2002. The primary causes for the decrease in 2004 were an $87.9 million loss on the impairment of long-lived assets and a $29.4 million loss on the impairment of intangible assets of the competitive local exchange carriers. Operating income increased in 2003 primarily from improved results from the competitive local exchange carrier business.

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

Following is a table of summarized operating data for TDS Telecom’s incumbent local exchange carrier and competitive local exchange carrier operations.

Year Ended December 31,	2004	2003	2002

Incumbent Local Exchange Carrier:
Equivalent access lines	730,400	722,200	711,200
Growth in equivalent access lines:
Acquisitions	—	—	27,000
Internal growth	8,200	11,000	5,900
Dial-up Internet service accounts	101,300	112,900	117,600
Digital subscriber line (DSL) accounts	41,900	23,600	9,100
Long distance customers (1)	295,000	230,500	197,500

Competitive Local Exchange Carrier:
Equivalent access lines	426,800	364,800	291,400
Dial-up Internet service accounts	18,200	22,200	24,700
Digital subscriber line (DSL) accounts	29,000	20,100	11,800

TDS Telecom employees	3,375	3,460	3,570

(1)   Beginning January 1, 2004, long distance customers reflect those lines that have chosen TDS Telecom as their primary interexchange carrier. Prior to that, a count of customers was used.

Incumbent Local Exchange Carrier Operations

Operating Revenues

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Local service	$204,834	$199,616	$192,519
Network access and long distance	362,890	363,109	346,667
Miscellaneous	90,606	90,313	87,679
Total Incumbent Local Exchange Carrier Operating Revenues	$658,330	$653,038	$626,865

Operating revenues increased $5.3 million, or less than 1%, to $658.3 million in 2004 from $653.0 million in 2003, and increased $26.1 million, or 4%, in 2003 from $626.9 million in 2002.

Local service revenues (provision of local telephone exchange service within the franchise serving area of TDS Telecom’s incumbent local exchange carriers) increased $5.2 million, or 3%, to $204.8 million in 2004 from $199.6 million in 2003, and increased $7.1 million, or 4%, in 2003 from $192.5 million in 2002. Equivalent access line growth resulted in increases in revenues of $2.3 million in 2004 and $3.0 million in 2003. The sale of custom calling and advanced features increased revenues by $3.3 million in 2004 and $2.9 million in 2003.

Network access and long distance revenues (compensation for carrying interstate and intrastate long distance traffic on TDS Telecom’s local telephone networks and reselling long distance service) decreased $ 0.2 million, or less than 1%, to $362.9 million in 2004 from $363.1 million in 2003, and increased $16.4 million, or 5%, in 2003 from $346.7 million in 2002. Long distance service revenues increased by $3.4 million in 2004 and $3.6 million in 2003. Revenue generated from increased network usage increased $2.7 million in 2004 and $5.0 million in 2003. Compensation from state and national revenue pools for recovery of the expense of providing network access decreased $5.7 million in 2004 and $0.2 million in 2003.

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

Operating Expenses

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Cost of services and products (exclusive of depreciation and amortization included below)	$166,262	$165,135	$142,919
Selling, general and administrative expense	177,225	180,372	186,063
Depreciation and amortization	131,665	130,036	130,232
Loss on impairment of long-lived assets	—	351	—
Total Incumbent Local Exchange Carrier Operating Expenses	$475,152	$475,894	$459,214

Operating expenses decreased $0.7 million, or less than 1%, to $475.2 million in 2004 from $475.9 million in 2003, and increased $16.7 million, or 4%, in 2003 from $459.2 million in 2002. A $7.7 million charge for an early retirement incentive plan in 2003 was partially responsible for the operating expense increase in 2003 and was also responsible for the decrease in 2004. Incumbent local exchange carrier expenses as a percent of revenues were 72.2% in 2004, 72.9% in 2003 and 73.3% in 2002.

Cost of services and products increased $1.2 million, or less than 1%, to $166.3 million in 2004 from $165.1 million in 2003, and increased $22.2 million, or 16%, in 2003 from $142.9 million in 2002. Local telephone company payroll decreased $4.0 million in 2004 primarily due to the effects of the early retirement incentive plan in 2003 and increased $5.9 million in 2003. Cost of goods sold related to digital subscriber line service and business systems decreased $0.7 million in 2004 and increased $3.4 million in 2003. Access costs increased by $1.2 million in 2004 and $3.7 million in 2003. The cost of providing Internet service, digital subscriber line service and long-distance service to a larger customer base increased expenses $7.3 million in 2003.

Selling, general and administrative expenses decreased $3.2 million, or 2%, to $177.2 million in 2004 from $180.4 million in 2003, and decreased $5.7 million, or 3%, in 2003 from $186.1 million in 2002. The decrease in 2004 reflects the trend in the decline of the rate of customer growth. In 2003, corporate management expenses increased $10.5 million partially reflecting expense related to an employee retirement incentive plan. Bad debt expense recorded in 2002 included $7.8 million related to the write-off of pre-petition accounts receivable due to the bankruptcy of WorldCom and Global Crossing. In 2003, the incumbent local exchange carriers recovered $2.7 million of the bad debt write-offs related to the WorldCom bankruptcy filing.

Depreciation and amortization expenses increased $1.7 million, or 1%, to $131.7 million in 2004 from $130.0 million in 2003, and decreased slightly in 2003 from $130.2 million in 2002. Investment in plant and equipment did not change significantly in 2004, 2003 and 2002.

Operating Income increased $6.1 million, or 3%, to $183.2 million in 2004 from $177.1 million in 2003, and increased $9.4 million, or 6%, in 2003 from $167.7 million in 2002. The incumbent local exchange operating margin was 27.8% in 2004, 27.1% in 2003 and 26.7% in 2002. Operating margin was impacted in 2003 by costs associated with an early retirement incentive plan totaling $7.7 million.

TDS Telecom’s incumbent local exchange carrier operations are subject to the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” TDS Telecom periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. TDS Telecom believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

Competitive Local Exchange Carrier Operations

TDS Telecom began offering competitive local exchange carrier services in the fourth quarter of 1997. These services are offered in the Madison, greater Fox Valley, Milwaukee, Racine, Kenosha, Janesville and Beloit, Wisconsin markets; in the Rockford and Lake County, Illinois markets; in the greater Grand Rapids, Kalamazoo, Battle Creek, Holland, Grand Haven, Lansing, Jackson, Ann Arbor and the western suburbs of Detroit, Michigan markets; Minneapolis/St. Paul, Rochester, Duluth, St. Cloud and Brainerd, Minnesota markets; and in Fargo, North Dakota. Equivalent access lines increased by 17% in 2004 (62,000), 25% in 2003 (73,400) and 52% in 2002 (99,300).

Operating Revenues

Year Ended December 31,	2004 (as restated)	2003 (as restated)	2002 (as restated)
(Dollars in thousands)

Total Competitive Local Exchange Carrier Operating Revenues	$226,259	$213,800	$177,166

Operating revenues (revenue from the provision of local and long-distance telephone service and access revenue from long-distance providers) increased $12.5 million, or 6%, to $226.3 million in 2004 from $213.8 million in 2003 and increased $36.6 million, or 21%, in 2003 from $177.2 million in 2002. The increases were primarily due to the increases in equivalent access lines in both years. During 2004, wholesale access revenue charged to other carriers for utilizing TDS Telecom network infrastructure declined due to rate decreases. Wholesale access rate declines negatively impacted 2004 revenues by $8.7 million.

Operating Expenses

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Cost of services and products (exclusive of depreciation and amortization included below)	$92,045	$86,377	$85,909
Selling, general and administrative expense	124,623	115,354	124,441
Depreciation and amortization	38,349	33,363	29,059
Loss on impairment of long-lived assets	87,910	4,563	—
Loss on impairment of intangible assets	29,440	—	—
Total Competitive Local Exchange Carrier Operating Expenses	$372,367	$239,657	$239,409

Operating expenses increased $132.7 million, or 55%, to $372.4 million in 2004 from $239.7 million in 2003, and increased slightly in 2003 from $239.4 million in 2002. Operating expenses increased in 2004, primarily due to impairment losses of $87.9 million and $29.4 million recorded on property, plant and equipment and goodwill, respectively. See “Regulatory Orders” for a discussion of the impairment losses. During 2004, additional general and administrative expenses were incurred to secure continual access to unbundled network elements at reasonable rates.

In 2003, the competitive local exchange carriers recovered $1.4 million of bad debt write-offs related to WorldCom and Global Crossing bankruptcies in 2002 and reduced bad debt expenses by $7.4 million as a result of improved credit management. Expenses in 2002 included a $2.4 million charge relating to the bankruptcies discussed above and an increase in retail bad debt expense of $8.6 million. In 2003, TDS Metrocom recorded a $4.6 million loss on impairment of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This impairment relates to assets in a market that TDS Metrocom subsequently decided not to enter.

Operating loss totaled $146.1 million in 2004, $25.9 million in 2003 and $62.2 million in 2002. The operating loss from competitive local exchange operations increased considerably in 2004 due to the losses on asset impairments. The primary cause for the decrease in operating loss in 2003 was due to increased access line equivalents and improved credit management.

Regulatory Orders

The FCC has recently expanded the exemption from network unbundling requirements to include fiber to the curb architecture. In the Triennial Review Order, the FCC concluded that, where incumbent local exchange carriers deploy fiber facilities all the way to the home, they will not be required to provide competitive local exchange carriers with access to those facilities in entirely new developments, known as greenfield deployment. When incumbents overbuild existing copper facilities with fiber to the home, they will either have to maintain the old copper facilities, or, if they decide to retire the copper loop plant, provide competitors with a voice channel over the new fiber facilities. This decision was upheld on appeal by the Circuit Court of Appeals for the District of Columbia, and the Supreme Court did not take the case up on appeal. TDS Metrocom’s appeal of the rules related to access to fiber and mixed copper/fiber facilities was denied by the Supreme Court, and those rules are now final. On December 15, 2004, the FCC adopted an Order revising the unbundling rules, preserving access to the most common high-capacity loops and transport used by TDS Telecom, and limiting access of competitive local exchange carriers to certain unbundled network elements, particularly those used to provide non-facilities based competitive local exchange services. To the extent that TDS Telecom competitive local exchange carrier operations rely on an unbundled network element platform provided by incumbent carriers, this decision, if not overturned on appeal, will lead to a phase-out of that method of competitive entry. Moreover, the loss of some access and transport options as a result of the FCC’s Order is unfavorable for TDS Telecom competitive local exchange carrier operations and could negatively impact the company’s ability to provide broadband services to end users.

In response to petitions filed by the Regional Bell Operating Company for increases in rates for certain wholesale services that it provides to competitive local exchange carriers, the state public service commissions of Illinois, Wisconsin and Michigan have issued orders that will adversely affect the cost of providing some services for TDS Telecom’s competitive local exchange carrier operations in those states, primarily services to residential customers and certain small business customers. The pricing data for the major markets of TDS Telecom’s competitive local exchange carrier became available in the fourth quarter of 2004. These pricing changes, as well as other regulatory changes and competitive pressures in 2004, triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible and intangible assets. As a result of the impairment review, TDS Telecom concluded that the long-lived tangible assets of its competitive local exchange carrier operations were impaired and recorded an $87.9 million loss in the Statement of Operations. TDS Telecom also concluded that goodwill associated with the competitive local exchange carrier operations was impaired and recorded a loss of $29.4 million in the Statement of Operations. See Application of Critical Accounting Policies and Estimates – “Licenses and Goodwill” and “Property, Plant and Equipment” for further discussions of the impairments.

Changes in the telecommunications regulatory environment, including the effects of potential changes in the rules governing universal service funding and potential changes in the amounts or methods of intercarrier compensation, could have a material adverse effect on TDS Telecom’s financial condition, results of operations and cash flows.

Effects of Wireless Number Portability

The FCC has adopted wireless number portability rules requiring wireless carriers to allow a customer to retain, subject to certain geographical limitations, their existing telephone number when switching from one telecommunications carrier to another.  Local exchange carriers in the largest 100 metropolitan statistical areas in the United States were required to be capable of facilitating wireless number portability as of November 24, 2003. Local exchange carriers outside such 100 areas were required to implement wireless number portability requirements on May 24, 2004 or within six months of the relevant request, whichever is later. However, local exchange carriers may seek waivers or extensions of these deadlines pursuant to the Communications Act and the FCC’s rules.  TDS Telecom has established a schedule to implement local number portability.  As of December 31, 2004, TDS Telecom has equipped 96% of its incumbent local exchange carrier physical access lines and will complete the remaining local number portability schedule by mid 2005.  Through December 31, 2004, TDS Telecom has received 233 wireline to wireless port requests.  TDS is unable to predict the impact that the implementation of wireless number portability will have on the business of TDS Telecom in the future.

INFLATION

Management believes that inflation affects TDS’s business to no greater extent than the general economy.

RECENT ACCOUNTING PRONOUNCEMENTS

Share-Based Payment

SFAS No. 123 (revised 2004), “Share-Based Payment,” was issued in December 2004 and becomes effective for TDS in the third quarter of 2005.  The statement requires that compensation cost resulting from all share-based payment transactions be recognized in the financial statements.  TDS has reviewed the provisions of this statement and expects to record compensation expense for certain share-based payment transactions, primarily related to stock options, in the Statement of Operations upon the adoption of this standard. See the “Stock-Based Compensation” section in Note 1 – Summary of Significant Accounting Policies for a pro forma impact on net income and earnings per share.

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

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)
Cash flows from (used in)
Operating activities	$797,442	$970,956	$827,572
Investing activities	(614,580)	(744,043)	(1,398,196)
Financing activities	47,665	(587,934)	1,780,629
Net increase (decrease) in cash and cash equivalents	$230,527	$(361,021)	$1,160,005

Cash Flows From Operating Activities represents a significant source of funds to TDS. Net income (loss) including adjustments to reconcile net income (loss) to net cash provided by operating activities, excluding changes in assets and liabilities from operations totaled $887.3 million in 2004, $897.5 million in 2003 and $937.0 million in 2002. Included in the adjustments to reconcile net income to net cash provided by operating activities in 2004 is a deduction for the payment of $68.1 million of accreted interest on the repayment of U.S. Cellular’s Liquid Yield Option Notes. Distributions from unconsolidated investments provided $49.2 million in 2004, $45.4 million in 2003 and $31.3 million in 2002. Changes in assets and liabilities from operations required $89.9 million in 2004, provided $73.5 million in 2003 and required $109.4 million in 2002, reflecting timing differences in the collection of accounts receivable, payment of accounts payable and accrued taxes.

Cash Flows From Investing Activities primarily represents uses of funds to acquire, construct and upgrade modern high-quality communications networks and facilities as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue-enhancing and cost-reducing upgrades of TDS’s networks. Cash flows used for investing activities primarily represent cash required for capital expenditures, and the acquisition of wireless and wireline telephone properties and wireless spectrum. Proceeds from merger and divestiture transactions have provided funds in recent years which have partially offset the cash requirements for investing activities; however, such sources cannot be relied upon to provide continuing or regular sources of financing.

The primary purpose of TDS’s construction and expansion expenditures is to provide for customer growth, to upgrade service, launch new markets, and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services. Cash expenditures for capital additions required $806.8 million in 2004, $776.0 million in 2003 and $918.1 million in 2002. U.S. Cellular’s capital additions totaled $656.2 million in 2004, $630.9 million in 2003 and $732.4 million in 2002. These additions represent the construction of 840, 507 and 437 cell sites in 2004, 2003 and 2002, respectively, as well as other plant additions and costs related to the development of U.S. Cellular’s office systems. In 2004, 2003 and 2002, these plant additions included approximately $13 million, $58 million and $215 million, respectively, for the migration to a single digital wireless equipment platform. Other plant additions in all three years also included significant amounts related to the replacement of retired assets. TDS Telecom’s capital additions for its incumbent local exchange carrier operations totaled $103.1 million in 2004, $111.9 million in 2003 and $116.5 million in 2002, representing expenditures for switch modernization and outside plant facilities to maintain and enhance the quality of service and offer new revenue opportunities. TDS Telecom’s capital expenditures for competitive local exchange carrier operations totaled $35.2 million in 2004, $27.3 million in 2003 and $51.9 million in 2002 for switching and other network facilities. Corporate and other capital expenditures totaled $12.3 million in 2004, $5.9 million in 2003 and $17.3 million in 2002.

Cash used for acquisitions, excluding cash acquired, totaled $12.3 million in 2004, $5.9 million in 2003 and $529.7 million in 2002. TDS’s acquisitions include primarily the purchase of controlling interests in wireless markets and telephone properties, minority interests that increased the ownership of majority-owned markets and wireless spectrum. In 2004, U.S. Cellular purchased certain minority interests in several wireless markets in which it already owned a controlling interest for $40.8 million in cash. U.S. Cellular purchased two additional minority interests in majority-owned wireless markets in 2003 for $2.3 million and capitalized costs associated with the AT&T Wireless exchange of $2.8 million. On August 7, 2002, U.S. Cellular completed the acquisition of the Chicago market. U.S. Cellular paid $431.9 million in cash, net of cash acquired, and issued $175 million of 9% Series A notes due in 2032. U.S. Cellular financed the cash portion of the purchase price by using its revolving credit facility and a $105 million loan from TDS. An additional $10.5 million was paid in January 2003 to adjust the purchase price for the final working capital adjustment. TDS also acquired two telephone companies ($78.2 million), three PCS licenses ($18.0 million) and additional minority interests in majority-owned markets ($3.1 million) in 2002.

TDS received cash of $247.6 million from divestitures in 2004. The sale of wireless properties in southern Texas by U.S. Cellular to AT&T Wireless provided $96.5 million. The sale of wireless properties to ALLTEL provided U.S. Cellular $79.8 million (net of $0.4 million cash divested) and TDS Telecom $62.7 million. U.S. Cellular also received $8.5 million from the sale of Daytona in 2004 and paid $0.3 million to buy out the partner in this investment. In 2003, U.S. Cellular received $34.0 million from AT&T Wireless in connection with the exchange of properties for licenses. See “Acquisitions, Exchanges and Divestitures” in the Liquidity and Capital Resources section.

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

In 2004, U.S. Cellular issued $330 million of 7.5% senior notes due June 2034 and $100 million of 6.7% senior notes due December 2033. The net proceeds of these offerings totaled approximately $412.5 million. Of this amount, U.S. Cellular used $163.3 million to redeem its Liquid Yield Option Notes at accreted value. The balance of the net proceeds, together with borrowings under revolving credit facilities, was used to redeem all $250 million of U.S. Cellular’s 7.25% senior notes. The Liquid Yield Option Notes redemption includes the repayment of principal amount of the original debt of $95.2 million, presented as an item reducing cash flow from financing activities, and the payment of $68.1 million of accreted interest, presented as an item reducing cash flow from operating activities.

In 2003, TDS redeemed and cancelled the $300 million of Trust Originated Preferred Securities. The redemption was financed with cash on hand. U.S. Cellular repaid the remaining principal amount outstanding on its 9% Series A notes with $40.7 million in cash, which was financed using U.S. Cellular’s revolving credit facilities. The 9% Series A notes are now retired. In 2003, U.S. Cellular received $432.9 million net proceeds from the issuance of $444.0 million of 6.7% senior notes due December 2033. These proceeds were used to repay all outstanding borrowings under the revolving credit facility entered into in 1997.

In 2002, TDS received $1,631.8 million from forward contracts related to its investments in Deutsche Telekom, Vodafone and VeriSign. A portion of the proceeds from the Deutsche Telekom and VeriSign forward contracts was used by TDS to pay down TDS’s short-term debt. U.S. Cellular received $159.9 million from forward contracts related to its Vodafone investment and used the proceeds to pay down short-term debt.

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

The Board of Directors of TDS has authorized the repurchase of TDS Common Shares. During 2004, TDS repurchased 214,800 of its Common Shares, for an aggregate purchase price of $14.9 million, or an average of $69.15 per share including commissions. During 2003, TDS repurchased 1,960,900 of its Common Shares, for an aggregate purchase price of $92.4 million, or an average of $47.10 per share including commissions. No shares were repurchased in 2002. Cash required for the repurchase of the Common Shares totaled $20.4 million in 2004 and $86.8 million in 2003, reflecting differences in the number of shares acquired and timing differences in the cash disbursements.

The Board of Directors of U.S. Cellular from time to time has authorized the repurchase of U.S. Cellular Common Shares not owned by TDS. U.S. Cellular’s primary repurchase program expired in December 2003. However, U.S. Cellular has an ongoing authorization to repurchase a limited amount of U.S. Cellular Common Shares on a quarterly basis, primarily for use in employee benefit plans. In 2004, U.S. Cellular repurchased 91,700 of its Common Shares under this authorization for an aggregate purchase price of $3.9 million, or an average of $42.62 per share including commissions. U.S. Cellular did not purchase any of its Common Shares in 2003 and 2002.

LIQUIDITY AND CAPITAL RESOURCES

TDS believes that cash flows from operating activities, existing cash and cash equivalents and funds available from line of credit arrangements provide sufficient financial resources to finance TDS’s near-term capital, business development and expansion expenditures. TDS and its subsidiaries may have access to public and private capital markets to help meet their long-term financing needs. TDS and its subsidiaries anticipate accessing public and private capital markets to issue debt and equity securities when and if capital requirements, financial market conditions and other factors warrant.

However, the availability of external financial resources is dependent on economic events, business developments, technological changes, financial conditions or other factors. If at any time financing is not available on terms acceptable to TDS, TDS might be required to reduce its business development and capital expenditure plans, which could have a materially adverse effect on its business and financial condition. TDS does not believe that any circumstances that could materially adversely affect TDS’s liquidity or its capital resources are currently reasonably likely to occur, but it cannot provide assurances that such circumstances will not occur or that they will not occur rapidly. Economic downturns, changes in financial markets or other factors could rapidly change the availability of TDS’s liquidity and capital resources. Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development, acquisition programs and Common Share repurchase programs.

TDS generates substantial funds from the operations of U.S. Cellular and TDS Telecom. Cash flows from operating activities totaled $797.4 million in 2004, $971.0 million in 2003 and $827.6 million in 2002. TDS and its subsidiaries had cash and cash equivalents totaling $1,171.1 million at December 31, 2004.

Revolving Credit Facilities

As discussed below, TDS and its subsidiaries had $1,266.4 million of revolving credit facilities available for general corporate purposes as well as an additional $75.0 million of bank lines of credit as of December 31, 2004.

TDS had a $600 million revolving credit facility with a group of banks at December 31, 2004. TDS had $3.4 million of letters of credit outstanding against the revolving credit facility, leaving $596.6 million available for use. On December 9, 2004, TDS entered into an agreement to amend the terms and conditions of this facility. The primary changes to the terms and conditions are that (i) the maturity date has been extended to December 2009 and (ii) the material adverse change condition has been removed with respect to drawdowns. Borrowings bear interest at the London InterBank Offered Rate (“LIBOR”) plus a contractual spread based on TDS’s credit rating. At December 31, 2004, the contractual spread was 30 basis points (the one month LIBOR rate was 2.4% at December 31, 2004). Under certain circumstances, with less than two days’ notice of intent to borrow, interest on borrowings are at the prime rate less 50 basis points (the prime rate was 5.25% at December 31, 2004).

TDS also had $75 million of direct bank lines of credit at December 31, 2004, all of which were unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate (the prime rate was 5.25% at December 31, 2004).

On December 19, 2003, U.S. Cellular amended its $325 million revolving credit facility with a group of banks to increase the size of the facility to $700 million. At December 31, 2004, U.S. Cellular’s $700 million revolving credit facility had $30.0 million of borrowings and $0.2 million of letters of credit outstanding against it leaving $669.8 million available for use. On December 9, 2004, U.S. Cellular entered into an agreement to amend the terms and conditions of this facility. The primary changes to the terms and conditions are that (i) the maturity date has been extended to December 2009; (ii) the facility fee and certain interest rates payable on loans have been reduced; (iii) a utilization fee has been added for each day that facility usage exceeds 50% of the total facility; and (iv) the material adverse change condition has been removed with respect to drawdowns. Borrowings bear interest at the LIBOR rate plus a contractual spread based on U.S. Cellular’s credit rating. At December 31, 2004, the contractual spread was 30 basis points (the one-month LIBOR rate was 2.4% at December 31, 2004). Under certain circumstances, with less than two days’ notice of intent to borrow, interest on borrowings are at the prime rate less 50 basis points (the prime rate was 5.25% at December 31, 2004).

The financial covenants associated with TDS’s and U.S. Cellular’s lines of credit require that each company maintain certain debt-to- capital and interest coverage ratios. In addition, the financial covenants associated with revolving credit facilities and lines of credit of certain subsidiaries require that these subsidiaries maintain certain debt-to-capital and interest coverage ratios. The covenants of U.S. Cellular’s revolving credit facility prescribe certain terms associated with intercompany loans from TDS or TDS subsidiaries to U.S. Cellular or U.S. Cellular subsidiaries.

TDS’s and U.S. Cellular’s interest costs on its revolving credit facilities would increase if their credit ratings from either Standard & Poor’s or Moody’s were lowered. However, their credit facilities would not cease to be available solely as a result of a decline in their credit ratings. A downgrade in TDS’s or U.S. Cellular’s credit ratings could adversely affect their ability to renew existing, or obtain access to new, credit facilities in the future. Standard & Poor’s currently rates both TDS and U.S. Cellular at A- with a Negative Outlook. Moody’s currently rates both Baa1 with a Negative Outlook.

The maturity dates of certain of TDS’s and U.S. Cellular’s credit facilities would accelerate in the event of a change in control.

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

As disclosed in Note 1 to the Consolidated Financial Statements, TDS and its audit committee concluded on November 9, 2005 to restate the Consolidated Financial Statements as of and for the three years ended December 31, 2004. The restatement resulted in defaults under the revolving credit agreements and one line of credit agreement.  TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios.  TDS and U.S. Cellular did not fail to make any scheduled payments under such credit agreements.  TDS and U.S. Cellular received waivers from the lenders associated with the credit agreements, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatement.

Long-Term Financing

In June 2004, U.S. Cellular issued $330 million in aggregate principal amount of unsecured 7.5% senior notes due June 15, 2034. The net proceeds from this offering, after deducting underwriting discounts, were approximately $319.6 million. Also, in June 2004, U.S. Cellular issued $100 million in aggregate principal amount of unsecured 6.7% senior notes due December 15, 2033, priced to yield 7.21% to maturity. The net proceeds from this offering, after deducting underwriting discounts, were approximately $92.9 million. This was a further issuance of U.S. Cellular’s 6.7% senior notes that were issued on December 8, 2003 in the aggregate principal amount of $444 million.

The total net proceeds from the 7.5% and 6.7% note offerings completed in June 2004, after deducting underwriting discounts, were approximately $412.5 million. Of this amount, $163.3 million was used to redeem U.S. Cellular’s Liquid Yield Option Notes in July 2004, at accreted value. The balance of the net proceeds, together with borrowings under the revolving credit agreement, was used to redeem all $250 million of U.S. Cellular’s 7.25% senior notes in August 2004. No gain or loss was recognized as a result of such redemptions. However, U.S. Cellular wrote off $3.6 million of deferred debt expenses related to the redemption of long-term debt to other income (expense), net in the Statement of Operations in 2004.

On December 15, 2004, TDS issued notice of its intent to redeem $17.2 million of medium-term notes in 2005. These notes carry interest rates of 9.25%-9.35%. This amount has been reclassified to current portion of long-term debt on the Balance Sheet as of December 31, 2004. TDS redeemed these notes on January 18, 2005 and February 10, 2005 at a price equal to the principal amount plus accrued interest to the redemption date. TDS redeemed medium-term notes aggregating $70.5 million in 2003 and recorded a loss of $0.8 million on the redemption of $5.0 million of these notes. The remaining medium-term notes were redeemed at par value in 2003.

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

In September 2003, TDS’s subsidiary trusts, TDS Capital I and TDS Capital II, redeemed all of their outstanding Trust Originated Preferred Securities (“TOPrSSM”). The redemption price of both the 8.5% and 8.04% TOPrSSM was equal to 100% of the principal amount, or $25.00 per security, plus accrued and unpaid distributions. The outstanding amount of the 8.5% TOPrSSM redeemed was $150 million. The outstanding amount of the 8.04% TOPrSSM redeemed was $150 million. There was no gain or loss on the redemption of these securities. TDS wrote off deferred expenses related to the TOPrSSM totaling $8.7 million that were previously included in other assets and deferred charges on the Balance Sheet to other income (expense), net in the Statement of Operations.

In November 2002, U.S. Cellular sold $130 million of 8.75% senior notes due in November 2032. Interest is paid quarterly. U.S. Cellular may redeem the notes beginning in 2007 at the principal amount plus accrued interest. The $129.8 million net proceeds from the sale of the notes (after reimbursement of expenses) were used to purchase a portion of the 9% Series A notes that were issued to PrimeCo Wireless Communications LLC (“PrimeCo”). In January 2003, U.S. Cellular repurchased the remaining $45.2 million of 9% Series A notes from PrimeCo related to the Chicago market acquisition. The repurchase was financed using short-term debt. Following such repurchases, all of the 9% Series A notes were cancelled.

In January 2005, the TDS Board of Directors authorized the issuance of up to $350 million of debt securities as a drawdown on a TDS shelf registration statement. Also in January 2005, the TDS Board of Directors authorized a committee of the TDS Board of Directors to approve the repayment of some or all of TDS Telecom’s notes issued under certain loan agreements with the Rural Utilities Service, Rural Electrification Administration, Rural Telephone Bank, Federal Financing Bank, Rural Telephone Finance Cooperative, and/or other federal government or government-sponsored entities. As of March 1, 2005, no debt securities have been issued and the committee has taken no action to cause TDS Telecom loans to be repaid.

As of December 31, 2004, TDS and its subsidiaries were in compliance with all covenants and other requirements set forth in long-term debt indentures. TDS does not have any rating downgrade triggers that would accelerate the maturity dates of its long-term debt. However, a downgrade in TDS’s credit rating could adversely affect its ability to refinance existing, or obtain access to new, long-term debt in the future.

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

The investment in Deutsche Telekom AG (“Deutsche Telekom”) resulted from TDS’s disposition of its over 80%-owned personal communications services operating subsidiary, Aerial Communications, Inc., to VoiceStream in exchange for stock of VoiceStream, which was then acquired by Deutsche Telekom in exchange for Deutsche Telekom stock. The investment in Vodafone Group Plc (“Vodafone”) resulted from certain dispositions of non-strategic wireless investments to or settlements with AirTouch Communications, Inc. (“AirTouch”) in exchange for stock of AirTouch, which was then acquired by Vodafone whereby TDS and its subsidiaries received American Depositary Receipts representing Vodafone stock. The investment in VeriSign, Inc. (“VeriSign”) is the result of the acquisition by VeriSign of Illuminet, Inc., a telecommunications entity in which several TDS subsidiaries held interests. The investment in Rural Cellular Corporation (“Rural Cellular”) is the result of a consolidation of several wireless partnerships in which TDS subsidiaries held interests in Rural Cellular, and the distribution of Rural Cellular stock in exchange for these interests. A contributing factor in TDS’s decision not to dispose of the investments is that their tax basis is significantly lower than current stock prices, and therefore would trigger a substantial taxable gain upon disposition.

TDS and its subsidiaries have entered into a number of forward contracts with counterparties related to the marketable equity securities that they hold. The forward contracts mature from May 2007 to September 2008 and, at TDS’s and U.S. Cellular’s option, may be settled in shares of the respective securities or cash. TDS and U.S. Cellular have provided guarantees to the counterparties which provide assurance that all principal and interest amounts will be paid when due. If shares are delivered in the settlement of the forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. Deferred taxes have been provided for the difference between the book basis and the tax basis of the marketable equity securities and are included in deferred tax liabilities on the Balance Sheet. As of December 31, 2004, such deferred tax liabilities totaled $1,284.9 million.

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

As disclosed in Note 1 to the Consolidated Financial Statements, TDS and its audit committee concluded on November 9, 2005 to restate the Consolidated Financial Statements as of and for the three years ended December 31, 2004. The restatement resulted in defaults under certain of the forward contracts.  TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios.  TDS and U.S. Cellular did not fail to make any scheduled payments under such forward contracts.  TDS and U.S. Cellular received waivers from the counterparty to such forward contracts, under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatement.

Capital Expenditures

U.S. Cellular’s anticipated capital expenditures for 2005 primarily reflect plans for construction, system expansion and the buildout of certain of its personal communication service licensed areas. U.S. Cellular plans to finance its construction program using internally generated cash and short-term financing. U.S. Cellular’s estimated capital spending for 2005 is $570 million to $610 million. These expenditures primarily address the following needs:

•  Expand and enhance U.S. Cellular’s coverage in its service areas.

•  Provide additional capacity to accommodate increased network usage by current customers.

•  Enhance U.S. Cellular’s retail store network and office systems.

U.S. Cellular’s overlay of its previously utilized technologies, primarily TDMA, with Code Division Multiple Access (“CDMA-1XRTT”) technology was completed in 2004, at a total cost of $286 million. U.S. Cellular will utilize CDMA-1XRTT technology in building out the licenses it has acquired and expects to acquire in the future from AT&T Wireless.

While U.S. Cellular does not expect a significant portion of its capital spending in 2005 to be related to the buildout of newly acquired licensed areas, it does expect that capital spending related to these areas could be significant in 2006 and over the following several years.

TDS Telecom’s estimated capital spending for 2005 is $150 million to $165 million. The incumbent local exchange companies are expected to spend $120 million to $130 million to provide for normal growth and to upgrade plant and equipment to provide enhanced services. The competitive local exchange companies are expected to spend $30 million to $35 million primarily to build switching and transmission facilities to meet the needs of a growing customer base. TDS Telecom plans to finance its construction program using primarily internally generated cash.

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

U.S. Cellular is a limited partner in Carroll Wireless, an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on spectrum which was available only to companies that fall under the FCC definition of “designated entities,” which are small businesses that have a limited amount of assets. Carroll Wireless was a successful bidder for 17 licensed areas in Auction 58, which ended on February 15, 2005. These 17 licensed areas cover portions of 11 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

On March 4, 2005, Carroll Wireless increased the amount on deposit with the FCC to approximately $26 million, from $9 million initially deposited, and filed an application with the FCC seeking a grant of the subject licenses. The aggregate amount due to the FCC for the 17 licenses is $129.9 million, net of all bidding credits to which Carroll Wireless is entitled as a designated entity. U.S. Cellular consolidates Carroll Wireless for financial reporting purposes, pursuant to the guidelines of Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), as U.S. Cellular anticipates absorbing a majority of Carroll Wireless’ expected gains or losses.

Carroll Wireless is in the process of developing its long-term business and financing plans. As of March 4, 2005, U.S. Cellular has made capital contributions and advances to Carroll Wireless and/or its general partner of approximately $26 million. Pending finalization of Carroll Wireless’ permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may make capital contributions and advances to Carroll Wireless and/or its general partner of up to $130 million to fund the payments to the FCC and additional working capital.

Recently, TDS has been selling or trading markets that are not strategic to long-term success and redeploying capital to markets it believes offer strategic benefits. TDS may from time to time be engaged in negotiations relating to the disposition of other non-strategic properties.

2004 Activity

On December 20, 2004, U.S. Cellular completed the sale of its Daytona Beach Florida 20 megahertz C block personal communications service license to MetroPCS California/Florida, Inc. (“MetroPCS”) for $8.5 million. TDS recorded impairment losses of $1.8 million in 2004 and $3.5 million in 2003 in gain (loss) on investments included within investment and other income (expense) on the Statement of Operations related to the Daytona license. Also included in gain (loss) on investments in 2004 was $0.3 million associated with buying out the former partner of the Daytona investment.

On November 30, 2004, TDS and U.S. Cellular completed the sale to ALLTEL of certain wireless properties. TDS and U.S. Cellular subsidiaries sold three consolidated properties and six minority interests to ALLTEL for $142.9 million in cash, including repayment of debt and working capital that is subject to adjustment. TDS recorded a pre-tax gain of $50.9 million related to the ALLTEL transaction representing the excess of the cash received over the net book value of the assets and liabilities sold. The portion of the gain related to the two consolidated markets included in operations of $10.1 million was recorded in (gain) loss on assets held for sale in the Statement of Operations. The remaining portion of the gains of $40.8 million was recorded in gain (loss) on investments included within investment and other income (expense) of the Statement of Operations. TDS has included the results of operations of the markets sold to ALLTEL in the Statement of Operations through November 30, 2004.

On February 18, 2004, U.S. Cellular completed the sale of certain of its wireless properties in southern Texas to AT&T Wireless for $96.5 million in cash, including a working capital adjustment. The U.S. Cellular properties sold to AT&T Wireless included wireless assets and customers in six markets. An aggregate loss of $21.3 million (including a $22.0 million estimate of the loss on assets of operations held for sale in the fourth quarter of 2003 and a $0.7 million reduction of the loss in 2004) was recorded as a (gain) loss on assets of operations held for sale (included in operating expenses), representing the difference between the carrying value of the markets sold to AT&T Wireless and the cash received in the transaction. On December 31, 2003, U.S. Cellular reflected the assets and liabilities to be transferred to AT&T Wireless as assets and liabilities held for sale in accordance with SFAS No. 144. U.S. Cellular has included the results of operations of the markets sold to AT&T Wireless in the Statement of Operations through February 17, 2004.

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

2002 Activity

On August 7, 2002, U.S. Cellular completed the acquisition of the assets and certain liabilities of Chicago 20 MHz, LLC, now known as United States Cellular Operating Company of Chicago, LLC (“USCOC of Chicago” or the “Chicago market”) from PrimeCo. USCOC of Chicago operates a wireless system in the Chicago major trading area. USCOC of Chicago is the holder of certain FCC licenses, including a 20 megahertz PCS license in the Chicago major trading area (excluding Kenosha County, Wisconsin) covering 13.2 million population equivalents.

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

In addition, TDS acquired two incumbent local telephone companies, three additional personal communications service licenses and additional minority interests in majority-owned markets during 2002.

In aggregate, the 2002 acquisitions increased licenses by $181.5 million, U.S. Cellular goodwill by $172.3 million and TDS Telecom’s incumbent local exchange carrier goodwill by $62.8 million.

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

TDS paid total dividends on its Common and Preferred Stock of $38.0 million in 2004, $36.2 million in 2003 and $34.4 million in 2002. TDS paid quarterly dividends of $0.165, $0.155 and $0.145 in 2004, 2003 and 2002, respectively. In February 2005, the TDS Board of Directors (the “TDS Board”) declared a $0.175 dividend per Common and Series A Common Share for the first quarter of 2005. TDS has no current plans to change its policy of paying dividends.

Stock Dividend

On February 17, 2005, the TDS Board unanimously approved a proposal (the “Special Common Share Proposal”), to be submitted to TDS shareholders at a special meeting of shareholders of TDS scheduled for April 11, 2005, to approve an amendment (the “Amendment”) to the Restated Certificate of Incorporation of TDS to increase the authorized number of Special Common Shares of TDS from 20,000,000 to 165,000,000.

On February 17, 2005, the TDS Board also approved a distribution of one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS (the “Distribution”), which is expected to be effective May 13, 2005 to shareholders of record on April 29, 2005, subject to the approval of the Special Common Share Proposal by shareholders, the effectiveness of the Amendment, and certain other conditions.

Following approval and effectiveness of the Special Common Share Proposal, at some time in the future TDS may possibly offer to issue Special Common Shares in exchange for all of the Common Shares of U.S. Cellular which are not owned by TDS (a “Possible U.S. Cellular Transaction”).  TDS currently owns approximately 82% of the shares of common stock of U.S. Cellular.  A Possible U.S. Cellular Transaction would cause U.S. Cellular to become a wholly owned subsidiary of TDS.  TDS has set no time frame for a Possible U.S. Cellular Transaction and there are no assurances that a transaction will occur.

Contractual and Other Obligations

As of December 31, 2004, the resources required for scheduled repayment of contractual obligations were as follows:

	Payments due by Period
		Less than	2 – 3	4 – 5	More than
	Total	1 Year	Years	Years	5 Years
(Dollars in millions)

Long-term debt obligations (1)	$2,013.4	$38.8	$245.5	$53.7	$1,675.4
Long-term debt interest	3,714.7	143.3	268.5	249.3	3,053.6
Forward contract obligations (2)	1,754.1	—	738.7	1,015.4	—
Forward contract interest (3)	118.5	39.5	72.7	6.3	—
Operating leases (4)	547.7	96.9	152.3	93.1	205.4
Purchase obligations (5)(6)(7)	734.1	517.7	216.4	—	—
	$8,882.5	$836.2	$1,694.1	$1,417.8	$4,934.4

(1)   Scheduled debt repayments include long-term debt and the current portion of long-term debt. See Note 15 – Long-term Debt.

(2)   Scheduled forward contract repayments include interest (unamortized discount) that has been or will be accreted up to the maturity date. See Note 15 – Long-term Debt.

(3)   Interest amounts shown are for variable rate forward contracts based on the December 31, 2004 LIBOR rate plus 50 basis points. The three month LIBOR rate was 2.56% at December 31, 2004.

(4)   Represents the amounts due under noncancellable, long-term operating leases for the periods specified. See Note 22 – Commitments and Contingencies. TDS has no material capital leases.

(5)   Includes amounts payable under other agreements to purchase goods or services, including open purchase orders. Also includes obligations due under equipment vendor contracts. The amounts due in less than one year include estimated capital expenditures for U.S. Cellular. See Note 22 – Commitments and Contingencies.

(6)   Includes $5.3 million for other post-retirement benefits expected to be paid in 2005. No amounts for other post-retirement benefits are included in periods beyond 2005 as these amounts are discretionary and have not yet been determined.

(7)   Includes $121 million paid or to be paid to the FCC in 2005 related to Auction 58. See “Acquisitions, Exchanges and Divestitures.”

Off-Balance Sheet Arrangements

TDS has no transactions, agreements or contractual arrangements with unconsolidated entities involving “off-balance sheet arrangements,” as defined by SEC rules, that have or are reasonably likely to have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, revenues or expenses.

TDS has certain variable interests in investments in unconsolidated entities where TDS holds a minority interest. The investments in unconsolidated entities totaled $199.5 million as of December 31, 2004, and are accounted for using either the equity or cost method. TDS’s maximum loss exposure for these variable interests is limited to the aggregate carrying amount of the investments.

Indemnity Agreements.  TDS enters into agreements in the normal course of business that provide for indemnification of counterparties. These include certain asset sales and financings with other parties. The term of the indemnification varies by agreement. The events or circumstances that would require TDS to perform under these indemnities are transaction specific; however, these agreements may require TDS to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction. TDS is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time. Historically, TDS has not made any significant indemnification payments under such agreements. TDS is party to an indemnity agreement with T-Mobile regarding certain contingent liabilities at Aerial Communications for the period prior to Aerial’s merger into VoiceStream Wireless in 2000. As of December 31, 2004, TDS has recorded liabilities of $9.3 million relating to this indemnity.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

TDS prepares its consolidated financial statement in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). TDS’s significant accounting policies are discussed in detail in Note 1 to the consolidated financial statements.

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

Management believes the following reflect its more significant accounting policies and estimates used in the preparation of its consolidated financial statements. TDS’s senior management has discussed the development of each of the following accounting policies and estimates and the following disclosures with the audit committee of the TDS board of directors.

Licenses and Goodwill

TDS reported $1,186.8 million of licenses and $843.4 million of goodwill at December 31, 2004, as a result of the acquisition of wireless licenses and markets, and the acquisition of operating telephone companies. In addition, TDS reported $42.0 million of license rights related to the licenses that will be received when the AT&T Wireless exchange transaction is fully completed.

See Note 5 – Licenses and Goodwill for a schedule of license and goodwill activity in 2004 and 2003.

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

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. U.S. Cellular has identified six reporting units pursuant to paragraph 30 of SFAS No. 142, “Goodwill and Other Intangible Assets.” The six reporting units represent six geographic groupings of FCC licenses, constituting six geographic service areas. U.S. Cellular combines its FCC licenses into six units of accounting for purposes of testing the licenses for impairment pursuant to Emerging Issues Task Force Issue 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets” (“EITF 02-7”), and SFAS No. 142, using the same geographic groupings as its reporting units. The divestitures of markets in 2004 resulted in the elimination of one of the six reporting units.

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

TDS Telecom’s competitive local exchange carrier has two reporting units for purposes of impairment testing as defined by SFAS No. 142; the larger reporting unit was valued using a market approach and the smaller reporting unit was valued using an income approach.  The market approach compares the reporting unit to similar companies whose securities are actively traded.  Ratios or multiples of value relative to certain significant financial measures, such as revenue and earnings, are developed based upon the comparable companies. The valuation multiples are applied to the appropriate financial measures of the reporting unit to indicate its value. The income approach uses a discounted cash flow analysis based on value drivers and risks specific to its reporting unit. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the selection of a discount rate, estimated future cash flow levels, projected capital expenditures and determination of terminal value.

In response to petitions filed by the Regional Bell Operating Company for increases in rates for certain wholesale services that it provides to competitive local exchange carriers, the state public service commissions of Illinois, Wisconsin and Michigan have issued orders that will adversely affect the cost of providing some services for TDS Telecom’s competitive local exchange carrier operations in those states, primarily services to residential customers and certain small business customers.  The pricing data for the major markets of the competitive local exchange carrier became available in the fourth quarter of 2004.  These pricing changes, as well as other regulatory changes and competitive pressures in 2004, triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible and intangible assets. As a result of the impairment review, TDS Telecom concluded that goodwill associated with the competitive local exchange carrier operations was impaired and recorded a loss on impairment of intangible assets of $29.4 million in the Statement of Operations.

TDS Telecom’s carrying value for the competitive local exchange carrier operations exceeded the fair value of such operations, thus requiring the second step of the goodwill test. Pursuant to the second step of the goodwill test, TDS Telecom allocated the fair value of the competitive local exchange carrier operations to all of the assets, including unrecognized intangible assets (e.g., the value of the customer list and trade names), and liabilities of such operations.  As a result of this allocation, there was no implied goodwill.  Therefore, the carrying amount of goodwill was charged to expense.

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

There was no impairment of goodwill assigned to TDS Telecom’s incumbent local exchange carrier operations in 2004 and 2003. The carrying value of a wireless investment held by TDS Telecom exceeded the estimated fair value by approximately $5.0 million, and TDS Telecom recorded an impairment loss on goodwill in this reporting unit by that amount in 2003.

Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations,” was issued in June 2001, and became effective for TDS beginning January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligations, any differences between the cost to retire an asset and the liability recorded is recognized in the Statement of Operations as a gain or loss.

U.S. Cellular is subject to asset retirement obligations associated primarily with its cell sites, retail sites and office locations.  Asset retirement obligations generally include costs to remediate leased land on which U.S. Cellular’s cell sites and switching offices are located. U.S. Cellular is also generally required to return leased retail store premises and office space to their pre-existing conditions.

The change in asset retirement obligations during 2004 and 2003 was as follows:

Year Ended December 31,	2004 (as restated)	2003 (as restated)
(Dollars in thousands)

Beginning balance	$64,540	$54,438
Additional liabilities accrued	5,426	5,680
Disposition of assets	(2,065)	—
Accretion expense	4,674	4,422
Ending balance	$72,575	$64,540

TDS Telecom’s incumbent local exchange carriers’ rates are regulated by the respective state public utility commissions and the FCC and therefore, reflect the effects of the rate-making actions of these regulatory bodies in the financial statements of the TDS incumbent local exchange carriers. The incumbent local exchange carriers have recorded an asset retirement obligation in accordance with the requirements of SFAS No. 143 and a regulatory liability for the costs of removal that these state public utility commissions have required to be recorded for regulatory accounting purposes which are in excess of the amounts required to be recorded in accordance with SFAS No. 143. These amounts combined make up the asset retirement obligation for the incumbent local exchange carriers.

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

TDS Telecom’s competitive local telephone carriers adopted SFAS No. 143 effective January 1, 2003. TDS Telecom determined that its competitive local telephone carriers do not have a material legal obligation to remove long-lived assets as described by SFAS No. 143.

Property, Plant and Equipment

U.S. Cellular and TDS Telecom’s competitive local exchange carrier operations provide for depreciation using the straight-line method over the estimated useful lives of the assets. U.S. Cellular depreciates its leasehold improvement assets associated with leased properties over periods ranging from three to ten years, which approximates the shorter of the assets’ economic lives or the specific lease terms, as defined in SFAS No. 13, “Accounting for Leases,” as amended. TDS Telecom’s incumbent local exchange carrier operations provide for depreciation on a group basis according to depreciable rates approved by state public utility commissions. Annually, U.S. Cellular and TDS Telecom review its property, plant and equipment lives to ensure that the estimated useful lives are appropriate. The estimated useful lives of property, plant and equipment is a critical accounting estimate because changing the lives of assets can result in larger or smaller charges for depreciation expense. Factors used in determining useful lives include technology changes, regulatory requirements, obsolescence and type of use.

In 2004, U.S. Cellular adjusted the useful lives of Time Division Multiple Access (“TDMA”) radio equipment, switch software and antenna equipment. TDMA radio equipment lives were adjusted to be fully depreciated by the end of 2008, which is the latest date the wireless industry will be required by regulation to support analog service. U.S. Cellular currently uses TDMA radio equipment to support analog service, and expects to have its digital radio network fully migrated to CDMA 1XRTT or some future generation of CDMA technology by that time. The useful lives for certain switch software were reduced to one year from three years and antenna equipment lives were reduced to seven years from eight years in order to better align the useful lives with the actual length of time the assets are in use. These changes increased depreciation by $14.9 million for 2004. The changes in useful lives reduced net income by $7.4 million, or $0.13 per diluted share, in the year ended December 31, 2004.

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

TDS Telecom’s competitive local exchange carrier has two asset groups for purposes of impairment testing; the larger asset group was valued using a market approach and the smaller asset group was valued using an income approach. The market approach compares the asset group to similar companies whose securities are actively traded. Ratios or multiples of value relative to certain significant financial measures, such as revenue and earnings, are developed based upon the comparable companies. The valuation multiples are applied to the appropriate financial measures of the asset group to indicate its value. The income approach uses a discounted cash flow analysis based on value drivers and risks specific to its asset group. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the selection of a discount rate, estimated future cash flow levels, projected capital expenditures and determination of terminal value.

As discussed previously under the Licenses and Goodwill caption under Application of Critical Accounting Policies and Estimates, regulatory changes and competitive pressures in 2004 triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible assets. As a result of the impairment review, TDS Telecom concluded that the long-lived tangible assets of its competitive local exchange carrier operations were impaired and recorded a loss on impairment of intangible assets of $87.9 million in the Statement of Operations.

Income Taxes

The accounting for income taxes, the amounts of income tax assets and liabilities and the related income tax provision are critical accounting estimates because such amounts are significant to TDS’s financial condition, changes in financial condition and results of operations.

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

TDS’s current net deferred tax asset totaled $43.9 million and $21.6 million, as of December 31, 2004 and 2003, respectively. The current net deferred tax asset primarily represents the deferred tax effects of federal net operating loss (“NOL”) carryforwards expected to be utilized in 2005 and the allowance for doubtful accounts on customer receivables.

The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities as of December 31, 2004 and 2003 are as follows:

December 31,	2004 (as restated)	2003 (as restated)
(Dollars in thousands)

Deferred Tax Asset
Net operating loss carryforwards	$61,977	$56,623
Derivative instruments	487,216	289,183
Other	38,815	49,692
	588,008	395,498
Less valuation allowance	(55,305)	(43,006)
Total Deferred Tax Asset	532,703	352,492
Deferred Tax Liability
Marketable equity securities	1,284,872	1,054,810
Property, plant and equipment	428,355	321,928
Partnership investments	66,432	56,277
Licenses	241,699	224,273
Total Deferred Tax Liability	2,021,358	1,657,288
Net Deferred Income Tax Liability	$1,488,655	$1,304,796

The deferred income tax liability relating to marketable equity securities totaled $1,284.9 million and $1,054.8 million, as of December 31, 2004 and 2003, respectively.  These amounts represent deferred income taxes calculated on the difference between the book basis and the tax basis of the marketable equity securities. Income taxes will be payable when TDS disposes of the marketable equity securities.

At December 31, 2004, TDS and certain subsidiaries had $1,102 million of state NOL carryforwards (generating a $56.1 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries which generated the losses. The state NOL carryforwards expire between 2005 and 2024. Certain subsidiaries that are not included in the federal consolidated income tax return, but file separate federal tax returns, had federal NOL carryforwards (generating a $5.9 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2005 and 2024. A valuation allowance was established for a portion of the state NOL carryforwards and the federal NOL carryforwards since it is more than likely that a portion of such carryforwards will expire before they can be utilized.

TDS is routinely subject to examination of its income tax returns by the Internal Revenue Service and other tax authorities. TDS periodically assesses the likelihood of adjustments to its tax liabilities resulting from these examinations to determine the adequacy of its provision for income taxes, including related interest. TDS’s management judgment is required in assessing the eventual outcome of these examinations. Changes to such assessments affect the calculation of TDS’s income tax expense. As a result of the substantial completion of federal and state tax audits, TDS has reclassified $26 million from deferred liabilities and credits – other to accrued taxes in current liabilities.

Contingencies, Indemnities and Commitments

Contingent obligations, including indemnities, litigation and other possible commitments are accounted for in accordance with SFAS No. 5, “Accounting for Contingencies,” which requires that an estimated loss be recorded if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated.  Accordingly, those contingencies that are deemed to be probable and where the amount of such settlement is reasonably estimable are accrued in the financial statements.  If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred, even if the amount is not estimable.  The assessment of contingencies is a highly subjective process that requires judgments about future events.  Contingencies are reviewed at least quarterly to determine the adequacy of the accruals and related financial statement disclosure. The ultimate settlement of contingencies may differ materially from amounts accrued in the financial statements.

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

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY STATEMENT

This Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report contain statements that are not based on historical fact, including the words “believes,” “anticipates,” “intends,” “expects” and similar words. These statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following risks:

•  Increases in the level of competition in the markets in which TDS operates, or wireless for wireline substitution, could adversely affect TDS’s revenues or increase its costs to compete.

•  Consolidation in the wireless industry may create stronger competitors both operationally and financially which could adversely affect TDS’s revenues and increase its costs to compete.

•  Advances or changes in telecommunications technology, such as Voice Over Internet Protocol, could render certain technologies used by TDS obsolete, could reduce TDS’s revenues or could increase TDS’s cost of doing business.

•  Changes in the telecommunications regulatory environment, or a failure to timely or fully comply with any regulatory requirements, such as wireless number portability, local number portability and E-911 services, could adversely affect TDS’s financial condition, results of operations or ability to do business.

•  Changes in the telecommunications regulatory environment, including the effects of potential changes in the rules governing universal service funding and potential changes in the amounts or methods of intercarrier compensation, could have an adverse effect on TDS’s financial condition, results of operations and cash flows.

•  Changes in U.S. Cellular’s enterprise value, changes in the supply or demand of the market for wireless licenses or telephone companies, adverse developments in the TDS businesses or the industries in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of TDS’s license costs, goodwill and/or physical assets.

•  Early redemptions of debt or repurchases of debt, changes in prepaid forward contracts, operating leases, purchase obligations or other factors or developments could cause the amounts reported under Contractual Obligations in this Management’s Discussion and Analysis to be different from the amounts actually incurred.

•  Changes in accounting standards or TDS’s accounting policies, estimates and/or in the assumptions underlying the accounting estimates, including those described under Application of Critical Accounting Policies and Estimates, could have an adverse effect on TDS’s financial condition and results of operations.

•  Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’s financial condition, results of operations or ability to do business.

•  Costs, integration problems or other factors associated with acquisitions/divestitures of properties and/or licenses could have an adverse effect on TDS’s financial condition or results of operations.

•  Changes in prices, the number of customers, average revenue per unit, penetration rates, churn rates, selling expenses, net customer retention costs associated with wireless number portability and local number portability, roaming rates, access minutes of use, the mix of products and services offered or other business factors could have an adverse effect on TDS’s business operations.

•  Changes in roaming partners’ rates for voice services and the lack of standards and roaming agreements for wireless data products could place U.S. Cellular’s service offerings at a disadvantage to those offered by other wireless carriers with more nationwide service territories, and could have an adverse effect on TDS’s operations.

•  Changes in competitive factors with national and global wireless carriers could result in product and cost disadvantages and could have an adverse effect on TDS’s operations.

•  Changes in guidance or interpretations of accounting requirements, changes in industry practice or changes in management assumptions could require amendments to or restatements of disclosures or financial information included in this or prior filings with the SEC.

•  Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS’s credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development and acquisition programs.

•  Changes in income tax rates, tax laws, regulations or rulings, or federal and state tax assessments could have an adverse effect on TDS’s financial condition and results of operations.

•  War, conflicts, hostilities and/or terrorist attacks could have an adverse effect on TDS’s businesses.

•  Changes in general economic and business conditions, both nationally and in the markets in which TDS operates, including difficulties by telecommunications companies, could have an adverse effect on TDS’s businesses.

•  Changes in facts or circumstances, including new or additional information that affects the calculation of accrued liabilities for contingent obligations under guarantees, indemnities or otherwise, could require TDS to record charges in excess of amounts accrued on the financial statements, if any, which could have an adverse effect on TDS’s financial condition and results of operations.

•  A material weakness in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or permit fraud, which could have an adverse effect on TDS’s business, results of operations and financial condition. Assurance cannot be provided as to when such material weaknesses disclosed herein will be remediated.

•  The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from handsets, wireless data devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS’s wireless business operations, TDS’s financial condition and results of operations.

•  Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and or any other financial or statistical information to vary from TDS’s forward estimates included in this report by a material amount.

TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

MARKET RISK

Long-Term Debt

TDS is subject to market risks due to fluctuations in interest rates and equity markets. The majority of TDS’s debt, excluding long-term debt related to the forward contracts, is in the form of long-term, fixed-rate notes with original maturities ranging up to 40 years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such instruments. The long-term debt related to the forward contracts consists of both variable-rate debt and fixed-rate zero coupon debt. The variable-rate forward contracts require quarterly interest payments that are dependent on market interest rates. Increases in interest rates will result in increased interest expense. As of December 31, 2004, TDS had not entered into any significant financial derivatives to reduce its exposure to interest rate risks.

The following table presents the scheduled principal payments on long-term debt and forward contracts and the related weighted-average interest rates by maturity dates at December 31, 2004:

	Principal Payments Due by Period
(Dollars in millions)	Long-Term Debt Obligations (1)	Weighted-Avg. Interest Rates on Long-Term Debt Obligations (2)	Forward Contracts (3)	Weighted-Avg. Interest Rates on Forward Contracts (4)

2005	$38.8	7.5%	$—	—%
2006	222.9	6.9%	—	—%
2007	22.6	5.7%	738.7	2.9%
2008	22.5	5.7%	1,015.4	3.4%
2009	31.2	6.7%	—	—%
After 5 Years	1,675.4	7.3%	—	—%
Total	$2,013.4	7.2%	$1,754.1	3.2%

(1)   Scheduled principal repayments include long-term debt and current portion of long-term debt.

(2)   Represents the weighted-average interest rates at December 31, 2004, for debt maturing in the respective periods.

(3)   Scheduled forward contract repayments include interest (unamortized discount) that has been or will be accreted up to the maturity date.

(4)   Some of the forward contracts have a fixed interest rate, while others have a variable rate based on the LIBOR rate plus 50 basis points. The three-month LIBOR rate at December 31, 2004, was 2.56%.

At December 31, 2004 and 2003, the estimated fair value of long- term debt obligations was $2,122.6 million and $2,114.2 million, respectively, and the average interest rate on this debt was 7.2% and 7.1%, respectively. The fair value of long-term debt was estimated using market prices for TDS’s 7.6% Series A Notes and 7% senior notes and U.S. Cellular’s 8.75% senior notes, 7.5% senior notes, 6.7% senior notes and 6% Liquid Yield Option Notes, and discounted cash flow analysis for the remaining debt.

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

Marketable Equity Securities and Derivatives

TDS maintains a portfolio of available-for-sale marketable equity securities, the majority of which are the result of sales or trades of non-strategic assets. The market value of these investments aggregated $3,398.8 million at December 31, 2004, and $2,772.4 million at December 31, 2003. As of December 31, 2004, the unrealized holding gain, net of tax included in accumulated other comprehensive income totaled $1,109.2 million. This amount was $732.9 million at December 31, 2003. In 2002, TDS recognized, in the Statement of Operations, pre-tax losses of $1,757.5 million ($1,029.3 million, net of tax and minority interest of $728.2 million), related to investments in marketable equity securities as a result of management’s determination that unrealized losses with respect to the investments were other than temporary.

Subsidiaries of TDS and U.S. Cellular have entered into a number of forward contracts with counterparties related to the marketable equity securities that they hold. TDS and U.S. Cellular have provided guarantees to the counterparties which provide assurance that all principal and interest amounts are paid upon settlement of the contracts by such subsidiaries. The risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities (“downside limit”) while retaining a share of gains from increases in the market prices of such securities (“upside potential”). The downside limit is hedged at or above the cost basis thereby eliminating the risk of an other than temporary loss being recorded on these contracted securities.

Under the terms of the forward contracts, subsidiaries of TDS and U.S. Cellular will continue to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature from May 2007 to September 2008 and, at TDS’s and U.S. Cellular’s option, may be settled in shares of the respective security or in cash, pursuant to formulas that “collar” the price of the shares. The collars effectively limit downside risk and upside potential on the contracted shares. The collars are typically adjusted for any changes in dividends on the contracted shares. If the dividend increases, the collar’s upside potential is typically reduced. If the dividend decreases, the collar’s upside potential is typically increased. If TDS and U.S. Cellular elect to settle in shares, they will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. If TDS and U.S. Cellular elect to settle in cash they will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula.

Deferred taxes have been provided for the difference between the financial reporting basis and the income tax basis of the marketable equity securities and are included in deferred tax liabilities on the Balance Sheet. Such deferred tax liabilities totaled $1,284.9 million at December 31, 2004 and $1,054.8 million at December 31, 2003.

The following table summarizes certain facts surrounding the contracted securities as of December 31, 2004.

		Collar (1)
		Downside	Upside	Loan
		Limit	Potential	Amount
Security	Shares	(Floor)	(Ceiling)	(000s)
VeriSign	2,361,333	$8.82	$11.46	$20,819
Vodafone (2)	12,945,915	$15.07–$16.07	$20.01–$22.60	201,038
Deutsche Telekom	131,461,861	$10.74–$12.41	$14.21–$17.17	1,532,257
				1,754,114
Unamortized debt discount				64,470
				$1,689,644

(1)   The per-share amounts represent the range of floor and ceiling prices of all the securities monetized.

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

(Dollars in millions)

	Valuation of investments assuming indicated increase
December 31, 2004	Fair Value	+10%	+20%	+30%
Marketable Equity Securities	$3,398.8	$3,738.7	$4,078.6	$4,418.4
Derivative Instruments (1)	$(1,210.5)	$(1,544.8)	$(1,873.5)	$(2,206.5)

	Valuation of investments assuming indicated decrease
December 31, 2004	Fair Value	-10%	-20%	-30%
Marketable Equity Securities	$3,398.8	$3,058.9	$2,719.0	$2,379.2
Derivative Instruments (1)	$(1,210.5)	$(908.7)	$(608.8)	$(325.8)

	Valuation of investments assuming indicated increase
December 31, 2003	Fair Value	+10%	+20%	+30%
Marketable Equity Securities	$2,722.4	$2,994.6	$3,266.9	$3,539.1
Derivative Instruments (1)	$(712.3)	$(962.7)	$(1,218.5)	$(1,478.1)

	Valuation of investments assuming indicated decrease
December 31, 2003	Fair Value	-10%	-20%	-30%
Marketable Equity Securities	$2,722.4	$2,450.2	$2,177.9	$1,905.7
Derivative Instruments (1)	$(712.3)	$(467.0)	$(228.6)	$3.6

(1)   Represents the fair value of the derivative instruments assuming the indicated increase or decrease in the underlying securities.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Operations

Year Ended December 31,	2004	2003	2002
(Dollars in thousands, except per share amounts)	(as restated)	(as restated)	(as restated)

Operating Revenues	$3,703,920	$3,455,174	$3,012,547
Operating Expenses
Cost of services and products (exclusive of depreciation, amortization and accretion shown separately below)	1,323,928	1,200,978	979,988
Selling, general and administrative expense	1,380,718	1,293,853	1,133,347
Depreciation, amortization and accretion expense	670,731	598,336	512,931
Loss on impairment of intangible assets	29,440	49,595	—
Loss on impairment of long-lived assets	87,910	4,914	—
(Gain) loss on assets held for sale	(10,806)	45,908	—
Total Operating Expenses	3,481,921	3,193,584	2,626,266

Operating Income	221,999	261,590	386,281
Investment and Other Income (Expense)
Investment income	64,900	52,179	43,799
Interest and dividend income	28,803	20,140	57,705
Gain (loss) on investments	38,209	(10,200)	(1,888,391)
Interest expense	(198,706)	(171,391)	(132,224)
Minority interest in income of subsidiary trust	—	(16,678)	(24,810)
Other income (expense), net	(6,592)	(13,880)	986
Total Investment and Other Income (Expense)	(73,386)	(139,830)	(1,942,935)

Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest	148,613	121,760	(1,556,654)
Income tax expense (benefit)	59,251	58,262	(611,183)
Income (Loss) From Continuing Operations Before Minority Interest	89,362	63,498	(945,471)
Minority share of income	(28,872)	(17,979)	(7,578)
Income (Loss) From Continuing Operations	60,490	45,519	(953,049)
Discontinued operations, net of tax	6,362	(1,609)	—
Income (Loss) Before Cumulative Effect of Accounting Change	66,852	43,910	(953,049)
Cumulative effect of accounting change, net of tax and minority interest	—	(11,789)	(7,035)
Net Income (Loss)	66,852	32,121	(960,084)
Preferred dividend requirement	(203)	(417)	(427)
Net Income (Loss) Available to Common	$66,649	$31,704	$(960,511)

Basic Weighted Average Shares Outstanding (000s)	57,296	57,721	58,644
Basic Earnings per Share
Income (Loss) from Continuing Operations	$1.05	$0.78	$(16.26)
Discontinued Operations	0.11	(0.03)	—
Cumulative Effect of Accounting Change	—	(0.20)	(0.12)
Net Income (Loss) Available to Common	$1.16	$0.55	$(16.38)

Diluted Weighted Average Shares Outstanding (000s)	57,567	57,875	58,644
Diluted Earnings per Share
Income (Loss) from Continuing Operations	$1.04	$0.77	$(16.26)
Discontinued Operations	0.11	(0.03)	—
Cumulative Effect of Accounting Change	—	(0.20)	(0.12)
Net Income (Loss) Available to Common	$1.15	$0.54	$(16.38)

Dividends per Share	$0.66	$0.62	$0.58

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Cash Flows

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Cash Flows from Operating Activities
Net income (loss)	$66,852	$32,121	$(960,084)
Add (deduct) adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, amortization and accretion	670,731	598,336	512,931
Bad debts expense	56,372	62,353	90,012
Deferred income taxes, net	44,706	9,078	(621,891)
Investment income	(64,900)	(52,179)	(43,799)
Distributions from unconsolidated entities	49,234	45,427	31,328
Minority share of income	28,872	17,979	7,578
Loss on impairment of intangible assets	29,440	49,595	—
Loss on impairment of long-lived assets	87,910	4,914	—
(Gain) loss on assets held for sale	(10,806)	45,908	—
(Gain) loss on investments	(38,209)	10,200	1,888,391
Discontinued operations	(6,362)	1,609	—
Cumulative effect of accounting change	—	11,789	7,035
Noncash interest expense	24,764	26,760	11,407
Other noncash expense	16,793	33,621	14,103
Accreted interest on repayment of U.S. Cellular long-term debt	(68,056)	—	—
Changes in assets and liabilities from operations
Change in accounts receivable	(92,110)	(634)	(117,717)
Change in materials and supplies	(6,006)	(16,548)	2,473
Change in accounts payable	(19,927)	(1,571)	54,190
Change in customer deposits and deferred revenues	11,362	17,665	20,027
Change in accrued taxes	30,822	59,958	(80,106)
Change in other assets and liabilities	(14,040)	14,575	11,694
	797,442	970,956	827,572
Cash Flows from Investing Activities
Additions to property, plant and equipment	(806,769)	(776,037)	(918,127)
Acquisitions, net of cash acquired	(40,786)	(5,125)	(529,726)
Cash received from divestitures and exchanges, net of cash divested	247,565	33,953	—
FCC auction deposits	(9,000)	—	56,060
Other investing activities	(5,590)	3,166	(6,403)
	(614,580)	(744,043)	(1,398,196)
Cash Flows from Financing Activities
Issuance of notes payable	420,000	279,278	542,610
Issuance of long-term debt	422,642	434,294	138,314
Proceeds from forward contracts	—	—	1,631,821
Repayment of notes payable	(390,000)	(739,278)	(346,610)
Repayment of Company-Obligated Mandatorily Redeemable Preferred Securities	—	(300,000)	—
Repayment of long-term debt	(376,397)	(60,370)	(148,470)
Prepayment of medium-term notes	—	(70,500)	(51,000)
Stock options exercised	31,938	10,723	5,871
Repurchase of TDS Common Shares	(20,440)	(86,779)	—
Repurchase of U.S. Cellular Common Shares	(3,908)	—	—
Dividends paid	(38,047)	(36,193)	(34,445)
Other financing activities	1,877	(19,109)	(7,462)
	47,665	(587,934)	1,730,629

Net Increase (Decrease) in Cash and Cash Equivalents	230,527	(361,021)	1,160,005
Cash and Cash Equivalents
Beginning of year	940,578	1,301,599	141,594

End of year	$1,171,105	$940,578	$1,301,599

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets – Assets

December 31,	2004	2003
(Dollars in thousands)	(as restated)	(as restated)

Current Assets
Cash and cash equivalents	$1,171,105	$940,578
Accounts receivable
Due from customers, less allowance of $14,317 and $17,636, respectively	304,851	281,271
Other, principally connecting companies, less allowance of $3,170 and $6,419, respectively	134,458	131,214
Materials and supplies	91,556	87,270
Prepaid expenses	44,271	32,760
Deferred income tax asset	43,867	21,586
Other current assets	27,606	13,968
	1,817,714	1,508,647

Investments
Marketable equity securities	3,398,804	2,772,410
Licenses	1,186,764	1,189,326
License rights	42,037	42,037
Goodwill	843,387	908,065
Customer lists, net of accumulated amortization of $34,630 and $22,206, respectively	24,915	24,448
Investments in unconsolidated entities	199,518	211,178
Notes receivable, less valuation allowance of $55,144 and $55,144, respectively	4,885	6,476
Other investments	18,154	15,439
	5,718,464	5,169,379

Property, Plant and Equipment, net
U.S. Cellular	2,440,720	2,271,389
TDS Telecom	945,762	1,077,791
Corporate and other	32,962	29,468
	3,419,444	3,378,648

Other Assets and Deferred Charges	56,981	52,651

Assets of Operations Held for Sale	—	100,523

	$11,012,603	$10,209,848

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets –Liabilities and Stockholders’ Equity

December 31,	2004	2003
(Dollars in thousands)	(as restated)	(as restated)

Current Liabilities
Current portion of long-term debt	$38,787	$23,712
Notes payable	30,000	—
Accounts payable	327,497	361,115
Customer deposits and deferred revenues	119,196	108,929
Accrued interest	27,936	31,884
Accrued taxes	63,184	47,607
Accrued compensation	71,707	69,290
Other current liabilities	51,164	56,895
	729,471	699,432

Deferred Liabilities and Credits
Net deferred income tax liability	1,488,655	1,304,796
Derivative liability	1,210,500	712,252
Asset retirement obligation	137,575	124,540
Other deferred liabilities and credits	82,631	125,607
	2,919,361	2,267,195

Long-Term Debt
Long-term debt, excluding current portion	1,974,599	1,994,913
Forward contracts	1,689,644	1,672,762
	3,664,243	3,667,675

Liabilities of Operations Held for Sale	—	2,427

Commitments and Contingencies (Note 22)

Minority Interest in Subsidiaries	499,468	501,517

Preferred Shares	3,864	3,864

Common Stockholders’ Equity (Note 24)
Common Shares, par value $.01 per share; authorized 100,000,000 shares;
issued 56,377,000 and 56,282,000 shares, respectively	564	563
Special Common Shares, par value $.01 per share; authorized 20,000,000 shares;
no shares issued or outstanding	—	—
Series A Common Shares, par value $.01 per share; authorized 25,000,000 shares;
issued and outstanding 6,421,000 and 6,440,000 shares, respectively	64	64
Capital in excess of par value	1,822,541	1,843,468
Treasury Shares, at cost, 5,362,000 and 5,688,000 Common Shares, respectively	(449,173)	(493,714)
Accumulated other comprehensive income	370,857	294,818
Retained earnings	1,451,343	1,422,539
	3,196,196	3,067,738
	$11,012,603	$10,209,848

The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Statements of Common Stockholders’ Equity

						Accumulated
		Series A	Capital in			Other
	Common	Common	Excess of	Treasury	Comprehensive	Comprehensive	Retained
(Dollars in thousands)	Shares	Shares	Par Value	Shares	Income (Loss)	Income (Loss)	Earnings

Balance, December 31, 2001	$557	$68	$1,826,840	$(406,894)		$(352,120)	$2,450,473
Effect of restatement on balance above	—	—	—	—		856	(29,333)
Balance, December 31, 2001 (as restated)	557	68	1,826,840	(406,894)		(351,264)	2,421,140

Comprehensive Income (Loss):
Net (loss)	—	—	—	—	$(960,084)	—	(960,084)
Net unrealized gains on securities	—	—	—	—	592,823	592,823	—
Net unrealized losses on derivative instruments	—	—	—	—	(49,868)	(49,868)	—
Comprehensive (loss)					$(417,129)
Dividends:
Common and Series A Common Shares	—	—	—	—		—	(34,018)
Preferred Shares	—	—	—	—		—	(427)
Dividend reinvestment, incentive and compensation plans	—	—	1,975	2,725		—	—
Conversion of Series A and Preferred Shares	2	(2)	1,156	—		—	—
Adjust investment in U.S. Cellular for Common Share issuances and repurchases	—	—	2,698	—		—	—
Other	—	—	137	—		—	—
Balance, December 31, 2002 (as restated)	559	66	1,832,806	(404,169)		191,691	1,426,611

Comprehensive Income (Loss):
Net income	—	—	—	—	$32,121	—	32,121
Net unrealized gains on securities	—	—	—	—	491,345	491,345	—
Net unrealized losses on
derivative instruments	—	—	—	—	(388,218)	(388,218)	—
Comprehensive income					$135,248
Dividends:
Common and Series A Common Shares	—	—	—	—		—	(35,792)
Preferred Shares	—	—	—	—		—	(401)
Repurchase of Common Shares	—	—	—	(92,365)		—	—
Dividend reinvestment, incentive and compensation plans	1	—	5,029	2,820		—	—
Conversion of Series A and Preferred Shares	3	(2)	2,939	—		—	—
Adjust investment in U.S. Cellular for Common Share issuances and repurchases	—	—	2,515	—		—	—
Other	—	—	179	—		—	—
Balance, December 31, 2003 (as restated)	563	64	1,843,468	(493,714)		294,818	1,422,539

Comprehensive Income (Loss):
Net income	—	—	—	—	$66,852	—	66,852
Net unrealized gains on securities	—	—	—	—	376,318	376,318	—
Net unrealized losses on
derivative instruments	—	—	—	—	(300,279)	(300,279)	—
Comprehensive income					$142,891
Dividends:
Common and Series A Common Shares	—	—	—	—		—	(37,845)
Preferred Shares	—	—	—	—		—	(203)
Repurchase of Common Shares	—	—	—	(14,854)		—	—
Dividend reinvestment, incentive and compensation plans	1	—	(27,459)	59,395		—	—
Adjust investment in subsidiaries for Common Share issuances and repurchases	—	—	4,604	—		—	—
Other	—	—	1,928	—		—	—
Balance, December 31, 2004 (as restated)	$564	$64	$1,822,541	$(449,173)		$370,857	$1,451,343

The accompanying notes to consolidated financial statements are an integral part of these statements.

Notes to Consolidated Financial Statements

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Telephone and Data Systems, Inc. (“TDS”) is a diversified telecommunications company providing high-quality telecommunications services to approximately 6.1 million wireless telephone customers and wireline telephone equivalent access lines in 36 states at December 31, 2004. TDS conducts substantially all of its wireless telephone operations through its 82.0%-owned subsidiary, United States Cellular Corporation (“U.S. Cellular”) and its incumbent local exchange carrier and competitive local exchange carrier wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”). TDS conducts printing and distribution services through its 80%-owned subsidiary, Suttle Straus, which represents a small portion of TDS’s operations.

See Note 25–Business Segment Information for summary financial information on each business segment.

Restatement

TDS and its audit committee concluded on November 9, 2005, that TDS would amend its Annual Report on Form 10-K for the year ended December 31, 2004 to restate its financial statements and financial information for each of the three years in the period ended December 31, 2004 including quarterly information for 2004 and 2003, and certain selected financial data for the years 2001 and 2000. TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005 to restate the financial statements and financial information included therewith.

On November 11, 2005, TDS and U.S. Cellular announced that the staff of the Midwest Regional Office of the Securities and Exchange Commission (“SEC”) had advised both companies that it was conducting an investigation into the restatement of financial statements announced by TDS and U.S. Cellular on November 10, 2005.  TDS and U.S. Cellular intend to cooperate fully with the SEC staff in this investigation.

The restatement adjustments principally correct items that were recorded in the financial statements previously but not in the proper periods and certain income tax, interest income and consolidation errors. Correction of the errors, with the exception of income taxes discussed below, individually did not have a material impact on income before income taxes and minority interest, net income or earnings per share; however, when aggregated, the items were considered to be material. The restatement adjustments to correct income tax accounting had a material impact individually on net income and earnings per share in prior periods. The restated financial statements are adjusted to record certain obligations in the periods such obligations were incurred, correct the timing of the reversal of certain tax liabilities, correct the consolidation of an 80% owned subsidiary, and record revenues in the periods such revenues were earned. The adjustments are described below.

•      Income taxes – In the restatement, TDS corrected its income tax expense, federal and state taxes payable, liabilities accrued for tax contingencies, deferred income tax assets and liabilities and related disclosures for the years ended December 31, 2004, 2003 and 2002 for items identified based on a reconciliation of income tax accounts.  The reconciliation compared amounts used for financial reporting purposes to the amounts used in the preparation of the income tax returns, and took into consideration the results of federal and state income tax audits and the resulting book/tax basis differences which generate deferred tax assets and liabilities.  In addition, a review of the state deferred income tax rates used to establish deferred income tax assets and liabilities identified errors in the state income tax rate used which resulted in adjustments to correct the amount of deferred income tax assets and liabilities recorded for temporary differences between the timing of when certain transactions are recognized for financial and income tax reporting.

•      Federal universal service fund (“USF”) contributions – In 2004 and 2003, Universal Service Administrative Company (“USAC”) billings to U.S. Cellular for USF contributions were based on estimated revenues reported to USAC by U.S. Cellular in accordance with USAC’s established procedures. However, U.S. Cellular’s actual liability for USF is based upon its actual revenues and USAC’s established procedures provide a method to adjust U.S. Cellular’s estimated liability to its actual liability. In the first six months of 2005 and the full years of 2004 and 2003, U.S. Cellular’s actual revenues exceeded estimated revenues reported to USAC on an interim basis. As a result, additional amounts were due to USAC in 2005 and 2004 based on U.S. Cellular’s annual report filings. Such additional amounts were incorrectly expensed when the invoices were received from USAC rather than at the time the obligation was incurred. In the third quarter of 2005, U.S. Cellular corrected its accounting for USF contributions to record expense reflecting the estimated obligation incurred based on actual revenues reported during the period. Accordingly, in the restatement, TDS has adjusted previously reported USF contributions expense by U.S. Cellular to reflect the estimated liability incurred during the period.

•      Customer contract termination fees – In the fourth quarter of 2003, U.S. Cellular revised its business practices related to the billing of contract termination fees charged when a customer disconnected service prior to the end of the customer’s contract. This change resulted in an increase in amounts billed to customers and revenues even though a high percentage of the amounts billed were deemed uncollectible. At the time of the change in business practice, U.S. Cellular incorrectly recorded revenues related to such fees at the time of billing, as generally accepted accounting principles (“GAAP”) would preclude revenue recognition if the receivable is not reasonably assured of collection. In the first quarter of 2005, U.S. Cellular corrected its accounting to record revenues related to such fees only upon collection, in recognition of the fact that the collectibility of the revenues was not reasonably assured at the time of billing. In the restatement, TDS made adjustments to properly reflect U.S. Cellular’s revenues for such fees upon collection beginning on October 1, 2003.

•      Leases and contracts – TDS and U.S. Cellular had entered into certain operating leases (as both lessee and lessor) that provide for specific scheduled increases in payments over the lease term. In the third quarter of 2004, TDS made adjustments for the cumulative effect which were not considered to be material to either that quarter or to prior periods to correct its accounting and to recognize revenues and expenses under such agreements on a straight-line basis over the term of the lease in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases,” as amended, and related pronouncements. In addition, the accounting for certain other long-term contracts, for which a cumulative effect adjustment was made in the first quarter of 2005, was corrected to recognize expenses in the appropriate periods. The restatement adjustments reverse the cumulative amounts previously recorded in the third quarter of 2004 and the first quarter of 2005, and properly record such revenues and expenses on a straight-line basis in the appropriate periods.

•      Promotion rebates – From time to time, U.S. Cellular’s sales promotions include rebates on sales of handsets to customers. In such cases, U.S. Cellular reduces revenues and records a liability at the time of sale reflecting an estimate of rebates to be paid under the promotion. Previously, the accrued liability was not adjusted on a timely basis upon expiration of the promotion to reflect the actual amount of rebates paid based upon information available at the date the financial statements were issued. In the restatement, TDS has corrected revenues and accrued liabilities to reflect the impacts associated with promotion rebates in the appropriate periods.

•      Operations of consolidated partnerships managed by a third party – Historically, U.S. Cellular recorded the results of operations of certain consolidated partnerships managed by a third party on an estimated basis, and adjusted such estimated results to the actual results upon receipt of financial statements in the following quarter. However, GAAP requires that the actual amounts be used. In the restatement, TDS has corrected its financial statements to recognize results of operations in the appropriate period based on the partnerships’ actual results of operations reported for such periods.

•      Investment income from entities accounted for by the equity method – Historically, U.S. Cellular recorded an estimate each quarter of its proportionate share of net income (loss) from certain entities accounted for by the equity method, and adjusted such estimate to the actual share of net income (loss) upon receipt of financial statements in the following quarter. However, GAAP requires that actual amounts be used. In the restatement, TDS has corrected its financial statements to recognize investment income in the appropriate period based on the entities’ actual net income (loss) reported for such periods.

•      Historically, TDS had not fully consolidated its 80%-owned subsidiary, Suttle Straus, to present the operating results of such subsidiary in revenues, cost of service, selling, general and administrative expenses and depreciation. Previously, the net operating results of the subsidiary were included in other income (expense).  However, the non-operating portion of the income statement of Suttle Straus was properly presented. The restatement correctly consolidated the results of Suttle Straus. Also, property, plant and equipment was corrected to properly include Suttle Straus’ fixed assets.  Previously, the balances were included in other assets and deferred charges. In addition, certain intercompany elimination entries between TDS, U.S. Cellular, TDS Telecom and Suttle Straus have been recorded.

•      Revenue and cost of service accruals – TDS Telecom reviewed accruals in the first and second quarter of 2004 and determined that an adjustment was required to record unbilled revenue related to its competitive local exchange carrier that were not previously recorded. TDS Telecom also reduced cost of service accruals related to long-distance service as a result of shifting long-distance traffic to a second provider. In the restatement, the adjustments reverse the cumulative amounts previously recorded in the first and second quarters of 2004, and record such revenues and expenses in the appropriate periods.

•      Consolidated statements of cash flows – In the restatement, the classification of cash distributions received from unconsolidated entities has been corrected to properly reflect cash received, which represents a return on investment in the unconsolidated entities, as cash flows from operating activities; previously, the cash received on such investments was classified as cash flows from investing activities. Also, the classification of certain noncash stock-based compensation expense has been corrected to properly reflect such noncash expense as an adjustment to cash flows from operating activities; previously, such expense was classified as cash flows from financing activities.

•      Interest income – In the restatement, TDS corrected its accounting for recording interest income earned by its subsidiaries through a cash management agreement for the years ended December 31, 2004, 2003 and 2002. TDS subsidiaries participating in the cash management agreement had not recorded an accrual to increase cash and interest income for their portion of the interest income earned. The correcting entries increased cash and interest income for each period presented.

•      Other items – In addition to the adjustments described above, TDS recorded a number of other adjustments to correct and record revenues and expenses in the periods in which such revenues and expenses were earned or incurred. These adjustments were not significant, either individually or in aggregate.

The table below summarizes the impact on income from continuing operations before income taxes and minority interest as a result of the restatement.

				Prior to
	2004	2003	2002	2002
	(Increase (decrease) dollars in thousands)
Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest, as previously reported	$149,346	$130,736	$(1,555,669)
Federal universal service fund contributions	2,973	(4,620)	—	$—
Customer contract termination fees	(599)	(2,992)	—	—
Leases and contracts	3,974	(2,878)	(1,223)	(2,553)
Promotion rebates	1,027	—	—	—
Operations of consolidated partnerships managed by a third party	1,183	(245)	(539)	(147)
Investment income from entities accounted for by the equity method	(3,368)	(975)	124	(2,352)
Revenue and cost of service accruals	(5,702)	3,466	564	1,672
Interest Income	1,098	274	380	632
Other items	(1,319)	(1,006)	(291)	(1,385)
Total adjustment	(733)	(8,976)	(985)	$(4,133)
Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest, as restated	$148,613	$121,760	$(1,556,654)

The table below summarizes the impact on net income and earnings per share as a result of the restatement.

	2004		2003		2002		Prior to 2002
	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)
	(Increase (decrease) dollars in thousands, except per share amounts)
As previously reported	$49,004	$0.84	$46,608	$0.79	$(994,772)	$(16.97)
Federal universal service fund contributions	1,325	0.02	(2,072)	(0.04)	—	—	$—
Customer contract termination fees	(279)	—	(1,374)	(0.02)	—	—	—
Leases and contracts	2,172	0.04	(1,467)	(0.03)	(635)	(0.01)	(1,390)
Promotion rebates	479	0.01	—	—	—	—	—
Operations of consolidated partnerships managed by a third party	430	—	(90)	—	(192)	—	(57)
Investment income from entities accounted for by the equity method	(1,672)	(0.03)	(485)	(0.01)	62	—	(1,173)
Revenue and cost of service accruals	(3,449)	(0.06)	2,097	0.04	342	—	1,012
Income taxes	18,921	0.33	(10,686)	(0.18)	35,051	0.60	(26,939)
Interest income	664	0.01	165	—	230	—	383
Other items	(743)	(0.01)	(575)	(0.01)	(170)	—	(1,169)
Total adjustment	17,848	0.31	(14,487)	(0.25)	34,688	0.59	$(29,333)
As restated	$66,852	$1.15	$32,121	$0.54	$(960,084)	$(16.38)

The table below summarizes the effects of consolidating Suttle Straus and recording certain intercompany eliminations as previously discussed.

Year Ended December 31,	2004		2003		2002
	Adjustment for	Intercompany	Adjustment for	Intercompany	Adjustment for	Intercompany
	Suttle Straus	Eliminations	Suttle Straus	Eliminations	Suttle Straus	Eliminations
(Increase (decrease) dollars in thousands)

Operating Revenues	$27,269	$(11,695)	$26,745	$(12,313)	$24,136	$(11,994)
Operating Expenses
Cost of services and products	18,044	939	17,870	311	16,111	—
Selling, general and administrative	5,110	(12,634)	4,859	(12,624)	4,877	(11,994)
Depreciation, amortization and accretion	2,515	—	2,438	—	2,045	—
Total Operating Expenses	25,669	(11,695)	25,167	(12,313)	23,033	(11,994)

Operating Income	1,600	—	1,578	—	1,103	—
Other income (expense), net	(1,600)	—	(1,578)	—	(1,103)	—
Investment and Other Income (expense)	(1,600)	—	(1,578)	—	(1,103)	—
Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest	$—	$—	$—	$—	$—	$—

The effect of the restatement on the previously reported Consolidated Statements of Operations is as follows:

	2004		2003		2002
Year Ended December 31,	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
(Dollars in thousands, except per share amounts)

Operating Revenues	$3,720,389	$3,703,920	$3,445,216	$3,455,174	$2,998,474	$3,012,547
Operating Expenses
Cost of services and products (excluding depreciation, amortization and accretion shown separately below)	1,304,171	1,323,928	1,182,885	1,200,978	962,760	979,988
Selling, general and administrative	1,420,967	1,380,718	1,298,294	1,293,853	1,138,914	1,133,347
Depreciation, amortization and accretion	667,956	670,731	595,732	598,336	510,445	512,931
Loss on impairment of intangible assets	29,440	29,440	49,595	49,595	—	—
Loss on impairment of long-lived assets	87,910	87,910	4,914	4,914	—	—
(Gain) loss on assets held for sale	(10,806)	(10,806)	45,908	45,908	—	—
Total Operating Expenses	3,499,638	3,481,921	3,177,328	3,193,584	2,612,119	2,626,266

Operating Income	220,751	221,999	267,888	261,590	386,355	386,281

Investment and Other Income (Expense)
Investment income	69,623	64,900	53,154	52,179	43,675	43,799
Interest and dividend income	27,755	28,803	19,918	20,140	57,330	57,705
Gain (loss) on investments	36,854	38,209	(10,200)	(10,200)	(1,888,391)	(1,888,391)
Interest expense	(198,706)	(198,706)	(171,391)	(171,391)	(132,224)	(132,224)
Minority interest in income of subsidiary trust	—	—	(16,678)	(16,678)	(24,810)	(24,810)
Other income (expense), net	(6,931)	(6,592)	(11,955)	(13,880)	2,396	986
Investment and Other Income (Expense)	(71,405)	(73,386)	(137,152)	(139,830)	(1,942,024)	(1,942,935)

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	149,346	148,613	130,736	121,760	(1,555,669)	(1,556,654)
Income tax expense (benefit)	78,651	59,251	50,350	58,262	(577,000)	(611,183)
Income (Loss) From Continuing Operations before Minority Interest	70,695	89,362	80,386	63,498	(978,669)	(945,471)
Minority Share of Income	(28,053)	(28,872)	(20,380)	(17,979)	(9,068)	(7,578)
Income (Loss) From Continuing Operations	42,642	60,490	60,006	45,519	(987,737)	(953,049)
Discontinued Operations, net of tax	6,362	6,362	(1,609)	(1,609)	—	—
Income (Loss) before Cumulative Effect of Accounting Change	49,004	66,852	58,397	43,910	(987,737)	(953,049)
Cumulative Effect of Accounting Change, net of tax and minority interest	—	—	(11,789)	(11,789)	(7,035)	(7,035)
Net Income (Loss)	49,004	66,852	46,608	32,121	(994,772)	(960,084)
Preferred dividend requirement	(203)	(203)	(417)	(417)	(427)	(427)
Net Income (Loss) Available to Common	$48,801	$66,649	$46,191	$31,704	$(995,199)	$(960,511)

Basic Earnings per Share:
Income (Loss) from Continuing Operations	$0.74	$1.05	$1.03	$0.78	$(16.85)	$(16.26)
Discontinued Operations	0.11	0.11	(0.03)	(0.03)	—	—
Cumulative Effect of Accounting Change	—	—	(0.20)	(0.20)	(0.12)	(0.12)
Net Income (Loss) Available to Common	$0.85	$1.16	$0.80	$0.55	$(16.97)	$(16.38)

Diluted Earnings per Share:
Income (Loss) from Continuing Operations	$0.73	$1.04	$1.02	$0.77	$(16.85)	$(16.26)
Discontinued Operations	0.11	0.11	(0.03)	(0.03)	—	—
Cumulative Effect of Accounting Change	—	—	(0.20)	(0.20)	(0.12)	(0.12)
Net Income (Loss) Available to Common	$0.84	$1.15	$0.79	$0.54	$(16.97)	$(16.38)

The effect of the restatement on the previously reported Consolidated Statements of Cash Flows is as follows:

	2004	2004	2003	2003	2002	2002
(Dollars in thousands)	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Cash Flows from Operating Activities
Net income (loss)	$49,004	$66,852	$46,608	$32,121	$(994,772)	$(960,084)
Add (deduct) adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	667,956	670,731	595,732	598,336	510,445	512,931
Bad debts expense	—	56,372	—	62,353	—	90,012
Deferred income taxes	62,305	44,706	3,368	9,078	(587,706)	(621,891)
Investment income	(69,623)	(64,900)	(53,154)	(52,179)	(43,675)	(43,799)
Distributions from unconsolidated entities	—	49,234	—	45,427	—	31,328
Minority share of income	28,053	28,872	20,380	17,979	9,068	7,578
Loss on impairment of intangible assets	29,440	29,440	49,595	49,595	—	—
Loss on impairment of long-lived assets	87,910	87,910	4,914	4,914	—	—
Gain (loss) on assets held for sale	(10,806)	(10,793)	45,908	45,908	—	—
Gain (loss) on investments	(36,854)	(38,209)	10,200	10,200	1,888,391	1,888,391
Discontinued operations	(6,362)	(6,362)	1,609	1,609	—	—
Cumulative effect of accounting change	—	—	11,789	11,789	7,035	7,035
Noncash interest expense	24,764	24,764	26,760	26,760	11,407	11,407
Other noncash expense	21,002	16,793	28,676	33,621	15,349	14,103
Accreted interest on repayment of U.S. Cellular long-term debt	(68,056)	(68,056)	—	—	—	—
Changes in assets and liabilities
Change in accounts receivable	(39,317)	(92,110)	61,338	(634)	(27,032)	(117,717)
Change in materials and supplies	(6,006)	(6,006)	(16,548)	(16,548)	2,473	2,473
Change in accounts payable	(24,063)	(19,927)	(625)	(1,571)	52,280	54,190
Change in customer deposits and deferred revenues	12,103	11,362	17,282	17,665	20,046	20,027
Change in accrued taxes	32,606	30,822	57,762	59,958	(80,108)	(80,106)
Change in other assets and liabilities	(6,667)	(14,040)	8,819	14,575	10,436	11,694
	747,389	797,442	920,413	970,956	793,637	827,572
Cash Flows from Investing Activities
Additions to property, plant and equipment	(798,252)	(806,769)	(776,967)	(776,037)	(899,050)	(918,127)
Acquisitions, net of cash acquired	(40,786)	(40,786)	(5,125)	(5,125)	(531,174)	(529,726)
Cash received from divestitures and exchanges, net of cash divested	247,565	247,565	33,953	33,953	—	—
FCC auction deposits	(9,000)	(9,000)	—	—	56,060	56,060
Distributions from unconsolidated entities	49,234	—	45,427	—	31,328	—
Other investing activities	(13,133)	(5,590)	2,222	3,166	(23,748)	(6,403)
	(564,372)	(614,580)	(700,490)	(744,043)	(1,366,584)	(1,398,196)
Cash Flows from Financing Activities
Issuance of notes payable	420,000	420,000	279,278	279,278	542,610	542,610
Issuance of long-term debt	422,642	422,642	434,294	434,294	138,314	138,314
Proceeds from forward contracts	—	—	—	—	1,631,821	1,631,821
Repayment of notes payable	(390,000)	(390,000)	(739,278)	(739,278)	(346,610)	(346,610)
Repayment of Company-Obligated Mandatorily Redeemable Preferred Securities	—	—	(300,000)	(300,000)	—	—
Repayment of long-term debt	(376,397)	(376,397)	(60,370)	(60,370)	(148,470)	(148,470)
Prepayment of medium-term notes	—	—	(70,500)	(70,500)	(51,000)	(51,000)
Stock options exercised	31,938	31,938	10,723	10,723	5,871	5,871
Repurchase of TDS Common Shares	(20,440)	(20,440)	(86,779)	(86,779)	—	—
Repurchase of U.S. Cellular Common Shares	(3,908)	(3,908)	—	—	—	—
Dividends paid	(38,047)	(38,047)	(36,193)	(36,193)	(34,445)	(34,445)
Other financing activities	2,125	1,877	(12,383)	(19,109)	(6,952)	(7,462)
	47,913	47,665	(581,208)	(587,934)	1,731,139	1,730,629
Net Increase (Decrease) in Cash and Cash Equivalents	230,930	230,527	(361,285)	(361,021)	1,158,192	1,160,005
Cash and Cash Equivalents -
Beginning of period	937,651	940,578	1,298,936	1,301,599	140,744	141,594
End of period	$1,168,581	$1,171,105	$937,651	$940,578	$1,298,936	$1,301,599

The effect of the restatement on the previously reported Consolidated Balance Sheets is as follows:

	2004		2003
December 31,	As Previously Reported	As Restated	As Previously Reported	As Restated
(Dollars in thousands)
Current Assets
Cash and cash equivalents	$1,168,581	$1,171,105	$937,651	$940,578
Accounts receivable
Due from customers, less allowance	308,410	304,851	282,313	281,271
Other, principally connecting companies, less allowance	131,665	134,458	127,358	131,214
Materials and supplies	91,556	91,556	87,270	87,270
Prepaid expenses	44,014	44,271	32,766	32,760
Deferred income tax asset	36,040	43,867	19,396	21,586
Other current assets	29,951	27,606	18,192	13,968
	1,810,217	1,817,714	1,504,946	1,508,647
Investments
Marketable equity securities	3,398,804	3,398,804	2,772,410	2,772,410
Licenses	1,186,764	1,186,764	1,189,326	1,189,326
License rights	42,037	42,037	42,037	42,037
Goodwill	823,259	843,387	887,937	908,065
Customer lists, net of accumulated amortization	24,915	24,915	24,448	24,448
Investments in unconsolidated entities	206,763	199,518	214,885	211,178
Notes receivable, less valuation allowance	4,885	4,885	6,476	6,476
Other investments	18,154	18,154	15,439	15,439
	5,705,581	5,718,464	5,152,958	5,169,379
Property, Plant and Equipment, net
U.S. Cellular	2,439,719	2,440,720	2,271,254	2,271,389
TDS Telecom	945,762	945,762	1,079,732	1,077,791
Corporate and other	—	32,962	—	29,468
	3,385,481	3,419,444	3,350,986	3,378,648

Other Assets and Deferred Charges	92,562	56,981	83,925	52,651

Assets of Operations Held for Sale	—	—	100,523	100,523

Total Assets	$10,993,841	$11,012,603	$10,193,338	$10,209,848
Current Liabilities
Current portion of long-term debt	$38,787	$38,787	$23,712	$23,712
Notes payable	30,000	30,000	—	—
Accounts payable	323,256	327,497	361,010	361,115
Customer deposits and deferred revenues	119,380	119,196	108,372	108,929
Accrued interest	27,936	27,936	31,884	31,884
Accrued taxes	76,266	63,184	46,107	47,607
Accrued compensation	71,707	71,707	69,290	69,290
Other current liabilities	53,991	51,164	56,570	56,895
	741,323	729,471	696,945	699,432
Deferred Liabilities and Credits
Net deferred income tax liability	1,466,649	1,488,655	1,285,024	1,304,796
Derivative liability	1,210,500	1,210,500	712,252	712,252
Asset retirement obligation	137,534	137,575	124,501	124,540
Other deferred liabilities and credits	79,674	82,631	119,076	125,607
	2,894,357	2,919,361	2,240,853	2,267,195
Long-Term Debt
Long-term debt, excluding current portion	1,974,599	1,974,599	1,994,913	1,994,913
Forward contracts	1,689,644	1,689,644	1,672,762	1,672,762
	3,664,243	3,664,243	3,667,675	3,667,675

Liabilities of Operations Held for Sale	—	—	2,427	2,427

Minority Interest in Subsidiaries	499,306	499,468	502,702	501,517

Preferred Shares	3,864	3,864	3,864	3,864

Common Stockholders’ Equity
Common Shares, par value $.01 per share	564	564	563	563
Special Common Shares, par value $.01 per share	—	—	—	—
Series A Common Shares, par value $.01 per share	64	64	64	64
Capital in excess of par value	1,823,161	1,822,541	1,843,468	1,843,468
Treasury Shares, at cost	(449,173)	(449,173)	(493,714)	(493,714)
Accumulated other comprehensive income	373,505	370,857	296,820	294,818
Retained earnings	1,442,627	1,451,343	1,431,671	1,422,539
	3,190,748	3,196,196	3,078,872	3,067,738
Total Liabilities and Stockholders’ Equity	$10,993,841	$11,012,603	$10,193,338	$10,209,848

Principles of Consolidation

The accounting policies of TDS conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries since acquisition, the wireless partnerships in which it has a majority general partnership interest and any entity where TDS has a variable interest that will absorb a majority of the entity’s expected gains or losses, or both. All material intercompany items have been eliminated.

TDS adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities,” in January 2004. The adoption of FIN 46R did not have a material impact on TDS’s financial position or results of operations.

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

Reclassifications

Certain amounts reported in prior years have been reclassified to conform to current period presentation. The reclassifications had no impact on previously reported net income and stockholders’ equity.

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

Accounts Receivable and Allowance for Doubtful Accounts

U.S. Cellular’s accounts receivable primarily consist of amounts owed by customers for both service provided and equipment sales, by agents for equipment sales, by other wireless carriers whose customers have used U.S. Cellular’s wireless systems and by unaffiliated third-party partnerships or corporations pursuant to equity distribution declarations.

TDS Telecom’s accounts receivable primarily consist of amounts owed by customers for services provided, by connecting companies for carrying interstate and intrastate long-distance traffic on its network, and by interstate and intrastate revenue pools that distribute access charges.

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

The changes in the allowance for doubtful accounts during the years ended December 31, 2004, 2003 and 2002 were as follows:

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)
Beginning Balance	$24,055	$40,313	$13,459
Additions, net of recoveries	56,372	62,353	90,012
Deductions	(62,940)	(78,611)	(63,158)
Ending Balance	$17,487	$24,055	$40,313

Materials and Supplies

U.S. Cellular’s inventory, primarily handsets and accessories, is stated at the lower of cost or market with cost determined using the first-in, first-out method. TDS Telecom’s materials and supplies are stated at average cost.

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

Factors that management considers in determining whether a decrease in the market value of its securities is an other-than-temporary decline include if there has been a significant change in the financial condition, operational structure or near-term prospects of the issuer; how long and how much the security has been below carrying value; and whether TDS has the intent and ability to retain its investment in the issuer’s securities to allow the market value to return to the accounting cost basis.

TDS utilizes derivative financial instruments to reduce market risks due to fluctuations in market prices of marketable equity securities. At December 31, 2004 and 2003, TDS had variable prepaid forward contracts (“forward contracts”) maturing in 2007 and 2008 in connection with substantially all TDS’s marketable equity security portfolio, hedging the market price risk with respect to the contracted securities. The downside risk is hedged at or above the accounting cost basis thereby eliminating the risk of an other-than-temporary loss being recorded on these contracted securities.

Derivative Instruments

TDS utilizes derivative financial instruments to reduce marketable equity security market value risk. TDS does not hold or issue derivative financial instruments for trading purposes. TDS recognizes all derivatives as either assets or liabilities on the Balance Sheet and measures those instruments at fair value. Changes in fair value of those instruments are reported in the Statements of Operations or accumulated other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements depends on the derivative’s hedge designation and whether the hedge is anticipated to be highly effective in achieving offsetting changes in the fair value of the hedged item or cash flows of the asset hedged.

Licenses

Licenses consist of costs incurred in acquiring Federal Communications Commission (“FCC”) licenses to provide wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs relating to acquiring the licenses. Licenses are intangible assets with indefinite useful lives and are not amortized.

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

•  U.S. Cellular and its consolidated subsidiaries are required to renew their FCC licenses every ten years. To date, all of U.S. Cellular’s license renewal applications, filed for unique licenses in every year from 1994 to the present, have been granted by the FCC. Generally, license renewal applications filed by licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged, either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a “renewal expectancy.” Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided “substantial service” during their license term and have “substantially complied” with FCC rules and policies. U.S. Cellular believes that it could demonstrate its entitlement to a renewal expectancy in any of its markets in the unlikely event any of its license renewal applications were challenged, and therefore believes that it is probable that its future license renewal applications will be granted.

License Rights

In accordance with an exchange agreement with AT&T Wireless, U.S. Cellular has deferred the assignment and development of certain licenses for a period of up to five years from the closing date, August 1, 2003. The 21 licenses that have not yet been assigned to U.S. Cellular, with a recorded value of $42.0 million, are included in license rights on the Balance Sheet.

Goodwill

TDS has goodwill as a result of the acquisition of licenses and wireless markets, and the acquisition of operating telephone companies. U.S. Cellular’s goodwill reflects the portion of the purchase price of acquisitions of interest in operating wireless markets that was not assigned to the other acquired assets, including licenses. TDS Telecom’s goodwill reflects the costs in excess of the underlying fair value of the net tangible and intangible assets of acquired telephone companies.  No deferred taxes have been provided on goodwill.

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

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. U.S. Cellular has identified six reporting units pursuant to paragraph 30 of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” The six reporting units represent six geographic groupings of FCC licenses, constituting six geographic service areas. U.S. Cellular combines its FCC licenses into six units of accounting for purposes of testing the licenses for impairment pursuant to Emerging Issues Task Force Issue 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets” (“EITF 02-7”), and SFAS No. 142, using the same geographic groupings as its reporting units. The divestitures of markets in 2004 resulted in the elimination of one of the six reporting units.

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

TDS Telecom’s competitive local exchange carrier has two reporting units for purposes of impairment testing as defined by SFAS No. 142; the larger reporting unit was valued using a market approach and the smaller reporting unit was valued using an income approach. The market approach compares the reporting unit to similar companies whose securities are actively traded. Ratios or multiples of value relative to certain significant financial measures, such as revenue and earnings are developed based upon the comparable companies. The valuation multiples are applied to the appropriate financial measures of the reporting unit to indicate its value. The income approach uses a discounted cash flow analysis based on value drivers and risks specific to its reporting unit. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the selection of a discount rate, estimated future cash flow levels, projected capital expenditures, and determination of terminal value.

Investments in Unconsolidated Entities

Investments in unconsolidated entities consists of investments where TDS holds a less than 50% non-controlling ownership interest. TDS follows the equity method of accounting, which recognizes TDS’s proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, where TDS’s ownership interest equals or exceeds 20% for corporations and 3% to 5% for partnerships and limited liability companies. The cost method of accounting is followed for certain minority interests where TDS’s ownership interest is less than 20% for corporations and 3% to 5% for partnerships and limited liability companies, or where TDS does not have the ability to exercise significant influence.

Property, Plant and Equipment

U.S. Cellular

U.S. Cellular’s property, plant and equipment is stated at the original cost of construction including capitalized costs of certain taxes, payroll-related expenses and estimated costs to remove the assets.

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

Costs of developing new information systems are capitalized in accordance with Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use,” (“SOP 98-1”) and amortized over a three- or seven-year period, starting when each new system is placed in service.

TDS Telecom

Incumbent Local Exchange Carrier Operations

TDS Telecom’s incumbent local exchange carrier property, plant and equipment is stated at the original cost of construction including the capitalized costs of certain taxes, payroll-related expenses, and an allowance for funds used during construction.

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

TDS’s incumbent local exchange carrier operations follow accounting for regulated enterprises prescribed by SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” Management periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. Management believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

Competitive Local Exchange Carrier Operations

TDS Telecom’s competitive local exchange carrier property, plant and equipment is stated at the original cost of construction including capitalized costs of certain taxes and payroll-related expenses.

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

U.S. Cellular depreciates its leasehold improvement assets associated with leased properties over periods ranging from three to ten years, which approximates the shorter of the assets’ economic lives or the specific lease terms, as defined in SFAS No. 13, “Accounting for Leases,” as amended.

TDS Telecom’s incumbent local exchange carrier operations provide for depreciation on a group basis according to depreciable rates approved by state public utility commissions. TDS Telecom’s competitive local exchange carrier operations provide for depreciation using the straight-line method over the estimated useful lives of the assets.

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

TDS Telecom’s competitive local exchange carrier incurred a loss on impairment of long-lived assets in 2004. TDS Telecom has two asset groups for purposes of impairment testing. TDS Telecom valued the larger asset group using a market approach and the smaller asset group using an income approach.  The market approach compares the asset group to similar companies whose securities are actively traded.  Ratios or multiples of value relative to certain significant financial measures, such as revenue and earnings are developed based upon the comparable companies.  The valuation multiples are applied to the appropriate financial measures of the asset group to indicate its value.  The income approach uses a discounted cash flow analysis based on value drivers and risks specific to its asset group. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the selection of a discount rate, estimated future cash flow levels, projected capital expenditures, and determination of terminal value.

Assets and Liabilities of Operations Held For Sale

TDS accounts for the disposal of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When long-lived assets meet the held for sale criteria set forth in SFAS No. 144, the Balance Sheet reflects the assets and liabilities of the properties to be disposed of as assets and liabilities of operations held for sale. The assets and liabilities of operations held for sale are presented separately in the asset and liability sections of the Balance Sheet. The revenues and expenses of the properties to be disposed of are included in operations until the transaction is completed.

Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations,” was issued in June 2001, and became effective for TDS beginning January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligations, any differences between the cost to retire an asset and the liability recorded is recognized in the Statement of Operations as a gain or loss.

U.S. Cellular is subject to asset retirement obligations associated primarily with its cell sites, retail sites and office locations. Asset retirement obligations generally include obligations to remediate leased land on which U.S. Cellular’s cell sites and switching offices are located. U.S. Cellular is also generally required to return leased retail store premises and office space to their pre-existing conditions.

The change in asset retirement obligation during 2004 and 2003 was as follows:

Year Ended December 31,	2004	2003
(Dollars in thousands)	(as restated)	(as restated)
Beginning balance	$64,540	$54,438
Additional liabilities accrued	5,426	5,680
Disposition of assets	(2,065)	—
Accretion expense	4,674	4,422
Ending balance	$72,575	$64,540

TDS Telecom’s incumbent local exchange carriers’ rates are regulated by the respective state public utility commissions and the FCC and therefore, reflect the effects of the rate-making actions of these regulatory bodies in the financial statements of the TDS incumbent local exchange carriers. The incumbent local exchange carriers have recorded an asset retirement obligation in accordance with the requirements of SFAS No. 143 and a regulatory liability for the costs of removal that state public utility commissions have required to be recorded for regulatory accounting purposes which are in excess of the amounts required to be recorded in accordance with SFAS No. 143. These amounts combined make up the asset retirement obligation for the incumbent local exchange carriers.

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

TDS Telecom’s competitive local telephone carriers adopted SFAS No. 143 effective January 1, 2003. TDS Telecom determined that its competitive local telephone carriers do not have a material legal obligation to remove long-lived asset described by SFAS No. 143.

Revenue Recognition

Revenues from wireless operations primarily consist of charges for access, airtime, roaming and value-added services provided for U.S. Cellular’s retail customers and to end users through third-party resellers; charges to carriers whose customers use U.S. Cellular’s systems when roaming; charges for long-distance calls made on U.S. Cellular’s systems; amounts received from the universal service fund in states where U.S. Cellular has been designated an Eligible Telecommunications Carrier; end user equipment sales; and sales of accessories. Revenues are recognized as services are rendered. Unbilled revenues, resulting from wireless service provided from the billing cycle date to the end of each month and from other wireless carriers’ customers using U.S. Cellular’s systems for the last half of each month, are estimated and recorded.

Equipment sales represent a separate earnings process. Revenues from equipment and accessory sales are recognized upon delivery to the customer. In order to provide better control over handset quality, U.S. Cellular sells handsets to agents at a price approximately equal to cost. In most cases, the agents receive rebates from U.S. Cellular at the time the agents sign up new customers or retain current customers. U.S. Cellular accounts for the sale of equipment to agents in accordance with Emerging Issues Task Force (“EITF”) Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” This standard requires that equipment sales revenue be reduced by the anticipated rebates to be paid to the agents at the time the agent purchases the handsets rather than at the time the agent signs up a new customer or retains a current customer. Similarly, U.S. Cellular offers certain rebates to customers related to handset purchases; in accordance with EITF Issue 01-09, the equipment sales revenue from a handset sale which includes such a rebate is recorded net of the rebate anticipated to be applied to the handset sale.

Activation fees charged with the sale of service only are deferred and recognized over the average customer service period.

Under EITF Issue 00-21, “Accounting for Multiple Element Arrangements,” activation fees charged with the sale of equipment and service are allocated to the equipment and service based upon the relative fair values of each item. Due to the subsidy provided on customer handsets, this generally results in the recognition of the activation fee as additional handset revenue at the time of sale.

Revenue from incumbent local exchange carriers primarily consists of charges for the provision of local telephone exchange service; compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom’s local telephone networks; and charges for (i) leasing, selling, installing and maintaining customer premise equipment; (ii) providing billing and collection services; (iii) providing Internet services; (iv) reselling long-distance services; and (v) selling digital broadcast satellite receivers. Revenues are recognized as services are rendered.

TDS’s incumbent local exchange carriers participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various pooling processes are initially recorded based on TDS Telecom’s estimates.

Revenue from competitive local exchange carriers primarily consists of charges for the provision of local telephone exchange service; compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom’s local telephone networks; and charges for providing Internet services and reselling long-distance services. Revenues are recognized as services are rendered.

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

The following pro forma amounts show the effect of the retroactive application of the change in accounting principle for the adoption of SFAS No. 143:

Year Ended December 31,	2003	2002
(Dollars in thousands, except per share amounts)	(as restated)	(as restated)

Actual
Net income (loss)	$32,121	$(960,084)
Basic earnings (loss) per share	0.55	(16.38)
Diluted earnings (loss) per share	$0.54	$(16.38)
Pro forma
Net income (loss)	$43,910	$(962,633)
Basic earnings (loss) per share	0.76	(16.41)
Diluted earnings (loss) per share	$0.76	$(16.41)

(Dollars in thousands)	December 31, 2002
Pro forma–Balance Sheet data
Asset retirement obligation	$109,738

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

Advertising Costs

TDS expenses advertising costs as incurred. Advertising expense totaled $171.2 million, $140.8 million and $105.4 million in 2004, 2003 and 2002, respectively.

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

Stock-Based Compensation

TDS accounts for stock options and employee stock purchase plans under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation,” using the intrinsic value method.

No compensation costs were recognized for the stock option and employee stock purchase plans in 2004 and 2002. In 2003, TDS recorded compensation expense of $0.3 million on 53,000 options granted in 2003. No compensation costs were recognized for the remaining 615,000 options granted in 2003. Had compensation cost for all stock option and employee stock purchase plans been determined consistent with SFAS No. 123, TDS’s net income available to common and earnings per share would have been reduced to the following pro forma amounts:

Year Ended December 31,	2004	2003	2002
(Dollars in thousands, except per share amounts)	(as restated)	(as restated)	(as restated)

Net Income (Loss)
As reported	$66,649	$31,704	$(960,511)
Pro forma expense	(20,555)	(14,886)	(11,503)
Pro forma	46,094	16,818	(972,014)
Basic Earnings per Share from
Net income (loss) available to common
As reported	1.16	0.55	(16.38)
Pro forma expense	(0.36)	(0.26)	(0.20)
Pro forma	0.80	0.29	(16.58)
Diluted Earnings per Share from
Net income (loss) available to common
As reported	1.15	0.54	(16.38)
Pro forma expense	(0.36)	(0.26)	(0.20)
Pro Forma	$0.79	$0.28	$(16.58)

Operating Leases

TDS, U.S. Cellular and TDS Telecom are parties to various lease agreements for office space, retail sites, cell sites and equipment that are accounted for as operating leases.  Certain leases have renewal options and/or fixed rental increases.  Renewal options that are reasonably assured are included in determining the lease term. TDS accounts for certain operating leases that contain fixed rental increases by recognizing lease revenue and expense on a straight-line basis over the lease term in accordance with SFAS No. 13, as amended, and related pronouncements.

Recent Accounting Pronouncements

Share-Based Payment

SFAS No. 123 (revised 2004), “Share-Based Payment,” was issued in December 2004 and becomes effective for TDS in the third quarter of 2005.  The statement requires that compensation cost resulting from all share-based payment transactions be recognized in the financial statements.  TDS has reviewed the provisions of this statement and expects to record compensation expense for certain share-based payment transactions, primarily related to stock options, in the Statement of Operations upon adoption of this standard.  See the “Stock-Based Compensation” disclosure above for a pro forma impact on net income and earnings per share.

2 INCOME TAXES

Income tax provisions charged to income (loss) from continuing operations before minority interest, discontinued operations and cumulative effect of accounting changes are summarized as follows:

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Current
Federal	$(226)	$10,549	$1,273
State	14,772	20,777	2,365
Foreign	—	—	7,068
Deferred
Federal	39,241	23,538	(474,702)
State	5,464	3,398	(147,187)
Total income tax expense (benefit)	$59,251	$58,262	$(611,183)

A reconciliation of TDS’s income tax expense (benefit) from continuing operations computed at the statutory rate to the reported income tax expense (benefit) from continuing operations, and the statutory federal income tax expense (benefit) rate to TDS’s effective income tax expense (benefit) rate from continuing operations, is as follows:

	2004 (as restated)		2003 (as restated)		2002 (as restated)
Year Ended December 31,	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in millions)
Statutory federal income tax expense (benefit)	$52.0	35.0%	$42.6	35.0%	$(544.8)	(35.0)%
State income taxes, net of federal benefit(1)	12.7	8.6	10.9	8.9	(58.5)	(3.8)
Minority share of income not included in consolidated tax return	(0.5)	(0.4)	(4.0)	(3.4)	(4.3)	(0.3)
Gains (losses) on investments and assets held for sale	22.7	15.3	3.9	3.2	12.6	0.8
Resolution of prior period tax issues	(21.4)	(14.4)	1.8	1.5	11.5	0.7
Foreign tax	—	—	—	—	4.6	0.3
Net research tax credit	(6.3)	(4.2)	—	—	—	—
Deferred tax rate change (2)	—	—	—	—	(32.6)	(2.1)
Other differences, net	0.1	—	3.1	2.6	0.3	0.1
Total income tax expense (benefit)	$59.3	39.9%	$58.3	47.8%	$(611.2)	(39.3)%

(1)   State income taxes include changes in the valuation allowance which is primarily related to the ability to utilize net operating losses.

(2)   Represents a reassessment of the rate at which TDS provides for deferred taxes.

Income from continuing operations for each of the three years ended December 31, 2004, includes gains and losses (reported in the captions gain (loss) on investments and (gain) loss on assets held for sale, loss on impairment of intangible assets and loss on impairment of long-lived assets in the Statements of Operations) that significantly affected income (loss) from continuing operations before income taxes and minority interest. The effective income tax rate excluding such gains and losses was 23.6%, 43.2%, and 37.6% for the years ended December 31, 2004, 2003, and 2002, respectively.

The 2004 effective tax rate on operations excluding losses and gains is lower than 2003 due to favorable settlements of several tax issues in 2004. During 2004, the Internal Revenue Service (“IRS”) substantially completed its audit of TDS’s federal income tax returns for the years 1997 through 2001 and TDS’s claims for research tax credits for the years 1995 through 2001. Primarily based on the results of the audit, TDS reduced its accrual for audit contingencies by $21.4 million (14.4%) in 2004. Also in 2004, based upon the results of the federal income tax audit, TDS recorded a $6.3 million (4.2%) benefit for the research tax credits.

Income tax provisions charged to net income (loss) are summarized as follows:

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Current
Federal	$(226)	$10,529	$1,273
State	14,772	20,563	2,365
Foreign	—	—	7,068
Deferred
Federal	42,729	14,729	(479,085)
State	5,652	1,580	(148,118)
Total income tax expense (benefit)	$62,927	$47,401	$(616,497)

Included in income tax expense charged to net income (loss) were deferred income tax benefits on cumulative effect of accounting change of $9.7 million in 2003 and $5.3 million in 2002. Income from discontinued operations was decreased by deferred income tax expense of $3.7 million in 2004 and loss from discontinued operations was decreased by an income tax benefit of $1.2 million in 2003.

TDS’s current net deferred tax assets totaled $43.9 million and $21.6 million as of December 31, 2004 and 2003, respectively. The net current deferred tax asset primarily represents the deferred tax effects of federal net operating loss (“NOL”) carryforwards expected to be utilized in 2005 and the allowance for doubtful accounts on customer receivables.

The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities are as follows:

December 31,	2004	2003
(Dollars in thousands)	(as restated)	(as restated)

Deferred Tax Asset
Net operating loss carryforwards	$61,977	$56,623
Derivative instruments	487,216	289,183
Other	38,815	49,692
	588,008	395,498
Less valuation allowance	(55,305)	(43,006)
Total Deferred Tax Asset	532,703	352,492
Deferred Tax Liability
Marketable equity securities	1,284,872	1,054,810
Property, plant and equipment	428,355	321,928
Partnership investments	66,432	56,277
Licenses	241,699	224,273
Total Deferred Tax Liability	2,021,358	1,657,288
Net Deferred Income Tax Liability	$1,488,655	$1,304,796

At December 31, 2004, TDS and certain subsidiaries had $1,102 million of state NOL carryforwards (generating a $56.1 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries that generated the losses.  The state NOL carryforwards expire between 2005 and 2024. Certain subsidiaries that are not included in the federal consolidated income tax return, but file separate federal tax returns, had federal NOL carryforwards (generating a $5.9 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2005 and 2024. A valuation allowance was established for a portion of the state NOL carryforwards and the federal NOL carryforwards since it is more than likely that a portion of such carryforwards will expire before they can be utilized.

TDS is routinely subject to examination of its income tax returns by the IRS and other tax authorities. TDS periodically assesses the likelihood of adjustments to its tax liabilities resulting from these examinations to determine the adequacy of its provision for income taxes, including related interest. TDS’s management judgment is required in assessing the eventual outcome of these examinations. Changes to such assessments affect the calculation of TDS’s income tax expense. As a result of the substantial completion of federal and state tax audits, TDS has reclassified $26 million from other deferred liabilities and credits to accrued taxes in the current liabilities section of the Balance Sheet.

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

The amounts used in computing earnings per share from continuing operations and the effect on income and the weighted average number of Common and Series A Common Shares of dilutive potential common stock are as follows:

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Basic Earnings per Share
Income (loss) from continuing operations	$60,490	$45,519	$(953,049)
Preferred dividend requirement	(203)	(417)	(427)
Income (loss) from continuing operations available to common	60,287	45,102	(953,476)
Discontinued operations	6,362	(1,609)	—
Cumulative effect of accounting change	—	(11,789)	(7,035)
Net income (loss) available to common used in basic earnings per share	$66,649	$31,704	$(960,511)

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Diluted Earnings per Share
Income (loss) from continuing operations available to common used in basic earnings per share	$60,287	$45,102	$(953,476)
Minority income adjustment (1)	(506)	(213)	—
Income (loss) from continuing operations available to common	59,781	44,889	(953,476)
Discontinued operations	6,362	(1,609)	—
Cumulative effect of accounting change	—	(11,789)	(7,035)
Net income (loss) available to common used in diluted earnings per share	$66,143	$31,491	$(960,511)

(1)          The minority income adjustment reflects the additional minority share of U.S. Cellular’s income computed as if all of U.S. Cellular’s dilutive issuable securities were outstanding.

Year Ended December 31,	2004	2003	2002
(Shares in thousands)	(as restated)	(as restated)	(as restated)

Weighted average number of Common Shares used in basic earnings per share	57,296	57,721	58,644
Effect of dilutive securities
Common Shares outstanding if Preferred Shares converted (1)	—	—	—
Stock options (2)	271	154	—
Weighted average number of Common Shares used in diluted earnings per share	57,567	57,875	58,644

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

Year Ended December 31,	2004	2003	2002
	(as restated)	(as restated)	(as restated)
Basic Earnings per Share
Continuing operations	$1.05	$0.78	$(16.26)
Discontinued operations	0.11	(0.03)	—
Cumulative effect of accounting change	—	(0.20)	(0.12)
	$1.16	$0.55	$(16.38)

Year Ended December 31,	2004	2003	2002
	(as restated)	(as restated)	(as restated)
Diluted Earnings per Share
Continuing operations	$1.04	$0.77	$(16.26)
Discontinued operations	0.11	(0.03)	—
Cumulative effect of accounting change	—	(0.20)	(0.12)
	$1.15	$0.54	$(16.38)

4 MARKETABLE EQUITY SECURITIES

Information regarding TDS’s marketable equity securities is summarized as follows:

December 31,	2004	2003
(Dollars in thousands)	(as restated)	(as restated)

Deutsche Telekom AG 131,461,861 ordinary shares	$2,960,521	$2,403,123
Vodafone Group Plc 12,945,915 American Depositary Receipts	354,459	324,166
VeriSign, Inc. 2,361,333 common shares	79,341	38,490
Rural Cellular Corporation 719,396 equivalent common shares	4,482	5,719
Other	1	912
Aggregate fair value	3,398,804	2,772,410
Accounting cost basis	1,543,677	1,543,932
Gross unrealized holding gains	1,855,127	1,228,478
Equity method unrealized gains	261	126
Income tax expense	(732,179)	(484,400)
Minority share of unrealized holding (gains)	(13,987)	(11,300)
Unrealized gains on marketable equity securities, net of tax and minority share	1,109,222	732,904
Derivatives, net of tax and minority share	(738,365)	(438,086)
Accumulated other comprehensive income	$370,857	$294,818

TDS and its subsidiaries hold a substantial amount of marketable equity securities that are publicly traded and can have volatile movements in share prices. TDS and its subsidiaries do not make direct investments in publicly traded companies and all of these interests were acquired as a result of sales, trades or reorganizations of other assets.

The investment in Deutsche Telekom AG (“Deutsche Telekom”) resulted from TDS’s disposition of its over 80%-owned personal communication services operating subsidiary, Aerial Communications, Inc., to VoiceStream Wireless Corporation (“VoiceStream”) in exchange for stock of VoiceStream, which was then acquired by Deutsche Telekom in exchange for Deutsche Telekom stock. The investment in Vodafone Group Plc (“Vodafone”) resulted from certain dispositions of non-strategic wireless investments to or settlements with AirTouch Communications Inc. (“AirTouch”), in exchange for stock of AirTouch, which was then acquired by Vodafone whereby TDS and its subsidiaries received American Depositary Receipts representing Vodafone stock. The investment in VeriSign, Inc. (“VeriSign”) is the result of the acquisition by VeriSign of Illuminet, Inc., a telecommunication entity in which several TDS subsidiaries held interests. The investment in Rural Cellular Corporation (“Rural Cellular”) is the result of a consolidation of several wireless partnerships in which TDS subsidiaries held interests in Rural Cellular, and the distribution of Rural Cellular stock in exchange for these interests.

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

5 LICENSES AND GOODWILL

Changes in licenses and goodwill are primarily the result of impairments and acquisitions and divestitures of wireless markets and telephone companies by TDS. See Note 12 – Acquisitions, Divestitures and Exchanges for the details on the changes in licenses and goodwill.

In conjunction with the implementation of SFAS No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002, TDS recorded an impairment loss of $20.9 million, before income tax benefits of $8.2 million and minority interest of $2.3 million as a cumulative effect of an accounting change on licenses for the excess carrying value of the licenses over the fair value. In 2003, TDS recorded an additional impairment loss of $49.6 million on licenses in two reporting units and a $3.5 million loss on impairment of its investment in a non-operating license. An additional $1.8 million impairment loss was recorded in 2004 on the Daytona Beach, Florida license, which was sold in December 2004. See Note 1 – Summary of Significant Accounting Policies under the heading “Impairment of Intangible Assets” for a detailed discussion of the license impairment test.

A schedule of license activity follows:

December 31,	2004	2003
(Dollars in thousands)

Balance, beginning of year	$1,231,363	$1,247,197
Acquisitions (1)	5,629	178,609
Divestitures	(8,426)	(76,905)
Allocation to assets of operations held for sale	—	(63,569)
Impairment loss	(1,830)	(53,095)
Other	2,065	(874)
Balance, end of year (1)	$1,228,801	$1,231,363

(1)          Includes $42.0 million of license rights from the AT&T Wireless transactions in 2003.

In response to petitions filed by the Regional Bell Operating Company for increases in rates for certain wholesale services that it provides to competitive local exchange carriers, the state public service commissions of Illinois, Wisconsin and Michigan have issued orders that will adversely affect the cost of providing some services for TDS Telecom’s competitive local exchange carrier operations in those states, primarily services to residential customers and certain small business customers.  The pricing data for the major markets of TDS Telecom’s competitive local exchange carrier became available in the fourth quarter of 2004.  These pricing changes, as well as other regulatory changes and competitive pressures in 2004, triggered an impairment review by TDS Telecom of its competitive local exchange carrier operation tangible and intangible assets.  As a result of the impairment review, TDS Telecom concluded that goodwill associated with the competitive local exchange carrier operations was impaired and recorded a loss on impairment of intangible assets of $29.4 million in the Statement of Operations.

TDS Telecom’s carrying value for the competitive local exchange carrier operations exceeded the fair value of such operations, thus requiring the second step of the goodwill test.  Pursuant to the second step of the goodwill test, TDS Telecom allocated the fair value of the competitive local exchange carrier operations to all of the assets, including unrecognized intangible assets, (e.g., the value of the customer list and trade names) and liabilities of such operations.  As a result of this allocation, there was no implied goodwill.  Therefore, the carrying amount of goodwill was charged to expense.  See Note 1 – Summary of Significant Accounting Policies under the heading “Impairment of Intangible Assets” for a detailed discussion of the goodwill impairment test.

In 2003, TDS recorded a goodwill impairment loss of $5.0 million, included in gain (loss) on investments in the Statement of Operations on a wireless market investment held by TDS Telecom.

A schedule of goodwill activity follows:

December 31,	2004	2003
(Dollars in thousands)	(as restated)	(as restated)

Consolidated Beginning Balance	$908,065	$987,694
U.S. Cellular
Balance, beginning of year	449,550	524,038
Acquisitions	4,225	7,516
Divestitures	(8,257)	(69,961)
Allocation to assets of operations held for sale	—	(7,565)
Other	(306)	(4,478)
Balance, end of year	445,212	449,550
TDS Telecom–ILEC
Balance, beginning of year	395,894	396,035
Other	—	(141)
Balance, end of year	395,894	395,894
TDS Telecom–CLEC
Balance, beginning of year	29,440	29,440
Impairment loss	(29,440)	—
Balance, end of year	—	29,440
Other
Balance, beginning of year	33,181	38,181
Divestitures	(30,900)	—
Impairment loss	—	(5,000)
Balance, end of year	2,281	33,181
Net Change	(64,678)	(79,629)
Consolidated Ending Balance	$843,387	$908,065

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

7 INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities in which TDS holds a minority interest. These investments are accounted for using either the equity or cost method, as shown in the following table:

December 31,	2004	2003
(Dollars in thousands)	(as restated)	(as restated)

Equity method investments:
Capital contributions, loans and advances	$25,918	$37,500
Goodwill	18,594	23,821
Cumulative share of income	404,765	387,806
Cumulative share of distributions	(262,223)	(252,492)
	187,054	196,635
Cost method investments:
Capital contributions, net of partnership contributions and impairments	3,920	5,565
Goodwill	8,544	8,978
	12,464	14,543

Total investments in unconsolidated entities	$199,518	$211,178

TDS follows the equity method of accounting for minority interests where TDS’s ownership interest is 20% or greater for corporations or greater than 3% to 5% for partnerships and limited liability companies. This method recognizes, on a current basis, TDS’s proportionate share of the income and losses accruing to it under the terms of the respective partnership and shareholder agreements. Income and losses from the entities are reflected in the consolidated Statement of Operations on a pretax basis as investment income. Investment income totaled $64.9 million, $52.2 million and $43.8 million in 2004, 2003 and 2002, respectively. TDS follows the cost method of accounting for its investments where TDS’s ownership interest is less than 20% for corporations or 3% to 5% for partnerships and limited liability companies, or where TDS does not have the ability to exercise significant influence.

Investments in unconsolidated entities include goodwill and costs in excess of the underlying book value of certain investments. At December 31, 2004, $172.4 million represented the investment in underlying equity and $27.1 million represented goodwill. At December 31, 2003, $178.4 million represented the investment in underlying equity and $32.8 million represented goodwill.

With the adoption of FIN 46R in January 2004, one wireless market that was included in investment in unconsolidated entities as of the end of 2003 was included in consolidated operations.  This market was subsequently sold to ALLTEL on November 30, 2004 along with other wireless properties.  In the ALLTEL transaction, TDS sold six minority interests that had been included in investment in unconsolidated entities. The transaction reduced goodwill $5.5 million and the investment in underlying equity by $15.9 million.  See Note 12 – Acquisitions, Divestitures and Exchanges for more information related to this transaction.

Also during 2004, TDS reduced the carrying value of one of its cost method investments by $0.5 million. The change was included in gain (loss) on investment on the Statement of Operations.

During 2003, TDS reduced the carrying value of one of its cost method investments by $1.7 million. This charge was included in gain (loss) on investments on the Statement of Operations.

Los Angeles SMSA Limited Partnership meets certain tests pursuant to Rule 3-09 of SEC Regulation S-X, contributing $41.8 million, $29.9 million and $21.9 million in investment income in 2004, 2003 and 2002, respectively. TDS’s more significant investments in unconsolidated entities consist of the following:

	Percentage Ownership
December 31,	2004	2003

Los Angeles SMSA Limited Partnership	5.5%	5.5%
Raleigh-Durham MSA Limited Partnership(1)	—	8.0%
Midwest Wireless Communications, LLC	15.2%	15.2%
North Carolina RSA 1 Partnership	50.0%	50.0%
Oklahoma City SMSA Limited Partnership	14.6%	14.6%

(1) As a result of the agreement with ALLTEL, as described more fully in Note 12 – Acquisitions, Divestitures and Exchanges, TDS’s investment in this partnership was sold to ALLTEL on November 30, 2004.

Based primarily on data furnished to TDS by third parties, the following summarizes the combined assets, liabilities and equity, and the combined results of operations of the entities for which TDS’s investments are accounted for by the equity method.

December 31,	2004	2003
(Dollars in thousands)	(as restated)	(as restated)

Assets
Current	$297,000	$259,000
Due from affiliates	447,000	279,000
Property and other	1,698,000	1,705,000
	$2,442,000	$2,243,000
Liabilities and Equity
Current liabilities	$213,000	$170,000
Deferred credits	78,000	85,000
Long-term debt	23,000	33,000
Long-term capital lease obligations	23,000	—
Partners’ capital and stockholders’ equity	2,105,000	1,955,000
	$2,442,000	$2,243,000

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)

Results of Operations
Revenues	$3,088,000	$2,543,000	$2,238,000
Costs and expenses	2,188,000	1,860,000	1,721,000
Operating Income	900,000	683,000	517,000
Other income (expense)	37,000	11,000	16,000
Net income	$937,000	$694,000	$533,000

8 NOTES RECEIVABLE

Included in notes receivable is a loan of $55.1 million to Airadigm Communications, Inc. (“Airadigm”), related to the funding of Airadigm’s operations. The value of the note was directly related to the values of certain assets and contractual rights of Airadigm. As a result of changes in business strategies and other events, in 2002, management reviewed the Airadigm business plan and reviewed the fair market value of the wireless markets and concluded that the notes receivable were impaired. TDS recorded valuation allowances against the Airadigm notes receivable, reducing the carrying value by $55.1 million to zero, and charged $1.1 million of capitalized cost to expense.

9 PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular’s property, plant and equipment consists of the following:

December 31,	2004	2003
(Dollars in thousands)	(as restated)	(as restated)

Cell site-related equipment	$2,006,473	$1,778,939
Land, buildings and leasehold improvements	782,676	621,443
Switching-related equipment	617,650	460,165
Office furniture and equipment	225,236	203,145
Systems development	220,471	212,043
Other operating equipment	154,045	127,641
Work in process	126,920	252,012
	4,133,471	3,655,388
Accumulated depreciation	1,692,751	1,383,999
	$2,440,720	$2,271,389

During 2004, U.S. Cellular adjusted the useful lives of Time Division Multiple Access (“TDMA”) radio equipment, switch software and antenna equipment. TDMA radio equipment lives were adjusted to be fully depreciated by the end of 2008, which is the latest date the wireless industry will be required by law to support analog service. U.S. Cellular currently uses TDMA radio equipment to support analog service, and expects to have its digital radio network fully migrated to Code Division Multiple Access (“CDMA”) 1XRTT or some future generation of CDMA technology by that time. The useful lives for certain switch software were reduced to one year from three years and antenna equipment lives were reduced from eight years to seven years in order to better align the useful lives with the actual length of time the assets are expected to be in use. These changes increased depreciation by $14.9 million in 2004. The changes in useful lives reduced net income by $7.4 million, or $0.13 per share in 2004.

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

Useful lives generally range from six to twenty-five years for cell site-related equipment; twenty years for buildings; three to ten years, which approximates the shorter of the assets’ economic lives or the specific lease terms, for leasehold improvements; one to eight years for switching-related equipment; three to five years for office furniture and equipment; three to seven years for systems development; and five to twenty-five years for other operating equipment. Depreciation expense totaled $450.3 million, $374.9 million and $312.4 million in 2004, 2003 and 2002, respectively. Amortization expense on system development costs totaled $30.3 million, $34.0 million and $28.8 million in 2004, 2003 and 2002, respectively.

TDS Telecom’s property, plant and equipment consists of the following:

December 31,	2004	2003
(Dollars in thousands)		(as restated)

Incumbent Local Exchange Operations
Cable and wire	$1,057,387	$1,052,964
Central office equipment	625,111	606,894
Office furniture and equipment	111,825	109,844
Systems development	125,244	110,359
Land and buildings	82,738	82,799
Other equipment	65,928	64,502
Work in process	20,905	37,344
	2,089,138	2,064,706
Accumulated depreciation	1,242,160	1,175,370
	846,978	889,336
Competitive Local Exchange Operations
Cable and wire	55,080	74,082
Central office equipment	138,405	165,849
Office furniture and equipment	23,565	37,126
Systems development	11,446	11,296
Land and buildings	382	475
Other equipment	5,084	5,107
Work in process	4,709	3,458
	238,671	297,393
Accumulated depreciation	139,887	108,938
	98,784	188,455
Total	$945,762	$1,077,791

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

As discussed in Note 5 – Licenses and Goodwill, regulatory changes and competitive pressures in 2004 triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible assets. As a result of the impairment review, TDS Telecom concluded that the long-lived tangible assets of its competitive local exchange carrier operations were impaired and recorded a loss on impairment of tangible assets of $87.9 million in the Statement of Operations.

TDS reviewed the long-lived assets for possible impairment based on an estimate of related undiscounted cash flows over the remaining asset lives. TDS concluded that the undiscounted cash flows attributable to the fixed assets were less than the carrying values of the fixed assets, thus requiring the second step of the long-lived asset impairment test. Pursuant to the second step of the long-lived asset impairment test, TDS Telecom calculated the fair value of the fixed assets. The loss recognized is the difference between the fair value and the carrying value of the fixed assets. See Note 1 – Summary of Significant Accounting Policies under the heading “Impairment of Tangible Assets” for a detailed discussion of the long-lived asset impairment test.

TDS recorded a write-down of plant assets totaling $0.4 million in the incumbent local exchange operations and a write-down of $4.6 million in the competitive local exchange operations in 2003, of which $3.3 million related to plant assets.

Corporate and other fixed assets totaled $78.9 million and $85.2 million at December 31, 2004 and 2003 with corresponding accumulated depreciation of $45.9 million and $55.7 million, respectively.  Corporate and other fixed assets consist of assets at the TDS corporate offices and Suttle Straus.  The corporate assets primarily consist of office furniture and equipment with useful lives ranging from 3 to 7 years.  Depreciation expense is computed on a straight line basis and is assessed out to U.S. Cellular and TDS Telecom.  The amounts assessed out totaled $2.7 million, $3.2 million and $3.7 million in 2004, 2003 and 2002.  The Suttle Straus assets primarily consist of a building, equipment and vehicles with useful lives ranging from 31.5 years for the building and three to seven years for equipment and vehicles.  Depreciation expense is computed on a straight line basis and totaled $2.5 million, $2.4 million and $2.0 million in 2004, 2003 and 2002.

10 OPERATIONS HELD FOR SALE

There were no operations held for sale as of December 31, 2004.

On November 26, 2003, U.S. Cellular announced that it had entered into a definitive agreement to sell its southern Texas wireless markets to AT&T Wireless Services, Inc. (“AT&T Wireless”), now a subsidiary of Cingular Wireless LLC, for $96.5 million in cash. The U.S. Cellular markets sold to AT&T Wireless included 25 MHz metropolitan statistical area and rural service area licenses representing 1.3 million population equivalents, approximately 150 cell sites and 76,000 customers. The closing of the sale occurred on February 18, 2004.

The sale was accounted for in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Balance Sheet as of December 31, 2003 reflected assets and liabilities of the wireless properties to be sold as assets and liabilities of operations held for sale. The revenues and expenses of the markets were included in operations until the completion of the sale.

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

2004 Activity

On December 20, 2004, U.S. Cellular completed the sale of its Daytona Beach Florida 20 megahertz C block personal communications service license to MetroPCS California/Florida Inc. (“MetroPCS”) for $8.5 million. TDS recorded impairment losses of $1.8 million in 2004 and $3.5 million in 2003 in gain (loss) on investments included within investment and other income (expense) on the Statement of Operations related to the Daytona license. Also included in gain (loss) on investments in 2004 was a loss of $0.3 million associated with buying out the former partner of the Daytona investment.

On November 30, 2004, TDS and U.S. Cellular completed the sale to ALLTEL of certain wireless properties. TDS and U.S. Cellular subsidiaries sold three consolidated properties and six minority interests to ALLTEL for $142.9 million in cash, including repayment of debt and working capital that is subject to adjustment. TDS recorded a pre-tax gain of $50.9 million related to the ALLTEL transaction representing the excess of the cash received over the net book value of the assets and liabilities sold. The portion of the gain related to the two consolidated markets included in operations of $10.1 million, was recorded in (gain) loss on assets held for sale in the Statement of Operations. The remaining portion of the gains of $40.8 million was recorded in gain (loss) on investments included within investment and other income (expense) of the Statement of Operations. TDS has included the results of operations of the markets sold to ALLTEL in the Statement of Operations through November 30, 2004.

The following table summarizes the recorded value of the assets and liabilities transferred to ALLTEL.

(Dollars in thousands)	November 30, 2004

Current assets	$(11,897)
Property, plant and equipment	(33,223)
Licenses transferred	(258)
Goodwill	(39,157)
Investment in unconsolidated entities	(21,427)
Other assets and liabilities	647
Current liabilities	3,417
Minority interest divested	9,924
Gain recorded on transfer	(50,923)
Cash (received)	$(142,897)

On February 18, 2004, U.S. Cellular completed the sale of certain of its wireless properties in southern Texas to AT&T Wireless for $96.5 million in cash, including a working capital adjustment. The U.S. Cellular properties sold to AT&T Wireless included wireless assets and customers in six markets. An aggregate loss of $21.3 million (including a $22.0 million estimate of the loss on assets of operations held for sale in the fourth quarter of 2003 and a $0.7 million reduction of the loss in 2004) was recorded as a (gain) loss on assets of operations held for sale (included in operating expenses), representing the difference between the carrying value of the markets sold to AT&T Wireless and the cash received in the transaction. On December 31, 2003, U.S. Cellular reflected the assets and liabilities to be transferred to AT&T Wireless as assets and liabilities held for sale in accordance with SFAS No. 144. U.S. Cellular has included the results of operations of the markets sold to AT&T Wireless in the Statement of Operations through February 17, 2004.

The following table summarizes the recorded value of the southern Texas assets and liabilities sold to AT&T Wireless.

(Dollars in thousands)	February 18, 2004

Current assets	$(4,342)
Property, plant and equipment	(46,592)
Wireless licenses transferred	(63,237)
Goodwill	(7,565)
Other assets and liabilities	1,483
Current liabilities	2,455
Loss recorded on transfer	21,275
Cash (received)	$(96,523)

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

(Dollars in thousands)	August 1, 2003

Current assets	$(12,785)
Property, plant and equipment	(88,314)
Licenses transferred	(76,905)
Licenses received	136,571
License rights	42,037
Goodwill	(69,961)
Minority interests acquired	3,000
Other assets and liabilities	(717)
Current liabilities	9,213
Loss recorded on transfer	23,908
Cash received	$(33,953)

In addition, in 2003, U.S. Cellular acquired the minority interest in two entities which held licenses for $2.3 million.

In aggregate, the 2003 acquisitions, divestitures and exchanges increased licenses by $59.7 million and license rights by $42.0 million and reduced U.S. Cellular goodwill by $62.4 million.

2002 Activity

On August 7, 2002, U.S. Cellular completed the acquisition of the assets and certain liabilities of Chicago 20 MHz, LLC, now known as United States Cellular Operating Company of Chicago, LLC (“USCOC of Chicago” or the “Chicago market”) from PrimeCo Wireless Communications LLC (“PrimeCo”). USCOC of Chicago operates a wireless system in the Chicago major trading area. USCOC of Chicago is the holder of certain FCC licenses, including a 20 megahertz personal communications service license in the Chicago major trading area (excluding Kenosha County, Wisconsin) covering 13.2 million population equivalents.

U.S. Cellular financed the purchase price ($617.8 million) using $327.3 million of revolving lines of credit, $175.0 million in 30-year notes issued to PrimeCo, a $105.0 million loan from TDS and a $10.5 million accrued payable. TDS has included the USCOC of Chicago results of operations in the Statement of Operations subsequent to the purchase date.

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

The following table summarizes the estimated fair values of the PrimeCo assets acquired and liabilities assumed at the date of acquisition.

(Dollars in thousands)	August 7, 2002

Current assets, excluding $6,984 cash acquired	$34,081
Property, plant and equipment	235,953
Other assets	815
Customer list	43,400
Licenses	163,500
Goodwill	168,436
Total assets acquired	646,185
Current liabilities	(22,518)
Non-current liabilities	(1,300)
Total liabilities acquired	(23,818)
Net assets purchased	622,367
Notes issued to PrimeCo	(175,000)
Accrued but unpaid items	(15,500)
Cash required	$431,867

In addition, TDS acquired two incumbent local telephone companies, three additional personal communications service licenses and additional minority interests in majority-owned markets during 2002. In conjunction with these acquisitions, the following assets were acquired and liabilities assumed. The goodwill acquired in these acquisitions is not deductible for tax purposes.

(Dollars in thousands)	2002
(as restated)

Current assets, excluding $3,366 cash acquired	$6,454
Property, plant and equipment	24,640
Licenses	18,010
Goodwill-U.S Cellular	3,827
Goodwill-TDS Telecom	62,784
Other assets	2,068
Current liabilities	(5,450)
Long-term debt	(9,767)
Deferred credits	(3,080)
Other liabilities	(1,627)
Cash required	$97,859

In aggregate, the 2002 acquisitions increased licenses by $181.5 million, U.S. Cellular goodwill by $172.3 million and TDS Telecom’s incumbent local exchange carrier goodwill by $62.8 million.

Pro Forma Operations

Assuming the exchanges and acquisitions accounted for as purchases during the period January 1, 2003 to December 31, 2004, had taken place on January 1, 2003; and the acquisitions during the period January 1, 2002 to December 31, 2002, had taken place on January 1, 2002, unaudited pro forma results of operations would have been as follows:

Year Ended December 31,	2004	2003	2002
(Unaudited, dollars in thousands,	(as restated)	(as restated)	(as restated)
except per share amounts)

Operating revenues	$3,678,275	$3,312,837	$3,138,637
Interest expense (including cost to finance acquisitions)	198,706	171,391	141,673
Income (loss) from continuing operations	49,224	39,098	(980,506)
Net income (loss)	55,586	25,701	(987,541)
Earnings per share–basic	0.97	0.44	(16.85)
Earnings per share–diluted	$0.95	$0.43	$(16.85)

13 GAIN (LOSS) ON INVESTMENTS

The following table summarizes the components of gain (loss) on investments included in investment and other income (expense) in the Statement of Operations:

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)

Gain on sale of investment interests	$40,842	$—	$—
Impairment of unconsolidated interests	(2,633)	(10,200)	(32,716)
Marketable equity securities other-than-temporary losses	—	—	(1,757,471)
Notes receivable impairment	—	—	(93,978)
Other	—	—	(4,226)
	$38,209	$(10,200)	$(1,888,391)

In 2004, TDS recorded a gain of $40.8 million related to the ALLTEL transaction representing the excess of the cash received over the net book value of the minority investments sold.

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

In 2002, management determined that a decline in the value of marketable equity securities relative to their respective accounting cost basis was other-than-temporary and charged an aggregate $1,757.5 million loss to the Statement of Operations and reduced the accounting cost basis of such marketable equity securities by a corresponding amount.

TDS had certain notes receivable from Airadigm and Kington Management Corporation (“Kington”). During 2002, management concluded that the notes receivable were impaired, and accordingly, recorded a $54.8 million valuation allowance and an additional $0.3 million expense included in other income (expense), net, to reduce the Airadigm note receivable carrying value to zero, charged $1.1 million of capitalized costs to expense and reduced the Kington note receivable carrying value by $38.1 million to net realizable value.

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

TDS had a $600 million revolving credit facility with a group of banks at December 31, 2004, and had $3.4 million of letters of credit outstanding against the revolving credit facility, leaving $596.6 million available for use. On December 9, 2004, TDS entered into an agreement to amend the terms and conditions of this facility. The primary changes to the terms and conditions are that (i) the maturity date has been extended to December 2009 and (ii) the material adverse change condition has been removed with respect to drawdowns. Borrowings bear interest at the London InterBank Offered Rate (“LIBOR”) plus a contractual spread based on TDS’s credit rating. At December 31, 2004, the contractual spread was 30 basis points (the one-month LIBOR rate was 2.4% at December 31, 2004). The margin percentage increases by 10 basis points if more than 50% of the facility is outstanding. TDS may select borrowing periods of either seven days or one, two, three or six months. Under certain circumstances, with less than two days’ notice of intent to borrow, interest on borrowings is the prime rate less 50 basis points (the prime rate was 5.25% at December 31, 2004). TDS currently pays facility and administration fees at an aggregate annual rate of 0.11% of the total $600 million facility. These fees totaled $0.7 million for the years ended December 31, 2004, 2003 and 2002.

TDS also had $75 million in direct bank lines of credit at December 31, 2004, all of which were unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate (5.25% at December 31, 2004).

On December 19, 2003, U.S. Cellular amended its $325 million revolving credit facility with a group of banks to increase the size of the facility to $700 million. At December 31, 2004, U.S. Cellular’s $700 million revolving credit facility had $30.0 million of borrowings and $0.2 million of letters of credit outstanding against it leaving $669.8 million available for use. On December 9, 2004, U.S. Cellular entered into an agreement to amend the terms and conditions of this facility. The primary changes to the terms and conditions are that (i) the maturity date has been extended to December 2009; (ii) the facility fee and certain interest rates payable on loans have been reduced; (iii) a utilization fee has been added for each day that facility usage exceeds 50% of the total facility; and (iv) the material adverse change condition has been removed with respect to drawdowns. Borrowings bear interest at the LIBOR rate plus a contractual spread based on U.S. Cellular’s credit rating. At December 31, 2004, the contractual spread was 30 basis points (the one-month LIBOR rate was 2.4% at December 31, 2004). U.S. Cellular may select borrowing periods of either seven days or one, two, three or six months. Under certain circumstances, with less than two days’ notice of intent to borrow, interest on borrowings is the prime rate less 50 basis points (the prime rate was 5.25% at December 31, 2004). U.S. Cellular currently pays facility and administration fees at an aggregate annual rate of 0.11% of the total facility. These fees totaled $1.5 million in 2004, $0.7 million in 2003 and $0.5 million in 2002.

Until December 23, 2003, U.S. Cellular had a $500 million revolving credit facility with a group of banks. This credit facility was terminated on December 23, 2003 in connection with the amendment of U.S. Cellular’s $325 million credit facility to $700 million. The terms of the revolving credit facility provided for borrowings with interest at the LIBOR rate plus a margin percentage based on U.S. Cellular’s credit rating. Interest and principal were due the last day of the borrowing period, as selected by U.S. Cellular, of either seven days or one, two, three or six months. U.S. Cellular paid facility and administration fees at an aggregate annual rate of 0.10% of the total $500 million facility. These fees totaled $0.5 million for the years ended December 31, 2003 and 2002.

Information concerning notes payable is shown in the table that follows:

Year Ended December 31,	2004	2003
(Dollars in thousands)

Balance at end of year	$30,000	$—
Weighted average interest rate at end of year	4.8%	—%
Maximum amount outstanding during the year	$100,000	$627,892
Average amount outstanding during the year (1)	$47,917	$491,960
Weighted average interest rate during the year (1)	2.1%	1.5%

(1)          The average was computed based on month-end balances.

The financial covenants associated with TDS’s and U.S. Cellular’s lines of credit require that each company maintain certain debt-to- capital and interest coverage ratios. In addition, the financial covenants associated with revolving credit facilities and lines of credit of certain subsidiaries require that these subsidiaries maintain certain debt-to-capital and interest coverage ratios. The covenants of U.S. Cellular’s revolving credit facility prescribe certain terms associated with intercompany loans from TDS or TDS subsidiaries to U.S. Cellular or U.S. Cellular subsidiaries.

TDS’s and U.S. Cellular’s interest costs on its revolving credit facilities would increase if their credit ratings from either Standard & Poor’s or Moody’s were lowered. However, their credit facilities would not cease to be available solely as a result of a decline in their credit ratings. A downgrade in TDS’s or U.S. Cellular’s credit ratings could adversely affect their ability to renew existing, or obtain access to new, credit facilities in the future. Standard & Poor’s currently rates both TDS and U.S. Cellular at A- with a Negative Outlook. Moody’s currently rates both Baa1 with a Negative Outlook.

The maturity dates of certain of TDS’s and U.S. Cellular’s credit facilities would accelerate in the event of a change in control.

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

As disclosed in Note 1, TDS and its audit committee concluded on November 9, 2005 to restate the Consolidated Financial Statements as of and for the three years ended December 31, 2004. The restatement resulted in defaults under the revolving credit agreements and one line of credit agreement.  TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios.  TDS and U.S. Cellular did not fail to make any scheduled payments under such credit agreements.  TDS and U.S. Cellular received waivers from the lenders associated with the credit agreements, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatement.

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

Subsidiaries–U.S. Cellular

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

Also, in June 2004, U.S. Cellular issued $100 million in aggregate principal amount of unsecured 6.7% senior notes due December 15, 2033, priced to yield 7.21% to maturity. The net proceeds from this offering, after deducting underwriting discounts, were approximately $92.9 million. This was a further issuance of U.S. Cellular’s 6.7% senior notes that were issued in December 2003, in the aggregate principal amount of $444 million.

The total net proceeds from the 7.5% and 6.7% senior note offerings completed in June 2004, after deducting underwriting discounts, were approximately $412.5 million. Of this amount, $163.3 million was used to redeem U.S. Cellular’s Liquid Yield Option Notes, in July 2004, at accreted value. The balance of the net proceeds, together with borrowings under the revolving credit agreement, were used to redeem all $250 million of U.S. Cellular’s 7.25% senior notes on August 16, 2004. No gain or loss was recognized as a result of such redemptions. However, U.S. Cellular wrote off $3.6 million of deferred debt expenses related to the redemption of long-term debt to other income (expense), net in the Statement of Operations in 2004.

In December 2003, U.S. Cellular sold $444 million of 6.7% senior notes due December 15, 2033, priced to yield 6.83% to maturity. Interest is paid semi-annually. U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.30%. The proceeds were used to repay outstanding short-term debt.

In November 2002, U.S. Cellular sold $130 million of unsecured 8.75% senior notes due in November 2032. Interest is paid quarterly. U.S. Cellular may redeem the notes beginning in 2007 at the principal amount plus accrued interest.

U.S. Cellular’s $250 million, unsecured 7.25% senior notes were due 2007 and interest was payable semi-annually. U.S. Cellular redeemed the notes in August 2004 at the principal amount plus accrued interest.

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

Subsidiaries–TDS Telecom

TDS Telecom’s Rural Utilities Service, Rural Telephone Bank and Federal Financing Bank Mortgage notes issued under certain loan agreements with the Rural Utilities Service, Rural Telephone Bank and Federal Financing Bank, agencies of the United States of America, are to be repaid in equal monthly or quarterly installments covering principal and interest beginning six months to three years after dates of issue and expiring through 2035. Substantially all telephone plant of the incumbent local exchange companies is pledged under Rural Utilities Service and Rural Telephone Bank mortgage notes and various other obligations of the telephone subsidiaries.

Consolidated

The annual requirements for principal payments on long-term debt, excluding amounts due on the forward contracts, are approximately $38.8 million, $222.9 million, $22.6 million, $22.5 million and $31.2 million for the years 2005 through 2009, respectively.

The covenants associated with TDS’s long-term debt obligations, among other things, restrict TDS’s ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; and sell, consolidate or merge assets. As of December 31, 2004, TDS was in compliance with all of the covenants of its debt obligations.

In addition, the covenants associated with long-term debt obligations of certain subsidiaries of TDS, among other things, restrict these subsidiaries’ ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; sell, consolidate or merge assets, and pay dividends. As of December 31, 2004, TDS’s subsidiaries were in compliance with all of the covenants of their debt obligations.

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

The Deutsche Telekom forward contracts mature from July 2007 to September 2008. Contracts aggregating $1,094.3 million require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 2.56% at December 31, 2004). Contracts aggregating $438.0 million are structured as zero coupon obligations with a weighted average effective interest rate of 4.4% per year. No interest payments are required for the zero coupon obligations during the contract period.

The Vodafone forward contracts mature in May and October 2007. The Vodafone forward contracts require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 2.56% at December 31, 2004).

The VeriSign forward contract matures in May 2007 and is structured as a zero coupon obligation with an effective interest rate of 5.0% per year. TDS is not required to make interest payments during the contract period.

Forward contracts aggregating $738.7 million and $1,015.4 million mature in 2007 and 2008, respectively.

The risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities (“downside limit”) while retaining a share of gains from increases in the market prices of such securities (“upside potential”). The downside limit is hedged at or above the accounting cost basis thereby eliminating the risk of an other-than-temporary loss being recorded on these contracted securities.

Under the terms of the forward contracts, subsidiaries of TDS and U.S. Cellular will continue to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature from May 2007 to September 2008 and, at TDS’s and U.S. Cellular’s option, may be settled in shares of the respective security or in cash, pursuant to formulas that “collar” the price of the shares. The collars effectively limit downside risk and upside potential on the contracted shares. The collars are typically adjusted for any changes in dividends on the contracted shares. If the dividend increases, the collar’s upside potential is typically reduced. If the dividend decreases, the collar’s upside potential is typically increased. If TDS and U.S. Cellular elect to settle in shares, they will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. If TDS and U.S. Cellular elect to settle in cash, they will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula. TDS and U.S. Cellular have provided guarantees to the counterparties which provide assurance that all principal and interest amounts are paid when due.

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

As disclosed in Note 1, TDS and its audit committee concluded on November 9, 2005 to restate the Consolidated Financial Statements as of and for the three years ended December 31, 2004. The restatement resulted in defaults under certain of the forward contracts.  TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios.  TDS and U.S. Cellular did not fail to make any scheduled payments under such forward contracts.  TDS and U.S. Cellular received waivers from the counterparty to such forward contracts, under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatement.

16 FINANCIAL INSTRUMENTS AND DERIVATIVES

Financial Instruments

Financial instruments are as follows:

	2004 (as restated)		2003 (as restated)
December 31,	Book Value	Fair Value	Book Value	Fair Value
(Dollars in thousands)

Cash and cash equivalents	$1,171,105	$1,171,105	$940,578	$940,578
Current portion of long-term debt	38,787	38,787	23,712	23,712
Notes payable	30,000	30,000	—	—
Long-term debt	1,974,599	2,083,826	1,994,913	2,090,446
Forward contracts	1,689,644	1,691,101	1,672,762	1,679,450
Preferred shares	$3,864	$3,249	$3,864	$3,151

The carrying amounts of cash and cash equivalents, the current portion of long-term debt and notes payable approximate fair value due to the short-term nature of these financial instruments. The fair value of TDS’s long-term debt was estimated using market prices for the 7.6% Series A notes, the 7.0% senior notes, the 6.7% senior notes, the 7.5% senior notes, the 8.75% senior notes and the 6% zero coupon convertible debentures, and discounted cash flow analysis for the remaining debt. The carrying amounts of the variable rate forward contracts approximates fair value due to the repricing of the instruments on a quarterly basis.  The fair value of the zero coupon forward contracts was determined using discounted cash flow analysis.

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

		Downside	Upside
December 31, 2004		Limit	Potential
Security	Shares	(Floor)	(Ceiling)
VeriSign	2,361,333	$8.82	$11.46
Vodafone	12,945,915	$15.07-$16.07	$20.01-$22.60
Deutsche Telekom	131,461,861	$10.74-$12.41	$14.21-$17.17

The forward contracts for the forecasted transactions and hedged items are designated as cash flow or fair value hedges and recorded as assets or liabilities on the balance sheet at their fair value. The fair value of the derivative instruments is determined using the Black-Scholes model.

The Deutsche Telekom and Vodafone forward contracts are designated as cash flow hedges, where changes in the forward contract’s fair value are recognized in accumulated other comprehensive income until they are recognized in earnings when the forward contract is settled. If the delivery of the contracted shares does not occur, or it becomes probable that it will not occur, the gain or loss on the related cash flow hedge is recognized in earnings at that time. No components of the forward contracts are excluded in the measurement of hedge effectiveness. The critical terms of the forward contracts are the same as the underlying forecasted transactions; therefore, changes in the fair value of the forward contracts are anticipated to be effective in offsetting changes in the expected cash flows from the forecasted transactions. No gains or losses related to ineffectiveness of cash flow hedges were recognized in earnings for the years ended December 31, 2004 and 2003.

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

17 MINORITY INTEREST IN SUBSIDIARIES

The following table summarizes the minority shareholders’ and partners’ interests in the equity of consolidated subsidiaries.

December 31,	2004 (as restated)	2003 (as restated)
(Dollars in thousands)

U.S. Cellular
Public shareholders	$467,107	$439,702
Subsidiaries’ partners and shareholders	32,361	50,381
	499,468	490,083
Other minority interests	—	11,434
	$499,468	$501,517

The Board of Directors of U.S. Cellular from time to time has authorized the repurchase of U.S. Cellular Common Shares not owned by TDS. U.S. Cellular’s primary repurchase program expired in December 2003. U.S. Cellular may use repurchased shares to fund acquisitions, for the conversion of debt and for other corporate purposes. U.S. Cellular repurchased no shares during 2003.

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

Under SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” certain minority interests in consolidated entities with finite lives may meet the standard’s definition of a mandatorily redeemable financial instrument and thus require reclassification as liabilities and remeasurement at the estimated amount of cash that would be due and payable to settle such minority interests under the applicable entity’s organization agreement assuming an orderly liquidation of the finite-lived entity, net of estimated liquidation costs (the “settlement value”). TDS’s consolidated financial statements include such minority interests that meet the standard’s definition of mandatorily redeemable financial instruments. These mandatorily redeemable minority interests represent interests held by third parties in consolidated partnerships and limited liability companies (“LLCs”), where the terms of the underlying partnership or LLC agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the minority interest holders and TDS in accordance with the respective partnership and LLC agreements. The termination dates of TDS’s mandatorily redeemable minority interests range from 2042 to 2100.

The settlement value of TDS’s mandatorily redeemable minority interests was estimated to be $110.6 million at December 31, 2004 and $87.2 million at December 31, 2003. This represents the estimated amount of cash that would be due and payable to settle minority interests assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2004 and 2003, net of estimated liquidation costs. This amount is being disclosed pursuant to the requirements of FASB Staff Position (“FSP”) No. FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” TDS has no current plans or intentions to liquidate any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the minority interests in finite-lived consolidated partnerships and LLCs at December 31, 2004 and 2003 was $30.6 million and $26.8 million, respectively, and is included in the Balance Sheet caption minority interest in subsidiaries. The excess of the aggregate settlement value over the aggregate carrying value of the mandatorily redeemable minority interests of $80.0 million and $60.4 million, respectively, was primarily due to the unrecognized appreciation of the minority-interest holders’ share of the underlying net assets in the consolidated partnerships and LLCs. Neither the minority-interest holders’ share, nor TDS’s share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements under GAAP. The estimate of settlement value was based on certain factors and assumptions. Change in those factors and assumptions could result in a materially larger or smaller settlement amount.

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

19 COMMON STOCKHOLDERS’ EQUITY

Common Stock

The holders of Common Shares are entitled to one vote per share. The holders of Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share for share basis, into Common Shares. TDS has reserved 6,421,000 Common Shares at December 31, 2004, for possible issuance upon such conversion. See Note 24 – Subsequent Events for discussion of the potential increase in Special Common Shares authorized and the potential use of Special Common Shares. The following table summarizes the number of Common and Series A Common Shares outstanding.

			Net Common	Series A
	Common	Treasury	Shares	Common
(Shares in thousands)	Shares	Shares	Outstanding	Shares

Balance December 31, 2001	55,659	(3,868)	51,791	6,778
Conversion of Series A Common Shares	189	—	189	(189)
Dividend reinvestment, incentive and compensation plans	8	65	73	13
Other	13	4	17	—
Conversion of Preferred Shares	6	—	6	—
Balance December 31, 2002	55,875	(3,799)	52,076	6,602
Repurchase of Common Shares	—	(1,961)	(1,961)	—
Conversion of Series A Common Shares	187	—	187	(187)
Dividend reinvestment, incentive and compensation plans	66	65	131	25
Other	—	7	7	—
Conversion of Preferred Shares	154	—	154	—
Balance December 31, 2003	56,282	(5,688)	50,594	6,440
Repurchase of Common Shares	—	(215)	(215)	—
Conversion of Series A Common Shares	37	—	37	(37)
Dividend reinvestment, incentive and compensation plans	58	537	595	17
Other	—	4	4	1
Conversion of Preferred Shares	—	—	—	—
Balance December 31, 2004	56,377	(5,362)	51,015	6,421

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

Accumulated Other Comprehensive Income

The cumulative balance of unrealized gains (losses) on securities and derivative instruments and related income tax effects included in accumulated other comprehensive income are as follows:

Year Ended December 31,	2004	2003
(Dollars in thousands)	(as restated)	(as restated)

Marketable Equity Securities
Balance, beginning of year	$732,904	$241,559
Add (deduct):
Unrealized gains on marketable equity securities	626,609	829,083
Income tax (expense)	(247,764)	(328,943)
	378,845	500,140
Equity method unrealized gains (losses)	135	(489)
Minority share of unrealized (gains) losses	(2,686)	(8,391)
Net unrealized gains	376,294	491,260
Recognized losses on marketable equity securities	40	168
Income tax (benefit)	(16)	(62)
	24	106
Minority share of recognized (losses)	—	(21)
Net recognized losses from marketable equity securities included in net income	24	85

Net change in unrealized gains (losses) on marketable equity securities in comprehensive income	376,318	491,345
Balance, end of year	$1,109,222	$732,904

Derivative Instruments
Balance, beginning of year	$(438,086)	$(49,868)
Add (deduct):
Unrealized loss on derivative instruments	(500,086)	(650,586)
Income tax benefit	198,032	257,054
	(302,054)	(393,532)
Minority share of unrealized losses	1,775	5,314

Net change in unrealized gains (losses) on derivative instruments included in comprehensive income	(300,279)	(388,218)
Balance, end of year	$(738,365)	$(438,086)

Accumulated Other Comprehensive Income
Balance, beginning of year	$294,818	$191,691

Net change in marketable equity securities	376,318	491,345
Net change in derivative instruments	(300,279)	(388,218)
Net change in unrealized gains (losses) included in comprehensive income	76,039	103,127
Balance, end of year	$370,857	$294,818

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

Tax-Deferred Savings Plan

TDS had reserved 45,000 Common Shares at December 31, 2004, for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions and TDS’s contributions in a TDS Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds.

Dividend Reinvestment Plans

TDS had reserved 295,000 Common Shares at December 31, 2004, for issuance under the Automatic Dividend Reinvestment and Stock Purchase Plan and 79,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS’s Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS’s Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made.

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

TDS had reserved 4,255,000 Common Shares at December 31, 2004, for options granted and to be granted to key employees. TDS has established certain plans that provide for the grant of stock options to officers and employees. The options are exercisable over a specified period not in excess of ten years. Options vest from three months to four years from the date of grant. The options expire from 2005 to 2014 or three months after the date of the employee’s termination of employment, if earlier. Employees who leave at the age of retirement have one year within which to exercise their stock options.

A summary of the status of TDS stock option plans at December 31, 2004, 2003 and 2002 and changes during the years then ended is presented in the table and narrative that follows:

			Weighted
			Average
		Weighted	Black-Scholes
	Number	Average	Values of
	of Shares	Option Prices	Option Grants
Stock options:
Outstanding December 31, 2001
(1,031,000 exercisable)	1,391,000	$80.37
Granted	467,000	$59.32	$22.62
Exercised	(41,000)	$43.03
Canceled	(20,000)	$107.25
Outstanding December 31, 2002
(1,355,000 exercisable)	1,797,000	$75.24
Granted	668,000	$45.80	$17.24
Exercised	(49,000)	$43.51
Canceled	(63,000)	$82.66
Outstanding December 31, 2003
(1,762,000 exercisable)	2,353,000	$67.32
Granted	547,000	$65.98	$25.73
Exercised	(518,000)	$49.08
Canceled	(51,000)	$77.07
Outstanding December 31, 2004	2,331,000	$70.76
(1,791,000 exercisable)

At December 31, 2004, 1,791,000 options were exercisable, have exercise prices between $33.87 and $127.00 and a weighted average exercise price of $75.04. The weighted average exercise price of options exercisable at December 31, 2003 and 2002 was $70.68 and $72.09, respectively.

The following table provides certain details concerning TDS stock options outstanding at December 31, 2004:

			Weighted Average
Range of Exercise Prices	Stock Options Outstanding	Weighted Average Exercise Price	Contractual Life Remaining (Years)
$33.87-$49.99	583,000	$42.63	5.7
$50.00-$74.99	1,067,000	$62.18	8.4
$75.00-$99.99	166,000	$98.36	6.4
$100.00-$127.00	515,000	$111.44	5.5

The following table provides certain details concerning TDS stock options exercisable at December 31, 2004:

Range of	Stock Options	Weighted Average
Exercise Prices	Exercisable	Exercise Price
$33.87-$49.99	373,000	$42.37
$50.00-$74.99	737,000	$60.86
$75.00-$99.99	166,000	$98.36
$100.00-$127.00	515,000	$111.44

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2004, 2003 and 2002, respectively: risk-free interest rates of 4.5%, 3.7% and 4.2%; expected dividend yields of 1.0%, 1.4% and 1.3%; expected lives of 7.3 years, 8.6 years and 8.6 years, and expected volatility of 31.8%, 31.7% and 29.9%.

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

U.S. Cellular has established stock option plans that provide for the grant of stock options to officers and employees and has reserved 6,256,000 Common Shares at December 31, 2004 for options granted and to be granted to key employees. The options under the plan are exercisable from the date of vesting through 2005 to 2014, or 30 days following the date of the employee’s termination of employment, if earlier.

A summary of the status of U.S. Cellular’s stock option plans at December 31, 2004, 2003 and 2002 and changes during the years then ended is presented in the table and narrative as follows:

			Weighted
			Average
		Weighted	Black-Scholes
	Number	Average	Values of
	of Shares	Option Prices	Option Grants
Stock options:
Outstanding December 31, 2001 (200,000 exercisable)	884,000	$50.42
Granted	869,000	$38.80	$19.74
Exercised	(9,000)	$29.45
Canceled	(201,000)	$47.17
Outstanding December 31, 2002 (336,000 exercisable)	1,543,000	$45.15
Granted	1,435,000	$23.85	$10.99
Exercised	(2,000)	$24.37
Canceled	(448,000)	$40.18
Outstanding December 31, 2003 (496,000 exercisable)	2,528,000	$33.87
Granted	796,000	$37.46	$16.27
Exercised	(220,000)	$27.26
Canceled	(248,000)	$32.97
Outstanding December 31, 2004 (883,000 exercisable)	2,856,000	$35.44

At December 31, 2004, 883,000 stock options were exercisable, have exercise prices between $23.61 and $73.31 and a weighted average exercise price of $41.33. The weighted average exercise price of options exercisable at December 31, 2003 and 2002, was $46.22 and $46.71, respectively.

The following table provides certain details concerning U.S. Cellular stock options outstanding at December 31, 2004:

			Weighted Average
Range of Exercise Prices	Stock Options Outstanding	Weighted Average Exercise Price	Contractual Life Remaining (Years)
$23.20-$36.99	1,405,000	$26.04	8.2
$37.00-$49.99	1,221,000	$40.60	7.9
$50.00-$73.31	230,000	$65.76	4.8

The following table provides certain details concerning U.S. Cellular stock options exercisable at December 31, 2004:

Range of	Stock Options	Weighted Average
Exercise Prices	Exercisable	Exercise Price
$23.61-$36.99	275,000	$25.53
$37.00-$49.99	452,000	$42.50
$50.00-$73.31	156,000	$66.23

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

Other Post-Retirement Benefits

TDS sponsors two defined benefit post-retirement plans that cover most of the employees of TDS Corporate, TDS Telecom and the subsidiaries of TDS Telecom. One plan provides medical benefits and the other provides life insurance benefits. Both plans are contributory, with retiree contributions adjusted annually. The medical plan anticipates future cost sharing changes that reflect TDS’s intent to increase retiree contributions as a portion of total cost.

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

December 31,	2004	2003
(Dollars in thousands)

Change in benefit obligation
Benefit obligation at beginning of year	$43,154	$36,007
Service cost	2,362	1,676
Interest cost	2,674	2,480
Acquisitions	—	2,581
Amendments	(4,425)	(6,448)
Actuarial loss	4,764	8,197
Benefits paid	(2,265)	(1,339)
Special termination benefits (1)	616	—
Benefit obligation at end of year	46,880	43,154
Change in plan assets
Fair value of plan assets at beginning of year	16,442	14,659
Actual return on plan assets	2,084	3,076
Employer contribution	7,018	46
Benefits paid	(2,265)	(1,339)
Fair value of plan assets at end of year	23,279	16,442
Funded status	(23,601)	(26,712)
Unrecognized net actuarial loss	24,281	20,444
Unrecognized prior service cost	(10,989)	(7,278)
(Accrued) benefit cost	$(10,309)	$(13,546)

(1)   Due to an early retirement incentive program that was offered to certain employees at TDS Telecom during 2003.

Net periodic benefit cost for the years ended December 31, 2004, 2003 and 2002 includes the following components.

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)

Service cost	$2,362	$1,676	$1,249
Interest cost on accumulated post-retirement benefit obligation	2,674	2,480	1,967
Expected return on plan assets	(1,776)	(1,197)	(1,487)
Amortization of:
Unrecognized prior service cost (1)	(715)	(128)	(128)
Unrecognized net loss (gain) (2)	949	494	—
Net post-retirement (income) cost	$3,494	$3,325	$1,601

(1)   Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)   Based on straight-line amortization over the average time remaining before active employees retire.

The following assumptions were used to determine benefit obligations and net periodic benefit cost.

December 31,	2004	2003
Discount rate	5.75%	6.25%
Expected return on plan assets	8.5%	8.5%

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

	One Percentage Point
	Increase	Decrease
(Dollars in thousands)

Effect on total of service and interest cost components	$1,267	$(1,011)
Effect on post-retirement benefit obligation	$9,481	$(7,912)

The following table describes how plan assets are invested.

Investment	Target Asset	Allocation of Plan Assets At December 31,
Category	Allocation	2004	2003
U.S. Equities	50%	49.8%	49.7%
International Equities	15%	15.1%	15.1%
Debt Securities	35%	35.1%	35.2%

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

The following estimated future benefit payments, which reflect expected future service, are expected to be paid:

Year	Post-retirement Insurance Paid
(Dollars in thousands)
2005	$2,087
2006	1,871
2007	1,824
2008	1,905
2009	2,003
2010-2014	$11,289

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act expands Medicare coverage, primarily by adding a prescription drug benefit for Medicare-eligible participants starting in 2006.  The Act provides employers currently sponsoring prescription drug programs for Medicare-eligible participants with a range of options for coordinating with the new government-sponsored program to potentially reduce employers’ costs. These options include supplementing the government program on a secondary payor basis or accepting a direct subsidy from the government to support a portion of the cost of the employer’s program.

TDS has reviewed the impact of the Act on the TDS retiree medical plan, and has concluded that the plan is not expected to provide benefits which are the actuarial equivalent of the standard Medicare Part D benefit.  Therefore, TDS would not be eligible to receive the federal subsidy offered under the Act.

The FASB published guidance on the accounting for the government subsidy in FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” that is effective beginning July 1, 2004.  As a result of the conclusion that the plan is not expected to qualify for the federal subsidy, TDS believes that the effect of the Act on the TDS retiree medical plan is not a significant event pursuant to paragraph 73 of SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pensions,” and TDS did not remeasure plan assets and obligations as of the effective date of FSP 106-2.

TDS intends to clarify the plan’s design to advise participants that all retiree benefits will be coordinated with Medicare.  The effects of this plan clarification will be recognized in future periods after the changes are implemented and communicated to employees.

22 COMMITMENTS AND CONTINGENCIES

Capital Expenditures

U.S. Cellular’s anticipated capital expenditures for 2005 primarily reflect plans for construction, system expansion and the buildout of certain of its personal communication service licensed areas. U.S. Cellular plans to finance its construction program using internally generated cash and short-term financing. U.S. Cellular’s estimated capital spending for 2005 is $570 million to $610 million. These expenditures primarily address the following needs:

•  Expand and enhance U.S. Cellular’s coverage in its service areas.

•  Provide additional capacity to accommodate increased network usage by current customers.

•  Enhance U.S. Cellular’s retail store network and office systems.

U.S. Cellular’s overlay of its previously utilized technologies, primarily Time Division Multiple Access (“TDMA”), with Code Division Multiple Access (“CDMA-1XRTT”) technology was completed in 2004. U.S. Cellular will utilize CDMA-1XRTT technology in building out the licenses it has acquired and expects to acquire in the future from AT&T Wireless.

While U.S. Cellular does not expect a significant portion of its capital spending in 2005 to be related to the buildout of newly acquired licensed areas, it does expect that capital spending related to these areas could be significant in 2006 and over the following several years.

TDS Telecom’s estimated capital spending for 2005 is $150 million to $165 million. The incumbent local exchange companies are expected to spend $120 million to $130 million to provide for normal growth and to upgrade plant and equipment to provide enhanced services. The competitive local exchange companies are expected to spend $30 million to $35 million primarily to build switching and transmission facilities to meet the needs of a growing customer base. TDS Telecom plans to finance its construction program using primarily internally generated cash.

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

Lease Commitments

TDS and its subsidiaries have leases for certain plant facilities, office space, retail sites, cell sites and data processing equipment, most of which are classified as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured are included in determining the lease term. For the years 2004, 2003 and 2002, rent expense for noncancelable, long-term leases was $111.8 million, $101.4 million and $69.7 million, respectively, and rent expense under cancelable, short-term leases was $11.5 million, $3.5 million and $14.2 million, respectively. Rental revenue totaled $12.0 million, $10.4 million and $8.7 million in 2004, 2003 and 2002, respectively. At December 31, 2004, the aggregate minimum rental payments required and rental receipts expected under noncancelable, long-term operating leases were as follows:

(Dollars in thousands)	Minimum Future Rental Payments	Minimum Future Rental Receipts

2005	$96,850	$11,492
2006	84,100	9,267
2007	68,187	7,172
2008	54,390	5,753
2009	38,715	3,584
Thereafter	$205,397	$3,566

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

TDS is party to an indemnity agreement with T-Mobile USA, Inc. (“T-Mobile”) regarding certain contingent liabilities at Aerial Communications, Inc. (“Aerial”) for the period prior to Aerial’s merger with VoiceStream Wireless. At December 31, 2004, TDS has recorded liabilities of $9.3 million relating to this indemnity.

Legal Proceedings

TDS is involved in legal proceedings before the Federal Communications Commission and various state and federal courts from time to time. Management does not believe that any of such proceedings will have a materially adverse impact on the financial position, results of operations or cash flows of TDS.

23 DISCONTINUED OPERATIONS

TDS is party to an indemnity agreement with T-Mobile (f/k/a VoiceStream Wireless) regarding certain contingent liabilities at Aerial Communications for the period prior to Aerial’s merger into VoiceStream Wireless Corporation in 2000. In 2004, TDS recorded a gain of $10.2 million ($6.4 million, net of income tax benefit of $3.8 million), or $0.11 per diluted share for a reduction in the indemnity accrual. The accrual was reduced due to favorable outcomes of federal and state tax audits which reduced the potential indemnity obligation, recorded as discontinued operations in the Statements of Operations.

During 2003, it was estimated that the indemnity for certain contingent liabilities would be greater than previously provided. TDS took an additional charge of $2.8 million ($1.6 million, net of income tax expense of $1.2 million), or $(0.03) per diluted share with respect to the additional liability, recorded as discontinued operations in the Statements of Operations.

24 SUBSEQUENT EVENTS

U.S. Cellular is a limited partner in Carroll Wireless, L.P. (“Carroll Wireless”), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on spectrum which was available only to companies that fall under the FCC definition of “designated entities,” which are small businesses that have a limited amount of assets. Carroll Wireless was a successful bidder for 17 licensed areas in Auction 58, which ended on February 15, 2005. These 17 licensed areas cover portions of 11 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

On March 4, 2005, Carroll Wireless increased the amount on deposit with the FCC to approximately $26 million and filed an application with the FCC seeking a grant of the subject licenses.  The aggregate amount due to the FCC for the 17 licenses is $129.9 million, net of all bidding credits to which Carroll Wireless is entitled as a designated entity. U.S. Cellular consolidates Carroll Wireless for financial reporting purposes, pursuant to the guidelines of FIN 46R, as U.S. Cellular anticipates absorbing a majority of Carroll Wireless’ expected gains or losses.

Carroll Wireless is in the process of developing its long-term business and financing plans. As of March 4, 2005, U.S. Cellular has made capital contributions and advances to Carroll Wireless and/or its general partner of approximately $26 million. Pending finalization of Carroll Wireless’ permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may make capital contributions and advances to Carroll Wireless and/or its general partner of up to $130 million to fund the payments to the FCC and additional working capital.

On February 17, 2005, the TDS Board of Directors (the “TDS Board”) unanimously approved a proposal (the “Special Common Share Proposal”), to be submitted to TDS shareholders at a special meeting of shareholders of TDS scheduled for April 11, 2005, to approve an amendment (the “Amendment”) to the Restated Certificate of Incorporation of TDS to increase the authorized number of Special Common Shares of TDS from 20,000,000 to 165,000,000.

On February 17, 2005, the TDS Board also approved a distribution of one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS (the “Distribution”), which is expected to be effective May 13, 2005 to shareholders of record on April 29, 2005, subject to the approval of the Special Common Share Proposal by shareholders, the effectiveness of the Amendment, and certain other conditions.

Following approval and effectiveness of the Special Common Share Proposal, at some time in the future TDS may possibly offer to issue Special Common Shares in exchange for all of the Common Shares of U.S. Cellular that are not owned by TDS (a “Possible U.S. Cellular Transaction”).  TDS currently owns approximately 82% of the shares of common stock of U.S. Cellular.  A Possible U.S. Cellular Transaction would cause U.S. Cellular to become a wholly owned subsidiary of TDS.  TDS has set no time frame for a Possible U.S. Cellular Transaction and there are no assurances that a transaction will occur.

25 BUSINESS SEGMENT INFORMATION

TDS conducts substantially all of its wireless telephone operations through its 82.0%-owned subsidiary, U.S. Cellular. At December 31, 2004, U.S. Cellular provided cellular telephone service in 27 states to 4.9 million customers. TDS conducts its wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”). TDS Telecom provides service through local telephone operations, or incumbent local exchange carrier companies and through competitive local exchange carrier companies. At December 31, 2004, TDS Telecom operated 111 incumbent local exchange telephone companies serving 730,400 equivalent access lines in 28 states, and a competitive local exchange carrier serving 426,800 equivalent access lines in five states.

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

Financial data for TDS’s business segments for each of the years ended December 31, 2004, 2003 and 2002 are as follows:

	U.S.	TDS Telecom			Other Reconciling
Year Ended or at December 31, 2004 (as restated)	Cellular	ILEC	CLEC	Other (3)	Items (1)	Total
(Dollars in thousands)
Operating revenues	$2,808,201	$658,330	$226,259	$27,269	$(16,139)	$3,703,920
Cost of services and products	1,049,295	166,262	92,045	18,044	(1,718)	1,323,928
Selling, general and administrative expense	1,088,181	177,225	124,623	5,110	(14,421)	1,380,718
Operating income before depreciation, amortization and accretion and loss on assets held for sale and impairments (2)	670,725	314,843	9,591	4,115	—	999,274
Depreciation, amortization and accretion expense	498,202	131,665	38,349	2,515	—	670,731
Loss on impairment of intangible assets	—	—	29,440	—	—	29,440
(Gain) loss on assets held for sale	(10,806)	—	—	—	—	(10,806)
Loss on impairment of long-lived assets	—	—	87,910	—	—	87,910
Operating income (loss)	183,329	183,178	(146,108)	1,600	—	221,999
Significant noncash items:
Investment income	63,758	958	—	—	184	64,900
Gain (loss) on investments	25,791	12,909	—	—	(491)	38,209
Marketable equity securities	282,829	—	—	—	3,115,975	3,398,804
Investment in unconsolidated entities	155,519	19,721	—	—	24,278	199,518
Total assets	5,179,976	1,775,968	154,287	26,992	3,875,380	11,012,603
Capital expenditures	$656,243	$103,069	$35,178	$7,394	$4,885	$806,769

	U.S.	TDS Telecom			Other Reconciling
Year Ended or at December 31, 2003 (as restated)	Cellular	ILEC	CLEC	Other (3)	Items (1)	Total
(Dollars in thousands)
Operating revenues	$2,577,754	$653,038	$213,800	$26,745	$(16,163)	$3,455,174
Cost of services and products	933,428	165,135	86,377	17,870	(1,832)	1,200,978
Selling, general and administrative expense	1,007,599	180,372	115,354	4,859	(14,331)	1,293,853
Operating income before depreciation, amortization and accretion and loss on assets held for sale and impairments (2)	636,727	307,531	12,069	4,016	—	960,343
Depreciation, amortization and accretion expense	432,499	130,036	33,363	2,438	—	598,336
Loss on impairment of intangible assets	49,595	—	—	—	—	49,595
(Gain) loss on assets held for sale	45,908	—	—	—	—	45,908
Loss on impairment of long-lived assets	—	351	4,563	—	—	4,914
Operating income (loss)	108,725	177,144	(25,857)	1,578	—	261,590
Significant noncash items:
Investment income	51,088	875	—	—	216	52,179
(Loss) on investments	(5,200)	(5,000)	—	—	—	(10,200)
Marketable equity securities	260,188	—	—	—	2,512,222	2,772,410
Investment in unconsolidated entities	166,862	19,606	—	—	24,710	211,178
Total assets	4,954,718	1,807,116	238,130	22,294	3,187,590	10,209,848
Capital expenditures	$630,864	$111,924	$27,294	$732	$5,223	$776,037

	U.S.	TDS Telecom			Other Reconciling
Year Ended or at December 31, 2002 (as restated)	Cellular	ILEC	CLEC	Other (3)	Items (1)	Total
(Dollars in thousands)
Operating revenues	$2,198,875	$626,865	$177,166	$24,136	$(14,495)	$3,012,547
Cost of services and products	736,089	142,919	85,909	16,111	(1,040)	979,988
Selling, general and administrative expense	831,421	186,063	124,441	4,877	(13,455)	1,133,347
Operating income before depreciation, amortization and accretion (2)	631,365	297,883	(33,184)	3,148	—	899,212
Depreciation, amortization and accretion expense	351,595	130,232	29,059	2,045	—	512,931
Operating income (loss)	279,770	167,651	(62,243)	1,103	—	386,281
Significant noncash items:
Investment income	42,192	530	—	—	1,077	43,799
(Loss) on investments	(295,454)	(95,518)	—	—	(1,497,419)	(1,888,391)
Marketable equity securities	185,961	—	—	—	1,758,978	1,944,939
Investment in unconsolidated entities	158,932	18,965	—	—	25,579	203,476
Total assets	4,786,633	1,857,927	248,664	25,258	2,773,543	9,692,025
Capital expenditures	$732,376	$116,486	$51,919	$7,765	$9,581	$918,127

(1)   Consists of the TDS Corporate operations, intercompany and intracompany revenue and expense eliminations, TDS Corporate and TDS Telecom marketable equity securities and all other businesses not included in the U.S. Cellular, TDS Telecom or Other segments.

(2)   The amount of operating income before depreciation, amortization and accretion (and loss on assets held for sale and impairments in 2004 and 2003) is a non-GAAP financial measure. The amount may also be commonly referred to by management as operating cash flow. TDS has presented operating cash flow because this financial measure, in combination with other financial measures, is an integral part of our internal reporting system utilized by management to assess and evaluate the performance of its business. Operating cash flow is also considered a significant performance measure. It is used by management as a measurement of its success in obtaining, retaining and servicing customers by reflecting its ability to generate subscriber revenue while providing a high level of customer service in a cost effective manner. The components of operating cash flow include the key revenue and expense items for which operating managers are responsible and upon which TDS evaluates its performance.

Other companies in the wireless industry may define operating cash flow in a different manner or present other varying financial measures, and, accordingly, TDS’s presentation may not be comparable to other similarly titled measures of other companies.

Operating cash flow should not be construed as an alternative to operating income (loss), as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. TDS believes operating cash flow is useful to investors as a means to evaluate TDS’s operating performance prior to non-cash depreciation and amortization expense, and certain other non-cash charges. Although operating cash flow may be defined differently by other companies in the wireless industry, TDS believes that operating cash flow provides some commonality of measurement in analyzing operating performance of companies in the wireless industry.

(3)   Represents Suttle Straus

Year Ended December 31,	2004	2003	2002
(Dollars in thousands)	(as restated)	(as restated)	(as restated)
Total operating income from reportable and other segments	$221,999	$261,590	$386,281
Investment and other income and expense	(73,386)	(139,830)	(1,942,935)
Income from continuing operations before income taxes and minority interest	$148,613	$121,760	$(1,556,654)

Reports of Management

Management’s Responsibility for Financial Statements

Management of Telephone and Data Systems, Inc. has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with accounting principles generally accepted in the United States of America, and in management’s opinion are fairly presented. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited these consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and has expressed herein their unqualified opinion on these financial statements.

/s/ LEROY T. CARLSON, JR.	/s/ SANDRA L. HELTON	/s/ D. MICHAEL JACK
LeRoy T. Carlson, Jr.	Sandra L. Helton	D. Michael Jack
President	Executive Vice President	Senior Vice President and Controller
(Chief Executive Officer)	(Chief Financial Officer)	(Principal Accounting Officer)

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING (AS RESTATED)

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. TDS’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the issuer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the issuer’s assets that could have a material effect on the interim or annual consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of TDS’s management, including its Chief Executive Officer and Chief Financial Officer, TDS conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2004 based on the criteria in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  Management identified the following material weaknesses in internal control over financial reporting as of December 31, 2004:

1.     TDS did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with its financial reporting requirements and the complexity of its operations and transactions.  This control deficiency contributed to the material weaknesses discussed in items 2 and 3 below and the restatement of TDS’s annual consolidated financial statements for 2004, 2003 and 2002, the interim financial statements for all quarters in 2004 and 2003, the first and second quarter financial statements for 2005, as well as adjustments, including audit adjustments, to the third quarter of 2005 and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

2.     TDS did not maintain effective controls over its accounting for certain vendor contracts.  Specifically, effective controls were not designed and in place to ensure that certain vendor contracts were raised to the appropriate level of accounting personnel or that accounting personnel reached the appropriate conclusions in order to accurately and timely record the effects of the contracts in conformity with generally accepted accounting principles.  This control deficiency primarily affected, network operations expense, selling, general and administrative expense, accounts payable, other deferred charges and accrued liabilities.  This control deficiency resulted in the restatement of TDS’s annual consolidated financial statements for 2004, 2003 and 2002, the interim financial statements for all quarters in 2004 and 2003, the first and second quarter financial statements for 2005, as well as adjustments, including audit adjustments, to the third quarter of 2005 and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

3.     TDS did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities. Specifically, TDS did not have effective controls designed and in place to accurately calculate the income tax expense and income tax payable, monitor the difference between the income tax basis and the financial reporting basis of assets and liabilities and to reconcile the resulting basis difference to its deferred income tax asset and liability balances. This control deficiency resulted in the restatement of TDS’s annual consolidated financial statements for 2004, 2003 and 2002, the interim financial statements for all quarters in 2004 and 2003, the first and second quarter financial statements for 2005, as well as adjustments, including audit adjustments, to the third quarter of 2005 and the 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

In TDS’s original Annual Report on Form 10-K, management concluded that TDS maintained effective internal control over financial reporting as of December 31, 2004.  However, in connection with the restatement discussed under the heading “Restatement” in Note 1 to the consolidated financial statements, management has determined that the material weaknesses described above existed as of December 31, 2004.  As a result of these material weaknesses, management has determined that TDS did not maintain effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control – Integrated Framework issued by the COSO.  Accordingly, management has restated this report on internal control over financial reporting.

Management’s assessment of the effectiveness of TDS’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ LEROY T. CARLSON, JR.	/s/ SANDRA L. HELTON	/s/ D. MICHAEL JACK
LeRoy T. Carlson, Jr.	Sandra L. Helton	D. Michael Jack
President	Executive Vice President	Senior Vice President and Controller
(Chief Executive Officer)	(Chief Financial Officer)	(Principal Accounting Officer)

Report of Independent Registered Public Accounting Firm

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF TELEPHONE AND DATA SYSTEMS, INC.:

We have completed an integrated audit of Telephone and Data Systems, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, common stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of Telephone and Data Systems, Inc. reflect an investment in this partnership of $94,700,000 and $80,500,000 as of December 31, 2004 and 2003, respectively, and equity earnings of $41,800,000, $29,900,000 and $21,900,000 for each of the three years in the period ended December 31, 2004. The financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for asset retirement costs as of January 1, 2003. As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill and other intangible assets as of January 1, 2002.

As discussed under the heading “Restatement” in Note 1 to the consolidated financial statements, the Company has restated its 2004, 2003 and 2002 consolidated financial statements.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effects of (1) the Company did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with its financial reporting requirements and the complexity of the Company’s operations and transactions, (2) the Company did not maintain effective controls over its accounting for certain vendor contracts, and (3) the Company did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment as of December 31, 2004:

1.     The Company did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with its financial reporting requirements and the complexity of its operations and transactions.  This control deficiency contributed to the material weaknesses discussed in items 2 and 3 below and the restatement of the Company’s annual consolidated financial statements for 2004, 2003 and 2002, the interim financial statements for all quarters in 2004 and 2003, the first and second quarter financial statements for 2005, as well as adjustments, including audit adjustments, to the third quarter 2005 and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

2.     The Company did not maintain effective controls over its accounting for certain vendor contracts.  Specifically, effective controls were not designed and in place to ensure that certain vendor contracts were raised to the appropriate level of accounting personnel or that accounting personnel reached the appropriate conclusions in order to accurately and timely record the effects of the contracts in conformity with generally accepted accounting principles.  This control deficiency primarily affected, network operations expense, selling, general and administrative expense, accounts payable, other deferred charges and accrued liabilities.  This control deficiency resulted in the restatement of the Company’s annual consolidated financial statements for 2004, 2003 and 2002, the interim financial statements for all quarters in 2004 and 2003, the first and second quarter financial statements for 2005, as well as adjustments, including audit adjustments, to the third quarter of 2005 and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

3.     The Company did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities. Specifically, the Company did not have effective controls designed and in place to accurately calculate income tax expense and income tax payable, monitor the difference between the income tax basis and the financial reporting basis of assets and liabilities and reconcile the resulting basis difference to its deferred income tax asset and liability balances. This control deficiency resulted in the restatement of the Company’s annual consolidated financial statements for 2004, 2003 and 2002, the interim financial statements for all quarters in 2004 and 2003, the first and second quarter financial statements for 2005, as well as adjustments, including audit adjustments, to the third quarter 2005 and the 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

These material weaknesses were considered in determining the nature, timing and extent of audit tests applied in our audit of the December 31, 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

Management and we previously concluded that the Company maintained effective internal control over financial reporting as of December 31, 2004. However, management has subsequently determined that the material weaknesses described above existed as of December 31, 2004. Accordingly, Management’s Report on Internal Control Over Financial Reporting has been restated and our opinion on internal control over financial reporting, as presented herein, is different from that expressed in our previous report.

In our opinion, management’s assessment that Telephone and Data Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, Telephone and Data Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

March 11, 2005, except for the restatement discussed under the heading “Restatement” in Note 1 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is April 26, 2006

CONSOLIDATED QUARTERLY INFORMATION AS RESTATED (UNAUDITED)

Restatement

TDS and its audit committee concluded on November 9, 2005, that TDS would amend its Annual Report on Form 10-K for the year ended December 31, 2004 to restate its financial statements and financial information for each of the three years in the period ended December 31, 2004 including quarterly information for 2004 and 2003, and certain selected financial data for the years 2001 and 2000. TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005 to restate the financial statements and financial information included therewith.

On November 11, 2005, TDS and U.S. Cellular announced that the staff of the Midwest Regional Office of the Securities and Exchange Commission (“SEC”) had advised both companies that it was conducting an investigation into the restatement of financial statements announced by TDS and U.S. Cellular on November 10, 2005.  TDS and U.S. Cellular intend to cooperate fully with the SEC staff in this investigation.

The restatement adjustments principally correct items that were recorded in the financial statements previously but not in the proper periods and certain income tax, interest income and consolidation errors. Correction of the errors, with the exception of income taxes discussed below, individually did not have a material impact on income before income taxes and minority interest, net income or earnings per share; however, when aggregated, the items were considered to be material. The restatement adjustments to correct income tax accounting had a material impact individually on net income and earnings per share in prior periods. The restated financial statements are adjusted to record obligations in the periods such certain obligations were incurred, correct the timing of the reversal of certain tax liabilities, correct the consolidation of an 80% owned subsidiary, and record revenues in the periods such revenues were earned.  The adjustments are described below.

•      Income taxes – In the restatement, TDS corrected its income tax expense, federal and state taxes payable, liabilities accrued for tax contingencies, deferred income tax assets and liabilities and related disclosures for the years ended December 31, 2004, 2003 and 2002 for items identified based on a reconciliation of income tax accounts.  The reconciliation compared amounts used for financial reporting purposes to the amounts used in the preparation of the income tax returns, and took into consideration the results of federal and state income tax audits and the resulting book/tax basis differences which generate deferred tax assets and liabilities.  In addition, a review of the state deferred income tax rates used to establish deferred income tax assets and liabilities identified errors in the state income tax rate used which resulted in adjustments to correct the amount of deferred income tax assets and liabilities recorded for temporary differences between the timing of when certain transactions are recognized for financial and income tax reporting.

•      Federal universal service fund (“USF”) contributions – In 2004 and 2003, Universal Service Administrative Company (“USAC”) billings to U.S. Cellular for USF contributions were based on estimated revenues reported to USAC by U.S. Cellular in accordance with USAC’s established procedures. However, U.S. Cellular’s actual liability for USF is based upon its actual revenues and USAC’s established procedures provide a method to adjust U.S. Cellular’s estimated liability to its actual liability. In the first six months of 2005 and the full years of 2004 and 2003, U.S. Cellular’s actual revenues exceeded estimated revenues reported to USAC on an interim basis.  As a result, additional amounts were due to USAC in 2005 and 2004 based on U.S. Cellular’s annual report filings.  Such additional amounts were incorrectly expensed when the invoices were received from USAC rather than at the time the obligation was incurred.  In the third quarter of 2005, U.S. Cellular corrected its accounting for USF contributions to record expense reflecting the estimated obligation incurred based on actual revenues reported during the period.  Accordingly, in the restatement, TDS has adjusted previously reported USF contributions expense by U.S. Cellular to reflect the estimated liability incurred during the period.

•      Customer contract termination fees – In the fourth quarter of 2003, U.S. Cellular revised its business practices related to the billing of contract termination fees charged when a customer disconnected service prior to the end of the customer’s contract.  This change resulted in an increase in amounts billed to customers and revenues even though a high percentage of the amounts billed were deemed uncollectible. At the time of the change in business practice, U.S. Cellular incorrectly recorded revenues related to such fees at the time of billing, as generally accepted accounting principles (“GAAP”) would preclude revenue recognition if the receivable is not reasonably assured of collection.  In the first quarter of 2005, U.S. Cellular corrected its accounting to record revenues related to such fees only upon collection, in recognition of the fact that the collectibility of the revenues was not reasonably assured at the time of billing.  In the restatement, TDS made adjustments to properly reflect U.S. Cellular’s revenues for such fees upon collection beginning October 1, 2003.

•      Leases and contracts – TDS and U.S. Cellular had entered into certain operating leases (as both lessee and lessor) that provide for specific scheduled increases in payments over the lease term. In the third quarter of 2004, TDS made adjustments for the cumulative effect which were not considered to be material to either that quarter or to prior periods to correct its accounting and to recognize revenues and expenses under such agreements on a straight-line basis over the term of the lease in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 13, “Accounting for Leases,” as amended, and related pronouncements. In addition, the accounting for certain other long-term contracts, for which a cumulative effect adjustment was made in the first quarter of 2005, was corrected to recognize expenses in the appropriate periods. The restatement adjustments reverse the cumulative amounts previously recorded in the third quarter of 2004 and the first quarter of 2005, and properly record such revenues and expenses on a straight-line basis in the appropriate periods.

•      Promotion rebates – From time to time, U.S. Cellular’s sales promotions include rebates on sales of handsets to customers.  In such cases, U.S. Cellular reduces revenues and records a liability at the time of sale reflecting an estimate of rebates to be paid under the promotion.  Previously, the accrued liability was not adjusted on a timely basis upon expiration of the promotion to reflect the actual amount of rebates paid based upon information available at the date the financial statements were issued.  In the restatement,  TDS has corrected revenues and accrued liabilities to reflect the impacts associated with promotion rebates in the appropriate periods.

•      Operations of consolidated partnerships managed by a third party – Historically, U.S. Cellular recorded the results of operations of certain consolidated partnerships managed by a third party on an estimated basis, and adjusted such estimated results to the actual results upon receipt of financial statements in the following quarter. However, GAAP requires that the actual amounts be used. In the restatement, TDS has corrected its financial statements to recognize results of operations in the appropriate period based on the partnerships’ actual results of operations reported for such periods.

•      Investment income from entities accounted for by the equity method – Historically, U.S. Cellular recorded an estimate each quarter of its proportionate share of net income (loss) from certain entities accounted for by the equity method, and adjusted such estimate to the actual share of net income (loss) upon receipt of financial statements in the following quarter. However, GAAP requires that actual amounts be used. In the restatement, TDS has corrected its financial statements to recognize investment income in the appropriate period based on the entities’ actual net income (loss) reported for such periods.

•      Historically, TDS had not fully consolidated its 80%-owned subsidiary, Suttle Straus, to present the operating results of such subsidiary in revenues, cost of service, selling, general and administrative expenses and depreciation. Previously, the net operating results of the subsidiary were included in other income (expense).  However, the non-operating portion of the income statement of Suttle Straus was properly presented. The restatement correctly consolidated the results of Suttle Straus. Also, property, plant and equipment was corrected to properly include Suttle Straus’ fixed assets.  Previously, the balances were included in other assets and deferred charges. In addition, certain intercompany elimination entries between TDS, U.S. Cellular, TDS Telecom and Suttle Straus have been recorded.

•      Revenue and cost of service accruals – TDS Telecom reviewed accruals in the first and second quarter of 2004 and determined that an adjustment was required to record unbilled revenue related to its competitive local exchange carrier that were not previously recorded.  TDS Telecom also reduced cost of service accruals related to long-distance service as a result of shifting long-distance traffic to a second provider. In the restatement, the adjustments reverse the cumulative amounts previously recorded in the first and second quarters of 2004, and record such revenues and expenses in the appropriate periods.

•      Consolidated statements of cash flows – In the restatement, the classification of cash distributions received from unconsolidated entities has been corrected to properly reflect cash received, which represents a return on investment in the unconsolidated entities, as cash flows from operating activities; previously, the cash received on such investments was classified as cash flows from investing activities. Also, the classification of certain noncash stock-based compensation expense has been corrected to properly reflect such noncash expense as an adjustment to cash flows from operating activities; previously, such expense was classified as cash flows from financing activities.

•      Interest income – In the restatement, TDS corrected its accounting for recording interest income earned by its subsidiaries through a cash management agreement for the years ended December 31, 2004, 2003 and 2002.  TDS subsidiaries participating in the cash management agreement had not recorded an accrual to increase cash and interest income for their portion of the interest income earned.  The correcting entries increased cash and interest income for each period presented.

•      Other items – In addition to the adjustments described above, TDS recorded a number of other adjustments to correct and record revenues and expenses in the periods in which such revenues and expenses were earned or incurred. These adjustments were not significant, either individually or in aggregate.

The table below summaries the impact on income from continuing operations before income taxes and minority interest as a result of the restatement.

	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Three Months Ended September 30, 2004	Three Months Ended December 31, 2004
	(Increase (decrease) dollars in thousands)
Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest, as previously reported	$43,345	$81,850	$44,185	$(20,034)
Federal universal service fund contributions	1,591	(1,704)	5,132	(2,046)
Customer contract termination fees	(151)	(84)	(379)	15
Leases and contracts	(397)	(847)	5,739	(521)
Promotion rebates	—	—	719	308
Operations of consolidated partnerships managed by a third party	270	(1,064)	2,655	(678)
Investment income from entities accounted for by the equity method	(504)	(2,064)	(1,262)	462
Revenue and cost of service accruals	(3,166)	(2,536)	—	—
Interest income	(116)	50	(112)	1,276
Other items	(274)	(58)	1,710	(2,697)
Total adjustment	(2,747)	(8,307)	14,202	(3,881)
Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest, as restated	$40,598	$73,543	$58,387	$(23,915)

	Three Months Ended March 31, 2003	Three Months Ended June 30, 2003	Three Months Ended September 30, 2003	Three Months Ended December 31, 2003
	(Increase (decrease) dollars in thousands)
Income (Loss) From Continuing Operations Before Income taxes and Minority Interest, as previously reported	$908	$(182)	$95,692	$34,318
Federal universal service fund contributions	—	(258)	(2,381)	(1,981)
Customer contract termination fees	—	—	—	(2,992)
Leases and contracts	(489)	(627)	(909)	(853)
Promotion rebates	—	—	—	—
Operations of consolidated partnerships managed by a third party	(633)	1,137	163	(912)
Investment income from entities accounted for by the equity method	(1,856)	(656)	1,970	(433)
Revenue and cost of service accruals	91	1,053	1,084	1,238
Interest income	(50)	(26)	217	133
Other items	(1,043)	(856)	(1,045)	1,938
Total adjustment	(3,980)	(233)	(901)	(3,862)
Income (Loss) From Continuing Operations Before Income taxes and Minority Interest, as restated	$(3,072)	$(415)	$94,791	$30,456

The tables below summarize the net income and earnings per share impacts from the restatement.

	Three Months Ended March 31, 2004		Three Months Ended June 30, 2004		Three Months Ended September 30, 2004		Three Months Ended December 31, 2004
	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share
	(Increase (decrease) dollars in thousands, except per share amounts)
As previously reported	$19,732	$0.34	$41,394	$0.72	$25,151	$0.43	$(37,273)	$(0.65)
Federal universal service fund contributions	762	0.01	(816)	(0.01)	2,357	0.04	(978)	(0.02)
Customer contract termination fees	(70)	—	(38)	—	(177)	—	6	—
Leases and contracts	(156)	—	(434)	(0.01)	3,013	0.05	(251)	—
Promotion rebates	—	—	—	—	334	—	145	—
Operations of consolidated partnerships managed by a third party	98	—	(389)	—	965	0.02	(244)	—
Investment income from entities accounted for by the equity method	(250)	—	(1,025)	(0.02)	(626)	(0.01)	229	—
Revenue and cost of service accruals	(1,915)	(0.03)	(1,534)	(0.03)	—	—	—	—
Income taxes	250	—	174	—	11,409	0.20	7,088	0.13
Interest income	(70)	—	30	—	(68)	—	772	0.01
Other items	(127)	—	(24)	—	1,015	0.02	(1,607)	(0.03)
Total adjustment	(1,478)	(0.02)	(4,056)	(0.07)	18,222	0.32	5,160	0.09
As restated	$18,254	$0.32	$37,338	$0.65	$43,373	$0.75	$(32,113)	$(0.56)

	Three Months Ended March 31, 2003		Three Months Ended June 30, 2003		Three Months Ended September 30, 2003		Three Months Ended December 31, 2003
	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share
	(Increase (decrease) dollars in thousands, except per share amounts)
As previously reported	$(15,834)	$(0.27)	$(5,155)	$(0.09)	$41,807	$0.72	$25,790	$0.44
Federal universal service fund contributions	—	—	(53)	—	(1,099)	(0.02)	(920)	(0.02)
Customer contract termination fees	—	—	—	—	—	—	(1,374)	(0.02)
Leases and contracts	(252)	(0.01)	(321)	(0.01)	(461)	(0.01)	(433)	(0.01)
Promotion rebates	—	—	—	—	—	—	—	—
Operations of consolidated partnerships managed by a third party	(232)	—	413	0.01	61	—	(332)	(0.01)
Investment income from entities accounted for by the equity method	(923)	(0.02)	(326)	(0.01)	979	0.02	(215)	—
Revenue and cost of service accruals	55	—	637	0.02	656	0.01	749	0.02
Income taxes	313	0.01	14	—	(292)	—	(10,721)	(0.19)
Interest income	(30)	—	(16)	—	131	—	80	—
Other items	(496)	(0.01)	(407)	(0.01)	(502)	(0.01)	830	0.02
Total adjustment	(1,565)	(0.03)	(59)	—	(527)	(0.01)	(12,336)	(0.21)
As restated	$(17,399)	$(0.30)	$(5,214)	$(0.09)	$41,280	$0.71	$13,454	$0.23

A summary of the significant effects of the restatement is as follows:

	Quarter Ended or at March 31, 2004		Quarter Ended or at June 30, 2004
(Dollars in thousands, except per share amounts)	As Previously Reported	As Restated	As Previously Reported	As Restated

Statements of Operations
Operating Revenue	$870,512	$870,098	$934,588	$929,086
Operating Expenses
Cost of service and products	311,393	321,079	317,230	322,481
Selling, general and administrative	330,643	322,053	343,058	337,558
Depreciation, amortization and accretion	155,452	156,197	164,411	165,009
(Gain) loss on assets held for sale	(143)	(143)	(582)	(582)
Total Operating Expenses	797,345	799,186	824,117	824,466

Operating Income (Loss)	73,167	70,912	110,471	104,620
Investment and Other Income (Expense)	(29,822)	(30,314)	(28,621)	(31,077)

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	43,345	40,598	81,850	73,543

Income (Loss) From Continuing Operations	19,732	18,254	41,394	37,338
Net Income (Loss)	$19,732	$18,254	$41,394	$37,338

Basic Earnings per Share:
Income (Loss) from Continuing Operations	$0.34	$0.32	$0.72	$0.65
Net Income (Loss) Available to Common	$0.34	$0.32	$0.72	$0.65

Diluted Earnings per Share:
Income (Loss) from Continuing Operations	$0.34	$0.32	$0.72	$0.65
Net Income (Loss) Available to Common	$0.34	$0.32	$0.72	$0.65

Balance Sheets
Current Assets	$1,600,847	$1,604,234	$1,959,552	$1,960,162
Investments	5,122,926	5,138,674	5,064,948	5,078,633
Property, Plant and Equipment, net	3,328,129	3,356,182	3,368,863	3,396,635
Other Assets and Deferred Charges	85,696	54,913	94,256	63,718
Total Assets	$10,137,598	$10,154,003	$10,487,619	$10,499,148

Current Liabilities	$675,241	$679,816	$1,018,165	$1,025,167
Deferred Liabilities and Credits	2,179,928	2,205,766	2,163,271	2,186,841
Long-Term Debt	3,669,310	3,669,310	3,681,868	3,681,868
Minority Interest in Subsidiaries	481,181	480,104	490,797	488,699
Preferred Shares	3,864	3,864	3,864	3,864
Common Stockholders’ Equity	3,128,074	3,115,143	3,129,654	3,112,709
Total Liabilities and Stockholders’ Equity	$10,137,598	$10,154,003	$10,487,619	$10,499,148

	Quarter Ended or at September 30, 2004		Quarter Ended or at December 31, 2004
(Dollars in thousands, except per share amounts)	As Previously Reported	As Restated	As Previously Reported	As Restated

Statements of Operations
Operating Revenue	$968,780	$964,416	$946,509	$940,320
Operating Expenses
Cost of service and products	349,024	349,222	326,524	331,146
Selling, general and administrative	375,314	355,714	371,952	365,393
Depreciation, amortization and accretion	169,462	170,177	178,631	179,348
Loss on impairment of intangible assets	—	—	29,440	29,440
Loss on impairment of long-lived assets	—	—	87,910	87,910
(Gain) loss on assets held for sale	—	—	(10,081)	(10,081)
Total Operating Expenses	893,800	875,113	984,376	983,156

Operating Income (Loss)	74,980	89,303	(37,867)	(42,836)
Investment and Other Income (Expense)	(30,795)	(30,916)	17,833	18,921

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	44,185	58,387	(20,034)	(23,915)

Income (Loss) From Continuing Operations	20,800	39,022	(39,284)	(34,124)
Discontinued operations, net of tax	4,351	4,351	2,011	2,011
Net Income (Loss)	$25,151	$43,373	$(37,273)	$(32,113)

Basic Earnings per Share:
Income (Loss) from Continuing Operations	$0.36	$0.68	$(0.69)	$(0.60)
Net Income (Loss) Available to Common	$0.44	$0.76	$(0.65)	$(0.56)

Diluted Earnings per Share:
Income (Loss) from Continuing Operations	$0.35	$0.67	$(0.69)	$(0.60)
Net Income (Loss) Available to Common	$0.43	$0.75	$(0.65)	$(0.56)

Balance Sheets
Current Assets	$1,685,070	$1,687,484	$1,810,217	$1,817,714
Investments	5,144,772	5,158,679	5,705,581	5,718,464
Property, Plant and Equipment, net	3,344,072	3,374,751	3,385,481	3,419,444
Other Assets and Deferred Charges	90,398	56,984	92,562	56,981
Assets of Operations Held for Sale	115,970	114,485	—	—
Total Assets	$10,380,282	$10,392,383	$10,993,841	$11,012,603

Current Liabilities	$747,492	$738,115	$741,323	$729,471
Deferred Liabilities and Credits	2,242,989	2,263,147	2,894,357	2,919,361
Long-Term Debt	3,682,499	3,682,499	3,664,243	3,664,243
Liabilities of Operations Held for Sale	4,216	4,216	—	—
Minority Interest in Subsidiaries	502,419	502,742	499,306	499,468
Preferred Shares	3,864	3,864	3,864	3,864
Common Stockholders’ Equity	3,196,803	3,197,800	3,190,748	3,196,196
Total Liabilities and Stockholders’ Equity	$10,380,282	$10,392,383	$10,993,841	$11,012,603

	Quarter Ended or at March 31, 2003		Quarter Ended or at June 30, 2003
(Dollars in thousands, except per share amounts)	As Previously Reported	As Restated	As Previously Reported	As Restated

Statements of Operations
Operating Revenue	$815,278	$818,664	$857,414	$863,087
Operating Expenses
Cost of service and products	286,276	291,269	285,406	289,994
Selling, general and administrative	320,483	320,466	331,484	330,594
Depreciation, amortization and accretion	151,227	151,462	144,902	145,962
Loss on impairment of intangible assets	—	—	49,595	49,595
(Gain) loss on assets held for sale	21,561	21,561	3,500	3,500
Total Operating Expenses	779,547	784,758	814,887	819,645

Operating Income	35,731	33,906	42,527	43,442
Investment and Other Income (Expense)	(34,823)	(36,978)	(42,709)	(43,857)

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	908	(3,072)	(182)	(415)

Income (Loss) From Continuing Operations	(4,045)	(5,610)	(5,155)	(5,214)
Cumulative effect of accounting change, net of tax and minority interest	(11,789)	(11,789)	—	—
Net Income (Loss)	$(15,834)	$(17,399)	$(5,155)	$(5,214)

Basic Earnings per Share:
Income (Loss) from Continuing Operations	$(0.07)	$(0.10)	$(0.09)	$(0.09)
Net Income (Loss) Available to Common	$(0.27)	$(0.30)	$(0.09)	$(0.09)

Diluted Earnings per Share:
Income (Loss) from Continuing Operations	$(0.07)	$(0.10)	$(0.09)	$(0.09)
Net Income (Loss) Available to Common	$(0.27)	$(0.30)	$(0.09)	$(0.09)

Balance Sheets
Current Assets	$1,907,412	$1,911,419	$1,921,163	$1,925,627
Investments	4,031,527	4,047,108	4,574,968	4,589,894
Property, Plant and Equipment, net	3,184,416	3,215,588	3,241,703	3,271,962
Other Assets and Deferred Charges	292,313	258,362	96,459	63,530
Assets of Operations Held for Sale	226,422	226,422	223,876	223,876
Total Assets	$9,642,090	$9,658,899	$10,058,169	$10,074,889

Current Liabilities	$1,152,534	$1,153,089	$1,250,710	$1,250,685
Deferred Liabilities and Credits	1,397,299	1,409,520	1,754,310	1,767,404
Long-Term Debt	3,300,293	3,300,293	3,231,910	3,231,910
Trust Originated Preferred Securities	300,000	300,000	300,000	300,000
Liabilities of Operations Held for Sale	9,823	9,823	9,005	9,005
Minority Interest in Subsidiaries	485,676	485,771	487,849	487,460
Preferred Shares	6,804	6,804	6,704	6,704
Common Stockholders’ Equity	2,989,661	2,993,599	3,017,681	3,021,721
Total Liabilities and Stockholders’ Equity	$9,642,090	$9,658,899	$10,058,169	$10,074,889

	Quarter Ended or at September 30, 2003		Quarter Ended or at December 31, 2003
(Dollars in thousands, except per share amounts)	As Previously Reported	As Restated	As Previously Reported	As Restated

Statements of Operations
Operating Revenue	$882,387	$887,542	$890,137	$885,881
Operating Expenses
Cost of service and products	294,372	299,364	316,831	320,351
Selling, general and administrative	311,170	313,202	335,157	329,591
Depreciation, amortization and accretion	144,238	144,942	155,365	155,970
Loss on impairment of long-lived assets	—	—	4,914	4,914
(Gain) loss on assets held for sale	(1,442)	(1,442)	22,289	22,289
Total Operating Expenses	748,338	756,066	834,556	833,115

Operating Income	134,049	131,476	55,581	52,766
Investment and Other Income (Expense)	(38,357)	(36,685)	(21,263)	(22,310)

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	95,692	94,791	34,318	30,456

Income (Loss) From Continuing Operations	43,416	42,889	25,790	13,454
Discontinued operations, net of tax	(1,609)	(1,609)	—	—
Cumulative effect of accounting change, net of tax and minority interest	—	—	—	—
Net Income (Loss)	$41,807	$41,280	$25,790	$13,454

Basic Earnings per Share:
Income (Loss) from Continuing Operations	$0.76	$0.75	$0.45	$0.23
Net Income (Loss) Available to Common	$0.73	$0.72	$0.45	$0.23

Diluted Earnings per Share:
Income (Loss) from Continuing Operations	$0.75	$0.74	$0.44	$0.23
Net Income (Loss) Available to Common	$0.72	$0.71	$0.44	$0.23

Balance Sheets
Current Assets	$1,489,145	$1,494,516	$1,504,946	$1,508,647
Investments	4,667,623	4,684,519	5,152,958	5,169,379
Property, Plant and Equipment, net	3,279,858	3,308,911	3,350,986	3,378,648
Other Assets and Deferred Charges	88,405	55,576	83,925	52,651
Assets of Operations Held for Sale	—	—	100,523	100,523
Total Assets	$9,525,031	$9,543,522	$10,193,338	$10,209,848

Current Liabilities	$1,031,936	$1,033,576	$696,945	$699,432
Deferred Liabilities and Credits	1,704,868	1,719,221	2,240,853	2,267,195
Long-Term Debt	3,233,843	3,233,843	3,667,675	3,667,675
Trust Originated Preferred Securities	—	—	—	—
Liabilities of Operations Held for Sale	—	—	2,427	2,427
Minority Interest in Subsidiaries	502,665	501,388	502,702	501,517
Preferred Shares	6,554	6,554	3,864	3,864
Common Stockholders’ Equity	3,045,165	3,048,940	3,078,872	3,067,738
Total Liabilities and Stockholders’ Equity	$9,525,031	$9,543,522	$10,193,338	$10,209,848

Selected Consolidated Financial Data (Unaudited)

Year Ended or at December 31,	2004 (as restated)	2003 (as restated)	2002 (as restated)	2001 (as restated)	2000 (as restated)
(Dollars in thousands, except per share amounts)

Operating Data
Operating revenues	$3,703,920	$3,455,174	$3,012,547	$2,588,618	$2,327,675
Operating income	221,999	261,590	386,281	435,277	419,052
Gain (loss) on investments	38,209	(10,200)	(1,888,391)	(548,305)	15,941
Income (loss) from continuing operations	60,490	45,519	(953,049)	(155,603)	114,078
Discontinued operations, net of tax	6,362	(1,609)	—	(24,092)	2,072,277
Cumulative effect of accounting change	—	(11,789)	(7,035)	—	(3,841)
Net income (loss) available to common	$66,649	$31,704	$(960,511)	$(180,153)	$2,182,010

Basic weighted average shares outstanding (000s)	57,296	57,721	58,644	58,661	59,922
Basic earnings per share from:
Continuing operations	$1.05	$0.78	$(16.26)	$(2.66)	$1.90
Discontinued operations	0.11	(0.03)	—	(0.41)	34.57
Cumulative effect of accounting change	—	(0.20)	(0.12)	—	(0.06)
Income (loss) available to common	$1.16	$0.55	$(16.38)	$(3.07)	$36.41

Diluted weighted average shares outstanding (000s)	57,567	57,875	58,644	58,661	60,611
Diluted earnings per share from:
Continuing operations	$1.04	$0.77	$(16.26)	$(2.66)	$1.87
Discontinued operations	0.11	(0.03)	—	(0.41)	34.18
Cumulative effect of accounting change	—	(0.20)	(0.12)	—	(0.06)
Income (loss) available to common	$1.15	$0.54	$(16.38)	$(3.07)	$35.99

Dividends per Common and Series A Common Share	$0.66	$0.62	$0.58	$0.54	$0.50

Pro forma (a)
Net income (loss)	N/A	$43,910	$(962,633)	$(181,665)	$2,180,808
Basic earnings (loss) per share	N/A	0.76	(16.41)	(3.10)	36.39
Diluted earnings (loss) per share	N/A	$0.76	$(16.41)	$(3.10)	$35.97

Balance Sheet Data
Cash and cash equivalents	$1,171,105	$940,578	$1,301,599	$141,594	$101,066
Marketable equity securities	3,398,804	2,772,410	1,944,939	2,700,230	4,121,904
Property, plant and equipment, net	3,419,444	3,378,648	3,229,000	2,544,077	2,171,365
Total assets	11,012,603	10,209,848	9,692,025	8,097,122	8,686,759
Notes payable	30,000	—	461,792	265,300	499,000
Long-term debt (excluding current portion)	1,974,599	1,994,913	1,641,624	1,507,764	1,172,987
Prepaid forward contracts	1,689,644	1,672,762	1,656,616	—	—
Common stockholders’ equity	3,196,196	3,067,738	3,047,565	3,490,447	3,892,545
Capital expenditures	$806,769	$776,037	$918,127	$700,216	$456,700
Current ratio (b)	2.5	2.2	1.7	0.8	0.5
Return on average equity (c)	1.9%	1.5%	(29.2)%	(4.2)%	3.6%

Results from previous years have been restated to conform to current period presentation.

(a)   Pro forma amounts reflect the effect of the retroactive application of the change in accounting principle for the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” in 2003. Therefore, no pro forma amounts are required in 2004.

(b)   Current ratio is calculated by dividing current assets by current liabilities. These amounts are taken directly from the Consolidated Balance Sheets.

(c)   Return on average equity is calculated by dividing income (loss) from continuing operations by the average of beginning and ending common shareholders’ equity. Those amounts are taken from the Consolidated Statements of Operations and Balance Sheets. The result is shown as a percentage.

TDS STOCK AND DIVIDEND INFORMATION

TDS’s Common Shares are listed on the American Stock Exchange (“AMEX”) under the symbol “TDS” and in the newspapers as “TeleData.” As of January 31, 2005, TDS Common Shares were held by 2,058 record owners and the Series A Common Shares were held by 87 record owners. TDS has paid cash dividends on Common Shares since 1974, and paid dividends of $0.66 and $0.62 per Common and Series A Common Share during 2004 and 2003, respectively.

The Common Shares of United States Cellular Corporation, an 82.0%-owned subsidiary of TDS, are listed on the AMEX under the symbol “USM” and in the newspapers as “US Cellu.”

MARKET PRICE PER TDS COMMON SHARE BY QUARTER

TDS’s Series A Common Shares and Preferred Shares are not actively traded and therefore, quotations are not reported for such securities. Dividends on TDS’s Preferred Shares have been paid quarterly since the dates of issue. The high, low and closing sales prices of the TDS Common Shares on the AMEX as reported by the Dow Jones News Service are as follows:

2004	1st	2nd	3rd	4th
High	$74.52	$72.42	$85.07	$85.25
Low	62.06	64.90	68.40	71.70
Quarter-end close	70.87	71.20	84.17	76.95
Dividends paid	$0.165	$0.165	$0.165	$0.165

2003	1st	2nd	3rd	4th
High	$48.98	$51.23	$59.65	$64.02
Low	35.16	40.85	49.85	56.64
Quarter-end close	40.91	49.70	56.54	62.55
Dividends paid	$0.155	$0.155	$0.155	$0.155