Form 10-K, Exhibit 13
period 2005-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2006-07-28
CIK 1051512

Exhibit 13

Telephone and Data Systems, Inc. and Subsidiaries

Financial Report

Telephone and Data Systems, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Telephone and Data Systems, Inc. (“TDS”) is a diversified telecommunications company providing high-quality telecommunications services to approximately 6.7 million wireless telephone customers and wireline telephone equivalent access lines in 36 states at December 31, 2005. TDS conducts substantially all of its wireless telephone operations through its 81.3%-owned subsidiary, United States Cellular Corporation (“U.S. Cellular”), and its incumbent local exchange carrier and competitive local exchange carrier wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”). TDS conducts printing and distribution services through its 80%-owned subsidiary, Suttle Straus, which represents a small portion of TDS’s operations.

The following discussion and analysis should be read in conjunction with TDS’s audited consolidated financial statements and footnotes included herein and the description of TDS’s business included in Item 1 of the TDS Annual Report on Form 10-K for the year ended December 31, 2005.

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

U.S. Cellular’s business development strategy is to purchase controlling interests in wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. Its largest contiguous service area is in the Midwest/Southwest, where it serves 3.4 million customers and owns licenses covering a total population of more than 32 million. U.S. Cellular’s operating strategy is to strengthen the geographic areas where it can continue to build long-term operating synergies and to exit those areas where it does not have opportunities to build such synergies. U.S. Cellular’s most recently completed transactions and service launches are summarized below.

•       On January 6, 2006, Carroll Wireless was granted applications for 16 licensed areas for which it was the successful bidder in the auction of wireless spectrum designated by the FCC as Auction 58, which ended on February 15, 2005. These 16 licensed areas cover portions of 10 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

•       On December 19, 2005, U.S. Cellular completed the exchange of certain wireless markets with ALLTEL Communications, Inc. (“ALLTEL”). U.S. Cellular acquired fifteen Rural Service Area (“RSA”) markets in Kansas and Nebraska in exchange for two RSA markets in Idaho and $58.1 million in cash, including a preliminary working capital adjustment, and paid $2.6 million of capitalized acquisition costs.

•       On December 20, 2004, U.S. Cellular completed the sale of the Daytona Beach, Florida 20 megahertz C block personal communication service license to MetroPCS California/Florida, Inc. (“MetroPCS”) for $8.5 million.

•       On November 30, 2004, U.S. Cellular completed the sale of certain wireless properties to ALLTEL for $80.2 million in cash. The properties sold included two consolidated operating markets and five minority interests.

•       On February 18, 2004, U.S. Cellular completed the sale of certain wireless properties in southern Texas to AT&T Wireless Services, Inc. (“AT&T Wireless”), now Cingular, for $96.5 million in cash.

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

U.S. Cellular launched service in St. Louis, Missouri in 2005 and Lincoln, Nebraska; Oklahoma City, Oklahoma; and Portland, Maine in 2004. Licenses for these markets were acquired as part of the 2003 transaction with AT&T Wireless.

U.S. Cellular operating income increased 33% in 2005 and 69% in 2004. The increase in income in 2005 primarily reflected increases in service revenues and gains on sales of assets. The increase in 2004 primarily reflected increases in revenues and gain on sales of assets and the absence of losses on impairments and sales of assets compared to 2003. Increased revenues in both years were primarily driven by growth in the number of customers served by U.S. Cellular’s systems. Operating income margin (as a percent of service revenues) was 8.6% in 2005, 7.0% in 2004 and 4.5% in 2003.

Although operating income margin improved in 2005, TDS anticipates that there will be continued pressure on U.S. Cellular operating income and operating income margins in the next few years related to the following factors:

•       costs of customer acquisition and retention;

•       effects of competition;

•       providing service in recently launched areas;

•       potential increases in prepaid and reseller customers as a percentage of U.S. Cellular’s customer base; and

•       continued enhancements to its wireless networks.

In the exchange and divestiture transactions discussed previously, U.S. Cellular has generally divested operations that were generating revenues, cash flows from operations and operating income; however, a significant portion of such revenues, cash flows from operations and operating income was attributable to inbound roaming traffic and was not primarily generated by U.S. Cellular’s customers in those markets. In exchange, U.S. Cellular received operational markets which were generating revenues, cash flows from operations and operating income; cash; and licenses or will receive licenses that will be in a development phase for several years.

U.S. Cellular used cash proceeds from these exchange and divestiture transactions to help defray costs related to building out new markets. U.S. Cellular anticipates that it may require debt or equity financing over the next few years for capital expenditures and to further its growth in recently launched markets. However, U.S. Cellular has substantial borrowing capacity available under its revolving credit agreement to meet those needs.

See “Results of Operations—Wireless Telephone Operations.”

TDS Telecom—TDS Telecom provides high-quality telecommunication services, including full-service local exchange service, long distance telephone service, and Internet access, to rural and suburban communities. TDS Telecom’s business plan is designed for a full-service telecommunications company, including competitive local exchange carrier operations, by leveraging TDS Telecom’s strength as an incumbent local exchange carrier. TDS Telecom is focused on achieving three central strategic objectives: growth, market leadership, and profitability. TDS Telecom’s strategy includes gaining additional market share and deepening penetration of vertical services within established markets. The strategy places primary emphasis on small- and medium-sized commercial customers and residential customers. An important component of TDS Telecom’s business strategy is to develop high-growth service, particularly in the data arena. In light of the growth of Internet use and rapid introduction of new telecommunications technology, TDS Telecom intends to offer a suite of data products in all of its markets, thereby positioning itself as a full-service data networking service provider.

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

TDS Telecom was able to increase customers and revenues in 2005 and 2004. By penetrating into existing markets, TDS Telecom’s competitive local exchange carrier equivalent access lines increased 5% and 17% in 2005 and 2004, respectively, which led to 7% and 6% increases in revenues. TDS Telecom’s incumbent local exchange carrier increased revenues slightly in both years through sales of vertical services such as long distance and digital subscriber line services to existing customers. TDS Telecom has also managed to remain profitable by continually seeking ways to control costs. Operating margins were 18%, 4% and 18% in 2005, 2004 and 2003, respectively. The significant decrease in operating margin in 2004 was a result of losses recorded on impairment of long-lived assets and intangible assets of the competitive local exchange carrier operations. In 2004, TDS Telecom recorded a loss on impairment of long-lived assets of $87.9 million and a loss on impairment of intangible assets of $29.4 million in the Consolidated Statements of Operations associated with the competitive local exchange carrier operations.

On November 30, 2004, TDS Telecom completed the sale of certain wireless properties to ALLTEL for $62.7 million in cash. The properties sold included a majority interest in one market and an investment interest in one market.

See “Results of Operations—Wireline Telephone Operations.”

Financing Initiatives—TDS and its subsidiaries had cash and cash equivalents totaling $1,095.8 million, $1,161.3 million of revolving credit facilities and an additional $75.0 million of bank lines of credit as of December 31, 2005. TDS and its subsidiaries are also generating substantial internal funds from operations. Cash flow from continuing operating activities totaled $880.2 million in 2005, $797.4 million in 2004 and $971.0 million in 2003. Management believes that cash on hand, expected future cash flows from operating activities and sources of external financing provide substantial financial flexibility and are sufficient to permit TDS and its subsidiaries to finance their contractual obligations and anticipated capital expenditures for the foreseeable future.

TDS seeks to maintain a strong balance sheet and an investment grade rating. During 2005, 2004 and 2003, TDS entered into several financing transactions that have provided financial flexibility as it continues to grow its wireless and wireline businesses:

2005

•       TDS Telecom subsidiaries repaid approximately $232.6 million in principal amount of notes to the Rural Utilities Service (“RUS”) and the Rural Telephone Bank (“RTB”), the Federal Financing Bank (“FFB”), and the Rural Telephone Finance Cooperative (“RTFC”).

•       TDS issued $116.25 million in aggregate principal amount of unsecured 6.625% senior notes due March 31, 2045.

•       TDS redeemed medium-term notes of $17.2 million.

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

•       TDS repurchased 1,961,000 of its Common Shares.

See “Financial Resources” and “Liquidity and Capital Resources.”

RESULTS OF OPERATIONS

Operating Revenues increased $256.2 million, or 7%, to $3,960.1 million in 2005 from $3,703.9 million in 2004, and increased $248.7 million, or 7%, in 2004 from $3,455.2 million in 2003 reflecting growth in wireless customers. U.S. Cellular operating revenues increased $227.7 million, or 8%, to $3,035.9 million in 2005 from $2,808.2 million in 2004, and increased $230.4 million, or 9%, in 2004 from $2,577.8 million in 2003. Revenue growth primarily reflects wireless customer growth of 11% in 2005 and 12% in 2004. TDS Telecom operating revenues increased $26.0 million, or 3%, to $906.1 million in 2005 from $880.1 million in 2004, and increased $17.1 million, or 2%, in 2003 from $863.0 million in 2003. Wireline equivalent access lines increased by 2% in 2005 and 6% in 2004. The majority of growth in equivalent access lines in both years occurred at TDS Telecom’s competitive local exchange operations.

Operating Expenses increased $80.2 million, or 2%, to $3,562.1 million in 2005 from $3,481.9 million in 2004, and increased $288.3 million, or 9%, in 2004 from $3,193.6 million in 2003. U.S. Cellular operating expenses increased $166.7 million, or 6%, to $2,791.6 million in 2005 from $2,624.9 million in 2004, and increased $155.9 million, or 6%, in 2004 from $2,469.0 million in 2003 due primarily to the costs associated with providing service to an expanding customer base, additional depreciation expense and launching new markets and acquisitions. In 2005 and 2004, U.S. Cellular operating expenses were reduced by $44.7 million and $10.8 million, respectively, of gains on sales of assets. Also included in U.S. Cellular’s operating expenses in 2003 is $45.9 million of losses on sales of assets and $49.6 million of losses on impairment of intangible assets.

TDS Telecom operating expenses decreased $99.7 million, or 12%, to $743.4 million in 2005 from $843.1 million in 2004, and increased $131.4 million, or 18%, in 2004 from $711.7 million in 2003. The decrease in 2005 and the increase in 2004 were primarily caused by an $87.9 million loss on the impairment of long-lived assets and a $29.4 million loss on the impairment of intangible assets recorded in 2004. These impairments resulted from the write-off of property, plant and equipment, and goodwill at the competitive local exchange carrier business.

Operating Income increased $176.0 million, or 79%, to $398.0 million in 2005 from $222.0 million in 2004, and decreased $39.6 million, or 15%, in 2004 from $261.6 million in 2003. U.S. Cellular’s operating income increased $61.0 million, or 33%, to $244.3 million in 2005 from $183.3 million in

2004, and increased $74.6 million, or 69%, in 2004 from $108.7 million in 2003. The increase in operating income and operating income margin in 2005 reflected increased service revenues primarily due to the growth in the number of retail customers and increased gains recorded on sales of assets. The increase in 2005 was partially offset by increased selling, general and administrative expenses, increased expenses related to the launch of the new markets, decreased inbound roaming revenue resulting from a decrease in revenue per roaming minute of use, increased depreciation expense, and increased equipment subsidies. The increase in 2004 primarily reflected increased revenues and gains on sales of assets and the absence of losses on impairments and sales of assets compared to 2003. The increase in 2004 was offset by increased expenses related to the launch of new markets, decreased operating income due to divestitures of markets, increased equipment subsidies and increased depreciation expense. U.S. Cellular’s 2003 operating income was significantly affected by the $45.9 million loss on sales of assets and the $49.6 million loss on impairment of intangible assets. TDS Telecom’s operating income increased $125.6 million to $162.7 million in 2005 from $37.1 million in 2004, and decreased $114.2 million, or 75%, in 2004 from $151.3 million in 2003. The increase in 2005 and the decrease in 2004 primarily reflect the competitive local exchange carrier losses on the impairment of long-lived assets of $87.9 million and goodwill of $29.4 million.

Investment and other income (expense) primarily includes interest and dividend income, investment income, gain (loss) on investments and interest expense.

Investment income, TDS’s share of income in unconsolidated entities in which it has a minority interest, totaled $69.8 million in 2005, $64.9 million in 2004 and $52.2 million in 2003. TDS follows the equity method of accounting for minority interests in which its ownership interest equals or exceeds 20% for corporations and greater than 3% to 5% for partnerships and limited liability companies.

TDS’s investment in the Los Angeles SMSA Limited Partnership meets certain “significance” tests, pursuant to Rule 3-09 of SEC Regulation S-X, contributing $52.2 million, $41.8 million and $29.9 million to investment income in 2005, 2004 and 2003, respectively.

Interest and dividend income increased $129.4 million to $158.2 million in 2005 from $28.8 million in 2004, and increased $8.7 million, or 43%, in 2004 from $20.1 million in 2003. In 2005, TDS recorded dividend income on its Deutsche Telekom investment of $105.7 million. Interest income increased $20.3 million in 2005 primarily due to higher interest rates.

Interest income increased $4.1 million in 2004. U.S. Cellular earned $3.8 million of interest income on a tax refund claim. Dividend income increased $4.6 million partially caused by a $2.9 million increase in dividend income on shares owned of Vodafone.

Gain (loss) on investments.   TDS recorded a loss of $4.9 million in 2005, a gain of $38.2 million in 2004, and a loss of $10.2 million in 2003.

In 2005, TDS finalized the working capital adjustment related to the sale to ALLTEL of certain wireless interests on November 30, 2004. The working capital adjustment increased the total gain on investment from this transaction by $0.5 million.

In 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $5.4 million to its underlying equity value based on a cash flow analysis.

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

Interest Expense increased $17.3 million, or 9%, to $216.0 million in 2005 from $198.7 million in 2004, and increased $27.3 million, or 16%, in 2004 from $171.4 million in 2003.

The increase in interest expense in 2005 was primarily due to an increase in interest paid on forward contracts related to interest rate increases ($24.8 million), a new debt issuance of 30-year 6.625% senior notes in March 2005 of $116.25 million ($5.9 million) and the effects of having U.S. Cellular’s 6.7% and 7.5% senior notes outstanding for all of 2005 ($14.9 million). The increase in interest expense was partially offset by the repayment of U.S. Cellular’s 7.25% Senior Notes ($11.6 million) and 6% Liquid Yield Option Notes, ($5.9 million) in 2004 and TDS Telecom subsidiaries’ $232.6 million of RUS, RTB and FFB notes in March and June of 2005 ($9.0 million). TDS also redeemed $17.2 million of medium term notes ($1.4 million) in the first quarter of 2005.

The increase in interest expense in 2004 was primarily due to new debt issuances in 2004 and 2003. U.S. Cellular issued 30-year 6.7% senior notes in June 2004 and December 2003 ($31.7 million) and issued 30-year 7.5% senior notes in June 2004 ($13.5 million). The increase in interest expense in 2004 was partially offset by the redemption of U.S. Cellular’s 7.25% senior notes in August 2004 ($6.9 million) and the redemption of U.S. Cellular’s Liquid Yield Option Notes in July 2004 ($3.6 million).

Minority Interest in Income of Subsidiary Trust In September 2003, TDS redeemed all $300 million of Company-Obligated Mandatorily Redeemable Preferred Securities at par plus accrued and unpaid distributions. There was no gain or loss on this transaction. Interest recorded on these securities totaled $16.7 million in 2003.

Other income (expense), net increased $2.3 million to $(8.9) million in 2005 from $(6.6) million in 2004, and decreased $7.3 million in 2004 from $(13.9) million in 2003. The increase in expense in 2005 reflects additional expenses related to the Special Common Share stock dividend of $2.9 million and the write-off of TDS Telecom’s deferred debt costs of $2.2 million. The decrease in expense in 2004 reflects a $5.8 million increase in the gain on the VeriSign derivative.

Income Tax Expense was $140.6 million in 2005, $59.3 million in 2004 and $58.3 million in 2003. The corresponding effective tax rates were 35.5% in 2005, 39.9% in 2004 and 47.8% in 2003.

Income from continuing operations for each of the three years ended December 31, 2005, includes gains and losses (reported in the captions gain (loss) on investments, loss on impairment of long-lived assets, loss on impairment of intangible assets, and (gain) loss on sale of assets in the Consolidated Statements of Operations).

2005

•       Tax expense of $17.4 million was recorded on the gain from the exchange of assets with ALLTEL.

•       Tax benefit of $2.1 million was recorded on the loss on impairment of an unconsolidated investment.

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

The effective income tax rate excluding the items listed above was 35.1% in 2005, 23.6% in 2004 and 43.2% in 2003. The 2004 effective tax rate on operations excluding losses and gains is lower than 2003 due to favorable settlement of several tax issues in 2004. During 2005, the Internal Revenue Service (“IRS”) completed its audit of TDS’s federal income tax returns for the years 1997 - 2001 and TDS’s claims for research tax credits for the years 1995 - 2001. Primarily based on the final results of the audit, TDS reduced its accrual for audit contingencies by $3.0 million (0.8%) in 2005. Also in 2005, TDS recorded a $0.5 million (0.1%) benefit for the research tax credits. TDS reduced its accrual for audit contingencies by $21.4 million (14.4%) and recorded a $6.3 million (4.2%) benefit for the research tax credits in 2004 based on the IRS’s preliminary findings in the income tax return and research tax credit audits. See Note 2—Income Taxes in the Notes to Consolidated Financial Statements for further discussion of the effective tax rates.

Minority Share of Income includes the minority public shareholders’ share of U.S. Cellular’s net income, the minority shareholders’ or partners’ share of certain U.S. Cellular subsidiaries’ net income or loss and other TDS minority interests.

In 2005, U.S. Cellular’s minority public shareholders’ share of U.S. Cellular’s net income increased $4.5 million due primarily to U.S. Cellular’s gains on the sale of assets to ALLTEL. In 2004, U.S. Cellular’s minority public shareholders’ share of U.S. Cellular’s net income increased $2.6 million due to U.S. Cellular’s gains on the sale of assets to ALLTEL. In 2003, U.S. Cellular’s minority public shareholders’ share of U.S. Cellular’s net income was reduced by $10.7 million due to U.S. Cellular’s loss on impairment of intangible assets and loss on sales of assets.

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Minority Share of Income
U.S. Cellular
Minority Public Shareholders’ Interest	$(24,948)	$(19,673)	$(8,532)
Subsidiaries’ Minority Interests	(8,934)	(9,108)	(9,307)
	(33,882)	(28,781)	(17,839)
Other Subsidiaries	(138)	(91)	(140)
	$(34,020)	$(28,872)	$(17,979)

Discontinued Operations.   TDS is party to an indemnity agreement with T-Mobile USA, Inc. regarding certain contingent liabilities for Aerial Communications, Inc. (“Aerial”), a former subsidiary of TDS. TDS has recorded an accrual for expenses, primarily tax related, resulting from Aerial’s merger into VoiceStream Wireless Corporation (“VoiceStream”) in 2000.

In 2005, TDS paid $7.1 million in settlement of items related to this indemnity which is recorded in discontinued operations on the Statement of Cash Flows.

In 2005, TDS also recorded a gain of $1.0 million ($1.5 million, net of a $0.5 million income tax expense), or $0.01 per diluted share, for discontinued operations relating to a reduction in this indemnity accrual due to the favorable outcome of a state tax audit which reduced the potential indemnity obligation.

In 2004, TDS reduced the accrued indemnity and recorded gains on discontinued operations totaling $10.2 million ($6.4 million, net of an income tax expense of $3.8 million), or $0.11 per diluted share. The accrual was reduced due to favorable outcomes of federal and state tax audits, which reduced TDS’s indemnity requirements.

In 2003, TDS recorded a loss of $2.8 million ($1.6 million, net of an income tax benefit of $1.2 million), or $(0.01) per diluted share for discontinued operations for additional Aerial-related accrued liabilities.

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

Net Income Available to Common totaled $222.3 million, or $1.91 per diluted share, in 2005 compared to $66.6 million, or $0.57 per diluted share, in 2004 and $31.7 million, or $0.27 per diluted share, in 2003.

WIRELESS TELEPHONE OPERATIONS

TDS provides wireless telephone service through United States Cellular Corporation (“U.S. Cellular”), an 81.3%-owned subsidiary. U.S. Cellular owns, manages and invests in wireless markets throughout the United States. Growth in the customer base is the primary reason for the change in U.S. Cellular’s results of operations in 2005 and 2004. The number of customers increased 11% to 5,482,000 at December 31, 2005, and increased 12% to 4,945,000 at December 31, 2004, from 4,409,000 at December 31, 2003. In 2005, U.S. Cellular added 477,000 net new customers from its marketing distribution channels and acquired a net total of 60,000 customers in three transactions. In 2004 U.S. Cellular added 627,000 net new customers from its marketing distribution channels and disposed of a net total of 91,000 customers in two transactions. See “Acquisitions, Exchanges and Divestitures” for a discussion of these transactions.

U.S. Cellular owned, or had the right to acquire pursuant to certain agreements, either majority or minority interests in 241 cellular markets at December 31, 2005. A summary of the number of markets U.S. Cellular owns or has rights to acquire as of December 31, 2005 follows:

Number of
Markets
Consolidated markets (1)	189
Consolidated markets to be acquired pursuant to existing agreements (2)	28
Minority interests accounted for using equity method (3)	19
Minority interests accounted for using cost method (4)	5
Total markets to be owned after completion of pending transactions	241

(1)             U.S. Cellular owns a controlling interest in each of these markets. This includes controlling interests in 15 licenses that U.S. Cellular purchased from ALLTEL Corporation (“ALLTEL”) on December 19, 2005.

(2)             U.S. Cellular owns rights to acquire controlling interests in 28 additional wireless licenses. Of such 28 licenses, 21 result from an acquisition agreement with AT&T Wireless Services, Inc. (“AT&T Wireless”) now Cingular, which closed in August 2003. Four of the 21 licenses are in markets where U.S. Cellular currently owns personal communications service spectrum and are therefore not included in the number of consolidated markets to be acquired. U.S. Cellular has up to five years from the transaction closing date to exercise its rights to acquire the licenses.

The remaining 11 licenses relate to Carroll Wireless, L.P. (“Carroll Wireless”), an entity in which U.S. Cellular owns a controlling interest for financial reporting purposes. Carroll Wireless was the winning bidder of 17 wireless licenses in the auction of wireless spectrum designated by the Federal Communications Commission (“FCC”) as Auction 58, which ended on February 15, 2005.

On January 6, 2006, the FCC granted Carroll Wireless’ applications with respect to 16 of the 17 licenses for which it had been the successful bidder and dismissed one application, relating to Walla Walla, Washington. Following the completion of Auction 58, the FCC determined that a portion of the Walla Walla license was already licensed to another party and should not have been included in Auction 58. Carroll Wireless received a full refund of the amount paid to the FCC with respect to the Walla Walla license in March 2006.

Of the 16 licenses which were granted to Carroll Wireless, five are in markets in which U.S. Cellular currently owns similar spectrum; the other 11 markets represent markets which are incremental to U.S. Cellular’s currently owned or acquirable markets. Only the incremental markets are included in the number of consolidated markets to be acquired to avoid duplicate reporting of overlapping markets.

(3)             Represents licenses in which U.S. Cellular owns an interest that is not a controlling financial interest and which are accounted for using the equity method.

(4)             Represents licenses in which U.S. Cellular owns an interest that is not a controlling financial interest and which are accounted for using the cost method.

Following are tables of summarized operating data for U.S. Cellular’s consolidated operations:

December 31, (1a)	2005	2004	2003
Total market population (2)	45,244,000	44,391,000	46,267,000
Customers (3)	5,482,000	4,945,000	4,409,000
Market penetration (4)	12.12%	11.14%	9.53%
Total full-time equivalent employees	7,300	6,725	6,225
Cell sites in service	5,428	4,856	4,184

For the Year Ended December 31, (1b)	2005	2004	2003
Net customer additions (5)	477,000	627,000	447,000
Net retail customer additions (5)	411,000	464,000	337,000
Average monthly service revenue per customer (6)	$45.32	$46.61	$47.29
Postpay churn rate per month (7)	1.5%	1.5%	1.5%
Sales and marketing cost per gross customer addition (8)	$460	$403	$380

(1a)       Amounts in 2005 include (i) the market acquired from Cingular in April 2005 and (ii) the 15 markets acquired from ALLTEL in December 2005; and does not include the two markets transferred to ALLTEL in the exchange transaction completed in December 2005.

Amounts in 2005 and 2004 do not include  (i) the six markets sold to AT&T Wireless in February 2004; or (ii) the two markets sold to ALLTEL in November 2004.

Amounts in 2005, 2004 and 2003 include the 15 markets acquired and transferred from AT&T Wireless in August 2003, but do not include the 10 markets transferred to AT&T Wireless in August 2003.

(1b)      Amounts in 2005 include (i) the market acquired from Cingular in April 2005 from April 1 through December 31 and (ii) the 15 markets acquired from ALLTEL in December 2005 from December 20 through December 31; and do not include (i) the two markets transferred to ALLTEL in the exchange transaction completed in December 2005 from December 20 through December 31.

Amounts in 2004 include (i) the results of the two markets sold to ALLTEL in November 2004 through November 30 and; (ii) the results of the six markets sold to AT&T Wireless in February 2004 through February 17.

Amounts in 2003 include (i) the results of the 10 markets transferred to AT&T Wireless in the exchange transaction completed in August 2003 through July 31; and (ii) the development and acquisition activities of the 15 markets acquired and transferred from AT&T Wireless from August 1 through December 31.

(2)             Represents 100% of the population of the markets in which U.S. Cellular has a controlling financial interest for financial reporting purposes as of December 31 or each respective year. The total market population of the two markets that U.S. Cellular transferred to ALLTEL in December 2005 is excluded from this amount for 2005. The total market population of the two markets sold to ALLTEL in November 2004 and the six markets sold to AT&T Wireless in February 2004 are excluded from this amount for 2004. The total market population of 1.5 million in the 10 markets that U.S. Cellular transferred to AT&T Wireless in August 2003 is excluded from this amount for 2003. In all years, the customers of the markets transferred or sold are not included in U.S. Cellular’s consolidated customer base as of December 31 of the year of transfer or sale.

(3)             U.S. Cellular’s customer base consists of the following types of customers:

December 31,	2005	2004	2003
Customers on postpay service plans in which the end user is a customer of U.S. Cellular (“postpay customers”)	4,633,000	4,303,000	3,942,000
End user customers acquired through U.S. Cellular’s agreement with a third party (“reseller customers”) *	555,000	467,000	316,000
Total postpay customer base	5,188,000	4,770,000	4,258,000
Customers on prepaid service plans in which the end user is a customer of U.S. Cellular (“prepaid customers”)	294,000	175,000	151,000
Total customers	5,482,000	4,945,000	4,409,000

*                     Pursuant to its agreement with the third party, U.S. Cellular is compensated by the third party on a postpay basis; as a result, all customers U.S. Cellular has acquired through this agreement are considered to be postpay customers.

(4)             Calculated using 2004, 2003 and 2002 Claritas population estimates for 2005, 2004 and 2003, respectively. “Total market population” is used only for the purposes of calculating market penetration, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets).

(5)             “Net customer additions” represents the number of net customers added to U.S. Cellular’s overall customer base through all of its marketing distribution channels, excluding any net customers transferred through acquisition or divestiture activity. “Net retail customer additions” represents the number of net customers added to U.S. Cellular’s customer base, excluding net reseller customers added to its reseller customer base, through its marketing distribution channels, excluding any net customers transferred through acquisition or divestiture activity.

(6)             Management uses this measurement to assess the amount of service revenue U.S. Cellular generates each month on a per unit basis. Variances in this measurement are monitored and compared to variances in expenses on a per unit basis. Average monthly service revenue per customer is calculated as follows:

Year Ended or at December 31,	2005	2004	2003
Service Revenues (000s)	$2,831,571	$2,616,946	$2,418,922
Divided by average customers during period (000s)	5,207	4,679	4,263
Divided by twelve months in each period	12	12	12
Average monthly revenue per customer	$45.32	$46.61	$47.29

(7)             Postpay churn rate per month represents the percentage of the postpay customer base that disconnects service each month, including both postpay customers and reseller customer numbers. Reseller customers can disconnect service without the associated account number being disconnected from U.S. Cellular’s network if the reseller elects to reuse the customer telephone number. Only those reseller customer numbers that are disconnected from U.S. Cellular’s network are counted in the number of postpay disconnects. The calculation divides the total number of postpay and reseller customers who disconnect service during the period by the number of months in such period, and then divides that quotient by the average monthly postpay customer base, which includes both postpay and reseller customers, for such period.

(8)             For a discussion of the components of this calculation, see “Operating Expenses—Selling, General and Administrative.”

Operating Revenues

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Retail service (1)	$2,486,114	$2,271,280	$2,027,094
Inbound roaming	145,026	171,600	221,536
Long-distance and other (1)	200,431	174,066	170,292
Service Revenues	2,831,571	2,616,946	2,418,922
Equipment sales	204,316	191,255	158,832
Total Operating Revenues	$3,035,887	$2,808,201	$2,577,754

(1)             Certain amounts reported in prior years have been reclassified to conform to current period presentation.

Operating revenues increased $227.7 million, or 8%, to $3,035.9 million in 2005 from $2,808.2 million in 2004, and increased $230.4 million, or 9%, in 2004 from $2,577.8 million in 2003.

Service revenues increased $214.7 million, or 8%, to $2,831.6 million in 2005 from $2,616.9 million in 2004, and increased $198.0 million, or 8%, in 2004 from $2,418.9 million in 2003. Service revenues primarily consist of: (i) charges for access, airtime, roaming and value-added services provided to U.S. Cellular’s retail customers (“retail service”); (ii) charges to other wireless carriers whose customers use U.S. Cellular’s wireless systems when roaming (“inbound roaming”); and (iii) charges for long-distance calls made on U.S. Cellular’s systems. The increases in service revenues in both years were primarily due to the growth in the number of retail customers in each year. Monthly service revenue per customer averaged $45.32 in 2005, $46.61 in 2004 and $47.29 in 2003.

Retail service revenues increased $214.8 million, or 9%, to $2,486.1 million in 2005 from $2,271.3 million in 2004, and increased $244.2 million, or 12%, in 2004 from $2,027.1 million in 2003. Growth in U.S. Cellular’s average customer base of 11% and 10% in 2005 and 2004, respectively, was the primary reason for the increases in retail service revenues in both years. Average monthly retail service revenues per customer decreased 2% to $39.79 in 2005 from $40.45 in 2004, and increased 2% in 2004 from $39.62 in 2003.

The increases in the average number of customers in each year were primarily driven by the net customer additions that U.S. Cellular generated from its marketing distribution channels. The average number of customers in each year was also affected by the timing of acquisitions and divestitures, including the acquisition of markets in April 2005 and December 2005 and the disposition of markets in August 2003, February 2004, November 2004 and December 2005.

U.S. Cellular anticipates that growth in its customer base will be lower in the future, primarily as a result of increased competition and higher penetration in its markets. However, as U.S. Cellular expands its operations in its recently acquired and launched markets in future years, it anticipates adding customers and revenues in those markets.

Monthly local retail minutes of use per customer averaged 625 in 2005, 539 in 2004 and 422 in 2003. The increases in both years were driven by U.S. Cellular’s focus on designing sales incentive programs and customer billing rate plans to stimulate overall usage. The impact on retail service revenue of the increases in average monthly minutes of use was offset by decreases in average revenue per minute of use in both years. The decreases in average revenue per minute of use reflect the impact of increasing competition, which has led to the inclusion of an increasing number of minutes in package pricing plans and the inclusion of features such as unlimited night and weekend minutes and unlimited inbound call minutes in certain pricing plans.

Additionally, the percentage of U.S. Cellular’s customer base represented by prepaid and reseller customers, who generate lower average revenue per customer on average than postpay customers, increased from 11% at December 31, 2003 to 13% at December 31, 2004 and to 15% at December 31, 2005. U.S. Cellular anticipates that its average revenue per minute of use will continue to decline in the future, reflecting increased competition and penetration of the consumer market.

Revenues from data-related products and services, which totaled $128.3 million in 2005 and $67.0 million in 2004, positively impacted average monthly retail service revenues per customer in those years. U.S. Cellular’s easyedgeSM products were enhanced and made available in all of its markets during 2004 and 2005. In addition, the increases in retail service revenues in both years reflect increases of $37.0 million in 2005 and $16.4 million in 2004 in amounts billed to customers to offset costs related to certain regulatory mandates, such as universal service funding, wireless number portability and E-911 infrastructure, which are being passed through to customers. In particular, the amounts U.S. Cellular charges to its customers to offset universal service funding costs increased significantly due to changes in FCC regulations beginning April 1, 2003.

Inbound roaming revenues decreased $26.6 million, or 15%, to $145.0 million in 2005 from $171.6 million in 2004, and decreased $49.9 million, or 23%, in 2004 from $221.5 million in 2003. The decreases in revenues related to inbound roaming on U.S. Cellular’s systems in both years primarily resulted from a decrease in revenue per roaming minute of use, partially offset by an increase in roaming minutes used. Also contributing to the decreases in both years were the sales and transfers of markets to ALLTEL in November 2004 and AT&T Wireless in February 2004 and August 2003. These markets had historically provided substantial amounts of inbound roaming revenues.

The increases in inbound roaming minutes of use in 2005 and 2004 were driven primarily by the overall growth in the number of customers throughout the wireless industry. The declines in revenue per minute of use in both years were primarily due to the general downward trend in negotiated rates.

U.S. Cellular anticipates that the rate of growth in inbound roaming minutes of use will be lower over the next few years, reflecting continuing growth but also higher penetration of consumer wireless markets, and that the rate of decline in average inbound roaming revenue per minute of use will be lower over the next few years, reflecting the wireless industry trend toward longer-term negotiated rates.

Long-distance and other revenues increased $26.3 million, or 15%, to $200.4 million in 2005 from $174.1 million in 2004, and increased $3.8 million, or 2%, in 2004 from $170.3 million in 2003. The increases in both years primarily reflected $18.2 million and $12.7 million increases, respectively, in competitive eligible telecommunications carrier funds received for the states in which U.S. Cellular is eligible to receive such funds. In 2005, U.S. Cellular was eligible to receive such funds in five states compared to three states during all of 2004 and most of 2003.

Partially offsetting such increases in some long-distance and other revenues in 2004 were decreases in the remaining long-distance and other revenues. The decreases were driven by price reductions primarily related to long-distance charges on roaming minutes of use as well as U.S. Cellular’s increased use of pricing plans which include long-distance calling at no additional charge. These effects were partially offset by an increase in the volume of long-distance calls billed by U.S. Cellular to other wireless carriers whose customers used U.S. Cellular’s systems to make long-distance calls.

Equipment sales revenues increased $13.0 million, or 7%, to $204.3 million in 2005 from $191.3 million in 2004, and increased $32.5 million, or 20%, in 2004 from $158.8 million in 2003. Equipment sales revenues include revenues from sales of handsets and related accessories to both new and current customers, as well as revenues from sales of handsets to agents. All equipment sales revenues are reported net of anticipated rebates.

During 2005, U.S. Cellular continued to offer a competitive line of quality handsets to both new and existing customers. U.S. Cellular’s customer retention efforts include offering new handsets at discounted prices to existing customers as the expiration date of the customer’s service contract approaches.

U.S. Cellular also continued to sell handsets to agents; this practice enables U.S. Cellular to provide better control over the quality of handsets sold to its customers, establish roaming preferences and earn quantity discounts from handset manufacturers which are passed along to agents. U.S. Cellular anticipates that it will continue to sell handsets to agents in the future and that it will continue to provide rebates to agents who provide handsets to new and existing customers. Equipment sales revenues from sales of handsets to agents are recognized upon delivery of the handsets to the agents, net of anticipated rebates. In most cases, rebates are paid at the time agents activate new customers or renew existing customers.

The increase in equipment sales revenues in 2005 compared to 2004 was driven primarily by an increase of 10% in the number of handsets sold. The effect of this increase in volume was partially offset by a decrease in the average revenue per handset sold, which declined 3%.

The increase in equipment sales in 2004 compared to 2003 was driven primarily by an increase of 30% in the number of handsets sold. The effect of this increase in volume was partially offset by a decrease in the average revenue per handset sold, which declined 6%.

Operating Expenses

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
System operations (excluding depreciation shown below)	$602,360	$562,690	$578,289
Cost of equipment sold	511,939	486,605	355,139
Selling, general and administrative	1,212,874	1,088,181	1,007,599
Depreciation	465,352	450,292	374,935
Amortization and accretion	43,720	47,910	57,564
Loss on impairment of intangible assets	—	—	49,595
(Gain) loss on sales of assets	(44,660)	(10,806)	45,908
Total Operating Expenses	$2,791,585	$2,624,872	$2,469,029

Operating expenses increased $166.7 million, or 6%, to $2,791.6 million in 2005 from $2,624.9 million in 2004, and increased $155.9 million, or 6%, in 2004 from $2,469.0 million in 2003.

System operations expenses (excluding depreciation) increased $39.7 million, or 7%, to $602.4 million in 2005 from $562.7 million in 2004, and decreased $15.6 million, or 3%, in 2004 from $578.3 million in 2003. System operations expenses include charges from landline telecommunications service providers for U.S. Cellular’s customers’ use of their facilities, costs related to local interconnection to the landline network, charges for maintenance of U.S. Cellular’s network, long-distance charges, outbound roaming expenses and payments to third-party data product and platform developers.

The components of system operations expenses were as follows:

•       maintenance, utility and cell site expenses increased $33.3 million, or 18%, in 2005 and $14.0 million, or 8%, in 2004, primarily driven by increases in the number of cell sites within U.S. Cellular’s network. The number of cell sites totaled 5,428, 4,856 and 4,184 in 2005, 2004 and 2003, respectively, as U.S. Cellular continued to grow by expanding and enhancing coverage in its existing markets and also by launching operations in new markets;

•       the cost of network usage for U.S. Cellular’s systems increased $31.2 million, or 16%, in 2005 and $22.3 million, or 13%, in 2004, as total minutes used on U.S. Cellular’s systems increased 35% in 2005 and 40% in 2004, partially offset by the ongoing reduction in the per-minute cost of usage for U.S. Cellular’s network; such network usage costs represent the costs U.S. Cellular incurs to deliver minutes of use on its network to interconnecting wireline networks; and

•       expenses incurred when U.S. Cellular’s customers used other systems while roaming decreased $24.9 million, or 13%, in 2005 and decreased $51.9 million, or 22%, in 2004. Factors contributing to the decline included: (1) reductions in cost per minute, primarily resulting from the ongoing decline in negotiated roaming rates; (2) the availability of U.S. Cellular’s network in markets launched in 2005 and 2004, which largely eliminated the need for its customers to incur more expensive roaming charges in those markets; and (3) the divestitures of markets to AT&T Wireless and ALLTEL in 2004 and 2003, which eliminated the roaming costs previously incurred by those markets’ customers. Also in 2004, U.S. Cellular received $8.1 million of refunds of sales taxes on outbound roaming transactions which had been charged to system operations expenses in prior years.

In general, system operations expenses decreased in 2005 and 2004 due to the divestitures of markets to AT&T Wireless and ALLTEL in 2004 and 2003.

In total, U.S. Cellular expects system operations expenses to increase over the next few years, driven by the following factors:

•       increases in the number of cell sites within U.S. Cellular’s systems as it continues to add capacity and enhance quality in most markets, and continues development activities in new markets; and

•       increases in minutes of use, both on U.S. Cellular’s systems and by U.S. Cellular’s customers on other systems when roaming.

These factors are expected to be partially offset by anticipated decreases in the per-minute cost of usage both on U.S. Cellular’s systems and on other carriers’ networks.

Cost of equipment sold increased $25.3 million, or 5%, to $511.9 million in 2005 from $486.6 million in 2004, and increased $131.5 million, or 37%, from $355.1 million in 2003.

The increases in both years were primarily due to increases in the number of handsets sold, as discussed above.  In 2005, the effect of higher volume in 2005 was partially offset by a decrease of 5% in the average cost per handset sold.  In 2004, the overall increase also reflected an increase of 6% in the average cost per handset sold.

Selling, general and administrative expenses increased $124.7 million, or 11%, to $1,212.9 million in 2005 from $1,088.2 million in 2004, and increased $80.6 million, or 8%, in 2004 from $1,007.6 million in 2003. Selling, general and administrative expenses primarily consist of salaries, commissions and expenses of field sales and retail personnel and offices; agent commissions and related expenses; corporate marketing, merchandise management and telesales department salaries and expenses; advertising; and public relations expenses. Selling, general and administrative expenses also include the costs of operating U.S. Cellular’s customer care centers, the non-network costs of serving customers and the majority of U.S. Cellular’s corporate expenses.

In both 2005 and 2004, a major factor in the increases in selling, general and administrative expenses was the higher employee-related expenses associated with acquiring, serving and retaining customers, primarily as a result of the increase in U.S. Cellular’s customer base in both years.

This and other factors contributing to increases in selling, general and administrative expenses in 2005 and 2004 were as follows:

2005—

•       a $28.3 million increase in agent related and sales employee-related expenses, primarily driven by the increase in full-time sales employee equivalents in 2005. These employees were added mostly in the markets launched in 2005 and 2004;

•       a $27.6 million increase in advertising costs, primarily related to the continued marketing of the U.S. Cellular® brand, with additional emphasis in the markets launched in 2005 and 2004, and also related to increases in specific sponsorships and direct and segment marketing programs;

•       a $21.5 million increase in consulting and outsourcing costs as U.S. Cellular increased its use of third parties to perform certain functions and participate in certain projects; and

•       a $17.1 million increase in expenses related to federal universal service fund contributions, driven by increases in both total retail service revenues, upon which the contributions are based, and the specified contribution rates. Most of the expenses related to universal service fund contributions are offset by increases in retail service revenues for amounts passed through to customers.

2004—

•       a $40.1 million increase in agent related and sales employee-related expenses, primarily driven by the 15% increase in gross customer activations and the increase in customer retention transactions;

•       a $31.3 million increase in advertising costs, primarily related to marketing of the U.S. Cellular brand in the Chicago market and in the markets which were launched in 2004, and the marketing of U.S. Cellular’s data-related wireless services, which were launched in the second half of 2003; and

•       a $13.1 million increase in expenses related to payments into the federal universal service fund, primarily due to an increase in rates due to changes in the FCC regulations, substantially all of which is offset by increases in retail service revenue for amounts passed through to customers.

The increases were partially offset by the following:

•       $24.9 million decrease in billing-related expenses in 2004. The decrease was primarily due to the migration in the third quarter of 2003 of the Chicago market’s operations to the same billing system used by U.S. Cellular’s other markets; and

•       $9.7 million and $10.0 million net decreases in bad debts expense in 2005 and 2004, respectively. In 2005, the decrease was primarily attributable to the improvement in U.S. Cellular’s collections of outstanding accounts receivable. In 2004, the decrease was primarily attributable to a change in U.S. Cellular’s accounting for contract termination fees charged when customers disconnect service prior to the end of their contracts. During the fourth quarter of 2003, U.S. Cellular  revised its business practices related to the billing of contract termination fees.  This change resulted in an increase in amounts billed to customers that ultimately were deemed uncollectible.  At the time of the change in business practice, U.S. Cellular’s practice was to record revenues related to such fees at the time of billing and record bad debts expense in subsequent periods when the related accounts receivable were determined to be uncollectible.  In connection with the restatement discussed in Note 1 of Notes to Consolidated Financial Statements, U.S. Cellular corrected its accounting to record revenues related to such fees only upon collection in recognition of the fact that collectibility of the revenues was not reasonably assured at the time of billing; the correction was made effective October 1, 2003 to coincide with the timing of the change in business practices.  As a result of the change in accounting, bad debts expense in 2004 was lower than it would have been under the accounting practice used prior to October 1, 2003. The effect of the change in accounting was partially offset by higher bad debts expense resulting from increased write-offs of accounts receivable associated with higher revenues in 2004.

Sales and marketing cost per gross customer activation totaled $460 in 2005, $403 in 2004 and $380 in 2003. The increases in both years were primarily due to increased handset subsidies, advertising expenses and sales employee-related expenses.

Sales and marketing cost per gross customer activation is not calculable using financial information derived directly from the Consolidated Statements of Operations. The definition of sales and marketing cost per gross customer activation that U.S. Cellular uses as a measure of the cost to acquire additional customers through its marketing distribution channels may not be comparable to similarly titled measures that are reported by other companies.

Below is a summary of sales and marketing cost per gross customer activation for each period.

Year ended December 31,	2005	2004	2003
	(Dollars in thousands, except per customer amounts)
Components of cost:
Selling, general and administrative expenses related to the acquisition of new customers (1)	$551,236	$496,436	$429,149
Cost of equipment sold to new customers (2)	385,715	346,052	248,528
Less equipment sales revenues from new customers (3)	(228,668)	(214,696)	(162,240)
Total cost	$708,283	$627,792	$515,437
Gross customer activations (000s) (4)	1,540	1,557	1,357
Sales and marketing cost per gross customer activation	$460	$403	$380

(1)             Selling, general and administrative expenses related to the acquisition of new customers are reconciled to reported selling, general and administrative expenses as follows:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Selling, general and administrative expenses, as reported	$1,212,874	$1,088,181	$1,007,599
Less expenses related to serving and retaining customers	(661,638)	(591,745)	(578,450)
Selling, general and administrative expenses related to the acquisition of new customers	$551,236	$496,436	$429,149

(2)             Cost of equipment sold to new customers is reconciled to reported cost of equipment sold as follows:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Cost of equipment sold as reported	$511,939	$486,605	$355,139
Less cost of equipment sold related to the retention of existing customers	(126,224)	(140,553)	(106,611)
Cost of equipment sold to new customers	$385,715	$346,052	$248,528

(3)             Equipment sales revenues from new customers is reconciled to reported equipment sales revenues as follows:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands)
Equipment sales revenues, as reported	$204,316	$191,255	$158,832
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(30,118)	(27,267)	(27,328)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	54,470	50,708	30,736
Equipment sales revenues from new customers	$228,668	$214,696	$162,240

(4)             Gross customer activations represent customers added to U.S. Cellular’s customer base, during the respective periods presented, through its marketing distribution channels.

Monthly general and administrative expenses per customer, including the net costs related to the renewal or upgrade of service contracts of existing U.S. Cellular customers (“net customer retention costs”), decreased 3% to $13.00 in 2005 from $13.46 in both 2004 and 2003. The decrease in 2005 reflected reductions in handset subsidies related to retention transactions and bad debts expense, as well as an increase of 11% in the average customer base. In 2004, an increase in handset subsidies related to retention transactions was offset by the effects of a reduction in bad debts expense and an increase of 10% in the average customer base.

Management uses the “monthly general and administrative expenses per customer” measurement to assess the cost of serving and retaining its customers on a per-unit basis.

This measurement is reconciled to total selling, general and administrative expenses as follows:

Year ended December 31,	2005	2004	2003
	(Dollars in thousands, except per customer amounts)
Components of cost (1):
Selling, general and administrative expenses, as reported	$1,212,874	$1,088,181	$1,007,599
Less selling, general and administrative expenses related to the acquisition of new customers	(551,236)	(496,436)	(429,149)
Add cost of equipment sold related to the retention of existing customers	126,224	140,553	106,611
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(30,118)	(27,267)	(27,328)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	54,470	50,708	30,736
Net cost of serving and retaining customers	$812,214	$755,739	$688,469
Divided by average customers during period (000s) (2)	5,207	4,679	4,263
Divided by twelve months in each period	12	12	12
Average monthly general and administrative expenses per customer	$13.00	$13.46	$13.46

(1)             These components were previously identified in the table which calculates sales and marketing cost per customer activation and related footnotes.

(2)             Average customers for each respective period as previously listed in footnote 5 to the table of summarized operating data.

Depreciation, amortization and accretion expense increased $10.9 million, or 2%, to $509.1 million in 2005 from $498.2 million in 2004, and increased $65.7 million, or 15%, from $432.5 million in 2003.

Depreciation expense increased $15.1 million, or 3%, to $465.4 million in 2005 from $450.3 million in 2004, and increased $75.4 million, or 20%, from $374.9 million in 2003. The increases in both years reflect rising average fixed asset balances, which increased 13% in 2005 and 19% in 2004. Increased fixed asset balances in both 2005 and 2004 resulted from the following factors:

•       the addition of 431, 840 and 507 new cell sites to U.S. Cellular’s network in 2005, 2004 and 2003 respectively, built to improve coverage and capacity in U.S. Cellular’s markets, both in existing service areas as well as in areas where U.S. Cellular has launched commercial service in 2004 and 2005; and

•       the addition of radio channels and switching capacity to U.S. Cellular’s network to accommodate increased usage.

See “Financial Resources” and “Liquidity and Capital Resources” for further discussions of U.S. Cellular’s capital expenditures.

In 2005, additional depreciation expense was recorded related to the following:

•       $11.4 million of writedowns of fixed assets related to the disposal of assets or trade-in of older assets for replacement assets; and

•       $2.7 million of writedowns of certain Time Division Multiple Access (“TDMA”) digital radio equipment related to its disposal or consignment for future sale. This writedown was necessary to reduce the book value of the assets to be sold to their estimated proceeds from disposition.

In 2004, additional depreciation expense was recorded related to the following:

•       certain TDMA digital radio equipment consigned to a third party for future sale was taken out of service and written down by $17.2 million prior to its consignment, increasing depreciation expense by that amount. This write-down was necessary to reduce the book value of the assets to be sold to their estimated proceeds from disposition;

•       a reduction of useful lives of certain TDMA radio equipment, switch software and antenna equipment, which increased depreciation expense $14.9 million;

•       in preparation for the implementation of a fixed asset management and tracking software system, including a bar code asset identification system, U.S. Cellular conducted a physical inventory review of its cell site fixed assets. As a result of the review, U.S. Cellular charged $11.9 million to depreciation expense for the write-off of certain assets; and

•       an $11.3 million addition to depreciation expense related to the write-down of the book value of certain assets to their estimated proceeds prior to their disposition.

Also, U.S. Cellular recorded $8.6 million less depreciation expense in 2004 than in 2003 as depreciation on the properties sold to AT&T Wireless and ALLTEL was only recorded through November 2003 and August 2004, respectively, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

In 2003, U.S. Cellular took certain cell sites in which its antennae were co-located on third parties’ towers out of service, writing off the remaining net book value of the related assets. This write-off increased depreciation expense $7.0 million in 2003. These cell sites were acquired from another wireless carrier in a 2001 transaction.

Amortization and accretion expense decreased $4.2 million, or 9%, to $43.7 million in 2005 from $47.9 million in 2004, and decreased $9.7 million, or 17%, from $57.6 million in 2003.

The decrease in 2005 primarily represents a $4.1 million decrease in amortization of customer list intangible assets acquired in various transactions since 2002. The decrease in 2004 was primarily caused by an $8.6 million decrease in amortization related to the customer list intangible assets and other amortizable assets acquired in the Chicago market transaction during 2002. Customer list intangible assets are amortized using the declining balance method, which results in declining amortization expense each year.

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” U.S. Cellular accretes liabilities for future remediation obligations associated with leased properties. Such accretion expense totaled $5.9 million in 2005, $5.0 million in 2004 and $4.4 million in 2003.

Loss on impairment of intangible assets totaled $49.6 million in 2003. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” U.S. Cellular performs annual impairment tests for its investment in licenses. The carrying value of the licenses in each reporting unit was compared to the estimated fair value of the licenses in each reporting unit. The license values in two reporting units were determined to be impaired and a loss of $49.6 million was recorded. Neither the 2005 and 2004 annual testing resulted in impairment.

See “Application of Critical Accounting Policies and Estimates—Investments in Licenses and Goodwill” for further discussion of TDS’s and U.S. Cellular’s intangible asset impairment testing.

(Gain) loss on sales of assets totaled a gain of $44.7 million in 2005, a gain of $10.8 million in 2004 and a loss of $45.9 million in 2003.

In 2005, the gain represented the difference between the fair value of the properties U.S. Cellular received in the ALLTEL exchange transaction completed on December 19, 2005 and the $58.1 million of cash paid plus the recorded value of the assets it transferred to ALLTEL.

In 2004, the gain related to two divestitures completed in 2004. The sale of two consolidated markets to ALLTEL in November 2004 resulted in a $10.1 million gain on sales of assets. The remaining amount of $0.7 million was recorded in 2004 as a reduction of a $22.0 million estimated loss recorded in the fourth quarter 2003 on the sale of U.S. Cellular markets in southern Texas to

AT&T Wireless on February 18, 2004. The result was an aggregate loss of $21.3 million, representing the difference between the carrying value of the markets sold and the cash received in the transaction.

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

For further discussion of these transactions, see “Liquidity and Capital Resources—Acquisitions, Exchanges and Divestitures.”

Operating Income

Operating income increased $61.0 million, or 33%, to $244.3 million in 2005 from $183.3 million in 2004, and increased $74.6 million, or 69%, in 2004 from $108.7 million in 2003. The operating income margins (as a percent of service revenues) were 8.6% in 2005, 7.0% in 2004 and 4.5% in 2003. The increases in operating income and operating income margin were due to the factors which are described in detail in Operation Revenues and Operating Expenses above.

U.S. Cellular expects many of the above factors, except for those related to new market launches and acquisition and divestiture activities, to continue to have an effect on operating income and operating income margins for the next several quarters. Any changes in the above factors, as well as the effects of other drivers of U.S. Cellular’s operating results, may cause operating income and operating income margins to fluctuate over the next several quarters.

U.S. Cellular anticipates that it will continue to invest in and incur expenses related to markets it has acquired and in which it has initiated service over the past few years. U.S. Cellular also incurred additional expenses related to the launch of data-related wireless services in all of its markets in 2005, 2004 and 2003, and expects to incur expenses related to its continued launch and marketing of data-related wireless services in the next few years.

The following are U.S. Cellular’s estimates of full-year 2006 service revenues; depreciation, amortization and accretion expenses; operating income; and net retail customer activations. Except for disclosed changes, such estimates are based on U.S. Cellular’s currently owned and operated markets because the effect of any possible future acquisition or disposition activity cannot be predicted with accuracy or certainty. The following estimates were updated by U.S. Cellular on July 28, 2006 and continue to represent U.S. Cellular’s views as of the date of filing this Form 10-K based on current facts and circumstances. Such forward-looking statements should not be assumed to be accurate as of any future date. U.S. Cellular undertakes no duty to update such information whether as a result of new information, future events or otherwise.

	2006 Estimated Results	2005 Actual Results
Service revenues	Approx. $3.2 billion	$2.83 billion
Depreciation, amortizationand accretion expenses	$585 million	$509.1 million
Operating income (1)	$250-300 million	$244.3 million
Net retail customer activations	370,000 - 400,000	411,000

(1)             Includes gain of $44.7 million resulting from sale of assets in 2005 Actual Results.

Effects of Competition on Operating Income

U.S. Cellular competes directly with several wireless communications services providers in each of its markets. In general, there are between four and six competitors in each wireless market in which U.S. Cellular provides service. U.S. Cellular generally competes against each of the four near-nationwide wireless companies: Verizon Wireless, Sprint/Nextel (and affiliates), Cingular and T-Mobile USA, Inc. However, not all of these competitors operate in all markets where U.S. Cellular does business. U.S. Cellular believes that these competitors have substantially greater financial, technical, marketing, sales, purchasing and distribution resources than it does.

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

In addition, U.S. Cellular competes against both larger and smaller regional wireless companies in certain areas, including ALLTEL and Rural Cellular Corporation, and against resellers of wireless services. Since each of these competitors operates on systems using spectrum licensed by the FCC and has comparable technology and facilities, competition for customers among these systems in each market is principally on the basis of quality of service, price, size of area covered, services offered and responsiveness of customer service.

Since U.S. Cellular’s competitors do not disclose their subscriber counts in specific regional service areas, market share for the competitors in each regional market cannot be accurately determined.

WIRELINE TELEPHONE OPERATIONS

TDS operates its wireline telephone operations through TDS Telecommunications Corporation (“TDS Telecom”), a wholly owned subsidiary. TDS Telecom served 1,183,900 equivalent access lines at the end of 2005, an increase of 26,700 lines over 2004. At the end of 2004, TDS Telecom served 1,157,200 equivalent access lines, an increase of 70,200 lines over 2003. TDS Telecom provides service through incumbent local exchange carriers and through competitive local exchange carriers. Equivalent access lines are derived by converting each high-capacity data line to the estimated equivalent number, in terms of capacity, of switched access lines.

TDS Telecom’s incumbent local exchange carriers served 735,300 equivalent access lines at the end of 2005 compared to 730,400 at the end of 2004 and 722,200 at the end of 2003. The incumbent local exchange carrier operations have grown primarily through internal growth. Internal growth, net of disconnections, added 4,900 equivalent access lines in 2005, 8,200 lines in 2004 and 11,000 lines in 2003.

TDS Telecom’s competitive local exchange carrier served 448,600 equivalent access lines at the end of 2005 compared to 426,800 at the end of 2004 and 364,800 lines at the end of 2003. Internal growth in equivalent access lines has occurred as competitive local exchange carrier operations have increased their presence in current markets.

TDS Telecom Operating Income

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Incumbent Local Exchange
Carrier Operations
Operating revenues	$669,724	$658,330	$653,038
Operating expenses	500,791	475,152	475,894
Operating income	168,933	183,178	177,144
Competitive Local Exchange
Carrier Operations
Operating revenues	241,310	226,259	213,800
Operating expenses	247,549	372,367	239,657
Operating (loss)	(6,239)	(146,108)	(25,857)
Intra-company elimination
Revenue	(4,980)	(4,444)	(3,850)
Expense	(4,980)	(4,444)	(3,850)
TDS Telecom Operating Income	$162,694	$37,070	$151,287

TDS Telecom’s operating income increased $125.6 million to $162.7 million in 2005 from $37.1 million in 2004, and decreased $114.2 million, or 75%, in 2004 from $151.3 million in 2003. The primary causes for the increase in 2005 and the decrease in 2004 were an $87.9 million loss on the impairment of long-lived assets and a $29.4 million loss on the impairment of intangible assets of the competitive local exchange carriers recorded in 2004.

The following estimates were updated by TDS Telecom on July 28, 2006 and continue to represent TDS Telecom’s views as of the date of filing this Form 10-K based on current facts and circumstances. Such forward-looking statements should not be assumed to be accurate as of any future date. TDS Telecom undertakes no legal duty to update such information whether as a result of new information, future events or otherwise. For 2006, TDS Telecom expects a slight decrease in revenues with revenues from the incumbent local exchange carrier operations in the range of $645 million to $655 million and revenues from the competitive local exchange carrier operations in the range of $230 million to $240 million. Operating income from the incumbent local exchange carrier is anticipated to range from $145 million to $155 million while competitive local exchange carrier operating losses are anticipated to be approximately $5 million.

Following is a table of summarized operating data for TDS Telecom’s incumbent local exchange carrier and competitive local exchange carrier operations.

Year Ended December 31,	2005	2004	2003
Incumbent Local Exchange Carrier:
Equivalent access lines	735,300	730,400	722,200
Growth in equivalent access lines:
Internal growth	4,900	8,200	11,000
Dial-up Internet service accounts	90,700	101,300	112,900
Digital subscriber line (DSL) accounts	65,500	41,900	23,600
Long distance customers (1)	321,500	295,000	230,500
Competitive Local Exchange Carrier:
Equivalent access lines	448,600	426,800	364,800
Dial-up Internet service accounts	14,200	18,200	22,200
Digital subscriber line (DSL) accounts	36,400	29,000	20,100
TDS Telecom employees	3,295	3,375	3,460

(1)             Beginning January 1, 2004, long distance customers reflect those lines that have chosen TDS Telecom as their primary interexchange carrier. Prior to that, a count of customers was used.

Incumbent Local Exchange Carrier Operations

Operating Revenues

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Local service	$202,021	$204,834	$199,616
Network access and long distance	373,737	362,890	363,109
Miscellaneous	93,966	90,606	90,313
Total Incumbent Local Exchange Carrier Operating Revenues	$669,724	$658,330	$653,038

Operating revenues increased $11.4 million, or 2%, to $669.7 million in 2005 from $658.3 million in 2004, and increased $5.3 million, or less than 1%, in 2004 from $653.0 million in 2003.

Local service revenues (provision of local telephone exchange service within the local serving area of TDS Telecom’s incumbent local exchange carriers) decreased $2.8 million, or 1%, to $202.0 million in 2005 from $204.8 million in 2004, and increased $5.2 million, or 3%, in 2004 from $199.6 million in 2003. Physical access line losses resulted in decreases in revenues of $3.3 million in 2005 and $2.9 million in 2004. The sale of custom calling and advanced features increased revenues by $1.9 million in 2005 and $2.1 million in 2004. Interconnection revenues decreased $0.9 million in 2005 after an increase of $3.3 million in 2004. In addition, integrated services digital network revenues increased $1.8 million from 2003 to 2004.

Network access and long distance revenues (compensation for carrying interstate and intrastate long distance traffic on TDS Telecom’s local telephone networks and reselling long distance service) increased $10.8 million, or 3%, to $373.7 million in 2005 from $362.9 million in 2004, and decreased $0.2 million, or less than 1%, in 2004 from $363.1 million in 2003. Long distance service revenues increased by $3.9 million in 2005 and $3.4 million in 2004. Revenue generated from increased network usage, including compensation from state and national pools, increased $7.6 million in 2005 and decreased $3.0 million in 2004.

Miscellaneous revenues (charges for (i) leasing, selling, installing and maintaining customer premise equipment; (ii) providing billing and collection services; (iii) providing Internet services; and (iv) selling of digital broadcast satellite service) increased $3.4 million, or 4%, to $94.0 million in 2005 from $90.6 million in 2004, and increased $0.3 million, or less than 1%, in 2004 from $90.3 million in 2003. Revenue from data transmission services including dial-up Internet service and digital subscriber line services increased $6.3 million in 2005 and $5.7 million in 2004. Digital broadcast satellite revenues decreased $1.1 million, and miscellaneous non-regulated revenues decreased $1.0 million in 2005. Revenues decreased $3.2 million in 2004 due to the conclusion of a customer contract and lower levels of sales in customer premises equipment and inside wiring.

Operating Expenses

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization included below)	$183,921	$166,262	$165,135
Selling, general and administrative expense	181,692	177,225	180,372
Depreciation and amortization	135,178	131,665	130,036
Loss on impairment of long-lived assets	—	—	351
Total Incumbent Local Exchange Carrier Operating Expenses	$500,791	$475,152	$475,894

Operating expenses increased $25.6 million, or 5%, to $500.8 million in 2005 from $475.2 million in 2004, and decreased $0.7 million, or less than 1%, in 2004 from $475.9 million in 2003. A $3.2 million charge for an early retirement incentive plan in 2005 was partially responsible for the operating expense increase in 2005 and a $7.7 million charge for an early retirement incentive plan in 2003 was also responsible for the decrease in 2004. Incumbent local exchange carrier expenses as a percent of revenues were 74.8% in 2005, 72.2% in 2004 and 72.9% in 2003.

Cost of services and products increased $17.6 million, or 11%, to $183.9 million in 2005 from $166.3 million in 2004, and increased $1.2 million, or less than 1%, in 2004 from $165.1 million in 2003. Local telephone company payroll increased $2.0 million in 2005 primarily due to the effects of the early retirement incentive plan in 2005 and decreased $4.0 million in 2004 primarily due to the effects of the early retirement incentive plan in 2003. The cost of providing Internet service, digital subscriber line service and long distance service to a larger customer base increased expenses $7.3 million in 2005 and $3.9 million in 2004. Cost of goods sold related to business customer premises equipment increased $1.3 million in 2005 and was flat in 2004. In addition, reciprocal compensation expenses increased $2.1 million and Universal Service Administrative Company expenses increased $1.5 million in 2005.

Selling, general and administrative expenses increased $4.5 million, or 3%, to $181.7 million in 2005 from $177.2 million in 2004, and decreased $3.2 million, or 2%, in 2004 from $180.4 million in 2003. The increase in 2005 is primarily due to the effects of the early retirement incentive plan in 2005. The decrease in 2004 primarily reflects lower expenses due to the expenses related to the employee retirement incentive plan recorded in 2003.

Depreciation and amortization expenses increased $3.5 million, or 3%, to $135.2 million in 2005 from $131.7 million in 2004, and increased $1.7 million or 1% in 2004 from $130.0 million in 2003. Investment in plant and equipment in service was fairly consistent in 2005, 2004 and 2003, producing relatively consistent depreciation expense.

Operating Income decreased $14.3 million, or 8%, to $168.9 million in 2005 from $183.2 million in 2004, and increased $6.1 million, or 3%, in 2004 from $177.1 million in 2003. The incumbent local exchange operating margin was 25.2% in 2005, 27.8% in 2004 and 27.1% in 2003. Operating margin was impacted by costs associated with early retirement incentive plans totaling $3.2 million in 2005 and $7.7 million in 2003.

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

Competitive Local Exchange Carrier Operations

TDS Telecom began offering competitive local exchange carrier services in the fourth quarter of 1997. These services are offered in the Madison, greater Fox Valley, Milwaukee, Racine, Kenosha, Janesville and Beloit, Wisconsin markets; in the Rockford and Lake County, Illinois markets; in the greater Grand Rapids, Kalamazoo, Battle Creek, Holland, Grand Haven, Lansing, Jackson, Ann Arbor and the western suburbs of Detroit, Michigan markets; in the Minneapolis/St. Paul, Rochester, Duluth, St. Cloud and Brainerd, Minnesota markets; and in Fargo, North Dakota. Equivalent access lines increased by 5% in 2005 (21,800), 17% in 2004 (62,000) and 25% in 2003 (73,400).

Operating Revenues

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Total Competitive Local Exchange Carrier Operating Revenues	$241,310	$226,259	$213,800

Operating revenues (revenue from the provision of local and long-distance telephone service and access revenue from long-distance providers) increased $15.0 million, or 7%, to $241.3 million in 2005 from $226.3 million in 2004 and increased $12.5 million, or 6%, in 2004 from $213.8 million in 2003. The increases were primarily due to the increases in equivalent access lines in both years.

Retail revenues increased $18.9 million or 10% to $215.7 million in 2005 from $196.8 million in 2004 and increased $24.0 million or 14% in 2004 from $172.8 million in 2003 primarily due to access line growth in both years. Increased access lines added approximately $20.8 million to retail revenues in 2005 and $35.7 million to retail revenues in 2004. These increases were offset by decreases in revenue per access line due to both price decreases and change in customer mix.

Wholesale revenues, which represent charges to other carriers for utilizing TDS Telecom network infrastructure, decreased $3.8 million or 13% to $25.6 million in 2005 from $29.4 million in 2004 and decreased $11.6 million or 28% in 2004 from $41.0 million in 2003. Wholesale revenues in 2005 and 2004 were impacted by mandated decreases in interstate access rates which reduced revenues by approximately $4.7 million and $9.9 million in 2005 and 2004 respectively.

Operating Expenses

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization included below)	$102,580	$92,045	$86,377
Selling, general and administrative expense	114,531	124,623	115,354
Depreciation and amortization	30,438	38,349	33,363
Loss on impairment of long-lived assets	—	87,910	4,563
Loss on impairment of intangible assets	—	29,440	—
Total Competitive Local Exchange Carrier Operating Expenses	$247,549	$372,367	$239,657

Operating expenses decreased $124.9 million, or 34%, to $247.5 million in 2005 from $372.4 million in 2004, and increased $132.7 million or 55% in 2004 from $239.7 million in 2003. Operating expenses decreased in 2005 and increased in 2004 primarily due to impairment losses of $87.9 million and $29.4 million recorded in 2004 on property, plant and equipment and goodwill, respectively. See “Regulatory Orders” for a discussion of the impairment losses.

Cost of services and products increased $10.6 million or 11%, to $102.6 million in 2005 from $92.0 million in 2004 and increased $5.6 million or 7% in 2004 from $86.4 million in 2003 primarily due to costs related to providing service to customers added. In 2005, access line growth added $6.9 million to cost of goods sold and rate increases from an incumbent carrier for unbundled network elements added another $3.9 million, partially offset by rate decreases in other cost of goods sold. In 2004, the expense growth is virtually all attributable to customer growth.

Selling, general and administrative expenses decreased $10.1 million, or 8% to $114.5 million in 2005 from $124.6 million in 2004 and increased $9.2 million or 8% in 2004 from $115.4 in 2003. Costs for leased network components declined $7.3 million in 2005, of which $5.3 million is attributed to a favorable rate settlement with an incumbent carrier. Sales and marketing expenses decreased $3.8 million in 2005 as a result of changes in strategy on the mix of targeted customers after an increase of $4.1 million in 2004. Payroll charges decreased $2.1 million in 2005, partially offset by additional operating costs to support access line growth, and increased $2.1 million in 2004. The 2004 increase also included additional expenses incurred to secure continual access to unbundled network elements at reasonable rates.

Depreciation and amortization expenses decreased $7.9 million, or 21%, to $30.4 million in 2005 from $38.3 million in 2004 and increased $4.9 million or 15% in 2004 from $33.4 million in 2003. The 2005 decrease was a result of the 2004 impairment related decreases in the value of fixed assets. In December 2004, TDS Telecom concluded that the long lived tangible assets of the competitive local exchange carrier operations were impaired and recorded a loss of $87.9 million to reduce the book value of those assets. See “Regulatory Orders” for a discussion of the impairment losses. Depreciation increased in 2004 due to additions to plant and equipment in service.

Operating loss totaled $6.2 million in 2005, $146.1 million in 2004 and $25.9 million in 2003. The operating loss from competitive local exchange operations increased notably in 2004 due to the losses on asset impairments.

Regulatory Orders

A number of federal and state regulatory proposals, policies and proceedings are important to TDS Telecom’s competitive local exchange carrier operations. Most significantly, the FCC released two important decisions related to access to unbundled network elements by competitive local exchange carriers. The first is referred to as the Triennial Review Order. This order was released on August 21, 2003. The order was appealed, and significant portions overturned. Relevant to TDS Telecom’s competitive operations, the Court upheld certain aspects of the FCC’s Triennial Review Order that could limit the ability of competitive carriers to access fiber optic lines and lines that are a combination of fiber optics and copper. Appeal of this portion of the Triennial Review Order by TDS and others was denied by the Supreme Court and the rules related to fiber optic lines and combination fiber-copper lines are final.

The second important decision by the FCC is known as the Triennial Review Remand Order and was adopted on December 15, 2004, with the text of the final order released on February 4, 2005, with an effective date of March 11, 2005.The Triennial Review Remand Order significantly revised the rules related to access by competitive local exchange carriers to unbundled network elements, addressing the issues overturned by the court of appeals in relation to the Triennial Review Order. The Triennial Review Remand Order removed access to unbundled switching, and set limits on access to unbundled high capacity loops and transport in certain circumstances. However, the rules related to access to unbundled high capacity loops and transport preserve access to the most common high-capacity loops and transport currently used by TDS Telecom. To the extent that TDS Telecom competitive local exchange carrier operations rely on an unbundled network element platform provided by incumbent carriers, the Triennial Review Remand Order if not overturned on appeal, will lead to a phase-out of that method of competitive entry. Moreover, the loss of some access and transport options as a result of the Triennial Review Remand Order is unfavorable for TDS Telecom competitive local exchange carrier operations and could negatively affect the company’s ability to provide broadband services to end users in new areas or to increase or expand services in existing areas.

Shortly after the issuance of the Triennial Review Remand Order, SBC announced that it was acquiring AT&T. TDS Telecom worked with a group of competitive carriers advocating that reasonable conditions be placed upon the merged companies. In its order approving the mergers, the FCC imposed two conditions that are directly favorable to TDS Telecom:  1) a two-year cap on the rates charged by AT&T (formerly SBC) for unbundled network elements; and 2) a recalculation of the wire centers where unbundled network elements will be available to remove AT&T as a separate collocator for purposes of determining if the wire center meets the threshold for denying access to certain unbundled elements under the Triennial Review Remand Order. The first condition will provide stability for a major driver of costs in the competitive operations. The second will serve to make more geographic areas available for access to unbundled network elements.

In response to petitions filed by a Regional Bell Operating Company for increases in rates for certain wholesale services that it provides to competitive local exchange carriers, the state public service commissions of Illinois, Wisconsin and Michigan issued orders that adversely affected the cost of providing some services for TDS Telecom’s competitive local exchange carrier operations in those states, primarily services to residential customers and certain small business customers. The pricing data for the major markets of TDS Telecom’s competitive local exchange carrier became available in the fourth quarter of 2004. These pricing changes, as well as other regulatory changes and competitive pressures in 2004, triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible and intangible assets. As a result of the impairment review, TDS Telecom concluded that the long-lived tangible assets of its competitive local exchange carrier operations were impaired and recorded an $87.9 million loss in the Statement of Operations in 2004. TDS Telecom also concluded that goodwill associated with the competitive local exchange carrier operations was impaired and recorded a loss of $29.4 million in the Statement of Operations in 2004. See Application of Critical Accounting Policies and Estimates—“Licenses and Goodwill” and “Property, Plant and Equipment” for further discussions of the impairments.

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

RECENT ACCOUNTING PRONOUNCEMENTS

SFAS 123R (revised 2004), “Share-Based Payment,” was issued in December 2004. In April 2005, the Securities and Exchange Commission (“SEC”) postponed the effective date of SFAS 123R until the issuer’s first fiscal year beginning after June 15, 2005. As a result, TDS will be required to adopt SFAS 123R in the first quarter of 2006. The statement requires that compensation cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123R also requires that the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow. This requirement may reduce net cash flows from operating activities and increase net cash flows from financing activities in periods after adoption. In addition, in March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies.

Upon adoption of the standard on January 1, 2006, the Company will follow the modified prospective transition method and expects to value its share-based payment transactions using a Black-Scholes valuation model. Under the modified prospective transition method, TDS will recognize compensation cost in its consolidated financial statements for all awards granted after January 1, 2006 and for all existing awards for which the requisite service has not been rendered as of the date of adoption. Prior period operating results will not be restated.

SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”) which replaces APB No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28” was issued in May 2005. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. Specifically, this statement requires “retrospective application” of the direct effect of a voluntary change in accounting principle to prior periods’ financial statements, if it is practicable to do so. SFAS 154 also strictly redefines the term “restatement” to mean the correction of an error by revising previously issued financial statements. SFAS 154 replaces APB No. 20, which requires that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Accordingly, TDS will be required to apply the provisions of SFAS 154 to accounting changes and error corrections occurring after January 1, 2006.

Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) was issued in June 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. TDS is currently reviewing the requirements of FIN 48 and has not yet determined the impact, if any, on its financial position or results of operations.

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

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Cash flows from (used in)
Operating activities	$880,223	$797,442	$970,956
Investing activities	(914,428)	(614,580)	(744,043)
Financing activities	(41,109)	47,665	(587,934)
Net increase (decrease) in cash and cash equivalents	$(75,314)	$230,527	$(361,021)

Cash Flows From Operating Activities represents a significant source of funds to TDS. Net income (loss) including adjustments to reconcile net income (loss) to net cash provided by operating activities, excluding changes in assets and liabilities from operations totaled $935.9 million in 2005, $887.3 million in 2004 and $897.5 million in 2003. Included in the adjustments to reconcile net income to net cash provided by operating activities in 2004 is a deduction for the payment of $68.1 million of accreted interest on the repayment of U.S. Cellular’s Liquid Yield Option Notes. Distributions from unconsolidated investments provided $53.0 in 2005, $49.2 million in 2004 and $45.4 million in 2003. Changes in assets and liabilities from operations required $55.7 million in 2005, required $89.9 million in 2004 and provided $73.5 million in 2003, reflecting timing differences in the collection of accounts receivable, payment of accounts payable and accrued taxes.

Cash Flows From Investing Activities primarily represents uses of funds to acquire, construct and upgrade modern high-quality communications networks and facilities as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue-enhancing and cost-reducing upgrades of TDS’s networks. Cash flows used for investing activities also represent cash required for the acquisition of wireless and wireline telephone properties and wireless spectrum. Proceeds from merger and divestiture transactions have provided funds in recent years which have partially offset the cash requirements for investing activities; however, such sources cannot be relied upon to provide continuing or regular sources of financing.

The primary purpose of TDS’s construction and expansion expenditures is to provide for customer growth, to upgrade service, launch new markets, and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services.

Cash expenditures for capital additions required $720.6 million in 2005, $806.8 million in 2004 and $776.0 million in 2003. U.S. Cellular’s capital additions totaled $586.6 million in 2005, $656.2 million in 2004 and $630.9 million in 2003. These expenditures were made to fund the construction of 431, 840 and 507 new cell sites in 2005, 2004 and 2003, respectively, as well as the increase in capacity in existing cell sites and switches, the remodeling of new and existing retail stores and costs related to the development of U.S. Cellular’s office systems. In 2004 and 2003, these property, plant and equipment expenditures included approximately  $13 million and $58 million, respectively, for the migration to a single digital wireless equipment platform. Other additions in all three years also included significant amounts related to the replacement of retired assets.

TDS Telecom’s capital additions for its incumbent local exchange carrier operations totaled $97.5 million in 2005, $103.1 million in 2004 and $111.9 million in 2003, representing expenditures for switch modernization and outside plant facilities to maintain and enhance the quality of service and offer new revenue opportunities. TDS Telecom’s capital expenditures for competitive local exchange carrier operations totaled $27.1 million in 2005, $35.2 million in 2004 and $27.3 million in 2003 for switching and other network facilities.

Corporate and other capital expenditures totaled $9.4 million in 2005, $12.3 million in 2004 and $5.9 million in 2003.

Acquisitions, divestitures and exchanges, required $190.9 million in 2005 and provided $197.8 million in 2004 and $28.8 million in 2003. TDS’s acquisitions include primarily the purchase of controlling interests in wireless markets and telephone properties, minority interests that increased the ownership of majority-owned markets and wireless spectrum.

In 2005, U.S. Cellular’s consolidated subsidiary, Carroll Wireless, paid $120.9 million to the FCC to complete the payment for the licenses in which it was the winning bidder in the FCC’s Auction 58. Carroll Wireless deposited $9.0 million with the FCC related to the wireless spectrum Auction 58 in 2004, prior to the commencement of the auction in early 2005.

U.S. Cellular paid $58.1 million related to the exchange of properties with ALLTEL completed in December 2005 and capitalized costs associated with the exchange of $2.6 million. Also, U.S. Cellular purchased a controlling interest in one wireless property and certain minority interests in wireless markets in which it already owned a controlling interest for $6.9 million in cash. TDS Telecom also purchased a wireless license for $2.8 million in 2005.

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

See “Acquisitions, Exchanges and Divestitures” in the Liquidity and Capital Resources section.

Cash Flows From Financing Activities primarily reflects changes in short-term debt balances, proceeds from the sale of long-term debt, cash used to repurchase Common Shares and cash used for the repayment of long-term notes and the repurchase and conversion of debt securities.

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

In 2005, TDS issued $116.3 million of 6.625% senior notes due March 2045 which provided proceeds after underwriting discounts of $112.6 million. Also in 2005, TDS Telecom repaid approximately $232.6 million of RUS, RTB and FFB notes.

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

TDS retired a total of $17.2 million and $70.5 million of medium-term notes at par value in 2005 and 2003, respectively.

No TDS Common Shares were repurchased in 2005.

Borrowings under revolving credit facilities totaled $510.0 million in 2005, $420.0 million in 2004, primarily to repay long-term debt and fund capital expenditures and $279.3 million in 2003, primarily to fund capital expenditures. Repayments under the revolving credit facilities totaled $405.0 million in 2005, $390.0 million in 2004 and $739.3 million in 2003. Dividends paid on TDS Common Stock and Preferred Shares, excluding dividends reinvested, totaled $40.6 million in 2005, $38.0 million in 2004 and $36.2 million in 2003.

From time to time, the Board of Directors of TDS has authorized the repurchase of TDS Common Shares. The most recent authorization expired in 2006 and as of May 10, 2006, there is no current authorization. No TDS Common Shares were repurchased in 2005. During 2004, TDS repurchased 214,800 of its Common Shares, for an aggregate purchase price of $14.9 million, or an average of $69.15 per share including commissions. During 2003, TDS repurchased 1,960,900 of its Common Shares, for an aggregate purchase price of $92.4 million, or an average of $47.10 per share including commissions. Cash required for the repurchase of the Common Shares totaled $20.4 million in 2004 and $86.8 million in 2003, reflecting differences in the number of shares acquired and timing differences in the cash disbursements.

The Board of Directors of U.S. Cellular from time to time has authorized the repurchase of U.S. Cellular Common Shares not owned by TDS. U.S. Cellular’s primary repurchase program expired in December 2003. However, U.S. Cellular has an ongoing authorization to repurchase a limited amount of U.S. Cellular Common Shares on a quarterly basis, primarily for use in employee benefit plans. No U.S. Cellular Common Shares were repurchased in 2005. In 2004, U.S. Cellular repurchased 91,700 of its Common Shares under this authorization for an aggregate purchase price of $3.9 million, or an average of $42.62 per share including commissions. U.S. Cellular did not purchase any of its Common Shares in 2003.

LIQUIDITY AND CAPITAL RESOURCES

TDS believes that cash flows from operating activities, existing cash and cash equivalents and funds available from line of credit arrangements provide substantial financial flexibility for TDS to meet both its short- and long-term needs. TDS and its subsidiaries may have access to public and private capital markets to help meet their long-term financing needs.

However, the availability of external financial resources is dependent on economic events, business developments, technological changes, financial conditions or other factors, some of which may not be in TDS’s control. If at any time financing is not available on terms acceptable to TDS, TDS might be required to reduce its business development and capital expenditure plans, which could have a materially adverse effect on its business and financial condition. TDS cannot provide assurances that circumstances that could materially adversely affect TDS’s liquidity or capital resources will not occur. Economic downturns, changes in financial markets or other factors could affect TDS’s liquidity and availability of capital resources. Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development, acquisition programs and Common Share repurchase programs.

TDS generates substantial funds from the operations of U.S. Cellular and TDS Telecom. Cash flows from operating activities totaled $880.2 million in 2005, $797.4 million in 2004 and $971.0 million in 2003. TDS and its subsidiaries had cash and cash equivalents totaling $1,095.8 million at December 31, 2005.

Revolving Credit Facilities

As discussed below, TDS and its subsidiaries had $1,161.3 million of revolving credit facilities available for general corporate purposes as well as an additional $75 million of bank lines of credit as of December 31, 2005.

TDS had a $600 million revolving credit facility with a group of banks at December 31, 2005, and had $3.4 million of letters of credit outstanding against the revolving credit facility, leaving $596.6 million available for use. The terms of the revolving credit facility provide for borrowings with interest at the London InterBank Offered Rate (“LIBOR”) plus a contractual spread based on TDS’s credit rating. At December 31, 2005, the contractual spread was 60 basis points. The margin percentage increases by 10 basis points if more than 50% of the facility is outstanding. TDS may select borrowing periods of either seven days or one, two, three or six months (the one-month LIBOR rate was 4.39% at December 31, 2005). If TDS provides less than two days’ notice of intent to borrow, interest on borrowings is the prime rate less 50 basis points (the prime rate was 7.25% at December 31, 2005). The credit facility expires in December 2009.TDS currently pays facility and administration fees at an aggregate annual rate of 0.21% of the total $600 million facility. These fees totaled $0.8 million, $0.7 million and $0.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.

TDS also had $75 million in direct bank lines of credit at December 31, 2005, all of which were unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate.

At December 31, 2005, U.S. Cellular’s $700 million revolving credit facility had $135 million of borrowings and $0.3 million of letters of credit outstanding against it leaving $564.7 million available for use. The terms of the revolving credit facility provide for borrowings with interest at the LIBOR rate plus a contractual spread based on U.S. Cellular’s credit rating. At December 31, 2005, the contractual spread was 60 basis points. U.S. Cellular may select borrowing periods of either seven days or one, two, three or six months (the one-month LIBOR rate was 4.39% at December 31, 2005). If U.S. Cellular provides less than two days’ notice of intent to borrow, interest on borrowings is the prime rate less 50 basis points (the prime rate was 7.25% at December 31, 2005). U.S. Cellular currently pays facility and administration fees at an aggregate annual rate of 0.21% of the total facility. These fees totaled $1.0 million in 2005, $1.5 million in 2004 and $0.7 million in 2003. The credit facility expires in December 2009.

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

TDS’s and U.S. Cellular’s interest costs on its revolving credit facilities would increase if their credit ratings from either Standard & Poor’s or Moody’s were lowered. However, their credit facilities would not cease to be available or accelerate solely as a result of a decline in their credit ratings. A downgrade in TDS’s or U.S. Cellular’s credit ratings could adversely affect their ability to renew existing, or obtain access to new, credit facilities in the future.

On July 11, 2005, Moody’s Investors Service downgraded TDS and U.S. Cellular from a Baa1 rating with a negative outlook to Baa2 with a stable outlook. As a result of the downgrade, the contractual spread applied to LIBOR in determining the interest rate applicable to the borrowings under TDS and U.S. Cellular revolving credit facilities increased to 45 basis points from 30 basis points. In addition, the facility fee charged on the revolving credit agreements increased to 15 basis points from 10 basis points.

On November 10, 2005, Moody’s Investors Service downgraded TDS and U.S. Cellular from a Baa2 rating with a stable outlook to Baa3 and placed the ratings under review for possible further downgrade. The contractual spread applied to LIBOR in determining the interest rate applicable to the borrowings under the TDS and U.S. Cellular revolving credit facilities increased to 60 basis points from 45 basis points. In addition, the facility fee increased to 20 basis points from 15 basis points. Standard & Poor’s did not take any ratings actions holding its rating at A- with a negative outlook and Fitch’s put TDS and U.S. Cellular on Rating Watch Negative and left the ratings unchanged at BBB+.

On January 25, 2006, Standard & Poors’s placed the A- rating of TDS and U.S. Cellular on Credit Watch with negative implications.

The maturity dates of certain of TDS’s and U.S. Cellular’s credit facilities would accelerate in the event of a change in control.

The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and represent certain matters at the time of each borrowing. On April 19, 2004, December 22, 2004 and November 10, 2005 TDS and U.S. Cellular announced that they would restate certain financial statements. The restatements resulted in defaults under the revolving credit agreements and one line of credit agreement. TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios. TDS and U.S. Cellular did not fail to make any scheduled payments under such credit agreements. TDS and U.S. Cellular received waivers from the lenders associated with the credit agreements, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatements. The waivers require the Form 10-K for the year ended December 31, 2005 to be filed by August 31, 2006, the Form 10-Q for the quarter ended March 31, 2006 to be filed within 30 days after the filing of the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006 to be filed within 45 days after the filing of the Form 10-Q for the quarter ended March 31, 2006.

Long-Term Financing

The late filing of TDS’s and U.S. Cellular’s Forms 10-Q for the quarterly  period ended September 30 2005, Forms 10-K for the year ended December 31, 2005 and Forms 10-Q for the period ended March 31, 2006 and the failure to deliver such Forms 10-K and 10-Q to the trustees of the TDS and U.S. Cellular debt indentures on a timely basis, resulted in non-compliance under such debt indentures. However, this non-compliance did not result in an event of default or a default. TDS and U.S. Cellular believe that non-compliance was cured upon the filing of their Forms 10-Q for the quarterly period ended September 30, 2005 and Forms 10-K for the year ended December 31, 2005, but that non-compliance continues to exist with respect to their Forms 10-Q for the quarterly period ended March 31, 2006. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

On March 31, 2005, TDS issued $116.25 million in aggregate principal amount of unsecured 6.625% senior notes due March 31, 2045. Interest on the notes is payable quarterly. TDS may redeem the notes, in whole or in part, at any time on and after March 31, 2010, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The net proceeds from this offering, after deducting underwriting discounts, were approximately $112.6 million.

On March 31, 2005, TDS Telecom subsidiaries repaid approximately $105.6 million in principal amount of notes to the Rural Utilities Service (“RUS”) and the Rural Telephone Bank (“RTB”) plus accrued interest of $0.6 million. TDS Telecom subsidiaries incurred prepayment costs of $0.6 million associated with these repayments. Unamortized debt issuance costs related to the notes totaling $0.1 million were expensed and included in other income (expense), net in the Statements of Operations. The RUS and RTB debt, held at individual TDS Telecom incumbent local exchange carriers, had a weighted average interest rate of 5.5% and a maturity of approximately 12 years.

On June 30, 2005, TDS Telecom subsidiaries repaid approximately $127.0 million in principal amount of notes to the RUS, the RTB, and the Federal Financing Bank (“FFB”), all agencies of the United States Department of Agriculture, and the Rural Telephone Finance Cooperative (“RTFC”), a member-owned, not-for-profit lending cooperative that serves the financial needs of the rural telecommunications industry. TDS Telecom subsidiaries paid accrued interest of $0.8 million and additional prepayment costs of $1.2 million associated with these repayments. Unamortized debt issuance costs related to the notes totaling $0.3 million were expensed and included in other income (expense), net in the Statements of Operations. The RUS, RTB, FFB and RTFC debt, held at individual TDS Telecom incumbent local exchange carriers, had a weighted average interest rate of 6.2% and a maturity of approximately 15 years. TDS determined it was advantageous to repay the RUS, RTB and FFB debt to reduce administrative costs.

In connection with RTB financings, TDS Telecom purchased stock in the RTB. TDS determined that is was advantageous to repay RUS, RTB and FFB debt to reduce administrative costs and to increase financial flexibility and has repaid all of its debt to the RTB, but continued to own the RTB stock. In August 2005, the board of directors of the RTB approved resolutions to liquidate and dissolve the RTB. TDS Telecom has remitted its shares and received $101.7 million from RTB in the second quarter of 2006. TDS Telecom’s book basis in the RTB stock is $9.1 million.

On December 23, 2005, TDS issued notice of its intent to redeem the $35.0 million balance of the medium-term notes in 2006. This amount was reclassified to Current portion of long-term debt on the Consolidated Balance Sheet as of December 31, 2005. TDS redeemed these notes on January 23, 2006 and February 27, 2006 at a price equal to the principal amount plus accrued interest to the redemption date.

TDS redeemed $17.2 million of medium-term notes in 2005 which carried interest rates of 9.25 – 9.35%. This amount was reclassified to current portion of long-term debt on the Balance Sheet as of December 31, 2004. TDS redeemed these notes on January 18, 2005 and February 10, 2005 at a price equal to the principal amount plus accrued interest to the redemption date. TDS redeemed medium-term notes aggregating $70.5 million in 2003 and recorded a loss of $0.8 million on the redemption of $5.0 million of these notes.

TDS has reclassified its $200.0 million unsecured 7% senior notes to Current portion of long-term debt on the Consolidated Balance Sheet. The unsecured 7% Senior Notes are due August 2006.

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

The total net proceeds from the 7.5% and 6.7% note offerings completed in June 2004, after deducting underwriting discounts, were approximately $412.5 million. Of this amount, $163.3 million was used to redeem U.S. Cellular’s Liquid Yield Option Notes in July 2004, at accreted value. The balance of the net proceeds, together with borrowings under the revolving credit agreement, was used to redeem all $250 million of U.S. Cellular’s 7.25% senior notes in August 2004. No gain or loss was recognized as a result of such redemptions. However, U.S. Cellular wrote off $3.6 million of deferred debt expenses related to the redemption of long-term debt to Other income (expense), net in the Consolidated Statements of Operations in 2004.

In December 2003, U.S. Cellular issued $444.0 million in 6.7% senior notes due December 2033. Interest is payable semi-annually. U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.30%.

In September 2003, TDS’s subsidiary trusts, TDS Capital I and TDS Capital II, redeemed all of their outstanding Trust Originated Preferred Securities (“TOPrSSM”). The redemption price of both the 8.5% and 8.04% TOPrSSM was equal to 100% of the principal amount, or $25.00 per security, plus accrued and unpaid distributions. The outstanding amount of the 8.5% TOPrSSM redeemed was $150 million. The outstanding amount of the 8.04% TOPrSSM redeemed was $150 million. There was no gain or loss on the redemption of these securities. TDS wrote off deferred expenses related to the TOPrSSM totaling $8.7 million, that were previously included in Other Assets and Deferred Charges on the Consolidated Balance Sheets, to Other income (expense), net in the Consolidated Statements of Operations.

Except as described above in the first paragraph of this Long-Term Financing section, TDS believes it was in compliance as of December 31, 2005 with all covenants and other requirements set forth in long-term debt indentures. Such indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in TDS’s credit rating. However, a downgrade in TDS’s credit rating could adversely affect its ability to obtain long-term debt financing in the future.

TDS does not have any rating downgrade triggers that would accelerate the maturity dates of its debt. However, a downgrade in TDS’s credit rating could adversely affect its ability to issue additional debt in the future.

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

TDS and its subsidiaries have entered into a number of forward contracts with counterparties related to the marketable equity securities that they hold. The forward contracts mature from May 2007 to September 2008 and, at TDS’s and U.S. Cellular’s option, may be settled in shares of the respective securities or cash. TDS and U.S. Cellular have provided guarantees to the counterparties which provide assurance that all principal and interest amounts will be paid when due. If shares are delivered in the settlement of the forward contracts, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. Deferred taxes have been provided for the difference between the book basis and the tax basis of the marketable equity securities and are included in Net deferred income tax liability on the Consolidated Balance Sheets. As of December 31, 2005, such deferred tax liabilities totaled $910.7 million.

TDS and U.S. Cellular are required to comply with certain covenants under the forward contracts. On April 19, 2004, December 22, 2004 and November 10, 2005 TDS and U.S. Cellular announced that they would restate certain financial statements. The restatements resulted in defaults under certain of the forward contracts. TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios. TDS and U.S. Cellular did not fail to make any scheduled payments under such forward contracts. TDS and U.S. Cellular received waivers from the counterparty to such forward contracts, under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatements. The waivers require the Form 10-K for the year ended December 31, 2005 to be filed by August 31, 2006, the Form 10-Q for the quarter ended March 31, 2006 to be filed within 30 days after the filing of the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006 to be filed within 45 days after the filing of the Form 10-Q for the quarter ended March 31, 2006.

Capital Expenditures

U.S. Cellular’s anticipated capital expenditures for 2006 primarily reflect plans for construction, system expansion and the continued buildout of certain of its licensed areas. U.S. Cellular plans to finance its construction program using internally generated cash and short-term financing. U.S. Cellular’s estimated capital spending for 2006 is $580 million to $610 million. These expenditures primarily address the following needs:

•       Expand and enhance U.S. Cellular’s coverage in its service areas.

•       Provide additional capacity to accommodate increased network usage by current customers.

•       Enhance U.S. Cellular’s retail store network and office systems.

TDS Telecom’s estimated capital spending for 2006 is $125 million to $140 million. The incumbent local exchange companies are expected to spend $105 million to $120 million to provide for normal growth and to upgrade plant and equipment to provide enhanced services. The competitive local exchange companies are expected to spend approximately $20 million primarily to build switching and transmission facilities to meet the needs of a growing customer base. TDS Telecom plans to finance its construction program using primarily internally generated cash.

TDS Telecom currently has two fiber to the premises trials underway. The first is a complete fiber build-out of a subdivision in one of the incumbent local exchange carrier markets. The second is a combination fiber to the premises overbuild and asymmetric digital subscriber line deployment in one of the existing incumbent local exchange carrier markets. The capital spending guidance provided above includes the impact of these projects that relates to 2006.

Acquisitions, Exchanges and Divestitures

TDS assesses its existing wireless interests on an ongoing basis with a goal of maximizing its return on investment. As part of this strategy, TDS reviews attractive opportunities to acquire additional operating markets, telecommunications companies and wireless spectrum. In addition, TDS may seek to divest outright or include in exchanges for other wireless interests those markets and wireless interests that are not strategic to its long-term success.

U.S. Cellular is a limited partner in Barat Wireless, L.P. (“Barat Wireless”), an entity which may participate in the auction of wireless spectrum designated by the FCC as Auction 66, which is scheduled to begin in August 2006. Barat Wireless intends to qualify as a “designated entity” and be eligible for discounts with respect to spectrum purchased in Auction 66.

Barat Wireless is in the process of developing its long-term business and financing plans. As of July 14, 2006, U.S. Cellular has made capital contributions and advances to Barat Wireless and/or its general partner of $79.9 million to provide initial funding of Barat Wireless’ participation in Auction 66. U.S. Cellular will consolidate Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless, for financial reporting purposes, pursuant to the guidelines of FASB Interpretation No. 46R (“FIN 46R”), as U.S. Cellular anticipates absorbing a majority of Barat Wireless’ expected gains or losses. Pending finalization of Barat Wireless’ permanent financing plan, and upon request by Barat Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Barat Wireless and/or its general partner.

2005 Activity

U.S. Cellular owns approximately 14% of Midwest Wireless Communications, LLC, which holds FCC licenses and operates certain wireless markets in southern Minnesota. This interest is convertible into an interest of approximately 11% in Midwest Wireless Holdings, LLC, a privately-held wireless telecommunications company that controls Midwest Wireless Communications. Midwest Wireless Holdings, through other subsidiaries, also holds FCC licenses and operates certain wireless markets in northern and eastern Iowa and western Wisconsin.

On November 18, 2005, ALLTEL announced that it had entered into a definitive agreement to acquire Midwest Wireless Holdings for $1.075 billion in cash, subject to certain conditions, including approval by the FCC, other governmental authorities and the members of Midwest Wireless Holdings. U.S. Cellular received a letter dated December 15, 2005, from Midwest Wireless Holdings purporting to constitute notice pursuant to certain “tag-along rights” and “drag-along rights” under certain agreements relating to U.S. Cellular’s interest in Midwest Wireless Communications.

By letter dated December 30, 2005, Midwest Wireless Holdings was advised on behalf of U.S. Cellular that U.S. Cellular was entitled to exercise certain rights of first refusal with respect to Midwest Wireless Holdings’ interest in Midwest Wireless Communications and demanded that Midwest Wireless Holdings take all steps to afford U.S. Cellular its rights of first refusal. On January 12, 2006, U.S. Cellular filed a lawsuit against Midwest Wireless Holdings and Midwest Wireless Communications seeking, among other things, to enforce such rights. On January 25, 2006, Midwest Wireless Holdings and Midwest Wireless Communications filed an answer denying U.S. Cellular’s claims, alleging counterclaims of breach of contract and tortious interference with contractual relations and asking for declaratory relief and unspecified damages and costs. A trial on the merits of U.S. Cellular’s claim to be entitled to first refusal rights was held from May 10-12, 2006. On June 7, 2006, the court denied U.S. Cellular’s right of first refusal. As a result of the court's ruling the counterclaims have been rendered moot.

On January 31, 2006, U.S. Cellular also filed a petition to deny the FCC license transfer of control applications filed by ALLTEL and Midwest Wireless Holdings seeking FCC consent to their transaction. That petition is pending.

Although U.S. Cellular will not be afforded its rights of first refusal as a result of the foregoing court decision, U.S. Cellular will be entitled to receive approximately $102.7 million in cash in consideration with respect to its interest in Midwest Wireless Communications upon the closing of the acquisition of Midwest Wireless Holdings by ALLTEL. This closing is subject to FCC approval, antitrust review under the Hart Scott Rodino Act and other conditions.

In addition, U.S. Cellular owns 49% of an entity, accounted for under the equity method, which owns approximately 2.9% of Midwest Wireless Holdings. If the transaction with ALLTEL occurs, this entity will receive cash in consideration for its interest in Midwest Wireless Holdings. Following that, this entity will be dissolved and U.S. Cellular will be entitled to receive approximately $11.4 million in cash.

The net aggregate carrying value of U.S. Cellular’s investments in Midwest Wireless Communications and Midwest Wireless Holdings was approximately $21.2 million at December 31, 2005.

On December 19, 2005, U.S. Cellular completed an exchange of certain wireless markets in Kansas,  Nebraska and Idaho with a subsidiary of ALLTEL. Under the agreement, U.S. Cellular acquired fifteen Rural Service Area (“RSA”) markets in Kansas and Nebraska in exchange for two RSA markets in Idaho and $58.1 million in cash, including a preliminary working capital adjustment. U.S. Cellular also capitalized $2.6 million of  acquisition-related costs. In connection with the exchange, U.S. Cellular recorded a pre-tax gain of $44.7 million in 2005,  which is included in (Gain) loss on sales of assets in the Consolidated Statements of Operations. The gain represented the excess of the fair value of assets acquired and liabilities assumed over the sum of cash and net carrying value of assets and liabilities delivered in the exchange.

U.S. Cellular is a limited partner in Carroll Wireless, L.P. (“Carroll Wireless”), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on spectrum which was available only to companies that fall under the FCC definition of “designated entities,” which are small businesses that have a limited amount of assets. Carroll Wireless was a successful bidder for 17 licensed areas in Auction 58 which ended on February 15, 2005. The aggregate amount paid to the FCC for the 17 licenses was $129.9 million, net of all bidding credits to which Carroll Wireless was entitled as a designated entity. These 17 licensed areas cover portions of 12 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

On January 6, 2006, the FCC granted Carroll Wireless’ applications with respect to 16 of the 17 licenses for which it had been the successful bidder and dismissed one application, relating to Walla Walla, Washington. Following the completion of Auction 58, the FCC determined that a portion of the Walla Walla license was already licensed to another party and should not have been included in Auction 58. Accordingly in 2006, Carroll Wireless received a full refund of the $228,000 previously paid to the FCC with respect to the Walla Walla license.

Carroll Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2005, U.S. Cellular has made capital contributions and advances to Carroll Wireless and/or its general partner of $129.9 million to fund the amount paid to the FCC; this amount is included in Licenses in the Consolidated Balance Sheets. U.S. Cellular consolidates Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless, for financial reporting purposes, pursuant to the guidelines of FIN 46R, as U.S. Cellular anticipates absorbing a majority of Carroll Wireless’ expected gains or losses. Pending finalization of Carroll Wireless’ permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may make additional capital contributions and advances to Carroll Wireless and/or its general partner. In November 2005, U.S. Cellular approved additional funding of up to $1.4 million of which $0.1 million was provided to Carroll Wireless through December 31, 2005.

In the first quarter of 2005, TDS adjusted the previously reported gain related to its sale to ALLTEL of certain wireless properties on November 30, 2004. The adjustment of the gain, which resulted from a working capital adjustment that was finalized in the first quarter of 2005, increased the total gain by $0.5 million to $51.4 million.

In addition, in 2005 U.S. Cellular purchased a controlling interest in one wireless market and certain minority interests in wireless markets in which it already owned a controlling interest for $6.9 million in cash. These acquisition costs were allocated among tangible assets, investments in licenses, goodwill and customer lists. TDS Telecom purchased a wireless license for $2.8 million in 2005.

In aggregate, the 2005 acquisitions, divestitures and exchanges increased licenses by $136.3 million, goodwill by $28.2 million and customer lists by $32.7 million.

2004 Activity

On December 20, 2004, U.S. Cellular completed the sale of its Daytona Beach Florida 20 megahertz C block personal communications service license to MetroPCS California/Florida, Inc. (“MetroPCS”) for $8.5 million. U.S. Cellular recorded impairment losses related to the Daytona license of $1.8 million in 2004 and $3.5 million in 2003 included in Gain (loss) on investments in the Consolidated Statements of Operations. Also included in Gain (loss) on investments in 2004 was $0.3 million associated with buying out the former partner of the Daytona investment.

On November 30, 2004, TDS and U.S. Cellular completed the sale to ALLTEL of certain wireless markets. TDS and U.S. Cellular subsidiaries sold three consolidated properties and six minority interests to ALLTEL for $142.9 million in cash, including repayment of debt and working capital that was subject to adjustment. TDS recorded a gain of $50.9 million related to the ALLTEL transaction representing the excess of the cash received over the net book value of the assets and liabilities sold. The portion of the gain related to the two consolidated markets of $10.1 million was recorded in (Gain) loss on assets held for sale in the Consolidated Statements of Operations. The remaining portion of the gains of $40.8 million was recorded in Gain (loss) on investments on the Consolidated Statements of Operations. TDS has included the results of operations of the markets sold to ALLTEL in the Consolidated Statements of Operations through November 30, 2004.

On February 18, 2004, U.S. Cellular completed the sale of certain of its wireless properties in southern Texas to AT&T Wireless for $96.5 million in cash, including a working capital adjustment. The U.S. Cellular properties sold to AT&T Wireless included wireless assets and customers in six markets. An aggregate loss of $21.3 million (including a $22.0 million estimate of the loss on sales of assets in the fourth quarter of 2003 and a $0.7 million reduction of the loss in 2004) was recorded in (Gain) loss on sales of assets in the Consolidated Statements of Operations, representing the difference between the carrying value of the markets sold to AT&T Wireless and the cash received in the transaction. On December 31, 2003, U.S. Cellular reflected the assets and liabilities to be transferred to AT&T Wireless as assets and liabilities held for sale in accordance with SFAS No. 144. U.S. Cellular has included the results of operations of the markets sold to AT&T Wireless in the Consolidated Statements of Operations through February 17, 2004.

In addition, in 2004 U.S. Cellular purchased certain minority interests in several wireless markets in which it already owned a controlling interest for $40.8 million in cash and $2.0 million to be paid in 2005. These acquisitions increased Licenses by $5.6 million, Goodwill by $4.2 million and Customer lists by $12.9 million.

In aggregate, the 2004 divestitures and exchanges decreased Licenses by $2.8 million and Goodwill by $34.9 million and increased Customer lists by $12.9 million.

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

The 15 licenses that have been transferred to U.S. Cellular as of December 31, 2003, with a recorded value of $136.6 million, along with the 21 licenses that have not yet been assigned to U.S. Cellular, with a recorded value of $42.0 million, are included in Licenses on the Consolidated Balance Sheets. TDS has included the results of operations in the Florida and Georgia markets in the Consolidated Statements of Operations until the date of the transfer, August 1, 2003.

Prior to the close of the AT&T Wireless exchange, U.S. Cellular allocated $70.0 million of goodwill related to the properties transferred to AT&T Wireless to assets of operations held for sale in accordance with SFAS No. 142. A loss of $23.9 million was recorded as a (Gain) loss on sales of assets (included in Operating Expenses)representing the difference between the book value of the markets transferred to AT&T Wireless and the fair value of the assets received or to be received in this transaction.

In addition, in 2003, U.S. Cellular acquired the minority interest in two entities which held wireless licenses for $2.3 million.

In aggregate, the 2003 acquisitions, divestitures and exchanges increased Licenses by $101.7 million and reduced U.S. Cellular goodwill by $62.4 million.

Repurchase of Securities and Dividends

In 2003, the Board of Directors of TDS authorized the repurchase of up to 3.0 million TDS Common Shares through February 2006. As market conditions warrant, TDS may repurchase Common Shares on the open market or at negotiated prices in private transactions, at prices approximating then existing market prices. TDS may use repurchased shares to fund acquisitions and for other corporate purposes. As of December 31, 2005, shares remaining available for repurchase under this authorization totaled 824,300. In 2004, TDS repurchased 214,800 Common Shares under this authorization for an aggregate purchase price of $14.9 million, representing an average per share price of $69.15 including commissions. In 2003, TDS repurchased 1,961,000 Common Shares under this authorization for an aggregate purchase price of $92.4 million, representing an average per share price of $47.10, including commissions. TDS does not currently have Board of Director authorization to repurchase Common or Special Common Shares.

U.S. Cellular has an ongoing authorization to repurchase a limited amount of U.S. Cellular Common Shares on a quarterly basis, primarily for use in employee benefit plans. No U.S. Cellular Common Shares were repurchased in 2005 or 2003. In 2004, U.S. Cellular repurchased 91,700 U.S. Cellular Common Shares under this authorization for an aggregate purchase price of $3.9 million, representing an average per share price of $42.62 including commissions.

TDS paid total dividends on its Common Stock and Preferred Shares of $40.6 million in 2005, $38.0 million in 2004 and $36.2 million in 2003. In February 2006, the TDS Board of Directors (the “TDS Board”) declared a $0.0925 dividend per Common, Special Common and Series A Common Share for the first quarter of 2006. TDS has no current plans to change its policy of paying dividends.

Stock Dividend

On February 17, 2005, the TDS Board unanimously approved a proposal (the “Special Common Share Proposal”), to be submitted to TDS shareholders at a special meeting of shareholders on April 11, 2005, to approve an amendment (the “Amendment”) to the Restated Certificate of Incorporation of TDS to increase the authorized number of Special Common Shares of TDS from 20,000,000 to 165,000,000.

On April 11, 2005, shareholders of TDS approved the increase in the authorized number of TDS Special Common Shares. As a result, and following the satisfaction of other conditions, the distribution of TDS Special Common Shares became effective on May 13, 2005 to shareholders of record on April 29, 2005. In the distribution, one TDS Special Common Share was distributed in the form of a stock dividend with respect to each TDS Common Share and TDS Series A Common Share issued on April 29, 2005.

At some time in the future TDS may possibly offer to issue Special Common Shares in exchange for all of the Common Shares of U.S. Cellular which are not owned by TDS (a “Possible U.S. Cellular Transaction”). TDS currently owns approximately 81.3% of the shares of common stock of U.S. Cellular. A Possible U.S. Cellular Transaction would cause U.S. Cellular to become a wholly owned subsidiary of TDS. TDS has set no time frame for a Possible U.S. Cellular Transaction and there are no assurances that a transaction will occur.

Contractual and Other Obligations

As of December 31, 2005, the resources required for scheduled repayment of contractual obligations were as follows:

	Payments due by Period
		Less than	2 – 3	4 – 5	More than
	Total	1 Year	Years	Years	5 Years
(Dollars in millions)
Long-term debt obligations (1)	$1,871.5	$238.0	$5.8	$16.6	$1,611.1
Long-term debt interest	3,713.0	128.3	239.4	237.7	3,107.6
Forward contract obligations (2)	1,754.1	—	1,754.1	—	—
Forward contract interest (3)	130.2	65.2	65.0	—	—
Operating leases (4)	657.1	110.0	171.2	108.5	267.4
Purchase obligations (5)(6)	325.6	147.1	81.1	38.5	58.9
	$8,451.5	$688.6	$2,316.6	$401.3	$5,045.0

(1)             Scheduled debt repayments include long-term debt and the current portion of long-term debt. See Note 14—Long-term Debt.

(2)             Scheduled forward contract repayments include interest (unamortized discount) that has been or will be accreted up to the maturity date. See Note 14—Long-term Debt.

(3)             Interest amounts shown are for variable rate forward contracts based on the December 31, 2005 LIBOR rate plus 50 basis points. The three month LIBOR rate was 4.54% at December 31, 2005.

(4)             Represents the amounts due under noncancellable, long-term operating leases for the periods specified. See Note 21—Commitments and Contingencies. TDS has no material capital leases.

(5)             Includes obligations due under equipment vendor contracts, representing a portion of U.S. Cellular’s estimated 2006 capital expenditures of $580 million to $610 million. See “Capital Expenditures” for further discussion. Also includes amounts payable under other agreements to purchase goods or services, including open purchase orders.

(6)             Includes $5.3 million for other post-retirement benefits expected to be paid in 2006. No amounts for other post-retirement benefits are included in periods beyond 2006 as these amounts are discretionary and have not yet been determined.

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

TDS has certain variable interests in investments in unconsolidated entities where TDS holds a minority interest. The investments in unconsolidated entities totaled $215.4 million as of December 31, 2005, and are accounted for using either the equity or cost method. TDS’s maximum loss exposure for these variable interests is limited to the aggregate carrying amount of the investments.

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

TDS is party to an indemnity agreement with T-Mobile regarding certain contingent liabilities at Aerial Communications for the period prior to Aerial’s merger into VoiceStream Wireless in 2000. As of December 31, 2005, TDS has recorded liabilities of $4.3 million relating to this indemnity.

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

Licenses and Goodwill

TDS reported $1,365.1 million of licenses and $869.8 million of goodwill at December 31, 2005, as a result of the acquisition of wireless licenses and markets, and the acquisition of operating telephone companies. Licenses include those won by Carroll Wireless in the FCC auction completed in February 2005 and license rights related to licenses that will be received when the 2003 AT&T Wireless exchange transaction is fully completed.

See Note 5—Licenses and Goodwill for a schedule of license and goodwill activity in 2005 and 2004.

Licenses and goodwill must be reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. TDS performs the annual impairment review on licenses and goodwill during the second quarter of its fiscal year. There can be no assurance that upon review at a later date material impairment charges will not be required.

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

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of 2005 goodwill impairment testing, U.S. Cellular identified five reporting units pursuant to paragraph 30 of SFAS No. 142, “Goodwill and Other Intangible Assets.” The five reporting units represent five geographic groupings of FCC licenses, constituting five geographic service areas. U.S. Cellular combines its FCC licenses into five units of accounting for purposes of testing the licenses for impairment pursuant to Emerging Issues Task Force Issue (“EITF”) 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets” (“EITF 02-7”), and SFAS No. 142, using the same geographic groupings as its reporting units. Prior to the divestitures of markets in late 2004 there were six reporting units for the purposes of testing goodwill and FCC licenses for impairment.

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

In response to petitions filed by a Regional Bell Operating Company for increases in rates for certain wholesale services that it provides to competitive local exchange carriers, the state public service commissions of Illinois, Wisconsin and Michigan have issued orders that adversely affect the cost of providing some services for TDS Telecom’s competitive local exchange carrier operations in those states, primarily services to residential customers and certain small business customers. The pricing data for the major markets of the competitive local exchange carrier became available in the fourth quarter of 2004. These pricing changes, as well as other regulatory changes and competitive pressures in 2004, triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible and intangible assets. As a result of the impairment review, TDS Telecom concluded that goodwill associated with the competitive local exchange carrier operations was impaired and recorded a loss on impairment of intangible assets of $29.4 million in the Consolidated Statements of Operations in 2004.

TDS Telecom’s carrying value for the competitive local exchange carrier operations exceeded the fair value of such operations in 2004, thus requiring the second step of the goodwill test. Pursuant to the second step of the goodwill test, TDS Telecom allocated the fair value of the competitive local exchange carrier operations to all of the assets, including unrecognized intangible assets (e.g., the value of the customer list and trade names), and liabilities of such operations. As a result of this allocation, there was no implied goodwill. Therefore, the carrying amount of goodwill was charged to expense in 2004.

The U.S. Cellular annual impairment tests for investments in licenses and goodwill were performed in the second quarter of 2005, 2004 and 2003. There was no impairment loss as a result of the 2005 impairment testing. In 2004 and 2003, U.S. Cellular recorded $1.8 million and $3.5 million, respectively, of license impairment losses related to the investment in a non-operating market in Florida, which was sold in December 2004 for $8.5 million, its approximate book value. These losses were recorded on Loss on investments in the Consolidated Statements of Operations. No other impairment losses were identified during the annual impairment testing in the second quarter of 2004. In 2003, in addition to the loss described above,  U.S. Cellular recorded an impairment loss on its licenses totaling $49.6 million related to the impairment of two reporting units (this loss was recorded in Loss impairment of intangible assets in the Consolidated Statements of Operations) and reduced the carrying value of one of its cost method investments by $1.7 million based on a cash flow analysis of the investment (this loss was recorded in Loss on investments in the Consolidated Statement of Operations).

There was no impairment of goodwill assigned to TDS Telecom’s incumbent local exchange carrier operations in 2005, 2004 and 2003. The carrying value of a wireless investment held by TDS Telecom exceeded the estimated fair value by approximately $5.0 million, and TDS Telecom recorded an impairment loss on goodwill in this reporting unit by that amount in 2003.

Asset Retirement Obligations

TDS accounts for asset retirement obligations under SFAS No. 143, “Accounting for Asset Retirement Obligations”, and Financial Accounting Standards Board (“FASB”) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”)  which require entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligations, any differences between the cost to retire an asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statements of Operations as a gain or loss.

U.S. Cellular is subject to asset retirement obligations associated primarily with its cell sites, retail sites and office locations. Asset retirement obligations generally include costs to remediate leased land on which U.S. Cellular’s cell sites and switching offices are located. U.S. Cellular is also generally required to return leased retail store premises and office space to their pre-existing conditions. The asset retirement obligation is included in Other deferred liabilities and credits on the Consolidated Balance Sheets.

During the second quarter of 2005, U.S. Cellular reviewed the assumptions related to its asset retirement obligations and made certain changes to those assumptions as a result. Such changes did not have a material impact on U.S. Cellular’s financial condition or results of operations.

The change in U.S. Cellular’s asset retirement obligations during 2005 and 2004 was as follows:

Year Ended December 31,	2005	2004
	(Dollars in thousands)
Beginning balance	$72,575	$64,540
Additional liabilities accrued	7,920	5,426
Acquisition of assets	5,461	—
Disposition of assets	(2,032)	(2,065)
Accretion expense	6,300	4,674
Ending balance	$90,224	$72,575

TDS Telecom’s incumbent local exchange carriers’ rates are regulated by the respective state public utility commissions and the FCC and therefore, TDS Telecom reflects the effects of the rate-making actions of these regulatory bodies in the financial statements of the incumbent local exchange carriers. The incumbent local exchange carriers have recorded an asset retirement obligation in accordance with the requirements of SFAS No. 143 and FIN 47 and a regulatory liability for the costs of removal that these state public utility commissions have required to be recorded for regulatory accounting purposes which are, in most cases, in excess of the amounts required to be recorded in accordance with SFAS No. 143. These amounts combined make up the asset retirement obligation for the incumbent local exchange carriers.

The change in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation and regulatory obligation during 2005 and 2004 was as follows:

Year Ended December 31,	2005	2004
	(Dollars in thousands)
Beginning balance	$65,000	$60,000
Additional liabilities incurred	6,000	6,057
Costs of removal	(780)	(1,057)
Ending balance	$70,220	$65,000

The regulatory liability included in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation at December 31, 2005 and 2004 was $33.7 million and $31.1 million, respectively. The asset retirement obligation calculated in accordance with the provisions of SFAS No. 143 at December 31, 2005 and 2004 was $36.5 million and $33.9 million, respectively.

FIN 47 was issued in March 2005 and became effective for TDS beginning December 31, 2005. This Interpretation clarified that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. In accordance with FIN 47, TDS recorded an asset retirement obligation in the fourth quarter of 2005 of $2.6 million and an increase in gross fixed assets of $1.8 million for TDS Telecom’s competitive local exchange carrier. The pre-tax effect on the Consolidated Statements of Operations was $1.4 million.

TDS Telecom’s competitive local exchange carriers’ asset retirement obligation during 2005 was as follows:

Year Ended December 31,	2005
(Dollars in thousands)
Beginning balance	$—
Additional liabilities incurred	2,649
Costs of removal	—
Ending balance	$2,649

Property, Plant and Equipment

U.S. Cellular and TDS Telecom’s competitive local exchange carrier operations each provide for depreciation using the straight-line method over the estimated useful lives of the assets. U.S. Cellular depreciates its leasehold improvement assets associated with leased properties over periods ranging from three to ten years, which approximates the shorter of the assets’ economic lives or the specific lease terms, as defined in SFAS No. 13, “Accounting for Leases,” as amended. TDS Telecom’s incumbent local exchange carrier operations provide for depreciation on a group basis according to depreciable rates approved by state public utility commissions. Annually, U.S. Cellular and TDS Telecom review its property, plant and equipment lives to ensure that the estimated useful lives are appropriate. The estimated useful lives of property, plant and equipment are critical accounting estimates because changing the lives of assets can result in larger or smaller charges for depreciation expense. Factors used in determining useful lives include technology changes, regulatory requirements, obsolescence and type of use.

U.S. Cellular and TDS Telecom did not materially change the useful lives of their property, plant and equipment in the year ended December 31, 2005.

In 2005 and 2004, certain U.S. Cellular Time Division Multiple Access (“TDMA”) digital radio equipment consigned to a third party for future sale was taken out of service and was written down by $2.7 million and $17.2 million, respectively, prior to its consignment, increasing depreciation expense by that amount. This write-down was necessary to reduce the book value of the assets sold or to be sold to the proceeds received or expected to be received from their disposition.

In 2004, in preparation for the implementation of a fixed asset management and tracking system, including a bar code asset identification feature, U.S. Cellular conducted a physical inventory of its cell site fixed assets. As a result of the physical inventory and related reconciliation, U.S. Cellular charged $1.0 million and $11.9 million to depreciation expense in 2005 and 2004, respectively, for the write-off of certain assets.

During 2004, U.S. Cellular adjusted the useful lives of TDMA radio equipment, switch software and antenna equipment. TDMA radio equipment lives were adjusted so that the assets will be fully depreciated by the end of 2008, which is the latest date the wireless industry will be required by law to support analog service. U.S. Cellular currently uses TDMA radio equipment to support analog service, and expects to have its digital radio network fully migrated to Code Division Multiple Access (“CDMA”) 1XRTT or some future generation of CDMA technology by that time. The useful lives for certain switch software were reduced to one year from three years and antenna equipment lives were reduced to seven years from eight years in order to better align the useful lives with the actual length of time the assets are expected to be in use. These changes increased depreciation expense by $14.9 million in 2004. The changes in useful lives reduced net income by $9.0 million, or $0.10 per share in 2004.

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

TDS Telecom’s competitive local exchange carrier has two asset groups for purposes of impairment testing; the larger asset group was valued using a market approach and the smaller asset group was valued using an income approach. The market approach compares the asset group to similar companies whose securities are actively traded. Ratios or multiples of value relative to certain significant financial measures, such as revenue and earnings, are developed based upon the comparable companies. The valuation multiples are applied to the appropriate financial measures of the asset group to indicate its value. The income approach uses a discounted cash flow analysis based on value drivers and risks specific to its asset group. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process are the selection of a discount rate, estimated future cash flow levels, projected capital expenditures and determination of terminal value.

As discussed previously under the Licenses and Goodwill caption under Application of Critical Accounting Policies and Estimates, regulatory changes and competitive pressures in 2004 triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible assets. As a result of the impairment review, TDS Telecom concluded that the long-lived tangible assets of its competitive local exchange carrier operations were impaired and recorded a loss on impairment of tangible assets of $87.9 million in the Consolidated Statements of Operations.

Income Taxes

The accounting for income taxes, the amounts of income tax assets and liabilities and the related income tax provision are critical accounting estimates because such amounts are significant to TDS’s financial condition, changes in financial condition and results of operations.

The preparation of the consolidated financial statements requires TDS to calculate a provision for income taxes. This process involves calculating the current income tax liability together with assessing temporary differences resulting from the different treatment of items for tax and accounting purposes, such as depreciation expense, as well as estimating the impact of potential adjustments to filed tax returns. These temporary differences result in deferred tax assets and liabilities, which are included within the consolidated Balance Sheet. TDS must then assess the likelihood that deferred tax assets will be realized based on future taxable income and to the extent management believes that realization is not likely, establish a valuation allowance. Management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets.

TDS’s current net deferred tax assets totaled $13.4 million and $43.9 million as of December 31, 2005 and 2004, respectively. The net current deferred tax asset at 2005 primarily represents the deferred tax effects of the allowance for doubtful accounts on customer receivables. In 2004, the net current deferred tax asset primarily represented the deferred tax effects of federal net operating loss (“NOL”) carryforwards that were utilized in 2005 and the allowance for doubtful accounts on customer receivables.

TDS’s noncurrent deferred tax assets and liabilities at December 31, 2005 and 2004 and the temporary differences that gave rise to them as follows:

December 31,	2005	2004
	(Dollars in thousands)
Deferred Tax Asset
Net operating loss carryforwards	$71,981	$61,977
Derivative instruments	185,707	487,216
Other	37,127	38,815
	294,815	588,008
Less valuation allowance	(64,374)	(55,305)
Total Deferred Tax Asset	230,441	532,703
Deferred Tax Liability
Marketable equity securities	910,723	1,284,872
Property, plant and equipment	367,785	428,355
Partnership investments	61,589	66,432
Licenses	273,375	241,699
Total Deferred Tax Liability	1,613,472	2,021,358
Net Deferred Income Tax Liability	$1,383,031	$1,488,655

The deferred income tax liability relating to marketable equity securities totaled $910.7 million and $1,284.9 million, as of December 31, 2005 and 2004, respectively. These amounts represent deferred income taxes calculated on the difference between the fair value and the tax basis of the marketable equity securities. Income taxes will be payable when TDS disposes of the marketable equity securities.

At December 31, 2005, TDS and certain subsidiaries had $1,282 million of state NOL carryforwards (generating an $67.3 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries which generated the losses. The state NOL carryforwards expire between 2006 and 2025. Certain subsidiaries that are not included in the federal consolidated income tax return, but file separate federal tax returns, had federal NOL carryforwards (generating a $4.6 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2006 and 2025. A valuation allowance was established for certain state NOL carryforwards and the federal NOL carryforwards since it is more than likely that a portion of such carryforwards will expire before they can be utilized.

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

In June of 2006, the Internal Revenue Service commenced its audit of the 2002-2004 consolidated federal tax returns of TDS and subsidiaries. The audit is in its preliminary stages.

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

In April 2006, an interexchange carrier for which TDS Telecom provides both originating and terminating access asserted a claim for refund, net of counterclaims, of up to $10 million for past billed amounts for certain types of traffic. TDS Telecom believes its billing methods and procedures were appropriate under the terms of its state and federal tariffs and will contest this claim.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the nonexecutive chairman of the board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and/or an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY STATEMENT

This Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report contain statements that are not based on historical fact, including the words “believes,” “anticipates,” “intends,” “expects” and similar words. These statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following risks:

•       Intense competition in the markets in which TDS operates could adversely affect TDS’s revenues or increase its costs to compete.

•       Consolidation in the telecommunications industry could adversely affect TDS’s revenues and increase its costs of doing business.

•       Advances or changes in telecommunications technology, such as Voice over Internet Protocol or WiMAX, could render certain technologies used by TDS obsolete, could reduce TDS’s revenues or increase its costs of doing business.

•       Changes in the regulatory environment or a failure by TDS to timely or fully comply with any regulatory requirements  could adversely affect TDS’s financial condition, results of operations or ability to do business.

•       Changes in TDS’s enterprise value, changes in the supply or demand of the market for wireless licenses or telephone company franchises, adverse developments in the business or the industry in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of TDS’s license costs, goodwill and/or physical assets.

•       Early redemptions of debt or repurchases of debt, issuances of debt, changes in prepaid forward contracts, changes in operating leases, changes in purchase obligations or other factors or developments could cause the amounts reported under Contractual Obligations in TDS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations to be different from the amounts actually incurred.

•       Changes in accounting standards or TDS’s accounting policies, estimates and/or in the assumptions underlying the accounting estimates, including those described under TDS’s Application of Critical Accounting Policies and Estimates, could have an adverse effect on TDS’s financial condition or results of operations.

•       Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’s financial condition, results of operations or ability to do business.

•       Costs, integration problems or other factors associated with acquisitions/divestitures of properties and/or licenses and/or expansion of TDS’s business could have an  adverse effect on TDS’s business, financial condition or results of operations.

•       Changes in various business factors could have an adverse effect on TDS’s business, financial condition or results of operations.

•       A significant portion of TDS’s wireless revenues is derived from customers who buy services through independent agents and dealers who market TDS’s services on a commission basis. If TDS’s relationships with these agents and dealers are seriously harmed, its wireless revenues could be adversely affected.

•       TDS’s investments in technologies which are unproven or for which success has not yet been demonstrated may not produce the benefits that TDS expects.

•       An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS, and/or changes in roaming rates and the lack of standards and roaming agreements for wireless data products, could have an adverse effect on TDS’s business, financial condition or results of operations.

•       Changes in access to content for data or video services and access to new handsets being developed by vendors, or an inability to manage its supply chain or inventory successfully, could have an adverse effect on TDS’s business, financial condition or results of operations.

•       A failure by TDS’s service offerings to meet customer expectations could limit TDS’s ability to attract and retain customers and have an adverse effect on TDS’s operations.

•       A failure by TDS to complete significant network build-out and system implementation as part of its plans to build out new markets and improve the quality and capacity of its network could have an adverse effect on its operations.

•       A failure by TDS’s wireless business to acquire adequate radio spectrum could have an adverse effect on TDS’s business and operations.

•       Financial difficulties of TDS’s key suppliers or vendors, or termination or impairment of TDS’s relationship with such suppliers or vendors, could result in a delay or termination of TDS’s receipt of equipment or services, which could adversely affect TDS’s business and results of operations.

•       An increase of TDS’s debt in the future could subject TDS to various restrictions and higher interest costs and decrease its cash flows and earnings.

•       An inability to attract and/or retain management, technical, sales and other personnel could have an adverse effect on TDS’s business, financial condition or results of operations.

•       TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS’s results of operations or financial condition.

•       Changes in guidance or interpretations of accounting requirements, changes in industry practice, identification of errors or changes in management assumptions could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC.

•       Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS’s credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development and acquisition programs.

•       Changes in income tax rates, laws, regulations or rulings, or federal or state tax assessments could have an adverse effect on TDS’s financial condition or results of operations.

•       War, conflicts, hostilities and/or terrorist attacks or equipment failure, power outages, natural disasters or breaches of network or information technology security could have an adverse effect on TDS’s business, financial condition or results of operations.

•       Changes in general economic and business conditions, both nationally and in the markets in which TDS operates could have an adverse effect on TDS’s business, financial condition or results of operations.

•       Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS’s financial condition or results of operations.

•       Material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or fail to prevent fraud, which could have an adverse effect on TDS’s business, financial condition or results of operations.

•       The pending SEC investigation regarding the restatement of TDS’s financial statements could result in substantial expenses, and could result in monetary or other penalties.

•       The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from handsets, wireless data devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS’s wireless business, financial condition or results of operations.

•       TDS’s assets are concentrated in the U.S. telecommunications industry. As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

•       As TDS continues to implement its strategies, there are internal and external factors that could impact its ability to successfully meet its objectives.

•       Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and or any other financial or statistical information to vary from TDS’s forward estimates by a material amount.

•       The market price of TDS’s Common Shares and Special Common Shares is subject to fluctuations due to a variety of factors.

•       Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

You are referred to a further discussion of these risks as set forth under “Risk Factors” in TDS’s Annual Report on Form 10-K for the year ended December 31, 2005. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

MARKET RISK

Long-Term Debt

TDS is subject to market risks due to fluctuations in interest rates and equity markets. The majority of TDS’s debt, excluding long-term debt related to the forward contracts, is in the form of long-term, fixed-rate notes with original maturities ranging up to 40 years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such instruments. The long-term debt related to the forward contracts consists of both variable-rate debt and fixed-rate zero coupon debt. The variable-rate forward contracts require quarterly interest payments that are dependent on market interest rates. Increases in interest rates will result in increased interest expense. As of December 31, 2005, TDS had not entered into any significant financial derivatives to reduce its exposure to interest rate risks.

The following table presents the scheduled principal payments on long-tem debt and forward contracts and the related weighted-average interest rates by maturity dates at December 31, 2005:

	Principal Payments Due by Period
	Long-Term Debt Obligations (1)	Weighted-Avg. Interest Rates on Long-Term Debt Obligations (2)	Forward Contracts (3)	Weighted-Avg. Interest Rates on Forward Contracts (4)
	(Dollars in millions)
2006	$238.0	7.4%	$—	—%
2007	2.8	4.3%	738.7	4.9%
2008	3.0	4.4%	1,015.4	4.6%
2009	13.6	7.9%	—	—%
2010	3.0	4.6%	—	—%
After 5 Years	1,611.1	7.3%	—	—%
Total	$1,871.5	7.3%	$1,754.1	4.7%

(1)             Scheduled principal repayments include long-term debt and current portion of long-term debt.

(2)             Represents the weighted-average interest rates at December 31, 2005, for debt maturing in the respective periods.

(3)             Scheduled forward contract repayments include interest (unamortized discount) that has been or will be accreted up to the maturity date.

(4)             Some of the forward contracts have a fixed interest rate, while others have a variable rate based on the LIBOR rate plus 50 basis points. The three-month LIBOR rate at December 31, 2005, was 4.54%.

At December 31, 2005 and 2004, the estimated fair value of long- term debt obligations was $1,883.9 million and $2,122.6 million, respectively, and the average interest rate on this debt was 7.3% and 7.2%, respectively. The fair value of long-term debt was estimated using market prices for TDS’s 7.6% Series A Notes, 6.625% senior notes, and 7% senior notes and U.S. Cellular’s 8.75% senior notes, 7.5% senior notes, 6.7% senior notes, and discounted cash flow analysis for the remaining debt.

At December 31, 2005 and 2004, the estimated fair value of the forward contracts was $1,697.6 million and $1,691.1 million, respectively, and the average interest rate on this debt was 4.7% and 3.2%, respectively. The fair value of variable rate forward contracts, aggregating $1,295.3 million at December 31, 2005, approximates the carrying value due to the frequent repricing of these instruments. These contracts require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 4.54% at December 31, 2005). The fair value of the fixed rate forward contracts, aggregating $402.3 million at December 31, 2005, was estimated based upon a discounted cash flow analysis. These contracts are structured as zero coupon obligations with a weighted average effective interest rate of 4.4% per year.

Marketable Equity Securities and Derivatives

TDS maintains a portfolio of available-for-sale marketable equity securities, the majority of which are the result of sales or trades of non-strategic assets. The market value of these investments aggregated $2,531.7 million at December 31, 2005, and $3,398.8 million at December 31, 2004. As of December 31, 2005, the unrealized holding gain, net of tax included in accumulated other comprehensive income totaled $593.2 million. This amount was $1,109.2 million at December 31, 2004.

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

Deferred taxes have been provided for the difference between the fair value and the income tax basis of the marketable equity securities and derivatives, and are included in deferred tax liabilities on the Balance Sheet. Such deferred tax liabilities related to marketable equity securities totaled $910.7 million at December 31, 2005 and $1,284.9 million at December 31, 2004. Such deferred tax assets related to derivatives totaled $185.7 million at December 31, 2005 and $487.2 million at December 31, 2004.

The following table summarizes certain facts surrounding the contracted securities as of December 31, 2005.

		Collar (1)
		Downside	Upside	Loan
		Limit	Potential	Amount
Security	Shares	(Floor)	(Ceiling)	(000s)
VeriSign	2,361,333	$8.82	$11.46	$20,819
Vodafone (2)	12,945,915	$15.07-$16.07	$18.76-$21.44	201,038
Deutsche Telekom	131,461,861	$10.74-$12.41	$13.68-$16.37	1,532,257
				1,754,114
Unamortized debt discount				46,832
				$1,707,282

(1)             The per-share amounts represent the range of floor and ceiling prices of all the securities monetized.

(2)             U.S. Cellular owns 10.2 million and TDS Telecom owns 2.7 million Vodafone American Depositary Receipts.

The following analysis presents the hypothetical change in the fair value of marketable equity securities and derivative instruments at December 31, 2005 and December 31, 2004, using the Black-Scholes model, assuming hypothetical price fluctuations of plus and minus 10%, 20% and 30%. The table presents hypothetical information as required by SEC rules. Such information should not be inferred to suggest that TDS has any intention of selling any marketable equity securities or canceling any derivative instruments.

(Dollars in millions)

December 31, 2005	Valuation of investments assuming indicated increase
	Fair Value	+10%	+20%	+30%
Marketable Equity Securities	$2,531.7	$2,784.9	$3,038.0	$3,291.2
Derivative Instruments (1)	$(449.2)	$(661.3)	$(895.9)	$(1,133.9)

December 31, 2005	Valuation of investments assuming indicated decrease
	Fair Value	-10%	-20%	-30%
Marketable Equity Securities	$2,531.7	$2,278.5	$2,025.4	$1,772.2
Derivative Instruments (1)	$(449.2)	$(274.4)	$(63.5)	$108.3

December 31, 2004	Valuation of investments assuming indicated increase
	Fair Value	+10%	+20%	+30%
Marketable Equity Securities	$3,398.8	$3,738.7	$4,078.6	$4,418.4
Derivative Instruments (1)	$(1,210.5)	$(1,544.8)	$(1,873.5)	$(2,206.5)

December 31, 2004	Valuation of investments assuming indicated decrease
	Fair Value	-10%	-20%	-30%
Marketable Equity Securities	$3,398.8	$3,058.9	$2,719.0	$2,379.2
Derivative Instruments (1)	$(1,210.5)	$(908.7)	$(608.8)	$(325.8)

(1)             Represents the fair value of the derivative instruments assuming the indicated increase or decrease in the underlying securities.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Operations

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands, except per share amounts)
Operating Revenues	$3,960,069	$3,703,920	$3,455,174
Operating Expenses
Cost of services and products (exclusive of depreciation, amortization and accretion shown separately below)	1,420,315	1,323,928	1,200,978
Selling, general and administrative expense	1,508,964	1,380,718	1,293,853
Depreciation, amortization and accretion expense	677,443	670,731	598,336
Loss on impairment of intangible assets	—	29,440	49,595
Loss on impairment of long-lived assets	—	87,910	4,914
(Gain) loss on sales of assets	(44,660)	(10,806)	45,908
Total Operating Expenses	3,562,062	3,481,921	3,193,584
Operating Income	398,007	221,999	261,590
Investment and Other Income (Expense)
Investment income	69,753	64,900	52,179
Interest and dividend income	158,199	28,803	20,140
Gain (loss) on investments	(4,900)	38,209	(10,200)
Interest expense	(216,021)	(198,706)	(171,391)
Minority interest in income of subsidiary trust	—	—	(16,678)
Other income (expense), net	(8,899)	(6,592)	(13,880)
Total Investment and Other Income (Expense)	(1,868)	(73,386)	(139,830)
Income From Continuing Operations Before Income Taxes and Minority Interest	396,139	148,613	121,760
Income tax expense	140,572	59,251	58,262
Income From Continuing Operations Before Minority Interest	255,567	89,362	63,498
Minority share of income	(34,020)	(28,872)	(17,979)
Income From Continuing Operations	221,547	60,490	45,519
Discontinued operations, net of tax	997	6,362	(1,609)
Income Before Cumulative Effect of Accounting Change	222,544	66,852	43,910
Cumulative effect of accounting change, net of tax and minority interest	—	—	(11,789)
Net Income	222,544	66,852	32,121
Preferred dividend requirement	(202)	(203)	(417)
Net Income Available to Common	$222,342	$66,649	$31,704
Basic Weighted Average Shares Outstanding (000s)	115,296	114,592	115,442
Basic Earnings per Share
Income from Continuing Operations	$1.92	$0.53	$0.38
Discontinued Operations	0.01	0.05	(0.01)
Cumulative Effect of Accounting Change	—	—	(0.10)
Net Income Available to Common	$1.93	$0.58	$0.27
Diluted Weighted Average Shares Outstanding (000s)	116,081	115,134	115,750
Diluted Earnings per Share
Income from Continuing Operations	$1.90	$0.52	$0.38
Discontinued Operations	0.01	0.05	(0.01)
Cumulative Effect of Accounting Change	—	—	(0.10)
Net Income Available to Common	$1.91	$0.57	$0.27
Dividends per Share	$0.35	$0.33	$0.31

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Cash Flows from Operating Activities
Net income	$222,544	$66,852	$32,121
Add (deduct) adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	677,443	670,731	598,336
Bad debts expense	46,427	56,372	62,353
Deferred income taxes, net	(24,313)	44,706	9,078
Investment income	(69,753)	(64,900)	(52,179)
Distributions from unconsolidated entities	53,036	49,234	45,427
Minority share of income	34,020	28,872	17,979
Loss on impairment of intangible assets	—	29,440	49,595
Loss on impairment of long-lived assets	—	87,910	4,914
(Gain) loss on sales of assets	(44,660)	(10,806)	45,908
(Gain) loss on investments	4,900	(38,209)	10,200
Discontinued operations	(997)	(6,362)	1,609
Cumulative effect of accounting change	—	—	11,789
Noncash interest expense	20,365	24,764	26,760
Other noncash expense	16,935	16,793	33,621
Accreted interest on repayment of U.S. Cellular long-term debt	—	(68,056)	—
Changes in assets and liabilities from operations
Change in accounts receivable	(97,296)	(92,110)	(634)
Change in materials and supplies	(15,460)	(6,006)	(16,548)
Change in accounts payable	34,940	(19,927)	(1,571)
Change in customer deposits and deferred revenues	3,394	11,362	17,665
Change in accrued taxes	2,955	30,822	59,958
Change in other assets and liabilities	15,743	(14,040)	14,575
	880,223	797,442	970,956
Cash Flows from Investing Activities
Additions to property, plant and equipment	(720,557)	(806,769)	(776,037)
Acquisitions, divestitures and exchanges	(190,870)	197,779	28,828
Other investing activities	(3,001)	(5,590)	3,166
	(914,428)	(614,580)	(744,043)
Cash Flows from Financing Activities
Issuance of notes payable	510,000	420,000	279,278
Issuance of long-term debt	113,139	422,642	434,294
Repayment of notes payable	(405,000)	(390,000)	(739,278)
Repayment of Company-Obligated Mandatorily Redeemable Preferred Securities	—	—	(300,000)
Repayment of long-term debt	(242,168)	(376,397)	(60,370)
Redemption of medium-term notes	(17,200)	—	(70,500)
Stock options exercised	43,572	31,938	10,723
Repurchase of TDS Common Shares	—	(20,440)	(86,779)
Repurchase of U.S. Cellular Common Shares	—	(3,908)	—
Dividends paid	(40,576)	(38,047)	(36,193)
Other financing activities	(2,876)	1,877	(19,109)
	(41,109)	47,665	(587,934)
Net Increase (Decrease) in Cash and Cash Equivalents	(75,314)	230,527	(361,021)
Cash and Cash Equivalents
Beginning of year	1,171,105	940,578	1,301,599
End of year	$1,095,791	$1,171,105	$940,578

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries
Consolidated Balance Sheets—Assets

	December 31,
	2005	2004
	(Dollars in thousands)
Current Assets
Cash and cash equivalents	$1,095,791	$1,171,105
Accounts receivable
Due from customers, less allowance of $15,200 and $14,317, respectively	336,005	304,851
Other, principally connecting companies, less allowance of $5,620 and $3,170, respectively	160,577	134,458
Materials and supplies	103,211	91,556
Prepaid expenses	40,704	44,271
Deferred income tax asset	13,438	43,867
Other current assets	29,243	27,606
	1,778,969	1,817,714
Investments
Marketable equity securities	2,531,690	3,398,804
Licenses	1,365,063	1,228,801
Goodwill	869,792	843,387
Customer lists, net of accumulated amortization of $42,947 and $34,630, respectively	49,318	24,915
Investments in unconsolidated entities	215,424	199,518
Notes receivable, less valuation allowance of $55,144 and $55,144, respectively	8,084	4,885
Other investments	4,190	18,154
	5,043,561	5,718,464
Property, Plant and Equipment, net
In service and under construction	7,140,447	6,540,149
Less accumulated depreciation	3,614,242	3,120,705
	3,526,205	3,419,444
Other Assets and Deferred Charges	55,830	56,981
	$10,404,565	$11,012,603

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries
Consolidated Balance Sheets—Liabilities and Stockholders’ Equity

	December 31,
	2005	2004
	(Dollars in thousands)
Current Liabilities
Current portion of long-term debt	$237,948	$38,787
Notes payable	135,000	30,000
Accounts payable	357,273	327,497
Customer deposits and deferred revenues	121,228	119,196
Accrued interest	28,946	27,936
Accrued taxes	47,180	63,184
Accrued compensation	67,443	71,707
Other current liabilities	61,086	51,164
	1,056,104	729,471
Deferred Liabilities and Credits
Net deferred income tax liability	1,383,031	1,488,655
Derivative liability	449,192	1,210,500
Asset retirement obligation	163,093	137,575
Other deferred liabilities and credits	104,984	82,631
	2,100,300	2,919,361
Long-Term Debt
Long-term debt, excluding current portion	1,633,519	1,974,599
Forward contracts	1,707,282	1,689,644
	3,340,801	3,664,243
Commitment and Contingencies (Note 21)
Minority Interest in Subsidiaries	552,884	499,468
Preferred Shares	3,863	3,864
Common Stockholders’ Equity (Note 18)
Common Shares, par value $.01 per share; authorized 100,000,000 shares; issued 56,481,000 and 56,377,000 shares, respectively	565	564
Special Common Shares, par value $.01 per share; authorized 165,000,000 shares; issued 62,868,000 and 0 shares, respectively	629	—
Series A Common Shares, par value $.01 per share; authorized 25,000,000 shares; issued and outstanding 6,440,000 and 6,421,000 shares, respectively	64	64
Capital in excess of par value	1,826,420	1,822,541
Treasury Shares at cost:
Common Shares, 5,105,000 and 5,362,000 shares, respectively	(208,156)	(449,173)
Special Common Shares 5,128,000 and 0 shares, respectively	(210,600)	—
Accumulated other comprehensive income	309,009	370,857
Retained earnings	1,632,682	1,451,343
	3,350,613	3,196,196
	$10,404,565	$11,012,603

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries
Consolidated Statements of Common Stockholders’ Equity

								Accumulated
					Treasury Shares			Other
	Common	Special Common	Series ACommon	Capital in Excess of	Common	Special Common	Compre- hensive	Compre- hensive	Retained
	Shares	Shares	Shares	Par Value	Shares	Shares	Income (Loss)	Income (Loss)	Earnings
	(Dollars in thousands)
Balance, December 31, 2002	$559	$—	$66	$1,832,806	$(404,169)	$—		$191,691	$1,426,611
Comprehensive Income:
Net income	—	—	—	—	—	—	$32,121	—	32,121
Net unrealized gains on securities	—	—	—	—	—	—	491,345	491,345	—
Net unrealized losses on derivative instruments	—	—	—	—	—	—	(388,218)	(388,218)	—
Comprehensive income							$135,248
Dividends:
Common and Series A Common Shares	—	—	—	—	—	—		—	(35,792)
Preferred Shares	—	—	—	—	—	—		—	(401)
Repurchase of Common Shares	—	—	—	—	(92,365)	—		—	—
Dividend reinvestment, incentive and compensation plans	1	—	—	5,029	2,820	—		—	—
Conversion of Series A and Preferred Shares	3	—	(2)	2,939	—	—		—	—
Adjust investment in U.S. Cellular for Common Share issuances and repurchases	—	—	—	2,515	—	—		—	—
Other	—	—	—	179	—	—		—	—
Balance, December 31, 2003	563	—	64	1,843,468	(493,714)	—		294,818	1,422,539
Comprehensive Income:
Net income	—	—	—	—	—	—	$66,852	—	66,852
Net unrealized gains on securities	—	—	—	—	—	—	376,318	376,318	—
Net unrealized losses on derivative instruments	—	—	—	—	—	—	(300,279)	(300,279)	—
Comprehensive income							$142,891
Dividends:
Common and Series A Common Shares	—	—	—	—	—	—		—	(37,845)
Preferred Shares	—	—	—	—	—	—		—	(203)
Repurchase of Common Shares	—	—	—	—	(14,854)	—		—	—
Dividend reinvestment, incentive and compensation plans	1	—	—	(27,459)	59,395	—		—	—
Adjust investment in U.S. Cellular forCommon Share issuances and repurchases	—	—	—	4,604	—	—		—	—
Other	—	—	—	1,928	—			—	—
Balance, December 31, 2004	564	—	64	1,822,541	(449,173)			370,857	1,451,343
Comprehensive Income:
Net income	—	—	—	—	—	—	$222,544		222,544
Net unrealized loss on securities	—	—	—	—	—	—	(516,003)	(516,003)	—
Net unrealized gain on derivative instruments	—	—	—	—	—	—	454,155	454,155	—
Comprehensive income							$160,696
Dividends:
Common, Special Common and Series A Common Shares	—	—	—	—	—	—		—	(40,374)
Preferred Shares	—	—	—	—	—	—		—	(202)
Distribution of Special Common Shares (1)	—	629	—	—	217,231	(217,231)		—	(629)
Dividend reinvestment, incentive and compensation plans	1	—	—	(10,085)	23,786	6,631
Adjust investment in subsidiaries for Common Share issuances and repurchases	—	—	—	11,778	—	—		—	—
Other	—	—	—	2,186	—	—		—	—
Balance, December 31, 2005	$565	$629	$64	$1,826,420	$(208,156)	$(210,600)		$309,009	$1,632,682

(1)        See Note 18.

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Telephone and Data Systems, Inc. (“TDS”) is a diversified telecommunications company providing high-quality telecommunications services to approximately 6.7 million wireless telephone customers and wireline telephone equivalent access lines in 36 states at December 31, 2005. TDS conducts substantially all of its wireless telephone operations through its 81.3%-owned subsidiary, United States Cellular Corporation (“U.S. Cellular”) and its incumbent local exchange carrier and competitive local exchange carrier wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”). TDS conducts printing and distribution services through its 80%-owned subsidiary, Suttle Straus, which represents a small portion of TDS’s operations.

See Note—Business Segment Information for summary financial information on each business segment.

Restatement

On April 26, 2006, TDS filed Form 10-K/A for the year ended December 31, 2004 to restate its financial statements and financial information for each of the three years in the period ended December 31, 2004, including quarterly information for 2004 and 2003, and certain selected financial data for the years 2001 and 2000. Also, on April 26, 2006, TDS filed its Forms 10-Q/A for the quarterly periods ended March 31, 2005 and June 30, 2005 to restate the financial statements and financial information included therewith. All financial statements and other financial information included herein for the years 2004, 2003, 2002 and 2001, including quarterly information for 2004 and 2003, and for the quarterly periods ended March 31, 2005 and June 30, 2005 are presented as restated.

Principles of Consolidation

The accounting policies of TDS conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries since acquisition, the wireless partnerships in which it has a majority general partnership interest and any entity in which TDS has a variable interest that requires TDS to recognize a majority of the entity’s expected gains or losses, or both. All material intercompany items have been eliminated.

Business Combinations

TDS uses the purchase method of accounting for business combinations and therefore includes as investments in subsidiaries the value of the consideration given and all direct and incremental costs relating to acquisitions. All costs relating to unsuccessful negotiations for acquisitions are charged to expense when the acquisition is no longer considered probable.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are included in goodwill and indefinite—lived intangible assets, asset retirement obligations, depreciation and income taxes.

Stock Dividend

TDS distributed one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS on May 13, 2005 to shareholders of record on April 29, 2005. Prior period earnings per share have been retroactively adjusted to give effect to the new capital structure.

Cash and Cash Equivalents

Cash and cash equivalents include cash and those short-term, highly liquid investments with original maturities of three months or less.

Outstanding checks totaled $14.1 million and $19.3 million at December 31, 2005 and 2004, respectively, and are classified as Accounts payable in the Consolidated Balance Sheets.

Accounts Receivable and Allowance for Doubtful Accounts

U.S. Cellular’s accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for equipment sales, by other wireless carriers whose customers have used U.S. Cellular’s wireless systems and by unaffiliated third-party partnerships or corporations pursuant to equity distribution declarations.

TDS Telecom’s accounts receivable primarily consist of amounts owed by customers for services provided, by connecting companies for carrying interstate and intrastate long-distance traffic on its network, and by interstate and intrastate revenue pools that distribute access charges.

The allowance for doubtful accounts is the best estimate of the amount of probable credit losses in the existing accounts receivable. The allowance is based on historical experience and other factors that could affect collectibility. Accounts receivable balances are reviewed on either an aggregate basis or individual basis for collectibility depending on the type of receivable. When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts. TDS does not have any off-balance sheet credit exposure related to its customers.

The changes in the allowance for doubtful accounts during the years ended December 31, 2005, 2004 and 2003 were as follows:

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Beginning Balance	$17,487	$24,055	$40,313
Additions, net of recoveries	46,427	56,372	62,353
Deductions	(43,094)	(62,940)	(78,611)
Ending Balance	$20,820	$17,487	$24,055

Materials and Supplies

U.S. Cellular’s inventory, primarily handsets and accessories, is stated at the lower of cost or market with cost determined using the first-in, first-out method. TDS Telecom’s materials and supplies are stated at average cost.

Marketable Equity Securities

Marketable equity securities are classified as available-for-sale, and are stated at fair market value. Net unrealized holding gains and losses are included in accumulated other comprehensive income, net of tax. Realized gains and losses are determined on the basis of specific identification.

The market values of marketable equity securities may fall below the accounting cost basis of such securities. If management determines the decline in value to be other than temporary, the unrealized loss included in accumulated other comprehensive income is recognized and recorded as a non-operating loss in the Consolidated Statements of Operations.

Factors that management considers in determining whether a decrease in the market value of its marketable equity securities is an other-than-temporary decline include: whether there has been a significant change in the financial condition, operational structure or near-term prospects of the issuer of the security; how long and how much the market value of the security has been below the accounting cost basis; and whether TDS has the intent and ability to retain its investment in the issuer’s securities to allow the market value to return to the accounting cost basis.

TDS utilizes derivative financial instruments to reduce market risks due to fluctuations in market prices of marketable equity securities. At December 31, 2005 and 2004, TDS had variable prepaid forward contracts (“forward contracts”) maturing in 2007 and 2008 in place with respect to substantially all TDS’s marketable equity security portfolio, hedging the market price risk with respect to the contracted securities. The downside market risk is hedged at or above the accounting cost basis of the securities thereby eliminating the risk of an other-than-temporary loss.

Derivative Instruments

TDS utilizes derivative financial instruments to reduce marketable equity security market value risk. TDS does not hold or issue derivative financial instruments for trading purposes. TDS recognizes all derivatives as either assets or liabilities on the Consolidated Balance Sheets and measures those instruments at fair value. Changes in fair value of those instruments are reported in the Consolidated Statements of Operations or classified as Accumulated other comprehensive income, net of tax, in the Consolidated Balance Sheets depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements depends on the derivative’s hedge designation and whether the hedge is anticipated to be highly effective in achieving offsetting changes in the fair value of the hedged item or cash flows of the asset hedged.

Licenses

Licenses consist of costs incurred in acquiring Federal Communications Commission (“FCC”) licenses to provide wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs relating to acquiring the licenses.

TDS accounts for wireless licenses in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). In accordance with SFAS 142, TDS has determined that such wireless licenses have indefinite lives and, therefore, that the costs of the licenses are not subject to amortization.

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

In accordance with SFAS 142, TDS reviews its intangible assets for impairment at least annually.

Goodwill

TDS has goodwill as a result of its acquisitions of licenses and wireless markets. Such goodwill represents the excess of the total purchase price of acquisitions over the fair values of acquired assets, including licenses and other identifiable intangible assets, and liabilities assumed.

Impairment of Intangible Assets

Licenses and goodwill must be reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. TDS performs the annual impairment review on licenses and goodwill during the second quarter of its fiscal year. There can be no assurance that upon review at a later date material impairment charges will not be required.

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

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of 2005 goodwill impairment testing, U.S. Cellular identified five reporting units pursuant to paragraph 30 of SFAS 142. The five reporting units represented five geographic groupings of FCC licenses, constituting five geographic service areas. U.S. Cellular combines its FCC licenses into five units of accounting for purposes of testing the licenses for impairment pursuant to FASB Emerging Issues Task Force (“EITF”) Issue 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets” (“EITF 02-7”), and SFAS 142, using the same geographic groupings as its reporting units. Prior to the divestitures of markets in late 2004, there were six reporting units for purposes of testing goodwill and FCC licenses for impairment.

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

Investments in Unconsolidated Entities

Investments in unconsolidated entities consists of investments in which TDS holds a non-controlling ownership interest of less than 50%. TDS follows the equity method of accounting, for such investments in which its ownership interest equals or exceeds 20% for corporations and is greater than 3% to 5% for partnerships and limited liability companies. The cost method of accounting is followed for such investments in which TDS’s ownership interest is less than 20% for corporations and is less than 3% to 5% for partnerships and limited liability companies, and for investments for which TDS does not have the ability to exercise significant influence.

For its investment in the Los Angeles SMSA Limited Partnership, and other entities for which financial information is readily available, TDS records investment income in the appropriate period based on the investees’ actual net income (loss) reported for such periods. For certain of its investments in which financial information is not readily available, TDS records investment income on generally a one quarter lag.

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

Costs of developing new information systems are capitalized in accordance with Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use,” (“SOP 98-1”) and amortized over a three- to seven-year period, starting when each new system is placed in service.

TDS Telecom

Incumbent Local Exchange Carrier Operations

TDS Telecom’s incumbent local exchange carrier property, plant and equipment is stated at the original cost of construction including the capitalized costs of certain taxes, payroll-related expenses, an allowance for funds used during construction and estimated costs to remove the assets.

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

Depreciation

Except for TDS Telecom’s incumbent local exchange carrier operations, the Company provides for depreciation using the straight-line method over the estimated useful lives of the assets.

U.S. Cellular depreciates its leasehold improvement assets associated with leased properties over periods ranging from three to ten years, which approximates the shorter of the assets’ economic lives or the specific lease terms, as defined in SFAS No. 13, “Accounting for Leases,” (“SFAS 13”) as amended.

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

Assets and Liabilities of Operations Held For Sale

TDS accounts for the disposal of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). When long-lived assets meet the held for sale criteria set forth in SFAS No. 144, the Consolidated Balance Sheets reflects the assets and liabilities of the properties to be disposed of as assets and liabilities of operations held for sale. The assets and liabilities of operations held for sale are presented separately in the asset and liability sections of the Consolidated Balance Sheets. The revenues and expenses of the properties to be disposed of are included in operations until the transaction is completed.

Asset Retirement Obligations

TDS accounts for asset retirement obligations under SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”) which require entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligations, any differences between the cost to retire an asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statement of Operations as a gain or loss.

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

The change in U.S. Cellular’s asset retirement obligation during 2005 and 2004 was as follows:

Year Ended December 31,	2005	2004
	(Dollars in thousands)
Beginning balance	$72,575	$64,540
Additional liabilities accrued	7,920	5,426
Acquisition of assets	5,461	—
Disposition of assets	(2,032)	(2,065)
Accretion expense	6,300	4,674
Ending balance	$90,224	$72,575

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

The change in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation and regulatory obligation during 2005 and 2004 was as follows:

Year Ended December 31,	2005	2004
	(Dollars in thousands)
Beginning balance	$65,000	$60,000
Additional liabilities incurred	6,000	6,057
Costs of removal	(780)	(1,057)
Ending balance	$70,220	$65,000

The regulatory liability included in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation at December 31, 2005 and 2004 was $33.7 million and $31.1 million, respectively. The asset retirement obligation calculated in accordance with the provisions of SFAS No. 143 at December 31, 2005 and 2004 was $36.5 million and $33.9 million, respectively.

FIN 47 was issued in March 2005 and became effective for TDS beginning December 31, 2005. This Interpretation clarified that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. In accordance with FIN 47, TDS recorded an asset retirement obligation in the fourth quarter of 2005 of $2.6 million and an increase in gross fixed assets of $1.8 million for TDS Telecom’s competitive local exchange carrier. The pre-tax effect on the Consolidated Statements of Operations was $1.4 million.

Year Ended December 31,	2005
(Dollars in thousands)
Beginning balance	$—
Additional liabilities incurred	2,649
Costs of removal	—
Ending balance	$2,649

Revenue Recognition

Revenues from wireless operations primarily consist of:

•       charges for access, airtime, roaming and value added services provided for U.S. Cellular’s retail customers and to end users through third-party resellers.

•       charges to carriers whose customers use U.S. Cellular’s systems when roaming.

•       charges for long-distance calls made on U.S. Cellular’s systems.

•       amounts received from the universal service fund in states where U.S. Cellular has been designated an Eligible Telecommunications Carrier.

•       equipment and accessory sales.

Revenues are recognized as services are rendered. Revenues billed in advance or in arrears of the service being provided are estimated and deferred or accrued, as appropriate. Equipment sales represent a separate earnings process. Revenues from equipment and accessory sales are recognized upon delivery to the customer. In order to provide better control over handset quality, U.S. Cellular sells handsets to agents. In most cases, the agents receive rebates from U.S. Cellular at the time the agents sign up new customers for U.S. Cellular service or retain current U.S. Cellular customers.

U.S. Cellular accounts for the sale of equipment to agents in accordance with EITF Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” (“EITF 01-9”). This standard requires that equipment sales revenues be reduced by the anticipated rebates to be paid to the agents at the time the agent purchases the handsets rather than at the time the agent signs up a new customer or retains a current customer. Similarly, U.S. Cellular offers certain rebates to customers related to handset purchases; in accordance with EITF 01-09, the equipment sales revenue from a handset sale which includes such a rebate is recorded net of the rebate anticipated to be applied to the handset sale.

Activation fees charged with the sale of service only, where U.S. Cellular does not also sell a handset to the end user, are deferred and recognized over the average customer service period. U.S. Cellular defers expense recognition of a portion of commission expenses related to customer activation in the amount of deferred activation fee revenues. This method of accounting for such costs provides for matching of revenue from customer activations to direct incremental costs associated with such activations within each reporting period.

Under EITF Issue 00-21, “Accounting for Multiple Element Arrangements,” activation fees charged with the sale of equipment and service are allocated to the equipment and service based upon the relative fair values of each item. Due to the subsidy provided on customer handsets, this generally results in the recognition of the activation fee as additional handset revenue at the time of sale.

Revenue from incumbent local exchange carriers primarily consists of charges for:

•       the provision of local telephone exchange service;

•       compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom’s local telephone networks;

•       leasing, selling, installing and maintaining customer premise equipment;

•       providing billing and collection services;

•       providing Internet services;

•       reselling long-distance services; and

•       selling digital broadcast satellite service.

Revenues are recognized as services are rendered.

TDS’s incumbent local exchange carriers participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various pooling processes are recorded based on TDS Telecom’s estimates.

Revenue from competitive local exchange carriers primarily consists of charges for

•       the provision of local telephone exchange service;

•       compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom’s local telephone networks; and

•       providing Internet services and reselling long-distance services.

Revenues are recognized as services are rendered.

Cumulative Effect of Accounting Changes

Effective January 1, 2003, TDS adopted SFAS No. 143 and recorded the initial liability for legal obligations associated with an asset retirement. The cumulative effect of the implementation of this accounting standard on periods prior to 2003 was recorded in the first quarter of 2003, decreasing net income by $11.8 million, net of income taxes of $9.7 million and minority interest of $3.0 million or $0.10 per diluted share.

Advertising Costs

TDS expenses advertising costs as incurred. Advertising expense totaled $212.0 million, $171.2 million and $140.8 million in 2005, 2004 and 2003, respectively.

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

No compensation expense was recognized for the stock option and employee stock purchase plans in 2005 and 2004. In 2003, TDS recorded compensation expense of $0.3 million on 53,000 options granted in 2003. No compensation expense was recognized for the remaining 615,000 options granted in 2003. Had compensation expense for all stock option and employee stock purchase plans been determined consistent with SFAS No. 123, TDS’s net income available to common and earnings per share would have been reduced to the following pro forma amounts.

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands, except per share amounts)
Net Income (Loss)
Available to Common
As reported	$222,342	$66,649	$31,704
Pro forma expense	(22,437)	(20,555)	(14,886)
Pro forma	199,905	46,094	16,818
Basic Earnings per Share from
Net income (loss) available to common
As reported	1.93	0.58	0.27
Pro forma expense	(0.19)	(0.18)	(0.13)
Pro forma	1.74	0.40	0.14
Diluted Earnings per Share from
Net income (loss) available to common
As reported	1.91	0.57	0.27
Pro forma expense	(0.19)	(0.17)	(0.13)
Pro Forma	$1.72	$0.40	$0.14

Certain employees were eligible for retirement at the time that compensatory stock options were granted. Under the terms of the U.S. Cellular option plans, options granted to these individuals will fully vest upon their retirement. Under the terms of TDS option plans, options granted to these individuals do not fully vest upon retirement. TDS and U.S. Cellular use the “nominal vesting method” to recognize the pro forma expense of these options. This method does not take into account the effect of early vesting due to the retirements of eligible employees.

Upon adoption of SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”) TDS will adopt the “non-substantive vesting method.” This method immediately recognizes the entire expense of options granted to retirement-eligible employees. TDS believes that if the non-substantive vesting method had been applied to prior periods, the effect on the previously disclosed pro forma expense would be insignificant.

In April 2005, TDS initiated a program granting shares of restricted stock units to key employees. The shares granted in 2005 fully vest in December 2007. U.S. Cellular has granted key employees restricted stock units that fully vest after three years. Compensation expense associated with such restricted stock units is measured at the fair market value of the stock at the date of grant and is recognized on a straight-line basis over the vesting period.

Operating Leases

TDS, U.S. Cellular and TDS Telecom are parties to various lease agreements for office space, retail sites, cell sites and equipment that are accounted for as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. TDS accounts for certain operating leases that contain specific scheduled increases in payments over the lease term by recognizing lease revenue and expense on a straight-line basis over the lease term in accordance with SFAS No. 13, as amended and related pronouncements.

Recent Accounting Pronouncements

SFAS 123R “Share-Based Payment” was issued in December 2004. In April 2005, the Securities and Exchange Commission (“SEC”) postponed the effective date of SFAS 123R until the issuer’s first fiscal year beginning after June 15, 2005. As a result, TDS will be required to adopt SFAS 123R in the first quarter of 2006. The statement requires that compensation cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123R also requires that the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow. This requirement may reduce net cash flows from operating activities and increase net cash flows from financing activities in periods after adoption. In addition, in March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies.

Upon adoption of the standard on January 1, 2006, the Company will follow the modified prospective transition method and expects to value its share-based payment transactions using a Black-Scholes valuation model. Under the modified prospective transition method, TDS will recognize compensation cost in its consolidated financial statements for all awards granted after January 1, 2006 and for all existing awards for which the requisite service has not been rendered as of the date of adoption. Prior period operating results will not be restated.

SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”) which replaces APB Opinion No. 20 “Accounting Changes” (“APB No. 20”) and FASB Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28” was issued in May 2005. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. Specifically, this statement requires “retrospective application” of the direct effect of a voluntary change in accounting principle to prior periods’ financial statements, if it is practicable to do so. SFAS 154 also strictly redefines the term “restatement” to mean the correction of an error by revising previously issued financial statements. SFAS 154 replaces APB No. 20, which requires that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Accordingly, TDS will be required to apply the provisions of SFAS 154 to accounting changes and error corrections occurring after January 1, 2006.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) was issued in June 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. TDS is currently reviewing the requirements of FIN 48 and has not yet determined the impact, if any, on its financial position or results of operations.

2   INCOME TAXES

Income tax expense (benefit) charged to Income from Continuing Operations Before Minority Interest, Discontinued operations and Cumulative effect of accounting changes is summarized as follows:

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Current
Federal	$134,988	$(226)	$10,549
State	14,042	14,772	20,777
Foreign	15,855	—	—
Deferred
Federal	(10,931)	39,241	23,538
State	(13,382)	5,464	3,398
Total income tax expense from continuing operations	$140,572	$59,251	$58,262

A reconciliation of TDS’s income tax expense from continuing operations computed at the statutory rate to the reported income tax expense from continuing operations, and the statutory federal income tax expense rate to TDS’s effective income tax expense rate from continuing operations, is as follows:

Year Ended December 31,	2005		2004		2003
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in millions)
Statutory federal income tax expense	$138.6	35.0%	$52.0	35.0%	$42.6	35.0%
State income taxes, net of federal benefit (1)	1.4	0.4	12.7	8.6	10.9	8.9
Minority share of income not included in consolidated tax return	(2.5)	(0.6)	(0.5)	(0.4)	(4.0)	(3.4)
Gains (losses) on investments and sales of assets and impairments of assets	0.7	0.2	22.7	15.3	3.9	3.2
Resolution of prior period tax issues	(3.0)	(0.8)	(21.4)	(14.4)	1.8	1.5
Foreign tax	6.0	1.5	—	—	—	—
Net research tax credit	(0.5)	(0.1)	(6.3)	(4.2)	—	—
Other differences, net	(0.1)	(0.1)	0.1	—	3.1	2.6
Total income tax expense	$140.6	35.5%	$59.3	39.9%	$58.3	47.8%

(1)             State income taxes include changes in the valuation allowance which is primarily related to the ability to utilize net operating losses.

Income from continuing operations for each of the three years ended December 31, 2005, includes gains and losses (reported in the captions Gain (loss) on investments, (Gain) loss on sales of assets, Loss on impairment of intangible assets and Loss on impairment of long-lived assets in the Consolidated Statements of Operations) that significantly affected Income From Continuing Operations Before Income Taxes and Minority Interest. The effective income tax rate excluding such gains and losses was 35.1%, 23.6%, and 43.2% for the years ended December 31, 2005, 2004, and 2003, respectively.

During 2005, the Internal Revenue Service (“IRS”) completed its audit of TDS’s federal income tax returns for the years 1997 through 2001 and TDS’s claims for research tax credits for the years 1995 through 2001. Primarily based on the results of the audit, TDS reduced its accrual for audit contingencies by $3.0 million (0.8%) in 2005. Also in 2005, TDS recorded a $0.5 million (0.1%) benefit for the research tax credits. TDS reduced its accrual for audit contingencies by $21.4 million (14.4%)

and recorded a $6.3 million (4.2%) benefit for the research tax credits in 2004 based on the IRS’s preliminary findings in the income tax return and research tax credit audits.

The foreign tax incurred in 2005 related to the dividend received from Deutsche Telekom.

Income tax expense (benefit) charged to net income (loss) is summarized as follows:

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Current
Federal	$134,988	$(226)	$10,529
State	14,042	14,772	20,563
Foreign	15,855	—	—
Deferred
Federal	(10,404)	42,729	14,729
State	(13,353)	5,652	1,580
Total income tax expense	$141,128	$62,927	$47,401

Included in income tax expense charged to net income (loss) were deferred income tax benefits on cumulative effect of accounting change of $9.7 million in 2003. Income from discontinued operations was decreased by deferred income tax expense of $0.6 million in 2005 and $3.7 million in 2004 and loss from discontinued operations was decreased by an income tax benefit of $1.2 million in 2003.

TDS’s current net deferred tax assets totaled $13.4 million and $43.9 million as of December 31, 2005 and 2004, respectively. The net current deferred tax asset at 2005 primarily represents the deferred tax effects of the allowance for doubtful accounts on customer receivables. In 2004, the net current deferred tax asset primarily represented the deferred tax effects of federal net operating loss (“NOL”) carryforwards expected to be utilized in 2005 and the allowance for doubtful accounts on customer receivables.

TDS’s noncurrent deferred tax assets and liabilities at December 31, 2005 and 2004 and the temporary differences that gave rise to them are as follows:

December 31,	2005	2004
	(Dollars in thousands)
Deferred Tax Asset
Net operating loss carryforwards	$71,981	$61,977
Derivative instruments	185,707	487,216
Other	37,127	38,815
	294,815	588,008
Less valuation allowance	(64,374)	(55,305)
Total Deferred Tax Asset	230,441	532,703
Deferred Tax Liability
Marketable equity securities	910,723	1,284,872
Property, plant and equipment	367,785	428,355
Partnership investments	61,589	66,432
Licenses	273,375	241,699
Total Deferred Tax Liability	1,613,472	2,021,358
Net Deferred Income Tax Liability	$1,383,031	$1,488,655

At December 31, 2005, TDS and certain subsidiaries had $1,282 million of state NOL carryforwards (generating a $67.3 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries that generated the losses. The state NOL carryforwards expire between 2006 and 2025. Certain subsidiaries that are not included in the federal consolidated income tax return, but file separate federal tax returns, had federal NOL carryforwards (generating a $4.6 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2006 and 2025. A valuation allowance was established for certain state NOL carryforwards and the federal NOL carryforwards since it is more than likely that a portion of such carryforwards will expire before they can be utilized.

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

In June of 2006, the Internal Revenue Service commenced its audit of the 2002-2004 consolidated federal tax returns of TDS and subsidiaries. The audit is in its preliminary stages.

3   EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income (loss) available to common by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using net income available to common and weighted average common shares adjusted to include the effect of potentially dilutive securities. Potentially dilutive securities include incremental shares issuable upon exercise of outstanding stock options and the potential conversion of preferred stock to Common and Special Common shares.

As discussed in Footnote 18 “Common Stockholders’ Equity,” TDS distributed one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS on May 13, 2005 to shareholders of record on April 29, 2005. As a result of the Special Common Stock Dividend, each option outstanding prior to May 13, 2005 will receive one Common Share and one Special Common Share per tandem option exercised. Prior period earnings per share have been retroactively adjusted to give effect to the new capital structure.

The amounts used in computing earnings per share and the effect of potentially dilutive securities on income and the weighted average number of Common, Special Common and Series A Common Shares are as follows:

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Basic Earnings per Share Income from continuing operations	$221,547	$60,490	$45,519
Preferred dividend requirement	(202)	(203)	(417)
Income from continuing operations available to common	221,345	60,287	45,102
Discontinued operations	997	6,362	(1,609)
Cumulative effect of accounting change	—	—	(11,789)
Net income available to common used in basic earnings per share	$222,342	$66,649	$31,704

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Diluted Earnings per Share Income from continuing operations available to common used in basic earnings per share	$221,345	$60,287	$45,102
Minority income adjustment (1)	(670)	(506)	(213)
Income from continuing operations available to common	220,675	59,781	44,889
Discontinued operations	997	6,362	(1,609)
Cumulative effect of accounting change	—	—	(11,789)
Net income available to common used in diluted earnings per share	$221,672	$66,143	$31,491

(1)             The minority income adjustment reflects the additional minority share of U.S. Cellular’s income computed as if all of U.S. Cellular’s dilutive issuable securities were outstanding.

Year Ended December 31,	2005	2004	2003
	(Shares in thousands)
Weighted average number of shares used in basic earnings per share Common Shares	51,227	50,844	51,195
Special Common Shares	57,636	57,296	57,721
Series A Common Shares	6,433	6,452	6,526
Total	115,296	114,592	115,442
Effect of dilutive securities Common Stock outstanding if Preferred Shares converted (1)	158	—	—
Stock options (2)	627	542	308
Weighted average number of shares of Common Stock used in diluted earnings per share	116,081	115,134	115,750

(1)             Preferred Shares convertible into 96,207 Common Shares, and 54,540 Special Common Shares, in 2004, and 230,395 Common Shares, and 190,143 Special Common Shares, in 2003 were not included in computing diluted earnings per share because their effects were anti-dilutive. There were no anti-dilutive Preferred Shares convertible into Common and Special Common Shares in 2005.

(2)             Stock options convertible into 669,307 Common Shares, and 669,307 Special Common Shares, in 2005, 682,122 Common Shares, and 682,122 Special Common Shares, in 2004, and 1,277,834 Common Shares, and 1,277,834 Special Common Shares, in 2003 were not included in computing diluted earnings per share because their effects were anti-dilutive.

Year Ended December 31,	2005	2004	2003
Basic Earnings per Share Continuing operations	$1.92	$0.53	$0.38
Discontinued operations	0.01	0.05	(0.01)
Cumulative effect of accounting change	—	—	(0.10)
	$1.93	$0.58	$0.27

Year Ended December 31,	2005	2004	2003
Diluted Earnings per Share Continuing operations	$1.90	$0.52	$0.38
Discontinued operations	0.01	0.05	(0.01)
Cumulative effect of accounting change	—	—	(0.10)
	$1.91	$0.57	$0.27

4   MARKETABLE EQUITY SECURITIES

Information regarding TDS’s marketable equity securities is summarized as follows:

December 31,	2005	2004
	(Dollars in thousands)
Deutsche Telekom AG 131,461,861 ordinary shares	$2,191,469	$2,960,521
Vodafone Group Plc 12,945,915 American Depositary Receipts	277,949	354,459
VeriSign, Inc. 2,361,333 common shares	51,760	79,341
Rural Cellular Corporation 719,396 equivalent common shares	10,511	4,482
Other	1	1
Aggregate fair value	2,531,690	3,398,804
Accounting cost basis	1,543,677	1,543,677
Gross unrealized holding gains	988,013	1,855,127
Equity method unrealized gains	543	261
Deferred tax liability	(387,599)	(732,179)
Minority share of unrealized holding (gains)	(7,738)	(13,987)
Unrealized gains on marketable equity securities, net of tax and minority share	593,219	1,109,222
Derivatives, net of tax and minority share	(284,210)	(738,365)
Accumulated other comprehensive income	$309,009	$370,857

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

TDS and its subsidiaries have entered into a number of forward contracts related to the majority of its marketable equity securities that they hold. The risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities while retaining a share of gains from increases in the market prices of such securities. The downside risk is hedged at or above the accounting cost basis of the securities, thereby eliminating the risk of an other-than-temporary loss on these contracted securities.

TDS recorded dividend income on its Deutsche Telekom investment of $105.7 million, before taxes, in the second quarter of 2005. Deutsche Telekom did not pay a dividend in 2004 or 2003.

5   LICENSES AND GOODWILL

Changes in TDS’s licenses and goodwill are primarily the result of acquisitions, divestitures and impairments of its licenses, wireless markets and telephone companies. See Note 11—Acquisitions, Divestitures and Exchanges for information regarding purchase and sale transactions which affected licenses and goodwill.

In conjunction with its SFAS 142 impairment review in 2004, TDS recorded an impairment loss of $1.8 million on the Daytona Beach, Florida license, which was sold in December 2004. See Note 1—Summary of Significant Accounting Policies under the heading “Impairment of Intangible Assets” for a detailed discussion of the license impairment testing.

A schedule of license activity follows:

December 31,	2005	2004
	(Dollars in thousands)
Consolidated Beginning Balance	$1,228,801	$1,231,363
U.S. Cellular
Balance, beginning of year	1,228,801	1,231,363
Acquisitions	155,407	5,629
Divestitures	(21,945)	(8,426)
Impairment loss	—	(1,830)
Other	—	2,065
Balance, end of year	1,362,263	1,228,801
TDS Telecom—CLEC
Balance, beginning of year	—	—
Acquisitions	2,800	—
Balance, end of year	2,800	—
Net Change	136,262	(2,562)
Consolidated Ending Balance	$1,365,063	$1,228,801

In response to petitions filed by a Regional Bell Operating Company for increases in rates for certain wholesale services that it provides to competitive local exchange carriers, the state public service commissions of Illinois, Wisconsin and Michigan issued orders that adversely affected the cost of providing some services for TDS Telecom’s competitive local exchange carrier operations in those states, primarily services to residential customers and certain small business customers. The pricing data for the major markets of TDS Telecom’s competitive local exchange carrier became available in the fourth quarter of 2004. These pricing changes, as well as other regulatory changes and competitive pressures in 2004, triggered an impairment review by TDS Telecom of its competitive local exchange carrier operation tangible and intangible assets. As a result of the impairment review, TDS Telecom concluded that goodwill associated with the competitive local exchange carrier operations was impaired and recorded a loss on impairment of intangible assets of $29.4 million in the Consolidated Statements of Operations.

TDS Telecom’s carrying value for the competitive local exchange carrier operations exceeded the fair value of such operations, thus requiring the second step of the goodwill test. Pursuant to the second step of the goodwill test, TDS Telecom allocated the fair value of the competitive local exchange carrier operations to all of the assets, including unrecognized intangible assets, (e.g., the value of the customer list and trade names) and liabilities of such operations. As a result of this allocation, there was no implied goodwill. Therefore, the carrying amount of goodwill was charged to expense. See Note 1—Summary of Significant Accounting Policies under the heading “Impairment of Intangible Assets” for a detailed discussion of the goodwill impairment test.

A schedule of goodwill activity follows:

December 31,	2005	2004
	(Dollars in thousands)
Consolidated Beginning Balance	$843,387	$908,065
U.S. Cellular
Balance, beginning of year	445,212	449,550
Acquisitions	31,119	4,225
Divestitures	(2,967)	(8,257)
Other	(1,747)	(306)
Balance, end of year	471,617	445,212
TDS Telecom—ILEC
Balance, beginning of year	395,894	395,894
Balance, end of year	395,894	395,894
TDS Telecom—CLEC
Balance, beginning of year	—	29,440
Impairment loss	—	(29,440)
Balance, end of year	—	—
Other
Balance, beginning of year	2,281	33,181
Divestitures	—	(30,900)
Balance, end of year	2,281	2,281
Net Change	26,405	(64,678)
Consolidated Ending Balance	$869,792	$843,387

6   CUSTOMER LISTS

Customer lists, which are intangible assets resulting from acquisitions of wireless markets, are amortized based on average customer retention periods using the declining balance method. The acquisition of certain consolidated and minority interests in 2005 and 2004 added $32.7 million and $12.9 million, respectively, to the gross balance of customer lists. Amortization expense was $8.3 million, $12.4 million and $15.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. Amortization expense related to customer list assets recorded as of December 31, 2005 and for the years 2006 through 2010 is expected to be $11.8 million, $8.6 million, $6.5 million, $4.9 million and $3.3 million, respectively.

7   INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities in which TDS holds a minority interest. These investments are accounted for using either the equity or cost method, as shown in the following table:

December 31,	2005	2004
	(Dollars in thousands)
Equity method investments:
Capital contributions, loans and advances	$32,018	$25,918
Goodwill	13,758	18,594
Cumulative share of income	473,761	404,765
Cumulative share of distributions	(316,450)	(262,223)
	203,087	187,054

Cost method investments	12,337	12,464
Total investments in unconsolidated entities	$215,424	$199,518

Investment income totaled $69.8 million, $64.9 million and $52.2 million in 2005, 2004 and 2003, respectively. Investments in unconsolidated entities include goodwill and costs in excess of the underlying book value of certain investments. At December 31, 2005, $201.6 million represented the investment in underlying equity and $13.8 million represented goodwill. At December 31, 2004, $180.9 million represented the investment in underlying equity and $18.6 million represented goodwill.

In 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $5.4 million, to its estimated fair value. This change was included in Gain (loss) on investments on the Consolidated Statements of Operations.

In 2004, two consolidated wireless markets were sold to ALLTEL along with other minority interests. In the transaction, TDS sold five minority interests that had been included in Investment in unconsolidated entities. The transaction reduced Investment in unconsolidated entities by $21.4 million representing goodwill of $5.5 million and the investment in underlying equity of $15.9 million.

During 2004, TDS reduced the carrying value of one of its cost method investments by $0.5 million. The change was included in gain (loss) on investment on the Consolidated Statements of Operations.

See Note 11 for additional information related to these transactions.

TDS’s investment in Los Angeles SMSA Limited Partnership meets certain “significance” tests pursuant to Rule 3-09 of SEC Regulation S-X, contributing $52.2 million, $41.8 million and $29.9 million in investment income in 2005, 2004 and 2003, respectively. TDS’s more significant investments in unconsolidated entities consist of the following:

	Percentage Ownership
December 31,	2005	2004
Los Angeles SMSA Limited Partnership	5.5%	5.5%
Midwest Wireless Communications, L.L.C. (1)	14.2%	14.2%
North Carolina RSA 1 Partnership	50.0%	50.0%
Oklahoma City SMSA Limited Partnership	14.6%	14.6%

(1)             In addition, U.S. Cellular owns a 49% interest in an entity, which owns an approximately 2.9% of Midwest Wireless Holdings, L.L.C., the parent company of Midwest Wireless Communications L.L.C.

Based primarily on data furnished to TDS by third parties, the following summarizes the combined assets, liabilities and equity, and the combined results of operations of TDS’s equity method investments.

December 31,	2005	2004
	(Dollars in thousands)
Assets
Current	$399,000	$297,000
Due from affiliates	447,000	447,000
Property and other	1,930,000	1,698,000
	$2,776,000	$2,442,000
Liabilities and Equity
Current liabilities	$237,000	$213,000
Deferred credits	107,000	78,000
Long-term debt	29,000	23,000
Long-term capital lease obligations	39,000	23,000
Partners’ capital and stockholders’ equity	2,364,000	2,105,000
	$2,776,000	$2,442,000

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Results of Operations
Revenues	$3,472,000	$3,088,000	$2,543,000
Costs and expenses	2,430,000	2,188,000	1,860,000
Operating income	1,042,000	900,000	683,000
Other income (expense)	21,000	37,000	11,000
Net income	$1,063,000	$937,000	$694,000

8   NOTES RECEIVABLE

Included in notes receivable at December 31, 2005 is a loan of $55.1 million to Airadigm Communications, Inc. (“Airadigm”), a wireless communications provider, related to the funding of Airadigm’s operations. The value of the loan was directly related to the values of certain assets and contractual rights of Airadigm. The loan had been determined by management to be impaired in 2001 due to Airadigm’s business strategies and other events that caused management to doubt the probable collection of the amounts due in accordance with the contractual terms of the note. A full valuation allowance of $55.1 million was recorded against the loan.

9   PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular’s property, plant and equipment consists of the following:

December 31,	2005	2004
	(Dollars in thousands)
Cell site-related equipment	$2,174,969	$1,977,896
Land, buildings and leasehold improvements	873,304	782,676
Switching-related equipment	694,916	617,650
Office furniture and equipment	361,647	253,813
Systems development	226,864	220,471
Other operating equipment	229,176	154,045
Work in process	92,416	126,920
	4,653,292	4,133,471
Accumulated depreciation	2,076,528	1,692,751
	$2,576,764	$2,440,720

Useful lives of property, plant and equipment generally range from six to twenty-five years for cell site-related equipment; twenty years for buildings; three to ten years, which approximates the shorter of the assets’ economic lives or the specific lease terms, for leasehold improvements; one to eight years for switching-related equipment; three to five years for office furniture and equipment; three to seven years for systems development; and five to twenty-five years for other operating equipment. Depreciation expense totaled $465.4 million, $450.3 million and $374.9 million in 2005, 2004 and 2003, respectively. Amortization expense on system development costs totaled $29.4 million, $30.3 million and $34.0 million in 2005, 2004 and 2003, respectively.

In 2005 and 2004, certain U.S. Cellular Time Division Multiple Access (“TDMA”) digital radio equipment was taken out of service and written down by $2.7 million and $17.2 million, respectively, increasing depreciation expense accordingly. This writedown was necessary to reduce the book value of the assets sold or to be sold to the proceeds received or expected to be received from their disposition.

In 2004, in preparation for the implementation of a fixed asset management and tracking system, including a bar code asset identification feature, U.S. Cellular conducted a physical inventory of its cell site fixed assets. As a result of the physical inventory and related reconciliation, U.S. Cellular charged $1.0 million and $11.9 million to depreciation expense for the write-off of certain assets in 2005 and 2004, respectively.

During 2004, U.S. Cellular adjusted the useful lives of TDMA radio equipment, switch software and antenna equipment. TDMA radio equipment lives were adjusted so that the assets will be fully depreciated by the end of 2008, which is the latest date the wireless industry will be required by law to support analog service. U.S. Cellular currently uses TDMA radio equipment to support analog service, and expects to have its digital radio network fully migrated to Code Division Multiple Access (“CDMA”) 1XRTT or some future generation of CDMA technology by that time. The useful lives for certain switch software were reduced to one year from three years and antenna equipment lives were reduced from eight years to seven years in order to better align the useful lives with the actual length of time the assets are expected to be in use. These changes increased depreciation expense by $14.9 million in 2004. The changes in useful lives reduced net income by $7.4 million or $0.06 per share in 2004.

TDS Telecom’s property, plant and equipment consists of the following:

December 31,	2005	2004
	(Dollars in thousands)
Incumbent Local Exchange Operations
Cable and wire	$1,082,980	$1,057,387
Central office equipment	633,733	625,111
Office furniture and equipment	104,807	111,825
Systems development	133,085	125,244
Land and buildings	83,212	82,738
Other equipment	64,579	65,928
Work in process	44,490	20,905
	2,146,886	2,089,138
Accumulated depreciation	1,330,059	1,242,160
	816,827	846,978
Competitive Local Exchange Operations
Cable and wire	65,745	55,080
Central office equipment	150,414	138,405
Office furniture and equipment	25,049	23,565
Systems development	13,804	11,446
Land and buildings	365	382
Other equipment	7,405	5,084
Work in process	5,045	4,709
	267,827	238,671
Accumulated depreciation	166,090	139,887
	101,737	98,784
Total	$918,564	$945,762

Useful lives of incumbent local exchange property generally range from fifteen to twenty years for cable and wire, eight to twelve years for central office equipment, five to ten years for office furniture and equipment, five to seven years for systems development and ten to fifteen years for other equipment. Buildings are depreciated over thirty years. The provision for depreciation as a percentage of depreciable property was 6.5% in 2005, 6.6% in 2004 and 6.6% in 2003. Depreciation expense totaled $133.3 million, $129.7 million and $127.7 million in 2005, 2004 and 2003, respectively.

Useful lives of competitive local exchange property generally range from fifteen to twenty years for cable and wire, five to twelve years for central office equipment, five to ten years for office furniture and equipment, five to seven years for systems development and ten to fifteen years for other equipment. Buildings are depreciated over thirty years. The provision for depreciation as a percentage of depreciable property was 11.3% in 2005, 12.0% in 2004 and 9.0% in 2003. Depreciation expense totaled $24.9 million, $33.9 million and $31.2 million in 2005, 2004 and 2003, respectively.

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

TDS reviewed the long-lived assets for possible impairment based on an estimate of related undiscounted cash flows over the remaining asset lives. TDS concluded that the undiscounted cash flows attributable to the fixed assets were less than the carrying values of the fixed assets, thus requiring the second step of the long-lived asset impairment test. Pursuant to the second step of the long-lived asset impairment test, TDS Telecom calculated the fair value of the fixed assets. The loss recognized is the difference between the fair value and the carrying value of the fixed assets. See Note 1—Summary of Significant Accounting Policies under the heading “Impairment of Tangible Assets” for a detailed discussion of the long-lived asset impairment test.

Corporate and other property, plant and equipment consists of the following:

December 31,	2005	2004
	(Dollars in thousands)
Property, plant and equipment	$72,442	$78,869
Accumulated depreciation	41,565	45,907
Total	$30,877	$32,962

Corporate and other fixed assets consist of assets at the TDS corporate offices and Suttle Straus. The corporate assets primarily consist of office furniture and equipment with useful lives ranging from three to seven years. Depreciation expense is computed on a straight line basis and is assessed out to U.S. Cellular and TDS Telecom. The amounts assessed out totaled $3.1 million, $2.7 million and $3.2 million in 2005, 2004 and 2003. The Suttle Straus assets primarily consist of a building, equipment and vehicles with useful lives ranging from 31.5 years for the building and three to seven years for equipment and vehicles. Depreciation expense is computed on a straight line basis and totaled $2.8 million, $2.5 million and $2.4 million in 2005, 2004 and 2003.

10   SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures regarding interest paid and income taxes paid (refunds received) and certain noncash transactions.

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Interest paid	$194,632	$176,912	$143,159
Income taxes paid (refund received)	151,076	(10,512)	(53,112)
Common Shares issued for conversion of Preferred Shares	—	—	2,940
Net assets acquired in exchange of business assets	106,757	—	181,608

11   ACQUISITIONS, DIVESTITURES AND EXCHANGES

TDS assesses its existing wireless interests on an ongoing basis with a goal of maximizing its return on investment. As part of this strategy, TDS reviews attractive opportunities to acquire additional operating markets, telecommunications companies and wireless spectrum. In addition, TDS may seek to divest outright or include in exchanges for other wireless interests those markets and wireless interests that are not strategic to its long-term success.

2005 Activity

On December 19, 2005, U.S. Cellular completed an exchange of certain wireless markets in Kansas, Nebraska and Idaho with a subsidiary of ALLTEL. Under the agreement, U.S. Cellular acquired fifteen Rural Service Area (“RSA”) markets in Kansas and Nebraska in exchange for two RSA markets in Idaho and $58.1 million in cash, including a preliminary working capital adjustment. U.S. Cellular also capitalized $2.6 million of acquisition-related costs. In connection with the exchange, U.S. Cellular recorded a pre-tax gain of $44.7 million in 2005, which is included in (Gain)

loss on sales of assets in the Consolidated Statements of Operations. The gain represented the excess of the fair value of assets acquired and liabilities assumed over the sum of cash and net carrying value of assets and liabilities delivered in the exchange.

The following table summarizes the fair values of the assets acquired and liabilities assumed and the net carrying value of the assets and liabilities transferred to ALLTEL in the exchange.

December 19, 2005
(Dollars in thousands)
Assets and (liabilities) acquired:
Current assets	$11,973
Licenses	21,550
Customer list	31,490
Goodwill	30,825
Property, plant and equipment	79,059
Current liabilities	(1,992)
Other liabilities	(5,461)
Net assets acquired	$167,444
Assets and (liabilities) delivered:
Cash	$60,687
Current assets, excluding cash	5,544
Licenses, net	21,945
Goodwill	2,967
Property, plant and equipment, net	35,428
Other assets	2,193
Current liabilities	(3,788)
Other liabilities	(2,192)
Net assets delivered	$122,784
Gain on exchange transaction	$44,660

U.S. Cellular is a limited partner in Carroll Wireless, L.P. (“Carroll Wireless”), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on spectrum which was available only to companies that fall under the FCC definition of “designated entities,” which are small businesses that have a limited amount of assets. Carroll Wireless was a successful bidder for 17 licensed areas in Auction 58 which ended on February 15, 2005. The aggregate amount paid to the FCC for the 17 licenses was $129.9 million, net of all bidding credits to which Carroll Wireless was entitled as a designated entity. These 17 licensed areas cover portions of 12 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

On January 6, 2006, the FCC granted Carroll Wireless’ applications with respect to 16 of the 17 licenses for which it had been the successful bidder and dismissed one application, relating to Walla Walla, Washington. Following the completion of Auction 58, the FCC determined that a portion of the Walla Walla license was already licensed to another party and should not have been included in Auction 58. Accordingly, in 2006, Carroll Wireless received a full refund of the $228,000 previously paid to the FCC.

Carroll Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2005, U.S. Cellular has made capital contributions and advances to Carroll Wireless and/or its general partner of $129.9 million to fund the amount paid to the FCC; this amount is included in Licenses in the Consolidated Balance Sheets. U.S. Cellular consolidates Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless, for financial reporting purposes, pursuant to the guidelines of FASB Interpretation No. 46R (“FIN 46R”), as U.S. Cellular anticipates absorbing a majority of Carroll Wireless’ expected gains or losses. Pending finalization of Carroll Wireless’ permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Carroll Wireless and/or its general partner. In November 2005, U.S. Cellular approved additional funding of up to $1.4 million of which $0.1 million was provided to Carroll Wireless through December 31, 2005.

In the first quarter of 2005, TDS adjusted the previously reported gain related to its sale to ALLTEL of certain wireless properties on November 30, 2004. The adjustment of the gain which resulted from a working capital adjustment that was finalized in the first quarter of 2005, increased the total gain on the sale by $0.5 million to $51.4 million.

In addition, in 2005, U.S. Cellular purchased one wireless property and certain minority interests in wireless markets in which it already owned a controlling interest for $6.9 million in cash. The acquisition costs were allocated among tangible assets and increased Licenses, Goodwill and Customer lists by $3.9 million, $0.3 million and $1.2 million, respectively. TDS Telecom purchased a wireless license for $2.8 million in 2005.

In aggregate, the 2005 acquisitions, divestitures and exchanges increased Licenses by $136.3 million and Goodwill by $28.2 million and Customer lists by $32.7 million.

2004 Activity

On December 20, 2004, U.S. Cellular completed the sale of its Daytona Beach Florida 20 megahertz C block personal communications service license to MetroPCS California/Florida Inc. (“MetroPCS”) for $8.5 million. U.S. Cellular recorded impairment losses related to the Daytona license of $1.8 million in 2004 and $3.5 million in 2003 included in Gain (loss) on investments in the Consolidated Statements of Operations. Also included in Gain (loss) on investments in 2004 was a loss of $0.3 million associated with buying out the former partner of the Daytona investment.

On November 30, 2004, TDS and U.S. Cellular completed the sale to ALLTEL of certain wireless properties. TDS and U.S. Cellular subsidiaries sold three consolidated markets and six minority interests to ALLTEL for $142.9 million in cash, including repayment of debt and working capital that was subject to adjustment. TDS recorded a gain of $50.9 million related to the ALLTEL transaction representing the excess of the cash received over the net book value of the assets and liabilities sold. The portion of the gain related to the two consolidated markets of $10.1 million, was recorded in (Gain) loss on sales of assets in the Consolidated Statements of Operations. The remaining portion of the gains of $40.8 million was recorded in Gain (loss) on investments on the Consolidated Statement of Operations. TDS included the results of operations of the markets sold to ALLTEL in the Consolidated Statements of Operations through November 30, 2004.

The following table summarizes the recorded value of the assets and liabilities sold to ALLTEL.

November 30, 2004
(Dollars in thousands)
Assets and liabilities sold:
Current assets	$11,897
Property, plant and equipment	33,223
Licenses	258
Goodwill	39,157
Investment in unconsolidated entities	21,427
Current liabilities	(3,417)
Other assets and liabilities	(647)
Minority interest divested	(9,924)
Net assets sold	$91,974
Gain recorded on sale	$50,923
Cash received	$142,897

On February 18, 2004, U.S. Cellular completed the sale of certain of its wireless properties in southern Texas to AT&T Wireless for $96.5 million in cash, including a working capital adjustment. The U.S. Cellular properties sold to AT&T Wireless included wireless assets and customers in six markets. An aggregate loss of $21.3 million (including a $22.0 million estimate of the (Gain) loss on sales of assets in the fourth quarter of 2003 and a $0.7 million reduction of the loss in 2004) was recorded as a (Gain) loss on sales of assets in the Consolidated Statements of Operations, representing the difference between the carrying value of the markets sold to AT&T Wireless and the cash received in the transaction. On December 31, 2003, U.S. Cellular reflected the assets and liabilities to be transferred to AT&T Wireless as Assets and Liabilities Held for Sale in accordance with SFAS No. 144. U.S. Cellular has included the results of operations of the markets sold to AT&T Wireless in the Consolidated Statement of Operations through February 17, 2004.

The following table summarizes the recorded value of the southern Texas assets and liabilities sold to AT&T Wireless.

February 18, 2004
(Dollars in thousands)
Assets and (liabilities) sold:
Current assets	$4,342
Property, plant and equipment	46,592
Licenses	63,237
Goodwill	7,565
Current liabilities	(2,455)
Other assets and liabilities, net	(1,483)
Net assets sold	$117,798
(Loss) recorded on sale	$(21,275)
Cash received	$96,523

In addition, in 2004 U.S. Cellular purchased certain minority interests in several wireless markets in which it already owned a controlling interest for $40.8 million in cash and $2.0 million to be paid in 2005. These acquisitions increased Licenses, Goodwill and Customer lists by $5.6 million, $4.2 million and $12.9 million, respectively.

In aggregate, the 2004 acquisitions, divestitures and exchanges decreased Licenses by $2.8 million and Goodwill by $34.9 million and increased Customer lists by $12.9 million.

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

The 15 licenses that have been transferred to U.S. Cellular as of December 31, 2003, with a recorded value of $136.6 million, along with the 21 Licenses that have not yet been assigned to U.S. Cellular, with a recorded value of $42.0 million, are included in Licenses on the Consolidated Balance Sheets. TDS has included the results of operations in the Florida and Georgia markets in the Consolidated Statements of Operations until the date of the transfer, August 1, 2003.

Prior to the close of the AT&T Wireless exchange, U.S. Cellular allocated $70.0 million of goodwill related to the properties transferred to AT&T Wireless to Assets of Operations Held for Sale in accordance with SFAS No. 142. A loss of $23.9 million was recorded as a (Gain) loss on sales of assets (included in Operating Expenses) representing the difference between the book value of the markets transferred to AT&T Wireless and the fair value of the assets received or to be received in this transaction.

The following table summarizes the estimated fair values of the AT&T Wireless licenses received and the recorded value of the Florida and Georgia assets and liabilities transferred to AT&T Wireless from U.S. Cellular.

August 1, 2003
(Dollars in thousands)
Assets and minority interests acquired:
Cash	$33,953
Licenses	178,608
Minority interests	3,000
Total assets and minority interests acquired	$215,561
Assets and (liabilities) delivered:
Current assets	$12,785
Licenses, net	76,905
Goodwill	69,961
Property, plant and equipment, net	88,314
Other assets, net	717
Current liabilities	(9,213)
Net assets delivered	$239,469
(Loss) on exchange transaction	$(23,908)

In addition, in 2003, U.S. Cellular acquired the minority interest in two entities which held licenses for $2.3 million.

In aggregate, the 2003 acquisitions, divestitures and exchanges increased Licenses by $101.7 million and reduced U.S. Cellular Goodwill by $62.4 million.

Pro Forma Operations

Assuming the exchanges and acquisitions accounted for as purchases during the period January 1, 2004 to December 31, 2005, had taken place on January 1, 2004; and the acquisitions during the period January 1, 2003 to December 31, 2003, had taken place on January 1, 2003, unaudited pro forma results of operations would have been as follows:

Year Ended December 31,	2005	2004	2003
	(Unaudited, dollars in thousands, except per share amounts)
Operating revenues	$3,939,333	$3,678,275	$3,312,837
Interest expense (including cost to finance acquisitions)	216,087	198,706	171,391
Income (loss) from continuing operations	213,432	49,224	39,098
Net income (loss)	214,428	55,586	25,701
Earnings per share-basic	1.92	0.97	0.44
Earnings per share-diluted	$1.91	$0.95	$0.43

12   GAIN (LOSS) ON INVESTMENTS

The following table summarizes the components of Gain (loss) on investments included in Investment and Other Income (Expense) in the Consolidated Statements of Operations:

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Gain on sale of investment interests	$500	$40,842	$—
Impairment of unconsolidated interests	(5,400)	(2,633)	(10,200)
	$(4,900)	$38,209	$(10,200)

In 2005, TDS finalized the working capital adjustment related to the sale to ALLTEL of certain wireless interests on November 30, 2004. The working capital adjustment increased the total gain on investment from this transaction by $0.5 million.

In 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $5.4 million to its underlying equity value based on a cash flow analysis.

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

13   NOTES PAYABLE

TDS has used short-term debt to finance acquisitions, for general corporate purposes and to repurchase common shares. Proceeds from the sale of long-term debt from time to time have been used to reduce such short-term debt. Proceeds from the sale of non-strategic wireless and other investments from time to time have also been used to reduce short-term debt.

TDS had a $600 million revolving credit facility with a group of banks at December 31, 2005, and had $3.4 million of letters of credit outstanding against the revolving credit facility, leaving $596.6 million available for use. The terms of the revolving credit facility provide for borrowings with interest at the London InterBank Offered Rate (“LIBOR”) plus a contractual spread based on TDS’s credit rating. At December 31, 2005, the contractual spread was 60 basis points. The margin percentage increases by 10 basis points if more than 50% of the facility is outstanding. TDS may select borrowing periods of either seven days or one, two, three or six months (the one-month LIBOR rate was 4.39% at December 31, 2005). If TDS provides less than two days’ notice of intent to borrow, interest on borrowings is the prime rate less 50 basis points (the prime rate was 7.25% at December 31, 2005). The credit facility expires in December 2009. TDS currently pays facility and administration fees at an aggregate annual rate of 0.21% of the total $600 million facility. These fees totaled $0.8 million, $0.7 million and $0.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.

TDS also had $75 million in direct bank lines of credit at December 31, 2005, all of which were unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate.

At December 31, 2005, U.S. Cellular’s $700 million revolving credit facility had $135 million of borrowings and $0.3 million of letters of credit outstanding against it leaving $564.7 million available for use. The terms of the revolving credit facility provide for borrowings with interest at the LIBOR rate plus a contractual spread based on U.S. Cellular’s credit rating. At December 31, 2005, the contractual spread was 60 basis points. U.S. Cellular may select borrowing periods of either seven days or one, two, three or six months (the one-month LIBOR rate was 4.39% at December 31, 2005). If U.S. Cellular provides less than two days’ notice of intent to borrow, interest on borrowings is the prime rate less 50 basis points (the prime rate was 7.25% at December 31, 2005). The credit facility expires in December 2009. U.S. Cellular currently pays facility and administration fees at an aggregate annual rate of 0.21% of the total facility. These fees totaled $1.0 million in 2005, $1.5 million in 2004 and $0.7 million in 2003.

Information concerning notes payable is shown in the table that follows:

Year Ended December 31,	2005	2004
	(Dollars in thousands)
Balance at end of year	$135,000	$30,000
Weighted average interest rate at end of year	5.0%	4.8%
Maximum amount outstanding during the year	$135,000	$100,000
Average amount outstanding during the year (1)	$45,000	$47,917
Weighted average interest rate during the year (1)	4.0%	2.1%

(1)             The average was computed based on month-end balances.

The financial covenants associated with TDS’s and U.S. Cellular’s lines of credit require that each company maintain certain debt-to-capital and interest coverage ratios. In addition, the financial covenants associated with revolving credit facilities and lines of credit of certain subsidiaries require that these subsidiaries maintain certain debt-to-capital and interest coverage ratios. The covenants of U.S. Cellular’s revolving credit facility prescribe certain terms associated with intercompany loans from TDS or TDS subsidiaries to U.S. Cellular or U.S. Cellular subsidiaries.

TDS’s and U.S. Cellular’s interest costs on its revolving credit facilities would increase if their credit ratings from either Standard & Poor’s or Moody’s were lowered. However, their credit facilities would not cease to be available or accelerate solely as a result of a decline in their credit ratings. A downgrade in TDS’s or U.S. Cellular’s credit ratings could adversely affect their ability to renew existing, or obtain access to new, credit facilities in the future.

On July 11, 2005, Moody’s Investors Service downgraded TDS and U.S. Cellular from a Baa1 rating with a negative outlook to Baa2 with a stable outlook. As a result of the downgrade, the contractual spread applied to LIBOR in determining the interest rate applicable to the borrowings under TDS and U.S. Cellular revolving credit facilities increased to 45 basis points from 30 basis points. In addition, the facility fee charged on the revolving credit agreements increased to 15 basis points from 10 basis points.

On November 10, 2005, Moody’s Investors Service downgraded TDS and U.S. Cellular from a Baa2 rating with a stable outlook to Baa3 and placed the ratings under review for possible further downgrade. The contractual spread applied to LIBOR in determining the interest rate applicable to the borrowings under the TDS and U.S. Cellular revolving credit facilities increased to 60 basis points from 45 basis points. In addition, the facility fee increased to 20 basis points from 15 basis points. Standard & Poor’s did not take any ratings actions holding its rating at A- with a negative outlook and Fitch’s put TDS and U.S. Cellular on Rating Watch Negative and left the ratings unchanged at BBB+.

On January 25, 2006, Standard & Poors’s placed the A- rating of TDS and U.S. Cellular on Credit Watch with negative implications.

The maturity dates of certain of TDS’s and U.S. Cellular’s credit facilities would accelerate in the event of a change in control.

The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and represent certain matters at the time of each borrowing. On April 19, 2004, December 22, 2004 and November 10, 2005 TDS and U.S. Cellular announced that they would restate certain financial statements. The restatements resulted in defaults under the revolving credit agreements and one line of credit agreement. TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios. TDS and U.S. Cellular did not fail to make any scheduled payments under such credit agreements. TDS and U.S. Cellular received waivers from the lenders associated with the credit agreements, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatements. The waivers require the Form 10-K for the year ended December 31, 2005 to be filed by August 31, 2006, the Form 10-Q for the quarter ended March 31, 2006 to be filed within 30 days after the filing of the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006 to be filed within 45 days after the filing of the Form 10-Q for the quarter ended March 31, 2006.

14   LONG-TERM DEBT

Long-term debt is as follows:

December 31,	2005	2004
	(Dollars in thousands)
Telephone and Data Systems, Inc. (Parent)
6.625% senior notes, maturing 2045	$116,250	$—
7.6% Series A notes, due in 2041	500,000	500,000
Medium-term notes, various rates averaging 10.0% in 2005 and 9.8% in 2004, due 2006	35,000	52,200
7.0% senior notes, maturing in 2006	200,000	200,000
Purchase contracts, averaging 6.0%, due through 2021	1,097	1,097
Total Parent	852,347	753,297
Subsidiaries
U.S. Cellular
6.7% senior notes maturing in 2033	544,000	544,000
Unamortized discount	(12,615)	(13,070)
	531,385	530,930
7.5% senior notes, maturing in 2034	330,000	330,000
8.75% senior notes, maturing in 2032	130,000	130,000
Other, 9.0% due in 2009	10,000	10,000
TDS Telecom
Rural Utilities Service, Rural Telephone Bank and Federal Financing Bank Mortgage notes, various rates averaging 0.0% in 2005 and 5.7% in 2004, due through 2013	4,634	234,147
Other long-term notes, various rates averaging 0.0% in 2005 and 6.5% in 2004, due through 2017	35	9,891
Other Subsidiaries
Long-term notes and leases, 2.7% to 9.9%, due through 2009	13,066	15,121
Total Subsidiaries	1,019,120	1,260,089
Total Long-term debt	1,871,467	2,013,386
Less: Current portion of long-term debt	237,948	38,787
Total Long-term debt, excluding current portion	$1,633,519	$1,974,599

Telephone and Data Systems, Inc. (Parent)

On March 31, 2005, TDS issued $116.25 million in aggregate principal amount of unsecured 6.625% senior notes due March 31, 2045. Interest on the notes is payable quarterly. TDS may redeem the notes, in whole or in part, at any time on and after March 31, 2010, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The net proceeds from this offering, after deducting underwriting discounts, were approximately $112.6 million.

The unsecured 7.6% Series A notes, issued in 2001, are due in 2041. Interest is payable quarterly. The notes are redeemable by TDS beginning December 2006 at 100% of the principal amount plus accrued and unpaid interest.

The unsecured medium-term notes mature in 2021. Interest is payable semi-annually. The medium-term notes may be redeemed by TDS at par value plus accrued but unpaid interest. As of December 31, 2005, medium-term notes aggregating $35.0 million have an initial redemption date in 2006. On December 23, 2005, TDS issued notice of its intent to redeem the $35.0 million balance of the medium-term notes in 2006. This amount was reclassified to Current portion of long-term debt on the Consolidated Balance Sheet as of December 31, 2005. TDS redeemed these notes on January 23,

2006 and February 27, 2006 at a price equal to the principal amount plus accrued interest to the redemption date. TDS redeemed medium-term notes aggregating $17.2 million in 2005.

TDS has reclassified its $200.0 million unsecured 7% senior notes to Current portion of long-term debt on the Consolidated Balance Sheet. The unsecured 7.0% senior notes are due August 2006. Interest is payable semi-annually. The notes are redeemable at any time at the option of TDS, at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 25 basis points.

Subsidiaries—U.S. Cellular

In June 2004, U.S. Cellular issued $330 million in aggregate principal amount of unsecured 7.5% senior notes due June 15, 2034. Interest on the notes is payable quarterly. U.S. Cellular may redeem the notes, in whole or in part, at any time on and after June 17, 2009, at redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The net proceeds from this offering, after deducting underwriting discounts, was approximately $319.6 million.

Also, in June 2004, U.S. Cellular issued $100 million in aggregate principal amount of unsecured 6.7% senior notes due December 15, 2033, priced to yield 7.21% to maturity. The net proceeds from this offering, after deducting underwriting discounts, was approximately $92.9 million. This was a further issuance of U.S. Cellular’s 6.7% senior notes that were issued in December 2003, in the aggregate principal amount of $444 million.

In December 2003, U.S. Cellular sold $444 million of 6.7% senior notes due December 15, 2033, priced to yield 6.83% to maturity. Interest is paid semi-annually. U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points. The proceeds were used to repay a portion of amounts outstanding under the revolving credit facility.

In November 2002, U.S. Cellular sold $130 million of unsecured 8.75% senior notes due in November 2032. Interest is paid quarterly. U.S. Cellular may redeem the notes beginning in 2007 at the principal amount plus accrued interest.

Subsidiaries—TDS Telecom

Prior to 2005, TDS Telecom’s Rural Utilities Service (“RUS”), Rural Telephone Bank (“RTB”) and Federal Financing Bank Mortgage notes issued under certain loan agreements with the RUS, RTB and Federal Financing Bank, agencies of the United States of America, were repaid in equal monthly or quarterly installments covering principal and interest beginning six months to three years after dates of issue and expiring through 2035. Substantially all telephone plant of the incumbent local exchange companies was pledged under RUS and RTB mortgage notes and various other obligations of the telephone subsidiaries.

On March 31, 2005, TDS Telecom subsidiaries repaid approximately $105.6 million in principal amount of notes to the RUS and the RTB plus accrued interest of $0.6 million. TDS Telecom subsidiaries incurred prepayment costs of $0.6 million associated with these repayments. Unamortized debt issuance costs related to the notes totaling $0.1 million were expensed and included in Other income (expense), net in the Consolidated Statements of Operations. The RUS and RTB debt, held at individual TDS Telecom incumbent local exchange carriers, had a weighted average interest rate of 5.5% and maturity of approximately 12 years.

On June 30, 2005, TDS Telecom subsidiaries repaid approximately $127.0 million in principal amount of notes to the RUS, the RTB, and the Federal Financing Bank (“FFB”), all agencies of the United States Department of Agriculture, and the Rural Telephone Finance Cooperative (“RTFC”), a

member-owned, not-for-profit lending cooperative that serves the financial needs of the rural telecommunications industry. TDS Telecom subsidiaries paid accrued interest of $0.8 million and additional prepayment costs of $1.2 million associated with these repayments. Unamortized debt issuance costs related to the notes totaling $0.3 million were expensed and included in Other income (expense), net in the Statements of Operations. The RUS, RTB, FFB and RTFC debt, held at individual TDS Telecom incumbent local exchange carriers, had a weighted average interest rate of 6.2% and maturity of approximately 15 years.

The remaining RUS long-term debt consists of rural economic development loans that are financed by RUS to provide low-to zero-interest loans to electric and telephone utilities to promote sustainable rural economic development and job creation projects. All of these funds have been loaned to businesses in the communities that TDS Telecom serves to promote economic growth.

Consolidated

The annual requirements for principal payments on long-term debt, excluding amounts due on the forward contracts, are approximately $203.5 million, $3.0 million, $3.0 million, $13.5 million and $3.0 million for the years 2006 through 2010, respectively.

The covenants associated with TDS’s long-term debt obligations, among other things, restrict TDS’s ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; and sell, consolidate or merge assets.

The late filing of TDS’s and U.S. Cellular’s Forms 10-Q for the quarterly period ended September 30, 2005, Forms 10-K for the year ended December 31, 2005 and Forms 10-Q for the quarterly period ended March 31, 2006 and the failure to deliver such Forms 10-K and 10-Q to the trustees of the TDS and U.S. Cellular debt indentures on a timely basis, resulted in non-compliance under such debt indentures. However, this non-compliance did not result in an event of default or a default. TDS and U.S. Cellular believe that non-compliance was cured upon the filing of their Forms 10-Q for the quarterly period ended September 30, 2005 and Forms 10-K for the year ended December 31, 2005, but that non-compliance continues to exist with respect to their Form 10-Q for the quarterly period ended March 31, 2006. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

In addition, the covenants associated with long-term debt obligations of certain subsidiaries of TDS, among other things, restrict these subsidiaries’ ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; sell, consolidate or merge assets, and pay dividends.

Forward Contracts

TDS maintains a portfolio of available-for-sale marketable equity securities, the majority of which are the result of sales or trades of non-strategic assets. Subsidiaries of TDS have forward contracts with counterparties in connection with its Deutsche Telekom, Vodafone and VeriSign marketable equity securities with proceeds aggregating $1,631.8 million. The principal amount of the forward contracts was accounted for as a loan. The collar portions of the forward contracts are accounted for as derivative instruments. The following table summarizes certain facts surrounding the contracted securities, pledged as collateral for the forward contracts.

December 31,		2005	2004
Security	Shares	Loan Amount
	(Dollars in thousands)
Deutsche Telekom	131,461,861	$1,532,257	$1,532,257
Unamortized debt discount		(45,499)	(62,192)
		1,486,758	1,470,065
Vodafone	12,945,915	201,038	201,038
VeriSign	2,361,333	20,819	20,819
Unamortized debt discount		(1,333)	(2,278)
		19,486	18,541
		$1,707,282	$1,689,644

The Deutsche Telekom forward contracts mature from July 2007 to September 2008. Contracts aggregating $1,094.3 million require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 4.54% at December 31, 2005). Contracts aggregating $438.0 million are structured as zero coupon obligations with a weighted average effective interest rate of 4.4% per year. No interest payments are required for the zero coupon obligations during the contract period.

The Vodafone forward contracts mature in May and October 2007. The Vodafone forward contracts require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 4.54% at December 31, 2005).

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

TDS and U.S. Cellular are required to comply with certain covenants under the forward contracts. On April 19, 2004, December 22, 2004 and November 10, 2005, TDS and U.S. Cellular announced that they would restate certain financial statements. The restatements resulted in defaults under the forward contracts. TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios. TDS and U.S. Cellular did not fail to make any scheduled payments under such forward contracts. TDS and U.S. Cellular received waivers from the counterparty to such forward contracts, under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatements. The waivers require the Form 10-K for the year ended December 31, 2005 to be filed by August 31, 2006, the Form 10-Q for the quarter ended March 31, 2006 to be filed within 30 days after the filing of the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended June 30, 2006 to be filed within 45 days after the filing of the Form 10-Q for the quarter ended March 31, 2006.

15   FINANCIAL INSTRUMENTS AND DERIVATIVES

Financial Instruments

Financial instruments are as follows:

December 31,	2005		2004
	Book Value	Fair Value	Book Value	Fair Value
	(Dollars in thousands)
Cash and cash equivalents	$1,095,791	$1,095,791	$1,171,105	$1,171,105
Current portion of long-term debt	237,948	237,948	38,787	38,787
Notes payable	135,000	135,000	30,000	30,000
Long-term debt	1,633,519	1,645,981	1,974,599	2,083,826
Forward contracts	1,707,282	1,697,565	1,689,644	1,691,101
Preferred shares	$3,863	$2,741	$3,864	$3,249

The carrying amounts of cash and cash equivalents, the current portion of long-term debt and notes payable approximate fair value due to the short-term nature of these financial instruments. The fair value of TDS’s long-term debt was estimated using market prices for the 7.6% Series A notes, the 7.0% senior notes, the 6.7% senior notes, the 7.5% senior notes, the 8.75% senior notes and discounted cash flow analysis for the remaining debt. The carrying amounts of the variable rate forward contracts approximates fair value due to the repricing of the instruments on a quarterly basis. The fair value of the zero coupon forward contracts and preferred shares were determined using discounted cash flow analysis.

Derivatives

Subsidiaries of TDS have forward contracts in connection with its Deutsche Telekom, Vodafone and VeriSign marketable equity securities. The principal amount of the forward contracts is accounted for as a loan. The collar portions of the forward contracts are accounted for as derivative instruments. The following table summarizes the shares contracted and the downside limit and upside potential.

		Downside	Upside
December 31, 2005		Limit	Potential
Security	Shares	(Floor)	(Ceiling)
VeriSign	2,361,333	$8.82	$11.46
Vodafone	12,945,915	$15.07 - $16.07	$18.76 - $21.44
Deutsche Telekom	131,461,861	$10.74 - $12.41	$13.68 - $16.37

The forward contracts for the forecasted transactions and hedged items are designated as cash flow or fair value hedges and recorded as assets or liabilities on the balance sheet at their fair value. The fair value of the derivative instruments is determined using the Black-Scholes model.

The Deutsche Telekom and Vodafone forward contracts are designated as cash flow hedges, where changes in the forward contract’s fair value are recognized in accumulated other comprehensive income until they are recognized in earnings when the forward contract is settled. If the delivery of the contracted shares does not occur, or it becomes probable that it will not occur, the gain or loss on the related cash flow hedge is recognized in earnings at that time. No components of the forward contracts are excluded in the measurement of hedge effectiveness. The critical terms of the forward contracts are the same as the underlying forecasted transactions; therefore, changes in the fair value of the forward contracts are anticipated to be effective in offsetting changes in the expected cash flows from the forecasted transactions. No gains or losses related to ineffectiveness of cash flow hedges were recognized in earnings for the years ended December 31, 2005, 2004 and 2003.

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

The VeriSign forward contract is designated as a fair value hedge, where effectiveness of the hedge is assessed based upon the intrinsic value of the underlying options. The intrinsic value of the forward contract is defined as the difference between the applicable option strike price and the market value of the contracted shares on the balance sheet date. Changes in the intrinsic value of the options are expected to be perfectly effective at offsetting changes in the fair value of the hedged item. Changes in the intrinsic value of the options are recognized in Accumulated other comprehensive income until they are recognized in earnings when the forward contract is settled. Changes in the time value of the options are excluded from the effectiveness assessment and are recognized in earnings each period. Changes in the time value of the options aggregating a $0.6 million gain, $2.2 million gain and $3.5 million loss for the years ended December 31, 2005, 2004 and 2003, respectively, were included in the Consolidated Statements of Operations caption Other income (expense).

TDS reported a derivative liability of $449.2 million and $1,210.5 million at December 31, 2005 and 2004, respectively. These amounts are included in the Consolidated Balance Sheets caption Derivative liability.

16   MINORITY INTEREST IN SUBSIDIARIES

The following table summarizes the minority shareholders’ and partners’ interests in the equity of consolidated subsidiaries.

December 31,	2005	2004
	(Dollars in thousands)
U.S. Cellular
Public shareholders	$515,307	$467,107
Subsidiaries’ partners and shareholders	37,577	32,361
	$552,884	$499,468

The Board of Directors of U.S. Cellular has authorized the repurchase of a limited amount of its common shares on a quarterly basis, primarily for use in the employee benefit plans. In 2004, U.S. Cellular repurchased 91,700 U.S. Cellular Common Shares under this authorization for an aggregate purchase price of $3.9 million representing an average per share price of $42.62 including commissions. U.S. Cellular repurchased no shares during 2005 or 2003.

Under SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” (“SFAS 150”) certain minority interests in consolidated entities with finite lives may meet the standard’s definition of a mandatorily redeemable financial instrument and thus require reclassification as liabilities and remeasurement at the estimated amount of cash that would be due and payable to settle such minority interests under the applicable entity’s organization agreement assuming an orderly liquidation of the finite-lived entity, net of estimated liquidation costs (the “settlement value”). TDS’s consolidated financial statements include such minority interests that meet the standard’s definition of mandatorily redeemable financial instruments. These mandatorily redeemable minority interests represent interests held by third parties in consolidated partnerships and limited liability companies (“LLCs”), where the terms of the underlying partnership or LLC agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the minority interest holders and TDS in accordance with the respective partnership and LLC agreements. The termination dates of TDS’s mandatorily redeemable minority interests range from 2042 to 2100.

The settlement value of TDS’s mandatorily redeemable minority interests was estimated to be $128.1 million at December 31, 2005 and $110.6 million at December 31, 2004. This represents the estimated amount of cash that would be due and payable to settle minority interests assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2005 and 2004, net of estimated liquidation costs. This amount is being disclosed pursuant to the requirements of FASB Staff Position (“FSP”) No. FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” TDS has no current plans or intentions to liquidate any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the minority interests in finite-lived consolidated partnerships and LLCs at December 31, 2005 and 2004 was $34.2 million and $30.6 million, respectively, and is included in Minority Interest in Subsidiaries in the Consolidated Balance Sheets. The excess of the aggregate settlement value over the aggregate carrying value of the mandatorily redeemable minority interests of $93.9 million and $80.0 million, respectively, was primarily due to the unrecognized appreciation of the minority-interest holders’ share of the underlying net assets in the consolidated partnerships and LLCs. Neither the minority-interest holders’ share, nor TDS’s share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements under GAAP. The estimate of settlement value was based on certain factors and assumptions. Change in those factors and assumptions could result in a materially larger or smaller settlement amount.

17   PREFERRED SHARES

The holders of outstanding Preferred Shares are entitled to one vote per share. TDS had 38,645 Preferred Shares ($100 per share stated value) authorized, issued and outstanding at December 31, 2005 and 2004, 30,000 of which are redeemable at the option of TDS at $100 per share plus accrued and unpaid dividends beginning in 2007. At December 31, 2005 and 2004, 30,000 Preferred Shares were convertible into 54,540 TDS Common Shares and Special Common Shares at the option of the holder. Preferred Shares totaling 8,228 are redeemable at the option of TDS for 4.35 U.S. Cellular common shares or equivalent value in cash or TDS Common Shares. The remaining Preferred Shares are not redeemable. The average dividend rate was $5.23 per share in 2005 and 2004.

The following is a schedule of Preferred Shares activity.

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Balance, beginning of year	$3,864	$3,864	$6,954
Less:
Conversion of preferred	—	—	(2,940)
Redemption of preferred	(1)	—	(150)
Balance, end of year	$3,863	$3,864	$3,864

18   COMMON STOCKHOLDERS’ EQUITY

Stock Dividend

On February 17, 2005, the TDS Board of Directors unanimously approved, and on April 11, 2005, the TDS shareholders approved an amendment (the “Amendment”) to the Restated Certificate of Incorporation of TDS to increase the authorized number of Special Common Shares of TDS from 20,000,000 to 165,000,000.

As a result, and following the satisfaction of other conditions, the distribution of TDS Special Common Shares became effective on May 13, 2005 to shareholders of record on April 29, 2005. In the distribution, one TDS Special Common Share was distributed in the form of a stock dividend with respect to each TDS Common Share and TDS Series A Common Share issued on April 29, 2005.

Prior period earnings per share have been retroactively adjusted to give effect to the new capital structure.

Common Stock

The holders of Common Shares and Special Common Shares are entitled to one vote per share. The holders of Special Common Shares are entitled to one vote per share in the election of directors. The holders of Common Shares have full voting rights, the holders of Special Common Shares have limited voting rights. Other than the election of directors, the Special Common Shares have no votes except as otherwise required by law. The holders of Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share for share basis, into Common Shares and Special Common Shares. TDS has reserved 6,440,000 Common Shares and 6,580,000 Special Common Shares at December 31, 2005, for possible issuance upon such conversion.

The following table summarizes the number of Common, Special Common and Series A Common Shares outstanding.

		Special	Common	Special Common	Series A
	Common	Common	Treasury	Treasury	Common
	Shares	Shares	Shares	Shares	Shares
	(Shares in thousands)
Balance December 31, 2002	55,875	—	(3,799)	—	6,602
Repurchase of Common Shares	—	—	(1,961)	—	—
Conversion of Series A Common Shares	187	—	—	—	(187)
Dividend reinvestment, incentive and compensation plans	66	—	65	—	25
Other	—	—	7	—	—
Conversion of Preferred Shares	154	—	—	—	—
Balance December 31, 2003	56,282	—	(5,688)	—	6,440
Repurchase of Common Shares	—	—	(215)	—	—
Conversion of Series A Common Shares	37	—	—	—	(37)
Dividend reinvestment, incentive and compensation plans	58	—	537	—	17
Other	—	—	4	—	1
Balance December 31, 2004	56,377	—	(5,362)	—	6,421
Conversion of Series A Common Shares	4	—	—	—	(4)
Distribution of Special Common Shares	—	62,859	—	(5,268)	—
Dividend reinvestment, incentive and compensation plans	100	9	251	140	23
Other	—	—	6	—	—
Balance December 31, 2005	56,481	62,868	(5,105)	(5,128)	6,440

Common Share Repurchase Program

The Board of Directors of TDS from time to time has authorized the repurchase of TDS Common Shares. In February 2003, the Board of Directors authorized the repurchase of up to 3.0 million TDS Common Shares. As of December 31, 2005, TDS has repurchased 2,175,700 Common Shares under this authorization, leaving 824,300 shares available for repurchase under the authorization. Share repurchases may be made from time to time on the open market or at negotiated prices in private transactions. TDS may use repurchased shares to fund acquisitions and for other corporate purposes. The expiration date of the program is February 28, 2006. TDS does not have authorization to repurchase Special Common Shares.

No shares were repurchased in 2005. In 2004, TDS repurchased 214,800 Common Shares for an aggregate purchase price of $14.9 million, representing an average per share price of $69.15 including commissions. TDS reissued 256,000 Common Shares in 2005, 541,000 in 2004 and 72,000 in 2003 primarily for incentive and compensation plans. TDS reissued 140,000 Special Common Shares in 2005.

Accumulated Other Comprehensive Income

The cumulative balance of unrealized gains (losses) on securities and derivative instruments and related income tax effects included in accumulated other comprehensive income are as follows:

Year Ended December 31,	2005	2004
	(Dollars in thousands)
Marketable Equity Securities
Balance, beginning of year	$1,109,222	$732,904
Add (deduct):
Unrealized gains (losses) on marketable equity securities	(867,114)	626,609
Income tax (expense) benefit	344,581	(247,764)
	(522,533)	378,845
Equity method unrealized gains	281	135
Minority share of unrealized (gains) losses	6,249	(2,686)
Net unrealized gains (losses)	(516,003)	376,294
Recognized losses on marketable equity securities	—	(40)
Income tax (benefit)	—	16
Net recognized losses from marketable equity securities included in net income	—	(24)
Net change in unrealized gains (losses) on marketable equity securities in comprehensive income	(516,003)	376,318
Balance, end of year	$593,219	$1,109,222
Derivative Instruments
Balance, beginning of year	$(738,365)	$(438,086)
Add (deduct):
Unrealized gain (loss) on derivative instruments	760,671	(500,086)
Income tax (expense) benefit	(301,507)	198,032
	459,164	(302,054)
Minority share of unrealized (gains) losses	(5,009)	1,775
Net change in unrealized gains (losses) on derivative instruments included in comprehensive income	454,155	(300,279)
Balance, end of year	$(284,210)	$(738,365)
Accumulated Other Comprehensive Income
Balance, beginning of year	$370,857	$294,818
Net change in marketable equity securities	(516,003)	376,318
Net change in derivative instruments	454,155	(300,279)
Net change in unrealized gains (losses) included in comprehensive income	(61,848)	76,039
Balance, end of year	$309,009	$370,857

19   DIVIDEND REINVESTMENT, INCENTIVE AND COMPENSATION PLANS

The following table summarizes Common, Special Common and Series A Common Shares issued, including reissued Treasury Shares, for the employee stock purchase plans, stock-based compensation plans and dividend reinvestment plans described below.

Year Ended December 31,	2005	2004
Common Shares
Dividend reinvestment plan	101,000	58,000
Employee stock purchase plan	26,000	19,000
Stock-based compensation plans	224,000	518,000
	351,000	595,000
Special Common Shares
Dividend reinvestment plan	9,000	—
Stock-based compensation plans	140,000	—
	149,000	—
Series A Common Shares dividend reinvestment plan	23,000	17,000

Tax-Deferred Savings Plan

TDS had reserved 45,000 Common Shares and 45,000 Special Common Shares at December 31, 2005, for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions and TDS’s contributions in a TDS Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds.

Dividend Reinvestment Plans

TDS had reserved 195,000 Common Shares and 341,000 Special Common Shares at December 31, 2005, for issuance under the Automatic Dividend Reinvestment and Stock Purchase Plan and 56,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS’s Common Shares, Special Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and Special Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS’s Common Shares and Special Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made.

Employee Stock Purchase Plan

TDS had reserved 195,000 Common Shares and 320,000 Special Common Shares at December 31, 2005, under the 2003 Employee Stock Purchase Plan, which will terminate on December 31, 2008. The plans allow eligible employees of TDS and its subsidiaries to purchase a limited number of TDS Common Shares and Special Common Shares on a quarterly basis. The per share cost to each participant is at 85% of the market value of the Common Shares and Special Common Shares as of the issuance date. Effective January 1, 2006, the plan only allows the purchase of Special Common Shares.

Stock-Based Compensation Plans

TDS accounts for stock options, restricted stock awards and employee stock purchase plans under APB Opinion No. 25. No compensation expense was recognized for options granted in 2005 and 2004. TDS recorded compensation expense of $0.3 million on 53,000 options granted in 2003. No compensation expense was recognized for the remaining 615,000 options granted in 2003. No compensation expense was recognized for the employee stock purchase plans in 2005, 2004 and

2003. Compensation expense was recognized for restricted stock awards as expenses in the Consolidated Statements of Operations.

TDS had reserved 4,028,000 Common Shares and 11,916,000 Special Common Shares at December 31, 2005, for options granted and to be granted to key employees. TDS has established certain plans that provide for the grant of stock options to officers and employees. The options are exercisable over a specified period not in excess of ten years. Options vest from three months to four years from the date of grant. The options expire from 2006 to 2015 or three months after the date of the employee’s termination of employment, if earlier. Employees who leave at the age of retirement have one year within which to exercise their stock options.

A summary of the status of TDS stock option plans at December 31, 2005, 2004 and 2003 and changes during the years then ended is presented in the table and narrative that follows:

All TDS options were granted prior to the distribution of the TDS Special Common Stock Dividend of 2005. As a result of the Special Common Stock Dividend, an employee will receive one Common Share and one Special Common Share per tandem option exercised. Each tandem option is exercisable at its original exercise price.

			Weighted Average
	Number	Weighted	Black-Scholes
	of Tandem	Average	Values of
	Options (1)	Option Prices	Option Grants
Stock options:
Outstanding December 31, 2002 (1,355,000 exercisable)	1,797,000	$75.24
Granted	668,000	45.80	$17.24
Exercised	(49,000)	43.51
Canceled	(63,000)	82.66
Outstanding December 31, 2003 (1,762,000 exercisable)	2,353,000	$67.32
Granted	547,000	65.98	$25.73
Exercised	(518,000)	49.08
Canceled	(51,000)	77.07
Outstanding December 31, 2004 (1,791,000 exercisable)	2,331,000	$70.76
Granted	630,000	77.63	$23.78
Exercised	(228,000)	51.91
Canceled	(32,000)	83.71
Outstanding December 31, 2005 (2,461,000 exercisable)	2,701,000	73.86

(1)             Upon exercise, each tandem option is converted into one TDS Common Share and one TDS Special Common Share.

At December 31, 2005, 2,461,000 tandem options were exercisable, have exercise prices between $33.87 and $127.00 and a weighted average exercise price of $75.57. The weighted average exercise price of tandem options exercisable at December 31, 2004 and 2003 was $75.04 and $70.68, respectively.

The following table provides certain details concerning TDS stock options outstanding at December 31, 2005:

Range of Exercise Prices	Tandem Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)
$33.87 - $49.99	463,000	$42.76	4.7
$50.00 - $74.99	945,000	$62.22	7.4
$75.00 - $99.99	787,000	$81.92	8.5
$100.00 - $127.00	506,000	$111.53	4.5

The following table provides certain details concerning TDS stock options exercisable at December 31, 2005:

Range of Exercise Prices	Tandem Stock Options Exercisable	Weighted Average Exercise Price
$33.87 - $49.99	362,000	$42.67
$50.00 - $74.99	805,000	$61.57
$75.00 - $99.99	787,000	$81.92
$100.00 - $127.00	506,000	$111.53

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2005, 2004 and 2003, respectively: risk-free interest rates of 3.8%, 4.5% and 3.7%; expected dividend yields of 0.9%, 1.0% and 1.4%; expected lives of 4.9 years, 7.3 years and 8.6 years, and expected volatility of 30.8%, 31.8% and 31.7%.

In April 2005, TDS initiated a program granting shares of restricted stock to key employees. The shares will fully vest in December 2007. There were 91,158 shares granted in 2005. All restricted stock was granted prior to the TDS Special Common Share dividend; when fully vested, employees will receive 91,158 shares of TDS Common Shares and 91,158 shares of TDS Special Common Shares. The combined weighted-average value of the shares when granted was $77.63. The expense included in operating income due to grants of restricted stock was $1.9 million for the year ended December 31, 2005.

U.S. Cellular has granted key employees restricted shares of stock that fully vest after three years. The number of shares granted was 219,000, 86,000 and 142,000 in the years 2005, 2004 and 2003, respectively. The weighted-average values of the shares granted were $45.63, $38.65 and $23.70 in 2005, 2004 and 2003, respectively. Compensation expense recognized with respect to grants of restricted shares was $5.7 million, $4.2 million and $2.8 million in 2005, 2004 and 2003, respectively.

U.S. Cellular has established stock option plans that provide for the grant of stock options to officers and employees and has reserved 5,518,000 Common Shares at December 31, 2005 for options granted and to be granted to key employees. The options under the plan are exercisable from the date of vesting through 2006 to 2015, or 30 days following the date of the employee’s termination of employment, if earlier.

A summary of the status of U.S. Cellular’s stock option plans at December 31, 2005, 2004 and 2003 and changes during the years then ended is presented in the table and narrative as follows:

	Number of Options	Weighted Average Option Prices	Weighted Average Black-Scholes Values of Option Grants
Stock options:
Outstanding December 31, 2002 (336,000 exercisable)	1,543,000	$45.15
Granted	1,435,000	23.85	$10.99
Exercised	(2,000)	24.37
Canceled	(448,000)	40.18
Outstanding December 31, 2003 (496,000 exercisable)	2,528,000	$33.87
Granted	796,000	37.46	$16.27
Exercised	(220,000)	27.26
Canceled	(248,000)	32.97
Outstanding December 31, 2004 (883,000 exercisable)	2,856,000	$35.44
Granted	760,000	45.68	$13.38
Exercised	(693,000)	33.10
Canceled	(263,000)	44.15
Outstanding December 31, 2005 (818,000 exercisable)	2,660,000	$38.20

At December 31, 2005, 818,000 stock options were exercisable, have exercise prices between $23.20 and $73.31 and a weighted average exercise price of $39.38. The weighted average exercise price of options exercisable at December 31, 2004 and 2003, was $41.33 and $46.22, respectively.

The following table provides certain details concerning U.S. Cellular stock options outstanding at December 31, 2005:

Range of Exercise Prices	Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)
$23.20 - $36.99	957,000	$26.22	7.2
$37.00 - $49.99	1,540,000	$42.79	8.1
$50.00 - $73.31	163,000	$64.26	5.3

The following table provides certain details concerning U.S. Cellular stock options exercisable at December 31, 2005:

Range of Exercise Prices	Stock Options Exercisable	Weighted Average Exercise Price
$23.20 - $36.99	312,000	$26.15
$37.00 - $49.99	373,000	$41.46
$50.00 - $73.31	133,000	$64.64

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2005, 2004 and 2003, respectively: risk-free interest rates of 3.9%, 3.6% and 3.7%; expected dividend yield of zero for all years; expected lives of 3.0 years, 6.6 years and 9.3 years, and expected volatility of 36.5%, 36.0% and 29.4%.

20   EMPLOYEE BENEFIT PLANS

Pension Plan

TDS sponsors a qualified noncontributory defined contribution pension plan. The plan provides benefits for the employees of TDS Corporate, TDS Telecom and U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded currently. Total pension costs were $13.4 million, $12.3 million and $12.1 million in 2005, 2004 and 2003, respectively.

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

December 31,	2005	2004
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$46,880	$43,154
Service cost	2,212	2,362
Interest cost	2,636	2,674
Amendments	—	(4,425)
Actuarial loss	2,082	4,764
Benefits paid	(2,425)	(2,265)
Special termination benefits (1)	—	616
Benefit obligation at end of year	51,385	46,880
Change in plan assets
Fair value of plan assets at beginning of year	23,279	16,442
Actual return on plan assets	1,732	2,084
Employer contribution	5,481	7,018
Benefits paid	(2,425)	(2,265)
Fair value of plan assets at end of year	28,067	23,279
Funded status	(23,318)	(23,601)
Unrecognized net actuarial loss	22,657	24,281
Unrecognized prior service cost	(7,002)	(10,989)
(Accrued) benefit cost	$(7,663)	$(10,309)

(1)             Due to an early retirement incentive program that was offered to certain employees at TDS Telecom during 2003.

Net periodic benefit cost for the years ended December 31, 2005, 2004 and 2003 includes the following components.

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Service cost	$2,212	$2,362	$1,676
Interest cost on accumulated post-retirement benefit obligation	2,636	2,674	2,480
Expected return on plan assets	(2,231)	(1,776)	(1,197)
Amortization of:
Unrecognized prior service cost (1)	(1,117)	(715)	(128)
Unrecognized net loss (gain) (2)	1,153	949	494
Net post-retirement (income) cost	$2,653	$3,494	$3,325

(1)             Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)             Based on straight-line amortization over the average time remaining before active employees retire.

The following assumptions were used to determine benefit obligations and net periodic benefit cost.

December 31,	2005	2004
Discount rate	5.50%	5.75%
Expected return on plan assets	8.5%	8.5%

In determining the discount rate, TDS considered the Moody’s Aa Corporate Bond Index and actuarial bond yield curves that matched the expected timing and cash flows of TDS’s benefit payments. TDS determined that the Moody’s Aa Corporate Bond Index rate adequately matched the expected timing and cash flows of TDS’s benefit payments, and that no adjustments were needed.

The measurement date for actuarial determination was December 31, 2005. For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed for 2005 to be 12% for plan participants aged 65 and above, and 10% for participants under age 65. A single rate of 12% was assumed for 2004. For participants aged 65 and above, the 2005 annual rate of increase is expected to remain at 12% in 2006 and then decrease to 5.0% by 2011. For participants under age 65, the 2005 annual rate of increase is expected to remain at 10% in 2006 and then decrease to 5.0% by 2011. The 2004 annual rate of increase was expected to reduce to 10.9% in 2005 and then decrease to 5.25% by 2010 for all participants.

The health care cost trend rate assumption has a significant effect on the amounts reported. A one percentage point increase or decrease in assumed health care cost trend rates would have the following effects.

	One Percentage Point
	Increase	Decrease
	(Dollars in thousands)
Effect on total of service and interest cost components	$930	$(778)
Effect on post-retirement benefit obligation	$7,460	$(6,514)

The following table describes how plan assets are invested.

		Allocation of Plan Assets
Investment	Target Asset	At December 31,
Category	Allocation	2005	2004
U.S. Equities	50%	52.2%	49.8%
International Equities	15%	15.4%	15.1%
Debt Securities	35%	32.4%	35.1%

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

TDS is not required to set aside current funds for its future retiree health and life insurance benefits. The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances. TDS expects to fund $5.3 million in 2006 for the 2005 contribution to the plan.

The following estimated future benefit payments, which reflect expected future service, are expected to be paid:

Year	Post-retirement Insurance Paid
(Dollars in thousands)
2006	$2,387
2007	2,525
2008	2,504
2009	2,623
2010	2,686
2011-2015	$15,056

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act expanded Medicare coverage, primarily by adding a prescription drug benefit for Medicare-eligible participants starting in 2006. The Act provided employers currently sponsoring prescription drug programs for Medicare-eligible participants with a range of options for coordinating with the new government-sponsored program to potentially reduce employers’ costs. One alternative allowed employers to receive a subsidy from the federal government for all retirees enrolled in the employer-sponsored prescription drug plan. Prior to the release of final regulations on the Medicare prescription drug benefit, the actuarial equivalence of the TDS retiree medical plan had been indeterminable and the company had communicated its intention to coordinate the plan’s benefits with those of Medicare (through a “wrap-around” approach). This coordination approach led to a reduction in the plan’s accumulated postretirement benefit obligation as of December 31, 2004 of $3.1 million. Final regulations released by the Centers for Medicare and Medicaid Services (“CMS”) in 2005, along with additional guidance issued through-out 2005, led to a final determination that the plan would qualify for the government subsidy. After an evaluation of the options available, TDS determined that the most beneficial option would be to accept the direct subsidy from the federal government. During the fourth quarter of 2005, TDS notified its employees of this decision and applied for the federal subsidy. The effects of the subsidy have been included in TDS’s remeasurement of its accumulated postretirement benefit obligation and have resulted in an additional reduction in accumulated postretirement benefit obligation of $11.6 million as of December 31, 2005.

A reduction in the company’s FAS No. 106 net periodic postretirement benefit cost due to anticipated receipt of the federal subsidy will be recognized beginning in fiscal 2006. Receipt of the subsidy is expected to reduce the company’s fiscal 2006 FAS 106 net periodic postretirement benefit cost by approximately $1.9 million.

21   COMMITMENTS AND CONTINGENCIES

Contingent obligations, including indemnities, litigation and other possible commitments are accounted for in accordance with SFAS No. 5, “Accounting for Contingencies,” which requires that an estimated loss be recorded if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accordingly, those contingencies that are deemed to be probable and where the amount of such settlement is reasonably estimable are accrued in the financial statements. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been or will be incurred, even if the amount is not estimable. The assessment of contingencies is a highly subjective process that requires judgments about future events. Contingencies are reviewed at least quarterly to determine the adequacy of the accruals and related financial statement disclosure. The ultimate settlement of contingencies may impact the statement of operations, financial position and statement of cash flows.

Capital Expenditures

U.S. Cellular’s anticipated capital expenditures for 2006 primarily reflect plans for construction, system expansion and the buildout of certain of its personal communication service licensed areas. U.S. Cellular plans to finance its construction program using internally generated cash and short-term financing. U.S. Cellular’s estimated capital spending for 2006 is $580 million to $610 million. These expenditures primarily address the following needs:

•       Expand and enhance U.S. Cellular’s coverage in its service areas.

•       Provide additional capacity to accommodate increased network usage by current customers.

•       Enhance U.S. Cellular’s retail store network and office systems.

TDS Telecom’s estimated capital spending for 2006 is $125 million to $140 million. The incumbent local exchange companies are expected to spend $105 million to $120 million to provide for normal growth and to upgrade plant and equipment to provide enhanced services. The competitive local exchange companies are expected to spend approximately $20 million primarily to build switching and transmission facilities to meet the needs of a growing customer base. TDS Telecom plans to finance its construction program using primarily internally generated cash.

Lease Commitments

TDS and its subsidiaries have leases for certain plant facilities, office space, retail sites, cell sites and data processing equipment, most of which are classified as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. For the years 2005, 2004 and 2003, rent expense for noncancelable, long-term leases was $121.6 million, $111.8 million and $101.4 million, respectively, and rent expense under cancelable, short-term leases was $15.0 million, $11.5 million and $3.5 million, respectively. Rental revenue totaled $15.4 million, $12.0 million and $10.4 million in 2005, 2004 and 2003, respectively. At December 31, 2005, the aggregate minimum rental payments required and rental receipts expected under noncancelable, long-term operating leases were as follows:

	Minimum Future Rental Payments	Minimum Future Rental Receipts
	(Dollars in thousands)
2006	$110,014	$14,609
2007	92,791	12,526
2008	78,402	11,178
2009	60,558	8,960
2010	47,858	4,115
Thereafter	$267,443	$408

Indemnifications

TDS enters into agreements in the normal course of business that provide for indemnification of counterparties. These agreements include certain asset sales and financings with other parties. The term of the indemnification varies by agreement. The events or circumstances that would require TDS to perform under these indemnities are transaction specific; however, these agreements may require TDS to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction. TDS is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time. Historically, TDS has not made any significant indemnification payments under such agreements.

TDS is party to an indemnity agreement with T-Mobile USA, Inc. (“T-Mobile”) regarding certain contingent liabilities at Aerial Communications, Inc. (“Aerial”) for the period prior to Aerial’s merger with VoiceStream Wireless. In 2005, TDS paid $7.1 million on behalf of Aerial. As of December 31, 2005, TDS had a liability balance of $4.3 million relating to this indemnity, which represents its best estimate of its probable liability.

Legal Proceedings

TDS is involved in a number of legal proceedings before the FCC and various state and federal courts. If TDS believes that a loss arising from such legal proceedings is probable and can be reasonably estimated, an amount is accrued in the financial statements for the estimated loss. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. The assessment of legal proceedings is a highly subjective process that requires judgments about future events. The legal proceedings are reviewed at least quarterly to determine the adequacy of the accruals and related financial statement disclosure. The ultimate settlement of proceedings may differ materially from amounts accrued in the financial statements.

22   DISCONTINUED OPERATIONS

TDS is party to an indemnity agreement with T-Mobile (f/k/a VoiceStream Wireless) regarding certain contingent liabilities at Aerial Communications for the period prior to Aerial’s merger into VoiceStream Wireless Corporation in 2000.

In  2005, TDS paid $7.1 million including expenses related to settlement of items related to this indemnity which is recorded in Discontinued operations on the Consolidated Statements of Cash Flows.

In 2005, TDS recorded a gain of $1.0 million ($1.5 million, net of a $0.5 million income tax expense), or $0.01 per diluted share, for discontinued operations relating to a reduction in this indemnity accrual due to the favorable outcomes of a state tax audits which reduced the potential indemnity obligation. This amount was recorded as Discontinued operations in the Consolidated Statements of Operations.

In 2004, TDS recorded a gain of $6.4 million ($10.2 million, net of income tax benefit of $3.8 million), or $0.05 per diluted share for a reduction in the indemnity accrual. The accrual was reduced due to favorable outcomes of federal and state tax audits which reduced the potential indemnity obligation, recorded as Discontinued operations in the Consolidated Statements of Operations.

During 2003, it was estimated that the indemnity for certain contingent liabilities would be greater than previously provided. TDS took an additional charge of $2.8 million ($1.6 million, net of income tax expense of $1.2 million), or $(0.01) per diluted share with respect to the additional liability, recorded as discontinued operations in the Statements of Operations.

23   SUBSEQUENT EVENTS

U.S. Cellular owns approximately 14% of Midwest Wireless Communications, LLC, which holds FCC licenses and operates certain wireless markets in southern Minnesota. U.S. Cellular accounts for this interest using the equity method. This interest is convertible into an interest of approximately 11% in Midwest Wireless Holdings, LLC, a privately-held wireless telecommunications company that controls Midwest Wireless Communications. Midwest Wireless Holdings, through other subsidiaries, also holds FCC licenses and operates certain wireless markets in northern and eastern Iowa and western Wisconsin.

On November 18, 2005, ALLTEL announced that it had entered into a definitive agreement to acquire Midwest Wireless Holdings for $1.075 billion in cash, subject to certain conditions, including approval by the FCC, other governmental authorities and the members of Midwest Wireless Holdings. U.S. Cellular received a letter dated December 15, 2005, from Midwest Wireless Holdings purporting to constitute notice pursuant to certain “tag-along rights” and “drag-along rights” under certain agreements relating to U.S. Cellular’s interest in Midwest Wireless Communications.

By letter dated December 30, 2005, Midwest Wireless Holdings was advised on behalf of U.S. Cellular that U.S. Cellular was entitled to exercise certain rights of first refusal with respect to Midwest Wireless Holdings’ interest in Midwest Wireless Communications and demanded that Midwest Wireless Holdings take all steps to afford U.S. Cellular its rights of first refusal. On January 12, 2006, U.S. Cellular filed a lawsuit against Midwest Wireless Holdings and Midwest Wireless Communications seeking, among other things, to enforce such rights. On January 25, 2006, Midwest Wireless Holdings and Midwest Wireless Communications filed an answer denying U.S. Cellular’s claims, alleging counterclaims of breach of contract and tortious interference with contractual relations and asking for declaratory relief and unspecified damages and costs. A trial on the merits of U.S. Cellular’s claim to be entitled to first refusal rights was held from May 10-12, 2006. On June 7, 2006, the court denied U.S. Cellular’s right of first refusal.  As a result of the court's ruling the counterclaims have been rendered moot.

On January 31, 2006, U.S. Cellular also filed a petition to deny the FCC license transfer of control applications filed by ALLTEL and Midwest Wireless Holdings seeking FCC consent to their transaction. That petition is pending.

Although U.S. Cellular will not be afforded its rights of first refusal as a result of the foregoing court decision, U.S. Cellular will be entitled to receive approximately $102.7 million in cash in consideration with respect to its interest in Midwest Wireless Communications upon the closing of the acquisition of Midwest Wireless Holdings by ALLTEL. This closing is subject to FCC approval, antitrust review under the Hart Scott Rodino Act and other conditions.

In addition, U.S. Cellular owns 49% of an entity, accounted for under the equity method, which owns approximately 2.9% of Midwest Wireless Holdings. If the transaction with ALLTEL occurs, this entity will receive cash in consideration for its interest in Midwest Wireless Holdings. Following that, this entity will be dissolved and U.S. Cellular will be entitled to receive approximately $11.4 million in cash.

The net aggregate carrying value of U.S. Cellular’s investments in Midwest Wireless Communications and Midwest Wireless Holdings was approximately $21.2 million at December 31, 2005.

U.S. Cellular is a limited partner in Barat Wireless, L.P. (“Barat Wireless”), an entity which may participate in the auction of wireless spectrum designated by the FCC as Auction 66, which is scheduled to begin in August 2006. Barat Wireless intends to qualify as a “designated entity” and be eligible for discounts with respect to spectrum purchased in Auction 66.

Barat Wireless is in the process of developing its long-term business and financing plans. As of July 14, 2006, U.S. Cellular has made capital contributions and advances to Barat Wireless and/or its general partner of $79.9 million to provide initial funding of Barat Wireless’ participation in Auction 66. U.S. Cellular will consolidate Barat Wireless and Barat Wireless, Inc., the general partner of Barat

Wireless, for financial reporting purposes, pursuant to the guidelines of FASB Interpretation No. 46R (“FIN 46R”), as U.S. Cellular anticipates absorbing a majority of Barat Wireless’ expected gains or losses. Pending finalization of Barat Wireless’ permanent financing plan, and upon request by Barat Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Barat Wireless and/or its general partner.

In April 2006, an interexchange carrier for which TDS Telecom provides both originating and terminating access asserted a claim for refund, net of counterclaims, of up to $10 million for past billed amounts for certain types of traffic. TDS Telecom believes its billing methods and procedures were appropriate under the terms of its state and federal tariffs and will contest this claim.

TDS Telecom has in the past obtained financing from the RTB. In connection with such financings, TDS Telecom purchased stock in the RTB. TDS Telecom has repaid all of its debt to the RTB, but continued to own the RTB stock. In August 2005, the board of directors of the RTB approved resolutions to liquidate and dissolve the RTB. In order to effect the dissolution and liquidation, shareholders were asked to remit their shares to receive cash compensation for those shares. TDS Telecom remitted its shares and received $101.7 million from the RTB in the second quarter of 2006. TDS Telecom’s book basis in the RTB stock was approximately $9.1 million.

24   BUSINESS SEGMENT INFORMATION

TDS conducts substantially all of its wireless telephone operations through its 81.3%-owned subsidiary, U.S. Cellular. At December 31, 2005, U.S. Cellular provided cellular telephone service in 26 states to 5.5 million customers. TDS conducts its wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”). TDS Telecom provides service through local telephone operations, or incumbent local exchange carrier companies and through competitive local exchange carrier companies. At December 31, 2005, TDS Telecom operated 111 incumbent local exchange telephone companies serving 735,300 equivalent access lines in 28 states, and a competitive local exchange carriers serving 448,600 equivalent access lines in five states.

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

Financial data for TDS’s business segments for each of the years ended December 31, 2005, 2004 and 2003 are as follows:

		TDS Telecom
Year Ended or at December 31, 2005	U.S. Cellular	ILEC	CLEC	Non- Reportable Segment (3)	Other Reconciling Items (1)	Total
	(Dollars in thousands)
Operating revenues	$3,035,887	$669,724	$241,310	$32,080	$(18,932)	$3,960,069
Cost of services and products	1,114,299	183,921	102,580	22,131	(2,616)	1,420,315
Selling, general and administrative expense	1,212,874	181,692	114,531	5,714	(5,847)	1,508,964
Operating income before depreciation, amortization and accretion and (gain) loss on sales of assets and impairments (2)	708,714	304,111	24,199	4,235	(10,469)	1,030,790
Depreciation, amortization and accretion expense	509,072	135,178	30,438	2,755	—	677,443
(Gain) loss on sales of assets	(44,660)	—	—	—	—	(44,660)
Operating income (loss)	244,302	168,933	(6,239)	1,480	(10,469)	398,007
Significant noncash items:
Investment income	68,433	408	—	—	912	69,753
Marketable equity securities	225,387	—	—	—	2,306,303	2,531,690
Investment in unconsolidated entities	170,337	3,623	—	—	41,464	215,424
Total assets	5,434,029	1,673,395	163,361	17,189	3,116,591	10,404,565
Capital expenditures	$586,575	$97,493	$27,117	$3,950	$5,422	$720,557

		TDS Telecom
Year Ended or at December 31, 2004	U.S. Cellular	ILEC	CLEC	Non- Reportable Segment (3)	Other Reconciling Items (1)	Total
	(Dollars in thousands)
Operating revenues	$2,808,201	$658,330	$226,259	$27,269	$(16,139)	$3,703,920
Cost of services and products	1,049,295	166,262	92,045	18,044	(1,718)	1,323,928
Selling, general and administrative expense	1,088,181	177,225	124,623	5,110	(14,421)	1,380,718
Operating income before depreciation, amortization and accretion and (gain) loss on sales of assets and impairments (2)	670,725	314,843	9,591	4,115	—	999,274
Depreciation, amortization and accretion expense	498,202	131,665	38,349	2,515	—	670,731
Loss on impairment of intangible assets	—	—	29,440	—	—	29,440
(Gain) loss on sales of assets	(10,806)	—	—	—	—	(10,806)
Loss on impairment of long-lived assets	—	—	87,910	—	—	87,910
Operating income (loss)	183,329	183,178	(146,108)	1,600	—	221,999
Significant noncash items:
Investment income	63,758	958	—	—	184	64,900
Gain (loss) on investments	25,791	12,909	—	—	(491)	38,209
Marketable equity securities	282,829	—	—	—	3,115,975	3,398,804
Investment in unconsolidated entities	155,519	19,721	—	—	24,278	199,518
Total assets	5,179,976	1,775,968	154,287	26,992	3,875,380	11,012,603
Capital expenditures	$656,243	$103,069	$35,178	$7,394	$4,885	$806,769

		TDS Telecom
Year Ended or at December 31, 2003	U.S. Cellular	ILEC	CLEC	Non- Reportable Segment (3)	Other Reconciling Items (1)	Total
	(Dollars in thousands)
Operating revenues	$2,577,754	$653,038	$213,800	$26,745	$(16,163)	$3,455,174
Cost of services and products	933,428	165,135	86,377	17,870	(1,832)	1,200,978
Selling, general and administrative expense	1,007,599	180,372	115,354	4,859	(14,331)	1,293,853
Operating income before depreciation, amortization and accretion and loss on sales of assets and impairments (2)	636,727	307,531	12,069	4,016	—	960,343
Depreciation, amortization and accretion expense	432,499	130,036	33,363	2,438	—	598,336
Loss on impairment of intangible assets	49,595	—	—	—	—	49,595
(Gain) loss on sales of assets	45,908	—	—	—	—	45,908
Loss on impairment of long-lived assets	—	351	4,563	—	—	4,914
Operating income (loss)	108,725	177,144	(25,857)	1,578	—	261,590
Significant noncash items:
Investment income	51,088	875	—	—	216	52,179
(Loss) on investments	(5,200)	(5,000)	—	—	—	(10,200)
Marketable equity securities	260,188	—	—	—	2,512,222	2,772,410
Investment in unconsolidated entities	166,862	19,606	—	—	24,710	211,178
Total assets	4,954,718	1,807,116	238,130	22,294	3,187,590	10,209,848
Capital expenditures	$630,864	$111,924	$27,294	$732	$5,223	$776,037

Year Ended December 31,	2005	2004	2003
	(Dollars in thousands)
Total operating income from reportable and other segments	$398,007	$221,999	$261,590
Investment and other income and expense	(1,868)	(73,386)	(139,830)
Income from continuing operations before income taxes and minority interest	$396,139	$148,613	$121,760

(1)                Consists of the Corporate operations, intercompany eliminations, TDS Corporate and TDS Telecom marketable equity securities and all other businesses.

(2)                The amount of operating income before depreciation, amortization and accretion and (gain) loss on sales of assets and impairments is a non-GAAP financial measure. The amount may also be commonly referred to by management as operating cash flow. TDS has presented operating cash flow because this financial measure, in combination with other financial measures, is an integral part of our internal reporting system utilized by management to assess and evaluate the performance of its business. Operating cash flow is also considered a significant performance measure. It is used by management as a measurement of its success in obtaining, retaining and servicing customers by reflecting its ability to generate subscriber revenue while providing a high level of customer service in a cost effective manner. The components of operating cash flow include the key revenue and expense items for which operating managers are responsible and upon which TDS evaluates its performance.

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

(3)                Represents Suttle Straus.

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

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. TDS’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. TDS’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the issuer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the issuer’s assets that could have a material effect on the interim or annual consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of TDS’s management, including its Chief Executive Officer and Chief Financial Officer, TDS conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Management identified the following material weaknesses in internal control over financial reporting as of December 31, 2005:

1.    TDS did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the financial reporting requirements and the complexity of TDS’s operations and transactions. Further, TDS did not have a sufficient number of qualified personnel to create, communicate and apply accounting policies and procedures in compliance with accounting principles generally accepted in the United States of America (GAAP).  This control deficiency contributed to the material weaknesses discussed in items 2, 3 and 4 below and the restatement of TDS’s annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

2     TDS did not maintain effective controls over its accounting for certain vendor contracts.  Specifically, effective controls were not designed and in place to ensure that certain vendor contracts were raised to the appropriate level of accounting personnel or that accounting personnel reached the appropriate conclusions in order to accurately and timely record the effects of the contracts in conformity with generally accepted accounting principles.  This control deficiency primarily affected network operations expense, selling, general and administrative expense, accounts payable, other deferred charges and accrued liabilities.  This control deficiency resulted in the restatement of TDS’s annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

3.    TDS did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities. Specifically, TDS did not have effective controls designed and in place to accurately calculate income tax expense and income tax payable, monitor the difference between the income tax basis and the financial reporting basis of assets and liabilities and reconcile the resulting basis difference to its deferred income tax asset and liability balances. This control deficiency resulted in the restatement of TDS’s annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

4.    TDS did not maintain effective controls over the complete and accurate recording of leases. Specifically, effective controls were not designed and in place to ensure the accuracy of lease information, the use of appropriate lease terms including renewal option periods, calculation of rent expense on a straight-line basis for leases with escalation clauses and the complete and accurate accumulation of future lease commitments in conformity with GAAP.  This control deficiency affected rent expense, deferred liabilities and related lease disclosures and resulted in an audit adjustment to the disclosure of future minimum rental payments reflected in the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

As a result of these material weaknesses, management has determined that TDS did not maintain effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by COSO.

Management has excluded the Kansas and Nebraska wireless markets (“markets”) acquired from a subsidiary of ALLTEL Corporation from its assessment of internal control over financial reporting as of December 31, 2005 because the markets were acquired by TDS in a purchase business combination during December 2005. The markets are wholly owned subsidiaries whose total assets and total revenues represent 1.7% and 0.1%, respectively, of the corresponding balances reflected in the consolidated financial statements as of and for the year ended December 31, 2005.

Management’s assessment of the effectiveness of TDS’s internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included herein.

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

Report of Independent Registered Public Accounting Firm

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF TELEPHONE AND DATA SYSTEMS, INC.:

We have completed integrated audits of Telephone and Data Systems, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits and the report of other auditors, are presented below.

Consolidated financial statements

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, common stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and its subsidiaries (the “Company”) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of Telephone and Data Systems, Inc. reflect an investment in this partnership of $108,400,000 and $94,700,000 as of December 31, 2005 and 2004, respectively, and equity earnings of $52,200,000, $41,800,000 and $29,900,000 for each of the three years in the period ended December 31, 2005. The financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for asset retirement costs as of January 1, 2003.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that Telephone and Data Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effects of  (1) the Company did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with its financial reporting requirements and the complexity of the Company’s operations and transactions, (2) the Company did not maintain effective controls over its accounting for certain vendor contracts, (3) the Company did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities, and (4) the Company did not maintain effective controls over the complete and accurate recording of leases, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment as of December 31, 2005:

1.     The Company did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the financial reporting requirements and the complexity of its operations and transactions. Further, the Company did not have a sufficient number of qualified personnel to create, communicate and apply accounting policies and procedures in compliance with accounting principles generally accepted in the United States of America (“GAAP”).  This control deficiency contributed to the material weaknesses discussed in items 2, 3 and 4 below and the restatement of the Company’s annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

2.     The Company did not maintain effective controls over its accounting for certain vendor contracts.  Specifically, effective controls were not designed and in place to ensure that certain vendor contracts were raised to the appropriate level of accounting personnel or that accounting personnel reached the appropriate conclusions in order to accurately and timely record the effects of the contracts in conformity with generally accepted accounting principles.  This control deficiency primarily affected network operations expense, selling, general and administrative expense, accounts payable, other deferred charges and accrued liabilities.  This control deficiency resulted in the restatement of the Company’s annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

3.     The Company did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities. Specifically, the Company did not have effective controls designed and in place to accurately calculate income tax expense and income tax payable, monitor the difference between the income tax basis and the financial reporting basis of assets and liabilities and reconcile the resulting basis difference to its deferred income tax asset and liability balances. This control deficiency resulted in the restatement of the Company’s annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

4.     The Company did not maintain effective controls over the complete and accurate recording of leases. Specifically, effective controls were not designed and in place to ensure the accuracy of lease information, the use of appropriate lease terms including renewal option periods, calculation of rent expense on a straight-line basis for leases with escalation clauses and the complete and accurate accumulation of future lease commitments in conformity with GAAP.  This control deficiency affected rent expense, deferred liabilities and related lease disclosures and resulted in an audit adjustment to the disclosure of future minimum rental payments reflected in the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

These material weaknesses were considered in determining the nature, timing and extent of audit tests applied in our audit of the 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

As described in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, management has excluded the Kansas and Nebraska wireless markets acquired from a subsidiary of ALLTEL Corporation from its assessment of internal control over financial reporting as of December 31, 2005 because the markets were acquired by the Company in a purchase business combination during December 2005. The markets are wholly owned subsidiaries whose total assets and total revenues represent 1.7% and 0.1%, respectively, of the corresponding balances reflected in the consolidated financial statements as of and for the year ended December 31, 2005.

In our opinion, management’s assessment that Telephone and Data Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, Telephone and Data Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
July 28, 2006

Telephone and Data Systems, Inc. and Subsidiaries
CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(Dollars in thousands, except per share amounts)
2005
Operating revenues	$935,787	$969,859	$1,028,751	$1,025,672
Operating income	78,844	107,327	107,774	104,062
Gain (loss) on investments	500	—	—	(5,400)
Income from continuing operations	23,049	97,056	41,226	60,216
Net income	$23,049	$97,056	$41,566	$60,873
Basic weighted average shares outstanding (000s) (2)	115,000	115,224	115,423	115,531
Basic earnings per share from continuing operations (2)	$0.20	$0.84	$0.36	$0.52
Discontinued operations (2)	—	—	—	0.01
Basic earnings per share—net income (2)	$0.20	$0.84	$0.36	$0.53
Diluted weighted average shares outstanding (000s) (2)	115,646	115,959	116,212	116,189
Diluted earnings per share from continuing operations (2)	$0.20	$0.83	$0.36	$0.51
Discontinued operations (2)	—	—	—	0.01
Diluted earnings per share—net income (2)	$0.20	$0.83	$0.36	$0.52
Stock price (2)
TDS Common Shares
High	$87.95	$82.90	$42.40	$39.45
Low	76.82	38.19	37.95	36.03
Quarter-end close	81.60	40.81	39.00	36.03
TDS Special Common Shares
High	N/A	38.34	40.91	37.90
Low	N/A	35.87	36.45	34.52
Quarter-end close	N/A	38.34	37.55	34.61
Dividends paid (2)	$0.0875	$0.0875	$0.0875	$0.0875
2004
Operating revenues	$870,098	$929,086	$964,416	$940,320
Operating income (loss) (1)	70,912	104,620	89,303	(42,836)
Gain (loss) on investments	—	(1,830)	(491)	40,530
Income from continuing operations	18,254	37,338	39,022	(34,124)
Net income (loss)	$18,254	$37,338	$43,373	$(32,113)
Basic weighted average shares outstanding (000s) (2)	114,336	114,539	114,641	114,846
Basic earnings per share from continuing operations (2)	$0.16	$0.33	$0.34	$(0.30)
Discontinued operations (2)	—	—	0.04	0.02
Basic earnings per share—net income (loss) (2)	$0.16	$0.33	$0.38	$(0.28)
Diluted weighted average shares outstanding (000s) (2)	114,849	115,049	115,267	114,846
Diluted earnings per share from continuing operations (2)	$0.16	$0.32	$0.33	$(0.30)
Discontinued operations (2)	—	—	0.04	0.02
Diluted earnings per share—net income (loss) (2)	$0.16	$0.32	$0.37	$(0.28)
Stock price (2)
TDS Common Shares
High	$74.52	$72.42	$85.07	$85.25
Low	62.06	64.90	68.40	71.70
Quarter-end close	70.87	71.20	84.17	76.95
Dividends paid (2)	$0.0825	$0.0825	$0.0825	$0.0825

(1)             Operating loss in the quarter ended December 31, 2004 includes loss on impairment of long-lived assets of $87.9 million and loss on impairment of intangible assets of $29.4 million. See Note 9—Property, Plant and Equipment and Note 5—Licenses and Goodwill for further discussions of the impairment losses.

(2)             TDS’s Special Common Shares were first issued in stock dividend on May 13, 2005. Earnings per share, weighted average shares outstanding and dividends have been retroactively adjusted to give effect to the stock dividend. TDS’s Series A Common Shares and Preferred Shares are not actively traded and therefore, quotations are not reported for such securities. Dividends on TDS’s Preferred Shares have been paid quarterly since the dates of issue. The high, low and closing sales prices of the Common Shares and the Special Common Shares on the AMEX are reported by the Dow Jones News Service. The stock price of the Common Shares in the quarter ended June 30, 2005 reflects a high of $82.90 and low of $38.19 due to the effect of the stock dividend on May 13, 2005.

Telephone and Data Systems, Inc. and Subsidiaries
Five-Year Statistical Summary

Year Ended or at December 31,	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share and per unit amounts)
Wireless Operations
Customers	5,482,000	4,945,000	4,409,000	4,103,000	3,461,000
Growth in customers from prior year-end
Internal	477,000	627,000	447,000	310,000	354,000
Acquisitions (divestitures)	60,000	(91,000)	(141,000)	332,000	46,000
Total	537,000	536,000	306,000	642,000	400,000
Consolidated markets (a)	189	175	182	178	168
Average monthly service revenue per customer (b)	$45.32	$46.61	$47.29	$47.28	$46.26
Marketing cost per gross customer addition	$460	$403	$380	$365	$322
Post-pay churn rate per month	1.5%	1.5%	1.5%	1.8%	1.7%
Capital expenditures	$586,575	$656,243	$630,864	$732,736	$503,399
Total population (c)	45,244,000	44,391,000	46,267,000	41,048,000	28,632,000
Wireline Operations
Incumbent Local Exchange Carrier
Equivalent access lines served (d)	735,300	730,400	722,200	711,200	678,300
Growth in equivalent access lines from prior year-end
Internal	4,900	8,200	11,000	5,900	13,800
Acquisitions	—	—	—	27,000	44,900
Total	4,900	8,200	11,000	32,900	58,700
Telephone companies	111	111	111	111	109
Plant in service per equivalent access line (d)	$2,894	$2,832	$2,834	$2,745	$2,626
Capital expenditures	$97,493	$103,069	$111,924	$116,486	$99,866
Competitive Local Exchange Carrier
Equivalent access lines served (d)	448,600	426,800	364,800	291,400	192,100
Capital expenditures	$27,117	$35,178	$27,294	$51,919	$96,950
Financial Position
Common, Special Common and Series A Common Shares outstanding (000s)	115,555	114,872	114,068	117,354	117,139
Return on average equity (e)	6.8%	1.9%	1.5%	(29.2)%	(4.2)%
Price/earnings ratio (f)	37.2	148.0	81.2	n/m	n/m
Common stockholders’ equity	$3,350,613	$3,196,196	$3,067,738	$3,047,565	$3,490,447
Common equity per share (g)	26.64	25.45	24.45	24.39	27.95
Total assets	10,404,565	11,012,063	10,209,848	9,692,025	8,097,122
Marketable equity securities	2,531,690	3,398,804	2,772,410	1,944,939	2,700,230
Long-term debt, excluding current portion	1,633,519	1,974,599	1,994,913	1,641,624	1,507,764
Forward contracts	1,707,282	1,689,644	1,672,762	1,656,616	—
Year-end stock price (g)
Common Shares	$36.03	$76.95	$62.55	$47.02	$89.75
Special Common Shares	34.61	—	—	—	—
Combined	$70.64	$76.95	$62.55	$47.02	$89.75
Dividends per share (g)	$0.35	$0.33	$0.31	$0.29	$0.27

(a)                Markets whose results are included in U.S. Cellular’s consolidated operating results.

(b)                The numerator of this calculation consists of service revenues for the respective 12-month period divided by 12. The denominator consists of the average number of U.S. Cellular wireless customers.

(c)                Total population amounts are based on previous year Claritas estimates.

(d)                An “access line” is a single or multi-party circuit between the customer’s establishment and the central switching office. Access line equivalents are derived by converting high capacity data lines to the estimated equivalent number, in terms of capacity, of switched access lines. The statistics for competitive local exchange carrier have in the past been and continue to be reported using equivalent access lines.

(e)                Return on average equity is calculated by dividing income (loss) from continuing operations by the average of beginning and ending common shareholders’ equity. Those amounts are taken from the Consolidated Statements of Operations and Balance Sheets. The result is shown as a percentage.

(f)                   Based on the year-end stock price divided by diluted earnings per share from Continuing Operations.

(g)                The 2005 year-end stock price reflects the Special Common Share stock dividend issued May 13, 2005. Common stockholders’ equity per share and dividends per share have been retroactively adjusted for 2004-2001 to give effect to the stock dividend.

n/m = calculation not meaningful

Selected Consolidated Financial Data

Year Ended or at December 31,	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share amounts)
Operating Data
Operating revenues	$3,960,069	$3,703,920	$3,445,174	$3,012,547	$2,588,618
Operating income	398,007	221,999	261,590	386,281	435,277
Gain (loss) on investments	(4,900)	38,209	(10,200)	(1,888,391)	(548,305)
Income (loss) from continuing operations	221,547	60,490	45,519	(953,049)	(155,603)
Discontinued operations, net of tax	997	6,362	(1,609)	—	(24,092)
Cumulative effect of accounting change	—	—	(11,789)	(7,035)	—
Net income (loss) available to common	$223,342	$66,649	$31,704	$(960,511)	$(180,153)
Basic weighted average shares outstanding (000s)	115,296	114,592	115,442	117,288	117,321
Basic earnings per share from:
Continuing operations (d)	$1.92	$0.53	$0.38	$(8.13)	$(1.33)
Discontinued operations (d)	0.01	0.05	(0.01)	—	(0.21)
Cumulative effect of accounting change (d)	—	—	(0.10)	(0.06)	—
Income (loss) available to common (d)	$1.93	$0.58	$0.27	$(8.19)	$(1.54)
Diluted weighted average shares outstanding (000s)	116,081	115,134	115,750	117,288	117,321
Diluted earnings per share from:
Continuing operations (d)	$1.90	$0.52	$0.38	$(8.13)	$(1.33)
Discontinued operations (d)	0.01	0.05	(0.01)	—	(0.21)
Cumulative effect of accounting change (d)	—	—	(0.10)	(0.06)	—
Income (loss) available to common (d)	$1.91	$0.57	$0.27	$(8.19)	$(1.54)
Dividends per Common, Special Common and Series A Common Share (d)	$0.35	$0.33	$0.31	$0.29	$0.27
Pro forma (a)
Net income (loss)	N/A	N/A	$43,910	$(962,633)	$(181,665)
Basic earnings (loss) per share	N/A	N/A	0.38	(8.21)	(1.55)
Diluted earnings (loss) per share	N/A	N/A	$0.38	$(8.21)	$(1.55)
Balance Sheet Data
Cash and cash equivalents	$1,095,791	$1,171,105	$940,578	$1,301,599	$141,594
Marketable equity securities	2,531,690	3,398,804	2,772,410	1,944,939	2,700,230
Property, plant and equipment, net	3,526,205	3,419,444	3,378,648	3,229,000	2,544,077
Total assets	10,404,565	11,012,603	10,209,848	9,692,025	8,097,122
Notes payable	135,000	30,000	—	461,792	265,300
Long-term debt (excluding current portion)	1,633,519	1,974,599	1,994,913	1,641,624	1,507,764
Prepaid forward contracts	1,707,282	1,689,644	1,672,762	1,656,616	—
Common stockholders’ equity	3,350,613	3,196,196	3,067,738	3,047,565	3,490,447
Capital expenditures	$720,557	$806,769	$776,037	$918,127	$700,216
Current ratio (b)	1.7	2.5	2.2	1.7	0.8
Return on average equity (c)	6.8%	1.9%	1.5%	(29.2)%	(4.2)%

(a)             Pro forma amounts reflect the effect of the retroactive application of the change in accounting principle for the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” in 2003. Therefore, no pro forma amounts are required in 2004 or 2005.

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

(d)            As discussed in Footnote 18 “Common Shareholders Equity”, TDS distributed one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS on May 13, 2005 to shareholders of record on April 29, 2005. Prior period earnings per share have been retroactively adjusted to give effect to the new capital structure.

TDS STOCK AND DIVIDEND INFORMATION

TDS’s Common Shares are listed on the American Stock Exchange (“AMEX”) under the symbol “TDS”. TDS’s Special Common Shares are listed on the AMEX under the symbol “TDS.S”. As of May 31, 2006, TDS Common Shares were held by 1,900 record owners, the Special Common Shares were held by 1,903, and the Series A Common Shares were held by 83 record owners. TDS distributed one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS on May 13, 2005 to shareholders of record on April 29, 2005.

TDS has paid cash dividends on its common stock since 1974, and paid dividends of $0.35 per Common, Special Common and Series A Common Share during 2005. The 2005 dividend amount reflects the Special Common Share dividend noted above as if the Special Common Shares were distributed on January 1, 2005. TDS paid dividends of $0.66 per Common and Series A Common Share during 2004.

The Common Shares of United States Cellular Corporation, an 81.3%-owned subsidiary of TDS, are listed on the AMEX under the symbol “USM”.

DIVIDEND REINVESTMENT PLAN

Our dividend reinvestment plan provides our common and preferred shareholders with a convenient and economical way to participate in the future growth of TDS. Common, Special Common and preferred shareholders of record owning ten (10) or more shares may purchase Common Shares (in the case of Common and Preferred shareholders) and Special Common Shares (in the case of Special Common shareholders) with their reinvested dividends at a five percent discount from market price. Shares may also be purchased, at market price, on a monthly basis through optional cash payments of up to $5,000 in any calendar quarter. The initial ten (10) shares cannot be purchased directly from TDS. An authorization card and prospectus will be mailed automatically by the transfer agent to all registered record holders with ten (10) or more shares. Once enrolled in the plan, there are no brokerage commissions or service charges for purchases made under the plan.

INVESTOR RELATIONS

Our annual report, Form 10-K, prospectuses and news releases are available free of charge upon request. These materials may be obtained either online through the “Info Request” feature of the Investor Relations section of TDS’s web site (www.teldta.com), or by directly contacting TDS’s Investor Relations Department at the address listed below.

Inquiries concerning lost, stolen or destroyed certificates, dividends, consolidation of accounts, transferring of shares, or name and address changes, should be directed to:

Telephone and Data Systems, Inc.
Julie Mathews
Manager—Investor Relations
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5341
312.630.1908 (fax)
julie.mathews@teldta.com

Our annual report, filings with the Securities and Exchange Commission, news releases and other investor information is also available in the Investor Relations section of TDS’s web site (www.teldta.com). General inquiries by investors, securities analysts and other members of the investment community should be directed to:

Telephone and Data Systems, Inc.
Mark Steinkrauss
Vice President—Corporate Relations
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5384
312.630.1908 (fax)
mark.steinkrauss@teldta.com

DIRECTORS AND EXECUTIVE OFFICERS

See “Election of Directors” and “Executive Officers” sections of the Proxy Statement for the 2006 Annual Meeting.

PRINCIPAL COUNSEL

Sidley Austin LLP, Chicago, Illinois

TRANSFER AGENT

ComputerShare Investor Services
2 North LaSalle Street, 3rd Floor
Chicago, IL 60602
877.337.1575

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

Visit TDS’s web site at www.teldta.com