Form 10-K/A, Exhibit 13
period 2005-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2007-02-23
CIK 1051512

Exhibit 13

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

The following discussion and analysis should be read in conjunction with TDS’s audited consolidated financial statements and footnotes included herein and the description of TDS’s business included in Item 1 of the TDS Annual Report on Form 10-K/A for the year ended December 31, 2005.

Restatement

TDS and its audit committee concluded on November 6, 2006, that TDS would amend its Annual Report on Form 10-K for the year ended December 31, 2005 to restate its financial statements and financial information for each of the three years in the period ended December 31, 2005, including quarterly information for 2005 and 2004, and certain selected financial data for 2002.  TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 to restate the financial statements and financial information included therewith.

The restatement adjustments are described below.

•                  Forward contracts and related derivative instruments – In reviewing the accounting and disclosure of its prepaid forward contracts, TDS concluded that its continued designation of the embedded collars within the forward contracts as cash flow hedges of marketable equity securities was not appropriate.  TDS did not contemporaneously de-designate, re-designate, and assess hedge effectiveness when the embedded collars were contractually modified for differences between the actual and expected dividend rates on the underlying securities in 2004, 2003 and 2002.  As a result, the embedded collars no longer qualified for cash flow hedge accounting treatment upon the modification of the terms of the collars for changes in dividend rates and, from that point forward, must be accounted for as derivative instruments that do not qualify for cash flow hedge accounting treatment.  Accordingly, all changes in the fair value of the embedded collars from the time of the contractual modification of each collar must be recognized in the statement of operations.  The restatement adjustments represent reclassifications of unrealized gains or losses related to changes in the fair value of the embedded collars from other comprehensive income or loss, included in common stockholders’ equity, to the statement of operations.

•                  Expense reclassifications – Certain prior period amounts, primarily labor, maintenance, rent and utilities expenses at the competitive local exchange carriers (“CLEC”), previously reported in selling, general and administrative expense have been corrected to properly reflect the classification of the expenses in cost of service and products in the current period.  Certain expenses, primarily universal service costs, at both the incumbent local exchange carriers (“ILEC”) and the CLEC previously reported in cost of service and products have been adjusted to properly reflect the classification of the expenses in selling, general and administrative expense.  For the ILEC, cost of services and products decreased by $6.7 million, $4.3 million and $3.5 million with a corresponding increase in selling, general and administrative expenses in the three years ended December 31, 2005, 2004 and 2003, respectively.  For the CLEC, cost of services and products increased by $18.4 million, $24.5 million and $25.7 million with a corresponding decrease in selling, general and administrative expenses in the three years ended December 31, 2005, 2004 and 2003, respectively.  On a TDS consolidated basis, cost of services and products increased by $11.7 million, $20.2 million and $22.2 million with a corresponding decrease in selling, general and administrative expenses in the three years ended December 31, 2005, 2004 and 2003, respectively.  The adjustments did not affect previously reported revenues, operating income or net income.

•                  Establishment of an Asset Retirement Obligation (“ARO”) - Upon initial implementation of Statement of Financial Accounting Standards No. 143 – “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) in 2003, TDS Telecom’s ILEC operations concluded that it was not necessary to record an ARO asset and corresponding regulatory liability of equal amount.  TDS Telecom’s ILECs have their rates regulated by the respective state public utility commissions and the Federal Communications Commission (“FCC”), and therefore, reflect the effects of the rate-making actions of these regulatory bodies in their financial statements.  In 2002, the FCC notified carriers by Order that it would not be adopting SFAS No. 143 since the FCC concluded that SFAS No. 143 conflicted with the FCC’s current accounting rules that require ILECs to accrue for asset retirement obligations through prescribed depreciation rates.  Upon adoption of SFAS No. 143, and pursuant to the FCC’s order and the provisions of SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation,” (“SFAS No.71”) the ILECs reclassified their existing remediation liabilities, previously recorded in accumulated depreciation, to an ARO liability and a separate regulatory liability.  Upon further review, TDS has concluded that upon adoption of SFAS No. 143, and in accordance with SFAS No. 71, it should have recognized an ARO asset and a corresponding ARO liability, rather than establish the ARO liability through a reclassification of its existing remediation liabilities.  The impact of establishing the ARO asset increased Property, Plant and Equipment and the corresponding ARO liability by $27.3 million, $28.3 million and $28.9 million as of December 31, 2005, 2004 and 2003, respectively.  The adjustment did not affect previously reported revenues, operating income or net income (loss).

•                  Contracts with maintenance and support services – U.S. Cellular entered into certain equipment and software contracts that included maintenance and support services.  In one case, U.S. Cellular did not properly allocate expenditures between equipment purchases and maintenance and support services.  In other cases, U.S. Cellular did not properly record fees for maintenance and support services over the specified term of the agreement.  The restatement adjustments properly record property, plant and equipment, related depreciation expense and fees for maintenance and support services in the correct periods.

•                  Classification of Asset Retirement Obligation on the Statement of Cash Flows – The additions to property, plant and equipment and other deferred liabilities representing additional asset retirement obligations (“ARO”) should be treated as non-cash items in the statement of cash flows.  From 2004 through the second quarter of 2006, U.S. Cellular included additional ARO liabilities as a change in other assets and liabilities in cash flows from operating activities and the increase in the ARO asset balance as a capital expenditure in cash flows from investing activities resulting in an overstatement of cash flows from operating activities and an overstatement of cash flows required by investing activities.  In the restatement, adjustments were recorded in the statement of cash flows to offset the change in ARO liabilities against the ARO asset. The reduction in the change in other assets and liabilities in cash flows from operating activities and the reduction in additions to property, plant and equipment in cash flows from investing activities totaled $7.9 million and $5.4 million in 2005 and 2004, respectively.

•                  Income taxes – In the restatement, TDS adjusted its income tax expense, income taxes payable, goodwill, deferred income tax assets and liabilities and related disclosures for the years ended December 31, 2005, 2004, 2003 and 2002 for items identified based on its annual analysis reconciling its 2005 income tax expense and income tax balance sheet accounts as determined in its comparison of the 2005 year-end income tax provision to the 2005 federal and state income tax returns. These adjustments included corrections for certain accounts that had not previously been included in the financial reporting basis used in determining the cumulative temporary differences in computing deferred income tax assets and liabilities, as well as adjustments to certain cumulative temporary differences that had historically been incorrectly associated with operating license assets which, in this restatement, have been correctly classified as investments in partnership assets.  Accordingly, the company has adjusted the deferred tax liabilities related to these assets.  Goodwill was adjusted by $10.2 million to record the income tax effect of the difference between the financial reporting basis and the income tax basis of certain acquisitions made prior to 2004.

TDS determined that the state deferred tax liabilities attributable to marketable equity securities, as presented in prior periods, should have been lower to reflect carryover of a higher stock basis than the federal basis for certain states that have not adopted the federal consolidated return regulations.  TDS also identified a valuation allowance related to state net operating loss carry forwards for which deferred tax liabilities related to marketable equity securities provide positive evidence supporting reductions to previously established valuation allowances.

•                  Property, plant and equipment – U.S. Cellular did not properly record certain transfers and disposals of equipment removed from service.  Also, U.S. Cellular did not properly record depreciation expense for certain leasehold improvements and other equipment due to the use of incorrect asset lives.  The restatement adjustments properly record equipment disposals and depreciation expense in the correct amounts and periods.

•                  Other items – In addition to the adjustments described above, TDS recorded a number of other adjustments to correct and record revenues, expenses and equity in earnings of unconsolidated entities in the periods in which such revenues, expenses and equity in earnings of unconsolidated entities were earned or incurred. Adjustments were also made to correct certain balance sheet amounts, including  $2.1 million corrections to purchase price accounting for certain acquisitions prior to 2003.  These individual adjustments were not material.

The table below summarizes the impact on income (loss) from continuing operations before income taxes and minority interest as a result of the restatement.

				Prior to
	2005	2004	2003	2003
	(Increase (decrease) dollars in thousands)
Income From Continuing Operations Before Income Taxes and Minority Interest, as previously reported	$396,139	$148,613	$121,760
Forward contracts and related derivative instruments	733,090	(521,202)	(293,531)	$(13,187)
Contracts with maintenance and support services	(428)	(13,165)	—	—
Property, plant and equipment	(1,675)	(4,649)	(1,996)	(781)
Other items	(17,756)	(2,481)	(983)	1,651
Total adjustment	713,231	(541,497)	(296,510)	$(12,317)
Income (Loss) from Continuing Operations Before Income Taxes and Minority Interest, as restated	$1,109,370	$(392,884)	$(174,750)

The table below summarizes the impact on net income (loss) and diluted earnings (loss) per share as a result of the restatement.

	2005		2004		2003		Prior to 2003
	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)
	(Increase (decrease) dollars in thousands, except per share amounts)
As previously reported	$222,544	$1.91	$66,852	$0.57	$32,121	$0.27
Forward contracts and related derivative instruments	438,166	3.77	(313,143)	(2.73)	(173,147)	(1.50)	$(6,851)
Contracts with maintenance and support services	(164)	—	(6,294)	(0.05)	—	—	—
Income taxes	(1,036)	(0.01)	2,918	0.03	4,956	0.04	38,641
Property, plant and equipment	(862)	(0.01)	(2,214)	(0.02)	(930)	(0.01)	(367)
Other items	(8,673)	(0.07)	(1,054)	(0.01)	(557)	—	1,151
Total adjustment	427,431	3.68	(319,787)	(2.78)	(169,678)	(1.47)	$32,574
As restated	$649,975	$5.59	$(252,935)	$(2.21)	$(137,557)	$(1.20)

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

U.S. Cellular operating income increased 42% in 2005 and 53% in 2004. The increase in income in 2005 primarily reflected increases in service revenues and gains on sales of assets. The increase in 2004 primarily reflected increases in revenues and gain on sales of assets and the absence of losses on impairments and sales of assets compared to 2003. Increased revenues in both years were primarily driven by growth in the number of customers served by U.S. Cellular’s systems. Operating income margin (as a percent of service revenues) was 8.2% in 2005, 6.2% in 2004 and 4.4% in 2003.

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

TDS Telecom was able to increase customers and revenues in 2005 and 2004. By penetrating into existing markets, TDS Telecom’s competitive local exchange carrier equivalent access lines increased 5% and 17% in 2005 and 2004, respectively, which led to a 6% increase in revenues for both 2005 and 2004. TDS Telecom’s incumbent local exchange carrier increased revenues slightly in both years through sales of vertical services such as long distance and digital subscriber line services to existing customers. TDS Telecom has also managed to remain profitable by continually seeking ways to control costs. Operating margins were 17.8%, 4.2% and 17.5% in 2005, 2004 and 2003, respectively. The significant decrease in operating margin in 2004 was a result of losses recorded on impairment of long-lived assets and intangible assets of the competitive local exchange carrier operations. In 2004, TDS Telecom recorded a loss on impairment of long-lived assets of $87.9 million and a loss on impairment of intangible assets of $29.4 million in the Consolidated Statements of Operations associated with the competitive local exchange carrier operations.

On November 30, 2004, TDS Telecom completed the sale of certain wireless properties to ALLTEL for $62.7 million in cash. The properties sold included a majority interest in one market and an investment interest in one market.

See “Results of Operations – Wireline Telephone Operations.”

Financing Initiatives – TDS and its subsidiaries had cash and cash equivalents totaling $1,095.8 million, $1,161.3 million of revolving credit facilities and an additional $75.0 million of bank lines of credit as of December 31, 2005. TDS and its subsidiaries are also generating substantial internal funds from operations. Cash flow from continuing operating activities totaled $868.2 million in 2005, $777.3 million in 2004 and $971.0 million in 2003. Management believes that cash on hand, expected future cash flows from operating activities and sources of external financing provide substantial financial flexibility and are sufficient to permit TDS and its subsidiaries to finance their contractual obligations and anticipated capital expenditures for the foreseeable future.

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

•      TDS repurchased 1,961,000 of its Common Shares.

See “Financial Resources” and “Liquidity and Capital Resources.”

RESULTS OF OPERATIONS

Operating Revenues increased $250.9 million, or 7%, to $3,953.0 million in 2005 from $3,702.1 million in 2004, and increased $246.9 million, or 7%, in 2004 from $3,455.2 million in 2003 reflecting growth in wireless customers. U.S. Cellular operating revenues increased $224.4 million, or 8%, to $3,030.8 million in 2005 from $2,806.4 million in 2004, and increased $228.6 million, or 9%, in 2004 from $2,577.8 million in 2003. Revenue growth primarily reflects wireless customer growth of 11% in 2005 and 12% in 2004. TDS Telecom operating revenues increased $24.0 million, or 3%, to $904.1 million in 2005 from $880.1 million in 2004, and increased $17.1 million, or 2%, in 2003 from $863.0 million in 2003. Wireline equivalent access lines increased by 2% in 2005 and 6% in 2004. The majority of growth in equivalent access lines in both years occurred at TDS Telecom’s competitive local exchange operations.

Operating Expenses increased $69.1 million, or 2%, to $3,570.0 million in 2005 from $3,500.9 million in 2004, and increased $305.1 million, or 10%, in 2004 from $3,195.8 million in 2003. U.S. Cellular operating expenses increased $155.8 million, or 6%, to $2,799.6 million in 2005 from $2,643.8 million in 2004, and increased $172.5 million, or 7%, in 2004 from $2,471.3 million in 2003 due primarily to the costs associated with providing service to an expanding customer base, additional depreciation expense and launching new markets and acquisitions. In 2005 and 2004, U.S. Cellular operating expenses were reduced by $44.7 million and $10.8 million, respectively, of gains on sales of assets. Also included in U.S. Cellular’s operating expenses in 2003 is $45.9 million of losses on sales of assets and $49.6 million of losses on impairment of intangible assets.

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

Operating Income increased $181.6 million, or 90%, to $382.9 million in 2005 from $201.3 million in 2004, and decreased $58.1 million, or 22%, in 2004 from $259.4 million in 2003. U.S. Cellular’s operating income increased $68.6 million, or 42%, to $231.2 million in 2005 from $162.6 million in 2004, and increased $56.1 million, or 53%, in 2004 from $106.5 million in 2003. The increase in operating income and operating income margin in 2005 reflected increased service revenues primarily due to the growth in the number of retail customers and increased gains recorded on sales of assets. The increase in 2005 was partially offset by increased selling, general and administrative expenses, increased expenses related to the launch of the new markets, decreased inbound roaming revenue resulting from a decrease in revenue per roaming minute of use, increased depreciation expense, and increased equipment subsidies. The increase in 2004 primarily reflected increased revenues and gains on sales of assets and the absence of losses on impairments and sales of assets compared to 2003. The increase in 2004 was offset by increased expenses related to the launch of new markets, decreased operating income due to divestitures of markets, increased equipment subsidies and increased depreciation expense. U.S. Cellular’s 2003 operating income was significantly affected by the $45.9 million loss on sales of assets and the $49.6 million loss on impairment of intangible assets. TDS Telecom’s operating income increased $123.6 million to $160.7 million in 2005 from $37.1 million in 2004, and decreased $114.2 million, or 75%, in 2004 from $151.3 million in 2003. The increase in 2005 and the decrease in 2004 primarily reflect the competitive local exchange carrier losses on the impairment of long-lived assets of $87.9 million and goodwill of $29.4 million.

Investment and other income (expense) primarily includes equity in earnings of unconsolidated entities, interest and dividend income, fair value adjustment of derivative instruments, gain (loss) on investments and interest expense.

Equity in earnings of unconsolidated entities, TDS’s share of income in unconsolidated entities in which it has a minority interest, totaled $68.0 million in 2005, $65.3 million in 2004 and $51.5 million in 2003. TDS follows the equity method of accounting for minority interests in which its ownership interest equals or exceeds 20% for corporations and greater than 3% to 5% for partnerships and limited liability companies.

TDS’s investment in the Los Angeles SMSA Limited Partnership contributed $52.2 million, $41.8 million and $29.9 million to equity in earnings of unconsolidated entities in 2005, 2004 and 2003, respectively.

Interest and dividend income increased $127.6 million to $156.5 million in 2005 from $28.9 million in 2004, and increased $8.9 million, or 44%, in 2004 from $20.0 million in 2003. In 2005, TDS recorded dividend income on its Deutsche Telekom investment of $105.7 million. Interest income increased $20.3 million in 2005 primarily due to higher interest rates.

Interest income increased $4.1 million in 2004. U.S. Cellular earned $3.8 million of interest income on a tax refund claim. Dividend income increased $4.6 million partially caused by a $2.9 million increase in dividend income on shares owned of Vodafone.

Fair value adjustment of derivative instruments totaled a gain of $733.7 million in 2005, a loss of $519.0 million in 2004 and a loss of $297.1 million in 2003. Fair value adjustment of derivative instruments reflect the change in the fair value of the bifurcated embedded collars within the forward contracts related to the Deutsche Telekom and Vodafone marketable equity securities not designated as a hedge. The changes in fair value of the embedded collars during cash flow hedge designation are recorded to other comprehensive income. When the collars were de-designated in the cash flow hedge, subsequent changes in fair value are recognized in the Consolidated Statements of Operations, along with the related income tax effects. The accounting for the embedded collars as derivative instruments not designated in a hedging relationship results in increased volatility in the results of operations, as fluctuation in the market price of the underlying Deutsche Telekom and Vodafone marketable equity securities results in changes in the fair value of the embedded collars being recorded in the Consolidated Statements of Operations. Also included in the fair value adjustment of derivative instruments are the gains and losses related to the ineffectiveness of the VeriSign fair value hedge which aggregated a $0.6 million gain, $2.2 million gain and $3.5 million loss for the years ended December 31, 2005, 2004, and 2003, respectively.

Gain (loss) on investments. TDS recorded a loss of $6.3 million in 2005, a gain of $38.2 million in 2004, and a loss of $10.2 million in 2003.

In 2005, TDS finalized the working capital adjustment related to the sale to ALLTEL of certain wireless interests on November 30, 2004. The working capital adjustment increased the total gain on investment from this transaction by $0.5 million.

In 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $6.8 million to its underlying equity value based on a cash flow analysis.

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

Other income (expense), net increased $0.7 million to $(9.5) million in 2005 from $(8.8) million in 2004, and decreased $1.5 million in 2004 from $(10.3) million in 2003. The increase in expense in 2005 reflects additional expenses related to the Special Common Share stock dividend of $2.9 million and the write-off of TDS Telecom’s deferred debt costs of $2.2 million.

Income Tax Expense (Benefit) was $423.2 million in 2005, $(158.1) million in 2004 and $(63.4) million in 2003. The corresponding effective tax rates were 38.1% in 2005, 40.2% in 2004 and 36.3% in 2003.

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

•      Tax benefit of $2.6 million was recorded on the loss on impairment of an unconsolidated investment.

•      Tax expense of $289.6 million was recorded on the fair value adjustment of derivative instruments.

2004

•      Tax expense of $37.0 million was recorded on the gain from the sale of assets to ALLTEL and to AT&T Wireless.

•      Tax benefit of $27.9 million was recorded on the loss on impairment of competitive local exchange carrier assets.

•      Tax benefits of $0.9 million were recorded on impairments of assets.

•      Tax benefit of $206.3 million was recorded on the fair value adjustment of derivative instruments.

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

•      Tax benefit of $115.1 million was recorded on the fair value adjustment of derivative instruments.

The effective income tax rate excluding the items listed above was 35.1% in 2005, 20.1% in 2004 and 40.8% in 2003. The 2004 effective tax rate on operations excluding losses and gains is lower than 2003 due to favorable settlement of several tax issues in 2004. During 2005, the Internal Revenue Service (“IRS”) completed its audit of TDS’s federal income tax returns for the years 1997 - 2001 and TDS’s claims for research tax credits for the years 1995 - 2001. Primarily based on the final results of the audit, TDS reduced its accrual for audit contingencies by $3.1 million (0.3%) in 2005.  Also in 2005, TDS recorded a $0.5 million (0.0%) benefit for the research tax credits. TDS reduced its accrual for audit contingencies by $21.4 million (5.4%) and recorded a $6.3 million (1.6%) benefit for the research tax credits in 2004 based on the IRS’s preliminary findings in the income tax return and research tax credit audits. See Note 2 – Income Taxes in the Notes to Consolidated Financial Statements for further discussion of the effective tax rates.

Minority Share of Income includes the minority public shareholders’ share of U.S. Cellular’s net income, the minority shareholders’ or partners’ share of certain U.S. Cellular subsidiaries’ net income or loss and other TDS minority interests.

In 2005, U.S. Cellular’s minority public shareholders’ share of U.S. Cellular’s net income increased $9.7 million due primarily to U.S. Cellular’s gains on the sale of assets to ALLTEL and fair value adjustment of derivative instruments. In 2004, U.S. Cellular’s minority public shareholders’ share of U.S. Cellular’s net income increased $0.9 million due to U.S. Cellular’s gains on the sale of assets to ALLTEL and fair value adjustment of derivative instruments. In 2003, U.S. Cellular’s minority public shareholders’ share of U.S. Cellular’s net income was reduced by $16.1 million due to U.S. Cellular’s loss on impairment of intangible assets and loss on sales of assets and fair value adjustment of derivative instruments.

Year Ended December 31, (Dollars in thousands)	2005	2004	2003

Minority Share of Income
U.S. Cellular
Minority Public Shareholders’ Interest	$(28,703)	$(16,275)	$(3,365)
Subsidiaries’ Minority Interests	(8,366)	(8,151)	(9,319)
	(37,069)	(24,426)	(12,684)
Other Subsidiaries	(138)	(91)	(140)
	$(37,207)	$(24,517)	$(12,824)

Discontinued Operations. TDS is party to an indemnity agreement with T-Mobile USA, Inc. regarding certain contingent liabilities for Aerial Communications, Inc. (“Aerial”), a former subsidiary of TDS. TDS has recorded an accrual for expenses, primarily tax related, resulting from Aerial’s merger into VoiceStream Wireless Corporation (“VoiceStream”) in 2000.

In 2005, TDS paid $7.1 million in settlement of items related to this indemnity agreement.

In 2005, TDS also recorded a gain of $1.0 million ($1.5 million, net of a $0.5 million income tax expense), or $0.01 per diluted share, for discontinued operations relating to a reduction in this indemnity accrual due to the favorable outcome of a state tax audit which reduced the potential indemnity obligation.

In 2004, TDS reduced the accrued indemnity and recorded gains on discontinued operations totaling $10.2 million ($6.4 million, net of an income tax expense of $3.8 million), or $0.05 per diluted share. The accrual was reduced due to favorable outcomes of federal and state tax audits, which reduced TDS’s indemnity requirements.

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

Net Income (Loss) Available to Common totaled $649.8 million, or $5.59 per diluted share, in 2005 compared to $(253.2) million, or $(2.21) per diluted share, in 2004 and $(138.0) million, or $(1.20) per diluted share, in 2003.

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

Following are tables of summarized operating data for U.S. Cellular’s consolidated operations:

December 31, (1a)	2005	2004	2003
Total market population (2)	45,244,000	44,391,000	46,267,000
Customers (3)	5,482,000	4,945,000	4,409,000
Market penetration (4)	12.12%	11.14%	9.53%
Total full-time equivalent employees	7,300	6,725	6,225
Cell sites in service	5,428	4,856	4,184

For the Year Ended December 31, (1b)	2005	2004	2003
Net customer additions(5)	477,000	627,000	447,000
Net retail customer additions(5)	411,000	464,000	337,000
Average monthly service revenue per customer (As Restated) (6)	$45.24	$46.58	$47.31
Postpay churn rate per month (7)	1.5%	1.5%	1.5%
Sales and marketing cost per gross customer addition (As Restated) (8)	$460	$403	$381

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

(6)                  Management uses this measurement to assess the amount of service revenue U.S. Cellular generates each month on a per unit basis. Variances in this measurement are monitored and compared to variances in expenses on a per unit basis. Average monthly service revenue per customer is calculated as follows:

Year Ended or at December 31,	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)
Service Revenues (000s)	$2,827,022	$2,615,163	$2,420,359
Divided by average customers during period (000s)	5,207	4,679	4,263
Divided by twelve months in each period	12	12	12
Average monthly revenue per customer	$45.24	$46.58	$47.31

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

(8)                  For a discussion of the components of this calculation, see “Operating Expenses – Selling, General and Administrative.”

Operating Revenues

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)
Retail service	$2,481,565	$2,269,497	$2,028,531
Inbound roaming	145,026	171,600	221,536
Long-distance and other	200,431	174,066	170,292
Service Revenues	2,827,022	2,615,163	2,420,359
Equipment sales	203,743	191,255	157,451
Total Operating Revenues	$3,030,765	$2,806,418	$2,577,810

Operating revenues increased $224.4 million, or 8%, to $3,030.8 million in 2005 from $2,806.4 million in 2004 and increased $228.6 million, or 9%, in 2004 from $2,577.8 million in 2003.

Service revenues increased $211.8 million, or 8%, to $2,827.0 million in 2005 from $2,615.2 million in 2004, and increased $194.8 million, or 8%, from $2,420.4 million in 2003. Service revenues primarily consist of: (i) charges for access, airtime, roaming and value-added services provided to U.S. Cellular’s retail customers (“retail service”); (ii) charges to other wireless carriers whose customers use U.S. Cellular’s wireless systems when roaming (“inbound roaming”); and (iii) charges for long-distance calls made on U.S. Cellular’s systems. The increases in service revenues in both years were primarily due to the growth in the number of retail customers in each year. Monthly service revenue per customer averaged $45.24 in 2005, $46.58 in 2004 and $47.31 in 2003.

Retail service revenues increased $212.1 million, or 9%, to $2,481.6 million in 2005 from $2,269.5 million in 2004, and increased $241.0 million, or 12%, in 2004 from $2,028.5 million in 2003. Growth in U.S. Cellular’s average customer base of 11% and 10% in 2005 and 2004, respectively, was the primary reason for the increases in retail service revenues in both years. Average monthly retail service revenues per customer decreased 2% to $39.72 in 2005 from $40.42 in 2004, and increased 2% in 2004 from $39.65 in 2003.

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

Additionally, the percentage of U.S. Cellular’s customer base represented by prepaid and reseller customers, who generate lower average revenue per customer than postpay customers, increased from 11% at December 31, 2003 to 13% at December 31, 2004 and to 15% at December 31, 2005. U.S. Cellular anticipates that its average revenue per minute of use will continue to decline in the future, reflecting increased competition and penetration of the consumer market.

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

Equipment sales revenues increased $12.4 million, or 7%, to $203.7 million in 2005 from $191.3 million in 2004, and increased $33.8 million, or 21%, in 2004 from $157.5 million in 2003.  Equipment sales revenues include revenues from sales of handsets and related accessories to both new and current customers, as well as revenues from sales of handsets to agents. All equipment sales revenues are reported net of anticipated rebates.

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

Operating Expenses

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

System operations (excluding depreciation shown below)	$604,093	$574,125	$578,519
Cost of equipment sold	511,939	486,605	355,139
Selling, general and administrative	1,217,709	1,091,347	1,007,622
Depreciation	465,097	454,654	376,931
Amortization and accretion	45,390	47,910	57,564
Loss on impairment of intangible assets	—	—	49,595
(Gain) loss on sales of assets	(44,660)	(10,806)	45,908
Total Operating Expenses	$2,799,568	$2,643,835	$2,471,278

Operating expenses increased $155.8 million, or 6%, to $2,799.6 million in 2005 from $2,643.8 million in 2004, and increased $172.5 million, or 7%, in 2004 from $2,471.3 million in 2003.

System operations expenses (excluding depreciation) increased $30.0 million, or 5%, to $604.1 million in 2005 from $574.1 million in 2004, and decreased $4.4 million, or 1%, in 2004 from $578.5 million in 2003. System operations expenses include charges from landline telecommunications service providers for U.S. Cellular’s customers’ use of their facilities, costs related to local interconnection to the landline network, charges for maintenance of U.S. Cellular’s network, long-distance charges, outbound roaming expenses and payments to third-party data product and platform developers.

The components of system operations expenses were as follows:

•      maintenance, utility and cell site expenses increased $23.6 million, or 12%, in 2005 and $25.2 million, or 15%, in 2004, primarily driven by increases in the number of cell sites within U.S. Cellular’s network. The number of cell sites totaled 5,428, 4,856 and 4,184 in 2005, 2004 and 2003, respectively, as U.S. Cellular continued to grow by expanding and enhancing coverage in its existing markets and also by launching operations in new markets;

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

In total, U.S. Cellular expects system operations expenses to increase over the next few years, driven by the following factors:

•      increases in the number of cell sites within U.S. Cellular’s systems as it continues to add capacity and enhance quality in most markets, and continues development activities in new markets; and

•      increases in minutes of use, both on U.S. Cellular’s network and by U.S. Cellular’s customers on other carrier’s networks when roaming.

These factors are expected to be partially offset by anticipated decreases in the per-minute cost of usage both on U.S. Cellular’s systems and on other carriers’ networks.

Cost of equipment sold increased $25.3 million, or 5%, to $511.9 million in 2005 from $486.6 million in 2004, and increased $131.5 million, or 37%, in 2004 from $355.1 million in 2003.

The increases in both years were primarily due to increases in the number of handsets sold, as discussed above.  In 2005, the effect of higher volume in 2005 was partially offset by a decrease of 5% in the average cost per handset sold.  In 2004, the overall increase also reflected an increase of 6% in the average cost per handset sold.

Selling, general and administrative expenses increased $126.4 million, or 12%, to $1,217.7 million in 2005 from $1,091.3 million in 2004, and increased $83.7 million, or 8%, in 2004 from $1,007.6 million in 2003. Selling, general and administrative expenses primarily consist of salaries, commissions and expenses of field sales and retail personnel and offices; agent commissions and related expenses; corporate marketing, merchandise management and telesales department salaries and expenses; advertising; and public relations expenses. Selling, general and administrative expenses also include the costs of operating U.S. Cellular’s customer care centers, the non-network costs of serving customers and the majority of U.S. Cellular’s corporate expenses.

In both 2005 and 2004, a major factor in the increases in selling, general and administrative expenses was higher employee-related expenses associated with acquiring, serving and retaining customers, primarily as a result of the increase in U.S. Cellular’s customer base in both years.

This and other factors contributing to increases in the selling, general and administrative expenses in 2005 and 2004 were as follows:

2005 -

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

2004 –

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

Sales and marketing cost per gross customer activation totaled $460 in 2005, $403 in 2004 and $381 in 2003. The increases in both years were primarily due to increased handset subsidies, advertising expenses and sales employee-related expenses.

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

Below is a summary of sales and marketing cost per gross customer activation for each period.

Year ended December 31, (Dollars in thousands, except per customer amounts)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

Components of cost:
Selling, general and administrative expenses related to the acquisition of new customers (1)	$551,236	$496,436	$429,149
Cost of equipment sold to new customers (2)	385,715	346,052	248,528
Less equipment sales revenues from new customers (3)	(228,095)	(214,696)	(160,859)
Total cost	$708,856	$627,792	$516,818
Gross customer activations (000s) (4)	1,540	1,557	1,357
Sales and marketing cost per gross customer activation	$460	$403	$381

(1)                  Selling, general and administrative expenses related to the acquisition of new customers are reconciled to reported selling, general and administrative expenses as follows:

Year ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

Selling, general and administrative expenses, as reported	1,217,709	1,091,347	1,007,622
Less expenses related to serving and retaining customers	(666,473)	(594,911)	(578,473)
Selling, general and administrative expenses related to the acquisition of new customers	$551,236	$496,436	$429,149

(2)                  Cost of equipment sold to new customers is reconciled to reported cost of equipment sold as follows:

Year ended December 31, (Dollars in thousands)	2005	2004	2003

Cost of equipment sold as reported	$511,939	$486,605	$355,139
Less cost of equipment sold related to the retention of existing customers	(126,224)	(140,553)	(106,611)
Cost of equipment sold to new customers	$385,715	$346,052	$248,528

(3)                  Equipment sales revenues from new customers is reconciled to reported equipment sales revenues as follows:

Year ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)		(As Restated)

Equipment sales revenues, as reported	$203,743	$191,255	$157,451
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(30,118)	(27,267)	(27,328)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	54,470	50,708	30,736
Equipment sales revenues from new customers	$228,095	$214,696	$160,859

(4)                  Gross customer activations represent customers added to U.S. Cellular’s customer base, during the respective periods presented, through its marketing distribution channels.

Monthly general and administrative expenses per customer, including the net costs related to the renewal or upgrade of service contracts of existing U.S. Cellular customers (“net customer retention costs”), decreased 3% to $13.08 in 2005 from $13.52 in 2004 and increased from $13.46 in 2003. The decrease in 2005 reflected reductions in handset subsidies related to retention transactions and bad debts expense, as well as an increase of 11% in the average customer base. In 2004, an increase in handset subsidies related to retention transactions was offset by the effects of a reduction in bad debts expense and an increase of 10% in the average customer base.

Management uses the “monthly general and administrative expenses per customer” measurement to assess the cost of serving and retaining its customers on a per-unit basis.

This measurement is reconciled to total selling, general and administrative expenses as follows:

Year ended December 31, (Dollars in thousands, except per customer amounts)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

Components of cost (1):
Selling, general and administrative expenses, as reported	1,217,709	1,091,347	1,007,622
Less selling, general and administrative expenses related to the acquisition of new customers	(551,236)	(496,436)	(429,149)
Add cost of equipment sold related to the retention of existing customers	126,224	140,553	106,611
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(30,118)	(27,267)	(27,328)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	54,470	50,708	30,736
Net cost of serving and retaining customers	$817,049	$758,905	$688,492
Divided by average customers during period (000s) (2)	5,207	4,679	4,263
Divided by twelve months in each period	12	12	12
Average monthly general and administrative expenses per customer	$13.08	$13.52	$13.46

(1)                  These components were previously identified in the table which calculates sales and marketing cost per customer activation and related footnotes.

(2)                  Average customers for each respective period as previously listed in footnote 5 to the table of summarized operating data.

Depreciation, amortization and accretion expense increased $7.9 million, or 2%, to $510.5 million in 2005 from $502.6 million in 2004, and increased $68.1 million, or 16%, from $434.5 million in 2003.

Depreciation expense increased $10.4 million, or 2%, to $465.1 million in 2005 from $454.7 million in 2004, and increased $77.8 million, or 21%, from $376.9 million in 2003. The increases in both years reflect rising average fixed asset balances, which increased 12% in 2005 and 12% in 2004. Increased fixed asset balances in both 2005 and 2004 resulted from the following factors:

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

In 2005, additional depreciation expense was recorded related to the following:

•      $15.3 million of writedowns of fixed assets related to the disposal of assets or trade-in of older assets for replacement assets; and

•      $5.1 million of writedowns of certain Time Division Multiple Access (“TDMA”) digital radio equipment related to its disposal or consignment for future sale. This writedown was necessary to reduce the book value of the assets to be sold to their estimated proceeds from disposition.

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

•      a reduction of useful lives of certain TDMA radio equipment, switch software and antenna equipment, which increased depreciation expense $17.2 million;

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

Amortization and accretion expense decreased $2.5 million, or 5%, to $45.4 million in 2005 from $47.9 million in 2004, and decreased $9.7 million, or 17%, from $57.6 million in 2003.

The decrease in 2005 primarily represents a $2.4 million decrease in amortization of customer list intangible assets acquired in various transactions since 2002. The decrease in 2004 was primarily caused by an $8.6 million decrease in amortization related to the customer list intangible assets and other amortizable assets acquired in the Chicago market transaction during 2002. Customer list intangible assets are amortized using the double declining balance method in the first year, switching to the straight-line method in subsequent years.

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

Operating Income

Operating income increased $68.6 million, or 42%, to $231.2 million in 2005, from $162.6 million in 2004, and increased $56.1 million, or 53%, from $106.5 million in 2003. The operating income margins (as a percent of service revenues) were 8.2% in 2005, 6.2% in 2004 and 4.4% in 2003.

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

The following are U.S. Cellular’s estimates of full-year 2006 service revenues; depreciation, amortization and accretion expenses; operating income; and net retail customer activations. Except for disclosed changes, such estimates are based on U.S. Cellular’s currently owned and operated markets because the effect of any possible future acquisition or disposition activity cannot be predicted with accuracy or certainty. The following estimates were updated by U.S. Cellular on July 28, 2006. Such forward-looking statements should not be assumed to be accurate as of any future date. U.S. Cellular undertakes no duty to update such information whether as a result of new information, future events or otherwise.

	2006 Estimated Results	2005 Actual Results
(As Restated)
Service revenues	Approx. $3.2 billion	$2.83 billion
Depreciation, amortization and accretion expenses	$585 million	$510.5 million
Operating income (1)	$250-300 million	$231.2 million
Net retail customer activations	370,000 - 400,000	411,000

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

TDS Telecom Operating Income

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)

Incumbent Local Exchange
Carrier Operations
Operating revenues	$669,724	$658,330	$653,038
Operating expenses	500,791	475,152	475,894
Operating income	168,933	183,178	177,144
Competitive Local Exchange
Carrier Operations
Operating revenues	239,341	226,259	213,800
Operating expenses	247,549	372,367	239,657
Operating (loss)	(8,208)	(146,108)	(25,857)
Intra-company elimination
Revenue	(4,980)	(4,444)	(3,850)
Expense	(4,980)	(4,444)	(3,850)
TDS Telecom Operating Income	$160,725	$37,070	$151,287

TDS Telecom’s operating income increased $123.6 million to $160.7 million in 2005 from $37.1 million in 2004, and decreased $114.2 million, or 75%, in 2004 from $151.3 million in 2003. The primary causes for the increase in 2005 and the decrease in 2004 were an $87.9 million loss on the impairment of long-lived assets and a $29.4 million loss on the impairment of intangible assets of the competitive local exchange carriers recorded in 2004.

The following estimates were updated by TDS Telecom on July 28, 2006. Such forward-looking statements should not be assumed to be accurate as of any future date. TDS Telecom undertakes no legal duty to update such information whether as a result of new information, future events or otherwise.  For 2006, TDS Telecom expects a slight decrease in revenues with revenues from the incumbent local exchange carrier operations in the range of $645 million to $655 million and revenues from the competitive local exchange carrier operations in the range of $230 million to $240 million. Operating income from the incumbent local exchange carrier is anticipated to range from $145 million to $155 million while competitive local exchange carrier operating losses are anticipated to be approximately $5 million.

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

Incumbent Local Exchange Carrier Operations

Operating Revenues

Year Ended December 31, (Dollars in thousands)	2005	2004	2003

Local service	$202,021	$204,834	$199,616
Network access and long distance	373,737	362,890	363,109
Miscellaneous	93,966	90,606	90,313
Total Incumbent Local Exchange Carrier Operating Revenues	$669,724	$658,330	$653,038

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

Operating Expenses

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

Cost of services and products (exclusive of depreciation and amortization included below)	$177,252	$162,007	$161,680
Selling, general and administrative expense	188,361	181,480	183,827
Depreciation and amortization	135,178	131,665	130,036
Loss on impairment of long-lived assets	—	—	351
Total Incumbent Local Exchange Carrier Operating Expenses	$500,791	$475,152	$475,894

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

Cost of services and products increased $15.3 million, or 9%, to $177.3 million in 2005 from $162.0 million in 2004, and increased $0.3 million, or less than 1%, in 2004 from $161.7 million in 2003. Local telephone company payroll increased $2.0 million in 2005 primarily due to the effects of the early retirement incentive plan in 2005 and decreased $4.0 million in 2004 primarily due to the effects of the early retirement incentive plan in 2003. The cost of providing Internet service, digital subscriber line service and long distance service to a larger customer base increased expenses $7.3 million in 2005 and $3.9 million in 2004. Cost of goods sold related to business customer premises equipment increased $1.3 million in 2005 and was flat in 2004. In addition, reciprocal compensation expenses increased $2.1 million and Universal Service Administrative Company expenses increased $1.5 million in 2005.

Selling, general and administrative expenses increased $6.9 million, or 4%, to $188.4 million in 2005 from $181.5 million in 2004, and decreased $2.3 million, or 1%, in 2004 from $183.8 million in 2003. The increase in 2005 is primarily due to the effects of the early retirement incentive plan in 2005. The decrease in 2004 primarily reflects lower expenses due to the expenses related to the employee retirement incentive plan recorded in 2003.

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

Operating Revenues

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)

Total Competitive Local Exchange Carrier Operating Revenues	$239,341	$226,259	$213,800

Operating revenues (revenue from the provision of local and long-distance telephone service and access revenue from long-distance providers) increased $13.0 million, or 6%, to $239.3 million in 2005 from $226.3 million in 2004 and increased $12.5 million, or 6%, in 2004 from $213.8 million in 2003. The increases were primarily due to the increases in equivalent access lines in both years.

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

Wholesale revenues, which represent charges to other carriers for utilizing TDS Telecom network infrastructure, decreased $5.8 million or 20% to $23.6 million in 2005 from $29.4 million in 2004 and decreased $11.6 million or 28% in 2004 from $41.0 million in 2003.  Wholesale revenues in 2005 and 2004 were impacted by mandated decreases in interstate access rates which reduced revenues by approximately $4.7 million and $9.9 million in 2005 and 2004, respectively. Additionally, the decrease in 2005 was due to an increase in billing disputes with inter-exchange carriers.

Operating Expenses

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

Cost of services and products (exclusive of depreciation and amortization included below)	$120,924	$116,525	$112,028
Selling, general and administrative expense	96,187	100,143	89,703
Depreciation and amortization	30,438	38,349	33,363
Loss on impairment of long-lived assets	—	87,910	4,563
Loss on impairment of intangible assets	—	29,440	—
Total Competitive Local Exchange Carrier Operating Expenses	$247,549	$372,367	$239,657

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

Cost of services and products increased $4.4 million or 4%, to $120.9 million in 2005 from $116.5 million in 2004 and increased $4.5 million or 4% in 2004 from $112.0 million in 2003 primarily due to costs related to providing service to customers added.  In 2005, access line growth added $6.9 million to cost of goods sold and rate increases from an incumbent carrier for unbundled network elements added another $3.9 million. This was partially offset by a decline of $7.3 million in costs related to leased network components, of which $5.3 million is attributed to a favorable rate settlement with an incumbent carrier.  In 2004, the expense growth is virtually all attributable to customer growth.

Selling, general and administrative expenses decreased $3.9 million, or 4%, to $96.2 million in 2005 from $100.1 million in 2004 and increased $10.4 million or 12% in 2004 from $89.7 in 2003.  Sales and marketing expenses decreased $3.8 million in 2005 as a result of changes in strategy on the mix of targeted customers after an increase of $4.1 million in 2004.  Payroll charges decreased $2.6 million in 2005, partially offset by additional operating costs to support access line growth, and increased $2.0 million in 2004. The 2004 increase also included additional expenses incurred to secure continual access to unbundled network elements at reasonable rates.

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

Operating loss totaled $8.2 million in 2005, $146.1 million in 2004 and $25.9 million in 2003. The operating loss from competitive local exchange operations increased notably in 2004 due to the losses on asset impairments.

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

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

Cash flows from (used in)
Operating activities	$868,212	$777,296	$970,956
Investing activities	(902,417)	(594,434)	(744,043)
Financing activities	(41,109)	47,665	(587,934)
Net increase (decrease) in cash and cash equivalents	$(75,314)	$230,527	$(361,021)

Cash Flows From Operating Activities represents a significant source of funds to TDS. Net income (loss) including adjustments to reconcile net income (loss) to net cash provided by operating activities, excluding changes in assets and liabilities from operations totaled $926.8 million in 2005, $870.9 million in 2004 and $897.3 million in 2003. Included in the adjustments to reconcile net income to net cash provided by operating activities in 2004 is a deduction for the payment of $68.1 million of accreted interest on the repayment of U.S. Cellular’s Liquid Yield Option Notes. Distributions from unconsolidated investments provided $52.6 in 2005, $49.1 million in 2004 and $45.5 million in 2003. Changes in assets and liabilities from operations required $58.6 million in 2005, required $93.6 million in 2004 and provided $73.7 million in 2003, reflecting timing differences in the collection of accounts receivable, payment of accounts payable and accrued taxes.

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

Cash expenditures for capital additions required $710.5 million in 2005, $786.6 million in 2004 and $776.0 million in 2003. U.S. Cellular’s capital additions totaled $576.5 million in 2005, $636.1 million in 2004 and $630.9 million in 2003. These expenditures were made to fund the construction of 431, 840 and 507 new cell sites in 2005, 2004 and 2003, respectively, as well as the increase in capacity in existing cell sites and switches, the remodeling of new and existing retail stores and costs related to the development of U.S. Cellular’s office systems. In 2004 and 2003, these property, plant and equipment expenditures included approximately $13 million and $58 million, respectively, for the migration to a single digital wireless equipment platform. Other additions in all three years also included significant amounts related to the replacement of retired assets.

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

Cash paid for acquisitions and cash received from divestitures and exchanges, required $298.1 million and provided $107.3 million in 2005, required $49.8 million and provided $247.6 million in 2004 and required $2.3 million and provided $31.2 million in 2003. TDS’s acquisitions include primarily the purchase of controlling interests in wireless markets and telephone properties, minority interests that increased the ownership of majority-owned markets and wireless spectrum.

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

TDS generates substantial funds from the operations of U.S. Cellular and TDS Telecom. Cash flows from operating activities totaled $868.2 million in 2005, $777.3 million in 2004 and $971.0 million in 2003. TDS and its subsidiaries had cash and cash equivalents totaling $1,095.8 million at December 31, 2005.

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

On January 25, 2006, Standard & Poor’s placed the A- rating of TDS and U.S. Cellular on credit watch with negative implications.

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

As disclosed in Restatement above, TDS and its audit committee concluded on November 6, 2006 to restate the Consolidated Financial Statements as of and for the three years ended December 31, 2005. TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 to restate the Consolidated Financial Statements and financial information included therewith. The restatement resulted in defaults under the revolving credit agreements and one line of credit agreement.  TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios.  TDS and U.S. Cellular did not fail to make any scheduled payments under such credit agreements.  TDS and U.S. Cellular received waivers from the lenders associated with the credit agreements, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatement. The waivers require the Form 10-K/A for the year ended December 31, 2005, the Forms 10-Q/A for the quarterly periods ended March 31, 2006 and June 30, 2006 and the Form 10-Q for the quarterly period ended September 30, 2006 to be filed by March 14, 2007.

On October 26, 2006, Standard & Poor’s Rating Services lowered its credit ratings on TDS and U.S. Cellular to BBB+ from A-.  The outlook was stable.  On November 7, 2006, Standard & Poor’s Rating Services lowered its credit ratings on TDS and U.S. Cellular to BBB from BBB+.  The ratings were placed on credit watch with negative implications.  On February 13, 2007, Standard & Poor’s Rating Services lowered its credit ratings on TDS and U.S. Cellular to BBB- from BBB.  The ratings remain on credit watch with negative implications.  The credit ratings by Moody’s Investors Service remain Baa3 – under review for possible further downgrade.  The credit ratings by Fitch remain BBB+ on ratings watch negative.

Long-Term Financing

The late filing of TDS’s and U.S. Cellular’s Forms 10-Q for the quarterly period ended September 30 2005, Forms 10-K for the year ended December 31, 2005 and Forms 10-Q for the period ended March 31, 2006 and the failure to deliver such Forms 10-K and 10-Q to the trustees of the TDS and U.S. Cellular debt indentures on a timely basis, resulted in non-compliance under such debt indentures. However, this non-compliance did not result in an event of default or a default. TDS and U.S. Cellular believe that non-compliance was cured upon the filing of such Forms 10-Q and Forms 10-K. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

As discussed in Restatement above, TDS and its audit committee concluded on November 6, 2006, that TDS would amend its Annual Report on Form 10-K for the year ended December 31, 2005 to restate its financial statements and financial information for each of the three years in the period ended December 31, 2005.  TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 to restate the financial statements and financial information included therewith.  TDS and U.S. Cellular require additional time to complete their Forms 10-Q for the period ended September 30, 2006 to complete the restatements.  The late filing of TDS’s and U.S. Cellular’s Forms 10-Q for the quarterly period ended September 30, 2006 and the failure to deliver such Forms 10-Q to the trustees of the TDS and U.S. Cellular debt indentures on a timely basis, resulted in non-compliance under such debt indentures. However, this non-compliance did not result in an event of default or a default. TDS and U.S. Cellular believe that non-compliance will be cured upon the filing of their Forms 10-Q for the quarterly period ended September 30, 2006. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

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

Except as described above in the first two paragraphs of this Long-Term Financing section, TDS believes it was in compliance as of December 31, 2005 with all covenants and other requirements set forth in long-term debt indentures. Such indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in TDS’s credit rating. However, a downgrade in TDS’s credit rating could adversely affect its ability to obtain long-term debt financing in the future.

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

TDS and its subsidiaries have entered into a number of forward contracts with counterparties related to the marketable equity securities that they hold. The forward contracts mature from May 2007 to September 2008 and, at TDS’s and U.S. Cellular’s option, may be settled in shares of the respective securities or cash. TDS and U.S. Cellular have provided guarantees to the counterparties which provide assurance that all principal and interest amounts will be paid when due. If shares are delivered in the settlement of the forward contracts, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. Deferred taxes have been provided for the difference between the book basis and the tax basis of the marketable equity securities and are included in Net deferred income tax liability on the Consolidated Balance Sheets. As of December 31, 2005, such deferred tax liabilities totaled $890.1 million.

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

As disclosed in Restatement above, TDS and its audit committee concluded on November 6, 2006 to restate the Consolidated Financial Statements as of and for the three years ended December 31, 2005. TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 to restate the Consolidated Financial Statements and financial information included therewith. The restatement resulted in defaults under certain of the forward contracts.  TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios.  TDS and U.S. Cellular did not fail to make any scheduled payments under such forward contracts. TDS and U.S. Cellular received waivers from the counterparty to such forward contracts, under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatement. The waivers require the Form 10-K/A for the year ended December 31, 2005, the Forms 10-Q/A for the quarterly periods ended March 31, 2006 and June 30, 2006 and the Form 10-Q for the quarterly period ended September 30, 2006 to be filed by March 14, 2007.

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

By letter dated December 30, 2005, Midwest Wireless Holdings was advised on behalf of U.S. Cellular that U.S. Cellular was entitled to exercise certain rights of first refusal with respect to Midwest Wireless Holdings’ interest in Midwest Wireless Communications and demanded that Midwest Wireless Holdings take all steps to afford U.S. Cellular its rights of first refusal.  On January 12, 2006, U.S. Cellular filed a lawsuit against Midwest Wireless Holdings and Midwest Wireless Communications seeking, among other things, to enforce such rights.  On January 25, 2006, Midwest Wireless Holdings and Midwest Wireless Communications filed an answer denying U.S. Cellular’s claims, alleging counterclaims of breach of contract and tortious interference with contractual relations and asking for declaratory relief and unspecified damages and costs. A trial on the merits of U.S. Cellular’s claim to be entitled to first refusal rights was held from May 10-12, 2006.  On June 7, 2006, the court denied U.S. Cellular’s right of first refusal.  As a result of the court’s ruling the counterclaims have been rendered moot.

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

The net aggregate carrying value of U.S. Cellular’s investments in Midwest Wireless Communications and Midwest Wireless Holdings was approximately $24.9 million at December 31, 2005.

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

Contractual and Other Obligations

As of December 31, 2005, the resources required for scheduled repayment of contractual obligations were as follows:

	Payments due by Period
		Less than	2 - 3	4 - 5	More than
(Dollars in millions)	Total	1 Year	Years	Years	5 Years

Long-term debt obligations (1)	$1,871.5	$238.0	$5.8	$16.6	$1,611.1
Long-term debt interest	3,713.0	128.3	239.4	237.7	3,107.6
Forward contract obligations (2)	1,754.1	—	1,754.1	—	—
Forward contract interest (3)	130.2	65.2	65.0	—	—
Operating leases (4)	657.1	110.0	171.2	108.5	267.4
Purchase obligations (5)(6)	325.6	147.1	81.1	38.5	58.9
	$8,451.5	$688.6	$2,316.6	$401.3	$5,045.0

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

TDS has certain variable interests in investments in unconsolidated entities where TDS holds a minority interest. The investments in unconsolidated entities totaled $217.2 million as of December 31, 2005, and are accounted for using either the equity or cost method. TDS’s maximum loss exposure for these variable interests is limited to the aggregate carrying amount of the investments.

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

Licenses and Goodwill

TDS reported $1,365.1 million of licenses and $882.2 million of goodwill at December 31, 2005, as a result of the acquisition of wireless licenses and markets, and the acquisition of operating telephone companies. Licenses include those won by Carroll Wireless in the FCC auction completed in February 2005 and license rights related to licenses that will be received when the 2003 AT&T Wireless exchange transaction is fully completed.

See Note 5 – Licenses and Goodwill for a schedule of license and goodwill activity in 2005 and 2004.

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

In 2005 and 2004, certain U.S. Cellular Time Division Multiple Access (“TDMA”) digital radio equipment was taken out of service and consigned to a third party for future sale. Such equipment was written down by $2.7 million and $17.2 million, respectively, to reduce the book value of the assets sold or to be sold to the proceeds received or expected to be received from their disposition.

Also, during 2004, U.S. Cellular adjusted the useful lives of TDMA radio equipment, switch software and antenna equipment still in service. TDMA radio equipment lives were adjusted so that the assets will be fully depreciated by the end of 2008, which is the latest date the wireless industry will be required by law to support analog service. U.S. Cellular currently uses TDMA radio equipment to support analog service, and expects to substantially complete the migration of its digital radio network to Code Division Multiple Access (“CDMA”) 1XRTT or some future generation of CDMA technology by that time. The useful lives for certain switch software were reduced to one year from three years and antenna equipment lives were reduced to seven years from eight years in order to better align the useful lives with the actual length of time the assets are expected to be in use. These changes increased depreciation expense by $17.2 million in 2004. The changes in useful lives reduced net income by $8.5 million, or $0.07 per share in 2004.

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

The VeriSign forward contract is designated as a fair value hedge, where effectiveness of the hedge is assessed based upon the intrinsic value of the underlying options. The intrinsic value of the forward contract is defined as the difference between the applicable option strike price and the market value of the contracted shares on the balance sheet date. Changes in the intrinsic value of the options are expected to be perfectly effective at offsetting changes in the fair value of the hedged item. Changes in the fair value of the options are recognized in the Statement of Operations along with the changes in the fair value of the underlying marketable equity securities.

TDS originally designated the embedded collars within its Deutsche Telekom and Vodafone forward contracts as cash flow hedges.  Accordingly, all changes in the fair value of the embedded collars were recorded in other comprehensive income, net of income taxes.  Subsequently, upon contractual modifications to the terms of the collars, the embedded collars no longer qualified for hedge accounting treatment and all changes in fair value of the collars from the time of the contractual modification to the terms of the collars are included in the Consolidated Statement of Operations.

The accounting for the embedded collars as derivative instruments that do not qualify for cash flow hedge accounting treatment and fair value hedges is expected to result in increased volatility in the results of operations, as fluctuation in the market price of the underlying Deutsche Telekom, Vodafone and VeriSign marketable equity securities will result in changes in the fair value of the embedded collars being recorded in the Consolidated Statement of Operations.

The embedded collars are valued using the Black-Scholes valuation model.  The inputs in the model include the stock price, strike price (differs for call options and put options), risk-free interest rate, volatility of the underlying stock, dividend yield and the term of the contracts.  Different assumptions could create materially different results.  A one percent change in the risk free interest rate could change the fair value of the embedded collars by approximately $30 million.  Changing the volatility index by one unit could change the fair value of the embedded collar by approximately $10 million.

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

The change in U.S. Cellular’s asset retirement obligations during 2005 and 2004 was as follows:

Year Ended December 31, (Dollars in thousands)	2005	2004

Beginning balance	$72,575	$64,540
Additional liabilities accrued	7,920	5,426
Acquisition of assets	5,461	—
Disposition of assets	(2,032)	(2,065)
Accretion expense	6,300	4,674
Ending balance	$90,224	$72,575

TDS Telecom’s incumbent local exchange carriers’ rates are regulated by the respective state public utility commissions and the FCC and therefore, TDS Telecom reflects the effects of the rate-making actions of these regulatory bodies in the financial statements of the incumbent local exchange carriers. The incumbent local exchange carriers have recorded an asset retirement obligation in accordance with the requirements of SFAS No. 143 and FIN 47 and a regulatory liability for the costs of removal that these state public utility commissions have required to be recorded for regulatory accounting purposes which are in addition to the amounts required to be recorded in accordance with SFAS No. 143. These amounts combined make up the asset retirement obligation for the incumbent local exchange carriers.

The change in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation and regulatory obligation during 2005 and 2004 was as follows:

Year Ended December 31, (Dollars in thousands)	2005	2004
	(As Restated)	(As Restated)

Beginning balance	$93,318	$88,945
Additional liabilities incurred	4,879	5,311
Costs of removal	(688)	(938)
Ending balance	$97,509	$93,318

The regulatory liability included in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation at December 31, 2005 and 2004 was $61.0 million and $59.4 million, respectively. The asset retirement obligation calculated in accordance with the provisions of SFAS No. 143 and FIN 47 at December 31, 2005 and 2004 was $36.5 million and $33.9 million, respectively.

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

TDS Telecom’s competitive local exchange carriers’ asset retirement obligation during 2005 was as follows:

Year Ended December 31, (Dollars in thousands)	2005

Beginning balance	$—
Additional liabilities incurred	2,649
Costs of removal	—
Ending balance	$2,649

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

TDS’s noncurrent deferred tax assets and liabilities at December 31, 2005 and 2004 and the temporary differences that gave rise to them were as follows:

December 31, (Dollars in thousands)	2005	2004
	(As Restated)	(As Restated)

Deferred Tax Asset
Net operating loss carryforwards	$71,981	$61,977
Derivative instruments	185,707	487,215
Other	45,405	41,236
	303,093	590,428
Less valuation allowance	(43,677)	(36,654)
Total Deferred Tax Asset	259,416	553,774
Deferred Tax Liability
Marketable equity securities	890,081	1,263,165
Property, plant and equipment	366,400	421,247
Partnership investments	107,638	100,797
Licenses/Intangibles	233,013	212,180
Total Deferred Tax Liability	1,597,132	1,997,389
Net Deferred Income Tax Liability	$1,337,716	$1,443,615

The deferred income tax liability relating to marketable equity securities totaled $890.1 million and $1,263.2 million, as of December 31, 2005 and 2004, respectively.  These amounts represent deferred income taxes calculated on the difference between the fair value and the tax basis of the marketable equity securities. Income taxes will be payable when TDS disposes of the marketable equity securities.

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

In June of 2006, the Internal Revenue Service commenced its audit of the 2002 – 2004 consolidated federal tax returns of TDS and subsidiaries. The audit is in its preliminary stages.

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

•      Financial difficulties of TDS’s key suppliers or vendors, or termination or impairment of TDS’s relationships with such suppliers or vendors, could result in a delay or termination of TDS’s receipt of equipment or services, which could adversely affect TDS’s business and results of operations.

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

•      Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and/or any other financial or statistical information to vary from TDS’s forward estimates by a material amount.

•      The market price of TDS’s Common Shares and Special Common Shares is subject to fluctuations due to a variety of factors.

•      Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

You are referred to a further discussion of these risks as set forth under “Risk Factors” in TDS’s Annual Report on Form 10-K/A for the year ended December 31, 2005. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

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

Marketable Equity Securities and Derivatives

TDS maintains a portfolio of available-for-sale marketable equity securities, the majority of which are the result of sales or trades of non-strategic assets. The market value of these investments aggregated $2,531.7 million at December 31, 2005, and $3,398.8 million at December 31, 2004. As of December 31, 2005, the unrealized holding gain, net of tax included in accumulated other comprehensive income totaled $578.3 million. This amount was $1,077.7 million at December 31, 2004.

Subsidiaries of TDS and U.S. Cellular have entered into a number of forward contracts with counterparties related to the marketable equity securities that they hold. TDS and U.S. Cellular have provided guarantees to the counterparties which provide assurance that all principal and interest amounts are paid upon settlement of the contracts by such subsidiaries. The economic hedge risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities (“downside limit”) while retaining a share of gains from increases in the market prices of such securities (“upside potential”). The downside limit is hedged at or above the cost basis of the securities.

Under the terms of the forward contracts, subsidiaries of TDS and U.S. Cellular will continue to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature from May 2007 to September 2008 and, at TDS’s and U.S. Cellular’s option, may be settled in shares of the respective security or in cash, pursuant to formulas that “collar” the price of the shares. The collars effectively limit downside risk and upside potential on the contracted shares. The collars are typically contractually adjusted for any changes in dividends on the underlying shares. If the dividend increases, the collar’s upside potential is typically reduced. If the dividend decreases, the collar’s upside potential is typically increased. If TDS and U.S. Cellular elect to settle in shares, they will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. If TDS and U.S. Cellular elect to settle in cash they will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula.

Deferred taxes have been provided for the difference between the fair value and the income tax basis of the marketable equity securities and derivatives, and are included in deferred tax liabilities on the Balance Sheet. Such deferred tax liabilities related to marketable equity securities totaled $890.1 million at December 31, 2005 and $1,263.2 million at December 31, 2004. Such deferred tax assets related to derivatives totaled $185.7 million at December 31, 2005 and $487.2 million at December 31, 2004.

The following table summarizes certain facts surrounding the contracted securities as of December 31, 2005.

		Collar (1)
		Downside	Upside	Loan
		Limit	Potential	Amount
Security	Shares	(Floor)	(Ceiling)	(000s)
VeriSign	2,361,333	$8.82	$11.46	$20,819
Vodafone (2)	12,945,915	$15.07–$16.07	$18.76–$21.44	201,038
Deutsche Telekom	131,461,861	$10.74–$12.41	$13.68–$16.37	1,532,257
				1,754,114
Unamortized debt discount				46,832
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

(Dollars in millions)

	Valuation of investments assuming indicated increase
December 31, 2005	Fair Value	+10%	+20%	+30%
Marketable Equity Securities	$2,531.7	$2,784.9	$3,038.0	$3,291.2
Derivative Instruments (1)	$(449.2)	$(661.3)	$(895.9)	$(1,133.9)

	Valuation of investments assuming indicated decrease
December 31, 2005	Fair Value	-10%	-20%	-30%
Marketable Equity Securities	$2,531.7	$2,278.5	$2,025.4	$1,772.2
Derivative Instruments (1)	$(449.2)	$(274.4)	$(63.5)	$108.3

	Valuation of investments assuming indicated increase
December 31, 2004	Fair Value	+10%	+20%	+30%
Marketable Equity Securities	$3,398.8	$3,738.7	$4,078.6	$4,418.4
Derivative Instruments (1)	$(1,210.5)	$(1,544.8)	$(1,873.5)	$(2,206.5)

	Valuation of investments assuming indicated decrease
December 31, 2004	Fair Value	-10%	-20%	-30%
Marketable Equity Securities	$3,398.8	$3,058.9	$2,719.0	$2,379.2
Derivative Instruments (1)	$(1,210.5)	$(908.7)	$(608.8)	$(325.8)

(1)                  Represents the fair value of the derivative instruments assuming the indicated increase or decrease in the underlying securities.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Operations

Year Ended December 31, (Dollars in thousands, except per share amounts)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

Operating Revenues	$3,952,978	$3,702,137	$3,455,230
Operating Expenses
Cost of services and products (exclusive of depreciation, amortization and accretion shown separately below)	1,433,723	1,355,588	1,223,404
Selling, general and administrative expense	1,502,124	1,363,659	1,271,680
Depreciation, amortization and accretion expense	678,858	675,093	600,332
Loss on impairment of intangible assets	—	29,440	49,595
Loss on impairment of long-lived assets	—	87,910	4,914
(Gain) loss on sales of assets	(44,660)	(10,806)	45,908
Total Operating Expenses	3,570,045	3,500,884	3,195,833

Operating Income	382,933	201,253	259,397
Investment and Other Income (Expense)
Equity in earnings of unconsolidated entities	68,039	65,303	51,516
Interest and dividend income	156,482	28,851	20,017
Fair value adjustment of derivative instruments	733,728	(518,959)	(297,073)
Gain (loss) on investments	(6,254)	38,209	(10,200)
Interest expense	(216,021)	(198,706)	(171,391)
Minority interest in income of subsidiary trust	—	—	(16,678)
Other income (expense), net	(9,537)	(8,835)	(10,338)
Total Investment and Other Income (Expense)	726,437	(594,137)	(434,147)

Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest	1,109,370	(392,884)	(174,750)
Income tax expense (benefit)	423,185	(158,104)	(63,415)
Income (Loss) From Continuing Operations Before Minority Interest	686,185	(234,780)	(111,335)
Minority share of income	(37,207)	(24,517)	(12,824)
Income (Loss) From Continuing Operations	648,978	(259,297)	(124,159)
Discontinued operations, net of tax	997	6,362	(1,609)
Income (Loss) Before Cumulative Effect of Accounting Change	649,975	(252,935)	(125,768)
Cumulative effect of accounting change, net of tax and minority interest	—	—	(11,789)
Net Income (Loss)	649,975	(252,935)	(137,557)
Preferred dividend requirement	(202)	(203)	(417)
Net Income (Loss) Available to Common	649,773	(253,138)	(137,974)

Basic Weighted Average Shares Outstanding (000s)	115,296	114,592	115,442
Basic Earnings (Loss) per Share
Income (Loss) from Continuing Operations	5.63	(2.26)	(1.09)
Discontinued Operations	0.01	0.05	(0.01)
Cumulative Effect of Accounting Change	—	—	(0.10)
Net Income (Loss) Available to Common	5.64	(2.21)	(1.20)

Diluted Weighted Average Shares Outstanding (000s)	116,081	114,592	115,442
Diluted Earnings (Loss) per Share
Income (Loss) from Continuing Operations	5.58	(2.26)	(1.09)
Discontinued Operations	0.01	0.05	(0.01)
Cumulative Effect of Accounting Change	—	—	(0.10)
Net Income (Loss) Available to Common	5.59	(2.21)	(1.20)

Dividends per Share	$0.35	$0.33	$0.31

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)
Cash Flows from Operating Activities
Net income (loss)	$649,975	$(252,935)	$(137,557)
Add (deduct) adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, amortization and accretion	678,858	675,093	600,332
Bad debts expense	46,427	56,372	62,353
Deferred income taxes, net	264,948	(172,649)	(112,598)
Equity in earnings of unconsolidated entities	(68,039)	(65,303)	(51,516)
Distributions from unconsolidated entities	52,624	49,088	45,534
Minority share of income	37,207	24,517	12,824
Loss on impairment of intangible assets	—	29,440	49,595
Loss on impairment of long-lived assets	—	87,910	4,914
Fair value adjustment of derivative instruments	(733,728)	518,959	297,073
(Gain) loss on sales of assets	(44,660)	(10,806)	45,908
(Gain) loss on investments	6,254	(38,209)	10,200
Discontinued operations	(997)	(6,362)	1,609
Cumulative effect of accounting change	—	—	11,789
Noncash interest expense	20,365	24,764	26,760
Other noncash expense	17,573	19,036	30,079
Accreted interest on repayment of U.S. Cellular long-term debt	—	(68,056)	—
Changes in assets and liabilities from operations
Change in accounts receivable	(94,346)	(91,486)	1,227
Change in materials and supplies	(15,460)	(6,006)	(16,548)
Change in accounts payable	34,935	(19,921)	(1,571)
Change in customer deposits and deferred revenues	7,863	13,768	16,016
Change in accrued taxes	(3,692)	30,822	59,958
Change in other assets and liabilities	12,105	(20,740)	14,575
	868,212	777,296	970,956
Cash Flows from Investing Activities
Additions to property, plant and equipment	(710,507)	(786,623)	(776,037)
Cash paid for acquisitions	(298,127)	(49,786)	(2,349)
Cash received from divestitures	107,257	247,565	31,177
Other investing activities	(1,040)	(5,590)	3,166
	(902,417)	(594,434)	(744,043)
Cash Flows from Financing Activities
Issuance of notes payable	510,000	420,000	279,278
Issuance of long-term debt	113,139	422,642	434,294
Repayment of notes payable	(405,000)	(390,000)	(739,278)
Repayment of Company-Obligated Mandatorily Redeemable Preferred Securities	—	—	(300,000)
Repayment of long-term debt	(242,168)	(376,397)	(60,370)
Redemption of medium-term notes	(17,200)	—	(70,500)
Stock options exercised	43,572	31,938	10,723
Repurchase of TDS Common Shares	—	(20,440)	(86,779)
Repurchase of U.S. Cellular Common Shares	—	(3,908)	—
Dividends paid	(40,576)	(38,047)	(36,193)
Other financing activities	(2,876)	1,877	(19,109)
	(41,109)	47,665	(587,934)

Net Increase (Decrease) in Cash and Cash Equivalents	(75,314)	230,527	(361,021)
Cash and Cash Equivalents
Beginning of year	1,171,105	940,578	1,301,599
End of year	$1,095,791	$1,171,105	$940,578

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Balance Sheets – Assets

December 31, (Dollars in thousands)	2005	2004
	(As Restated)	(As Restated)

Current Assets
Cash and cash equivalents	$1,095,791	$1,171,105
Accounts receivable
Due from customers, less allowance of $15,200 and $14,317, respectively	332,278	301,697
Other, principally connecting companies, less allowance of $5,620 and $3,170, respectively	157,182	133,440
Materials and supplies	103,211	91,556
Prepaid expenses	41,746	45,546
Deferred income tax asset	13,438	43,867
Other current assets	34,774	27,606
	1,778,420	1,814,817
Investments
Marketable equity securities	2,531,690	3,398,804
Licenses	1,365,063	1,228,801
Goodwill	882,168	855,763
Customer lists, net of accumulated amortization of $44,616 and $34,630, respectively	47,649	24,915
Investments in unconsolidated entities	217,180	205,893
Notes receivable, less valuation allowance of $55,144 and $55,144, respectively	8,084	4,885
Other investments	4,190	18,154
	5,056,024	5,737,215

Property, Plant and Equipment, net
In service and under construction	7,131,977	6,540,605
Less accumulated depreciation	3,602,217	3,114,702
	3,529,760	3,425,903

Other Assets and Deferred Charges	55,830	56,981
	$10,420,034	$11,034,916

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Balance Sheets –Liabilities and Stockholders’ Equity

December 31, (Dollars in thousands)	2005	2004
	(As Restated)	(As Restated)
Current Liabilities
Current portion of long-term debt	$237,948	$38,787
Notes payable	135,000	30,000
Accounts payable	359,934	330,163
Customer deposits and deferred revenues	126,454	119,953
Accrued interest	28,946	27,936
Accrued taxes	46,061	63,184
Accrued compensation	67,443	71,707
Other current liabilities	63,539	51,164
	1,065,325	732,894

Deferred Liabilities and Credits
Net deferred income tax liability	1,337,716	1,443,615
Derivative liability	449,192	1,210,500
Asset retirement obligation	190,382	165,893
Other deferred liabilities and credits	107,924	84,078
	2,085,214	2,904,086

Long-Term Debt
Long-term debt, excluding current portion	1,633,519	1,974,599
Forward contracts	1,707,282	1,689,644
	3,340,801	3,664,243

Commitments and Contingencies (Note 22)

Minority Interest in Subsidiaries	546,833	495,218

Preferred Shares	3,863	3,864

Common Stockholders’ Equity (Note 19)
Common Shares, par value $.01 per share; authorized 100,000,000 shares; issued 56,481,000 and 56,377,000 shares, respectively	565	564
Special Common Shares, par value $.01 per share; authorized 165,000,000 shares; issued 62,868,000 and 0 shares, respectively	629	—
Series A Common Shares, par value $.01 per share; authorized 25,000,000 shares; issued and outstanding 6,440,000 and 6,421,000 shares, respectively	64	64
Capital in excess of par value	1,828,634	1,824,755
Treasury Shares at cost:
Common Shares, 5,105,000 and 5,362,000 shares, respectively	(208,156)	(449,173)
Special Common Shares 5,128,000 and 0 shares, respectively	(210,600)	—
Accumulated other comprehensive income	363,641	863,950
Retained earnings	1,603,221	994,451
	3,377,998	3,234,611
	$10,420,034	$11,034,916

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Common Stockholders’ Equity

					Treasury Shares			Accumulated
		Special	Series A	Capital in		Special		Other
	Common	Common	Common	Excess of	Common	Common	Comprehensive	Comprehensive	Retained
(Dollars in thousands)	Shares	Shares	Shares	Par Value	Shares	Shares	Income (Loss)	Income (Loss)	Earnings

Balance, December 31, 2002 (As Restated)	$559	$—	$66	$1,835,020	$(404,169)	$—		$198,543	1,459,184

Comprehensive Income:
Net income (loss)	—	—	—	—	—	—	$(137,557)	—	(137,557)
Net unrealized gains on securities	—	—	—	—	—	—	483,308	483,308	—
Net unrealized losses on derivative instruments	—	—	—	—	—	—	(207,037)	(207,037)	—
Comprehensive income							$138,714
Dividends:
Common and Series A Common Shares	—	—	—	—	—	—		—	(35,792)
Preferred Shares	—	—	—	—	—	—		—	(401)
Repurchase of Common Shares	—	—	—	—	(92,365)	—		—	—
Dividend reinvestment, incentive and compensation plans	1	—	—	5,029	2,820	—		—	—
Conversion of Series A and Preferred Shares	3	—	(2)	2,939	—	—		—	—
Adjust investment in U.S. Cellular for Common Share issuances and repurchases	—	—	—	2,515	—	—		—	—
Other	—	—	—	179	—	—		—	—
Balance, December 31, 2003 (As Restated)	563	—	64	1,845,682	(493,714)	—		474,814	1,285,434

Comprehensive Income:
Net income (loss)	—	—	—	—	—	—	(252,935)	—	(252,935)
Net unrealized gains on securities	—	—	—	—	—	—	351,692	351,692	—
Net unrealized gains on derivative instruments	—	—	—	—	—	—	37,444	37,444	—
Comprehensive income							136,201
Dividends:
Common and Series A Common Shares	—	—	—	—	—	—		—	(37,845)
Preferred Shares	—	—	—	—	—	—		—	(203)
Repurchase of Common Shares	—	—	—	—	(14,854)	—		—	—
Dividend reinvestment, incentive and compensation plans	1	—	—	(27,459)	59,395	—		—	—
Adjust investment in U.S. Cellular for Common Share issuances and repurchases	—	—	—	4,604	—	—		—	—
Other	—	—	—	1,928	—	—		—	—
Balance, December 31, 2004 (As Restated)	564	—	64	1,824,755	(449,173)	—		863,950	994,451

Comprehensive Income:
Net income	—	—	—	—	—	—	649,975		649,975
Net unrealized losses on securities	—	—	—	—	—	—	(499,437)	(499,437)	—
Net unrealized losses on derivative instruments	—	—	—	—	—	—	(872)	(872)	—
Comprehensive income							$149,666
Dividends:
Common, Special Common and Series A Common Shares	—	—	—	—	—	—		—	(40,374)
Preferred Shares	—	—	—	—	—	—		—	(202)
Distribution of Special Common Shares (1)	—	629	—	—	217,231	(217,231)		—	(629)
Dividend reinvestment, incentive and compensation plans	1	—	—	(10,085)	23,786	6,631		—	—
Adjust investment in subsidiaries for Common Share issuances and repurchases	—	—	—	11,778	—	—		—	—
Other	—	—	—	2,186	—	—		—	—
Balance, December 31, 2005 (As Restated)	$565	$629	$64	$1,828,634	$(208,156)	$(210,600)		$363,641	$1,603,221

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

See Note —Business Segment Information for summary financial information on each business segment.

Restatement

TDS and its audit committee concluded on November 6, 2006, that TDS would amend its Annual Report on Form 10-K for the year ended December 31, 2005 to restate its financial statements and financial information for each of the three years in the period ended December 31, 2005, including quarterly information for 2005 and 2004, and certain selected financial data for 2002. TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 to restate the financial statements and financial information included therewith.

The restatement adjustments are described below.

•                  Forward contracts and related derivative instruments - In reviewing the accounting and disclosure of its prepaid forward contracts, TDS concluded that its continued designation of the embedded collars within the forward contracts as cash flow hedges of marketable equity securities was not appropriate. TDS did not contemporaneously de-designate, re-designate, and assess hedge effectiveness when the embedded collars were contractually modified for differences between the actual and expected dividend rates on the underlying securities in 2004, 2003 and 2002. As a result, the embedded collars no longer qualified for cash flow hedge accounting treatment upon the modification of the terms of the collars for changes in dividend rates and, from that point forward, must be accounted for as derivative instruments that do not qualify for cash flow hedge accounting treatment. Accordingly, all changes in the fair value of the embedded collars from the time of the contractual modification of each collar must be recognized in the statement of operations. The restatement adjustments represent reclassifications of unrealized gains or losses related to changes in the fair value of the embedded collars from other comprehensive income or loss, included in common stockholders’ equity, to the statement of operations.

•                  Expense reclassifications — Certain prior period amounts, primarily labor, maintenance, rent and utilities expenses at the competitive local exchange carriers (“CLEC”), previously reported in selling, general and administrative expense have been corrected to properly reflect the classification of the expenses in cost of service and products in the current period. Certain expenses, primarily universal service costs, at both the incumbent local exchange carriers (“ILEC”) and the CLEC previously reported in cost of service and products have been adjusted to properly reflect the classification of the expenses in selling, general and administrative expense. For the ILEC, cost of services and products decreased by $6.7 million, $4.3 million and $3.5 million with a corresponding increase in selling, general and administrative expenses in the three years ended December 31, 2005, 2004 and 2003, respectively. For the CLEC, cost of services and products increased by $18.4 million, $24.5 million and $25.7 million with a corresponding decrease in selling, general and administrative expenses in the three years ended December 31, 2005, 2004 and 2003, respectively. On a TDS consolidated basis, cost of services and products increased by $11.7 million, $20.2 million and $22.2 million with a corresponding decrease in selling, general and administrative expenses in the three years ended December 31, 2005, 2004 and 2003, respectively. The adjustments did not affect previously reported revenues, operating income or net income.

•                  Establishment of an Asset Retirement Obligation (“ARO”) - Upon initial implementation of Statement of Financial Accounting Standards No. 143 — “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) in 2003, TDS Telecom’s ILEC operations concluded that it was not necessary to record an ARO asset and corresponding regulatory liability of equal amount. TDS Telecom’s ILECs have their rates regulated by the respective state public utility commissions and the Federal Communications Commission (“FCC”), and therefore, reflect the effects of the rate-making actions of these regulatory bodies in their financial statements. In 2002, the FCC notified carriers by Order that it would not be adopting SFAS No. 143 since the FCC concluded that SFAS No. 143 conflicted with the FCC’s current accounting rules that require ILECs to accrue for asset retirement obligations through prescribed depreciation rates. Upon adoption of SFAS No. 143, and pursuant to the FCC’s order and the provisions of SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation,” (“SFAS No.71”) the ILECs reclassified their existing remediation liabilities, previously recorded in accumulated depreciation, to an ARO liability and a separate regulatory liability. Upon further review, TDS has concluded that upon adoption of SFAS No. 143, and in accordance with SFAS No. 71, it should have recognized an ARO asset and a corresponding ARO liability, rather than establish the ARO liability through a reclassification of its existing remediation liabilities. The impact of establishing the ARO asset increased Property, Plant and Equipment and the corresponding ARO liability by $27.3 million, $28.3 million and $28.9 million as of December 31, 2005, 2004 and 2003, respectively. The adjustment did not affect previously reported revenues, operating income or net income (loss).

•                  Contracts with maintenance and support services — U.S. Cellular entered into certain equipment and software contracts that included maintenance and support services. In one case, U.S. Cellular did not properly allocate expenditures between equipment purchases and maintenance and support services. In other cases, U.S. Cellular did not properly record fees for maintenance and support services over the specified term of the agreement. The restatement adjustments properly record property, plant and equipment, related depreciation expense and fees for maintenance and support services in the correct periods.

•                  Classification of Asset Retirement Obligation on the Statement of Cash Flows — The additions to property, plant and equipment and other deferred liabilities representing additional asset retirement obligations (“ARO”) should be treated as non-cash items in the statement of cash flows. From 2004 through the second quarter of 2006, U.S. Cellular included additional ARO liabilities as a change in other assets and liabilities in cash flows from operating activities and the increase in the ARO asset balance as a capital expenditure in cash flows from investing activities resulting in an overstatement of cash flows from operating activities and an overstatement of cash flows required by investing activities. In the restatement, adjustments were recorded in the statement of cash flows to offset the change in ARO liabilities against the ARO asset. The reduction in the change in other assets and liabilities in cash flows from operating activities and the reduction in additions to property, plant and equipment in cash flows from investing activities totaled $7.9 million and $5.4 million in 2005 and 2004, respectively.

•      Income taxes – In the restatement, TDS adjusted its income tax expense, income taxes payable, goodwill, deferred income tax assets and liabilities and related disclosures for the years ended December 31, 2005, 2004, 2003 and 2002 for items identified based on its annual analysis reconciling its 2005 income tax expense and income tax balance sheet accounts as determined in its comparison of the 2005 year-end income tax provision to the 2005 federal and state income tax returns. These adjustments included corrections for certain accounts that had not previously been included in the financial reporting basis used in determining the cumulative temporary differences in computing deferred income tax assets and liabilities, as well as adjustments to certain cumulative temporary differences that had historically been incorrectly associated with operating license assets which, in this restatement, have been correctly classified as investments in partnership assets.  Accordingly, the company has adjusted the deferred tax liabilities related to these assets.  Goodwill was adjusted by $10.2 million to record the income tax effect of the difference between the financial reporting basis and the income tax basis of certain acquisitions made prior to 2004.

TDS determined that the state deferred tax liabilities attributable to marketable equity securities, as presented in prior periods, should have been lower to reflect carryover of a higher stock basis than the federal basis for certain states that have not adopted the federal consolidated return regulations.  TDS also identified a valuation allowance related to state net operating loss carry forwards for which deferred tax liabilities related to marketable equity securities provide positive evidence supporting reductions to previously established valuation allowances.

•      Property, plant and equipment – U.S. Cellular did not properly record certain transfers and disposals of equipment removed from service.  Also, U.S. Cellular did not properly record depreciation expense for certain leasehold improvements and other equipment due to the use of incorrect asset lives.  The restatement adjustments properly record equipment disposals and depreciation expense in the correct amounts and periods.

•      Other items – In addition to the adjustments described above, TDS recorded a number of other adjustments to correct and record revenues, expenses and equity in earnings of unconsolidated entities in the periods in which such revenues, expenses and equity in earnings of unconsolidated entities were earned or incurred. Adjustments were also made to correct certain balance sheet amounts, including $2.1 million corrections to purchase price accounting for certain acquisitions prior to 2003.  These individual adjustments were not material.

The table below summarizes the impact on income (loss) from continuing operations before income taxes and minority interest as a result of the restatement.

				Prior to
	2005	2004	2003	2003
	(Increase (decrease) dollars in thousands)
Income from Continuing Operations Before Income Taxes and Minority Interest, as previously reported	$396,139	$148,613	$121,760
Forward contracts and related derivative instruments	733,090	(521,202)	(293,531)	$(13,187)
Contracts with maintenance and support services	(428)	(13,165)	—	—
Property, plant and equipment	(1,675)	(4,649)	(1,996)	(781)
Other items	(17,756)	(2,481)	(983)	1,651
Total adjustment	713,231	(541,497)	(296,510)	$(12,317)
Income (Loss) from Continuing Operations Before Income Taxes and Minority Interest, as restated	$1,109,370	$(392,884)	$(174,750)

The table below summarizes the impact on net income (loss) and diluted earnings (loss) per share as a result of the restatement.

	2005		2004		2003		Prior to 2003
	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)
	(Increase (decrease) dollars in thousands, except per share amounts)
As previously reported	$222,544	$1.91	$66,852	$0.57	$32,121	$0.27
Forward contracts and related derivative instruments	438,166	3.77	(313,143)	(2.73)	(173,147)	(1.50)	$(6,851)
Contracts with maintenance and support services	(164)	—	(6,294)	(0.05)	—	—	—
Income taxes	(1,036)	(0.01)	2,918	0.03	4,956	0.04	38,641
Property, plant and equipment	(862)	(0.01)	(2,214)	(0.02)	(930)	(0.01)	(367)
Other items	(8,673)	(0.07)	(1,054)	(0.01)	(557)	—	1,151
Total adjustment	427,431	3.68	(319,787)	(2.78)	(169,678)	(1.47)	$32,574
As restated	$649,975	$5.59	$(252,935)	$(2.21)	$(137,557)	$(1.20)

	2005		2004		2003
Year Ended December 31, (Dollars in thousands, except per share amounts)	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Operating Revenues	$3,960,069	$3,952,978	$3,703,920	$3,702,137	$3,455,174	$3,455,230
Operating Expenses
Cost of services and products (exclusive of depreciation, amortization and accretion shown separately below)	1,420,315	1,433,723	1,323,928	1,355,588	1,200,978	1,223,404
Selling, general and administrative expense	1,508,964	1,502,124	1,380,718	1,363,659	1,293,853	1,271,680
Depreciation, amortization and accretion expense	677,443	678,858	670,731	675,093	598,336	600,332
Loss on impairment of intangible assets	—	—	29,440	29,440	49,595	49,595
Loss on impairment of long-lived assets	—	—	87,910	87,910	4,914	4,914
(Gain) loss on sales of assets	(44,660)	(44,660)	(10,806)	(10,806)	45,908	45,908
Total Operating Expenses	3,562,062	3,570,045	3,481,921	3,500,884	3,193,584	3,195,833

Operating Income	398,007	382,933	221,999	201,253	261,590	259,397
Investment and Other Income (Expense)
Equity in earnings of unconsolidated entities	69,753	68,039	64,900	65,303	52,179	51,516
Interest and dividend income	158,199	156,482	28,803	28,851	20,140	20,017
Fair value adjustment of derivative instruments	638	733,728	2,243	(518,959)	(3,542)	(297,073)
Gain (loss) on investments	(4,900)	(6,254)	38,209	38,209	(10,200)	(10,200)
Interest expense	(216,021)	(216,021)	(198,706)	(198,706)	(171,391)	(171,391)
Minority interest in income of subsidiary trust	—	—	—	—	(16,678)	(16,678)
Other income (expense), net	(9,537)	(9,537)	(8,835)	(8,835)	(10,338)	(10,338)
Total Investment and Other Income (Expense)	(1,868)	726,437	(73,386)	(594,137)	(139,830)	(434,147)

Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest	396,139	1,109,370	148,613	(392,884)	121,760	(174,750)
Income tax expense (benefit)	140,572	423,185	59,251	(158,104)	58,262	(63,415)
Income (Loss) From Continuing Operations Before Minority Interest	255,567	686,185	89,362	(234,780)	63,498	(111,335)
Minority share of income	(34,020)	(37,207)	(28,872)	(24,517)	(17,979)	(12,824)
Income (Loss) From Continuing Operations	221,547	648,978	60,490	(259,297)	45,519	(124,159)
Discontinued operations, net of tax	997	997	6,362	6,362	(1,609)	(1,609)
Income (Loss) Before Cumulative Effect of Accounting Change	222,544	649,975	66,852	(252,935)	43,910	(125,768)
Cumulative effect of accounting change, net of tax and minority interest	—	—	—	—	(11,789)	(11,789)
Net Income (Loss)	222,544	649,975	66,852	(252,935)	32,121	(137,557)
Preferred dividend requirement	(202)	(202)	(203)	(203)	(417)	(417)
Net Income (Loss) Available to Common	222,342	649,773	66,649	(253,138)	31,704	(137,974)

Basic Weighted Average Shares Outstanding (000s)	115,296	115,296	114,592	114,592	115,442	115,442
Basic Earnings (Loss) per Share
Income (Loss) from Continuing Operations	1.92	5.63	0.53	(2.26)	0.38	(1.09)
Discontinued Operations	0.01	0.01	0.05	0.05	(0.01)	(0.01)
Cumulative Effect of Accounting Change	—	—	—	—	(0.10)	(0.10)
Net Income (Loss) Available to Common	1.93	5.64	0.58	(2.21)	0.27	(1.20)

Diluted Weighted Average Shares Outstanding (000s)	116,081	116,081	115,134	114,592	115,750	115,442
Diluted Earnings (Loss) per Share
Income (Loss) from Continuing Operations	1.90	5.58	0.52	(2.26)	0.38	(1.09)
Discontinued Operations	0.01	0.01	0.05	0.05	(0.01)	(0.01)
Cumulative Effect of Accounting Change	—	—	—	—	(0.10)	(0.10)
Net Income (Loss) Available to Common	1.91	5.59	0.57	(2.21)	0.27	(1.20)

Dividends per Share	$0.35	$0.35	$0.33	$0.33	$0.31	$0.31

	2005		2004		2003
Year Ended December 31, (Dollars in thousands)	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Cash Flows from Operating Activities
Net income (loss)	$222,544	$649,975	$66,852	$(252,935)	$32,121	$(137,557)
Add (deduct) adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, amortization and accretion	677,443	678,858	670,731	675,093	598,336	600,332
Bad debts expense	46,427	46,427	56,372	56,372	62,353	62,353
Deferred income taxes, net	(24,313)	264,948	44,706	(172,649)	9,078	(112,598)
Equity in earnings of unconsolidated entities	(69,753)	(68,039)	(64,900)	(65,303)	(52,179)	(51,516)
Distributions from unconsolidated entities	53,036	52,624	49,234	49,088	45,427	45,534
Minority share of income	34,020	37,207	28,872	24,517	17,979	12,824
Loss on impairment of intangible assets	—	—	29,440	29,440	49,595	49,595
Loss on impairment of long-lived assets	—	—	87,910	87,910	4,914	4,914
Fair value adjustment of derivative instruments	(638)	(733,728)	(2,243)	518,959	3,542	297,073
(Gain) loss on sales of assets	(44,660)	(44,660)	(10,806)	(10,806)	45,908	45,908
(Gain) loss on investments	4,900	6,254	(38,209)	(38,209)	10,200	10,200
Discontinued operations	(997)	(997)	(6,362)	(6,362)	1,609	1,609
Cumulative effect of accounting change	—	—	—	—	11,789	11,789
Noncash interest expense	20,365	20,365	24,764	24,764	26,760	26,760
Other noncash expense	17,573	17,573	19,036	19,036	30,079	30,079
Accreted interest on repayment of U.S. Cellular long-term debt	—	—	(68,056)	(68,056)	—	—
Changes in assets and liabilities from operations
Change in accounts receivable	(97,296)	(94,346)	(92,110)	(91,486)	(634)	1,227
Change in materials and supplies	(15,460)	(15,460)	(6,006)	(6,006)	(16,548)	(16,548)
Change in accounts payable	34,940	34,935	(19,927)	(19,921)	(1,571)	(1,571)
Change in customer deposits and deferred revenues	3,394	7,863	11,362	13,768	17,665	16,016
Change in accrued taxes	2,955	(3,692)	30,822	30,822	59,958	59,958
Change in other assets and liabilities	15,743	12,105	(14,040)	(20,740)	14,575	14,575
	880,223	868,212	797,442	777,296	970,956	970,956
Cash Flows from Investing Activities
Additions to property, plant and equipment	(720,557)	(710,507)	(806,769)	(786,623)	(776,037)	(776,037)
Cash received from divestitures	(298,127)	(298,127)	(49,786)	(49,786)	(2,349)	(2,349)
Cash paid for acquisitions	107,257	107,257	247,565	247,565	31,177	31,177
Other investing activities	(3,001)	(1,040)	(5,590)	(5,590)	3,166	3,166
	(914,428)	(902,417)	(614,580)	(594,434)	(744,043)	(744,043)
Cash Flows from Financing Activities
Issuance of notes payable	510,000	510,000	420,000	420,000	279,278	279,278
Issuance of long-term debt	113,139	113,139	422,642	422,642	434,294	434,294
Repayment of notes payable	(405,000)	(405,000)	(390,000)	(390,000)	(739,278)	(739,278)
Repayment of Company-Obligated Mandatorily Redeemable Preferred Securities	—	—	—	—	(300,000)	(300,000)
Repayment of long-term debt	(242,168)	(242,168)	(376,397)	(376,397)	(60,370)	(60,370)
Redemption of medium-term notes	(17,200)	(17,200)	—	—	(70,500)	(70,500)
Stock options exercised	43,572	43,572	31,938	31,938	10,723	10,723
Repurchase of TDS Common Shares	—	—	(20,440)	(20,440)	(86,779)	(86,779)
Repurchase of U.S. Cellular Common Shares	—	—	(3,908)	(3,908)	—	—
Dividends paid	(40,576)	(40,576)	(38,047)	(38,047)	(36,193)	(36,193)
Other financing activities	(2,876)	(2,876)	1,877	1,877	(19,109)	(19,109)
	(41,109)	(41,109)	47,665	47,665	(587,934)	(587,934)

Net Increase (Decrease) in Cash and Cash Equivalents	(75,314)	(75,314)	230,527	230,527	(361,021)	(361,021)
Cash and Cash Equivalents
Beginning of year	1,171,105	1,171,105	940,578	940,578	1,301,599	1,301,599
End of year	$1,095,791	$1,095,791	$1,171,105	$1,171,105	$940,578	$940,578

	2005		2004
December 31, (Dollars in thousands)	As Previously Reported	As Restated	As Previously Reported	As Restated

Current Assets
Cash and cash equivalents	$1,095,791	$1,095,791	$1,171,105	$1,171,105
Accounts receivable
Due from customers, less allowance	336,005	332,278	304,851	301,697
Other, principally connecting companies, less allowance	160,577	157,182	134,458	133,440
Materials and supplies	103,211	103,211	91,556	91,556
Prepaid expenses	40,704	41,746	44,271	45,546
Deferred income tax asset	13,438	13,438	43,867	43,867
Other current assets	29,243	34,774	27,606	27,606
	1,778,969	1,778,420	1,817,714	1,814,817
Investments
Marketable equity securities	2,531,690	2,531,690	3,398,804	3,398,804
Licenses	1,365,063	1,365,063	1,228,801	1,228,801
Goodwill	869,792	882,168	843,387	855,763
Customer lists, net of accumulated amortization	49,318	47,649	24,915	24,915
Investments in unconsolidated entities	215,424	217,180	199,518	205,893
Notes receivable, less valuation allowance	8,084	8,084	4,885	4,885
Other investments	4,190	4,190	18,154	18,154
	5,043,561	5,056,024	5,718,464	5,737,215
Property, Plant and Equipment, net
In service and under construction	7,140,447	7,131,977	6,540,149	6,540,605
Less accumulated depreciation	3,614,242	3,602,217	3,120,705	3,114,702
	3,526,205	3,529,760	3,419,444	3,425,903

Other Assets and Deferred Charges	55,830	55,830	56,981	56,981
	$10,404,565	$10,420,034	$11,012,603	$11,034,916

	2005		2004
December 31, (Dollars in thousands)	As Previously Reported	As Restated	As Previously Reported	As Restated

Current Liabilities
Current portion of long-term debt	$237,948	$237,948	$38,787	$38,787
Notes payable	135,000	135,000	30,000	30,000
Accounts payable	357,273	359,934	327,497	330,163
Customer deposits and deferred revenues	121,228	126,454	119,196	119,953
Accrued interest	28,946	28,946	27,936	27,936
Accrued taxes	47,180	46,061	63,184	63,184
Accrued compensation	67,443	67,443	71,707	71,707
Other current liabilities	61,086	63,539	51,164	51,164
	1,056,104	1,065,325	729,471	732,894

Deferred Liabilities and Credits
Net deferred income tax liability	1,383,031	1,337,716	1,488,655	1,443,615
Derivative liability	449,192	449,192	1,210,500	1,210,500
Asset retirement obligation	163,093	190,382	137,575	165,893
Other deferred liabilities and credits	104,984	107,924	82,631	84,078
	2,100,300	2,085,214	2,919,361	2,904,086

Long-Term Debt
Long-term debt, excluding current portion	1,633,519	1,633,519	1,974,599	1,974,599
Forward contracts	1,707,282	1,707,282	1,689,644	1,689,644
	3,340,801	3,340,801	3,664,243	3,664,243

Commitment and Contingencies

Minority Interest in Subsidiaries	552,884	546,833	499,468	495,218

Preferred Shares	3,863	3,863	3,864	3,864

Common Stockholders’ Equity
Common Shares, par value $.01 per share	565	565	564	564
Special Common Shares, par value $.01 per share	629	629	—	—
Series A Common Shares, par value $.01 per share	64	64	64	64
Capital in excess of par value	1,826,420	1,828,634	1,822,541	1,824,755
Treasury Shares at cost:
Common Shares	(208,156)	(208,156)	(449,173)	(449,173)
Special Common Shares	(210,600)	(210,600)	—	—
Accumulated other comprehensive income	309,009	363,641	370,857	863,950
Retained earnings	1,632,682	1,603,221	1,451,343	994,451
	3,350,613	3,377,998	3,196,196	3,234,611
	$10,404,565	$10,420,034	$11,012,603	$11,034,916

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

The changes in the allowance for doubtful accounts during the years ended December 31, 2005, 2004 and 2003 were as follows:

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
Beginning Balance	$17,487	$24,055	$40,313
Additions, net of recoveries	46,427	56,372	62,353
Deductions	(43,094)	(62,940)	(78,611)
Ending Balance	$20,820	$17,487	$24,055

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

TDS utilizes derivative financial instruments to reduce market risks due to fluctuations in market prices of marketable equity securities. At December 31, 2005 and 2004, TDS had variable prepaid forward contracts (“forward contracts”) maturing in 2007 and 2008 in place with respect to substantially all TDS’s marketable equity security portfolio, hedging the market price risk with respect to the contracted securities. The downside market risk is hedged at or above the accounting cost basis of the securities.

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

TDS originally designated the embedded collars within its forward contracts as cash flow hedges of the Deutsche Telekom and Vodafone marketable equity securities.  Accordingly, all changes in the fair value of the embedded collars were recorded in other comprehensive income, net of income taxes. Subsequently, upon contractual modifications to the terms of the collars, the embedded collars no longer qualified for hedge accounting treatment and all changes in fair value of the collars are included in the Consolidated Statement of Operations.

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

The change in U.S. Cellular’s asset retirement obligation during 2005 and 2004 was as follows:

Year Ended December 31, (Dollars in thousands)	2005	2004
Beginning balance	$72,575	$64,540
Additional liabilities accrued	7,920	5,426
Acquisition of assets	5,461	—
Disposition of assets	(2,032)	(2,065)
Accretion expense	6,300	4,674
Ending balance	$90,224	$72,575

TDS Telecom’s incumbent local exchange carriers (“ILECs”) have recorded an asset retirement obligation in accordance with the requirements of SFAS No. 143 and an additional regulatory liability for the costs of removal that state public utility commissions have required to be recorded for regulatory accounting purposes in accordance with SFAS No. 71.  TDS Telecom’s ILECs’ rates are regulated by the respective state public utility commissions and the FCC and therefore, reflect the effects of the rate-making actions of these regulatory bodies in the financial statements of the TDS ILECs.  In 2002, the FCC notified carriers by Order that it would not be adopting SFAS No. 143 since the FCC concluded that SFAS No. 143 conflicted with the FCC’s current accounting rules that require ILECs to accrue for asset retirement obligations through prescribed depreciation rates.  Pursuant to the FCC’s order, the ILECs have recorded a regulatory liability for the amounts of costs of removal that these regulatory bodies have required to be recorded for regulatory accounting purposes, and pursuant to SFAS No. 143, have recorded an asset retirement obligation asset and liability.

At the time a liability subject to SFAS No. 143 is incurred, TDS Telecom records a liability equal to the net present value of the estimated cost of the asset retirement obligation and establishes a related long-lived asset of equal amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  Both the accretion and depreciation are offset by a decrease in the regulatory liability account.  Upon settlement of the obligations, any differences between the cost to retire an asset and the recorded liability (including accretion of discount) is  recorded as an adjustment to the regulatory liability account and no gain or loss is recognized in the Consolidated Statement of Operations.

The change in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation and regulatory obligation during 2005 and 2004 was as follows:

Year Ended December 31, (Dollars in thousands)	2005	2004
	(As Restated)	(As Restated)
Beginning balance	$93,318	$88,945
Additional liabilities incurred	4,879	5,311
Costs of removal	(688)	(938)
Ending balance	$97,509	$93,318

The regulatory liability included in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation at December 31, 2005 and 2004 was $61.0 million and $59.4 million, respectively. The asset retirement obligation calculated in accordance with the provisions of SFAS No. 143 and FIN 47 at December 31, 2005 and 2004 was $36.5 million and $33.9 million, respectively.

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

Year Ended December 31, (Dollars in thousands)	2005
Beginning balance	$—
Additional liabilities incurred	2,649
Costs of removal	—
Ending balance	$2,649

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

Year Ended December 31, (Dollars in thousands, except per share amounts)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)
Net Income (Loss)
Available to Common
As reported	$649,773	$(253,138)	$(137,974)
Pro forma expense	(20,716)	(23,654)	(13,718)
Pro forma	629,057	(276,792)	(151,692)
Basic Earnings (Loss) per Share from
Net income (loss) available to common
As reported	5.64	(2.21)	(1.20)
Pro forma expense	(0.18)	(0.21)	(0.12)
Pro forma	5.46	(2.42)	(1.32)
Diluted Earnings (Loss) per Share from
Net income (loss) available to common
As reported	5.59	(2.21)	(1.20)
Pro forma expense	(0.17)	(0.21)	(0.12)
Pro Forma	$5.42	$(2.42)	$(1.32)

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

2 INCOME TAXES

Income tax expense (benefit) charged to Income from Continuing Operations Before Minority Interest, Discontinued operations and Cumulative effect of accounting changes is summarized as follows:

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)
Current
Federal	$129,492	$(227)	$10,530
State	12,890	14,772	20,563
Foreign	15,855	—	—
Deferred
Federal	228,722	(137,589)	(75,283)
State	36,226	(35,060)	(19,225)
Total income tax expense (benefit) from continuing operations	$423,185	$(158,104)	$(63,415)

A reconciliation of TDS’s income tax expense from continuing operations computed at the statutory rate to the reported income tax expense from continuing operations, and the statutory federal income tax expense rate to TDS’s effective income tax expense  rate from continuing operations, is as follows:

	2005		2004		2003
Year Ended December 31,	(As Restated)		(As Restated)		(As Restated)
(Dollars in millions)	Amount	Rate	Amount	Rate	Amount	Rate

Statutory federal income tax expense (benefit)	$388.3	35.0%	$(137.5)	35.0%	$(61.2)	35.0%
State income taxes, net of federal benefit(1)	33.7	3.0	(13.7)	3.5	(3.7)	2.1
Minority share of income not included in consolidated tax return	(2.3)	(0.2)	(0.3)	0.1	(4.0)	2.3
Gains (losses) on Investments, sales of assets and impairments of assets	0.7	0.1	22.7	(5.8)	3.9	(2.2)
Resolution of prior period tax issues	(3.1)	(0.3)	(21.4)	5.4	1.8	(1.0)
Foreign tax	6.0	0.5	—	—	—	—
Net research tax credit	(0.5)	—	(6.3)	1.6	—	—
Other differences, net	0.4	—	(1.6)	0.4	(0.2)	0.1
Total income tax expense (benefit)	$423.2	38.1%	$(158.1)	40.2%	$(63.4)	36.3%

(1)                  State income taxes include changes in the valuation allowance which is primarily related to the ability to utilize net operating losses.

Income (loss) from continuing operations for each of the three years ended December 31, 2005, includes gains and losses (reported in the captions Gain (loss) on investments, (Gain) loss on sales of assets, Loss on impairment of intangible assets, Loss on impairment of long-lived assets and fair value adjustment of derivative instruments in the Consolidated Statements of Operations) that significantly affected Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest. The effective income tax rate excluding such gains and losses was 35.1%, 20.1%, and 40.8% for the years ended December 31, 2005, 2004, and 2003, respectively.

During 2005, the Internal Revenue Service (“IRS”) completed its audit of TDS’s federal income tax returns for the years 1997 through 2001 and TDS’s claims for research tax credits for the years 1995 through 2001. Primarily based on the results of the audit, TDS reduced its accrual for audit contingencies by $3.1 million (0.3%) in 2005.  Also in 2005, TDS recorded a $0.5 million (0.0%) benefit for the research tax credits. TDS reduced its accrual for audit contingencies by $21.4 million (5.4%) and recorded a $6.3 million (1.6%) benefit for the research tax credits in 2004 based on the IRS’s preliminary findings in the income tax return and research tax credit audits.

The foreign tax incurred in 2005 related to the dividend received from Deutsche Telekom.

Income tax expense (benefit) charged to net income (loss) is summarized as follows:

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

Current
Federal	$129,492	$(227)	$10,510
State	12,890	14,772	20,349
Foreign	15,855	—	—
Deferred
Federal	229,249	(134,101)	(84,092)
State	36,255	(34,872)	(21,043)
Total income tax expense (benefit)	$423,741	$(154,428)	$(74,276)

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

TDS’s noncurrent deferred tax assets and liabilities at December 31, 2005 and 2004 and the temporary differences that gave rise to them are as follows:

December 31, (Dollars in thousands)	2005	2004
	(As Restated)	(As Restated)
Deferred Tax Asset
Net operating loss carryforwards	$71,981	$61,977
Derivative instruments	185,707	487,215
Other	45,405	41,236
	303,093	590,428
Less valuation allowance	(43,677)	(36,654)
Total Deferred Tax Asset	259,416	553,774
Deferred Tax Liability
Marketable equity securities	890,081	1,263,165
Property, plant and equipment	366,400	421,247
Partnership investments	107,638	100,797
Licenses/Intangibles	233,013	212,180
Total Deferred Tax Liability	1,597,132	1,997,389
Net Deferred Income Tax Liability	$1,337,716	$1,443,615

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

In June of 2006, the Internal Revenue Service commenced its audit of the 2002 — 2004 consolidated federal tax returns of TDS and subsidiaries. The audit is in its preliminary stages.

3 EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income (loss) available to common by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using net income (loss) available to common and weighted average common shares adjusted to include the effect of potentially dilutive securities. Potentially dilutive securities include incremental shares issuable upon exercise of outstanding stock options and the potential conversion of preferred stock to Common and Special Common shares.

As discussed in Footnote 19 “Common Stockholders’ Equity,” TDS distributed one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS on May 13, 2005 to shareholders of record on April 29, 2005. As a result of the Special Common Stock Dividend, each option outstanding prior to May 13, 2005 will receive one Common Share and one Special Common Share per tandem option exercised. Prior period earnings per share have been retroactively adjusted to give effect to the new capital structure.

The amounts used in computing earnings per share and the effect of potentially dilutive securities on income (loss) and the weighted average number of Common, Special Common and Series A Common Shares are as follows:

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)
Basic Earnings (Loss) per Share
Income (loss) from continuing operations	$648,978	$(259,297)	$(124,159)
Preferred dividend requirement	(202)	(203)	(417)
Income (loss) from continuing operations available to common	648,776	(259,500)	(124,576)
Discontinued operations	997	6,362	(1,609)
Cumulative effect of accounting change	—	—	(11,789)
Net income (loss) available to common used in basic earnings (loss) per share	$649,773	$(253,138)	$(137,974)

Year Ended December 31, (Dollars in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)
Diluted Earnings (Loss) per Share
Income (loss) from continuing operations available to common used in basic earnings (loss) per share	$648,776	$(259,500)	$(124,576)
Minority income adjustment (1)	(999)	(420)	(84)
Preferred dividend adjustment (2)	199	—	—
Income (loss) from continuing operations available to common	647,976	(259,920)	(124,660)
Discontinued operations	997	6,362	(1,609)
Cumulative effect of accounting change	—	—	(11,789)
Net income (loss) available to common used in diluted earnings (loss) per share	$648,973	$(253,558)	$(138,058)

(1)          The minority income adjustment reflects the additional minority share of U.S. Cellular’s income computed as if all of U.S. Cellular’s dilutive issuable securities were outstanding.

Year Ended December 31, (Shares in thousands)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

Weighted average number of shares used in basic earnings (loss) per share
Common Shares	51,227	50,844	51,195
Special Common Shares	57,636	57,296	57,721
Series A Common Shares	6,433	6,452	6,526
Total	115,296	114,592	115,442
Effect of dilutive securities
Common Stock outstanding if Preferred Shares converted (1)	158	—	—
Stock options (2)	627	—	—
Weighted average number of shares of Common Stock used in diluted earnings (loss) per share	116,081	114,592	115,442

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

Year Ended December 31,	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)
Basic Earnings (Loss) per Share
Continuing operations	$5.63	$(2.26)	$(1.09)
Discontinued operations	0.01	0.05	(0.01)
Cumulative effect of accounting change	—	—	(0.10)
	$5.64	$(2.21)	$(1.20)

Year Ended December 31,	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)
Diluted Earnings (Loss) per Share
Continuing operations	$5.58	$(2.26)	$(1.09)
Discontinued operations	0.01	0.05	(0.01)
Cumulative effect of accounting change	—	—	(0.10)
	$5.59	$(2.21)	$(1.20)

4 MARKETABLE EQUITY SECURITIES

Information regarding TDS’s marketable equity securities is summarized as follows:

December 31, (Dollars in thousands)	2005	2004
	(As Restated)	(As Restated)

Deutsche Telekom AG 131,461,861 ordinary shares	$2,191,469	$2,960,521
Vodafone Group Plc 12,945,915 American Depositary Receipts	277,949	354,459
VeriSign, Inc. 2,361,333 common shares	51,760	79,341
Rural Cellular Corporation 719,396 equivalent common shares	10,511	4,482
Other	1	1
Aggregate fair value	2,531,690	3,398,804
Accounting cost basis	1,543,677	1,543,677
Gross holding gains	988,013	1,855,127
Gross realized holding gains	(24,700)	(52,280)
Gross unrealized holding gains	963,313	1,802,847
Equity method unrealized gains	543	261
Deferred tax liability	(377,845)	(711,411)
Minority share of unrealized holding (gains)	(7,738)	(13,987)
Unrealized gains on marketable equity securities, net of tax and minority share	578,273	1,077,710
Derivatives, net of tax and minority share	(214,632)	(213,760)
Accumulated other comprehensive income	$363,641	$863,950

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

TDS and its subsidiaries have entered into a number of forward contracts related to the majority of its marketable equity securities that they hold.  The economic hedge risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities while retaining a share of gains from increases in the market prices of such securities.  The downside risk is hedged at or above the accounting cost basis of the securities.

TDS recorded dividend income on its Deutsche Telekom investment of $105.7 million, before taxes, in the second quarter of 2005.  Deutsche Telekom did not pay a dividend in 2004 or 2003.

5 LICENSES AND GOODWILL

Changes in TDS’s licenses and goodwill are primarily the result of acquisitions, divestitures and impairments of its licenses, wireless markets and telephone companies. See Note 11 — Acquisitions, Divestitures and Exchanges for information regarding purchase and sale transactions which affected licenses and goodwill.

In conjunction with its SFAS 142 impairment review in 2004, TDS recorded an impairment loss of $1.8 million on the Daytona Beach, Florida license, which was sold in December 2004. See Note 1 — Summary of Significant Accounting Policies under the heading “Impairment of Intangible Assets” for a detailed discussion of the license impairment testing.

A schedule of license activity follows:

December 31, (Dollars in thousands)	2005	2004

Consolidated Beginning Balance	$1,228,801	$1,231,363
U.S. Cellular
Balance, beginning of year	1,228,801	1,231,363
Acquisitions	155,407	5,629
Divestitures	(21,945)	(8,426)
Impairment loss	—	(1,830)
Other	—	2,065
Balance, end of year	1,362,263	1,228,801
TDS Telecom—CLEC
Balance, beginning of year	—	—
Acquisitions	2,800	—
Balance, end of year	2,800	—
Net Change	136,262	(2,562)
Consolidated Ending Balance	$1,365,063	$1,228,801

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

TDS Telecom’s carrying value for the competitive local exchange carrier operations exceeded the fair value of such operations, thus requiring the second step of the goodwill test.  Pursuant to the second step of the goodwill test, TDS Telecom allocated the fair value of the competitive local exchange carrier operations to all of the assets, including unrecognized intangible assets, (e.g., the value of the customer list and trade names) and liabilities of such operations.  As a result of this allocation, there was no implied goodwill.  Therefore, the carrying amount of goodwill was charged to expense.  See Note 1 — Summary of Significant Accounting Policies under the heading “Impairment of Intangible Assets” for a detailed discussion of the goodwill impairment test.

As discussed in the “Restatement” section in Note 1, TDS recorded adjustments to goodwill to record the income tax effect of the difference between the financial reporting basis and the income tax basis of certain acquisitions made prior to 2004. The adjustments increased U.S. Cellular goodwill by $9.6 million and TDS Telecom — ILEC goodwill by $0.6 million. TDS Telecom – ILEC goodwill was also increased by $2.1 million to correct purchase price accounting for certain acquisitions prior to 2003.

A schedule of goodwill activity follows:

December 31, (Dollars in thousands)	2005	2004
	(As Restated)	(As Restated)

Consolidated Beginning Balance	$855,763	$920,441
U.S. Cellular
Balance, beginning of year	454,830	459,168
Acquisitions	31,119	4,225
Divestitures	(2,967)	(8,257)
Other	(1,747)	(306)
Balance, end of year	481,235	454,830
TDS Telecom—ILEC
Balance, beginning of year	398,652	398,652
Balance, end of year	398,652	398,652
TDS Telecom—CLEC
Balance, beginning of year	—	29,440
Impairment loss	—	(29,440)
Balance, end of year	—	—
Other
Balance, beginning of year	2,281	33,181
Divestitures	—	(30,900)

Balance, end of year	2,281	2,281
Net Change	26,405	(64,678)
Consolidated Ending Balance	$882,168	$855,763

6 CUSTOMER LISTS

Customer lists, which are intangible assets resulting from acquisitions of wireless markets, are amortized based on average customer retention periods using the double declining balance method in the first year, switching to straight-line over the remaining estimated life. The acquisition of certain consolidated and minority interests in 2005 and 2004 added $32.7 million and $12.9 million, respectively, to the gross balance of customer lists. Amortization expense was $10.0 million, $12.4 million and $15.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. Amortization expense related to customer list assets recorded as of December 31, 2005 is expected to be $22.9 million, $9.3 million, $6.9 million, $5.1 million and $3.4 million, respectively, for the years 2006 through 2010.

7 INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities in which TDS holds a minority interest. These investments are accounted for using either the equity or cost method, as shown in the following table:

December 31, (Dollars in thousands)	2005	2004

Equity method investments:
Capital contributions, loans and advances	$33,484	$31,138
Goodwill	13,758	18,594
Cumulative share of income	471,548	405,621
Cumulative share of distributions	(314,589)	(262,155)
	204,201	193,198

Cost method investments	12,979	12,695

Total investments in unconsolidated entities	$217,180	$205,893

Equity in earnings of unconsolidated entities totaled $68.0 million, $65.3 million and $51.5 million in 2005, 2004 and 2003, respectively. Investments in unconsolidated entities include goodwill and costs in excess of the underlying book value of certain investments. At December 31, 2005, $203.4 million represented the investment in underlying equity and $13.8 million represented goodwill. At December 31, 2004, $187.3 million represented the investment in underlying equity and $18.6 million represented goodwill.

In 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $6.8 million, to its estimated fair value. This change was included in Gain (loss) on investments on the Consolidated Statements of Operations.

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

TDS’s investment in Los Angeles SMSA Limited Partnership contributed $52.2 million, $41.8 million and $29.9 million in equity in earnings of unconsolidated entities in 2005, 2004 and 2003, respectively. TDS’s more significant investments in unconsolidated entities consist of the following:

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

December 31, (Dollars in thousands)	2005	2004

Assets
Current	$399,000	$297,000
Due from affiliates	447,000	447,000
Property and other	1,930,000	1,698,000
	$2,776,000	$2,442,000
Liabilities and Equity
Current liabilities	$237,000	$213,000
Deferred credits	107,000	78,000
Long-term debt	29,000	23,000
Long-term capital lease obligations	39,000	23,000
Partners’ capital and stockholders’ equity	2,364,000	2,105,000
	$2,776,000	$2,442,000

Year Ended December 31, (Dollars in thousands)	2005	2004	2003

Results of Operations
Revenues	$3,472,000	$3,088,000	$2,543,000
Costs and expenses	2,430,000	2,188,000	1,860,000
Operating income	1,042,000	900,000	683,000
Other income (expense)	21,000	37,000	11,000
Net income	$1,063,000	$937,000	$694,000

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

9 PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular’s property, plant and equipment consists of the following:

December 31, (Dollars in thousands)	2005	2004
	(As Restated)	(As Restated)
Cell site-related equipment	$2,156,773	$1,967,925
Land, buildings and leasehold improvements	873,304	782,676
Switching-related equipment	675,053	603,165
Office furniture and equipment	361,647	253,813
Systems development	226,864	220,471
Other operating equipment	229,176	154,045
Work in process	92,417	122,105
	4,615,234	4,104,200
Accumulated depreciation	(2,062,205)	(1,685,339)
	$2,553,029	$2,418,861

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

Depreciation expense totaled $465.1 million, $454.7 million and $376.9 million in 2005, 2004 and 2003, respectively. Amortization expense on system development costs totaled $29.4 million, $30.3 million and $34.0 million in 2005, 2004 and 2003, respectively.

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

During 2004, U.S. Cellular adjusted the useful lives of TDMA radio equipment, switch software and antenna equipment. TDMA radio equipment lives were adjusted so that the assets will be fully depreciated by the end of 2008, which is the latest date the wireless industry will be required by law to support analog service. U.S. Cellular currently uses TDMA radio equipment to support analog service, and expects to have its digital radio network fully migrated to Code Division Multiple Access (“CDMA”) 1XRTT or some future generation of CDMA technology by that time. The useful lives for certain switch software were reduced to one year from three years and antenna equipment lives were reduced from eight years to seven years in order to better align the useful lives with the actual length of time the assets are expected to be in use. These changes increased depreciation expense by $17.2 million in 2004. The changes in useful lives reduced net income by $8.5 million or $0.07 per share in 2004.

TDS Telecom’s property, plant and equipment consists of the following:

December 31,
(Dollars in thousands)	2005	2004

Incumbent Local Exchange Operations
Cable and wire	$1,112,568	$1,087,114
Central office equipment	633,733	625,111
Office furniture and equipment	104,807	111,825
Systems development	133,085	125,244
Land and buildings	83,212	82,738
Other equipment	64,579	65,928
Work in process	44,490	20,905
	2,176,474	2,118,865
Accumulated depreciation	1,332,357	1,243,569
	844,117	875,296
Competitive Local Exchange Operations
Cable and wire	65,745	55,080
Central office equipment	150,414	138,405
Office furniture and equipment	25,049	23,565
Systems development	13,804	11,446
Land and buildings	365	382
Other equipment	7,405	5,084
Work in process	5,045	4,709
	267,827	238,671
Accumulated depreciation	166,090	139,887
	101,737	98,784
Total	$945,854	$974,080

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

As discussed in Note 5 — Licenses and Goodwill, regulatory changes and competitive pressures in 2004 triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible assets. As a result of the impairment review, TDS Telecom concluded that the long-lived tangible assets of its competitive local exchange carrier operations were impaired and recorded a loss on impairment of tangible assets of $87.9 million in the Statement of Operations.

TDS reviewed the long-lived assets for possible impairment based on an estimate of related undiscounted cash flows over the remaining asset lives. TDS concluded that the undiscounted cash flows attributable to the fixed assets were less than the carrying values of the fixed assets, thus requiring the second step of the long-lived asset impairment test. Pursuant to the second step of the long-lived asset impairment test, TDS Telecom calculated the fair value of the fixed assets. The loss recognized is the difference between the fair value and the carrying value of the fixed assets. See Note 1 — Summary of Significant Accounting Policies under the heading “Impairment of Tangible Assets” for a detailed discussion of the long-lived asset impairment test.

Corporate and other property, plant and equipment consists of the following:

December 31,
(Dollars in thousands)	2005	2004
Property, plant and equipment	$72,442	$78,869
Accumulated depreciation	41,565	45,907
Total	$30,877	$32,962

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

10 SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures regarding interest paid and income taxes paid (refunds received) and certain noncash transactions.

Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Interest paid	$194,632	$176,912	$143,159
Income taxes paid (refund received)	151,076	(10,512)	(53,112)
Common Shares issued for conversion of Preferred Shares	—	—	2,940
Net assets acquired in exchange of business assets	106,757	—	181,608

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

(Dollars in thousands)	December 19, 2005
Assets and (liabilities) acquired:
Current assets	$11,973
Licenses	21,550
Customer list	31,490
Goodwill	30,825
Property, plant and equipment	79,059
Current liabilities	(1,992)
Other liabilities	(5,461)
Net assets acquired	$167,444

Assets and (liabilities) delivered:
Cash	$60,687
Current assets, excluding cash	5,544
Licenses, net	21,945
Goodwill	2,967
Property, plant and equipment, net	35,428
Other assets	2,193
Current liabilities	(3,788)
Other liabilities	(2,192)
Net assets delivered	$122,784

Gain on exchange transaction	$44,660

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

The following table summarizes the recorded value of the assets and liabilities sold to ALLTEL.

(Dollars in thousands)	November 30, 2004
Assets and liabilities sold:
Current assets	$11,897
Property, plant and equipment	33,223
Licenses	258
Goodwill	39,157
Investment in unconsolidated entities	21,427
Current liabilities	(3,417)
Other assets and liabilities	(647)
Minority interest divested	(9,924)
Net assets sold	$91,974

Gain recorded on sale	$50,923

Cash received	$142,897

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

Pro Forma Operations

Assuming the exchanges and acquisitions accounted for as purchases during the period January 1, 2004 to December 31, 2005, had taken place on January 1, 2004; and the acquisitions during the period January 1, 2003 to December 31, 2003, had taken place on January 1, 2003, unaudited pro forma results of operations would have been as follows:

Year Ended December 31, (Unaudited, dollars in thousands, except per share amounts)	2005	2004	2003
	(As Restated)	(As Restated)	(As Restated)

Operating revenues	$3,932,242	$3,676,492	$3,386,269
Interest expense (including cost to finance acquisitions)	216,087	198,706	171,391
Income (loss) from continuing operations	640,862	(270,564)	(128,072)
Net income (loss)	641,859	(264,202)	(141,469)
Earnings (loss) per share–basic	5.57	(2.31)	(1.23)
Earnings (loss) per share–diluted	$5.52	$(2.31)	$(1.23)

12 FAIR VALUE ADJUSTMENT OF DERIVATIVE INSTRUMENTS

Fair value adjustment of derivative instruments totaled a gain of $733.7 million in 2005, a loss of $519.0 million in 2004 and a loss of $297.1 million in 2003. Fair value adjustment of derivative instruments reflects the change in the fair value of the bifurcated embedded collars within the forward contracts related to the Deutsche Telekom and Vodafone marketable equity securities not designated as a hedge. The changes in fair value of the embedded collars, during cash flow hedge designation are recorded to other comprehensive income. When the collars are de-designated in cash flow hedge, subsequent changes in fair value are recognized in the Consolidated Statement of Operations, along with the related income tax effects. The accounting for the embedded collars as derivative instruments not designated in a hedging relationship results in increased volatility in the results of operations, as fluctuation in the market price of the underlying Deutsche Telekom and Vodafone marketable equity securities results in changes in the fair value of the embedded collars being recorded in the Consolidated Statement of Operations. Also included in the fair value adjustment of derivative instruments are the gains and losses related to the ineffectiveness of the VeriSign fair value hedge which aggregated a $0.6 million gain, $2.2 million gain and $3.5 million loss for the years ended December 31, 2005, 2004, and 2003, respectively.

13 GAIN (LOSS) ON INVESTMENTS

The following table summarizes the components of Gain (loss) on investments included in Investment and Other Income (Expense) in the Consolidated Statements of Operations:

Year Ended December 31, (Dollars in thousands)	2005	2004	2003

Gain on sale of investment interests	$500	$40,842	$—
Impairment of unconsolidated interests	(6,754)	(2,633)	(10,200)
	$(6,254)	$38,209	$(10,200)

In 2005, TDS finalized the working capital adjustment related to the sale to ALLTEL of certain wireless interests on November 30, 2004. The working capital adjustment increased the total gain on investment from this transaction by $0.5 million.

In 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $6.8 million to its underlying equity value based on a cash flow analysis.

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

Information concerning notes payable is shown in the table that follows:

Year Ended December 31, (Dollars in thousands)	2005	2004

Balance at end of year	$135,000	$30,000
Weighted average interest rate at end of year	5.0%	4.8%
Maximum amount outstanding during the year	$135,000	$100,000
Average amount outstanding during the year (1)	$45,000	$47,917
Weighted average interest rate during the year (1)	4.0%	2.1%

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

On January 25, 2006, Standard & Poor’s placed the A- rating of TDS and U.S. Cellular on credit watch with negative implications.

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

As disclosed in Note 1, TDS and its audit committee concluded on November 6, 2006 to restate the Consolidated Financial Statements as of and for the three years ended December 31, 2005. TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 to restate the Consolidated Financial Statements and financial information included therewith. The restatement resulted in defaults under the revolving credit agreements and one line of credit agreement.  TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios.  TDS and U.S. Cellular did not fail to make any scheduled payments under such credit agreements.  TDS and U.S. Cellular received waivers from the lenders associated with the credit agreements, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatement. The waivers require the Form 10-K/A for the year ended December 31, 2005, the Forms 10-Q/A for the quarterly periods ended March 31, 2006 and June 30, 2006 and the Form 10-Q for the quarterly period ended September 30, 2006 to be filed by March 14, 2007.

On October 26, 2006, Standard & Poor’s Rating Services lowered its credit ratings on TDS and U.S. Cellular to BBB+ from A-.  The outlook was stable.  On November 7, 2006, Standard & Poor’s Rating Services lowered its credit ratings on TDS and U.S. Cellular to BBB from BBB+.  The ratings were placed on credit watch with negative implications. On February 13, 2007, Standard & Poor’s Rating Services lowered its credit ratings on TDS and U.S. Cellular to BBB- from BBB.  The ratings remain on credit watch with negative implications. The credit ratings by Moody’s Investors Service remain Baa3 — under review for possible further downgrade.  The credit ratings by Fitch remain BBB+ on ratings watch negative.

15 LONG-TERM DEBT

Long-term debt is as follows:

December 31, (Dollars in thousands)	2005	2004

Telephone and Data Systems, Inc. (Parent)
6.625% senior notes, maturing 2045	$116,250	$—
7.6% Series A notes, due in 2041	500,000	500,000
Medium-term notes, various rates averaging 10.0% in 2005 and 9.8% in 2004, due 2006	35,000	52,200
7.0% senior notes, maturing in 2006	200,000	200,000
Purchase contracts, averaging 6.0%, due through 2021	1,097	1,097
Total Parent	852,347	753,297
Subsidiaries
U.S. Cellular

6.7% senior notes maturing in 2033	544,000	544,000
Unamortized discount	(12,615)	(13,070)
	531,385	530,930
7.5% senior notes, maturing in 2034	330,000	330,000

8.75% senior notes, maturing in 2032	130,000	130,000
Other, 9.0% due in 2009	10,000	10,000
TDS Telecom
Rural Utilities Service, Rural Telephone Bank and Federal Financing Bank Mortgage notes, various rates averaging 0.0% in 2005 and 5.7% in 2004, due through 2013	4,634	234,147
Other long-term notes, various rates averaging 0.0% in 2005 and 6.5% in 2004, due through 2017	35	9,891
Other Subsidiaries
Long-term notes and leases, 2.7% to 9.9%, due through 2009	13,066	15,121
Total Subsidiaries	1,019,120	1,260,089
Total Long-term debt	1,871,467	2,013,386
Less: Current portion of long-term debt	237,948	38,787
Total Long-term debt, excluding current portion	$1,633,519	$1,974,599

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

The late filing of TDS’s and U.S. Cellular’s Forms 10-Q for the quarterly period ended September 30, 2005, Forms 10-K for the year ended December 31, 2005 and Forms 10-Q for the quarterly period ended March 31, 2006 and the failure to deliver such Forms 10-K and 10-Q to the trustees of the TDS and U.S. Cellular debt indentures on a timely basis, resulted in non-compliance under such debt indentures. However, this non-compliance did not result in an event of default or a default. TDS and U.S. Cellular believe that non-compliance was cured upon the filing of such Forms 10-Q and Forms 10-K. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

As discussed in Note 1, TDS and its audit committee concluded on November 6, 2006, that TDS would amend its Annual Report on Form 10-K for the year ended December 31, 2005 to restate its financial statements and financial information for each of the three years in the period ended December 31, 2005.  TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 to restate the financial statements and financial information included therewith.  TDS and U.S. Cellular require additional time to complete their Forms 10-Q for the quarterly period ended September 30, 2006 to complete the restatements.  The late filing of TDS’s and U.S. Cellular’s Forms 10-Q for the quarterly period ended September 30, 2006 and the failure to deliver such Forms 10-Q to the trustees of the TDS and U.S. Cellular debt indentures on a timely basis, resulted in non-compliance under such debt indentures. However, this non-compliance did not result in an event of default or a default. TDS and U.S. Cellular believe that non-compliance will be cured upon the filing of their Forms 10-Q for the quarterly period ended September 30, 2006. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

In addition, the covenants associated with long-term debt obligations of certain subsidiaries of TDS, among other things, restrict these subsidiaries’ ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; sell, consolidate or merge assets, and pay dividends.

Forward Contracts

TDS maintains a portfolio of available-for-sale marketable equity securities, the majority of which are the result of sales or trades of non-strategic assets. Subsidiaries of TDS have prepaid forward contracts with counterparties in connection with its Deutsche Telekom, Vodafone and VeriSign marketable equity securities with proceeds aggregating $1,631.8 million. The principal amount of the prepaid forward contracts was accounted for as a loan. The prepaid forward contracts contain embedded collars that are bifurcated and receive separate accounting treatment in accordance with SFAS No. 133. The following table summarizes certain facts surrounding the contracted securities, pledged as collateral for the forward contracts.

December 31, Security		2005	2004
(Dollars in thousands)	Shares	Loan Amount

Deutsche Telekom	131,461,861	$1,532,257	$1,532,257
Unamortized debt discount		(45,499)	(62,192)
		1,486,758	1,470,065
Vodafone	12,945,915	201,038	201,038
VeriSign	2,361,333	20,819	20,819
Unamortized debt discount		(1,333)	(2,278)
		19,486	18,541
		$1,707,282	$1,689,644

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

The economic hedge risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities (“downside limit”) while retaining a share of gains from increases in the market prices of such securities (“upside potential”). The downside limit is hedged at or above the accounting cost basis of the securities.

Under the terms of the forward contracts, subsidiaries of TDS and U.S. Cellular will continue to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature from May 2007 to September 2008 and, at TDS’s and U.S. Cellular’s option, may be settled in shares of the respective security or in cash, pursuant to formulas that “collar” the price of the shares. The collars effectively limit downside risk and upside potential on the contracted shares. The collars are typically contractually adjusted for any changes in dividends on the underlying shares. If the dividend increases, the collar’s upside potential is typically reduced. If the dividend decreases, the collar’s upside potential is typically increased. If TDS and U.S. Cellular elect to settle in shares, they will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. If TDS and U.S. Cellular elect to settle in cash, they will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula. TDS and U.S. Cellular have provided guarantees to the counterparties which provide assurance that all principal and interest amounts are paid by its consolidated subsidiaries upon settlement of the contracts.

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

As disclosed in Note 1, TDS and its audit committee concluded on November 6, 2006 to restate the Consolidated Financial Statements as of and for the three years ended December 31, 2005. TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 to restate the Consolidated Financial Statements and financial information included therewith. The restatement resulted in defaults under certain of the forward contracts.  TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios.  TDS and U.S. Cellular did not fail to make any scheduled payments under such forward contracts. TDS and U.S. Cellular received waivers from the counterparty to such forward contracts, under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatement. The waivers require the Form 10-K/A for the year ended December 31, 2005, the Forms 10-Q/A for the quarterly periods ended March 31, 2006 and June 30, 2006 and the Form 10-Q for the quarterly period ended September 30, 2006 to be filed by March 14, 2007.

16 FINANCIAL INSTRUMENTS AND DERIVATIVES

Financial Instruments

Financial instruments are as follows:

December 31,	2005		2004
(Dollars in thousands)	Book Value	Fair Value	Book Value	Fair Value

Cash and cash equivalents	$1,095,791	$1,095,791	$1,171,105	$1,171,105
Current portion of long-term debt	237,948	237,948	38,787	38,787
Notes payable	135,000	135,000	30,000	30,000
Long-term debt	1,633,519	1,645,981	1,974,599	2,083,826
Forward contracts	1,707,282	1,697,565	1,689,644	1,691,101
Preferred shares	$3,863	$2,741	$3,864	$3,249

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

The forward contracts for the forecasted transactions and hedged items were designated as cash flow or fair value hedges and recorded as assets or liabilities on the balance sheet at their fair value. The fair value of the derivative instruments is determined using the Black-Scholes model.

As described in the “Restatement” and “Derivative Instruments” sections of Note 1, from inception until the initial adjustment in the embedded collars, the forward contracts related to Deutsche Telekom and Vodafone were originally designated as cash flow hedges, where changes in the forward contract’s fair value are recognized in accumulated other comprehensive income until they are recognized in earnings when the forward contract is settled.  However, TDS did not de-designate, re-designate, and assess hedge effectiveness when the embedded collars were contractually adjusted for differences between the actual and assumed dividend rate.  Consequently, TDS concluded that, after the initial contractual adjustment in the embedded collars, the hedges no longer qualify for cash flow hedge accounting and are accounted for as derivative instruments that do not qualify for cash flow hedge accounting.  The changes in fair value of the embedded collars are recorded in the Consolidated Statement of Operations.

Upon settlement of the forward contracts, the unrealized gain included in accumulated other comprehensive income from the inception of the forward contracts until the first adjustment of the embedded collars, of $214.6 million as of December 31, 2005, will be reclassified to the Consolidated Statement of Operations along with the unrealized gain or loss on the Deutsche Telekom and Vodafone marketable equity securities delivered to the counterparty or otherwise sold.

Management has evaluated the expected timing of the hedged forecasted transactions to deliver the underlying Deutsche Telekom and Vodafone shares to settle the forward contracts, and believes that these forecasted transactions are probable of occurring in the periods specified in the related hedge documentation or within an additional two-month period of time thereafter.

The VeriSign forward contract is designated as a fair value hedge, where effectiveness of the hedge is assessed based upon the intrinsic value of the underlying options. The intrinsic value of the forward contract is defined as the difference between the applicable option strike price and the market value of the contracted shares on the balance sheet date. Changes in the intrinsic value of the options are expected to be perfectly effective at offsetting changes in the fair value of the hedged item. Changes in the fair value of the options are recognized in the Statement of Operations along with the changes in the fair value of the underlying marketable equity securities.  The gains or losses related to ineffectiveness of the fair value hedge included in the Statement of Operations aggregated a $0.6 million gain, $2.2 million gain and $3.5 million loss for the years ended December 31, 2005, 2004 and 2003, respectively

TDS reported a derivative liability of $449.2 million and $1,210.5 million at December 31, 2005 and 2004, respectively. These amounts are included in the Consolidated Balance Sheets caption Derivative liability.

17 MINORITY INTEREST IN SUBSIDIARIES

The following table summarizes the minority shareholders’ and partners’ interests in the equity of consolidated subsidiaries.

December 31,
(Dollars in thousands)	2005	2004

U.S. Cellular
Public shareholders	$513,827	$466,860
Subsidiaries’ partners and shareholders	33,006	28,358
	$546,833	$495,218

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

The settlement value of TDS’s mandatorily redeemable minority interests was estimated to be $126.3 million at December 31, 2005 and $108.7 million at December 31, 2004. This represents the estimated amount of cash that would be due and payable to settle minority interests assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2005 and 2004, net of estimated liquidation costs. This amount is being disclosed pursuant to the requirements of FASB Staff Position (“FSP”) No. FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” TDS has no current plans or intentions to liquidate any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the minority interests in finite-lived consolidated partnerships and LLCs at December 31, 2005 and 2004 was $33.4 million and $30.1 million, respectively, and is included in Minority Interest in Subsidiaries in the Consolidated Balance Sheets. The excess of the aggregate settlement value over the aggregate carrying value of the mandatorily redeemable minority interests of $92.9 million and $78.6 million, respectively, was primarily due to the unrecognized appreciation of the minority-interest holders’ share of the underlying net assets in the consolidated partnerships and LLCs. Neither the minority-interest holders’ share, nor TDS’s share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements under GAAP. The estimate of settlement value was based on certain factors and assumptions. Change in those factors and assumptions could result in a materially larger or smaller settlement amount.

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

The following is a schedule of Preferred Shares activity.

Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Balance, beginning of year	$3,864	$3,864	$6,954
Less:
Conversion of preferred	—	—	(2,940)
Redemption of preferred	(1)	—	(150)
Balance, end of year	$3,863	$3,864	$3,864

19 COMMON STOCKHOLDERS’ EQUITY

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

The following table summarizes the number of Common, Special Common and Series A Common Shares outstanding.

		Special	Common	Special Common	Series A
	Common	Common	Treasury	Treasury	Common
(Shares in thousands)	Shares	Shares	Shares	Shares	Shares

Balance December 31, 2002	55,875	—	(3,799)	—	6,602
Repurchase of Common Shares	—	—	(1,961)	—	—
Conversion of Series A Common Shares	187	—	—	—	(187)
Dividend reinvestment, incentive and compensation plans	66	—	65	—	25
Other	—	—	7	—	—
Conversion of Preferred Shares	154	—	—	—	—
Balance December 31, 2003	56,282	—	(5,688)	—	6,440
Repurchase of Common Shares	—	—	(215)	—	—
Conversion of Series A Common Shares	37	—	—	—	(37)
Dividend reinvestment, incentive and compensation plans	58	—	537	—	17
Other	—	—	4	—	1
Balance December 31, 2004	56,377	—	(5,362)	—	6,421
Conversion of Series A Common Shares	4	—	—	—	(4)
Distribution of Special Common Shares	—	62,859	—	(5,268)	—
Dividend reinvestment, incentive and compensation plans	100	9	251	140	23
Other	—	—	6	—	—
Balance December 31, 2005	56,481	62,868	(5,105)	(5,128)	6,440

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

Accumulated Other Comprehensive Income

The cumulative balance of unrealized gains (losses) on securities and derivative instruments and related income tax effects included in accumulated other comprehensive income are as follows:

Year Ended December 31,
(Dollars in thousands)	2005	2004
	(As Restated)	(As Restated)

Marketable Equity Securities
Balance, beginning of year	$1,077,710	$726,018
Add (deduct):
Unrealized gains (losses) on marketable equity securities	(839,534)	585,758
Income tax (expense) benefit	333,567	(231,539)
	(505,967)	354,219
Equity method unrealized gains	281	135
Minority share of unrealized (gains) losses	6,249	(2,686)
Net unrealized gains (losses)	(499,437)	351,668
Recognized losses on marketable equity securities	—	40
Income tax (benefit)	—	(16)

Net recognized losses from marketable equity securities included in net income	—	24

Net change in unrealized gains (losses) on marketable equity securities in comprehensive income	(499,437)	351,692
Balance, end of year	$578,273	$1,077,710

Derivative Instruments
Balance, beginning of year	$(213,760)	$(251,204)
Add (deduct):
Unrealized gain (loss) on derivative instruments	—	61,967
Income tax (expense) benefit	(851)	(24,518)
	(851)	37,449
Minority share of unrealized (gains) losses	(21)	(5)

Net change in unrealized gains (losses) on derivative instruments included in comprehensive income	(872)	37,444
Balance, end of year	$(214,632)	$(213,760)

Accumulated Other Comprehensive Income
Balance, beginning of year	$863,950	$474,814

Net change in marketable equity securities	(499,437)	351,692
Net change in derivative instruments	(872)	37,444
Net change in unrealized gains (losses) included in comprehensive income	(500,309)	389,136
Balance, end of year	$363,641	$863,950

20 DIVIDEND REINVESTMENT, INCENTIVE AND COMPENSATION PLANS

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

			Weighted Average
	Number	Weighted	Black-Scholes
	of Tandem	Average	Values of
	Options(1)	Option Prices	Option Grants

Stock options:
Outstanding December 31, 2002 (1,355,000 exercisable)	1,797,000	$75.24
Granted	668,000	45.80	$17.24
Exercised	(49,000)	43.51
Canceled	(63,000)	82.66
Outstanding December 31, 2003 (1,762,000 exercisable)	2,353,000	$67.32
Granted	547,000	65.98	$25.73
Exercised	(518,000)	49.08
Canceled	(51,000)	77.07
Outstanding December 31, 2004 (1,791,000 exercisable)	2,331,000	$70.76
Granted	630,000	77.63	$23.78
Exercised	(228,000)	51.91
Canceled	(32,000)	83.71
Outstanding December 31, 2005 (2,461,000 exercisable)	2,701,000	$73.86

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

The following table provides certain details concerning TDS stock options outstanding at December 31, 2005:

Range of Exercise Prices	Tandem Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Life Remaining (Years)
$33.87 - $49.99	463,000	$42.76	4.7
$50.00 - $74.99	945,000	$62.22	7.4
$75.00 - $99.99	787,000	$81.92	8.5
$100.00 - $127.00	506,000	$111.53	4.5

The following table provides certain details concerning TDS stock options exercisable at December 31, 2005:

Range of	Tandem Stock Options	Weighted Average
Exercise Prices	Exercisable	Exercise Price
$33.87 - $49.99	362,000	$42.67
$50.00 - $74.99	805,000	$61.57
$75.00 - $99.99	787,000	$81.92
$100.00 - $127.00	506,000	$111.53

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

A summary of the status of U.S. Cellular’s stock option plans at December 31, 2005, 2004 and 2003 and changes during the years then ended is presented in the table and narrative as follows:

			Weighted
			Average
		Weighted	Black-Scholes
	Number	Average	Values of
	of Options	Option Prices	Option Grants
Stock options:
Outstanding December 31, 2002 (336,000 exercisable)	1,543,000	$45.15
Granted	1,435,000	23.85	$10.99
Exercised	(2,000)	24.37
Canceled	(448,000)	40.18
Outstanding December 31, 2003 (496,000 exercisable)	2,528,000	$33.87
Granted	796,000	37.46	$16.27
Exercised	(220,000)	27.26
Canceled	(248,000)	32.97
Outstanding December 31, 2004 (883,000 exercisable)	2,856,000	$35.44
Granted	760,000	45.68	$13.38
Exercised	(693,000)	33.10
Canceled	(263,000)	44.15
Outstanding December 31, 2005 (818,000 exercisable)	2,660,000	$38.20

At December 31, 2005, 818,000 stock options were exercisable, have exercise prices between $23.20 and $73.31 and a weighted average exercise price of $39.38. The weighted average exercise price of options exercisable at December 31, 2004 and 2003, was $41.33 and $46.22, respectively.

The following table provides certain details concerning U.S. Cellular stock options outstanding at December 31, 2005:

			Weighted Average
Range of Exercise Prices	Stock Options Outstanding	Weighted Average Exercise Price	Contractual Life Remaining (Years)
$23.20 - $36.99	957,000	$26.22	7.2
$37.00 - $49.99	1,540,000	$42.79	8.1
$50.00 - $73.31	163,000	$64.26	5.3

The following table provides certain details concerning U.S. Cellular stock options exercisable at December 31, 2005:

Range of	Stock Options	Weighted Average
Exercise Prices	Exercisable	Exercise Price
$23.20 - $36.99	312,000	$26.15
$37.00 - $49.99	373,000	$41.46
$50.00 - $73.31	133,000	$64.64

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

December 31,
(Dollars in thousands)	2005	2004

Change in benefit obligation
Benefit obligation at beginning of year	$46,880	$43,154
Service cost	2,212	2,362
Interest cost	2,636	2,674
Amendments	—	(4,425)
Actuarial loss	2,082	4,764
Benefits paid	(2,425)	(2,265)
Special termination benefits (1)	—	616
Benefit obligation at end of year	51,385	46,880
Change in plan assets
Fair value of plan assets at beginning of year	23,279	16,442
Actual return on plan assets	1,732	2,084
Employer contribution	5,481	7,018
Benefits paid	(2,425)	(2,265)
Fair value of plan assets at end of year	28,067	23,279
Funded status	(23,318)	(23,601)
Unrecognized net actuarial loss	22,657	24,281
Unrecognized prior service cost	(7,002)	(10,989)
(Accrued) benefit cost	$(7,663)	$(10,309)

(1)                  Due to an early retirement incentive program that was offered to certain employees at TDS Telecom during 2003.

Net periodic benefit cost for the years ended December 31, 2005, 2004 and 2003 includes the following components.

Year Ended December 31,
(Dollars in thousands)	2005	2004	2003

Service cost	$2,212	$2,362	$1,676
Interest cost on accumulated post-retirement benefit obligation	2,636	2,674	2,480
Expected return on plan assets	(2,231)	(1,776)	(1,197)
Amortization of:
Unrecognized prior service cost (1)	(1,117)	(715)	(128)
Unrecognized net loss (gain) (2)	1,153	949	494
Net post-retirement (income) cost	$2,653	$3,494	$3,325

(1)                  Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)                  Based on straight-line amortization over the average time remaining before active employees retire.

The following assumptions were used to determine benefit obligations and net periodic benefit cost.

December 31,	2005	2004
Discount rate	5.50%	5.75%
Expected return on plan assets	8.5%	8.5%

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

	One Percentage Point
(Dollars in thousands)	Increase	Decrease
Effect on total of service and interest cost components	$930	$(778)
Effect on post-retirement benefit obligation	$7,460	$(6,514)

The following table describes how plan assets are invested.

		Allocation of Plan Assets
Investment	Target Asset	At December 31,
Category	Allocation	2005	2004
U.S. Equities	50%	52.2%	49.8%
International Equities	15%	15.4%	15.1%
Debt Securities	35%	32.4%	35.1%

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

The following estimated future benefit payments, which reflect expected future service, are expected to be paid:

Year	Post-retirement
(Dollars in thousands)	Insurance Paid
2006	$2,387
2007	2,525
2008	2,504
2009	2,623
2010	2,686
2011-2015	$15,056

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

22 COMMITMENTS AND CONTINGENCIES

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

Lease Commitments

TDS and its subsidiaries have leases for certain plant facilities, office space, retail sites, cell sites and data processing equipment, most of which are classified as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. For the years 2005, 2004 and 2003, rent expense for noncancelable, long-term leases was $123.2 million, $111.8 million and $101.4 million, respectively, and rent expense under cancelable, short-term leases was $15.0 million, $11.5 million and $3.5 million, respectively. Rental revenue totaled $15.4 million, $12.0 million and $10.4 million in 2005, 2004 and 2003, respectively. At December 31, 2005, the aggregate minimum rental payments required and rental receipts expected under noncancelable, long-term operating leases were as follows:

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

In 2005, TDS paid $7.1 million including expenses related to settlement of items related to this indemnity agreement.

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

By letter dated December 30, 2005, Midwest Wireless Holdings was advised on behalf of U.S. Cellular that U.S. Cellular was entitled to exercise certain rights of first refusal with respect to Midwest Wireless Holdings’ interest in Midwest Wireless Communications and demanded that Midwest Wireless Holdings take all steps to afford U.S. Cellular its rights of first refusal.  On January 12, 2006, U.S. Cellular filed a lawsuit against Midwest Wireless Holdings and Midwest Wireless Communications seeking, among other things, to enforce such rights. On January 25, 2006, Midwest Wireless Holdings and Midwest Wireless Communications filed an answer denying U.S. Cellular’s claims, alleging counterclaims of breach of contract and tortious interference with contractual relations and asking for declaratory relief and unspecified damages and costs. A trial on the merits of U.S. Cellular’s claim to be entitled to first refusal rights was held from May 10-12, 2006.  On June 7, 2006, the court denied U.S. Cellular’s right of first refusal.  As a result of the court’s ruling the counterclaims have been rendered moot.

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

The net aggregate carrying value of U.S. Cellular’s investments in Midwest Wireless Communications and Midwest Wireless Holdings was approximately $24.9 million at December 31, 2005.

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

Financial data for TDS’s business segments for each of the years ended December 31, 2005, 2004 and 2003 are as follows:

Year Ended or at December 31, 2005 (As Restated)	U.S.	TDS Telecom		Non- Reportable	Other Reconciling
(Dollars in thousands)	Cellular	ILEC	CLEC	Segment (3)	Items(1)	Total
Operating revenues	$3,030,765	$669,724	$239,341	$32,080	$(18,932)	$3,952,978
Cost of services and products(4)	1,116,032	177,252	120,924	22,131	(2,616)	1,433,723
Selling, general and administrative expense(4)	1,217,709	188,361	96,187	5,714	(5,847)	1,502,124
Operating income before depreciation, amortization and accretion, (gain) loss on sales of assets and impairments (2)	697,024	304,111	22,230	4,235	(10,469)	1,017,131
Depreciation, amortization and accretion expense	510,487	135,178	30,438	2,755	—	678,858
(Gain) loss on sales of assets	(44,660)	—	—	—	—	(44,660)
Operating income (loss)	231,197	168,933	(8,208)	1,480	(10,469)	382,933
Significant noncash items:
Equity in earnings of unconsolidated entities	66,719	408	—	—	912	68,039
Fair value adjustment of derivative instruments	44,977	—	—	—	688,751	733,728
Gain on investments	(6,203)	—	—	—	(51)	(6,254)
Marketable equity securities	225,387	—	—	—	2,306,303	2,531,690
Investment in unconsolidated entities	172,093	3,623	—	—	41,464	217,180
Total assets	5,416,233	1,703,443	161,392	26,178	3,112,788	10,420,034
Capital expenditures	$576,525	$97,493	$27,117	$3,950	$5,422	$710,507

Year Ended or at December 31, 2004 (As Restated)		TDS Telecom		Non- Reportable	Other Reconciling
(Dollars in thousands)	U.S. Cellular	ILEC	CLEC	Segment (3)	Items(1)	Total
Operating revenues	$2,806,418	$658,330	$226,259	$27,269	$(16,139)	$3,702,137
Cost of services and products(4)	1,060,730	162,007	116,525	18,044	(1,718)	1,355,588
Selling, general and administrative expense(4)	1,091,347	181,480	100,143	5,110	(14,421)	1,363,659
Operating income before depreciation, amortization and accretion, (gain) loss on sales of assets and impairments(2)	654,341	314,843	9,591	4,115	—	982,890
Depreciation, amortization and accretion expense	502,564	131,665	38,349	2,515	—	675,093
Loss on impairment of intangible assets	—	—	29,440	—	—	29,440
(Gain) loss on sales of assets	(10,806)	—	—	—	—	(10,806)
Loss on impairment of long-lived assets	—	—	87,910	—	—	87,910
Operating income (loss)	162,583	183,178	(146,108)	1,600	—	201,253
Significant noncash items:
Equity in earnings of unconsolidated entities	64,161	958	—	—	184	65,303
Gain (loss) on investments	25,791	12,909	—	—	(491)	38,209
Fair value adjustment of derivative instruments	(15,061)	—	—	—	(503,898)	(518,959)
Marketable equity securities	282,829	—	—	—	3,115,975	3,398,804
Investment in unconsolidated entities	161,894	19,721	—	—	24,278	205,893
Total assets	5,171,213	1,807,044	154,287	26,992	3,875,380	11,034,916
Capital expenditures	$636,097	$103,069	$35,178	$7,394	$4,885	$786,623

Year Ended or at December 31, 2003 (As Restated)		TDS Telecom		Non- Reportable	Other Reconciling
(Dollars in thousands)	U.S. Cellular	ILEC	CLEC	Segment (3)	Items(1)	Total
Operating revenues	$2,577,810	$653,038	$213,800	$26,745	$(16,163)	$3,455,230
Cost of services and products(4)	933,658	161,680	112,028	17,870	(1,832)	1,223,404
Selling, general and administrative expense(4)	1,007,622	183,827	89,703	4,859	(14,331)	1,271,680
Operating income before depreciation, amortization and accretion, loss on sales of assets and impairments(2)	636,530	307,531	12,069	4,016	—	960,146
Depreciation, amortization and accretion expense	434,495	130,036	33,363	2,438	—	600,332
Loss on impairment of intangible assets	49,595	—	—	—	—	49,595
(Gain) loss on sales of assets	45,908	—	—	—	—	45,908
Loss on impairment of long-lived assets	—	351	4,563	—	—	4,914
Operating income (loss)	106,532	177,144	(25,857)	1,578	—	259,397
Significant noncash items:
Equity in earnings of unconsolidated entities	50,425	875	—	—	216	51,516
(Loss) on investments	(5,200)	(5,000)	—	—	—	(10,200)
Fair value adjustment of derivative instruments	(47,026)	—	—	—	(250,047)	(297,073)
Marketable equity securities	260,188	—	—	—	2,512,222	2,772,410
Investment in unconsolidated entities	166,862	19,606	—	—	30,537	217,005
Total assets	4,963,839	1,838,818	238,130	22,294	3,187,590	10,250,671
Capital expenditures	$630,864	$111,924	$27,294	$732	$5,223	$776,037

Year Ended December 31,	2005	2004	2003
(Dollars in thousands)	(As Restated)	(As Restated)	(As Restated)
Total operating income from reportable and other segments	$382,933	$201,253	$259,397
Investment and other income (expense)	726,437	(594,137)	(434,147)
Income (loss) from continuing operations before income taxes and minority interest	1,109,370	(392,884)	(174,750)

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

(3)          Represents Suttle Straus.

(4)          Certain prior period amounts, primarily labor, maintenance, rent and utilities expenses at the competitive local exchange carriers (“CLEC”), reported in selling, general and administrative expense have been adjusted to properly reflect the classification of the expenses in cost of service and products in the current period.  Certain expenses, primarily universal service costs, at both the incumbent local exchange carriers (“ILEC”) and the CLEC previously reported in cost of service and products have been adjusted to properly reflect, in accordance with TDS policy, the classification of the expenses in selling, general and administrative expense.  For the ILEC, cost of services and products decreased by $6.7 million, $4.3 million and $3.5 million with a corresponding increase in selling, general and administrative expenses in the three years ended December 31, 2005, 2004 and 2003, respectively.  For the CLEC, cost of services and products increased by $18.4 million, $24.5 million and $25.7 million with a corresponding decrease in selling, general and administrative expenses in the three years ended December 31, 2005, 2004 and 2003, respectively.  As a result of these ILEC and CLEC classification adjustments, on a TDS consolidated basis, cost of services and products increased by $11.7 million, $20.2 million and $22.2 million with a corresponding decrease in selling, general and administrative expenses in the three years ended December 31, 2005, 2004 and 2003, respectively.  The adjustments did not affect previously reported revenues, operating income or net income.

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

/s/ LEROY T. CARLSON, JR.	/s/ KENNETH R. MEYERS	/s/ D. MICHAEL JACK
LeRoy T. Carlson, Jr.	Kenneth R. Meyers	D. Michael Jack
President	Executive Vice President	Senior Vice President and Controller
(Chief Executive Officer)	(Chief Financial Officer)	(Principal Accounting Officer)

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING (RESTATED)

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

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  Management identified the following material weaknesses in TDS’s internal control over financial reporting as of December 31, 2005:

1.               TDS did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the financial reporting requirements and the complexity of TDS’s operations and transactions. Further, TDS did not have a sufficient number of qualified personnel to create, communicate and apply accounting policies and procedures in compliance with accounting principles generally accepted in the United States of America (GAAP).  This control deficiency contributed to the material weaknesses discussed in items 2, 3, 4, 5 and 6 below and the restatement of TDS’s annual consolidated financial statements for 2005, 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2005, 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 and 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

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

3.               TDS did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities. Specifically, TDS did not have effective controls designed and in place to accurately calculate income tax expense and income tax payable, monitor the difference between the income tax basis and the financial reporting basis of assets and liabilities and reconcile the resulting basis difference to its deferred income tax asset and liability balances. This control deficiency resulted in the restatement of TDS’s annual consolidated financial statements for 2005, 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2005, 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 and 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

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

5.               TDS did not maintain effective controls over accounting for prepaid forward contracts and related bifurcated embedded derivative instruments.  Specifically, effective controls were not designed and in place to de-designate, re-designate and assess hedge effectiveness of the bifurcated embedded collars within the forward contracts as cash flow hedges of marketable equity securities when the embedded collars were contractually modified for differences between the actual and expected dividend rates on the underlying securities.  This control deficiency affected other comprehensive income on the consolidated balance sheet and fair value adjustments of derivative instruments and income tax expense on the consolidated statement of operations.  This control deficiency resulted in the restatement of TDS’s annual consolidated financial statements for 2005, 2004 and 2003, the interim consolidated financial statements for all quarters in 2005 and 2004, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

6.               TDS did not maintain effective controls over its accounting for property, plant and equipment.  Specifically, effective controls were not designed and in place to ensure accurate recording of transfers and disposals of equipment.  This control deficiency affected depreciation expense, property, plant and equipment and accumulated depreciation.  This control deficiency resulted in the restatement of TDS’s annual consolidated financial statements for 2005, 2004 and 2003, the interim consolidated financial statements for all quarters in 2005 and 2004, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

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

As a result of the material weaknesses identified, management has determined that TDS did not maintain effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control – Integrated Framework issued by the COSO. Management had previously concluded that TDS did not maintain effective internal control over financial reporting as of December 31, 2005 because of the material weaknesses described in items 1 through 4 above. In connection with the restatement discussed under the heading “Restatement” in Note 1 to the consolidated financial statements, management determined that additional material weaknesses related to accounting for prepaid forward contracts and related derivative instruments as described in item 5 above, and accounting for property, plant and equipment as described in item 6 above, existed as of December 31, 2005.  Accordingly, management has restated this report on internal control over financial reporting to include these additional material weaknesses.

Management’s assessment of the effectiveness of TDS’s internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report included herein.

/s/ LEROY T. CARLSON, JR.	/s/ KENNETH R. MEYERS	/s/ D. MICHAEL JACK
LeRoy T. Carlson, Jr.	Kenneth R. Meyers	D. Michael Jack
President	Executive Vice President	Senior Vice President and Controller
(Chief Executive Officer)	(Chief Financial Officer)	(Principal Accounting Officer)

Report of Independent Registered Public Accounting Firm

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF TELEPHONE AND DATA SYSTEMS, INC.:

We have completed integrated audits of Telephone and Data Systems, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, common shareholders' equity and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of Telephone and Data Systems Inc. reflect an investment in this partnership of $110,200,000 and $96,500,000 as of December 31, 2005 and 2004, respectively, and equity earnings of $52,200,000, $41,800,000 and $29,900,000 for each of the three years in the period ended December 31, 2005. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for asset retirement costs as of January 1, 2003.

As discussed under the heading “Restatement” in Note 1 to the consolidated financial statements, the Company has restated its 2005, 2004 and 2003 consolidated financial statements.

Internal control over financial reporting

Also, we have audited management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 9A, that Telephone and Data Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effects of (1) the Company did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with its financial reporting requirements and the complexity of the Company’s operations and transactions, (2) the Company did not maintain effective controls over its accounting for certain vendor contracts, (3) the Company did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities, (4) the Company did not maintain effective controls over the complete and accurate recording of leases, (5) the Company did not maintain effective controls over accounting for prepaid forward contracts and related bifurcated embedded derivatives, and (6) the Company did not maintain effective controls over its accounting for property, plant, and equipment, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.  The following material weaknesses have been identified and included in management's assessment as of December 31, 2005:

1.               The Company did not have a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the financial reporting requirements and the complexity of the Company’s operations and transactions. Further, the Company did not have a sufficient number of qualified personnel to create, communicate and apply accounting policies and procedures in compliance with accounting principles generally accepted in the United States of America (GAAP).  This control deficiency contributed to the material weaknesses discussed in items 2, 3, 4, 5 and 6 below and the restatement of the Company’s annual consolidated financial statements for 2005, 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2005, 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 and 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

2.               The Company did not maintain effective controls over its accounting for certain vendor contracts.  Specifically, effective controls were not designed and in place to ensure that certain vendor contracts were raised to the appropriate level of accounting personnel or that accounting personnel reached the appropriate conclusions in order to accurately and timely record the effects of the contracts in conformity with generally accepted accounting principles.  This control deficiency primarily affected network operations expense, selling, general and administrative expense, accounts payable, other deferred charges and accrued liabilities.  This control deficiency resulted in the restatement of the Company's annual consolidated financial statements for 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2005, as well as adjustments, including audit adjustments, to the 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company's interim or annual consolidated financial statements that would not be prevented or detected.

3.               The Company did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities. Specifically, the Company did not have effective controls designed and in place to accurately calculate income tax expense and income tax payable, monitor the difference between the income tax basis and the financial reporting basis of assets and liabilities and reconcile the resulting basis difference to its deferred income tax asset and liability balances. This control deficiency resulted in the restatement of the Company’s annual consolidated financial statements for 2005, 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2005, 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 and 2005 third quarter interim consolidated financial statements and the 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

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

5                  The Company did not maintain effective controls over accounting for prepaid forward contracts and related bifurcated embedded derivative instruments.  Specifically, effective controls were not designed and in place to de-designate, re-designate and assess hedge effectiveness of the bifurcated embedded collars within the forward contracts as cash flow hedges of marketable equity securities when the embedded collars were contractually modified for differences between the actual and expected dividend rates on the underlying securities.  This control deficiency affected other comprehensive income on the consolidated balance sheet and fair value adjustments of derivative instruments and income tax expense on the consolidated statement of operations.  This control deficiency resulted in the restatement of the Company’s annual consolidated financial statements for 2005, 2004 and 2003, the interim consolidated financial statements for all quarters in 2005 and 2004, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

6.               The Company did not maintain effective controls over its accounting for property, plant and equipment.  Specifically, effective controls were not designed and in place to ensure accurate recording of transfers and disposals of equipment.  This control deficiency affected depreciation expense, property, plant and equipment and accumulated depreciation.  This control deficiency resulted in the restatement of the Company’s annual consolidated financial statements for 2005, 2004 and 2003, the interim consolidated financial statements for all quarters in 2005 and 2004, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

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

In our opinion, management's assessment that Telephone and Data Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO.  Also, in our opinion, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, Telephone and Data Systems, Inc. has not maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

Management and we previously concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the material weaknesses described in items 1 through 4 above.  However, management has subsequently determined that the material weaknesses described in items 5 and 6 above also existed as of December 31, 2005.  Accordingly, Management's Report on Internal Control Over Financial Reporting and our opinion on the effectiveness of internal control over financial reporting have been restated to include these additional material weaknesses.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

July 28, 2006, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is February 23, 2007

Consolidated Quarterly Information As Restated (Unaudited)

TDS and its audit committee concluded on November 6, 2006, that TDS would amend its Annual Report on Form 10-K for the year ended December 31, 2005 to restate its financial statements and financial information for each of the three years in the period ended December 31, 2005, including quarterly information for 2005 and 2004 and certain selected financial data for 2002.  TDS and its audit committee also concluded that TDS would amend its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006 to restate the financial statements and financial information included therewith.

The restatement adjustments are described below.

•                  Forward contracts and related derivative instruments - In reviewing the accounting and disclosure of its prepaid forward contracts, TDS concluded that its continued designation of the embedded collars within the forward contracts as cash flow hedges of marketable equity securities was not appropriate. TDS did not contemporaneously de-designate, re-designate, and assess hedge effectiveness when the embedded collars were contractually modified for differences between the actual and expected dividend rates on the underlying securities in 2004, 2003 and 2002. As a result, the embedded collars no longer qualified for cash flow hedge accounting treatment upon the modification of the terms of the collars for changes in dividend rates and, from that point forward, must be accounted for as derivative instruments that do not qualify for cash flow hedge accounting treatment. Accordingly, all changes in the fair value of the embedded collars from the time of the contractual modification of each collar must be recognized in the statement of operations. The restatement adjustments represent reclassifications of unrealized gains or losses related to changes in the fair value of the embedded collars from other comprehensive income or loss, included in common stockholders’ equity, to the statement of operations.

•                  Expense reclassifications - Certain prior period amounts, primarily labor, maintenance, rent and utilities expenses at the competitive local exchange carriers (“CLEC”), previously reported in selling, general and administrative expense have been corrected to properly reflect the classification of the expenses in cost of service and products in the current period.  Certain expenses, primarily universal service costs, at both the incumbent local exchange carriers (“ILEC”) and the CLEC previously reported in cost of service and products have been adjusted to properly reflect the classification of the expenses in selling, general and administrative expense.  These adjustments did not have an effect on operating income or net income.

•                  Establishment of an Asset Retirement Obligation (“ARO”) - Upon initial implementation of Statement of Financial Accounting Standards No. 143 - “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) in 2003, TDS Telecom’s ILEC operations concluded that it was not necessary to record an ARO asset and corresponding regulatory liability of equal amount. TDS Telecom’s ILECs have their rates regulated by the respective state public utility commissions and the Federal Communications Commission (“FCC”), and therefore, reflect the effects of the rate-making actions of these regulatory bodies in their financial statements. In 2002, the FCC notified carriers by Order that it would not be adopting SFAS No. 143 since the FCC concluded that SFAS No. 143 conflicted with the FCC’s current accounting rules that require ILECs to accrue for asset retirement obligations through prescribed depreciation rates. Upon adoption of SFAS No. 143, and pursuant to the FCC’s order and the provisions of SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation,” (“SFAS No. 71”) the ILECs reclassified their existing remediation liabilities, previously recorded in accumulated depreciation, to an ARO liability and a separate regulatory liability. Upon further review, TDS has concluded that upon adoption of SFAS No. 143, and in accordance with SFAS No. 71, it should have recognized an ARO asset and a corresponding ARO liability, rather than establish the ARO liability through a reclassification of its existing remediation liabilities. The impact of reestablishing the ARO asset increased Property, Plant and Equipment and the corresponding ARO liability by $28.0 million, $27.7 million, $27.5 million and $27.3 million as of March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005, respectively. The impact of establishing the ARO asset increased Property, Plant and Equipment and the corresponding ARO liability by $28.6 million, $28.4 million, $28.1 million and $28.3 million as of March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004, respectively. The adjustment did not affect previously reported revenues, operating income or income (loss).

•                  Contracts with maintenance and support services—U.S. Cellular entered into certain equipment and software contracts that included maintenance and support services.  In one case, U.S. Cellular did not properly allocate expenditures between equipment purchases and maintenance and support services.  In other cases, U.S. Cellular did not properly record fees for maintenance and support services over the specified term of the agreement.  The restatement adjustments properly record property, plant and equipment, related depreciation expense and fees for maintenance and support services in the correct periods.

•                  Classification of Asset Retirement Obligation on the Statement of Cash Flows—The additions to property, plant and equipment and other deferred liabilities representing additional asset retirement obligations (“ARO”) should be treated as non-cash items in the statement of cash flows.  From 2004 through the second quarter of 2006, U.S. Cellular included additional ARO liabilities as a change in other assets and liabilities in cash flows from operating activities and the increase in the ARO asset balance as a capital expenditure in cash flows from investing activities resulting in an overstatement of cash flows from operating activities and an overstatement of cash flows required by investing activities.  In the restatement, adjustments were recorded in the statement of cash flows to offset the change in ARO liabilities against the ARO asset. The reduction in the change in other assets and liabilities in cash flows from operating activities and the reduction in additions to property, plant and equipment in cash flows from investing activities totaled $0.7 million, $2.3 million, $4.7 million and $7.9 million for the year-to-date periods ended March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005, respectively.  The reduction in the change in other assets and liabilities in cash flows from operating activities and the reduction in additions to property, plant and equipment in cash flows from investing activities totaled $0.2 million, $1.0 million, $3.1 million and $5.4 million for the year-to-date periods ended March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004, respectively.

•      Income taxes – In the restatement, TDS adjusted its income tax expense, income taxes payable, goodwill, deferred income tax assets and liabilities and related disclosures for the years ended December 31, 2005, 2004, 2003 and 2002 for items identified based on its annual analysis reconciling its 2005 income tax expense and income tax balance sheet accounts as determined in its comparison of the 2005 year-end income tax provision to the 2005 federal and state income tax returns. These adjustments included corrections for certain accounts that had not previously been included in the financial reporting basis used in determining the cumulative temporary differences in computing deferred income tax assets and liabilities, as well as adjustments to certain cumulative temporary differences that had historically been incorrectly associated with operating license assets which, in this restatement, have been correctly classified as investments in partnership assets.  Accordingly, the company has adjusted the deferred tax liabilities related to these assets.  Goodwill was adjusted by $10.2 million to record the income tax effect of the difference between the financial reporting basis and the income tax basis of certain acquisitions made prior to 2004.

TDS determined that the state deferred tax liabilities attributable to marketable equity securities, as presented in prior periods, should have been lower to reflect carryover of a higher stock basis than the federal basis for certain states that have not adopted the federal consolidated return regulations.  TDS also identified a valuation allowance related to state net operating loss carry forwards for which deferred tax liabilities related to marketable equity securities provide positive evidence supporting reductions to previously established valuation allowances.

•      Property, plant and equipment – U.S. Cellular did not properly record certain transfers and disposals of equipment removed from service.  Also, U.S. Cellular did not properly record depreciation expense for certain leasehold improvements and other equipment due to the use of incorrect asset lives.  The restatement adjustments properly record equipment disposals and depreciation expense in the correct amounts and periods.

•      Other items – In addition to the adjustments described above, TDS recorded a number of other adjustments to correct and record revenues, expenses and equity in earnings of unconsolidated entities in the periods in which such revenues, expenses and equity in earnings of unconsolidated entities were earned or incurred. Adjustments were also made to correct certain balance sheet amounts, including $2.1 million corrections to purchase price accounting for certain acquisitions prior to 2003.  These individual adjustments were not material.

The table below summarizes the impact on cost of services and products and selling, general and administrative expense for the quarterly periods of 2005 and 2004 related to the ILEC and CLEC expense reclassifications.

	Three Months Ended March 31, 2005	Three Months Ended June 30, 2005	Three Months Ended September 30, 2005	Three Months Ended December 31, 2005
	(Increase (decrease) dollars in thousands)
Cost of service and products
ILEC	(1,659)	(1,684)	(1,885)	(1,441)
CLEC	5,781	5,914	5,729	919
	4,122	4,230	3,844	(522)

Selling, general and administrative
ILEC	1,659	1,684	1,885	1,441
CLEC	(5,781)	(5,914)	(5,729)	(919)
	(4,122)	(4,230)	(3,844)	522

	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Three Months Ended September 30, 2004	Three Months Ended December 31, 2004
	(Increase (decrease) dollars in thousands)
Cost of service and products
ILEC	(1,354)	(1,201)	(1,353)	(346)
CLEC	6,186	6,003	6,218	6,073
	4,832	4,802	4,865	5,727

Selling, general and administrative
ILEC	1,354	1,201	1,353	346
CLEC	(6,186)	(6,003)	(6,218)	(6,073)
	(4,832)	(4,802)	(4,865)	(5,727)

The table below summaries the impact on income (loss) from continuing operations before income taxes and minority interest as a result of the restatement.

	Three Months Ended March 31, 2005	Three Months Ended June 30, 2005	Three Months Ended September 30, 2005	Three Months Ended December 31, 2005
	(Increase (decrease) dollars in thousands)
Income From Continuing Operations Before Income Taxes and Minority Interest, as previously reported	$46,207	$183,171	$83,223	$83,538

Forward contracts and related derivative instruments	335,447	164,229	(4,665)	238,079
Contracts with maintenance and support services	(197)	(138)	(123)	30
Property, plant and equipment	(240)	317	(1,827)	75
Other items	(3,646)	(2,320)	(1,667)	(10,123)
Total adjustment	331,364	162,088	(8,282)	228,061
Income From Continuing Operations Before Income Taxes and Minority Interest, as restated	$377,571	$345,259	$74,941	$311,599

	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Three Months Ended September 30, 2004	Three Months Ended December 31, 2004
	(Increase (decrease) dollars in thousands)
Income (Loss) From Continuing Operations Before Income taxes and Minority Interest, as previously reported	$40,598	$73,543	$58,387	$(23,915)

Forward contracts and related derivative instruments	62,671	8,474	(78,344)	(514,003)
Contracts with maintenance and support services	(3,435)	(3,344)	(3,194)	(3,192)
Property, plant and equipment	(431)	(473)	(474)	(3,271)
Other items	(1,615)	(1,092)	139	87
Total adjustment	57,190	3,565	(81,873)	(520,379)
Income (Loss) From Continuing Operations Before Income taxes and Minority Interest, as restated	$97,788	$77,108	$(23,486)	$(544,294)

The tables below summarize the net income (loss) and diluted earnings (loss) per share impacts from the restatement.

	Three Months Ended March 31, 2005		Three Months Ended June 30, 2005		Three Months Ended September 30, 2005		Three Months Ended December 31 2005
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share
	(Increase (decrease) dollars in thousands, except per share amounts)
As previously reported	$23,049	$0.20	$97,056	$0.83	$41,566	$0.36	$60,873	$0.52

Forward contracts and related derivative instruments	201,920	1.75	97,405	0.85	(1,681)	(0.01)	140,522	1.21
Contracts with maintenance and support services	(84)	—	(56)	—	(48)	—	24	—
Income taxes	549	—	549	—	549	—	(2,683)	(0.02)
Property, plant and equipment	(109)	—	151	—	(916)	(0.01)	12	—
Other items	(1,764)	(0.02)	(1,126)	(0.01)	(855)	(0.01)	(4,928)	(0.05)
Total adjustment	200,512	1.73	96,923	0.84	(2,951)	(0.03)	132,947	1.14
As restated	$223,561	$1.93	$193,979	$1.67	$38,615	$0.33	$193,820	$1.66

	Three Months Ended March 31, 2004		Three Months Ended June 30, 2004		Three Months Ended September 30, 2004		Three Months Ended December 31 2004
	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share	Net Income (loss)	Diluted Earnings Per Share
	(Increase (decrease) dollars in thousands, except per share amounts)
As previously reported	$18,254	$0.16	$37,338	$0.32	$43,373	$0.37	$(32,113)	$(0.28)

Forward contracts and related derivative instruments	36,831	0.32	4,236	0.04	(46,246)	(0.40)	(307,964)	(2.68)
Contracts with maintenance and support services	(1,647)	(0.01)	(1,601)	(0.01)	(1,525)	(0.01)	(1,521)	(0.01)
Income taxes	513	—	513	—	1,521	0.01	371	—
Property, plant and equipment	(199)	—	(218)	—	(218)	—	(1,579)	(0.01)
Other items	(666)	(0.01)	(518)	(0.01)	57	—	73	(0.01)
Total adjustment	34,832	0.30	2,412	0.02	(46,411)	(0.40)	(310,620)	(2.71)
As restated	$53,086	$0.46	$39,750	$0.34	$(3,038)	$(0.03)	$(342,733)	$(2.99)

A summary of the significant effects of the restatement is as follows:

	Quarter Ended or at March 31, 2005		Quarter Ended or at June 30, 2005
(Dollars in thousands, except per share amounts)	As Previously Reported	As Restated	As Previously Reported	As Restated

Statements of Operations
Operating Revenue	$935,787	$933,962	$969,859	$967,948
Operating Expenses
Cost of service and products	338,624	343,817	341,830	341,993
Selling, general and administrative	348,571	345,072	352,127	352,707
Depreciation, amortization and accretion	169,748	170,141	168,575	167,911
Loss on assets held for sale	—	—	—	—
Total Operating Expenses	856,943	859,030	862,532	862,611

Operating Income	78,844	74,932	107,327	105,337
Investment and Other Income (Expense)	(32,637)	302,639	75,844	239,922

Income from Continuing Operations before Income Taxes and Minority Interest	46,207	377,571	183,171	345,259

Income From Continuing Operations	23,049	223,561	97,056	193,979
Net Income	$23,049	$223,561	$97,056	$193,979

Basic Earnings per Share:
Income from Continuing Operations	$0.20	$1.94	$0.84	$1.68
Discontinued Operations	—	—	—	—
Net Income Available to Common	$0.20	$1.94	$0.84	$1.68

Diluted Earnings per Share:
Income from Continuing Operations	$0.20	$1.93	$0.83	$1.67
Discontinued Operations	—	—	—	—
Net Income Available to Common	$0.20	$1.93	$0.83	$1.67

Balance Sheets
Current Assets	$1,764,785	$1,760,344	$1,740,339	$1,736,068
Investments	5,502,962	5,521,155	5,276,771	5,294,719
Property, Plant and Equipment, net	3,390,284	3,396,467	3,398,383	3,404,421
Other Assets and Deferred Charges	57,058	57,058	57,416	57,416
Assets of Operations Held for Sale	—	—	—	—
Total Assets	$10,715,089	$10,735,024	$10,472,909	$10,492,624
Current Liabilities	$738,757	$743,276	$722,725	$729,275
Deferred Liabilities and Credits	2,568,375	2,551,648	2,378,075	2,359,883
Long-Term Debt	3,681,210	3,681,210	3,568,294	3,568,294
Liabilities of Operations Held for Sale	—	—	—	—
Minority Interest in Subsidiaries	512,646	507,873	528,056	523,096
Preferred Shares	3,864	3,864	3,864	3,864
Common Stockholders’ Equity	3,210,237	3,247,153	3,271,895	3,308,212
Total Liabilities and Stockholders’ Equity	$10,715,089	$10,735,024	$10,472,909	$10,492,624

	Quarter Ended or at September 30, 2005		Quarter Ended or at December 31, 2005
(Dollars in thousands, except per share amounts)	As Previously Reported	As Restated	As Previously Reported	As Restated

Statements of Operations
Operating Revenue	$1,028,751	$1,027,947	$1,025,672	$1,023,121
Operating Expenses
Cost of service and products	369,889	373,967	374,202	373,946
Selling, general and administrative	383,500	380,252	420,536	424,093
Depreciation, amortization and accretion	167,588	169,243	171,532	171,563
Loss on assets held for sale	—	—	(44,660)	(44,660)
Total Operating Expenses	920,977	923,462	921,610	924,942

Operating Income	107,774	104,485	104,062	98,179
Investment and Other Income (Expense)	(24,551)	(29,544)	(20,524)	213,420

Income from Continuing Operations before Income Taxes and Minority Interest	83,223	74,941	83,538	311,599

Income From Continuing Operations	41,226	38,275	60,216	193,163
Discontinued operations, net of tax	340	340	657	657
Net Income	$41,566	$38,615	$60,873	$193,820

Basic Earnings per Share:
Income from Continuing Operations	$0.36	$0.33	$0.52	$1.67
Discontinued operations	—	—	0.01	0.01
Net Income Available to Common	$0.36	$0.33	$0.53	$1.68

Diluted Earnings per Share:
Income from Continuing Operations	$0.36	$0.33	$0.51	$1.65
Discontinued operations	—	—	0.01	0.01
Net Income Available to Common	$0.36	$0.33	$0.52	$1.66

Balance Sheets
Current Assets	$1,685,143	$1,680,234	$1,778,969	$1,778,420
Investments	5,243,619	5,260,939	5,043,561	5,056,024
Property, Plant and Equipment, net	3,362,701	3,366,804	3,526,205	3,529,760
Other Assets and Deferred Charges	54,008	54,008	55,830	55,830
Assets of Operations Held for Sale	66,644	66,644	—	—
Total Assets	$10,412,115	$10,428,629	$10,404,565	$10,420,034
Current Liabilities	$836,675	$843,675	$1,056,104	$1,065,325
Deferred Liabilities and Credits	2,344,044	2,323,844	2,100,300	2,085,214
Long-Term Debt	3,372,147	3,372,147	3,340,801	3,340,801
Liabilities of Operations Held for Sale	5,585	5,585	—	—
Minority Interest in Subsidiaries	547,539	542,281	552,884	546,833
Preferred Shares	3,863	3,863	3,863	3,863
Common Stockholders’ Equity	3,302,262	3,337,234	3,350,613	3,377,998
Total Liabilities and Stockholders’ Equity	$10,412,115	$10,428,629	$10,404,565	$10,420,034

	Quarter Ended or at March 31, 2004		Quarter Ended or at June 30, 2004
(Dollars in thousands, except per share amounts)	As Previously Reported	As Restated	As Previously Reported	As Restated

Statements of Operations
Operating Revenue	$870,098	$870,092	$929,086	$927,919
Operating Expenses
Cost of service and products	321,079	328,827	322,481	330,122
Selling, general and administrative	322,053	318,873	337,558	333,265
Depreciation, amortization and accretion	156,197	156,644	165,009	165,478
Loss on assets held for sale	(143)	(143)	(582)	(582)
Total Operating Expenses	799,186	804,201	824,466	828,283

Operating Income	70,912	65,891	104,620	99,636
Investment and Other Income (Expense)	(30,314)	31,897	(31,077)	(22,528)

Income from Continuing Operations before Income Taxes and Minority Interest	40,598	97,788	73,543	77,108

Income from Continuing Operations	18,254	53,086	37,338	39,750
Net Income	$18,254	$53,086	$37,338	$39,750

Basic Earnings per Share:
Income from Continuing Operations	$0.16	$0.46	$0.33	$0.35
Discontinued Operations	—	—	—	—
Net Income Available to Common	$0.16	$0.46	$0.33	$0.35

Diluted Earnings per Share:
Income from Continuing Operations	$0.16	$0.46	$0.32	$0.34
Discontinued Operations	—	—	—	—
Net Income Available to Common	$0.16	$0.46	$0.32	$0.34

Balance Sheets
Current Assets	$1,604,234	$1,600,706	$1,960,162	$1,956,964
Investments	5,138,674	5,156,515	5,078,633	5,096,548
Property, Plant and Equipment, net	3,356,182	3,377,531	3,396,635	3,413,588
Other Assets and Deferred Charges	54,913	54,913	63,718	63,718
Asset of Operations Held for Sale	—	—	—	—
Total Assets	$10,154,003	$10,189,665	$10,499,148	$10,530,818
Current Liabilities	$679,816	$681,455	$1,025,167	$1,027,975
Deferred Liabilities and Credits	2,205,766	2,199,301	2,186,841	2,177,736
Long-Term Debt	3,669,310	3,669,310	3,681,868	3,681,868
Liabilities of Operations Held for Sale	—	—	—	—
Minority Interest in Subsidiaries	480,104	477,497	488,699	485,406
Preferred Shares	3,864	3,864	3,864	3,864
Common Stockholders’ Equity	3,115,143	3,158,238	3,112,709	3,153,969
Total Liabilities and Stockholders’ Equity	$10,154,003	$10,189,665	$10,499,148	$10,530,818

	Quarter Ended or at September 30, 2004		Quarter Ended or at December 31, 2004
(Dollars in thousands, except per share amounts)	As Previously Reported	As Restated	As Previously Reported	As Restated

Statements of Operations
Operating Revenue	$964,416	$964,526	$940,320	$939,600
Operating Expenses
Cost of service and products	349,222	356,927	331,146	339,712
Selling, general and administrative	355,714	351,334	365,393	360,187
Depreciation, amortization and accretion	170,177	170,520	179,348	182,451
Loss on impairment of intangible assets	—	—	29,440	29,440
Loss on impairment of long-lived assets	—	—	87,910	87,910
Loss on assets held for sale	—	—	(10,081)	(10,081)
Total Operating Expenses	875,113	878,781	983,156	989,619

Operating Income	89,303	85,745	(42,836)	(50,019)
Investment and Other Income (Expense)	(30,916)	(109,231)	18,921	(494,275)

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	58,387	(23,486)	(23,915)	(544,294)

Income (Loss) from Continuing Operations	39,022	(7,389)	(34,124)	(344,744)
Discontinued operations, net of tax	4,351	4,351	2,011	2,011
Net Income (Loss)	$43,373	$(3,038)	$(32,113)	$(342,733)

Basic Earnings (Loss) per Share:
Income (Loss) from Continuing Operations	$0.34	$(0.07)	$(0.30)	$(3.00)
Discontinued Operations	0.04	0.04	0.02	0.02
Net Income (Loss) Available to Common	$0.38	$(0.03)	$(0.28)	$(2.98)

Diluted Earnings (Loss) per Share:
Income (Loss) from Continuing Operations	$0.33	$(0.07)	$(0.30)	$(3.01)
Discontinued Operations	0.04	0.04	0.02	0.02
Net Income (Loss) Available to Common	$0.37	$(0.03)	$(0.28)	$(2.99)

Balance Sheets
Current Assets	$1,687,484	$1,683,925	$1,817,714	$1,814,817
Investments	5,158,679	5,176,624	5,718,464	5,737,215
Property, Plant and Equipment, net	3,374,751	3,388,148	3,419,444	3,425,903
Other Assets and Deferred Charges	56,984	56,984	56,981	56,981
Assets of Operations Held for Sale	114,485	114,485	—	—
Total Assets	$10,392,383	$10,420,166	$11,012,603	$11,034,916
Current Liabilities	$738,115	$740,813	$729,471	$732,894
Deferred Liabilities and Credits	2,263,147	2,250,923	2,919,361	2,904,086
Long-Term Debt	3,682,499	3,682,499	3,664,243	3,664,243
Liabilities of Operations Held for Sale	4,216	4,216	—	—
Minority Interest in Subsidiaries	502,742	498,986	499,468	495,218
Preferred Shares	3,864	3,864	3,864	3,864
Common Stockholders’ Equity	3,197,800	3,238,865	3,196,196	3,234,611
Total Liabilities and Stockholders’ Equity	$10,392,383	$10,420,166	$11,012,603	$11,034,916

	Quarter Ended
(Dollars in thousands, except per share amounts)	March 31	June 30	September 30	December 31
2005 (As Restated)
Operating revenues	$933,962	$967,948	$1,027,947	$1,023,121
Operating income	74,932	105,337	104,485	98,179
Fair value adjustment of derivative instruments	335,400	164,323	(4,429)	238,434
Gain (loss) on investments	500	—	—	(6,754)
Income from continuing operations	223,561	193,979	38,275	193,163

Net income	$223,561	$193,979	$38,615	$193,820

Basic weighted average shares outstanding (000s) (2)	114,999	115,224	115,423	115,531
Basic earnings per share from continuing operations (2)	$1.94	$1.68	$0.33	$1.67
Discontinued operations (2)	—	—	—	0.01
Basic earnings per share — net income (2)	$1.94	$1.68	$0.33	$1.68

Diluted weighted average shares outstanding (000s) (2)	115,795	115,959	116,103	116,189
Diluted earnings per share from continuing operations (2)	$1.93	$1.67	$0.33	$1.65
Discontinued operations (2)	—	—	—	0.01
Diluted earnings per share — net income (2)	$1.93	$1.67	$0.33	$1.66

Stock price (2)
TDS Common Shares
High	$87.95	$82.90	$42.40	$39.45
Low	76.82	38.19	37.95	36.03
Quarter-end close	81.60	40.81	39.00	36.03
TDS Special Common Shares
High	N/A	38.34	40.91	37.90
Low	N/A	35.87	36.45	34.52
Quarter-end close	N/A	38.34	37.55	34.61
Dividends paid(2)	$0.0875	$0.0875	$0.0875	$0.0875

2004 (As Restated)
Operating revenues	$870,092	$927,919	$964,526	$939,600
Operating income (loss) (1)	65,891	99,636	85,745	(50,019)
Fair value adjustment of derivative instruments	63,663	7,954	(77,399)	(513,177)
Gain (loss) on investments	—	(1,830)	(491)	40,530
Income from continuing operations	53,086	39,750	(7,389)	(344,744)

Net income (loss)	$53,086	$39,750	$(3,038)	$(342,733)

Basic weighted average shares outstanding (000s) (2)	114,336	114,539	114,641	114,846
Basic earnings per share from continuing operations(2)	$0.46	$0.35	$(0.07)	$(3.00)
Discontinued operations (2)	—	—	0.04	0.02
Basic earnings per share – net income (loss) (2)	$0.46	$0.35	$(0.03)	$(2.98)

Diluted weighted average shares outstanding (000s) (2)	114,997	115,049	114,641	114,846
Diluted earnings per share from continuing operations (2)	$0.46	$0.34	$(0.07)	$(3.01)
Discontinued operations (2)	—	—	0.04	0.02
Diluted earnings per share – net income (loss) (2)	$0.46	$0.34	$(0.03)	$(2.99)

Stock price (2)
TDS Common Shares
High	$74.52	$72.42	$85.07	$85.25
Low	62.06	64.90	68.40	71.70
Quarter-end close	70.87	71.20	84.17	76.95
Dividends paid (2)	$0.0825	$0.0825	$0.0825	$0.0825

(1)

Operating loss in the quarter ended December 31, 2004 includes loss on impairment of long-lived assets of $87.9 million and loss on impairment of intangible assets of $29.4 million. See Note 9 – Property, Plant and Equipment and Note 5 – Licenses and Goodwill for further discussions of the impairment losses.

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

Five-Year Statistical Summary

Year Ended or at December 31, (Dollars in thousands, except per share and per unit amounts)	2005	2004	2003	2002	2001
	(As Restated)	(As Restated)	(As Restated)	(As Restated)	(As Restated)
Wireless Operations
Customers	5,482,000	4,945,000	4,409,000	4,103,000	3,461,000
Growth in customers from prior year-end
Internal	477,000	627,000	447,000	310,000	354,000
Acquisitions (divestitures)	60,000	(91,000)	(141,000)	332,000	46,000
Total	537,000	536,000	306,000	642,000	400,000
Consolidated markets (a)	189	175	182	178	168
Average monthly service revenue per customer (b)	$45.24	$46.58	$47.31	$47.28	$46.26
Marketing cost per gross customer addition	$460	$403	$381	$365	$322
Post-pay churn rate per month	1.5%	1.5%	1.5%	1.8%	1.7%
Capital expenditures	$576,525	$636,097	$630,864	$732,736	$503,399
Total population (c)	45,244,000	44,391,000	46,267,000	41,048,000	28,632,000

Wireline Operations
Incumbent Local Exchange Carrier
Equivalent access lines served (d)	735,300	730,400	722,200	711,200	678,300
Growth in equivalent access lines from prior year-end
Internal	4,900	8,200	11,000	5,900	13,800
Acquisitions	—	—	—	27,000	44,900
Total	4,900	8,200	11,000	32,900	58,700
Telephone companies	111	111	111	111	109
Plant in service per equivalent access line (d)	$2,885	$2,826	$2,832	$2,745	$2,626
Capital expenditures	$97,493	$103,069	$111,924	$116,486	$99,866
Competitive Local Exchange Carrier
Equivalent access lines served (d)	448,600	426,800	364,800	291,400	192,100
Capital expenditures	$27,117	$35,178	$27,294	$51,919	$96,950

Financial Position
Common, Special Common and Series A Common Shares outstanding (000s)	115,555	114,872	114,068	117,354	117,139
Return on average equity (e)	19.6%	(8.2)%	(4.0)%	(28.9)%	(4.2)%
Price/earnings ratio (f)	12.66	n/m	n/m	n/m	n/m
Common stockholders’ equity	$3,377,998	$3,234,611	$3,112,843	$3,089,203	$3,527,592
Common equity per share(g)	26.85	25.75	24.81	24.72	28.25
Total assets	10,420,034	11,034,916	10,250,671	9,710,448	8,120,074
Marketable equity securities	2,531,690	3,398,804	2,772,410	1,944,939	2,700,230
Long-term debt, excluding current portion	1,633,519	1,974,599	1,994,913	1,641,624	1,507,764
Forward contracts	1,707,282	1,689,644	1,672,762	1,656,616	—
Year-end stock price (g)
Common Shares	$36.03	$76.95	$62.55	$47.02	$89.75
Special Common Shares	34.61	—	—	—	—
Combined	$70.64	$76.95	$62.55	$47.02	$89.75
Dividends per share (g)	$0.35	$0.33	$0.31	$0.29	$0.27

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

n/m = calculation not meaningful

SELECTED CONSOLIDATED FINANCIAL DATA AS RESTATED (UNAUDITED)

Year Ended or at December 31, (Dollars in thousands, except per share amounts)	2005	2004	2003	2002	2001
	(As Restated)	(As Restated)	(As Restated)	(As Restated)	(As Restated)

Operating Data
Operating revenues	$3,952,978	$3,702,137	$3,455,230	$3,009,814	$2,588,618
Operating income	382,933	201,253	259,397	381,728	434,976
Fair value adjustment of derivative instruments	733,728	(518,959)	(297,073)	(11,936)	—
Gain (loss) on investments	(6,254)	38,209	(10,200)	(1,888,391)	(548,305)
Income (loss) from continuing operations	648,978	(259,297)	(124,159)	(955,407)	(161,457)
Discontinued operations, net of tax	997	6,362	(1,609)	—	(24,092)
Cumulative effect of accounting change	—	—	(11,789)	(7,035)	—
Net income (loss) available to common	$649,773	(253,138)	$(137,974)	$(962,869)	$(186,007)

Basic weighted average shares outstanding (000s)	115,296	114,592	115,442	117,288	117,321
Basic earnings (loss) per share from:
Continuing operations	$5.63	$(2.26)	$(1.09)	$(8.15)	$(1.38)
Discontinued operations	0.01	0.05	(0.01)	—	(0.21)
Cumulative effect of accounting change	—	—	(0.10)	(0.06)	—
Income (loss) available to common	$5.64	$(2.21)	$(1.20)	$(8.21)	$(1.59)

Diluted weighted average shares outstanding (000s)	116,081	114,592	115,442	117,288	117,321
Diluted earnings (loss) per share from:
Continuing operations	$5.58	$(2.26)	$(1.09)	$(8.15)	$(1.38)
Discontinued operations	0.01	0.05	(0.01)	—	(0.21)
Cumulative effect of accounting change	—	—	(0.10)	(0.06)	—
Income (loss) available to common	$5.59	$(2.21)	$(1.20)	$(8.21)	$(1.59)

Dividends per Common and Series A Common Share	$0.35	$0.33	$0.31	$0.29	$0.27

Pro forma (a)
Net income (loss)	N/A	N/A	$(125,768)	$(964,991)	$(187,519)
Basic earnings (loss) per share	N/A	N/A	(1.09)	(8.23)	(1.60)
Diluted earnings (loss) per share	N/A	N/A	(1.09)	$(8.23)	$(1.60)

Balance Sheet Data

Cash and cash equivalents	$1,095,791	$1,171,105	$940,578	$1,301,599	$141,594
Marketable equity securities	2,531,690	3,398,804	2,772,410	1,944,939	2,700,230
Property, plant and equipment, net	3,529,760	3,425,903	3,404,815	3,228,219	2,544,077
Total assets	10,420,034	11,034,916	10,250,671	9,710,448	8,120,074
Notes payable	135,000	30,000	—	461,792	265,300
Long-term debt (excluding current portion)	1,633,519	1,974,599	1,994,913	1,641,624	1,507,764
Prepaid forward contracts	1,707,282	1,689,644	1,672,762	1,656,616	—
Common stockholders’ equity	3,377,998	3,234,611	3,112,843	3,089,203	3,527,592
Capital expenditures	$710,507	$786,623	$776,037	$918,127	$700,216
Current ratio (b)	1.7	2.5	2.1	1.7	0.8
Return on average equity (c)	19.6%	(8.2)%	(4.0)%	(28.9)%	(4.2)%

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