Form 10-K, Exhibit 13
period 2006-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2007-06-19
CIK 1051512

Exhibit 13

Telephone and Data Systems, Inc. and Subsidiaries

Financial Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations	1
Overview	2
Results of Operations	5
Wireless Telephone Operations	9
Wireline Telephone Operations	20
Inflation	25
Recent Accounting Pronouncements	25
Financial Resources	27
Liquidity and Capital Resources	30
Application of Critical Accounting Policies and Estimates	40
Certain Relationships and Related Transactions	48
Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement	49
Market Risk	52
Consolidated Statements of Operations	55
Consolidated Statements of Cash Flows	56
Consolidated Balance Sheets—Assets	57
Consolidated Balance Sheets—Liabilities and Stockholders’ Equity	58
Consolidated Statements of Common Stockholders’ Equity	59
Notes to Consolidated Financial Statements	60
Reports of Management	123
Report of Independent Registered Public Accounting Firm	126
Consolidated Quarterly Income Information (Unaudited)	129
Five-Year Statistical Summary	131
Selected Consolidated Financial Data	133
Shareholder Information	134

Telephone and Data Systems, Inc. and Subsidiaries
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Telephone and Data Systems, Inc. (“TDS”) is a diversified telecommunications company providing high-quality telecommunications services to approximately 7.0 million wireless telephone customers and wireline telephone equivalent access lines in 36 states at December 31, 2006. TDS conducts substantially all of its wireless telephone operations through its 80.7%-owned subsidiary, United States Cellular Corporation (“U.S. Cellular”), and its Incumbent Local Exchange Carrier and Competitive Local Exchange Carrier wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”). TDS conducts printing and distribution services through its 80%-owned subsidiary, Suttle Straus, which represents a small portion of TDS’s operations.

The following discussion and analysis should be read in conjunction with TDS’s audited consolidated financial statements and footnotes included herein and the description of TDS’s business included in Item 1 of the TDS Annual Report on Form 10-K for the year ended December 31, 2006.

Restatement

TDS and its audit committee concluded on April 20, 2007, that TDS would restate its financial statements and financial information for the years ended December 31, 2005 and 2004, including quarterly information for 2006 and 2005, and certain selected financial data for 2003 and 2002. The restatements are being reflected in TDS’s Annual Report on Form 10-K for the year ended December 31, 2006.

The restatement adjustments are described below.

Step acquisition accounting for U.S. Cellular treasury share repurchases—In reviewing the accounting at TDS for U.S. Cellular’s purchases of its common shares in 2004, 2001 and 2000, TDS concluded that TDS should have recorded these transactions as step acquisitions using purchase accounting rather than recording these transactions as adjustments to TDS’s capital in excess of par value. Such a repurchase of shares by U.S. Cellular gives rise to an increase in the net assets of U.S. Cellular as part of the TDS consolidated entity. In the restatement, TDS has adjusted licenses, goodwill, net deferred income tax liability and capital in excess of par value to properly record the purchase price allocation associated with TDS’s increased ownership percentage in U.S. Cellular due to U.S. Cellular repurchasing its own common shares. Such adjustments also required an increase in the amortization of the licenses and goodwill in 2001 and 2000. The impacts of these adjustments on the balance sheets are reflected in the table below.

	2004	2001	2000
	Increase (decrease) dollars in thousands
Initial recording of repurchases
Licenses	$259	$2,172	$33,082
Goodwill	892	9,580	100,328
Deferred tax liability	100	841	12,806
Capital in excess of par	$1,051	$10,911	$120,604
Amortization of intangible assets
Licenses	$—	$(827)	$(414)
Goodwill	—	(2,509)	(1,254)
Deferred tax liability	$—	$(320)	$(160)

In conjunction with the step acquisition correction, which increased intangible assets, TDS updated its past annual license and goodwill impairment tests to include the increased carrying value. The additional TDS license and goodwill amounts were allocated to the same reporting units used by U.S. Cellular. The inclusion of the additional goodwill and intangible asset balances at each reporting unit, resulted in one reporting unit failing step 1 of the 2003 annual goodwill impairment test. Upon performance of step 2 of the goodwill impairment test for the reporting unit, TDS recorded an impairment charge for the entire goodwill balance at that reporting unit. Step 2 of the goodwill impairment test requires a comparison of the implied fair value of goodwill with the carrying amount of goodwill. The significant impairment arose as a result of unrecognized assets that were included in the implied goodwill calculation. TDS also recorded incremental impairment charges related to goodwill and licenses in certain years. Certain divestiture transactions were also corrected to allocate a portion of the increase in goodwill and licenses to the markets that were sold, thus reducing the gain previously recorded on the sale of the markets. The impacts of these adjustments on the balance sheets for each year and on the Statement of Operations in 2005 are reflected in the table below. There were no adjustments in 2004.

	2005	2003	2002
	Increase (decrease) dollars in thousands, except per share amounts
Licenses	$(6)	$(9,501)	$(1,485)
Goodwill	(2,229)	(343,340)	—
Deferred tax liability	$—	$(67,140)	$(575)
(Gain) Loss on sale of assets	(2,235)
Change in Diluted Earnings per Share	$(0.02)

The net impact on retained earnings at January 1, 2004 of the initial adjustments and the subsequent impairments recorded prior to January 1, 2004 is a reduction of $291.1 million.

OVERVIEW

The following is a summary of certain selected information from the complete management discussion that follows the overview and does not contain all of the information that may be important. You should carefully read this entire Management’s Discussion and Analysis of Financial Condition and Results of Operations and not rely solely on the overview.

U.S. Cellular—U.S. Cellular positions itself as a regional operator, focusing its efforts on providing wireless service to customers in the geographic areas where it has licenses to provide such service. U.S. Cellular differentiates itself from its competitors through a customer satisfaction strategy, reflecting broad product distribution, a customer service focus and a high-quality wireless network. Its largest contiguous service area is in the Midwest/Southwest, where it serves 3.6 million customers and owns licenses covering a total population of more than 38 million.

U.S. Cellular’s business development strategy is to acquire, develop and operate controlling interests in wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. U.S. Cellular’s operating strategy is to strengthen the geographic areas where it can continue to build long-term operating synergies and to exit those areas where it does not have opportunities to build such synergies.

Operating highlights in 2006 included the following:

•       Total customers increased 6% year-over-year to 5,815,000 and average monthly service revenue per customer increased 4% to $47.23;

•       The postpay churn rate per month was 1.5%;

•       Additions to property, plant and equipment totaled $579.8 million, including expenditures to construct cell sites, increase capacity in existing cell sites and switches, outfit new and remodel existing retail stores and continue the development and enhancements of U.S. Cellular’s support systems;

•       Total cell sites in service increased 9% year-over-year to 5,925; and

•       In April 2006, U.S. Cellular completed the purchase of the remaining majority interest in the Tennessee RSA No. 3 Limited Partnership, a wireless market operator in which U.S. Cellular had previously owned a 16.7% interest, for approximately $19.0 million in cash.

Service Revenues increased $387.4 million, or 14%, to $3,214.4 million in 2006 from $2,827.0 million in 2005. Revenues from data products and services increased 66% to $217.4 million in 2006 from $131.3 million in 2005 as customers continue to increase usage of U.S. Cellular’s easyedgeSM products and offerings such as Short Messaging Service (SMS) and Blackberry® handsets and service.

Operating Income in 2006 increased $58.7 million, or 25%, to $289.9 million from $231.2 million in 2005. The increase in Operating Income reflected both higher operating revenues and a higher operating income margin (as a percent of service revenues), which was 9.0% in 2006 compared to 8.2% in 2005.

Although operating income margin improved in 2006, TDS anticipates that there will be continued pressure on U.S. Cellular operating income and operating income margins in the next few years related to the following factors:

•       costs of customer acquisition and retention;

•       effects of competition;

•       providing service in recently launched areas;

•       potential increases in prepaid and reseller customers as a percentage of U.S. Cellular’s customer base; and

•       continued enhancements to its wireless networks.

See “Results of Operations—Wireless Telephone Operations.”

TDS Telecom—TDS Telecom provides high-quality telecommunication services, including full-service local exchange service, long distance telephone service, and Internet access, to rural and suburban area communities. TDS Telecom’s business plan is designed for a full-service telecommunications company, including competitive local exchange carrier operations, by leveraging TDS Telecom’s strength as an incumbent local exchange carrier. TDS Telecom is focused on achieving three central strategic objectives: growth, market leadership, and profitability. TDS Telecom’s strategy includes gaining additional market share and deepening penetration of vertical services within established markets and becoming the premier broadband provider in its chosen markets. The strategy places primary emphasis on small- and medium-sized commercial customers and residential customers. An important component of TDS Telecom’s business strategy is to develop high-growth services, particularly in the data area. In light of the growth of Internet use and rapid introduction of new telecommunications technology, TDS Telecom intends to offer a suite of data services in all of its markets, thereby positioning itself as a full-service data networking service provider.

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

TDS Telecom was able to increase equivalent access lines in 2006 and 2005. By penetrating into existing markets, TDS Telecom’s competitive local exchange carrier equivalent access lines increased 2% and 5% in 2006 and 2005, respectively. TDS Telecom’s incumbent local exchange carrier equivalent access lines increased 3% and 1% in 2006 and 2005, respectively.

TDS Telecom revenues decreased 3% in 2006 from 2005 after increasing 3% in 2005 from 2004. The decrease in 2006 was primarily due to a decline in network access minutes of use and lower compensation from state and national revenue pools. The increase in 2005 was primarily due to the growth in competitive local exchange carrier’s equivalent access lines as well as growth in vertical services provided, such as long distance and digital subscriber line services, to existing incumbent local exchange carrier customers.

Operating margins decreased in 2006 to 14.7% from 17.8% in 2005. The decrease was primarily due to the decline in network access minutes of use and lower compensation from state and national revenue pools noted above, coupled with higher cost of providing services and products. The operating margin in 2004 was 4.2%. The increase in 2005 was due to a loss on impairment of long-lived assets of $87.9 million and a loss on impairment of intangible assets of $29.4 million both recorded in 2004 and associated with the competitive local exchange carrier operations.

See “Results of Operations—Wireline Telephone Operations.”

Cash Flows and Investments—TDS and its subsidiaries had cash and cash equivalents totaling $1,013.3 million, $1,261.2 million of availability under their revolving credit facilities and an additional

$75 million of bank lines of credit as of December 31, 2006. TDS and its subsidiaries are also generating substantial internal funds from operations. Cash flow from operating activities totaled $887.2 million in 2006, $868.2 million in 2005 and $777.3 million in 2004. Management believes that cash on hand, expected future cash flows from operating activities and sources of external financing provide substantial financial flexibility and are sufficient to permit TDS and its subsidiaries to finance their contractual obligations and anticipated capital expenditures for the foreseeable future.

TDS seeks to maintain a strong balance sheet and an investment grade rating. During 2006, 2005 and 2004, TDS entered into several financing transactions that have provided financial flexibility as it continues to seek to grow its wireless and wireline businesses.

On October 3, 2006, U.S. Cellular completed the sale of its interest in Midwest Wireless Communications, L.L.C., which interest was convertible into an interest of approximately 11% in Midwest Wireless Holdings, L.L.C., a privately-held wireless telecommunications company that controlled Midwest Wireless Communications. As a result of the closing of this transaction, U.S Cellular became entitled to receive approximately $106.0 million in cash in consideration with respect to its interest in Midwest Wireless Communications. Of this amount, $95.1 million was received on October 6, 2006; the remaining balance was held in escrow to secure true-up, indemnification and other adjustments and, subject to such adjustments, will be distributed in installments over a period of four to fifteen months following the closing. In the fourth quarter of 2006, U.S. Cellular recorded a gain of $70.4 million related to the sale of its interest in Midwest Wireless Communications. The gain recognized during the fourth quarter of 2006 includes $4.3 million received during the first four months of 2007 from the aforementioned escrow. In addition, U.S. Cellular owns 49% of an entity which, prior to October 3, 2006, owned approximately 2.9% of Midwest Wireless Holdings; U.S. Cellular accounts for that entity by the equity method. In the fourth quarter of 2006, U.S. Cellular recorded Equity in earnings of unconsolidated entities of $6.3 million and received a cash distribution of $6.5 million related to its ownership interest in that entity; such income and cash distribution were due primarily to the sale of the entity’s interest in Midwest Wireless Holdings to ALLTEL.

A wholly-owned subsidiary of U.S. Cellular is a limited partner in Barat Wireless, L.P. (“Barat Wireless”), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 66. Barat Wireless was qualified to receive a 25% discount available to “very small businesses” which were defined as having annual gross revenues of less than $15 million. At the conclusion of the auction on September 18, 2006, Barat Wireless was the high bidder with respect to 17 licenses and had bid $127.1 million, net of its discount. On April 30, 2007, the FCC granted Barat Wireless’ applications with respect to the 17 licenses for which it was the winning bidder.

Barat Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2006, U.S. Cellular had made capital contributions and advances to Barat Wireless and/or its general partner of $127.2 million. Barat Wireless used the funding to pay the FCC an initial deposit of $79.9 million on July 14, 2006 to allow it to participate in Auction 66. On October 18, 2006, Barat Wireless paid the balance due for the licenses with respect to which Barat Wireless was the high bidder; such amount due was $47.1 million. For financial reporting purposes, U.S. Cellular consolidates Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless, pursuant to the guidelines of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46(R)”), as U.S. Cellular anticipates benefiting from or absorbing a majority of Barat Wireless’ expected gains or losses. Pending finalization of Barat Wireless’ permanent financing plan, and upon request by Barat Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Barat Wireless and/or its general partner.

At an Extraordinary General Meeting held on July 25, 2006, shareholders of Vodafone approved a Special Distribution of £0.15 per share (£1.50 per American Depositary Receipt (“ADR”)) and a Share Consolidation under which every 8 ADRs of Vodafone were consolidated into 7 ADRs. As a result of the Special Distribution which was paid on August 18, 2006, U.S. Cellular and TDS Telecom received approximately $28.6 million and $7.6 million, respectively, in cash; these amounts, representing a return of capital for financial statement purposes, were recorded as a reduction in the accounting cost basis of marketable equity securities. Also, as a result of the Share Consolidation which was effective on July 28, 2006, U.S. Cellular’s previous 10,245,370 Vodafone ADRs were consolidated into 8,964,698 Vodafone ADRs and TDS Telecom’s previous 2,700,545 Vodafone ADRs were consolidated into 2,362,976 ADRs.

As a result of the liquidation and dissolution of the Rural Telephone Bank (“RTB”), TDS Telecom remitted its shares and received $101.7 million from the RTB and recorded a gain of $90.3 million in 2006.

TDS repaid $200.0 million plus accrued interest on its 7% unsecured senior notes using cash on hand in 2006. Also in 2006, TDS redeemed $35.0 million of medium-term notes which carried interest rates of 10%.

See “Financial Resources” and “Liquidity and Capital Resources”—for additional information related to cash flows and investments.

RESULTS OF OPERATIONS

Operating Revenues increased $411.5 million, or 10%, to $4,364.5 million in 2006 from $3,953.0 million in 2005, and increased $250.9 million, or 7%, in 2005 from $3,702.1 million in 2004 reflecting growth in wireless customers. U.S. Cellular operating revenues increased $442.4 million, or 15%, to $3,473.2 million in 2006 from $3,030.8 million in 2005, and increased $224.4 million, or 8%, in 2005 from $2,806.4 million in 2004. Revenue growth primarily reflects wireless customer growth of 6% in 2006 and 11% in 2005. TDS Telecom operating revenues decreased $28.2 million, or 3%, to $875.9 million in 2006 from $904.1 million in 2005, and increased $24.0 million, or 3%, in 2004 from $880.1 million in 2004. Equivalent access lines increased 3% in 2006 and 2% in 2005.

Operating Expenses increased $379.4 million, or 11%, to $3,951.7 million in 2006 from $3,572.3 million in 2005, and increased $71.4 million, or 2%, in 2005 from $3,500.9 million in 2004. U.S. Cellular operating expenses increased $383.7 million, or 14%, to $3,183.3 million in 2006 from $2,799.6 million in 2005, and increased $155.8 million, or 6%, in 2005 from $2,643.8 million in 2004 due primarily to the costs associated with providing service to an expanding customer base, additional depreciation expense and costs associated with launching new markets and acquisitions. In 2005 and 2004, U.S. Cellular operating expenses were reduced by $44.7 million and $10.8 million, respectively, due to gains on sales of assets.

TDS Telecom operating expenses increased $3.7 million, or less than 1%, to $747.1 million in 2006 from $743.4 million in 2005, and decreased $99.7 million, or 12%, in 2005 from $843.1 million in 2004. The decrease in 2005 was primarily caused by an $87.9 million loss on the impairment of long-lived assets and a $29.4 million loss on the impairment of intangible assets recorded in 2004. These impairments resulted from the write-off of certain property, plant and equipment, and all of the goodwill at the competitive local exchange carrier business.

Operating Income increased $32.1 million, or 8%, to $412.8 million in 2006 from $380.7 million in 2005, and increased $179.4 million, or 89%, in 2005 from $201.3 million in 2004. U.S. Cellular’s operating income increased $58.7 million, or 25%, to $289.9 million in 2006 from $231.2 million in 2005, and increased $68.6 million, or 42%, in 2005 from $162.6 million in 2004. U.S. Cellular’s operating income margin (as a percent of service revenues) was 9.0% in 2006, 8.2% in 2005 and 6.2% in 2004. The increase in operating income in 2006 compared to 2005 reflect higher operating revenues and a higher operating income margin. The increase in operating income and operating income margin in 2005 reflected increased service revenues primarily due to the growth in the number of retail customers and increased gains recorded on sales of assets. The increase in 2005 was partially offset by increased selling, general and administrative expenses, increased expenses related to the launch of the new markets, decreased inbound roaming revenue resulting from a decrease in revenue per roaming minute of use, increased depreciation expense, and increased equipment subsidies. TDS Telecom’s operating income decreased $31.8 million or 20%, to $128.9 million in 2006 from $160.7 million in 2005, and increased $123.6 million in 2005 from $37.1 million in 2004. The decrease in 2006 was primarily due to the Incumbent Local Exchange Carrier decrease in revenues generated from lower network usage and lower average access rates coupled with higher costs of providing services and products. The increase in 2005 primarily reflects the competitive local exchange carrier losses on the impairment of long-lived assets of $87.9 million and of goodwill of $29.4 million both recorded in 2004.

Investment and other income (expense) primarily includes interest and dividend income, equity in earnings of unconsolidated entities, gain (loss) on investments and interest expense.

Equity in earnings of unconsolidated entities, which represents TDS’s share of net income from markets in which it has a minority interest and that are accounted for by the equity method, totaled $95.2 million in 2006, $68.0 million in 2005 and $65.3 million in 2004. TDS follows the equity method of accounting for minority interests in which its ownership interest equals or exceeds 20% for corporations and greater than 3% to 5% for partnerships and limited liability companies.

TDS’s investment in the Los Angeles SMSA Limited Partnership contributed $62.3 million, $52.2 million and $41.8 million to equity in earnings of unconsolidated entities in 2006, 2005 and 2004, respectively.

Interest and dividend income increased $38.1 million to $194.6 million in 2006 from $156.5 million in 2005, and increased $127.6 million in 2005 from $28.9 million in 2004. In 2006, TDS recorded $120.3 dividend income from its investment in Deutsche Telekom and recorded $14.5 million from its investment in Vodafone. In 2005, TDS recorded $105.7 million of dividend income from its investment in Deutsche Telekom and recorded $10.1 million from its investment in Vodafone. The increase in dividend income in 2006 is primarily due to increases in the dividends paid by Deutsche Telekom ($14.6 million) and Vodafone ($4.4 million), and higher average rates of interest earned on investments in 2006 than 2005. Interest income increased $20.6 million in 2006 primarily due to higher interest rates.

Fair value adjustment of derivative instruments totaled a loss of $299.5 million in 2006, a gain of $733.7 million in 2005 and a loss of $519.0 million in 2004. Fair value adjustment of derivative instruments reflects the change in the fair value of the bifurcated embedded collars within the forward contracts related to the Deutsche Telekom and Vodafone marketable equity securities not designated as a hedge. The accounting for the embedded collars as derivative instruments not designated in a hedging relationship results in increased volatility in the results of operations, as fluctuations in the market prices of the underlying Deutsche Telekom and Vodafone marketable equity securities result in changes in the fair value of the embedded collars being recorded in the Consolidated Statements of Operations. Also included in the fair value adjustment of derivative instruments are the gains and losses related to the ineffectiveness of the VeriSign fair value hedge which aggregated a $1.6 million gain, $0.6 million gain and $2.2 million gain for the years ended December 31, 2006, 2005, and 2004, respectively.

Gain (loss) on investments TDS recorded a gain of $161.8 million in 2006, a loss of $6.3 million in 2005 and a gain of $38.2 million in 2004.

On October 3, 2006, U.S. Cellular completed the sale of its interest in Midwest Wireless and recorded a gain of $70.4 million. See Note 5—Acquisitions, Divestitures and Exchanges for more information on the disposition of Midwest Wireless.

TDS Telecom has in the past obtained financing from the Rural Telephone Bank (“RTB”). In connection with such financings, TDS Telecom purchased stock in the RTB. TDS Telecom has repaid all of its debt to the RTB, but continued to own the RTB stock. In August 2005, the board of directors of the RTB approved resolutions to liquidate and dissolve the RTB. In order to effect the dissolution and liquidation, shareholders were asked to remit their shares to receive cash compensation for those shares. TDS Telecom remitted its shares and received $101.7 million from the RTB and recorded a gain of $90.3 million in 2006.

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

Interest Expense increased $18.5 million, or 9%, to $234.5 million in 2006 from $216.0 million in 2005, and increased $17.3 million, or 9%, in 2004 from $198.7 million in 2003.

The increase in interest expense in 2006 was primarily due to an increase in interest paid on forward contracts related to interest rate increases ($24.1 million), the new debt issuance of 6.625% Senior Notes in March 2005 of $116.25 million ($1.9 million) and the increase in interest rates on revolving credit facilities ($5.7 million). The increase in interest expense was partially offset by the repayment of TDS’s $200.0 million 7% unsecured Senior Notes in August 2006 ($6.0 million), the repayment of TDS Telecom’s subsidiary debt in March and June of 2005 ($5.2 million) and the repayment of $35.0 million of medium-term notes ($3.1 million) in 2006.

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

Other income (expense), net increased $2.5 million to $(7.0) million in 2006 from $(9.5) million in 2005, and decreased $0.7 million in 2005 from $(8.8) million in 2004. Borrowing costs on the prepaid forward contracts decreased $1.6 million in 2006 compared to 2005. In addition, in 2005 TDS Telecom recorded prepayment penalties and unamortized debt issuance cost write-offs of $2.2 million on the repayment of long-term debt and TDS incurred $2.9 million of expenses from the Special Common Share proposal and stock dividend.

Income Tax Expense (Benefit) was $116.5 million in 2006, $423.2 million in 2005 and $(158.1) million in 2004. The corresponding effective tax rates were 36.0% in 2006, 38.2% in 2005 and 40.2% in 2004.

Income from continuing operations for each of the three years ended December 31, 2006, includes gains and losses (reported in the captions Gain (loss) on investments, Loss on impairment of long-lived assets, Loss on impairment of intangible assets, and (Gain) loss on sales of assets in the Consolidated Statements of Operations).

2006

•       Tax expense of $30.9 million was recorded on the gain from the sale of Midwest Wireless.

•       Tax expense of $32.4 million was recorded on the sale of RTB stock.

•       Tax benefit of $115.6 million was recorded on the fair value adjustment of derivative instruments.

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

The gains and losses listed above increased (decreased) the effective tax rate by (0.5), 3.1 and 20.1 percentage points for the years ended December 31, 2006, 2005 and 2004, respectively. During 2005, the Internal Revenue Service (“IRS”) completed its audit of TDS’s federal income tax returns for the years

1997 - 2001 and TDS’s claims for research tax credits for the years 1995 - 2001. Primarily based on the final results of the audit, TDS reduced its accrual for audit contingencies by $3.1 million (0.3 percentage points) in 2005. Also in 2005, TDS recorded a $0.5 million (0.0 percentage points) benefit for the research tax credits. TDS reduced its accrual for audit contingencies by $21.4 million (5.4 percentage points) and recorded a $6.3 million (1.6 percentage points) benefit for the research tax credits in 2004 based on the IRS’s preliminary findings in the income tax return and research tax credit audits. See Note 3—Income Taxes of Notes to Consolidated Financial Statements for further discussion of the effective tax rates.

Minority Share of Income includes the minority public shareholders’ share of U.S. Cellular’s net income, the minority shareholders’ or partners’ share of certain U.S. Cellular subsidiaries’ net income or loss and other TDS minority interests.

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Minority Share of Income
U.S. Cellular
Minority Public Shareholders’ Interest	$(33,996)	$(28,703)	$(16,275)
Subsidiaries’ Minority Interests	(10,891)	(8,366)	(8,151)
	(44,887)	(37,069)	(24,426)
Other Subsidiaries	(233)	(138)	(91)
	$(45,120)	$(37,207)	$(24,517)

Discontinued Operations TDS is party to an indemnity agreement with T-Mobile USA, Inc. regarding certain contingent liabilities for Aerial Communications, Inc. (“Aerial”), a former subsidiary of TDS. TDS has recorded an accrual for expenses, primarily tax related, resulting from Aerial’s merger into VoiceStream Wireless Corporation (“VoiceStream”) in 2000.

In 2005, TDS also recorded a gain of $1.0 million ($1.5 million, net of a $0.5 million income tax expense), or $0.01 per diluted share, for discontinued operations relating to a reduction in this indemnity accrual due to the favorable outcome of a state tax audit which reduced the potential indemnity obligation.

In 2004, TDS reduced the accrued indemnity and recorded gains on discontinued operations totaling $6.4 million ($10.2 million, net of an income tax expense of $3.8 million), or $0.05 per diluted share. The accrual was reduced due to favorable outcomes of federal and state tax audits, which reduced TDS’s indemnity requirements.

Net Income (Loss) Available to Common totaled $161.6 million, or $1.37 per diluted share, in 2006 compared to $647.5 million, or $5.57 per diluted share, in 2005 and $(253.1) million, or $(2.21) per diluted share, in 2004.

WIRELESS TELEPHONE OPERATIONS

TDS provides wireless telephone service through U.S. Cellular, an 80.7%-owned subsidiary. U.S. Cellular owns, manages and invests in wireless markets throughout the United States. Growth in the customer base is the primary reason for the change in U.S. Cellular’s results of operations in 2006 and 2005. The number of customers increased 6% to 5,815,000 at December 31, 2006, and increased 11% to 5,482,000 at December 31, 2005, from 4,945,000 at December 31, 2004. In 2006, U.S. Cellular added 310,000 net new customers from its marketing distribution channels and acquired a net total of 23,000 customers in three transactions. In 2005 U.S. Cellular added 477,000 net new customers from its marketing distribution channels and disposed of a net total of 60,000 customers in two transactions. See “Acquisitions, Exchanges and Divestitures” for a discussion of these transactions.

U.S. Cellular owned, or had the right to acquire pursuant to certain agreements, either majority or minority interests in 235 wireless markets at December 31, 2006. A summary of the number of markets U.S. Cellular owns or has rights to acquire as of December 31, 2006 follows:

Number of
Markets
Consolidated markets (1)	201
Consolidated markets to be acquired pursuant to existing agreements (2)	17
Minority interests accounted for using equity method	12
Minority interests accounted for using cost method	5
Total markets to be owned after completion of pending transactions (3)	235

(1)             Includes majority interests in 190 markets and other interests in 11 licenses acquired through Carroll Wireless, L.P. (“Carroll Wireless”). U.S. Cellular consolidates Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless, for financial statement purposes, pursuant to the guidelines of FASB Interpretation No. 46(R), as U.S. Cellular anticipates benefiting from or absorbing a majority of Carroll Wireless’ expected gains or losses.

Carroll Wireless was the winning bidder of 17 wireless licenses in the auction of wireless spectrum designated by the Federal Communications Commission (“FCC”) as Auction 58. On January 6, 2006, the FCC granted Carroll Wireless applications with respect to 16 of the 17 licenses for which it was the winning bidder and dismissed one application relating to Walla Walla, Washington. Following the completion of Auction 58, the FCC determined that a portion of the Walla Walla license was already licensed to another party and should not have been included in Auction 58. In March 2006, Carroll Wireless received a full refund of the amount paid to the FCC with respect to the Walla Walla license. Of the 16 licenses which were granted to Carroll Wireless, 11 licenses represent markets which are incremental to U.S. Cellular’s currently owned or acquirable markets and 5 represent markets in which U.S. Cellular currently owns spectrum. Only licenses which add incremental territory to U.S. Cellular’s consolidated operating markets are included in the number of consolidated markets so as to avoid duplicate reporting of overlapping markets.

(2)             U.S. Cellular owns rights to acquire majority interests in 17 wireless licenses resulting from an exchange transaction which closed in August 2003 with AT&T Wireless Services, Inc. (“AT&T Wireless”), now a subsidiary of Cingular Wireless LLC, which is now a subsidiary of AT&T Inc., (formerly SBC Communications, Inc.). Pursuant to the exchange transaction, U.S. Cellular also has rights to acquire 4 additional licenses. However, those 4 additional licenses are in markets where U.S. Cellular currently owns spectrum. Only licenses which add incremental territory to U.S. Cellular’s consolidated operating markets are included in the number of consolidated markets so as to avoid duplicate reporting of overlapping markets. The rights to acquire licenses from AT&T Wireless expire on August 1, 2008.

(3)             Total markets to be owned after completion of pending transactions does not include the 17 licenses for which Barat Wireless was the successful bidder in Auction 66, which ended on September 18, 2006. On April 30, 2007, the FCC granted Barat Wireless’ applications with respect to the 17 licenses for which it was the winning bidder.

Following are tables of summarized operating data for U.S. Cellular’s consolidated operations:

December 31, (1a)	2006	2005	2004
Total market population (2) (4)	55,543,000	45,244,000	44,391,000
Customers (3)	5,815,000	5,482,000	4,945,000
Market penetration (4)	10.5%	12.1%	11.1%
Total full-time equivalent employees	7,608	7,300	6,725
Cell sites in service	5,925	5,428	4,856

For the Year Ended December 31, (1b)	2006	2005	2004
Net customer additions (5)	310,000	477,000	627,000
Net retail customer additions (5)	297,000	411,000	464,000
Average monthly service revenue per customer (6)	$47.23	$45.24	$46.58
Postpay churn rate per month (7)	1.5%	1.5%	1.5%
Sales and marketing cost per gross customer addition (8)	$478	$460	$403

(1a)       Amounts in 2006 include information related to all markets included in U.S. Cellular’s consolidated operations as of December 31, 2006. Such markets include (i) the market acquired during April 2006, (ii) the 15 markets acquired from ALLTEL in the exchange transaction completed in December 2005 and (iii) the 11 markets granted to Carroll Wireless by the FCC in January 2006 which are incremental to U.S. Cellular’s currently owned or acquirable markets. Such markets exclude the two markets transferred to ALLTEL in the exchange transaction completed in December 2005.

Amounts in 2005 include (i) the market acquired from AT&T Inc. in April 2005 and (ii) the 15 markets acquired from ALLTEL in December 2005; and do not include  the two markets transferred to ALLTEL in the exchange transaction completed in December 2005.

(1b)      Amounts in 2006 include results from all markets included in U.S. Cellular’s consolidated operations for the period January 1, 2006 through December 31, 2006. Such markets include (i) the market acquired during April 2006 from April 1 through December 31, (ii) the 15 markets acquired from ALLTEL in the exchange transaction completed in December 2005 for the period January 1 through December 31, 2006 and (iii) the 11 markets granted to Carroll Wireless by the FCC in January 2006 for the period January 6 through December 31, 2006. Such amounts exclude results from the two markets transferred to ALLTEL in the exchange transaction completed in December 2005. Amounts in 2005 include results from all markets included in U.S. Cellular’s consolidated operations for the period January 1, 2005 through December 31, 2005, excluding the two markets transferred to ALLTEL in the exchange transaction completed in December 2005 from December 19 through December 31.

(2)             Represents 100% of the population of the markets in which U.S. Cellular had a controlling financial interest for financial reporting purposes as of December 31 of each respective year.

(3)             U.S. Cellular’s customer base consists of the following types of customers:

December 31,	2006	2005	2004
Customers on postpay service plans in which the end user is a customer of U.S. Cellular (“postpay customers”)	4,912,000	4,633,000	4,303,000
End user customers acquired through U.S. Cellular’s agreement with a third party (“reseller customers”) *	590,000	555,000	467,000
Total postpay customers	5,502,000	5,188,000	4,770,000
Customers on prepaid service plans in which the end user is a customer of U.S. Cellular (“prepaid customers”)	313,000	294,000	175,000
Total customers	5,815,000	5,482,000	4,945,000

* Pursuant to its agreement with the third party, U.S. Cellular is compensated by the third party on a postpay basis; as a result, all customers U.S. Cellular has acquired through this agreement are considered to be postpay customers.

(4)             Calculated using 2005, 2004 and 2003 Claritas population estimates for 2006, 2005 and 2004, respectively. “Total market population” is used only for the purposes of calculating market penetration, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets).

The decrease in the market penetration for 2006 compared to 2005 is due to the inclusion of the market population related to the incremental territory acquired as a result of the completion of Auction 58. As of December 31, 2006, this incremental territory has not yet been built out. According to the 2005 Claritas population estimates, total market population related to this incremental territory was 7,775,000.

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

(6)             Management uses this measurement to assess the amount of service revenue that U.S. Cellular generates each month on a per customer basis. Variances in this measurement are monitored and compared to variances in expenses on a per customer basis. Average monthly service revenue per customer is calculated as follows:

Year Ended or at December 31,	2006	2005	2004
Service Revenues (000s)	$3,214,410	$2,827,022	$2,615,163
Divided by average customers during period (000s)	5,671	5,207	4,679
Divided by number of months in each period	12	12	12
Average monthly service revenue per customer	$47.23	$45.24	$46.58

* “Average customers during period” is calculated by adding the number of total customers, including reseller customers, at the beginning of the first month of the period and at the end of each month in the period and dividing by the number of months in the period plus one. Acquired and divested customers are included in the calculation on a prorated basis for the amount of time U.S. Cellular included such customers during each period.

(7)             Postpay churn rate per month represents the percentage of the postpay customer base that disconnects service each month, including both postpay customers and reseller customers. Reseller customers can disconnect service without the associated account numbers being disconnected from U.S. Cellular’s network if the reseller elects to reuse the customer telephone numbers. Only those reseller customer numbers that are disconnected from U.S. Cellular’s network are counted in the number of postpay disconnects. The calculation is performed by first dividing the total number of postpay and reseller customers who disconnect service during the period by the number of months in such period, and then dividing that quotient by the average monthly postpay customer base, which includes both postpay and reseller customers, for such period.

(8)             For a discussion of the components of this calculation, see “Operating expenses—Selling, general and administrative expenses”, below.

Operating Revenues

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Retail service (1)	$2,820,303	$2,484,571	$2,270,873
Inbound roaming	158,249	145,026	171,600
Long-distance and other (1)	235,858	197,425	172,690
Service Revenues	3,214,410	2,827,022	2,615,163
Equipment sales	258,745	203,743	191,255
Total Operating Revenues	$3,473,155	$3,030,765	$2,806,418

(1)             Reflects reclassification of data-related revenue of $6.0 million in 2006, $3.0 million in 2005 and $1.4 million in 2004, respectively, from long-distance and other revenues to retail service revenues. These reclassifications did not result in a change in previously reported total service revenues.

Operating revenues increased $442.4 million, or 15%, to $3,473.2 million in 2006 from $3,030.8 million in 2005, and increased $224.4 million, or 8%, in 2005 from $2,806.4 million in 2004.

Service revenues increased $387.4 million, or 14%, to $3,214.4 million in 2006 from $2,827.0 million in 2005, and increased $211.8 million, or 8%, from $2,615.2 million in 2004. Service revenues primarily consist of: (i) charges for access, airtime, roaming, recovery of regulatory costs and value-added services, including data products and services, provided to U.S. Cellular’s retail customers and to end users through third party resellers (“retail service”); (ii) charges to other wireless carriers whose customers use U.S. Cellular’s wireless systems when roaming (“inbound roaming”); and (iii) charges for long-distance calls made on U.S. Cellular’s systems. The increases in service revenues were due primarily to the growth in the customer base, which increased to 5,815,000 in 2006 from 5,482,000 in 2005 and from 4,945,000 in 2004, and, in 2006, higher monthly service revenue per customer; monthly service revenue per customer averaged $47.23 in 2006, $45.24 in 2005 and $46.58 in 2004.

See footnote 6 to the table of summarized operating data in “Results of Operations” above for the calculation of average monthly service revenue per customer.

Retail service revenues increased $335.7 million, or 14%, to $2,820.3 million in 2006 from $2,484.6 million in 2005, and increased $213.7 million, or 9%, in 2005 from $2,270.9 million in 2004. Growth in U.S. Cellular’s average customer base and an increase in average monthly retail service revenue per customer in 2006 were the primary reasons for the increases in retail service revenues. Average monthly retail service revenues per customer increased 4% to $41.44 in 2006 from $39.76 in 2005 following a decrease of 2% in 2005 from $40.44 in 2004.

U.S. Cellular’s average customer base increased 9% in 2006 and 11% in 2005 to 5,671,000 in 2006 and 5,207,000 in 2005. The increases in the average number of customers each year were primarily driven by the net customer additions that U.S. Cellular generated from its marketing distribution channels. The average number of customers in each year was affected also by the timing of acquisitions and divestitures, including the acquisition of markets in April 2005, December 2005 and April 2006 and the disposition of markets in February 2004, November 2004 and December 2005.

U.S. Cellular anticipates that net additions to its customer base will increase during 2007 as a result of its continuing focus on customer satisfaction, attractively priced service plans, a broader line of handsets and other products, and improvements in distribution and from growth in customers in newer markets. However, the level of growth in the customer base for 2007 will depend upon U.S. Cellular’s ability to attract new customers and retain existing customers in a highly, and increasingly, competitive marketplace.

Monthly local retail minutes of use per customer averaged 704 in 2006, 625 in 2005 and 539 in 2004. The increases in both years were driven by U.S. Cellular’s focus on designing sales incentive programs and customer billing rate plans to stimulate overall usage. The impact on retail service revenue of the increases in average monthly minutes of use was offset by decreases in average revenue per minute of use in all years. The decreases in average revenue per minute of use reflect the impact of increasing competition, which has led to the inclusion of an increasing number of minutes in package pricing plans and the inclusion of features such as unlimited night and weekend minutes and unlimited inbound call minutes in certain pricing plans. U.S. Cellular has seen stabilization in its average revenue per minute of use during 2006 but anticipates that it could decline in the future, reflecting increased competition and continued penetration of the consumer market.

Revenues from data products and services grew significantly in 2006 and 2005, totaling $217.4 million in 2006, $131.3 million in 2005 and $68.4 million in 2004. Such growth, which positively impacted average monthly retail service revenues per customer in those years, reflected customers’ increasing acceptance and usage of U.S. Cellular’s easyedgeSM products and offerings such as Short Messaging Service (“SMS”) and Blackberry® handsets and service.

In addition, the increases in retail service revenues in both years reflect increases of $23.7 million in 2006 and $36.4 million in 2005 in amounts billed to customers to offset costs related to certain regulatory mandates, such as universal service funding, wireless number portability and E-911 infrastructure.

Inbound roaming revenues increased $13.2 million, or 9%, to $158.2 million in 2006 from $145.0 million in 2005, and decreased $26.6 million, or 15%, in 2005 from $171.6 million in 2004. The increase in revenues in 2006 was related primarily to an increase in inbound roaming minutes of use, partially offset by a decrease in average inbound roaming revenue per roaming minute of use. The increase in inbound roaming minutes of use was driven primarily by the overall growth in the number of customers throughout the wireless industry. The decline in roaming revenue per minute of use was due primarily to the general downward trend in negotiated rates. The decrease in revenues in 2005 primarily resulted from a decrease in revenue per roaming minute of use, partially offset by an increase in inbound roaming minutes. Also contributing to the decrease were the sales and transfers of markets to ALLTEL in November 2004 and AT&T Wireless in February 2004. These markets had historically provided substantial amounts of inbound roaming revenues.

U.S. Cellular anticipates that inbound roaming minutes of use might continue to grow over the next few years, reflecting continuing industry-wide growth in customers and increased usage of data services while roaming, but that the rate of growth will decline due to higher penetration and slower growth of the consumer wireless market. In addition, U.S. Cellular anticipates that the rate of decline in average inbound roaming revenue per roaming minute of use may be lower over the next few years, reflecting the wireless industry trend toward longer term negotiated rates.

Long-distance and other revenues increased $38.5 million, or 19%, to $235.9 million in 2006 from $197.4 million in 2005, and increased $24.7 million, or 14%, in 2005 from $172.7 million in 2004.

In 2006, the $38.5 million increase compared to 2005 reflected a $10.2 million increase in long-distance revenues and a $28.3 million increase in other revenues. In 2005, the $24.7 million increase compared to 2004 reflected a $2.4 million increase in long-distance revenues and a $22.3 million increase in other revenues. The increase in long-distance revenues in both years was driven by an increase in the volume of long-distance calls billed to U.S. Cellular’s customers and to other wireless carriers whose customers used U.S. Cellular’s systems to make long-distance calls. The growth in other revenues in both years was primarily due to an increase of $8.7 million and $3.4 million in tower rental revenues in 2006 and 2005, respectively, and by an increase of $17.3 million and $18.2 million in 2006 and 2005, respectively, in the amount of funds received from the federal Universal Service Fund (“USF”). Each increase in tower rental revenues was driven by an increase in the number of tower space lease agreements in effect. In 2006, 2005 and 2004, U.S. Cellular was eligible to receive eligible telecommunication carrier funds in seven, five and three states, respectively.

Equipment sales revenues increased $55.0 million, or 27%, to $258.7 million in 2006 from $203.7 million in 2005, and increased $12.4 million, or 7%, in 2005 from $191.3 million in 2004. Equipment sales revenues include revenues from sales of handsets and related accessories to both new and existing customers, as well as revenues from sales of handsets to agents. All equipment sales revenues are recorded net of anticipated rebates.

U.S. Cellular continues to offer a competitive line of quality handsets to both new and existing customers. U.S. Cellular’s customer retention efforts include offering new handsets at discounted prices to existing customers as the expiration date of the customer’s service contract approaches. U.S. Cellular also continues to sell handsets to agents; this practice enables U.S. Cellular to provide better control over the quality of handsets sold to its customers, establish roaming preferences and earn quantity discounts from handset manufacturers which are passed along to agents. U.S. Cellular anticipates that it will continue to sell handsets to agents in the future.

The increase in equipment sales revenues in both years was driven by an increase in the number of handsets sold to customers and agents. In 2006, the increase also was attributable to an increase in average revenue per handset. In 2005, the effect of the increase in the number of handsets sold was partially offset by a decrease in the average revenue per handset sold. Average revenue per handset sold increased 14% in 2006 and decreased 3% in 2005, primarily due to changes in both the mix of handsets sold and promotional discounts. The number of handsets sold increased 12% in 2006 and 10% in 2005. The increase in the number of handsets sold in 2006 was partly due to the increase in the number of handsets sold to agents in preparation for the 2007 Valentine’s Day holiday sales event and to existing customers to replace non-GPS enabled handsets.

Operating Expenses

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
System operations (excluding depreciation shown below)	$639,683	$604,093	$574,125
Cost of equipment sold	568,903	511,939	486,605
Selling, general and administrative	1,399,561	1,217,709	1,091,347
Depreciation	516,637	465,097	454,654
Amortization and accretion	58,475	45,390	47,910
(Gain) on sales of assets	—	(44,660)	(10,806)
Total Operating Expenses	$3,183,259	$2,799,568	$2,643,835

Operating expenses increased $383.7 million, or 14%, to $3,183.3 million in 2006 from $2,799.6 million in 2005, and increased $155.8 million, or 6%, in 2005 from $2,643.8 million in 2004.

System operations expenses (excluding depreciation) increased $35.6 million, or 6%, to $639.7 million in 2006 from $604.1 million in 2005, and increased $30.0 million, or 5%, in 2005 from $574.1 million in 2004. System operations expenses include charges from landline telecommunications service providers for U.S. Cellular’s customers’ use of their facilities, costs related to local interconnection to the landline network, charges for maintenance of U.S. Cellular’s network, long-distance charges, outbound roaming expenses and payments to third-party data product and platform developers. Key components of the overall increase in system operations expenses were as follows:

•       maintenance, utility and cell site expenses increased $40.1 million, or 18%, in 2006 and $23.6 million, or 12%, in 2005, primarily driven by increases in the number of cell sites within U.S. Cellular’s network. The number of cell sites totaled 5,925 in 2006, 5,428 in 2005 and 4,856 in 2004, as U.S. Cellular continued to grow by expanding and enhancing coverage in its existing markets, by acquisitions and by launching operations in new markets;

•       the cost of network usage on U.S. Cellular’s systems increased $18.7 million, or 8%, in 2006 and $31.2 million, or 16%, in 2005, as total minutes used on U.S. Cellular’s systems increased 26% in 2006 and 35% in 2005, offset by the ongoing reduction in the per-minute cost to deliver such usage on U.S. Cellular’s network; and

•       expenses incurred when U.S. Cellular’s customers used other systems while roaming decreased $22.7 million, or 14%, in 2006 and $24.9 million, or 13%, in 2005, primarily due to a reduction in roaming rates negotiated with other carriers and the elimination of roaming expenses incurred in previous periods when U.S. Cellular customers traveled into non-U.S. Cellular markets that are now operated by U.S. Cellular, partially offset by increased usage.

In total, management expects system operations expenses to increase over the next few years, driven by the following factors:

•       increases in the number of cell sites within U.S. Cellular’s network as it continues to add capacity and enhance quality in most markets, and continues development activities in recently launched markets; and

•       increases in minutes of use, both on U.S. Cellular’s network and by U.S. Cellular’s customers on other carriers’ networks when roaming.

These factors are expected to be partially offset by anticipated decreases in the per-minute cost of usage for U.S. Cellular’s network and in the cost of roaming per minute of use on other carriers’ networks.

Cost of equipment sold increased $57.0 million, or 11%, to $568.9 million in 2006 from $511.9 million in 2005, and increased $25.3 million, or 5%, in 2005 from $486.6 million in 2004. The increase was due primarily to an increase in the number of handsets sold (12% in 2006 and 10% in 2005.), as discussed above. In 2005, the effect of the increase in the number of handsets sold was partially offset by a decrease in the average cost per handset sold (5%), which reflected changes in both the mix of handsets sold and vendor discounts.

Selling, general and administrative expenses increased $181.9 million, or 15%, to $1,399.6 million in 2006 from $1,217.7 million in 2005, and increased $126.4 million, or 12%, in 2005 from $1,091.3 million in 2004. Selling, general and administrative expenses primarily consist of salaries, commissions and other expenses of field sales and retail personnel and offices; agent commissions and related expenses; corporate marketing, merchandise management and telesales department salaries and expenses; advertising; and public relations expenses. Selling, general and administrative expenses also include the costs of operating U.S. Cellular’s customer care centers and the majority of U.S. Cellular’s corporate expenses.

The increase in selling, general and administrative expenses in 2006 and 2005 primarily are due to higher expenses associated with acquiring, serving and retaining customers, primarily as a result of the increase in U.S. Cellular’s customer base in both years. Key components of the increases in selling, general and administrative expenses were as follows:

2006-

•       a $63.5 million increase in expenses related to sales employees and agents. The increase in expenses related to sales employees and agents was driven by the 14% increase in retail service revenues during 2006 compared to 2005 combined with a 4% increase in full-time equivalent employees. In addition, initiatives focused on providing wireless GPS enabled handsets to customers who did not previously have such handsets contributed to higher sales employee-related and agent-related commissions;

•       a $34.0 million increase in expenses primarily related to the operations of U.S. Cellular’s regional support offices, primarily due to the increase in the customer base;

•       a $24.2 million increase in bad debt expense, reflecting both higher revenues and slightly higher bad debts experience as a percent of revenues;

•       a $18.7 million increase in expenses related to universal service fund contributions and other regulatory fees and taxes. Most of the expenses related to universal service fund contributions are offset by increases in retail service revenues for amounts passed through to customers;

•       a $19.8 million increase in advertising expenses related to marketing of the U.S. Cellular brand in newly acquired and launched markets as well as increases in spending for specific direct marketing, segment marketing, product advertising and sponsorship programs;

•       a $13.9 million increase in stock-based compensation expense primarily due to the implementation of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised) (“SFAS 123(R)”), Share-Based Payment, as of January 1, 2006; and

•       a $7.7 million increase in consulting and outsourcing costs as U.S. Cellular increased its use of third parties to perform certain functions and participate in certain projects.

2005-

•       a $28.3 million increase in agent related and sales employee-related expenses, primarily driven by the increase in full-time equivalent employees in 2005. These employees were added mostly in the markets launched in 2005 and 2004;

•       a $27.6 million increase in advertising costs, primarily related to the continued marketing of the U.S. Cellular brand, with additional emphasis in the markets launched in 2005 and 2004, and also related to increases in specific sponsorships and direct and segment marketing programs;

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

Sales and marketing cost per gross customer addition increased 4% in 2006 to $478 from $460 in 2005, and increased 14% in 2005 from $403 in 2004. The increase in both years is primarily due to increased agent-related expenses, employee-related expenses and advertising expenses, partially offset by reduced losses on sales of handsets. Management uses the sales and marketing cost per gross customer addition measurement to assess the cost of acquiring customers and the efficiency of its marketing efforts. Sales and marketing cost per gross customer addition is not calculable using financial information derived directly from the Consolidated Statements of Operations. The definition of sales and marketing cost per gross customer addition that U.S. Cellular uses as a measure of the cost to acquire additional customers through its marketing distribution channels may not be comparable to similarly titled measures that are reported by other companies.

Below is a summary of sales and marketing cost per gross customer addition for each period:

Year ended December 31,	2006	2005	2004
(Dollars in thousands, except per customer amounts)
Components of cost:
Selling, general and administrative expenses related to the acquisition of new customers (1)	$612,086	$551,236	$496,436
Cost of equipment sold to new customers (2)	409,390	385,715	346,052
Less equipment sales revenues from new customers (3)	(287,962)	(228,095)	(214,696)
Total cost	$733,514	$708,856	$627,792
Gross customer activations (000s) (4)	1,535	1,540	1,557
Sales and marketing cost per gross customer addition	$478	$460	$403

(1)             Selling, general and administrative expenses related to the acquisition of new customers is reconciled to total selling, general and administrative expenses as follows:

Year ended December 31,	2006	2005	2004
(Dollars in thousands)
Selling, general and administrative expenses, as reported	$1,399,561	$1,217,709	$1,091,347
Less expenses related to serving and retaining customers	(787,475)	(666,473)	(594,911)
Selling, general and administrative expenses related to the acquisition of new customers	$612,086	$551,236	$496,436

(2)             Cost of equipment sold to new customers is reconciled to reported cost of equipment sold as follows:

Year ended December 31,	2006	2005	2004
(Dollars in thousands)
Cost of equipment sold as reported	$568,903	$511,939	$486,605
Less cost of equipment sold related to the retention of existing customers	(159,513)	(126,224)	(140,553)
Cost of equipment sold to new customers	$409,390	$385,715	$346,052

(3)             Equipment sales revenues from new customers is reconciled to reported equipment sales revenues as follows:

Year ended December 31,	2006	2005	2004
(Dollars in thousands)
Equipment sales revenues, as reported	$258,745	$203,743	$191,255
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(53,552)	(30,118)	(27,267)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	82,769	54,470	50,708
Equipment sales revenues from new customers	$287,962	$228,095	$214,696

(4)             Gross customer additions represent customers added to U.S. Cellular’s customer base through its marketing distribution channels, including customers added through third party resellers, during the respective periods presented.

Monthly general and administrative expenses per customer, including the net costs related to the renewal or upgrade of service contracts of existing U.S. Cellular customers (“net customer retention costs”), increased 10% to $14.34 in 2006 from $13.08 in 2005 and decreased 3% in 2005 from $13.52 in 2004. The increase in 2006 is due primarily to the increase in employee-related expenses associated with serving and retaining customers and to increased spending on retention activities that are focused on providing wireless GPS enabled handsets to customers who did not previously have such handsets. In addition, in 2006, U.S. Cellular recorded additional stock-based compensation due primarily to the implementation of SFAS 123(R). The decrease in 2005 reflected reductions in handset subsidies related to retention transactions and bad debts expense, as well as an increase of 11% in the average customer base.

U.S. Cellular uses this monthly general and administrative expenses per customer measurement to assess the cost of serving and retaining its customers on a per unit basis. This measurement is reconciled to total selling, general and administrative expenses as follows:

Year ended December 31,	2006	2005	2004
(Dollars in thousands, except per customer amounts)
Components of cost (1):
Selling, general and administrative expenses, as reported	$1,399,561	$1,217,709	$1,091,347
Less selling, general and administrative expenses related to the acquisition of new customers	(612,086)	(551,236)	(496,436)
Add cost of equipment sold related to the retention of existing customers	159,513	126,224	140,553
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(53,552)	(30,118)	(27,267)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	82,769	54,470	50,708
Net cost of serving and retaining customers	$976,205	$817,049	$758,905
Divided by average customers during period (000s) (2)	5,671	5,207	4,679
Divided by twelve months in each period	12	12	12
Average monthly general and administrative expenses per customer	$14.34	$13.08	$13.52

(1)             These components were previously identified in the summary of sales and marketing cost per customer addition and related footnotes above.

(2)             The calculation of “Average customers during the period” is set forth in footnote 6 of the table of summarized operating data above.

Depreciation, amortization and accretion expense increased $64.6 million, or 13%, to $575.1 million in 2006 from $510.5 million in 2005, and increased $7.9 million, or 2%, from $502.6 million in 2004.

Depreciation expense increased $51.5 million, or 11%, to $516.6 million in 2006 from $465.1 million in 2005, and increased $10.4 million, or 2%, from $454.7 million in 2004. The increases in both years reflect rising average fixed asset balances, which increased 12% in 2006 and 12% in 2005. Increased fixed asset balances in both 2006 and 2005 resulted from the following factors:

•       the addition of 450, 431 and 840 new cell sites to U.S. Cellular’s network in 2006, 2005 and 2004, respectively, built to improve coverage and capacity in U.S. Cellular’s existing service areas, and built in new areas where U.S. Cellular launched commercial service in 2005 and 2006; and

•       the addition of radio channels and switching capacity to U.S. Cellular’s network to accommodate increased usage.

See “Financial Resources” and “Liquidity and Capital Resources” for further discussions of U.S. Cellular’s capital expenditures.

In 2006, additional depreciation expense was recorded related to the following:

•       $19.6 million related to disposals of assets, trade-ins of older assets for replacement assets and write-offs of Time Division Multiple Access (“TDMA”) equipment upon disposal or consignment for future sale.

In 2005, additional depreciation expense was recorded related to the following:

•       $15.3 million of write-offs of fixed assets related to the disposal of assets or trade-in of older assets for replacement assets; and

•       $5.1 million of write-offs of certain TDMA digital radio equipment related to its disposal or consignment for future sale. This write-off was necessary to reduce the book value of the assets to be sold to their estimated proceeds from disposition.

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

Amortization and accretion expense increased $13.1 million, or 29%, to $58.5 million in 2006 from $45.4 million in 2005, and decreased $2.5 million, or 5%, in 2005 from $47.9 million in 2004.

Amortization expense increased $11.8 million in 2006, primarily reflecting amortization of customer list intangible assets acquired through various transactions during the fourth quarter of 2005 and 2006. The decrease in 2005 primarily represents a $2.4 million decrease in amortization of customer list intangible assets acquired in various transactions since 2002. Customer list intangible assets are amortized using the double declining balance method in the first year, switching to the straight-line method in subsequent years.

In accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, U.S. Cellular accretes liabilities for future remediation obligations associated with leased properties. Such accretion expense totaled $7.2 million in 2006, $5.9 million in 2005 and $5.0 million in 2004.

Gain on sales of assets totaled a gain of $44.7 million in 2005 and a gain of $10.8 million in 2004. The 2005 gain was reduced as part of the restatement described in Note 1 of the Notes to the Consolidated Financial Statements at the TDS consolidated level as TDS allocated additional U.S. Cellular step acquisition goodwill of $2.3 million to the markets divested. There was no gain on sales of assets in 2006.

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

Operating Income

Operating income increased $58.7 million, or 25%, to $289.9 million in 2006, from $231.2 million in 2005, and increased $68.6 million, or 42%, in 2005 from $162.6 million in 2004. The operating income margins (as a percent of service revenues) were 9.0% in 2006, 8.2% in 2005 and 6.2% in 2004.

The increases in operating income and operating income margin were due to the fact that operating revenues increased more in both dollar and percentage terms, than operating expenses as a result of the factors which are described in detail in Operating Revenues and Operating Expenses above.

U.S. Cellular expects the above factors to continue to have an effect on operating income and operating income margin for the next several quarters. Any changes in the above factors, as well as the effects of other factors that might impact U.S. Cellular’s operating results, could cause operating income and operating income margin to fluctuate over the next several quarters.

The following are U.S. Cellular’s estimates of full-year 2007 service revenues; depreciation, amortization and accretion expenses; operating income; and net retail customer additions. Such estimates were reaffirmed by U.S. Cellular on June 19, 2007 and continue to represent U.S. Cellular’s views as of the date of filing of TDS’s Form 10-K for the year ended December 31, 2006. Such forward-looking statements should not be assumed to be accurate as of any future date. U.S. Cellular undertakes no duty to update such information whether as a result of new information, future events or otherwise. There can be no assurance that final results will not differ materially from such estimated results.

	2007 Estimated Results	2006 Actual Results
Service revenues	Approx. $3.5 billion	$3.21 billion
Depreciation, amortization and accretion expenses	$615 million	$575.1 million
Operating income	$375-$425 million	$289.9 million
Net retail customer additions	375,000-425,000	297,000

Effects of Competition on Operating Income

U.S. Cellular competes directly with several wireless communications services providers in each of its markets. In general, there are between four and six competitors in each wireless market in which U.S. Cellular provides service. U.S. Cellular generally competes against each of the four near-nationwide wireless companies: Verizon Wireless, Sprint Nextel (and affiliates), AT&T (formerly Cingular) and T-Mobile USA, Inc. However, not all of these competitors operate in all markets where U.S. Cellular does business. U.S. Cellular believes that these competitors have substantially greater financial, technical, marketing, sales, purchasing and distribution resources than it does.

The use of national advertising and promotional programs by such national wireless operators may be a source of additional competitive and pricing pressures in all U.S. Cellular markets, even if those operators may not provide service in a particular market. U.S. Cellular provides wireless services comparable to the national competitors, but the other wireless companies operate in a wider geographic area and are able to offer no- or low-cost roaming and long-distance calling packages over a wider area on their own networks than U.S. Cellular can offer on its network. If U.S. Cellular offers the same no- or low-cost calling area as one of these competitors, it will incur roaming charges for calls made in portions of the calling area that are not part of its network.

In the Midwest, U.S. Cellular’s largest contiguous service area, it can offer larger regional service packages without incurring significant roaming charges than it is able to offer in other parts of its network. U.S. Cellular also employs a customer satisfaction strategy throughout its markets which it believes has contributed to a relatively low customer churn rate, and which it also believes has had a positive impact on its cost to add a net new customer.

Some of U.S. Cellular’s competitors bundle other services, such as landline telephone service, television service and Internet access, with their wireless communications services. U.S. Cellular either does not have the ability to offer these other services or has chosen not to offer them.

In addition, U.S. Cellular competes against both larger and smaller regional wireless companies in certain areas, including ALLTEL and Rural Cellular Corporation, and against resellers of wireless services. Since each of these competitors operates on systems using spectrum licensed by the FCC and has comparable technology and facilities, competition within each market is principally on the basis of quality of service, price, brand image, size of area covered, services offered and responsiveness of customer service.

Since U.S. Cellular’s competitors do not disclose their subscriber counts in specific regional service areas, market share for the competitors in each regional market cannot be accurately determined.

WIRELINE TELEPHONE OPERATIONS

TDS operates its wireline telephone operations through TDS Telecom, a wholly owned subsidiary. TDS Telecom served 1,213,500 equivalent access lines at the end of 2006, an increase of 29,600 lines over 2005. At the end of 2005, TDS Telecom served 1,183,900 equivalent access lines, an increase of 26,700 lines over 2004. An incumbent local exchange carrier (“ILEC”) is an independent local telephone company that formerly had the exclusive right and responsibility to provide local transmission and switching services in its designated service territory. Competitive local exchange carrier (“CLEC”) is a term that depicts companies that enter the operating areas of incumbent local exchange telephone companies to offer local exchange and other telephone services. Equivalent access lines are derived by converting each high-capacity data line to the estimated equivalent number, in terms of capacity, of switched access lines. Each digital subscriber line (“DSL”) is treated as an equivalent line in addition to a voice line that may operate off the same copper loop.

TDS Telecom provides service through incumbent local exchange carriers and through a competitive local exchange carrier.

TDS Telecom’s incumbent local exchange carriers served 757,300 equivalent access lines at the end of 2006 compared to 735,300 at the end of 2005 and 730,400 at the end of 2004. The incumbent local exchange carrier operations have grown primarily through internal growth.

TDS Telecom’s competitive local exchange carrier served 456,200 equivalent access lines at the end of 2006 compared to 448,600 at the end of 2005 and 426,800 lines at the end of 2004. Internal growth in equivalent access lines has occurred as competitive local exchange carrier operations have increased their presence in current markets.

TDS Telecom Operating Income

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Incumbent Local Exchange
Carrier Operations
Operating revenues	$645,525	$669,724	$658,330
Operating expenses	515,531	500,791	475,152
Operating income	129,994	168,933	183,178
Competitive Local Exchange
Carrier Operations
Operating revenues	235,804	239,341	226,259
Operating expenses	236,942	247,549	372,367
Operating (loss)	(1,138)	(8,208)	(146,108)
Intra-company elimination
Revenue	(5,411)	(4,980)	(4,444)
Expense	(5,411)	(4,980)	(4,444)
TDS Telecom Operating Income	$128,856	$160,725	$37,070

TDS Telecom operating revenues decreased $28.2 million, or 3%, to $875.9 million in 2006 from $904.1 million in 2005, and increased $24.0 million, or 3%, in 2005 from $880.1 million in 2004. The decrease in 2006 was primarily due to a decline in network access minutes of use and lower compensation from state and national revenue pools. The increase in 2005 was primarily due to the growth in competitive local exchange carrier’s equivalent access lines as well as growth in vertical services, such as long distance and digital subscriber line services, provided to existing incumbent local exchange carrier customers.

Operating expenses increased $3.7 million, or less than 1%, to $747.1 million in 2006 from $743.4 million in 2005, and decreased $99.7 million, or 12%, in 2005 from $843.1 million in 2004. The increase in 2006, was primarily due to higher cost of providing services and products. The decrease in 2005 was due to a loss on impairment of long-lived assets of $87.9 million and a loss on impairment of intangible assets of $29.4 million both recorded in 2004 and associated with the competitive local exchange carrier operations.

TDS Telecom’s operating income decreased $31.8 million to $128.9 million in 2006 from $160.7 million in 2005, while it increased $123.6 million in 2005 from $37.1 million in 2004. The primary causes for the decrease in 2006 were the incumbent local exchange carrier decrease in revenues generated from network usage and lower average access rates coupled with higher costs of services and products. TDS Telecom’s total costs were also impacted by stock based compensation which increased $9.3 million in 2006, resulting primarily from the implementation of SFAS 123(R) as of January 1, 2006. The primary causes for the increase in 2005 were an $87.9 million loss on the impairment of long-lived assets and a $29.4 million loss on the impairment of intangible assets of the competitive local exchange carrier recorded in 2004.

The following are estimates of full-year 2007 service revenues; depreciation, amortization and accretion expenses and operating income. The following estimates were reaffirmed by TDS Telecom on June 19, 2007 and continue to represent TDS Telecom’s views as of the date of filing of TDS’s Form 10-K for the year ended December 31, 2006. Such forward-looking statements should not be assumed to be accurate as of any future date. TDS Telecom undertakes no duty to update such information whether as a result of new information, future events or otherwise. There can be no assurance that final results will not differ materially from these estimated results.

	2007 Estimated Results	2006 Actual Results
Incumbent Local Exchange Carrier and Competitive Local Exchange Carrier Operations
Operating revenues	$850 - $900 million	$875.9 million
Operating income	$130 - $150 million	$128.9 million
Depreciation and amortization expenses	$155 million	$159.6 million

Following is a table of summarized operating data for TDS Telecom’s incumbent local exchange carrier and competitive local exchange carrier operations.

Year Ended December 31,	2006	2005	2004
Incumbent Local Exchange Carrier
Equivalent access lines	757,300	735,300	730,400
Growth in equivalent access lines:
Internal growth	22,000	4,900	8,200
Dial-up Internet service accounts	77,100	90,700	101,300
Digital subscriber line (DSL) accounts	105,100	65,500	41,900
Long distance customers	340,000	321,500	295,000
Competitive Local Exchange Carrier
Equivalent access lines	456,200	448,600	426,800
Dial-up Internet service accounts	10,200	14,200	18,200
Digital subscriber line (DSL) accounts	42,100	36,400	29,000
Full-time equivalent TDS Telecom employees	2,940	3,295	3,375

Incumbent Local Exchange Carrier Operations

Operating Revenues

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Local service	$200,213	$202,021	$204,834
Network access and long distance	352,299	373,737	362,890
Miscellaneous	93,013	93,966	90,606
Total Incumbent Local Exchange
Carrier Operating Revenues	$645,525	$669,724	$658,330

Operating revenues decreased $24.2 million, or 4%, to $645.5 million in 2006 from $669.7 million in 2005, and increased $11.4 million, or 2%, in 2005 from $658.3 million in 2004.

Local service revenues (provision of local telephone exchange service within the local serving area of TDS Telecom’s incumbent local exchange carriers) decreased $1.8 million, or 1%, to $200.2 million in 2006 from $202.0 million in 2005, and decreased $2.8 million, or 1%, in 2005 from $204.8 million in 2004. Physical access line decreases of 3% in both 2006 and 2005 negatively impacted revenues by $4.2 million in 2006 and $3.3 million in 2005. Declines in second lines accounted for 34% of the decline in access lines in both 2006 and 2005. These second line disconnections were significantly influenced by customers converting to TDS Telecom’s digital subscriber line service. The sale of custom calling and advanced features increased revenues by $1.5 million in 2006 and $1.9 million in 2005.

Network access and long distance revenues (compensation for carrying interstate and intrastate long distance traffic on TDS Telecom’s local telephone networks and customer revenues from reselling long distance service) decreased $21.4 million, or 6%, to $352.3 million in 2006 from $373.7 million in 2005, and increased $10.8 million, or 3%, in 2005 from $362.9 million in 2004. Revenues from reselling long distance service increased by $6.4 million in 2006 and $3.9 million in 2005, reflecting an increase in long distance customers. As of December 31, 2006, TDS Telecom incumbent local exchange carrier operations were reselling long distance service on 340,000 access lines compared to 321,500 and 295,000 access lines at December 31, 2005 and 2004, respectively. Revenue generated from network usage, including compensation from state and national pools, decreased $28.2 million in 2006 primarily due to a 4.9% decrease in access minutes of use, a decrease in revenue resulting from revenue disputes with inter-exchange carriers and lower average access rates in 2006. Revenues generated from network usage increased $7.6 million in 2005 due to 1.1% increase in minutes of use along with higher average access rates in 2005 as compared to 2004.

Miscellaneous revenues (charges for providing Internet services; leasing, selling, installing and maintaining customer premise equipment; providing billing and collection services; and selling of direct broadcast satellite service and other miscellaneous services) decreased $1.0 million, or 1%, to $93.0 million in 2006 from $94.0 million in 2005, and increased $3.4 million, or 4%, in 2005 from $90.6 million in 2004. Digital subscriber line revenues increased $12.7 million or 44% in 2006, but were offset by decreases in dial-up internet, direct broadcast satellite service and other non-regulated revenues. As of December 31, 2006, TDS Telecom incumbent local exchange carrier operations were providing digital subscriber line service and dial-up Internet service to 105,100 and 77,100 customers respectively, as compared to 65,500 digital subscriber line service customers and 90,700 dial-up Internet customers as of December 31, 2005. Additionally, bundled service discounts decreased revenues by $3.6 million in 2006 as compared to 2005. The revenue increase in 2005 over 2004 was primarily due to digital subscriber line service revenues increasing $10.0 million, offset by decreases in dial-up Internet revenues of $3.8 million, direct broadcast satellite revenues of $1.1 million and other miscellaneous non-regulated revenues of $1.0 million.

Operating Expenses

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization included below)	$191,932	$177,252	$162,007
Selling, general and administrative expense	188,229	188,361	181,480
Depreciation and amortization	135,370	135,178	131,665
Total Incumbent Local Exchange
Carrier Operating Expenses	$515,531	$500,791	$475,152

Operating expenses increased $14.7 million, or 3%, to $515.5 million in 2006 from $500.8 million in 2005, and increased $25.6 million, or 5%, in 2005 from $475.2 million in 2004. Stock based compensation expense increased $7.1 million due to the implementation of SFAS 123(R) as of January 1, 2006. Expenses also increased $4.7 million in 2006 due to costs of an organizational realignment. A $3.2 million charge for an early retirement incentive plan was partially responsible for the operating expense increase in 2005.

Cost of services and products increased $14.6 million, or 8%, to $191.9 million in 2006 from $177.3 million in 2005, and increased $15.3 million, or 9%, from $162.0 million in 2004. Increases in line charges, circuit expenses and other cost of goods sold associated with the growth in digital subscriber line customers increased expenses $6.6 million and $5.3 million in 2006 and 2005, respectively. These increases were offset in part by decreases in circuit and telephone expenses related to dial-up Internet services, which declined $2.4 and $2.1 million in 2006 and 2005, respectively. Growth in long distance customers combined with increased usage stimulated by calling plans increased expenses $4.1 million in 2006 and $ 6.9 million in 2005. Network related payroll increased $2.9 million in 2006 and $2.0 million in 2005. The payroll increase in 2006 was primarily due to an increase in stock based compensation expense resulting from implementation of SFAS 123(R) as of January 1, 2006 and the effects of the organizational realignment which occurred in 2006. The 2005 increase was primarily due to the implementation of an early retirement incentive plan. Cost of goods sold related to business customer premises equipment and reciprocal compensation expense increased $1.3 million and $2.1 million in 2006 and 2005, respectively.

Selling, general and administrative expenses decreased $0.2 million, less than 1%, to $188.2 million in 2006 from $188.4 million in 2005, and increased $6.9 million, or 4%, in 2005 from $181.5 million in 2004. Stock based compensation increased expenses by $6.1 million in 2006, primarily due to the implementation of SFAS 123(R) as of January 1, 2006. Additionally, organizational realignment costs of $3.8 million were incurred in 2006. Cost savings from the 2005 early retirement incentive plan as well as a partial year benefit from the 2006 organizational realignment were primarily responsible for offsetting these increases. The increased costs associated with the 2005 early retirement incentive plan was the primary reason for 2005 expenses exceeding the 2004 levels.

Depreciation and amortization expenses increased $0.2 million, or less than 1%, to $135.4 million in 2006 from $135.2 million in 2005, and increased $3.5 million or 3% in 2005 from $131.7 million in 2004. New investments in plant and equipment increased 16% in 2006 after being fairly consistent in 2005 and 2004.

Operating Income decreased $38.9 million, or 23%, to $130.0 million in 2006 from $168.9 million in 2005, and decreased $14.3 million, or 8%, in 2005 from $183.2 million in 2004. The incumbent local exchange carrier operating margin was 20.1% in 2006, 25.2% in 2005 and 27.8% in 2004.

TDS Telecom’s incumbent local exchange carrier operations are subject to the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. TDS Telecom periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. TDS Telecom believes that such criteria are still being met and therefore adherence to the provisions of SFAS No. 71 is still appropriate for the incumbent local exchange carrier operations.

Competitive Local Exchange Carrier Operations

TDS Telecom offers competitive local exchange carrier services in the Madison, greater Fox Valley, Milwaukee, Racine, Kenosha, Janesville and Beloit, Wisconsin markets; in the Rockford and Lake County, Illinois markets; in the greater Grand Rapids, Kalamazoo, Battle Creek, Holland, Grand Haven, Lansing, Jackson, Ann Arbor and the western suburbs of Detroit, Michigan markets; and in the Minneapolis/St. Paul, Rochester, Duluth, St. Cloud and Brainerd, Minnesota markets. Equivalent access lines increased by 2% in 2006 (7,600), 5% in 2005 (21,800) and 17% in 2004 (62,000).

Operating Revenues

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Total Competitive Local Exchange
Carrier Operating Revenues	$235,804	$239,341	$226,259

Operating revenues (revenue from the provision of local and long-distance telephone service and access revenue from long-distance providers) decreased $3.5 million, or 1%, to $235.8 million in 2006 from $239.3 million in 2005 and increased $13.0 million, or 6%, in 2005 from $226.3 million in 2004.

Retail revenues decreased $1.5 million or less than 1% to $214.2 million in 2006 from $215.7 million in 2005 and increased $18.9 million or 10% in 2005 from $196.8 million in 2004. A 2% growth in access lines in 2006 increased revenues by $7.2 million. This increase was more than offset by lower average revenue per customer resulting from competitive pressures on voice and data services pricing. The increase in 2005 was primarily due to access line growth which added approximately $20.8 million to retail revenues. This increase was offset by lower average revenue per access line due to both price decreases and the change in customer mix.

Wholesale revenues, which represent charges to other carriers for utilizing TDS Telecom network infrastructure, decreased $2.0 million, or 9%, to $21.6 million in 2006 from $23.6 million in 2005 and decreased $5.8 million, or 20%, in 2005 from $29.4 million in 2004. The decrease in 2006 is primarily due to lower average access rates caused by a change in the mix of traffic and to an increase in revenue disputes with inter-exchange carriers. Revenues in 2005 were impacted by a mandated decrease in inter-state access rates which lowered revenues by $4.7 million compared to 2004.

Operating Expenses

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Cost of services and products (exclusive of depreciation and amortization included below)	$122,527	$120,924	$116,525
Selling, general and administrative expense	90,173	96,187	100,143
Depreciation and amortization	24,242	30,438	38,349
Loss on impairment of long-lived assets	—	—	87,910
Loss on impairment of intangible assets	—	—	29,440
Total Competitive Local Exchange Carrier Operating Expenses	$236,942	$247,549	$372,367

Operating expenses decreased $10.6 million, or 4%, to $236.9 million in 2006 from $247.5 million in 2005, and decreased $124.9 million or 34% in 2005 from $372.4 million in 2004. The large decrease in 2005 was primarily due to impairment losses of $87.9 million and $29.4 million recorded in 2004 on property, plant and equipment and on goodwill, respectively. See “Regulatory Orders” for a discussion of the impairment losses.

Cost of services and products increased $1.6 million or 1%, to $122.5 million in 2006 from $120.9 million in 2005 and increased $4.4 million or 4% in 2005 from $116.5 million in 2004. In 2006, additional expenses of $6.9 million related to access line growth was mostly offset by lower costs, due in large part to more efficient network routing arrangements. In 2006, the competitive local exchange carrier also recognized a $5.1 million reduction in expenses resulting from favorable settlements with inter-

exchange carriers. In 2005, expenses increased $6.9 million due to access line growth and $3.9 million due to rate increases for unbundled network elements. In 2005, the cost of leased network components declined $7.3 million, of which $5.3 million was due to a favorable rate settlement with an incumbent carrier.

Selling, general and administrative expense decreased $6.0 million, or 6%, to $90.2 million in 2006 from $96.2 million in 2005 and decreased $3.9 million or 4% in 2005 from $100.1 in 2004. In 2006, the reduction in expense was primarily caused by changes in the mix of customers and consolidation of customer service and provisioning functions, which resulted in $4.7 million lower payroll related expenses, and $1.9 million lower sales and marketing expenses. This decrease was partially offset by a $2.0 million increase in stock based compensation expense resulting primarily from the implementation of SFAS 123(R) as of January 1, 2006. In 2005, sales and marketing expenses decreased $3.8 million as a result of changes in the mix of customers. Additionally, payroll expenses decreased $2.6 million in 2005, partially offset by additional operating costs to support access line growth.

Depreciation and amortization expenses decreased $6.2 million, or 20%, to $24.2 million in 2006 from $30.4 million in 2005 and decreased $7.9 million or 21% in 2005 from $38.3 million in 2004. The 2006 and 2005 decreases were the result of the 2004 impairment related decreases in the value of fixed assets. In December 2004, TDS Telecom concluded that the long lived tangible assets of the competitive local exchange carrier operations were impaired and recorded a loss of $87.9 million to reduce the book value of those assets. See “Regulatory Orders” for a discussion of the impairment losses.

Operating Loss decreased $7.1 million to $1.1 million in 2006 from $8.2 million in 2005, and decreased $137.9 million in 2005 from $146.1 million in 2004. The operating loss from competitive local exchange carrier operations decreased notably in 2005 due to the loss on asset impairments reported in 2004.

Regulatory Orders

In 2004, in response to petitions filed by a Regional Bell Operating Company for increases in rates for certain wholesale services that it provides to competitive local exchange carriers, the state public service commissions of Illinois, Wisconsin and Michigan issued orders that adversely affected the cost of providing some services for TDS Telecom’s competitive local exchange carrier operations in those states, primarily services to residential customers and certain small business customers. The pricing data for the major markets of TDS Telecom’s competitive local exchange carrier became available in the fourth quarter of 2004. These pricing changes, as well as other regulatory changes and competitive pressures in 2004, triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible and intangible assets. As a result of the impairment review, TDS Telecom concluded that the long-lived tangible assets of its competitive local exchange carrier operations were impaired and recorded an $87.9 million loss in the Statement of Operations in 2004. TDS Telecom also concluded that goodwill associated with the competitive local exchange carrier operations was impaired and recorded a loss of $29.4 million in the Statement of Operations in 2004. See Application of Critical Accounting Policies and Estimates—“Licenses and Goodwill” and “Property, Plant and Equipment” for further discussions of the impairments.

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

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (“FASB”) issued Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes -an interpretation of FASB Statement No. 109 (“FIN 48”) in July 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes (“SFAS 109”). The interpretation applies to all tax positions accounted for in accordance with SFAS 109 and requires a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. TDS will adopt the provisions of FIN 48 effective January 1, 2007. Under FIN 48, TDS will evaluate the tax uncertainty, assess the probability of the ultimate settlement with the applicable taxing authority and record an amount based on that assessment. TDS had previously set up tax accruals, as needed, to cover its potential liability for income tax uncertainties pursuant to SFAS 5 Accounting for Contingencies (“SFAS 5”). The FASB has issued guidance, in the form of an FASB Staff Position, regarding effective settlement of tax uncertainties. TDS has followed this guidance in estimating its cumulative effect adjustment. TDS will use the guidance to determine the amount of its cumulative effect adjustment to be recorded to opening Common Stockholders’ Equity upon adoption of FIN 48 effective January 1, 2007. As a result of the implementation of FIN 48, TDS anticipates recognizing a cumulative effect adjustment as an increase in Common Stockholders’ Equity of less than $5.0 million in the first quarter of 2007.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosure related to the use of fair value measures in financial statements. SFAS 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in GAAP. The Statement emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS 157 establishes a fair value hierarchy, from observable market data as the highest level, to fair value based on an entity’s own fair value assumptions as the lowest level. The Statement is effective for TDS’s 2008 financial statements, however, earlier application is encouraged. TDS is currently reviewing the requirements of SFAS 157 and has not yet determined the impact, if any, on its financial position or results of operations.

In September 2006, the FASB ratified Emerging Issues Task Force Issue No. 06-1, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (“EITF 06-1”). This guidance requires the application of EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (“EITF 01-9”), when consideration is given to a reseller or manufacturer for benefit to the service provider’s end customer. EITF 01-9 requires the consideration given be recorded as a liability at the time of the sale of the equipment and also provides guidance for the classification of the expense. EITF 06-1 is effective for TDS’s 2008 financial statements. TDS is currently reviewing the requirements of EITF 06-1 and has not yet determined the impact, if any, on its financial position or results of operations.

The Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), in September 2006. SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of (1) the error quantified as the amount by which the current year income statement was misstated (“rollover method”) or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (“iron curtain method”). Reliance on one or the other method in prior years could have resulted in misstatement of the financial statements. The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. SAB 108 became effective for TDS’s financial statements for 2006 and subsequent periods, and did not materially impact TDS’s financial position or results of operations.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 (“SFAS 159”), was issued in February 2007. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected shall be reported in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for TDS’s 2008 financial statements. TDS is currently reviewing the requirements of SFAS 159 and has not yet determined the impact, if any, on its financial position or results of operations.

FINANCIAL RESOURCES

TDS operates a capital- and marketing-intensive business. In recent years, TDS has generated cash from its operating activities, received cash proceeds from divestitures, used short-term credit facilities and used long-term debt financing to fund its construction costs and operating expenses. TDS anticipates further increases in customers, revenues and operating expenses, cash flows from operating activities and capital expenditures in the future. Cash flows may fluctuate from quarter to quarter and from year to year due to seasonality, the timing of acquisitions, market launches, capital expenditures and other factors.

The following table provides a summary of TDS’s cash flow activities for the periods shown.

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Cash flows from (used in) Operating activities	$887,157	$868,212	$777,296
Investing activities	(630,740)	(902,417)	(594,434)
Financing activities	(338,883)	(41,109)	47,665
Net increase (decrease) in cash and cash equivalents	$(82,466)	$(75,314)	$230,527

Cash Flows From Operating Activities represent a significant source of funds to TDS. Net income (loss) including adjustments to reconcile net income (loss) to net cash provided by operating activities, excluding changes in assets and liabilities from operations totaled $1,016.9 million in 2006, $926.8 million in 2005 and $897.3 million in 2004. Included in the adjustments to reconcile net income to net cash provided by operating activities in 2004 is a deduction for the payment of $68.1 million of accreted interest on the repayment of U.S. Cellular’s Liquid Yield Option Notes. Distributions from unconsolidated investments provided $78.2 in 2006, $52.6 million in 2005 and $49.1 million in 2004. Changes in assets and liabilities from operations required $129.7 million in 2006, $58.6 million in 2005 and required $93.6 million in 2004, reflecting higher net working capital balances required to support higher levels of business activity as well as differences in timing and collection of payments.

Cash Flows From Investing Activities primarily represent uses of funds to construct, operate and upgrade modern high-quality communications networks and facilities as a basis for creating long-term value for shareholders and to acquire licenses and properties. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue-enhancing and cost-reducing upgrades to TDS’s wireless and wireline telephone properties and in wireless spectrum. Proceeds from merger and divestiture transactions have provided funds in recent years which have partially offset the cash requirements for investing activities; however, such sources cannot be relied upon to provide continuing or regular sources of financing.

The primary purpose of TDS’s construction and expansion expenditures is to provide for customer growth, to upgrade service, launch new market areas, and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services.

Cash expenditures for capital additions required $722.5 million in 2006, $710.5 million in 2005 and $786.6 million in 2004. U.S. Cellular’s capital additions totaled $579.8 million in 2006, $576.5 million in 2005 and $636.1 million in 2004. These expenditures were made to fund construction of 450, 431 and 840 new cell sites in 2006, 2005 and 2004, respectively, increases in capacity in existing cell sites and switches, remodeling of new and existing retail stores and costs related to the development of U.S. Cellular’s office systems. Additions in all three years also included significant amounts related to the replacement of retired assets.

TDS Telecom’s capital additions for its incumbent local exchange carrier operations totaled $113.2 million in 2006, $97.5 illion in 2005 and $103.1 million in 2004, representing expenditures for switch modernization and outside plant facilities to maintain and enhance the quality of service and offer new services with revenue opportunities. TDS Telecom’s capital expenditures for competitive local exchange carrier operations totaled $17.3 million in 2006, $27.1 million in 2005 and $35.2 million in 2004 for switching and other network facilities.

Corporate and other capital expenditures totaled $12.2 million in 2006, $9.4 million in 2005 and $12.3 million in 2004.

Acquisitions required $145.9 million, $191.4 million and $49.8 million in 2006, 2005 and 2004, respectively. TDS’s acquisitions included primarily the purchase of controlling interests in wireless markets and telephone properties, minority interests that increased the ownership of majority-owned markets and wireless spectrum. Divestitures provided $102.3 million, $0.5 million and $247.6 million in 2006, 2005 and 2004, respectively.

In 2006, U.S. Cellular acquired, for approximately $19.0 million in cash, the remaining ownership interest in the Tennessee RSA No. 3 Limited Partnership, a wireless market operator in which U.S. Cellular previously owned a 16.7% interest. Also, U.S. Cellular made capital contributions and advances of $127.2 million to Barat Wireless, and/or its general partner, which are consolidated with U.S. Cellular for financial statement purposes, to provide funding of Barat Wireless’s participation in the FCC’s Auction 66. Also, U.S. Cellular received cash of $95.1 million and $6.5 million in connection with the sale of its interests in Midwest Wireless Communications and Midwest Wireless Holdings, respectively.

In 2005, U.S. Cellular made advances to its consolidated subsidiary, Carroll Wireless, which paid $120.9 million to the FCC to complete the payment for the licenses in which it was the winning bidder in the FCC’s Auction 58. U.S. Cellular also made advances in 2004 and Carroll Wireless deposited $9.0 million with the FCC related to the wireless spectrum Auction 58 in 2004, prior to the commencement of the auction in early 2005.

U.S. Cellular paid $58.1 million to ALLTEL related to the exchange of properties completed in December 2005 and incurred other cash costs associated with the exchange of $2.6 million. Also, in 2005, U.S. Cellular purchased a controlling interest in one wireless property and certain minority interests in wireless markets in which it already owned a controlling interest for $6.9 million in cash. TDS Telecom also purchased a wireless license for $2.8 million in 2005.

In 2004, U.S. Cellular purchased certain minority interests in several wireless markets in which it already owned a controlling interest for $40.8 million in cash.

TDS received cash of $247.6 million from divestitures in 2004. The sale of wireless properties in southern Texas by U.S. Cellular to AT&T Wireless provided $96.5 million. The sale of wireless properties to ALLTEL provided U.S. Cellular $79.8 million (net of $0.4 million cash divested) and TDS Telecom $62.7 million. U.S. Cellular also received $8.5 million from the sale of Daytona in 2004 and paid $0.3 million to buy out the partner in that investment.

See “Acquisitions, Exchanges and Divestitures” in the Liquidity and Capital Resources section.

TDS Telecom in the past obtained financing from the Rural Telephone Bank (“RTB”). In connection with such financings, TDS Telecom purchased stock in the RTB. TDS Telecom repaid all of its debt to the RTB, but continued to own the RTB stock. In August 2005, the board of directors of the RTB approved resolutions to liquidate and dissolve the RTB. In order to effect the dissolution and liquidation, shareholders were asked to remit their shares to receive cash compensation for those shares. TDS Telecom remitted its shares and received $101.7 million from the RTB in the second quarter of 2006.

At an Extraordinary General Meeting held on July 25, 2006, shareholders of Vodafone approved a Special Distribution of £0.15 per share (£1.50 per ADR) and a Share Consolidation under which every 8 ADRs of Vodafone were consolidated into 7 ADRs. As a result of the Special Distribution which was paid on August 18, 2006, U.S. Cellular and TDS Telecom received approximately $28.6 million and $7.6 million, respectively, in cash; these amounts, representing a return of capital, were recorded as a reduction in the accounting cost basis of marketable equity securities. Also, as a result of the Share Consolidation which was effective on July 28, 2006, U.S. Cellular’s previous 10,245,370 Vodafone ADRs were consolidated into 8,964,698 Vodafone ADRs and TDS Telecom’s previous 2,700,545 Vodafone ADRs were consolidated into 2,362,976 ADRs.

Cash Flows From Financing Activities primarily reflect issuances and repayments of short-term debt, proceeds from issuance of long-term, debt repayments of long-term debt and repurchases of common shares. TDS has used short-term debt to finance acquisitions, to repurchase common shares and for other general corporate purposes. Cash flows from operating activities, proceeds from forward contracts and, from time to time, the sale of non-strategic cellular and other investments have been used to reduce short-term debt. In addition, from time to time, TDS has used proceeds from the issuance of long-term debt to reduce short-term debt.

On August 1, 2006, TDS repaid $200.0 million plus accrued interest on its 7% unsecured senior notes. In 2006, TDS redeemed $35.0 million of medium-term notes which carried interest rates of 10% and redeemed $17.2 million of medium-term notes which carried interest rates of 9.25% to 9.35% in 2005.

In 2005, TDS issued $116.3 million of 6.625% senior notes due March 2045 which provided proceeds after underwriting discounts of $112.6 million. Also in 2005, TDS Telecom repaid approximately $232.6 million of RUS, RTB and FFB notes.

In 2004, U.S. Cellular issued $330 million of 7.5% senior notes due June 2034 and $100 million of 6.7% senior notes due December 2033. The net proceeds of these offerings totaled approximately $412.5 million. Of this amount, U.S. Cellular used $163.3 million to redeem its Liquid Yield Option Notes at accreted value. The balance of the net proceeds, together with borrowings under revolving credit facilities, was used to redeem all $250 million of U.S. Cellular’s 7.25% senior notes. The Liquid Yield Option Notes redemption included the repayment of principal amount of the original debt of $95.2 million, presented as an item reducing cash flow from financing activities, and the payment of $68.1 million of accreted interest, presented as an item reducing cash flows from operating activities.

Borrowings under revolving credit facilities totaled $415.0 million in 2006, primarily to fund capital expenditures, $510.0 million in 2005, primarily to repay long-term debt and fund capital expenditures and $420.0 million in 2004, primarily to fund capital expenditures. Repayments under the revolving credit facilities totaled $515.0 million in 2006, $405.0 million in 2005 and $390.0 million in 2004. Dividends paid on TDS Common Stock and Preferred Shares, excluding dividends reinvested, totaled $43.0 million in 2006, $40.6 million in 2005 and $38.0 million in 2004.

From time to time, the Board of Directors of TDS has authorized the repurchase of TDS Common Shares and/or Special Common Shares. No TDS Common Shares or Special Common Shares were repurchased in 2006 or 2005. During 2004, TDS repurchased 214,800 of its Common Shares, for an aggregate purchase price of $14.9 million, or an average of $69.15 per share including commissions. Cash required for the repurchase of Common Shares totaled $20.4 million in 2004.

On March 2, 2007, the TDS Board of Directors authorized the repurchase of up to $250 million of TDS Special Common Shares from time to time through open market purchases, block transactions, private purchases or otherwise. This authorization will expire on March 2, 2010.

The Board of Directors of U.S. Cellular has authorized the repurchase of a limited amount of U.S. Cellular Common Shares on a quarterly basis, primarily for use in employee benefit plans. This authorization does not have an expiration date. No U.S. Cellular Common Shares were repurchased in 2006 or 2005. In 2004, U.S. Cellular repurchased 91,700 of its Common Shares under this authorization for an aggregate purchase price of $3.9 million, or an average of $42.62 per share including commissions

On March 6, 2007, U.S. Cellular’s Board of Directors authorized the repurchase of up to 500,000 Common Shares of U.S. Cellular from time to time through open market purchases, block transactions, private transactions or other methods. This authorization will expire on March 6, 2010. This authorization is in addition to U.S. Cellular’s existing ongoing limited share repurchase authorization discussed above.

LIQUIDITY AND CAPITAL RESOURCES

TDS believes that cash flows from operating activities, existing cash and cash equivalents and funds available from line of credit arrangements provide substantial financial flexibility for TDS to meet both its short- and long-term needs. TDS and its subsidiaries may also have access to public and private capital markets to help meet their long-term financing needs.

However, the availability of external financial resources is dependent on economic events, business developments, technological changes, financial conditions or other factors, some of which may not be in TDS’s control. TDS cannot provide assurances that circumstances that could materially adversely affect TDS’s liquidity or capital resources will not occur. Economic downturns, changes in financial markets or other factors could affect TDS’s liquidity and availability of capital resources. Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development, acquisition programs and Common Share and/or Special Common Share repurchase programs. Any such reductions could have a material adverse effect on TDS’s business, financial condition or results of operations.

TDS generates substantial funds from the operations of U.S. Cellular and TDS Telecom. Cash flows from operating activities totaled $887.2 million in 2006, $868.2 million in 2005 and $777.3 million in 2004. TDS and its subsidiaries had cash and cash equivalents totaling $1,013.3 million at December 31, 2006.

Revolving Credit Facilities

As discussed below, TDS and its subsidiaries had $1,261.2 million of revolving credit facilities available for general corporate purposes as well as an additional $75 million of bank lines of credit as of December 31, 2006.

TDS has a $600 million revolving credit facility available for general corporate purposes. At December 31, 2006, letters of credit outstanding were $3.4 million, leaving $596.6 million available for use. Borrowings under the revolving credit facility bear interest at the London InterBank Offered Rate (“LIBOR”) plus a contractual spread based on TDS’s credit rating. TDS may select borrowing periods of either seven days or one, two, three or six months. At December 31, 2006, one-month LIBOR was 5.32% and the contractual spread was 60 basis points. If TDS provides less than two days’ notice of intent to borrow, the related borrowings bear interest at the prime rate less 50 basis points (the prime rate was 8.25% at December 31, 2006). This credit facility expires in December 2009. In 2006, TDS paid fees at an aggregate annual rate of 0.33% of the total $600 million facility. These fees totaled $2.0 million, $0.8 million and $0.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

TDS also had $75 million in direct bank lines of credit at December 31, 2006, all of which were unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate (the prime rate was 8.25% at December 31, 2006).

U.S. Cellular has a $700 million revolving credit facility available for general corporate purposes. At December 31, 2006, outstanding notes payable and letters of credit were $35.0 million and $0.4 million, respectively, leaving $664.6 million available for use. Borrowings under the revolving credit facility bear interest at LIBOR plus a contractual spread based on U.S. Cellular’s credit rating. U.S. Cellular may select borrowing periods of either seven days or one, two, three or six months. At December 31, 2006, the one-month LIBOR was 5.32% and the contractual spread was 60 basis points. If U.S. Cellular provides less than two days’ notice of intent to borrow, the related borrowings bear interest at the prime rate less 50 basis points (the prime rate was 8.25% at December 31, 2006). This credit facility expires in December 2009. In 2006, U.S. Cellular paid fees at an aggregate annual rate of 0.33% of the total facility. These fees totaled $2.3 million in 2006, $1.0 million in 2005 and $1.5 million in 2004. The credit facility expires in December 2009.

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

TDS’s and U.S. Cellular’s interest costs on their revolving credit facilities as of December 31, 2006 would increase if their credit ratings from either Standard & Poor’s Rating Services (“Standard & Poor’s”) or Moody’s Investor Service (“Moody’s”) were lowered. However, their credit facilities would not cease to be available or accelerate solely as a result of a decline in their credit ratings. A downgrade in TDS’s or U.S. Cellular’s credit ratings could adversely affect their ability to renew existing, or obtain access to new, credit facilities in the future. TDS’s and U.S. Cellular’s credit ratings as of the dates indicated, are as follows:

Moody’s (Issued November 10, 2005)	Baa3	—under review for possible further downgrade
Standard & Poor’s (Issued April 23, 2007)	BB+	—on credit watch with negative implications
Fitch Ratings (Issued November 10, 2005)	BBB+	—on ratings watch negative

On October 26, 2006, Standard & Poor’s lowered its credit ratings on TDS and U.S. Cellular to BBB+ from A-. The outlook was stable. On November 7, 2006, Standard & Poor’s lowered its credit ratings on TDS and U.S. Cellular to BBB from BBB+. The ratings were placed on credit watch with negative implications. On February 13, 2007, Standard & Poor’s lowered its credit ratings on TDS and U.S. Cellular to BBB- from BBB. The ratings remain on credit watch with negative implications. On April 23, 2007, Standard & Poor’s lowered its credit rating on TDS and U.S. Cellular to BB+ from BBB-. The ratings remain on credit watch with negative implications.

The maturity dates of certain of TDS’s and U.S. Cellular’s credit facilities would accelerate in the event of a change in control.

The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and represent certain matters at the time of each borrowing. On November 10, 2005 and November 6, 2006, TDS and U.S. Cellular announced that they would restate certain financial statements which caused TDS and U.S. Cellular to be late in certain SEC filings. In addition, on April 23, 2007, TDS announced another restatement that caused a further delay in TDS’s SEC filings. The restatements and late filings resulted in defaults under the revolving credit agreements and one line of credit agreement. TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios. TDS and U.S. Cellular did not fail to make any scheduled payments under such credit agreements. TDS and U.S. Cellular received waivers from the lenders associated with the credit agreements, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatements and late filings. The waivers, as amended, require the Form 10-K for the year ended December 31, 2006 to be filed by June 30, 2007 and the Form 10-Q for the quarter ended March 31, 2007 to be filed within 45 days after the filing of the Form 10-K for the year ended December 31, 2006.

Long-Term Financing

The late filing of TDS’s and U.S. Cellular’s Forms 10-Q for the quarterly period ended September 30, 2006, and Forms 10-K for the year ended December 31, 2006, and the failure to deliver such Forms 10-Q and 10-K to the trustees of the TDS and U.S. Cellular debt indentures on a timely basis, resulted in non-compliance under such debt indentures. However, this non-compliance did not result in an event of default or a default and TDS and U.S. Cellular believe that such non-compliance was cured upon the filing of such Forms 10-Q and Forms 10-K. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

TDS redeemed $35.0 million of medium-term notes in 2006 which carried interest rates of 10%. TDS redeemed these notes on January 23, 2006 and February 27, 2006 at a price equal to the principal amount plus accrued interest to the redemption date.

On August 1, 2006, TDS repaid $200.0 million plus accrued interest on its 7% unsecured senior notes.

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

TDS redeemed $17.2 million of medium-term notes in 2005 which carried interest rates of 9.25—9.35%. These medium-term notes were redeemed on January 18, 2005 and February 10, 2005 at a price equal to the principal amount plus accrued interest to the redemption date.

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

The total net proceeds from the 7.5% and 6.7% note offerings completed in June 2004, after deducting underwriting discounts, were approximately $412.5 million. Of this amount, $163.3 million was used to redeem U.S. Cellular’s Liquid Yield Option Notes in July 2004, at accreted value. The balance of the net proceeds, together with borrowings under the revolving credit agreement, was used to redeem all $250 million of U.S. Cellular’s 7.25% senior notes in August 2004. No gain or loss was recognized as a result of such redemptions. However, U.S. Cellular wrote off $3.6 million of deferred debt expenses to Other income (expense), net in the Consolidated Statements of Operations in 2004.

Except as described above in the first paragraph of this Long-Term Financing section, TDS believes it and its subsidiaries were in compliance as of December 31, 2006 with all covenants and other requirements set forth in long-term debt indentures. Such indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in TDS’s credit rating. However, a downgrade in TDS’s credit rating could adversely affect its ability to obtain long-term debt financing in the future.

TDS does not have any credit rating downgrade triggers that would accelerate the maturity dates of its debt. However, a downgrade in TDS’s credit rating could adversely affect its ability to issue additional debt in the future.

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

The investment in Deutsche Telekom AG (“Deutsche Telekom”) resulted from TDS’s disposition of its over 80%-owned personal communications services operating subsidiary, Aerial Communications, Inc., to VoiceStream in exchange for stock of VoiceStream, which was then acquired by Deutsche Telekom in exchange for Deutsche Telekom stock. The investment in Vodafone Group Plc (“Vodafone”) resulted from certain dispositions of non-strategic wireless investments to or settlements with AirTouch Communications, Inc. (“AirTouch”) in exchange for stock of AirTouch, which was then acquired by Vodafone whereby TDS and its subsidiaries received American Depositary Receipts representing Vodafone stock. The investment in VeriSign, Inc. (“VeriSign”) is the result of the acquisition by VeriSign of Illuminet, Inc., a telecommunications entity in which several TDS subsidiaries held interests. The investment in Rural Cellular Corporation (“Rural Cellular”) is the result of a consolidation of several wireless partnerships in which TDS subsidiaries held interests in Rural Cellular, and the distribution of Rural Cellular stock in exchange for these interests. The tax basis of each investment is significantly below its current market value; therefore, disposition of the investments would result in significant taxable gains.

Subsidiaries of TDS and U.S. Cellular have entered into a number of forward contracts with counterparties related to the marketable equity securities that they hold. The forward contracts mature from May 2007 to September 2008 and, at TDS’s and U.S. Cellular’s option, may be settled in shares of the respective securities or cash. Currently, TDS and U.S. Cellular intend to settle the forward contracts by delivering shares of the respective securities. TDS and U.S. Cellular have provided guarantees to the counterparties which provide assurance that all principal and interest amounts will be paid by their subsidiaries when due. If shares are delivered in the settlement of a forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. Deferred income taxes have been provided for the difference between the book basis and the tax basis of the marketable equity securities and are included in deferred tax liabilities on the Consolidated Balance Sheets. As of December 31, 2006, such deferred income tax liabilities related to current and noncurrent marketable equity securities totaled $395.9 million and $547.6 million, respectively.

At an Extraordinary General Meeting held on July 25, 2006, shareholders of Vodafone approved a Special Distribution of £0.15 per share (£1.50 per ADR) and a Share Consolidation under which every 8 ADRs of Vodafone were consolidated into 7 ADRs. As a result of the Special Distribution which was paid on August 18, 2006, U.S. Cellular and TDS Telecom received approximately $28.6 million and $7.6 million, respectively, in cash; these amounts, representing returns of capital, were recorded as a reduction in the accounting cost basis of marketable equity securities in the Consolidated Balance Sheet. Also, as a result of the Share Consolidation which was effective on July 28, 2006, U.S. Cellular’s previous 10,245,370 Vodafone ADRs were consolidated into 8,964,698 Vodafone ADRs and TDS Telecom’s previous 2,700,545 Vodafone ADRs were consolidated into 2,362,976 ADRs.

Pursuant to terms of the Vodafone forward contracts, the Vodafone contract collars were adjusted and substitution payments were made as a result of the Special Distribution and the Share Consolidation. After adjustment, the collars had downside limits (floor) ranging from $17.22 to $18.37 and upside potentials (ceiling) ranging from $17.22 to $19.11. In the case of two forward contracts, subsidiaries of TDS made a dividend substitution payment in the amount of $3.2 million to the counterparties in lieu of further adjustments to the collars for such forward contracts. The dividend substitution payments were recorded in Other expense in the Consolidated Statements of Operations.

The forward contracts related to TDS’s 2,361,333 VeriSign common shares and the forward contracts related to U.S. Cellular’s 8,964,698 Vodafone ADRs mature in May 2007. TDS elected to deliver the VeriSign common shares in settlement of the forward contracts, and to dispose of all remaining VeriSign common shares in connection therewith. U.S. Cellular elected to deliver the Vodafone ADRs in settlement of the forward contracts, and to dispose of all remaining Vodafone ADRs in connection therewith.  After these forward contracts were settled in May 2007, TDS no longer owns any VeriSign common shares, U.S. Cellular no longer owns any Vodafone ADRs and TDS and U.S. Cellular no longer have any liability or other obligations under the related forward contracts. TDS expects to record a pre-tax gain of approximately $138 million related to the settlement of such forward contracts and the disposition of such remaining VeriSign common shares and such remaining U.S. Cellular owned Vodafone ADRs.

The forward contracts related to TDS’s 45,492,172 Deutsche Telekom ordinary shares mature between July and September 2007. The forward contracts related to TDS Telecom’s 2,362,976 Vodafone ADR’s mature in October 2007. Accordingly, such VeriSign common shares, Vodafone ADRs and Deutsche Telekom ordinary shares are classified as Current Assets and the related forward contracts and derivative liability are classified as Current Liabilities in the Consolidated Balance Sheets at December 31, 2006.

Assuming the delivery of shares upon settlement of all of the forward contracts and based on the fair market value of the marketable equity securities and the related derivative liabilities as of March 31, 2007, TDS would be required to pay federal and state income taxes of approximately $610 million; $45 million related to settlements in the second quarter of 2007; $190 million related to settlements in the third quarter of 2007; $10 million related to settlements in the fourth quarter of 2007; and $365 million related to settlements in 2008. These cash outflows will be offset somewhat by the net after-tax proceeds from the sale of the remaining shares for cash. The amount of income taxes payable will change upon settlement of the forward contracts as the marketable equity securities and the related derivative liabilities will be valued as of the settlement date, not March 31, 2007.

TDS and U.S. Cellular are required to comply with certain covenants under the forward contracts. On November 10, 2005 and November 6, 2006 TDS and U.S. Cellular announced that they would restate certain financial statements, which caused them to be late in certain SEC filings. In addition, on April 23, 2007, TDS announced another restatement that caused a further delay in TDS’s SEC filings. The restatements and late filings resulted in defaults under certain of the forward contracts. TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios. TDS and U.S. Cellular did not fail to make any scheduled payments under such forward contracts. TDS and U.S. Cellular received waivers from the counterparty to such forward contracts, under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatements and late filings. The current waivers require the Form 10-K for the year ended December 31, 2006 to be filed by June 30, 2007 and the Form 10-Q for the quarter ended March 31, 2007 to be filed within 45 days after the filing of the Form 10-K for the year ended December 31, 2006.

Deutsche Telekom paid a dividend of EUR 0.72 per share in May 2007. Using a weighted-average exchange rate of $1.36 per EUR, TDS will record dividend income of $128.5 million, before taxes, in the second quarter of 2007.

Capital Expenditures

U.S. Cellular’s anticipated capital expenditures for 2007 primarily reflect plans for construction, system expansion and the continued buildout of certain of its licensed areas. U.S. Cellular plans to finance its construction program using cash flows from operating activities and short-term financing. U.S. Cellular’s estimated capital spending for 2007 is $600 million to $615 million. These expenditures primarily address the following needs:

•       Expand and enhance U.S. Cellular’s coverage in its service areas.

•       Provide additional capacity to accommodate increased network usage by existing customers.

•       Enhance U.S. Cellular’s retail store network and office systems.

TDS Telecom’s estimated capital spending for 2007 is $110 million to $130 million to provide for normal growth and to upgrade plant and equipment to provide enhanced services.

Acquisitions, Exchanges and Divestitures

TDS assesses its existing wireless interests on an ongoing basis with a goal of improving competitiveness of its operations and maximizing its long-term return on investment. As part of this strategy, TDS reviews attractive opportunities to acquire additional operating markets, telecommunications companies and wireless spectrum. In addition, TDS may seek to divest outright or include in exchanges for other wireless interests those markets and wireless interests that are not strategic to its long-term success. TDS may from time-to-time be engaged in negotiations relating to the acquisition, divestiture or exchange of companies, strategic properties or wireless spectrum. In addition, TDS may participate as a bidder, or member of a bidding group, in auctions administered by the FCC.

2006 Activity

Prior to October 3, 2006, U.S. Cellular owned approximately 14% of Midwest Wireless Communications, L.L.C., which interest was convertible into an interest of approximately 11% in Midwest Wireless Holdings, L.L.C., a privately-held wireless telecommunications company that controlled Midwest Wireless Communications. On November 18, 2005, ALLTEL announced that it had entered into a definitive agreement to acquire Midwest Wireless Holdings for $1.075 billion in cash, subject to certain conditions, including approval by the FCC, other governmental authorities and the holders of Midwest Wireless Holdings. These conditions were satisfied with the closing of this agreement on October 3, 2006. As a result of the sale, U.S. Cellular became entitled to receive approximately $106.0 million in cash in consideration with respect to its interest in Midwest Wireless Communications. Of this amount, $95.1 million was received on October 6, 2006; the remaining balance was held in escrow to secure true-up, indemnification and other adjustments and, subject to such adjustments, will be distributed in installments over a period of four to fifteen months following the closing. In the fourth quarter of 2006, U.S. Cellular recorded a gain of $70.4 million related to the sale of its interest in Midwest Wireless Communications. The gain recognized during the fourth quarter of 2006 includes $4.3 million received during the first four months of 2007 from the aforementioned escrow. In addition, U.S. Cellular owns 49% of an entity which, prior to October 3, 2006, owned approximately 2.9% of Midwest Wireless Holdings; U.S. Cellular accounts for that entity by the equity method. In the fourth quarter of 2006, U.S. Cellular recorded Equity in earnings of unconsolidated entities of $6.3 million and received a cash distribution of $6.5 million related to its ownership interest in that entity; such income and cash distribution were due primarily to the sale of the entity’s interest in Midwest Wireless Holdings to ALLTEL.

A wholly-owned subsidiary of U.S. Cellular is a limited partner in Barat Wireless, L.P. (“Barat Wireless”), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 66. Barat Wireless was qualified to receive a 25% discount available to “very small businesses” which were defined as having annual gross revenues of less than $15 million. At the conclusion of the auction on September 18, 2006, Barat Wireless was the high bidder with respect to 17 licenses and had bid $127.1 million, net of its discount. On April 30, 2007, the FCC granted Barat Wireless’ applications with respect to the 17 licenses for which it was the winning bidder.

Barat Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2006, U.S. Cellular had made capital contributions and advances to Barat Wireless and/or its general partner of $127.2 million. Barat Wireless used the funding to pay the FCC an initial deposit of $79.9 million on July 14, 2006 to allow it to participate in Auction 66. On October 18, 2006, Barat Wireless paid the balance due for the licenses with respect to which Barat Wireless was the high bidder; such balance due was $47.1 million. For financial statement purposes, U.S. Cellular consolidates Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless, pursuant to the guidelines of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities (“FIN 46(R)”), as U.S. Cellular anticipates benefiting from or absorbing a majority of Barat Wireless’ expected gains or losses. Pending finalization of Barat Wireless’ permanent financing plan, and upon request by Barat Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Barat Wireless and/or its general partner.

On April 3, 2006, TDS Telecom exchanged customers and assets in certain markets with another telecommunications provider and received $0.7 million in cash.

On April 21, 2006, U.S. Cellular completed the purchase of the remaining majority interest in Tennessee RSA No. 3 Limited Partnership, a wireless market operator in which U.S. Cellular had previously owned a 16.7% interest, for approximately $19.0 million in cash, subject to a working capital adjustment. This acquisition increased investments in licenses, goodwill and customer lists by $5.5 million, $4.1 million and $2.0 million, respectively.

In aggregate, the 2006 acquisitions, divestitures and exchanges increased licenses by $132.7 million, goodwill by $4.1 and customer lists by $2.0.

2005 Activity

On December 19, 2005, U.S. Cellular completed an exchange of certain wireless markets in Kansas,  Nebraska and Idaho with a subsidiary of ALLTEL. Under the agreement, U.S. Cellular acquired fifteen Rural Service Area (“RSA”) markets in Kansas and Nebraska in exchange for two RSA markets in Idaho and $58.1 million in cash, including a preliminary working capital adjustment. U.S. Cellular also capitalized $2.6 million of acquisition-related costs. In connection with the exchange, U.S. Cellular recorded a pre-tax gain of $44.7 million in 2005, which is included in (Gain) loss on sales of assets in the Consolidated Statements of Operations. The previously recorded gain was reduced as part of the restatement described in Note 1 of the Notes to the Consolidated Financial Statements at the TDS consolidated level as TDS allocated additional U.S. Cellular step acquisition goodwill of $2.3 million to the markets divested. The gain represented the excess of the fair value of assets acquired and liabilities assumed over the sum of cash and net carrying value of assets and liabilities delivered in the exchange.

A wholly-owned subsidiary of U.S. Cellular is a limited partner in Carroll Wireless, an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on “closed licenses”-spectrum that was available only to companies included under the FCC definition of “entrepreneurs,” which are small businesses that have a limited amount of assets and revenues. In addition, Carroll Wireless bid on “open licenses” that were not subject to restriction. With respect to these licenses, however, Carroll Wireless was qualified to receive a 25% discount available to “very small businesses” which were defined as having average annual gross revenues of less than $15 million. Carroll Wireless was a successful bidder for 17 licensed areas in Auction 58, which ended on February 15, 2005. The aggregate amount paid to the FCC for the 17 licenses was $129.9 million, net of all discounts to which Carroll Wireless was entitled. These 17 licensed areas cover portions of 12 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

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

Carroll Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2006, U.S. Cellular had made capital contributions and advances to Carroll Wireless and/or its general partner of approximately $129.9 million; $129.7 million of this amount is included in Licenses in the Consolidated Balance Sheets. For financial statement purposes, U.S. Cellular consolidates Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless, pursuant to the guidelines of FIN 46(R), as U.S. Cellular anticipates benefiting from or absorbing a majority of Carroll Wireless’ expected gains or losses. Pending finalization of Carroll Wireless’ permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may make additional capital contributions and advances to Carroll Wireless and/or its general partner. In November 2005, U.S. Cellular approved additional funding of $1.4 million of which $0.1 million was provided to Carroll Wireless through December 31, 2006.

In the first quarter of 2005, TDS adjusted the previously reported gain related to its sale to ALLTEL of certain wireless properties on November 30, 2004. The adjustment of the gain, which resulted from a working capital adjustment that was finalized in the first quarter of 2005, increased the total gain on the sale by $0.5 million to $51.4 million.

In addition, in 2005, U.S. Cellular purchased a controlling interest in one wireless market and certain minority interests in wireless markets in which it already owned a controlling interest for $6.9 million in cash. The acquisition costs in 2005 were allocated among tangible assets and increased, Licenses, Goodwill and Customer lists by $3.9 million, $0.3 million and $1.2 million, respectively. TDS Telecom purchased a wireless license for $2.8 million in 2005.

In aggregate, the 2005 acquisitions, divestitures and exchanges increased licenses by $136.3 million, goodwill by $28.2 million and customer lists by $32.7 million.

2004 Activity

On December 20, 2004, U.S. Cellular completed the sale of its Daytona Beach Florida 20 megahertz C block personal communications service license to MetroPCS California/Florida, Inc. (“MetroPCS”) for $8.5 million. U.S. Cellular recorded impairment losses related to the Daytona license of $1.8 million in 2004; such losses were included in Gain (loss) on investments in the Consolidated Statements of Operations. Also included in Gain (loss) on investments in 2004 was a loss of $0.3 million associated with buying out the former partner of the Daytona investment.

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

On February 18, 2004, U.S. Cellular completed the sale of certain of its wireless properties in southern Texas to AT&T Wireless for $96.5 million in cash, including a working capital adjustment. The U.S. Cellular properties sold to AT&T Wireless included wireless assets and customers in six markets. An aggregate loss of $21.3 million (including a $22.0 million estimate of the loss on sales of assets in the fourth quarter of 2003 and a $0.7 million reduction of the loss in 2004), representing the difference between the carrying value of the markets sold to AT&T Wireless and the cash received in the transaction, was recorded in (Gain) loss on sales of assets in the Consolidated Statements of Operations.

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

Repurchase of Securities and Dividends

On March 2, 2007, the TDS Board of Directors authorized the repurchase of up to $250 million of TDS Special Common Shares from time to time through open market purchases, block transactions, private purchases or otherwise. This authorization will expire on March 2, 2010.

In 2003, the Board of Directors of TDS authorized the repurchase of up to 3.0 million TDS Common Shares through February 2006. No TDS common shares were repurchased in 2006 or 2005. In 2004, TDS repurchased 214,800 Common Shares under this authorization for an aggregate purchase price of $14.9 million, representing an average per share price of $69.15 including commissions. TDS does not currently have a Board of Directors’ authorization to repurchase Common Shares.

The Board of Directors of U.S. Cellular has authorized the repurchase of a limited amount of U.S. Cellular Common Shares in each three month period, primarily for use in employee benefit plans. This authorization does not have an expiration date. No U.S. Cellular Common Shares were repurchased in 2006 or 2005 under this authorization. In 2004, U.S. Cellular repurchased 91,700 U.S. Cellular Common Shares under this authorization for an aggregate purchase price of $3.9 million, representing an average per share price of $42.62 including commissions.

On March 6, 2007, the Board of Directors of U.S. Cellular authorized the repurchase of up to 500,000 Common Shares of U.S. Cellular from time to time through open market purchases, block transactions, private transactions or other methods. This authorization will expire on March 6, 2010. This authorization is in addition to U.S. Cellular’s existing ongoing limited share repurchase authorization discussed above that at the time permitted the repurchase of approximately 170,000 shares every three months.

On April 4, 2007, U.S. Cellular entered into an agreement to purchase 670,000 of its Common Shares from an investment banking firm in a private transaction in connection with an accelerated share repurchase (“ASR”). Including a per share discount and commission payable to the investment bank, the shares were repurchased for approximately $49.1 million or $73.22 per share. The repurchased shares are being held as treasury shares.

In connection with the ASR, the investment bank will purchase an equivalent number of shares in the open-market over time. The program must be completed within two years. At the end of the program, U.S. Cellular will receive or pay a price adjustment based on the average price of shares acquired by the investment bank pursuant to the ASR during the purchase period. The purchase price adjustment can be settled, at U.S. Cellular’s option, in cash or in U.S. Cellular Common Shares. The subsequent purchase price adjustment will change the cost basis of the U.S. Cellular treasury shares.

TDS’s ownership percentage of U.S. Cellular increases upon such U.S. Cellular share repurchases. Therefore, TDS accounts for U.S. Cellular’s purchases of U.S. Cellular common shares as step acquisitions using purchase accounting. In addition, the subsequent ASR purchase price adjustment may result in additional amounts being allocated to licenses and goodwill at TDS.

TDS paid total dividends on its Common Shares and Special Common Shares and Preferred Shares of $43.0 million in 2006, $40.6 million in 2005 and $38.0 million in 2004. In March, 2007, the TDS Board of Directors declared a $0.0975 dividend per Common, Special Common and Series A Common Share for the first quarter of 2007. TDS has no current plans to change its policy of paying dividends.

Possible U.S. Cellular Transaction

On a Current Report on Form 8-K dated February 17, 2005, TDS disclosed that it may possibly take action at some time in the future to offer and issue TDS Special Common Shares in exchange for all of the Common Shares of U.S. Cellular which are not owned by TDS (a “Possible U.S. Cellular Transaction”).

On March 5, 2007, TDS announced that it has terminated activity relating to a Possible U.S. Cellular Transaction.

Although TDS is terminating activity with respect to a Possible U.S. Cellular Transaction at this time, TDS reserves the right to recommence activity with respect to a Possible U.S. Cellular Transaction at any time in the future. TDS may also at any time acquire the Common Shares of U.S. Cellular through open market, private purchases or otherwise, or take other action to acquire some or all of the shares of U.S. Cellular not owned by TDS, although it has no present plans to do so.

Contractual and Other Obligations

As of December 31, 2006, the resources required for scheduled repayment of contractual obligations were as follows:

	Payments due by Period
		Less than	2–3	4–5	More than
(Dollars in thousands)	Total	1 Year	Years	Years	5 Years
Long-term debt obligations (1)	$1,636.2	$2.9	$17.8	$4.3	$1,611.2
Long-term debt interest	3,585.2	120.0	239.2	236.7	2,989.3
Forward contract obligations (2)	1,754.1	738.7	1,015.4	—	—
Forward contract interest (3)	75.8	63.8	12.0	—	—
Operating leases (4)	815.8	116.5	188.7	128.6	382.0
Capital leases	6.4	1.9	2.5	0.4	1.6
Purchase obligations (5)(6)	337.4	154.2	97.9	32.7	52.6
	$8,210.9	$1,198.0	$1,573.5	$402.7	$5,036.7

(1)             Scheduled debt repayments include long-term debt and the current portion of long-term debt. See Note 13—Long-term Debt.

(2)             Scheduled forward contract repayments include interest (unamortized discount) that has been or will be accreted up to the maturity date. See Note 13—Long-term Debt.

(3)             Interest amounts shown are for variable rate forward contracts based on the December 31, 2006 LIBOR rate plus 50 basis points. The three month LIBOR rate was 5.36% at December 31, 2006.

(4)             Represents the amounts due under noncancellable, long-term operating leases for the periods specified. See Note 16—Commitments and Contingencies. TDS has no material capital leases.

(5)             Includes obligations due under equipment vendor contracts, representing a portion of U.S. Cellular’s estimated 2006 capital expenditures of $600 million to $615 million. See “Capital Expenditures” for further discussion. Also includes amounts payable under other agreements to purchase goods or services, including open purchase orders.

(6)             Includes $6.7 million for post-retirement benefits expected to be paid in 2007. No amounts for other post-retirement benefits are included in periods beyond 2007 as these amounts are discretionary and have not yet been determined.

Sale of Certain Accounts Receivable

In December 2006, U.S. Cellular entered into an agreement to sell $226.0 million face amount of accounts receivable written off in previous periods for $5.8 million. The agreement transferred all rights, title, and interest in the account balances, along with the right to collect all amounts due, to the buyer. The sale is subject to a 180 day period in which the buyer may request a refund for any unenforceable accounts. The transaction was recognized as a sale during the fourth quarter of 2006 in accordance with the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. The full amount of the gain of $5.8 million, net of any refunds approved by U.S. Cellular, will be recognized during the second quarter of 2007, at the expiration of the 180 day recourse period. All expenses related to the transaction were expensed in the period incurred.

Off-Balance Sheet Arrangements

TDS has no transactions, agreements or contractual arrangements with unconsolidated entities involving “off-balance sheet arrangements,” as defined by SEC rules, that have or are reasonably likely to have a material current or future effect on financial condition, changes in financial condition, results of operations, cash flows from operating activities, liquidity, capital resources, or financial flexibility.

TDS has certain variable interests in investments in unconsolidated entities where TDS holds a minority interest. The investments in unconsolidated entities totaled $197.6 million as of December 31, 2006, and are accounted for using either the equity or cost method. TDS’s maximum loss exposure for these variable interests is limited to the aggregate carrying amount of the investments.

Indemnity Agreements.   TDS enters into agreements in the normal course of business that provide for indemnification of counterparties. These include certain asset sales and financings with other parties. The terms of the indemnification vary by agreement. The events or circumstances that would require TDS to perform under these indemnities are transaction specific; however, these agreements may require TDS to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction. TDS is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time. Historically, TDS has not made any significant indemnification payments under such agreements.

TDS is party to an indemnity agreement with T-Mobile regarding certain contingent liabilities at Aerial Communications for the period prior to Aerial’s merger into VoiceStream Wireless in 2000. In 2006, TDS paid $1.9 million on behalf of Aerial. As of December 31, 2006, TDS had a liability balance of $0.9 million relating to this indemnity which represents its best estimate of its probable liability.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

TDS prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). TDS’s significant accounting policies are discussed in detail in Note 1—Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in TDS’s Form 10-K for the year ended December 31, 2006.

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

Management believes the following critical accounting estimates reflect its more significant judgments and estimates used in the preparation of its consolidated financial statements. Management has discussed the development and selection of each of the following accounting policies and estimates and the following disclosures with the audit committee of TDS’s Board of Directors.

Licenses and Goodwill

As of December 31, 2006, TDS reported $1,520.4 million of licenses and $647.9 million of goodwill, as a result of acquisitions of interests in wireless licenses and businesses, the acquisition of operating telephone companies, and step acquisitions related to U.S. Cellular’s repurchase of U.S. Cellular Common Shares. Licenses include those won by Barat Wireless in FCC Auction 66 completed in September 2006 and by Carroll Wireless in FCC Auction 58 completed in February 2005, as well as license rights that will be received when the 2003 AT&T Wireless exchange transaction is fully completed.

See Note 6—Licenses and Goodwill for a schedule of license and goodwill activity in 2006 and 2005.

Licenses and goodwill must be reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. TDS performs the annual impairment review on licenses and goodwill during the second quarter of its fiscal year. There can be no assurance that upon review at a later date material impairment charges will not be required.

The intangible asset impairment test consists of comparing the fair value of the intangible asset to the carrying amount of the intangible asset. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference. The goodwill impairment test is a two-step process. The first step compares the fair value of the reporting unit as identified in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) to its carrying value. If the carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. To calculate the implied fair value of goodwill, an enterprise allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities of the reporting unit is the implied fair value of goodwill. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss of goodwill is recognized for that difference.

The fair value of an asset or reporting unit is the amount at which that asset or reporting unit could be bought or sold in a current transaction between willing parties. Therefore, quoted market prices in active markets are the best evidence of fair value and should be used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. Other valuation techniques include present value analysis, multiples of earnings or revenues or similar performance measures. The use of these techniques involves assumptions by management about factors that are highly uncertain including future cash flows, the appropriate discount rate and other inputs. Different assumptions for these inputs or valuation methodologies could create materially different results.

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of impairment testing of goodwill in 2006 and 2005, U.S. Cellular identified five reporting units pursuant to paragraph 30 of SFAS 142. The five reporting units represent five geographic groupings of FCC licenses, constituting five geographic service areas. For purposes of impairment testing of licenses in 2006 and 2005. U.S. Cellular combined its FCC licenses into five units of accounting pursuant to FASB Emerging Issues Task Force Issue 02-7, Units of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets (“EITF 02-7”), and SFAS 142, using the same geographic groupings as its reporting units. In addition, in 2006, U.S. Cellular identified six additional geographic groupings of licenses, which, because they are currently undeveloped and not expected to generate cash flows from operating activities in the foreseeable future, are considered separate units of accounting for purposes of impairment testing. Prior to the divestitures of markets in late 2004, there were six reporting units for the purposes of testing goodwill and FCC licenses for impairment.

For purposes of impairment testing of goodwill, U.S. Cellular prepares valuations of each of the five reporting units. A discounted cash flow approach is used to value each of the reporting units, using value drivers and risks specific to each individual geographic region. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process are the selection of a discount rate, estimated future cash flow levels, projected capital expenditures and selection of terminal value multiples.

Similarly, for purposes of impairment testing of licenses, U.S. Cellular prepares valuations of each of the five units of accounting determined pursuant to EITF 02-7 using an excess earnings methodology. This excess earnings methodology estimates the fair value of the intangible assets (FCC license units of accounting) by measuring the future cash flows of the license groups, reduced by charges for contributory assets such as working capital, trademarks, existing subscribers, fixed assets, assembled workforce and goodwill. For undeveloped licenses, U.S. Cellular prepares estimates of fair value for each unit of accounting by reference to fair market values indicated by recent auctions and market transactions.

TDS has recorded amounts as licenses and goodwill as a result of accounting for U.S. Cellular’s purchases of U.S. Cellular common shares as step acquisitions using purchase accounting. TDS’s ownership percentage of U.S. Cellular increases upon such U.S. Cellular share repurchases. The purchase price in excess of the fair value of the net assets is allocated principally to licenses and goodwill. For impairment testing purposes, the additional TDS licenses and goodwill amounts are allocated to the same reporting units used by U.S. Cellular. In 2003, U.S. Cellular’s license and goodwill impairment tests did not result in an impairment loss on a stand-alone basis. However, when the license and goodwill amounts recorded at TDS, as a result of the step acquisitions, were added to the U.S. Cellular licenses and goodwill for impairment testing at the TDS consolidated level, an impairment loss on licenses and goodwill was recorded. Consequently, U.S. Cellular’s license and goodwill balances reported on a stand-alone basis do not match the TDS consolidated license and goodwill balances for U.S. Cellular.

TDS Telecom has recorded goodwill primarily as a result of the acquisition of operating telephone companies. TDS Telecom has assigned goodwill to its incumbent local exchange carrier reporting unit. This goodwill was valued using a multiple of cash flow valuation technique for purposes of goodwill impairment testing.

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

In 2004, in response to petitions filed by a Regional Bell Operating Company for increases in rates for certain wholesale services that it provides to competitive local exchange carriers, the state public service commissions of Illinois, Wisconsin and Michigan issued orders that adversely affected the cost of providing some services for TDS Telecom’s competitive local exchange carrier operations in those states, primarily services to residential customers and certain small business customers. The pricing data for the major markets of the competitive local exchange carrier became available in the fourth quarter of 2004. These pricing changes, as well as other regulatory changes and competitive pressures, triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible and intangible assets in 2004. As a result of the impairment review, TDS Telecom concluded that the carrying value for the competitive local exchange carrier operations exceeded the fair value of such operations, thus requiring the second step of the goodwill test. Pursuant to the second step of the goodwill test, TDS Telecom allocated the fair value of the competitive local exchange carrier operations to all of the assets, including unrecognized intangible assets (e.g., the value of the customer list and trade names), and liabilities of such operations. As a result of this allocation, there was no implied goodwill. Therefore, the carrying amount of goodwill associated with the competitive local exchange carrier operations ($29.4 million) was recorded in Loss on impairment of intangible assets in the Consolidated Statements of Operations in 2004.

The U.S. Cellular annual impairment tests for investments in licenses and goodwill were performed in the second quarter of 2006, 2005 and 2004. In 2004, U.S. Cellular recorded $1.8 million of license impairment losses related to the investment in a non-operating market in Florida, which was sold in December 2004 for $8.5 million, its approximate book value. This loss was recorded in Loss on investments in the Consolidated Statements of Operations. No other impairment losses were identified during the annual impairment testing in the second quarter of 2006, 2005 or 2004.

There was no impairment of goodwill assigned to TDS Telecom’s incumbent local exchange carrier operations in 2006, 2005 and 2004.

Property, Plant and Equipment

U.S. Cellular and TDS Telecom’s competitive local exchange carrier operations each provide for depreciation using the straight-line method over the estimated useful lives of the assets. U.S. Cellular depreciates its leasehold improvement assets associated with leased properties over periods ranging from three to ten years, which approximates the shorter of the assets’ economic lives or the specific lease terms, as defined in SFAS No. 13, Accounting for Leases, as amended. TDS Telecom’s incumbent local exchange carrier operations provide for depreciation on a group basis according to depreciable rates approved by state public utility commissions. Annually, U.S. Cellular and TDS Telecom review their property, plant and equipment lives to ensure that the estimated useful lives are appropriate. The estimated useful lives of property, plant and equipment are critical accounting estimates because changing the lives of assets can result in larger or smaller charges for depreciation expense. Factors used in determining useful lives include technology changes, regulatory requirements, obsolescence and type of use.

U.S. Cellular and TDS Telecom did not materially change the useful lives of their property, plant and equipment in the years ended December 31, 2006 and 2005.

In 2006, disposals of assets, trade-ins of older assets for replacement assets and write-offs of TDMA equipment totaled $19.6 million.

In 2005 and 2004, certain U.S. Cellular TDMA digital radio equipment was taken out of service and consigned to a third party for future sale. Such equipment was written down by $2.7 million and $17.2 million, respectively, to reduce the book value of the assets sold or to be sold to the proceeds received or expected to be received from their disposition.

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

TDS reviews long-lived assets for impairment at least annually or more frequently if events or circumstances indicate that the assets might be impaired. The tangible asset impairment test is a two-step process. The first step compares the carrying value of the assets with the undiscounted cash flows over the remaining asset life. If the carrying value of the assets is greater than the undiscounted cash flows, then the second step of the test is performed to measure the amount of impairment loss. The second step compares the estimated fair value of the assets to the carrying value of the assets. If the estimated fair value of the assets is less than the carrying value of the assets, an impairment loss is recognized for the difference.

The fair value of a tangible asset is the amount at which that asset could be bought or sold in a current transaction between willing parties. Therefore, quoted market prices in active markets are the best evidence of fair value and should be used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. A present value analysis of cash flow scenarios is often the best available valuation technique with which to estimate the fair value of a long-lived asset. The use of this technique involves assumptions by management about factors that are highly uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs or different valuation methodologies could create materially different results.

TDS Telecom’s competitive local exchange carrier has two asset groups for purposes of impairment testing; both asset groups were valued using a market approach. The market approach compares the asset group to similar companies whose securities are actively traded. Ratios or multiples of value relative to certain significant financial measures, such as revenue and earnings, are developed based upon the comparable companies. The valuation multiples are applied to the appropriate financial measures of the asset group to indicate its value.

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

Derivative Instruments

TDS utilizes derivative financial instruments to reduce marketable equity security market value risk. TDS does not hold or issue derivative financial instruments for trading purposes. TDS recognizes all derivatives as either assets or liabilities on the Consolidated Balance Sheets and measures those instruments at fair value. Changes in fair value of those instruments are reported in the Consolidated Statements of Operations or classified as Accumulated other comprehensive income, net of tax, in the Consolidated Balance Sheets depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements depend on the derivative’s hedge designation and whether the hedge is anticipated to be highly effective in achieving offsetting changes in the fair value of the hedged item or cash flows of the asset hedged.

The VeriSign forward contract is designated as a fair value hedge, where effectiveness of the hedge is assessed based upon the intrinsic value of the underlying options. The intrinsic value of the forward contract is defined as the difference between the applicable option strike price and the market value of the contracted shares on the balance sheet date. Changes in the intrinsic value of the options are expected to be perfectly effective at offsetting changes in the fair value of the hedged item. Changes in the fair value of the options are recognized in the Statements of Operations along with the changes in the fair value of the underlying marketable equity securities.

TDS originally designated the embedded collars within its Deutsche Telekom and Vodafone forward contracts as cash flow hedges of marketable equity securities. Accordingly, all changes in the fair value of the embedded collars were recorded in other comprehensive income, net of income taxes. Subsequently, upon contractual modifications to the terms of the collars, the embedded collars no longer qualified for the hedge accounting treatment and all changes in fair value of the collars from the time of the contractual modification to the terms of the collars are included in the Consolidated Statements of Operations.

The accounting for the embedded collars as derivative instruments that do not qualify for cash flow hedge accounting and fair value hedges is expected to result in increased volatility in the results of operations, as fluctuations in the market price of the underlying Deutsche Telekom, Vodafone and VeriSign marketable equity securities will result in changes in the fair value of the embedded collars being recorded in the Consolidated Statements of Operations.

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

Asset Retirement Obligations

TDS accounts for asset retirement obligations under SFAS No. 143, Accounting for Asset Retirement Obligations, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, (“FIN 47”) which require entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligations, any differences between the cost to retire an asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statements of Operations as a gain or loss.

The calculation of the asset retirement obligation is a critical accounting estimate for TDS because changing the factors used in calculating the obligation could result in larger or smaller estimated obligations that could have a significant impact on TDS’s results of operations and financial condition. Such factors may include probabilities or likelihood of remediation, cost estimates, lease renewals and salvage values. Actual results may differ materially from estimates under different assumptions or conditions.

U.S. Cellular is subject to asset retirement obligations associated primarily with its cell sites, retail sites and office locations. Asset retirement obligations generally include costs to remediate leased land on which

U.S. Cellular’s cell sites and switching offices are located. Also, U.S. Cellular is generally required to return leased retail store premises and office space to their pre-existing conditions. The asset retirement obligation is included in Other deferred liabilities and credits on the Consolidated Balance Sheets.

During the third quarter of 2006, U.S. Cellular reviewed the assumptions related to its asset retirement obligations and, as a result of the review, revised certain of those assumptions. Estimated retirement obligations for cell sites were revised to reflect higher estimated costs for removal of radio and power equipment, and estimated retirement obligations for retail stores were revised to reflect a shift to larger stores and slightly higher estimated costs for removal of fixtures. These changes are reflected in “Revision in estimated cash flows” below. The table also summarizes changes in asset retirement obligations during the year ended December 31, 2006 and 2005.

The change in U.S. Cellular’s asset retirement obligations during 2006 and 2005 was as follows:

Year Ended December 31,	2006	2005
(Dollars in thousands)
Beginning balance	$90,224	$72,575
Additional liabilities accrued	15,697	7,920
Revision in estimated cash flows	13,415	—
Acquisition of assets	1,237	5,461
Disposition of assets	(164)	(2,032)
Accretion expense	7,230	6,300
Ending balance	$127,639	$90,224

TDS Telecom’s incumbent local exchange carriers’ rates are regulated by the respective state public utility commissions and the FCC and therefore, the effects of the rate-making actions of these regulatory bodies are reflected in the financial statements of the incumbent local exchange carriers. The incumbent local exchange carriers have recorded an asset retirement obligation in accordance with the requirements of SFAS No. 143 and FIN 47 and a regulatory liability for the costs of removal that these state public utility commissions have required to be recorded for regulatory accounting purposes which are in most cases, in excess of the amounts required to be recorded in accordance with SFAS No. 143. These amounts combined make up the asset retirement obligation for the incumbent local exchange carriers.

The change in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation and regulatory obligation during 2006 and 2005 was as follows:

Year Ended December 31,	2006	2005
(Dollars in thousands)
Beginning balance	$97,509	$93,318
Additional liabilities incurred	4,800	4,879
Costs of removal	(697)	(688)
Accretion expense	35	—
Ending balance	$101,647	$97,509

The regulatory liability included in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation at December 31, 2006 and 2005 was $62.6 million and $61.0 million, respectively. The asset retirement obligation calculated in accordance with the provisions of SFAS No. 143 at December 31, 2006 and 2005 was $39.0 million and $36.5 million, respectively.

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

The change in TDS Telecom’s competitive local exchange carrier’s asset retirement obligation during 2006 and 2005 was as follows:

Year Ended December 31,	2006	2005
(Dollars in thousands)
Beginning balance	$2,649	$—
Additional liabilities incurred	186	2,649
Costs of removal	—	—
Accretion expense	191	—
Ending balance	$3,026	$2,649

Income Taxes

The accounting for income taxes, the amounts of income tax assets and liabilities and the related income tax provision are critical accounting estimates because such amounts are significant to TDS’s financial condition and results of operations.

The preparation of the consolidated financial statements requires TDS to calculate a provision for income taxes. This process involves estimating the actual current income tax liability together with assessing temporary differences resulting from the different treatment of items for tax purposes, as well as estimating the impact of potential adjustments to filed tax returns. These temporary differences result in deferred income tax assets and liabilities, which are included in the Consolidated Balance Sheets. TDS must then assess the likelihood that deferred income tax assets will be realized based on future taxable income and to the extent TDS believes that realization is not likely, establish a valuation allowance. Management’s judgment is required in determining the provision for income taxes, deferred income tax assets and liabilities and any valuation allowance recorded against deferred income tax assets.

TDS’s net current deferred income tax (liability) asset totaled $(236.4) million, at December 31, 2006 and $13.4 million at December 31, 2005. The net current deferred income tax liability at December 31, 2006 primarily represented deferred income taxes on the current portion of marketable equity securities. The net current deferred income tax asset  at December 31, 2005 primarily represents the deferred income tax effects of the allowance for doubtful accounts on customer accounts receivable.

TDS’s noncurrent deferred tax assets and liabilities at December 31, 2006 and 2005 and the temporary differences that gave rise to them were as follows:

December 31,	2006	2005 (As Restated)
(Dollars in thousands)
Deferred Tax Asset
Net operating loss carryforwards	$78,399	$71,981
Derivative instruments	159,039	185,707
Other	54,324	45,405
	291,762	303,093
Less valuation allowance	(49,506)	(43,677)
Total Deferred Tax Asset	242,256	259,416
Deferred Tax Liability
Marketable equity securities	547,628	890,081
Property, plant and equipment	336,213	366,400
Partnership investments	103,576	107,638
Licenses	205,187	178,564
Total Deferred Tax Liability	1,192,604	1,542,683
Net Deferred Income Tax Liability	$950,348	$1,283,267

Deferred income taxes have been provided for the difference between the financial reporting bases and the income tax bases of the marketable equity securities and derivatives. The deferred income tax liability related to marketable equity securities totaled $943.5 million as of December 31, 2006; of this amount, $395.9 million was classified as current and $547.6 million was classified as noncurrent. The deferred income tax liability related to marketable equity securities totaled $890.1 million as of December 31, 2005; the entire amount was classified as noncurrent. The deferred income tax asset related to derivatives totaled $302.6 million as of December 31, 2006; of this amount, $143.6 million was classified as current and $159.0 million was classified as noncurrent. At December 31, 2005, the deferred income tax asset related to derivatives totaled $185.7 million; the entire amount was classified as noncurrent.

At December 31, 2006, TDS and certain subsidiaries had $1,414.1 million of state NOL carryforwards (generating a $74.1 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries which generated the losses. The state NOL carryforwards expire between 2007 and 2026. Certain subsidiaries that are not included in the federal consolidated income tax return, but file separate federal tax returns, had federal NOL carryforwards (generating a $4.3 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2007 and 2026. A valuation allowance was established for certain state NOL carryforwards and the federal NOL carryforwards since it is more than likely that a portion of such carryforwards will expire before they can be utilized.

TDS is routinely subject to examination by the Internal Revenue Service and other tax authorities. TDS periodically assesses the likelihood of adjustments to its tax liabilities resulting from these examinations to determine the adequacy of its provision for income taxes, including related interest. TDS’s management judgment is required in assessing the eventual outcome of these examinations. Changes to such assessments affect the calculation of TDS’s income tax expense.

In June of 2006, the Internal Revenue Service commenced its audit of the 2002–2004 consolidated federal tax returns of TDS and subsidiaries. After TDS filed its 2005 consolidated federal tax return in September 2006, the IRS added 2005 to the audit cycle. The audit of 2002-2005 is in its preliminary stages.

Stock-based Compensation

As a result of the adoption of a new accounting pronouncement effective January 1, 2006, TDS’s accounting policy related to stock-based compensation has changed as described below and is now a critical accounting policy due to the significant assumptions and estimates involved.

As described in more detail in Note 20 of the Consolidated Financial Statements, TDS has established long-term incentive plans, employee stock purchase plans and dividend reinvestment plans, all of which are stock-based compensation plans. Prior to the first quarter of 2006, TDS accounted for share-based payments in accordance with Accounting Principles Board (“APB”), No. 25 Accounting for Stock Issued to Employees (“APB 25”) and related interpretations as allowed by SFAS 123 Share-Based Payment. Accordingly, prior to the first quarter of 2006, compensation cost for share-based payments was measured using the intrinsic value method as prescribed by APB 25. Under the intrinsic value method, compensation cost is measured as the amount by which the market value of the underlying equity instrument on the grant date exceeds the exercise price. Effective January 1, 2006, TDS adopted the fair value recognition provisions of SFAS No. 123(R), using the modified prospective transition method. In addition, TDS applied the provisions of Staff Accounting Bulletin No. 107 Share-Based Payments (“SAB 107”), issued by the Securities and Exchange Commission in March 2005, in its adoption of SFAS 123(R). Under the modified prospective transition method, compensation cost recognized during the year ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

Upon adoption of SFAS 123(R), TDS elected to value its share-based payment transactions using a Black-Scholes valuation model, which was previously used by TDS for purposes of preparing the pro forma disclosures under SFAS 123. The variables in the model include, but are not limited to, TDS’s and/or U.S. Cellular’s expected stock price volatility over the term of the awards, expected forfeitures, time of exercise, risk-free interest rate and expected dividends. Different assumptions could create materially different results. A 10% change in certain assumptions related to current year grants would not have a material impact on financial position or results of operations.

Under the provisions of SFAS 123(R), stock-based compensation expense recognized during the period is based on the portion of the share-based payment awards that are expected to ultimately vest.

Contingencies, Indemnities and Commitments

Contingent obligations, including indemnities, litigation and other possible commitments are accounted for in accordance with SFAS 5, which requires that an estimated loss be recorded if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accordingly, those contingencies that are deemed to be probable and where the amount of the loss is reasonably estimable are accrued in the financial statements. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred, even if the amount is not estimable. The assessment of contingencies is a highly subjective process that requires judgments about future events. Contingencies are reviewed at least quarterly to determine the adequacy of the accruals and related financial statement disclosure. The ultimate settlement of contingencies could materially impact the Consolidated Statements of Operations, the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the nonexecutive chairman of the board and member of the board of directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred Sidley Austin legal costs of $12.0 million in 2006, $7.8 million in 2005 and $10.1 million in 2004. The Audit Committee of the Board of Directors is responsible for the review and oversight of all related party transactions as such term is defined by the rules of the American Stock Exchange.

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

•       Costs, integration problems or other factors associated with acquisitions/divestitures of properties or licenses and/or expansion of TDS’s business could have an  adverse effect on TDS’s business, financial condition or results of operations.

•       Changes in various business factors could have an adverse effect on TDS’s business, financial condition or results of operations. These business factors may include but are not limited to demand, usage, pricing, growth, penetration, churn, expenses, customer acquisition and retention, roaming rates, minutes of use, mix of products and services and costs.

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

•       An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS could have an adverse effect on TDS’s business, financial condition or results of operations.

•       Changes in access to content for data or video services or access to new handsets being developed by vendors, or an inability to manage its supply chain or inventory successfully, could have an adverse effect on TDS’s business, financial condition or results of operations.

•       A failure by TDS’s service offerings to meet customer expectations could limit TDS’s ability to attract and retain customers and could have an adverse effect on TDS’s operations.

•       A failure by TDS to complete significant network build-out and system implementation as part of its plans to improve the quality, coverage, capabilities and capacity of its network could have an adverse effect on its operations.

•       A failure by TDS’s wireless business to acquire adequate radio spectrum could have an adverse effect on TDS’s business and operations.

•       Financial difficulties of TDS’s key suppliers or vendors, or termination or impairment of TDS’s relationship with such suppliers or vendors, could result in a delay or termination of TDS’s receipt of equipment, services or content, which could adversely affect TDS’s business and results of operations.

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

•       A failure to successfully remediate existing material weaknesses in internal control over financial reporting in a timely manner or the identification of additional material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or fail to prevent fraud, which could have an adverse effect on TDS’s business, financial condition or results of operations.

•       The restatement of financial statements by TDS and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on TDS’s credit rating, liquidity, financing arrangements, capital resources and ability to access the capital markets, including pursuant to shelf registration statements; could adversely affect TDS’s listing arrangements on the American Stock Exchange and/or New York Stock Exchange; and/or could have other negative consequences, any of which could have an adverse effect on the trading prices of TDS’s publicly traded equity and/or debt and/or on TDS’s business, financial condition or results of operations.

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

•       The market prices of TDS’s Common Shares and Special Common Shares are subject to fluctuations due to a variety of factors.

•       Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

•       Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and/or any other financial or statistical information to vary from TDS’s forward looking estimates by a material amount.

You are referred to a further discussion of these risks as set forth under “Risk Factors” in TDS’s Annual Report on Form 10-K for the year ended December 31, 2006. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

MARKET RISK

Long-Term Debt

TDS is subject to risks due to fluctuations in interest rates. The majority of TDS’s debt, excluding long-term debt related to the forward contracts, is in the form of long-term, fixed-rate notes with original maturities ranging up to 40 years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such instruments. The long-term debt related to the forward contracts consists of both variable-rate debt and fixed-rate zero coupon debt. The variable-rate forward contracts require quarterly interest payments that are dependent on market interest rates. Increases in interest rates will result in increased interest expense. As of December 31, 2006, TDS had not entered into any significant financial derivatives to reduce its exposure to interest rate risks.

The following table presents the scheduled principal payments on long-tem debt and forward contracts and the related weighted-average interest rates by maturity dates at December 31, 2006:

	Principal Payments Due by Period
(Dollars in millions)	Long-Term Debt Obligations (1)	Weighted-Avg Interest Rates on Long-Term Debt Obligations (2)	Forward Contracts (3)	Weighted-Avg. Interest Rates on Forward Contracts (4)
2007	$2.9	5.1%	$738.7	5.8%
2008	3.3	5.2%	1,015.4	5.2%
2009	14.5	7.9%	—	N/A
2010	4.0	5.5%	—	N/A
2011	0.3	0.0%	—	N/A
After 5 Years	1,611.2	7.3%	—	N/A
Total	$1,636.2	7.3%	$1,754.1	5.5%

(1)             Scheduled principal repayments include long-term debt and current portion of long-term debt.

(2)             Represents the weighted-average interest rates at December 31, 2006, for debt maturing in the respective periods.

(3)             Scheduled forward contract repayments include interest (unamortized discount) that has been or will be accreted up to the maturity date.

(4)             Some of the forward contracts have a fixed interest rate, while others have a variable rate based on the LIBOR rate plus 50 basis points. The three-month LIBOR rate at December 31, 2006, was 5.36%.

At December 31, 2006 and 2005, the estimated fair value of long- term debt obligations was $1,636.2 million and $1,646.0 million, respectively, and the average interest rate on this debt was 7.3% and 7.3%, respectively. The fair value of long-term debt was estimated using market prices for TDS’s 7.6% Series A Notes, 6.625% senior notes, and 7% senior notes and U.S. Cellular’s 8.75% senior notes, 7.5% senior notes, 6.7% senior notes, and discounted cash flow analysis for the remaining debt.

At December 31, 2006 and 2005, the estimated fair value of the forward contracts was $1,718.1 million and $1,697.6 million, respectively, and the average interest rate on this debt was 5.5% and 4.7%, respectively. The fair value of variable rate forward contracts, aggregating $1,295.3 million at December 31, 2006, approximates the carrying value due to the frequent repricing of these instruments. These contracts require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 5.36% at December 31, 2006). The fair value of the fixed rate forward contracts, aggregating $422.8 million at December 31, 2006, was estimated based upon a discounted cash flow analysis. These contracts are structured as zero coupon obligations with a weighted average effective interest rate of 4.4% per year.

Marketable Equity Securities and Derivatives

TDS maintains a portfolio of available-for-sale marketable equity securities, the majority of which are the result of sales or trades of non-strategic assets. The market value of these investments aggregated $2,790.6 million at December 31, 2006, and $2,531.7 million at December 31, 2005. As of December 31, 2006, the unrealized holding gain, net of tax included in accumulated other comprehensive income totaled $750.0 million. This amount was $578.3 million at December 31, 2005.

Subsidiaries of TDS and U.S. Cellular have a number of forward contracts with counterparties related to the marketable equity securities that they hold. TDS and U.S. Cellular have provided guarantees to the counterparties which provide assurance to the counterparties that all principal and interest amounts will be paid by their subsidiaries when due. The economic hedge risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities (“downside limit”) while retaining a share of gains from increases in the market prices of such securities (“upside potential”). The downside limit is hedged at or above the cost basis of the securities.

Under the terms of the forward contracts, subsidiaries of TDS and U.S. Cellular will continue to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature from May 2007 to September 2008 and, at TDS’s and U.S. Cellular’s option, may be settled in shares of the respective security or in cash, pursuant to formulas that “collar” the price of the shares. The collars effectively limit downside risk and upside potential on the contracted shares. The collars are typically contractually adjusted for any changes in dividends on the underlying shares. If the dividend increases, the collar’s upside potential is typically reduced. If the dividend decreases, the collar’s upside potential is typically increased. If TDS and U.S. Cellular elect to settle in shares, they will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized under the forward contract  through maturity. If TDS and U.S. Cellular elect to settle in cash they will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula.

Deferred income taxes have been provided for the difference between the fair value basis and the income tax basis of the marketable equity securities and derivatives. The deferred income tax liability related to marketable equity securities totaled $943.5 million as of December 31, 2006; of this amount, $395.9 million was classified as current and $547.6 million was classified as noncurrent. The deferred income tax liability related to marketable equity securities totaled $890.1 million as of December 31, 2005; the entire amount was classified as noncurrent. The deferred income tax asset related to derivatives totaled $302.6 million as of December 31, 2006; of this amount, $143.6 million was classified as current and $159.0 million was classified as noncurrent. At December 31, 2005, the deferred income tax asset related to derivatives totaled $185.7 million; the entire amount was classified as noncurrent.

The following table summarizes certain facts surrounding the contracted securities as of December 31, 2006.

		Collar (1)
		Downside	Upside	Loan
		Limit	Potential	Amount (2)
Security	Shares	(Floor)	(Ceiling)	(000s)
VeriSign	2,361,333	$8.82	$11.46	$20,819
Vodafone	11,327,674	$17.22-$18.37	$17.22-$19.11	201,038
Deutsche Telekom	131,461,861	$10.74-$12.41	$13.04-$15.69	1,532,257
				1,754,114
Unamortized debt discount				28,405
				$1,725,709

(1)             The per share amounts represent the range of floor and ceiling prices of all securities monetized.

(2)             A total of $738.4 million is included in current liabilities in the caption “Forward contracts” and $987.3 million is included in Long-Term Debt in the caption “Forward Contracts”.

The forward contracts related to the VeriSign common shares held by TDS and the Vodafone ADRs held by U.S. Cellular matured in May 2007. TDS elected to deliver VeriSign common shares and to dispose of all remaining VeriSign common shares in connection therewith. U.S. Cellular elected to deliver Vodafone ADRs in settlement of the related forward contracts and to dispose of all remaining Vodafone ADRs held by U.S. Cellular in connection therewith. Following such transactions in May 2007, TDS continues to hold 2,362,976 Vodafone ADRs and is subject to related forward contracts that mature in October 2007.

The following analysis presents the hypothetical change in the fair value of marketable equity securities and derivative instruments at December 31, 2006 and December 31, 2005, using the Black-Scholes model, assuming hypothetical price fluctuations of plus and minus 10%, 20% and 30%. The table presents hypothetical information as required by SEC rules. Such information should not be inferred to suggest that TDS has any intention at this time of selling any marketable equity securities or canceling any derivative instruments prior to their maturity.

(Dollars in millions)	Valuation of investments assuming indicated increase
December 31, 2006	Fair Value	+10%	+20%	+30%
Marketable Equity Securities	$2,790.6	$3,069.7	$3,348.7	$3,627.8
Derivative Instruments (1)	$(753.7)	$(1,015.7)	$(1,289.6)	$(1,563.9)

December 31, 2006	Valuation of investments assuming indicated decrease
	Fair Value	-10%	-20%	-30%
Marketable Equity Securities	$2,790.6	$2,511.5	$2,232.5	$1,953.4
Derivative Instruments (1)	$(753.7)	$(499.7)	$(264.7)	$(51.9)

December 31, 2005	Valuation of investments assuming indicated increase
	Fair Value	+10%	+20%	+30%
Marketable Equity Securities	$2,531.7	$2,784.9	$3,038.0	$3,291.2
Derivative Instruments (1)	$(449.2)	$(661.3)	$(895.9)	$(1,133.9)

December 31, 2005	Valuation of investments assuming indicated decrease
	Fair Value	-10%	-20%	-30%
Marketable Equity Securities	$2,531.7	$2,278.5	$2,025.4	$1,772.2
Derivative Instruments (1)	$(449.2)	$(274.4)	$(63.5)	$108.3

(1)             Represents the fair value of the derivative instruments assuming the indicated increase or decrease in the underlying securities.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Operations

Year Ended December 31,	2006	2005 (As Restated)	2004
(In thousands, except per share amounts)
Operating Revenues	$4,364,518	$3,952,978	$3,702,137
Operating Expenses
Cost of services and products (exclusive of depreciation, amortization and accretion shown separately below)	1,541,541	1,433,723	1,355,588
Selling, general and administrative expense	1,672,722	1,502,124	1,363,659
Depreciation, amortization and accretion expense	737,478	678,858	675,093
Loss on impairment of intangible assets	—	—	29,440
Loss on impairment of long-lived assets	—	—	87,910
(Gain) on sales of assets	—	(42,425)	(10,806)
Total Operating Expenses	3,951,741	3,572,280	3,500,884
Operating Income	412,777	380,698	201,253
Investment and Other Income (Expense)
Equity in earnings of unconsolidated entities	95,170	68,039	65,303
Interest and dividend income	194,644	156,482	28,851
Fair value adjustment of derivative instruments	(299,525)	733,728	(518,959)
Gain (loss) on investments	161,846	(6,254)	38,209
Interest expense	(234,543)	(216,021)	(198,706)
Other (expense), net	(7,031)	(9,537)	(8,835)
Total Investment and Other Income (Expense)	(89,439)	726,437	(594,137)
Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest	323,338	1,107,135	(392,884)
Income tax expense (benefit)	116,459	423,185	(158,104)
Income (Loss) From Continuing Operations Before Minority Interest	206,879	683,950	(234,780)
Minority share of income	(45,120)	(37,207)	(24,517)
Income (Loss) From Continuing Operations	161,759	646,743	(259,297)
Discontinued operations, net of tax	—	997	6,362
Net Income (Loss)	161,759	647,740	(252,935)
Preferred dividend requirement	(165)	(202)	(203)
Net Income (Loss) Available to Common	161,594	647,538	(253,138)
Basic Weighted Average Shares Outstanding	115,904	115,296	114,592
Basic Earnings (Loss) per Share
Income (Loss) from Continuing Operations	$1.39	$5.61	$(2.26)
Discontinued Operations	—	0.01	0.05
Net Income (Loss) Available to Common	$1.39	$5.62	$(2.21)
Diluted Weighted Average Shares Outstanding	116,844	116,081	114,592
Diluted Earnings (Loss) per Share
Income (Loss) from Continuing Operations	$1.37	$5.56	$(2.26)
Discontinued Operations	—	0.01	0.05
Net Income (Loss) Available to Common	$1.37	5.57	(2.21)
Dividends per Share	$0.37	$0.35	$0.33

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Year Ended December 31,	2006	2005 (As Restated)	2004
(Dollars in thousands)
Cash Flows from Operating Activities
Net income (loss)	$161,759	$647,740	$(252,935)
Add (deduct) adjustments to reconcile net income to net cash provided by operating activities
Depreciation, amortization and accretion	737,478	678,858	675,093
Bad debts expense	70,366	46,427	56,372
Stock-based compensation	43,406	8,069	4,796
Deferred income taxes, net	(195,000)	264,948	(172,649)
Fair value adjustment of derivative instruments	299,525	(733,728)	518,959
Equity in earnings of unconsolidated subsidiaries	(95,170)	(68,039)	(65,303)
Distributions from unconsolidated entities	78,248	52,624	49,088
Minority share of income	45,120	37,207	24,517
Loss on impairment of intangible assets	—	—	29,440
Loss on impairment of long-lived assets	—	—	87,910
(Gain) on sales of assets	—	(42,425)	(10,806)
(Gain) loss on investments	(161,846)	6,254	(38,209)
Discontinued operations	—	(997)	(6,362)
Noncash interest expense	21,308	20,365	24,764
Other noncash expense	8,533	9,504	14,240
Accreted interest on repayment of U.S. Cellular long-term debt	—	—	(68,056)
Other operating activities	3,162	—	—
Changes in assets and liabilities from operations
Change in accounts receivable	(89,612)	(94,346)	(91,486)
Change in inventory	(25,287)	(15,460)	(6,006)
Change in accounts payable	(11,319)	33,214	(23,922)
Change in customer deposits and deferred revenues	14,148	7,863	13,768
Change in accrued taxes	(26,985)	(3,692)	30,822
Change in accrued interest	(2,218)	1,010	(3,947)
Change in other assets and liabilities	11,541	12,816	(12,792)
	887,157	868,212	777,296
Cash Flows from Investing Activities
Additions to property, plant and equipment	(722,458)	(710,507)	(786,623)
Cash paid for acquisitions	(145,908)	(191,370)	(49,786)
Cash received from divestitures	102,305	500	247,565
Sales of investments	102,549	—	—
Return of investment	36,202	—	—
Other investing activities	(3,430)	(1,040)	(5,590)
	(630,740)	(902,417)	(594,434)
Cash Flows from Financing Activities
Issuance of notes payable	415,000	510,000	420,000
Issuance of long-term debt	4,082	113,139	422,642
Repayment of notes payable	(515,000)	(405,000)	(390,000)
Repayment of long-term debt	(204,779)	(242,168)	(376,397)
Redemption of medium-term notes	(35,000)	(17,200)	—
TDS Common Shares and Special Common Shares issued for benefit plans	26,445	20,227	31,938
U.S. Cellular Common Shares issued for benefit plans	23,529	23,345	6,970
Repurchase of Common Shares	—	—	(24,348)
Dividends paid	(43,040)	(40,576)	(38,047)
Distributions to minority partners	(13,560)	(2,573)	(2,946)
Other financing activities	3,440	(303)	(2,147)
	(338,883)	(41,109)	47,665
Net Increase (Decrease) in Cash and Cash Equivalents	(82,466)	(75,314)	230,527
Cash and Cash Equivalents
Beginning of year	1,095,791	1,171,105	940,578
End of year	$1,013,325	$1,095,791	$1,171,105

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries
Consolidated Balance Sheets—Assets

December 31,	2006	2005 (As Restated)
(Dollars in thousands)
Current Assets
Cash and cash equivalents	$1,013,325	$1,095,791
Accounts receivable
Due from customers, less allowance of $15,807 and $15,200, respectively	357,279	332,278
Other, principally connecting companies, less allowance of $9,576 and $5,620, respectively	162,888	157,182
Marketable equity securities	1,205,344	—
Inventory	128,981	103,211
Prepaid expenses	43,529	41,746
Deferred income tax asset	—	13,438
Other current assets	61,738	34,774
	2,973,084	1,778,420
Investments
Marketable equity securities	1,585,286	2,531,690
Licenses	1,520,407	1,388,343
Goodwill	647,853	643,636
Customer lists, net of accumulated amortization of $68,110 and $44,616, respectively	26,196	47,649
Investments in unconsolidated entities	197,636	217,180
Notes receivable, less valuation allowance of $55,144 and $55,144, respectively	7,916	8,084
Other investments	3,157	4,190
	3,988,451	4,840,772
Property, Plant and Equipment, net
In service and under construction	7,700,746	7,131,977
Less accumulated depreciation	4,119,360	3,602,217
	3,581,386	3,529,760
Other Assets and Deferred Charges	56,593	55,830
	$10,599,514	$10,204,782

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries
Consolidated Balance Sheets—Liabilities and Stockholders’ Equity

December 31,	2006	2005 (As Restated)
(Dollars in thousands)
Current Liabilities
Current portion of long-term debt	$2,917	$237,948
Forward contracts	738,408	—
Notes payable	35,000	135,000
Accounts payable	294,932	305,752
Customer deposits and deferred revenues	141,164	126,454
Accrued interest	26,729	28,946
Accrued taxes	38,324	46,061
Accrued compensation	72,804	67,443
Derivative liability	359,970	—
Deferred income tax liability	236,397	—
Other current liabilities	138,086	117,721
	2,084,731	1,065,325
Deferred Liabilities and Credits
Net deferred income tax liability	950,348	1,283,267
Derivative liability	393,776	449,192
Asset retirement obligation	232,312	190,382
Other deferred liabilities and credits	136,733	107,924
	1,713,169	2,030,765
Long-Term Debt
Long-term debt, excluding current portion	1,633,308	1,633,519
Forward contracts	987,301	1,707,282
	2,620,609	3,340,801
Commitment and Contingencies
Minority Interest in Subsidiaries	609,722	546,833
Preferred Shares	863	3,863
Common Stockholders’ Equity
Common Shares, par value $.01 per share; authorized 100,000,000 shares; issued 56,558,000 and 56,481,000 shares, respectively	566	565
Special Common Shares, par value $.01 per share; authorized 165,000,000 shares; issued 62,941,000 and 62,868,000 shares, respectively	629	629
Series A Common Shares, par value $.01 per share; authorized 25,000,000 shares; issued and outstanding 6,445,000 and 6,440,000 shares, respectively	64	64
Capital in excess of par value	1,992,597	1,961,200
Treasury Shares at cost:
Common Shares, 4,676,000 and 5,105,000 shares, respectively	(187,103)	(208,156)
Special Common Shares 4,676,000 and 5,128,000 shares, respectively	(187,016)	(210,600)
Accumulated other comprehensive income	522,113	363,641
Retained earnings	1,428,570	1,309,852
	3,570,420	3,217,195
	$10,599,514	$10,204,782

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Common Stockholders’ Equity

					Treasury Shares			Accumulated
		Special	Series A	Capital in		Special		Other
	Common	Common	Common	Excess of	Common	Common	Comprehensive	Comprehensive	Retained
	Shares	Shares	Shares	Par Value	Shares	Shares	Income (Loss)	Income (Loss)	Earnings
(Dollars in thousands)
Balance, December 31, 2003 (As Restated)	$563	$—	$64	$1,977,196	$(493,714)	$—		$474,814	$994,300
Comprehensive Income:
Net income (loss)	—	—	—	—	—	—	$(252,935)	—	(252,935)
Net unrealized gains on securities	—	—	—	—	—	—	351,692	351,692	—
Net unrealized gains on derivative instruments	—	—	—	—	—	—	37,444	37,444	—
Comprehensive income							$136,201
Dividends:
Common and Series A Common Shares	—	—	—	—	—	—		—	(37,845)
Preferred Shares	—	—	—	—	—	—		—	(203)
Repurchase of Common Shares	—	—	—	—	(14,854)	—		—	—
Dividend reinvestment, incentive and compensation plans	1	—	—	(27,459)	59,395	—		—	—
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	—	—	5,656	—	—		—	—
Other	—	—	—	1,928	—	—		—	—
Balance, December 31, 2004 (As Restated)	$564	$—	$64	$1,957,321	$(449,173)			$863,950	$703,317
Comprehensive Income:
Net income	—	—	—	—	—	—	$647,740	—	647,740
Net unrealized losses on securities	—	—	—	—	—	—	(499,437)	(499,437)	—
Net unrealized losses on derivative instruments	—	—	—	—	—	—	(872)	(872)	—
Comprehensive income							$147,431
Dividends:
Common, Special Common and Series A Common Shares	—	—	—	—	—	—		—	(40,374)
Preferred Shares	—	—	—	—	—	—		—	(202)
Distribution of Special Common Shares(1)	—	629	—	—	217,231	(217,231)		—	(629)
Dividend reinvestment, incentive and compensation plans	1	—	—	(10,085)	23,786	6,631
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	—	—	11,127	—	—		—	—
Stock-based compensation awards (3)	—	—	—	1,875	—	—		—	—
Other	—	—	—	962	—	—		—	—
Balance, December 31, 2005 (As Restated)	$565	$629	$64	$1,961,200	$(208,156)	$(210,600)		$363,641	$1,309,852
Comprehensive Income:
Net income	—	—	—	—	—	—	$161,759	—	161,759
Net unrealized gains on securities	—	—	—	—	—	—	171,705	171,705	—
Net unrealized losses on derivative instruments	—	—	—	—	—	—	(490)	(490)	—
Additional liability of defined benefit pension plan (1)	—	—	—	—	—	—	(322)	(322)	—
Comprehensive income							$332,652
Application of provisions of SFAS 158 on post-retirement plans	—	—	—	—	—	—		(12,421)	—
Dividends:
Common, Special Common and Series A Common Shares	—	—	—	—	—	—		—	(42,876)
Preferred Shares	—	—	—	—	—	—		—	(165)
Conversion of Series A and Preferred Series TT Shares (2)	1	—	—	3,000	—	—		—	—
Dividend reinvestment, incentive and compensation plans	—	—	—	(13,838)	21,053	23,222		—	—
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	—	—	14,079	—	—		—	—
Stock-based compensation awards(3)	—	—	—	22,992	—	362		—	—
Tax windfall benefits from stock award exercises(4)	—	—	—	1,352	—	—		—	—
Other	—	—	—	3,812	—	—		—	—
Balance, December 31, 2006	$566	$629	$64	$1,992,597	$(187,103)	$(187,016)		$522,113	$1,428,570

(1)             Represents additional liability of an individual telephone company’s defined benefit pension plan which is expected to be terminated in the next twelve months.

(2)             See Note 18—Common Stockholders’ Equity

(3)             Reflects TDS Corporate’s and TDS Telecom’s current year stock-based compensation awards impact on Capital in Excess of Par Value. Amounts for U.S. Cellular are included in “Adjust investment in subsidiaries for repurchases, issuances and other compensation plans”.

(4)             Reflects tax windfalls/(shortfalls) associated with options of TDS Common Shares and TDS Special Common Shares. U.S. Cellular’s tax windfalls/(shortfalls) associated with options of U.S. Cellular are included in “Adjust investment in subsidiaries for repurchases, issuances and other compensation plans”.

The accompanying notes to consolidated financial statements are an integral part of these statements.

Telephone and Data Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Telephone and Data Systems, Inc. (“TDS”) is a diversified telecommunications company providing high-quality telecommunications services to approximately 7.0 million wireless telephone customers and wireline telephone equivalent access lines in 36 states at December 31, 2006. TDS conducts substantially all of its wireless telephone operations through its 80.7%-owned subsidiary, United States Cellular Corporation (“U.S. Cellular”) and its incumbent local exchange carrier and competitive local exchange carrier wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”). TDS conducts printing and distribution services through its 80%-owned subsidiary, Suttle Straus, which represents a small portion of TDS’s operations.

See Note 21—Business Segment Information for summary financial information on each business segment.

Restatement

TDS and its audit committee concluded on April 20, 2007, that TDS would restate its financial statements and financial information for the years ended December 31, 2005 and 2004, including quarterly information for 2006 and 2005, and certain selected financial data for 2003 and 2002. The restatements are being reflected in TDS’s Annual Report on Form 10-K for the year ended December 31, 2006.

The restatement adjustments are described below.

Step acquisition accounting for U.S. Cellular treasury share repurchases—In reviewing the accounting at TDS for U.S. Cellular’s purchases of its common shares in 2004, 2001 and 2000, TDS concluded that TDS should have recorded these transactions as step acquisitions using purchase accounting rather than recording these transactions as adjustments to TDS’s capital in excess of par value. Such a repurchase of shares by U.S. Cellular gives rise to an increase in the net assets of U.S. Cellular as part of the TDS consolidated entity. In the restatement, TDS has adjusted licenses, goodwill, net deferred income tax liability and capital in excess of par value to properly record the purchase price allocation associated with TDS’s increased ownership percentage in U.S. Cellular due to U.S. Cellular repurchasing its own common shares. Such adjustments also required an increase in the amortization of the licenses and goodwill in 2001 and 2000. The impacts of these adjustments on the balance sheets are reflected in the table below.

	2004	2001	2000
	Increase (decrease) dollars in thousands
Initial recording of repurchases
Licenses	$259	$2,172	$33,082
Goodwill	892	9,580	100,328
Deferred tax liability	100	841	12,806
Capital in excess of par	$1,051	$10,911	$120,604
Amortization of intangible assets
Licenses	$—	$(827)	$(414)
Goodwill	—	(2,509)	(1,254)
Deferred tax liability	$—	$(320)	$(160)

In conjunction with the step acquisition correction, which increased intangible assets,TDS updated its past annual license and goodwill impairment tests to include the increased carrying value. The additional TDS license and goodwill amounts were allocated to the same reporting units used by U.S. Cellular. The inclusion of the additional goodwill and intangible asset balances at each reporting unit, resulted in one reporting unit failing step 1 of the 2003 annual goodwill impairment test. Upon performance of step 2 of the goodwill impairment test for the reporting unit, TDS recorded an impairment charge for the entire goodwill balance at that reporting unit. Step 2 of the goodwill impairment test requires a comparison of the implied fair value of goodwill with the carrying amount of goodwill. The significant impairment arose as a result of unrecognized assets that were included in the implied goodwill calculation.TDS also recorded incremental impairment charges related to goodwill and licenses in certain years. Certain divestiture transactions were also corrected to allocate a portion of the increase in goodwill and licenses to the markets that were sold, thus reducing the gain previously recorded on the sale of the markets. The impacts of these adjustments on the balance sheets for each year and on the Statement of Operations in 2005 are reflected in the table below. There were no adjustments in 2004.

	2005	2003	2002
	Increase (decrease) dollars in thousands, except per share amounts
Licenses	$(6)	$(9,501)	$(1,485)
Goodwill	(2,229)	(343,340)	—
Deferred tax liability	$—	$(67,140)	$(575)
(Gain) Loss on sale of assets	(2,235)
Change in Diluted Earnings per Share	$(0.02)

The net impact on retained earnings at January 1, 2004 of the initial adjustments and the subsequent impairments recorded prior to January 1, 2004 is a reduction of $291.1 million.

The following tables highlight the line items that changed due to the restatement for the step acquisition accounting in the Statement of Operations for 2005, the Statement of Cash Flows for 2005 and the Balance Sheet as of December 31, 2005.

Changes to Consolidated Statement of Operations

Year Ended December 31, 2005	As Previously Reported	As Restated
(Dollars in thousands, except per share amounts)
(Gain) on sales of assets	$(44,660)	$(42,425)
Total Operating Expenses	3,570,045	3,572,280
Operating Income	382,933	380,698
Income (Loss) from Continuing Operations Before Income Taxes and Minority Interest	1,109,370	1,107,135
Income (Loss) from Continuing Operations Before Minority Interest	686,185	683,950
Income (Loss) from Continuing Operations	648,978	646,743
Net Income (Loss)	649,975	647,740
Net Income (Loss) Available to Common	$649,773	$647,538
Basic Weighted Average Share Outstanding (000s)	115,296	115,296
Basic Earnings (Loss) per Share
Income (Loss) from Continuing Operations	$5.63	$5.61
Discontinued Operations	0.01	0.01
Net Income (Loss) Available to Common	$5.64	$5.62
Diluted Weighted Average Shares Outstanding (000s)	116,081	116,081
Diluted Earnings (Loss) per Share
Income (Loss) from Continuing Operations	$5.58	$5.56
Discontinued Operations	0.01	0.01
Net Income (Loss) Available to Common	$5.59	$5.57

Changes to Consolidated Statement of Cash Flows

December 31, 2005	As Previously Reported	As Restated
(Dollars in thousands)
Cash Flows from Operating Activities
Net income (loss)	$649,975	$647,740
Add (deduct) adjustments to reconcile net income (loss) to net cash provided by operating activities
(Gain) loss on sales of assets	(44,660)	(42,425)
Total cash flows from operating activities	$868,212	$868,212

Changes to Consolidated Balance Sheet

December 31, 2005	As Previously Reported	As Restated
(Dollars in thousands)
Licenses	$1,365,063	$1,388,343
Goodwill	882,168	643,636
Total Investments	5,056,024	4,840,772
Total Assets	$10,420,034	$10,204,782
Net deferred income tax liability	$1,337,716	$1,283,267
Total deferred liabilities and credits	2,085,214	2,030,765
Capital in excess of par value	1,828,634	1,961,200
Retained earnings	1,603,221	1,309,852
Total Common Stockholders’ Equity	3,377,998	3,217,195
Total Liabilities and Stockholders’ Equity	$10,420,034	$10,204,782

Principles of Consolidation

The accounting policies of TDS conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries since acquisition, the wireless partnerships in which it has a majority general partnership interest and any entity in which TDS has a variable interest that requires TDS to recognize a majority of the entity’s expected gains or losses. All material intercompany items have been eliminated. Certain prior year amounts have been reclassified to conform to the 2006 financial statement presentation.

Business Combinations

TDS uses the purchase method of accounting for business combinations and, therefore, includes as investments in subsidiaries the value of the consideration given and all direct and incremental costs relating to acquisitions. All costs relating to unsuccessful negotiations for acquisitions are charged to expense when the acquisition is no longer considered probable.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are included in goodwill and indefinite—lived intangible assets, asset retirement obligations, derivatives, depreciation, stock-based compensation and income taxes.

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

Outstanding checks totaled $17.2 million and $14.1 million at December 31, 2006 and 2005, respectively, and are classified as Accounts payable in the Consolidated Balance Sheets.

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

The changes in the allowance for doubtful accounts during the years ended December 31, 2006, 2005 and 2004 were as follows:

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Beginning Balance	$20,820	$17,487	$24,055
Additions, net of recoveries	70,366	46,427	56,372
Deductions	(65,803)	(43,094)	(62,940)
Ending Balance	$25,383	$20,820	$17,487

Inventory

Inventory primarily consists of handsets stated at the lower of cost or market, with cost determined using the first-in, first-out method and market determined by replacement costs. TDS Telecom’s materials and supplies are stated at average cost.

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

TDS utilizes derivative financial instruments to reduce market risks due to fluctuations in market prices of marketable equity securities. At December 31, 2006 and 2005, TDS had variable prepaid forward contracts (“forward contracts”) maturing in 2007 and 2008 in place with respect to substantially all TDS’s marketable equity security portfolio, hedging the market price risk with respect to the contracted securities. The downside market risk is hedged at or above the accounting cost basis of the securities.

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

TDS originally designated the embedded collars within its forward contracts as cash flow hedges of the Deutsche Telekom and Vodafone marketable equity securities. Accordingly, all changes in the fair value of the embedded collars were recorded in Other comprehensive income, net of income taxes. Subsequently, upon contractual modifications to the terms of the collars, the embedded collars no longer qualified for hedge accounting treatment and all changes in fair value of the collars from the time of the contractual modification to the terms of the collars are included in the Consolidated Statements of Operations.

The VeriSign forward contract is designated as a fair value hedge. Changes in the fair value of the embedded collars are recognized in the Consolidated Statements of Operations.

Licenses

Licenses consist of costs incurred in acquiring Federal Communications Commission (“FCC”) licenses to provide wireless and fixed wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs relating to acquiring the licenses.

TDS accounts for wireless licenses in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). In accordance with SFAS 142, TDS has determined that such wireless licenses have indefinite lives and, therefore, that the costs of the licenses are not subject to amortization.

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

•       U.S. Cellular and its consolidated subsidiaries are required to renew their FCC licenses every ten years. From the inception of U.S. Cellular to date, all of U.S. Cellular’s license renewal applications have been granted by the FCC. Generally, license renewal applications filed by licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged, either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a “renewal expectancy.” Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided “substantial service” during their license term and have “substantially complied” with FCC rules and policies. U.S. Cellular believes that it could demonstrate its entitlement to a renewal expectancy in any of its markets in the unlikely event that any of its license renewal applications were challenged and, therefore, believes that it is probable that its future license renewal applications will be granted.

Goodwill

TDS has goodwill as a result of its acquisitions of licenses and wireless markets, the acquisition of operating telephone companies and step acquisitions related to U.S. Cellular’s repurchase of U.S. Cellular common shares. Such goodwill represents the excess of the total purchase price of acquisitions over the fair values of acquired assets, including licenses and other identifiable intangible assets, and liabilities assumed.

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

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of impairment testing of goodwill in 2006 and 2005, U.S. Cellular identified five reporting units pursuant to paragraph 30 of SFAS 142. The five reporting units represent five geographic groupings of FCC licenses, constituting five geographic service areas. For purposes of impairment testing of licenses in 2006 and 2005, U.S. Cellular combined its FCC licenses into five units of accounting pursuant to FASB Emerging Issues Task Force Issue 02-7, Units of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets (“EITF 02-7”), and SFAS 142, using the same geographic groupings as its reporting units. In addition, in 2006, U.S. Cellular identified six additional geographic groupings of licenses, which, because they are currently undeveloped and not expected to generate cash flows from operating activities in the foreseeable future, are considered separate units of accounting for purposes of impairment testing. Prior to the divestitures in late 2004, there were six reporting units for the purposes of testing goodwill and FCC licenses for impairment.

For purposes of impairment testing of goodwill, U.S. Cellular prepares valuations of each of the five reporting units. A discounted cash flow approach is used to value each of the reporting units, using value drivers and risks specific to each individual geographic region. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process are the selection of a discount rate, estimated future cash flow levels, projected capital expenditures and selection of terminal value multiples.

Similarly, for purposes of impairment testing of licenses, U.S. Cellular prepares valuations of each of the five units of accounting determined pursuant to EITF 02-7, using an excess earnings methodology. This excess earnings methodology estimates the fair value of the intangible assets (FCC license units of accounting) by measuring the future cash flows of the license groups, reduced by charges for contributory assets such as working capital, trademarks, existing subscribers, fixed assets, assembled workforce and goodwill. For undeveloped licenses, U.S. Cellular prepares estimates of fair value for each unit of accounting by reference to fair market values indicated by recent auctions and market transactions.

TDS has recorded amounts as licenses and goodwill as a result of accounting for U.S. Cellular’s purchases of U.S. Cellular common shares as step acquisitions using purchase accounting. TDS’s ownership percentage of U.S. Cellular increases upon such U.S. Cellular share repurchases. The purchase price in excess of the fair value of the net assets is allocated principally to licenses and goodwill. For impairment testing purposes, the additional TDS licenses and goodwill amounts are allocated to the same reporting units used by U.S. Cellular. In 2003, U.S. Cellular’s license and goodwill impairment tests did not result in an impairment loss on a stand-alone basis. However, when the license and goodwill amounts recorded at TDS, as a result of the step acquisitions, were added to the U.S. Cellular licenses and goodwill for impairment testing at the TDS consolidated level, an impairment loss on licenses and goodwill was recorded. Consequently, U.S. Cellular’s license and goodwill balances reported on a stand-alone basis do not match the TDS consolidated license and goodwill balances for U.S. Cellular.

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

For its equity method investments for which financial information is readily available, TDS records its equity in the earnings of the entity in the current period. For its equity method investments for which financial information is not readily available, TDS records its equity in the earnings of the entity on generally a one quarter lag basis.

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

Costs of developing new information systems are capitalized in accordance with Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, (“SOP 98-1”) and amortized over a three- to seven-year period, starting when each new system is placed in service.

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

TDS’s incumbent local exchange carrier operations follow accounting for regulated enterprises prescribed by SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Management periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. Management believes that such criteria are still being met, but continues to monitor its circumstances against the criteria of SFAS No. 71.

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

Depreciation

Except for TDS Telecom’s incumbent local exchange carrier operations, TDS provides for depreciation using the straight-line method over the estimated useful lives of the assets.

U.S. Cellular depreciates its leasehold improvement assets associated with leased properties over periods ranging from three to ten years, which periods approximate the shorter of the assets’ economic lives or the specific lease terms, as defined in SFAS No. 13, Accounting for Leases, (“SFAS 13”) as amended.

TDS Telecom’s incumbent local exchange carrier operations provide for depreciation on a group basis according to depreciable rates approved by state public utility commissions.

Asset Impairment

TDS reviews long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the assets might be impaired. The tangible asset impairment test is a two-step process. The first step compares the carrying value of the assets with the estimated undiscounted cash flows over the remaining asset life. If the carrying value of the assets is greater than the undiscounted cash flows, then the second step of the test is performed to measure the amount of impairment loss. The second step compares the estimated fair value of the assets to the carrying value of the assets. An impairment loss is recognized for the difference between the fair value of the assets (less cost to sell) and the carrying value of the assets.

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

TDS Telecom’s competitive local exchange carrier incurred a loss on impairment of long-lived assets in 2004. TDS Telecom has two asset groups for purposes of impairment testing. TDS Telecom valued each asset group using a market approach. The market approach compares the asset group to similar companies whose securities are actively traded. Ratios or multiples of value relative to certain significant financial measures, such as revenue and earnings are developed based upon the comparable companies. The valuation multiples are applied to the appropriate financial measures of the asset group to indicate its value.

Deferred Charges

Other deferred charges primarily represent legal and other charges related to various borrowing instruments, and are amortized over the respective term of each instrument. The amounts for Deferred Charges included in the Consolidated Balance Sheets at December 31, 2006 and 2005 are shown net of accumulated amortization of $15.3 million and $10.7 million, respectively.

Asset Retirement Obligations

TDS accounts for asset retirement obligations under SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, (“FIN 47”) which require entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligations, any differences between the cost to retire an asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statement of Operations as a gain or loss.

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

Revenue Recognition

Revenues from wireless operations primarily consist of:

•       Charges for access, airtime, roaming and value added services provided to U.S. Cellular’s retail customers and to end users through third-party resellers.

•       Charges to carriers whose customers use U.S. Cellular’s systems when roaming.

•       Charges for long-distance calls made on U.S. Cellular’s systems.

•       Amounts received from the universal service fund (“USF Revenues”) in states where U.S. Cellular has been designated an Eligible Telecommunications Carrier.

•       Equipment and accessory sales.

Revenues are recognized as services are rendered. Revenues billed in advance or in arrears of the service being provided are estimated and deferred or accrued, as appropriate. USF Revenues recognized in the reporting period represent the amounts which U.S. Cellular is entitled to receive for such period, as determined and approved in connection with U.S. Cellular’s designation as an Eligible Telecommunications Carrier in various states.

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

U.S. Cellular accounts for the sale of equipment to agents in accordance with EITF Issue 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) (“EITF 01-09”). This standard requires that equipment sales revenues be reduced by the anticipated rebates to be paid to the agents at the time the agent purchases the handsets rather than at the time the agent signs up a new customer or retains a current customer. Similarly, U.S. Cellular offers certain rebates to customers related to handset purchases; in accordance with EITF 01-09, the equipment sales revenue from a handset sale which includes such a rebate is recorded net of the rebate anticipated to be applied to the handset sale.

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

Under EITF Issue 00-21, Accounting for Multiple Element Arrangements, activation fees charged with the sale of equipment and service are allocated to the equipment and service based upon the relative fair values of each item. Due to the subsidy provided on customer handsets, this generally results in the recognition of the activation fee as additional handset revenue at the time of sale.

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

Revenues are recognized as services are rendered. Activation fees charged are deferred and recognized over the average customer service period.

TDS’s incumbent local exchange carriers participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various pooling processes are recorded based on estimates following the National Exchange Carrier Association’s rules as approved by the Federal Communications Commission.

Revenue from competitive local exchange carriers primarily consists of charges for:

•       The provision of local telephone exchange service;

•       Compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom’s local telephone networks; and

•       Providing Internet services and reselling long-distance services.

Revenues are recognized as services are rendered.

Advertising Costs

TDS expenses advertising costs as incurred. Advertising expense totaled $224.9 million, $212.0 million and $171.2 million in 2006, 2005 and 2004, respectively.

Income Taxes

TDS files a consolidated federal income tax return. Deferred taxes are computed using the liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Both deferred tax assets and liabilities are measured using the tax rates anticipated to be in effect when the temporary differences reverse. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-Based Compensation

TDS has established long-term incentive plans, employee stock purchase plans, dividend reinvestment plans, and a non-employee director compensation plan which are described more fully in Note 20—Stock-Based Compensation. Prior to January 1, 2006, TDS accounted for these plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Total stock-based employee compensation cost recognized in the Consolidated Statements of Operations under APB 25 was $8.1 million and $9.1 million for the year ended December 31, 2005 and 2004, primarily for restricted stock unit and deferred compensation stock unit awards. No compensation cost was recognized in the Consolidated Statements of Operations under APB 25 for stock option awards for the years ended December 31, 2005 and 2004, because all outstanding options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The employee stock purchase plans and dividend reinvestment plans qualified as non-compensatory plans under APB 25; therefore, no compensation cost was recognized for these plans during the years ended December 31, 2005 and 2004.

Effective January 1, 2006, TDS adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), using the modified prospective transition method. In addition, TDS applied the provisions of Staff Accounting Bulletin No. 107 (“SAB 107”), issued by the SEC in March 2005 in its adoption of SFAS 123(R). Under the modified prospective transition method, compensation cost recognized during the year ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated.

Under SFAS 123(R), the long-term incentive plans and the employee stock purchase plans are considered compensatory plans; therefore, recognition of compensation costs for grants made under these plans is required.

Under SFAS 123(R), the dividend reinvestment plans are not considered compensatory plans, therefore recognition of compensation costs for grants made under these plans is not required.

Upon adoption of SFAS 123(R), TDS elected to continue to value its share-based payment transactions using a Black-Scholes valuation model, which was previously used by TDS for purposes of preparing the pro forma disclosures under SFAS 123. Under the provisions of SFAS 123(R), stock-based compensation cost recognized during the period is based on the portion of the share-based payment awards that is ultimately expected to vest. Accordingly, stock-based compensation cost recognized in 2006 has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated based on historical experience related to similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. TDS believes that its historical experience is the best estimate of future expected life. In TDS’s pro forma information required under SFAS 123, TDS also reduced stock-based compensation cost for estimated forfeitures. The expected life assumption was determined based on TDS’s historical experience. For purposes of both SFAS 123 and SFAS 123(R), the expected volatility assumption was based on the historical volatility of TDS’s common stock. The dividend yield was included in the assumptions. The risk-free interest rate assumption was determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the stock options.

Compensation cost for stock option awards granted after January 1, 2006 is recognized over the respective requisite service period of the awards, which is generally the vesting period, on a straight-line basis over the requisite service period for each separately vesting portion of the awards as if the awards were, in-substance, multiple awards (graded vesting attribution method), which is the same attribution method that was used by TDS for purposes of its pro forma disclosures under SFAS 123.

Certain employees were eligible for retirement at the time that compensatory stock options and restricted stock units were granted to them. Under the terms of the TDS option agreements, options granted to these individuals do not vest upon retirement. Under the terms of the U.S. Cellular option and restricted stock unit agreements, options and restricted stock units granted to retirement-eligible employees will vest fully upon their retirement if the employees have reached the age of 65. Similarly, under the terms of TDS’s restricted stock unit agreements, restricted stock units vest upon retirement if the employee has reached the age of 66. Prior to the adoption of SFAS 123(R), TDS used the “nominal vesting method” to recognize the pro forma stock-based compensation cost related to options and restricted stock units awarded to retirement-eligible employees. This method does not take into account the effect of early vesting due to the retirement of eligible employees. Upon adoption of SFAS 123(R), TDS adopted the “non-substantive vesting method”, which requires accelerated recognition of the entire cost of options granted to retirement-eligible employees over the period of time from the date of grant to the date the employee reaches age 65. If the non-substantive vesting method had been applied in prior periods, the effect on previously disclosed pro forma stock-based compensation cost would not have been material.

On March 7, 2006, the TDS Compensation Committee approved amendments to stock option award agreements. The amendments modify current and future options to extend the exercise period until 30 days following (i) the lifting of a “suspension” if options otherwise would expire or be forfeited during the suspension period and (ii) the lifting of a blackout if options otherwise would expire or be forfeited during a blackout period. TDS temporarily suspended issuances of shares under the 2004 Long Term Incentive Plan between March 17, 2006 and October 10, 2006 as a consequence of late SEC filings. TDS became current with its periodic SEC filings upon the filing of its Form 10-Q for the quarter ended June 30, 2006, on October 10, 2006. As required under the provisions of SFAS 123(R), TDS evaluated the impact of this plan modification and recognized stock-based compensation expense of $1.7 million in 2006, as a result of this modification.

On November 30, 2006, TDS and Sandra L. Helton, who at the time was TDS’s Executive Vice President and Chief Financial Officer, entered into an employment agreement and general release with TDS. The agreement specified the terms of Ms. Helton’s resignation from TDS as of December 31, 2006. As part of this agreement, the TDS Board of Directors and the Compensation Committee extended Ms. Helton’s right to exercise her options up to ninety days after the later of (i) February 1, 2007 or (ii) the first day on which trading is permitted after TDS removes any blackout period under which Ms. Helton may be subject. As required under the provisions of SFAS 123(R), TDS evaluated the impact of this plan modification and recognized additional stock-based compensation expense of $27,000 in 2006.

The agreement also called for Ms. Helton to receive 25% of the value of her 2005 unvested restricted stock award in cash less any required withholding. As a result of this provision, Ms. Helton received a gross cash settlement of $228,016 which represents 25% of the value of her grant as of November 30, 2006. SFAS 123(R) required TDS to accelerate and recognize any unrecognized grant date fair value as of the settlement date. TDS recognized additional stock-based compensation expense of $254,048 in the fourth quarter of 2006 as a result of this provision.

Pension Plan

TDS sponsors a qualified noncontributory defined contribution pension plan. The plan provides benefits for the employees of TDS Corporate, TDS Telecom and U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded currently. Total pension costs were $14.3 million, $13.4 million and $12.3 million in 2006, 2005 and 2004, respectively.

Operating Leases

TDS, U.S. Cellular and TDS Telecom are parties to various lease agreements for office space, retail sites, cell sites and equipment that are accounted for as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. TDS accounts for certain operating leases that contain specific scheduled increases in payments over the lease term by recognizing lease revenue and expense on a straight-line basis over the lease term in accordance with SFAS 13, as amended, and related pronouncements.

Recent Accounting Pronouncements

The FASB issued Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes -an interpretation of FASB Statement No. 109” (“FIN 48”) in July 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes (“SFAS 109”). The interpretation applies to all tax positions accounted for in accordance with SFAS 109 and requires a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. TDS will adopt the provisions of FIN 48 effective January 1, 2007. Under FIN 48, TDS will evaluate the tax uncertainty, assess the probability of the ultimate settlement with the applicable taxing authority and record an amount based on that assessment. TDS had previously set up tax accruals, as needed, to cover its potential liability for income tax uncertainties pursuant to SFAS 5 Accounting for Contingencies (“SFAS 5”). The FASB has issued guidance, in the form of a FASB Staff Position, regarding effective settlement of tax uncertainties. TDS has followed this guidance in estimating its cumulative effect adjustment. TDS will use the guidance to determine the amount of its cumulative effect adjustment to be recorded to opening Common Stockholders’ Equity upon adoption of FIN 48 effective January 1, 2007. As a result of the implementation of FIN 48, TDS anticipates recognizing a cumulative effect adjustment as an increase to Common Stockholders’ Equity of less than $5.0 million in the first quarter of 2007.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in U.S. GAAP and expands disclosure related to the use of fair value measures in financial statements. SFAS 157 does not expand the use of fair value measures in financial statements, but standardizes its definition and guidance in U.S. GAAP. The Statement emphasizes that fair value is a market-based measurement and not an entity-specific measurement based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS 157 establishes a fair value hierarchy, from observable market data as the highest level to fair value based on an entity’s own fair value assumptions as the lowest level. The Statement is effective for TDS’s 2008 financial statements; however, earlier application is encouraged. TDS is currently reviewing the requirements of SFAS 157 and has not yet determined the impact, if any, on its financial position or results of operations.

In September 2006, FASB ratified Emerging Issues Task Force Issue No. 06-1, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (“EITF 06-1”). This guidance requires the application of EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (“EITF 01-9”), when consideration is given to a reseller or manufacturer for benefit to the service provider’s end customer. EITF 01-9 requires the consideration given be recorded as a liability at the time of the sale of the equipment and also provides guidance for the classification of the expense. EITF 06-1 is effective for TDS’s 2008 financial statements. TDS is currently reviewing the requirements of EITF 06-1 and has not yet determined the impact, if any, on its financial position or results of operations.

The Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), in September 2006. SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of (1) the error quantified as the amount by which the current year income statement was misstated (“rollover method”) or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (“iron curtain method”). Reliance on one or the other method in prior years could have resulted in misstatement of the financial statements. The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. SAB 108 became effective for TDS’s financial statements for 2006 and subsequent periods, and did not materially impact TDS’s financial position or results of operations.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 (“SFAS 159”), was issued in February 2007. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected shall be reported in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for TDS’s 2008 financial statements. TDS is currently reviewing the requirements of SFAS 159 and has not yet determined the impact, if any, on its financial position or results of operations.

NOTE 2   GAIN (LOSS) ON INVESTMENTS

The following table summarizes the components of Gain (loss) on investments included in Investment and Other Income (Expense) in the Consolidated Statements of Operations:

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Gain on sale of investments in unconsolidated entities	$161,846	$500	$40,842
Impairment of investments in unconsolidated entities	—	(6,754)	(2,633)
	$161,846	$(6,254)	$38,209

On October 3, 2006, U.S. Cellular completed the sale of its interest in Midwest Wireless and recorded a gain of $70.4 million. See Note 5—Acquisitions, Divestitures and Exchanges for more information on the disposition of Midwest Wireless.

TDS Telecom has in the past obtained financing from the Rural Telephone Bank (“RTB”). In connection with such financings, TDS Telecom purchased stock in the RTB. TDS Telecom has repaid all of its debt to the RTB, but continued to own the RTB stock. In August 2005, the board of directors of the RTB approved resolutions to liquidate and dissolve the RTB. In order to effect the dissolution and liquidation, shareholders were asked to remit their shares to receive cash compensation for those shares. TDS Telecom remitted its shares and received $101.7 million from the RTB and recorded a gain of $90.3 million in 2006.

In 2005, TDS finalized the working capital adjustment related to the sale to ALLTEL of certain wireless interests on November 30, 2004. The working capital adjustment increased the total gain on investment from this transaction by $0.5 million. Also in  2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $6.8 million to its underlying equity value based on a cash flow analysis.

In 2004, TDS recorded a gain of $40.8 million related to the aforementioned ALLTEL transaction representing the excess of the cash received over the net book value of the minority investments sold. Also in 2004, TDS recorded impairment losses of $1.8 million related to the Daytona license that was sold to MetroPCS in December 2004 and a loss of $0.3 million associated with buying out the former partner of the Daytona investment.

In 2004, TDS recorded a $0.5 million impairment loss on an investment in a telephone company accounted for using the cost method.

NOTE 3   INCOME TAXES

Income tax expense (benefit) charged to Income (Loss) from Continuing Operations Before Income Taxes and Minority Interest is summarized as follows:

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Current
Federal	$269,331	$129,492	$(227)
State	24,080	12,890	14,772
Foreign	18,048	15,855	—
Deferred
Federal	(163,938)	228,722	(137,589)
State	(31,062)	36,226	(35,060)
Total income tax expense from continuing operations	$116,459	$423,185	$(158,104)

A reconciliation of TDS’s income tax expense from continuing operations computed at the statutory rate to the reported income tax expense from continuing operations, and the statutory federal income tax expense rate to TDS’s effective income tax expense rate from continuing operations, is as follows:

Year Ended December 31,	2006		2005 (As Restated)		2004
(Dollars in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Statutory federal income tax expense	$113.2	35.0%	$387.5	35.0%	$(137.5)	35.0%
State income taxes, net of federal benefit(1)	(5.3)	(1.6)	33.7	3.0	(13.7)	3.5
Minority share of income not included in consolidated tax return	(3.1)	(1.0)	(2.3)	(0.2)	(0.3)	0.1
Gains (losses) on investments, sales of assets and impairments of assets	0.1	—	1.5	0.1	22.7	(5.8)
Resolution of prior period tax issues	(0.4)	(0.1)	(3.1)	(0.3)	(21.4)	5.4
Foreign tax	11.7	3.6	6.0	0.5	—	—
Net research tax credit	(0.2)	(0.1)	(0.5)	—	(6.3)	1.6
Other differences, net	0.5	0.2	0.4	0.1	(1.6)	0.4
Total income tax expense	$116.5	36.0%	$423.2	38.2%	$(158.1)	40.2%

(1)             State income taxes include changes in the valuation allowance which is primarily related to the ability to utilize net operating losses.

Income from continuing operations for each of the three years ended December 31, 2006, includes gains and losses (reported in the captions Gain (loss) on investments, Fair value adjustment of derivative instruments, Loss on impairment of intangible assets and Loss on impairment of long-lived assets in the Consolidated Statements of Operations) that significantly affected Income From Continuing Operations Before Income Taxes and Minority Interest.

During 2005, the Internal Revenue Service (“IRS”) completed its audit of TDS’s federal income tax returns for the years 1997 through 2001 and TDS’s claims for research tax credits for the years 1995 through 2001. Primarily based on the results of the audit, TDS reduced its accrual for audit contingencies by $3.1 million (0.3 percentage points) in 2005. Also in 2005, TDS recorded a $0.5 million (0.0 percentage points) benefit for the research tax credits. TDS reduced its accrual for audit contingencies by $21.4 million (5.4 percentage points) and recorded a $6.3 million (1.6 percentage points) benefit for the research tax credits in 2004 based on the IRS’s preliminary findings in the income tax return and research tax credit audits.

The foreign tax incurred in 2006 and 2005 related to the dividend received from Deutsche Telekom.

Income tax expense (benefit) charged to net income (loss) is summarized as follows:

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Current
Federal	$269,331	$129,492	$(227)
State	24,080	12,890	14,772
Foreign	18,048	15,855	—
Deferred
Federal	(163,938)	229,249	(134,101)
State	(31,062)	36,255	(34,872)
Total income tax expense	$116,459	$423,741	$(154,428)

Income from discontinued operations was decreased by deferred income tax expense of $0.6 million in 2005 and $3.7 million in 2004.

TDS’s net current deferred income tax liabilities totaled $236.4 million as of December 31, 2006. TDS’s net current deferred income tax liability at 2006 primarily represents the deferred income taxes on the current portion of marketable equity securities.

TDS’s net current deferred income tax assets totaled $13.4 million as of December 31, 2005. The net current deferred income tax asset at 2005 primarily represents the deferred tax effects of the allowance for doubtful accounts on customer receivables.

TDS’s noncurrent deferred income tax assets and liabilities at December 31, 2006 and 2005 and the temporary differences that gave rise to them are as follows:

December 31,	2006	2005 (As Restated)
(Dollars in thousands)
Deferred Tax Asset
Net operating loss carryforwards	$78,399	$71,981
Derivative instruments	159,039	185,707
Other	54,324	45,405
	291,762	303,093
Less valuation allowance	(49,506)	(43,677)
Total Deferred Tax Asset	242,256	259,416
Deferred Tax Liability
Marketable equity securities	547,628	890,081
Property, plant and equipment	336,213	366,400
Partnership investments	103,576	107,638
Licenses	205,187	178,564
Total Deferred Tax Liability	1,192,604	1,542,683
Net Deferred Income Tax Liability	$950,348	$1,283,267

At December 31, 2006, TDS and certain subsidiaries had $1,414.1 million of state NOL carryforwards (generating a $74.1 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries that generated the losses. The state NOL carryforwards expire between 2007 and 2026. Certain subsidiaries that are not included in the federal consolidated income tax return, but file separate federal tax returns, had federal NOL carryforwards (generating a $4.3 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2007 and 2026. A valuation allowance was established for certain state NOL carryforwards and the federal NOL carryforwards since it is more than likely that a portion of such carryforwards will expire before they can be utilized.

TDS is routinely subject to examination by the IRS and other tax authorities. TDS periodically assesses the likelihood of adjustments to its tax liabilities resulting from these examinations to determine the adequacy of its provision for income taxes, including related interest. TDS management’s judgment is required in assessing the eventual outcome of these examinations. Changes to such assessments affect the calculation of TDS’s income tax expense.

In June of 2006, the IRS commenced its audit of the 2002—2004 consolidated federal income tax returns of TDS and subsidiaries. After TDS filed its 2005 consolidated federal tax return in September 2006, the IRS added 2005 to the audit cycle. The audit of 2002-2005 is in its preliminary stages.

NOTE 4   EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income (loss) available to common by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using net income available to common and weighted average common shares adjusted to include the effect of potentially dilutive securities. Potentially dilutive securities include incremental shares issuable upon exercise of outstanding stock options, the vesting of restricted stock units and the potential conversion of preferred stock to Common and Special Common shares.

The amounts used in computing earnings per share and the effect of potentially dilutive securities on income and the weighted average number of Common, Special Common and Series A Common Shares are as follows:

Year Ended December 31,	2006	2005 (As Restated)	2004
(Dollars in thousands)
Basic Earnings per Share
Income from continuing operations	$161,759	$646,743	$(259,297)
Preferred dividend requirement	(165)	(202)	(203)
Income from continuing operations available to common	161,594	646,541	(259,500)
Discontinued operations	—	997	6,362
Net income available to common used in basic earnings per share	$161,594	$647,538	$(253,138)

Year Ended December 31,	2006	2005 (As Restated)	2004
(Dollars in thousands)
Diluted Earnings per Share
Income from continuing operations available to common
used in basic earnings per share	$161,594	$646,541	$(259,500)
Minority income adjustment (1)	(1,255)	(999)	(420)
Preferred dividend adjustment (2)	49	199	—
Income from continuing operations available to common	160,388	645,741	(259,920)
Discontinued operations	—	997	6,362
Net income available to common used in diluted earnings per share	$160,388	$646,738	$(253,558)

(1)            The minority income adjustment reflects the additional minority share of U.S. Cellular’s income computed as if all of U.S. Cellular’s dilutive issuable securities were outstanding.

(2)            The preferred dividend adjustment reflects the dividend reduction in the event only preferred series were dilutive, and therefore converted to shares.

Year Ended December 31,	2006	2005	2004
(Shares in thousands)
Weighted average number of shares used in basic earnings per share
Common Shares	51,552	51,227	50,844
Special Common Shares	57,905	57,636	57,296
Series A Common Shares	6,447	6,433	6,452
Total	115,904	115,296	114,592
Effect of dilutive securities Common Stock outstanding if
Preferred Shares converted (1)	45	158	—
Stock options and restricted stock units (2)	895	627	—
Weighted average number of shares of Common Stock used in diluted earnings per share	116,844	116,081	114,592

(1)            Preferred Shares convertible into 46,919 Common Shares and 46,919 Special Common Shares, in 2006, were not included in computing diluted earnings per share because their effects were anti-dilutive. There were no anti-dilutive Preferred Shares convertible into Common and Special Common Shares in 2005. Preferred Shares convertible into 96,207 Common Shares, and 54,540 Special Common Shares, in 2004, were not included in computing diluted earnings per share because their effects were anti-dilutive.

(2)            Stock options convertible into 650,243 Common Shares and 342,599 Special Common Shares in 2006, 669,307 Common Shares and 669,307 Special Common Shares in 2005, and 682,122 Common Shares and 682,122 Special Common Shares in 2004, were not included in computing diluted earnings per share because their effects were anti-dilutive.

Year Ended December 31,	2006	2005 (As Restated)	2004
Basic Earnings per Share
Continuing operations	$1.39	$5.61	$(2.26)
Discontinued operations	—	0.01	0.05
	$1.39	$5.62	$(2.21)

Year Ended December 31,	2006	2005 (As Restated)	2004
Diluted Earnings per Share
Continuing operations	$1.37	$5.56	$(2.26)
Discontinued operations	—	0.01	0.05
	$1.37	$5.57	$(2.21)

NOTE 5   ACQUISITIONS, DIVESTITURES AND EXCHANGES

TDS assesses its existing wireless and wireline interests on an ongoing basis with a goal of improving competitiveness of its operations and maximizing its long-term return on investment. As part of this strategy, TDS reviews attractive opportunities to acquire additional operating markets, telecommunications companies and wireless spectrum. In addition, TDS may seek to divest outright or include in exchanges for other wireless interests those markets and wireless interests that are not strategic to its long-term success.

2006 Activity

Prior to October 3, 2006, U.S. Cellular owned approximately 14% of Midwest Wireless Communications, L.L.C., which interest was convertible into an interest of approximately 11% in Midwest Wireless Holdings, L.L.C., a privately-held wireless telecommunications company that controlled Midwest Wireless Communications. On November 18, 2005, ALLTEL announced that it had entered into a definitive agreement to acquire Midwest Wireless Holdings for $1.075 billion in cash, subject to certain conditions, including approval by the FCC, other governmental authorities and the holders of Midwest Wireless Holdings. These conditions were satisfied with the closing of this agreement on October 3, 2006. As a result of the sale, U.S. Cellular became entitled to receive approximately $106.0 million in cash in consideration with respect to its interest in Midwest Wireless Communications. Of this amount, $95.1 million was received on October 6, 2006; the remaining balance was held in escrow to secure true-up, indemnification and other adjustments and, subject to such adjustments, will be distributed in installments over a period of four to fifteen months following the closing. In the fourth quarter of 2006, U.S. Cellular recorded a gain of $70.4 million related to the sale of its interest in Midwest Wireless Communications. The gain recognized during the fourth quarter of 2006 includes $4.3 million received during the first four months of 2007 from the aforementioned escrow. In addition, U.S. Cellular owns 49% of an entity which, prior to October 3, 2006, owned approximately 2.9% of Midwest Wireless Holdings; U.S. Cellular accounts for that entity by the equity method. In the fourth quarter of 2006, U.S. Cellular recorded Equity in earnings of unconsolidated entities of $6.3 million and received a cash distribution of $6.5 million related to its ownership interest in that entity; such income and cash distribution were due primarily to the sale of the entity’s interest in Midwest Wireless Holdings to ALLTEL.

A wholly-owned subsidiary of U.S. Cellular is a limited partner in Barat Wireless, L.P. (“Barat Wireless”), an entity which participated in the auction of wireless spectrum designated by the Federal Communications Commission (“FCC”) as Auction 66. Barat Wireless was qualified to receive a 25% discount available to “very small businesses” which were defined as having average annual gross revenues of less than $15 million. At the conclusion of the auction on September 18, 2006, Barat Wireless was the high bidder with respect to 17 licenses and had bid $127.1 million, net of its discount. On April 30, 2007, the FCC granted Barat Wireless’ applications with respect to the 17 licenses for which it was the winning bidder.

Barat Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2006, U.S. Cellular had made capital contributions and advances to Barat Wireless and/or its general partner of $127.2 million. Barat Wireless used the funding to pay the FCC an initial deposit of $79.9 million on July 14, 2006 to allow it to participate in Auction 66. On October 18, 2006, Barat Wireless paid the balance due for the licenses with respect to which Barat Wireless was the high bidder; such balance due was $47.1 million. For financial reporting purposes, U.S. Cellular consolidates Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless, pursuant to the guidelines of FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46(R)”), as U.S. Cellular anticipates benefiting from or absorbing a majority of Barat Wireless’ expected gains or losses. Pending finalization of Barat Wireless’ permanent financing plan, and upon request by Barat Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Barat Wireless and/or its general partner.

On April 3, 2006, TDS Telecom exchanged customers and assets in certain markets with another telecommunications provider and received $0.7 million in cash.

On April 21, 2006, U.S. Cellular purchased the remaining ownership interest in the Tennessee RSA No. 3 Limited Partnership, a wireless market operator in which it had previously owned a 16.7% interest, for approximately $19.0 million in cash, subject to a working capital adjustment. This acquisition increased investments in licenses, goodwill and customer lists by $5.5 million, $4.1 million and $2.0 million, respectively.

In aggregate, the 2006 acquisitions, divestitures and exchanges increased licenses by $132.7 million, goodwill by $4.1 million and customer lists by $2.0 million.

2005 Activity

On December 19, 2005, U.S. Cellular completed an exchange of certain wireless markets in Kansas, Nebraska and Idaho with a subsidiary of ALLTEL. Under the agreement, U.S. Cellular acquired fifteen Rural Service Area (“RSA”) markets in Kansas and Nebraska in exchange for two RSA markets in Idaho and $58.1 million in cash, including a preliminary working capital adjustment. U.S. Cellular also capitalized $2.6 million of acquisition-related costs. In connection with the exchange, U.S. Cellular recorded a pre-tax gain of $44.7 million in 2005, which is included in (Gain) loss on sales of assets in the Consolidated Statements of Operations. The previously recorded gain was reduced as part of the restatement described in Note 1 at the TDS consolidated level as TDS allocated additional U.S. Cellular step-acquisition goodwill of $2.3 million to the markets divested. The gain represented the excess of the fair value of assets acquired and liabilities assumed over the sum of cash and net carrying value of assets and liabilities delivered in the exchange. See Note 1—Summary of Significant Accounting Policies under the heading “Restatements” and Note 6—Licenses and Goodwill for further discussion of the allocation of goodwill and licenses.

The following table summarizes the fair values of the assets acquired and liabilities assumed and the net carrying value of the assets and liabilities transferred to ALLTEL in the exchange.

December 19, 2005 (As Restated)
(Dollars in thousands)
Assets and (liabilities) acquired:
Current assets	$11,973
Licenses	21,550
Customer list	31,490
Goodwill	30,825
Property, plant and equipment	79,059
Current liabilities	(1,992)
Other liabilities	(5,461)
Net assets acquired	$167,444
Assets and (liabilities) delivered:
Cash	$60,687
Current assets, excluding cash	5,544
Licenses, net	21,951
Goodwill	5,196
Property, plant and equipment, net	35,428
Other assets	2,193
Current liabilities	(3,788)
Other liabilities	(2,192)
Net assets delivered	$125,019
Gain on exchange transaction	$42,425

A wholly-owned subsidiary of U.S. Cellular is a limited partner in Carroll Wireless, L.P. (“Carroll Wireless”), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on “closed licenses”—spectrum that was available only to companies included in the FCC definition of “entrepreneurs,” which are small businesses that have a limited amount of assets and revenues. In addition, Carroll Wireless bid on “open licenses” that were not subject to restriction. With respect to these licenses, however, Carroll Wireless was qualified to receive a 25% discount available to “very small businesses” which were defined as having average annual gross revenues of less than $15 million. Carroll Wireless was a successful bidder for 17 licensed areas in Auction 58, which ended on February 15, 2005. The aggregate amount paid to the FCC for the 17 licenses was $129.9 million, net of all discounts to which Carroll Wireless was entitled. These 17 licensed areas cover portions of 12 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

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

Carroll Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2006, U.S. Cellular had made capital contributions and advances to Carroll Wireless and/or its general partner of approximately $129.9 million to fund the amount paid to the FCC; $129.7 million of this amount is included in Licenses in the Consolidated Balance Sheets as of December 31, 2006. U.S. Cellular consolidates Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless, for financial statement purposes, pursuant to the guidelines of FIN 46(R), as U.S. Cellular anticipates benefiting from or absorbing a majority of Carroll Wireless’ expected gains or losses. Pending finalization of Carroll Wireless’ permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may make additional capital contributions and advances to Carroll Wireless and/or its general partner. In November 2005, U.S. Cellular approved additional funding of up to $1.4 million of which $0.1 million was provided to Carroll Wireless through December 31, 2006.

In the first quarter of 2005, TDS adjusted the previously reported gain related to its sale to ALLTEL of certain wireless properties on November 30, 2004. The adjustment of the gain which resulted from a working capital adjustment that was finalized in the first quarter of 2005, increased the total gain on the sale by $0.5 million to $51.4 million.

In addition, in 2005, U.S. Cellular purchased one new wireless market and certain minority interests in other wireless markets in which it already owned a controlling interest for $6.9 million in cash. The acquisition costs were allocated among tangible assets and increased Licenses, Goodwill and Customer lists by $3.9 million, $0.3 million and $1.2 million, respectively. TDS Telecom purchased a wireless license for $2.8 million in 2005.

In aggregate, the 2005 acquisitions, divestitures and exchanges increased Licenses by $136.3 million, Goodwill by $28.2 million and Customer lists by $32.7 million.

2004 Activity

On December 20, 2004, U.S. Cellular completed the sale of its Daytona Beach Florida 20 megahertz C block personal communications service license to MetroPCS California/Florida Inc. (“MetroPCS”) for $8.5 million. U.S. Cellular recorded impairment losses related to the Daytona license of $1.8 million in 2004; such losses were included in Gain (loss) on investments in the Consolidated Statements of Operations. Also included in Gain (loss) on investments in 2004 was a loss of $0.3 million associated with buying out the former partner of the Daytona investment.

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

On February 18, 2004, U.S. Cellular completed the sale of certain of its wireless properties in southern Texas to AT&T Wireless for $96.5 million in cash, including a working capital adjustment. The U.S. Cellular properties sold to AT&T Wireless included wireless assets and customers in six markets. An aggregate loss of $21.3 million (including a $22.0 million estimate of the (Gain) loss on sales of assets in the fourth quarter of 2003 and a $0.7 million reduction of the loss in 2004), representing the difference between the carrying value of the markets sold to AT&T Wireless and the cash received in the transaction, was recorded as a (Gain) loss on sales of assets in the Consolidated Statements of Operations.

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

Pro Forma Operations

Assuming the exchanges and acquisitions accounted for as purchases during the period January 1, 2005 to December 31, 2006, had taken place on January 1, 2005; unaudited pro forma results of operations would have been as follows:

Year Ended December 31,	2006	2005 (As Restated)
(Unaudited, dollars in thousands, except per share amounts)
Operating revenues	$4,367,692	$3,944,602
Interest expense (including cost to finance acquisitions)	234,745	216,713
Income (loss) from continuing operations	156,719	632,747
Net income (loss)	156,719	633,744
Earnings (loss) per share—basic	$1.35	$5.49
Earnings (loss) per share—diluted	$1.33	$5.45

NOTE 6   LICENSES AND GOODWILL

Changes in TDS’s licenses and goodwill are primarily the result of acquisitions, divestitures and impairments of its licenses, wireless markets and telephone companies. See Note 5—Acquisitions, Divestitures and Exchanges for information regarding purchase and sale transactions which affected licenses and goodwill.

TDS has recorded amounts as licenses and goodwill as a result of accounting for U.S. Cellular’s purchases of U.S. Cellular common shares as step acquisitions using purchase accounting. TDS’s ownership percentage of U.S. Cellular increases upon such U.S. Cellular share repurchases. The purchase price in excess of the fair value of the net assets is allocated principally to licenses and goodwill. For impairment testing purposes, the additional TDS licenses and goodwill amounts are allocated to the same reporting units used by U.S. Cellular. In 2003, U.S. Cellular’s license and goodwill impairment tests did not result in an impairment loss on a stand-alone basis. However, when the license and goodwill amounts recorded at TDS, as a result of the step acquisitions, was added to the U.S. Cellular licenses and goodwill for impairment testing at the TDS consolidated level, an impairment loss on licenses and goodwill was recorded. Consequently, U.S. Cellular’s license and goodwill balances reported on a stand-alone basis do not match the TDS consolidated license and goodwill balances for U.S. Cellular.

A schedule of activity in Licenses follows:

December 31,	2006	2005 (As Restated)
(Dollars in thousands)
Consolidated Beginning Balance	$1,388,343	$1,252,087
U.S. Cellular
Balance, beginning of year	1,362,263	1,228,801
Acquisitions(1)	132,674	155,407
Divestitures	—	(21,945)
Other	(610)	—
	1,494,327	1,362,263
TDS Licenses related to U.S. Cellular, beginning of year	23,280	23,286
Divestitures	—	(6)
	23,280	23,280
Balance, end of year	1,517,607	1,385,543
TDS Telecom—CLEC
Balance, beginning of year	2,800	—
Acquisitions	—	2,800
Balance, end of year	2,800	2,800
Net Change	132,064	136,256
Consolidated Ending Balance	$1,520,407	$1,388,343

(1)            In 2006, includes $127,140 representing deposits made to the FCC for licenses with respect to which Barat Wireless was the high bidder in Auction 66. See Note 5—Acquisitions, Divestitures and Exchanges for more information related to Barat Wireless.

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

A schedule of activity in Goodwill follows:

December 31,	2006	2005 (As Restated)
(Dollars in thousands)
Consolidated Beginning Balance	$643,636	$619,460
U.S. Cellular
Balance, beginning of year	481,235	454,830
Acquisitions	4,118	31,119
Divestitures	—	(2,967)
Other	99	(1,747)
	485,452	481,235
TDS Goodwill related to U.S. Cellular, beginning of year	(238,532)	(236,303)
Divestitures	—	(2,229)
	(238,532)	(238,532)
Balance, end of year	246,920	242,703
TDS Telecom—ILEC
Balance, beginning of year	398,652	398,652
Balance, end of year	398,652	398,652
Other (1)
Balance, beginning of year	2,281	2,281
Balance, end of year	2,281	2,281
Net Change	4,217	24,176
Consolidated Ending Balance	$647,853	$643,636

(1)            Other consists of goodwill related to Suttle Straus.

NOTE 7   CUSTOMER LISTS

Customer lists, which are intangible assets resulting from acquisitions of wireless markets, are amortized based on average customer retention periods using the double declining balance method in the first year, switching to the straight-line method over the remaining estimated life. The acquisition of certain consolidated and minority interests in 2006 and 2005 added $2.0 million and $32.7 million, respectively, to the gross balance of customer lists. Amortization expense was $23.5 million, $10.0 million and $12.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. Amortization expense related to customer list assets is expected to be $9.8 million, $7.2 million, $5.4 million, $3.7 million and $0.1 million, respectively, for the years 2007 through 2011.

NOTE 8   MARKETABLE EQUITY SECURITIES

Information regarding TDS’s marketable equity securities is summarized as follows:

December 31,	2006	2005
(Dollars in thousands)
Marketable Equity Securities—Current Assets
Deutsche Telekom AG—45,492,172 and 0 Ordinary Shares, respectively	$833,872	$—
Vodafone Group Plc—11,327,674 and 0 American Depositary Receipts, respectively	314,683	—
VeriSign, Inc.—2,361,333 and 0 Common Shares, respectively	56,789	—
Aggregate fair value included in Current Assets	1,205,344	—
Marketable Equity Securities - Investments
Deutsche Telekom AG—85,969,689 and 131,461,861 Ordinary Shares, respectively	1,575,824	2,191,469
Vodafone Group Plc—0 and 12,945,915 American Depositary Receipts, respectively	—	277,949
VeriSign, Inc. - 0 and 2,361,333 Common Shares	—	51,760
Rural Cellular Corporation - 719,396 equivalent Common Shares	9,453	10,511
Other	9	1
Aggregate fair value included in investments	1,585,286	2,531,690
Total aggregate fair value	2,790,630	2,531,690
Accounting cost basis	1,507,477	1,543,677
Gross holding gains	1,283,153	988,013
Gross realized holding gains	(29,729)	(24,700)
Gross unrealized holding gains	1,253,424	963,313
Equity method unrealized gains	352	543
Income tax (expense)	(488,817)	(377,845)
Minority share of unrealized holding gains	(14,981)	(7,738)
Unrealized holding gains, net of tax and minority share	749,978	578,273
Derivative instruments, net of tax and minority share	(215,122)	(214,632)
Retirement plans, net of tax	(12,743)	—
Accumulated other comprehensive income	$522,113	$363,641

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

The market values of the marketable equity securities may fall below the accounting cost basis of such securities. If TDS determines the decline in value of the marketable equity securities to be other than temporary, the unrealized loss included in Accumulated other comprehensive income is recognized and recorded as a loss in the Consolidated Statements of Operations.

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

TDS recorded dividend income on its Deutsche Telekom investment of $120.3 million and $105.7 million, before taxes, in 2006 and 2005, respectively. Deutsche Telekom did not pay a dividend in 2004.

The TDS VeriSign forward contracts related to 2,361,333 common shares and the forward contracts related to U.S. Cellular’s 8,964,698 Vodafone ADRs mature in May 2007. The forward contracts related to TDS’s 45,492,172 Deutsche Telekom ordinary shares mature between July and September 2007. The forward contracts related to TDS Telecom’s 2,362,976 Vodafone ADR’s mature in October 2007. Accordingly, such VeriSign common shares, Vodafone ADRs and Deutsche Telekom ordinary shares are classified as Current Assets and the related forward contracts and derivative liability are classified as Current Liabilities in the Consolidated Balance Sheets at December 31, 2006.

At an Extraordinary General Meeting held on July 25, 2006, shareholders of Vodafone approved a Special Distribution of £0.15 per share (£1.50 per ADR) and a Share Consolidation under which every 8 ADRs of Vodafone were consolidated into 7 ADRs. As a result of the Special Distribution which was paid on August 18, 2006, U.S. Cellular and TDS Telecom received approximately $28.6 million and $7.6 million, respectively, in cash; this amount, representing a return of capital for financial statement purposes, was recorded as a reduction in the accounting cost basis of marketable equity securities. Also, as a result of the Share Consolidation which was effective on July 28, 2006, U.S. Cellular’s previous 10,245,370 Vodafone ADRs were consolidated into 8,964,698 Vodafone ADRs and TDS Telecom’s previous 2,700,545 Vodafone ADRs were consolidated into 2,362,976 ADRs.

Pursuant to terms of the Vodafone forward contracts, the Vodafone contract collars were adjusted and substitution payments were made as a result of the Special Distribution and the Share Consolidation. After adjustment, the collars had downside limits (floor) ranging from $17.22 to $18.37 and upside potentials (ceiling) ranging from $17.22 to $19.11. In the case of two forward contracts, subsidiaries of TDS made a dividend substitution payment in the amount of $3.2 million to the counterparties in lieu of further adjustments to the collars for such forward contracts. The dividend substitution payments were recorded in Other expense in the Consolidated Statements of Operations.

NOTE 9   INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities in which TDS holds a minority interest. These investments are accounted for using either the equity or cost method, as shown in the following table:

December 31,	2006	2005
(Dollars in thousands)
Equity method investments:
Capital contributions, loans and advances	$30,190	$33,484
Goodwill	9,156	13,758
Cumulative share of income	528,791	471,548
Cumulative share of distributions	(383,480)	(314,589)
	184,657	204,201
Cost method investments	12,979	12,979
Total investments in unconsolidated entities	$197,636	$217,180

Equity in earnings of unconsolidated entities totaled $95.2 million, $68.0 million and $65.3 million in 2006, 2005 and 2004, respectively. Investments in unconsolidated entities include goodwill and costs in excess of the underlying book value of certain investments. At December 31, 2006, $188.4 million represented the investment in underlying equity and $9.2 million represented goodwill. At December 31, 2005, $203.4 million represented the investment in underlying equity and $13.8 million represented goodwill.

In 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $6.8 million, to its estimated fair value. This change was included in Gain (loss) on investments on the Consolidated Statements of Operations.

During 2004, TDS reduced the carrying value of one of its cost method investments by $0.5 million. The change was included in Gain (loss) on investments on the Consolidated Statements of Operations.

See Note 5 for additional information related to these transactions.

TDS’s investment in Los Angeles SMSA Limited Partnership contributed $62.3 million, $52.2 million and $41.8 million in investment income in 2006, 2005 and 2004, respectively. TDS’s more significant investments in unconsolidated entities consist of the following:

	Percentage Ownership
December 31,	2006	2005
Los Angeles SMSA Limited Partnership	5.5%	5.5%
Midwest Wireless Communications, L.L.C. (1)	—	14.2%
North Carolina RSA 1 Partnership	50.0%	50.0%
Oklahoma City SMSA Limited Partnership	14.6%	14.6%

(1)            In addition, U.S. Cellular owned a 49% interest in an entity which owned an interest of approximately 2.9% in Midwest Wireless Holdings, L.L.C., the parent company of Midwest Wireless Communications L.L.C. See Note 5—Acquisitions, Divestitures and Exchanges for information on the disposition of this interest.

Based primarily on data furnished to TDS by third parties, the following summarizes the combined assets, liabilities and equity, and the combined results of operations, of TDS’s equity method investments.

December 31,	2006	2005
(Dollars in thousands)
Assets
Current	$516,000	$399,000
Due from affiliates	387,000	447,000
Property and other	2,015,000	1,930,000
	$2,918,000	$2,776,000
Liabilities and Equity
Current liabilities	$266,000	$237,000
Deferred credits	102,000	107,000
Long-term debt	29,000	29,000
Long-term capital lease obligations	45,000	39,000
Partners’ capital and stockholders’ equity	2,476,000	2,364,000
	$2,918,000	$2,776,000

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Results of Operations
Revenues	$4,216,000	$3,472,000	$3,088,000
Costs and expenses	2,922,000	2,430,000	2,188,000
Operating income	1,294,000	1,042,000	900,000
Other income (expense)	53,000	21,000	37,000
Net income	$1,347,000	$1,063,000	$937,000

NOTE 10   PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular’s property, plant and equipment consists of the following:

December 31,	2006	2005
(Dollars in thousands)
Cell site-related equipment	$2,329,898	$2,156,773
Land, buildings and leasehold improvements	1,002,994	873,304
Switching-related equipment	757,183	675,053
Office furniture and equipment	412,914	361,647
Other operating equipment	285,009	229,176
Systems development	238,347	226,864
Work in process	94,649	92,417
	5,120,994	4,615,234
Accumulated depreciation	(2,492,146)	(2,062,205)
	$2,628,848	$2,553,029

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

Depreciation expense totaled $516.6 million, $465.1 million and $454.7 million in 2006, 2005 and 2004, respectively. Amortization expense on system development costs totaled $27.9 million, $29.4 million and $30.3 million in 2006, 2005 and 2004, respectively.

In 2006, disposals of assets, trade-ins of older assets for replacement assets and write-offs of Time Division Multiple Access (“TDMA”) equipment totaled $19.6 million.

In 2005 and 2004, certain U.S. Cellular TDMA digital radio equipment was taken out of service and written down by $5.1 million and $17.2 million, respectively, increasing depreciation expense accordingly. These writedowns were necessary to reduce the book value of the assets sold or to be sold to the proceeds received or expected to be received from their disposition.

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

TDS Telecom’s property, plant and equipment consists of the following:

December 31,	2006	2005
(Dollars in thousands)
Incumbent Local Exchange Operations
Cable and wire	$1,154,572	$1,112,568
Central office equipment	673,152	633,733
Office furniture and equipment	81,410	104,807
Systems development	124,038	133,085
Land and buildings	83,024	83,212
Other equipment	69,355	64,579
Work in process	37,514	44,490
	2,223,065	2,176,474
Accumulated depreciation	(1,396,684)	(1,332,357)
	826,381	844,117
Competitive Local Exchange Operations
Cable and wire	65,709	65,745
Central office equipment	157,905	150,414
Office furniture and equipment	24,998	25,049
Systems development	15,367	13,804
Land and buildings	365	365
Other equipment	10,794	7,405
Work in process	1,644	5,045
	276,782	267,827
Accumulated depreciation	(182,813)	(166,090)
	93,969	101,737
Total	$920,350	$945,854

Useful lives of incumbent local exchange property generally range from fifteen to twenty years for cable and wire, eight to twelve years for central office equipment, five to ten years for office furniture and equipment, five to seven years for systems development and ten to fifteen years for other equipment. Buildings are depreciated over thirty years. The provision for depreciation as a percentage of depreciable property was 6.4% in 2006, 6.5% in 2005 and 6.6% in 2004. Depreciation expense totaled $133.9 million, $133.3 million and $129.7 million in 2006, 2005 and 2004, respectively. Amortization expense totaled $1.5 million, $1.9 million and $2.0 million in 2006, 2005 and 2004, respectively.

Useful lives of competitive local exchange property generally range from fifteen to twenty years for cable and wire, five to twelve years for central office equipment, five to ten years for office furniture and equipment, five to seven years for systems development and ten to fifteen years for other equipment. Buildings are depreciated over thirty years. The provision for depreciation as a percentage of depreciable property was 8.5% in 2006, 11.3% in 2005 and 12.0% in 2004. Depreciation expense totaled $20.2 million, $24.9 million and $33.9 million in 2006, 2005 and 2004, respectively. Amortization expense totaled $4.0 million, $5.5 million and $4.4 million in 2006, 2005 and 2004, respectively.

As discussed in Note 6—Licenses and Goodwill, regulatory changes and competitive pressures in 2004 triggered an impairment review by TDS Telecom of its competitive local exchange carrier operations’ tangible assets. As a result of the impairment review, TDS Telecom concluded that the long-lived tangible assets of its competitive local exchange carrier operations were impaired and recorded a loss on impairment of tangible assets of $87.9 million in the Statement of Operations.

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

Corporate and other property, plant and equipment consists of the following:

December 31,	2006	2005
(Dollars in thousands)
Property, plant and equipment	$79,905	$72,442
Accumulated depreciation	(47,717)	(41,565)
Total	$32,188	$30,877

Corporate and other fixed assets consist of assets at the TDS corporate offices and Suttle Straus. The corporate assets primarily consist of office furniture and equipment with useful lives ranging from three to seven years. Depreciation and amortization expense is computed on a straight line basis and is assessed out to U.S. Cellular and TDS Telecom. The amounts assessed out totaled $6.1 million, $6.2 million and $5.7 million in 2006, 2005 and 2004. The Suttle Straus assets primarily consist of a building, equipment and vehicles with useful lives ranging from 31.5 years for the building to three to seven years for equipment and vehicles. Depreciation expense is computed on a straight line basis and totaled $2.8 million, $2.8 million and $2.5 million in 2006, 2005 and 2004.

NOTE 11   ASSET RETIREMENT OBLIGATIONS

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

During the third quarter of 2006, U.S. Cellular reviewed the assumptions related to its asset retirement obligations and, as a result of the review, revised certain of those assumptions. Estimated retirement obligations for cell sites were revised to reflect higher estimated costs for removal of radio and power equipment, and estimated retirement obligations for retail stores were revised to reflect a shift to larger stores and slightly higher estimated costs for removal of fixtures. These changes are reflected in “Revision in estimated cash flows” below.

The change in U.S. Cellular’s asset retirement obligation during 2006 and 2005 was as follows:

Year Ended December 31,	2006	2005
(Dollars in thousands)
Beginning balance	$90,224	$72,575
Additional liabilities accrued	15,697	7,920
Revision in estimated cash flows	13,415	—
Acquisition of assets	1,237	5,461
Disposition of assets	(164)	(2,032)
Accretion expense	7,230	6,300
Ending balance	$127,639	$90,224

TDS Telecom’s incumbent local exchange carriers’ rates are regulated by the respective state public utility commissions and the FCC and, therefore, the effects of the rate-making actions of these regulatory bodies are reflected in the financial statements of the TDS incumbent local exchange carriers. The incumbent local exchange carriers have recorded an asset retirement obligation in accordance with the requirements of SFAS No. 143 and a regulatory liability for the costs of removal that state public utility commissions have required to be recorded for regulatory accounting purposes which are in excess of the amounts required to be recorded in accordance with SFAS No. 143. These amounts combined make up the asset retirement obligation for the incumbent local exchange carriers.

The change in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation and regulatory obligation during 2006 and 2005 was as follows:

Year Ended December 31,	2006	2005
(Dollars in thousands)
Beginning balance	$97,509	$93,318
Additional liabilities incurred	4,800	4,879
Costs of removal	(697)	(688)
Accretion expense	35	—
Ending balance	$101,647	$97,509

The regulatory liability included in TDS Telecom’s incumbent local exchange carriers’ asset retirement obligation at December 31, 2006 and 2005 was $62.6 million and $61.0 million, respectively. The asset retirement obligation calculated in accordance with the provisions of SFAS No. 143 at December 31, 2006 and 2005 was $39.0 million and $36.5 million, respectively.

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

The change in TDS Telecom’s competitive local exchange carriers’ asset retirement obligation during 2006 and 2005 was as follows:

Year Ended December 31,	2006	2005
(Dollars in thousands)
Beginning balance	$2,649	$—
Additional liabilities incurred	186	2,649
Accretion expense	191	—
Ending balance	$3,026	$2,649

NOTE 12 NOTES PAYABLE

TDS has used short-term debt to finance acquisitions, for general corporate purposes and to repurchase common shares. Proceeds from the sale of long-term debt from time to time have been used to reduce such short-term debt. Proceeds from the sale of non-strategic wireless and other investments from time to time also have been used to reduce short-term debt.

TDS has a $600 million revolving credit facility available for general corporate purposes. At December 31, 2006, letters of credit outstanding were $3.4 million, leaving $596.6 million available for use. Borrowings under the revolving credit facility bear interest at the London InterBank Offered Rate (“LIBOR”) plus a contractual spread based on TDS’s credit rating. TDS may select borrowing periods of either seven days or one, two, three or six months. At December 31, 2006, one-month LIBOR was 5.32% and the contractual spread was 60 basis points. If TDS provides less than two days’ notice of intent to borrow, the related borrowings bear interest at the prime rate less 50 basis points (the prime rate was 8.25% at December 31, 2006). This credit facility expires in December 2009. In 2006, TDS paid fees at an aggregate annual rate of 0.33% of the total $600 million facility. These fees totaled $2.0 million, $0.8 million and $0.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

TDS also had $75 million in direct bank lines of credit at December 31, 2006, all of which were unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate.

U.S. Cellular has a $700 million revolving credit facility available for general corporate purposes. At December 31, 2006, outstanding notes payable and letters of credit were $35.0 million and $0.4 million, respectively, leaving $664.6 million available for use. Borrowings under the revolving credit facility bear interest at the LIBOR plus a contractual spread based on U.S. Cellular’s credit rating. U.S. Cellular may select borrowing periods of either seven days or one, two, three or six months. At December 31, 2006, the one-month LIBOR was 5.32% and the contractual spread was 60 basis points. If U.S. Cellular provides less than two days’ notice of intent to borrow, the related borrowings bear interest at the prime rate less 50 basis points (the prime rate was 8.25% at December 31, 2006). This credit facility expires in December 2009. In 2006, U.S. Cellular paid fees at an aggregate annual rate of 0.33% of the total facility. These fees totaled $2.3 million in 2006, $1.0 million in 2005 and $1.5 million in 2004.

Information concerning notes payable is shown in the table that follows:

Year Ended December 31,	2006	2005
(Dollars in thousands)
Balance at end of year	$35,000	$135,000
Weighted average interest rate at end of year	5.96%	5.00%
Maximum amount outstanding during the year	$170,000	$135,000
Average amount outstanding during the year (1)	91,250	45,000
Weighted average interest rate during the year (1)	5.68%	4.00%

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

TDS’s and U.S. Cellular’s interest cost on their revolving credit facilities as of December 31, 2006 would increase if their credit ratings from either Standard & Poor’s Rating Service (“Standard & Poor’s”) or Moody’s Investor Service (“Moody’s”) were lowered. However, the credit facilities would not cease to be available or accelerate solely as a result of a decline in TDS’s or U.S. Cellular’s credit rating. A downgrade in TDS’s or U.S. Cellular’s credit rating could adversely affect their ability to renew existing, or obtain access to new, credit facilities in the future. TDS’s and U.S. Cellular’s credit ratings as of the dates indicated, are as follows:

Moody’s (Issued November 10, 2005)	Baa3	—	under review for possible further downgrade
Standard & Poor’s (Issued April 23, 2007)	BB+	—	on credit watch with negative implications
Fitch Ratings (Issued November 10, 2005)	BBB+	—	on ratings watch negative

TDS and U.S. Cellular’s credit ratings may be changed at any time and such ratings should not be assumed to be accurate as of any future date.

On October 26, 2006, Standard & Poor’s lowered its credit ratings on TDS and U.S. Cellular to BBB+ from A-. The outlook was stable. On November 7, 2006, Standard & Poor’s lowered its credit ratings on TDS and U.S. Cellular to BBB from BBB+. The ratings were placed on credit watch with negative implications. On February 13, 2007, Standard & Poor’s lowered its credit ratings on TDS and U.S. Cellular to BBB- from BBB. The ratings remain on credit watch with negative implications. On April 23, 2007, Standard & Poor’s lowered its credit rating on TDS and U.S. Cellular to BB+ from BBB-. The ratings remain on credit watch with negative implications.

The maturity dates of borrowings under TDS’s and U.S. Cellular’s revolving credit facilities would accelerate in the event of a change in control.

The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and represent certain matters at the time of each borrowing. On November 10, 2005 and November 6, 2006, TDS and U.S. Cellular announced that they would restate certain financial statements which caused TDS and U.S. Cellular to be late in certain filings. In addition, on April 23, 2007, TDS announced another restatement that caused further delay in TDS’s SEC filings. The restatements and late filings resulted in defaults under the revolving credit agreements and one line of credit agreement. TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios. TDS and U.S. Cellular did not fail to make any scheduled payments under such credit agreements. TDS and U.S. Cellular received waivers from the lenders associated with the credit agreements, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatements and late filings. The waivers, as amended, require the Form 10-K for the year ended December 31, 2006 to be filed by June 30, 2007 and the Form 10-Q for the quarter ended March 31, 2007 to filed within 45 days after the filing of the Form 10-K for the year ended December 31, 2006. U.S. Cellular filed its Form 10-K for the year ended December 31, 2006 on April 23, 2007 and its Form 10-Q for the quarter ended March 31, 2007 on May 15, 2007.

NOTE 13 LONG-TERM DEBT

Long-term debt is as follows:

December 31,	2006	2005
(Dollars in thousands)
Telephone and Data Systems, Inc. (Parent)
6.625% senior notes, maturing 2045	$116,250	$116,250
7.6% Series A notes, due in 2041	500,000	500,000
Medium-term notes, 0.0% in 2006 and 10.0% in 2005, due 2006	—	35,000
7.0% senior notes, maturing in 2006	—	200,000
Purchase contracts, averaging 6.0%, due through 2021	1,097	1,097
Total Parent	617,347	852,347
Subsidiaries
U.S. Cellular
6.7% senior notes maturing in 2033	544,000	544,000
Unamortized discount	(12,161)	(12,615)
	531,839	531,385
7.5% senior notes, maturing in 2034	330,000	330,000
8.75% senior notes, maturing in 2032	130,000	130,000
Other, 9.0% due in 2009	10,000	10,000
TDS Telecom
Rural Utilities Service notes, 0.0% in 2006 and 0.0% in 2005, due through 2013	4,041	4,634
Other long-term notes, 0.0% in 2006 and 0.0% in 2005, due through 2017	35	35
Other Subsidiaries
Long-term notes and leases, 2.7% to 9.9%, due through 2009	12,963	13,066
Total Subsidiaries	1,018,878	1,019,120
Total Long-term debt	1,636,225	1,871,467
Less: Current portion of long-term debt	2,917	237,948
Total Long-term debt, excluding current portion	$1,633,308	$1,633,519

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

Medium-term notes aggregating $35.0 million had an initial redemption date in 2006. Interest is payable semi-annually. Medium-term notes may be redeemed by TDS at par value plus accrued but unpaid interest. TDS redeemed these notes on January 23, 2006 and February 27, 2006 at a price equal to the principal amount plus accrued interest to the redemption date. TDS redeemed medium-term notes aggregating $17.2 million in 2005.

The unsecured 7.0% senior notes were due August 2006. Interest was payable semi-annually. On August 1, 2006, TDS repaid $200.0 million plus accrued interest.

Subsidiaries—U.S. Cellular

In June 2004, U.S. Cellular issued $330 million in aggregate principal amount of unsecured 7.5% senior notes due June 15, 2034. Interest on the notes is payable quarterly. U.S. Cellular may redeem the notes, in whole or in part, at any time on and after June 17, 2009, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The net proceeds from this offering, after deducting underwriting discounts, were approximately $319.6 million.

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

In December 2003, U.S. Cellular issued $444 million of 6.7% senior notes due December 15, 2033, priced to yield 6.83% to maturity. Interest is paid semi-annually. U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points. The proceeds were used to repay a portion of amounts outstanding under the revolving credit facility.

U.S. Cellular’s $130 million of 8.75% senior notes are due November 1, 2032. Interest is paid quarterly. U.S. Cellular may redeem the notes beginning in 2007 at the principal amount plus accrued interest.

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

Consolidated

The annual requirements for principal payments on long-term debt, excluding amounts due on the forward contracts, are approximately $3.0 million, $3.3 million, $14.5 million, $4.0 million and $0.3 million for the years 2007 through 2011, respectively.

The covenants associated with TDS’s long-term debt obligations, among other things, restrict TDS’s ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; and sell, consolidate or merge assets.

The late filing of TDS’s and U.S. Cellular’s Forms 10-Q for the quarterly period ended September 30, 2006 and Forms 10-K for the year ended December 31, 2006, and the failure to deliver such Forms 10-Q and 10-K to the trustees of the TDS and U.S. Cellular debt indentures on a timely basis, resulted in non-compliance under such debt indentures. However, this non-compliance did not result in an event of default or a default. TDS and U.S. Cellular believe that such non-compliance was cured upon the filing of their respective Forms 10-Q and Forms 10-K. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

In addition, the covenants associated with long-term debt obligations of certain subsidiaries of TDS, among other things, restrict these subsidiaries’ ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; sell, consolidate or merge assets, and pay dividends.

Forward Contracts

TDS maintains a portfolio of available-for-sale marketable equity securities, the majority of which are the result of sales or trades of non-strategic assets. Subsidiaries of TDS have prepaid forward contracts with counterparties in connection with its Deutsche Telekom, Vodafone and VeriSign marketable equity securities with proceeds aggregating $1,631.8 million. The principal amount of the forward contracts was accounted for as a loan. The prepaid forward contracts contain embedded collars that are bifurcated and receive separate accounting treatment in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). The following table summarizes certain facts surrounding the contracted securities, pledged as collateral for the forward contracts.

December 31,	2006	2006	2005	2005
Security	Shares	Loan Amount	Shares	Loan Amount
(Dollars in thousands)
Forward Contracts—Current Liabilities
Deutsche Telekom	45,492,172	$516,892		$—
Vodafone	11,327,674	201,038		—
VeriSign	2,361,333	20,819		—
Unamortized debt discount		(341)		—
VeriSign, net of unamortized debt discount		20,478		—
Total Forward Contracts included in Current Liabilities		738,408		—
Forward Contracts—Long-term Debt
Deutsche Telekom	85,969,689	1,015,365	131,461,861	1,532,257
Unamortized debt discount		(28,064)		(45,499)
Deutsche Telekom, net of unamortized debt discount		987,301		1,486,758
Vodafone		—	12,945,915	201,038
VeriSign		—	2,361,333	20,819
Unamortized debt discount		—		(1,333)
VeriSign, net of unamortized debt discount		—		19,486
Total Forward Contracts included in Long-Term Debt		987,301		1,707,282
Total Forward Contracts		$1,725,709		$1,707,282

The Deutsche Telekom forward contracts mature from July 2007 to September 2008. Contracts aggregating $1,094.3 million require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 5.36% at December 31, 2006). Contracts aggregating $438.0 million are structured as zero coupon obligations with a weighted average effective interest rate of 4.4% per year. No interest payments are required for the zero coupon obligations during the contract period.

The Vodafone forward contracts mature in May and October 2007. The Vodafone forward contracts require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 5.36% at December 31, 2006).

The VeriSign forward contract matures in May 2007 and is structured as a zero coupon obligation with an effective interest rate of 5.0% per year. TDS is not required to make interest payments during the contract period.

The TDS VeriSign forward contracts related to 2,361,333 common shares and the forward contracts related to U.S. Cellular’s 8,964,698 Vodafone ADRs mature in May 2007. The forward contracts related to 45,492,172 Deutsche Telekom ordinary shares mature between July and September 2007. The forward contracts related to TDS Telecom’s 2,362,976 Vodafone ADR’s mature in October 2007. Accordingly, such VeriSign common shares, Vodafone ADRs and Deutsche Telekom ordinary shares are classified as Current Assets and the related forward contracts and derivative liability are classified as Current Liabilities in the Consolidated Balance Sheets at December 31, 2006.

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

Under the terms of the forward contracts, subsidiaries of TDS and U.S. Cellular will continue to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature from May 2007 to September 2008 and, at TDS’s and U.S. Cellular’s option, may be settled in shares of the respective security or in cash, pursuant to formulas that “collar” the price of the shares. The collars effectively limit downside risk and upside potential on the contracted shares. The collars typically are adjusted contractually for any changes in dividends on the underlying shares. If the dividend increases, the collar’s upside potential typically is reduced. If the dividend decreases, the collar’s upside potential typically is increased. If TDS and U.S. Cellular elect to settle in shares, they will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, TDS and U.S. Cellular would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. If TDS and U.S. Cellular elect to settle in cash, they will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula. TDS and U.S. Cellular have provided guarantees to the counterparties which provide assurance that all principal and interest amounts are paid by their consolidated subsidiaries upon settlement of the contracts.

TDS and U.S. Cellular are required to comply with certain covenants under the forward contracts. On November 10, 2005 and November 6, 2006, TDS and U.S. Cellular announced that they would restate certain financial statements which caused TDS and U.S. Cellular to be late in certain SEC filings. In addition, on April 23, 2007, TDS announced another restatement that caused a further delay in TDS’s SEC filings. The restatements and late filings resulted in defaults under the forward contracts. TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios. TDS and U.S. Cellular did not fail to make any scheduled payments under such forward contracts. TDS and U.S. Cellular received waivers from the counterparty to such forward contracts, under which the counterparty agreed to waive any defaults that may have occurred as a result of the restatements and late filings. The waivers, as amended, require the Form 10-K for the year ended December 31, 2006 to be filed by June 30, 2007 and the Form 10-Q for the quarter ended March 31, 2007 to filed within 45 days after the filing of the Form 10-K for the year ended December 31, 2006. U.S. Cellular filed its Form 10-K for the year ended December 31, 2006 on April 23, 2007 and its Form 10-Q for the quarter ended March 31, 2007 on May 15, 2007.

NOTE 14   FINANCIAL INSTRUMENTS AND DERIVATIVES

Financial Instruments

Financial instruments are as follows:

December 31,	2006		2005
	Book Value	Fair Value	Book Value	Fair Value
(Dollars in thousands)
Cash and cash equivalents	$1,015,900	$1,015,900	$1,095,791	$1,095,791
Current portion of long-term debt	2,917	2,917	237,948	237,948
Notes payable	35,000	35,000	135,000	135,000
Long-term debt	1,633,308	1,636,164	1,633,519	1,645,981
Forward contracts	1,725,709	1,718,104	1,707,282	1,697,565
Preferred shares	$863	$745	$3,863	$2,741

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

December 31, 2006		Downside	Upside
		Limit	Potential
Security	Shares	(Floor)	(Ceiling)
VeriSign	2,361,333	$8.82	$11.46
Vodafone	11,327,674	$17.22-$18.37	$17.22-$19.11
Deutsche Telekom	131,461,861	$10.74-$12.41	$13.04-$15.69

The forward contracts for the forecasted transactions and hedged items are designated as cash flow or fair value hedges and recorded as assets or liabilities on the balance sheet at their fair value. The fair value of the derivative instruments is determined using the Black-Scholes model.

From inception until the initial adjustment in the embedded collars, the forward contracts related to Deutsche Telekom and Vodafone were originally designated as cash flow hedges, where changes in the fair value of the forward contracts are recognized in Accumulated other comprehensive income until they are recognized in earnings when the forward contract is settled. However, TDS did not de-designate, re-designate, and assess hedge effectiveness when the embedded collars were contractually adjusted for differences between the actual and assumed dividend rate. Consequently, TDS concluded that, after the initial contractual adjustment in the embedded collars, the hedges no longer qualify for cash flow hedge accounting and are accounted for as derivative instruments that do not qualify for cash flow hedge accounting. The changes in fair value of the embedded collars are recorded in the Consolidated Statements of Operations.

Upon settlement of the forward contracts, the unrealized gain included in Accumulated other comprehensive income from the inception of the forward contracts until the first adjustment of the embedded collars of $215.1 million, as of December 31, 2006, will be reclassified to the Consolidated

Statements of Operations along with the unrealized gain or loss on the Deutsche Telekom and Vodafone marketable equity securities delivered to the counterparty or otherwise sold.

The VeriSign forward contract is designated as a fair value hedge, where effectiveness of the hedge is assessed based upon the intrinsic value of the underlying options. The intrinsic value of the forward contract is defined as the difference between the applicable option strike price and the market value of the contracted shares on the balance sheet date. Changes in the intrinsic value of the options are expected to be perfectly effective at offsetting changes in the fair value of the hedged item. Changes in the fair value of the options are recognized in the Consolidated Statements of Operations along with the changes in the fair value of the underlying marketable equity securities.

Management has evaluated the expected timing of the hedged forecasted transactions to deliver the underlying shares to settle the forward contracts, and believes that these forecasted transactions are probable of occurring in the periods specified in the related hedge documentation or within an additional two-month period of time thereafter.

TDS reported a derivative liability of $753.8 million at December 31, 2006; of this amount $360.0 million was current and $393.8 million was noncurrent. TDS reported a derivative liability of $449.2 million at December 31, 2005, all noncurrent. These amounts are included in the Consolidated Balance Sheets caption Derivative liability.

Fair value adjustment of derivative instruments totaled a loss of $299.5 million in 2006, a gain of $733.7 million in 2005 and a loss of $519.0 million in 2004. Fair value adjustment of derivative instruments reflects the change in the fair value of the bifurcated embedded collars within the forward contracts related to the Deutsche Telekom and Vodafone marketable equity securities not designated as a hedge. The accounting for the embedded collars as derivative instruments not designated in a hedging relationship results in increased volatility in the results of operations, as fluctuations in the market price of the underlying Deutsche Telekom and Vodafone marketable equity securities result in changes in the fair value of the embedded collars being recorded in the Consolidated Statements of Operations. Also included in the fair value adjustment of derivative instruments are the gains and losses related to the ineffectiveness of the VeriSign fair value hedge which aggregated a $1.6 million gain, $0.6 million gain and $2.2 million loss for the years ended December 31, 2006, 2005, and 2004, respectively.

NOTE 15   EMPLOYEE BENEFIT PLANS

Pension Plan

TDS sponsors a qualified noncontributory defined contribution pension plan. The plan provides benefits for the employees of TDS Corporate, TDS Telecom and U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded currently. Total pension costs were $14.3 million, $13.4 million and $12.3 million in 2006, 2005 and 2004, respectively.

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

In September 2006, the FASB released SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). Under the new standard, companies must recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on their balance sheets. The recognition, disclosure and measurement provisions of SFAS 158 have been adopted by TDS as of December 31, 2006.

The incremental effect of applying SFAS Statement 158 on individual line items in the Consolidated Balance Sheets and the amounts recognized in Accumulated other comprehensive Income as of December 31, 2006 are shown below.

(Dollars in thousands)	Before Application of Statement 158	Adjustments	After Application of Statement 158
Liability for other post-retirement benefits (1)	$4,966	$20,297	$25,263
Deferred income taxes	958,224	(7,876)	950,348
Total liabilities	6,406,088	12,421	6,418,509
Accumulated other comprehensive income	534,534	(12,421)	522,113
Total stockholders’ equity	$3,582,841	$(12,421)	$3,570,420

(1)            Liability for other post-retirement benefits is included in the line item Other deferred liabilities and credits on the Consolidated Balance Sheet

Amounts Recognized in Accumulated Other Comprehensive Income
(Dollars in thousands)	As of December 31, 2006
Net Transition Obligation	$—
Net Prior Service Costs	(6,172)
Net Actuarial Loss (Gain)	26,469
$20,297

The estimated net actuarial loss and prior service cost for the postretirement benefit plan that will be amortized from Accumulated other comprehensive income into net periodic benefit cost during 2007 are $1.4 million and $0.8 million; respectively.

The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other post-retirement benefit plans.

December 31,	2006	2005
(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$51,385	$46,880
Service cost	2,177	2,212
Interest cost	2,765	2,636
Actuarial loss	6,406	2,082
Benefits paid	(2,325)	(2,425)
Benefit obligation at end of year	60,408	51,385
Change in plan assets
Fair value of plan assets at beginning of year	28,067	23,279
Actual return on plan assets	4,019	1,732
Employer contribution	5,541	5,481
Benefits paid	(2,482)	(2,425)
Fair value of plan assets at end of year	35,145	28,067
Funded status	(25,263)	(23,318)
Unrecognized net actuarial loss	—	22,657
Unrecognized prior service cost	—	(7,002)
(Accrued) benefit cost	$(25,263)	$(7,663)

Net periodic benefit cost for the years ended December 31, 2006, 2005 and 2004 includes the following components.

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Service cost	$2,177	$2,212	$2,362
Interest cost on accumulated post-retirement benefit obligation	2,765	2,636	2,674
Expected return on plan assets	(2,593)	(2,231)	(1,776)
Amortization of:
Unrecognized prior service cost (1)	(830)	(1,117)	(715)
Unrecognized net loss (2)	1,168	1,153	949
Net post-retirement cost	$2,687	$2,653	$3,494

(1)            Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)            Based on straight-line amortization over the average time remaining before active employees retire.

The following assumptions were used to determine benefit obligations and net periodic benefit cost.

December 31,	2006	2005
Discount rate	5.80%	5.50%
Expected return on plan assets	8.50%	8.50%

In determining the discount rate, TDS considered the Moody’s Aa Corporate Bond Index and actuarial bond yield curves that matched the expected timing and cash flows of TDS’s benefit payments. TDS determined that the Moody’s Aa Corporate Bond Index rate adequately matched the expected timing and cash flows of TDS’s benefit payments, and that no adjustments were needed.

The measurement date for actuarial determination was December 31, 2006. For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed for 2006 to be 12.5% for plan participants aged 65 and above, and 10.2% for participants under age 65. For all participants the 2006 annual rate of increase is expected to 5% by 2013. The 2005 expected rate of increase was 12% for plan participants aged 65 and above, and 10% for participants under age 65, decreasing to 5.0% by 2011.

The health care cost trend rate assumption has a significant effect on the amounts reported. A one percentage point increase or decrease in assumed health care cost trend rates would have the following effects.

	One Percentage Point
	Increase	Decrease
(Dollars in thousands)
Effect on total of service and interest cost components	$1,093	$(916)
Effect on post-retirement benefit obligation	$8,932	$(7,781)

The following table describes how plan assets are invested.

		Allocation of Plan Assets
Investment	Target Asset	At December 31,
Category	Allocation	2006	2005
U.S. Equities	50%	52.8%	52.2%
International Equities	15%	15.5%	15.4%
Debt Securities	35%	31.7%	32.4%

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

TDS is not required to set aside current funds for its future retiree health and life insurance benefits. The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances. Total accumulated contributions to fund the costs of future retiree medical benefits are restricted to an amount not to exceed 25 percent of the total accumulated contributions to the pension trust. An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25 percent limitation. TDS expects to fund $7.0 million in 2007 for the 2006 contribution to the plan.

The following estimated future benefit payments, which reflect expected future service, are expected to be paid:

Year	Post-retirement Insurance Paid
(Dollars in thousands)
2007	$ 2,463
2008	2,618
2009	2,849
2010	2,954
2011	3,068
2012-2016	$18,371

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act expanded Medicare coverage, primarily by adding a prescription drug benefit for Medicare-eligible participants starting in 2006. The Act provided employers currently sponsoring prescription drug programs for Medicare-eligible participants with a range of options for coordinating with the new government-sponsored program to potentially reduce employers’ costs. One alternative allowed employers to receive a subsidy from the federal government for all retirees enrolled in the employer-sponsored prescription drug plan. Final regulations released by the Centers for Medicare and Medicaid Services (“CMS”) in 2005, along with additional guidance issued throughout 2005, led to a final determination that the plan would qualify for the government subsidy for calendar year 2006. After an evaluation of the options available, TDS determined that the most beneficial option would be to accept the direct subsidy from the federal government. During the fourth quarter of 2005, TDS notified its employees of this decision and applied for the federal subsidy.

TDS’s accumulated postretirement benefit obligation “APBO” has been reduced by approximately $17.1 million and $16.0 million as of December 31, 2006 and December 31, 2005 as a result of this subsidy. As previously disclosed, the APBO was reduced by $3.1 million as of December 31, 2004 based on TDS’s original intention to coordinate the plan’s benefits with those of Medicare (wrap-around approach). A reduction in TDS’s FAS No. 106 net periodic postretirement benefit cost due to the anticipated receipt of the federal subsidy was recognized beginning in fiscal 2006. The effect of the subsidy reduced TDS’s fiscal 2006 FAS 106 net periodic postretirement benefit cost by $2.6 million.

NOTE 16   COMMITMENTS AND CONTINGENCIES

Contingent obligations, including indemnities, litigation and other possible commitments are accounted for in accordance with SFAS 5, which requires that an estimated loss be recorded if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accordingly, those contingencies that are deemed to be probable and where the amount of the loss is reasonably estimable are accrued in the financial statements. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been or will be incurred, even if the amount is not estimable. The assessment of contingencies is a highly subjective process that requires judgments about future events. Contingencies are reviewed at least quarterly to determine the adequacy of the accruals and related financial statement disclosure. The ultimate settlement of contingencies may impact the statement of operations, financial position and statement of cash flows.

Lease Commitments

TDS and its subsidiaries have leases for certain plant facilities, office space, retail sites, cell sites and data processing equipment, most of which are classified as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. Any rent abatements or lease incentives, in addition to fixed rental increases, are included in the calculation of rent expense and calculated on a straight-line basis over the defined lease term.

TDS accounts for certain lease agreements as capital leases. The short- and long-term portions of capital lease obligations totaled $1.6 million and $3.3 million, respectively, as of December 31, 2006 and $1.4 million and $4.3 million, respectively, as of December 31, 2005. The short- and long-term portions of capital lease obligations are included in Other current liabilities and Other deferred liabilities and credits, respectively, in TDS’s Consolidated Balance Sheets.

For the years 2006, 2005 and 2004, rent expense for noncancelable, long-term leases was $130.2 million, $123.2 million and $111.8 million, respectively, and rent expense under cancelable, short-term leases was $20.3 million, $15.0 million and $11.5 million, respectively. Rental revenue totaled $24.1 million, $15.4 million and $12.0 million in 2006, 2005 and 2004, respectively. At December 31, 2006, the aggregate minimum rental payments required and rental receipts expected under noncancelable, long-term operating and capital leases were as follows:

(Dollars in thousands)	Operating Leases— Minimum Future Rental Payments	Operating Leases— Minimum Future Rental Receipts	Capital Leases— Minimum Future Rental Payments
2007	$116,509	$19,482	$1,855
2008	102,545	17,975	1,846
2009	86,162	15,648	709
2010	71,984	10,671	200
2011	56,635	4,896	206
Thereafter	382,010	1,981	1,623
Total	$815,845	$70,653	6,439

Less: Amounts representing interest	(1,522)
Present value of minimum lease payments	4,917
Less: Current portion of obligations under capital leases	(1,632)
Long-term portion of obligations under capital leases	$3,285

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

TDS is party to an indemnity agreement with T-Mobile USA, Inc. (“T-Mobile”) regarding certain contingent liabilities at Aerial Communications, Inc. (“Aerial”) for the period prior to Aerial’s merger with VoiceStream Wireless. In 2006, TDS paid $1.9 million on behalf of Aerial. As of December 31, 2006, TDS had a liability balance of $0.9 million relating to this indemnity, which represents its best estimate of its probable liability.

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

TDS Telecom records revenues from originating and terminating access for interexchange carriers based on contracts, tariffs or operational data. Such contracts, tariffs and operational data could be subject to dispute by interexchange carriers. In April 2006, an interexchange carrier for which TDS Telecom provides both originating and terminating access asserted a claim for refund, net of counterclaims, of up to $10 million for past billed amounts for certain types of traffic. TDS Telecom has settled this claim for a net payment of $1.3 million.

NOTE 17   MINORITY INTEREST IN SUBSIDIARIES

The following table summarizes the minority shareholders’ and partners’ interests in the equity of consolidated subsidiaries.

December 31,	2006	2005
(Dollars in thousands)
U.S. Cellular
Public shareholders	$578,241	$513,827
Subsidiaries’ partners and shareholders	31,481	33,006
	$609,722	$546,833

The Board of Directors of U.S. Cellular has authorized the repurchase of a limited amount of its common shares on a quarterly basis, primarily for use in the employee benefit plans. In 2004, U.S. Cellular repurchased 91,700 U.S. Cellular Common Shares under this authorization for an aggregate purchase price of $3.9 million representing an average per share price of $42.62 including commissions. U.S. Cellular repurchased no shares during 2006 or 2005.

On March 6, 2007, the Board of Directors for U.S. Cellular authorized the repurchase of up to 500,000 Common Shares of U.S. Cellular from time to time through open market purchases, block transactions, private transactions or other methods. This authorization will expire on March 6, 2010. This authorization is in addition to U.S. Cellular’s existing limited share repurchase authorization discussed above.

Under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, (“SFAS 150”) certain minority interests in consolidated entities with finite lives may meet the standard’s definition of a mandatorily redeemable financial instrument and thus require reclassification as liabilities and remeasurement at the estimated amount of cash that would be due and payable to settle such minority interests under the applicable entity’s organization agreement assuming an orderly liquidation of the finite-lived entity, net of estimated liquidation costs (the “settlement value”). TDS’s consolidated financial statements include minority interests that meet the standard’s definition of mandatorily redeemable financial instruments. These mandatorily redeemable minority interests represent interests held by third parties in consolidated partnerships and limited liability companies (“LLCs”), where the terms of the underlying partnership or LLC agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the minority interest holders and TDS in accordance with the respective partnership and LLC agreements. The termination dates of TDS’s mandatorily redeemable minority interests range from 2042 to 2105.

The settlement value of TDS’s mandatorily redeemable minority interests was estimated to be $161.0 million at December 31, 2006 and $126.3 million at December 31, 2005. This represents the estimated amount of cash that would be due and payable to settle minority interests assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2006 and 2005, net of estimated liquidation costs. This amount is being disclosed pursuant to the requirements of FASB Staff Position (“FSP”) No. FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests” under SFAS 150. TDS has no current plans or intentions to liquidate any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the minority interests in finite-lived consolidated partnerships and LLCs at December 31, 2006 and 2005 was $32.1 million and $33.4 million, respectively, and is included in Minority Interest in Subsidiaries in the Consolidated Balance Sheets. The excess of the aggregate settlement value over the aggregate carrying value of the mandatorily redeemable minority interests of $128.9 million and $92.9 million, respectively, was primarily due to the unrecognized appreciation of the minority-interest holders’ share of the underlying net assets in the consolidated partnerships and LLCs. Neither the minority-interest holders’ share, nor TDS’s share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements under GAAP. The estimate of settlement value was based on certain factors and assumptions. Change in those factors and assumptions could result in a materially larger or smaller settlement amount.

NOTE 18   COMMON STOCKHOLDERS’ EQUITY

Tax-Deferred Savings Plan

TDS had reserved 45,000 Common Shares and 45,000 Special Common Shares at December 31, 2006, for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions and TDS’s contributions in a TDS Common Share fund, a TDS Special Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds.

Stock Dividend

On February 17, 2005, the TDS Board of Directors unanimously approved, and on April 11, 2005, the TDS shareholders approved an amendment (the “Amendment”) to the Restated Certificate of Incorporation of TDS to increase the authorized number of Special Common Shares of TDS from 20,000,000 to 165,000,000.

As a result, and following the satisfaction of other conditions, the distribution of TDS Special Common Shares became effective on May 13, 2005 to shareholders of record on April 29, 2005. In the distribution, one TDS Special Common Share was distributed in the form of a stock dividend with respect to each TDS Common Share and TDS Series A Common Share issued.

Prior period earnings per share have been retroactively adjusted to give effect to the new capital structure.

Common Stock

The holders of Common Shares and Special Common Shares are entitled to one vote per share. The holders of Common Shares have full voting rights, the holders of Special Common Shares have limited voting rights. Other than the election of directors, the Special Common Shares have no votes except as otherwise required by law. The holders of Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share for share basis, into Common Shares and Special Common Shares. TDS has reserved 6,445,000 Common Shares and 6,580,000 Special Common Shares at December 31, 2006, for possible issuance upon such conversion.

The following table summarizes the number of Common, Special Common and Series A Common Shares outstanding.

(Shares in thousands)	Common Shares	Special Common Shares	Common Treasury Shares	Special Common Treasury Shares	Series A Common Shares
Balance December 31, 2003	56,282	—	(5,688)	—	6,440
Repurchase of Common Shares	—	—	(215)	—	—
Conversion of Series A Common Shares	37	—	—	—	(37)
Dividend reinvestment, incentive and compensation plans	58	—	537	—	17
Other	—	—	4	—	1
Balance December 31, 2004	56,377	—	(5,362)	—	6,421
Conversion of Series A Common Shares	4	—	—	—	(4)
Distribution of Special Common Shares	—	62,859	—	(5,268)	—
Dividend reinvestment, incentive and compensation plans	100	9	251	140	23
Other	—	—	6	—	—
Balance December 31, 2005	56,481	62,868	(5,105)	(5,128)	6,440
Conversion of Series A Common Shares	2	—	—	—	(2)
Dividend reinvestment, incentive and compensation plans	21	19	426	446	7
Other	54	54	3	6	—
Balance December 31, 2006	56,558	62,941	(4,676)	(4,676)	6,445

Common Share Repurchase Program

The Board of Directors of TDS from time to time has authorized the repurchase of TDS Common Shares. In February 2003, the Board of Directors authorized the repurchase of up to 3.0 million TDS Common Shares. The repurchase authorization expired on February 28, 2006. TDS repurchased 2,175,700 Common Shares under this authorization. TDS may use repurchased shares to fund acquisitions and for other corporate purposes.

On March 2, 2007, the TDS Board of Directors authorized the repurchase of up to $250 million of TDS Special Common Shares from time to time through open market purchases, block transactions, private purchases or otherwise. The authorization will expire March 2, 2010.

No shares were repurchased in 2006 or 2005. In 2004, TDS repurchased 214,800 Common Shares for an aggregate purchase price of $14.9 million, representing an average per share price of $69.15 including commissions. TDS reissued 429,000 Common Shares in 2006 and 256,000 Common Shares in 2005, primarily for incentive and compensation plans. TDS reissued 452,000 Special Common Shares in 2006 and 140,000 Special Common Shares in 2005 primarily for incentive and compensation plans.

Accumulated Other Comprehensive Income

The cumulative balance of unrealized gains (losses) on securities and derivative instruments and related income tax effects included in accumulated other comprehensive income are as follows:

Year Ended December 31,	2006	2005
(Dollars in thousands)
Marketable Equity Securities
Balance, beginning of year	$578,273	$1,077,710
Add (deduct):
Unrealized gains (losses) on marketable equity securities	290,112	(839,534)
Deferred income tax (expense) benefit	(110,973)	333,567
	179,139	(505,967)
Equity method unrealized gains	(190)	281
Minority share of unrealized (gains) losses	(7,244)	6,249
Net change in unrealized gains (losses) on marketable equity securities in comprehensive income	171,705	(499,437)
Balance, end of year	$749,978	$578,273
Derivative Instruments
Balance, beginning of year	$(214,632)	$(213,760)
Add (deduct):
Deferred income tax (expense) benefit	(473)	(851)
Minority share of unrealized (gains) losses	(17)	(21)
Net change in unrealized gains (losses) on derivative instruments included in comprehensive income	(490)	(872)
Balance, end of year	$(215,122)	$(214,632)
Retirement Plans
Balance, beginning of year	$—	$—
Add (deduct):
Additional liability of defined benefit pension plan (1)	(322)	—
Net change in retirement plans included in comprehensive income	(322)	—
Application of provisions of SFAS 158 on post-retirement pension plan, net of tax	(12,421)	—
Net change due to application of SFAS 158 included in comprehensive income	(12,421)	—
Balance, end of year	$(12,743)	$—
Accumulated Other Comprehensive Income
Balance, beginning of year	$363,641	$863,950
Net change in marketable equity securities	171,705	(499,437)
Net change in derivative instruments	(490)	(872)
Net change in retirement plans	(322)	—
Net change in unrealized gains (losses) included in comprehensive income	170,893	(500,309)
Net change due to application of SFAS 158	(12,421)	—
Net change in accumulated comprehensive income	158,472	(500,309)
Balance, end of year	$522,113	$363,641

(1)            Represents additional liability of an individual telephone company’s defined benefit pension plan which is expected to be terminated in the next twelve months.

NOTE 19   PREFERRED SHARES

The holders of outstanding Preferred Shares are entitled to one vote per share. TDS had 8,627 and 38,627 Cumulative Preferred Shares ($100 per share stated value) authorized, issued and outstanding at December 31, 2006 and 2005, respectively. At December 31, 2006, no Preferred Shares were convertible at the option of the holder, and at December 31, 2005, 30,000 Cumulative Preferred Shares were convertible into 54,540 TDS Common Shares and Special Common Shares at the option of the holder. The holder converted the 30,000 Preferred Shares into the 54,540 TDS Common Shares and Special Common Shares in November 2006. Preferred Shares totaling 8,228 are redeemable at the option of TDS for 4.35 U.S. Cellular common shares or equivalent value in cash or TDS Common Shares. The remaining Preferred Shares are not redeemable. The average dividend rate was $5.23 per share in 2006 and 2005.

The following is a schedule of Preferred Shares activity.

Year Ended December 31,	2006	2005
(Dollars in thousands)
Balance, beginning of year	$3,863	$3,864
Less:
Conversion of preferred	(3,000)	—
Redemption of preferred	—	(1)
Balance, end of year	$863	$3,863

NOTE 20   STOCK-BASED COMPENSATION

As a result of adopting SFAS 123(R) on January 1, 2006, TDS’s income from continuing operations before income taxes and minority interest and cash flow from operating activities for the year ended December 31, 2006, was $30.6 million lower, than if it had continued to account for stock-based compensation under APB 25. Similarly, as a result of adopting SFAS 123(R) on January 1, 2006, TDS’s net income for the year ended December 31, 2006, was $17.6 million lower, basic earnings per share for the year ended December 31, 2006 was $0.15 lower, and diluted earnings per share for the year ended December 31, 2006 was $0.15 lower, than if TDS had continued to account for stock-based compensation expense under APB 25.

For comparison, the following table illustrates the pro forma effect on net income and earnings per share had TDS applied the fair value recognition provisions of SFAS 123(R) to its stock-based employee compensation plans for the year ended December 31, 2005:

	Year Ended
(Dollars in thousands, except per share amounts)	December 31, 2005	December 31, 2004
	(As Restated)
Net income (loss), as reported	$647,740	$(252,935)
Add: Stock-based compensation expense included in reported net income, net of related tax effects and minority interest	4,534	3,291
Deduct: Stock-based compensation expense determined under fair value based method for all awards, net of related tax effects and minority interest	(25,250)	(26,945)
Pro forma net income	$627,024	$(276,589)
Earnings per share:
Basic—as reported	$5.62	$(2.21)
Basic—pro forma	5.44	(2.42)
Diluted—as reported	5.57	(2.21)
Diluted—pro forma	$5.40	$(2.42)

Prior to the adoption of SFAS 123(R), TDS presented all tax benefits resulting from tax deductions associated with the exercise of stock options by employees as cash flows from operating activities in the Consolidated Statements of Cash Flows. SFAS 123(R) requires that “excess tax benefits” be classified as cash flows from financing activities in the Consolidated Statements of Cash Flows. For this purpose, the excess tax benefits are tax benefits related to the difference between the total tax deduction associated with the exercise of stock options by employees and the amount of compensation cost recognized for those options. For the year ended December 31, 2006, excess tax benefits of $5.1 million were included within

Other Financing Activities of the Cash Flows from Financing Activities pursuant to this requirement of SFAS 123(R).

The following table summarizes stock-based compensation expense recognized during the year ended December 31, 2006:

(Amounts in thousands)	Year ended December 31, 2006
Stock option awards	$30,630
Restricted stock unit awards	13,025
Deferred compensation matching stock unit awards	(742)
Employee stock purchase plans	87
Awards under non-employee director’s compensation plan	406
Total stock-based compensation, before income taxes	43,406
Income tax benefit	16,588
Total stock-based compensation expense, net of income taxes	$26,818

At December 31, 2006, unrecognized compensation cost for all stock-based compensation awards was $19.5 million. The unrecognized compensation cost for stock-based compensation awards at December 31, 2006 is expected to be recognized over a weighted average period of 0.8 years.

For the year ended December 31, 2006, $42.1 million of stock-based compensation was recorded in Selling, general and administrative expense and $1.3 million was recorded in cost of services and products, respectively.

TDS

The information in this section relates to stock-based compensation plans utilizing the equity instruments of TDS. Participants in these plans are generally employees of TDS Corporate and TDS Telecom, although U.S. Cellular employees are eligible to participate in the TDS Employee Stock Purchase Plan. Information related to plans utilizing the equity instruments of U.S. Cellular are shown in the U.S. Cellular section following the TDS section.

Under the TDS 2004 Long-Term Incentive Plan (and a predecessor plan), TDS may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. TDS had reserved 3,249,000 Common Shares and 11,461,000 Special Common Shares at December 31, 2006, for equity awards granted and to be granted under this plan. At December 31, 2006, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards. As of December 31, 2006, TDS also had reserved 313,000 Special Common Shares under an employee stock purchase plan. The maximum number of TDS Common Shares, TDS Special Common Shares and TDS Series A Common Shares that may be issued to employees under all stock-based compensation plans in effect at December 31, 2006 was 3,249,000, 11,774,000 and 0 shares, respectively. TDS has also created a Non-Employee Directors’ Plan under which it has reserved 33,000 Common Shares and 69,000 Special Common Shares of TDS stock for issuance as compensation to members of the board of directors who are not employees of TDS.

Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over periods up to four years from the date of grant. Stock options outstanding at December 31, 2006 expire between 2007 and 2016. However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of the option generally equals the market value of TDS common stock on the date of grant.

TDS granted 1,447,000, 630,000 and 547,000 stock options during the year ended December 31, 2006, 2005 and 2004, respectively. TDS estimates the fair value of stock options granted using the Black-

Scholes valuation model. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service period, which is generally the vesting period, for each separately vesting portion of the awards as if the awards were, in-substance, multiple awards, which is the same attribution method that was used by TDS for purposes of its pro forma disclosures under SFAS 123. TDS used the assumptions shown in the table below in valuing the options granted in 2006, 2005 and 2004:

	2006	2005	2004
Expected Life	4.9 Years	4.9 Years	7.3 Years
Expected Annual Volatility Rate	25.9%	30.8%	31.8%
Dividend Yield	0.7% – 1.0%	0.9%	1.0%
Risk-free Interest Rate	3.9% – 4.8%	3.8%	4.5%
Estimated Annual Forfeiture Rate	0.6%	0.7%	0.6%

Any employee with stock options granted prior to the distribution of the TDS Special Common Share Dividend on May 13, 2005, more fully described in Note 18—Common Stockholders’ Equity, receives one Common Share and one Special Common Share per tandem option exercised. Each tandem option is exercisable at its original exercise price. TDS options granted after the distribution of the TDS Special Common Share Dividend will receive one Special Common Share per option exercised.

A summary of TDS stock options (total and portion exercisable) at December 31, 2006 and changes during the year ended is presented in the table and narrative below:

Tandem Options

	Number of Tandem Options(1)	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Stock options:
Outstanding at December 31, 2003	2,353,000	$67.32
(1,762,000 exercisable)
Granted	547,000	65.98	$25.73
Exercised	(518,000)	49.08		$12,310,000
Forfeited	(51,000)	77.07
Expired	—	—
Outstanding at December 31, 2004	2,331,000	$70.76
(1,791,000 exercisable)
Granted	630,000	77.63	$23.78
Exercised	(228,000)	51.91		$6,375,000
Forfeited	(32,000)	83.71
Expired	—	—
Outstanding at December 31, 2005	2,701,000	$73.86
(2,461,000 exercisable)
Granted	—	—	$—
Exercised	(415,000)	58.45		$14,313,000
Forfeited	(17,000)	59.23
Expired	(15,000)	105.47
Outstanding at December 31, 2006	2,254,000	$76.59		$65,430,000
(2,193,000 exercisable)				$63,100,000

(1)            Upon exercise, each tandem option is converted into one TDS Common Share and one TDS Special Common Share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2006	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2006	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$33.87-$49.99	288,000	2.7	$42.09	288,000	N/A	$42.09
$50.00-$74.99	774,000	6.3	61.95	713,000	N/A	61.60
$75.00-$99.99	699,000	7.0	82.27	699,000	N/A	82.27
$100.00-$127.00	493,000	3.4	111.61	493,000	N/A	111.61
	2,254,000	5.4	$76.59	2,193,000	5.3	$76.89

Special Common Share Options

	Number of Options(1)	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Stock options:
Outstanding at December 31, 2005	—	$—
Granted	1,447,000	40.07	$11.51
Exercised	(31,000)	38.00		$374,000
Forfeited	(14,000)	38.00
Expired	—	—
Outstanding at December 31, 2006	1,402,000	$40.15		$13,296,000
(1,400,000 exercisable)				$13,269,000

(1)            Upon exercise, each Special Common share option is converted into one TDS Special Common Share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2006	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2006	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$38.00-$39.99	1,059,000	9.5	$38.00	1,057,000	N/A	$38.00
$40.00-$49.99	343,000	9.9	46.76	343,000	N/A	46.76
	1,402,000	9.6	$40.15	1,400,000	9.6	$40.15

The aggregate intrinsic value in the tables above represents the total pretax intrinsic value (the difference between TDS’s closing stock prices and the exercise price, multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2006. TDS received $24.3 million and $1.2 million in cash from the exercise of Tandem and Special Common options, respectively, during the year ended December 31, 2006.

A summary of TDS’s nonvested stock options at December 31, 2006 and changes during the year ended is presented in the tables that follow:

Tandem Options

	Number of Stock Options(1)	Weighted Average Fair Values of Stock Options
Nonvested at December 31, 2005	240,000	$21.67
Granted	—	—
Vested	(162,000)	20.07
Forfeited	(17,000)	23.04
Nonvested at December 31, 2006	61,000	$25.55

(1)            Upon exercise, each tandem stock option is converted into one TDS Common Share and one TDS Special Common Share.

Special Common Share Options

	Number of Stock Options(2)	Weighted Average Fair Values of Stock Options
Nonvested at December 31, 2005	—	$—
Granted	1,447,000	11.51
Vested	(1,431,000)	11.51
Forfeited	(14,000)	11.00
Nonvested at December 31, 2006	2,000	$11.18

(2)            Upon exercise, each Special Common share option is converted into one TDS Special Common Share.

Restricted Stock Units—Beginning in April 2005, TDS granted restricted stock unit awards to key employees. These awards generally vest after three years. All TDS tandem restricted stock units outstanding at December 31, 2006 were granted prior to the distribution of the TDS Special Common Share Dividend in 2005. As a result of the Special Common Share Dividend, an employee will receive one Common Share and one Special Common Share upon the vesting of such restricted stock units. The tandem restricted stock unit awards granted in 2005 and outstanding at December 31, 2006 will vest in December 2007. When vested, employees will receive an equal number of TDS Common Shares and TDS Special Common Shares with respect to such tandem restricted stock units. Each restricted stock unit granted after the distribution of the TDS Special Common Share Dividend in 2005 is convertible into one Special Common Share upon the vesting of such restricted stock units. The restricted stock unit awards granted in 2006 will vest in December 2008. When vested, employees will receive one TDS Special Common Share for each restricted stock unit.

TDS estimates the fair value of restricted stock units based on the closing market price of TDS shares on the date of grant. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

A summary of TDS nonvested restricted stock units at December 31, 2006 and changes during the year ended is presented in the table that follows:

Tandem Restricted Stock Units

	Number of Restricted Stock Units(1)	Weighted Average Grant-Date Fair Values of Restricted Stock Units
Nonvested at December 31, 2005	90,000	$77.55
Granted	—	—
Vested	—	—
Forfeited	(10,000)	77.43
Nonvested at December 31, 2006	80,000	$77.57

(1)            Upon exercise, each tandem restricted stock unit is converted into one TDS Common Share and one TDS Special Common Share.

Special Common Restricted Stock Units

	Number of Restricted Stock Units(2)	Weighted Average Grant-Date Fair Values of Restricted Stock Units
Nonvested at December 31, 2005	—	$—
Granted	128,000	40.00
Vested	(2,000)	38.62
Forfeited	(1,000)	38.00
Nonvested at December 31, 2006	125,000	$40.04

(2)            Upon exercise, each Special Common restricted stock unit is converted into one TDS Special Common Share.

The total fair value of restricted stock units vested for the year ended December 31, 2006 was $74,000. No restricted stock units vested for the years ended December 31, 2005 and 2004.

Deferred Compensation Stock Units—Certain TDS employees may elect to defer receipt of all or a portion of their annual bonuses and to receive stock unit matches on the amount deferred up to $400,000. Deferred compensation, which is immediately vested, is deemed to be invested in TDS Common Share units or, at the election of the committee that administers the plan after the TDS Special Common Share Dividend in 2005, TDS Special Common Share units. TDS match amounts depend on the amount of annual bonus that is deferred into stock units. Participants receive a 25% stock unit match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus. The matched stock units vest ratably at a rate of one-third per year over three years. When fully vested and upon distribution, employees will receive the vested TDS Common Shares and/or TDS Special Common Shares, as applicable.

TDS estimates the fair value of deferred compensation matching stock units based on the closing market price of TDS shares on the date of grant. The fair value of the matched stock units is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

A summary of TDS nonvested deferred compensation stock units at December 31, 2006 and changes during the year ended is presented in the table that follows:

Tandem Deferred Compensation Stock Units

	Number of Tandem Stock Units(1)	Weighted Average Grant-Date Fair Values of Stock Units
Nonvested at December 31, 2005	1,025	$75.05
Granted	—	—
Vested	(730)	72.45
Forfeited	—	—
Nonvested at December 31, 2006	295	$81.53

(1)            Upon exercise, each tandem deferred compensation stock unit outstanding at December 31, 2006 is converted into one TDS Common Share and one TDS Special Common Share.

Special Common Deferred Compensation Stock Units

	Number of Special Common Stock Units(2)	Weighted Average Grant-Date Fair Values of Stock Units
Nonvested at December 31, 2005	—	$—
Granted	2,100	41.37
Vested	(700)	41.37
Forfeited	—	—
Nonvested at December 31, 2006	1,400	$41.37

(2)            Upon exercise, each Special Common deferred compensation stock unit is converted into one TDS Special Common Share.

Employee Stock Purchase Plan—Under the 2003 Employee Stock Purchase Plan, eligible employees of TDS and its subsidiaries may purchase a limited number of shares of TDS common stock on a quarterly basis. Prior to 2006, such common stock consisted of TDS Common Shares. Beginning in 2006, such common stock consisted of TDS Special Common Shares. TDS had reserved 185,000 Common Shares and 313,000 Special Common Shares at December 31, 2006 for issuance under this plan. The plan became effective on April 1, 2003 and will terminate on December 31, 2008. The per share cost to each participant is 85% of the market value of the Common Shares or Special Common Shares as of the issuance date. Under SFAS 123(R), the employee stock purchase plan is considered a compensatory plan; therefore recognition of compensation costs for stock issued under this plan is required. Compensation cost is measured as the difference between the cost of the shares to the plan participants and the fair market value of the shares on the date of issuance. For the year ended December 31, 2006, the Company recognized compensation expense of $87,000 related to this plan.

Compensation of Non-Employee Directors—TDS issued 2,600 Common Shares and 5,900 Special Common Shares under its Non-Employee Directors’ plan in the year ended December 31, 2006.

Dividend Reinvestment Plans—TDS had reserved 174,000 Common Shares and 323,000 Special Common Shares at December 31, 2006, for issuance under Automatic Dividend Reinvestment and Stock Purchase Plans and 49,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS’s Common Shares, Special Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and Special Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS’s Common Shares and Special Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made. Under SFAS 123(R) and SFAS 123, these plans are considered non-compensatory plans, therefore no compensation expense is recognized for stock issued under these plans.

U.S. Cellular

The information in this section relates to stock-based compensation plans utilizing the equity instruments of U.S. Cellular. Participants in these plans are employees of U.S. Cellular. U.S. Cellular employees are also eligible to participate in the TDS Employee Stock Purchase Plan. Information related to plans utilizing the equity instruments of TDS are shown in the previous section.

Under the U.S. Cellular 2005 Long-Term Incentive Plan, U.S. Cellular may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. At December 31, 2006, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards.

At December 31, 2006, U.S. Cellular had reserved 4,890,000 Common Shares for equity awards granted and to be granted under this plan and had also reserved 106,000 Common Shares for issuance to employees under an employee stock purchase plan. The maximum number of U.S. Cellular Common

Shares that may be issued to employees under all stock-based compensation plans in effect at December 31, 2006 was 4,996,000 shares. U.S. Cellular currently utilizes treasury stock to satisfy stock option exercises, issuances under its employee stock purchase plan, restricted stock unit awards and deferred compensation stock unit awards. U.S. Cellular employees are also eligible to participate in the TDS Employee Stock Purchase Plan, which was described previously.

U.S. Cellular has also created a Non-Employee Director Compensation Plan under which it has reserved 3,800 Common Shares of U.S. Cellular at December 31, 2006 for issuance as compensation to members of the board of directors who are not employees of U.S. Cellular or TDS.

On March 7, 2006, the U.S. Cellular Compensation Committee approved amendments to stock option award agreements. The amendments modify current and future options to extend the exercise period until 30 days following (i) the lifting of a “suspension” if options otherwise would expire or be forfeited during the suspension period and (ii) the lifting of a blackout if options otherwise would expire or be forfeited during a blackout period. U.S. Cellular temporarily suspended issuances of shares under the 2005 Long Term Incentive Plan between March 17, 2006 and October 10, 2006 as a consequence of late SEC filings. As required under the provisions of SFAS 123(R), U.S. Cellular evaluated the impact of this plan modification and recognized $1.5 million in stock-based compensation expense in the year ended December 31, 2006, as a result of this modification.

Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over periods up to four years from the date of grant. Stock options outstanding at December 31, 2006 expire between 2007 and 2016. However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of the option generally equals the market value of U.S. Cellular Common Shares on the date of grant.

U.S. Cellular granted 559,000, 760,000 and 796,000 stock options during the years ended December 31, 2006, 2005 and 2004, respectively. U.S. Cellular estimates the fair value of stock options granted using the Black-Scholes valuation model. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service period, which is generally the vesting period, for each separately vesting portion of the awards as if the awards were, in-substance, multiple awards, which is the same attribution method that was used by U.S. Cellular for purposes of its pro forma disclosures under SFAS 123. U.S. Cellular used the assumptions shown in the table below in valuing the options granted in 2006, 2005 and 2004:

	2006	2005	2004
Expected Life	3.0 Years	3.0 Years	6.6 Years
Expected Annual Volatility Rate	23.5% – 25.2%	36.5%	36.0%
Dividend Yield	0%	0%	0%
Risk-free Interest Rate	4.5% – 4.7%	3.9%	3.6%
Estimated Annual Forfeiture Rate	4.4%	4.3%	3.0%

A summary of U.S. Cellular stock options outstanding (total and portion exercisable) at December 31, 2006 and changes during the year ended is presented in the table below:

U.S. Cellular Common Shares

	Number of Options	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Stock options:
Outstanding at December 31, 2003	2,528,000	$33.87
(496,000 exercisable)
Granted	796,000	$37.46	$16.27
Exercised	(220,000)	27.26		$3,144,000
Forfeited	(208,000)	30.77
Expired	(40,000)	43.69
Outstanding at December 31, 2004	2,856,000	$35.44
(883,000 exercisable)
Granted	760,000	$45.68	$13.38
Exercised	(693,000)	33.10		$11,511,000
Forfeited	(185,000)	37.98
Expired	(37,000)	47.44
Outstanding at December 31, 2005	2,701,000	$38.80
(885,000 exercisable)
Granted	559,000	$59.52	$14.07
Exercised	(546,000)	34.55		$14,324,000
Forfeited	(140,000)	41.50
Expired	(3,000)	40.90
Outstanding at December 31, 2006	2,571,000	$44.07		$65,657,000
(1,430,000 exercisable)				$39,244,000

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2006	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2006	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$23.61-$36.99	623,000	6.3	$25.96	433,000	N/A	$25.33
$37.00-$49.99	1,209,000	7.3	$42.87	658,000	N/A	$42.30
$50.00-$75.00	739,000	7.8	$61.25	339,000	N/A	$63.31
	2,571,000	7.2	$44.07	1,430,000	6.4	$42.15

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between U.S. Cellular’s closing stock price and the exercise price, multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2006. U.S. Cellular received $19.0 million in cash from the exercise of stock options during the year ended December 31, 2006.

A summary of U.S. Cellular nonvested stock options at December 31, 2006 and changes during the year ended is presented in the table that follows:

	Number of Stock Options	Weighted Average Fair Values of Stock Options
Nonvested at December 31, 2005	1,816,000	$14.19
Granted	559,000	14.07
Vested	(1,094,000)	14.28
Forfeited	(140,000)	14.53
Nonvested at December 31, 2006	1,141,000	$14.06

Restricted Stock Units—U.S. Cellular grants restricted stock unit awards to key employees, which generally vest after three years.

U.S. Cellular estimates the fair value of restricted stock units based on the closing market price of U.S. Cellular shares on the date of grant, which is not adjusted for any dividends foregone during the vesting period because U.S. Cellular has never paid a dividend and has expressed its intention to retain all future earnings in the business. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Awards granted under this plan prior to 2005 were classified as liability awards due to a plan provision which allowed participants to elect tax withholding in excess of minimum statutory tax rates. In 2005, this provision was removed from the plan and, thus, awards after 2005 have been classified as equity awards.

A summary of U.S. Cellular nonvested restricted stock units at December 31, 2006 and changes during the year ended is presented in the tables that follow:

Liability Classified Awards

		Weighted Average
		Grant-Date
	Number of	Fair Values of
	Restricted	Restricted
	Stock Units	Stock Units
Nonvested at December 31, 2005	193,000	$30.71
Granted	3,000	59.43
Vested	(131,000)	27.53
Forfeited	(8,000)	37.47
Nonvested at December 31, 2006	57,000	$38.65

Equity Classified Awards

		Weighted Average
		Grant-Date
	Number of	Fair Values of
	Restricted	Restricted
	Stock Units	Stock Units
Nonvested at December 31, 2005	189,000	$45.63
Granted	126,000	59.43
Vested	—	—
Forfeited	(27,000)	45.96
Nonvested at December 31, 2006	288,000	$51.54

Long-Term Incentive Plan—Deferred Compensation Stock Units—Certain U.S. Cellular employees may elect to defer receipt of all or a portion of their annual bonuses and to receive a company matching contribution on the amount deferred. All bonus compensation that is deferred by employees electing to participate is immediately vested and is deemed to be invested in U.S. Cellular Common Share stock units. Upon distribution of such stock units, participants will receive U.S. Cellular Common Shares. The amount of U.S. Cellular’s matching contribution depends on the portion of the annual bonus that is deferred. Participants receive a 25% match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus; such matching contributions also are deemed to be invested in U.S. Cellular Common Share stock units. The matching contribution stock units vest ratably at a rate of one-third per year over three years. Upon vesting and distribution of such matching contribution stock units, participants will receive U.S. Cellular Common Shares.

U.S. Cellular estimates the fair value of deferred compensation matching contribution stock units based on the closing market price of U.S. Cellular Common Shares on the date of match. The fair value of such matching contribution stock units is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

A summary of U.S. Cellular nonvested deferred compensation stock units at December 31, 2006 and changes during the year ended is presented in the table below:

Deferred Compensation Awards

		Weighted Average
		Fair Values
	Number of	of Stock
	Stock Units	Units
Nonvested at December 31, 2005	7,700	$41.08
Granted	1,700	56.71
Vested	(7,000)	43.43
Forfeited	—	—
Nonvested at December 31, 2006	2,400	$51.39

Employee Stock Purchase Plan—Under the 2003 Employee Stock Purchase Plan, eligible employees of U.S. Cellular and its subsidiaries may purchase a limited number of U.S. Cellular Common Shares on a quarterly basis. U.S. Cellular had reserved 106,000 Common Shares at December 31, 2006 for issuance under this plan. The plan became effective on April 1, 2003 and will terminate on December 31, 2008. U.S. Cellular employees are also eligible to participate in the TDS Employee Stock Purchase Plan, which was described previously. The per share cost to each participant in these plans is 85% of the market value of the Common Shares or Special Common Shares as of the issuance date. Under SFAS 123(R), the employee stock purchase plans are considered compensatory plans; therefore recognition of compensation cost for stock issued under these plans is required. Compensation cost is measured as the difference between the cost of the shares to plan participants and the fair market value of the shares on the date of issuance. For the year ended December 31, 2006, U.S. Cellular recognized compensation expense of $39,000 relating to this plan.

Compensation of Non-Employee Directors—U.S. Cellular issued 1,150 shares under its Non-Employee Director Compensation Plan in the year ended December 31, 2006.

Prior to the adoption of SFAS 123(R), U.S. Cellular presented all tax benefits resulting from tax deductions associated with the exercise of stock options by employees as cash flows from operating activities in the Consolidated Statements of Cash Flows. SFAS 123(R) requires that “excess tax benefits” be classified as cash flows from financing activities in the Consolidated Statement of Cash Flows. For this purpose, the excess tax benefits are tax benefits related to the difference between the total tax deduction associated with the exercise of stock options by employees and the amount of compensation cost recognized for those options. For the year ended December 31, 2006, excess tax benefits of $2.5 million were included in cash flows from financing activities in the Consolidated Statements of Cash Flows pursuant to this requirement of SFAS 123(R).

NOTE 21   BUSINESS SEGMENT INFORMATION

TDS conducts substantially all of its wireless telephone operations through its 80.7%-owned subsidiary, U.S. Cellular. At December 31, 2006, U.S. Cellular provided cellular telephone service to customers in 26 states. TDS conducts its wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”). TDS Telecom provides service through incumbent local exchange carrier companies to customers in 28 states and through competitive local exchange carrier companies to customers in 5 states.

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

Financial data for TDS’s business segments for each of the years ended December 31, 2006, 2005 and 2004 are as follows:

	U.S.	TDS Telecom		Non-Reportable	Other Reconciling
Year Ended or at December 31, 2006	Cellular	ILEC	CLEC	Segment (1)	Items(2)	Total
(Dollars in thousands)
Operating revenues	$3,473,155	$645,525	$235,804	$32,448	$(22,414)	$4,364,518
Cost of services and products	1,208,586	191,932	122,527	22,704	(4,208)	1,541,541
Selling, general and administrative expense	1,399,561	188,229	90,173	6,366	(11,607)	1,672,722
Operating income before depreciation, amortization and accretion, (gain) loss on sales of assets and impairments (3)	865,008	265,364	23,104	3,378	(6,599)	1,150,255
Depreciation, amortization and accretion expense	575,112	135,370	24,242	2,754	—	737,478
(Gain) loss on sales of assets	—	—	—	—	—	—
Operating income (loss)	289,896	129,994	(1,138)	624	(6,599)	412,777
Significant noncash items:
Equity in earnings of unconsolidated entities	93,119	—	—	—	2,051	95,170
Fair value adjustment of derivative instruments	(63,022)	—	—	—	(236,503)	(299,525)
Gain on investments	70,427	91,419	—	—	—	161,846
Marketable equity securities	253,912	—	—	—	2,536,718	2,790,630
Investment in unconsolidated entities	150,325	3,623	—	—	43,688	197,636
Total assets	5,680,616	1,699,817	148,186	26,716	3,044,179	10,599,514
Capital expenditures	$579,785	$113,179	$17,255	$3,287	$8,952	$722,458

Year Ended or at December 31, 2005	U.S.	TDS Telecom		Non-Reportable	Other Reconciling
(As Restated)	Cellular	ILEC	CLEC	Segment (1)	Items(2)	Total
(Dollars in thousands)
Operating revenues	$3,030,765	$669,724	$239,341	$32,080	$(18,932)	$3,952,978
Cost of services and products	1,116,032	177,252	120,924	22,131	(2,616)	1,433,723
Selling, general and administrative expense	1,217,709	188,361	96,187	5,714	(5,847)	1,502,124
Operating income before depreciation, amortization and accretion, (gain) loss on sales of assets and impairments (3)	697,024	304,111	22,230	4,235	(10,469)	1,017,131
Depreciation, amortization and accretion expense	510,487	135,178	30,438	2,755	—	678,858
(Gain) loss on sales of assets	(44,660)	—	—	—	2,235	(42,425)
Operating income (loss)	231,197	168,933	(8,208)	1,480	(12,704)	380,698
Significant noncash items:
Equity in earnings of unconsolidated entities	66,719	408	—	—	912	68,039
Fair value adjustment of derivative instruments	44,977	—	—	—	688,751	733,728
Gain on investments	(6,203)	—	—	—	(51)	(6,254)
Marketable equity securities	225,387	—	—	—	2,306,303	2,531,690
Investment in unconsolidated entities	172,093	3,623	—	—	41,464	217,180
Total assets	5,416,233	1,703,443	161,392	26,178	2,897,536	10,204,782
Capital expenditures	$576,525	$97,493	$27,117	$3,950	$5,422	$710,507

Year Ended or at December 31, 2004	U.S.	TDS Telecom		Non-Reportable	Other Reconciling
(As Restated)	Cellular	ILEC	CLEC	Segment (1)	Items (2)	Total
(Dollars in thousands)
Operating revenues	$2,806,418	$658,330	$226,259	$27,269	$(16,139)	$3,702,137
Cost of services and products	1,060,730	162,007	116,525	18,044	(1,718)	1,355,588
Selling, general and administrative expense	1,091,347	181,480	100,143	5,110	(14,421)	1,363,659
Operating income before depreciation, amortization and accretion, (gain) loss on sales of assets and impairments (3)	654,341	314,843	9,591	4,115	—	982,890
Depreciation, amortization and accretion expense	502,564	131,665	38,349	2,515	—	675,093
Loss on impairment of intangible assets	—	—	29,440	—	—	29,440
(Gain) loss on sales of assets	(10,806)	—	—	—	—	(10,806)
Loss on impairment of long-lived assets	—	—	87,910	—	—	87,910
Operating income (loss)	162,583	183,178	(146,108)	1,600	—	201,253
Significant noncash items:
Equity in earnings of unconsolidated entities	64,161	958	—	—	184	65,303
Gain (loss) on investments	25,791	12,909	—	—	(491)	38,209
Fair value adjustment of derivative instruments	(15,061)	—	—	—	(503,898)	(518,959)
Marketable equity securities	282,829	—	—	—	3,115,975	3,398,804
Investment in unconsolidated entities	161,894	19,721	—	—	24,278	205,893
Total assets	5,171,213	1,807,044	154,287	26,992	3,662,363	10,821,899
Capital expenditures	$636,097	$103,069	$35,178	$7,394	$4,885	$786,623

Year Ended December 31,	2006	2005 (As Restated)	2004
(Dollars in thousands)
Total operating income from reportable and other segments	$412,777	$380,698	$201,253
Investment and other income and expense	(89,439)	726,437	(594,137)
Income from continuing operations before income taxes and minority interest	$323,338	$1,107,135	$(392,884)

(1)            Represents Suttle Straus.

(2)            Consists of the Corporate operations, intercompany eliminations, TDS Corporate and TDS Telecom marketable equity securities and all other businesses.

(3)            The amount of operating income before depreciation, amortization and accretion and (gain) loss on sales of assets and impairments is a non-GAAP financial measure. The amount may also be commonly referred to by management as operating cash flow. TDS has presented operating cash flow because this financial measure, in combination with other financial measures, is an integral part of our internal reporting system utilized by management to assess and evaluate the performance of its business. Operating cash flow is also considered a significant performance measure. It is used by management as a measurement of its success in obtaining, retaining and servicing customers by reflecting its ability to generate subscriber revenue while providing a high level of customer service in a cost effective manner. The components of operating cash flow include the key revenue and expense items for which operating managers are responsible and upon which TDS evaluates its performance.

Other companies in the wireless industry may define operating cash flow in a different manner or present other varying financial measures, and, accordingly, TDS’s presentation may not be comparable to other similarly titled measures of other companies.

Operating cash flow should not be construed as an alternative to operating income (loss), as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. TDS believes operating cash flow is useful to investors as a means to evaluate TDS’s operating performance prior to non-cash depreciation and amortization expense, and certain other non-

cash charges. Although operating cash flow may be defined differently by other companies in the wireless industry, TDS believes that operating cash flow provides some commonality of measurement in analyzing operating performance of companies in the wireless industry.

NOTE 22   DISCONTINUED OPERATIONS

TDS is party to an indemnity agreement with T-Mobile (f/k/a VoiceStream Wireless) regarding certain contingent liabilities at Aerial Communications for the period prior to Aerial’s merger into VoiceStream Wireless Corporation in 2000.

In 2006 and 2005, TDS paid $1.9 million and $7.1 million, respectively, which included expenses related to the settlement of items related to this indemnity agreement.

In 2005 , TDS recorded a gain of $1.0 million ($1.5 million, net of a $0.5 million income tax expense), or $0.01 per diluted share, for discontinued operations relating to a reduction in this indemnity accrual due to the favorable outcomes of a state tax audits which reduced the potential indemnity obligation. This amount was recorded as Discontinued operations in the Consolidated Statements of Operations.

In 2004, TDS recorded a gain of $6.4 million ($10.2 million, net of income tax benefit of $3.8 million), or $0.05 per diluted share for a reduction in the indemnity accrual. The accrual was reduced due to favorable outcomes of federal and state tax audits which reduced the potential indemnity obligation, recorded as Discontinued operations in the Consolidated Statements of Operations.

NOTE 23   SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures regarding interest paid and income taxes paid (refunds received) and certain noncash transactions.

Year Ended December 31,	2006	2005	2004
(Dollars in thousands)
Interest paid	$215,947	$194,632	$176,912
Income taxes paid (refund received)	331,268	151,076	(10,512)
Common shares issued for conversion of preferred shares	3,000	—	—
Net assets acquired in exchange of business assets	$—	$106,757	$—

NOTE 24   NOTES RECEIVABLE

Included in notes receivable at December 31, 2006 is a loan of $55.1 million to Airadigm Communications, Inc. (“Airadigm”), a wireless communications provider, related to the funding of Airadigm’s operations. The value of the loan was directly related to the values of certain assets and contractual rights of Airadigm. The loan had been determined by management to be impaired in 2001 due to Airadigm’s business strategies and other events that caused management to doubt the probable collection of the amounts due in accordance with the contractual terms of the note. A full valuation allowance of $55.1 million was recorded against the loan.

NOTE 25   SUBSEQUENT EVENTS

On a Current Report on Form 8-K dated February 17, 2005, TDS disclosed that it may possibly take action at some time in the future to offer and issue TDS Special Common Shares in exchange for all of the Common Shares of U.S. Cellular which are not owned by TDS (a “Possible U.S. Cellular Transaction”).

On March 5, 2007, TDS announced that it has terminated activity relating to a Possible U.S. Cellular Transaction. Although TDS has terminated activity with respect to a Possible U.S. Cellular Transaction at this time, TDS reserves the right to recommence activity with respect to a Possible U.S. Cellular Transaction at any time in the future. TDS may also acquire at any time in the future the Common Shares of U.S. Cellular through open market, private purchases or otherwise, or take other action to acquire some or all of the shares of U.S. Cellular not owned by TDS, although it has no present plans to do so.

On April 4, 2007, U.S. Cellular entered into an agreement to purchase 670,000 of its Common Shares from an investment banking firm in a private transaction in connection with an accelerated share repurchase (“ASR”). Including a per share discount and commission payable to the investment bank, the shares were repurchased for approximately $49.1 million or $73.22 per share. The repurchased shares are being held as treasury shares.

In connection with the ASR, the investment bank will purchase an equivalent number of shares in the open-market over time. The program must be completed within two years. At the end of the program, U.S. Cellular will receive or pay a price adjustment based on the average price of shares acquired by the investment bank pursuant to the ASR during the purchase period. The purchase price adjustment can be settled, at U.S. Cellular’s option, in cash or in U.S. Cellular Common Shares. The subsequent purchase price adjustment will change the cost basis of the U.S. Cellular treasury shares.

TDS’s ownership percentage of U.S. Cellular increases upon such U.S. Cellular share repurchases. Therefore, TDS accounts for U.S. Cellular’s purchases of U.S. Cellular common shares as step acquisitions using purchase accounting. In addition, the subsequent ASR purchase price adjustment may result in additional amounts being allocated to licenses and goodwill at TDS.

The forward contracts related to the VeriSign common shares held by TDS and the Vodafone ADRs held by U.S. Cellular matured in May 2007. TDS elected to deliver the VeriSign common shares in settlement of the forward contracts, and to dispose of all remaining VeriSign common shares in connection therewith. U.S. Cellular elected to deliver the Vodafone ADRs in settlement of the forward contracts, and to dispose of all remaining Vodafone ADRs in connection therewith. After these forward contracts were settled in May 2007, TDS no longer holds any VeriSign common shares and U.S. Cellular no longer owns any Vodafone ADRs and TDS and U.S. Cellular no longer have any liability or other obligations under the related forward contracts. TDS expects to record a pre-tax gain of approximately $138 million related to the settlement of such forward contracts and the disposition of such remaining VeriSign common shares and such remaining U.S. Cellular owned Vodafone ADRs.

Deutsche Telekom paid a dividend of EUR 0.72 per share in May 2007. Using a weighted-average exchange rate of $1.36 per EUR, TDS will record dividend income of $128.5 million, before taxes, in the second quarter of 2007.

NOTE 26   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS, U.S. Cellular and their subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS and U.S. Cellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS. Mr. Carlson does not provide legal services to TDS, U.S. Cellular or their subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $12.0 million in 2006, $7.8 million in 2005 and $10.1 million in 2004. The Audit Committee of the Board of Directors is responsible for the review and oversight of all related party transactions, as such term is defined by the rules of the American Stock Exchange.

Telephone and Data Systems, Inc. and Subsidiaries

Reports of Management

Management’s Responsibility for Financial Statements

Management of Telephone and Data Systems, Inc. has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with accounting principles generally accepted in the United States of America and, in management’s opinion, are fairly presented. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited these consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and has expressed herein their unqualified opinion on these financial statements.

/s/ LEROY T. CARLSON, JR.	/s/ KENNETH R. MEYERS	/s/ D. MICHAEL JACK
LeRoy T. Carlson, Jr.	Kenneth R. Meyers	D. Michael Jack
President and	Executive Vice President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer	Controller
(Principal Executive Officer)	(Principal Financial Officer)	(Principal Accounting Officer)

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. TDS’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America (“GAAP”). TDS’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the issuer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the issuer’s assets that could have a material effect on the interim or annual consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of TDS’s management, including its Chief Executive Officer and Chief Financial Officer, TDS conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Telephone and Data Systems, Inc. and Subsidiaries

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the interim or annual consolidated financial statements will not be prevented or detected. Management identified the following material weaknesses in internal control over financial reporting as of December 31, 2006:

1.                TDS did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the financial reporting requirements and the complexity of TDS’s operations and transactions. Further, TDS did not have a sufficient number of qualified personnel to create, communicate and apply accounting policies and procedures in compliance with GAAP. This control deficiency contributed to the material weaknesses discussed in the items below and the restatement of TDS’s annual consolidated financial statements for 2005, 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2005, 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements and the 2006 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

2.                TDS did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities. Specifically, TDS did not have effective controls designed and in place to accurately calculate income tax expense and income tax payable, monitor the difference between the income tax basis and the financial reporting basis of assets and liabilities and reconcile the resulting basis difference to its deferred income tax asset and liability balances. This control deficiency resulted in the restatement of TDS’s annual consolidated financial statements for 2005, 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2005, 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements and the 2006 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

3.                TDS did not maintain effective controls over accounting for prepaid forward contracts and related bifurcated embedded derivative instruments. Specifically, effective controls were not designed and in place to de-designate, re-designate and assess hedge effectiveness of the bifurcated embedded collars within the forward contracts as cash flow hedges of marketable equity securities when the embedded collars were contractually modified for differences between the actual and expected dividend rates on the underlying securities. This control deficiency affected other comprehensive income on the consolidated balance sheet and fair value adjustments of derivative instruments and income tax expense on the consolidated statement of operations. This control deficiency resulted in the restatement of TDS’s annual consolidated financial statements for 2005, 2004 and 2003, the interim consolidated financial statements for all quarters in 2005 and 2004, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements and the 2006 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

4.                TDS did not maintain effective controls over its accounting for property, plant and equipment. Specifically, effective controls were not designed and in place to ensure accurate recording of transfers and disposals of equipment. This control deficiency affected depreciation expense, property, plant and equipment and accumulated depreciation. This control deficiency resulted in the restatement of TDS’s

Telephone and Data Systems, Inc. and Subsidiaries

annual consolidated financial statements for 2005, 2004 and 2003, the interim consolidated financial statements for all quarters in 2005 and 2004, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements and the 2006 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS’s interim or annual consolidated financial statements that would not be prevented or detected.

As a result of the material weaknesses identified, management has determined that TDS did not maintain effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

Management’s assessment of the effectiveness of TDS’s internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in the firm’s report included herein.

/s/ LEROY T. CARLSON, JR.	/s/ KENNETH R. MEYERS	/s/ D. MICHAEL JACK
LeRoy T. Carlson, Jr.	Kenneth R. Meyers	D. Michael Jack
President and	Executive Vice President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer	Controller
(Principal Executive Officer)	(Principal Financial Officer)	(Principal Accounting Officer)

Telephone and Data Systems, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Telephone and Data Systems, Inc

We have completed integrated audits of Telephone and Data Systems, Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits and the report of other auditors, are presented below.

Consolidated financial statements

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, common shareholders’ equity, and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of Telephone and Data Systems, Inc. reflect an investment in this partnership of $112,000,000 and $110,200,000 as of December 31, 2006 and 2005, respectively, and equity earnings of $62,300,000,  $52,200,000, and $41,800,000, respectively, for each of the three years in the period ended December 31, 2006. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As described in Notes 1 and 15 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation and pension and other post-retirement benefits in 2006.

As discussed under the heading “Restatement” in Note 1 to the consolidated financial statements, the Company has restated its 2005 and 2004 consolidated financial statements.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under item 9A, that Telephone and Data Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of not maintaining (1) a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with its financial reporting requirements and the complexity of the Company’s operations and transactions, (2) effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes, including the determination of income tax expense, income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities, (3) effective controls over accounting for prepaid forward contracts and related bifurcated embedded derivatives, and (4) effective controls over its accounting for property, plant, and equipment based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the

Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinions.

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

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment.

1.               The Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with the financial reporting requirements and the complexity of the Company’s operations and transactions. Further, the Company did not have a sufficient number of qualified personnel to create, communicate and apply accounting policies and procedures in compliance with accounting principles generally accepted in the United States of America (GAAP). This control deficiency contributed to the material weaknesses discussed in the items below and the restatement of the Company’s annual consolidated financial statements for 2005, 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2005, 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements and the 2006 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

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

3.               The Company did not maintain effective controls over accounting for prepaid forward contracts and related bifurcated embedded derivative instruments. Specifically, effective controls were not designed and in place to de-designate, re-designate and assess hedge effectiveness of the bifurcated embedded collars within the forward contracts as cash flow hedges of marketable equity securities when the embedded collars were contractually modified for differences between the actual and expected dividend rates on the underlying securities. This control deficiency affected other comprehensive income on the consolidated balance sheet and fair value adjustments of derivative instruments and income tax expense on the consolidated statement of operations. This control deficiency resulted in the restatement of the Company’s annual consolidated financial statements for 2005, 2004 and 2003, the interim consolidated financial statements for all quarters in 2005 and 2004, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements and the 2006 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

4.               The Company did not maintain effective controls over its accounting for property, plant and equipment. Specifically, effective controls were not designed and in place to ensure accurate recording of transfers and disposals of equipment. This control deficiency affected depreciation expense, property, plant and equipment and accumulated depreciation. This control deficiency resulted in the restatement of the Company’s annual consolidated financial statements for 2005, 2004 and 2003, the interim consolidated financial statements for all quarters in 2005 and 2004, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements and the 2006 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the December 31, 2006 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that Telephone and Data Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO. Also, in our opinion, based on our audit, because of the effects of the material weaknesses described above on the achievement of the objectives of the control criteria, Telephone and Data Systems, Inc. has not maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP (signed)
Chicago, Illinois
June 19, 2007

Telephone and Data Systems, Inc. and Subsidiaries
CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended
(Dollars in thousands, except per share amounts)	March 31	June 30	September 30	December 31
2006
Operating revenues	$1,059,077	$1,068,687	$1,112,070	$1,124,684
Operating income	107,184	107,309	110,375	87,909
Fair value adjustment of derivative instruments	30	(11,768)	34,619	(322,406)
Gain (loss) on investments (1)	—	91,418	—	70,428
Income from continuing operations	35,997	166,759	75,239	(116,236)
Net income	$35,997	$166,759	$75,239	$(116,236)
Basic weighted average shares outstanding (000s)	115,741	115,768	115,768	116,335
Basic earnings per share from continuing operations	$0.31	$1.44	$0.65	$(1.00)
Discontinued operations	—	—	—	—
Basic earnings per share—net income	$0.31	$1.44	$0.65	$(1.00)
Diluted weighted average shares outstanding (000s)	116,327	116,640	116,862	116,335
Diluted earnings per share from continuing operations	$0.31	$1.43	$0.64	$(1.00)
Discontinued operations	—	—	—	—
Diluted earnings per share—net income	$0.31	$1.43	$0.64	$(1.00)
Stock price (2)
TDS Common Shares
High	$39.90	$41.40	$44.25	$55.22
Low	35.14	37.02	39.17	41.90
Quarter-end close	39.44	41.40	42.10	54.33
TDS Special Common Shares
High	37.98	39.15	42.67	50.76
Low	33.95	36.45	38.97	40.10
Quarter-end close	37.75	38.90	40.85	49.60
Dividends paid (2)	$0.0925	$0.0925	$0.0925	$0.0925

Telephone and Data Systems, Inc. and Subsidiaries
CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended
(Dollars in thousands, except per share amounts)	March 31	June 30	September 30	December 31(3) (As Restated)
2005
Operating revenues	$933,962	$967,948	$1,027,947	$1,023,121
Operating income	74,932	105,337	104,485	95,944
Fair value adjustment of derivative instruments	335,400	164,323	(4,429)	238,434
Gain (loss) on investments	500	—	—	(6,754)
Income from continuing operations	223,561	193,979	38,275	190,928
Net income	$223,561	$193,979	$38,615	$191,585
Basic weighted average shares outstanding (000s)	114,999	115,224	115,423	115,531
Basic earnings per share from continuing operations	$1.94	$1.68	$0.33	$1.65
Discontinued operations (2)	—	—	—	0.01
Basic earnings per share—net income	$1.94	$1.68	$0.33	$1.66
Diluted weighted average shares outstanding (000s)	115,795	115,959	116,103	116,189
Diluted earnings per share from continuing operations	$1.93	$1.67	$0.33	$1.64
Discontinued operations (2)	—	—	—	0.01
Diluted earnings per share—net income	$1.93	$1.67	$0.33	$1.65
Stock price (2)
TDS Common Shares
High	$87.95	$82.90	$42.40	$39.45
Low	76.82	38.19	37.95	36.03
Quarter-end close	81.60	40.81	39.00	36.03
TDS Special Common Shares
High	N/A	38.34	40.91	37.90
Low	N/A	35.87	36.45	34.52
Quarter-end close	N/A	38.34	37.55	34.61
Dividends paid (2)	$0.0875	$0.0875	$0.0875	$0.0875

(1)            The Gain on Investments for the year ended December 31, 2006 primarily represents the gain associated with TDS Telecom’s gain on remittance of RTB stock of $90.3 million. U.S. Cellular also recorded a gain of $70.4 million on its sale of Midwest Wireless Communications, L.L.C. on October 3, 2006. See Note 2—Gain (loss) on Investments.

(2)            TDS’s Special Common Shares were first issued in a stock dividend on May 13, 2005. Earnings per share, weighted average shares outstanding and dividends have been retroactively adjusted to give effect to the stock dividend. TDS’s Series A Common Shares and Preferred Shares are not actively traded and therefore, quotations are not reported for such securities. Dividends on TDS’s Preferred Shares have been paid quarterly since the dates of issue. The high, low and closing sales prices of the Common Shares and the Special Common Shares on the AMEX are reported by the Dow Jones News Service. The stock price of the Common Shares in the quarter ended June 30, 2005 reflects a high of $82.90 and low of $38.19 due to the effect of the stock dividend on May 13, 2005.

(3)            Gain on sales of assets, operating income, income from continuing operations and net income were reduced from previously reported amounts by $2.2 million due to the step acquisition restatement and the allocation of goodwill to the markets sold. See the “Restatement” section of Note 1—Summary of Significant Accounting Policies for details.

Telephone and Data Systems, Inc. and Subsidiaries
Five-Year Statistical Summary

Year Ended or at December 31,	2006	2005	2004	2003	2002
(Dollars in thousands, except per unit amounts)
Wireless Operations
Customers	5,815,000	5,482,000	4,945,000	4,409,000	4,103,000
Growth in customers from prior year-end
Internal	310,000	477,000	627,000	447,000	310,000
Acquisitions (divestitures)	23,000	60,000	(91,000)	(141,000)	332,000
Total	333,000	537,000	536,000	306,000	642,000
Consolidated markets (a)	201	189	175	182	178
Average monthly service revenue per customer (b)	$47.23	$45.24	$46.58	$47.31	$47.28
Marketing cost per gross customer addition	$478	$460	$403	$381	$365
Post-pay churn rate per month	1.5%	1.5%	1.5%	1.5%	1.8%
Capital expenditures	$579,785	$576,525	$636,097	$630,864	$732,736
Total population (c)	55,543,000	45,244,000	44,391,000	46,267,000	41,048,000
Wireline Operations
Incumbent Local Exchange Carrier
Equivalent access lines served (d)	757,300	735,300	730,400	722,200	711,200
Growth in equivalent access lines from prior year-end
Internal	22,000	4,900	8,200	11,000	5,900
Acquisitions	—	—	—	—	27,000
Total	22,000	4,900	8,200	11,000	32,900
Telephone companies	111	111	111	111	111
Capital expenditures	$113,179	$97,493	$103,069	$111,924	$116,486
Competitive Local Exchange Carrier
Equivalent access lines served (d)	456,200	448,600	426,800	364,800	291,400
Capital expenditures	$17,255	$27,117	$35,178	$27,294	$51,919

Year Ended or at December 31,	2006	2005 (As Restated)	2004 (As Restated)	2003 (As Restated)	2002 (As Restated)
(Dollars in thousands, except per share amounts)
Financial Position
Common, Special Common and
Series A Common Shares outstanding (000s)	116,592	115,555	114,872	114,068	117,354
Return on average equity (e)	4.8%	20.6%	(8.6)%	(13.3)%	(27.8)%
Price/earnings ratio (f)	75.86	12.71	n/m	n/m	n/m
Common stockholders’ equity	$3,570,420	$3,217,195	$3,076,043	$2,953,223	$3,215,284
Common equity per share (g)	28.35	25.58	24.49	23.54	25.73
Total assets	10,599,514	10,204,782	10,821,899	10,036,503	9,849,121
Marketable equity securities	2,790,630	2,531,690	3,398,804	2,772,410	1,944,939
Long-term debt, excluding current portion	1,633,308	1,633,519	1,974,599	1,994,913	1,641,624
Forward contracts, excluding current portion	987,301	1,707,282	1,689,644	1,672,762	1,656,616
Year-end stock price (g)
Common Shares	$54.33	$36.03	$76.95	$62.55	$47.02
Special Common Shares	49.60	34.61	—	—	—
Combined	$103.93	$70.64	$76.95	$62.55	$47.02
Dividends per share (g)	$0.37	$0.35	$0.33	$0.31	$0.29

Telephone and Data Systems, Inc. and Subsidiaries
Five-Year Statistical Summary

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

(g)            The 2005 year-end stock price reflects the Special Common Share stock dividend issued May 13, 2005. Common stockholders’ equity per share and dividends per share have been retroactively adjusted for 2004-2002 to give effect to the stock dividend.

n/m = calculation not meaningful

Telephone and Data Systems, Inc. and Subsidiaries
Selected Consolidated Financial Data

Year Ended or at December 31,	2006	2005 (e) (As Restated)	2004 (e) (As Restated)	2003 (e) (As Restated)	2002 (e) (As Restated)
(Dollars in thousands, except per share amounts)
Operating Data
Operating revenues	$4,364,518	$3,952,978	$3,702,137	$3,455,230	$3,009,814
Operating income	412,777	380,698	201,253	(93,444)	380,243
Fair value adjustment of derivative instruments	(299,525)	733,728	(518,959)	(297,073)	(11,936)
Gain (loss) on investments	161,846	(6,254)	38,209	(10,200)	(1,888,391)
Income (loss) from continuing operations	161,759	646,743	(259,297)	(409,860)	(956,317)
Discontinued operations, net of tax	—	997	6,362	(1,609)	—
Cumulative effect of accounting change	—	—	—	(11,789)	(7,035)
Net income (loss) available to common	$161,594	$647,538	$(253,138)	$(423,675)	$(963,779)
Basic weighted average shares outstanding (000s)	115,904	115,296	114,592	115,442	117,288
Basic earnings per share from:
Continuing operations (d)	$1.39	$5.61	$(2.26)	$(3.56)	$(8.16)
Discontinued operations (d)	—	0.01	0.05	(0.01)	—
Cumulative effect of accounting change (d)	—	—	—	(0.10)	(0.06)
Income (loss) available to common (d)	$1.39	$5.62	$(2.21)	$(3.67)	$(8.22)
Diluted weighted average shares outstanding (000s)	116,844	116,081	114,592	115,442	117,288
Diluted earnings per share from:
Continuing operations (d)	$1.37	$5.56	$(2.26)	$(3.56)	$(8.16)
Discontinued operations (d)	—	0.01	0.05	(0.01)	—
Cumulative effect of accounting change (d)	—	—	—	(0.10)	(0.06)
Income (loss) available to common (d)	$1.37	$5.57	$(2.21)	$(3.67)	$(8.22)
Dividends per Common, Special Common and Series A Common Share(d)	$0.37	$0.35	$0.33	$0.31	$0.29
Pro forma (a)
Net income (loss)	N/A	N/A	N/A	$(411,469)	$(965,901)
Basic earnings (loss) per share	N/A	N/A	N/A	(3.56)	(8.24)
Diluted earnings (loss) per share	N/A	N/A	N/A	$(3.56)	$(8.24)
Balance Sheet Data
Cash and cash equivalents	$1,015,900	$1,095,791	$1,171,105	$940,578	$1,301,599
Marketable equity securities	2,790,630	2,531,690	3,398,804	2,772,410	1,944,939
Property, plant and equipment, net	3,581,386	3,529,760	3,425,903	3,404,815	3,228,219
Total assets	10,599,514	10,204,782	10,821,899	10,036,503	9,489,121
Notes payable	35,000	135,000	30,000	—	461,792
Long-term debt, excluding current portion	1,633,308	1,633,519	1,974,599	1,994,913	1,641,624
Prepaid forward contracts, excluding current portion	987,301	1,707,282	1,689,644	1,672,762	1,656,616
Common stockholders’ equity	3,570,420	3,217,195	3,076,043	2,953,223	3,215,284
Capital expenditures	722,458	$710,507	$786,623	$776,037	$918,127
Current ratio (b)	1.4	1.7	2.5	2.1	1.7
Return on average equity (c)	4.8%	20.6%	(8.6)%	(13.3)%	(27.8)%

(a)             Pro forma amounts reflect the effect of the retroactive application of the change in accounting principle for the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” in 2003. Therefore, no pro forma amounts are required in 2004 or 2005 or 2006.

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

(e)             As discussed in Footnote 1, TDS restated certain prior year financial statements to record U.S. Cellular’s purchases of U.S. Cellular common shares as step acquisitions using purchase accounting. License and goodwill impairments and the reduction of previously recorded gains on sales of assets reduced operating income, net income and diluted earnings per share by $352.8 million, $285.7 million and $2.47 in 2003 and $1.5 million, $0.9 million and $0.01 in 2002, respectively.

Telephone and Data Systems, Inc. and Subsidiaries

TDS STOCK AND DIVIDEND INFORMATION

TDS’s Common Shares are listed on the American Stock Exchange (“AMEX”) under the symbol “TDS”. TDS’s Special Common Shares are listed on the AMEX under the symbol “TDS.S”. As of February 28, 2007, TDS Common Shares were held by 1,810 record owners, the Special Common Shares were held by 1,820 record owners, and the Series A Common Shares were held by 87 record owners. TDS distributed one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS on May 13, 2005 to shareholders of record on April 29, 2005.

TDS has paid cash dividends on its common stock since 1974, and paid dividends of $0.37 per Common, Special Common and Series A Common Share during 2006. During 2005, TDS paid dividends of $0.35 per Common, Special Common and Series A Common Share. The 2005 dividend amount reflects the Special Common Share dividend noted above as if the Special Common Shares were distributed on January 1, 2005.

The Common Shares of United States Cellular Corporation, an 80.7%-owned subsidiary of TDS, are listed on the AMEX under the symbol “USM”.

See “Consolidated Quarterly Information (Unaudited)” for information on the high and low trading prices of the TDS Common Shares and TDS Special Common Shares for 2006 and 2005.

STOCK PERFORMANCE GRAPH

The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor’s 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for TDS and includes the following telecommunications companies: ALLTEL Corp., Centennial Communications Corp., CenturyTel, Inc., Citizens Communications Co. (Series B), Dobson Communications Corp., and TDS. In calculating the peer group index, the returns of each company in the group have been weighted according to such company’s market capitalization at the beginning of the period.

The peer group was changed from the prior year to add Dobson Communications Corp. and to delete Rural Cellular Corp. (Class A) to make it more fully representative of TDS’s peers.

Telephone and Data Systems, Inc. and Subsidiaries

*                    Cumulative total return assumes reinvestment of dividends.

	2001	2002	2003	2004	2005	2006
Telephone & Data Systems, Inc.	$100	$52.92	$71.25	$88.42	$81.74	$120.70
S&P 500 Index	$100	$77.90	$100.25	$111.15	$116.61	$135.03
New Peer Group	$100	$80.10	$84.30	$104.05	$112.03	$136.64
Old Peer Group	$100	$80.07	$84.05	$106.04	$112.33	$137.02

Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in TDS Common Shares, S&P 500 and Peer Group.

After the close of business on May 13, 2005, TDS distributed a stock dividend of one Special Common Share of TDS with respect to each outstanding TDS Common Share and Series A Common Share. For purposes of the stock performance chart, the performance of TDS for all periods presented prior to May 13, 2005 is represented by the TDS Common Shares, and for the period between May 13, 2005 and December 31, 2006 includes both the TDS Common Shares and TDS Special Common Shares. The last closing price of TDS Common Shares on May 13, 2005 prior to the impact of the stock dividend was $74.57. The closing price on May 16, 2005, the first trading day after the stock dividend, was $38.19 for the TDS Common Shares and $36.25 for the TDS Special Common Share, or a total of $74.44. The closing price on December 29, 2006, the last trading day of 2006, was $54.33 for the TDS Common Shares and $49.60 for the TDS Special Common Shares, or a total of $103.93.

DIVIDEND REINVESTMENT PLAN

Our dividend reinvestment plans provides our common and preferred shareholders with a convenient and economical way to participate in the future growth of TDS. Common, Special Common and preferred shareholders of record owning ten (10) or more shares may purchase Common Shares (in the case of Common and Preferred shareholders) and Special Common Shares (in the case of Special Common shareholders) with their reinvested dividends at a five percent discount from market price. Shares may also

Telephone and Data Systems, Inc. and Subsidiaries

be purchased, at market price, on a monthly basis through optional cash payments of up to $5,000 in any calendar quarter. The initial ten (10) shares cannot be purchased directly from TDS. An authorization card and prospectus will be mailed automatically by the transfer agent to all registered record holders with ten (10) or more shares. Once enrolled in the plan, there are no brokerage commissions or service charges for purchases made under the plan. TDS’s dividend reinvestment plans are currently suspended.

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

Telephone and Data Systems, Inc.

Mark Steinkrauss

Vice President—Corporate Relations

30 North LaSalle Street, Suite 4000

Chicago, IL 60602

312.592.5384

312.630.1908 (fax)

mark.steinkrauss@teldta.com

DIRECTORS AND EXECUTIVE OFFICERS

See “Election of Directors” and “Executive Officers” sections of the Proxy Statement for the 2007 Annual Meeting.

PRINCIPAL COUNSEL

Sidley Austin LLP, Chicago, Illinois

TRANSFER AGENT

ComputerShare Investor Services

2 North LaSalle Street, 3rd Floor

Chicago, IL 60602

877.337.1575

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP

Visit TDS’s web site at www.teldta.com