Form 10-K, Exhibit 13
period 2007-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2008-02-29
CIK 1051512

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

Telephone and Data Systems, Inc. and Subsidiaries

Financial Report

Management's Discussion and Analysis of Financial Condition and Results of Operations	1
Overview	1
Results of Operations	4
Results of Operations—Wireless Operations	9
Results of Operations—Wireline Operations	21
Inflation	26
Recent Accounting Pronouncements	26
Financial Resources	27
Liquidity and Capital Resources	30
Application of Critical Accounting Policies and Estimates	41
Certain Relationships and Related Transactions	49
Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement	50
Market Risk	53
Consolidated Statements of Operations	57
Consolidated Statements of Cash Flows	58
Consolidated Balance Sheets—Assets	59
Consolidated Balance Sheets—Liabilities and Stockholders' Equity	60
Consolidated Statements of Common Stockholders' Equity	61
Notes to Consolidated Financial Statements	63
Reports of Management	133
Report of Independent Registered Public Accounting Firm	136
Selected Consolidated Financial Data	138
Five-Year Statistical Summary	139
Consolidated Quarterly Information (Unaudited)	141
Shareholder Information	143

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company providing high-quality telecommunications services in 36 states to approximately 6.1 million wireless customers and 1.2 million wireline equivalent access lines at December 31, 2007. TDS conducts substantially all of its wireless operations through its 80.8%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular"), and its Incumbent Local Exchange Carrier and Competitive Local Exchange Carrier wireline operations through its wholly owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS conducts printing and distribution services through its 80%-owned subsidiary, Suttle Straus, which represents a small portion of TDS' operations.

        The following discussion and analysis should be read in conjunction with TDS' audited consolidated financial statements and footnotes included herein and the description of TDS' business included in Item 1 of the TDS Annual Report on Form 10-K for the year ended December 31, 2007.

OVERVIEW

        The following is a summary of certain selected information from the complete management discussion that follows the overview and does not contain all of the information that may be important. You should carefully read this entire Management's Discussion and Analysis of Financial Condition and Results of Operations and not rely solely on the overview.

        U.S. Cellular—U.S. Cellular offers wireless telecommunications services to approximately 6.1 million customers in five market areas in 26 states. As of December 31, 2007, U.S. Cellular owned or had rights to acquire interests in 260 wireless markets, operated approximately 6,400 cell sites, had over 400 U.S. Cellular operated retail stores and had relationships with agents, dealers and non-Company retailers that aggregated over 1,300 locations. U.S. Cellular employs a customer satisfaction strategy which it believes has contributed to its overall success, including a relatively low churn rate. U.S. Cellular's business development strategy is to operate controlling interests in wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. U.S. Cellular anticipates that operating in contiguous market areas will continue to provide it with certain economies in its capital and operating costs.

        Financial and operating highlights in 2007 included the following:

  •
  Total customers increased 5% year-over-year to 6.1 million; net retail customer additions were up 12% from the prior year to 333,000.

  •
  The retail postpay churn rate per month was 1.4% compared to 1.6% for 2006. Retail postpay customers comprised approximately 86% of U.S. Cellular's total customer base as of December 31, 2007.

  •
  Average monthly service revenue per customer increased 8% year-over-year to $51.13.

  •
  Additions to property, plant and equipment totaled $565.5 million, including expenditures to construct cell sites, increase capacity in existing cell sites and switches, outfit new and remodel existing retail stores and continue the development and enhancements of U.S. Cellular's office systems. Total cell sites in service increased 8% year-over-year to 6,383.

  •
  To strengthen its operating footprint, U.S. Cellular entered into an exchange agreement with Sprint Nextel on November 30, 2007. The exchange agreement calls for U.S. Cellular to receive personal communication service ("PCS") spectrum in eight licenses covering portions of four states (Oklahoma, West Virginia, Maryland and Iowa) and, in exchange, to deliver PCS spectrum in eight licenses covering portions of Illinois. The exchange of licenses will provide U.S. Cellular with additional spectrum to meet anticipated future capacity and coverage requirements in several of its key markets. No other assets or liabilities were included in the exchange. In addition, on February 1, 2007, U.S. Cellular purchased 100% of the membership interests of Iowa 15 Wireless, LLC ("Iowa 15") and obtained the 25 megahertz Federal Communications Commission

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

    ("FCC") cellular license to provide wireless service in Iowa Rural Service Area ("RSA") 15 for approximately $18.3 million in cash.

  •
  U.S. Cellular expended $87.9 million in cash to repurchase its Common Shares in 2007. The repurchases were completed through private transactions with an investment banking firm pursuant to accelerated share repurchase agreements ("ASRs"). U.S. Cellular received $4.6 million in January 2008 upon final settlement of the ASRs. As an offset to these repurchases, U.S. Cellular received cash proceeds of $10.1 million from re-issuance of treasury shares in connection with employee benefits plans in 2007.

        Service Revenues increased 14%, to $3,679.2 million in 2007 from $3,214.4 million in 2006. Customer growth and improvements in average monthly revenue per unit have driven increased revenues. U.S. Cellular continues to experience growth in its customer base, driven by continued strong results in the postpay segment. In addition, U.S. Cellular continues to experience increases in average monthly revenue per unit driven by continuing migration of customers to national, wide area and family service plans and growth in revenues from our data products and services.

        As penetration in the industry increases over the next few years, future customer growth may slow. U.S. Cellular believes that growth in customers and revenues will be achieved primarily by capturing customers switching from other wireless carriers, marketing additional services to existing customers or increasing the number of multi-device users rather than by adding new to the industry users.

        Operating Income increased $106.3 million, or 37%, to $396.2 million in 2007 from $289.9 million in 2006. The increase in Operating Income reflected both higher operating revenues and a higher operating income margin (as a percent of service revenues), which was 10.8% in 2007 compared to 9.0% in 2006.

        Operating income margin improved to 10.8% in 2007 from 9.0% in 2006. U.S. Cellular anticipates that there will be continued pressure on its operating income and operating income margin in the next few years related to the following factors:

  •
  costs of customer acquisition and retention;

  •
  effects of competition;

  •
  providing service in recently launched or potential new market areas;

  •
  potential increases in prepaid and reseller customers as a percentage of U.S. Cellular's customer base;

  •
  costs of developing and introducing new products and services;

  •
  continued enhancements to its wireless networks, including potential deployments of new technology;

  •
  increasing costs of regulatory compliance; and

  •
  uncertainty in future eligible telecommunications carrier ("ETC") funding.

        See "Results of Operations—Wireless Operations."

        TDS Telecom—TDS Telecom provides high-quality telecommunication services, including full-service local exchange service, long distance telephone service, and Internet access, to rural and suburban area communities. TDS Telecom's business plan is designed for a full-service telecommunications company, including competitive local exchange carrier operations ("CLEC"), by leveraging TDS Telecom's strength as an incumbent local exchange carrier ("ILEC"). TDS Telecom's strategy is to be the preferred provider of telecommunications services—including voice, broadband, and video services—in its chosen markets. This strategy encompasses many components including: developing service and product, market and customer strategies; investing in networks and deploying advanced technologies; monitoring the competitive environment; advocating with respect to state and federal regulation for positions that

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

support its ability to provide advanced telecommunications services to its customers; and exploring transactions to acquire or divest properties that would result in strengthening its operations.

        Both ILECs and CLECs are faced with significant challenges, including the industry decline in use of second lines by customers, growing competition from wireless and other wireline providers (other CLECs and cable providers), changes in regulation, new technologies such as Voice over Internet Protocol ("VoIP"), and the uncertainty in the economy. These challenges could have a material adverse effect on the financial condition, results of operations and cash flows of TDS Telecom in the future.

        Overall equivalent access lines served by TDS Telecom decreased 1% in 2007. ILEC equivalent access lines increased 1% in 2007, while CLEC equivalent access lines decreased 5% in 2007. The number of equivalent access lines served by TDS Telecom's ILEC and CLEC were 762,700 and 435,000, respectively, at December 31, 2007.

        Operating revenues decreased 2% to $860.2 million in 2007 from $875.9 million in 2006. The decrease in 2007 was primarily due to lower ILEC access revenues due to a decline in network access minutes of use and lower compensation from state and national revenue pools.

        Operating income increased 10% to $141.2 million in 2007 compared to $128.9 million in 2006 primarily as a result of decreased operating expenses. Operating margins improved in 2007 to 16.4% from 14.7% in 2006. The increase in 2007 was primarily due to the improved operating results of the CLEC operations.

        See "Results of Operations—Wireline Operations."

        Cash Flows and Investments—TDS and its subsidiaries had cash and cash equivalents totaling $1,174.4 million, availability under their revolving credit facilities of $1,296.3 million, and additional bank lines of credit of $25 million as of December 31, 2007. TDS and its subsidiaries are also generating substantial internal funds from operations. Cash flow from operating activities totaled $941.0 million in 2007, $892.2 million in 2006 and $868.2 million in 2005. Management believes that cash on hand, expected future cash flows from operating activities and sources of external financing provide substantial financial flexibility and are sufficient to permit TDS and its subsidiaries to finance their contractual obligations and anticipated capital expenditures for the foreseeable future.

        See "Financial Resources" and "Liquidity and Capital Resources"—for additional information related to cash flows and investments.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS

Year Ended December 31,	2007	Increase/ (Decrease)	Percentage Change	2006	Increase/ (Decrease)	Percentage Change	2005
	(Dollars in thousands)
Operating revenues
U.S. Cellular	$3,946,264	$473,109	13.6%	$3,473,155	$442,390	14.6%	$3,030,765
Telecom	860,211	(15,707)	(1.8)%	875,918	(28,167)	(3.1)%	904,085
All other(1)	22,509	7,064	45.7%	15,445	(2,683)	(14.8)%	18,128

Total operating revenues	4,828,984	464,466	10.6%	4,364,518	411,540	10.4%	3,952,978
Operating expenses
U.S. Cellular	3,550,065	366,806	11.5%	3,183,259	383,691	13.7%	2,799,568
Telecom	719,009	(28,053)	(3.8)%	747,062	3,702	0.5%	743,360
All other(1)	32,012	10,592	49.4%	21,420	(7,932)	(27.0)%	29,352

Total operating expenses	4,301,086	349,345	8.8%	3,951,741	379,461	10.6%	3,572,280
Operating income (loss)
U.S. Cellular	396,199	106,303	36.7%	289,896	58,699	25.4%	231,197
Telecom	141,202	12,346	9.6%	128,856	(31,869)	(19.8)%	160,725
All other(1)	(9,503)	(3,528)	(59.0)%	(5,975)	5,249	46.8%	(11,224)

Total operating income (loss)	527,898	115,121	27.9%	412,777	32,079	8.4%	380,698
Other income and (expenses)
Equity in earnings of unconsolidated entities	91,831	(3,339)	(3.5)%	95,170	27,131	39.9%	68,039
Interest and dividend income	199,435	4,791	2.5%	194,644	38,162	24.4%	156,482
Fair value adjustment of derivative instruments	(351,570)	(52,045)	(17.4)%	(299,525)	(1,033,253)	N/M	733,728
Gain (loss) on investments	432,993	271,147	167.5%	161,846	168,100	N/M	(6,254)
Interest expense	(208,736)	25,807	11.0%	(234,543)	(18,522)	(8.6)%	(216,021)
Other income (expense)	(6,401)	630	9.0%	(7,031)	2,506	26.3%	(9,537)
Income tax expense(2)	(269,054)	(152,595)	(131.0)%	(116,459)	306,726	72.5%	(423,185)
Minority share of income	(73,111)	(27,991)	(62.0)%	(45,120)	(7,913)	(21.3)%	(37,207)
Discontinued operations	—	—	—	—	(997)	N/M	997
Extraordinary item	42,827	42,827	N/M	—	—	—	—
Preferred dividend requirement	(52)	113	68.5%	(165)	37	N/M	(202)

Net Income available to common	$386,060	$224,466	138.9%	$161,594	$(485,944)	(75.0)%	$647,538

Basic Earnings Per Share	$3.28	$1.89	136.0%	$1.39	$(4.23)	(75.3)%	$5.62
Diluted Earnings Per Share	$3.22	$1.85	135.0%	$1.37	$(4.20)	(75.4)%	$5.57

(1)
Consists of Suttle Straus printing and distribution operations, Corporate Operations and intercompany eliminations

(2)
TDS' effective tax rate was 39.3%, 36.0% and 38.2% in 2007, 2006 and 2005, respectively.

N/M—Percentage change not meaningful

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating Revenues

        In 2007, operating revenues increased 10.6% primarily reflecting growth in wireless customers and average monthly service revenue per wireless customer. U.S. Cellular revenue growth reflects wireless customer growth of 5% in 2007 and 6% in 2006; and growth in average monthly service revenue per wireless customer of 7% in 2007 and 4% in 2006. TDS Telecom operating revenues decreased primarily reflecting lower ILEC access revenues due to a decline in network access minutes of use and lower compensation from state and national revenue pools. Equivalent access lines decreased 1% in 2007 and increased 3% in 2006.

Operating Expenses

        In 2007, the increase primarily reflects costs associated with acquiring customers and serving and retaining its expanding customer base at U.S. Cellular. In 2006, the increase is due primarily to the costs associated with providing service to an expanding customer base, additional depreciation expense and costs associated with launching new markets and acquisitions at U.S. Cellular.

Operating Income

        The increase in operating income in 2007 and 2006 reflect higher operating revenues at U.S. Cellular. The increase in 2007 at TDS Telecom was primarily due to cost reduction initiatives implemented in 2006 and 2007. The decrease in 2006 at TDS Telecom was primarily due to the ILEC decrease in revenues generated from lower network usage and lower average access rates coupled with higher costs of providing services and products.

Equity in earnings of unconsolidated entities

        Equity in earnings of unconsolidated entities represents TDS' share of net income from markets in which it has a minority interest and that are accounted for by the equity method. TDS follows the equity method of accounting for minority interests in which its ownership interest equals or exceeds 20% for corporations and 3% for partnerships and limited liability companies.

        TDS' investment in the Los Angeles SMSA Limited Partnership ("LA Partnership") contributed $71.2 million, $62.3 million and $52.2 million in equity in earnings of unconsolidated entities in 2007, 2006 and 2005, respectively. TDS also received cash distributions from LA Partnership of $66.0 million, $60.5 million and $38.5 million in 2007, 2006 and 2005, respectively.

Interest and dividend income

        In 2007, TDS recorded dividend income of $128.5 million from its investment in Deutsche Telekom and $2.1 million from its investment in Vodafone. In 2006, TDS recorded dividend income of $120.3 million from its investment in Deutsche Telekom and $14.5 million from its investment in Vodafone. In 2005, TDS recorded dividend income of $105.7 million from its investment in Deutsche Telekom and $10.1 million from its investment in Vodafone. The increase in interest and dividend income in 2007 is primarily due to the increase in the dividend paid by Deutsche Telekom ($8.2 million) and higher average investment balances in 2007 than 2006. This was offset by reduced dividends from Vodafone ($12.4 million) reflecting the settlement of TDS' and U.S. Cellular's variable prepaid forward contracts related to these securities. The increase in interest and dividend income in 2006 is primarily due to increases in the dividends paid by Deutsche Telekom ($14.6 million) and Vodafone ($4.4 million), and higher average rates of interest earned on investments in 2006 than 2005. Interest income increased $20.6 million in 2006 primarily due to higher interest rates.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Fair value adjustment of derivative instruments

        Fair value adjustments of derivative instruments reflect the change in the fair value of the bifurcated embedded collars within the forward contracts related to the Deutsche Telekom, Vodafone and VeriSign marketable equity securities.

Gain (loss) on investments

        The gain in 2007 consists of a $426.7 million gain recorded on the delivery of the Vodafone American Depository Receipts ("ADRs"), VeriSign Common Shares and a portion of the Deutsche Telekom ordinary shares to settle the related variable prepaid forward contracts and the sale of the remaining Vodafone ADRs, VeriSign Common Shares and Deutsche Telekom ordinary shares related to the settled forward contracts. Also included in 2007 is a $6.3 million additional gain from the sale of U.S. Cellular's interest in Midwest Wireless Communications, LLC ("Midwest Wireless") that occurred in 2006.

        The gain in 2006 was primarily due to the $90.3 million gain at TDS Telecom from its remittance of Rural Telephone Bank ("RTB") shares. See Note 2—Gain (Loss) on Sale of Investments in the Notes to the Consolidated Financial Statements. Also in 2006, U.S. Cellular sold its interest in Midwest Wireless and recorded a gain of $70.4 million. See Note 5—Acquisitions, Divestitures and Exchanges in the Notes to the Consolidated Financial Statements for more information on the disposition of Midwest Wireless.

        In 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $6.8 million to its underlying fair value based on a cash flow analysis.

Interest expense

        The decrease in interest expense in the year ended December 31, 2007 was primarily due to a decrease in interest related to TDS' 7.0% senior notes that were paid off in the third quarter of 2006 ($8.2 million), a decrease in interest paid on variable prepaid forward contracts related to the settlement of various prepaid forward contracts ($13.9 million), and a decrease in interest related to U.S. Cellular's revolving credit facility ($3.4 million).

        The increase in interest expense in 2006 was primarily due to an increase in interest paid on variable prepaid forward contracts related to interest rate increases ($24.1 million), the new debt issuance of 6.625% Senior Notes in March 2005 of $116.25 million ($1.9 million) and the increase in interest rates on revolving credit facilities ($5.7 million). The increase in interest expense was partially offset by the repayment of TDS' $200.0 million 7% unsecured Senior Notes in August 2006 ($6.0 million), the repayment of $35.0 million of medium-term notes ($3.1 million) in 2006 and the repayment of TDS Telecom's subsidiary debt in March and June of 2005 ($5.2 million).

Other income (expense)

        Borrowing costs on the variable prepaid forward contracts increased $0.3 million in 2007 compared to 2006. In addition, in 2005, TDS Telecom recorded prepayment penalties and unamortized debt issuance cost write-offs of $2.2 million on the repayment of long-term debt and TDS incurred $2.9 million of expenses from the Special Common Share proposal and stock dividend.

Income tax expense (benefit)

        The effective tax rate on Income from Continuing Operations Before Income Taxes and Minority Interest was 39.3%, 36.0% and 38.2% for 2007, 2006 and 2005, respectively. These effective rates reflect 1.8%, 3.6% and 0.5% in 2007, 2006 and 2005, respectively related to foreign taxes, primarily attributable to dividends received from Deutsche Telekom.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Income from continuing operations in 2007, 2006, and 2005 includes gains and losses (reported in the captions (Gain) loss on asset disposals/exchanges, Fair value adjustment of derivative instruments and Gain (loss) on investments in the Consolidated Statements of Operations). The income tax expense or benefit recognized with respect to such gains and losses was as follows:

2007

  •
  Tax expense of $147.1 million was recorded upon the delivery of certain Deutsche Telekom ordinary shares, Vodafone ADRs, and VeriSign common shares in settlement of variable prepaid forward contracts and the disposition of certain remaining Deutsche Telekom ordinary shares, all remaining Vodafone ADRs, and all remaining VeriSign common shares.

  •
  Tax benefit of $129.0 million was recorded on the fair value adjustment of derivative instruments.

  •
  Tax benefit of $7.7 million was recognized on the loss on exchange of assets that was recorded in conjunction with the Sprint Nextel spectrum exchange transaction.

  •
  Tax expense of $2.5 million was recorded on the sale of interest in Midwest Wireless that occurred in the fourth quarter of 2006.

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

        Such gains and losses increased/(decreased) the effective tax rate by (1.7%), (0.5%) and 3.1% in 2007, 2006 and 2005, respectively.

Minority share of income

        Minority share of income includes the minority public shareholders' share of U.S. Cellular's net income, the minority shareholders' or partners' share of certain U.S. Cellular subsidiaries' net income or loss and other TDS minority interests.

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Minority share of income
U.S. Cellular
Minority public shareholders' interest	$(60,600)	$(33,996)	$(28,703)
Subsidiaries' minority interests	(12,398)	(10,891)	(8,366)

	(72,998)	(44,887)	(37,069)
Other Subsidiaries	(113)	(233)	(138)

	$(73,111)	$(45,120)	$(37,207)

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Discontinued operations

        TDS is party to an indemnity agreement with T-Mobile USA, Inc. regarding certain contingent liabilities for Aerial Communications, Inc. ("Aerial"), a former subsidiary of TDS. TDS has recorded in 2000 an accrual for expenses, primarily tax related, resulting from Aerial's merger into VoiceStream Wireless Corporation ("VoiceStream").

        In 2005, TDS also recorded a gain of $1.0 million ($1.5 million, net of a $0.5 million income tax expense), or $0.01 per diluted share, for discontinued operations relating to a reduction in this indemnity accrual due to the favorable outcome of a state tax audit which reduced the potential indemnity obligation.

Extraordinary item

        Historically, TDS Telecom's ILEC operations followed the accounting for regulated enterprises prescribed by Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 71, Accounting for the Effects of Certain Types of Regulation, ("SFAS 71"). This accounting recognizes the economic effects of rate-making actions of regulatory bodies in the financial statements of the TDS Telecom ILEC operations.

        TDS Telecom has regularly monitored the appropriateness of the application of SFAS 71. Recent changes in TDS Telecom's business environment have caused competitive forces to surpass regulatory forces such that TDS Telecom has concluded that it is no longer reasonable to assume that rates set at levels that will recover the enterprise's cost can be charged to its customers.

        TDS Telecom has experienced increasing access line losses due to increasing levels of competition across all of the ILEC service areas. Competition has intensified in 2007 from cable and wireless operators who have extended their investment beyond major markets to enable a broader range of voice and data services that compete directly with TDS Telecom's service offerings. These alternative telecommunications providers have transformed a pricing structure historically based on the recovery of costs to a pricing structure based on market conditions. Consequently, TDS Telecom has had to alter its strategy to compete in its markets. Specifically, in the third quarter of 2007, TDS Telecom initiated an aggressive program of service bundling and deep discounting and has made the decision to voluntarily exit certain revenue pools administered by the FCC-supervised National Exchange Carrier Association in order to achieve additional pricing flexibility to meet competitive pressures.

        Based on these material factors impacting its operations, management determined in the third quarter of 2007 that it is no longer appropriate to continue the application of SFAS 71 for reporting its financial results. Accordingly, TDS Telecom recorded a non-cash extraordinary gain of $42.8 million, net of taxes of $27.0 million, upon discontinuance of the provisions of SFAS 71, as required by the provisions of SFAS No. 101, Regulated Enterprises—Accounting for the Discontinuation of the Application of FASB Statement No. 71.

Net income available to common

        Net income available to common increased in 2007 primarily due to an increase in Operating income and an increase in Gain/(loss) on investments primarily attributable to the settlement of variable prepaid forward contracts. In 2006 the decrease is primarily attributable to the loss in the fair value of derivative instruments.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATONS—WIRELESS OPERATIONS

        TDS provides wireless service through U.S. Cellular, an 80.8%-owned subsidiary. U.S. Cellular owns, manages and invests in wireless markets throughout the United States. Growth in the customer base is the primary reason for the change in U.S. Cellular's results of operations in 2007 and 2006. The number of customers increased 5% to 6,122,000 at December 31, 2007, and increased 6% to 5,815,000 at December 31, 2006, from 5,482,000 at December 31, 2005. In 2007, U.S. Cellular added 301,000 net new customers from its marketing distribution channels and acquired 6,000 customers in one transaction. In 2006, U.S. Cellular added 310,000 net new customers from its marketing distribution channels and acquired a net total of 23,000 customers in three transactions. See "Liquidity and Capital Resources—Acquisitions, Divestitures and Exchanges" for a discussion of these transactions.

        Following are tables of summarized operating data for U.S. Cellular's consolidated operations. There have been changes in the way that U.S. Cellular calculates certain information in the table below. See footnotes (2), (7) and (8) to table below, for further discussion):

As of December 31,(1)	2007	2006	2005
Total market population of consolidated operating markets(2)	44,955,000	44,043,000	43,362,000
Customers(3)	6,122,000	5,815,000	5,482,000
Market penetration(2)	13.6%	13.2%	12.6%
Total full-time equivalent employees	7,837	7,608	7,300
Cell sites in service	6,383	5,925	5,428
For the Year Ended December 31,(4)	2007	2006	2005
Net customer additions(5)	301,000	310,000	477,000
Net retail customer additions(5)	333,000	297,000	411,000
Average monthly service revenue per customer(6)	$51.13	$47.23	$45.24
Retail postpay churn rate per month(7)	1.4%	1.6%	1.6%
Total postpay churn rate per month(7)	1.7%	2.1%	2.1%
Sales and marketing cost per gross customer addition(8)	$487	$385	$372

(1)
Amounts include results for U.S. Cellular's consolidated operating markets as of December 31; results for operating markets acquired during a particular year are included as of the acquisition date.

(2)
Calculated using 2006, 2005 and 2004 Claritas population estimates for 2007, 2006 and 2005, respectively. "Total market population of consolidated operating markets" is used only for the purposes of calculating market penetration of consolidated operating markets, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets).

Effective with this report, U.S. Cellular is expanding its reporting of total population to include the population of its total consolidated markets as well as the population of its consolidated operating markets—i.e. markets in which U.S. Cellular provides wireless service to customers—in order to reflect its market penetration more accurately. Historically, total population has been reported only for total consolidated markets, regardless of whether U.S. Cellular was providing wireless services in those markets.

For comparison purposes, total market population and penetration calculations related to total consolidated markets are 82,371,000 and 7.4%, 55,543,000 and 10.5%, and 45,244,000 and 12.1% as of December 31, 2007, 2006 and 2005, respectively.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

(3)
U.S. Cellular's customer base consists of the following types of customers:

As of December 31,	2007	2006	2005
Customers on postpay service plans in which the end user is a customer of U.S. Cellular ("postpay customers")	5,269,000	4,912,000	4,633,000
End user customers acquired through U.S. Cellular's agreement with a third party ("reseller customers")*	558,000	590,000	555,000

Total postpay customers	5,827,000	5,502,000	5,188,000
Customers on prepaid service plans in which the end user is a customer of U.S. Cellular ("prepaid customers")	295,000	313,000	294,000

Total customers	6,122,000	5,815,000	5,482,000

  *
  Pursuant to its agreement with the third party, U.S. Cellular is compensated by the third party on a postpay basis; as a result, all customers U.S. Cellular has acquired through this agreement are considered to be postpay customers.

(4)
Amounts include results for U.S. Cellular's consolidated operating markets for the period January 1 through December 31; operating markets acquired during a particular year are included as of the acquisition date.

(5)
"Net customer additions" represents the number of net customers added to U.S. Cellular's overall customer base through all of its marketing distribution channels, excluding any customers transferred through acquisitions, divestitures or exchanges. "Net retail customer additions" represents the number of net customers added to U.S. Cellular's customer base through its marketing distribution channels, excluding net reseller customers added to its reseller customer base and excluding any customers transferred through acquisitions, divestitures or exchanges.

(6)
Management uses this measurement to assess the amount of service revenue that U.S. Cellular generates each month on a per customer basis. Variances in this measurement are monitored and compared to variances in expenses on a per customer basis. Average monthly service revenue per customer is calculated as follows:

Year ended December 31,	2007	2006	2005
Service Revenues per Consolidated Statements of Operations (000s)	$3,679,237	$3,214,410	$2,827,022
Divided by average customers during period (000s)*	5,997	5,671	5,207
Divided by number of months in each period	12	12	12

Average monthly service revenue per customer	$51.13	$47.23	$45.24

  *
  "Average customers during period" is calculated by adding the number of total customers, including reseller customers, at the beginning of the first month of the period and at the end of each month in the period and dividing by the number of months in the period plus one. Acquired and divested customers are included in the calculation on a prorated basis for the amount of time U.S. Cellular included such customers during each period.

(7)
Postpay churn rate per month represents the percentage of the postpay customer base that disconnects service each month. Retail postpay churn rate includes only retail customers; total postpay churn rate includes both retail and reseller customers. Effective for 2007, consistent with a change in U.S. Cellular's operating practices with its reseller, U.S. Cellular reports reseller customer disconnects as postpay disconnects in the period in which the reseller customers are disconnected by the reseller. Previously, only those reseller customer numbers that were disconnected from U.S. Cellular's network were counted in the number of postpay disconnects; this previous practice reflected the fact that reseller customers could disconnect service without the associated account

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

  numbers being disconnected from U.S. Cellular's network if the reseller elected to reuse the customer telephone numbers. The current practice results in reporting reseller customer disconnects on a more timely basis and, compared to the previous practice, results in reporting a higher number of reseller customer gross additions and disconnects in each period.

Total reseller disconnects totaled 308,000 for 2007. On a comparable basis, total reseller disconnects for 2006 and 2005 were estimated to be 438,000 and 435,000, respectively, versus the previously reported totals of 83,000 and 69,000, respectively. Using the new operating practices, total postpay churn rate per month for 2007 was 1.7%. On a comparable basis, the total postpay churn rate per month for 2006 and 2005 was estimated to be 2.1% and 2.1%, respectively, versus the previously reported figures of 1.5% and 1.5%, respectively.

(8)
Sales and marketing cost per gross customer addition shown in the table reflects the change in reporting reseller additions and disconnects as discussed in footnote (7) above. Under the current method of reporting, sales and marketing cost per gross addition in 2006 and 2005 was estimated to be $385 and $372, respectively, versus the previously reported figures of $478 and $460, respectively. Excluding the impact of reseller gross customer additions, sales and marketing cost per gross customer addition was $578 in 2007 compared to $510 and $507 in 2006 and 2005, respectively. For a discussion of the components of the calculation of Sales and marketing cost per gross customer addition, see "Operating expenses—Selling, general and administrative expenses", below. U.S. Cellular will not report sales and marketing costs per gross customer addition in the future.

Gross customer additions totaled 1,761,000 for 2007. On a comparable basis, gross customer additions for 2006 and 2005 were estimated to be 1,904,000 and 1,904,000, respectively, on a comparable basis with 2007 using the new operating practice.

Components of Operating Income

Year Ended December 31,	2007	Increase/ (Decrease)	Percentage Change	2006	Increase/ (Decrease)	Percentage Change	2005
	(Dollars in thousands)
Retail service	$3,186,167	$365,864	13.0%	$2,820,303	$335,732	13.5%	$2,484,571
Inbound roaming	206,553	48,304	30.5%	158,249	13,223	9.1%	145,026
Long-distance and other	286,517	50,659	21.5%	235,858	38,433	19.5%	197,425

Service revenues	3,679,237	464,827	14.5%	3,214,410	387,388	13.7%	2,827,022
Equipment sales	267,027	8,282	3.2%	258,745	55,002	27.0%	203,743

Total Operating Revenues	3,946,264	473,109	13.6%	3,473,155	442,390	14.6%	3,030,765
System operations (excluding depreciation, amortization and accretion shown below)	717,075	77,392	12.1%	639,683	35,590	5.9%	604,093
Cost of equipment sold	640,225	71,322	12.5%	568,903	56,964	11.1%	511,939
Selling, general and administrative	1,555,639	156,078	11.2%	1,399,561	181,852	14.9%	1,217,709
Depreciation, amortization and accretion	582,269	26,744	4.8%	555,525	65,432	13.4%	490,093
Gain (loss) on asset disposals/exchanges	54,857	35,270	N/M	19,587	43,853	N/M	(24,266)

Total Operating Expenses	3,550,065	366,806	11.5%	3,183,259	383,691	13.7%	2,799,568

Total Operating Income	$396,199	$106,303	36.7%	$289,896	$58,699	25.4%	$231,197

Operating Income Margin (as a percent of service revenues)	10.8%			9.0%			8.2%

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating Revenues

Service revenues

        Service revenues primarily consist of: (i) charges for access, airtime, roaming, recovery of regulatory costs and value-added services, including data products and services, provided to U.S. Cellular's retail customers and to end users through third party resellers ("retail service"); (ii) charges to other wireless carriers whose customers use U.S. Cellular's wireless systems when roaming ("inbound roaming"); (iii) charges for long-distance calls made on U.S. Cellular's systems; and (iv) amounts received from the Federal Universal Service Fund ("USF").

        The increases in service revenues were due to the growth in the customer base, which increased to 6.1 million in 2007 from 5.8 million in 2006 and from 5.5 million in 2005 and higher monthly service revenue per customer; monthly service revenue per customer averaged $51.13 in 2007, $47.23 in 2006 and $45.24 in 2005.

Retail service revenues

        The increase in retail service revenues each year was due primarily from growth in U.S. Cellular's average customer base and an increase in average monthly retail revenue per customer.

        U.S. Cellular's average customer base increased 6% to 5,997,000 in 2007 and 9% to 5,671,000 in 2006. The increase in the average number of customers each year was primarily driven by the net new customer additions that U.S. Cellular generated from its marketing (including reseller) distribution channels (301,000 and 310,000 in 2007 and 2006, respectively). The average number of customers also was affected by the timing of acquisitions, divestitures and exchanges.

        U.S. Cellular anticipates that its customer base will increase during 2008 as a result of its continuing focus on customer satisfaction, attractively priced service plans, a broader line of handsets and other products, improvements in distribution and growth in customers. U.S. Cellular believes growth in its customer base will primarily be from capturing people switching from other wireless carriers or increasing the number of multi-device users rather than by adding new to the industry users. However, the level of growth in the customer base for 2008 will depend upon U.S. Cellular's ability to attract new customers and retain existing customers in a highly, and increasingly, competitive marketplace. See "Overview—2008 Estimates" above for U.S. Cellular's estimate of net retail customer additions for 2008.

        The increase in average monthly retail service revenue was driven primarily by growth in revenues from data services and higher regulatory fees such as universal service fund contributions that are billed to customers. Average monthly retail service revenues per customer increased 7% to $44.27 in 2007 from $41.44 in 2006, and increased 4% in 2006 from $39.76 in 2005.

        Monthly local retail minutes of use per customer averaged 859 in 2007, 704 in 2006 and 625 in 2005. The increases in both years were primarily driven by U.S. Cellular's focus on designing sales incentive programs and customer billing rate plans to stimulate overall usage. The impact on retail service revenues of the increase in average monthly minutes of use was offset by a decrease in average revenue per minute of use. The decrease in average revenue per minute of use reflects the impact of increasing competition, which has led to the inclusion of an increasing number of minutes in package pricing plans and the inclusion of features such as unlimited night and weekend minutes in certain pricing plans. U.S. Cellular anticipates that its average revenue per minute of use may continue to decline in the future, reflecting increased competition and continued penetration of the consumer market.

        Revenues from data products and services grew significantly year-over-year, totaling $367.6 million in 2007, $217.4 million in 2006 and $131.3 million in 2005 and representing 10% of total service revenues in 2007, compared to 7% and 5% of total service revenues in 2006 and 2005, respectively. Such growth, which positively impacted average monthly retail service revenues per customer, reflected customers'

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

continued increasing acceptance and usage of U.S. Cellular's easyedgeSM products and offerings, such as Short Messaging Service ("SMS") and BlackBerry® handsets and service.

Inbound roaming revenues

        The increase in inbound roaming revenues in both years was related primarily to an increase in roaming minutes of use, partially offset by a decrease in revenue per roaming minute of use. The increase in inbound roaming minutes of use was driven primarily by the overall growth in the number of customers and retail minutes of use per customer throughout the wireless industry, including usage related to data products, leading to an increase in inbound traffic from other wireless carriers. The decline in revenue per minute of use is primarily due to the general downward trend in negotiated rates, and the changing mix of traffic from various carriers with different negotiated rates.

        U.S. Cellular anticipates that inbound roaming minutes of use might continue to grow over the next few years, reflecting continuing industry-wide growth in customers and usage per customer, including increased usage of data services while roaming, but that the rate of growth will decline due to higher penetration, slower overall growth in the consumer wireless market and the consolidation of wireless carriers. U.S. Cellular anticipates that its roaming revenue per minute of use will remain fairly constant over the next few years pursuant to its existing contract rates, but that renewal of these contracts and the negotiation of new contracts will reflect lower rates over time.

Long-distance and other revenues

        In 2007, the increase compared to 2006 reflected an $18.8 million increase in long-distance revenues and a $31.8 million increase in other revenues. In 2006, the increase compared to 2005 reflected a $10.2 million increase in long-distance revenues and a $28.3 million increase in other revenues. The increase in long-distance revenues in both years was driven by an increase in the volume of long-distance calls billed both to U.S. Cellular's customers and to other wireless carriers whose customers used U.S. Cellular's systems to make long-distance calls. The growth in other revenues in both years was due primarily to an increase in ETC funds that were received from the USF. In 2007, 2006 and 2005, U.S. Cellular was eligible to receive eligible telecommunication carrier funds in nine, seven and five states, respectively.

Equipment sales revenues

        Equipment sales revenues include revenues from sales of handsets and related accessories to both new and existing customers, as well as revenues from sales of handsets to agents. All equipment sales revenues are recorded net of anticipated rebates.

        U.S. Cellular continues to offer a competitive line of quality handsets to both new and existing customers. U.S. Cellular's customer retention efforts include offering new handsets at discounted prices to existing customers as the expiration date of the customer's service contract approaches. U.S. Cellular also continues to sell handsets to agents; this practice enables U.S. Cellular to provide better control over the quality of handsets sold to its customers, establish roaming preferences and earn quantity discounts from handset manufacturers which are passed along to agents. U.S. Cellular anticipates that it will continue to sell handsets to agents in the future.

        The increase in equipment sales revenues in 2007 and 2006 was driven by an increase in the number of handsets sold. The number of handsets sold increased 3% and 12% in 2007 and 2006, respectively. The increase in 2006 equipment sales revenues also was driven by an increase of 14% in average revenue per handset sold, primarily reflecting a shift to the sale of more expensive handsets with expanded capabilities. Average revenue per handset sold was flat in 2007 compared to 2006.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating Expenses

System operations expenses (excluding depreciation, amortization and accretion)

        System operations expenses (excluding depreciation, amortization and accretion) include charges from wireline telecommunications service providers for U.S. Cellular's customers' use of their facilities, costs related to local interconnection to the wireline network, charges for maintenance of U.S. Cellular's network, long-distance charges, outbound roaming expenses and payments to third-party data product and platform developers. Key components of the overall increases in system operations expenses were as follows:

  •
  maintenance, utility and cell site expenses increased $27.5 million, or 11%, in 2007 and $40.1 million, or 18%, in 2006, primarily driven by an increase in the number of cell sites within U.S. Cellular's network. The number of cell sites totaled 6,383 in 2007, 5,925 in 2006 and 5,428 in 2005, as U.S. Cellular continued to grow by expanding and enhancing coverage in its existing markets and also through acquisitions of existing wireless operations;

  •
  the cost of network usage on U.S. Cellular's systems increased $20.3 million, or 8%, in 2007 and $18.7 million, or 8%, in 2006, as total minutes used on U.S. Cellular's systems increased 28% in 2007 and 26% in 2006 primarily driven by migration to pricing plans with a larger number of packaged minutes, mostly offset by the ongoing reduction in the per-minute cost of usage for U.S. Cellular's network. In addition, data network and developer costs increased driven by the increase in data usage; and

  •
  expenses incurred when U.S. Cellular's customers used other carriers' networks while roaming increased $29.6 million, or 22%, in 2007, and decreased $22.7 million, or 14%, in 2006. The increase in 2007 is due to an increase in roaming minutes of use partially offset by a reduction in cost per minute which resulted from a reduction in negotiated roaming rates, while the decrease in 2006 is primarily due to a reduction in roaming rates negotiated with other carriers and the elimination of roaming expenses incurred in previous periods when U.S. Cellular customers traveled into non-U.S. Cellular markets that are now operated by U.S. Cellular, partially offset by increased usage.

        Management expects total system operations expenses to increase over the next few years, driven by the following factors:

  •
  increases in the number of cell sites within U.S. Cellular's systems as it continues to add capacity and enhance quality in most markets and continues development activities in recently launched markets; and

  •
  increases in minutes of use, both on U.S. Cellular's network and by U.S. Cellular's customers on other carriers' networks when roaming.

        These factors are expected to be partially offset by anticipated decreases in the per-minute cost of usage both on U.S. Cellular's network and on other carriers' networks.

Cost of equipment sold

        The increase in Cost of equipment sold in both years was due primarily to an increase in the number of handsets sold (3% in 2007 and 12% in 2006), as discussed in Equipment sales revenues. In addition, the increase was also driven by an increase in the average cost per handset due to a shift to the sale of more expensive handsets with expanded capabilities.

Selling, general and administrative expenses

        Selling, general and administrative expenses primarily consist of salaries, commissions and expenses of field sales and retail personnel and facilities; telesales department salaries and expenses;

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

agent commissions and related expenses; corporate marketing and merchandise management; advertising; and public relations expenses. Selling, general and administrative expenses also include the costs of operating U.S. Cellular's customer care centers and the majority of U.S. Cellular's corporate expenses.

        The increases in selling, general and administrative expenses in 2007 and 2006 are due primarily to higher expenses associated with acquiring, serving and retaining customers, driven in part by an increase in U.S. Cellular's customer base in both years; increased regulatory charges and taxes also are a factor. Key components of the increases in selling, general and administrative expenses were as follows:

2007—

  •
  a $53.9 million increase in expenses related to federal universal service fund contributions and other regulatory fees and taxes due to an increase in the contribution rate and an increase in service revenues (most of the expenses related to universal service fund contributions are offset by increases in retail service revenues for amounts passed through to customers);

  •
  a $46.1 million increase in expenses related to compensation of agents and sales employees to support growth in customers and revenues in recently acquired and existing markets;

  •
  a $26.2 million increase in consulting and outsourcing costs as U.S. Cellular increased its use of third parties to perform certain functions and participate in certain projects;

  •
  a $20.5 million increase in advertising expenses primarily due to an increase in media purchases.

2006—

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

  •
  a $34.0 million increase in expenses primarily related to the operations of U.S. Cellular's regional support offices, primarily due to the increase in the customer base;

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

  •
  an $18.7 million increase in expenses related to universal service fund contributions and other regulatory fees and taxes. Most of the expenses related to universal service fund contributions are offset by increases in retail service revenues for amounts passed through to customers;

  •
  a $13.9 million increase in stock-based compensation expense primarily due to the implementation of Statement of Financial Accounting Standards ("SFAS") No. 123 (revised) ("SFAS 123(R)"), Share-Based Payment, as of January 1, 2006; and

  •
  a $7.7 million increase in consulting and outsourcing costs as U.S. Cellular increased its use of third parties to perform certain functions and participate in certain projects.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Sales and marketing cost per gross customer addition was $487 in 2007 compared to $385 and $372 in 2006 and 2005, respectively. As discussed in footnotes (4) and (5) in the table below, there was a change in the reporting of reseller gross customer additions during 2007. Excluding the impact of reseller gross customer additions for all periods, sales and marketing cost per gross customer addition in 2007 was $578 compared to $510 and $507 in 2006 and 2005, respectively. The increase in 2007 was primarily due to increased sales employee and agent expenses as well as higher losses on sales of handsets. The increase in 2006 is primarily due to increased agent-related expenses, employee-related expenses and advertising expenses, partially offset by reduced losses on sales of handsets.

        Below is a summary of sales and marketing cost per gross customer addition for each period:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands, except per customer amounts)
Components of cost:
Selling, general and administrative expenses related to the acquisition of new customers(1)	$677,615	$612,086	$551,236
Cost of equipment sold to new customers(2)	471,802	409,390	385,715
Less equipment sales revenues from new customers(3)	(291,447)	(287,962)	(228,095)

Total cost	$857,970	$733,514	$708,856
Gross customer additions (000s)(4)	1,761	1,904	1,904

Sales and marketing cost per gross customer addition(5)	$487	$385	$372

(1)
Selling, general and administrative expenses related to the acquisition of new customers is reconciled to total selling, general and administrative expenses as follows:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Selling, general and administrative expenses, as reported	$1,555,639	$1,399,561	$1,217,709
Less expenses related to serving and retaining customers	(878,024)	(787,475)	(666,473)

Selling, general and administrative expenses related to the acquisition of new customers	$677,615	$612,086	$551,236

(2)
Cost of equipment sold to new customers is reconciled to reported cost of equipment sold as follows:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Cost of equipment sold as reported	$640,225	$568,903	$511,939
Less cost of equipment sold related to the retention of existing customers	(168,423)	(159,513)	(126,224)

Cost of equipment sold to new customers	$471,802	$409,390	$385,715

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

(3)
Equipment sales revenues from new customers is reconciled to reported equipment sales revenues as follows:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands)
Equipment sales revenues, as reported	$267,027	$258,745	$203,743
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(47,551)	(53,552)	(30,118)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	71,971	82,769	54,470

Equipment sales revenues from new customers	$291,447	$287,962	$228,095

(4)
Gross customer additions represent customers added to U.S. Cellular's customer base through its marketing distribution channels during the respective periods presented, including customers added through a third party reseller. Effective for 2007, consistent with a change in U.S. Cellular's operating practices with its reseller, U.S. Cellular reports all reseller customer activations as gross additions in the period in which such reseller customer activations occur. Previously, only net customer activations as reported by the reseller were counted in the number of gross additions; this previous practice reflected the fact that certain reseller customer activations involved the reseller's reuse of telephone numbers that had not been disconnected from U.S. Cellular's network at the time of an earlier reseller customer disconnect. The current practice results in reporting reseller customer disconnects on a more timely basis and, compared to the previous practice, results in reporting a higher number of reseller customer additions and disconnects in each period. Gross customer additions totaled 1,761,000 for 2007. On a comparable basis, gross customer additions for 2006 and 2005 were estimated to be 1,904,000 and 1,904,000, respectively, versus the previously reported total of 1,535,000 and 1,536,000, respectively.

(5)
Sales and marketing cost per gross customer addition reflects the change in reporting reseller additions and disconnects as discussed in footnote (4) above. Under the current method of reporting, sales and marketing cost per gross addition in 2006 and 2005 was estimated to be $385 and $372, respectively, versus the previously reported figures of $478 and $460, respectively. Excluding the impact of reseller gross customer additions, sales and marketing cost per gross customer addition was $578 in 2007 compared to $510 and $507 in 2006 and 2005, respectively.

        Historically, U.S. Cellular has reported the sales and marketing cost per gross customer addition measurement to facilitate comparisons among companies of the costs of acquiring customers on a per gross customer addition basis and the efficiency of marketing efforts. Over time, many companies have discontinued their reporting of this measurement. In addition, sales and marketing cost per gross customer addition is not calculable using financial information derived directly from the Consolidated Statements of Operations, and the definition of sales and marketing cost per gross customer addition used by U.S. Cellular may not be comparable to similar measures that are reported by other companies. Due to the decreasing relevance and use of the measurement, as well as its complexity and lack of comparability among companies in the wireless industry, U.S. Cellular will not report sales and marketing cost per gross customer addition in the future.

        Monthly general and administrative expenses per customer, including the net costs related to the renewal or upgrade of service contracts of existing U.S. Cellular customers ("net customer retention costs"), increased 4% to $14.88 in 2007 from $14.34 in 2006 and increased 10% in 2006 from $13.08 in 2005. The increase in 2007 is primarily due to an increase in expense related to the federal universal service fund contributions and other regulatory fees and taxes, an increase in outside services and an increase in employee-related expenses associated with serving and retaining customers. The increase in 2006 is due primarily to higher employee-related expenses associated with serving and retaining customers and higher retention expenses related to providing wireless GPS enabled handsets to

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

customers who did not previously have such handsets. In addition, in 2007 and 2006, U.S. Cellular recorded additional stock-based compensation due primarily to the implementation of SFAS 123(R).

        This measurement is reconciled to total selling, general and administrative expenses as follows:

Year ended December 31,	2007	2006	2005
	(Dollars in thousands, except per customer amounts)
Components of cost(1):
Selling, general and administrative expenses, as reported	$1,555,639	$1,399,561	$1,217,709
Less selling, general and administrative expenses related to the acquisition of new customers	(677,615)	(612,086)	(551,236)
Add cost of equipment sold related to the retention of existing customers	168,423	159,513	126,224
Less equipment sales revenues related to the retention of existing customers, excluding agent rebates	(47,551)	(53,552)	(30,118)
Add agent rebate reductions of equipment sales revenues related to the retention of existing customers	71,971	82,769	54,470

Net cost of serving and retaining customers	$1,070,867	$976,205	$817,049
Divided by average customers during period (000s)(2)	5,997	5,671	5,207
Divided by twelve months in each period	12	12	12

Average monthly general and administrative expenses per customer	$14.88	$14.34	$13.08

(1)
These components were previously identified in the summary of sales and marketing cost per customer addition and related footnotes above.

(2)
The calculation of "Average customers during period" is set forth in footnote 6 of the table of summarized operating data above.

Depreciation expense

        The increases in both years reflect rising average fixed asset balances, which increased 8% in 2007 and 12% in 2006. Increased fixed asset balances in both 2007 and 2006 resulted from the following factors:

  •
  the addition of 434, 450 and 431 new cell sites to U.S. Cellular's network in 2007, 2006 and 2005, respectively, built to expand and improve coverage and capacity in U.S. Cellular's existing service areas and;

  •
  the addition of radio channels and switching capacity to U.S. Cellular's network to accommodate increased usage.

        See "Financial Resources" and "Liquidity and Capital Resources" for further discussions of U.S. Cellular's capital expenditures.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Amortization and accretion expenses

        Amortization expense decreased $24.9 million in 2007, primarily due to a decrease in customer list amortization, and the billing system becoming fully amortized in 2006. This was partly offset by a $4.0 million increase in impairment in 2007. Of the $13.1 million increase in amortization and accretion expense in 2006, $11.8 million is attributable to amortization expense related to customer list intangible assets acquired through various transactions in 2006 and the fourth quarter of 2005. Customer list intangible assets are amortized using the double declining balance method in the first year, switching to the straight-line method in subsequent years.

        Loss on impairment of intangible assets totaled $4.0 million in 2007. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), U.S. Cellular performed the annual impairment test for its investment in licenses in the second quarter of 2007. In accordance with SFAS 142, U.S. Cellular performs the annual impairment tests of licenses at the unit of accounting level. U.S. Cellular's license impairments in 2007 were $2.1 million and related to two of its six units of accounting in which operations have not yet begun. Fair values for such units of accounting were determined by reference to values established by auctions and other market transactions involving licenses comparable to those included in each specific unit of accounting. The 2006 and 2005 annual testing resulted in no impairments. Also, U.S. Cellular performed an impairment test for its customer lists in the third quarter of 2007. Certain customer lists were identified as impaired, resulting in a $1.9 million charge. No customer lists were impaired in 2006 or 2005.

        In accordance with SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), U.S. Cellular accretes liabilities for future remediation obligations associated with leased properties. Such accretion expense totaled $8.8 million in 2007, $7.2 million in 2006 and $5.9 million in 2005.

(Gain) loss on asset disposals/exchanges

        In 2007, 2006 and 2005, (gain)/loss on asset disposals/exchanges included charges of $34.1 million, $19.6 million and $20.4 million, respectively, related to disposals of assets, trade-ins of older assets for replacement assets and other retirements of assets from service. In 2007, U.S. Cellular conducted a physical inventory of its significant cell site and switching assets. As a result, (gain)/loss on asset disposals/exchanges included a charge of $14.6 million in 2007 to reflect the results of the physical inventory and related valuation and reconciliation.

        In 2007, a $20.8 million pre-tax loss was recognized in conjunction with the exchange of personal communication service license spectrum with Sprint Nextel. There was no loss on exchange of assets in 2006 and 2005. In 2005, a pre-tax gain of $44.7 million represented the difference between the fair value of the properties U.S. Cellular received in the ALLTEL exchange transaction completed on December 19, 2005 and the $58.1 million of cash paid plus the recorded value of the assets it transferred to ALLTEL. Such amount of gain was reduced to $42.4 million at the TDS consolidated level due to the impact of the step acquisitions that resulted from U.S. Cellular's repurchase of its Common Shares. See Note 7—Acquisitions, Divestitures and Exchanges for the effect of step acquisitions.

        For further discussion of these transactions, see "Liquidity and Capital Resources—Acquisitions, Divestitures and Exchanges."

Operating Income

        Operating margin increased 1.8 and 0.8 percentage points in 2007 and 2006, respectively. The increases in operating income and operating income margin were due to the fact that operating revenues increased more in dollar and percentage terms, than operating expenses as a result of the factors which are described in detail in Operating Revenues and Operating Expenses above.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Effects of Competition

        The wireless telecommunications industry is highly competitive. U.S. Cellular competes directly with several wireless communications services providers in each of its markets. In general, there are between three and five competitors in each wireless market in which U.S. Cellular provides service, excluding resellers and mobile virtual network operators ("MVNOs"). U.S. Cellular generally competes against each of the nationwide wireless companies: AT&T Mobility, Verizon Wireless, Sprint Nextel and T-Mobile USA. However, not all of these competitors operate in all markets where U.S. Cellular does business. U.S. Cellular believes that these competitors have substantially greater financial, technical, marketing, sales, purchasing and distribution resources than it does. In addition, U.S. Cellular competes against both larger and smaller regional wireless companies in certain areas, including ALLTEL and Leap Wireless International, and resellers of wireless services. Since U.S. Cellular's competitors do not disclose their subscriber counts in specific regional service areas, market share for the competitors in each regional market cannot be precisely determined.

        The use of national advertising and promotional programs by the national wireless service providers may be a source of additional competitive and pricing pressures in all U.S. Cellular markets, even if those operators may not provide direct service in a particular market. Also, in the current wireless environment, U.S. Cellular's ability to compete depends on its ability to offer family and national calling plans. U.S. Cellular provides wireless services comparable to the national competitors, but the other wireless companies operate in a wider geographic area and are able to offer no- or low-cost roaming and long-distance calling packages over a wider area on their own networks than U.S. Cellular can offer on its network. If U.S. Cellular offers the same calling area as one of these competitors, U.S. Cellular will incur roaming charges for calls made in portions of the calling area that are not part of its network, thereby increasing its cost of operations. In the Central Market Area, U.S. Cellular's largest contiguous service area, U.S. Cellular can offer larger regional service packages without incurring significant roaming charges than it is able to offer in other parts of its network.

        Some of U.S. Cellular's competitors bundle other services, such as a combination of cable or satellite television service, high speed internet, wireline phone service, and wireless phone service. U.S. Cellular either does not have the ability to offer these other services or has chosen not to offer them.

        Since each of these competitors operates on systems using spectrum licensed by the FCC and has comparable technology and facilities, competition within each market is principally on the basis of quality of service, price, brand image, size of area covered, services offered and responsiveness of customer service. U.S. Cellular employs a customer satisfaction strategy throughout its markets which it believes has contributed to a relatively low customer churn rate, and which it also believes has had a positive impact on its cost to add a net new customer.

2008 Estimates

        U.S. Cellular expects the above competitive factors to continue to have an effect on operating income and operating income margin for the next several quarters. Any changes in the above factors, as well as the effects of other drivers of U.S. Cellular's operating results, may cause operating income and operating income margin to fluctuate over the next several quarters.

        The following are U.S. Cellular's estimates of full-year 2008 service revenues; depreciation, amortization and accretion expenses; operating income; net retail customer additions and capital expenditures. Such estimates represent U.S. Cellular's views as of the date of filing of U.S. Cellular's Form 10-K for the year ended December 31, 2007. Such forward-looking statements should not be assumed to be accurate as of any future date. TDS undertakes no duty to update such information whether as a result of new information, future events or otherwise. There can be no assurance that final results will not differ materially from such estimated results.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

	2008 Estimated Results	2007 Actual Results
Net retail customer additions	250,000 - 325,000	301,000
Service revenues	$3,900 - $4,000 million	$3,679.2 million
Operating income	$460 - $535 million	$396.2 million
Depreciation, amortization and accretion expenses(1)	Approx. $615 million	$637.1 million
Capital expenditures	$590 - $640 million	$565.5 million

(1)
Includes losses on exchange and disposals of assets.

RESULTS OF OPERATIONS—WIRELINE OPERATIONS

        TDS operates its wireline operations through TDS Telecom, a wholly owned subsidiary. TDS Telecom served 1,197,700 equivalent access lines at the end of 2007, a decrease of 15,800 lines from 2006. At the end of 2006, TDS Telecom served 1,213,500 equivalent access lines, an increase of 29,600 lines over 2005. Equivalent access lines are the sum of the physical access lines and high-capacity data lines adjusted to estimate the equivalent number of physical access lines in terms of capacity. A physical access line is the individual circuit connecting a customer to a telephone company's central office facilities. Each digital subscriber line ("DSL") is treated as an equivalent line in addition to a voice line that may operate off the same copper loop.

        TDS Telecom provides services through its incumbent local exchange carrier and competitive local exchange carrier operations. An incumbent local exchange carrier ("ILEC") is an independent local telephone company that formerly had the exclusive right and responsibility to provide local transmission and switching services in its designated service territory. Competitive local exchange carrier ("CLEC") depicts companies that enter the operating areas of incumbent local exchange telephone companies to offer local exchange and other telephone services.

        TDS Telecom's ILECs served 762,700 equivalent access lines at the end of 2007 compared to 757,300 at the end of 2006 and 735,300 at the end of 2005. Since 2005, the ILEC operations have primarily grown through internal growth.

        TDS Telecom's CLEC served 435,000 equivalent access lines at the end of 2007 compared to 456,200 at the end of 2006 and 448,600 lines at the end of 2005. The decline in 2007 is the result of a shift in focus from residential to commercial customers. The growth in 2006 occurred as the CLEC operations increased their presence in current markets.

        Following is a table of summarized operating data for TDS Telecom's ILEC and CLEC operations.

Customers

Year Ended December 31,	2007	2006	2005
ILEC
Equivalent access lines	762,700	757,300	735,300
Dial-up Internet service accounts	56,300	77,100	90,700
Digital subscriber line (DSL) accounts	143,500	105,100	65,500
Long distance customers	345,200	340,000	321,500
CLEC
Equivalent access lines	435,000	456,200	448,600
Dial-up Internet service accounts	7,600	10,200	14,200
Digital subscriber line (DSL) accounts	43,300	42,100	36,400
Full-time equivalent TDS Telecom employees	2,703	2,940	3,295

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

TDS Telecom

Components of Operating Income

Year Ended December 31,	2007	Increase/ (Decrease)	Percentage Change	2006	Increase/ (Decrease)	Percentage Change	2005
	(Dollars in thousands)
Operating revenues
ILEC revenues	$629,983	$(15,542)	(2.4)%	$645,525	$(24,199)	(3.6)%	$669,724
CLEC revenues	236,529	725	0.3%	235,804	(3,537)	(1.5)%	239,341
Intra-company elimination	(6,301)	(890)	(16.4)%	(5,411)	(431)	(8.7)%	(4,980)

Telecom operating revenues	860,211	(15,707)	(1.8)%	875,918	(28,167)	(3.1)%	904,085
Operating expenses
ILEC expenses	502,593	(12,938)	(2.5)%	515,531	14,740	2.9%	500,791
CLEC expenses	222,717	(14,225)	(6.0)%	236,942	(10,607)	(4.3)%	247,549
Intra-company elimination	(6,301)	(890)	(16.4)%	(5,411)	(431)	(8.7)%	(4,980)

Telecom operating expenses	719,009	(28,053)	(3.8)%	747,062	3,702	0.5%	743,360

TDS Telecom operating income	$141,202	$12,346	9.6%	$128,856	$(31,869)	(19.8)%	$160,725

Operating revenues

        Operating revenue decreased in 2007 and in 2006, primarily due to a decline in ILEC revenues as a result of the decline in network access minutes of use and lower compensation from state and national revenue pools.

Operating expenses

        The decrease in 2007 reflects cost reduction initiatives enacted by TDS Telecom in 2006 and in 2007 and a shift in the targeted customer base for the CLEC operations. The increase in 2006 was primarily due to higher cost of providing services and products.

Operating income

        The increase in 2007 was primarily the result of cost reduction initiatives enacted in 2006 and in 2007. The primary causes for the decrease in 2006 were the ILEC decrease in revenues generated from network usage and lower average access rates coupled with higher costs of services and products. TDS Telecom's total costs were also impacted by stock based compensation which increased $9.3 million in 2006, resulting primarily from the implementation of SFAS 123(R) as of January 1, 2006.

2008 Guidance

        The following are estimates of full-year 2008 service revenues; depreciation, amortization and accretion expenses and operating income. Such forward-looking statements should not be assumed to be accurate as of any future date. Such estimates represent TDS Telecom's view as of the date of filing TDS' Form 10-K for the year ended December 31, 2007. TDS undertakes no duty to update such information whether as a result of new information, future events or otherwise. There can be no assurance that final results will not differ materially from these estimated results.

	2008 Estimated Results	2007 Actual Results
ILEC and CLEC Operations:
Operating revenues	$815 - $855 million	$860.2 million
Operating income	$110 - $140 million	$141.2 million
Depreciation, amortization and accretion expenses	Approx. $160 million	$157.5 million
Capital expenditures	$130 - $160 million	$128.2 million

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

ILEC Operations

        In 2007, TDS Telecom determined that it was no longer appropriate to continue the application of SFAS 71 for reporting its financial results. See Footnote 5—Extraordinary Item—Discontinuance of the Application of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. TDS Telecom does not expect operating results in the future to be materially impacted by the decision to discontinue the application of SFAS 71.

Components of Operating Income

Year Ended December 31,	2007	Increase/ (Decrease)	Percentage Change	2006	Increase/ (Decrease)	Percentage Change	2005
	(Dollars in thousands)
Local service	$193,823	$(6,390)	(3.2)%	$200,213	$(1,808)	(0.9)%	$202,021
Network access and long distance	330,627	(21,672)	(6.2)%	352,299	(21,438)	(5.7)%	373,737
Miscellaneous	105,533	12,520	13.5%	93,013	(953)	(1.0)%	93,966

Total operating revenues	629,983	(15,542)	(2.4)%	645,525	(24,199)	(3.6)%	669,724
Cost of services and products (exclusive of depreciation, amortization and accretion included below)	193,761	1,829	1.0%	191,932	14,680	8.3%	177,252
Selling, general and administrative expense	175,392	(12,837)	(6.8)%	188,229	(132)	(0.1)%	188,361
Depreciation, amortization and accretion	133,440	(1,930)	(1.4)%	135,370	192	0.1%	135,178

Total operating expenses	502,593	(12,938)	(2.5)%	515,531	14,740	2.9%	500,791

Total operating income	$127,390	$(2,604)	(2.0)%	$129,994	$(38,939)	(23.0)%	$168,933

Operating Revenues

        Local service revenues    (provision of local telephone exchange service primarily within the local area):

        Physical access line decreases of 5% and 3% in 2007 and 2006 negatively impacted revenues by $5.4 million in 2007 and $4.2 million in 2006. Declines in second lines accounted for 19% and 34% of the decline in physical access lines in 2007 and 2006. These second line disconnections were significantly influenced by customers converting to TDS Telecom's digital subscriber line ("DSL") service. Interconnection revenues increased $2.4 million in 2007, but these revenues were more than offset by lower revenues due to residential bundling discounts. Revenues from the sale of custom calling and advanced features increased $2.3 million and $1.5 million in 2007 and 2006, respectively.

        Network access and long-distance revenues    (compensation for carrying interstate and intrastate long distance traffic on TDS Telecom's local telephone networks and customer revenues from reselling long-distance service):

        For both 2007 and 2006, revenue generated from network usage, including compensation from state and national pools declined. In 2007, $21.4 million of the decline in revenue was primarily due to exiting the national revenue pool for DSL, a 14% decrease in access minutes of use and a lower rate of return from the national revenue pools. In 2006, $28.2 million of the decline in revenue was primarily due to a 4.9% decrease in access minutes of use, a decrease in revenues resulting from disputes with inter-exchange carriers and lower average access rates.

        Revenues from reselling long-distance service did not change in 2007. The revenue from the growth in the number of customers was offset by lower average revenue per customer, due to an increase in discounts offered to customers who subscribe to long-distance packages that are bundled with other TDS Telecom telecommunication services. The increase of $6.4 million in long-distance revenues in 2006 was due to the growth in customers. As of December 31, 2007, TDS Telecom ILEC operations were

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

reselling long-distance service on 345,200 access lines compared to 340,000 and 321,500 access lines at December 31, 2006 and 2005, respectively.

        Miscellaneous revenues    (charges for providing Internet services; leasing, selling, installing and maintaining customer premise equipment; providing billing and collection services; and selling of direct broadcast satellite service and other miscellaneous services):

        DSL revenues increased $17.6 million or 43% in 2007, but were offset in part, by decreases in dial-up internet, and other non-regulated service revenues. In 2006, DSL revenues increased $12.7 million or 44%, but were offset by decreases in dial-up internet, direct broadcast satellite service and other non-regulated revenues. As of December 31, 2007, TDS Telecom ILEC operations were providing DSL service and dial-up internet service to 143,500 and 56,300 customers respectively, as compared to 105,100 DSL service customers and 77,100 dial-up internet customers as of December 31, 2006.

Operating Expenses

Cost of services and products

        The increases in cost of services and products in 2007 and 2006 were attributable to several factors. Network-related payroll expense increased $2.7 million and $2.9 million in 2007 and 2006, respectively. The payroll increase in 2007 was primarily due to inflationary compensation increases while the payroll increase in 2006 was primarily due to an increase in stock-based compensation expense resulting from adoption of SFAS 123(R) as of January 1, 2006 offset by the effects of the organizational realignment which occurred in 2006. Also, line charges, circuit expenses and other cost of goods sold associated with the growth in DSL customers increased by $6.6 million in 2006, partially offset by a $2.4 million decline in circuit and telephone expenses related to dial-up Internet service. Cost of providing long-distance service, due to the growth in long-distance customers combined with increased usage stimulated by calling plans, increased 2006 expenses by $4.1 million. Cost of goods sold related to business customer premises equipment and reciprocal compensation expense decreased $1.1 million in 2007 after increasing by $1.3 million in 2006.

Selling, general and administrative expenses

        Selling, general and administrative expenses decreased in 2007 primarily due to $7.2 million in payroll reductions due to cost reduction initiatives enacted by TDS Telecom in 2006 and 2007. Stock based compensation increased expenses by $6.1 million in 2006, due to the adoption of SFAS 123(R) as of January 1, 2006. Additionally, organizational realignment costs of $3.8 million were incurred in 2006. Cost savings from the 2005 early retirement incentive plan as well as a partial year benefit from the 2006 organizational realignment were primarily responsible for offsetting these increases.

Depreciation, amortization and accretion expenses

        Depreciation, amortization and accretion expenses decreased in 2007 and were relatively unchanged in 2006 compared to 2005, primarily attributable to trends in new investments in plant and equipment. New investments in plant and equipment decreased 1% in 2007 after increasing 16% in 2006. Investments in switch modernization and outside plant facilities were made to maintain and enhance the quality of service and to offer TDS Telecom new revenue opportunities.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

CLEC Operations

Components of Operating Income

Year Ended December 31,	2007	Increase/ (Decrease)	Percentage Change	2006	Increase/ (Decrease)	Percentage Change	2005
	(Dollars in thousands)
Retail revenue	$215,235	$1,073	0.5%	$214,162	$(1,525)	(0.7)%	$215,687
Wholesale revenue	21,294	(348)	(1.6)%	21,642	(2,012)	(8.5)%	23,654

Total operating revenues	236,529	725	0.3%	235,804	(3,537)	(1.5)%	239,341
Cost of services and products (exclusive of depreciation, amortization and accretion included below)	116,612	(5,915)	(4.8)%	122,527	1,603	1.3%	120,924
Selling, general and administrative expense	82,083	(8,090)	(9.0)%	90,173	(6,014)	(6.3)%	96,187
Depreciation, amortization and accretion	24,022	(220)	(0.9)%	24,242	(6,196)	(20.4)%	30,438

Total operating expenses	222,717	(14,225)	(6.0)%	236,942	(10,607)	(4.3)%	247,549

Total operating income (loss)	$13,812	$14,950	N/M	$(1,138)	$7,070	86.1%	$(8,208)

N/M—Not meaningful

Operating Revenues

        Retail revenues    (charges to CLEC customers to whom TDS Telecom provides direct telecommunication services):

        The 2007 revenue growth was driven by the increase in the number of commercial customers partially offset by a declining residential customer base as a result of the shift in focus from residential to commercial customers. Additionally, the 2007 increase was due to the growth in average revenue per customer resulting from an increased penetration of higher margin commercial products and less discounting on residential products. The 2% growth in equivalent access lines in 2006 resulted in increased revenues by $7.2 million in 2006. This increase was more than offset by lower average revenue per customer in 2006 resulting from competitive pressures on voice and data services pricing.

        Wholesale revenues    (charges to other carriers for utilizing TDS Telecom's network infrastructure):

        Wholesale revenues remained flat for 2007 with a 13% decline in minutes of use offset by a 13% increase in the average revenue per minute attributable to the mix of traffic. The decrease in 2006 is primarily due to lower average access rates caused by a change in the mix of traffic and an increase in revenue disputes with inter-exchange carriers.

Operating Expenses

Cost of services and products

        The decrease in 2007 is primarily due to a change in the mix of products and customers served by the CLEC, improved pricing received on certain services purchased and a reduction in payroll-related costs. In 2006, additional expenses of $6.9 million related to access line growth were mostly offset by lower costs, due in large part to more efficient network routing arrangements. In 2006, the CLEC also recognized a $5.1 million reduction in expenses resulting from favorable settlements with inter-exchange carriers. However, 2006 was $5.3 million higher than 2005 due to a favorable settlement with an incumbent carrier recorded in 2005, which reduced 2005 expense.

Selling, general and administrative expense

        The decrease in 2007 was primarily due to a decrease of $3.6 million in advertising expense formerly targeted at residential customers, a $3.7 million reduction in payroll costs due to a 10% decrease in the number of employees, partially offset by wage increases, and a reduction of bad debt

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

expense of $1.4 million. In 2006, the reduction in expense was primarily caused by changes in the mix of customers and consolidation of customer service and provisioning functions, which resulted in $4.7 million lower payroll-related expenses, and $1.9 million lower sales and marketing expenses. This decrease was partially offset by a $2.0 million increase in stock-based compensation expense resulting from the adoption of SFAS 123(R) as of January 1, 2006.

Depreciation, amortization and accretion expenses

        The 2006 decrease was the result of the 2004 change in the estimated remaining lives of certain long-lived assets, which resulted in several asset categories becoming fully depreciated in 2006.

INFLATION

        Management believes that inflation affects TDS' business to no greater extent than the general economy.

RECENT ACCOUNTING PRONOUNCEMENTS

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures related to the use of fair value measures in financial statements. SFAS 157 does not expand the use of fair value measurements in financial statements, but standardizes its definition and guidance in U.S. GAAP. SFAS 157 emphasizes that fair value is a market-based measurement and not an entity-specific measurement, based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS 157 establishes a fair value hierarchy from observable market data as the highest level to an entity's own fair value assumptions about market participant assumptions as the lowest level. In February 2008, the FASB issued FASB Staff Position ("FSP") FAS 157-1 to exclude leasing transactions from the scope of SFAS 157. In February 2008, the FASB also issued FSP FAS 157-2 to defer the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until years beginning after November 15, 2008. TDS adopted SFAS 157 for its financial assets and liabilities effective January 1, 2008 and does not anticipate any material impact on its financial position or results of operations. TDS has not yet adopted SFAS 157 for its nonfinancial assets and liabilities. TDS is currently reviewing the adoption requirements related to its nonfinancial assets and liabilities and has not yet determined the impact, if any, on its financial position or results of operations.

        In September 2006, the FASB ratified EITF No. 06-1, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider ("EITF 06-1"). This guidance requires the application of EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer ("EITF 01-9"), when consideration is given to a reseller or manufacturer to benefit the service provider's end customer. EITF 01-9 requires that the consideration given be recorded as a liability at the time of the sale of the equipment and also provides guidance for the classification of the expense. TDS adopted EITF 06-1 effective January 1, 2008 with no material impact on its financial position or results of operations.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected shall be reported in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. TDS adopted SFAS 159 on January 1, 2008 and is electing the fair value option for its Deutsche Telekom marketable equity

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

securities and related derivative liabilities. As a result of the election, TDS anticipates recognizing a $502.7 million cumulative-effect gain adjustment to retained earnings (net of $291.2 million of tax) in the first quarter of 2008.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations—a replacement of FASB Statement No. 141 ("SFAS 141(R)"). SFAS 141(R) replaces FASB Statement No. 141, Business Combinations ("SFAS 141"). SFAS 141(R) retains the underlying concept of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method, a method that requires the acquirer to measure and recognize the acquiree on an entire entity basis and recognize the assets acquired and liabilities assumed at their fair values as of the date of acquisition. However, SFAS 141(R) changes the method of applying the acquisition method in a number of significant aspects. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after January 1, 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS No. 109, Accounting for Income Taxes, such that amendments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). TDS is currently reviewing the requirements of SFAS 141(R) and has not yet determined the impact, if any, on its financial position or results of operations.

        In December 2007, the FASB issued SFAS No.160, Consolidated Financial Statements, Including Accounting and Reporting of Noncontrolling Interests in Subsidiaries—a replacement of ARB No. 51 ("SFAS 160"). SFAS 160 amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, as amended by FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, to establish new standards that will govern the accounting and reporting of (1) noncontrolling interests (commonly referred to as minority interests) in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. It also establishes that once control of a subsidiary is obtained, changes in ownership interests in that subsidiary that do not result in a loss of control shall be accounted for as equity transactions, not as step acquisitions. SFAS 160 is effective on a prospective basis for TDS' 2009 financial statements, except for the presentation and disclosure requirements, which will be applied retrospectively. TDS is currently reviewing the requirements of SFAS 160 and has not yet determined the impact on its financial position or results of operations.

FINANCIAL RESOURCES

        TDS operates a capital- and marketing-intensive business. In recent years, TDS has generated cash from its operating activities, received cash proceeds from divestitures, used short-term credit facilities and used long-term debt financing to fund its construction costs and operating expenses. TDS anticipates further increases in wireless customers, revenues and operating expenses, cash flows from operating activities and capital expenditures in the future. Cash flows may fluctuate from quarter to quarter and from year to year due to seasonality, capital expenditures and other factors.

        The following table provides a summary of TDS' cash flow activities for the periods shown.

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Cash flows from (used in)
Operating activities	$941,032	$892,246	$868,212
Investing activities	(627,855)	(630,740)	(902,417)
Financing activities	(152,056)	(343,972)	(41,109)

Net increase (decrease) in cash and cash equivalents	$161,121	$(82,466)	$(75,314)

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Cash Flows From Operating Activities represent a significant source of funds to TDS. Net cash provided by operating activities, excluding changes in assets and liabilities from operations totaled $949.9 million in 2007, $1,011.8 million in 2006 and $926.8 million in 2005. Distributions from unconsolidated investments provided $87.4 in 2007, $78.2 million in 2006 and $52.6 million in 2005. Changes in assets and liabilities from operations required $8.9 million in 2007, $119.6 million in 2006 and $58.6 million in 2005, reflecting higher net working capital balances required to support higher levels of business activity as well as differences in timing and collection of payments.

        Cash Flows From Investing Activities primarily represent uses of funds to construct, operate and upgrade modern high-quality communications networks and facilities as a basis for creating long-term value for shareholders and to acquire licenses and properties. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue-enhancing and cost-reducing upgrades to TDS' networks. Proceeds from merger and divestiture transactions, and sales of investments have provided funds in recent years, which have partially offset the cash requirements for investing activities; however, such sources cannot be relied upon to provide continuing or regular sources of financing.

        The primary purpose of TDS' construction and expansion expenditures is to provide for customer growth, to upgrade service, to launch new market areas, and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services.

        Consolidated cash expenditures for capital additions required $699.6 million in 2007, $722.5 million in 2006 and $710.5 million in 2005. U.S. Cellular's capital additions totaled $565.5 million in 2007, $579.8 million in 2006 and $576.5 million in 2005. These expenditures were made to fund construction of 434, 450 and 431 new cell sites in 2007, 2006 and 2005, respectively, increases in capacity in existing cell sites and switches, remodeling of new and existing retail stores and opening new stores, and costs related to the development of U.S. Cellular's office systems.

        TDS Telecom's capital additions for its ILEC operations totaled $111.8 million in 2007, $113.2 million in 2006 and $97.5 million in 2005, representing expenditures for switch modernization and outside plant facilities to maintain and enhance the quality of service and offer new services with revenue opportunities. TDS Telecom's capital expenditures for CLEC operations totaled $16.4 million in 2007, $17.3 million in 2006 and $27.1 million in 2005 for switching and other network facilities.

        Corporate and other capital expenditures totaled $5.9 million in 2007, $12.2 million in 2006 and $9.4 million in 2005.

        Acquisitions required $23.8 million, $145.9 million and $191.4 million in 2007, 2006 and 2005, respectively. TDS' acquisitions included primarily the purchase of controlling interests in wireless markets, minority interests that increased the ownership of majority-owned markets and wireless spectrum. Divestitures provided $4.3 million, $102.3 million and $0.5 million in 2007, 2006 and 2005, respectively. See "Acquisitions, Divestitures and Exchanges" in the Liquidity and Capital Resources section for details regarding transactions completed in each of these years.

        During 2007, in connection with the settlement of the variable prepaid forward contracts related to TDS' VeriSign Inc. Common Shares, a portion of TDS' Deutsche Telekom ordinary shares, and TDS' subsidiaries Vodafone ADRs, the remaining shares of each of these investments were sold with pre-tax proceeds totaling $92.0 million. See "Marketable Equity Securities and Forward Contracts" section in Liquidity and Capital Resources for further details.

        In the past, TDS Telecom obtained financing from the Rural Telephone Bank ("RTB"). In connection with such financings, TDS Telecom purchased stock in the RTB. TDS Telecom repaid all of its debt to the RTB, but continued to own the RTB stock. In August 2005, the board of directors of the RTB approved resolutions to liquidate and dissolve the RTB. In order to effect the dissolution and liquidation, shareholders were asked to remit their shares to receive cash compensation for those shares.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

TDS Telecom remitted its shares and received $101.7 million from the RTB in the second quarter of 2006.

        At an Extraordinary General Meeting held on July 25, 2006, shareholders of Vodafone approved a Special Distribution of £0.15 per share (£1.50 per ADR) and a Share Consolidation under which every 8 ADRs of Vodafone were consolidated into 7 ADRs. As a result of the Special Distribution which was paid on August 18, 2006, U.S. Cellular and TDS Telecom received approximately $28.6 million and $7.6 million, respectively, in cash; these amounts, representing a return of capital for financial statement purposes, were recorded as a reduction in the accounting cost basis of marketable equity securities, and were included in cash flows from investing activities in 2006.

        Cash Flows From Financing Activities primarily reflect issuances and repayments of short-term debt, proceeds from issuance of long-term debt and from entering into variable prepaid forward contracts, repayments of long-term debt and repurchases of common shares. TDS has used short-term debt to finance acquisitions, to repurchase common shares and for other general corporate purposes. Cash flows from operating activities, proceeds from forward contracts and, from time to time, the sale of non-strategic cellular and other investments have been used to reduce short-term debt. In addition, from time to time, TDS has used proceeds from the issuance of long-term debt to reduce short-term debt.

        On August 1, 2006, TDS repaid $200.0 million plus accrued interest on its 7% unsecured senior notes. Also, in 2006, TDS redeemed $35.0 million of medium-term notes which carried interest rates of 10% and redeemed $17.2 million of medium-term notes which carried interest rates of 9.25% to 9.35% in 2005.

        In 2005, TDS issued $116.3 million of 6.625% senior notes due March 2045 which provided proceeds after underwriting discounts of $112.6 million. Also in 2005, TDS Telecom repaid approximately $232.6 million of Rural Utilities Service ("RUS"), Rural Telephone Bank ("RTB") and Federal Financing Bank ("FFB") notes.

        Borrowings under revolving credit facilities totaled $25.0 million in 2007, primarily to fund capital expenditures, $415.0 million in 2006, primarily to fund capital expenditures and $510.0 million in 2005, primarily to repay long-term debt and fund capital expenditures. Repayments under the revolving credit facilities totaled $60.0 million in 2007, $515.0 million in 2006 and $405.0 million in 2005.

        Proceeds received from the re-issuances of treasury shares in connection with employee benefit plans at TDS provided $113.6 million in 2007, $24.8 million in 2006 and $20.2 million in 2005. Proceeds received from the re-issuances of treasury shares in connection with employee benefit plans at U.S. Cellular provided $10.1 million in 2007, $15.9 million in 2006 and $23.3 million in 2005.

        Dividends paid on TDS Common Stock and Preferred Shares, excluding dividends reinvested, totaled $45.8 million in 2007, $43.0 million in 2006 and $40.6 million in 2005. Payment for repurchase of TDS Common Shares was $126.7 million in 2007. TDS did not repurchase any Common Shares in 2006 and 2005. U.S. Cellular's repurchase of Common Shares totaled $87.9 million in 2007. U.S. Cellular did not repurchase any Common Shares in 2006 and 2005.

        See "Repurchase of Securities and Dividends" section in Liquidity and Capital Resources for information on TDS and U.S. Cellular share repurchases.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

LIQUIDITY AND CAPITAL RESOURCES

        TDS believes that cash flows from operating activities, existing cash balances and funds available from the revolving credit facilities provide substantial financial flexibility for TDS to meet both its short- and long-term needs for the foreseeable future. In addition, TDS and its subsidiaries may have access to public and private capital markets to help meet their long-term financing needs.

        However, the availability of external financial resources is dependent on economic events, business developments, technological changes, financial conditions or other factors, some of which are not in TDS' control. If at any time financing is not available on terms acceptable to TDS, TDS might be required to reduce its business development and capital expenditure plans, which could have a materially adverse effect on its business and financial condition. TDS cannot provide assurances that circumstances that could materially adversely affect TDS' liquidity or capital resources will not occur. Economic downturns, changes in financial markets or other factors could affect TDS' liquidity and availability of capital resources. Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development and acquisition programs.

Cash and Cash Equivalents

        As of December 31, 2007, TDS had $1,174.4 million in cash and cash equivalents, which include cash and short-term, highly liquid investments with original maturities of three months or less. The primary objective of our cash and cash equivalents investment activities is to preserve principal. We currently invest our cash primarily in money market funds that are rated in the highest short-term rating category by major rating agencies such as Moody's and Standard and Poor's. Management believes that the credit risk associated with these investments is minimal.

Revolving Credit Facilities

        As discussed below, TDS and its subsidiaries had $1,296.4 million of revolving credit facilities available for general corporate purposes as well as an additional $25 million of bank lines of credit as of December 31, 2007.

        TDS has a $600 million revolving credit facility available for general corporate purposes. At December 31, 2007, outstanding letters of credit were $3.4 million, leaving $596.6 million available for use. Borrowings under the revolving credit facility bear interest at the London InterBank Offered Rate ("LIBOR") plus a contractual spread based on TDS' credit rating. TDS may select borrowing periods of either seven days or one, two, three or six months. At December 31, 2007, one-month LIBOR was 4.60% and the contractual spread was 75 basis points. If TDS provides less than two days' notice of intent to borrow, the related borrowings bear interest at the prime rate less 50 basis points (the prime rate was 7.25% at December 31, 2007). In 2007, TDS paid fees at an aggregate annual rate of 0.40% of the total $600 million facility. These fees totaled $2.4 million, $2.0 million and $0.8 million for the years ended December 31, 2007, 2006 and 2005, respectively. This credit facility expires in December 2009.

        TDS also had $25 million in direct bank lines of credit at December 31, 2007, all of which were unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate (the prime rate was 7.25% at December 31, 2007).

        U.S. Cellular has a $700 million revolving credit facility available for general corporate purposes. At December 31, 2007, outstanding letters of credit were $0.2 million, leaving $699.8 million available for use. Borrowings under the revolving credit facility bear interest at the LIBOR plus a contractual spread based on U.S. Cellular's credit rating. U.S. Cellular may select borrowing periods of either seven days or one, two, three or six months. If U.S. Cellular provides less than two days' notice of intent to borrow, the related borrowings bear interest at the prime rate less 50 basis points. U.S. Cellular paid fees at an

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

aggregate annual rate of 0.39% of the total facility in 2007. These fees totaled $2.8 million in 2007, $2.3 million in 2006 and $1.0 million in 2005. This credit facility expires in December 2009.

        The financial covenants associated with TDS' and U.S. Cellular's lines of credit require that each company maintain certain debt-to-capital and interest coverage ratios. The covenants of U.S. Cellular's revolving credit facility prescribe certain terms associated with intercompany loans from TDS or TDS subsidiaries to U.S. Cellular or U.S. Cellular subsidiaries.

        TDS' and U.S. Cellular's interest costs on their revolving credit facilities as of December 31, 2007 would increase if their credit ratings from either Standard & Poor's Rating Services ("Standard & Poor's") or Moody's Investor Service ("Moody's") were lowered and decrease if ratings improved. However, their credit facilities would not cease to be available or accelerate solely as a result of a decline in their credit ratings. A downgrade in TDS' or U.S. Cellular's credit ratings could adversely affect their ability to renew existing, or obtain access to new, credit facilities in the future. TDS' and U.S. Cellular's credit ratings as of December 31, 2007, and the dates such credit ratings were issued, were as follows:

Moody's (Issued September 20, 2007)	Baa3	—stable outlook
Standard & Poor's (Issued June 21, 2007)	BB+	—with developing outlook
Fitch (Issued August 16, 2007)	BBB+	—stable outlook

        On September 20, 2007, Moody's changed its outlook on TDS and U.S. Cellular's credit rating to stable from under review for possible further downgrade.

        On February 13, 2007, Standard & Poor's lowered its credit ratings on TDS and U.S. Cellular to BBB- from BBB. The ratings remained on credit watch with negative implications. On April 23, 2007, Standard & Poor's lowered its credit rating on TDS and U.S. Cellular to BB+ from BBB-. The ratings remained on credit watch with negative implications. On June 21, 2007, Standard & Poor's affirmed the BB+ rating, and removed the company from credit watch. The outlook is developing.

        On August 16, 2007, Fitch changed its outlook on TDS and U.S. Cellular's credit rating to stable from ratings watch negative.

        The maturity dates of certain TDS and U.S. Cellular revolving credit facilities would accelerate in the event of a change in control.

        The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and represent certain matters at the time of each borrowing. As noted in Note 14—Notes Payable in the Notes to the Consolidated Financial Statements, TDS and U.S. Cellular were in default of the revolving credit facilities during 2007 due to restatements and late SEC filings. TDS and U.S. Cellular received waivers of such defaults and subsequently made all required filings and ceased to be in default. TDS and U.S. Cellular believe they were in compliance as of December 31, 2007 with all covenants and other requirements set forth in the revolving credit facilities.

Long-Term Financing

        TDS believes it and its subsidiaries were in compliance as of December 31, 2007 with all covenants and other requirements set forth in long-term debt indentures. Such indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in TDS' credit rating. However, a downgrade in TDS' credit rating could adversely affect its ability to obtain long-term debt financing in the future. As stated in Note 15—Long-Term Debt and Forward Contracts to the Notes to the Consolidated Financial Statements, TDS and U.S. Cellular were not in compliance with debt indentures due to restatements and late SEC filings. However, this non-compliance did not result in an event of default or a default.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Marketable Equity Securities and Forward Contracts

        TDS and its subsidiaries hold or previously held marketable equity securities that are publicly traded and can have volatile movements in share prices. TDS and its subsidiaries do not make direct investments in publicly traded companies and all of these interests were acquired as a result of sales, trades or reorganizations of other assets.

        The investment in Deutsche Telekom AG ("Deutsche Telekom") resulted from TDS' disposition of its over 80%-owned personal communications services operating subsidiary, Aerial Communications, Inc., to VoiceStream in exchange for stock of VoiceStream, which was then acquired by Deutsche Telekom in exchange for Deutsche Telekom stock. The prior investment in Vodafone Group Plc ("Vodafone") resulted from certain dispositions of non-strategic wireless investments to or settlements with AirTouch Communications, Inc. ("AirTouch") in exchange for stock of AirTouch, which was then acquired by Vodafone whereby TDS and its subsidiaries received American Depositary Receipts representing Vodafone stock. The prior investment in VeriSign, Inc. ("VeriSign") is the result of the acquisition by VeriSign of Illuminet, Inc., a telecommunications entity in which several TDS subsidiaries held interests. The investment in Rural Cellular Corporation ("RCCC") is the result of a consolidation of several wireless partnerships in which TDS subsidiaries held interests in RCCC, and the distribution of RCCC stock in exchange for these interests. The tax basis of each investment is significantly below its current market value; therefore, disposition of the investments would result in significant taxable gains.

        As of December 31, 2007 and 2006, TDS and its subsidiaries owned 719,396 shares of RCCC. On July 30, 2007, RCCC announced that Verizon Wireless had agreed to purchase the outstanding shares of RCCC for $45 per share in cash. The acquisition is expected to close in the first half of 2008. If the transaction closes, TDS will receive approximately $32.4 million in cash, recognize a $31.7 million pre-tax gain and cease to own any interest in RCCC.

        TDS has a number of variable prepaid forward contracts ("forward contracts") with counterparties related to the Deutsche Telekom stock that it holds. The forward contracts mature from January to September 2008 and, at TDS' option, may be settled in shares of the respective securities or cash. If shares are delivered in the settlement of the forward contract, TDS would incur a current tax liability at the time of delivery. Deferred taxes have been provided for the difference between the book basis and the tax basis of the marketable equity securities and are included in deferred tax liabilities on the Consolidated Balance Sheets. As of December 31, 2007, such current deferred income tax liabilities related to marketable equity securities totaled $625.4 million.

        Additional forward contracts related to the Deutsche Telekom ordinary shares held by TDS matured in July through September 2007. The loan amounts associated with these forward contracts were $516.9 million. TDS elected to deliver a substantial majority of the 45,492,172 Deutsche Telekom ordinary shares in settlement of the forward contracts, and to dispose of all of its remaining Deutsche Telekom ordinary shares related to such forward contracts in exchange for $81.2 million in cash. TDS recognized a pre-tax gain of $248.9 million in 2007 on the settlement of such forward contracts and the disposition of the remaining shares. TDS incurred a current tax liability in the amount of $176.5 million at the time of delivery and sale of the remaining shares. After these forward contracts were settled in July through September 2007, TDS owns 85,969,689 of the Deutsche Telekom ordinary shares and has a derivative liability of $711.7 million under the related forward contracts at December 31, 2007. TDS will determine whether to settle the remaining forward contracts in shares or in cash at a time closer to the maturity dates.

        The forward contracts related to TDS' subsidiaries' Vodafone ADRs matured in May and October 2007. The loan amounts associated with these forward contracts were $201.0 million. TDS' subsidiaries elected to deliver a substantial majority of the Vodafone ADRs in settlement of the forward contracts, and disposed of all remaining Vodafone ADRs related to such forward contracts in exchange for $4.6 million in cash. TDS recorded a pre-tax gain of $171.6 million in 2007 on the settlement of such forward contracts and the disposition of such remaining shares. As a result of the settlement of these forward

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

contracts in May and October 2007, TDS' subsidiaries no longer own any Vodafone ADRs and no longer have any liability or other obligations under the related forward contracts. TDS incurred a current tax liability in the amount of $47.3 million at the time of the delivery and sale of the remaining shares.

        The forward contracts related to TDS' VeriSign Common Shares matured in May 2007. The loan amounts associated with these forward contracts were $20.8 million. TDS elected to deliver a substantial majority of the VeriSign Common Shares in settlement of the forward contracts, and to dispose of all remaining VeriSign Common Shares related to such forward contracts in exchange for $6.2 million in cash. TDS recorded a pre-tax gain of $6.2 million in the second quarter of 2007 on the settlement of such forward contracts and the disposition of such remaining VeriSign Common Shares. As a result of the settlement of these forward contracts in May 2007, TDS no longer owns any VeriSign Common Shares and no longer has any liability or other obligations under the related forward contracts. TDS incurred a current tax liability in the amount of $7.9 million at the time of the delivery and sale of the remaining shares.

        TDS is and until May 2007 U.S. Cellular was required to comply with certain covenants under the forward contracts. As noted in Note 15—Long-Term Debt and Forward Contracts in the Notes to the Consolidated Financial Statements, TDS and U.S. Cellular were in default of certain forward contracts due to restatements and late SEC filings. TDS and U.S. Cellular received waivers of such defaults and subsequently made all required filings and ceased to be in default. TDS believes that it was in compliance as of December 31, 2007 with all covenants and other requirements set forth in its forward contracts. U.S. Cellular did not have any forward contracts as of December 31, 2007.

        The following table details the outstanding forward contracts related to the Deutsche Telekom stock and maturity dates of the contracts as of December 31, 2007.

Marketable Equity Security	Shares	Loan Amounts (Dollars in thousands)	Maturity Date
Deutsche Telekom AG	30,000,000	$340,963	First Quarter 2008
Deutsche Telekom AG	38,000,000	452,105	Second Quarter 2008
Unamortized Discount		(3,829)

		448,276
Deutsche Telekom AG	17,969,689	222,297	Third Quarter 2008
Unamortized Discount		(6,024)

		216,273

		$1,005,512

        Assuming the delivery of shares upon settlement of all of the other forward contracts and sale of the remaining shares and based on the fair market value of the marketable equity securities and the related derivative liabilities as of December 31, 2007, TDS would be required to pay federal and state income taxes of approximately $349.7 million related to settlements in 2008. The amount of income taxes payable related to 2008 settlements will change upon settlement of the forward contracts as the marketable equity securities and the related derivative liabilities will be valued as of the settlement date, not December 31, 2007.

        Deutsche Telekom paid a dividend of EUR 0.72 per share in May 2007. Using a weighted-average exchange rate of $1.36 per EUR, TDS recorded dividend income of $128.5 million, before taxes, in the second quarter of 2007.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Capital Expenditures

        U.S. Cellular's estimated capital expenditures for 2008 are approximately $590 - 640 million. These expenditures primarily address the following needs:

  •
  Expand and enhance U.S. Cellular's coverage in its service areas.

  •
  Provide additional capacity to accommodate increased network usage by existing customers.

  •
  Enhance U.S. Cellular's retail store network and office systems.

        TDS Telecom's estimated capital expenditures for 2008 are approximately $130 million to $160 million to provide for normal growth and to upgrade plant and equipment to provide enhanced services.

        TDS plans to finance its capital expenditures program using cash on hand, cash flows from operating activities and short-term debt.

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

Auction 73

        From time to time, the FCC conducts auctions through which additional spectrum is made available for the provision of wireless services. The FCC previously auctioned some spectrum in the 700 megahertz band. An FCC auction of additional spectrum in the 700 megahertz band, designated by the FCC as Auction 73, began on January 24, 2008. U.S. Cellular is participating in Auction 73 indirectly through its interest in King Street Wireless, L.P. ("King Street Wireless"), which is participating in Auction 73. A subsidiary of U.S. Cellular is a limited partner in King Street Wireless. King Street Wireless intends to qualify as a "designated entity," and thereby be eligible for bid credits with respect to spectrum purchased in Auction 73.

        In January 2008, U.S. Cellular made capital contributions and advances to King Street Wireless and/or its general partner of $97 million to allow King Street Wireless to participate in Auction 73. King Street Wireless is in the process of developing its long-term business and financing plans. Pending finalization of King Street Wireless' permanent financing plans, and upon request by King Street Wireless, U.S. Cellular may agree to make additional capital contributions and/or advances to King Street Wireless and/or its general partner. U.S. Cellular will consolidate King Street Wireless and King Street Wireless, Inc., the general partner of King Street Wireless, for financial reporting purposes, pursuant to the guidelines of FIN 46(R), as U.S. Cellular anticipates benefiting from or absorbing a majority of King Street Wireless' expected gains or losses.

        FCC anti-collusion rules place certain restrictions on business communications and disclosures by participants in an FCC auction. As noted above, Auction 73 began on January 24, 2008. If certain reserve prices are not met, the FCC will follow Auction 73 with a contingent auction, referred to as Auction 76. For purposes of applying its anti-collusion rules, the FCC has determined that both auctions will be treated as a single auction, which means that, in the event that the contingent auction is needed, the anti-collusion rules would last from the application deadline for Auction 73, which was December 3, 2007, until the deadline by which winning bidders in Auction 76 must make the required down payment.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

The FCC anti-collusion rules place certain restrictions on business communications with other companies and on public disclosures relating to U.S. Cellular's participation in an FCC auction. For instance, these anti-collusion rules may restrict the normal conduct of U.S. Cellular's business and/or disclosures by U.S. Cellular relating to the auctions, which could last 3 to 6 months or more. As of the time of filing this report, Auction 73 was still in progress.

        There is no assurance that King Street Wireless will be successful in the auctions or that acceptable spectrum will be available at acceptable prices in the auction. If King Street Wireless is successful in Auction 73, it may be required to raise additional capital through a combination of additional debt and/or equity financing. In such case, U.S. Cellular may make additional capital contributions to King Street Wireless and/or its general partner to provide additional funding of any licenses granted to King Street Wireless pursuant to Auction 73. The possible amount of such additional capital contributions is not known at this time but could be substantial. In such case, U.S. Cellular may finance such amounts from cash on hand, from borrowings under its revolving credit agreement and/or long-term debt. There is no assurance that U.S. Cellular will be able to obtain such additional financing on commercially reasonable terms or at all.

2007 Activity

Transactions Pending as of December 31, 2007:

        On December 3, 2007, U.S. Cellular entered into an agreement to acquire six 12 megahertz C block lower 700 megahertz licenses in Maine for $5.0 million in cash. This transaction is expected to close in 2008.

        On November 30, 2007, TDS entered into an agreement to acquire an incumbent local exchange carrier serving 750 equivalent access lines for $6.6 million, subject to a working capital adjustment. The transaction closed in February 2008.

        On November 30, 2007, U.S. Cellular entered into an exchange agreement with Sprint Nextel which calls for U.S. Cellular to receive personal communication service ("PCS") spectrum in eight licenses covering portions of four states (Oklahoma, West Virginia, Maryland and Iowa) and in exchange for U.S. Cellular to deliver PCS spectrum in eight licenses covering portions of Illinois. The exchange of licenses will provide U.S. Cellular with additional spectrum to meet anticipated future capacity and coverage requirements in several of its key markets. Six of the licenses that U.S. Cellular will receive will add spectrum in areas where U.S. Cellular currently provides service and two of the licenses are in areas that will provide incremental population of approximately 88,000. The eight licenses that U.S. Cellular will deliver are in areas where U.S. Cellular currently provides service and has what it considers an excess of spectrum (i.e., it has more spectrum than is expected to be needed to continue to provide high quality service). No cash, customers, network assets or other assets or liabilities will be included in the exchange, which is expected to be completed during the first half of 2008. As a result of this exchange transaction, TDS recognized a pre-tax loss on exchange of assets of $20.8 million during 2007.

Transactions Completed as of December 31, 2007:

        On December 3, 2007, U.S. Cellular acquired a 12 megahertz C block lower 700 megahertz license in Kansas for $3.2 million in cash.

        On February 1, 2007, U.S. Cellular purchased 100% of the membership interests of Iowa 15 Wireless, LLC ("Iowa 15") and obtained the 25 megahertz FCC cellular license to provide wireless service in Iowa Rural Service Area ("RSA") 15 for approximately $18.2 million in cash. This acquisition increased investments in licenses, goodwill and customer lists by $7.9 million, $5.9 million and $1.6 million, respectively. The goodwill of $5.9 million is deductible for income tax purposes.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

        In addition, in 2007, TDS Telecom and Suttle Straus each acquired a company for cash, which purchases aggregated to $2.3 million. These acquisitions increased goodwill by $1.8 million of which $1.0 million is deductible for income tax purposes.

        In aggregate, the 2007 acquisitions, divestitures and exchanges increased licenses by $11.1 million, goodwill by $7.7 million and customer lists by $1.6 million.

2006 Activity

        U.S. Cellular is a limited partner in Barat Wireless, L.P. ("Barat Wireless"), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 66. Barat Wireless was qualified to receive a 25% bid credit available to "very small businesses", defined as businesses having annual gross revenues of less than $15 million. At the conclusion of the auction on September 18, 2006, Barat Wireless was the successful bidder with respect to 17 licenses for which it had bid $127.1 million, net of its bid credit. On April 30, 2007, the FCC granted Barat Wireless' applications with respect to the 17 licenses for which it was the successful bidder. These 17 license areas cover portions of 20 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

        Barat Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2007, U.S. Cellular had made capital contributions and advances to Barat Wireless and/or its general partner of $127.2 million, which are included in Licenses in the Consolidated Balance Sheets. Barat Wireless used the funding to pay the FCC an initial deposit of $79.9 million on July 14, 2006 to allow it to participate in Auction 66. On October 18, 2006, Barat Wireless paid the balance due at the conclusion of the auction for the licenses with respect to which Barat Wireless was the successful bidder; such amount totaled $47.2 million. For financial statement purposes, U.S. Cellular consolidates Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless, pursuant to the guidelines of FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, ("FIN 46(R)"), as U.S. Cellular anticipates benefiting from or absorbing a majority of Barat Wireless' expected gains or losses. Pending finalization of Barat Wireless' permanent financing plan, and upon request by Barat Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Barat Wireless and/or its general partner.

        In October 2006, U.S. Cellular's interest in Midwest Wireless Communications, LLC ("Midwest Wireless") was sold to ALLTEL Corporation. In connection with the sale, U.S. Cellular became entitled to receive approximately $106.0 million in cash with respect to its interest in Midwest Wireless. Of this amount, $95.1 million was distributed upon closing and $10.9 million was held in escrow to secure certain true-up, indemnification and other possible adjustments; the funds held in escrow were to be distributed in installments over a period of four to fifteen months following the closing. During 2007, U.S. Cellular received $4.0 million of funds that were distributed from the escrow, plus interest of $0.3 million. On January 8, 2008, U.S. Cellular received a final distribution from the escrow of $6.3 million, plus interest of $0.5 million.

        In April 2006, U.S. Cellular purchased the remaining ownership interest in a Tennessee wireless market, in which it had previously owned a 16.7% interest, for approximately $18.9 million in cash. This acquisition increased investments in licenses, goodwill and customer lists by $5.5 million, $4.0 million and $2.0 million, respectively. The $4.0 million of goodwill is not deductible for income tax purposes.

        In aggregate, the 2006 acquisitions, divestitures and exchanges increased licenses by $132.7 million, goodwill by $4.1 million and customer lists by $2.0 million.

2005 Activity

        On December 19, 2005, U.S. Cellular completed an exchange of certain wireless markets in Kansas, Nebraska and Idaho with a subsidiary of ALLTEL. Under the agreement, U.S. Cellular acquired fifteen

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Rural Service Area ("RSA") markets in Kansas and Nebraska in exchange for two RSA markets in Idaho and $57.1 million in cash, as adjusted. U.S. Cellular also capitalized $2.6 million of acquisition-related costs. In connection with the exchange, U.S. Cellular recorded a pre-tax gain of $44.7 million in 2005. This gain was reduced to $42.4 million at the TDS consolidated level as TDS allocated additional U.S. Cellular step acquisition goodwill of $2.3 million to the markets divested, and is included in (Gain) loss on exchange and sales of assets in the Consolidated Statements of Operations. The gain represented the excess of the fair value of assets acquired and liabilities assumed over the sum of cash and net carrying value of assets and liabilities delivered in the exchange.

        U.S. Cellular is a limited partner in Carroll Wireless L.P. ("Carroll Wireless"), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on "closed licenses" that were available only to companies included under the FCC definition of "entrepreneurs," which are small businesses that have a limited amount of assets and revenues. In addition, Carroll Wireless bid on "open licenses" that were not subject to restriction. With respect to these licenses, however, Carroll Wireless was qualified to receive a 25% bid credit available to "very small businesses" which were defined as having average annual gross revenues of less than $15 million. Carroll Wireless was a successful bidder for 16 licenses in Auction 58, which ended on February 15, 2005. The aggregate amount paid to the FCC for the 16 licenses was $129.7 million, net of the bid credit to which Carroll Wireless was entitled. These 16 licenses cover portions of 10 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

        Carroll Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2007, U.S. Cellular had made capital contributions and advances to Carroll Wireless and/or its general partner of approximately $129.9 million; of this amount, $129.7 million is included in Licenses in the Consolidated Balance Sheets. For financial statement purposes, U.S. Cellular consolidates Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless, pursuant to the guidelines of FIN 46(R), as U.S. Cellular anticipates benefiting from or absorbing a majority of Carroll Wireless' expected gains or losses. Pending finalization of Carroll Wireless' permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Carroll Wireless and/or its general partner. U.S. Cellular has approved additional funding of $1.4 million of which $0.1 million was provided to Carroll Wireless as of December 31, 2007.

        In the first quarter of 2005, TDS adjusted the previously reported gain related to its sale to ALLTEL of certain wireless properties on November 30, 2004. The adjustment of the gain, which resulted from a working capital adjustment that was finalized in the first quarter of 2005, increased the total gain on the sale by $0.5 million to $51.4 million.

        In addition, in 2005, U.S. Cellular purchased one new wireless market and certain minority interests in other wireless markets in which it already owned a controlling interest for $6.9 million in cash. As a result of these acquisitions, U.S. Cellular's Licenses, Goodwill and Customer lists were increased by $3.9 million, $0.3 million and $1.2 million, respectively.

        In aggregate, the 2005 acquisitions, divestitures and exchanges increased Licenses by $136.3 million, Goodwill by $28.2 million and Customer lists by $32.7 million.

Repurchase of Securities and Dividends

        On March 2, 2007, the TDS Board of Directors authorized the repurchase of up to $250 million of TDS Special Common Shares from time to time through open market purchases, block transactions, private purchases or otherwise. This authorization will expire on March 2, 2010. As of December 31, 2007, TDS repurchased 2,076,979 Special Common Shares for $126.7 million, or an average of $60.99 per share pursuant to this authorization. TDS did not repurchase any common shares in 2006 or 2005.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The Board of Directors of U.S. Cellular has authorized the repurchase of up to 1% of the outstanding U.S. Cellular Common Shares held by non-affiliates on a quarterly basis, primarily for use in employee benefit plans (the "Limited Authorization"). This authorization does not have an expiration date.

        On March 6, 2007, the Board of Directors of U.S. Cellular authorized the repurchase of up to 500,000 Common Shares of U.S. Cellular (the "Additional Authorization") from time to time through open market purchases, block transactions, private transactions or other methods. This authorization was in addition to U.S. Cellular's existing Limited Authorization discussed above, and was scheduled to expire on March 6, 2010. However, because this authorization was fully utilized in connection with the April 4, 2007 accelerated share repurchases discussed below, no further purchases are available under this authorization.

        U.S. Cellular entered into accelerated share repurchase ("ASR") agreements to purchase its shares through an investment banking firm in private transactions. The repurchased shares are held as treasury shares. In connection with each ASR, the investment banking firm purchased an equivalent number of shares in the open-market over time. Each program was required to be completed within two years of the trade date of the respective ASR. At the end of each program, U.S. Cellular received or paid a price adjustment based on the average price of shares acquired by the investment banking firm pursuant to the ASR during the purchase period, less a negotiated discount. The purchase price adjustment could be settled, at U.S. Cellular's option, in cash or in U.S. Cellular Common Shares.

        Activity related to U.S. Cellular's repurchases of shares through ASR transactions on April 4, July 10 and October 25, 2007, and its obligations to the investment banking firm, are detailed in the table below.

(Dollars in thousands, except per share amounts)	April 4, 2007	July 10, 2007	October 25, 2007	Totals
Number of Shares Repurchased by U.S. Cellular(1)	670,000	168,000	168,000	1,006,000
Initial purchase price to investment banking firm	$49,057	$16,145	$16,215	$81,417
Weighted average price of initial purchase(2)	$73.22	$96.10	$96.52	$80.93
ASR Settled as of December 31, 2007(3)
Additional amount paid to investment banking firm	$6,485	—	—	$6,485
Final total cost of shares	$55,542	—	—	$55,542
Final weighted average price	$82.90	—	—	$82.90
Number of shares purchased by investment banking firm and settled	670,000	—	—	670,000
Number of Shares Purchased by Investment Banking Firm for Open ASRs (As of December 31, 2007)	—	63,665	—	63,665
Average price of shares, net of discount, purchased by investment banking firm	—	$85.70	—	$85.70
(Refund due) from investment banking firm for shares purchased through December 31, 2007(4)	—	$(661)	—	$(661)
Equivalent number of shares that would be delivered by investment banking firm based on December 31, 2007 closing price(5)	—	7,861	—	7,861
Settlement of ASRs Subsequent to December 31, 2007(6)
(Refund) paid by investment banking firm	—	$(2,080)	$(2,474)	$(4,554)
Final total cost of shares, less discount plus commission	—	$14,065	$13,741	$27,806
Final weighted average price(2)	—	$83.72	$81.79	$82.76

(1)
The repurchased shares are being held as treasury shares.

(2)
Weighted average price includes any per share discount and commission paid to the investment banking firm.

(3)
The April 4, 2007 ASR was settled in cash on December 18, 2007. The other ASRs were not settled and were open as of December 31, 2007, but were settled in January 2008. See Note (6) below.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

(4)
Represents the purchase price adjustment owed to U.S. Cellular by the investment banking firm as of December 31, 2007 for the shares purchased through such date, based on the difference between the price paid per share by U.S. Cellular in connection with the ASR, and the average price paid per share by the investment banking firm, less the discount plus the commission.

(5)
Represents the number of additional U.S. Cellular Common Shares that would need to be delivered by the investment banking firm based on the closing price of $84.10 on December 31, 2007, if U.S. Cellular elected to settle the refund due described in footnote (4) with shares.

(6)
At December 31, 2007, there were 272,335 shares remaining to be purchased by the investment banking firm pursuant to the July 10, 2007 and October 25, 2007 ASRs. Such ASRs both were settled in cash in January 2008. The table above shows the final settlement amounts of such ASRs. Accordingly, since the actual settlement amounts and final total costs are known, no additional information is provided about the sensitivity of such ASRs to a change in the U.S. Cellular stock price as of December 31, 2007.

        U.S. Cellular did not repurchase any Common Shares in 2006 and 2005.

        TDS' ownership percentage of U.S. Cellular increases upon such U.S. Cellular share repurchases. Therefore, TDS accounts for U.S. Cellular's purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting. All of the ASRs were settled in cash and resulted in an adjustment to TDS' Capital in excess of par value upon the respective settlements.

        TDS paid total dividends on its Common Shares and Special Common Shares and Preferred Shares of $45.8 million in 2007, $43.0 million in 2006 and $40.6 million in 2005. TDS paid quarterly dividends per share of $0.0975 in 2007 and $0.0925 in 2006. TDS has no current plans to change its policy of paying dividends.

Contractual and Other Obligations

        At December 31, 2007, the resources required for scheduled repayment of contractual obligations were as follows:

	Payments due by Period
	Total	Less than 1 Year	2 - 3 Years	4 - 5 Years	More than 5 Years
	(Dollars in millions)
Long-term debt obligations(1)	$1,636.1	$3.9	$19.4	$1.2	$1,611.6
Long-term debt interest	3,465.6	120.0	238.0	236.7	2,870.9
Forward contract obligations(2)	1,015.4	1,015.4	—	—	—
Forward contract interest(3)	6.6	6.6	—	—	—
Operating leases(4)	960.5	127.0	207.7	137.1	488.7
Capital leases	2.6	0.6	0.4	0.4	1.2
Purchase obligations(5)(6)(7)	668.0	372.9	192.0	52.3	50.8

	$7,754.8	$1,646.4	$657.5	$427.7	$5,023.2

(1)
Scheduled debt repayments include long-term debt and the current portion of long-term debt. See Note 15—Long-term Debt and Forward Contracts in the Notes to Consolidated Financial Statements.

(2)
Scheduled forward contract repayments include interest (unamortized discount) that has been or will be accreted up to the maturity date. See Note 15—Long-term Debt and Forward Contracts in the Notes to Consolidated Financial Statements.

(3)
Interest amounts shown are for variable rate forward contracts based on the December 31, 2007 LIBOR rate plus 50 basis points. The three month LIBOR rate was 4.70% at December 31, 2007.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

(4)
Represents the amounts due under noncancellable, long-term operating leases for the periods specified. See Note 18—Commitments and Contingencies in the Notes to Consolidated Financial Statements.

(5)
Includes obligations payable under noncancellable contracts and includes commitments for network facilities and services, agreements for software licensing and long-term marketing programs.

(6)
Includes $5.6 million for post-retirement benefits expected to be paid in 2008. No amounts for other post-retirement benefits are included in periods beyond 2007 as these amounts are discretionary and have not yet been determined.

(7)
Does not include amounts related to capital contributions and advances made during January 2008 to King Street Wireless and/or its general partner of $97 million to provide initial funding of King Street Wireless' participation in Auction 73.

        The Contractual and Other Obligations table above does not include any liabilities related to unrecognized tax benefits under FIN 48 since TDS is unable to reasonably predict the ultimate amount or timing of settlement of such FIN 48 liabilities. See Note 4—Income Taxes in the Notes to Consolidated Financial Statements for additional information on unrecognized tax benefits.

Sale of Certain Accounts Receivable

        In December 2006, U.S. Cellular entered into an agreement to sell $226.0 million face amount of accounts receivable written off in previous periods; the proceeds from the sale were $5.9 million. The agreement transferred all rights, title, and interest in the account balances, along with the right to collect all amounts due, to the buyer. The sale was subject to a 180-day period in which the buyer was entitled to request a refund for any unenforceable accounts. The transaction was recognized as a sale during the fourth quarter of 2006 in accordance with the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with the gain deferred until expiration of the recourse period. During the second quarter of 2007, U.S. Cellular recognized a gain of $5.0 million, net of refunds for unenforceable accounts. The gain is included in Selling, general and administrative expense in the Consolidated Statements of Operations. All expenses related to the transaction were recognized in the period incurred.

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

        Investments in Unconsolidated Entities.    TDS has certain investments in unconsolidated entities that represent variable interests. The investments in unconsolidated entities totaled $206.4 million as of December 31, 2007, and are accounted for using either the equity or cost method. TDS' maximum loss exposure for these variable interests is limited to the aggregate carrying amount of the investments.

        Indemnity Agreements.    TDS enters into agreements in the normal course of business that provide for indemnification of counterparties. These include certain asset sales and financings with other parties. The terms of the indemnification vary by agreement. The events or circumstances that would require TDS to perform under these indemnities are transaction specific; however, these agreements may require TDS to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction. TDS is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and likelihood of which cannot be determined at this time. Accordingly, no amounts have been recorded in

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

the financial statements related to such agreements. Historically, TDS has not made any significant indemnification payments under such agreements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        TDS prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). TDS' significant accounting policies are discussed in detail in Note 1—Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in TDS' Form 10-K for the year ended December 31, 2007.

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

        Management believes the following critical accounting estimates reflect its more significant judgments and estimates used in the preparation of its consolidated financial statements. Management has discussed the development and selection of each of the following accounting policies and estimates and the following disclosures with the audit committee of TDS' Board of Directors.

Revenue Recognition

U.S. Cellular

        Service revenues are recognized as earned and equipment revenues are recognized when title passes to the agent or end-user customer. U.S. Cellular recognizes revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts, billing disputes and fraud or unauthorized usage. U.S. Cellular recognizes revenue related to usage in excess of minutes provided in its rate plans at contractual rates per minute as minutes are used; revenue related to long distance service is recognized in the same manner. Additionally, U.S. Cellular recognizes revenue related to data usage based on contractual rates per kilobyte as kilobytes are used; revenue based on per-use charges, such as for the use of premium services, is recognized as the charges are incurred. As a result of its multiple billing cycles each month, U.S. Cellular is required to estimate the amount of subscriber revenues earned but not billed or billed but not earned from the end of each billing cycle to the end of each reporting period. These estimates are based primarily upon historical billed minutes. U.S. Cellular's revenue recognition policies are in accordance with the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition and FASB Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

TDS Telecom

        Service revenues are recognized as services are rendered. TDS Telecom recognizes revenue for local exchange service, internet services and digital broadcast satellite service commissions at fixed amounts ratably over the service period, net of credits and adjustments for service discounts. TDS' ILECs participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various pooling processes are recorded based on estimates following the National Exchange Carrier Association's rules as approved by the FCC. TDS Telecom recognizes revenue related to carrying non-pooled intrastate long distance traffic, billing and collection services and long distance services based on actual usage and

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

contracted rates. As a result of the cutoff times of its multiple billing cycles each month, TDS Telecom is required to estimate the amount of revenues earned but not billed and billed but not earned at the end of each reporting period. These estimates are based primarily upon historical billed minutes or usage.

Accounting for the Effects of Certain Types of Regulation

        Historically, TDS Telecom's ILEC operations followed the accounting for regulated enterprises prescribed by SFAS 71. This accounting recognizes the economic effects of rate-making actions of regulatory bodies in the financial statements of the TDS Telecom ILEC operations.

        TDS Telecom has regularly monitored the appropriateness of the application of SFAS 71. Recent changes in TDS Telecom's business environment have caused competitive forces to surpass regulatory forces such that TDS Telecom has concluded that it is no longer reasonable to assume that rates set at levels that will recover the enterprise's cost can be charged to its customers. TDS Telecom has experienced increasing access line losses due to increasing levels of competition across all of the ILEC service areas. Competition has intensified in 2007 from cable and wireless operators which have extended their investment beyond major markets to enable a broader range of voice and data services that compete directly with TDS Telecom's service offerings. These alternative telecommunications providers have transformed a pricing structure historically based on the recovery of costs to a pricing structure based on market conditions. Consequently, TDS Telecom has had to alter its strategy to compete in its markets. Specifically, in the third quarter of 2007, TDS Telecom initiated an aggressive program of service bundling and deep discounting and has made the decision to voluntarily exit certain revenue pools administered by the FCC-supervised National Exchange Carrier Association in order to achieve additional pricing flexibility to meet competitive pressures.

        Based on these material factors impacting its operations, management determined in the third quarter of 2007 that it is no longer appropriate to continue the application of SFAS 71 for reporting its financial results. Accordingly, TDS Telecom recorded a non-cash extraordinary gain of $42.8 million, net of taxes of $27.0 million, upon discontinuance of the provisions of SFAS 71, as required by the provisions of SFAS No. 101, Regulated Enterprises—Accounting for the Discontinuation of the Application of FASB Statement No. 71. The components of the non-cash extraordinary gain are as follows:

	Before Tax Effects	After Tax Effects
	(in thousands)
Write off of regulatory cost of removal	$70,107	$43,018
Write off of other net regulatory assets	(259)	(191)

Total	$69,848	$42,827

        In conjunction with the discontinuance of SFAS 71, TDS Telecom has assessed the useful lives of fixed assets and determined that the impacts of any changes were not material.

Licenses and Goodwill

        As of December 31, 2007, TDS reported $1,517 million of licenses and $679 million of goodwill, as a result of acquisitions of interests in wireless licenses and businesses, the acquisition of operating telephone companies, and step acquisitions related to U.S. Cellular's repurchase of U.S. Cellular Common Shares. Licenses include those won by Barat Wireless in FCC Auction 66 completed in September 2006 and by Carroll Wireless in FCC Auction 58 completed in February 2005.

        See Note 8—Licenses and Goodwill in the Notes to Consolidated Financial Statements for a schedule of license and goodwill activity in 2007 and 2006.

        Licenses and goodwill must be reviewed for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. TDS performs the annual

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

impairment review on licenses and goodwill during the second quarter of its fiscal year. There can be no assurance that upon review at a later date material impairment charges will not be required.

        The intangible asset impairment test consists of comparing the fair value of the intangible asset to the carrying amount of the intangible asset. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference. The goodwill impairment test is a two-step process. The first step compares the fair value of the reporting unit as identified in accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142") to its carrying value. If the carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. To calculate the implied fair value of goodwill, an enterprise allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities of the reporting unit is the implied fair value of goodwill. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss of goodwill is recognized for that difference.

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

        U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of impairment testing of goodwill in 2007 and 2006, U.S. Cellular identified five reporting units pursuant to paragraph 30 of SFAS 142. The five reporting units represent five geographic groupings of FCC licenses, constituting five geographic service areas.

        For purposes of impairment testing of goodwill, U.S. Cellular prepares valuations of each of the five reporting units. A discounted cash flow approach is used to value each of the reporting units, using value drivers and risks specific to each individual geographic region. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process are the discount rate, estimated future cash flows, projected capital expenditures and terminal value multiples.

        U.S. Cellular tests licenses for impairment at the level of reporting referred to as a unit of accounting. For purposes of impairment testing of licenses in 2007 and 2006, U.S. Cellular combined its FCC licenses into eleven units of accounting pursuant to FASB Emerging Issues Task Force Issue 02-7, Units of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets ("EITF 02-7"), and SFAS 142. Six of such units of accounting represent geographic groupings of licenses that, because they are currently undeveloped and not expected to generate cash flows from operating activities in the foreseeable future, are considered separate units of accounting for purposes of impairment testing.

        For purposes of impairment testing of licenses, U.S. Cellular prepares valuations of each of the units of accounting which consist of developed licenses using an excess earnings methodology. This excess earnings methodology estimates the fair value of the intangible assets (FCC license units of accounting) by measuring the future cash flows of the license groups, reduced by charges for contributory assets such as working capital, trademarks, existing subscribers, fixed assets, assembled workforce and goodwill. For units of accounting that consist of undeveloped licenses, U.S. Cellular prepares estimates

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

of fair value for each unit of accounting by reference to fair market values indicated by recent auctions and market transactions.

        TDS has recorded amounts as licenses and goodwill as a result of accounting for U.S. Cellular's purchases of U.S. Cellular common shares as step acquisitions using purchase accounting. TDS' ownership percentage of U.S. Cellular increases upon such U.S. Cellular share repurchases. The purchase price in excess of the fair value of the net assets acquired is allocated principally to licenses and goodwill. For impairment testing purposes, the additional TDS licenses and goodwill amounts are allocated to the same units of accounting and reporting units used by U.S. Cellular. In 2003, U.S. Cellular's license and goodwill impairment tests did not result in an impairment loss on a stand-alone basis. However, when the license and goodwill amounts recorded at TDS, as a result of the step acquisitions, were added to the U.S. Cellular licenses and goodwill for impairment testing at the TDS consolidated level in 2003, an impairment loss on licenses and goodwill was recorded. Consequently, U.S. Cellular's license and goodwill balances reported on a stand-alone basis do not match the TDS consolidated license and goodwill balances for U.S. Cellular.

        TDS Telecom has recorded goodwill primarily as a result of the acquisition of operating telephone companies. TDS Telecom has assigned goodwill to its ILEC reporting unit, and for purposes of impairment testing, valued this goodwill using a multiple of cash flow valuation technique.

        The annual impairment tests for investments in licenses and goodwill were performed in the second quarter of 2007, 2006 and 2005. Such impairment tests indicated that there was an impairment of licenses totaling $2.1 million in 2007; the loss is included in Amortization and accretion in the Consolidated Statements of Operations. There was no impairment of licenses in 2006 and 2005, and no impairment of goodwill in 2007, 2006 and 2005. In addition, as a result of the exchange of licenses with Sprint Nextel, U.S. Cellular recognized a pre-tax loss of $20.8 million during the fourth quarter of 2007.

        There was no impairment of goodwill assigned to TDS Telecom's ILEC operations in 2007, 2006 and 2005.

Property, Plant and Equipment

        U.S. Cellular and TDS Telecom each provide for depreciation using the straight-line method over the estimated useful lives of the assets. TDS depreciates its leasehold improvement assets associated with leased properties over periods ranging from one to thirty years, which approximates the shorter of the assets' economic lives or the specific lease terms, as defined in SFAS No. 13, Accounting for Leases, as amended. Annually, U.S. Cellular and TDS Telecom review their property, plant and equipment lives to ensure that the estimated useful lives are appropriate. The estimated useful lives of property, plant and equipment are critical accounting estimates because changing the lives of assets can result in larger or smaller charges for depreciation expense. Factors used in determining useful lives include technology changes, regulatory requirements, obsolescence and type of use.

        Prior to the third quarter of 2007, TDS Telecom's ILEC operations followed accounting for regulated enterprises prescribed by SFAS 71. In the third quarter of 2007, management determined that it was no longer appropriate to continue the application of SFAS 71 for reporting its financial results. See Note 5—Extraordinary Item—Discontinuance of the Application of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation in the Notes to Consolidated Financial Statements for additional details.

        Renewals and betterments of units of property are recorded as additions to telephone plant in service. Repairs and renewals of minor units of property are charged to plant operations expense. The original cost of depreciable property retired is removed from plant in service and, together with removal cost less any salvage realized, was charged to accumulated depreciation, prior to the discontinuance of SFAS 71, and to depreciation expense after the discontinuance of SFAS 71. Prior to the discontinuance of SFAS 71, no gain or loss was recognized on ordinary retirements of depreciable telephone property.

        Costs of developing new information systems are capitalized and amortized starting when each new system is placed in service.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

        U.S. Cellular and TDS Telecom did not materially change the useful lives of their property, plant and equipment in the years ended December 31, 2007, 2006 and 2005.

        In 2007, 2006 and 2005, (gain)/loss on asset disposals/exchanges included charges of $34.1 million, $19.6 million and $20.4 million, respectively, related to disposals of assets, trade-ins of older assets for replacement assets and other retirements of assets from service. In 2007, U.S. Cellular conducted a physical inventory of its significant cell site and switching assets. As a result, (gain)/loss on asset disposals/exchanges for 2007 included a charge of $14.6 million to reflect the results of the physical inventory and related valuation and reconciliation.

        TDS reviews long-lived assets for impairment if events or circumstances indicate that the assets might be impaired. The tangible asset impairment test is a two-step process. The first step compares the carrying value of the assets with the estimated undiscounted cash flows over the remaining asset life. If the carrying value of the asset is greater than the undiscounted cash flows, then the second step of the test is performed to measure the amount of impairment loss. The second step compares the carrying value of the asset to its estimated fair value. If the carrying value exceeds the estimated fair value (less cost to sell), an impairment loss is recognized for the difference.

        The fair value of a tangible long-lived asset is the amount at which that asset could be bought or sold in a current transaction between willing parties. Therefore, quoted market prices in active markets are the best evidence of fair value and should be used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. A present value analysis of cash flow scenarios is often the best available valuation technique with which to estimate the fair value of a long-lived asset. The use of this technique involves assumptions by management about factors that are highly uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs or the use of different valuation methodologies could create materially different results.

Derivative Instruments

        TDS utilizes derivative financial instruments to reduce marketable equity security market value risk. TDS does not hold or issue derivative financial instruments for trading purposes. TDS recognizes all derivatives as either assets or liabilities on the Consolidated Balance Sheets and measures those instruments at fair value. Changes in fair value of those instruments are reported in the Consolidated Statements of Operations or classified as Accumulated other comprehensive income, net of tax, in the Consolidated Balance Sheets depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements depend on the derivative's hedge designation and whether the hedge is anticipated to be highly effective in achieving offsetting changes in the fair value of the hedged item or cash flows of the asset hedged.

        The VeriSign variable prepaid forward contract was designated as a fair value hedge, where effectiveness of the hedge was assessed based upon the intrinsic value of the underlying options. The intrinsic value of the forward contract was defined as the difference between the applicable option strike price and the market value of the contracted shares on the balance sheet date. Changes in the intrinsic value of the options are expected to be perfectly effective at offsetting changes in the fair value of the hedged item. Changes in the fair value of the options were recognized in the Statements of Operations along with the changes in the fair value of the underlying marketable equity securities.

        TDS originally designated the embedded collars within its Deutsche Telekom and Vodafone variable prepaid forward contracts as cash flow hedges of marketable equity securities. Accordingly, all changes in the fair value of the embedded collars were recorded in other comprehensive income, net of income taxes. Subsequently, upon contractual adjustments to the collars in September 2002, the embedded collars no longer qualified for the hedge accounting treatment and all changes in fair value of the collars from that time are included in the Consolidated Statements of Operations.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

        During 2007, the variable prepaid forward contracts and embedded collars related to the VeriSign common shares, Vodafone ADRs and a portion of the Deutsche Telekom ordinary shares matured and were settled. See Note 10—Marketable Equity Securities in the Notes to Consolidated Financial Statements, for details on the settlement of these forward contracts and embedded collars.

        The accounting for the embedded collars as derivative instruments that do not qualify for cash flow hedge accounting and fair value hedges is expected to result in increased volatility in the results of operations, as fluctuations in the market price of the underlying Deutsche Telekom marketable equity securities will result in changes in the fair value of the embedded collars being recorded in the Consolidated Statements of Operations.

        The embedded collars are valued using the Black-Scholes valuation model. The inputs in the model include the stock price, strike price (differs for call options and put options), risk-free interest rate, volatility of the underlying stock, dividend yield and the term of the contracts. Different assumptions could create materially different results. A one percent change in the risk free interest rate could change the fair value of the embedded collars by approximately $4.2 million at December 31, 2007. Changing the volatility index by one point could change the fair value of the embedded collar by approximately $0.3 million at December 31, 2007.

Asset Retirement Obligations

        TDS accounts for asset retirement obligations under SFAS No. 143, Accounting for Asset Retirement Obligations, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, ("FIN 47") which require entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligations, any differences between the cost to retire an asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statements of Operations as a gain or loss.

        See Note 13—Asset Retirement Obligations in the Notes to Consolidated Financial Statements in the Notes to Consolidated Financial Statements, for details on estimates that impact asset retirement obligations.

        The calculation of the asset retirement obligation is a critical accounting estimate for TDS because changing the factors used in calculating the obligation could result in larger or smaller estimated obligations that could have a significant impact on TDS' results of operations and financial condition. Such factors may include probabilities or likelihood of remediation, cost estimates, lease renewals, salvage values, and the estimated remediation dates. Actual results may differ materially from estimates under different assumptions or conditions.

Income Taxes

        The accounting for income taxes, the amounts of income tax assets and liabilities and the related income tax provision, and the amount of unrecognized tax benefits are critical accounting estimates because such amounts are significant to TDS' financial condition and results of operations.

        The preparation of the consolidated financial statements requires TDS to calculate a provision for income taxes. This process involves estimating the actual current income tax liability together with assessing temporary differences resulting from the different treatment of items for tax purposes, as well as estimating the impact of potential adjustments to filed tax returns. These temporary differences result in deferred income tax assets and liabilities, which are included in the Consolidated Balance Sheets. TDS must then assess the likelihood that deferred income tax assets will be realized based on future taxable

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

income and to the extent TDS believes that realization is not likely, establish a valuation allowance. Management's judgment is required in determining the provision for income taxes, deferred income tax assets and liabilities and any valuation allowance that is established for deferred income tax assets.

        Effective January 1, 2007, TDS adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 addressed the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, TDS must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution.

        See Note 4—Income Taxes in the Notes to Consolidated Financial Statements for details regarding TDS' income tax provision, deferred income taxes and liabilities, valuation allowances and unrecognized tax benefits, including information regarding estimates that impact income taxes.

Allowance for Doubtful Accounts

        The allowance for doubtful accounts is the best estimate of the amount of probable credit losses related to existing accounts receivable. The allowance is estimated based on historical experience and other factors that could affect collectibility. Accounts receivable balances are reviewed on either an aggregate or individual basis for collectibility depending on the type of receivable. When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts. TDS does not have any off-balance sheet credit exposure related to its customers. Recent economic events have caused the consumer credit market to tighten for certain consumers. This may cause TDS' bad debt expense to increase in future periods. TDS will continue to monitor its accounts receivable balances and related allowance for doubtful accounts on an ongoing basis to assess whether it has adequately provided for potentially uncollectible amounts.

        See Note 1—Summary of Significant Accounting Policies in the Notes to the Consolidated Financial Statements for additional information regarding TDS' allowance for doubtful accounts.

Stock-based Compensation

        As described in more detail in Note 22—Stock Based Compensation in the Notes to the Consolidated Financial Statements, TDS has established long-term incentive plans and employee stock purchase plans, which are stock-based compensation plans. Prior to January 1, 2006, TDS accounted for share-based payments in accordance with Accounting Principles Board ("APB"), No. 25 Accounting for Stock Issued to Employees ("APB 25") and related interpretations as allowed by SFAS No. 123 Accounting for Stock-Based Compensation ("SFAS 123"). Accordingly, prior to 2006, compensation cost for share-based payments was measured using the intrinsic value method as prescribed by APB 25. Under the intrinsic value method, compensation cost is measured as the amount by which the market value of the underlying equity instrument on the grant date exceeds the exercise price. Effective January 1, 2006, TDS adopted the fair value recognition provisions of SFAS No. 123(R), using the modified prospective transition method. Under the modified prospective transition method, compensation cost recognized during the years ended December 31, 2007 and 2006 includes: (a) compensation cost for all share-based payments granted prior to but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

        Upon adoption of SFAS 123(R), TDS and U.S. Cellular elected to value share-based payment transactions using a Black-Scholes valuation model. This model requires assumptions regarding a number of complex and subjective variables. The variables include TDS' and U.S. Cellular's expected

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

stock price volatility over the term of the awards, expected forfeitures, time of exercise, risk-free interest rate and expected dividends. Different assumptions could create different results.

        TDS used the assumptions shown in the table below in valuing stock options granted in 2007, 2006 and 2005:

	2007	2006	2005
Expected Life	4.0 Years	4.9 Years	4.9 Years
Expected Annual Volatility Rate	19.5%	25.9%	30.8%
Dividend Yield	0.7%	0.7% - 1.0%	0.9%
Risk-free Interest Rate	4.7%	3.9% - 4.8%	3.8%
Estimated Annual Forfeiture Rate	1%	0.6%	0.7%

        U.S. Cellular used the assumptions shown in the table below in valuing the stock options granted in 2007, 2006 and 2005:

	2007	2006	2005
Expected Life	3.1 Years	3.0 Years	3.0 Years
Expected Volatility	22.5% - 25.7%	23.5% - 25.2%	36.5%
Dividend Yield	0%	0%	0%
Risk-free Interest Rate	3.3% - 4.8%	4.5% - 4.7%	3.9%
Estimated Annual Forfeiture Rate	9.6%	4.4%	4.3%

        Both TDS and U.S. Cellular estimate the expected life of option awards based on historical experience. Expected volatility is estimated using historical volatility calculated over the most recent period equal to the expected term of the option. Risk-free interest rate is the rate of return of a zero-coupon treasury bond that matures over approximately the same time period as the expected term of the option awards. Because U.S. Cellular has never paid a dividend and has expressed its intention to retain all future earnings in the business, the expected dividend yield is estimated at 0%.

        Under the provisions of SFAS 123(R), stock-based compensation cost recognized during the period is based on the portion of the share-based payment awards that are expected to ultimately vest. The estimated forfeiture rates used by U.S. Cellular are based primarily on historical experience.

        Total compensation cost for stock options granted by TDS and U.S. Cellular in 2007 was estimated to be $18.1 million; the amount charged to compensation expense was $15.3 million. The table below illustrates the impact of a 10% change in the assumptions that have the most significant impact on valuation of option awards granted by TDS in 2007.

Dollars in thousands	Increase (Decrease) in 2007 Expense		Increase (Decrease) in Expense Over Vesting Period of Options
Assumption:	10% Increase	10% Decrease	10% Increase	10% Decrease
Expected Life	$672	$(716)	$672	$(716)
Expected Volatility	$655	$(646)	$655	$(646)
Risk-free Interest Rate	$471	$(471)	$471	$(471)

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The table below illustrates the impact of a 10% change in the assumptions that have the most significant impact on valuation of option awards granted by U.S. Cellular in 2007.

Dollars in thousands	Increase (Decrease) in 2007 Expense		Increase (Decrease) in Expense Over Vesting Period of Options
Assumption:	10% Increase	10% Decrease	10% Increase	10% Decrease
Expected Life	$179	$(186)	$447	$(465)
Expected Volatility	$190	$(190)	$474	$(474)
Risk-free Interest Rate	$91	$(88)	$228	$(219)

Contingencies, Indemnities and Commitments

        Contingent obligations not related to income taxes, including indemnities, litigation and other possible commitments are accounted for in accordance with SFAS No. 5, Accounting for Contingencies ("SFAS 5"), which requires that an estimated loss be recorded if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accordingly, those contingencies that are deemed to be probable and where the amount of the loss is reasonably estimable are accrued in the financial statements. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred, even if the amount is not estimable. The assessment of contingencies is a highly subjective process that requires judgments about future events. Contingencies are reviewed at least quarterly to determine the adequacy of accruals and related financial statement disclosures. The ultimate outcomes of contingencies could differ materially from amounts accrued in the financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $11.2 million in 2007, $12.0 million in 2006 and $7.8 million in 2005.

        The Audit Committee of the Board of Directors is responsible for the review and oversight of all related party transactions, as such term is defined by the rules of the American Stock Exchange.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY STATEMENT

        This Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report contain statements that are not based on historical fact, including the words "believes," "anticipates," "intends," "expects" and similar words. These statements constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following risks:

  •
  Intense competition in the markets in which TDS operates could adversely affect TDS' revenues or increase its costs to compete.

  •
  A failure by TDS' service offerings to meet customer expectations could limit TDS' ability to attract and retain customers and could have an adverse effect on TDS' operations.

  •
  TDS' system infrastructure may not be capable of supporting changes in technologies and services expected by customers, which could result in lost customers and revenues.

  •
  An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS could have an adverse effect on TDS' business, financial condition or results of operations. Such agreements cover traditional voice services as well as data services, which are an area of strong growth for TDS and other carriers. TDS' rate of adoption of new technologies, such as those enabling high-speed data services, could affect its ability to enter into or maintain roaming agreements with other carriers.

  •
  Changes in access to content for data or video services or access to new handsets being developed by vendors, or an inability to manage its supply chain or inventory successfully, could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  A failure by TDS to acquire adequate radio spectrum could have an adverse effect on TDS' business and operations.

  •
  TDS is currently participating and, to the extent conducted by the FCC, likely to participate in FCC auctions of additional spectrum in the future and, during certain periods, will be subject to the FCC's anti-collusion rules, which could have an adverse effect on TDS.

  •
  An inability to attract and/or retain management, technical, sales and other personnel could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  TDS' assets are concentrated in the U.S. telecommunications industry. As a result, its results of operations may fluctuate based on factors related entirely to conditions in this industry.

  •
  Consolidation in the telecommunications industry could adversely affect TDS' revenues and increase its costs of doing business.

  •
  Changes in general economic and business conditions, both nationally and in the markets in which TDS operates, could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  Changes in various business factors could have an adverse effect on TDS' business, financial condition or results of operations. These business factors may include but are not limited to demand, pricing, growth, average revenue per unit, penetration, churn, expenses, customer acquisition and retention costs, roaming rates, minutes of use, and mix and costs of products and services.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

  •
  Advances or changes in telecommunications technology, such as Voice over Internet Protocol, WiMAX or LTE (Long-Term Evolution), could render certain technologies used by TDS obsolete, could reduce TDS' revenues or could increase its costs of doing business.

  •
  Changes in TDS' enterprise value, changes in the supply or demand of the market for wireless licenses or telephone company franchises, adverse developments in the business or the industry in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of TDS' license costs, goodwill and/or physical assets.

  •
  Costs, integration problems or other factors associated with acquisitions/divestitures of properties or licenses and/or expansion of TDS' business could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  A significant portion of TDS' wireless revenues is derived from customers who buy services through independent agents and dealers who market TDS' services on a commission basis. If TDS' relationships with these agents and dealers are seriously harmed, its wireless revenues could be adversely affected.

  •
  TDS' investments in technologies which are unproven or for which success has not yet been demonstrated may not produce the benefits that TDS expects.

  •
  A failure by TDS to complete significant network construction and system implementation as part of its plans to improve the quality, coverage, capabilities and capacity of its network could have an adverse effect on its operations.

  •
  Financial difficulties of TDS' key suppliers or vendors, or termination or impairment of TDS' relationship with such suppliers or vendors could result in a delay or termination of TDS' receipt of equipment, content or services which could adversely affect TDS' business and results of operations.

  •
  TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS' results of operations or financial condition.

  •
  War, conflicts, hostilities and/or terrorist attacks or equipment failure, power outages, natural disasters or breaches of network or information technology security could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  The market prices of TDS' Common Shares and Special Common Shares are subject to fluctuations due to a variety of factors such as general economic conditions; wireless and telecommunications industry conditions; fluctuations in TDS' quarterly customer activations, churn rate, revenues, results of operations or cash flows; variations between TDS' actual financial and operating results and those expected by analysts and investors; and announcements by TDS' competitors.

  •
  Changes in guidance or interpretations of accounting requirements, changes in industry practice, identification of errors or changes in management assumptions could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC.

  •
  Restatements of financial statements by TDS and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on TDS' credit rating, liquidity, financing arrangements, capital resources and ability to access the capital markets, including pursuant to shelf registration statements; could adversely affect TDS' listing arrangements on the American Stock Exchange and/or New York Stock Exchange; and/or could have other negative consequences, any of which could have an adverse effect on the trading prices of TDS' publicly traded equity and/or debt and/or on TDS' business, financial condition or results of operations.

  •
  The pending SEC investigation regarding the restatement of TDS' financial statements could result in substantial expenses, and could result in monetary or other penalties.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

  •
  Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS' financial condition or results of operations.

  •
  A failure to successfully remediate the existing material weakness in internal control over financial reporting in a timely manner or the identification of additional material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or fail to prevent fraud, which could have an adverse effect on TDS' business, financial condition or results of operations.

  •
  Early redemptions of debt or repurchases of debt, issuances of debt, changes in prepaid forward contracts, changes in operating leases, changes in purchase obligations or other factors or developments could cause the amounts reported under Contractual Obligations in TDS' Management's Discussion and Analysis of Financial Condition and Results of Operations to be different from the amounts actually incurred.

  •
  An increase of TDS' debt in the future could subject TDS to various restrictions and higher interest costs and decrease its cash flows and earnings.

  •
  Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS' credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development and acquisition programs.

  •
  Changes in the regulatory environment or a failure by TDS to timely or fully comply with any regulatory requirements could adversely affect TDS' financial condition, results of operations or ability to do business.

  •
  Changes in income tax rates, laws, regulations or rulings, or federal or state tax assessments could have an adverse effect on TDS' financial condition or results of operations.

  •
  Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS' financial condition, results of operations or ability to do business.

  •
  The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from handsets, wireless data devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS' wireless business, financial condition or results of operations.

  •
  Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

  •
  Any of the foregoing events or other events could cause revenues, customer additions, operating income, capital expenditures and/or any other financial or statistical information to vary from TDS' forward looking estimates by a material amount.

        You are referred to a further discussion of these risks as set forth under "Risk Factors" in TDS' Annual Report on Form 10-K for the year ended December 31, 2007. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

MARKET RISK

Long-Term Debt

        As of December 31, 2007, TDS is subject to risks due to fluctuations in interest rates. The majority of TDS' debt is in the form of long-term, fixed-rate notes with original maturities ranging up to 40 years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of such instruments. As of December 31, 2007, TDS had not entered into any financial derivatives to reduce its exposure to interest rate risks.

        The following table presents the scheduled principal payments on long-tem debt and forward contracts and the related weighted-average interest rates by maturity dates at December 31, 2007:

	Principal Payments Due by Period
(Dollars in millions)	Long-Term Debt Obligations(1)	Weighted-Avg. Interest Rates on Long-Term Debt Obligations(2)	Forward Contracts(3)	Weighted-Avg. Interest Rates on Forward Contracts(4)
2008	$3.9	5.5%	$1,015.4	4.97%
2009	15.1	7.9%	—	N/A
2010	4.5	5.7%	—	N/A
2011	0.8	3.9%	—	N/A
2012	0.4	3.2%	—	N/A
After 5 Years	1,611.4	7.3%	—	N/A

Total	$1,636.1	7.3%	$1,015.4	4.97%

(1)
Scheduled principal repayments include long-term debt and current portion of long-term debt.

(2)
Represents the weighted-average interest rates at December 31, 2007, for debt maturing in the respective periods.

(3)
Scheduled forward contract repayments include interest (unamortized discount) that has been or will be accreted up to the maturity date.

(4)
Some of the forward contracts have a fixed interest rate, while others have a variable rate based on the LIBOR rate plus 50 basis points. The three-month LIBOR rate at December 31, 2007, was 4.70%.

        At December 31, 2007 and 2006, the estimated fair value of long-term debt obligations was $1,415.0 million and $1,639.1 million, respectively, and the average interest rate on this debt was 7.3% and 7.3%, respectively. The fair value of long-term debt was estimated using market prices for TDS' 7.6% Series A Notes, 6.625% senior notes, and U.S. Cellular's 8.75% senior notes, 7.5% senior notes, 6.7% senior notes, and discounted cash flow analysis for the remaining debt.

        At December 31, 2007 and 2006, the estimated fair value of the variable prepaid forward contracts was $1,006.6 million and $1,718.1 million, respectively, and the average interest rate on this debt was 4.97% and 5.5%, respectively. The fair value of variable rate forward contracts, aggregating $577.3 million at December 31, 2007, approximates the carrying value due to the frequent repricing of these instruments. These contracts require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 4.7% at December 31, 2007). The fair value of the fixed rate forward contracts, aggregating $429.3 million at December 31, 2007, was estimated based upon a discounted cash flow analysis. These contracts are structured as zero coupon obligations with a weighted average effective interest rate of 4.4% per year.

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Marketable Equity Securities and Derivatives

        TDS holds available-for-sale marketable equity securities, the majority of which were the result of sales or trades of non-strategic assets. The market value of these investments aggregated $1,917.9 million at December 31, 2007, and $2,790.6 million at December 31, 2006. As of December 31, 2007, the unrealized holding gain, net of tax, included in accumulated other comprehensive income totaled $665.4 million. This amount was $750.0 million at December 31, 2006.

        TDS and its subsidiaries own 719,396 shares of Rural Cellular Corporation ("RCCC"). On July 30, 2007, RCCC announced that Verizon Wireless had agreed to purchase the outstanding shares of RCCC for $45 per share in cash. The acquisition is expected to close in the first half of 2008. If the transaction closes, TDS will receive approximately $32.4 million in cash, recognize a $31.7 million pre-tax gain and cease to own any interest in RCCC.

        TDS has a number of variable prepaid forward contracts ("forward contracts") with counterparties related to the Deutsche Telekom ordinary shares that are held by TDS. The economic hedge risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities ("downside limit") while retaining a share of gains from increases in the market prices of such securities ("upside potential"). The downside limit is hedged at or above the cost basis of the securities.

        Under the terms of the forward contracts, TDS will continue to own the Deutsche Telekom ordinary shares and will receive dividends paid on such contracted shares, if any. The forward contracts mature from January 2008 to September 2008 and, at TDS' option, may be settled in shares of Deutsche Telekom or in cash, pursuant to formulas that "collar" the price of the shares. The collars effectively limit downside risk and upside potential on the contracted shares. The collars are typically contractually adjusted for any changes in dividends on the underlying shares. If the dividend increases, the collar's upside potential is typically reduced. If the dividend decreases, the collar's upside potential is typically increased. If TDS elects to settle in shares, TDS will be required to deliver the number of shares of Deutsche Telekom determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, TDS would incur a current tax liability at the time of delivery based on the difference between the tax basis of the Deutsche Telekom ordinary shares delivered and the net amount realized under the forward contract through maturity. If TDS elects to settle in cash, TDS will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula.

        TDS elected to deliver a substantial majority of the Deutsche Telekom ordinary shares reflected in current assets as of December 31, 2006, in settlement of the forward contracts relating to such Deutsche Telekom ordinary shares, which matured in July through September 2007, and disposed of the remaining Deutsche Telekom ordinary shares related to such forward contracts. After these forward contracts were settled in July through September 2007, TDS now owns 85,969,689 Deutsche Telekom ordinary shares. TDS recorded a pre-tax gain of $248.9 million in 2007 on the settlement of such forward contracts and the disposition of such remaining shares.

        The forward contracts related to TDS' subsidiaries' Vodafone ADRs matured in May and October 2007. TDS' subsidiaries elected to deliver a substantial majority of the Vodafone ADRs in settlement of the forward contracts, and disposed of all remaining Vodafone ADRs in connection therewith. TDS recorded a pre-tax gain of $171.6 million in 2007 on the settlement of such forward contracts and the disposition of such remaining ADRs. As a result of the settlement of these forward contracts in May and October 2007, TDS' subsidiaries no longer own any Vodafone ADRs and no longer have any liability or other obligations under the related forward contracts.

        The forward contracts related to TDS' VeriSign Common Shares matured in May 2007. TDS elected to deliver a substantial majority of the VeriSign Common Shares in settlement of the forward contracts, and disposed of all remaining VeriSign Common Shares in connection therewith. TDS recorded a pre-tax

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

gain of $6.2 million in 2007 on the settlement of such forward contracts and the disposition of such remaining shares. As a result of the settlement of these forward contracts in May 2007, TDS no longer owns any VeriSign Common Shares and no longer has any liability or other obligations under the related forward contracts.

        Deferred income taxes have been provided for the difference between the fair value basis and the income tax basis of the marketable equity securities and derivatives. Deferred tax assets and liabilities at December 31, 2007 and 2006 are summarized below.

	2007			2006
(Dollars in thousands)
	Current	NonCurrent	Total	Current	NonCurrent	Total
Deferred Tax Assets
Derivative liability	$264.9	$—	$264.9	$143.6	$159.0	$302.6
Deferred Tax Liabilities
Marketable equity securities	$625.4	$—	$625.4	$395.9	$547.6	$943.5

        The following table summarizes certain facts surrounding the contracted securities as of December 31, 2007.

		Collar(1)
Security	Shares	Downside Limit (Floor)	Upside Potential (Ceiling)	Loan Amount(2) (000s)
Deutsche Telekom	85,969,689	$10.89 - $12.41	$12.40 - $14.99	$1,015,364
Unamortized debt discount				(9,852)

				$1,005,512

(1)
The per share amounts represent the range of floor and ceiling prices of all securities monetized.

(2)
The entire amount is included in current liabilities in the caption "Forward contracts."

        The following analysis presents the hypothetical change in the fair value of marketable equity securities and derivative instruments at December 31, 2007 and December 31, 2006, using the Black-

Telephone and Data Systems, Inc. and Subsidiaries

Management's Discussion and Analysis of Financial Condition and Results of Operations

Scholes model, assuming hypothetical price fluctuations of plus and minus 10%, 20% and 30%. The table presents hypothetical information as required by SEC rules.

(Asset/(Liability) dollars in millions)
December 31, 2007	Valuation of investments assuming indicated increase
	Fair Value	+10%	+20%	+30%
Marketable Equity Securities	$1,917.9	$2,109.7	$2,301.5	$2,493.3
Derivative Instruments(1)	$(711.7)	$(894.8)	$(1,078.5)	$(1,262.5)
December 31, 2007	Valuation of investments assuming indicated decrease
	Fair Value	-10%	-20%	-30%
Marketable Equity Securities	$1,917.9	$1,726.1	$1,534.3	$1,342.5
Derivative Instruments(1)	$(711.7)	$(530.3)	$(353.8)	$(189.4)
December 31, 2006	Valuation of investments assuming indicated increase
	Fair Value	+10%	+20%	+30%
Marketable Equity Securities	$2,790.6	$3,069.7	$3,348.7	$3,627.8
Derivative Instruments(1)	$(753.7)	$(1,015.7)	$(1,289.6)	$(1,563.9)
December 31, 2006	Valuation of investments assuming indicated decrease
	Fair Value	-10%	-20%	-30%
Marketable Equity Securities	$2,790.6	$2,511.5	$2,232.5	$1,953.4
Derivative Instruments(1)	$(753.7)	$(499.7)	$(264.7)	$(51.9)

(1)
Represents the fair value of the derivative instruments assuming the indicated increase or decrease in the underlying securities.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Operations

Year Ended December 31,	2007	2006	2005
	(Dollars and shares in thousands, except per share amounts)
Operating Revenues	$4,828,984	$4,364,518	$3,952,978
Operating Expenses
Cost of services and products (exclusive of depreciation, amortization and
accretion shown separately below)	1,696,459	1,541,541	1,433,723
Selling, general and administrative expense	1,797,551	1,672,722	1,502,124
Depreciation, amortization and accretion expense	752,219	717,891	658,464
(Gain) loss on asset disposals/exchanges	54,857	19,587	(22,031)

Total Operating Expenses	4,301,086	3,951,741	3,572,280

Operating Income	527,898	412,777	380,698
Investment and Other Income (Expense)
Equity in earnings of unconsolidated entities	91,831	95,170	68,039
Interest and dividend income	199,435	194,644	156,482
Fair value adjustment of derivative instruments	(351,570)	(299,525)	733,728
Gain (loss) on investments	432,993	161,846	(6,254)
Interest expense	(208,736)	(234,543)	(216,021)
Other, net	(6,401)	(7,031)	(9,537)

Total Investment and Other Income (Expense)	157,552	(89,439)	726,437
Income From Continuing Operations Before Income Taxes and Minority Interest	685,450	323,338	1,107,135
Income tax expense	269,054	116,459	423,185

Income From Continuing Operations Before Minority Interest	416,396	206,879	683,950
Minority share of income	(73,111)	(45,120)	(37,207)

Income From Continuing Operations	343,285	161,759	646,743
Discontinued operations, net of tax	—	—	997

Income Before Extraordinary Item	343,285	161,759	647,740
Extraordinary item, net of tax	42,827	—	—

Net Income	386,112	161,759	647,740
Preferred dividend requirement	(52)	(165)	(202)

Net Income Available to Common	$386,060	$161,594	$647,538

Basic Weighted Average Shares Outstanding	117,624	115,904	115,296
Basic Earnings per Share
Income from Continuing Operations	$2.92	$1.39	$5.61
Discontinued Operations	—	—	0.01
Extraordinary item	0.36	—	—

Net Income Available to Common	$3.28	$1.39	$5.62

Diluted Weighted Average Shares Outstanding	119,126	116,844	116,081
Diluted Earnings per Share
Income from Continuing Operations	$2.86	$1.37	$5.56
Discontinued Operations	—	—	0.01
Extraordinary item	0.36	—	—

Net Income Available to Common	$3.22	$1.37	5.57

Dividends per Share	$0.39	$0.37	$0.35

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Cash Flows from Operating Activities
Net income	$386,112	$161,759	$647,740
Add (deduct) adjustments to reconcile net income to net cash from operating activities
Depreciation, amortization and accretion	752,219	717,891	658,464
Bad debts expense	74,988	70,366	46,427
Stock-based compensation expense	31,891	43,406	8,069
Deferred income taxes, net	(283,047)	(195,000)	264,948
Fair value adjustment of derivative instruments	351,570	299,525	(733,728)
Equity in earnings of unconsolidated entities	(91,831)	(95,170)	(68,039)
Distributions from unconsolidated entities	87,404	78,248	52,624
Minority share of income	73,111	45,120	37,207
(Gain) loss on asset disposals/exchanges	54,857	19,587	(22,031)
(Gain) loss on investments	(432,993)	(161,846)	6,254
Discontinued operations, net of tax	—	—	(997)
Extraordinary item, net of tax	(42,827)	—	—
Noncash interest expense	21,124	21,308	20,365
Other noncash expense	1,317	8,533	9,504
Excess tax benefit from exercise of stock awards	(28,981)	(5,077)	—
Other operating activities	(5,000)	3,162	—
Changes in assets and liabilities from operations
Change in accounts receivable	(88,889)	(89,612)	(94,346)
Change in inventory	16,848	(25,287)	(15,460)
Change in accounts payable	13,905	(11,319)	33,214
Change in customer deposits and deferred revenues	24,725	14,148	7,863
Change in accrued taxes	56,225	(24,439)	(3,692)
Change in accrued interest	(8,273)	(2,218)	1,010
Change in other assets and liabilities	(23,423)	19,161	12,816

	941,032	892,246	868,212
Cash Flows from Investing Activities
Additions to property, plant and equipment	(699,566)	(722,458)	(710,507)
Cash paid for acquisitions, net of cash acquired	(23,764)	(145,908)	(191,370)
Cash received from divestitures	4,277	102,305	500
Proceeds from sales of investments	92,002	102,549	—
Proceeds from return of investments	—	36,202	—
Other investing activities	(804)	(3,430)	(1,040)

	(627,855)	(630,740)	(902,417)
Cash Flows from Financing Activities
Issuance of notes payable	25,000	415,000	510,000
Issuance of long-term debt	2,857	4,082	113,139
Repayment of notes payable	(60,000)	(515,000)	(405,000)
Repayment of long-term debt	(3,552)	(204,779)	(242,168)
Redemption of medium-term notes	—	(35,000)	(17,200)
TDS Common Shares and Special Common Shares issued for benefit plans	113,605	24,831	20,227
Excess tax benefit from exercise of stock awards	28,981	5,077	—
U.S. Cellular Common Shares issued for benefit plans	10,073	15,909	23,345
Repurchase of TDS Special Common Shares	(126,668)	—	—
Repurchase of U.S. Cellular Common Shares	(87,902)	—	—
Dividends paid	(45,830)	(43,040)	(40,576)
Capital distributions to minority partners	(8,559)	(13,560)	(2,573)
Other financing activities	(61)	2,508	(303)

	(152,056)	(343,972)	(41,109)

Net Increase (Decrease) in Cash and Cash Equivalents	161,121	(82,466)	(75,314)
Cash and Cash Equivalents
Beginning of year	1,013,325	1,095,791	1,171,105

End of year	$1,174,446	$1,013,325	$1,095,791

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Balance Sheets—Assets

December 31,	2007	2006
	(Dollars in thousands)
Current Assets
Cash and cash equivalents	$1,174,446	$1,013,325
Accounts receivable
Due from customers, less allowance of $16,326 and $15,807, respectively	379,558	357,279
Other, principally connecting companies, less allowance of $5,297 and $9,576, respectively	150,863	162,888
Marketable equity securities	1,917,893	1,205,344
Inventory	115,818	128,981
Prepaid expenses	77,155	43,529
Other current assets	59,855	61,738

	3,875,588	2,973,084
Investments
Marketable equity securities	1	1,585,286
Licenses	1,516,629	1,520,407
Goodwill	679,129	647,853
Customer lists, net of accumulated amortization of $82,243 and $68,110, respectively	25,851	26,196
Investments in unconsolidated entities	206,418	197,636
Notes receivable, less valuation allowance of $55,144 and $55,144, respectively	8,231	7,916
Other investments	3,277	3,157

	2,439,536	3,988,451
Property, Plant and Equipment
In service and under construction	8,064,229	7,700,746
Less accumulated depreciation	4,539,127	4,119,360

	3,525,102	3,581,386
Other Assets and Deferred Charges	53,917	56,593

Total Assets	$9,894,143	$10,599,514

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Balance Sheets—Liabilities and Stockholders' Equity

December 31,	2007	2006
	(Dollars in thousands)
Current Liabilities
Current portion of long-term debt	$3,860	$2,917
Forward contracts	1,005,512	738,408
Notes payable	—	35,000
Accounts payable	308,882	294,932
Customer deposits and deferred revenues	166,191	141,164
Accrued interest	18,456	26,729
Accrued taxes	40,439	38,324
Accrued compensation	91,703	72,804
Derivative liability	711,692	359,970
Net deferred income tax liability	327,162	236,397
Other current liabilities	125,622	138,086

	2,799,519	2,084,731
Deferred Liabilities and Credits
Net deferred income tax liability	555,593	950,348
Derivative liability	—	393,776
Asset retirement obligation	173,468	232,312
Other deferred liabilities and credits	154,602	136,733

	883,663	1,713,169
Long-Term Debt
Long-term debt, excluding current portion	1,632,226	1,633,308
Forward contracts	—	987,301

	1,632,226	2,620,609
Commitments and Contingencies
Minority Interest in Subsidiaries	651,537	609,722
Preferred Shares	860	863
Common Stockholders' Equity
Common Shares, par value $.01 per share; authorized 100,000,000 shares; issued 56,581,000 and 56,558,000 shares, respectively	566	566
Special Common Shares, par value $.01 per share; authorized 165,000,000 shares; issued 62,946,000 and 62,941,000 shares, respectively	629	629
Series A Common Shares, par value $.01 per share; authorized 25,000,000 shares; issued and outstanding 6,442,000 and 6,445,000 shares, respectively	64	64
Capital in excess of par value	2,048,110	1,992,597
Treasury Shares at cost:
Common Shares, 3,433,000 and 4,676,000 shares, respectively	(120,544)	(187,103)
Special Common Shares 4,712,000 and 4,676,000 shares, respectively	(204,914)	(187,016)
Accumulated other comprehensive income	511,776	522,113
Retained earnings	1,690,651	1,428,570

	3,926,338	3,570,420

Total Liabilities and Stockholders' Equity	$9,894,143	$10,599,514

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Common Stockholders' Equity

					Treasury Shares
								Accumulated Other Comprehensive Income (Loss)
	Common Shares	Special Common Shares	Series A Common Shares	Capital in Excess of Par Value	Common Shares	Special Common Shares	Comprehensive Income (Loss)		Retained Earnings
	(Dollars in thousands)
Balance, December 31, 2004	$564	$—	$64	$1,957,321	$(449,173)	$—		$863,950	$703,317
Comprehensive Income:
Net income	—	—	—	—	—	—	$647,740	—	647,740
Net unrealized losses on securities	—	—	—	—	—	—	(499,437)	(499,437)	—
Net unrealized losses on derivative instruments	—	—	—	—	—	—	(872)	(872)	—

Comprehensive income							$147,431

Dividends:
Common, Special Common and Series A Common Shares	—	—	—	—	—	—		—	(40,374)
Preferred Shares	—	—	—	—	—	—		—	(202)
Distribution of Special Common Shares	—	629	—	—	217,231	(217,231)		—	(629)
Dividend reinvestment plan	1	—	—	7,259	—	—		—	—
Incentive and compensation plans	—	—	—	(17,344)	23,786	6,631
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	—	—	11,127	—	—		—	—
Stock-based compensation awards(3)	—	—	—	1,875	—	—		—	—
Other	—	—	—	962	—	—		—	—

Balance, December 31, 2005	$565	$629	$64	$1,961,200	$(208,156)	$(210,600)		$363,641	$1,309,852
Comprehensive Income:
Net income	—	—	—	—	—	—	$161,759	—	161,759
Net unrealized gains on securities	—	—	—	—	—	—	171,705	171,705	—
Net unrealized losses on derivative instruments	—	—	—	—	—	—	(490)	(490)	—
Additional liability of defined benefit pension plan(1)	—	—	—	—	—	—	(322)	(322)	—

Comprehensive income							$332,652

Application of provisions of SFAS 158 on post-retirement plans	—	—	—	—	—	—		(12,421)	—
Dividends:
Common, Special Common and Series A Common Shares	—	—	—	—	—	—		—	(42,876)
Preferred Shares	—	—	—	—	—	—		—	(165)
Conversion of Series A and Preferred Series TT Shares(2)	1	—	—	3,000	—	—		—	—
Dividend reinvestment plan	—	—	—	1,613	—	—		—	—
Incentive and compensation plans	—	—	—	(15,451)	21,053	23,222		—	—
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	—	—	14,079	—	—		—	—
Stock-based compensation awards(3)	—	—	—	22,992	—	362		—	—
Tax windfall benefits from stock award exercises(4)	—	—	—	5,173	—	—		—	—
Other	—	—	—	(9)	—	—		—	—

Balance, December 31, 2006	$566	$629	$64	$1,992,597	$(187,103)	$(187,016)		$522,113	$1,428,570

Telephone and Data Systems, Inc. and Subsidiaries

Consolidated Statements of Common Stockholders' Equity (Continued)

					Treasury Shares
								Accumulated Other Comprehensive Income (Loss)
	Common Shares	Special Common Shares	Series A Common Shares	Capital in Excess of Par Value	Common Shares	Special Common Shares	Comprehensive Income (Loss)		Retained Earnings
	(Dollars in thousands)
Comprehensive Income:
Net income	—	—	—	—	—	—	$386,112	—	$386,112
Net unrealized losses on securities	—	—	—	—	—	—	(114,907)	(114,907)	—
Net unrealized gains on derivative instruments	—	—	—	—	—	—	80,122	80,122	—
Changes in plan assets and projected benefit obligation related to retirement plans	—	—	—	—	—	—	3,403	3,403	—
Termination of defined benefit pension plan(1)	—	—	—	—	—	—	322	322	—

Comprehensive income							$355,052

Application of provisions of FIN 48	—	—	—	—	—	—		20,723	(16,323)
Dividends:
Common, Special Common and Series A Common Shares	—	—	—	—	—	—		—	(45,778)
Preferred Shares	—	—	—	—	—	—		—	(52)
Repurchase of Common Shares	—	—	—	—	—	(126,668)		—	—
Dividend reinvestment plan	—	—	—	1,483	—	—		—	—
Incentive and compensation plans	—	—	—	368	66,559	108,770		—	(61,878)
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	—	—	(28,724)	—	—		—	—
Stock-based compensation awards(3)	—	—	—	17,219	—	—		—	—
Tax windfall benefits from stock award exercises(4)	—	—	—	28,376	—	—		—	—
Impact of U.S. Cellular's Accelerated Share Repurchase program(5)	—	—	—	37,155	—	—		—	—
Other	—	—	—	(364)	—	—		—	—

Balance, December 31, 2007	$566	$629	$64	$2,048,110	$(120,544)	$(204,914)		$511,776	$1,690,651

(1)
Represents additional liability of an individual telephone company's defined benefit pension plan which was terminated on November 13, 2007.

(2)
See Note 21—Preferred Shares.

(3)
Reflects TDS Corporate's and TDS Telecom's current year stock-based compensation awards impact on Capital in Excess of Par Value. Amounts for U.S. Cellular are included in "Adjust investment in subsidiaries for repurchases, issuances and other compensation plans".

(4)
Reflects tax windfalls/(shortfalls) associated with the exercise of options of TDS Common Shares and TDS Special Common Shares. U.S. Cellular's tax windfalls/(shortfalls) associated with the exercise of options of U.S. Cellular are included in "Adjust investment in subsidiaries for repurchases, issuances and other compensation plans".

(5)
TDS' ownership percentage of U.S. Cellular increases upon U.S. Cellular share repurchases. Therefore, TDS accounts for U.S. Cellular Common Shares as step acquisitions using purchase accounting. See Note 20—Common Stockholders' Equity for additional details on U.S. Cellular's accelerated share repurchase agreements ("ASRs"). See Note 8—Licenses and Goodwill and Note 9—Customer Lists for the amounts allocated to each of these asset groups.

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company providing high-quality telecommunications services in 36 states to approximately 6.1 million wireless customers and 1.2 million wireline telephone equivalent access lines at December 31, 2007. TDS conducts substantially all of its wireless telephone operations through its 80.8%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular") and its incumbent local exchange carrier ("ILEC") and competitive local exchange carrier ("CLEC") wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS conducts printing and distribution services through its 80%-owned subsidiary, Suttle Straus, Inc. ("Suttle Straus"), which represents a small portion of TDS' operations.

        See Note 23—Business Segment Information, for summary financial information on each business segment.

Principles of Consolidation

        The accounting policies of TDS conform to accounting principles generally accepted in the United States of America ("U.S. GAAP"). The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries, the wireless partnerships in which it has a majority general partnership interest and any entity in which TDS has a variable interest that requires TDS to recognize a majority of the entity's expected gains or losses. All material intercompany items have been eliminated.

Reclassifications

        Certain prior-year amounts have been reclassified to conform to the 2007 financial statement presentation. These reclassifications did not affect consolidated net income, assets, liabilities or shareholders' equity for the years presented.

Business Combinations

        TDS uses the purchase method of accounting for business combinations and, therefore, costs of acquisitions include the value of the consideration given and all related direct and incremental costs. All costs relating to unsuccessful negotiations for acquisitions are charged to expense when the acquisition is no longer considered probable.

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates are involved in accounting for revenue, contingencies and commitments, goodwill and indefinite-lived intangible assets, asset retirement obligations, derivatives, depreciation, amortization and accretion, allowance for doubtful accounts, stock-based compensation and income taxes.

Stock Dividend

        TDS distributed one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS on May 13, 2005 to shareholders of record on April 29, 2005.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        Cash and cash equivalents include cash and those short-term, highly liquid investments with original maturities of three months or less.

        Outstanding checks totaled $10.0 million and $17.2 million at December 31, 2007 and 2006, respectively, and are classified as Accounts payable in the Consolidated Balance Sheets.

Accounts Receivable and Allowance for Doubtful Accounts

        U.S. Cellular's accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for equipment sales, by other wireless carriers whose customers have used U.S. Cellular's wireless systems and by unaffiliated third-party partnerships or corporations pursuant to equity distribution declarations.

        TDS Telecom's accounts receivable primarily consist of amounts owed by customers for services provided, by connecting companies for carrying interstate and intrastate long-distance traffic on its network, and by interstate and intrastate revenue pools that distribute access charges.

        The allowance for doubtful accounts is the best estimate of the amount of probable credit losses related to existing accounts receivable. The allowance is estimated based on historical experience and other factors that could affect collectibility. Accounts receivable balances are reviewed on either an aggregate or individual basis for collectibility depending on the type of receivable. When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts. TDS does not have any off-balance sheet credit exposure related to its customers.

        The changes in the allowance for doubtful accounts during the years ended December 31, 2007, 2006 and 2005 were as follows:

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Beginning Balance	$25,383	$20,820	$17,487
Additions, net of recoveries	74,988	70,366	46,427
Deductions	(78,748)	(65,803)	(43,094)

Ending Balance	$21,623	$25,383	$20,820

Inventory

        Inventory primarily consists of handsets stated at the lower of cost or market, with cost determined using the first-in, first-out method and market determined by replacement costs. TDS Telecom's materials and supplies are stated at average cost.

Marketable Equity Securities

        Marketable equity securities are classified as available-for-sale and are stated at fair market value. Net unrealized holding gains and losses are included in Accumulated other comprehensive income, net of tax. Realized gains and losses recognized at the time of sale are determined on the basis of specific identification.

        The market values of marketable equity securities may fall below the accounting cost basis of such securities. If management determines the decline in value to be other than temporary, the unrealized loss included in Accumulated other comprehensive income is recognized and recorded as a non-operating loss in the Consolidated Statements of Operations.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

        TDS uses derivative financial instruments to reduce risks related to fluctuations in market prices of marketable equity securities. At December 31, 2007 and 2006, TDS had variable prepaid forward contracts ("forward contracts") in place with respect to substantially all TDS' marketable equity security portfolio, hedging the market price risk with respect to the contracted securities. Some of these forward contracts matured in 2007 and the remaining contracts mature in 2008. The downside market risk is hedged at or above the accounting cost basis of the securities.

Derivative Financial Instruments

        TDS uses derivative financial instruments to reduce marketable equity security market value risk. TDS does not hold or issue derivative financial instruments for trading purposes. TDS recognizes all derivatives as either assets or liabilities on the Consolidated Balance Sheets and measures those instruments at fair value. Changes in fair value of those instruments are reported in the Consolidated Statements of Operations or classified as Accumulated other comprehensive income, net of tax, in the Consolidated Balance Sheets depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the consolidated financial statements depends on the derivative's hedge designation and whether the hedge is anticipated to be highly effective in achieving offsetting changes in the fair value of the hedged item or cash flows of the asset hedged.

        TDS originally designated the embedded collars within its forward contracts related to Deutsche Telekom and Vodafone marketable equity securities as cash flow hedges. Accordingly, all changes in the fair value of the embedded collars were recorded in Other comprehensive income, net of income taxes. Subsequently, upon contractual modifications to the terms of the collars in September 2002, the embedded collars no longer qualified for hedge accounting treatment and all changes in fair value of the collars from the time of the contractual modification to the termination or settlement of the collars are included in the Consolidated Statements of Operations.

        The VeriSign forward contract was designated as a fair value hedge. Changes in the fair value of the embedded collars were recognized in the Consolidated Statements of Operations.

Licenses

        Licenses consist of costs incurred in acquiring Federal Communications Commission ("FCC") licenses to provide wireless and fixed wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs related to acquiring the licenses. TDS has also allocated amounts to Licenses in conjunction with step acquisitions related to U.S. Cellular's repurchase of U.S. Cellular common shares.

        TDS accounts for wireless licenses in accordance with the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). In accordance with SFAS 142, TDS has determined that such wireless licenses have indefinite lives and, therefore, that the costs of the licenses are not subject to amortization.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

  •
  U.S. Cellular and its consolidated subsidiaries are required to renew their FCC licenses every ten years. From the inception of U.S. Cellular to date, all of U.S. Cellular's license renewal applications have been granted by the FCC. Generally, license renewal applications filed by licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged, either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a "renewal expectancy." Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided "substantial service" during their license term and have "substantially complied" with FCC rules and policies. U.S. Cellular believes that it could demonstrate its entitlement to a renewal expectancy in any of its markets in the unlikely event that any of its license renewal applications were challenged and, therefore, believes that it is probable that its future license renewal applications will be granted.

Goodwill

        TDS has goodwill as a result of its acquisitions of licenses and wireless markets, the acquisition of operating telephone companies and step acquisitions related to U.S. Cellular's repurchase of U.S. Cellular common shares. Such goodwill represents the excess of the total purchase price of acquisitions over the fair values of acquired assets, including licenses and other identifiable intangible assets, and liabilities assumed.

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

        The fair value of an intangible asset or reporting unit is the amount at which that asset or reporting unit could be bought or sold in a current transaction between willing parties. Therefore, quoted market

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

prices in active markets are the best evidence of fair value and should be used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. Other valuation techniques include present value analysis, multiples of earnings or revenue or a similar performance measure. The use of these techniques involve assumptions by management about factors that are highly uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs or valuation methodologies could create materially different results.

        U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of impairment testing of goodwill in 2007, 2006 and 2005, U.S. Cellular identified five reporting units pursuant to paragraph 30 of SFAS 142. The five reporting units represent five geographic service areas.

        For purposes of impairment testing of goodwill, U.S. Cellular prepares valuations of each of the five reporting units. A discounted cash flow approach is used to value each of the reporting units, using value drivers and risks specific to each individual geographic region. The cash flow estimates incorporate assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process are the selection of a discount rate, estimated future cash flows, projected capital expenditures, and selection of terminal value multiples.

        U.S. Cellular tests licenses for impairment at the level of reporting referred to as a unit of accounting. For purposes of impairment testing of licenses in 2007, 2006 and 2005, U.S. Cellular combined its FCC licenses into eleven, eleven and five units of accounting, respectively, pursuant to FASB Emerging Issues Task Force ("EITF") Issue 02-7, Units of Accounting for Testing Impairment of Indefinite-Lived Assets ("EITF 02-7") and SFAS 142. In 2007 and 2006, six such units of accounting represent geographic groupings of licenses which, because they are currently undeveloped and not expected to generate cash flows from operating activities in the foreseeable future, are considered separate units of accounting for purposes of impairment.

        For purposes of impairment testing of licenses, U.S. Cellular prepares valuations of each of the units of accounting which consist of developed licenses using an excess earnings methodology. This excess earnings methodology estimates the fair value of the intangible assets (FCC license units of accounting) by measuring the future cash flows of the license groups, reduced by charges for contributory assets such as working capital, trademarks, existing subscribers, fixed assets, assembled workforce and goodwill. For units of accounting which consist of undeveloped licenses, U.S. Cellular prepares estimates of fair value by reference to fair market values indicated by recent auctions and market transactions.

        TDS has recorded amounts as licenses and goodwill as a result of accounting for U.S. Cellular's purchases of U.S. Cellular common shares as step acquisitions using purchase accounting. TDS' ownership percentage of U.S. Cellular increases upon these U.S. Cellular share repurchases. The purchase price in excess of the fair value of the net assets acquired is allocated principally to licenses and goodwill. For impairment testing purposes, the additional TDS licenses and goodwill amounts are allocated to the same units of accounting and reporting units used by U.S. Cellular. In 2003, U.S. Cellular's license and goodwill impairment tests did not result in an impairment loss on a stand-alone basis. However, when the license and goodwill amounts recorded at TDS, as a result of the step acquisitions, were added to the U.S. Cellular licenses and goodwill for impairment testing at the TDS consolidated level in 2003, an impairment loss on licenses and goodwill was recorded. Consequently, U.S. Cellular's license and goodwill balances reported on a stand-alone basis do not match the TDS consolidated license and goodwill balances for U.S. Cellular.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        TDS Telecom has recorded goodwill primarily as a result of the acquisition of operating telephone companies. TDS Telecom has assigned goodwill to its ILEC reporting unit and, for purposes of impairment testing, valued this goodwill using a multiple of cash flow valuation technique.

Investments in Unconsolidated Entities

        Investments in unconsolidated entities consists of investments in which TDS holds a non-controlling ownership interest of less than 50%. TDS follows the equity method of accounting for such investments in which its ownership interest equals or exceeds 20% for corporations and equals or exceeds 3% for partnerships and limited liability companies. The cost method of accounting is followed for such investments in which TDS' ownership interest is less than 20% for corporations and is less than 3% for partnerships and limited liability companies, and for investments for which TDS does not have the ability to exercise significant influence.

        For its equity method investments for which financial information is readily available, TDS records its equity in the earnings of the entity in the current period. For its equity method investments for which financial information is not readily available, TDS records its equity in the earnings of the entity on generally a one quarter lag basis.

Property, Plant and Equipment

U.S. Cellular

        U.S. Cellular's property, plant and equipment is stated at the original cost of construction or purchase including capitalized costs of certain taxes, payroll-related expenses and estimated costs to remove the assets.

        Renewals and betterments of units of property are recorded as additions to plant in service. Retirements of units of property are recorded by removing the original cost of the property (along with the related accumulated depreciation) from plant in service and charging it, together with removal cost less any salvage realized, to depreciation expense. Repairs and renewals of minor units of property are charged to system operations expense.

        Costs of developing new information systems are capitalized in accordance with Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"), and amortized starting when each new system is placed in service.

TDS Telecom

ILEC Operations

        TDS Telecom's ILEC property, plant and equipment is stated at the original cost of construction including the capitalized costs of certain taxes, payroll-related expenses, an allowance for funds used during construction and estimated costs to remove the assets.

        Prior to the third quarter of 2007, TDS' ILEC operations followed accounting for regulated enterprises prescribed by SFAS No. 71, Accounting for the Effects of Certain Types of Regulation ("SFAS 71"). In the third quarter of 2007, management determined that it was no longer appropriate to continue the application of SFAS 71 for reporting its financial results. See Note 5—Extraordinary Item—Discontinuance of the Application of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, for further information.

        Renewals and betterments of units of property are recorded as additions to telephone plant in service. Repairs and renewals of minor units of property are charged to plant operations expense. The

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

original cost of depreciable property retired is removed from plant in service and, prior to the discontinuance of SFAS 71, the removal cost less any salvage realized was charged to a regulatory liability with no gain or loss being recognized on the ordinary retirement of depreciable telephone property. Subsequent to the discontinuance of SFAS 71, the cost of removal is charged to depreciation expense with any salvage realized recorded to accumulated depreciation.

        Costs of developing new information systems are capitalized in accordance with SOP 98-1 and amortized starting when each new system is placed in service.

CLEC Operations

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

        Costs of developing new information systems are capitalized in accordance with SOP 98-1 and amortized starting when each new system is placed in service.

Depreciation

        TDS provides for depreciation using the straight-line method over the estimated useful life of the assets. However, prior to the discontinuance of SFAS 71 in the third quarter of 2007, TDS Telecom's ILEC operations provided for depreciation according to depreciable rates approved by state public utility commissions.

        TDS depreciates leasehold improvement assets associated with leased properties over periods ranging from one to thirty years; such periods approximate the shorter of the assets' economic lives or the specific lease terms, as defined in SFAS No. 13, Accounting for Leases ("SFAS 13"), as amended.

Impairment of Long-lived Assets

        TDS reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired. The impairment test for tangible long-lived assets is a two-step process. The first step compares the carrying value of the asset with the estimated undiscounted cash flows over the remaining asset life. If the carrying value of the asset is greater than the undiscounted cash flows, then the second step of the test is performed to measure the amount of impairment loss. The second step compares the carrying value of the asset to its estimated fair value. If the carrying value exceeds the estimated fair value (less cost to sell), an impairment loss is recognized for the difference.

        The fair value of a tangible long-lived asset is the amount at which that asset could be bought or sold in a current transaction between willing parties. Therefore, quoted market prices in active markets are the best evidence of fair value and should be used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. A present value analysis of cash flow scenarios is often the best available valuation technique with which to estimate the fair value of the asset. The use of this technique involves assumptions by management about factors that are highly uncertain including future

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs or the use of different valuation methodologies could create materially different results.

Other Assets and Deferred Charges

        Other assets and deferred charges primarily represent legal and other charges related to various borrowing instruments, and are amortized over the respective term of each instrument. The amounts for Deferred Charges included in the Consolidated Balance Sheets at December 31, 2007 and 2006 are shown net of accumulated amortization of $19.9 million and $15.3 million, respectively.

Asset Retirement Obligations

        TDS accounts for asset retirement obligations under SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"), and FASB Interpretation ("FIN") No. 47, Accounting for Conditional Asset Retirement Obligations ("FIN 47"), which require entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the obligation, any differences between the cost to retire the asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statement of Operations as a gain or loss.

        Prior to the discontinuance of SFAS 71 in the third quarter of 2007, TDS Telecom's ILEC operations' asset retirement obligations consisted of a regulatory liability and an additional liability as required by SFAS 143. These combined amounts made up the asset retirement obligation for the ILEC as follows:

  •
  The ILECs had recorded a regulatory liability for the costs of removal that state public utility commissions had required to be recorded for regulatory accounting purposes.

  •
  At the time a liability subject to SFAS 143 was incurred, the ILEC operations would record a liability equal to the net present value of the estimated cost of the asset retirement obligation and established a related long-lived asset of an equal amount. Over time, the liability was accreted to its future value each period, and the capitalized cost was depreciated over the useful life of the related asset. Both the accretion and depreciation were recorded as a regulatory liability with no impact being recorded in the Consolidated Statement of Operations. Upon settlement of the obligation, any difference between the cost to retire an asset and the recorded liability was also recorded as an adjustment to the regulatory liability account and no gain or loss was recognized in the Consolidated Statement of Operations.

Treasury Shares

        Common Shares and Special Common Shares repurchased by TDS are recorded at cost as treasury shares and result in a reduction of shareholders' equity. Treasury shares are reissued as part of TDS' stock-based compensation programs. When treasury shares are reissued, TDS determines the cost using the first-in, first-out cost method. The difference between the cost of the treasury shares and the reissuance price is included in additional paid-in capital or retained earnings.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

U.S. Cellular

        Revenues from wireless operations primarily consist of:

  •
  Charges for access, airtime, roaming, data and other value added services provided to U.S. Cellular's retail customers and to end users through third-party resellers.

  •
  Charges to carriers whose customers use U.S. Cellular's systems when roaming.

  •
  Charges for long-distance calls made on U.S. Cellular's systems.

  •
  Sales of equipment and accessories.

  •
  Amounts received from the universal service fund in states where U.S. Cellular has been designated an Eligible Telecommunications Carrier ("ETC").

        Revenues related to wireless services are recognized as services are rendered. Revenues billed in advance or in arrears of the services being provided are estimated and deferred or accrued, as appropriate. Sales of equipment and accessories represent a separate earnings process. Revenues from sales of equipment and accessories are recognized upon delivery to the customer. ETC revenues recognized in the reporting period represent the amounts which U.S. Cellular is entitled to receive for such period, as determined and approved in connection with U.S. Cellular's designation as an ETC in various states.

        In order to provide better control over handset quality, U.S. Cellular sells handsets to agents. In most cases, the agents receive rebates from U.S. Cellular at the time the agents activate new customers for U.S. Cellular service or retain existing customers. U.S. Cellular accounts for the discount on sales of handsets to agents in accordance with EITF Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products) ("EITF 01-9"). This standard requires that revenue be reduced by the anticipated rebate to be paid to the agent at the time the agent purchases the handset rather than at the time the agent enrolls a new customer or retains a current customer. Similarly, U.S. Cellular offers certain rebates to retail customers who purchase new handsets; in accordance with EITF 01-9, the revenue from a handset sale which includes such a rebate is recorded net of the anticipated rebate.

        Activation fees charged with the sale of service only, where U.S. Cellular does not also sell a handset to the end user, are deferred and recognized over the average customer service period. U.S. Cellular defers recognition of a portion of commission expenses related to customer activation in the amount of deferred activation fee revenues. This method of accounting provides for matching of revenues from customer activations to direct incremental costs associated with such activations within each reporting period.

        Under EITF Issue 00-21, Accounting for Multiple Element Arrangements ("EITF 00-21"), the activation fee charged with the sale of equipment and service is allocated to the equipment and service based upon the relative fair values of each item. This generally results in the recognition of the activation fee as additional handset revenue at the time of sale.

TDS Telecom

        Revenue from ILECs primarily consists of charges for:

  •
  The provision of local telephone exchange service;

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  Compensation for carrying interstate and intrastate long-distance traffic on TDS Telecom's local telephone networks;

  •
  Leasing, selling, installing and maintaining customer premise equipment;

  •
  Providing billing and collection services;

  •
  Providing internet services;

  •
  Reselling long-distance services; and

  •
  Selling digital broadcast satellite service.

        Revenue from CLECs primarily consists of charges for:

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

        TDS Telecom offers some products and services that are provided by third-party vendors. The relationships between TDS Telecom, the vendor and the end customer are reviewed to assess whether revenue should be reported on a gross or net basis. The evaluation and ultimate determination is based on indicators provided in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent ("EITF 99-19"). The primary product TDS Telecom provides through a third party vendor is satellite television service. TDS records satellite television service revenue on a net basis in accordance with the provisions of EITF 99-19.

        TDS Telecom offers discounts and incentives to customers who receive certain groupings of products and services (bundled arrangements). These discounts are recognized concurrently with the associated revenue and are allocated to the various products and services in the bundled offering based on their relative fair value based on guidance provided in EITF 00-21. A bundled service offering TDS Telecom currently offers is telephone service, digital subscriber line ("DSL") service and satellite television service.

        Discounts and incentives currently offered by TDS Telecom that are given directly to customers are reviewed and recorded in the financial statements as a reduction of Operating revenues, based on the provisions of EITF Issue No. 01-9.

        TDS' ILECs participate in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by toll revenue and/or access charges within state jurisdictions and by access charges in the interstate market. Revenues earned through the various pooling processes are recorded based on estimates following the National Exchange Carrier Association's rules as approved by the FCC.

Amounts Collected from Customers and Remitted to Governmental Authorities

        TDS records amounts collected from customers and remitted to governmental authorities net within a tax liability account if the tax is assessed upon the customer and TDS merely acts as an agent in collecting the tax on behalf of the imposing governmental authority. If the tax is assessed upon TDS, then amounts collected from customers as recovery of the tax are recorded in Operating revenues and amounts remitted to governmental authorities are recorded in Selling, general and administrative

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

expenses in the Consolidated Statements of Operations. The amounts recorded gross in revenues that are billed to customers and remitted to governmental authorities totaled $147.8 million, $93.3 million and $82.4 million for 2007, 2006 and 2005, respectively. The increase in amounts recorded gross in revenues during 2007 reflected significant growth in the billed revenues upon which the taxes are based as well as an increase in the safe harbor factor prescribed by the Federal Communications Commission ("FCC") that is used to determine the portion of billed revenues that is subject to the federal universal service fund charge.

Advertising Costs

        TDS expenses advertising costs as incurred. Advertising expense totaled $240.3 million, $224.9 million and $212.0 million in 2007, 2006 and 2005, respectively.

Income Taxes

        TDS files a consolidated federal income tax return. Deferred taxes are computed using the liability method, whereby deferred tax assets are recognized for future deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for future taxable temporary differences. Both deferred tax assets and liabilities are measured using the tax rates anticipated to be in effect when the temporary differences reverse. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        Effective January 1, 2007, TDS adopted FASB Interpretation (FIN) 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Under FIN 48, TDS evaluates income tax uncertainties, assesses the probability of the ultimate settlement with the applicable taxing authority and records an amount based on that assessment. TDS had previously set up tax accruals, as needed, to cover its potential liability for income tax uncertainties pursuant to SFAS No. 5, Accounting for Contingencies ("SFAS 5").

Stock-Based Compensation

        TDS has established long-term incentive plans, employee stock purchase plans, dividend reinvestment plans, and a non-employee director compensation plan which are described more fully in Note 22—Stock-Based Compensation. Prior to January 1, 2006, TDS accounted for these plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Total stock-based employee compensation cost recognized in the Consolidated Statements of Operations under APB 25 was $8.1 million for the year ended December 31, 2005, primarily for restricted stock unit and deferred compensation stock unit awards. No compensation cost was recognized in the Consolidated Statements of Operations under APB 25 for stock option awards for the year ended December 31, 2005, because all outstanding options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The employee stock purchase plans and dividend reinvestment plans qualified as non-compensatory plans under APB 25; therefore, no compensation cost was recognized for these plans during the year ended December 31, 2005.

        Effective January 1, 2006, TDS adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment ("SFAS 123(R)"), using the modified prospective transition method. Under the

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

modified prospective transition method, compensation costs recognized in 2006 and 2007 include: (a) compensation cost for all share-based payments granted prior to but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated.

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

        Upon adoption of SFAS 123(R), TDS elected to continue to value its share-based payment transactions using a Black-Scholes valuation model, which it previously used for purposes of preparing the pro forma disclosures under SFAS 123. Under the provisions of SFAS 123(R), stock-based compensation cost recognized during the period is based on the portion of the share-based payment awards that is ultimately expected to vest. Accordingly, stock-based compensation cost recognized in 2006 and 2007 has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated based on historical experience related to similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. In TDS' pro forma information required under SFAS 123, TDS also reduced stock-based compensation cost for estimated forfeitures. The expected life assumption was determined based on TDS' historical experience. The expected volatility assumption was based on the historical volatility of TDS' common stock. The dividend yield was included in the assumptions. The risk-free interest rate assumption was determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term that is commensurate with the expected life of the stock options.

        Compensation cost for stock option awards granted after January 1, 2006 is recognized over the respective requisite service period of the awards, which is generally the vesting period, on a straight-line basis over the requisite service period for each separate vesting portion of the awards as if the awards were, in-substance, multiple awards (graded vesting attribution method). This same attribution method was used by TDS for purposes of its pro forma disclosures under SFAS 123.

        Certain employees were eligible for retirement at the time that compensatory stock options and restricted stock units were granted to them. Under the terms of the TDS option agreements, options granted to these individuals do not vest upon retirement. Under the terms of the U.S. Cellular stock option and restricted stock unit agreements, stock options and restricted stock units granted to retirement-eligible employees will vest fully upon their retirement if the employees have reached the age of 65. Similarly, under the terms of TDS' restricted stock unit agreements, restricted stock units vest upon retirement if the employee has reached the age of 66. Prior to the adoption of SFAS 123(R), TDS used the "nominal vesting method" to recognize the pro forma stock-based compensation cost related to stock options and restricted stock units awarded to retirement-eligible employees. This method does not take into account the effect of early vesting due to the retirement of eligible employees. Upon adoption of SFAS 123(R), TDS and U.S. Cellular adopted the "non-substantive vesting method", which requires accelerated recognition of the entire cost of stock options and restricted stock units granted to retirement-eligible employees over the period of time from the date of grant to the date the employee reaches age 65 (or age 66 for TDS employees with granted restricted stock units). If the non-substantive

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

vesting method had been applied in prior periods, the effect on previously disclosed pro forma stock-based compensation cost would not have been material.

        On March 7, 2006, the TDS Compensation Committee approved amendments to stock option award agreements. The amendments modify current and future options to extend the exercise period until 30 days following (i) the lifting of a "suspension" if options otherwise would expire or be forfeited during the suspension period and (ii) the lifting of a blackout if options otherwise would expire or be forfeited during a blackout period. TDS temporarily suspended issuances of shares under the 2004 Long Term Incentive Plan between March 17, 2006 and October 10, 2006 as a consequence of late SEC filings. TDS became current with its periodic SEC filings upon the filing of its Form 10-Q for the quarter ended June 30, 2006, on October 10, 2006. As required under the provisions of SFAS 123(R), TDS evaluated the impact of this plan modification and recognized stock-based compensation expense of $1.7 million in 2006.

Operating Leases

        TDS, U.S. Cellular and TDS Telecom are parties to various lease agreements for office space, retail sites, cell sites and equipment that are accounted for as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. TDS accounts for certain operating leases that contain rent abatements, lease incentives and/or fixed rental increases by recognizing lease revenue and expense on a straight-line basis over the lease term in accordance with SFAS 13 and related pronouncements.

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures related to the use of fair value measures in financial statements. SFAS 157 does not expand the use of fair value measurements in financial statements, but standardizes its definition and guidance in U.S. GAAP. SFAS 157 emphasizes that fair value is a market-based measurement and not an entity-specific measurement, based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). SFAS 157 establishes a fair value hierarchy from observable market data as the highest level to an entity's own fair value assumptions about market participant assumptions as the lowest level. In February 2008, the FASB issued FASB Staff Position ("FSP") FAS 157-1 to exclude leasing transactions from the scope of SFAS 157. In February 2008, the FASB also issued FSP FAS 157-2 to defer the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until years beginning after November 15, 2008. TDS adopted SFAS 157 for its financial assets and liabilities effective January 1, 2008 and does not anticipate any material impact on its financial position or results of operations. TDS has not yet adopted SFAS 157 for its nonfinancial assets and liabilities. TDS is currently reviewing the adoption requirements related to its nonfinancial assets and liabilities and has not yet determined the impact, if any, on its financial position or results of operations.

        In September 2006, the FASB ratified EITF No. 06-1, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider ("EITF 06-1"). This guidance requires the application of EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer ("EITF 01-9"), when consideration is given to a reseller or manufacturer to benefit the service provider's end customer. EITF 01-9 requires that the consideration given be recorded as a liability at the time of the sale of the equipment and also

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

provides guidance for the classification of the expense. TDS adopted EITF 06-1 effective January 1, 2008 with no material impact on its financial position or results of operations.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected shall be reported in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. TDS adopted SFAS 159 on January 1, 2008 and is electing the fair value option for its Deutsche Telekom marketable equity securities and related derivative liabilities. As a result of the election, TDS anticipates recognizing a $502.7 million cumulative-effect gain adjustment to retained earnings (net of $291.2 million of tax) in the first quarter of 2008.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations—a replacement of FASB Statement No. 141 ("SFAS 141(R)"). SFAS 141(R) replaces FASB Statement No. 141, Business Combinations ("SFAS 141"). SFAS 141(R) retains the underlying concept of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method, a method that requires the acquirer to measure and recognize the acquiree on an entire entity basis and recognize the assets acquired and liabilities assumed at their fair values as of the date of acquisition. However, SFAS 141(R) changes the method of applying the acquisition method in a number of significant aspects. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after January 1, 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS No. 109, Accounting for Income Taxes, such that amendments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). TDS is currently reviewing the requirements of SFAS 141(R) and has not yet determined the impact, if any, on its financial position or results of operations.

        In December 2007, the FASB issued SFAS No.160, Consolidated Financial Statements, Including Accounting and Reporting of Noncontrolling Interests in Subsidiaries—a replacement of ARB No. 51 ("SFAS 160"). SFAS 160 amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, as amended by FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, to establish new standards that will govern the accounting and reporting of (1) noncontrolling interests (commonly referred to as minority interests) in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. It also establishes that once control of a subsidiary is obtained, changes in ownership interests in that subsidiary that do not result in a loss of control shall be accounted for as equity transactions, not as step acquisitions. SFAS 160 is effective on a prospective basis for TDS' 2009 financial statements, except for the presentation and disclosure requirements, which will be applied retrospectively. TDS is currently reviewing the requirements of SFAS 160 and has not yet determined the impact on its financial position or results of operations.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2    GAIN (LOSS) ON INVESTMENTS

        The following table summarizes the components of Gain (loss) on investments included in Investment and Other Income (Expense) in the Consolidated Statements of Operations:

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Gain on sale of investments in unconsolidated entities	$6,301	$161,846	$500
Impairment of investments in unconsolidated entities	—	—	(6,754)
Gain on settlement of variable prepaid forward contracts and sale of remaining shares	426,692	—	—

	$432,993	$161,846	$(6,254)

        During 2007, the gain on sale of investments of forward contracts and remaining shares related to the following:

  •
  The settlement of VeriSign variable prepaid forward contracts and the disposition of remaining VeriSign Common Shares ($6.2 million).

  •
  The settlement of Vodafone variable prepaid forward contracts and the disposition of remaining Vodafone American Depositary Receipts ("ADRs") ($171.6 million).

  •
  The settlement of certain Deutsche Telekom variable prepaid forward contracts and the disposition of the remaining Deutsche Telekom ordinary shares related to such contracts ($248.9 million).

        See Note 10—Marketable Equity Securities, and Note 15—Long-term Debt and Forward Contracts, for additional information on these marketable equity securities and variable prepaid forward contracts.

        On October 3, 2006, U.S. Cellular completed the sale of its interest in Midwest Wireless Communications, LLC ("Midwest Wireless") and recorded a gain of $70.4 million in 2006. An additional gain of $6.3 million was recorded in 2007 in connection with the release of certain proceeds held in escrow at the time of sale. See Note 7—Acquisitions, Divestitures and Exchanges, for more information on the disposition of Midwest Wireless.

        TDS Telecom has in the past obtained financing from the Rural Telephone Bank ("RTB"). In connection with such financings, TDS Telecom purchased stock in the RTB. TDS Telecom has repaid all of its debt to the RTB, but continued to own the RTB stock. In August 2005, the board of directors of the RTB approved resolutions to liquidate and dissolve the RTB. In order to effect the dissolution and liquidation, shareholders were asked to remit their shares to receive cash compensation for those shares. TDS Telecom remitted its shares and received $101.7 million from the RTB and recorded a gain of $90.3 million in 2006.

        In 2005, TDS finalized the working capital adjustment related to the sale of certain wireless interests to ALLTEL Corporation ("ALLTEL") on November 30, 2004. The working capital adjustment increased the total gain on investment from this transaction by $0.5 million. Also in 2005, U.S. Cellular reduced the carrying value of one of its equity method investments by $6.8 million to its underlying fair value based on a cash flow analysis.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 3    GAIN ON SALE OF ACCOUNTS RECEIVABLE

        In December 2006, U.S. Cellular entered into an agreement to sell $226.0 million face amount of accounts receivable written off in previous periods; the proceeds from the sale were $5.9 million. The agreement transferred all rights, title, and interest in the account balances, along with the right to collect all amounts due, to the buyer. The sale was subject to a 180-day period in which the buyer was entitled to request a refund for any unenforceable accounts. The transaction was recognized as a sale during the fourth quarter of 2006 in accordance with the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with the gain deferred until expiration of the recourse period. During the second quarter of 2007, U.S. Cellular recognized a gain of $5.0 million, net of refunds for unenforceable accounts. The gain is included in Selling, general and administrative expense in the Consolidated Statements of Operations. All expenses related to the transaction were recognized in the period incurred.

NOTE 4    INCOME TAXES

        Income tax expense charged to Income from Continuing Operations Before Income Taxes and Minority Interest is summarized as follows:

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Current
Federal	$500,638	$269,331	$129,492
State	32,190	24,080	12,890
Foreign	19,273	18,048	15,855
Deferred
Federal	(267,348)	(163,938)	229,864
State	(15,699)	(31,062)	35,084

Total income tax expense from continuing operations	$269,054	$116,459	$423,185

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 4    INCOME TAXES (Continued)

        A reconciliation of TDS' income tax expense from continuing operations computed at the statutory rate to the reported income tax expense from continuing operations, and the statutory federal income tax expense rate to TDS' effective income tax expense rate from continuing operations, is as follows:

Year Ended December 31,	2007		2006		2005
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Statutory federal income tax expense	$239.9	35.0%	$113.2	35.0%	$387.5	35.0%
State income taxes, net of federal benefit(1)	10.6	1.6	(5.3)	(1.6)	33.7	3.0
Minority share of income not included in consolidated tax return(2)	3.0	0.5	(3.1)	(1.0)	(2.3)	(0.2)
Gains (losses) on investments, sales of assets and impairments of assets	—	—	0.1	—	1.5	0.1
Resolution of prior period tax issues	1.5	0.2	(0.4)	(0.1)	(3.1)	(0.3)
Foreign tax	12.5	1.8	11.7	3.6	6.0	0.5
Net research tax credit	(0.4)	(0.1)	(0.2)	(0.1)	(0.5)	—
Other differences, net	2.0	0.3	0.5	0.2	0.4	0.1

Total income tax expense	$269.1	39.3%	$116.5	36.0%	$423.2	38.2%

(1)
State income taxes include changes in the valuation allowance which is primarily related to the ability to utilize net operating losses.

(2)
Minority share of income includes a $4.6 million charge in 2007 related to the write-off of deferred tax assets established in prior years for certain partnerships.

        During 2005, the Internal Revenue Service ("IRS") completed its audit of TDS' federal income tax returns for the years 1997 through 2001 and TDS' claims for research tax credits for the years 1995 through 2001. Primarily based on the results of the audit, TDS reduced its accrual for audit contingencies by $3.1 million (0.3 percentage points) in 2005.

        The foreign tax incurred in 2007, 2006 and 2005 related to the dividend received from Deutsche Telekom.

        Income tax expense (benefit) charged to Net Income (Loss) is summarized as follows:

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Current
Federal	$500,638	$269,331	$129,492
State	32,190	24,080	12,890
Foreign	19,273	18,048	15,855
Deferred
Federal	(244,243)	(163,938)	230,391
State	(11,783)	(31,062)	35,113

Total income tax expense	$296,075	$116,459	$423,741

        The pre-tax extraordinary gain from the discontinuance of SFAS 71 was decreased by deferred income tax expense of $27.0 million in 2007. Income from discontinued operations was decreased by deferred income tax expense of $0.6 million in 2005.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 4    INCOME TAXES (Continued)

        TDS' net current deferred income tax liability totaled $327.2 million and $236.4 million at December 31, 2007 and 2006, respectively. The 2007 and 2006 net current deferred income tax liabilities primarily represents the deferred income taxes on the current portion of marketable equity securities.

        TDS' noncurrent deferred income tax assets and liabilities at December 31, 2007 and 2006 and the temporary differences that gave rise to them are as follows:

December 31,	2007	2006
	(Dollars in thousands)
Deferred Tax Assets
Net operating loss carryforwards ("NOLs")	$82,809	$78,399
Derivative instruments	—	159,039
Other	89,824	54,324

	172,633	291,762
Less valuation allowance	(74,867)	(49,506)

Total Deferred Tax Assets	97,766	242,256

Deferred Tax Liabilities
Marketable equity securities	—	547,628
Property, plant and equipment	309,009	336,213
Partnership investments	85,939	103,576
Licenses	243,382	205,187
Other	15,029	—

Total Deferred Tax Liabilities	653,359	1,192,604

Net Deferred Income Tax Liability	$555,593	$950,348

        At December 31, 2007, TDS and certain subsidiaries had $1,443 million of state NOL carryforwards (generating a $78.2 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries that generated the losses. The state NOL carryforwards expire between 2008 and 2027. Certain subsidiaries that are not included in the federal consolidated income tax return, but file separate federal tax returns, had federal NOL carryforwards (generating a $4.6 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2008 and 2027. A valuation allowance was established for certain state NOL carryforwards and the federal NOL carryforwards since it is more than likely that a portion of such carryforwards will expire before they can be utilized.

        During 2007, TDS reduced the valuation allowance on its deferred tax asset by $12.0 million, which resulted in a deferred tax benefit of the same amount. This valuation allowance related to state income tax NOL carryforwards of certain TDS subsidiaries for which TDS previously believed it was more than likely that they would not be realized prior to the expiration of such carryforwards. However, these subsidiaries have experienced increases in both income before income taxes in recent years, and expected taxable income in future years. As a result, during 2007 TDS estimated that a portion of these NOL carryforwards previously assessed as not likely of realization, were more than likely realizable, and reduced its valuation allowance accordingly.

        Effective January 1, 2007, TDS adopted FIN 48. In accordance with FIN 48, TDS recognized a cumulative effect adjustment of $4.4 million, decreasing its liability for unrecognized tax benefits, interest, and penalties and increasing the January 1, 2007 balance of Common stockholders' equity. Of this

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 4    INCOME TAXES (Continued)

amount, $20.7 million increased Accumulated other comprehensive income and $16.3 million represents the cumulative reduction of beginning retained earnings.

        At January 1, 2007, TDS had $28.4 million in unrecognized tax benefits, which, if recognized, would reduce income tax expense by $14.3 million, net of the federal benefit from state income taxes. At December 31, 2007, TDS had $42.1 million in unrecognized tax benefits, which, if recognized, would reduce income tax expense by $22.0 million, net of the federal benefit from state income taxes.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Dollars in thousands)
Balance at January 1, 2007	$28,430
Additions for tax positions of current year	6,389
Additions for tax positions of prior years	8,696
Reductions for tax positions of prior years	(928)
Reductions for settlements of tax positions	(192)
Reductions for lapses in statutes of limitations	(266)

Balance at December 31, 2007	$42,129

        Unrecognized tax benefits are included in Accrued taxes and Other deferred liabilities and credits in the December 31, 2007 Balance Sheet.

        As of December 31, 2007, TDS believes it is reasonably possible that unrecognized tax benefits could change in the next twelve months. The nature of the uncertainty relates to the exclusion of certain transactions from state income taxes due primarily to anticipated closure of state income tax audits and the expiration of statutes of limitation. It is anticipated that these events could reduce unrecognized tax benefits in the range of $0.7 million to $3.2 million.

        TDS recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. This amount totaled $2.8 million for the year ended December 31, 2007. Net accrued interest and penalties were $1.3 million and $4.1 million at January 1, 2007 and December 31, 2007, respectively.

        TDS and its subsidiaries file federal and state income tax returns. With few exceptions, TDS is no longer subject to federal, state and local income tax examinations by tax authorities for years prior to 2002. TDS' consolidated federal income tax returns for the years 2002 - 2005 are currently under examination by the Internal Revenue Service. Also, certain of TDS' state income tax returns are under examination by various state taxing authorities.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 5    EXTRAORDINARY ITEM—DISCONTINUANCE OF THE APPLICATION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION

        Historically, TDS Telecom's ILEC operations followed the accounting for regulated enterprises prescribed by SFAS 71. This accounting recognizes the economic effects of rate-making actions of regulatory bodies in the financial statements of the TDS Telecom ILEC operations.

        TDS Telecom has regularly monitored the appropriateness of the application of SFAS 71. Recent changes in TDS Telecom's business environment have caused competitive forces to surpass regulatory forces such that TDS Telecom has concluded that it is no longer reasonable to assume that rates set at levels that will recover the enterprise's cost can be charged to its customers.

        TDS Telecom has experienced increasing access line losses due to increasing levels of competition across all of the ILEC service areas. Competition has intensified in 2007 from cable and wireless operators who have extended their investment beyond major markets to enable a broader range of voice and data services that compete directly with TDS Telecom's service offerings. These alternative telecommunications providers have transformed a pricing structure historically based on the recovery of costs to a pricing structure based on market conditions. Consequently, TDS Telecom has had to alter its strategy to compete in its markets. Specifically, in the third quarter of 2007, TDS Telecom initiated an aggressive program of service bundling and deep discounting and has made the decision to voluntarily exit certain revenue pools administered by the FCC-supervised National Exchange Carrier Association in order to achieve additional pricing flexibility to meet competitive pressures.

        Based on these material factors impacting its operations, management determined in the third quarter of 2007 that it was no longer appropriate to continue the application of SFAS 71 for reporting its financial results. Accordingly, TDS Telecom recorded a non-cash extraordinary gain of $42.8 million, net of taxes of $27.0 million, upon discontinuance of the provisions of SFAS 71, as required by the provisions of SFAS No. 101, Regulated Enterprises—Accounting for the Discontinuation of the Application of FASB Statement No. 71 ("SFAS 101"). The components of the non-cash extraordinary gain are as follows:

	Before Tax Effects	After Tax Effects
	(in thousands)
Write-off of regulatory cost of removal liability	$70,107	$43,018
Write-off of other net regulatory assets	(259)	(191)

Total	$69,848	$42,827

        In conjunction with the discontinuance of SFAS 71, TDS Telecom has assessed the useful lives of fixed assets and determined that the impacts of any changes were not material.

NOTE 6    EARNINGS PER SHARE

        Basic earnings per share is computed by dividing net income (loss) available to common by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common by the weighted average common shares adjusted to include the effect of potentially dilutive securities. Potentially dilutive securities include incremental shares issuable upon exercise of outstanding stock options, the vesting of restricted stock units and the potential conversion of preferred stock to Common and Special Common shares.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6    EARNINGS PER SHARE (Continued)

        The amounts used in computing earnings per share and the effect of potentially dilutive securities on income and the weighted average number of Common, Special Common and Series A Common Shares are as follows:

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Basic Earnings per Share
Income from continuing operations	$343,285	$161,759	$646,743
Preferred dividend requirement	(52)	(165)	(202)

Income from continuing operations available to common	343,233	161,594	646,541
Discontinued operations, net of tax	—	—	997
Extraordinary item, net of tax	42,827	—	—

Net income available to common used in basic earnings per share	$386,060	$161,594	$647,538

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Diluted Earnings per Share
Income from continuing operations available to common used in basic earnings per share	$343,233	$161,594	$646,541
Minority income adjustment(1)	(2,155)	(1,255)	(999)
Preferred dividend adjustment(2)	49	49	199

Income from continuing operations available to common	341,127	160,388	645,741
Discontinued operations, net of tax	—	—	997
Extraordinary item, net of tax	42,827	—	—

Net income available to common used in diluted earnings per share	$383,954	$160,388	$646,738

(1)
The minority income adjustment reflects the additional minority share of U.S. Cellular's income computed as if all of U.S. Cellular's dilutive issuable securities were outstanding.

(2)
The preferred dividend adjustment reflects the dividend reduction in the event only preferred series were dilutive, and therefore converted to shares.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 6    EARNINGS PER SHARE (Continued)

Year Ended December 31,	2007	2006	2005
	(Shares in thousands)
Weighted average number of shares used in basic earnings per share Common Shares	52,518	51,552	51,227
Special Common Shares	58,660	57,905	57,636
Series A Common Shares	6,446	6,447	6,433

Total	117,624	115,904	115,296
Effects of dilutive securities:
Effects of preferred shares(1)	47	45	158
Effects of stock options(2)	1,287	886	520
Effects of restricted stock units(3)	168	9	107

Weighted average number of shares of Common Stock used in diluted earnings per share	119,126	116,844	116,081

(1)
There were no antidilutive Preferred Shares convertible into Common and Special Common Shares, in 2007. Preferred shares convertible into 46,919 Common Shares and 46,919 Special Common Shares, in 2006, were not included in computing diluted earnings per share because their effects were antidilutive. There were no antidilutive Preferred Shares convertible into Common and Special Common Shares in 2005.

(2)
Stock options exercisable for 106,570 Common Shares and 543,538 Special Common Shares in 2007, 650,243 Common Shares and 342,599 Special Common Shares in 2006, and 669,307 Common Shares and 669,307 Special Common Shares in 2005, were not included in computing diluted earnings per share because their effects were antidilutive.

(3)
Restricted stock units issuable upon vesting into 42,389 Special Common Shares in 2007 were not included in computing diluted earnings per share because their effects were antidilutive.

Year Ended December 31,	2007	2006	2005
Basic Earnings per Share
Continuing operations	$2.92	$1.39	$5.61
Discontinued operations, net of tax	—	—	0.01
Extraordinary item, net of tax	0.36	—	—

	$3.28	$1.39	$5.62

Year Ended December 31,	2007	2006	2005
Diluted Earnings per Share
Continuing operations	$2.86	$1.37	$5.56
Discontinued operations, net of tax	—	—	0.01
Extraordinary item, net of tax	0.36	—	—

	$3.22	$1.37	$5.57

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 7    ACQUISITIONS, DIVESTITURES AND EXCHANGES

        TDS assesses its existing wireless and wireline interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on investment. As part of this strategy, TDS reviews attractive opportunities to acquire additional operating markets, telecommunications companies and wireless spectrum. In addition, TDS may seek to divest outright or include in exchanges for other wireless interests those markets and wireless interests that are not strategic to its long-term success.

2007 Activity

Transactions Pending as of December 31, 2007:

        On December 3, 2007, U.S. Cellular entered into an agreement to acquire six 12 megahertz C block lower 700 megahertz licenses in Maine for $5.0 million in cash. This transaction is expected to close in 2008.

        On November 30, 2007, TDS Telecom entered into an agreement to acquire an ILEC serving 750 equivalent access lines for $6.6 million, subject to a working capital adjustment. The transaction closed in February 2008.

        On November 30, 2007, U.S. Cellular entered into an exchange agreement with Sprint Nextel which calls for U.S. Cellular to receive personal communication service ("PCS") spectrum in eight licenses covering portions of four states (Oklahoma, West Virginia, Maryland and Iowa), and in exchange for U.S. Cellular to deliver PCS spectrum in eight licenses covering portions of Illinois. The exchange of licenses will provide U.S. Cellular with additional spectrum to meet anticipated future capacity and coverage requirements in several of its key markets. Six of the licenses which U.S. Cellular will receive will add spectrum in areas where U.S. Cellular currently provides service and two of the licenses are in areas that will provide incremental population of approximately 88,000. The eight licenses which U.S. Cellular will deliver are in areas where U.S. Cellular currently provides service and has what it considers an excess of spectrum (i.e., it has more spectrum than is expected to be needed to continue to provide high quality service). No cash, customers, network assets or other assets or liabilities will be included in the exchange, which is expected to be completed during the first half of 2008. As a result of this exchange transaction, TDS recognized a pre-tax loss on exchange of assets of $20.8 million during 2007.

Transactions Completed as of December 31, 2007:

        On December 3, 2007, U.S. Cellular acquired a 12 megahertz C block lower 700 megahertz license in Kansas for $3.2 million in cash.

        On February 1, 2007, U.S. Cellular purchased 100% of the membership interests of Iowa 15 Wireless, LLC ("Iowa 15") and obtained the 25 megahertz FCC cellular license to provide wireless service in Iowa Rural Service Area ("RSA") 15 for approximately $18.3 million in cash. This acquisition increased investments in licenses, goodwill and customer lists by $7.9 million, $5.9 million and $1.6 million, respectively. The goodwill of $5.9 million is deductible for income tax purposes.

        In addition, in 2007, TDS Telecom and Suttle Straus each acquired a company for cash, which purchases aggregated $2.3 million. These acquisitions increased goodwill by $1.8 million of which $1.0 million is deductible for income tax purposes.

        In aggregate, the 2007 acquisitions, divestitures and exchanges increased licenses by $11.1 million, goodwill by $7.7 million and customer lists by $1.6 million. Such amounts exclude the impact of the step acquisitions that resulted from U.S. Cellular's repurchase of its Common Shares. See Note 8—Licenses and Goodwill, and Note 9—Customer Lists, for the impact of such repurchases.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 7    ACQUISITIONS, DIVESTITURES AND EXCHANGES (Continued)

2006 Activity

        U.S. Cellular is a limited partner in Barat Wireless, L.P. ("Barat Wireless"), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 66. Barat Wireless was qualified to receive a 25% bid credit available to "very small businesses", defined as businesses having annual gross revenues of less than $15 million. At the conclusion of the auction on September 18, 2006, Barat Wireless was the successful bidder with respect to 17 licenses for which it had bid $127.1 million, net of its bid credit. On April 30, 2007, the FCC granted Barat Wireless' applications with respect to the 17 licenses for which it was the successful bidder. These 17 license areas cover portions of 20 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

        Barat Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2007, U.S. Cellular had made capital contributions and advances to Barat Wireless and/or its general partner of $127.2 million, which are included in Licenses in the Consolidated Balance Sheets. Barat Wireless used the funding to pay the FCC an initial deposit of $79.9 million on July 14, 2006 to allow it to participate in Auction 66. On October 18, 2006, Barat Wireless paid the balance due at the conclusion of the auction for the licenses with respect to which Barat Wireless was the successful bidder; such amount totaled $47.2 million. For financial statement purposes, U.S. Cellular consolidates Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless, pursuant to the guidelines of FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, ("FIN 46(R)"), as U.S. Cellular anticipates benefiting from or absorbing a majority of Barat Wireless' expected gains or losses. Pending finalization of Barat Wireless' permanent financing plan, and upon request by Barat Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Barat Wireless and/or its general partner.

        In October 2006, U.S. Cellular's interest in Midwest Wireless Communications, LLC ("Midwest Wireless") was sold to ALLTEL Corporation. In connection with the sale, U.S. Cellular became entitled to receive approximately $106.0 million in cash with respect to its interest in Midwest Wireless. Of this amount, $95.1 million was distributed upon closing and $10.9 million was held in escrow to secure certain true-up, indemnification and other possible adjustments; the funds held in escrow were to be distributed in installments over a period of four to fifteen months following the closing. During 2007, U.S. Cellular received $4.0 million of funds that were distributed from the escrow, plus interest of $0.3 million. On January 8, 2008, U.S. Cellular received a final distribution from the escrow of $6.3 million, plus interest of $0.5 million.

        In April 2006, U.S. Cellular purchased the remaining ownership interest in a Tennessee wireless market, in which it had previously owned a 16.7% interest, for approximately $18.9 million in cash. This acquisition increased investments in licenses, goodwill and customer lists by $5.5 million, $4.1 million and $2.0 million, respectively. The $4.1 million of goodwill is not deductible for income tax purposes.

        In aggregate, the 2006 acquisitions, divestitures and exchanges increased licenses by $132.7 million, goodwill by $4.1 million and customer lists by $2.0 million.

2005 Activity

        On December 19, 2005, U.S. Cellular completed an exchange of certain wireless markets in Kansas, Nebraska and Idaho with a subsidiary of ALLTEL. Under the agreement, U.S. Cellular acquired fifteen Rural Service Area ("RSA") markets in Kansas and Nebraska with a fair value of $166.5 million in exchange for two RSA markets in Idaho with a net carrying value of $64.4 million and $57.1 million in cash, as adjusted. U.S. Cellular also capitalized $2.6 million of acquisition-related costs. In connection with the exchange, U.S. Cellular recorded a pre-tax gain of $44.7 million in 2005, which is included in

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 7    ACQUISITIONS, DIVESTITURES AND EXCHANGES (Continued)

(Gain) loss on asset disposals/exchanges in the Consolidated Statements of Operations. This gain was reduced to $42.4 million at the TDS consolidated level as TDS allocated additional U.S. Cellular step acquisition goodwill of $2.3 million to the markets divested. The gain represented the excess of the fair value of assets acquired and liabilities assumed over the sum of cash and net carrying value of assets and liabilities delivered in the exchange.

        U.S. Cellular is a limited partner in Carroll Wireless L.P. ("Carroll Wireless"), an entity which participated in the auction of wireless spectrum designated by the FCC as Auction 58. Carroll Wireless was qualified to bid on "closed licenses" that were available only to companies included under the FCC definition of "entrepreneurs," which are small businesses that have a limited amount of assets and revenues. In addition, Carroll Wireless bid on "open licenses" that were not subject to restriction. With respect to these licenses, however, Carroll Wireless was qualified to receive a 25% bid credit available to "very small businesses" which were defined as businesses having average annual gross revenues of less than $15 million. Carroll Wireless was a successful bidder for 16 licenses in Auction 58, which ended on February 15, 2005. The aggregate amount paid to the FCC for the 16 licenses was $129.7 million, net of the bid credit to which Carroll Wireless was entitled. These 16 licenses cover portions of 10 states and are in markets which are either adjacent to or overlap current U.S. Cellular licensed areas.

        Carroll Wireless is in the process of developing its long-term business and financing plans. As of December 31, 2007, U.S. Cellular had made capital contributions and advances to Carroll Wireless and/or its general partner of approximately $129.9 million; of this amount, $129.7 million is included in Licenses in the Consolidated Balance Sheets. For financial statement purposes, U.S. Cellular consolidates Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless, pursuant to the guidelines of FIN 46(R), as U.S. Cellular anticipates benefiting from or absorbing a majority of Carroll Wireless' expected gains or losses. Pending finalization of Carroll Wireless' permanent financing plan, and upon request by Carroll Wireless, U.S. Cellular may agree to make additional capital contributions and advances to Carroll Wireless and/or its general partner. U.S. Cellular has approved additional funding of $1.4 million of which $0.1 million was provided to Carroll Wireless as of December 31, 2007.

        In the first quarter of 2005, U.S. Cellular adjusted the previously reported gain related to its sale to ALLTEL of certain wireless properties on November 30, 2004. The adjustment of the gain, which resulted from a working capital adjustment that was finalized in the first quarter of 2005, increased the total gain on the sale by $0.5 million.

        In addition, in 2005, U.S. Cellular purchased one new wireless market and certain minority interests in other wireless markets in which it already owned a controlling interest for $6.9 million in cash. As a result of these acquisitions, U.S. Cellular's Licenses, Goodwill and Customer lists were increased by $3.9 million, $0.3 million and $1.2 million, respectively.

        In aggregate, the 2005 acquisitions, divestitures and exchanges increased Licenses by $136.3 million, Goodwill by $28.2 million and Customer lists by $32.7 million.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 7    ACQUISITIONS, DIVESTITURES AND EXCHANGES (Continued)

Pro Forma Operations

        Assuming the exchanges and acquisitions accounted for as purchases during the period January 1, 2006 to December 31, 2007 had taken place on January 1, 2006, unaudited pro forma results of operations would have been as follows:

Year Ended December 31,	2007	2006
	(Unaudited, dollars in thousands, except per share amounts)
Operating revenues	$4,830,604	$4,378,177
Interest expense	208,736	234,745
Income (loss) from continuing operations	342,941	158,028
Net income (loss)	385,767	158,028
Earnings (loss) per share—basic	$3.28	$1.36
Earnings (loss) per share—diluted	$3.22	$1.34

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 8    LICENSES AND GOODWILL

        Changes in TDS' licenses and goodwill are primarily the result of acquisitions, divestitures and impairments of its licenses, wireless markets and telephone companies. See Note 7—Acquisitions, Divestitures and Exchanges for information regarding purchase and sale transactions which affected licenses and goodwill. Changes in Licenses and Goodwill in 2007 and 2006 were as follows:

Year Ended December 31,	2007	2006
	(Dollars in thousands)
Licenses
Consolidated Beginning Balance	$1,520,407	$1,388,343

U.S. Cellular
Balance, beginning of year	1,494,327	1,362,263
Acquisitions(1)	11,096	132,674
Loss on exchanges(2)	(20,841)	—
Impairments(3)	(2,136)	—
Other	—	(610)

	1,482,446	1,494,327
TDS Licenses related to U.S. Cellular, beginning of year(4)	23,280	23,280
Step acquisition allocation adjustment(5)	8,103	—

	31,383	23,280

Balance, end of year	1,513,829	1,517,607

TDS Telecom—CLEC
Balance, beginning of year	2,800	2,800

Balance, end of year	2,800	2,800

Net Change—Consolidated	(3,778)	132,064

Consolidated Ending Balance	$1,516,629	$1,520,407

(1)
In 2006, includes $127.1 million representing payments made to the FCC for licenses with respect to which Barat Wireless was the high bidder in Auction 66. See Note 7—Acquisitions, Divestitures and Exchanges for more information related to Barat Wireless.

(2)
As a result of the exchange of licenses with Sprint Nextel in 2007, U.S. Cellular recognized a $20.8 million pre-tax loss on exchange of licenses. See Note 7—Acquisitions, Divestitures and Exchanges for more information related to the Sprint Nextel exchange.

(3)
As a result of the 2007 annual impairment review, U.S. Cellular recorded a $2.1 million impairment; the loss is included in Depreciation, amortization and accretion on the Consolidated Statements of Operations.

(4)
TDS' licenses related to U.S. Cellular reflect additional license costs recorded at TDS pursuant to step acquisitions less impairment losses recognized at the TDS level on a consolidated basis. See Note 1—Summary of Significant Accounting Policies, Impairment of Intangible Assets, for additional information.

(5)
The step acquisition allocation adjustment is the allocation of value related to U.S. Cellular's share buyback programs. See Note 20—Common Stockholders' Equity for a discussion of U.S. Cellular's purchase of 1,006,000 of its Common Shares.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 8    LICENSES AND GOODWILL (Continued)

Year Ended December 31,	2007	2006
	(Dollars in thousands)
Goodwill
Consolidated Beginning Balance	$647,853	$643,636

U.S. Cellular
Balance, beginning of year	485,452	481,235
Acquisitions	5,864	4,118
Other	—	99

	491,316	485,452
TDS Goodwill related to U.S. Cellular, beginning of year(1)	(238,532)	(238,532)
Step acquisition allocation adjustment(2)	23,632	—

	(214,900)	(238,532)

Balance, end of year	276,416	246,920

TDS Telecom—ILEC
Balance, beginning of year	398,652	398,652
Acquisitions	259	—

Balance, end of year	398,911	398,652

Other(3)
Balance, beginning of year	2,281	2,281
Acquisitions	1,521	—

Balance, end of year	3,802	2,281

Net Change—Consolidated	31,276	4,217

Consolidated Ending Balance	$679,129	$647,853

(1)
TDS' goodwill related to U.S. Cellular reflects additional goodwill recorded at TDS pursuant to step acquisitions less impairment losses recognized at the TDS level on a consolidated basis. See Note 1—Summary of Significant Accounting Policies, Impairment of Intangible Assets, for additional information.

(2)
The step acquisition allocation adjustment is the allocation of value related to U.S. Cellular's share buyback programs. See Note 20—Common Stockholders' Equity for a discussion of U.S. Cellular's purchase of 1,006,000 of its Common Shares.

(3)
Other consists of goodwill related to Suttle Straus.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 9    CUSTOMER LISTS

        Customer lists, which are intangible assets resulting from acquisitions of wireless markets or step acquisition allocation of value related to U.S. Cellular's share buyback programs, are amortized based on average customer retention periods using the double declining balance method in the first year, switching to straight-line over the remaining estimated life. Changes in Customer Lists in 2007 and 2006 were as follows:

Year Ended December 31,	2007	2006
	(Dollars in thousands)
Balance, beginning of period	$26,196	$47,649
Acquisitions	1,560	2,042
Impairment(1)	(1,947)	—
Amortization	(14,133)	(23,495)
Step acquisition allocation adjustment(2)	14,175	—

Balance, end of period	$25,851	$26,196

(1)
As a result of the 2007 annual impairment review, U.S. Cellular recorded a $1.9 million impairment; the loss is included in Depreciation, amortization and accretion on the Consolidated Statements of Operations.

(2)
The step acquisition allocation adjustment is the allocation of value related to U.S. Cellular's share buyback programs. See Note 20—Common Stockholders' Equity for a discussion of U.S. Cellular's purchase of 1,006,000 of its Common Shares.

        Based on the balance of customer lists as of December 31, 2007, amortization expense for the years 2008 - 2012 is expected to be $10.8 million, $6.9 million, $5.4 million, $2.4 million and $0.4 million, respectively.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 10    MARKETABLE EQUITY SECURITIES

        Information regarding TDS' marketable equity securities is summarized as follows:

December 31,	2007	2006
	(Dollars in thousands)
Marketable Equity Securities included in Current Assets
Deutsche Telekom AG—85,969,689 and 45,492,172 Ordinary Shares, respectively	$1,886,175	$833,872
Vodafone Group Plc—11,327,674 American Depositary Receipts in 2006	—	314,683
Rural Cellular Corporation—719,396 equivalent Common Shares in 2007	31,718	—
VeriSign, Inc.—2,361,333 Common Shares in 2006	—	56,789

Aggregate fair value included in Current Assets	1,917,893	1,205,344

Marketable Equity Securities included in Investments
Deutsche Telekom AG—85,969,689 Ordinary Shares in 2006	—	1,575,824
Rural Cellular Corporation—719,396 equivalent Common Shares in 2006	—	9,453
Other	1	9

Aggregate fair value included in Investments	1	1,585,286

Total aggregate fair value	1,917,894	2,790,630
Accounting cost basis	864,644	1,507,477

Gross holding gains	1,053,250	1,283,153
Gross realized holding gains	—	(29,729)

Gross unrealized holding gains	1,053,250	1,253,424
Equity method unrealized gains	387	352
Income tax expense	(386,315)	(488,817)
Minority share of unrealized holding gains	(1,945)	(14,981)

Unrealized holding gains, net of tax and minority share	665,377	749,978
Derivative instruments unrealized holding gains, net of tax and minority share	(144,583)	(215,122)
Retirement plans, net of tax	(9,018)	(12,743)

Amount included in Accumulated other comprehensive income	$511,776	$522,113

        TDS and its subsidiaries hold marketable equity securities that are publicly traded and can have volatile movements in share prices. TDS and its subsidiaries do not make direct investments in publicly traded companies and all of these interests were acquired as a result of sales, trades or reorganizations of other assets.

        The investment in Deutsche Telekom AG ("Deutsche Telekom") resulted from TDS' disposition of its over 80%-owned personal communication services operating subsidiary, Aerial Communications, Inc., to VoiceStream Wireless Corporation ("VoiceStream") in exchange for stock of VoiceStream, which was then acquired by Deutsche Telekom in exchange for Deutsche Telekom stock. The investment in Rural Cellular Corporation ("RCCC") resulted from a consolidation of several cellular partnerships in which TDS subsidiaries held interests in RCCC, and the distribution of RCCC stock in exchange for these interests. The prior investment in Vodafone resulted from certain dispositions of non-strategic cellular investments to, or settlements with, AirTouch Communications Inc. ("AirTouch"), in exchange for stock of AirTouch, which was then acquired by Vodafone whereby TDS and its subsidiaries received American Depositary Receipts representing Vodafone stock. The prior investment in VeriSign, Inc. ("VeriSign") resulted from the acquisition by VeriSign of Illuminet, Inc., a telecommunications entity in which several TDS subsidiaries held interests.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 10    MARKETABLE EQUITY SECURITIES (Continued)

        At an Extraordinary General Meeting held on July 25, 2006, shareholders of Vodafone approved a Special Distribution of £0.15 per share (£1.50 per ADR) and a Share Consolidation under which every 8 ADRs of Vodafone were consolidated into 7 ADRs. As a result of the Special Distribution which was paid on August 18, 2006, U.S. Cellular and TDS Telecom received approximately $28.6 million and $7.6 million, respectively, in cash; this amount, representing a return of capital for financial statement purposes, was recorded as a reduction in the accounting cost basis of marketable equity securities. Also, as a result of the Share Consolidation which was effective on July 28, 2006, U.S. Cellular's previous 10,245,370 Vodafone ADRs were consolidated into 8,964,698 Vodafone ADRs and TDS Telecom's previous 2,700,545 Vodafone ADRs were consolidated into 2,362,976 ADRs.

        TDS entered into a number of variable prepaid forward contracts ("forward contracts") related to the marketable equity securities it holds. The economic hedge risk management objective of the forward contracts is to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities while retaining a share of gains from increases in the market prices of such securities. The downside risk is hedged at or above the accounting cost basis of the securities.

        The forward contracts related to TDS' subsidiaries 11,327,674 Vodafone ADRs matured in May and October 2007. TDS' subsidiaries elected to deliver a substantial majority of the Vodafone ADRs in settlement of the forward contracts, and disposed of all remaining Vodafone ADRs in connection therewith and realized $4.6 million of cash proceeds. TDS recorded a pre-tax gain of $171.6 million in 2007 on the settlement of such forward contracts and the disposition of such remaining ADRs. As a result of the settlement of these forward contracts in May and October 2007, TDS' subsidiaries no longer own any Vodafone ADRs and no longer have any liability or other obligations under the related forward contracts.

        TDS elected to deliver a substantial majority of the 45,492,172 Deutsche Telekom ordinary shares reflected in current assets as of December 31, 2006, in settlement of the forward contracts relating to such Deutsche Telekom ordinary shares, which matured in July through September 2007, and disposed of the remaining Deutsche Telekom ordinary shares related to such forward contracts and realized $81.2 million of cash proceeds. TDS recorded a pre-tax gain of $248.9 million in 2007 on the settlement of such forward contracts and the disposition of such remaining shares. All Deutsche Telekom ordinary shares held by TDS at December 31, 2007 and 2006 had the same cost basis. After these forward contracts were settled in July through September 2007, TDS now owns 85,969,689 Deutsche Telekom ordinary shares.

        The forward contracts related to TDS' 85,969,689 Deutsche Telekom ordinary shares mature between January and September 2008. Accordingly, such Deutsche Telekom ordinary shares are classified as Current Assets and the related forward contracts and derivative liability are classified as Current Liabilities in the Consolidated Balance Sheet at December 31, 2007.

        The forward contracts related to TDS' 2,361,333 VeriSign Common Shares matured in May 2007. TDS elected to deliver a substantial majority of the 2,361,333 VeriSign Common Shares in settlement of the forward contracts, and disposed of all remaining VeriSign Common Shares in connection therewith and realized $6.2 million of cash proceeds. TDS recorded a pre-tax gain of $6.2 million in the second quarter of 2007 on the settlement of such forward contracts and the disposition of such remaining shares. As a result of the settlement of these forward contracts in May 2007, TDS no longer owns any VeriSign Common Shares and no longer has any liability or other obligations under the related forward contracts.

        TDS and its subsidiaries own 719,396 shares of RCCC. On July 30, 2007, RCCC announced that Verizon Wireless has agreed to purchase the outstanding shares of RCCC for $45 per share in cash. The acquisition is expected to close in the first half of 2008. If the transaction closes, TDS will receive approximately $32.4 million in cash, recognize a $31.7 million pre-tax gain and cease to own any interest in RCCC.

        TDS recorded dividend income on its Deutsche Telekom investment of $128.5 million, $120.3 million and $105.7 million, before taxes, in 2007, 2006 and 2005, respectively.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 11    INVESTMENTS IN UNCONSOLIDATED ENTITIES

        Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities in which TDS holds a minority interest. These investments are accounted for using either the equity or cost method, as shown in the following table:

December 31,	2007	2006
	(Dollars in thousands)
Equity method investments:
Capital contributions, loans and advances	$34,612	$30,190
Goodwill	9,157	9,156
Cumulative share of income	624,043	528,791
Cumulative share of distributions	(474,113)	(383,480)

	193,699	184,657
Cost method investments	12,719	12,979

Total investments in unconsolidated entities	$206,418	$197,636

        Investments in unconsolidated entities include goodwill and costs in excess of the underlying book value of certain investments.

        Equity in earnings of unconsolidated entities totaled $91.8 million, $95.2 million and $68.0 million in 2007, 2006 and 2005, respectively; of those amounts, TDS' investment in the Los Angeles SMSA Limited Partnership ("LA Partnership") contributed $71.2 million, $62.3 million and $52.2 million to equity in earnings of unconsolidated entities in 2007, 2006 and 2005, respectively. TDS held a 5.5% ownership interest in the LA Partnership throughout and at the end of each of these years.

        Based primarily on data furnished to TDS by third parties, the following summarizes the combined assets, liabilities and equity, and the combined results of operations, of TDS' equity method investments.

December 31,	2007	2006
	(Dollars in thousands)
Assets
Current	$434,000	$516,000
Due from affiliates	429,000	387,000
Property and other	1,936,000	2,015,000

	$2,799,000	$2,918,000

Liabilities and Equity
Current liabilities	$241,000	$266,000
Deferred credits	98,000	102,000
Long-term debt	27,000	29,000
Long-term capital lease obligations	48,000	45,000
Partners' capital and stockholders' equity	2,385,000	2,476,000

	$2,799,000	$2,918,000

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 11    INVESTMENTS IN UNCONSOLIDATED ENTITIES (Continued)

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Results of Operations
Revenues	$4,519,000	$4,216,000	$3,472,000
Operating expenses	3,092,000	2,922,000	2,430,000

Operating income	1,427,000	1,294,000	1,042,000
Other income (expense)	32,000	53,000	21,000

Net income	$1,459,000	$1,347,000	$1,063,000

NOTE 12    PROPERTY, PLANT AND EQUIPMENT

        U.S. Cellular's property, plant and equipment in service and under construction, net of accumulated depreciation, consists of:

December 31,	Useful Lives	2007	2006
(Dollars in thousands)	(Years)
Land	N/A	$25,359	$25,297
Buildings	20	254,650	237,479
Leasehold improvements	1-30	824,206	740,218
Cell site equipment	6-25	2,374,769	2,329,898
Switching equipment	1-8	803,908	757,183
Office furniture and equipment	3-5	441,762	412,914
Other operating equipment	5-25	271,941	285,009
System development	3-7	250,350	238,347
Work in process	N/A	162,170	94,649

		5,409,115	5,120,994
Accumulated depreciation		(2,814,019)	(2,492,146)

		$2,595,096	$2,628,848

        Depreciation expense totaled $543.1 million, $497.1 million and $444.7 million in 2007, 2006 and 2005, respectively. Amortization expense on system development costs totaled $15.9 million, $27.9 million and $29.4 million in 2007, 2006 and 2005, respectively. Amortization of system development costs decreased in 2007 primarily due to a billing system becoming fully amortized in 2006.

        In 2007, 2006 and 2005, (gain)/loss on asset disposals/exchanges included charges of $34.1 million, $19.6 million and $20.4 million, respectively, related to disposals of assets, trade-ins of older assets for replacement assets and other retirements of assets from service. In 2007, U.S. Cellular conducted a physical inventory of its significant cell site and switching assets. As a result, (gain)/loss on asset disposals/exchanges included a charge of $14.6 million in 2007 reflecting the results of the physical inventory and related valuation and reconciliation.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12    PROPERTY, PLANT AND EQUIPMENT (Continued)

        TDS Telecom's property, plant and equipment in service and under construction, net of accumulated depreciation, consists of the following:

December 31,	Useful Lives	2007	2006
(Dollars in thousands)	(Years)
ILEC Operations
Cable and wire	15-20	$1,204,666	$1,154,572
Central office equipment	8-12	700,780	673,152
Office furniture and equipment	5-10	71,573	81,410
Systems development	5-7	121,623	124,038
Land	N/A	5,860	5,959
Buildings	30	76,956	77,065
Other equipment	10-15	32,067	69,355
Work in process	N/A	68,920	37,514

		2,282,445	2,223,065
Accumulated depreciation		(1,474,905)	(1,396,684)

		807,540	826,381

CLEC Operations
Cable and wire	15-20	70,065	65,709
Central office equipment	5-12	166,598	157,905
Office furniture and equipment	5-10	25,222	24,998
Systems development	5-7	16,659	15,367
Land	N/A	74	74
Buildings	30	291	291
Other equipment	10-15	11,206	10,794
Work in process	N/A	3,024	1,644

		293,139	276,782
Accumulated depreciation		(200,412)	(182,813)

		92,727	93,969

Total		$900,267	$920,350

        The provision for ILEC depreciation as a percentage of depreciable property was 6.0% in 2007, 6.4% in 2006 and 6.5% in 2005. ILEC depreciation expense totaled $131.3 million, $133.9 million and $133.3 million in 2007, 2006 and 2005, respectively. ILEC amortization expense totaled $2.1 million, $1.5 million and $1.9 million in 2007, 2006 and 2005, respectively.

        The provision for CLEC depreciation as a percentage of depreciable property was 7.8% in 2007, 8.5% in 2006 and 11.3% in 2005. CLEC depreciation expense totaled $20.5 million, $20.2 million and $24.9 million in 2007, 2006 and 2005, respectively. CLEC amortization expense totaled $3.5 million, $4.0 million and $5.5 million in 2007, 2006 and 2005, respectively.

        Corporate and other property, plant and equipment consists of the following:

December 31,	2007	2006
	(Dollars in thousands)
Property, plant and equipment	$79,530	$79,905
Accumulated depreciation	(49,791)	(47,717)

Total	$29,739	$32,188

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12    PROPERTY, PLANT AND EQUIPMENT (Continued)

        Corporate and other fixed assets consist of assets at the TDS corporate offices and Suttle Straus. The corporate assets primarily consist of office furniture and equipment with useful lives ranging from three to seven years. Depreciation and amortization expense is computed on a straight-line basis, and the corporate amount is assessed out to U.S. Cellular and TDS Telecom. The amounts assessed out totaled $6.1 million, $6.1 million and $6.2 million in 2007, 2006 and 2005. The Suttle Straus assets primarily consist of a building, equipment and vehicles with useful lives ranging from 40 years for the building to one to ten years for equipment and vehicles. Depreciation expense is computed on a straight-line basis and totaled $2.6 million, $2.8 million and $2.8 million in 2007, 2006 and 2005.

NOTE 13    ASSET RETIREMENT OBLIGATIONS

        U.S. Cellular is subject to asset retirement obligations associated with its leased cell sites, switching office sites, retail store sites and office locations. Asset retirement obligations generally include obligations to restore leased land and retail store and office premises to their pre-lease conditions.

        During the third quarters of 2007 and 2006, U.S. Cellular performed its annual review of the assumptions and estimated costs related to its asset retirement obligations. As a result of the reviews, the liabilities were revised as follows:

  •
  In 2007, the liabilities were revised to reflect lower estimated cash outflows as a result of lower estimates of removal and restoration costs, primarily related to cell sites, as determined through quoted market prices obtained from independent contractors.

  •
  In 2006, the liabilities were revised to reflect higher estimated costs for removal of radio and power equipment related to cell sites, and estimated retirement obligations for retail stores were revised to reflect a shift to larger stores and slightly higher estimated costs for removal of fixtures.

        The changes in U.S. Cellular's asset retirement obligation during 2007 and 2006 were as follows:

Year Ended December 31,	2007	2006
	(Dollars in thousands)
Beginning balance	$127,639	$90,224
Additional liabilities accrued	5,974	15,697
Revision in estimated cash outflows	(15,331)	13,415
Acquisition of assets	348	1,237
Disposition of assets	(555)	(164)
Accretion expense	8,769	7,230

Ending balance	$126,844	$127,639

        TDS Telecom's ILECs have recorded an asset retirement obligation in accordance with the requirements of SFAS 143 and FIN 47. Prior to the discontinuance of SFAS 71, an additional regulatory liability was recorded which represented the amount of costs of removal that state public utility commissions required to be recorded in excess of the amounts required to be recorded in accordance with SFAS 143 and FIN 47. See Note 5—Extraordinary Item—Discontinuance of the Application of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, for additional details.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 13    ASSET RETIREMENT OBLIGATIONS (Continued)

        The changes in TDS Telecom's ILECs' asset retirement obligation and regulatory obligation during 2007 and 2006 were as follows:

Year Ended December 31,	2007	2006
	(Dollars in thousands)
Beginning balance	$101,647	$97,509
Additional liabilities accrued	11,963	4,800
Costs of removal	(567)	(697)
Accretion expense	737	35
Discontinuance of SFAS 71	(70,107)	—

Ending balance	$43,673	$101,647

        The regulatory liability included in TDS Telecom's ILECs' asset retirement obligation at December 31, 2006 was $62.6 million.

        During the fourth quarter of 2007, TDS Telecom reviewed the assumptions related to its asset retirement obligation and, as a result of the review, revised its inflation factor downward in relationship to its future CLEC asset retirement obligation. The impact of this change is reflected in the "Revision in estimated cash outflows" below.

        The changes in TDS Telecom's CLECs' asset retirement obligation during 2007 and 2006 were as follows:

Year Ended December 31,	2007	2006
	(Dollars in thousands)
Beginning balance	$3,026	$2,649
Additional liabilities accrued	—	186
Revision in estimated cash outflows	(289)	—
Accretion expense	214	191

Ending balance	$2,951	$3,026

NOTE 14    NOTES PAYABLE

        TDS has used short-term debt to finance acquisitions, for general corporate purposes and to repurchase common shares. Proceeds from the sale of long-term debt from time to time have been used to reduce such short-term debt. Proceeds from the sale of non-strategic wireless and other investments from time to time also have been used to reduce short-term debt.

        TDS has a $600 million revolving credit facility available for general corporate purposes. At December 31, 2007, outstanding letters of credit were $3.4 million leaving $596.6 million available for use. Borrowings under the revolving credit facility bear interest at the London InterBank Offered Rate ("LIBOR") plus a contractual spread based on TDS' credit rating. TDS may select borrowing periods of either seven days or one, two, three or six months. At December 31, 2007, one-month LIBOR was 4.60% and the contractual spread was 75 basis points. If TDS provides less than two days' notice of intent to borrow, the related borrowings bear interest at the prime rate less 50 basis points (the prime rate was 7.25% at December 31, 2007). This credit facility expires in December 2009. In 2007, TDS paid fees at an aggregate annual rate of 0.40% of the total $600 million facility. These fees totaled $2.4 million, $2.0 million and $0.8 million in 2007, 2006 and 2005, respectively.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 14    NOTES PAYABLE (Continued)

        TDS also had $25 million in direct bank lines of credit at December 31, 2007, all of which were unused. The terms of the direct bank lines of credit provide for borrowings at negotiated rates up to the prime rate.

        U.S. Cellular has a $700 million revolving credit facility available for general corporate purposes. At December 31, 2007, outstanding letters of credit were $0.2 million leaving $699.8 million available for use. Borrowings under the revolving credit facility bear interest at the LIBOR plus a contractual spread based on U.S. Cellular's credit rating. U.S. Cellular may select borrowing periods of either seven days or one, two, three or six months. At December 31, 2007, the one-month LIBOR was 4.60% and the contractual spread was 75 basis points. If U.S. Cellular provides less than two days' notice of intent to borrow, the related borrowings bear interest at the prime rate less 50 basis points. This credit facility expires in December 2009. In 2007, U.S. Cellular paid fees at an aggregate annual rate of 0.39% of the total facility. These fees totaled $2.8 million, $2.3 million and $1.0 million in 2007, 2006 and 2005, respectively.

        Information concerning notes payable is shown in the table below:

Year Ended December 31,	2007	2006
	(Dollars in thousands)
Balance at end of year	$0	$35,000
Weighted average interest rate at end of year	N/A	5.96%
Maximum amount outstanding during the year	$60,000	$170,000
Average amount outstanding during the year(1)	$20,000	$91,250
Weighted average interest rate during the year(1)	6.03%	5.68%

    (1)
    The average was computed based on month-end balances.

        TDS' and U.S. Cellular's interest cost on their revolving credit facilities would increase if their current credit ratings from either Standard & Poor's Rating Services ("Standard & Poor's") or Moody's Investor Service ("Moody's") were lowered. However, the credit facilities would not cease to be available or accelerate solely as a result of a decline in TDS' or U.S. Cellular's credit rating. A downgrade in TDS' or U.S. Cellular's credit rating could adversely affect their ability to renew existing, or obtain access to new credit facilities in the future. TDS' and U.S. Cellular's credit ratings as of December 31, 2007, and the dates that such ratings were issued, were as follows:

Moody's (Issued September 20, 2007)	Baa3	—stable outlook
Standard & Poor's (Issued June 21, 2007)	BB+	—with developing outlook
Fitch (Issued August 16, 2007)	BBB+	—stable outlook

        On September 20, 2007, Moody's changed its outlook on TDS and U.S. Cellular's credit rating to stable from under review for possible further downgrade.

        On February 13, 2007, Standard & Poor's lowered its credit ratings on TDS and U.S. Cellular to BBB- from BBB. The ratings remained on credit watch with negative implications. On April 23, 2007, Standard & Poor's lowered its credit rating on TDS and U.S. Cellular to BB+ from BBB-. The ratings remained on credit watch with negative implications. On June 21, 2007, Standard & Poor's affirmed the BB+ rating, and removed TDS and U.S. Cellular from credit watch. The outlook is developing.

        On August 16, 2007, Fitch changed its outlook on TDS and U.S. Cellular's credit rating to stable from ratings watch negative.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 14    NOTES PAYABLE (Continued)

        The maturity dates of certain TDS and U.S. Cellular' revolving credit facilities would accelerate in the event of a change in control.

        The financial covenants associated with TDS' and U.S. Cellular's lines of credit require that each company maintain certain debt-to-capital and interest coverage ratios. The covenants of U.S. Cellular's revolving credit facility also prescribe certain terms associated with intercompany loans from TDS or TDS subsidiaries to U.S. Cellular or U.S. Cellular subsidiaries.

        The continued availability of the revolving credit facility requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. On November 6, 2006, TDS and U.S. Cellular announced that they would restate certain financial statements which caused TDS and U.S. Cellular to be late with certain filings. In addition, on April 23, 2007, TDS announced another restatement that caused a further delay in TDS' SEC filings. Before TDS and U.S. Cellular filed the foregoing restatements and became current in their SEC filings on or prior to June 19, 2007, the restatements and late filings resulted in defaults under the revolving credit agreements and one line of credit agreement. TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios, and TDS and U.S. Cellular did not fail to make any scheduled payments under such credit agreements. TDS and U.S. Cellular received waivers from the lenders associated with the credit agreements, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatements and late filings. TDS and U.S. Cellular believe they were in compliance as of December 31, 2007 with all covenants and other requirements set forth in the revolving credit facilities and lines of credit.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 15    LONG-TERM DEBT AND FORWARD CONTRACTS

        Long-term debt is as follows:

December 31,	2007	2006
	(Dollars in thousands)
Telephone and Data Systems, Inc. (Parent)
6.625% senior notes, maturing 2045	$116,250	$116,250
7.6% Series A notes, due in 2041	500,000	500,000
Purchase contracts, averaging 6.0%, due through 2021	1,097	1,097

Total Parent	617,347	617,347

Subsidiaries
U.S. Cellular
6.7% senior notes maturing in 2033	544,000	544,000
Unamortized discount	(11,707)	(12,161)

	532,293	531,839
7.5% senior notes, maturing in 2034	330,000	330,000
8.75% senior notes, maturing in 2032	130,000	130,000
Other, 9.0% due in 2009	10,000	10,000
TDS Telecom
Rural Utilities Service notes, 0.0% in 2007 and 0.0% in 2006, due through 2015	3,563	4,041
Other long-term notes, 0.0% in 2007 and 0.0% in 2006, due through 2012	25	35
Other Subsidiaries
Long-term notes, 2.7% to 10.6%, due through 2012	12,858	12,963

Total Subsidiaries	1,018,739	1,018,878

Total Long-term debt	1,636,086	1,636,225
Less: Current portion of long-term debt	3,860	2,917

Total Long-term debt, excluding current portion	$1,632,226	$1,633,308

Telephone and Data Systems, Inc. (Parent)

        On March 31, 2005, TDS issued $116.25 million in aggregate principal amount of unsecured 6.625% senior notes due March 31, 2045. Interest on the notes is payable quarterly. TDS may redeem the notes, in whole or in part, at any time on or after March 31, 2010, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The net proceeds from this offering, after deducting underwriting discounts, were approximately $112.6 million.

        The unsecured 7.6% Series A notes, issued in 2001, are due in 2041. Interest is payable quarterly. The notes are redeemable by TDS beginning December 2006 at 100% of the principal amount plus accrued and unpaid interest.

Subsidiaries—U.S. Cellular

        The 6.7% senior notes are due December 15, 2033. Interest is paid semi-annually. U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points.

        The 7.5% senior notes are due June 15, 2034. Interest on the notes is payable quarterly. U.S. Cellular may redeem the notes, in whole or in part, at any time on and after June 17, 2009, at a redemption price equal to 100% of the principal amount redeemed plus accrued interest.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 15    LONG-TERM DEBT AND FORWARD CONTRACTS (Continued)

        The 8.75% senior notes are due November 7, 2032. Interest is paid quarterly. U.S. Cellular may redeem the notes, in whole or in part, beginning in November 2007 at the principal amount plus accrued interest.

Subsidiaries—TDS Telecom

        Prior to 2005, TDS Telecom's Rural Utilities Service ("RUS"), Rural Telephone Bank ("RTB") and Federal Financing Bank ("FFB") Mortgage notes issued under certain loan agreements with the RUS, RTB and FFB, agencies of the United States of America, were repaid in equal monthly or quarterly installments covering principal and interest beginning six months to three years after dates of issue and expiring through 2035. Substantially all telephone plant of the ILEC companies was pledged under RUS and RTB mortgage notes and various other obligations of the telephone subsidiaries.

        On March 31, 2005, TDS Telecom subsidiaries repaid approximately $105.6 million in principal amount of notes to the RUS and the RTB plus accrued interest of $0.6 million. TDS Telecom subsidiaries incurred prepayment costs of $0.6 million associated with these repayments. Unamortized debt issuance costs related to the notes totaling $0.1 million were expensed and included in Other, net in the Consolidated Statements of Operations.

        On June 30, 2005, TDS Telecom subsidiaries repaid approximately $127.0 million in principal amount of notes to the RUS, the RTB, the FFB and the Rural Telephone Finance Cooperative ("RTFC"), a member-owned, not-for-profit lending cooperative that serves the financial needs of the rural telecommunications industry. TDS Telecom subsidiaries paid accrued interest of $0.8 million and additional prepayment costs of $1.2 million associated with these repayments. Unamortized debt issuance costs related to the notes totaling $0.3 million were expensed and included in Other, net in the Statements of Operations.

        The remaining RUS long-term debt consists of rural economic development loans that are non-interest bearing. Rural economic development loans are zero-interest loans provided to electric and telephone utilities to promote sustainable rural economic development and job creation projects. Pursuant to the guidelines prescribed by the RUS, TDS Telecom has in turn loaned these funds at 0% interest to businesses in the communities that TDS Telecom serves in order to promote economic growth. As a result of the conditions imposed by RUS and the attributes of this governmental agency, interest has not been imputed on either the rural economic development loan or the associated customer financing receivable.

Consolidated

        The annual requirements for principal payments on long-term debt, excluding amounts due on the forward contracts, are approximately $3.9 million, $15.1 million, $4.4 million, $0.8 million and $0.4 million for the years 2008 through 2012, respectively.

        The covenants associated with TDS' long-term debt obligations, among other things, restrict TDS' ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; and sell, consolidate or merge assets.

        On November 6, 2006, TDS and U.S. Cellular announced that they would restate certain financial statements which caused TDS and U.S. Cellular to be late with certain filings. In addition, on April 23, 2007, TDS announced another restatement that caused a further delay in TDS' SEC filings. Before TDS and U.S. Cellular filed the foregoing restatements and became current in their SEC filings on or prior to June 19, 2007, the restatements and late filings resulted in non-compliance under such debt indentures. However, this non-compliance did not result in an event of default or a default. TDS and U.S. Cellular believe that such non-compliance was cured upon the filing of their respective Forms 10-Q and Forms 10-K. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 15    LONG-TERM DEBT AND FORWARD CONTRACTS (Continued)

        In addition, the covenants associated with long-term debt obligations of certain subsidiaries of TDS, among other things, restrict these subsidiaries' ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; sell, consolidate or merge assets, and pay dividends.

Forward Contracts

        TDS holds available-for-sale marketable equity securities, the majority of which were the result of sales or trades of non-strategic assets. Subsidiaries of TDS have variable prepaid forward contracts ("forward contracts") with counterparties in connection with its Deutsche Telekom securities. The principal amount of the forward contracts was accounted for as a loan. The forward contracts contain embedded collars that are bifurcated and receive separate accounting treatment in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The following table summarizes certain facts surrounding the contracted securities, pledged as collateral for the forward contracts.

December 31, Security	2007 Shares	2007 Loan Amount	2006 Shares	2006 Loan Amount
	(Dollars in thousands)
Forward Contracts—Current Liabilities
Deutsche Telekom	85,969,689	$1,015,365	45,492,172	$516,892
Unamortized debt discount		(9,853)		—

Deutsche Telekom, net of unamortized debt discount		1,005,512		516,892

Vodafone		—	11,327,674	201,038

VeriSign		—	2,361,333	20,819
Unamortized debt discount		—		(341)

VeriSign, net of unamortized debt discount		—		20,478

Total Forward Contracts included in Current Liabilities		1,005,512		738,408

Forward Contracts—Long-term Debt
Deutsche Telekom		—	85,969,689	1,015,365
Unamortized debt discount		—		(28,064)

Deutsche Telekom, net of unamortized debt discount		—		987,301

Total Forward Contracts included in Long-Term Debt		—		987,301

Total Forward Contracts		$1,005,512		$1,725,709

        During 2007, forward contracts related to the VeriSign common shares, Vodafone ADRs and a portion of the Deutsche Telekom ordinary shares matured. See Note 10—Marketable Equity Securities, for details on the settlement of these forward contracts.

        The remaining Deutsche Telekom forward contracts mature from January to September 2008. Accordingly, such Deutsche Telekom ordinary shares are classified as Current Assets and the related forward contracts and derivative liability are classified as Current Liabilities in the Consolidated Balance Sheet at December 31, 2007. Contracts aggregating $577.3 million require quarterly interest payments at the LIBOR rate plus 50 basis points (the three-month LIBOR rate was 4.7% at December 31, 2007). Contracts aggregating $438.0 million are structured as zero coupon obligations with a weighted average effective interest rate of 4.4% per year. No interest payments are required for the zero coupon obligations during the contract period.

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

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 15    LONG-TERM DEBT AND FORWARD CONTRACTS (Continued)

        Under the terms of the forward contracts, TDS will continue to own the contracted shares and will receive dividends paid on such contracted shares, if any. The forward contracts may be settled in Deutsche Telekom shares or in cash, pursuant to formulas that "collar" the price of the shares. The collars effectively limit downside risk and upside potential on the contracted shares. The collars typically are adjusted contractually for any changes in dividends on the underlying shares. If the dividend increases, the collar's upside potential typically is reduced. If the dividend decreases, the collar's upside potential typically is increased. If TDS elects to settle in shares, it will be required to deliver the number of shares of the contracted security determined pursuant to the formula. If shares are delivered in the settlement of the forward contract, TDS would incur a current tax liability at the time of delivery based on the difference between the tax basis of the marketable equity securities delivered and the net amount realized through maturity. If TDS elects to settle in cash, it will be required to pay an amount in cash equal to the fair market value of the number of shares determined pursuant to the formula.

        TDS is, and until May 2007 (when U.S. Cellular settled its forward contracts as discussed above) U.S. Cellular was, required to comply with certain covenants under the forward contracts. On November 6, 2005, TDS and U.S. Cellular announced that they would restate certain financial statements which caused TDS and U.S. Cellular to be late with certain SEC filings. In addition, on April 23, 2007, TDS announced another restatement that caused a further delay in TDS' SEC filings. Before TDS and U.S. Cellular filed the foregoing restatements and became current in their SEC filings on or prior to June 19, 2007, the restatements and late filings resulted in defaults under the forward contracts. TDS and U.S. Cellular were not in violation of any covenants that require TDS and U.S. Cellular to maintain certain financial ratios, and TDS and U.S. Cellular did not fail to make any scheduled payments under such forward contracts. TDS and U.S. Cellular received waivers from the counterparty associated with the forward contracts, under which the lenders agreed to waive any defaults that may have occurred as a result of the restatements and late filings. TDS believes that it was in compliance as of December 31, 2007 with all covenants and other requirements set forth in its forward contracts.

NOTE 16    FINANCIAL INSTRUMENTS AND DERIVATIVES

Financial Instruments

        Financial instruments are as follows:

December 31,	2007		2006
	Book Value	Fair Value	Book Value	Fair Value
	(Dollars in thousands)
Cash and cash equivalents	$1,174,446	$1,174,446	$1,013,325	$1,013,325
Current portion of long-term debt	3,860	3,860	2,917	2,917
Notes payable	—	—	35,000	35,000
Long-term debt	1,632,226	1,411,081	1,633,308	1,636,164
Forward contracts	1,005,512	1,006,616	1,725,709	1,718,104
Preferred shares	$860	$578	$863	$745

        The carrying amounts of cash and cash equivalents, the current portion of long-term debt and notes payable approximate fair value due to the short-term nature of these financial instruments. The fair value of long-term debt was estimated using market prices for TDS' 7.6% Series A notes, and 6.625% senior notes, and U.S. Cellular's 6.7% senior notes, 7.5% senior notes, and 8.75% senior notes and discounted cash flow analysis for remaining debt. The carrying amounts of the variable rate forward contracts approximates fair value due to the repricing of the instruments on a quarterly basis. The fair value of the zero coupon forward contracts and preferred shares were determined using discounted cash flow analysis.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 16    FINANCIAL INSTRUMENTS AND DERIVATIVES (Continued)

Derivatives

        TDS has variable prepaid forward contracts ("forward contracts") in connection with its Deutsche Telekom marketable equity securities. The principal amount of the forward contracts is accounted for as a loan. The collar portions of the forward contracts are accounted for as derivative instruments. The following table summarizes the shares contracted and the downside limit and upside potential.

December 31, 2007 Security	Shares	Downside Limit (Floor)	Upside Potential (Ceiling)
Deutsche Telekom	85,969,689	$10.89 - $12.41	$12.40 - $14.99

        During 2007, the forward contracts and embedded collars related to the VeriSign common shares, Vodafone ADRs and a portion of the Deutsche Telekom ordinary shares matured and were settled. See Note 10—Marketable Equity Securities, for details on the settlement of these forward contracts and embedded collars.

        The fair value of the derivative instruments is determined using the Black-Scholes model. TDS reported a current derivative liability of $711.7 million at December 31, 2007. TDS reported a derivative liability of $753.8 million at December 31, 2006; of this amount $360.0 million was current and $393.8 million was noncurrent. These amounts are included in the Consolidated Balance Sheets caption Derivative liability.

        Fair value adjustments of derivative instruments resulted in a loss of $351.6 million and $299.5 million in 2007 and 2006, respectively, and a gain of $733.7 million in 2005. Fair value adjustments of derivative instruments reflect the change in the fair value of the bifurcated embedded collars within the forward contracts related to the Deutsche Telekom, Vodafone and VeriSign marketable equity securities.

NOTE 17    EMPLOYEE BENEFIT PLANS

Pension Plan

        TDS sponsors a qualified noncontributory defined contribution pension plan. The plan provides benefits for the employees of TDS Corporate, TDS Telecom and U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded currently. Total pension costs were $14.1 million, $14.3 million and $13.4 million in 2007, 2006 and 2005, respectively.

        TDS also sponsors an unfunded nonqualified deferred supplemental executive retirement plan to supplement the benefits under the plan to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws.

Other Post-Retirement Benefits

        TDS sponsors two defined benefit post-retirement plans that cover most of the employees of TDS Corporate, TDS Telecom and the subsidiaries of TDS Telecom. One plan provides medical benefits and the other provides life insurance benefits. Both plans are contributory, with retiree contributions adjusted annually. The medical plan anticipates future cost sharing changes that reflect TDS' intent to increase retiree contributions as a portion of total cost.

        In September 2006, the FASB released SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) ("SFAS 158"). Under the new standard, companies must recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on their balance

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 17    EMPLOYEE BENEFIT PLANS (Continued)

sheets. The recognition, disclosure and measurement provisions of SFAS 158 have been adopted by TDS as of December 31, 2006.

        The following amounts are included in other comprehensive income, before affecting such amounts for income taxes:

Amounts Recognized in Accumulated Other Comprehensive Income

	As of December 31,
	2007	2006
	(Dollars in thousands)
Net Prior Service Costs	$(5,342)	$(6,172)
Net Actuarial Loss	19,645	26,469

	$14,303	$20,297

        The estimated net actuarial loss and prior service cost gain for the postretirement benefit plans that will be amortized from Accumulated other comprehensive income into net periodic benefit cost during 2008 are $1.0 million and $(0.8) million; respectively.

        The following amounts are included in other comprehensive income, before affecting such amounts for income taxes:

Other Changes in Plan and Benefit Obligations
Recognized in Other Comprehensive Income "OCI"
December 31, 2007

	Before-Tax	Tax (Expense) or Benefit	Net-of-Tax
	(Dollars in thousands)
Net Actuarial Gains	$5,462	$(2,361)	$3,101
Amortization of Prior Service Costs	(830)	359	(471)
Amortization of Actuarial Losses	1,362	(589)	773

Total Recognized in OCI	$5,994	$(2,591)	$3,403

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 17    EMPLOYEE BENEFIT PLANS (Continued)

        The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other post-retirement benefit plans.

December 31,	2007	2006
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$60,408	$51,385
Service cost	2,437	2,177
Interest cost	3,432	2,765
Actuarial (gain) loss	(6,249)	6,406
Benefits paid	(2,950)	(2,325)

Benefit obligation at end of year	57,078	60,408

Change in plan assets
Fair value of plan assets at beginning of year	35,145	28,067
Actual return on plan assets	2,496	4,019
Employer contribution	7,195	5,541
Benefits paid	(2,950)	(2,482)

Fair value of plan assets at end of year	41,886	35,145

Funded status	$(15,192)	$(25,263)

        Net periodic benefit cost recorded in the consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005 includes the following components:

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Service cost	$2,437	$2,177	$2,212
Interest cost on accumulated post-retirement benefit obligation	3,432	2,765	2,636
Expected return on plan assets	(3,284)	(2,593)	(2,231)
Amortization of:
Unrecognized prior service cost(1)	(830)	(830)	(1,117)
Unrecognized net loss(2)	1,362	1,168	1,153

Net post-retirement cost	$3,117	$2,687	$2,653

(1)
Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)
Based on straight-line amortization over the average time remaining before active employees retire.

        The following assumptions were used to determine benefit obligations and net periodic benefit cost:

December 31,	2007	2006
Discount rate	6.20%	5.80%
Expected return on plan assets	8.50%	8.50%

        In determining the discount rate, TDS considered the Moody's Aa Corporate Bond Index and actuarial bond yield curves that matched the expected timing and cash flows of TDS' benefit payments. TDS determined that the Moody's Aa Corporate Bond Index rate adequately matched the expected timing and cash flows of TDS' benefit payments, and that no adjustments were needed.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 17    EMPLOYEE BENEFIT PLANS (Continued)

        The measurement date for actuarial determination was December 31, 2007. For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed for 2007 to be 10.3% for plan participants aged 65 and above, and 9.1% for participants under age 65. For all participants the 2007 annual rate of increase is expected to decrease to 5% by 2014. The 2006 expected rate of increase was 12.5% for plan participants aged 65 and above, and 10.2% for participants under age 65, decreasing to 5.0% by 2013.

        The health care cost trend rate assumption has a significant effect on the amounts reported. A one percentage point increase or decrease in assumed health care cost trend rates would have the following effects:

	One Percentage Point
	Increase	Decrease
	(Dollars in thousands)
Effect on total of service and interest cost components	$973	$(822)
Effect on post-retirement benefit obligation	$8,221	$(7,186)

        The following table describes how plan assets are invested.

		Allocation of Plan Assets At December 31,
Investment Category	Target Asset Allocation
		2007	2006
U.S. Equities	50%	52.0%	52.8%
International Equities	15%	16.1%	15.5%
Debt Securities	35%	31.9%	31.7%

        The post-retirement benefit fund engages multiple asset managers to ensure proper diversification of the investment portfolio within each asset category. The investment objective is to exceed the rate of return of a performance index comprised of 50% Wilshire 5000 Stock Index, 15% MSCI World (excluding U.S.) Stock Index, and 35% Lehman Brothers Aggregate Bond Index. The three-year and five-year average rates of return for this index are 8.6% and 11.5%, respectively. For purposes of determining benefit obligations and net periodic benefit cost, an expected return on plan assets of 8.5% was used. The 8.5% rate of return assumption is also consistent with projected future returns based on the fund's asset mix.

        The post-retirement benefit fund does not hold any debt or equity securities issued by TDS, U.S. Cellular or any related parties.

        TDS is not required to set aside current funds for its future retiree health and life insurance benefits. The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances. Total accumulated contributions to fund the costs of future retiree medical benefits are restricted to an amount not to exceed 25 percent of the total accumulated contributions to the pension trust. An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25 percent limitation. TDS expects to fund $5.6 million in 2008 for the 2007 contribution to the plan.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 17    EMPLOYEE BENEFIT PLANS (Continued)

        The following estimated future benefit payments, which reflect expected future service, are expected to be paid:

Year	Estimated Future Post-retirement Benefit Payments
(Dollars in thousands)
2008	$2,810
2009	3,004
2010	3,098
2011	3,159
2012	3,171
2013-2017	18,587

        On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was enacted. The Act expanded Medicare coverage, primarily by adding a prescription drug benefit for Medicare-eligible participants starting in 2006. The Act provided employers currently sponsoring prescription drug programs for Medicare-eligible participants with a range of options for coordinating with the new government-sponsored program to potentially reduce employers' costs. One alternative allowed employers to receive a subsidy from the federal government for all retirees enrolled in the employer-sponsored prescription drug plan. Final regulations released by the Centers for Medicare and Medicaid Services ("CMS") in 2005, along with additional guidance issued throughout 2005, led to a final determination that the plan would qualify for the government subsidy for calendar year 2006. After an evaluation of the options available, TDS determined that the most beneficial option would be to accept the direct subsidy from the federal government. During the fourth quarter of 2005, TDS notified its employees of this decision and applied for the federal subsidy.

        TDS' accumulated postretirement benefit obligation "APBO" has been reduced by approximately $13.8 million and $17.1 million as of December 31, 2007 and December 31, 2006 as a result of this subsidy. A reduction in TDS' net periodic postretirement benefit cost due to the anticipated receipt of the federal subsidy was recognized beginning in 2006. The effect of the subsidy reduced TDS' fiscal 2007 and 2006 net periodic postretirement benefit cost by $2.7 million and $2.6 million, respectively. As of December 31, 2007, TDS had not received a Medicare subsidy in 2007, 2006 or 2005. During 2008 and 2009, TDS expects to receive Medicare subsidies of $0.2 million and $0.3 million for 2006 and 2007, respectively.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 18    COMMITMENTS AND CONTINGENCIES

        Contingent obligations not related to income taxes, including indemnities, litigation and other possible commitments, are accounted for in accordance with SFAS 5, which requires that an estimated loss be recorded if it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accordingly, those contingencies that are deemed to be probable and where the amount of the loss is reasonably estimable are accrued in the financial statements. If only a range of loss can be determined, the best estimate within that range is accrued; if none of the estimates within that range is better than another, the low end of the range is accrued. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been or will be incurred, even if the amount is not estimable. The assessment of contingencies is a highly subjective process that requires judgments about future events. Contingencies are reviewed at least quarterly to determine the adequacy of accruals and related financial statement disclosures. The ultimate outcomes of contingencies could differ materially from amounts accrued in the financial statements.

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

        TDS accounts for certain lease agreements as capital leases. The short- and long-term portions of capital lease obligations totaled $0.5 million and $1.3 million, respectively, as of December 31, 2007 and $1.6 million and $3.3 million, respectively, as of December 31, 2006. The short- and long-term portions of capital lease obligations are included in Other current liabilities and Other deferred liabilities and credits, respectively, in the Consolidated Balance Sheets.

        For the years 2007, 2006 and 2005, rent expense for noncancelable, long-term leases was $147.4 million, $130.2 million and $123.2 million, respectively, and rent expense under cancelable, short-term leases was $12.8 million, $20.3 million and $15.0 million, respectively. Rental revenue totaled $23.8 million, $24.1 million and $15.4 million in 2007, 2006 and 2005, respectively. At December 31, 2007, the aggregate minimum rental payments required and rental receipts expected under noncancelable, long-term operating and capital leases were as follows:

	Operating Leases— Minimum Future Rental Payments	Operating Leases— Minimum Future Rental Receipts	Capital Leases— Minimum Future Rental Payments
	(Dollars in thousands)
2008	$126,974	$22,825	$585
2009	111,423	20,604	270
2010	96,308	15,796	169
2011	79,726	10,107	174
2012	57,402	4,257	179
Thereafter	488,626	1,350	1,193

Total	$960,459	$74,939	2,570

Less: Amounts representing interest			(721)

Present value of minimum lease payments			1,849
Less: Current portion of obligations under capital leases			(509)

Long-term portion of obligations under capital leases			$1,340

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 18    COMMITMENTS AND CONTINGENCIES (Continued)

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

Legal Proceedings

        TDS is involved or may be involved from time to time in legal proceedings before the FCC, other regulatory authorities, and various state and federal courts. The assessment of the expected outcomes of legal proceedings is a highly subjective process that requires judgments about future events. The legal proceedings are reviewed at least quarterly to determine the adequacy of accruals and related financial statement disclosures. The ultimate outcomes of legal proceedings could differ materially from amounts accrued in the financial statements.

NOTE 19    MINORITY INTEREST IN SUBSIDIARIES

        The following table summarizes the minority shareholders' and partners' interests in the equity of consolidated subsidiaries.

December 31,	2007	2006
	(Dollars in thousands)
U.S. Cellular public shareholders	$613,710	$578,241
Subsidiaries' partners and shareholders	37,827	31,481

	$651,537	$609,722

        Under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, ("SFAS 150") certain minority interests in consolidated entities with finite lives may meet the standard's definition of a mandatorily redeemable financial instrument and thus require reclassification as liabilities and remeasurement at the estimated amount of cash that would be due and payable to settle such minority interests under the applicable entity's organization agreement assuming an orderly liquidation of the finite-lived entity, net of estimated liquidation costs (the "settlement value"). TDS' consolidated financial statements include minority interests that meet the standard's definition of mandatorily redeemable financial instruments. These mandatorily redeemable minority interests represent interests held by third parties in consolidated partnerships and limited liability companies ("LLCs"), where the terms of the underlying partnership or LLC agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the minority interest holders and TDS in accordance with the respective partnership and LLC agreements. The termination dates of TDS' mandatorily redeemable minority interests range from 2042 to 2105.

        The settlement value of TDS' mandatorily redeemable minority interests was estimated to be $187.9 million at December 31, 2007 and $161.0 million at December 31, 2006. This represents the estimated amount of cash that would be due and payable to settle minority interests assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2007 and 2006, net of estimated liquidation costs. This amount is being disclosed pursuant to the requirements of FSP No. FAS 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 19    MINORITY INTEREST IN SUBSIDIARIES (Continued)

of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under SFAS 150. TDS has no current plans or intentions to liquidate any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the minority interests in finite-lived consolidated partnerships and LLCs at December 31, 2007 and 2006 was $38.8 million and $32.1 million, respectively, and is included in Minority Interest in Subsidiaries in the Consolidated Balance Sheets. The excess of the estimated aggregate settlement value over the aggregate carrying value of the mandatorily redeemable minority interests was primarily due to the unrecognized appreciation of the minority-interest holders' share of the underlying net assets in the consolidated partnerships and LLCs. Neither the minority-interest holders' share, nor TDS' share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements under U.S. GAAP. The estimate of settlement value was based on certain factors and assumptions. Change in those factors and assumptions could result in a materially larger or smaller settlement amount.

NOTE 20    COMMON STOCKHOLDERS' EQUITY

Tax-Deferred Savings Plan

        TDS had reserved 45,000 Common Shares and 45,000 Special Common Shares at December 31, 2007, for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions and TDS' contributions in a TDS Common Share fund, a TDS Special Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds.

Stock Dividend

        On February 17, 2005, the TDS Board of Directors unanimously approved, and on April 11, 2005, the TDS shareholders approved an amendment (the "Amendment") to the Restated Certificate of Incorporation of TDS to increase the authorized number of Special Common Shares of TDS from 20,000,000 to 165,000,000.

        As a result, and following the satisfaction of other conditions, the distribution of TDS Special Common Shares became effective on May 13, 2005 to shareholders of record on April 29, 2005. In the distribution, one TDS Special Common Share was distributed in the form of a stock dividend with respect to each TDS Common Share and TDS Series A Common Share issued.

Common Stock

        The holders of Common Shares and Special Common Shares are entitled to one vote per share. The holders of Common Shares have full voting rights, the holders of Special Common Shares have limited voting rights. Other than the election of directors, the Special Common Shares have no votes except as otherwise required by law. The holders of Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share for share basis, into Common Shares or Special Common Shares. TDS has reserved 6,442,000 Common Shares and 6,580,000 Special Common Shares at December 31, 2007, for possible issuance upon such conversion.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 20    COMMON STOCKHOLDERS' EQUITY (Continued)

        The following table summarizes the number of Common, Special Common and Series A Common Shares outstanding.

	Common Shares	Special Common Shares	Common Treasury Shares	Special Common Treasury Shares	Series A Common Shares
	(Shares in thousands)
Balance December 31, 2004	56,377	—	(5,362)	—	6,421
Conversion of Series A Common Shares	4	—	—	—	(4)
Distribution of Special Common Shares	—	62,859	—	(5,268)	—
Dividend reinvestment, incentive and compensation plans	100	9	257	140	23

Balance December 31, 2005	56,481	62,868	(5,105)	(5,128)	6,440
Conversion of Series A Common and Preferred Series TT Shares	2	—	—	—	(2)
Dividend reinvestment, incentive and compensation plans	21	19	429	452	7
Other	54	54	—	—	—

Balance December 31, 2006	56,558	62,941	(4,676)	(4,676)	6,445
Repurchase of Special Common Shares	—	—	—	(2,077)	—
Conversion of Series A Common Shares	10	—	—	—	(10)
Dividend reinvestment, incentive and compensation plans	13	5	1,243	2,041	7

Balance December 31, 2007	56,581	62,946	(3,433)	(4,712)	6,442

Common Share Repurchase Program

        On March 2, 2007, the Board of Directors of TDS authorized the repurchase of up to $250 million of TDS Special Common Shares from time to time through open market purchases, block transactions, private purchases or otherwise. The authorization will expire March 2, 2010. As of December 31, 2007, TDS repurchased 2,076,979 Special Common Shares for $126.7 million, or an average of $60.99 per share pursuant to this authorization. TDS did not repurchase any common shares in 2006 and 2005.

        The Board of Directors of U.S. Cellular has authorized the repurchase of up to 1% of the outstanding U.S. Cellular Common Shares held by non-affiliates on a quarterly basis, primarily for use in employee benefit plans (the "Limited Authorization"). This authorization does not have an expiration date.

        On March 6, 2007, the Board of Directors of U.S. Cellular authorized the repurchase of up to 500,000 Common Shares of U.S. Cellular (the "Additional Authorization") from time to time through open market purchases, block transactions, private transactions or other methods. This authorization was in addition to U.S. Cellular's existing Limited Authorization discussed above, and was scheduled to expire on March 6, 2010. However, because this authorization was fully utilized in connection with the April 4, 2007 accelerated share repurchases discussed below, no further purchases are available under this authorization.

        U.S. Cellular entered into accelerated share repurchase ("ASR") agreements to purchase its shares through an investment banking firm in private transactions. The repurchased shares are held as treasury shares. In connection with each ASR, the investment banking firm purchased an equivalent number of shares in the open-market over time. Each program was required to be completed within two years of the trade date of the respective ASR. At the end of each program, U.S. Cellular received or paid a price adjustment based on the average price of shares acquired by the investment banking firm pursuant to the ASR during the purchase period, less a negotiated discount. The purchase price adjustment could be settled, at U.S. Cellular's option, in cash or in U.S. Cellular Common Shares.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 20    COMMON STOCKHOLDERS' EQUITY (Continued)

        Activity related to U.S. Cellular's repurchases of shares through ASR transactions on April 4, July 10 and October 25, 2007, and its obligations to the investment banking firm, are detailed in the table below.

	April 4, 2007	July 10, 2007	October 25, 2007	Totals
	(Dollars in thousands, except per share amounts)
Number of Shares Repurchased by U.S. Cellular(1)	670,000	168,000	168,000	1,006,000
Initial purchase price to investment banking firm	$49,057	$16,145	$16,215	$81,417
Weighted average price of initial purchase(2)	$73.22	$96.10	$96.52	$80.93
ASR Settled as of December 31, 2007(3)
Additional amount paid to investment banking firm	$6,485	—	—	$6,485
Final total cost of shares	$55,542	—	—	$55,542
Final weighted average price	$82.90	—	—	$82.90
Number of shares purchased by investment banking firm and settled	670,000	—	—	670,000
Number of Shares Purchased by Investment Banking Firm for Open ASRs (As of December 31, 2007)	—	63,665	—	63,665
Average price of shares, net of discount, purchased by investment banking firm	—	$85.70	—	$85.70
(Refund due) from investment banking firm for shares purchased through December 31, 2007(4)	—	$(661)	—	$(661)
Equivalent number of shares that would be delivered by investment banking firm based on December 31, 2007 closing price(5)	—	7,861	—	7,861
Settlement of ASRs Subsequent to December 31, 2007(6)
(Refund) paid by investment banking firm	—	$(2,080)	$(2,474)	$(4,554)
Final total cost of shares, less discount plus commission	—	$14,065	$13,741	$27,806
Final weighted average price(2)	—	$83.72	$81.79	$82.76

(1)
The repurchased shares are being held as treasury shares.

(2)
Weighted average price includes any per share discount and commission paid to the investment banking firm.

(3)
The April 4, 2007 ASR was settled in cash on December 18, 2007. The other ASRs were not settled and were open as of December 31, 2007, but were settled in January 2008. See Note (6) below.

(4)
Represents the purchase price adjustment owed to U.S. Cellular by the investment banking firm as of December 31, 2007 for the shares purchased through such date, based on the difference between the price paid per share by U.S. Cellular in connection with the ASR, and the average price paid per share by the investment banking firm, less the discount plus the commission.

(5)
Represents the number of additional U.S. Cellular Common Shares that would need to be delivered by the investment banking firm based on the closing price of $84.10 on December 31, 2007, if U.S. Cellular elected to settle the refund due described in footnote (4) with shares.

(6)
At December 31, 2007, there were 272,335 shares remaining to be purchased by the investment banking firm pursuant to the July 10, 2007 and October 25, 2007 ASRs. Such ASRs both were settled in cash in January 2008. The table above shows the final settlement amounts of such ASRs. Accordingly, since the actual settlement amounts and final total costs are known, no additional information is provided about the sensitivity of such ASRs to a change in the U.S. Cellular stock price as of December 31, 2007.

        TDS' ownership percentage of U.S. Cellular increases upon such U.S. Cellular share repurchases. Therefore, TDS accounts for U.S. Cellular's purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting. All of the ASRs were settled in cash and resulted in an adjustment to TDS' capital in excess of par value upon the respective settlements. These step acquisitions caused TDS to increase its balances of Licenses, Goodwill and Customer Lists. See Note 8—Licenses and Goodwill and Note 9—Customer Lists for the amounts allocated to each of these asset groups. No U.S. Cellular Common Shares were repurchased in 2006 and 2005.

Telephone and Data Systems, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 20    COMMON STOCKHOLDERS' EQUITY (Continued)

Accumulated Other Comprehensive Income

        The changes in the cumulative balance of accumulated other comprehensive income are as follows:

	2007	2006
	(Dollars in thousands)
Marketable Equity Securities
Balance, beginning of year	$749,978	$578,273
Add (deduct):
Unrealized gains on marketable equity securities	351,648	290,112
Deferred Income tax (expense)	(129,665)	(110,973)

	221,983	179,139
Unrealized gain (loss) of equity method companies	35	(190)
Minority share of unrealized (gains)	(2,549)	(7,244)

Net change in unrealized gains on marketable equity securities	219,469	171,705
Recognized (gain) on sale of marketable equity securities	(551,823)	—
Income tax expense	201,861	—

	(349,962)	—
Minority Share of Income	15,586	—

Net recognized (gain) on sale of marketable equity securities	(334,376)	—

Net change in marketable equity securities	(114,907)	171,705
Application of FIN 48	30,306	—

Balance, end of year	$665,377	$749,978

Derivative Instruments
Balance, beginning of year	$(215,122)	$(214,632)
Add (deduct):
Deferred income tax (expense) benefit	223	(473)
Minority share of unrealized (gains)	—	(17)

Net change in unrealized gains (losses) on derivative instruments	223	(490)
Recognized loss on settlement of derivative instruments	125,121	—
Income tax (benefit)	(45,771)	—

	79,350	—
Minority share of income	549	—

Net recognized loss on settlement of derivatives	79,899	—

Net change in derivative instruments	80,122	(490)
Application of FIN 48	(9,583)	—

Balance, end of year	$(144,583)	$(215,122)

Retirement Plans
Balance, beginning of year	$(12,743)	$—
Add (deduct):
Amounts included in net periodic benefit cost for the period
Actuarial gain	5,462	—
Amortization of prior service cost	(830)	—
Amortization of unrecognized net loss	1,362	—

	5,994	—
Deferred income tax (expense)	(2,591)	—
Additional liability of defined benefit pension plan	—	(322)
Termination of defined benefit pension plan	322	—

Net change in retirement plans included in comprehensive income	3,725	(322)
Initial application of provisions of SFAS 158 on post-retirement pension plan, net of tax	—	(12,421)

Net change due to initial application of SFAS 158 included in comprehensive income	—	(12,421)

Balance, end of year	$(9,018)	$(12,743)

Accumulated Other Comprehensive Income
Balance, beginning of year	$522,113	$363,641

Net change in marketable equity securities	(114,907)	171,705
Net change in derivative instruments	80,122	(490)
Net change in retirement plans	3,725	(322)

Net change included in comprehensive income	(31,060)	170,893
Application of FIN 48	20,723	—
Net change due to application of SFAS 158	—	(12,421)

Net change in accumulated comprehensive income	(10,337)	158,472

Balance, end of year	$511,776	$522,113

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 21    PREFERRED SHARES

        The holders of outstanding Preferred Shares are entitled to one vote per share. TDS had 8,603 and 8,627 Cumulative Preferred Shares ($100 per share stated value) authorized, issued and outstanding at December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006, no Preferred Shares were convertible at the option of the holder. A holder converted 30,000 Preferred Shares into 54,540 TDS Common Shares and Special Common Shares on November 9, 2006. The Common and Special Common Shares issued had an aggregate fair value of $5.4 million on the date of conversion. Preferred Shares totaling 8,228 are redeemable at the option of TDS for 4.35 U.S. Cellular common shares or equivalent value in cash or TDS Common Shares. The remaining Preferred Shares are not redeemable. The average dividend rate was $6.04 and $5.23 per share in 2007 and 2006, respectively.

        The following is a schedule of Preferred Shares activity:

Year Ended December 31,	2007	2006
	(Dollars in thousands)
Balance, beginning of year	$863	$3,863
Less:
Conversion of preferred	—	(3,000)
Repurchase of preferred	(3)	—

Balance, end of year	$860	$863

NOTE 22    STOCK-BASED COMPENSATION

TDS Consolidated

        As a result of adopting SFAS 123(R) on January 1, 2006, TDS' income from continuing operations before income taxes and minority interest was $19.0 million and $30.6 million lower in 2007 and 2006, respectively, than if it had continued to account for stock-based compensation under APB 25. Similarly, as a result of adopting SFAS 123(R) on January 1, 2006, TDS' net income was $11.1 million and $17.6 million lower in 2007 and 2006, respectively, its basic earnings per share for was $0.09 and $0.15 lower in 2007 and 2006, respectively, and its diluted earnings per share was $0.09 and $0.15 lower in 2007 and 2006, respectively, than if TDS had continued to account for stock-based compensation expense under APB 25.

        For comparison, the following table illustrates the pro forma effect on net income and earnings per share had TDS applied the fair value recognition provisions of SFAS 123(R) to its stock-based employee compensation plans 2005:

(Dollars in thousands, except per share amounts)
Net income, as reported	$647,740
Add: Stock-based compensation expense included in reported net income, net of related tax effects and minority interest	4,534
Deduct: Stock-based compensation expense determined under fair value based method for all awards, net of related tax effects and minority interest	(25,250)

Pro forma net income	$627,024

Earnings per share:
Basic—as reported	$5.62
Basic—pro forma	$5.44
Diluted—as reported	$5.57
Diluted—pro forma	$5.40

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

        Prior to the adoption of SFAS 123(R), TDS presented all tax benefits resulting from tax deductions associated with the exercise of stock options by employees as cash flows from operating activities in the Consolidated Statements of Cash Flows. SFAS 123(R) requires that "excess tax benefits" be classified as cash flows from financing activities in the Consolidated Statements of Cash Flows. For this purpose, the excess tax benefits are tax benefits related to the difference between the total tax deduction associated with the exercise of stock options by employees and the amount of compensation cost recognized for those options. For the years ended December 31, 2007 and 2006, excess tax benefits of $29.0 million and $5.1 million were included in cash flows from financing activities pursuant to the requirement of SFAS 123(R).

        The following table summarizes stock-based compensation expense recognized during 2007 and 2006:

Year ended December 31,	2007	2006
	(Amounts in thousands)
Stock option awards	$18,961	$30,630
Restricted stock unit awards	12,400	13,025
Deferred compensation matching stock unit awards	155	(742)
Employee stock purchase plans	229	87
Awards under non-employee director's compensation plan	146	406

Total stock-based compensation, before income taxes	31,891	43,406
Income tax benefit	(11,783)	(16,588)

Total stock-based compensation expense, net of income taxes	$20,108	$26,818

        At December 31, 2007, unrecognized compensation cost for all stock-based compensation awards was $19.2 million. The unrecognized compensation cost for stock-based compensation awards at December 31, 2007 is expected to be recognized over a weighted average period of 1.6 years.

        Stock based compensation expense totaled $31.9 million and $43.4 million for 2007 and 2006, respectively. Of these amounts, $30.0 million and $41.1 million was recorded in Selling, general and administrative expense and $1.9 million and $2.3 million was recorded in cost of services and products.

TDS (excluding U.S. Cellular)

        The information in this section relates to stock-based compensation plans using the equity instruments of TDS. Participants in these plans are generally employees of TDS Corporate and TDS Telecom, although U.S. Cellular employees are eligible to participate in the TDS Employee Stock Purchase Plan. Information related to plans using the equity instruments of U.S. Cellular are shown in the U.S. Cellular section following the TDS section.

        Under the TDS 2004 Long-Term Incentive Plan (and a predecessor plan), TDS may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. TDS had reserved 2,003,000 Common Shares and 9,386,000 Special Common Shares at December 31, 2007, for equity awards granted and to be granted under this plan. At December 31, 2007, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards. As of December 31, 2007, TDS also had reserved 302,000 Special Common Shares under an employee stock purchase plan. The maximum number of TDS Common Shares and TDS Special Common Shares that may be issued to employees under all stock-based compensation plans in effect at December 31, 2007 was 2,003,000 and 9,688,000 shares, respectively. TDS has also created a Non-Employee Directors' Plan under which it has reserved 66,000 Special Common Shares of TDS stock

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

for issuance as compensation to members of the board of directors who are not employees of TDS. When shares are issued upon stock option exercise or restricted stock unit vesting, TDS uses treasury shares.

        Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over periods up to four years from the date of grant. Stock options outstanding at December 31, 2007 expire between 2008 and 2017. However, vested stock options typically expire 30 days after the effective date of an employee's termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of the option generally equals the market value of TDS common stock on the date of grant.

        TDS granted 873,000, 1,447,000 and 630,000 stock options during 2007, 2006 and 2005, respectively. TDS estimates the fair value of stock options granted using the Black-Scholes valuation model. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service period, which is generally the vesting period, for each separately vesting portion of the awards as if the awards were, in-substance, multiple awards, which is the same attribution method that was used by TDS for purposes of its pro forma disclosures under SFAS 123. TDS used the assumptions shown in the table below in valuing the options granted in 2007, 2006 and 2005:

	2007	2006	2005
Expected Life	4.0 Years	4.9 Years	4.9 Years
Expected Annual Volatility Rate	19.5%	25.9%	30.8%
Dividend Yield	0.7%	0.7% - 1.0%	0.9%
Risk-free Interest Rate	4.7%	3.9% - 4.8%	3.8%
Estimated Annual Forfeiture Rate	1.0%	0.6%	0.7%

        Any employee with stock options granted prior to the distribution of the TDS Special Common Share Dividend on May 13, 2005, more fully described in Note 20—Common Stockholders' Equity, receives one Common Share and one Special Common Share per tandem option exercised. Each tandem option is exercisable at its original exercise price. TDS options granted after the distribution of the TDS Special Common Share Dividend will receive one Special Common Share per option exercised.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

        A summary of TDS stock options (total and portion exercisable) and changes during the three years ended December 31, 2007, is presented in the table and narrative below:

Tandem Options	Number of Tandem Options(1)	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Stock options:
Outstanding at December 31, 2004	2,331,000	$70.76
(1,791,000 exercisable)
Granted	630,000	77.63	$23.78
Exercised	(228,000)	51.91		$6,375,000
Forfeited	(32,000)	83.71
Expired	—	—

Outstanding at December 31, 2005	2,701,000	$73.86
(2,461,000 exercisable)
Granted	—	$—	$—
Exercised	(415,000)	58.45		$14,313,000
Forfeited	(17,000)	59.23
Expired	(15,000)	105.47

Outstanding at December 31, 2006	2,254,000	$76.59
(2,193,000 exercisable)
Granted	—	$—	$—
Exercised	(1,205,000)	74.21		$58,233,000
Forfeited	(1,000)	65.96
Expired	(11,000)	77.69

Outstanding at December 31, 2007	1,037,000	$79.25		$42,562,000
(1,037,000 exercisable)				$42,562,000

(1)
Upon exercise, each tandem option is converted into one TDS Common Share and one TDS Special Common Share.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2007	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2007	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$33.87 - $49.99	75,000	2.8	$41.38	75,000	2.8	$41.38
$50.00 - $74.99	411,000	5.0	61.23	411,000	5.0	61.23
$75.00 - $99.99	288,000	6.3	83.05	288,000	6.3	83.05
$100.00 - $127.00	263,000	2.6	114.01	263,000	2.6	114.01

	1,037,000	4.6	$79.25	1,037,000	4.6	$79.25

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

Special Common Share Options	Number of Options(2)	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Stock options:
Outstanding at December 31, 2005	—	$—
Granted	1,447,000	40.07	$11.51
Exercised	(31,000)	38.00		$374,000
Forfeited	(14,000)	38.00

Outstanding at December 31, 2006	1,402,000	$40.15
(1,400,000 exercisable)
Granted	873,000	$59.45	$13.20
Exercised	(824,000)	38.59		$16,543,000
Forfeited	(4,000)	59.45

Outstanding at December 31, 2007	1,447,000	$52.63		$8,807,000
(1,446,000 exercisable)				$8,795,000

(2)
Upon exercise, each Special Common share option is converted into one TDS Special Common Share.

	Options Outstanding			Options Exercised
Range of Exercise Prices	Number Outstanding at December 31, 2007	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2007	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$38.00 - $39.99	365,000	8.5	$38.01	364,000	8.5	$38.01
$40.00 - $49.99	213,000	9.0	49.80	213,000	9.0	49.80
$50.00 - $59.99	869,000	9.5	59.45	869,000	9.5	59.45

	1,447,000	9.2	$52.63	1,446,000	9.2	$52.63

        The aggregate intrinsic value in the tables above represents the total pretax intrinsic value (the difference between TDS' closing stock prices and the exercise price, multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2007. TDS received $84.8 million and $28.8 million in cash from the issuance of Tandem and Special Common shares for benefit plans, respectively, during 2007.

        A summary of TDS' nonvested stock options at December 31, 2007 and changes during the year ended is presented in the tables below:

Tandem Options	Number(1)	Weighted Average Grant Date Fair Values
Nonvested at December 31, 2006	61,000	$25.55
Granted	—	—
Vested	(60,000)	25.55
Forfeited	(1,000)	25.55

Nonvested at December 31, 2007	—	$—

(1)
Upon exercise, each tandem stock option is converted into one TDS Common Share and one TDS Special Common Share.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

Special Common Share Options	Number(2)	Weighted Average Grant Date Fair Values
Nonvested at December 31, 2006	2,000	$11.18
Granted	873,000	13.20
Vested	(870,000)	13.20
Forfeited	(4,000)	13.20

Nonvested at December 31, 2007	1,000	$11.18

(2)
Upon exercise, each Special Common share option is converted into one TDS Special Common Share.

        Restricted Stock Units—Beginning in April 2005, TDS granted restricted stock unit awards to key employees. These awards generally vest after three years. All TDS tandem restricted stock units outstanding at December 31, 2006 were granted prior to the distribution of the TDS Special Common Share Dividend in 2005. As a result of the Special Common Share Dividend, an employee will receive one Common Share and one Special Common Share upon the vesting of such restricted stock units. The tandem restricted stock unit awards granted in 2005 and outstanding at December 31, 2006 vested in December 2007. On vesting, employees received an equal number of TDS Common Shares and TDS Special Common Shares with respect to such tandem restricted stock units. Each restricted stock unit granted after the distribution of the TDS Special Common Share Dividend in 2005 is convertible into one Special Common Share upon the vesting of such restricted stock units. The restricted stock unit awards granted in 2006 and 2007 will vest in December 2008 and 2009, respectively.

        TDS estimates the fair value of restricted stock units based on the closing market price of TDS shares on the date of grant. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

        A summary of TDS nonvested restricted stock units at December 31, 2007 and changes during the year ended is presented in the table that follows:

Tandem Restricted Stock Units	Number(1)	Weighted Average Grant Date Fair Values
Nonvested at December 31, 2006	80,000	$77.57
Granted	—	—
Vested	(77,000)	77.57
Forfeited	(3,000)	77.48

Nonvested at December 31, 2007	—	$—

(1)
Upon exercise, each tandem restricted stock unit is converted into one TDS Common Share and one TDS Special Common Share.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

Special Common Restricted Stock Units	Number(2)	Weighted Average Grant Date Fair Values
Nonvested at December 31, 2006	125,000	$40.04
Granted	93,000	59.45
Vested	(19,000)	38.12
Forfeited	(5,000)	40.27

Nonvested at December 31, 2007	194,000	$49.56

(2)
Upon exercise, each Special Common restricted stock unit is converted into one TDS Special Common Share.

        The total fair values of restricted stock units vested during the years ended December 31, 2007 and 2006 were $10,914,000 and $74,000, respectively. No restricted stock units vested for the year ended December 31, 2005.

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

        Nonvested deferred compensation stock units represent matched stock units discussed above. A summary of TDS nonvested deferred compensation stock units at December 31, 2007 and changes during the year ended is presented in the table that follows:

Tandem Deferred Compensation Stock Units	Number(1)	Weighted Average Grant Date Fair Values
Nonvested at December 31, 2006	295	$81.53
Granted	—	—
Vested	(295)	81.53
Forfeited	—	—

Nonvested at December 31, 2007	—	$—

(1)
Upon exercise, each tandem deferred compensation stock unit outstanding at December 31, 2007 is converted into one TDS Common Share and one TDS Special Common Share.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

Special Common Deferred Compensation Stock Units	Number(2)	Weighted Average Grant Date Fair Values
Nonvested at December 31, 2006	1,400	$41.37
Granted	1,700	52.58
Vested	(1,300)	46.38
Forfeited	—	—

Nonvested at December 31, 2007	1,800	$48.30

(2)
Upon exercise, each Special Common deferred compensation stock unit is converted into one TDS Special Common Share.

        Employee Stock Purchase Plan—Under the 2003 Employee Stock Purchase Plan, eligible employees of TDS and its subsidiaries may purchase a limited number of shares of TDS common stock on a quarterly basis. Prior to 2006, such common stock consisted of TDS Common Shares. Beginning in 2006, such common stock consisted of TDS Special Common Shares. TDS had reserved 302,000 Special Common Shares at December 31, 2007 for issuance under this plan. The plan became effective on April 1, 2003 and will terminate on December 31, 2008. The per share cost to each participant is 85% of the market value of the Common Shares or Special Common Shares as of the issuance date. Under SFAS 123(R), the employee stock purchase plan is considered a compensatory plan; therefore recognition of compensation costs for stock issued under this plan is required. Compensation cost is measured as the difference between the cost of the shares to the plan participants and the fair market value of the shares on the date of issuance. For the years ended December 31, 2007 and 2006, the Company recognized compensation expense of $105,000 and $48,000, respectively, related to this plan.

        Compensation of Non-Employee Directors—TDS issued 3,500 Special Common Shares under its Non-Employee Directors' plan in 2007. TDS issued 2,600 Common Shares and 5,900 Special Common Shares under its Non-Employee Directors' plan in 2006.

        Dividend Reinvestment Plans—TDS had reserved 161,000 Common Shares and 319,000 Special Common Shares at December 31, 2007, for issuance under Automatic Dividend Reinvestment and Stock Purchase Plans and 42,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS' Common Shares, Special Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and Special Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS' Common Shares and Special Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made. Under SFAS 123(R) and SFAS 123, these plans are considered non-compensatory plans, therefore no compensation expense is recognized for stock issued under these plans.

U.S. Cellular

        The information in this section relates to stock-based compensation plans using the equity instruments of U.S. Cellular. Participants in these plans are employees of U.S. Cellular. U.S. Cellular employees are also eligible to participate in the TDS Employee Stock Purchase Plan. Information related to plans using the equity instruments of TDS are shown in the previous section.

        U.S. Cellular has established the following stock-based compensation plans: a long-term incentive plan, an employee stock purchase plan, and a non-employee director compensation plan.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

        Under the U.S. Cellular 2005 Long-Term Incentive Plan, U.S. Cellular may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. At December 31, 2007, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards.

        At December 31, 2007, U.S. Cellular had reserved 4,019,000 Common Shares for equity awards granted and to be granted under the long-term incentive plan, and also had reserved 97,000 Common Shares for issuance to employees under an employee stock purchase plan. The maximum number of U.S. Cellular Common Shares that may be issued to employees under all stock-based compensation plans in effect at December 31, 2007 was 4,116,000. U.S. Cellular currently uses treasury stock to satisfy stock option exercises, issuances under its employee stock purchase plan, restricted stock unit awards and deferred compensation stock unit awards.

        U.S. Cellular also has established a Non-Employee Director Compensation Plan under which it has reserved 3,100 Common shares of U.S. Cellular stock for issuance as compensation to members of the board of directors who are not employees of U.S. Cellular or TDS.

        Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over periods up to four years from the date of grant. Stock options outstanding at December 31, 2007 expire between 2008 and 2017. However, vested stock options typically expire 30 days after the effective date of an employee's termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of the option generally equals the market value of U.S. Cellular Common Shares on the date of grant.

        U.S. Cellular granted 477,000, 559,000 and 760,000 stock options during 2007, 2006 and 2005, respectively. U.S. Cellular estimates the fair value of stock options granted using the Black-Scholes valuation model. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service period, which is generally the vesting period, for each separately vesting portion of the awards as if the awards were, in-substance, multiple awards, which is the same attribution method that was used by U.S. Cellular for purposes of its pro forma disclosures under SFAS 123. U.S. Cellular used the assumptions shown in the table below in valuing the options granted in 2007, 2006 and 2005:

	2007	2006	2005
Expected Life	3.1 Years	3.0 Years	3.0 Years
Expected Volatility	22.5%–25.7%	23.5%–25.2%	36.5%
Dividend Yield	0%	0%	0%
Risk-free Interest Rate	3.3%–4.8%	4.5%–4.7%	3.9%
Estimated Annual Forfeiture Rate	9.6%	4.4%	4.3%

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

        A summary of U.S. Cellular stock options outstanding (total and portion exercisable) and changes during the three years ended December 31, 2007, is presented in the table below:

	Number of Options	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Stock options:
Outstanding at December 31, 2004	2,856,000	$35.44
(833,000 exercisable)
Granted	760,000	45.68	$13.38
Exercised	(693,000)	33.10		$11,511,000
Forfeited	(185,000)	37.98
Expired	(37,000)	47.44

Outstanding at December 31, 2005	2,701,000	$38.80
(885,000 exercisable)
Granted	559,000	59.52	$14.07
Exercised	(546,000)	34.55		$14,324,000
Forfeited	(140,000)	41.50
Expired	(3,000)	40.90

Outstanding at December 31, 2006	2,571,000	$44.07
(1,430,000 exercisable)
Granted	477,000	74.29	$16.74
Exercised	(1,523,000)	45.53		$55,912,000
Forfeited	(122,000)	57.05
Expired	(4,000)	34.44

Outstanding at December 31, 2007	1,399,000	$51.65		$45,406,000
(544,000 exercisable)				$24,972,000

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2007	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2007	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$23.61–$36.99	184,000	5.4	$25.71	182,000	5.4	$25.59
$37.00–$49.99	597,000	6.6	43.16	327,000	6.3	42.52
$50.00–$102.59	618,000	8.7	67.61	35,000	6.0	63.46

	1,399,000	7.4	$51.65	544,000	6.0	$38.21

        The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between U.S. Cellular's closing stock price and the exercise price multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2007. U.S. Cellular received $10.1 million in cash from the exercise of stock options during 2007.

        A summary of U.S. Cellular nonvested stock options at December 31, 2007 and changes during the year then ended is presented in the table below:

	Number	Weighted Average Grant Date Fair Values
Nonvested at December 31, 2006	1,141,000	$14.06
Granted	477,000	16.74
Vested	(641,000)	14.45
Forfeited	(122,000)	14.82

Nonvested at December 31, 2007	855,000	$15.16

        Restricted Stock Units—U.S. Cellular grants restricted stock unit awards, which generally vest after three years, to key employees.

        U.S. Cellular estimates the fair value of restricted stock units based on the closing market price of U.S. Cellular shares on the date of grant, which is not adjusted for any dividends foregone during the vesting period because U.S. Cellular has never paid a dividend and has expressed its intention to retain all future earnings in the business. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Awards granted under this plan prior to 2005 were classified as liability awards due to a plan provision which allowed participants to elect tax withholding in excess of minimum statutory tax rates. In 2005, this provision was removed from the plan and, thus, awards after 2005 have been classified as equity awards (except for awards that may be settled in stock or cash at the option of the recipient, which are classified as liability awards).

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

        A summary of U.S. Cellular nonvested restricted stock units at December 31, 2007 and changes during the year then ended is presented in the tables that follow:

Liability Classified Awards	Number	Weighted Average Grant Date Fair Values
Nonvested at December 31, 2006	57,000	$38.65
Granted	—	—
Vested	(57,000)	38.65
Forfeited	—	—

Nonvested at December 31, 2007	—	$—

Equity Classified Awards	Number	Weighted Average Grant Date Fair Values
Nonvested at December 31, 2006	288,000	$51.54
Granted	137,000	74.09
Vested	(5,000)	73.85
Forfeited	(43,000)	55.45

Nonvested at December 31, 2007	377,000	$58.92

        The total fair values of liability classified restricted stock units that vested during 2007, 2006 and 2005 were $4,293,000, $7,620,000 and $2,936,000, respectively. The total fair value of equity classified restricted stock units that vested during 2007 was $520,000.

        Deferred Compensation Stock Units—Certain U.S. Cellular employees may elect to defer receipt of all or a portion of their annual bonuses and to receive a company matching contribution on the amount deferred. All bonus compensation that is deferred by employees electing to participate is immediately vested and is deemed to be invested in U.S. Cellular Common Share stock units. Upon distribution of such stock units, participants will receive U.S. Cellular Common Shares. The amount of U.S. Cellular's matching contribution depends on the portion of the annual bonus that is deferred. Participants receive a 25% match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus; such matching contributions also are deemed to be invested in U.S. Cellular Common Share stock units. The matching contribution stock units vest ratably at a rate of one-third per year over three years. Upon vesting and distribution of such matching contribution stock units, participants will receive U.S. Cellular Common Shares.

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

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 22    STOCK-BASED COMPENSATION (Continued)

        Nonvested deferred compensation units represent matching stock units discussed above. A summary of U.S. Cellular nonvested deferred compensation stock units at December 31, 2007 and changes during the year then ended is presented in the table below:

Deferred Compensation Awards	Number of Stock Units	Weighted Average Grant Date Fair Values
Nonvested at December 31, 2006	2,400	$51.39
Granted	2,600	70.55
Vested	(2,800)	56.36
Forfeited	—	—

Nonvested at December 31, 2007	2,200	$67.30

        Employee Stock Purchase Plan—Under the 2003 Employee Stock Purchase Plan, eligible employees of U.S. Cellular and its subsidiaries may purchase a limited number of U.S. Cellular Common Shares on a quarterly basis. U.S. Cellular had reserved 97,000 Common Shares at December 31, 2007 for issuance under this plan. The plan became effective on April 1, 2003 and will terminate on December 31, 2008. U.S. Cellular employees are also eligible to participate in the TDS Employee Stock Purchase Plan. The per share cost to each participant in these plans is 85% of the market value of the U.S. Cellular Common Shares, TDS Common Shares or TDS Special Common Shares as of the issuance date. Under SFAS 123(R), the employee stock purchase plans are considered compensatory plans; therefore, recognition of compensation cost for stock issued under these plans is required. Compensation cost is measured as the difference between the cost of the shares to plan participants and the fair market value of the shares on the date of issuance. For the years ended December 31, 2007 and 2006, U.S. Cellular recognized compensation expense of $124,000 and $39,000 relating to these plans.

        Compensation of Non-Employee Directors—U.S. Cellular issued 700 shares and 1,150 shares in 2007 and 2006, respectively, under its Non-Employee Director Compensation Plan.

NOTE 23    BUSINESS SEGMENT INFORMATION

        TDS conducts substantially all of its wireless telephone operations through its 80.8%-owned subsidiary, U.S. Cellular. At December 31, 2007, U.S. Cellular provided cellular telephone service to customers in 26 states. TDS conducts its wireline telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS Telecom provides service through ILEC companies to customers in 28 states and through CLEC companies to customers in five states.

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

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 23    BUSINESS SEGMENT INFORMATION (Continued)

        Financial data for TDS' business segments for each of the years ended December 31, 2007, 2006 and 2005 are as follows:

		TDS Telecom
Year Ended or at December 31, 2007	U.S. Cellular			Non- Reportable Segment(1)	Other Reconciling Items(2)
		ILEC	CLEC			Total
	(Dollars in thousands)
Operating revenues	$3,946,264	$629,983	$236,529	$48,016	$(31,808)	$4,828,984
Cost of services and products	1,357,300	193,761	116,612	36,225	(7,439)	1,696,459
Selling, general and administrative expense	1,555,639	175,392	82,083	8,145	(23,708)	1,797,551

Operating income before depreciation, amortization and accretion, (gain) loss on asset disposals/exchanges(3)	1,033,325	260,830	37,834	3,646	(661)	1,334,974
Depreciation, amortization and accretion expense	582,269	133,440	24,022	2,665	9,823	752,219
(Gain) loss on asset disposals/exchanges	54,857	—	—	—	—	54,857

Operating income (loss)	396,199	127,390	13,812	981	(10,484)	527,898
Significant noncash items:
Equity in earnings of unconsolidated entities	90,033	70	—	—	1,728	91,831
Fair value adjustment of derivative instruments	(5,388)			—	(346,182)	(351,570)
Gain (loss) on investments	137,987	—	—	—	295,006	432,993
Marketable equity securities	16,352				1,901,542	1,917,894
Investment in unconsolidated entities	157,693	3,677			45,048	206,418
Total assets	5,611,874	1,679,838	145,864	27,792	2,428,775	9,894,143
Capital expenditures	$565,495	$111,806	$16,374	$1,461	$4,430	$699,566
		TDS Telecom
Year Ended or at December 31, 2006	U.S. Cellular			Non- Reportable Segment(1)	Other Reconciling Items(2)
		ILEC	CLEC			Total
	(Dollars in thousands)
Operating revenues	$3,473,155	$645,525	$235,804	$32,448	$(22,414)	$4,364,518
Cost of services and products	1,208,586	191,932	122,527	22,704	(4,208)	1,541,541
Selling, general and administrative expense	1,399,561	188,229	90,173	6,366	(11,607)	1,672,722

Operating income before depreciation, amortization and accretion, (gain) loss on asset disposals/exchanges(3)	865,008	265,364	23,104	3,378	(6,599)	1,150,255
Depreciation, amortization and accretion expense	555,525	135,370	24,242	2,754	—	717,891
(Gain) loss on asset disposals/exchanges	19,587	—	—	—	—	19,587

Operating income (loss)	289,896	129,994	(1,138)	624	(6,599)	412,777
Significant noncash items:
Equity in earnings of unconsolidated entities	93,119	—	—	—	2,051	95,170
Fair value adjustment of derivative instruments	(63,022)	—	—	—	(236,503)	(299,525)
Gain on investments	70,427	91,419	—	—	—	161,846
Marketable equity securities	253,912	—	—	—	2,536,718	2,790,630
Investment in unconsolidated entities	150,325	3,623	—	—	43,688	197,636
Total assets	5,680,616	1,699,817	148,186	26,716	3,044,179	10,599,514
Capital expenditures	$579,785	$113,179	$17,255	$3,287	$8,952	$722,458
		TDS Telecom
Year Ended or at December 31, 2005	U.S. Cellular			Non- Reportable Segment(1)	Other Reconciling Items(2)
		ILEC	CLEC			Total
	(Dollars in thousands)
Operating revenues	$3,030,765	$669,724	$239,341	$32,080	$(18,932)	$3,952,978
Cost of services and products	1,116,032	177,252	120,924	22,131	(2,616)	1,433,723
Selling, general and administrative expense	1,217,709	188,361	96,187	5,714	(5,847)	1,502,124

Operating income before depreciation, amortization and accretion, (gain) loss on asset disposals/exchanges(3)	697,024	304,111	22,230	4,235	(10,469)	1,017,131
Depreciation, amortization and accretion expense	490,093	135,178	30,438	2,755	—	658,464
(Gain) loss on asset disposals/exchanges	(24,266)	—	—	—	2,235	(22,031)

Operating income (loss)	231,197	168,933	(8,208)	1,480	(12,704)	380,698
Significant noncash items:
Equity in earnings of unconsolidated entities	66,719	408	—	—	912	68,039
Fair value adjustment of derivative instruments	44,977	—	—	—	688,751	733,728
Gain on investments	(6,203)	—	—	—	(51)	(6,254)
Marketable equity securities	225,387	—	—	—	2,306,303	2,531,690
Investment in unconsolidated entities	172,093	3,623	—	—	41,464	217,180
Total assets	5,416,233	1,703,443	161,392	26,178	2,897,536	10,204,782
Capital expenditures	$576,525	$97,493	$27,117	$3,950	$5,422	$710,507

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 23    BUSINESS SEGMENT INFORMATION (Continued)

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Total operating income from reportable and other segments	$527,898	$412,777	$380,698
Investment and other income and expense	157,552	(89,439)	726,437

Income from continuing operations before income taxes and minority interest	$685,450	$323,338	$1,107,135

(1)
Represents Suttle Straus.

(2)
Consists of the Corporate operations, intercompany eliminations, TDS Corporate and TDS Telecom marketable equity securities and other corporate investments.

(3)
The amount of operating income before depreciation, amortization and accretion and (gain) loss on asset disposals/exchanges is a non-GAAP financial measure. The amount may also be commonly referred to by management as operating cash flow. TDS has presented operating cash flow because this financial measure, in combination with other financial measures, is an integral part of our internal reporting system utilized by management to assess and evaluate the performance of its business. Operating cash flow is also considered a significant performance measure. It is used by management as a measurement of its success in obtaining, retaining and servicing customers by reflecting its ability to generate subscriber revenue while providing a high level of customer service in a cost effective manner. The components of operating cash flow include the key revenue and expense items for which operating managers are responsible and upon which TDS evaluates its performance.

Other companies in the wireless industry may define operating cash flow in a different manner or present other varying financial measures, and, accordingly, TDS' presentation may not be comparable to other similarly titled measures of other companies.

Operating cash flow should not be construed as an alternative to operating income (loss), as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. TDS believes operating cash flow is useful to investors as a means to evaluate TDS' operating performance prior to non-cash depreciation and amortization expense, and certain other non-cash charges. Although operating cash flow may be defined differently by other companies in the wireless industry, TDS believes that operating cash flow provides some commonality of measurement in analyzing operating performance of companies in the wireless industry.

NOTE 24    DISCONTINUED OPERATIONS

        TDS is party to an indemnity agreement with T-Mobile (f/k/a VoiceStream Wireless) regarding certain contingent liabilities at Aerial Communications for the period prior to Aerial's merger into VoiceStream Wireless Corporation in 2000. Aerial Communications was a former 80%-owned subsidiary of TDS.

        In 2006 and 2005, TDS paid $1.9 million and $7.1 million, respectively, which included expenses related to the settlement of items related to this indemnity agreement. There was no related activity in 2007.

        In 2005, TDS recorded a gain of $1.0 million ($1.5 million, net of a $0.5 million income tax expense), or $0.01 per diluted share, for discontinued operations relating to a reduction in this indemnity accrual due to the favorable outcomes of state tax audits which reduced the potential indemnity obligation. This amount was recorded as Discontinued operations in the Consolidated Statements of Operations.

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 25    SUPPLEMENTAL CASH FLOW DISCLOSURES

        Following are supplemental cash flow disclosures regarding interest paid and income taxes paid (refunds received) and certain noncash transactions.

Year Ended December 31,	2007	2006	2005
	(Dollars in thousands)
Interest paid	$196,696	$215,947	$194,632
Income taxes paid	500,899	331,268	151,076
Common shares issued for conversion of preferred shares	—	3,000	—
Net assets acquired in exchange of business assets	$—	$—	$106,757

        TDS withheld 38,805 Common Shares and 59,432 Special Common Shares with an aggregate value of $6.1 million in 2007, 3,960 Common Shares and 883 Special Common Shares with an aggregate value of $0.3 million in 2006, and 977 Common Shares and 1,401 Special Common Shares with an aggregate value of $0.1 million in 2005, from employees who exercised stock options or who received distribution of vested restricted stock awards. Such shares were withheld to cover the exercise price of stock options, if applicable, and required tax withholdings.

        U.S. Cellular withheld 716,446, 54,537 and 19,147 Common Shares with an aggregate value of $60.0 million, $3.2 million and $0.9 million in 2007, 2006 and 2005, respectively, from employees who exercised stock options or who received a distribution of vested restricted stock awards. Such shares were withheld to cover the exercise price of stock options, if applicable, and required tax withholdings.

NOTE 26    NOTES RECEIVABLE

        Included in notes receivable at December 31, 2007 is a loan of $55.1 million to Airadigm Communications, Inc. ("Airadigm"), a wireless communications provider, related to the funding of Airadigm's operations. The value of the loan was directly related to the values of certain assets and contractual rights of Airadigm. The loan had been determined by management to be impaired in 2001 due to Airadigm's business strategies and other events that caused management to doubt the probable collection of the amounts due in accordance with the contractual terms of the note. A full valuation allowance of $55.1 million was recorded in 2001 against the loan.

NOTE 27    SUBSEQUENT EVENTS

        The variable prepaid forward contracts ("forward contracts") related to 30 million of TDS' Deutsche Telekom ordinary shares matured in January and February 2008. TDS elected to deliver a substantial majority of the Deutsche Telekom ordinary shares in settlement of the forward contracts, and to dispose of the remaining Deutsche Telekom ordinary shares related to such contracts. TDS realized cash proceeds of $48.6 upon sale of the remaining shares.

        From time to time, the FCC conducts auctions through which additional spectrum is made available for the provision of wireless services. An FCC auction of spectrum in the 700 megahertz band, designated by the FCC as Auction 73, began on January 24, 2008. U.S. Cellular is participating in Auction 73 indirectly through its interest in King Street Wireless, L.P. ("King Street Wireless"), which is participating in Auction 73. A subsidiary of U.S. Cellular is a limited partner in King Street Wireless. King Street Wireless intends to qualify as a "designated entity," and thereby be eligible for bid credits with respect to spectrum purchased in Auction 73.

        In January 2008, U.S. Cellular made capital contributions and advances to King Street Wireless and/or its general partner of $97 million to allow King Street Wireless to participate in Auction 73. King Street Wireless is in the process of developing its long-term business and financing plans. Pending finalization of King Street Wireless' permanent financing plans, and upon request by King Street Wireless, U.S. Cellular may agree to make additional capital contributions and/or advances to King Street Wireless

Telephone and Data Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 27    SUBSEQUENT EVENTS (Continued)

and/or its general partner. U.S. Cellular will consolidate King Street Wireless and King Street Wireless, Inc., the general partner of King Street Wireless, for financial reporting purposes, pursuant to the guidelines of FIN 46(R), as U.S. Cellular anticipates benefiting from or absorbing a majority of King Street Wireless' expected gains or losses.

        FCC anti-collusion rules place certain restrictions on business communications and disclosures by participants in an FCC auction. As noted above, Auction 73 began on January 24, 2008. If certain reserve prices are not met, the FCC will follow Auction 73 with a contingent auction, referred to as Auction 76. For purposes of applying its anti-collusion rules, the FCC has determined that both auctions will be treated as a single auction, which means that, in the event that the contingent auction is needed, the anti-collusion rules would last from the application deadline for Auction 73, which was December 3, 2007, until the deadline by which winning bidders in Auction 76 must make the required down payment. The FCC anti-collusion rules place certain restrictions on business communications with other companies and on public disclosures relating to U.S. Cellular's participation in an FCC auction. For instance, these anti-collusion rules may restrict the normal conduct of U.S. Cellular's business and/or disclosures by U.S. Cellular relating to the auctions, which could last 3 to 6 months or more. As of the time of filing this report, Auction 73 was still in progress.

        There is no assurance that King Street Wireless will be successful in the auctions or that acceptable spectrum will be available at acceptable prices in the auction. If King Street Wireless is successful in Auction 73, it may be required to raise additional capital through a combination of additional debt and/or equity financing. In such case, U.S. Cellular may make additional capital contributions to King Street Wireless and/or its general partner to provide additional funding of any licenses granted to King Street Wireless pursuant to Auction 73. The possible amount of such additional capital contributions is not known at this time but could be substantial. In such case, U.S. Cellular may finance such amounts from cash on hand, from borrowings under its revolving credit agreement and/or long-term debt. There is no assurance that U.S. Cellular will be able to obtain such additional financing on commercially reasonable terms or at all.

NOTE 28    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $11.2 million in 2007, $12.0 million in 2006 and $7.8 million in 2005.

        The Audit Committee of the Board of Directors is responsible for the review and oversight of all related party transactions, as such term is defined by the rules of the American Stock Exchange.

Telephone and Data Systems, Inc. and Subsidiaries

REPORTS OF MANAGEMENT

Management's Responsibility for Financial Statements

        Management of Telephone and Data Systems, Inc. has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity. The statements were prepared in accordance with accounting principles generally accepted in the United States of America and, in management's opinion, are fairly presented. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the annual report and is responsible for its accuracy and consistency with the financial statements.

        PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited these consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and has expressed herein its unqualified opinion on these financial statements.

/s/ LeRoy T. Carlson, Jr. LeRoy T. Carlson, Jr. President and Chief Executive Officer (Principal Executive Officer)	/s/ Kenneth R. Meyers Kenneth R. Meyers Executive Vice President and Chief Financial Officer (Principal Financial Officer)	/s/ Douglas D. Shuma Douglas D. Shuma Senior Vice President and Controller (Principal Accounting Officer)

Telephone and Data Systems, Inc. and Subsidiaries

Management's Report on Internal Control Over Financial Reporting

        Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. TDS' internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America ("GAAP"). TDS' internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and, where required, the board of directors of the issuer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the issuer's assets that could have a material effect on the interim or annual consolidated financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Under the supervision and with the participation of TDS' management, including its Chief Executive Officer and Chief Financial Officer, TDS conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. Management identified the following material weakness in internal control over financial reporting as of December 31, 2007:

  TDS did not maintain effective controls over the completeness, accuracy, presentation and disclosure of its accounting for income taxes. Specifically, TDS did not have effective controls designed and in place to monitor the difference between the income tax basis and the financial reporting basis of assets and liabilities and reconcile the resulting basis difference to its deferred income tax asset and liability balances. This control deficiency affected deferred income tax asset and liability accounts and income taxes payable. This control deficiency resulted in the restatement of TDS' annual consolidated financial statements for 2005, 2004, 2003 and 2002, the interim consolidated financial statements for all quarters in 2005, 2004 and 2003, the interim consolidated financial statements for the first and second quarters of 2006, as well as adjustments, including audit adjustments, to the 2006 third quarter interim consolidated financial statements and the 2006 and 2007 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the aforementioned accounts that would result in a material misstatement to TDS' interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, our management has determined that this control deficiency constitutes a material weakness.

        As a result of the material weakness identified above, management has concluded that TDS did not maintain effective internal control over financial reporting as of December 31, 2007 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

Telephone and Data Systems, Inc. and Subsidiaries

        The effectiveness of TDS' internal control over financial reporting as of December 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in the firm's report included herein.

/s/ LeRoy T. Carlson, Jr. LeRoy T. Carlson, Jr. President and Chief Executive Officer (Principal Executive Officer)	/s/ Kenneth R. Meyers Kenneth R. Meyers Executive Vice President and Chief Financial Officer (Principal Financial Officer)	/s/ Douglas D. Shuma Douglas D. Shuma Senior Vice President and Controller (Principal Accounting Officer)

Telephone and Data Systems, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Telephone and Data Systems, Inc.

        In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, common stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and its subsidiaries (the Company) at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because a material weakness in internal control over financial reporting related to the completeness, accuracy, presentation and disclosure of its accounting for income taxes existed as of that date. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in the accompanying Management's Report on Internal Control Over Financial Reporting. We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the 2007 consolidated financial statements, and our opinion regarding the effectiveness of the Company's internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in management's report referred to above. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of Telephone and Data Systems, Inc. reflect an investment in this partnership of $117,200,000 and $112,000,000 as of December 31, 2007 and 2006, respectively, and equity earnings of $71,200,000, $62,300,000 and $52,200,000, respectively for each of the three years in the period ended December 31, 2007. The financial statements of Los Angeles SMSA Limited Partnership were audited by other auditors whose report thereon has been furnished to us, and our opinion on the financial statements expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits and the report of other auditors provide a reasonable basis for our opinions.

        As described in Notes 1, 17 and 22 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation and pension and other post-retirement benefits in 2006. Additionally, as discussed in Notes 1 and 4, the Company changed the manner in which it accounts for uncertain tax positions as of January 1, 2007.

Telephone and Data Systems, Inc. and Subsidiaries

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

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 29, 2008

Telephone and Data Systems, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL DATA

Year Ended or at December 31,	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share amounts)
Operating Data
Operating revenues	$4,828,984	$4,364,518	$3,952,978	$3,702,137	$3,455,230
Operating income	527,898	412,777	380,698	201,253	(93,444)
Fair value adjustment of derivative instruments	(351,570)	(299,525)	733,728	(518,959)	(297,073)
Gain (loss) on investments	432,993	161,846	(6,254)	38,209	(10,200)
Income (loss) from continuing operations	343,285	161,759	646,743	(259,297)	(409,860)
Discontinued operations, net of tax	—	—	997	6,362	(1,609)
Extraordinary item, net of tax	42,827
Cumulative effect of accounting change	—	—	—	—	(11,789)
Net income (loss) available to common	$386,060	$161,594	$647,538	$(253,138)	$(423,675)
Basic weighted average shares outstanding (000s)	117,624	115,904	115,296	114,592	115,442
Basic earnings (loss) per share from:
Continuing operations(d)	$2.92	$1.39	$5.61	$(2.26)	$(3.56)
Discontinued operations(d)	—	—	0.01	0.05	(0.01)
Extraordinary item(d)	0.36
Cumulative effect of accounting change(d)	—	—	—	—	(0.10)

Income (loss) available to common(d)	$3.28	$1.39	$5.62	$(2.21)	$(3.67)
Diluted weighted average shares outstanding (000s)	119,126	116,844	116,081	114,592	115,442
Diluted earnings (loss) per share from:
Continuing operations(d)	$2.86	$1.37	$5.56	$(2.26)	$(3.56)
Discontinued operations(d)	—	—	0.01	0.05	(0.01)
Extraordinary item(d)	0.36
Cumulative effect of accounting change(d)	—	—	—	—	(0.10)

Income (loss) available to common(d)	$3.22	$1.37	$5.57	$(2.21)	$(3.67)
Dividends per Common, Special Common and
Series A Common Share(d)	$0.39	$0.37	$0.35	$0.33	$0.31
Pro forma(a)
Net income (loss)	N/A	N/A	N/A	N/A	$(411,469)
Basic earnings (loss) per share	N/A	N/A	N/A	N/A	(3.56)
Diluted earnings (loss) per share	N/A	N/A	N/A	N/A	$(3.56)
Balance Sheet Data
Cash and cash equivalents	$1,174,446	$1,013,325	$1,095,791	$1,171,105	$940,578
Marketable equity securities	1,917,894	2,790,630	2,531,690	3,398,804	2,772,410
Property, plant and equipment, net	3,525,102	3,581,386	3,529,760	3,425,903	3,404,815
Total assets	9,894,143	10,599,514	10,204,782	10,821,899	10,036,503
Notes payable	—	35,000	135,000	30,000	—
Long-term debt, excluding current portion	1,632,226	1,633,308	1,633,519	1,974,599	1,994,913
Prepaid forward contracts, excluding current portion	—	987,301	1,707,282	1,689,644	1,672,762
Common stockholders' equity	3,926,338	3,570,420	3,217,195	3,076,043	2,953,223
Capital expenditures	$699,566	$722,458	$710,507	$786,623	$776,037
Current ratio(b)	1.4	1.4	1.7	2.5	2.1
Return on average equity(c)	9.2%	4.8%	20.6%	(8.6)%	(13.3)%

(a)
Pro forma amounts reflect the effect of the retroactive application of the change in accounting principle for the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" in 2003. Therefore, no pro forma amounts are required in 2004, 2005, 2006 or 2007.

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

(d)
As discussed in Footnote 20 "Common Stockholders' Equity", TDS distributed one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS on May 13, 2005 to shareholders of record on April 29, 2005. Prior period earnings per share have been retroactively adjusted to give effect to the new capital structure.

Telephone and Data Systems, Inc. and Subsidiaries

FIVE-YEAR STATISTICAL SUMMARY

At or Year Ended December 31,	2007	2006	2005	2004	2003
	(Dollars in thousands, except per unit amounts)
Wireless Operations
Total number of consolidated markets(a)	218	201	189	175	182
Customers	6,122,000	5,815,000	5,482,000	4,945,000	4,409,000
Total population(b)
Consolidated markets	82,371,000	55,543,000	45,244,000	44,391,000	46,267,000
Consolidated operating markets	44,955,000	44,043,000	43,362,000	39,893,000	39,549,000
Market penetration(c)
Consolidated markets	7.4%	10.5%	12.1%	11.1%	9.5%
Consolidated operating markets	13.6%	13.2%	12.6%	12.4%	11.1%
Net customer additions	301,000	310,000	477,000	627,000	447,000
Postpay churn rate per month(d)
Retail	1.4%	1.6%	1.6%	1.5%	1.6%
Total	1.7%	2.1%	2.1%	N/A	N/A
Average monthly service revenue per customer(e)	$51.13	$47.23	$45.24	$46.58	$47.31
Average monthly local minutes of use per customer	859	704	625	539	422
Wireline Operations ILEC
Equivalent access lines served(f)	762,700	757,300	735,300	730,400	722,200
Telephone companies	111	111	111	111	111
Capital expenditures	$111,806	$113,179	$97,493	$103,069	$111,924
CLEC
Equivalent access lines served(f)	435,000	456,200	448,600	426,800	364,800
Capital expenditures	$16,374	$17,255	$27,117	$35,178	$27,294
Financial Position
Common, Special Common and Series A Common Shares outstanding (000s)	117,823	116,592	115,555	114,872	114,068
Price/earnings ratio(g)	42.03	75.86	12.71	n/m	n/m
Common equity per share(h)	31.17	28.35	25.58	24.49	23.54
Year-end stock price(h)
Common Shares	$62.60	$54.33	$36.03	$76.95	$62.55
Special Common Shares	57.60	49.60	34.61	—	—

Combined	$120.20	$103.93	$70.64	$76.95	$62.55

Dividends per share(h)	$0.39	$0.37	$0.35	$0.33	$0.31

(a)
Markets whose results are included in U.S. Cellular's consolidated financial statements.

(b)
Calculated using 2006, 2005 and 2004 Claritas population estimates for 2007, 2006 and 2005, respectively. "Consolidated Markets" represents 100% of the population of the markets that U.S. Cellular consolidates. "Consolidated operating markets" are markets in which U.S. Cellular provides wireless services to customers as of December 31 of each year. This population measurement is used only for purposes of calculating market penetration (without duplication of population in overlapping markets).

(c)
Calculated by dividing "Customers" by "Total population of consolidated markets" or "Total population of consolidated operating markets".

(d)
Postpay churn rate per month represents the percentage of the postpay customer base that disconnects service each month. Retail postpay churn rate includes only retail postpay customers; Total postpay churn rate includes both retail and reseller customers. Effective for 2007, consistent with a change in U.S. Cellular's operating practices with its reseller, U.S. Cellular reports reseller customer disconnects as postpay disconnects in the period in which the reseller customers are disconnected by the reseller. Previously, only those reseller customer numbers that were disconnected from U.S. Cellular's network were counted in the number of postpay disconnects; this previous practice reflected the fact that reseller customers could disconnect service without the associated account numbers being disconnected from U.S. Cellular's network if the reseller elected to reuse the customer telephone numbers. The current practice results in reporting reseller customer disconnects on a more timely basis and, compared to the previous practice, results in reporting a higher number of reseller customer additions and disconnects in each period. Using the new operating practice, total postpay churn rate per month for 2007 was 1.7%. On a comparable basis, the total postpay churn rate per month for 2006 and 2005 was estimated to be 2.1% and 2.1%, respectively, versus the previously reported figures of 1.5% and 1.5%, respectively. Information is not reported above for 2004

Telephone and Data Systems, Inc. and Subsidiaries

FIVE-YEAR STATISTICAL SUMMARY

  and 2003 because accurate estimates using the new operating practice are not available. The amounts previously reported for 2004 and 2003 were 1.5% and 1.5%, respectively.

(e)
The numerator of this calculation consists of service revenues for the respective 12-month period divided by 12. The denominator consists of the average number of U.S. Cellular wireless customers.

(f)
Equivalent access lines are the sum of physical access lines and high-capacity data lines adjusted to estimate the equivalent number of physical access lines in terms of capacity. A physical access line is the individual circuit connecting a customer to a telephone company's central office facilities.

(g)
Based on the year-end stock price divided by diluted earnings per share from Continuing Operations.

(h)
The 2005 year-end stock price reflects the Special Common Share stock dividend issued May 13, 2005. Common stockholders' equity per share and dividends per share have been retroactively adjusted for 2004-2003 to give effect to the stock dividend.

n/m - calculation not meaningful

Telephone and Data Systems, Inc. and Subsidiaries

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(Dollars in thousands, except per share amounts)
2007
Operating revenues	$1,156,557	$1,192,834	$1,236,885	$1,242,708
Operating income(1)(2)	142,797	153,955	134,489	96,657
Fair value adjustment of derivative instruments(3)	255,870	(358,119)	(54,824)	(194,497)
Gain on investments(4)	—	137,920	248,860	46,213
Income (loss) from continuing operations(5)	219,325	(8,627)	188,910	(56,323)
Extraordinary item, net of tax	—	—	42,827	—
Net income (loss)	$219,325	$(8,627)	$231,737	$(56,323)
Basic weighted average shares outstanding (000s)	116,837	117,031	118,705	117,914
Basic earnings (loss) per share from continuing operations	$1.88	$(0.07)	$1.59	$(0.48)
Extraordinary item, net of tax	—	—	0.36	—

Basic earnings (loss) per share—net income	$1.88	$(0.07)	$1.95	$(0.48)
Diluted weighted average shares outstanding (000s)	118,383	117,031	119,950	117,914
Diluted earnings (loss) per share from continuing operations	$1.85	$(0.08)	$1.57	$(0.48)
Extraordinary item, net of tax	—	—	0.36	—

Diluted earnings (loss) per share—net income	$1.85	$(0.08)	$1.93	$(0.48)
Stock price
TDS Common Shares
High	$59.94	$65.75	$73.67	$72.31
Low	53.02	55.18	53.10	58.57
Quarter-end close	59.62	62.57	66.75	62.60
TDS Special Common Shares
High	56.25	61.40	68.65	67.00
Low	48.28	51.39	49.17	54.36
Quarter-end close	55.90	57.55	62.00	57.60
Dividends paid	$0.0975	$0.0975	$0.0975	$0.0975
	Quarter Ended
	March 31	June 30	September 30	December 31
	(Dollars in thousands, except per share amounts)
2006
Operating revenues	$1,059,077	$1,068,687	$1,112,070	$1,124,684
Operating income	107,184	107,309	110,375	87,909
Fair value adjustment of derivative instruments	30	(11,768)	34,619	(322,406)
Gain on investments(6)	—	91,418	—	70,428
Income (loss) from continuing operations	35,997	166,759	75,239	(116,236)
Net income (loss)	$35,997	$166,759	$75,239	$(116,236)
Basic weighted average shares outstanding (000s)	115,741	115,768	115,768	116,335
Basic earnings (loss) per share from continuing operations	$0.31	$1.44	$0.65	$(1.00)
Discontinued operations	—	—	—	—

Basic earnings (loss) per share—net income	$0.31	$1.44	$0.65	$(1.00)
Diluted weighted average shares outstanding (000s)	116,327	116,640	116,862	116,335
Diluted earnings (loss) per share from continuing operations	$0.31	$1.43	$0.64	$(1.00)
Discontinued operations	—	—	—	—

Diluted earnings (loss) per share—net income	$0.31	$1.43	$0.64	$(1.00)
Stock price
TDS Common Shares
High	$39.90	$41.40	$44.25	$55.22
Low	35.14	37.02	39.17	41.90
Quarter-end close	39.44	41.40	42.10	54.33
TDS Special Common Shares
High	37.98	39.15	42.67	50.76
Low	33.95	36.45	38.97	40.10
Quarter-end close	37.75	38.90	40.85	49.60
Dividends paid	$0.0925	$0.0925	$0.0925	$0.0925

(1)
During the fourth quarter of 2007, TDS began to recognize in its consolidated financial statements the amount of funds segregated for future employee health and welfare benefit payments and liabilities for such employee health and welfare benefit obligations. These funds are segregated and disbursed from the TDS Employee Benefit Trust. The impact of such recognition increased operating income by $18.0 million in the fourth quarter of 2007.

Telephone and Data Systems, Inc. and Subsidiaries

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

(2)
During the fourth quarter of 2007, (Gain) loss on asset disposals/exchanges includes: (a) a $14.6 million loss associated with the results of a physical count of significant cell site and switch assets and the related valuation and reconciliation (See Note 12—Property, Plant and Equipment), and (b) a $20.8 million loss associated with the exchange of spectrum with Sprint Nextel (See Note 7—Acquisitions, Divestitures and Exchanges).

(3)
During the fourth quarter of 2007, TDS adjusted the fair value estimate of derivative liabilities associated with the collar portion of certain of its Deutsche Telekom variable prepaid forward contracts. Such adjustment increased the loss included in the Fair value adjustment of derivative instruments by $17.0 million in the fourth quarter of 2007.

(4)
The Gain on investments for the year ended December 31, 2007 primarily represents gains realized upon the settlement of variable prepaid forward contracts related to Vodafone ADRs, Deutsche Telekom ordinary shares and VeriSign Common Shares. See Note 2—Gain (Loss) on Investments and Note 10—Marketable Equity Securities.

(5)
In the fourth quarter of 2007, TDS recorded $4.6 million of income tax expense related to the write-off of deferred tax assets established in prior years for certain partnerships.

(6)
The Gain on Investments for the year ended December 31, 2006 primarily represents the gain associated with TDS Telecom's gain on remittance of RTB stock of $90.3 million. U.S. Cellular also recorded a gain of $70.4 million on its sale of Midwest Wireless on October 3, 2006. See Note 2—Gain (Loss) on Investments.

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

TDS Stock and dividend information

        TDS' Common Shares are listed on the American Stock Exchange ("AMEX") under the symbol "TDS". TDS' Special Common Shares are listed on the AMEX under the symbol "TDS.S". As of January 31, 2008, TDS Common Shares were held by 1,736 record owners, the Special Common Shares were held by 1,783 record owners, and the Series A Common Shares were held by 78 record owners.

        TDS has paid cash dividends on its common stock since 1974, and paid dividends of $0.39 per Common, Special Common and Series A Common Share during 2007. During 2006, TDS paid dividends of $0.37 per Common, Special Common and Series A Common Share.

        The Common Shares of United States Cellular Corporation, an 80.8%-owned subsidiary of TDS, are listed on the AMEX under the symbol "USM".

        See "Consolidated Quarterly Information (Unaudited)" for information on the high and low trading prices of the TDS Common Shares and TDS Special Common Shares for 2007 and 2006.

Stock performance graph

        The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index, the Dow Jones U.S. Telecommunications Index and the Old Peer Group. The Old Peer Group index was constructed specifically for TDS and included the following telecommunications companies for the years 2002 through 2006: ALLTEL Corp., Centennial Communications Corp., CenturyTel, Inc., Citizens Communications Co. (Series B), Dobson Communications Corp., and Telephone and Data Systems, Inc. ALLTEL Corp. and Dobson Communications Corp. were excluded from the peer group index in 2007 as they were acquired by other companies during 2007. As a result of acquisitions of ALLTEL Corp. and Dobson Communications Corp. in 2007, TDS believes that the old peer group it had used previously has too few participants and has selected the Dow Jones U.S. Telecommunications Index, a published industry index for purposes of the performance graph shown below. The Dow Jones U.S. Telecommunications Index is currently composed of the following companies: AT&T Inc., CenturyTel Inc., Cincinnati Bell Inc., Citizens Communications Co. (Series B), Embarq Corp., IDT Corp. (Class B), Leap Wireless International Inc., Leucadia National Corp., Level 3 Communications Inc., MetroPCS Communications Inc., NII Holdings Inc., Qwest Communications International Inc., RCN Corp., Sprint Nextel Corp., Telephone and Data Systems, Inc. (TDS and TDS.S), Time Warner Telecom, Inc., United States Cellular Corporation, Verizon Communications Inc., Virgin Media Inc. and Windstream Corp.

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

*
Cumulative total return assumes reinvestment of dividends.

	2002	2003	2004	2005	2006	2007
Telephone and Data Systems, Inc.	$100	$134.65	$167.10	$154.47	$229.16	$266.82
S&P 500 Index	100	128.68	142.69	149.70	173.34	182.86
Dow Jones U.S. Telecommunications Index	100	107.33	127.40	122.30	167.35	184.15
Old Peer Group	100	105.25	129.91	139.86	170.59	177.95

        Assumes $100.00 invested at the close of trading on the last trading day of 2002, in TDS Common Shares, S&P 500 Index, the Dow Jones U.S. Telecommunications Index and the Old Peer Group.

        After the close of business on May 13, 2005, TDS distributed a stock dividend of one Special Common Share of TDS with respect to each outstanding TDS Common Share and Series A Common Share. For purposes of the stock performance chart, the performance of TDS for all periods presented prior to May 13, 2005 is represented by the TDS Common Shares, and for the period between May 13, 2005 and December 31, 2007 includes both the TDS Common Shares and TDS Special Common Shares. The last closing price of TDS Common Shares on May 13, 2005 prior to the impact of the stock dividend was $74.57. The closing price on May 16, 2005, the first trading day after the stock dividend, was $38.19 for the TDS Common Shares and $36.25 for the TDS Special Common Share, or a total of $74.44. The closing price on December 31, 2007, the last trading day of 2007, was $62.60 for the TDS Common Shares and $57.60 for the TDS Special Common Shares, or a total of $120.20.

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

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

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

Investor relations

        Our annual report, Form 10-K, prospectuses and news releases are available free of charge upon request. These materials may be obtained either online through the "Info Request" feature of the Investor Relations section of TDS' web site (www.teldta.com), or by directly contacting TDS' Investor Relations Department at the address listed below.

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

        Inquiries concerning lost, stolen or destroyed certificates, dividends, consolidation of accounts, transferring of shares, or name and address changes, should be directed to:

Telephone and Data Systems, Inc.
Julie Mathews
Manager—Investor Relations
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5341
312.630.1908 (fax)
julie.mathews@teldta.com

        Our annual report, filings with the Securities and Exchange Commission, news releases and other investor information is also available in the Investor Relations section of TDS' web site (www.teldta.com). General inquiries by investors, securities analysts and other members of the investment community should be directed to:

Telephone and Data Systems, Inc.
Mark Steinkrauss
Vice President—Corporate Relations
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5384
312.630.1908 (fax)
mark.steinkrauss@teldta.com

Directors and executive officers

        See "Election of Directors" and "Executive Officers" sections of the Proxy Statement for the 2008 Annual Meeting.

Principal counsel
Sidley Austin LLP, Chicago, Illinois

Transfer agent
ComputerShare Investor Services
2 North LaSalle Street, 3rd Floor
Chicago, IL 60602
877.337.1575

Independent registered public accounting firm
PricewaterhouseCoopers LLP

Visit TDS' web site at www.teldta.com

QuickLinks

  Exhibit 13
Consolidated Statements of Operations
Consolidated Statements of Cash Flows
Consolidated Balance Sheets—Assets
Consolidated Balance Sheets—Liabilities and Stockholders' Equity
Consolidated Statements of Common Stockholders' Equity
Telephone and Data Systems, Inc. and Subsidiaries Notes to Consolidated Financial Statements