Form 10-K, Exhibit 13
period 2009-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2010-02-25
CIK 1051512

Exhibit 13

Telephone and Data Systems, Inc. and Subsidiaries

Financial Reports Contents

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company providing high-quality telecommunications services in 36 states to approximately 6.1 million wireless customers and 1.1 million wireline equivalent access lines at December 31, 2009. TDS conducts substantially all of its wireless operations through its 82%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular"), and provides wireline services through its incumbent local exchange carrier ("ILEC") and competitive local exchange carrier ("CLEC") operations under its wholly owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS conducts printing and distribution services through its 80%-owned subsidiary, Suttle-Straus, Inc. ("Suttle-Straus") which represents a very small portion of TDS' operations.

The following discussion and analysis should be read in conjunction with TDS' audited consolidated financial statements and the description of TDS' business included in Item 1 of the TDS Annual Report on Form 10-K ("Form 10-K") for the year ended December 31, 2009.

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

U.S. Cellular

U.S. Cellular provides wireless telecommunications services to more than 6.1 million customers in five geographic market areas in 26 states. As of December 31, 2009, U.S. Cellular's average penetration rate in its consolidated operating markets, calculated by dividing U.S. Cellular's total customers by the total population of 46.3 million in such markets, was 13.3%. U.S. Cellular operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, excellent customer support, and a high-quality network. U.S. Cellular's business development strategy is to operate controlling interests in wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. U.S. Cellular believes that operating in contiguous market areas will continue to provide it with certain economies in its capital and operating costs.

Financial and operating highlights in 2009 included the following:

•
Total customers were 6,141,000 at December 31, 2009, including 5,744,000 retail customers.

•
Retail customer net additions were 37,000 in 2009 compared to 149,000 in 2008. The decrease year-over-year reflected higher churn rates, due to the weak economy and very competitive industry conditions which included the initiation of service by unlimited prepay service providers in certain of U.S. Cellular's markets.

•
Postpay customers comprised approximately 95% of U.S. Cellular's retail customer base as of December 31, 2009. Postpay net additions were 62,000 in 2009 compared to 158,000 in 2008. The postpay churn rate was 1.6% in 2009 compared to 1.5% in 2008.

•
Service revenues of $3,927.9 million decreased $12.5 million year-over-year, due primarily to a decrease of $76.4 million (23%) in inbound roaming revenues. Retail service revenue grew by $33.2 million (1%) due primarily to an increase in the average monthly retail service revenue per customer, driven by higher data usage. Data revenues grew 33% year-over-year to $683.0 million.

•
On June 30, 2009, U.S. Cellular entered into a new $300 million revolving credit agreement with certain lenders and other parties. As a result, U.S. Cellular's $700 million revolving credit agreement, which was due to expire in December 2009, was terminated on June 30, 2009 as a condition of entering into

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  the new agreement. The new revolving credit agreement provides U.S. Cellular with a $300 million senior revolving credit facility for working capital, acquisitions and other corporate purposes and to refinance any existing debt of U.S. Cellular.

•
On December 24, 2009, U.S. Cellular redeemed all of its outstanding 8.75% Senior Notes due November 1, 2032. The $130.0 million aggregate principal amount of the outstanding notes was redeemed at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, which resulted in a total redemption payment of $131.7 million.

•
Additions to property, plant and equipment totaled $546.8 million, including expenditures to construct cell sites, increase capacity in existing cell sites and switches, expand mobile broadband services based on third generation Evolution-Data Optimized technology ("3G") to additional markets, outfit new and remodel existing retail stores and continue the development and enhancement of U.S. Cellular's office systems. Total cell sites in service increased 6% year-over-year to 7,279.

•
As part of its customer satisfaction strategy and Believe in Something Better® brand message, U.S. Cellular launched its Battery Swap program in May 2009. Under this new program, a customer can exchange a battery that is dead or dying for one that is fully charged, at no cost to the customer. U.S. Cellular was the first wireless company to offer this service in the United States, and completed over one million battery swaps in 2009.

•
In November 2009, U.S. Cellular launched Overage Protection, a customer satisfaction strategy that allows customers to opt into receiving alerts when they come close to reaching their allowable plan minutes or text messages for the month in order to avoid overage charges. Approximately 600,000 of U.S. Cellular's customers signed up for this service in 2009.

•
U.S. Cellular began efforts on a number of multi-year initiatives including the development of: a Billing and Operational Support System ("BSS/OSS") including a new point-of-sale system to consolidate billing on one platform; an Electronic Data Warehouse/Customer Relationship Management System to collect and analyze information more efficiently to build and improve customer relationships; and a new Internet/Web platform to enable customers to complete a wide range of transactions and, eventually, to manage their accounts online.

•
U.S. Cellular recognized a loss on impairment of licenses of $14.0 million in 2009. In 2008, a loss on impairment of $386.7 million was recognized. See "Results of Operations—Consolidated" and "Results of Operations—Wireless" for a further discussion of losses on impairment. U.S. Cellular anticipates that future growth in its operating income will be affected by the following factors:

–
Overall demand for U.S. Cellular's products and services, including potential growth in revenues from data products and services;

–
Increasing penetration in the wireless industry;

–
Increased competition in the wireless industry, including potential reductions in pricing for products and services overall and impacts associated with the expanding presence of carriers offering low-priced, unlimited prepay service;

–
Uncertainty related to current economic conditions and their impact on customer purchasing and payment behaviors;

–
Costs of customer acquisition and retention, such as equipment subsidies and advertising;

–
Industry consolidation and the resultant effects on roaming revenues, service and equipment pricing and other effects of competition;

–
Providing service in recently launched areas or potential new market areas;

–
Potential increases or decreases in prepay and reseller customers as a percentage of U.S. Cellular's customer base;

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

–
Costs of developing and introducing new products and services;

–
Costs of developing and enhancing office and customer support systems, including costs and risks associated with the completion of important multi-year initiatives such as those described above;

–
Continued enhancements to its wireless networks, including expansion of 3G services and potential deployments of new technology;

–
Increasing costs of regulatory compliance; and

–
Uncertainty in future eligible telecommunication carrier ("ETC") funding.

See "Results of Operations—Wireless."

2010 Wireless Estimates

U.S. Cellular expects the factors described above to impact revenues and operating income for the next several quarters. Any changes in the above factors, as well as the effects of other drivers of U.S. Cellular's operating results, may cause revenues and operating income to fluctuate over the next several quarters.

U.S. Cellular's estimates of full-year 2010 results are shown below. Such estimates represent U.S. Cellular's views as of the date of filing of U.S. Cellular's Form 10-K for the year ended December 31, 2009. Such forward-looking statements should not be assumed to be accurate as of any future date. U.S. Cellular undertakes no duty to update such information whether as a result of new information, future events or otherwise. There can be no assurance that final results will not differ materially from such estimated results.

	2010 Estimated Results	2009 Actual Results
Service revenues	$3,975 - $4,075 million	$3,927.9 million
Operating income	$250 - $350 million	$326.4 million
Depreciation, amortization and accretion expenses, and losses on disposals and impairment of assets(1)	Approx. $600 million	$599.8 million
Capital expenditures	Approx. $600 million	$546.8 million

(1)
2009 Actual Results include losses on asset disposals of $15.2 million and impairments of assets of $14.0 million. The 2010 Estimated Results include only the estimate for Depreciation, amortization and accretion expenses and losses on disposals of assets, and do not include any estimate for losses on impairment of assets (since these can not be predicted).

U.S. Cellular management believes that the foregoing estimates represent a reasonable view of what is achievable considering current economic and competitive conditions as well as actions that U.S. Cellular has taken and will be taking. U.S. Cellular expects to continue its focus on customer satisfaction by delivering a high quality network, attractively priced service plans, a broad line of handsets and other products, and outstanding customer service in its company-owned and agent retail stores and customer care centers. U.S. Cellular believes that future growth in its revenues will result primarily from selling additional products and services to its existing customers, increasing the number of multi-device users among its existing customers, and attracting wireless users switching from other wireless carriers, rather than by adding users that are new to wireless service. U.S. Cellular is focusing on opportunities to increase revenues, pursuing cost reduction initiatives in various areas and implementing a number of initiatives to enable future growth. The initiatives are intended, among other things, to allow U.S. Cellular to accelerate its introduction of new products and services, better segment its customers for new services and retention, sell additional services such as data, expand its Internet sales and customer service capabilities, and improve its prepay products and services.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

TDS Telecom

TDS Telecom provides high-quality telecommunication services, including full-service local exchange service, long-distance telephone service and broadband access, to rural and suburban area communities. TDS Telecom's business plan is designed for a full-service telecommunications company, including both ILEC and CLEC operations. TDS Telecom's strategy is to be the preferred provider of telecommunications services—including voice, broadband and video services—in its chosen markets. This strategy encompasses many components, including:

•
Developing services and products;

•
Formulating market and customer strategies;

•
Investing in networks and deploying advanced technologies;

•
Monitoring the competitive environment;

•
Advocating with respect to state and federal regulations for positions that support its ability to provide advanced telecommunications services to its customers; and

•
Exploring transactions to acquire or divest properties that would result in strengthening its operations.

Both ILECs and CLECs are faced with significant challenges, including the industry-wide decline in use of second lines by customers, growing competition from wireless and other wireline providers (other CLECs and cable providers), changes in regulation, technologies such as Voice over Internet Protocol ("VoIP"), and the uncertainty in the economy. These challenges could have a material adverse effect on the financial condition, results of operations and cash flows of TDS Telecom in the future.

Financial and operating highlights for 2009 include the following:

•
Equivalent access lines decreased 3% to 1,131,800 as compared to December 31, 2008. Equivalent access lines are the sum of physical access lines and high-capacity data lines adjusted to estimate the equivalent number of physical access lines in terms of capacity. A physical access line is an individual circuit connecting a customer to a telephone company's central office facilities. Each digital subscriber line ("DSL") is treated as an equivalent access line in addition to a voice line that may operate on the same copper loop. Additionally, each managed IP handset is considered an equivalent access line.

•
Operating revenues decreased $34.4 million or 4% to $789.9 million in 2009. The decrease was primarily due to a decline in ILEC and CLEC physical access lines as well as a decline in voice network usage by inter-exchange carriers. These decreases were partially offset by the increase in revenues derived from an increase in ILEC data customers and the acquisition of one ILEC company in 2009 and three ILEC companies in 2008.

•
Operating expenses increased $15.2 million or 2% to $697.3 million in 2009. The increase was primarily due to an increase in legal, excise and sales tax expenses arising from discrete matters totaling $3.5 million and severance of $5.1 million incurred as a result of workforce reduction initiatives. Additional costs were also incurred from operating the four ILEC companies acquired in 2008 and 2009. Partially offsetting these increases in expenses were discrete events related to employee compensation modifications which reduced expenses by $4.1 million.

•
Operating income decreased to $92.6 million during 2009 compared to $142.2 million in 2008, as a result of decreased operating revenues and increased expenses noted above.

•
Additions to property, plant and equipment totaled $120.5 million in 2009.

See "Results of Operations—Wireline."

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

2010 Wireline Estimates

TDS Telecom's estimates of full-year 2010 results are shown below. Such forward-looking statements should not be assumed to be accurate as of any future date. Such estimates represent TDS Telecom's view as of the filing date of TDS' Form 10-K for the year ended December 31, 2009. TDS undertakes no duty to update such information whether as a result of new information, future events or otherwise. There can be no assurance that final results will not differ materially from these estimated results.

	2010 Estimated Results	2009 Actual Results
ILEC and CLEC operations:
Operating revenues	$740 - $780 million	$789.9 million
Operating income	$70 - $100 million	$92.6 million
Depreciation, amortization and accretion expenses and losses on asset disposals(1)	Approx. $170 million	$169.7 million
Capital expenditures	Approx. $140 million	$120.5 million

(1)
2009 Actual Results include losses on disposals of $2.4 million. The 2010 Estimated Results include only the estimate for Depreciation, amortization and accretion expenses and losses on asset disposals, and do not include any estimate for losses on impairment of assets since these cannot be predicted.

The above estimates reflect the expectations of TDS Telecom's management considering the current general economic conditions. During this challenging business environment, TDS Telecom will continue to focus on its cost-reduction initiatives through product cost improvement and process efficiencies. TDS Telecom also plans to continue to focus on customer retention programs, including "triple-play" bundles involving voice, DSL and satellite TV.

Cash Flows and Investments—TDS and its subsidiaries had cash and cash equivalents totaling $671.0 million, short-term investments in the form of certificates of deposit aggregating $113.3 million and borrowing capacity under their revolving credit facilities of $696.4 million as of December 31, 2009. In addition to U.S. Cellular's new $300 million revolving credit agreement, as previously discussed, on June 30, 2009, TDS entered into a new $400 million revolving credit agreement with certain lenders and other parties. As a result, TDS' $600 million revolving credit agreement, which was due to expire in December 2009, was terminated on June 30, 2009 as a condition of entering into the new agreement. TDS' and U.S. Cellular's new revolving credit agreements provide TDS with an aggregate $700 million of availability for general corporate purposes. Also, during 2009, TDS and its subsidiaries generated $1,102.6 million of cash flows from operating activities. Management believes that cash on hand, expected future cash flows from operating activities and sources of external financing provide substantial liquidity and financial flexibility and are sufficient to permit TDS and its subsidiaries to finance their contractual obligations and anticipated capital and operating expenditures for the foreseeable future.

See "Financial Resources" and "Liquidity and Capital Resources" below for additional information related to cash flows and investments, including information related to TDS' and U.S. Cellular's new revolving credit agreements.

Recent Developments—Congress recently enacted the American Recovery and Reinvestment Act of 2009, or the Recovery Act, which provides, among other things, for an aggregate appropriation of $7.2 billion to fund grants and loans to provide broadband infrastructure, access and equipment to consumers residing in rural, unserved or underserved areas of the United States. TDS Telecom and U.S. Cellular submitted applications for grants in the first round of funding in the amounts of $62.6 million and $23.5 million, respectively. TDS Telecom received approval for two of its applications in the aggregate amount of $12.5 million while U.S. Cellular has been notified that none of its applications were granted. TDS Telecom and U.S. Cellular are currently considering submitting additional applications for grants in the second round of funding, which applications are due March 15, 2010. There is no assurance TDS Telecom and/or U.S. Cellular will receive any additional grants of Recovery Act funds. The distribution of Recovery Act funds to other telecommunications service providers could impact competition in certain of TDS Telecom's and U.S. Cellular's service areas.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS—CONSOLIDATED

December 31,	2009	Increase/ (Decrease)	Percentage Change	2008	Increase/ (Decrease)	Percentage Change	2007
	(Dollars in thousands, except per share amounts)
Operating revenues
U.S. Cellular	$4,214,611	$(28,574)	(1)%	$4,243,185	$296,921	8%	$3,946,264
TDS Telecom	789,852	(34,430)	(4)%	824,282	(35,929)	(4)%	860,211
All other(1)	16,211	(8,341)	(34)%	24,552	2,043	9%	22,509

Total operating revenues	5,020,674	(71,345)	(1)%	5,092,019	263,035	5%	4,828,984
Operating expenses
U.S. Cellular	3,888,204	(327,271)	(8)%	4,215,475	665,410	19%	3,550,065
TDS Telecom	697,287	15,249	2%	682,038	(36,971)	(5)%	719,009
All other(1)	27,377	(38,975)	(59)%	66,352	34,340	>100%	32,012

Total operating expenses	4,612,868	(350,997)	(7)%	4,963,865	662,779	15%	4,301,086
Operating income (loss)
U.S. Cellular	326,407	298,697	>100%	27,710	(368,489)	(93)%	396,199
TDS Telecom	92,565	(49,679)	(35)%	142,244	1,042	1%	141,202
All other(1)	(11,166)	30,634	73%	(41,800)	(32,297)	>100%	(9,503)

Total operating income	407,806	279,652	>100%	128,154	(399,744)	(76)%	527,898
Other income and (expenses)
Equity in earnings of unconsolidated entities	90,732	920	1%	89,812	(2,019)	(2)%	91,831
Interest and dividend income	11,121	(28,010)	(72)%	39,131	(160,304)	(80)%	199,435
Interest expense	(124,557)	13,342	10%	(137,899)	70,837	34%	(208,736)
Gain on investments and financial instruments	—	(31,595)	N/M	31,595	(49,828)	(61)%	81,423
Other, net	2,000	(213)	(10)%	2,213	8,614	>100%	(6,401)

Total other income (expenses)	(20,704)	(45,556)	>100%	24,852	(132,700)	(84)%	157,552

Income before income taxes and extraordinary item	387,102	234,096	>100%	153,006	(532,444)	(78)%	685,450
Income tax expense	133,376	103,283	>100%	30,093	(238,961)	(89)%	269,054

Income before extraordinary item	253,726	130,813	>100%	122,913	(293,483)	(70)%	416,396
Extraordinary item, net of tax	—	—	N/M	—	(42,827)	N/M	42,827

Net income	253,726	130,813	>100%	122,913	(336,310)	(73)%	459,223
Less: Net income attributable to noncontrolling interests, net of tax	(59,824)	(30,452)	>100%	(29,372)	43,739	60%	(73,111)

Net income attributable to TDS shareholders	193,902	100,361	>100%	93,541	(292,571)	(76)%	386,112
Preferred dividend requirement	(51)	1	2%	(52)	—	—	(52)

Net income available to common	$193,851	$100,362	>100%	$93,489	$(292,571)	(76)%	$386,060

Basic earnings per share attributable to TDS shareholders	$1.77	$0.96	>100%	$0.81	$(2.47)	(75)%	$3.28
Diluted earnings per share attributable to TDS shareholders	$1.77	$0.97	>100%	$0.80	$(2.42)	(75)%	$3.22

(1)
Consists of non-reportable segment, corporate operations and intercompany eliminations.

N/M—Percentage change not meaningful

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating Revenues and Expenses

See "Results of Operations—Wireless" and "Results of Operations—Wireline" below for factors that affected Operating revenues and expenses.

Operating expenses included impairment losses on licenses held at U.S. Cellular in 2009, 2008 and 2007, and are discussed in "Results of Operations—Wireless". An additional $27.7 million impairment loss on licenses was recognized at the TDS consolidated level in 2008 due to the fact that TDS accounted for U.S. Cellular's share repurchases as step acquisitions, allocating a portion of the repurchase value to TDS licenses, as required by GAAP in effect at that time.

The impact of impairment losses related to licenses was as follows:

	2009	2008	2007
	(Dollars in millions, except per share amounts)
Net income attributable to TDS shareholders, excluding licenses impairments(1)	$201.0	$302.7	$397.9

Loss on impairment of intangible assets related to licenses(2)	(14.0)	(414.4)	(23.0)
Income tax and noncontrolling interest impact of licenses impairment(1)	6.9	205.2	11.2

Impact of licenses impairments on Net income attributable to TDS shareholders(1)	(7.1)	(209.2)	(11.8)

Net income attributable to TDS shareholders	$193.9	$93.5	$386.1

Diluted earnings per share attributable to TDS shareholders, excluding licenses impairments(1)	$1.84	$2.60	$3.32
Impact of licenses impairments on Diluted earnings per share attributable to TDS shareholders(1)	(0.07)	(1.80)	(0.10)

Diluted earnings per share attributable to TDS shareholders	$1.77	$0.80	$3.22

(1)
These amounts are non-GAAP financial measures. The purpose of presenting these measures is to provide information on the impact of losses on impairment related to licenses on results of operations. Such impairments are discrete, significant amounts that impact the comparability of the results of operations, and TDS believes it is useful to disclose these impacts. The income tax and noncontrolling interest impact is calculated by allocating the losses on impairment to the respective consolidated subsidiaries, and applying the income tax rate and noncontrolling interest percentages applicable to these respective subsidiaries.

(2)
Loss on impairment of intangible assets on the Consolidated Statement of Operations for 2007 also included a $1.9 million loss on impairment related to customer lists.

Equity in earnings of unconsolidated entities

Equity in earnings of unconsolidated entities represents TDS' share of net income from markets in which it has a noncontrolling interest and that are accounted for by the equity method. TDS follows the equity method of accounting for unconsolidated entities over which it has the ability to exercise significant influence, generally entities in which its ownership interest is less than or equal to 50% but equals or exceeds 20% for corporations and 3% for partnerships and limited liability companies.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

TDS' investment in the Los Angeles SMSA Limited Partnership ("LA Partnership") contributed $64.7 million, $66.1 million and $71.2 million to Equity in earnings of unconsolidated entities in 2009, 2008 and 2007, respectively. TDS also received cash distributions from the LA Partnership of $66.0 million in each of 2009, 2008 and 2007.

Interest and dividend income

Interest income decreased $18.0 million in 2009 compared to 2008 and $42.2 million in 2008 compared to 2007 primarily due to a lower interest rate earned on cash balances. The weighted average return on cash investments declined due to both a decline in short-term interest rates and a change in the composition of TDS' cash investments. TDS invested substantially all of its cash balances in prime money market funds from January 2007 through August 2007 and in money market funds that invest exclusively in short-term U.S. Treasury securities or repurchase agreements backed by U.S. Treasury securities thereafter. In addition, lower average investment balances in 2009 compared to 2008 contributed to the interest income decline.

Dividend income decreased by $10.0 million in 2009 and by $118.1 million in 2008 primarily due to a decrease in dividends from Deutsche Telekom Ordinary Shares. A portion of these shares were disposed of in 2007, and the remainder of these shares were disposed of in 2008.

Interest expense

The decrease in interest expense in 2009 and 2008 was primarily attributable to variable prepaid forward contracts. TDS settled a portion of these contracts in 2007, and the remainder in 2008.

Interest expense is summarized by related debt instrument in the following table:

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Forward contracts	$—	$12,028	$77,543
U.S. Cellular 6.7% senior notes	37,084	37,085	37,084
U.S. Cellular 7.5% senior notes	25,114	25,113	25,113
U.S. Cellular 8.75% senior notes(1)	11,166	11,383	11,380
TDS 7.6% notes	38,414	38,414	38,414
TDS 6.625% notes	7,798	7,798	7,798
U.S. Cellular revolving credit facility	3,011	3,061	4,967
TDS revolving credit facility	2,547	1,695	2,765
Other	(577)	1,322	3,672

Total interest expense	$124,557	$137,899	$208,736

(1)
The 8.75% senior notes were due November 1, 2032. Interest was paid quarterly. U.S. Cellular redeemed the notes in whole at the redemption price equal to 100% of the principal amount plus accrued and unpaid interest on December 24, 2009, which resulted in a total redemption payment of $131.7 million.

Gain on investments and financial instruments

In 2008, Gain on investments and financial instruments consisted primarily of a $31.7 million gain realized upon the disposition of Rural Cellular Corporation Common Shares.

In 2007, Gain on investments and financial instruments included an aggregate net gain of $75.1 million related the investments in Vodafone American Depository Receipts, VeriSign Common Shares and Deutsche Telekom Ordinary Shares, including the settlement and disposition of a portion of these

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

investments and related collars. Also included in 2007 was a $6.3 million additional gain from the sale of U.S. Cellular's interest in Midwest Wireless Communications, LLC ("Midwest Wireless").

See Note 3—Fair Value Measurements in the Notes to Consolidated Financial Statements for more information on the gains and losses on investments and financial instruments.

Income tax expense

The effective tax rates on Income before income taxes and extraordinary item ("pre-tax income") for 2009, 2008 and 2007 were 34.5%, 19.7% and 39.3%, respectively. The following significant discrete and other items impacted income tax expense for these years:

2009—Includes a tax benefit of $8.4 million resulting from a state tax law change.

2008—Includes tax benefits of $19.7 million and $7.4 million recorded upon the final disposition of the Deutsche Telekom Ordinary Shares and from a change in filing positions in certain states, respectively. The percentage impact of these items was magnified due to the 2008 Loss on impairment of intangible assets of $414.4 million, which decreased pre-tax income.

2007—Includes tax expense of $6.1 million, $4.6 million and $11.4 million primarily due to the increase in valuation allowances resulting from to the restructuring of certain legal entities, a write-off of deferred tax assets for certain partnerships, and foreign taxes related to dividend income on the Deutsche Telekom Ordinary Shares, respectively.

Net income attributable to noncontrolling interests, net of tax

Net income attributable to noncontrolling interests, net of tax includes the noncontrolling public shareholders' share of U.S. Cellular's net income, the noncontrolling shareholders' or partners' share of certain U.S. Cellular subsidiaries' net income or loss and other TDS noncontrolling interests.

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Net income attributable to noncontrolling interest, net of tax
U.S. Cellular
Noncontrolling public shareholders'	$(40,151)	$(6,629)	$(60,600)
Noncontrolling shareholders' or partners'	(19,673)	(22,743)	(12,398)

	(59,824)	(29,372)	(72,998)
Other	—	—	(113)

	$(59,824)	$(29,372)	$(73,111)

Extraordinary Item

The extraordinary item was attributable to TDS Telecom's discontinuance of application of accounting for regulated enterprises prescribed by FASB ASC 980, Regulated Operations ("FASB ASC 980"), in the third quarter of 2007. See Note 5—Extraordinary Item in the Notes to Consolidated Financial Statements for more information.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS—WIRELESS

TDS provides wireless telephone service through U.S. Cellular, an 82%-owned subsidiary. U.S. Cellular owns, manages and invests in wireless markets throughout the United States.

Following is a table of summarized operating data for U.S. Cellular's consolidated operations.

As of December 31,(1)	2009	2008	2007
Total market population of consolidated operating markets(2)	46,306,000	46,009,000	44,955,000
Customers(3)	6,141,000	6,196,000	6,102,000
Market penetration(2)	13.3%	13.5%	13.6%
Total full-time equivalent employees(4)	8,867	8,712	8,067
Cell sites in service	7,279	6,877	6,383
For the Year Ended December 31,(5)	2009	2008	2007
Net retail customer additions(6)	37,000	149,000	333,000
Net customer additions (losses)(6)	(55,000)	91,000	281,000
Average monthly service revenue per customer(7)	$53.00	$53.23	$51.17
Postpay churn rate(8)	1.6%	1.5%	1.4%

(1)
Amounts include results for U.S. Cellular's consolidated operating markets as of December 31.

(2)
Calculated using 2008, 2007 and 2006 Claritas population estimates for 2009, 2008 and 2007, respectively. "Total market population of consolidated operating markets" is used only for the purposes of calculating market penetration of consolidated operating markets, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets).

The total market population and penetration measures for consolidated operating markets apply to markets in which U.S. Cellular provides wireless service to customers. For comparison purposes, total market population and penetration related to all consolidated markets in which U.S. Cellular owns an interest were 89,712,000 and 6.8%, 83,014,000 and 7.5%, and 82,371,000 and 7.4% as of December 31, 2009, 2008 and 2007, respectively.

A wholly owned subsidiary of U.S. Cellular is a limited partner in King Street Wireless, L.P. ("King Street Wireless"), an entity which participated in the auction of wireless spectrum in the 700 megahertz band designated by the FCC as Auction 73. At the conclusion of the auction on March 20, 2008, King Street Wireless was the provisional winning bidder with respect to 152 licenses. These 152 license areas cover portions of 27 states and are in markets which are either adjacent to or overlap current U.S. Cellular license areas. On December 30, 2009, the FCC granted the licenses to King Street Wireless which increased total market population of consolidated markets by 4,549,000 in 2009, but had no impact on the population of consolidated operating markets.

As a result of exchange transactions with AT&T that closed in August 2003, U.S. Cellular obtained rights to acquire additional licenses, and all except one of such licenses have been acquired and are reflected in the total market population of consolidated markets as of December 31, 2009. During 2009, U.S. Cellular acquired licenses pursuant to this exchange agreement which increased total market population of consolidated markets by 1,392,000, but had no impact on the population of consolidated operating markets. The acquisition of these licenses did not require U.S. Cellular to provide any consideration to AT&T beyond that already provided in conjunction with the August 2003 exchange transaction and, thus, did not cause a change in U.S. Cellular's Licenses balance in 2009. U.S. Cellular continues to have a right under the August 2003 exchange agreement to acquire a majority interest in one additional license; that right does not have a stated expiration date.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

(3)
U.S. Cellular's customer base consists of the following types of customers:

	2009	2008	2007
Customers on postpay service plans in which the end user is a customer of U.S. Cellular ("postpay customers")	5,482,000	5,420,000	5,269,000
Customers on prepay service plans in which the end user is a customer of U.S. Cellular ("prepay customers")	262,000	287,000	295,000

Total retail customers	5,744,000	5,707,000	5,564,000
End user customers acquired through U.S. Cellular's agreements with third parties ("reseller customers")	397,000	489,000	538,000

Total customers	6,141,000	6,196,000	6,102,000

(4)
Part-time employees are calculated at 70% of full-time employees. Prior year numbers were adjusted to conform to current year presentation.

(5)
Amounts include results for U.S. Cellular's consolidated operating markets for the period January 1 through December 31; operating markets acquired during a particular period are included as of the acquisition date.

(6)
"Net retail customer additions" represents the number of net customers added to U.S. Cellular's retail customer base through its marketing distribution channels; this measure excludes activity related to reseller customers and customers transferred through acquisitions, divestitures or exchanges. "Net customer additions (losses)" represents the number of net customers added to (deducted from) U.S. Cellular's overall customer base through its marketing distribution channels; this measure includes activity related to reseller customers but excludes activity related to customers transferred through acquisitions, divestitures or exchanges.

(7)
Management uses this measurement to assess the amount of service revenue that U.S. Cellular generates each month on a per customer basis. Variances in this measurement are monitored and compared to variances in expenses on a per customer basis. Average monthly service revenue per customer is calculated as follows

	2009	2008	2007
Service revenues per Consolidated Statement of Operations (000s)	$3,927,859	$3,940,326	$3,679,237
Divided by average customers during period (000s)*	6,176	6,169	5,992
Divided by number of months in each period	12	12	12

Average monthly service revenue per customer	$53.00	$53.23	$51.17

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
(8)
Postpay churn rate represents the percentage of the postpay customer base that disconnects service each month.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Components of Operating Income

Year Ended December 31,	2009	Increase/ (Decrease)	Percentage Change	2008	Increase/ (Decrease)	Percentage Change	2007
	(Dollars in thousands)
Retail service	$3,478,939	$33,177	1%	$3,445,762	$191,800	6%	$3,253,962
Inbound roaming	252,775	(76,421)	(23)%	329,196	35,430	12%	293,766
Other	196,145	30,777	19%	165,368	33,859	26%	131,509

Service revenues	3,927,859	(12,467)	—	3,940,326	261,089	7%	3,679,237
Equipment sales	286,752	(16,107)	(5)%	302,859	35,832	13%	267,027

Total operating revenues	4,214,611	(28,574)	(1)%	4,243,185	296,921	8%	3,946,264
System operations (excluding Depreciation, amortization and accretion reported below)	796,617	12,560	2%	784,057	66,982	9%	717,075
Cost of equipment sold	742,993	(413)	—	743,406	106,109	17%	637,297
Selling, general and administrative	1,748,760	47,710	3%	1,701,050	142,482	9%	1,558,568
Depreciation, amortization and accretion	570,658	(6,273)	(1)%	576,931	(1,255)	—	578,186
Loss on impairment of intangible assets	14,000	(372,653)	(96)%	386,653	361,730	>100%	24,923
Loss on asset disposals, net	15,176	(8,202)	(35)%	23,378	(10,638)	(31)%	34,016

Total operating expenses	3,888,204	(327,271)	(8)%	4,215,475	665,410	19%	3,550,065

Operating income	$326,407	$298,697	>100%	$27,710	$(368,489)	(93)%	$396,199

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

Retail service revenues

The increase in Retail service revenues in 2009 was due primarily to an increase in average monthly retail service revenue per customer. The increase in 2008 was due primarily to growth in U.S. Cellular's average customer base and an increase in average monthly retail service revenue per customer.

The average number of customers in 2009 was relatively flat compared to 2008. The increase in the average number of customers in 2008 was driven primarily by the net retail customer additions that U.S. Cellular generated from its marketing distribution channels and by the timing of acquisitions.

Average monthly retail service revenue per customer increased 1% to $46.94 in 2009 from $46.55 in 2008, and increased 3% in 2008 from $45.25 in 2007. The increase in average monthly retail service revenue was driven primarily by growth in revenues from data products and services.

Revenues from data products and services totaled $683.0 million in 2009, $511.7 million in 2008, and $367.9 million in 2007 and represented 17% of total service revenues in 2009 compared to 13% and 10% of total service revenues in 2008 and 2007, respectively. Such growth, which positively impacted average monthly retail service revenue per customer, reflected customers' continued and increasing usage of U.S. Cellular's text, picture, and video messaging services, easyedgeSM service and applications, premium mobile Internet services, and smartphone handsets and services. In 2009, U.S. Cellular introduced unlimited messaging plans and unlimited messaging and mobile Internet plans that further drove data usage and revenues. U.S. Cellular expects that the growth in revenues from data products and services will continue as customers increasingly purchase premium and smartphone devices along with data

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

plans and applications and utilize U.S. Cellular's 3G network. U.S. Cellular's 3G network covered approximately 75% of its customers as of December 31, 2009. U.S. Cellular expects to expand its 3G network to cover approximately 98% of its customers by the end of 2010.

Revenues from voice services declined year-over-year primarily due to a reduction in average voice revenue per customer. The reduction in average voice revenue per customer reflects industry competition which has resulted in lower pricing for voice services as well as growth in family plans and service plans with enhanced coverage areas and value (such as free incoming calls, free mobile-to-mobile and unlimited minutes). Also, decreases in the prepay customer base and the average revenue per prepay customer contributed to a decline in prepay voice revenues. U.S. Cellular expects continued pressure on revenues from voice services in the foreseeable future due to industry competition related to service plan offerings.

Inbound roaming revenues

The decrease in Inbound roaming revenues in 2009 was due primarily to a decline in roaming revenues from the combined entity of Verizon Wireless ("Verizon") and Alltel Corporation ("Alltel"). In January 2009, Verizon acquired Alltel. As a result of this transaction, the network footprints of Verizon and Alltel were combined. This has resulted in a decrease in inbound roaming revenues for U.S. Cellular, since the combined Verizon and Alltel entity has reduced its usage of U.S. Cellular's network in certain coverage areas that were used by Verizon and Alltel (as separate entities). U.S. Cellular anticipates that inbound roaming revenues will stabilize in 2010 compared to 2009 due to the positive impact of increasing minutes of use and increasing data usage from U.S. Cellular's roaming partners, partially offset by the negative impact of decreasing rates per minute or kilobyte of use.

In 2008, the increase in Inbound roaming revenues was related primarily to higher usage for both voice and data products and services, partially offset by a decline in rates per minute or kilobyte of use with key roaming partners. The increase in inbound usage was driven primarily by the overall growth in the number of customers and higher usage per customer throughout the wireless industry, including usage related to both voice and data products and services, which led to an increase in inbound traffic from other wireless carriers.

Other revenues

The increases in Other revenues in 2009 and 2008 were due primarily to increases in amounts that were received from the USF for states in which U.S. Cellular has been designated as an ETC. U.S. Cellular was eligible to receive ETC funds in sixteen states in 2009 and 2008 and eleven states in 2007. ETC revenues recorded in 2009, 2008 and 2007 were $150.7 million, $127.5 million and $98.0 million, respectively.

In May 2008, the FCC adopted a state-by-state temporary cap to funding for competitive ETCs based on the funding level available as of March 31, 2008. The cap has had the effect of reducing the amount of support that U.S. Cellular would otherwise have been eligible to receive. During 2010, the FCC will likely issue a notice of proposed rulemaking to consider reform of the USF program in conjunction with the issuance of a National Broadband Plan in March 2010. Adoption of a USF reform proposal by the FCC could have a significant, and adverse, impact on the amount of support, if any, wireless ETCs continue to receive. As a result U.S. Cellular's ETC revenues may decline significantly in future periods.

Equipment sales revenues

Equipment sales revenues include revenues from sales of handsets and related accessories to both new and existing customers, as well as revenues from sales of handsets and accessories to agents. All equipment sales revenues are recorded net of rebates.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

U.S. Cellular strives to offer a competitive line of quality handsets to both new and existing customers. U.S. Cellular's customer retention efforts include offering new handsets, such as smartphones and premium handsets, at discounted prices to existing customers as the expiration date of the customer's service contract approaches. U.S. Cellular also continues to sell handsets to agents; this practice enables U.S. Cellular to provide better control over the quality of handsets sold to its customers, establish roaming preferences and earn quantity discounts from handset manufacturers which are passed along to agents. U.S. Cellular anticipates that it will continue to sell handsets to agents in the future.

The decrease in 2009 Equipment sales revenues was driven primarily by a decline of 8% in average revenue per handset sold due to aggressive promotional pricing across all categories of handsets, partially offset by an increase in the total number of handsets sold. The increase in 2008 Equipment sales revenues was driven by an increase of 10% in average revenue per handset sold, primarily reflecting the sale of more expensive handsets with expanded capabilities, including smartphones and premium handsets.

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

Key components of the overall increases in system operations expenses were as follows:

•
Maintenance, utility and cell site expenses increased $14.4 million, or 5%, in 2009 and $24.6 million, or 9% in 2008, driven primarily by increases in the number of cell sites within U.S. Cellular's network. The number of cell sites totaled 7,279 in 2009, 6,877 in 2008 and 6,383 in 2007, as U.S. Cellular continued to grow by expanding and enhancing coverage in its existing markets. In 2008 and 2007, growth also included acquisitions of existing wireless operations. The increase in 2009 and 2008 also was due to an increase in software maintenance costs to support rapidly growing data needs.

•
Expenses incurred when U.S. Cellular's customers used other carriers' networks while roaming increased $4.3 million, or 2%, in 2009 and $28.0 million, or 17%, in 2008. The increase in 2009 was due primarily to higher data usage. The increase in 2008 was due to an increase in roaming minutes of use driven by customer migration to national and wide area plans.

•
In 2009, the cost of network usage on U.S. Cellular's systems decreased $6.1 million, or 2%, due primarily to reduced interconnection costs, which reflected a change in estimate during the fourth quarter (as disclosed in Note (4) to the Consolidated Quarterly Information (Unaudited) below), partially offset by an increase in data usage. In 2008, cost of network usage increased $14.4 million, or 5%, as voice and data usage on U.S. Cellular's systems increased driven primarily by continued migration to voice plans with a larger number of packaged minutes, text messaging plans, and other data offerings. In both years, data network and developer costs also increased due to the increase in data usage.

U.S. Cellular expects total system operations expenses to increase in the foreseeable future, driven by the following factors:

•
Increases in the number of cell sites and other network facilities within U.S. Cellular's systems as it continues to add capacity and enhance quality;

•
Continued expansion of 3G services to additional markets; and

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
Increases in total customer usage, driven by text messaging and other data usage, both on U.S. Cellular's network and by U.S. Cellular's customers on other carriers' networks when roaming.

Cost of equipment sold

Cost of equipment sold remained relatively flat in 2009 compared to 2008. A reduction in the average cost per handset sold, reflecting lower overall purchase costs, was offset by an increase in the total number of handsets sold. Cost of equipment sold increased in 2008 due primarily to a 13% increase in the average cost per handset sold as a result of sales of more expensive handsets with expanded capabilities, including smartphones and premium handsets.

U.S. Cellular expects loss on equipment, defined as equipment sales revenues less cost of equipment sold, to increase in the foreseeable future as wireless carriers continue to use handset availability and pricing as a means of competitive differentiation. New handsets with expanded capabilities, particularly smartphones and premium handsets, generally have higher purchase costs for carriers which, due to competitive market conditions, generally cannot be recovered through proportionately higher selling prices to customers.

Selling, general and administrative expenses

Selling, general and administrative expenses include salaries, commissions and expenses of field sales and retail personnel and facilities; telesales department salaries and expenses; agent commissions and related expenses; corporate marketing and merchandise management; and advertising. Selling, general and administrative expenses also include bad debts expense, costs of operating customer care centers and corporate expenses.

Key components of the net increases in Selling, general and administrative expenses were as follows:

2009—

•
General and administrative expenses increased $57.4 million, or 7%, due primarily to higher bad debts expense as a result of higher bad debt write-offs and a change in estimate during the fourth quarter (as disclosed in Note (4) to the Consolidated Quarterly Information (Unaudited) below); higher employee related expenses; costs of the Battery Swap program; and investments in multi-year initiatives as described in the Overview section. Partially offsetting these and other increases were lower USF contributions (most of the USF contribution expenses are offset by revenues for amounts passed through to customers).

•
Advertising expenses decreased $18.3 million, or 7%. Advertising expenses in 2008 included expenditures related to the launch in June 2008 of a new branding campaign, Believe in Something Better®.

•
Other selling and marketing expenses increased $8.6 million, or 2%, reflecting higher commissions due to a greater number of retail sales and renewals.

2008—

•
General and administrative expenses increased $63.3 million, or 8%, due to increases in employee related expenses; increases related to bad debts expense (reflecting both higher revenues and higher bad debts as a percent of revenues); and increases in USF contributions and other regulatory fees and taxes. Partially offsetting these expenses were decreases in consulting and outsourcing expenses and billing expenses.

•
Advertising expenses increased $47.3 million, or 21%, due primarily to an increase in media purchases, including expenditures related to the launch in June 2008 of a new branding campaign, Believe in Something Better®.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
Other selling and marketing expenses increased $31.9 million, or 6%, reflecting more retail sales associates, higher retail facilities expenses and higher commissions due to a greater number of retail sales and renewals.

U.S. Cellular expects Selling, general and administrative expenses to increase in the foreseeable future driven primarily by increases in expenses associated with acquiring, serving and retaining customers, as well as costs related to its multi-year initiatives discussed previously.

Depreciation, amortization and accretion

Depreciation, amortization and accretion decreased $6.3 million, or 1%, due primarily to fully depreciating Time Division Multiple Access ("TDMA") and analog network equipment in 2008, partially offset by accelerating depreciation of certain cell site and switch equipment in 2009. U.S. Cellular discontinued its TDMA-based service in 2009; in connection with such discontinuance, property, plant and equipment in service and accumulated depreciation of $452.0 million were eliminated from the Consolidated Balance Sheet.

See "Financial Resources" and "Liquidity and Capital Resources" for a discussion of U.S. Cellular's capital expenditures.

Loss on impairment of intangible assets

U.S. Cellular recognized impairment losses on licenses of $14.0 million and $386.7 million in 2009 and 2008, respectively. The impairment losses on licenses in 2009 were as a result of the annual impairment assessment of licenses and goodwill performed during the fourth quarter of 2009. The 2008 impairment loss was attributable to the deterioration in the credit and financial markets and the accelerated decline in the overall economy in the fourth quarter of 2008. These factors impacted U.S. Cellular's calculation of the estimated fair value of licenses in the fourth quarter of 2008 through the use of a higher discount rate when projecting future cash flows and lower than previously projected earnings in the wireless industry.

In 2007, $20.8 million of the impairment loss was recognized in conjunction with the exchange of personal communication licenses with Sprint Nextel. Of the remaining 2007 impairment loss, $2.1 million related to other licenses and $1.9 million related to impairments of customer lists.

See the section below entitled, "Application of Critical Accounting Policies and Estimates—Goodwill and Licenses" for a further discussion of the 2009 and 2008 licenses impairments.

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

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS—WIRELINE

TDS operates its wireline operations through TDS Telecom, a wholly owned subsidiary. The following table summarizes operating data for TDS Telecom's ILEC and CLEC operations:

As of December 31,	2009	2008	2007
ILEC
Equivalent access lines(1)	775,900	776,700	762,700
Physical access lines(2)	536,300	566,200	585,600
High-speed data customers	208,300	178,300	143,800
Managed IP stations	1,900	600	—
Long-distance customers	362,800	347,000	345,200
CLEC
Equivalent access lines(3)	355,900	393,000	435,000
High-speed data customers	36,900	40,800	43,900
Managed IP stations	12,000	2,100	—
Full-time equivalent TDS Telecom employees	2,547	2,703	2,703

(1)
In 2009 and 2008, TDS Telecom acquired 8,200 and 18,400 equivalent access lines, respectively, in ILEC acquisitions.

(2)
In 2009 and 2008, TDS Telecom acquired 6,300 and 14,600 physical access lines, respectively, in ILEC acquisitions.

(3)
The decline in 2009 and 2008 is primarily the result of a shift in marketing focus from residential and commercial customers to commercial customers.

TDS Telecom

Components of Operating Income

Year Ended December 31,	2009	Increase/ (Decrease)	Percentage Change	2008	Increase/ (Decrease)	Percentage Change	2007
	(Dollars in thousands)
Operating revenues
ILEC revenues	$599,527	$(11,507)	(2)%	$611,034	$(18,949)	(3)%	$629,983
CLEC revenues	199,375	(20,627)	(9)%	220,002	(16,527)	(7)%	236,529
Intra-company elimination	(9,050)	(2,296)	(34)%	(6,754)	(453)	(7)%	(6,301)

TDS Telecom operating revenues	789,852	(34,430)	(4)%	824,282	(35,929)	(4)%	860,211
Operating expenses
ILEC expenses	510,142	23,669	5%	486,473	(16,120)	(3)%	502,593
CLEC expenses	196,195	(6,124)	(3)%	202,319	(20,398)	(9)%	222,717
Intra-company elimination	(9,050)	(2,296)	(34)%	(6,754)	(453)	(7)%	(6,301)

TDS Telecom operating expenses	697,287	15,249	2%	682,038	(36,971)	(5)%	719,009

TDS Telecom operating income	$92,565	$(49,679)	(35)%	$142,244	$1,042	1%	$141,202

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

ILEC Operations

Components of Operating Income

Year Ended December 31,	2009	Increase/ (Decrease)	Percentage Change	2008	Increase/ (Decrease)	Percentage Change	2007
	(Dollars in thousands)
Operating revenues
Voice revenues	$187,223	$(16,149)	(8)%	$203,372	$(15,516)	(7)%	$218,888
Data revenues	103,682	13,623	15%	90,059	17,041	23%	73,018
Network access revenues	271,276	(7,208)	(3)%	278,484	(22,803)	(8)%	301,287
Miscellaneous revenues	37,346	(1,773)	(5)%	39,119	2,329	6%	36,790

Total operating revenues	599,527	(11,507)	(2)%	611,034	(18,949)	(3)%	629,983
Operating expenses
Cost of services and products (excluding depreciation, amortization and accretion reported below)	194,030	9,745	5%	184,285	(9,476)	(5)%	193,761
Selling, general and administrative expenses	171,250	4,463	3%	166,787	(8,605)	(5)%	175,392
Depreciation, amortization and accretion	142,913	7,978	6%	134,935	1,495	1%	133,440
Loss on asset disposals, net	1,949	1,483	>100%	466	466	N/M	—

Total operating expenses	510,142	23,669	5%	486,473	(16,120)	(3)%	502,593

Total operating income	$89,385	$(35,176)	(28)%	$124,561	$(2,829)	(2)%	$127,390

N/M—Percentage change not meaningful

Operating Revenues

Voice revenues (charges for the provision of local telephone exchange service and reselling long-distance service).

The decreases in Voice revenues in 2009 and 2008 were driven by successive declines in the average physical access lines served of 6% and 5%, which negatively impacted local service revenues by $10.6 million and $9.1 million, respectively. Second line disconnections accounted for 15% of the physical access line decline in 2009 and 28% in 2008 and in both years were significantly influenced by subscribers converting to digital subscriber line ("DSL") service. Additionally, local service and long-distance revenues decreased $9.9 million and $5.8 million in 2009 and 2008, respectively, due to discounts attributed to bundled offerings, which encourage customers to take multiple products such as local service, long-distance, advanced calling features and voice messaging services at a reduced price.

Acquisitions added $2.6 million and $1.3 million to Voice revenues in 2009 and 2008, respectively.

Data revenues (charges for providing Internet and other data related services).

The growth in Data revenues in 2009 and in 2008 was primarily due to the growth in average DSL customers which grew by 18% and 27% in 2009 and 2008, respectively. These additional customers resulted in increased revenues of $13.7 million in 2009 and $14.9 million in 2008. Customers converting to higher DSL speeds drove the average revenue per customer higher, increasing revenues, net of bundling discounts, by $0.9 million and $4.2 million in 2009 and 2008 respectively. Increase in usage of other data products increased revenues by $1.6 million in 2009 and $2.0 million in 2008. These increases were partially offset by decreases in dial-up Internet revenue of $4.0 million and $2.5 million in 2009 and 2008, respectively, due to lower average number of subscribers partially offset by higher rates.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Acquisitions added $1.4 million and $0.5 million to Data revenues in 2009 and 2008, respectively.

Network access revenues (compensation from other telecommunication carriers for carrying long-distance traffic on TDS Telecom's local telephone network and for local interconnection).

Network access revenues decreased $7.0 million in 2009 and $11.3 million in 2008 due to declines in intra-state minutes of use of 12% and 17%, respectively. A reduction in expenses recoverable through the interstate pools also reduced access revenues by $1.6 million in 2009 and $3.4 million in 2008. Revenues from special access circuits also declined $3.0 million in 2009 due to customers choosing lower cost alternatives. Lower interstate usage also lowered 2009 access revenues by $1.9 million. Partially offsetting the decline for 2009 was the settlement of the National Exchange Carrier Association's interstate revenue pool for the years 2003 through 2006, which contributed $1.7 million to the 2009 revenues. In addition, TDS Telecom's election in July of 2007 to exit certain national network access pools resulted in an additional $4.1 million reduction in access revenues in 2008. The decision to exit these pools correspondingly reduced operating expenses by $7.8 million in 2008, and resulted in a positive impact on operating income of $3.7 million in 2008.

Acquisitions added $5.3 million and $1.9 million to Access revenues in 2009 and 2008, respectively.

Miscellaneous revenues (charges for leasing, selling, installing and maintaining customer premise equipment, providing billing and collection services, and selling direct broadcast satellite service as well as other miscellaneous services).

Miscellaneous revenues are down primarily due to a decline in business systems sales. Acquisitions added $0.9 million and $0.5 million to Miscellaneous revenues in 2009 and 2008, respectively.

Operating Expenses

Cost of services and products

The increase in Cost of services and products in 2009 was primarily driven by the increased offering of incentives to attract new customers of $3.0 million and increased circuit bandwidth to support the growth in high-speed data products of $4.9 million. Higher employee related costs also contributed $1.4 million (including the impacts of severance and employee compensation modifications) to the increase. Cost of goods sold related to business systems sales decreased $1.6 million.

The reduction in cost of services and products expense in 2008 was primarily due to TDS Telecom's election to exit certain national network access pools in July 2007. As noted above under "Network access revenues," this decision decreased revenues by $4.1 million in 2008, while also reducing contributions to the pool by $7.8 million, resulting in a positive impact on operating income of $3.7 million. Additionally, the discontinuance of the accounting for regulatory enterprises prescribed by FASB Accounting Standards Codification 980 Regulated Operations ("FASB ASC 980") decreased costs by $1.0 million from 2007 to 2008. Under FASB ASC 980, telecommunications companies were required to recognize expenses associated with customer activation as incurred. Upon discontinuance of FASB ASC 980, costs associated with customer activation are required to be deferred and recognized over the estimated life of the subscriber.

Acquisitions added $3.5 million and $1.3 million to Cost of services and products in 2009 and 2008, respectively.

Selling, general and administrative expenses

The increase in Selling, general and administrative expenses in 2009 was primarily due to an increase in legal, sales and excise tax expenses arising from discrete matters totaling $3.1 million and severance of $1.8 million as a result of workforce reduction. Partially offsetting these charges were discrete events related to employee compensation modifications which reduced expenses $2.0 million. Also partially

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

offsetting these increases were decreases in property taxes of $1.6 million, as well as a reduction in bad debts expense of $1.1 million.

The decrease in 2008 was primarily related to a reduction in payroll related costs of $8.2 million as well as other cost reduction efforts of $3.6 million. Partially offsetting these decreases was an increase in bad debt expense of $3.2 million caused by the reclassification of bad debts expense from miscellaneous revenues (where it was shown as a reduction in revenues) to an increase in Selling, general and administrative expense, as a result of the discontinuance of the application of FASB ASC 980 in the third quarter of 2007.

Acquisitions added $2.8 million and $1.0 million to Selling, general and administrative expense in 2009 and 2008, respectively.

Depreciation, amortization and accretion expense

ILEC acquisitions increased depreciation, amortization and accretion expense $4.5 million and $1.6 million in 2009 and 2008, respectively.

CLEC Operations

Components of Operating Income

Year Ended December 31,	2009	Increase/ (Decrease)	Percentage Change	2008	Increase/ (Decrease)	Percentage Change	2007
	(Dollars in thousands)
Retail revenues	$178,611	$(18,286)	(9)%	$196,897	$(12,235)	(6)%	$209,132
Wholesale revenues	20,764	(2,341)	(10)%	23,105	(4,292)	(16)%	27,397

Total operating revenues	199,375	(20,627)	(9)%	220,002	(16,527)	(7)%	236,529
Cost of services and products (excluding depreciation, amortization and accretion reported below)	104,057	(5,400)	(5)%	109,457	(7,155)	(6)%	116,612
Selling, general and administrative expenses	67,283	(1,757)	(3)%	69,040	(13,043)	(16)%	82,083
Depreciation, amortization and accretion	24,403	972	4%	23,431	(591)	(2)%	24,022
Loss on asset disposals, net	452	61	16%	391	391	N/M	—

Total operating expenses	196,195	(6,124)	(3)%	202,319	(20,398)	(9)%	222,717

Total operating income	$3,180	$(14,503)	(82)%	$17,683	$3,871	28%	$13,812

N/M—Percentage change not meaningful

Prior
years amounts have been reclassified to conform to current year presentation.

Operating Revenues

Retail revenues (charges to CLEC customers for the provision of direct telecommunication services).

Average CLEC equivalent access lines in service decreased 10% in 2009 and 8% in 2008, which resulted in decreases in Retail revenues of $19.4 million and $15.4 million, respectively. Average residential equivalent access lines decreased 26% in 2009 and 21% in 2008 as the CLEC operation continues to implement its strategic shift towards serving primarily a commercial subscriber base. The average equivalent access lines related to commercial customers declined 4% and 1% for the same periods. Average revenue per subscriber increased in both 2009 and 2008 resulting in higher revenues of $1.1 million and $3.5 million, respectively.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Wholesale revenues (charges to other carriers for utilizing TDS Telecom's network infrastructure).

The decline in Wholesale revenues in 2009 was primarily driven by a 27% reduction in minutes of use partially offset by an increase in average rates resulting from a more favorable mixture of traffic carried. The decline in Wholesale revenues in 2008 was similarly driven by a 22% reduction in minutes of use.

Operating Expenses

Cost of services and products

Cost of services decreased by $7.0 million and $3.3 million in 2009 and 2008, respectively, primarily due to reductions in purchased network services, which have been driven by the decline in the residential customer base. The decrease in 2009 was partially offset by additional expenses of $1.6 million associated with the provisioning of managed Internet Protocol service to customers. Settlements with two inter-exchange carriers related to the pricing of certain services also reduced the cost of services in 2008 by $2.4 million. Additionally, lower circuit expenses primarily due to improvements made in the CLEC's network design decreased 2008 expenses by $1.1 million.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased in 2009 due primarily to decreased Universal Service Fund contribution expense of $1.3 million caused by the decreased customer base. Decreases in bad debts contributed an additional $0.6 million of cost reduction.

The decrease in 2008 was primarily due to cost containment efforts, primarily a reduction in payroll costs, which reduced expenses by $7.9 million in 2008. Also, residential advertising expense decreased $3.1 million as TDS Telecom realigned its expenditures to focus mainly on its commercial markets. In addition, a restructuring of commission compensation decreased expenses $2.0 million.

Depreciation, amortization and accretion

Depreciation, amortization and accretion expense increased $1.0 million during 2009 primarily due to accelerated depreciation expense on certain circuit equipment due to technological obsolescence.

INFLATION

Management believes that inflation affects TDS' business to no greater or lesser extent than the general economy.

RECENT ACCOUNTING PRONOUNCEMENTS

In general, recent accounting pronouncements did not have and are not expected to have a significant effect on TDS' financial condition and results of operations.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for information on recent accounting pronouncements.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL RESOURCES

TDS operates a capital- and marketing-intensive business. TDS utilizes cash from its operating activities, cash proceeds from divestitures and disposition of investments, short-term credit facilities, long-term debt financing and cash on hand to fund its acquisitions (including licenses), construction costs, operating expenses and share repurchases. Cash flows may fluctuate from quarter to quarter and year to year due to seasonality, the timing of acquisitions, capital expenditures and other factors. The table below and the following discussion in this Financial Resources section summarize TDS' cash flow activities in 2009, 2008 and 2007.

	2009	2008	2007
	(Dollars in thousands)
Cash flows from (used in)
Operating activities	$1,102,594	$848,892	$941,032
Investing activities	(781,446)	(902,752)	(627,855)
Financing activities	(427,465)	(343,277)	(152,056)

Net increase (decrease) in cash and cash equivalents	$(106,317)	$(397,137)	$161,121

Cash Flows From Operating Activities

The following table presents operating income before certain non-cash items and is included for purposes of analyzing changes in cash flows from operating activities:

	2009	2008	2007
	(Dollars in thousands)
Operating income	$407,806	$128,154	$527,898
Non-cash items
Depreciation, amortization and accretion	749,970	750,077	748,136
Loss on impairment of intangible assets	14,000	414,376	24,923
Loss on asset disposals, net	17,765	24,296	34,016

Operating income before certain non-cash items(1)	$1,189,541	$1,316,903	$1,334,973

(1)
Operating income before certain non-cash items is a segment measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. TDS believes this measure provides useful information to investors regarding TDS' financial condition and results of operations because it highlights certain key cash and non-cash items and their impacts on cash flows from operating activities. See Note 19—Business Segment Information in the Notes to Consolidated Financial Statements. This amount may also be commonly referred to by management as operating cash flow.

Cash flows from operating activities in 2009 were $1,102.6 million, an increase of $253.7 million from 2008. Significant changes included the following:

•
Operating cash flow, as shown in the table above, decreased by $127.4 million.

•
A $417.0 million decrease in income tax payments. Income tax payments, net of refunds, were $53.0 million and $470.0 million in 2009 and 2008, respectively. Income tax payments were higher in 2008 compared to 2009 primarily due to tax gains realized on the disposition of Deutsche Telekom marketable equity securities and related variable prepaid forward contracts during 2008; as well as a year-over-year decrease in forecasted income and an overpayment of income taxes in 2008.

•
In 2009, a $38.0 million deposit was paid to the Internal Revenue Service (IRS) to eliminate any potential interest due to the IRS subsequent to the date of the deposit. The deposit was recorded in Change in other assets and liabilities in the Consolidated Statement of Cash Flows in 2009. See Note 4—Income Taxes for additional information.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Cash flows from operating activities in 2008 were $848.9 million, a decrease of $92.1 million from 2007. Significant changes included the following:

•
A $160.3 million decrease in interest and dividend income offset by a $70.8 million decrease in interest expense. See "Results of Operations—Consolidated" for an explanation of these changes;

•
A $30.9 million decrease in income tax payments. Income tax payments in 2008 and 2007 were $470.0 million and $500.9 million, respectively. The decrease in income tax payments during 2008 was primarily attributable to the timing of the disposition of marketable equity securities and the settlement of variable prepaid forward contracts during 2008 relative to 2007; and

•
A $31.0 million decrease in the net cash flow related to Changes in assets and liabilities from operations other than accrued taxes. Such changes in assets and liabilities required cash of $96.1 million in 2008 and $65.1 million in 2007. The most significant change related to inventory which required $17.1 million in 2008 and provided $16.8 million in 2007. The change was attributable to more handsets on hand at December 31, 2008 relative to December 31, 2007, partially as a result of additional retail stores that commenced operations during 2008.

Cash Flows From Investing Activities

TDS makes substantial investments to acquire wireless licenses and properties and to construct, operate and upgrade modern high-quality communications networks and facilities as a basis for creating long-term value for shareholders. In recent years, rapid changes in technology and new opportunities have required substantial investments in potentially revenue-enhancing and cost-reducing upgrades to TDS' networks.

Cash used for property, plant and equipment and system development expenditures totaled $671.2 million in 2009, $734.9 million in 2008 and $699.6 million in 2007. These expenditures were made to provide for customer and usage growth, to upgrade service and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services.

•
U.S. Cellular's capital expenditures totaled $546.8 million in 2009, $585.6 million in 2008 and $565.5 million in 2007 representing expenditures to construct cell sites, increase capacity in existing cell sites and switches, upgrade technology including the overlay of 3G technology in certain markets, develop new and enhance existing office systems, and construct new and remodel existing retail stores.

•
TDS Telecom's capital expenditures for its ILEC operations totaled $98.3 million in 2009, $120.9 million in 2008 and $111.8 million in 2007 representing expenditures to upgrade plant and equipment to provide enhanced services. TDS Telecom's capital expenditures for its CLEC operations totaled $22.2 million in 2009, $19.8 million in 2008 and $16.4 million in 2007 for switching and other network facilities; and

•
Corporate and other capital expenditures totaled $3.9 million in 2009, $8.6 million in 2008 and $5.9 in 2007.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Acquisitions required cash payments of $29.3 million in 2009, $389.2 million in 2008 and $23.8 million in 2007, respectively, as summarized below:

Cash Payment for Acquisitions(1)	2009	2008	2007
	(Dollars in millions)
Auction 73 licenses(2)	$—	$300.5	$—
All other U.S. Cellular licenses	15.8	32.3	3.2
TDS Telecom ILEC business acquisitions	13.2	47.4	—
U.S. Cellular business acquisitions(3)	—	8.9	18.3
Other	0.3	0.1	2.3

Total	$29.3	$389.2	$23.8

(1)
Cash amounts paid for the acquisitions may differ from the purchase price due to cash acquired in the transactions and working capital adjustments as of December 31 of the respective year.

(2)
King Street Wireless L.P., an entity in which a subsidiary of U.S. Cellular is a limited partner with a 90% partnership interest, made these payments. U.S. Cellular loaned these funds to the partnership and the general partner and made direct capital investments to fund the auction payment.

(3)
For purposes of presentation in this table, this line item includes the purchase of an entire business or the purchase of additional interests in entities already partially owned by U.S. Cellular.

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

TDS realized cash proceeds of $92.0 million in 2007 related to the sale of VeriSign Inc. Common Shares, a portion of Deutsche Telekom Ordinary Shares and Vodafone American Depository Receipts ("ADRs") in conjunction with the settlements of variable prepaid forward contracts related to such shares. TDS settled these variable prepaid forward contracts through the delivery of a substantial majority of the VeriSign, Deutsche Telekom and Vodafone shares subject to such forward contracts, and then sold the remaining shares subject to these same contracts.

See Note 10—Marketable Equity Securities and Variable Prepaid Forward Contracts in the Notes to Consolidated Financial Statements for additional details on 2008 and 2007 marketable equity securities transactions and variable prepaid forward contract settlements.

TDS invested $109.2 million and $27.4 million in certificates of deposit in 2009 and 2008. No certificates of deposit were purchased in 2007. Cash proceeds of $23.7 million were received in 2009 from redemption of certain certificates of deposit.

Cash Flows From Financing Activities

Cash flows from financing activities primarily reflect issuances and repayments on revolving credit facilities, proceeds from issuance of long-term debt, cash used for repayments of long-term debt, distributions to noncontrolling interests, repurchases of TDS and U.S. Cellular shares, and cash proceeds from reissuance of common shares pursuant to stock-based compensation plans. TDS has used short-term debt to finance acquisitions, to repurchase shares and for other general corporate purposes. Cash flows from operating activities, proceeds from settlements of variable prepaid forward contracts and, from time to time, the sale of non-strategic wireless and other investments have been used to reduce debt.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

TDS' payment to settle the debt portion of certain variable prepaid forward contracts related to Deutsche Telekom Ordinary Shares totaled $47.4 million in 2008. All variable prepaid forward contracts were settled in 2008, and TDS did not settle any variable prepaid forward contracts by payment of cash in 2007.

There were no short-term borrowings or repayments during 2009. Borrowings under revolving credit facilities primarily to fund capital expenditures and licenses totaled $100.0 million in 2008 and $25.0 million in 2007, while repayments under the revolving credit facilities totaled $100.0 million in 2008 and $60.0 million in 2007.

In 2009, U.S. Cellular redeemed its outstanding 8.75% senior notes for their principal amount of $130.0 million and retired its 9% installment notes payable in the amount of $10.0 million. There were no redemptions of long-term debt in 2008 or 2007.

The re-issuance of TDS and U.S. Cellular treasury shares in connection with employee benefits plans, net of tax payments made on behalf of stock award holders, provided $0.7 million in 2009, required $0.9 million in 2008 and provided $123.7 million in 2007. In certain situations, TDS and U.S. Cellular withhold shares that are issuable upon the exercise of stock options or the vesting of restricted shares to cover, and with a value equivalent to, the exercise price and/or the amount of taxes required to be withheld from the stock award holder at the time of the exercise or vesting. TDS and U.S. Cellular then pay the amount of the required tax withholdings to the taxing authorities in cash.

In 2009, TDS repurchased Special Common Shares and Common Shares for $176.6 million. In 2008, TDS repurchased Special Common Shares and Common Shares for $199.6 million. A total of $197.7 million was paid in cash before December 31, 2008 and $1.9 million was paid in January 2009. In 2007, TDS repurchased Special Common Shares for $126.7 million.

In 2009, U.S. Cellular repurchased Common Shares at an aggregate cost of $33.6 million. In 2008, U.S. Cellular repurchased Common Shares at an aggregate cost of $32.9 million. U.S. Cellular also received $4.6 million in 2008 from an investment banking firm for the final settlement of Accelerated Share Repurchases ("ASR") made in 2007. In 2007, U.S. Cellular purchased Common Shares for $87.9 million from an investment banking firm in connection with three ASR programs. As discussed above, in 2008, U.S. Cellular received $4.6 million from the investment banking firm in final settlement of the ASR programs; thus, the net cost of Common Shares purchased pursuant to such programs was $83.3 million. See Note 17—Common Stockholders' Equity in the Notes to Consolidated Financial Statements for additional information related to these transactions.

LIQUIDITY AND CAPITAL RESOURCES

TDS believes that existing cash balances, expected cash flows from operating activities and funds available under its new revolving credit facilities provide substantial liquidity and financial flexibility for TDS to meet its normal financing needs (including working capital, construction and development expenditures and share repurchases under approved programs) for the foreseeable future. In addition, TDS and its subsidiaries may have access to public and private capital markets to help meet their financing needs.

Consumer spending significantly impacts TDS' operations and performance. Factors that influence levels of consumer spending include: unemployment rates, increases in fuel and other energy costs, conditions in residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors. Changes in these and other economic factors could have a material adverse effect on demand for TDS' products and services and on TDS' financial condition and results of operations.

TDS cannot provide assurances that circumstances that could have a material adverse affect on its liquidity or capital resources will not occur. Economic conditions, changes in financial markets or other factors could restrict its liquidity and availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development, acquisition or share repurchase

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

programs. Such reductions could have a material adverse effect on TDS' business, financial condition or results of operations.

Cash and Cash Equivalents

At December 31, 2009, TDS had $671.0 million in cash and cash equivalents, which include cash and short-term, highly liquid investments with original maturities of three months or less. The primary objective of TDS' cash and cash equivalents investment activities is to preserve principal. At December 31, 2009, TDS invested substantially all of its cash balances in money market funds that invested exclusively in short-term U.S. Treasury securities or repurchase agreements backed by U.S. Treasury securities. TDS monitors the financial viability of the money market funds in which it invests and believes that the credit risk associated with these investments is low.

Short-Term Investments

As of December 31, 2009 and 2008, TDS held certificates of deposit totaling $113.3 million and $27.7 million, respectively, which were included in Short-term investments in the Consolidated Balance Sheet. At December 31, 2009, these certificates of deposit had original maturities of between 120 days and one year on the dates TDS acquired these certificates of deposit and earn interest at annual rates between 0.50% and 1.75%.

Revolving Credit Facilities

TDS and U.S. Cellular have revolving credit facilities available for general corporate purposes. On June 30, 2009, TDS entered into a new $400 million revolving credit agreement with certain lenders and other parties and U.S. Cellular entered into a new $300 million revolving credit agreement with certain lenders and other parties. At December 31, 2009, there were no outstanding borrowings and $3.4 million of outstanding letters of credit, leaving $396.6 million available for use under the TDS revolving credit facility, and there were no outstanding borrowings and $0.2 million of outstanding letters of credit, leaving $299.8 million available for use under the U.S. Cellular revolving credit facility. In connection with U.S. Cellular's new revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated June 30, 2009 together with the administrative agent for the lenders under U.S. Cellular's new revolving credit facility. At December 31, 2009, no U.S. Cellular debt was subordinated pursuant to this subordination agreement. See Note 14—Debt in the Notes to Consolidated Financial Statements for the details of these revolving credit facilities and the subordination agreement.

TDS' and U.S. Cellular's interest cost on their new revolving credit facilities is subject to increase if their current credit ratings from Standard & Poor's Rating Services, Moody's Investors Service and/or Fitch Ratings are lowered and is subject to decrease if the ratings are raised. The new credit facilities would not cease to be available nor would the maturity date accelerate solely as a result of a downgrade in TDS' or U.S. Cellular's credit rating. However, a downgrade in TDS' or U.S. Cellular's credit rating could adversely affect their ability to renew the new credit facilities or obtain access to other credit facilities in the future.

TDS' and U.S. Cellular's credit ratings as of December 31, 2009, and the dates that such ratings were issued/re-affirmed were as follows:

Moody's (re-affirmed September 21, 2009)	Baa2	—stable outlook
Standard & Poor's (re-affirmed September 18, 2009)	BBB-	—positive outlook
Fitch Ratings (issued August 20, 2009)	BBB+	—negative outlook

The continued availability of the new revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. TDS and U.S. Cellular believe

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

they were in compliance as of December 31, 2009 with all covenants and requirements set forth in their new revolving credit facilities.

Long-Term Financing

TDS and its subsidiaries' long-term debt and indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in TDS' credit rating. However, a downgrade in TDS' credit rating could adversely affect its ability to obtain long-term debt financing in the future. TDS believes it and its subsidiaries were in compliance as of December 31, 2009 with all covenants and other requirements set forth in long-term debt indentures. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

The long-term debt principal payments due for the next five years represent less than 1% of the total long-term debt obligation at December 31, 2009. Refer to the section Market Risk—Long-Term Debt for additional information regarding required principal payments and the weighted average interest rates related to TDS' long-term debt.

TDS, at its discretion, may from time to time seek to retire or purchase its outstanding debt through cash purchases and/or exchanges for other securities, in open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

In December 2009, U.S. Cellular redeemed in whole its $130.0 million senior notes which carried an interest rate of 8.75%. These notes were scheduled to mature in 2032.

Capital Expenditures

U.S. Cellular's capital expenditures for 2010 are expected to be approximately $600 million. These expenditures are expected to be for the following general purposes:

•
Expand and enhance U.S. Cellular's coverage in its service areas;

•
Provide additional capacity to accommodate increased network usage by current customers;

•
Overlay 3G technology in certain markets;

•
Enhance U.S. Cellular's retail store network;

•
Develop and enhance office systems; and

•
Develop new billing and other customer management related systems and platforms.

TDS Telecom's anticipated capital expenditures for 2010 are expected to be approximately $140 million to upgrade plant and equipment to provide enhanced services.

TDS plans to finance its construction program for 2010 using cash flows from operating activities, existing cash balances, and, if necessary, short-term debt.

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

Acquisitions, Divestitures and Exchanges

TDS assesses its existing wireless and wireline interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on investment. As part of this strategy, TDS reviews attractive opportunities to acquire additional wireless operating markets, telecommunications companies, wireless spectrum and related service businesses. In addition, TDS may seek to divest outright or include in exchanges for other wireless interests those wireless interests that are not strategic to its long-term success. TDS also from time to time may be engaged in negotiations relating to the acquisition, divestiture or exchange of companies, strategic properties or wireless spectrum. In general, TDS may not disclose such transactions until there is a definitive agreement. See Note 8—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for details on significant transactions in 2009, 2008 and 2007.

Variable Interest Entities

TDS consolidates certain entities because they are "variable interest entities" under accounting principles generally accepted in the United States of America ("GAAP"). See Note 6—Variable Interest Entities in the Notes to Consolidated Financial Statements for the details of these variable interest entities. TDS may elect to make additional capital contributions and/or advances to these variable interest entities in future periods in order to fund their operations.

Share Repurchase Programs

TDS and U.S. Cellular have repurchased and expect to continue to repurchase their Special Common Shares (TDS only) and Common Shares, subject to repurchase programs. For additional information related to the current TDS and U.S. Cellular repurchase authorizations and repurchases made during 2009, 2008 and 2007, see Note 17—Common Stockholders Equity in the Notes to Consolidated Financial Statements.

Contractual and Other Obligations

At December 31, 2009, the resources required for contractual obligations were as follows:

	Payments Due by Period
	Total	Less than 1 Year	2 - 3 Years	4 - 5 Years	More than 5 Years
	(Dollars in millions)
Long-term debt obligations(1)	$1,501.2	$2.2	$5.9	$0.1	$1,493.0
Interest payments on long-term debt obligations	2,967.1	107.3	214.5	213.9	2,431.4
Operating leases(2)	1,100.2	148.0	237.2	148.9	566.1
Capital leases	9.6	0.8	1.5	1.1	6.2
Purchase obligations(3)	777.8	451.8	206.8	79.4	39.8

	$6,355.9	$710.1	$665.9	$443.4	$4,536.5

(1)
Includes current and long-term portions of debt obligations. The total long-term debt obligation differs from Long-term debt on the Consolidated Balance Sheet due to the $10.8 million unamortized discount related to U.S. Cellular's 6.7% senior notes and capital leases. See Note 14—Debt in the Notes to Consolidated Financial Statements.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

(2)
Represents the amounts due under non-cancellable long-term operating leases for the periods specified. See Note 16—Commitments and Contingencies in the Notes to Consolidated Financial Statements.

(3)
Includes obligations payable under non-cancellable contracts, commitments for network facilities and services, agreements for software licensing and long-term marketing programs.

The table above does not include any liabilities related to "unrecognized tax benefits" as defined by GAAP because TDS is unable to predict the period of settlement of such liabilities. Such unrecognized tax benefits were $45.0 million at December 31, 2009. See Note 4—Income Taxes in the Notes to Consolidated Financial Statements for additional information on unrecognized tax benefits.

Off-Balance Sheet Arrangements

TDS has no transactions, agreements or other contractual arrangements with unconsolidated entities involving "off-balance sheet arrangements," as defined by Securities and Exchange Commission rules, that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Insurance

TDS has several commercial property and casualty insurance policies with a variety of subsidiary companies of American International Group, Inc. ("AIG"). These companies operate under the insurance regulations of various states including New York, Pennsylvania and Delaware. TDS has inquired into the ability of these AIG companies to meet their obligations in the event of a claim against these policies and has received assurance from AIG and TDS' insurance brokers that the companies remain able to meet these obligations. State insurance regulators and the rating agencies have issued press releases indicating the same. TDS did not have any significant property and casualty claims outstanding with these companies as of December 31, 2009. TDS continues to monitor the financial condition of these and other insurance providers.

Dividends

TDS paid quarterly dividends per share of $0.1075 in 2009, $0.1025 in 2008 and $0.0975 in 2007. TDS increased the dividend per share to $0.1125 in the first quarter of 2010. TDS has no current plans to change its policy of paying dividends.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

TDS prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). TDS' significant accounting policies are discussed in detail in Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements.

Management believes the application of the following critical accounting policies and the estimates required by such application reflect its most significant judgments and estimates used in the preparation of TDS' consolidated financial statements. Management has discussed the development and selection of each of the following accounting policies and related estimates and disclosures with the Audit Committee of TDS' Board of Directors.

Goodwill and Licenses

As of December 31, 2009, the carrying values of TDS' goodwill and licenses were $707.8 million and $1,443.0 million, respectively. Licenses include those won by Carroll Wireless, Barat Wireless, King Street Wireless and Aquinas Wireless in various FCC auctions, as discussed in Note 6—Variable Interest Entities in the Notes to Consolidated Financial Statements.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

See Note 9—Licenses and Goodwill in the Notes to Consolidated Financial Statements for additional information related to goodwill and licenses activity in 2009 and 2008.

Goodwill and licenses must be assessed for impairment annually or more frequently if events or changes in circumstances indicate that such assets might be impaired.

The impairment test for goodwill is a two-step process. The first step compares the fair value of the reporting unit as identified to its carrying value. If the carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. To calculate the implied fair value of goodwill in this second step, an enterprise allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit represents the implied fair value of goodwill. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized for that difference.

The impairment test for an intangible asset other than goodwill consists of comparing the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference.

Quoted market prices in active markets are the best evidence of fair value of an asset or reporting unit and are used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. Other valuation techniques include present value analysis, multiples of earnings or revenues, or similar performance measures. The use of these techniques involves assumptions by management about factors that are uncertain including future cash flows, the appropriate discount rate and other inputs. Different assumptions for these inputs could create materially different results.

As discussed below, TDS completed its required annual impairment assessment of goodwill and licenses for 2009 as of November 1. In connection with that assessment, TDS determined that no impairment existed related to goodwill, and recognized an impairment loss in the amount of $14.0 million related to licenses. There can be no assurance that upon review at a later date material impairment charges will not be required.

Historically, TDS completed the required annual impairment assessment of its licenses and goodwill in the second quarter of each year. Effective April 1, 2009, TDS adopted a new accounting policy whereby its annual impairment review of goodwill and indefinite-lived intangible assets will be performed as of November 1 instead of the second quarter of each year, as discussed in Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements. Accordingly, TDS performed its annual impairment test for 2009 as of November 1, 2009 whereas its annual impairment test for 2008 was performed in the second quarter. In 2008, however, as a result of deterioration in the credit and financial markets and the accelerated decline in the overall economy in the fourth quarter of 2008, TDS performed another impairment assessment of licenses and goodwill as of December 31, 2008. Accordingly, the following discussion compares the impairment test as of November 1, 2009 to December 31, 2008.

Goodwill

U.S. Cellular

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a "reporting unit." For purposes of impairment testing of goodwill in 2009, U.S. Cellular identified five reporting units based on geographic service areas. There were no changes to U.S. Cellular's reporting units, the allocation of goodwill to U.S. Cellular's reporting units, or to U.S. Cellular's overall goodwill impairment testing

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

methodology between its two most recent impairment testing dates, November 1, 2009 and December 31, 2008.

A discounted cash flow approach was used to value each reporting unit, using value drivers and risks specific to the current industry and economic markets. The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the revenue growth rate, discount rate, and projected capital expenditures. These assumptions were as follows as of the two most recent impairment testing dates:

Key assumptions	November 1, 2009	December 31, 2008
Weighted-average expected revenue growth rate (next four years)	2.13%	2.69%
Weighted-average long-term and terminal revenue growth rate (after year four)	2.00%	2.00%
Discount rate	11.50%	10.50%
Average annual capital expenditures (millions)	$520	$556

The increase in the discount rate between December 31, 2008 and November 1, 2009 was primarily a result of the company-specific risk premium ("CSRP") applied to the cost of equity calculation. The selection of the higher CSRP was based on a variety of factors including the risks associated with the underlying projections relative to the market and the specific risk factors facing U.S. Cellular such as the highly concentrated and competitive nature of the market. U.S. Cellular believes a market participant would include this CSRP when estimating the discount rate.

As of November 1, 2009, the fair values of the reporting units exceeded their respective carrying values by amounts ranging from 41% to 101% of the respective carrying values. Therefore, no impairment of goodwill existed. Given that the fair values of the respective reporting units significantly exceeded their respective carrying values, the terminal growth rate assumptions would need to decrease to negative amounts, ranging from negative 24% to negative 135%, in order to yield estimated fair values equal to the carrying values of the respective reporting units at November 1, 2009.

The carrying value of each U.S. Cellular reporting unit as of December 31, 2009 was as follows:

Reporting unit	Carrying value
(Dollars in millions)
Central Region	$1,094
Mid-Atlantic Region	677
New England Region	222
New York Region	126
Northwest Region	318

Total	$2,437

TDS Telecom

TDS Telecom has three reporting units: ILEC and CLEC (Metrocom and Metrocom Minnesota). The CLEC reporting units do not have any goodwill allocated to them due to a write-off of all remaining goodwill in 2004. TDS Telecom's ILEC reporting unit has recorded goodwill primarily as a result of the acquisition of operating telephone companies. There were no changes to TDS Telecom's reporting units, the allocation of goodwill to TDS Telecom's ILEC reporting unit, or to TDS Telecom's overall goodwill impairment testing assumptions or methodology during 2009 or 2008.

For the purposes of impairment testing, the publicly-traded guideline company method and the recent transaction method were utilized. The publicly-traded guideline company method develops an indication

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

of fair value by calculating average market pricing multiples for selected publicly-traded companies using multiples of revenue, EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDA less capital expenditures, and access lines. The recent transaction method calculates market pricing multiples based upon recent acquisitions of similar businesses. In both methods, the developed multiples were applied to the appropriate financial measure of TDS Telecom's ILEC reporting unit to determine the reporting unit's fair value. Given the nature of this methodology, no specific consideration of the economic environment was considered since those factors would be implicit in the multiples used. As of November 1, 2009, the fair value of TDS Telecom's ILEC reporting unit exceeded its carrying value by 41%.

Licenses

U.S. Cellular tests licenses for impairment at the level of reporting referred to as a "unit of accounting." For purposes of its impairment testing of licenses as of December 31, 2008 and November 1, 2009, U.S. Cellular separated its FCC licenses into eighteen units of accounting based on geographic service areas. Thirteen of these eighteen units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing.

Developed operating market licenses ("built licenses")

As indicated in Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements—Goodwill and Licenses Impairment Assessment, in 2009 U.S. Cellular changed its method of estimating the fair value of built licenses for purposes of impairment testing from the multiple period excess cash flow method ("MPECF method") to the build-out method. U.S. Cellular elected to make this change as the build-out method is a more widely used and accepted valuation method in estimating the fair value of licenses for purposes of impairment testing in the wireless industry. U.S. Cellular does not believe the build-out method yields a significantly different estimate of the fair value of licenses than the MPECF method.

Significant assumptions within the build-out method include the hypothetical build-out period, discount rate, long-term EBITDA margin, penetration rate, revenue growth rate, new subscriber costs, and capital expenditure and maintenance requirements. The penetration rate, revenue growth rate, new subscriber costs, and capital expenditure and maintenance requirements varied among the different units of accounting and between years within the forecast periods. The following key assumptions were applied consistently across all units of accounting for purposes of the November 1, 2009 licenses impairment assessment:

Key assumptions
Build-out period	7 years
Discount rate	10.0%
Long-term EBITDA margin	32.7%

The discount rate used in the license valuation is less than the discount rate used in the valuation of reporting units for purposes of goodwill impairment testing due to reduced risk. Specifically, from a market participant perspective, the risks inherent in owning a specific wireless license are less than those associated with owning and operating an entire wireless business.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The discount rate is the most significant assumption in both the MPECF method and the build-out method. The discount rate is estimated based on the overall risk-free interest rate adjusted for industry participant information, such as a typical capital structure (i.e., debt-equity ratio), the after-tax cost of debt and the cost of equity. The cost of equity takes into consideration the average risk specific to individual market participants and the specific risk to U.S. Cellular. The discount rates used for the licenses impairment tests at December 31, 2008 (under the MPECF method) and November 1, 2009 (under the build-out method) were 9.5% and 10.0%, respectively. The increase in the discount rate between these two dates was primarily a result of the company-specific risk premium ("CSRP") applied to the cost of equity calculation. The selection of the higher CSRP was based on a variety of specific risk factors facing U.S. Cellular including the risks associated with the underlying projections relative to the market, and the highly concentrated and competitive nature of the market.

The results of the licenses impairment test at November 1, 2009 resulted in the recognition of a loss on impairment of $14.0 million. If the discount rate had increased by 1.0% to 11.0%, the impairment loss would have increased by $657 million; if the discount rate had decreased by 1.0% to 9.0%, no impairment loss would have been recognized.

Non-operating market licenses ("unbuilt licenses")

For purposes of performing impairment testing of unbuilt licenses, U.S. Cellular prepares estimates of fair value by reference to prices paid in recent auctions and market transactions where available. If such information is not available, the fair value of the unbuilt licenses is assumed to have changed by the same percentage, and in the same direction, that the fair value of built licenses measured using the build-out method changed during the period. None of the $14.0 million total impairment loss recognized as a result of the November 1, 2009 licenses impairment test related to unbuilt licenses.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Carrying Value of Licenses

The carrying value of licenses at December 31, 2009 was as follows:

Unit of accounting	Carrying value
(Dollars in millions)
U.S. Cellular—Operating markets (5 units of accounting)
Central Region	$623
Mid-Atlantic Region	197
New England Region	80
Northwest Region	57
New York Region	1
U.S. Cellular—Non-operating markets (13 units of accounting)
Central (3 states)	103
South Central (3 states)	5
North Central (3 states)	27
Southwest Central I (3 states)	8
Southwest Central II (4 states)	24
Northwest Central I (5 states)	14
Northwest Central II (5 states)	151
Mid-Atlantic I (3 states)	35
Mid-Atlantic II (7 states)	37
Mississippi Valley (14 states)	44
Northeast (4 states)	24
North Northwest (2 states)	4
South Northwest (2 states)	6

Total	$1,440

TDS Telecom	3

Total	$1,443

Due to the recently recorded impairment charges, $57 million of these licenses were recorded at fair value as of December 31, 2009. In addition, licenses with an aggregate carrying value of $1,105 million were in units of accounting where the fair value exceeded the carrying value by amounts less than 10% of the carrying value. Therefore, TDS believes that there is an increased likelihood that any declines in the fair value of such licenses in future periods would result in the recognition of impairment losses on such licenses in future periods, and any such impairment losses would have a negative impact on future results of operations. The impairment losses on licenses are not expected to have a future impact on liquidity. TDS is unable to predict the amount, if any, of future impairment losses attributable to licenses. Further, historical operating results, particularly amounts related to impairment losses, are not indicative of future operating results.

Property, Plant and Equipment—Depreciation

U.S. Cellular and TDS Telecom each provide for depreciation using the straight-line method over the estimated useful lives of the assets. Prior to the third quarter of 2007, TDS Telecom's ILEC operations followed accounting for regulated enterprises providing for depreciation according to depreciable rates approved by state public utility commissions. In 2007, management determined that it was no longer appropriate to continue the application of this accounting for reporting its financial results. See Note 5—Extraordinary Item in the Notes to Consolidated Financial Statements for additional details. TDS depreciates its leasehold improvement assets associated with leased properties over periods ranging

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

from one to thirty years, which approximates the shorter of the assets' economic lives or the specific lease terms.

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

U.S. Cellular and TDS Telecom did not materially change the useful lives of their property, plant and equipment in 2009, 2008 or 2007.

Income Taxes

The amounts of income tax assets and liabilities, the related income tax provision and the amount of unrecognized tax benefits are critical accounting estimates because such amounts are significant to TDS' financial condition and results of operations.

The preparation of the consolidated financial statements requires TDS to calculate a provision for income taxes. This process involves estimating the actual current income tax liability together with assessing temporary differences resulting from the different treatment of items for tax purposes, as well as estimating the impact of potential adjustments to tax returns filed and to be filed. These temporary differences result in deferred income tax assets and liabilities, which are included in the Consolidated Balance Sheet. TDS must then assess the likelihood that deferred income tax assets will be realized based on future taxable income and, to the extent management believes that realization is not likely, establish a valuation allowance. Management's judgment is required in determining the provision for income taxes, deferred income tax assets and liabilities and any valuation allowance that is established for deferred income tax assets.

TDS recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

See Note 4—Income Taxes in the Notes to Consolidated Financial Statements for details regarding TDS' income tax provision, deferred income taxes and liabilities, valuation allowances and unrecognized tax benefits, including information regarding estimates that impact income taxes.

Allowance for Doubtful Accounts

U.S. Cellular's accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular's wireless systems.

TDS Telecom's accounts receivable primarily consist of amounts owed by customers for services provided, by connecting companies for carrying interstate and intrastate long-distance traffic on its network and by interstate and intrastate revenue pools that distribute access charges.

The allowance for doubtful accounts is the best estimate of the amount of probable credit losses related to existing accounts receivable. The allowance is estimated based on historical experience and other factors that could affect collectability. Accounts receivable balances are reviewed on either an aggregate or individual basis for collectability depending on the type of receivable. When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts. TDS does not have any off-balance sheet credit exposure related to its customers. TDS will

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

continue to monitor its accounts receivable balances and related allowance for doubtful accounts on an ongoing basis to assess whether it has adequately provided for potentially uncollectible amounts.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for additional information regarding TDS' allowance for doubtful accounts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $13.8 million in 2009, $12.0 million in 2008 and $11.2 million in 2007.

On May 29, 2009, TDS repurchased 1,730,200 Special Common Shares at the then current market price on the New York Stock Exchange ("NYSE") for a total price of $48.2 million, or an average of $27.89 per Special Common Share including broker fees, from an affiliate of Southeastern Asset Management, Inc. ("SEAM"). In addition, on July 20, 2009, TDS repurchased 405,000 Special Common Shares from SEAM at a price below the then current market price on the NYSE for a total price of $10.5 million, or an average of $25.87 per Special Common Share including broker fees.

At the time, SEAM was a shareholder of more than 5% of TDS Special Common Shares and Common Shares, and currently continues to hold more than 5% of the Special Common Shares. See "Security Ownership by Certain Beneficial Owners" in TDS' Notice of Annual Meeting and Proxy Statement filed with the SEC on April 28, 2009 for further information about SEAM and its interest in TDS. These transactions were not solicited by TDS and TDS did not enter into any agreements with SEAM. The May 29, 2009 transaction was effected by TDS' broker pursuant to TDS' existing institutional brokerage account agreement on the NYSE in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The July 20, 2009 transaction was made by TDS' broker pursuant to an agreement entered into pursuant to Rule 10b5-1 under the Exchange Act and was effected on the NYSE in compliance with Rule 10b-18. The repurchases were made under TDS' share repurchase authorization that was effective at the time of such repurchases.

The Audit Committee of the Board of Directors is responsible for the review and evaluation of all related-party transactions, as such term is defined by the rules of the New York Stock Exchange.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

SAFE HARBOR CAUTIONARY STATEMENT

This Management's Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report contain statements that are not based on historical facts, including the words "believes," "anticipates," "intends," "expects" and similar words. These statements constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following risks:

•
Intense competition in the markets in which TDS operates could adversely affect TDS' revenues or increase its costs to compete.

•
A failure by TDS to successfully execute its business strategy or allocate resources or capital could have an adverse effect on TDS' business, financial condition or results of operations.

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

•
TDS currently receives a significant amount of roaming revenues from its wireless business. As a result of acquisitions by other companies in the wireless industry, TDS roaming revenues have declined significantly from amounts earned in certain prior years. Further industry consolidation and continued build outs by existing and new wireless carriers could cause roaming revenues to decline even more, which would have an adverse effect on TDS' business, financial condition and results of operations.

•
A failure by TDS to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on TDS' business and operations.

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

•
The completion of acquisitions by other companies has led to increased consolidation in the wireless telecommunications industry. TDS' lower scale relative to larger wireless carriers has in the past and could in the future prevent or delay its access to new products including handsets, new technology and/or new content and applications which could adversely affect TDS' ability to attract and retain

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  customers and, as a result, could adversely affect its business, financial condition or results of operations.

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

•
TDS could incur higher than anticipated intercarrier compensation costs.

•
TDS is subject to numerous surcharges and fees from federal, state and local governments, and the applicability and the amount of these fees are subject to great uncertainty.

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

•
TDS' investments in technologies which are unproven may not produce the benefits that TDS expects.

•
A failure by TDS to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network and support systems could have an adverse effect on its operations.

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

•
A failure by TDS to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, including breaches of network or information technology security, could have an adverse effect on TDS' business, financial condition or results of operations.

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

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
Identification of errors in financial information or disclosures could require amendments to or restatements of financial information or disclosures included in this or prior filings with the SEC.

•
Restatements of financial statements by TDS and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on TDS' business, financial condition or results of operations.

•
The existence of material weaknesses in the effectiveness of internal control over financial reporting could result in inaccurate financial statements or other disclosures or failure to prevent fraud, which could have an adverse effect on TDS' business, financial condition or results of operations.

•
Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities, claims, litigation or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS' financial condition or results of operations.

•
Early redemptions or repurchases of debt, issuances of debt, changes in operating leases, changes in purchase obligations or other factors or developments could cause the amounts reported under Contractual Obligations in TDS' Management's Discussion and Analysis of Financial Condition and Results of Operations to be different from the amounts actually incurred.

•
An increase in the amount of TDS' debt could subject TDS to higher interest costs and restrictions on its financing, investing and operating activities and could decrease its net income and cash flows.

•
Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events, could, among other things, impede TDS' access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on TDS' financial condition or results of operations.

•
Uncertainty of access to capital for telecommunications companies, deterioration in the capital markets, other changes in market conditions, changes in TDS' credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development or acquisition programs.

•
TDS' and U.S. Cellular's credit facilities and the indentures governing their senior notes include restrictive covenants that limit their operating flexibility and TDS and U.S. Cellular may be unable to service their debt or to refinance their indebtedness before maturity.

•
Changes in income tax rates, laws, regulations or rulings, or federal or state tax assessments, could have an adverse effect on TDS' financial condition or results of operations.

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

You are referred to a further discussion of these risks as set forth under "Risk Factors" in TDS' Annual Report on Form 10-K for the year ended December 31, 2009. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

MARKET RISK

Long-Term Debt

As of December 31, 2009, TDS' long-term debt was in the form of fixed-rate notes with original maturities ranging up to 40 years. Fluctuations in market interest rates can lead to significant fluctuations in the fair value of these fixed-rate notes.

The following table presents the scheduled principal payments on long-term debt and capital lease obligations, and the related weighted average interest rates by maturity dates at December 31, 2009:

	Principal Payments Due by Period
(Dollars in millions)	Long-Term Debt Obligations(1)	Weighted-Avg. Interest Rates on Long-Term Debt Obligations(2)
2010	$2.5	5.2%
2011	1.6	5.1%
2012	4.9	5.9%
2013	0.3	5.5%
2014	0.2	7.8%
After 5 years	1,496.7	7.2%

Total	$1,506.2	7.2%

(1)
The total long-term debt obligation amount is different than the total long-term debt amount shown on the Consolidated Balance Sheet due to the $10.8 million unamortized discount related to U.S. Cellular's 6.7% senior notes. See Note 14—Debt in the Notes to Consolidated Financial Statements for additional information.

(2)
Represents the weighted average interest rates at December 31, 2009, for debt maturing in the respective periods. At December 31, 2008, the total weighted average interest rate on long-term debt obligations was 7.3%.

Fair Value of Long-Term Debt

At December 31, 2009 and 2008, the estimated fair value of long-term debt obligations was $1,462.0 million and $1,035.6 million, respectively. The fair value of long-term debt other than capital lease obligations and the current portion of such long-term debt was estimated using market prices for TDS' 7.6% Series A Notes, 6.625% senior notes, and U.S. Cellular's 7.5% senior notes and discounted cash flow analysis for the remaining debt. U.S. Cellular's 8.75% senior notes were redeemed in December 2009.

Telephone and Data Systems, Inc.

Consolidated Statement of Operations

Year Ended December 31,	2009	2008	2007
	(Dollars and shares in thousands, except per share amounts)
Operating revenues	$5,020,674	$5,092,019	$4,828,984
Operating expenses
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	1,864,426	1,853,686	1,693,531
Selling, general and administrative expense	1,966,707	1,921,430	1,800,480
Depreciation, amortization and accretion expense	749,970	750,077	748,136
Loss on impairment of intangible assets	14,000	414,376	24,923
Loss on asset disposals, net	17,765	24,296	34,016

Total operating expenses	4,612,868	4,963,865	4,301,086

Operating income	407,806	128,154	527,898
Investment and other income (expense)
Equity in earnings of unconsolidated entities	90,732	89,812	91,831
Interest and dividend income	11,121	39,131	199,435
Interest expense	(124,557)	(137,899)	(208,736)
Gain on investments and financial instruments	—	31,595	81,423
Other, net	2,000	2,213	(6,401)

Total investment and other income (expense)	(20,704)	24,852	157,552

Income before income taxes and extraordinary item	387,102	153,006	685,450
Income tax expense	133,376	30,093	269,054

Income before extraordinary item	253,726	122,913	416,396
Extraordinary item, net of tax (Note 5)	—	—	42,827

Net income	253,726	122,913	459,223
Less: Net income attributable to noncontrolling interests, net of tax	(59,824)	(29,372)	(73,111)

Net income attributable to TDS shareholders	193,902	93,541	386,112
Preferred dividend requirement	(51)	(52)	(52)

Net income available to common	$193,851	$93,489	$386,060

Basic weighted average shares outstanding	109,339	115,817	117,624
Basic earnings per share attributable to TDS shareholders (Note 7)
Net Income before extraordinary item attributable to TDS Shareholders	$1.77	$0.81	$2.92
Extraordinary item	—	—	0.36

Net Income available to common	$1.77	$0.81	$3.28

Diluted weighted average shares outstanding	109,577	116,255	119,126
Diluted earnings per share attributable to TDS shareholders (Note 7)
Net Income before extraordinary item attributable to TDS Shareholders	$1.77	$0.80	$2.86
Extraordinary item	—	—	0.36

Net Income available to common	$1.77	$0.80	$3.22

Dividends per share	$0.43	$0.41	$0.39

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Consolidated Statement of Cash Flows

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Cash flows from operating activities
Net income	$253,726	$122,913	$459,223
Add (deduct) adjustments to reconcile net income to net cash flows from operating activities
Depreciation, amortization and accretion	749,970	750,077	748,136
Bad debts expense	115,989	83,004	74,988
Stock-based compensation expense	32,486	22,693	31,891
Deferred income taxes, net	31,053	(437,919)	(283,047)
Gain on investments and financial instruments, net	—	(31,595)	(81,423)
Equity in earnings of unconsolidated entities	(90,732)	(89,812)	(91,831)
Distributions from unconsolidated entities	91,587	92,335	87,404
Loss on impairment of intangible assets	14,000	414,376	24,923
Loss on asset disposals, net	17,765	24,296	34,016
Extraordinary item, net of tax	—	—	(42,827)
Noncash interest expense	4,412	10,125	21,124
Excess tax benefit from stock awards	(25)	(1,966)	(28,981)
Other operating activities	(46)	(1,831)	(3,683)
Changes in assets and liabilities
Accounts receivable	(110,258)	(79,427)	(88,889)
Inventory	(34,566)	(17,123)	16,848
Accounts payable	29,646	6,804	13,905
Customer deposits and deferred revenues	(6,165)	7,692	24,725
Accrued taxes	56,068	(11,725)	56,225
Accrued interest	(2,009)	(4,221)	(8,273)
Other assets and liabilities	(50,307)	(9,804)	(23,422)

	1,102,594	848,892	941,032

Cash flows from investing activities
Additions to property, plant and equipment	(671,165)	(734,923)	(699,566)
Cash paid for acquisitions and licenses	(29,276)	(389,189)	(23,764)
Cash received from divestitures	50	6,838	4,277
Proceeds from disposition of investments	—	259,017	92,002
Cash paid to settle derivative liabilities	—	(17,404)	—
Cash paid for short-term investments	(109,230)	(27,446)	—
Cash received from short-term investments	23,660	—	—
Other investing activities	4,515	355	(804)

	(781,446)	(902,752)	(627,855)

Cash flows from financing activities
Borrowings from revolving credit facilities	—	100,000	25,000
Repayment of revolving credit facilities	—	(100,000)	(60,000)
Issuance of long-term debt	—	—	2,857
Repayment of long-term debt	(143,078)	(9,448)	(3,552)
Settlement of variable prepaid forward contracts	—	(47,357)	—
TDS Common Shares and Special Common Shares
reissued for benefit plans, net of tax payments	819	1,409	113,605
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	(82)	(2,288)	10,073
Excess tax benefit from stock awards	25	1,966	28,981
Repurchase of TDS Common and Special Common Shares	(178,536)	(197,672)	(126,668)
Repurchase of U.S. Cellular Common Shares	(33,585)	(28,366)	(87,902)
Dividends paid	(46,798)	(47,320)	(45,830)
Payment of debt issuance costs	(10,079)	—	—
Distributions to noncontrolling interests	(17,533)	(16,769)	(8,559)
Other financing activities	1,382	2,568	(61)

	(427,465)	(343,277)	(152,056)

Net increase (decrease) in cash and cash equivalents	(106,317)	(397,137)	161,121
Cash and cash equivalents
Beginning of period	777,309	1,174,446	1,013,325

End of period	$670,992	$777,309	$1,174,446

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Consolidated Balance Sheet—Assets

December 31,	2009	2008
	(Dollars in thousands)
Current assets
Cash and cash equivalents	$670,992	$777,309
Short-term investments	113,275	27,705
Accounts receivable
Due from customers, less allowances of $30,422 and $12,822, respectively	380,941	377,054
Other, principally connecting companies, less allowances of $7,201 and $6,380, respectively	130,973	139,795
Inventory	156,987	122,377
Net deferred income tax asset	29,874	27,758
Prepaid expenses	94,336	93,382
Other current assets	66,764	63,556

	1,644,142	1,628,936
Investments
Licenses	1,443,025	1,441,440
Goodwill	707,840	707,079
Customer lists, net of accumulated amortization of $108,944 and $97,891, respectively	26,589	34,032
Investments in unconsolidated entities	203,799	205,768
Notes receivable, less valuation allowance of $55,144 and $55,144, respectively	7,605	7,898
Other investments	2,180	2,725

	2,391,038	2,398,942
Property, plant and equipment
In service and under construction	8,760,327	8,680,388
Less: Accumulated depreciation	5,252,482	5,111,464

	3,507,845	3,568,924
Other assets and deferred charges	65,759	55,614

Total assets	$7,608,784	$7,652,416

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Consolidated Balance Sheet—Liabilities and Equity

December 31,	2009	2008
	(Dollars in thousands)
Current liabilities
Current portion of long-term debt	$2,509	$15,337
Accounts payable	347,348	319,575
Customer deposits and deferred revenues	167,963	174,101
Accrued interest	12,227	14,236
Accrued taxes	39,644	25,192
Accrued compensation	93,524	90,512
Other current liabilities	117,081	134,334

	780,296	773,287
Deferred liabilities and credits
Net deferred income tax liability	517,762	471,623
Other deferred liabilities and credits	373,862	368,045

	891,624	839,668
Long-term debt	1,492,908	1,621,422
Commitments and contingencies
Noncontrolling interests with redemption features	727	589
Equity
TDS stockholders' equity
Common Shares, par value $.01 per share; authorized 100,000,000 shares; issued 57,082,000 shares	571	571
Special Common Shares, par value $.01 per share; authorized 165,000,000 shares; issued 63,442,000 shares	634	634
Series A Common Shares, par value $.01 per share; authorized 25,000,000 shares; issued and outstanding 6,492,000 and 6,461,000 shares, respectively	65	65
Capital in excess of par value	2,088,807	2,066,597
Treasury Shares at cost:
Common Shares, 7,277,000 and 5,435,000 shares, respectively	(217,381)	(163,017)
Special Common Shares, 13,717,000 and 9,352,000 shares, respectively	(464,268)	(350,091)
Accumulated other comprehensive income	(2,710)	(16,812)
Retained earnings	2,371,587	2,229,540

Total TDS stockholders' equity	3,777,305	3,767,487
Preferred shares	832	852
Noncontrolling interests	665,092	649,111

Total equity	4,443,229	4,417,450

Total liabilities and equity	$7,608,784	$7,652,416

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Consolidated Statement of Changes in Equity

	TDS Stockholders
	Common Shares	Special Common Shares	Series A Common Shares	Capital in Excess of Par Value	Treasury Common Shares	Treasury Special Common Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Stockholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
	(Dollars in thousands)
December 31, 2006	$571	$633	$64	$1,992,597	$(187,108)	$(187,020)	$522,113	$1,428,570	$3,570,420	$863	$611,794	$4,183,077
Net income attributable to TDS shareholders	—	—	—	—	—	—	—	386,112	386,112	—	—	386,112
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	—	—	—	76,867	76,867
Net change in marketable equity securities and equity method investments	—	—	—	—	—	—	(114,907)	—	(114,907)	—	(13,037)	(127,944)
Net change in derivative instruments	—	—	—	—	—	—	80,122	—	80,122	—	(549)	79,573
Changes in plan assets and projected benefit obligation related to retirement plan	—	—	—	—	—	—	3,403	—	3,403	—	—	3,403
Termination of defined benefit pension plan(1)	—	—	—	—	—	—	322	—	322	—	—	322
Cumulative-effect adjustment related to accounting for unrecognized tax benefits	—	—	—	—	—	—	20,723	(16,323)	4,400	—	—	4,400
Dividends:
Common, Special Common and Series A Common Shares	—	—	—	—	—	—	—	(45,778)	(45,778)	—	—	(45,778)
Preferred shares	—	—	—	—	—	—	—	(52)	(52)	—	—	(52)
Repurchase of shares	—	—	—	—		(126,668)	—	—	(126,668)	(3)	—	(126,671)
Dividend reinvestment plan	—	—	—	1,483	—	—	—	—	1,483	—	—	1,483
Incentive and compensation plans	—	—	—	368	66,559	108,770	—	(61,878)	113,819	—	—	113,819
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	—	—	8,431	—	—	—	—	8,431	—	(11,544)	(3,113)
Stock-based compensation awards(2)	—	—	—	17,219	—	—	—	—	17,219	—	—	17,219
Tax windfall (shortfall) from stock awards(3)	—	—	—	28,376	—	—	—	—	28,376	—	—	28,376
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(8,559)	(8,559)
Other	—	—	—	(364)	—	—	—	—	(364)	—	—	(364)

December 31, 2007	$571	$633	$64	$2,048,110	$(120,549)	$(204,918)	$511,776	$1,690,651	$3,926,338	$860	$654,972	$4,582,170

Telephone and Data Systems, Inc.

Consolidated Statement of Changes in Equity

	TDS Stockholders
	Common Shares	Special Common Shares	Series A Common Shares	Capital in Excess of Par Value	Treasury Common Shares	Treasury Special Common Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Stockholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
	(Dollars in thousands)
December 31, 2007	$571	$633	$64	$2,048,110	$(120,549)	$(204,918)	$511,776	$1,690,651	$3,926,338	$860	$654,972	$4,582,170
Net income attributable to TDS shareholders	—	—	—	—	—	—	—	93,541	93,541	—	—	93,541
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	—	—	—	25,518	25,518
Net change in marketable equity securities and equity method investments	—	—	—	—	—	—	(17,509)	—	(17,509)	—	(1,945)	(19,454)
Cumulative-effect adjustment related to fair value accounting (Note 3)	—	—	—	—	—	—	(502,677)	502,677	—	—	—	—
Changes in plan assets and projected benefit obligation related to retirement plan	—	—	—	—	—	—	(8,402)	—	(8,402)	—	—	(8,402)
Dividends:
Common, Special Common and Series A Common Shares	—	—	—	—	—	—	—	(47,256)	(47,256)	—	—	(47,256)
Preferred shares	—	—	—	—	—	—	—	(52)	(52)	—	—	(52)
Repurchase of shares	—	—	—	—	(44,624)	(154,983)	—	—	(199,607)	(8)	—	(199,615)
Dividend reinvestment plan	—	1	1	1,755	—	—	—	—	1,757	—	—	1,757
Incentive and compensation plans	—	—	—	51	2,156	9,810	—	(10,021)	1,996	—	—	1,996
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	—	—	8,690	—	—	—	—	8,690	—	(12,848)	(4,158)
Stock-based compensation awards(2)	—	—	—	7,571	—	—	—	—	7,571	—	—	7,571
Tax windfall (shortfall) from stock awards(3)	—	—	—	420	—	—	—	—	420	—	—	420
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(16,769)	(16,769)
Other	—	—	—	—	—	—	—	—	—	—	183	183

December 31, 2008	$571	$634	$65	$2,066,597	$(163,017)	$(350,091)	$(16,812)	$2,229,540	$3,767,487	$852	$649,111	$4,417,450

Telephone and Data Systems, Inc.

Consolidated Statement of Changes in Equity

	TDS Stockholders
	Common Shares	Special Common Shares	Series A Common Shares	Capital in Excess of Par Value	Treasury Common Shares	Treasury Special Common Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Stockholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
	(Dollars in thousands)
December 31, 2008	$571	$634	$65	$2,066,597	$(163,017)	$(350,091)	$(16,812)	$2,229,540	$3,767,487	$852	$649,111	$4,417,450
Net income attributable to TDS shareholders	—	—	—	—	—	—	—	193,902	193,902	—	—	193,902
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	—	—	—	59,686	59,686
Net unrealized losses on equity investments	—	—	—	—	—	—	(302)	—	(302)	—	—	(302)
Changes in plan assets and projected benefit obligation related to retirement plan	—	—	—	—	—	—	14,404	—	14,404	—	—	14,404
Dividends:
Common, Special Common and Series A Common Shares	—	—	—	—	—	—	—	(46,747)	(46,747)	—	—	(46,747)
Preferred shares	—	—	—	—	—	—	—	(51)	(51)	—	—	(51)
Repurchase of shares	—	—	—	—	(55,103)	(121,498)	—	(4)	(176,605)	(20)	—	(176,625)
Dividend reinvestment plan	—	—	—	1	410	833	—	286	1,530	—	—	1,530
Incentive and compensation plans	—	—	—	(44)	329	6,488	—	(5,339)	1,434	—	—	1,434
Adjust investment in subsidiaries for repurchases, issuances, other compensation plans and noncontrolling interest purchase	—	—	—	7,705	—	—	—	—	7,705	—	(26,172)	(18,467)
Stock-based compensation awards(2)	—	—	—	16,124	—	—	—	—	16,124	—	—	16,124
Tax windfall (shortfall) from stock awards(3)	—	—	—	(1,576)	—	—	—	—	(1,576)	—	—	(1,576)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	(17,533)	(17,533)

December 31, 2009	$571	$634	$65	$2,088,807	$(217,381)	$(464,268)	$(2,710)	$2,371,587	$3,777,305	$832	$665,092	$4,443,229

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

(3)
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

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Consolidated Statement of Comprehensive Income

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Net income	$253,726	$122,913	$459,223
Net change in accumulated other comprehensive income
Net change in marketable equity securities and equity method investments	(302)	(19,454)	(127,944)
Changes in plan assets and projected benefit obligation related to retirement plan	14,404	(8,402)	3,403
Net change in derivative instruments	—	—	79,573
Termination of defined benefit plan(1)	—	—	322

Comprehensive income	267,828	95,057	414,577

Less: Comprehensive income attributable to noncontrolling interests	(59,824)	(27,427)	(59,525)

Comprehensive income attributable to TDS shareholders	$208,004	$67,630	$355,052

(1)
Represents additional liability of an individual telephone company's defined benefit pension plan which was terminated on November 13, 2007.

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Nature of Operations

Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company providing high-quality telecommunications services in 36 states to approximately 6.1 million wireless customers and 1.1 million wireline equivalent access lines at December 31, 2009. TDS conducts substantially all of its wireless operations through its 82% owned subsidiary, United States Cellular Corporation ("U.S. Cellular"), and provides wireline services through its incumbent local exchange carrier ("ILEC") and competitive local exchange carrier ("CLEC") operations under its wholly owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS conducts printing and distribution services through its 80%-owned subsidiary, Suttle-Straus, Inc. ("Suttle-Straus"), which represents a small portion of TDS' operations.

TDS has three reportable segments: (i) U.S. Cellular's wireless operations; (ii) TDS Telecom's ILEC wireline operations and (iii) TDS Telecom's CLEC wireline operations. TDS does not have any foreign operations. See Note 19—Business Segment Information, for summary financial information on each business segment.

Principles of Consolidation

The accounting policies of TDS conform to accounting principles generally accepted in the United States of America ("GAAP") as set forth in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"). Unless otherwise specified, references to accounting provisions and GAAP in these notes refer to the requirements of the FASB ASC. The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries, general partnerships in which it has a majority partnership interest and any entity in which TDS has a variable interest that requires TDS to recognize a majority of the entity's expected gains or losses. All material intercompany accounts and transactions have been eliminated.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2009 financial statement presentation. These reclassifications did not affect consolidated net income attributable to TDS shareholders, cash flows, assets, liabilities or equity for the years presented.

Business Combinations Accounting

Effective January 1, 2009, TDS adopted new required provisions under GAAP related to accounting for business combinations. Although the revised provisions still require that all business combinations are to be accounted for at fair value in accordance with the acquisition method, they require TDS to revise its application of the acquisition method in a number of significant aspects. Specifically, the new provisions require that transaction costs are to be expensed and that the acquirer must recognize 100% of the acquiree's assets and liabilities rather than a proportional share, for acquisitions of less than 100% of a business. In addition, the revised provisions eliminate the step acquisition model and provide that all business combinations, whether full, partial or step acquisitions, will result in all assets and liabilities of an acquired business being recorded at their fair values at the acquisition date.

During 2008 and 2007, TDS applied the provisions of GAAP related to business combinations in effect during those periods. Similar to the revised provisions, the previous provisions required the application of the acquisition method whereby business combinations were to be accounted for at fair value. However the previous provisions were different in a number of respects, including (but not limited to) the requirement that all direct and incremental costs relating to an acquisition be included in the acquisition

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

costs, and the requirement that the acquirer only recognize its proportional share of the fair value of assets and liabilities acquired in a partial business acquisition.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates are involved in accounting for goodwill and indefinite-lived intangible assets, depreciation, amortization and accretion, allowance for doubtful accounts, and income taxes.

Cash and Cash Equivalents

Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less.

Outstanding checks totaled $26.1 million and $28.5 million at December 31, 2009 and 2008, respectively, and are classified as Accounts payable in the Consolidated Balance Sheet.

Short-Term Investments

As of December 31, 2009 and 2008, TDS held certificates of deposit totaling $113.3 million and $27.7 million, respectively, which were included in Short-term investments in the Consolidated Balance Sheet. At December 31, 2009, these certificates of deposit had original maturities of between 120 days and one year on the dates TDS acquired these certificates of deposit and earn interest at annual rates between 0.50% and 1.75%.

Accounts Receivable and Allowance for Doubtful Accounts

U.S. Cellular's accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular's wireless systems.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

The changes in the allowance for doubtful accounts during the years ended December 31, 2009, 2008 and 2007 were as follows:

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Beginning Balance	$19,202	$21,623	$25,383
Additions, net of recoveries	115,989	83,004	74,988
Deductions	(97,568)	(85,425)	(78,748)

Ending Balance	$37,623	$19,202	$21,623

Inventory

Inventory primarily consists of handsets stated at the lower of cost or market, with cost determined using the first-in, first-out method and market determined by replacement costs. TDS Telecom's materials and supplies are stated at average cost.

Fair Value Measurements

Effective January 1, 2008, for financial assets and liabilities measured in the Consolidated Balance Sheet at fair value on a recurring basis, TDS adopted the required provisions under GAAP that define "fair value", establish a framework for measuring fair value in the application of GAAP, and expand disclosure about fair value measurements. Effective January 1, 2009, TDS adopted these same provisions for nonfinancial assets and liabilities measured in the Consolidated Balance Sheet at fair value on a nonrecurring basis, and for amounts that are presented only in disclosures. The provisions do not expand the use of fair value measurements in financial statements, but standardize their definition and application in GAAP. The provisions provide that fair value is a market-based measurement and not an entity-specific measurement, based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). The provisions establish a fair value hierarchy that contains three levels for inputs used in fair value measurements. Level 1 inputs include quoted market prices for identical assets or liabilities in active markets. Level 2 inputs include quoted market prices for similar assets and liabilities in active markets or quoted market prices for identical assets and liabilities in inactive markets. Level 3 inputs are unobservable.

In addition, on January 1, 2008, TDS elected provisions under GAAP that permit companies to choose to measure various financial instruments and certain other items at fair value. At the date the option is elected, entities are required to record a cumulative-effect adjustment to beginning retained earnings. In subsequent periods, for those instruments in which the fair value option is elected, unrealized gains and losses are recorded in the Consolidated Statement of Operations. On January 1, 2008, TDS elected these provisions for its investment in Deutsche Telekom Ordinary Shares, and also for the "collar" portions of the variable prepaid forward contracts ("forward contracts") related to such Deutsche Telekom Ordinary Shares. TDS elected to do this for these items in order to better align the financial statement presentation of the unrealized gains and losses attributable to these items with their underlying economics. The forward contracts were settled and the Deutsche Telekom Ordinary Shares were disposed of in 2008.

Derivative Financial Instruments

TDS has in the past used derivative financial instruments in the form of forward contracts to reduce risks related to fluctuations in market prices of marketable equity securities. TDS did not hold or issue derivative financial instruments for trading purposes. During 2008 and 2007, TDS had forward contracts in place with respect to substantially all TDS' marketable equity security portfolio, hedging the market

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

price risk with respect to the contracted securities. Some of these forward contracts settled in 2007 and the remaining contracts settled in 2008. The downside market risk was hedged at or above the accounting cost basis of the securities.

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

See Note 3—Fair Value Measurements for more information.

Licenses

Licenses consist of costs incurred in acquiring Federal Communications Commission ("FCC") licenses to provide wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs related to acquiring the licenses. Prior to a change in required GAAP in 2009, TDS had also allocated amounts to Licenses in conjunction with step acquisitions related to U.S. Cellular's repurchase of U.S. Cellular Common Shares.

TDS has determined that wireless licenses are indefinite-lived intangible assets and, therefore, not subject to amortization, based on the following factors:

•
Radio spectrum is not a depleting asset.

•
The ability to use radio spectrum is not limited to any one technology.

•
U.S. Cellular and its consolidated subsidiaries are licensed to use radio spectrum through the FCC licensing process, which enables licensees to utilize specified portions of the spectrum for the provision of wireless service.

•
U.S. Cellular and its consolidated subsidiaries are required to renew their FCC licenses every ten years or, in some cases, every fifteen years. From the inception of U.S. Cellular to date, all of U.S. Cellular's license renewal applications have been granted by the FCC. Generally, license renewal applications filed by licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a "renewal expectancy." Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided "substantial service" during their license term and

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

  have "substantially complied" with FCC rules and policies. U.S. Cellular believes that it is probable that its future license renewal applications will be granted.

Goodwill

TDS has goodwill as a result of its acquisitions of wireless markets, the acquisition of operating telephone companies and, prior to 2009, step acquisitions related to U.S. Cellular's repurchase of its common shares. Such goodwill represents the excess of the total purchase price over the fair value of net assets acquired in these transactions.

Goodwill and Licenses Impairment Assessment

Goodwill and licenses must be assessed for impairment annually or more frequently if events or changes in circumstances indicate that such assets might be impaired.

The impairment test for goodwill is a two-step process. The first step compares the fair value of the reporting unit to its carrying value. If the carrying amount exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. To calculate the implied fair value of goodwill in this second step, an enterprise allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit is the implied fair value of goodwill. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized for that difference.

The impairment test for an intangible asset other than goodwill consists of comparing the fair value of the intangible asset to its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized for the difference.

Quoted market prices in active markets are the best evidence of fair value of an intangible asset or reporting unit and are used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. Other valuation techniques include present value analysis, multiples of earnings or revenues, or similar performance measures. The use of these techniques involve assumptions by management about factors that are uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs could create materially different results.

Historically, U.S. Cellular completed the required annual impairment assessment of its licenses and goodwill as of April 1 of each year. As a result of the deterioration in the credit and financial markets and the decline of the overall economy in the fourth quarter of 2008, U.S. Cellular performed an interim impairment assessment of licenses and goodwill as of December 31, 2008. Effective April 1, 2009, U.S. Cellular adopted a new accounting policy whereby its annual impairment review of goodwill and indefinite-lived intangible assets will be performed as of November 1 instead of the second quarter of each year. The change in the annual goodwill and indefinite-lived intangible asset impairment testing date was made to better align the annual impairment test with the timing of U.S. Cellular's annual strategic planning process, which allows for a better estimate of the future cash flows used in discounted cash flow models to test for impairment. This change in accounting policy does not delay, accelerate or avoid an impairment charge. Accordingly, U.S. Cellular management believes that this accounting change is preferable under the circumstances.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of impairment testing of goodwill in 2009, U.S. Cellular identified five reporting units. The five reporting units represent five geographic groupings of FCC licenses, representing five geographic service areas. U.S. Cellular tests licenses for impairment at the level of reporting referred to as a unit of accounting. For purposes of its annual impairment testing of licenses as of November 1, 2009, U.S. Cellular combined its FCC licenses into eighteen units of accounting. Of these, thirteen of such eighteen units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing. The five units of accounting for which licenses are being utilized are referred to as "built licenses" and the thirteen units of accounting for which licenses are not being utilized are referred to as "unbuilt licenses."

For purposes of impairment testing of goodwill, U.S. Cellular prepares valuations of each of the five reporting units. A discounted cash flow approach was used to value each reporting unit, using value drivers and risks specific to the current industry and economic markets. The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the discount rate, estimated future cash flows, projected capital expenditures and the terminal growth rate.

In 2009, U.S. Cellular changed its method of estimating the fair value of built licenses for purposes of impairment testing from the multiple period excess cash flow method ("MPECF method") to the build-out method. U.S. Cellular elected to make this change as the build-out method is a more widely used and accepted valuation method in estimating the fair value of licenses for purposes of impairment testing in the wireless industry. U.S. Cellular does not believe the build-out method yields a significantly different estimate of the fair value of licenses than the MPECF method.

The MPECF method estimated the fair value of the units of accounting by measuring the future cash flows of the license groups, reduced by charges for contributory assets such as working capital, trademarks, existing subscribers, fixed assets and assembled workforce to arrive at the economic margin. A contributory asset charge for goodwill was subtracted from the economic margin to arrive at the after-tax excess cash flows applicable to the licenses.

The build-out method estimates the value of licenses by calculating future cash flows from a hypothetical start-up wireless company and assumes that the only assets available upon formation are the underlying licenses. To apply this method, a hypothetical build-out of the company's wireless network, infrastructure, workforce and related costs are projected based on market participant information. Calculated cash flows, along with a terminal value, are discounted to the present and summed to determine the estimated fair value.

For units of accounting which consist of unbuilt licenses, U.S. Cellular prepares estimates of fair value by reference to prices paid in recent auctions and market transactions where available. If such information is not available, the fair value of the unbuilt licenses is assumed to change by the same percentage, and in the same direction, that the fair value of built licenses measured using the build-out method changed during the period.

As a result of updated guidance promulgated by the FASB effective January 1, 2009, TDS did not record any amounts to licenses and goodwill as a result of U.S. Cellular's purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting during 2009. Prior to January 1, 2009, TDS had recorded amounts as licenses and goodwill as a result of accounting for U.S. Cellular's purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting. TDS' ownership percentage of U.S. Cellular increases upon these U.S. Cellular share repurchases. The purchase price in

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

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

For U.S. Cellular and TDS Telecom's CLEC operations, retirements and disposals of assets are recorded by removing the original cost of the asset (along with the related accumulated depreciation) from plant in service and charging it, together with removal cost less any salvage realized, to Loss on asset disposals, net. TDS Telecom's ILEC operations primarily use a group composite depreciation method. Under this method, when property, plant and equipment is retired, the original cost, net of salvage value, is charged against accumulated depreciation. A loss is recognized to the extent the cost to remove the plant exceeds the amounts established under the asset retirement obligation.

Costs of developing new information systems are capitalized and amortized over their expected economic useful lives.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Depreciation

TDS provides for depreciation using the straight-line method over the estimated useful life of the assets. However, prior to the third quarter of 2007 when TDS Telecom discontinued the use of accounting provisions now included in FASB ASC 980, Regulated Operations ("FASB ASC 980"), TDS Telecom's ILEC operations provided for depreciation according to depreciable rates approved by state public utility commissions. This change did not have a significant impact on TDS Telecom's depreciation expense.

TDS depreciates leasehold improvement assets associated with leased properties over periods ranging from one to thirty years; such periods approximate the shorter of the assets' economic lives or the specific lease terms.

Useful lives of specific assets are reviewed throughout the year to determine if changes in technology or other business changes would warrant accelerating the depreciation of those specific assets. U.S. Cellular and TDS Telecom did not materially change the useful lives of their property, plant and equipment in 2009, 2008 or 2007.

Impairment of Long-lived Assets

TDS reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired. The impairment test for tangible long-lived assets is a two-step process. The first step compares the carrying value of the asset (or asset group) with the estimated undiscounted cash flows over the remaining asset (or asset group) life. If the carrying value of the asset (or asset group) is greater than the undiscounted cash flows, the second step of the test is performed to measure the amount of impairment loss. The second step compares the carrying value of the asset to its estimated fair value. If the carrying value exceeds the estimated fair value (less cost to sell), an impairment loss is recognized for the difference.

Quoted market prices in active markets are the best evidence of fair value of a tangible long-lived asset and are used when available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including prices for similar assets and the use of other valuation techniques. A present value analysis of cash flow scenarios is often the best available valuation technique. The use of this technique involves assumptions by management about factors that are uncertain including future cash flows, the appropriate discount rate, and other inputs. Different assumptions for these inputs could create materially different results.

Other Assets and Deferred Charges

Other assets and deferred charges primarily represent legal and other charges related to various borrowing instruments, and are amortized over the respective term of each instrument. The amounts for deferred charges included in the Consolidated Balance Sheet at December 31, 2009 and 2008 are shown net of accumulated amortization of $23.0 million and $22.0 million, respectively.

Asset Retirement Obligations

TDS accounts for asset retirement obligations in accordance with GAAP, which requires entities to record the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Over time, the liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

obligation, any difference between the cost to retire the asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statement of Operations.

Treasury Shares

Common Shares and Special Common Shares repurchased by TDS are recorded at cost as treasury shares and result in a reduction of equity. Treasury shares are reissued as part of TDS' stock-based compensation programs. When treasury shares are reissued, TDS determines the cost using the first-in, first-out cost method. The difference between the cost of the treasury shares and reissuance price is included in Capital in excess of par value or Retained earnings.

Revenue Recognition

U.S. Cellular

Revenues from wireless operations consist primarily of:

•
Charges for access, airtime, roaming, long distance, data and other value added services provided to U.S. Cellular's retail customers and to end users through third-party resellers;

•
Charges to carriers whose customers use U.S. Cellular's systems when roaming;

•
Sales of equipment and accessories; and

•
Amounts received from the Universal Service Fund ("USF") in states where U.S. Cellular has been designated an Eligible Telecommunications Carrier ("ETC").

Revenues related to wireless services are recognized as services are rendered. Revenues billed in advance or in arrears of the services being provided are estimated and deferred or accrued, as appropriate. Revenues from sales of equipment and accessories are recognized when title passes to the agent or end-user customer.

In order to provide better control over handset quality, U.S. Cellular sells handsets to agents. U.S. Cellular provides rebates to agents at the time an agent activates a new customer for U.S. Cellular or retains an existing customer in a transaction involving a handset. U.S. Cellular accounts for anticipated rebates on sales of handsets to agents by reducing revenues at the time of the sale to the agent rather than at the time the agent enrolls a new customer or retains a current customer. Similarly, U.S. Cellular offers certain rebates to retail customers who purchase new handsets. The revenue from a handset sale which includes such a rebate is recorded net of the rebate.

Activation fees charged with the sale of service only, where U.S. Cellular does not also sell a handset to the end user, are deferred and recognized over the average customer life. U.S. Cellular defers recognition of a portion of commission expenses related to activations in the amount of deferred activation fee revenues. This method of accounting provides for matching of revenues from activations to direct incremental costs associated with such activations within each reporting period. The activation fee charged with the sale of equipment and service is allocated to the equipment and service based upon the relative fair values of each item. This generally results in the recognition of the activation fee as additional handset revenue at the time of sale.

ETC revenues recognized in the reporting period represent the amounts which U.S. Cellular is entitled to receive for such period, as determined and approved in connection with U.S. Cellular's designation as an ETC in various states.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

TDS Telecom

Revenue from wireline operations consist primarily of charges for:

•
The provision of local telephone exchange service;

•
Compensation for carrying interstate and intrastate long-distance voice and data traffic on TDS Telecom's local telephone networks, including compensation from Universal Service Funds;

•
Leasing, selling, installing and maintaining customer premise equipment;

•
Providing billing and collection services;

•
Providing broadband services;

•
Reselling long-distance services; and

•
Selling digital broadcast satellite service.

Revenues are recognized as services are rendered. Activation fees charged are deferred and recognized over the average customer's service period.

TDS Telecom offers some products and services that are provided by third-party vendors, primarily satellite television service. TDS records satellite television service revenue on a net basis.

TDS Telecom offers discounts and incentives to customers who receive certain groupings of products and services (bundled arrangements). These discounts are recognized concurrently with the associated revenue and are allocated to the various products and services in the bundled offering based on their relative fair value. A bundled service offering TDS Telecom currently offers is telephone service, digital subscriber line ("DSL") service and satellite television service.

Discounts and incentives offered by TDS Telecom that are given directly to customers are recorded in the financial statements as a reduction of Operating revenues.

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

Amounts Collected from Customers and Remitted to Governmental Authorities

TDS records amounts collected from customers and remitted to governmental authorities net within a tax liability account if the tax is assessed upon the customer and TDS merely acts as an agent in collecting the tax on behalf of the imposing governmental authority. If the tax is assessed upon TDS, then amounts collected from customers as recovery of the tax are recorded in Operating revenues and amounts remitted to governmental authorities are recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations. The amounts recorded gross in revenues that are billed to customers and remitted to governmental authorities totaled $131.1 million, $161.9 million and $147.8 million for 2009, 2008 and 2007, respectively.

Advertising Costs

TDS expenses advertising costs as incurred. Advertising costs totaled $266.5 million, $284.9 million and $240.3 million in 2009, 2008 and 2007, respectively.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

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

Stock-Based Compensation

TDS has established long-term incentive plans, employee stock purchase plans, dividend reinvestment plans, and a non-employee director compensation plan which are described more fully in Note 18—Stock-Based Compensation. These plans are considered compensatory plans; therefore, recognition of compensation costs for grants made under these plans is required. The dividend reinvestment plan of TDS is not considered a compensatory plan, therefore recognition of compensation costs for grants made under this plan is not required.

TDS values its share-based payment transactions using a Black-Scholes valuation model. Stock-based compensation cost recognized during the period is based on the portion of the share-based payment awards that are ultimately expected to vest. Accordingly, stock-based compensation cost recognized has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures and expected life are estimated based on historical experience related to similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. TDS believes that its historical experience provides the best estimates of future pre-vesting forfeitures and future expected life. The expected volatility assumption is based on the historical volatility of TDS' common stock over a period commensurate with the expected life. The dividend yield assumption is equal to the dividends declared in the most recent year as a percentage of the share price on the date of grant. The risk-free interest rate assumption is determined using the implied yield for zero-coupon U.S. government issues with a remaining term that approximates the expected life of the stock options.

Compensation cost for stock option awards is recognized over the respective requisite service period of the awards, which is generally the vesting period, on a straight-line basis for each separate vesting portion of the awards as if the awards were, in-substance, multiple awards (graded vesting attribution method).

Operating Leases

TDS is a party to various lease agreements for office space, retail sites, cell sites and equipment that are accounted for as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. TDS accounts for certain operating leases that contain rent abatements, lease incentives and/or fixed rental increases by recognizing lease revenue and expense on a straight-line basis over the lease term.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Recent Accounting Pronouncements

In June 2009, the FASB issued an update to accounting standards now reflected in FASB ASC 810, Consolidation. Subsequently, in December 2009, the FASB issued Accounting Standards Update No. 2009-17, Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities ("ASU 2009-17") to formally codify such update. The revised guidance changes how TDS determines when an entity that is insufficiently capitalized or is not controlled through voting or similar rights should be consolidated. TDS has interests in several entities within the scope of these requirements (see Note 6—Variable Interest Entities). TDS adopted this accounting standards update effective January 1, 2010. TDS anticipates that the adoption of this pronouncement will not have a significant impact on its financial position or results of operations.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, Multiple Deliverable Revenue Arrangements—a consensus of FASB Emerging Issues Task Force ("ASU 2009-13"). ASU 2009-13 addresses how arrangement consideration should be allocated to products and services included in revenue arrangements. It replaces "fair value" with "selling price" in revenue allocation guidance and establishes a selling price hierarchy for determining the selling price of each product or service. ASU 2009-13 will be effective for TDS on January 1, 2011. TDS does not anticipate that this pronouncement will have a significant impact on its financial position or results of operations.

In October 2009, the FASB issued Accounting Standards Update No. 2009-14, Certain Revenue Arrangements that include Software Elements ("ASU 2009-14"). ASU 2009-14 amends accounting and reporting guidance for revenue arrangements involving both tangible products and software that is "more than incidental to the tangible product as a whole". ASU 2009-14 will be effective for TDS on January 1, 2011. TDS does not anticipate that this pronouncement will have a significant impact on its financial position or results of operations.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements ("ASU 2010-06"). ASU 2010-06 requires new disclosures regarding transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. It also clarifies existing disclosure requirements regarding the level of disaggregation in certain disclosures and inputs and valuation techniques used in FASB ASC 820, Fair Value Measurements and Disclosures. TDS adopted this accounting standards update effective January 1, 2010 for all the disclosure requirements in ASU 2010-06 except the new requirement regarding activity in Level 3 fair value measurements which becomes effective for TDS on January 1, 2011. TDS does not anticipate that this pronouncement will have a significant impact on its financial position or results of operations.

NOTE 2    NONCONTROLLING INTERESTS

Noncontrolling Interests Accounting

Effective January 1, 2009, TDS adopted new required provisions under GAAP related to the accounting and reporting for noncontrolling interests.

Pursuant to this adoption, the following provisions were applied retrospectively to all periods presented in these financial statements:

•
TDS reclassified noncontrolling interests, formerly known as "minority interests," from a separate caption between liabilities and equity ("mezzanine section") to a component of equity, with the exception of noncontrolling interests with redemption features, which continue to require mezzanine section presentation. Previously, minority interests generally were reported in the balance sheet in the mezzanine section.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 2    NONCONTROLLING INTERESTS (Continued)

•
Consolidated net income and comprehensive income include amounts attributable to both TDS and the noncontrolling interests. Previously, net income attributable to the noncontrolling interests was reported as a deduction in arriving at consolidated net income. This presentation change does not impact the calculation of basic or diluted earnings per share, which continue to be calculated based on Net income attributable to TDS shareholders.

•
Shares of TDS held by its subsidiary are reflected as treasury shares in the consolidated financial statements. Previously, these shares were not reflected as issued shares and treasury shares in the consolidated financial statements. As a result, 484,012 Common Shares and 484,012 Special Common Shares were added to both Common and Special Common Shares issued and Treasury Shares in the Consolidated Balance Sheet as of December 31, 2009 and December 31, 2008.

Pursuant to this adoption, the following provisions were applied prospectively effective January 1, 2009:

•
All earnings and losses of a subsidiary are attributed to the parent and the noncontrolling interest, even if the losses attributable to the noncontrolling interest result in a deficit noncontrolling interest balance. Previously, any losses exceeding the noncontrolling interest's investment in the subsidiary were attributed to the parent. This change did not have a significant impact on TDS' financial statements in 2009.

•
Once control of a subsidiary is obtained, changes in ownership interests in that subsidiary that do not result in a loss of control are accounted for as equity transactions. Previously, decreases in ownership interest in a subsidiary were accounted for as equity transactions, while increases in ownership interests in a subsidiary were accounted for as step acquisitions. Therefore, U.S. Cellular's repurchases of U.S. Cellular Common Shares in 2009 were accounted for as equity transactions in TDS' financial statements, whereby the difference between the fair value of the consideration paid and the related carrying value of the noncontrolling interests was recorded as Capital in excess of par value in TDS' Consolidated Balance Sheet. Previously, these transactions had been recorded as step acquisitions in TDS' financial statements.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 2    NONCONTROLLING INTERESTS (Continued)

The following schedule discloses the effects of net income attributable to TDS shareholders and changes in TDS' ownership interest in U.S. Cellular on TDS' equity for 2009, 2008 and 2007:

Year Ended December 31,	2009	2008(1)	2007(1)
	(Dollars in thousands)
Net income attributable to TDS shareholders	$193,902	$93,541	$386,112

Transfer (to) from the noncontrolling interests Change in TDS' Capital in excess of par value from U.S. Cellular's issuance of U.S. Cellular shares	(4,709)	(11,179)	(16,959)
Change in TDS' Capital in excess of par value from U.S. Cellular's repurchase of U.S. Cellular shares	182	—	—
Purchase of ownership in subsidiary from noncontrolling interest	(105)	—	—

Net transfers (to) from noncontrolling interests	(4,632)	(11,179)	(16,959)

Change from net income attributable to TDS shareholders and transfers (to) from noncontrolling interests	$189,270	$82,362	$369,153

(1)
During 2008 and 2007, U.S. Cellular repurchased U.S. Cellular Common Shares and/or purchased noncontrolling interests in consolidated subsidiaries. TDS accounted for these transactions as step acquisitions, pursuant to GAAP in effect at that time. The amounts recorded in these transactions are reflected in the changes in the balances of Licenses, Goodwill and Customer lists.

Mandatorily Redeemable Noncontrolling Interests in Finite-Lived Subsidiaries

Under GAAP, certain noncontrolling interests in consolidated entities with finite lives may meet the definition of mandatorily redeemable financial instruments. TDS' consolidated financial statements include certain noncontrolling interests that meet this definition of mandatorily redeemable financial instruments. These mandatorily redeemable noncontrolling interests represent interests held by third parties in consolidated partnerships and limited liability companies ("LLCs"), where the terms of the underlying partnership or LLC agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the noncontrolling interest holders and TDS in accordance with the respective partnership and LLC agreements. The termination dates of these mandatorily redeemable noncontrolling interests range from 2085 to 2094.

The settlement value of TDS' mandatorily redeemable noncontrolling interests in finite-lived subsidiaries is estimated to be $121.6 million at December 31, 2009. This amount represents the estimate of cash that would be due and payable to settle these noncontrolling interests assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2009, net of estimated liquidation costs and it excludes redemption amounts recorded in Noncontrolling interests with redemption features in the Consolidated Balance Sheet. TDS currently has no plans or intentions relating to the liquidation of any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the mandatorily redeemable noncontrolling interests in finite-lived consolidated partnerships and LLCs at December 31, 2009 is $42.3 million, and is included in Noncontrolling interests in the Consolidated Balance Sheet. The excess of the aggregate settlement value over the aggregate

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 2    NONCONTROLLING INTERESTS (Continued)

carrying value of these mandatorily redeemable noncontrolling interests is due primarily to the unrecognized appreciation of the noncontrolling interest holders' share of the underlying net assets in the consolidated partnerships and LLCs. Neither the noncontrolling interest holders' share, nor TDS' share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements. The estimate of settlement value was based on certain factors and assumptions which are subjective in nature. Changes in those factors and assumptions could result in a materially larger or smaller settlement amount.

NOTE 3    FAIR VALUE MEASUREMENTS

As of December 31, 2009 and 2008, TDS did not have any financial assets or liabilities that were required, under GAAP, to be recorded at fair value on a recurring basis in its Consolidated Balance Sheet. However, TDS has applied the provisions of fair value accounting for purposes of computing the fair value of financial instruments for disclosure purposes. The fair value of financial instruments was as follows:

	December 31, 2009		December 31, 2008
	Book Value	Fair Value	Book Value	Fair Value
	(Dollars in thousands)
Cash and cash equivalents	$670,992	$670,992	$777,309	$777,309
Short-term investments	113,275	113,275	27,705	27,705
Current portion of long-term debt(1)	2,173	1,782	14,618	14,715
Long-term debt(1)	1,488,196	1,461,976	1,617,534	1,035,554

(1)
Excludes capital lease obligations.

The fair value of cash equivalents included in Cash and cash equivalents and Short-term investments approximates their book value due to the short-term nature of these financial instruments. The fair value of Current portion of long-term debt, excluding capital lease obligations, was estimated using a discounted cash flow analysis. The fair value of Long-term debt, excluding capital lease obligations, was estimated using market prices for TDS' 7.6% Series A notes and 6.625% senior notes, U.S. Cellular's 7.5% and 8.75% senior notes, and discounted cash flow analysis for remaining debt. U.S. Cellular's 8.75% senior notes were redeemed in December 2009.

As of December 31, 2009 and 2008, TDS had certain Licenses recorded at fair value in its Consolidated Balance Sheet as a result of impairment losses recognized at or proximate to these respective dates. For

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 3    FAIR VALUE MEASUREMENTS (Continued)

Licenses recorded at fair value, the following table provides information regarding their classification in the fair value hierarchy:

		Fair Value Measurements Using
Description	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Losses)(1)
	(Dollars in thousands)
Licenses recorded at fair value	$57,000	$—	$—	$57,000	$(14,000)

		Fair Value Measurements Using
Description	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Losses)(1)
	(Dollars in thousands)
Licenses recorded at fair value	$1,022,556	$—	$—	$1,022,556	$(414,376)

(1)
These losses represent the excess carrying value of the Licenses over their estimated fair values at the respective impairment testing dates in the fourth quarters of 2009 and 2008. Such amounts are recorded as Loss on impairment of intangible assets in the Consolidated Statement of Operations.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for information regarding the methods and assumptions used to estimate the fair values for Licenses and a description of the levels in the fair value hierarchy.

On January 1, 2008, TDS elected to measure, as permitted by GAAP, its Deutsche Telekom Ordinary Shares and related collars at fair value in its Consolidated Balance Sheet, and recognize future changes in fair value in its Consolidated Statement of Operations. As a result of this election, TDS recorded an adjustment to increase January 1, 2008 beginning retained earnings by $502.7 million, net of $291.2 million of income taxes. This amount reflects an unrealized gain attributable to the Deutsche Telekom Ordinary Shares of $647.3 million, net of income taxes of $374.9 million, offset by an unrealized loss on the related forward contracts of $144.6 million, net of income taxes of $83.7 million. The unrealized loss on the forward contracts was attributable to the periods from inception to June 2003. During such periods the forward contracts qualified as cash flow hedges and the changes in the fair value were recorded as a component of Accumulated other comprehensive income. There were no tax accounting implications to the Consolidated Balance Sheet or Statement of Operations upon this election other than to reclassify the related tax effects from Accumulated other comprehensive income to beginning Retained earnings, as mentioned above.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 3    FAIR VALUE MEASUREMENTS (Continued)

The following table details the Gain on investments and financial instruments included in the Consolidated Statement of Operations:

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Gains (losses) on marketable equity securities and derivative instruments
Deutsche Telekom:
Gain on disposition of securities(1)	$—	$—	$366,684
Loss on the settlement of variable prepaid forward contracts(1)	—	—	(117,825)
Increase/(decrease) in the fair value of securities (asset)(2)	—	(294,827)	—
(Increase)/decrease in the fair value of the embedded collars in the variable prepaid forward contracts (liability)	—	295,389	(327,169)

	—	562	(78,310)
Vodafone Group Plc:
Gain on disposition of securities(1)	—	—	178,895
Loss on the settlement of variable prepaid forward contracts(1)	—	—	(7,296)
(Increase) in the fair value of the embedded collars in the variable prepaid forward contracts (liability)	—	—	(24,901)

	—	—	146,698
VeriSign:
Gain on disposition of securities(1)	—	—	6,234
Increase in the fair value of securities (asset)	—	—	5,171
(Increase) in the fair value of the embedded collars in the variable prepaid forward contracts (liability)	—	—	(4,671)

	—	—	6,734
Rural Cellular Corporation:
Gain on disposition of securities	—	31,724	—
Other gains (losses)
Sale of Midwest Wireless Communications, LLC(3)	—	—	6,301
Other	—	(691)	—

	$—	$31,595	$81,423

(1)
TDS and its subsidiaries held Vodafone ADRs, VeriSign Common Shares and Deutsche Telekom Ordinary Shares which were obtained in connection with the sale of non-strategic investments. TDS entered into a number of variable prepaid forward contracts related to the Vodafone, VeriSign and Deutsche Telekom securities that it held. During 2007 and 2008, all forward contracts related to the Vodafone, VeriSign, and Deutsche Telekom securities were settled, and all remaining shares of these securities were sold. As a result, at December 31, 2008, TDS no longer owned Vodafone ADRs, VeriSign Common Shares and Deutsche Telekom Ordinary Shares, and no longer had any liability or other obligations under the related forward contracts.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 3    FAIR VALUE MEASUREMENTS (Continued)

(2)
On January 1, 2008, TDS elected to record its investment in Deutsche Telekom Ordinary Shares at fair value in the Consolidated Statement of Operations. As a result of this election for the Deutsche Telekom Ordinary Shares, unrealized gains and losses on the shares were recorded in the Consolidated Statement of Operations as a Gain on investments and financial instruments. Prior to January 1, 2008, unrealized gains and losses on the shares were recorded in Accumulated other comprehensive income, a balance sheet account.

(3)
On October 3, 2006, U.S. Cellular completed the sale of its interest in Midwest Wireless Communications, LLC ("Midwest Wireless") and recorded a gain of $70.4 million in 2006. An additional gain of $6.3 million was recorded in 2007 in connection with the release of certain proceeds held in escrow at the time of sale.

NOTE 4    INCOME TAXES

Income tax expense is summarized as follows:

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Current
Federal	$94,803	$448,041	$500,638
State	7,520	18,338	32,190
Foreign	—	1,633	19,273
Deferred
Federal	24,043	(389,619)	(267,348)
State	7,010	(48,300)	(15,699)

	$133,376	$30,093	$269,054

A reconciliation of TDS' income tax expense computed at the statutory rate to the reported income tax expense, and the statutory federal income tax expense rate to TDS' effective income tax expense rate, is as follows:

Year Ended December 31,	2009		2008		2007
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in millions)
Statutory federal income tax expense and rate	$135.5	35.0%	$53.6	35.0%	$239.9	35.0%
State income taxes, net of federal benefit(1)	5.7	1.5	(15.2)	(9.9)	10.6	1.6
Effect of noncontrolling interests(2)	(4.0)	(1.1)	(5.1)	(3.3)	3.0	0.5
Effect of gains (losses) on investments, sales of assets and impairment of assets	—	—	(3.8)	(2.4)	—	—
Effect of federal unrecognized tax benefits	(1.3)	(0.3)	(0.1)	(0.1)	1.5	0.2
Foreign tax	—	—	1.1	0.7	12.5	1.8
Net research tax credit	(0.1)	—	(0.3)	(0.2)	(0.4)	(0.1)
Other differences, net	(2.4)	(0.6)	(0.1)	(0.1)	2.0	0.3

Total income tax expense and rate	$133.4	34.5%	$30.1	19.7%	$269.1	39.3%

(1)
State income taxes include changes in the valuation allowance which is primarily related to the ability to utilize net operating losses.

(2)
Includes a $4.6 million charge in 2007 related to the write-off of deferred tax assets established in prior years for certain partnerships.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 4    INCOME TAXES (Continued)

The foreign tax incurred in 2008 and 2007 related to the dividend received from Deutsche Telekom.

TDS' net current deferred income tax asset totaled $29.9 million and $27.8 million at December 31, 2009 and 2008, respectively, and primarily represents the deferred tax effects of accrued liabilities and the allowance for doubtful accounts on customer receivables.

TDS' noncurrent deferred income tax assets and liabilities at December 31, 2009 and 2008 and the temporary differences that gave rise to them were as follows:

Year Ended December 31,	2009	2008
	(Dollars in thousands)
Noncurrent deferred tax assets
Net operating loss ("NOL") carryforwards	$73,894	$80,946
Other	91,749	89,273

	165,643	170,219
Less valuation allowance	(62,856)	(78,760)

Total noncurrent deferred tax assets	102,787	91,459

Noncurrent deferred tax liabilities
Property, plant and equipment	379,958	352,011
Partnership investments	63,719	53,217
Licenses	168,845	149,847
Other	8,027	8,007

Total noncurrent deferred tax liabilities	620,549	563,082

Net noncurrent deferred income tax liability	$517,762	$471,623

At December 31, 2009, TDS and certain subsidiaries had $1,263.5 million of state NOL carryforwards (generating a $69.5 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries that generated the losses. The state NOL carryforwards expire between 2010 and 2029. Certain subsidiaries that are not included in the federal consolidated income tax return, but file separate federal tax returns, had federal NOL carryforwards (generating a $4.3 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2010 and 2029. A valuation allowance was established for certain state NOL carryforwards and federal NOL carryforwards since it is more likely than not that a portion of such carryforwards will expire before they can be utilized.

Effective January 1, 2007, TDS adopted new requirements promulgated under GAAP related to accounting for unrecognized tax benefits. In accordance with these provisions, TDS recognized a cumulative effect adjustment of $4.4 million, decreasing its liability for unrecognized tax benefits, interest and penalties and increasing the January 1, 2007 balance of Common stockholders' equity. Of this amount, $20.7 million increased Accumulated other comprehensive income and $16.3 million represents the cumulative reduction of beginning retained earnings.

At December 31, 2009, TDS had $45.0 million in unrecognized tax benefits which, if recognized, would reduce income tax expense by $27.7 million, net of the federal benefit from state income taxes. At December 31, 2008, TDS had $39.2 million in unrecognized tax benefits, which, if recognized, would reduce income tax expense by $25.1 million, net of the federal benefit from state income taxes.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 4    INCOME TAXES (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2009	2008	2007
	(Dollars in thousands)
Balance at January 1	$39,234	$42,129	$28,430
Additions for tax positions of current year	5,349	6,687	6,389
Additions for tax positions of prior years	4,362	4,701	8,696
Reductions for tax positions of prior years	(3,855)	(11,237)	(928)
Reductions for settlements of tax positions	—	(2,884)	(192)
Reductions for lapses in statutes of limitations	(56)	(162)	(266)

Balance at December 31	$45,034	$39,234	$42,129

Unrecognized tax benefits are included in Accrued taxes and Other deferred liabilities and credits in the Consolidated Balance Sheet.

As of December 31, 2009, TDS believes it is reasonably possible that unrecognized tax benefits could change significantly in the next twelve months. The nature of the uncertainty primarily relates to the exclusion of certain transactions from certain state income taxes due primarily to anticipated closure of state income tax audits and the expiration of statutes of limitation. It is anticipated that these events could reduce unrecognized tax benefits in the range of $0.4 million to $8.9 million.

TDS recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The amounts charged to income tax expense totaled $2.9 million, $4.5 million and $2.1 million in 2009, 2008 and 2007, respectively. Net accrued interest and penalties were $16.8 million and $13.3 million at December 31, 2009 and 2008, respectively.

TDS and its subsidiaries file federal and state income tax returns. In 2008, upon completion of the audit of the TDS consolidated group's federal income tax returns for the years 2002 through 2005, the Internal Revenue Service ("IRS") issued a proposed assessment of income tax. TDS protested the proposed assessment. A tentative resolution has been reached with the IRS, which is subject to review by the Joint Committee on Taxation. Under the tentative resolution, the IRS would concede the proposed adjustments and penalties in full. Pursuant to a provision of the Internal Revenue Code, TDS made a $38 million deposit with the IRS related to this assessment in March 2009 in order to eliminate any potential interest expense subsequent to the deposit. This deposit is included in Other current assets in TDS' Consolidated Balance Sheet at December 31, 2009. Subject to Joint Committee approval of the tentative resolution with the IRS, the deposit made by TDS would be refunded to TDS by the IRS.

NOTE 5    EXTRAORDINARY ITEM

Prior to the third quarter of 2007, TDS Telecom's incumbent local exchange carrier ("ILEC") operations followed the accounting for regulated enterprises prescribed by accounting provisions now included in FASB ASC 980, Regulated Operations ("FASB ASC 980"). This accounting recognizes the economic effects of rate-making actions of regulatory bodies in the financial statements of the TDS Telecom ILEC operations.

During 2007, changes in TDS Telecom's business environment caused competitive forces to surpass regulatory forces such that TDS Telecom concluded that it was no longer reasonable to assume that rates set at levels that will recover the enterprise's cost can be charged to its customers.

TDS Telecom has experienced increasing access line losses due to increasing levels of competition across all of the ILEC service areas. Competition intensified in 2007 from cable and wireless operators who extended their investment beyond major markets to enable a broader range of voice and data

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 5    EXTRAORDINARY ITEM (Continued)

services that compete directly with TDS Telecom's service offerings. These alternative telecommunications providers have transformed a pricing structure historically based on the recovery of costs to a pricing structure based on market conditions. Consequently, TDS Telecom has had to alter its strategy to compete in its markets. Specifically, in the third quarter of 2007, TDS Telecom initiated an aggressive program of service bundling and deep discounting and made the decision to voluntarily exit certain revenue pools administered by the FCC-supervised National Exchange Carrier Association in order to achieve additional pricing flexibility to meet competitive pressures.

Based on these material factors impacting its operations, management determined in the third quarter of 2007 that it was no longer appropriate to continue the application of accounting provisions now included in FASB ASC 980 for reporting its financial results. Accordingly, TDS Telecom recorded a non-cash extraordinary gain of $42.8 million, net of taxes of $27.0 million, upon discontinuance of the application of accounting provisions now included in FASB ASC 980. The components of the non-cash extraordinary gain were as follows:

	Before Tax Effects	After Tax Effects
	(Dollars in thousands)
Write off of regulatory cost of removal liability	$70,107	$43,018
Write off of other net regulatory assets	(259)	(191)

Total	$69,848	$42,827

In conjunction with the discontinuance of the accounting provisions now included in FASB ASC 980, TDS Telecom assessed the useful lives of fixed assets and determined that the impacts of any changes were not significant.

NOTE 6    VARIABLE INTEREST ENTITIES (VIEs)

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

A summary of the auctions in which each entity participated and the auction results for each of these entities are shown in the table below.

	FCC Auction	Auction End Date	Date Applications Granted by FCC	Number of Licenses Won
Aquinas Wireless	78	August 20, 2008	February 16, 2010	5
King Street Wireless	73	March 20, 2008	December 30, 2009	152
Barat Wireless	66	September 18, 2006	April 30, 2007	17
Carroll Wireless	58	February 15, 2005	January 6, 2006	16

Consolidated VIEs

As of December 31, 2009, TDS consolidates the following VIEs under GAAP:

•
Aquinas Wireless;

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 6    VARIABLE INTEREST ENTITIES (VIEs) (Continued)

•
King Street Wireless and King Street Wireless, Inc., the general partner of King Street Wireless;

•
Barat Wireless and Barat Wireless, Inc., the general partner of Barat Wireless; and

•
Carroll Wireless and Carroll PCS, Inc., the general partner of Carroll Wireless.

GAAP establishes certain criteria for consolidation of VIEs when voting control is not present. Specifically, for a VIE, as such term is defined by GAAP, an entity, referred to as the primary beneficiary, that absorbs a majority of the VIE's expected gains or losses is required to consolidate such a VIE. TDS holds a variable interest in the entities listed above due to capital contributions and/or advances it has provided to these entities. Given the significance of these contributions and/or advances in relation to the equity investments at risk, TDS was deemed to be the primary beneficiary of these VIEs under GAAP. Accordingly, these VIEs are consolidated because TDS anticipates benefiting from or absorbing a majority of these VIEs' expected gains or losses.

Following is a summary of the capital contributions and advances made to each entity by TDS as of December 31, 2009 (dollars in thousands). The amounts shown in the table below exclude funds provided to these entities solely from the shareholder of the general partner.

Aquinas Wireless	$2,132
King Street Wireless & King Street Wireless, Inc.	300,604
Barat Wireless & Barat Wireless, Inc.	127,485
Carroll Wireless & Carroll PCS, Inc.	130,594

$560,815

The following table presents the classification of the consolidated VIEs' assets and liabilities in TDS' Consolidated Balance Sheet.

December 31,	2009	2008
	(Dollars in thousands)
Assets
Cash	$679	$684
Other current assets	393	63
Licenses	487,962	487,962
Property, plant and equipment	440	—

Total assets	$489,474	$488,709

Liabilities
Customer deposits and deferred revenues	$70	$63

Total liabilities	$70	$63

Other Related Matters

TDS may agree to make additional capital contributions and/or advances to the VIEs discussed above and/or their general partners to provide additional funding for the development of licenses granted in the various auctions. TDS may finance such amounts with a combination of cash on hand, borrowings under its revolving credit agreement and/or long-term debt. There is no assurance that TDS will be able to obtain additional financing on commercially reasonable terms or at all to provide such financial support.

The general partner of each of these VIEs has the exclusive right to manage, operate and control the limited partnerships and make all decisions to carry on the business of the partnerships; however, the general partner needs consent of the partners to sell or lease certain licenses, to make certain large

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 6    VARIABLE INTEREST ENTITIES (VIEs) (Continued)

expenditures, admit other partners, or liquidate the limited partnerships. Based on the current ownership interests, the general partner would need the consent of the U.S. Cellular subsidiary that is a limited partner in each of the respective partnerships.

The limited partnership agreements also provide the general partner with a put option whereby the general partner may require the limited partner, a subsidiary of U.S. Cellular, to purchase its interest in the limited partnership. The general partner's put options related to its interests in Carroll Wireless, Barat Wireless, King Street Wireless and Aquinas Wireless will become exercisable in 2011, 2017, 2019 and 2020 respectively. The put option price is determined pursuant to a formula that takes into consideration fixed interest rates and the market value of U.S. Cellular's Common Shares. Upon exercise of the put option, the general partner is required to repay borrowings due to U.S. Cellular. If the general partner does not elect to exercise its put option, the general partner may trigger an appraisal process in which the limited partner (a subsidiary of U.S. Cellular) may have the right, but not the obligation, to purchase the general partner's interest in the limited partnership at a price and on other terms and conditions specified in the limited partnership agreement. In accordance with requirements under GAAP, TDS is required to calculate a theoretical redemption value for all of the puts assuming they are exercisable at the end of each reporting period, even though such exercise is not contractually permitted. Pursuant to GAAP, this theoretical redemption value, net of amounts payable to U.S. Cellular for loans (and accrued interest thereon) made by U.S. Cellular to the general partners, is recorded as a component of Noncontrolling interests with redemption features in TDS' Consolidated Balance Sheet. Also per GAAP, changes in the redemption value of the put options, net of interest accrued on the loans, are recorded as a component of Net income attributable to noncontrolling interests, net of tax, in TDS' Consolidated Statements of Operations.

See Note 16—Commitments and Contingencies for additional information related to the participation of Carroll Wireless, Barat Wireless and King Street Wireless in Auction 58, Auction 66 and Auction 73, respectively.

These VIEs are in the process of developing long-term business and financing plans. These entities were formed to participate in FCC auctions of wireless spectrum and to fund, establish, and provide wireless service with respect to any FCC licenses won in the auctions. As such, these entities have risks similar to those described in the "Risk Factors" in TDS' Annual Report on Form 10-K.

NOTE 7    EARNINGS PER SHARE

Basic earnings per share is computed by dividing Net income available to common shareholders of TDS by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing Net income available to common shareholders of TDS by the weighted average number of common shares outstanding during the period adjusted to include the effect of potentially dilutive securities. Potentially dilutive securities include incremental shares issuable upon exercise of outstanding stock options and the vesting of restricted stock units.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 7    EARNINGS PER SHARE (Continued)

The amounts used in computing earnings per share and the effects of potentially dilutive securities on income and the weighted average number of Common, Special Common and Series A Common Shares are as follows:

Year Ended December 31,	2009	2008	2007
	(Dollars and shares in thousands, except earnings per share)
Basic earnings per share:
Net income before extraordinary item attributable to TDS shareholders	$193,902	$93,541	$343,285
Preferred dividend requirement	(51)	(52)	(52)

Income before extraordinary item attributable to common shareholders	193,851	93,489	343,233
Extraordinary item, net of taxes	—	—	42,827

Net income available to common shareholders of TDS used in basic earnings per share	$193,851	$93,489	$386,060

Diluted earnings per share:
Net income available to common shareholders of TDS used in basic earnings per share	$193,851	$93,489	$386,060
Noncontrolling interest adjustment(1)	(455)	(92)	(2,155)
Preferred dividend adjustment(2)	49	—	49

Net income available to common shareholders of TDS used in diluted earnings per share	$193,445	$93,397	$383,954

Weighted average number of shares used in basic earnings per share
Common Shares	51,168	53,028	52,518
Special Common Shares	51,698	56,339	58,660
Series A Common Shares	6,473	6,450	6,446

Total	109,339	115,817	117,624
Effects of dilutive securities:
Effects of stock options(3)	50	335	1,287
Effects of restricted stock units(4)	144	103	168
Effects of preferred shares(5)	44	—	47

Weighted average number of shares used in diluted earnings per share	109,577	116,255	119,126

Basic earnings per share attributable to TDS shareholders
Net income before extraordinary item attributable to TDS shareholders	$1.77	$0.81	$2.92
Extraordinary item, net of taxes	—	—	0.36

	$1.77	$0.81	$3.28

Diluted earnings per share attributable to TDS shareholders
Net income before extraordinary item attributable to TDS shareholders	$1.77	$0.80	$2.86
Extraordinary item, net of taxes	—	—	0.36

	$1.77	$0.80	$3.22

(1)
The noncontrolling income adjustment reflects the additional noncontrolling share of U.S. Cellular's income computed as if all of U.S. Cellular's issuable securities were outstanding.

(2)
The preferred dividend adjustment reflects the dividend reduction in the event any preferred series were dilutive, and therefore converted for shares.

(3)
Stock options exercisable into 813,322 Common Shares and 4,237,872 Special Common Shares in 2009, 336,457 Common Shares and 1,829,969 Special Common Shares in 2008, and 106,570 Common Shares and

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 7    EARNINGS PER SHARE (Continued)

  543,538 Special Common Shares in 2007 were not included in computing Diluted earnings per share because their effects were antidilutive.

(4)
Restricted stock units issuable upon vesting into 107,815 Special Common Shares in 2009, 51,503 Special Common Shares in 2008 and 42,389 Special Common Shares in 2007 were not included in computing Diluted earnings per share because their effects were antidilutive.

(5)
Preferred shares redeemable for 48,595 Common Shares in 2008 were not included in computing Diluted earnings per share because their effects were antidilutive.

NOTE 8    ACQUISITIONS, DIVESTITURES AND EXCHANGES

TDS assesses its existing wireless and wireline interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on investment. As part of this strategy, TDS reviews attractive opportunities to acquire additional wireless operating markets, telecommunications companies, wireless spectrum and related service businesses. In addition, TDS may seek to divest outright or include in exchanges for other interests those wireless and wireline interests that are not strategic to its long-term success.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 8    ACQUISITIONS, DIVESTITURES AND EXCHANGES (Continued)

TDS' acquisitions for the years ended 2009, 2008 and 2007 and the allocation of the purchase price for these acquisitions were as follows:

		Allocation of Purchase Price
	Purchase price(1)	Goodwill(2)	Licenses	Customer lists	Net tangible assets (liabilities)
	(Dollars in thousands)
2009
U.S. Cellular
Licenses	$15,750	$—	$15,750	$—	$—
TDS Telecom
ILEC businesses	10,855	289	—	3,610	6,956
ILEC other	14	14	—	—	—

Total	$26,619	$303	$15,750	$3,610	$6,956

2008
U.S. Cellular
FCC Auction 73 licenses(3)	$300,479	$—	$300,479	$—	$—
Other licenses	32,340	—	32,340	—	—
Businesses	9,152	2,963	4,803	1,045	341
TDS Telecom
ILEC businesses	61,199	22,206	—	14,299	24,694
ILEC other	121	121	—	—	—

Total	$403,291	$25,290	$337,622	$15,344	$25,035

2007
U.S. Cellular
Licenses	$3,195	$—	$3,195	$—	$—
Businesses	18,283	5,864	7,900	1,560	2,959
TDS Telecom
ILEC Other	200	259	—	—	(59)
Non-reportable segment
Businesses	2,087	1,522	—	—	565

Total	$23,765	$7,645	$11,095	$1,560	$3,465

(1)
Cash amounts paid for the acquisitions may differ from the purchase price due to cash acquired in the transactions and working capital adjustments as of December 31 of the respective year.

(2)
$1.6 million and $6.9 million of the goodwill was amortizable for income tax purposes in 2008 and 2007, respectively. No transactions resulted in tax amortizable goodwill in 2009.

(3)
King Street Wireless L.P., an entity in which a subsidiary of U.S. Cellular is a limited partner with a 90% partnership interest, made these payments. U.S. Cellular loaned these funds to the partnership and the general partner and made direct capital investments to fund the auction payment.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 9    LICENSES AND GOODWILL

Changes in TDS' licenses and goodwill are presented below. See Note 8—Acquisitions, Divestitures and Exchanges for information regarding transactions which affected licenses and goodwill during the periods.

Licenses

Year Ended December 31,	2009	2008
	(Dollars in thousands)
Consolidated beginning balance	$1,441,440	$1,516,629
U.S. Cellular(1)
Balance, beginning of year	1,438,640	1,513,829
Acquisitions	15,750	337,622
Impairment	(14,000)	(414,376)
Step acquisition allocation adjustment(1)	—	1,565
Other	(165)	—

	1,585	(75,189)
Balance, end of year	1,440,225	1,438,640
TDS Telecom—CLEC
Balance, beginning and end of year	2,800	2,800
Net change—consolidated	1,585	(75,189)

Consolidated ending balance	$1,443,025	$1,441,440

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 9    LICENSES AND GOODWILL (Continued)

Goodwill

Year Ended December 31,	2009	2008
	(Dollars in thousands)
Consolidated beginning balance	$1,070,419	$1,042,469
Accumulated impairment losses(2)	(363,340)	(363,340)

	707,079	679,129
U.S. Cellular(1)
Balance, beginning of year	616,764	610,316
Accumulated impairment losses	(333,900)	(333,900)

	282,864	276,416
Acquisitions	—	2,963
Step acquisition allocation adjustment(1)	—	3,485
Other	458	—

Balance, end of year	617,222	616,764
Accumulated impairment losses	(333,900)	(333,900)

	283,322	282,864
TDS Telecom
Balance, beginning of year	449,853	428,351
Accumulated impairment losses(2)	(29,440)	(29,440)

	420,413	398,911
Acquisitions	303	22,327
Other	—	(825)

Balance, end of year	450,156	449,853
Accumulated impairment losses	(29,440)	(29,440)

	420,716	420,413
Other(3)
Balance, beginning and end of year	3,802	3,802
Accumulated impairment losses	—	—

	3,802	3,802

Net change—consolidated	761	27,950

Consolidated ending balance	1,071,180	1,070,419
Accumulated impairment losses	(363,340)	(363,340)

	$707,840	$707,079

(1)
Prior to January 1, 2009, TDS accounted for U.S. Cellular's share repurchases as step acquisitions, allocating a portion of the share repurchase value to TDS licenses and goodwill, as required by GAAP in effect at that time. Therefore, prior to January 1, 2009, U.S. Cellular's balances included licenses and goodwill allocated from TDS as a result of step acquisitions. See Note 17—Common Stockholders' Equity for a discussion of U.S. Cellular's purchases of its Common Shares.

  For impairment testing purposes, the additional TDS licenses and goodwill amounts are allocated to the same units of accounting and reporting units used by U.S. Cellular. In 2003, U.S. Cellular's licenses and goodwill impairment tests did not result in an impairment loss on a stand-alone basis. However, when the licenses and goodwill amounts recorded at TDS, as a result of step acquisitions, were added to the U.S. Cellular licenses and goodwill for impairment testing at the TDS consolidated level in 2003, an impairment loss on licenses and goodwill was recorded. Consequently, U.S. Cellular's licenses and goodwill balance reported on a stand-alone basis does not match the TDS consolidated licenses and goodwill balance related to U.S. Cellular.

(2)
The entire goodwill balance of $29.4 million at the TDS Telecom CLEC business segment was impaired in 2004. The remaining goodwill balance at TDS Telecom is attributed to the ILEC business segment.

(3)
"Other" consists of goodwill related to Suttle-Straus.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 9    LICENSES AND GOODWILL (Continued)

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for a description of accounting policies related to licenses and goodwill.

2009 Impairment Assessment

In 2009, TDS completed the required annual impairment assessment of its licenses and goodwill in the fourth quarter. The assessment resulted in no impairment of goodwill and an impairment loss of $14.0 million on licenses. The entire impairment loss relates to licenses in developed operating markets (built licenses).

2008 Impairment Assessment

In 2008, TDS completed the required annual impairment assessment of its licenses and goodwill in the second quarter. As a result of the deterioration in the credit and financial markets and the decline of the overall economy in the fourth quarter of 2008, TDS performed an interim impairment assessment of licenses and goodwill as of December 31, 2008. The assessment resulted in no impairment of goodwill and an impairment loss of $414.4 million on licenses. Of the $414.4 million, $357.6 million relates to licenses in developed operating markets (built licenses) and $56.8 million relates to licenses that are not being utilized (unbuilt licenses). The TDS impairment amount exceeded the U.S. Cellular impairment amount recorded on a stand-alone basis due to step acquisition allocation adjustments, which increased the carrying value of licenses at the TDS level.

2007 Impairment Assessment

During 2007, TDS recognized a $2.1 million impairment of licenses as a result of its annual impairment assessment in the second quarter of 2007. In addition, TDS recognized an impairment of licenses of $20.8 million in the fourth quarter of 2007 in conjunction with an exchange of licenses with Sprint Nextel. No impairment of goodwill was recognized in 2007.

NOTE 10    MARKETABLE EQUITY SECURITIES AND VARIABLE PREPAID FORWARD CONTRACTS

As of December 31, 2009 and 2008, TDS did not own either marketable equity securities or variable prepaid forward contracts.

Prior to August 7, 2008, TDS and its subsidiaries held 719,396 common shares of Rural Cellular Corporation ("RCC"). On August 7, 2008, RCC was acquired by Verizon Wireless, with shareholders of RCC receiving cash of $45 per share in exchange for each RCC share owned. As a result of this exchange, TDS received total cash proceeds of $32.4 million and recognized a pre-tax gain of $31.7 million in August 2008.

In 2002 and 2003, TDS entered into variable prepaid forward contracts ("forward contracts") related to the Deutsche Telekom Ordinary Shares it held. The economic hedge risk management objective of the forward contracts was to hedge the value of the marketable equity securities from losses due to decreases in the market prices of the securities while retaining a share of gains from increases in the market prices of such securities. The downside risk was hedged at or above the accounting cost basis of the securities. The principal amount of the forward contracts was accounted for as a loan. The forward contracts contained embedded collars that were bifurcated and accounted for as derivatives.

In the first half of 2008, the forward contracts related to 85,969,689 Deutsche Telekom Ordinary Shares were settled through a combination of delivery of 73,462,167 Deutsche Telekom Ordinary Shares relating to the forward contracts and cash payments. TDS sold the remaining 12,507,522 Deutsche Telekom Ordinary Shares and realized cash proceeds of $226.6 million from the sale. This amount was offset by $17.4 million and $47.4 million of cash payments paid to settle the collar (derivative liability) and debt portions of certain variable prepaid forward contracts, respectively, for which cash was delivered upon settlement.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 10    MARKETABLE EQUITY SECURITIES AND VARIABLE PREPAID FORWARD CONTRACTS (Continued)

During 2007, the forward contracts related to TDS' investments in Vodafone ADRs, VeriSign Common Shares and a portion of the Deutsche Telekom Ordinary Shares matured. TDS delivered a substantial majority of such shares in settlement of the forward contracts and disposed of the remaining shares, which resulted in cash proceeds of $92.0 million.

NOTE 11    INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities which are accounted for using either the equity or cost method as shown in the following table:

December 31,	2009	2008
	(Dollars in thousands)
Equity method investments:
Capital contributions, loans and advances	$32,244	$32,942
Goodwill	6,630	6,630
Cumulative share of income	798,670	708,239
Cumulative share of distributions	(649,314)	(557,612)

	188,230	190,199
Cost method investments	15,569	15,569

Total investments in unconsolidated entities	$203,799	$205,768

Investments in unconsolidated entities include goodwill and costs in excess of the underlying book value of certain investments.

Equity in earnings of unconsolidated entities totaled $90.7 million, $89.8 million and $91.8 million in 2009, 2008 and 2007, respectively; of those amounts, TDS' investment in the Los Angeles SMSA Limited Partnership ("LA Partnership") contributed $64.7 million, $66.1 million and $71.2 million in 2009, 2008 and 2007, respectively. TDS held a 5.5% ownership interest in the LA Partnership throughout and at the end of each of these years.

The following tables, which are based on information provided in part by third parties, summarize the combined assets, liabilities and equity, and the combined results of operations of TDS' equity method investments:

December 31,	2009	2008
	(Dollars in thousands)
Assets
Current	$452,000	$429,000
Due from affiliates	468,000	417,000
Property and other	1,921,000	1,988,000

	$2,841,000	$2,834,000

Liabilities and Equity
Current liabilities	$251,000	$243,000
Deferred credits	71,000	75,000
Long-term liabilities	40,000	44,000
Long-term capital lease obligations	43,000	50,000
Partners' capital and stockholders' equity	2,436,000	2,422,000

	$2,841,000	$2,834,000

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 11    INVESTMENTS IN UNCONSOLIDATED ENTITIES (Continued)

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Results of Operations
Revenues	$4,815,000	$4,784,000	$4,519,000
Operating expenses	3,437,000	3,376,000	3,092,000

Operating income	1,378,000	1,408,000	1,427,000
Other income (expense)	42,000	26,000	32,000

Net income	$1,420,000	$1,434,000	$1,459,000

NOTE 12    PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular's Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2009 and 2008 were as follows:

December 31,	Useful Lives	2009	2008
	(Years)	(Dollars in thousands)
Land	N/A	$26,017	$26,045
Buildings	20	300,285	275,307
Leasehold and land improvements	1-30	976,828	905,936
Cell site equipment	6-25	2,394,222	2,567,271
Switching equipment	1-8	862,826	877,664
Office furniture and equipment	3-5	549,871	527,592
Other operating equipment	5-25	341,988	302,640
System development	3-7	258,073	259,860
Work in process	N/A	174,197	142,068

		5,884,307	5,884,383
Accumulated depreciation		(3,282,969)	(3,264,007)

		$2,601,338	$2,620,376

U.S. Cellular's depreciation and amortization expense related to Property, plant and equipment totaled $554.9 million, $560.3 million and $559.0 million in 2009, 2008 and 2007, respectively.

In 2009, 2008 and 2007, U.S. Cellular's Loss on asset disposals, net included charges of $15.2 million, $23.4 million and $19.4 million, respectively, related to disposals of assets, trade-ins of older assets for replacement assets and other retirements of assets from service. In 2007, U.S. Cellular conducted a physical inventory of its significant cell site and switching assets. As a result, Loss on asset disposals, net also included a charge of $14.6 million in 2007 reflecting the results of the physical inventory and related valuation and reconciliation.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 12    PROPERTY, PLANT AND EQUIPMENT (Continued)

TDS Telecom's Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2009 and 2008 were as follows:

December 31,	Useful Lives	2009	2008
	(Years)	(Dollars in thousands)
Cable and wire	15-20	$1,375,201	$1,339,110
Central office equipment	5-12	953,211	908,178
Office furniture and equipment	5-10	87,318	93,511
Systems development	5-7	154,258	145,481
Land	N/A	6,557	6,274
Buildings	30	79,352	78,808
Other equipment	10-15	89,116	85,693
Work in process	N/A	46,877	51,648

		2,791,890	2,708,703
Accumulated depreciation		(1,911,512)	(1,790,249)

		$880,378	$918,454

The provision for TDS Telecom's ILEC companies' depreciation as a percentage of depreciable property was 5.8% in 2009, 5.7% in 2008 and 6.0% in 2007. TDS Telecom's depreciation and amortization expense related to Property, plant and equipment totaled $161.4 million, $154.5 million and $156.4 million in 2009, 2008 and 2007, respectively.

Corporate and other Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2009 and 2008 were as follows:

December 31,	2009	2008
	(Dollars in thousands)
Property, plant and equipment	$84,130	$87,302
Accumulated depreciation	(58,001)	(57,208)

Total	$26,129	$30,094

Corporate and other fixed assets consist of assets at the TDS corporate offices and Suttle-Straus. Corporate and other depreciation and amortization expense related to Property, plant and equipment totaled $7.8 million, $8.7 million and $8.8 million in 2009, 2008 and 2007, respectively.

NOTE 13    ASSET RETIREMENT OBLIGATION

Asset retirement obligations are included in Other deferred liabilities and credits in the Consolidated Balance Sheet.

In 2009 and 2008, U.S. Cellular and TDS Telecom performed a review of the assumptions and estimated costs related to asset retirement obligations. The results of the reviews (identified as "Revisions in

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 13    ASSET RETIREMENT OBLIGATION (Continued)

estimated cash outflows") and other changes in asset retirement obligations during 2009 and 2008 are shown in the table below.

	U.S. Cellular	TDS Telecom	TDS Consolidated
	(Dollars in thousands)
2009
Beginning Balance	$148,982	$50,551	$199,533
Additional liabilities accrued	3,935	644	4,579
Revisions in estimated cash outflows	(47)	—	(47)
Acquisitions of assets	—	916	916
Disposition of assets	(1,128)	(388)	(1,516)
Accretion expense	10,923	3,620	14,543

Ending Balance	$162,665	$55,343	$218,008

2008
Beginning Balance	$126,844	$46,624	$173,468
Additional liabilities accrued	5,310	148	5,458
Revisions in estimated cash outflows	8,321	—	8,321
Acquisitions of assets	419	741	1,160
Disposition of assets	(1,224)	(272)	(1,496)
Accretion expense	9,312	3,310	12,622

Ending Balance	$148,982	$50,551	$199,533

NOTE 14    DEBT

Notes Payable

Prior to June 30, 2009, TDS had a $600 million revolving credit facility available for general corporate purposes. On June 30, 2009, TDS entered into a new $400 million revolving credit agreement with certain lenders and other parties. As a result, TDS' $600 million revolving credit agreement, which was due to expire in December 2009, was terminated on June 30, 2009 as a condition of entering into the new agreement. The new revolving credit agreement provides TDS with a $400 million senior revolving credit facility for working capital, acquisitions and other corporate purposes and to refinance any existing debt of TDS. Amounts under the new revolving credit facility may be borrowed, repaid and reborrowed from time to time from and after June 30, 2009 until maturity in June 2012. At December 31, 2009, TDS had no outstanding borrowings and $3.4 million of outstanding letters of credit under the new revolving credit facility, leaving $396.6 million available for use. Borrowings under the new revolving credit facility bear interest at the London InterBank Offered Rate ("LIBOR") (or, at TDS' option, an alternate "Base Rate" as defined in the new revolving credit agreement) plus a contractual spread based on TDS' credit rating. TDS may select borrowing periods of either one, two, three or six months (or other period of twelve months or less requested by TDS if approved by the lenders). At December 31, 2009, the one-month LIBOR was 0.23% and the contractual spread was 300 basis points. If TDS provides less than three business days notice of intent to borrow, interest on borrowings is at the Base Rate plus the contractual spread (the Base Rate was 3.25% at December 31, 2009). The new revolving credit facility required TDS to pay fees at an aggregate rate of 1.6% of the total $400 million facility in 2009. Total fees paid under the new and previous TDS revolving credit facilities were $7.0 million, $1.5 million and $2.4 million in 2009, 2008 and 2007, respectively.

Prior to June 30, 2009, U.S. Cellular had a $700 million revolving credit facility available for general corporate purposes. On June 30, 2009, U.S. Cellular entered into a new $300 million revolving credit

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 14    DEBT (Continued)

agreement with certain lenders and other parties. As a result, U.S. Cellular's $700 million revolving credit agreement, which was due to expire in December 2009, was terminated on June 30, 2009 as a condition of entering into the new agreement. The new revolving credit agreement provides U.S. Cellular with a $300 million senior revolving credit facility for working capital, acquisitions and other corporate purposes and to refinance any existing debt of U.S. Cellular. Amounts under the new revolving credit facility may be borrowed, repaid and reborrowed from time to time from and after June 30, 2009 until maturity in June 2012. At December 31, 2009, U.S. Cellular had no outstanding borrowings and $0.2 million of outstanding letters of credit under the new revolving credit facility, leaving $299.8 million available for use. Borrowings under the new revolving credit facility bear interest at the LIBOR (or, at U.S. Cellular's option, an alternate "Base Rate" as defined in the new revolving credit agreement) plus a contractual spread based on U.S. Cellular's credit rating. U.S. Cellular may select borrowing periods of either one, two, three or six months (or other period of twelve months or less requested by U.S. Cellular if approved by the lenders). At December 31, 2009, the one-month LIBOR was 0.23% and the contractual spread was 300 basis points. If U.S. Cellular provides less than three business days notice of intent to borrow, interest on borrowings is at the Base Rate plus the contractual spread (the Base Rate was 3.25% at December 31, 2009). The new revolving credit facility required U.S. Cellular to pay fees at an aggregate rate of 1.7% of the total $300 million facility in 2009. Total fees paid under the new and previous U.S. Cellular revolving credit facilities were $5.9 million, $1.7 million and $2.8 million in 2009, 2008 and 2007, respectively.

Information concerning notes payable under the TDS and U.S. Cellular new and prior revolving credit facilities is shown in the table below:

Year Ended December 31,	2009	2008
	(Dollars in thousands)
Balance at the end of the year	$—	$—
Weighted average interest rate at the end of the year	N/A	N/A
Maximum amount outstanding during the year	$—	$100,000
Average amount outstanding during the year(1)	$—	$20,833
Weighted average interest rate during the year(1)	N/A	3.38%

(1)
The average was computed based on month-end balances.

TDS' and U.S. Cellular's interest cost on their new revolving credit facilities is subject to increase if their current credit ratings from Standard & Poor's Rating Services, Moody's Investors Service or Fitch Ratings are lowered, and is subject to decrease if the ratings are raised. The new credit facilities would not cease to be available nor would the maturity date accelerate solely as a result of a downgrade in TDS' or U.S. Cellular's credit rating. However, a downgrade in TDS' or U.S. Cellular's credit rating could adversely affect their ability to renew the new credit facilities or obtain access to other credit facilities in the future.

The new revolving credit facilities have commitment fees based on the senior unsecured debt ratings assigned to TDS and U.S. Cellular by certain ratings agencies. The range of the commitment fees is 0.25% to 0.75% of the unused portions of the new revolving credit facilities.

TDS incurred costs of $10.1 million in conjunction with obtaining the new credit facilities, and such costs are amortized on a straight line basis over the three-year term of the facilities.

The maturity date of any borrowings under the TDS and U.S. Cellular new revolving credit facilities would accelerate in the event of a change in control.

The continued availability of the new revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 14    DEBT (Continued)

representations regarding certain matters at the time of each borrowing. TDS and U.S. Cellular believe they were in compliance as of December 31, 2009 with all covenants and other requirements set forth in the new revolving credit facilities.

In connection with U.S. Cellular's new revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated June 30, 2009 together with the administrative agent for the lenders under U.S. Cellular's new revolving credit agreement. Pursuant to this subordination agreement, (a) any consolidated funded indebtedness from U.S. Cellular to TDS will be unsecured and (b) any (i) consolidated funded indebtedness from U.S. Cellular to TDS (other than "refinancing indebtedness" as defined in the subordination agreement) in excess of $105,000,000, and (ii) refinancing indebtedness in excess of $250,000,000, will be subordinated and made junior in right of payment to the prior payment in full of obligations to the lenders under U.S. Cellular's new revolving credit agreement. As of December 31, 2009, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the revolving credit agreement pursuant to the subordination agreement.

Long-Term Debt

Long-term debt at December 31, 2009 and 2008 was as follows:

December 31,	2009	2008
	(Dollars in thousands)
Telephone and Data Systems, Inc. (Parent):
6.625% senior notes, maturing 2045	$116,250	$116,250
7.6% Series A notes, maturing in 2041	500,000	500,000
Purchase contracts, averaging 6.0%, due through 2021	1,097	1,097

Total Parent	617,347	617,347

Subsidiaries:
U.S. Cellular—
6.7% senior notes maturing in 2033	544,000	544,000
Unamortized discount	(10,798)	(11,252)

	533,202	532,748
7.5% senior notes, maturing in 2034	330,000	330,000
8.75% senior notes	—	130,000
Obligation on capital leases	4,396	4,146
Other, 9.0%	—	10,000
TDS Telecom—
Rural Utilities Service ("RUS") and other notes	2,671	3,109
Other Subsidiaries—
Long-term notes, 2.7% to 10.6%, due through 2012	7,801	9,409

Total Subsidiaries	878,070	1,019,412

Total long-term debt	1,495,417	1,636,759
Less: Current portion of long-term debt	2,509	15,337

Total long-term debt excluding current portion	$1,492,908	$1,621,422

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 14    DEBT (Continued)

Telephone and Data Systems, Inc. (Parent)

The unsecured 6.625% senior notes, issued in 2005, are due March 31, 2045. Interest on the notes is payable quarterly. TDS may redeem the notes, in whole or in part, at any time on or after March 31, 2010, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

The unsecured 7.6% Series A notes, issued in 2001, are due December 1, 2041. Interest is payable quarterly. The notes are redeemable by TDS at any time at 100% of the principal amount plus accrued and unpaid interest.

Subsidiaries—U.S. Cellular

The unsecured 6.7% senior notes are due December 15, 2033. Interest is paid semi-annually. U.S. Cellular may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued but unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points.

The unsecured 7.5% senior notes are due June 15, 2034. Interest on the notes is payable quarterly. U.S. Cellular may redeem the notes, in whole or in part, at any time on or after June 17, 2009, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

The unsecured 8.75% senior notes were due November 1, 2032. Interest was paid quarterly. U.S. Cellular redeemed the notes in whole at the redemption price equal to 100% of the principal amount plus accrued and unpaid interest on December 24, 2009, which resulted in a total redemption payment of $131.7 million.

Consolidated

The annual requirements for principal payments on long-term debt are approximately $2.5 million, $1.6 million, $4.9 million, $0.3 million, $0.2 million for the years 2010 through 2014, respectively.

The covenants associated with TDS and its subsidiaries' long-term debt obligations, among other things, restrict TDS' ability, subject to certain exclusions, to incur additional liens; enter into sale and leaseback transactions; and sell, consolidate or merge assets.

NOTE 15    EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

TDS sponsors a qualified noncontributory defined contribution pension plan. The plan provides benefits for the employees of TDS Corporate, TDS Telecom and U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded annually. Total pension costs were $18.8 million, $16.8 million and $14.1 million in 2009, 2008 and 2007, respectively. In addition, TDS sponsors a defined contribution retirement savings plan ("401(k)") plan. Total costs incurred from TDS' contributions to the 401(k) plan were $20.9 million, $20.6 million and $17.2 million in 2009, 2008 and 2007, respectively.

TDS also sponsors an unfunded nonqualified deferred supplemental executive retirement plan for certain employees to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 15    EMPLOYEE BENEFIT PLANS (Continued)

Other Post-Retirement Benefits

TDS sponsors a defined benefit post-retirement plan that provides medical benefits and that covers most of the employees of TDS Corporate, TDS Telecom and the subsidiaries of TDS Telecom. The plan is contributory, with retiree contributions adjusted annually. The plan anticipates future cost sharing changes that reflect TDS' intent to increase retiree contributions as a portion of total cost.

In 2009, TDS amended its defined benefit post-retirement plan that provides medical benefits to retirees. Under this plan, TDS provides a subsidy to retirees to pay for various medical plan options. The amendments introduced subsidy caps that will become effective in 2011. For current retirees and future retirees, the amendments reduce the future subsidies by varying amounts. For new employees hired on or after January 1, 2010, the subsidy is eliminated. The plan amendments reduced the plan's benefit obligation by $26.1 million. This amount is included in TDS' December 31, 2009 Accumulated other comprehensive income as a component of net prior service costs.

The following amounts are included in Accumulated other comprehensive income, before affecting such amounts for income taxes:

December 31,	2009	2008
	(Dollars in thousands)
Net prior service costs	$33,804	$4,158
Net actuarial loss	(34,765)	(31,871)

	$(961)	$(27,713)

The estimated net actuarial loss and prior service cost gain for the postretirement benefit plans that will be amortized from Accumulated other comprehensive income into net periodic benefit cost during 2010 are $2.2 million and $(3.8) million, respectively.

The following amounts are included in Accumulated other comprehensive income ("AOCI"):

December 31, 2009	Before-Tax	Deferred Tax (Expense) or Benefit	Net-of-Tax
	(Dollars in thousands)
Net actuarial gains (losses)	$(4,700)	$2,169	$(2,531)
Prior service cost	30,447	(14,054)	16,393
Amortization of prior service costs	(801)	370	(431)
Amortization of actuarial losses	1,806	(833)	973

Total gains (losses) recognized in AOCI	$26,752	$(12,348)	$14,404

December 31, 2008	Before-Tax	Deferred Tax (Expense) or Benefit	Net-of-Tax
	(Dollars in thousands)
Net actuarial gains (losses)	$(13,193)	$4,927	$(8,266)
Prior service cost	(355)	133	(222)
Amortization of prior service costs	(830)	310	(520)
Amortization of actuarial losses	968	(362)	606

Total gains (losses) recognized in AOCI	$(13,410)	$5,008	$(8,402)

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 15    EMPLOYEE BENEFIT PLANS (Continued)

The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other post-retirement benefit plans.

December 31,	2009	2008
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$59,600	$57,078
Acquisition of ILEC	—	971
Service cost	2,140	2,001
Interest cost	3,616	3,451
Plan amendments	(30,447)	355
Actuarial (gain) loss	10,688	(1,651)
Prescription drug subsidy	237	237
Benefits paid	(3,136)	(2,842)

Benefit obligation at end of year	42,698	59,600

Change in plan assets
Fair value of plan assets at beginning of year	33,612	41,886
Acquisition of ILEC	—	1,774
Actual return (loss) on plan assets	8,788	(11,259)
Employer contribution	3,143	4,053
Benefits paid	(3,136)	(2,842)

Fair value of plan assets at end of year	42,407	33,612

Funded status	$(291)	$(25,988)

The benefit obligations identified above are recorded as a component of Other deferred liabilities and credits in TDS' Consolidated Balance Sheet.

The following table sets forth by level within the fair value hierarchy the plans' assets at fair value, as of December 31, 2009 and 2008. See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for definitions of the levels in the fair value hierarchy.

December 31, 2009	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Mutual funds
Corporate bond	$10,986	$—	$—	$10,986
International growth	8,112	—	—	8,112
Money market	2,208	—	—	2,208
US large cap	17,333	—	—	17,333
US small cap	3,735	—	—	3,735
Other	—	—	33	33

Total plan assets at fair value	$42,374	$—	$33	$42,407

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 15    EMPLOYEE BENEFIT PLANS (Continued)

December 31, 2008	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
Mutual funds
Corporate bond	$8,728	$—	$—	$8,728
International growth	6,058	—	—	6,058
Money market	1,652	—	—	1,652
US large cap	13,449	—	—	13,449
US small cap	3,152	—	—	3,152
Other	—	—	573	573

Total plan assets at fair value	$33,039	$—	$573	$33,612

A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. A financial instrument's level within the fair value hierarchy is not representative of its expected performance or its overall risk profile, and therefore Level 3 assets are not necessarily higher risk than Level 2 assets or Level 1 assets.

Mutual funds are valued based on the closing price reported on the active market on which the individual securities are traded. The investment strategy for each type of mutual fund is identified below:

Corporate bond—The funds seek to achieve a maximum total return, consistent with preservation of capital and prudent investment management by investing in a wide spectrum of fixed income instruments including bonds, debt securities and other similar instruments issued by U.S., non-U.S. and private-sector entities.

International growth—The funds seek to provide long-term capital appreciation by investing in the stocks of companies located outside the United States that are considered to have the potential for above-average capital appreciation.

Money market—The fund seeks as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity by investing in a diversified portfolio of high-quality, dollar-denominated short-term debt securities.

US large cap—The funds seek to track the performance of several benchmark indices that measure the investment return of large-capitalization stocks. The fund attempts to replicate the indices by investing substantially all of its assets in the stocks that make up the various indices in approximately the same proportion as the weighting in the indices.

US small cap—The fund seeks to track the performance of a benchmark index that measures the investment return of small-capitalization stocks. The fund attempts to replicate the index by investing substantially all of its assets in the stocks that make up the index in approximately the same proportion as the weighting in the index.

The following table summarizes how plan assets are invested.

		Allocation of Plan Assets At December 31,
	Target Asset Allocation
Investment Category		2009	2008
U.S. equities	50%	49.7%	51.1%
International equities	20%	19.1%	18.0%
Debt securities	30%	31.2%	30.9%

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 15    EMPLOYEE BENEFIT PLANS (Continued)

The post-retirement benefit fund engages multiple asset managers to ensure proper diversification of the investment portfolio within each asset category. The investment objective is to meet or exceed the rate of return of a performance index comprised of 50% Dow Jones U.S. Total Stock Market Index, 20% FTSE All World (excluding U.S.) Stock Index, and 30% Barclays Capital Aggregate Bond Index. The three-year and five-year average rates of return for TDS' post-retirement benefit fund are (0.4)% and 3.6%, respectively.

The post-retirement benefit fund does not hold any debt or equity securities issued by TDS, U.S. Cellular or any related parties.

TDS is not required to set aside current funds for its future retiree health and life insurance benefits. The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances. In accordance with applicable income tax regulations, total accumulated contributions to fund the costs of future retiree medical benefits are restricted to an amount not to exceed 25% of the total accumulated contributions to the trust. An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25% limitation. TDS does not expect to make a contribution to the plan in 2010.

Net periodic benefit cost recorded in the Consolidated Statement of Operations includes the following components:

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Service cost	$2,140	$2,001	$2,437
Interest cost on accumulated post-retirement benefit obligation	3,616	3,451	3,432
Expected return on plan assets	(2,800)	(3,585)	(3,284)
Amortization of:
Unrecognized prior service cost(1)	(801)	(830)	(830)
Unrecognized net loss(2)	1,806	968	1,362

Net post-retirement cost	$3,961	$2,005	$3,117

(1)
Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)
Based on straight-line amortization over the average time remaining before active employees retire.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 15    EMPLOYEE BENEFIT PLANS (Continued)

The following assumptions were used to determine benefit obligations and net periodic benefit cost:

December 31,	2009	2008
Benefit obligations
Discount rate	5.60%	6.20%
Net periodic benefit cost
Discount rate	6.20%	6.20%
Expected return on plan assets	8.25%	8.50%

In determining the discount rate for 2009 and 2008, TDS used a hypothetical Aa spot yield curve represented by a series of annualized individual discount rates from six months to thirty years. Each discount rate in the curve was derived by using a hypothetical zero coupon bond from an equal weighting of the bonds in distinct maturity groups. Only those bonds with yields to maturity in the top half of each maturity group were used to construct the yield curve. This yield curve, when populated with projected cash flows that represent the expected timing and amount of TDS plan benefit payments, produces a single effective interest discount rate that is used to measure the plan's liabilities.

A 1% increase or decrease in the discount rate would have the following effects:

	One Percent
	Increase	Decrease
	(Dollars in thousands)
Effect on total net periodic postretirement benefit cost	$(500)	$500
Effect on post-retirement benefit obligation	$(4,800)	$5,500

The measurement date for actuarial determination was December 31, 2009. For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed for 2009 to be 8.7% for plan participants aged 65 and above, and 7.7% for participants under age 65. For all participants the 2009 annual rate of increase is expected to decrease to 5.0% by 2020. The 2008 expected rate of increase was 9.3% for plan participants aged 65 and above, and 8.0% for participants under age 65, decreasing to 5.0% by 2015.

A 1% increase or decrease in assumed health care cost trend rates would have the following effects:

	One Percent
	Increase	Decrease
	(Dollars in thousands)
Effect on total service and interest cost components	$42	$(41)
Effect on post-retirement benefit obligation	$588	$(564)

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 15    EMPLOYEE BENEFIT PLANS (Continued)

The following estimated future benefit payments, which reflect expected future service, are expected to be paid:

Year	Estimated Future Post-Retirement Benefit Payments
(Dollars in thousands)
2010	$2,356
2011	2,302
2012	2,216
2013	2,223
2014	2,213
Thereafter	13,218

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was enacted. The Act expanded Medicare coverage, primarily by adding a prescription drug benefit for Medicare-eligible participants starting in 2006. The Act provided employers currently sponsoring prescription drug programs for Medicare-eligible participants with a range of options for coordinating with the new government-sponsored program to potentially reduce employers' costs. One alternative allowed employers to receive a subsidy from the federal government for all retirees enrolled in the employer-sponsored prescription drug plan. The plan qualifies for and receives this federal subsidy on an annual basis.

TDS' accumulated postretirement benefit obligation ("APBO") has been reduced by approximately $2.7 million and $15.9 million as of December 31, 2009 and December 31, 2008 as a result of this subsidy. Prior to the amendments made to the plan in 2009 related to the subsidy provided by TDS to retirees, that are described above, the plan was projected to remain eligible for the Medicare subsidy reimbursement indefinitely. After the amendments, the plan is only projected to remain eligible for the Medicare subsidy through the year 2016.

The effect of the Medicare subsidy reduced TDS' 2009, 2008 and 2007 net periodic postretirement benefit cost by $2.3 million, $1.9 million and $2.7 million, respectively. TDS received a Medicare subsidy of $0.2 million for 2007 in 2009 and $0.2 million for 2006 in 2008. During 2010 and 2011, TDS expects to receive Medicare subsidies of $0.3 million and $0.3 million for 2008 and 2009, respectively.

NOTE 16    COMMITMENTS AND CONTINGENCIES

Lease Commitments

TDS and its subsidiaries have leases for certain plant facilities, office space, retail store sites, cell sites and data-processing equipment which are accounted for as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. Any rent abatements or lease incentives, in addition to fixed rental increases, are included in the calculation of rent expense and calculated on a straight-line basis over the defined lease term.

TDS accounts for certain lease agreements as capital leases. The short- and long-term portions of capital lease obligations totaled $0.3 million and $4.7 million, respectively, as of December 31, 2009 and $0.7 million and $3.9 million, respectively, as of December 31, 2008. The short- and long-term portions of capital lease obligations are included in Current portion of long-term debt and Long-term debt in the Consolidated Balance Sheet.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    COMMITMENTS AND CONTINGENCIES (Continued)

As of December 31, 2009, future minimum rental payments required under operating and capital leases and rental receipts expected under operating leases that have noncancellable lease terms in excess of one year were as follows:

	Operating Leases— Future Minimum Rental Payments	Operating Leases— Future Minimum Rental Receipts	Capital Leases— Future Minimum Rental Payments
	(Dollars in thousands)
2010	$148,002	$29,988	$799
2011	131,411	24,694	817
2012	105,824	19,151	658
2013	85,964	12,278	554
2014	62,981	6,105	563
Thereafter	566,049	959	6,252

Total	$1,100,231	$93,175	9,643

Less: Interest expense			(4,595)

Present value of minimum lease payments			5,048
Less: Current portion of obligations under capital leases			(336)

Long-term portion of obligations under capital leases			$4,712

For 2009, 2008 and 2007, rent expense for noncancellable long-term leases was $162.5 million, $154.3 million and $147.4 million, respectively; and rent expense under cancelable short-term leases was $11.5 million, $12.7 million and $12.8 million, respectively. During 2009, TDS recorded a $6.5 million out-of-period adjustment to correct rent expense. Management does not believe that the adjustment is material to the current year or any prior year earnings, earnings trends or financial statement line items. The adjustment was recorded in the quarter ended December 31, 2009 and no prior periods were adjusted. The impact of the out-of-period adjustment on the affected line items in the Consolidated Statement of Operations in 2009 is as follows:

(Amounts in thousands)	Increase (Decrease)
Cost of services and products	$(5,813)
Selling, general and administrative	(696)
Total operating expenses	(6,509)
Operating income	6,509
Income before income taxes	6,509

Rental revenue totaled $31.8 million, $26.8 million and $23.8 million in 2009, 2008 and 2007, respectively.

Indemnifications

TDS enters into agreements in the normal course of business that provide for indemnification of counterparties. These agreements include certain asset sales and financings with other parties. The terms of the indemnification vary by agreement. The events or circumstances that would require TDS to perform under these indemnities are transaction specific; however, these agreements may require TDS to indemnify the counterparty for costs and losses incurred from litigation or claims arising from the underlying transaction. TDS is unable to estimate the maximum potential liability for these types of indemnifications as the amounts are dependent on the outcome of future events, the nature and

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    COMMITMENTS AND CONTINGENCIES (Continued)

likelihood of which cannot be determined at this time. Historically, TDS has not made any significant indemnification payments under such agreements.

Legal Proceedings

In February 2009, the United States Department of Justice ("DOJ") notified TDS and U.S. Cellular, a subsidiary of TDS, that each was a named defendant in a civil action brought by a private party in the U.S. District Court for the District of Columbia under the "qui tam" provisions of the federal False Claims Act. TDS and U.S. Cellular were advised that the complaint seeks return of approximately $165 million of bid credits from certain FCC auctions and requests treble damages. The complaint was under seal while the DOJ considered whether to intervene in the proceeding. On October 13, 2009, TDS and U.S. Cellular were advised that the DOJ had determined not to intervene in the proceeding. As a result of the complaint, the DOJ had investigated TDS' and U.S. Cellular's participation in certain spectrum auctions conducted by the FCC between 2005 and 2008, through Carroll Wireless, L.P., Barat Wireless, L.P., and King Street Wireless, L.P. Carroll Wireless, L.P., Barat Wireless, L.P. and King Street Wireless, L.P. were winning bidders in Auction 58, Auction 66 and Auction 73, respectively. These limited partnerships received a 25% bid credit in the applicable auction price under FCC rules. The DOJ investigated whether these limited partnerships qualified for the 25% bid credit in auction price considering their arrangements with TDS and U.S. Cellular. In addition, on October 13, 2009, the District Court unsealed the complaint. At that time, the District Court also ordered that, if the private party plaintiff decides to pursue the matter, it must serve the complaint on TDS and U.S. Cellular within 120 days. On January 12, 2010, the private party plaintiff filed a request to voluntarily dismiss the complaint and, on January 13, 2010, the U.S. District Court for the District of Columbia issued an order dismissing the complaint. The FCC sent a letter to King Street Wireless, L.P. requesting that it submit to the FCC a written response to the allegations in the complaint. King Street Wireless, L.P. made this submission as requested by the FCC on May 8, 2009. Following completion of its review of the matter, on December 30, 2009, the FCC issued a public notice announcing the grant to King Street Wireless, L.P. of all licenses with respect to which it had been the high bidder in Auction 73.

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

NOTE 17    COMMON STOCKHOLDERS' EQUITY

Tax-Deferred Savings Plan

TDS has reserved 45,000 Common Shares and 45,000 Special Common Shares at December 31, 2009, for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions and TDS' contributions in a TDS Common Share fund, a TDS Special Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    COMMON STOCKHOLDERS' EQUITY (Continued)

Common Stock

The holders of Common Shares and Special Common Shares are entitled to one vote per share. The holders of Common Shares have full voting rights; the holders of Special Common Shares have limited voting rights. Other than the election of directors, the Special Common Shares have no votes except as otherwise required by law. The holders of Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share for share basis, into Common Shares or Special Common Shares. TDS has reserved 6,492,000 Common Shares and 6,730,000 Special Common Shares at December 31, 2009, for possible issuance upon such conversion.

The following table summarizes the number of Common, Special Common and Series A Common Shares issued and repurchased.

	Common Shares	Special Common Shares	Common Treasury Shares	Special Common Treasury Shares	Series A Common Shares
	(Shares in thousands)
Balance December 31, 2006(1)	57,042	63,425	(5,160)	(5,160)	6,445
Repurchase of shares	—	—	—	(2,077)	—
Conversion of Series A Common Shares	10	—	—	—	(10)
Dividend reinvestment, incentive and compensation plans	13	5	1,243	2,041	7

Balance December 31, 2007	57,065	63,430	(3,917)	(5,196)	6,442
Repurchase of shares	—	—	(1,556)	(4,306)	—
Conversion of Series A Common Shares	4	—	—	—	(4)
Dividend reinvestment, incentive and compensation plans	13	12	38	150	23

Balance December 31, 2008	57,082	63,442	(5,435)	(9,352)	6,461
Repurchase of shares	—	—	(1,854)	(4,520)	—
Dividend reinvestment, incentive and compensation plans	—	—	12	155	31

Balance December 31, 2009	57,082	63,442	(7,277)	(13,717)	6,492

(1)
Previously, shares of TDS held by its subsidiary were not reflected as issued shares and treasury shares in the consolidated financial statements. Effective January 1, 2009, these shares are reflected as treasury shares pursuant to the adoption of new required provisions under GAAP related to the accounting and reporting for noncontrolling interests. See Note 2—Noncontrolling Interests for additional details on changes to accounting and reporting for noncontrolling interests.

Share Repurchase Programs

On November 19, 2009, the Board of Directors of TDS authorized a new $250 million stock repurchase program for both TDS Common and Special Common Shares from time to time pursuant to open market purchases, block transactions, private purchases or otherwise, depending on market conditions. This new authorization will expire on November 19, 2012.

On November 17, 2009, the Board of Directors of U.S. Cellular authorized the repurchase of up to 1,300,000 Common Shares on an annual basis beginning in 2009 and continuing each year thereafter, on a cumulative basis. These purchases will be made pursuant to open market purchases, block

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    COMMON STOCKHOLDERS' EQUITY (Continued)

purchases, private purchases, or otherwise, depending on market prices and other conditions. This authorization does not have an expiration date.

Share repurchases made under these authorizations and prior authorizations, were as follows:

Year Ended December 31,	Number of Shares	Average Cost Per Share	Amount(2)
	(Dollars amounts and shares in thousands)
2009
U.S. Cellular Common Shares	887	$37.86	$33,585
TDS Common Shares	1,854	29.71	55,103
TDS Special Common Shares	4,520	26.88	121,497
2008
U.S. Cellular Common Shares	600	$54.87	$32,920
TDS Common Shares	1,556	28.69	44,624
TDS Special Common Shares	4,306	35.99	154,983
2007
U.S. Cellular Common Shares	—	$—	$—
U.S. Cellular Common Shares purchased through ASR transactions(1)	1,006	82.85	83,348
TDS Common Shares	—	—	—
TDS Special Common Shares	2,077	60.99	126,668

(1)
TDS received $4.6 million in 2008 as a final cash settlement of U.S. Cellular Common Share repurchases executed in 2007 through accelerated share repurchase transactions with an investment banking firm.

(2)
Amounts reported on the Consolidated Statement of Cash Flows may differ from these amounts due to repurchases and subsequent cash settlements occurring in different years.

TDS' ownership percentage of U.S. Cellular increases upon U.S. Cellular share repurchases. Prior to January 1, 2009, TDS accounted for U.S. Cellular's purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting, as required by GAAP in effect at that time. See Note 9—Licenses and Goodwill for details on the amounts allocated to goodwill and intangible assets related to the repurchase of U.S. Cellular Common Shares in 2008. Subsequent to January 1, 2009, TDS accounts for U.S. Cellular's purchases of U.S. Cellular Common Shares as equity transactions. See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for additional information on the adoption of the revised provisions under GAAP for business combinations and Note 2—Noncontrolling Interests for additional information on the adoption of revised provisions related to the accounting for noncontrolling interests.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    COMMON STOCKHOLDERS' EQUITY (Continued)

Accumulated Other Comprehensive Income

The changes in the cumulative balance of Accumulated other comprehensive income were as follows:

Year Ended December 31,	2009	2008
	(Dollars in thousands)
Marketable equity securities
Balance, beginning of period (prior to the adjustment)	$608	$665,377
Cumulative effect adjustment related to fair value accounting(1)	—	(647,260)

Balance, beginning of period (including the adjustment)	608	18,117
Add (deduct):
Unrealized gain on marketable equity securities	—	654
Deferred income taxes	—	(251)

	—	403
Unrealized gains/(losses) of equity method companies	(302)	221
Noncontrolling share of unrealized gains	—	(17)

Net change in unrealized gains/(losses)	(302)	607
Recognized gain on sale of marketable equity securities(2)	—	(31,725)
Deferred income taxes	—	11,647

	—	(20,078)
Noncontrolling share of recognized gain	—	1,962

Net recognized gain	—	(18,116)

Net change in marketable equity securities	(302)	(19,454)
Net change attributable to noncontrolling interests	—	1,945

Net change attributable to TDS stockholders	(302)	(17,509)

Balance, end of period	$306	$608

Derivative instruments
Balance, beginning of period (prior to the adjustment)	$—	$(144,583)
Cumulative effect adjustment related to fair value accounting(1)	—	144,583

Balance, beginning of period (including the adjustment)	—	—
Net change in derivative instruments	—	—

Balance, end of period	$—	$—

Retirement plan
Balance, beginning of period	$(17,420)	$(9,018)
Add (deduct):
Amounts included in net periodic benefit cost for the period
Net actuarial loss	(4,700)	(13,193)
Prior service cost	30,447	(355)
Amortization of prior service cost	(801)	(830)
Amortization of unrecognized net loss	1,806	968

	26,752	(13,410)
Deferred income taxes	(12,348)	5,008

Net change in retirement plan	14,404	(8,402)

Balance, end of period	$(3,016)	$(17,420)

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    COMMON STOCKHOLDERS' EQUITY (Continued)

Year Ended December 31,	2009	2008
	(Dollars in thousands)
Accumulated other comprehensive income
Balance, beginning of period (prior to the adjustment)	$(16,812)	$511,776
Cumulative effect adjustment related to fair value accounting(1)	—	(502,677)

Balance, beginning of period (including the adjustment)	(16,812)	9,099
Add (deduct):
Net change in marketable equity securities and equity method investments	(302)	(19,454)
Net change in derivative instruments	—	—
Net change in retirement plan	14,404	(8,402)

Net change included in comprehensive income	14,102	(27,856)
Less: Net change attributable to noncontrolling interests	—	1,945

Net change attributable to TDS stockholders	14,102	(25,911)

Balance, end of period	$(2,710)	$(16,812)

(1)
As permitted under GAAP, TDS elected to adopt fair value accounting for its investment in Deutsche Telekom Ordinary Shares and for the "collar" portions of the variable prepaid forward contracts related to such Deutsche Telekom Ordinary Shares as of January 1, 2008. This election, referred to as the fair value option, was made in order to better align the financial statement presentation of the unrealized gains and losses attributable to these items with their underlying economics. Entities which elect the fair value option are required to record a cumulative-effect adjustment to beginning retained earnings at the date of adoption. In subsequent periods, for those instruments for which the fair value option is elected, unrealized gains and losses are recorded in the Statement of Operations. See Note 3—Fair Value Measurements for additional details related to the cumulative effect adjustment related to fair value accounting.

(2)
See Note 10—Marketable Equity Securities and Variable Prepaid Forward Contracts for additional details on the disposition of marketable equity securities.

NOTE 18    STOCK-BASED COMPENSATION

TDS Consolidated

The following table summarizes stock-based compensation expense recognized during 2009, 2008 and 2007:

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Stock option awards	$17,075	$10,013	$18,961
Restricted stock unit awards	13,823	11,125	12,400
Deferred compensation matching stock unit awards	281	389	155
Employee stock purchase plans	471	469	229
Awards under non-employee directors' compensation plan	836	697	146

Total stock-based compensation, before income taxes	32,486	22,693	31,891
Income tax benefit	(12,228)	(8,354)	(11,783)

Total stock-based compensation expense, net of income taxes	$20,258	$14,339	$20,108

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    STOCK-BASED COMPENSATION (Continued)

At December 31, 2009, unrecognized compensation cost for all stock-based compensation awards was $31.4 million. The unrecognized compensation cost for stock-based compensation awards at December 31, 2009, is expected to be recognized over a weighted average period of 1.3 years.

In 2009, 2008 and 2007, stock-based compensation expense of $30.0 million, $21.0 million and $30.0 million, respectively, was recorded in Selling, general and administrative expense and $2.5 million, $1.7 million and $1.9 million, respectively, was recorded in Cost of services and products.

TDS' tax benefits from the exercise of stock options and other awards totaled $3.5 million in 2009.

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

Under the TDS 2004 Long-Term Incentive Plan, TDS may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. TDS had reserved 1,960,000 Common Shares and 9,221,000 Special Common Shares at December 31, 2009 for equity awards granted and to be granted under this plan. At December 31, 2009 the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards. As of December 31, 2009, TDS also had reserved 119,000 Special Common Shares under an employee stock purchase plan. The maximum number of TDS Common Shares and TDS Special Common Shares that may be issued to employees under all stock-based compensation plans in effect at December 31, 2009 was 1,960,000 and 9,340,000 shares, respectively. TDS has also created a Non-Employee Directors' Plan under which it has reserved 92,000 TDS Special Common Shares as of December 31, 2009 for issuance as compensation to members of the Board of Directors who are not employees of TDS. When shares are issued upon stock option exercises or restricted stock unit vesting, TDS uses treasury shares.

Long-Term Incentive Plan—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over periods up to three years from the date of grant. Stock options outstanding at December 31, 2009 expire between 2010 and 2019. However, vested stock options typically expire 30 days after the effective date of an employee's termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of the option generally equals the market value of TDS common stock on the date of grant.

TDS options granted in 2007 became exercisable on December 15, 2007. TDS options granted in 2008 and 2009 become exercisable with respect to one-third of the number of shares subject to the option on each of the first, second and third anniversaries of the grant date. As a result of this change, the expense related to options granted in 2008 and 2009 will be reflected over a three year period, instead of entirely in the year of grant as in 2007. As a result, the amount of expense recognized related to stock option awards in 2009 and 2008 is lower than the corresponding expense amount recognized in 2007.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    STOCK-BASED COMPENSATION (Continued)

TDS estimated the fair value of stock options granted in 2009, 2008 and 2007 using the Black-Scholes valuation model and the assumptions shown in the table below:

	2009	2008	2007
Expected life	5.1 Years	5.0 Years	4.0 Years
Expected annual volatility rate	43.01%	25.95%	19.50%
Dividend yield	1.60%	1.16%	0.70%
Risk-free interest rate	2.46%	3.06%	4.70%
Estimated annual forfeiture rate	1.88%	1.88%	1.00%

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

A summary of TDS stock options (total and portion exercisable) and changes during the three years ended December 31, 2009, is presented in the tables and narrative below:

Tandem Options	Number of Tandem Options(1)	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2006	2,254,000	$76.59
(2,193,000 exercisable)		76.89
Exercised	(1,205,000)	74.21		$58,233,000
Forfeited	(1,000)	65.96
Expired	(11,000)	77.69

Outstanding at December 31, 2007	1,037,000	$79.25
(1,037,000 exercisable)		79.25
Exercised	(48,000)	42.88		$2,873,000
Forfeited	—	—
Expired	(2,000)	81.26

Outstanding at December 31, 2008	987,000	$81.03
(987,000 exercisable)		81.03
Exercised	(6,000)	49.84		$50,000
Forfeited	—	—
Expired	(80,000)	75.44

Outstanding at December 31, 2009	901,000	$81.73		$2,144,000	2.9
(901,000 exercisable)		$81.73		$2,144,000	2.9

(1)
Upon exercise, each tandem option is converted into one TDS Common Share and one TDS Special Common Share.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    STOCK-BASED COMPENSATION (Continued)

Special Common Share Options	Number of Options	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2006	1,402,000	$40.15
(1,400,000 exercisable)		40.15
Granted	873,000	59.45	$13.20
Exercised	(824,000)	38.59		$16,543,000
Forfeited	(4,000)	59.45

Outstanding at December 31, 2007	1,447,000	$52.63
(1,446,000 exercisable)		52.63
Granted	1,189,000	35.35	$8.85
Exercised	(4,000)	38.11		$48,965
Forfeited	(3,000)	35.35
Expired	(15,000)	59.45

Outstanding at December 31, 2008	2,614,000	$44.77
(1,428,000 exercisable)		52.59
Granted	1,399,000	26.95	$9.60
Exercised	—	—		$—
Forfeited	(68,000)	31.19
Expired	(85,000)	48.81

Outstanding at December 31, 2009	3,860,000	$38.46		$4,439,000	8.4
(1,732,000 exercisable)		$48.91		$—	7.5

The aggregate intrinsic value in the tables above represents the total pre-tax intrinsic value (the difference between TDS' closing stock prices and the exercise price, multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2009.

Long-Term Incentive Plan—Restricted Stock Units—TDS also grants restricted stock unit awards to key employees. Each restricted stock unit outstanding is convertible into one Special Common Share upon the vesting of such restricted stock units. The restricted stock unit awards currently outstanding were granted in 2008 and 2009 and will vest in December 2010 and 2011, respectively.

TDS estimates the fair value of restricted stock units based on the closing market price of TDS shares on the date of grant. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    STOCK-BASED COMPENSATION (Continued)

A summary of TDS nonvested restricted stock units and changes during the year ended December 31, 2009 is presented in the table below.

Special Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2008	237,000	$44.63
Granted	192,000	26.95
Vested	(87,000)	59.45
Forfeited	(17,000)	36.35

Nonvested at December 31, 2009	325,000	$30.58

The total fair values as of the respective vesting dates of restricted stock units vested during 2009, 2008 and 2007 were $2.6 million, $2.5 million and $10.9 million, respectively. The weighted average grant date fair value of restricted stock units granted in 2009, 2008 and 2007 was $26.95, $35.35 and $59.45, respectively.

Long-Term Incentive Plan—Deferred Compensation Stock Units —Certain TDS employees may elect to defer receipt of all or a portion of their annual bonuses and to receive stock unit matches on the amount deferred up to $400,000. Deferred compensation, which is immediately vested, is deemed to be invested in TDS Common Share units or TDS Special Common Share units. TDS match amounts depend on the amount of annual bonus that is deferred into stock units. Participants receive a 25% stock unit match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus. The matched stock units vest ratably at a rate of one-third per year over three years. When fully vested and upon distribution, employees will receive the vested TDS Common Shares and/or TDS Special Common Shares, as applicable.

TDS estimates the fair value of deferred compensation matching stock units based on the closing market price of TDS shares on the date of grant. The fair value of the matched stock units is then recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

A summary of TDS' nonvested deferred compensation stock units and changes during the year ended December 31, 2009 is presented in the table below.

Special Common Deferred Compensation Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2008	2,600	$41.67
Granted	4,500	23.35
Vested	(3,000)	33.74

Nonvested at December 31, 2009	4,100	$27.20

The total fair values as of the respective vesting dates of deferred compensation stock units vested during 2009, 2008 and 2007 were $0.1 million, $0.1 million and $0.1 million, respectively. The weighted average grant date fair value of deferred compensation stock units granted in 2009, 2008 and 2007 was $23.35, $38.60 and $52.58, respectively.

Employee Stock Purchase Plan—The TDS 2009 Employee Stock Purchase Plan became effective January 1, 2009 and will terminate December 31, 2013. Under this plan, eligible employees of TDS and

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    STOCK-BASED COMPENSATION (Continued)

its subsidiaries may purchase a limited number of TDS Special Common Shares on a quarterly basis. During 2008 and 2007, the 2003 Employee Stock Purchase Plan was effective but terminated December 31, 2008.

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

Compensation of Non-Employee Directors—TDS issued 15,000, 8,400 and 3,500 Special Common Shares under its Non-Employee Directors' plan in 2009, 2008 and 2007, respectively.

Dividend Reinvestment Plans—TDS had reserved 442,000 Common Shares and 289,000 Special Common Shares at December 31, 2009, for issuance under Automatic Dividend Reinvestment and Stock Purchase Plans and 138,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS' Common Shares, Special Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and Special Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS' Common Shares and Special Common Shares on the New York Stock Exchange for the ten trading days preceding the date on which the purchase is made. These plans are considered non-compensatory plans, therefore no compensation expense is recognized for stock issued under these plans.

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

Under the U.S. Cellular 2005 Long-Term Incentive Plan, U.S. Cellular may grant fixed and performance-based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. At December 31, 2009, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards.

At December 31, 2009, U.S. Cellular had reserved 6,266,000 Common Shares for equity awards granted and to be granted under the long-term incentive plan, and also had reserved 83,000 Common Shares for issuance to employees under an employee stock purchase plan. The maximum number of U.S. Cellular Common Shares that may be issued to employees under all stock-based compensation plans in effect at December 31, 2009, was 6,349,000.

U.S. Cellular also has established a Non-Employee Director Compensation Plan under which it has reserved 48,000 Common Shares for issuance as compensation to members of the Board of Directors who are not employees of U.S. Cellular or TDS.

U.S. Cellular uses treasury stock to satisfy requirements for Common Shares issued pursuant to its various stock-based compensation plans.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    STOCK-BASED COMPENSATION (Continued)

Long-Term Incentive Plan—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over periods of between three and five years from the date of grant. Stock options outstanding at December 31, 2009 expire between 2010 and 2019. However, vested stock options typically expire 30 days after the effective date of an employee's termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of the option generally equals the market value of U.S. Cellular Common Shares on the date of grant.

U.S. Cellular estimated the fair value of stock options granted during 2009, 2008, and 2007 using the Black-Scholes valuation model and the assumptions shown in the table below.

	2009	2008	2007
Expected life	3.9 Years	3.7 Years	3.1 Years
Expected volatility	40.3%-44.2%	28.1%-40.3%	22.5%-25.7%
Dividend yield	0%	0%	0%
Risk-free interest rate	1.2%-2.2%	1.2%-3.5%	3.3%-4.8%
Estimated annual forfeiture rate	6.89%	11.29%	9.60%

A summary of U.S. Cellular stock options outstanding (total and portion exercisable) and changes during the three years ended December 31, 2009, is presented in the table below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2006	2,571,000	$44.07
(1,430,000 exercisable)		42.15
Granted	477,000	74.29	$16.74
Exercised	(1,523,000)	45.53		$55,912,000
Forfeited	(122,000)	57.05
Expired	(4,000)	34.44

Outstanding at December 31, 2007	1,399,000	$51.65
(544,000 exercisable)		38.21
Granted	685,000	56.99	$14.08
Exercised	(415,000)	37.90		$7,487,000
Forfeited	(38,000)	61.40
Expired	(5,000)	63.56

Outstanding at December 31, 2008	1,626,000	$57.15
(624,000 exercisable)		51.56
Granted	748,000	34.21	$11.75
Exercised	(181,000)	34.01		$821,000
Forfeited	(130,000)	47.98
Expired	(34,000)	56.84

Outstanding at December 31, 2009	2,029,000	$51.37		$5,438,000	7.0
(1,046,000 exercisable)		$54.40		$1,436,000	5.6

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between U.S. Cellular's closing stock price and the exercise price multiplied by the number of

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    STOCK-BASED COMPENSATION (Continued)

in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2009.

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

A summary of U.S. Cellular nonvested restricted stock units at December 31, 2009 and changes during the year then ended is presented in the table below:

Equity Classified Awards	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2008	457,000	$61.51
Granted	291,000	33.00
Vested	(114,000)	58.88
Forfeited	(53,000)	51.29

Nonvested at December 31, 2009	581,000	$48.68

The total fair value of liability classified restricted stock units that vested during 2007 was $4.3 million. The total fair value of equity classified restricted stock units that vested during 2009, 2008 and 2007 was $4.2 million, $8.3 million and $0.5 million, respectively, as of the respective vesting dates. The weighted average grant date fair value of restricted stock units granted in 2009, 2008 and 2007 was $33.00, $56.12 and $74.09, respectively.

Long-Term Incentive Plan—Deferred Compensation Stock Units —Certain U.S. Cellular employees may elect to defer receipt of all or a portion of their annual bonuses and to receive a company matching contribution on the amount deferred. All bonus compensation that is deferred by employees electing to participate is immediately vested and is deemed to be invested in U.S. Cellular Common Share stock units. Upon distribution of such stock units, participants will receive U.S. Cellular Common Shares. The amount of U.S. Cellular's matching contribution depends on the portion of the annual bonus that is deferred. Participants receive a 25% match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus; such matching contributions also are deemed to be invested in U.S. Cellular Common Share stock units. The matching contribution stock units vest ratably at a rate of one-third per year over three years. Upon vesting and distribution of such matching contribution stock units, participants will receive U.S. Cellular Common Shares.

U.S. Cellular estimates the fair value of deferred compensation matching contribution stock units based on the closing market price of U.S. Cellular Common Shares on the date of match. The fair value of such matching contribution stock units is then recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    STOCK-BASED COMPENSATION (Continued)

A summary of U.S. Cellular nonvested deferred compensation stock units at December 31, 2009 and changes during the year then ended is presented in the table below:

	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2008	3,600	$59.65
Granted	3,700	33.58
Vested	(3,400)	51.83

Nonvested at December 31, 2009	3,900	$41.73

The total fair value of deferred compensation stock units that vested during 2009, 2008 and 2007 was $0.1 million, $0.1 million and $0.2 million, respectively. The weighted average grant date fair value of deferred compensation stock units granted in 2009, 2008 and 2007 was $33.58, $56.23 and $70.55, respectively.

Employee Stock Purchase Plan—The U.S. Cellular 2009 Employee Stock Purchase Plan became effective January 1, 2009 and will terminate December 31, 2013. Under this plan, eligible employees of U.S. Cellular and its subsidiaries may purchase a limited number of U.S. Cellular Common Shares on a quarterly basis. During 2008 and 2007, the 2003 Employee Stock Purchase Plan was effective but terminated December 31, 2008. U.S. Cellular employees are also eligible to participate in the TDS Employee Stock Purchase Plan.

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

Compensation of Non-Employee Directors—U.S. Cellular issued 5,200 and 700 Common Shares in 2009 and 2007, respectively, under its Non-Employee Director Compensation Plan. No Common Shares were issued under this plan in 2008.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 19    BUSINESS SEGMENT INFORMATION

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

Financial data for TDS' business segments for 2009, 2008 and 2007 is as follows.

		TDS Telecom
	U.S. Cellular			Non- Reportable Segment(1)	Other Reconciling Items(2)
Year Ended or at December 31, 2009		ILEC	CLEC			Total
	(Dollars in thousands)
Operating revenues	$4,214,611	$599,527	$199,375	$46,714	$(39,553)	$5,020,674
Cost of services and products	1,539,610	194,030	104,057	36,573	(9,844)	1,864,426
Selling, general and administrative expense	1,748,760	171,250	67,283	7,126	(27,712)	1,966,707

Operating income before certain non-cash items(3)	926,241	234,247	28,035	3,015	(1,997)	1,189,541
Depreciation, amortization and accretion expense	570,658	142,913	24,403	2,542	9,454	749,970
Loss on impairment of intangible assets	14,000	—	—	—	—	14,000
Loss on asset disposals, net	15,176	1,949	452	100	88	17,765

Operating income (loss)	326,407	89,385	3,180	373	(11,539)	407,806
Significant non-operating items:
Equity in earnings of unconsolidated entities	96,800	17	—	—	(6,085)	90,732
Investments in unconsolidated entities	161,481	3,660	—	—	38,658	203,799
Total assets	5,745,217	1,463,275	125,508	24,372	250,412	7,608,784
Capital expenditures	$546,758	$98,297	$22,240	$346	$3,524	$671,165

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 19    BUSINESS SEGMENT INFORMATION (Continued)

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 19    BUSINESS SEGMENT INFORMATION (Continued)

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

(1)
Represents Suttle-Straus.

(2)
Consists of the corporate operations, intercompany eliminations and other corporate investments.

(3)
The amount of Operating income before certain non-cash items is a segment measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. The non-cash items excluded from this subtotal are Depreciation, amortization and accretion, Loss on asset disposals, net (if any) and Loss on impairment of intangible assets (if any). This amount may also be commonly referred to by management as operating cash flow.

NOTE 20    SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures regarding interest paid and income taxes paid.

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Interest paid	$130,084	$136,156	$196,696
Income taxes paid	53,009	470,033	500,899

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 20    SUPPLEMENTAL CASH FLOW DISCLOSURES (Continued)

Following are supplemental cash flow disclosures regarding transactions related to stock-based compensation awards:

TDS:

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Common Shares withheld(1)	—	11,028	38,805
Special Common Shares withheld(1)	26,999	44,873	59,432
Aggregate value of Common Shares withheld	$—	$559	$2,531
Aggregate value of Special Common Shares withheld	811	1,575	3,563
Cash receipts upon exercise of stock options	$1,630	$2,628	$119,087
Cash disbursements for payment of taxes(2)	(811)	(1,219)	(5,482)

Net cash receipts from exercise of stock options and vesting of other stock awards	$819	$1,409	$113,605

U.S. Cellular:

Year Ended December 31,	2009	2008	2007
	(Dollars in thousands)
Common Shares withheld(1)	200,025	368,231	716,446
Aggregate value of Common Shares withheld	$7,622	$20,055	$59,969
Cash receipts upon exercise of stock options	$1,572	$3,588	$23,582
Cash disbursements for payment of taxes(2)	(1,654)	(5,876)	(13,509)

Net cash receipts (disbursements) from exercise of stock options and vesting of other stock awards	$(82)	$(2,288)	$10,073

(1)
Such shares were withheld to cover the exercise price of stock options, if applicable, and required tax withholdings.

(2)
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

NOTE 21    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $13.8 million in 2009, $12.0 million in 2008 and $11.2 million in 2007.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 21    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS (Continued)

On May 29, 2009, TDS repurchased 1,730,200 Special Common Shares at the then current market price on the New York Stock Exchange ("NYSE") for a total price of $48.2 million, or an average of $27.89 per Special Common Share including broker fees, from an affiliate of Southeastern Asset Management, Inc. ("SEAM"). In addition, on July 20, 2009, TDS repurchased 405,000 Special Common Shares from SEAM at a price below the then current market price on the NYSE for a total price of $10.5 million, or an average of $25.87 per Special Common Share including broker fees.

At the time, SEAM was a shareholder of more than 5% of TDS Special Common Shares and Common Shares, and currently continues to hold more than 5% of the Special Common Shares. See "Security Ownership by Certain Beneficial Owners" in TDS' Notice of Annual Meeting and Proxy Statement filed with the SEC on April 28, 2009 for further information about SEAM and its interest in TDS. These transactions were not solicited by TDS and TDS did not enter into any agreements with SEAM. The May 29, 2009 transaction was effected by TDS' broker pursuant to TDS' existing institutional brokerage account agreement on the NYSE in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The July 20, 2009 transaction was made by TDS' broker pursuant to an agreement entered into pursuant to Rule 10b5-1 under the Exchange Act and was effected on the NYSE in compliance with Rule 10b-18. The repurchases were made under TDS' existing share repurchase authorization.

The Audit Committee of the Board of Directors is responsible for the review and evaluation of all related party transactions, as such term is defined by the rules of the New York Stock Exchange.

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

Under the supervision and with the participation of TDS' management, including its Chief Executive Officer and Chief Financial Officer, TDS conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management has concluded that TDS maintained effective internal control over financial reporting as of December 31, 2009 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

The effectiveness of TDS' internal control over financial reporting as of December 31, 2009 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in the firm's report included herein.

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

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, based on our audit and the report of other auditors, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of Telephone and Data Systems, Inc. reflect an investment in this partnership of $116,000,000 and $117,300,000 as of December 31, 2009 and 2008, respectively, and equity earnings of $64,700,000, $66,100,000, and $71,200,000, respectively for each of the three years in the period ended December 31, 2009. The financial statements of Los Angeles SMSA Limited Partnership were audited by other auditors whose report thereon has been furnished to us, and our opinion on the financial statements expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Notes 1, 2, 3 and 4 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests and business combinations in 2009, financial assets and liabilities in 2008, and the manner in which it accounts for uncertain tax positions in 2007.

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

Telephone and Data Systems, Inc. and Subsidiaries

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

Chicago, Illinois
February 25, 2010

Telephone and Data Systems, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL DATA

Year Ended or at December 31,	2009	2008	2007	2006	2005
	(Dollars in thousands, except per share amounts)
Operating data
Operating revenues	$5,020,674	$5,092,019	$4,828,984	$4,364,518	$3,952,978
Operating income(a)	407,806	128,154	527,898	412,777	380,698
Gain (loss) on investments and financial instruments	—	31,595	81,423	(137,679)	727,474
Net income from continuing operations	253,726	122,913	416,396	206,878	683,949
Discontinued operations, net of tax	—	—	—	—	997
Extraordinary item, net of tax	—	—	42,827	—	—
Net income	253,726	122,913	459,223	206,878	684,946
Net income attributable to noncontrolling interests, net of tax	59,824	29,372	73,111	45,119	37,207
Net income attributable to TDS shareholders	193,902	93,541	386,112	161,759	647,739
Net income available to common	$193,851	$93,489	$386,060	$161,594	$647,538
Basic weighted average shares outstanding (000s)	109,339	115,817	117,624	115,904	115,296
Basic earnings per share attributable to TDS shareholders from:
Net income before extraordinary item attributable to TDS shareholders(b)	$1.77	$0.81	$2.92	$1.39	$5.61
Discontinued operations(b)	—	—	—	—	0.01
Extraordinary item(b)	—	—	0.36	—	—

Net income available to common(b)	$1.77	$0.81	$3.28	$1.39	$5.62
Diluted weighted average shares outstanding (000s)	109,577	116,255	119,126	116,844	116,081
Diluted earnings per share attributable to TDS shareholders from:
Net income before extraordinary item attributable to TDS shareholders(b)	$1.77	$0.80	$2.86	$1.37	$5.56
Discontinued operations(b)	—	—	—	—	0.01
Extraordinary item(b)	—	—	0.36	—	—

Net income available to common(b)	$1.77	$0.80	$3.22	$1.37	$5.57
Dividends per Common, Special Common and Series A Common Share(b)	$0.43	$0.41	$0.39	$0.37	$0.35

Balance sheet data
Cash and cash equivalents	$670,992	$777,309	$1,174,446	$1,013,325	$1,095,791
Marketable equity securities	—	—	1,917,893	2,790,630	2,531,690
Property, plant and equipment, net	3,507,845	3,568,924	3,525,102	3,581,386	3,529,760
Total assets	7,608,784	7,652,416	9,894,143	10,599,514	10,204,782
Notes payable	—	—	—	35,000	135,000
Long-term debt, excluding current portion	1,492,908	1,621,422	1,632,226	1,633,308	1,633,519
Prepaid forward contracts, excluding current portion	—	—	—	987,301	1,707,282
Total TDS stockholders' equity	3,777,305	3,767,487	3,926,338	3,570,420	3,217,195
Capital expenditures	$671,165	$734,923	$699,566	$722,458	$710,507
Current ratio(c)	2.1	2.1	1.4	1.4	1.7
Return on average equity(d)	5.1%	2.4%	9.2%	4.8%	20.6%

(a)
Includes Loss on impairment of intangible assets of $14.0 million in 2009, $414.4 million in 2008 and $24.9 million in 2007.

(b)
TDS distributed one Special Common Share in the form of a stock dividend with respect to each outstanding Common Share and Series A Common Share of TDS on May 13, 2005 to shareholders of record on April 29, 2005. Earnings per share for the entire year 2005 was retroactively adjusted to give effect to this new capital structure.

(c)
Calculated by dividing current assets by current liabilities. These amounts are taken directly from the Consolidated Balance Sheet.

(d)
Calculated by dividing Net income attributable to TDS shareholders excluding the impact of Extraordinary item, net of taxes, by the average of beginning and ending Total TDS stockholders' equity. Those amounts are taken from the Consolidated Statement of Operations and Balance Sheet. The result is shown as a percentage.

Telephone and Data Systems, Inc. and Subsidiaries

FIVE-YEAR STATISTICAL SUMMARY

At or Year Ended December 31,	2009	2008	2007	2006	2005
	(Dollars in thousands, except per unit amounts)
Wireless Operations
Total customers	6,141,000	6,196,000	6,102,000	5,815,000	5,482,000
Postpay customers	5,482,000	5,420,000	5,269,000	4,912,000	4,633,000
Total population(a)
Consolidated markets	89,712,000	83,014,000	82,371,000	55,543,000	45,244,000
Consolidated operating markets	46,306,000	46,009,000	44,955,000	44,043,000	43,362,000
Market penetration(b)
Consolidated markets	6.8%	7.5%	7.4%	10.5%	12.1%
Consolidated operating markets	13.3%	13.5%	13.6%	13.2%	12.6%
Net customer additions (losses)	(55,000)	91,000	301,000	281,000	477,000
Postpay churn rate(c)	1.6%	1.5%	1.4%	1.6%	1.6%
Average monthly service revenue per customer(d)	$53.00	$53.23	$51.17	$47.23	$45.24
Wireline Operations
ILEC
Equivalent access lines served(e)	775,900	776,700	762,700	757,300	735,300
Telephone companies	115	114	111	111	111
Capital expenditures	$87,348	$120,927	$111,806	$113,179	$97,493
CLEC
Equivalent access lines served(e)	355,900	393,000	435,000	456,200	448,600
Capital expenditures	$19,033	$19,832	$16,374	$17,255	$27,117
Financial Position
Common, Special Common and Series A Common Shares outstanding (000s)	106,022	112,198	117,823	116,592	115,555
Price/earnings ratio(f)	36.23	74.81	42.03	75.86	12.71
Common equity per share	29.74	29.67	30.93	28.13	25.38
Year-end stock price
Common Shares	$33.92	$31.75	$62.60	$54.33	$36.03
Special Common Shares	30.20	28.10	57.60	49.60	34.61

Combined	$64.12	$59.85	$120.20	$103.93	$70.64

(a)
Calculated using Claritas population estimates for the preceding year. "Consolidated markets" represents 100% of the population of the markets that U.S. Cellular consolidates. "Consolidated operating markets" are markets that U.S. Cellular consolidates and in which wireless services are provided to customers as of December 31 of each year. This population measurement is used only for purposes of calculating market penetration (without duplication of population in overlapping markets).

(b)
Calculated by dividing "Customers" by "Total population of consolidated markets" or "Total population of consolidated operating markets."

(c)
Represents the percentage of the postpay customer base that disconnects service each month.

(d)
The numerator of this calculation consists of service revenues for the respective 12-month period divided by 12. The denominator consists of the average number of U.S. Cellular wireless customers.

(e)
Equivalent access lines are the sum of physical access lines and high-capacity data lines adjusted to estimate the equivalent number of physical access lines in terms of capacity. A physical access line is the individual circuit connecting a customer to a telephone company's central office facilities.

(f)
Based on the year-end stock price divided by diluted earnings per share from continuing operations attributable to TDS shareholders.

Telephone and Data Systems, Inc. and Subsidiaries

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended
	March 31	June 30	September 30	December 31
	(Amounts in thousands, except per share amounts)
2009
Operating revenues	$1,256,646	$1,242,477	$1,258,742	$1,262,809
Loss on impairment of intangible assets(1)	—	—	—	14,000
Operating income(1)(3)(4)	136,209	154,600	77,663	39,334
Net income	93,374	90,559	47,265	22,528
Net income attributable to TDS shareholders	$72,008	$69,731	$35,645	$16,518
Basic weighted average shares outstanding	112,238	110,741	108,289	106,166

Basic earnings per share attributable to TDS shareholders	$0.64	$0.63	$0.33	$0.16
Diluted weighted average shares outstanding	112,427	110,971	108,565	106,489

Diluted earnings per share attributable to TDS shareholders	$0.64	$0.63	$0.33	$0.15
Stock price
TDS Common Shares(2)
High	$35.98	$33.80	$31.69	$34.94
Low	24.20	22.01	24.63	29.39
Close	26.51	28.30	31.01	33.92
TDS Special Common Shares(2)
High	31.17	30.49	30.45	30.95
Low	21.89	22.87	23.33	27.16
Close	23.65	25.96	29.68	30.20
Dividends paid	$0.1075	$0.1075	$0.1075	$0.1075

	Quarter Ended
	March 31	June 30	September 30	December 31
	(Amounts in thousands, except per share amounts)
2008
Operating revenues	$1,249,101	$1,274,351	$1,304,598	$1,263,969
Loss on impairment of intangible assets(1)	—	—	—	414,376
Operating income(1)	153,609	149,743	152,139	(327,337)
Gain (loss) on investments and financial instruments	(3,490)	3,088	31,997	—
Net income	90,505	106,266	122,994	(196,852)
Net income attributable to TDS shareholders	$73,487	$87,757	$101,223	$(168,926)
Basic weighted average shares outstanding	117,570	116,267	115,700	113,711

Basic earnings per share attributable to TDS shareholders	$0.62	$0.75	$0.87	$(1.49)
Diluted weighted average shares outstanding	118,191	116,814	116,193	113,711

Diluted earnings per share attributable to TDS shareholders	$0.62	$0.75	$0.87	$(1.49)
Stock price
TDS Common Shares(2)
High	$66.19	$54.00	$51.89	$38.93
Low	37.84	37.02	27.96	21.24
Close	39.27	47.27	35.75	31.75
TDS Special Common Shares(2)
High	58.30	51.72	43.85	37.95
Low	35.90	35.06	31.55	22.18
Close	37.30	44.10	35.90	28.10
Dividends paid	$0.1025	$0.1025	$0.1025	$0.1025

(1)
During the fourth quarters of 2009 and 2008, TDS recognized a Loss on impairment of intangible assets related to licenses of $14.0 million and $414.4 million, respectively. See Note 9—Licenses and Goodwill in the Notes to Consolidated Financial Statements for details of these impairments.

(2)
The high, low and closing sales prices as reported by either the American Stock Exchange ("AMEX") or the New York Stock Exchange ("NYSE"). TDS' Common Shares and Special Common Shares traded on the AMEX prior to and on September 14, 2008, and traded on the NYSE after this date.

(3)
During the quarter ended December 31, 2009, Operating expenses were reduced by a $7.1 million out-of period adjustment to correct rent expense. Approximately $6.1 million of this adjustment reduced Cost of services and products and $1.0 million reduced Selling, general and administrative expense. Management does not believe that the adjustment is material to the

Telephone and Data Systems, Inc. and Subsidiaries

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

  current year or any prior year's earnings, earnings trends or financial statement line items. The adjustment was recorded in the quarter ended December 31, 2009 and no prior periods were adjusted. The impact of the out-of-period adjustment on the affected line items in the Consolidated Statement of Operations is as follows:

	Quarter Ended December 31, 2009 Increase (Decrease)	Year Ended December 31, 2009 Increase (Decrease)
	(Amounts in thousands)
Cost of services and products	$(6,090)	$(5,813)
Selling, general and administrative	(1,009)	(696)
Total operating expenses	(7,099)	(6,509)
Operating income	7,099	6,509
Income before income taxes	7,099	6,509
(4)
During the quarter ended December 31, 2009, TDS recorded adjustments that reduced Cost of services and products and increased Selling, general and administrative expense by $9.7 million and $11.6 million, respectively, to reflect revised estimates related to customer usage charges and bad debts expense. The net of these adjustments was an increase to Operating expenses of $1.9 million during the quarter ended December 31, 2009.

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

TDS Stock and dividend information

TDS' Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "TDS." TDS' Special Common Shares are listed on the NYSE under the symbol "TDS.S." As of January 29, 2010, the last trading day of the month, TDS Common Shares were held by 1,650 record owners, the Special Common Shares were held by 1,722 record owners, and the Series A Common Shares were held by 81 record owners.

TDS has paid cash dividends on its common stock since 1974, and paid dividends of $0.43 per Common, Special Common and Series A Common Share during 2009. During 2008, TDS paid dividends of $0.41 per Common, Special Common and Series A Common Share.

The Common Shares of United States Cellular Corporation, an 82%-owned subsidiary of TDS, are listed on the NYSE under the symbol "USM".

See "Consolidated Quarterly Information (Unaudited)" for information on the high and low trading prices of the TDS Common Shares and TDS Special Common Shares for 2009 and 2008.

Stock performance graph

The following chart provides a comparison of TDS' cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years to the returns of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones U.S. Telecommunications Index. As of December 31, 2009, the Dow Jones U.S. Telecommunications Index was composed of the following companies: AT&T Inc., CenturyTel Inc., Cincinnati Bell Inc., Frontier Communications Corp., Leap Wireless International Inc., Leucadia National Corp., Level 3 Communications Inc., MetroPCS Communications Inc., NII Holdings Inc., Qwest Communications International Inc., Sprint Nextel Corp., Telephone and Data Systems, Inc. (TDS and TDS.S), tw telecom, inc., United States Cellular Corporation, Verizon Communications Inc., Virgin Media Inc. and Windstream Corp.

Comparison of Cumulative Five Year Total Return*
TDS, S&P 500 and Dow Jones U.S. Telecommunications Index
(Performance Results Through 12/31/09)

*
Cumulative total return assumes reinvestment of dividends.

	2004	2005	2006	2007	2008	2009
Telephone and Data Systems, Inc.	$100	$92.44	$137.14	$159.67	$80.35	$87.41
S&P 500 Index	100	104.91	121.48	128.16	80.74	102.11
Dow Jones U.S. Telecommunications Index	100	96.00	131.36	144.55	96.94	106.49

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of 2004, in TDS Common Shares, S&P 500 Index and the Dow Jones U.S. Telecommunications Index.

After the close of business on May 13, 2005, TDS distributed a stock dividend of one Special Common Share of TDS with respect to each outstanding TDS Common Share and Series A Common Share. For purposes of the stock performance chart, the performance of TDS for all periods presented prior to May 13, 2005 is represented by the TDS Common Shares, and for the period between May 13, 2005 and December 31, 2009 includes both the TDS Common Shares and TDS Special Common Shares. The last closing price of TDS Common Shares on May 13, 2005 prior to the impact of the stock dividend was $74.57. The closing price on May 16, 2005, the first trading day after the stock dividend, was $38.19 for the TDS Common Shares and $36.25 for the TDS Special Common Shares, or a total of $74.44. The closing price on December 31, 2009, the last trading day of 2009, was $33.92 for the TDS Common Shares and $30.20 for the TDS Special Common Shares, or a total of $64.12.

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

Investor relations

TDS' annual report, SEC filings and news releases are available to investors, securities analysts and other members of the investment community. These reports are provided, without charge, upon request to our Corporate Office. Investors may also access these and other reports through the Investor Relations portion of the TDS website (www.teldta.com).

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

Questions regarding lost, stolen or destroyed certificates, consolidation of accounts, transferring of shares and name or address changes should be directed to:

Julie Mathews,
Manager—Investor Relations
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5341
312.630.1908 (fax)
 julie.mathews@teldta.com

General inquiries by investors, securities analysts and other members of the investment community should be directed to:

Jane W. McCahon,
Vice President—Corporate Relations
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5379
312.630.1908 (fax)
 jane.mccahon@teldta.com

Directors and executive officers

See "Election of Directors" and "Executive Officers" sections of the Proxy Statement issued in 2010 for the 2010 Annual Meeting.

Principal counsel
Sidley Austin LLP, Chicago, Illinois

Transfer agent
ComputerShare Investor Services
2 North LaSalle Street, 3rd Floor
Chicago, IL 60602
877.337.1575

Independent registered public accounting firm
PricewaterhouseCoopers LLP

Visit TDS' web site at www.teldta.com