Form 10-K, Exhibit 13
period 2011-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2012-02-27
CIK 1051512

Exhibit 13

Telephone and Data Systems, Inc. and Subsidiaries

Financial Reports Contents

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company providing high-quality telecommunications services to approximately 5.9 million wireless customers and 1.1 million wireline equivalent access lines at December 31, 2011. TDS conducts substantially all of its wireless operations through its 84%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular"), and provides wireline services through its incumbent local exchange carrier ("ILEC") and competitive local exchange carrier ("CLEC") operations under its wholly owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS conducts printing and distribution services through its majority-owned subsidiary, Suttle-Straus, Inc. ("Suttle-Straus") which represents a small portion of TDS' operations. On September 23, 2011, TDS acquired 63% of Airadigm Communications, Inc. ("Airadigm"). Airadigm is a Wisconsin-based wireless service provider. Airadigm operates independently from U.S. Cellular and at this time there are no plans to combine the operations of these subsidiaries. Airadigm's financial results were not significant to TDS' operations for the year ended December 31, 2011.

The following discussion and analysis should be read in conjunction with TDS' audited consolidated financial statements and the description of TDS' business included in Item 1 of the TDS Annual Report on Form 10-K ("Form 10-K") for the year ended December 31, 2011.

OVERVIEW

The following is a summary of certain selected information contained in the comprehensive Management's Discussion and Analysis of Financial Condition and Results of Operations that follows. The overview does not contain all of the information that may be important. You should carefully read the entire Management's Discussion and Analysis of Financial Condition and Results of Operations and not rely solely on the overview.

U.S. Cellular

U.S. Cellular provides wireless telecommunications services to approximately 5.9 million customers in five geographic market areas in 26 states. As of December 31, 2011, U.S. Cellular's average penetration rate in its consolidated operating markets was 12.6%. U.S. Cellular operates on a customer satisfaction strategy, striving to meet or exceed customer needs by providing a comprehensive range of wireless products and services, excellent customer support, and a high-quality network. U.S. Cellular's business development strategy is to obtain interests in and access to wireless licenses in areas adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas. U.S. Cellular anticipates that grouping its operations into market areas will continue to provide it with certain economies in its capital and operating costs.

Financial and operating highlights in 2011 included the following:

•
Total customers were 5,891,000 at December 31, 2011, including 5,608,000 retail customers (95% of total).

•
On October 1, 2010, U.S. Cellular launched The Belief Project which introduced several innovative service offerings including no contract after the first contract; simplified national rate plans; a loyalty rewards program; overage protection, caps and forgiveness; a phone replacement program; and discounts for paperless billing and automatic payment. As of December 31, 2011, 3.1 million new and existing customers had subscribed to Belief Plans.

•
Retail customer net losses were 125,000 in 2011 compared to net losses of 15,000 in 2010. In the postpaid category, there was a net loss of 117,000 in 2011, compared to net losses of 66,000 in 2010. Prepaid net losses were 8,000 in 2011 compared to net additions of 51,000 in 2010.

•
Postpaid customers comprised approximately 95% of U.S. Cellular's retail customers as of December 31, 2011. The postpaid churn rate was 1.5% in 2011 and 2010.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
Postpaid customers on smartphone service plans increased to 30% as of December 31, 2011 compared to 17% as of December 31, 2010. In addition, smartphones represented 44% of all devices sold in 2011 compared to 25% in 2010.

•
Service revenues of $4,053.8 million increased $140.8 million year-over-year, primarily due to a 38% increase in inbound roaming revenues of $95.0 million. Retail service revenues increased $27 million, or 1%, due to an increase in average monthly service revenue per customer, partially offset by a decrease in the average number of customers of 146,000.

•
Additions to Property, plant and equipment totaled $782.5 million, including expenditures to construct cell sites, increase capacity in existing cell sites and switches, deploy fourth generation Long-term Evolution ("4G LTE") equipment, outfit new and remodel existing retail stores, develop new billing and other customer management related systems and platforms, and enhance existing office systems. Total cell sites in service increased by 237, or 3%, year-over-year to 7,882.

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

U.S. Cellular anticipates that future results will be affected by the following factors:

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

–
Relative ability to attract and retain customers, including the ability to reverse recent customer net losses, in a competitive marketplace in a cost effective manner;

–
Increased competition in the wireless industry, including potential reductions in pricing for products and services overall and impacts associated with the expanding presence of carriers offering low-priced, unlimited prepaid service;

–
Potential increases in prepaid customers, who generally generate lower ARPU, as a percentage of U.S. Cellular's customer base in response to changes in customer preferences and industry dynamics;

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

–
Rapid growth in the demand for new data devices and services which may result in increased cost of equipment sold and other operating expenses and the need for additional investment in network capacity;

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

–
Uncertainty related to various rulemaking proceedings underway at the Federal Communications Commission ("FCC"), including uncertainty relating to the impacts on universal service funding, intercarrier compensation and other matters of the Connect America Fund & Intercarrier Compensation Reform Order and Further Notice of Proposed Rulemaking issued by the FCC on October 27, 2011;

–
The FCC's adoption of mandatory roaming rules which will be of assistance in the negotiation of data roaming agreements with other wireless operators in the future; and

–
Exclusive arrangements between manufacturers of wireless devices and other carriers, or other economic or competitive factors, that restrict U.S. Cellular's access to devices desired by customers.

See "Results of Operations—U.S. Cellular."

2012 U.S. Cellular Estimates

U.S. Cellular's estimates of full-year 2012 results are shown below. Such estimates represent U.S. Cellular's views as of the date of filing of TDS' Form 10-K for the year ended December 31, 2011. Such forward-looking statements should not be assumed to be current as of any future date. U.S. Cellular undertakes no duty to update such information whether as a result of new information, future events or otherwise. There can be no assurance that final results will not differ materially from such estimated results.

	2012 Estimated Results(1)		2011 Actual Results
Service revenues		$4,050 - $4,150 million	$4,053.8 million
Operating income		$200 - $300 million	$280.8 million
Depreciation, amortization and accretion expenses, and net gain or loss on asset disposals and exchanges and impairment of assets(2)	Approx.	$600 million	$571.7 million
Adjusted OIBDA(3)		$800 - $900 million	$852.5 million
Capital expenditures	Approx.	$850 million	$783.0 million

(1)
These estimates are based on U.S. Cellular's current plans, which include a multi-year deployment of 4G LTE technology which commenced in 2011. New developments or changing conditions (such as customer net growth, customer demand for data services or possible acquisitions, dispositions or exchanges) could affect U.S. Cellular's plans and, therefore, its 2012 estimated results.

(2)
2011 Actual Results include gains on asset disposals and exchanges, net of $1.9 million. The 2012 Estimated Results include only Depreciation, amortization and accretion expenses; such estimated results do not include net gains or losses related to disposals and exchanges of assets or losses on impairments of assets (since such transactions and their effects cannot be predicted).

(3)
Adjusted OIBDA is defined as operating income excluding the effects of depreciation, amortization and accretion (OIBDA): the net gain or loss on asset disposals and exchanges (if any); and the loss on impairment of assets (if any). This measure also may be commonly referred to by management as operating cash flow. This measure should not be confused with Cash flows from operating activities, which is a component of the Consolidated Statement of Cash Flows. Adjusted OIBDA excludes the net gain or loss on asset disposals and exchanges (if any) and loss on impairment of assets (if any), in order to show operating results on a more comparable basis from period to

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  period. TDS does not intend to imply that any of such amounts that are excluded are non-recurring, infrequent or unusual and, accordingly, they may be incurred in the future. TDS believes this measure provides useful information to investors regarding TDS' financial condition and results of operations because it highlights certain key cash and non-cash items and their impacts on cash flows from operating activities.

  U.S. Cellular management currently believes that the foregoing estimates represent a reasonable view of what is achievable considering actions that U.S. Cellular has taken and will be taking. However, the current general economic and competitive conditions in the markets served by U.S. Cellular have created a challenging environment that could continue to significantly impact actual results. U.S. Cellular expects to continue its focus on customer satisfaction by delivering a high quality network, attractively priced service plans, a broad line of wireless devices and other products, and outstanding customer service in its company-owned and agent retail stores and customer care centers. U.S. Cellular believes that future growth in its revenues will result primarily from selling additional products and services, including data products and services, to its existing customers, increasing the number of multi-device users among its existing customers, and attracting wireless users switching from other wireless carriers, rather than by adding users that are new to wireless service. U.S. Cellular is focusing on opportunities to increase revenues, pursuing cost reduction initiatives in various areas and implementing a number of initiatives to enable future growth. The initiatives are intended, among other things, to allow U.S. Cellular to accelerate its introduction of new products and services, better segment its customers for new services and retention, sell additional services such as data, expand its Internet sales and customer service capabilities, improve its prepaid products and services and reduce operational expenses over the long term.

  TDS Telecom

  TDS Telecom seeks to be the preferred telecommunications solutions provider in its chosen markets for both residential and commercial customers by developing and delivering high-quality products that meet or exceed our customers' needs and to outperform the competition by maintaining superior customer service. TDS Telecom provides voice, high-speed data, and video services to residential customer through value-added bundling of products. The commercial focus is to provide advanced IP-based voice and data services, as well as information technology solutions. In addition, TDS Telecom seeks to grow through strategic acquisitions, as demonstrated by the three Hosted and Managed Services companies that TDS Telecom purchased in 2011 and 2010 which provide colocation, dedicated hosting, hosted application management and cloud computing services. TDS Telecom's strategy encompasses many components, including:

•
Delivering superior customer service;

•
Developing a product portfolio targeted to our chosen customers;

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

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Financial and operating highlights for 2011 include the following:

•
Overall equivalent access lines served by TDS Telecom decreased to 1,071,900 from 1,102,600 at December 31, 2010.

•
Operating revenues increased $19.5 million or 2% to $815.4 million in 2011. The increase was primarily due to Hosted and Managed Services acquisitions and an increase in ILEC data customers partially offset by a decrease in revenues due to the decline in ILEC and CLEC physical access lines.

•
Operating expenses increased $20.7 million or 3% to $716.7 million in 2011 primarily due to operating costs associated with recent acquisitions partially offset by discrete items including an asset loss in 2010 for which insurance proceeds were received in 2011, and the refund of certain prior year regulatory contributions.

•
Additions to Property, plant and equipment totaled $191.2 million including strategic investment in increased network capabilities for broadband services, Hosted and Managed Services expansion, IPTV expansion, and software tools that improve management of the network and support sales and customer service processes.

•
TDS acquired one Hosted and Managed Services company in 2011 whose services include hosted application management, cloud services, managed hosting and infrastructure services. In 2010 TDS acquired two companies which provided collocation services in addition to hosted and managed services.

TDS anticipates that TDS Telecom's future results will be affected by the following factors:

–
Continued uncertainty related to current economic conditions and the challenging business environment;

–
Continued increases in competition from wireless and other wireline providers, cable providers, and technologies such as VoIP and third-generation ("3G") and fourth-generation ("4G") mobile technology;

–
Continued increases in high-speed data services;

–
Continued declines in physical access lines;

–
Continued focus on customer retention programs, including discounting for "triple-play" bundles that provide voice, DSL and TV;

–
The effects of expansion of IPTV into additional markets in 2012;

–
Continued growth in hosted and managed services;

–
Continued focus on cost-reduction initiatives through product cost improvement and process efficiencies;

–
The effects on competition of recent industry consolidation and possible further industry consolidation;

–
The Federal government's disbursement of Broadband Stimulus Funds to bring broadband to rural customers;

–
Uncertainty related to the National Broadband Plan and other rulemaking by the FCC, including uncertainty relating to future funding from the USF, intercarrier compensation and changes in access reform; and

–
Potential acquisitions by TDS Telecom, including additional potential acquisitions of hosted and managed services businesses.

See "Results of Operations—TDS Telecom."

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

2012 TDS Telecom Estimates

TDS Telecom's estimates of full-year 2012 results are shown below. Such estimates represent TDS Telecom's view as of the filing date of TDS' Form 10-K for the year ended December 31, 2011. Such forward-looking statements should not be assumed to be current as of any future date. TDS undertakes no duty to update such information whether as a result of new information, future events or otherwise. There can be no assurance that final results will not differ materially from such estimated results.

	2012 Estimated Results(1)		2011 Actual Results
ILEC and CLEC operations:
Operating revenues		$810 - $840 million	$815.4 million
Operating income		$55 - $85 million	$98.7 million
Depreciation, amortization and accretion expenses, and net gain or loss on asset disposals and exchanges and loss on impairment of assets(2)	Approx.	$190 million	$181.8 million
Adjusted OIBDA(3)		$245 - $275 million	$280.9 million
Capital expenditures		$150 - $180 million	$191.2 million

(1)
These estimates are based on TDS Telecom's current plans. Various other factors, including possible acquisitions, dispositions or exchanges, could affect TDS Telecom's estimated guidance in 2012.

(2)
2011 Actual Results include losses on asset disposals of $1.2 million. The 2012 Estimated Results include only the estimate for Depreciation, amortization and accretion expenses; such estimated results do not include net gains or losses related to asset disposals and exchanges or losses on impairments of assets (since such transactions and their effects cannot be predicted).

(3)
Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the net gain or loss on asset disposals and exchanges (if any); and the loss on impairment of assets (if any). This measure also may be commonly referred to by management as operating cash flow. This measure should not be confused with Cash flows from operating activities, which is a component of the Consolidated Statement of Cash Flows. Adjusted OIBDA excludes the net gain or loss on asset disposals and exchanges (if any) and loss on impairment of assets (if any), in order to show operating results on a more comparable basis from period to period. TDS does not intend to imply that any of such amounts that are excluded are non-recurring, infrequent or unusual and, accordingly, they may be incurred in the future. TDS believes this measure provides useful information to investors regarding TDS' financial condition and results of operations because it highlights certain key cash and non-cash items and their impacts on cash flows from operating activities.

The foregoing estimates reflect the expectations of TDS Telecom's management considering its strategic plans and the current general economic and competitive conditions. In this challenging environment, TDS Telecom will continue to focus on revenue growth through new service offerings as well as expense reduction through product cost improvement and process efficiencies. In order to achieve these objectives the Company has allocated capital expenditures for:

•
Process and productivity initiatives,

•
Increased network and product capabilities for broadband services,

•
The expansion of terrestrial TV to additional markets,

•
Success-based spending to sustain managedIP and IPTV growth, and

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
TDS Telecom will fund its share for projects approved under the Recovery Act to increase broadband access in unserved areas. Under the Recovery Act, TDS Telecom will receive $105.1 million in federal grants and will provide $30.9 million (a portion of which is included in 2012 estimated capital expenditures) of its own funds to complete 44 projects. Under the terms of the grants, the projects must be completed by June of 2015.

Cash Flows and Investments

TDS and its subsidiaries had cash and cash equivalents totaling $563.3 million; short-term investments in the form of U.S. treasury securities, certificates of deposit and corporate notes aggregating $246.3 million; long-term investments in the form of U.S. treasury securities and corporate notes of $45.1 million; and borrowing capacity under their revolving credit facilities of $699.6 million as of December 31, 2011. Also, during 2011, TDS and its subsidiaries generated $1,255.7 million of cash flows from operating activities. Management believes that cash on hand, expected future cash flows from operating activities and sources of external financing provide substantial liquidity and financial flexibility and are sufficient to permit TDS and its subsidiaries to finance their contractual obligations and anticipated capital and operating expenditures for the foreseeable future.

In May 2011, U.S. Cellular issued $342 million of 6.95% Senior Notes due 2060. In June 2011, the net proceeds of such offering were used to redeem $330 million of U.S. Cellular's 7.5% Senior Notes due 2034, which represents the entire outstanding amount of such notes. The redemption price of the 7.5% Senior Notes was equal to 100% of the outstanding aggregate principal amount, plus accrued and unpaid interest thereon until the redemption date.

In March 2011, TDS issued $300 million of 7% Senior Notes due 2060. In May 2011, the net proceeds of such offering were used to redeem $282.5 million of TDS' 7.6% Series A Notes due 2041, which represents the entire outstanding amount of such notes. The redemption price of the 7.6% Series A Notes was equal to 100% of the outstanding aggregate principal amount, plus accrued and unpaid interest thereon until the redemption date.

See "Financial Resources" and "Liquidity and Capital Resources" below for additional information related to cash flows, investments and revolving credit agreements.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS—CONSOLIDATED

December 31,	2011	Change	Percentage Change	2010	Change	Percentage Change	2009
(Dollars in thousands, except per share amounts)
Operating revenues
U.S. Cellular	$4,343,346	$165,665	4%	$4,177,681	$(36,199)	(1)%	$4,213,880
TDS Telecom	815,388	19,546	2%	795,842	5,990	1%	789,852
All other(1)	21,737	8,431	63%	13,306	(2,905)	(18)%	16,211

Total operating revenues	5,180,471	193,642	4%	4,986,829	(33,114)	(1)%	5,019,943
Operating expenses
U.S. Cellular	4,062,566	86,358	2%	3,976,208	87,853	2%	3,888,355
TDS Telecom	716,737	20,729	3%	696,008	(359)	—	696,367
All other(1)	38,666	20,144	>100%	18,522	(8,855)	(32)%	27,377

Total operating expenses	4,817,969	127,231	3%	4,690,738	78,639	2%	4,612,099
Operating income (loss)
U.S. Cellular	280,780	79,307	39%	201,473	(124,052)	(38)%	325,525
TDS Telecom	98,651	(1,183)	(1)%	99,834	6,349	7%	93,485
All other(1)	(16,929)	(11,713)	>100%	(5,216)	5,950	53%	(11,166)

Total operating income	362,502	66,411	22%	296,091	(111,753)	(27)%	407,844
Other income and (expenses)
Equity in earnings of unconsolidated entities	82,538	(15,536)	(16)%	98,074	7,342	8%	90,732
Interest and dividend income	9,145	(1,363)	(13)%	10,508	(613)	(6)%	11,121
Interest expense	(118,201)	(1,391)	(1)%	(116,810)	9,399	7%	(126,209)
Gain on investment	24,103	24,103	N/M	—	—	N/M	—
Other, net	3,658	5,747	>100%	(2,089)	(4,089)	>100%	2,000

Total other income (expenses)	1,243	11,560	>100%	(10,317)	12,039	54%	(22,356)

Income before income taxes	363,745	77,971	27%	285,774	(99,714)	(26)%	385,488
Income tax expense	113,503	18,315	19%	95,188	(40,351)	(30)%	135,539

Net income	250,242	59,656	31%	190,586	(59,363)	(24)%	249,949
Less: Net income attributable to noncontrolling interests, net of tax	(49,676)	(3,939)	(9)%	(45,737)	12,865	22%	(58,602)

Net income attributable to TDS shareholders	200,566	55,717	38%	144,849	(46,498)	(24)%	191,347
Preferred dividend requirement	(50)	—	—	(50)	1	2%	(51)

Net income available to common shareholders	$200,516	$55,717	38%	$144,799	$(46,497)	(24)%	$191,296

Basic earnings per share attributable to TDS shareholders(2)	$1.85	$0.53	40%	$1.32	$(0.35)	(21)%	$1.67
Diluted earnings per share attributable to TDS shareholders(2)	$1.83	$0.52	40%	$1.31	$(0.36)	(22)%	$1.67

(1)
Consists of other corporate operations, intercompany eliminations between U.S. Cellular, TDS Telecom and corporate investments.

(2)
On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS. Basic and diluted earnings per share attributable to TDS shareholders have been retroactively restated to reflect the impact of the increased shares outstanding as a result of the Share Consolidation Amendment as of the beginning of all periods presented. See Note 21—Subsequent Events in the Notes to the Consolidated Financial Statements for additional information.

N/M—Percentage change not meaningful

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating Revenues and Expenses

See "Results of Operations—U.S. Cellular" and "Results of Operations—TDS Telecom" below for factors that affected Operating revenues and expenses.

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

TDS' investment in the Los Angeles SMSA Limited Partnership ("LA Partnership") contributed $55.3 million, $64.8 million and $64.7 million to Equity in earnings of unconsolidated entities in 2011, 2010 and 2009, respectively. TDS received cash distributions from the LA Partnership of $66.0 million in each of 2011, 2010 and 2009.

Interest expense

The 2011 increase in interest expense was primarily the result of recognizing in the Consolidated Statement of Operations $15.4 million of previously capitalized debt issuance costs related to senior notes redeemed in May and June 2011, as described more fully in Note 13—Debt. This increase was partially offset by increases in capitalized interest on projects related to network and system enhancements and lower interest rates on outstanding debt.

The decrease in interest expense in 2010 compared to 2009 was primarily attributable to the redemption of U.S. Cellular's 8.75% Senior Notes in December, 2009.

Gain on investment

Included in Gain on investment of $24.1 million is a gain from TDS' acquisition of 63% of Airadigm in September 2011 and the adjustment of a pre-existing noncontrolling interest for which U.S. Cellular purchased the remaining interest in May 2011, as more fully described in Note 8—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements.

Income tax expense

The effective tax rates on Income before income taxes and extraordinary item ("pre-tax income") for 2011, 2010 and 2009 were 31.2%, 33.3% and 35.2%, respectively. The following significant discrete and other items impacted income tax expense for these years:

2011—Includes a tax benefit of $26.9 million resulting from state tax law changes, a tax benefit of $9.0 million resulting from statute of limitation expirations and tax expense of $6.0 million resulting from correction of partnership tax basis relating to a prior period.

2010—Includes a tax benefit of $6.5 million resulting from favorable settlement of state income tax audits.

2009—Includes a tax benefit of $8.4 million resulting from a state tax law change.

See Note 5—Income Taxes in the Notes to Consolidated Financial Statements for further information on the effective tax rate.

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

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Net income attributable to noncontrolling interest, net of tax U.S. Cellular
Noncontrolling public shareholders'	$28,934	$24,323	$38,929
Noncontrolling shareholders' or partners'	20,742	21,414	19,673

	$49,676	$45,737	$58,602

RESULTS OF OPERATIONS—U.S. CELLULAR

TDS provides wireless telephone service through U.S. Cellular, an 84%-owned subsidiary. U.S. Cellular owns, manages and invests in wireless markets throughout the United States.

Following is a table of summarized operating data for U.S. Cellular's consolidated operations.

As of December 31,(1)	2011	2010	2009
Customers
Customers on postpaid service plans in which the end user is a customer of U.S. Cellular ("postpaid customers")	5,302,000	5,416,000	5,482,000
Customers on prepaid service plans in which the end user is a customer of U.S. Cellular ("prepaid customers")	306,000	313,000	262,000

Total retail customers	5,608,000	5,729,000	5,744,000
End user customers acquired through U.S. Cellular's agreements with third parties ("reseller customers")	283,000	343,000	397,000

Total customers	5,891,000	6,072,000	6,141,000
Total market population of consolidated operating markets(2)	46,888,000	46,546,000	46,306,000
Market penetration in consolidated operating markets(2)	12.6%	13.0%	13.3%
Total market population of consolidated operating and non-operating markets(2)	91,965,000	90,468,000	89,712,000
Market penetration in consolidated operating and non-operating markets(2)	6.4%	6.7%	6.8%
Employees
Full-time employees	7,711	8,200	8,070
Part-time employees	1,032	1,049	1,170

Total employees	8,743	9,249	9,240
Cell sites in service	7,882	7,645	7,279
Smartphone penetration(3)(4)	30.5%	16.7%	7.0%

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

For the Year Ended December 31,(5)	2011	2010	2009
Net retail customer additions (losses)(6)	(125,000)	(15,000)	37,000
Net customer losses(6)	(186,000)	(69,000)	(55,000)

Average monthly service revenue per customer(7)
Service revenues per Consolidated Statement of Operations (000s)	$4,053,797	$3,913,001	$3,927,128
Divided by total average customers during period (000s)	5,975	6,121	6,176
Divided by number of months in each period	12	12	12
Average monthly service revenue per customer	$56.54	$53.27	$52.99
Postpaid churn rate(8)	1.5%	1.5%	1.6%
Smartphones sold as a percent of total devices sold(3)	44.0%	24.6%	10.2%

(1)
Amounts include results for U.S. Cellular's consolidated operating markets as of December 31.

(2)
Calculated using 2010, 2009 and 2008 Claritas population estimates for 2011, 2010 and 2009, respectively. "Total market population of consolidated operating markets" is used only for the purposes of calculating market penetration of consolidated operating markets, which is calculated by dividing customers by the total market population (without duplication of population in overlapping markets).

The total market population and penetration measures for consolidated operating markets apply to markets in which U.S. Cellular provides wireless service to customers.

(3)
Smartphones represent wireless devices which run on an AndroidTM, BlackBerry® or Windows Mobile®, operating systems, excluding tablets.

(4)
Smartphone penetration is calculated by dividing postpaid smartphone customers by total postpaid customers.

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

(7)
Management uses these measurements to assess the amount of revenue that U.S. Cellular generates each month on a per customer basis. Average monthly revenue per customer is calculated as shown in the table above. "Average customers during the period" is calculated by adding the number of total customers at the beginning of the first month of the period and at the end of each month in the period and dividing by the number of months in the period plus one. Acquired and divested customers are included in the calculation on a prorated basis for the amount of time U.S. Cellular included such customers during each period.

(8)
Postpaid churn rate represents the percentage of the postpaid customer base that disconnects service each month. This amount represents the average postpaid churn rate for the twelve months of the respective year.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Components of Operating Income

Year Ended December 31,	2011	Increase/ (Decrease)	Percentage Change	2010	Increase/ (Decrease)	Percentage Change	2009
(Dollars in thousands)
Retail service	$3,486,522	$26,976	1%	$3,459,546	$(18,662)	(1)%	$3,478,208
Inbound roaming	348,309	95,019	38%	253,290	515	—	252,775
Other	218,966	18,801	9%	200,165	4,020	2%	196,145

Service revenues	4,053,797	140,796	4%	3,913,001	(14,127)	—	3,927,128
Equipment sales	289,549	24,869	9%	264,680	(22,072)	(8)%	286,752

Total operating revenues	4,343,346	165,665	4%	4,177,681	(36,199)	(1)%	4,213,880
System operations (excluding Depreciation, amortization and accretion reported below)	929,379	74,448	9%	854,931	52,077	6%	802,854
Cost of equipment sold	782,300	39,319	5%	742,981	(12)	—	742,993
Selling, general and administrative	1,779,203	(17,421)	(1)%	1,796,624	49,220	3%	1,747,404
Depreciation, amortization and accretion	573,557	2,602	—	570,955	6,020	1%	564,935
Loss on impairment of intangible assets	—	—	N/M	—	(14,000)	N/M	14,000
(Gain) loss on asset disposals and exchanges, net	(1,873)	(12,590)	>100%	10,717	(5,452)	(34)%	16,169

Total operating expenses	4,062,566	86,358	2%	3,976,208	87,853	2%	3,888,355

Operating income	$280,780	$79,307	39%	$201,473	$(124,052)	(38)%	$325,525

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

Retail service revenues

The increase in Retail service revenues in 2011 was primarily due to an increase in the average monthly retail service revenue per customer partially offset by a decrease in U.S. Cellular's average customer base. The decrease in 2010 was primarily due to a decrease in average customer base partially offset by an increase in average monthly retail service revenue per customer.

The average number of customers decreased to 5,975,000 in 2011 from 6,121,000 in 2010, driven by reductions in postpaid, reseller and prepaid customers. The average number of customers in 2010 decreased from 6,176,000 in 2009 driven by reductions in postpaid and reseller customers.

Average monthly retail service revenue per customer increased to $48.63 in 2011 from $47.10 in 2010, and in 2010 increased slightly from $46.93 in 2009. The average monthly retail service revenue increase in 2011 from 2010 reflect the impact of a larger portion of the customer base subscribing to rate plans that include data access and higher ARPU Belief Plans, and consequently, higher monthly service plan rates. The average monthly retail service revenue increase in both years also includes the impact of a reduction in the number of reseller customers, who typically generate lower average monthly revenues.

U.S. Cellular expects continued pressure on revenues in the foreseeable future due to industry competition for customers and related effects on pricing of service plan offerings offset to some degree by continued adoption of smartphones and data usage.

As discussed in the Overview section above, on October 1, 2010, U.S. Cellular introduced The Belief Project, which allows customers selecting Belief Plans to earn loyalty reward points. U.S. Cellular accounts for loyalty reward points under the deferred revenue method. Under this method, U.S. Cellular

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

allocates a portion of the revenue billed to customers under the Belief Plans to the loyalty reward points. The revenue allocated to these points is initially deferred in the Consolidated Balance Sheet and is recognized in future periods when the loyalty reward points are redeemed or used. Application of the deferred revenue method of accounting related to loyalty reward points resulted in deferring net revenues of $31.8 million in 2011 and $7.1 million in 2010. These amounts are included in the Customer deposits and deferred revenues in the Consolidated Balance Sheet at December 31, 2011 and December 31, 2010.

Inbound roaming revenues

Inbound roaming revenues increased $95.0 million, or 38% in 2011 compared to 2010 as an increase in revenues from data roaming was partially offset by a decline in voice roaming revenues. In 2010, inbound roaming revenues were relatively flat compared to 2009 as an increase in data roaming revenues was mostly offset by a decrease in voice roaming revenues. Inbound roaming revenues declined significantly in 2009 as a result of Verizon's acquisition of Alltel in early 2009 and the combination of these entities' network footprints. The increase in Inbound roaming revenues in 2011 represents the positive impact of increasing data usage by the customers of U.S. Cellular's roaming partners. U.S. Cellular expects continued growth in Inbound roaming revenue but expects that the rate of growth in future years will be less than the rate experienced in 2011.

Other revenues

Other revenues increased by $18.8 million, or 9%, in 2011 compared to 2010. This increase was driven primarily by increased ETC revenues due to expanded eligibility in certain states and adjustments by the Universal Service Administrative Company ("USAC") that reduced amounts received in prior years. In 2010, Other revenues increased by $4.0 million, or 2%, primarily due to increases in other revenues from tower and spectrum leases offset by a decrease in ETC revenues. The decrease in ETC revenues in 2010 was primarily the result of a retroactive adjustment made by USAC resulting in a reduction of revenues of $3.6 million. U.S. Cellular was eligible to receive ETC funds in sixteen states in 2011, 2010 and 2009. ETC revenues recorded in 2011, 2010 and 2009 were $160.5 million, $143.9 million and $150.7 million, respectively.

On November 18, 2011 the FCC released a Report and Order and Further Notice of Proposed Rulemaking ("Reform Order") adopting reforms of its universal service and intercarrier compensation mechanisms, and proposing further rules to advance reform. The Reform Order substantially revises the current USF high cost program and intercarrier compensation regime. The current USF program, which supports voice services, is to be phased out over time and replaced with the Connect America Fund ("CAF"), a new Mobility Fund, and a Remote Area Fund, which will collectively support broadband-capable networks. Mobile wireless carriers such as U.S. Cellular are eligible to receive funds in both the CAF and the Mobility Fund, although some areas that U.S. Cellular currently serves may be declared ineligible for support if they are already served, or are subject to certain rights of first refusal by incumbent carriers.

U.S. Cellular is contemplating participating in the Mobility Fund proceedings, and the CAF, but it is uncertain whether U.S. Cellular will obtain support through any of these mechanisms. If U.S. Cellular is successful in obtaining support, it will be required to meet certain regulatory conditions to obtain and retain the right to receive support including, for example, allowing other carriers to collocate on U.S. Cellular's towers, allowing voice and data roaming on U.S. Cellular's network, and submitting various reports and certifications to retain eligibility each year. It is possible that additional regulatory requirements will be imposed pursuant to the Commission's Further Notice of Proposed Rulemaking.

U.S. Cellular's current ETC support is scheduled to be phased down. Support for 2011 (excluding certain adjustments) will be frozen on January 1, 2012 and reduced by 20% starting in July, 2012. Support will be reduced by 20% in July of each subsequent year; however, if the Phase II Mobility Fund is not

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

operational by July 2014, the phase down will halt at that time with a 40% reduction in support, until such time as the Phase II Mobility Fund is operational.

At this time, U.S. Cellular cannot predict the net effect of the FCC's changes to the USF high cost support program in the Reform Order or whether reductions in support will be offset with additional support from the CAF or the Mobility Fund. Accordingly, U.S. Cellular cannot predict whether such changes will have a material adverse effect on U.S. Cellular's business, financial condition or results of operations.

Equipment sales revenues

Equipment sales revenues include revenues from sales of wireless devices (handsets, modems and tablets) and related accessories to both new and existing customers, as well as revenues from sales of wireless devices and accessories to agents. All equipment sales revenues are recorded net of rebates.

U.S. Cellular offers a competitive line of quality wireless devices to both new and existing customers. U.S. Cellular's customer acquisition and retention efforts include offering new wireless devices to customers at discounted prices; in addition, customers on the new Belief Plans receive loyalty reward points that may be used to purchase a new wireless device or accelerate the timing of a customer's eligibility for a wireless device upgrade at promotional pricing. U.S. Cellular also continues to sell wireless devices to agents; this practice enables U.S. Cellular to provide better control over the quality of wireless devices sold to its customers, establish roaming preferences and earn quantity discounts from wireless device manufacturers which are passed along to agents. U.S. Cellular anticipates that it will continue to sell wireless devices to agents in the future.

The increase in 2011 equipment sales revenues was driven by a 15% increase in average revenue per wireless device sold offset by a 4% decrease in total wireless devices sold. Average revenue per wireless device sold increased due to a shift in customer preference to higher priced smartphones. The decrease in 2010 equipment sales revenues was driven by declines of 5% in total wireless devices sold and 5% in average revenue per wireless device sold. Average revenue per wireless device sold declined due to aggressive promotional pricing across all categories of wireless devices.

Operating Expenses

System operations expenses (excluding Depreciation, amortization and accretion)

System operations expenses (excluding Depreciation, amortization and accretion) include charges from telecommunications service providers for U.S. Cellular's customers' use of their facilities, costs related to local interconnection to the wireline network, charges for cell site rent and maintenance of U.S. Cellular's network, long-distance charges, outbound roaming expenses and payments to third-party data product and platform developers.

Key components of the overall increases in System operations expenses were as follows:

•
Expenses incurred when U.S. Cellular's customers used other carriers' networks while roaming increased $45.4 million, or 22%, in 2011 and $2.6 million, or 1%, in 2010. The increases were primarily due to increases from data roaming offset by a decline in voice roaming expenses.

•
Maintenance, utility and cell site expenses increased $26.4 million, or 7%, in 2011 and $25.2 million, or 8%, in 2010, driven primarily by increases in the number of cell sites within U.S. Cellular's network. The number of cell sites totaled 7,882, 7,645 and 7,279 in 2011, 2010 and 2009, respectively, as U.S. Cellular continued to expand and enhance coverage in its existing markets. The increases in expenses were also due to an increase in software maintenance costs to support rapidly growing data needs.

•
Customer usage expenses increased by $2.7 million, or 1%, in 2011, and $24.2 million, or 9%, in 2010, primarily due to an increase in data usage in both years.

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

Cost of equipment sold

Cost of equipment sold increased by 5% in 2011 compared to 2010 and remained relatively flat in 2010 compared to 2009. In both years, a decline in total wireless devices sold was offset by an increase in the average cost per wireless device sold due to a shift in the mix of sales to wireless devices with expanded capabilities, such as smartphones.

U.S. Cellular's loss on equipment, defined as equipment sales revenues less cost of equipment sold, was $492.8 million, $478.3 million and $456.2 million for 2011, 2010 and 2009, respectively. U.S. Cellular expects loss on equipment to continue to be a significant cost in the foreseeable future as wireless carriers continue to use device availability and pricing as a means of competitive differentiation. In addition, U.S. Cellular expects increasing sales of data centric wireless devices such as smartphones and tablets to result in higher equipment subsidies over time; these devices generally have higher purchase costs which cannot be recovered through proportionately higher selling prices to customers. Smartphones sold as a percentage of total devices sold was 44%, 25% and 10% in 2011, 2010 and 2009, respectively.

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

Key components of the net changes in Selling, general and administrative expenses were as follows:

2011—

•
Selling and marketing expenses decreased by $13.7 million, or 2%, primarily due to lower advertising costs as a result of shifting advertising efforts to more cost effective methods as well as lower commissions expense reflecting fewer eligible transactions.

•
General and administrative expenses decreased by $3.7 million, reflecting a discrete adjustment to property tax expense and continued cost containment efforts. See footnotes to Consolidated Quarterly Information for additional information.

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

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
General and administrative expenses increased $39 million, or 4%, due to higher costs related to investments in multi-year initiatives for business support systems as described in the Overview section; and higher USF contributions (most of the USF contribution expense is offset by revenues for amounts passed through to customers). These increases were partially offset by a reduction in bad debts expense.

U.S. Cellular expects Selling, general and administrative expenses to increase on a year-over-year basis driven primarily by increases in expenses associated with acquiring, serving and retaining customers, as well as costs related to its multi-year initiatives.

Depreciation, amortization and accretion

Depreciation, amortization and accretion expense was relatively flat in 2011 and 2010 compared to the prior year.

See "Financial Resources" and "Liquidity and Capital Resources" for a discussion of U.S. Cellular's capital expenditures.

Loss on impairment of intangible assets

There was no Loss on impairment of intangible assets in 2011 or 2010.

U.S. Cellular recognized impairment losses on licenses of $14.0 million in 2009. The impairment losses in 2009 were recognized as a result of the annual impairment assessment of licenses and goodwill performed during the fourth quarter of 2009. The assessment indicated that the fair value of certain U.S. Cellular operating licenses had declined compared to the fair values of those licenses as of December 31, 2008.

RESULTS OF OPERATIONS—TDS TELECOM

TDS conducts its wireline operations through TDS Telecom, a wholly owned subsidiary. The following table summarizes operating data for TDS Telecom's ILEC and CLEC operations:

As of December 31,	2011	2010	2009
ILEC
Equivalent access lines(1)	754,400	767,200	775,900
Physical access lines	482,000	507,700	536,300
High-speed data customers	238,400	227,700	208,300
managedIP stations	6,900	3,600	1,900
Long-distance customers	371,500	370,100	362,800
CLEC
Equivalent access lines(2)	317,500	335,400	355,900
High-speed data customers	28,900	33,100	36,900
managedIP stations	36,200	23,800	12,000
TDS Telecom Employees
Full-time employees	2,817	2,495	2,529
Part-time employees	31	38	36

Total employees	2,848	2,533	2,565

(1)
"Equivalent access lines" are the sum of physical access lines and high-capacity data lines adjusted to estimate the equivalent number of physical access lines in terms of capacity, plus the number of managed Internet Protocol telephony ("managedIP") stations. A physical access line is the individual circuit connecting a customer to a telephone company's central office facilities.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

(2)
The decline in equivalent access lines is primarily the result of a shift in marketing focus from residential and commercial customers to exclusively commercial customers.

TDS Telecom Total (ILEC and CLEC Operations)

Components of Operating Income

Year Ended December 31,	2011	Change	Percentage Change	2010	Change	Percentage Change	2009
(Dollars in thousands)
Operating revenues
ILEC revenues	$644,991	$27,597	4%	$617,394	$17,867	3%	$599,527
CLEC revenues	180,332	(7,652)	(4)%	187,984	(11,391)	(6)%	199,375
Intra-company elimination	(9,935)	(399)	(4)%	(9,536)	(486)	(5)%	(9,050)

TDS Telecom operating revenues	815,388	19,546	2%	795,842	5,990	1%	789,852
Operating expenses
ILEC expenses	548,754	29,292	6%	519,462	10,065	2%	509,397
CLEC expenses	177,918	(8,164)	(4)%	186,082	(9,938)	(5)%	196,020
Intra-company elimination	(9,935)	(399)	(4)%	(9,536)	(486)	(5)%	(9,050)

TDS Telecom operating expenses	716,737	20,729	3%	696,008	(359)	—	696,367

TDS Telecom operating income	$98,651	$(1,183)	(1)%	$99,834	$6,349	7%	$93,485

ILEC Operations

Components of Operating Income

Year Ended December 31,	2011	Change	Percentage Change	2010	Change	Percentage Change	2009
(Dollars in thousands)
Operating revenues
Voice revenues	$170,238	$(9,301)	(5)%	$179,539	$(7,684)	(4)%	$187,223
Data revenues	169,450	43,421	34%	126,029	22,347	22%	103,682
Network access revenues	265,773	(6,191)	(2)%	271,964	688	—	271,276
Miscellaneous revenues	39,530	(332)	(1)%	39,862	2,516	7%	37,346

Total operating revenues	644,991	27,597	4%	617,394	17,867	3%	599,527
Operating expenses
Cost of services and products (excluding depreciation, amortization and accretion reported below)	215,093	18,795	10%	196,298	2,268	1%	194,030
Selling, general and administrative expenses	173,949	929	1%	173,020	2,515	1%	170,505
Depreciation, amortization and accretion	158,554	9,179	6%	149,375	6,462	5%	142,913
Loss on asset disposals, net	1,158	389	51%	769	(1,180)	(61)%	1,949

Total operating expenses	548,754	29,292	6%	519,462	10,065	2%	509,397

Total operating income	$96,237	$(1,695)	(2)%	$97,932	$7,802	9%	$90,130

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating Revenues

Voice revenues

Voice revenues consist of charges for the provision of local telephone exchange service and reselling long-distance service. The decreases in Voice revenues in 2011 and 2010 were primarily driven by declines in the average physical access lines of 5% and 6% respectively, which negatively impacted local service revenues by $7.5 million and $8.3 million. Additionally, local service and long-distance revenues decreased $1.6 million and $2.9 million in 2011 and 2010, respectively, due to discounts attributed to bundled offerings, which encourage customers to subscribe to multiple services at lower monthly service plan rates.

Acquisitions added $1.3 million to Voice revenues in 2010 compared to 2009.

Data revenues

Data revenues consist of charges for providing Internet and other data related services. Acquisitions of the Hosted and Managed Services companies increased Data revenues $34.7 million and $11.3 million in 2011 and 2010, respectively. Revenues from Hosted and Managed Services companies comprised 28% and 8% of Data revenues in 2011 and 2010, respectively.

Additionally, the growth in Data revenues in 2011 and in 2010 was due to growth in average High-speed data customers of 6% and 12% in 2011 and 2010, respectively. These additional customers resulted in increased Data revenues of $6.4 million in 2011 and $11.3 million in 2010. Increase in usage of other data products also increased Data revenues by $1.9 million in 2011 and $2.0 million in 2010. These increases were partially offset by decreases in Dial-up Internet customers which decreased Data revenues $1.4 million and $2.9 million in 2011 and 2010, respectively.

Network access revenues

Network access revenues represent compensation from other telecommunication carriers for carrying long-distance traffic on TDS Telecom's local telephone network and for local interconnection. Network access revenues decreased $4.2 million in 2011 due to a 9% decline in intra-state minutes of use and $2.4 million due to declines in revenues received through inter-state regulatory recovery mechanisms. Partially offsetting these decreases was an increase of $1.2 million in Network access revenues received from state Universal Service Funding programs. TDS Telecom expects Network access revenues to continue to decline in 2012.

Network access revenues increased by $2.0 million in 2010 primarily due to an increase in expenses recoverable through inter-state regulatory recovery mechanisms. Acquisitions also added $2.6 million to Network access revenues in 2010. Partially offsetting these increases was a $3.0 million decrease due to a decline in intra-state minutes of use of 5%. Network access revenues also decreased comparatively in 2010 due to the settlement of the National Exchange Carrier Association's interstate revenue pools for the years 2003 through 2006 which contributed $1.7 million to revenues in 2009.

On November 18, 2011, the FCC issued a Report and Order and Further Notice of Proposed Rulemaking ("Reform Order") to establish a new, broadband-focused support mechanism, called the Connect America Fund, and to reform the rules governing intercarrier compensation. Under the existing intercarrier compensation system carriers recover their costs, in part, from one another. The existing system generally ensures that TDS Telecom is able to recover its costs. The Reform Order established certain rules for transitioning, over time, from the existing system to one where carriers will recover their costs directly from their end user subscribers. The Reform Order also was accompanied by a Further Notice of Proposed Rulemaking seeking comment on a range of follow up proposals. The future proposed rulemaking is especially important to TDS Telecom, as numerous issues relevant to rate of return carriers, such as TDS Telecom, will be addressed in it. The Reform Order is also the subject of

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

numerous Petitions for Reconsideration, which asks the FCC to reconsider portions of its decision, and it is also the subject of numerous judicial appeals. TDS Telecom cannot predict the outcome of future rulemaking, reconsideration and legal challenges and as a consequence, the impacts these may have on TDS Telecom's Network access revenues.

Miscellaneous revenues

Miscellaneous revenues, which include charges for selling direct broadcast satellite service and leasing, selling, installing and maintaining customer premise equipment as well as other miscellaneous services, increased $3.2 million and $3.6 million in 2011 and 2010, respectively, due to an increase in satellite TV and terrestrial video subscribers and changes in promotions. Decreased business systems sales resulted in a reduction of Miscellaneous revenues by $3.2 million in 2011 and $1.8 million in 2010.

Operating Expenses

Cost of services and products (excluding Depreciation, amortization and accretion)

Acquisitions increased Cost of services and products $19.1 million in 2011. Partially offsetting this increase was $2.7 million of reduced network costs primarily resulting from improved circuit infrastructure and traffic routing.

The increase in Cost of services and products expense in 2010 was primarily the result of $6.2 million of expense from acquisitions. Additionally, labor related expense including employee and contractor charges decreased $6.5 million due to workforce reduction initiatives.

Selling, general and administrative expenses

Acquisitions increased Selling, general and administrative expenses $9.9 million in 2011. Discrete items, including; receipt of insurance proceeds in 2011 related to an asset loss recorded in 2010, the refund of certain prior year regulatory contributions and the settlement of a legal dispute reduced Selling, general and administrative expenses by $9.4 million in 2011.

The increase in Selling, general and administrative expenses in 2010 was primarily the result of $5.6 million of expense from acquisitions. Other Selling, general and administrative expenses increased $1.9 million due to higher Universal Service Fund contribution rates, and $1.2 million in legal and consulting costs incurred to complete the acquisitions. A discrete expense of $1.6 million was also recorded in 2010 for an asset loss for which an insurance claim was filed. Offsetting these increases was the impact of workforce reductions made in 2009 including employee benefit modifications, which decreased employee costs by $6.8 million in 2010.

Depreciation, amortization and accretion expense

Acquisitions increased depreciation, amortization and accretion expense $9.1 million and $4.7 million in 2011 and 2010, respectively.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

CLEC Operations

Components of Operating Income

Year Ended December 31,	2011	Change	Percentage Change	2010	Change	Percentage Change	2009
(Dollars in thousands)
Retail revenues	$161,873	$(6,474)	(4)%	$168,347	$(10,264)	(6)%	$178,611
Wholesale revenues	18,459	(1,178)	(6)%	19,637	(1,127)	(5)%	20,764

Total operating revenues	180,332	(7,652)	(4)%	187,984	(11,391)	(6)%	199,375
Cost of services and products (excluding depreciation, amortization and accretion reported below)	91,348	(5,586)	(6)%	96,934	(7,123)	(7)%	104,057
Selling, general and administrative expenses	64,509	402	1%	64,107	(3,001)	(4)%	67,108
Depreciation, amortization and accretion	21,976	(2,703)	(11)%	24,679	276	1%	24,403
Loss on asset disposals, net	85	(277)	(77)%	362	(90)	(20)%	452

Total operating expenses	177,918	(8,164)	(4)%	186,082	(9,938)	(5)%	196,020

Total operating income	$2,414	$512	27%	$1,902	$(1,453)	(43)%	$3,355

Operating Revenues

Retail revenues

Retail revenues consist of charges to CLEC customers for the provision of direct telecommunication services. Average CLEC equivalent access lines in service decreased 5% in 2011 and 8% in 2010, which resulted in decreases in Retail revenues of $7.6 million and $12.8 million, respectively. Average residential equivalent access lines decreased 24% in both 2011 and 2010 as the CLEC operations continue to implement a strategic shift towards serving primarily a commercial subscriber base. The average equivalent access lines related to commercial customers declined 1% and 3% for the same periods. Average revenue per subscriber increased in both 2011 and 2010 resulting in higher revenues of $1.1 million and $2.5 million, respectively.

Wholesale revenues

Wholesale revenues represent charges to other carriers for utilizing TDS Telecom's network infrastructure. The decrease in Wholesale revenues in 2011 was primarily driven by an 11% reduction in minutes of use. Similarly, an 18% reduction in minutes of use resulted in a $2.5 million decrease to Wholesale revenues in 2010 which was partially offset by a $1.1 million increase in special access revenues.

Operating Expenses

Cost of services and products (excluding Depreciation, amortization and accretion)

Cost of services decreased in 2011 and 2010, primarily due to reductions in purchased network services of $5.5 million and $6.5 million, respectively, which have been driven by the decline in the residential customer base.

Selling, general and administrative expenses

Selling, general and administrative expenses were relatively unchanged in 2011 as increases in payroll related expense of $1.5 million were mostly offset by decreases in USF charges and bad debt expense.

Selling, general and administrative expenses decreased in 2010 primarily due to a $1.0 million reduction in employee related expenses and a $0.8 million reduction in sales and marketing promotions.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Depreciation, amortization and accretion expense

Depreciation, amortization and accretion expense decreased in 2011 primarily due to accelerated depreciation recorded in 2010 on certain equipment due to technological obsolescence as well as certain assets becoming fully depreciated in 2011. Depreciation, amortization and accretion expense was relatively unchanged in 2010.

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

FINANCIAL RESOURCES

TDS operates a capital- and marketing-intensive business. TDS utilizes cash from its operating activities, cash proceeds from divestitures and disposition of investments, short-term credit facilities, long-term debt financing and cash on hand to fund its acquisitions (including licenses), construction costs, operating expenses and share repurchases. Cash flows may fluctuate from quarter to quarter and year to year due to seasonality, the timing of acquisitions, capital expenditures and other factors. The table below and the following discussion in this Financial Resources section summarize TDS' cash flow activities in 2011, 2010 and 2009.

	2011	2010	2009
(Dollars in thousands)
Cash flows from (used in)
Operating activities(1)	$1,255,711	$1,076,207	$1,097,354
Investing activities(1)	(866,089)	(1,208,038)	(768,098)
Financing activities	(168,030)	(200,955)	(427,465)

Net increase (decrease) in cash and cash equivalents	$221,592	$(332,786)	$(98,209)

(1)
In preparing its Consolidated Statement of Cash Flows for the year ended December 31, 2011, TDS discovered certain errors related to the classification of outstanding checks with the right of offset and related to the classification of Accounts payable for Additions to property, plant and equipment as non-cash investing activities for purposes of preparing the Consolidated Statement of Cash Flows. These errors resulted in the misstatement of Cash flows from operating activities and Cash flows used in investing activities for the years ended December 31, 2010 and 2009. The amounts herein have been revised to reflect the proper amounts. See Note 2—Revision of Prior Period Amounts in the Notes to Consolidated Financial Statements for additional information.

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

	2011	2010	2009
(Dollars in thousands)
Operating income	$362,502	$296,091	$407,844
Non-cash items
Depreciation, amortization and accretion	765,776	755,649	744,247
Loss on impairment of intangible assets	—	—	14,000
(Gain) loss on asset disposals, net	(810)	11,763	18,758

Adjusted OIBDA(1)	$1,127,468	$1,063,503	$1,184,849

(1)
Adjusted OIBDA is a segment measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the net gain or loss on asset disposals (if any); and the loss on impairment of assets (if any). This measure may commonly be referred to by management as operating cash flow. This measure should not be confused with Cash flows from operating activities, which is a component of the Consolidated Statement of Cash Flows. See Note 18—Business Segment Information in the Notes to Consolidated Financial Statements. Adjusted OIBDA excludes the net gain or loss on asset disposals and loss on impairment of assets (if any), in order to show operating results on a more comparable basis from period to period. TDS does not intend to imply that any of such amounts that are excluded are non-recurring, infrequent or unusual and, accordingly, they may be incurred in the future.

Cash flows from operating activities in 2011 were $1,255.7 million, an increase of $179.5 million from 2010. Significant changes included the following:

•
Adjusted OIBDA, as shown in the table above, increased by $64.0 million primarily due to an increase in operating income. See discussion in the "Results of Operations—U.S. Cellular" for factors that affected U.S. Cellular operating income.

•
Income tax refunds, net of $67.0 million were recorded in 2011 compared to income tax payments, net of $87.1 million in 2010 resulting in a $154.1 million year-over-year increase in cash flows. Tax refunds of $43.0 million and $30.4 million were received in March and September 2011, respectively, related to the 2010 tax year. TDS incurred a federal net operating loss in 2011 attributed to 100% bonus depreciation applicable to qualified capital expenditures. TDS' future federal income tax liabilities associated with the current benefits being realized from bonus depreciation are accrued as a component of Net deferred income tax liability (noncurrent) in the Consolidated Balance Sheet. TDS expects federal income tax payments to substantially increase and remain at a higher level for several years as the amount of TDS' federal tax depreciation deduction substantially decreases as a result of having accelerated depreciation into prior years. This expectation assumes that federal bonus depreciation provisions are not enacted in future periods. To the extent further federal bonus depreciation provisions are enacted, this expectation will change.

•
TDS recognized a $24.1 million Gain on investment, primarily resulting from two business acquisitions in 2011. See Note 8—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information related to these acquisitions.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
Changes in Inventory required $13.4 million in 2011 and provided $40.7 million in 2010, resulting in a $54.0 million year-over-year decrease in cash flows. This change was primarily due to higher inventory levels and a change in inventory mix, resulting in a higher cost per unit.

•
Changes in Accounts payable provided $29.3 million in 2011 and required $47.8 million in 2010 causing a year-over-year decrease in cash flows of $77.1 million. Changes in Accounts payable were driven primarily by payment timing differences related to network equipment and device purchases.

•
Changes in Customer deposits and deferred revenues provided $35.5 million in 2011 and $6.5 million in 2010, resulting in a year-over-year increase in cash flows of $29.0 million. This change was primarily driven by deferred revenues related to the loyalty reward program at U.S. Cellular.

•
Changes in Other assets and liabilities required $4.4 million in 2011 and provided $93.5 million in 2010, causing a year-over-year net decrease in cash flows of $97.9 million. In 2009, a $38.0 million deposit was paid to the Internal Revenue Service ("IRS") to eliminate any potential interest due to the IRS subsequent to the date of the deposit. In 2010, after closure of the IRS audit for the tax years 2002 through 2005, the IRS returned TDS' $38.0 million deposit. This $38.0 million was included in Change in other assets and liabilities in 2010 as a cash inflow. Changes in amounts due to agents and accrued rebates were the primary cause of the remaining $59.9 million year-over-year change in Other assets and liabilities.

Cash flows from operating activities in 2010 were $1,076.2 million, an increase of $21.1 million from 2009. Significant changes included the following:

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

•
Changes in Accounts payable required $47.8 million in 2010 and provided $23.1 million in 2009 causing a year-over-year decrease in cash flows of $70.9 million. Changes in Accounts payable were driven primarily by payment timing differences.

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

•
Changes in Other assets and liabilities provided $93.5 million in 2010 and required $43.6 million in 2009, resulting in a $137.1 million year-over-year increase in cash flows. As described above, in 2009, a $38.0 million deposit was paid to the IRS. In 2010, the IRS returned TDS' $38.0 million deposit. This $38.0 million was included in Change in other assets and liabilities in 2010, as a cash inflow, and in 2009, as a cash outflow. This activity resulted in a year-over-year increase in cash flows of $76.0 million from 2009 to 2010. Changes in Prepaid expenses, Other current liabilities and amounts due to agents were the primary cause of the remaining $64.4 million year-over-year change in Other assets and liabilities.

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

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Cash Flows from Investing Activities

TDS makes substantial investments to acquire wireless licenses and properties and to construct, operate and upgrade modern high-quality communications networks and facilities as a basis for creating long-term value for shareholders. In recent years, rapid changes in technology and new opportunities have required substantial investments in potentially revenue-enhancing and cost-reducing upgrades to TDS' networks. Cash flows used for investing activities also represent cash required for the acquisition of properties or licenses.

Capital expenditures (i.e. additions to property, plant and equipment and system development expenditures) totaled $987.2 million in 2011, $755.0 million in 2010 and $671.2 million in 2009. Cash used for additions to property, plant and equipment totaled $971.8 million, $739.2 million and $657.8 million in 2011, 2010 and 2009, respectively. These expenditures were made to provide for customer and usage growth, to upgrade service and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services.

•
U.S. Cellular's capital expenditures totaled $782.5 million in 2011, $583.1 million in 2010 and $546.8 million in 2009 representing expenditures to construct cell sites, increase capacity in existing cell sites and switches, deploy 4G LTE technology, develop new and enhance existing office systems, and construct new and remodel existing retail stores.

•
TDS Telecom's capital expenditures for its ILEC operations totaled $168.8 million in 2011, $137.0 million in 2010 and $98.3 million in 2009 representing expenditures to upgrade plant and equipment to provide enhanced services. TDS Telecom's capital expenditures for its CLEC operations totaled $22.4 million in 2011, $20.3 million in 2010 and $22.2 million in 2009 for switching and other network facilities.

•
Corporate and other capital expenditures totaled $13.5 million in 2011, $14.6 million in 2010 and $3.9 million in 2009.

Cash payments for acquisitions in 2011, 2010 and 2009 were as follows:

Cash Payment for Acquisitions(1)	2011	2010	2009
(Dollars in millions)
U.S. Cellular licenses	$4.4	$17.1	$15.8
Additional interests in U.S. Cellular businesses	19.4	—	0.3
TDS Telecom business	95.9	64.6	13.2
Non-Reportable Segment(2)	(14.2)	—	—

Total	$105.5	$81.7	$29.3

(1)
Cash amounts paid for the acquisitions may differ from the purchase price due to cash acquired in the transactions and cash payments remitted in periods subsequent to the respective transactions.

(2)
Cash held by Airadigm at acquisition. TDS acquired 63% of Airadigm on September 23, 2011.

TDS invested $180.9 million and $493.8 million in U.S. treasuries and corporate notes with maturities greater than three months from the acquisition date in 2011 and 2010, respectively. TDS invested $109.2 million in certificates of deposit ("CDs") in 2009. TDS realized cash proceeds of $393.2 million, $106.3 million and $23.7 million related to the maturities of its investments in U.S. treasuries, corporate notes and certificates of deposit in 2011, 2010 and 2009, respectively.

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

In September 2011, Airadigm paid $32.7 million to the FCC in satisfaction of amounts due pursuant to Airadigm's plan of reorganization. See Note 8—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information related to this acquisition. There were no short-term borrowings or repayments during 2010 or 2009.

In May 2011, U.S. Cellular issued $342.0 million of 6.95% Senior Notes due 2060, and paid related debt issuance costs of $11.0 million. The net proceeds from the 6.95% Senior Notes were used primarily to redeem $330.0 million of U.S. Cellular's 7.5% Senior Notes in June 2011. The redemption price of the 7.5% Senior Notes was equal to 100% of the principal amount plus accrued and unpaid interest thereon to the redemption date.

In March 2011, TDS issued $300.0 million of 7% Senior Notes due 2060, and paid related debt issuance costs of $9.7 million. The net proceeds from the 7% Senior Notes were primarily used to redeem $282.5 million of TDS' 7.6% Series A Notes in May 2011. The redemption price of the 7.6% Series A Notes was equal to 100% of the outstanding aggregate principal amount, plus accrued and unpaid interest thereon to the redemption date.

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

TDS repurchased Special Common Shares and Common Shares for $21.5 million, $68.1 million and $176.6 million in 2011, 2010 and 2009, respectively. U.S. Cellular repurchased Common Shares for $62.3 million, $52.8 million and $33.6 million in 2011, 2010 and 2009, respectively. See Note 16—Common Stockholders' Equity in the Notes to Consolidated Financial Statements for additional information related to these transactions.

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

	2011	2010	2009
(Dollars in thousands)
Cash flows from operating activities	$1,255,711	$1,076,207	$1,097,354
Cash used for additions to property, plant and equipment	(971,759)	(739,222)	(657,817)

Free cash flow(1)	$283,952	$336,985	$439,537

(1)
Free cash flow is defined as Cash flows from operating activities less cash used for additions to property, plant and equipment. Free cash flow is a non-GAAP financial measure.

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

Cash and Cash Equivalents

At December 31, 2011, TDS had $563.3 million in Cash and cash equivalents. Of this amount, $424.2 million consisted of Cash and cash equivalents held by U.S. Cellular. Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less. The primary objective of TDS' Cash and cash equivalents investment activities is to preserve principal. At December 31, 2011, the majority of TDS' Cash and cash equivalents was held in money market funds that invest exclusively in U.S. Treasury securities or in repurchase agreements fully collateralized by such obligations. TDS monitors the financial viability of the money market funds and direct investments in which it invests and believes that the credit risk associated with these investments is low.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Short-term and Long-term Investments

At December 31, 2011, TDS had $246.3 million in Short-term investments and $45.1 million in Long-term investments. Of this amount, $127.0 million and $30.1 million consisted of Short-term investments and Long-term investments, respectively, held by U.S. Cellular. Short-term and Long-term investments consist of certificates of deposit (short-term only), U.S. treasuries and corporate notes, all of which are designated as held-to-maturity investments, and are recorded at amortized cost in the Consolidated Balance Sheet. The corporate notes are guaranteed by the Federal Deposit Insurance Corporation. For these investments, TDS' objective is to earn a higher rate of return on funds that are not anticipated to be required to meet liquidity needs in the near term, while maintaining a low level of investment risk. See Note 4—Fair Value Measurements in the Notes to Consolidated Financial Statements for additional details on Short-term and Long-term investments.

Revolving Credit Facilities

TDS and U.S. Cellular have revolving credit facilities available for general corporate purposes.

In connection with U.S. Cellular's revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated December 17, 2010 together with the administrative agent for the lenders under U.S. Cellular's revolving credit facility. At December 31, 2011, no U.S. Cellular debt was subordinated pursuant to this subordination agreement.

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

As of December 31, 2011, TDS' and U.S. Cellular's credit ratings from the nationally recognized credit rating agencies remained at investment grade.

The following table summarizes the terms of such revolving credit facilities as of December 31, 2011:

	TDS	U.S. Cellular
(Dollars in millions)
Maximum borrowing capacity	$400.0	$300.0
Letter of credit outstanding	$0.2	$0.2
Amount borrowed	$—	$—
Amount available for use	$399.8	$299.8
Agreement date	December 2010	December 2010
Maturity date	December 2015	December 2015

The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. TDS and U.S. Cellular believe they were in compliance as of December 31, 2011 with all of the covenants and requirements set forth in their revolving credit facilities.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Long-Term Financing

TDS and its subsidiaries had the following public debt outstanding as of December 31, 2011:

	Issuance date	Maturity date	Call date(1)	Aggregate Principal Amount
(Dollars in thousands)
TDS—
Unsecured Senior Notes
6.625%	March 2005	March 2045	March 2010	$116,250
6.875%	November 2010	November 2059	November 2015	225,000
7.0%	March 2011	March 2060	March 2016	300,000
U.S. Cellular—
Unsecured Senior Notes
6.7%	December 2003 and June 2004	December 2033	December 2003	$544,000
6.95%	May 2011	May 2060	May 2016	342,000

(1)
TDS may redeem callable notes, in whole or in part at any time after the respective call date, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest. U.S. Cellular may redeem the 6.7% Senior Notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued and unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points. U.S. Cellular may redeem the 6.95% Senior Notes, in whole or in part at any time after the call date, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

TDS and its subsidiaries' long-term debt and indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in TDS' credit rating. However, a downgrade in TDS' credit rating could adversely affect its ability to obtain long-term debt financing in the future. TDS believes it and its subsidiaries were in compliance as of December 31, 2011 with all covenants and other requirements set forth in long-term debt indentures. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

The long-term debt principal payments due for the next five years represent less than 1% of the total long-term debt obligation at December 31, 2011. Refer to Market Risk—Long-Term Debt for additional information regarding required principal payments and the weighted average interest rates related to TDS' long-term debt.

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

TDS and U.S. Cellular each have effective shelf registration statements on Form S-3 that they can use to issue senior debt securities that can be used for general corporate purposes, including to finance the redemption of any of the above existing debt. The TDS shelf registration statement is an automatic shelf registration that permits TDS to issue at any time and from time to time, senior debt securities in one or more offerings in an indeterminate amount. The U.S. Cellular shelf registration statement permits U.S. Cellular to issue at any time and from time to time, senior debt securities in one or more offerings up to an aggregate principal amount of $500 million. The ability of TDS or U.S. Cellular to complete an offering

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

pursuant to such shelf registration statements is subject to market conditions and other factors at the time.

Capital Expenditures

U.S. Cellular's capital expenditures for 2012 are expected to be approximately $850 million. These expenditures are expected to be for the following general purposes:

•
Expand and enhance U.S. Cellular's network coverage in its service areas, including providing additional capacity to accommodate increased network usage, primarily data usage, by current customers;

•
Deploy 4G LTE technology in certain markets;

•
Enhance U.S. Cellular's retail store network;

•
Develop and enhance office systems; and

•
Develop new billing and other customer management related systems and platforms.

TDS Telecom's anticipated capital expenditures for 2012 are expected to be $150-$180 million. These expenditures are expected to be for the following general purposes:

•
Process and productivity initiatives;

•
Increased network and product capabilities for broadband services;

•
Expansion of terrestrial TV to additional markets;

•
Success-based spending to sustain managedIP and IPTV growth; and

•
Fund its share for projects approved under the American Recovery and Reinvestment Act of 2009.

TDS plans to finance its capital expenditure programs for 2012 using cash flows from operating activities, existing cash balances, short-term investments and, if necessary, debt.

Acquisitions, Divestitures and Exchanges

TDS assesses its existing wireless and wireline interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on investment. As part of this strategy, TDS reviews attractive opportunities to acquire additional wireless operating markets, telecommunications companies, wireless spectrum and related service businesses, such as hosted and managed services businesses. In addition, TDS may seek to divest outright or include in exchanges for other wireless interests those wireless interests that are not strategic to its long-term success. TDS also may be engaged from time to time in negotiations relating to the acquisition, divestiture or exchange of companies, strategic properties or wireless spectrum. In general, TDS may not disclose such transactions until there is a definitive agreement. See Note 8—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for details on significant transactions in 2011 and 2010.

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

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Share Repurchase Programs

TDS and U.S. Cellular have repurchased their Special Common Shares (TDS only) and Common Shares, subject to repurchase programs. TDS and U.S. Cellular expect to continue to repurchase their Common Shares, subject to repurchase programs. For additional information related to the current TDS and U.S. Cellular repurchase authorizations and repurchases made during 2011, 2010 and 2009, see Note 16—Common Stockholders' Equity in the Notes to Consolidated Financial Statements. On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS. See Note 21—Subsequent Events in the Notes to Consolidated Financial Statements for additional information.

Contractual and Other Obligations

At December 31, 2011, the resources required for contractual obligations were as follows:

	Payments Due by Period
(Dollars in millions)	Total	Less Than 1 Year	2 - 3 Years	4 - 5 Years	More Than 5 Years
Long-term debt obligations(1)	$1,536.8	$1.3	$2.4	$4.8	$1,528.3
Interest payments on long-term debt obligations	4,011.2	104.7	209.3	209.2	3,488.0
Operating leases(2)	1,377.6	164.9	260.9	167.8	784.0
Capital leases	8.3	0.7	1.1	1.2	5.3
Purchase obligations(3)(4)	796.9	461.4	223.6	65.9	46.0

	$7,730.8	$733.0	$697.3	$448.9	$5,851.6

(1)
Includes current and long-term portions of debt obligations. The total long-term debt obligation differs from Long-term debt in the Consolidated Balance Sheet due to the $9.9 million unamortized discount related to U.S. Cellular's 6.7% Senior Notes and capital leases. See Note 13—Debt in the Notes to Consolidated Financial Statements for additional information.

(2)
Represents the amounts due under non-cancellable long-term operating leases for the periods specified. See Note 15—Commitments and Contingencies in the Notes to Consolidated Financial Statements for additional information.

(3)
Includes obligations payable under non-cancellable contracts, commitments for network facilities and services, agreements for software licensing and long-term marketing programs.

(4)
Does not include amounts TDS Telecom will provide to complete projects under the American Recovery and Reinvestment Act of 2009. TDS Telecom will receive $105.1 million in federal grants and will provide $30.9 million of its own funds to complete 44 projects. Under the terms of the grants, the projects must be completed by June of 2015.

The table above excludes liabilities related to "unrecognized tax benefits" as defined by GAAP because TDS is unable to predict the period of settlement of such liabilities. Such unrecognized tax benefits were $28.8 million at December 31, 2011. See Note 5—Income Taxes in the Notes to Consolidated Financial Statements for additional information on unrecognized tax benefits.

Off-Balance Sheet Arrangements

TDS has no transactions, agreements or other contractual arrangements with unconsolidated entities involving "off-balance sheet arrangements," as defined by Securities and Exchange Commission rules, that had or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Dividends

TDS paid quarterly dividends per outstanding share of $0.1175 in 2011, $0.1125 in 2010 and $0.1075 in 2009. These dividends per share amounts have not been retroactively adjusted to reflect the impact of the Share Consolidation Amendment. See Note 21—Subsequent Events in the Notes to Consolidated Financial Statements for additional information. TDS has no current plans to change its policy of paying dividends.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

TDS prepares its consolidated financial statements in accordance with GAAP. TDS' significant accounting policies are discussed in detail in Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements.

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

See Note 9—Licenses and Goodwill in the Notes to Consolidated Financial Statements for additional information related to goodwill and licenses activity in 2011 and 2010.

Goodwill

U.S. Cellular

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a "reporting unit." For purposes of impairment testing of goodwill in 2011, U.S. Cellular identified five reporting units based on geographic service areas (all of which are included in TDS' wireless reportable operating segment). There were no changes to U.S. Cellular's reporting units, the allocation of goodwill to those reporting units, or to U.S. Cellular's overall goodwill impairment testing methodology between November 1, 2011 and 2010.

A discounted cash flow approach was used to value each reporting unit, using value drivers and risks specific to the current industry and economic markets. The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value and may not be indicative of U.S. Cellular specific assumptions. The most significant assumptions made in this process were the revenue growth rate, discount rate, and projected capital expenditures. These assumptions were as follows for November 1, 2011 and 2010:

Key assumptions	November 1, 2011	November 1, 2010
Weighted-average expected revenue growth rate (next four years)	3.58%	2.18%
Weighted-average long-term and terminal revenue growth rate (after year four)	2.00%	2.00%
Discount rate	10.5%	10.5%
Average annual capital expenditures (millions)	$609	$540

The increase in the Weighted-average expected revenue growth rate (next four years) between November 1, 2011 and 2010 was due to improved forecasts for market participants.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The carrying value of each U.S. Cellular reporting unit at TDS as of November 1, 2011 was as follows:

Reporting unit	Carrying value at TDS(1)
(Dollars in millions)
Central Region	$541
Mid-Atlantic Region	806
New England Region	260
Northwest Region	341
New York Region	157

Total	$2,105

(1)
Prior to January 1, 2009, TDS had recorded goodwill as a result of accounting for U.S. Cellular's purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting. As a result, the carrying values of the reporting units differ between U.S. Cellular and TDS. The carrying value of the reporting units at U.S. Cellular was $2.2 billion at November 1, 2011.

As of November 1, 2011, the fair values of the reporting units exceeded their respective carrying values by amounts ranging from 29% to 182% of the respective carrying values. Therefore, no impairment of goodwill existed. Given that the fair values of the respective reporting units exceed their respective carrying values, provided all other assumptions remained the same, the discount rate would have to increase to a range of 13.0% to 15.0% to yield estimated fair values of reporting units that equal their respective carrying values at November 1, 2011. Further, assuming all other assumptions remained the same, the terminal growth rate assumptions would need to decrease to negative amounts, ranging from negative 17.4% to negative 5.1%, to yield estimates of fair value equal to the carrying values of the respective reporting units at November 1, 2011.

TDS Telecom

TDS Telecom has four reporting units: two reporting units within its ILEC reportable operating segment and two reporting units within its CLEC reportable operating segment. TDS Telecom has recorded goodwill primarily as a result of the acquisition of operating telephone companies and Hosted and Managed Services companies. The CLEC reporting units do not have any goodwill. There were no changes to TDS Telecom's overall goodwill impairment testing methodology during 2011 or 2010.

The publicly-traded guideline company and the recent transaction methods were utilized to value each reporting unit tested. The publicly-traded guideline company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies using multiples of: Revenue, Earnings Before Interest, Taxes, Depreciation and Amortization, and Earnings Before Interest and Taxes. The recent transaction method calculates market pricing multiples based upon recent acquisitions of similar businesses. In both methods, the developed multiples were applied to each reporting units' applicable financial measures to determine fair value. Given the nature of this methodology, no specific consideration of the economic environment was considered since those factors would be inherent in the multiples used. As of November 1, 2011, the fair value of TDS Telecom's reporting units exceeded their carrying value by amounts ranging from 29% to 60%. As a result of its testing, TDS Telecom did not record an impairment to goodwill.

Other Reporting Units

TDS has recorded goodwill as a result of TDS' acquisition of Airadigm and the acquisition of a printing company by Suttle-Straus, both included in TDS' Non-reportable operating segment. To test the goodwill balance of TDS' Non-reportable operating segment, an income approach, which measures the current value of a business based on the present value of its future cash flows, was used. As of November 1,

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

2011, the fair value of TDS' Non-reportable operating segment exceeded its carrying value by 7%. As a result of its testing, TDS did not record an impairment to goodwill in its Non-reportable operating segment during 2011.

Licenses

U.S. Cellular tests licenses for impairment at the level of reporting referred to as a "unit of accounting." For purposes of its impairment testing of licenses as of November 1, 2011, U.S. Cellular separated its FCC licenses into twelve units of accounting based on geographic service areas. Seven of these twelve units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing. As of November 1, 2010, U.S. Cellular separated its FCC licenses into eighteen units of accounting based on geographic service areas. Thirteen of these eighteen units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing. The change in units of accounting between November 1, 2011 and November 1, 2010 reflects additional network build-out.

Developed operating market licenses ("built licenses")

U.S. Cellular applies the build-out method to estimate the fair values of built licenses. The most significant assumptions applied for purposes of the November 1, 2011 and 2010 licenses impairment assessments were as follows:

Key assumptions	November 1, 2011	November 1, 2010
Build-out period	7 years	7 years
Discount rate	9.0%	9.0%
Long-term EBITDA margin	32.2%	32.1%
Long-term capital expenditure requirement (as a % of service revenue)	13.0%	12.0%
Long-term service revenue growth rate	2.0%	2.0%
Customer penetration rates	11-16%	12-17%

The discount rate used in the valuation of licenses is less than the discount rate used in the valuation of reporting units for purposes of goodwill impairment testing. That is because the discount rate used for licenses does not include a company-specific risk premium as a wireless license would not be subject to such risk.

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

The results of the licenses impairment test at November 1, 2011 did not result in the recognition of a loss on impairment. Given that the fair values of the licenses exceed their respective carrying values, the discount rate would have to increase to a range of 9.1% to 9.8% to yield estimated fair values of licenses in the respective units of accounting that equal their respective carrying values at November 1, 2011.

Non-operating market licenses ("unbuilt licenses")

For purposes of performing impairment testing of unbuilt licenses, U.S. Cellular prepares estimates of fair value by reference to prices paid in recent auctions and market transactions where available. If such information is not available, the fair value of the unbuilt licenses is assumed to have changed by the same percentage, and in the same direction, that the fair value of built licenses measured using the build-out method changed during the period. There was no impairment loss recognized related to unbuilt licenses as a result of the November 1, 2011 licenses impairment test.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Carrying Value of Licenses

The carrying value of licenses at November 1, 2011 was as follows:

Unit of accounting(1)	Carrying value
(Dollars in millions)
U.S. Cellular—Developed Operating markets (5 units of accounting)
Central Region	$875
Mid-Atlantic Region	224
New England Region	105
Northwest Region	67
New York Region	1
U.S. Cellular—Non-operating markets (7 units of accounting)
North Northwest (2 states)	3
South Northwest (2 states)	2
North Central (5 states)	49
South Central (5 states)	15
East Central (5 states)	44
Mid-Atlantic (8 states)	47
Mississippi Valley (13 states)	43

Total(2)	$1,475

TDS Telecom	3

Airadigm(3)	15

Total(4)	$1,493

(1)
U.S. Cellular participated in spectrum auctions indirectly through its interests in Aquinas Wireless L.P. ("Aquinas Wireless"), King Street Wireless L.P. ("King Street Wireless"), Barat Wireless L.P. ("Barat Wireless") and Carroll Wireless L.P. ("Carroll Wireless"), collectively, the "limited partnerships." Each limited partnership participated in and was awarded spectrum licenses in one of four separate spectrum auctions (FCC Auctions 78, 73, 66 and 58). All of the units of accounting above, except the New York Region, include licenses awarded to the limited partnerships.

(2)
Prior to January 1, 2009, TDS had recorded licenses as a result of accounting for U.S. Cellular's purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting. As a result, the carrying values of the units of accounting for the developed operating markets differ between U.S. Cellular and TDS. The total carrying value of all units of accounting at U.S. Cellular was $1.5 billion at November 1, 2011.

(3)
TDS acquired 63% of Airadigm on September 23, 2011. See Note 8—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information on Airadigm.

(4)
Between November 1, 2011 and December 31, 2011, TDS capitalized interest on certain licenses pursuant to current network build-out in the amount of $1.0 million.

Airadigm licenses are recorded at fair value. In addition, licenses with an aggregate carrying value of $84.7 million were in units of accounting where the fair value exceeded the carrying value by amounts less than 10% of the carrying value. Any further declines in the fair value of such licenses in future periods could result in the recognition of impairment losses on such licenses and any such impairment losses would have a negative impact on future results of operations. The impairment losses on licenses are not expected to have a future impact on liquidity. TDS is unable to predict the amount, if any, of

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

future impairment losses attributable to licenses. Further, historical operating results, particularly amounts related to impairment losses, are not indicative of future operating results.

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

Annually, U.S. Cellular and TDS Telecom review their property, plant and equipment lives to ensure that the estimated useful lives are appropriate. The estimated useful lives of property, plant and equipment are critical accounting estimates because changing the lives of assets can result in larger or smaller charges for depreciation expense. Factors used in determining useful lives include technology changes, regulatory requirements, obsolescence and types of use. U.S. Cellular and TDS Telecom did not materially change the useful lives of their property, plant and equipment in 2011, 2010 or 2009.

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

See Note 5—Income Taxes in the Notes to Consolidated Financial Statements for details regarding TDS' income tax provision, deferred income taxes and liabilities, valuation allowances and unrecognized tax benefits, including information regarding estimates that impact income taxes.

Allowance for Doubtful Accounts

U.S. Cellular's accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular's wireless systems.

TDS Telecom's accounts receivable primarily consist of amounts owed by customers for services provided, by connecting carriers for carrying interstate and intrastate long-distance traffic on its network and by interstate and intrastate revenue pools that distribute access charges.

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

U.S. Cellular follows the deferred revenue method of accounting for its loyalty reward program. Under this method, revenue allocated to loyalty reward points is fully deferred as U.S. Cellular does not have sufficient historical data in which to estimate any portion of loyalty reward points that will not be redeemed. Revenue is recognized at the time of customer redemption or when such points have been depleted via a maintenance charge. U.S. Cellular periodically reviews and will revise the redemption and depletion rates as appropriate based on history and related future expectations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $13.7 million in 2011, $14.0 million in 2010 and $13.8 million in 2009.

On September 29, 2010, TDS repurchased 272,323 Special Common Shares at the then current market price on the NYSE for a total price of 7.7 million, or an average of $28.24 per Special Common Share including broker fees, from an affiliate of Southeastern Asset Management, Inc. ("SEAM").

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

At the time of each 2009 TDS repurchase, SEAM was a shareholder of more than 5% of TDS Special Common Shares and Common Shares. At the time of the 2010 TDS repurchase, SEAM was a shareholder of more than 5% of TDS Special Common Shares.

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

See "Security Ownership by Certain Beneficial Owners" in TDS' Notice of Annual Meeting and Proxy Statement dated April 14, 2011 for further information about SEAM and its interest in TDS.

The Audit Committee of the Board of Directors is responsible for the review and evaluation of all related-party transactions; as such term is defined by the rules of the New York Stock Exchange.

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

•
TDS currently receives a significant amount of roaming revenues from its wireless business. Further consolidation within the wireless industry and/or continued network build-outs by other wireless carriers could cause roaming revenues to decline from current levels, which would have an adverse effect on TDS' business, financial condition and results of operations.

•
A failure by TDS to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on TDS' business and operations.

•
To the extent conducted by the Federal Communications Commission ("FCC"), TDS is likely to participate in FCC auctions of additional spectrum in the future as an applicant or as a noncontrolling partner in another auction applicant and, during certain periods, will be subject to the FCC's anti-collusion rules, which could have an adverse effect on TDS.

•
Changes in the regulatory environment or a failure by TDS to timely or fully comply with any applicable regulatory requirements could adversely affect TDS' financial condition, results of operations or ability to do business.

•
Changes in Universal Service Fund ("USF") funding and/or intercarrier compensation could have an adverse impact on TDS' financial condition or results of operations.

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

•
Complexities associated with deploying new technologies, such as TDS' ongoing upgrade to 4G LTE technology, present substantial risk.

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

•
The market prices of TDS' Common Shares are subject to fluctuations due to a variety of factors.

•
Identification of errors in financial information or disclosures could require amendments to or restatements of financial information or disclosures included in this or prior filings with the Securities and Exchange Commission ("SEC"). Such amendments or restatements and related matters, including resulting delays in filing periodic reports with the SEC, could have an adverse effect on TDS' business, financial condition or results of operations.

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

•
Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events could, among other things, impede TDS' access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on TDS' financial condition or results of operations.

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

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You are referred to a further discussion of these risks as set forth under "Risk Factors" in TDS' Annual Report on Form 10-K for the year ended December 31, 2011. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

MARKET RISK

Long-Term Debt

As of December 31, 2011, the majority of TDS' long-term debt was in the form of fixed-rate notes with original maturities ranging up to 49 years. Fluctuations in market interest rates can lead to significant fluctuations in the fair value of these fixed-rate notes.

The following table presents the scheduled principal payments on long-term debt and capital lease obligations, and the related weighted average interest rates by maturity dates at December 31, 2011:

	Principal Payments Due by Period
(Dollars in millions)	Long-Term Debt Obligations(1)	Weighted-Avg. Interest Rates on Long-Term Debt Obligations(2)
2012	$1.5	4.4%
2013	1.2	4.8%
2014	1.5	5.1%
2015	2.2	1.8%
2016	3.1	5.0%
After 5 years	1,531.7	6.8%

Total	$1,541.2	6.8%

(1)
The total long-term debt obligation differs from Long-term debt in the Consolidated Balance Sheet due to the $9.9 million unamortized discount related to U.S. Cellular's 6.7% Senior Notes. See Note 13—Debt in the Notes to Consolidated Financial Statements for additional information.

(2)
Represents the weighted average interest rates at December 31, 2011, for debt maturing in the respective periods.

Fair Value of Long-Term Debt

At December 31, 2011 and 2010, the estimated fair value of long-term debt obligations, excluding capital lease obligations and the current portion of such long-term debt, was $1,586.9 million and $1,482.2 million, respectively. The fair value of long-term debt, excluding capital lease obligations and the current portion of such long-term debt, was estimated using market prices for TDS' 7.0% Senior Notes, 6.875% Senior Notes, and 6.625% Senior Notes, and U.S. Cellular's 6.95% Senior Notes at December 31, 2011 and TDS' 7.6% Series A Notes, 6.875% Senior Notes, and 6.625% Senior Notes, and U.S. Cellular's 7.5% Senior Notes at December 31, 2010 and discounted cash flow analysis for the remaining debt at December 31, 2011 and 2010.

Other Market Risk Sensitive Instruments

The substantial majority of TDS' other market risk sensitive instruments (as defined in item 305 of SEC Regulation S-K) are short-term, including Cash and cash equivalents and Short-term investments. The fair value of such instruments is less sensitive to market fluctuations than longer term instruments. Accordingly, TDS believes that a significant change in interest rates would not have a material effect on such other market risk sensitive instruments.

Telephone and Data Systems, Inc.
Consolidated Statement of Operations

Year Ended December 31,	2011	2010	2009
(Dollars and shares in thousands, except per share amounts)
Operating revenues	$5,180,471	$4,986,829	$5,019,943
Operating expenses
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	2,041,142	1,911,554	1,870,663
Selling, general and administrative expense	2,011,861	2,011,772	1,964,431
Depreciation, amortization and accretion expense	765,776	755,649	744,247
Loss on impairment of intangible assets	—	—	14,000
(Gain) loss on asset disposals and exchanges, net	(810)	11,763	18,758

Total operating expenses	4,817,969	4,690,738	4,612,099

Operating income	362,502	296,091	407,844
Investment and other income (expense)
Equity in earnings of unconsolidated entities	82,538	98,074	90,732
Interest and dividend income	9,145	10,508	11,121
Gain on investment	24,103	—	—
Interest expense	(118,201)	(116,810)	(126,209)
Other, net	3,658	(2,089)	2,000

Total investment and other income (expense)	1,243	(10,317)	(22,356)

Income before income taxes	363,745	285,774	385,488
Income tax expense	113,503	95,188	135,539

Net income	250,242	190,586	249,949
Less: Net income attributable to noncontrolling interests, net of tax	(49,676)	(45,737)	(58,602)

Net income attributable to TDS shareholders	200,566	144,849	191,347
Preferred dividend requirement	(50)	(50)	(51)

Net income available to common	$200,516	$144,799	$191,296

Basic weighted average shares outstanding(1)	108,562	110,016	114,354
Basic earnings per share attributable to TDS shareholders(1)	$1.85	$1.32	$1.67

Diluted weighted average shares outstanding(1)	109,100	110,489	114,572
Diluted earnings per share attributable to TDS shareholders(1)	$1.83	$1.31	$1.67

Dividends per share(2)	$0.47	$0.45	$0.43

(1)
On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS. Shares outstanding at December 31, 2011, as well as average basic and diluted shares outstanding used to calculate earnings per share as of the beginning of all periods presented, have been retroactively restated to reflect the impact of the increased shares outstanding as a result of the Share Consolidation Amendment. See Note 21—Subsequent Events for additional information.

(2)
Dividends per share reflects the amount paid per share outstanding at the date the dividend was declared and has not been retroactively adjusted to reflect the impact of the Share Consolidation Amendment.

The accompanying notes are an integral part of these consolidated financial statements.

 Telephone and Data Systems, Inc.
Consolidated Statement of Comprehensive Income

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Net income	$250,242	$190,586	$249,949
Net change in accumulated other comprehensive income
Net unrealized gain (loss) on equity investments	138	84	(302)
Net change related to retirement plan	(5,784)	(582)	10,983

Comprehensive income	244,596	190,088	260,630
Less: Comprehensive income attributable to noncontrolling interests	(49,676)	(45,737)	(58,602)

Comprehensive income attributable to TDS shareholders	$194,920	$144,351	$202,028

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Cash Flows

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Cash flows from operating activities
Net income	$250,242	$190,586	$249,949
Add (deduct) adjustments to reconcile net income to net cash flows from operating activities
Depreciation, amortization and accretion	765,776	755,649	744,247
Bad debts expense	68,611	83,098	115,989
Stock-based compensation expense	36,837	35,128	32,486
Deferred income taxes, net	202,547	76,391	36,014
Equity in earnings of unconsolidated entities	(82,538)	(98,074)	(90,732)
Distributions from unconsolidated entities	92,231	100,845	91,587
Loss on impairment of intangible assets	—	—	14,000
(Gain) loss on asset disposals and exchanges, net	(810)	11,763	18,758
Gain on investment	(24,103)	—	—
Noncash interest expense	18,849	9,733	4,412
Other operating activities	1,067	383	(71)
Changes in assets and liabilities from operations
Accounts receivable	(95,426)	(79,182)	(115,087)
Inventory	(13,382)	40,657	(34,566)
Accounts payable	29,291	(47,759)	23,098
Customer deposits and deferred revenues	35,457	6,478	(8,763)
Accrued taxes	(27,871)	(95,284)	61,630
Accrued interest	3,351	(7,680)	(2,009)
Other assets and liabilities	(4,418)	93,475	(43,588)

	1,255,711	1,076,207	1,097,354

Cash flows from investing activities
Cash used for additions to property, plant and equipment	(971,759)	(739,222)	(657,817)
Cash paid for acquisitions and licenses	(105,508)	(81,691)	(29,276)
Cash paid for investments	(180,920)	(493,750)	(109,230)
Cash received for investments	393,246	106,255	23,660
Other investing activities	(1,148)	370	4,565

	(866,089)	(1,208,038)	(768,098)

Cash flows from financing activities
Repayment of short-term debt	(32,671)	—	—
Repayment of long-term debt	(614,639)	(220,249)	(143,078)
Issuance of long-term debt	643,700	225,648	—
TDS Common Shares and Special Common Shares reissued for benefit plans, net of tax payments	32	309	819
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	1,935	509	(82)
Repurchase of TDS Common and Special Common Shares	(21,500)	(68,053)	(178,536)
Repurchase of U.S. Cellular Common Shares	(62,294)	(52,827)	(33,585)
Dividends paid	(48,670)	(47,202)	(46,798)
Payment of debt issuance costs	(21,657)	(12,533)	(10,079)
Distributions to noncontrolling interests	(16,236)	(19,630)	(17,533)
Payments to acquire additional interest in subsidiaries	—	(9,248)	(285)
Other financing activities	3,970	2,321	1,692

	(168,030)	(200,955)	(427,465)

Net increase (decrease) in cash and cash equivalents	221,592	(332,786)	(98,209)
Cash and cash equivalents
Beginning of period	341,683	674,469	772,678

End of period	$563,275	$341,683	$674,469

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Balance Sheet—Assets

December 31,	2011	2010
(Dollars in thousands)
Current assets
Cash and cash equivalents	$563,275	$341,683
Short-term investments	246,273	402,882
Accounts receivable
Due from customers, less allowances of $25,738 and $28,859, respectively	393,978	378,976
Other, less allowances of $5,333 and $6,148, respectively	148,599	133,970
Inventory	130,044	116,330
Net deferred income tax asset	40,898	37,079
Prepaid expenses	80,628	76,935
Income taxes receivable	85,636	64,985
Other current assets	16,349	17,384

	1,705,680	1,570,224
Assets held for sale	49,647	—
Investments
Licenses	1,494,014	1,460,126
Goodwill	797,077	728,455
Other intangible assets, net of accumulated amortization of $131,101 and $119,555, respectively	50,734	30,810
Investments in unconsolidated entities	173,710	197,922
Long-term investments	45,138	102,185
Other investments	3,072	8,988

	2,563,745	2,528,486
Property, plant and equipment
In service and under construction	10,197,596	9,351,341
Less: Accumulated depreciation	6,413,061	5,833,557

	3,784,535	3,517,784
Other assets and deferred charges	97,398	79,623

Total assets	$8,201,005	$7,696,117

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Balance Sheet—Liabilities and Equity

December 31,	2011	2010
(Dollars and shares in thousands)
Current liabilities
Current portion of long-term debt	$1,509	$1,711
Accounts payable	364,746	317,904
Customer deposits and deferred revenues	207,633	171,781
Accrued interest	7,456	4,308
Accrued taxes	41,069	46,110
Accrued compensation	107,719	99,020
Other current liabilities	144,001	144,938

	874,133	785,772
Liabilities held for sale	1,051	—
Deferred liabilities and credits
Net deferred income tax liability	808,713	589,092
Other deferred liabilities and credits	383,567	354,798
Long-term debt	1,529,857	1,499,862
Commitments and contingencies
Noncontrolling interests with redemption features	1,005	855
Equity
TDS shareholders' equity
Series A Common, Special Common and Common Shares(1)
Authorized 290,000 shares (25,000 Series A Common and 265,000 Common Shares) and 290,000 shares (25,000 Series A Common, 165,000 Special Common and 100,000 Common Shares), respectively(1)
Issued 132,621 shares (7,119 Series A Common and 125,502 Common Shares) and 127,045 shares (6,510 Series A Common, 63,442 Special Common and 57,093 Common Shares), respectively(1)
Outstanding 108,456 shares (7,119 Series A Common and 101,337 Common Shares) and 103,936 shares (6,510 Series A Common, 47,531 Special Common and 49,895 Common Shares), respectively(1)
Par Value ($.01 per share) of $1,326 ($71 Series A Common and $1,255 Common Shares) and of $1,270 ($65 Series A Common, $634 Special Common and $571 Common Shares), respectively(1)	1,326	1,270
Capital in excess of par value(1)	2,268,711	2,107,929
Special Common and Common Treasury shares at cost:
Treasury shares 24,165 Common Shares and 23,109 (15,911 Special Common and 7,198 Common Shares), respectively(1)	(750,921)	(738,695)
Accumulated other comprehensive loss	(8,854)	(3,208)
Retained earnings(1)	2,451,899	2,450,599

Total TDS shareholders' equity	3,962,161	3,817,895
Preferred shares	830	830
Noncontrolling interests	639,688	647,013

Total equity	4,602,679	4,465,738

Total liabilities and equity	$8,201,005	$7,696,117

(1)
The December 31, 2011 amounts reflect the impact of the Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS, as approved by the TDS shareholders on January 13, 2012. See Note 21—Subsequent Events for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Changes in Equity

	TDS Shareholders
	Series A Common, Special Common and Common Shares	Capital in Excess of Par Value	Special Common and Common Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
(Dollars in thousands)
December 31, 2008	$1,270	$2,066,597	$(513,108)	$(13,391)	$2,222,067	$3,763,435	$852	$647,802	$4,412,089
Add (Deduct)
Net income attributable to TDS shareholders	—	—	—	—	191,347	191,347	—	—	191,347
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	58,464	58,464
Net unrealized gain (loss) on equity investments	—	—	—	(302)	—	(302)	—	—	(302)
Changes related to retirement plan	—	—	—	10,983	—	10,983	—	—	10,983
Common, Special Common and Series A Common Shares dividends	—	—	—	—	(46,747)	(46,747)	—	—	(46,747)
Preferred dividend requirement	—	—	—	—	(51)	(51)	—	—	(51)
Repurchase of shares	—	—	(176,601)	—	(4)	(176,605)	(20)	—	(176,625)
Dividend reinvestment plan	—	1	1,243	—	286	1,530	—	—	1,530
Incentive and compensation plans	—	(44)	6,817	—	(5,338)	1,435	—	—	1,435
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans and noncontrolling interest purchases	—	7,705	—	—	—	7,705	—	(26,172)	(18,467)
Stock-based compensation awards(1)	—	16,124	—	—	—	16,124	—	—	16,124
Tax windfall (shortfall) from stock awards(2)	—	(1,576)	—	—	—	(1,576)	—	—	(1,576)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(17,533)	(17,533)

December 31, 2009	$1,270	$2,088,807	$(681,649)	$(2,710)	$2,361,560	$3,767,278	$832	$662,561	$4,430,671

Telephone and Data Systems, Inc.
Consolidated Statement of Changes in Equity

	TDS Shareholders
	Series A Common, Special Common and Common Shares	Capital in Excess of Par Value	Special Common and Common Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
(Dollars in thousands)
December 31, 2009	$1,270	$2,088,807	$(681,649)	$(2,710)	$2,361,560	$3,767,278	$832	$662,561	$4,430,671
Add (Deduct)
Net income attributable to TDS shareholders	—	—	—	—	144,849	144,849	—	—	144,849
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	45,644	45,644
Net unrealized gain (loss) on equity investments	—	—	—	84	—	84	—	—	84
Changes related to retirement plan	—	—	—	(582)	—	(582)	—	—	(582)
Common, Special Common and Series A Common Shares dividends	—	—	—	—	(47,152)	(47,152)	—	—	(47,152)
Preferred dividend requirement	—	—	—	—	(50)	(50)	—	—	(50)
Repurchase of shares	—	—	(68,053)	—	(1)	(68,054)	(2)	—	(68,056)
Dividend reinvestment plan	—	1,858	5,492	—	(3,283)	4,067	—	—	4,067
Incentive and compensation plans	—	551	5,515	—	(5,324)	742	—	—	742
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans and noncontrolling interest purchases	—	(137)	—	—	—	(137)	—	(41,562)	(41,699)
Stock-based compensation awards(1)	—	17,084	—	—	—	17,084	—	—	17,084
Tax windfall (shortfall) from stock awards(2)	—	(234)	—	—	—	(234)	—	—	(234)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(19,630)	(19,630)

December 31, 2010	$1,270	$2,107,929	$(738,695)	$(3,208)	$2,450,599	$3,817,895	$830	$647,013	$4,465,738

Telephone and Data Systems, Inc.
Consolidated Statement of Changes in Equity

	TDS Shareholders
	Series A Common, Special Common and Common Shares	Capital in Excess of Par Value	Special Common and Common Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
(Dollars in thousands)
December 31, 2010	$1,270	$2,107,929	$(738,695)	$(3,208)	$2,450,599	$3,817,895	$830	$647,013	$4,465,738
Add (Deduct)
Net income attributable to TDS shareholders	—	—	—	—	200,566	200,566	—	—	200,566
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	49,505	49,505
Net unrealized gain (loss) on equity investments	—	—	—	138	—	138	—	—	138
Changes related to retirement plan	—	—	—	(5,784)	—	(5,784)	—	—	(5,784)
Common, Special Common and Series A Common Shares dividends	—	—	—	—	(48,620)	(48,620)	—	—	(48,620)
Preferred dividend requirement	—	—	—	—	(50)	(50)	—	—	(50)
Repurchase of shares	—	—	(21,500)	—	—	(21,500)	—	—	(21,500)
Dividend reinvestment plan	—	1,087	5,260	—	(2,675)	3,672	—	—	3,672
Incentive and compensation plans	—	279	4,014	—	(3,817)	476	—	—	476
Adjust investment in subsidiaries for repurchases, issuances, other compensation plans and noncontrolling interest purchases	—	(572)	—	—	—	(572)	—	(40,961)	(41,533)
Stock-based compensation awards(1)	—	16,654	—	—	—	16,654	—	—	16,654
Tax windfall (shortfall) from stock awards(2)	—	(697)	—	—	—	(697)	—	—	(697)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(16,236)	(16,236)
Impact of Share Consolidation(3)	56	144,031	—	—	(144,104)	(17)	—	—	(17)
Other	—	—	—	—	—	—	—	367	367

December 31, 2011	$1,326	$2,268,711	$(750,921)	$(8,854)	$2,451,899	$3,962,161	$830	$639,688	$4,602,679

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

(3)
Reflects the impact of the Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS, as approved by the TDS shareholders on January 13, 2012. See Note 21—Subsequent Events for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Nature of Operations

Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company providing high-quality telecommunications services to approximately 5.9 million wireless customers and 1.1 million wireline equivalent access lines at December 31, 2011. TDS conducts substantially all of its wireless operations through its 84%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular") and its majority-owned subsidiary, Airadigm Communications, Inc. ("Airadigm"), and provides wireline services through its incumbent local exchange carrier ("ILEC") and competitive local exchange carrier ("CLEC") operations under its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS conducts printing and distribution services through its majority-owned subsidiary, Suttle-Straus, Inc. ("Suttle-Straus"), which represents a small portion of TDS' operations.

TDS has three reportable segments: (i) U.S. Cellular's wireless operations; (ii) TDS Telecom's ILEC wireline operations and (iii) TDS Telecom's CLEC wireline operations. TDS does not have any foreign operations. See Note 18—Business Segment Information, for summary financial information on each business segment.

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

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2011 financial statement presentation. These reclassifications did not affect consolidated net income attributable to TDS shareholders, cash flows, assets, liabilities or equity for the years presented.

Business Combinations

TDS accounts for business combinations at fair value in accordance with the acquisition method. This method requires that the acquirer recognize 100% of the acquiree's assets and liabilities at their fair values on the acquisition date for all acquisitions, whether full or partial. In addition, transaction costs related to acquisitions are expensed.

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

Short-Term and Long-Term Investments

At December 31, 2011 and 2010, TDS had $246.3 million and $402.9 million in Short-term investments and $45.1 million and $102.2 million in Long-term investments, respectively. Short-term and Long-term investments consist of certificates of deposit (short-term only), U.S. treasuries and corporate notes, all of which are designated as held-to-maturity investments, and are recorded at amortized cost in the Consolidated Balance Sheet. The corporate notes are guaranteed by the Federal Deposit Insurance Corporation. For these investments, TDS' objective is to earn a higher rate of return on funds that are not anticipated to be required to meet liquidity needs in the near term, while maintaining a low level of investment risk. See Note 4—Fair Value Measurements for additional details on Short-term and Long-term investments.

Accounts Receivable and Allowance for Doubtful Accounts

U.S. Cellular's accounts receivable primarily consist of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular's wireless systems.

TDS Telecom's accounts receivable primarily consist of amounts owed by customers for services provided, by connecting companies for interstate and intrastate long-distance traffic on its network, and by interstate and intrastate revenue pools that distribute access charges.

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

The changes in the allowance for doubtful accounts during the years ended December 31, 2011, 2010 and 2009 were as follows:

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Beginning balance	$35,007	$37,623	$19,202
Additions, net of recoveries	68,611	83,098	115,989
Deductions	(72,545)	(85,714)	(97,568)

Ending balance	$31,073	$35,007	$37,623

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

TDS has determined that wireless licenses are indefinite-lived intangible assets and, therefore, not subject to amortization based on the following factors:

•
Radio spectrum is not a depleting asset.

•
The ability to use radio spectrum is not limited to any one technology.

•
TDS and its subsidiaries are licensed to use radio spectrum through the FCC licensing process, which enables licensees to utilize specified portions of the spectrum for the provision of wireless service.

•
TDS and its subsidiaries are required to renew their FCC licenses every ten years or, in some cases, every fifteen years. To date, all of TDS' license renewal applications have been granted by the FCC. Generally, license renewal applications filed by licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a "renewal expectancy." Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided "substantial service" during their license term and have "substantially complied" with FCC rules and policies. TDS believes that it is probable that future license renewal applications will be granted.

Goodwill

TDS has goodwill as a result of its acquisitions of wireless businesses, the acquisition of operating telephone companies, Hosted and Managed Services companies and, prior to 2009, step acquisitions related to U.S. Cellular's repurchase of its common shares. Such goodwill represents the excess of the total purchase price over the fair value of net assets acquired in these transactions.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Goodwill and Licenses Impairment Assessment

Goodwill and licenses must be assessed for impairment annually or more frequently if events or changes in circumstances indicate that such assets might be impaired. TDS performs its annual impairment assessment of goodwill and licenses as of November 1 of each year.

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

U.S. Cellular tests goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of its impairment testing of goodwill in 2011 and 2010, U.S. Cellular identified five reporting units. The five reporting units represent five geographic groupings of FCC licenses, representing five geographic service areas.

A discounted cash flow approach was used to value each reporting unit for purposes of the goodwill impairment review by using value drivers and risks specific to the current industry and economic markets. The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value. Key assumptions made in this process were the discount rate, estimated expected revenue growth rate, projected capital expenditures and the terminal growth rate.

U.S. Cellular tests licenses for impairment at the level of reporting referred to as a unit of accounting. For purposes of its 2011 impairment testing of licenses, U.S. Cellular separated its FCC licenses into twelve units of accounting based on geographic service areas. Seven of these twelve units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing. For purposes of its 2010 impairment testing of licenses, U.S. Cellular separated its FCC licenses into eighteen units of accounting based on geographic service areas. Thirteen of these eighteen units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future,

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

were considered separate units of accounting for purposes of impairment testing. The change in units of accounting between 2011 and 2010 reflects additional network build-out.

U.S. Cellular estimates the fair value of built licenses for purposes of impairment testing using the build-out method. The build-out method estimates the fair value of licenses by calculating future cash flows from a hypothetical start-up wireless company and assuming that the only assets available upon formation are the underlying licenses. To apply this method, a hypothetical build-out of the company's wireless network, infrastructure, and related costs are projected based on market participant information. Calculated cash flows, along with a terminal value, are discounted to the present and summed to determine the estimated fair value.

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

the related accumulated depreciation) from plant in service and charging it, together with removal cost less any salvage realized, to (Gain) loss on asset disposals and exchanges, net.

Costs of developing new information systems are capitalized and amortized over their expected economic useful lives.

Depreciation

Depreciation is provided using the straight-line method over the estimated useful life of the assets. TDS depreciates leasehold improvement assets associated with leased properties over periods ranging from one to thirty years; such periods approximate the shorter of the assets' economic lives or the specific lease terms.

Useful lives of specific assets are reviewed throughout the year to determine if changes in technology or other business changes would warrant accelerating the depreciation of those specific assets. U.S. Cellular and TDS Telecom did not materially change the useful lives of their property, plant and equipment in 2011, 2010 or 2009.

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

Agent Liabilities

U.S. Cellular has relationships with agents, which are independent businesses that obtain customers for U.S. Cellular. At December 31, 2011 and 2010, U.S. Cellular had accrued $75.3 million and $71.3 million, respectively, for amounts due to agents. This amount is included in Other current liabilities in the Consolidated Balance Sheet.

Other Assets and Deferred Charges

Other assets and deferred charges include legal and other charges related to various borrowing instruments, and are amortized over the respective term of each instrument. The amounts for deferred charges included in the Consolidated Balance Sheet at December 31, 2011 and 2010 are shown net of accumulated amortization of $25.2 million and $26.0 million, respectively.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Asset Retirement Obligations

U.S. Cellular operates cell sites, retail stores and office spaces in its operating markets. A majority of these sites, stores and office spaces are leased. Most of these leases contain terms which require or may require U.S. Cellular to return the leased property to its original condition at the lease expiration date.

TDS Telecom owns poles, wires, and cables and certain buildings and leases data center and office space and property used for housing central office switching equipment and fiber cable. These assets and leases often have removal or remediation requirements associated with them. For example, TDS Telecom's poles, wires, and cables are often located on property that is not owned by TDS Telecom and are often subject to the provisions of easements, permits, or leasing arrangements. Pursuant to the terms of the permits, easements, or leasing arrangements, TDS Telecom is often required to remove these assets and return the property to its original condition at some defined date in the future.

TDS accounts for asset retirement obligations related to the provisions of the arrangements described above by recording the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. The liability is accreted to its present value over a period ending with the estimated settlement date of the respective asset retirement obligation. The carrying amount of the long-lived asset is depreciated over the useful life of the asset. Upon settlement of the obligation, any difference between the cost to retire the asset and the recorded liability (including accretion of discount) is recognized in the Consolidated Statement of Operations.

Treasury Shares

Common Shares and Special Common Shares repurchased by TDS are recorded at cost as treasury shares and result in a reduction of equity. Treasury shares are reissued as part of TDS' stock-based compensation programs. When treasury shares are reissued, TDS determines the cost using the first-in, first-out cost method. The difference between the cost of the treasury shares and reissuance price is included in Capital in excess of par value or Retained earnings. On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporate of TDS whereby each Special Common Share was reclassified as one Common Share on a one-for-one basis and each Common Share was reclassified as 1.087 Common Shares. See Note 21—Subsequent Events for additional information.

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

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, Multiple Deliverable Revenue Arrangements—a consensus of FASB Emerging Issues Task Force ("ASU 2009-13"). ASU 2009-13 provides for less restrictive separation criteria that must be met for a deliverable to be considered a separate unit of accounting. Additionally, under this Standard, there is a hierarchy for determining the selling price of a unit of accounting and consideration must be allocated using a relative-selling price method. U.S. Cellular was required to adopt the provisions of ASU 2009-13 on January 1, 2011, however elected to adopt the provisions as of October 1, 2010 on a retroactive basis to January 1, 2010. The adoption of ASU 2009-13 on October 1, 2010 had no impact on any previously reported financial statement amounts for 2010 interim periods.

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

U.S. Cellular estimates stand-alone selling prices of the elements of its service offerings as follows:

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

U.S. Cellular follows the deferred revenue method of accounting for its loyalty reward program. Under this method, revenue allocated to loyalty reward points is fully deferred as U.S. Cellular does not have sufficient historical data in which to estimate any portion of loyalty reward points that will not be redeemed. Revenue is recognized at the time of customer redemption or when such points have been depleted via a maintenance charge. U.S. Cellular periodically reviews and will revise the redemption and depletion rates as appropriate based on history and related future expectations.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

The adoption of ASU 2009-13 required U.S. Cellular to defer the recognition of revenue related to amounts billed to customers that are attributed to loyalty reward points, and therefore impacted the timing of revenue recognition related to such service offerings. As of December 31, 2011 and 2010, $38.9 million and $7.1 million of revenue are deferred, respectively, related to loyalty reward points outstanding as of these dates. These amounts are recorded in Customer deposits and deferred revenues (a current liability account) in the Consolidated Balance Sheet, as customers may redeem their reward points within the current period.

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

Activation fees charged with the sale of service only, where U.S. Cellular does not also sell a wireless device to the customer, are deferred and recognized over the average customer life. U.S. Cellular defers recognition of a portion of commission expenses related to these activations in the amount of deferred activation fee revenues. This method of accounting provides for matching of revenues and direct incremental costs associated with such activations within each reporting period. GAAP requires that activation fees charged with the sale of equipment and service to be allocated to the equipment and service based upon the relative selling prices of each item. This generally results in the recognition of the activation fee as additional wireless device revenue at the time of sale.

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

•
Selling digital broadcast satellite and terrestrial video service.

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

Amounts Collected from Customers and Remitted to Governmental Authorities

TDS records amounts collected from customers and remitted to governmental authorities net within a tax liability account if the tax is assessed upon the customer and TDS merely acts as an agent in collecting the tax on behalf of the imposing governmental authority. If the tax is assessed upon TDS, then amounts collected from customers as recovery of the tax are recorded in Operating revenues and amounts remitted to governmental authorities are recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations. The amounts recorded gross in revenues that are billed to customers and remitted to governmental authorities totaled $141.3 million, $154.0 million and $124.3 million for 2011, 2010 and 2009, respectively.

Advertising Costs

TDS expenses advertising costs as incurred. Advertising costs totaled $267.7 million, $273.0 million and $265.2 million in 2011, 2010 and 2009, respectively.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Stock-Based Compensation

TDS has established long-term incentive plans, dividend reinvestment plans, a Non-Employee Director compensation plan, and previously had an employee stock purchase plan before this was terminated in the fourth quarter of 2011. See Note 17—Stock-based Compensation for additional information. These plans are considered compensatory plans; therefore, recognition of compensation costs for grants made under these plans is required. The dividend reinvestment plan of TDS is not considered a compensatory plan and, therefore, recognition of compensation costs for grants made under this plan is not required.

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

Recent Accounting Pronouncements

On May 12, 2011, the FASB issued Accounting Standards Update ("ASU") 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure. Although TDS does not currently have any financial assets or liabilities that are required to be recorded at fair value in its Consolidated Balance Sheet in accordance with GAAP, certain assets and liabilities are disclosed at fair value (see Note 4—Fair Value Measurements). Under ASU 2011-04, for these instruments, TDS will be required to disclose, in a tabular format, the level within the fair value hierarchy that each of these assets and liabilities are measured. TDS is required to adopt the provisions of ASU 2011-04 effective January 1, 2012. Early adoption is prohibited. The adoption of ASU 2011-04 is not expected to have a significant impact on TDS' financial position or results of operations.

On June 16, 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU 2011-05 amends how Other Comprehensive Income ("OCI") is presented

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

in the financial statements. Under this standard, the Statement of Operations and OCI can be presented either continuously in a Statement of Comprehensive Income or in two separate but consecutive statements. ASU 2011-05 also required entities to present reclassification adjustments by component in both the statement where net income is presented and the statement where OCI is presented. On December 23, 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 defers the effective date pertaining to reclassification adjustments out of accumulated other comprehensive income in ASU 2011-05. TDS is required to adopt the revised provisions of ASU 2011-05 effective January 1, 2012. TDS currently provides this information in two separate statements. The adoption of ASU 2011-05 is not expected to have an impact on TDS' financial position or results of operations.

On September 15, 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU 2011-08 is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a "qualitative" assessment to determine whether further impairment testing is necessary. TDS is required to adopt the provisions of ASU 2011-08 effective January 1, 2012. Early adoption is permitted. The adoption of ASU 2011-08 is not expected to have a significant impact on TDS' financial position or results of operations.

NOTE 2    REVISION OF PRIOR PERIOD AMOUNTS

In preparing its Consolidated Statement of Cash Flows for the year ended December 31, 2011, TDS discovered certain errors related to the classification of outstanding checks with the right of offset, and related to the classification of Accounts payable for Additions to property, plant and equipment as non-cash investing activities for purposes of preparing the Consolidated Statement of Cash Flows. These errors resulted in the misstatement of Cash and cash equivalents and Accounts payable as of December 31, 2010 and each quarterly period in 2011, and the misstatement of Cash flows from operating activities and Cash flows from investing activities for the years ended December 31, 2010 and 2009 and each of the quarterly periods in 2011 and 2010. In accordance with SEC Staff Accounting Bulletin Nos. 99 and 108 ("SAB 99" and "SAB 108"), TDS evaluated these errors and determined that they were immaterial to each of the reporting periods affected and, therefore, amendment of previously filed reports was not required. However, in order to provide consistency in the Consolidated Statement of Cash Flows and as permitted by SAB 108, revisions for these immaterial amounts to previously reported annual amounts are reflected in the financial information herein and will be reflected in future filings containing such financial information as permitted by SAB 108.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 2    REVISION OF PRIOR PERIOD AMOUNTS (Continued)

In accordance with SAB 108, the Consolidated Balance Sheet and the Consolidated Statement of Cash Flows have been revised as follows:

  Consolidated Balance Sheet—December 31, 2010

	As previously reported(1)	Adjustment	Revised
(Dollars in thousands)
Cash and cash equivalents	$368,134	$(26,451)	$341,683
Total current assets	1,596,675	(26,451)	1,570,224
Total assets	7,722,568	(26,451)	7,696,117
Accounts payable	344,355	(26,451)	317,904
Total current liabilities	812,223	(26,451)	785,772
Total liabilities and equity	7,722,568	(26,451)	7,696,117

  Consolidated Statement of Cash Flows—Year Ended December 31, 2010

	As previously reported(1)	Adjustment	Revised
(Dollars in thousands)
Change in Accounts payable	$(4,016)	$(43,743)	$(47,759)
Change in Other assets and liabilities	95,470	(1,995)	93,475
Cash flows from operating activities	1,121,945	(45,738)	1,076,207
Cash used for additions to property, plant and equipment	(755,032)	15,810	(739,222)
Cash flows from investing activities	(1,223,848)	15,810	(1,208,038)
Net increase (decrease) in cash and cash equivalents	(302,858)	(29,928)	(332,786)

  Consolidated Statement of Cash Flows—Year Ended December 31, 2009

	As previously reported(1)	Adjustment	Revised
(Dollars in thousands)
Change in Accounts payable	$29,646	$(6,548)	$23,098
Change in Other assets and liabilities	(44,896)	1,308	(43,588)
Cash flows from operating activities	1,102,594	(5,240)	1,097,354
Cash used for additions to property, plant and equipment	(671,165)	13,348	(657,817)
Cash flows from investing activities	(781,446)	13,348	(768,098)
Net increase (decrease) in cash and cash equivalents	(106,317)	8,108	(98,209)

(1)
In Current Report on Form 8-K filed on November 16, 2011.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 3    NONCONTROLLING INTERESTS

Impact of Changes in TDS Ownership

The following schedule discloses the effects of net income attributable to TDS shareholders and changes in TDS' ownership interest in U.S. Cellular on TDS' equity for 2011, 2010 and 2009:

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Net income attributable to TDS shareholders	$200,566	$144,849	$191,347

Transfer (to) from the noncontrolling interests Change in TDS' Capital in excess of par value from U.S. Cellular's issuance of U.S. Cellular shares	(8,555)	(7,180)	(4,709)
Change in TDS' Capital in excess of par value from U.S. Cellular's repurchase of U.S. Cellular shares	(7,723)	(2,964)	182
Purchase of ownership in subsidiary from noncontrolling interest	—	(3,510)	(105)

Net transfers (to) from noncontrolling interests	(16,278)	(13,654)	(4,632)

Change from net income attributable to TDS shareholders and transfers (to) from noncontrolling interests	$184,288	$131,195	$186,715

Mandatorily Redeemable Noncontrolling Interests in Finite-Lived Subsidiaries

TDS' consolidated financial statements include certain noncontrolling interests that meet the GAAP definition of mandatorily redeemable financial instruments. These mandatorily redeemable noncontrolling interests represent interests held by third parties in consolidated partnerships and limited liability companies ("LLCs"), where the terms of the underlying partnership or LLC agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the noncontrolling interest holders and TDS in accordance with the respective partnership and LLC agreements. The termination dates of these mandatorily redeemable noncontrolling interests range from 2085 to 2107.

The settlement value or estimate of cash that would be due and payable to settle these noncontrolling interests, assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2011, net of estimated liquidation costs, is $165.7 million. This amount excludes redemption amounts recorded in Noncontrolling interests with redemption features in the Consolidated Balance Sheet. The estimate of settlement value was based on certain factors and assumptions which are subjective in nature. Changes in those factors and assumptions could result in a materially larger or smaller settlement amount. TDS currently has no plans or intentions relating to the liquidation of any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the mandatorily redeemable noncontrolling interests in finite-lived consolidated partnerships and LLCs at December 31, 2011 was $61.7 million, and is included in Noncontrolling interests in the Consolidated Balance Sheet. The excess of the aggregate settlement value over the aggregate carrying value of these mandatorily redeemable noncontrolling interests is primarily due to the unrecognized appreciation of the noncontrolling interest holders' share of the underlying net assets in the consolidated partnerships and LLCs. Neither the noncontrolling interest holders' share, nor TDS' share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 4    FAIR VALUE MEASUREMENTS

As of December 31, 2011 and 2010, TDS did not have any financial assets or liabilities that were required to be recorded at fair value in its Consolidated Balance Sheet in accordance with GAAP. However, TDS has applied the provisions of fair value accounting for purposes of computing the fair value of financial instruments for disclosure purposes as displayed below.

	December 31, 2011		December 31, 2010
	Book Value	Fair Value	Book Value	Fair Value
(Dollars in thousands)
Cash and cash equivalents(1)	$563,275	$563,275	$368,134	$368,134
Short-term investments(2)(3)
Certificates of deposit	27,444	27,444	97,270	97,270
Government-backed securities(4)	218,829	218,829	305,612	305,612
Long-term investments(2)(5)
Government-backed securities(4)	45,138	45,310	102,185	102,325
Long-term debt(6)	1,525,648	1,586,858	1,495,461	1,482,181

(1)
In preparing its Consolidated Statement of Cash Flows for the year ended December 31, 2011, TDS discovered certain errors related to the classification of outstanding checks with the right of offset. This error resulted in the misstatement of Cash for the year ended December 31, 2010. The amounts herein have been revised to reflect the proper amounts. See Note 2—Revision of Prior Period Amounts for additional information.

(2)
Designated as held-to-maturity investments and are recorded at amortized cost in the Consolidated Balance Sheet.

(3)
Maturities are less than twelve months from the respective balance sheet dates.

(4)
Includes U.S. treasuries and corporate notes guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.

(5)
Maturities range between 15 and 21 months from the balance sheet date.

(6)
Excludes capital lease obligations and current portion of Long-term debt.

The fair values of Cash and cash equivalents and Short-term investments approximate their book values due to the short-term nature of these financial instruments. The fair values of Long-term investments were estimated using quoted market prices for the individual issuances. The fair value of long-term debt, excluding capital lease obligations and the current portion of such long-term debt, was estimated using market prices for TDS' 7.0% Senior Notes, 6.875% Senior Notes and 6.625% Senior Notes, and U.S. Cellular's 6.95% Senior Notes at December 31, 2011, and TDS' 7.6% Series A Notes, 6.875% Senior Notes, and 6.625% Senior Notes, and U.S. Cellular's 7.5% Senior Notes at December 31, 2010, and discounted cash flow analysis for remaining debt at December 31, 2011 and 2010.

NOTE 5    INCOME TAXES

TDS' Income taxes receivable at December 31, 2011 and 2010 were as follows:

December 31,	2011	2010
(Dollars in thousands)
Federal income taxes receivable	$77,238	$56,109
State income taxes receivable	8,398	8,876

	$85,636	$64,985

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 5    INCOME TAXES (Continued)

Income tax expense is summarized as follows:

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Current
Federal	$(94,627)	$24,329	$92,303
State	5,583	(5,532)	7,222
Deferred
Federal	214,722	67,466	28,451
State	(12,175)	8,925	7,563

	$113,503	$95,188	$135,539

A reconciliation of TDS' income tax expense computed at the statutory rate to the reported income tax expense, and the statutory federal income tax expense rate to TDS' effective income tax expense rate is as follows:

Year Ended December 31,	2011		2010		2009
	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in millions)
Statutory federal income tax expense and rate	$127.3	35.0%	$100.0	35.0%	$134.9	35.0%
State income taxes, net of federal benefit(1)	(20.3)	(5.6)	2.7	1.0	5.8	1.5
Effect of noncontrolling interests	(3.0)	(0.8)	(4.0)	(1.4)	(4.0)	(1.0)
Correction of deferred taxes(2)	5.4	1.5	—	—	—	—
Other differences, net	4.1	1.1	(3.5)	(1.3)	(1.2)	(0.3)

Total income tax expense and rate	$113.5	31.2%	$95.2	33.3%	$135.5	35.2%

(1)
Net state income tax benefit is a result of changes in the valuation allowance. These changes primarily relate to the ability to utilize net operating losses as a result of state income tax law changes.

(2)
TDS recorded an immaterial adjustment to correct deferred tax balances related to a difference in the tax basis in certain partnership investments for errors occurring prior to 2009.

TDS' current Net deferred income tax asset totaled $40.9 million and $37.1 million at December 31, 2011 and 2010, respectively, and primarily represents the deferred tax effects of accrued liabilities and the allowance for doubtful accounts on customer receivables.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 5    INCOME TAXES (Continued)

TDS' noncurrent deferred income tax assets and liabilities at December 31, 2011 and 2010 and the temporary differences that gave rise to them were as follows:

December 31,	2011	2010
(Dollars in thousands)
Noncurrent deferred tax assets
Net operating loss ("NOL") carryforwards	$103,709	$80,109
Stock-based compensation	46,410	40,777
Other	51,457	63,016

	201,576	183,902
Less valuation allowance	(48,714)	(69,579)

Total noncurrent deferred tax assets	152,862	114,323

Noncurrent deferred tax liabilities
Property, plant and equipment	608,669	426,305
Licenses/intangibles	224,817	194,943
Partnership investments	123,898	74,634
Other	4,191	7,533

Total noncurrent deferred tax liabilities	961,575	703,415

Net noncurrent deferred income tax liability	$808,713	$589,092

At December 31, 2011, TDS and certain subsidiaries had $1,664.6 million of state NOL carryforwards (generating an $89.0 million deferred tax asset) available to offset future taxable income primarily of the individual subsidiaries that generated the losses. The state NOL carryforwards expire between 2012 and 2031. Certain subsidiaries had federal NOL carryforwards (generating a $14.7 million deferred tax asset) available to offset future taxable income. The federal NOL carryforwards expire between 2012 and 2031. A valuation allowance was established for certain state NOL carryforwards and federal NOL carryforwards since it is more likely than not that a portion of such carryforwards will expire before they can be utilized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2011	2010	2009
(Dollars in thousands)
Unrecognized tax benefits balance at January 1,	$34,002	$45,034	$39,234
Additions for tax positions of current year	4,369	5,271	5,349
Additions for tax positions of prior years	171	179	4,362
Reductions for tax positions of prior years	(1,973)	(3,517)	(3,855)
Reductions for settlements of tax positions	(976)	(12,549)	—
Reductions for lapses in statutes of limitations	(6,752)	(416)	(56)

Unrecognized tax benefits balance at December 31,	$28,841	$34,002	$45,034

Unrecognized tax benefits are included in Accrued taxes and Other deferred liabilities and credits in the Consolidated Balance Sheet. If these benefits were recognized, they would have reduced income tax expense in 2011, 2010 and 2009 by $18.2 million, $22.2 million and $27.7 million, respectively, net of the federal benefit from state income taxes.

As of December 31, 2011, TDS believes it is reasonably possible that unrecognized tax benefits could decrease by approximately $9.1 million in the next twelve months. The nature of the uncertainty primarily relates to state income tax positions and their resolution or the expiration of statutes of limitation.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 5    INCOME TAXES (Continued)

TDS recognizes accrued interest and penalties related to unrecognized tax benefits in Income tax expense. The amounts charged to Income tax expense related to interest and penalties resulted in a benefit in 2011 of $2.5 million, and expense in 2010 and 2009 of $1.8 million and $2.9 million, respectively. Net accrued interest and penalties were $15.0 million and $18.2 million at December 31, 2011 and 2010, respectively.

A summary of TDS' deferred tax asset valuation allowance is as follows:

	2011(1)	2010	2009
(Dollars in thousands)
Balance at January 1,	$71,014	$63,870	$78,760
Charged to costs and expenses	(28,511)	(293)	(13,762)
Charged to other accounts	7,183	7,437	(1,128)

Balance at December 31,	$49,686	$71,014	$63,870

(1)
As of December 31, 2011, the valuation allowance reduced current deferred tax assets by $1.0 million and noncurrent deferred tax assets by $48.7 million.

TDS and its subsidiaries file federal and state income tax returns. TDS remains subject to federal income tax audits for the tax years after 2007. With only a few exceptions, TDS is no longer subject to state income tax audits for years prior to 2007.

NOTE 6    VARIABLE INTEREST ENTITIES (VIEs)

Consolidated VIEs

TDS holds a variable interest in the entities listed below. TDS' capital contributions and advances made to these VIEs totaled $35.5 million and $1.2 million in the years ended December 31, 2011 and 2010, respectively.

As of December 31, 2011, TDS consolidates the following VIEs under GAAP:

•
Aquinas Wireless L.P. ("Aquinas Wireless");

•
King Street Wireless L.P. ("King Street Wireless") and King Street Wireless, Inc., the general partner of King Street Wireless;

•
Barat Wireless L.P. ("Barat Wireless") and Barat Wireless, Inc., the general partner of Barat Wireless;

•
Carroll Wireless L.P. ("Carroll Wireless") and Carroll PCS, Inc., the general partner of Carroll Wireless; and

•
Airadigm Communications, Inc.

From time to time, the FCC conducts auctions through which additional spectrum is made available for the provision of wireless services. U.S. Cellular, TDS' subsidiary, participated in spectrum auctions indirectly through its interests in Aquinas Wireless, King Street Wireless, Barat Wireless and Carroll Wireless, collectively, the "limited partnerships." Each limited partnership participated in and was awarded spectrum licenses in one of four separate spectrum auctions (FCC Auctions 78, 73, 66 and 58). Each limited partnership qualified as a "designated entity" and thereby was eligible for bidding credits with respect to licenses purchased in accordance with the rules defined by the FCC for each auction. In most cases, the bidding credits resulted in a 25% discount from the gross winning bid.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 6    VARIABLE INTEREST ENTITIES (VIEs) (Continued)

The power to direct the activities of Aquinas Wireless, King Street Wireless, Barat Wireless and Carroll Wireless that most significantly impact their economic performance is shared. Specifically, the general partner of each of these VIEs has the exclusive right to manage, operate and control the limited partnerships and make all decisions to carry on the business of the partnerships; however, the general partner of each partnership needs consent of the limited partner, a TDS subsidiary, to sell or lease certain licenses, to make certain large expenditures, admit other partners or liquidate the limited partnerships. Although the power to direct the activities of the VIEs is shared, TDS has a disproportionate level of exposure to the variability associated with the economic performance of the VIEs, indicating that TDS is the primary beneficiary of the VIEs in accordance with GAAP. Accordingly, these VIEs are consolidated.

TDS has a variable interest in Airadigm as a result of a secured loan to Airadigm and the equity interest it holds in Airadigm. TDS has the power to direct the activities that most significantly impact Airadigm's economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to Airadigm, indicating that TDS is the primary beneficiary of Airadigm in accordance with GAAP. In addition, TDS has a majority voting interest in Airadigm. Accordingly, Airadigm is consolidated. See Note 8—Acquisitions, Divestitures and Exchanges for additional information about Airadigm.

The following table presents the classification of the consolidated VIEs' assets and liabilities in TDS' Consolidated Balance Sheet.

December 31,	2011	2010
(Dollars in thousands)
Assets
Cash	$13,299	$1,673
Other current assets	3,719	323
Intangible assets	501,829	487,962
Property, plant and equipment	27,642	1,548
Other assets and deferred charges	3,612	—

Total assets	$550,101	$491,506

Liabilities
Current liabilities	$5,944	$95
Deferred liabilities and credits	5,481	—

Total liabilities	$11,425	$95

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 6    VARIABLE INTEREST ENTITIES (VIEs) (Continued)

The limited partnership agreements also provide the general partner with a put option whereby the general partner may require the limited partner, a subsidiary of U.S. Cellular, to purchase its interest in the limited partnership. The general partner's put options related to its interests in Carroll Wireless, Barat Wireless, King Street Wireless and Aquinas Wireless will become exercisable in 2013, 2017, 2019 and 2020, respectively. The put option price is determined pursuant to a formula that takes into consideration fixed interest rates and the market value of U.S. Cellular's Common Shares. Upon exercise of the put option, the general partner is required to repay borrowings due to U.S. Cellular. If the general partner does not elect to exercise its put option, the general partner may trigger an appraisal process in which the limited partner (a subsidiary of U.S. Cellular) may have the right, but not the obligation, to purchase the general partner's interest in the limited partnership at a price and on other terms and conditions specified in the limited partnership agreement. In accordance with requirements under GAAP, TDS is required to calculate a theoretical redemption value for all of the put options assuming they are exercisable at the end of each reporting period, even though such exercise is not contractually permitted. Pursuant to GAAP, this theoretical redemption value, net of amounts payable to U.S. Cellular for loans (and accrued interest thereon) made by U.S. Cellular to the general partners, was $1.0 million and $0.9 million at December 31, 2011 and 2010, respectively, and is recorded as Noncontrolling interests with redemption features in TDS' Consolidated Balance Sheet. Also in accordance with GAAP, changes in the redemption value of the put options, net of interest accrued on the loans, are recorded as a component of Net income attributable to noncontrolling interests, net of tax, in TDS' Consolidated Statements of Operations.

Aquinas Wireless, King Street Wireless, Barat Wireless and Carroll Wireless are in the process of developing long-term business plans. These entities were formed to participate in FCC auctions of wireless spectrum and to fund, establish, and provide wireless service with respect to any FCC licenses won in the auctions. As such, these entities have risks similar to those described in the "Risk Factors" in TDS' Annual Report on Form 10-K.

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

On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS whereby (a) each Special Common Share was reclassified as a Common Share on a one-for-one basis, (b) each Common Share was reclassified as 1.087 Common Shares, and (c) each Series A Common Share was reclassified as 1.087 Series A Common Shares. Shares outstanding at December 31, 2011, as well as the weighted average number of shares used in basic and diluted earnings per share as of the beginning of all periods presented, have been retroactively restated to reflect the impact of the increased shares outstanding as a result of the Share Consolidation. See Note 21—Subsequent Events for additional information.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 7    EARNINGS PER SHARE (Continued)

The amounts used in computing earnings per share and the effects of potentially dilutive securities on income and the weighted average number of Common and Series A Common Shares are as follows:

Year Ended December 31,	2011	2010	2009
(Dollars and shares in thousands, except earnings per share)
Basic earnings per share attributable to TDS shareholders Net income available to common shareholders of TDS used in basic earnings per share	$200,516	$144,799	$191,296

Adjustments to compute diluted earnings
Noncontrolling interest adjustment(1)	(795)	(512)	(442)
Preferred dividend adjustment (2)	49	49	49

Net income available to common shareholders of TDS used in diluted earnings per share	$199,770	$144,336	$190,903

Weighted average number of shares used in basic earnings per share
Common Shares	101,471	102,947	107,318
Series A Common Shares	7,091	7,069	7,036

Total	108,562	110,016	114,354
Effects of dilutive securities:
Stock options	265	230	39
Restricted stock units	213	195	135
Preferred shares	60	48	44

Weighted average number of shares used in diluted earnings per share	109,100	110,489	114,572

Basic earnings per share attributable to TDS shareholders	$1.85	$1.32	$1.67

Diluted earnings per share attributable to TDS shareholders	$1.83	$1.31	$1.67

(1)
The noncontrolling interest adjustment reflects the additional noncontrolling share of U.S. Cellular's income computed as if all of U.S. Cellular's issuable securities were outstanding.

(2)
The preferred dividend adjustment reflects the dividend reduction related to preferred securities that were dilutive, and therefore treated as if converted for shares.

Certain Common Shares issuable upon the exercise of stock options, vesting of restricted stock units or conversion of convertible preferred shares were not included in average diluted shares outstanding for the calculation of Diluted earnings per share because their effects were antidilutive. The number of such Common Shares excluded is shown in the table below.

	2011	2010	2009
(Shares in thousands)
Stock options	3,779	4,076	4,876
Restricted stock units	149	88	105
Convertible preferred shares	—	—	—

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

On May 9, 2011, U.S. Cellular paid $24.6 million in cash to purchase the remaining ownership interest in a wireless business in which it previously held a 49% noncontrolling interest, pursuant to certain required terms of the partnership agreement. Prior to this acquisition, the partnership had been accounted for under the equity method of accounting. In connection with the acquisition, a $13.4 million gain was recorded to adjust the carrying value of this 49% investment to its fair value of $25.7 million based on an income approach valuation method. The gain was recorded in Gain on investment in the Consolidated Statement of Operations. On November 11, 2011, U.S. Cellular entered into an agreement to sell substantially all of the assets of this wireless business for $50.0 million in cash net of working capital adjustments. The closing of this agreement is pending FCC approval which is expected to occur in the first half of 2012. As a result, $49.6 million of assets and $1.1 million of liabilities have been classified in the Consolidated Balance Sheet as "held for sale". Included in Assets held for sale are $4.2 million of Current assets, $36.5 million of Investments (primarily licenses) and $8.9 million of Property, plant and equipment. Liabilities held for sale primarily includes Current liabilities. For the period since acquisition, this business generated revenues of $20.7 million and operating income of $14.8 million.

On July 1, 2011, TDS paid $95.0 million in cash, plus a subsequent working capital adjustment of $0.9 million, to purchase 100% of the outstanding shares of OneNeck IT Services Corporation ("OneNeck"). OneNeck is a provider of hosted application management and managed IT hosting services to middle market businesses. The acquisition of OneNeck is expected to complement TDS' existing hosted and managed services and is included in the TDS Telecom ILEC segment for reporting purposes.

On September 23, 2011, pursuant to a plan of reorganization in the United States Bankruptcy Court for the Western District of Wisconsin, TDS acquired 63% of Airadigm and a note for $15.5 million in satisfaction of loans made by TDS to Airadigm and interests in Airadigm acquired by TDS from third-parties. Airadigm is a Wisconsin-based wireless service provider. The noncontrolling interest was valued at $0.4 million based on an income approach valuation method. TDS recognized a gain of $12.7 million as a result of the transaction which was recorded in Gain on investment in the Consolidated Statement of Operations for year ended December 31, 2011. Pursuant to the plan of reorganization, at the acquisition date Airadigm owed $32.7 million to the FCC. This obligation was paid in September 2011. Airadigm operates independently from U.S. Cellular and at this time there are no plans to combine the operations of these subsidiaries. Airadigm's financial results are included in "Non-Reportable segment" for reporting purposes.

On September 30, 2011, U.S. Cellular completed an exchange whereby U.S. Cellular received eighteen 700 MHz spectrum licenses covering portions of Idaho, Illinois, Indiana, Kansas, Nebraska, Oregon and Washington in exchange for two PCS spectrum licenses covering portions of Illinois and Indiana. The exchange of licenses will provide U.S. Cellular with additional spectrum to meet anticipated future capacity and coverage requirements in several of its markets. No cash, customers, network assets, other assets or liabilities were included in the exchange. As a result of this transaction, TDS recognized a gain of $11.8 million, representing the difference between the fair value of the licenses received, calculated using a market approach valuation method, and the carrying value of the licenses surrendered. This gain was recorded in (Gain) loss on asset disposals and exchanges, net in the Consolidated Statement of Operations for the year ended December 31, 2011. The Indiana PCS spectrum included in the exchange was originally awarded to Carroll Wireless in FCC Auction 58 and was purchased by U.S. Cellular prior to the exchange. Carroll Wireless is a variable interest entity which TDS consolidates; see Note 6—Variable Interest Entities for additional information.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 8    ACQUISITIONS, DIVESTITURES AND EXCHANGES (Continued)

Acquisitions and exchanges did not have a material impact on TDS' consolidated financial statements for the periods presented, and pro forma results, assuming acquisitions and exchanges had occurred at the beginning of each period presented, would not be materially different from the results reported.

TDS' acquisitions in 2011 and 2010 and the allocation of the purchase price for these acquisitions were as follows:

		Allocation of Purchase Price
	Purchase price(1)	Goodwill(2)	Licenses	Intangible assets subject to amortization(3)	Net tangible assets (liabilities)
(Dollars in thousands)
2011
U.S. Cellular licenses	$4,406	$—	$4,406	$—	$—
U.S. Cellular business(4)(5)	24,572	—	15,592	2,252	6,728
TDS Telecom ILEC business	95,865	68,107	—	28,300	(542)
Non-Reportable segment business	983	515	15,220	3,194	(17,946)

Total	$125,826	$68,622	$35,218	$33,746	$(11,760)

2010
U.S. Cellular licenses	$17,101	$—	$17,101	$—	$—
TDS Telecom ILEC businesses	65,709	15,156	—	14,832	35,721

Total	$82,810	$15,156	$17,101	$14,832	$35,721

(1)
Cash amounts paid for acquisitions may differ from the purchase price due to cash acquired in the transactions and the timing and amounts of cash payments related to the respective transactions.

(2)
$0.7 million and $9.8 million of the goodwill was amortizable for income tax purposes in 2011 and 2010, respectively.

(3)
The weighted average amortization period for Intangible assets subject to amortization acquired in 2011 was 8 years.

(4)
Includes only the acquired interest and does not include amounts attributable to U.S. Cellular's pre-existing noncontrolling interest described above in this Note 8.

(5)
Licenses, Intangible assets subject to amortization and a portion of Net tangible assets (liabilities) are included in amounts reported as Assets held for sale in the Consolidated Balance Sheet.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 9    LICENSES AND GOODWILL

Changes in TDS' licenses and goodwill are presented below. See Note 8—Acquisitions, Divestitures and Exchanges for information regarding transactions which affected licenses and goodwill during the periods.

Licenses

	U.S. Cellular(1)	TDS Telecom	Non-Reportable segment(2)	Total
(Dollars in thousands)
Balance December 31, 2010	$1,457,326	$2,800	$—	$1,460,126
Acquisitions(3)	4,406	—	15,220	19,626
Exchanges	11,842	—	—	11,842
Other	2,420	—	—	2,420

Balance December 31, 2011	$1,475,994	$2,800	$15,220	$1,494,014

Balance December 31, 2009	$1,440,225	$2,800	$—	$1,443,025
Acquisitions	17,101	—	—	17,101

Balance December 31, 2010	$1,457,326	$2,800	$—	$1,460,126

Goodwill

	U.S. Cellular(1)	TDS Telecom(4)	Non-Reportable segment(2)	Total
(Dollars in thousands)
Assigned value at time of acquisition	$622,681	$465,312	$3,802	$1,091,795
Accumulated impairment losses in prior periods	(333,900)	(29,440)	—	(363,340)

Balance December 31, 2010	288,781	435,872	3,802	728,455
Acquisitions	—	68,107	515	68,622

Balance December 31, 2011	$288,781	$503,979	$4,317	$797,077

Assigned value at time of acquisition	$617,222	$450,156	$3,802	$1,071,180
Accumulated impairment losses in prior periods	(333,900)	(29,440)	—	(363,340)

Balance December 31, 2009	283,322	420,716	3,802	707,840
Acquisitions	—	15,156	—	15,156
Other(5)	5,459	—	—	5,459

Balance December 31, 2010	$288,781	$435,872	$3,802	$728,455

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

(2)
"Non-Reportable segment" consists of amounts related to Suttle-Straus and Airadigm. See Note 8—Acquisitions, Divestitures and Exchanges for additional information related to Airadigm.

(3)
Does not include amounts reported as Assets held for sale in the Consolidated Balance Sheet.

(4)
Remaining goodwill at TDS Telecom is attributed to the ILEC business segment.

(5)
Amount reclassified from Investments in unconsolidated entities to Goodwill in 2010.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for a description of accounting policies related to licenses and goodwill.

Impairment Assessments

TDS performs its annual impairment assessment of its licenses and goodwill in the fourth quarter of each year. No impairment of goodwill or licenses resulted from the assessments performed in 2011 or 2010. In 2009, the assessment resulted in no impairment of goodwill and an impairment loss of $14.0 million on licenses. The entire impairment loss related to licenses in developed operating markets (built licenses).

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 10    INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities which are accounted for using either the equity or cost method as shown in the following table:

December 31,	2011	2010
(Dollars in thousands)
Equity method investments:
Capital contributions, loans and advances	$25,067	$34,171
Cumulative share of income	958,635	889,039
Cumulative share of distributions	(825,261)	(740,557)

	158,441	182,653
Cost method investments	15,269	15,269

Total investments in unconsolidated entities	$173,710	$197,922

Equity in earnings of unconsolidated entities totaled $82.5 million, $98.1 million and $90.7 million in 2011, 2010 and 2009, respectively; of those amounts, TDS' investment in the Los Angeles SMSA Limited Partnership ("LA Partnership") contributed $55.3 million, $64.8 million and $64.7 million in 2011, 2010 and 2009, respectively. TDS held a 5.5% ownership interest in the LA Partnership throughout and at the end of each of these years.

The following tables, which are based on information provided in part by third parties, summarize the combined assets, liabilities and equity, and the combined results of operations of TDS' equity method investments:

December 31,	2011	2010
(Dollars in thousands)
Assets
Current	$435,732	$424,965
Due from affiliates	199,167	396,201
Property and other	1,988,331	2,015,959

	$2,623,230	$2,837,125

Liabilities and Equity
Current liabilities	$304,742	$278,837
Deferred credits	82,371	73,496
Long-term liabilities	36,056	38,225
Long-term capital lease obligations	234	43,657
Partners' capital and stockholders' equity	2,199,827	2,402,910

	$2,623,230	$2,837,125

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Results of Operations
Revenues	$5,540,220	$4,971,525	$4,815,258
Operating expenses	4,301,758	3,567,131	3,437,201

Operating income	1,238,462	1,404,394	1,378,057
Other income (expense)	960	36,168	41,802

Net income	$1,239,422	$1,440,562	$1,419,859

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 11    PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular's Property, plant and equipment in service and under construction, and related accumulated depreciation and amortization, as of December 31, 2011 and 2010 were as follows:

December 31,	Useful Lives (Years)	2011	2010
(Dollars in thousands)
Land	N/A	$30,807	$26,791
Buildings	20	330,925	317,474
Leasehold and land improvements	1-30	1,129,818	1,048,278
Cell site equipment	6-25	2,874,397	2,676,878
Switching equipment	1-8	1,113,780	991,934
Office furniture and equipment	3-5	570,776	520,756
Other operating assets and equipment	5-25	127,253	120,586
System development	3-7	545,193	471,334
Work in process	N/A	285,500	166,506

		7,008,449	6,340,537
Accumulated depreciation and amortization		(4,218,147)	(3,766,015)

		$2,790,302	$2,574,522

U.S. Cellular's depreciation and amortization expense related to Property, plant and equipment totaled $565.1 million, $559.0 million and $551.7 million in 2011, 2010 and 2009, respectively.

TDS Telecom's Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2011 and 2010 were as follows:

December 31,	Useful Lives (Years)	2011	2010
(Dollars in thousands)
Land	N/A	$9,004	$9,603
Buildings	30	135,883	98,664
Cable and wire	15-20	1,410,706	1,375,204
Network electronic equipment	5-12	1,065,504	1,041,891
Office furniture and equipment	5-10	74,547	71,748
Other equipment	10-15	114,788	94,859
System development	3-7	165,812	157,824
Work in process	N/A	88,924	64,834

		3,065,168	2,914,627
Accumulated depreciation and amortization		(2,128,411)	(2,004,676)

		$936,757	$909,951

The provision for TDS Telecom's ILEC companies' depreciation as a percentage of depreciable property was 5.7% in 2011, 5.8% in 2010 and 5.8% in 2009. TDS Telecom's depreciation and amortization expense related to Property, plant and equipment totaled $168.2 million, $165.9 million and $161.4 million in 2011, 2010 and 2009, respectively.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 11    PROPERTY, PLANT AND EQUIPMENT (Continued)

Corporate and other Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2011 and 2010 were as follows:

December 31,	2011	2010
(Dollars in thousands)
Property, plant and equipment	$123,979	$96,177
Accumulated depreciation and amortization	(66,503)	(62,866)

Total	$57,476	$33,311

Corporate and other fixed assets consist of assets at the TDS corporate offices, Suttle-Straus and Airadigm. Corporate and other depreciation and amortization expense related to Property, plant and equipment totaled $8.3 million, $7.3 million and $7.8 million in 2011, 2010 and 2009, respectively.

In 2011, 2010 and 2009, (Gain) loss on asset disposals and exchanges, net included charges of $11.0 million, $11.8 million and $18.8 million, respectively, related to disposals of assets, trade-ins of older assets for replacement assets and other retirements of assets from service.

NOTE 12    ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations are included in Other deferred liabilities and credits in the Consolidated Balance Sheet.

In 2011 and 2010, U.S. Cellular and TDS Telecom performed a review of the assumptions and estimated costs related to asset retirement obligations. The results of the reviews (identified as "Revisions in estimated cash outflows") and other changes in asset retirement obligations during 2011 and 2010 are shown in the table below.

	U.S. Cellular	TDS Telecom	Non-Reportable Segment	TDS Consolidated
(Dollars in thousands)
2011
Beginning Balance	$128,709	$61,036	$—	$189,745
Additional liabilities accrued	2,105	559	—	2,664
Revisions in estimated cash outflows	5,888	—	—	5,888
Acquisitions of assets	—	140	3,751	3,891
Disposition of assets	(1,323)	(929)	—	(2,252)
Accretion expense	8,023	4,403	55	12,481

Ending Balance	$143,402	$65,209	$3,806	$212,417

2010
Beginning Balance	$118,742	$55,343	$—	$174,085
Additional liabilities accrued	4,757	1,931	—	6,688
Revisions in estimated cash outflows	(1,382)	—	—	(1,382)
Acquisitions of assets	—	63	—	63
Disposition of assets	(2,086)	(324)	—	(2,410)
Accretion expense	8,678	4,023	—	12,701

Ending Balance	$128,709	$61,036	$—	$189,745

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 13    DEBT

Revolving Credit Facilities

At December 31, 2011, TDS and U.S. Cellular had revolving credit facilities available for general corporate purposes. Amounts under the revolving credit facilities may be borrowed, repaid and reborrowed from time to time from and after December 17, 2010 until maturity in December 2015. Neither TDS nor U.S. Cellular borrowed under their current or previous revolving credit facilities in 2011, 2010 or 2009 except for letters of credit.

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

The maturity date of any borrowings under the TDS and U.S. Cellular revolving credit facilities would accelerate in the event of a change in control.

The following table summarizes the terms of such revolving credit facilities as of December 31, 2011:

	TDS	U.S. Cellular
(Dollars in millions)
Maximum borrowing capacity	$400.0	$300.0
Letters of credit outstanding	$0.2	$0.2
Amount borrowed	$—	$—
Amount available for use	$399.8	$299.8
Fees on borrowing capacity, rate	0.38%	0.41%
Borrowing rate: One-month London Interbank Offered Rate ("LIBOR") plus contractual spread(1)	0.50%	0.50%
LIBOR	0.30%	0.30%
Contractual spread	0.20%	0.20%
Range of commitment fees(2)
Low	0.20%	0.20%
High	0.45%	0.45%
Fees recognized
2011	$1.5	$1.2
2010	$4.8	$3.8
2009	$7.0	$5.9
Agreement date	December 2010	December 2010
Maturity date	December 2015	December 2015

(1)
Borrowings under the revolving credit facilities bear interest at LIBOR plus a contractual spread based on TDS' credit rating or, at TDS' or U.S. Cellular's option, respectively, an alternate "Base Rate" as defined in the revolving credit agreement. TDS may select a borrowing period of either one, two, three or six months (or other period of twelve months or less if requested by TDS and approved by the lenders). If TDS or U.S. Cellular provides notice of intent to borrow less than three business days in advance of a borrowing, interest on borrowing is at the Base Rate plus the contractual spread.

(2)
The revolving credit facilities have commitment fees based on the senior unsecured debt ratings assigned to TDS and U.S. Cellular by certain ratings agencies.

The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. TDS and U.S. Cellular believe they were in compliance as of December 31, 2011 with all covenants and other requirements set forth in the revolving credit facilities.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 13    DEBT (Continued)

In connection with U.S. Cellular's revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated December 17, 2010 together with the administrative agent for the lenders under U.S. Cellular's revolving credit agreement. Pursuant to this subordination agreement, (a) any consolidated funded indebtedness from U.S. Cellular to TDS will be unsecured and (b) any (i) consolidated funded indebtedness from U.S. Cellular to TDS (other than "refinancing indebtedness" as defined in the subordination agreement) in excess of $105,000,000, and (ii) refinancing indebtedness in excess of $250,000,000, will be subordinated and made junior in right of payment to the prior payment in full of obligations to the lenders under U.S. Cellular's revolving credit agreement. As of December 31, 2011, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the revolving credit agreement pursuant to the subordination agreement.

At December 31, 2011, TDS has recorded $8.6 million of issuance costs related to the revolving credit facilities which is included in Other assets and deferred charges in the Consolidated Balance Sheet.

Long-Term Debt

Long-term debt at December 31, 2011 and 2010 was as follows:

December 31,	Issuance date	Maturity date	Call date(1)	2011	2010
(Dollars in thousands)
TDS:
Unsecured Senior Notes(2)(3)
6.625%	March 2005	March 2045	March 2010	$116,250	$116,250
6.875%	November 2010	November 2059	November 2015	225,000	225,000
7.0%	March 2011	March 2060	March 2016	300,000	—
Series A Notes
7.6%(4)(5)	December 2001	December 2041	December 2006	—	282,500
Purchase contracts averaging 6.0%		Through 2021		1,097	1,097

Total Parent				642,347	624,847

Subsidiaries:
U.S. Cellular—
Unsecured Senior Notes(2)(3)
6.7%	December 2003 and June 2004	December 2033	December 2003	544,000	544,000
Less: 6.7% Unamortized discount				(9,889)	(10,343)

				534,111	533,657
6.95%	May 2011	May 2060	May 2016	342,000	—
7.5%(6)	June 2004	June 2034	June 2009	—	330,000
Obligation on capital leases				4,336	4,385
TDS Telecom—
Rural Utilities Service ("RUS") and other notes				1,976	2,283
Non-Reportable Segment—
Long-term notes, 4.4% to 6.9%		Through 2016		6,478	6,008
Obligation on capital leases				118	393

Total Subsidiaries				889,019	876,726

Total long-term debt				1,531,366	1,501,573
Less: Current portion of long-term debt				1,509	1,711

Total long-term debt, excluding current portion				$1,529,857	$1,499,862

(1)
TDS may redeem callable notes, in whole or in part at any time after the respective call date, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest. U.S. Cellular may redeem the 6.95% Senior Notes, in whole or in part at any time after the call date, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest. U.S. Cellular may redeem the 6.7% Senior Notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued and unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 13    DEBT (Continued)

(2)
Interest on the notes is payable quarterly on Senior Notes outstanding at December 31, 2011, with the exception of U.S. Cellular's 6.7% note where interest is payable semi-annually.

(3)
Capitalized debt issuance costs totaled $7.6 million, $9.7 million, and $11.0 million for the TDS 6.875% and 7.0% Senior Notes and the U.S. Cellular 6.95% Senior Notes, respectively. These amounts will be amortized over the life of the respective notes. Such issuance costs are included in Other assets and deferred charges.

(4)
On December 27, 2010, TDS used the net proceeds from the issuance of the 6.875% Senior Notes to redeem $217.5 million of its unsecured 7.6% Series A Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date. As a result, $282.5 million of such unsecured 7.6% Series A Notes remained outstanding on December 31, 2010. This redemption required TDS to write-off to interest expense $5.6 million of previously capitalized debt issuance costs related to the 7.6% Series A Notes in 2010. Remaining issuance costs were included in Other assets and deferred charges at December 31, 2010.

(5)
On May 2, 2011, TDS used substantially all of the net proceeds from the issuance of the 7.0% Senior Notes to redeem $282.5 million of its unsecured 7.6% Series A Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date. This represented the entire outstanding amount of the 7.6% Series A Notes. This redemption required TDS to write-off to interest expense $7.2 million of previously capitalized debt issuance costs related to the 7.6% Series A Notes in 2011.

(6)
On June 20, 2011, U.S. Cellular used substantially all of the net proceeds from the issuance of the 6.95% Senior Notes to redeem $330 million (the entire outstanding amount) of its unsecured 7.5% Senior Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date. This redemption required U.S. Cellular to write-off to interest expense $8.2 million of previously capitalized debt issuance costs related to the 7.5% Senior Notes in 2011.

The annual requirements for principal payments on long-term debt are approximately $1.5 million, $1.2 million, $1.5 million, $2.2 million and $3.1 million for the years 2012 through 2016, respectively.

The covenants associated with TDS and its subsidiaries' long-term debt obligations, among other things, restrict TDS' ability, subject to certain exclusions, to incur additional liens, enter into sale and leaseback transactions, and sell, consolidate or merge assets.

TDS' long-term debt indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in TDS' credit rating. However, a downgrade in TDS' credit rating could adversely affect its ability to obtain long-term debt financing in the future.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 14    EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

TDS sponsors a qualified noncontributory defined contribution pension plan. The plan provides benefits for the employees of TDS Corporate, TDS Telecom and U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded annually. Total pension costs were $17.5 million, $17.5 million and $18.8 million in 2011, 2010 and 2009, respectively. In addition, TDS sponsors a defined contribution retirement savings plan ("401(k)") plan. Total costs incurred from TDS' contributions to the 401(k) plan were $22.1 million, $21.6 million and $20.9 million in 2011, 2010 and 2009, respectively.

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

The following amounts are included in Accumulated other comprehensive loss, in the Consolidated Balance Sheet before affecting such amounts for income taxes:

December 31,	2011	2010
(Dollars in thousands)
Net prior service costs	$26,173	$29,988
Net actuarial loss	(39,117)	(31,426)

	$(12,944)	$(1,438)

The estimated net actuarial loss and prior service cost gain for the postretirement benefit plans that will be amortized from Accumulated other comprehensive loss into net periodic benefit cost during 2012 are $2.5 million and $(3.7) million, respectively.

The following amounts are included in Comprehensive income in the Consolidated Statement of Comprehensive Income:

Year Ended December 31, 2011	Before-Tax	Deferred Income Tax Benefit (Expense)	Net-of-Tax
(Dollars in thousands)
Net actuarial gains (losses)	$(9,625)	$4,787	$(4,838)
Amortization of prior service costs	(3,815)	1,897	(1,918)
Amortization of actuarial losses	1,934	(962)	972

Total gains (losses) recognized in Comprehensive income	$(11,506)	$5,722	$(5,784)

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 14    EMPLOYEE BENEFIT PLANS (Continued)

Year Ended December 31, 2010	Before-Tax	Deferred Income Tax Benefit (Expense)	Net-of-Tax
(Dollars in thousands)
Net actuarial gains (losses)	$1,180	$260	$1,440
Amortization of prior service costs	(3,815)	(840)	(4,655)
Amortization of actuarial losses	2,158	475	2,633

Total gains (losses) recognized in Comprehensive income	$(477)	$(105)	$(582)

The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other post-retirement benefit plans.

December 31,	2011	2010
(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$44,270	$42,698
Service cost	1,116	1,175
Interest cost	2,368	2,325
Actuarial (gain) loss	5,158	748
Prescription drug subsidy	263	238
Benefits paid	(3,062)	(2,914)

Benefit obligation at end of year	50,113	44,270

Change in plan assets
Fair value of plan assets at beginning of year	45,023	42,407
Actual return (loss) on plan assets	(971)	5,323
Employer contribution	277	207
Benefits paid	(3,062)	(2,914)

Fair value of plan assets at end of year	41,267	45,023

Funded status	$(8,846)	$753

The funded status identified above is recorded as a component of Other deferred liabilities and credits in TDS' Consolidated Balance Sheet.

The following table sets forth by level within the fair value hierarchy the plans' assets at fair value, as of December 31, 2011 and 2010. See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for definitions of the levels in the fair value hierarchy.

December 31, 2011	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Mutual funds
Bond	$10,098	$—	$—	$10,098
International equity	7,304	—	—	7,304
Money market	2,031	—	—	2,031
US large cap	18,100	—	—	18,100
US small cap	3,723	—	—	3,723
Other	—	—	11	11

Total plan assets at fair value	$41,256	$—	$11	$41,267

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 14    EMPLOYEE BENEFIT PLANS (Continued)

December 31, 2010	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Mutual funds
Bond	$11,552	$—	$—	$11,552
International equity	8,701	—	—	8,701
Money market	2,090	—	—	2,090
US large cap	18,619	—	—	18,619
US small cap	4,030	—	—	4,030
Other	—	—	31	31

Total plan assets at fair value	$44,992	$—	$31	$45,023

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

The following table summarizes how plan assets are invested.

		Allocation of Plan Assets At December 31,
	Target Asset Allocation
Investment Category		2011	2010
U.S. equities	50%	52.9%	50.3%
International equities	20%	17.7%	19.4%
Debt securities	30%	29.4%	30.3%

The post-retirement benefit fund engages multiple asset managers to ensure proper diversification of the investment portfolio within each asset category. The investment objective is to meet or exceed the rate of

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 14    EMPLOYEE BENEFIT PLANS (Continued)

return of a performance index comprised of 50% Dow Jones U.S. Total Stock Market Index, 20% FTSE All World (excluding U.S.) Stock Index, and 30% Barclays Capital Aggregate Bond Index. The three-year and five-year average rates of return for TDS' post-retirement benefit fund are 12.45% and 2.12%, respectively.

The post-retirement benefit fund does not hold any debt or equity securities issued by TDS, U.S. Cellular or any related parties.

TDS is not required to set aside current funds for its future retiree health and life insurance benefits. The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances. In accordance with applicable income tax regulations, total accumulated contributions to fund the costs of future retiree medical benefits are restricted to an amount not to exceed 25% of the total accumulated contributions to the trust. An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25% limitation. TDS has not determined whether it will make a contribution to the plan in 2012.

Net periodic benefit cost recorded in the Consolidated Statement of Operations includes the following components:

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Service cost	$1,116	$1,175	$2,140
Interest cost on accumulated post-retirement benefit obligation	2,368	2,325	3,616
Expected return on plan assets	(3,496)	(3,395)	(2,800)
Amortization of prior service costs(1)	(3,815)	(3,815)	(801)
Amortization of actuarial losses(2)	1,934	2,158	1,806

Net post-retirement cost	$(1,893)	$(1,552)	$3,961

(1)
Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)
Based on straight-line amortization over the average time remaining before active employees retire.

The following assumptions were used to determine benefit obligations and net periodic benefit cost:

December 31,	2011	2010
Benefit obligations
Discount rate	4.70%	5.50%
Net periodic benefit cost
Discount rate	5.50%	5.60%
Expected return on plan assets	8.00%	8.25%

The discount rate for 2011 was determined using a hypothetical Aa spot yield curve represented by a series of annualized individual spot discount rates from six months to 99 years. The spot rate curve was derived from a direct calculation of the implied forward rate curve based on the included bond cash flows. The discount rate for 2010 was determined using a hypothetical Aa spot yield curve represented by a series of annualized individual discount rates from six months to thirty years. Each discount rate in the curve was derived by using a hypothetical zero coupon bond from an equal weighting of the bonds

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 14    EMPLOYEE BENEFIT PLANS (Continued)

in distinct maturity groups. Only those bonds with yields to maturity in the top half of each maturity group were used to construct the yield curve. This yield curve, when populated with projected cash flows that represent the expected timing and amount of TDS plan benefit payments, produces a single effective interest discount rate that is used to measure the plan's liabilities.

The measurement date for actuarial determination was December 31, 2011. For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed for 2011 to be 7.9% for plan participants aged 65 and above, and 8.0% for participants under age 65. For all participants the 2011 annual rate of increase is expected to decrease to 5.0% by 2020. The 2010 expected rate of increase was 8.0% for plan participants aged 65 and above, and 7.5% for participants under age 65, decreasing to 5.0% for all participants by 2020.

A 1% increase or decrease in assumed health care cost trend rates would have the following effects:

	One Percent
	Increase	Decrease
(Dollars in thousands)
Effect on total service and interest cost components	$25	$(24)
Effect on post-retirement benefit obligation	$488	$(466)

The following estimated future benefit payments, which reflect expected future service, are expected to be paid:

Year	Estimated Future Post-Retirement Benefit Payments
(Dollars in thousands)
2012	$2,455
2013	2,445
2014	2,441
2015	2,374
2016	2,398
2017-2021	16,096

NOTE 15    COMMITMENTS AND CONTINGENCIES

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

TDS accounts for certain lease agreements as capital leases. The short- and long-term portions of capital lease obligations totaled $0.2 million and $4.2 million, respectively, as of December 31, 2011 and $0.4 million and $4.4 million, respectively, as of December 31, 2010. The short- and long-term portions of capital lease obligations are included in Current portion of long-term debt and Long-term debt in the Consolidated Balance Sheet.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 15    COMMITMENTS AND CONTINGENCIES (Continued)

As of December 31, 2011, future minimum rental payments required under operating and capital leases and rental receipts expected under operating leases that have noncancellable lease terms in excess of one year were as follows:

	Operating Leases Future Minimum Rental Payments	Operating Leases Future Minimum Rental Receipts	Capital Leases Future Minimum Rental Payments
(Dollars in thousands)
2012	$164,882	$37,278	$666
2013	143,959	30,797	564
2014	116,968	25,078	573
2015	93,553	16,456	582
2016	74,264	6,839	594
Thereafter	784,023	5,894	5,305

Total	$1,377,649	$122,342	8,284

Less: Interest expense			(3,830)

Present value of minimum lease payments			4,454
Less: Current portion of obligations under capital leases			(245)

Long-term portion of obligations under capital leases			$4,209

For 2011, 2010 and 2009, rent expense for noncancellable long-term leases was $187.4 million, $178.1 million and $169.0 million, respectively; and rent expense under cancellable short-term leases was $9.0 million, $10.9 million and $11.5 million, respectively.

Rent revenue totaled $39.2 million, $35.4 million and $31.8 million in 2011, 2010 and 2009, respectively.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 15    COMMITMENTS AND CONTINGENCIES (Continued)

Although TDS does not believe that the amount of any contingent loss in excess of the amounts accrued would be material, the ultimate outcomes of legal proceedings could differ materially from amounts accrued in the financial statements.

TDS has accrued $1.9 million and $7.8 million with respect to legal proceedings and unasserted claims as of December 31, 2011 and 2010, respectively. TDS has not accrued any amount for legal proceedings if it cannot estimate the amount of the possible loss or range of loss.

NOTE 16    COMMON STOCKHOLDERS' EQUITY

Tax-Deferred Savings Plan

TDS has reserved 45,000 Common Shares and 45,000 Special Common Shares at December 31, 2011, for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions and TDS' contributions in a TDS Common Share fund, a TDS Special Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds. Following the Share Consolidation Amendment, which became effective on January 24, 2012, TDS has reserved 90,000 Common Shares for issuance under the Tax-Deferred Savings Plan. See Note 21—Subsequent Events for additional information.

Common Stock

As of December 31, 2011, the holders of Common Shares and Special Common Shares were entitled to one vote per share. The holders of Common Shares had full voting rights; the holders of Special Common Shares had limited voting rights. Other than the election of directors, the Special Common Shares had no votes except as otherwise required by law. The holders of Series A Common Shares were entitled to ten votes per share. TDS shareholders approved a Share Consolidation Amendment and a Vote Amendment to the Restated Certificate of Incorporation of TDS effective January 24, 2012. Pursuant to the Share Consolidation Amendment, among other things, each Special Common Share was reclassified into one Common Share and there are no longer any Special Common Shares authorized, issued or outstanding. Pursuant to the Vote Amendment, the voting power of the Series A Common Shares and the Common Shares, are fixed at 56.7% and 43.3%, respectively, of the total voting power in matters other than the election of directors subject to adjustment due to changes in the number of outstanding Series A Common Shares. The Series A Common Shares continue to have ten votes per share in such matters and the vote per share of the Common Shares floats and is determined each time there is a vote on matters other than the election of directors. See Note 21—Subsequent Events for additional information.

As of December 31, 2011, Series A Common Shares were convertible, on a share for share basis, into Common Shares or Special Common Shares. TDS had reserved 6,549,000 Common Shares and 6,730,000 Special Common Shares at December 31, 2011, for possible issuance upon such conversion. Following the Share Consolidation Amendment, which became effective on January 24, 2012, Series A Common Shares are convertible on a share for share basis into Common Shares only and 7,119,000 Common Shares were reserved for possible issuance upon conversion of Series A Common Shares. See Note 21—Subsequent Events for additional information.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    COMMON STOCKHOLDERS' EQUITY (Continued)

The following table summarizes the number of Common, Special Common and Series A Common Shares issued and repurchased.

	Common Shares	Special Common Shares	Common Treasury Shares	Special Common Treasury Shares	Series A Common Shares
(Shares in thousands)
Balance December 31, 2008	57,082	63,442	5,435	9,352	6,461
Repurchase of shares	—	—	1,854	4,520	—
Dividend reinvestment, incentive and compensation plans	—	—	(12)	(155)	31

Balance December 31, 2009	57,082	63,442	7,277	13,717	6,492
Repurchase of shares	—	—	—	2,394	—
Conversion of Series A Common Shares	11	—	—	—	(11)
Dividend reinvestment, incentive and compensation plans	—	—	(79)	(200)	29

Balance December 31, 2010	57,093	63,442	7,198	15,911	6,510
Repurchase of shares	—	—	—	748	—
Dividend reinvestment, incentive and compensation plans	—	—	(86)	(226)	39
Reclassification as a result of Share Consolidation Amendment (1)	68,409	(63,442)	17,053	(16,433)	570

Balance December 31, 2011	125,502	—	24,165	—	7,119

(1)
Reflects the impact of the Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS, as approved by the TDS shareholders on January 13, 2012. See Note 21—Subsequent Events for additional information.

Share Repurchase Programs

On November 19, 2009, the Board of Directors of TDS authorized a $250 million stock repurchase program for both TDS Common and Special Common Shares from time to time pursuant to open market purchases, block transactions, private purchases or otherwise, depending on market conditions. This authorization will expire on November 19, 2012.

As a result of the Share Consolidation Amendment that became effective on January 24, 2012, Special Common Shares ceased to be authorized, issued or outstanding. Accordingly, the foregoing share repurchase authorization no longer applies to Special Common Shares, but continues to apply to Common Shares until its expiration date.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    COMMON STOCKHOLDERS' EQUITY (Continued)

Share repurchases made under these authorizations and prior authorizations, were as follows:

Year Ended December 31,	Number of Shares	Average Cost Per Share	Amount(1)
(Dollars amounts and shares in thousands)
2011
U.S. Cellular Common Shares	1,276	$48.82	$62,294
TDS Common Shares	—	—	—
TDS Special Common Shares	748	28.73	21,500
2010
U.S. Cellular Common Shares	1,235	$42.76	$52,827
TDS Common Shares	—	—	—
TDS Special Common Shares	2,394	28.42	68,053
2009
U.S. Cellular Common Shares	887	$37.86	$33,585
TDS Common Shares	1,854	29.71	55,103
TDS Special Common Shares	4,520	26.88	121,497

(1)
Amounts reported in the Consolidated Statement of Cash Flows may differ from these amounts due to repurchases and subsequent cash settlements occurring in different years.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    COMMON STOCKHOLDERS' EQUITY (Continued)

Accumulated Other Comprehensive Loss

The changes in the cumulative balance of Accumulated other comprehensive loss were as follows:

	Year Ended December 31,
	2011	2010
(Dollars in thousands)
Equity method investments
Balance, beginning of period	$390	$306
Add (deduct):
Net unrealized gain (loss) on equity investments	138	84

Balance, end of period	$528	$390

Retirement plan
Balance, beginning of period	$(3,598)	$(3,016)
Add (deduct):
Net actuarial gains (losses)	(9,625)	1,180
Amortization of prior service costs	(3,815)	(3,815)
Amortization of actuarial losses	1,934	2,158

	(11,506)	(477)
Deferred income tax benefit (expense)	5,722	(105)

Net change in retirement plan	(5,784)	(582)

Balance, end of period	$(9,382)	$(3,598)

Accumulated other comprehensive income (loss)
Balance, beginning of period	$(3,208)	$(2,710)
Add (deduct):
Net unrealized gain (loss) on equity investments	138	84
Net change in retirement plan	(5,784)	(582)

Balance, end of period	$(8,854)	$(3,208)

NOTE 17    STOCK-BASED COMPENSATION

TDS Consolidated

The following table summarizes stock-based compensation expense recognized during 2011, 2010 and 2009:

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Stock option awards	$20,443	$18,623	$17,075
Restricted stock unit awards	14,905	14,781	13,823
Deferred compensation matching stock unit awards	124	269	281
Employee stock purchase plans	485	566	471
Awards under Non-employee Director compensation plan	880	889	836

Total stock-based compensation, before income taxes	36,837	35,128	32,486
Income tax benefit	(13,862)	(13,288)	(12,228)

Total stock-based compensation expense, net of income taxes	$22,975	$21,840	$20,258

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    STOCK-BASED COMPENSATION (Continued)

At December 31, 2011, unrecognized compensation cost for all stock-based compensation awards was $37.8 million and is expected to be recognized over a weighted average period of 1.8 years.

The following table provides a summary of the stock-based compensation expense included in the Consolidated Statement of Operations for the years ended:

December 31,	2011	2010	2009
(Dollars in thousands)
Selling, general and administrative expense	$33,949	$32,838	$30,036
Cost of services and products	2,888	2,290	2,450

Total stock-based compensation	$36,837	$35,128	$32,486

TDS' tax benefits realized from the exercise of stock options and other awards totaled $6.5 million in 2011.

TDS (excluding U.S. Cellular)

The information in this section relates to stock-based compensation plans using the equity instruments of TDS. Participants in these plans are employees of TDS Corporate and TDS Telecom and Non-employee Directors of TDS, although U.S. Cellular employees were eligible to participate in the TDS Employee Stock Purchase Plan before it was terminated in 2011. Information related to plans using the equity instruments of U.S. Cellular are shown in the U.S. Cellular section following the TDS section.

Under the TDS 2004 Long-Term Incentive Plan, TDS granted fixed and performance based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. On January 13, 2012, TDS shareholders approved Amendments to the Restated Certificate of Incorporation of TDS which included both; a Share Consolidation Amendment, and adoption of the TDS 2011 Long-Term Incentive Plan, which replaced the TDS 2004 Long-Term Incentive Plan for grants going forward. Under the TDS 2011 Long-Term Incentive Plan, TDS may grant fixed and performance based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. See Note 21—Subsequent Events for additional information.

As a result of the effectiveness of the Share Consolidation Amendment on January 24, 2012, there are no longer any Special Common Shares authorized or outstanding. As a result, outstanding awards under the TDS 2004 Long-Term Incentive Plan were adjusted to reflect the reclassification, and such awards will be settled only in Common Shares. Such adjustment was made consistent with the share consolidation.

TDS had reserved 1,955,000 Common Shares and 8,999,000 Special Common Shares at December 31, 2011 for equity awards granted and to be granted under the TDS 2004 Long-Term Incentive Plan. At December 31, 2011 the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards. As of December 31, 2011, there were no shares reserved under any employee stock purchase plan, since this plan was terminated in the fourth quarter of 2011. The maximum number of TDS Common Shares and TDS Special Common Shares that could have been issued to employees under all stock-based compensation plans in effect at December 31, 2011 was 1,955,000 and 8,999,000 shares, respectively. Following the Share Consolidation Amendment and the adoption of the TDS 2011 Long-Term Incentive Plan, TDS had reserved 6,000,000 Common Shares under the TDS 2011 Long-Term Incentive Plan and 8,055,000 under the TDS 2004 Long-Term Incentive Plan. Although 8,055,000 are reserved under the TDS 2004 Long-Term Incentive Plan, only up to 7,895,000 Common Shares are expected to be issued under the TDS 2004 Long-Term Incentive Plan. Any shares reserved for the TDS 2004 Long-Term Incentive Plan that are not required to

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    STOCK-BASED COMPENSATION (Continued)

satisfy outstanding rewards under the 2004 Long-Term Incentive Plan are not available for further issuance, except for 100,000 Common Shares reserved for issuance for annual bonus deferrals and related employer match awards for calendar years commencing prior to January 1, 2013.

TDS has also created a Non-Employee Directors' compensation plan under which it has reserved 55,000 TDS Special Common Shares as of December 31, 2011 for issuance as compensation to members of the Board of Directors who are not employees of TDS. Following the Share Consolidation Amendment TDS has reserved 55,000 Common Shares for issuance under this plan.

TDS uses treasury stock to satisfy requirements for shares issued pursuant to its various stock-based compensation plans.

Long-Term Incentive Plan—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over periods up to three years from the date of grant. Stock options outstanding at December 31, 2011 expire between 2012 and 2021. However, vested stock options typically expire 30 days after the effective date of an employee's termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of options equals the market value of TDS common stock on the date of grant.

TDS estimated the fair value of stock options granted in 2011, 2010 and 2009 using the Black-Scholes valuation model and the assumptions shown in the table below:

	2011	2010	2009
Expected life	5.5 Years	5.3 Years	5.1 Years
Expected annual volatility rate	37.6%	37.8%	43.0%
Dividend yield	1.6%	1.7%	1.6%
Risk-free interest rate	2.1%	2.1%	2.5%
Estimated annual forfeiture rate	3.0%	3.0%	1.9%

The fair value of options is recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

Until the time of the effectiveness of the Share Consolidation Amendment on January 24, 2012, any employee with stock options granted prior to the date of the TDS Special Common Share dividend on May 13, 2005, received one Common Share and one Special Common Share per tandem option exercised. Each tandem option was exercisable at its original exercise price. As a result of the Share Consolidation Amendment each Special Common Share was reclassified as a Common Share on a one-for-one basis and each Common Share was reclassified as 1.087 Common Shares. Consequently, each tandem option was adjusted to reflect the reclassification into 2.087 Common Shares upon exercise and the exercise price of the award was also adjusted to 1/2.087 of the original exercise price of the award.

Any employee with TDS stock options granted after May 13, 2005 was entitled to receive one Special Common Share per option exercised. As a result of the Share Consolidation Amendment each Special Common option was reclassified into one Common Share option. The reclassification did not change the exercise price of these awards.

A summary of TDS stock options (total and portion exercisable) and changes during the three years ended December 31, 2011, is presented in the tables and narrative below. The December 31, 2011

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    STOCK-BASED COMPENSATION (Continued)

amounts in the tables below reflect the impact of the Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS:

Tandem Options	Number of Tandem Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2008	987,000	$81.03
(987,000 exercisable)		81.03
Exercised	(6,000)	49.84		$50,000
Forfeited	—	—
Expired	(80,000)	75.44

Outstanding at December 31, 2009	901,000	$81.73
(901,000 exercisable)		81.73
Exercised	(2,000)	45.53		$46,000
Forfeited	—	—
Expired	(248,000)	113.56

Outstanding at December 31, 2010	651,000	$69.60
(651,000 exercisable)		69.60
Exercised	(2,000)	53.77		$30,000
Forfeited	—	—
Expired	(78,000)	99.23
Impact of Share Consolidation	(571,000)	65.64		$158,000	2.1

Outstanding at December 31, 2011	—

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    STOCK-BASED COMPENSATION (Continued)

Special Common Share Options	Number of Options	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2008	2,614,000	$44.77
(1,428,000 exercisable)		52.59
Granted	1,399,000	26.95	$9.60
Exercised	—	—		$—
Forfeited	(68,000)	31.19
Expired	(85,000)	48.81

Outstanding at December 31, 2009	3,860,000	$38.46
(1,732,000 exercisable)		48.91
Granted	1,387,000	26.66	$8.37
Exercised	(5,000)	26.95		$17,000
Forfeited	(105,000)	29.64
Expired	(29,000)	45.16

Outstanding at December 31, 2010	5,108,000	$35.41
(2,506,000 exercisable)		43.14
Granted	1,034,000	29.94	$9.59
Exercised	(5,000)	26.95		$19,000
Forfeited	(34,000)	28.12
Expired	(79,000)	35.00
Impact of Share Consolidation	(6,024,000)	$34.38		$—	7.3

Outstanding at December 31, 2011	—

Common Share Options	Number of Options	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2010	—	$—
Impact of Share Consolidation
Reclassification of Tandem Options	1,192,000	31.45
Reclassification of Special Common Options	6,024,000	34.38

Outstanding at December 31, 2011	7,216,000	$33.89		$373,000	6.5
(4,865,000 exercisable)		$36.67		$373,000	5.4

The aggregate intrinsic value in the tables above represents the total pre-tax intrinsic value (the difference between TDS' closing stock prices and the exercise price, multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2011.

Long-Term Incentive Plan—Restricted Stock Units—TDS also grants restricted stock unit awards to key employees. As of December 31, 2011, each restricted stock unit outstanding was convertible into one Special Common Share upon the vesting of such restricted stock units. As a result of the Share Consolidation Amendment each outstanding restricted stock unit was reclassified and became

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    STOCK-BASED COMPENSATION (Continued)

convertible into one Common Share Award. The restricted stock unit awards currently outstanding were granted in 2010 and 2011 and will vest in December 2012 and 2013, respectively.

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

A summary of TDS nonvested restricted stock units and changes during the year ended December 31, 2011 is presented in the table below. The December 31, 2011 amounts in the tables below reflect the impact of the Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS.

Special Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2010	334,000	$26.28
Granted	236,000	28.73
Vested	(179,000)	26.95
Forfeited	(2,000)	26.92
Impact of Share Consolidation	(389,000)	27.45

Nonvested at December 31, 2011	—	$—

Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2010	—	$—
Impact of Share Consolidation	389,000	27.45

Nonvested at December 31, 2011	389,000	$27.45

The total fair values as of the respective vesting dates of restricted stock units vested during 2011, 2010 and 2009 were $4.1 million, $4.2 million and $2.6 million, respectively. The weighted average grant date fair value of restricted stock units granted in 2011, 2010 and 2009 was $28.73, $25.53 and $26.95, respectively.

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

The total fair values of deferred compensation stock units that vested during 2011, 2010 and 2009 were $0.1 million, $0.1 million and $0.1 million, respectively. The weighted average grant date fair value of deferred compensation stock units granted in 2011, 2010 and 2009 was $28.15, $28.72 and $23.35,

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    STOCK-BASED COMPENSATION (Continued)

respectively. As of December 31, 2011, there were 186,000 vested but unissued deferred compensation stock units valued at $4.8 million.

Employee Stock Purchase Plan—The TDS 2009 Employee Stock Purchase Plan became effective January 1, 2009. All remaining shares reserved under this plan were issued and the plan was terminated in the fourth quarter of 2011, in advance of its original termination date of December 31, 2013. Under this plan, eligible employees of TDS and its subsidiaries could purchase a limited number of TDS Special Common Shares on a quarterly basis.

Under these plans, the per share cost to each participant was 85% of the market value of the Special Common Shares as of the issuance date. The employee stock purchase plans were considered compensatory plans; therefore recognition of compensation costs for stock issued under these plans was required. Compensation cost was measured as the difference between the cost of the shares to the plan participants and the fair market value of the shares on the date of issuance.

Compensation of Non-Employee Directors—TDS issued 19,000, 19,000 and 15,000 Special Common Shares under its Non-Employee Director plan in 2011, 2010 and 2009, respectively.

Dividend Reinvestment Plans ("DRIP")—TDS had reserved 282,000 Common Shares and 242,000 Special Common Shares at December 31, 2011, for issuance under Automatic Dividend Reinvestment and Stock Purchase Plans and 70,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enabled holders of TDS' Common Shares, Special Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and Special Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS' Common Shares and Special Common Shares on the New York Stock Exchange for the ten trading days preceding the date on which the purchase is made. These plans are considered non-compensatory plans, therefore no compensation expense is recognized for stock issued under these plans.

As a result of the Share Consolidation Amendment, the Special Common Share DRIP was terminated since there are no longer any Special Common Shares authorized or outstanding. Participants in the DRIP automatically had all shares appropriately adjusted to reflect the reclassification.

U.S. Cellular

The information in this section relates to stock-based compensation plans using the equity instruments of U.S. Cellular. Participants in these plans are employees of U.S. Cellular and Non-employee Directors of U.S. Cellular. Information related to plans using the equity instruments of TDS are shown in the previous section.

U.S. Cellular has established the following stock-based compensation plans: a long-term incentive plan and a Non-Employee Director compensation plan, and had an employee stock purchase plan that was terminated in the fourth quarter of 2011. Also, U.S. Cellular employees were eligible to participate in the TDS employee stock purchase plan before it was terminated in the fourth quarter of 2011.

Under the U.S. Cellular 2005 Long-Term Incentive Plan, U.S. Cellular may grant fixed and performance based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. At December 31, 2011, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    STOCK-BASED COMPENSATION (Continued)

At December 31, 2011, U.S. Cellular had reserved 5,836,000 Common Shares for equity awards granted and to be granted under the 2005 Long-Term Incentive Plan. No Common Shares were reserved for issuance to employees under any employee stock purchase plan since this plan was terminated in the fourth quarter of 2011. The maximum number of U.S. Cellular Common Shares that may be issued to employees under all stock-based compensation plans in effect at December 31, 2011, was 5,836,000.

U.S. Cellular also has established a Non-Employee Director compensation plan under which it has reserved 32,000 Common Shares for issuance as compensation to members of the Board of Directors who are not employees of U.S. Cellular or TDS.

U.S. Cellular uses treasury stock to satisfy requirements for Common Shares issued pursuant to its various stock-based compensation plans.

Long-Term Incentive Plan—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over a period of three years from the date of grant. Stock options outstanding at December 31, 2011 expire between 2012 and 2021. However, vested stock options typically expire 30 days after the effective date of an employee's termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of options equals the market value of U.S. Cellular Common Shares on the date of grant.

U.S. Cellular estimated the fair value of stock options granted during 2011, 2010, and 2009 using the Black-Scholes valuation model and the assumptions shown in the table below.

	2011	2010	2009
Expected life	4.3 years	0.9-8.0 years	3.9 years
Expected volatility	43.4%-44.8%	26.9%-43.9%	40.3%-44.2%
Dividend yield	0%	0%	0%
Risk-free interest rate	0.7%-2.0%	0.4%-3.1%	1.2%-2.2%
Estimated annual forfeiture rate	0.0%-7.8%	0.0%-8.4%	6.9%

The fair value of options is recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    STOCK-BASED COMPENSATION (Continued)

A summary of U.S. Cellular stock options outstanding (total and portion exercisable) and changes during the three years ended December 31, 2011, is presented in the table below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2008	1,626,000	$57.15
(624,000 exercisable)		51.56
Granted	748,000	34.21	$11.75
Exercised	(181,000)	34.01		$821,000
Forfeited	(130,000)	47.98
Expired	(34,000)	56.84

Outstanding at December 31, 2009	2,029,000	$51.37
(1,046,000 exercisable)		54.40
Granted	831,000	41.98	$13.75
Exercised	(317,000)	38.60		$1,555,000
Forfeited	(88,000)	44.28
Expired	(193,000)	61.50

Outstanding at December 31, 2010	2,262,000	$49.12
(1,151,000 exercisable)		$54.64
Granted	595,000	51.70	$19.42
Exercised	(173,000)	37.50		$2,099,000
Forfeited	(72,000)	45.97
Expired	(175,000)	57.05

Outstanding at December 31, 2011	2,437,000	$50.10		$4,423,000	6.9
(1,321,000 exercisable)		$53.68		$2,361,000	5.5

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between U.S. Cellular's closing stock price and the exercise price multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2011.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    STOCK-BASED COMPENSATION (Continued)

A summary of U.S. Cellular nonvested restricted stock units at December 31, 2011 and changes during the year then ended is presented in the table below:

	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2010	752,000	$42.69
Granted	346,000	49.35
Vested	(189,000)	55.93
Forfeited	(64,000)	42.48

Nonvested at December 31, 2011	845,000	$42.48

The total fair value of restricted stock units that vested during 2011, 2010 and 2009 was $9.5 million, $4.7 million and $4.2 million, respectively, as of the respective vesting dates. The weighted average grant date fair value of restricted stock units granted in 2011, 2010 and 2009 was $49.35, $42.21 and $33.00, respectively.

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

The total fair value of deferred compensation stock units that vested during 2011 was less than $0.1 million. The fair value of units vested during 2010 and 2009 was $0.4 million and $0.1 million, respectively. The weighted average grant date fair value of deferred compensation stock units granted in 2011, 2010 and 2009 was $48.72, $40.76 and $33.58, respectively. As of December 31, 2011, there were 3,000 vested but unissued deferred compensation stock units valued at $0.1 million.

Employee Stock Purchase Plan—The U.S. Cellular 2009 Employee Stock Purchase Plan became effective January 1, 2009. All remaining shares reserved under this plan were issued and the plan was terminated in the fourth quarter of 2011, in advance of its original termination date of December 31, 2013. Under this plan, eligible employees of U.S. Cellular and its subsidiaries could purchase a limited number of U.S. Cellular Common Shares on a quarterly basis. U.S. Cellular employees were also eligible to participate in the TDS Employee Stock Purchase Plan before this was terminated in the fourth quarter of 2011.

Under these plans, the per share cost to participants was 85% of the market value of the U.S. Cellular Common Shares or TDS Special Common Shares as of the issuance date. The employee stock purchase plans were considered compensatory plans; therefore, recognition of compensation cost for stock issued under these plans was required. Compensation cost was measured as the difference between the cost of the shares to plan participants and the market value of the shares on the date of issuance.

Compensation of Non-Employee Directors—U.S. Cellular issued 6,600, 9,000, and 5,200 Common Shares in 2011, 2010 and 2009, respectively, under its Non-Employee Director compensation plan.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    BUSINESS SEGMENT INFORMATION

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

Financial data for TDS' business segments for 2011, 2010 and 2009 is as follows.

Year Ended or at December 31, 2011

		TDS Telecom
	U.S. Cellular	ILEC	CLEC	ILEC/CLEC Eliminations	TDS Telecom Total	Non- Reportable Segment(1)	Other Reconciling Items(2)	Total
(Dollars in thousands)
Operating revenues	$4,343,346	$644,991	$180,332	$(9,935)	$815,388	$45,133	$(23,396)	$5,180,471
Cost of services and products (excluding Depreciation, amortization and accretion reported below)	1,711,679	215,093	91,348	(8,238)	298,203	32,952	(1,692)	2,041,142
Selling, general and administrative expense	1,779,203	173,949	64,509	(1,697)	236,761	8,609	(12,712)	2,011,861

Adjusted OIBDA(3)	852,464	255,949	24,475	—	280,424	3,572	(8,992)	1,127,468
Depreciation, amortization and accretion expense	573,557	158,554	21,976	—	180,530	3,021	8,668	765,776
Loss on impairment of intangible assets	—	—	—	—	—	—	—	—
(Gain) loss on asset disposals and exchanges, net	(1,873)	1,158	85	—	1,243	(197)	17	(810)

Operating income (loss)	280,780	96,237	2,414	—	98,651	748	(17,677)	362,502
Significant non-operating items:
Equity in earnings of unconsolidated entities	83,566	8	—	—	8	—	(1,036)	82,538
Gain on investment	11,373	—	—	—	—	—	12,730	24,103
Investments in unconsolidated entities	138,096	3,808	—	—	3,808	—	31,806	173,710
Total assets	6,327,976	1,585,240	118,231	—	1,703,471	68,870	100,688	8,201,005
Capital expenditures	$782,526	$168,801	$22,361	$—	$191,162	$3,206	$10,324	$987,218

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    BUSINESS SEGMENT INFORMATION (Continued)

Year Ended or at December 31, 2010

		TDS Telecom
	U.S. Cellular	ILEC	CLEC	ILEC/CLEC Eliminations	TDS Telecom Total	Non- Reportable Segment(1)	Other Reconciling Items(2)	Total
(Dollars in thousands)
Operating revenues	$4,177,681	$617,394	$187,984	$(9,536)	$795,842	$40,167	$(26,861)	$4,986,829
Cost of services and products (excluding Depreciation, amortization and accretion reported below)	1,597,912	196,298	96,934	(8,848)	284,384	31,019	(1,761)	1,911,554
Selling, general and administrative expense	1,796,624	173,020	64,107	(688)	236,439	6,307	(27,598)	2,011,772

Adjusted OIBDA(3)	783,145	248,076	26,943	—	275,019	2,841	2,498	1,063,503
Depreciation, amortization and accretion expense	570,955	149,375	24,679	—	174,054	1,888	8,752	755,649
Loss on impairment of intangible assets	—	—	—	—	—	—	—	—
(Gain) loss on asset disposals and exchanges, net	10,717	769	362	—	1,131	(76)	(9)	11,763

Operating income (loss)	201,473	97,932	1,902	—	99,834	1,029	(6,245)	296,091
Significant non-operating items:
Equity in earnings of unconsolidated entities	97,318	13	—	—	13	—	743	98,074
Investments in unconsolidated entities	160,847	3,806	—	—	3,806	—	33,269	197,922
Total assets(4)	5,875,549	1,478,085	123,762	—	1,601,847	22,709	196,012	7,696,117
Capital expenditures	$583,134	$137,002	$20,303	$—	$157,305	$1,029	$13,564	$755,032

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    BUSINESS SEGMENT INFORMATION (Continued)

Year Ended or at December 31, 2009

		TDS Telecom
	U.S. Cellular	ILEC	CLEC	ILEC/CLEC Eliminations	TDS Telecom Total	Non- Reportable Segment(1)	Other Reconciling Items(2)	Total
(Dollars in thousands)
Operating revenues	$4,213,880	$599,527	$199,375	$(9,050)	$789,852	$46,714	$(30,503)	$5,019,943
Cost of services and products (excluding Depreciation, amortization and accretion reported below)	1,545,847	194,030	104,057	(7,979)	290,108	36,573	(1,865)	1,870,663
Selling, general and administrative expense	1,747,404	170,505	67,108	(1,071)	236,542	7,126	(26,641)	1,964,431

Adjusted OIBDA(3)	920,629	234,992	28,210	—	263,202	3,015	(1,997)	1,184,849
Depreciation, amortization and accretion expense	564,935	142,913	24,403	—	167,316	2,542	9,454	744,247
Loss on impairment of intangible assets	14,000	—	—	—	—	—	—	14,000
(Gain) loss on asset disposals and exchanges, net	16,169	1,949	452	—	2,401	100	88	18,758

Operating income (loss)	325,525	90,130	3,355	—	93,485	373	(11,539)	407,844
Significant non-operating items:
Equity in earnings of unconsolidated entities	96,800	17	—	—	17	—	(6,085)	90,732
Investments in unconsolidated entities	161,481	3,660	—	—	3,660	—	38,658	203,799
Total assets(4)	5,716,848	1,463,275	125,508	—	1,588,783	24,372	245,309	7,575,312
Capital expenditures	$546,758	$98,297	$22,240	—	120,537	$346	$3,524	$671,165

(1)
Represents Suttle-Straus and, as of September 23, 2011, Airadigm. See Note 8—Acquisitions, Divestitures and Exchanges for additional information related to Airadigm.

(2)
Consists of corporate operations and inter-segment eliminations.

(3)
Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the net gain or loss on asset disposals and exchanges (if any); and the loss on impairment of assets (if any). Adjusted OIBDA is a segment measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. This amount may also be commonly referred to by management as operating cash flow. This amount should not be confused with Cash flows from operating activities, which is a component of the Consolidated Statement of Cash Flows. Adjusted OIBDA excludes the net gain or loss on asset disposals and exchanges and loss on impairment of assets (if any), in order to show operating results on a more comparable basis from period to period. TDS does not intend to imply that any of such amounts that are excluded are non-recurring, infrequent or unusual. Accordingly you should be aware that TDS may incur such amounts in the future.

(4)
In preparing its Consolidated Statement of Cash Flows for the year ended December 31, 2011, TDS discovered certain errors related to the classification of outstanding checks with the right of offset. This error resulted in the misstatement of Cash and Total assets for the years ended December 31, 2010 and 2009. The amounts herein have been revised to reflect the proper amounts. See Note 2—Revision of Prior Period Amounts for additional information.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 19    SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures regarding interest paid and income taxes paid.

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Interest paid	$96,203	$114,996	$123,805
Income taxes paid (refunded)	(66,994)	87,139	53,009

Following are supplemental cash flow disclosures regarding transactions related to stock-based compensation awards:

TDS:

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Special Common Shares withheld(1)	65,638	43,580	26,999
Aggregate value of Special Common Shares withheld	$1,537	$1,348	$811
Cash receipts upon exercise of stock options	1,463	1,657	1,630
Cash disbursements for payment of taxes(2)	(1,431)	(1,348)	(811)

Net cash receipts from exercise of stock options and vesting of other stock awards	$32	$309	$819

U.S. Cellular:

Year Ended December 31,	2011	2010	2009
(Dollars in thousands)
Common Shares withheld(1)	120,250	310,388	200,025
Aggregate value of Common Shares withheld	$5,952	$13,527	$7,622
Cash receipts upon exercise of stock options	5,447	3,574	1,572
Cash disbursements for payment of taxes(2)	(3,512)	(3,065)	(1,654)

Net cash receipts (disbursements) from exercise of stock options and vesting of other stock awards	$1,935	$509	$(82)

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

On September 23, 2011, pursuant to a plan of reorganization, TDS acquired 63% of Airadigm. See Note 8—Acquisitions, Divestitures and Exchanges for additional information. At the acquisition date Airadigm owed $32.7 million to the FCC. This obligation was paid in September 2011.

NOTE 20    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 20    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS (Continued)

Chairman of the Board and member of the Board of Directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $13.7 million in 2011, $14.0 million in 2010 and $13.8 million in 2009.

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

At the time of each 2009 TDS repurchase, SEAM was a shareholder of more than 5% of TDS Special Common Shares and Common Shares. At the time of the 2010 TDS repurchase, SEAM was a shareholder of more than 5% of TDS Special Common Shares.

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

See "Security Ownership by Certain Beneficial Owners" in TDS' Notice of Annual Meeting and Proxy Statement dated April 14, 2011 for further information about SEAM and its interest in TDS.

The Audit Committee of the Board of Directors is responsible for the review and evaluation of all related-party transactions; as such term is defined by the rules of the New York Stock Exchange.

NOTE 21    SUBSEQUENT EVENTS

On January 13, 2012, TDS shareholders approved certain amendments to the Restated Certificate of Incorporation of TDS ("Charter Amendments").

These approved Charter Amendments include (a) a Share Consolidation Amendment to reclassify (i) each Special Common Share as one Common Share, (ii) each Common Share as 1.087 Common Shares, and (iii) each Series A Common Share as 1.087 Series A Common Shares, (b) a Vote Amendment to fix the percentage voting power in certain matters and (c) amendments to eliminate obsolete and inoperative provisions as more fully described in TDS' Current Report on Form 8-K dated January 24, 2012.

These approved Charter Amendments were effected on January 24, 2012 at which time each outstanding Special Common Share was reclassified as one Common Share and the Special Common Shares ceased to be outstanding and consequently ceased trading on the New York Stock Exchange under the symbol "TDS.S."

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 21    SUBSEQUENT EVENTS (Continued)

As of January 24, 2012, immediately prior to the reclassification, there were outstanding 6,549,000 Series A Common Shares, 49,980,000 Common Shares, 47,012,000 Special Common Shares and 8,300 Preferred Shares. As of January 24, 2012 immediately following the reclassification, there were outstanding 7,119,000 Series A Common Shares, 101,340,000 Common Shares and 8,300 Preferred Shares.

As a result of the share reclassification, shares outstanding at December 31, 2011, as well as average basic and diluted shares outstanding used to calculate earnings per share, as of the beginning of all periods presented in this Form 10-K have been retroactively restated to reflect the impact of the increased shares outstanding.

TDS Consolidated Balance Sheet as of December 31, 2011 has also been retroactively adjusted to reflect the incremental shares issued to Common and Series A shareholders based on the closing price of TDS Common Shares as of December 31, 2011. As a result of the reclassification, an increase in Common Shares, Series A Common Shares and Capital in Excess of Par was offset by a corresponding decrease in Retained Earnings with no change to the overall amount of shareholders' equity.

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

Under the supervision and with the participation of TDS' management, including its Chief Executive Officer and Chief Financial Officer, TDS conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management has concluded that TDS maintained effective internal control over financial reporting as of December 31, 2011 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

The effectiveness of TDS' internal control over financial reporting as of December 31, 2011 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in the firm's report included herein.

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

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, based on our audit, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We did not audit the financial statements of Los Angeles SMSA Limited Partnership; a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of Telephone and Data Systems, Inc. reflect an investment in the partnership of $104,100,000 and $114,800,000 as of December 31, 2011 and 2010, respectively, and equity earnings of $55,300,000, $64,800,000 and $64,700,000, respectively for each of the three years in the period ended December 31, 2011. The financial statements of Los Angeles SMSA Limited Partnership were audited by other auditors whose report thereon has been furnished to us, and our opinion on the financial statements expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits and the report of other auditors provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for revenue in 2010.

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

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 24, 2012

Telephone and Data Systems, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

Year Ended or at December 31,	2011	2010	2009	2008	2007
(Dollars and shares in thousands, except per share amounts)
Statement of Operations data
Operating revenues	$5,180,471	$4,986,829	$5,019,943	$5,091,388	$4,822,471
Operating income(a)	362,502	296,091	407,844	132,919	511,072
Gain on investment	24,103	—	—	31,595	81,423
Income before extraordinary item	250,242	190,586	249,949	120,483	413,533
Extraordinary item, net of tax	—	—	—	—	42,827
Net income	250,242	190,586	249,949	120,483	456,360
Net income attributable to noncontrolling interests, net of tax	49,676	45,737	58,602	29,817	71,964
Net income attributable to TDS shareholders	200,566	144,849	191,347	90,666	384,396
Net income available to common	$200,516	$144,799	$191,296	$90,614	$384,344
Basic weighted average shares outstanding(b)	108,562	110,016	114,354	120,992	122,754
Basic earnings per share attributable to TDS shareholders from:(b)
Net income before extraordinary item attributable to TDS shareholders	$1.85	$1.32	$1.67	$0.75	$2.78
Extraordinary item	—	—	—	—	0.35

Net income available to common	$1.85	$1.32	$1.67	$0.75	$3.13
Diluted weighted average shares outstanding(b)	109,100	110,489	114,572	121,348	124,142
Diluted earnings per share attributable to TDS shareholders from:(b)
Net income before extraordinary item attributable to TDS shareholders	$1.83	$1.31	$1.67	$0.75	$2.74
Extraordinary item	—	—	—	—	0.34

Net income available to common	$1.83	$1.31	$1.67	$0.75	$3.08
Dividends per Common, Special Common and Series A Common Share(c)	$0.47	$0.45	$0.43	$0.41	$0.39

Balance Sheet data
Cash and cash equivalents(d)	$563,275	$341,683	$674,469	$772,678	$1,178,887
Marketable equity securities	—	—	—	—	1,917,893
Property, plant and equipment, net	3,784,535	3,517,784	3,467,367	3,535,653	3,484,210
Total assets(d)	8,201,005	7,696,117	7,575,312	7,628,100	9,866,434
Long-term debt, excluding current portion	1,529,857	1,499,862	1,492,908	1,621,422	1,632,226
Total TDS shareholders' equity	3,962,161	3,817,895	3,767,278	3,763,435	3,925,007
Capital expenditures	$987,218	$755,032	$671,165	$734,923	$699,566
Other operating data
U.S. Cellular
Total customers	5,891,000	6,072,000	6,141,000	6,196,000	6,102,000
Average monthly service revenue per customer(e)	$56.54	$53.27	$52.99	$53.22	$51.08
Postpaid churn rate(f)	1.5%	1.5%	1.6%	1.5%	1.4%
TDS Telecom
Equivalent access lines served(g)	1,071,900	1,102,600	1,131,800	1,169,700	1,197,700
High-speed data customers	267,300	260,800	245,200	219,100	187,700

(a)
Includes Loss on impairment of intangible assets of $14.0 million in 2009, $414.4 million in 2008 and $24.9 million in 2007.

(b)
On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS. Shares outstanding at December 31, 2011, as well as average basic and diluted shares outstanding used to calculate earnings per share as of the beginning of all periods presented, have been retroactively restated to reflect the impact of the increased shares outstanding as a result of the Share Consolidation Amendment. See Note 21—Subsequent Events for additional information.

(c)
Dividends per share reflects the amount paid per share outstanding at the date the dividend was declared and has not been retroactively adjusted to reflect the impact of the Share Consolidation Amendment approved by TDS shareholders on January 13, 2012.

(d)
In preparing its Consolidated Statement of Cash Flows for the year ended December 31, 2011, TDS discovered certain errors related to the reclassification of outstanding checks with the right of offset. This error resulted in the misstatement of Cash and Total assets for the years ended December 31, 2007 through 2010. The amounts herein have been revised to reflect the proper amounts. See Note 2—Revision of Prior Period Amounts for additional information.

(e)
Calculated by dividing Service Revenues by average customers and number of months in the year.

(f)
Represents the percentage of the postpaid customer base that disconnects service each month.

(g)
Equivalent access lines are the sum of physical access lines and high-capacity data lines adjusted to estimate the equivalent number of physical access lines in terms of capacity. A physical access line is the individual circuit connecting a customer to a telephone company's central office facilities.

Telephone and Data Systems, Inc. and Subsidiaries

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended
	March 31	June 30	September 30	December 31
(Amounts in thousands, except per share amounts)
2011
Operating revenues	$1,258,681	$1,279,640	$1,325,423	$1,316,727
Operating income(1)(6)	88,873	127,355	126,924	19,350
Gain (loss) on investments	—	13,373	12,730	(2,000)
Net income (loss)(6)	54,297	109,740	88,218	(2,013)
Net income (loss) attributable to TDS shareholders	$43,504	$91,954	$71,294	$(6,186)
Basic weighted average shares outstanding(2)	108,936	108,423	108,404	108,492

Basic earnings per share attributable to TDS shareholders(2)	$0.40	$0.85	$0.66	$(0.06)
Diluted weighted average shares outstanding(2)	109,651	109,133	108,729	108,492

Diluted earnings per share attributable to TDS shareholders(2)	$0.39	$0.84	$0.65	$(0.06)
Stock price
TDS Common Shares(3)
High	$37.42	$35.84	$32.00	$27.33
Low	31.05	29.79	20.30	19.33
Close	33.70	31.08	21.25	25.89
TDS Special Common Shares(3)
High	32.10	30.63	27.61	27.38
Low	26.61	25.70	19.72	18.24
Close	29.52	26.93	19.77	23.81
Dividends paid(4)	$0.1175	$0.1175	$0.1175	$0.1175

	Quarter Ended
	March 31	June 30	September 30	December 31
(Amounts in thousands, except per share amounts)
2010
Operating revenues	$1,222,435	$1,232,219	$1,266,416	$1,265,759
Operating income(1)(5)	103,520	87,905	84,687	19,979
Net income(5)	63,213	53,335	53,530	20,508
Net income attributable to TDS shareholders	$49,206	$41,080	$41,419	$13,144
Basic weighted average shares outstanding(2)	110,840	110,424	109,788	108,979

Basic earnings per share attributable to TDS shareholders(2)	$0.44	$0.37	$0.38	$0.12
Diluted weighted average shares outstanding(2)	111,203	110,878	110,300	109,790

Diluted earnings per share attributable to TDS shareholders(2)	$0.44	$0.37	$0.37	$0.12
Stock price
TDS Common Shares(3)
High	$35.00	$35.74	$34.96	$37.91
Low	29.54	30.00	28.84	32.60
Close	33.85	30.39	32.80	36.55
TDS Special Common Shares(3)
High	30.98	31.12	30.49	32.27
Low	26.56	26.11	25.17	27.89
Close	29.84	26.54	28.35	31.52
Dividends paid(4)	$0.1125	$0.1125	$0.1125	$0.1125

(1)
During the quarter ended September 30, 2011, TDS recorded adjustments for asset retirement obligations and asset retirement costs. These adjustments related to periods from 2006 through the second quarter of 2011. These adjustments corrected an overstatement of Total operating expenses, Property, plant and equipment, net and Other deferred liabilities and credits in first and second quarter 2011 and all 2010 interim financial statements.

(2)
On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS. Shares outstanding at December 31, 2011, as well as average basic and diluted shares outstanding used to calculate earnings per share as of the beginning of all periods presented, have been retroactively restated to reflect the impact of the increased shares outstanding as a result of the Share Consolidation Amendment. See Note 21—Subsequent Events for additional information.

(3)
The high, low and closing sales prices as reported by the New York Stock Exchange ("NYSE").

(4)
Dividends paid reflects the amount paid per share outstanding at the date the dividend was declared and has not been retroactively adjusted to reflect the impact of the Share Consolidation Amendment approved by TDS shareholders on January 13, 2012.

Telephone and Data Systems, Inc. and Subsidiaries

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

(5)
During the quarter ended December 31, 2010, TDS recorded adjustments to reduce its liability for transactional taxes in the amount of $5.8 million. Of this amount, $2.7 million and $3.1 million reduced Selling, general and administrative expenses and Interest expense, respectively, in the quarter ended December 31, 2010. These transactional taxes related to periods from 2002 through the first quarter of 2010. This adjustment reflects a change in TDS' estimate of its liability for transactional taxes and interest and the actual amounts due and settled with the taxing authorities of taxes and interest.

(6)
During the quarter ended December 31, 2011, TDS recorded an immaterial adjustment to correct its liabilities and prepaid expense related to property taxes for errors occurring primarily prior to 2009. This adjustment reduced Selling, general and administrative expenses by $5.4 million in the quarter. TDS also recorded an immaterial adjustment to correct its deferred tax balances related to a difference in the tax basis in certain partnerships for errors occurring prior to 2009. This adjustment increased Income tax expense by $6.0 million in the quarter. TDS also recorded other immaterial adjustments to correct errors in prior periods which, together with the foregoing adjustments, reduced Net income (loss) attributable to TDS shareholders by a net of $5.4 million. The correction of such errors in the fourth quarter of 2011 did not have a material effect on any prior periods, the full year ended December 31, 2011, or the trend in earnings.

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

Stock and dividend information

TDS' Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "TDS." TDS' Special Common Shares are listed on the NYSE under the symbol "TDS.S" through January 24, 2012. Effective January 25, 2012, the Special Common Shares began trading as Common Shares, as further discussed in Note 21—Subsequent Events in the Notes to the Consolidated Financial Statements. As of January 31, 2012, the last trading day of the month, TDS Common Shares were held by 1,687 record owners, and the Series A Common Shares were held by 76 record owners.

TDS has paid cash dividends on its common stock since 1974, and paid dividends of $0.47 per Common, Special Common and Series A Common Share during 2011. During 2010, TDS paid dividends of $0.45 per Common, Special Common and Series A Common Share. These dividends per share amounts have not been retroactively adjusted to reflect the impact of the Share Consolidation Amendment. See Note 21—Subsequent Events in the Notes to Consolidated Financial Statements for additional information.

The Common Shares of United States Cellular Corporation, an 84%-owned subsidiary of TDS, are listed on the NYSE under the symbol "USM."

See "Consolidated Quarterly Information (Unaudited)" for information on the high and low trading prices of the TDS Common Shares and TDS Special Common Shares for 2011 and 2010.

Stock performance graph

The following chart provides a comparison of TDS' cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years to the returns of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones U.S. Telecommunications Index. As of December 31, 2011, the Dow Jones U.S. Telecommunications Index was composed of the following companies: AboveNet Inc., AT&T Inc., CenturyLink Inc., Cincinnati Bell Inc., Crown Castle International Corp., Frontier Communications Corp., Leap Wireless International Inc., Leucadia National Corp., Level 3 Communications Inc., MetroPCS Communications Inc., NII Holdings Inc., SBA Communications Corp., Sprint Nextel Corp., Telephone and Data Systems, Inc. (TDS and TDS.S), TW Telecom, Inc., United States Cellular Corporation, Verizon Communications Inc., Virgin Media Inc. and Windstream Corp.

*
Cumulative total return assumes reinvestment of dividends.

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

	2006	2007	2008	2009	2010	2011
Telephone and Data Systems Common Shares (NYSE: TDS)	$100	$115.94	$59.46	$64.44	$70.38	$50.73
Telephone and Data Systems Special Common Shares (NYSE: TDS.S)	100	116.90	57.68	62.99	66.77	51.42
S&P 500 Index	100	105.49	66.46	84.05	96.71	98.76
Dow Jones U.S. Telecommunications Index	100	110.04	73.80	81.07	95.45	99.24

Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of 2006, in TDS Common Shares, TDS Special Common Shares, S&P 500 Index and the Dow Jones U.S. Telecommunications Index.

Dividend reinvestment plan

TDS' dividend reinvestment plans provide its common and preferred shareholders with a convenient and economical way to participate in the future growth of TDS. Common and Preferred shareholders of record owning ten (10) or more shares may purchase Common Shares with their reinvested dividends at a five percent discount from market price. Shares may also be purchased, at market price, on a monthly basis through optional cash payments. The initial ten (10) shares cannot be purchased directly from TDS. An authorization card and prospectus will be mailed automatically by the transfer agent to all registered record holders with ten (10) or more shares. Once enrolled in the plan, there are no brokerage commissions or service charges for purchases made under the plan.

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
312.630.9299 (fax)
 julie.mathews@teldta.com

General inquiries by investors, securities analysts and other members of the investment community should be directed to:

Jane W. McCahon, Vice President—Corporate Relations
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5379
312.630.9299 (fax)
 jane.mccahon@teldta.com

Directors and executive officers
See "Election of Directors" and "Executive Officers" sections of the Proxy Statement issued in 2012 for the 2012 Annual Meeting.

Principal counsel
Sidley Austin LLP, Chicago, Illinois

Transfer agent
ComputerShare Trust Company, N.A.
250 Royall St.
Canton, MA 02021
877.337.1575

Independent registered public accounting firm
PricewaterhouseCoopers LLP

Visit TDS' web site at www.teldta.com