Form 10-K, Exhibit 13
period 2012-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2013-02-26
CIK 1051512

Use these links to rapidly review the document

Exhibit 13

Telephone and Data Systems, Inc. and Subsidiaries

Financial Reports Contents

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company providing high-quality telecommunications services to approximately 5.8 million wireless customers and 1.0 million wireline customer connections at December 31, 2012. TDS conducts substantially all of its wireless operations through its 84%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular"). TDS provides wireline services through its incumbent local exchange carrier ("ILEC") and competitive local exchange carrier ("CLEC"), and provides hosted and managed services ("HMS"), under its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS conducts printing and distribution services through its majority-owned subsidiary, Suttle-Straus, Inc. ("Suttle-Straus") and provides wireless services through its majority-owned subsidiary, Airadigm Communications, Inc. ("Airadigm"), a Wisconsin-based service provider. Airadigm operates independently from U.S. Cellular and at this time there are no plans to combine the operations of these subsidiaries. Suttle-Straus and Airadigm's financial results were not significant to TDS' operations for the year ended December 31, 2012.

The following discussion and analysis should be read in conjunction with TDS' audited consolidated financial statements and the description of TDS' business included in Item 1 of the TDS Annual Report on Form 10-K ("Form 10-K") for the year ended December 31, 2012. The discussion and analysis contained herein refers to consolidated data and results of operations, unless otherwise noted.

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

Historically, TDS has reported the following business segments: U.S. Cellular, ILEC (which included HMS operations), CLEC, and Non-Reportable Segment which includes Suttle-Straus and, as of September 23, 2011, Airadigm. TDS' Corporate operations and intercompany eliminations have been included in "Other Reconciling Items" for purposes of business segment disclosure. As a result of recent acquisitions and changes in TDS' strategy, operations, personnel and internal reporting, TDS reevaluated and changed its reportable business segments in the quarter ended March 31, 2012. TDS' business segments reflected in this Annual Report on Form 10-K for the annual period ended December 31, 2012 are U.S. Cellular, ILEC, CLEC, HMS, and the Non-Reportable Segment. Periods presented for comparative purposes have been re-presented to conform to this revised presentation.

U.S. Cellular

U.S. Cellular's consolidated operating markets cover approximately 5.8 million customers in five geographic market areas in 26 states. As of December 31, 2012, U.S. Cellular's average penetration rate in its consolidated operating markets was 12.3%. U.S. Cellular operates on a customer satisfaction strategy, striving to meet or exceed customer needs by providing a comprehensive range of wireless products and services, excellent customer support, and a high-quality network. U.S. Cellular's business development strategy is to obtain interests in and access to wireless licenses in certain spectrum bands in areas overlapping, adjacent to or in proximity to its other wireless licenses, thereby building contiguous operating market areas with strong spectrum positions. U.S. Cellular anticipates that grouping its operations into market areas will continue to provide it with certain economies in its capital and operating costs.

Financial and operating highlights in 2012 included the following:

•
Total consolidated customers were 5,798,000 at December 31, 2012, including 5,557,000 retail customers (96% of total).

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
In November 2012, U.S. Cellular entered into a Purchase and Sale Agreement with subsidiaries of Sprint Nextel Corporation. U.S. Cellular will transfer to Sprint certain rights and assets, and Sprint will assume certain liabilities, related to U.S. Cellular's Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets, in consideration for $480 million in cash at closing, subject to pro-rations of certain assets and liabilities. See "Divestiture Transaction" below for additional information.

•
In May 2012, U.S. Cellular began offering U Prepaid, a no-contract wireless service, in select Walmart stores within its service areas. U.S. Cellular began offering a postpaid option through Walmart in October 2012 and continues to explore new distribution options.

•
In March 2012, U.S. Cellular, in conjunction with King Street Wireless L.P., began offering fourth generation Long-term Evolution ("4G LTE") service; as of December 31, 2012, the 4G LTE network covered approximately 61% of U.S. Cellular's postpaid customers. 4G LTE enhances the wireless experience by significantly increasing both the speed and data capacity available compared to 3G networks.

•
In March 2012, U.S. Cellular sold the majority of the assets and liabilities of a wireless market for $49.8 million in cash net of working capital adjustments. In connection with the sale, a $4.2 million gain was recorded in (Gain) loss on sale of business and other exit costs, net in the Consolidated Statement of Operations.

•
U.S. Cellular continued its efforts on a number of multi-year initiatives including the development of a new Billing and Operational Support System ("B/OSS") which will include a new point-of-sale system and consolidate billing on one platform.

•
Retail customer net losses were 47,000 in 2012 compared to net losses of 125,000 in 2011. In the postpaid category, there were net losses of 165,000 in 2012, compared to net losses of 117,000 in 2011. Prepaid net additions were 118,000 in 2012 compared to net losses of 8,000 in 2011.

•
Postpaid customers comprised approximately 92% of U.S. Cellular's retail customers as of December 31, 2012. The postpaid churn rate was 1.7% in 2012 and 1.5% in 2011. The prepaid churn rate was 6.0% in 2012 and 6.6% in 2011.

•
Postpaid customers on smartphone service plans increased to 42% as of December 31, 2012 compared to 30% as of December 31, 2011. In addition, smartphones represented 56% of all devices sold in 2012 compared to 44% in 2011. LTE smartphones represented 40% of all smartphones sold in 2012.

•
Retail service revenues of $3,548.0 million increased $61.5 million year-over-year, due to an increase in average monthly service revenue per customer, partially offset by a decrease of 156,000 in the average number of customers. Total service revenues of $4,098.9 million increased $45.1 million year-over-year, primarily due to increases in data and prepaid revenues partially offset by the phase down of ETC support and the net loss of retail customers.

•
Additions to Property, plant and equipment totaled $836.7 million, including expenditures to construct cell sites, increase capacity in existing cell sites and switches, deploy fourth generation Long-term Evolution ("4G LTE") equipment, outfit new and remodel existing retail stores, develop new billing and other customer management related systems and platforms, and enhance existing office systems. Total cell sites in service increased by 146, or 2%, year-over-year to 8,028.

U.S. Cellular anticipates that future results will be affected by the following factors:

–
Impacts of the Divestiture Transaction including, but not limited to, the ability to obtain regulatory approval, successfully complete the transaction and the actual financial impacts of such transaction;

–
Relative ability to attract and retain customers in a competitive marketplace in a cost effective manner;

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

–
Effects of industry competition on service and equipment pricing and roaming revenues as well as the impacts associated with the expanding presence of carriers and other retailers offering low-priced, unlimited prepaid service;

–
Expanded distribution of products and services, such as U Prepaid and postpaid plans, in third-party national retailers;

–
Potential increases in prepaid customers, who generally generate lower average revenue per user ("ARPU"), as a percentage of U.S. Cellular's customer base in response to changes in customer preferences and industry dynamics;

–
The nature and rate of growth in the wireless industry, requiring U.S. Cellular to grow revenues primarily from selling additional products and services to its existing customers, increasing the number of multi-device users among its existing customers, increasing data products and services and attracting wireless customers switching from other wireless carriers.

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

–
Further consolidation among carriers in the wireless industry, which could result in increased competition for customers and/or cause roaming revenues to decline;

–
Continued enhancements to U.S. Cellular's wireless networks;

–
Uncertainty related to various rulemaking proceedings underway at the Federal Communications Commission ("FCC");

–
The FCC's adoption of mandatory roaming rules which may be of assistance in the negotiation of data roaming agreements with other wireless operators in the future;

–
Economic or competitive factors that restrict U.S. Cellular's access to devices desired by customers; and

–
Possible effects of industry litigation relating to patents, other intellectual property or otherwise, that may restrict U.S. Cellular's access to devices for sale to customers.

See "Results of Operations—U.S. Cellular."

TDS Telecom

TDS Telecom seeks to be the preferred telecommunications solutions provider in its chosen markets for both residential and commercial customers by developing and delivering high-quality products that meet or exceed customers' needs and to outperform the competition by maintaining superior customer service. TDS Telecom provides voice, high-speed data, and video services to residential customers through value-added bundling of products. The commercial focus is to provide advanced IP-based voice and data services to small to medium sized businesses. In addition, TDS Telecom seeks to grow through strategic acquisitions, as demonstrated by recent HMS acquisitions which provide colocation, dedicated hosting, hosted application management, cloud computing services and planning, engineering, procurement, installation, sales and management of Information Technology ("IT") infrastructure hardware solutions. TDS Telecom's strategy encompasses many components, including:

•
Delivering superior customer service;

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
Developing a product portfolio targeted to TDS Telecom's chosen customers;

•
Investing in networks and deploying advanced technologies;

•
Advocating with respect to state and federal regulations for positions that support its ability to provide advanced telecommunications services to its customers;

•
Increasing its presence in the IT infrastructure, application outsourcing, and solution provider markets through organic growth, expansion or acquisition; and

•
Exploring transactions to acquire or divest properties that would result in strengthening its operations.

TDS Telecom is faced with significant challenges, including growing competition from wireless providers, wireline providers (other CLECs and cable providers) and other HMS providers, changes in regulation and technologies such as VoIP. These challenges could have a material adverse effect on the financial condition, results of operations and cash flows of TDS Telecom in the future.

Financial and operating highlights in 2012 included the following:

•
Operating revenues increased $39.1 million or 5% to $854.5 million in 2012. The increase was primarily due to $64.1 million from acquisitions of two HMS companies (one acquisition in each of 2011 and 2012), partially offset by a decline in revenue received from access charges to interexchange carriers and from regulatory recovery mechanisms and a decrease in revenues due to the decline in ILEC and CLEC connections.

•
Operating expenses increased $97.0 million or 14% to $813.8 million in 2012 primarily due to $68.8 million in operating costs associated with acquisitions of two HMS companies, coupled with the impacts of discrete expense reductions recorded in 2011 including insurance proceeds, the refund of certain prior year regulatory contributions and the settlement of a legal dispute.

•
Additions to Property, plant and equipment totaled $173.9 million including strategic investment in increased network capabilities for broadband services, HMS expansion, IPTV expansion, and software tools that improve management of the network and support sales and customer service processes.

•
On February 25, 2013, TDS entered into an Asset Purchase Agreement with Baja Broadband, LLC ("Baja") to acquire substantially all of the assets of Baja for $267.5 million in cash, subject to a working capital adjustment. Baja is a cable company that passes approximately 212,000 households in markets in Colorado, New Mexico, Texas, and Utah and offers video, broadband and voice services. The transaction is subject to governmental regulatory approvals, compliance with the Hart-Scott-Rodino Act and other conditions. Subject to approvals, the transaction is expected to close in the third quarter of 2013.

TDS anticipates that TDS Telecom's future results will be affected by the following factors:

–
Continued increases in competition from wireless and other wireline providers, cable providers, and technologies such as VoIP, DOCSIS 3.0 offered by cable providers, and third generation ("3G") and fourth generation ("4G") mobile technology;

–
Continued increases in consumer data usage and demand for high-speed data services;

–
Continued declines in physical access lines;

–
Continued focus on customer retention programs, including discounting for "triple-play" bundles that provide voice, DSL and IPTV or satellite video;

–
The expansion of IPTV into additional market areas in 2013;

–
Continued growth in hosted and managed services including the impacts resulting from the acquisition of OneNeck IT Services Corporation, a provider of hosted application management and managed services, in June 2011 and Vital Support Systems, LLC an Information Technology Solutions Provider, in June 2012;

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

–
Continued focus on cost-reduction initiatives through product cost improvement and process efficiencies;

–
The Federal government's disbursement of Broadband Stimulus Funds to bring broadband to rural customers;

–
Uncertainty related to the National Broadband Plan and other rulemaking by the FCC, including uncertainty relating to future funding from the USF, broadband requirements, intercarrier compensation and changes in access reform;

–
Impacts of the Baja transaction, including, but not limited to, the ability to obtain regulatory approval, successfully complete the transaction, successfully integrate and operate the cable business of Baja, and the financial impacts of such transaction, including the effects on TDS' capital resources and liquidity as a result of the use of $267.5 million in cash for the purchase price; and

–
Potential acquisitions or divestitures by TDS and/or TDS Telecom of other ILEC, CLEC, HMS, cable or other businesses.

See "Results of Operations—TDS Telecom."

FCC Reform Order

On November 18, 2011, the FCC released a Report and Order and Further Notice of Proposed Rulemaking ("Reform Order") adopting reforms of its universal service and intercarrier compensation mechanisms, establishing a new, broadband-focused support mechanism, and proposing further rules to advance reform.

U.S. Cellular

The Reform Order substantially revises the current USF high cost program and intercarrier compensation regime. The current USF program, which supports voice services, is to be phased out over time and replaced with the Connect America Fund ("CAF"), a new Mobility Fund and a Remote Area Fund, which will collectively support broadband-capable networks. Mobile wireless carriers such as U.S. Cellular are eligible to receive funds in both the CAF and the Mobility Fund, although some areas that U.S. Cellular currently serves may be declared ineligible for support if they are already served, or are subject to certain rights of first refusal by incumbent carriers.

The terms and rules for participating in the CAF for wireless eligible telecommunications carriers ("ETC") have not been developed yet by the FCC. It is uncertain whether U.S. Cellular will obtain support through these replacement mechanisms to the current USF funding regime. If U.S. Cellular is successful in obtaining support, it will be required to meet certain regulatory conditions to obtain and retain the right to receive support including, for example, allowing other carriers to collocate on U.S. Cellular's towers, allowing voice and data roaming on U.S. Cellular's network, and submitting various reports and certifications to retain eligibility each year. It is possible that additional regulatory requirements will be imposed pursuant to the FCC's Further Notice of Proposed Rulemaking.

U.S. Cellular's current USF support is scheduled to be phased down. Support for 2012 (excluding certain adjustments) was frozen on January 1, 2012 using support for 2011 as a baseline and was reduced by 20% starting in July 2012. The reduction in USF support that U.S. Cellular otherwise would have received in 2012 is approximately $16 million. Support will be further reduced by 20% in July of each subsequent year; however, if the Phase II Mobility Fund is not operational by July 2014, the phase down will halt at that time and U.S. Cellular will receive 60% of its baseline support until the Phase II Mobility Fund is operational.

Multiple appeals and petitions for reconsideration have been filed with respect to the FCC Reform Order, but it has not been stayed.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

At this time, U.S. Cellular cannot predict the net effect of the FCC's changes to the USF high cost support program in the Reform Order or whether reductions in support will be fully offset with additional support from the CAF or the Mobility Fund. Accordingly, U.S. Cellular cannot predict whether such changes will have a material adverse effect on U.S. Cellular's business, financial condition or results of operations.

On September 27, 2012, the FCC conducted a single round, sealed bid, reverse auction to award up to $300 million in one-time Mobility Fund Phase I support to successful bidders that commit to provide 3G, or better, wireless service in areas designated as unserved by the FCC. This auction was designated by the FCC as Auction 901. As announced on October 3, 2012, U.S. Cellular and several of its wholly-owned subsidiaries participated in Auction 901. U.S. Cellular and its subsidiaries were winning bidders in eligible areas within 10 states and will receive up to $40.1 million in support from the Mobility Fund. As part of the auction rules, winning bidders must complete network build-out projects to provide 3G or 4G service to these areas within two or three years, respectively, and must also make their networks available to other providers for roaming. Winning bidders will receive support funding primarily upon achievement of coverage milestones defined in the auction rules.

TDS Telecom

The Reform Order is intended to modernize the payment framework for intercarrier compensation from one which had carriers recovering their capital and operating costs, in part, from one another to one where carriers will recover their costs first from their end user subscribers and then, if certain criteria are met, through a new federal restructure mechanism. The Reform Order adopted a national framework for switched access rates that brings TDS Telecom's ILECs terminating intrastate and interstate switched access to parity by July 1, 2013, rates for wireless traffic to bill-and-keep by July 1, 2012, and confirmed that VoIP traffic can be billed at access rates. It also mandated the development of a new restructure mechanism effective July 1, 2012 that allows TDS Telecom's ILECs to recover any lost access revenue from these access rate reductions, after first implementing or imputing set rate increases to end user subscribers, and subject to an annual 5% phase down.

The Reform Order also intends to reform the federal USF program by shifting over time the existing high-cost portion of the fund from supporting the voice network to facilitating the development of a broadband network in high-cost areas. While the Reform Order puts off long-term USF reform for rate-of-return carriers like TDS Telecom, it did mandate specific changes to the support these carriers currently receive. Additionally, limits on operating expenses and capital investment levels were established and are being phased-in with the intention to reduce legacy high-cost support.

The Reform Order has been the subject of numerous Petitions for Reconsideration, which asked the FCC to reconsider portions of its decision, and it is also the subject of numerous judicial appeals. In addition, the Reform Order also included a Further Notice of Proposed Rulemaking which primarily addresses longer-term USF reform by seeking comments on a range of follow up proposals. The future proposed rulemaking is especially important to TDS Telecom, as numerous issues relevant to rate of return carriers, such as TDS Telecom, will be addressed in it. TDS Telecom cannot predict the outcome of future rulemaking, reconsideration and legal challenges and as a consequence, the impacts these may have on TDS Telecom's Wholesale revenues.

Cash Flows and Investments

See "Financial Resources" and "Liquidity and Capital Resources" below for information related to cash flows and investments.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

DIVESTITURE TRANSACTION

On November 6, 2012, U.S. Cellular entered into a Purchase and Sale Agreement with subsidiaries of Sprint Nextel Corporation ("Sprint"). The Purchase and Sale Agreement also contemplates certain other agreements, collectively referred to as the "Divestiture Transaction."

As more fully described below, the Purchase and Sale Agreement provides that U.S. Cellular will transfer to Sprint certain rights and assets (collectively, the "Subject Assets"), and Sprint will assume certain liabilities ("Subject Liabilities"), related to U.S. Cellular's Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets (the "Divestiture Markets"), in consideration for $480 million in cash at closing ("Purchase Price"), subject to pro-rations of certain assets and liabilities. U.S. Cellular will retain all other assets ("Retained Assets") and liabilities ("Retained Liabilities") related to the Divestiture Markets. U.S. Cellular is not transferring and will continue to operate and provide services in Peoria, Rockford and certain other areas in Illinois, and in Columbia, Joplin, Jefferson City and certain other areas in Missouri.

Management, the U.S. Cellular Board of Directors and the TDS Board of Directors considered various alternatives and approved this transaction as part of a decision to divest low-margin markets and focus U.S. Cellular's efforts and capital on its higher-margin markets. The transaction will better position U.S. Cellular to invest its resources in markets where it is more likely to succeed. U.S. Cellular's strategic priority is to drive growth and profitability in its stronger markets.

The Subject Assets include customers (the "Subject Customers") and most of U.S. Cellular's PCS licenses in the Divestiture Markets. U.S. Cellular will retain its direct and indirect ownership interests in other spectrum in the Divestiture Markets. The transaction does not affect spectrum licenses held by U.S. Cellular or by variable interest entities consolidated by U.S. Cellular, that are not currently used in the operations of the Divestiture Markets. The Subject Liabilities that will be assumed by Sprint include only (i) liabilities as of the closing relating to the Subject Customers and (ii) liabilities arising after the closing relating to the Subject Assets.

The Retained Assets include all assets other than the Subject Assets, including cash, accounts receivable, inventory, naming rights, real estate, 561 owned cell sites including towers, network equipment, stores, retail equipment, furniture and fixtures, and all other assets, including corporate and other facilities located in the Divestiture Markets. The Retained Liabilities include all liabilities other than the Subject Liabilities, including accounts payable, accrued expenses, liabilities to employees, taxes, and obligations under benefit plans, contracts, leases and asset retirement obligations.

The transaction is subject to FCC approval, compliance with the Hart-Scott-Rodino Act and other conditions. Subject to the satisfaction or (if permitted) waiver of all conditions, the transaction is expected to close in mid-2013.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Selected pro forma information related to the Divestiture Transaction is as follows:

(Dollars in millions)	As Reported	Divestiture Markets(1)	Core Markets
As of or for the Year Ended December 31, 2012
Postpaid customers(2)	5,134,000	463,000	4,671,000
Prepaid customers(2)	423,000	81,000	342,000
Reseller customers(2)	241,000	16,000	225,000

Total customers	5,798,000	560,000	5,238,000

Market penetration in consolidated operating markets(2)	12.3%	3.7%	16.4%
Postpaid churn rate(2)	1.67%	2.95%	1.53%
TDS Operating revenues	$5,345	$440	$4,905
U.S. Cellular Service revenues	$4,099	$427	$3,672
TDS Capital expenditures	$1,005	$68	$937
U.S. Cellular Capital expenditures	$837	$68	$769
For the year ended December 31, 2011
TDS Operating revenues	$5,180	$474	$4,706
U.S. Cellular Service revenues	$4,054	$468	$3,586
TDS Capital expenditures	$987	$67	$920
U.S. Cellular Capital expenditures	$783	$67	$716
For the year ended December 31, 2010
TDS Operating revenues	$4,987	$515	$4,472
U.S. Cellular Service revenues	$3,913	$513	$3,400
TDS Capital expenditures	$755	$68	$687
U.S. Cellular Capital expenditures	$583	$68	$515

(1)
The As-Reported amounts of Operating revenues and Capital expenditures represent GAAP financial measures and the U.S. Cellular Service revenues and the Divestiture Markets and Core Markets amounts represent non-GAAP financial measures. TDS believes that the amounts under Divestiture Markets and Core Markets may be useful to investors and other users of its financial information in evaluating the pro forma amounts for the Core Markets.

(2)
See "Results of Operations—U.S. Cellular" for a further description of customers, market penetration and churn rate.

The Divestiture Transaction contemplates that five agreements will be entered into as of the closing: a Customer Transition Services Agreement, a Network Transition Services Agreement, a Spectrum Manager Lease Agreement, a Brand License Agreement, and an amendment to the Sprint/U.S. Cellular Intercarrier Roaming Agreement.

At closing, the Subject Customers will cease to be customers of U.S. Cellular and will become customers of Sprint. Pursuant to the Customer Transition Services Agreement, on and after closing, U.S. Cellular will provide customer service and billing to, and collect accounts receivable from, the Subject Customers on behalf of Sprint for a period of up to 24 months following the closing. Sprint will reimburse U.S. Cellular at an amount equal to U.S. Cellular's cost, including applicable overhead allocations, for providing such services and will provide notice to U.S. Cellular when to discontinue them.

Pursuant to the Network Transition Services Agreement, U.S. Cellular will retain and continue to operate the Retained Assets to provide network services to Sprint in the Divestiture Markets for a period of up to 24 months following the closing. Sprint will reimburse U.S. Cellular at an amount equal to U.S. Cellular's cost, including applicable overhead allocations, for providing such services and for actual cell site rent expenses during the transition period. Sprint will provide notice to U.S. Cellular as to how and when to decommission certain network assets.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Sprint will reimburse U.S. Cellular up to $200 million (the "Sprint Cost Reimbursement") for network-related exit costs in the Divestiture Markets that U.S. Cellular expects to incur as a result of the transaction, including: (i) costs to decommission cell sites and mobile telephone switching office ("MTSO") sites in the Divestiture Markets, (ii) costs to terminate real property leases related to cell sites in the Divestiture Markets, (iii) costs to terminate certain network access arrangements, and (iv) costs for employee termination benefits that are paid to specified engineering employees in the Divestiture Markets.

The Spectrum Manager Lease Agreement provides that Sprint, as lessor, would lease the Subject Licenses to U.S. Cellular, as lessee, to provide U.S. Cellular with FCC authority to operate the network during the transition period. U.S. Cellular is not required to make any lease payments to Sprint under this agreement.

The Brand License Agreement provides that Sprint will have the rights to continue to use U.S. Cellular's trade-names, trademarks and service marks in the Divestiture Markets during the transition period. No additional payments are due by Sprint to U.S. Cellular under this agreement.

Sprint will not purchase or assume any of U.S. Cellular's retail locations, distribution points or agent relationships. The transaction ultimately will result in the closure of approximately 100 company-owned stores and the termination of related retail associates, along with the termination of agent and sub-agent relationships related to approximately 150 stores in these markets. U.S. Cellular also will cease to distribute the U Prepaid product in Walmart stores in these markets.

U.S. Cellular expects to incur costs associated with store closures and agent terminations in the Divestiture Markets, including: (i) costs to terminate leases for company-owned retail stores, (ii) costs for employee termination benefits that are paid to retail and support employees, and (iii) costs to terminate certain agent and sub-agent relationships. Sprint will not reimburse U.S. Cellular for costs associated with company-owned store closures and agent terminations.

Upon the completion of the transaction, U.S. Cellular expects to reduce its workforce by approximately 1,000 employees in these markets, primarily store employees, but also including engineering employees and support staff. Most of these employees will continue to work through the closing and some of the employees will continue to be retained through the completion of the transition services period.

Between the date of the Purchase and Sale Agreement and the closing, the operating results of the Divestiture Markets will continue to be presented in continuing operations. The financial impacts of the Divestiture Transaction are classified in the Consolidated Statement of Operations within Operating income. See Note 7—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information regarding (i) the amounts TDS expects to recognize in the Consolidated Statement of Operations between the date the Purchase and Sale Agreement was signed and the end of the transition services period and (ii) the actual amounts incurred during the year ended December 31, 2012 as a result of the transaction. The net impacts of the Divestiture Transaction resulted in a $44.5 million reduction in U.S. Cellular's Operating income in the quarter ended December 31, 2012.

As a result of the transaction, TDS reviewed the remaining goodwill and intangible assets in these reporting units and units of accounting for impairment in the fourth quarter of 2012 and concluded there was no impairment of Goodwill or Licenses. See Application of Critical Accounting Policies and Estimates, below, for additional information.

As noted above, the Purchase Price is $480 million, net of certain pro-rations, to be received upon the closing of the Purchase and Sale Agreement, and the Sprint Cost Reimbursement is up to $200 million. After the closing, U.S. Cellular intends to invest the Purchase Price in excess of non-reimbursed exit costs and income tax payments in temporary investments and these funds will be available for use for general corporate purposes. This will increase U.S. Cellular's liquidity and capital resources at that time, subject to the below cash expenditures and income taxes.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

As a result of the transaction, U.S. Cellular expects net cash flows of the following:

(Dollars in thousands)	Cash inflow (outflow)
Proceeds:
Purchase price	$480,000
Reimbursement of transition and exit costs	150,000 - 200,000
Cash expenditures:
Employee related costs including severance, retention and outplacement	(15,000) - (25,000)
Contract termination costs	(125,000) - (175,000)
Costs of decommissioning cell sites and MTSOs	(40,000) - (50,000)
Transaction costs	(3,000) - (5,000)
Income taxes	(130,000) - (150,000)

Net cash proceeds from the transaction are expected to be $275 million to $350 million. Such net cash proceeds will be realized over the period from the date of the signing of the Purchase and Sale Agreement on November 6, 2012, to the end of the transition services agreements. Net cash outflows related to the Divestiture Transaction for the quarter ended December 31, 2012 totaled $0.3 million.

Following the closing, TDS will no longer receive Operating revenues in the Divestiture Markets. However, following the closing, TDS will continue to incur Cost of services and products expenses, Selling, general and administrative expenses and Depreciation, amortization and accretion in the Divestiture Markets in order for U.S. Cellular to provide transition services to Sprint. Certain of these costs will be reimbursed by Sprint pursuant to the Customer Transition Service Agreement and the Network Transition Services Agreement described above.

2013 ESTIMATES

Estimates of full-year 2013 results for U.S. Cellular, TDS Telecom and TDS, are shown below. Such estimates represent management's view as of the date of filing of TDS' Form 10-K for the year ended December 31, 2012. Such forward-looking statements should not be assumed to be current as of any future date. TDS undertakes no duty to update such information whether as a result of new information, future events or otherwise. There can be no assurance that final results will not differ materially from such estimated results.

TDS has changed the measures which it uses to present estimates of operating results. TDS now provides estimates for consolidated revenues and capital expenditures. In addition, TDS previously presented Adjusted OIBDA, defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the loss on impairment of assets; and the net gain or loss on asset disposals and exchanges. TDS believes Adjusted income before income taxes, as defined below, is a measure which provides a more comprehensive and meaningful view of TDS' recurring results of operations.

2013 Estimated Results(1)
	U.S. Cellular(2)	TDS Telecom(3)	TDS(2)(3)(7)
(Dollars in millions)
Adjusted operating revenues(4)	$3,765 - $3,885	$850 - $900	$4,660 - $4,830
Adjusted income before income taxes(5)	$780 - $900	$220 - $250	$995 - $1,145
Capital expenditures	Approx. $600	Approx. $155	Approx. $765

(1)
These estimates are based on TDS' current plans, which include a multi-year deployment of 4G LTE technology which commenced in 2011 at U.S. Cellular and a multi-year deployment of IPTV which commenced in 2011 at TDS Telecom. New developments or changing conditions (such as, but not limited to, regulatory developments, customer net growth, customer demand for data services, costs to deploy, agreements for content or franchises, or possible acquisitions, dispositions or exchanges) could affect TDS' plans and, therefore, its 2013 estimated results.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

(2)
These estimates also assume the Divestiture Transaction closes July 1, 2013. Actual effects could vary significantly from these estimates as a result of a change in the expected timing of the Divestiture Transaction. See Note 7—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information on the Divestiture Transaction.

These estimates reflect U.S. Cellular's consolidated results for 2013. Estimated results reflecting U.S. Cellular's Divestiture Markets and Core Markets are shown in the table below:

2013 Estimated Results
	U.S. Cellular Core Markets(6)	U.S. Cellular Divestiture Markets(6)	U.S. Cellular Consolidated(6)
(Dollars in millions)
Adjusted operating revenues(4)	$3,600 - $3,700	$165 - $185	$3,765 - $3,885
Adjusted income before income taxes(5)	$765 - $865	$15 - $35	$780 - $900
Capital expenditures	Approx. $600	—	Approx. $600

(3)
These estimates do not reflect the effects of the acquisition of Baja Broadband, LLC. See Note 20—Subsequent Events in the Notes to Consolidated Financial Statements for additional information.

(4)
Adjusted operating revenues is a non-GAAP financial measure defined as Operating revenues excluding U.S. Cellular Equipment sales revenues. U.S. Cellular Equipment sales revenues are excluded from Adjusted operating revenues since U.S. Cellular equipment is generally sold at a net loss, and such net loss that results from U.S. Cellular Equipment sales revenues less U.S. Cellular Cost of equipment sold is viewed as a cost of earning service revenues for purposes of assessing business results. For purposes of developing this guidance, TDS does not calculate an estimate of U.S. Cellular Equipment sales revenues. TDS believes this measure provides useful information to investors regarding TDS' results of operations. Adjusted operating revenues is not a measure of financial performance under GAAP and should not be considered as an alternative to Operating revenues as an indicator of the Company's operating performance.

(5)
Adjusted income before income taxes is a non-GAAP financial measure defined as income before: Income taxes, Depreciation, amortization and accretion, net Gain or loss on sale of business and other exit costs, and Interest expense. Adjusted income before income taxes is not a measure of financial performance under GAAP and should not be considered as an alternative to Income before income taxes as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity. TDS believes Adjusted income before income taxes is a meaningful measure of TDS' operating results before significant recurring non-cash charges, discrete gains and losses and financing charges (Interest expense). The following tables provide a reconciliation of Income before income taxes to Adjusted income before income taxes for 2013 Estimated Results and 2012, 2011 and 2010 actual results:

2013 Estimated Results
	U.S. Cellular Core Markets(6)	U.S. Cellular Divestiture Markets(2)(6)	U.S. Cellular Consolidated(6)	TDS Telecom	TDS(7)
(Dollars in millions)
Income before income taxes(8)(9)	$165 - $265	($180) - ($160)	($15) - $105	$25 - $55	($55) - $95
Depreciation, amortization and accretion expense	Approx. $545	Approx. $195	Approx. $740	Approx. $195	Approx. $940
Interest expense	Approx. $55	—	Approx. $55	—	Approx. $110

Adjusted income before income taxes	$765 - $865	$15 - $35	$780 - $900	$220 - $250	$995 - $1,145

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

	2012 Actual Results
	U.S. Cellular Consolidated(6)	TDS Telecom	TDS(7)
(Dollars in millions)
Income before income taxes(9)	$205.1	$45.0	$196.2
Depreciation, amortization and accretion expense	608.6	193.1	813.6
(Gain) loss on sale of business and other exit costs, net	21.0	—	21.1
Interest expense (Capitalized interest)	42.4	(1.5)	86.7

Adjusted income before income taxes	$877.1	$236.6	$1,117.6

	2011 Actual Results
	U.S. Cellular Consolidated(6)	TDS Telecom	TDS(7)
(Dollars in millions)
Income before income taxes	$312.8	$107.5	$363.7
Depreciation, amortization and accretion expense	573.6	180.5	765.8
(Gain) loss on sale of business and other exit costs, net	—	—	—
Interest expense (Capitalized interest)	65.6	(2.6)	118.2

Adjusted income before income taxes	$952.0	$285.4	$1,247.7

	2010 Actual Results
	U.S. Cellular Consolidated(6)	TDS Telecom	TDS(7)
(Dollars in millions)
Income before income taxes	$241.1	$101.3	$285.8
Depreciation, amortization and accretion expense	571.0	174.1	755.6
(Gain) loss on sale of business and other exit costs, net	—	—	—
Interest expense (Capitalized interest)	61.6	(0.8)	116.8

Adjusted income before income taxes	$873.7	$274.6	$1,158.2

(6)
The U.S. Cellular Consolidated amounts represent GAAP financial measures and include the results of both the Core Markets and the Divestiture Markets. As used herein, "Core Markets" represents U.S. Cellular's total consolidated markets excluding the Divestiture Markets. The Core Markets and Divestiture Markets amounts represent non-GAAP financial measures. TDS believes that the Core Markets and Divestiture Markets amounts may be useful to investors and other users of its financial information in evaluating the pro forma results for the Core Markets.

(7)
The TDS column includes U.S. Cellular, TDS Telecom and also the impacts of consolidating eliminations, corporate operations and non-reportable segments, all of which are not presented above.

(8)
This amount does not include any estimate for (Gain) loss on sale of business and other exit costs, net, as the timing of such amount is not readily estimable.

(9)
The 2013 estimated amounts for depreciation, amortization and accretion expense in the U.S. Cellular Divestiture Markets include approximately $120 million of incremental accelerated depreciation resulting from the Divestiture Transaction. The 2012 actual results include $20.1 million of incremental accelerated depreciation resulting from the Divestiture Transaction.

TDS' management currently believes that the foregoing estimates represent a reasonable view of what is achievable considering actions that TDS and its subsidiaries have taken and will be taking. However, the

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

current competitive conditions in the telecommunications industry have created a challenging environment that could continue to significantly impact actual results.

U.S. Cellular expects to continue its focus on customer satisfaction by delivering a high quality network, attractively priced service plans, a broad line of wireless devices and other products, and outstanding customer service. U.S. Cellular believes that future growth in its revenues will result primarily from selling additional products and services, including data products and services, to its existing customers, increasing the number of multi-device users among its existing customers, and attracting wireless users switching from other wireless carriers. U.S. Cellular is focusing on opportunities to increase revenues, pursuing cost reduction initiatives in various areas and implementing a number of initiatives to enable future growth. The initiatives are intended, among other things, to allow U.S. Cellular to accelerate its introduction of new products and services, better segment its customers for new services and retention, sell additional services such as data, expand its distribution channels, enhance its internet sales and customer service capabilities, improve its prepaid products and services and reduce operational expenses over the long term.

TDS Telecom will continue to focus on revenue growth through new service offerings as well as expense reduction through product and service cost improvement and process efficiencies. In order to achieve these objectives TDS Telecom has allocated capital expenditures for: process and productivity initiatives, increased network and product capabilities for broadband services, the expansion of IPTV, success-based spending to sustain managedIP growth and development of HMS products and services. Additionally, TDS Telecom will fund its share for projects approved under the Recovery Act to increase broadband access in unserved areas. Under the Recovery Act, TDS Telecom will receive $105.1 million in federal grants and will provide $30.9 million ($15.8 million of which is included in 2013 estimated capital expenditures) of its own funds to complete 44 projects. Under the terms of the grants, the projects must be completed by June of 2015. TDS Telecom will also experience financial effects as a result of the Baja acquisition and the operations of Baja after the closing, the effects of which are not included in the above estimates for 2013.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS—CONSOLIDATED

Year Ended December 31,	2012	Increase/ (Decrease)	Percentage Change	2011	Increase/ (Decrease)	Percentage Change	2010
(Dollars in thousands, except per share amounts)
Operating revenues
U.S. Cellular	$4,452,084	$108,738	3%	$4,343,346	$165,665	4%	$4,177,681
TDS Telecom	854,506	39,118	5%	815,388	19,546	2%	795,842
All other(1)	38,687	16,950	78%	21,737	8,431	63%	13,306

Total operating revenues	5,345,277	164,806	3%	5,180,471	193,642	4%	4,986,829
Operating expenses
U.S. Cellular	4,295,428	232,862	6%	4,062,566	86,358	2%	3,976,208
TDS Telecom	813,764	97,027	14%	716,737	20,729	3%	696,008
All other(1)	52,222	13,556	35%	38,666	20,144	>100%	18,522

Total operating expenses	5,161,414	343,445	7%	4,817,969	127,231	3%	4,690,738
Operating income (loss)
U.S. Cellular	156,656	(124,124)	(44)%	280,780	79,307	39%	201,473
TDS Telecom	40,742	(57,909)	(59)%	98,651	(1,183)	(1)%	99,834
All other(1)	(13,535)	3,394	20%	(16,929)	(11,713)	>(100)%	(5,216)

Total operating income	183,863	(178,639)	(49)%	362,502	66,411	22%	296,091
Other income (expenses)
Equity in earnings of unconsolidated entities	92,867	10,329	13%	82,538	(15,536)	(16)%	98,074
Interest and dividend income	9,248	103	1%	9,145	(1,363)	(13)%	10,508
Gain (loss) on investment	(3,718)	(27,821)	N/M	24,103	24,103	N/M	—
Interest expense	(86,745)	31,456	27%	(118,201)	(1,391)	(1)%	(116,810)
Other, net	720	(2,938)	(80)%	3,658	5,747	N/M	(2,089)

Total other income (expenses)	12,372	11,129	>100%	1,243	11,560	N/M	(10,317)

Income before income taxes	196,235	(167,510)	(46)%	363,745	77,971	27%	285,774
Income tax expense	73,582	(39,921)	(35)%	113,503	18,315	19%	95,188

Net income	122,653	(127,589)	(51)%	250,242	59,656	31%	190,586
Less: Net income attributable to noncontrolling interests, net of tax	(40,792)	8,884	18%	(49,676)	(3,939)	(9)%	(45,737)

Net income attributable to TDS shareholders	81,861	(118,705)	(59)%	200,566	55,717	38%	144,849
Preferred dividend requirement	(50)	—	—	(50)	—	—	(50)

Net income available to common shareholders	$81,811	$(118,705)	(59)%	$200,516	$55,717	38%	$144,799

Basic earnings per share attributable to TDS shareholders(2)	$0.75	$(1.10)	(59)%	$1.85	$0.53	40%	$1.32
Diluted earnings per share attributable to TDS shareholders(2)	$0.75	$(1.08)	(59)%	$1.83	$0.52	40%	$1.31

N/M—Percentage change not meaningful

(1)
Consists of Non-Reportable Segment, corporate operations and intercompany eliminations between U.S. Cellular, TDS Telecom, the Non-Reportable Segment and corporate operations.

(2)
On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS. Basic and diluted earnings per share attributable to TDS shareholders have been retroactively restated to reflect the impact of the increased shares outstanding as a result of the Share Consolidation Amendment as of the beginning of all periods presented. See Note 15—Common Shareholders' Equity in the Notes to Consolidated Financial Statements for additional information.

Operating Revenues and Expenses

See "Results of Operations—U.S. Cellular" and "Results of Operations—TDS Telecom" below for factors that affected Operating revenues and expenses.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Equity in earnings of unconsolidated entities

Equity in earnings of unconsolidated entities represents TDS' share of net income from entities accounted for by the equity method. TDS' investment in the Los Angeles SMSA Limited Partnership ("LA Partnership") contributed $67.2 million, $55.3 million and $64.8 million to Equity in earnings of unconsolidated entities in 2012, 2011 and 2010, respectively. TDS received cash distributions from the LA Partnership of $66.0 million in each of 2012, 2011 and 2010.

Gain (loss) on investment

Loss on investment in 2012 includes a provision for loss of $3.7 million related to a note receivable and preferred stock acquired by U.S. Cellular in connection with an acquisition in 1998. Gain on investment in 2011 includes a gain of $12.7 million from TDS' acquisition of 63% of Airadigm in September 2011 and a $13.4 million gain recorded as a result of adjusting the carrying value of a pre-existing noncontrolling interest for which U.S. Cellular purchased the remaining interest in May 2011, as more fully described in Note 7—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements.

Interest expense

TDS recorded $15.4 million in interest expense to write-off unamortized debt issuance costs related to TDS' $282.5 million, 7.6% Senior Notes, and U.S. Cellular's $330 million, 7.5% Senior Notes, redeemed on May 2, 2011 and June 20, 2011, respectively. The impact of these write-offs in 2011, along with lower effective interest rates on long-term debt and an increase in capitalized interest for multi-year projects during 2012, resulted in the year-over-year decrease of $31.5 million expense from 2011 to 2012. The increase of $1.4 million from 2010 to 2011 also reflects the 2011 write-offs, which was partially offset by an increase in capitalized interest during 2011.

Income tax expense

The effective tax rates on Income before income taxes for 2012, 2011 and 2010 were 37.5%, 31.2% and 33.3%, respectively. The following significant discrete and other items impacted income tax expense for these years:

2012—Includes tax benefits of $11.3 million resulting from state statute of limitation expirations and $6.1 million resulting from corrections relating to prior periods, offset by tax expense of $1.3 million related to state income tax audits and tax expense associated with increases to state deferred tax asset valuation allowances of $5.2 million.

2011—Includes tax benefits of $26.9 million resulting from state tax law changes and $9.0 million resulting from state statute of limitation expirations, offset by tax expense of $6.0 million resulting from correction of partnership tax basis relating to a prior period.

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

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Net income attributable to noncontrolling interest, net of tax U.S. Cellular
Noncontrolling public shareholders'	$18,431	$28,934	$24,323
Noncontrolling shareholders' or partners'	22,361	20,742	21,414

	$40,792	$49,676	$45,737

RESULTS OF OPERATIONS—U.S. CELLULAR

TDS provides wireless telephone service through U.S. Cellular, an 84%-owned subsidiary. U.S. Cellular owns, manages and invests in wireless markets throughout the United States.

Following is a table of summarized operating data for U.S. Cellular's consolidated operations.

As of December 31,	2012	2011	2010
Total population
Consolidated markets(1)	93,244,000	91,965,000	90,468,000
Consolidated operating markets(1)	46,966,000	46,888,000	46,546,000
Market penetration at end of period
Consolidated markets(2)	6.2%	6.4%	6.7%
Consolidated operating markets(2)	12.3%	12.6%	13.0%
All Customers
Total at end of period	5,798,000	5,891,000	6,072,000
Gross additions	1,302,000	1,155,000	1,372,000
Net additions (losses)	(88,000)	(186,000)	(69,000)
Smartphones sold as a percent of total devices sold(3)	55.8%	44.0%	24.6%
Retail Customers
Total at end of period	5,557,000	5,608,000	5,729,000
Postpaid smartphone penetration(3) (4)	41.8%	30.5%	16.7%
Gross additions	1,248,000	1,064,000	1,205,000
Net retail additions (losses)(5)	(47,000)	(125,000)	(15,000)
Net postpaid additions (losses)	(165,000)	(117,000)	(66,000)
Net prepaid additions (losses)	118,000	(8,000)	51,000
Service revenue components (000s)
Retail service	$3,547,979	$3,486,522	$3,459,546
Inbound roaming	348,717	348,309	253,290
Other	202,160	218,966	200,165

Total service revenues (000s)	$4,098,856	$4,053,797	$3,913,001
Total ARPU(6)	$58.70	$56.54	$53.27
Billed ARPU(7)	$50.81	$48.63	$47.10
Postpaid ARPU(8)	$54.32	$54.00	$51.21
Postpaid churn rate(9)	1.7%	1.5%	1.5%
Capital expenditures (000s)	$836,748	$782,526	$583,134
Cell sites in service	8,028	7,882	7,645

(1)
Used only to calculate market penetration of consolidated markets and consolidated operating markets, respectively. See footnote (2) below.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

(2)
Market Penetration is calculated by dividing the number of wireless customers at the end of the period by the total population of consolidated markets and consolidated operating markets, respectively, as estimated by Claritas®.

(3)
Smartphones represent wireless devices which run on an Android™, Blackberry®, or Windows Mobile® operating system, excluding tablets.

(4)
Smartphone penetration is calculated by dividing postpaid smartphone customers by total postpaid customers.

(5)
Includes net postpaid additions (losses) and net prepaid additions (losses).

(6)
Total ARPU—Average monthly service revenue per customer includes retail service, inbound roaming and other service revenues and is calculated by dividing total service revenues by the number of months in the period and by the average total customers during the period.

(7)
Billed ARPU—Average monthly billed revenue per customer is calculated by dividing total retail service revenues by the number of months in the period and by the average total customers during the period. Retail service revenues include revenues attributable to postpaid, prepaid and reseller customers.

(8)
Postpaid ARPU—Average monthly revenue per postpaid customer is calculated by dividing total retail service revenues from postpaid customers by the number of months in the period and by the average postpaid customers during the period.

(9)
Represents the percentage of the retail postpaid customer base that disconnects service each month. This figure represents the average monthly postpaid churn rate for each respective annual period.

Components of Operating Income

Year Ended December 31,	2012	Increase/ (Decrease)	Percentage Change	2011	Increase/ (Decrease)	Percentage Change	2010
(Dollars in thousands)
Retail service	$3,547,979	$61,457	2%	$3,486,522	$26,976	1%	$3,459,546
Inbound roaming	348,717	408	—	348,309	95,019	38%	253,290
Other	202,160	(16,806)	(8)%	218,966	18,801	9%	200,165

Service revenues	4,098,856	45,059	1%	4,053,797	140,796	4%	3,913,001
Equipment sales	353,228	63,679	22%	289,549	24,869	9%	264,680

Total operating revenues	4,452,084	108,738	3%	4,343,346	165,665	4%	4,177,681
System operations (excluding Depreciation, amortization and accretion reported below)	946,805	17,426	2%	929,379	74,448	9%	854,931
Cost of equipment sold	935,947	144,145	18%	791,802	35,512	5%	756,290
Selling, general and administrative	1,764,933	(4,768)	—	1,769,701	(13,614)	(1)%	1,783,315
Depreciation, amortization and accretion	608,633	35,076	6%	573,557	2,602	—	570,955
(Gain) loss on asset disposals and exchanges, net	18,088	19,961	N/M	(1,873)	(12,590)	N/M	10,717
(Gain) loss on sale of business and other exit costs, net	21,022	21,022	N/M	—	—	N/M	—

Total operating expenses	4,295,428	232,862	6%	4,062,566	86,358	2%	3,976,208

Operating income	$156,656	$(124,124)	(44)%	$280,780	$79,307	39%	$201,473

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

Retail service revenues

Retail service revenues increased by $61.5 million, or 2%, to $3,548.0 million primarily due to the impact of an increase in the average monthly retail service revenue per customer, partially offset by a decrease in U.S. Cellular's average customer base.

The average number of customers decreased to 5,819,000 in 2012 from 5,975,000 in 2011, driven by reductions in postpaid and reseller customers. The average number of customers in 2011 decreased from 6,121,000 in 2010 driven by reductions in postpaid, prepaid and reseller customers.

Average monthly retail service revenue per customer increased to $50.81 in 2012 from $48.63 in 2011, and in 2011 increased from $47.10 in 2010. The increase in 2012 from 2011 reflects the impact of a larger portion of the customer base using smartphones which drives incremental data access revenue. The average monthly retail service revenue increase in both years also includes the impact of a reduction in the number of reseller customers, who typically generate lower average monthly revenues.

U.S. Cellular expects continued pressure on revenues in the foreseeable future due to industry competition for customers and related effects on pricing of service plan offerings offset to some degree by continued adoption of smartphones and data usage.

U.S. Cellular accounts for loyalty reward points under the deferred revenue method. Under this method, U.S. Cellular allocates a portion of the revenue billed to customers with applicable plans to the loyalty reward points. The revenue allocated to these points is initially deferred in the Consolidated Balance Sheet and is recognized in future periods when the loyalty reward points are redeemed or used. Application of the deferred revenue method of accounting related to loyalty reward points resulted in deferring net revenues of $17.7 million in 2012, $31.8 million in 2011, and $7.1 million in 2010. Deferred revenues related to loyalty reward points are included in the Customer deposits and deferred revenues in the Consolidated Balance Sheet at December 31, 2012 and December 31, 2011.

Inbound roaming revenues

Inbound roaming revenues of $348.7 million were flat in 2012 compared to 2011 as higher data revenues, reflecting significantly higher volumes but lower negotiated rates, were offset by lower voice revenues, reflecting both lower volumes and rates. In 2011, inbound roaming revenues increased $95.0 million, or 38% compared to 2010 as an increase in data roaming revenues was partially offset by a decrease in voice roaming revenues. U.S. Cellular expects continued growth in data roaming volume but also expects that the revenue impact of this growth will be offset by the impacts of decreases in negotiated data roaming rates and voice roaming volumes.

Other revenues

As described below, ETC support was phased down to 80% of 2011 levels beginning July 1, 2012. As a result, Other revenues decreased by $16.8 million, or 8%, in 2012 compared to 2011. In 2011, the increase of $18.8 million, or 9%, was driven primarily by increased ETC revenues due to expanded eligibility in certain states and adjustments by the Universal Service Administrative Company ("USAC") that reduced amounts received in prior years. U.S. Cellular was eligible to receive ETC funds in sixteen states in 2012, 2011 and 2010. ETC revenues recorded in 2012, 2011 and 2010 were $140.8 million, $160.5 million and $143.9 million, respectively.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Pursuant to the FCC's Reform Order (See "Overview—FCC Reform Order" above), U.S. Cellular's ETC support is currently being phased down. Support for 2012 (excluding certain adjustments) was frozen on January 1, 2012 at 2011 levels and was reduced by 20% starting in July 2012. Support will be reduced by 20% in July of each subsequent year; however, if the Phase II Mobility Fund is not operational by July 2014, the phase down will halt at that time and U.S. Cellular will receive 60% of its baseline support until the Phase II Mobility Fund is operational.

See the "Overview—FCC Reform Order" section above for a discussion of alternative sources of funding. At this time, U.S. Cellular cannot predict the net effect of the FCC's changes to the USF high cost support program in the Reform Order or the extent to which reductions in support will be offset with additional support from the CAF or the Mobility Fund. Accordingly, U.S. Cellular cannot predict whether such changes will have a material adverse effect on U.S. Cellular's business, financial condition or results of operations.

Equipment sales revenues

Equipment sales revenues include revenues from sales of wireless devices and related accessories to both new and existing customers, as well as revenues from sales of wireless devices and accessories to agents. All equipment sales revenues are recorded net of rebates.

U.S. Cellular offers a competitive line of quality wireless devices to both new and existing customers. U.S. Cellular's customer acquisition and retention efforts include offering new wireless devices to customers at discounted prices; in addition, customers on currently offered rate plans receive loyalty reward points that may be used to purchase a new wireless device or accelerate the timing of a customer's eligibility for a wireless device upgrade at promotional pricing. U.S. Cellular also continues to sell wireless devices to agents including national retailers; this practice enables U.S. Cellular to provide better control over the quality of wireless devices sold to its customers, establish roaming preferences and earn quantity discounts from wireless device manufacturers which are passed along to agents and other retailers. U.S. Cellular anticipates that it will continue to sell wireless devices to agents in the future.

The increase in 2012 equipment sales revenues of $63.7 million, or 22%, to $353.2 million was driven primarily by a 17% increase in average revenue per wireless device sold; an increase in equipment activation fees also was a factor. Average revenue per wireless device sold increased due to a shift in customer preference to higher priced smartphones. The increase in 2011 equipment sales revenues of $24.9 million, or 9%, to $289.5 million was driven by a 15% increase in average revenue per wireless device sold offset by a 4% decrease in total wireless devices sold.

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

System operations expenses increased $17.4 million, or 2%, to $946.8 million in 2012 and $74.4 million, or 9%, to $929.4 million in 2011. Key components of the overall increases in System operations expenses were as follows:

•
Maintenance, utility and cell site expenses increased $24.4 million, or 6%, in 2012 and $26.4 million, or 7%, in 2011, driven primarily in both years by increases in the number of cell sites within U.S. Cellular's network and costs related to the deployment and operation of LTE networks. The number of cell sites totaled 8,028, 7,882 and 7,645 in 2012, 2011 and 2010, respectively, as U.S. Cellular continued to expand and enhance coverage in its existing markets. The increases in expenses were also due to an increase in software maintenance costs to support increased data needs.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
Customer usage expenses increased by $4.1 million, or 1%, in 2012, and $2.7 million, or 1%, in 2011, primarily due to an increase in data capacity and usage, offset by a decline in voice usage in both years as well as reduced intercarrier compensation expenses as a result of the FCC's Reform Order.

•
Expenses incurred when U.S. Cellular's customers used other carriers' networks while roaming decreased $11.1 million, or 4%, in 2012 and increased $45.4 million, or 22%, in 2011. In 2012 roaming data usage continued to increase rapidly but it was more than offset by reductions in negotiated roaming rates and continued decreases in voice roaming. The increase in 2011 was primarily due to increased data roaming usage partially offset by a decline in voice roaming expenses.

U.S. Cellular expects system operations expenses to increase in the future to support the continued growth in cell sites and other network facilities as it continues to add capacity, enhance quality and deploy new technologies as well as to support increases in total customer usage, particularly data usage. However, these increases are expected to be offset to some extent by cost savings generated by shifting data traffic to the 4G LTE network from the 3G network, containment of roaming expense via lower negotiated rates and initiatives designed to reduce overall customer usage.

Cost of equipment sold

Cost of equipment sold increased $144.1 million, or 18%, in 2012 and $35.5 million, or 5% in 2011. In 2012, total devices sold increased by 1% due to expanded distribution for U Prepaid compared to a decline in total wireless devices sold in 2011. In both years there was an increase in the average cost per wireless device sold (18% in 2012 and 8% in 2011) due to a shift in the mix of sales to smartphones. In 2012, the introduction of 4G LTE devices also was a significant driver to the increase in Cost of equipment sold as these devices are more costly than similar 3G devices. However, 4G LTE technology results in lower system operations expense during a customer's lifecycle.

U.S. Cellular's loss on equipment, defined as equipment sales revenues less cost of equipment sold, was $582.7 million, $502.3 million and $491.6 million for 2012, 2011 and 2010, respectively. U.S. Cellular expects loss on equipment to continue to be a significant cost in the foreseeable future as wireless carriers continue to use device availability and pricing as a means of competitive differentiation. In addition, U.S. Cellular expects increasing sales of data centric wireless devices such as smartphones and tablets to result in higher equipment subsidies over time; these devices generally have higher purchase costs which cannot be recovered through proportionately higher selling prices to customers. Smartphones sold as a percentage of total devices sold was 56%, 44% and 25% in 2012, 2011 and 2010, respectively.

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

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Selling, general and administrative expenses decreased by $4.8 million to $1,764.9 million in 2012 and by $13.6 million to $1,769.7 in 2011. Key components of the net changes in Selling, general and administrative expenses were as follows:

2012—

•
Selling and marketing expenses decreased by $24.8 million, or 3%, primarily from more cost-effective advertising spending.

•
General and administrative expenses increased by $20.1 million, or 2%, driven by increases in bad debt expense, Federal Universal Service Charge ("FUSC") expense and non-income tax expense. FUSC charges are assessed to customers and also included in Service revenues.

2011—

•
Selling and marketing expenses decreased by $13.7 million, or 2%, primarily due to lower advertising costs as a result of shifting advertising efforts to more cost effective methods as well as lower commissions expense reflecting fewer eligible transactions.

•
General and administrative expenses were relatively flat year over year.

Depreciation, amortization and accretion

Depreciation, amortization and accretion expense increased $35.1 million in 2012, or 6% primarily due to the acceleration of depreciation in the Divestiture Markets and depreciation and amortization on asset additions.

(Gain) loss on asset disposals and exchanges, net

(Gain) loss on asset disposals and exchanges, net was a loss of $18.1 million in 2012 primarily due to losses resulting from the write-off of certain network assets.

(Gain) loss on sale of business and other exit costs, net

(Gain) loss on sale of business and other exit costs, net was a loss of $21.0 million in 2012. This loss is primarily due to employee severance costs and asset write-offs in the Divestiture Markets, partially offset by a $4.2 million gain resulting from the sale of a wireless market in March 2012.

See "Financial Resources" and "Liquidity and Capital Resources" for a discussion of U.S. Cellular's capital expenditures.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS—TDS TELECOM

TDS conducts its wireline operations through TDS Telecom, a wholly-owned subsidiary. The following table summarizes operating data for TDS Telecom's ILEC and CLEC operations:

As of December 31,	2012	2011	2010
ILEC
Residential Connections
Physical access lines(1)	350,100	367,500	386,600
Broadband connections(2)	221,700	219,600	210,300
IPTV customers	7,900	4,600	3,900

ILEC residential connections	579,700	591,700	600,800

Commercial Connections
Physical access lines(1)	107,600	114,400	121,100
Broadband connections(2)	18,500	18,200	17,000
managedIP connections(3)	17,200	8,600	4,000

ILEC commercial connections	143,300	141,200	142,100

CLEC
Residential Connections
Physical access lines(1)	24,600	31,800	42,200
Broadband connections(2)	8,200	11,000	14,500

CLEC residential connections	32,800	42,800	56,700

Commercial Connections
Physical access lines(1)	135,500	157,300	174,800
Broadband connections(2)	11,200	14,600	16,400
managedIP connections(3)	77,400	44,900	26,000

CLEC commercial connections	224,100	216,800	217,200

Total ILEC and CLEC Customer Connections	979,900	992,500	1,016,800

(1)
A physical access line is the individual circuit connecting a customer to TDS Telecom's central office facilities.

(2)
The number of customers provided high-capacity data circuits via various technologies, including DSL and dedicated Internet circuit technologies.

(3)
The number of telephone handsets, data lines and IP trunks providing communications using IP networking technology.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

TDS Telecom Total (ILEC, CLEC, and HMS Operations)

Components of Operating Income

Year Ended December 31,	2012	Increase/ (Decrease)	Percentage Change	2011	Increase/ (Decrease)	Percentage Change	2010
(Dollars in thousands)
Operating revenues
ILEC revenues	$578,412	$(19,399)	(3)%	$597,811	$(9,033)	(1)%	$606,844
CLEC revenues	173,397	(6,935)	(4)%	180,332	(7,652)	(4)%	187,984
HMS revenues	113,010	65,830	>100%	47,180	36,630	>100%	10,550
Intra-company elimination	(10,313)	(378)	(4)%	(9,935)	(399)	(4)%	(9,536)

TDS Telecom operating revenues	854,506	39,118	5%	815,388	19,546	2%	795,842
Operating expenses
ILEC expenses	514,138	17,515	4%	496,623	(11,782)	(2)%	508,405
CLEC expenses	179,289	1,371	1%	177,918	(8,164)	(4)%	186,082
HMS expenses	130,650	78,519	>100%	52,131	41,074	>100%	11,057
Intra-company elimination	(10,313)	(378)	(4)%	(9,935)	(399)	(4)%	(9,536)

TDS Telecom operating expenses	813,764	97,027	14%	716,737	20,729	3%	696,008

TDS Telecom operating income	$40,742	$(57,909)	(59)%	$98,651	$(1,183)	(1)%	$99,834

ILEC Operations

Components of Operating Income

Year Ended December 31,	2012	Increase/ (Decrease)	Percentage Change	2011	Increase/ (Decrease)	Percentage Change	2010
(Dollars in thousands)
Operating revenues
Residential	$279,400	$(458)	—	$279,858	$455	—	$279,403
Commercial	97,382	(1,199)	(1)%	98,581	(6,263)	(6)%	104,844
Wholesale	201,630	(17,742)	(8)%	219,372	(3,225)	(1)%	222,597

Total operating revenues	578,412	(19,399)	(3)%	597,811	(9,033)	(1)%	606,844
Operating expenses
Cost of services and products (excluding depreciation, amortization and accretion reported below)	192,514	923	—	191,591	(1,108)	(1)%	192,699
Selling, general and administrative expenses	170,493	12,191	8%	158,302	(10,481)	(6)%	168,783
Depreciation, amortization and accretion	150,557	4,870	3%	145,687	(664)	—	146,351
Loss on asset disposals, net	535	(508)	(49)%	1,043	471	82%	572
Loss on sale of business and other exit costs, net	39	39	N/M	—	—	N/M	—

Total operating expenses	514,138	17,515	4%	496,623	(11,782)	(2)%	508,405

Total operating income	$64,274	$(36,914)	(36)%	$101,188	$2,749	3%	$98,439

N/M—Percentage change not meaningful

Operating Revenues

Residential revenues consist of voice, data and video services to our residential customer base.

Residential revenues of $279.4 million in 2012 were essentially the same compared to 2011 and 2010. Reductions in the number of residential connections of 2% and 1% in 2012 and 2011, respectively, negatively impacted residential revenues by $4.7 million and $2.1 million. Customers choosing higher speed data plans drove a 2% increase in average revenue per residential connection in 2012, which increased residential revenues $6.0 million. Reductions in discounts attributed to bundled offerings increased revenues $2.7 million in 2011 compared to 2010.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Commercial revenues consist of data and voice services and sales and installation of business telephone systems to our commercial customer base.

The decrease in Commercial revenues of $1.2 million or 1% to $97.4 million in 2012 was primarily due to a $1.9 million decline in business systems sales and charges for directory assistance. A $1.9 million increase in revenue resulting from an increase in commercial connections was partially offset by a $1.3 million decrease in the average revenue per commercial connection.

The decrease in Commercial revenues of $6.3 million or 6% to $98.6 million in 2011 was primarily due to a $3.2 million decline in business systems sales. A decrease in commercial connections resulted in a $1.5 million decrease in revenue and a decrease in the average revenue per commercial connection reduced revenue by $1.3 million.

Wholesale revenues consist of compensation from other carriers for utilizing TDS Telecom's network infrastructure and regulatory recoveries.

Wholesale revenues decreased $17.7 million or 8% to $201.6 million in 2012. Wholesale revenues decreased $7.8 million in 2012 as a result of changes in support mechanisms and in intercarrier compensation resulting from the Reform Order released by the FCC in November 2011, as described in the Overview—FCC Reform Order section above. Revenues received through interstate and intrastate regulatory recovery mechanisms also decreased $5.7 million due to changes in eligible expense recovery thresholds and reductions in the pool earnings. Additionally, Wholesale revenues declined $4.9 million due to a 12% decline in intrastate minutes of use. TDS Telecom expects Wholesale revenues to continue to decline in 2013.

Wholesale revenues decreased by $3.2 million or 1% to $219.4 million in 2011. Wholesale revenues decreased $4.2 million due to a 9% decline in intrastate minutes of use and $2.4 million due to declines in revenues received through interstate regulatory recovery mechanisms. Partially offsetting these decreases was an increase of $1.2 million in revenues received from state USF programs.

Operating Expenses

Cost of services and products (excluding Depreciation, amortization and accretion)

Cost of services and products of $192.5 million in 2012 were flat compared to 2011. Increases in employee related costs, increased charges related to IPTV expansion and network maintenance costs were nearly offset by decreased costs of goods sold, lower circuit charges and a decrease in reciprocal compensation expense related to the FCC Reform Order which mandated rate reductions that became effective in July of 2012.

Cost of services and products of $191.6 million in 2011 were flat compared to 2010. Reduced network costs primarily resulting from improved circuit infrastructure and traffic routing and decreased costs of goods sold, were nearly offset by increased expense associated with promotions.

Selling, general and administrative expenses

Selling, general and administrative expenses increased $12.2 million or 8% to $170.5 million in 2012. Discrete benefits recorded in 2011 including receipt of insurance proceeds, the refund of certain prior year regulatory contributions and the settlement of a legal dispute decreased 2011 Selling, general and administrative expenses by $7.7 million. These discrete benefits in 2011 were the primary cause of the overall expense decrease from 2010 to 2011, and expense increase from 2011 to 2012. Additionally, higher employee related and contractor costs, and contributions to the USF contributed to the increase in 2012.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Depreciation, amortization and accretion expense

Depreciation, amortization and accretion expense increased $4.9 million or 3% to $150.6 million in 2012 due to increased capital additions.

Depreciation, amortization and accretion expense of $145.7 million in 2011 was flat compared to 2010.

CLEC Operations

Components of Operating Income

Year Ended December 31,	2012	Increase/ (Decrease)	Percentage Change	2011	Increase/ (Decrease)	Percentage Change	2010
(Dollars in thousands)
Operating revenues
Residential	$17,192	$(4,814)	(22)%	$22,006	$(8,545)	(28)%	$30,551
Commercial	138,637	407	—	138,230	2,018	1%	136,212
Wholesale	17,568	(2,528)	(13)%	20,096	(1,125)	(5)%	21,221

Total operating revenues	173,397	(6,935)	(4)%	180,332	(7,652)	(4)%	187,984
Operating expenses
Cost of services and products (excluding depreciation, amortization and accretion reported below)	89,949	(1,399)	(2)%	91,348	(5,586)	(6)%	96,934
Selling, general and administrative expenses	66,886	2,377	4%	64,509	402	1%	64,107
Depreciation, amortization and accretion	21,969	(7)	—	21,976	(2,703)	(11)%	24,679
Loss on asset disposals, net	485	400	>100%	85	(277)	(77)%	362

Total operating expenses	179,289	1,371	1%	177,918	(8,164)	(4)%	186,082

Total operating income	$(5,892)	$(8,306)	N/M	$2,414	$512	27%	$1,902

N/M—Percentage change not meaningful

Operating Revenues

Residential revenues consist of data and voice services to our residential customer base.

Residential revenues decreased $4.8 million or 22% to $17.2 million in 2012, and decreased $8.5 million or 28% to $22.0 million in 2011. Average residential connections decreased 24% in 2012 and 2011, respectively, as the CLEC operations continue to implement a strategic shift towards serving primarily a commercial subscriber base.

Commercial revenues consist of data and voice services to our commercial customer base.

Commercial revenues of $138.6 million in 2012 were essentially unchanged compared to 2011 and 2010. The revenue increase from the growth in managedIP connections was partially offset by a decrease in revenue from the decline in legacy voice and data services in both 2012 and 2011.

Wholesale revenues represent charges to other carriers for utilizing TDS Telecom's network infrastructure.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Wholesale revenues decreased $2.5 million or 13% to $17.6 million in 2012 primarily due to lower average rates due to the FCC Reform Order which mandated rate reductions that became effective July 2012. Wholesale revenues decreased $1.1 million or 5% to $20.1 million in 2011 due to an 11% reduction in minutes of use, which resulted in a $3.1 million decrease to Wholesale revenues which was partially offset by a $1.8 million increase in special access revenues.

Operating Expenses

Cost of services and products (excluding Depreciation, amortization and accretion)

Cost of services decreased $1.4 million or 2% to $89.9 million in 2012, and decreased $5.6 million or 6% to $91.3 million in 2011. Reductions in purchased network services of $2.7 million and $5.5 million in 2012 and 2011, respectively, have been realized as a result of the decline in the residential customer base. Reciprocal compensation expense decreased $0.9 million in 2012 due to the FCC Reform Order.

Selling, general and administrative expenses

Selling, general and administrative expenses increased $2.4 million or 4% to $66.9 million in 2012 primarily due to an increase in contributions to the USF.

Selling, general and administrative expenses were relatively unchanged in 2011 as increases in payroll related expense of $1.5 million were mostly offset by decreases in USF charges and bad debt expense.

Depreciation, amortization and accretion expense

Depreciation, amortization and accretion expense of $22.0 million was unchanged at 2012.

Depreciation, amortization and accretion expense decreased $2.7 million or 11% to $22.0 million in 2011 primarily due to accelerated depreciation recorded in 2010 on certain equipment due to technological obsolescence as well as certain assets becoming fully depreciated in 2011.

HMS Operations

Components of Operating Income

Year Ended December 31,	2012	Increase/ (Decrease)	Percentage Change	2011	Increase/ (Decrease)	Percentage Change	2010
(Dollars in thousands)
Total operating revenues	$113,010	$65,830	>100%	$47,180	$36,630	>100%	$10,550
Operating expenses
Cost of services and products (excluding depreciation, amortization and accretion reported below)	75,781	52,279	>100%	23,502	19,903	>100%	3,599
Selling, general and administrative expenses	34,193	18,546	>100%	15,647	11,410	>100%	4,237
Depreciation, amortization and accretion	20,568	7,701	60%	12,867	9,843	>100%	3,024
Loss on asset disposals, net	108	(7)	(6)%	115	(82)	(42)%	197

Total operating expenses	130,650	78,519	>100%	52,131	41,074	>100%	11,057

Total operating income	$(17,640)	$(12,689)	>(100)%	$(4,951)	$(4,444)	>(100)%	$(507)

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating Revenues

HMS operating revenues consist of colocation, dedicated hosting, hosted application management, cloud computing services, and planning, engineering, procurement, installation, sales and management of IT infrastructure hardware solutions.

HMS revenues increased $65.8 million to $113.0 million in 2012. The acquisitions of OneNeck in June of 2011 and Vital in June of 2012 contributed $64.1 million of incremental 2012 revenues.

HMS revenues increased $36.6 million to $47.2 million in 2011. The acquisitions of VISI and TEAM in March and December of 2010, respectively and OneNeck in June of 2011 contributed $34.9 million of the increase in 2011 revenues compared to 2010.

Operating Expenses

Cost of services and products (excluding Depreciation, amortization and accretion)

Cost of services and products increased $52.3 million to $75.8 million in 2012 and increased $19.9 million to $23.5 million in 2011. Acquisitions increased Cost of services and products $47.7 million and $19.1 million in 2012 and 2011, respectively.

Selling, general and administrative expense

Selling, general and administrative expense increased $18.5 million to $34.2 million in 2012 and increased $11.4 million to $15.6 million in 2011. Acquisitions increased Selling, general and administrative expense $15.1 million and $9.9 million in 2012 and 2011, respectively. Additional expenses were incurred in both 2012 and 2011 as TDS Telecom develops the infrastructure and products and services to grow the HMS operations.

Depreciation, amortization and accretion expense

Depreciation, amortization and accretion expense increased $7.7 million to $20.6 million in 2012 and increased $9.8 million to $12.9 million in 2011 primarily due to acquisitions. Customer list and trade name amortization contributed $4.4 million and $3.6 million of the increase in 2012 and 2011, respectively.

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

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

FINANCIAL RESOURCES

TDS operates a capital- and marketing-intensive business. TDS utilizes cash on hand, cash from operating activities, cash proceeds from divestitures and disposition of investments, short-term credit facilities and long-term debt financing to fund its acquisitions (including licenses), construction costs, operating expenses and share repurchases. Cash flows may fluctuate from quarter to quarter and year to year due to seasonality, the timing of acquisitions, capital expenditures and other factors. The table below and the following discussion in this Financial Resources section summarize TDS' cash flow activities in 2012, 2011 and 2010.

	2012	2011	2010
(Dollars in thousands)
Cash flows from (used in)
Operating activities	$1,105,172	$1,255,711	$1,076,207
Investing activities	(998,078)	(866,089)	(1,208,038)
Financing activities	70,112	(168,030)	(200,955)

Net increase (decrease) in cash and cash equivalents	$177,206	$221,592	$(332,786)

The Divestiture Transaction, as described above, resulted in net Cash used in operating activities of $0.3 million during the year ended December 31, 2012. Cash flows from operating and financing activities in future periods will be impacted by the Divestiture Transaction, as described in the Divestiture Transaction section.

Cash Flows from Operating Activities

The following table presents Adjusted OIBDA and is included for purposes of analyzing changes in operating activities. Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the loss on impairment of assets (if any); the net gain or loss on asset disposals and exchanges (if any); and the net gain or loss on sale of business and other exit costs (if any). A more detailed description of Adjusted OIBDA is presented with Note 17—Business Segment Information in the Notes to Consolidated Financial Statements.

	2012	2011	2010
(Dollars in thousands)
Operating income	$183,863	$362,502	$296,091
Add back:
Depreciation, amortization and accretion	813,626	765,776	755,649
Loss on impairment of assets	515	—	—
(Gain) loss on asset disposals and exchanges, net	19,741	(810)	11,763
(Gain) loss on sale of business and other exit costs, net	21,061	—	—

Adjusted OIBDA	$1,038,806	$1,127,468	$1,063,503

Cash flows from operating activities in 2012 were $1,105.2 million, a decrease of $150.5 million from 2011. Significant changes included the following:

•
Adjusted OIBDA, as shown in the table above, decreased by $88.7 million primarily due to a decrease in operating income. See discussion in the "Results of Operations" for factors that affected operating income.

•
Income tax refunds, net of $62.0 million were recorded in 2012 compared to income tax refunds, net of $67.0 million in 2011. This resulted in a year-over-year decrease in cash flows of $5.0 million. Federal tax refunds of $71.5 million were received in 2012 for carrybacks from the 2011 tax year to the 2009 and 2010 tax years. TDS incurred a federal net operating loss in 2011 attributed to 100% bonus

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

  depreciation applicable to qualified capital expenditures. TDS' future federal income tax liabilities associated with the current benefits being realized from bonus depreciation are accrued as a component of Net deferred income tax liability (noncurrent) in the Consolidated Balance Sheet. TDS expects federal income tax payments to substantially increase beginning in 2014 and remain at a higher level for several years as the amount of TDS' federal tax depreciation deduction substantially decreases as a result of having accelerated depreciation in earlier years. This expectation considers the bonus depreciation provisions enacted in January 2013, which includes 50% federal tax bonus depreciation on qualified capital expenditures in the 2013 tax year and assumes that federal bonus depreciation provisions are not enacted in future periods. To the extent further federal bonus depreciation provisions are enacted, this expectation will change.

•
Changes in Accounts receivable combined with the impact of Bad debts expense required $6.4 million and $26.8 million in 2012 and 2011, respectively, resulting in a year-over-year increase in cash flows of $20.4 million. Accounts receivable balances fluctuate based on the timing of customer payments, promotions and other factors.

•
Changes in Inventory required $29.9 million in 2012 and $13.4 million in 2011, resulting in a $16.5 million year-over-year decrease in cash flows. This change was primarily due to higher inventory levels and a change in inventory mix, resulting in a higher cost per unit.

•
Changes in Accounts payable required $12.3 million in 2012 and provided $29.3 million in 2011 causing a year-over-year decrease in cash flows of $41.6 million. Changes in Accounts payable were primarily driven by payment timing differences related to network equipment and device purchases.

•
Changes in other assets and liabilities required $30.5 million and $4.4 million in 2012 and 2011, respectively, causing a year-over-year decrease in cash flows of $26.1 million. This change was primarily due to an increase in LTE-related deferred charges.

Cash flows from operating activities in 2011 were $1,255.7 million, an increase of $179.5 million from 2010. Significant changes included the following:

•
Adjusted OIBDA, as shown in the table above, increased by $64.0 million primarily due to an increase in operating income. See discussion in the "Results of Operations" for factors that affected operating income.

•
Income tax refunds, net of $67.0 million were recorded in 2011 compared to income tax payments, net of $87.1 million in 2010 resulting in a $154.1 million year-over-year increase in cash flows. Tax refunds received in 2011 primarily represented federal refunds related to the 2010 tax year.

•
Changes in Inventory required $13.4 million in 2011 and provided $40.7 million in 2010, resulting in a $54.0 million year-over-year decrease in cash flows. This change was primarily due to higher inventory levels and a change in inventory mix, resulting in a higher cost per unit.

•
Changes in Accounts payable provided $29.3 million in 2011 and required $47.8 million in 2010 causing a year-over-year increase in cash flows of $77.1 million. Changes in Accounts payable were driven primarily by payment timing differences related to network equipment and device purchases.

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

Cash Flows from Investing Activities

TDS makes substantial investments to acquire wireless licenses and properties and to construct and upgrade telecommunications networks and facilities as a basis for creating long-term value for shareholders. In recent years, rapid changes in technology and new opportunities have required substantial investments in potentially revenue-enhancing and cost-reducing upgrades to TDS' networks.

Capital expenditures (i.e. additions to property, plant and equipment and system development expenditures) totaled $1,004.6 million in 2012, $987.2 million in 2011 and $755.0 million in 2010. Cash used for additions to property, plant and equipment is reported in the Consolidated Statement of Cash Flows and excludes amounts accrued in Accounts payable for capital expenditures at December 31 of the current year, and includes amounts paid in the current period that were accrued at December 31 of the prior year. Cash used for additions to property, plant and equipment totaled $995.5 million, $971.8 million and $739.2 million in 2012, 2011 and 2010, respectively. These expenditures were made to provide for customer and usage growth (in recent periods, particularly with respect to data usage), to upgrade service and to take advantage of service-enhancing and cost-reducing technological developments in order to maintain competitive services.

•
U.S. Cellular's capital expenditures totaled $836.7 million in 2012, $782.5 million in 2011 and $583.1 million in 2010 representing expenditures to construct new cell sites, build-out 4G LTE networks in certain markets, increase capacity in existing cell sites and switches, develop new and enhance existing office systems such as the new Billing and Operational Support System ("B/OSS") and customer relationship management platforms, and construct new and remodel existing retail stores.

•
TDS Telecom's capital expenditures for its ILEC operations totaled $137.1 million in 2012, $141.8 million in 2011 and $123.6 million in 2010 representing expenditures to upgrade property, plant and equipment to provide enhanced services. TDS Telecom's capital expenditures for its CLEC operations totaled $21.5 million in 2012, $22.4 million in 2011 and $20.3 million in 2010 for switching and other network facilities. TDS Telecom's capital expenditures for its HMS operations totaled $15.3 million in 2012, $27.0 million in 2011 and $13.4 million in 2010 representing expenditures to expand data center facilities and purchase IT related equipment to deliver products and services.

Cash payments for acquisitions in 2012, 2011 and 2010 were as follows:

Cash Payments for Acquisitions(1)	2012	2011	2010
(Dollars in thousands)
U.S. Cellular licenses	$122,690	$4,406	$17,101
U.S. Cellular businesses	—	19,367	—
HMS businesses	40,692	95,865	64,590
Non-Reportable Segment(2)	—	(14,130)	—

Total	$163,382	$105,508	$81,691

(1)
Cash amounts paid for the acquisitions may differ from the purchase price due to cash acquired in the transactions and cash payments remitted in periods subsequent to the respective transactions.

(2)
Cash held by Airadigm at acquisition. TDS acquired 63% of Airadigm on September 23, 2011.

In March 2012, U.S. Cellular sold the majority of the assets and liabilities of a wireless market for $49.8 million in cash. See Note 7—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information related to this sale.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

TDS invested $120.0 million, $180.9 million and $493.8 million in 2012, 2011 and 2010, respectively, in U.S. Treasury securities and corporate notes with maturities greater than three months from the acquisition date. TDS realized cash proceeds of $243.4 million, $393.2 million and $106.3 million in 2012, 2011 and 2010, respectively, related to the maturities of its investments in U.S. Treasury securities, corporate notes and certificates of deposit.

Cash Flows from Financing Activities

Cash flows from financing activities primarily reflect repayment of and proceeds from short-term and long-term debt balances, dividends to shareholders, distributions to noncontrolling interests, cash used to repurchase Common Shares and cash proceeds from reissuance of Common Shares pursuant to stock-based compensation plans.

In September 2011, Airadigm paid $32.7 million to the FCC in satisfaction of amounts due pursuant to Airadigm's plan of reorganization. See Note 7—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information related to this acquisition.

In November 2012, TDS issued $195.0 million of 5.875% Senior Notes due 2061, and paid related debt issuance costs of $7.1 million.

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

In November 2010, TDS issued $225.0 million aggregate principal amount of 6.875% Senior Notes due in 2059, and paid related debt issuance costs of $7.6 million. In December 2010, TDS redeemed $217.5 million aggregate principal amount of the outstanding $500.0 million aggregate principal amount of its 7.6% Series A Senior Notes due 2041. The redemption price of $222.0 million was 100% of the outstanding aggregate principal amount, plus accrued and unpaid interest thereon until the redemption date. The redemption was financed with the net proceeds from the issuance of $225.0 million in aggregate principal amount of TDS' 6.875% Senior Notes.

Free Cash Flow

The following table presents Free cash flow. Free cash flow is defined as Cash flows from operating activities less Cash used for additions to property, plant and equipment. Free cash flow is a non-GAAP financial measure. TDS believes that Free cash flow as reported by TDS may be useful to investors and other users of its financial information in evaluating the amount of cash generated by business operations, after Cash used for additions to property, plant and equipment.

	2012	2011	2010
(Dollars in thousands)
Cash flows from operating activities	$1,105,172	$1,255,711	$1,076,207
Cash used for additions to property, plant and equipment	(995,517)	(971,759)	(739,222)

Free cash flow	$109,655	$283,952	$336,985

See Cash flows from Operating Activities and Cash flows from Investing Activities for details on the changes to the components of Free cash flow.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

LIQUIDITY AND CAPITAL RESOURCES

TDS believes that existing cash and investment balances, funds available under its revolving credit facilities and expected cash flows from operating and investing activities provide substantial liquidity and financial flexibility for TDS to meet its normal financing needs (including working capital, construction and development expenditures and share repurchases under approved programs) for the foreseeable future. In addition, TDS and its subsidiaries may access public and private capital markets to help meet their financing needs.

U.S. Cellular's profitability historically has been lower in the fourth quarter as a result of significant promotional spending during the holiday season. Changes in these or other economic factors could have a material adverse effect on demand for TDS' products and services and on TDS' financial condition and results of operations.

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

Cash and Cash Equivalents

At December 31, 2012, TDS had $740.5 million in Cash and cash equivalents. Of this amount, $378.4 million consisted of Cash and cash equivalents held by U.S. Cellular. Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less. The primary objective of TDS' Cash and cash equivalents investment activities is to preserve principal. At December 31, 2012, the majority of TDS' Cash and cash equivalents was held in money market funds that invest exclusively in U.S. Treasury securities or in repurchase agreements fully collateralized by such obligations. TDS monitors the financial viability of the money market funds and direct investments in which it invests and believes that the credit risk associated with these investments is low.

Short-term and Long-term Investments

At December 31, 2012, TDS had $115.7 million in Short-term investments and $50.3 million in Long-term investments. Of this amount, $100.7 million and $50.3 million consisted of Short-term investments and Long-term investments, respectively, held by U.S. Cellular. Short-term and Long-term investments consist primarily of U.S. Treasury securities which are designated as held-to-maturity investments and recorded at amortized cost in the Consolidated Balance Sheet. For these investments, TDS' objective is to earn a higher rate of return on funds that are not anticipated to be required to meet liquidity needs in the near term, while maintaining a low level of investment risk. See Note 3—Fair Value Measurements in the Notes to Consolidated Financial Statements for additional details on Short-term and Long-term investments.

Revolving Credit Facilities

TDS and U.S. Cellular have revolving credit facilities available for general corporate purposes.

In connection with U.S. Cellular's revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated December 17, 2010 together with the administrative agent for the lenders under U.S. Cellular's revolving credit facility. At December 31, 2012, no U.S. Cellular debt was subordinated pursuant to this subordination agreement.

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

As of December 31, 2012, TDS' and U.S. Cellular's credit ratings from the nationally recognized credit rating agencies remained at investment grade.

The following table summarizes the terms of such revolving credit facilities as of December 31, 2012:

	TDS	U.S. Cellular
(Dollars in millions)
Maximum borrowing capacity	$400.0	$300.0
Letter of credit outstanding	$0.2	$0.2
Amount available for use	$399.8	$299.8
Agreement date	December 2010	December 2010
Maturity date	December 2017	December 2017

TDS and U.S. Cellular may seek to extend the maturity date from time to time. In 2012, each of the TDS and U.S. Cellular revolving credit facilities were amended to extend the maturity date from December 2015 to December 2017.

The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. TDS and U.S. Cellular believe they were in compliance as of December 31, 2012 with all of the covenants and requirements set forth in their revolving credit facilities.

Long-Term Financing

TDS and its subsidiaries had the following debt outstanding as of December 31, 2012:

	Issuance Date	Maturity Date	Call Date(1)	Aggregate Principal Amount
(Dollars in thousands)
TDS:
Unsecured Senior Notes
6.625%	March 2005	March 2045	March 2010	$116,250
6.875%	November 2010	November 2059	November 2015	225,000
7.0%	March 2011	March 2060	March 2016	300,000
5.875%	November 2012	December 2061	December 2017	195,000
U.S. Cellular:
Unsecured Senior Notes
6.7%	December 2003 and June 2004	December 2033	December 2003	$544,000
6.95%	May 2011	May 2060	May 2016	342,000

(1)
U.S. Cellular may redeem the 6.7% Senior Notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued and unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points. TDS may redeem its callable notes and U.S. Cellular may redeem its 6.95% Senior Notes, in whole or in part at any time after the respective call date, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

TDS and its subsidiaries' long-term debt and indentures do not contain any provisions resulting in acceleration of the maturities of outstanding debt in the event of a change in TDS' credit rating. However, a downgrade in TDS' credit rating could adversely affect its ability to obtain long-term debt financing in the future. TDS believes it and its subsidiaries were in compliance as of December 31, 2012 with all covenants and other requirements set forth in long-term debt indentures. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

The long-term debt principal payments due for the next five years represent less than 1% of the total long-term debt obligation at December 31, 2012. Refer to Market Risk—Long-Term Debt for additional information regarding required principal payments and the weighted average interest rates related to TDS' long-term debt.

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

TDS and U.S. Cellular each have effective shelf registration statements on Form S-3 that may be used to issue senior debt securities. The proceeds from any such issuances may be used for general corporate purposes, including to finance the redemption of any of the above existing debt. The TDS shelf registration statement is an automatic shelf registration that permits TDS to issue at any time and from time to time senior debt securities in one or more offerings in an indeterminate amount. The U.S. Cellular shelf registration statement permits U.S. Cellular to issue at any time and from time to time senior debt securities in one or more offerings up to an aggregate principal amount of $500 million. The ability of TDS or U.S. Cellular to complete an offering pursuant to such shelf registration statements is subject to market conditions and other factors at the time.

Capital Expenditures

U.S. Cellular's capital expenditures for 2013 are expected to be approximately $600 million. These expenditures are expected to be for the following general purposes:

•
Expand and enhance U.S. Cellular's network coverage in its service areas, including providing additional capacity to accommodate increased network usage, principally data usage, by current customers;

•
Continue to deploy 4G LTE technology in certain markets;

•
Enhance U.S. Cellular's retail store network;

•
Develop and enhance office systems; and

•
Develop new billing and other customer management related systems and platforms.

TDS Telecom's anticipated capital expenditures for 2013 are expected to be approximately $155 million. These expenditures are expected to be for the following general purposes:

•
Process and productivity initiatives;

•
Increased network and product capabilities for broadband services;

•
Expansion of IPTV;

•
Success-based spending to sustain managedIP and IPTV growth;

•
Development of HMS products and services; and

•
Fund its share for projects approved under the Recovery Act.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

TDS plans to finance its capital expenditure programs for 2013 using primarily cash flows from operating activities, and as necessary, existing cash balances and short-term investments.

Acquisitions, Divestitures and Exchanges

TDS assesses business interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on investment. As part of this strategy, TDS reviews attractive opportunities to acquire additional wireless operating markets, telecommunications companies, wireless spectrum, HMS businesses, cable businesses and other possible lines of business. In addition, TDS may seek to divest outright or include in exchanges for other interests those interests that are not strategic to its long-term success.

TDS also may be engaged from time to time in negotiations relating to the acquisition, divestiture or exchange of companies, strategic properties, wireless spectrum and other possible businesses. In general, TDS may not disclose such transactions until there is a definitive agreement. See "Divestiture Transaction" above in this Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 7—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for details on significant transactions in 2012 and 2011.

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

Share Repurchase Programs

TDS and U.S. Cellular have repurchased their Common Shares, subject to their repurchase programs. U.S. Cellular expects to continue to repurchase its Common Shares, subject to the repurchase program. The TDS repurchase program expired in November 2012. TDS determines whether to repurchase shares from time to time based on many considerations, including cash needed for other known or possible requirements, the stock price, market conditions, debt rating considerations, business forecasts, business plans, macroeconomic conditions, share issuances under compensation plans, provisions in governing and legal documents and other legal requirements and other facts and circumstances. Subject to these considerations, TDS may approve the repurchase of its shares from time to time when circumstances warrant. For additional information related to repurchases made during 2012, 2011 and 2010 and to the U.S. Cellular repurchase authorization, see Note 15—Common Shareholders' Equity in the Notes to Consolidated Financial Statements.

On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS. See Note 15—Common Shareholders' Equity in the Notes to Consolidated Financial Statements for additional information.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Contractual and Other Obligations

At December 31, 2012, the resources required for contractual obligations were as follows:

	Payments Due by Period
(Dollars in millions)	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Long-term debt obligations(1)	$1,729.8	$1.1	$2.6	$2.8	$1,723.3
Interest payments on long-term debt obligations	4,452.2	116.1	232.1	231.9	3,872.1
Operating leases(2)	1,427.5	171.4	266.3	179.1	810.7
Capital leases	9.4	0.6	1.2	1.2	6.4
Purchase obligations(3)(4)	1,040.3	564.6	290.2	120.7	64.8

	$8,659.2	$853.8	$792.4	$535.7	$6,477.3

(1)
Includes current and long-term portions of debt obligations. The total long-term debt obligation differs from Long-term debt in the Consolidated Balance Sheet due to capital leases and the $11.8 million unamortized discount related to U.S. Cellular's 6.7% Senior Notes. See Note 12—Debt in the Notes to Consolidated Financial Statements for additional information.

(2)
Includes future lease costs related to office space, retail sites, cell sites and equipment. See Note 14—Commitments and Contingencies in the Notes to Consolidated Financial Statements for additional information.

(3)
Includes obligations payable under non-cancellable contracts, commitments for network facilities and services, agreements for software licensing and long-term marketing programs. As described more fully in the "Divestiture Transaction" section of Management's Discussion and Analysis of Financial Condition and Results of Operations and in Note 7—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements, U.S. Cellular expects to incur network-related exit costs in the Divestiture Markets as a result of the transaction, including: (i) costs to decommission cell sites and mobile telephone switching office ("MTSO") sites, (ii) costs to terminate real property leases and (iii) costs to terminate certain network access arrangements in the subject markets. The impacts of these exit activities on TDS' purchase obligation are reflected in the table above only to the extent that agreements were consummated at December 31, 2012.

(4)
Does not include reimbursable amounts TDS Telecom will provide to complete projects under the American Recovery and Reinvestment Act of 2009. TDS Telecom will receive $105.1 million in federal grants and will provide $30.9 million of its own funds to complete 44 projects. As of December 31, 2012, TDS Telecom has expended $15.8 million of the $30.9 million on these projects. Under the terms of the grants, the projects must be completed by June of 2015.

The table above excludes liabilities related to "unrecognized tax benefits" as defined by GAAP because TDS is unable to predict the period of settlement of such liabilities. Such unrecognized tax benefits were $28.4 million at December 31, 2012. See Note 4—Income Taxes in the Notes to Consolidated Financial Statements for additional information on unrecognized tax benefits.

Agreements

See Agreements in Note 14—Commitments and Contingencies in the Notes to Consolidated Financial Statements.

Off-Balance Sheet Arrangements

TDS had no transactions, agreements or other contractual arrangements with unconsolidated entities involving "off-balance sheet arrangements," as defined by Securities and Exchange Commission ("SEC") rules, that had or are reasonably likely to have a material current or future effect on its financial

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Dividends

TDS paid quarterly dividends per outstanding share of $0.1225 in 2012, $0.1175 in 2011 and $0.1125 in 2010. These dividends per share amounts for 2011 and 2010 have not been retroactively adjusted to reflect the impact of the Share Consolidation Amendment. See Note 15—Common Shareholders' Equity in the Notes to Consolidated Financial Statements for additional information. TDS has no current plans to change its policy of paying dividends.

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

See Note 8—Intangible Assets in the Notes to Consolidated Financial Statements for additional information related to Goodwill and Licenses activity in 2012 and 2011.

During the second quarter of 2012, a sustained decrease in TDS' stock price resulted in a triggering event, as defined by GAAP, requiring an interim impairment test of Licenses and Goodwill as of June 30, 2012. Based on this test, TDS concluded that the entire amount of Goodwill related to Airadigm was impaired resulting in an impairment loss of $0.5 million and no impairment of Licenses.

Goodwill

U.S. Cellular

U.S. Cellular tests Goodwill for impairment at the level of reporting referred to as a "reporting unit." For purposes of impairment testing of Goodwill in 2012, U.S. Cellular identified five reporting units based on geographic service areas (all of which are included in TDS' wireless reportable operating segment). There were no changes to U.S. Cellular's reporting units or to U.S. Cellular's overall Goodwill impairment testing methodology between November 1, 2012 and November 1, 2011.

A discounted cash flow approach was used to value each reporting unit, using value drivers and risks specific to the industry and current economic factors. The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value and may not be indicative of U.S. Cellular specific assumptions. The most significant assumptions made in this process were the revenue growth rate, the long-term and terminal revenue growth rate, discount rate and projected capital expenditures. Also, discounted cash flows related to the Central Region exclude projected cash flows associated with the Divestiture Markets, as the assets associated with such markets, including Goodwill, were excluded from the carrying value of the Central Region reporting unit for purposes of conducting

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

the Goodwill impairment test as of November 1, 2012. These assumptions were as follows for November 1, 2012 and 2011:

Key Assumptions	November 1, 2012	November 1, 2011
Weighted-average expected revenue growth rate (next five years)	2.4%	3.6%
Weighted-average long-term and terminal revenue growth rate (after year five)	2.0%	2.0%
Discount rate	11.0%	10.5%
Average annual capital expenditures (millions)	$559	$609

The decrease in the weighted-average expected revenue growth rate for the next five years was due to a decrease in projected customer penetration growth rate of market participants. In spite of lower overall market interest rates, the discount rate used to estimate cash flows increased from 10.5% in November 2011 to 11.0% in November 2012 due to a shift toward more equity in the representative capital structure of market participants.

The carrying value of each U.S. Cellular reporting unit at TDS as of November 1, 2012, as impacted for the Divestiture Transaction, was as follows:

Reporting Unit	Carrying Value at TDS(1)
(Dollars in millions)
Central Region(2)	$215
Mid-Atlantic Region	788
New England Region	268
New York Region(3)	172
Northwest Region	344

Total	$1,787

(1)
Under previous business combination guidance in effect prior to January 1, 2009, TDS had recorded Goodwill as a result of accounting for U.S. Cellular's purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting. As a result, the carrying values of the reporting units differ between U.S. Cellular and TDS. The carrying value of the reporting units at U.S. Cellular was $1,870 million at November 1, 2012.

(2)
Excludes $160 million of Goodwill and Licenses of Divestiture Markets, which is classified as Assets held for sale at December 31, 2012 and was tested separately for impairment.

(3)
Operated by Verizon Wireless.

As of November 1, 2012, the fair values of the reporting units exceeded their respective carrying values by amounts ranging from 19% to 166% of the respective carrying values. Therefore, no impairment of Goodwill existed. Given that the fair values of the respective reporting units exceed their respective carrying values, provided all other assumptions remained the same, the discount rate would have to increase to a range of 12.4% to 14.2% to yield estimated fair values of reporting units that equal their respective carrying values at November 1, 2012. Further, assuming all other assumptions remained the same, the terminal growth rate assumptions would need to decrease to negative amounts, ranging from negative 9.0% to negative 1.3%, to yield estimates of fair value equal to the carrying values of the respective reporting units at November 1, 2012.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

TDS Telecom

TDS Telecom has recorded Goodwill as a result of the acquisition of ILEC companies and HMS companies. For purposes of the annual impairment testing, TDS Telecom has four reporting units: one reporting unit within its ILEC reportable operating segment and three reporting units within its HMS reportable operating segment. For purposes of its annual impairment testing of Goodwill, as of November 1, 2011, TDS Telecom identified two reporting units within its ILEC reportable operating segment. TDS Telecom's change in reporting units resulted from additional acquisitions and TDS' reevaluation of its reportable business segments, more fully described in Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements. TDS Telecom's overall Goodwill impairment testing methodology changed between November 1, 2012 and November 1, 2011. Over time, the historical companies used by TDS ILEC as peers have added additional lines of business to their traditional wireline activities, predominately either HMS or CLEC operations. As TDS Telecom has separated their HMS and CLEC operations into different segments and therefore different reporting units, the peer group operations are not as comparable to TDS ILEC operations as they were in prior years. In the fourth quarter of 2012, management added the discounted cash flow approach as an additional method to address this development.

In 2012, the discounted cash flow approach and publicly-traded guideline company method were used to value the ILEC and each of the HMS reporting units. The discounted cash flow approach uses value drivers and risks specific to the industry and current economic factors. The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value and may not be indicative of TDS Telecom specific assumptions. The most significant assumptions made in this process were the revenue growth rate, the long-term and terminal revenue growth rate, discount rate and projected capital expenditures. These assumptions were as follows for November 1, 2012:

Key Assumptions	ILEC	HMS
Average expected revenue growth rate (next five years)	(0.4)%	8.5-23.0%
Average long-term and terminal revenue growth rate	—%	1.5-3.0%
Discount rate	7.0%	11.0-13.0%
Capital expenditures as a percentage of revenue	12.5-16.9%	0.4-44.9%

The publicly-traded guideline company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies using multiples of: Revenue, Earnings before Interest, Taxes, and Depreciation and Amortization, and Earnings before Interest and Taxes. The developed multiples were applied to applicable financial measures of the respective reporting unit to determine fair value. The discounted cash flow approach and publicly-traded guideline company method were weighted to arrive at the total fair value used for impairment testing.

In 2011, the publicly-traded guideline company method and recent transaction method were used to value the ILEC and HMS reporting units tested. The recent transaction method calculates market pricing multiples based upon recent acquisitions of similar businesses. In both the publicly-traded guideline company method and the recent transaction method, the developed multiples were applied to applicable financial measures of the respective reporting unit to determine fair value. Given the nature of this methodology, no specific consideration of the economic environment was considered since those factors would be inherent in the multiples used.

As of November 1, 2012, the fair value of the ILEC reporting unit exceeded its carrying value by 34% of its value. Therefore, no impairment of goodwill existed. Given that the fair value of the ILEC reporting unit exceeded its carrying value, provided all other assumptions remained the same, the discount rate would have to increase to 10.0% for the discounted cash flow approach to yield an estimated fair value of the ILEC reporting unit that equals its carrying value at November 1, 2012. Further, assuming all other assumptions remained the same, the long-term and terminal revenue growth rate assumption would

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

need to decrease to negative 6.2%, for the discounted cash flow approach to yield an estimate of fair value equal to the carrying value of the ILEC reporting unit at November 1, 2012.

As of November 1, 2012 the fair values of the HMS reporting units exceeded their respective carrying values by amounts ranging from 5% to 76% of the respective carrying values. Therefore, no impairment of Goodwill existed. Given that the fair values of the respective reporting units exceed their respective carrying values, provided all other assumptions remained the same, the discount rate would have to increase to a range of 11.8% to 15.3% for the discounted cash flow approach to yield estimated fair values of the HMS reporting units that equal their respective carrying values at November 1, 2012. Further, assuming all other assumptions remained the same, the long-term and terminal revenue growth rate assumptions would need to decrease to amounts ranging from positive 0.6% to negative 2.8%, for the discounted cash flow approach to yield estimates of fair value equal to the carrying values of the respective HMS reporting units at November 1, 2012.

Licenses

U.S. Cellular tests licenses for impairment at the level of reporting referred to as a "unit of accounting." For purposes of its impairment testing of licenses as of November 1, 2012, U.S. Cellular separated its FCC licenses into thirteen units of accounting based on geographic service areas. As of November 1, 2011, U.S. Cellular separated its FCC licenses into twelve units of accounting based on geographic service areas. In both 2012 and 2011 testing, seven of the units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing.

Developed operating market licenses ("built licenses")

U.S. Cellular applies the build-out method to estimate the fair values of built licenses. The most significant assumptions applied for purposes of the November 1, 2012 and 2011 licenses impairment assessments were as follows:

Key Assumptions	November 1, 2012	November 1, 2011
Build-out period	7 years	7 years
Discount rate	8.5%	9.0%
Long-term EBITDA margin	33.9%	32.2%
Long-term capital expenditure requirement (as a % of service revenue)	14.5%	13.0%
Long-term service revenue growth rate	2.0%	2.0%
Customer penetration rates	13-17%	11-16%

The discount rate used to estimate the fair value of built licenses was based on market participant capital structures, participant risk profiles, market conditions and risk premium assumptions. The decline from 9.0% in November 2011 to 8.5% in November 2012 primarily reflects the general decline in market interest rates during that period as well as revised cash flow assumptions based on forecasts of market participants.

The discount rate used in the valuation of licenses is less than the discount rate used in the valuation of reporting units for purposes of goodwill impairment testing. That is primarily because the discount rate used for licenses does not include a company-specific risk premium as a wireless license would not be subject to such risk.

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

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The results of the licenses impairment test at November 1, 2012 did not result in the recognition of a loss on impairment. Given that the fair values of the licenses exceed their respective carrying values, the discount rate would have to increase to a range of 8.6% to 9.1% to yield estimated fair values of licenses in the respective units of accounting that equal their respective carrying values at November 1, 2012. An increase of 10 basis points to the assumed discount rate would cause less than a $6 million impairment whereas an increase of 50 basis points would cause an impairment of approximately $36 million.

Non-operating market licenses ("unbuilt licenses")

For purposes of performing impairment testing of unbuilt licenses, U.S. Cellular prepares estimates of fair value by reference to prices paid in recent auctions and market transactions where available. If such information is not available, the fair value of the unbuilt licenses is assumed to have changed by the same percentage, and in the same direction, that the fair value of built licenses measured using the build-out method changed during the period. There was no impairment loss recognized related to unbuilt licenses as a result of the November 1, 2012 licenses impairment test.

Carrying Value of Licenses

The carrying value of licenses at November 1, 2012 was as follows:

Unit of Accounting(1)	Carrying Value
(Dollars in millions)
U.S. Cellular—Developed Operating markets (6 units of accounting)
Central Region	$693
Licenses to be transferred to Assets held for sale as a result of the Divestiture Transaction	141
Mid-Atlantic Region	228
New England Region	108
Northwest Region	67
New York Region(2)	1
U.S. Cellular—Non-operating markets (7 units of accounting)
North Northwest (2 states)	3
South Northwest (2 states)	2
North Central (5 states)	51
South Central (5 states)	24
East Central (5 states)	127
Mid-Atlantic (8 states)	50
Mississippi Valley (13 states)	43

Total(3)	$1,538

TDS Telecom	3
Airadigm(4)	15

Total(5)	$1,556

(1)
U.S. Cellular participated in spectrum auctions indirectly through its interests in Aquinas Wireless L.P. ("Aquinas Wireless") and King Street Wireless L.P. ("King Street Wireless"), collectively, the "limited partnerships." Interests in other limited partnerships that participated in spectrum auctions have since been acquired. Each limited partnership participated in and was awarded spectrum licenses in one of two separate spectrum auctions (FCC Auctions 78 and 73). All of the units of accounting above, except Mississippi Valley and the New York Region, include licenses awarded to the limited partnerships.

(2)
Operated by Verizon Wireless.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

(3)
Under previous business combination guidance in effect prior to January 1, 2009, TDS had recorded licenses as a result of accounting for U.S. Cellular's purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting. As a result, the carrying values of the units of accounting for the developed operating markets differ between U.S. Cellular and TDS. The total carrying value of all units of accounting at U.S. Cellular was $1,532 million at November 1, 2012.

(4)
TDS acquired 63% of Airadigm on September 23, 2011. See Note 7—Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information on Airadigm.

(5)
Between November 1, 2012 and December 31, 2012, TDS reclassified licenses to Assets held for sale as a result of the Divestiture Transaction in the amount of $140.6 million, obtained licenses through acquisitions in the amount of $64.2 million and capitalized interest on certain licenses pursuant to current network build-outs in the amount of $0.8 million.

Licenses with an aggregate carrying value of $70.2 million were in units of accounting where the fair value exceeded the carrying value by amounts less than 10% of the carrying value. Any further declines in the fair value of such licenses in future periods could result in the recognition of impairment losses on such licenses and any such impairment losses would have a negative impact on future results of operations. The impairment losses on licenses are not expected to have a future impact on liquidity. TDS is unable to predict the amount, if any, of future impairment losses attributable to licenses. Further, historical operating results, particularly amounts related to impairment losses, are not indicative of future operating results.

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

U.S. Cellular follows the deferred revenue method of accounting for its loyalty reward program. Under this method, revenue allocated to loyalty reward points is fully deferred as U.S. Cellular does not yet have sufficient historical data in which to estimate any portion of loyalty reward points that will not be

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

redeemed. Revenue is recognized at the time of customer redemption or when such points have been depleted via a maintenance charge. U.S. Cellular periodically reviews and will revise the redemption and depletion rates as appropriate based on history and related future expectations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See Note 19—Certain Relationships and Related Transactions in the Notes to Consolidated Financial Statements.

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

•
A failure by TDS to successfully execute its business strategy (including planned acquisitions, divestitures and exchanges) or allocate resources or capital could have an adverse effect on TDS' business, financial condition or results of operations.

•
A failure by TDS' service offerings to meet customer expectations could limit TDS' ability to attract and retain customers and could have an adverse effect on TDS' business, financial condition or results of operations.

•
TDS' system infrastructure may not be capable of supporting changes in technologies and services expected by customers, which could result in lost customers and revenues.

•
An inability to obtain or maintain roaming arrangements with other carriers on terms that are acceptable to TDS could have an adverse effect on TDS' business, financial condition or results of operations.

•
TDS currently receives a significant amount of roaming revenues from its wireless business. Further consolidation within the wireless industry, continued network build-outs by other wireless carriers and/or the inability to negotiate 4G LTE roaming agreements with other operators could cause roaming revenues to decline from current levels, which would have an adverse effect on TDS' business, financial condition and results of operations.

•
A failure by TDS to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on TDS' business, financial condition or results of operations.

•
To the extent conducted by the Federal Communications Commission ("FCC"), TDS is likely to participate in FCC auctions of additional spectrum in the future as an applicant or as a noncontrolling partner in another auction applicant and, during certain periods, will be subject to the FCC's anti-collusion rules, which could have an adverse effect on TDS.

•
Changes in the regulatory environment or a failure by TDS to timely or fully comply with any applicable regulatory requirements could adversely affect TDS' business, financial condition or results of operations.

•
Changes in Universal Service Fund ("USF") funding and/or intercarrier compensation could have an adverse impact on TDS' business, financial condition or results of operations.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

•
An inability to attract and/or retain highly competent management, technical, sales and other personnel could have an adverse effect on TDS' business, financial condition or results of operations.

•
TDS' assets are concentrated primarily in the U.S. telecommunications industry. As a result, its results of operations may fluctuate based on factors related primarily to conditions in this industry.

•
TDS' lower scale relative to larger competitors could adversely affect its business, financial condition or results of operations.

•
Changes in various business factors could have an adverse effect on TDS' business, financial condition or results of operations.

•
Advances or changes in technology could render certain technologies used by TDS obsolete, could put TDS at a competitive disadvantage, could reduce TDS' revenues or could increase its costs of doing business.

•
Complexities associated with deploying new technologies present substantial risk.

•
TDS is subject to numerous surcharges and fees from federal, state and local governments, and the applicability and the amount of these fees are subject to great uncertainty.

•
Changes in TDS' enterprise value, changes in the market supply or demand for wireless licenses, wireline markets or IT service providers, adverse developments in the businesses or the industries in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of its license costs, goodwill and/or physical assets.

•
Costs, integration problems or other factors associated with acquisitions/divestitures of properties or licenses and/or expansion of TDS' businesses could have an adverse effect on TDS' business, financial condition or results of operations.

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

•
A failure by TDS to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network, support and other systems and infrastructure could have an adverse effect on its operations.

•
Financial difficulties (including bankruptcy proceedings) or other operational difficulties of TDS' key suppliers, termination or impairment of TDS' relationships with such suppliers, or a failure by TDS to manage its supply chain effectively could result in delays or termination of TDS' receipt of required equipment or services, or could result in excess quantities of required equipment or services, any of which could adversely affect TDS' business, financial condition or results of operations.

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

•
The market price of TDS' Common Shares is subject to fluctuations due to a variety of factors.

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

•
Changes in facts or circumstances, including new or additional information that affects the calculation of potential liabilities for contingent obligations under guarantees, indemnities, claims, litigation or otherwise, could require TDS to record charges in excess of amounts accrued in the financial statements, if any, which could have an adverse effect on TDS' business, financial condition or results of operations.

•
Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events could, among other things, impede TDS' access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on TDS' business, financial condition or results of operations.

•
Uncertainty of TDS' ability to access capital, deterioration in the capital markets, other changes in market conditions, changes in TDS' credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development or acquisition programs.

•
Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS' business, financial condition or results of operations.

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

•
Claims of infringement of intellectual property and proprietary rights of others, primarily involving patent infringement claims, could prevent TDS from using necessary technology to provide products or services or subject TDS to expensive intellectual property litigation or monetary penalties, which could have an adverse effect on TDS' business, financial condition or results of operations.

•
Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS.

•
Any of the foregoing events or other events could cause revenues, earnings, capital expenditures and/or any other financial or statistical information to vary from TDS' forward-looking estimates by a material amount.

See "Risk Factors" in TDS' Annual Report on Form 10-K for the year ended December 31, 2012 for a further discussion of these risks. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

Telephone and Data Systems, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

MARKET RISK

Long-Term Debt

As of December 31, 2012, the majority of TDS' long-term debt was in the form of fixed-rate notes with original maturities ranging up to 49 years. Fluctuations in market interest rates can lead to significant fluctuations in the fair value of these fixed-rate notes.

The following table presents the scheduled principal payments on long-term debt and capital lease obligations, and the related weighted average interest rates by maturity dates at December 31, 2012:

	Principal Payments Due by Period
(Dollars in millions)	Long-Term Debt Obligations(1)	Weighted-Avg. Interest Rates on Long-Term Debt Obligations(2)
2013	$1.2	4.4%
2014	1.6	4.6%
2015	1.2	2.5%
2016	3.0	4.6%
2017	0.2	9.7%
After 5 years	1,727.4	6.7%

Total	$1,734.6	6.7%

(1)
The total long-term debt obligation differs from Long-term debt in the Consolidated Balance Sheet due to the $11.8 million unamortized discount related to U.S. Cellular's 6.7% Senior Notes. See Note 12—Debt in the Notes to Consolidated Financial Statements for additional information.

(2)
Represents the weighted average interest rates at December 31, 2012, for debt maturing in the respective periods.

Fair Value of Long-Term Debt

At December 31, 2012 and 2011, the estimated fair value of long-term debt obligations, excluding capital lease obligations and the current portion of such long-term debt, was $1,827.6 million and $1,586.9 million, respectively. The fair value of long-term debt, excluding capital lease obligations and the current portion of such long-term debt, was estimated using market prices for TDS' 7.0% Senior Notes, 6.875% Senior Notes, 6.625% Senior Notes, and 5.875% Senior Notes, and U.S. Cellular's 6.95% Senior Notes at December 31, 2012 and TDS' 7.0% Senior Notes, 6.875% Senior Notes, and 6.625% Senior Notes, and U.S. Cellular's 6.95% Senior Notes at December 31, 2011 and discounted cash flow analysis for U.S. Cellular's 6.7% Senior Notes and the remaining debt at December 31, 2012 and 2011.

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

Telephone and Data Systems, Inc.
Consolidated Statement of Operations

Year Ended December 31,	2012	2011	2010
(Dollars and shares in thousands, except per share amounts)
Operating revenues	$5,345,277	$5,180,471	$4,986,829
Operating expenses
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	2,272,570	2,050,644	1,924,863
Selling, general and administrative expense	2,033,901	2,002,359	1,998,463
Depreciation, amortization and accretion expense	813,626	765,776	755,649
Loss on impairment of assets	515	—	—
(Gain) loss on asset disposals and exchanges, net	19,741	(810)	11,763
(Gain) loss on sale of business and other exit costs, net	21,061	—	—

Total operating expenses	5,161,414	4,817,969	4,690,738

Operating income	183,863	362,502	296,091
Investment and other income (expense)
Equity in earnings of unconsolidated entities	92,867	82,538	98,074
Interest and dividend income	9,248	9,145	10,508
Gain (loss) on investment	(3,718)	24,103	—
Interest expense	(86,745)	(118,201)	(116,810)
Other, net	720	3,658	(2,089)

Total investment and other income (expense)	12,372	1,243	(10,317)

Income before income taxes	196,235	363,745	285,774
Income tax expense	73,582	113,503	95,188

Net income	122,653	250,242	190,586
Less: Net income attributable to noncontrolling interests, net of tax	(40,792)	(49,676)	(45,737)

Net income attributable to TDS shareholders	81,861	200,566	144,849
Preferred dividend requirement	(50)	(50)	(50)

Net income available to common	$81,811	$200,516	$144,799

Basic weighted average shares outstanding	108,671	108,562	110,016
Basic earnings per share attributable to TDS shareholders	$0.75	$1.85	$1.32

Diluted weighted average shares outstanding	108,937	109,098	110,488
Diluted earnings per share attributable to TDS shareholders	$0.75	$1.83	$1.31

Dividends per share	$0.49	$0.47	$0.45

The accompanying notes are an integral part of these consolidated financial statements.

 Telephone and Data Systems, Inc.
Consolidated Statement of Comprehensive Income

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Net income	$122,653	$250,242	$190,586
Net change in accumulated other comprehensive income
Change in net unrealized gain (loss) on equity investments	49	138	84
Change in foreign currency translation adjustment	4	—	—
Change related to retirement plan
Amounts included in net periodic benefit cost for the period
Net actuarial gains (losses)	90	(9,625)	1,180
Amortization of prior service cost	(3,735)	(3,815)	(3,815)
Amortization of unrecognized net loss	2,517	1,934	2,158

	(1,128)	(11,506)	(477)
Change in deferred income taxes	1,797	5,722	(105)

Change related to retirement plan, net of tax	669	(5,784)	(582)

Net change in accumulated other comprehensive income	722	(5,646)	(498)

Comprehensive income	123,375	244,596	190,088
Less: Comprehensive income attributable to noncontrolling interest	(40,792)	(49,676)	(45,737)

Comprehensive income attributable to TDS shareholders	$82,583	$194,920	$144,351

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Cash Flows

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Cash flows from operating activities
Net income	$122,653	$250,242	$190,586
Add (deduct) adjustments to reconcile net income to net cash flows from operating activities
Depreciation, amortization and accretion	813,626	765,776	755,649
Bad debts expense	74,695	68,611	83,098
Stock-based compensation expense	41,871	36,837	35,128
Deferred income taxes, net	58,785	202,547	76,391
Equity in earnings of unconsolidated entities	(92,867)	(82,538)	(98,074)
Distributions from unconsolidated entities	84,884	92,231	100,845
Loss on impairment of assets	515	—	—
(Gain) loss on asset disposals and exchanges, net	19,741	(810)	11,763
(Gain) loss on sale of business and other exit costs, net	21,061	—	—
(Gain) loss on investment	3,718	(24,103)	—
Noncash interest expense	(572)	18,849	9,733
Other operating activities	1,393	1,067	383
Changes in assets and liabilities from operations
Accounts receivable	(81,107)	(95,426)	(79,182)
Inventory	(29,917)	(13,382)	40,657
Accounts payable	(12,332)	29,291	(47,759)
Customer deposits and deferred revenues	32,981	35,457	6,478
Accrued taxes	77,458	(27,871)	(95,284)
Accrued interest	(891)	3,351	(7,680)
Other assets and liabilities	(30,523)	(4,418)	93,475

	1,105,172	1,255,711	1,076,207

Cash flows from investing activities
Cash used for additions to property, plant and equipment	(995,517)	(971,759)	(739,222)
Cash paid for acquisitions and licenses	(163,382)	(105,508)	(81,691)
Cash paid for investments	(120,000)	(180,920)	(493,750)
Cash received for divestitures	50,182	—	—
Cash received for investments	243,444	393,246	106,255
Other investing activities	(12,796)	(1,148)	370

	(998,069)	(866,089)	(1,208,038)

Cash flows from financing activities
Repayment of short-term debt	—	(32,671)	—
Repayment of long-term debt	(2,566)	(614,639)	(220,249)
Issuance of long-term debt	195,358	643,700	225,648
TDS Common Shares and Special Common Shares reissued for benefit plans, net of tax payments	(1,119)	32	309
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	(2,205)	1,935	509
Repurchase of TDS Common and Special Common Shares	(20,026)	(21,500)	(68,053)
Repurchase of U.S. Cellular Common Shares	(20,045)	(62,294)	(52,827)
Dividends paid	(53,165)	(48,670)	(47,202)
Payment of debt issuance costs	(8,242)	(21,657)	(12,533)
Distributions to noncontrolling interests	(20,856)	(16,236)	(19,630)
Payments to acquire additional interest in subsidiaries	(3,167)	—	(9,248)
Other financing activities	6,136	3,970	2,321

	70,103	(168,030)	(200,955)

Net increase (decrease) in cash and cash equivalents	177,206	221,592	(332,786)
Cash and cash equivalents
Beginning of period	563,275	341,683	674,469

End of period	$740,481	$563,275	$341,683

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Balance Sheet—Assets

December 31,	2012	2011
(Dollars in thousands)
Current assets
Cash and cash equivalents	$740,481	$563,275
Short-term investments	115,700	246,273
Accounts receivable
Due from customers, less allowances of $28,152 and $25,738, respectively	409,720	393,978
Other, less allowances of $5,263 and $5,333, respectively	164,608	148,599
Inventory	160,692	130,044
Net deferred income tax asset	43,411	40,898
Prepaid expenses	86,385	80,628
Income taxes receivable	9,625	85,636
Other current assets	32,815	16,349

	1,763,437	1,705,680
Assets held for sale	163,242	49,647
Investments
Licenses	1,480,039	1,494,014
Goodwill	797,194	797,077
Other intangible assets, net of accumulated amortization of $143,613 and $131,101, respectively	58,522	50,734
Investments in unconsolidated entities	179,921	173,710
Long-term investments	50,305	45,138
Other investments	824	3,072

	2,566,805	2,563,745
Property, plant and equipment
In service and under construction	10,808,499	10,197,596
Less: Accumulated depreciation	6,811,233	6,413,061

	3,997,266	3,784,535
Other assets and deferred charges	133,150	97,398

Total assets	$8,623,900	$8,201,005

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Balance Sheet—Liabilities and Equity

December 31,	2012	2011
(Dollars and shares in thousands)
Current liabilities
Current portion of long-term debt	$1,233	$1,509
Accounts payable	377,291	364,746
Customer deposits and deferred revenues	222,345	207,633
Accrued interest	6,565	7,456
Accrued taxes	48,237	41,069
Accrued compensation	134,932	107,719
Other current liabilities	134,005	144,001

	924,608	874,133
Liabilities held for sale	19,594	1,051
Deferred liabilities and credits
Net deferred income tax liability	862,580	808,713
Other deferred liabilities and credits	438,727	383,567
Long-term debt	1,721,571	1,529,857
Commitments and contingencies
Noncontrolling interests with redemption features	493	1,005
Equity
TDS shareholders' equity
Series A Common and Common Shares
Authorized 290,000 shares (25,000 Series A Common and 265,000 Common Shares)
Issued 132,672 shares (7,160 Series A Common and 125,512 Common Shares) and 132,621 shares (7,119 Series A Common, and 125,502 Common Shares), respectively
Outstanding 108,031 shares (7,160 Series A Common and 100,871 Common Shares) and 108,456 shares (7,119 Series A Common, and 101,337 Common Shares), respectively
Par Value ($.01 per share) of $1,327 ($72 Series A Common and $1,255 Common Shares) and of $1,326 ($71 Series A Common, and $1,255 Common Shares), respectively	1,327	1,326
Capital in excess of par value	2,304,122	2,268,711
Treasury shares at cost:
24,641 and 24,165 Common Shares, respectively	(750,099)	(750,921)
Accumulated other comprehensive loss	(8,132)	(8,854)
Retained earnings	2,464,318	2,451,899

Total TDS shareholders' equity	4,011,536	3,962,161
Preferred shares	825	830
Noncontrolling interests	643,966	639,688

Total equity	4,656,327	4,602,679

Total liabilities and equity	$8,623,900	$8,201,005

The accompanying notes are an integral part of these consolidated financial statements

Telephone and Data Systems, Inc.
Consolidated Statement of Changes in Equity

	TDS Shareholders
	Series A Common and Common Shares	Capital in Excess of Par Value	Treasury Common Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
(Dollars in thousands)
December 31, 2011	$1,326	$2,268,711	$(750,921)	$(8,854)	$2,451,899	$3,962,161	$830	$639,688	$4,602,679
Add (Deduct)
Net income attributable to TDS shareholders	—	—	—	—	81,861	81,861	—	—	81,861
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	40,739	40,739
Net unrealized gain (loss) on equity investments	—	—	—	49	—	49	—	—	49
Change in foreign currency translation adjustment				4	—	4	—	—	4
Changes related to retirement plan	—	—	—	669	—	669	—	—	669
Common and Series A Common Shares dividends	—	—	—	—	(53,115)	(53,115)	—	—	(53,115)
Preferred dividend requirement	—	—	—	—	(50)	(50)	—	—	(50)
Repurchase of Preferred Shares	—	—	—	—	(17)	(17)	(5)	—	(22)
Repurchase of shares	—	—	(20,026)	—	—	(20,026)			(20,026)
Dividend reinvestment plan	1	1,148	14,123	—	(8,349)	6,923	—	—	6,923
Incentive and compensation plans	—	444	6,725	—	(7,911)	(742)	—	—	(742)
Adjust investment in subsidiaries for repurchases, issuances, other compensation plans and noncontrolling interest purchases	—	16,968	—	—	—	16,968	—	(15,662)	1,306
Stock-based compensation awards(1)	—	20,030	—	—	—	20,030	—	—	20,030
Tax windfall (shortfall) from stock awards(2)	—	(3,179)	—	—	—	(3,179)	—	—	(3,179)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(20,856)	(20,856)
Other	—	—	—	—	—	—	—	57	57

December 31, 2012	$1,327	$2,304,122	$(750,099)	$(8,132)	$2,464,318	$4,011,536	$825	$643,966	$4,656,327

(1)
Reflects TDS Corporate and TDS Telecom's current year stock-based compensation awards impact on Capital in excess of par value. U.S. Cellular's amounts are included in Adjust investment in subsidiaries for repurchases, issuances, other compensation plans, and noncontrolling interest purchases.

(2)
Reflects tax windfalls/(shortfalls) associated with the exercise of options and the vesting of restricted stock awards of TDS Common Shares and TDS Special Common Shares. U.S. Cellular's tax windfalls/(shortfalls) associated with the exercise of options and vesting of restricted stock awards of U.S. Cellular are included in Adjust investment in subsidiaries for repurchases, issuances, other compensation plans, and noncontrolling interest purchases.

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Changes in Equity

	TDS Shareholders
	Series A Common, Special Common and Common Shares	Capital in Excess of Par Value	Special Common and Common Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
(Dollars in thousands)
December 31, 2010	$1,270	$2,107,929	$(738,695)	$(3,208)	$2,450,599	$3,817,895	$830	$647,013	$4,465,738
Add (Deduct)
Net income attributable to TDS shareholders	—	—	—	—	200,566	200,566	—	—	200,566
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	49,505	49,505
Net unrealized gain (loss) on equity investments	—	—	—	138	—	138	—	—	138
Changes related to retirement plan	—	—	—	(5,784)	—	(5,784)	—	—	(5,784)
Common, Special Common and Series A Common Shares dividends	—	—	—	—	(48,620)	(48,620)	—	—	(48,620)
Preferred dividend requirement	—	—	—	—	(50)	(50)	—	—	(50)
Repurchase of shares	—	—	(21,500)	—	—	(21,500)	—	—	(21,500)
Dividend reinvestment plan	—	1,087	5,260	—	(2,675)	3,672	—	—	3,672
Incentive and compensation plans	—	279	4,014	—	(3,817)	476	—	—	476
Adjust investment in subsidiaries for repurchases, issuances, other compensation plans and noncontrolling interest purchases	—	(572)	—	—	—	(572)	—	(40,961)	(41,533)
Stock-based compensation awards(1)	—	16,654	—	—	—	16,654	—	—	16,654
Tax windfall (shortfall) from stock awards(2)	—	(697)	—	—	—	(697)	—	—	(697)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(16,236)	(16,236)
Impact of Share Consolidation	56	144,031	—	—	(144,104)	(17)	—	—	(17)
Other	—	—	—	—	—	—	—	367	367

December 31, 2011	$1,326	$2,268,711	$(750,921)	$(8,854)	$2,451,899	$3,962,161	$830	$639,688	$4,602,679

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Changes in Equity

	TDS Shareholders
	Series A Common, Special Common and Common Shares	Capital in Excess of Par Value	Special Common and Common Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
(Dollars in thousands)
December 31, 2009	$1,270	$2,088,807	$(681,649)	$(2,710)	$2,361,560	$3,767,278	$832	$662,561	$4,430,671
Add (Deduct)
Net income attributable to TDS shareholders	—	—	—	—	144,849	144,849	—	—	144,849
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	45,644	45,644
Net unrealized gain (loss) on equity investments	—	—	—	84	—	84	—	—	84
Changes related to retirement plan	—	—	—	(582)	—	(582)	—	—	(582)
Common, Special Common and Series A Common Shares dividends	—	—	—	—	(47,152)	(47,152)	—	—	(47,152)
Preferred dividend requirement	—	—	—	—	(50)	(50)	—	—	(50)
Repurchase of Preferred Shares	—	—	—	—	(1)	(1)	(2)	—	(3)
Repurchase of shares	—	—	(68,053)	—	—	(68,053)	—	—	(68,053)
Dividend reinvestment plan	—	1,858	5,492	—	(3,283)	4,067	—	—	4,067
Incentive and compensation plans	—	551	5,515	—	(5,324)	742	—	—	742
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans and noncontrolling interest purchases	—	(137)	—	—	—	(137)	—	(41,562)	(41,699)
Stock-based compensation awards(1)	—	17,084	—	—	—	17,084	—	—	17,084
Tax windfall (shortfall) from stock awards(2)	—	(234)	—	—	—	(234)	—	—	(234)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(19,630)	(19,630)

December 31, 2010	$1,270	$2,107,929	$(738,695)	$(3,208)	$2,450,599	$3,817,895	$830	$647,013	$4,465,738

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Nature of Operations

Telephone and Data Systems, Inc. ("TDS") is a diversified telecommunications company providing high-quality telecommunications services to approximately 5.8 million wireless customers and 1.0 million wireline customer connections at December 31, 2012. TDS conducts substantially all of its wireless operations through its 84%-owned subsidiary, United States Cellular Corporation ("U.S. Cellular"). TDS provides wireline services through its incumbent local exchange carrier ("ILEC") and competitive local exchange carrier ("CLEC"), and provides hosted and managed services ("HMS"), under its wholly-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS conducts printing and distribution services through its majority-owned subsidiary, Suttle-Straus, Inc. ("Suttle-Straus") and provides wireless services through its majority-owned subsidiary, Airadigm Communications, Inc. ("Airadigm"), a Wisconsin-based service provider. Airadigm operates independently from U.S. Cellular and at this time, there are no plans to combine the operations of these subsidiaries. Suttle-Straus and Airadigm's financial results were not significant to TDS' operations in 2012.

Prior to 2012, TDS had reported the following business segments: U.S. Cellular, ILEC (which included HMS operations), CLEC, and Non-Reportable Segment which includes Suttle-Straus and Airadigm. TDS' Corporate operations and intercompany eliminations have been included in "Other Reconciling Items" for purposes of business segment disclosure. As a result of recent acquisitions and changes in TDS' strategy, operations, personnel and internal reporting, TDS reevaluated and changed its reportable business segments in the quarter ended March 31, 2012. As a result, TDS' business segments reflected in this Annual Report on Form 10-K for the year ended December 31, 2012, are U.S. Cellular, ILEC, CLEC, HMS and the Non-Reportable Segment. Periods presented for comparative purposes have been re-presented to conform to this revised presentation. All of TDS' segments operate only in the United States except for HMS, which includes an insignificant foreign operation. See Note 17—Business Segment Information for summary financial information on each business segment.

On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS whereby (a) each Special Common Share was reclassified as a Common Share on a one-for-one basis, (b) each Common Share was reclassified as 1.087 Common Shares, and (c) each Series A Common Share was reclassified as 1.087 Series A Common Shares. Shares outstanding at December 31, 2011, as well as the weighted average number of shares used in basic and diluted earnings per share as of the beginning of 2011 and all prior periods presented, have been retroactively restated to reflect the impact of the increased shares outstanding as a result of the Share Consolidation. See Note 15—Common Shareholders' Equity for additional information.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2012 financial statement presentation. These reclassifications did not affect consolidated net income attributable to TDS shareholders, cash flows, assets, liabilities or equity for the years presented.

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

Short-Term and Long-Term Investments

At December 31, 2012 and 2011, TDS had $115.7 million and $246.3 million in Short-term investments and $50.3 million and $45.1 million in Long-term investments, respectively. Short-term and Long-term investments consist primarily of U.S. treasuries which are designated as held-to-maturity investments and are recorded at amortized cost in the Consolidated Balance Sheet. For these investments, TDS' objective is to earn a higher rate of return on funds that are not anticipated to be required to meet liquidity needs in the near term, while maintaining a low level of investment risk. See Note 3—Fair Value Measurements for additional details on Short-term and Long-term investments.

Accounts Receivable and Allowance for Doubtful Accounts

U.S. Cellular's accounts receivable consist primarily of amounts owed by customers pursuant to service contracts and for equipment sales, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular's wireless systems.

TDS Telecom's accounts receivable primarily consist of amounts owed by customers for services provided, by interexchange carriers for long-distance traffic which TDS Telecom carries on its network, and by interstate and intrastate revenue pools that distribute access charges.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

The changes in the allowance for doubtful accounts during the years ended December 31, 2012, 2011 and 2010 were as follows:

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Beginning balance	$31,071	$35,007	$37,623
Additions, net of recoveries	74,695	68,611	83,098
Deductions	(72,351)	(72,547)	(85,714)

Ending balance	$33,415	$31,071	$35,007

Inventory

Inventory consists primarily of wireless devices stated at the lower of cost or market, with cost determined using the first-in, first-out method and market determined by replacement costs or estimated net realizable value. TDS Telecom's materials and supplies are stated at average cost.

Fair Value Measurements

Under the provisions of GAAP, fair value is a market-based measurement and not an entity-specific measurement, based on an exchange transaction in which the entity sells an asset or transfers a liability (exit price). The provisions also establish a fair value hierarchy that contains three levels for inputs used in fair value measurements. Level 1 inputs include quoted market prices for identical assets or liabilities in active markets. Level 2 inputs include quoted market prices for similar assets and liabilities in active markets or quoted market prices for identical assets and liabilities in inactive markets. Level 3 inputs are unobservable. A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. A financial instrument's level within the fair value hierarchy is not representative of its expected performance or its overall risk profile and, therefore, Level 3 assets are not necessarily higher risk than Level 2 assets or Level 1 assets.

Licenses

Licenses consist of direct and incremental costs incurred in acquiring Federal Communications Commission ("FCC") licenses to provide wireless service.

TDS has determined that wireless licenses are indefinite-lived intangible assets and, therefore, not subject to amortization based on the following factors:

•
Radio spectrum is not a depleting asset.

•
The ability to use radio spectrum is not limited to any one technology.

•
TDS and its consolidated subsidiaries are licensed to use radio spectrum through the FCC licensing process, which enables licensees to utilize specified portions of the spectrum for the provision of wireless service.

•
TDS and its consolidated subsidiaries are required to renew their FCC licenses every ten years or, in some cases, every fifteen years. To date, all of TDS' license renewal applications have been granted by the FCC. Generally, license renewal applications filed by licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a "renewal expectancy." Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided "substantial service" during their license term and have "substantially complied" with FCC rules and policies. TDS believes that it is probable that its future license renewal applications will be granted.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Goodwill

TDS has Goodwill as a result of its acquisitions of wireless businesses, the acquisition of ILECs, HMS companies and, under previous business combination guidance in effect prior to 2009, step acquisitions related to U.S. Cellular's repurchase of its common shares. Such Goodwill represents the excess of the total purchase price over the fair value of net assets acquired in these transactions.

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

U.S. Cellular tests Goodwill for impairment at the level of reporting referred to as a reporting unit. For purposes of its impairment testing of Goodwill in 2012 and 2011, U.S. Cellular identified five reporting units. The five reporting units represent five geographic groupings of FCC licenses, representing five geographic service areas.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

U.S. Cellular tests Licenses for impairment at the level of reporting referred to as a unit of accounting. For purposes of its 2012 impairment testing of Licenses, U.S. Cellular separated its FCC licenses into thirteen units of accounting based on geographic service areas. One unit of accounting includes the licenses to be transferred as a result of the Divestiture Transaction more fully described in Note 7—Acquisitions, Divestitures and Exchanges. For purposes of its 2011 impairment testing of Licenses, U.S. Cellular separated its FCC licenses into twelve units of accounting based on geographic service areas. In both 2012 and 2011 testing, seven of the units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing.

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

TDS Telecom has recorded Goodwill as a result of the acquisition of ILEC and HMS companies. For purposes of the annual impairment testing, TDS Telecom has four reporting units: one reporting unit within its ILEC reportable operating segment and three reporting units within its HMS reportable operating segment. For purposes of its annual impairment testing of Goodwill, as of November 1, 2011, TDS Telecom identified two reporting units within its ILEC reportable operating segment. TDS Telecom's change in reporting units resulted from an additional acquisition and TDS' reevaluation of its reportable business segments, more fully described above.

The discounted cash flow approach and publicly-traded guideline company method were used to value the reporting units in 2012. The publicly-traded guideline company method and recent transaction method were used to value the reporting units in 2011.

The discounted cash flow approach uses value drivers and risks specific to the industry and current economic factors. The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value and may not be indicative of TDS Telecom's specific assumptions. The most significant assumptions made in this process were the revenue growth rate, discount rate, projected capital expenditures and the terminal growth rate.

The publicly-traded guideline company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies using multiples of various financial measures. The recent transaction method calculates market pricing multiples based upon recent acquisitions of similar businesses. In both the publicly-traded guideline company method and the recent transaction method, the developed multiples were applied to applicable financial measures of the respective reporting unit to determine fair value. Given the nature of this methodology, no specific consideration of the economic environment was considered since those factors would be inherent in the multiples used.

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

Depreciation

Depreciation is provided using the straight-line method over the estimated useful life of the assets, except for the ILEC segment, which uses the group depreciation method. The group depreciation method develops a depreciation rate based on the average useful life of a specific group of assets, rather than each asset individually. TDS depreciates leasehold improvement assets associated with leased properties over periods ranging from one to thirty years; such periods approximate the shorter of the assets' economic lives or the specific lease terms.

Useful lives of specific assets are reviewed throughout the year to determine if changes in technology or other business changes would warrant accelerating the depreciation of those specific assets. Due to the Divestiture Transaction more fully described in Note 7—Acquisitions, Divestitures and Exchanges, U.S. Cellular changed the useful lives of certain assets in 2012. There were no material changes to useful lives of property, plant and equipment in 2011 or 2010. TDS Telecom did not materially change the useful lives of its property, plant and equipment in 2012, 2011 or 2010.

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

Agent Liabilities

U.S. Cellular has relationships with agents, which are independent businesses that obtain customers for U.S. Cellular. At December 31, 2012 and 2011, U.S. Cellular had accrued $88.2 million and $75.3 million, respectively, for amounts due to agents. This amount is included in Other current liabilities in the Consolidated Balance Sheet.

Other Assets and Deferred Charges

Other assets and deferred charges include legal fees and other charges related to various borrowing instruments, and are amortized over the respective term of each instrument. The amounts for deferred charges included in the Consolidated Balance Sheet at December 31, 2012 and 2011 are shown net of accumulated amortization of $30.0 million and $25.2 million, respectively.

Asset Retirement Obligations

U.S. Cellular operates cell sites, retail stores and office spaces in its operating markets. A majority of these sites, stores and office spaces are leased. Most of these leases contain terms which require or may require U.S. Cellular to return the leased property to its original condition at the lease expiration date.

TDS Telecom owns poles, cable and wire and certain buildings and leases data center and office space and property used for housing central office switching equipment and fiber cable. These assets and leases often have removal or remediation requirements associated with them. For example, TDS Telecom's poles, cable and wire are often located on property that is not owned by TDS Telecom and are often subject to the provisions of easements, permits, or leasing arrangements. Pursuant to the terms of the permits, easements, or leasing arrangements, TDS Telecom is often required to remove these assets and return the property to its original condition at some defined date in the future.

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

Treasury Shares

Common Shares repurchased by TDS are recorded at cost as treasury shares and result in a reduction of equity. Treasury shares are reissued as part of TDS' stock-based compensation programs. When treasury shares are reissued, TDS determines the cost using the first-in, first-out cost method. The difference between the cost of the treasury shares and reissuance price is included in Capital in excess of par value or Retained earnings. On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS whereby each Special Common Share was reclassified as one Common Share on a one-for-one basis and each Common Share was reclassified as 1.087 Common Shares. See Note 15—Common Shareholders' Equity for additional information.

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

U.S. Cellular allocates revenue to each element of multiple element service offerings using the relative selling price method. Under this method, arrangement consideration, which consists of the amounts billed to the customer net of any cash-based discounts, is allocated to each element on the basis of its relative selling price on a stand-alone basis. Such stand-alone selling price is determined in accordance with the following hierarchy:

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

U.S. Cellular follows the deferred revenue method of accounting for its loyalty reward program. Under this method, revenue allocated to loyalty reward points is fully deferred as U.S. Cellular does not have sufficient historical data in which to estimate any portion of loyalty reward points that will not be redeemed. Revenue is recognized at the time of customer redemption or when such points have been depleted via a maintenance charge. U.S. Cellular periodically reviews and will revise the redemption and depletion rates as appropriate based on history and related future expectations. As of December 31, 2012 and 2011, U.S. Cellular had deferred revenue related to loyalty reward points outstanding of $56.6 million and $38.9 million, respectively. These amounts are recorded in Customer deposits and deferred revenues (a current liability account) in the Consolidated Balance Sheet, as customers may redeem their reward points within the current period.

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

Prior to July 1, 2012, U.S. Cellular charged a service activation fee to customers. Activation fees charged at agent locations with the sale of service only, where U.S. Cellular did not sell a wireless device to the customer, were deferred and recognized over the average customer life. On July 1, 2012, U.S. Cellular discontinued the service activation fee and began charging a device activation fee. Device activation fees charged at agent locations, where U.S. Cellular does not also sell a wireless device to the customer, are deferred and recognized over the average device life. Device activation fees charged as a result of handset sales at Company-owned retail stores are recognized at the time the handset is delivered to the customer. GAAP requires that activation fees charged with the sale of equipment and service be allocated to the equipment and service based upon the relative selling prices of each item. This generally results in the recognition of the activation fee as additional wireless device revenue at the time of sale.

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

TDS Telecom

Revenue from ILEC and CLEC operations consist primarily of charges for:

•
The provision of local telephone exchange service;

•
Compensation for carrying long-distance voice and data traffic on TDS Telecom's local telephone networks, including compensation from USF's;

•
Leasing, selling, installing and maintaining customer premise equipment;

•
Providing broadband services;

•
Providing hosted Voice over Internet Protocol ("VoIP") solutions and other hosted services to business;

•
Reselling long-distance services; and

•
Selling Internet Protocol Television ("IPTV") and satellite video service.

HMS operating revenues consist of colocation, dedicated hosting, hosted application management and cloud computing services, and planning, engineering, procurement, installation, sales and management of IT infrastructure hardware solutions.

Revenues are recognized as services are rendered. Activation fees charged are deferred and recognized over the average customer's service period.

TDS Telecom offers some products and services that are provided by third-party vendors, primarily satellite video service through its ILEC business, and third-party equipment maintenance contracts through its HMS business. TDS records these service revenues on a net basis.

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

TDS Telecom's ILECs earn Wholesale revenues as a result of their participation in revenue pools with other telephone companies for interstate revenue and for certain intrastate revenue. Such pools are funded by long distance revenue and/or access charges within state jurisdictions and by access charges in the interstate jurisdiction. Wholesale revenues earned through the various pooling processes are recorded based on estimates following the National Exchange Carrier Association's rules as approved by the FCC.

Amounts Collected from Customers and Remitted to Governmental Authorities

TDS records amounts collected from customers and remitted to governmental authorities net within a tax liability account if the tax is assessed upon the customer and TDS merely acts as an agent in collecting the tax on behalf of the imposing governmental authority. If the tax is assessed upon TDS, then amounts collected from customers as recovery of the tax are recorded in Operating revenues and amounts remitted to governmental authorities are recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations. The amounts recorded gross in revenues that are billed to customers and remitted to governmental authorities totaled $152.4 million, $141.3 million and $154.0 million for 2012, 2011 and 2010, respectively.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Advertising Costs

TDS expenses advertising costs as incurred. Advertising costs totaled $240.9 million, $267.7 million and $273.0 million in 2012, 2011 and 2010, respectively.

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

Stock-Based Compensation

TDS has established long-term incentive plans, dividend reinvestment plans, a Non-Employee Director compensation plan, and previously had an employee stock purchase plan before this was terminated in the fourth quarter of 2011. See Note 16—Stock-based Compensation for additional information. The dividend reinvestment plan of TDS is not considered a compensatory plan and, therefore, recognition of compensation costs for grants made under this plan is not required. All other plans are considered compensatory plans; therefore, recognition of compensation costs for grants made under these plans is required.

TDS values its share-based payment transactions using a Black-Scholes valuation model. Stock-based compensation cost recognized during the period is based on the portion of the share-based payment awards that are ultimately expected to vest. Accordingly, stock-based compensation cost recognized has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures and expected life are estimated based on historical experience related to similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. TDS believes that its historical experience provides the best estimates of future pre-vesting forfeitures and future expected life. The expected volatility assumption is based on the historical volatility of TDS' common stock over a period commensurate with the expected life. The dividend yield assumption is equal to the dividends declared in the most recent year as a percentage of the share price on the date of grant. The risk-free interest rate assumption is determined using the U.S. Treasury Yield Curve Rate with a term length that approximates the expected life of the stock options.

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

Operating Leases

TDS is a party to various lease agreements for office space, retail stores, cell sites and equipment that are accounted for as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. TDS accounts for certain operating leases that contain rent abatements, lease incentives and/or fixed rental increases by recognizing lease revenue and expense on a straight-line basis over the lease term.

Recent Accounting Pronouncements

On July 27, 2012, the FASB issued Accounting Standards Update 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment ("ASU 2012-02"). ASU 2012-02 is intended to reduce the cost and complexity of the annual indefinite-lived intangible assets impairment testing by providing entities an option to perform a "qualitative" assessment to determine whether further impairment testing is necessary. As such, there is the possibility that quantitative assessments would not need to be performed if it is more likely than not that no impairment exists. TDS is required to adopt the provisions of ASU 2012-02 as of January 1, 2013. Early adoption is permitted. The adoption of ASU 2012-02 is not expected to have a significant impact on TDS' financial position or results of operations.

On February 5, 2013, the FASB issued Accounting Standards Update 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income
("ASU 2013-02"). ASU 2013-02 is intended to improve the reporting of reclassifications out of accumulated other comprehensive income. TDS is required to adopt the provisions of ASU 2013-02 as of January 1, 2013. Since ASU 2013-02 only requires additional disclosure, adoption will not have an impact on TDS' financial position or results of operations.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 2    NONCONTROLLING INTERESTS

Impact of Changes in TDS Ownership

The following schedule discloses the effects of net income attributable to TDS shareholders and changes in TDS' ownership interest in U.S. Cellular on TDS' equity for 2012, 2011 and 2010:

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Net income attributable to TDS shareholders	$81,861	$200,566	$144,849

Transfer (to) from the noncontrolling interests Change in TDS' Capital in excess of par value from U.S. Cellular's issuance of U.S. Cellular shares	(8,854)	(8,555)	(7,180)
Change in TDS' Capital in excess of par value from U.S. Cellular's repurchase of U.S. Cellular shares	4,789	(7,723)	(2,964)
Purchase of ownership in subsidiary from noncontrolling interest	4,397	—	(3,510)

Net transfers (to) from noncontrolling interests	332	(16,278)	(13,654)

Change from net income attributable to TDS shareholders and transfers (to) from noncontrolling interests	$82,193	$184,288	$131,195

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

The settlement value or estimate of cash that would be due and payable to settle these noncontrolling interests, assuming an orderly liquidation of the finite-lived consolidated partnerships and LLCs on December 31, 2012, net of estimated liquidation costs, is $141.1 million. This amount excludes redemption amounts recorded in Noncontrolling interests with redemption features in the Consolidated Balance Sheet. The estimate of settlement value was based on certain factors and assumptions which are subjective in nature. Changes in those factors and assumptions could result in a materially larger or smaller settlement amount. TDS currently has no plans or intentions relating to the liquidation of any of the related partnerships or LLCs prior to their scheduled termination dates. The corresponding carrying value of the mandatorily redeemable noncontrolling interests in finite-lived consolidated partnerships and LLCs at December 31, 2012 was $51.1 million, and is included in Noncontrolling interests in the Consolidated Balance Sheet. The excess of the aggregate settlement value over the aggregate carrying value of these mandatorily redeemable noncontrolling interests is primarily due to the unrecognized appreciation of the noncontrolling interest holders' share of the underlying net assets in the consolidated partnerships and LLCs. Neither the noncontrolling interest holders' share, nor TDS' share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 3    FAIR VALUE MEASUREMENTS

As of December 31, 2012 and 2011, TDS did not have any financial assets or liabilities that were required to be recorded at fair value in its Consolidated Balance Sheet in accordance with GAAP. However, TDS has applied the provisions of fair value accounting for purposes of computing the fair value of financial instruments for disclosure purposes as displayed below.

		December 31, 2012		December 31, 2011
	Level within the Fair Value Hierarchy
		Book Value	Fair Value	Book Value	Fair Value
(Dollars in thousands)
Cash and cash equivalents	1	$740,481	$740,481	$563,275	$563,275
Short-term investments(1)(2)
Certificates of deposit	1	—	—	27,444	27,444
Government-backed securities(3)	1	115,700	115,700	218,829	218,829
Long-term investments(1)(4)
Government-backed securities(3)	1	50,305	50,339	45,138	45,310
Long-term debt(5)
Retail	1	1,178,250	1,238,204	983,250	1,043,549
Institutional and other	2	538,657	589,435	542,398	543,309

(1)
Designated as held-to-maturity investments and are recorded at amortized cost in the Consolidated Balance Sheet.

(2)
Maturities are less than twelve months from the respective balance sheet dates.

(3)
Includes U.S. treasuries and corporate notes guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.

(4)
Maturities range between 14 and 23 months from the balance sheet date.

(5)
Excludes capital lease obligations and current portion of Long-term debt.

The fair values of Cash and cash equivalents and Short-term investments approximate their book values due to the short-term nature of these financial instruments. The fair values of Long-term investments were estimated using quoted market prices for the individual issuances. The fair value of Long-term debt, excluding capital lease obligations and the current portion of such Long-term debt, was estimated using market prices for TDS' 7.0% Senior Notes, 6.875% Senior Notes, 6.625% Senior Notes and 5.875% Senior Notes, and U.S. Cellular's 6.95% Senior Notes at December 31, 2012, and TDS' 7.0% Senior Notes, 6.875% Senior Notes and 6.625% Senior Notes, and U.S. Cellular's 6.95% Senior Notes at December 31, 2011. TDS' institutional debt is traded over the counter; therefore TDS estimated the fair value of its institutional and other debt through a discounted cash flow analysis using the interest rates or estimated yield to maturity for each borrowing, which ranged from 0.0% to 6.09% at December 31, 2012 and 0.00% to 6.85% at December 31, 2011.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 4    INCOME TAXES

TDS' income taxes balances at December 31, 2012 and 2011 were as follows:

December 31,	2012	2011
(Dollars in thousands)
Federal income taxes receivable (payable)	$(5,455)	$77,238
State income taxes receivable	9,625	8,398

Income tax expense (benefit) is summarized as follows:

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Current
Federal	$9,705	$(94,627)	$24,329
State	5,092	5,583	(5,532)
Deferred
Federal	61,113	214,722	67,466
State	(2,328)	(12,175)	8,925

	$73,582	$113,503	$95,188

A reconciliation of TDS' income tax expense computed at the statutory rate to the reported income tax expense, and the statutory federal income tax expense rate to TDS' effective income tax expense rate is as follows:

Year Ended December 31,	2012		2011		2010
	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in millions)
Statutory federal income tax expense and rate	$68.7	35.0%	$127.3	35.0%	$100.0	35.0%
State income taxes, net of federal benefit(1)	8.4	4.2	(20.9)	(5.7)	2.7	1.0
Effect of noncontrolling interests	—	—	(3.0)	(0.8)	(4.0)	(1.4)
Correction of deferred taxes(2)	(6.1)	(3.1)	6.0	1.6	—	—
Other differences, net	2.6	1.4	4.1	1.1	(3.5)	(1.3)

Total income tax expense and rate	$73.6	37.5%	$113.5	31.2%	$95.2	33.3%

(1)
Net state income taxes include changes in the valuation allowance. The 2011 benefit primarily relates to the ability to utilize net operating losses as a result of state income tax law changes. In addition, state tax benefits related to the settlement of state tax audits and the expiration of statutes of limitations are included in 2012, 2011 and 2010.

(2)
TDS recorded immaterial adjustments to correct deferred tax balances in 2012 and 2011 related to tax basis adjustments and law changes that related to periods prior to 2012 and 2011, respectively.

TDS' current Net deferred income tax asset totaled $43.4 million and $40.9 million at December 31, 2012 and 2011, respectively, and primarily represents the deferred tax effects of accrued liabilities and the allowance for doubtful accounts on customer receivables.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 4    INCOME TAXES (Continued)

TDS' noncurrent deferred income tax assets and liabilities at December 31, 2012 and 2011 and the temporary differences that gave rise to them were as follows:

December 31,	2012	2011
(Dollars in thousands)
Noncurrent deferred tax assets
Net operating loss ("NOL") carryforwards	$121,111	$103,709
Stock-based compensation	53,330	46,410
Compensation and benefits—other	32,484	17,314
Deferred rent	16,862	13,897
Other	32,654	20,246

	256,441	201,576
Less valuation allowance	(69,108)	(48,714)

Total noncurrent deferred tax assets	187,333	152,862

Noncurrent deferred tax liabilities
Property, plant and equipment	666,201	608,669
Licenses/intangibles	250,860	224,817
Partnership investments	127,331	123,898
Other	5,521	4,191

Total noncurrent deferred tax liabilities	1,049,913	961,575

Net noncurrent deferred income tax liability	$862,580	$808,713

At December 31, 2012, TDS and certain subsidiaries had $1,923.2 million of state NOL carryforwards (generating a $102.0 million deferred tax asset) available to offset future taxable income. The state NOL carryforwards expire between 2013 and 2032. Certain subsidiaries had federal NOL carryforwards (generating a $19.1 million deferred tax asset) available to offset their future taxable income. The federal NOL carryforwards expire between 2013 and 2032. A valuation allowance was established for certain state NOL carryforwards and federal NOL carryforwards since it is more likely than not that a portion of such carryforwards will expire before they can be utilized.

A summary of TDS' deferred tax asset valuation allowance is as follows:

	2012	2011	2010
(Dollars in thousands)
Balance at January 1,	$49,686	$71,014	$63,870
Charged to income tax expense	5,268	(28,511)	(293)
Charged to other accounts	15,548	7,183	7,437

Balance at December 31,	$70,502	$49,686	$71,014

As of December 31, 2012, the valuation allowance reduced current deferred tax assets by $1.4 million and noncurrent deferred tax assets by $69.1 million.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 4    INCOME TAXES (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2012	2011	2010
(Dollars in thousands)
Unrecognized tax benefits balance at January 1,	$28,841	$34,002	$45,034
Additions for tax positions of current year	7,027	4,369	5,271
Additions for tax positions of prior years	1,673	171	179
Reductions for tax positions of prior years	(7)	(1,973)	(3,517)
Reductions for settlements of tax positions	(21)	(976)	(12,549)
Reductions for lapses in statutes of limitations	(9,093)	(6,752)	(416)

Unrecognized tax benefits balance at December 31,	$28,420	$28,841	$34,002

Unrecognized tax benefits are included in Accrued taxes and Other deferred liabilities and credits in the Consolidated Balance Sheet. If these benefits were recognized, they would have reduced income tax expense in 2012, 2011 and 2010 by $18.6 million, $18.2 million and $22.2 million, respectively, net of the federal benefit from state income taxes.

As of December 31, 2012, TDS believes it is reasonably possible that unrecognized tax benefits could decrease by approximately $5.5 million in the next twelve months. The nature of the uncertainty primarily relates to state income tax positions and their resolution or the expiration of statutes of limitation.

TDS recognizes accrued interest and penalties related to unrecognized tax benefits in Income tax expense. The amounts charged to Income tax expense related to interest and penalties resulted in a benefit in 2012 of $1.5 million, a benefit in 2011 of $2.5 million and expense in 2010 of $1.8 million, respectively. Net accrued interest and penalties were $13.2 million and $15.0 million at December 31, 2012 and 2011, respectively.

TDS and its subsidiaries file federal and state income tax returns. TDS remains subject to federal income tax audits for the tax years after 2009. With only a few exceptions, TDS is no longer subject to state income tax audits for years prior to 2008.

NOTE 5    VARIABLE INTEREST ENTITIES (VIEs)

Consolidated VIEs

As of December 31, 2012, TDS holds a variable interest in and consolidates the following VIEs under GAAP:

•
Aquinas Wireless L.P. ("Aquinas Wireless");

•
King Street Wireless L.P. ("King Street Wireless") and King Street Wireless, Inc., the general partner of King Street Wireless; and

•
Airadigm Communications, Inc.

From time to time, the FCC conducts auctions through which additional spectrum is made available for the provision of wireless services. U.S. Cellular, TDS' subsidiary, participated in spectrum auctions indirectly through interests that it held at the time in Aquinas Wireless, King Street Wireless, Barat Wireless L.P. ("Barat Wireless") and Carroll Wireless L.P. ("Carroll Wireless"), collectively, the "limited partnerships." Each limited partnership participated in and was awarded spectrum licenses in one of four separate spectrum auctions (FCC Auctions 78, 73, 66 and 58). Each limited partnership qualified as a "designated entity" and thereby was eligible for bidding credits with respect to licenses purchased in

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 5    VARIABLE INTEREST ENTITIES (VIEs) (Continued)

accordance with the rules defined by the FCC for each auction. In most cases, the bidding credits resulted in a 25% discount from the gross winning bid.

On September 7, 2012, U.S. Cellular acquired 100% of the ownership interest in Barat Wireless, Inc., the general partner of Barat Wireless, for an immaterial amount. On December 5, 2012, U.S. Cellular acquired 100% of the ownership interest in Carroll PCS, Inc., the general partner of Carroll Wireless, for an immaterial amount. Prior to these acquisitions, TDS consolidated Barat Wireless, Barat Wireless, Inc., Carroll Wireless, and Carroll PCS, Inc. as VIEs. Subsequent to the acquisition dates these entities ceased to be VIEs but continue to be consolidated based on TDS' controlling financial interest in the entities.

The power to direct the activities that most significantly impact the economic performance of Aquinas Wireless and King Street Wireless is shared. Specifically, the general partner of these VIEs has the exclusive right to manage, operate and control the limited partnerships and make all decisions to carry on the business of the partnerships; however, the general partner of each partnership needs consent of the limited partner, a TDS subsidiary, to sell or lease certain licenses, to make certain large expenditures, admit other partners or liquidate the limited partnerships. Although the power to direct the activities of the VIEs is shared, TDS has a disproportionate level of exposure to the variability associated with the economic performance of the VIEs, indicating that TDS is the primary beneficiary of the VIEs in accordance with GAAP. Accordingly, these VIEs are consolidated.

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

TDS' capital contributions and advances made to VIEs totaled $10.0 million and $35.5 million in the years ended December 31, 2012 and 2011, respectively.

The following table presents the classification of the consolidated VIEs' assets and liabilities in TDS' Consolidated Balance Sheet.

December 31,	2012	2011
(Dollars in thousands)
Assets
Cash and cash equivalents	$7,028	$13,299
Other current assets	3,267	3,719
Licenses and other Intangible assets	325,707	501,829
Property, plant and equipment, net	31,544	27,642
Other assets and deferred charges	3,026	3,612

Total assets	$370,572	$550,101

Liabilities
Current liabilities	$9,985	$5,944
Deferred liabilities and credits	6,213	5,481

Total liabilities	$16,198	$11,425

Other Related Matters

TDS may agree to make additional capital contributions and/or advances to Aquinas Wireless and King Street Wireless and/or to their general partners to provide additional funding for the development of

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 5    VARIABLE INTEREST ENTITIES (VIEs) (Continued)

licenses granted in the various auctions. TDS may finance such amounts with a combination of cash on hand, borrowings under its revolving credit agreement and/or long-term debt. There is no assurance that TDS will be able to obtain additional financing on commercially reasonable terms or at all to provide such financial support.

The limited partnership agreements of Aquinas Wireless and King Street Wireless also provide the general partner with a put option whereby the general partner may require the limited partner, a subsidiary of U.S. Cellular, to purchase its interest in the limited partnership. The general partner's put options related to its interests in King Street Wireless and Aquinas Wireless will become exercisable in 2019 and 2020, respectively. The put option price is determined pursuant to a formula that takes into consideration fixed interest rates and the market value of U.S. Cellular's Common Shares. Upon exercise of the put option, the general partner is required to repay borrowings due to U.S. Cellular. If the general partner does not elect to exercise its put option, the general partner may trigger an appraisal process in which the limited partner (a subsidiary of U.S. Cellular) may have the right, but not the obligation, to purchase the general partner's interest in the limited partnership at a price and on other terms and conditions specified in the limited partnership agreement. In accordance with requirements under GAAP, TDS is required to calculate a theoretical redemption value for all of the put options assuming they are exercisable at the end of each reporting period, even though such exercise is not contractually permitted. Pursuant to GAAP, this theoretical redemption value, net of amounts payable to U.S. Cellular for loans and accrued interest thereon made by U.S. Cellular to the general partners the ("net put value"), was $0.5 million at December 31, 2012. At December 31, 2011, the net put value was $1.0 million and also included the theoretical redemption value of the put options held by the general partners of Barat Wireless and Carroll Wireless, which were consolidated as VIEs on that date. The net put value is recorded as Noncontrolling interests with redemption features in TDS' Consolidated Balance Sheet. Also in accordance with GAAP, changes in the redemption value of the put options, net of interest accrued on the loans, are recorded as a component of Net income attributable to noncontrolling interests, net of tax, in TDS' Consolidated Statements of Operations.

Aquinas Wireless and King Street Wireless were formed to participate in FCC auctions of wireless spectrum and to fund, establish, and provide wireless service with respect to any FCC licenses won in the auctions. Airadigm is a Wisconsin-based wireless service provider. As such, these entities have risks similar to those described in the "Risk Factors" in TDS' Annual Report on Form 10-K.

U.S. Cellular began offering fourth generation Long-term Evolution ("4G LTE") service in certain cities within its service areas during the first quarter of 2012 and has plans to continue the deployment of 4G LTE. U.S. Cellular currently provides 4G LTE service in conjunction with King Street Wireless. Aquinas Wireless is still in the process of developing long-term business plans.

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

Shares outstanding at December 31, 2011, as well as the weighted average number of shares used in basic and diluted earnings per share as of the beginning of 2011 and all prior periods presented, have been retroactively restated to reflect the impact of the increased shares outstanding as a result of the Share Consolidation. See Note 15—Common Shareholders' Equity for additional information.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 6    EARNINGS PER SHARE (Continued)

The amounts used in computing earnings per share and the effects of potentially dilutive securities on income and the weighted average number of Common and Series A Common Shares are as follows:

Year Ended December 31,	2012	2011	2010
(Dollars and shares in thousands, except earnings per share)
Basic earnings per share attributable to TDS shareholders Net income available to common shareholders of TDS used in basic earnings per share	$81,811	$200,516	$144,799

Adjustments to compute diluted earnings
Noncontrolling interest adjustment(1)	(461)	(795)	(512)
Preferred dividend adjustment(2)	—	49	49

Net income available to common shareholders of TDS used in diluted earnings per share	$81,350	$199,770	$144,336

Weighted average number of shares used in basic earnings per share
Common Shares	101,532	101,471	102,947
Series A Common Shares	7,139	7,091	7,069

Total	108,671	108,562	110,016
Effects of dilutive securities:
Stock options	11	262	229
Restricted stock units	255	214	195
Preferred shares	—	60	48

Weighted average number of shares used in diluted earnings per share	108,937	109,098	110,488

Basic earnings per share attributable to TDS shareholders	$0.75	$1.85	$1.32

Diluted earnings per share attributable to TDS shareholders	$0.75	$1.83	$1.31

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

	2012	2011	2010
(Shares in thousands)
Stock options	8,130	3,785	4,105
Restricted stock units	154	141	88
Convertible preferred shares	57	—	—

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 7    ACQUISITIONS, DIVESTITURES AND EXCHANGES

TDS assesses its existing wireless, wireline and HMS interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on capital. As part of this strategy, TDS reviews attractive opportunities to acquire additional wireless operating markets and wireless spectrum; and telecommunications companies and related service businesses. In addition, TDS may seek to divest outright or include in exchanges for other interests those interests that are not strategic to its long-term success.

Divestiture Transaction

On November 6, 2012, U.S. Cellular entered into a Purchase and Sale Agreement with subsidiaries of Sprint Nextel Corporation ("Sprint"). The Purchase and Sale Agreement provides that U.S. Cellular will transfer customers and certain PCS license spectrum to Sprint in U.S. Cellular's Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets ("Divestiture Markets") in consideration for $480 million in cash at closing, subject to pro-rations of certain assets and liabilities. The Purchase and Sale Agreement also contemplates certain other agreements, collectively referred to as the "Divestiture Transaction."

U.S. Cellular will retain other assets and liabilities related to the Divestiture Markets, including network assets, retail stores and related equipment, and other buildings and facilities. The transaction does not affect spectrum licenses held by U.S. Cellular or VIEs that are not currently used in the operations of the Divestiture Markets. The Purchase and Sale Agreement also contemplates certain other agreements, including customer and network transition services agreements, which will require that U.S. Cellular provide customer, billing and network services to Sprint for a period of up to 24 months after the closing date. Sprint will reimburse U.S. Cellular for providing such services at an amount equal to U.S. Cellular's cost, including applicable overhead allocations. In addition, these agreements will require Sprint to reimburse U.S. Cellular up to $200 million for certain network decommissioning costs, network site lease rent and termination costs, network access termination costs, and employee termination benefits for specified engineering employees.

Financial impacts of the Divestiture Transaction are classified in the Consolidated Statement of Operations within Operating income. The table below describes the amounts TDS expects to recognize in the Consolidated Statement of Operations between the date the Purchase and Sale Agreement was signed and the end of the transition services period, and the actual amounts incurred during the year ended December 31, 2012 as a result of the transaction.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 7    ACQUISITIONS, DIVESTITURES AND EXCHANGES (Continued)

(Dollars in thousands)	Expected Period of Realization/ Incurrence(1)	Projected Range		Actual Amount Incurred Year Ended December 31, 2012
(Gain) loss on sale of business and other exit costs, net
Proceeds from Sprint
Purchase price	2013	$(480,000)	$(480,000)	$—
Reimbursement of transition and exit costs	2013-2014	(150,000)	(200,000)	—
Net assets transferred	2013	150,000	170,000	—
Non-cash charges for the write-off and write-down of property under construction and related assets	2012-2013	5,000	15,000	10,672
Employee related costs including severance, retention and outplacement	2012-2014	15,000	25,000	12,609
Contract termination costs	2012-2014	125,000	175,000	59
Transaction costs	2012-2013	3,000	5,000	1,137

Total (Gain) loss on sale of business and other exit costs, net		$(332,000)	$(290,000)	$24,477

Depreciation, amortization and accretion expense
Incremental depreciation, amortization and accretion, net of salvage values(2)	2012-2014	150,000	210,000	20,058
Other Operating expenses
Non-cash charges for the write-off and write-down of various operating assets and liabilities	2013	—	10,000	—

(Increase) decrease in Operating income		$(182,000)	$(70,000)	$44,535

(1)
Represents the estimated period in which a substantial majority of such amounts will be realized or incurred.

(2)
Represents incremental depreciation, amortization and accretion anticipated to be recorded in the specified time periods as a result of revising the useful life of certain assets and revising the settlement dates of certain asset retirement obligations in conjunction with the Divestiture Transaction. Specifically, for the years indicated, this is estimated depreciation, amortization and accretion recorded on assets and liabilities of the Divestiture Markets after the November 6, 2012 transaction date less depreciation, amortization and accretion that would have been recorded on such assets and liabilities in the normal course, absent the Divestiture Transaction.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 7    ACQUISITIONS, DIVESTITURES AND EXCHANGES (Continued)

As a result of the transaction, TDS recognized the following amounts in the Consolidated Balance Sheet between the date the Purchase and Sale Agreement was signed and December 31, 2012:

(Dollars in thousands)	Balance November 6, 2012	Costs Incurred	Cash Settlements	Non-cash Settlements	Adjustments	Balance December 31, 2012
Accrued compensation
Employee related costs including severance, retention, outplacement	$—	$12,609	$(304)	$—	$—	$12,305
Other current liabilities
Contract termination costs	$—	$59	$(29)	$—	$—	$30

The transaction is subject to FCC approval, compliance with the Hart-Scott-Rodino Act and other conditions. Subject to the satisfaction or (if permitted) waiver of all conditions, the transaction is expected to close in mid-2013.

Other Acquisitions, Divestitures and Exchanges

On November 20, 2012, U.S. Cellular acquired seven 700 MHz licenses covering portions of Illinois, Michigan, Minnesota, Missouri, Nebraska, Oregon, Washington and Wisconsin for $57.7 million.

On August 15, 2012, U.S. Cellular acquired four 700 MHz licenses covering portions of Iowa, Kansas, Missouri, Nebraska and Oklahoma for $34.0 million.

On June 11, 2012, TDS paid $45.0 million in cash, plus subsequent working capital adjustments of $1.1 million, to purchase 100% of the outstanding shares of Vital Support Systems, LLC ("Vital"). Vital is an information technology solutions provider whose service offerings complement the TDS HMS portfolio of products. Vital is included in the TDS Telecom HMS segment for reporting purposes.

On March 14, 2012, U.S. Cellular sold the majority of the assets and liabilities of a wireless market for $49.8 million in cash, net of working capital adjustments. At the time of the sale, a $4.2 million gain was recorded in (Gain) loss on sale of business and other exit costs, net in the Consolidated Statement of Operations. On May 9, 2011, pursuant to certain required terms of the partnership agreement, U.S. Cellular paid $24.6 million in cash to purchase the remaining ownership interest in this wireless market in which it previously held a 49% noncontrolling interest. In connection with the acquisition of the remaining interest, a $13.4 million gain was recorded to adjust the carrying value of this 49% investment to its fair value of $25.7 million based on an income approach valuation method. The gain was recorded in Gain (loss) on investment in the Consolidated Statement of Operations in 2011.

On September 30, 2011, U.S. Cellular completed an exchange whereby U.S. Cellular received eighteen 700 MHz spectrum licenses covering portions of Idaho, Illinois, Indiana, Kansas, Nebraska, Oregon and Washington in exchange for two PCS spectrum licenses covering portions of Illinois and Indiana. The exchange of licenses will provide U.S. Cellular with additional spectrum to meet anticipated future capacity and coverage requirements in several of its markets. No cash, customers, network assets, other assets or liabilities were included in the exchange. As a result of this transaction, TDS recognized a gain of $11.8 million, representing the difference between the fair value of the licenses received, calculated using a market approach valuation method, and the carrying value of the licenses surrendered. This gain was recorded in (Gain) loss on asset disposals and exchanges, net in the Consolidated Statement of Operations for the year ended December 31, 2011. The Indiana PCS spectrum included in the exchange was originally awarded to Carroll Wireless in FCC Auction 58 and was purchased by U.S. Cellular prior to the exchange. Carroll Wireless was a VIE which TDS consolidated at the time of the exchange; see Note 5—Variable Interest Entities for additional information.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 7    ACQUISITIONS, DIVESTITURES AND EXCHANGES (Continued)

On September 23, 2011, pursuant to a plan of reorganization in the United States Bankruptcy Court for the Western District of Wisconsin, TDS acquired 63% of Airadigm and a note for $15.5 million in satisfaction of loans made by TDS to Airadigm and interests in Airadigm acquired by TDS from third-parties. Airadigm is a Wisconsin-based wireless service provider. The noncontrolling interest was valued at $0.4 million based on an income approach valuation method. TDS recognized a gain of $12.7 million as a result of the transaction which was recorded in Gain (loss) on investment in the Consolidated Statement of Operations for year ended December 31, 2011. Pursuant to the plan of reorganization, at the acquisition date Airadigm owed $32.7 million to the FCC. This obligation was paid in September 2011. Airadigm operates independently from U.S. Cellular and at this time there are no plans to combine the operations of these subsidiaries. Airadigm's financial results are included in "Non-Reportable segment" for reporting purposes.

On July 1, 2011, TDS paid $95.0 million in cash, plus a subsequent working capital adjustment of $0.9 million, to purchase 100% of the outstanding shares of OneNeck IT Services Corporation ("OneNeck"). OneNeck is a provider of hosted application management and managed IT hosting services to middle market businesses. The acquisition of OneNeck is expected to complement TDS' existing Hosted and Managed Services and is included in the HMS segment for reporting purposes.

Acquisitions and exchanges completed as of December 31, 2012 did not have a material impact on TDS' consolidated financial statements for the periods presented, and pro forma results, assuming acquisitions and exchanges had occurred at the beginning of each period presented, would not be materially different from the results reported.

TDS' acquisitions in 2012 and 2011 and the allocation of the purchase price for these acquisitions were as follows:

		Allocation of Purchase Price
	Purchase Price(1)	Goodwill(2)	Licenses	Intangible Assets Subject to Amortization(3)	Net Tangible Assets (Liabilities)
(Dollars in thousands)
2012
U.S. Cellular licenses	$122,690	$—	$122,690	$—	$—
TDS Telecom HMS business	46,126	20,364	—	20,300	5,462

Total	$168,816	$20,364	$122,690	$20,300	$5,462

2011
U.S. Cellular licenses	$4,406	$—	$4,406	$—	$—
U.S. Cellular business(4)(5)	24,572	—	15,592	2,252	6,728
TDS Telecom HMS business	95,865	68,107	—	28,300	(542)
Non-Reportable segment business	983	515	15,220	3,194	(17,946)

Total	$125,826	$68,622	$35,218	$33,746	$(11,760)

(1)
Cash amounts paid for acquisitions may differ from the purchase price due to cash acquired in the transactions and the timing of cash payments related to the respective transactions.

(2)
In 2012, the entire amount of Goodwill was amortizable for income tax purposes. In 2011, $0.7 million of acquired Goodwill was amortizable for income tax purposes.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 7    ACQUISITIONS, DIVESTITURES AND EXCHANGES (Continued)

(3)
The weighted average amortization period for Intangible assets subject to amortization was 8.1 years in 2012 and 8.0 years in 2011.

(4)
Includes only the acquired interest and does not include amounts attributable to U.S. Cellular's pre-existing noncontrolling interest described above in this Note 7.

(5)
Licenses, Intangible assets subject to amortization and a portion of Net tangible assets (liabilities) are included in amounts reported as Assets held for sale in the Consolidated Balance Sheet as of December 31, 2011.

At December 31, 2012 and 2011, the following assets and liabilities were classified in the Consolidated Balance Sheet as "Assets held for sale" and "Liabilities held for sale":

	Current Assets	Licenses	Goodwill	Other Intangible Assets	Property, Plant and Equipment	Total Assets Held for Sale	Liabilities Held for Sale(1)
(Dollars in thousands)
2012
Divestiture Transaction	$—	$140,599	$19,474	$—	$—	$160,073	$19,594
Bolingbrook Customer Care Center(2)	—	—	—	—	3,169	3,169	—

Total	$—	$140,599	$19,474	$—	$3,169	$163,242	$19,594

2011
U.S. Cellular wireless market	$4,179	$31,920	$—	$4,611	$8,937	$49,647	$1,051

(1)
Liabilities held for sale primarily consisted of Current liabilities in 2011 and Customer deposits and deferred revenues in 2012.

(2)
Effective January 1, 2013, U.S. Cellular transferred its Bolingbrook Customer Care Center operations to an existing third party vendor.

NOTE 8    INTANGIBLE ASSETS

Changes in TDS' Licenses and Goodwill are presented below. See Note 7—Acquisitions, Divestitures and Exchanges for information regarding transactions which affected Licenses and Goodwill during the periods.

Licenses

	U.S. Cellular(1)	TDS Telecom CLEC	Non-Reportable Segment(2)	Total
(Dollars in thousands)
Balance December 31, 2011	$1,475,994	$2,800	$15,220	$1,494,014
Acquisitions	122,690	—	—	122,690
Transferred to Assets held for sale	(140,599)	—	—	(140,599)
Other	3,934	—	—	3,934

Balance December 31, 2012	$1,462,019	$2,800	$15,220	$1,480,039

Balance December 31, 2010	$1,457,326	$2,800	$—	$1,460,126
Acquisitions(3)	4,406	—	15,220	19,626
Exchanges	11,842	—	—	11,842
Other	2,420	—	—	2,420

Balance December 31, 2011	$1,475,994	$2,800	$15,220	$1,494,014

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 8    INTANGIBLE ASSETS (Continued)

Goodwill

		TDS Telecom
					Non- Reportable Segment(2)
	U.S. Cellular(1)	ILEC	CLEC	HMS		Total
(Dollars in thousands)
Assigned value at time of acquisition	$622,681	$420,716	$29,440	$83,263	$4,317	$1,160,417
Accumulated impairment losses in prior periods	(333,900)	—	(29,440)	—	—	(363,340)

Balance December 31, 2011	288,781	420,716	—	83,263	4,317	797,077
Acquisitions	—	—	—	20,364	—	20,364
Impairment	—	—	—	—	(515)	(515)
Transferred to Assets held for sale	(19,474)	—	—	—	—	(19,474)
Other	—	(258)	—	—	—	(258)

Balance December 31, 2012	$269,307	$420,458	$—	$103,627	$3,802	$797,194

Assigned value at time of acquisition	$622,681	$420,716	$29,440	$15,156	$3,802	$1,091,795
Accumulated impairment losses in prior periods	(333,900)	—	(29,440)	—	—	(363,340)

Balance December 31, 2010	288,781	420,716	—	15,156	3,802	728,455
Acquisitions	—	—	—	68,107	515	68,622

Balance December 31, 2011	$288,781	$420,716	$—	$83,263	$4,317	$797,077

(1)
Prior to January 1, 2009, TDS accounted for U.S. Cellular's share repurchases as step acquisitions, allocating a portion of the share repurchase value to TDS' Licenses and Goodwill, as required by GAAP in effect at that time. Consequently, U.S. Cellular's Licenses and Goodwill on a stand-alone basis do not match the TDS consolidated Licenses and Goodwill related to U.S. Cellular.

(2)
"Non-Reportable segment" consists of amounts related to Suttle-Straus and Airadigm. During the second quarter of 2012, a sustained decrease in TDS' stock price resulted in a triggering event, as defined by GAAP, requiring an interim impairment test of Licenses and Goodwill as of June 30, 2012. Based on this test, TDS concluded that the entire amount of Goodwill related to Airadigm was impaired resulting in an impairment loss of $0.5 million and no impairment of Licenses.

(3)
Does not include amounts reported as Assets held for sale in the Consolidated Balance Sheet as of December 31, 2011.

See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for a description of accounting policies related to Licenses and Goodwill.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 9    INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities in which TDS holds a noncontrolling interest. These investments are accounted for using either the equity or cost method as shown in the following table:

December 31,	2012	2011
(Dollars in thousands)
Equity method investments:
Capital contributions, loans and advances	$21,543	$25,067
Cumulative share of income	1,050,618	958,635
Cumulative share of distributions	(907,509)	(825,261)

	164,652	158,441
Cost method investments	15,269	15,269

Total investments in unconsolidated entities	$179,921	$173,710

Equity in earnings of unconsolidated entities totaled $92.9 million, $82.5 million and $98.1 million in 2012, 2011 and 2010, respectively; of those amounts, TDS' investment in the Los Angeles SMSA Limited Partnership ("LA Partnership") contributed $67.2 million, $55.3 million and $64.8 million in 2012, 2011 and 2010, respectively. TDS held a 5.5% ownership interest in the LA Partnership throughout and at the end of each of these years.

The following tables, which are based on information provided in part by third parties, summarize the combined assets, liabilities and equity, and the combined results of operations of TDS' equity method investments:

December 31,	2012	2011
(Dollars in thousands)
Assets
Current	$477,673	$435,732
Due from affiliates	298,707	199,167
Property and other	1,951,887	1,988,331

	$2,728,267	$2,623,230

Liabilities and Equity
Current liabilities	$353,044	$304,742
Deferred credits	84,672	82,371
Long-term liabilities	33,856	36,056
Long-term capital lease obligations	405	234
Partners' capital and stockholders' equity	2,256,290	2,199,827

	$2,728,267	$2,623,230

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Results of Operations
Revenues	$5,825,150	$5,540,220	$4,971,525
Operating expenses	4,381,731	4,301,758	3,567,131

Operating income	1,443,419	1,238,462	1,404,394
Other income (expense)	7,190	960	36,168

Net income	$1,450,609	$1,239,422	$1,440,562

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 10    PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular's Property, plant and equipment in service and under construction, and related accumulated depreciation and amortization, as of December 31, 2012 and 2011 were as follows:

December 31,	Useful Lives (Years)	2012	2011
(Dollars in thousands)
Land	N/A	$33,947	$30,807
Buildings	20	341,852	330,925
Leasehold and land improvements	1-30	1,188,720	1,129,818
Cell site equipment	6-25	3,100,916	2,874,397
Switching equipment	1-8	1,155,114	1,113,780
Office furniture and equipment	3-5	535,656	570,776
Other operating assets and equipment	5-25	128,290	127,253
System development	3-7	631,184	545,193
Work in process	N/A	362,749	285,500

		7,478,428	7,008,449
Accumulated depreciation and amortization		(4,455,840)	(4,218,147)

		$3,022,588	$2,790,302

U.S. Cellular's depreciation and amortization expense totaled $597.7 million, $565.1 million and $559.0 million in 2012, 2011 and 2010, respectively. As a result of the Divestiture Transaction, U.S. Cellular recognized incremental depreciation and amortization in 2012. See Note 7—Acquisitions, Divestitures and Exchanges for additional information.

TDS Telecom's (including ILEC, CLEC, and HMS) Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2012 and 2011 were as follows:

December 31,	Useful Lives (Years)	2012	2011
(Dollars in thousands)
Land	N/A	$9,004	$9,004
Buildings	30	147,177	135,883
Cable and wire	15-20	1,445,270	1,410,706
Network electronic equipment	5-12	888,425	853,458
Office furniture and equipment	5-10	312,843	286,593
Other equipment	10-15	127,566	114,788
System development	3-7	196,185	165,812
Work in process	N/A	87,043	88,924

		3,213,513	3,065,168
Accumulated depreciation and amortization		(2,279,325)	(2,128,411)

		$934,188	$936,757

The provision for TDS Telecom's ILEC companies' depreciation as a percentage of depreciable property was 5.5% in 2012, 5.5% in 2011 and 5.7% in 2010. TDS Telecom's depreciation and amortization expense related to Property, plant and equipment totaled $177.3 million, $168.2 million and $165.9 million in 2012, 2011 and 2010, respectively.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 10    PROPERTY, PLANT AND EQUIPMENT (Continued)

Corporate and other Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2012 and 2011 were as follows:

December 31,	2012	2011
(Dollars in thousands)
Property, plant and equipment	$116,558	$123,979
Accumulated depreciation and amortization	(76,068)	(66,503)

Total	$40,490	$57,476

Corporate and other fixed assets consist of assets at the TDS corporate offices, Suttle-Straus and Airadigm. Corporate and other depreciation and amortization expense related to Property, plant and equipment totaled $10.3 million, $8.3 million and $7.3 million in 2012, 2011 and 2010, respectively.

In 2012, 2011 and 2010, (Gain) loss on asset disposals and exchanges, net included charges of $19.7 million, $11.0 million and $11.8 million, respectively, related to disposals of assets, trade-ins of older assets for replacement assets and other retirements of assets from service in the normal course of business. The 2011 (Gain) loss on asset disposals and exchanges, net also included a gain on the exchange of licenses, as described in Note 7—Acquisitions, Divestitures and Exchanges.

NOTE 11    ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations are included in Other deferred liabilities and credits in the Consolidated Balance Sheet.

In 2012 and 2011, U.S. Cellular and TDS Telecom performed a review of the assumptions and estimated costs related to asset retirement obligations. The results of the reviews (identified as "Revisions in estimated cash outflows") and other changes in asset retirement obligations during 2012 and 2011, including the Divestiture Transaction, were as follows:

	U.S. Cellular	TDS Telecom	Non- Reportable Segment	TDS Consolidated
(Dollars in thousands)
Balance December 31, 2011	$143,402	$65,209	$3,806	$212,417
Additional liabilities accrued	5,578	367	—	5,945
Revisions in estimated cash outflows(1)	22,588	—	—	22,588
Disposition of assets	(2,674)	(298)	—	(2,972)
Accretion expense(2)	10,713	4,691	228	15,632

Balance December 31, 2012	$179,607	$69,969	$4,034	$253,610

Balance December 31, 2010	$128,709	$61,036	$—	$189,745
Additional liabilities accrued	2,105	559	—	2,664
Revisions in estimated cash outflows	5,888	—	—	5,888
Acquisitions of assets	—	140	3,751	3,891
Disposition of assets	(1,323)	(929)	—	(2,252)
Accretion expense	8,023	4,403	55	12,481

Balance December 31, 2011	$143,402	$65,209	$3,806	$212,417

(1)
In 2012, U.S. Cellular included $14.9 million as a result of changes in expected settlement dates related to the Divestiture Transaction.

(2)
In 2012, U.S. Cellular included $0.2 million of incremental accretion related to the Divestiture Transaction.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 12    DEBT

Revolving Credit Facilities

At December 31, 2012, TDS and U.S. Cellular had revolving credit facilities available for general corporate purposes. Amounts under the revolving credit facilities may be borrowed, repaid and reborrowed from time to time until maturity. Neither TDS nor U.S. Cellular borrowed under their current or previous revolving credit facilities in 2012, 2011 or 2010 except for letters of credit.

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

The maturity date of any borrowings under the TDS and U.S. Cellular revolving credit facilities would accelerate in the event of a change in control.

In 2012, each of the TDS and U.S. Cellular revolving credit facilities were amended to extend the maturity date from December 2015 to December 2017.

The following table summarizes the terms of such revolving credit facilities as of December 31, 2012:

(Dollars in millions)	TDS	U.S. Cellular
Maximum borrowing capacity	$400.0	$300.0
Letters of credit outstanding	$0.2	$0.2
Amount borrowed	$—	$—
Amount available for use	$399.8	$299.8
Borrowing rate: One-month London Interbank Offered Rate ("LIBOR") plus contractual spread(1)	1.46%	1.46%
LIBOR	0.21%	0.21%
Contractual spread	1.25%	1.25%
Range of commitment fees on amount available for use(2)
Low	0.13%	0.13%
High	0.30%	0.30%
Agreement date	December 2010	December 2010
Maturity date	December 2017	December 2017
Fees incurred attributable to the Revolving Credit Facility are as follows:
Fees incurred as a percent of Maximum borrowing capacity for 2012	0.33%	0.38%
Fees incurred, amount
2012	$1.3	$1.1
2011	$1.5	$1.2
2010	$4.8	$3.8

(1)
Borrowings under the revolving credit facility bear interest at LIBOR plus a contractual spread based on TDS or U.S. Cellular's credit rating or, at TDS or U.S. Cellular's option, an alternate "Base Rate" as defined in the revolving credit agreement. TDS and U.S. Cellular may select a borrowing period of either one, two, three or six months (or other period of twelve months or less if requested by TDS or U.S. Cellular and approved by the lenders). If TDS or U.S. Cellular provides notice of intent to borrow less than three business days in advance of a borrowing, interest on borrowing is at the Base Rate plus the contractual spread.

(2)
The revolving credit facility has commitment fees based on the unsecured senior debt ratings assigned to TDS and U.S. Cellular by certain ratings agencies.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 12    DEBT (Continued)

The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. TDS and U.S. Cellular believe they were in compliance as of December 31, 2012 with all covenants and other requirements set forth in the revolving credit facilities.

In connection with U.S. Cellular's revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated December 17, 2010 together with the administrative agent for the lenders under U.S. Cellular's revolving credit agreement. Pursuant to this subordination agreement, (a) any consolidated funded indebtedness from U.S. Cellular to TDS will be unsecured and (b) any (i) consolidated funded indebtedness from U.S. Cellular to TDS (other than "refinancing indebtedness" as defined in the subordination agreement) in excess of $105,000,000, and (ii) refinancing indebtedness in excess of $250,000,000, will be subordinated and made junior in right of payment to the prior payment in full of obligations to the lenders under U.S. Cellular's revolving credit agreement. As of December 31, 2012, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the revolving credit agreement pursuant to the subordination agreement.

At December 31, 2012, TDS had recorded $7.6 million of issuance costs related to the revolving credit facilities which is included in Other assets and deferred charges in the Consolidated Balance Sheet.

Long-Term Debt

In November 2012, TDS issued $195 million aggregate principal amount of 5.875% Senior notes. TDS expects to use the net proceeds for general corporate purposes, including acquisitions.

Long-term debt as of December 31, 2012 and 2011 was as follows:

December 31,	Issuance date	Maturity date	Call date	2012	2011
(Dollars in thousands)
TDS:
Unsecured Senior Notes
6.625%	March 2005	March 2045	March 2010	$116,250	$116,250
6.875%	November 2010	November 2059	November 2015	225,000	225,000
7.0%	March 2011	March 2060	March 2016	300,000	300,000
5.875%	November 2012	December 2061	December 2017	195,000	—
Purchase contract at 6.0%	October 2001	October 2021		1,097	1,097

Total Parent				837,347	642,347

Subsidiaries:
U.S. Cellular—
Unsecured Senior Notes
6.7%	December 2003 and June 2004	December 2033	December 2003	544,000	544,000
Less: 6.7% Unamortized discount				(11,806)	(9,889)

				532,194	534,111
6.95%	May 2011	May 2060	May 2016	342,000	342,000
Obligation on capital leases				4,756	4,336
TDS Telecom—
Rural Utilities Service ("RUS") and other notes				844	1,976
Non-Reportable Segment—
Long-term notes, 3.7% to 4.8%		Through 2016		5,663	6,478
Obligation on capital leases				—	118

Total Subsidiaries				885,457	889,019

Total long-term debt				1,722,804	1,531,366

Long-term debt, current				1,233	1,509
Long-term debt, noncurrent				$1,721,571	$1,529,857

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 12    DEBT (Continued)

TDS may redeem its callable notes and U.S. Cellular may redeem its 6.95% Senior Notes, in whole or in part at any time after the respective call date, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest. U.S. Cellular may redeem the 6.7% Senior Notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued and unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points.

Interest on the notes is payable quarterly on Senior Notes outstanding at December 31, 2012, with the exception of U.S. Cellular's 6.7% note in which interest is payable semi-annually.

Capitalized debt issuance costs for Unsecured Senior Notes totaled $44.6 million and are included in Other assets and deferred charges (a long-term asset account). These costs are amortized over the life of the notes using the effective interest method.

The annual requirements for principal payments on long-term debt are approximately $1.2 million, $1.6 million, $1.2 million, $3.0 million and $0.2 million for the years 2013 through 2017, respectively.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 13    EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

TDS sponsors a qualified noncontributory defined contribution pension plan. The plan provides benefits for the employees of TDS Corporate, TDS Telecom and U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded annually. Total pension costs were $18.4 million, $17.5 million and $17.5 million in 2012, 2011 and 2010, respectively. In addition, TDS sponsors a defined contribution retirement savings plan ("401(k)") plan. Total costs incurred from TDS' contributions to the 401(k) plan were $25.0 million, $22.1 million and $21.6 million in 2012, 2011 and 2010, respectively.

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

The following amounts are included in Accumulated other comprehensive loss in the Consolidated Balance Sheet before affecting such amounts for income taxes:

December 31,	2012	2011
(Dollars in thousands)
Net prior service costs	$22,438	$26,173
Net actuarial loss	(36,510)	(39,117)

	$(14,072)	$(12,944)

The estimated net actuarial loss and prior service cost gain for the postretirement benefit plans that will be amortized from Accumulated other comprehensive loss into net periodic benefit cost during 2013 are $2.5 million and $3.6 million, respectively.

The following amounts are included in Comprehensive income in the Consolidated Statement of Comprehensive Income:

Year Ended December 31, 2012	Before-Tax	Deferred Income Tax Benefit (Expense)	Net-of-Tax
(Dollars in thousands)
Net actuarial gains (losses)	$90	$(143)	$(53)
Amortization of prior service costs	(3,735)	5,950	2,215
Amortization of actuarial losses	2,517	(4,010)	(1,493)

Total gains (losses) recognized in Comprehensive income	$(1,128)	$1,797	$669

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 13    EMPLOYEE BENEFIT PLANS (Continued)

Year Ended December 31, 2011	Before-Tax	Deferred Income Tax Benefit (Expense)	Net-of-Tax
(Dollars in thousands)
Net actuarial gains (losses)	$(9,625)	$4,787	$(4,838)
Amortization of prior service costs	(3,815)	1,897	(1,918)
Amortization of actuarial losses	1,934	(962)	972

Total gains (losses) recognized in Comprehensive income	$(11,506)	$5,722	$(5,784)

The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other post-retirement benefit plans.

December 31,	2012	2011
(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$50,113	$44,270
Service cost	1,197	1,116
Interest cost	2,297	2,368
Actuarial (gain) loss	3,179	5,158
Prescription drug subsidy	542	263
Benefits paid	(2,760)	(3,062)

Benefit obligation at end of year	54,568	50,113

Change in plan assets
Fair value of plan assets at beginning of year	41,267	45,023
Actual return (loss) on plan assets	6,264	(971)
Employer contribution	276	277
Benefits paid	(2,760)	(3,062)

Fair value of plan assets at end of year	45,047	41,267

Funded status	$(9,521)	$(8,846)

The funded status identified above is recorded as a component of Other deferred liabilities and credits in TDS' Consolidated Balance Sheet.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 13    EMPLOYEE BENEFIT PLANS (Continued)

The following table sets forth by level within the fair value hierarchy the plans' assets at fair value, as of December 31, 2012 and 2011. See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for definitions of the levels in the fair value hierarchy.

December 31, 2012	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Mutual funds
Bond	$11,285	$—	$—	$11,285
International equity	8,868	—	—	8,868
Money market	1,983	—	—	1,983
US large cap	18,823	—	—	18,823
US small cap	4,074	—	—	4,074
Other	—	—	14	14

Total plan assets at fair value	$45,033	$—	$14	$45,047

December 31, 2011	Level 1	Level 2	Level 3	Total
(Dollars in thousands)
Mutual funds
Bond	$10,098	$—	$—	$10,098
International equity	7,304	—	—	7,304
Money market	2,031	—	—	2,031
US large cap	18,100	—	—	18,100
US small cap	3,723	—	—	3,723
Other	—	—	11	11

Total plan assets at fair value	$41,256	$—	$11	$41,267

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

The following table summarizes how plan assets are invested.

		Allocation of Plan Assets at December 31,
	Target Asset Allocation
Investment Category		2012	2011
U.S. equities	50%	50.8%	52.9%
International equities	20%	19.7%	17.7%
Debt securities	30%	29.5%	29.4%

The post-retirement benefit fund engages multiple asset managers to ensure proper diversification of the investment portfolio within each asset category. The investment objective is to meet or exceed the rate of return of a performance index comprised of 50% Dow Jones U.S. Total Stock Market Index, 20% FTSE All World (excluding U.S.) Stock Index, and 30% Barclays Capital Aggregate Bond Index. The three-year and five-year average rates of return for TDS' post-retirement benefit fund are 8.76% and 3.63%, respectively.

The post-retirement benefit fund does not hold any debt or equity securities issued by TDS, U.S. Cellular or any related parties.

TDS is not required to set aside current funds for its future retiree health and life insurance benefits. The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances. In accordance with applicable income tax regulations, total accumulated contributions to fund the costs of future retiree medical benefits are restricted to an amount not to exceed 25% of the total accumulated contributions to the trust. An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25% limitation. TDS has not determined whether it will make a contribution to the plan in 2013.

Net periodic benefit cost recorded in the Consolidated Statement of Operations includes the following components:

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Service cost	$1,197	$1,116	$1,175
Interest cost	2,297	2,368	2,325
Expected return on plan assets	(2,995)	(3,496)	(3,395)
Amortization of prior service costs(1)	(3,735)	(3,815)	(3,815)
Amortization of actuarial losses(2)	2,517	1,934	2,158

Net post-retirement cost	$(719)	$(1,893)	$(1,552)

(1)
Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)
Based on straight-line amortization over the average time remaining before active employees retire.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 13    EMPLOYEE BENEFIT PLANS (Continued)

The following assumptions were used to determine benefit obligations and net periodic benefit cost:

December 31,	2012	2011
Benefit obligations
Discount rate	4.00%	4.70%
Net periodic benefit cost
Discount rate	4.70%	5.50%
Expected return on plan assets	7.50%	8.00%

The discount rate for 2012 and 2011 was determined using a hypothetical Aa spot yield curve represented by a series of annualized individual spot discount rates from six months to 99 years. The spot rate curve was derived from a direct calculation of the implied forward rate curve based on the included bond cash flows. This yield curve, when populated with projected cash flows that represent the expected timing and amount of TDS plan benefit payments, produces a single effective interest discount rate that is used to measure the plan's liabilities.

The measurement date for actuarial determination was December 31, 2012. For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed for 2012 to be 7.3% for plan participants aged 65 and above, and 8.1% for participants under age 65. For all participants the 2012 annual rate of increase is expected to decrease to 5.0% by 2020. The 2011 expected rate of increase was 7.9% for plan participants aged 65 and above, and 8.0% for participants under age 65, decreasing to 5.0% for all participants by 2020.

A 1% increase or decrease in assumed health care cost trend rates would have the following effects as of and for the year ended December 31, 2012:

	One Percent
	Increase	Decrease
(Dollars in thousands)
Effect on total service and interest cost components	$14	$(13)
Effect on post-retirement benefit obligation	$323	$(299)

The following estimated future benefit payments, which reflect expected future service, are expected to be paid:

Year	Estimated Future Post-Retirement Benefit Payments
(Dollars in thousands)
2013	$2,291
2014	2,329
2015	2,289
2016	2,336
2017	2,286
2018-2022	13,710

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 14 COMMITMENTS AND CONTINGENCIES

Agreements

As previously disclosed, on August 17, 2010, U.S. Cellular and Amdocs Software Systems Limited ("Amdocs") entered into a Software License and Maintenance Agreement ("SLMA") and a Master Service Agreement ("MSA") (collectively, the "Amdocs Agreements") to develop a Billing and Operational Support System ("B/OSS"). Pursuant to an updated Statement of Work dated June 29, 2012, the implementation of B/OSS is expected to take until the end of 2013 to complete and total payments to Amdocs are estimated to be approximately $162.2 million (subject to certain potential adjustments) over the period from commencement of the SLMA in 2010 through the second half of 2013. As of December 31, 2012, $83.9 million had been paid to Amdocs.

Lease Commitments

TDS and its subsidiaries have leases for certain plant facilities, office space, retail store sites, cell sites, data centers and data-processing equipment which are accounted for as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. Any rent abatements or lease incentives, in addition to fixed rental increases, are included in the calculation of rent expense and calculated on a straight-line basis over the defined lease term.

As of December 31, 2012, future minimum rental payments required under operating leases and rental receipts expected under operating leases that have noncancellable lease terms in excess of one year were as follows:

	Operating Leases Future Minimum Rental Payments	Operating Leases Future Minimum Rental Receipts
(Dollars in thousands)
2013	$171,449	$40,737
2014	145,112	35,317
2015	121,198	25,924
2016	99,753	15,294
2017	79,391	6,476
Thereafter	810,548	398

Total	$1,427,451	$124,146

For 2012, 2011 and 2010, rent expense for noncancellable long-term leases was $204.1 million, $187.4 million and $178.1 million, respectively; and rent expense under cancellable short-term leases was $10.4 million, $9.0 million and $10.9 million, respectively.

Rent revenue totaled $41.6 million, $39.2 million and $35.4 million in 2012, 2011 and 2010, respectively.

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

TDS has accrued $1.7 million and $1.9 million with respect to legal proceedings and unasserted claims as of December 31, 2012 and 2011, respectively. TDS has not accrued any amount for legal proceedings if it cannot estimate the amount of the possible loss or range of loss. TDS does not believe that the amount of any contingent loss in excess of the amounts accrued would be material.

NOTE 15    COMMON SHAREHOLDERS' EQUITY

Share Consolidation Amendment

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

As a result of the share reclassification, shares outstanding at December 31, 2011, as well as average basic and diluted shares outstanding used to calculate earnings per share, as of the beginning of 2011 and all prior periods presented in this Form 10-K have been retroactively restated to reflect the impact of the increased shares outstanding.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 15    COMMON SHAREHOLDERS' EQUITY (Continued)

Common Stock

As of December 31, 2011, the holders of Common Shares and Special Common Shares were entitled to one vote per share. The holders of Common Shares had full voting rights; the holders of Special Common Shares had limited voting rights. Other than the election of directors, the Special Common Shares had no votes except as otherwise required by law. The holders of Series A Common Shares were entitled to ten votes per share. TDS shareholders approved a Share Consolidation Amendment and a Vote Amendment to the Restated Certificate of Incorporation of TDS effective January 24, 2012. Pursuant to the Share Consolidation Amendment, among other things, each Special Common Share was reclassified into one Common Share and there are no longer any Special Common Shares authorized, issued or outstanding. Pursuant to the Vote Amendment, the voting power of the Series A Common Shares and the Common Shares, are fixed at 56.7% and 43.3%, respectively, of the total voting power in matters other than the election of directors where voting power is subject to adjustment due to changes in the number of outstanding Series A Common Shares. The Series A Common Shares continue to have ten votes per share in such matters and the vote per share of the Common Shares floats and is determined each time there is a vote on matters other than the election of directors.

As of December 31, 2012, Series A Common Shares were convertible, on a share for share basis, into Common Shares and 7,160,000 Common Shares were reserved for possible issuance upon conversion of Series A Common Shares.

The following table summarizes the number of Common, Special Common and Series A Common Shares issued and repurchased.

	Common Shares	Special Common Shares	Common Treasury Shares	Special Common Treasury Shares	Series A Common Shares
(Shares in thousands)
Balance December 31, 2009	57,082	63,442	7,277	13,717	6,492
Repurchase of shares	—	—	—	2,394	—
Conversion of Series A Common Shares	11	—	—	—	(11)
Dividend reinvestment, incentive and compensation plans	—	—	(79)	(200)	29

Balance December 31, 2010	57,093	63,442	7,198	15,911	6,510
Repurchase of shares	—	—	—	748	—
Dividend reinvestment, incentive and compensation plans	—	—	(86)	(226)	39
Reclassification as a result of Share Consolidation Amendment(1)	68,409	(63,442)	17,053	(16,433)	570

Balance December 31, 2011	125,502	—	24,165	—	7,119
Repurchase of shares	—	—	868	—	—
Conversion of Series A Common Shares	10	—	—	—	(10)
Dividend reinvestment, incentive and compensation plans	—	—	(392)	—	51

Balance December 31, 2012	125,512	—	24,641	—	7,160

(1)
Reflects the impact of the Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS, as approved by the TDS shareholders on January 13, 2012.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 15    COMMON SHAREHOLDERS' EQUITY (Continued)

Tax-Deferred Savings Plan

TDS has reserved 90,000 Common Shares at December 31, 2012, for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions and TDS' contributions in a TDS Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds.

Share Repurchase Programs

On November 19, 2009, the Board of Directors of TDS authorized a $250 million stock repurchase program for both TDS Common and Special Common Shares from time to time pursuant to open market purchases, block transactions, private purchases or otherwise, depending on market conditions. This authorization expired on November 19, 2012.

As a result of the Share Consolidation Amendment that became effective on January 24, 2012, Special Common Shares ceased to be authorized, issued or outstanding. Accordingly, the foregoing share repurchase authorization applied only to Common Shares subsequent to January 24, 2012 until its expiration date.

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

Share repurchases made under these authorizations and prior authorizations, were as follows:

Year Ended December 31,	Number of Shares	Average Cost Per Share	Amount(1)
(Dollars amounts and shares in thousands)
2012
U.S. Cellular Common Shares	571	$35.11	$20,045
TDS Common Shares	868	23.08	20,026
2011
U.S. Cellular Common Shares	1,276	$48.82	$62,294
TDS Common Shares	—	—	—
TDS Special Common Shares	748	28.73	21,500
2010
U.S. Cellular Common Shares	1,235	$42.76	$52,827
TDS Common Shares	—	—	—
TDS Special Common Shares	2,394	28.42	68,053

(1)
Amounts reported in the Consolidated Statement of Cash Flows may differ from these amounts due to repurchases and subsequent cash settlements occurring in different years.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    STOCK-BASED COMPENSATION

TDS Consolidated

The following table summarizes stock-based compensation expense recognized during 2012, 2011 and 2010:

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Stock option awards	$20,884	$20,443	$18,623
Restricted stock unit awards	19,025	14,905	14,781
Deferred compensation bonus and matching stock unit awards	749	124	269
Employee stock purchase plans	—	485	566
Awards under Non-Employee Director compensation plan	1,213	880	889

Total stock-based compensation, before income taxes	41,871	36,837	35,128
Income tax benefit	(15,848)	(13,862)	(13,288)

Total stock-based compensation expense, net of income taxes	$26,023	$22,975	$21,840

At December 31, 2012, unrecognized compensation cost for all stock-based compensation awards was $35.7 million and is expected to be recognized over a weighted average period of 1.7 years.

The following table provides a summary of the stock-based compensation expense included in the Consolidated Statement of Operations for the years ended:

December 31,	2012	2011	2010
(Dollars in thousands)
Selling, general and administrative expense	$38,563	$33,949	$32,838
Cost of services and products	3,308	2,888	2,290

Total stock-based compensation	$41,871	$36,837	$35,128

TDS' tax benefits realized from the exercise of stock options and other awards totaled $5.1 million in 2012.

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

Under the TDS 2011 Long-Term Incentive Plan, TDS may grant fixed and performance based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. On January 13, 2012, TDS shareholders approved Amendments to the Restated Certificate of Incorporation of TDS which included both a Share Consolidation Amendment and adoption of the TDS 2011 Long-Term Incentive Plan, which replaced the TDS 2004 Long-Term Incentive Plan. See Note 15—Common Shareholders' Equity for additional information.

As a result of the effectiveness of the Share Consolidation Amendment on January 24, 2012, there are no longer any Special Common Shares authorized or outstanding. As a result, outstanding awards were adjusted to reflect the reclassification, and such awards will be settled only in Common Shares. Such adjustment was made consistent with the share consolidation.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    STOCK-BASED COMPENSATION (Continued)

TDS had reserved 13,952,000 Common Shares at December 31, 2012 for equity awards granted and to be granted under the TDS Long-Term Incentive Plans in effect. At December 31, 2012, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards. As of December 31, 2012, there were no shares reserved under any employee stock purchase plan, since this plan was terminated in the fourth quarter of 2011.

TDS has also established a Non-Employee Directors' compensation plan under which it has reserved 33,000 TDS Common Shares at December 31, 2012 for issuance as compensation to members of the Board of Directors who are not employees of TDS.

TDS uses treasury stock to satisfy requirements for shares issued pursuant to its various stock-based compensation plans.

Long-Term Incentive Plan—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over periods up to three years from the date of grant. Stock options outstanding at December 31, 2012 expire between 2013 and 2022. However, vested stock options typically expire 30 days after the effective date of an employee's termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of options equals the market value of TDS common stock on the date of grant.

TDS estimated the fair value of stock options granted in 2012, 2011 and 2010 using the Black-Scholes valuation model and the assumptions shown in the table below:

	2012	2011	2010
Expected life	5.5 Years	5.5 Years	5.3 Years
Expected annual volatility rate	41.1%	37.6%	37.8%
Dividend yield	2.4%	1.6%	1.7%
Risk-free interest rate	0.9%	2.1%	2.1%
Estimated annual forfeiture rate	2.9%	3.0%	3.0%

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

A summary of TDS stock options (total and portion exercisable) and changes during the three years ended December 31, 2012, is presented in the tables and narrative below. The December 31, 2011

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    STOCK-BASED COMPENSATION (Continued)

amounts in the tables below reflect the impact of the Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS:

Tandem Options	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding at December 31, 2009	901,000	$81.73
(901,000 exercisable)		81.73
Exercised	(2,000)	45.53		$46,000
Forfeited	—	—
Expired	(248,000)	113.56

Outstanding at December 31, 2010	651,000	$69.60
(651,000 exercisable)		69.60
Exercised	(2,000)	53.77		$30,000
Forfeited	—	—
Expired	(78,000)	99.23
Reclassification of Tandem Options due to Share Consolidation	(571,000)	65.64		$158,000

Outstanding at December 31, 2011	—

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    STOCK-BASED COMPENSATION (Continued)

Special Common Share Options	Number of Options	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding at December 31, 2009	3,860,000	$38.46
(1,732,000 exercisable)		48.91
Granted	1,387,000	26.66	$8.37
Exercised	(5,000)	26.95		$17,000
Forfeited	(105,000)	29.64
Expired	(29,000)	45.16

Outstanding at December 31, 2010	5,108,000	$35.41
(2,506,000 exercisable)		43.14
Granted	1,034,000	29.94	$9.59
Exercised	(5,000)	26.95		$19,000
Forfeited	(34,000)	28.12
Expired	(79,000)	35.00
Reclassification of Special Common Options due to Share Consolidation	(6,024,000)	$34.38		$—

Outstanding at December 31, 2011	—

Common Share Options	Number of Options	Weighted Average Exercise Prices	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2010	—	$—
Reclassification of Tandem Options due to Share Consolidation	1,192,000	31.45
Reclassification of Special Common Options due to Share Consolidation	6,024,000	34.38

Outstanding at December 31, 2011	7,216,000	$33.89
(4,865,000 exercisable)		36.67
Granted	1,702,000	20.79	$6.28
Exercised	(1,000)	20.65		$4,000
Forfeited	(106,000)	23.81
Expired	(298,000)	30.12

Outstanding at December 31, 2012	8,513,000	$31.53		$2,279,000	6.4
(5,782,000 exercisable)		$35.12		$68,000	5.2

The aggregate intrinsic value in the tables above represents the total pre-tax intrinsic value (the difference between TDS' closing stock prices and the exercise price, multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2012.

Long-Term Incentive Plan—Restricted Stock Units—TDS also grants restricted stock unit awards to key employees. As of December 31, 2011, each restricted stock unit outstanding was convertible into one Special Common Share upon the vesting of such restricted stock units. As a result of the Share Consolidation Amendment each outstanding restricted stock unit was reclassified and became

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    STOCK-BASED COMPENSATION (Continued)

convertible into one Common Share Award. The restricted stock unit awards currently outstanding were granted in 2011 and 2012 and will vest in December 2013 and 2014, respectively.

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

A summary of TDS nonvested restricted stock units and changes during the year ended December 31, 2012 is presented in the table below. The December 31, 2011 amounts in the table below reflect the impact of the Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS.

Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2011	389,000	$27.45
Granted	333,000	$19.62
Vested	(151,000)	$25.73
Forfeited	(24,000)	$24.10

Nonvested at December 31, 2012	547,000	$23.44

The total fair values as of the respective vesting dates of restricted stock units vested during 2012, 2011 and 2010 were $3.4 million, $4.1 million and $4.2 million, respectively. The weighted average grant date fair value of restricted stock units granted in 2012, 2011 and 2010 was $19.62, $28.73 and $25.53, respectively.

Long-Term Incentive Plan—Deferred Compensation Stock Units —Certain TDS employees may elect to defer receipt of all or a portion of their annual bonuses and to receive a company matching contribution on the amount deferred. All bonus compensation that is deferred by employees electing to participate is immediately vested and is deemed to be invested in TDS Common Share units. The amount of TDS' matching contribution depends on the portion of the annual bonus that is deferred. Participants receive a 25% stock unit match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus; such matching contributions also are deemed to be invested in TDS Common Share units.

The total fair values of deferred compensation stock units that vested during 2012, 2011 and 2010 were $0.1 million, $0.1 million and $0.1 million, respectively. The weighted average grant date fair value of deferred compensation stock units granted in 2012, 2011 and 2010 was $24.18, $28.15 and $28.72, respectively. As of December 31, 2012, there were 205,000 vested but unissued deferred compensation stock units valued at $4.5 million.

Employee Stock Purchase Plan—The TDS 2009 Employee Stock Purchase Plan was terminated in the fourth quarter of 2011.

Compensation of Non-Employee Directors—TDS issued 22,000, 19,000 and 19,000 Common Shares under its Non-Employee Director plan in 2012, 2011 and 2010, respectively.

Dividend Reinvestment Plans ("DRIP")—TDS had reserved 260,000 Common Shares at December 31, 2012, for issuance under Automatic Dividend Reinvestment and Stock Purchase Plans and 18,000

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    STOCK-BASED COMPENSATION (Continued)

Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enabled holders of TDS' Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS' Common Shares on the New York Stock Exchange for the ten trading days preceding the date on which the purchase is made. These plans are considered non-compensatory plans, therefore no compensation expense is recognized for stock issued under these plans.

U.S. Cellular

The information in this section relates to stock-based compensation plans using the equity instruments of U.S. Cellular. Participants in these plans are employees of U.S. Cellular and Non-employee Directors of U.S. Cellular. Information related to plans using the equity instruments of TDS are shown in the previous section.

U.S. Cellular has established the following stock-based compensation plans: a long-term incentive plan and a Non-Employee Director compensation plan, and had an employee stock purchase plan that was terminated in the fourth quarter of 2011. In addition, U.S. Cellular employees were eligible to participate in the TDS employee stock purchase plan before that plan also was terminated in the fourth quarter of 2011.

Under the U.S. Cellular 2005 Long-Term Incentive Plan, U.S. Cellular may grant fixed and performance based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. At December 31, 2012, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards.

At December 31, 2012, U.S. Cellular had reserved 5,662,000 Common Shares for equity awards granted and to be granted under the 2005 Long-Term Incentive Plan. No Common Shares were reserved for issuance to employees under any employee stock purchase plan since this plan was terminated in the fourth quarter of 2011.

U.S. Cellular also has established a Non-Employee Director compensation plan under which it has reserved 25,000 Common Shares at December 31, 2012 for issuance as compensation to members of the Board of Directors who are not employees of U.S. Cellular or TDS.

U.S. Cellular uses treasury stock to satisfy requirements for Common Shares issued pursuant to its various stock-based compensation plans.

Long-Term Incentive Plan—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over a period of three years from the date of grant. Stock options outstanding at December 31, 2012 expire between 2013 and 2022. However, vested stock options typically expire 30 days after the effective date of an employee's termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of options equals the market value of U.S. Cellular Common Shares on the date of grant.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 16    STOCK-BASED COMPENSATION (Continued)

U.S. Cellular estimated the fair value of stock options granted during 2012, 2011, and 2010 using the Black-Scholes valuation model and the assumptions shown in the table below.

	2012	2011	2010
Expected life	4.5 years	4.3 years	0.9-8.0 years
Expected volatility	40.7%-42.6%	43.4%-44.8%	26.9%-43.9%
Dividend yield	0%	0%	0%
Risk-free interest rate	0.5%-0.9%	0.7%-2.0%	0.4%-3.1%
Estimated annual forfeiture rate	0.0%-9.1%	0.0%-7.8%	0.0%-8.4%

The fair value of options is recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

A summary of U.S. Cellular stock options outstanding (total and portion exercisable) and changes during the three years ended December 31, 2012, is presented in the table below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2009	2,029,000	$51.37
(1,046,000 exercisable)		54.40
Granted	831,000	41.98	$13.75
Exercised	(317,000)	38.60		$1,555,000
Forfeited	(88,000)	44.28
Expired	(193,000)	61.50

Outstanding at December 31, 2010	2,262,000	$49.12
(1,151,000 exercisable)		54.64
Granted	595,000	51.70	$19.42
Exercised	(173,000)	37.50		$2,099,000
Forfeited	(72,000)	45.97
Expired	(175,000)	57.05

Outstanding at December 31, 2011	2,437,000	$50.10
(1,321,000 exercisable)		53.68
Granted	580,000	40.70	$14.71
Exercised	(41,000)	34.27		$205,000
Forfeited	(97,000)	44.81
Expired	(116,000)	52.92

Outstanding at December 31, 2012	2,763,000	$48.43		$513,000	6.60
(1,657,000 exercisable)		$51.20		$513,000	5.30

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between U.S. Cellular's closing stock price and the exercise price multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2012.

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

A summary of U.S. Cellular nonvested restricted stock units at December 31, 2012 and changes during the year then ended is presented in the table below:

	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2011	845,000	$42.48
Granted	468,000	39.75
Vested	(225,000)	32.96
Forfeited	(75,000)	43.74

Nonvested at December 31, 2012	1,013,000	$43.24

The total fair value of restricted stock units that vested during 2012, 2011 and 2010 was $8.9 million, $9.5 million and $4.7 million, respectively, as of the respective vesting dates. The weighted average grant date fair value of restricted stock units granted in 2012, 2011 and 2010 was $39.75, $49.35 and $42.21, respectively.

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

The total fair value of deferred compensation stock units that vested was less than $0.1 million during 2012 and 2011. The fair value of units vested during 2010 was $0.4 million. The weighted average grant date fair value of deferred compensation stock units granted in 2012, 2011 and 2010 was $42.37, $48.72 and $40.76, respectively. As of December 31, 2012, there were 7,000 vested but unissued deferred compensation stock units valued at $0.2 million.

Employee Stock Purchase Plan—The U.S. Cellular 2009 Employee Stock Purchase Plan was terminated in the fourth quarter of 2011.

Compensation of Non-Employee Directors—U.S. Cellular issued 7,600, 6,600 and 9,000 Common Shares in 2012, 2011 and 2010, respectively, under its Non-Employee Director compensation plan.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    BUSINESS SEGMENT INFORMATION (Continued)

Financial data for TDS' business segments for 2012, 2011 and 2010 is as follows. TDS Telecom's incumbent local exchange carriers are designated as "ILEC" in the table, its competitive local exchange carriers is designated as "CLEC" and hosted and managed services operations are designated as "HMS." During the quarter ended March 31, 2012, TDS reevaluated and changed its reportable business segments. Periods presented for comparative purposes have been re-presented to conform to the revised presentation. See Note 1—Summary of Significant Accounting Policies and Recent Accounting Pronouncements for additional information.

Year Ended or at December 31, 2012

		TDS Telecom
	U.S. Cellular	ILEC	CLEC	HMS	TDS Telecom Eliminations	TDS Telecom Total	Non- Reportable Segment(1)	Other Reconciling Items(2)	Total
(Dollars in thousands)
Operating revenues	$4,452,084	$578,412	$173,397	$113,010	$(10,313)	$854,506	$60,830	$(22,143)	$5,345,277
Cost of services and products (excluding Depreciation, amortization and accretion reported below)	1,882,752	192,514	89,949	75,781	(8,650)	349,594	42,150	(1,926)	2,272,570
Selling, general and administrative expense	1,764,933	170,493	66,886	34,193	(1,663)	269,909	16,189	(17,130)	2,033,901

Adjusted OIBDA(3)	804,399	215,405	16,562	3,036	—	235,003	2,491	(3,087)	1,038,806
Depreciation, amortization and accretion expense	608,633	150,557	21,969	20,568	—	193,094	6,102	5,797	813,626
Loss on impairment of assets	—	—	—	—	—	—	515	—	515
(Gain) loss on asset disposals and exchanges, net	18,088	535	485	108	—	1,128	(1)	526	19,741
(Gain) loss on sale of business and other exit costs, net	21,022	39	—	—	—	39	—	—	21,061

Operating income (loss)	156,656	64,274	(5,892)	(17,640)	—	40,742	(4,125)	(9,410)	183,863
Equity in earnings of unconsolidated entities	90,364	10	—	—	—	10	—	2,493	92,867
Interest and dividend income	3,644	2,805	280	25	—	3,110	8	2,486	9,248
Gain (loss) on investment	(3,718)	—	—	—	—	—	—	—	(3,718)
Interest expense (Capitalized interest)	42,393	(2,458)	(216)	1,160	—	(1,514)	3,938	41,928	86,745
Other, net	500	(353)	—	(1)	—	(354)	575	(1)	720

Income before income taxes	205,053	69,194	(5,396)	(18,776)	—	45,022	(7,480)	(46,360)	196,235

Investments in unconsolidated entities	144,531	3,809	—	—	—	3,809	—	31,581	179,921
Total assets	6,587,450	1,407,892	111,806	267,798	—	1,787,496	62,931	186,023	8,623,900
Capital expenditures	$836,748	$137,115	$21,465	$15,344	$—	$173,924	$1,789	$(7,840)	$1,004,621

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    BUSINESS SEGMENT INFORMATION (Continued)

Year Ended or at December 31, 2011

		TDS Telecom
	U.S. Cellular	ILEC	CLEC	HMS	TDS Telecom Eliminations	TDS Telecom Total	Non- Reportable Segment(1)	Other Reconciling Items(2)	Total
(Dollars in thousands)
Operating revenues	$4,343,346	$597,811	$180,332	$47,180	$(9,935)	$815,388	$45,133	$(23,396)	$5,180,471
Cost of services and products (excluding Depreciation, amortization and accretion reported below)	1,721,181	191,591	91,348	23,502	(8,238)	298,203	32,952	(1,692)	2,050,644
Selling, general and administrative expense	1,769,701	158,302	64,509	15,647	(1,697)	236,761	8,609	(12,712)	2,002,359

Adjusted OIBDA(3)	852,464	247,918	24,475	8,031	—	280,424	3,572	(8,992)	1,127,468
Depreciation, amortization and accretion expense	573,557	145,687	21,976	12,867	—	180,530	3,021	8,668	765,776
Loss on impairment of assets	—	—	—	—	—	—	—	—	—
(Gain) loss on asset disposals and exchanges, net	(1,873)	1,043	85	115	—	1,243	(197)	17	(810)

Operating income (loss)	280,780	101,188	2,414	(4,951)	—	98,651	748	(17,677)	362,502
Equity in earnings of unconsolidated entities	83,566	8	—	—	—	8	—	(1,036)	82,538
Interest and dividend income	3,395	3,252	296	—	—	3,548	2	2,200	9,145
Gain (loss) on investment	11,373	—	—	—	—	—	—	12,730	24,103
Interest expense (Capitalized interest)	65,614	(2,406)	(296)	78	—	(2,624)	1,359	53,852	118,201
Other, net	(678)	2,720	(1)	(9)	—	2,710	650	976	3,658

Income before income taxes	312,822	109,574	3,005	(5,038)	—	107,541	41	(56,659)	363,745

Investments in unconsolidated entities	138,096	3,808	—	—	—	3,808	—	31,806	173,710
Total assets	6,327,976	1,376,131	118,231	209,109	—	1,703,471	68,870	100,688	8,201,005
Capital expenditures	$782,526	$141,802	$22,361	$26,999	$—	$191,162	$3,206	$10,324	$987,218

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 17    BUSINESS SEGMENT INFORMATION (Continued)

Year Ended or at December 31, 2010

		TDS Telecom
	U.S. Cellular	ILEC	CLEC	HMS	TDS Telecom Eliminations	TDS Telecom Total	Non- Reportable Segment(1)	Other Reconciling Items(2)	Total
(Dollars in thousands)
Operating revenues	$4,177,681	$606,844	$187,984	$10,550	$(9,536)	$795,842	$40,167	$(26,861)	$4,986,829
Cost of services and products (excluding Depreciation, amortization and accretion reported below)	1,611,221	192,699	96,934	3,599	(8,848)	284,384	31,019	(1,761)	1,924,863
Selling, general and administrative expense	1,783,315	168,783	64,107	4,237	(688)	236,439	6,307	(27,598)	1,998,463

Adjusted OIBDA(3)	783,145	245,362	26,943	2,714	—	275,019	2,841	2,498	1,063,503
Depreciation, amortization and accretion expense	570,955	146,351	24,679	3,024	—	174,054	1,888	8,752	755,649
Loss on impairment of assets	—	—	—	—	—	—	—	—	—
(Gain) loss on asset disposals and exchanges, net	10,717	572	362	197	—	1,131	(76)	(9)	11,763

Operating income (loss)	201,473	98,439	1,902	(507)	—	99,834	1,029	(6,245)	296,091
Equity in earnings of unconsolidated entities	97,318	13	—	—	—	13	—	743	98,074
Interest and dividend income	3,808	2,833	293	1	—	3,127	—	3,573	10,508
Gain (loss) on investment	—	—	—	—	—	—	—	—	—
Interest expense (Capitalized interest)	61,555	(711)	(180)	59	—	(832)	430	55,657	116,810
Other, net	72	(2,474)	—	(4)	—	(2,478)	616	(299)	(2,089)

Income before income taxes	241,116	99,522	2,375	(569)	—	101,328	1,215	(57,885)	285,774

Investments in unconsolidated entities	160,847	13	—	—	—	13	—	37,062	197,922
Total assets	5,875,549	1,443,548	123,762	34,537	—	1,601,847	22,709	196,012	7,696,117
Capital expenditures	$583,134	$123,645	$20,303	$13,357	$—	$157,305	$1,029	$13,564	$755,032

(1)
Represents Suttle-Straus and, as of September 23, 2011, Airadigm.

(2)
Consists of corporate operations and intercompany eliminations between U.S. Cellular, TDS Telecom, the Non-Reportable Segment and corporate operations.

(3)
Adjusted OIBDA is defined as operating income excluding the effects of: depreciation, amortization and accretion (OIBDA); the loss on impairment of assets (if any); the net gain or loss on asset disposals and exchanges (if any); and the net gain or loss on sale of business and other exit costs (if any). Adjusted OIBDA excludes the loss on impairment of assets (if any), the net gain or loss on asset disposals and exchanges (if any), and the net gain or loss on sale of business and other exit costs (if any) in order to show operating results on a more comparable basis from period to period. TDS does not intend to imply that any of such amounts that are excluded are non-recurring, infrequent or unusual; such gains or losses may occur in the future.

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

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 18    SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures regarding interest paid and income taxes paid.

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Interest paid	$88,208	$96,174	$114,996
Income taxes paid (refunded)	(62,042)	(66,994)	87,139

Following are supplemental cash flow disclosures regarding transactions related to stock-based compensation awards:

TDS:

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Common Shares withheld(1)	49,840	—	—
Special Common Shares withheld(1)	1,381	65,638	43,580
Aggregate value of Common Shares withheld	$1,102	$—	$—
Aggregate value of Special Common Shares withheld	$33	$1,537	$1,348
Cash receipts upon exercise of stock options	16	1,463	1,657
Cash disbursements for payment of taxes(2)	(1,135)	(1,431)	(1,348)

Net cash receipts from exercise of stock options and vesting of other stock awards	$(1,119)	$32	$309

U.S. Cellular:

Year Ended December 31,	2012	2011	2010
(Dollars in thousands)
Common Shares withheld(1)	92,846	120,250	310,388
Aggregate value of Common Shares withheld	$3,604	$5,952	$13,527
Cash receipts upon exercise of stock options	900	5,447	3,574
Cash disbursements for payment of taxes(2)	(3,105)	(3,512)	(3,065)

Net cash receipts (disbursements) from exercise of stock options and vesting of other stock awards	$(2,205)	$1,935	$509

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

NOTE 19    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $13.6 million in 2012, $13.7 million in 2011 and $14.0 million in 2010.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 19    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS (Continued)

On September 29, 2010, TDS repurchased 272,323 Special Common Shares at the then current market price on the NYSE for a total price of $7.7 million, or an average of $28.24 per Special Common Share including broker fees, from an affiliate of Southeastern Asset Management, Inc. ("SEAM"). This transaction was not solicited by TDS and TDS did not enter into any agreements with SEAM. The September 29, 2010, transaction was effected by TDS' broker pursuant to TDS' existing institutional brokerage account agreement on the NYSE pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The repurchase was made under TDS' share repurchase authorization that was in effect at the time of such repurchase. At the time of the share repurchase by TDS, SEAM was a related party as defined by the SEC because it was a beneficial owner of more than 5% of TDS Special Common Shares.

The Audit Committee of the Board of Directors is responsible for the review and evaluation of all related-party transactions as such term is defined by the rules of the New York Stock Exchange.

NOTE 20    SUBSEQUENT EVENTS

On February 25, 2013, TDS entered into an Asset Purchase Agreement with Baja Broadband, LLC ("Baja") to acquire substantially all of the assets of Baja for $267.5 million in cash, subject to a working capital adjustment. Baja is a cable company that passes approximately 212,000 households in markets in Colorado, New Mexico, Texas, and Utah and offers video, broadband and voice services. The transaction is subject to governmental regulatory approvals, compliance with the Hart-Scott-Rodino Act and other conditions. Subject to approvals, the transaction is expected to close in the third quarter of 2013.

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

/s/ LeRoy T. Carlson, Jr. LeRoy T. Carlson, Jr. President and Chief Executive Officer (principal executive officer)	/s/ Kenneth R. Meyers Kenneth R. Meyers Executive Vice President and Chief Financial Officer (principal financial officer)	/s/ Douglas D. Shuma Douglas D. Shuma Senior Vice President and Corporate Controller (principal accounting officer)

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

Under the supervision and with the participation of TDS' management, including its Chief Executive Officer and Chief Financial Officer, TDS conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management has concluded that TDS maintained effective internal control over financial reporting as of December 31, 2012 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

The effectiveness of TDS' internal control over financial reporting as of December 31, 2012 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in the firm's report included herein.

/s/ LeRoy T. Carlson, Jr. LeRoy T. Carlson, Jr. President and Chief Executive Officer (principal executive officer)	/s/ Kenneth R. Meyers Kenneth R. Meyers Executive Vice President and Chief Financial Officer (principal financial officer)	/s/ Douglas D. Shuma Douglas D. Shuma Senior Vice President and Corporate Controller (principal accounting officer)

Telephone and Data Systems, Inc. and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Telephone and Data Systems, Inc.:

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, based on our audit, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits. We did not audit the financial statements of Los Angeles SMSA Limited Partnership; a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of Telephone and Data Systems, Inc. reflect an investment in this partnership of $105,300,000 and $104,100,000 as of December 31, 2012 and 2011, respectively, and equity earnings of $67,200,000, $55,300,000 and $64,800,000 for each of the three years in the period ended December 31, 2012. The financial statements of Los Angeles SMSA Limited Partnership were audited by other auditors whose report thereon has been furnished to us, and our opinion on the financial statements expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits and the report of other auditors provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 26, 2013

Telephone and Data Systems, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL DATA

Year Ended or at December 31,	2012	2011	2010	2009	2008
(Dollars and shares in thousands, except per share amounts)
Statement of Operations data
Operating revenues	$5,345,277	$5,180,471	$4,986,829	$5,019,943	$5,091,388
Loss on impairment of assets(1)	515	—	—	14,000	414,376
(Gain) loss on sale of business and other exit costs, net	21,061	—	—	—	—
Operating income	183,863	362,502	296,091	407,844	132,919
Gain (loss) on investment	(3,718)	24,103	—	—	31,595
Net income	122,653	250,242	190,586	249,949	120,483
Net income attributable to noncontrolling interests, net of tax	40,792	49,676	45,737	58,602	29,817
Net income attributable to TDS shareholders	81,861	200,566	144,849	191,347	90,666
Net income available to common	$81,811	$200,516	$144,799	$191,296	$90,614
Basic weighted average shares outstanding(2)	108,671	108,562	110,016	114,354	120,992
Basic earnings per share attributable to TDS shareholders(2)	$0.75	$1.85	$1.32	$1.67	$0.75
Diluted weighted average shares outstanding(2)	108,937	109,098	110,488	114,572	121,348
Diluted earnings per share attributable to TDS shareholders(2)	$0.75	$1.83	$1.31	$1.67	$0.75
Dividends per Common, Special Common and Series A Common Share(3)	$0.49	$0.47	$0.45	$0.43	$0.41
Balance Sheet data
Cash and cash equivalents	$740,481	$563,275	$341,683	$674,469	$772,678
Property, plant and equipment, net	3,997,266	3,784,535	3,517,784	3,467,367	3,535,653
Total assets	8,623,900	8,201,005	7,696,117	7,575,312	7,628,100
Long-term debt, excluding current portion	1,721,571	1,529,857	1,499,862	1,492,908	1,621,422
Total TDS shareholders' equity	4,011,536	3,962,161	3,817,895	3,767,278	3,763,435
Capital expenditures	$1,004,621	$987,218	$755,032	$671,165	$734,923

(1)
Includes Loss on Impairment of intangible assets related to licenses in 2009 and 2008.

(2)
On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS. Shares outstanding at December 31, 2012, as well as average basic and diluted shares outstanding used to calculate earnings per share as of the beginning of 2011 and all prior periods presented, have been retroactively restated to reflect the impact of the increased shares outstanding as a result of the Share Consolidation Amendment. See Note15—Common Shareholders' Equity for additional information.

(3)
Dividends per share reflects the amount paid per share outstanding at the date the dividend was declared and has not been retroactively adjusted to reflect the impact of the Share Consolidation Amendment approved by TDS shareholders on January 13, 2012.

Telephone and Data Systems, Inc. and Subsidiaries

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended
	March 31	June 30	September 30	December 31
(Amounts in thousands, except per share amounts)
2012
Operating revenues	$1,305,791	$1,323,169	$1,370,108	$1,346,209
(Gain) loss on sale of business and other exit costs, net(2)	(4,174)	—	65	25,170
Loss on impairment of intangible assets	—	515	—	—
Operating income (loss)(1)(2)	93,642	91,076	55,506	(56,361)
Gain (loss) on investments(2)	—	(3,728)	—	10
Net income (loss)(1)(2)(3)	67,566	55,939	40,158	(41,010)
Net income (loss) attributable to TDS shareholders	$52,254	$42,337	$29,117	$(41,847)
Basic weighted average shares outstanding(4)	108,653	108,732	108,819	108,481

Basic earnings per share attributable to TDS shareholders(4)	$0.48	$0.39	$0.27	$(0.39)
Diluted weighted average shares outstanding(4)	109,098	109,022	109,246	108,481

Diluted earnings per share attributable to TDS shareholders(5)	$0.48	$0.39	$0.27	$(0.39)
Stock price
TDS Common Shares(5)
High	$29.14	$24.77	$26.25	$26.99
Low	22.79	19.20	21.30	21.67
Close	23.15	21.29	25.61	22.14
Dividends paid(6)	$0.1225	$0.1225	$0.1225	$0.1225

	Quarter Ended
	March 31	June 30	September 30	December 31
(Amounts in thousands, except per share amounts)
2011
Operating revenues	$1,258,681	$1,279,640	$1,325,423	$1,316,727
Operating income(1)(7)	88,873	127,355	126,924	19,350
Gain (loss) on investments	—	13,373	12,730	(2,000)
Net income(7)	54,297	109,740	88,218	(2,013)
Net income attributable to TDS shareholders	$43,504	$91,954	$71,294	$(6,186)
Basic weighted average shares outstanding(4)	108,936	108,423	108,404	108,492

Basic earnings per share from continuing operations	$0.40	$0.85	$0.66	$(0.06)
Diluted weighted average shares outstanding(4)	109,715	109,133	108,732	108,492

Diluted earnings per share attributable to TDS shareholders(5)	$0.39	$0.84	$0.65	$(0.06)
Stock price
TDS Common Shares(5)
High	$37.42	$35.84	$32.00	$27.33
Low	31.05	29.79	20.30	19.33
Close	33.70	31.08	21.25	25.89
TDS Special Common Shares(5)
High	32.10	30.63	27.61	27.38
Low	26.61	25.70	19.72	18.24
Close	29.52	26.93	19.77	23.81
Dividends paid(6)	$0.1175	$0.1175	$0.1175	$0.1175

(1)
Management believes there exists a seasonality in operating expenses, which tend to be higher in the fourth quarter than in the other quarters due to increased marketing activities, which may cause operating income to vary from quarter to quarter.

(2)
See Management's Discussion and Analysis of Financial Condition and Results of Operations for additional information related to the Divestiture Transaction.

(3)
During the quarter ended December 31, 2012, TDS revised its method of amortizing capitalized debt issuance costs and original issue debt discounts from straight-line to the effective interest method. This change decreased interest expense for the quarter, and resulted in corresponding increase to Net income (loss) attributable to TDS shareholders for the quarter of $2.6 million.

(4)
On January 13, 2012, TDS shareholders approved a Share Consolidation Amendment to the Restated Certificate of Incorporation of TDS. Shares outstanding at December 31, 2012, as well as average basic and diluted shares outstanding used to calculate earnings per share as of the beginning of all periods presented, have been retroactively restated to reflect the impact of the increased shares outstanding as a result of the Share Consolidation Amendment. See Note 15—Common Shareholders' Equity for additional information.

Telephone and Data Systems, Inc. and Subsidiaries

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

(5)
The high, low and closing sales prices as reported by the New York Stock Exchange ("NYSE").

(6)
Dividends paid reflects the amount paid per share outstanding at the date the dividend was declared and has not been retroactively adjusted to reflect the impact of the Share Consolidation Amendment approved by TDS shareholders on January 13, 2012.

(7)
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

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

Stock and dividend information

TDS' Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "TDS." As of January 31, 2013, the last trading day of the month, TDS Common Shares were held by approximately 1,600 record owners, and the Series A Common Shares were held by approximately 100 record owners.

TDS has paid cash dividends on its common stock since 1974, and paid dividends of $0.49 per Common and Series A Common Share during 2012. During 2011, TDS paid dividends of $0.47 per Common, Special Common and Series A Common Share.

The Common Shares of United States Cellular Corporation, an 84%-owned subsidiary of TDS, are listed on the NYSE under the symbol "USM."

See "Consolidated Quarterly Information (Unaudited)" for information on the high and low trading prices of the TDS Common Shares and TDS Special Common Shares for 2012 and 2011.

Stock performance graph

The following chart provides a comparison of TDS' cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years to the returns of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones U.S. Telecommunications Index. As of December 31, 2012, the Dow Jones U.S. Telecommunications Index was composed of the following companies: AT&T Inc., CenturyLink Inc., Cincinnati Bell Inc., Crown Castle International Corp., Frontier Communications Corp., Leucadia National Corp., Level 3 Communications Inc., MetroPCS Communications Inc., NII Holdings Inc., SBA Communications Corp., Sprint Nextel Corp., Telephone and Data Systems, Inc. (TDS), TW Telecom, Inc., Verizon Communications Inc., and Windstream Corp.

COMPARISON OF CUMULATIVE TOTAL RETURN*

*
Cumulative total return assumes reinvestment of dividends.

Telephone and Data Systems, Inc. and Subsidiaries

SHAREHOLDER INFORMATION

	2007	2008	2009	2010	2011	2012
Telephone and Data Systems Common Shares (NYSE: TDS)	$100	$51.28	$55.58	$60.70	$43.75	$41.52
S&P 500 Index	100	63.00	79.67	91.68	93.61	108.59
Dow Jones U.S. Telecommunications Index	100	67.07	73.68	86.75	90.19	107.14

Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of 2007, in TDS Common Shares, S&P 500 Index and the Dow Jones U.S. Telecommunications Index.

Dividend reinvestment plan

TDS' dividend reinvestment plans provide its common and preferred shareholders with a convenient and economical way to participate in the future growth of TDS. Holders of record of ten (10) or more Common Shares or Preferred Shares may purchase Common Shares with their reinvested dividends at a five percent discount from market price. Common Shares may also be purchased, at market price, on a monthly basis through optional cash payments by participants in this plan. The initial ten (10) shares cannot be purchased directly from TDS. An authorization card and prospectus will be mailed automatically by the transfer agent to all registered record holders with ten (10) or more shares. Once enrolled in the plan, there are no brokerage commissions or service charges for purchases made under the plan.

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

General inquiries by investors, securities analysts and other members of the investment community should be directed to:

Jane W. McCahon, Vice President—Corporate Relations and Corporate Secretary
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5379
312.630.9299 (fax)
 jane.mccahon@teldta.com

Directors and executive officers
See "Election of Directors" and "Executive Officers" sections of the Proxy Statement issued in 2013 for the 2013 Annual Meeting.

Principal counsel
Sidley Austin LLP, Chicago, Illinois

Transfer agent
Computershare Trust Company, N.A.
250 Royall St.
Canton, MA 02021
877.337.1575

Independent registered public accounting firm
PricewaterhouseCoopers LLP

Visit TDS' web site at www.teldta.com