Form 10-K, Exhibit 13
period 2014-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2015-02-25
CIK 1051512

Telephone and Data Systems, Inc.

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

Telephone and Data Systems, Inc. (“TDS”) is a diversified telecommunications company providing high-quality telecommunications services to approximately 4.8 million wireless customers and 1.2 million wireline and cable connections at December 31, 2014. TDS conducts all of its wireless operations through its 84%-owned subsidiary, United States Cellular Corporation (“U.S. Cellular”).  TDS provides wireline services, cable services and hosted and managed services (“HMS”), through its wholly-owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”).

The following discussion and analysis should be read in conjunction with TDS’ audited consolidated financial statements and the description of TDS’ business included in Item 1 of the TDS Annual Report on Form 10-K (“Form 10-K”) for the year ended December 31, 2014. The discussion and analysis contained herein refers to consolidated data and results of operations, unless otherwise noted.

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

TDS’ business segments reflected in this Annual Report on Form 10-K for the year ended December 31, 2014 are U.S. Cellular, TDS Telecom’s Wireline, Cable and HMS operations.  TDS operations also include the majority-owned printing and distribution company, Suttle-Straus, Inc. (“Suttle-Straus”) and TDS’ wholly-owned subsidiary, Airadigm Communications, Inc. (“Airadigm”).  Suttle-Straus and Airadigm’s financial results were not significant to TDS’ operations.  All of TDS’ segments operate only in the United States, except for HMS, which includes an insignificant foreign operation.  See Note 18 — Business Segment Information for summary financial information on each business segment.

U.S. Cellular

In its consolidated operating markets, U.S. Cellular serves approximately 4.8 million customers in 23 states. As of December 31, 2014, U.S. Cellular’s average penetration rate in its consolidated operating markets was 15.0%. U.S. Cellular operates on a customer satisfaction strategy, striving to meet or exceed customer needs by providing a comprehensive range of wireless products and services, excellent customer support, and a high-quality network. U.S. Cellular’s business development strategy is to obtain interests in and access to wireless licenses in its current operating markets and in areas that are adjacent to or in close proximity to its other wireless licenses, thereby building contiguous operating market areas with strong spectrum positions.  U.S. Cellular believes that the acquisition of additional licenses within its current operating markets will enhance its network capacity to meet its customers’ increased demand for data services.  In addition, U.S. Cellular anticipates that grouping its operations into market areas will continue to provide it with certain economies in its capital and operating costs.

Financial and operating highlights in 2014 included the following:

•         Total customers were 4,760,000 at December 31, 2014, including 4,646,000 retail customers (98% of total).

•         Beginning in the second quarter of 2014, U.S. Cellular expanded its offerings for equipment installment plans.  In 2014, 24% of total device sales to postpaid customers were made under equipment installment plans.

•         In December 2014, U.S. Cellular sold $275 million of 7.25% Unsecured Senior Notes due 2063 and will use the proceeds for general corporate purposes, including spectrum purchases and capital expenditures.  See Note 11 — Debt for additional details.

•         In December 2014, U.S. Cellular entered into an agreement to sell 595 towers outside of its Core Markets for approximately $159 million.  Concurrently, U.S. Cellular closed on the sale of 236 towers, without tenants, for $10.0 million, recorded a gain of $4.7 million to (Gain) loss on sale of business and other exit costs, net and received $7.5 million in earnest money.  The closing for the remaining 359 towers, primarily with tenants, occurred in January 2015, at which time U.S. Cellular received $141.5 million in additional cash proceeds.  TDS recorded a gain of approximately $119 million related to this transaction.

•         In December 2014, U.S. Cellular completed a license exchange primarily in Oklahoma, North Carolina and Tennessee.  As a result of this transaction, a gain of $21.7 million was recorded in (Gain) loss on license sales and exchanges in the Consolidated Statement of Operations.

•         In March 2014, U.S. Cellular sold the majority of its St. Louis area non-operating market license for $92.3 million.  As a result of this sale, a gain of $75.8 million was recorded in (Gain) loss on license sales and exchanges in the Consolidated Statement of Operations.

•         In February 2014, U.S. Cellular completed a license exchange in Wisconsin.  As a result of this transaction, a gain of $15.7 million was recorded in (Gain) loss on license sales and exchanges in the Consolidated Statement of Operations.

In 2014, Core Markets information is the same as Consolidated Markets information.  However, because the Divestiture Transaction and the NY1 & NY2 Deconsolidation were consummated in the second quarter of 2013, the Consolidated Markets in the first six months of 2013 include information with respect to the Divestiture Markets and the NY1 & NY2 Partnerships.  Accordingly, the following operating information is presented for Core Markets to permit a comparison of 2014 to 2013 excluding the Divestiture Markets and the NY1 & NY2 Partnerships.  As used here, Core Markets is defined as all consolidated markets in which U.S. Cellular currently conducts business and, therefore, excludes the Divestiture Markets and the NY1 & NY2 Partnerships.  Core Markets as defined also includes any other income or expenses due to U.S. Cellular’s direct or indirect ownership interests in other spectrum in the Divestiture Markets which was not included in the Divestiture Transaction and other retained assets from the Divestiture Markets.  See Note 6 — Acquisitions, Divestitures and Exchanges and Note 8 — Investments in Unconsolidated Entities in the Notes to Consolidated Financial Statements for additional information.

Highlights in the twelve months ended December 31, 2014 for Core Markets included the following:

•         Retail customer net additions were 36,000 in 2014 compared to net losses of 215,000 in 2013. In the postpaid category, there were net additions of 31,000 in 2014, compared to net losses of 217,000 in 2013.  Prepaid net additions were 5,000 in 2014 compared to net additions of 2,000 in 2013.

•         Postpaid customers comprised approximately 93% of U.S. Cellular’s retail customers as of both December 31, 2014 and December 31, 2013, respectively. The postpaid churn rate was 1.8% in 2014 and 1.7% in 2013.  Postpaid churn in the first half of 2014 was adversely affected by the billing system conversion in 2013; however, it steadily improved over the course of the year and was 1.6% for the three months ended December 31, 2014.  The prepaid churn rate was 6.4% in 2014 and 6.7% in 2013.

•         Billed average revenue per user (“ARPU”) increased to $53.49 in 2014 from $50.82 in 2013 reflecting an increase in postpaid ARPU due to increases in smartphone adoption and corresponding revenues from data products and services. Service revenue ARPU increased to $60.32 in 2014 from $57.66 in 2013 due primarily to an increase in postpaid and prepaid ARPU.

•         Postpaid customers on smartphone service plans increased to 60% as of December 31, 2014 compared to 51% as of December 31, 2013. In addition, smartphones represented 81% of all handsets sold in 2014 compared to 73% in 2013.

The following financial information is presented for U.S. Cellular consolidated results:

•         Retail service revenues of $3,013.0 million decreased $152.5 million year-over-year, due to a decrease of 456,000 in the average number of retail customers (including approximately 250,000 due to the reductions caused by the Divestiture Transaction and NY1 & NY2 Deconsolidation) partially offset by an increase in billed ARPU.

•         Total additions to Property, plant and equipment were $557.6 million, including expenditures to deploy fourth generation Long-term Evolution (“4G LTE”) equipment, construct cell sites, increase capacity in existing cell sites and switches, outfit new and remodel existing retail stores, and enhance billing and other customer management related systems and platforms. Total cell sites in service decreased 11% year-over-year to 6,220 primarily as a result of the deactivation of certain cell sites in the Divestiture Markets.

•         Operating income (loss) decreased $290.3 million to a loss of $143.4 million in 2014 from income of $146.9 million in 2013. The gain on license sales and exchanges and the gain on sale of business and other exit costs contributed $145.8 million and $502.2 million to operating income in 2014 and 2013, respectively.  Without these items, operating income (loss) improved by $66.2 million due to higher equipment revenue and lower selling, general and administrative, and depreciation, amortization and accretion expenses, which were partially offset by lower service revenues and higher cost of equipment sold.

U.S. Cellular anticipates that its future results may be affected by the following factors:

•         Effects of industry competition on service and equipment pricing;

•         U.S. Cellular completed the migration of its customers to a new Billing and Operational Support System (“B/OSS”) in the third quarter of 2013.  Intermittent system outages and delayed system response times negatively impacted customer service and sales operations at certain times.  System enhancements and other measures were implemented to address these issues, and customer service and sales operations response times have improved to expected levels.  In addition, in the fourth quarter of 2014, U.S. Cellular entered into certain arrangements pursuant to which U.S. Cellular now outsources certain support functions for its B/OSS to a third-party vendor.  B/OSS is a complex system and any future operational problems with the system, including any failure by the vendor to provide the required level of service under the outsourcing arrangements, could have adverse effects on U.S. Cellular’s results of operations or cash flows;

•         Impacts of selling Apple products;

•         Impacts of selling devices under equipment installment plans;

•         Relative ability to attract and retain customers in a competitive marketplace in a cost effective manner;

•         Expanded distribution of products and services in third-party national retailers;

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

•         Rapid growth in the demand for new data devices and services which may result in increased cost of equipment sold and other operating expenses and the need for additional investment in spectrum, network capacity and enhancements;

•         Further consolidation among carriers in the wireless industry, which could result in increased competition for customers and/or cause roaming revenues to decline;

•         Uncertainty related to various rulemaking proceedings underway at the Federal Communications Commission (“FCC”);

•         The ability to negotiate satisfactory 4G LTE data roaming agreements with other wireless operators;

•         In September 2014, U.S. Cellular entered into agreements to sell certain non-operating licenses (“unbuilt licenses”) in exchange for receiving licenses in its operating markets and cash.  These transactions are subject to regulatory approval and are expected to close in 2015.  See Note 6 — Acquisitions, Divestitures and Exchanges in the Notes to the Consolidated Financial Statements for additional information related to these transactions;

•         In January 2015, U.S. Cellular entered into a term loan credit agreement providing a $225.0 million senior term loan credit facility which will be used for general corporate purposes, including spectrum purchases and capital expenditures; and

•         In January 2015, the FCC released the results of Auction 97. U.S. Cellular participated in Auction 97 indirectly through its limited partnership in Advantage Spectrum, L.P.  See Note 14 — Variable Interest Entities in the Notes to Consolidated Financial Statements for additional information.

See “Results of Operations — U.S. Cellular.”

TDS Telecom

The Wireline and Cable segments seek to be the preferred telecommunications solutions providers in their chosen markets serving both residential and commercial customers by developing and delivering high-quality products that meet or exceed customers’ needs and to outperform the competition by maintaining superior customer service. TDS Telecom provides broadband, video and voice services to residential customers through value-added bundling of products.  The commercial focus is to provide advanced IP-based voice and data services to small to medium sized businesses.  The HMS segment offers a full suite of Information Technology (“IT”) solutions including cloud and hosting solutions, managed services, enterprise resource planning (“ERP”) application management, professional services, and IT hardware.

On September 1, 2014, TDS acquired substantially all of the assets of a group of companies operating as BendBroadband (“Bend”), headquartered in Bend, Oregon for $260.7 million in cash.  Bend is a full-service communications company, offering an extensive range of broadband, fiber connectivity, cable television and telephone services for commercial and residential customers in Central Oregon.  As part of the agreement, TDS also acquired a Tier III data center providing colocation and managed services and a cable advertising and broadcast business.  The operations of the cable and advertising and broadcast businesses are included in the Cable segment.  The data center services are included in the HMS segment.

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

TDS Telecom acquired Vital Support Systems, LLC (“Vital”) in June 2012 for $46.1 million in cash.  The operations of Vital are included in the HMS segment since the date of acquisition.

All of these acquisitions impact the comparability of TDS Telecom operating results.

Financial and operating highlights in 2014 included the following:

•         Operating revenues increased $141.3 million or 15% to $1,088.3 million in 2014.  The increase was due primarily to $164.5 million from acquisitions.

•         Operating expenses increased $196.5 million or 22% to $1,098.7 million in 2014 due primarily to $160.6 million from acquisitions and an $84.0 million non-cash goodwill impairment loss, partially offset by a $43.6 million decrease in Wireline expenses.

•         Additions to Property, plant and equipment totaled $208.1 million in 2014 including strategic investment in increased network capabilities for broadband services, HMS expansion, IPTV expansion, and software tools that improve management of the network and support sales and customer service processes.

•         An $84.0 million loss on impairment of goodwill was recognized in the HMS segment during the quarter ended September 30, 2014.  See Note 7 — Intangible Assets in the Notes to Consolidated Financial Statements for more information related to this impairment.

•         Operating income declined $55.2 million to a $10.4 million loss in 2014.  Without the impairment loss of $84.0 million, operating income was higher by $28.8 million or 64%.

TDS anticipates that TDS Telecom’s future results will be affected by the following factors:

•         Continued increases in competition from wireless and other wireline providers, cable providers, satellite video providers, and technologies such as Voice over Internet Protocol (“VoIP”), DOCSIS 3.0 and further upgrades, and fourth generation (“4G”) mobile technology;

•         Continued increases in consumer data usage and demand for high-speed data services;

•         Continued declines in Wireline voice connections;

•         Continued focus on customer retention programs, including discounting for “triple-play” bundles including broadband, video or satellite video and voice;

•         The expansion of Internet Protocol television (“IPTV”) into additional market areas;

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

•         Impacts of the Bend, Baja and MSN transactions, including, but not limited to, the ability to successfully integrate and operate these businesses and the financial impacts of such transactions; and

•         Potential acquisitions or divestitures by TDS and/or TDS Telecom of wireline, cable, HMS, or other businesses.

See “Results of Operations—TDS Telecom.”

Pro Forma Financial Information

Refer to TDS’ Form 8-K filed on February 26, 2014 for pro forma financial information related to the Divestiture Transaction and the NY1 & NY2 Deconsolidation for the three and twelve months ended December 31, 2013, as if the transactions had occurred at the beginning of the respective periods.

REGULATORY MATTERS

FCC Interoperability Order

On October 25, 2013, the FCC adopted a Report and Order and Order of Proposed Modification confirming a voluntary industry agreement on interoperability in the Lower 700 MHz spectrum band.   The FCC's Report and Order laid out a roadmap for the voluntary commitments of AT&T and DISH Network Corporation ("DISH") to become fully binding. The FCC implemented the AT&T commitments in an Order adopted in the first quarter of 2014 that modified AT&T’s Lower 700 MHz licenses.  Pursuant to these commitments, AT&T will begin incorporating changes in its network and devices that will foster interoperability across all paired spectrum blocks in the Lower 700 MHz Band and support LTE roaming on AT&T networks for carriers with compatible Band 12 devices, consistent with the FCC’s rules on roaming.  AT&T will be implementing the foregoing changes in phases starting with network software enhancement taking place possibly through the third quarter of 2015 with the AT&T Band 12 device roll-out to follow.  In late 2014, AT&T made filings with and reaffirmed to the FCC its commitment under this Order.  In addition, the FCC has adopted changes in its technical rules for certain unpaired spectrum licensed to AT&T and DISH in the Lower 700 MHz band to enhance prospects for Lower 700 MHz interoperability.  AT&T’s network and devices currently interoperate across only two of the three paired blocks in the Lower 700 MHz band.   U.S. Cellular’s LTE deployment, carried out in conjunction with its partner, King Street Wireless, utilizes spectrum in all three of these blocks and, consequently, was not interoperable with the AT&T configuration.  U.S. Cellular believes that the FCC action will broaden the ecosystem of devices available to U.S. Cellular’s customers over time.

FCC Net Neutrality Proposal

Currently, internet services are subject to substantially less regulation than traditional common carrier telecommunications services under federal law and generally are not subject to state or local government regulation because they are currently classified as an “information service” by the FCC under the Communications Act.  Internet services provided by wireless carriers may also be subject to less regulation than by other telecommunications companies.  However, in 2009, the FCC initiated a rulemaking proceeding designed to codify its existing “Net Neutrality” principles to regulate how internet service providers manage applications and content that traverse their networks.  In December 2010, the FCC adopted a net neutrality rule based on its Title I “ancillary” authority under the Communications Act.  Among other things, these rules prohibited all internet providers from blocking consumers’ access to lawful websites or applications that compete with the provider’s voice or video telephony services, subject to reasonable network management.  The rules subjected the providers of fixed but not wireless broadband internet access to a prohibition on “unreasonable discrimination” in transmitting internet traffic over their networks, subject to reasonable network management.  On January 14, 2014, the U.S. Court of Appeals for the District of Columbia Circuit vacated the foregoing “anti-blocking” and “anti-discrimination” portions of the FCC’s net neutrality rules.  In May 2014, the FCC proposed revised rules, substantially similar to the vacated rules, except that the revised proposed rules would replace the prohibition of “unreasonable discrimination” with a prohibition on

“commercially unreasonable practices.”  Following public comments on such rules and the urging of President Obama, in February 2015 the FCC chairman instead proposed applying “Title II” or telecommunications common carrier regulation to both fixed and wireless internet service providers to prevent “paid prioritization” of internet traffic to end users and to restrict wireless carriers from limiting the capacity of certain high volume data users to use the data network.  If the FCC adopts such proposed rules, it is expected that they will be challenged in litigation.  TDS cannot predict the outcome of these proceedings.

FCC Spectrum Auction 97

In January 2015, the FCC released the results of Auction 97.  U.S. Cellular participated in Auction 97 indirectly through its limited partnership interest in Advantage Spectrum L.P.  See Note 14 — Variable Interest Entities in the Notes to Consolidated Financial Statements for additional information.

FCC Reform Order

The Telecommunications Act authorizes and directs the FCC to establish a Universal Service Fund (“USF”), to preserve and advance universal access to telecommunications services in rural and high-cost areas of the country.  All carriers with interstate and international revenues must contribute to the USF.  Carriers are free to pass on the cost of such contributions to their customers.  In 2014, U.S. Cellular contributed $78.9 million into the federal USF and passed on the cost of such contributions to its customers.  In 2014, TDS Telecom contributed $12.4 million into the federal USF and passed on the cost of such contributions to its customers.

Telecommunications companies may be designated by states, or in some cases by the FCC, as an Eligible Telecommunications Carrier (“ETC”) to receive universal service support payments if they provide specified services in “high cost” areas.   U.S. Cellular has been designated as an ETC in certain states and received approximately $92.1 million in high cost support for service to high cost areas in 2014.  TDS Telecom also received support under USF support programs.  In 2014, TDS Telecom received $82.2 million under all the federal USF support programs.

In 2011, the FCC released an order (“Reform Order”) to: reform its universal service and intercarrier compensation mechanisms; establish a new, broadband-focused support mechanism; and propose further rules to advance reform.  Pursuant to the FCC's Reform Order, U.S. Cellular’s ETC support has been phased down by 40% since July 1, 2012.  As provided by the Reform Order, the phase down is currently suspended and U.S. Cellular will continue to receive 60% of its baseline support until a new fund provided in the Reform Order is operational.  With respect to TDS Telecom, it remains unclear whether the new mechanism will provide TDS Telecom with the same level of support over time that TDS Telecom receives today.  Further proceedings including litigation may also be possible.  At this time, TDS cannot predict the net effect of further changes to the USF high cost support program under the Reform Order.

Multiple appeals of the Reform Order were consolidated and argued in the U.S. Court of Appeals for the 10th Circuit on November 19, 2013.  The court ruled in favor of the FCC and U.S. Cellular filed a Petition of Certiorari on November 25, 2014 with the United States Supreme Court. At this time, U.S. Cellular cannot predict whether the Supreme Court will accept the case or the timing or outcome of any such decision should the Court permit the appeal.

With respect to intercarrier compensation, the Reform Order provides for a reduction in the charges that U.S. Cellular pays to wireline phone companies to transport and terminate calls that originate on their networks, which will reduce U.S. Cellular's operating expenses. The reductions in intercarrier charges are to increase over the next five to ten years, further reducing U.S. Cellular's operating expenses.  With respect to TDS Telecom, the Reform Order provides for a reduction in the charges that TDS Telecom pays to wireline phone companies to transport and terminate calls that originate on TDS Telecom’s network, which will reduce TDS Telecom’s operating expenses.  However, TDS Telecom also receives revenue from other carriers to transport and terminate calls that originate on those carriers’ networks.  As reductions in intercarrier charges are to increase over the next five to ten years, TDS Telecom’s related revenues and operating expenses are expected to decline. The net effect of these changes is not known. Further proceedings including litigation may also be possible. TDS cannot predict whether such changes will have a material adverse effect on TDS’ business, financial condition or results of operations.

FCC Definition of Broadband Benchmark

In January 2015, the FCC redefined its "broadband" benchmark speeds as delivering at least 25 Mbps (previously 4 Mbps) for downloads and 3 Mbps (previously 1 Mbps) for uploads.  These benchmarks may be used by the FCC in connection with certain FCC rules, determining eligibility for support payments, the consideration and approval by the FCC of certain transactions and other regulatory and related purposes.  TDS does not use the new FCC benchmark to define broadband for purposes of disclosure of operating metrics or financial results.  With respect to the Wireline segment, broadband connections represent the number of customers that are provided with high-capacity data circuits via various technologies, including fiber, DSL and dedicated internet circuit technologies.  With respect to the Cable segment, broadband connections represent the billable number of lines into a building for high speed data services.  See “Results of Operations – TDS Telecom” below.

RESULTS OF OPERATIONS—CONSOLIDATED

Year Ended December 31,	2014	Increase/ (Decrease)	Percentage Change	2013	Increase/ (Decrease)	Percentage Change	2012
(Dollars in thousands, except per share amounts)
Operating revenues
U.S. Cellular	$3,892,747	$(26,089)	(1)%	$3,918,836	$(533,248)	(12)%	$4,452,084
TDS Telecom	1,088,312	141,309	15%	947,003	92,497	11%	854,506
All other	28,379	(7,018)	(20)%	35,397	(3,290)	(9)%	38,687
Total operating revenues	5,009,438	108,202	2%	4,901,236	(444,041)	(8)%	5,345,277
Operating expenses
U.S. Cellular	4,036,137	264,166	7%	3,771,971	(523,457)	(12)%	4,295,428
TDS Telecom	1,098,683	196,512	22%	902,171	88,407	11%	813,764
All other (1)	64,482	72,747	>100%	(8,265)	(60,487)	>(100)	52,222
Total operating expenses	5,199,302	533,425	11%	4,665,877	(495,537)	(10)%	5,161,414
Operating income (loss)
U.S. Cellular	(143,390)	(290,255)	>(100)%	146,865	(9,791)	(6)%	156,656
TDS Telecom	(10,371)	(55,203)	>(100)%	44,832	4,090	10%	40,742
All other (1)	(36,103)	(79,765)	>(100)%	43,662	57,197	>100	(13,535)
Total operating income (loss)	(189,864)	(425,223)	>(100)%	235,359	51,496	28%	183,863
Other income (expenses)
Equity in earnings of unconsolidated entities	131,965	(749)	(1)%	132,714	39,847	43%	92,867
Interest and dividend income	16,957	7,865	87%	9,092	(156)	(2)%	9,248
Gain (loss) on investments	-	(14,547)	N/M	14,547	18,265	>100	(3,718)
Interest expense	(111,397)	12,586	13%	(98,811)	12,066	(14)%	(86,745)
Other, net	115	152	>100%	(37)	(757)	>(100)	720
Total other income (expenses)	37,640	(19,865)	(35)%	57,505	45,133	>100%	12,372

Income (loss) before income taxes	(152,224)	(445,088)	>(100)%	292,864	96,629	49%	196,235
Income tax expense (benefit)	(4,932)	(130,975)	>(100)%	126,043	52,461	71%	73,582

Net income (loss)	(147,292)	(314,113)	>(100)%	166,821	44,168	36%	122,653
Less: Net income (loss) attributable to noncontrolling interests, net of tax	(10,937)	(35,831)	>(100)%	24,894	(15,898)	(39)%	40,792
Net income (loss) attributable to TDS shareholders	(136,355)	(278,282)	>(100)%	141,927	60,066	73%	81,861
Preferred dividend requirement	(49)	-	-	(49)	1	2%	(50)
Net income (loss) available to common shareholders	$(136,404)	$(278,282)	>(100)%	$141,878	$60,067	73%	$81,811

Basic earnings (loss) per share attributable to TDS shareholders	$(1.26)	$(2.57)	>(100)%	$1.31	$0.56	75%	$0.75

Diluted earnings (loss) per share attributable to TDS shareholders	$(1.26)	$(2.55)	>(100)%	$1.29	$0.54	72%	$0.75

N/M - Percentage change not meaningful

(1)     Consists of corporate and other operations and intercompany eliminations. In 2013, TDS recognized an incremental gain of $53.5 million compared to U.S. Cellular upon closing of the Divestiture Transaction as a result of lower asset basis in the assets disposed.

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

TDS’ investment in the Los Angeles SMSA Limited Partnership (“LA Partnership”) contributed $71.8 million, $78.4 million and $67.2 million to Equity in earnings of unconsolidated entities in 2014, 2013 and 2012, respectively. TDS received cash distributions from the LA Partnership of $60.5 million $71.5 million and $66.0 million in 2014, 2013 and 2012, respectively.

On April 3, 2013, TDS deconsolidated the NY1 & NY2 Partnerships and began reporting them as equity method investments in its consolidated financial statements as of that date.  In 2014, TDS’ investment in the NY1 & NY2 Partnerships contributed $29.0 million and in 2013, subsequent to their deconsolidation, NY1 & NY2 Partnerships contributed $24.7 million to Equity in earnings of unconsolidated entities.  No amounts were included in 2012 because the NY1 & NY2 Partnerships were consolidated in that year. Distributions from the NY1 & NY2 Partnerships of $26.8 million in 2014, and $29.4 in 2013, are included in Distributions from unconsolidated entities on the Consolidated Statement of Cash Flows.

Interest and dividend income

In 2014, Interest and dividend income increased by $7.9 million due primarily to imputed interest income recognized on Equipment Installment Plans. See Note 3 — Equipment Installment Plans in the Notes to Consolidated Financial Statements for additional information.

Gain (loss) on investments

In connection with the deconsolidation of the NY1 & NY2 Partnerships, TDS recognized a non-cash pre-tax gain of $14.5 million which was recorded in Gain (loss) on investments in 2013. See Note 8 — Investments in Unconsolidated Entities in the Notes to Consolidated Financial Statements for additional information.

Loss on investment in 2012 includes a provision for loss of $3.7 million related to a note receivable and preferred stock acquired by U.S. Cellular in connection with an acquisition in 1998.

Interest expense

In 2014, Interest expense increased $12.6 million from 2013 due primarily to a decrease in capitalized interest related to network and systems projects. In 2013, interest expense increased $12.1 million due primarily to the issuance of TDS’ 5.875% Senior Notes in November 2012 for $195.0 million. This amount was partially offset by an increase in capitalized interest during 2013.

Income tax expense

The effective tax rates on Income before income taxes and extraordinary items (“pre-tax income”) for 2014, 2013 and 2012 were 3.2%, 43.0% and 37.5%, respectively.  The following significant discrete and other items impacted income tax expense for these years:

2014 — Includes tax expense of $38.5 million related to valuation allowances recorded against certain state deferred tax assets, an increase to tax expense of $18.3 million due to a nondeductible impairment of Goodwill, and a tax benefit of $10.8 million related to a release of valuation allowance on federal net operating losses previously limited under loss utilization rules.  The effective tax rate in 2014 is lower due to the effect of these items combined with the loss in 2014 in Income (loss) before income taxes.

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

See Note 4 — Income Taxes in the Notes to Consolidated Financial Statements for further information on the effective tax rate.

Net income (loss) attributable to noncontrolling interests, net of tax

Net income (loss) attributable to noncontrolling interests, net of tax includes the noncontrolling public shareholders’ share of U.S. Cellular’s net income (loss), the noncontrolling shareholders’ or partners’ share of certain U.S. Cellular subsidiaries’ net income (loss) and other TDS noncontrolling interests.

Year Ended December 31,	2014	2013	2012
(Dollars in thousands)
Net income (loss) attributable to noncontrolling interests, net of tax U.S. Cellular
Noncontrolling public shareholders’ (1)	$(6,826)	$21,775	$18,431
Noncontrolling shareholders’ or partners’ (1) (2)	(4,111)	3,119	22,361
	$(10,937)	$24,894	$40,792

(1)	The decrease in 2014 is due primarily to decreased income from certain partnerships and U.S. Cellular.
(2)	The decrease in 2013 is due primarily to the elimination of the noncontrolling interest as a result of the NY1 & NY2 Deconsolidation on April 3, 2013.

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

As of or for the Year Ended December 31,	2014	2013	2012
Retail Customers
Postpaid
Total at end of period	4,298,000	4,267,000	5,134,000
Gross additions	940,000	697,000	880,000
Net additions (losses)	31,000	(325,000)	(165,000)
ARPU(1)	$56.75	$54.31	$54.32
ARPA(2)	$133.19	$120.92	$123.27
Churn rate(3)	1.8%	1.8%	1.7%
Smartphone penetration(4)	59.8%	50.8%	41.8%
Prepaid
Total at end of period	348,000	343,000	423,000
Gross additions	274,000	309,000	368,000
Net additions (losses)	5,000	(21,000)	118,000
ARPU(1)	$34.07	$31.44	$33.26
Churn rate(3)	6.4%	7.0%	6.0%
Total customers at end of period	4,760,000	4,774,000	5,798,000
Billed ARPU(1)	$53.49	$50.73	$50.81
Service revenue ARPU(1)	$60.32	$57.61	$58.70
Smartphones sold as a percent of total handsets sold	81.3%	72.8%	58.7%
Total Population
Consolidated markets(5)	50,906,000	58,013,000	93,244,000
Consolidated operating markets(5)	31,729,000	31,759,000	46,966,000
Market penetration at end of period
Consolidated markets(6)	9.4%	8.2%	6.2%
Consolidated operating markets(6)	15.0%	15.0%	12.3%
Capital expenditures (000s)	$557,615	$737,501	$836,748
Total cell sites in service	6,220	6,975	8,028
Owned towers in service	4,281	4,448	4,408

Summary Operating Data for U.S. Cellular Core Markets

Following is a table of summarized operating data for U.S. Cellular's Core Markets.  For comparability, Core Markets as presented here excludes the results of the Divestiture Markets and NY1 and NY2 Partnerships as of or for the twelve months ended December 31, 2013 and December 31, 2012.

As of or for the Year Ended December 31,	2014	2013	2012
Retail Customers
Postpaid
Total at end of period	4,298,000	4,267,000	4,496,000
Gross additions	940,000	682,000	746,000
Net additions (losses)	31,000	(217,000)	(92,000)
ARPU(1)	$56.75	$54.23	$53.65
ARPA(2)	$133.19	$115.00	$120.78
Churn rate(3)	1.8%	1.7%	1.5%
Smartphone penetration(4)	59.8%	50.8%	41.1%
Prepaid
Total at end of period	348,000	343,000	342,000
Gross additions	274,000	295,000	288,000
Net additions (losses)	5,000	2,000	124,000
ARPU(1)	$34.07	$31.45	$32.98
Churn rate(3)	6.4%	6.7%	5.2%
Total customers at end of period	4,760,000	4,774,000	5,022,000
Billed ARPU (1)	$53.49	$50.82	$50.54
Service revenue ARPU(1)	$60.32	$57.66	$58.49
Smartphones sold as a percent of total handsets sold	81.3%	73.0%	58.9%
Total Population
Consolidated markets(5)	50,906,000	58,013,000	83,384,000
Consolidated operating markets(5)	31,729,000	31,759,000	31,445,000
Market penetration at end of period
Consolidated markets(6)	9.4%	8.2%	6.0%
Consolidated operating markets(6)	15.0%	15.0%	16.0%
Capital expenditures (000s)	$557,615	$735,082	$768,884
Total cell sites in service	6,220	6,161	6,130
Owned towers in service	3,951	3,883	3,847

(1)     Average Revenue per User (“ARPU”) metrics are calculated by dividing a revenue base by an average number of customers by the number of months in the period.  These revenue bases and customer populations are shown below:

a.        Postpaid ARPU consists of total postpaid service revenues and postpaid customers.

b.        Prepaid ARPU consists of total prepaid service revenues and prepaid customers.

c.         Billed ARPU consists of total postpaid, prepaid and reseller service revenues and postpaid, prepaid and reseller customers.

d.        Service revenue ARPU consists of total postpaid, prepaid and reseller service revenues, inbound roaming and other service revenues and postpaid, prepaid and reseller customers.

(2)     Average Revenue per Account (“ARPA”) metric is calculated by dividing total postpaid service revenues by the average number of postpaid accounts by the number of months in the period.

(3)     Churn metrics represent the percentage of the postpaid or prepaid customers that disconnects service each month. These metrics represent the average monthly postpaid or prepaid churn rate for each respective period.

(4)     Smartphones represent wireless devices which run on an Android, Apple, BlackBerry or Windows Mobile operating system, excluding connected devices.  Smartphone penetration is calculated by dividing postpaid smartphone customers by total postpaid customers.

(5)     The decrease in the population of consolidated markets is due primarily to the divestiture of the Mississippi Valley non-operating license in October 2013, the majority of the St. Louis area non-operating market license in March 2014, and certain non-operating licenses in North Carolina in December 2014.  Total Population is used only to calculate market penetration of consolidated markets and consolidated operating markets, respectively. See footnote (6) below.

(6)     Market penetration is calculated by dividing the number of wireless customers at the end of the period by the total population of consolidated markets and consolidated operating markets, respectively, as estimated by Claritas.  The increase in consolidated markets penetration is due primarily to a lower denominator as a result of the license divestitures described in footnote (5) above.

Components of Operating Income (Loss)

Year Ended December 31,	2014	Increase/ (Decrease)	Percentage Change	2013	Increase/ (Decrease)	Percentage Change	2012
(Dollars in thousands)
Retail service	$3,012,984	$(152,512)	(5)%	$3,165,496	$(382,483)	(11)%	$3,547,979
Inbound roaming	224,090	(39,096)	(15)%	263,186	(85,531)	(25)%	348,717
Other	160,863	(5,228)	(3)%	166,091	(36,069)	(18)%	202,160
Service revenues	3,397,937	(196,836)	(5)%	3,594,773	(504,083)	(12)%	4,098,856
Equipment sales	494,810	170,747	53%	324,063	(29,165)	(8)%	353,228
Total operating revenues	3,892,747	(26,089)	(1)%	3,918,836	(533,248)	(12)%	4,452,084

System operations (excluding Depreciation, amortization and accretion reported below)	769,911	6,476	1%	763,435	(183,370)	(19)%	946,805
Cost of equipment sold	1,192,669	193,669	19%	999,000	63,053	7%	935,947
Selling, general and administrative	1,591,914	(85,481)	(5)%	1,677,395	(87,538)	(5)%	1,764,933
Depreciation, amortization and accretion	605,997	(197,784)	(25)%	803,781	195,148	32%	608,633
(Gain) loss on asset disposals, net	21,469	9,137	30%	30,606	(12,518)	(69)%	18,088
(Gain) loss on sale of business and other exit costs, net	(32,830)	(213,937)	(87)%	(246,767)	267,789	>100%	21,022
(Gain) loss on license sales and exchanges	(112,993)	(142,486)	(56)%	(255,479)	255,479	N/M	-
Total operating expenses	4,036,137	264,166	7%	3,771,971	(523,457)	(12)%	4,295,428
Operating income (loss)	$(143,390)	$(290,255)	>(100)%	$146,865	$(9,791)	(6)%	$156,656

N/M - Percentage change not meaningful

Operating Revenues

Service revenues

Service revenues consist primarily of: (i) charges for access, airtime, roaming, recovery of regulatory costs and value added services, including data products and services, provided to U.S. Cellular’s retail customers and to end users through third party resellers (“retail service”); (ii) charges to other wireless carriers whose customers use U.S. Cellular’s wireless systems when roaming; and (iii) amounts received from the Federal USF.

Retail service revenues

Retail service revenues decreased by $152.5 million, or 5%, to $3,013.0 million due primarily to a decrease in U.S. Cellular’s average customer base (including the reductions caused by the Divestiture Transaction and NY1 & NY2 Deconsolidation), partially offset by an increase in billed ARPU.

In 2013, Retail service revenues decreased by $382.5 million, or 11%, to $3,165.5 million due primarily to a decrease in U.S. Cellular’s average customer base (including the reductions caused by the Divestiture Transaction and NY1 & NY2 Deconsolidation) and a slight decrease in billed ARPU.  In the fourth quarter of 2013, U.S. Cellular issued loyalty reward points with a value of $43.5 million as a loyalty bonus in recognition of the inconvenience experienced by customers during U.S. Cellular’s billing system conversion in 2013. The value of the loyalty bonus reduced Operating revenues in the Consolidated Statement of Operations and increased Customer deposits and deferred revenues in the Consolidated Balance Sheet.

Billed ARPU increased to $53.49 in 2014 from $50.73 in 2013.  This overall increase is due primarily to an increase in postpaid ARPU to $56.75 in 2014 from $54.31 in 2013 and an increase in prepaid ARPU to $34.07 in 2014 from $31.44 in 2013, reflecting an increase in smartphone penetration and corresponding revenues from data products and services, partially offset by lower monthly service billings for customers on equipment installment plans. Billed ARPU in 2013 was relatively flat compared to $50.81 in 2012.  An increase in smartphone adoption and corresponding revenues from data products and services drove higher ARPU; however, this growth was offset by the special issuance of loyalty rewards points in the fourth quarter of 2013, which negatively impacted billed ARPU for the year by $0.70.

U.S. Cellular expects continued pressure on retail service revenues in the foreseeable future due to industry competition for customers and related effects on pricing of service plan offerings offset to some degree by continued adoption of smartphones and data usage.  In addition, beginning in the second quarter of 2014, U.S. Cellular expanded its offerings of equipment installment plans.  To the extent that customers adopt these plans, U.S. Cellular expects an increase in equipment sales revenues.  However, certain of the equipment installment plans provide the customer with a reduction in the monthly access charge for the device; thus, to the extent that existing customers adopt such plans, U.S. Cellular expects a reduction in retail service revenues and ARPU.

Inbound roaming revenues

Inbound roaming revenues decreased by $39.1 million, or 15% in 2014 to $224.1 million.  The decrease was due in part to a $17.6 million impact related to the Divestiture Transaction and NY1 & NY2 Deconsolidation recorded in 2013.  The remaining decrease in the Core Markets was due to a decrease in rates and a decline in voice volume, partially offset by higher data usage.  U.S. Cellular expects modest growth in data volume, declining voice volumes and declining rates which likely will result in declining inbound roaming revenues in the near term.  Both inbound and outbound roaming rates are subject to periodic revision; further, U.S. Cellular is negotiating 4G LTE roaming rates with several carriers which could materially affect roamer revenues and expenses going forward.

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

Other revenues

Other revenues of $160.9 million in 2014 decreased by $5.2 million, or 3%, compared to 2013 due to a $14.8 million decrease in ETC support, partially offset by an increase in tower rental revenue.  Tower rental revenue was $55.5 million and $45.7 million in 2014 and 2013, respectively.  In 2013, Other revenues decreased by $36.1 million, or 18%, due primarily to a decrease in ETC support.

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

Beginning in the second quarter of 2014, U.S. Cellular expanded its offerings of equipment installment plans.  To the extent that customers adopt these plans, U.S. Cellular expects an increase in equipment sales revenues.  However, certain of the equipment installment plans provide the customer with a reduction in the monthly access charge for the device; thus, to the extent that existing customers adopt such plans, U.S. Cellular expects a reduction in retail service revenues and ARPU.

Equipment sales revenues increased $170.7 million, or 53%,  to $494.8  million in 2014.  Equipment sales revenues in 2014 include $190.4 million related to equipment installment plan sales.  The increase is due primarily to an increase in average revenue per device sold (including the impact of sales under equipment installment plans) and sales of connected devices and accessories.  This increase is partially offset by a decrease in the sales of other device categories, primarily the feature phone category, and the effects of the Divestiture Transaction and the NY1 & NY2 Deconsolidation.

The decrease in 2013 equipment sales revenues of $29.2 million, or 8%, to $324.1 million was driven primarily by selling fewer devices, partially due to the Divestiture Transaction.  Declines in volume were offset by an increase of 12% in average revenue per device.  Average revenue per wireless device sold increased due to a continued shift in customer preference to higher priced smartphones.

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

System operations expenses increased $6.5 million, or 1%, to $769.9 million in 2014 and decreased $183.4 million, or 19%, to $763.4 million in 2013.  Key components of the net changes in System operations expenses were as follows:

•         Maintenance, utility and cell site expenses increased $26.6 million, or 8%, in 2014 and decreased $61.6 million, or 15%, in 2013.  The increase in 2014 reflects higher support costs for the expanded 4G LTE network and completion of certain maintenance projects deferred from 2013, partially offset by the impacts of the Divestiture Transaction and NY1 & NY2 Deconsolidation.  The decrease in 2013 is driven primarily by impacts of the Divestiture Transaction and reductions in expenses related to 3G equipment support and network costs, offset by increases in charges related to 4G LTE equipment and network costs.

•         Expenses incurred when U.S. Cellular’s customers used other carriers’ networks while roaming increased $5.8 million, or 3%, in 2014 and decreased $64.1 million, or 27%, in 2013.  The increase in 2014 is driven primarily by an increase in data roaming usage, partially offset by lower rates, lower voice usage, and the impacts of the Divestiture Transaction and NY1 & NY2 Deconsolidation.  The decrease in 2013 is due primarily to lower rates for both voice and data and lower voice volume, which more than offset increased data roaming usage, as well as the impacts of the Divestiture Transaction and NY1 & NY2 Deconsolidation.

•         Customer usage expenses decreased by $25.9 million, or 11%, in 2014, and $57.7 million, or 19%, in 2013.  The decrease in 2014 is driven by impacts of the Divestiture Transaction and NY1 & NY2 Deconsolidation, lower volume and rates for long distance usage and lower fees for platform and content providers, partially offset by LTE migration costs.  The decrease in 2013 is driven by impacts of the Divestiture Transaction and decreases in intercarrier charges as a result of the FCC’s Reform Order and certain data costs, partially offset by increases due to network costs for 4G LTE.

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

Cost of equipment sold

Cost of equipment sold increased $193.7 million, or 19%, in 2014 and $63.1 million, or 7% in 2013.  In both years, the increase was driven primarily by an increase in the average cost per wireless device sold (22% in 2014 and 33% in 2013), which more than offset the impact of selling fewer devices.  Average cost per device sold increased due to general customer preference for higher priced 4G LTE smartphones and tablets.  Smartphones sold as a percentage of total devices sold were 73%, 68% and 56% in 2014, 2013 and 2012, respectively.  The total number of devices sold decreased by 3% and 18% in 2014 and 2013, respectively, partially due to the Divestiture Transaction.

U.S. Cellular’s loss on equipment, defined as equipment sales revenues less cost of equipment sold, was $697.9 million, $674.9 million and $582.7 million for 2014, 2013 and 2012, respectively. U.S. Cellular expects loss on equipment to continue to be a significant cost in the foreseeable future as iconic data-centric wireless devices continue to increase in cost and wireless carriers continue to use device availability and pricing as a means of competitive differentiation.  However, U.S. Cellular expects that sales of wireless devices under equipment installment plans and, for certain devices such as tablets, under non-subsidized plans, will offset loss on equipment to some degree.

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

Selling, general and administrative expenses decreased by $85.5 million to $1,591.9 million in 2014 and by $87.5 million to $1,677.4 million in 2013.  Key components of the net changes in Selling, general and administrative expenses were as follows:

2014 —

•         General and administrative expenses decreased by $79.7 million, or 8%, due primarily to the Divestiture Transaction and NY1 & NY2 Deconsolidation and lower consulting expenses related to the billing system conversion in the prior year.

•         Selling and marketing expenses decreased by $5.7 million, or 1%, due primarily to lower agent, employee and facilities costs as a result of the Divestiture Transaction, partially offset by increases in advertising expense and commissions; higher commissions reflected increases in gross additions, renewals and accessory sales volumes.

2013 —

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

Depreciation, amortization and accretion

Depreciation, amortization and accretion expense decreased $197.8 million, or 25%, in 2014, due primarily to the higher amount of accelerated depreciation, amortization and accretion in the Divestiture Markets that occurred in 2013.  Depreciation, amortization and accretion expense increased $195.1 million, or 32%, in 2013 due primarily to the acceleration of depreciation, amortization and accretion in the Divestiture Markets.  The impact of the acceleration was $13.1 million and $158.5 million in 2014 and 2013, respectively.  The accelerated depreciation, amortization and accretion in the Divestiture Markets was completed in the first quarter of 2014.

(Gain) loss on asset disposals, net

(Gain) loss on asset disposals, net was a loss of $21.5 million in 2014 and $30.6 million in 2013 due primarily to losses resulting from the write-off and disposals of certain network assets.

(Gain) loss on sale of business and other exit costs, net

(Gain) loss on sale of business and other exit costs, net was a gain of $32.8 million in 2014 and $246.8 million in 2013, both primarily related to the Divestiture Transaction.  See Note 6 — Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information.

(Gain) loss on license sales and exchanges

(Gain) loss on license sales and exchanges was a net gain in 2014  resulting from the sale of the St. Louis area non-operating market license and the license exchanges primarily in Wisconsin, Oklahoma, North Carolina and Tennessee.  The gain in 2013 resulted from the sale of the Mississippi Valley non-operating market license for $308.0 million, which resulted in a pre-tax gain of $250.6 million. See Note 6 — Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information.

RESULTS OF OPERATIONS—TDS TELECOM

TDS conducts its Wireline, Cable and HMS operations through TDS Telecom, a wholly-owned subsidiary.  The following table summarizes operating data for Wireline and Cable operations:

As of or for the year ended December 31,		2014	2013	2012
Wireline
	Residential connections
	Voice (1)	335,900	352,100	374,700
	Broadband (2)	229,200	227,000	229,900
	IPTV (3)	23,400	13,800	7,900
	Wireline residential connections	588,500	592,900	612,500

	Total residential revenue per connection (4)	$41.22	$40.53	$39.65

	Commercial connections
	Voice (1)	193,200	218,400	243,100
	Broadband (2)	24,700	27,100	29,700
	managedIP (5)	140,200	127,600	94,600
	Wireline commercial connections	358,100	373,100	367,400

	Total Wireline connections	946,600	966,000	979,900

Cable
	Cable connections
	Video (6)	110,400	69,100
	Broadband (7)	110,900	61,000
	Voice (7)	46,000	17,200
	Cable connections	267,300	147,300

(1)	The individual circuit connecting a customer to TDS Telecom’s central office facilities.

(2)	The number of customers provided high-capacity data circuits via various technologies, including DSL and dedicated internet circuit technologies.

(3)	The number of customers provided video services using IP networking technology.

(4)	Total residential revenue divided by the average number of total residential connections.

(5)	The number of telephone handsets, data lines and IP trunks providing communications using IP networking technology.

(6)

Generally, a home or business receiving video programming counts as one video connection.  In counting bulk residential or commercial connections, such as an apartment building or a hotel, connections are counted based on the number of units/rooms within the building receiving service.

(7)	Broadband and voice connections reflect billable number of lines into a building for high speed data and voice services, respectively.

TDS Telecom Total (Wireline, Cable and HMS Operations)

Components of Operating Income

		Increase/	Percentage		Increase/	Percentage
Year Ended December 31,	2014	(Decrease)	Change	2013	(Decrease)	Change	2012
(Dollars in thousands)
Operating revenues
Wireline	$716,422	$(10,145)	(1)%	$726,567	$(15,181)	(2)%	$741,748
Cable	116,855	80,972	>100%	35,883	35,883	N/M	-
HMS	258,732	73,116	39%	185,616	72,606	64%	113,010
Intra-company elimination	(3,697)	(2,634)	>(100)%	(1,063)	(811)	>(100)%	(252)
TDS Telecom operating revenues	1,088,312	141,309	15%	947,003	92,497	11%	854,506

Operating expenses
Wireline	617,948	(43,613)	(7)%	661,561	(21,805)	(3)%	683,366
Cable	116,565	80,638	>100%	35,927	35,927	N/M	-
HMS	367,867	162,121	79%	205,746	75,096	57%	130,650
Intra-company elimination	(3,697)	(2,634)	>(100)%	(1,063)	(811)	>(100)%	(252)
TDS Telecom operating expenses	1,098,683	196,512	22%	902,171	88,407	11%	813,764

TDS Telecom operating income (loss)	$(10,371)	$(55,203)	>(100)%	$44,832	$4,090	10%	$40,742

N/M - Not meaningful

Wireline Operations

Components of Operating Income

		Increase/	Percentage		Increase/	Percentage
Year Ended December 31,	2014	(Decrease)	Change	2013	(Decrease)	Change	2012
(Dollars in thousands)
Service revenues
Residential	$293,302	$85	-	$293,217	$(3,375)	(1)%	$296,592
Commercial	229,308	(407)	-	229,715	2,774	1%	226,941
Wholesale	191,976	(8,464)	(4)%	200,440	(14,243)	(7)%	214,683
Total service revenues	714,586	(8,786)	(1)%	723,372	(14,844)	(2)%	738,216
Equipment and product sales	1,836	(1,359)	(43)%	3,195	(337)	(10)%	3,532
Total operating revenues	716,422	(10,145)	(1)%	726,567	(15,181)	(2)%	741,748

Cost of services (excluding depreciation, amortization and accretion reported below)	256,878	(9,757)	(4)%	266,635	(3,698)	(1)%	270,333
Cost of equipment and products	2,336	(1,495)	(39)%	3,831	99	3%	3,732
Selling, general and administrative	189,956	(30,141)	(14)%	220,097	(15,619)	(7)%	235,716
Depreciation, amortization and accretion	169,044	(1,824)	(1)%	170,868	(1,658)	(1)%	172,526
(Gain) loss on asset disposals, net	2,091	1,961	>100%	130	(890)	(87)%	1,020
(Gain) loss on sale of business and other exit costs, net	(2,357)	(2,357)	N/M	-	(39)	N/M	39
Total operating expenses	617,948	(43,613)	(7)%	661,561	(21,805)	(3)%	683,366

Total operating income	$98,474	$33,468	51%	$65,006	$6,624	11%	$58,382

N/M – Not meaningful

Operating Revenues

Residential revenues consist of broadband, video and voice services to Wireline’s residential customer base.

Residential revenues were relatively unchanged from the prior year at $293.3 million in 2014.  Legacy voice connections declined by 5%, decreasing revenues by $7.1 million, while IPTV connections grew 73% increasing revenues $6.6 million.  A 1% increase in average revenue per residential connection driven by price increases for broadband services, growth in customers opting for faster broadband speeds and growth in customers selecting higher tier IPTV packages increased revenues $1.8 million.

Residential revenues decreased $3.4 million or 1% to $293.2 million in 2013.  A 3% reduction in the number of average residential connections reduced revenues by $7.9 million partially offset by a $5.2 million increase due to growth in average revenue per residential connection of 2%.  The growth in average revenue per residential connection was mainly driven by broadband price increases, growth in customers opting for faster broadband speeds and the growth of customers selecting higher tier IPTV packages.

Commercial revenues consist of broadband and voice services and sales and installation of IP-based telecommunications systems to Wireline’s commercial customer base.

Commercial revenues were relatively unchanged from the prior year at $229.3 million in 2014.  Decreases in revenue from declining legacy voice and data connections exceeded increases in revenues from a 19% growth in average managedIP connections by $3.1 million. A 1% increase in average revenue per connection driven by price increases on legacy voice and data services and managedIP customers moving to higher speed data services increased commercial revenues $2.8 million.

Commercial revenues increased $2.8 million or 1% to $229.7 million in 2013. A 2% increase in average commercial connections, which was driven by the 49% growth in managedIP as customers converted from traditional voice and data connections, increased revenues by $4.4 million. This increase was partially offset by a 1% decline in average revenue per commercial connection, primarily driven by lower managed IP rates, which decreased revenues $2.7 million.

Wholesale revenues consist of compensation from other carriers for utilizing TDS Telecom’s network infrastructure and regulatory recoveries.

Wholesale revenues decreased $8.5 million or 4% to $192.0 million in 2014.  Revenues received through inter-state and intra-state regulatory recovery mechanisms decreased $6.9 million.  Wholesale revenues declined $2.7 million due to a 10% reduction in intra-state minutes-of-use.

Wholesale revenues decreased $14.2 million or 7% to $200.4 million in 2013.  Network access revenues decreased $6.8 million in 2013 as a result of changes in support mechanisms and in intercarrier compensation resulting from the Reform Order released by the FCC in November 2011.  Wholesale revenues also declined $5.3 million due to a 15% reduction in intra-state minutes-of-use.

Operating Expenses

Cost of services (excluding Depreciation, amortization and accretion)

Cost of services decreased $9.8 million or 4% to $256.9 million in 2014.  Costs of providing long-distance services, provisioning circuits and purchasing unbundled network elements decreased by $9.6 million and employee expenses decreased by $5.0 million primarily due to reductions in employees.  Charges related to the growth in IPTV increased cost of services $4.5 million.

Cost of services decreased $3.7 million or 1% to $266.6 million in 2013 due primarily to a $5.5 million decrease in costs of providing long distance services and promotional giveaways.  In addition, carrier interconnection charges decreased $2.3 million as a result of lower access charges that became effective related to the Reform Order.  Employee expense decreased $1.1 million due to a reduction in employees. Offsetting the decreases were increases in charges related to IPTV expansion.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased $30.1 million or 14% to $190.0 million in 2014 due to cost control efforts.  Employee expenses decreased $18.1 million primarily due to reductions in employees and consulting and IT maintenance charges decreased $2.5 million and $2.1 million, respectively.  Federal USF charges decreased $3.0 million.

Selling, general and administrative expenses decreased $15.6 million or 7% to $220.1 million in 2013 due primarily to decreases in employee expenses, Federal USF contributions due to lower revenues, bad debts, and property taxes.

Cable Operations

Components of Operating Income
		Increase/	Percentage
Year Ended December 31,	2014 (2)	(Decrease)	Change	2013 (1)
(Dollars in thousands)
Service revenues
Residential	$93,985	$64,969	>100%	$29,016
Commercial	22,870	16,003	>100%	6,867
Total operating revenues	116,855	80,972	>100%	35,883

Cost of services (excluding Depreciation, amortization and accretion reported below)	54,265	36,991	>100%	17,274
Selling, general and administrative expenses	36,175	25,121	>100%	11,054
Depreciation, amortization and accretion	23,643	16,072	>100%	7,571
(Gain) loss on asset disposals, net	2,482	2,454	>100%	28
Total operating expenses	116,565	80,638	>100%	35,927

Total operating income (loss)	$290	$334	N/M	$(44)

(1)	Represents the operations of Baja from August 1, 2013 (date of acquisition) to December 31, 2013.

(2)	Represents the operations of Baja for twelve months and Bend from September 1, 2014 (date of acquisition) to December 31, 2014.

Operating Revenues

Residential revenues consist of broadband, video and voice services to Cable’s residential customer base.

Residential revenues increased $65.0 million to $94.0 million in 2014 due primarily to $63.8 million of revenues from acquisitions.

In 2013, Cable generated revenues of $29.0 million since the acquisition.

Commercial revenues consist of broadband, video and voice services to Cable’s commercial customer base.

Commercial revenues increased $16.0 million to $22.9 million in 2014 due primarily to $15.6 million of revenues from acquisitions.

In 2013, Cable generated revenues of $6.9 million since the acquisition.

Operating Expenses

Cost of services (excluding Depreciation, amortization and accretion)

Cost of services (excluding Depreciation, amortization and accretion) increased $37.0 million to $54.3 million in 2014 due primarily to $35.2 million of costs from acquisitions.

In 2013, cost of services (excluding Depreciation, amortization and accretion) of $17.3 million were incurred for programming costs and expenses related to the delivery and support of services since the acquisition.

Selling, general and administrative expenses

Selling, general and administrative expenses increased $25.1 million to $36.2 million in 2014 due primarily to $24.8 million of costs from acquisitions.

In 2013, selling, general and administrative expenses of $11.1 million included legal and consulting costs of $2.0 million related to the acquisition.

Depreciation, amortization and accretion expense

Depreciation, amortization and accretion expense increased $16.1 million to $23.6 million in 2014 due primarily to $15.1 million of costs from acquisitions, including $5.1 million of amortization of customer lists and trade names.

In 2013, depreciation, amortization and accretion expense of $7.6 million was incurred since the acquisition.  Amortization of the acquired customer list and trade name contributed $3.0 million of expense.

HMS Operations

Components of Operating Income

		Increase/	Percentage		Increase/	Percentage
Year Ended December 31,	2014	(Decrease)	Change	2013	(Decrease)	Change	2012
(Dollars in thousands)
Service revenues	$109,766	$14,891	16%	$94,875	$17,779	23%	$77,096
Equipment and product sales	148,966	58,225	64%	90,741	54,827	>100%	35,914
Total operating revenues	258,732	73,116	39%	185,616	72,606	64%	113,010

Cost of services (excluding depreciation, amortization and accretion reported below)	77,392	16,969	28%	60,423	13,587	29%	46,836
Cost of equipment and products	126,362	50,371	66%	75,991	47,046	>100%	28,945
Selling, general and administrative	53,020	8,075	18%	44,945	10,752	31%	34,193
Depreciation, amortization and accretion	26,912	2,650	11%	24,262	3,694	18%	20,568
Loss on impairment of assets	84,000	84,000	N/M	-	-	N/M	-
(Gain) loss on asset disposals, net	181	56	45%	125	17	16%	108
Total operating expenses	367,867	162,121	79%	205,746	75,096	57%	130,650

Total operating income (loss)	$(109,135)	$(89,005)	>(100)%	$(20,130)	$(2,490)	(14)%	$(17,640)

N/M - Not meaningful

Operating Revenues

Service revenues consist primarily of colocation, cloud computing and hosted managed services, application management, and installation and management of IT infrastructure hardware solutions.

Service revenues increased $14.9 million or 16% to $109.8 million in 2014. Acquisitions contributed $11.5 million of this increase.  The remaining increase was due primarily to 6% growth in recurring services consisting of colocation, dedicated hosting, hosted application management and cloud computing services.

Service revenues increased $17.8 million to $94.9 million in 2013.  Acquisitions contributed $9.2 million of incremental service revenues with the remaining increase due to 10% growth in recurring services.

Equipment and product sales include revenues from sales of IT infrastructure hardware solutions.

Equipment and product sales increased $58.2 million to $149.0 million in 2014.  Acquisitions contributed $73.6 million of incremental equipment and product sales.  Lower cyclical spending by existing customers resulted in a decrease in equipment sales of $15.4 million.

Equipment and product sales increased $54.8 million to $90.7 million in 2013 due to acquisitions.

Operating Expenses

Cost of services (excluding Depreciation, amortization and accretion)

Cost of services increased $17.0 million to $77.4 million in 2014.  Cost of services increased $8.4 million as a result of acquisitions.  Employee related expenses, data center maintenance and software costs also increased to support growth in services provided to customers.

Cost of services increased $13.6 million to $60.4 million in 2013.  Acquisitions increased Cost of services $1.9 million.  Employee related expense also increased in 2013 by $5.7 million in addition to increased data center costs to support revenue growth.

Cost of equipment and products

Cost of equipment and products increased $50.4 million to $126.4 million in 2014 due to $62.6 million in costs from acquisitions.  Cyclical spend by existing customers resulted in a decrease in Cost of equipment and products sold of $12.2 million.

Cost of equipment and products increased $47.0 million to $76.0 million in 2013 due to acquisitions.

Selling, general and administrative expense

Selling, general and administrative expense increased $8.1 million to $53.0 million in 2014 due primarily to $11.6 million from acquisitions.

Selling, general and administrative expense increased $10.8 million to $44.9 million in 2013.  Costs from acquisitions increased Selling, general and administrative expense $10.6 million.

Depreciation, amortization and accretion expense

Depreciation, amortization and accretion expense increased $2.7 million to $26.9 million due primarily to customer list amortization costs from acquisitions.

Depreciation, amortization and accretion expense increased $3.7 million to $24.3 million in 2013 due primarily to acquisitions. Customer list and trade name amortization contributed $2.2 million of the increase in 2013.

Loss on Impairment of Assets

As a result of interim testing performed during the third quarter of 2014, TDS determined the carrying value of the HMS goodwill exceeded the implied fair value of goodwill.  As a result, an $84.0 million impairment loss was recognized.

INFLATION

Management believes that inflation affects TDS’ business to no greater or lesser extent than the general economy.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

See Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for information on recently issued accounting pronouncements.

In general, recently issued accounting pronouncements did not have and are not expected to have a significant effect on TDS’ financial condition and results of operations, except for Accounting Standards Update 2014-09, Revenue from Contracts with Customers.  TDS is evaluating the effects of adoption of this standard on its financial condition and results of operations.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

TDS operates a capital- and marketing-intensive business.  TDS utilizes cash on hand, cash from operating activities, cash proceeds from divestitures and disposition of investments, short-term credit facilities and long-term debt financing to fund its acquisitions (including licenses), construction costs, operating expenses and share repurchases.  Cash flows may fluctuate from quarter to quarter and year to year due to seasonality, the timing of acquisitions and divestitures, capital expenditures and other factors.  The table below and the following discussion summarize TDS’ cash flow activities in 2014, 2013 and 2012.

	2014	2013	2012
(Dollars in thousands)
Cash flows from (used in)
Operating activities	$394,812	$494,610	$1,105,172
Investing activities	(909,744)	(260,653)	(998,069)
Financing activities	156,819	(144,424)	70,103
Net increase (decrease) in cash and cash equivalents	$(358,113)	$89,533	$177,206

Cash Flows from Operating Activities

Cash flows from operating activities were $394.8 million in 2014 and $494.6 million in 2013. The net decrease reflected higher earnings excluding the gains recognized on the sale of businesses and the gains recognized on license sales and exchanges, which had the impact of improving cash flows from operating activities, more than offset by changes in working capital, which had the impact of decreasing cash flows from operating activities.  Working capital factors which significantly decreased cash flows from operating activities included changes in accounts payable levels year-over-year as a result of timing differences related to operating expenses and device purchases.  In December 2014, as part of the Tax Increase Prevention Act of 2014, bonus depreciation was enacted which allowed TDS to take certain additional deductions for depreciation resulting in a federal taxable loss in 2014.  Such taxable loss will be carried back to prior tax years to refund tax amounts previously paid.  Primarily as a result of this federal income tax carryback, TDS has recorded $113.7 million of Income taxes receivable at December 31, 2014.  TDS paid income taxes of $48.9 million and $175.6 in 2014 and 2013, respectively.  In 2013, accounts receivable grew substantially due to issues resulting from the conversion to a new billing system at U.S. Cellular.  In 2014, the higher accounts receivable balances resulting from the billing system conversion decreased to more normal levels; however, this decrease was partially offset by increased receivables related to equipment installment plan sales which are expected to increase in the near term.

Cash flows from operating activities were $494.6 million in 2013 and $1,105.2 million in 2012.  This decrease was due primarily to changes in accounts receivable, income tax payments (net of refunds), and inventory.  The changes in accounts receivable balances were due primarily to billing delays encountered during the conversion to a new U.S. Cellular billing system in the third quarter of 2013.  Net income tax payments of $175.6 million were recorded in 2013 compared to net income tax refunds of $62.0 million in 2012.  The net refunds in 2012 were primarily related to a federal net operating loss in 2011 largely attributable to 100% bonus depreciation applicable to qualified capital expenditures.  The change in inventory was due primarily to higher costs per unit related to 4G LTE smartphones.

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

Cash used for additions to property, plant and equipment totaled $799.5 million, $883.8 million and $995.5 million in 2014, 2013 and 2012, respectively, and is reported in the Consolidated Statement of Cash Flows.

Capital expenditures (i.e., additions to property, plant and equipment and system development expenditures), which include the effects of accruals and capitalized interest, in 2014, 2013 and 2012 were as follows:

Capital expenditures	2014	2013	2012
(Dollars in thousands)
U.S. Cellular	$557,615	$737,501	$836,748
TDS Telecom Wireline	135,805	140,009	158,580
TDS Telecom Cable	35,640	8,375	-
TDS Telecom HMS	36,618	16,474	15,344
Corporate and Other	4,899	7,301	(6,051)
Total	$770,577	$909,660	$1,004,621

See "Capital Expenditures" below for additional information on Capital expenditures.

Cash payments for acquisitions in 2014, 2013 and 2012 were as follows:

Cash Payments for Acquisitions	2014	2013	2012
(Dollars in thousands)
U.S. Cellular licenses	$22,916	$16,540	$122,690
TDS Telecom HMS businesses	(442)	33,961	40,692
TDS Telecom Cable businesses	272,779	264,069	-
Total	$295,253	$314,570	$163,382

Cash amounts paid for the acquisitions may differ from the purchase price due to cash acquired in the transactions and the timing of cash payments related to the respective transactions.

Cash Received from Divestitures	2014	2013	2012
(Dollars in thousands)
U.S. Cellular licenses	$91,789	$311,989	$-
U.S. Cellular businesses	88,132	499,131	49,932
TDS Telecom Wireline businesses	7,724	-	250
Total	$187,645	$811,120	$50,182

See Note 6 — Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information related to these acquisitions and divestitures.

In 2012, TDS invested $120.0 million in U.S. Treasury Notes. TDS realized cash proceeds of $50.0 million, $115.0 million and $243.4 million in 2014, 2013 and 2012, respectively, related to the maturities of its investments in U.S. Treasury Notes, corporate notes and certificates of deposit.

In 2014, cash used for investing activities included a $60.0 million deposit made by Advantage Spectrum, L.P., a variable interest entity consolidated by U.S. Cellular, to the FCC for its participation in Auction 97.  See Note 14 — Variable Interest Entities in the Notes to Consolidated Financial Statements for additional information.

Cash Flows from Financing Activities

Cash flows from financing activities include proceeds from and repayments of short-term and long-term debt, dividends to shareholders, distributions to noncontrolling interests, cash used to repurchase Common Shares and cash proceeds from reissuance of Common Shares pursuant to stock-based compensation plans.

In December 2014, U.S. Cellular issued $275.0 million of 7.25% Senior Notes due 2063, and paid related debt issuance costs of $9.2 million.

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

Adjusted Free Cash Flow

The following table presents Adjusted free cash flow. Adjusted free cash flow is defined as Cash flows from operating activities (which includes cash outflows related to the Sprint decommissioning), as adjusted for cash proceeds from the Sprint Cost Reimbursement (which are included in Cash flows from investing activities in the Consolidated Statement of Cash Flows), less Cash used for additions to property, plant and equipment. Adjusted free cash flow is a non-GAAP financial measure which TDS believes may be useful to investors and other users of its financial information in evaluating the amount of cash generated by business operations (including cash proceeds from the Sprint Cost Reimbursement), after Cash used for additions to property, plant and equipment.

(Dollars in thousands)	2014	2013	2012
Cash flows from operating activities	$394,812	$494,610	$1,105,172
Add: Sprint Cost Reimbursement (1)	71,097	10,560	-
Less: Cash used for additions to property, plant and equipment	799,496	883,797	995,517
Adjusted free cash flow	$(333,587)	$(378,627)	$109,655

(1)	See Note 6 — Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information related to the Sprint Cost Reimbursement.

See Cash flows from Operating Activities and Cash flows from Investing Activities for additional information related to the components of Adjusted free cash flow.

LIQUIDITY

TDS believes that existing cash and investment balances, funds available under its revolving credit facilities and term loan facility and expected cash flows from operating and investing activities provide substantial liquidity and financial flexibility for TDS to meet its normal day-to-day operating needs.  However, these resources may not be adequate to fund all future expenditures that the companies could potentially elect to make such as acquisitions of spectrum licenses in FCC auctions and other acquisition, construction and development programs.  It may be necessary from time to time to increase the size of the existing revolving credit facilities, to put in place new facilities, or to obtain other forms of financing in order to fund these potential expenditures.  To the extent that sufficient funds are not available to TDS or its subsidiaries on terms or at prices acceptable to TDS, it could require TDS to reduce its acquisition, construction and development programs.

U.S. Cellular’s profitability historically has been lower in the fourth quarter as a result of significant marketing and promotional activity during the holiday season.  Additionally, TDS expects lower cash flows from operating activities in the near term as the popularity of U.S. Cellular’s equipment installment plans increases.  TDS cannot provide assurances that circumstances that could have a material adverse effect on its liquidity or capital resources will not occur. Economic conditions, changes in financial markets, TDS financial performance and/or prospects or other factors could restrict TDS’ liquidity and availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its capital expenditure, acquisition or share repurchase programs. Such reductions could have a material adverse effect on TDS’ business, financial condition or results of operations.

Cash and Cash Equivalents

At December 31, 2014, TDS’ cash and cash equivalents totaled $471.9 million.  Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less.  The primary objective of TDS’ Cash and cash equivalents investment activities is to preserve principal.  At December 31, 2014, the majority of TDS’ Cash and cash equivalents was held in bank deposit accounts and in money market funds that invest exclusively in U.S. Treasury Notes or in repurchase agreements fully collateralized by such obligations. TDS monitors the financial viability of the money market funds and direct investments in which it invests and believes that the credit risk associated with these investments is low.

Financing

Revolving Credit Facilities

TDS (exclusive of facilities held by U.S. Cellular) and U.S. Cellular have revolving credit facilities available for general corporate purposes including spectrum purchases and capital expenditures, with a maximum borrowing capacity of $400.0 million and $300.0 million, respectively.  As of December 31, 2014, the unused capacity under these agreements was $399.4 million and $282.5 million, respectively.  The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing.  TDS and U.S. Cellular believe that they were in compliance as of December 31, 2014 with all of the financial covenants and requirements set forth in their revolving credit facilities.

See Note 11 — Debt in the Notes to Consolidated Financial Statements for additional information regarding the revolving credit facilities.

Term Loan Facility

On January 21, 2015, U.S. Cellular entered into a term loan credit facility relating to $225.0 million in debt.  The term loan must be drawn in one or more advances by the six month anniversary of the date of the agreement; amounts not drawn by that time will cease to be available.  Amounts repaid or prepaid under the term loan facility may not be reborrowed.  The maturity date of the term loan would accelerate in the event of a change in control.

The term loan is available for general corporate purposes including spectrum purchases and capital expenditures.  The term loan is unsecured except for a lien on all equity which U.S. Cellular may have in the loan administrative agent, CoBank ACB, subject to certain limitations. The continued availability of the term loan facility requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing, that are substantially the same as those in the U.S. Cellular revolving credit facility described above.

See Note 11 — Debt in the Notes to Consolidated Financial Statements for additional information regarding the term loan facility.

Long-Term Financing

TDS and U.S. Cellular each have an effective shelf registration statement on Form S-3 to issue senior or subordinated debt securities. The proceeds from any such issuances may be used for general corporate purposes including: the possible reduction of other long-term debt, spectrum purchases, and capital expenditures; in connection with acquisition, construction and development programs; the reduction of short-term debt; for working capital; to provide additional investments in subsidiaries; or the repurchase of shares.  The TDS shelf registration permits TDS to issue at any time and from time to time senior or subordinated debt securities in one or more offerings in an indeterminate amount.  The U.S. Cellular shelf registration statement permits U.S. Cellular to issue at any time and from time to time senior or subordinated debt securities in one or more offerings.  The ability of TDS or U.S. Cellular to complete an offering pursuant to such shelf registration statements is subject to market conditions and other factors at the time.

In December 2014, U.S. Cellular sold and issued $275 million of 7.25% Senior Notes due in 2063 for general corporate purposes including spectrum purchases and capital expenditures, reducing the available amount on U.S. Cellular’s shelf registration statement from $500 million to $225 million.  U.S. Cellular has the authority to replenish this shelf registration statement back to $500 million.

TDS believes that it and its subsidiaries were in compliance as of December 31, 2014 with all financial covenants and other requirements set forth in its long-term debt indentures. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.

The long-term debt principal payments due for the next five years represent less than 1% of the total long-term debt obligation at December 31, 2014.  Refer to Market Risk — Long-Term Debt for additional information regarding required principal payments and the weighted average interest rates related to TDS’ Long-term debt.

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

See Note 11 — Debt in the Notes to Consolidated Financial Statements for additional information on Long-term financing.

Credit Rating

In certain circumstances, TDS’ and U.S. Cellular’s interest cost on their various facilities may be subject to increase if their current credit ratings from nationally recognized credit rating agencies are lowered, and may be subject to decrease if the ratings are raised.  The facilities do not cease to be available nor do the maturity dates accelerate solely as a result of a downgrade in TDS’ or U.S. Cellular’s credit rating.  However, downgrades in TDS’ or U.S. Cellular’s credit rating could adversely affect their ability to renew the facilities or obtain access to other credit facilities in the future.

In 2014, nationally recognized credit rating agencies downgraded TDS and U.S. Cellular’s corporate and senior debt credit ratings. After these downgrades, TDS and U.S. Cellular are rated at sub-investment grade.  TDS and U.S. Cellular’s credit ratings as of December 31, 2014, and the dates such ratings were issued/re-affirmed were as follows:

Moody's (TDS) (issued November 26, 2014)	Ba2	—negative outlook
Moody's (U.S. Cellular) (issued November 26, 2014)	Ba1	—negative outlook
Standard & Poor's (issued November 24, 2014)	BB	—stable outlook
Fitch Ratings (re-affirmed November 24, 2014)	BB+	—stable outlook

Capital Expenditures

U.S. Cellular’s capital expenditures for 2015 are expected to be approximately $600 million.  These expenditures are expected to be for the following general purposes:

•         Expand and enhance network coverage, including providing additional capacity to accommodate increased network usage, principally data usage, by current customers;

•         Continue to deploy 4G LTE technology in certain markets;

•         Expand and enhance the retail store network; and

•         Develop and enhance office systems.

TDS Telecom’s capital expenditures for 2015 are expected to be approximately $220 million.  These expenditures are expected to be for the following general purposes:

•         Maintain and enhance existing infrastructure at Wireline, HMS, and Cable;

•         Fiber expansion in Wireline and Cable markets to support IPTV and super high speed data;

•         Success-based spending to sustain managedIP, IPTV, HMS and Cable growth; and

•         Expansion of HMS data center facilities.

TDS plans to finance its capital expenditures program for 2015 using primarily Cash flows from operating activities, and as necessary, existing cash balances, short-term investments, borrowings under its revolving credit agreements, term loan and/or other long-term debt.

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

TDS may be engaged from time to time in negotiations relating to the acquisition, divestiture or exchange of companies, properties, wireless spectrum and other possible businesses.  In general, TDS may not disclose such transactions until there is a definitive agreement. See Note 6 — Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements for additional information related to significant transactions, including expected pre-tax cash proceeds from such transactions in 2015.

Variable Interest Entities

TDS consolidates certain entities because they are “variable interest entities” under accounting principles generally accepted in the United States of America (“GAAP”). See Note 14 — Variable Interest Entities in the Notes to Consolidated Financial Statements for additional information related to these variable interest entities. TDS may elect to make additional capital contributions and/or advances to these variable interest entities in future periods in order to fund their operations.

FCC Spectrum Auction 97

In January 2015, the FCC released the results of Auction 97.  U.S. Cellular participated in Auction 97 indirectly through its limited partnership interest in Advantage Spectrum.  Advantage Spectrum was the provisional winning bidder of 124 licenses for an aggregate bid of $338.3 million, net of its anticipated designated entity discount of 25%.  On or prior to March 2, 2015, Advantage Spectrum is required to pay the FCC for its bid amount, less the initial deposit of $60.0 million, plus certain other charges totaling $2.3 million.  Advantage Spectrum expects to fund this capital requirement with loans and capital contributions from its partners.  U.S. Cellular plans to use a portion of the proceeds received from the issuance of its 7.25% Senior Notes and term loan facility to provide loans to Advantage Spectrum and its general partner and capital contributions to Advantage Spectrum.

Common Share Repurchase Programs

In the past year, TDS and U.S. Cellular have repurchased and expect to continue to repurchase their Common Shares, in each case subject to any available repurchase program.  For additional information related to the current TDS and U.S. Cellular repurchase authorizations and repurchases made during 2014, 2013 and 2012, see Note 16 — Common Shareholders’ Equity in the Notes to Consolidated Financial Statements and Part II, Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Contractual and Other Obligations

At December 31, 2014, the resources required for contractual obligations were as follows:

	Payments Due by Period
(Dollars in millions)	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Long-term debt obligations (1)	$2,002.7	$0.7	$3.7	$-	$1,998.3
Interest payments on long-term debt obligations	5,197.1	136.0	271.9	271.6	4,517.6
Operating leases (2)	1,401.3	155.5	258.7	188.6	798.5
Capital leases	5.3	0.3	0.6	0.7	3.7
Purchase obligations (3)(4)	1,867.2	919.8	720.2	147.9	79.3
	$10,473.6	$1,212.3	$1,255.1	$608.8	$7,397.4

(1)

Includes current and long-term portions of debt obligations.  The total long-term debt obligation differs from Long-term debt in the Consolidated Balance Sheet due to capital leases and the $11.3 million unamortized discount related to U.S. Cellular’s 6.7% Senior Notes. See Note 11 — Debt in the Notes to Consolidated Financial Statements for additional information.

(2)

Includes future lease costs related to telecommunications plant facilities, office space, retail sites, cell sites, data centers and equipment.  See Note 13 — Commitments and Contingencies in the Notes to Consolidated Financial Statements for additional information.

(3)

Includes obligations payable under non-cancellable contracts, commitments for network facilities and transport services, agreements for software licensing, long-term marketing programs, and agreements with Apple to purchase certain minimum quantities of Apple iPhone products and fund marketing programs related to the Apple iPhone and iPad products.  As described more fully in Note 6 — Acquisitions, Divestitures and Exchanges in the Notes to Consolidated Financial Statements, U.S. Cellular expects to incur network-related exit costs in the Divestiture Markets as a result of the transaction, including: (i) costs to decommission cell sites and mobile telephone switching office (“MTSO”) sites, (ii) costs to terminate real property leases and (iii) costs to terminate certain network access arrangements in the subject markets.  The impacts of these exit activities on TDS' purchase obligations are reflected in the table above only to the extent that agreements were consummated at December 31, 2014.

(4)

Does not include reimbursable amounts TDS Telecom will provide to complete projects under the American Recovery and Reinvestment Act of 2009.  TDS Telecom will receive $105.1 million in federal grants and will provide $30.9 million of its own funds to complete 44 projects.  As of December 31, 2014, TDS Telecom has expended $125.2 million of the $126.3 million on these projects.  Under the terms of the grants, the projects must be completed by June of 2015.

The table above excludes liabilities related to “unrecognized tax benefits” as defined by GAAP because TDS is unable to predict the period of settlement of such liabilities.  Such unrecognized tax benefits were $37.8 million at December 31, 2014.  See Note 4 — Income Taxes in the Notes to Consolidated Financial Statements for additional information on unrecognized tax benefits.

Agreements

•         On November 25, 2014, U.S. Cellular executed a Master Statement of Work and certain other documents with Amdocs Software Systems Limited (“Amdocs”), effective October 1, 2014, that inter-relate with but rearrange the structure under previous Amdocs Agreements.  The agreement provides that U.S. Cellular will now outsource to Amdocs certain support functions for its Billing and Operational Support System (“B/OSS”).  Such functions include application support, billing operations and some infrastructure services.  The agreement has a term through September 30, 2019, subject to five one-year renewal periods at U.S. Cellular’s option.  The total estimated amount to be paid to Amdocs with respect to the agreement during the initial five-year term is approximately $110 million (exclusive of travel and expenses and subject to certain potential adjustments).

•         During 2013, U.S. Cellular entered into agreements with Apple to purchase certain minimum quantities of Apple iPhone products and fund marketing programs related to the Apple iPhone and iPad products over a three-year period beginning in November 2013.  Based on current forecasts, TDS estimates that the remaining contractual commitment as of December 31, 2014 under these agreements is approximately $818 million.  At this time, TDS expects to meet its contractual commitments with Apple.

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

Dividends

TDS paid quarterly dividends per outstanding share of $0.1340 in 2014, $0.1275 in 2013 and $0.1225 in 2012. TDS increased the dividend per share to $0.1410 in the first quarter of 2015.  See Note 16 — Common Shareholders’ Equity in the Notes to Consolidated Financial Statements for additional information.  TDS has no current plans to change its policy of paying dividends.

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

Intangible Asset Impairment

Goodwill, licenses, and Franchise rights represent a significant component of TDS’ consolidated assets.  These assets are considered to be indefinite lived assets and are therefore not amortized but tested annually for impairment.  TDS performs annual impairment testing of Goodwill, Licenses and Franchise rights, as required by GAAP, as of November 1 of each year.  Significant negative events, such as changes in any of the assumptions described below as well as decreases in forecasted cash flows, could result in an impairment in future periods.

See Note 7 — Intangible Assets in the Notes to Consolidated Financial Statements for information related to Goodwill, Licenses and Franchise rights activity in 2014 and 2013.

Goodwill – U.S. Cellular

Based on the results of the U.S. Cellular annual Goodwill impairment assessment performed as of November 1, 2014, the fair value of each of the U.S. Cellular reporting units exceeded their respective carrying values.  Therefore, no impairment of Goodwill existed.

For purposes of impairment testing of U.S. Cellular Goodwill in 2014 and 2013, U.S. Cellular identified four reporting units based on geographic service areas (all of which are included in TDS’ wireless reportable segment).

A discounted cash flow approach was used to value each reporting unit, using value drivers and risks specific to the industry and current economic factors.  The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value and may not be indicative of U.S. Cellular specific assumptions.  However, the discount rate used in the analysis accounts for any additional risk a market participant might place on integrating U.S. Cellular into its operations at the level of cash flows assumed under this approach.  The most significant assumptions made in this process were the revenue growth rate (shown as a compound annual growth rate in the table below), the terminal revenue growth rate, the discount rate and capital expenditures as a percentage of revenue (shown as a simple average in the table below).  There are uncertainties associated with these key assumptions and potential events and/or circumstances that could have a negative effect on these key assumptions, which are described below.  These assumptions were as follows:

Key Assumptions	November 1, 2014
Revenue growth rate (1)	1.6%
Terminal revenue growth rate (1)	2.0%
Discount rate (2)	10.5%
Capital expenditures as a percentage of revenue (3)	16.5%

(1)

There are risks that could negatively impact the projected revenue growth rates, including, but not limited to: the success of new and existing products/services, competition, operational difficulties and churn.

(2)

The discount rate of each reporting unit was computed by calculating the weighted average cost of capital of market participants with businesses reasonably comparable to U.S. Cellular.  The discount rate is dependent upon the cost of capital of other industry market participants and the company specific risk.  To the extent that the weighted average cost of capital of industry participants increases or U.S. Cellular's risk in relation to its peers increases, this would decrease the estimated fair value of the reporting units.  The weighted average cost of capital may increase if borrowing costs rise, market participants weight more of their capital structure towards equity (vs. debt), or other elements affecting the estimated cost of equity increase.

(3)

Capital expenditures generally include costs to develop the network.  To the extent costs associated with these capital expenditures increase at a rate higher than expected and disproportionate to forecasted future revenues, this could negatively impact future cash flows.

Provided all other assumptions remained the same, the discount rate would have to increase to a range of 11.2% to 12.1% to yield estimated fair values of reporting units that equal their respective carrying values at November 1, 2014.  Further, assuming all other assumptions remained the same, the terminal growth rate assumptions would need to decrease to amounts ranging from negative 1.9% to positive 0.6% to yield estimates of fair value equal to the carrying values of the respective reporting unit at November 1, 2014.

The carrying value of each U.S. Cellular reporting unit at TDS as of November 1, 2014 and the percentage by which its estimated fair value exceeded carrying value was as follows:

Reporting Unit	Carrying Value at TDS (1)	Excess of estimated Fair Value over Carrying Value
(Dollars in millions)
Central Region	$1,598	23.7%
Mid-Atlantic Region	516	12.5%
New England Region	217	20.9%
Northwest Region	170	28.1%
Total	$2,501

(1)

Under previous business combination guidance in effect prior to January 1, 2009, TDS had recorded Goodwill as a result of accounting for U.S. Cellular’s purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting. As a result, the carrying values of the reporting units differ between U.S. Cellular and TDS.  The carrying value of the reporting units at U.S. Cellular was $2,646 million at November 1, 2014.

Goodwill – TDS Telecom

TDS Telecom has recorded Goodwill as a result of the acquisition of wireline, HMS and cable companies.  For purposes of the 2014 Goodwill impairment testing, TDS Telecom has three reporting units: Wireline, HMS and Cable.  For purposes of the 2013 Goodwill impairment testing, TDS Telecom had three reporting units: ILEC, HMS and Cable.  During 2014, the ILEC and CLEC operations were combined into one reporting unit referred to as Wireline.  There is no Goodwill at the CLEC operations.

Qualitative Assessment – HMS

During the third quarter of 2014, due to a decline in projected revenue and earnings of TDS Telecom’s HMS reporting unit compared with previously projected results, TDS determined that an interim impairment test of HMS Goodwill was required.  See discussion below under “Quantitative Assessment – Wireline, Cable, and Interim HMS.”

Considering that the interim test was recently performed as of August 1, 2014, a qualitative assessment of the HMS reporting unit was determined to be sufficient for the annual impairment test that was completed as of November 1, 2014.  The qualitative assessment, which analyzed company, industry and economic trends, concluded that it was more likely than not that the fair value of the HMS reporting unit was at least equal to its carrying value, and accordingly, no Goodwill impairment resulted.

Quantitative Assessment – Wireline, Cable, and Interim HMS

The discounted cash flow approach and guideline public company method were used to value the Wireline and Cable reporting units at November 1, 2014.  Additionally, these approaches were used to value the HMS reporting unit as of the interim impairment testing date of August 1, 2014.  As of November 1, 2014, the fair values of the Wireline and Cable reporting units exceeded their carrying values; therefore, no impairment of Goodwill existed for either reporting unit.  As of August 1, 2014, TDS Telecom determined that the carrying value of the HMS reporting unit exceeded its fair value.  Therefore, a Step 2 Goodwill impairment test was performed and TDS recognized a loss on impairment of assets of $84.0 million during the three months ended September 30, 2014 for its HMS reporting unit.

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

The guideline public company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies.  The developed multiples were applied to applicable financial measures of the respective reporting unit to determine fair value.  The discounted cash flow approach and guideline public company method were weighted to arrive at the total fair value used for impairment testing.

For purposes of the discounted cash flow approach, the following table represents key assumptions used in estimating the fair value of the Wireline and Cable reporting units as of the respective testing dates.

There are uncertainties associated with these key assumptions and potential events and/or circumstances that could have a negative effect on the key assumptions, which are described below.

	November 1, 2014		August 1, 2014
Key Assumptions	Wireline	Cable	HMS
Revenue growth rate (1)	(2.8)%	6.9%	6.1%
Terminal revenue growth rate (1)	0.0%	3.0%	2.5%
Discount rate (2)	7.0%	10.5%	11.5%
Capital expenditures as a percentage of revenue (3)	17.0%	15.8%	8.6%

(1)

There are risks that could negatively impact the projected revenue growth rates, including, but not limited to: the success of new and existing products/services, competition, and operational difficulties.  TDS Telecom uses internally generated forecasts to develop such rates.  TDS Telecom's internally generated forecasts consider such things as observed demand and market and competitive knowledge.

(2)

The discount rate is dependent upon the cost of capital of other industry market participants and company specific risk.  To the extent that the weighted average cost of capital of industry participants increases, this would decrease the estimated fair value of the reporting units.  The weighted average cost of capital may increase if borrowing costs rise, market participants weight more of their capital structure towards equity (vs. debt), Wireline, Cable or HMS' risk in relation to its peers increases or other elements affecting the estimated cost of equity increase.  This rate varies by reporting unit as a result of such things as the maturity and capital intensity of the related market participants.

(3)

To the extent costs associated with these capital expenditures increase at a rate higher than expected and disproportionate to forecasted future revenues, this could negatively impact future cash flows.

The following represents the carrying values of the reporting units tested for impairment as of November 1, 2014, and the results of the Step 1 Goodwill impairment tests.  The following does not show the carrying value of the HMS reporting unit or the percentage by which the estimated reporting unit fair value exceeded its carrying value as of November 1, 2014 because the carrying value had been adjusted to fair value during the three months ended September 30, 2014 and a qualitative assessment was performed as of the annual impairment testing date, November 1, 2014.

Reporting unit	Carrying value	Percentage by which the estimated reporting unit FV exceeded its CV
(Dollars in millions)
Wireline	$1,455	4.9%
Cable	$524	11.2%

Provided all other assumptions remained the same, the Wireline and Cable discount rates would have to increase to 7.8% and 11.5%, respectively, to yield estimated fair values equal to their respective carrying values at November 1, 2014.  Further, provided all other assumptions remained the same, the Wireline and Cable terminal revenue growth rate assumptions would need to decrease to negative 1.1% and positive 1.0%, respectively, to yield an estimate of fair value equal to the carrying value of the respective reporting units at November 1, 2014.

Wireless Licenses

As of November 1, 2014, the estimated fair value of the U.S. Cellular licenses in each unit of accounting exceeded their carrying value.  Therefore, no impairment of licenses existed.  U.S. Cellular tests licenses for impairment at the level of reporting referred to as a unit of accounting.  For purposes of its impairment testing of licenses as of November 1, 2014 and November 1, 2013, U.S. Cellular separated its FCC licenses into eleven units of accounting based on geographic service areas.  In both 2014 and 2013, seven of the units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing.

Developed operating market licenses (“built licenses”)

U.S. Cellular applies the build-out method to estimate the fair values of built licenses.  The most significant assumptions applied for purposes of the licenses impairment assessment were as follows:

Key Assumptions	November 1, 2014
Build-out period (1)	5 years
Discount rate (2)	8.75%
Terminal revenue growth rate	2.0%
Terminal capital expenditures as a percentage of revenue	14.5%
Customer penetration rates	12.0-16.3%

(1)

The build-out period represents the estimated time to perform a hypothetical build of the network.  Changes in the estimated build-out period can occur as a result of changes in resources and technology.  Such changes could negatively or positively impact the results.

(2)

The discount rate used in the valuation of licenses is less than the discount rate used in the valuation of reporting units for purposes of goodwill impairment testing.  The discount rate used for licenses includes a reduced company-specific risk premium as it is assumed a market participant starting a greenfield build would construct and operate its network in an optimal manner and would not be constrained by the current network and operations associated with a mature wireless company.  The discount rate is estimated based on the overall risk-free interest rate adjusted for industry participant information, such as a typical capital structure (i.e., debt-equity ratio), the after-tax cost of debt and the cost of equity.  The cost of equity takes into consideration the average risk specific to individual market participants.  The weighted average cost of capital may increase if borrowing costs rise, market participants weight more of their capital structure towards equity (vs. debt), or other elements affecting the estimated cost of equity increase.

As of November 1, 2014, the fair values of the built licenses units of accounting exceeded their respective carrying values by amounts ranging from 7.9% to 42.9%.  The discount rate would have to increase to a range of 8.9% to 9.3% to yield estimated fair values of licenses in the respective units of accounting that equal their respective carrying values at November 1, 2014.

Non-operating market licenses (“unbuilt licenses”)

For purposes of performing impairment testing of unbuilt licenses, the fair value of the unbuilt licenses is assumed to have changed by the same percentage, and in the same direction, that the fair value of built licenses measured using the build-out method changed during the period.  There was no impairment loss recognized related to unbuilt licenses as a result of the November 1, 2014 licenses impairment test.

Carrying Value of Licenses

The carrying value of licenses at November 1, 2014 was as follows:

Unit of Accounting (1)	Carrying Value
(Dollars in millions)
U.S. Cellular - Built licenses
Central Region	$804
Mid-Atlantic Region	234
New England Region	107
Northwest Region	68

U.S. Cellular - Unbuilt licenses
New England	1
North Northwest	3
South Northwest	2
North Central	51
South Central	22
East Central	87
Mid-Atlantic	17
Total (2)	$1,396

Other	6

Total (3)	$1,402

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

(2)

Under previous business combination guidance in effect prior to January 1, 2009, TDS had recorded licenses as a result of accounting for U.S. Cellular’s purchases of U.S. Cellular Common Shares as step acquisitions using purchase accounting. As a result, the carrying values of the units of accounting for the developed operating markets differ between U.S. Cellular and TDS. The total carrying value of all units of accounting at U.S. Cellular was $1,391 million at November 1, 2014.

(3)

Between the November 1, 2014 impairment test date and the December 31, 2014 Consolidated Balance Sheet date, TDS obtained licenses through a license exchange in the amount of $51 million and capitalized interest on certain licenses pursuant to current network build-outs in the amount of $1 million.

Franchise rights

TDS Telecom has recorded Franchise rights as a result of acquisitions of cable businesses.  TDS Telecom tests Franchise rights for impairment at a level of reporting referred to as a unit of accounting.  For purposes of its impairment testing of Franchise rights, TDS Telecom has one unit of accounting: Cable.  A qualitative assessment of the Cable unit of accounting was completed as of November 1, 2013.

TDS Telecom applied the build-out method to estimate the fair value of Franchise rights as of November 1, 2014.  Based on the results of this assessment, the estimated fair value of the Franchise rights exceeded their carrying value.

The following table represents key assumptions used in estimating the fair value of the Franchise rights as of November 1, 2014 using the build-out method.  There are uncertainties associated with these key assumptions and potential events and/or circumstances that could have a negative effect on the key assumptions, which are described below.

Key Assumptions	November 1, 2014
Build-out period (1)	2 years
Discount rate (2)	8.0%
Terminal revenue growth rate	3.0%
Terminal capital expenditures as a percentage of revenue	15.8%

(1)

The build-out period represents the estimated time to perform a hypothetical build of the network.  Changes in the estimated build-out period can occur as a result of changes in resources and technology.  Such changes could negatively or positively impact the results.

(2)

The discount rate used in the valuation of Franchise rights is less than the discount rate used in the valuation of reporting units for purposes of Goodwill impairment testing. The discount rate used for Franchise rights includes a reduced company-specific risk premium as it is assumed a market participant starting a greenfield build would construct and operate its network in an optimal manner and would not be constrained by the current network and operations associated with a mature cable company.  The discount rate is estimated based on the overall risk-free interest rate adjusted for industry participant information, such as a typical capital structure (i.e., debt-equity ratio), the after-tax cost of debt and the cost of equity.  The cost of equity takes into consideration the average risk specific to individual market participants.  The weighted average cost of capital may increase if borrowing costs rise, market participants weight more of their capital structure towards equity (vs. debt), or other elements affecting the estimated cost of equity increase.

As of November 1, 2014, the fair value of the franchise rights exceeded its carrying value by 25.7%.  Provided all other assumptions remained the same, the discount rate would have to increase to 8.4% to yield an estimated fair value of the Franchise rights that equals its carrying value at November 1, 2014. Further, provided all other assumptions remained the same, the terminal revenue growth rate assumption would need to decrease to 2.3% to yield an estimate of fair value equal to the carrying value of the Franchise rights at November 1, 2014.

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

See Note 4 — Income Taxes in the Notes to Consolidated Financial Statements for details regarding TDS’ income tax provision, deferred income taxes and liabilities, valuation allowances and unrecognized tax benefits, including information regarding estimates that impact income taxes.

Loyalty Reward Program

See the Revenue Recognition — U.S. Cellular section of Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for additional description of this program and the related accounting.

TDS follows the deferred revenue method of accounting for its loyalty reward program.  Under this method, revenue allocated to loyalty reward points is deferred.  The amount allocated to the loyalty points is based on the estimated retail price of the products and services for which points may be redeemed, as well as TDS’ estimate of the percentage of loyalty points that will be redeemed for each product or service.  A significant change in any of the aforementioned assumptions used would impact the amount of revenue deferred and recognized under the loyalty reward program.

Revenue is recognized at the time of customer redemption or when such points have been depleted via an account maintenance charge.  As a result of the accumulation of historical experience, beginning in the fourth quarter of 2013, TDS began recognizing breakage under the proportional model.  Prior to the fourth quarter of 2013, breakage was not recognized until incurred.  Under the proportional model, TDS allocates a portion of the estimated future breakage to each redemption and records revenue proportionally.

TDS periodically reviews and if necessary, revises the redemption and depletion rates under this model as appropriate based on history and related future expectations.  In 2014 and 2013, TDS recognized $20.6 million and $16.8 million, respectively, in revenues related to estimated and actual breakage.

Equipment Installment Plans

TDS offers customers the option to purchase certain devices under installment contracts over a period of up to 24 months and, under certain of these plans, offers the customer a trade-in right.  Customers on an installment contract that elect to trade-in their device, will receive a credit in the amount of the outstanding balance of the installment contract,  provided the subscriber trades-in an eligible used device in good working condition and purchases a new device from TDS. Equipment revenue under these contracts is recognized at the time the device is delivered to the end-user customer for the selling price of the device, net of any deferred imputed interest or trade-in right, if applicable.

Trade-In Right

TDS values the trade-in right as a guarantee liability.  This liability is initially measured at fair value and is determined based on assumptions including the probability and timing of the customer upgrading to a new device and the estimated fair value of the used device eligible for trade-in.  TDS reevaluates its estimate of the guarantee liability at each reporting date.  A significant change in any of the aforementioned assumptions used to compute the guarantee liability would impact the amount of revenue recognized under these plans and the timing thereof.  For the year ended December 31, 2014, TDS assumed the earliest contractual time of trade-in, or 12 months, for all customers on installment contracts with trade-in rights.

When a customer exercises the trade-in option, the difference between the outstanding receivable balance forgiven and the fair value of the used device is recorded as a reduction to the guarantee liability.  If the customer does not exercise the trade-in option at the time he or she is eligible, TDS begins amortizing the liability and records this amortization as additional operating revenue.

Interest

TDS equipment installment plans do not provide for explicit interest charges.  For equipment installment plans with a duration of greater than twelve months, TDS imputes interest using a market rate and recognizes such interest income over the duration of the plan as a component of Interest and dividend income.  Changes in the imputed interest rate would impact the amount of revenue recognized under these plans.

Allowance

TDS maintains an allowance for doubtful accounts for estimated losses that result from the failure of our customers to make payments due under the equipment installment plans.  The allowance is estimated based on historical experience, account aging and other factors that could affect collectability.  When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts.  To the extent that actual loss experience differs significantly from historical trends, the required allowance amounts could differ from the original estimates.

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

•         TDS offers customers the option to purchase certain devices under installment contracts, which creates certain risks and uncertainties which could have an adverse impact on TDS' financial condition or results of operations.

•         Changes in roaming practices or other factors could cause TDS’ roaming revenues to decline from current levels and/or impact TDS’ ability to service its customers in geographic areas where TDS does not have its own network, which could have an adverse effect on TDS’ business, financial condition or results of operations.

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

•         An inability to attract people of outstanding potential, to develop their potential through education and assignments, and to retain them by keeping them engaged, challenged and properly rewarded could have an adverse effect on TDS' business, financial condition or results of operations.

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

•         Difficulties involving third parties with which TDS does business, including changes in TDS’ relationships with or financial or operational difficulties of key suppliers or independent agents and third party national retailers who market TDS’ services, could adversely affect TDS’ business, financial condition or results of operations.

•         TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS’ financial condition or results of operations.

•         A failure by TDS to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, could have an adverse effect on TDS’ business, financial condition or results of operations.

•         Cyber-attacks or other breaches of network or information technology security could have an adverse effect on TDS' business, financial condition or results of operations.

•         The market price of TDS’ Common Shares is subject to fluctuations due to a variety of factors.

•         Changes in facts or circumstances, including new or additional information, could require TDS to record charges in excess of amounts accrued in the financial statements, which could have an adverse effect on TDS’ business, financial condition or results of operations.

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

See “Risk Factors” in TDS’ Annual Report on Form 10-K for the year ended December 31, 2014 for a further discussion of these risks.  TDS undertakes no obligation to update publicly any forward‑looking statements whether as a result of new information, future events or otherwise.  Readers should evaluate any statements in light of these important factors.

MARKET RISK

Long-Term Debt

As of December 31, 2014, the majority of TDS’ long-term debt was in the form of fixed-rate notes with maturities ranging up to 49 years.  Fluctuations in market interest rates can lead to significant fluctuations in the fair value of these fixed-rate notes.

The following table presents the scheduled principal payments on long-term debt and capital lease obligations, and the related weighted average interest rates by maturity dates at December 31, 2014:

	Principal Payments Due by Period
(Dollars in millions)	Long-Term Debt Obligations (1)	Weighted-Avg. Interest Rates on Long-Term Debt Obligations (2)
2015	$0.8	2.5%
2016	3.8	4.4%
2017	0.1	8.7%
2018	0.1	8.8%
2019	0.1	9.1%
After 5 years	2,000.8	6.8%
Total	$2,005.7	6.8%

(1)

The total long-term debt obligation differs from Long-term debt in the Consolidated Balance Sheet due to the $11.3 million unamortized discount related to U.S. Cellular's 6.7% Senior Notes.  See Note 11 — Debt in the Notes to Consolidated Financial Statements for additional information.

(2)		Represents the weighted average interest rates at December 31, 2014 for debt maturing in the respective periods.

Fair Value of Long-Term Debt

At December 31, 2014 and 2013, the estimated fair value of long-term debt obligations, excluding capital lease obligations and the current portion of such long-term debt, was $1,932.4 million and $1,560.6 million, respectively.  The fair value of long-term debt, excluding capital lease obligations and the current portion of such long-term debt, was estimated using market prices for TDS’ 7.0% Senior Notes, 6.875% Senior Notes, 6.625% Senior Notes, and 5.875% Senior Notes, and U.S. Cellular’s 6.95% Senior Notes at December 31, 2014 and 2013, and for U.S. Cellular’s 7.25% Senior Notes at December 31, 2014, and a discounted cash flow analysis for U.S. Cellular’s 6.7% Senior Notes and the remaining debt at December 31, 2014 and 2013.

Other Market Risk Sensitive Instruments

The substantial majority of TDS’ other market risk sensitive instruments (as defined in item 305 of SEC Regulation S-K) are short-term, including Cash and cash equivalents.  Accordingly, TDS believes that a significant change in interest rates would not have a material effect on such other market risk sensitive instruments.

Telephone and Data Systems, Inc. Consolidated Statement of Operations

Year Ended December 31,	2014	2013	2012
(Dollars and shares in thousands, except per share amounts)
Operating revenues
Service	$4,328,654	$4,443,491	$4,952,603
Equipment and product sales	680,784	457,745	392,674
Total operating revenues	5,009,438	4,901,236	5,345,277

Operating expenses
Cost of services (excluding Depreciation, amortization and accretion reported below)	1,164,658	1,118,183	1,274,625
Cost of equipment and products	1,346,811	1,107,133	997,945
Selling, general and administrative	1,865,807	1,947,778	2,033,901
Depreciation, amortization and accretion	836,532	1,018,077	813,626
Loss on impairment of assets	87,802	-	515
(Gain) loss on asset disposals, net	26,531	30,841	19,741
(Gain) loss on sale of business and other exit costs, net	(15,846)	(300,656)	21,061
(Gain) loss on license sales and exchanges	(112,993)	(255,479)	-
Total operating expenses	5,199,302	4,665,877	5,161,414

Operating income (loss)	(189,864)	235,359	183,863

Investment and other income (expense)
Equity in earnings of unconsolidated entities	131,965	132,714	92,867
Interest and dividend income	16,957	9,092	9,248
Gain (loss) on investments	-	14,547	(3,718)
Interest expense	(111,397)	(98,811)	(86,745)
Other, net	115	(37)	720
Total investment and other income (expense)	37,640	57,505	12,372

Income (loss) before income taxes	(152,224)	292,864	196,235
Income tax expense (benefit)	(4,932)	126,043	73,582
Net income (loss)	(147,292)	166,821	122,653
Less: Net income (loss) attributable to noncontrolling interests, net of tax	(10,937)	24,894	40,792
Net income (loss) attributable to TDS shareholders	(136,355)	141,927	81,861
TDS Preferred dividend requirement	(49)	(49)	(50)
Net income (loss) available to common shareholders	$(136,404)	$141,878	$81,811

Basic weighted average shares outstanding	108,485	108,490	108,671
Basic earnings (loss) per share attributable to TDS shareholders	$(1.26)	$1.31	$0.75

Diluted weighted average shares outstanding	108,485	109,132	108,937
Diluted earnings (loss) per share attributable to TDS shareholders	$(1.26)	$1.29	$0.75

Dividends per share to TDS shareholders	$0.54	$0.51	$0.49

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Comprehensive Income (Loss)

Year Ended December 31,	2014	2013	2012
(Dollars in thousands)
Net income (loss)	$(147,292)	$166,821	$122,653
Net change in accumulated other comprehensive income
Change in net unrealized gain on equity investments	341	51	49
Change in foreign currency translation adjustment	48	(34)	4
Change related to retirement plan
Amounts included in net periodic benefit cost for the period
Net actuarial gains (losses)	10,990	13,345	90
Prior service cost	2,057	-	-
Amortization of prior service cost	(3,644)	(3,605)	(3,735)
Amortization of unrecognized net loss	1,287	2,452	2,517
	10,690	12,192	(1,128)
Change in deferred income taxes	(4,058)	(4,646)	1,797
Change related to retirement plan, net of tax	6,632	7,546	669
Net change in accumulated other comprehensive income	7,021	7,563	722
Comprehensive income (loss)	(140,271)	174,384	123,375
Less: Comprehensive income attributable to noncontrolling interest	10,937	24,894	40,792
Comprehensive income (loss) attributable to TDS shareholders	$(151,208)	$149,490	$82,583

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc. Consolidated Statement of Cash Flows
Year Ended December 31,	2014	2013	2012
(Dollars in thousands)
Cash flows from operating activities
Net income (loss)	$(147,292)	$166,821	$122,653
Add (deduct) adjustments to reconcile net income to net cash flows from operating activities
Depreciation, amortization and accretion	836,532	1,018,077	813,626
Bad debts expense	107,861	105,629	74,695
Stock-based compensation expense	35,793	30,338	41,871
Deferred income taxes, net	71,713	(67,150)	58,785
Equity in earnings of unconsolidated entities	(131,965)	(132,714)	(92,867)
Distributions from unconsolidated entities	112,349	127,929	84,884
Loss on impairment of assets	87,802	-	515
(Gain) loss on asset disposals, net	26,531	30,841	19,741
(Gain) loss on sale of business and other exit costs, net	(15,846)	(300,656)	21,061
(Gain) loss on license sales and exchanges	(112,993)	(255,479)	-
(Gain) loss on investments	-	(14,547)	3,718
Noncash interest expense	1,642	2,463	(572)
Other operating activities	(641)	612	1,393
Changes in assets and liabilities from operations
Accounts receivable	17,629	(293,729)	(81,107)
Equipment installment plans receivable	(188,829)	(591)	-
Inventory	(29,149)	(83,536)	(29,917)
Accounts payable	(117,264)	86,028	(12,332)
Customer deposits and deferred revenues	33,952	66,460	32,981
Accrued taxes	(122,921)	17,388	77,458
Accrued interest	1,277	380	(891)
Other assets and liabilities	(71,369)	(9,954)	(30,523)
	394,812	494,610	1,105,172

Cash flows from investing activities
Cash used for additions to property, plant and equipment	(799,496)	(883,797)	(995,517)
Cash paid for acquisitions and licenses	(295,253)	(314,570)	(163,382)
Cash received from divestitures	187,645	811,120	50,182
Cash paid for investments	-	-	(120,000)
Cash received for investments	50,000	115,000	243,444
Federal Communications Commission deposit	(60,000)	-	-
Other investing activities	7,360	11,594	(12,796)
	(909,744)	(260,653)	(998,069)

Cash flows from financing activities
Issuance of long-term debt	275,000	37	195,358
Repayment of borrowing under revolving credit facility	(150,000)	-	-
Borrowing under revolving credit facility	150,000	-	-
TDS Common Shares reissued for benefit plans, net of tax payments	(2,019)	9,654	(1,119)
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	830	5,784	(2,205)
Repurchase of TDS Common Shares	(39,096)	(9,692)	(20,026)
Repurchase of U.S. Cellular Common Shares	(18,943)	(18,544)	(20,045)
Dividends paid to TDS shareholders	(58,040)	(55,293)	(53,165)
U.S. Cellular dividends paid to noncontrolling public shareholders	-	(75,235)	-
Payment of debt issuance costs	(10,215)	(23)	(8,242)
Distributions to noncontrolling interests	(627)	(3,766)	(20,856)
Payments to acquire additional interest in subsidiaries	-	(4,505)	(3,167)
Other financing activities	9,929	7,159	3,570
	156,819	(144,424)	70,103

Net increase (decrease) in cash and cash equivalents	(358,113)	89,533	177,206

Cash and cash equivalents
Beginning of period	830,014	740,481	563,275
End of period	$471,901	$830,014	$740,481

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc. Consolidated Balance Sheet — Assets

December 31,	2014	2013
(Dollars in thousands)
Current assets
Cash and cash equivalents	$471,901	$830,014
Short-term investments	-	50,104
Accounts receivable
Due from customers and agents, less allowances of $41,431 and $63,690, respectively	548,537	551,611
Other, less allowances of $1,141 and $1,914, respectively	135,144	179,503
Inventory, net	273,707	244,560
Net deferred income tax asset	107,686	106,077
Prepaid expenses	86,506	87,920
Income taxes receivable	113,708	2,397
Other current assets	29,766	35,151
	1,766,955	2,087,337

Assets held for sale	103,343	16,027

Investments
Licenses	1,453,574	1,423,779
Goodwill	771,352	836,843
Franchise rights	244,300	123,668
Other intangible assets, net of accumulated amortization of $133,823 and $112,752, respectively	64,499	71,454
Investments in unconsolidated entities	321,729	301,772
Other investments	508	641
	2,855,962	2,758,157
Property, plant and equipment
In service and under construction	11,194,044	11,239,804
Less: Accumulated depreciation and amortization	7,347,919	7,361,660
	3,846,125	3,878,144

Other assets and deferred charges	334,554	164,482

Total assets	$8,906,939	$8,904,147

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc. Consolidated Balance Sheet — Liabilities and Equity

December 31,	2014	2013
(Dollars and shares in thousands)
Current liabilities
Current portion of long-term debt	$808	$1,646
Accounts payable	387,125	496,069
Customer deposits and deferred revenues	324,318	289,445
Accrued interest	7,919	6,673
Accrued taxes	46,734	70,518
Accrued compensation	114,549	115,031
Other current liabilities	181,803	212,374
	1,063,256	1,191,756

Liabilities held for sale	21,643	-

Deferred liabilities and credits
Net deferred income tax liability	941,519	862,975
Other deferred liabilities and credits	430,774	458,709

Long-term debt	1,993,586	1,720,074

Commitments and contingencies

Noncontrolling interests with redemption features	1,150	536

Equity
TDS shareholders’ equity
Series A Common and Common Shares
Authorized 290,000 shares (25,000 Series A Common and 265,000 Common Shares)
Issued 132,749 shares (7,179 Series A Common and 125,570 Common Shares) and 132,711 shares (7,166 Series A Common, and 125,545 Common Shares), respectively
Outstanding 107,899 shares (7,179 Series A Common and 100,720 Common Shares) and 108,757 shares (7,166 Series A Common, and 101,591 Common Shares), respectively
Par Value ($.01 per share) ($72 Series A Common and $1,255 Common Shares)	1,327	1,327
Capital in excess of par value	2,336,511	2,308,807
Treasury shares at cost:
24,850 and 23,954 Common Shares, respectively	(748,199)	(721,354)
Accumulated other comprehensive income (loss)	6,452	(569)
Retained earnings	2,330,187	2,529,626
Total TDS shareholders’ equity	3,926,278	4,117,837
Preferred shares	824	824
Noncontrolling interests	527,909	551,436
Total equity	4,455,011	4,670,097

Total liabilities and equity	$8,906,939	$8,904,147

The accompanying notes are an integral part of these consolidated financial statements

Telephone and Data Systems, Inc. Consolidated Statement of Changes in Equity

	TDS Shareholders
(Dollars in thousands)	Series A Common and Common Shares	Capital in Excess of Par Value	Treasury Common Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
December 31, 2013	$1,327	$2,308,807	$(721,354)	$(569)	$2,529,626	$4,117,837	$824	$551,436	$4,670,097
Add (Deduct)
Net income (loss) attributable to TDS shareholders	-	-	-	-	(136,355)	(136,355)	-	-	(136,355)
Net income (loss) attributable to noncontrolling interests classified as equity	-	-	-	-	-	-	-	(11,614)	(11,614)
Net unrealized gain (loss) on equity investments	-	-	-	341	-	341	-	-	341
Change in foreign currency translation adjustment	-	-	-	48	-	48	-	-	48
Changes related to retirement plan	-	-	-	6,632	-	6,632	-	-	6,632
TDS Common and Series A Common Share dividends	-	-	-	-	(57,991)	(57,991)	-	-	(57,991)
TDS Preferred dividend requirement	-	-	-	-	(49)	(49)	-	-	(49)
Repurchase of Common Shares	-	-	(39,096)	-	-	(39,096)	-	-	(39,096)
Dividend reinvestment plan	-	2,702	7,093	-	-	9,795	-	-	9,795
Incentive and compensation plans	-	(1,580)	5,158	-	(5,044)	(1,466)	-	-	(1,466)
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	-	12,072	-	-	-	12,072	-	(11,349)	723
Stock-based compensation awards	-	14,182	-	-	-	14,182	-	-	14,182
Tax windfall (shortfall) from stock awards	-	328	-	-	-	328	-	-	328
Distributions to noncontrolling interests	-	-	-	-	-	-	-	(564)	(564)
December 31, 2014	$1,327	$2,336,511	$(748,199)	$6,452	$2,330,187	$3,926,278	$824	$527,909	$4,455,011

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc. Consolidated Statement of Changes in Equity

	TDS Shareholders
(Dollars in thousands)	Series A Common and Common Shares	Capital in Excess of Par Value	Treasury Common Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
December 31, 2012	$1,327	$2,304,122	$(750,099)	$(8,132)	$2,464,318	$4,011,536	$825	$643,966	$4,656,327
Add (Deduct)
Net income (loss) attributable to TDS shareholders	-	-	-	-	141,927	141,927	-	-	141,927
Net income (loss) attributable to noncontrolling interests classified as equity	-	-	-	-	-	-	-	24,661	24,661
Net unrealized gain (loss) on equity investments	-	-	-	51	-	51	-	-	51
Change in foreign currency translation adjustment	-	-	-	(34)	-	(34)	-	-	(34)
Changes related to retirement plan	-	-	-	7,546	-	7,546	-	-	7,546
TDS Common and Series A Common Share dividends	-	-	-	-	(55,244)	(55,244)	-	-	(55,244)
TDS Preferred dividend requirement	-	-	-	-	(49)	(49)	-	-	(49)
U.S. Cellular dividends paid to noncontrolling public shareholders	-	-	-	-	-	-	-	(75,235)	(75,235)
Repurchase of Preferred Shares	-	-	-	-	(5)	(5)	(1)	-	(6)
Repurchase of Common Shares	-	-	(9,692)	-	-	(9,692)	-	-	(9,692)
Dividend reinvestment plan	-	1,619	13,647	-	(5,966)	9,300	-	-	9,300
Incentive and compensation plans	-	655	24,790	-	(15,355)	10,090	-	-	10,090
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	-	(290)	-	-	-	(290)	-	20	(270)
Stock-based compensation awards	-	14,430	-	-	-	14,430	-	-	14,430
Tax windfall (shortfall) from stock awards	-	(1,311)	-	-	-	(1,311)	-	-	(1,311)
Distributions to noncontrolling interests	-	-	-	-	-	-	-	(3,576)	(3,576)
Adjust investment in subsidiaries for noncontrolling interest purchases	-	(10,418)	-	-	-	(10,418)	-	5,370	(5,048)
Deconsolidation of partnerships	-	-	-	-	-	-	-	(43,770)	(43,770)
December 31, 2013	$1,327	$2,308,807	$(721,354)	$(569)	$2,529,626	$4,117,837	$824	$551,436	$4,670,097

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc. Consolidated Statement of Changes in Equity

	TDS Shareholders
(Dollars in thousands)	Series A Common and Common Shares	Capital in Excess of Par Value	Treasury Common Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total TDS Shareholders' Equity	Preferred Shares	Non controlling Interests	Total Equity
December 31, 2011	$1,326	$2,268,711	$(750,921)	$(8,854)	$2,451,899	$3,962,161	$830	$639,688	$4,602,679
Add (Deduct)
Net income (loss) attributable to TDS shareholders	-	-	-	-	81,861	81,861	-	-	81,861
Net income (loss) attributable to noncontrolling interests classified as equity	-	-	-	-	-	-	-	40,739	40,739
Net unrealized gain (loss) on equity investments	-	-	-	49	-	49	-	-	49
Change in foreign currency translation adjustment	-	-	-	4	-	4	-	-	4
Changes related to retirement plan	-	-	-	669	-	669	-	-	669
TDS Common and Series A Common Share dividends	-	-	-	-	(53,115)	(53,115)	-	-	(53,115)
TDS Preferred dividend requirement	-	-	-	-	(50)	(50)	-	-	(50)
Repurchase of Preferred Shares	-	-	-	-	(17)	(17)	(5)	-	(22)
Repurchase of Common Shares	-	-	(20,026)	-	-	(20,026)	-	-	(20,026)
Dividend reinvestment plan	1	1,148	14,123	-	(8,349)	6,923	-	-	6,923
Incentive and compensation plans	-	444	6,725	-	(7,911)	(742)	-	-	(742)
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	-	12,572	-	-	-	12,572	-	(14,924)	(2,352)
Stock-based compensation awards	-	20,030	-	-	-	20,030	-	-	20,030
Tax windfall (shortfall) from stock awards	-	(3,179)	-	-	-	(3,179)	-	-	(3,179)
Distributions to noncontrolling interests	-	-	-	-	-	-	-	(20,856)	(20,856)
Adjust investment in subsidiaries for noncontrolling interest purchases	-	4,396	-	-	-	4,396	-	(738)	3,658
Other	-	-	-	-	-	-	-	57	57
December 31, 2012	$1,327	$2,304,122	$(750,099)	$(8,132)	$2,464,318	$4,011,536	$825	$643,966	$4,656,327

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.

Notes to Consolidated Financial Statements

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Nature of Operations

Telephone and Data Systems, Inc. (“TDS”) is a diversified telecommunications company providing high-quality telecommunications services to approximately 4.8 million wireless customers and 1.2 million wireline and cable connections at December 31, 2014.  TDS conducts all of its wireless operations through its 84%-owned subsidiary, United States Cellular Corporation (“U.S. Cellular”). TDS provides wireline services, cable services and hosted and managed services through its wholly-owned subsidiary, TDS Telecommunications Corporation (“TDS Telecom”).

TDS has the following reportable segments: U.S. Cellular and TDS Telecom’s Wireline, Cable and Hosted and Managed Services (“HMS”) operations.  TDS’ non-reportable other business activities are presented as “Corporate, Eliminations and Other”.  This includes the operations of TDS’ majority owned printing and distribution company, Suttle-Straus, Inc. (“Suttle-Straus”) and TDS’ wholly owned subsidiary, Airadigm Communications, Inc. (“Airadigm”).  Suttle-Straus and Airadigm’s financial results were not significant to TDS’ operations.  All of TDS’ segments operate only in the United States, except for HMS, which includes an insignificant foreign operation.  See Note 18 — Business Segment Information for summary financial information on each business segment.

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

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2014 financial statement presentation.  These reclassifications did not affect consolidated net income attributable to TDS shareholders, cash flows, assets, liabilities or equity for the years presented.

In 2014, TDS began presenting separately Equipment and product sales and Cost of equipment and products.  As a result of recent HMS acquisitions, these amounts are now more significant to TDS and, accordingly, are shown as separate captions under Operating revenues and Operating expenses, respectively, on the Consolidated Statement of Operations.  Amounts in 2013 and 2012 have been reclassified to conform to the 2014 presentation.  The separate presentation of Equipment and product sales and Cost of equipment and products had no other impact on the TDS financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.  Significant estimates are involved in accounting for goodwill and indefinite-lived intangible assets, income taxes, the loyalty reward program and equipment installment plans.

Cash and Cash Equivalents

Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

U.S. Cellular’s accounts receivable consist primarily of amounts owed by customers for wireless services and equipment sales, including sales of certain devices under equipment installment plans, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular’s wireless systems.

TDS Telecom’s accounts receivable primarily consist of amounts owed by customers for services and products provided, by interexchange carriers for long-distance traffic which TDS Telecom carries on its network, and by interstate and intrastate revenue pools that distribute access charges.

The allowance for doubtful accounts is the best estimate of the amount of probable credit losses related to existing billed and unbilled accounts receivable.  The allowance is estimated based on historical experience, account aging and other factors that could affect collectability.  Accounts receivable balances are reviewed on either an aggregate or individual basis for collectability depending on the type of receivable.  When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts.  TDS does not have any off-balance sheet credit exposure related to its customers.

The changes in the allowance for doubtful accounts during the years ended December 31, 2014, 2013 and 2012 were as follows:

	2014	2013	2012
(Dollars in thousands)
Beginning balance	$65,604	$33,415	$31,071
Additions, net of recoveries	107,861	105,629	74,695
Deductions	(124,828)	(73,440)	(72,351)
Ending balance (1)	$48,637	$65,604	$33,415

(1)	In 2014, this balance includes a $6.1 million allowance related to the long-term portion of unbilled equipment installment receivables.

Inventory

Inventory consists primarily of wireless devices stated at the lower of cost or market, with cost determined using the first-in, first-out method and market determined by replacement costs or estimated net realizable value.  TDS Telecom’s materials and supplies are stated at average cost.

Goodwill

TDS has Goodwill as a result of its acquisition of wireless, wireline, HMS, and cable companies and, under previous business combination guidance in effect prior to 2009, step acquisitions related to U.S. Cellular’s repurchase of its common shares. Such Goodwill represents the excess of the total purchase price over the fair value of net assets acquired in these transactions.  TDS performs its annual impairment assessment of Goodwill as of November 1 of each year.

See Note 7 — Intangible Assets for additional details related to Goodwill.

U.S. Cellular

For purposes of conducting its Goodwill impairment test in 2014 and 2013, U.S. Cellular identified four reporting units.  The four reporting units represent four geographic groupings of operating markets, representing four geographic service areas.  A discounted cash flow approach was used to value each reporting unit for purposes of the Goodwill impairment review.

TDS Telecom

For purposes of the 2014 annual impairment testing, TDS Telecom has identified three reporting units: Wireline, HMS and Cable.  For purposes of the 2013 annual impairment testing, TDS Telecom had three reporting units: incumbent local exchange carrier (“ILEC”), HMS and Cable.  During 2014, the ILEC operations were combined with the competitive local exchange carrier (“CLEC”) operations to create the Wireline reporting unit.  There is no Goodwill at the CLEC operations.  The discounted cash flow approach and guideline public company method were used to value the Wireline and Cable reporting units for the 2014 annual impairment test.  For the 2014 annual impairment test, TDS Telecom performed a qualitative assessment of the HMS reporting unit.

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

U.S. Cellular performs its annual impairment assessment of its licenses as of November 1 of each year.  For purposes of its 2014 and 2013 impairment testing of Licenses, U.S. Cellular separated its FCC licenses into eleven units of accounting based on geographic service areas.  In both 2014 and 2013, seven of the units of accounting represented geographic groupings of licenses which, because they were not being utilized and, therefore, were not expected to generate cash flows from operating activities in the foreseeable future, were considered separate units of accounting for purposes of impairment testing. U.S. Cellular estimates the fair value of built licenses for purposes of impairment testing using the build-out method.  The build-out method estimates the fair value of Licenses by discounting to present value the future cash flows calculated based on a hypothetical cost to build-out U.S. Cellular’s network.

For units of accounting which consist of unbuilt licenses, the fair value of the unbuilt licenses is assumed to change by the same percentage, and in the same direction, that the fair value of built licenses measured using the build-out method changed during the period.

See Note 7 — Intangible Assets for additional details related to Licenses.

Franchise rights

TDS has Franchise rights as a result of acquisitions of cable businesses.  Franchise rights are intangible assets that provide their holder with the right to operate a business in a certain geographical location as sanctioned by the franchiser, usually a government agency.  TDS has determined that Franchise rights are indefinite-lived intangible assets and, therefore, not subject to amortization because TDS expects both the renewal by the granting authorities and the cash flows generated from the Franchise rights to continue indefinitely.  Cable Franchise rights are generally granted for ten year periods and may be renewed for additional terms upon approval by the granting authority.  TDS anticipates that future renewals of its Franchise rights will be granted.

TDS Telecom performs its annual impairment assessment of Franchise rights as of November 1 of each year.  TDS Telecom tests Franchise rights for impairment at a unit of accounting level.  For purposes of its impairment testing of Franchise rights, TDS Telecom identified one unit of accounting.  TDS Telecom estimates the fair value of franchise rights for purposes of impairment testing using the build-out method.  For the 2013 annual impairment test, TDS Telecom performed a qualitative assessment of the Franchise rights.

See Note 7 — Intangible Assets for additional details related to Franchise rights.

Investments in Unconsolidated Entities

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

Expenditures that enhance the productive capacity of assets in service or extend their useful lives are capitalized and depreciated.  Expenditures for maintenance and repairs of assets in service are charged to Cost of services and products or Selling, general and administrative expense, as applicable.  Retirements and disposals of assets are recorded by removing the original cost of the asset (along with the related accumulated depreciation) from plant in service and charging it, together with net removal costs (removal costs less an applicable accrued asset retirement obligation and salvage value realized), to (Gain) loss on asset disposals, net.

TDS capitalizes certain costs of developing new information systems.

Depreciation and amortization

Depreciation is provided using the straight-line method over the estimated useful life of the related asset, except for certain Wireline segment assets, which use the group depreciation method.  The group depreciation method develops a depreciation rate based on the average useful life of a specific group of assets, rather than each asset individually.  TDS depreciates leasehold improvement assets associated with leased properties over periods ranging from one to thirty years; such periods approximate the shorter of the assets’ economic lives or the specific lease terms.

Useful lives of specific assets are reviewed throughout the year to determine if changes in technology or other business changes would warrant accelerating the depreciation of those specific assets. Due to the Divestiture Transaction more fully described in Note 6 — Acquisitions, Divestitures and Exchanges, U.S. Cellular changed the useful lives of certain assets in 2013 and 2012. Other than the Divestiture Transaction, there were no other material changes to useful lives of property, plant and equipment in 2014, 2013 or 2012.  TDS Telecom did not materially change the useful lives of its property, plant and equipment in 2014, 2013 or 2012.  See Note 9 — Property, Plant and Equipment for additional details related to useful lives.

Impairment of Long-lived Assets

TDS reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired.

U.S. Cellular has one asset group for purposes of assessing property, plant and equipment for impairment based on the fact that the individual operating markets are reliant on centrally operated data centers, mobile telephone switching offices and network operations center.  U.S. Cellular operates a single integrated national wireless network, and the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities represent cash flows generated by this single interdependent network.

TDS Telecom has three asset groups of Wireline, Cable and HMS for purposes of assessing property, plant and equipment for impairment based on their integrated network, assets and operations.  The cash flows generated by each of these groups is the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.

Agent Liabilities

U.S. Cellular has relationships with agents, which are independent businesses that obtain customers for U.S. Cellular.  At December 31, 2014 and 2013, U.S. Cellular had accrued $95.3 million and $121.3 million, respectively, for amounts due to agents.  This amount is included in Other current liabilities in the Consolidated Balance Sheet.

Other Assets and Deferred Charges

Other assets and deferred charges include underwriters’ and legal fees and other charges related to issuing various borrowing instruments and other long-term agreements, and are amortized over the respective term of each instrument.  The amounts of deferred charges included in the Consolidated Balance Sheet at December 31, 2014 and 2013, are shown net of accumulated amortization of $58.1 million and $41.4 million, respectively.  At December 31, 2014, Other assets and deferred charges includes a $60.0 million deposit made by Advantage Spectrum L.P. to the FCC to participate in Auction 97.  See Note 14 — Variable Interest Entities for additional information.

Asset Retirement Obligations

TDS accounts for asset retirement obligations by recording the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Until the obligation is fulfilled, TDS updates its estimates relating to cash flows required and timing of settlement.  TDS records the present value of the changes in the future value as an increase or decrease to the liability and the related carrying amount of the long-lived asset.  The liability is accreted to future value over a period ending with the estimated settlement date of the respective asset retirement obligation.  The carrying amount of the long-lived asset is depreciated over the useful life of the related asset. Upon settlement of the obligation, any difference between the cost to retire the asset and the recorded liability is recognized in the Consolidated Statement of Operations.

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

Revenue Recognition

Revenues related to services are recognized as services are rendered.  Revenues billed in advance or in arrears of the services being provided are estimated and deferred or accrued, as appropriate.

Revenues from sales of equipment, products and accessories are recognized when title and risk of loss passes to the agent or end-user customer.

Multiple Deliverable Arrangements

U.S. Cellular and TDS Telecom sell multiple element service and equipment offerings.  In these instances, revenues are allocated using the relative selling price method.  Under this method, arrangement consideration, which consists of the amounts billed to the customer net of any cash-based discounts, is allocated to each element on the basis of its relative selling price.  Revenue recognized for the delivered items is limited to the amount due from the customer that is not contingent upon the delivery of additional products or services.

Loyalty Reward Program

U.S. Cellular follows the deferred revenue method of accounting for its loyalty reward program.  Under this method, revenue allocated to loyalty reward points is deferred.   The amount allocated to the loyalty points is based on the estimated retail price of the products and services for which points may be redeemed divided by the number of loyalty points required to receive such products and services.  This is calculated on a weighted average basis and requires U.S. Cellular to estimate the percentage of loyalty points that will be redeemed for each product or service.

As of December 31, 2014 and 2013, U.S. Cellular had deferred revenue related to loyalty reward points outstanding of $94.6 million and $116.2 million, respectively.  These amounts are recorded in Customer deposits and deferred revenues (a current liability account) in the Consolidated Balance Sheet, as customers may redeem their reward points within the current period.

Revenue is recognized at the time of customer redemption or when such points have been depleted via an account maintenance charge.  U.S. Cellular employs the proportional model to recognize revenues associated with breakage.  Under the proportional model, U.S. Cellular allocates a portion of the estimated future breakage to each redemption and records revenue proportionally.  U.S. Cellular periodically reviews and revises the redemption and depletion rates to estimate future breakage as appropriate based on history and related future expectations.

In the fourth quarter of 2013, U.S. Cellular issued loyalty reward points with a value of $43.5 million as a loyalty bonus in recognition of the inconvenience experienced by customers during U.S. Cellular’s billing system conversion in 2013.  The value of the loyalty bonus reduced Service revenues in the Consolidated Statement of Operations and increased Customer deposits and deferred revenues in the Consolidated Balance Sheet.

Equipment Installment Plans

U.S. Cellular equipment revenue under equipment installment plan contracts is recognized at the time the device is delivered to the end-user customer for the selling price of the device, net of any deferred imputed interest or trade-in right, if applicable.   Imputed interest is reflected as a reduction to the receivable balance and recognized over the duration of the plan as a component of Interest and dividend income.  See Note 3 — Equipment Installment Plans for additional information.

Incentives

Discounts and incentives are recognized as a reduction of Operating revenues concurrently with the associated revenue, and are allocated to the various products and services in the bundled offering based on their respective relative selling price.

U.S. Cellular issues rebates to its agents and end customers.  These incentives are recognized as a reduction to revenue at the time the wireless device sale to the agent or customer occurs, respectively.  The total potential rebates and incentives are reduced by U.S. Cellular’s estimate of rebates that will not be redeemed by customers based on historical experience of such redemptions.

Activation Fees

TDS charges its end customers activation fees in connection with the sale of certain services and equipment.  Activation fees charged by TDS Telecom in conjunction with a service offering are deferred and recognized over the average customer’s service period.   Device activation fees charged at U.S. Cellular agent locations, where U.S. Cellular does not also sell a wireless device to the customer, are deferred and recognized over the average device life.  Device activation fees charged as a result of device sales at U.S. Cellular company-owned retail stores are recognized at the time the device is delivered to the customer.

Amounts Collected from Customers and Remitted to Governmental Authorities – Gross vs. Net

TDS records amounts collected from customers and remitted to governmental authorities net within a tax liability account if the tax is assessed upon the customer and TDS merely acts as an agent in collecting the tax on behalf of the imposing governmental authority.  If the tax is assessed upon TDS, then amounts collected from customers as recovery of the tax are recorded in Service revenues and amounts remitted to governmental authorities are recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations.  The amounts recorded gross in revenues that are billed to customers and remitted to governmental authorities totaled $113.5 million, $131.0 million and $152.4 million for 2014, 2013 and 2012, respectively.

Wholesale Revenues

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

Eligible Telecommunications Carrier (“ETC”) Revenues

Telecommunications companies may be designated by states, or in some cases by the FCC, as an ETC to receive support payments from the Universal Service Fund if they provide specified services in “high cost” areas.  ETC revenues recognized in the reporting period represent the amounts which U.S. Cellular is entitled to receive for such period, as determined and approved in connection with U.S. Cellular’s designation as an ETC in various states.

Advertising Costs

TDS expenses advertising costs as incurred.  Advertising costs totaled $228.5 million, $212.8 million and $240.9 million in 2014, 2013 and 2012, respectively.

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

Stock-Based Compensation

TDS has established long-term incentive plans, dividend reinvestment plans, and a Non-Employee Director compensation plan.  See Note 17 — Stock-based Compensation for additional information.  The dividend reinvestment plan of TDS is not considered a compensatory plan and, therefore, recognition of compensation costs for grants made under this plan is not required.  All other plans are considered compensatory plans; therefore, recognition of compensation costs for grants made under these plans is required.

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

Recently Issued Accounting Pronouncements

On April 10, 2014, the FASB issued Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). ASU 2014-08 changes the requirements and disclosures for reporting discontinued operations. TDS was required to adopt the provisions of ASU 2014-08 effective January 1, 2015, but early adoption was permitted. TDS adopted the provisions of ASU 2014-08 upon its issuance.  The adoption of ASU 2014-08 did not have a significant impact on TDS’ financial position or results of operations.

On May 28, 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”).  ASU 2014-09 outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers.  TDS is required to adopt the provisions of ASU 2014-09 effective January 1, 2017.  Early adoption is prohibited. TDS is evaluating what effects the adoption of ASU 2014-09 will have on TDS’ financial position and results of operations.

On August 27, 2014, the FASB issued Accounting Standards Update 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”).  ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in financial statements.  TDS is required to adopt the provisions of ASU 2014-15 effective January 1, 2016, but early adoption is permitted.  The adoption of ASU 2014-15 is not expected to impact TDS’ financial position or results of operations.

On January 9, 2015, the FASB issued Accounting Standards Update 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”).  ASU 2015-01 eliminates from GAAP the requirement to separately classify, present and disclose extraordinary events and transactions.  TDS is required to adopt the provisions of ASU 2015-01 effective January 1, 2016, but early adoption is permitted.  The adoption of ASU 2015-01 is not expected to impact TDS’ financial position or results of operations.

On February 18, 2015, the FASB issued Accounting Standards Update 2015-02, Consolidation: Amendments to the Consolidation Analysis (“ASU 2015-02”).  ASU 2015-02 simplifies consolidation accounting by reducing the number of consolidation models and changing various aspects of current GAAP, including certain consolidation criteria for variable interest entities.  TDS is required to adopt the provisions of ASU 2015-02 effective January 1, 2016.  Early adoption is permitted.  TDS is still assessing the impact, if any, the adoption of ASU 2015-02 will have on TDS’ financial position or results of operations.

NOTE 2 FAIR VALUE MEASUREMENTS

As of December 31, 2014 and 2013, TDS did not have any financial or nonfinancial assets or liabilities that were required to be recorded at fair value in its Consolidated Balance Sheet in accordance with GAAP.

The provisions of GAAP establish a fair value hierarchy that contains three levels for inputs used in fair value measurements.  Level 1 inputs include quoted market prices for identical assets or liabilities in active markets.  Level 2 inputs include quoted market prices for similar assets and liabilities in active markets or quoted market prices for identical assets and liabilities in inactive markets.  Level 3 inputs are unobservable.  A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  A financial instrument’s level within the fair value hierarchy is not representative of its expected performance or its overall risk profile and, therefore, Level 3 assets are not necessarily higher risk than Level 2 assets or Level 1 assets.

TDS has applied the provisions of fair value accounting for purposes of computing the fair value of financial instruments for disclosure purposes as displayed below.

	Level within the Fair Value Hierarchy	December 31, 2014		December 31, 2013
		Book Value	Fair Value	Book Value	Fair Value
(Dollars in thousands)
Cash and cash equivalents	1	$471,901	$471,901	$830,014	$830,014
Short-term investments
U.S. Treasury Notes	1	-	-	50,104	50,104
Long-term debt
Retail	2	1,453,250	1,414,105	1,178,250	1,048,010
Institutional and other	2	537,471	518,322	537,454	512,635

Short-term investments are designated as held-to-maturity investments and recorded at amortized cost in the Consolidated Balance Sheet.  For these investments, TDS’ objective is to earn a higher rate of return on funds that are not anticipated to be required to meet liquidity needs in the near term, while maintaining a low level of investment risk.

The fair values of Cash and cash equivalents and Short-term investments approximate their book values due to the short-term nature of these financial instruments. Long-term debt excludes capital lease obligations and the current portion of Long-term debt.  The fair value of “Retail” Long-term debt was estimated using market prices for TDS’ 7.0% Senior Notes, 6.875% Senior Notes, 6.625% Senior Notes and 5.875% Senior Notes, and U.S. Cellular’s 6.95% Senior Notes and 7.25% Senior Notes.  TDS’ “Institutional” debt consists of U.S. Cellular’s 6.7% Senior Notes which are traded over the counter.  TDS estimated the fair value of its Institutional and other debt through a discounted cash flow analysis using the interest rates or estimated yield to maturity for each borrowing, which ranged from 0.00% to 7.25% at December 31, 2014 and 0.00% to 7.35% at December 31, 2013.

NOTE 3 EQUIPMENT INSTALLMENT PLANS

TDS offers customers the option to purchase certain devices under equipment installment contracts over a period of up to 24 months.  For certain equipment installment plans, after a specified period of time, the customer may have the right to upgrade to a new device and have the remaining unpaid equipment installment contract balance waived, subject to certain conditions, including trading in the original device in good working condition and signing a new equipment installment contract.  TDS values this trade-in right as a guarantee liability.  The guarantee liability is initially measured at fair value and is determined based on assumptions including the probability and timing of the customer upgrading to a new device and the fair value of the device being traded-in at the time of trade-in.  As of December 31, 2014, the guarantee liability related to these plans was $57.5 million and is reflected in Customer deposits and deferred revenues in the Consolidated Balance Sheet.

TDS equipment installment plans do not provide for explicit interest charges.  For equipment installment plans with duration of greater than twelve months, TDS imputes interest.

The following table summarizes the unbilled equipment installment plan receivables as of December 31, 2014 and 2013.  Such amounts are presented on the Consolidated Balance Sheet as Accounts receivable – customers and agents and Other assets and deferred charges, where applicable.

(Dollars in thousands)	December 31, 2014	December 31, 2013
Short-term portion of unbilled equipment installment plan receivables, gross	$127,400	$611
Short-term portion of unbilled deferred interest	(16,365)	-
Short-term portion of unbilled allowance for credit losses	(3,686)	(20)
Short-term portion of unbilled equipment installment plan receivables, net	$107,349	$591

Long-term portion of unbilled equipment installment plan receivables, gross	$89,435	$-
Long-term portion of unbilled deferred interest	(2,791)	-
Long-term portion of unbilled allowance for credit losses	(6,065)	-
Long-term portion of unbilled equipment installment plan receivables, net	$80,579	$-

TDS considers the collectability of the equipment installment plan receivables based on historical payment experience, account aging and other qualitative factors.  The credit profiles of TDS customers on equipment installment plans are similar to those of TDS customers with traditional subsidized plans.  Customers with a higher risk credit profile are required to make a deposit for equipment purchased through an installment contract.

NOTE 4 INCOME TAXES

TDS’ current income taxes balances at December 31, 2014 and 2013 were as follows:

December 31,	2014	2013
(Dollars in thousands)
Federal income taxes receivable (payable)	$108,820	$(20,288)
Net state income taxes receivable (payable)	4,391	2,397

Income tax expense (benefit) is summarized as follows:

Year Ended December 31,	2014	2013	2012
(Dollars in thousands)
Current
Federal	$(87,736)	$181,579	$9,705
State	11,091	11,614	5,092
Deferred
Federal	41,851	(65,970)	61,113
Federal - valuation allowance adjustment	(10,816)	-	-
State	2,208	(1,180)	(2,328)
State - valuation allowance adjustment	38,470	-	-
	$(4,932)	$126,043	$73,582

A reconciliation of TDS’ income tax expense computed at the statutory rate to the reported income tax expense, and the statutory federal income tax expense rate to TDS’ effective income tax expense rate is as follows:

Year Ended December 31,	2014		2013		2012
	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in millions)
Statutory federal income tax expense and rate	$(53.3)	35.0%	$102.5	35.0%	$68.7	35.0%
State income taxes, net of federal benefit (1)	42.8	(28.1)	10.5	3.6	8.4	4.2
Effect of noncontrolling interests	(5.8)	3.8	(1.0)	(0.4)	-	-
Gains (losses) on investments and sale of assets (2)	-	-	14.9	5.1	-	-
Correction of deferred taxes (3)	-	-	-	-	(6.1)	(3.1)
Change in federal valuation allowance (4)	(8.7)	5.7	-	-	-	-
Goodwill impairment (5)	18.3	(12.0)	-	-	-	-
Other differences, net	1.8	(1.2)	(0.9)	(0.3)	2.6	1.4
Total income tax expense and rate	$(4.9)	3.2%	$126.0	43.0%	$73.6	37.5%

(1)

State income taxes, net of federal benefit, include changes in unrecognized tax benefits as well as adjustments to the valuation allowance.  During the third quarter of 2014 TDS recorded a $38.5 million increase to income tax expense related to a valuation allowance recorded against certain state deferred tax assets.  In each interim period, TDS evaluates the available positive and negative evidence to assess whether deferred tax assets are realizable, on a more likely than not basis.  During the year ended December 31, 2014, based on revised forecasts of future state income, TDS concluded that the negative evidence related to the realization of certain state deferred tax assets outweighed the positive evidence.  Accordingly, TDS determined that such deferred tax assets related to certain states were not realizable, on a more likely than not basis.

(2)	Gains (losses) on investments and sale of assets represents 2013 tax expense related to the NY1 & NY2 Deconsolidation and the Divestiture Transaction.

(3)	Correction of deferred taxes reflects immaterial adjustments to correct deferred tax balances in 2012 related to tax basis and law changes that related to periods prior to 2012.

(4)

Change in federal valuation allowance relates primarily to a decrease to income tax expense in the third quarter of 2014 due to a valuation allowance reduction for federal net operating losses previously limited under loss utilization rules.  Due to the shutdown of Airadigm’s consumer wireless business and resulting intercompany sale of certain assets by Airadigm to U.S. Cellular during the year (as described in Note 6 — Acquisitions, Divestitures and Exchanges), Airadigm is expected to recognize sufficient taxable income for TDS to utilize the previously limited net operating losses.

(5)

Goodwill impairment reflects an adjustment to increase income tax expense by $18.3 million related to a portion of the goodwill impairment of Suttle-Straus and the HMS reporting unit recorded in 2014 which is nondeductible for income tax purposes.  See Note 7 — Intangible Assets for additional information related to the goodwill impairment.

Significant components of TDS’ deferred income tax assets and liabilities at December 31, 2014 and 2013 were as follows:

December 31,	2014	2013
(Dollars in thousands)
Deferred tax assets
Current deferred tax assets	$113,402	$114,532
Net operating loss (“NOL”) carryforwards	135,676	121,651
Stock-based compensation	54,789	50,563
Compensation and benefits - other	11,014	12,681
Deferred rent	19,604	20,500
Other	35,523	32,444
Total deferred tax assets	370,008	352,371
Less valuation allowance	(113,553)	(79,064)
Net deferred tax assets	256,455	273,307
Deferred tax liabilities
Property, plant and equipment	667,540	637,090
Licenses/intangibles	259,865	251,578
Partnership investments	151,123	136,581
Other	9,724	4,956
Total deferred tax liabilities	1,088,252	1,030,205
Net deferred income tax liability	$831,797	$756,898

At December 31, 2014, TDS and certain subsidiaries had $2,315.3 million of state NOL carryforwards (generating a $111.3 million deferred tax asset) available to offset future taxable income.  The state NOL carryforwards expire between 2015 and 2034.  Certain subsidiaries had federal NOL carryforwards (generating a $24.3 million deferred tax asset) available to offset their future taxable income.  The federal NOL carryforwards expire between 2018 and 2034.  A valuation allowance was established for certain state NOL carryforwards and federal NOL carryforwards since it is more likely than not that a portion of such carryforwards will expire before they can be utilized.

A summary of TDS' deferred tax asset valuation allowance is as follows:

	2014	2013	2012
(Dollars in thousands)
Balance at January 1,	$79,064	$70,502	$49,686
Charged to income tax expense	34,489	1,954	5,268
Charged to other accounts	-	6,608	15,548
Balance at December 31,	$113,553	$79,064	$70,502

As of December 31, 2014, the valuation allowance reduced current deferred tax assets by $5.7 million and noncurrent deferred tax assets by $107.8 million.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2014	2013	2012
(Dollars in thousands)
Unrecognized tax benefits balance at January 1,	$30,390	$28,420	$28,841
Additions for tax positions of current year	7,610	6,388	7,027
Additions for tax positions of prior years	883	1,858	1,673
Reductions for tax positions of prior years	(399)	(467)	(7)
Reductions for settlements of tax positions	(312)	(1,337)	(21)
Reductions for lapses in statutes of limitations	(356)	(4,472)	(9,093)
Unrecognized tax benefits balance at December 31,	$37,816	$30,390	$28,420

Unrecognized tax benefits are included in Accrued taxes and Other deferred liabilities and credits in the Consolidated Balance Sheet.  If these benefits were recognized, they would have reduced income tax expense in 2014, 2013 and 2012 by $24.6 million, $19.8 million and $18.6 million, respectively, net of the federal benefit from state income taxes.

As of December 31, 2014, it is reasonably possible that unrecognized tax benefits could decrease by approximately $10 million in the next twelve months.  The nature of the uncertainty relates primarily to state income tax positions and their resolution or the expiration of statutes of limitation.

TDS recognizes accrued interest and penalties related to unrecognized tax benefits in Income tax expense.  The amounts charged to income tax expense related to interest and penalties resulted in an expense of $3.4 million and $0.7 million in 2014 and 2013, respectively, and a benefit of $1.5 million in 2012.  Net accrued interest and penalties were $16.2 million and $12.4 million at December 31, 2014 and 2013, respectively.

TDS and its subsidiaries file federal and state income tax returns.  TDS remains subject to federal income tax audits for the tax years after 2011.  With only a few exceptions, TDS is no longer subject to state income tax audits for years prior to 2010.

NOTE 5 EARNINGS PER SHARE

Basic earnings (loss) per share attributable to TDS shareholders is computed by dividing Net income (loss) available to common shareholders of TDS by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share attributable to TDS shareholders is computed by dividing Net income (loss) available to common shareholders of TDS by the weighted average number of common shares outstanding during the period adjusted to include the effects of potentially dilutive securities. Potentially dilutive securities primarily include incremental shares issuable upon exercise of outstanding stock options and the vesting of restricted stock units.

The amounts used in computing earnings (loss) per common share and the effects of potentially dilutive securities on the weighted average number of common shares were as follows:

Year Ended December 31,	2014	2013	2012
(Dollars and shares in thousands, except earnings per share)
Basic earnings (loss) per share attributable to TDS shareholders:
Net income (loss) available to common shareholders of TDS used in basic earnings (loss) per share	$(136,404)	$141,878	$81,811
Adjustments to compute diluted earnings:
Noncontrolling interest adjustment	-	(1,058)	(640)
Preferred dividend adjustment	-	49	-
Net income (loss) attributable to common shareholders of TDS used in diluted earnings (loss) per share	$(136,404)	$140,869	$81,171

Weighted average number of shares used in basic earnings (loss) per share
Common Shares	101,304	101,339	101,532
Series A Common Shares	7,181	7,151	7,139
Total	108,485	108,490	108,671

Effects of dilutive securities:
Stock options (1)	-	209	11
Restricted stock units (1)	-	375	255
Preferred shares (1)	-	58	-
Weighted average number of shares used in diluted earnings (loss) per share	108,485	109,132	108,937

Basic earnings (loss) per share attributable to TDS shareholders	$(1.26)	$1.31	$0.75

Diluted earnings (loss) per share attributable to TDS shareholders	$(1.26)	$1.29	$0.75

(1)	There were no effects of dilutive securities for the year ended December 31, 2014 due to the net loss for the year.

On June 25, 2013, U.S. Cellular paid a special cash dividend of $5.75 per share, for an aggregate amount of $482.3 million, to all holders of U.S. Cellular Common Shares and Series A Common Shares as of June 11, 2013.  Outstanding U.S. Cellular stock options and restricted stock unit awards were equitably adjusted for the special cash dividend.  The impact of such adjustments on the earnings (loss) per share calculation was fully reflected for all years presented.

Certain Common Shares issuable upon the exercise of stock options, vesting of restricted stock units or conversion of convertible preferred shares were not included in average diluted shares outstanding for the calculation of Diluted earnings (loss) per share because their effects were antidilutive. The number of such Common Shares excluded is shown in the table below.

Year Ended December 31,	2014	2013	2012
(Shares in thousands)
Stock options	8,984	7,120	8,130

Restricted stock units	839	171	154

Preferred shares	56	-	57

NOTE 6 ACQUISITIONS, DIVESTITURES AND EXCHANGES

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

These other agreements included customer and network transition services agreements, which required U.S. Cellular to provide customer, billing and network services to Sprint for a period of up to 24 months after the May 16, 2013 closing date. Sprint reimbursed U.S. Cellular for providing such services at an amount equal to U.S. Cellular’s estimated costs, including applicable overhead allocations.  These services were substantially complete as of March 31, 2014.  In addition, these agreements require Sprint to reimburse U.S. Cellular up to $200 million (the “Sprint Cost Reimbursement”) for certain network decommissioning costs, network site lease rent and termination costs, network access termination costs, and employee termination benefits for specified engineering employees.  It is estimated that up to $175 million of the Sprint Cost Reimbursement will be recorded in (Gain) loss on sale of business and other exit costs, net and up to $25 million of the Sprint Cost Reimbursement will be recorded in Cost of services the Consolidated Statement of Operations.  In 2014 and 2013, $71.1 million and $10.6 million, respectively, of the Sprint Cost Reimbursement had been received and recorded in Cash received from divestitures in the Consolidated Statement of Cash Flows.

Financial impacts of the Divestiture Transaction are classified in the Consolidated Statement of Operations within Operating income. The table below describes the amounts TDS has recognized and expects to recognize in the Consolidated Statement of Operations between the date the Purchase and Sale Agreement was signed and the end of the transition services period.

(Dollars in thousands)	Expected Period of Recognition	Projected Range		Cumulative Amount Recognized as of December 31, 2014	Actual Amount Recognized Year Ended December 31, 2014	Actual Amount Recognized Year Ended December 31, 2013	Actual Amount Recognized Year Ended December 31, 2012
(Gain) loss on sale of business and other exit costs, net
Proceeds from Sprint
Purchase price	2013	$(480,000)	$(480,000)	$(480,000)	$-	$(480,000)	$-
Sprint Cost Reimbursement	2013-2015	(120,000)	(175,000)	(111,970)	(64,329)	(47,641)	-
Net assets transferred	2013	160,073	160,073	160,073	-	160,073	-
Non-cash charges for the write-off and write-down of property under construction and related assets	2012-2015	20,000	22,000	20,410	9,735	3	10,672
Employee related costs including severance, retention and outplacement	2012-2015	13,000	16,000	14,147	(115)	1,653	12,609
Contract termination costs	2012-2015	70,000	100,000	84,320	24,736	59,525	59
Transaction costs	2012-2015	5,000	7,000	6,284	719	4,428	1,137
Total (Gain) loss on sale of business and other exit costs, net		$(331,927)	$(349,927)	$(306,736)	$(29,254)	$(301,959)	$24,477

Depreciation, amortization and accretion expense
Incremental depreciation, amortization and accretion, net of salvage values	2012-2014	215,049	215,049	215,049	16,478	178,513	20,058
(Increase) decrease in Operating income		$(116,878)	$(134,878)	$(91,687)	$(12,776)	$(123,446)	$44,535

Incremental depreciation, amortization and accretion, net of salvage values represents amounts recorded in the specified time periods as a result of a change in estimate for the remaining useful life and salvage value of certain assets and a change in estimate which accelerated the settlement dates of certain asset retirement obligations in conjunction with the Divestiture Transaction.  Specifically, for the periods indicated, this is estimated depreciation, amortization and accretion recorded on assets and liabilities of the Divestiture Markets after the execution of the Purchase and Sale Agreement on November 6, 2012 less depreciation, amortization and accretion that would have been recorded on such assets and liabilities in the normal course, absent the Divestiture Transaction.

In 2014, TDS recorded $3.4 million of additional Depreciation, amortization and accretion expense for the Divestiture Markets due to higher asset retirement obligation remediation estimates.

As a result of the transaction, TDS recognized the following amounts in the Consolidated Balance Sheet:

		Year Ended December 31, 2014
(Dollars in thousands)	Balance December 31, 2013	Costs Incurred	Cash Settlements (1)	Adjustments (2)	Balance December 31, 2014
Accrued compensation
Employee related costs including severance, retention, outplacement	$2,053	$127	$(1,223)	$(242)	$715
Accounts payable
Contract termination costs	$-	$4,018	$-	$(1,190)	$2,828
Other current liabilities
Contract termination costs	$13,992	$12,703	$(22,210)	$3,747	$8,232
Other deferred liabilities and credits
Contract termination costs	$30,849	$24,171	$(3,569)	$(30,411)	$21,040

		Year Ended December 31, 2013
(Dollars in thousands)	Balance December 31, 2012	Costs Incurred	Cash Settlements (1)	Adjustments (2)	Balance December 31, 2013
Accrued compensation
Employee related costs including severance, retention, outplacement	$12,305	$6,853	$(11,905)	$(5,200)	$2,053
Other current liabilities
Contract termination costs	$30	$22,675	$(8,713)	$-	$13,992
Other deferred liabilities and credits
Contract termination costs	$-	$34,283	$(3,434)	$-	$30,849

(1)

Cash settlement amounts are included in either the Net income or changes in Other assets and liabilities line items as part of Cash flows from operating activities in the Consolidated Statement of Cash Flows.

(2)	Adjustment to liability represents changes to previously accrued amounts.

Airadigm Transaction

On May 23, 2014 (the “Signing Date”), U.S. Cellular entered into a License Purchase and Customer Recommendation Agreement with Airadigm.  Pursuant to the License Purchase and Customer Recommendation Agreement, on September 10, 2014, Airadigm transferred to U.S. Cellular Federal Communications Commission (“FCC”) spectrum licenses and certain tower assets in certain markets in Wisconsin, Iowa, Minnesota and Michigan, in consideration for $91.5 million in cash.  Since both parties to this transaction are controlled by TDS, upon closing, U.S. Cellular recorded the transferred assets at Airadigm’s net book value.  The transaction also impacts the expected realization of Airadigm’s federal net operating loss carryforwards and therefore TDS reduced its valuation allowance by $10.8 million upon the transaction closing and recognized an income tax benefit for this same amount.  See Note 4 — Income Taxes.

Airadigm has shut down operation of its consumer wireless business and most of the associated network.  Except for certain machine to machine operations that will be continued, Airadigm’s assets not acquired by U.S. Cellular will be sold or otherwise disposed of, its tower leases, interconnection and other agreements will be terminated and most of its employees have been terminated.  The shut-down of Airadigm’s consumer wireless business was substantially complete in the third quarter of 2014 while network decommissioning is ongoing.  As a result of the Agreement and the related impacts from the shut-down of Airadigm’s consumer wireless business discussed herein, TDS recognized expenses related to exit and disposal activities within Operating income in its Statement of Operations between the Signing Date and December 31, 2014:

(Dollars in thousands)	Projected Range		Actual Amount Recognized Year Ended December 31, 2014
(Gain) loss on sale of business and other exit costs, net
Charges for the impairment and decommissioning of various operating assets	$8,000	$12,000	$8,467
Employee related costs including severance, retention and outplacement	500	1,500	676
Contract termination costs	10,000	15,000	11,099
Total (Gain) loss on sale of business and other exit costs, net	$18,500	$28,500	$20,242

	As a result of the transaction, TDS recognized the following amounts in the Consolidated Balance Sheet:

		Year Ended December 31, 2014
(Dollars in thousands)	Balance May 23, 2014	Costs Incurred	Cash Settlements (1)	Adjustments (2)	Balance December 31, 2014
Accrued compensation
Employee related costs including severance, retention and outplacement	$-	$676	$(523)	$-	$153
Other current liabilities
Contract termination costs	$-	$7,475	$(4,291)	$1,043	$4,227
Other deferred liabilities and credits
Contract termination costs	$-	$3,975	$-	$(1,396)	$2,579

(1)

Cash settlement amounts are included in either the Net income or changes in Other assets and liabilities line items as part of Cash flows from operating activities on the Consolidated Statement of Cash Flows.

(2)	Adjustment to liability represents changes to previously accrued amounts.

Other Acquisitions, Divestitures and Exchanges

•         In December 2014, U.S. Cellular entered into an agreement with a third party to sell 595 towers and certain related contracts, assets, and liabilities for approximately $159 million.  This transaction was accomplished in two closings.  The first closing occurred in December 2014 and included the sale of 236 towers, without tenants, for $10.0 million.  On this same date, U.S. Cellular received $7.5 million in earnest money.  At the time of the first closing, a $4.7 million gain was recorded in (Gain) loss on sale of business and other exit costs, net.  The second closing for the remaining 359 towers, primarily with tenants, took place in January 2015, at which time U.S. Cellular received $141.5 million in additional cash proceeds and recorded a gain of approximately $119 million.  The assets and liabilities subject to the second closing have been classified as “held for sale” in the Consolidated Balance Sheet as of December 31, 2014.

•         In September 2014, U.S. Cellular entered into an agreement with a third party to exchange certain PCS and AWS licenses for certain other PCS and AWS licenses and $28.0 million of cash.  This license exchange will be accomplished in two closing transactions.  The first closing occurred in December 2014 at which time U.S. Cellular received licenses with an estimated fair value, per a market approach, of $51.5 million, recorded a $21.7 million gain in (Gain) loss on license sales and exchanges in the Consolidated Statement of Operations and recorded an $18.3 million deferred credit in Other current liabilities.  The second closing is expected to occur in 2015.  The license that will be transferred has been classified as “Assets held for sale” in the Consolidated Balance Sheet as of December 31, 2014.  At the time of the second closing, TDS will recognize the deferred credit from the first closing and expects to record a gain on the license exchange.

•         In September 2014, U.S. Cellular entered into an agreement with a third party to exchange certain of its PCS unbuilt licenses for PCS licenses located in U.S. Cellular’s operating markets plus $117.0 million of cash.  This transaction is subject to regulatory approvals and is expected to close in 2015.  The book value of the licenses to be exchanged have been classified as “Assets held for sale” in the Consolidated Balance Sheet at December 31, 2014.  TDS expects to record a gain when this transaction closes.

•         In September 2014, TDS acquired substantially all of the assets of a group of companies operating as BendBroadband (“Bend”), headquartered in Bend, Oregon for $260.7 million in cash.  Bend is a full-service communications company, offering an extensive range of broadband, fiber connectivity, cable television and telephone services for commercial and residential customers in Central Oregon.  As part of the agreement, TDS also acquired a Tier III data center providing colocation and managed services and a cable advertising and broadcast business.  Bend service offerings complement the current portfolio of products offered through TDS Telecom businesses.  Goodwill was recorded due primarily to the expectation of future growth and synergies in Cable segment operations.  The operations of the data center are included in the HMS segment.  The operations of the cable and the advertising and broadcast businesses are included in the Cable segment.

•         In March 2014, U.S. Cellular sold the majority of its St. Louis area non-operating market spectrum license for $92.3 million.  A gain of $75.8 million was recorded in (Gain) loss on license sales and exchanges in the Consolidated Statement of Operations in the first quarter of 2014.

•         In February 2014, U.S. Cellular completed an exchange whereby U.S. Cellular received one E block PCS spectrum license covering Milwaukee, WI in exchange for one D block PCS spectrum license covering Milwaukee, WI.  The exchange of licenses provided U.S. Cellular with spectrum to meet anticipated future capacity and coverage requirements.  No cash, customers, network assets, other assets or liabilities were included in the exchange.  As a result of this transaction, TDS recognized a gain of $15.7 million, representing the difference between the $15.9 million fair value of the license surrendered, calculated using a market approach valuation method, and the $0.2 million carrying value of the license surrendered.  This gain was recorded in (Gain) loss on license sales and exchanges in the Consolidated Statement of Operations in the first quarter of 2014.

•         In October 2013, TDS acquired 100% of the outstanding shares of MSN Communications, Inc. (“MSN”) for $43.6 million in cash.  MSN is an information technology solutions provider whose service offerings complement the HMS portfolio of products.  MSN is included in the HMS segment for reporting purposes.

•         In October 2013, U.S. Cellular sold the majority of its Mississippi Valley non-operating market license (“unbuilt license”) for $308.0 million.  At the time of the sale, a $250.6 million gain was recorded in (Gain) loss on license sales and exchanges in the Consolidated Statement of Operations.

•         In August 2013, TDS Telecom acquired substantially all of the assets of Baja for $264.1 million in cash. Baja is a cable company that operates in markets primarily in Colorado, New Mexico, Texas, and Utah and offers broadband, video and voice services, which complement the TDS Telecom portfolio of products.  Baja is included in the Cable segment for reporting purposes.

•         In November 2012, U.S. Cellular acquired seven 700 MHz licenses covering portions of Illinois, Michigan, Minnesota, Missouri, Nebraska, Oregon, Washington and Wisconsin for $57.7 million.

•         In August 2012, U.S. Cellular acquired four 700 MHz licenses covering portions of Iowa, Kansas, Missouri, Nebraska and Oklahoma for $34.0 million.

•         In June 2012, TDS paid $46.1 million in cash to purchase 100% of the outstanding shares of Vital Support Systems, LLC (“Vital”). Vital is an information technology solutions provider whose service offerings complement the HMS portfolio of products. Vital is included in the HMS segment for reporting purposes.

•         In March 2012, U.S. Cellular sold the majority of the assets and liabilities of a wireless market for $49.8 million in cash.  At the time of the sale, a $4.2 million gain was recorded in (Gain) loss on sale of business and other exit costs, net in the Consolidated Statement of Operations.

TDS' acquisitions in 2014 and 2013 and the allocation of the purchase price for these acquisitions were as follows:

		Allocation of Purchase Price
	Purchase Price (1)	Goodwill (2)	Licenses	Franchise Rights	Intangible Assets Subject to Amortization (3)	Net Tangible Assets/(Liabilities)
(Dollars in thousands)
2014
U.S. Cellular licenses	$41,707	$-	$41,707	$-	$-	$-
TDS Telecom cable businesses	273,789	33,610	2,703	120,979	14,056	102,441
Total	$315,496	$33,610	$44,410	$120,979	$14,056	$102,441

2013
U.S. Cellular licenses	$16,540	$-	$16,540	$-	$-	$-
TDS Telecom cable business	264,069	61,712	-	123,668	11,542	67,147
TDS Telecom HMS business	43,557	15,203	-	-	17,183	11,171
Total	$324,166	$76,915	$16,540	$123,668	$28,725	$78,318

(1)	Cash amounts paid for acquisitions may differ from the purchase price due to cash acquired in the transactions and the timing of cash payments related to the respective transactions.
(2)	The entire amount of Goodwill acquired in 2014 and 2013 was amortizable for income tax purposes.
(3)

At the date of acquisition, the weighted average amortization period for Intangible Assets Subject to Amortization acquired was as follows:

   2014: 4.6 years for TDS Telecom cable business;

   2013: 2.9 years for TDS Telecom cable business and 10 years for TDS HMS business

At December 31, 2014 and 2013, the following assets were classified in the Consolidated Balance Sheet as "Assets held for sale" and "Liabilities held for sale":

	Current Assets	Other Assets and Deferred Charges	Licenses	Goodwill	Property, Plant and Equipment	Total Assets Held for Sale
(Dollars in thousands)
2014
Divestiture of Spectrum Licenses	$-	$-	$56,809	$-	$-	$56,809
Sale of Business - Towers	1,472	773	-	4,344	31,770	38,359
Divestiture of Wireline markets (1)	215	2	-	4,100	3,858	8,175
Total	$1,687	$775	$56,809	$8,444	$35,628	$103,343

2013
Divestiture of Spectrum Licenses	$-	$-	$16,027	$-	$-	$16,027

(1)	On December 30, 2014, TDS Telecom entered into an agreement with a third party to sell certain Wireline markets.

	Current Liabilities	Other Deferred Liabilities and Credits	Total Liabilities Held for Sale
(Dollars in thousands)
2014
Sale of Business - Towers	$3,607	$17,641	$21,248
Divestiture of Wireline markets	218	177	395
Total	$3,825	$17,818	$21,643

NOTE 7 INTANGIBLE ASSETS

Changes in TDS’ Licenses, Franchise rights and Goodwill are presented below.  See Note 6 — Acquisitions, Divestitures and Exchanges for information regarding transactions which affected Licenses, Franchise rights and Goodwill during the periods.  Previously under GAAP, TDS accounted for U.S. Cellular’s share repurchases as step acquisitions, allocating a portion of the share repurchase value to TDS’ Licenses and Goodwill.  Consequently, U.S. Cellular’s Licenses and Goodwill on a stand-alone basis do not equal the TDS consolidated Licenses and Goodwill related to U.S. Cellular.

Licenses

(Dollars in thousands)	U.S. Cellular	Wireline	Cable	Other (1)	Total

Balance December 31, 2012	$1,462,019	$2,800	$-	$15,220	$1,480,039
Acquisitions	16,540	-	-	-	16,540
Transferred to Assets held for sale	(16,027)	-	-	-	(16,027)
Divestitures	(59,419)	-	-	-	(59,419)
Other	2,646	-	-	-	2,646
Balance December 31, 2013	1,405,759	2,800	-	15,220	1,423,779
Acquisitions	41,707	-	2,703	-	44,410
Transferred to Assets held for sale	(56,809)	-	-	-	(56,809)
Exchanges, net	55,780	-	-	-	55,780
Divestitures	-	-	-	(15,220)	(15,220)
Other	1,634	-	-	-	1,634
Balance December 31, 2014	$1,448,071	$2,800	$2,703	$-	$1,453,574

(1)	Represents the transfer of licenses from Airadigm to U.S. Cellular in 2014. See Note 6 — Acquisitions, Divestitures and Exchanges for additional information.

Franchise rights

(Dollars in thousands)	Cable

Balance December 31, 2012	$-
Acquisitions	123,668
Balance December 31, 2013	123,668
Acquisitions	120,979
Divestitures	(347)
Balance December 31, 2014	$244,300

Goodwill

(Dollars in thousands)	U.S. Cellular	Wireline (1)	Cable	HMS	Other (2)	Total

Balance December 31, 2012 (3)	$269,307	$420,458	$-	$103,627	$3,802	$797,194
Acquisitions	-	-	61,712	15,203	-	76,915
Divestitures	(135)	-	-	-	-	(135)
NY1 & NY2 Deconsolidation	(37,131)	-	-	-	-	(37,131)
Balance December 31, 2013	232,041	420,458	61,712	118,830	3,802	836,843
Acquisitions	-	-	33,610	-	-	33,610
Loss on impairment	-	-	-	(84,000)	(3,802)	(87,802)
Divestitures	(291)	(2,564)	-	-	-	(2,855)
Transferred to Assets held for sale	(4,344)	(4,100)	-	-	-	(8,444)
Balance December 31, 2014	$227,406	$413,794	$95,322	$34,830	$-	$771,352

(1)	In July 2014, TDS Telecom sold certain Wireline markets.
(2)

TDS performed its annual impairment review of Goodwill in the fourth quarter of 2014.  Based on the results of this review, TDS concluded that the entire amount of Goodwill related to Suttle-Straus was impaired, which resulted in a $3.8 million loss on impairment.

(3)	Includes accumulated impairment losses in prior periods as follows: $333.9 million for U.S. Cellular, $29.4 million for Wireline and $0.5 million for Other.

Interim Goodwill Impairment Assessment

During the third quarter of 2014, due to a decline in projected revenue and earnings of TDS Telecom’s HMS reporting unit compared with previously projected results, TDS determined that an interim impairment test of HMS Goodwill was required.  TDS performed the Step 1 Goodwill impairment test, as defined by GAAP, as of August 1, 2014.

The discounted cash flow approach and guideline public company method were used to value the HMS reporting unit.  The discounted cash flow approach uses value drivers and risks specific to the industry and current economic factors.  The cash flow estimates incorporated assumptions that market participants would use in their estimates of fair value and may not be indicative of TDS Telecom specific assumptions.  The most significant assumptions made in this process were the revenue growth rate (shown as a ten year compound annual growth rate in the table below), the terminal revenue growth rate, the discount rate and capital expenditures as a percentage of revenue (shown as a ten year simple average in the table below).

The guideline public company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies. The developed multiples were applied to applicable financial measures of the HMS reporting unit to determine fair value. The discounted cash flow approach and guideline public company method were weighted to arrive at the total fair value used for impairment testing.

The following table represents key assumptions used in estimating the fair value of the HMS reporting unit as of August 1, 2014 using the discounted cash flow approach.

Key assumptions	HMS
Revenue growth rate	6.1%
Terminal revenue growth rate	2.5%
Discount rate	11.5%
Capital expenditures as a percentage of revenue	8.6%

As of August 1, 2014, the carrying value of the HMS reporting unit exceeded its fair value; therefore, a Step 2 Goodwill impairment test was performed.  The second step compared the implied fair value of the reporting unit Goodwill to the carrying amount of that Goodwill.  To calculate the implied fair value of Goodwill in this second step, TDS allocated the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value was the price paid to acquire the reporting unit.  The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit was the implied fair value of Goodwill.  Since the carrying amount of Goodwill exceeded the implied fair value of Goodwill, an impairment loss was recognized for that difference.  As a result of the Step 2 Goodwill impairment test, TDS recognized a loss on impairment of $84.0 million during the third quarter of 2014.

NOTE 8 INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities consist of amounts invested in wireless and wireline entities in which TDS holds a noncontrolling interest.  These investments are accounted for using either the equity or cost method as shown in the following table:

December 31,	2014	2013
(Dollars in thousands)
Equity method investments:
Capital contributions, loans, advances and adjustments	$127,939	$132,629
Cumulative share of income	1,323,898	1,186,900
Cumulative share of distributions	(1,145,438)	(1,033,087)
	306,399	286,442
Cost method investments	15,330	15,330
Total investments in unconsolidated entities	$321,729	$301,772

Equity in earnings of unconsolidated entities totaled $132.0 million, $132.7 million and $92.9 million in 2014, 2013 and 2012, respectively; of those amounts, TDS’ investment in the Los Angeles SMSA Limited Partnership (“LA Partnership”) contributed $71.8 million, $78.4 million and $67.2 million in 2014, 2013 and 2012, respectively.  TDS held a 5.5% ownership interest in the LA Partnership throughout and at the end of each of these years.

The following tables, which are based on information provided in part by third parties, summarize the combined assets, liabilities and equity, and the combined results of operations of TDS’ equity method investments:

December 31,	2014	2013
(Dollars in thousands)
Assets
Current	$733,133	$520,804
Due from affiliates	303,322	408,735
Property and other	2,345,562	2,080,436
	$3,382,017	$3,009,975
Liabilities and Equity
Current liabilities	$407,073	$355,167
Deferred credits	175,516	89,198
Long-term liabilities	29,342	31,605
Long-term capital lease obligations	1,722	707
Partners’ capital and shareholders’ equity	2,768,364	2,533,298
	$3,382,017	$3,009,975

Year Ended December 31,	2014	2013	2012
(Dollars in thousands)
Results of Operations
Revenues	$6,700,266	$6,239,200	$5,825,150
Operating expenses	5,063,925	4,492,372	4,381,731
Operating income	1,636,341	1,746,828	1,443,419
Other income, net	6,741	4,019	7,190
Net income	$1,643,082	$1,750,847	$1,450,609

NY1 & NY2 Deconsolidation

U.S. Cellular holds a 60.00% interest in St. Lawrence Seaway RSA Cellular Partnership (“NY1”) and a 57.14% interest in New York RSA 2 Cellular Partnership (“NY2”)  (together with NY1, the “Partnerships”). The remaining interests in the Partnerships are held by Cellco Partnership d/b/a Verizon Wireless (“Verizon Wireless”).  Prior to April 3, 2013, because U.S. Cellular owned a greater than 50% interest in each of these Partnerships and based on U.S. Cellular’s rights under the Partnership Agreements, U.S. Cellular consolidated the financial results of these Partnerships in accordance with GAAP.

On April 3, 2013, U.S. Cellular entered into an agreement with Verizon Wireless relating to the Partnerships. The agreement amends the Partnership Agreements in several ways which provide Verizon Wireless with substantive participating rights that allow Verizon Wireless to make decisions that are in the ordinary course of business of the Partnerships and which are significant to directing and executing the activities of the business.  Accordingly, as required by GAAP, TDS deconsolidated the Partnerships effective as of April 3, 2013 and thereafter reported them as equity method investments in its consolidated financial statements (“NY1 & NY2 Deconsolidation”).  After the NY1 & NY2 Deconsolidation, U.S. Cellular retained the same ownership percentages in the Partnerships and continues to report the same percentages of income from the Partnerships. Effective April 3, 2013, TDS’ income from the Partnerships is reported in Equity in earnings of unconsolidated entities in the Consolidated Statement of Operations.

In accordance with GAAP, as a result of the NY1 & NY2 Deconsolidation, U.S. Cellular’s interest in the Partnerships was reflected in Investments in unconsolidated entities at a fair value of $114.8 million as of April 3, 2013. Recording U.S. Cellular’s interest in the Partnerships required allocation of the excess of fair value over book value to customer lists, licenses, a favorable contract and goodwill of the Partnerships. Amortization expense related to customer lists and the favorable contract will be recognized over their respective useful lives and is included in Equity in earnings of unconsolidated entities in the Consolidated Statement of Operations.  In addition, TDS recognized a non-cash pre-tax gain of $14.5 million in the second quarter of 2013.  The gain was recorded in Gain (loss) on investments in the Consolidated Statement of Operations.

The Partnerships were valued using a discounted cash flow approach and a guideline public company method. The discounted cash flow approach uses value drivers and risks specific to the industry and current economic factors and incorporates assumptions that market participants would use in their estimates of fair value and may not be indicative of TDS specific assumptions.  The most significant assumptions made in this process were the revenue growth rate (shown as a simple average in the table below), the terminal revenue growth rate, discount rate and capital expenditures.  The assumptions were as follows:

Key assumptions
Average expected revenue growth rate (next ten years)	2.0%
Terminal revenue growth rate (after year ten)	2.0%
Discount rate	10.5%
Capital expenditures as a percentage of revenue	14.9-18.8%

The guideline public company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies. The developed multiples were applied to applicable financial measures of the Partnerships to determine fair value. The discounted cash flow approach and guideline public company method were weighted to arrive at the total fair value of the Partnerships.

NOTE 9 PROPERTY, PLANT AND EQUIPMENT

U.S. Cellular’s Property, plant and equipment in service and under construction, and related accumulated depreciation and amortization, as of December 31, 2014 and 2013 were as follows:

	Useful Lives
December 31,	(Years)	2014	2013
(Dollars in thousands)
Land	N/A	$35,031	$36,266
Buildings	20	296,502	304,272
Leasehold and land improvements	1-30	1,086,718	1,197,520
Cell site equipment	7-25	3,269,609	3,306,575
Switching equipment	5-8	960,377	1,161,976
Office furniture and equipment	3-5	553,630	539,248
Other operating assets and equipment	3-5	89,663	92,456
System development	1-7	1,042,195	962,698
Work in process	N/A	125,015	116,501
		7,458,740	7,717,512
Accumulated depreciation and amortization		(4,730,523)	(4,860,992)
		$2,728,217	$2,856,520

U.S. Cellular’s depreciation and amortization expense totaled $593.2 million, $791.1 million and $597.7 million in 2014, 2013 and 2012, respectively.  As a result of the Divestiture Transaction, U.S. Cellular recognized incremental depreciation and amortization in 2014, 2013 and 2012.  See Note 6 –  Acquisitions, Divestitures and Exchanges for additional information.

TDS Telecom’s (including Wireline, Cable, and HMS) Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2014 and 2013 were as follows:

	Useful Lives
December 31,	(Years)	2014	2013
(Dollars in thousands)
Land	N/A	$16,974	$12,794
Buildings	5-40	172,963	148,800
Cable and wire	15-35	1,628,782	1,523,123
Network electronic equipment	5-13	1,278,799	1,229,941
Office furniture and equipment	7-10	79,666	74,507
Other equipment	5-12	102,540	94,438
System development	3-7	241,153	230,416
Work in process	N/A	91,419	88,614
		3,612,296	3,402,633
Accumulated depreciation and amortization		(2,518,625)	(2,417,999)
		$1,093,671	$984,634

The provision for certain Wireline companies’ depreciation as a percentage of depreciable property was 5.2% in 2014, 5.3% in 2013 and 5.6% in 2012.  TDS Telecom’s depreciation and amortization expense related to Property, plant and equipment totaled $195.1 million, $182.6 million and $177.3 million in 2014, 2013 and 2012, respectively.

Corporate and other Property, plant and equipment in service and under construction, and related accumulated depreciation, as of December 31, 2014 and 2013 were as follows:

December 31,	2014	2013
(Dollars in thousands)
Property, plant and equipment	$123,008	$119,659
Accumulated depreciation and amortization	(98,771)	(82,669)
Total	$24,237	$36,990

Corporate and other fixed assets consist of assets at the TDS corporate offices, Suttle-Straus and Airadigm.  Corporate and other depreciation and amortization expense related to Property, plant and equipment totaled $9.3 million, $10.7 million and $10.3 million in 2014, 2013 and 2012, respectively.

In 2014, 2013 and 2012, (Gain) loss on asset disposals, net included charges of $26.5 million, $30.8 million and $19.7 million, respectively, related to disposals of assets, trade-ins of older assets for replacement assets and other retirements of assets from service in the normal course of business.

NOTE 10 ASSET RETIREMENT OBLIGATIONS

U.S. Cellular is subject to asset retirement obligations associated with its leased cell sites, switching office sites, retail store sites and office locations in its operating markets.  Asset retirement obligations generally include obligations to restore leased land and retail store and office premises to their pre-lease conditions.

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

In 2014 and 2013, U.S. Cellular and TDS Telecom performed a review of the assumptions and estimated costs related to asset retirement obligations.  The results of the reviews (identified as “Revisions in estimated cash outflows”) and other changes in asset retirement obligations during 2014 and 2013 were as follows:

	U.S.	TDS		TDS
(Dollars in thousands)	Cellular	Telecom	Other	Consolidated
Balance December 31, 2013	$195,568	$75,395	$4,275	$275,238
Additional liabilities accrued	2,507	2,400	-	4,907
Revisions in estimated cash outflows	(2,792)	1,777	23	(992)
Disposition of assets	(44,403)	(882)	(957)	(46,242)
Accretion expense	12,534	4,723	249	17,506
Transferred to Liabilities held for sale	(10,902)	(177)	(306)	(11,385)
Balance December 31, 2014 (1)	$152,512	$83,236	$3,284	$239,032

Balance December 31, 2012	$179,607	$69,969	$4,034	$253,610
Additional liabilities accrued	635	3,667	-	4,302
Revisions in estimated cash outflows	6,268	(2,562)	-	3,706
Disposition of assets	(3,534)	(577)	-	(4,111)
Accretion expense	12,592	4,898	241	17,731
Balance December 31, 2013 (1)	$195,568	$75,395	$4,275	$275,238

(1)

The total amount of asset retirement obligations related to the Divestiture Transaction and Airadigm Transaction included in Other current liabilities was $9.1 million and $37.7 million as of December 31, 2014 and 2013, respectively.

NOTE 11 DEBT

Revolving Credit Facilities

At December 31, 2014, TDS and U.S. Cellular had revolving credit facilities available for general corporate purposes. Amounts under the revolving credit facilities may be borrowed, repaid and reborrowed from time to time until maturity.  U.S. Cellular borrowed and repaid amounts under its revolving credit facility in 2014.  Neither TDS nor U.S. Cellular borrowed under their revolving credit facilities in 2013 or 2012 except for standby letters of credit.

In certain circumstances, TDS’ and U.S. Cellular’s interest cost on their revolving credit facilities may be subject to increase if their current credit ratings from nationally recognized credit rating agencies are lowered, and may be subject to decrease if the ratings are raised.

In 2014, certain nationally recognized credit rating agencies downgraded TDS and U.S. Cellular corporate and senior debt credit ratings. After these downgrades, TDS and U.S. Cellular are rated at sub-investment grade.  As a result of these downgrades, the commitment fee on the revolving credit facilities increased to 0.30% per annum.  The downgrades also increased the interest rate on any borrowings by 0.25% per annum.  The revolving credit facilities do not cease to be available nor do the maturity dates accelerate solely as a result of a downgrade in TDS’ or U.S. Cellular’s credit rating.  However, downgrades in TDS’ or U.S. Cellular’s credit rating could adversely affect their ability to renew the revolving credit facilities or obtain access to other credit facilities in the future.

The maturity date of any borrowings under the TDS and U.S. Cellular revolving credit facilities would accelerate in the event of a change in control.

The following table summarizes the terms of such revolving credit facilities as of December 31, 2014:

(Dollars in millions)	TDS	U.S. Cellular
Maximum borrowing capacity	$400.0	$300.0
Letters of credit outstanding	$0.6	$17.5
Amount borrowed	$-	$-
Amount available for use	$399.4	$282.5
Borrowing rate: One-month London Interbank Offered Rate (“LIBOR”) plus contractual spread (1)	1.92%	1.92%
Sample LIBOR Rate	0.17%	0.17%
Contractual spread	1.75%	1.75%
Range of commitment fees on amount available for use (2)
Low	0.13%	0.13%
High	0.30%	0.30%
Agreement date	December 2010	December 2010
Maturity date	December 2017	December 2017

Fees incurred attributable to the Revolving Credit Facility are as follows:
Fees incurred as a percent of Maximum borrowing capacity for 2014	0.42%	0.42%
Fees incurred, amount
2014	$1.7	$1.3
2013	$0.9	$0.8
2012	$1.3	$1.1

(1)

Borrowings under the revolving credit facility bear interest at LIBOR plus a contractual spread based on TDS' or U.S. Cellular’s credit rating or, at TDS' or U.S. Cellular’s option, an alternate “Base Rate” as defined in the revolving credit agreement.  TDS and U.S. Cellular may select a borrowing period of either one, two, three or six months (or other period of twelve months or less if requested by TDS or U.S. Cellular and approved by the lenders).  If TDS or U.S. Cellular provides notice of intent to borrow the same business day, interest on borrowing is at the Base Rate plus the contractual spread.

(2)	The revolving credit facility has commitment fees based on the unsecured senior debt ratings assigned to TDS and U.S. Cellular by certain ratings agencies.

The continued availability of the revolving credit facilities requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing. TDS and U.S. Cellular believe they were in compliance as of December 31, 2014 with all covenants and other requirements set forth in the revolving credit facilities.

In connection with U.S. Cellular’s revolving credit facility, TDS and U.S. Cellular entered into a subordination agreement dated December 17, 2010 together with the administrative agent for the lenders under U.S. Cellular’s revolving credit agreement.  Pursuant to this subordination agreement, (a) any consolidated funded indebtedness from U.S. Cellular to TDS will be unsecured and (b) any (i) consolidated funded indebtedness from U.S. Cellular to TDS (other than “refinancing indebtedness” as defined in the subordination agreement) in excess of $105,000,000, and (ii) refinancing indebtedness in excess of $250,000,000, will be subordinated and made junior in right of payment to the prior payment in full of obligations to the lenders under U.S. Cellular’s revolving credit agreement.  As of December 31, 2014, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the revolving credit agreement pursuant to the subordination agreement.

In July 2014, TDS and U.S. Cellular entered into amendments to the revolving credit facilities agreements which increased the Consolidated Leverage Ratio (the ratio of Consolidated Funded Indebtedness to Consolidated Earnings before interest, taxes, depreciation and amortization) that the companies are required to maintain.  Beginning July 1, 2014, TDS and U.S. Cellular are required to maintain the Consolidated Leverage Ratio at a level not to exceed 3.75 to 1.00 for the period of the four fiscal quarters most recently ended (this was 3.00 to 1.00 prior to July 1, 2014).  The terms of the amendment decrease the maximum permitted Consolidated Leverage Ratio beginning January 1, 2016, with further decreases effective July 1, 2016 and January 1, 2017 (and will return to 3.00 to 1.00 at that time).  For the twelve months ended December 31, 2014, the actual Consolidated Leverage Ratio was 2.50 to 1.00.  Future changes in TDS’ and U.S. Cellular’s financial condition could negatively impact their ability to meet the financial covenants and requirements in their revolving credit facilities agreements.  TDS also has certain other non-material credit facilities from time to time.

At December 31, 2014, TDS had recorded $5.4 million of issuance costs related to the revolving credit facilities which is included in Other assets and deferred charges in the Consolidated Balance Sheet.

Long Term Financing

Long-term debt as of December 31, 2014 and 2013 was as follows:

				December 31,
(Dollars in thousands)	Issuance date	Maturity date	Call date	2014	2013
TDS:
Unsecured Senior Notes
6.625%	March 2005	March 2045	March 2010	$116,250	$116,250
6.875%	November 2010	November 2059	November 2015	225,000	225,000
7.0%	March 2011	March 2060	March 2016	300,000	300,000
5.875%	November 2012	December 2061	December 2017	195,000	195,000
Purchase contract at 6.0%	October 2001	October 2021		1,097	1,097
Total Parent				837,347	837,347
Subsidiaries:
U.S. Cellular -
Unsecured Senior Notes
6.7%	December 2003 and June 2004	December 2033	December 2003	544,000	544,000
Less: 6.7% Unamortized discount				(11,278)	(11,551)
				532,722	532,449
6.95%	May 2011	May 2060	May 2016	342,000	342,000
7.25%	December 2014	December 2063	December 2019	275,000	-
Obligation on capital leases				2,143	3,749
TDS Telecom -
Rural Utilities Service (“RUS”) and other notes				699	749
Obligation on capital leases				768	779
Other -
Long-term notes, 3.7% to 4.8%		Through 2016		3,686	4,612
Obligation on capital leases				29	35
Total Subsidiaries				1,157,047	884,373
Total long-term debt				$1,994,394	$1,721,720
Long-term debt, current				$808	$1,646
Long-term debt, noncurrent				$1,993,586	$1,720,074

TDS may redeem its callable notes and U.S. Cellular may redeem its 6.95% Senior Notes and 7.25% Senior Notes, in whole or in part at any time after the respective call date, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest.  U.S. Cellular may redeem the 6.7% Senior Notes, in whole or in part, at any time prior to maturity at a redemption price equal to the greater of (a) 100% of the principal amount of such notes, plus accrued and unpaid interest, or (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points.

Interest on the notes is payable quarterly on Senior Notes outstanding at December 31, 2014, with the exception of U.S. Cellular's 6.7% note in which interest is payable semi-annually.

Capitalized debt issuance costs for Unsecured Senior Notes totaled $53.9 million and are included in Other assets and deferred charges (a long-term asset account).  These costs are amortized over the life of the notes using the effective interest method.

The annual requirements for principal payments on long-term debt are approximately $0.8 million, $3.8 million, $0.1 million, $0.1 million and $0.1 million for the years 2015 through 2019, respectively.

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

Term Loan Facility

On January 21, 2015, U.S. Cellular entered into a term loan credit facility relating to $225.0 million in debt.  The term loan must be drawn in one or more advances by the six month anniversary of the date of the agreement; amounts not drawn by that time will cease to be available.  Amounts repaid or prepaid under the term loan facility may not be reborrowed.  The term loan is available for general corporate purposes, including working capital, spectrum purchases and capital expenditures.  The term loan is unsecured except for a lien on all investments in equity which U.S. Cellular may have in the loan administrative agent, CoBank ACB, subject to certain limitations.

In certain circumstances, U.S. Cellular’s interest cost on its term loan may be subject to increase if its current credit ratings from nationally recognized credit rating agencies are lowered, and may be subject to decrease if the ratings are raised.  The term loan facility does not cease to be available nor does the maturity date accelerate solely as a result of a downgrade in U.S. Cellular’s credit rating.  However, downgrades in U.S. Cellular’s credit rating could adversely affect its ability to renew or obtain access to credit facilities in the future.

The maturity date of term loan would accelerate in the event of a change in control.

The following table summarizes the terms of the term loan facility as of February 25, 2015:

(Dollars in millions)
Maximum borrowing capacity	$225.0
Amount borrowed	$-
Amount available for use	$225.0
Hypothetical Borrowing rate: One-month London Interbank Offered Rate ("LIBOR") plus contractual spread (1)	2.67%
Sample LIBOR Rate	0.17%
Contractual spread	2.5%
Range of commitment fees on amount available for use (2)
Low	0.13%
High	0.30%
Agreement date	January 21, 2015
Maturity date (3)	January 21, 2022

(1)

Borrowings under the term loan credit facility bear interest at LIBOR plus a contractual spread based on U.S. Cellular’s credit rating or, at U.S. Cellular’s option, an alternate “Base Rate” as defined in the term loan facility.

(2)	The term loan credit facility has commitment fees based on the unsecured senior debt ratings assigned to U.S. Cellular by certain ratings agencies.

(3)

Principal amounts outstanding on the term loan facility will be due and payable quarterly in equal installments beginning on the last day of the fifth fiscal quarter ending after the agreement date, in an amount equal to 1.25% of the aggregate term loan facility commitment.  Any amounts owing under the term loan facility not previously repaid will be due and payable on the maturity date.

The continued availability of the term loan facility requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing, that are substantially the same as those in the U.S. Cellular revolving credit facility described above.

In connection with U.S. Cellular’s term credit facility, TDS and U.S. Cellular entered into a subordination agreement dated January 21, 2015 together with the administrative agent for the lenders under U.S. Cellular’s term loan credit agreement, which is substantially the same as the subordination agreement in the U.S. Cellular revolving credit facility described above.  As of February 25, 2015, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the term loan facility pursuant to this subordination agreement.

NOTE 12 EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

TDS sponsors a qualified noncontributory defined contribution pension plan.  The plan provides benefits for the employees of TDS Corporate, TDS Telecom and U.S. Cellular.  Under this plan, pension costs are calculated separately for each participant and are funded annually.  Total pension costs were $16.4 million, $16.2 million and $18.4 million in 2014, 2013 and 2012, respectively.  In addition, TDS sponsors a defined contribution retirement savings plan (“401(k)”) plan.  Total costs incurred from TDS’ contributions to the 401(k) plan were $25.3 million, $24.8 million and $25.0 million in 2014, 2013 and 2012, respectively.

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

The following amounts are included in Accumulated other comprehensive loss in the Consolidated Balance Sheet before affecting such amounts for income taxes:

December 31,	2014	2013
(Dollars in thousands)
Net prior service costs	$17,246	$18,833
Net actuarial loss	(8,436)	(20,713)
	$8,810	$(1,880)

The estimated net actuarial loss and prior service cost gain for the postretirement benefit plans that will be amortized from Accumulated other comprehensive loss into net periodic benefit cost during 2015 are $0.3 million and $3.4 million, respectively.

The following table reconciles the beginning and ending balances of the benefit obligation and the fair value of plan assets for the other post-retirement benefit plans.

December 31,	2014	2013
(Dollars in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$46,142	$54,568
Service cost	1,018	1,348
Interest cost	2,255	2,137
Plan amendments	(2,057)	-
Actuarial (gain) loss	(10,897)	(9,437)
Prescription drug subsidy	264	-
Employee contribution	2,216	2,230
Benefits paid	(4,296)	(4,704)
Benefit obligation at end of year	34,645	46,142
Change in plan assets
Fair value of plan assets at beginning of year	49,743	45,047
Actual return (loss) on plan assets	3,495	6,973
Employee contribution	2,216	2,230
Employer contribution	166	197
Benefits paid	(4,296)	(4,704)
Fair value of plan assets at end of year	51,324	49,743
Funded status	$16,679	$3,601

The funded status identified above is recorded as a component of Other assets and deferred charges in TDS’ Consolidated Balance Sheet as of December 31, 2014 and 2013.

The following table sets forth by level within the fair value hierarchy the plans’ assets at fair value, as of December 31, 2014 and 2013.  A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair measurement.  A financial instrument’s level within the fair value hierarchy is not representative of its expected performance or its overall risk profile, and therefore Level 3 assets are not necessarily higher risk than Level 2 assets or Level 1 assets.  There were no Level 3 assets for any years presented.

Mutual funds are valued based on the closing price reported on the active market on which the individual securities are traded.  The investment strategy for each type of mutual fund is identified below the table and referenced by number.

December 31, 2014
(Dollars in thousands)	Level 1	Level 2	Total
Mutual funds
Bond (1)	$12,842	$-	$12,842
International equity (2)	12,003	-	12,003
Money market (3)	2,053	-	2,053
US large cap (4)	20,191	-	20,191
US small cap (5)	4,234	-	4,234
Other	-	1	1
Total plan assets at fair value	$51,323	$1	$51,324

December 31, 2013
(Dollars in thousands)	Level 1	Level 2	Total
Mutual funds
Bond (1)	$12,697	$-	$12,697
International equity (2)	9,876	-	9,876
Money market (3)	1,798	-	1,798
US large cap (4)	20,861	-	20,861
US small cap (5)	4,500	-	4,500
Other	-	11	11
Total plan assets at fair value	$49,732	$11	$49,743

(1)     Bond - The funds seek to achieve a maximum total return, consistent with preservation of capital and prudent investment management by investing in a wide spectrum of fixed income instruments including bonds, debt securities and other similar instruments issued by government and private-sector entities.

(2)     International equity - The funds seek to provide long-term capital appreciation by investing in the stocks of companies located outside the United States that are considered to have the potential for above-average capital appreciation.

(3)     Money market - The fund seeks as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity by investing in a diversified portfolio of high-quality, dollar-denominated short-term debt securities.

(4)     US large cap - The funds seek to track the performance of several benchmark indices that measure the investment return of large-capitalization stocks.  The funds attempt to replicate the indices by investing substantially all of their assets in the stocks that make up the various indices in approximately the same proportion as the weighting in the indices.

(5)     US small cap - The fund seeks to track the performance of a benchmark index that measures the investment return of small-capitalization stocks.  The fund attempts to replicate the index by investing substantially all of its assets in the stocks that make up the index in approximately the same proportion as the weighting in the index.

The following table summarizes how plan assets are invested.

		Allocation of Plan Assets
		at December 31,
Investment	Target Asset
Category	Allocation	2014	2013
U.S. equities	46%	47.6%	51.0%
International equities	24%	23.4%	19.9%
Debt securities	30%	29.0%	29.1%

The post-retirement benefit fund engages multiple asset managers to ensure proper diversification of the investment portfolio within each asset category.  The investment objective is to meet or exceed the rate of return of a performance index comprised of 46% Dow Jones U.S. Total Stock Market Index, 24% FTSE All World (excluding U.S.) Stock Index, and 30% Barclays Capital Aggregate Bond

Index.  The three-year and five-year average rates of return for TDS’ post-retirement benefit fund are 13.26% and 10.30%, respectively.

The post-retirement benefit fund does not hold any debt or equity securities issued by TDS, U.S. Cellular or any related parties.

TDS is not required to set aside current funds for its future retiree health and life insurance benefits.  The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances.  In accordance with applicable income tax regulations, total accumulated contributions to fund the costs of future retiree medical benefits are restricted to an amount not to exceed 25% of the total accumulated contributions to the trust.  An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25% limitation.  TDS has not determined whether it will make a contribution to the plan in 2015.

Net periodic benefit cost recorded in the Consolidated Statement of Operations includes the following components:

Year Ended December 31,	2014	2013	2012
(Dollars in thousands)
Service cost	$1,018	$1,348	$1,197
Interest cost	2,255	2,137	2,297
Expected return on plan assets	(3,402)	(3,065)	(2,995)
Amortization of prior service costs (1)	(3,644)	(3,605)	(3,735)
Amortization of actuarial losses (2)	1,287	2,452	2,517
Net post-retirement cost (benefit)	$(2,486)	$(733)	$(719)

(1)	Based on straight-line amortization over the average time remaining before active employees become fully eligible for plan benefits.

(2)	Based on straight-line amortization over the average time remaining before active employees retire.

The following assumptions were used to determine benefit obligations and net periodic benefit cost:

December 31,	2014	2013
Benefit obligations
Discount rate	4.20%	5.00%

Net periodic benefit cost
Discount rate	5.00%	4.00%
Expected return on plan assets	7.00%	7.00%

The discount rate for 2014 and 2013 was determined using a hypothetical Aa spot yield curve represented by a series of annualized individual spot discount rates from six months to 99 years.  The spot rate curve was derived from a direct calculation of the implied forward rate curve based on the included bond cash flows.  This yield curve, when populated with projected cash flows that represent the expected timing and amount of TDS plan benefit payments, produces a single effective interest discount rate that is used to measure the plan’s liabilities.

The expected rate of return was determined using the target asset allocation for the TDS plan and rate of return expectations for each asset class.

The measurement date for actuarial determination was December 31, 2014.  For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was assumed for 2014 to be 7.8% for plan participants aged 65 and above, and 7.5% for participants under age 65.  For all participants the 2014 annual rate of increase is expected to decrease to 5.0% by 2022. The 2013 expected rate of increase was 7.5% for plan participants aged 65 and above, and 7.9% for participants under age 65, decreasing to 5.0% for all participants by 2021.

A 1% increase or decrease in assumed health care cost trend rates would have the following effects as of and for the year ended December 31, 2014:

	One Percent
	Increase	Decrease
(Dollars in thousands)
Effect on total service and interest cost components	$25	$(23)
Effect on post-retirement benefit obligation	$423	$(393)

The following estimated future benefit payments, which reflect expected future service, are expected to be paid:

Year
(Dollars in thousands)
2015	$1,687
2016	1,719
2017	1,662
2018	1,652
2019	1,667
2020-2024	9,442

NOTE 13 COMMITMENTS AND CONTINGENCIES

Agreements

•         On November 25, 2014, U.S. Cellular executed a Master Statement of Work and certain other documents with Amdocs Software Systems Limited (“Amdocs”), effective October 1, 2014, that inter-relate with but rearrange the structure under previous Amdocs Agreements.  The agreement provides that U.S. Cellular will now outsource to Amdocs certain support functions for its Billing and Operational Support System (“B/OSS”).  Such functions include application support, billing operations and some infrastructure services.  The agreement has a term through September 30, 2019, subject to five one-year renewal periods at U.S. Cellular’s option.  The total estimated amount to be paid to Amdocs with respect to the agreement during the initial five-year term is approximately $110 million (exclusive of travel and expenses and subject to certain potential adjustments).

•         During 2013, U.S. Cellular entered into agreements with Apple to purchase certain minimum quantities of Apple iPhone products and fund marketing programs related to the Apple iPhone and iPad products over a three-year period beginning in November 2013.  Based on current forecasts, TDS estimates that the remaining contractual commitment as of December 31, 2014 under these agreements is approximately $818 million.  At this time, TDS expects to meet its contractual commitments with Apple.

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

As of December 31, 2014, future minimum rental payments required under operating leases and rental receipts expected under operating leases that have noncancellable lease terms in excess of one year were as follows:

	Operating Leases Future Minimum Rental Payments*	Operating Leases Future Minimum Rental Receipts
(Dollars in thousands)
2015	$155,476	$54,463
2016	139,346	43,918
2017	119,384	34,619
2018	102,014	24,095
2019	86,580	12,038
Thereafter	798,530	8,558
Total	$1,401,330	$177,691

*Includes $88.4 million of future lease payments associated with leases transferred in January 2015 per the second closing of the tower sale.  See Note 6 — Acquisitions, Divestitures and Exchanges for additional information.

For 2014, 2013 and 2012, rent expense for noncancellable long-term leases was $177.0 million, $187.4 million and $204.1 million, respectively; and rent expense under cancellable short-term leases was $8.8 million, $12.5 million and $10.4 million, respectively.

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

TDS has accrued $0.4 million and $0.3 million with respect to legal proceedings and unasserted claims as of December 31, 2014 and 2013, respectively.  TDS has not accrued any amount for legal proceedings if it cannot estimate the amount of the possible loss or range of loss. TDS does not believe that the amount of any contingent loss in excess of the amounts accrued would be material.

NOTE 14 VARIABLE INTEREST ENTITIES (VIEs)

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

Consolidated VIEs

As of December 31, 2014, TDS holds a variable interest in and consolidates the following VIEs under GAAP:

•         Advantage Spectrum L.P. (“Advantage Spectrum”) and Frequency Advantage L.P., the general partner of Advantage Spectrum;

•         Aquinas Wireless L.P. (“Aquinas Wireless”); and

•         King Street Wireless L.P. (“King Street Wireless”) and King Street Wireless, Inc., the general partner of King Street Wireless.

The power to direct the activities that most significantly impact the economic performance of Advantage Spectrum, Aquinas Wireless and King Street Wireless (collectively, the “limited partnerships”) is shared. Specifically, the general partner of these VIEs has the exclusive right to manage, operate and control the limited partnerships and make all decisions to carry on the business of the partnerships; however, the general partner of each partnership needs consent of the limited partner, a TDS subsidiary, to sell or lease certain licenses, to make certain large expenditures, admit other partners or liquidate the limited partnerships. Although the power to direct the activities of the VIEs is shared, TDS has a disproportionate level of exposure to the variability associated with the economic performance of the VIEs, indicating that TDS is the primary beneficiary of the VIEs in accordance with GAAP.  Accordingly, these VIEs are consolidated.

The following table presents the classification of the consolidated VIEs’ assets and liabilities in TDS’ Consolidated Balance Sheet.

December 31,	2014	2013
(Dollars in thousands)
Assets
Cash and cash equivalents	$2,588	$2,076
Other current assets	278	1,184
Licenses	312,977	310,475
Property, plant and equipment, net	10,671	18,600
Other assets and deferred charges	60,059	511
Total assets	$386,573	$332,846

Liabilities
Current liabilities	$110	$46
Deferred liabilities and credits	622	3,139
Total liabilities	$732	$3,185

Other Related Matters

An FCC auction of AWS-3 spectrum licenses, referred to as Auction 97, began in November 2014 and ended in January 2015.  TDS participated in Auction 97 indirectly through its interest in Advantage Spectrum.  A subsidiary of U.S. Cellular is a limited partner in Advantage Spectrum.  Advantage Spectrum qualified as a “designated entity,” and thereby was eligible for bid credits with respect to spectrum purchased in Auction 97.  To participate in this auction, a $60.0 million deposit was made to the FCC in 2014.  Such amount is reflected in Other Assets and Deferred Charges in the Consolidated Balance Sheet.  Advantage Spectrum was the provisional winning bidder for 124 licenses for an aggregate bid of $338.3 million, net of its anticipated designated entity discount of 25%. Advantage Spectrum’s bid amount, less the initial deposit of $60.0 million, plus certain other charges totaling $2.3 million, are required to be paid to the FCC by March 2, 2015.

Advantage Spectrum, Aquinas Wireless and King Street Wireless were formed to participate in FCC auctions of wireless spectrum and to fund, establish, and provide wireless service with respect to any FCC licenses won in the auctions.  As such, these entities have risks similar to those described in the “Risk Factors” in TDS’ Annual Report on Form 10-K.

TDS’ capital contributions and advances made to its VIEs totaled $60.9 million in the year ended December 31, 2014. In 2013, there were no capital contributions or advances made to VIEs or their general partners that were not VIEs.

TDS may agree to make additional capital contributions and/or advances to Advantage Spectrum, Aquinas Wireless or King Street Wireless and/or to their general partners to provide additional funding for the development of licenses granted in various auctions.  TDS may finance such amounts with a combination of cash on hand, borrowings under its revolving credit agreement and/or long-term debt.  There is no assurance that TDS will be able to obtain additional financing on commercially reasonable terms or at all to provide such financial support.

The limited partnership agreements of Advantage Spectrum, Aquinas Wireless and King Street Wireless also provide the general partner with a put option whereby the general partner may require the limited partner, a subsidiary of U.S. Cellular, to purchase its interest in the limited partnership.  The general partner’s put options related to its interests in King Street Wireless and Aquinas Wireless will become exercisable in 2019 and 2020, respectively.  The general partner’s put options related to its interest in Advantage Spectrum will become exercisable on the fifth and sixth anniversaries of the issuance of any license. The put option price is determined pursuant to a formula that takes into consideration fixed interest rates and the market value of U.S. Cellular’s Common Shares.  Upon exercise of the put option, the general partner is required to repay borrowings due to U.S. Cellular.  If the general partner does not elect to exercise its put option, the general partner may trigger an appraisal process in which the limited partner (a subsidiary of U.S. Cellular) may have the right, but not the obligation, to purchase the general partner’s interest in the limited partnership at a price and on other terms and conditions specified in the limited partnership agreement.  In accordance with requirements under GAAP, TDS is required to calculate a theoretical redemption value for all of the put options assuming they are exercisable at the end of each reporting period, even though such exercise is not contractually permitted.  Pursuant to GAAP, this theoretical redemption value, net of amounts payable to U.S. Cellular for loans and accrued interest thereon made by U.S. Cellular to the general partners the (“net put value”), was $1.2 million and $0.5 million at December 31, 2014 and 2013, respectively.  The net put value is recorded as Noncontrolling interests with redemption features in TDS’ Consolidated Balance Sheet.  Also in accordance with GAAP, changes in the redemption value of the put options, net of interest accrued on the loans, are recorded as a component of Net income attributable to noncontrolling interests, net of tax, in TDS’ Consolidated Statement of Operations.

NOTE 15 NONCONTROLLING INTERESTS

The following schedule discloses the effects of Net income attributable to TDS shareholders and changes in TDS’ ownership interest in U.S. Cellular on TDS’ equity for 2014, 2013 and 2012:

Year Ended December 31,	2014	2013	2012

(Dollars in thousands)
Net income (loss) attributable to TDS shareholders	$(136,355)	$141,927	$81,861
Transfer (to) from the noncontrolling interests
Change in TDS’ Capital in excess of par value from U.S. Cellular's issuance of U.S. Cellular shares	(12,420)	(14,135)	(8,854)
Change in TDS’ Capital in excess of par value from U.S. Cellular’s repurchase of U.S. Cellular shares	1,296	3,370	4,789
Change in TDS’ Capital in excess of par value from common control transaction	7,484	-	-
Purchase of ownership in subsidiaries from noncontrolling interests	(1,034)	(123)	4,397
Net transfers (to) from noncontrolling interests	(4,674)	(10,888)	332
Change from net income (loss) attributable to TDS shareholders and transfers (to) from noncontrolling interests	$(141,029)	$131,039	$82,193

Mandatorily Redeemable Noncontrolling Interests in Finite-Lived Subsidiaries

TDS’ consolidated financial statements include certain noncontrolling interests that meet the GAAP definition of mandatorily redeemable financial instruments. These mandatorily redeemable noncontrolling interests represent interests held by third parties in consolidated partnerships, where the terms of the underlying partnership agreement provide for a defined termination date at which time the assets of the subsidiary are to be sold, the liabilities are to be extinguished and the remaining net proceeds are to be distributed to the noncontrolling interest holders and TDS in accordance with the respective partnership agreements. The termination dates of these mandatorily redeemable noncontrolling interests range from 2085 to 2113.

The estimated aggregate amount that would be due and payable to settle all of these noncontrolling interests, assuming an orderly liquidation of the finite-lived consolidated partnerships on December 31, 2014, net of estimated liquidation costs, is $3.6 million.  This amount excludes redemption amounts recorded in Noncontrolling interests with redemption features in the Consolidated Balance Sheet.  The estimate of settlement value was based on certain factors and assumptions which are subjective in nature. Changes in those factors and assumptions could result in a materially larger or smaller settlement amount. TDS currently has no plans or intentions relating to the liquidation of any of the related partnerships prior to their scheduled termination dates. The corresponding carrying value of the mandatorily redeemable noncontrolling interests in finite-lived consolidated partnerships at December 31, 2014 was $3.0 million, and is included in Noncontrolling interests in the Consolidated Balance Sheet. The excess of the aggregate settlement value over the aggregate carrying value of these mandatorily redeemable noncontrolling interests is due primarily to the unrecognized appreciation of the noncontrolling interest holders’ share of the underlying net assets in the consolidated partnerships. Neither the noncontrolling interest holders’ share, nor TDS’ share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements.

NOTE 16 COMMON SHAREHOLDERS' EQUITY

Common Stock

As of December 31, 2014, Series A Common Shares were convertible, on a share for share basis, into Common Shares and 7,178,943 Common Shares were reserved for possible issuance upon conversion of Series A Common Shares.

The following table summarizes the number of Common and Series A Common Shares issued and repurchased.

	Common Shares	Common Treasury Shares	Series A Common Shares
(Shares in thousands)
Balance December 31, 2011	125,502	24,165	7,119
Repurchase of shares	-	868	-
Conversion of Series A Common Shares	10	-	(10)
Dividend reinvestment, incentive and compensation plans	-	(392)	51
Balance December 31, 2012	125,512	24,641	7,160
Repurchase of shares	-	339	-
Conversion of Series A Common Shares	33	-	(33)
Dividend reinvestment, incentive and compensation plans	-	(1,026)	39
Balance December 31, 2013	125,545	23,954	7,166
Repurchase of shares	-	1,542	-
Conversion of Series A Common Shares	25	-	(25)
Dividend reinvestment, incentive and compensation plans	-	(646)	38
Balance December 31, 2014	125,570	24,850	7,179

Tax-Deferred Savings Plan

TDS has reserved 90,341 Common Shares at December 31, 2014, for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit‑sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code.  Participating employees have the option of investing their contributions and TDS’ contributions in a TDS Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds.

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

Share repurchases made under these authorizations and prior authorizations, were as follows:

Year Ended December 31,	Number of	Average Cost
(Shares and dollar amounts in thousands, except per share amounts)	Shares	Per Share	Amount
2014
U.S. Cellular Common Shares	496	$38.19	$18,943

TDS Common Shares	1,542	25.36	39,096

2013
U.S. Cellular Common Shares	499	$37.19	$18,544

TDS Common Shares	339	28.60	9,692

2012
U.S. Cellular Common Shares	571	$35.11	$20,045

TDS Common Shares	868	23.08	20,026

NOTE 17 STOCK-BASED COMPENSATION

TDS Consolidated

The following table summarizes stock-based compensation expense recognized during 2014, 2013 and 2012:

Year Ended December 31,	2014	2013	2012
(Dollars in thousands)
Stock option awards	$15,802	$12,973	$20,884
Restricted stock unit awards	17,968	15,535	19,025
Deferred compensation bonus and matching stock unit awards	690	550	749
Awards under Non-Employee Director compensation plan	1,333	1,280	1,213
Total stock-based compensation, before income taxes	35,793	30,338	41,871
Income tax benefit	(13,519)	(11,459)	(15,848)
Total stock-based compensation expense, net of income taxes	$22,274	$18,879	$26,023

At December 31, 2014, unrecognized compensation cost for all stock‑based compensation awards was $39.0 million and is expected to be recognized over a weighted average period of 2.0 years.

The following table provides a summary of the stock-based compensation expense included in the Consolidated Statement of Operations for the years ended:

December 31,	2014	2013	2012
(Dollars in thousands)
Selling, general and administrative expense	$32,505	$27,130	$38,563
Cost of services and products	3,288	3,208	3,308
Total stock-based compensation	$35,793	$30,338	$41,871

TDS’ tax benefits realized from the exercise of stock options and other awards totaled $8.6 million in 2014.

TDS (excluding U.S. Cellular)

The information in this section relates to stock‑based compensation plans using the equity instruments of TDS.  Participants in these plans are employees of TDS Corporate and TDS Telecom and Non-employee Directors of TDS.  Information related to plans using the equity instruments of U.S. Cellular are shown in the U.S. Cellular section following the TDS section.

Under the TDS Long-Term Incentive Plans, TDS may grant fixed and performance based incentive and non-qualified stock options,

restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. .

TDS had reserved 17,971,000 Common Shares at December 31, 2014 for equity awards granted and to be granted under the TDS Long-Term Incentive Plans in effect.  At December 31, 2014, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards.

TDS has also established a Non-Employee Directors’ compensation plan under which it has reserved 167,000 TDS Common Shares at December 31, 2014 for issuance as compensation to members of the Board of Directors who are not employees of TDS.

TDS uses treasury stock to satisfy requirements for shares issued pursuant to its various stock-based compensation plans.

Long-Term Incentive Plan—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years.  Stock options generally vest over periods up to three years from the date of grant.  Stock options outstanding at December 31, 2014 expire between 2015 and 2024.  However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement.  Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options.  The exercise price of options equals the market value of TDS common stock on the date of grant.

TDS estimated the fair value of stock options granted in 2014, 2013 and 2012 using the Black Scholes valuation model and the assumptions shown in the table below:

	2014	2013	2012
Expected life	5.8 Years	5.7 Years	5.5 Years
Expected annual volatility rate	39.6%	41.0%	41.1%
Dividend yield	2.0%	2.3%	2.4%
Risk-free interest rate	1.8%	1.0%	0.9%
Estimated annual forfeiture rate	2.9%	2.9%	2.9%

Prior to 2013, the fair value of options was recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which was generally the vesting period.  Beginning with grants in 2013, stock option awards cliff vest in three years.  Therefore, compensation cost is recognized on a straight-line basis over the requisite service period.

A summary of TDS stock options (total and portion exercisable) and changes during the three years ended December 31, 2014, is presented in the tables and narrative below.

					Weighted
					Average
		Weighted	Weighted		Remaining
		Average	Average	Aggregate	Contractual
	Number of	Exercise	Grant Date	Intrinsic	Life
Common Share Options	Options	Prices	Fair Value	Value	(in years)
Outstanding at December 31, 2011	7,216,000	$33.89
(4,865,000 exercisable)		36.67
Granted	1,702,000	20.79	$6.28
Exercised	(1,000)	20.65		$4,000
Forfeited	(106,000)	23.81
Expired	(298,000)	30.12
Outstanding at December 31, 2012	8,513,000	$31.53
(5,782,000 exercisable)		35.12
Granted	1,259,000	22.60	$7.01
Exercised	(683,000)	25.33		$2,450,000
Forfeited	(81,000)	23.75
Expired	(228,000)	34.10
Outstanding at December 31, 2013	8,780,000	$30.74
(6,160,000 exercisable)		34.13
Granted	930,000	26.83	$8.66
Exercised	(40,000)	21.28		$174,000
Forfeited	(73,000)	23.05
Expired	(457,000)	34.55
Outstanding at December 31, 2014	9,140,000	$30.25		$9,651,000	5.6
(6,487,000 exercisable)		$32.93		$4,143,000	4.5

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between TDS’ closing stock prices and the exercise price, multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2014.

Long-Term Incentive Plans—Restricted Stock Units—TDS also grants restricted stock unit awards to key employees. Each outstanding restricted stock unit is convertible into one Common Share Award. The restricted stock unit awards currently outstanding were granted in 2013 and 2014 and will vest in May 2016 and 2017, respectively.

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

A summary of TDS nonvested restricted stock units and changes during the year ended December 31, 2014 is presented in the table below:

Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2013	663,000	$20.43
Granted	355,000	$25.26
Vested	(300,000)	$19.68
Forfeited	(26,000)	$21.31
Nonvested at December 31, 2014	692,000	$23.20

The total fair values as of the respective vesting dates of restricted stock units vested during 2014, 2013 and 2012 were $7.5 million, $5.8 million and $3.4 million, respectively. The weighted average grant date fair value of restricted stock units granted in 2014, 2013 and 2012 was $25.26, $21.09 and $19.62, respectively.

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

The total fair values of deferred compensation stock units that vested during 2014, 2013 and 2012 were $0.1 million, $0.1 million and $0.1 million, respectively.  The weighted average grant date fair value of deferred compensation stock units granted in 2014, 2013 and 2012 was $23.27, $21.99 and $24.18, respectively. As of December 31, 2014, there were 249,000 vested but unissued deferred compensation stock units valued at $6.3 million.

Compensation of Non-Employee Directors—TDS issued 33,000, 33,000 and 22,000 Common Shares under its Non-Employee Director plan in 2014, 2013 and 2012, respectively.

Dividend Reinvestment Plans (“DRIP”)—TDS had reserved 1,028,000 Common Shares at December 31, 2014, for issuance under Automatic Dividend Reinvestment and Stock Purchase Plans and 141,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan.  These plans enabled holders of TDS’ Common Shares and Preferred Shares to reinvest cash dividends in Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares.  The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS’ Common Shares on the New York Stock Exchange for the ten trading days preceding the date on which the purchase is made.  These plans are considered non-compensatory plans, therefore no compensation expense is recognized for stock issued under these plans.

U.S. Cellular

The information in this section relates to stock‑based compensation plans using the equity instruments of U.S. Cellular.  Participants in these plans are employees of U.S. Cellular and Non-employee Directors of U.S. Cellular.  Information related to plans using the equity instruments of TDS are shown in the previous section.

U.S. Cellular has established the following stock‑based compensation plans: long-term incentive plans and a Non-Employee Director compensation plan.

Under the U.S. Cellular Long-Term Incentive Plans, U.S. Cellular may grant fixed and performance based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees.  At December 31, 2014, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, and deferred compensation stock unit awards.

On June 25, 2013, U.S. Cellular paid a special cash dividend to all holders of U.S. Cellular Common Shares and Series A Common Shares as of June 11, 2013.  Outstanding U.S. Cellular stock options, restricted stock unit awards and deferred compensation stock units were equitably adjusted for the special cash dividend.  The impact of such adjustments are fully reflected for all years presented.  See Note 5 – Earnings Per Share for additional information.

At December 31, 2014, U.S. Cellular had reserved 9,782,000 Common Shares for equity awards granted and to be granted under the Long-Term Incentive Plans.

U.S. Cellular also has established a Non-Employee Director compensation plan under which it has reserved 197,000 Common Shares at December 31, 2014 for issuance as compensation to members of the Board of Directors who are not employees of U.S. Cellular or TDS.

U.S. Cellular uses treasury stock to satisfy requirements for Common Shares issued pursuant to its various stock-based compensation plans.

Long-Term Incentive Plans—Stock Options—Stock options granted to key employees are exercisable over a specified period not in excess of ten years.  Stock options generally vest over a period of three years from the date of grant.  Stock options outstanding at December 31, 2014 expire between 2015 and 2024.  However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement.  Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options.  The exercise price of options equals the market value of U.S. Cellular Common Shares on the date of grant.

U.S. Cellular estimated the fair value of stock options granted during 2014, 2013, and 2012 using the Black-Scholes valuation model and the assumptions shown in the table below.

	2014	2013	2012
Expected life	4.5 years	4.6-9.0 years	4.5 years
Expected annual volatility rate	28.0%-28.1%	29.2%-39.6%	40.7%-42.6%
Dividend yield	0%	0%	0%
Risk-free interest rate	1.4%-1.5%	0.7%-2.4%	0.5%-0.9
Estimated annual forfeiture rate	9.4%	0.0%-8.1%	0.0%-9.1%

The fair value of options is recognized as compensation cost using an accelerated attribution method over the requisite service periods of the awards, which is generally the vesting period.

A summary of U.S. Cellular stock options outstanding (total and portion exercisable) and changes during the three years ended December 31, 2014, is presented in the table below:

					Weighted
					Average
		Weighted	Weighted		Remaining
		Average	Average	Aggregate	Contractual
	Number of	Exercise	Grant Date	Intrinsic	Life
Common Share Options	Options	Price	Fair Value	Value	(in years)

Outstanding at December 31, 2011	2,834,000	$43.07
(1,533,000 exercisable)		46.23
Granted	677,000	34.91	$12.61
Exercised	(47,000)	29.82		$205,000
Forfeited	(117,000)	38.45
Expired	(133,000)	46.17
Outstanding at December 31, 2012	3,214,000	$41.58
(1,928,000 exercisable)		43.99
Granted	1,213,000	32.45	$11.53
Exercised	(892,000)	34.78		$6,787,000
Forfeited	(574,000)	34.17
Expired	(247,000)	48.35
Outstanding at December 31, 2013	2,714,000	$42.22
(1,359,000 exercisable)		46.91
Granted	1,116,000	41.21	$10.68
Exercised	(233,000)	32.80		$1,966,000
Forfeited	(144,000)	35.09
Expired	(65,000)	45.68
Outstanding at December 31, 2014	3,388,000	$41.51		$7,495,000	6.70
(1,586,000 exercisable)		$45.28		$2,984,000	4.40

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between U.S. Cellular’s closing stock price and the exercise price multiplied by the number of in-the-money options) that was received by the option holders upon exercise or that would have been received by option holders had all options been exercised on December 31, 2014.

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

A summary of U.S. Cellular nonvested restricted stock units at December 31, 2014 and changes during the year then ended is presented in the table below:

Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2013	1,170,000	$36.46
Granted	370,000	41.24
Vested	(274,000)	41.92
Forfeited	(124,000)	34.38
Nonvested at December 31, 2014	1,142,000	$35.60

The total fair value of restricted stock units that vested during 2014, 2013 and 2012 was $11.1 million, $8.8 million and $8.9 million, respectively, as of the respective vesting dates.  The weighted average grant date fair value of restricted stock units granted in 2014, 2013 and 2012 was $41.24, $32.06 and $34.09, respectively.

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

There were no deferred compensation stock units granted or that vested during 2014.  The total fair value of deferred compensation stock units that vested during 2013 and 2012 was less than $0.1 million in each year.  The weighted average grant date fair value of deferred compensation stock units granted in 2013 and 2012 was $31.50 and $36.34, respectively.  As of December 31, 2014, there were no vested or unissued deferred compensation stock units outstanding.

Compensation of Non-Employee Directors—U.S. Cellular issued 14,200, 13,000 and 7,600 Common Shares in 2014, 2013 and 2012, respectively, under its Non-Employee Director compensation plan.

NOTE 18 BUSINESS SEGMENT INFORMATION

U.S. Cellular and TDS Telecom are billed for all services they receive from TDS, consisting primarily of information processing, accounting and finance, and general management services.  Such billings are based on expenses specifically identified to U.S. Cellular and TDS Telecom and on allocations of common expenses.  Management believes the method used to allocate common expenses is reasonable and that all expenses and costs applicable to U.S. Cellular and TDS Telecom are reflected in the accompanying business segment information on a basis that is representative of what they would have been if U.S. Cellular and TDS Telecom operated on a stand-alone basis.

Financial data for TDS’ reportable segments for 2014, 2013 and 2012, is as follows.

		TDS Telecom
Year Ended or as of December 31, 2014	U.S. Cellular	Wireline	Cable	HMS	TDS Telecom Eliminations	TDS Telecom Total	Corporate, Eliminations and Other	Total
(Dollars in thousands)
Operating revenues
Service	$3,397,937	$714,586	$116,855	$109,766	$(3,697)	$937,510	$(6,793)	$4,328,654
Equipment and product sales	494,810	1,836	-	148,966	-	150,802	35,172	680,784
Total operating revenues	3,892,747	716,422	116,855	258,732	(3,697)	1,088,312	28,379	5,009,438
Cost of services (excluding Depreciation, amortization and accretion expense reported below)	769,911	256,878	54,265	77,392	(3,504)	385,031	9,716	1,164,658
Cost of equipment and products	1,192,669	2,336	-	126,362	-	128,698	25,444	1,346,811
Selling, general and administrative	1,591,914	189,956	36,175	53,020	(193)	278,958	(5,065)	1,865,807
Depreciation, amortization and accretion	605,997	169,044	23,643	26,912	-	219,599	10,936	836,532
Loss on impairment of assets	-	-	-	84,000	-	84,000	3,802	87,802
(Gain) loss on asset disposals, net	21,469	2,091	2,482	181	-	4,754	308	26,531
(Gain) loss on sale of business and other exit costs, net	(32,830)	(2,357)	-	-	-	(2,357)	19,341	(15,846)
(Gain) loss on license sales and exchanges	(112,993)	-	-	-	-	-	-	(112,993)
Operating income (loss)	(143,390)	98,474	290	(109,135)	-	(10,371)	(36,103)	(189,864)
Equity in earnings of unconsolidated entities	129,764	8	-	-	-	8	2,193	131,965
Interest and dividend income	12,148	2,396	8	26	-	2,430	2,379	16,957
Interest expense	(57,386)	2,695	95	(1,602)	-	1,188	(55,199)	(111,397)
Other, net	160	(32)	(1)	12	-	(21)	(24)	115
Income (loss) before income taxes	(58,704)	103,541	392	(110,699)	-	(6,766)	(86,754)	(152,224)
Add back:
Depreciation, amortization and accretion	605,997	169,044	23,643	26,912	-	219,599	10,936	836,532
Loss on impairment of assets	-	-	-	84,000	-	84,000	3,802	87,802
(Gain) loss on sale of business and other exit costs, net	(32,830)	(2,357)	-	-	-	(2,357)	19,341	(15,846)
(Gain) loss on license sales and exchanges	(112,993)	-	-	-	-	-	-	(112,993)
Interest expense	57,386	(2,695)	(95)	1,602	-	(1,188)	55,199	111,397
Adjusted income before income taxes	$458,856	$267,533	$23,940	$1,815	$-	$293,288	$2,524	$754,668

Investments in unconsolidated entities	$283,014	$3,803	$-	$-	$-	$3,803	$34,912	$321,729
Total assets	$6,487,268	$1,419,478	$563,585	$268,972	$-	$2,252,035	$167,636	$8,906,939
Capital expenditures	$557,615	$135,805	$35,640	$36,618	$-	$208,063	$4,899	$770,577

		TDS Telecom
Year Ended or as of December 31, 2013	U.S. Cellular	Wireline	Cable	HMS	TDS Telecom Eliminations	TDS Telecom Total	Corporate, Eliminations and Other Reconciling Items	Total
(Dollars in thousands)
Operating revenues
Service	$3,594,773	$723,372	$35,883	$94,875	$(1,063)	$853,067	$(4,349)	$4,443,491
Equipment and product sales	324,063	3,195	-	90,741	-	93,936	39,746	457,745
Total operating revenues	3,918,836	726,567	35,883	185,616	(1,063)	947,003	35,397	4,901,236
Cost of services (excluding Depreciation, amortization and accretion reported below)	763,435	266,635	17,274	60,423	(1,000)	343,332	11,416	1,118,183
Cost of equipment and products	999,000	3,831	-	75,991	-	79,822	28,311	1,107,133
Selling, general and administrative	1,677,395	220,097	11,054	44,945	(63)	276,033	(5,650)	1,947,778
Depreciation, amortization and accretion	803,781	170,868	7,571	24,262	-	202,701	11,595	1,018,077
(Gain) loss on asset disposals, net	30,606	130	28	125	-	283	(48)	30,841
(Gain) loss on sale of business and other exit costs, net	(246,767)	-	-	-	-	-	(53,889)	(300,656)
(Gain) loss on license sales and exchanges	(255,479)	-	-	-	-	-	-	(255,479)
Operating income (loss)	146,865	65,006	(44)	(20,130)	-	44,832	43,662	235,359
Equity in earnings of unconsolidated entities	131,949	19	-	-	-	19	746	132,714
Interest and dividend income	3,961	1,759	2	63	-	1,824	3,307	9,092
Gain (loss) on investments	18,556	830	-	-	-	830	(4,839)	14,547
Interest expense	(43,963)	3,265	(74)	(1,626)	-	1,565	(56,413)	(98,811)
Other, net	288	(214)	-	29	-	(185)	(140)	(37)
Income (loss) before income taxes	257,656	70,665	(116)	(21,664)	-	48,885	(13,677)	292,864
Add back:
Depreciation, amortization and accretion	803,781	170,868	7,571	24,262	-	202,701	11,595	1,018,077
(Gain) loss on sale of business and other exit costs, net	(246,767)	-	-	-	-	-	(53,889)	(300,656)
(Gain) loss on license sales and exchanges	(255,479)	-	-	-	-	-	-	(255,479)
Gain (loss) on investments	(18,556)	(830)	-	-	-	(830)	4,839	(14,547)
Interest expense	43,963	(3,265)	74	1,626	-	(1,565)	56,413	98,811
Adjusted income before income taxes	$584,598	$237,438	$7,529	$4,224	$-	$249,191	$5,281	$839,070

Investments in unconsolidated entities	$265,585	$3,809	$-	$-	$-	$3,809	$32,378	$301,772
Total assets	$6,445,708	$1,452,502	$278,969	$328,397	$-	$2,059,868	$398,571	$8,904,147
Capital expenditures	$737,501	$140,009	$8,375	$16,474	$-	$164,858	$7,301	$909,660

		TDS Telecom
Year Ended or as of December 31, 2012	U.S. Cellular	Wireline	HMS	TDS Telecom Eliminations	TDS Telecom Total	Corporate, Eliminations and Other Reconciling Items	Total
(Dollars in thousands)
Operating revenues
Service	$4,098,856	$738,216	$77,096	$(252)	$815,060	$38,687	$4,952,603
Equipment and product sales	353,228	3,532	35,914	-	39,446	-	392,674
Total operating revenues	4,452,084	741,748	113,010	(252)	854,506	38,687	5,345,277
Cost of services (excluding Depreciation, amortization and accretion reported below)	946,805	270,333	46,836	(252)	316,917	10,903	1,274,625
Cost of equipment and products	935,947	3,732	28,945	-	32,677	29,321	997,945
Selling, general and administrative	1,764,933	235,716	34,193	-	269,909	(941)	2,033,901
Depreciation, amortization and accretion	608,633	172,526	20,568	-	193,094	11,899	813,626
Loss on impairment of assets	-	-	-	-	-	515	515
(Gain) loss on asset disposals, net	18,088	1,020	108	-	1,128	525	19,741
(Gain) loss on sale of business and other exit costs, net	21,022	39	-	-	39	-	21,061
Operating income (loss)	156,656	58,382	(17,640)	-	40,742	(13,535)	183,863
Equity in earnings of unconsolidated entities	90,364	10	-	-	10	2,493	92,867
Interest and dividend income	3,644	3,085	25	-	3,110	2,494	9,248
Gain (loss) on investments	(3,718)	-	-	-	-	-	(3,718)
Interest expense	(42,393)	2,674	(1,160)	-	1,514	(45,866)	(86,745)
Other, net	500	(353)	(1)	-	(354)	574	720
Income (loss) before income taxes	205,053	63,798	(18,776)	-	45,022	(53,840)	196,235
Add back:
Depreciation, amortization and accretion	608,633	172,526	20,568	-	193,094	11,899	813,626
Loss on impairment of assets	-	-	-	-	-	515	515
(Gain) loss on sale of business and other exit costs, net	21,022	39	-	-	39	-	21,061
Gain (loss) on investments	3,718	-	-	-	-	-	3,718
Interest expense	42,393	(2,674)	1,160	-	(1,514)	45,866	86,745
Adjusted income before income taxes	$880,819	$233,689	$2,952	$-	$236,641	$4,440	$1,121,900

Investments in unconsolidated entities	$144,531	$3,809	$-	$-	$3,809	$31,581	$179,921
Total assets	$6,587,450	$1,519,698	$267,798	$-	$1,787,496	$248,954	$8,623,900
Capital expenditures	$836,748	$158,580	$15,344	$-	$173,924	$(6,051)	$1,004,621

Adjusted income before income taxes is a segment measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance.  Adjusted income before income taxes is defined as Income (loss) before income taxes, adjusted for the items set forth in the reconciliation above.  Adjusted income before income taxes excludes these items in order to show operating results on a more comparable basis from period to period. From time to time, TDS may also exclude other items from adjusted income before income taxes if such items help reflect operating results on a more comparable basis.  TDS does not intend to imply that any of such items that are excluded are non-recurring, infrequent or unusual; such items may occur in the future.  TDS believes Adjusted income before income taxes is a useful measure of TDS’ operating results before significant recurring non-cash charges, discrete gains and losses and financing charges (Interest expense).

 NOTE 19 SUPPLEMENTAL CASH FLOW DISCLOSURES

Following are supplemental cash flow disclosures regarding interest paid and income taxes paid.

Year Ended December 31,	2014	2013	2012
(Dollars in thousands)
Interest paid	$108,510	$96,241	$88,208
Income taxes paid (refunded)	48,876	175,629	(62,042)

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

TDS:

Year Ended December 31,	2014	2013	2012
(Dollars in thousands)
Common Shares withheld	109,061	265,748	49,840
Special Common Shares withheld	-	-	1,381

Aggregate value of Common Shares withheld	$2,751	$7,639	$1,102
Aggregate value of Special Common Shares withheld	$-	$-	$33

Cash receipts upon exercise of stock options	732	12,092	16
Cash disbursements for payment of taxes	(2,751)	(2,438)	(1,135)
Net cash receipts (disbursements) from exercise of stock options and vesting of other stock awards	$(2,019)	$9,654	$(1,119)

U.S. Cellular:

Year Ended December 31,	2014	2013	2012
(Dollars in thousands)
Common Shares withheld	163,355	606,582	92,846

Aggregate value of Common Shares withheld	$6,868	$25,179	$3,604

Cash receipts upon exercise of stock options	5,166	10,468	900
Cash disbursements for payment of taxes	(4,336)	(4,684)	(3,105)
Net cash receipts (disbursements) from exercise of stock options and vesting of other stock awards	$830	$5,784	$(2,205)

Under the American Recovery and Reinvestment Act of 2009 (“the Recovery Act”), TDS Telecom was awarded $105.1 million in federal grants and will provide $30.9 million of its own funds to complete 44 projects to provide broadband access in unserved areas. TDS Telecom received $15.3 million, $41.9 million, and $16.7 million in grants in 2014, 2013 and 2012, respectively. TDS Telecom has received cumulative grants of $78.9 million as of December 31, 2014. These funds reduced the carrying amount of the assets to which they relate. TDS Telecom had recorded $14.2 million and $23.6 million in grants receivable at December 31, 2014 and 2013, respectively.  These amounts were included as a component of Accounts receivable, Other, in the Consolidated Balance Sheet.

On September 27, 2012, the FCC conducted a single round, sealed bid, reverse auction to award up to $300 million in one-time Mobility Fund Phase I support to successful bidders that commit to provide 3G, or better, wireless service in areas designated as unserved by the FCC.  This auction was designated by the FCC as Auction 901. U.S. Cellular and several of its wholly-owned subsidiaries participated in Auction 901 and were winning bidders in eligible areas within 10 states and will receive up to $40.1 million in one-time support from the Mobility Fund. These funds when received reduce the carrying amount of the assets to which they relate or offset operating expenses.  In connection with these winning bids, in June 2013, U.S. Cellular provided $17.4 million letters of credit to the FCC, of which the entire amount remained outstanding as of December 31, 2014.  U.S. Cellular has received $13.4 million in support funds as of December 31, 2014, of which $1.9 million is included as a component of Other assets and deferred charges in the Consolidated Balance Sheet and $11.5 million reduced the carrying amount of the assets to which they relate, which are included in Property, plant and equipment in the Consolidated Balance Sheet.

NOTE 20 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecommunications Corporation and an Assistant Secretary of certain subsidiaries of TDS.  Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries.   TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $15.4 million in 2014, $17.6 million in 2013 and $13.6 million in 2012.

The Audit Committee of the Board of Directors of TDS is responsible for the review and evaluation of all related-party transactions as such term is defined by the rules of the New York Stock Exchange.

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

Under the supervision and with the participation of TDS’ management, including its principal executive officer and principal financial officer, TDS conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2014, based on the criteria established in the 2013 version of Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Management has concluded that TDS maintained effective internal control over financial reporting as of December 31, 2014 based on criteria established in the 2013 version of Internal Control — Integrated Framework issued by the COSO.

The effectiveness of TDS’ internal control over financial reporting as of December 31, 2014 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in the firm’s report included herein.

/s/ LeRoy T. Carlson, Jr.	/s/ Douglas D. Shuma
LeRoy T. Carlson, Jr. President and Chief Executive Officer (principal executive officer)	Douglas D. Shuma Senior Vice President and Controller (principal financial officer and principal accounting officer)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Telephone and Data Systems, Inc.:

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, based on our audit, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% owned entity accounted for by the equity method of accounting. The consolidated financial statements of Telephone and Data Systems, Inc. reflect an investment in this partnership of $123,600,000 and $112,200,000 as of December 31, 2014 and 2013, respectively, and equity earnings of $71,800,000, $78,400,000 and $67,200,000 for each of the three years in the period ended December 31, 2014. The financial statements of Los Angeles SMSA Limited Partnership were audited by other auditors whose report thereon has been furnished to us, and our opinion on the financial statements expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits and the report of other auditors provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
February 25, 2015

Telephone and Data Systems, Inc.

SELECTED CONSOLIDATED FINANCIAL DATA

Year Ended or at December 31,	2014	2013	2012	2011	2010
(Dollars and shares in thousands, except per share amounts)
Statement of Operations data
Operating revenues	$5,009,438	$4,901,236	$5,345,277	$5,180,471	$4,986,829
Loss on impairment of assets (1)	87,802	-	515	-	-
(Gain) loss on sale of business and other exit costs, net	(15,846)	(300,656)	21,061	-	-
(Gain) loss on license sales and exchanges	(112,993)	(255,479)	-	(11,762)	-
Operating income (loss)	(189,864)	235,359	183,863	362,502	296,091
Gain (loss) on investments	-	14,547	(3,718)	24,103	-
Net income (loss)	(147,292)	166,821	122,653	250,242	190,586
Net income (loss) attributable to noncontrolling interests, net of tax	(10,937)	24,894	40,792	49,676	45,737
Net income (loss) attributable to TDS shareholders	(136,355)	141,927	81,861	200,566	144,849
Net income (loss) available to common	$(136,404)	$141,878	$81,811	$200,516	$144,799
Basic weighted average shares outstanding	108,485	108,490	108,671	108,562	110,016
Basic earnings (loss) per share attributable to TDS shareholders	$(1.26)	$1.31	$0.75	$1.85	$1.32
Diluted weighted average shares outstanding	108,485	109,132	108,937	109,098	110,488
Diluted earnings (loss) per share attributable to TDS shareholders	$(1.26)	$1.29	$0.75	$1.83	$1.31
Dividends per Common, Special Common and Series A Common Share (2)	$0.54	$0.51	$0.49	$0.47	$0.45

Balance Sheet data
Cash and cash equivalents	$471,901	$830,014	$740,481	$563,275	$341,683
Property, plant and equipment, net	3,846,125	3,878,144	3,997,266	3,784,535	3,517,784
Total assets	8,906,939	8,904,147	8,623,900	8,201,005	7,696,117
Long-term debt, excluding current portion	1,993,586	1,720,074	1,721,571	1,529,857	1,499,862
Total TDS shareholders’ equity	3,926,278	4,117,837	4,011,536	3,962,161	3,817,895
Capital expenditures	$770,577	$909,660	$1,004,621	$987,218	$755,032

(1)	Includes Loss on Impairment of intangible assets related to Goodwill in 2014 and 2012.

(2)

Dividends per share reflects the amount paid per share outstanding at the date the dividend was declared and has not been retroactively adjusted to reflect the impact of the Share Consolidation Amendment approved by TDS shareholders on January 13, 2012.

Telephone and Data Systems, Inc.

CONSOLIDATED QUARTERLY INFORMATION (UNAUDITED)

	Quarter Ended
(Amounts in thousands, except per share amounts)	March 31	June 30	September 30	December 31
2014
Operating revenues	$1,195,962	$1,236,392	$1,280,023	$1,297,061
(Gain) loss on asset disposals, net (1)	2,430	7,903	9,293	6,905
(Gain) loss on sale of business and other exit costs, net (1)	(6,900)	2,611	(4,790)	(6,767)
(Gain) loss on license sales and exchanges (1)	(91,446)	―	―	(21,547)
Loss on impairment of assets (2)	―	―	84,000	3,802
Operating income (loss)	20,685	(49,090)	(125,415)	(36,044)
Net income (loss)	20,294	(25,726)	(121,199)	(20,661)
Net income (loss) attributable to TDS shareholders	$18,254	$(22,038)	$(116,030)	$(16,541)
Basic weighted average shares outstanding	108,988	108,719	108,252	107,995
Basic earnings (loss) per share attributable to TDS shareholders	$0.17	$(0.20)	$(1.07)	$(0.15)
Diluted weighted average shares outstanding	109,672	108,719	108,252	107,995
Diluted earnings (loss) per share attributable to TDS shareholders	$0.16	$(0.20)	$(1.07)	$(0.15)
Stock price
TDS Common Shares (3)
High	$27.90	$28.41	$26.93	$26.49
Low	21.30	24.67	23.08	22.19
Close	26.21	26.11	23.96	25.25
Dividends paid	$0.1340	$0.1340	$0.1340	$0.1340

	Quarter Ended
(Amounts in thousands, except per share amounts)	March 31	June 30	September 30	December 31
2013
Operating revenues	$1,308,573	$1,228,166	$1,180,980	$1,183,517
(Gain) loss on sale of business and other exit costs, net (1)	6,931	(303,034)	(1,534)	(3,019)
(Gain) loss on license sales and exchanges (1)	―	―	―	(255,479)
Operating income (loss)	7,154	282,227	(33,085)	(20,937)
Gain (loss) on investments (1)	―	14,518	―	29
Net income (loss)	6,989	178,397	(11,054)	(7,511)
Net income (loss) attributable to TDS shareholders	$1,419	$156,077	$(9,512)	$(6,057)
Basic weighted average shares outstanding	108,255	108,385	108,571	108,742
Basic earnings (loss) per share attributable to TDS shareholders	$0.01	$1.44	$(0.09)	$(0.06)
Diluted weighted average shares outstanding	108,693	108,913	108,571	108,742
Diluted earnings (loss) per share attributable to TDS shareholders	$0.01	$1.42	$(0.09)	$(0.06)
Stock price
TDS Common Shares (3)
High	$26.17	$24.87	$29.83	$31.52
Low	20.79	20.57	23.21	24.22
Close	21.07	24.65	29.55	25.78
Dividends paid	$0.1275	$0.1275	$0.1275	$0.1275

(1)     See Note 9 —  Property, Plant and Equipment for additional information on (Gain) loss on asset disposals, net.  See Note 6 —  Acquisitions, Divestitures and Exchanges for additional information on (Gain) loss on sale of business and other exit costs, net and (Gain) loss on license sales and exchanges.  See Note 8 —  Investments in Unconsolidated Entities for additional information on Gain (loss) on investments in 2013.

(2)     During the third quarter of 2014, TDS recognized a Loss on impairment of assets related to goodwill of $84.0 million.  See Note 7 — Intangible Assets for additional information.

(3)     The high, low and closing sales prices as reported by the New York Stock Exchange (“NYSE”).

Telephone and Data Systems, Inc.

SHAREHOLDER INFORMATION

Stock and dividend information

TDS' Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “TDS.”  As of January 31, 2015, the last trading day of the month, TDS Common Shares were held by approximately 1,460 record owners, and the Series A Common Shares were held by approximately 80 record owners.

TDS has paid cash dividends on its common stock since 1974, and paid dividends of $0.54 per Common and Series A Common Share during 2014.  During 2013, TDS paid dividends of $0.51 per Common and Series A Common Share.

The Common Shares of United States Cellular Corporation, an 84%-owned subsidiary of TDS, are listed on the NYSE under the symbol “USM.”

See “Consolidated Quarterly Information (Unaudited)” for information on the high and low trading prices of the TDS Common Shares for 2014 and 2013.

Stock performance graph

The following chart provides a comparison of TDS’ cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years to the returns of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones U.S. Telecommunications Index.  As of December 31, 2014, the Dow Jones U.S. Telecommunications Index was composed of the following companies: AT&T Inc., CenturyLink Inc., Frontier Communications Corp., Level 3 Communications Inc., SBA Communications Corp., Sprint Corp., T-Mobile US Inc., Telephone and Data Systems, Inc. (TDS), Verizon Communications Inc., and Windstream Holdings, Inc.

* Cumulative total return assumes reinvestment of dividends

	2009	2010	2011	2012	2013	2014
Telephone and Data Systems Common Shares (NYSE: TDS)	$100	$109.13	$78.69	$74.67	$88.82	$88.84
S&P 500 Index	100	115.06	117.49	136.30	180.44	205.14
Dow Jones U.S. Telecommunications Index	100	117.74	122.41	145.42	165.96	169.93

Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of 2009, in TDS Common Shares, S&P 500 Index and the Dow Jones U.S. Telecommunications Index.

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

Investor relations

TDS’ annual report, SEC filings and news releases are available to investors, securities analysts and other members of the investment community.  These reports are provided, without charge, upon request to our Corporate Office.  Investors may also access these and other reports through the Investor Relations portion of the TDS website (www.tdsinc.com).

Questions regarding lost, stolen or destroyed certificates, consolidation of accounts, transferring of shares and name or address changes should be directed to:

Julie Mathews, Manager—Investor Relations
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5341
312.630.9299 (fax)
julie.mathews@tdsinc.com

General inquiries by investors, securities analysts and other members of the investment community should be directed to:

Jane W. McCahon, Vice President—Corporate Relations and Corporate Secretary
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5379
312.630.9299 (fax)
jane.mccahon@tdsinc.com

Directors and executive officers

See “Election of Directors” and “Executive Officers” sections of the Proxy Statement issued in 2015 for the 2015 Annual Meeting.

Principal counsel
Sidley Austin LLP, Chicago, Illinois

Transfer agent
Computershare Trust Company, N.A.
211 Quality Circle, Suite 210
College Station, TX 77845
877.337.1575

Independent registered public accounting firm
PricewaterhouseCoopers LLP

Visit TDS' web site at www.tdsinc.com