Form 10-K, Exhibit 13
period 2018-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2019-02-22
CIK 1051512

Telephone and Data Systems, Inc. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Executive Overview
The following Management’s Discussion and Analysis (MD&A) should be read in conjunction with the audited consolidated financial statements and notes of Telephone and Data Systems, Inc. (TDS) for the year ended December 31, 2018, and with the description of TDS’ business included herein. Certain numbers included herein are rounded to millions for ease of presentation; however, certain calculated amounts and percentages are determined using the unrounded numbers.
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

General
TDS is a diversified telecommunications company that provides high-quality communications services to approximately 6 million connections nationwide. TDS provides wireless services through its 82%-owned subsidiary, United States Cellular Corporation (U.S. Cellular). TDS also provides wireline and cable services, through its wholly-owned subsidiary, TDS Telecommunications LLC (TDS Telecom). TDS’ segments operate almost entirely in the United States. See Note 18 — Business Segment Information in the Notes to Consolidated Financial Statements for additional information about TDS’ segments.
TDS re-evaluated internal reporting roles with regard to its hosted and managed services (HMS) business unit and, as a result, changed its reportable segments. Effective January 1, 2018, HMS was considered a non-reportable segment and is no longer being reported under TDS Telecom. Prior periods have been recast to conform to this revised presentation.

2018 Operating Revenues by Segment
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
Throughout 2018, TDS continued to focus on investing in the networks that are the backbone of its commitment to provide outstanding communications services to its customers. TDS believes these investments strengthen its competitive position and improve operating performance. Looking ahead to 2019, TDS will continue to execute on its strategies to build strong, competitive businesses providing high-quality, data-focused services and products.

Invest in the business to improve returns and pursue initiatives that align with long-term strategies
Consistent with its strategy, TDS made significant investments in 2018 to improve the performance of its networks. U.S. Cellular added capacity to its 4G LTE network responding to customers’ growing use of data. U.S. Cellular enhanced its service and product offerings by commercially deploying VoLTE technology in California, Iowa, Oregon, Washington and Wisconsin and deployments in several additional operating markets will occur in 2019. VoLTE technology allows customers to utilize a 4G LTE network for both voice and data services, and offers enhanced services such as high definition voice and simultaneous voice and data sessions. In addition, the deployment of VoLTE technology expands U.S. Cellular’s ability to offer roaming services to other wireless carriers.
U.S. Cellular continues to engage in efforts related to the development of 5G standards and identifying potential use cases for 5G technology. When deployed commercially, 5G technology is expected to help address customers’ growing demand for data services and create opportunities for new services requiring high speed and reliability as well as low latency. In the fourth quarter of 2018, U.S. Cellular began conducting a trial utilizing 5G standards and equipment on its core LTE network.
TDS Telecom’s Wireline business continues to focus on driving growth in its broadband and video services by investing in fiber inside existing markets and in new out-of-territory markets. With support from the FCC's A-CAM program, Wireline will deploy higher speed broadband services to more rural areas. TDS Telecom’s Cable business continues to increase its broadband penetration by making network capacity investments and by offering more advanced services in its markets. TDS Telecom's Wireline and Cable businesses also are investing in a next generation video platform called TDS TV+ to enhance video services.
Return value to shareholders
During 2018, TDS paid $72 million in regular quarterly cash dividends. TDS increased the dividend per share paid to its investors by 3% in 2018 which marks the 44th consecutive year of dividend increases and in February 2019, TDS increased its quarterly dividend per share from $0.16 to $0.165. There were no TDS or U.S. Cellular share repurchases in 2018. As of December 31, 2018, $199 million was available for share repurchase under the announced TDS stock repurchase program. There is no assurance that TDS will continue to increase the dividend rate or pay dividends and no assurance that TDS or U.S. Cellular will make any significant amount of share repurchases in the future.

Significant Financial and Operating Matters
The following is a summary of certain selected information contained in the comprehensive MD&A that follows. The overview does not contain all of the information that may be important. You should carefully read the entire MD&A and not rely solely on the highlights.

▪	Net income available to TDS common shareholders was $135 million in 2018, compared to $153 million in 2017. Diluted earnings per share was $1.17 in 2018 compared to $1.37 a year ago.

▪
Total additions to Property, plant and equipment were $767 million including expenditures to enhance and maintain TDS' wireless network coverage, invest in information technology to support existing and new services and products, maintain and enhance existing infrastructure including build-out requirements to meet state broadband and A-CAM programs, build a TDS TV+ platform, and expand fiber deployment.

Terms Used by TDS
The following is a list of definitions of certain industry terms that are used throughout this document:

▪
4G LTE – fourth generation Long-Term Evolution, which is a wireless technology that enables more network capacity for more data per user as well as faster access to data compared to third generation (3G) technology.

▪
5G – fifth generation wireless technology that is expected to help address customers' growing demand for data services as well as create opportunities for new services requiring high speed and reliability as well as low latency.

▪
Account – represents an individual or business financially responsible for one or multiple associated connections. An account may include a variety of types of connections such as handsets and connected devices.

▪
Alternative Connect America Cost Model (A-CAM) – a USF support mechanism for rate-of-return carriers, which provides revenue support annually for ten years beginning in 2017. This support comes with an obligation to build defined broadband speeds to a certain number of locations.

▪
ASU 2014-09 – the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, including any subsequent modifications to such guidance. This ASU replaces existing revenue recognition rules with a single comprehensive model to use in accounting for revenue arising from contracts with customers.

▪
Auctions 101 and 102 – Auction 101 is an FCC auction of 28 GHz spectrum licenses that started in November 2018 and concluded in January 2019. Auction 102 is an FCC auction of 24 GHz spectrum licenses that is expected to start in early 2019. The spectrum auctioned in each of these auctions, referred to as Millimeter Wave spectrum, is expected to be used primarily to deliver 5G technology.

▪
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

▪
Broadband Connections – refers to the number of Wireline customers provided high-capacity data circuits via various technologies, including DSL and dedicated internet circuit technologies or the Cable billable number of lines into a building for high-speed data services.

▪	Churn Rate – represents the percentage of the connections that disconnect service each month. These rates represent the average monthly churn rate for each respective period.

▪	Connected Devices – non-handset devices that connect directly to the U.S. Cellular network. Connected devices include products such as tablets, wearables, modems, and hotspots.

▪
DOCSIS – Data Over Cable Service Interface Specification is an international telecommunications standard that permits the addition of high-bandwidth data transfer to an existing cable TV (CATV) system. DOCSIS 3.1 is a system specification that increases data transmission rates.

▪
EBITDA – refers to earnings before interest, taxes, depreciation, amortization and accretion and is used in the non-GAAP metric Adjusted EBITDA throughout this document. See Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for additional information.

▪	Eligible Telecommunications Carrier (ETC) – designation by states for providing specified services in “high cost” areas which enables participation in universal service support mechanisms.

▪
Free Cash Flow – non-GAAP metric defined as Cash flows from operating activities less Cash paid for additions to property, plant and equipment. See Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for additional information.

▪	Gross Additions – represents the total number of new connections added during the period, without regard to connections that were terminated during that period.

▪	IPTV Connections – represents the number of Wireline customers provided video services using IP networking technology.

▪	ManagedIP Connections – refers to the number of telephone handsets, data lines and IP trunks providing communications using IP networking technology.

▪	Net Additions – represents the total number of new connections added during the period, net of connections that were terminated during that period.

▪
OIBDA – refers to operating income before depreciation, amortization and accretion and is used in the non-GAAP metric Adjusted OIBDA throughout this document. See Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for additional information.

▪	Partial Economic Areas – service areas of certain FCC licenses based on geography.

▪
Postpaid Average Billings per Account (Postpaid ABPA) – non-GAAP metric which is calculated by dividing total postpaid service revenues plus equipment installment plan billings by the average number of postpaid accounts and by the number of months in the period. See Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for additional information.

▪
Postpaid Average Billings per User (Postpaid ABPU) – non-GAAP metric which is calculated by dividing total postpaid service revenues plus equipment installment plan billings by the average number of postpaid connections and by the number of months in the period. See Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for additional information.

▪
Postpaid Average Revenue per Account (Postpaid ARPA) – metric which is calculated by dividing total postpaid service revenues by the average number of postpaid accounts and by the number of months in the period.

▪
Postpaid Average Revenue per User (Postpaid ARPU) – metric which is calculated by dividing total postpaid service revenues by the average number of postpaid connections and by the number of months in the period.

▪	Retail Connections – the sum of U.S. Cellular postpaid connections and U.S. Cellular prepaid connections.

▪
Tax Act – refers to comprehensive federal tax legislation enacted on December 22, 2017, which made broad changes to the U.S. tax code. Now titled H.R.1, the Tax Act was originally identified as the Tax Cuts and Jobs Act of 2017.

▪
Universal Service Fund (USF) – a system of telecommunications collected fees and support payments managed by the FCC intended to promote universal access to telecommunications services in the United States.

▪
U.S. Cellular Connections – individual lines of service associated with each device activated by a customer. Connections include all types of devices that connect directly to the U.S. Cellular network.

▪
Video Connections – generally, a home or business receiving video programming counts as one video connection. In counting bulk residential or commercial connections, such as an apartment building or a hotel, connections are counted based on the number of units/rooms within the building receiving service.

▪	Voice Connections – refers to the individual circuits connecting a customer to Wireline’s central office facilities or the Cable billable number of lines into a building for voice services.

▪	VoLTE – Voice over Long-Term Evolution is a technology specification that defines the standards and procedures for delivering voice communications and related services over 4G LTE networks.

▪
Wireline Residential Revenue per Connection – is calculated by dividing total Wireline residential revenue by the average number of Wireline residential connections and by the number of months in the period.

Results of Operations — TDS Consolidated

Year Ended December 31,	2018¹	2017	2016	2018 vs. 2017	2017 vs. 2016
(Dollars in millions)
Operating revenues
U.S. Cellular	$3,967	$3,890	$3,990	2%	(3)%
TDS Telecom	927	919	882	1%	4%
All other[2]	215	235	283	(9)%	(17)%
Total operating revenues	5,109	5,044	5,155	1%	(2)%
Operating expenses
U.S. Cellular	3,809	4,194	3,942	(9)%	6%
TDS Telecom	834	803	803	4%	–
All other[2,3]	261	155	302	68%	(49)%
Total operating expenses	4,904	5,152	5,047	(5)%	2%
Operating income (loss)
U.S. Cellular	158	(304)	48	N/M	N/M
TDS Telecom	93	116	79	(20)%	47%
All other[2,3]	(46)	80	(19)	N/M	N/M
Operating income (loss)	205	(108)	108	N/M	N/M
Investment and other income (expense)
Equity in earnings of unconsolidated entities	160	137	140	17%	(2)%
Interest and dividend income	26	15	11	67%	42%
Interest expense	(172)	(170)	(170)	(1)%	–
Other, net	2	4	3	(22)%	30%
Total investment and other income (expense)	16	(14)	(16)	N/M	17%

Income (loss) before income taxes	221	(122)	92	N/M	N/M
Income tax expense (benefit)	46	(279)	40	N/M	N/M

Net income	175	157	52	11%	N/M
Less: Net income attributable to noncontrolling interests, net of tax	40	4	9	N/M	(55)%
Net income attributable to TDS shareholders	$135	$153	$43	(12)%	N/M

Adjusted OIBDA (Non-GAAP)[4]	$1,079	$996	$964	8%	3%
Adjusted EBITDA (Non-GAAP)[4]	$1,267	$1,152	$1,118	10%	3%
Capital expenditures	$767	$694	$630	11%	10%
N/M - Percentage change not meaningful

[1]
As of January 1, 2018, TDS adopted ASU 2014-09 using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional information.

[2]	Consists of corporate and other operations and intercompany eliminations.

[3]
During the third quarter of 2017, U.S. Cellular recorded a goodwill impairment of $370 million while TDS recorded a goodwill impairment of the U.S. Cellular reporting unit of $227 million. Prior to 2009, TDS accounted for U.S. Cellular's share repurchases as step acquisitions, allocating a portion of the share repurchase value to TDS' Goodwill. Further, goodwill of the U.S. Cellular reporting unit was impaired at the TDS level in 2003 but not at U.S. Cellular. Consequently, U.S. Cellular's goodwill on a stand-alone basis and any resulting impairments of goodwill does not equal the TDS consolidated goodwill related to U.S. Cellular. The TDS adjustment of $143 million is included in "All other". During the third quarter of 2017, TDS also recorded a goodwill impairment of $35 million related to its HMS operations, included in "All other". For further information on the goodwill impairment see Note 7 — Intangible Assets in the Notes to Consolidated Financial Statements.

[4]	Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.
Refer to individual segment discussions in this MD&A for additional details on operating revenues and expenses at the segment level.

Equity in earnings of unconsolidated entities
Equity in earnings of unconsolidated entities represents TDS’ share of net income from entities in which it has a noncontrolling interest and that are accounted for using the equity method. TDS’ investment in the Los Angeles SMSA Limited Partnership (LA Partnership) contributed $77 million, $66 million and $71 million to Equity in earnings of unconsolidated entities in 2018, 2017 and 2016, respectively.
Income tax expense (benefit)
The effective tax rate on Income (loss) before income taxes for 2018 was 21.0%. The effective tax rate is lower than a normalized rate inclusive of federal and state tax, due primarily to an income tax accounting method change that accelerated depreciation on certain assets for the 2017 tax year, resulting in a discrete tax benefit recorded in the third quarter of 2018.
TDS’ effective tax rate on Income (loss) before income taxes for 2017 was not meaningful due to the effect of the Tax Act combined with the tax impact of the impairment of goodwill in the U.S. Cellular and HMS reporting units, since portions of the goodwill balance are not amortizable for income tax purposes. The effective tax rate for 2016 was 43.2% and was consistent with a normalized tax rate inclusive of federal and state tax – note that the federal statutory rate prior to the Tax Act was 35%.
See Note 5 — Income Taxes in the Notes to Consolidated Financial Statements for additional information.
Net income attributable to noncontrolling interests, net of tax

Year Ended December 31,	2018	2017	2016
(Dollars in millions)
U.S. Cellular noncontrolling public shareholders’	$26	$2	$8
Noncontrolling shareholders’ or partners’	14	2	1
Net income attributable to noncontrolling interests, net of tax	$40	$4	$9

Net income attributable to noncontrolling interests, net of tax includes the noncontrolling public shareholders’ share of U.S. Cellular’s net income, the noncontrolling shareholders’ or partners’ share of certain U.S. Cellular subsidiaries’ net income and other TDS noncontrolling interests.

Earnings
(Dollars in millions)

2018-2017 Commentary
Net income and Adjusted EBITDA increased from 2017 to 2018 due primarily to improved operating results at U.S. Cellular and an increase in income from equity investments. Net income also increased due to the recognition of a loss on impairment of goodwill related to the U.S. Cellular and HMS reporting units recognized in the third quarter of 2017. The loss on impairment of goodwill is not included as a component of Adjusted EBITDA.
2017-2016 Commentary
Net income increased from 2016 to 2017 due primarily to the reduction of income tax expense as result of the Tax Act partially offset by a loss on impairment of goodwill at the U.S. Cellular and HMS reporting units. Income tax expense and the loss on impairment of goodwill are added back into Adjusted EBITDA. The increase in Adjusted EBITDA was due primarily to a combination of improved operating results at TDS Telecom and cost savings initiatives at U.S. Cellular.

*Represents a non-GAAP financial measure. Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.

U.S. CELLULAR OPERATIONS
Business Overview
U.S. Cellular owns, operates, and invests in wireless markets throughout the United States. U.S. Cellular is an 82%-owned subsidiary of TDS. U.S. Cellular’s strategy is to attract and retain wireless customers through a value proposition comprised of a high-quality network, outstanding customer service, and competitive devices, plans, and pricing, all provided with a local focus.

OPERATIONS

U.S. Cellular headquarters, Chicago, IL

U.S. Cellular operations

▪	Serves customers with 5.0 million connections including 4.5 million postpaid, 0.5 million prepaid and 0.1 million reseller and other connections

▪	Operates in 22 states

▪	Employs approximately 5,600 associates

▪	6,531 cell sites including 4,129 owned towers in service

Trends and Developments
U.S. Cellular’s mission is to provide exceptional wireless communication services which enhance consumers’ lives, increase the competitiveness of local businesses, and improve the efficiency of government operations in the mid-sized and rural markets served.
Network and Technology:

▪
U.S. Cellular continues to devote efforts to enhance its network capabilities. VoLTE technology has been launched successfully in California, Iowa, Oregon, Washington and Wisconsin, and deployments in several additional operating markets will occur in 2019. VoLTE technology allows customers to utilize a 4G LTE network for both voice and data services, and offers enhanced services such as high definition voice and simultaneous voice and data sessions. In addition, the deployment of VoLTE technology expands U.S. Cellular’s ability to offer roaming services to other wireless carriers.

▪
5G technology is expected to help address customers’ growing demand for data services as well as create opportunities for new services requiring high speed and reliability as well as low latency. U.S. Cellular is committed to continuous technology innovation and continues to prepare for deployment of 5G technology beginning in 2019, including commencing a trial utilizing 5G standards and equipment on its core LTE network in the fourth quarter of 2018. U.S. Cellular is partnering with leading companies in the wireless infrastructure and handset ecosystem to provide rich 5G experiences for customers. In addition, in the markets where U.S. Cellular commercially deploys 5G technology, which will include cities and towns large and small, customers using U.S. Cellular’s 4G LTE network will experience increased network speed due to U.S. Cellular's modernization efforts.

Asset Management:

▪
U.S. Cellular assesses its existing wireless interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on capital. As part of this strategy, U.S. Cellular actively seeks attractive opportunities to acquire wireless spectrum, including pursuant to FCC auctions. In 2018, U.S. Cellular acquired $26 million of spectrum licenses through purchase and exchange transactions and divested $12 million of spectrum licenses covering non-strategic areas through sale and exchange transactions. In October 2018, the FCC announced that U.S. Cellular was a qualified bidder for Auction 101, which covered spectrum licenses that are expected to be used primarily to deliver 5G technology. Auction 101 closed on January 24, 2019 but the results of the auction have not yet been announced.

 Services and Products:

▪
U.S. Cellular’s customers are able to choose from a variety of national plans with voice, messaging and data usage options and pricing that are designed to fit different customer needs, usage patterns and budgets. In 2018, U.S. Cellular introduced the Unlimited with Payback plan that provides a monthly bill credit to postpaid customers if they have used less than 3 gigabytes of data per line.

▪
U.S. Cellular offers a comprehensive range of wireless devices such as handsets, tablets, modems, and hotspots. In addition, U.S. Cellular also offers a wide range of accessories, including wireless basics such as cases, screen protectors, chargers, and memory cards as well as an assortment of consumer electronics such as headphones, smart speakers, wearables and home automation products (e.g. cameras, sensors, and thermostats). U.S. Cellular offers certain of these products for purchase on installment plans, which allow new and existing postpaid customers to purchase these products payable over a specified time period.

Operational Overview

As of December 31,	2018	2017	2016
Retail Connections – End of Period
Postpaid	4,472,000	4,518,000	4,482,000
Prepaid	516,000	519,000	484,000
Total	4,988,000	5,037,000	4,966,000

Year Ended December 31,	2018	2017	2016
Postpaid Activity and Churn
Gross Additions
Handsets	475,000	490,000	479,000
Connected Devices	150,000	198,000	294,000
Total Gross Additions	625,000	688,000	773,000
Net Additions (Losses)
Handsets	23,000	38,000	(70,000)
Connected Devices	(69,000)	(2,000)	143,000
Total Net Additions (Losses)	(46,000)	36,000	73,000
Churn
Handsets	0.98%	0.99%	1.18%
Connected Devices	2.96%	2.52%	2.11%
Total Churn	1.25%	1.21%	1.31%
2018-2017 Commentary
Postpaid net additions decreased in 2018 due primarily to lower gross additions, as well as an increase in tablet churn. The decrease in connected devices gross additions reflects U.S. Cellular‘s decision to discontinue promotions of heavily discounted tablets in 2018.
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

Postpaid Revenue

Year Ended December 31,	2018	2017	2016
Average Revenue Per User (ARPU)	$44.98	$44.38	$46.96
Average Billings Per User (ABPU)[1]	$58.67	$55.60	$56.12

Average Revenue Per Account (ARPA)	$118.93	$118.96	$124.09
Average Billings Per Account (ABPA)[1]	$155.11	$149.02	$148.29

[1]	Postpaid ABPU and Postpaid ABPA are non-GAAP financial measures. Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of these measures.
2018-2017 Commentary
On January 1, 2018, U.S Cellular adopted the provisions of ASU 2014-09, using a modified retrospective method. Under this method, the new accounting standard is applied only to the most recent period presented, recognizing the cumulative effect of the accounting change as an adjustment to retained earnings at January 1, 2018. See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional details.
Postpaid ARPU increased in 2018 due primarily to several factors including: increases in device protection plan and regulatory recovery revenues as well as having proportionately more handset connections, which on a per-unit basis contribute more revenue than tablet connections. Such factors were partially offset by the impact of adopting the provisions of ASU 2014-09, as well as the impact of overall price reductions on plan offerings. Postpaid ARPA decreased slightly in 2018 due primarily to a decrease in postpaid connections per account driven by higher tablet churn. Application of the new accounting standard had the impact of reducing ARPU and ARPA by $0.21 and $0.55, respectively.
Under equipment installment plans, customers pay for their wireless devices in installments over a period of time. In order to show the trend in estimated cash collections from postpaid customer billings for service and equipment, U.S. Cellular has presented Postpaid ABPU and Postpaid ABPA, which are calculated as Postpaid ARPU and Postpaid ARPA plus average monthly installment plan billings per connection and account, respectively.
Postpaid ABPU and ABPA increased in 2018 due primarily to (i) an increase in equipment installment plan billings driven by increased penetration of equipment installment plans and (ii) a higher average price per device sold.
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

Financial Overview — U.S. Cellular

Year Ended December 31,	2018[1]	2017	2016	2018 vs. 2017	2017 vs. 2016
(Dollars in millions)
Retail service	$2,623	$2,589	$2,700	1%	(4)%
Inbound roaming	154	129	152	20%	(15)%
Other	201	260	229	(23)%	13%
Service revenues	2,978	2,978	3,081	–	(3)%
Equipment sales	989	912	909	8%	–
Total operating revenues	3,967	3,890	3,990	2%	(3)%

System operations (excluding Depreciation, amortization and accretion reported below)	758	732	760	4%	(4)%
Cost of equipment sold	1,031	1,071	1,081	(4)%	(1)%
Selling, general and administrative	1,388	1,412	1,480	(2)%	(4)%
Depreciation, amortization and accretion	640	615	618	4%	–
Loss on impairment of goodwill	—	370	—	N/M	N/M
(Gain) loss on asset disposals, net	10	17	22	(40)%	(22)%
(Gain) loss on sale of business and other exit costs, net	—	(1)	—	N/M	N/M
(Gain) loss on license sales and exchanges, net	(18)	(22)	(19)	20%	(17)%
Total operating expenses	3,809	4,194	3,942	(9)%	6%
Operating income (loss)	$158	$(304)	$48	N/M	N/M

Net income	$164	$15	$49	N/M	(70)%
Adjusted OIBDA (Non-GAAP)[2]	$790	$675	$669	17%	1%
Adjusted EBITDA (Non-GAAP)[2]	$963	$820	$816	17%	1%
Capital expenditures	$515	$469	$446	10%	5%
N/M - Percentage change not meaningful

[1]
As of January 1, 2018, U.S. Cellular adopted ASU 2014-09 using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional information

[2]	Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.

Operating Revenues
(Dollars in millions)
Service revenues consist of:

▪	Retail Service – Charges for access, airtime, recovery of regulatory costs and value added services, including data services and products

▪	Inbound Roaming – Charges to other wireless carriers whose customers use U.S. Cellular’s wireless systems when roaming

▪
Other Service – Amounts received from the Federal USF and tower rental revenues. Imputed interest on equipment installment plan contracts is included in 2017; however, it is not included in 2018 due to the impact of adopting the provisions of ASU 2014-09

Equipment revenues consist of:

▪	Sales of wireless devices and related accessories to new and existing customers, agents, and third-party distributors

Key components of changes in the statement of operations line items were as follows:
2018-2017 Commentary
Total operating revenues
Retail service revenues increased in 2018 primarily as a result of the changes in Postpaid ARPU as previously discussed in the Operational Overview section.
Inbound roaming revenues increased in 2018 primarily driven by data traffic, with significantly higher usage partially offset by lower rates.
Other service revenues decreased year over year, reflecting the exclusion of imputed interest income in 2018 due to the impact of adopting the provisions of ASU 2014-09. The impact of imputed interest income was $73 million in 2017. Federal USF revenues remained flat year over year at $92 million. See the Regulatory Matters section in this MD&A for a description of the Phase II Connect America Mobility Fund (MF2 Order) and its expected impacts on U.S. Cellular’s Federal USF support.
Equipment sales revenues increased in 2018 due primarily to the impact of adopting the provisions of ASU 2014-09 and an increase in the average revenue per device sold. Such factors were partially offset by a decrease in the number of devices sold.

See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional details on the financial statement impact of ASU 2014-09.
System operations expenses
System operations expenses increased in 2018 due primarily to higher maintenance, utility and cell site rent expenses largely reflecting the growth in cell sites and other network facilities as U.S. Cellular continues to add capacity, enhance quality, and deploy new technologies.
Cost of equipment sold
Cost of equipment sold decreased in 2018 due primarily to a decrease in the number of devices sold, partially offset by an increase due to a higher average cost per device sold. Loss on equipment, defined as Equipment sales revenues less Cost of equipment sold, was $42 million and $159 million for 2018 and 2017, respectively.
Selling, general and administrative expenses
Selling, general and administrative expenses decreased in 2018 due primarily to lower sales commissions.
Depreciation, amortization and accretion
Depreciation, amortization, and accretion increased in 2018 due to additional network assets being placed into service as well as an increase in amortization expense related to billing system upgrades.
(Gain) loss on asset disposals, net
Loss on asset disposals, net decreased primarily as a result of fewer disposals of certain network assets.
(Gain) loss on license sales and exchanges, net
Net gains in 2018 and 2017 were due to gains recognized on license sale and exchange transactions with various third parties.
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
Cost of equipment sold
Cost of equipment sold decreased mainly due to a reduction in the number of devices sold partially offset by a mix shift from feature phones and connected devices to higher cost smartphones. Loss on equipment was $159 million and $172 million for 2017 and 2016, respectively.

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

TDS TELECOM OPERATIONS
Business Overview
TDS Telecom operates in two segments: Wireline and Cable. TDS Telecom's business objective is to provide a wide range of communications services to both residential and commercial customers.

OPERATIONS

TDS Telecom headquarters, Madison, WI
Wireline operations
Cable operations

▪	TDS Telecom provides broadband, video and voice services to 1.2 million connections in 31 states.

▪	Employs approximately 2,700 employees.

▪	Wireline operates incumbent local exchange carriers (ILEC) and competitive local exchange carriers (CLEC) in 27 states.

▪	Cable operates primarily in Colorado, New Mexico, Texas, Utah and Oregon.

Trends and Developments
Growth Initiatives:

▪
In 2018 TDS Telecom acquired the communications network of Merrimac Communications, Ltd., and in 2017, acquired the fiber assets of Sun Prairie Utilities supporting its fiber deployment strategy for growth. Several additional new locations are currently being built with fiber to expand its footprint into attractive markets that are underserved today.

▪
TDS Telecom is also pursuing a strategy to invest in fiber construction in markets within its current footprint. Increased fiber deployment provides the opportunity to deliver more robust residential and consumer products which drives growth.

▪
In 2017 TDS Telecom acquired several small cable companies to further grow its markets.  TDS Telecom will continue to pursue cable acquisitions that meet its criteria of having favorable competitive environments, attractive market demographics and the ability to grow broadband penetration.

Technology & Support Systems:

▪
TDS Telecom’s Wireline segment continues to upgrade and expand its network to respond to the needs of its customers for greater bandwidth and advanced technologies. At December 31, 2018, fiber has been deployed to approximately 26% of ILEC service addresses. Fiber technology allows broadband speeds of up to 1 Gigabit per second (Gbps). In non-fiber markets, TDS Telecom has deployed advanced technologies to increase data speeds up to 100 Megabits per second (Mbps) to reach approximately 28% of ILEC service addresses. TDS Telecom continues to utilize federal and state funding mechanisms in order to extend broadband service to unserved and underserved markets.

▪
TDS Telecom’s Cable segment continues to make capacity investments in line with its strategy to increase broadband penetration in its markets. DOCSIS 3.0 technology is deployed to nearly all of Cable’s service addresses which allows it to offer enhanced transmission speeds and TDS Telecom has been enabling a next generation DOCSIS 3.1 broadband network which will be launched in the first half of 2019. TDS Telecom’s Cable segment is offering up to 1 Gbps service in its largest markets.

Services and Products:

▪
TDS Telecom’s Wireline segment strives to be the preferred broadband provider in its ILEC markets. As such, TDS Telecom continues to invest in its network to offer higher speed data service. As of December 31, 2018, TDS Telecom was able to provide broadband service to 96% of its ILEC physical access lines. At December 31, 2018, 71% of the service addresses in its ILEC markets had 10 Mbps or faster service available and 49% of the service addresses in its ILEC markets had 25 Mbps or faster service available.

▪
TDS Telecom’s Wireline segment offers IPTV, branded as TDS TV, in order to leverage its high-speed network. TDS TV provides customers with connected-home DVRs, video-on-demand (VOD) and TV Everywhere. TDS Telecom offers TDS TV in 31 markets, enabling 226,000 or roughly 29% of its service addresses. Where TDS TV is not available, TDS Telecom partners with a satellite TV provider to allow for triple or double play bundling. TDS Telecom plans additional fiber expansion.

▪	TDS Telecom's commercial service focus is on small- to medium-sized businesses and its sales efforts emphasize advanced IP–based data and voice services.

▪
TDS Telecom’s Cable segment seeks to expand broadband services and leverage that growth by bundling with video and voice services. In addition to providing enhanced broadband speeds through DOCSIS 3.0 technology, TDS Telecom also provides customers with a whole home entertainment solution branded as CatchTV.

Financial Overview — TDS Telecom

Year Ended December 31,	2018¹	2017	2016	2018 vs. 2017	2017 vs. 2016
(Dollars in millions)
Operating revenues
Wireline	$699	$714	$698	(2)%	2%
Cable	230	206	185	12%	11%
TDS Telecom operating revenues[2]	927	919	882	1%	4%

Operating expenses
Wireline	604	606	621	–	(2)%
Cable	231	198	183	17%	8%
TDS Telecom operating expenses[2]	834	803	803	4%	–

TDS Telecom operating income	$93	$116	$79	(20)%	47%

Net income	$89	$138	$54	(35)%	N/M
Adjusted OIBDA (Non-GAAP)[3]	$303	$314	$278	(4)%	13%
Adjusted EBITDA (Non-GAAP)[3]	$313	$323	$283	(3)%	14%
Capital expenditures	$232	$201	$162	15%	24%
Numbers may not foot due to rounding.
N/M - Percentage change not meaningful

[1]
As of January 1, 2018, TDS adopted ASU 2014-09 using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional information.

[2]	Includes eliminations between the Wireline and Cable segments.

[3]	Refer to supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.

Operating Revenues
(Dollars in millions)

2018-2017 Commentary
Operating revenues increased in 2018 due to Cable broadband and Cable and Wireline video connection growth and higher Wireline support revenue provided through the A-CAM program. Wireline wholesale access revenue and legacy voice and commercial products revenues decreased.
2017-2016 Commentary
Operating revenues increased in 2017 for much the same reasons as in 2018.

Total operating expenses
Operating expenses increased in 2018 due primarily to amortization of Cable franchise rights. See Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for additional information related to Cable franchise rights. Operating expenses also increased due to higher Wireline and Cable video programming costs and Wireline network maintenance. In addition, operating expenses increased due to the impacts of adopting the provisions of ASU 2014-09. See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional information.
Operating expenses were unchanged in 2017.

WIRELINE OPERATIONS
Business Overview
TDS Telecom’s Wireline business provides broadband, video and voice services. These services are provided to residential, commercial, and wholesale customers in a mix of rural, small town and suburban markets, with the largest concentration of its customers in the Upper Midwest and the Southeast. TDS Telecom’s strategy is to offer its residential customers broadband, video, and voice services through value-added bundling. In its commercial business, TDS Telecom’s focus is on small- to medium-sized businesses and its sales efforts emphasize advanced IP-based data and voice services.
Operational Overview

Residential broadband customers are increasingly choosing higher speeds in ILEC markets with 62% choosing speeds of 10 Mbps or greater and 33% choosing speeds of 50 Mbps or greater.

Increases in broadband speeds and broadband and video connection growth drove increases in average residential revenue per connection.

Total residential connections decreased by 1% as declines in voice connections outpaced the growth in broadband and video connections.

Total commercial connections decreased by 8% due primarily to decreases in voice connections in CLEC markets and managedIP.

Financial Overview — Wireline

Year Ended December 31,	2018¹	2017	2016	2018 vs. 2017	2017 vs. 2016
(Dollars in millions)
Residential	$321	$319	$309	1%	3%
Commercial	184	199	212	(7)%	(6)%
Wholesale	191	195	175	(2)%	12%
Service revenues	697	713	696	(2)%	2%
Equipment and product sales	2	1	2	35%	(33)%
Total operating revenues	699	714	698	(2)%	2%

Cost of services (excluding Depreciation, amortization and accretion reported below)	266	258	258	3%	–
Cost of equipment and products	1	2	2	(31)%	(16)%
Selling, general and administrative	197	194	200	1%	(3)%
Depreciation, amortization and accretion	142	151	159	(5)%	(5)%
(Gain) loss on asset disposals, net	(3)	1	2	N/M	(35)%
(Gain) loss on license sales and exchanges, net	—	—	(1)	N/M	N/M
Total operating expenses	604	606	621	–	(2)%

Operating income	95	108	77	(13)%	41%

Income before income taxes	$106	$117	$83	(9)%	41%
Adjusted OIBDA (Non-GAAP)[2]	$234	$260	$237	(10)%	10%
Adjusted EBITDA (Non-GAAP)[2]	$243	$269	$242	(9)%	11%
Capital expenditures	$176	$146	$108	20%	35%
Numbers may not foot due to rounding.
N/M - Percentage change not meaningful

[1]
As of January 1, 2018, TDS adopted ASU 2014-09 using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional information.

[2]	Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.

Operating Revenues
(Dollars in millions)

Residential revenues consist of:

▪	Broadband services, including fiber-based and other digital, premium and enhanced data services

▪	IPTV and satellite video services

▪	Voice services

Commercial revenues consist of:

▪	High-speed and dedicated business internet services

▪	Voice services

Wholesale revenues consist of:

▪	Network access services primarily to interexchange and wireless carriers for carrying data and voice traffic on TDS Telecom’s network and special access services to carriers and others

▪	Federal and State USF support

Key components of changes in the statement of operations items were as follows:
2018-2017 Commentary
Total operating revenues
Residential revenues increased in 2018 due primarily to growth in video and broadband connections and price increases, partially offset by declines in voice connections. Average voice connections declined 7% while average video connections grew 12%.
Commercial revenues decreased in 2018 due to declining connections and services mostly in CLEC markets.
Wholesale revenues decreased in 2018 due primarily to decreases in network access and special access services, partially offset by increased support received from the A-CAM program.
In January 2017, the FCC modified the USF high cost support program. Under this program, known as A-CAM, TDS received approximately $75 million in annual support which replaced approximately $50 million in annual USF support received in 2016. In 2018, TDS Telecom accepted an additional $3 million of support per year. TDS receives additional transition support payments in certain states. TDS Telecom received $86 million and $82 million in support payments in 2018 and 2017, respectively. The A-CAM support comes with an obligation to build defined broadband speeds to reach approximately 160,000 locations.
Cost of services
Cost of services increased in 2018 due to higher programming charges related to growth in video and contractor charges, partially offset by a decrease in the costs of purchasing unbundled network elements, provisioning circuits and providing long-distance services.
Selling, general and administrative
Selling, general and administrative increased in 2018 due to increases in legal expense and other taxes, partially offset by decreases in employee related expenses.
Depreciation, amortization and accretion
Depreciation, amortization and accretion decreased as certain assets became fully depreciated.

2017-2016 Commentary
Total operating revenues
Residential revenues increased in 2017 due primarily to growth in broadband revenues. Sales of higher tiered services and price increases for broadband increased revenues $9 million. IPTV average connections grew 13% increasing revenues $5 million, while average voice connections declined by 4% decreasing revenues by $6 million.
Commercial revenues decreased in 2017 due to declining connections mostly in CLEC markets.
Wholesale revenues increased in 2017 due primarily to increased support received from the A-CAM program.
Cost of services
Cost of services decreased in 2017 due to reduced costs of provisioning circuits, purchasing unbundled network elements and providing long-distance services, offset by increased charges related to growth in IPTV.
Selling, general and administrative
Selling, general and administrative decreased in 2017 due to decreases in employee related expense and in contributions to the Federal Universal Service Fund.
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
Operational Overview

Cable connections grew 7% in 2018 due primarily to a 9% increase in broadband connections.

Financial Overview — Cable

Year Ended December 31,	2018¹	2017	2016	2018 vs. 2017	2017 vs. 2016
(Dollars in millions)
Residential	$188	$169	$147	11%	15%
Commercial	42	37	38	13%	(4)%
Total operating revenues	230	206	185	12%	11%

Cost of services (excluding Depreciation, amortization and accretion reported below)	104	98	94	6%	4%
Selling, general and administrative	57	54	51	6%	6%
Depreciation, amortization and accretion	69	44	37	57%	21%
(Gain) loss on asset disposals, net	1	2	2	(33)%	(7)%
Total operating expenses	231	198	183	17%	8%

Operating income (loss)	$(2)	$8	$2	N/M	N/M

Income (loss) before income taxes	$(1)	$8	$2	N/M	N/M
Adjusted OIBDA (Non-GAAP)[2]	$69	$54	$41	28%	33%
Adjusted EBITDA (Non-GAAP)[2]	$70	$54	$41	29%	33%
Capital expenditures	$56	$55	$54	2%	2%
Numbers may not foot due to rounding.
N/M - Percentage change not meaningful

[1]
As of January 1, 2018, TDS adopted ASU 2014-09 using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional information.

[2]	Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.

Operating Revenues
(Dollars in millions)

Residential and Commercial revenues consist of:

▪	Broadband services, including high-speed internet, security and support services

▪	Video services including premium programming in HD, multi-room and TV Everywhere offerings

▪	Voice services

Key components of changes in the statement of operations items were as follows:
2018-2017 Commentary
Total operating revenues
Residential revenues increased in 2018 due to tuck-in acquisitions, growth in connections and customers purchasing higher value bundles.
Commercial revenues increased in 2018 due primarily to video price increases and increased advertising sales.
Cost of services
Cost of services increased in 2018 due primarily to increases in video programming fees partially offset by a decrease in employee related expense.
Selling, general and administrative
Selling, general and administrative expenses increased in 2018 due to increased employee related expenses, IT-related expenses from a billing conversion and support and higher property and other taxes.
Depreciation, amortization and accretion
Depreciation, amortization and accretion increased in 2018 due to the amortization of franchise rights, a reduction in depreciable lives of customer premise equipment, and increases in plant. Effective January 1, 2018, Cable changed its estimated useful life for video franchise rights from indefinite-lived to 15 years due primarily to the effects of increasing competition and advancements in technology for delivering and consuming video programming, resulting in an additional $17 million in depreciation in 2018. See Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements in the Notes to Consolidated Financial Statements for additional information on franchise rights.
2017-2016 Commentary
Total operating revenues
Revenues increased in 2017 due primarily to growth in broadband connections and price increases. A change in classification of certain bulk broadband and video connections increased residential revenues and reduced commercial revenues by $6 million in 2017.
Cost of services
Cost of services increased in 2017 due primarily to increases in programming fees.
Selling, general and administrative
Selling, general and administrative expenses increased in 2017 due to increased IT-related expenses and acquisition expense.

Liquidity and Capital Resources
Sources of Liquidity
TDS and its subsidiaries operate capital-intensive businesses. Historically, TDS has used internally-generated funds and also has obtained substantial funds from external sources for general corporate purposes. In the past, TDS’ existing cash and investment balances, funds available under its revolving credit agreements, receivables securitization agreement, funds from other financing sources, including a term loan and other long-term debt, and cash flows from operating, and certain investing and financing activities, including sales of assets or businesses, provided sufficient liquidity and financial flexibility for TDS to meet its normal day-to-day operating needs and debt service requirements, to finance the build-out and enhancement of markets and to fund acquisitions. There is no assurance that this will be the case in the future. See Market Risk for additional information regarding maturities of long-term debt.
Although TDS currently has a significant cash balance, TDS has incurred negative free cash flow at times in the past and this could occur in the future. However, TDS believes that existing cash and investment balances, funds available under its revolving credit agreements, receivables securitization agreement and expected cash flows from operating and investing activities will provide sufficient liquidity for TDS to meet its normal day-to-day operating needs and debt service requirements for the coming year.
TDS may require substantial additional capital for, among other uses, funding day-to-day operating needs including working capital, acquisitions of providers of cable, wireless or wireline telecommunications services, IT services or other businesses, spectrum license or system acquisitions, capital expenditures, debt service requirements, the repurchase of shares, the payment of dividends, or making additional investments. TDS, through U.S. Cellular, plans to participate in spectrum auctions in 2019 (see Regulatory Matters - Millimeter Wave Spectrum Auctions), and expects capital expenditures to increase in 2019 relative to 2018 levels, due primarily to continued fiber investments at TDS Telecom and investments at U.S. Cellular to enhance network speed and capacity and begin deploying 5G. It may be necessary from time to time to increase the size of the existing revolving credit agreements, to put in place new credit agreements, or to obtain other forms of financing in order to fund potential expenditures. TDS’ liquidity would be adversely affected if, among other things, TDS is unable to obtain short- or long-term financing on acceptable terms, TDS makes significant spectrum license purchases, TDS makes significant business acquisitions, the LA Partnership discontinues or significantly reduces distributions compared to historical levels, or Federal USF and/or other regulatory support payments decline.
TDS’ credit rating currently is sub-investment grade. There can be no assurance that sufficient funds will continue to be available to TDS or its subsidiaries on terms or at prices acceptable to TDS. Insufficient cash flows from operating activities, changes in TDS' credit ratings, defaults of the terms of debt or credit agreements, uncertainty of access to capital, deterioration in the capital markets, reduced regulatory capital at banks which in turn limits their ability to borrow and lend, other changes in the performance of TDS or in market conditions or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its acquisition, capital expenditure and business development programs, reduce the acquisition of spectrum licenses, and/or reduce or cease share repurchases and/or the payment of dividends. Any of the foregoing developments would have an adverse impact on TDS' businesses, financial condition or results of operations. TDS cannot provide assurance that circumstances that could have a material adverse effect on its liquidity or capital resources will not occur.

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

Cash and Cash Equivalents
(Dollars in millions)

At December 31, 2018, TDS’ consolidated Cash and cash equivalents totaled $921 million compared to $619 million and $900 million at December 31, 2017 and December 31, 2016, respectively.
The majority of TDS’ Cash and cash equivalents is held in bank deposit accounts and in money market funds that purchase only debt issued by the U.S. Treasury or U.S. government agencies across a range of eligible money market investments that may include, but are not limited to, government agency repurchase agreements, government agency debt, U.S. Treasury repurchase agreements, U.S. Treasury debt, and other securities collateralized by U.S. government obligations. TDS monitors the financial viability of the money market funds and direct investments in which it invests and believes that the credit risk associated with these investments is low.

Financing
Revolving Credit Agreements
TDS and U.S. Cellular have unsecured revolving credit agreements available for general corporate purposes including acquisitions, spectrum purchases and capital expenditures. In May 2018, TDS entered into a new $400 million revolving credit agreement with certain lenders and other parties and U.S. Cellular entered into a new $300 million revolving credit agreement with certain lenders and other parties. Amounts under the revolving credit agreements may be borrowed, repaid and reborrowed from time to time until maturity in May 2023. As a result of the new agreements, TDS' and U.S. Cellular's previous revolving credit agreements due to expire in June 2021 were terminated. As of December 31, 2018, there were no outstanding borrowings under the revolving credit agreements, except for letters of credit, and TDS and U.S. Cellular’s unused capacity under their revolving credit agreements was $399 million and $298 million, respectively. The continued availability of the revolving credit agreements requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and provide representations on certain matters at the time of each borrowing. TDS and U.S. Cellular believe they were in compliance as of December 31, 2018, with all of the financial covenants and requirements set forth in their revolving credit agreements. See Financial Covenants below.
See Note 11 — Debt in the Notes to Consolidated Financial Statements for additional information regarding the revolving credit agreements.
Term Loan
In January 2015, U.S. Cellular entered into an unsecured senior term loan credit agreement. In July 2015, U.S. Cellular borrowed the full amount of $225 million available under this agreement in two separate draws. This term loan credit agreement was amended and restated in June 2016, and further amended in May 2018. Principal reductions are due and payable in quarterly installments of $3 million beginning in March 2016 through December 2021, and the remaining unpaid balance will be due and payable in January 2022. This agreement was entered into for general corporate purposes, including working capital, spectrum purchases and capital expenditures.

The continued availability of the term loan agreement requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing, that are substantially the same as those in U.S. Cellular's revolving credit agreement described above. TDS believes that U.S. Cellular was in compliance as of December 31, 2018, with all of the financial covenants and requirements set forth in the term loan agreement. See Financial Covenants below.
See Note 11 — Debt in the Notes to Consolidated Financial Statements for additional information regarding the term loan.
Receivables Securitization Agreement
In December 2017, U.S. Cellular, through its subsidiaries, entered into a $200 million credit agreement to permit securitized borrowings using its equipment installment receivables for general corporate purposes. U.S. Cellular entered into a performance guaranty whereby U.S. Cellular guarantees the performance of certain wholly-owned subsidiaries of U.S. Cellular under the agreement. Amounts under the receivables securitization agreement may be borrowed, repaid and reborrowed from time to time until maturity in December 2019, which may be extended from time to time as specified therein. As of December 31, 2018, there were no outstanding borrowings under the receivables securitization agreement, and the entire unused capacity of $200 million was available, subject to sufficient collateral to satisfy the asset borrowing base provisions of the agreement. As of December 31, 2018, the USCC Master Note Trust (Trust) held $63 million of assets available to be pledged as collateral for the receivables securitization agreement. The continued availability of the receivables securitization agreement requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and provide representations on certain matters at the time of each borrowing. TDS believes that U.S. Cellular was in compliance as of December 31, 2018, with all of the financial covenants and requirements set forth in its receivables securitization agreement. See Financial Covenants below.
See Note 11 — Debt in the Notes to Consolidated Financial Statements for additional information regarding the receivables securitization agreement.
Financial Covenants
As noted above, the TDS and U.S. Cellular revolving credit agreements, the U.S. Cellular senior term loan agreement and the U.S. Cellular receivables securitization agreement require TDS or U.S. Cellular, as applicable, to comply with certain affirmative and negative covenants, which include certain financial covenants. In particular, under these agreements, TDS and U.S. Cellular are required to maintain the Consolidated Interest Coverage Ratio at a level not lower than 3.00 to 1.00 as of the end of any fiscal quarter. TDS and U.S. Cellular also are required to maintain the Consolidated Leverage Ratio at a level not to exceed 3.25 to 1.00 as of the end of any fiscal quarter through June 30, 2019. From July 1, 2019 and thereafter, the Consolidated Leverage Ratio is not to exceed 3.00 to 1.00 as of the end of any fiscal quarter. TDS and U.S. Cellular believe they were in compliance as of December 31, 2018, with all such financial covenants.
Other Long-Term Financing
TDS and U.S. Cellular each have an effective shelf registration statement on Form S-3 to issue senior or subordinated debt securities. The proceeds from any such issuances may be used for general corporate purposes, including: the possible reduction of other short-term or long-term debt; spectrum purchases; capital expenditures; in connection with acquisition, construction and development programs; for working capital; to provide additional investments in subsidiaries; or the repurchase of shares. The TDS shelf registration permits TDS to issue at any time and from time to time senior or subordinated debt securities in one or more offerings in an indeterminate amount. The U.S. Cellular shelf registration statement permits U.S. Cellular to issue at any time and from time to time senior or subordinated debt securities in one or more offerings, up to the amount registered, which is currently $500 million. The ability of TDS or U.S. Cellular to complete an offering pursuant to such shelf registration statements is subject to market conditions and other factors at the time.
TDS believes that it and/or its subsidiaries were in compliance as of December 31, 2018, with all covenants and other requirements set forth in the TDS and U.S. Cellular long-term debt indentures. The TDS and U.S. Cellular long-term debt indentures do not include any financial covenants. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.
The total long-term debt principal payments due for the next five years are $209 million, which represent 8% of the total gross long-term debt obligation at December 31, 2018. Refer to Market Risk — Long-Term Debt for additional information regarding required principal payments and the weighted average interest rates related to TDS’ Long-term debt.
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

Credit Ratings
In certain circumstances, TDS’ and U.S. Cellular’s interest cost on their various agreements may be subject to increase if their current credit ratings from nationally recognized credit rating agencies are lowered, and may be subject to decrease if the ratings are raised. The agreements do not cease to be available nor do the maturity dates accelerate solely as a result of a downgrade in TDS’ or U.S. Cellular’s credit rating. However, downgrades in TDS’ or U.S. Cellular’s credit rating could adversely affect their ability to renew the agreements or obtain access to other credit agreements in the future.
TDS and U.S. Cellular are rated at sub-investment grade. TDS and U.S. Cellular’s credit ratings as of December 31, 2018, and the dates such ratings were re-affirmed were as follows:

Rating Agency	Rating	Outlook
Moody's (TDS) (re-affirmed September 2018)	Ba2	stable outlook
Moody's (U.S. Cellular) (re-affirmed September 2018)	Ba1	stable outlook
Standard & Poor's (re-affirmed October 2018)	BB	stable outlook
Fitch Ratings (re-affirmed April 2018)	BB+	stable outlook
Capital Requirements
The discussion below is intended to highlight some of the significant cash outlays expected during 2019 and beyond and to highlight the spending incurred in prior years for these items. This discussion does not include cash required to fund normal operations, and is not a comprehensive list of capital requirements. Significant cash requirements that are not routine or in the normal course of business could arise from time to time.
Capital Expenditures
TDS makes substantial investments to acquire, construct and upgrade telecommunications networks and facilities to remain competitive and as a basis for creating long-term value for shareholders. In recent years, rapid changes in technology and new opportunities (such as 4G LTE and VoLTE technology in the Wireless business and fiber in the Wireline business) have required substantial investments in potentially revenue-enhancing and cost-saving upgrades to TDS’ networks to remain competitive; this is expected to continue in 2019 and future years with the deployment of 5G technology and the continued deployment of VoLTE in the Wireless business, and the continued deployment of fiber in the Wireline business.

Capital expenditures (i.e., additions to property, plant and equipment and system development expenditures), which include the effects of accruals and capitalized interest, in 2018, 2017 and 2016 were as follows:

Capital Expenditures
(Dollars in millions)

U.S. Cellular’s capital expenditures in 2018 were $515 million compared to $469 million in 2017 and $446 million in 2016. In 2018, these capital expenditures were used for the following purposes:

▪
Enhance and maintain U.S. Cellular's network coverage, including continuing to deploy VoLTE technology in certain markets and providing additional capacity to accommodate increased data usage by current customers; and

▪	Invest in information technology to support existing and new services and products.
Capital expenditures for 2019 are expected to be between $625 million and $725 million. In addition to the purposes listed above, these expenditures are expected to be used to enhance network speed and begin deploying 5G technology.

TDS Telecom’s capital expenditures in 2018 were $232 million compared to $201 million in 2017 and $162 million in 2016. In 2018, these capital expenditures were used for the following purposes:

•	Maintain and enhance existing infrastructure including build-out requirements to meet state broadband and A-CAM programs;

•	Upgrade broadband capacity and speeds;

•	Support success-based spending to sustain IPTV, broadband and Cable growth;

•	Build a TDS TV+ platform; and

•	Expand fiber deployment inside and outside of current footprint.

Capital expenditures in 2019 are expected to be between $300 million and $350 million. These expenditures are expected to be used for similar purposes as those listed above.

TDS plans to finance its capital expenditures program for 2019 using primarily Cash flows from operating activities, existing cash balances and, if required, its receivables securitization and/or revolving credit agreements.
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

Cash Payments for Acquisitions
(Dollars in millions)

TDS assesses its business interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on capital. As part of this strategy, TDS reviews attractive opportunities to acquire additional wireless operating markets and wireless spectrum, including pursuant to FCC auctions; and telecommunications, cable or other possible businesses.

TDS also may seek to divest outright or include in exchanges for other interests those interests that are not strategic to its long-term success. Total Cash received from divestitures and exchanges was $29 million, $21 million and $21 million in 2018, 2017 and 2016, respectively.
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
Common Share Repurchase Programs
TDS and U.S. Cellular have repurchased their common shares and U.S. Cellular expects to continue to repurchase its common shares, subject to any available repurchase program. Share repurchases made under the TDS and U.S. Cellular programs were as follows:

Year Ended December 31,	Number of Shares	Average Cost Per Share	Dollar Amount (in millions)
2018
U.S. Cellular Common Shares	—	$—	$—
TDS Common Shares	—	—	—

2017
U.S. Cellular Common Shares	—	$—	$—
TDS Common Shares	—	—	—

2016
U.S. Cellular Common Shares	154,449	$34.55	$5
TDS Common Shares	111,700	22.56	3

Depending on its future financial performance, construction, development and acquisition programs, and available sources of financing, TDS and U.S. Cellular may not have sufficient liquidity or capital resources to make significant share repurchases. Therefore, there is no assurance that TDS and U.S. Cellular will make any significant share repurchases in the future.
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
Dividends
TDS paid quarterly dividends per outstanding share of $0.160 in 2018, $0.155 in 2017 and $0.148 in 2016. TDS increased the dividend per share to $0.165 in the first quarter of 2019. See Note 16 — Common Shareholders’ Equity in the Notes to Consolidated Financial Statements for additional information. TDS has no current plans to change its policy of paying dividends.

Contractual and Other Obligations
At December 31, 2018, the resources required for contractual obligations were as follows:

		Payments Due by Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
(Dollars in millions)
Long-term debt obligations[1]	$2,506	$20	$31	$158	$2,297
Interest payments on long-term debt obligations	5,680	167	332	316	4,865
Operating leases[2]	1,490	170	300	236	784
Capital leases	16	1	2	1	12
Purchase obligations[3]	1,737	1,444	215	53	25
	$11,429	$1,802	$880	$764	$7,983

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

The table above excludes potential liabilities related to “unrecognized tax benefits” as defined by GAAP because TDS is unable to predict the outcome or period of settlement of such liabilities. Such unrecognized tax benefits were $49 million at December 31, 2018. See Note 5 — Income Taxes in the Notes to Consolidated Financial Statements for additional information on unrecognized tax benefits.
See Note 13 — Commitments and Contingencies in the Notes to Consolidated Financial Statements for additional information.

Consolidated Cash Flow Analysis
TDS operates a capital- and marketing-intensive business. TDS makes substantial investments to acquire wireless licenses and properties and to construct and upgrade communications networks and facilities as a basis for creating long-term value for shareholders. In recent years, rapid changes in technology and new opportunities have required substantial investments in potentially revenue‑enhancing and cost-saving upgrades to TDS’ networks. TDS utilizes cash on hand, cash from operating activities, cash proceeds from divestitures and dispositions of investments, and short-term and long-term debt financing to fund its acquisitions (including spectrum licenses), construction costs, operating expenses and share repurchases. Cash flows may fluctuate from quarter to quarter and year to year due to seasonality, the timing of acquisitions and divestitures, capital expenditures and other factors. The following discussion summarizes TDS’ cash flow activities in 2018, 2017 and 2016.
2018 Commentary
TDS’ Cash, cash equivalents and restricted cash increased $305 million in 2018. Net cash provided by operating activities was $1,017 million in 2018 due to net income of $175 million plus non-cash items of $906 million and distributions received from unconsolidated entities of $153 million, including $68 million in distributions from the LA Partnership. This was partially offset by changes in working capital items which decreased net cash by $217 million. The working capital changes were influenced primarily by a $149 million increase in equipment installment plan receivables, which are expected to continue to increase and further require the use of working capital in the near term. The adoption of ASU 2014-09 on January 1, 2018, caused fluctuations in working capital items in the Consolidated Balance Sheet; however, the adoption of ASU 2014-09 had no impact on the Consolidated Statement of Cash Flows.
Cash flows used for investing activities were $680 million. Cash paid in 2018 for additions to property, plant and equipment totaled $776 million. This was partially offset by cash received from the redemption of short-term Treasury bills of $100 million.
Cash flows used for financing activities were $32 million, reflecting ordinary activity such as the payment of dividends and the scheduled repayments of debt, partially offset by cash proceeds from reissuance of Common Shares pursuant to stock-based compensation plans.
2017 Commentary
TDS’ Cash, cash equivalents and restricted cash decreased $282 million in 2017. Net cash provided by operating activities was $776 million in 2017 due to net income of $157 million plus non-cash items of $742 million (including a $262 million loss on impairment of goodwill and a $369 million decrease in the deferred income tax liability) and distributions received from unconsolidated entities of $136 million, including $62 million in distributions from the LA Partnership. This was partially offset by changes in working capital items which decreased net cash by $259 million. The working capital changes were due primarily to a $261 million increase in equipment installment plan receivables.
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
2016 Commentary
TDS’ Cash, cash equivalents and restricted cash decreased $85 million in 2016. Net cash provided by operating activities was $782 million in 2016 due to net income of $52 million plus non-cash items of $882 million and distributions received from unconsolidated entities of $93 million, including $29 million in distributions from the LA Partnership. This was partially offset by changes in working capital items which decreased cash by $245 million. The working capital changes were due to a $246 million increase in equipment installment plan receivables.
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

Consolidated Balance Sheet Analysis
The following discussion addresses certain captions in the consolidated balance sheet and changes therein. This discussion is intended to highlight the significant changes and is not intended to fully reconcile the changes. Changes in financial condition during 2018 were as follows:
Cash and cash equivalents
See the Consolidated Cash Flow Analysis above for a discussion of cash and cash equivalents.
Short-term investments
Short-term investments decreased $83 million due to the maturity of U.S. Treasury Bills with original maturities of six months, partially offset by the purchase of additional U.S. Treasury Bills.
Accounts receivable — customers and agents
Accounts receivable — customers and agents increased $131 million due primarily to an increase in equipment installment plan receivables as well as ceasing to record deferred imputed interest as a result of the adoption of ASU 2014-09. See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional information.
Assets held for sale
Assets held for sale increased $44 million due primarily to the transfer of Licenses to Assets held for sale as a result of sale and exchange agreements that U.S. Cellular entered into in 2018. These agreements closed in the first quarter of 2019.
Other assets and deferred charges
Other assets and deferred charges increased $194 million due primarily to the creation of contract cost assets as a result of the adoption of ASU 2014-09. See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional information.
Deferred income tax liability, net
Deferred income tax liability, net, increased $88 million due primarily to the adoption of ASU 2014-09 increasing the net basis of assets on a U.S. GAAP basis without a corresponding increase in tax basis, as well as the impact of full expensing of qualified property additions following the enactment of the Tax Act.
Treasury shares
Treasury shares decreased $150 million due primarily to restricted stock units vesting and the exercise of stock options.
Noncontrolling interests
Noncontrolling interests increased $110 million due primarily to the issuance of U.S. Cellular stock pursuant to benefit plans, U.S. Cellular's 2018 Net income, and the adoption of ASU 2014-09 which increased U.S. Cellular's Retained earnings on January 1, 2018.

Application of Critical Accounting Policies and Estimates
TDS prepares its consolidated financial statements in accordance with GAAP. TDS’ significant accounting policies are discussed in detail in Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements and Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements.
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
Intangible Asset Impairment
Licenses and Goodwill represent a significant component of TDS’ consolidated assets. These assets are considered to be indefinite-lived assets and, therefore, are not amortized but rather are tested annually for impairment. TDS performs annual impairment testing of Licenses and Goodwill as of November 1 of each year, or more frequently if triggering events are present. Significant negative events, such as changes in any of the assumptions described below as well as decreases in forecasted cash flows, could result in an impairment in future periods. Licenses are tested for impairment at the level of reporting referred to as a unit of accounting. Goodwill is tested for impairment at the level of reporting referred to as a reporting unit.
See Note 7 — Intangible Assets in the Notes to Consolidated Financial Statements for information related to Licenses and Goodwill activity in 2018 and 2017.
Wireless Licenses – U.S. Cellular
U.S. Cellular performs its annual impairment assessment of Licenses as of November 1 of each year, or more frequently if there are events or circumstances that cause U.S. Cellular to believe the carrying value of Licenses exceeds their fair value on a more likely than not basis. For purposes of its impairment testing of Licenses, U.S. Cellular separated its FCC licenses into eight units of accounting. The eight units of accounting consisted of one unit of accounting for developed operating market licenses (built licenses) and seven geographic non-operating market licenses (unbuilt licenses). U.S. Cellular performed a qualitative impairment assessment in 2018, and a quantitative impairment assessment in 2017, to determine whether an impairment existed.
In 2018, U.S. Cellular considered several qualitative factors, including analysts’ estimates of license values which contemplated recent spectrum auction results, recent U.S. Cellular and other market participant transactions and other industry and market factors. Based on this assessment, U.S. Cellular concluded that it was more likely than not that the fair value of the licenses in each unit of accounting exceeded their respective carrying values. Therefore, no impairment of licenses existed and no Step 1 quantitative impairment evaluation was completed.
In 2017, a market approach was used to value the spectrum license portfolio. Within each unit of accounting, the licenses were segregated by type and by similar geographical area. The market approach develops an indication of fair value by calculating estimated market values using observable license purchase and auction transactions as a basis for such values for each pool of licenses. The sum of the fair values of the discrete pools represents the estimated fair value of U.S. Cellular’s licenses. Based on the assessment, the fair values of the license units of accounting exceeded their respective carrying values by amounts ranging from 16% to greater than 100%. Therefore, no impairment of licenses existed.
Goodwill – TDS Telecom
TDS Telecom has recorded Goodwill as a result of the acquisition of wireline and cable businesses. For purposes of the 2018 and 2017 Goodwill impairment tests, TDS Telecom had two reporting units: Wireline and Cable.
Based on the results of the TDS Telecom annual Goodwill impairment assessment performed as of November 1, 2018, the fair values of the Wireline and Cable reporting units exceeded their carrying values. Therefore, no impairment of Goodwill was recorded for these reporting units.
The discounted cash flow approach and guideline public company method were used to value the Wireline and Cable reporting units. The discounted cash flow approach uses value drivers and considers risks specific to the industry as well as current economic factors. The most significant assumptions made in this process were the revenue growth rate (shown as a compound annual growth rate in the table below), the terminal revenue growth rate and the discount rate. The guideline public company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies. The developed multiples were applied to applicable financial measures of the respective reporting unit to determine fair value. The discounted cash flow approach and guideline public company method were weighted to arrive at the total fair value used for impairment testing. The weighting of methods was consistently applied in both 2018 and 2017.

For purposes of the discounted cash flow approach, the following table represents key assumptions used in estimating the fair value of the Wireline and Cable reporting units as of November 1, 2018. There are uncertainties associated with these key assumptions and potential events and/or circumstances that could have a negative effect on the key assumptions described below.

Key Assumptions	Wireline	Cable
Revenue growth rate[1]	(2.9)%	7.5%
Terminal revenue growth rate[1]	—%	2.0%
Discount rate[2]	6.0%	9.0%

[1]
There are risks that could negatively impact the projected revenue growth rates, including but not limited to the success of new and existing products/services, competition, and operational difficulties. TDS Telecom’s reporting units use internally generated forecasts. These internally generated forecasts consider such things as observed demand, market factors and competitive knowledge.

[2]
The weighted average cost of capital is derived based on a set of guideline public companies and is an indicator of the cost of capital for a market participant in TDS Telecom's industries. The weighted average cost of capital may increase if borrowing costs rise, market participants weight more of their capital structure towards equity vs. debt, long-term risk free interest rates increase, or other elements affecting the estimated cost of equity or debt increase. To the extent that the weighted average cost of capital of market participants increases or Wireline or Cable's risk in relation to its peers increases, this would decrease the estimated fair value of the reporting units.

Provided all other assumptions remained the same, the Wireline and Cable discount rates would have to increase to 9.6% and 10.6%, respectively, to yield estimated fair values equal to their respective carrying values at November 1, 2018. Further, provided all other assumptions remained the same, the Wireline and Cable terminal revenue growth rate assumptions would need to decrease to negative 5.8% and negative 0.1%, respectively, to yield an estimate of fair value equal to the carrying value of the respective reporting units at November 1, 2018.
The Goodwill balances of the reporting units tested for impairment as of November 1, 2018, and the percentage by which the estimated fair value of the corresponding reporting units exceeded their carrying values, as a percentage of carrying value, was as follows:

Reporting unit	Goodwill balance	Excess of estimated Fair Value over Carrying Value
(Dollars in millions)
Wireline	$409	28.4%
Cable	$100	16.2%
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
See Note 5 — Income Taxes in the Notes to Consolidated Financial Statements for details regarding TDS’ income tax provision, deferred income taxes and liabilities, valuation allowances and unrecognized tax benefits, including information regarding estimates that impact income taxes.
Equipment Installment Plans
TDS sells devices and certain accessories to customers under installment contracts over a specified time period and, under certain of these plans, offers the customer a trade-in right. Customers on an installment contract who elect to trade-in the device will receive a credit in the amount of the outstanding balance of the installment contract, provided the customer trades-in an eligible used device in good working condition and purchases a new device from TDS. Equipment revenue under these contracts is recognized at the time the device is delivered to the customer for the amount allocated to the equipment under ASU 2014-09. See Note 4 — Equipment Installment Plans in the Notes to Consolidated Financial Statements for additional information.

Trade-In Right
TDS values the trade-in right as a guarantee liability. This liability is initially measured at fair value and is determined based on assumptions including the probability and timing of the customer upgrading to a new device and the fair value of the device being traded-in at the time of trade-in. TDS reevaluates its estimate of the guarantee liability quarterly. A significant change in any of the aforementioned assumptions used to compute the guarantee liability would impact the amount of revenue recognized under these plans and the timing thereof. In 2018 and 2017, TDS assumed the earliest contractual time of trade-in, or the minimum amount of payments as specified in the device installment contract, for all customers on installment contracts with trade-in rights.
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
Allowance for doubtful accounts
TDS maintains an allowance for doubtful accounts for estimated losses that result from the failure of its customers to make payments due under the equipment installment plans and accessory installment plans. The allowance is estimated based on historical experience, account aging and other factors that could affect collectability. When it is probable that an account balance will not be collected, the account balance is charged against the allowance for doubtful accounts. To the extent that actual loss experience differs significantly from historical trends, the required allowance amounts could differ from the original estimates.

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
Certain Relationships and Related Transactions
See Note 20 – Certain Relationships and Related Transactions in the Notes to Consolidated Financial Statements.

Regulatory Matters
FCC Mobility Fund Phase II Order
In October 2011, the FCC adopted its USF/Intercarrier Compensation Transformation Order (USF Order). Pursuant to this order, U.S. Cellular’s then current Federal USF support was to be phased down at the rate of 20% per year beginning July 1, 2012. The USF Order contemplated the establishment of a new mobile USF program (i.e., the Phase II Connect America Mobility Fund or "MF2") and provided for a pause in the phase down if that program was not timely implemented by July 2014. MF2 was not operational as of July 2014 and, therefore, as provided by the USF Order, the phase down was suspended at 60% of the baseline amount until such time as the FCC had taken steps to establish the MF2. In February 2017, the FCC adopted the MF2 Order addressing the framework for MF2 and the resumption of the phase down. The MF2 Order establishes a support fund of $453 million annually for ten years to be distributed through a market-based, multi-round reverse auction. For areas that receive support under MF2, legacy support to MF2 Auction winners will terminate and be replaced with MF2 support effective the first day of the month following release of the public notice closing the auction. Legacy support in areas where the legacy support recipient is not an MF2 winner will be subject to phase down over two years unless there is no winner in a particular census block, in which case it will be continued for one legacy support recipient only. The MF2 Order further states that the phase down of legacy support for areas that were not eligible for support under MF2 will commence on the first day of the month following the completion of the auction and will conclude two years later.
In August 2017, the FCC adopted the MF2 Challenge Process Order, which laid out procedures for establishing areas that would be eligible for support under the MF2 program. This included a collection process to be followed by a challenge window, a challenge response window, and finally adjudication of any coverage disputes. In September 2017, the FCC issued a public notice initiating the collection of 4G LTE coverage data. Responses submitting the collected data were due on January 4, 2018.
On February 27, 2018, the FCC issued public notices providing detailed challenge procedures and a schedule for the challenge process. Pursuant to these notices, the challenge window began on March 29, 2018, and closed on November 26, 2018. Under the MF2 Challenge Process Order, no earlier than thirty days after the FCC processes the challenges, the FCC would open a thirty-day challenge response window. Following the challenge response window, the FCC would then adjudicate any disputes. This entire process must be completed before an auction can be commenced.
On December 7, 2018, the FCC announced that it is investigating whether one or more carriers had violated the MF2 mapping rules and submitted incorrect maps. Pending the outcome of this investigation, the FCC suspended the challenge process.
U.S. Cellular cannot predict at this time when the MF2 auction will occur, when the phase down period for its existing legacy support from the Federal USF will commence, or whether the MF2 auction will provide opportunities to U.S. Cellular to offset any loss in existing support.
FCC Connect America Fund
In 2017, TDS began receiving $75 million per year for 10 years (with incremental funding for transition in the early years for certain states) for operating and maintaining its network along with the obligation to provide broadband service at various speeds to about 160,000 locations. In May 2018, TDS Telecom accepted an offer issued by the FCC to receive an additional $3 million of support per year for ten years retroactive to January 2017 along with corresponding build-out obligations. In December 2018, the FCC issued an order authorizing additional funding to companies that currently receive A-CAM support if they expand the number of locations that offer 25/3 Mbps broadband service in their service areas. To provide A-CAM companies sufficient time to meet the increased deployment obligations a modified term of support and deployment of ten years, beginning January 1, 2019, and running until December 31, 2028, will be offered. The order became effective when it was published in the Federal Register on February 19, 2019. Once the Wireline Competition Bureau issues a notice announcing revised support amounts and corresponding buildout obligations for acceptance, A-CAM companies will have 30 days to accept the offer of additional support. TDS Telecom could receive almost $200 million in new funding. In total, A-CAM support would then exceed $1 billion in funding over the 12-year implementation horizon.
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
A number of states, including certain states in which TDS operates, have adopted or considered laws intended to reinstate aspects of the foregoing net neutrality regulations that were reversed or revised by the FCC in 2017. To the extent such laws are enacted, it is expected that legal proceedings will be pursued challenging such laws. TDS cannot predict the outcome of these proceedings or the impact on its business.

Millimeter Wave Spectrum Auctions
At its open meeting on August 2, 2018, the FCC adopted a public notice establishing procedures for two auctions of spectrum licenses in the 28 GHz and 24 GHz bands. The 28 GHz auction (Auction 101) commenced on November 14, 2018 and closed on January 24, 2019. Auction 101 offered two 425 MHz licenses in the 28 GHz band over portions of the United States that do not have incumbent licensees. The 24 GHz auction (Auction 102) will offer up to seven 100 MHz licenses in the 24 GHz band in Partial Economic Areas covering most of the United States. Upfront payments for Auction 102 were due by February 19, 2019, and bidding in Auction 102 is scheduled to begin on March 14, 2019. U.S. Cellular filed applications to participate in both auctions on September 18, 2018, and was announced as a qualified bidder for Auction 101 on October 31, 2018. The FCC has not announced qualified bidders for Auction 102.
Also, at the open meeting on August 2, 2018, the FCC adopted a Further Notice of Proposed Rulemaking in preparation for an additional Millimeter Wave auction offering licenses in the 37, 39 and 47 GHz bands. FCC statements indicate plans to hold this auction in the second half of 2019.

Private Securities Litigation Reform Act of 1995
Safe Harbor Cautionary Statement
This Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report contain statements that are not based on historical facts and represent forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities, events or developments that TDS intends, expects, projects, believes, estimates, plans or anticipates will or may occur in the future are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects” and similar expressions are intended to identify these forward‑looking statements, but are not the exclusive means of identifying them. Such forward‑looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward‑looking statements. Such risks, uncertainties and other factors include, but are not limited to, those set forth below. See “Risk Factors” in TDS’ Annual Report on Form 10-K for the year ended December 31, 2018, for a further discussion of these risks. Each of the following risks could have a material adverse effect on TDS’ business, financial condition or results of operations. However, such factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this document. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

▪	Intense competition in the markets in which TDS operates could adversely affect TDS’ revenues or increase its costs to compete.

▪
A failure by TDS to successfully execute its business strategy (including planned acquisitions, spectrum acquisitions, fiber builds, divestitures and exchanges) or allocate resources or capital effectively could have an adverse effect on TDS’ business, financial condition or results of operations.

▪
Uncertainty in TDS’ future cash flow and liquidity or the inability to access capital, deterioration in the capital markets, other changes in TDS’ performance or market conditions, changes in TDS’ credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development or acquisition programs, reduce the amount of spectrum licenses acquired, and/or reduce or cease share repurchases and/or the payment of dividends.

▪
TDS has a significant amount of indebtedness which could adversely affect its financial performance and in turn adversely affect its ability to make payments on its indebtedness, comply with terms of debt covenants and incur additional debt.

▪
Changes in roaming practices or other factors could cause TDS’ roaming revenues to decline from current levels, roaming expenses to increase from current levels and/or impact TDS’ ability to service its customers in geographic areas where TDS does not have its own network, which could have an adverse effect on TDS’ business, financial condition or results of operations.

▪
A failure by TDS to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on TDS’ business, financial condition or results of operations.

▪
To the extent conducted by the FCC, TDS may participate in FCC auctions for additional spectrum or for funding in certain Universal Service programs in the future directly or indirectly and, during certain periods, will be subject to the FCC’s anti-collusion rules, which could have an adverse effect on TDS.

▪
Failure by TDS to timely or fully comply with any existing applicable legislative and/or regulatory requirements or changes thereto could adversely affect TDS’ business, financial condition or results of operations.

▪
An inability to attract people of outstanding talent throughout all levels of the organization, to develop their potential through education and assignments, and to retain them by keeping them engaged, challenged and properly rewarded could have an adverse effect on TDS' business, financial condition or results of operations.

▪
TDS’ assets and revenue are concentrated primarily in the U.S. telecommunications industry. Consequently, its operating results may fluctuate based on factors related primarily to conditions in this industry.

▪
TDS’ smaller scale relative to larger competitors that may have greater financial and other resources than TDS could cause TDS to be unable to compete successfully, which could adversely affect its business, financial condition or results of operations.

▪
Changes in various business factors, including changes in demand, customer preferences and perceptions, price competition, churn from customer switching activity and other factors, could have an adverse effect on TDS’ business, financial condition or results of operations.

▪
Advances or changes in technology could render certain technologies used by TDS obsolete, could put TDS at a competitive disadvantage, could reduce TDS’ revenues or could increase its costs of doing business.

▪	Complexities associated with deploying new technologies present substantial risk and TDS’ investments in unproven technologies may not produce the benefits that TDS expects.

▪
TDS receives regulatory support and is subject to numerous surcharges and fees from federal, state and local governments, and the applicability and the amount of the support and fees are subject to great uncertainty, which could have an adverse effect on TDS’ business, financial condition or results of operations.

▪	Performance under device purchase agreements could have a material adverse impact on TDS' business, financial condition or results of operations.

▪
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

▪
Costs, integration problems or other factors associated with acquisitions, divestitures or exchanges of properties or licenses and/or expansion of TDS’ businesses could have an adverse effect on TDS’ business, financial condition or results of operations.

▪
A failure by TDS to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network, support and other systems and infrastructure could have an adverse effect on its operations.

▪
Difficulties involving third parties with which TDS does business, including changes in TDS’ relationships with or financial or operational difficulties of key suppliers or independent agents and third party national retailers who market TDS’ services, could adversely affect TDS’ business, financial condition or results of operations.

▪	TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS’ financial condition or results of operations.

▪
A failure by TDS to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, could have an adverse effect on TDS’ business, financial condition or results of operations.

▪
TDS has experienced and, in the future, expects to experience cyber-attacks or other breaches of network or information technology security of varying degrees on a regular basis, which could have an adverse effect on TDS' business, financial condition or results of operations.

▪
Changes in facts or circumstances, including new or additional information, could require TDS to record adjustments to amounts reflected in the financial statements, which could have an adverse effect on TDS’ business, financial condition or results of operations.

▪
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

▪
Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’ business, financial condition or results of operations.

▪
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

▪
Claims of infringement of intellectual property and proprietary rights of others, primarily involving patent infringement claims, could prevent TDS from using necessary technology to provide products or services or subject TDS to expensive intellectual property litigation or monetary penalties, which could have an adverse effect on TDS’ business, financial condition or results of operations.

▪
Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS or have other consequences.

▪	The market price of TDS’ Common Shares is subject to fluctuations due to a variety of factors.

▪
Any of the foregoing events or other events could cause revenues, earnings, capital expenditures and/or any other financial or statistical information to vary from TDS’ forward-looking estimates by a material amount.

Market Risk
Long-Term Debt
As of December 31, 2018, the majority of TDS’ long-term debt was in the form of fixed-rate notes with remaining maturities ranging up to 46 years. Fluctuations in market interest rates can lead to significant fluctuations in the fair value of these fixed-rate notes.
The following chart presents the scheduled principal payments on long-term debt by maturity dates at December 31, 2018:
The following table presents the scheduled principal payments on long-term debt, capital lease obligations, and other installment arrangements, and the related weighted average interest rates by maturity dates at December 31, 2018:

	Principal Payments Due by Period
	Long-Term Debt Obligations[1]	Weighted-Avg. Interest Rates on Long-Term Debt Obligations[2]
(Dollars in millions)
2019	$21	3.2%
2020	21	3.2%
2021	12	5.0%
2022	158	5.0%
2023	—	6.6%
Thereafter	2,300	6.9%
Total	$2,512	6.7%

[1]
The total long-term debt obligation differs from Long-term debt in the Consolidated Balance Sheet due to unamortized debt issuance costs on all non-revolving debt instruments, unamortized discounts related to U.S. Cellular's 6.7% Senior Notes, and unamortized discounts related to the Installment payment agreement. See Note 11 — Debt in the Notes to Consolidated Financial Statements for additional information.

[2]	Represents the weighted average interest rates at December 31, 2018, for debt maturing in the respective periods.

Fair Value of Long-Term Debt
At December 31, 2018 and 2017, the estimated fair value of long-term debt obligations, excluding capital lease obligations, other installment arrangements, the current portion of such long-term debt and debt financing costs, was $2,309 million and $2,499 million, respectively. See Note 3 — Fair Value Measurements in the Notes to Consolidated Financial Statements for additional information.
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

▪	EBITDA

▪	Adjusted EBITDA

▪	Adjusted OIBDA

▪	Free cash flow

▪	Postpaid ABPU

▪	Postpaid ABPA

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
Management uses Adjusted EBITDA and Adjusted OIBDA as measurements of profitability and, therefore, reconciliations to applicable GAAP income measures are deemed appropriate. Management believes Adjusted EBITDA and Adjusted OIBDA are useful measures of TDS’ operating results before significant recurring non-cash charges, gains and losses, and other items as presented below as they provide additional relevant and useful information to investors and other users of TDS’ financial data in evaluating the effectiveness of its operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. Adjusted EBITDA shows adjusted earnings before interest, taxes, depreciation, amortization and accretion, and gains and losses, while Adjusted OIBDA reduces this measure further to exclude Equity in earnings of unconsolidated entities and Interest and dividend income in order to more effectively show the performance of operating activities excluding investment activities.  The following table reconciles EBITDA, Adjusted EBITDA and Adjusted OIBDA to the corresponding GAAP measures, Net income or Income (loss) before income taxes and Operating income (loss).  Income tax expense is not provided at the individual segment level for Wireline and Cable.  TDS calculates income tax expense for TDS Telecom in total.

TDS - CONSOLIDATED	2018¹	2017	2016
(Dollars in millions)
Net income (GAAP)	$175	$157	$52
Add back or deduct:
Income tax expense (benefit)	46	(279)	40
Interest expense	172	170	170
Depreciation, amortization and accretion	883	844	850
EBITDA (Non-GAAP)	1,276	892	1,112
Add back or deduct:
Loss on impairment of goodwill	—	262	—
(Gain) loss on asset disposals, net	9	21	27
(Gain) loss on sale of business and other exit costs, net	—	(1)	(1)
(Gain) loss on license sales and exchanges, net	(18)	(22)	(20)
Adjusted EBITDA (Non-GAAP)	1,267	1,152	1,118
Deduct:
Equity in earnings of unconsolidated entities	160	137	140
Interest and dividend income	26	15	11
Other, net	2	4	3
Adjusted OIBDA (Non-GAAP)	1,079	996	964
Deduct:
Depreciation, amortization and accretion	883	844	850
Loss on impairment of goodwill	—	262	—
(Gain) loss on asset disposals, net	9	21	27
(Gain) loss on sale of business and other exit costs, net	—	(1)	(1)
(Gain) loss on license sales and exchanges, net	(18)	(22)	(20)
Operating income (loss) (GAAP)	$205	$(108)	$108

U.S. CELLULAR	2018¹	2017	2016
(Dollars in millions)
Net income (GAAP)	$164	$15	$49
Add back or deduct:
Income tax expense (benefit)	51	(287)	33
Interest expense	116	113	113
Depreciation, amortization and accretion	640	615	618
EBITDA (Non-GAAP)	971	456	813
Add back or deduct:
Loss on impairment of goodwill	—	370	—
(Gain) loss on asset disposals, net	10	17	22
(Gain) loss on sale of business and other exit costs, net	—	(1)	—
(Gain) loss on license sales and exchanges, net	(18)	(22)	(19)
Adjusted EBITDA (Non-GAAP)	963	820	816
Deduct:
Equity in earnings of unconsolidated entities	159	137	140
Interest and dividend income	15	8	6
Other, net	(1)	—	1
Adjusted OIBDA (Non-GAAP)	790	675	669
Deduct:
Depreciation, amortization and accretion	640	615	618
Loss on impairment of goodwill	—	370	—
(Gain) loss on asset disposals, net	10	17	22
(Gain) loss on sale of business and other exit costs, net	—	(1)	—
(Gain) loss on license sales and exchanges, net	(18)	(22)	(19)
Operating income (loss) (GAAP)	$158	$(304)	$48

TDS TELECOM	2018¹	2017	2016
(Dollars in millions)
Net income (GAAP)	$89	$138	$54
Add back or deduct:
Income tax expense (benefit)	16	(13)	32
Interest expense	(2)	—	(1)
Depreciation, amortization and accretion	212	195	196
EBITDA (Non-GAAP)	315	319	280
Add back or deduct:
(Gain) loss on asset disposals, net	(2)	3	4
(Gain) loss on license sales and exchanges, net	—	—	(1)
Adjusted EBITDA (Non-GAAP)	313	323	283
Deduct:
Interest and dividend income	8	5	3
Other, net	2	3	3
Adjusted OIBDA (Non-GAAP)	303	314	278
Deduct:
Depreciation, amortization and accretion	212	195	196
(Gain) loss on asset disposals, net	(2)	3	4
(Gain) loss on license sales and exchanges, net	—	—	(1)
Operating income (GAAP)	$93	$116	$79
Numbers may not foot due to rounding.

WIRELINE	2018¹	2017	2016
(Dollars in millions)
Income before income taxes (GAAP)	$106	$117	$83
Add back or deduct:
Interest expense	(2)	—	(1)
Depreciation, amortization and accretion	142	151	159
EBITDA (Non-GAAP)	247	267	241
Add back or deduct:
(Gain) loss on asset disposals, net	(3)	1	2
(Gain) loss on license sales and exchanges, net	—	—	(1)
Adjusted EBITDA (Non-GAAP)	243	269	242
Deduct:
Interest and dividend income	7	5	3
Other, net	3	3	3
Adjusted OIBDA (Non-GAAP)	234	260	237
Deduct:
Depreciation, amortization and accretion	142	151	159
(Gain) loss on asset disposals, net	(3)	1	2
(Gain) loss on license sales and exchanges, net	—	—	(1)
Operating income (GAAP)	$95	$108	$77
Numbers may not foot due to rounding.

CABLE	2018¹	2017	2016
(Dollars in millions)
Income (loss) before income taxes (GAAP)	$(1)	$8	$2
Add back:
Depreciation, amortization and accretion	69	44	37
EBITDA (Non-GAAP)	69	52	38
Add back or deduct:
(Gain) loss on asset disposals, net	1	2	2
Adjusted EBITDA (Non-GAAP)	70	54	41
Deduct:
Interest and dividend income	1	—	—
Adjusted OIBDA (Non-GAAP)	69	54	41
Deduct:
Depreciation, amortization and accretion	69	44	37
(Gain) loss on asset disposals, net	1	2	2
Operating income (loss) (GAAP)	$(2)	$8	$2
Numbers may not foot due to rounding.

[1]
As of January 1, 2018, TDS adopted ASU 2014-09 using a modified retrospective approach.  Under this method, the new accounting standard is applied only to the most recent period presented.  See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional information.

Free Cash Flow
The following table presents Free cash flow. Free cash flow is a non-GAAP financial measure which TDS believes may be useful to investors and other users of its financial information in evaluating liquidity, specifically, the amount of net cash generated by business operations after deducting Cash paid for additions to property, plant and equipment.

	2018	2017	2016
(Dollars in millions)
Cash flows from operating activities (GAAP)	$1,017	$776	$782
Less: Cash paid for additions to property, plant and equipment	776	685	636
Free cash flow (Non-GAAP)	$241	$91	$146

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

	2018¹	2017	2016
(Dollars and connection counts in millions)
Calculation of Postpaid ARPU
Postpaid service revenues	$2,417	$2,389	$2,517
Average number of postpaid connections	4.48	4.49	4.47
Number of months in period	12	12	12
Postpaid ARPU (GAAP metric)	$44.98	$44.38	$46.96

Calculation of Postpaid ABPU
Postpaid service revenues	$2,417	$2,389	$2,517
Equipment installment plan billings	735	604	491
Total billings to postpaid connections	$3,152	$2,993	$3,008
Average number of postpaid connections	4.48	4.49	4.47
Number of months in period	12	12	12
Postpaid ABPU (Non-GAAP metric)	$58.67	$55.60	$56.12

Calculation of Postpaid ARPA
Postpaid service revenues	$2,417	$2,389	$2,517
Average number of postpaid accounts	1.69	1.67	1.69
Number of months in period	12	12	12
Postpaid ARPA (GAAP metric)	$118.93	$118.96	$124.09

Calculation of Postpaid ABPA
Postpaid service revenues	$2,417	$2,389	$2,517
Equipment installment plan billings	735	604	491
Total billings to postpaid accounts	$3,152	$2,993	$3,008
Average number of postpaid accounts	1.69	1.67	1.69
Number of months in period	12	12	12
Postpaid ABPA (Non-GAAP metric)	$155.11	$149.02	$148.29

Numbers may not foot due to rounding

[1]
As of January 1, 2018, TDS adopted ASU 2014-09 using a modified retrospective approach.  Under this method, the new accounting standard is applied only to the most recent period presented.  See Note 2 — Revenue Recognition in the Notes to Consolidated Financial Statements for additional information.

Financial Statements
Telephone and Data Systems, Inc.
Consolidated Statement of Operations

Year Ended December 31,	2018	2017	2016
(Dollars and shares in millions, except per share amounts)
Operating revenues
Service	$3,999	$3,979	$4,050
Equipment and product sales	1,110	1,065	1,105
Total operating revenues	5,109	5,044	5,155

Operating expenses
Cost of services (excluding Depreciation, amortization and accretion reported below)	1,206	1,164	1,189
Cost of equipment and products	1,130	1,195	1,240
Selling, general and administrative	1,694	1,689	1,762
Depreciation, amortization and accretion	883	844	850
Loss on impairment of goodwill	—	262	—
(Gain) loss on asset disposals, net	9	21	27
(Gain) loss on sale of business and other exit costs, net	—	(1)	(1)
(Gain) loss on license sales and exchanges, net	(18)	(22)	(20)
Total operating expenses	4,904	5,152	5,047

Operating income (loss)	205	(108)	108

Investment and other income (expense)
Equity in earnings of unconsolidated entities	160	137	140
Interest and dividend income	26	15	11
Interest expense	(172)	(170)	(170)
Other, net	2	4	3
Total investment and other income (expense)	16	(14)	(16)

Income (loss) before income taxes	221	(122)	92
Income tax expense (benefit)	46	(279)	40
Net income	175	157	52
Less: Net income attributable to noncontrolling interests, net of tax	40	4	9
Net income attributable to TDS shareholders	135	153	43
TDS Preferred dividend requirement	—	—	—
Net income available to TDS common shareholders	$135	$153	$43

Basic weighted average shares outstanding	112	111	110
Basic earnings per share available to TDS common shareholders	$1.20	$1.39	$0.39

Diluted weighted average shares outstanding	114	112	111
Diluted earnings per share available to TDS common shareholders	$1.17	$1.37	$0.39
The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Comprehensive Income

Year Ended December 31,	2018	2017	2016
(Dollars in millions)
Net income	$175	$157	$52
Net change in accumulated other comprehensive income
Change in net unrealized gain on equity investments	—	—	1
Change related to retirement plan
Amounts included in net periodic benefit cost for the period
Net actuarial gains	—	2	2
Prior service cost	(10)	(3)	—
Amortization of prior service cost	(1)	(2)	(2)
	(11)	(3)	—
Change in deferred income taxes	3	1	—
Change related to retirement plan, net of tax	(8)	(2)	—
Net change in accumulated other comprehensive income	(8)	(2)	1
Comprehensive income	167	155	53
Less: Net income attributable to noncontrolling interests, net of tax	40	4	9
Comprehensive income attributable to TDS shareholders	$127	$151	$44
The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Cash Flows

Year Ended December 31,	2018	2017	2016
(Dollars in millions)
Cash flows from operating activities
Net income	$175	$157	$52
Add (deduct) adjustments to reconcile net income to net cash flows from operating activities
Depreciation, amortization and accretion	883	844	850
Bad debts expense	101	95	102
Stock-based compensation expense	54	46	42
Deferred income taxes, net	33	(369)	22
Equity in earnings of unconsolidated entities	(160)	(137)	(140)
Distributions from unconsolidated entities	153	136	93
Loss on impairment of goodwill	—	262	—
(Gain) loss on asset disposals, net	9	21	27
(Gain) loss on license sales and exchanges, net	(18)	(22)	(20)
Other operating activities	4	2	(1)
Changes in assets and liabilities from operations
Accounts receivable	(39)	(61)	(23)
Equipment installment plans receivable	(149)	(261)	(246)
Inventory	(5)	6	4
Accounts payable	2	(7)	36
Customer deposits and deferred revenues	8	(4)	(52)
Accrued taxes	(29)	37	60
Other assets and liabilities	(5)	31	(24)
Net cash provided by operating activities	1,017	776	782

Cash flows from investing activities
Cash paid for additions to property, plant and equipment	(776)	(685)	(636)
Cash paid for acquisitions and licenses	(16)	(218)	(53)
Cash received for investments	100	—	—
Cash paid for investments	(17)	(100)	—
Cash received from divestitures and exchanges	29	21	21
Federal Communications Commission deposit	—	—	(143)
Other investing activities	—	1	3
Net cash used in investing activities	(680)	(981)	(808)

Cash flows from financing activities
Issuance of long-term debt	—	—	2
Repayment of long-term debt	(20)	(17)	(12)
TDS Common Shares reissued for benefit plans, net of tax payments	42	4	9
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	18	1	6
Repurchase of TDS Common Shares	—	—	(3)
Repurchase of U.S. Cellular Common Shares	—	—	(5)
Dividends paid to TDS shareholders	(72)	(69)	(65)
Distributions to noncontrolling interests	(6)	(4)	(1)
Other financing activities	6	8	10
Net cash used in financing activities	(32)	(77)	(59)

Net increase (decrease) in cash, cash equivalents and restricted cash	305	(282)	(85)

Cash, cash equivalents and restricted cash
Beginning of period	622	904	989
End of period	$927	$622	$904
The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Balance Sheet — Assets

December 31,	2018	2017
(Dollars in millions)
Current assets
Cash and cash equivalents	$921	$619
Short-term investments	17	100
Accounts receivable
Customers and agents, less allowances of $71 and $61, respectively	992	861
Other, less allowances of $2 and $2, respectively	107	100
Inventory, net	150	145
Prepaid expenses	103	112
Income taxes receivable	12	2
Other current assets	28	27
Total current assets	2,330	1,966

Assets held for sale	54	10

Licenses	2,195	2,232

Goodwill	509	509

Other intangible assets, net of accumulated amortization of $168 and $142, respectively	253	279

Investments in unconsolidated entities	480	453

Property, plant and equipment
In service and under construction	12,074	11,742
Less: Accumulated depreciation and amortization	8,728	8,318
Property, plant and equipment, net	3,346	3,424

Other assets and deferred charges	616	422

Total assets[1]	$9,783	$9,295

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Balance Sheet — Liabilities and Equity

December 31,	2018	2017
(Dollars and shares in millions, except per share amounts)
Current liabilities
Current portion of long-term debt	$21	$20
Accounts payable	365	368
Customer deposits and deferred revenues	197	223
Accrued interest	11	11
Accrued taxes	44	64
Accrued compensation	127	126
Other current liabilities	114	106
Total current liabilities	879	918

Liabilities held for sale	1	—

Deferred liabilities and credits
Deferred income tax liability, net	640	552
Other deferred liabilities and credits	541	495

Long-term debt, net	2,418	2,437

Commitments and contingencies

Noncontrolling interests with redemption features	11	1

Equity
TDS shareholders’ equity
Series A Common and Common Shares
Authorized 290 shares (25 Series A Common and 265 Common Shares)
Issued 133 shares (7 Series A Common and 126 Common Shares)
Outstanding 114 shares (7 Series A Common and 107 Common Shares) and 111 shares (7 Series A Common and 104 Common Shares), respectively
Par Value ($.01 per share)	1	1
Capital in excess of par value	2,432	2,413
Treasury shares, at cost, 19 and 22 Common Shares, respectively	(519)	(669)
Accumulated other comprehensive loss	(10)	(1)
Retained earnings	2,656	2,525
Total TDS shareholders’ equity	4,560	4,269

Noncontrolling interests	733	623

Total equity	5,293	4,892

Total liabilities and equity[1]	$9,783	$9,295

The accompanying notes are an integral part of these consolidated financial statements.

[1]
The consolidated total assets as of December 31, 2018 and 2017, include assets held by consolidated variable interest entities (VIEs) of $848 million and $765 million, respectively, which are not available to be used to settle the obligations of TDS. The consolidated total liabilities as of December 31, 2018 and 2017, include certain liabilities of consolidated VIEs of $21 million for which the creditors of the VIEs have no recourse to the general credit of TDS. See Note 14 — Variable Interest Entities for additional information.

Telephone and Data Systems, Inc.
Consolidated Statement of Changes in Equity

	TDS Shareholders
	Series A Common and Common shares	Capital in excess of par value	Treasury shares	Accumulated other comprehensive income (loss)	Retained earnings	Total TDS shareholders' equity	Noncontrolling interests	Total equity
(Dollars in millions, except per share amounts)
December 31, 2017	$1	$2,413	$(669)	$(1)	$2,525	$4,269	$623	$4,892
Cumulative effect of accounting changes	—	—	—	(1)	165	164	31	195
Net income attributable to TDS shareholders	—	—	—	—	135	135	—	135
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	28	28
Other comprehensive loss	—	—	—	(8)	—	(8)	—	(8)
TDS Common and Series A Common share dividends ($0.64 per share)	—	—	—	—	(72)	(72)	—	(72)
Dividend reinvestment plan	—	1	25	—	(14)	12	—	12
Incentive and compensation plans	—	—	125	—	(83)	42	—	42
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	1	—	—	—	1	54	55
Stock-based compensation awards	—	17	—	—	—	17	—	17
Distributions to noncontrolling interests	—	—	—	—	—	—	(3)	(3)
December 31, 2018	$1	$2,432	$(519)	$(10)	$2,656	$4,560	$733	$5,293

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Changes in Equity

	TDS Shareholders
	Series A Common and Common shares	Capital in excess of par value	Treasury shares	Accumulated other comprehensive income (loss)	Retained earnings	Total TDS shareholders' equity	Preferred shares	Noncontrolling interests	Total equity
(Dollars in millions, except per share amounts)
December 31, 2016	$1	$2,386	$(698)	$1	$2,454	$4,144	$1	$605	$4,750
Net income attributable to TDS shareholders	—	—	—	—	153	153	—	—	153
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	4	4
Other comprehensive loss	—	—	—	(2)	—	(2)	—	—	(2)
TDS Common and Series A Common Share dividends ($0.62 per share)	—	—	—	—	(69)	(69)	—	—	(69)
Redemption of Preferred shares	—	—	—	—	—	—	(1)	—	(1)
Dividend reinvestment plan	—	—	13	—	(1)	12	—	—	12
Incentive and compensation plans	—	—	16	—	(12)	4	—	—	4
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	13	—	—	—	13	—	18	31
Stock-based compensation awards	—	14	—	—	—	14	—	—	14
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(4)	(4)
December 31, 2017	$1	$2,413	$(669)	$(1)	$2,525	$4,269	$—	$623	$4,892

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Changes in Equity

	TDS Shareholders
	Series A Common and Common shares	Capital in excess of par value	Treasury shares	Accumulated other comprehensive income	Retained earnings	Total TDS shareholders' equity	Preferred shares	Noncontrolling interests	Total equity
(Dollars in millions, except per share amounts)
December 31, 2015	$1	$2,365	$(727)	$—	$2,487	$4,126	$1	$577	$4,704
Net income attributable to TDS shareholders	—	—	—	—	43	43	—	—	43
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	—	9	9
Other comprehensive income	—	—	—	1	—	1	—	—	1
TDS Common and Series A Common Share dividends ($0.59 per share)	—	—	—	—	(65)	(65)	—	—	(65)
Repurchase of Common Shares	—	—	(3)	—	—	(3)	—	—	(3)
Dividend reinvestment plan	—	2	7	—	—	9	—	—	9
Incentive and compensation plans	—	(5)	25	—	(11)	9	—	—	9
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	7	—	—	—	7	—	20	27
Stock-based compensation awards	—	16	—	—	—	16	—	—	16
Tax windfall (shortfall) from stock awards	—	1	—	—	—	1	—	—	1
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(1)	(1)
December 31, 2016	$1	$2,386	$(698)	$1	$2,454	$4,144	$1	$605	$4,750

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Notes to Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies and Recent Accounting Pronouncements
Nature of Operations
Telephone and Data Systems, Inc. (TDS) is a diversified telecommunications company providing high-quality communications services to customers with 5.0 million wireless connections and 1.2 million wireline and cable connections at December 31, 2018. TDS conducts all of its wireless operations through its 82%-owned subsidiary, United States Cellular Corporation (U.S. Cellular). TDS provides wireline and cable services through its wholly-owned subsidiary, TDS Telecommunications LLC (TDS Telecom).
TDS has the following reportable segments: U.S. Cellular, Wireline, and Cable. TDS’ non-reportable other business activities are presented as “Corporate, Eliminations and Other”, which includes the operations of TDS' wholly-owned hosted and managed services (HMS) subsidiary, which operates under the OneNeck IT Solutions brand, and its wholly-owned printing subsidiary Suttle-Straus, Inc. (Suttle-Straus). HMS' and Suttle-Straus' financial results were not significant to TDS' operations. All of TDS’ segments operate only in the United States, except for HMS, which includes an insignificant foreign operation. See Note 18 — Business Segment Information for summary financial information on each business segment.
Change in Reportable Segments
TDS re-evaluated internal reporting roles with regard to its HMS business unit and, as a result, changed its reportable segments. Effective January 1, 2018, HMS was considered a non-reportable segment and is no longer being reported under TDS Telecom. This change enables TDS Telecom to continue to successfully execute on the Wireline and Cable segments’ shared strategy to be the preferred service provider in its markets. Additionally, this change allows HMS to leverage TDS’ corporate IT resources, to improve operations and customer service, and better position itself for growth. Prior periods have been recast to conform to this revised presentation. See Note 18 — Business Segment Information for additional information on TDS’ reportable segments.
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

December 31,	2018	2017
(Dollars in millions)
Cash and cash equivalents	$921	$619
Restricted cash included in Other current assets	6	3
Cash, cash equivalents and restricted cash in the statement of cash flows	$927	$622

Accounts Receivable and Allowance for Doubtful Accounts
U.S. Cellular’s accounts receivable consist primarily of amounts owed by customers for wireless services and equipment sales, including sales of certain devices and accessories under installment plans, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular’s wireless systems.

TDS Telecom’s accounts receivable primarily consist of amounts owed by customers for services and products provided, by state and federal governments for grants and support funds including Alternative Connect America Cost Model (A-CAM), and by interexchange carriers for long-distance traffic, which TDS Telecom carries on its network.
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
Inventory
Inventory consists primarily of wireless devices stated at the lower of cost, which approximates cost determined on the first-in first-out basis, or net realizable value. Net realizable value is determined by reference to the stand-alone selling price.
Licenses
Licenses consist of direct and incremental costs incurred in acquiring Federal Communications Commission (FCC) licenses to provide wireless service.
TDS has determined that wireless licenses are indefinite-lived intangible assets and, therefore, not subject to amortization based on the following factors:

▪	Radio spectrum is not a depleting asset.

▪	The ability to use radio spectrum is not limited to any one technology.

▪
TDS and its consolidated subsidiaries are licensed to use radio spectrum through the FCC licensing process, which enables licensees to utilize specified portions of the spectrum for the provision of wireless service.

▪
TDS and its consolidated subsidiaries are required to renew their FCC licenses every ten years or, in some cases, every twelve or fifteen years. To date, all of TDS’ license renewal applications have been granted by the FCC. Generally, license renewal applications filed by licensees otherwise in compliance with FCC regulations are routinely granted. If, however, a license renewal application is challenged either by a competing applicant for the license or by a petition to deny the renewal application, the license will be renewed if the licensee can demonstrate its entitlement to a “renewal expectancy.” Licensees are entitled to such an expectancy if they can demonstrate to the FCC that they have provided “substantial service” during their license term and have “substantially complied” with FCC rules and policies. TDS believes that it is probable that its future license renewal applications will be granted.

U.S. Cellular performs its annual impairment assessment of Licenses as of November 1 of each year or more frequently if there are events or circumstances that cause U.S. Cellular to believe the carrying value of Licenses exceeds their fair value on a more likely than not basis. For purposes of its impairment testing of Licenses, U.S. Cellular separated its FCC licenses into eight units of accounting. The eight units of accounting consisted of one unit of accounting for developed operating market licenses (built licenses) and seven geographic non-operating market licenses (unbuilt licenses).
U.S. Cellular performed a qualitative impairment assessment in 2018 and a quantitative impairment assessment in 2017 to determine whether the licenses were impaired. Based on the impairment assessments performed, U.S. Cellular did not have an impairment of its Licenses in 2018 or 2017. See Note 7 — Intangible Assets for additional details related to Licenses.
Goodwill
TDS has Goodwill as a result of its acquisition of wireline and cable companies. TDS performs its annual impairment assessment of Goodwill as of November 1 of each year or more frequently if there are events or circumstances that cause TDS to believe the carrying value of individual reporting units exceeds their respective fair values on a more likely than not basis. Goodwill impairment loss will be measured as the amount by which a reporting unit’s carrying amount exceeds its fair value. The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.
For purposes of conducting its Goodwill impairment tests, TDS Telecom identified two reporting units: Wireline and Cable. The discounted cash flow approach and guideline public company method were used to value the Wireline and Cable reporting units for the annual impairment tests. Based on the annual impairment assessments performed, Wireline and Cable did not have an impairment of their Goodwill in 2018 or 2017.
In 2017, TDS recorded goodwill impairments related to its U.S. Cellular and HMS reporting units, which reduced the carrying value of their respective Goodwill to zero.
See Note 7 — Intangible Assets for additional details related to Goodwill.

Franchise Rights
TDS Telecom has franchise rights as a result of acquisitions of cable businesses. Franchise rights are intangible assets that provide their holder with the right to operate a business in a certain geographical location as sanctioned by the franchiser, usually a government agency. Franchise rights are generally granted for ten year periods and may be renewed for additional terms upon approval by the granting authority. TDS anticipates that future renewals of its franchise rights will be granted. Effective January 1, 2018, TDS prospectively changed its estimated useful life for franchise rights from indefinite-lived to 15 years, due primarily to the effects of increasing competition and advancements in technology for delivering and consuming video programming. Commensurate with this change, TDS reviewed its franchise rights for impairment, and noted there was no impairment as of January 1, 2018. As a result, Depreciation, amortization and accretion increased $17 million, calculated on a straight-line basis, and Net income decreased $13 million or $0.11 per share (Basic and Diluted) for the year ended December 31, 2018. TDS reviews franchise rights for impairment whenever events or changes in circumstances indicate that the assets might be impaired. TDS re-evaluates the useful life of franchise rights each year to determine if changes in technology or other business changes would warrant a revision of its remaining useful life.
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
TDS capitalizes certain costs of developing new information systems. Software licenses that qualify for capitalization as an asset are accounted for as the acquisition of an intangible asset and the incurrence of a liability to the extent that the license fees are not fully paid at acquisition.
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
Useful lives of specific assets are reviewed throughout the year to determine if changes in technology or other business changes would warrant accelerating the depreciation of those specific assets. There were no material changes to useful lives of property, plant and equipment in 2018, 2017 or 2016. See Note 9 — Property, Plant and Equipment for additional details related to useful lives.
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
TDS Telecom has two asset groups of Wireline and Cable for purposes of assessing property, plant and equipment for impairment based on their integrated network, assets and operations. The cash flows generated by each of these groups is the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.

Agent Liabilities
U.S. Cellular has relationships with agents, which are independent businesses that obtain customers for U.S. Cellular. At December 31, 2018 and 2017, U.S. Cellular had accrued $59 million and $61 million, respectively, for amounts due to agents. These amounts are included in Other current liabilities in the Consolidated Balance Sheet.
Debt Issuance Costs
Debt issuance costs include underwriters’ and legal fees and other charges related to issuing various borrowing instruments and other long–term agreements, and are amortized over the respective term of each instrument. Debt issuance costs related to TDS’ and U.S. Cellular's revolving credit agreements and U.S. Cellular's receivables securitization agreement are recorded in Other assets and deferred charges in the Consolidated Balance Sheet. All other debt issuance costs are presented as an offset to the related debt obligation in the Consolidated Balance Sheet.
Asset Retirement Obligations
TDS accounts for asset retirement obligations by recording the fair value of a liability for legal obligations associated with an asset retirement in the period in which the obligations are incurred. At the time the liability is incurred, TDS records a liability equal to the net present value of the estimated cost of the asset retirement obligation and increases the carrying amount of the related long-lived asset by an equal amount. Until the obligation is fulfilled, TDS updates its estimates relating to cash flows required and timing of settlement. TDS records the present value of the changes in the future value as an increase or decrease to the liability and the related carrying amount of the long-lived asset. The liability is accreted to future value over a period ending with the estimated settlement date of the respective asset retirement obligation. The carrying amount of the long-lived asset is depreciated over the useful life of the related asset. Upon settlement of the obligation, any difference between the cost to retire the asset and the recorded liability is recognized in the Consolidated Statement of Operations. See Note 10 — Asset Retirement Obligations for additional information.
Treasury Shares
Common Shares repurchased by TDS are recorded at cost as treasury shares and result in a reduction of equity. When treasury shares are reissued, TDS determines the cost using the first-in, first-out cost method. The difference between the cost of the treasury shares and reissuance price is included in Capital in excess of par value or Retained earnings.
Revenue Recognition
Revenues from sales of equipment and products are recognized when control has transferred to the customer. Service revenues are recognized as the related service is provided.
See Note 2 — Revenue Recognition for additional information on TDS' policies related to Revenues.
Advertising Costs
TDS expenses advertising costs as incurred. Advertising costs totaled $230 million, $228 million and $263 million in 2018, 2017 and 2016, respectively.
Income Taxes
TDS files a consolidated federal income tax return. Deferred taxes are computed using the liability method, whereby deferred tax assets are recognized for future deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for future taxable temporary differences. Both deferred tax assets and liabilities are measured using the enacted tax rates in effect when the temporary differences are expected to reverse. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. TDS evaluates income tax uncertainties, assesses the probability of the ultimate settlement with the applicable taxing authority and records an amount based on that assessment. Deferred taxes are reported as a net non-current asset or liability by jurisdiction. Any corresponding valuation allowance to reduce the amount of deferred tax assets is also recorded as non-current. See Note 5 — Income Taxes for additional information.
Stock-Based Compensation and Other Plans
TDS has established long-term incentive plans, dividend reinvestment plans, and a non-employee director compensation plan. The dividend reinvestment plan of TDS is not considered a compensatory plan and, therefore, recognition of compensation costs for grants made under this plan is not required. All other plans are considered compensatory plans; therefore, recognition of costs for grants made under these plans is required.
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

Recently Adopted Accounting Pronouncements
In March 2017, the FASB issued Accounting Standards Update 2017-07, Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (ASU 2017-07). ASU 2017-07 requires TDS to report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net periodic benefit cost must be presented separately from the service cost component and outside of Operating income in the Consolidated Statement of Operations. The new accounting standard also specifies that only the service cost component of net benefit cost is eligible for capitalization. TDS adopted ASU 2017-07 retrospectively on January 1, 2018, and prior periods have been recast to reflect ASU 2017-07. As a result of the adoption of ASU 2017-07, Selling, general and administrative expenses in 2017 and 2016 increased by $3 million from previously reported amounts, with a corresponding increase in Other, net in the Consolidated Statement of Operations. This change did not have an impact on Income before income taxes, Net income, or Earnings per share in 2017 or 2016, nor did it have a cumulative impact to Retained earnings as of the date presented.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (ASU 2016-02) and has since amended the standard with Accounting Standards Update 2018-01, Leases: Land Easement Practical Expedient for Transition to Topic 842, Accounting Standards Update 2018-10, Codification Improvements to Topic 842, Leases, Accounting Standards Update 2018-11, Leases: Targeted Improvements, and Accounting Standards Update 2018-20, Leases: Narrow-Scope Improvements for Lessors. ASU 2016-02, as amended, requires lessees to record a right-of-use asset and lease liability for almost all leases. This ASU does not substantially impact the lessor accounting model. However, some changes to the lessor accounting guidance were made to align with lessee accounting changes within ASC 842, Leases and certain key aspects of ASC 606, Revenue from Contracts with Customers. TDS will adopt ASU 2016-02, as amended, using a modified retrospective method on January 1, 2019. Under this method, a cumulative effect adjustment is recognized upon adoption and the guidance is applied prospectively. TDS elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification and initial direct costs, and whether contracts contain leases. TDS also elected the practical expedient related to land easements that allows it to carry forward the accounting treatment for pre-existing land easement agreements. TDS has implemented new systems, processes and controls to adopt ASU 2016-02, as amended, and has implemented a new lease management and accounting system to assist in the application of the new standard. Nearly all of TDS’ leases are classified as operating leases, although it does have a small number of finance leases. The adoption of ASU 2016-02, as amended, will add approximately $1.0 billion in right-of-use assets and approximately $1.1 billion in lease liabilities to the Consolidated Balance Sheet as of January 1, 2019, with the difference primarily representing accrued rent recognized prior to adoption. The adoption of ASU 2016-02 is not expected to have a material impact on TDS' results of operations in 2019.
In June 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments (ASU 2016-13). ASU 2016-13 requires entities to use a new forward-looking, expected loss model to estimate credit losses. It also requires additional disclosure relating to the credit quality of trade and other receivables, including information relating to management’s estimate of credit allowances. TDS is required to adopt ASU 2016-13 on January 1, 2020, using the modified retrospective approach. Early adoption is permitted as of January 1, 2019; however, TDS does not intend to adopt early. TDS is evaluating the effects that adoption of ASU 2016-13 will have on its financial position, results of operations and disclosures.
In June 2018, the FASB issued Accounting Standards Update 2018-07, Compensation - Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting (ASU 2018-07). ASU 2018-07 expands the scope of ASC 718, Compensation—Stock Compensation, which currently only includes share-based payments issued to employees, to also include share-based payments issued to nonemployees for goods and services. TDS is required to adopt ASU 2018-07 on January 1, 2019, using the modified retrospective approach. Early adoption is permitted. The adoption of ASU 2018-07 will not have an impact on TDS’ financial position or results of operations.
In August 2018, the FASB issued Accounting Standards Update 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General: Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans (ASU 2018-14). ASU 2018-14 modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The amendments in ASU 2018-14 were developed as part of the FASB's broader disclosure framework project, which aims to improve the effectiveness of disclosure requirements. TDS is required to adopt ASU 2018-14 retrospectively on January 1, 2020. Early adoption is permitted. The adoption of ASU 2018-14 will not impact TDS’ financial position or results of operations. TDS is evaluating the effects that adoption of ASU 2018-14 will have on its disclosures.
In August 2018, the FASB issued Accounting Standards Update 2018-15, Intangibles - Goodwill and Other - Internal-Use Software: Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (ASU 2018-15). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the existing guidance for capitalizing implementation costs for an arrangement that has a software license. The service element of a hosting arrangement will continue to be expensed as incurred. Any capitalized implementation costs will be amortized over the period of the service contract. TDS is required to adopt ASU 2018-15 on January 1, 2020, either retrospectively or prospectively to eligible costs incurred on or after the date that this guidance is first applied. Early adoption is permitted. The adoption of ASU 2018-15 is not expected to have a significant impact on TDS' financial position or results of operations.

Note 2 Revenue Recognition
Change in Accounting Policy
In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers and has since amended the standard with Accounting Standards Update 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, Accounting Standards Update 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net), Accounting Standards Update 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, Accounting Standards Update 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients, and Accounting Standards Update 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, collectively referred to hereinafter as ASU 2014-09. These standards replace existing revenue recognition rules with a single comprehensive model to use in accounting for revenue arising from contracts with customers. In February 2017, the FASB issued Accounting Standards Update 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets: Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets (ASU 2017-05). ASU 2017-05 clarifies how entities account for the derecognition of a nonfinancial asset and adds guidance for partial sales of nonfinancial assets. TDS adopted the provisions of ASU 2014-09 and ASU 2017-05 and applied them to all contracts as of January 1, 2018, using a modified retrospective method. Under this method, the new accounting standard is applied only to the most recent period presented, recognizing the cumulative effect of the accounting change as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASU 2014-09 resulted in an increase of $164 million in retained earnings as of January 1, 2018. ASU 2017-05 had no impact to retained earnings as of January 1, 2018.
As a practical expedient, TDS groups similar contracts or similar performance obligations together into portfolios of contracts or performance obligations if doing so does not result in a significant difference from applying the new accounting standard to the individual contracts. TDS applies this grouping method for the following types of transactions: device activation fees, contract acquisition costs, contract fulfillment costs, and certain customer promotions. Contract portfolios will be recognized over the respective expected customer lives or terms of the contracts.
The line items impacted by the adoption of ASU 2014-09 and ASU 2017-05 in the Consolidated Statement of Operations and the Consolidated Balance Sheet are presented below.
Consolidated Statement of Operations

Year Ended December 31, 2018	Results under prior accounting standards	Adjustment	As reported
(Dollars in millions, except per share amounts)
Operating revenues
Service	$4,108	$(109)	$3,999
Equipment and product sales	1,014	96	1,110
Total operating revenues	5,122	(13)	5,109
Cost of equipment and products	1,129	1	1,130
Selling, general and administrative	1,697	(3)	1,694
(Gain) loss on license sales and exchanges, net	(17)	(1)	(18)
Total operating expenses	4,907	(3)	4,904
Operating income (loss)	215	(10)	205
Income (loss) before income taxes	231	(10)	221
Income tax expense (benefit)	48	(2)	46
Net income	183	(8)	175
Less: Net income attributable to noncontrolling interests, net of tax	42	(2)	40
Net income attributable to TDS shareholders	141	(6)	135
Net income available to TDS common shareholders	141	(6)	135
Basic earnings per share available to TDS common shareholders	$1.25	$(0.05)	$1.20
Diluted earnings per share available to TDS common shareholders	$1.22	$(0.05)	$1.17
Numbers may not foot due to rounding.

The decrease in Service revenues and the increase in Equipment and product sales revenues are driven primarily by differences in the timing and classification of revenue recognized for certain arrangements with multiple performance obligations and ceasing to record deferred imputed interest and the resulting interest income on equipment installment contracts. Under prior accounting standards, revenues were allocated to deliverables using the relative selling price method, where consideration was allocated to each element on the basis of its relative selling price. Revenue recognized for the delivered items was limited to the amount due from the customer that was not contingent upon the delivery of additional products or services. Under ASU 2014-09, the revenue allocation of the transaction price is based on the relative standalone selling prices of the individual performance obligations in the customer’s contract, and the resulting revenue attributable to each is recognized as control over the performance obligation is transferred to the customer. This has resulted in increased Equipment and product sales revenues as more revenue is allocated to discounted equipment than under prior accounting standards. Under prior accounting standards, TDS deferred imputed interest related to equipment installment plan receivable contracts that exceeded twelve months, and recognized the corresponding interest income over the contract period in Service revenues. Under the provisions of ASU 2014-09, TDS has determined that equipment installment plan contracts do not contain a significant financing component, and accordingly, TDS ceased recording deferred imputed interest and the resulting interest income on equipment installment contracts upon the adoption of ASU 2014-09.
Cost of equipment and products increased due to a change in timing of recognition of cost of goods sold in the agent channel. Under prior accounting standards, Equipment and product sales to agents and the related Cost of equipment and products were recognized when equipment was sold through from the agent to end user customers. In accordance with the provisions of ASU 2014-09, such amounts are recognized when TDS delivers the equipment to the agent. Fluctuations in Selling, general and administrative expenses are due to the capitalization and amortization of contract acquisition and contract fulfillment costs under ASU 2014-09.
Under ASU 2017-05, (Gain) loss on license sales and exchanges, net is calculated by subtracting the carrying amount of the distinct asset being disposed from the consideration measured and allocated to that distinct asset. With respect to license exchange transactions, the consideration, or transaction price, is the fair value of the licenses received. Under prior accounting standards, the transaction price was typically the fair value of the licenses surrendered.
Consolidated Balance Sheet

As of December 31, 2018	Results under prior accounting standards	Adjustment	As reported
(Dollars in millions)
Accounts receivable
Customers and agents, less allowances	$928	$64	$992
Prepaid expenses	128	(25)	103
Other current assets	24	4	28
Total current assets	2,286	44	2,330
Licenses	2,194	1	2,195
Investments in unconsolidated entities	463	17	480
Other assets and deferred charges	435	181	616
Total assets	9,540	243	9,783
Customer deposits and deferred revenues	218	(21)	197
Other current liabilities	110	4	114
Total current liabilities	895	(16)	879
Deferred income tax liability, net	583	57	640
Other deferred liabilities and credits	526	15	541
Retained earnings	2,499	157	2,656
Total TDS shareholders' equity	4,403	157	4,560
Noncontrolling interests	704	29	733
Total equity	5,107	186	5,293
Total liabilities and equity	$9,540	$243	$9,783
Numbers may not foot due to rounding.

As a result of adoption of ASU 2014-09, TDS recorded short-term and long-term contract assets and contract liabilities in its Consolidated Balance Sheet as of December 31, 2018. Under ASU 2014-09, the timing of recognition of revenue for each performance obligation may differ from the timing of the customer billing, creating a contract asset or contract liability. See Contract Balances below for additional information.  Contract assets are included in Other current assets if short-term in nature or Other assets and deferred charges if long-term in nature.  Short-term contract liabilities are classified as Customer deposits and deferred revenues and long-term contract liabilities are included in Other deferred liabilities and credits. Accounts receivable increased as a result of TDS ceasing to record deferred imputed interest.  Certain prepaid expenses decreased due to a change in timing of recognition of sales of equipment to agents.  Investments in unconsolidated entities increased due to the cumulative effect of applying the provisions of ASU 2014-09 to certain of TDS’ equity method investments as of January 1, 2018.  Deferred income tax liabilities, net, increased due to the provisions of ASU 2014-09 increasing the net basis of assets on a U.S. GAAP basis, without a corresponding increase in tax basis. Contract cost assets have also been created as a result of ASU 2014-09 due to capitalization of fulfillment costs and costs to obtain a new contract. See Contract Cost Assets below for additional information.
Nature of goods and services
The following is a description of principal activities from which TDS generates its revenues.

Services and products	Nature, timing of satisfaction of performance obligations, and significant payment terms

Wireless services
Wireless service includes voice, messaging and data services. Revenue is recognized in Service revenues as wireless service is provided to the customer. Wireless services generally are billed and paid in advance on a monthly basis.

Wireless devices and accessories
U.S. Cellular offers a comprehensive range of wireless devices such as handsets, tablets, mobile hotspots, home phones and routers for use by its customers, as well as accessories. U.S. Cellular also sells wireless devices to agents and other third-party distributors for resale. U.S. Cellular frequently discounts wireless devices sold to new and current customers. U.S. Cellular also offers customers the option to purchase certain devices and accessories under installment contracts over a specified time period. For certain equipment installment plans, after a specified period of time, the customer may have the right to upgrade to a new device. Such upgrades require the customer to enter into an equipment installment contract for the new device, and transfer the existing device to U.S. Cellular. U.S. Cellular recognizes revenue in Equipment and product sales revenues when control of the device or accessory is transferred to the customer, which is generally upon delivery.

Wireless roaming
U.S. Cellular receives roaming revenues when other wireless carriers’ customers use U.S. Cellular’s wireless systems. U.S. Cellular recognizes revenue in Service revenues when the roaming service is provided to the other carrier’s customer.

Wireless Eligible Telecommunications Carrier (ETC) Revenues
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

Wireless tower rents
U.S. Cellular receives tower rental revenues when another carrier leases tower space on a U.S. Cellular owned tower. U.S. Cellular recognizes revenue in Service revenues in the period during which the services are provided.

Activation fees	TDS charges its end customers activation fees in connection with the sale of certain services and equipment. Activation fees are deferred and recognized over the period benefitted.

Wireline services
Wireline services include broadband, video and voice services. Revenue is recognized in Service revenues as service is provided to the customer. Wireline services are generally billed and paid in advance on a monthly basis.

Wireline wholesale revenues
Wholesale revenues include network access services primarily to interexchange and wireless carriers for carrying data and voice traffic on TDS Telecom’s network, special access services and state and federal support payments, including A-CAM. Wholesale revenues are recorded as the related service is provided.

Cable services
Cable services include broadband, video and voice services. Revenue is recognized in Service revenues as service is provided to the customer. Cable services are generally billed and paid in advance on a monthly basis.

IT hardware sales	TDS recognizes equipment revenue when it no longer has any requirements to perform, when title has passed and when the products are accepted by the customer.

Hosted and managed services
HMS Service revenues consist of cloud and hosting solutions, managed services, Enterprise Resource Planning (ERP) application management, colocation services, and IT hardware related maintenance and professional services. Revenues related to these services are recognized as services are provided.

Significant Judgments
Revenues from sales of equipment and products are recognized when control has transferred to the customer. Service revenues are recognized as the related service is provided. Services are deemed to be highly interrelated when the method and timing of transfer and performance risk are the same. Highly interrelated services that are determined to not be distinct have been grouped into a single performance obligation. Each month of services promised is a performance obligation. The series of monthly service performance obligations promised over the course of the contract are combined into a single performance obligation for purposes of the allocation.
TDS has made judgments regarding transaction price, including but not limited to issues relating to variable consideration, time value of money and returns. When determined to be significant in the context of the contract, these items are considered in the valuation of transaction price at contract inception or modification, as appropriate.
Multiple Performance Obligations
U.S. Cellular and TDS Telecom sell bundled service and equipment offerings. In these instances, TDS recognizes its revenue based on the relative standalone selling prices for each distinct service or equipment performance obligation, or bundles thereof. TDS estimates the standalone selling price of the device or accessory to be its retail price excluding discounts. TDS estimates the standalone selling price of wireless service to be the price offered to customers on month-to-month contracts.
Equipment Installment Plans
U.S. Cellular equipment revenue under equipment installment plan contracts is recognized at the time the device is delivered to the customer for the amount allocated to the equipment under ASU 2014-09.
Incentives
Discounts and incentives that are deemed cash are recognized as a reduction of Operating revenues concurrently with the associated revenue.
U.S. Cellular issues rebates to its agents and end customers. These incentives are recognized as a reduction to revenue at the time the corresponding revenue is recognized. The total potential rebates and incentives are reduced by U.S. Cellular’s estimate of rebates that will not be redeemed by customers based on historical experience of such redemptions.
From time to time, U.S. Cellular may offer certain promotions to incentivize customers to switch to, or to purchase additional services from, U.S. Cellular. Under these types of promotions, an eligible customer may receive an incentive in the form of a discount off additional services purchased shown as a rebate or credit to the customer’s monthly bill. U.S. Cellular accounts for the future discounts as material rights at the time of the initial transaction by allocating and deferring a portion of service and equipment revenue based on the relative proportion of the future discounts in comparison to the aggregate initial purchase. The deferred revenue will be recognized as service revenue in future periods.
Amounts Collected from Customers and Remitted to Governmental Authorities
TDS records amounts collected from customers and remitted to governmental authorities on a net basis within a tax liability account if the tax is assessed upon the customer and TDS merely acts as an agent in collecting the tax on behalf of the imposing governmental authority. If the tax is assessed upon TDS, then amounts collected from customers as recovery of the tax are recorded in Service revenues and amounts remitted to governmental authorities are recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations. The amounts recorded gross in revenues that are billed to customers and remitted to governmental authorities totaled $90 million, $80 million and $85 million for 2018, 2017 and 2016, respectively.

Disaggregation of Revenue
In the following table, revenue is disaggregated by type of service and timing of revenue recognition. Service revenues are recognized over time and Equipment sales are point in time.

		TDS Telecom
Year Ended December 31, 2018	U.S. Cellular	Wireline	Cable	TDS Telecom Total	Corporate, Eliminations and Other	Total
(Dollars in millions)
Revenues from contracts with customers:
Type of service:
Retail service	$2,623	$—	$—	$—	$—	$2,623
Inbound roaming	154	—	—	—	—	154
Residential	—	321	188	509	—	509
Commercial	—	184	42	226	—	226
Wholesale	—	191	—	191	—	191
Other service	135	—	—	(1)	72	206
Service revenues from contracts with customers	2,912	696	230	925	72	3,909
Equipment and product sales	989	2	—	2	119	1,110
Total revenues from contracts with customers[1]	$3,901	$698	$230	$927	$191	$5,019
Numbers may not foot due to rounding.

[1]	These amounts do not include revenues outside the scope of ASU 2014-09; therefore, revenue line items in this table will not agree to amounts presented in the Consolidated Statement of Operations.
Contract Balances
For contracts that involve multiple element service and equipment offerings, the transaction price is allocated to each performance obligation based on its relative standalone selling price. When payment is collected in advance of delivery of goods or services, a contract liability is recorded. A contract asset is recorded when revenue is recognized in advance of TDS’ right to receive consideration. Once there is an unconditional right to receive the consideration, TDS bills the customer under the terms of the respective contract and the amounts are recorded as receivables.
TDS recognizes Equipment and product sales revenue when the equipment is delivered to the customer and a corresponding contract asset or liability is recorded for the difference between the amount of revenue recognized and the amount billed to the customer in cases where discounts are offered. The contract asset or liability is reduced over the contract term as service is provided and billed to the customer.
The accounts receivable balance related to amounts billed and not paid on contracts with customers, net of allowances, is shown in the table below. Bad debts expense recognized for the year ended December 31, 2018, related to receivables was $100 million.

December 31, 2018
(Dollars in millions)
Accounts receivable
Customer and agents	$987
Other	73
Total[1]	$1,060

[1]
These amounts do not include accounts receivable related to revenues outside the scope of ASU 2014-09; therefore, accounts receivable line items presented in this table will not agree to amounts presented in the Consolidated Balance Sheet.

The following table provides a rollforward of contract assets from contracts with customers, which are recorded in Other current assets and Other assets and deferred charges in the Consolidated Balance Sheet.

Contract Assets
(Dollars in millions)
Balance at December 31, 2017	$—
Change in accounting policy	28
Contract additions	24
Terminated contracts	(1)
Reclassified to receivables	(40)
Balance at December 31, 2018	$11
The following table provides a rollforward of contract liabilities from contracts with customers, which are recorded in Customer deposits and deferred revenues and Other deferred liabilities and credits in the Consolidated Balance Sheet.

Contract Liabilities
(Dollars in millions)
Balance at December 31, 2017	$—
Change in accounting policy - Deferred revenues reclassification[1]	209
Change in accounting policy - Retained earnings impact	(22)
Contract additions	190
Terminated contracts	(2)
Revenue recognized	(172)
Balance at December 31, 2018	$203

[1]	This amount represents TDS' obligation to transfer goods or services to customers for which it had received payment and classified as deferred revenue at December 31, 2017.
Transaction price allocated to the remaining performance obligations
The following table includes estimated service revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period. The estimates represent service revenue to be recognized when services are delivered to customers pursuant to service plan contracts. These estimates are based on contracts in place as of December 31, 2018, and may vary from actual results due to future contract modifications.  As a practical expedient, revenue related to contracts of less than one year, generally month-to-month contracts, are excluded from these estimates.

Service Revenue
(Dollars in millions)
2019	$411
2020	128
Thereafter	72
Total	$611
TDS has certain contracts at U.S. Cellular and TDS Telecom in which it bills an amount equal to a fixed per-unit price multiplied by a variable quantity (e.g., roaming agreements with other carriers).  Because TDS invoices for such items in an amount that corresponds directly with the value of the performance completed to date, TDS may recognize revenue in that amount.  As a practical expedient, these contracts are excluded from the estimate of future revenues expected to be recognized related to performance obligations that are unsatisfied as of the end of a reporting period.

Contract Cost Assets
TDS expects that incremental commission fees paid as a result of obtaining contracts are recoverable and therefore TDS capitalizes these costs. As a practical expedient, costs with an amortization period of one year or less are not capitalized. TDS also incurs fulfillment costs, such as installation costs, where there is an expectation that a future benefit will be realized. Capitalized commission fees and fulfillment costs are amortized based on the transfer of the goods or services to which the assets relate, typically the contract term which ranges from fourteen months to five years. Contract cost asset balances, which are recorded in Other assets and deferred charges in the Consolidated Balance Sheet, were as follows:

December 31, 2018
(Dollars in millions)
Costs to obtain contracts
Sales commissions	$154
Fulfillment costs
Installation costs	10
Total contract cost assets	$164
Amortization of contract cost assets was $124 million for the year ended December 31, 2018, and was included in Selling, general and administrative expense. There was no impairment loss recognized for the year ended December 31, 2018, related to contract cost assets.
Note 3 Fair Value Measurements
As of December 31, 2018 and 2017, TDS did not have any material financial or nonfinancial assets or liabilities that were required to be recorded at fair value in its Consolidated Balance Sheet in accordance with GAAP.
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

	Level within the Fair Value Hierarchy	December 31, 2018		December 31, 2017
		Book Value	Fair Value	Book Value	Fair Value
(Dollars in millions)
Cash and cash equivalents	1	$921	$921	$619	$619
Short-term investments	1	17	17	100	100
Long-term debt
Retail	2	1,753	1,596	1,753	1,783
Institutional	2	534	531	534	522
Other	2	182	182	194	194
The fair values of Cash and cash equivalents and Short-term investments approximate their book values due to the short-term nature of these financial instruments. Long-term debt excludes capital lease obligations, other installment arrangements, the current portion of Long-term debt and debt financing costs. The fair value of “Retail” Long-term debt was estimated using market prices for TDS’ 7.0% Senior Notes, 6.875% Senior Notes, 6.625% Senior Notes and 5.875% Senior Notes, and U.S. Cellular’s 7.25% 2063 Senior Notes, 7.25% 2064 Senior Notes and 6.95% Senior Notes. TDS’ “Institutional” debt consists of U.S. Cellular’s 6.7% Senior Notes which are traded over the counter. TDS’ “Other” debt consists of a senior term loan credit agreement and other borrowings with financial institutions. TDS estimated the fair value of its Institutional and Other debt through a discounted cash flow analysis using the interest rates or estimated yield to maturity for each borrowing, which ranged from 5.03% to 8.00% and 4.74% to 7.13% at December 31, 2018 and 2017, respectively.

Note 4 Equipment Installment Plans
TDS sells devices to customers under equipment installment plans over a specified time period. For certain equipment installment plans, after a specified period of time or amount of payments, the customer may have the right to upgrade to a new device and have the remaining unpaid equipment installment contract balance waived, subject to certain conditions, including trading in the original device in good working condition and signing a new equipment installment contract. TDS values this trade-in right as a guarantee liability. The guarantee liability is initially measured at fair value and is determined based on assumptions including the probability and timing of the customer upgrading to a new device and the fair value of the device being traded-in at the time of trade-in. When a customer exercises the trade-in option, both the outstanding receivable and guarantee liability balances related to the respective device are reduced to zero, and the value of the used device that is received in the transaction is recognized as inventory. If the customer does not exercise the trade-in option at the time of eligibility, TDS begins amortizing the liability and records this amortization as additional equipment revenue. As of December 31, 2018 and 2017, the guarantee liability related to these plans was $11 million and $15 million, respectively, and is reflected in Customer deposits and deferred revenues in the Consolidated Balance Sheet.
The following table summarizes equipment installment plan receivables as of December 31, 2018 and 2017.

December 31,	2018	2017
(Dollars in millions)
Equipment installment plan receivables, gross	$974	$873
Deferred interest	—	(80)
Equipment installment plan receivables, net of deferred interest	974	793
Allowance for credit losses	(70)	(65)
Equipment installment plan receivables, net	$904	$728

Net balance presented in the Consolidated Balance Sheet as:
Accounts receivable — Customers and agents (Current portion)	$565	$428
Other assets and deferred charges (Non-current portion)	339	300
Equipment installment plan receivables, net	$904	$728
TDS uses various inputs, including internal data, information from credit bureaus and other sources, to evaluate the credit profiles of its customers. From this evaluation, a credit class is assigned to the customer that determines the number of eligible lines, the amount of credit available, and the down payment requirement, if any. Customers assigned to credit classes requiring no down payment represent a lower risk category, whereas those assigned to credit classes requiring a down payment represent a higher risk category. The balance and aging of the equipment installment plan receivables on a gross basis by credit category were as follows:

	December 31, 2018			December 31, 2017
	Lower Risk	Higher Risk	Total	Lower Risk	Higher Risk	Total
(Dollars in millions)
Unbilled	$904	$17	$921	$807	$20	$827
Billed — current	35	1	36	31	1	32
Billed — past due	15	2	17	12	2	14
Equipment installment plan receivables, gross	$954	$20	$974	$850	$23	$873
 The activity in the allowance for credit losses for equipment installment plan receivables was as follows:

	2018	2017
(Dollars in millions)
Allowance for credit losses, beginning of year	$65	$50
Bad debts expense	64	62
Write-offs, net of recoveries	(59)	(47)
Allowance for credit losses, end of year	$70	$65
TDS recorded out-of-period adjustments in 2016 due to errors related to equipment installment plan transactions occurring in 2015. These adjustments had the impact of increasing Equipment and product sales revenues by $2 million, decreasing bad debts expense, which is a component of Selling, general and administrative expense, by $2 million and increasing Income before income taxes by $4 million in 2016.

Note 5 Income Taxes
TDS’ current income taxes balances at December 31, 2018 and 2017, were as follows:

December 31,	2018	2017
(Dollars in millions)
Federal income taxes receivable (payable)	$6	$(17)
Net state income taxes receivable	6	2
Income tax expense (benefit) is summarized as follows:

Year Ended December 31,	2018	2017	2016
(Dollars in millions)
Current
Federal	$10	$77	$17
State	3	13	1
Deferred
Federal	24	(366)	20
State	9	(3)	2
Total income tax expense (benefit)	$46	$(279)	$40
In December 2017, the Tax Act was signed into law. Following the guidance of the FASB’s Accounting Standards Update 2018-05, Income Taxes: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, Income tax expense (benefit) for the year ended December 31, 2017, included a provisional estimate for the impact of the Tax Act on TDS’ 2017 depreciation deduction. During 2018, TDS completed a full analysis of depreciation deductions related to fixed assets placed in service during 2017 and Income tax expense (benefit) for 2018 included a benefit of $4 million related to this adjustment.
A reconciliation of TDS’ income tax expense computed at the statutory rate to the reported income tax expense, and the statutory federal income tax expense rate to TDS’ effective income tax expense rate is as follows:

Year Ended December 31,	2018		2017		2016
	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in millions)
Statutory federal income tax expense and rate	$46	21.0%	$(43)	35.0%	$32	35.0%
State income taxes, net of federal benefit[1]	11	4.9	6	(5.2)	2	2.5
Effect of noncontrolling interests	(1)	(0.4)	(2)	1.7	(1)	(0.8)
Federal income tax rate change[2]	(16)	(7.1)	(314)	257.5	—	—
Change in federal valuation allowance[3]	(1)	(0.3)	(5)	4.3	2	2.6
Goodwill impairment[4]	—	—	71	(58.2)	—	—
Nondeductible compensation	9	4.1	10	(8.1)	3	2.7
Other differences, net	(2)	(1.2)	(2)	2.1	2	1.2
Total income tax expense (benefit) and rate	$46	21.0%	$(279)	229.1%	$40	43.2%

[1]	State income taxes, net of federal benefit, include changes in unrecognized tax benefits as well as adjustments to the valuation allowance.

[2]
Federal income tax rate change due to the Tax Act reducing the federal income tax rate from 35% to 21% resulting in a tax benefit in 2018 due primarily to an income tax accounting method change that accelerated tax depreciation on certain assets for the 2017 tax year.  The $314 million tax benefit in 2017 related to adjusting the deferred tax liability to the lower tax rate upon enactment of the Tax Act.

[3]
Change in federal valuation allowance in 2018 includes a change in judgment related to net operating loss carryforwards that are now realizable due to an internal restructuring, offset by current year interest expense carryforwards not expected to be realized.

[4]
Goodwill impairment reflects an adjustment to increase 2017 income tax expense by $71 million related to a portion of the impaired goodwill that is not amortizable for income tax purposes. See Note 7 — Intangible Assets for additional information related to the goodwill impairment.

Significant components of TDS’ deferred income tax assets and liabilities at December 31, 2018 and 2017, were as follows:

December 31,	2018	2017
(Dollars in millions)
Deferred tax assets
Net operating loss (NOL) carryforwards	$159	$167
Stock-based compensation	31	42
Compensation and benefits - other	8	9
Deferred rent	22	21
Other	90	70
Total deferred tax assets	310	309
Less valuation allowance	(135)	(147)
Net deferred tax assets	175	162
Deferred tax liabilities
Property, plant and equipment	390	368
Licenses/intangibles	237	221
Partnership investments	134	123
Other	54	—
Total deferred tax liabilities	815	712
Net deferred income tax liability	$640	$550

Presented in the Consolidated Balance Sheet as:
Deferred income tax liability, net	$640	$552
Other assets and deferred charges	—	(2)
Net deferred income tax liability	$640	$550
At December 31, 2018, TDS and certain subsidiaries had $2,843 million of state NOL carryforwards (generating a $146 million deferred tax asset) available to offset future taxable income. The state NOL carryforwards expire between 2019 and 2038. Certain subsidiaries had federal NOL carryforwards (generating a $13 million deferred tax asset) available to offset their future taxable income. The federal NOL carryforwards generally expire between 2019 and 2037, with the exception of federal NOLs generated after 2017, which do not expire. A valuation allowance was established for certain state NOL carryforwards and federal NOL carryforwards since it is more likely than not that a portion of such carryforwards will expire before they can be utilized.
A summary of TDS' deferred tax asset valuation allowance is as follows:

	2018	2017	2016
(Dollars in millions)
Balance at beginning of year	$147	$122	$113
Charged to income tax expense	(5)	25	9
Charged to Retained earnings	(7)	—	—
Balance at end of year	$135	$147	$122
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2018	2017	2016
(Dollars in millions)
Unrecognized tax benefits balance at beginning of year	$46	$42	$39
Additions for tax positions of current year	8	6	11
Additions for tax positions of prior years	2	1	3
Reductions for tax positions of prior years	(1)	(1)	(1)
Reductions for lapses in statutes of limitations	(6)	(2)	(10)
Unrecognized tax benefits balance at end of year	$49	$46	$42
Unrecognized tax benefits are included in Accrued taxes and Other deferred liabilities and credits in the Consolidated Balance Sheet. If these benefits were recognized, they would have reduced income tax expense in 2018, 2017 and 2016 by $39 million, $37 million and $28 million, respectively, net of the federal benefit from state income taxes.

TDS recognizes accrued interest and penalties related to unrecognized tax benefits in Income tax expense (benefit). The amounts charged to income tax expense related to interest and penalties resulted in an expense of less than $1 million in 2018, an expense of $3 million in 2017 and a benefit of $1 million in 2016. Net accrued liabilities for interest and penalties were $19 million and $19 million at December 31, 2018 and 2017, respectively, and are included in Other deferred liabilities and credits in the Consolidated Balance Sheet.
TDS and its subsidiaries file federal and state income tax returns. With only limited exceptions, TDS is no longer subject to federal and state income tax audits for the years prior to 2013.
Note 6 Earnings Per Share
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
The amounts used in computing earnings per common share and the effects of potentially dilutive securities on the weighted average number of common shares were as follows:

Year Ended December 31,	2018	2017	2016
(Dollars and shares in millions, except per share amounts)
Basic earnings per share available to TDS common shareholders:
Net income available to TDS common shareholders used in basic earnings per share	$135	$153	$43
Adjustments to compute diluted earnings:
Noncontrolling interest adjustment	(2)	—	—
Net income available to TDS common shareholders in diluted earnings per share	$133	$153	$43

Weighted average number of shares used in basic earnings per share:
Common Shares	105	104	103
Series A Common Shares	7	7	7
Total	112	111	110

Effects of dilutive securities	2	1	1
Weighted average number of shares used in diluted earnings per share	114	112	111

Basic earnings per share available to TDS common shareholders	$1.20	$1.39	$0.39

Diluted earnings per share available to TDS common shareholders	$1.17	$1.37	$0.39
Certain Common Shares issuable upon the exercise of stock options, vesting of performance and restricted stock units or conversion of preferred shares were not included in average diluted shares outstanding for the calculation of Diluted earnings per share available to TDS common shareholders because their effects were antidilutive. The number of such Common Shares excluded was 3 million shares, 4 million shares and 4 million shares for 2018, 2017, and 2016, respectively.

Note 7 Intangible Assets
Information related to TDS' Licenses, Goodwill and Other intangible assets is presented below. Prior to 2009, TDS accounted for U.S. Cellular’s share repurchases as step acquisitions, allocating a portion of the share repurchase value to TDS’ Licenses and Goodwill. Further, a goodwill impairment loss on the U.S. Cellular reporting unit was recognized in 2003 at TDS but not at U.S. Cellular. Consequently, U.S. Cellular’s Licenses and Goodwill on a stand-alone basis do not equal the TDS consolidated Licenses and Goodwill related to U.S. Cellular.
Licenses
On occasion, TDS reviews attractive opportunities to acquire additional wireless spectrum, including pursuant to FCC auctions. TDS also may seek to divest outright or include in exchanges wireless spectrum that is not strategic to its long-term success. Activity related to TDS' Licenses is presented below.

	U.S. Cellular	Wireline	Cable	Total
(Dollars in millions)
Balance at December 31, 2016	$1,890	$2	$3	$1,895
Acquisitions	331	—	—	331
Transferred to Assets held for sale	(10)	—	—	(10)
Exchanges - Licenses received	25	—	—	25
Exchanges - Licenses surrendered	(9)	—	—	(9)
Balance at December 31, 2017	2,227	2	3	2,232
Acquisitions	8	—	—	8
Transferred to Assets held for sale[1]	(51)	—	—	(51)
Divestitures	(11)	—	—	(11)
Exchanges - Licenses received	18	—	—	18
Exchanges - Licenses surrendered	(1)	—	—	(1)
Balance at December 31, 2018	$2,190	$2	$3	$2,195

[1]	Licenses classified as Assets held for sale in 2018 are included in transactions which closed in the first quarter of 2019.
Auction 1002
In July 2016, the FCC announced U.S. Cellular as a qualified bidder in the FCC's forward auction of 600 MHz spectrum licenses, referred to as Auction 1002. Prior to commencement of the forward auction, U.S. Cellular made an upfront payment to the FCC of $143 million in June 2016 to establish its initial bidding eligibility. In April 2017, the FCC announced by way of public notice that U.S. Cellular was the winning bidder for 188 licenses for an aggregate purchase price of $329 million. U.S. Cellular paid the remaining $186 million to the FCC and was granted the licenses during the second quarter of 2017.
Goodwill
Activity related to TDS' Goodwill is presented below.

	U.S. Cellular	Wireline	Cable	Other	Total
(Dollars in millions)
Balance at December 31, 2016	$227	$409	$95	$35	$766
Acquisitions	—	—	5	—	5
Loss on impairment	(227)	—	—	(35)	(262)
Balance at December 31, 2017	—	409	100	—	509
Other	—	—	—	—	—
Balance at December 31, 2018	$—	$409	$100	$—	$509
 Accumulated impairment losses in prior periods were $334 million for U.S. Cellular, $29 million for Wireline, and $88 million for Other.

Goodwill Interim Impairment Assessment
U.S. Cellular
Based on 2017 developments, including wireless expansion plans announced by other companies and the results of the FCC’s forward auction of 600 MHz spectrum licenses and other FCC actions, U.S. Cellular anticipated increased competition for customers in its primary operating markets from new and existing market participants over the long term. In addition, the widening adoption of unlimited data plans and other data pricing constructs across the industry, including U.S. Cellular’s introduction of unlimited plans in 2017, may limit the industry’s ability to monetize future growth in data usage. These factors when assessed and considered as part of U.S. Cellular’s annual planning process conducted in the third quarter of each year caused management to revise its long-range financial forecast in the third quarter of 2017. Based on the factors noted above, management identified a triggering event and performed a quantitative goodwill impairment test on an interim basis.
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
Other
During the third quarter of 2017, due to slower than expected service revenue growth and revenue mix trending towards a higher proportion of lower margin revenue streams, management identified a triggering event related to its HMS operations and performed a quantitative goodwill impairment test on an interim basis.
TDS used a one-step quantitative approach that compared the fair value of its HMS operations to the carrying value. TDS used the discounted cash flow approach and guideline public company method to value the HMS operations. The discounted cash flow approach uses value drivers and considers risks specific to the industry as well as current economic factors. The guideline public company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies. The developed multiples were applied to applicable financial measures of the HMS operations to determine fair value. The discounted cash flow approach and guideline public company method were weighted to arrive at the total fair value used for impairment testing.
The results of the interim goodwill impairment test indicated that the carrying value of the HMS operations exceeded its fair value. Therefore, TDS recognized a loss on impairment of goodwill of $35 million to reduce the carrying value of goodwill for the HMS operations to zero in the third quarter of 2017.
Other intangible assets
Activity related to TDS' Other intangible assets is presented below.

	December 31, 2018			December 31, 2017
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
(Dollars in millions)
Franchise rights	$255	$(17)	$238	$255	$—	$255
Customer lists and Trade name	166	(151)	15	166	(142)	24
Total	$421	$(168)	$253	$421	$(142)	$279
As discussed in Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements, effective January 1 2018, TDS prospectively changed its assessment of useful life for its franchise rights from indefinite-lived to 15 years. Amortization expense for intangible assets was $26 million, $11 million, and $14 million for the years ended December 31, 2018, 2017, and 2016, respectively. Based on the current balance of finite-lived intangible assets, the estimated amortization expense is $24 million, $21 million, $19 million, $19 million and $18 million for the years 2019 through 2023, respectively.

Note 8 Investments in Unconsolidated Entities
Investments in unconsolidated entities consist of amounts invested in entities in which TDS holds a noncontrolling interest. On January 1, 2018, TDS adopted Accounting Standards Update 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (ASU 2016-01) using the modified retrospective approach. Accordingly, prior periods have not been recast to reflect the new accounting principle. Equity securities are measured at fair value with changes in value recognized in Net income. The cumulative effect of applying the provisions of ASU 2016-01 resulted in an increase of $1 million in retained earnings as of January 1, 2018.
TDS' Investments in unconsolidated entities are accounted for using either the equity method or measurement alternative method as shown in the table below. The measurement alternative method was elected for investments without readily determinable fair values formerly accounted for under the cost method. The measurement alternative value represents cost minus any impairments plus or minus any observable price changes. TDS did not have an impairment or observable price change related to these investments in 2018.

December 31,	2018	2017
(Dollars in millions)
Equity method investments:
Capital contributions, loans, advances and adjustments	$116	$116
Cumulative share of income	1,930	1,753
Cumulative share of distributions	(1,587)	(1,434)
Total equity method investments	459	435
Measurement alternative method investments	21	18
Total investments in unconsolidated entities	$480	$453
The following tables, which are based on information provided in part by third parties, summarize the combined assets, liabilities and equity, and results of operations of TDS’ equity method investments:

December 31,	2018	2017
(Dollars in millions)
Assets
Current	$920	$705
Due from affiliates	379	323
Property and other	5,010	4,852
Total assets	$6,309	$5,880

Liabilities and Equity
Current liabilities	$436	$436
Deferred credits	180	181
Long-term liabilities	225	208
Long-term capital lease obligations	—	1
Partners’ capital and shareholders’ equity	5,468	5,054
Total liabilities and equity	$6,309	$5,880

Year Ended December 31,	2018	2017	2016
(Dollars in millions)
Results of Operations
Revenues	$6,801	$6,585	$6,769
Operating expenses	4,985	4,985	5,068
Operating income	1,816	1,600	1,701
Other income (expense), net	9	(3)	(13)
Net income	$1,825	$1,597	$1,688

Note 9 Property, Plant and Equipment
TDS’ Property, plant and equipment in service and under construction, and related accumulated depreciation and amortization, as of December 31, 2018 and 2017, were as follows:

December 31,	Useful Lives (Years)	2018	2017
(Dollars in millions)
Land	N/A	$55	$55
Buildings	5-40	523	519
Leasehold and land improvements	1-30	1,245	1,214
Cable and wire	15-35	1,884	1,802
Network and switching equipment	3-13	2,423	2,361
Cell site equipment	7-25	3,460	3,411
Office furniture and equipment	3-10	378	480
Other operating assets and equipment	3-12	193	194
System development	1-7	1,486	1,387
Work in process	N/A	427	319
Total property, plant and equipment, gross		12,074	11,742
Accumulated depreciation and amortization		(8,728)	(8,318)
Total property, plant and equipment, net		$3,346	$3,424
Depreciation and amortization expense totaled $839 million, $817 million and $820 million in 2018, 2017 and 2016, respectively. In 2018, 2017 and 2016, (Gain) loss on asset disposals, net included charges of $9 million, $21 million and $27 million, respectively, related to disposals of assets, trade-ins of older assets for replacement assets and other retirements of assets from service in the normal course of business.
During the second quarter of 2016, TDS recorded an out-of-period adjustment attributable to 2014 and 2015 related to the over-depreciation of certain assets in the Wireline segment. TDS has determined that this adjustment was not material to the prior annual periods and also was not material to 2016 results. As a result of this out-of-period adjustment, Depreciation, amortization and accretion expense decreased by $4 million in 2016.
Note 10 Asset Retirement Obligations
U.S. Cellular is subject to asset retirement obligations associated with its leased cell sites, switching office sites, retail store sites and office locations. Asset retirement obligations generally include obligations to restore leased land, towers, retail store and office premises to their pre-lease conditions.
TDS Telecom owns poles, cable and wire and certain buildings and also leases office space and property used for housing central office switching equipment and fiber cable. These assets and leases often have removal or remediation requirements associated with them. For example, TDS Telecom’s poles, cable and wire are often located on property that is not owned by TDS Telecom and may be subject to the provisions of easements, permits, or leasing arrangements. Pursuant to the terms of the permits, easements, or leasing arrangements, TDS Telecom is often required to remove these assets and return the property to its original condition at some defined date in the future.
Asset retirement obligations are included in Other deferred liabilities and credits in the Consolidated Balance Sheet.
In 2018 and 2017, U.S. Cellular and TDS Telecom performed a review of the assumptions and estimated costs related to asset retirement obligations. The results of the reviews (identified as Revisions in estimated cash outflows) and other changes in asset retirement obligations during 2018 and 2017, were as follows:

	2018	2017
(Dollars in millions)
Balance at beginning of year	$283	$266
Additional liabilities accrued	2	1
Revisions in estimated cash outflows	6	(1)
Acquisition of assets	—	1
Disposition of assets	(1)	(1)
Accretion expense	18	17
Transferred to Liabilities held for sale	(1)	—
Balance at end of year	$307	$283

Note 11 Debt
Revolving Credit Agreements
At December 31, 2018, TDS and U.S. Cellular had revolving credit agreements available for general corporate purposes, including acquisitions, spectrum purchases and capital expenditures. In May 2018, TDS entered into a new $400 million revolving credit agreement with certain lenders and other parties and U.S. Cellular entered into a new $300 million revolving credit agreement with certain lenders and other parties. As a result of the new agreements, TDS' and U.S. Cellular’s previous revolving credit agreements due to expire in June 2021 were terminated. Amounts under the revolving credit agreements may be borrowed, repaid and reborrowed from time to time until maturity in May 2023. As of December 31, 2018, there were no outstanding borrowings under the revolving credit agreements, except for letters of credit. Interest expense representing commitment fees on the unused portion of the revolving lines of credit was $2 million in each of 2018, 2017 and 2016. The commitment fees are based on the unsecured senior debt ratings assigned to TDS and U.S. Cellular by certain ratings agencies.
The following table summarizes the revolving credit agreements as of December 31, 2018:

	TDS	U.S. Cellular
(Dollars in millions)
Maximum borrowing capacity	$400	$300
Letters of credit outstanding	$1	$2
Amount borrowed	$—	$—
Amount available for use	$399	$298
Borrowings under the revolving credit agreements bear interest either at a London Inter-bank Offered Rate (LIBOR) plus 1.75% or at an alternative Base Rate as defined in the revolving credit agreement plus 0.75%, at TDS’ or U.S. Cellular’s option. TDS and U.S. Cellular may select a borrowing period of either one, two, three or six months (or other period of twelve months or less if requested by TDS or U.S. Cellular and approved by the lenders). TDS’ and U.S. Cellular’s credit spread and commitment fees on their revolving credit agreements may be subject to increase if their current credit ratings from nationally recognized credit rating agencies are lowered, and may be subject to decrease if the ratings are raised.
In connection with U.S. Cellular’s revolving credit agreement, TDS and U.S. Cellular entered into a subordination agreement dated May 10, 2018, together with the administrative agent for the lenders under U.S. Cellular’s revolving credit agreement. Pursuant to this subordination agreement, (a) any consolidated funded indebtedness from U.S. Cellular to TDS will be unsecured and (b) any (i) consolidated funded indebtedness from U.S. Cellular to TDS (other than “refinancing indebtedness” as defined in the subordination agreement) in excess of $105 million and (ii) refinancing indebtedness in excess of $250 million will be subordinated and made junior in right of payment to the prior payment in full of obligations to the lenders under U.S. Cellular’s revolving credit agreement. As of December 31, 2018, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the revolving credit agreement pursuant to the subordination agreement.
The continued availability of the revolving credit agreements requires TDS and U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing.
The revolving credit agreements include the following financial covenants:

▪	Consolidated Interest Coverage Ratio may not be less than 3.00 to 1.00 as of the end of any fiscal quarter.

▪	Consolidated Leverage Ratio may not be greater than the ratios indicated as of the end of any fiscal quarter for each period specified below:

Period	Ratios

From the agreement date of May 10, 2018 through June 30, 2019	3.25 to 1.00

From July 1, 2019 and thereafter	3.00 to 1.00
Certain TDS and U.S. Cellular wholly-owned subsidiaries have jointly and severally unconditionally guaranteed the payment and performance of the obligations of TDS and U.S. Cellular under the revolving credit agreements pursuant to a guaranty dated May 10, 2018. Other subsidiaries that meet certain criteria will be required to provide a similar guaranty in the future. TDS and U.S. Cellular believe that they were in compliance with all of the financial and other covenants and requirements set forth in their revolving credit agreements as of December 31, 2018.

Term Loan
In July 2015, U.S. Cellular borrowed $225 million on a senior term loan credit agreement in two separate draws. This agreement was entered into in January 2015, amended and restated in June 2016, and further amended in May 2018. The interest rate on outstanding borrowings is reset at one, three or six month intervals at a rate of LIBOR plus 250 basis points. This credit agreement provides for the draws to be continued on a long-term basis under terms that are readily determinable. U.S. Cellular has the ability and intent to carry the debt for the duration of the agreement. Principal reductions are due and payable in quarterly installments of $3 million beginning in March 2016 through December 2021, and the remaining unpaid balance will be due and payable in January 2022. The senior term loan credit agreement contains financial covenants and subsidiary guarantees that are consistent with the revolving credit agreements described above. This agreement was entered into for general corporate purposes, including working capital, spectrum purchases and capital expenditures. U.S. Cellular believes that it was in compliance with all of the financial and other covenants and requirements set forth in its term loan credit agreement as of December 31, 2018.
In connection with U.S. Cellular’s term loan credit agreement, TDS and U.S. Cellular entered into a subordination agreement in June 2016 together with the administrative agent for the lenders under U.S. Cellular’s term loan credit agreement, which is substantially the same as the subordination agreement for U.S. Cellular as described above under the “Revolving Credit Agreements.” As of December 31, 2018, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the term loan agreement pursuant to this subordination agreement.
Receivables Securitization Agreement
In December 2017, U.S. Cellular, through its subsidiaries, entered into a $200 million credit agreement to permit securitized borrowings using its equipment installment receivables for general corporate purposes, including acquisitions, spectrum purchases and capital expenditures. In connection with the receivables securitization agreement, U.S. Cellular formed a wholly-owned subsidiary, USCC Master Note Trust (Trust), which qualifies as a bankruptcy remote entity. Under the terms of the agreement, U.S. Cellular, through its subsidiaries, transfers eligible equipment installment receivables to the Trust. The Trust then utilizes the transferred assets as collateral for notes payables issued to third party financial institutions. Since U.S. Cellular retains effective control of the transferred assets in the Trust, any activity associated with this receivables securitization agreement will be treated as a secured borrowing. Therefore, TDS will continue to report equipment installment receivables and any related balances on the Consolidated Balance Sheet. Cash received from borrowings under the receivables securitization agreement will be reported as Debt. Refer to Note 14 — Variable Interest Entities for additional information.
U.S. Cellular entered into a performance guaranty whereby U.S. Cellular guarantees the performance of certain wholly-owned subsidiaries of U.S. Cellular under the receivables securitization agreement. Amounts under the receivables securitization agreement may be borrowed, repaid and reborrowed from time to time until maturity in December 2019, which may be extended from time to time as specified therein. As of December 31, 2018, there were no outstanding borrowings under the receivables securitization agreement, and the entire unused capacity of $200 million was available, subject to sufficient collateral to satisfy the asset borrowing base provisions of the agreement. As of December 31, 2018, the Trust held $63 million of assets available to be pledged as collateral for the receivables securitization agreement.
The continued availability of the receivables securitization agreement requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and provide representations on certain matters at the time of each borrowing. The covenants include the same financial covenants for U.S. Cellular as described above under the “Revolving Credit Agreements.” TDS believes that U.S. Cellular was in compliance as of December 31, 2018, with all of the financial covenants and requirements set forth in its receivables securitization agreement.

Other Long-Term Debt
Long-term debt as of December 31, 2018 and 2017, was as follows:

				December 31, 2018			December 31, 2017
	Issuance date	Maturity date	Call date (any time on or after)	Principal Amount	Less Unamortized discount and debt issuance costs	Total	Principal Amount	Less Unamortized discount and debt issuance costs	Total
(Dollars in millions)
TDS Unsecured Senior Notes
6.625%	Mar 2005	Mar 2045	Mar 2010	$116	$3	$113	$116	$3	$113
6.875%	Nov 2010	Nov 2059	Nov 2015	225	7	218	225	7	218
7.000%	Mar 2011	Mar 2060	Mar 2016	300	9	291	300	9	291
5.875%	Dec 2012	Dec 2061	Dec 2017	195	7	188	195	7	188
U.S. Cellular Unsecured Senior Notes
6.700%	Dec 2003 and June 2004	Dec 2033	Dec 2003 and June 2004	$544	$14	$530	$544	$15	$529
6.950%	May 2011	May 2060	May 2016	342	11	331	342	11	331
7.250%	Dec 2014	Dec 2063	Dec 2019	275	10	265	275	10	265
7.250%	Nov 2015	Dec 2064	Dec 2020	300	10	290	300	10	290
Term Loan	Jul 2015	Jan 2022		191	1	190	203	2	201
Capital lease obligations				6	—	6	5	—	5
Installment payment agreement				15	1	14	23	1	22
Other long-term notes		Through 2021		3	—	3	4	—	4
Total long-term debt				$2,512	$73	$2,439	$2,532	$75	$2,457
Long-term debt, current						$21			$20
Long-term debt, noncurrent						$2,418			$2,437
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
Interest on the Senior Notes outstanding at December 31, 2018, is payable quarterly, with the exception of U.S. Cellular's 6.7% Senior Notes for which interest is payable semi-annually.
The annual requirements for principal payments on long-term debt are approximately $21 million, $21 million, $12 million, $158 million and less than $1 million for the years 2019 through 2023, respectively.
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

Note 12 Employee Benefit Plans
Defined Contribution Plans
TDS sponsors a qualified noncontributory defined contribution pension plan. The plan provides benefits for certain employees of TDS Corporate, TDS Telecom and U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded annually. Total pension costs were $16 million in 2018 and 2017, and $17 million in 2016. In addition, TDS sponsors a defined contribution retirement savings plan (401(k) plan). Total costs incurred from TDS’ contributions to the 401(k) plan were $28 million in 2018 and $27 million in 2017 and 2016.
TDS also sponsors an unfunded nonqualified deferred supplemental executive retirement plan for certain employees to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws.
Other Post-Retirement Benefits
TDS sponsors a defined benefit post-retirement plan that provides medical benefits to retirees and that covers certain employees of TDS Corporate and TDS Telecom, which is not significant to TDS’ financial position or operating results. The plan is contributory, with retiree contributions adjusted annually. TDS recognizes the funded status of the plan as a component of Other assets and deferred charges in the Consolidated Balance Sheet as of December 31, 2018 and 2017. Changes in the funded status are included in Accumulated other comprehensive income (loss) in the Consolidated Balance Sheet before affecting such amounts for income taxes to the extent that such changes are not recognized in earnings as a component of net periodic benefit cost.
The post-retirement benefit fund invests mainly in mutual funds that hold U.S. equities, international equities, and debt securities. The post-retirement benefit fund does not hold any debt or equity securities issued by TDS, U.S. Cellular or any related parties. The fair value of the plan assets of the post-retirement benefit fund was $55 million and $59 million as of December 31, 2018 and 2017, respectively. The total plan benefit obligations were $49 million and $45 million as of December 31, 2018 and 2017, respectively. Therefore, the total funded status was an asset of $6 million and $14 million as of December 31, 2018 and 2017, respectively.
TDS is not required to set aside current funds for its future retiree health insurance benefits. The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances. In accordance with applicable income tax regulations, annual contributions to fund the costs of future retiree medical benefits may not exceed certain thresholds. TDS has not determined whether it will make a contribution to the plan in 2019.
Note 13 Commitments and Contingencies
Purchase Obligations
TDS has obligations payable under non-cancellable contracts, commitments for device purchases, network facilities and transport services, agreements for software licensing, long-term marketing programs, as well as certain agreements to purchase goods or services. Where applicable, TDS calculates its obligation based on termination fees that can be paid to exit the contract. Future minimum payments required under these commitments as of December 31, 2018 are as follows:

Purchase Obligations
(Dollars in millions)
2019	$1,444
2020	137
2021	78
2022	39
2023	14
Thereafter	25
Total	$1,737
Subsequent to December 31, 2018, TDS committed to purchase assets from a third party in the amount of $129 million, subject to regulatory approval. This amount is not included in the 2019 purchase obligations above, which are stated as of December 31, 2018.
Lease Commitments
TDS and its subsidiaries have leases for certain plant facilities, office space, retail store sites, cell sites, data centers and data-processing equipment which are accounted for as operating leases. Certain leases have renewal options and/or fixed rental increases. Renewal options that are reasonably assured of exercise are included in determining the lease term. Any rent abatements or lease incentives, in addition to fixed rental increases, are included in the calculation of rent expense and calculated on a straight-line basis over the defined lease term. For 2018, 2017 and 2016, rent expense for noncancellable long-term leases was $189 million, $183 million and $177 million, respectively; and rent expense under cancellable short-term leases was $12 million in each respective year.

TDS and its subsidiaries are also the lessors for tower and colocation space and certain plant facilities which are accounted for as operating leases. The leased assets are included in Property, plant and equipment on the Consolidated Balance Sheet.
As of December 31, 2018, future minimum rental payments required under operating leases and rental receipts expected under operating leases that have noncancellable lease terms in excess of one year were as follows:

	Operating Leases Future Minimum Rental Payments	Operating Leases Future Minimum Rental Receipts
(Dollars in millions)
2019	$170	$59
2020	158	48
2021	142	35
2022	126	23
2023	110	10
Thereafter	784	7
Total	$1,490	$182
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
TDS has accrued less than $1 million and $1 million with respect to legal proceedings and unasserted claims as of December 31, 2018 and 2017, respectively. TDS has not accrued any amount for legal proceedings if it cannot estimate the amount of the possible loss or range of loss. TDS is unable to estimate any contingent loss in excess of the amounts accrued.
The United States Department of Justice (DOJ) has notified TDS that it is conducting inquiries of U.S. Cellular and TDS under the federal False Claims Act. The DOJ is investigating U.S. Cellular’s participation in spectrum auctions 58, 66, 73 and 97 conducted by the FCC. U.S. Cellular is a limited partner in several limited partnerships which qualified for the 25% bid credit in each auction. TDS and U.S. Cellular are cooperating with the DOJ’s review. TDS and U.S. Cellular believe that U.S. Cellular’s arrangements with the limited partnerships and the limited partnerships’ participation in the FCC auctions complied with applicable law and FCC rules. At this time, TDS cannot predict the outcome of this review.
Note 14 Variable Interest Entities
Consolidated VIEs
TDS consolidates VIEs in which it has a controlling financial interest as defined by GAAP and is therefore deemed the primary beneficiary. A controlling financial interest will have both of the following characteristics: (a) the power to direct the VIE activities that most significantly impact economic performance; and (b) the obligation to absorb the VIE losses and the right to receive benefits that are significant to the VIE. TDS reviews these criteria initially at the time it enters into agreements and subsequently when events warranting reconsideration occur. These VIEs have risks similar to those described in the “Risk Factors” in TDS’ Form 10-K for the year ended December 31, 2018.

During 2017, U.S. Cellular formed USCC EIP LLC (Seller/Sub-Servicer), USCC Receivables Funding LLC (Transferor) and the Trust, collectively the special purpose entities (SPEs), to facilitate a securitized borrowing using its equipment installment plan receivables. Under a Receivables Sale Agreement, U.S. Cellular wholly-owned, majority-owned and unconsolidated entities, collectively referred to as “affiliated entities”, will transfer device equipment installment plan contracts to the Seller/Sub-Servicer. The Seller/Sub-Servicer will aggregate device equipment installment plan contracts, and perform servicing, collection and all other administrative activities related to accounting for the equipment installment plan contracts. The Seller/Sub-Servicer will sell the eligible equipment installment plan receivables to the Transferor, a bankruptcy remote entity, which will subsequently sell the receivables to the Trust. The Trust, which is bankruptcy remote and isolated from the creditors of U.S. Cellular, will be responsible for issuing asset-backed variable funding notes (Notes), which are collateralized by the equipment installment plan receivables owned by the Trust. Given that U.S. Cellular has the power to direct the activities of these SPEs, and that these SPEs lack sufficient equity to finance their activities, U.S. Cellular is deemed to have a controlling financial interest in the SPEs and, therefore, consolidates them. All transactions with third parties (e.g., issuance of the asset-backed variable funding notes) will be accounted for as a secured borrowing due to the pledging of equipment installment plan contracts as collateral, significant continuing involvement in the transferred assets, subordinated interests of the cash flows, and continued evidence of control of the receivables. Refer to Note 11 — Debt, Receivables Securitization Agreement for additional details regarding the securitization agreement for which these entities were established.
The following VIEs were formed to participate in FCC auctions of wireless spectrum and to fund, establish, and provide wireless service with respect to any FCC licenses won in the auctions:

▪	Advantage Spectrum, L.P. (Advantage Spectrum) and Sunshine Spectrum, Inc., the general partner of Advantage Spectrum; and

▪	King Street Wireless, L.P. (King Street Wireless) and King Street Wireless, Inc., the general partner of King Street Wireless.

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
During 2018, U.S. Cellular received liquidating distributions from Aquinas Wireless, L.P. (Aquinas Wireless). Subsequent to the final distribution date, Aquinas Wireless had no remaining assets and was dissolved.
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
The following table presents the classification and balances of the consolidated VIEs’ assets and liabilities in TDS’ Consolidated Balance Sheet.

December 31,	2018	2017
(Dollars in millions)
Assets
Cash and cash equivalents	$9	$3
Short-term investments	17	—
Accounts receivable	609	473
Inventory, net	5	4
Other current assets	5	3
Licenses	647	648
Property, plant and equipment, net	88	89
Other assets and deferred charges	347	304
Total assets	$1,727	$1,524

Liabilities
Current liabilities	$31	$36
Deferred liabilities and credits	15	12
Total liabilities	$46	$48
Unconsolidated VIEs
TDS manages the operations of and holds a variable interest in certain other limited partnerships, but is not the primary beneficiary of these entities and, therefore, does not consolidate them under the variable interest model.

TDS’ total investment in these unconsolidated entities was $4 million at December 31, 2018 and 2017, and is included in Investments in unconsolidated entities in TDS’ Consolidated Balance Sheet. The maximum exposure from unconsolidated VIEs is limited to the investment held by TDS in those entities.
Other Related Matters
TDS made contributions, loans and/or advances to its VIEs totaling $152 million, $821 million, and $98 million during 2018, 2017, and 2016, respectively; of which $116 million in 2018 and $790 million in 2017 are related to USCC EIP LLC as discussed above. TDS may agree to make additional capital contributions and/or advances to these or other VIEs and/or to their general partners to provide additional funding for operations or the development of licenses granted in various auctions. TDS may finance such amounts with a combination of cash on hand, borrowings under its revolving credit agreement and/or other long-term debt. There is no assurance that TDS will be able to obtain additional financing on commercially reasonable terms or at all to provide such financial support.
The limited partnership agreements of Advantage Spectrum and King Street Wireless also provide the general partner with a put option whereby the general partner may require the limited partner, a subsidiary of U.S. Cellular, to purchase its interest in the limited partnership. The general partner’s put options related to its interests in King Street Wireless will become exercisable in 2019. The general partner’s put options related to its interest in Advantage Spectrum will become exercisable in 2021 and 2022. The greater of the carrying value of the general partner's investment or the value of the put option, net of any borrowings due to TDS, is recorded as Noncontrolling interests with redemption features in TDS’ Consolidated Balance Sheet. Also in accordance with GAAP, minority share of income or changes in the redemption value of the put options, net of interest accrued on the loans, are recorded as a component of Net income attributable to noncontrolling interests, net of tax, in TDS’ Consolidated Statement of Operations.
During the first quarter of 2018, TDS recorded an out-of-period adjustment attributable to 2016 and 2017 due to errors in the application of accounting guidance applicable to the calculation of Noncontrolling interests with redemption features related to King Street Wireless, Inc. This out-of-period adjustment had the impact of increasing Net income attributable to noncontrolling interests, net of tax, by $6 million and decreasing Net income attributable to TDS shareholders by $6 million in 2018. TDS determined that this adjustment was not material to any of the periods impacted.

Note 15 Noncontrolling Interests
The following schedule discloses the effects of Net income attributable to TDS shareholders and changes in TDS’ ownership interest in U.S. Cellular on TDS’ equity for 2018, 2017 and 2016:

Year Ended December 31,	2018	2017	2016
(Dollars in millions)
Net income attributable to TDS shareholders	$135	$153	$43
Transfer (to) from the noncontrolling interests
Change in TDS’ Capital in excess of par value from U.S. Cellular's issuance of U.S. Cellular shares	(30)	(12)	(16)
Change in TDS’ Capital in excess of par value from U.S. Cellular’s repurchase of U.S. Cellular shares	—	—	1
Net transfers (to) from noncontrolling interests	(30)	(12)	(15)
Change from net income attributable to TDS shareholders and transfers (to) from noncontrolling interests	$105	$141	$28
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
The estimated aggregate amount that would be due and payable to settle all of these noncontrolling interests, assuming an orderly liquidation of the finite-lived consolidated partnerships on December 31, 2018, net of estimated liquidation costs, is $17 million. This amount excludes redemption amounts recorded in Noncontrolling interests with redemption features in the Consolidated Balance Sheet. The estimate of settlement value was based on certain factors and assumptions which are subjective in nature. Changes in those factors and assumptions could result in a materially larger or smaller settlement amount. The corresponding carrying value of the mandatorily redeemable noncontrolling interests in finite-lived consolidated partnerships at December 31, 2018, was $4 million, and is included in Noncontrolling interests in the Consolidated Balance Sheet. The excess of the aggregate settlement value over the aggregate carrying value of these mandatorily redeemable noncontrolling interests is due primarily to the unrecognized appreciation of the noncontrolling interest holders’ share of the underlying net assets in the consolidated partnerships. Neither the noncontrolling interest holders’ share, nor TDS’ share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements.

Note 16 Common Shareholders’ Equity
Common Stock
Series A Common Shares are convertible on a share-for-share basis into Common Shares. In matters other than the election of directors, each Series A Common Share is entitled to ten votes per share, compared to one vote for each Common Share. The Series A Common Shares are entitled to elect eight directors, and the Common Shares elect four. TDS has reserved 7,288,000 Common Shares at December 31, 2018, for possible issuance upon conversion of Series A Common Shares.
The following table summarizes the number of Common and Series A Common Shares issued.

	Common Shares	Series A Common Shares	Common Treasury Shares
(Shares in millions)
Balance at December 31, 2015	126	7	24
Dividend reinvestment, incentive and compensation plans	—	—	(1)
Balance at December 31, 2016	126	7	23
Dividend reinvestment, incentive and compensation plans	—	—	(1)
Balance at December 31, 2017	126	7	22
Dividend reinvestment, incentive and compensation plans	—	—	(3)
Balance at December 31, 2018	126	7	19
On August 2, 2013, the Board of Directors of TDS authorized a $250 million stock repurchase program for the purchase of TDS Common Shares from time to time pursuant to open market purchases, block transactions, private purchases or otherwise, depending on market conditions. This authorization does not have an expiration date.
In November 2009, U.S. Cellular announced by Form 8-K that the Board of Directors of U.S. Cellular authorized the repurchase of up to 1,300,000 Common Shares on an annual basis beginning in 2009 and continuing each year thereafter, on a cumulative basis. In December 2016, the U.S. Cellular Board amended this authorization to provide that, beginning on January 1, 2017, the authorized repurchase amount with respect to a particular year will be any amount from zero to 1,300,000 Common Shares, as determined by the Pricing Committee of the Board of Directors, and that if the Pricing Committee did not specify an amount for any year, such amount would be zero for such year. The Pricing Committee has not specified any increase in the authorization since that time. The Pricing Committee also was authorized to decrease the cumulative amount of the authorization at any time, but has not taken any action to do so at this time. As of December 31, 2018, the total cumulative amount of Common Shares authorized to be purchased is 5,901,000. The authorization provides that share repurchases will be made pursuant to open market purchases, block purchases, private purchases, or otherwise, depending on market prices and other conditions. This authorization does not have an expiration date.
Tax-Deferred Savings Plan
At December 31, 2018,TDS has reserved 90,000 Common Shares for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit‑sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions and TDS’ contributions in a TDS Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds.

Note 17 Stock-Based Compensation
TDS Consolidated
The following table summarizes stock-based compensation expense recognized during 2018, 2017 and 2016:

Year Ended December 31,	2018	2017	2016
(Dollars in millions)
Stock option awards	$5	$10	$16
Restricted stock unit awards	30	29	24
Performance share awards	17	5	—
Deferred compensation bonus and matching stock unit awards	—	1	1
Awards under Non-Employee Director compensation plan	2	1	1
Total stock-based compensation, before income taxes	54	46	42
Income tax benefit	(14)	(17)	(16)
Total stock-based compensation expense, net of income taxes	$40	$29	$26
At December 31, 2018, unrecognized compensation cost for all stock‑based compensation awards was $52 million and is expected to be recognized over a weighted average period of 1.7 years.
The following table provides a summary of the classification of stock-based compensation expense included in the Consolidated Statement of Operations for the years ended:

December 31,	2018	2017	2016
(Dollars in millions)
Selling, general and administrative expense	$49	$42	$39
Cost of services expense	5	4	3
Total stock-based compensation	$54	$46	$42
TDS’ tax benefits realized from the exercise of stock options and the vesting of other awards totaled $15 million in 2018.
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
TDS had reserved 13,129,000 Common Shares at December 31, 2018, for equity awards granted and to be granted under the TDS Long-Term Incentive Plans in effect. At December 31, 2018, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, performance share awards and deferred compensation stock unit awards.
TDS has also established a Non-Employee Directors’ compensation plan under which it has reserved 253,000 TDS Common Shares at December 31, 2018, for issuance as compensation to members of the Board of Directors who are not employees of TDS.
TDS uses treasury stock to satisfy requirements for shares issued pursuant to its various stock-based compensation plans.
Long-Term Incentive Plan – Stock Options
Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over periods up to three years from the date of grant. Stock options outstanding at December 31, 2018, expire between 2019 and 2028. However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of options equals the market value of TDS common stock on the date of grant.

TDS estimated the fair value of stock options granted in 2018, 2017 and 2016 using the Black-Scholes valuation model and the assumptions shown in the table below:

	2018	2017	2016
Expected life	6.3 years	6.4 years	6.2 years
Expected annual volatility rate	28.6%	30.4%	30.3%
Dividend yield	2.5%	2.2%	2.0%
Risk-free interest rate	2.9%	2.0%	1.3%
Estimated annual forfeiture rate	3.3%	2.5%	2.7%
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
A summary of TDS stock options (total and portion exercisable) and changes during 2018 is presented in the tables and narrative below.

Common Share Options	Number of Options	Weighted Average Exercise Prices	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2017	7,861,000	$27.49
(5,927,000 exercisable)		$27.04
Granted	545,000	$25.70
Exercised	(2,449,000)	$25.87
Forfeited	(166,000)	$28.62
Expired	(1,028,000)	$34.51
Outstanding at December 31, 2018	4,763,000	$26.57	$28	5.1
(3,270,000 exercisable)		$26.12	$21	3.5
The weighted average grant date fair value per share of the TDS stock options granted in 2018, 2017 and 2016 was $6.33, $7.06 and $7.24, respectively. The aggregate intrinsic value of TDS stock options exercised in 2018, 2017 and 2016 was $14 million, $1 million and $4 million, respectively. The aggregate intrinsic value at December 31, 2018, presented in the table above represents the total pre-tax intrinsic value (the difference between TDS’ closing stock prices and the exercise price, multiplied by the number of in-the-money options) that would have been received by option holders had all options been exercised on December 31, 2018.
Long-Term Incentive Plans – Restricted Stock Units
TDS also grants restricted stock unit awards to key employees. Each outstanding restricted stock unit is convertible into one Common Share Award. The restricted stock unit awards currently outstanding were granted in 2016, 2017 and 2018 and will vest in 2019, 2020 and 2021, respectively.
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

A summary of TDS nonvested restricted stock units and changes during 2018 is presented in the table below:

Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2017	1,175,000	$27.01
Granted	444,000	$23.87
Vested	(322,000)	$27.56
Forfeited	(85,000)	$26.73
Nonvested at December 31, 2018	1,212,000	$25.73
The total fair values as of the respective vesting dates of restricted stock units vested during 2018, 2017 and 2016 were $9 million, $9 million and $10 million, respectively. The weighted average grant date fair value per share of the restricted stock units granted in 2018, 2017 and 2016 was $23.87, $25.97 and $27.87, respectively.
Long-Term Incentive Plans – Performance Share Awards (Performance Shares)
Beginning in 2016, TDS granted performance shares, specifically performance stock units, to certain TDS executive officers. Each recipient may be entitled to shares of TDS common stock equal to 0% to 200% of a communicated target award depending on the achievement of predetermined performance-based and market-based operating targets over a three year period. Performance-based operating targets include Total Revenue and Return on Capital. Market-based operating targets are measured against TDS’ total shareholder return relative to a defined peer group. Performance shares accumulate dividend equivalents, which are forfeitable if the performance metrics are not achieved.  If the predetermined performance-based and market-based operating targets are met, awards granted in 2016, 2017 and 2018 and will vest in 2019, 2020 and 2021, respectively.
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
TDS estimates the market-based operating target’s fair value using an internally developed valuation model. This estimated fair value approximated TDS’ closing stock price at the date of grant for market-based share awards granted in 2018, 2017 and 2016. This market-based operating target value determined at the date of grant is expensed on a straight-line basis over the requisite service period and the stock compensation expense is not adjusted during the performance period for the subsequent changes in the value of the market-based share awards and will not be reversed even if the market-based operating target is not achieved.
A summary of TDS nonvested performance shares and changes during 2018 is presented in the table below:

Common Performance Shares	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2017	216,000	$28.56
Granted	142,000	$25.70
Forfeited	(15,000)	$28.57
Accumulated dividend equivalents	7,000	$27.59
Nonvested at December 31, 2018	350,000	$27.38
No performance shares vested during 2018, 2017 or 2016. The weighted average grant date fair value per share of the performance shares granted in 2018, 2017 and 2016 was $25.70, $27.79, and $29.45, respectively.
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
The total fair values of deferred compensation stock units that vested during 2018, 2017 and 2016 were less than $1 million in each respective year. The weighted average grant date fair value per share of the deferred compensation stock units granted in 2018, 2017 and 2016 was $28.96, $27.13 and $27.94, respectively. As of December 31, 2018, there were 101,000 vested but unissued deferred compensation stock units valued at $3 million.

Compensation of Non-Employee Directors
TDS issued 32,000, 27,000 and 27,000 Common Shares under its Non-Employee Director plan in 2018, 2017 and 2016, respectively.
Dividend Reinvestment Plans
TDS had reserved 981,000 Common Shares at December 31, 2018, for issuance under Automatic Dividend Reinvestment and Stock Purchase Plans and 217,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enabled holders of TDS’ Common Shares to reinvest cash dividends in Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS’ Common Shares on the New York Stock Exchange for the ten trading days preceding the date on which the purchase is made. These plans are considered non-compensatory plans; therefore, no compensation expense is recognized for stock issued under these plans.
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
Under the U.S. Cellular Long-Term Incentive Plans, U.S. Cellular may grant fixed and performance based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. At December 31, 2018, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, performance share awards and deferred compensation stock unit awards.
Under the Non-Employee Director compensation plan, U.S. Cellular may grant Common Shares to members of the Board of Directors who are not employees of U.S. Cellular or TDS.
At December 31, 2018, U.S. Cellular had reserved 13,286,000 Common Shares for equity awards granted and to be granted under the Long-Term Incentive Plans and 137,000 Common Shares for issuance under the Non-Employee Director compensation plan.
U.S. Cellular uses treasury stock to satisfy requirements for Common Shares issued pursuant to its various stock-based compensation plans.
Long-Term Incentive Plans – Stock Options
Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over a period of three years from the date of grant. Stock options outstanding at December 31, 2018, expire between 2019 and 2026. However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of options equals the market value of U.S. Cellular Common Shares on the date of grant.
U.S. Cellular did not grant stock option awards in 2018 or 2017. U.S. Cellular estimated the fair value of stock options granted during 2016 using the Black-Scholes valuation model and the assumptions shown in the table below.

2016
Expected life	4.7 years
Expected annual volatility rate	30.5%
Dividend yield	—%
Risk-free interest rate	1.2%
Estimated annual forfeiture rate	9.4%
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

A summary of U.S. Cellular stock options outstanding (total and portion exercisable) and changes during 2018 is presented in the table below:

Common Share Options	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2017	3,495,000	$41.10
(2,475,000 exercisable)		$40.79
Exercised	(2,318,000)	$39.45
Forfeited	(19,000)	$43.12
Expired	(352,000)	$47.29
Outstanding at December 31, 2018	806,000	$43.10	$7	6.0
(420,000 exercisable)		$42.39	$4	5.7
The weighted average grant date fair value per share of the U.S. Cellular stock options granted in 2016 was $12.77. The aggregate intrinsic value of U.S. Cellular stock options exercised in 2018, 2017 and 2016 was $19 million, $1 million and $4 million, respectively. The aggregate intrinsic value at December 31, 2018, presented in the table above represents the total pre-tax intrinsic value (the difference between U.S. Cellular’s closing stock price and the exercise price multiplied by the number of in-the-money options) that would have been received by option holders had all options been exercised on December 31, 2018.
Long-Term Incentive Plans – Restricted Stock Units
Restricted stock unit awards granted to key employees generally vest after three years. The restricted stock unit awards currently outstanding were granted in 2016, 2017 and 2018 and will vest in 2019, 2020 and 2021, respectively.
U.S. Cellular estimates the fair value of restricted stock units based on the closing market price of U.S. Cellular shares on the date of grant. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.
A summary of U.S. Cellular nonvested restricted stock units at December 31, 2018, and changes during the year then ended is presented in the table below:

Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2017	1,483,000	$39.67
Granted	559,000	$38.19
Vested	(395,000)	$37.30
Forfeited	(78,000)	$39.78
Nonvested at December 31, 2018	1,569,000	$39.74
The total fair value of restricted stock units that vested during 2018, 2017 and 2016 was $16 million, $11 million and $15 million, respectively. The weighted average grant date fair value per share of the restricted stock units granted in 2018, 2017 and 2016 was $38.19, $38.04 and $43.32, respectively.
Long-Term Incentive Plans – Performance Share Awards (Performance Shares)
Beginning in 2017, U.S. Cellular granted performance shares, specifically performance stock units, to key employees. The performance shares vest after three years. Each recipient may be entitled to shares of U.S. Cellular common stock equal to 50% to 200% of a communicated target award depending on the achievement of predetermined performance-based operating targets over the performance period, which is a one year period beginning on January 1 in the year of grant to December 31 in the year of grant. The remaining time through the end of the vesting period is considered the “time-based period”. Performance-based operating targets include Simple Free Cash Flow, Consolidated Total Operating Revenues and Postpaid Handset Voluntary Defections. Subject to vesting during the time-based period, the performance share award agreement provides that in no event shall the award be less than 50% of the target opportunity as of the grant date. The performance shares awards currently outstanding that were granted in 2017 and 2018 and will vest in 2020 and 2021, respectively.
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

A summary of U.S. Cellular’s nonvested performance shares and changes during 2018 is presented in the table below:

Common Performance Shares	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2017	342,000	$36.92
Granted	357,000	$38.81
Change in units based on approved performance factors	111,000	$36.92
Forfeited	(42,000)	$37.37
Nonvested at December 31, 2018	768,000	$37.78
No performance shares vested during 2018 or 2017. The weighted average grant date fair value per share of the performance shares granted in 2018 and 2017 was $38.81 and $36.92, respectively.
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
The total fair value of deferred compensation stock units that vested during 2018, 2017 and 2016 was less than $1 million in each respective year. The weighted average grant date fair value per share of the deferred compensation stock units granted in 2018, 2017 and 2016 was $40.72, $36.02 and $41.31, respectively. As of December 31, 2018, there were 33,000 vested but unissued deferred compensation stock units valued at $2 million.
Compensation of Non-Employee Directors
U.S. Cellular issued 18,000, 15,000 and 13,000 Common Shares in 2018, 2017 and 2016, respectively, under its Non-Employee Director compensation plan.

Note 18 Business Segment Information
U.S. Cellular and TDS Telecom are billed for services they receive from TDS, consisting primarily of information processing, accounting and finance, and general management services. Such billings are based on expenses specifically identified to U.S. Cellular and TDS Telecom and on allocations of common expenses. Management believes the method used to allocate common expenses is reasonable and that all expenses and costs applicable to U.S. Cellular and TDS Telecom are reflected in the accompanying business segment information on a basis that is representative of what they would have been if U.S. Cellular and TDS Telecom operated on a stand-alone basis. TDS has re-evaluated internal reporting roles with regard to its HMS business unit and, as a result, has changed its reportable segments. Effective January 1, 2018, HMS is no longer reported under TDS Telecom, but is reported as a part of Corporate, Eliminations and Other. Prior periods have been recast to conform to the revised presentation.
Financial data for TDS’ reportable segments for 2018, 2017 and 2016, is as follows. See Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements for additional information.

		TDS Telecom
Year ended or as of December 31, 2018¹	U.S. Cellular	Wireline	Cable	TDS Telecom Total[2]	Corporate, Eliminations and Other	Total
(Dollars in millions)
Operating revenues
Service	$2,978	$697	$230	$925	$96	$3,999
Equipment and product sales	989	2	—	2	119	1,110
Total operating revenues	3,967	699	230	927	215	5,109
Cost of services (excluding Depreciation, amortization and accretion expense reported below)	758	266	104	369	79	1,206
Cost of equipment and products	1,031	1	—	1	98	1,130
Selling, general and administrative	1,388	197	57	254	52	1,694
Depreciation, amortization and accretion	640	142	69	212	31	883
(Gain) loss on asset disposals, net	10	(3)	1	(2)	1	9
(Gain) loss on license sales and exchanges, net	(18)	—	—	—	—	(18)
Operating income (loss)	158	95	(2)	93	(46)	205
Equity in earnings of unconsolidated entities	159	—	—	—	1	160
Interest and dividend income	15	7	1	8	3	26
Interest expense	(116)	2	—	2	(58)	(172)
Other, net	(1)	3	—	2	1	2
Income (loss) before income taxes	215	106	(1)	105	(99)	221
Income tax expense (benefit)[3]	51			16	(21)	46
Net income	164			89	(78)	175
Add back:
Depreciation, amortization and accretion	640	142	69	212	31	883
(Gain) loss on asset disposals, net	10	(3)	1	(2)	1	9
(Gain) loss on license sales and exchanges, net	(18)	—	—	—	—	(18)
Interest expense	116	(2)	—	(2)	58	172
Income tax expense (benefit)[3]	51			16	(21)	46
Adjusted EBITDA[4]	$963	$243	$70	$313	$(9)	$1,267

Investments in unconsolidated entities	$441	$4	$—	$4	$35	$480
Total assets	$7,274	$1,304	$639	$1,934	$575	$9,783
Capital expenditures	$515	$176	$56	$232	$20	$767

		TDS Telecom
Year ended or as of December 31, 2017	U.S. Cellular	Wireline	Cable	TDS Telecom Total[2]	Corporate, Eliminations and Other	Total
(Dollars in millions)
Operating revenues
Service	$2,978	$713	$206	$917	$84	$3,979
Equipment and product sales	912	1	—	1	152	1,065
Total operating revenues	3,890	714	206	919	235	5,044
Cost of services (excluding Depreciation, amortization and accretion expense reported below)	732	258	98	355	77	1,164
Cost of equipment and products	1,071	2	—	2	122	1,195
Selling, general and administrative[5]	1,412	194	54	248	29	1,689
Depreciation, amortization and accretion	615	151	44	195	34	844
Loss on impairment of goodwill[6]	370	—	—	—	(108)	262
(Gain) loss on asset disposals, net	17	1	2	3	1	21
(Gain) loss on sale of business and other exit costs, net	(1)	—	—	—	—	(1)
(Gain) loss on license sales and exchanges, net	(22)	—	—	—	—	(22)
Operating income (loss)	(304)	108	8	116	80	(108)
Equity in earnings of unconsolidated entities	137	—	—	—	—	137
Interest and dividend income	8	5	—	5	2	15
Interest expense	(113)	—	—	—	(57)	(170)
Other, net[5]	—	3	—	3	1	4
Income (loss) before income taxes	(272)	117	8	125	25	(122)
Income tax expense (benefit)[3]	(287)			(13)	21	(279)
Net income (loss)	15			138	4	157
Add back:
Depreciation, amortization and accretion	615	151	44	195	34	844
Loss on impairment of goodwill[6]	370	—	—	—	(108)	262
(Gain) loss on asset disposals, net	17	1	2	3	1	21
(Gain) loss on sale of business and other exit costs, net	(1)	—	—	—	—	(1)
(Gain) loss on license sales and exchanges, net	(22)	—	—	—	—	(22)
Interest expense	113	—	—	—	57	170
Income tax expense (benefit)[3]	(287)			(13)	21	(279)
Adjusted EBITDA[4]	$820	$269	$54	$323	$9	$1,152

Investments in unconsolidated entities	$415	$4	$—	$4	$34	$453
Total assets	$6,841	$1,260	$644	$1,897	$557	$9,295
Capital expenditures	$469	$146	$55	$201	$24	$694

		TDS Telecom
Year ended or as of December 31, 2016	U.S. Cellular	Wireline	Cable	TDS Telecom Total[2]	Corporate, Eliminations and Other	Total
(Dollars in millions)
Operating revenues
Service	$3,081	$696	$185	$880	$89	$4,050
Equipment and product sales	909	2	—	2	194	1,105
Total operating revenues	3,990	698	185	882	283	5,155
Cost of services (excluding Depreciation, amortization and accretion expense reported below)	760	258	94	352	77	1,189
Cost of equipment and products	1,081	2	—	2	157	1,240
Selling, general and administrative[5]	1,480	200	51	250	32	1,762
Depreciation, amortization and accretion	618	159	37	196	36	850
(Gain) loss on asset disposals, net	22	2	2	4	1	27
(Gain) loss on sale of business and other exit costs, net	—	—	—	—	(1)	(1)
(Gain) loss on license sales and exchanges, net	(19)	(1)	—	(1)	—	(20)
Operating income (loss)	48	77	2	79	(19)	108
Equity in earnings of unconsolidated entities	140	—	—	—	—	140
Interest and dividend income	6	3	—	3	2	11
Interest expense	(113)	1	—	1	(58)	(170)
Other, net[5]	1	3	—	3	(1)	3
Income (loss) before income taxes	82	83	2	85	(75)	92
Income tax expense (benefit)[3]	33			32	(25)	40
Net income (loss)	49			54	(51)	52
Add back:
Depreciation, amortization and accretion	618	159	37	196	36	850
(Gain) loss on asset disposals, net	22	2	2	4	1	27
(Gain) loss on sale of business and other exit costs, net	—	—	—	—	(1)	(1)
(Gain) loss on license sales and exchanges, net	(19)	(1)	—	(1)	—	(20)
Interest expense	113	(1)	—	(1)	58	170
Income tax expense (benefit)[3]	33			32	(25)	40
Adjusted EBITDA[4]	$816	$242	$41	$283	$19	$1,118

Investments in unconsolidated entities	$413	$4	$—	$4	$34	$451
Total assets	$7,110	$1,229	$599	$1,831	$505	$9,446
Capital expenditures	$446	$108	$54	$162	$22	$630
Numbers may not foot due to rounding.

[1]
As of January 1, 2018, TDS adopted ASU 2014-09 using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. As a result, 2018 amounts include the impacts of ASU 2014-09, but prior periods remain as previously reported, except as specifically stated. See Note 2 — Revenue Recognition for additional information.

[2]	TDS Telecom Total includes eliminations between the Wireline and Cable segments.

[3]	Income tax expense (benefit) is not provided at the individual segment level for Wireline and Cable. TDS calculates income tax expense for “TDS Telecom Total”.

[4]
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

[5]
ASU 2017-07, regarding net periodic pension cost and net periodic postretirement benefit cost was adopted as of January 1, 2018, and applied retrospectively. All prior year numbers have been recast to conform to this standard.

[6]
During 2017, U.S. Cellular recorded a goodwill impairment of $370 million while TDS recorded a goodwill impairment of the U.S. Cellular reporting unit of $227 million. Prior to 2009, TDS accounted for U.S. Cellular's share repurchases as step acquisitions, allocating a portion of the share repurchase value to TDS' Goodwill. Further, goodwill of the U.S. Cellular reporting unit was impaired at the TDS level in 2003 but not at U.S. Cellular. Consequently, U.S. Cellular's goodwill on a stand-alone basis and any resulting impairments of goodwill does not equal the TDS consolidated goodwill related to U.S. Cellular. The TDS adjustment of $143 million is included in "Corporate, Eliminations and Other." During 2017, TDS also recorded a goodwill impairment of $35 million related to its HMS operations included in "Corporate, Eliminations and Other." For further information on the goodwill impairment see Note 7 — Intangible Assets.

Note 19 Supplemental Cash Flow Disclosures
Following are supplemental cash flow disclosures regarding interest paid and income taxes paid.

Year Ended December 31,	2018	2017	2016
(Dollars in millions)
Interest paid	$168	$167	$168
Income taxes paid, net of refunds received	40	56	(39)
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

TDS:
Year Ended December 31,	2018	2017	2016
(Dollars in millions)
Common Shares withheld	676,364	120,560	126,747

Aggregate value of Common Shares withheld	$21	$3	$4

Cash receipts upon exercise of stock options	48	7	13
Cash disbursements for payment of taxes	(6)	(3)	(4)
Net cash receipts from exercise of stock options and vesting of other stock awards	$42	$4	$9

U.S. Cellular:
Year Ended December 31,	2018	2017	2016
(Dollars in millions)
Common Shares withheld	1,549,800	144,755	308,010

Aggregate value of Common Shares withheld	$73	$6	$13

Cash receipts upon exercise of stock options	29	5	12
Cash disbursements for payment of taxes	(11)	(4)	(6)
Net cash receipts from exercise of stock options and vesting of other stock awards	$18	$1	$6

Note 20 Certain Relationships and Related Transactions
The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and a director of U.S. Cellular, a subsidiary of TDS; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel of U.S. Cellular and TDS Telecom and an Assistant Secretary of certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $10 million, $11 million and $9 million in 2018, 2017 and 2016, respectively.
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

/s/ LeRoy T. Carlson, Jr.	/s/ Douglas W. Chambers
LeRoy T. Carlson, Jr.	Douglas W. Chambers
President and	Senior Vice President - Finance and
Chief Executive Officer	Chief Accounting Officer
(principal executive officer)	(principal financial officer and principal
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
Under the supervision and with the participation of TDS’ management, including its principal executive officer and principal financial officer, TDS conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2018, based on the criteria established in the 2013 version of Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management has concluded that TDS maintained effective internal control over financial reporting as of December 31, 2018, based on criteria established in the 2013 version of Internal Control — Integrated Framework issued by the COSO.
The effectiveness of TDS’ internal control over financial reporting as of December 31, 2018, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in the firm’s report included herein.

/s/ LeRoy T. Carlson, Jr.	/s/ Douglas W. Chambers
LeRoy T. Carlson, Jr.	Douglas W. Chambers
President and	Senior Vice President - Finance and
Chief Executive Officer	Chief Accounting Officer
(principal executive officer)	(principal financial officer and principal
accounting officer)

/s/ Anita J. Kroll
Anita J. Kroll
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Telephone and Data Systems, Inc.:
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of Telephone and Data Systems, Inc. and its subsidiaries (“the Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% equity investment of the Company, which is reflected in the consolidated financial statements of the Company as an equity method investment of $262,100,000 and $244,400,000 as of December 31, 2018 and 2017, respectively, and income from equity investments of $76,900,000, $66,200,000 and $71,400,000 for each of the three years in the period ended December 31, 2018. The financial statements of Los Angeles SMSA Limited Partnership were audited by other auditors whose report thereon has been furnished to us, and our opinion on the financial statements expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2018.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
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

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 22, 2019

We have served as the Company’s auditor since 2002.

Telephone and Data Systems, Inc.
Selected Consolidated Financial Data

Year Ended or at December 31,	2018¹	2017	2016	2015	2014
(Dollars and shares in millions, except per share amounts)
Statement of Operations data
Operating revenues	$5,109	$5,044	$5,155	$5,210	$5,018
Loss on impairment of goodwill	—	262	—	—	88
(Gain) loss on sale of business and other exit costs, net	—	(1)	(1)	(136)	(16)
(Gain) loss on license sales and exchanges, net	(18)	(22)	(20)	(147)	(113)
Operating income (loss)[2]	205	(108)	108	427	(185)
Income tax expense (benefit)	46	(279)	40	172	(5)
Net income (loss)	175	157	52	263	(147)
Net income (loss) attributable to noncontrolling interests, net of tax	40	4	9	44	(11)
Net income (loss) attributable to TDS shareholders	135	153	43	219	(136)
Net income (loss) available to common shareholders	$135	$153	$43	$218	$(136)
Basic earnings (loss) per share attributable to TDS shareholders	$1.20	$1.39	$0.39	$2.02	$(1.26)
Diluted earnings (loss) per share attributable to TDS shareholders	$1.17	$1.37	$0.39	$1.98	$(1.26)
Dividends per Common and Series A Common Share	$0.64	$0.62	$0.59	$0.56	$0.54

Balance Sheet data
Total assets	$9,783	$9,295	$9,446	$9,422	$8,854
Net long-term debt, excluding current portion	2,418	2,437	2,433	2,440	1,941
Total TDS shareholders’ equity	$4,560	$4,269	$4,144	$4,126	$3,926

[1]
As of January 1, 2018, TDS adopted ASU 2014-09 using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. As a result, 2018 amounts include the impacts of ASU 2014-09, but prior periods remain as previously reported, except as specifically stated. See Note 2 — Revenue Recognition for additional information.

[2]
ASU 2017-07, regarding net periodic pension cost and net periodic postretirement benefit cost was adopted as of January 1, 2018, and applied retrospectively. All prior year numbers have been recast to conform to this standard.

Telephone and Data Systems, Inc.
Consolidated Quarterly Information (Unaudited)

	Quarter Ended
2018¹	March 31	June 30	September 30	December 31
(Dollars in millions, except per share amounts)
Operating revenues	$1,225	$1,255	$1,297	$1,332
(Gain) loss on asset disposals, net	2	2	—	5
(Gain) loss on license sales and exchanges, net	(7)	(11)	—	—
Operating income	80	61	51	13
Income tax expense (benefit)	24	21	5	(2)
Net income	57	44	53	20
Net income attributable to TDS shareholders	39	33	46	16
Basic earnings per share attributable to TDS shareholders	$0.35	$0.30	$0.41	$0.14
Diluted earnings per share attributable to TDS shareholders	$0.34	$0.29	$0.41	$0.14

	Quarter Ended
2017	March 31	June 30	September 30	December 31
(Dollars in millions, except per share amounts)
Operating revenues	$1,238	$1,247	$1,251	$1,308
Loss on impairment of goodwill[2]	—	—	262	—
(Gain) loss on asset disposals, net	4	6	6	5
(Gain) loss on license sales and exchanges, net	(17)	(2)	—	(3)
Operating income (loss)[3]	81	27	(233)	16
Income tax expense (benefit)[4]	34	10	(5)	(319)
Net income (loss)	43	12	(231)	334
Net income (loss) attributable to TDS shareholders	37	10	(181)	287
Basic earnings (loss) per share attributable to TDS shareholders	$0.34	$0.09	$(1.64)	$2.59
Diluted earnings (loss) per share attributable to TDS shareholders	$0.33	$0.09	$(1.64)	$2.54
Due to rounding, the sum of quarterly results may not equal the total for the year.

[1]
As of January 1, 2018, TDS adopted ASU 2014-09 using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. As a result, 2018 amounts include the impacts of ASU 2014-09, but prior periods remain as previously reported, except as specifically stated. See Note 2 — Revenue Recognition for additional information.

[2]	See Note 7 — Intangible Assets for additional information on Loss on impairment of goodwill.

[3]
ASU 2017-07, regarding net periodic pension cost and net periodic postretirement benefit cost was adopted as of January 1, 2018, and applied retrospectively. All prior year numbers have been recast to conform to this standard.

[4]	In December 2017, the Tax Act was enacted. The Tax Act reduced the federal income tax rate from 35% to 21%. See Note 5 — Income Taxes for additional information.

Telephone and Data Systems, Inc.
Shareholder Information

Stock and Dividend Information
TDS' Common Shares are listed on the New York Stock Exchange under the symbol “TDS.” As of January 31, 2019, the last trading day of the month, TDS Common Shares were held by 1,223 record owners, and the Series A Common Shares were held by 68 record owners.
TDS has paid cash dividends on its common stock since 1974, and paid dividends of $0.64 per Common and Series A Common Share during 2018. During 2017, TDS paid dividends of $0.62 per Common and Series A Common Share.
The Common Shares of United States Cellular Corporation, an 82%-owned subsidiary of TDS, are listed on the NYSE under the symbol “USM.”
Stock Performance Graph
The following chart provides a comparison of TDS’ cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years to the returns of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones U.S. Telecommunications Index.
Note: Cumulative total return assumes reinvestment of dividends.

	2013	2014	2015	2016	2017	2018
Telephone and Data Systems Common Shares (NYSE: TDS)	$100	$100.02	$104.70	$119.29	$117.64	$140.68
S&P 500 Index	100	113.69	115.26	129.05	157.22	150.33
Dow Jones U.S. Telecommunications Index	100	102.39	105.99	131.38	131.02	122.20
The comparison above assumes $100.00 invested at the close of trading on the last trading day preceding the first day of 2013, in TDS Common Shares, S&P 500 Index and the Dow Jones U.S. Telecommunications Index.
Dividend Reinvestment Plan
TDS’ dividend reinvestment plans provide its common shareholders with a convenient and economical way to participate in the future growth of TDS. Holders of record of ten (10) or more Common Shares may purchase Common Shares with their reinvested dividends at a five percent discount from market price. Common Shares may also be purchased on a monthly basis through optional cash payments by participants in this plan. The initial ten (10) shares cannot be purchased directly from TDS. An authorization card and prospectus will be mailed automatically by the transfer agent to all registered record holders with ten (10) or more shares. Once enrolled in the plan, there are no brokerage commissions or service charges for purchases made under the plan.

Investor relations
TDS’ annual report, SEC filings and news releases are available to investors, securities analysts and other members of the investment community. These reports are provided, without charge, upon request to our Investor Relations department at the address below. Investors may also access these and other reports through the Investor Relations portion of the TDS website (www.tdsinc.com).
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
General inquiries by investors, securities analysts and other members of the investment community should be directed to:
Jane W. McCahon, Senior Vice President — Corporate Relations and Corporate Secretary
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5379
jane.mccahon@tdsinc.com
Directors and executive officers
See “Election of Directors” and “Executive Officers” sections of the Proxy Statement issued in 2019 for the 2019 Annual Meeting.

Principal counsel
Sidley Austin LLP, Chicago, Illinois

Transfer agent
Computershare Trust Company, N.A.
462 South 4th Street, Suite 1600
Louisville, KY 40202
312.360.5326

Independent registered public accounting firm
PricewaterhouseCoopers LLP

Visit TDS' web site at www.tdsinc.com