Form 10-K, Exhibit 13
period 2019-12-31
TELEPHONE & DATA SYSTEMS INC /DE/
filed 2020-02-25
CIK 1051512

Telephone and Data Systems, Inc. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Executive Overview
The following Management’s Discussion and Analysis (MD&A) should be read in conjunction with the audited consolidated financial statements and notes of Telephone and Data Systems, Inc. (TDS) for the year ended December 31, 2019, and with the description of TDS’ business included herein. Certain numbers included herein are rounded to millions for ease of presentation; however, certain calculated amounts and percentages are determined using the unrounded numbers.
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

The following MD&A omits discussion of 2018 compared to 2017. Refer to Management's Discussion and Analysis of Financial Condition and Results of Operations in TDS' Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 22, 2019, for that discussion.

General
TDS is a diversified telecommunications company that provides high-quality communications services to approximately 6 million connections nationwide. TDS provides wireless services through its 82%-owned subsidiary, United States Cellular Corporation (U.S. Cellular). TDS also provides wireline and cable services, through its wholly-owned subsidiary, TDS Telecommunications LLC (TDS Telecom). TDS’ segments operate entirely in the United States. See Note 20 — Business Segment Information in the Notes to Consolidated Financial Statements for additional information about TDS’ segments.

2019 Operating Revenues by Segment
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
TDS’ long-term strategy calls for the majority of its capital to be reinvested in its operating businesses to strengthen their competitive positions and financial performance, while also returning value to TDS shareholders primarily through the payment of a regular quarterly cash dividend.

In 2019, TDS continued to focus on investing in the networks that are the backbone of its commitment to provide outstanding communications services to its customers. TDS believes these investments strengthen its competitive position and improve operating performance. TDS expects to continue to execute on its strategies to build strong, competitive businesses providing high-quality, data-focused services and products.
Invest in the business to improve returns and pursue initiatives that align with long-term strategies
Consistent with its strategy, TDS made significant investments in 2019 to improve the performance of its networks.

•
U.S. Cellular continues to devote efforts to enhance its network capabilities. VoLTE technology is now available to nearly 70% of U.S Cellular's subscribers, and deployments in additional operating markets are expected in 2020 and 2021. VoLTE technology allows customers to utilize a 4G LTE network for both voice and data services and offers enhanced services such as high definition voice and simultaneous voice and data sessions.

•
U.S. Cellular has begun to deploy 5G technology in its network and expects to launch commercial 5G services in selected markets in 2020. 5G technology is expected to help address customers' growing demand for data services as well as create opportunities for new services requiring high speed, reliability and low latency. U.S. Cellular is working with leading companies in the wireless infrastructure and handset ecosystem to provide rich 5G experiences for customers, initially focused on mobility services and using its low band spectrum. At the same time, as discussed below, U.S. Cellular has begun acquiring high band spectrum to enable the delivery of additional 5G services in the future. In addition to the deployment of 5G technology, U.S. Cellular is also modernizing its 4G LTE network to further enhance 4G LTE speeds.

•
U.S. Cellular assesses its existing wireless interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on capital. As part of this strategy, U.S. Cellular actively seeks attractive opportunities to acquire wireless spectrum, including pursuant to FCC auctions. In June 2019, the FCC announced that U.S. Cellular was the provisional winning bidder for 408 wireless spectrum licenses in its 28 GHz auction (Auction 101) and 282 wireless spectrum licenses in its 24 GHz auction (Auction 102) for an aggregate purchase price of $256 million. The wireless spectrum licenses from Auction 101 were granted by the FCC on October 2, 2019, and the wireless spectrum licenses from Auction 102 were granted by the FCC on December 11, 2019. On July 11, 2019, the FCC released a Public Notice establishing procedures for an auction offering wireless spectrum licenses in the 37, 39 and 47 GHz bands (Auction 103). Auction 103 is offering 34 100 MHz blocks in the Upper 37 GHz, 39 GHz, and 47 GHz bands in all Partial Economic Areas. On September 9, 2019, U.S. Cellular filed an application to participate in Auction 103 and was announced as a qualified bidder on October 31, 2019. Bidding in this auction commenced on December 10, 2019. The initial phase of this auction closed on January 30, 2020 and the assignment phase commenced on February 18, 2020.

•
TDS Telecom’s Wireline business continues to focus on driving growth in its broadband and video services by investing in fiber deployment in new out-of-territory markets and in existing markets. Construction has begun in two new out-of-territory clusters, mid-central Wisconsin and Idaho. With support from the FCC's A-CAM program and state broadband grants, Wireline is also deploying higher speed broadband to unserved and under-served service addresses in rural areas within its current markets.

•
On December 31, 2019, TDS acquired substantially all of the assets of MI Connection Communications System, dba Continuum, for $80 million in cash, subject to working capital adjustments. Continuum is a cable company that passes approximately 40,000 service addresses in North Carolina and offers broadband, video and voice services, which complement the TDS Telecom portfolio of products.

•	TDS Telecom’s Cable business continues to increase its broadband penetration by making network capacity investments and by offering more advanced services in its markets.

•	TDS Telecom's Wireline and Cable businesses also are investing in a next generation video platform called TDS TV+ to enhance video services.

Return value to shareholders
During 2019, TDS paid $75 million in regular quarterly cash dividends. TDS increased the dividend per share paid to its investors by 3% in 2019 which marks the 45th consecutive year of dividend increases and in February 2020, TDS increased its quarterly dividend per share from $0.165 to $0.170. During 2019, U.S. Cellular repurchased 590,300 Common Shares for $21 million at an average cost per share of $35.45. At December 31, 2019, the total cumulative amount of U.S. Cellular Common Shares authorized to be purchased is 5,311,000. There were no TDS share repurchases in 2019. As of December 31, 2019, the maximum dollar value of TDS Common Shares that may yet be purchased under TDS' program was $199 million. There is no assurance that TDS will continue to increase the dividend rate or pay dividends and no assurance that TDS or U.S. Cellular will make any significant amount of share repurchases in the future.

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

▪
Alternative Connect America Cost Model (A-CAM) – a USF support mechanism for rate-of-return carriers, which provides revenue support through 2028. This support comes with an obligation to build defined broadband speeds to a certain number of locations.

▪
Auctions 101, 102, and 103 – Auction 101 was an FCC auction of 28 GHz wireless spectrum licenses that started in November 2018 and concluded in January 2019. Auction 102 was an FCC auction of 24 GHz wireless spectrum licenses that started in March 2019 and concluded in May 2019. Auction 103 is an FCC auction of 37, 39, and 47 GHz wireless spectrum licenses that started in December 2019. The spectrum auctioned in each of these auctions, referred to as Millimeter Wave spectrum, is expected to be used primarily to deliver 5G technology.

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

▪	Gross Additions – represents the total number of new connections added during the period, without regard to connections that were terminated during that period.

▪	IPTV Connections – represents the number of Wireline customers provided video services using IP networking technology.

▪	ManagedIP Connections – refers to the number of telephone handsets, data lines and IP trunks providing communications using IP networking technology.

▪	Net Additions (Losses) – represents the total number of new connections added during the period, net of connections that were terminated during that period.

▪
OIBDA – refers to operating income before depreciation, amortization and accretion and is used in the non-GAAP metric Adjusted OIBDA throughout this document. See Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for additional information.

▪	Out-of-Territory Fiber Builds – represents construction of facilities-based market expansions outside of TDS' ILEC and CLEC footprint.

▪	Partial Economic Areas – service areas of certain FCC wireless spectrum licenses based on geography.

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

▪
Voice Connections – refers to the individual circuits connecting a customer to Wireline’s central office facilities that provide voice services or the Cable billable number of lines into a building for voice services.

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

Results of Operations — TDS Consolidated

Year Ended December 31,	2019	2018	2019 vs. 2018
(Dollars in millions)
Operating revenues
U.S. Cellular	$4,022	$3,967	1%
TDS Telecom	930	927	–
All other[1]	224	215	4%
Total operating revenues	5,176	5,109	1%
Operating expenses
U.S. Cellular	3,910	3,809	3%
TDS Telecom	823	834	(1)%
All other[1]	264	261	1%
Total operating expenses	4,997	4,904	2%
Operating income (loss)
U.S. Cellular	112	158	(29)%
TDS Telecom	107	93	15%
All other[1]	(40)	(46)	12%
Total operating income	179	205	(13)%
Investment and other income (expense)
Equity in earnings of unconsolidated entities	168	160	5%
Interest and dividend income	29	26	15%
Interest expense	(165)	(172)	4%
Other, net	—	2	N/M
Total investment and other income	32	16	92%

Income before income taxes	211	221	(5)%
Income tax expense	64	46	37%

Net income	147	175	(16)%
Less: Net income attributable to noncontrolling interests, net of tax	26	40	(36)%
Net income attributable to TDS shareholders	$121	$135	(10)%

Adjusted OIBDA (Non-GAAP)[2]	$1,122	$1,079	4%
Adjusted EBITDA (Non-GAAP)[2]	$1,319	$1,267	4%
Capital expenditures[3]	$1,032	$767	35%
N/M - Percentage change not meaningful

[1]	Consists of corporate and other operations and intercompany eliminations.

[2]	Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.

[3]	Refer to Liquidity and Capital Resources within this MD&A for additional information on Capital expenditures.
Refer to individual segment discussions in this MD&A for additional details on operating revenues and expenses at the segment level.

Equity in earnings of unconsolidated entities
Equity in earnings of unconsolidated entities represents TDS’ share of net income from entities in which it has a noncontrolling interest and that are accounted for using the equity method. TDS’ investment in the Los Angeles SMSA Limited Partnership (LA Partnership) contributed $78 million and $77 million in 2019 and 2018, respectively.

Income tax expense
The effective tax rate on Income before income taxes for 2019 was 30.3%. The effective tax rate includes the impact of federal and state tax, as well as other increases due primarily to nondeductible interest expenses.
TDS’ effective tax rate on Income before income taxes for 2018 was 21.0%. The effective tax rate was lower than a normalized rate inclusive of federal and state tax, due primarily to an income tax accounting method change that accelerated depreciation of certain assets for the 2017 tax year, resulting in discrete tax benefit recorded in 2018.
See Note 5 — Income Taxes in the Notes to Consolidated Financial Statements for additional information.
Net income attributable to noncontrolling interests, net of tax

Year Ended December 31,	2019	2018
(Dollars in millions)
U.S. Cellular noncontrolling public shareholders’	$23	$26
Noncontrolling shareholders’ or partners’	3	14
Net income attributable to noncontrolling interests, net of tax	$26	$40

Net income attributable to noncontrolling interests, net of tax includes the noncontrolling public shareholders’ share of U.S. Cellular’s net income, the noncontrolling shareholders’ or partners’ share of certain U.S. Cellular subsidiaries’ net income and other TDS noncontrolling interests.

Earnings
(Dollars in millions)

Net income decreased in 2019 due primarily to increased depreciation and other operating expenses, as well as higher income taxes and less gains recorded in 2019, partially offset by higher revenues. Adjusted EBITDA increased in 2019 due primarily to higher revenues, partially offset by higher selling, general and administrative expenses.

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

OPERATIONS

U.S. Cellular headquarters, Chicago, IL
U.S. Cellular operations

▪	Serves customers with 4.9 million connections including 4.4 million postpaid, 0.5 million prepaid and 0.1 million reseller and other connections

▪	Operates in 20 states

▪	Employs approximately 5,500 associates

▪	4,166 owned towers

▪	6,578 cell sites in service

U.S. Cellular Mission and Strategy
U.S. Cellular’s mission is to provide exceptional wireless communication services which enhance consumers’ lives, increase the competitiveness of local businesses, and improve the efficiency of government operations in the mid-sized and rural markets served.
U.S. Cellular continues to execute on its strategies to grow and protect its customer base, grow revenues, drive improvements in the overall cost structure, and invest in its network and system capabilities. Strategic efforts include:

▪
U.S. Cellular offers economical and competitively priced service plans and devices to its customers and is focused on increasing revenues from sales of related products such as accessories and device protection plans and from new services such as LTE home internet. In addition, U.S. Cellular is focused on expanding its solutions available to business and government customers, including a growing suite of connected machine-to-machine solutions and software applications across various categories.

▪
U.S. Cellular continues to devote efforts to enhance its network capabilities. VoLTE technology is now available to nearly 70% of U.S Cellular's subscribers, and deployments in additional operating markets are expected in 2020 and 2021. VoLTE technology allows customers to utilize a 4G LTE network for both voice and data services and offers enhanced services such as high definition voice and simultaneous voice and data sessions.

▪
U.S. Cellular has begun to deploy 5G technology in its network and expects to launch commercial 5G services in selected markets in 2020. 5G technology is expected to help address customers' growing demand for data services as well as create opportunities for new services requiring high speed, reliability and low latency. U.S. Cellular is working with leading companies in the wireless infrastructure and handset ecosystem to provide rich 5G experiences for customers, initially focused on mobility services and using its low band spectrum. At the same time, as discussed below, U.S. Cellular has begun acquiring high band spectrum to enable the delivery of additional 5G services in the future. In addition to the deployment of 5G technology, U.S. Cellular is also modernizing its 4G LTE network to further enhance 4G LTE speeds.

▪
U.S. Cellular assesses its existing wireless interests on an ongoing basis with a goal of improving the competitiveness of its operations and maximizing its long-term return on capital. As part of this strategy, U.S. Cellular actively seeks attractive opportunities to acquire wireless spectrum, including pursuant to FCC auctions. In June 2019, the FCC announced that U.S. Cellular was the provisional winning bidder for 408 wireless spectrum licenses in its 28 GHz auction (Auction 101) and 282 wireless spectrum licenses in its 24 GHz auction (Auction 102) for an aggregate purchase price of $256 million. The wireless spectrum licenses from Auction 101 were granted by the FCC on October 2, 2019, and the wireless spectrum licenses from Auction 102 were granted by the FCC on December 11, 2019. On July 11, 2019, the FCC released a Public Notice establishing procedures for an auction offering wireless spectrum licenses in the 37, 39 and 47 GHz bands (Auction 103). Auction 103 is offering 34 100 MHz blocks in the Upper 37 GHz, 39 GHz, and 47 GHz bands in all Partial Economic Areas. On September 9, 2019, U.S. Cellular filed an application to participate in Auction 103 and was announced as a qualified bidder on October 31, 2019. Bidding in this auction commenced on December 10, 2019. The initial phase of this auction closed on January 30, 2020 and the assignment phase commenced on February 18, 2020.

Operational Overview

As of December 31,	2019	2018
Retail Connections – End of Period
Postpaid	4,383,000	4,472,000
Prepaid	506,000	516,000
Total	4,889,000	4,988,000

Year Ended December 31,	2019	2018	2019 vs. 2018
Postpaid Activity and Churn
Gross Additions
Handsets	458,000	475,000	(4)%
Connected Devices	148,000	150,000	(1)%
Total Gross Additions	606,000	625,000	(3)%
Net Additions (Losses)
Handsets	(24,000)	23,000	N/M
Connected Devices	(65,000)	(69,000)	6%
Total Net Additions (Losses)	(89,000)	(46,000)	(93)%
Churn
Handsets	1.04%	0.98%
Connected Devices	3.24%	2.96%
Total Churn	1.31%	1.25%
Postpaid net losses increased in 2019 due to lower handset gross additions and higher handset defections, which are due primarily to aggressive industry-wide competition on both service plans and devices.
Total postpaid churn increased in 2019 due primarily to higher handset defections.
Postpaid Revenue

Year Ended December 31,	2019	2018	2019 vs. 2018
Average Revenue Per User (ARPU)	$46.01	$44.98	2%
Average Revenue Per Account (ARPA)	$119.80	$118.93	1%
Postpaid ARPU and Postpaid ARPA increased in 2019 due primarily to (i) having proportionately more handset connections, which on a per-unit basis contribute more revenue than connected devices, (ii) a shift to higher priced service plans, and (iii) an increase in device protection plan revenue. Such factors were partially offset by an increase in sales promotion costs.

Financial Overview — U.S. Cellular

Year Ended December 31,	2019	2018	2019 vs. 2018
(Dollars in millions)
Retail service	$2,650	$2,623	1%
Inbound roaming	174	154	13%
Other	211	201	5%
Service revenues	3,035	2,978	2%
Equipment sales	987	989	–
Total operating revenues	4,022	3,967	1%

System operations (excluding Depreciation, amortization and accretion reported below)	756	758	–
Cost of equipment sold	1,028	1,031	–
Selling, general and administrative	1,406	1,388	1%
Depreciation, amortization and accretion	702	640	10%
(Gain) loss on asset disposals, net	19	10	80%
(Gain) loss on sale of business and other exit costs, net	(1)	—	N/M
(Gain) loss on license sales and exchanges, net	—	(18)	98%
Total operating expenses	3,910	3,809	3%

Operating income	$112	$158	(29)%

Net income	$133	$164	(19)%
Adjusted OIBDA (Non-GAAP)[1]	$832	$790	5%
Adjusted EBITDA (Non-GAAP)[1]	$1,015	$963	5%
Capital expenditures[2]	$710	$515	38%
N/M - Percentage change not meaningful

[1]	Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.

[2]	Refer to Liquidity and Capital Resources within this MD&A for additional information on Capital expenditures.

Operating Revenues
(Dollars in millions)

Service revenues consist of:

▪	Retail Service – Charges for voice, data and value added services and recovery of regulatory costs

▪	Inbound Roaming – Charges to other wireless carriers whose customers use U.S. Cellular’s wireless systems when roaming

▪	Other Service – Amounts received from the Federal USF, tower rental revenues, and miscellaneous other service revenues
Equipment revenues consist of:

▪	Sales of wireless devices and related accessories to new and existing customers, agents, and third-party distributors

Key components of changes in the statement of operations line items were as follows:
Total operating revenues
Retail service revenues increased in 2019 primarily as a result of the increase in Postpaid ARPU as previously discussed in the Operational Overview section.
Inbound roaming revenues increased in 2019 primarily driven by data revenues, with significantly higher usage partially offset by lower rates.
Other service revenues increased in 2019, due primarily to an increase in tower rental revenues resulting from (i) an increase in new agreements and increases in rental rates and (ii) an out-of-period adjustment recorded in the third quarter of 2019. See Note 11 — Leases in the Notes to Consolidated Financial Statements for additional information.
Selling, general and administrative expenses
Selling, general and administrative expenses increased in 2019 due primarily to an increase in costs driven by information system initiatives, as well as an increase in bad debts expense.
Depreciation, amortization and accretion
Depreciation, amortization, and accretion increased in 2019 due to (i) additional network assets being placed into service and (ii) accelerated depreciation of certain assets due to changes in network technology, which will continue in 2020 and beyond.
(Gain) loss on asset disposals, net
Loss on asset disposals, net increased in 2019 due primarily to the disposal of technologically obsolete equipment.
(Gain) loss on license sales and exchanges, net
Net gains in 2018 were due to license sale and exchange transactions with various third parties.

TDS TELECOM OPERATIONS
Business Overview
TDS Telecom provides a wide range of communications services to residential and commercial customers. TDS Telecom operates in two segments: Wireline, which includes fiber out-of-territory builds, and Cable.

OPERATIONS

Wireline operations
Cable operations
TDS Telecom headquarters, Madison, WI

▪	Serves 1.2 million connections in 32 states.

▪	Employs approximately 2,900 employees.

▪	Wireline operates incumbent local exchange carriers (ILEC), competitive local exchange carriers (CLEC) and out-of-territory builds in 27 states.

▪	Cable operates primarily in Colorado, New Mexico, North Carolina, Oregon, Texas and Utah.

Trends and Developments
Growth Initiatives:

▪
In 2017, TDS Telecom acquired and built an advanced fiber network in Sun Prairie, Wisconsin. Several additional locations are currently being built with fiber to expand its footprint into attractive markets that are underserved today. TDS Telecom's Madison, Wisconsin cluster will include an additional 27,000 services addresses, its Central Wisconsin cluster will include 36,000 service addresses, and its new Coeur d'Alene, Idaho cluster will include 42,000 service addresses. At the end of 2019, TDS Telecom has installed fiber to approximately 33,000 service addresses in these out-of-territory markets.

▪
TDS Telecom is also pursuing a strategy to invest in fiber in markets within its current footprint. Increased fiber deployment provides the opportunity to deliver more robust residential and consumer products which drives growth. At the end of 2019, TDS Telecom has installed fiber to approximately 207,000 service addresses within its existing footprint.

▪
On December 31, 2019, TDS acquired substantially all of the assets of MI Connection Communications System, dba Continuum, for $80 million in cash, subject to working capital adjustments. Continuum is a cable company that passes approximately 40,000 service addresses in North Carolina and offers broadband, video and voice services, which complement the TDS Telecom portfolio of products. TDS Telecom will continue to pursue acquisitions that meet its criteria of having favorable competitive environments, attractive market demographics and the ability to grow broadband penetration.

Technology & Support Systems:

▪
TDS Telecom’s Wireline segment continues to upgrade and expand its network to respond to the needs of its customers for greater bandwidth and advanced technologies. At December 31, 2019, fiber has been deployed to approximately 30% of service addresses. Fiber technology allows broadband speeds of up to 1 Gigabit per second (Gbps). In non-fiber markets, TDS Telecom has deployed advanced technologies to increase data speeds up to 100 Megabits per second (Mbps) to reach approximately 38% of service addresses. TDS Telecom continues to utilize federal and state funding mechanisms in order to extend broadband service to unserved and underserved markets.

▪
TDS Telecom’s Cable segment continues to make capacity investments in line with its strategy to increase broadband penetration in its markets. DOCSIS 3.0 technology is deployed to nearly all of Cable’s service addresses which allows it to offer enhanced transmission speeds and TDS Telecom has begun to enable a next generation DOCSIS 3.1 broadband network that will offer significant higher speeds of up to 1 Gbps. TDS Telecom’s Cable segment is also offering up to 1 Gbps service through fiber investments in new construction in its largest markets.

Services and Products:

▪
TDS Telecom’s Wireline segment strives to be the preferred broadband provider in its markets with the ability to provide value-added bundling services with video and voice service options. TDS Telecom continues to invest in its network to offer higher speed data service and to expand its fiber footprint. At December 31, 2019, 67% of residential broadband connections had 10 Mbps or faster service and 30% had 100 Mbps or faster service.

▪
TDS Telecom’s Wireline segment offers IPTV, branded as TDS TV, in order to leverage its high-speed network. TDS TV provides customers with connected-home DVRs, video-on-demand and TV Everywhere. TDS Telecom offers TDS TV in 40 markets, enabling 267,000 or roughly 34% of its service addresses. Where TDS TV is not available, TDS Telecom partners with a satellite TV provider to allow for triple or double play bundling.

▪	TDS Telecom's commercial operations lead with a broadband service bundled with voice and TDS TV for small- to medium-sized businesses.

▪
TDS Telecom’s Cable segment seeks to expand broadband services and leverage that growth by bundling with video and voice services. In addition to providing enhanced broadband speeds through DOCSIS 3.1 technology, TDS Telecom also provides customers with a whole home entertainment solution branded as CatchTV.

Financial Overview — TDS Telecom

Year Ended December 31,	2019	2018	2019 vs. 2018
(Dollars in millions)
Operating revenues
Wireline	$683	$699	(2)%
Cable	247	230	8%
TDS Telecom operating revenues[1]	930	927	–

Operating expenses
Wireline	587	604	(3)%
Cable	236	231	2%
TDS Telecom operating expenses[1]	823	834	(1)%

TDS Telecom operating income	$107	$93	15%

Net income	$92	$89	4%
Adjusted OIBDA (Non-GAAP)[2]	$300	$303	(1)%
Adjusted EBITDA (Non-GAAP)[2]	$313	$313	–
Capital expenditures[3]	$316	$232	36%
Numbers may not foot due to rounding.
N/M - Percentage change not meaningful

[1]	Includes eliminations between the Wireline and Cable segments.

[2]	Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.

[3]	Refer to Liquidity and Capital Resources within this MD&A for additional information on Capital expenditures.

Operating Revenues
(Dollars in millions)

Operating revenues were flat in 2019 as Wireline and Cable broadband growth and Wireline video connection growth were offset by declines in Wireline wholesale access revenue and voice and commercial revenues.

Total operating expenses
Operating expenses decreased in 2019 due primarily to decreases in employee-related expenses and depreciation expense and an increase in gain on the sale of assets.

WIRELINE OPERATIONS
Business Overview
TDS Telecom’s Wireline business provides broadband, video and voice services. These services are provided to residential, commercial, and wholesale customers in a mix of rural, small town and suburban markets, with the largest concentration of its customers in the Upper Midwest and the Southeast. TDS Telecom’s residential strategy is to focus on broadband bundled with video and voice services. In its commercial business, TDS Telecom’s focus is on small- to medium-sized businesses and its sales efforts emphasize providing broadband with an array of voice services.
Operational Overview

Total residential connections were relatively flat as growth in broadband and video connections were offset by the decline in voice connections.

Residential broadband customers continue to choose higher speeds with 67% taking speeds of 10 Mbps or greater and 30% choosing speeds of 100 Mbps or greater.

[1]	Includes ILEC and out-of-territory

Residential revenue per connection increased 3% due to video and broadband connection growth as well as an increase in broadband speeds.

Total commercial connections decreased by 9% due primarily to declines in connections in CLEC markets.

Financial Overview — Wireline

Year Ended December 31,	2019	2018	2019 vs. 2018
(Dollars in millions)
Residential	$328	$321	2%
Commercial	168	184	(9)%
Wholesale	186	191	(2)%
Service revenues	682	697	(2)%
Equipment and product sales	1	2	(26)%
Total operating revenues	683	699	(2)%

Cost of services (excluding Depreciation, amortization and accretion reported below)	263	266	(1)%
Cost of equipment and products	1	1	(24)%
Selling, general and administrative	199	197	1%
Depreciation, amortization and accretion	132	142	(7)%
(Gain) loss on asset disposals, net	(8)	(3)	N/M
Total operating expenses	587	604	(3)%

Operating income	$96	$95	1%

Income before income taxes	$110	$106	3%
Adjusted OIBDA (Non-GAAP)[1]	$220	$234	(6)%
Adjusted EBITDA (Non-GAAP)[1]	$231	$243	(5)%
Capital expenditures[2]	$243	$176	38%
Numbers may not foot due to rounding.
N/M - Percentage change not meaningful

[1]	Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.

[2]	Refer to Liquidity and Capital Resources within this MD&A for additional information on Capital expenditures.

Operating Revenues
(Dollars in millions)

Residential revenues consist of:

▪	Broadband services, including fiber- and copper-based high-speed internet, security and support services

▪	Video services, including IPTV and satellite offerings

▪	Voice services

Commercial revenues consist of:

▪	High-speed and dedicated business internet services

▪	Voice services

Wholesale revenues consist of:

▪	Network access services primarily to interexchange and wireless carriers for carrying data and voice traffic on TDS Telecom’s network

▪	Federal and state USF support, including A-CAM

Key components of changes in the statement of operations items were as follows:
Total operating revenues
Residential revenues increased in 2019 due primarily to growth in broadband and video connections, as well as price increases, partially offset by a decline in voice connections. Broadband and video connections grew 3% and 8%, respectively, while voice connections declined 4%.
Commercial revenues decreased in 2019 due primarily to declining connections in CLEC markets.
Wholesale revenues decreased in 2019 due to decreases in legacy transport services, primarily for special access.
Cost of services
Cost of services decreased in 2019 due to lower employee-related expenses and decreases in the costs of provisioning legacy services, partially offset by increases in video programming charges and plant and maintenance expense.
Selling, general and administrative
Selling, general and administrative expenses increased in 2019 due primarily to increased legal and advertising expenses, offset by lower employee-related costs.
Depreciation, amortization and accretion
Depreciation, amortization and accretion decreased in 2019 as certain assets became fully depreciated, partially offset by depreciation on new fiber assets.
(Gain) loss on asset disposals, net
Gain on asset disposals increased due to the sale of fiber assets in certain CLEC markets.

CABLE OPERATIONS
Business Overview
TDS Telecom’s Cable strategy is to expand its broadband services and leverage that growth by bundling with video and voice services. TDS Telecom seeks to be the leading provider of broadband services in its targeted markets by leveraging its core competencies in network management and customer focus.
Operational Overview

Cable connections grew 10% in 2019 due to an increase in broadband connections and the acquisition of Continuum, which included 15,800 broadband connections, 9,400 video connections and 5,800 voice connections.

Financial Overview — Cable

Year Ended December 31,	2019	2018	2019 vs. 2018
(Dollars in millions)
Residential	$205	$188	9%
Commercial	43	42	3%
Total operating revenues	247	230	8%

Cost of services (excluding Depreciation, amortization and accretion reported below)	105	104	2%
Selling, general and administrative	62	57	8%
Depreciation, amortization and accretion	68	69	(2)%
(Gain) loss on asset disposals, net	1	1	(48)%
Total operating expenses	236	231	2%

Operating income (loss)	$11	$(2)	N/M

Income (loss) before income taxes	$13	$(1)	N/M
Adjusted OIBDA (Non-GAAP)[1]	$80	$69	16%
Adjusted EBITDA (Non-GAAP)[1]	$82	$70	17%
Capital expenditures[2]	$73	$56	31%
Numbers may not foot due to rounding.
N/M - Percentage change not meaningful

[1]	Refer to Supplemental Information Relating to Non-GAAP Financial Measures within this MD&A for a reconciliation of this measure.

[2]	Refer to Liquidity and Capital Resources within this MD&A for additional information on Capital expenditures.

Operating Revenues
(Dollars in millions)

Residential and Commercial revenues consist of:

▪	Broadband services, including high-speed internet, security and support services

▪	Video services including premium programming in HD, multi-room and TV Everywhere offerings

▪	Voice services

Key components of changes in the statement of operations items were as follows:
Total operating revenues
Residential and commercial revenues increased 8% in 2019 due to price increases and growth in broadband connections.
Cost of services
Cost of services increased 2% in 2019 due primarily to increases in maintenance activities.
Selling, general and administrative
Selling, general and administrative expenses increased in 2019 due primarily to higher employee-related expenses and closing costs related to the acquisition of Continuum.
Depreciation, amortization and accretion
Depreciation, amortization and accretion decreased in 2019 as certain assets became fully depreciated.

Liquidity and Capital Resources
Sources of Liquidity
TDS and its subsidiaries operate capital-intensive businesses. Historically, TDS has used internally-generated funds and also has obtained substantial funds from external sources for general corporate purposes. In the past, TDS’ existing cash and investment balances, funds available under its revolving credit and receivables securitization agreements, funds from other financing sources, including undrawn term loans and other long-term debt, and cash flows from operating and certain investing and financing activities, including sales of assets or businesses, provided sufficient liquidity and financial flexibility for TDS to meet its normal day-to-day operating needs and debt service requirements, to finance the build-out and enhancement of markets and to fund acquisitions. There is no assurance that this will be the case in the future. See Market Risk for additional information regarding maturities of long-term debt.
TDS has incurred negative free cash flow at times in the past and this could occur in the future. However, TDS believes that existing cash and investment balances, funds available under its revolving credit, term loan and receivables securitization agreements, and expected cash flows from operating and investing activities will provide sufficient liquidity for TDS to meet its normal day-to-day operating needs and debt service requirements for the coming year.
TDS may require substantial additional capital for, among other uses, funding day-to-day operating needs including working capital, acquisitions of providers of cable, wireless or wireline telecommunications services, IT services or other businesses, wireless spectrum license or system acquisitions, capital expenditures, debt service requirements, the repurchase of shares, the payment of dividends, or making additional investments, including new technologies and out of territory builds. It may be necessary from time to time to increase the size of the existing revolving credit agreements, to put in place new credit agreements, or to obtain other forms of financing in order to fund potential expenditures. TDS, through U.S. Cellular, expects to participate in a wireless spectrum auction in 2020 (see Regulatory Matters - Millimeter Wave Spectrum Auctions) and also expects capital expenditures in 2020 to be higher than in 2019, due primarily to investments at U.S. Cellular to enhance network speed and capacity and to continue deploying VoLTE and 5G technology on its network, and at TDS Telecom to increase levels of fiber investment. TDS’ liquidity would be adversely affected if, among other things, TDS is unable to obtain financing on acceptable terms, TDS makes significant wireless spectrum license purchases, TDS makes significant business acquisitions, the LA Partnership discontinues or significantly reduces distributions compared to historical levels, or Federal USF and/or other regulatory support payments decline.
TDS’ credit rating currently is sub-investment grade. There can be no assurance that sufficient funds will continue to be available to TDS or its subsidiaries on terms or at prices acceptable to TDS. Insufficient cash flows from operating activities, changes in TDS' credit ratings, defaults of the terms of debt or credit agreements, uncertainty of access to capital, deterioration in the capital markets, reduced regulatory capital at banks which in turn limits their ability to borrow and lend, other changes in the performance of TDS or in market conditions or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its acquisition, capital expenditure and business development programs, reduce the acquisition of wireless spectrum licenses, and/or reduce or cease share repurchases and/or the payment of dividends. Any of the foregoing developments would have an adverse impact on TDS' businesses, financial condition or results of operations. TDS cannot provide assurance that circumstances that could have a material adverse effect on its liquidity or capital resources will not occur.

Cash and Cash Equivalents
Cash and cash equivalents include cash and money market investments. The primary objective of TDS’ Cash and cash equivalents investment activities is to preserve principal. Cash held by U.S. Cellular is for use in its operations and acquisition, capital expenditure and business development programs. TDS does not have direct access to U.S. Cellular cash unless U.S. Cellular pays a dividend on its common stock. U.S. Cellular has no current intention to pay a dividend to its shareholders.

Cash and Cash Equivalents
(Dollars in millions)

At December 31, 2019, TDS’ consolidated Cash and cash equivalents totaled $465 million compared to $921 million at December 31, 2018.
The majority of TDS’ Cash and cash equivalents are held in bank deposit accounts and in money market funds that purchase only debt issued by the U.S. Treasury or U.S. government agencies across a range of eligible money market investments that may include, but are not limited to, government agency repurchase agreements, government agency debt, U.S. Treasury repurchase agreements, U.S. Treasury debt, and other securities collateralized by U.S. government obligations. TDS monitors the financial viability of the money market funds and the financial institutions with which TDS has deposits and believes that the credit risk associated with these funds and institutions is low.

Financing
Revolving Credit Agreements
TDS and U.S. Cellular have unsecured revolving credit agreements available for general corporate purposes including acquisitions, wireless spectrum license purchases and capital expenditures. In May 2018, TDS entered into a $400 million revolving credit agreement with certain lenders and other parties and U.S. Cellular entered into a $300 million revolving credit agreement with certain lenders and other parties. Amounts under the revolving credit agreements may be borrowed, repaid and reborrowed from time to time until maturity in May 2023. As of December 31, 2019, there were no outstanding borrowings under the revolving credit agreements, except for letters of credit, and TDS and U.S. Cellular’s unused capacity under their revolving credit agreements was $399 million and $298 million, respectively.
See Note 13 — Debt in the Notes to Consolidated Financial Statements for additional information regarding the revolving credit agreements.
Term Loans
On January 6, 2020, TDS entered into an unsecured $200 million senior term loan credit agreement. The term loan is available for general corporate purposes, including working capital and capital expenditures. As of February 25, 2020, no borrowings have been made under the agreement. The term loan may be drawn in one or more advances by the one-year anniversary of the date of the agreement; amounts not drawn by that time will cease to be available. The maturity date of the term loan is January 6, 2027 and would accelerate in the event of a change in control.
In January 2015, U.S. Cellular entered into an unsecured senior term loan credit agreement. This agreement was entered into for general corporate purposes, including working capital, spectrum purchases and capital expenditures. In July 2015, U.S. Cellular borrowed the full amount of $225 million available under this agreement in two separate draws. This term loan credit agreement was amended and restated in June 2016, and further amended in May 2018 and March 2019. In October 2019, U.S. Cellular made a $100 million principal prepayment on the outstanding balance of the loan. The remaining unpaid balance will be due and payable in January 2022.

See Note 13 — Debt in the Notes to Consolidated Financial Statements for additional information regarding the U.S. Cellular term loan.
Receivables Securitization Agreement
In December 2017, U.S. Cellular, through its subsidiaries, entered into a $200 million credit agreement to permit securitized borrowings using its equipment installment receivables for general corporate purposes. In September 2019, U.S. Cellular amended this agreement extending the expiration date of the agreement to December 15, 2021. There were no significant changes to other key terms of the agreement. U.S. Cellular entered into a performance guaranty whereby U.S. Cellular guarantees the performance of certain wholly-owned subsidiaries of U.S. Cellular under the agreement. Amounts under the receivables securitization agreement may be borrowed, repaid and reborrowed from time to time until maturity in December 2021, which may be extended from time to time as specified therein. As of December 31, 2019, there were no outstanding borrowings under the receivables securitization agreement, and the entire unused capacity of $200 million was available, subject to sufficient collateral to satisfy the asset borrowing base provisions of the agreement.
See Note 13 — Debt in the Notes to Consolidated Financial Statements for additional information regarding the receivables securitization agreement.
Financial Covenants
The TDS and U.S. Cellular revolving credit agreements, senior term loan agreements and the U.S. Cellular receivables securitization agreement require TDS or U.S. Cellular, as applicable, to comply with certain affirmative and negative covenants, which include certain financial covenants. In particular, under these agreements, TDS and U.S. Cellular are required to maintain the Consolidated Interest Coverage Ratio at a level not lower than 3.00 to 1.00 as of the end of any fiscal quarter. TDS and U.S. Cellular also were required to maintain the Consolidated Leverage Ratio at a level not to exceed 3.25 to 1.00 as of the end of any fiscal quarter through June 30, 2019. From July 1, 2019 and thereafter, the Consolidated Leverage Ratio is not to exceed 3.00 to 1.00 as of the end of any fiscal quarter. TDS and U.S. Cellular believe they were in compliance as of December 31, 2019, with all such financial covenants.
Other Long-Term Financing
TDS and U.S. Cellular each have an effective shelf registration statement on Form S-3 to issue senior or subordinated debt securities. The proceeds from any such issuances may be used for general corporate purposes, including: the possible reduction of other short-term or long-term debt; spectrum purchases; capital expenditures; acquisition, construction and development programs; working capital; additional investments in subsidiaries; or the repurchase of shares. The TDS shelf registration permits TDS to issue at any time and from time to time senior or subordinated debt securities in one or more offerings in an indeterminate amount. The U.S. Cellular shelf registration statement permits U.S. Cellular to issue at any time and from time to time senior or subordinated debt securities in one or more offerings, up to the amount registered, which is currently $500 million. The ability of TDS or U.S. Cellular to complete an offering pursuant to such shelf registration statements is subject to market conditions and other factors at the time.
TDS believes that it and/or its subsidiaries were in compliance as of December 31, 2019, with all covenants and other requirements set forth in the TDS and U.S. Cellular long-term debt indentures. The TDS and U.S. Cellular long-term debt indentures do not include any financial covenants. TDS and U.S. Cellular have not failed to make nor do they expect to fail to make any scheduled payment of principal or interest under such indentures.
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
See Note 13 — Debt in the Notes to Consolidated Financial Statements for additional information on long-term financing.
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
TDS and U.S. Cellular are rated at sub-investment grade. TDS and U.S. Cellular’s credit ratings as of December 31, 2019, and the dates such ratings were re-affirmed were as follows:

Rating Agency	Rating	Outlook
Moody's (TDS) (re-affirmed September 2019)	Ba2	stable outlook
Moody's (U.S. Cellular) (re-affirmed September 2019)	Ba1	stable outlook
Standard & Poor's (re-affirmed October 2019)	BB	stable outlook
Fitch Ratings (re-affirmed June 2019)	BB+	stable outlook

Capital Requirements
The discussion below is intended to highlight some of the significant cash outlays expected during 2020 and beyond and to highlight the spending incurred in prior years for these items. This discussion does not include cash required to fund normal operations, and is not a comprehensive list of capital requirements. Significant cash requirements that are not routine or in the normal course of business could arise from time to time.
Capital Expenditures
TDS makes substantial investments to acquire, construct and upgrade telecommunications networks and facilities to remain competitive and as a basis for creating long-term value for shareholders. In recent years, rapid changes in technology and new opportunities (such as 5G and VoLTE technology in the Wireless business and fiber in the Wireline business) have required substantial investments in potentially revenue-enhancing and cost-saving upgrades to TDS’ networks to remain competitive; this is expected to continue in 2020 and future years with the continued deployment of 5G technology and VoLTE in the Wireless business, and the continued deployment of fiber in the Wireline business.
Capital expenditures (i.e., additions to property, plant and equipment and system development expenditures; excludes wireless spectrum license additions), which include the effects of accruals and capitalized interest, in 2019 and 2018 were as follows:

Capital Expenditures
(Dollars in millions)

U.S. Cellular’s capital expenditures in 2019 were $710 million compared to $515 million in 2018. In 2019, these capital expenditures were used for the following purposes:

▪
Enhance and maintain U.S. Cellular's network coverage, including continuing to deploy VoLTE technology in certain markets and providing additional speed and capacity to accommodate increased data usage by current customers;

▪	Begin deploying 5G technology on its network; and

▪	Invest in information technology to support existing and new services and products.

Capital expenditures for 2020 are expected to be between $850 million and $950 million. These expenditures are expected to be used for similar purposes as those listed above.
TDS Telecom’s capital expenditures in 2019 were $316 million compared to $232 million in 2018. In 2019, these capital expenditures were used for the following purposes:

•	Expand fiber deployment inside and outside of current footprint;

•	Maintain and enhance existing infrastructure including build-out requirements to meet state broadband and A-CAM programs;

•	Upgrade broadband capacity and speeds;

•	Support success-based spending for broadband and video growth; and

•	Build TDS TV+, a cloud-based video platform.

Capital expenditures in 2020 are expected to be between $300 million and $350 million. These expenditures are expected to be used for similar purposes as those listed above.

TDS intends to finance its capital expenditures for 2020 using primarily Cash flows from operating activities, existing cash balances and, if required, its receivables securitization, term loan and/or revolving credit agreements.

Acquisitions, Divestitures and Exchanges
TDS may be engaged from time to time in negotiations (subject to all applicable regulations) relating to the acquisition, divestiture or exchange of companies, properties, wireless spectrum licenses and other possible businesses. In general, TDS may not disclose such transactions until there is a definitive agreement. TDS assesses its business interests on an ongoing basis with a goal of improving the competitiveness of its operations and increasing its long-term return on capital. As part of this strategy, TDS reviews attractive opportunities to acquire additional wireless operating markets and wireless spectrum licenses, including pursuant to FCC auctions; and telecommunications, cable or other possible businesses.
In June 2019, the FCC announced by way of public notice that U.S. Cellular was the provisional winning bidder for 408 wireless spectrum licenses in its 28 GHz auction (Auction 101) and 282 wireless spectrum licenses in its 24 GHz auction (Auction 102) for an aggregate purchase price of $256 million. U.S. Cellular paid substantially all of the $256 million in the first half of 2019. The wireless spectrum licenses from Auction 101 were granted by the FCC on October 2, 2019, and the wireless spectrum licenses from Auction 102 were granted by the FCC on December 11, 2019.
On December 31, 2019, TDS acquired substantially all of the assets of MI Connection Communications System, dba Continuum, for $80 million in cash, subject to working capital adjustments. Continuum is a cable company that passes approximately 40,000 service addresses in North Carolina and offers broadband, video and voice services, which complement the TDS Telecom portfolio of products.
Total Cash paid for acquisitions and licenses was $346 million and $16 million in 2019 and 2018 respectively. Total Cash received from divestitures and exchanges was $41 million and $29 million in 2019 and 2018 respectively.
Subsequent to December 31, 2019, TDS committed to purchase assets in the amount of $146 million, subject to regulatory approval.
Variable Interest Entities
TDS consolidates certain “variable interest entities” as defined under GAAP. See Note 16 — Variable Interest Entities in the Notes to Consolidated Financial Statements for additional information related to these variable interest entities. TDS may elect to make additional capital contributions and/or advances to these variable interest entities in future periods in order to fund their operations.
Common Share Repurchase Programs
As of December 31, 2019, the maximum dollar value of TDS Common Shares that may yet be purchased under TDS' program was $199 million.
During 2019, U.S. Cellular repurchased 590,300 Common Shares for $21 million at an average cost per share of $35.45. At December 31, 2019, the total cumulative amount of U.S. Cellular Common Shares authorized to be purchased is 5,311,000.
Depending on its future financial performance, construction, development and acquisition programs, and available sources of financing, TDS and U.S. Cellular may not have sufficient liquidity or capital resources to make significant share repurchases. Therefore, there is no assurance that TDS and U.S. Cellular will make any significant share repurchases in the future.
For additional information related to the current TDS and U.S. Cellular repurchase authorizations, see Note 18 — Common Shareholders’ Equity in the Notes to Consolidated Financial Statements.
Off-Balance Sheet Arrangements
TDS had no transactions, agreements or other contractual arrangements with unconsolidated entities involving “off-balance sheet arrangements,” as defined by SEC rules, that had or are reasonably likely to have a material current or future effect on its financial condition, results of operations, liquidity, capital expenditures or capital resources.
Dividends
TDS paid quarterly dividends per outstanding share of $0.165 in 2019 and $0.160 in 2018. TDS increased the dividend per share to $0.170 in the first quarter of 2020. TDS has no current plans to change its policy of paying dividends.

Contractual and Other Obligations
At December 31, 2019, the resources required for contractual obligations were as follows:

		Payments Due by Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
(Dollars in millions)
Long-term debt obligations[1]	$2,390	$9	$84	$—	$2,297
Interest payments on long-term debt obligations	5,473	161	318	315	4,679
Operating leases[2,3]	1,434	159	304	236	735
Finance leases[2,4]	22	1	2	2	17
Purchase obligations[5]	2,408	1,065	1,203	103	37
	$11,727	$1,395	$1,911	$656	$7,765

[1]
Includes current and long-term portions of debt obligations. The total long-term debt obligation differs from Total long-term debt, net due to finance leases, debt issuance costs and unamortized discounts. See Note 13 — Debt in the Notes to Consolidated Financial Statements for additional information.

[2]
Includes future lease costs related to telecommunications plant facilities, office space, retail sites, cell sites, data centers and equipment. See Note 11 — Leases in the Notes to Consolidated Financial Statements for additional information.

[3]
Includes $7 million of legally binding lease payments for leases signed but not yet commenced and excludes $20 million of legally binding lease payments for leases signed but not yet commenced for which the payment timing is unknown.

[4]	Includes $2 million of legally binding lease payments for leases signed but not yet commenced.

[5]
Includes obligations payable under non-cancellable contracts, commitments for device purchases, network facilities and transport services, agreements for software licensing, long-term marketing programs, as well as certain agreements to purchase goods or services. For certain contracts, TDS calculates its obligation based on termination fees that can be paid to exit the contract.

The table above excludes potential liabilities related to “unrecognized tax benefits” as defined by GAAP because TDS is unable to predict the outcome or period of settlement of such liabilities. Such unrecognized tax benefits were $49 million at December 31, 2019. See Note 5 — Income Taxes in the Notes to Consolidated Financial Statements for additional information.
See Note 15 — Commitments and Contingencies in the Notes to Consolidated Financial Statements for additional information.

Consolidated Cash Flow Analysis
TDS operates a capital- and marketing-intensive business. TDS makes substantial investments to acquire wireless spectrum licenses and properties and to construct and upgrade communications networks and facilities as a basis for creating long-term value for shareholders. In recent years, rapid changes in technology and new opportunities have required substantial investments in potentially revenue‑enhancing and cost-saving upgrades to TDS’ networks. TDS utilizes cash on hand, cash from operating activities, cash proceeds from divestitures and dispositions of investments, and short-term and long-term debt financing to fund its acquisitions (including wireless spectrum licenses), construction costs, operating expenses and share repurchases. Cash flows may fluctuate from quarter to quarter and year to year due to seasonality, the timing of acquisitions and divestitures, capital expenditures and other factors. The following discussion summarizes TDS’ cash flow activities in 2019 and 2018.
2019 Commentary
TDS’ Cash, cash equivalents and restricted cash decreased $453 million. Net cash provided by operating activities was $1,016 million due to net income of $147 million plus non-cash items of $984 million and distributions received from unconsolidated entities of $162 million, including $75 million in distributions from the LA Partnership. This was offset by changes in working capital items which decreased net cash by $277 million. The more significant working capital changes were increases in accounts receivables and equipment installment plan receivables and a decrease in accounts payable.
Cash flows used for investing activities were $1,249 million. Cash paid for additions to property, plant and equipment totaled $957 million and Cash paid for acquisitions and licenses totaled $346 million. This was partially offset by cash received from the redemption of short-term Treasury bills of $29 million and Cash received from divestitures and exchanges of $41 million.
Cash flows used for financing activities were $220 million, reflecting a $100 million principal prepayment on the U.S. Cellular senior term loan, the repurchase of $21 million of U.S. Cellular Common Shares and ordinary activity such as the payment of dividends and the scheduled repayments of debt.
2018 Commentary
TDS’ Cash, cash equivalents and restricted cash increased $305 million. Net cash provided by operating activities was $1,017 million due to net income of $175 million plus non-cash items of $906 million and distributions received from unconsolidated entities of $153 million, including $68 million in distributions from the LA Partnership. This was partially offset by changes in working capital items which decreased net cash by $217 million. The working capital changes were influenced primarily by a $149 million increase in equipment installment plan receivables.
Cash flows used for investing activities were $680 million. Cash paid for additions to property, plant and equipment totaled $776 million. This was partially offset by cash received from the redemption of shorter-term Treasury bills of $100 million.
Cash flows used for financing activities were $32 million, reflecting ordinary activity such as the payment of dividends and the scheduled repayments of debt, partially offset by cash proceeds from reissuance of Common Shares pursuant to stock-based compensation plans.

Consolidated Balance Sheet Analysis
The following discussion addresses certain captions in the consolidated balance sheet and changes therein. This discussion is intended to highlight the significant changes and is not intended to fully reconcile the changes. Changes in financial condition during 2019 were as follows:
Cash and cash equivalents
See the Consolidated Cash Flow Analysis above for a discussion of cash and cash equivalents.
Income taxes receivable
Income taxes receivable increased $24 million due to estimated tax payments made in excess of the tax liability for the year. See Note 5 — Income Taxes in the Notes to Consolidated Financial Statements for additional information.
Assets held for sale
Assets held for sale decreased $54 million. Certain sale and exchange agreements that U.S. Cellular entered into in 2018 closed in the first quarter of 2019.
Licenses
Licenses increased $285 million due primarily to wireless spectrum licenses acquired through FCC auctions. See Note 8 — Intangible Assets in the Notes to Consolidated Financial Statements for additional information.
Operating lease right-of-use assets
Operating lease right-of-use assets increased $972 million due to the adoption of Accounting Standards Codification (ASC) 842. See Note 11 — Leases in the Notes to Consolidated Financial Statements for additional information.
Short-term operating lease liabilities
Short-term operating lease liabilities increased $116 million due to the adoption of ASC 842. See Note 11 — Leases in the Notes to Consolidated Financial Statements for additional information.
Long-term operating lease liabilities
Long-term operating lease liabilities increased $931 million due to the adoption of ASC 842. See Note 11 — Leases in the Notes to Consolidated Financial Statements for additional information.
Other deferred liabilities and credits
Other deferred liabilities and credits decreased $60 million due primarily to the adoption of ASC 842. See Note 11 — Leases in the Notes to Consolidated Financial Statements for additional information.

Application of Critical Accounting Policies and Estimates
TDS prepares its consolidated financial statements in accordance with GAAP. TDS’ significant accounting policies are discussed in detail in Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements, Note 2 — Revenue Recognition and Note 11 — Leases in the Notes to Consolidated Financial Statements.
Management believes the application of the following critical accounting policies and the estimates required by such application reflect its most significant judgments and estimates used in the preparation of TDS’ consolidated financial statements.
Intangible Asset Impairment
Licenses and Goodwill represent a significant component of TDS’ consolidated assets. These assets are considered to be indefinite-lived assets and, therefore, are not amortized but rather are tested at least annually for impairment. TDS performs annual impairment testing of Licenses and Goodwill as of November 1 of each year, or more frequently if triggering events occur. Significant negative events, such as changes in any of the assumptions described below or decreases in forecasted cash flows, could result in an impairment in future periods. Licenses are tested for impairment at the level of reporting referred to as a unit of accounting. Goodwill is tested for impairment at the level of reporting referred to as a reporting unit.
See Note 8 — Intangible Assets in the Notes to Consolidated Financial Statements for information related to Licenses and Goodwill activity in 2019 and 2018.
Wireless Spectrum Licenses – U.S. Cellular
U.S. Cellular performs its annual impairment assessment of wireless spectrum licenses as of November 1 of each year, or more frequently if there are events or circumstances that cause U.S. Cellular to believe it is more likely than not that the carrying value of wireless spectrum licenses exceeds fair value. For purposes of its impairment testing, U.S. Cellular separated its FCC wireless spectrum licenses into eight units of accounting, which consisted of one unit of accounting for developed operating market wireless spectrum licenses (built wireless spectrum licenses) and seven geographic non-operating market wireless spectrum licenses (unbuilt wireless spectrum licenses). U.S. Cellular performed a quantitative impairment assessment in 2019, and a qualitative impairment assessment in 2018, to determine whether an impairment existed.
In 2019, a market approach was used to value the wireless spectrum license portfolio. Within each unit of accounting, the wireless spectrum licenses were pooled by type and by geographic area. The market approach calculates estimated market values using observable pricing multiples from wireless spectrum license purchase and auction transactions to estimate fair value for each pool of wireless spectrum licenses. The sum of the fair values of each of the pools represents the estimated fair value of U.S. Cellular's wireless spectrum licenses. The most significant assumption made in this process was the pricing multiples, which are units of value expressed in relation to the bandwidth and population covered by a wireless spectrum license. Based on the assessment, the fair values of the wireless spectrum license units of accounting exceeded their respective carrying values by amounts ranging from 39% to greater than 100%. It was determined that the carrying value of wireless spectrum licenses acquired through Auction 101 and 102 approximated fair value based on the recency of the auctions. Therefore, no impairment of wireless spectrum licenses existed.
In 2018, U.S. Cellular considered several qualitative factors, including analysts’ estimates of wireless spectrum license values which contemplated recent spectrum auction results, recent U.S. Cellular and other market participant transactions and other industry and market factors. Based on this assessment, U.S. Cellular concluded that it was more likely than not that the fair value of the wireless spectrum licenses in each unit of accounting exceeded their respective carrying values. Therefore, no impairment of wireless spectrum licenses existed and no Step 1 quantitative impairment evaluation was completed.
Goodwill – TDS Telecom
TDS Telecom has recorded Goodwill as a result of the past acquisitions of wireline and cable businesses. For purposes of the 2019 and 2018 Goodwill impairment tests, TDS Telecom had two reporting units: Wireline and Cable.
Based on the results of the TDS Telecom annual Goodwill impairment assessment performed as of November 1, 2019, the fair values of the Wireline and Cable reporting units exceeded their carrying values. Therefore, no impairment of Goodwill was recorded for these reporting units.
The discounted cash flow approach and guideline public company method were used to value the Wireline and Cable reporting units. The discounted cash flow approach develops an indication of fair value using various inputs and considers current economic factors as well as risks specific to the industry and the reporting unit. The most significant assumptions made in this process were the revenue growth rate (shown as a compound annual growth rate in the table below), the terminal revenue growth rate and the discount rate. The guideline public company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies. The developed multiples were applied to applicable financial measures of the respective reporting unit to determine fair value. The discounted cash flow approach and guideline public company method were weighted to arrive at the total fair value used for impairment testing. The weighting of methods was consistently applied in both 2019 and 2018.

For purposes of the discounted cash flow approach, the following table represents key assumptions used in estimating the fair value of the Wireline and Cable reporting units as of November 1, 2019. There are uncertainties associated with these key assumptions and potential events and/or circumstances that could have a negative effect on the key assumptions described below.

Key Assumptions	Wireline	Cable
Revenue growth rate[1]	(2.2)%	6.5%
Terminal revenue growth rate[1]	—%	2.0%
Discount rate[2]	6.0%	8.0%

[1]	There are risks that could negatively impact the projected revenue growth rate, including but not limited to macroeconomic and industry factors.

[2]
The discount rate is derived based on a set of guideline public companies and is an indicator of the cost of capital for a market participant in TDS Telecom's industries. The discount rate may increase if borrowing costs rise, market participants weight more of their capital structure towards equity vs. debt, long-term risk free interest rates increase, Wireline's or Cable's risk in relation to its peers increases, or other elements affecting the estimated cost of equity or debt increase.

Provided all other assumptions remained the same, the Wireline and Cable discount rates would have to increase to 9.6% and 13.3%, respectively, to yield estimated fair values equal to their respective carrying values at November 1, 2019. Further, provided all other assumptions remained the same, the Wireline and Cable terminal revenue growth rate assumptions would need to decrease to negative 5.5% and negative 6.2%, respectively, to yield an estimate of fair value equal to the carrying value of the respective reporting units at November 1, 2019.
The Goodwill balances of the reporting units tested for impairment as of November 1, 2019, and the percentage by which the estimated fair value of the corresponding reporting units exceeded their carrying values, as a percentage of carrying value, was as follows:

Reporting unit	Goodwill balance	Excess of estimated Fair Value over Carrying Value
(Dollars in millions)
Wireline	$409	31.0%
Cable	$100	54.4%
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
Recently Issued Accounting Pronouncements
See Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements and Note 11 — Leases in the Notes to Consolidated Financial Statements for information on recently issued accounting pronouncements.
Certain Relationships and Related Transactions
See Note 22 — Certain Relationships and Related Transactions in the Notes to Consolidated Financial Statements.

Regulatory Matters
FCC Mobility Fund/5G Fund
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
On December 7, 2018, the FCC announced that it was investigating whether one or more carriers had submitted inaccurate maps. Pending the outcome of this investigation, the FCC suspended the challenge process. On December 4, 2019, the FCC released a staff report concluding that the maps submitted by carriers were too inaccurate to provide the basis for the MF2 auction. Contemporaneously with the release of this staff report, the Chairman of the FCC announced that he intended to propose the creation of a new fund for 5G deployment in rural areas with $9 billion in available funding. This new 5G fund would replace the MF2 fund. No further details are available but in a letter to Members of Congress dated January 24, 2020, the Chairman of the FCC stated that he planned to circulate a Notice of Proposed Rulemaking in the coming months for the Commission's consideration.
U.S. Cellular cannot predict at this time when the 5G fund auction will occur, if ever, when the phase down period for its existing legacy support from the Federal USF will commence, or whether the 5G fund auction will provide opportunities to U.S. Cellular to offset any loss in existing support.
FCC Connect America Fund
In 2017, TDS began receiving $75 million per year for 10 years (with incremental funding for transition in the early years for certain states) for operating and maintaining its network along with the obligation to provide broadband service at various speeds to about 160,000 locations. In May 2018, TDS Telecom accepted an offer issued by the FCC to receive an additional $3 million of support per year for ten years retroactive to January 2017 along with corresponding build-out obligations. In December 2018, the FCC authorized additional funding for companies that elected Alternative Connect America Model (A-CAM) support. On February 25, 2019, as directed within the order, the Wireline Competition Bureau (the Bureau) released a public notice offering TDS Telecom an additional $198 million in funding along with additional buildout obligations and extended the term of the revised offer by two years until December 31, 2028, which TDS Telecom accepted. On April 29, 2019, the Bureau authorized and directed the Universal Service Administrative Company (USAC) to obligate and disburse this revised support to those carriers that accept this revised offer. The offer provides A-CAM support up to $200 per location which increases annual support under the program to $82 million excluding transitional amounts, retroactive to January 1, 2019, and extending through 2028.
FCC Rulemaking – Restoring Internet Freedom
In December 2017, the FCC approved rules reversing or revising decisions made in the FCC’s 2015 Open Internet and Title II Order (Restoring Internet Freedom). The 2017 action reversed the FCC’s 2015 decision to reclassify Broadband Internet Access Services as telecommunications services subject to regulation under Title II of the Telecommunications Act. The 2017 action also reversed the FCC’s 2015 restrictions on blocking, throttling and paid prioritization, and modified transparency rules relating to such practices. Several parties filed suit in federal court challenging the 2017 actions. On October 1, 2019, the Court of Appeals for the D.C. Circuit issued an order reaffirming the FCC in most respects, but limiting the FCC's ability to preempt state and local net neutrality laws.
A number of states, including certain states in which TDS operates, have adopted or considered laws intended to reinstate aspects of the foregoing net neutrality regulations that were reversed or revised by the FCC in 2017. To the extent such laws are enacted, it is expected that legal proceedings will be pursued challenging such laws, subject now to the DC Circuit ruling limiting the FCC's preemptive authority in this matter. TDS cannot predict the outcome of these proceedings or the impact on its business.

Millimeter Wave Spectrum Auctions
During 2018 and 2019, the FCC conducted two auctions of wireless spectrum licenses in the 28 GHz and 24 GHz bands. The 28 GHz auction (Auction 101) commenced on November 14, 2018 and closed on January 24, 2019. Auction 101 offered two 425 MHz wireless spectrum licenses in the 28 GHz band over portions of the United States that do not have incumbent licensees. The 24 GHz auction (Auction 102) commenced on March 14, 2019 and closed on May 28, 2019. Auction 102 offered up to seven 100 MHz wireless spectrum licenses in the 24 GHz band in Partial Economic Areas covering most of the United States. On June 3, 2019, the FCC announced by way of public notice that U.S. Cellular was the provisional winning bidder for 408 wireless spectrum licenses in Auction 101 and 282 wireless spectrum licenses in Auction 102 for an aggregate purchase price of $256 million. The wireless spectrum licenses from Auction 101 were granted by the FCC on October 2, 2019, and the wireless spectrum licenses from Auction 102 were granted by the FCC on December 11, 2019.
On July 11, 2019, the FCC released a Public Notice establishing procedures for an auction offering wireless spectrum licenses in the 37, 39 and 47 GHz bands (Auction 103). On August 21, 2019, the FCC released a Public Notice announcing that all 39 GHz incumbents have agreed to relinquish their wireless spectrum licenses in return for incentive payments. Consequently, Auction 103 is offering 34 100 MHz blocks in the Upper 37 GHz, 39 GHz, and 47 GHz bands in all Partial Economic Areas. On September 9, 2019, U.S. Cellular filed an application to participate in Auction 103 and was announced as a qualified bidder on October 31, 2019. Bidding in this auction commenced on December 10, 2019. The initial phase of this auction closed on January 30, 2020 and the assignment phase commenced on February 18, 2020.
USTelecom Forbearance Petition
In response to the USTelecom Forbearance Petition, the FCC took a series of actions to provide relief from rules adopted pursuant to the Telecommunications Act of 1996. On July 12, 2019, the FCC issued an Order granting partial forbearance relief from rules that require ILECs to provide dedicated transport facilities between wire centers to their competitors on an unbundled basis at regulated rates. On August 2, 2019, the FCC granted ILECs relief from adopted rules (i) a requirement they offer competitors "analog voice-grade copper loops" on an unbundled basis at regulated rates and (ii) a requirement they offer legacy services for resale at regulated rates. To enable CLECs and their customers to make alternative service arrangements following forbearance, the Order provides a three-year transition period during which time ILECs and CLECs may negotiate commercial agreements. As a result of these orders, CLECs could potentially see a change in prices for the use of facilities currently purchased from other ILECs. TDS Telecom is exploring the options available to it brought forward by these decisions.

Private Securities Litigation Reform Act of 1995
Safe Harbor Cautionary Statement
This Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of this Annual Report contain statements that are not based on historical facts and represent forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities, events or developments that TDS intends, expects, projects, believes, estimates, plans or anticipates will or may occur in the future are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects” and similar expressions are intended to identify these forward‑looking statements, but are not the exclusive means of identifying them. Such forward‑looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward‑looking statements. Such risks, uncertainties and other factors include, but are not limited to, those set forth below. See “Risk Factors” in TDS’ Annual Report on Form 10-K for the year ended December 31, 2019, for a further discussion of these risks. Each of the following risks could have a material adverse effect on TDS’ business, financial condition or results of operations. However, such factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this document. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Readers should evaluate any statements in light of these important factors.

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

▪
Uncertainty in TDS’ future cash flow and liquidity or the inability to access capital, deterioration in the capital markets, other changes in TDS’ performance or market conditions, changes in TDS’ credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development or acquisition programs, reduce the amount of wireless spectrum licenses acquired, and/or reduce or cease share repurchases and/or the payment of dividends.

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

▪
Changes in various business factors, including changes in demand, consumer preferences and perceptions, price competition, churn from customer switching activity and other factors, could have an adverse effect on TDS’ business, financial condition or results of operations.

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

▪
Changes in TDS’ enterprise value, changes in the market supply or demand for wireless spectrum licenses, wireline or cable markets or IT service providers, adverse developments in the businesses or the industries in which TDS is involved and/or other factors could require TDS to recognize impairments in the carrying value of its wireless spectrum licenses, goodwill, franchise rights and/or physical assets or require re-evaluation of the indefinite-lived nature of such assets.

▪
Costs, integration problems or other factors associated with acquisitions, divestitures or exchanges of properties or wireless spectrum licenses and/or expansion of TDS’ businesses could have an adverse effect on TDS’ business, financial condition or results of operations.

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

▪
TDS has experienced, and in the future expects to experience, cyber-attacks or other breaches of network or information technology security of varying degrees on a regular basis, which could have an adverse effect on TDS' business, financial condition or results of operations.

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

Market Risk
Long-Term Debt
As of December 31, 2019, the majority of TDS’ long-term debt was in the form of fixed-rate notes with remaining maturities ranging up to 45 years. Fluctuations in market interest rates can lead to significant fluctuations in the fair value of these fixed-rate notes.
The following chart presents the scheduled principal payments on long-term debt by maturity dates at December 31, 2019:

The following table presents the scheduled principal payments on long-term debt, finance lease obligations, and other installment arrangements, and the related weighted average interest rates by maturity dates at December 31, 2019:

	Principal Payments Due by Period
	Long-Term Debt Obligations[1]	Weighted-Avg. Interest Rates on Long-Term Debt Obligations[2]
(Dollars in millions)
2020	$10	1.0%
2021	2	4.0%
2022	83	3.6%
2023	—	6.5%
2024	—	6.5%
Thereafter	2,303	6.9%
Total	$2,398	6.7%

[1]
The total long-term debt obligation differs from Long-term debt in the Consolidated Balance Sheet due to unamortized debt issuance costs on all non-revolving debt instruments, unamortized discounts related to U.S. Cellular's 6.7% Senior Notes, and unamortized discounts related to the Installment payment agreement. See Note 13 — Debt in the Notes to Consolidated Financial Statements for additional information.

[2]	Represents the weighted average stated interest rates at December 31, 2019, for debt maturing in the respective periods.

Fair Value of Long-Term Debt
At December 31, 2019 and 2018, the estimated fair value of long-term debt obligations, excluding finance lease obligations, other installment arrangements, the current portion of such long-term debt and debt financing costs, was $2,474 million and $2,309 million, respectively. See Note 3 — Fair Value Measurements in the Notes to Consolidated Financial Statements for additional information.
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
Adjusted EBITDA is a segment measure reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. See Note 20 — Business Segment Information in the Notes to Consolidated Financial Statements for additional information.
Management uses Adjusted EBITDA and Adjusted OIBDA as measurements of profitability and, therefore, reconciliations to applicable GAAP income measures are deemed appropriate. Management believes Adjusted EBITDA and Adjusted OIBDA are useful measures of TDS’ operating results before significant recurring non-cash charges, gains and losses, and other items as presented below as they provide additional relevant and useful information to investors and other users of TDS’ financial data in evaluating the effectiveness of its operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. Adjusted EBITDA shows adjusted earnings before interest, taxes, depreciation, amortization and accretion, and gains and losses, while Adjusted OIBDA reduces this measure further to exclude Equity in earnings of unconsolidated entities and Interest and dividend income in order to more effectively show the performance of operating activities excluding investment activities. The following tables reconcile EBITDA, Adjusted EBITDA and Adjusted OIBDA to the corresponding GAAP measures, Net income or Income (loss) before income taxes and Operating income (loss). Income tax expense is not provided at the individual segment level for Wireline and Cable. TDS calculates income tax expense for TDS Telecom in total.

TDS - CONSOLIDATED	2019	2018
(Dollars in millions)
Net income (GAAP)	$147	$175
Add back or deduct:
Income tax expense	64	46
Interest expense	165	172
Depreciation, amortization and accretion	932	883
EBITDA (Non-GAAP)	1,308	1,276
Add back or deduct:
(Gain) loss on asset disposals, net	12	9
(Gain) loss on sale of business and other exit costs, net	(1)	—
(Gain) loss on license sales and exchanges, net	—	(18)
Adjusted EBITDA (Non-GAAP)	1,319	1,267
Deduct:
Equity in earnings of unconsolidated entities	168	160
Interest and dividend income	29	26
Other, net	—	2
Adjusted OIBDA (Non-GAAP)	1,122	1,079
Deduct:
Depreciation, amortization and accretion	932	883
(Gain) loss on asset disposals, net	12	9
(Gain) loss on sale of business and other exit costs, net	(1)	—
(Gain) loss on license sales and exchanges, net	—	(18)
Operating income (GAAP)	$179	$205

U.S. CELLULAR	2019	2018
(Dollars in millions)
Net income (GAAP)	$133	$164
Add back or deduct:
Income tax expense	52	51
Interest expense	110	116
Depreciation, amortization and accretion	702	640
EBITDA (Non-GAAP)	997	971
Add back or deduct:
(Gain) loss on asset disposals, net	19	10
(Gain) loss on sale of business and other exit costs, net	(1)	—
(Gain) loss on license sales and exchanges, net	—	(18)
Adjusted EBITDA (Non-GAAP)	1,015	963
Deduct:
Equity in earnings of unconsolidated entities	166	159
Interest and dividend income	17	15
Other, net	—	(1)
Adjusted OIBDA (Non-GAAP)	832	790
Deduct:
Depreciation, amortization and accretion	702	640
(Gain) loss on asset disposals, net	19	10
(Gain) loss on sale of business and other exit costs, net	(1)	—
(Gain) loss on license sales and exchanges, net	—	(18)
Operating income (GAAP)	$112	$158

TDS TELECOM	2019	2018
(Dollars in millions)
Net income (GAAP)	$92	$89
Add back or deduct:
Income tax expense	30	16
Interest expense	(3)	(2)
Depreciation, amortization and accretion	200	212
EBITDA (Non-GAAP)	320	315
Add back or deduct:
(Gain) loss on asset disposals, net	(7)	(2)
Adjusted EBITDA (Non-GAAP)	313	313
Deduct:
Interest and dividend income	12	8
Other, net	—	2
Adjusted OIBDA (Non-GAAP)	300	303
Deduct:
Depreciation, amortization and accretion	200	212
(Gain) loss on asset disposals, net	(7)	(2)
Operating income (GAAP)	$107	$93
Numbers may not foot due to rounding.

WIRELINE	2019	2018
(Dollars in millions)
Income before income taxes (GAAP)	$110	$106
Add back or deduct:
Interest expense	(3)	(2)
Depreciation, amortization and accretion	132	142
EBITDA (Non-GAAP)	239	247
Add back or deduct:
(Gain) loss on asset disposals, net	(8)	(3)
Adjusted EBITDA (Non-GAAP)	231	243
Deduct:
Interest and dividend income	10	7
Other, net	—	3
Adjusted OIBDA (Non-GAAP)	220	234
Deduct:
Depreciation, amortization and accretion	132	142
(Gain) loss on asset disposals, net	(8)	(3)
Operating income (GAAP)	$96	$95
Numbers may not foot due to rounding.

CABLE	2019	2018
(Dollars in millions)
Income (loss) before income taxes (GAAP)	$13	$(1)
Add back:
Depreciation, amortization and accretion	68	69
EBITDA (Non-GAAP)	81	69
Add back or deduct:
(Gain) loss on asset disposals, net	1	1
Adjusted EBITDA (Non-GAAP)	82	70
Deduct:
Interest and dividend income	2	1
Adjusted OIBDA (Non-GAAP)	80	69
Deduct:
Depreciation, amortization and accretion	68	69
(Gain) loss on asset disposals, net	1	1
Operating income (loss) (GAAP)	$11	$(2)
Numbers may not foot due to rounding.
Free Cash Flow
The following table presents Free cash flow, which is defined as Cash flow from operating activities less Cash paid for additions to property, plant and equipment. Free cash flow is a non-GAAP financial measure which TDS believes may be useful to investors and other users of its financial information in evaluating liquidity, specifically, the amount of net cash generated by business operations after deducting Cash paid for additions to property, plant and equipment.

	2019	2018
(Dollars in millions)
Cash flows from operating activities (GAAP)	$1,016	$1,017
Less: Cash paid for additions to property, plant and equipment	957	776
Free cash flow (Non-GAAP)	$59	$241

Financial Statements
Telephone and Data Systems, Inc.
Consolidated Statement of Operations

Year Ended December 31,	2019	2018	2017
(Dollars and shares in millions, except per share amounts)
Operating revenues
Service	$4,059	$3,999	$3,979
Equipment and product sales	1,117	1,110	1,065
Total operating revenues	5,176	5,109	5,044

Operating expenses
Cost of services (excluding Depreciation, amortization and accretion reported below)	1,202	1,206	1,164
Cost of equipment and products	1,135	1,130	1,195
Selling, general and administrative	1,717	1,694	1,689
Depreciation, amortization and accretion	932	883	844
Loss on impairment of goodwill	—	—	262
(Gain) loss on asset disposals, net	12	9	21
(Gain) loss on sale of business and other exit costs, net	(1)	—	(1)
(Gain) loss on license sales and exchanges, net	—	(18)	(22)
Total operating expenses	4,997	4,904	5,152

Operating income (loss)	179	205	(108)

Investment and other income (expense)
Equity in earnings of unconsolidated entities	168	160	137
Interest and dividend income	29	26	15
Interest expense	(165)	(172)	(170)
Other, net	—	2	4
Total investment and other income (expense)	32	16	(14)

Income (loss) before income taxes	211	221	(122)
Income tax expense (benefit)	64	46	(279)
Net income	147	175	157
Less: Net income attributable to noncontrolling interests, net of tax	26	40	4
Net income attributable to TDS shareholders	$121	$135	$153

Basic weighted average shares outstanding	114	112	111
Basic earnings per share attributable to TDS shareholders	$1.06	$1.20	$1.39

Diluted weighted average shares outstanding	116	114	112
Diluted earnings per share attributable to TDS shareholders	$1.03	$1.17	$1.37
The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Comprehensive Income

Year Ended December 31,	2019	2018	2017
(Dollars in millions)
Net income	$147	$175	$157
Net change in accumulated other comprehensive income
Change related to retirement plan
Amounts included in net periodic benefit cost for the period
Net actuarial gains	1	—	2
Prior service cost	—	(10)	(3)
Amortization of prior service cost	1	(1)	(2)
	2	(11)	(3)
Change in deferred income taxes	(1)	3	1
Change related to retirement plan, net of tax	1	(8)	(2)
Net change in accumulated other comprehensive income	1	(8)	(2)
Comprehensive income	148	167	155
Less: Net income attributable to noncontrolling interests, net of tax	26	40	4
Comprehensive income attributable to TDS shareholders	$122	$127	$151
The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Statement of Cash Flows

Year Ended December 31,	2019	2018	2017
(Dollars in millions)
Cash flows from operating activities
Net income	$147	$175	$157
Add (deduct) adjustments to reconcile net income to net cash flows from operating activities
Depreciation, amortization and accretion	932	883	844
Bad debts expense	112	101	95
Stock-based compensation expense	59	54	46
Deferred income taxes, net	34	33	(369)
Equity in earnings of unconsolidated entities	(168)	(160)	(137)
Distributions from unconsolidated entities	162	153	136
Loss on impairment of goodwill	—	—	262
(Gain) loss on asset disposals, net	12	9	21
(Gain) loss on sale of business and other exit costs, net	(1)	—	(1)
(Gain) loss on license sales and exchanges, net	—	(18)	(22)
Other operating activities	4	4	3
Changes in assets and liabilities from operations
Accounts receivable	(49)	(39)	(61)
Equipment installment plans receivable	(97)	(149)	(261)
Inventory	(19)	(5)	6
Accounts payable	(60)	2	(7)
Customer deposits and deferred revenues	(9)	8	(4)
Accrued taxes	(17)	(29)	37
Other assets and liabilities	(26)	(5)	31
Net cash provided by operating activities	1,016	1,017	776

Cash flows from investing activities
Cash paid for additions to property, plant and equipment	(957)	(776)	(685)
Cash paid for acquisitions and licenses	(346)	(16)	(218)
Cash received from investments	29	100	—
Cash paid for investments	(11)	(17)	(100)
Cash received from divestitures and exchanges	41	29	21
Other investing activities	(5)	—	1
Net cash used in investing activities	(1,249)	(680)	(981)

Cash flows from financing activities
Repayment of long-term debt	(118)	(20)	(17)
TDS Common Shares reissued for benefit plans, net of tax payments	(6)	42	4
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	(9)	18	1
Repurchase of U.S. Cellular Common Shares	(21)	—	—
Dividends paid to TDS shareholders	(75)	(72)	(69)
Distributions to noncontrolling interests	(4)	(6)	(4)
Other financing activities	13	6	8
Net cash used in financing activities	(220)	(32)	(77)

Net increase (decrease) in cash, cash equivalents and restricted cash	(453)	305	(282)

Cash, cash equivalents and restricted cash
Beginning of period	927	622	904
End of period	$474	$927	$622
The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Balance Sheet — Assets

December 31,	2019	2018
(Dollars in millions)
Current assets
Cash and cash equivalents	$465	$921
Short-term investments	—	17
Accounts receivable
Customers and agents, less allowances of $74 and $71, respectively	1,005	992
Other, less allowances of $2 and $2, respectively	119	107
Inventory, net	169	150
Prepaid expenses	98	103
Income taxes receivable	36	12
Other current assets	29	28
Total current assets	1,921	2,330

Assets held for sale	—	54

Licenses	2,480	2,195

Goodwill	547	509

Other intangible assets, net of accumulated amortization of $167 and $168, respectively	239	253

Investments in unconsolidated entities	488	480

Property, plant and equipment
In service and under construction	12,864	12,074
Less: Accumulated depreciation and amortization	9,337	8,728
Property, plant and equipment, net	3,527	3,346

Operating lease right-of-use assets	972	—

Other assets and deferred charges	607	616

Total assets[1]	$10,781	$9,783

The accompanying notes are an integral part of these consolidated financial statements.

Telephone and Data Systems, Inc.
Consolidated Balance Sheet — Liabilities and Equity

December 31,	2019	2018
(Dollars and shares in millions, except per share amounts)
Current liabilities
Current portion of long-term debt	$10	$21
Accounts payable	374	365
Customer deposits and deferred revenues	189	197
Accrued interest	11	11
Accrued taxes	41	44
Accrued compensation	121	127
Short-term operating lease liabilities	116	—
Other current liabilities	100	114
Total current liabilities	962	879

Liabilities held for sale	—	1

Deferred liabilities and credits
Deferred income tax liability, net	676	640
Long-term operating lease liabilities	931	—
Other deferred liabilities and credits	481	541

Long-term debt, net	2,316	2,418

Commitments and contingencies

Noncontrolling interests with redemption features	11	11

Equity
TDS shareholders’ equity
Series A Common and Common Shares
Authorized 290 shares (25 Series A Common and 265 Common Shares)
Issued 133 shares (7 Series A Common and 126 Common Shares)
Outstanding 115 shares (7 Series A Common and 108 Common Shares) and 114 shares (7 Series A Common and 107 Common Shares), respectively
Par Value ($.01 per share)	1	1
Capital in excess of par value	2,468	2,432
Treasury shares, at cost, 18 and 19 Common Shares, respectively	(479)	(519)
Accumulated other comprehensive loss	(9)	(10)
Retained earnings	2,672	2,656
Total TDS shareholders’ equity	4,653	4,560

Noncontrolling interests	751	733

Total equity	5,404	5,293

Total liabilities and equity[1]	$10,781	$9,783

The accompanying notes are an integral part of these consolidated financial statements.

[1]
The consolidated total assets as of December 31, 2019 and 2018, include assets held by consolidated variable interest entities (VIEs) of $915 million and $848 million, respectively, which are not available to be used to settle the obligations of TDS. The consolidated total liabilities as of December 31, 2019 and 2018, include certain liabilities of consolidated VIEs of $20 million and $21 million, respectively, for which the creditors of the VIEs have no recourse to the general credit of TDS. See Note 16 — Variable Interest Entities for additional information.

Telephone and Data Systems, Inc.
Consolidated Statement of Changes in Equity

	TDS Shareholders
	Series A Common and Common shares	Capital in excess of par value	Treasury shares	Accumulated other comprehensive income (loss)	Retained earnings	Total TDS shareholders' equity	Noncontrolling interests	Total equity
(Dollars in millions, except per share amounts)
December 31, 2018	$1	$2,432	$(519)	$(10)	$2,656	$4,560	$733	$5,293
Cumulative effect of accounting changes	—	—	—	—	2	2	—	2
Net income attributable to TDS shareholders	—	—	—	—	121	121	—	121
Net income attributable to noncontrolling interests classified as equity	—	—	—	—	—	—	26	26
Other comprehensive income	—	—	—	1	—	1	—	1
TDS Common and Series A Common share dividends ($0.66 per share)	—	—	—	—	(75)	(75)	—	(75)
Dividend reinvestment plan	—	1	20	—	(6)	15	—	15
Incentive and compensation plans	—	—	20	—	(26)	(6)	—	(6)
Adjust investment in subsidiaries for repurchases, issuances and other compensation plans	—	17	—	—	—	17	(5)	12
Stock-based compensation awards	—	18	—	—	—	18	—	18
Distributions to noncontrolling interests	—	—	—	—	—	—	(3)	(3)
December 31, 2019	$1	$2,468	$(479)	$(9)	$2,672	$4,653	$751	$5,404

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
Telephone and Data Systems, Inc. (TDS) is a diversified telecommunications company providing high-quality communications services to customers with 4.9 million wireless connections and 1.2 million wireline and cable connections at December 31, 2019. TDS conducts all of its wireless operations through its 82%-owned subsidiary, United States Cellular Corporation (U.S. Cellular). TDS provides wireline and cable services through its wholly-owned subsidiary, TDS Telecommunications LLC (TDS Telecom).
TDS has the following reportable segments: U.S. Cellular, Wireline, and Cable. TDS’ non-reportable other business activities are presented as “Corporate, Eliminations and Other”, which includes the operations of TDS' wholly-owned hosted and managed services (HMS) subsidiary, which operates under the OneNeck IT Solutions brand, and its wholly-owned printing subsidiary Suttle-Straus, Inc. (Suttle-Straus). HMS' and Suttle-Straus' financial results were not significant to TDS' operations. All of TDS’ segments operate only in the United States. See Note 20 — Business Segment Information for summary financial information on each business segment.
Principles of Consolidation
The accounting policies of TDS conform to accounting principles generally accepted in the United States of America (GAAP) as set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). Unless otherwise specified, references to accounting provisions and GAAP in these notes refer to the requirements of the FASB ASC. The consolidated financial statements include the accounts of TDS and subsidiaries in which it has a controlling financial interest, including U.S. Cellular and TDS Telecom. In addition, the consolidated financial statements include certain entities in which TDS has a variable interest that requires consolidation under GAAP. See Note 16 — Variable Interest Entities for additional information relating to TDS’ VIEs. All material intercompany accounts and transactions have been eliminated.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates are involved in accounting for goodwill, indefinite-lived intangible assets and income taxes.
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

December 31,	2019	2018
(Dollars in millions)
Cash and cash equivalents	$465	$921
Restricted cash included in Other current assets	9	6
Cash, cash equivalents and restricted cash in the statement of cash flows	$474	$927

Accounts Receivable and Allowance for Doubtful Accounts
U.S. Cellular’s accounts receivable consist primarily of amounts owed by customers for wireless services and equipment sales, including sales of certain devices and accessories under installment plans, by agents for sales of equipment to them and by other wireless carriers whose customers have used U.S. Cellular’s wireless systems.
TDS Telecom’s accounts receivable primarily consist of amounts owed by customers for services and products provided, by state and federal governments for grants and support funds, and by interexchange carriers for long-distance traffic, which TDS Telecom carries on its network.
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
Licenses
Licenses consist of direct and incremental costs incurred in acquiring Federal Communications Commission (FCC) wireless spectrum licenses that provide TDS with the exclusive right to utilize designated radio spectrum within specific geographic service areas to provide wireless service. Although wireless spectrum licenses are issued for a fixed period of time, generally ten years, or in some cases twelve or fifteen years, the FCC has granted license renewals routinely and at a nominal cost. The wireless spectrum licenses held by TDS expire at various dates. TDS believes that it is probable that its future wireless spectrum license renewal applications will be granted. TDS determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of the wireless spectrum licenses. Therefore, TDS has determined that wireless spectrum licenses are indefinite-lived intangible assets.
U.S. Cellular performs its annual impairment assessment of wireless spectrum licenses as of November 1 of each year or more frequently if there are events or circumstances that cause U.S. Cellular to believe it is more likely than not that the carrying value of wireless spectrum licenses exceeds fair value. For purposes of its impairment testing, U.S. Cellular separated its FCC wireless spectrum licenses into eight units of accounting. The eight units of accounting consisted of one unit of accounting for developed operating market wireless spectrum licenses (built wireless spectrum licenses) and seven geographic non-operating market wireless spectrum licenses (unbuilt wireless spectrum licenses).
U.S. Cellular performed a quantitative impairment assessment in 2019 and a qualitative impairment assessment in 2018 to determine whether the wireless spectrum licenses were impaired. Based on the impairment assessments performed, U.S. Cellular did not have an impairment of its wireless spectrum licenses in 2019 or 2018. See Note 8 — Intangible Assets for additional details related to wireless spectrum licenses.
Goodwill
TDS has Goodwill as a result of its acquisition of wireline and cable companies. TDS performs its annual impairment assessment of Goodwill as of November 1 of each year or more frequently if there are events or circumstances that cause TDS to believe it is more likely than not that the carrying value of individual reporting units exceeds their respective fair values. Goodwill impairment loss will be measured as the amount by which a reporting unit’s carrying amount exceeds its fair value. The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.
For purposes of conducting its Goodwill impairment tests, TDS Telecom identified two reporting units: Wireline and Cable. The discounted cash flow approach and guideline public company method were used to value the Wireline and Cable reporting units for the annual impairment tests. Based on the annual impairment assessments performed, Wireline and Cable did not have an impairment of their Goodwill in 2019 or 2018.
In 2017, TDS recorded goodwill impairments related to its U.S. Cellular and HMS reporting units, which reduced the carrying value of their respective Goodwill to zero.
See Note 8 — Intangible Assets for additional details related to Goodwill.
Franchise Rights
TDS Telecom has franchise rights as a result of acquisitions of cable businesses. Franchise rights are intangible assets that provide their holder with the right to operate a business in a certain geographical location as sanctioned by the franchiser, usually a government agency. Franchise rights are generally granted for ten years and may be renewed for additional terms upon approval by the granting authority. TDS anticipates that future renewals of its franchise rights will be granted. Effective January 1, 2018, TDS prospectively changed its estimated useful life for franchise rights from indefinite-lived to fifteen years, due primarily to the effects of increasing competition and advancements in technology for delivering and consuming video programming. Commensurate with this change, TDS reviewed its franchise rights for impairment, and noted there was no impairment as of January 1, 2018. As a result, Depreciation, amortization and accretion increased $17 million, calculated on a straight-line basis, and Net income decreased $13 million or $0.11 per share (Basic and Diluted) for the year ended December 31, 2018. TDS reviews franchise rights for impairment whenever events or changes in circumstances indicate that the assets might be impaired. TDS re-evaluates the useful life of franchise rights each year to determine if changes in technology or other business changes would warrant a revision of its remaining useful life.
See Note 8 — Intangible Assets for additional details related to franchise rights.
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
Expenditures that enhance the productive capacity of assets in service or extend their useful lives are capitalized and depreciated. Expenditures for maintenance and repairs of assets in service are charged to Cost of services or Selling, general and administrative expense, as applicable. Retirements and disposals of assets are recorded by removing the original cost of the asset (along with the related accumulated depreciation) from plant in service and recording it, together with proceeds, if any, and net removal costs (removal costs less an applicable accrued asset retirement obligation and salvage value realized), as a gain or loss, as appropriate. Certain Wireline segment assets use the group depreciation method. Accordingly, when a group method asset is retired in the ordinary course of business, the original cost of the asset and accumulated depreciation in the same amount are removed, with no gain or loss recognized on the disposition.
TDS capitalizes certain costs of developing new information systems. Software licenses that qualify for capitalization as an asset are accounted for as the acquisition of an intangible asset and the incurrence of a liability to the extent that the license fees are not fully paid at acquisition.
Depreciation and Amortization
Depreciation is provided using the straight-line method over the estimated useful life of the related asset, except for certain Wireline segment assets, which use the group depreciation method. The group depreciation method develops a depreciation rate based on the average useful life of a specific group of assets, rather than each asset individually. TDS depreciates leasehold improvement assets over periods ranging from one year to thirty years; such periods approximate the shorter of the assets’ economic lives or the specific lease terms.
Useful lives of specific assets are reviewed throughout the year to determine if changes in technology or other business changes would warrant accelerating the depreciation of those specific assets. There were no material changes to the assigned useful lives of the various categories of property, plant and equipment in 2019, 2018 or 2017. However, depreciation for certain specific assets was accelerated due to changes in technology. See Note 10 — Property, Plant and Equipment for additional details related to useful lives.
Impairment of Long-Lived Assets
TDS reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the assets might be impaired. U.S. Cellular has one asset group and TDS Telecom has two asset groups for purposes of assessing property, plant and equipment for impairment based on the integrated nature of its network, assets and operations. The cash flows generated by each of these groups is the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities.
Leases
A lease is generally present in a contract if the lessee controls the use of identified property, plant or equipment for a period of time in exchange for consideration. See Note 11 — Leases for additional details related to leases.
Agent Liabilities
U.S. Cellular has relationships with agents, which are independent businesses that obtain customers for U.S. Cellular. At December 31, 2019 and 2018, U.S. Cellular had accrued $59 million and $63 million, respectively, in agent related liabilities. These amounts are included in Other current liabilities in the Consolidated Balance Sheet.
Debt Issuance Costs
Debt issuance costs include underwriters’ and legal fees and other charges related to issuing and renewing various borrowing instruments and other long–term agreements, and are amortized over the respective term of each instrument. Debt issuance costs related to TDS’ and U.S. Cellular's revolving credit agreements and U.S. Cellular's receivables securitization agreement are recorded in Other assets and deferred charges in the Consolidated Balance Sheet. All other debt issuance costs are presented as an offset to the related debt obligation in the Consolidated Balance Sheet.
Asset Retirement Obligations
TDS records asset retirement obligations for the fair value of legal obligations associated with asset retirements and a corresponding increase in the carrying amount of the related long-lived asset in the period in which the obligations are incurred. In periods subsequent to initial measurement, TDS recognizes changes in the liability resulting from the passage of time and updates to the timing or the amount of the original estimates. The liability is accreted to its estimated settlement date value over the period to the estimated settlement date. The change in the carrying amount of the long-lived asset is depreciated over the average remaining life of the related asset. See Note 12 — Asset Retirement Obligations for additional information.

Treasury Shares
Common Shares repurchased by TDS are recorded at cost as treasury shares and result in a reduction of equity. When treasury shares are reissued, TDS determines the cost using the first-in, first-out cost method. The difference between the cost of the treasury shares and reissuance price is included in Capital in excess of par value or Retained earnings.
Revenue Recognition
Revenues from sales of equipment and products are recognized when control has transferred to the customer, agent or third-party distributor. Service revenues are recognized as the related service is provided. See Note 2 — Revenue Recognition for additional information on TDS' policies related to Revenues.
Advertising Costs
TDS expenses advertising costs as incurred. Advertising costs totaled $227 million, $230 million and $228 million in 2019, 2018 and 2017, respectively.
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
TDS recognizes stock compensation expense based upon the fair value of the specific awards granted using established valuation methodologies. The amount of stock compensation cost recognized on either a straight-line basis or graded attribution method is based on the portion of the award that is expected to vest over the requisite service period, which generally represents the vesting period. Stock-based compensation cost recognized has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. See Note 19 — Stock-Based Compensation for additional information.
Recently Issued Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments (ASU 2016-13). ASU 2016-13 requires entities to use a new forward-looking, expected loss model to estimate credit losses. It also requires additional disclosure relating to the credit quality of trade and other receivables, including information relating to management’s estimate of credit allowances. TDS is required to adopt ASU 2016-13 on January 1, 2020, using the modified retrospective approach. The adoption of ASU 2016-13 is not expected to have a significant impact on TDS' financial position or results of operations.
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

Note 2 Revenue Recognition
Change in Accounting Policy
In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers and subsequently amended the standard with several Accounting Standards Updates, collectively referred to as ASC 606. TDS adopted and applied the provisions of ASC 606 as of January 1, 2018, using a modified retrospective method. Under this method, the new accounting standard is applied only to the most recent period presented, recognizing the cumulative effect of the accounting change as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 606 was an increase of $164 million to retained earnings as of January 1, 2018.
As a practical expedient, TDS groups similar contracts or similar performance obligations together into portfolios of contracts or performance obligations if doing so does not result in a significant difference from accounting for the individual contracts discretely. TDS applies this grouping method for the following types of transactions: device activation fees, contract acquisition costs, contract fulfillment costs, and certain customer promotions. Contract portfolios are recognized over the respective expected customer lives or terms of the contracts.
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

Wireless devices and accessories
U.S. Cellular offers a comprehensive range of wireless devices such as handsets, tablets, mobile hotspots, home phones and routers for use by its customers, as well as accessories. U.S. Cellular also sells wireless devices to agents and other third-party distributors for resale. U.S. Cellular frequently discounts wireless devices sold to new and current customers. U.S. Cellular also offers customers the option to purchase certain devices and accessories under installment contracts over a specified time period. For certain equipment installment plans, after a specified period of time, the customer may have the right to upgrade to a new device. Such upgrades require the customer to enter into an equipment installment contract for the new device, and transfer the existing device to U.S. Cellular. U.S. Cellular recognizes revenue in Equipment and product sales revenues when control of the device or accessory is transferred to the customer, agent or third-party distributor, which is generally upon delivery.

Wireless roaming
U.S. Cellular receives roaming revenues when other wireless carriers’ customers use U.S. Cellular’s wireless systems. U.S. Cellular recognizes revenue in Service revenues when the roaming service is provided.

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

Significant Judgments
Revenues from sales of equipment and products are recognized when control has transferred to the customer, agent or third-party distributor. Service revenues are recognized as the related service is provided. Services are deemed to be highly interrelated when the method and timing of transfer and performance risk are the same. Highly interrelated services that are determined to not be distinct have been grouped into a single performance obligation. Each month of services promised is a performance obligation. The series of monthly service performance obligations promised over the course of the contract are combined into a single performance obligation for purposes of the allocation.
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
Equipment Installment Plans
U.S. Cellular equipment revenue under equipment installment plan contracts is recognized at the time the device is delivered to the customer for the amount allocated to the equipment.
Incentives
Discounts, incentives, and rebates to agents and end customers that are deemed cash are recognized as a reduction of Operating revenues concurrently with the associated revenue.
From time to time, U.S. Cellular may offer certain promotions to incentivize customers to switch to, or to purchase additional services from, U.S. Cellular. Under these types of promotions, an eligible customer may receive an incentive in the form of a discount off additional services purchased shown as a credit to the customer’s monthly bill. U.S. Cellular accounts for the future discounts as material rights at the time of the initial transaction by allocating and deferring revenue based on the relative proportion of the future discounts in comparison to the aggregate initial purchase. The deferred revenue will be recognized as service revenue in future periods.
Amounts Collected from Customers and Remitted to Governmental Authorities
TDS records amounts collected from customers and remitted to governmental authorities on a net basis within a liability account if the amount is assessed upon the customer and TDS merely acts as an agent in collecting the amount on behalf of the imposing governmental authority. If the amount is assessed upon TDS, then amounts collected from customers are recorded in Service revenues and amounts remitted to governmental authorities are recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations. The amounts recorded gross in revenues that are billed to customers and remitted to governmental authorities totaled $78 million, $90 million and $80 million for 2019, 2018 and 2017, respectively.

Disaggregation of Revenue
In the following table, TDS' revenues are disaggregated by type of service, which represents the relevant categorization of revenues for TDS' reportable segments, and timing of recognition. Service revenues are recognized over time and Equipment sales are point in time.

		TDS Telecom
Year Ended December 31, 2019	U.S. Cellular	Wireline	Cable	TDS Telecom Total[1]	Corporate, Eliminations and Other	Total
(Dollars in millions)
Revenues from contracts with customers:
Type of service:
Retail service	$2,650	$—	$—	$—	$—	$2,650
Inbound roaming	174	—	—	—	—	174
Residential	—	328	205	533	—	533
Commercial	—	168	41	209	—	209
Wholesale	—	185	—	185	—	185
Other service	137	—	—	(1)	72	208
Service revenues from contracts with customers	2,961	681	246	926	72	3,959
Equipment and product sales	987	1	—	1	129	1,117
Total revenues from contracts with customers[2]	$3,948	$682	$246	$927	$201	$5,076

		TDS Telecom
Year Ended December 31, 2018	U.S. Cellular	Wireline	Cable	TDS Telecom Total[1]	Corporate, Eliminations and Other	Total
(Dollars in millions)
Revenues from contracts with customers:
Type of service:
Retail service	$2,623	$—	$—	$—	$—	$2,623
Inbound roaming	154	—	—	—	—	154
Residential	—	321	188	509	—	509
Commercial	—	184	42	226	—	226
Wholesale	—	191	—	191	—	191
Other service	135	—	—	(1)	72	206
Service revenues from contracts with customers	2,912	696	230	925	72	3,909
Equipment and product sales	989	2	—	2	119	1,110
Total revenues from contracts with customers[2]	$3,901	$698	$230	$927	$191	$5,019
Numbers may not foot due to rounding.

[1]	TDS Telecom Total includes eliminations between the Wireline and Cable segments.

[2]
Revenue line items in this table will not agree to amounts presented in the Consolidated Statement of Operations as the amounts in this table only include revenue resulting from contracts with customers.

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
The following table provides balances for contract assets from contracts with customers, which are recorded in Other current assets and Other assets and deferred charges in the Consolidated Balance Sheet, and contract liabilities from contracts with customers, which are recorded in Customer deposits and deferred revenues and Other deferred liabilities and credits in the Consolidated Balance Sheet.

	December 31, 2019	December 31, 2018
(Dollars in millions)
Contract assets	$10	$11
Contract liabilities[1]	$197	$187

[1]
The contract liability balance at December 31, 2018 differs from the amount reported in Note 2 — Revenue Recognition of the 2018 Form 10-K, as the previously reported amount included certain lease-related balances that did not result from contracts with customers.

Revenue recognized related to contract liabilities existing at January 1, 2019 was $164 million for the year ended December 31, 2019.

Transaction price allocated to the remaining performance obligations
The following table includes estimated service revenues expected to be recognized related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period. These estimates represent service revenues to be recognized when services are delivered to customers pursuant to service plan contracts and under certain roaming agreements with other carriers. These estimates are based on contracts in place as of December 31, 2019, and may vary from actual results. As practical expedients, revenue related to contracts of less than one year, generally month-to-month contracts, and contracts with a fixed per-unit price and variable quantity, are excluded from these estimates.

Service Revenues
(Dollars in millions)
2020	$367
2021	167
Thereafter	202
Total	$736

Contract Cost Assets
TDS expects that commission fees paid as a result of obtaining contracts are recoverable and therefore TDS capitalizes these costs. As a practical expedient, costs with an amortization period of one year or less are not capitalized. TDS also incurs fulfillment costs, such as installation costs, where there is an expectation that a future benefit will be realized. Capitalized commission fees and fulfillment costs are amortized based on the timing of transfer of the goods or services to which the assets relate, typically the contract term. Contract cost asset balances, which are recorded in Other assets and deferred charges in the Consolidated Balance Sheet, were as follows:

	December 31, 2019	December 31, 2018
(Dollars in millions)
Costs to obtain contracts
Sales commissions	$146	$154
Fulfillment costs
Installation costs	11	10
Total contract cost assets	$157	$164

Amortization of contract cost assets was $126 million and $124 million for the year ended December 31, 2019 and December 31, 2018, respectively, and was included in Selling, general and administrative expenses and Cost of service expenses.
Note 3 Fair Value Measurements
As of December 31, 2019 and 2018, TDS did not have any material financial or nonfinancial assets or liabilities that were required to be recorded at fair value in its Consolidated Balance Sheet in accordance with GAAP.
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

	Level within the Fair Value Hierarchy	December 31, 2019		December 31, 2018
		Book Value	Fair Value	Book Value	Fair Value
(Dollars in millions)
Cash and cash equivalents	1	$465	$465	$921	$921
Short-term investments	1	—	—	17	17
Long-term debt
Retail	2	1,753	1,796	1,753	1,596
Institutional	2	534	594	534	531
Other	2	84	84	182	182

The fair values of Cash and cash equivalents and Short-term investments approximate their book values due to the short-term nature of these financial instruments. Long-term debt excludes lease obligations, other installment arrangements, the current portion of Long-term debt and debt financing costs. The fair value of “Retail” Long-term debt was estimated using market prices for TDS’ 7.0% Senior Notes, 6.875% Senior Notes, 6.625% Senior Notes and 5.875% Senior Notes, and U.S. Cellular’s 7.25% 2063 Senior Notes, 7.25% 2064 Senior Notes and 6.95% Senior Notes. TDS’ “Institutional” debt consists of U.S. Cellular’s 6.7% Senior Notes which are traded over the counter. TDS’ “Other” debt consists of a senior term loan credit agreement and other borrowings with financial institutions. TDS estimated the fair value of its Institutional and Other debt through a discounted cash flow analysis using the interest rates or estimated yield to maturity for each borrowing, which ranged from 3.55% to 6.25% and 5.03% to 8.00% at December 31, 2019 and 2018, respectively.

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
The following table summarizes equipment installment plan receivables as of December 31, 2019 and 2018.

December 31,	2019	2018
(Dollars in millions)
Equipment installment plan receivables, gross	$1,008	$974
Allowance for credit losses	(84)	(77)
Equipment installment plan receivables, net	$924	$897

Net balance presented in the Consolidated Balance Sheet as:
Accounts receivable — Customers and agents (Current portion)	$587	$560
Other assets and deferred charges (Non-current portion)	337	337
Equipment installment plan receivables, net	$924	$897

TDS uses various inputs, including internal data, information from credit bureaus and other sources, to evaluate the credit profiles of its customers. From this evaluation, a credit class is assigned to the customer that determines the number of eligible lines, the amount of credit available, and the down payment requirement, if any. Customers assigned to credit classes requiring no down payment represent a lower risk category, whereas those assigned to credit classes requiring a down payment represent a higher risk category. A customer's assigned credit class is reviewed periodically and a change is made, if appropriate. The balance and aging of the equipment installment plan receivables on a gross basis by current credit category were as follows:

	December 31, 2019			December 31, 2018
	Lower Risk	Higher Risk	Total	Lower Risk	Higher Risk	Total
(Dollars in millions)
Unbilled	$931	$11	$942	$904	$17	$921
Billed — current	44	1	45	35	1	36
Billed — past due	20	1	21	15	2	17
Equipment installment plan receivables, gross	$995	$13	$1,008	$954	$20	$974

 The activity in the allowance for credit losses for equipment installment plan receivables was as follows:

	2019	2018
(Dollars in millions)
Allowance for credit losses, beginning of year	$77	$65
Bad debts expense	82	71
Write-offs, net of recoveries	(75)	(59)
Allowance for credit losses, end of year	$84	$77

Note 5 Income Taxes
TDS’ current income taxes balances at December 31, 2019 and 2018, were as follows:

December 31,	2019	2018
(Dollars in millions)
Federal income taxes receivable	$31	$6
Net state income taxes receivable	5	6

Income tax expense (benefit) is summarized as follows:

Year Ended December 31,	2019	2018	2017
(Dollars in millions)
Current
Federal	$15	$10	$77
State	15	3	13
Deferred
Federal	36	24	(366)
State	(2)	9	(3)
Total income tax expense (benefit)	$64	$46	$(279)

In December 2017, the Tax Act was signed into law. Following the guidance of FASB Accounting Standards Update 2018-05, Income Taxes: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, Income tax expense (benefit) for the year ended December 31, 2017, included a provisional estimate for the impact of the Tax Act on TDS’ 2017 depreciation expense deduction. During 2018, TDS completed a full analysis of depreciation expense deductions related to fixed assets placed in service during 2017 and Income tax expense (benefit) for 2018 included a benefit of $4 million related to this adjustment.
A reconciliation of TDS’ income tax expense computed at the statutory rate to the reported income tax expense, and the statutory federal income tax rate to TDS’ effective income tax rate is as follows:

Year Ended December 31,	2019		2018		2017
	Amount	Rate	Amount	Rate	Amount	Rate
(Dollars in millions)
Statutory federal income tax expense and rate	$44	21.0%	$46	21.0%	$(43)	35.0%
State income taxes, net of federal benefit[1]	12	5.5	11	4.9	6	(5.2)
Effect of noncontrolling interests	—	(0.1)	(1)	(0.4)	(2)	1.6
Federal income tax rate change[2]	—	—	(16)	(7.1)	(314)	257.5
Change in federal valuation allowance[3]	7	3.1	(1)	(0.3)	(5)	4.3
Goodwill impairment[4]	—	—	—	—	71	(58.2)
Nondeductible compensation	4	1.9	9	4.1	10	(8.1)
Tax credits	(4)	(1.9)	(1)	(0.6)	(1)	0.8
Other differences, net	1	0.8	(1)	(0.6)	(1)	1.4
Total income tax expense (benefit) and rate	$64	30.3%	$46	21.0%	$(279)	229.1%

[1]	State income taxes, net of federal benefit, include changes in unrecognized tax benefits as well as adjustments to the valuation allowance.

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

[3]
Change in federal valuation allowance in 2019 is due primarily to interest expense carryforwards not expected to be realized. The 2018 change also includes a change in judgment related to net operating loss carryforwards that are now realizable due to an internal restructuring.

[4]
Goodwill impairment reflects an adjustment to increase 2017 income tax expense by $71 million related to a portion of the impaired goodwill that is not amortizable for income tax purposes. See Note 8 — Intangible Assets for additional information related to the goodwill impairment.

Significant components of TDS’ deferred income tax assets and liabilities at December 31, 2019 and 2018, were as follows1:

December 31,	2019	2018
(Dollars in millions)
Deferred tax assets
Net operating loss (NOL) carryforwards	$168	$159
Lease liabilities	251	—
Asset retirement obligation	74	67
Other	106	151
Total deferred tax assets	599	377
Less valuation allowance	(152)	(135)
Net deferred tax assets	447	242
Deferred tax liabilities
Property, plant and equipment	481	458
Licenses/intangibles	261	237
Partnership investments	132	134
Lease assets	226	—
Other	22	53
Total deferred tax liabilities	1,122	882
Net deferred income tax liability	$675	$640

[1]	Certain prior year deferred tax assets and liabilities have been reclassified to align with the current year presentation.
At December 31, 2019, TDS and certain subsidiaries had $2,861 million of state NOL carryforwards (generating a $151 million deferred tax asset) available to offset future taxable income. The state NOL carryforwards expire between 2020 and 2039. Certain subsidiaries had federal NOL carryforwards (generating a $17 million deferred tax asset) available to offset their future taxable income. The federal NOL carryforwards generally expire between 2020 and 2037, with the exception of federal NOLs generated after 2017, which do not expire. A valuation allowance was established for certain state NOL carryforwards and federal NOL carryforwards since it is more likely than not that a portion of such carryforwards will expire before they can be utilized.
A summary of TDS' deferred tax asset valuation allowance is as follows:

	2019	2018	2017
(Dollars in millions)
Balance at beginning of year	$135	$147	$122
Charged to income tax expense	17	(5)	25
Charged to Retained earnings	—	(7)	—
Balance at end of year	$152	$135	$147

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2019	2018	2017
(Dollars in millions)
Unrecognized tax benefits balance at beginning of year	$49	$46	$42
Additions for tax positions of current year	8	8	6
Additions for tax positions of prior years	—	2	1
Reductions for tax positions of prior years	(7)	(1)	(1)
Reductions for settlements of tax positions	(1)	—	—
Reductions for lapses in statutes of limitations	—	(6)	(2)
Unrecognized tax benefits balance at end of year	$49	$49	$46

Unrecognized tax benefits are included in Accrued taxes and Other deferred liabilities and credits in the Consolidated Balance Sheet. If these benefits were recognized, they would have reduced income tax expense in 2019, 2018 and 2017 by $39 million, $39 million and $37 million, respectively, net of the federal benefit from state income taxes.
TDS recognizes accrued interest and penalties related to unrecognized tax benefits in Income tax expense (benefit). The amounts charged to income tax expense related to interest and penalties resulted in an expense of $3 million, less than $1 million and $3 million in 2019, 2018 and 2017, respectively. Net accrued liabilities for interest and penalties were $21 million and $19 million at December 31, 2019 and 2018, respectively, and are included in Other deferred liabilities and credits in the Consolidated Balance Sheet.

TDS and its subsidiaries file federal and state income tax returns. With limited exceptions, TDS is no longer subject to federal and state income tax audits for the years prior to 2016.
Note 6 Earnings Per Share
Basic earnings per share attributable to TDS shareholders is computed by dividing Net income attributable to TDS shareholders by the weighted average number of Common Shares outstanding during the period. Diluted earnings per share attributable to TDS shareholders is computed by dividing Net income attributable to TDS shareholders by the weighted average number of Common Shares outstanding during the period adjusted to include the effects of potentially dilutive securities. Potentially dilutive securities primarily include incremental shares issuable upon the exercise of outstanding stock options and the vesting of performance and restricted stock units.
The amounts used in computing basic and diluted earnings per share attributable to TDS shareholders were as follows:

Year Ended December 31,	2019	2018	2017
(Dollars and shares in millions, except per share amounts)
Net income attributable to TDS shareholders used in basic earnings per share	$121	$135	$153
Adjustments to compute diluted earnings:
Noncontrolling interest adjustment	(1)	(2)	—
Net income attributable to TDS shareholders used in diluted earnings per share	$120	$133	$153

Weighted average number of shares used in basic earnings per share:
Common Shares	107	105	104
Series A Common Shares	7	7	7
Total	114	112	111

Effects of dilutive securities	2	2	1
Weighted average number of shares used in diluted earnings per share	116	114	112

Basic earnings per share attributable to TDS shareholders	$1.06	$1.20	$1.39

Diluted earnings per share attributable to TDS shareholders	$1.03	$1.17	$1.37

Certain Common Shares issuable upon the exercise of stock options or vesting of performance and restricted stock units were not included in weighted average diluted shares outstanding for the calculation of Diluted earnings per share attributable to TDS shareholders because their effects were antidilutive. The number of such Common Shares excluded was 2 million shares, 3 million shares and 4 million shares for 2019, 2018 and 2017, respectively.
Note 7 Acquisitions, Divestitures and Exchanges
On December 31, 2019, TDS acquired substantially all of the assets of MI Connection Communications System, dba Continuum, for $80 million in cash, subject to working capital adjustments. Continuum is a cable company that passes approximately 40,000 service addresses in North Carolina and offers broadband, video and voice services, which complement the TDS Telecom portfolio of products. The operations of Continuum will be included in the Cable segment for reporting purposes. The goodwill recorded represents future economic benefits expected to be generated by the acquisition. The allocation of the purchase price was as follows:

		Allocation of Purchase Price
	Purchase Price	Goodwill[1]	Intangible Assets Subject to Amortization[2]	Net Tangible Assets (Liabilities)
(Dollars in millions)
Continuum	$80	$38	$9	$33

[1]	The entire amount of Goodwill acquired in 2019 is amortizable for income tax purposes.

[2]	In 2019, at the date of acquisition, the weighted average amortization period for Intangible Assets Subject to Amortization acquired was approximately four years.

Note 8 Intangible Assets
Licenses
TDS reviews attractive opportunities to acquire additional wireless spectrum, including pursuant to FCC auctions. TDS also may seek to divest outright or include in exchanges wireless spectrum that is not strategic to its long-term success. Prior to 2009, TDS accounted for U.S. Cellular’s share repurchases as step acquisitions, allocating a portion of the share repurchase value to TDS’ Licenses. Consequently, U.S. Cellular's Licenses on a stand-alone basis do not equal the TDS consolidated Licenses related to U.S. Cellular. Activity related to TDS' Licenses is presented below.

	U.S. Cellular	Wireline	Cable	Total
(Dollars in millions)
Balance at December 31, 2017	$2,227	$2	$3	$2,232
Acquisitions	8	—	—	8
Transferred to Assets held for sale	(51)	—	—	(51)
Divestitures	(11)	—	—	(11)
Exchanges - Licenses received	18	—	—	18
Exchanges - Licenses surrendered	(1)	—	—	(1)
Balance at December 31, 2018	2,190	2	3	2,195
Acquisitions	267	—	—	267
Divestitures	(10)	—	—	(10)
Exchanges - Licenses received	26	—	—	26
Exchanges - Licenses surrendered	—	—	—	—
Capitalized interest	2	—	—	2
Balance at December 31, 2019	$2,475	$2	$3	$2,480

Auctions 101 and 102
In June 2019, the FCC announced by way of public notice that U.S. Cellular was the provisional winning bidder for 408 wireless spectrum licenses in its 28 GHz auction (Auction 101) and 282 wireless spectrum licenses in its 24 GHz auction (Auction 102) for an aggregate purchase price of $256 million. U.S. Cellular paid substantially all of the $256 million in the first half of 2019. The wireless spectrum licenses from Auction 101 were granted by the FCC on October 2, 2019, and the wireless spectrum licenses from Auction 102 were granted by the FCC on December 11, 2019.
Goodwill
Activity related to TDS' Goodwill is presented below.

	Wireline[1]	Cable	Total
(Dollars in millions)
Balance at December 31, 2017	$409	$100	$509
Other	—	—	—
Balance at December 31, 2018	409	100	509
Acquisitions	—	38	38
Balance at December 31, 2019	$409	$138	$547

[1]	Accumulated impairment losses in prior periods were $29 million for Wireline.
Goodwill — Interim Impairment Assessment in 2017
U.S. Cellular
Based on 2017 developments, including wireless expansion plans announced by other companies and the results of the FCC’s forward auction of 600 MHz wireless spectrum licenses and other FCC actions, U.S. Cellular anticipated increased competition for customers in its primary operating markets from new and existing market participants over the long term. In addition, the widening adoption of unlimited data plans and other data pricing constructs across the industry, including U.S. Cellular’s introduction of unlimited plans in 2017, may limit the industry’s ability to monetize future growth in data usage. These factors when assessed and considered as part of U.S. Cellular’s annual planning process conducted in the third quarter of each year caused management to revise its long-range financial forecast in the third quarter of 2017. Based on the factors noted above, management identified a triggering event and performed a quantitative goodwill impairment test during the third quarter of 2017.

The results of the interim goodwill impairment test indicated that the carrying value of the U.S. Cellular reporting unit exceeded its fair value. Therefore, TDS recognized a loss on impairment of goodwill of $227 million to reduce the carrying value of goodwill for the U.S. Cellular reporting unit to zero in the third quarter of 2017.
Other
During the third quarter of 2017, due to slower than expected service revenue growth and revenue mix trending towards a higher proportion of lower margin revenue streams, management identified a triggering event related to its HMS operations and performed a quantitative goodwill impairment test.
TDS used a one-step quantitative approach that compared the fair value of its HMS operations to the carrying value. TDS weighted the discounted cash flow approach and guideline public company method to value the HMS operations. The discounted cash flow approach uses value drivers and considers risks specific to the industry as well as current economic factors. The guideline public company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies. The developed multiples were applied to applicable financial measures of the HMS operations to determine fair value.
The results of the interim goodwill impairment test indicated that the carrying value of the HMS operations exceeded its fair value. Therefore, TDS recognized a loss on impairment of goodwill of $35 million to reduce the carrying value of goodwill for the HMS operations to zero in the third quarter of 2017.
Other intangible assets
Activity related to TDS' Other intangible assets is presented below.

	December 31, 2019			December 31, 2018
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
(Dollars in millions)
Franchise rights	$255	$(34)	$221	$255	$(17)	$238
Customer lists and Trade name	151	(133)	18	166	(151)	15
Total	$406	$(167)	$239	$421	$(168)	$253

As discussed in Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements, effective January 1, 2018, TDS prospectively changed its assessment of useful life for its franchise rights from indefinite-lived to 15 years. Amortization expense for intangible assets was $24 million, $26 million and $11 million for the years ended December 31, 2019, 2018 and 2017, respectively. Based on the current balance of finite-lived intangible assets, the estimated amortization expense is $25 million, $21 million, $20 million, $19 million and $17 million for the years 2020 through 2024, respectively.
Note 9 Investments in Unconsolidated Entities
Investments in unconsolidated entities consist of amounts invested in entities in which TDS holds a noncontrolling interest. TDS' Investments in unconsolidated entities are accounted for using either the equity method or measurement alternative method as shown in the table below. The carrying value of measurement alternative method investments represents cost minus any impairments plus or minus any observable price changes.

December 31,	2019	2018
(Dollars in millions)
Equity method investments:
Capital contributions, loans, advances and adjustments	$116	$116
Cumulative share of income	2,099	1,930
Cumulative share of distributions	(1,748)	(1,587)
Total equity method investments	467	459
Measurement alternative method investments	21	21
Total investments in unconsolidated entities	$488	$480

The following tables, which are based on information provided in part by third parties, summarize the combined assets, liabilities and equity, and results of operations of TDS’ equity method investments:

December 31,	2019	2018
(Dollars in millions)
Assets
Current	$1,516	$1,299
Noncurrent	5,776	5,010
Total assets	$7,292	$6,309

Liabilities and Equity
Current liabilities	$626	$436
Noncurrent liabilities	1,132	405
Partners’ capital and shareholders’ equity	5,534	5,468
Total liabilities and equity	$7,292	$6,309

Year Ended December 31,	2019	2018	2017
(Dollars in millions)
Results of Operations
Revenues	$6,929	$6,801	$6,585
Operating expenses	5,043	4,985	4,985
Operating income	1,886	1,816	1,600
Other income (expense), net	(24)	9	(3)
Net income	$1,862	$1,825	$1,597

Note 10 Property, Plant and Equipment
TDS’ Property, plant and equipment in service and under construction, and related accumulated depreciation and amortization, as of December 31, 2019 and 2018, were as follows:

December 31,	Useful Lives (Years)	2019	2018
(Dollars in millions)
Land	N/A	$57	$55
Buildings	5-40	527	523
Leasehold and land improvements	1-30	1,314	1,245
Cable and wire	15-35	1,996	1,884
Network and switching equipment	3-13	2,507	2,423
Cell site equipment	7-25	3,708	3,460
Office furniture and equipment	3-10	387	378
Other operating assets and equipment	3-12	174	193
System development	1-7	1,604	1,486
Work in process	N/A	590	427
Total property, plant and equipment, gross		12,864	12,074
Accumulated depreciation and amortization		(9,337)	(8,728)
Total property, plant and equipment, net		$3,527	$3,346

Depreciation and amortization expense totaled $890 million, $839 million and $817 million in 2019, 2018 and 2017, respectively. In 2019, 2018 and 2017, (Gain) loss on asset disposals, net included charges of $12 million, $9 million and $21 million, respectively, related to disposals of assets, trade-ins of older assets for replacement assets and other retirements of assets from service in the normal course of business.

Note 11 Leases
Change in Accounting Policy
In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases and subsequently amended the standard with several Accounting Standards Updates, collectively referred to as ASC 842. This standard replaces the previous lease accounting standard under ASC 840 - Leases and requires lessees to record a right-of-use (ROU) asset and lease liability for the majority of leases. TDS adopted the provisions of ASC 842 on January 1, 2019, using a modified retrospective method. Under this method, TDS elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on retained earnings.
TDS elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. TDS also elected the practical expedient related to land easements that allows it to carry forward the accounting treatment for pre-existing land easement agreements.
The cumulative effect of the adoption of ASC 842 on TDS’ Consolidated Balance Sheet as of January 1, 2019 is presented below.

	December 31, 2018	ASC 842 Adjustment	January 1, 2019
(Dollars in millions)
Prepaid expenses	$103	$(13)	$90
Operating lease right-of-use assets	—	975	975
Other assets and deferred charges	616	(12)	604
Short-term operating lease liabilities	—	112	112
Other current liabilities	114	(8)	106
Long-term operating lease liabilities	—	949	949
Other deferred liabilities and credits	541	(103)	438

In connection with the adoption of ASC 842, TDS recorded ROU assets and lease liabilities for its operating leases in its Consolidated Balance Sheet as of January 1, 2019. The amounts for ROU assets and lease liabilities initially were calculated as the discounted value of future lease payments. The difference between the ROU assets and the corresponding lease liabilities at January 1, 2019 as shown in the table above resulted from adjustments to ROU assets to account for various lease prepayments and straight-line expense recognition deferral balances which existed as of December 31, 2018. Finance leases are included in Property, plant and equipment and Long-term debt, net consistent with the presentation under prior accounting standards.
Lessee Agreements
A lease is generally present in a contract if the lessee controls the use of identified property, plant or equipment for a period of time in exchange for consideration. Nearly all of TDS’ leases are classified as operating leases, although it does have a small number of finance leases. TDS’ most significant leases are for land and tower spaces, network facilities, retail spaces, and offices.
TDS has agreements with both lease and nonlease components, which are accounted for separately. As part of the present value calculation for the lease liabilities, TDS uses an incremental borrowing rate as the rates implicit in the leases are not readily determinable. The incremental borrowing rates used for lease accounting are based on TDS' unsecured rates, adjusted to approximate the rates at which TDS would be required to borrow on a collateralized basis over a term similar to the recognized lease term. TDS applies the incremental borrowing rates to lease components using a portfolio approach based upon the length of the lease term and the reporting entity in which the lease resides. The cost of nonlease components in TDS’ lease portfolio (e.g., utilities and common area maintenance) are not typically predetermined at lease commencement and are expensed as incurred at their relative standalone price.
Variable lease expense occurs when, subsequent to the lease commencement, lease payments are made that were not originally included in the lease liability calculation. TDS’ variable lease payments are primarily a result of leases with escalations that are tied to an index. The incremental changes due to the index changes are recorded as variable lease expense and are not included in the ROU assets or lease liabilities.
The identified lease term determines the periods to which expense is allocated and also has a significant impact on the ROU asset and lease liability calculations. Many of TDS’ leases include renewal and early termination options. At lease commencement, the lease terms include options to extend the lease when TDS is reasonably certain that it will exercise the options. The lease terms do not include early termination options unless TDS is reasonably certain to exercise the options. Certain asset classes have similar lease characteristics; therefore, TDS has applied the portfolio approach for lease term recognition for its tower space, retail, and certain ground lease asset classes.

The following table shows the components of lease cost included in the Consolidated Statement of Operations:

Year Ended December 31, 2019
(Dollars in millions)
Operating lease cost	$177
Financing lease cost:
Amortization of ROU assets	2
Interest on lease liabilities	1
Variable lease cost	8
Total lease cost	$188

The following table shows supplemental cash flow information related to lease activities:

Year Ended December 31, 2019
(Dollars in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$172
Operating cash flows from finance leases	1
ROU assets obtained in exchange for lease obligations:
Operating leases	$132
Finance leases	10

The following table shows the classification of TDS’ finance leases in its Consolidated Balance Sheet:

December 31, 2019
(Dollars in millions)
Finance Leases
Property, plant and equipment	$20
Less: Accumulated depreciation and amortization	5
Property, plant and equipment, net	$15
Current portion of long-term debt	1
Long-term debt, net	$7
Total finance lease liabilities	$8

The table below shows a weighted-average analysis for lease terms and discount rates for all leases:

December 31, 2019
Weighted Average Remaining Lease Term
Operating leases	12 years
Finance leases	24 years

Weighted Average Discount Rate
Operating leases	4.4
Finance leases	6.3

The maturities of lease liabilities are as follows:

	Operating Leases	Finance Leases
(Dollars in millions)
2020	$159	$1
2021	159	—
2022	143	1
2023	127	1
2024	109	1
Thereafter	730	16
Total lease payments[1]	$1,427	$20
Less: Imputed interest	380	12
Present value of lease liabilities	$1,047	$8

[1]	Lease payments exclude $29 million of legally binding lease payments for leases signed but not yet commenced.
Lessor Agreements
TDS’ most significant lessor leases are for tower space and colocation space. All of TDS’ lessor leases are classified as operating leases. A lease is generally present in a contract if the lessee controls the use of identified property, plant, or equipment for a period of time in exchange for consideration. TDS’ lessor agreements with lease and nonlease components are generally accounted for separately; however, certain service agreements with insignificant lease components are accounted for as nonlease transactions.
The identified lease term determines the periods to which revenue is allocated over the term of the lease. Many of TDS’ leases include renewal and early termination options. At lease commencement, lease terms include options to extend the lease when TDS is reasonably certain that lessees will exercise the options. Lease terms would not include periods after the date of a termination option that lessees are reasonably certain to exercise.
Variable lease income occurs when, subsequent to the lease commencement, lease payments are received that were not originally included in the lease receivable calculation. TDS’ variable lease income is primarily a result of leases with escalations that are tied to an index. The incremental increases due to the index changes are recorded as variable lease income.
The following table shows the components of lease income which are included in Service revenues in the Consolidated Statement of Operations:

Year Ended December 31, 2019
(Dollars in millions)
Operating lease income[1]	$100

[1]
During the third quarter of 2019, TDS recorded an out-of-period adjustment attributable to 2009 through the second quarter of 2019 due to errors in the timing of recognition of revenue for certain tower leases. This out-of-period adjustment had the impact of increasing operating lease income by $5 million for the year ended December 31, 2019. TDS determined that this adjustment was not material to any of the periods impacted.

The maturities of expected lease payments to be received are as follows:

Operating Leases
(Dollars in millions)
2020	$87
2021	70
2022	44
2023	32
2024	16
Thereafter	17
Total future lease maturities	$266

Disclosures under ASC 840
As of December 31, 2018, future minimum rental payments required under operating leases and rental receipts expected under operating leases that had noncancellable lease terms in excess of one year were as follows:

	Operating Leases Future Minimum Rental Payments	Operating Leases Future Minimum Rental Receipts
(Dollars in millions)
2019	$170	$59
2020	158	48
2021	142	35
2022	126	23
2023	110	10
Thereafter	784	7
Total	$1,490	$182

For 2018 and 2017, rent expense for noncancellable long-term leases was $189 million and $183 million, respectively; and rent expense under cancellable short-term leases was $12 million in each respective year.
Note 12 Asset Retirement Obligations
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
In 2019 and 2018, U.S. Cellular and TDS Telecom performed a review of the assumptions and estimated costs related to asset retirement obligations. The results of the reviews (identified as Revisions in estimated cash outflows) and other changes in asset retirement obligations during 2019 and 2018, were as follows:

	2019	2018
(Dollars in millions)
Balance at beginning of year	$307	$283
Additional liabilities accrued	13	2
Revisions in estimated cash outflows	2	6
Acquisition of assets	1	—
Disposition of assets	(1)	(1)
Accretion expense	20	18
Transferred to Liabilities held for sale	—	(1)
Balance at end of year	$342	$307

Note 13 Debt
Revolving Credit Agreements
At December 31, 2019, TDS and U.S. Cellular had revolving credit agreements available for general corporate purposes including acquisitions, spectrum purchases and capital expenditures. Amounts under the revolving credit agreements may be borrowed, repaid and reborrowed from time to time until maturity in May 2023. As of December 31, 2019, there were no outstanding borrowings under the revolving credit agreements, except for letters of credit. Interest expense representing commitment fees on the unused portion of the revolving lines of credit was $2 million in each of 2019, 2018 and 2017. The commitment fees are based on the unsecured senior debt ratings assigned to TDS and U.S. Cellular by certain ratings agencies.
The following table summarizes the revolving credit agreements as of December 31, 2019:

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
In connection with U.S. Cellular’s revolving credit agreement, TDS and U.S. Cellular entered into a subordination agreement dated May 10, 2018, together with the administrative agent for the lenders under U.S. Cellular’s revolving credit agreement. Pursuant to this subordination agreement, (a) any consolidated funded indebtedness from U.S. Cellular to TDS will be unsecured and (b) any (i) consolidated funded indebtedness from U.S. Cellular to TDS (other than “refinancing indebtedness” as defined in the subordination agreement) in excess of $105 million and (ii) refinancing indebtedness in excess of $250 million will be subordinated and made junior in right of payment to the prior payment in full of obligations to the lenders under U.S. Cellular’s revolving credit agreement. As of December 31, 2019, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the revolving credit agreement pursuant to the subordination agreement.
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

Certain TDS and U.S. Cellular wholly-owned subsidiaries have jointly and severally unconditionally guaranteed the payment and performance of the obligations of TDS and U.S. Cellular under the revolving credit agreements pursuant to a guaranty dated May 10, 2018. Other subsidiaries that meet certain criteria will be required to provide a similar guaranty in the future. TDS and U.S. Cellular believe that they were in compliance with all of the financial and other covenants and requirements set forth in their revolving credit agreements as of December 31, 2019.

Term Loan
In July 2015, U.S. Cellular borrowed $225 million on a senior term loan credit agreement in two separate draws. This agreement was entered into for general corporate purposes, including working capital, spectrum purchases and capital expenditures. This agreement was entered into in January 2015, amended and restated in June 2016, and further amended in May 2018 and March 2019. The interest rate on outstanding borrowings is reset at one, three or six month intervals at a rate of LIBOR plus 175 basis points. This credit agreement provides for the draws to be continued on a long-term basis under terms that are readily determinable. In October 2019, U.S. Cellular made a $100 million principal prepayment on the senior term loan. The remaining unpaid balance will be due and payable in January 2022. The senior term loan credit agreement contains financial covenants and subsidiary guarantees that are consistent with the revolving credit agreements described above. U.S. Cellular believes that it was in compliance with all of the financial and other covenants and requirements set forth in its term loan credit agreement as of December 31, 2019.
In connection with U.S. Cellular’s term loan credit agreement, TDS and U.S. Cellular entered into a subordination agreement in June 2016 together with the administrative agent for the lenders under U.S. Cellular’s term loan credit agreement, which is substantially the same as the subordination agreement for U.S. Cellular as described above under the “Revolving Credit Agreements.” As of December 31, 2019, U.S. Cellular had no outstanding consolidated funded indebtedness or refinancing indebtedness that was subordinated to the term loan agreement pursuant to this subordination agreement.
Receivables Securitization Agreement
In December 2017, U.S. Cellular, through its subsidiaries, entered into a $200 million credit agreement to permit securitized borrowings using its equipment installment receivables for general corporate purposes, including acquisitions, spectrum purchases and capital expenditures. In connection with the receivables securitization agreement, U.S. Cellular formed a wholly-owned subsidiary, USCC Master Note Trust (Trust), which qualifies as a bankruptcy remote entity. Under the terms of the agreement, U.S. Cellular, through its subsidiaries, transfers eligible equipment installment receivables to the Trust. The Trust then utilizes the transferred assets as collateral for notes payables issued to third party financial institutions. Since U.S. Cellular retains effective control of the transferred assets in the Trust, any activity associated with this receivables securitization agreement will be treated as a secured borrowing. Therefore, TDS will continue to report equipment installment receivables and any related balances on the Consolidated Balance Sheet. Cash received from borrowings under the receivables securitization agreement will be reported as Debt. Refer to Note 16 — Variable Interest Entities for additional information.
U.S. Cellular entered into a performance guaranty whereby U.S. Cellular guarantees the performance of certain wholly-owned subsidiaries of U.S. Cellular under the receivables securitization agreement. Amounts under the receivables securitization agreement may be borrowed, repaid and reborrowed from time to time until maturity in December 2021, which may be extended from time to time as specified therein. As of December 31, 2019, there were no outstanding borrowings under the receivables securitization agreement, and the entire unused capacity of $200 million was available, subject to sufficient collateral to satisfy the asset borrowing base provisions of the agreement. Interest expense representing commitment fees on the unused portion of the agreement was $1 million, $1 million and zero for the years 2019, 2018 and 2017, respectively.
The continued availability of the receivables securitization agreement requires U.S. Cellular to comply with certain negative and affirmative covenants, maintain certain financial ratios and provide representations on certain matters at the time of each borrowing. The covenants include the same financial covenants for U.S. Cellular as described above under the “Revolving Credit Agreements.” TDS believes that U.S. Cellular was in compliance as of December 31, 2019, with all of the financial covenants and requirements set forth in its receivables securitization agreement.

Other Long-Term Debt
Long-term debt as of December 31, 2019 and 2018, was as follows:

				December 31, 2019			December 31, 2018
	Issuance date	Maturity date	Call date (any time on or after)	Principal Amount	Less Unamortized discounts and debt issuance costs	Total	Principal Amount	Less Unamortized discount and debt issuance costs	Total
(Dollars in millions)
TDS Unsecured Senior Notes
6.625%	Mar 2005	Mar 2045	Mar 2010	$116	$3	$113	$116	$3	$113
6.875%	Nov 2010	Nov 2059	Nov 2015	225	7	218	225	7	218
7.000%	Mar 2011	Mar 2060	Mar 2016	300	9	291	300	9	291
5.875%	Dec 2012	Dec 2061	Dec 2017	195	7	188	195	7	188
U.S. Cellular Unsecured Senior Notes
6.700%	Dec 2003 and June 2004	Dec 2033	Dec 2003 and June 2004	$544	$13	$531	$544	$14	$530
6.950%	May 2011	May 2060	May 2016	342	11	331	342	11	331
7.250%	Dec 2014	Dec 2063	Dec 2019	275	10	265	275	10	265
7.250%	Nov 2015	Dec 2064	Dec 2020	300	10	290	300	10	290
Term Loan	Jul 2015	Jan 2022		83	1	82	191	1	190
Finance lease obligations				8	—	8	6	—	6
Installment payment agreement				8	1	7	15	1	14
Other long-term notes		Through 2021		2	—	2	3	—	3
Total long-term debt				$2,398	$72	$2,326	$2,512	$73	$2,439
Long-term debt, current						$10			$21
Long-term debt, noncurrent						$2,316			$2,418

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
Interest on the Senior Notes outstanding at December 31, 2019, is payable quarterly, with the exception of U.S. Cellular's 6.7% Senior Notes for which interest is payable semi-annually.
The annual requirements for principal payments on long-term debt are approximately $10 million, $2 million, $83 million, less than $1 million and less than $1 million for the years 2020 through 2024, respectively.
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

Note 14 Employee Benefit Plans
Defined Contribution Plans
TDS sponsors a qualified noncontributory defined contribution pension plan. The plan provides benefits for certain employees of TDS Corporate, TDS Telecom and U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded annually. Total pension costs were $17 million in 2019 and $16 million in 2018 and 2017. In addition, TDS sponsors a defined contribution retirement savings plan (401(k) plan). Total costs incurred from TDS’ contributions to the 401(k) plan were $25 million in 2019, $28 million in 2018 and $27 million in 2017.
TDS also sponsors an unfunded nonqualified deferred supplemental executive retirement plan for certain employees to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws.
Other Post-Retirement Benefits
TDS sponsors a defined benefit post-retirement plan that provides medical benefits to retirees and that covers certain employees of TDS Corporate and TDS Telecom, which is not significant to TDS’ financial position or operating results. The plan is contributory, with retiree contributions adjusted annually. TDS recognizes the funded status of the plan as a component of Other assets and deferred charges in the Consolidated Balance Sheet as of December 31, 2019 and 2018. Changes in the funded status are included in Accumulated other comprehensive income (loss) in the Consolidated Balance Sheet before affecting such amounts for income taxes to the extent that such changes are not recognized in earnings as a component of net periodic benefit cost.
The post-retirement benefit fund invests mainly in mutual funds that hold U.S. equities, international equities, and debt securities. The post-retirement benefit fund does not hold any debt or equity securities issued by TDS, U.S. Cellular or any related parties. The fair value of the plan assets of the post-retirement benefit fund was $63 million and $55 million as of December 31, 2019 and 2018, respectively. The total plan benefit obligations were $55 million and $49 million as of December 31, 2019 and 2018, respectively. Therefore, the total funded status was an asset of $8 million and $6 million as of December 31, 2019 and 2018, respectively.
TDS is not required to set aside current funds for its future retiree health insurance benefits. The decision to contribute to the plan assets is based upon several factors, including the funded status of the plan, market conditions, alternative investment opportunities, tax benefits and other circumstances. In accordance with applicable income tax regulations, annual contributions to fund the costs of future retiree medical benefits may not exceed certain thresholds. TDS has not determined whether it will make a contribution to the plan in 2020.
Note 15 Commitments and Contingencies
Purchase Obligations
TDS has obligations payable under non-cancellable contracts, commitments for device purchases, network facilities and transport services, agreements for software licensing, long-term marketing programs, as well as certain agreements to purchase goods or services. For certain contracts, TDS calculates its obligation based on termination fees that can be paid to exit the contract. Future minimum payments required under these commitments as of December 31, 2019 are as follows:

Purchase Obligations
(Dollars in millions)
2020	$1,065
2021	448
2022	755
2023	63
2024	40
Thereafter	37
Total	$2,408

Subsequent to December 31, 2019, TDS committed to purchase assets in the amount of $146 million, subject to regulatory approval. This amount is not included in the 2020 purchase obligations above, which are stated as of December 31, 2019.

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
TDS has accrued $2 million and less than $1 million with respect to legal proceedings and unasserted claims as of December 31, 2019 and 2018, respectively. TDS is unable to estimate any contingent loss in excess of the amounts accrued.
In April 2018, the United States Department of Justice (DOJ) notified TDS that it was conducting inquiries of U.S. Cellular and TDS under the federal False Claims Act relating to U.S. Cellular’s participation in wireless spectrum license auctions 58, 66, 73 and 97 conducted by the FCC. U.S. Cellular is/was a limited partner in several limited partnerships which qualified for the 25% bid credit in each auction. The investigation arose from civil actions under the Federal False Claims Act brought by private parties in the U.S. District Court for the Western District of Oklahoma. In November and December 2019, following the DOJ’s investigation, the DOJ informed TDS and U.S. Cellular that it would not intervene in the above referenced actions. In addition, on December 5, 2019, the District Court unsealed the complaints. The private party plaintiffs have advised TDS and U.S. Cellular of their intent to pursue the matter and intent to serve the complaint on TDS and U.S. Cellular within the required 90 days of the Court’s unsealing of the complaint. TDS and U.S. Cellular believe that U.S. Cellular’s arrangements with the limited partnerships and the limited partnerships’ participation in the FCC auctions complied with applicable law and FCC rules. At this time, TDS cannot predict the outcome of any proceeding.
Note 16 Variable Interest Entities
Consolidated VIEs
TDS consolidates VIEs in which it has a controlling financial interest as defined by GAAP and is therefore deemed the primary beneficiary. A controlling financial interest will have both of the following characteristics: (a) the power to direct the VIE activities that most significantly impact economic performance; and (b) the obligation to absorb the VIE losses and the right to receive benefits that are significant to the VIE. TDS reviews these criteria initially at the time it enters into agreements and subsequently when events warranting reconsideration occur. These VIEs have risks similar to those described in the “Risk Factors” in TDS’ Form 10-K for the year ended December 31, 2019.
During 2017, U.S. Cellular formed USCC EIP LLC (Seller/Sub-Servicer), USCC Receivables Funding LLC (Transferor) and the Trust, collectively the special purpose entities (SPEs), to facilitate a securitized borrowing using its equipment installment plan receivables. Under a Receivables Sale Agreement, U.S. Cellular wholly-owned, majority-owned and unconsolidated entities, collectively referred to as “affiliated entities”, transfer device equipment installment plan contracts to the Seller/Sub-Servicer. The Seller/Sub-Servicer aggregates device equipment installment plan contracts, and performs servicing, collection and all other administrative activities related to accounting for the equipment installment plan contracts. The Seller/Sub-Servicer sells the eligible equipment installment plan receivables to the Transferor, a bankruptcy remote entity, which subsequently sells the receivables to the Trust. The Trust, which is bankruptcy remote and isolated from the creditors of U.S. Cellular, will be responsible for issuing asset-backed variable funding notes (Notes), which are collateralized by the equipment installment plan receivables owned by the Trust. Given that U.S. Cellular has the power to direct the activities of these SPEs, and that these SPEs lack sufficient equity to finance their activities, U.S. Cellular is deemed to have a controlling financial interest in the SPEs and, therefore, consolidates them. All transactions with third parties (e.g., issuance of the asset-backed variable funding notes) will be accounted for as a secured borrowing due to the pledging of equipment installment plan contracts as collateral, significant continuing involvement in the transferred assets, subordinated interests of the cash flows, and continued evidence of control of the receivables. Refer to Note 13 — Debt, Receivables Securitization Agreement for additional details regarding the securitization agreement for which these entities were established.
The following VIEs were formed to participate in FCC auctions of wireless spectrum licenses and to fund, establish, and provide wireless service with respect to any FCC wireless spectrum licenses won in the auctions:

▪	Advantage Spectrum, L.P. (Advantage Spectrum) and Sunshine Spectrum, Inc., the general partner of Advantage Spectrum; and

▪	King Street Wireless, L.P. (King Street Wireless) and King Street Wireless, Inc., the general partner of King Street Wireless.

These particular VIEs are collectively referred to as designated entities. The power to direct the activities that most significantly impact the economic performance of these VIEs is shared. Specifically, the general partner of these VIEs has the exclusive right to manage, operate and control the limited partnerships and make all decisions to carry on the business of the partnerships. The general partner of each partnership needs the consent of the limited partner, an indirect TDS subsidiary, to sell or lease certain wireless spectrum licenses, to make certain large expenditures, admit other partners or liquidate the limited partnerships. Although the power to direct the activities of these VIEs is shared, TDS has the most significant level of exposure to the variability associated with the economic performance of the VIEs, indicating that TDS is the primary beneficiary of the VIEs. Therefore, in accordance with GAAP, these VIEs are consolidated.
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
The following table presents the classification and balances of the consolidated VIEs’ assets and liabilities in TDS’ Consolidated Balance Sheet.

December 31,	2019	2018
(Dollars in millions)
Assets
Cash and cash equivalents	$19	$9
Short-term investments	—	17
Accounts receivable	637	609
Inventory, net	5	5
Other current assets	7	5
Licenses	647	647
Property, plant and equipment, net	95	88
Operating lease right-of-use assets	42	—
Other assets and deferred charges	347	347
Total assets	$1,799	$1,727

Liabilities
Current liabilities	$30	$31
Long-term operating lease liabilities	39	—
Other deferred liabilities and credits	13	15
Total liabilities	$82	$46

Unconsolidated VIEs
TDS manages the operations of and holds a variable interest in certain other limited partnerships, but is not the primary beneficiary of these entities and, therefore, does not consolidate them under the variable interest model.
TDS’ total investment in these unconsolidated entities was $5 million and $4 million at December 31, 2019 and 2018, respectively, and is included in Investments in unconsolidated entities in TDS’ Consolidated Balance Sheet. The maximum exposure from unconsolidated VIEs is limited to the investment held by TDS in those entities.
Other Related Matters
TDS made contributions, loans and/or advances to its VIEs totaling $255 million, $152 million and $821 million during 2019, 2018 and 2017, respectively; of which $214 million in 2019, $116 million in 2018 and $790 million in 2017 are related to USCC EIP LLC as discussed above. TDS may agree to make additional capital contributions and/or advances to these or other VIEs and/or to their general partners to provide additional funding for operations or the development of wireless spectrum licenses granted in various auctions. TDS may finance such amounts with a combination of cash on hand, borrowings under its revolving credit agreement and/or other long-term debt. There is no assurance that TDS will be able to obtain additional financing on commercially reasonable terms or at all to provide such financial support.

The limited partnership agreements of Advantage Spectrum and King Street Wireless also provide the general partner with a put option whereby the general partner may require the limited partner, a subsidiary of U.S. Cellular, to purchase its interest in the limited partnership. The general partner’s put options related to its interests in King Street Wireless became exercisable in 2019. The general partner’s put options related to its interest in Advantage Spectrum will become exercisable in 2021 and 2022. The greater of the carrying value of the general partner's investment or the value of the put option, net of any borrowings due to TDS, is recorded as Noncontrolling interests with redemption features in TDS’ Consolidated Balance Sheet. Also in accordance with GAAP, minority share of income or changes in the redemption value of the put options, net of interest accrued on the loans, are recorded as a component of Net income attributable to noncontrolling interests, net of tax, in TDS’ Consolidated Statement of Operations.
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
Note 17 Noncontrolling Interests
The following schedule discloses the effects of Net income attributable to TDS shareholders and changes in TDS’ ownership interest in U.S. Cellular on TDS’ equity for 2019, 2018 and 2017:

Year Ended December 31,	2019	2018	2017
(Dollars in millions)
Net income attributable to TDS shareholders	$121	$135	$153
Transfers (to) from the noncontrolling interests
Change in TDS’ Capital in excess of par value from U.S. Cellular's issuance of U.S. Cellular shares	(23)	(30)	(12)
Change in TDS’ Capital in excess of par value from U.S. Cellular’s repurchase of U.S. Cellular shares	6	—	—
Net transfers (to) from noncontrolling interests	(17)	(30)	(12)
Change from net income attributable to TDS shareholders and transfers (to) from noncontrolling interests	$104	$105	$141

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
The estimated aggregate amount that would be due and payable to settle all of these noncontrolling interests, assuming an orderly liquidation of the finite-lived consolidated partnerships on December 31, 2019, net of estimated liquidation costs, is $20 million. This amount excludes redemption amounts recorded in Noncontrolling interests with redemption features in the Consolidated Balance Sheet. The estimate of settlement value was based on certain factors and assumptions which are subjective in nature. Changes in those factors and assumptions could result in a materially larger or smaller settlement amount. The corresponding carrying value of the mandatorily redeemable noncontrolling interests in finite-lived consolidated partnerships at December 31, 2019, was $5 million, and is included in Noncontrolling interests in the Consolidated Balance Sheet. The excess of the aggregate settlement value over the aggregate carrying value of these mandatorily redeemable noncontrolling interests is due primarily to the unrecognized appreciation of the noncontrolling interest holders’ share of the underlying net assets in the consolidated partnerships. Neither the noncontrolling interest holders’ share, nor TDS’ share, of the appreciation of the underlying net assets of these subsidiaries is reflected in the consolidated financial statements.

Note 18 Common Shareholders’ Equity
Common Stock
Series A Common Shares are convertible on a share-for-share basis into Common Shares. In matters other than the election of directors, each Series A Common Share is entitled to ten votes per share, compared to one vote for each Common Share. The Series A Common Shares are entitled to elect eight directors, and the Common Shares elect four. TDS has reserved 7,234,000 Common Shares at December 31, 2019, for possible issuance upon conversion of Series A Common Shares.
The following table summarizes the number of Common and Series A Common Shares issued.

	Common Shares	Series A Common Shares	Common Treasury Shares
(Shares in millions)
Balance at December 31, 2016	126	7	23
Dividend reinvestment, incentive and compensation plans	—	—	(1)
Balance at December 31, 2017	126	7	22
Dividend reinvestment, incentive and compensation plans	—	—	(3)
Balance at December 31, 2018	126	7	19
Dividend reinvestment, incentive and compensation plans	—	—	(1)
Balance at December 31, 2019	126	7	18

On August 2, 2013, the Board of Directors of TDS authorized a $250 million stock repurchase program for the purchase of TDS Common Shares from time to time pursuant to open market purchases, block transactions, private purchases or otherwise, depending on market conditions. This authorization does not have an expiration date. As of December 31, 2019, the maximum dollar value of TDS Common Shares that may yet be purchased under TDS' program was $199 million.
In November 2009, U.S. Cellular announced by Form 8-K that the Board of Directors of U.S. Cellular authorized the repurchase of up to 1,300,000 Common Shares on an annual basis beginning in 2009 and continuing each year thereafter, on a cumulative basis. In December 2016, the U.S. Cellular Board amended this authorization to provide that, beginning on January 1, 2017, the authorized repurchase amount with respect to a particular year will be any amount from zero to 1,300,000 Common Shares, as determined by the Pricing Committee of the Board of Directors, and that if the Pricing Committee did not specify an amount for any year, such amount would be zero for such year. The Pricing Committee has not specified any increase in the authorization since that time. The Pricing Committee also was authorized to decrease the cumulative amount of the authorization at any time, but has not taken any action to do so at this time. As of December 31, 2019, the total cumulative amount of Common Shares authorized to be purchased is 5,311,000. The authorization provides that share repurchases will be made pursuant to open market purchases, block purchases, private purchases, or otherwise, depending on market prices and other conditions. This authorization does not have an expiration date.
Tax-Deferred Savings Plan
At December 31, 2019,TDS has reserved 90,000 Common Shares for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit‑sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions and TDS’ contributions in a TDS Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds.

Note 19 Stock-Based Compensation
TDS Consolidated
The following table summarizes stock-based compensation expense recognized during 2019, 2018 and 2017:

Year Ended December 31,	2019	2018	2017
(Dollars in millions)
Stock option awards	$3	$5	$10
Restricted stock unit awards	33	30	29
Performance share unit awards	21	17	5
Deferred compensation bonus and matching stock unit awards	—	—	1
Awards under Non-Employee Director compensation plan	2	2	1
Total stock-based compensation, before income taxes	59	54	46
Income tax benefit	(15)	(14)	(17)
Total stock-based compensation expense, net of income taxes	$44	$40	$29

At December 31, 2019, unrecognized compensation cost for all stock‑based compensation awards was $49 million and is expected to be recognized over a weighted average period of 1.8 years.
The following table provides a summary of the classification of stock-based compensation expense included in the Consolidated Statement of Operations for the years ended:

December 31,	2019	2018	2017
(Dollars in millions)
Selling, general and administrative expense	$54	$49	$42
Cost of services expense	5	5	4
Total stock-based compensation	$59	$54	$46

TDS’ tax benefits realized from the exercise of stock options and the vesting of other awards totaled $13 million in 2019.
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
TDS had reserved 12,475,000 Common Shares at December 31, 2019, for equity awards granted and to be granted under the TDS Long-Term Incentive Plans in effect. At December 31, 2019, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, performance share awards and deferred compensation stock unit awards.
TDS has also established a Non-Employee Directors’ compensation plan under which it has reserved 225,000 TDS Common Shares at December 31, 2019, for issuance as compensation to members of the Board of Directors who are not employees of TDS.
TDS uses treasury stock to satisfy requirements for shares issued pursuant to its various stock-based compensation plans.
Long-Term Incentive Plan – Stock Options
Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over periods up to three years from the date of grant. Stock options outstanding at December 31, 2019, expire between 2020 and 2029. However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of options equals the market value of TDS common stock on the date of grant.

TDS estimated the fair value of stock options granted in 2019, 2018 and 2017 using the Black-Scholes valuation model and the assumptions shown in the table below:

	2019	2018	2017
Expected life	6.2 years	6.3 years	6.4 years
Expected annual volatility rate	29.0%	28.6%	30.4%
Dividend yield	2.1%	2.5%	2.2%
Risk-free interest rate	2.4%	2.9%	2.0%
Estimated annual forfeiture rate	3.8%	3.3%	2.5%

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
A summary of TDS stock options (total and portion exercisable) and changes during 2019 is presented in the tables and narrative below.

Common Share Options	Number of Options	Weighted Average Exercise Prices	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2018	4,763,000	$26.57
(3,270,000 exercisable)		$26.12
Granted	208,000	$30.72
Exercised	(826,000)	$27.25
Forfeited	(54,000)	$27.70
Outstanding at December 31, 2019	4,091,000	$26.63	$4	5.0
(2,896,000 exercisable)		$26.32	$4	3.7

The weighted average grant date fair value per share of the TDS stock options granted in 2019, 2018 and 2017 was $7.70, $6.33 and $7.06, respectively. The aggregate intrinsic value of TDS stock options exercised in 2019, 2018 and 2017 was $7 million, $14 million and $1 million, respectively. The aggregate intrinsic value at December 31, 2019, presented in the table above represents the total pre-tax intrinsic value (the difference between TDS’ closing stock prices and the exercise price, multiplied by the number of in-the-money options) that would have been received by option holders had all options been exercised on December 31, 2019.
Long-Term Incentive Plans – Restricted Stock Units
TDS also grants restricted stock unit awards to key employees. Each outstanding restricted stock unit is convertible into one Common Share Award. The restricted stock unit awards currently outstanding were granted in 2017, 2018 and 2019 and will vest in 2020, 2021 and 2022, respectively.
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
A summary of TDS nonvested restricted stock units and changes during 2019 is presented in the table below:

Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2018	1,212,000	$25.73
Granted	425,000	$28.81
Vested	(355,000)	$27.87
Forfeited	(49,000)	$26.11
Nonvested at December 31, 2019	1,233,000	$26.16

The total fair values as of the respective vesting dates of restricted stock units vested during 2019, 2018 and 2017 were $11 million, $9 million and $9 million, respectively. The weighted average grant date fair value per share of the restricted stock units granted in 2019, 2018 and 2017 was $28.81, $23.87 and $25.97, respectively.
Long-Term Incentive Plans – Performance Share Units
Beginning in 2016, TDS granted performance share units to certain TDS executive officers, and beginning in 2019, to certain key TDS Corporate and TDS Telecom employees. Each recipient may be entitled to shares of TDS common stock equal to 0% to 200% of a communicated target award depending on the achievement of predetermined performance-based and market-based operating targets over three years. Performance-based operating targets for the TDS awards include Total Revenue and Return on Capital. Market-based operating targets are measured against TDS’ total shareholder return relative to a defined peer group. Performance-based operating targets for the TDS Telecom employees' awards include Total Revenue, Return on Capital and Adjusted EBITDA Margin Percent. Performance shares accumulate dividend equivalents, which are forfeitable if the performance metrics are not achieved. If the predetermined performance-based and market-based operating targets are met, the TDS units granted in 2017, 2018 and 2019 will vest in 2020, 2021 and 2022, respectively, and the TDS Telecom employees' units granted in 2019 will vest in 2022.
TDS estimates fair value of performance-based operating targets using TDS’ closing stock price on the date of grant. An estimate of the number of performance units expected to vest based upon achieving the performance-based operating targets is made and the fair value is expensed on a straight-line basis over the requisite service period. Each reporting period these estimates are reviewed and stock compensation expense is adjusted accordingly to reflect the new estimates of total units expected to vest. If any part of the performance share units do not vest as a result of the established performance-based operating targets not being achieved, the related stock compensation expense is reversed.
TDS estimates the market-based operating target’s fair value using an internally developed valuation model. This estimated fair value approximated TDS’ closing stock price at the date of grant for market-based share units granted in 2019, 2018 and 2017. This market-based operating target value determined at the date of grant is expensed on a straight-line basis over the requisite service period and the stock compensation expense is not adjusted during the performance period for the subsequent changes in the value of the market-based unit awards and will not be reversed even if the market-based operating target is not achieved.
A summary of TDS nonvested performance share units and changes during 2019 is presented in the table below:

Common Performance Share Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2018	350,000	$27.38
Granted	229,000	$30.72
Vested	(99,000)	$29.45
Change in units based on approved performance factors	6,000	$29.45
Forfeited	(7,000)	$30.33
Accumulated dividend equivalents	10,000	$28.26
Nonvested at December 31, 2019	489,000	$28.53

The total fair value of performance share units that vested during 2019 was $4 million. No performance share units vested during 2018 or 2017. The weighted average grant date fair value per share of the performance share units granted in 2019, 2018 and 2017 was $30.72, $25.70 and $27.79, respectively.
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
The total fair values of deferred compensation stock units that vested during 2019, 2018 and 2017 were less than $1 million in each respective year. The weighted average grant date fair value per share of the deferred compensation stock units granted in 2019, 2018 and 2017 was $31.05, $28.96 and $27.13, respectively. As of December 31, 2019, there were 96,000 vested but unissued deferred compensation stock units valued at $2 million.
Compensation of Non-Employee Directors
TDS issued 28,000, 32,000 and 27,000 Common Shares under its Non-Employee Director plan in 2019, 2018 and 2017, respectively.

Dividend Reinvestment Plans
TDS had reserved 464,000 Common Shares at December 31, 2019, for issuance under Automatic Dividend Reinvestment and Stock Purchase Plans and 183,000 Series A Common Shares for issuance under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enabled holders of TDS’ Common Shares to reinvest cash dividends in Common Shares and holders of Series A Common Shares to reinvest cash dividends in Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS’ Common Shares on the New York Stock Exchange for the ten trading days preceding the date on which the purchase is made. These plans are considered non-compensatory plans; therefore, no compensation expense is recognized for stock issued under these plans.
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
Under the U.S. Cellular Long-Term Incentive Plans, U.S. Cellular may grant fixed and performance based incentive and non-qualified stock options, restricted stock, restricted stock units, and deferred compensation stock unit awards to key employees. At December 31, 2019, the only types of awards outstanding are fixed non-qualified stock option awards, restricted stock unit awards, performance share awards and deferred compensation stock unit awards.
Under the Non-Employee Director compensation plan, U.S. Cellular may grant Common Shares to members of the Board of Directors who are not employees of U.S. Cellular or TDS.
At December 31, 2019, U.S. Cellular had reserved 12,867,000 Common Shares for equity awards granted and to be granted under the Long-Term Incentive Plans and 123,000 Common Shares for issuance under the Non-Employee Director compensation plan.
U.S. Cellular uses treasury stock to satisfy requirements for Common Shares issued pursuant to its various stock-based compensation plans.
Long-Term Incentive Plans – Stock Options
Stock options granted to key employees are exercisable over a specified period not in excess of ten years. Stock options generally vest over a period of three years from the date of grant. Stock options outstanding at December 31, 2019, expire between 2020 and 2026. However, vested stock options typically expire 30 days after the effective date of an employee’s termination of employment for reasons other than retirement. Employees who leave at the age of retirement have 90 days (or one year if they satisfy certain requirements) within which to exercise their vested stock options. The exercise price of options equals the market value of U.S. Cellular Common Shares on the date of grant.
U.S. Cellular did not grant stock option awards in 2019, 2018 or 2017.

A summary of U.S. Cellular stock options outstanding (total and portion exercisable) and changes during 2019 is presented in the table below:

Common Share Options	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2018	806,000	$43.10
(420,000 exercisable)		$42.39
Exercised	(339,000)	$44.27
Expired	(7,000)	$45.87
Outstanding at December 31, 2019	460,000	$42.20	$—	4.9
(460,000 exercisable)		$42.20	$—	4.9

The aggregate intrinsic value of U.S. Cellular stock options exercised in 2019, 2018 and 2017 was $3 million, $19 million and $1 million, respectively. The aggregate intrinsic value at December 31, 2019, presented in the table above represents the total pre-tax intrinsic value (the difference between U.S. Cellular’s closing stock price and the exercise price multiplied by the number of in-the-money options) that would have been received by option holders had all options been exercised on December 31, 2019.

Long-Term Incentive Plans – Restricted Stock Units
Restricted stock unit awards granted to key employees generally vest after three years. The restricted stock unit awards currently outstanding were granted in 2017, 2018 and 2019 and will vest in 2020, 2021 and 2022, respectively.
U.S. Cellular estimates the fair value of restricted stock units based on the closing market price of U.S. Cellular shares on the date of grant. The fair value is then recognized as compensation cost on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.
A summary of U.S. Cellular nonvested restricted stock units at December 31, 2019, and changes during the year then ended is presented in the table below:

Common Restricted Stock Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2018	1,569,000	$39.74
Granted	478,000	$46.81
Vested	(525,000)	$42.99
Forfeited	(61,000)	$39.38
Nonvested at December 31, 2019	1,461,000	$40.90

The total fair value of restricted stock units that vested during 2019, 2018 and 2017 was $25 million, $16 million and $11 million, respectively. The weighted average grant date fair value per share of the restricted stock units granted in 2019, 2018 and 2017 was $46.81, $38.19 and $38.04, respectively.
Long-Term Incentive Plans – Performance Share Units
Beginning in 2017, U.S. Cellular granted performance share units to key employees. The performance share units vest after three years. Each recipient may be entitled to shares of U.S. Cellular common stock equal to 50% to 200% of a communicated target award depending on the achievement of predetermined performance-based operating targets over the performance period, which is a one-year period beginning on January 1 in the year of grant to December 31 in the year of grant. The remaining time through the end of the vesting period is considered the “time-based period”. Performance-based operating targets include Simple Free Cash Flow, Consolidated Total Operating Revenues and Postpaid Handset Voluntary Defections. Subject to vesting during the time-based period, the performance share unit award agreement provides that in no event shall the award be less than 50% of the target opportunity as of the grant date. The performance share units currently outstanding were granted in 2017, 2018 and 2019 and will vest in 2020, 2021 and 2022, respectively.
U.S. Cellular estimates the fair value of performance share units using U.S. Cellular’s closing stock price on the date of grant. An estimate of the number of performance share units expected to vest based upon achieving the performance-based operating targets is made and the aggregate fair value is expensed on a straight-line basis over the requisite service period. Each reporting period, during the performance period, the estimate of the number of performance share units expected to vest is reviewed and stock compensation expense is adjusted as appropriate to reflect the revised estimate of the aggregate fair value of the performance share units expected to vest.
A summary of U.S. Cellular’s nonvested performance share units and changes during 2019 is presented in the table below:

Common Performance Share Units	Number	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2018	768,000	$37.78
Granted	323,000	$46.43
Vested	(5,000)	$37.92
Change in units based on approved performance factors	188,000	$38.81
Forfeited	(29,000)	$38.55
Nonvested at December 31, 2019	1,245,000	$40.16

The total fair value of performance share units that vested during 2019 was less than $1 million. No performance share units vested during 2018 or 2017. The weighted average grant date fair value per share of the performance share units granted in 2019, 2018 and 2017 was $46.43, $38.81 and $36.92, respectively.

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
The total fair value of deferred compensation stock units that vested during 2019, 2018 and 2017 was less than $1 million in each respective year. The weighted average grant date fair value per share of the deferred compensation stock units granted in 2018 and 2017 was $40.72 and $36.02, respectively. There were no deferred compensation stock units granted during 2019. As of December 31, 2019, there were 34,000 vested but unissued deferred compensation stock units valued at $1 million.
Compensation of Non-Employee Directors
U.S. Cellular issued 13,000, 18,000 and 15,000 Common Shares in 2019, 2018 and 2017, respectively, under its Non-Employee Director compensation plan.

Note 20 Business Segment Information
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
Financial data for TDS’ reportable segments for 2019, 2018 and 2017, is as follows. See Note 1 — Summary of Significant Accounting Policies and Recent Accounting Pronouncements for additional information.

		TDS Telecom
Year ended or as of December 31, 2019	U.S. Cellular	Wireline	Cable	TDS Telecom Total[1]	Corporate, Eliminations and Other	Total
(Dollars in millions)
Operating revenues
Service	$3,035	$682	$247	$928	$96	$4,059
Equipment and product sales	987	1	—	1	129	1,117
Total operating revenues	4,022	683	247	930	224	5,176
Cost of services (excluding Depreciation, amortization and accretion expense reported below)	756	263	105	368	78	1,202
Cost of equipment and products	1,028	1	—	1	106	1,135
Selling, general and administrative	1,406	199	62	260	51	1,717
Depreciation, amortization and accretion	702	132	68	200	30	932
(Gain) loss on asset disposals, net	19	(8)	1	(7)	—	12
(Gain) loss on sale of business and other exit costs, net	(1)	—	—	—	—	(1)
Operating income (loss)	112	96	11	107	(40)	179
Equity in earnings of unconsolidated entities	166	—	—	—	2	168
Interest and dividend income	17	10	2	12	—	29
Interest expense	(110)	3	—	3	(58)	(165)
Income (loss) before income taxes	185	110	13	122	(96)	211
Income tax expense (benefit)[2]	52			30	(18)	64
Net income	133			92	(78)	147
Add back:
Depreciation, amortization and accretion	702	132	68	200	30	932
(Gain) loss on asset disposals, net	19	(8)	1	(7)	—	12
(Gain) loss on sale of business and other exit costs, net	(1)	—	—	—	—	(1)
Interest expense	110	(3)	—	(3)	58	165
Income tax expense (benefit)[2]	52			30	(18)	64
Adjusted EBITDA[3]	$1,015	$231	$82	$313	$(9)	$1,319

Investments in unconsolidated entities	$447	$4	$—	$4	$37	$488
Total assets[4]	$8,164	$1,471	$734	$2,196	$421	$10,781
Capital expenditures	$710	$243	$73	$316	$6	$1,032

		TDS Telecom
Year ended or as of December 31, 2018[5]	U.S. Cellular	Wireline	Cable	TDS Telecom Total[1]	Corporate, Eliminations and Other	Total
(Dollars in millions)
Operating revenues
Service	$2,978	$697	$230	$925	$96	$3,999
Equipment and product sales	989	2	—	2	119	1,110
Total operating revenues	3,967	699	230	927	215	5,109
Cost of services (excluding Depreciation, amortization and accretion expense reported below)	758	266	104	369	79	1,206
Cost of equipment and products	1,031	1	—	1	98	1,130
Selling, general and administrative	1,388	197	57	254	52	1,694
Depreciation, amortization and accretion	640	142	69	212	31	883
(Gain) loss on asset disposals, net	10	(3)	1	(2)	1	9
(Gain) loss on license sales and exchanges, net	(18)	—	—	—	—	(18)
Operating income (loss)	158	95	(2)	93	(46)	205
Equity in earnings of unconsolidated entities	159	—	—	—	1	160
Interest and dividend income	15	7	1	8	3	26
Interest expense	(116)	2	—	2	(58)	(172)
Other, net	(1)	3	—	2	1	2
Income (loss) before income taxes	215	106	(1)	105	(99)	221
Income tax expense (benefit)[2]	51			16	(21)	46
Net income (loss)	164			89	(78)	175
Add back:
Depreciation, amortization and accretion	640	142	69	212	31	883
(Gain) loss on asset disposals, net	10	(3)	1	(2)	1	9
(Gain) loss on license sales and exchanges, net	(18)	—	—	—	—	(18)
Interest expense	116	(2)	—	(2)	58	172
Income tax expense (benefit)[2]	51			16	(21)	46
Adjusted EBITDA[3]	$963	$243	$70	$313	$(9)	$1,267

Investments in unconsolidated entities	$441	$4	$—	$4	$35	$480
Total assets	$7,274	$1,304	$639	$1,934	$575	$9,783
Capital expenditures	$515	$176	$56	$232	$20	$767

		TDS Telecom
Year ended or as of December 31, 2017	U.S. Cellular	Wireline	Cable	TDS Telecom Total[1]	Corporate, Eliminations and Other	Total
(Dollars in millions)
Operating revenues
Service	$2,978	$713	$206	$917	$84	$3,979
Equipment and product sales	912	1	—	1	152	1,065
Total operating revenues	3,890	714	206	919	235	5,044
Cost of services (excluding Depreciation, amortization and accretion expense reported below)	732	258	98	355	77	1,164
Cost of equipment and products	1,071	2	—	2	122	1,195
Selling, general and administrative[6]	1,412	194	54	248	29	1,689
Depreciation, amortization and accretion	615	151	44	195	34	844
Loss on impairment of goodwill[7]	370	—	—	—	(108)	262
(Gain) loss on asset disposals, net	17	1	2	3	1	21
(Gain) loss on sale of business and other exit costs, net	(1)	—	—	—	—	(1)
(Gain) loss on license sales and exchanges, net	(22)	—	—	—	—	(22)
Operating income (loss)	(304)	108	8	116	80	(108)
Equity in earnings of unconsolidated entities	137	—	—	—	—	137
Interest and dividend income	8	5	—	5	2	15
Interest expense	(113)	—	—	—	(57)	(170)
Other, net[6]	—	3	—	3	1	4
Income (loss) before income taxes	(272)	117	8	125	25	(122)
Income tax expense (benefit)[2]	(287)			(13)	21	(279)
Net income (loss)	15			138	4	157
Add back:
Depreciation, amortization and accretion	615	151	44	195	34	844
Loss on impairment of goodwill[7]	370	—	—	—	(108)	262
(Gain) loss on asset disposals, net	17	1	2	3	1	21
(Gain) loss on sale of business and other exit costs, net	(1)	—	—	—	—	(1)
(Gain) loss on license sales and exchanges, net	(22)	—	—	—	—	(22)
Interest expense	113	—	—	—	57	170
Income tax expense (benefit)[2]	(287)			(13)	21	(279)
Adjusted EBITDA[3]	$820	$269	$54	$323	$9	$1,152

Investments in unconsolidated entities	$415	$4	$—	$4	$34	$453
Total assets	$6,841	$1,260	$644	$1,897	$557	$9,295
Capital expenditures	$469	$146	$55	$201	$24	$694
Numbers may not foot due to rounding.

[1]	TDS Telecom Total includes eliminations between the Wireline and Cable segments.

[2]	Income tax expense (benefit) is not provided at the individual segment level for Wireline and Cable. TDS calculates income tax expense for “TDS Telecom Total”.

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

[4]
As of January 1, 2019, U.S. Cellular adopted ASC 842 using a modified retrospective method. Under this method, the new accounting standard is applied only to the most recent period presented. As a result, 2019 includes the impacts of ASC 842, but prior periods remain as previously reported. See Note 11 — Leases for additional information.

[5]
As of January 1, 2018, TDS adopted the new revenue recognition accounting standard, ASC 606, using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. As a result, 2018 amounts include the impacts of ASC 606, but prior periods remain as previously reported.

[6]
ASU 2017-07, regarding net periodic pension cost and net periodic postretirement benefit cost was adopted as of January 1, 2018, and applied retrospectively. All prior year numbers have been recast to conform to this standard.

[7]
During 2017, U.S. Cellular recorded a goodwill impairment of $370 million while TDS recorded a goodwill impairment of the U.S. Cellular reporting unit of $227 million. Prior to 2009, TDS accounted for U.S. Cellular's share repurchases as step acquisitions, allocating a portion of the share repurchase value to TDS' Goodwill. Further, goodwill of the U.S. Cellular reporting unit was impaired at the TDS level in 2003 but not at U.S. Cellular. Consequently, U.S. Cellular's goodwill on a stand-alone basis and any resulting impairments of goodwill does not equal the TDS consolidated goodwill related to U.S. Cellular. The TDS adjustment of $143 million is included in "Corporate, Eliminations and Other." During 2017, TDS also recorded a goodwill impairment of $35 million related to its HMS operations included in "Corporate, Eliminations and Other." For further information on the goodwill impairment see Note 8 — Intangible Assets.

Note 21 Supplemental Cash Flow Disclosures
Following are supplemental cash flow disclosures regarding interest paid and income taxes paid.

Year Ended December 31,	2019	2018	2017
(Dollars in millions)
Interest paid	$162	$168	$167
Income taxes paid, net of refunds received	44	40	56

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

TDS:
Year Ended December 31,	2019	2018	2017
(Dollars in millions)
Common Shares withheld	814,000	676,000	121,000

Aggregate value of Common Shares withheld	$29	$21	$3

Cash receipts upon exercise of stock options	2	48	7
Cash disbursements for payment of taxes	(8)	(6)	(3)
Net cash receipts (disbursements) from exercise of stock options and vesting of other stock awards	$(6)	$42	$4

U.S. Cellular:
Year Ended December 31,	2019	2018	2017
(Dollars in millions)
Common Shares withheld	452,000	1,550,000	145,000

Aggregate value of Common Shares withheld	$23	$73	$6

Cash receipts upon exercise of stock options	1	29	5
Cash disbursements for payment of taxes	(10)	(11)	(4)
Net cash receipts (disbursements) from exercise of stock options and vesting of other stock awards	$(9)	$18	$1

Note 22 Certain Relationships and Related Transactions
The following persons are partners of Sidley Austin LLP, the principal law firm of TDS and its subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive Chairman of the Board and member of the Board of Directors of TDS and a director of U.S. Cellular, a subsidiary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of TDS and U.S. Cellular and certain other subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to TDS or its subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal costs from Sidley Austin LLP of $10 million, $10 million and $11 million in 2019, 2018 and 2017, respectively.
The Audit Committee of the Board of Directors of TDS is responsible for the review and evaluation of all related-party transactions as such term is defined by the rules of the New York Stock Exchange.

Note 23 Subsequent Events
On January 6, 2020, TDS entered into an unsecured $200 million senior term loan credit agreement. As of February 25, 2020, no borrowings have been made under the agreement. The term loan may be drawn in one or more advances by the one-year anniversary of the date of the agreement; amounts not drawn by that time will cease to be available. The maturity date of the term loan is January 6, 2027 and would accelerate in the event of a change in control.
The term loan is available for general corporate purposes, including working capital and capital expenditures. The continued availability of the term loan facility requires TDS to comply with certain negative and affirmative covenants, maintain certain financial ratios and make representations regarding certain matters at the time of each borrowing.

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

/s/ LeRoy T. Carlson, Jr.	/s/ Peter L. Sereda
LeRoy T. Carlson, Jr.	Peter L. Sereda
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
(principal executive officer)	(principal financial officer)

/s/ Anita J. Kroll
Anita J. Kroll
Vice President - Controller and Chief Accounting Officer
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
Under the supervision and with the participation of TDS’ management, including its principal executive officer and principal financial officer, TDS conducted an evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2019, based on the criteria established in the 2013 version of Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management has concluded that TDS maintained effective internal control over financial reporting as of December 31, 2019, based on criteria established in the 2013 version of Internal Control — Integrated Framework issued by the COSO.
The effectiveness of TDS’ internal control over financial reporting as of December 31, 2019, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in the firm’s report included herein.

/s/ LeRoy T. Carlson, Jr.	/s/ Peter L. Sereda
LeRoy T. Carlson, Jr.	Peter L. Sereda
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
(principal executive officer)	(principal financial officer)

/s/ Anita J. Kroll
Anita J. Kroll
Vice President - Controller and Chief Accounting Officer
(principal accounting officer)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Telephone and Data Systems, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheet of Telephone and Data Systems, Inc. and its subsidiaries (“the Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
We did not audit the financial statements of Los Angeles SMSA Limited Partnership, a 5.5% equity investment of the Company, which is reflected in the consolidated financial statements of the Company as an equity method investment of $265,200,000 and $262,100,000 as of December 31, 2019 and 2018, respectively, and income from equity investments of $77,800,000, $76,900,000 and $66,200,000 for each of the three years in the period ended December 31, 2019.  The financial statements of Los Angeles SMSA Limited Partnership were audited by other auditors whose report thereon has been furnished to us, and our opinion on the financial statements expressed herein, insofar as it relates to the amounts included for Los Angeles SMSA Limited Partnership, is based solely on the report of the other auditors.
Changes in Accounting Principles
As discussed in Notes 11 and 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019 and the manner in which it accounts for revenue from contracts with customers in 2018.
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
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Intangible Asset Impairment Assessment - U.S. Cellular Licenses
As described in Notes 1 and 8 to the consolidated financial statements, the Company’s consolidated licenses balance was $2,480 million as of December 31, 2019, of which $2,475 million relates to the U.S. Cellular licenses. Management performs its annual impairment assessment of licenses as of November 1 of each year or more frequently if there are events or circumstances that cause management to believe it is more likely than not that the carrying value of licenses exceeds fair value. For purposes of its impairment testing of licenses, management separated its FCC licenses into eight units of accounting, which consisted of one unit of accounting for developed operating market wireless spectrum licenses (built wireless spectrum licenses) and seven geographic non-operating market wireless spectrum licenses (unbuilt wireless spectrum licenses). As disclosed by management, a market approach was used to estimate the fair value of each pool of wireless spectrum licenses. The key assumption utilized in estimating the fair value of each pool of wireless spectrum licenses was the pricing multiples, which are units of value expressed in relation to the bandwidth and population covered by a wireless spectrum license.
The principal considerations for our determination that performing procedures relating to the intangible asset impairment assessment for the U.S. Cellular licenses is a critical audit matter are there was significant judgment by management when developing the estimate of fair value for each pool of licenses. This in turn led to a high degree of auditor judgment, effort and subjectivity in performing procedures and evaluating audit evidence related to management’s significant assumption relating to the pricing multiples for the wireless spectrum license portfolio used in the fair value estimate. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s annual intangible asset impairment assessment, including controls over the valuation of the Company’s pool of licenses. These procedures also included, among others, testing management’s process for developing the fair value estimate, evaluating the appropriateness of the market approach, testing the completeness, accuracy, and relevance of underlying data used in the market approach and evaluating the significant assumption used by management relating to the pricing multiples for the wireless spectrum license portfolio. Evaluating management’s assumption related to the pricing multiples involved evaluating whether the assumption used by management was reasonable by considering (i) the current and past performance of each pool of licenses, (ii) consistency with external market and industry data, and (iii) whether the assumption was consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s market approach.
Goodwill Impairment Assessment - TDS Telecom (Wireline and Cable Reporting Units)
As described in Notes 1 and 8 to the consolidated financial statements, the Company’s consolidated goodwill balance was $547 million as of December 31, 2019, of which $409 million relates to the Wireline reporting unit and $138 million to the Cable reporting unit. Management performs its annual impairment assessment as of November 1 of each year or more frequently if there are events or circumstances that cause management to believe it is more likely than not that the carrying value of individual reporting units exceeds their respective fair values. Goodwill impairment loss will be measured as the amount by which a reporting unit’s carrying amount exceeds its fair value. As disclosed by management, the discounted cash flow approach and guideline public company method was used to value the Wireline and Cable reporting units for the annual impairment tests. The discounted cash flow approach uses various inputs and considers current economic factors as well as risks specific to the industry and the reporting unit. The significant assumptions made by management in this process were the revenue growth rates, the terminal revenue growth rates and the discount rates. The guideline public company method develops an indication of fair value by calculating average market pricing multiples for selected publicly-traded companies. The developed multiples were applied by management to applicable financial measures of the respective reporting unit to determine fair value. The discounted cash flow approach and guideline public company method were weighted to arrive at the total fair value used for impairment testing.
The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the Wireline and Cable reporting units is a critical audit matter are there was significant judgment by management when developing the fair value of the reporting units. This in turn led to a high degree of auditor judgment, effort and subjectivity in performing procedures and evaluating audit evidence related to management’s cash flow projections and significant assumptions, including the revenue growth rates, terminal growth rates and discount rates. In addition, the audit effort involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s annual goodwill impairment assessment, including controls over the valuation of the Company’s reporting units. These procedures also included, among others, testing management’s process for developing the fair value estimates, evaluating the appropriateness of the discounted cash flow model, testing the completeness, accuracy, and relevance of underlying data used in the model, and evaluating the significant assumptions used by management, including the revenue growth rates, terminal growth rates and discount rates. Evaluating the significant assumption related to the revenue growth rates involved evaluating whether the assumption used was reasonable by considering (i) the current and past performance of the reporting units, (ii) consistency with external market and industry data, and (iii) whether the assumption was consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the discounted cash flow model and certain significant assumptions, including the discount rates and terminal growth rates.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 25, 2020

We have served as the Company’s auditor since 2002.

Telephone and Data Systems, Inc.
Selected Consolidated Financial Data

Year Ended or at December 31,	2019[1]	2018[2,3]	2017	2016	2015
(Dollars and shares in millions, except per share amounts)
Statement of Operations data
Operating revenues	$5,176	$5,109	$5,044	$5,155	$5,210
Loss on impairment of goodwill	—	—	262	—	—
(Gain) loss on sale of business and other exit costs, net	(1)	—	(1)	(1)	(136)
(Gain) loss on license sales and exchanges, net	—	(18)	(22)	(20)	(147)
Operating income (loss)	179	205	(108)	108	427
Income tax expense (benefit)	64	46	(279)	40	172
Net income	147	175	157	52	263
Net income attributable to noncontrolling interests, net of tax	26	40	4	9	44
Net income attributable to TDS shareholders	121	135	153	43	219
Net income attributable to TDS common shareholders	$121	$135	$153	$43	$218
Basic earnings per share attributable to TDS shareholders	$1.06	$1.20	$1.39	$0.39	$2.02
Diluted earnings per share attributable to TDS shareholders	$1.03	$1.17	$1.37	$0.39	$1.98
Dividends per Common and Series A Common Share	$0.66	$0.64	$0.62	$0.59	$0.56

Balance Sheet data
Total assets	$10,781	$9,783	$9,295	$9,446	$9,422
Net long-term debt, excluding current portion	2,316	2,418	2,437	2,433	2,440
Total TDS shareholders’ equity	$4,653	$4,560	$4,269	$4,144	$4,126

[1]
As of January 1, 2019, TDS adopted ASC 842 using a modified retrospective method. Under this method, the new accounting standard is applied only to the most recent period presented. As a result, the period after this adoption date includes the impacts of ASC 842, but prior periods remain as previously reported. See Note 11 — Leases for additional information.

[2]
As of January 1, 2018, TDS adopted the new revenue recognition accounting standard, ASC 606, using a modified retrospective approach. Under this method, the new accounting standard is applied only to the most recent period presented. As a result, periods after this adoption date include the impacts of ASC 606, but prior periods remain as previously reported.

[3]
ASU 2017-07, regarding net periodic pension cost and net periodic postretirement benefit cost was adopted as of January 1, 2018, and applied retrospectively. All prior year numbers have been recast to conform to this standard.

Telephone and Data Systems, Inc.
Consolidated Quarterly Information (Unaudited)

	Quarter Ended
2019	March 31	June 30	September 30	December 31
(Dollars in millions, except per share amounts)
Operating revenues	$1,257	$1,261	$1,321	$1,336
(Gain) loss on asset disposals, net	(5)	5	6	6
(Gain) loss on sale of business and other exit costs, net	(2)	—	—	—
(Gain) loss on license sales and exchanges, net	(2)	—	2	—
Operating income	94	48	29	8
Income tax expense (benefit)	34	16	15	(1)
Net income	70	39	23	15
Net income attributable to TDS shareholders	$59	$33	$18	$12
Basic earnings per share attributable to TDS shareholders	$0.52	$0.29	$0.15	$0.10
Diluted earnings per share attributable to TDS shareholders	$0.50	$0.28	$0.15	$0.10

	Quarter Ended
2018	March 31	June 30	September 30	December 31
(Dollars in millions, except per share amounts)
Operating revenues	$1,225	$1,255	$1,297	$1,332
(Gain) loss on asset disposals, net	2	2	—	5
(Gain) loss on license sales and exchanges, net	(7)	(11)	—	—
Operating income	80	61	51	13
Income tax expense (benefit)	24	21	5	(2)
Net income	57	44	53	20
Net income attributable to TDS shareholders	$39	$33	$46	$16
Basic earnings per share attributable to TDS shareholders	$0.35	$0.30	$0.41	$0.14
Diluted earnings per share attributable to TDS shareholders	$0.34	$0.29	$0.41	$0.14
Due to rounding, the sum of quarterly results may not equal the total for the year.

Telephone and Data Systems, Inc.
Shareholder Information

Stock and Dividend Information
TDS' Common Shares are listed on the New York Stock Exchange under the symbol “TDS.” As of January 31, 2020, the last trading day of the month, TDS Common Shares were held by 1,610 record owners, and the Series A Common Shares were held by 67 record owners.
TDS has paid cash dividends on its common stock since 1974, and paid dividends of $0.66 per Common and Series A Common Share during 2019. During 2018, TDS paid dividends of $0.64 per Common and Series A Common Share.
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

Note: Cumulative total return assumes reinvestment of dividends.

	2014	2015	2016	2017	2018	2019
Telephone and Data Systems Common Shares (NYSE: TDS)	$100	$104.68	$119.27	$117.62	$140.65	$112.55
S&P 500 Index	100	101.38	113.51	138.29	132.23	173.86
Dow Jones U.S. Telecommunications Index	100	103.52	128.32	127.96	119.35	152.63
The comparison above assumes $100.00 invested at the close of trading on the last trading day preceding the first day of 2014, in TDS Common Shares, S&P 500 Index and the Dow Jones U.S. Telecommunications Index.
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
General inquiries by investors, securities analysts and other members of the investment community should be directed to:
Jane W. McCahon, Senior Vice President — Corporate Relations and Corporate Secretary
Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, IL 60602
312.592.5379
jane.mccahon@tdsinc.com
Directors and executive officers
See “Election of Directors” and “Executive Officers” sections of the Proxy Statement issued in 2020 for the 2020 Annual Meeting.

Principal counsel
Sidley Austin LLP, Chicago, Illinois

Transfer agent
Computershare Trust Company, N.A.
462 South 4th Street, Suite 1600
Louisville, KY 40202
877.337.1575

Independent registered public accounting firm
PricewaterhouseCoopers LLP

Visit TDS' web site at www.tdsinc.com